Form 10-K, Exhibit 13
period 1993-12-31
NORTHERN TRUST CORP
filed 1994-03-15
CIK 73124

Management's Discussion and Analysis of Financial Condition and Results of Operations

Northern Trust Corporation is a bank holding company organized in 1971 to acquire all of the outstanding stock of The Northern Trust Company (Bank), an Illinois banking corporation located in the Chicago financial district. Northern Trust Corporation also owns three other banks in the Chicago metropolitan area, a bank each in Florida, Arizona, California and Texas, and various other nonbank subsidiaries, including a securities brokerage firm and a futures commission merchant. Although the operations of other subsidiaries will be of increasing significance, the Corporation expects that the Bank will continue to be the major source of the Corporation's assets, revenues and net income in the foreseeable future.
  All references to the Corporation refer to Northern Trust Corporation and its subsidiaries on a consolidated basis unless indicated otherwise.
  The following discussion is presented here in order to provide an understanding of the financial statements and other statistical data presented in this report.

Results of Operations
Net income for 1993 totaled a record $167.9 million, a 12% increase from the $149.5 million earned in 1992 which in turn was 17% greater than the $127.4 million earned in 1991.
  On a fully diluted basis, net income per common share was also up 12% to $2.95 in 1993. This compares with net income per common share of $2.64 in 1992 and $2.27 for 1991.
  The record 1993 net income performance produced a return on average common stockholders' equity of 17.9% compared with 18.7% in 1992 and 19.0% in 1991.
  The return on average assets was 1.07% in 1993 compared with 1.11% in 1992 and 1.05% in 1991.
  The productivity ratio, defined as noninterest income plus net interest income on a taxable equivalent basis before the provision for credit losses, divided by noninterest expenses, remained unchanged at 146% in 1993, 1992 and 1991.
  1993 marks the sixth consecutive year of record earnings. Trust fees reached a new high surpassing the $400 million mark for the first time, while trust assets under administration once again reflected good growth and reached $477 billion at December 31, 1993, up 16% from 1992. Record net interest income, strong foreign exchange trading profits and a lower provision for credit losses also contributed to the year's performance. This revenue growth combined with controlled increases in noninterest expenses resulted in record profits.
  The Corporation's planning process continues to emphasize quality, productivity, effective resource allocation and reduction or elimination of marginal nonstrategic activities. With these objectives in mind, expense growth and capital expenditures are closely monitored to ensure that the Corporation's short- and long-term business strategies are effectively supported.
  Primarily through the retention of earnings, total stockholders' equity grew to $1.2 billion versus $1.0 billion at December 31, 1992 and $820.7 million at December 31, 1991.
  The Board of Directors increased the quarterly dividend per common share 18.9% in November 1993, to $.22 from $.185, for a new annual rate of $.88. This is the seventh consecutive year in which the dividend rate has been increased, and reflects the Corporation's policy of increasing the dividend rate with increased profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet.
summary of selected financial data

( In Millions Except per
Share Amounts )             1993         1992         1991      1990      1989         1988
- ------------------------------------------------------------------------------------------------
Net Interest Income       $   329.3    $   311.2    $   281.9 $   249.3 $   237.4    $  232.3
Provision for Credit
 Losses                        19.5         29.5         31.0      14.0      16.0        20.0
Noninterest Income            552.4        509.4        412.8     369.3     332.1       308.4
Noninterest Expenses          628.2        584.6        500.1     464.9     428.6       389.3
Provision for Income
 Taxes                         66.1         57.0         36.2      24.3      11.7        22.1
- ------------------------------------------------------------------------------------------------
net income                $   167.9    $   149.5    $   127.4 $   115.4 $   113.2    $  109.3
- ------------------------------------------------------------------------------------------------
Net Income Applicable to
 Common Stock             $   161.6    $   142.7    $   121.4 $   109.2 $   105.8    $  102.1
- ------------------------------------------------------------------------------------------------
per common share
Net Income - Primary      $    2.96    $    2.64    $    2.29 $    2.06 $    2.08    $   2.21
- - Fully Diluted                2.95         2.64         2.27      2.05      2.01        2.13
Dividends Declared            0.77 1/2     0.66 1/2      0.58      0.52     0.43 2/3    0.35 1/3
- ------------------------------------------------------------------------------------------------
Average Total Assets      $15,700.2    $13,418.0    $12,182.5 $11,682.1 $10,521.9    $9,133.0
Senior Medium-Term Notes
 at Year-End                  817.0        312.0          2.0        --        --          --
Notes Payable at Year-
 End                          326.8        233.2        264.1     171.6     240.8       175.0
- ------------------------------------------------------------------------------------------------

24 northern trust corporation
noninterest income. The success of the Corporation's strategy of maintaining a diverse revenue base is evidenced by the fact that noninterest income represents 60% of its total taxable equivalent revenue. Noninterest income totaled $552.4 million in 1993, $509.4 million in 1992 and $412.8 million in 1991.
  trust fees. Trust fees, representing 73% of total noninterest income and 44% of total taxable equivalent revenue in 1993, increased 10% to $404.8 million from $368.4 million in 1992 which was up 22% from $303.1 million in 1991. Trust fees have increased at a compound growth rate of 14% for the last five years. The January 1992 acquisition of trust assets from Trust Services of America, Inc. (TSA) increased 1992 trust fees by approximately $20.5 million. Excluding the effect of the acquisition, 1992 trust fees increased 15% over 1991.
  Fees are based on the market value of assets administered, portfolio purchases and sales, income collection transactions and other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, the Corporation receives a smaller percentage of the increasing value as fee income. Therefore, market value or other incremental changes in a portfolio's size do not necessarily have a proportionate impact on the level of trust fees. In addition to fees, certain trust-related activities result in deposits, primarily interest-bearing, which are maintained with the Corporation's bank subsidiaries and foreign branches. These deposits averaged $2.8 billion in 1993 and $2.1 billion in 1992.
  The Corporation's trust business encompasses Master Trust/Master Custody and investment management services for corporate and institutional asset pools as well as a complete range of estate planning, fiduciary, and asset management services for individuals. Fees from these highly focused services are fairly evenly distributed between the Corporation's two trust business units, Corporate Financial Services (CFS) and Personal Financial Services (PFS). A discussion of the activities of each of these business units follows.
  Corporate Financial Services. At December 31, 1993 trust assets under administration for CFS totaled $426.5 billion, an increase of 17% from $364.9 billion a year ago. Trust fees for CFS increased 12% in 1993 to $195.0 million from $173.8 million in 1992 which was up 14% from $152.7 million in 1991. This increase, principally in Master Trust/Master Custody services, primarily reflects growth in business from new and existing clients.
  The Corporation continues to be a leading provider of Master Trust/Master Custody services in various market segments. These market segments are principally large U.S. corporate, public funds, taxable and international asset pools. The major products offered include custody, investment manage- ment and information delivery services. CFS also includes a correspondent trust market segment which provides custody, systems and investment services to smaller bank trust departments.
  Assets under administration in the large U.S. corporate market segment totaled $179.6 billion at December 31, 1993 compared with $154.7 billion a year ago. The majority of these assets are held by defined benefit plans. Although there is a growing trend by corporations toward establishing defined contribution plans, defined benefit plans continue to represent a significant portion of U.S. pension assets.
  Much of the new growth in retirement assets is expected to be from defined contribution plans of U.S. corporations. The Corporation believes that it is positioned to benefit from this trend given its long-term relationships with corporate sponsors and its family of institutional mutual funds. To broaden the services provided and to more effectively address the needs of the defined contribution market, the Corporation signed a definitive agreement in December 1993 to acquire Hazlehurst & Associates, Inc., a privately-held retirement benefit plan services company for $22.5 million in Northern Trust common stock. The company is based in Atlanta, Georgia, with an office in Seattle. Hazlehurst's well established capabilities in retirement plan design, participant record keeping, actuarial and consulting services will complement the Corporation's custody, fiduciary and investment management capabilities in this strategically important market. The agreement is subject to the approval of Hazlehurst shareholders and to regulatory approval and is expected to close in the second quarter of 1994.

consolidated trust assets under administration

                                                                                             Percent  Five-Year
                                                        December 31                          Change   Compound
                                ----------------------------------------------------------- ---------  Growth
                                                                                                        Rate
( Amounts in Billions )           1993      1992      1991      1990      1989      1988     1993/92
- ---------------------------------------------------------------------------------------------------------------
Corporate                        $ 46.6    $ 41.7    $ 36.0    $ 38.7*   $ 27.0    $ 17.6      12%       21%
Personal                           30.5      27.9      22.7      19.2      18.2      15.4       9        15
- ---------------------------------------------------------------------------------------------------------------
total managed trust assets       $ 77.1    $ 69.6    $ 58.7    $ 57.9    $ 45.2    $ 33.0      11%       19%
- ---------------------------------------------------------------------------------------------------------------
Corporate                        $379.9    $323.2    $287.8*   $206.1    $194.0    $139.4      18%       22%
Personal                           19.5      18.9      14.8      12.7      11.9      10.4       3        13
- ---------------------------------------------------------------------------------------------------------------
total non-managed trust assets   $399.4    $342.1    $302.6    $218.8    $205.9    $149.8      17%       22%
- ---------------------------------------------------------------------------------------------------------------
total trust assets under
 administration                  $476.5    $411.7    $361.3    $276.7    $251.1    $182.8      16%       21%
- ---------------------------------------------------------------------------------------------------------------

 * Includes a temporary placement of $7.5 billion of managed assets over year-end 1990; converted to non-managed in 1991.

                                                   northern trust corporation 25

Management's Discussion and Analysis of Financial
Condition and Results of Operations ( continued )

  Growth in the public funds market segment has been driven by increased funding of plans by state and local public entities and the use of specialized service providers as reporting requirements and investment strategies have become more complex. Although this market segment tends to be the most price sensitive, the Corporation's investments in technology have allowed it to compete effectively on the basis of both cost and quality of service to the client. At December 31, 1993, $77.3 billion of assets were under administration, an increase of 24% from $62.1 billion at December 31, 1992.
  The taxable market segment, which includes insurance companies, foundations and endowments, provides attractive growth opportunities for the Corporation's trust and banking services. The insurance industry continues to consolidate its relationships with providers who can meet their full range of banking and custody needs. The Corporation seeks to maintain an array of products and services, a strong capital position, and systems capabilities that position it to increase its share of this market. The Corporation is a leading provider of custody services to foundations and endowments. Five of the largest ten foundations are clients as are many of the largest endowment funds in the country. Assets under administration at December 31, 1993 increased 15% to $80.2 billion from $70.0 billion at December 31, 1992.
  The international market segment, which handles the custody needs of clients domiciled outside of the U.S., has had the highest rate of growth for the last two years when measured in terms of assets under administration. At December 31, 1993 assets under administration totaled $31.9 billion, up 37% from $23.3 billion at year-end 1992, which in turn was up 25% over the previous year-end. The Corporation maintains the required systems capabilities and sub-custodial network necessary to capitalize on the growth opportunities presented by the development of worldwide financial markets. The Corporation has consistently been recognized as one of the industry's highest quality providers in this area. In four of the last six annual worldwide surveys of investment managers on global custodial performance by Global Investor Magazine, the Corporation has been ranked first among approximately 15 firms that were rated each year.
  Servicing the correspondent trust market segment is an important element of the Corporation's trust strategy. As technology has become more sophisticated and banks are forced to become more cost conscious, the Corporation has been able to leverage its investment in technology by making its trust processing services available to smaller banks. Assets under administration in this area at December 31, 1993 and 1992 totaled $36.1 billion and $35.1 billion, respectively.
  Cash that has been deposited by investment firms as collateral for securities they have borrowed from the Corporation's clients under the securities lending program is also managed by the Corporation and included in trust assets. This collateral totaled $21.4 billion and $19.7 billion at December 31, 1993 and 1992, respectively. Revenues generated from security lending activities are included in CFS related trust fees.
  With respect to basic custody services, price competition has become more intense in certain segments of the Corporation's corporate trust business. The Corporation believes that it is positioned to withstand these pressures because of its focus on providing unrivaled quality service, economy of scale, its approach to developing deeper client relationships and commitment to technological innovation.
  Personal Financial Services. At December 31, 1993 trust assets under administration for Personal Financial Services totaled $50.0 billion, an increase of 7% from $46.8 billion at December 31, 1992. With significant growth in fiduciary and asset management services, trust fees for PFS increased 8% to $209.8 million from $194.6 million in 1992. The 1993 performance reflects strong new business results and higher stock and bond market levels. In 1992 trust fees were up 29% from $150.4 million in 1991. This increase reflects the impact of business growth, the effect of the acquisition of trust assets from TSA and a fee increase in the second half of 1991.
  The Corporation has positioned itself in states having significant concentrations of wealth and growth potential. The Corporation currently has domestic offices in 42 locations in Illinois, Florida, California, Arizona and Texas. With an established presence in these growing markets, the Corporation believes that it has the potential to continue to grow personal trust fees.
  Personal trust fees in Illinois increased 5% to $109.8 million from $105.0 million in 1992 which was up 14% from $92.5 million in 1991. The 1993 fee growth reflects the growing contribution of the Wealth Management Group which provides very wealthy families with highly sophisticated security custody and reporting, asset management and banking services on a nationwide basis. The growth in 1992 fees reflects new business and the effect of a fee increase in the second half of 1991. The Corporation has the leading market share in the Chicago area personal trust market with $31.6 billion of assets under administration at December 31, 1993 compared with $29.1 billion a year ago. Over the years clients have been attracted by both the quality of trust services and the profile of financial strength and stability which the Corporation has consistently achieved. This reputation combined with credit ratings that are top tier has allowed the Corporation to enhance the growth of its personal trust business. The Corporation expects that the Chicago market will continue to be a significant contributor to personal trust revenues.
  The Corporation's personal trust business in Florida continues to be a significant contributor to the growth in personal trust fees. Trust fees for 1993 totaled $52.2 million, up 14% from $46.0 million in 1992 which was up 17% from $39.3 million in 1991. Trust assets under administration were $10.1 billion at December 31, 1993, an increase of 7% from $9.4 billion at year-end 1992. The five year compound growth rate for trust fees and trust assets has been 17% and 14%,

26 northern trust corporation
respectively. With new offices in Fort Myers, St. Petersburg and North Miami, the Corporation now has 15 offices in the South and Central Florida markets. The Corporation believes that there remains significant opportunity for growth in the Florida markets that the Corporation currently serves.
  In December 1993, the Corporation entered into a definitive agreement to acquire Beach One Financial Services, Inc., parent company of The Beach Bank of Vero Beach, Florida, for $56.2 million in Northern Trust common stock. Beach Bank is the largest independent bank and manager of personal trust assets in Indian River County. The agreement is expected to close in the third quarter of 1994 subject to the approval of Beach One shareholders and to regulatory approvals.
  Northern Trust Bank of California N.A. was established in 1988 as a de novo trust subsidiary to reach the California trust market, and in 1991 added banking powers through an acquisition. The 1992 acquisition of $4 billion of trust assets under administration from TSA has successfully increased the Corporation's penetration into the California market. 1993 trust fees reflect a full year's contribution from the TSA business. Trust fees for 1993, 1992 and 1991 were $32.3 million,
$29.7 million and $7.0 million, respectively. Having spent much of 1993 transitioning the TSA business, the Corporation is now positioned to focus on new business development. Trust assets totaled $5.5 billion at December 31, 1993.
  In Arizona, the Northern Trust Bank of Arizona N.A. is one of the largest providers of personal trust services. As in the Corporation's other markets, the strategy in Arizona combines banking and trust services to targeted high net worth individuals. Trust fees from this market were $11.9 million in 1993,
$10.7 million in 1992 and $9.4 million in 1991. Assets under administration at December 31, 1993 and 1992 totaled $1.8 billion and $1.7 billion, respectively.
  As a recent entrant in the Texas market, the Corporation's presence is modest but growing. With offices in Dallas and Houston, Northern Trust Bank of Texas N.A. is located in the two most important metropolitan markets in the state. In 1993, the Corporation continued to expand into compatible communities within these two cities with the opening of an office in the River Oaks area of Houston. The Corporation has expanded from one office in this state to four offices since its entry into Texas in 1989. Trust fees for 1993, 1992 and 1991 were $3.6 million, $3.2 million and $2.2 million, respectively. Trust assets under administration were $1.05 billion at December 31, 1993, $922 million at December 31, 1992 and $693 million in 1991.
  The Corporation believes that its expertise in investment management provides a competitive advantage in executing its personal and corporate trust strategy. For example, the Corporation's investment management performance for stock, bond and balanced accounts for institutional clients ranks in the top quartile for the three, five and seven year performance periods ended December 31, 1993, as measured by SEI, a nationally recognized performance measurement tracking service. In 1993, the Benchmark funds, which are made available to institutional clients, registered new stock and bond portfolios, and, in 1994, the Corporation will register a second family of mutual funds that will be made available to its personal clients.
  During the 1990s, the Corporation's national personal trust strategy will focus primarily on increasing market share in present geographic locations and the development of other selected upscale personal markets.
  security commissions and trading income. Security commissions and trading income totaled $19.9 million in 1993 and 1992, compared with $15.1 million in 1991. This income is primarily generated from securities brokerage and futures contract services. Additional revenue is provided from underwriting selected general obligation tax-exempt securities, occasional security trades, and interest risk management activities with clients.
  other operating income. Other operating income in 1993 totaled $125.9 million compared with $117.8 million in 1992 and $91.1 million in 1991. Other operating income in 1993 included gains of $3.9 million from the sale of mortgage loans, compared with $1.2 million in 1992. Also affecting the year-to-year comparison are $6.2 million of fees realized in 1992 that were related to prepayments of fixed-rate commercial loans. Foreign exchange trading profits, the principal component of the increase in other operating income, totaled a record $32.4 million, up 48% from the $21.9 million reported a year ago. A significant portion of the foreign exchange profits stems from trading activity associated with the Corporation's growing global custody business. The fee portion of treasury management revenues totaled $49.0 million in 1993, a slight decline from the $49.7 million reported in 1992. Total treasury management revenues, which, in addition to fees, include interest earned on compensating deposit balances, also decreased slightly to $71.1 million from $72.1 million in 1992. Treasury management revenues in 1993 were affected by more competitive market conditions. New business awarded in the second half of 1993, however, was significant.
  A significant portion of the Corporation's noninterest income is generated through trust, treasury management, brokerage, check processing, payment and security clearing, and other banking-related services. In providing these services, which are principally paid for in fees rather than compensating balances, the Corporation, in addition to safekeeping and managing trust and corporate assets, processed cash and security transactions exceeding $80 billion on average each business day. Controls over such activities are closely monitored to safeguard the assets of the Corporation and its clients.

                                                   northern trust corporation 27

Management's Discussion and Analysis of Financial
Condition and Results of Operations ( continued )

  investment security gains. Net security gains totaling $1.8 million were realized in 1993 from the sale of securities classified as "held for sale" and from securities that were called at a premium. This compares with gains of $3.3 million realized in 1992 and $3.5 million in 1991. In 1993, securities classified as held for sale with a book value of $142.4 million were sold. This activity included $62.3 million of auction rate preferred stock, which was surrendered and not repurchased at auction pricing reset dates due to credit and/or yield considerations. In addition, $80.1 million of U.S. Government securities held for sale were sold. The 1993 sales are not expected to cause a material change in future income or investment yields. At year-end, the Corporation's investment and held for sale security portfolios had a fair value of $4.1 billion which exceeded the book value of the portfolio by $54.8 million. This net appreciation consisted of $57.2 million of gross unrealized gains and $2.4 million of gross unrealized losses.
  The Corporation will adopt Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994, which will change the way the Corporation accounts for investment securities. Under SFAS No. 115, debt and equity securities not intended to be held to maturity and not held for trading will be classified as "available for sale." Such securities will be reported at fair value with both unrealized gains and losses, which primarily result from period-to-period interest rate changes, credited or charged, net of the related tax effect, directly to stockholders' equity. This accounting method will add volatility to the Corporation's capital, but net income will not be impacted unless the securities are sold. In connection with the adoption of this new statement, on January 1, 1994, the Corporation restructured its investment portfolio and reclassified as available for sale all of the held for sale portfolio and a significant portion of its held for investment portfolio. As of January 1, 1994, the fair value of the available for sale portfolio totaled $3.4 billion, and equity capital increased by $202,000 to recognize the appreciation, net of taxes, on these securities.

net interest income. Net interest income is defined as the total of interest income and amortized fees on earning assets less interest expense on deposits and borrowed funds adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior medium-term notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by noninterest-bearing assets including cash and due from banks, items in process of collection, buildings and equipment and other net nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming loans and OREO and client use of compensating balances to pay for services.
  Net interest income for 1993 was a record $329.3 million, up 6% from $311.2 million in 1992, which was up 10% from $281.9 million in 1991. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 1993 was a record $363.4 million, analysis of net interest income
( Taxable equivalent )

                                                                 Percent Change
                                                          ---------------------------
( Amounts in Millions )    1993       1992       1991      1993/92       1992/91
- -------------------------------------------------------------------------------------
Interest Income          $   706.4  $   721.9  $   847.4         (2.1)%       (14.8)%
Taxable Equivalent Ad-
 justment                     34.1       32.5       36.0          5.1          (9.8)
- -------------------------------------------------------------------------------------
Interest Income              740.5      754.4      883.4         (1.8)        (14.6)
Interest Expense             377.1      410.7      565.5         (8.2)        (27.4)
- -------------------------------------------------------------------------------------
net interest income          363.4      343.7      317.9          5.7           8.1
- -------------------------------------------------------------------------------------
average volume
 Earning Assets           13,730.7   11,605.9   10,609.7         18.3           9.4
 Interest-Related Funds   11,655.4   10,139.1    9,367.5         15.0           8.2
 Noninterest-Related
  Funds                    2,075.3    1,466.8    1,242.2         41.5          18.1
- -------------------------------------------------------------------------------------
                                                              Change in Percentage
average rate                                              ---------------------------
 Earning Assets               5.39%      6.50%      8.33%       (1.11)        (1.83)
 Interest-Related Funds       3.23       4.05       6.04        (0.82)        (1.99)
 Interest Rate Spread         2.16       2.45       2.29        (0.29)         0.16
 Total Source of Funds        2.74       3.54       5.33        (0.80)        (1.79)
- -------------------------------------------------------------------------------------
net interest margin           2.65       2.96       3.00        (0.31)        (0.04)
- -------------------------------------------------------------------------------------

Note: see page 64 for detailed analysis of net interest income.

28 northern trust corporation
an increase of $19.7 million or 6% from $343.7 million in 1992 which in turn was up 8% from $317.9 million in 1991. The growth in FTE net interest income was essentially attributable to the growth in average earning assets, the increase in intermediate-term assets funded with shorter-term liabilities to take advantage of declining interest rates, and a $3.2 million increase in fees recognized on residential mortgage refinancings.
  Earning assets averaged $13.7 billion, up 18% or $2.1 billion from the $11.6 billion reported in 1992. The growth in average earning assets reflects a 32% or $1.0 billion increase in investment securities, a 13% or $844 million increase in loans and a 12% or $239 million increase in money market assets. Securities held for investment and held for sale averaged $4.2 billion versus $3.2 billion in 1992 mainly due to a $1.0 billion increase in short-term U.S. Government securities. Loan volume for the year averaged $7.3 billion reflecting an $852 million or 14% increase in domestic lending while international loans declined $8 million. The growth in domestic loans was principally from residential mortgage activities, up $572 million. In late 1992 the Corporation changed the method of classifying and processing certain trust client investments in and redemptions from various funds. Primarily as a result of this change, overnight advances increased by an average of $339 million in 1993, which is reflected in the total loan growth. Money market assets averaged $2.2 billion in 1993 versus $2.0 billion in 1992, reflecting an increase in international deposit placement activity.
  The growth in average earning assets of $2.1 billion was funded primarily by a net increase of $1.1 billion in average senior medium-term bank notes, federal funds purchased, treasury tax and loan demand notes and securities sold under agreements to repurchase. In addition, average time deposits were up $394 million principally due to a $621 million increase in average foreign office time deposits, mainly from global custody deposit activity, offset by a decrease in domestic savings certificates and other time deposit activity due to the continued decline in interest rates during 1993. Average net noninterest-related funds increased $609 million, mainly due to higher demand deposits and stockholders' equity. The increase in average demand deposits reflects the change in the method of classifying and processing certain trust client transactions. Total stockholders' equity for the year averaged $1.1 billion, an increase of $146 million or 16% from 1992 principally due to the Corporation's strong earnings performance.
  The interest rate spread declined to 2.16% from 2.45% last year due to the substantial increase in the level of short-term U.S. Government securities, the reinvestment of proceeds from security and loan maturities and sales into lower yielding assets, and the increased level of nonearning trust-related overnight advances, offset in part by higher levels of fees recognized on residential mortgage refinancings. These factors, combined with lower yields obtained from the investment of noninterest-related funds due to the drop in interest rates in 1993, resulted in a decline in the net interest margin to 2.65% from last year's 2.96%.

provision for credit losses. Significant improvement in asset quality resulted in the provision for credit losses declining to $19.5 million, from $29.5 million in 1992 and $31.0 million in 1991. For a discussion of the reserve and provision for credit losses, refer to pages 34 and 35.

noninterest expenses. Noninterest expenses for 1993 totaled $628.2 million, up $43.6 million or 7% from $584.6 million in 1992 which was up 17% from $500.1 million in 1991. The rate of expense growth was affected by a $12.8 million reduction in OREO write-downs. Planned increases in salaries and benefits, which included costs associated with business expansion and the impact of adopting SFAS No. 106 on postretirement health care, accounted for much of the year-to-year increase. In addition, increases in capital expenditures associated with the ongoing systems development efforts as well as litigation-related costs contributed to the expense growth.
  salaries and benefits. Salaries and benefits, which represent 58% of total noninterest expenses, increased 10% to $361.5 million in 1993 from $328.5 million in 1992. Salary costs, the largest component of noninterest expenses, totaled $293.4 million, up $23.3 million or 9% from $270.1 million a year ago. Merit increases, higher incentive compensation and a 3.5% growth in staff were the principal components underlying this increase. Staff on a full-time equivalent basis averaged 6,318 compared with 6,102 in 1992. The staff increase was attributable to growth in the trust and subsidiary bank activities, partially offset by a decrease in commercial banking-related staff.
  Employee benefit costs for 1993 totaled $68.1 million, up $9.7 million or 17% from $58.4 million in 1992. Approximately $3.2 million or 33% of the total increase was the result of the adoption of SFAS No. 106 for postretirement health care in January 1993. The remainder of the increase in benefit costs was attributable to pension benefits, the Thrift Incentive Plan and payroll taxes.
  In November 1992, SFAS No. 112 on accounting for postemployment benefits was issued. The new statement requires employers to adopt accrual accounting for workers compensation, disability, severance and other benefits provided after employment but before retirement. The statement takes effect January 1, 1994 and requires employers to immediately recognize their liability for postemployment benefits as of that date. The Corporation's current accounting policies have essentially been in compliance with the requirements of SFAS No. 112, and, therefore, management expects that the annual postemployment expense will not differ significantly from the expense recorded under the current accounting method.

                                                   northern trust corporation 29

Management's Discussion and Analysis of Financial
Condition and Results of Operations ( continued )

  occupancy expense. Net occupancy expense totaled $55.3 million, up 3% or $1.5 million from $53.8 million in 1992 which was up 6% from $50.6 million in 1991. The principal components of the increase were higher building and leasehold improvement amortization expenses, real estate taxes, and operating costs primarily associated with business expansion in Florida, California and Texas.
  equipment expense. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $41.1 million in 1993, up 14% or $4.9 million from $36.2 million in 1992 which was 10% higher than the $33.0 million in 1991. The expense levels in each of the three years primarily reflect planned increases in equipment and computer depreciation and related costs mainly to support trust business expansion.
  other operating expenses. Other operating expenses for 1993 totaled $170.3 million, up 3% from $166.1 million in 1992 which was up 34% from $124.0 million in 1991. Other operating expenses in 1993 included $1.5 million of write-downs in the carrying values of OREO assets versus $14.3 million in 1992. Factors contributing to the expense increase, principally related to growth in trust and subsidiary banking business activities, were computer software amortization, transaction-based depository fees and other processing costs, consulting and legal services, settlement losses on nonqualified pension payments and business promotion expenses.
  Investments in technology are designed to support and enhance the transaction processing and securities handling capability of the Corporation's trust and banking businesses. Higher levels of capital expenditures for systems technology, discussed later in capital expenditures, will result in increasingly greater amounts of expense from future depreciation of hardware and amortization of software which are charged to equipment and other operating expenses, respectively.

provision for income taxes. The income tax provision totaled $66.1 million in 1993 compared with $57.0 million in 1992 and $36.2 million in 1991. The higher tax provision in 1993 resulted from the growth in taxable earnings for federal tax purposes and higher tax rates mandated by the Revenue Reconciliation Act
(Act) of 1993. The impact of the tax rate increase was partially offset by a new provision in the Act which permits a deduction for the amortization of certain intangible assets. State taxes declined in 1993 as a result of a higher level of investments in state tax-exempt securities. As a result, the effective tax rate was unchanged for 1993 and 1992 at 28% versus 22% in 1991.
  SFAS No. 109, "Accounting for Income Taxes" was adopted in 1993. Income tax accounting under this new statement is not significantly different than the accounting for income taxes under the Corporation's previous method, and therefore, did not have a material impact on the Corporation's 1993 tax provisions.

Capital Expenditures
The Corporation's Capital Expenditure Committee reviews proposed capital expenditures which exceed $500,000 and makes recommendations on the appropriateness of the expenditures. This review assures that the major projects to which the Corporation commits its resources produce benefits compatible with the strategic goals of the Corporation.
  During 1993, the Corporation continued to improve its hardware and software capabilities, especially relating to trust activities. Such improvements assure state-of-the-art technology which enables the Corporation to provide its clients with the highest level of quality service while also maintaining a competitive cost structure, a characteristic which helps distinguish the Corporation from its competitors. In this regard, the Corporation, through the efforts of internal staff and outside consultants, continued development of a new trust system which began in 1989. The Corporation has been implementing the new system in several phases. Although systems enhancements will continue to be an ongoing process, all significant phases of this major project are expected to be completed by 1995. The unamortized cost of this project through 1993 was $56 million.
  Capital expenditures in 1993 also included the construction of a new banking facility in River Oaks, Texas, and leasehold improvements and furnishings associated with the opening of three new offices in Florida, and one new office in California.
  Capital expenditures for 1993 totaled $92 million of which $14 million was for building and leasehold improvements, $7 million for furnishings, $28 million for hardware and machinery and $43 million for software. It is estimated that capital expenditures for 1994 will total approximately $88 million of which $10 million is planned for buildings and leasehold improvements, $4 million for furnishings, $33 million for hardware and machinery and $41 million for software.

30 northern trust corporation

Asset Quality and Credit Risk
investment securities. The Corporation continues to maintain a high quality investment portfolio as evidenced by the Standard and Poor's and/or Moody's Investors Service ratings on obligations of states and political subdivisions, preferred stock and other securities in the investment portfolio. At December 31, 1993, 71% of these securities are rated triple-A or double-A, 24% are rated single-A and 5% are below A or not rated. Other securities consist of privately issued collateralized mortgage obligations, backed by federal agency securities, and asset-backed securities, collateralized by automobile loans and credit card receivables.
  The Corporation is an active participant in the repurchase agreement market. This market provides the Corporation with a relatively low cost alternative for short-term funding. Investment securities sold under repurchase agreements are held by the counterparty until the repurchase transaction matures. Increases in the fair value of these securities in excess of the repurchase liability could subject the Corporation to credit risk in the event of default by the counterparty. To minimize this risk, collateral values are continuously monitored and the Corporation sets limits on exposure with counterparties and regularly assesses their financial condition.
loans and other extensions of credit. A certain degree of credit risk is inherent in the Corporation's various lending activities. Credit risk is managed through the Corporation's Credit Policy function, which is designed to ensure that the high level of credit standards set by the Corporation is adhered to. Credit Policy provides a system of checks and balances for the Corporation's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout the Corporation and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening the overall credit risk to the Corporation.
  A further way in which the Corporation manages credit risk is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.
  The largest component of the Corporation's credit risk relates to the loan portfolio. Although the Corporation believes that its credit exposure is well diversified, it has identified certain significant groups which meet the accounting definition under SFAS No. 105 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: middle market companies and small businesses, broker-dealers of securities, banks and bank holding companies, commercial real estate, and residential real estate.
  middle market companies and small
businesses. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, with total sales of less than $250 million. The largest component of this group of borrowers is located in the greater Chicago area. Middle market and small businesses have been the focus of business development since 1982, and it is part of the Corporation's strategic plan to continue to selectively grow its portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
  Middle market and small business loans totaled approximately $1.0 billion at both December 31, 1993 and December 31, 1992. Nonperforming middle market loans totaled $8.8 million and $19.8 million at December 31, 1993 and 1992, respectively.
  Credit exposure related to customer acceptance liabilities with middle market companies and small businesses totaled $21.4 million and $33.4 million as of December 31, 1993 and 1992, respectively. Off-balance sheet items related to these entities in the form of legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit totaled $836.7 million, $313.0 million, and $18.4 million, respectively, as of December 31, 1993, and $678.1 million, $364.2 million, and $11.1 million, respectively, at December 31, 1992.
  broker-dealers of securities. Broker loans consist primarily of overnight funds loaned to broker-dealers in the securities industry on both a secured and unsecured basis. Broker loans averaged $335.5 million during 1993 and $321.6 million during 1992, and totaled $249.4 million at December 31, 1993 and $336.3 million at December 31, 1992. Securities purchased under agreements to resell totaled $380.8 million at year-end versus $407.7 million at December 31, 1992. Standby letters of credit issued on behalf of broker-dealers and legally binding commitments to extend credit totaled $141.1 million and $130.0 million, respectively, as of December 31, 1993, and $91.4 million and $110.4 million, respectively, as of December 31, 1992. The Corporation may from time to time also have a limited amount of potential credit exposure to brokers and dealers in connection with securities lending activities, as described in section C. of
Note 16 on page 56.

                                                   northern trust corporation 31

Management's Discussion and Analysis of Financial
Condition and Results of Operations ( continued )

  banks and bank holding companies. The following table shows the Corporation's credit exposure to banks and bank holding companies at December 31, 1993 and December 31, 1992. The Corporation's exposure to such entities is well diversified geographically.
  A significant portion of the Corporation's credit exposure to banks is in the form of liquid, short-term money market assets. To minimize the credit risk related to these transactions, the Corporation's Credit Policy Committee sets limits on the amount of credit exposure with counterparties and regularly assesses their financial condition. In connection with securities purchased under agreements to resell, the Corporation also continually monitors the value of collateral that it holds. Most of the domestic commercial loans shown in the following table consisted of loans to U.S. bank holding companies, primarily in the seventh Federal Reserve District, for acquisition purposes. The Corporation limits such lending activity to entities with which it has a substantial business relationship.
  The international loan exposure represents transactions with major international banks arising from the Corporation's trade finance and dollar clearing activities.

credit exposure to banks and bank holding companies

                                                      December 31
                                                   -----------------
( In Millions )                                      1993     1992
- --------------------------------------------------------------------
balance sheet amounts
 Due From Banks                                    $  762.9 $  810.8
 Money Market Assets
  Federal Funds Sold                                   63.0     27.7
  Securities Purchased under
   Agreements to Resell                               134.0     21.1
  Time Deposits with Banks
  - Domestic                                             .2       .1
  - International                                   2,090.2  1,859.4
  Other                                                71.9     81.8
 Commercial Loans - Domestic                          108.5     73.8
                  - International                     160.1    121.9
 Investment Securities (primarily preferred stock)     34.9     37.4
 Customers' Acceptance Liability                       32.9    126.9
 Foreign Exchange*                                     46.4     95.6
 Interest Rate Management Instruments*                  9.1      9.7
 Other Assets                                          12.8     16.1
off-balance sheet amounts
 Contract or Notional Amounts of:
  Commitments to Place Money Market Assets            308.4    300.1
  Legally Binding Commitments to Extend Credit         99.9    114.8
  Standby Letters of Credit                            45.6     46.8
  Commercial Letters of Credit                         17.5     17.0
- --------------------------------------------------------------------

* Represents the amount of credit risk recorded in the consolidated statement of condition associated with the potential failure of the counterparty to pay under the instrument.

  commercial real estate. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition of or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mortgages.
  The interim loans are composed primarily of loans to developers that are highly experienced and well-known to the Corporation. The Corporation has engaged primarily in short-term interim loans that provided financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower would refinance the loan through another financial institution or sell the project upon its completion. Because of the severe economic decline in the commercial real estate market, the borrowers' ability to refinance loans or sell projects upon their completion has diminished significantly. As a result, the length of time over which the average interim loan remained outstanding has often been longer than originally anticipated. The interim loans included in the portfolio are primarily in the Chicago market in which the Corporation has a strong presence and a thorough knowledge of the local economy.
  The Corporation has also provided commercial mortgage financing for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in market areas served by the subsidiary banks in suburban Chicago and Florida.
  Notwithstanding recent signs of improved liquidity and market conditions, the current state of the commercial real estate market continues to affect borrowers' ability to meet the Corporation's underwriting criteria for new loans. As a result, management does not expect the commercial real estate portfolio to increase measurably in the near future.
  Commercial real estate loans outstanding at December 31, 1993, are detailed in the next table.

32 northern trust corporation
commercial real estate loans

                       Interim  Commercial
( In Millions )         Loans   Mortgages  Total
- -------------------------------------------------
Apartments              $ 12.6    $ 48.4   $ 61.0
Industrial                39.1      44.0     83.1
Office                    82.8      50.2    133.0
Shopping Center/Retail    42.1      40.0     82.1
Land                      19.2      15.5     34.7
Other                     62.9      49.7    112.6
- -------------------------------------------------
Total                   $258.7    $247.8   $506.5
- -------------------------------------------------

  In comparison, commercial real estate loans at December 31, 1992 totaled $511.2 million. Nonperforming commercial real estate loans totaled $4.8 million in 1993 and $13.1 million in 1992. At December 31, 1993, commercial real estate loans 90 days past due and still accruing interest totaled $18.1 million. Not included in the table above was OREO which totaled
$9.7 million and $22.9 million at December 31, 1993 and 1992, respectively.
  At December 31, 1993, off-balance sheet credit exposure to commercial real estate developers in the form of legally binding commitments to extend credit and standby letters of credit totaled $30.1 million and $40.2 million, respectively. At December 31, 1992, legally binding commitments were $38.9 million and standby letters of credit were $21.9 million.
  residential real estate. Residential real estate loans totaled $2.9 billion or 40% of total domestic loans at December 31, 1993, compared with $2.4 billion or 36% at December 31, 1992. Residential real estate loans consist of conventional home mortgages, which generally require a loan to collateral value of 75% to 80%, and equity credit lines, which generally limit the loan to collateral value to no more than 70% to 75%. Of the total $2.9 billion in residential real estate loans, $2.0 billion were in the greater Chicago area and the remainder almost entirely in the areas served by the Corporation's Florida and Arizona banking subsidiaries. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $391.5 million and $308.9 million as of December 31, 1993 and 1992, respectively.
foreign outstandings. In recent years the Corporation's international banking activities have been focused on financing U.S. trade transactions and correspondent banking. The Corporation has extensive treasury activities involving short-term credit-related business with foreign financial institutions. Interbank time deposits with foreign banks represent the largest category of foreign outstandings. The Corporation's head office in Chicago and London branch actively participate in the interbank market with U.S. and foreign banks. Growth in foreign outstandings during 1993 primarily reflects increases in interest-bearing deposit placements with banks as a result of growth in deposits from Global Custody clients at the London branch of The Northern Trust Company.
  As used in this discussion, foreign outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and foreign office local currency claims on residents funded by local currency liabilities. Foreign outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of foreign banks are included in these outstandings and are classified according to the country location of the foreign bank's head office.
  The Corporation continually monitors its risk related to foreign outstandings and imposes internal limits on its foreign exposure. The table below provides information on foreign outstandings by country that exceed 1.00% of the Corporation's total assets.

foreign outstandings

                            Commercial
( In Millions )      Banks  and Other  Total
- --------------------------------------------
at december 31, 1993
 Japan                $544    $ --     $544
 United Kingdom        230      35      265
 France                173      --      173
- --------------------------------------------
At December 31, 1992
 Japan                $294    $ --     $294
 Germany               175      --      175
 United Kingdom        141      27      168
 France                158      --      158
 Switzerland           157      --      157
- --------------------------------------------
At December 31, 1991
 Japan                $690    $ --     $690
 Italy                 145      --      145
 United Kingdom        101      63      164
- --------------------------------------------

Aggregate foreign outstandings by country falling between 0.75% and 1.00% of total assets at December 31, 1993 totaled $153 million to Canada. This compares with $362 million to Italy, Netherlands and Canada in 1992 and none in 1991.

                                                   northern trust corporation 33

Management's Discussion and Analysis of Financial
Condition and Results of Operations ( continued )

nonperforming assets and 90 day past due loans. Nonperforming assets consist of nonaccrual loans, restructured loans, and OREO. OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The balance in this category at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and reversals.
  Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. The Corporation's comprehensive credit review and approval process is critical to the Corporation's ability to minimize nonperforming assets on a long-term basis. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operating costs due to intense collection efforts.
  The table below presents the Corporation's nonperforming assets and past due loans for the current year and the prior five years. Of the total loan portfolio of $7.6 billion at December 31, 1993, $27.3 million or .36% was nonperforming, a decrease of $41.0 million from year-end 1992. Nonperforming loans at December 31, 1993 consisted principally of commercial loans including $4.8 million of commercial real estate loans, $6.6 million in the highly leveraged credit transaction category and $8.8 million to middle market and small business companies. The net decrease of $41.0 million in nonaccrual loans resulted from additions during 1993 of $24.4 million in new nonaccrual loans offset by gross charge-offs of $22.2 million, payments and loan sales of $35.2 million and transfers to OREO of $8.0 million. During 1993, the Corporation incurred $1.5 million in write-downs of OREO assets, and sold property with a basis of $18.8 million. While the Corporation believes that the carrying value of its OREO portfolio is realizable, it is not possible to predict whether such properties will continue to experience further declines in value, especially in light of the continuation of depressed conditions in the commercial real estate market.

nonperforming assets and 90 day past due loans

                                                      December 31
                                          -----------------------------------
( In Millions )                           1993  1992  1991  1990  1989  1988
- -----------------------------------------------------------------------------
Nonaccrual Loans
 Domestic                                 $26.0 $66.4 $53.8 $54.5 $36.3 $16.7
 International                              1.3   1.9    --    .1   4.9   7.6
- -----------------------------------------------------------------------------
 Total                                     27.3  68.3  53.8  54.6  41.2  24.3
- -----------------------------------------------------------------------------
Other Real Estate Owned (Net of reserve)    9.7  22.9  40.4  19.1   2.3   2.8
- -----------------------------------------------------------------------------
total nonperforming assets                $37.0 $91.2 $94.2 $73.7 $43.5 $27.1
- -----------------------------------------------------------------------------
90 Day Past Due Loans (Still accruing)
 Domestic                                 $22.8 $42.9 $23.6 $12.0 $ 9.8 $13.2
 International                             ----    --    --    --    --    .1
- -----------------------------------------------------------------------------
total 90 day past due loans               $22.8 $42.9 $23.6 $12.0 $ 9.8 $13.3
- -----------------------------------------------------------------------------

  In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This new statement requires that an impaired loan that is within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or, if the loan is collateral dependent, based on the fair value of the collateral. This statement takes effect January 1, 1995, and at this time management does not expect to apply this statement earlier. Although the expected financial impact of adopting this statement has not yet been quantified, management believes that the new accounting standard will not have a material effect on the Corporation's financial position and results of operations.
reserve and provision for credit losses. In evaluating the adequacy of the reserve for credit losses, management relies predominantly on a disciplined credit review and approval process which is applicable to the full range of the Corporation's credit exposures. The review process, directed by Credit Policy, is intended to identify as early as possible clients who might be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by Credit Policy, which recommends to management the portion of any credits that need a specific reserve allocation or should be charged-off. Other factors considered by management in evaluating the adequacy of the reserve include: the relative size of the subsidiary banks' single loan lending limits; loan volume; historical net loan loss experience; the level and composition of nonaccrual, past due and restructured loans; other extensions of credit; the condition of industries in geographic areas experiencing or expected to experience particular economic adversities; international developments; current and anticipated economic conditions; credit evaluations; and the liquidity and volatility of the markets in which the Corporation does business. From time to time specific amounts of the reserve are designated for certain loans in connection with management's analysis of the adequacy of the reserve for credit losses.

34 northern trust corporation

  While the largest portion of this reserve is typically intended to cover loan and lease losses, it is considered a general reserve that is available for all credit-related purposes. The reserve balance is not a precise amount, but is derived from judgements based on the above factors. It represents management's best estimate of the reserve for credit losses necessary to adequately cover probable losses from current credit exposures. The provision for credit losses is the charge against current earnings that is determined by management as the amount needed to maintain an adequate reserve.
  The overall credit quality of the domestic portfolio has remained good as evidenced by the Corporation's relatively low level of nonperforming loans and net charge-offs. Although a number of economic statistics indicate that the U.S. economy is again expanding, there continue to be significant uncertainties in commercial real estate and certain other industries. In addition, management's assessment of the financial condition of specific clients facing financial difficulties and portfolio growth were other primary factors impacting management's decision to maintain the reserve for credit losses at $145.5 million at December 31, 1993, unchanged from last year. The decline in the year-end reserve for credit losses as a percentage of outstanding loans and leases from 2.10% to 1.91% at year-end 1993 is primarily attributable to loan growth in low-risk residential lending. The table below summarizes the changes in the reserve for credit losses for the current year and the prior five years.

analysis of reserve for credit losses

( Amounts in Millions )    1993      1992      1991      1990      1989      1988
- ------------------------------------------------------------------------------------
Balance at Beginning of
 Year                    $  145.5  $  145.7  $  148.0  $  150.1  $  151.1  $  233.4
- ------------------------------------------------------------------------------------
Losses Charged
 Commercial                  19.5      21.2      34.1      17.9      12.3       7.2
 Consumer                     2.1       3.7       2.8       3.9        .6        .5
 Other                        1.2       1.5       1.6        .8       2.6       2.7
 International                 .6       6.0        --       1.1      16.3      99.8
- ------------------------------------------------------------------------------------
 Total Charge-Offs           23.4      32.4      38.5      23.7      31.8     110.2
- ------------------------------------------------------------------------------------
Recoveries Credited
 Commercial                   2.3       1.4       4.2       5.9       8.8       3.5
 Consumer                      .9        .8        .8        .3        .4        .3
 Other                         .5        .1        .1        .1       1.6        --
 International                 .2        .4        .1       1.3       2.4       4.1
- ------------------------------------------------------------------------------------
 Total Recoveries             3.9       2.7       5.2       7.6      13.2       7.9
- ------------------------------------------------------------------------------------
Net Charged-Off Loans        19.5      29.7      33.3      16.1      18.6     102.3
Provision for Credit
 Losses                      19.5      29.5      31.0      14.0      16.0      20.0
Addition Due to Acqui-
 sition                      ----        --        --        --       1.6        --
- ------------------------------------------------------------------------------------
Net Change in Reserve        ----       (.2)     (2.3)     (2.1)     (1.0)    (82.3)
- ------------------------------------------------------------------------------------
balance at end of year   $  145.5  $  145.5  $  145.7  $  148.0  $  150.1  $  151.1
- ------------------------------------------------------------------------------------
Total Loans and Leases
 at End of Year          $7,623.0  $6,935.9  $6,279.7  $5,536.3  $5,660.1  $4,665.7
- ------------------------------------------------------------------------------------
Average Total Loans and
 Leases                  $7,297.1  $6,452.9  $6,199.4  $5,847.7  $5,020.9  $4,276.4
- ------------------------------------------------------------------------------------
As a Percent of Year-
 End Loans and Leases
 Net Loan Charge-Offs         .26%      .43%      .53%      .29%      .33%     2.19%
 Provision for Credit
  Losses                      .26       .43       .49       .25       .28       .43
 Reserve Balance at
  Year-End                   1.91      2.10      2.32      2.67      2.65      3.24
- ------------------------------------------------------------------------------------
As a Percent of Average
 Loans and Leases
 Net Loan Charge-Offs         .27%      .46%      .54%      .27%      .37%     2.39%
 Reserve Balance at
  Year-End                   1.99      2.25      2.35      2.53      2.99      3.53
- ------------------------------------------------------------------------------------

Outlook
The Corporation believes that the current economic expansion of the domestic economy is likely to continue in 1994, although not all segments of the economy will participate equally in the expansion. The quality of its loan portfolio remains sound and the reserve for credit losses is adequate to cover credit-related uncertainties as they exist today. Established credit review procedures ensure that close attention is given to commercial real estate-related loans and other commercial loans, as well as other credit exposures that might be adversely affected by significant increases in interest rates or an unexpected downturn in segments of the economies of the United States or other countries.

                                                   northern trust corporation 35

Management's Discussion and Analysis of Financial
Condition and Results of Operations ( continued )

Financial Condition
Average earning assets in 1993 increased 18% to $13.7 billion due principally to increases in short-term U.S. Government securities and residential mortgage loans. The Corporation maintains a high quality and liquid balance sheet with investment securities and money market assets averaging $6.4 billion or 47% of total earning assets.
  The Corporation's management strategy for the investment securities account is to maintain a very high quality portfolio with generally short-term maturities. To maximize after-tax income, investments in tax-exempt municipal securities are utilized but with somewhat longer maturities. The average balance of the investment portfolio, which includes both securities held for investment and for sale, increased 32% from last year to $4.2 billion. This increase was attributable to U.S. Government securities, which increased on average $822 million and totaled $2.6 billion during 1993. U.S. Government securities had an average maturity of eight months at December 31, 1993, unchanged from a year ago. Average municipal securities declined slightly to $502 million and provided a fully taxable equivalent yield of 11.66%. The average maturity of municipal securities was 68 months, down from 80 months a year ago. Federal agency, asset-backed and other securities averaged $1.1 billion in 1993, up $155 million or 17% from 1992. Federal agencies had an average maturity at December 31, 1993 and 1992 of 26 months and 19 months, respectively. Included in asset-backed and other securities were $50 million of triple-A rated collateralized mortgage obligations (CMOs), for which the collateral is federal agency securities. Other asset-backed securities were $30 million versus $86 million last year; these securities had an average maturity of 11 months down from 13 months a year ago. Approximately $607 million of federal agency, asset-backed and other securities have variable rates that are reset at least every six months to reflect the level of short-term interest rates. At year-end 1993, the fair value of investment securities of $4.1 billion exceeded the book value of these securities by $54.8 million. Included in this amount was $211.6 million of securities held for sale with a fair value of $212.2 million.
  On January 1, 1994, in connection with the adoption of SFAS No. 115, the Corporation restructured its investment portfolio and reclassified as available for sale all of the held for sale portfolio and a significant portion of its held for investment portfolio. On this date, the fair value of the available for sale portfolio totaled $3.4 billion and equity capital increased $202,000 to recognize the appreciation, net of taxes, on these securities.

average earning assets and source of funds

                                                                 Percent Change
                                                   -----------------------------
( Amounts in Millions )              1993      1992      1991    1993/92 1992/91
- --------------------------------------------------------------------------------
average earning assets
Loans and Leases - Domestic        $ 7,017.2 $ 6,165.3 $ 5,900.0   13.8%    4.5%
                 - International       279.9     287.6     299.4   (2.7)   (3.9)
- --------------------------------------------------------------------------------
 Total Loans and Leases              7,297.1   6,452.9   6,199.4   13.1     4.1
- --------------------------------------------------------------------------------
Money Market Assets                  2,201.6   1,962.7   1,910.5   12.2     2.7
- --------------------------------------------------------------------------------
Investment Securities - Held for
 Investment
 U.S. Government                     2,581.4   1,759.7     943.4   46.7    86.5
 Obligations of States and Polit-
  ical Subdivisions                    502.3     516.0     533.8   (2.6)   (3.3)
 Federal Agency, Asset-Backed and
  Other                                917.5     898.4     990.5    2.1    (9.3)
- --------------------------------------------------------------------------------
 Total Investment Securities -
   Held for Investment               4,001.2   3,174.1   2,467.7   26.1    28.6
- --------------------------------------------------------------------------------
Investment Securities - Held for
 Sale                                  201.3        --        --    N/M      --
- --------------------------------------------------------------------------------
Securities Held for Trading             29.5      16.2      32.1   83.0   (49.7)
- --------------------------------------------------------------------------------
Total Earning Assets               $13,730.7 $11,605.9 $10,609.7   18.3%    9.4%
- --------------------------------------------------------------------------------
average source of funds
Deposits - Savings and Money Mar-
 ket Deposits                      $ 3,432.1 $ 3,372.2 $ 3,208.1    1.8%    5.1%
- - Savings Certificates               1,172.9   1,370.8   1,569.7  (14.4)  (12.7)
- - Other Time                           404.7     493.9     533.1  (18.1)   (7.4)
- - Foreign Offices Time               2,436.4   1,815.6   1,100.6   34.2    65.0
- --------------------------------------------------------------------------------
 Total Deposits                      7,446.1   7,052.5   6,411.5    5.6    10.0
Federal Funds Purchased              1,692.5   1,540.2   1,412.8    9.9     9.0
Securities Sold under Agreements
 to Repurchase                         664.4     542.9     463.8   22.4    17.1
Commercial Paper                       131.5     132.9     129.3   (1.0)    2.8
Other Borrowings                       868.9     526.6     703.3   65.0   (25.1)
Senior Medium-Term Notes               554.1      85.2       1.6    N/M     N/M
Notes Payable                          297.9     258.8     245.2   15.1     5.5
- --------------------------------------------------------------------------------
Total Interest-Related Funds        11,655.4  10,139.1   9,367.5   15.0     8.2
Noninterest-Related Funds, net       2,075.3   1,466.8   1,242.2   41.5    18.1
- --------------------------------------------------------------------------------
Total Source of Funds              $13,730.7 $11,605.9 $10,609.7   18.3%    9.4%
- --------------------------------------------------------------------------------

N/M Not meaningful

36 northern trust corporation

  Loans averaged $7.3 billion in 1993 and increased 13% over the prior year. Average domestic loans increased 14% to $7.0 billion for the year while the international portfolio decreased 3% to $280 million. The increase in the average domestic loan portfolio reflects substantial growth in residential mortgages which, net of $109.5 million in loan sales, increased nearly $600 million to $2.6 billion. The growth in residential mortgage loans was the result of increased lending opportunities related to the Corporation's banking strategy. During the year commercial real estate loans declined slightly and at December 31, 1993, were $507 million or 7% of domestic loans.
  Money market assets averaged $2.2 billion, up 12% or $239 million from last year. These assets were generally funded with short-term foreign office deposits.
  Total interest-related funds averaged $11.7 billion in 1993, up $1.5 billion or 15% from 1992. Savings and money market deposits increased $60 million or 2% to $3.4 billion, offset by a $198 million decline in savings certificates of deposit to $1.2 billion. Total federal funds purchased increased $152 million or 10% to $1.7 billion. Foreign office time deposits increased a significant $621 million or 34%, resulting from greater global custody activity. Deposits related to trust activities in the domestic banking subsidiaries, coupled with the rapid growth of the global custody business, had a significant impact on the balance sheet as these deposits in 1993 averaged $2.8 billion or 28% of total deposits. Senior medium-term bank notes were used to fund much of the earning asset growth as these funds averaged $554 million, up $469 million from last year.
  In late 1992, enhancements to the Corporation's trust system permitted changes in the method of classifying and processing certain trust client investments in and redemptions from various funds. In 1993 trust security settlement receivables averaged $203 million, an increase of $134 million from 1992, and the level of overnight trust-related advances included in loans increased by $339 million, to an average of $366 million, both of which, likewise, increased the level of demand deposits by $473 million.

Fair Value Disclosures
In 1992, SFAS No. 107, Disclosures About Fair Value of Financial Instruments, became effective. This statement requires the disclosure of the fair value of a broad range of both on and off-balance sheet financial instruments.
  The data should only be used as a supplement to financial data and analysis provided elsewhere in this report. The reader should use this data judiciously for the following reasons. First, the determination of fair value for financial instruments that are not actively traded is extremely subjective, significantly reducing the reliability and comparability of this information. Second, the fair value of financial instruments as of a specific date has little significance since the financial position of the Corporation, whose business centers around financial instruments, is closely monitored through the ongoing management of its interest rate sensitivity, credit risk and liquidity. Moreover, the major reason for changes in the fair values of financial instruments from one date to another relates to interest rate movements. Financial institutions, particularly banks, manage interest rate risk by maintaining a prudent relationship between rate sensitive assets and liabilities as discussed in the following Liquidity and Rate Sensitivity section of this report. The effectiveness of interest rate management is not proven by a point-in-time subjective attempt to measure the fair value of financial instruments. Third, the vast majority of assets, liabilities, and off-balance sheet financial instruments are not held for sale. Therefore, unrealized appreciation and depreciation on these instruments are not an effective barometer of the Corporation's future earnings or financial condition.
  In addition, not all assets and liabilities of the Corporation are encompassed in the required disclosure. Thus, it is important that this information is not interpreted to represent the Corporation's stock market capitalization which incorporates other tangible and intangible assets and liabilities. For additional information on fair value disclosures refer to section U. of Note 1 on pages 46 and 47.

Liquidity and Rate Sensitivity
The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities, and to manage the size and composition of the balance sheet so as to maximize net interest income.
  Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds when required from external sources. Although not utilized in managing daily liquidity needs, the sale of marketable assets provides a secondary source of liquidity. The management of liquidity is driven by the availability and price of funds in both the domestic and international markets. External sources of short-term funds that are highly sensitive to interest rates and the Corporation's creditworthiness are considered "managed liabilities." These include foreign office Eurodollar time deposits, other domestic time certificates of deposit of $100,000 and more, federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan demand notes and commercial paper.
  Total managed liabilities averaged $6.6 billion in 1993, an increase of $1.6 billion from the prior year, while liquid assets averaged $5.7 billion, an increase of $1.3 billion in 1993. The increase in managed liabilities exceeded the growth of liquid assets with a resulting decrease in the liquidity of the Corporation. However, the Corporation's liquidity position remains strong with a ratio of net managed liabilities to average assets of 5.6%. The Corporation's increase in loans of $844 million was funded by increases in net noninterest-related funds of $609 million and senior medium-term notes.
  Fluctuating interest rates, increased competition and changes in the regulatory environment continue to increase the northern trust corporation 37

Management's Discussion and Analysis of Financial
Condition and Results of Operations ( continued )

average net managed liabilities

                                                                Amount Change
                                                               ----------------
( Amounts in Millions )              1993     1992     1991    1993/92  1992/91
- -------------------------------------------------------------------------------
Foreign Offices Time Deposits       $ 2,436  $ 1,816  $ 1,101  $  620   $  715
Other Time Deposits                     386      461      469     (75)      (8)
Federal Funds Purchased, Senior
 Medium-Term Notes and Other
 Borrowings                           3,121    2,200    2,245     921      (45)
Securities Sold under Agreements
 to Repurchase                          664      543      464     121       79
- -------------------------------------------------------------------------------
 Total Managed Liabilities            6,607    5,020    4,279   1,587      741
- -------------------------------------------------------------------------------
 Less: Money Market Assets            2,202    1,963    1,911     239       52
Securities Held for Trading              30       16       32      14      (16)
U.S. Government Securities            2,647    1,760      943     887      817
Asset-Backed and Other Securities       849      644      424     205      220
- -------------------------------------------------------------------------------
 Total Liquid Assets                  5,728    4,383    3,310   1,345    1,073
- -------------------------------------------------------------------------------
net managed liabilities             $   879  $   637  $   969  $  242   $ (332)
- -------------------------------------------------------------------------------
Net Managed Liabilities to Average
 Assets                                 5.6%     4.7%     8.0%
Net Managed Liabilities Times Av-
 erage Equity Capital                    .8X      .7x     1.3x
- -------------------------------------------------------------------------------
Average Assets                      $15,700  $13,418  $12,183
Average Equity Capital                1,073      927      759
- -------------------------------------------------------------------------------

importance of interest rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different time period or in a different proportion from that of interest rates on liabilities. The primary objective of interest rate sensitivity management is to structure the balance sheet prudently so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.
  The Corporation utilized various off-balance sheet financial instruments, primarily interest rate swaps, as part of its asset/liability management activities. Interest rate swaps on which the Corporation paid a fixed rate totaled $693.3 million as of December 31, 1993. Most of these swaps were done to accommodate client demand for longer-term fixed rate loans without increasing interest rate risk to the Corporation. Fixed rate payments on swaps were matched to the fixed rate payments received on loans to maintain a balance between the interest rate sensitivity of assets and liabilities. Without these swaps, the Corporation would have an unacceptably high level of interest rate risk. Interest rate swaps on which the Corporation received a fixed rate totaled $659.0 million as of December 31, 1993. Most of these swaps were used to convert fixed rate senior medium-term notes issued by the Corporation to LIBOR-based rates, and they are used to provide a favorable source of rate sensitive funding relative to alternative wholesale funding sources.
  The table below summarizes the expected maturities and weighted average interest rates to be paid and received on the asset/liability management swap portfolio at December 31, 1993. A key assumption in the preparation of the table is that floating rates remain constant at December 31, 1993 levels.
  Continual monitoring of assets and liabilities that are rate sensitive within 28 days, 90 days, 182 days and one year is an integral part of the Corporation's rate sensitivity management process. The Corporation continued its policy of maintaining a reasonable relationship between rate sensitive assets and liabilities on a cumulative one year basis, thus minimizing net interest income exposure to changes in interest rates. As part of the Corporation's rate sensitivity management process, simulation techniques play a significant role in quantifying the behavior of the Corporation's net interest income under various rate environments. The simulations indicate whether the Corporation's interest rate sensitivity gap exposure is reasonable and within management guidelines. The Corporation's rate sensitivity is positioned in anticipation of stable or slightly rising interest rates.
  The parent company's cash requirements consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of interest to note holders and remaining maturity of asset/liability management interest rate swaps

( Amounts in
Millions )             1994   1995  1996  1997 1998  1999-2003 Total
- ----------------------------------------------------------------------
pay fixed
 Notional Amount      $ 67.0   93.2 148.1 10.0 130.0   245.0   $693.3
 Average Pay Rate       8.80%  9.73  6.94 5.95  5.35    6.47     7.02%
 Average Receive Rate   3.46   3.53  3.49 3.41  3.65    3.54     3.54
receive fixed
 Notional Amount      $459.0  100.0    --   --    --   100.0   $659.0
 Average Pay Rate       3.35%  3.35    --   --    --    3.50     3.37%
 Average Receive Rate   4.30   4.95    --   --    --    6.31     4.70
- ----------------------------------------------------------------------

38 northern trust corporation
investments in subsidiaries. These requirements are met largely by dividend and interest payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. In April 1993, the Bank issued $100 million of ten year subordinated debt at a fixed rate of 6.50%. The parent company received the proceeds of this Bank subordinated debt issue. This payment reduced the Bank's debt to the parent company from $175 million to $75 million. The parent company liquidity is strong with short-term assets exceeding commercial paper by $179 million.

Capital
One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position should help the Corporation withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. The Corporation's common equity continues to increase at a rate far exceeding the growth in risk-adjusted assets. In 1993 common equity increased 17% while risk-adjusted assets rose only 2%. Total common equity increased $142 million reaching a record $982 million at year end. Total equity as of December 31, 1993 was $1.2 billion including $50 million of convertible preferred stock and $120 million of auction rate preferred stock. During 1993 the Corporation purchased 76,475 of its own shares to facilitate the exercise of stock options. The Board of Directors has authorized the purchase of an additional 4 million shares, including purchases in open market transactions, although no significant purchases are anticipated until late in 1994.
  The Board of Directors increased the quarterly dividend by 18.9% to $.22 per common share in November 1993. Since the third quarter of 1988 the common dividend has grown 164%.
  At December 31, 1993, the Corporation's tier 1 capital was 9.3% and the total capital was 13.4% of risk-adjusted assets. These risk-based capital ratios are well above the minimum requirements of 4% for tier 1 and 8% for total risk-based capital ratios. The Corporation's leverage ratio (tier 1 capital to fourth quarter average assets) of 6.2% is also well above the regulatory requirement of 3.0%. In addition, all of the Corporation's subsidiary banks have a ratio above 7% for tier 1 capital, 11% for total risk-based capital, and 5.5% for the leverage ratio.
  The Corporation's $120 million of auction rate preferred stock has benefited from lower interest rates and strong investor confidence with the average preferred rate declared during 1993 being 2.67% versus 3.33% in 1992.
  In December a definitive agreement was reached to acquire Beach One Financial Services, Inc., parent company of The Beach Bank of Vero Beach, Florida, for $56.2 million in Northern Trust common stock. Also in December a definitive agreement was signed to acquire Hazlehurst & Associates, Inc. for $22.5 million in Northern Trust common stock. The Corporation expects to account for these transactions as pooling-of-interests.
  In March 1994, the Corporation entered into an agreement with Skandanaviska Enskilda Banken (SEB), Stockholm, Sweden, majority owner of Banque Scandinave en Suisse, Geneva, Switzerland that provides for the purchase of the Corporation's 21% interest in Banque Scandinave by SEB. The transaction is expected to be completed in the second quarter of 1994. The agreed-upon price would result in a pretax gain to the Corporation, net of ancillary adjustments, of approximately $33 million, subject to adjustment for any future dividend to which the Corporation may be entitled.

capital adequacy

                                                       December 31
                                                    -----------------
( Amounts in Millions )                               1993     1992
- ---------------------------------------------------------------------
tier 1 capital
Common Stockholders' Equity                         $   982  $   840
Convertible Preferred Stock                              50       50
Goodwill                                                (39)     (42)
- ---------------------------------------------------------------------
Total Tier 1 Capital                                    993      848
- ---------------------------------------------------------------------
tier 2 capital
Auction Preferred Stock                                 120      120
Reserve for Credit Losses*                              134      131
Notes Payable**                                         183      113
- ---------------------------------------------------------------------
Total Tier 2 Capital                                    437      364
- ---------------------------------------------------------------------
total risk-based capital                              1,430    1,212
- ---------------------------------------------------------------------
Risk-Weighted Assets***                              10,659   10,494
- ---------------------------------------------------------------------
Total Assets
 - End of Period (EOP)                               16,903   14,960
 - Average Fourth Quarter                            15,954   14,034
Total Loans - End of Period                           7,623    6,936
- ---------------------------------------------------------------------
ratios
Risk-Based Capital to Risk-Weighted Assets
 - Tier 1                                               9.3%     8.1%
 - Total (Tier 1 and 2)                                13.4     11.6
Leverage (Tier 1 to Fourth Quarter Average Assets)      6.2      6.1
- ---------------------------------------------------------------------
Common Stockholders' Equity to
 - Total EOP Loans                                     12.9%    12.1%
 - Total EOP Assets                                     5.8      5.6
Stockholders' Equity to
 - Total EOP Loans                                     15.1     14.6
 - Total EOP Assets                                     6.8      6.8
- ---------------------------------------------------------------------

Notes:
* The reserve for credit losses is restricted to 1.25% of risk-weighted assets for the purpose of this calculation.
** Notes payable that qualify for risk-based capital amortize for the purpose of inclusion in tier 2 capital during the five years before maturity.
*** Risk-weighted assets have been reduced for goodwill and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital.

                                                   northern trust corporation 39

Consolidated Statement of Condition

                                                               December 31
                                                           --------------------
( In Millions )                                              1993       1992
- --------------------------------------------------------------------------------
assets
Cash and Due from Banks                                    $ 1,519.7  $ 1,071.8
Investment Securities ( Note 3 ) - Held for Investment
 ( Fair value $3,845.0 in 1993 and $2,822.2 in 1992 )        3,790.8    2,779.5
- - Held for Sale ( Fair value $212.2 in 1993 and $403.5 in
 1992 )                                                        211.6      400.1
Securities Held for Trading                                     36.3        1.6
Money Market Assets
 Federal Funds Sold and Securities Purchased under Agree-
  ments to Resell                                              577.8      456.5
 Time Deposits with Banks - Domestic                              .2         .1
                          - International                    2,090.2    1,859.4
 Other                                                          72.3       82.3
- --------------------------------------------------------------------------------
 Total                                                       2,740.5    2,398.3
- --------------------------------------------------------------------------------
Loans and Leases ( Note 4 ) - Domestic                       7,269.7    6,662.4
                            - International                    353.3      273.5
- --------------------------------------------------------------------------------
 Total ( Net of unearned income $69.4 in 1993 and $68.2
  in 1992 )                                                  7,623.0    6,935.9
- --------------------------------------------------------------------------------
Reserve for Credit Losses ( Note 5 )                          (145.5)    (145.5)
Buildings and Equipment ( Notes 6 and 7 )                      291.9      282.6
Customers' Acceptance Liability                                 56.9      207.6
Trust Security Settlement Receivables                          293.1      562.1
Other Assets                                                   484.3      465.6
- --------------------------------------------------------------------------------
Total Assets                                               $16,902.6  $14,959.6
- --------------------------------------------------------------------------------
liabilities
Deposits
Demand and Other Noninterest-Bearing                       $ 2,464.7  $ 2,674.6
Savings and Money Market Deposits                            3,387.6    3,611.5
Savings Certificates                                         1,111.3    1,248.4
Other Time                                                     333.4      434.7
Foreign Offices - Demand                                       297.1       37.6
                - Time                                       2,739.3    1,864.0
- --------------------------------------------------------------------------------
 Total Deposits                                             10,333.4    9,870.8
Federal Funds Purchased                                      1,215.8    2,034.2
Securities Sold under Agreements to Repurchase                 602.2      282.3
Commercial Paper                                               124.1      127.0
Other Borrowings                                             2,001.2      672.8
Senior Medium-Term Notes ( Note 8 )                            817.0      312.0
Notes Payable ( Note 8 ) ( Qualifying for risk-based cap-
 ital, $183.4 in 1993 and $113.0 in 1992 )                     326.8      233.2
Liability on Acceptances                                        56.9      207.6
Other Liabilities                                              273.5      209.2
- --------------------------------------------------------------------------------
 Total Liabilities                                          15,750.9   13,949.1
- --------------------------------------------------------------------------------
stockholders' equity
Preferred Stock ( Note 9 )                                     170.0      170.0
Common Stock ( Notes 9 and 11 ) - $1.66 2/3 Par Value           89.7       89.7

                            1993        1992
    -------------------------------------------
     Shares authorized   140,000,000 70,000,000
     Shares issued        53,826,261 53,826,261
     Shares outstanding   53,292,967 52,831,844

Capital Surplus                                             303.0      300.0
Retained Earnings                                           631.9      511.7
Unrealized Loss on Marketable Equity Securities ( Note
 3 )                                                          (.4)      (1.3)
Translation Adjustments                                        .6         .6
Common Stock Issuable - Performance Plan ( Note 19 )         11.8        8.1
Deferred Compensation - ESOP and Other                      (43.5)     (49.5)
Treasury Stock - at cost, 533,294 shares in 1993 and
 994,417 shares in 1992                                     (11.4)     (18.8)
- -----------------------------------------------------------------------------
 Total Stockholders' Equity                               1,151.7    1,010.5
- -----------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity              $16,902.6  $14,959.6
- -----------------------------------------------------------------------------

See accompanying notes to financial statements on pages 44-59.

40 northern trust corporation

Consolidated Statement of Income

                                                For the Year Ended December 31
                                               --------------------------------
( In Millions )                                   1993       1992       1991
- -------------------------------------------------------------------------------
Interest Income
 Loans and Leases ( Note 4 ) - Domestic            $421.1     $425.4     $498.8
                             - International         14.4       18.3       25.8
- -------------------------------------------------------------------------------
 Total                                              435.5      443.7      524.6
- -------------------------------------------------------------------------------
 Money Market Assets
  Federal Funds Sold and Securities Purchased
   under Agreements to Resell                         5.5        8.8       17.8
  Time Deposits with Banks - Domestic                  .1         .2         .6
                           - International           86.4       95.4      107.5
  Other                                               2.6        4.6       20.7
- -------------------------------------------------------------------------------
 Total                                               94.6      109.0      146.6
- -------------------------------------------------------------------------------
 Investment Securities ( Note 3 ) - Held for
  Investment                                        164.8      168.3      173.8
 - Held for Sale                                      9.4         --         --
 Securities Held for Trading                          2.1         .9        2.4
- -------------------------------------------------------------------------------
Total Interest Income                               706.4      721.9      847.4
- -------------------------------------------------------------------------------
Interest Expense
 Deposits - Savings and Money Market Deposits        78.8       99.1      159.2
 - Savings Certificates                              50.5       69.9      104.3
 - Other Time                                        15.7       25.4       38.3
 - Foreign Offices                                   90.4       95.7       88.6
 Federal Funds Purchased                             51.1       53.5       78.7
 Securities Sold under Agreements to Repur-
  chase                                              20.0       19.8       26.2
 Commercial Paper                                     4.3        5.2        8.0
 Other Borrowings                                    24.6       18.1       40.7
 Senior Medium-Term Notes ( Note 8 )                 18.4        3.0         .1
 Notes Payable ( Note 8 )                            23.3       21.0       21.4
- -------------------------------------------------------------------------------
Total Interest Expense                              377.1      410.7      565.5
- -------------------------------------------------------------------------------
Net Interest Income                                 329.3      311.2      281.9
Provision for Credit Losses ( Note 5 )               19.5       29.5       31.0
- -------------------------------------------------------------------------------
Net Interest Income after Provision for
 Credit Losses                                      309.8      281.7      250.9
- -------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                                         404.8      368.4      303.1
 Security Commissions and Trading Income             19.9       19.9       15.1
 Other Operating Income ( Note 13 )                 125.9      117.8       91.1
 Investment Security Gains ( Note 3 )                 1.8        3.3        3.5
- -------------------------------------------------------------------------------
Total Noninterest Income                            552.4      509.4      412.8
- -------------------------------------------------------------------------------
Income before Noninterest Expenses                  862.2      791.1      663.7
- -------------------------------------------------------------------------------
Noninterest Expenses
 Salaries                                           293.4      270.1      241.9
 Pension and Other Employee Benefits ( Notes
  14 and 19 )                                        68.1       58.4       50.6
 Occupancy Expense ( Notes 6 and 7 )                 55.3       53.8       50.6
 Equipment Expense ( Note 6 )                        41.1       36.2       33.0
 Other Operating Expenses                           170.3      166.1      124.0
- -------------------------------------------------------------------------------
Total Noninterest Expenses                          628.2      584.6      500.1
- -------------------------------------------------------------------------------
Income before Income Taxes                          234.0      206.5      163.6
Provision for Income Taxes ( Includes related
 investment security transactions tax provi-
 sion of $.7 in 1993, $1.1 in 1992 and $1.3 in
 1991 ) ( Note 10 )                                  66.1       57.0       36.2
- -------------------------------------------------------------------------------
net income                                         $167.9     $149.5     $127.4
- -------------------------------------------------------------------------------
Net Income Applicable to Common Stock              $161.6     $142.7     $121.4
- -------------------------------------------------------------------------------
net income per common share ( Note 11 )
- - primary                                          $ 2.96     $ 2.64     $ 2.29
- - fully diluted                                      2.95       2.64       2.27
- -------------------------------------------------------------------------------
Average Number of Common Shares Outstanding
- - Primary                                      54,589,933 54,033,230 53,111,984
- - Fully Diluted                                55,848,809 55,210,451 53,396,215
- -------------------------------------------------------------------------------

See accompanying notes to financial statements on pages 44-59.

                                                   northern trust corporation 41

Consolidated Statement of Changes in Stockholders' Equity

                                                     For the Year Ended
                                                        December 31
                                                 ---------------------------
( In Millions )                                    1993      1992     1991
- ----------------------------------------------------------------------------
preferred stock
Balance at January 1                             $  170.0  $  120.0  $120.0
Preferred Stock Issuance, Series E                   ----      50.0      --
- ----------------------------------------------------------------------------
Balance at December 31                              170.0     170.0   120.0
- ----------------------------------------------------------------------------
common stock
Balance at January 1                                 89.7      59.8    59.8
Transfer from Capital Surplus - Three-for-Two
 Stock Split                                         ----      29.9      --
- ----------------------------------------------------------------------------
Balance at December 31                               89.7      89.7    59.8
- ----------------------------------------------------------------------------
capital surplus
Balance at January 1                                300.0     326.4   327.1
Stock Issued - Incentive Plan and Awards              3.0       5.0     (.7)
Preferred Stock Issuance Cost                        ----      (1.5)     --
Transfer to Common Stock - Three-for-Two Stock
 Split                                               ----     (29.9)     --
- ----------------------------------------------------------------------------
Balance at December 31                              303.0     300.0   326.4
- ----------------------------------------------------------------------------
retained earnings
Balance at January 1                                511.7     403.0   311.7
Net Income                                          167.9     149.5   127.4
Dividends Declared on Common Stock                  (41.1)    (34.8)  (29.8)
Dividends Declared on Preferred Stock                (6.6)     (6.0)   (6.3)
- ----------------------------------------------------------------------------
Balance at December 31                              631.9     511.7   403.0
- ----------------------------------------------------------------------------
unrealized loss on marketable equity securities
Balance at January 1                                 (1.3)     (4.4)   (5.9)
Unrealized Gain, net                                   .9       3.1     1.5
- ----------------------------------------------------------------------------
Balance at December 31                                (.4)     (1.3)   (4.4)
- ----------------------------------------------------------------------------
translation adjustments
Balance at January 1 and December 31                   .6        .6      .6
- ----------------------------------------------------------------------------
common stock issuable - performance plan
Balance at January 1                                  8.1       4.6     2.4
Stock Issuable, net of Stock Issued                   3.7       3.5     2.2
- ----------------------------------------------------------------------------
Balance at December 31                               11.8       8.1     4.6
- ----------------------------------------------------------------------------
deferred compensation - esop and other
Balance at January 1                                (49.5)    (54.1)  (58.7)
Compensation Deferred                                (3.1)     (2.2)   (1.3)
Compensation Amortized                                8.6       7.1     6.1
Unfunded Pension Liability, net                        .5       (.3)    (.2)
- ----------------------------------------------------------------------------
Balance at December 31                              (43.5)    (49.5)  (54.1)
- ----------------------------------------------------------------------------
treasury stock
Balance at January 1                                (18.8)    (35.2)  (48.5)
Stock Options and Awards                             10.6      21.5    15.5
Stock Purchased                                      (3.2)     (5.1)   (2.2)
- ----------------------------------------------------------------------------
Balance at December 31                              (11.4)    (18.8)  (35.2)
- ----------------------------------------------------------------------------
total stockholders' equity at december 31        $1,151.7  $1,010.5  $820.7
- ----------------------------------------------------------------------------

See accompanying notes to financial statements on pages 44-59.

42 northern trust corporation

Consolidated Statement of Cash Flows

                                                       For the Year Ended
                                                          December 31
                                                  -----------------------------
( In Millions )                                     1993      1992      1991
- -------------------------------------------------------------------------------
cash flows from operating activities:
Net Income                                        $  167.9  $  149.5  $  127.4
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
 Provision for Credit Losses                          19.5      29.5      31.0
 Depreciation and Amortization                        39.3      34.0      30.6
 (Increase) Decrease in Interest Receivable           (3.3)     20.2      (4.7)
 Decrease in Interest Payable                         (9.8)     (4.2)    (17.9)
 Amortization and Accretion of Securities and Un-
  earned Income                                       79.8      84.2      30.1
 Deferred Income Tax                                  21.4      13.6       6.7
 Net (Increase) Decrease in Securities Held for
  Trading                                            (34.7)     58.6     (25.0)
 Other Noncash, net                                   34.8     (35.4)     61.4
- -------------------------------------------------------------------------------
 Net Cash Provided by Operating Activities           314.9     350.0     239.6
- -------------------------------------------------------------------------------
cash flows from investing activities:
 Purchases of Investment Securities               (4,367.5) (2,831.5) (3,289.6)
 Proceeds from Sale of Investment Securities         148.6     373.6     372.8
 Proceeds from Maturity and Redemption of Invest-
  ment Securities                                  3,320.8   2,324.9   1,983.6
 Net Increase in Federal Funds Sold and Securi-
  ties Purchased under Agreements to Resell         (121.3)    (64.8)   (145.0)
 Net Increase in Time Deposits with Banks           (230.9)   (601.3)   (142.8)
 Net Decrease in Other Money Market Assets            10.0      53.2     807.5
 Net Increase in Loans and Leases                   (711.7)   (696.8)   (785.2)
 Purchase of Buildings and Equipment                 (48.9)    (56.5)    (35.7)
 Proceeds from Sale of Buildings and Equipment          .9       1.7        .3
 Net (Increase) Decrease in Trust Security Set-
  tlement Receivables                                269.0    (474.2)    (18.2)
 Cash Used in Acquisitions                              --     (47.5)     (4.1)
                                                        --
 Other, net                                           13.8      18.9     (19.9)
- -------------------------------------------------------------------------------
 Net Cash Used in Investing Activities            (1,717.2) (2,000.3) (1,276.3)
- -------------------------------------------------------------------------------
cash flows from financing activities:
 Net Increase (Decrease) in Demand and Other Non-
  interest-Bearing Deposits                           49.6     888.7    (197.3)
 Net Increase (Decrease) in Savings and Money
  Market Deposits                                   (223.9)    247.9     724.3
 Net Increase (Decrease) in Certificates of De-
  posit and Other Interest-Bearing Deposits          636.9     173.9     (75.8)
 Net Increase (Decrease) in Federal Funds Pur-
  chased and Short-Term Other Borrowings             956.1     (71.9)    896.4
 Proceeds from Other Borrowed Funds                1,663.8   1,638.7   2,343.0
 Repayments of Other Borrowed Funds               (1,789.8) (1,547.1) (2,583.8)
 Net Decrease in Commercial Paper                     (2.9)     (2.4)    (14.3)
 Proceeds from Senior Medium-Term Notes and Notes
  Payable                                            805.0     310.2     100.0
 Repayments on Senior Medium-Term Notes and Notes
  Payable                                           (206.4)    (31.1)     (5.5)
 Proceeds from Preferred Stock Issued                   --      48.5        --
 Treasury Stock Purchased                             (2.2)     (2.5)      (.2)
 Net Proceeds from Stock Options                       4.0      11.7       7.5
 Cash Dividends Paid on Common and Preferred
  Stock                                              (45.8)    (39.5)    (35.4)
 Other, net                                            5.8       3.8       4.9
- -------------------------------------------------------------------------------
 Net Cash Provided by Financing Activities         1,850.2   1,628.9   1,163.8
- -------------------------------------------------------------------------------
 Increase (Decrease) in Cash and Due from Banks      447.9     (21.4)    127.1
 Cash and Due from Banks at Beginning of Year      1,071.8   1,093.2     966.1
- -------------------------------------------------------------------------------
cash and due from banks at end of year            $1,519.7  $1,071.8  $1,093.2
- -------------------------------------------------------------------------------
supplemental disclosures of cash flow informa-
 tion:
 Interest Paid on Deposits and Short- and Long-
  Term Borrowings                                 $  386.9  $  414.9  $  583.4
 Income Taxes Paid                                    41.5      33.1      35.2
- -------------------------------------------------------------------------------

See accompanying notes to financial statements on pages 44-59.

                                                   northern trust corporation 43

Notes To Financial Statements

1. Accounting Policies--The financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows.
  a. basis of presentation. The consolidated financial statements include the accounts of Northern Trust Corporation (Parent Company) and its wholly owned subsidiaries (Corporation). Significant intercompany balances and transactions have been eliminated in consolidation. Results of operations of entities purchased are included from the dates of acquisition.
  b. foreign currency translation. Foreign currency asset and liability accounts of overseas branches are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Income and expense accounts are translated at month-end rates of exchange.
  Foreign exchange trading positions are valued monthly at prevailing market rates. Gains and losses on trading positions and on positions entered into in order to hedge foreign denominated investments are recognized currently in other operating income. Gains and losses on foreign currency positions that were entered into in order to hedge specific, firm foreign currency obligations are deferred and recognized in income over the life of the underlying asset or liability or as the underlying expense or commitment is incurred.
  c. investment securities.
  Securities Held for Investment consist of those securities that management intends to, and the Corporation has the ability to, hold until maturity or, in the case of marketable equity securities, on a long-term basis. Debt securities are stated at cost, adjusted for the amortization of premiums and the accretion of discounts. Marketable equity securities are carried at the lower of aggregate cost or fair value. Unrealized losses on equity securities are reported in the consolidated statement of condition as a reduction to the equity securities' carrying value and as a reduction, net of taxes, in stockholders' equity.
  Securities Held for Sale may be sold prior to maturity in response to changes in market interest rates, prepayment risk, or other factors. Securities held for sale are stated at the lower of aggregate cost or fair value. Unrealized losses on securities held for sale are included in the income statement as investment security losses. Realized gains and losses on securities held for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.
  The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. Under SFAS No. 115, debt and equity securities not intended to be held to maturity and not held for trading will be classified as "available for sale." Such securities will be reported at fair value with both unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity.
  d. securities held for trading. Securities held for trading are stated at fair value. The realized and unrealized gains and losses are reported in the income statement under security commissions and trading income. In addition, this income statement category includes brokerage and futures commissions.
  e. interest risk management instruments. Interest risk management instruments include interest rate swap contracts, futures contracts, options and similar contracts. The Corporation is a party to various interest risk management instruments to meet the interest risk management needs of its clients, as part of its trading activity for its own account and as part of its asset/liability management activities.
  Interest risk management instruments entered into to meet clients' interest risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income. If interest risk management instruments are used by the Corporation to hedge existing assets and liabilities or anticipated transactions, and if specific criteria are met, any gains or losses are deferred and recognized as an adjustment to interest income or expense over the life of the related asset, liability, or anticipated transaction. Interest accruals on interest rate swaps that are used as hedges are recognized as adjustments to the interest income or expense of the hedged item over the life of the swap.
  f. loans and leases. Loans are reported at the principal amount outstanding, net of unearned income. Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well secured and in the process of collection. At the time a loan is placed on a nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist. Interest income on restructured loans is recognized in accordance with the new terms.
  Premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment of the yield.
  Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the contractual life of the lease.
  g. reserve for credit losses. The reserve for credit losses is established through provisions for credit losses charged to income. Loans and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. The loan portfolio and other extensions of credit are regularly reviewed to evaluate the adequacy of the reserve for credit losses. The impact of domestic

44 northern trust corporation
and international economic conditions on the creditworthiness of borrowers is given major consideration in determining the adequacy of the reserve. Credit loss experience, changes in the character and size of the loan portfolio and management's judgement are other factors used in assessing the overall adequacy of the reserve for credit losses and the resulting provision for credit losses. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. While the largest portion of this reserve is intended to cover loan and lease losses, it is considered a general reserve available for all credit-related purposes.
  h. fees on standby letters of credit and participations in bankers acceptances. Fees on standby letters of credit are generally recognized in other operating income on the straight-line method over the lives of the underlying agreements. Commissions on bankers acceptances are recognized in other operating income when received.
  i. buildings and equipment. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed primarily on the straight-line method. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
  j. other real estate owned (oreo). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans.
  OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to the reserve for OREO. The OREO reserve is established to reduce OREO to a realizable value through a charge to other operating expenses. Gains realized from the sale of OREO are included in other operating income. OREO is reported net of the related reserve and is included in other assets in the consolidated statementof condition.
  k. intangible assets. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired subsidiaries, is being amortized using the straight-line method over periods not exceeding thirty years.
Goodwill of approximately $39.4 million and $42.3 million at December 31, 1993 and 1992, respectively, is included in other assets in the consolidated statement of condition. At December 31, 1993, the average remaining life of unamortized goodwill was thirteen years.
  Other intangible assets are amortized using various methods over the estimated life of the assets. At December 31, 1993 other intangible assets totaled $35.0 million versus $39.0 million last year.
  l. trust assets and fees. Assets held in fiduciary or agency capacities are not included in the consolidated statement of condition, since such items are not assets of the Corporation. Income from trust activities is reported on an accrual basis.
  m. trust security settlement receivables. These receivables represent other items in the process of collection presented on behalf of trust clients.
  n. pension benefits. A noncontributory qualified pension plan covers substantially all employees. The plan provides benefits for normal and early retirement, deferred benefits for vested employees and, under certain circumstances, survivor benefits in the event of death. Benefits are based on the employees' years of service and their five highest consecutive years of compensation. The proportion of average compensation paid as a pension benefit is determined by length of service. Contributions to the plan satisfy or exceed the minimum funding requirements of ERISA. Certain retiree death benefits are funded through the Pension Plan and the related cost is included as a component of annual pension expense. Assets held by the plan consist primarily of listed stocks and corporate bonds. The Corporation also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law.
  The Corporation has a nonqualified trust, referred to as a "Rabbi" trust, to fund benefits in excess of those permitted in certain of the Corporation's qualified plans. The primary purpose of the trust is to fund nonqualified pension benefits. This arrangement offers certain officers of the Corporation a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors of the Corporation and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated statement of condition.
  o. employee stock ownership plan (esop). A leveraged Employee Stock Ownership Plan (ESOP) in which substantially all employees of the Corporation are eligible to participate was established in 1989. The ESOP shares not yet allocated to individual accounts are treated as deferred compensation and accounted for as a reduction of stockholders' equity. The original 4.5 million shares in the ESOP Trust are being allocated to eligible employees over a ten-year period. Dividends paid on unallocated shares held in the ESOP Trust are used for debt service on the ESOP notes. Compensation expense is accounted for based primarily on the amount of cash paid by the Corporation to the ESOP for principal payments on the ESOP notes.
  p. thrift incentive plan. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. The corporate contribution is contingent upon the level of employee contribution and meeting a predefined earnings objective for the year. The estimated contribution to this plan is accrued during the year and charged to pension and other employee benefit expenses.

                                                   northern trust corporation 45

  q. incentive plans.
1992 incentive stock plan. The 1992 Incentive Stock Plan (Plan) provides for the granting of both nonqualified and incentive stock options. Stock appreciation rights may also be granted in conjunction with stock options. The Plan also permits stock awards and stock equivalents to be granted. Key officers of the Corporation and its subsidiaries are eligible to participate in the Plan. The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. The total number of shares of common stock of the Corporation available for distribution under the Plan is 3,750,000. The accounting entries made to the appropriate capital or expense accounts of the Corporation are based upon the terms and conditions of each award.
  Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. All options are exercisable not earlier than six months nor later than ten years after the date of grant. In addition, the Plan provides that all options will become exercisable upon a change of control of the Corporation as defined in the Plan. All options terminate at such time as determined by the Committee and as provided in the option, but not later than three years after termination of employment for any reason other than death.
  Under the Plan, stock awards or equivalents can be awarded by the Committee to participants which entitle them to receive a payment in cash or common stock of the Corporation based on such terms and conditions as the Committee deems appropriate including achievement of performance goals.
amended incentive stock plan. The Amended Incentive Stock Plan was superseded by the 1992 Incentive Stock Plan and will terminate by its terms on December 31, 1994. Outstanding grants and awards under the Amended Incentive Stock Plan will remain in effect in accordance with their terms, but no further grants or awards will be made.
long-term incentive plan. Performance shares have been granted to the Corporation's executive officers under the provisions of the 1992 and the Amended Incentive Stock Plans whereby the executives will be entitled to have each award credited to an account maintained for them if established performance goals are achieved with distribution after vesting. The value of shares earned but not yet distributed under the plan is credited to performance share accounts and is shown in stockholders' equity as common stock issuable-performance plan.
performance incentive plans. Various incentive plans provide for bonuses to selected employees based upon the accomplishment of various corporate objectives. Bonuses are accrued during the year to salary expense based on attainment of designated objectives.
  The above plans provide for acceleration of benefits in certain circumstances including a change of control.
  r. other postretirement benefits. The Corporation maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan may be eligible for postretirement health care coverage. These benefits may be subject to deductibles, co-payment provisions and other limitations. The provisions may also be changed at the discretion of the Corporation. Further, the Corporation reserves the right to terminate these benefits at any time.
  The Corporation adopted, effective January 1, 1993, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The statement requires that the expected cost of providing postretirement benefits be recognized in financial statements during the employees' active service period. The Corporation's previous practice was to expense these benefits when paid.
  s. income taxes. On January 1, 1993, the Corporation adopted on a prospective basis SFAS No. 109, "Accounting for Income Taxes." Based on the Corporation's existing tax position, income tax accounting under this new statement is not significantly different than the accounting required under the Corporation's prior method (SFAS No. 96). The change, therefore, did not have a material effect on the Corporation's 1993 tax provisions or reserves.
  SFAS No. 109 requires an asset and liability approach to accounting for income taxes. Its objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.
  t. cash flow statements. The Corporation has defined cash and cash equivalents as those amounts included in the consolidated statement of condition as "Cash and Due from Banks."
  u. fair values of financial instruments. SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain of the Corporation's financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts the Corporation could have realized in a market exchange. The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. The following methods and assumptions were used in estimating the fair values of the Corporation's financial instruments:
  Short-Term Financial Assets. Due to the short maturity of these instruments, the amounts reported in the statement of condition approximate fair value. Short-term financial assets include cash and due from banks; federal funds sold and securities purchased under agreements to resell; trust security settlement receivables; and customers' acceptance liabilities.
  Securities. Fair values of securities were based on quoted market values, when available. If quoted market values were not available, fair values were based on quoted market values for

46 northern trust corporation
comparable instruments. The fair values pertaining to securities are shown in
Note 3.
  Time Deposits with Banks and Other Money Market Assets. Fair values were estimated using a discounted cash flow method. The discount rate used was the current market rate for instruments with similar terms and credit risk.
  The amounts reported in the consolidated statement of condition for time deposits with banks and other money market assets approximate their fair values.
  Loans (not including lease financing receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which the Corporation would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility. The estimated fair value of the entire loan portfolio, not including lease financing receivables, was $7.36 billion and $6.69 billion as of December 31, 1993 and 1992, respectively. The corresponding book values of these loans, net of the entire reserve for credit losses, were $7.34 billion as of December 31, 1993 and $6.66 billion as of December 31, 1992.
  Short-Term Financial Liabilities. Due to the short maturity of these instruments, the amounts reported in the consolidated statement of condition approximate fair value. Short-term financial liabilities include federal funds purchased, liabilities on acceptances and commercial paper.
  Demand, Savings, and Money Market Deposits. The fair values required to be disclosed for these deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated statement of condition.
  Savings Certificates, Other Time and Foreign Offices Time Deposits,
Securities Sold under Agreements to Repurchase, Senior Medium-Term Notes, and Other Borrowings. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates. The fair values of savings certificates, other time and foreign offices time deposits were $4.20 billion and $3.57 billion as of December 31, 1993 and 1992, respectively. The corresponding book values of these deposits were $4.18 billion and $3.55 billion. The fair values of senior medium-term notes were $818.1 million and $311.1 million as of December 31, 1993 and 1992. The corresponding book values were $817.0 million and $312.0 million. The amounts reported in the consolidated statement of condition for securities sold under agreements to repurchase and other borrowings approximate their fair values.
  Notes Payable. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments. The estimated fair values of the Corporation's notes payable as of December 31, 1993 and 1992 were $349.8 million and $254.2 million, respectively. The corresponding book values of these notes were $326.8 million and $233.2 million.
  Off-Balance Sheet Financial Instruments. The fair values of commitments and letters of credit, which represent the amount of unamortized fees on these instruments, are recorded in the consolidated statement of condition and totaled $2.8 million as of December 31, 1993 and $2.4 million as of December 31, 1992.
  The fair values of all other off-balance sheet financial instruments, as shown in section B. of Note 16, were based on quoted market prices, when available. If quoted market prices were not available, fair values were estimated using pricing models.

2. Reclassifications--Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

3. Investment Securities--At December 31, 1993, obligations of states and political subdivisions, preferred stock and other securities had the following ratings according to Standard and Poor's and/or Moody's Investors Service: 71% are triple-A or double-A; 24% are single-A and 5% are below A or not rated.
  Realized gross security gains included in the consolidated statement of income in 1993 totaled $1.8 million, including $1.6 million related to securities held for sale. There were no realized gross security losses in 1993. In 1992, realized gross gains and gross losses totaled $4.0 million and $.7 million, respectively. In 1991, realized gross gains and gross losses totaled $4.3 million and $.8 million, respectively.
  Income on obligations of states and political subdivisions totaled $38.3 million, $39.3 million and $41.1 million in 1993, 1992 and 1991, respectively. Dividends on preferred stock totaled $3.8 million, $5.6 million and $8.6 million for 1993, 1992 and 1991, respectively.
  Effective January 1, 1994, the Corporation adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In conjunction with adopting SFAS No. 115, the Corporation restructured its investment portfolio. All of the Corporation's investments in obligations of states and political subdivisions, as well as U.S. Government securities with a book value of $82.7 million and preferred stock and other securities with a book value of $28.1 million, were classified as "held to maturity." The net appreciation on the held to maturity portfolio, all of which was related to the obligations of states and political subdivisions, was $53.4 million as of January 1, 1994. Securities classified as held to maturity will be accounted for at cost, adjusted for the amortization of premiums and the accretion of discounts.

                                                   northern trust corporation 47

  The remainder of the investment portfolio was classified as "available for sale." Available for sale securities will be accounted for at fair value, with both unrealized gains and losses credited or charged, net of the tax effect, to stockholders' equity. As of January 1, 1994, the fair value of the available for sale portfolio totaled $3.4 billion, and stockholders' equity increased by $202,000, to recognize the appreciation on these securities.
securities held for investment. The following tables summarize the book values, fair values and maturities of investment securities.

reconciliation of book values to fair values of securities held for investment

                           December 31,  1993
                 ---------------------------------------
                            Gross      Gross
                   Book   Unrealized Unrealized   Fair
( In Millions )   Value     Gains      Losses    Value
- --------------------------------------------------------
U.S. Government  $2,343.7   $ 2.1       $ .2    $2,345.6
Obligations of
 States and Po-
 litical Subdi-
 visions            493.5    53.5         .1       546.9
Federal Agency      833.1      .5        1.8       831.8
Preferred Stock      15.5      --         --        15.5
Other               105.0      .3         .1       105.2
- --------------------------------------------------------
Total            $3,790.8   $56.4       $2.2    $3,845.0
- --------------------------------------------------------

                           December 31,  1992
                 ---------------------------------------
                            Gross      Gross
                   Book   Unrealized Unrealized   Fair
( In Millions )   Value     Gains      Losses    Value
- --------------------------------------------------------
U.S. Government  $1,522.8   $ 1.8       $2.8    $1,521.8
Obligations of
 States and Po-
 litical Subdi-
 visions            508.5    42.6         --       551.1
Federal Agency      559.2     1.0         .1       560.1
Preferred Stock      15.4      --         --        15.4
Other               173.6      .6         .4       173.8
- --------------------------------------------------------
Total            $2,779.5   $46.0       $3.3    $2,822.2
- --------------------------------------------------------

  Included in preferred stock were securities accounted for as marketable equity securities with a cost basis of $14.5 million and $14.8 million at December 31, 1993 and 1992, respectively. These securities are recorded net of unrealized losses of $.5 million and $2.0 million at December 31, 1993 and 1992, respectively.

book and fair values of securities held for investment by maturity

                                   December 31,
                                        1993
                                 -----------------
                                   Book     Fair
( In Millions )                   Value    Value
- --------------------------------------------------
Due in One Year or Less          $2,431.6 $2,433.4
Due After One Year Through Five
 Years                              997.9  1,017.3
Due After Five Years Through
 Ten Years                          231.7    253.4
Due After Ten Years                 129.6    140.9
- --------------------------------------------------
Total                            $3,790.8 $3,845.0
- --------------------------------------------------

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

securities held for sale. The following tables summarize the book values, fair values and maturities of securities held for sale.

reconciliation of book values to fair values of securities held for sale

                         December 31,  1993
                 -----------------------------------
                          Gross      Gross
                  Book  Unrealized Unrealized  Fair
( In Millions )  Value    Gains      Losses   Value
- ----------------------------------------------------
U.S. Government  $   --   $  --      $  --    $   --
Federal Agency     77.7      .7         .2      78.2
Preferred Stock   129.2      --         --     129.2
Other               4.7      .1         --       4.8
- ----------------------------------------------------
Total            $211.6   $  .8      $  .2    $212.2
- ----------------------------------------------------

                         December 31,  1992
                 -----------------------------------
                          Gross      Gross
                  Book  Unrealized Unrealized  Fair
( In Millions )  Value    Gains      Losses   Value
- ----------------------------------------------------
U.S. Government  $227.6    $2.9       $--     $230.5
Federal Agency     46.1      --        --       46.1
Preferred Stock    98.2      --        --       98.2
Other              28.2      .5        --       28.7
- ----------------------------------------------------
Total            $400.1    $3.4       $--     $403.5
- ----------------------------------------------------

book and fair values of securities
held for sale by maturity

                                    December 31,
                                         1993
                                    -------------
                                     Book   Fair
( In Millions )                     Value  Value
- -------------------------------------------------
Due in One Year or Less             $ 11.2 $ 11.3
Due After One Year Through Five
 Years                                25.5   25.7
Due After Five Years Through Ten
 Years                                18.5   18.6
Due After Ten Years                  156.4  156.6
- -------------------------------------------------
Total                               $211.6 $212.2
- -------------------------------------------------

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

48 northern trust corporation

4. Loans and Leases--Amounts outstanding in selected loan categories are shown below.

                            December 31
                         -----------------
( In Millions )            1993     1992
- ------------------------------------------
Domestic
 Commercial              $2,421.1 $2,409.0
 Broker                     249.4    336.3
 Commercial Real Estate     506.5    511.2
 Residential Real Estate  2,883.3  2,372.8
 Consumer                   617.5    505.9
 Other                      453.5    392.0
 Lease Financing            138.4    135.2
- ------------------------------------------
Total Domestic            7,269.7  6,662.4
International               353.3    273.5
- ------------------------------------------
Total                    $7,623.0 $6,935.9
- ------------------------------------------

  Other domestic loans includes $375.6 million at December 31, 1993, and $349.0 million at December 31, 1992 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $48.3 million at December 31, 1993, and $38.4 million at December 31, 1992.
  nonperforming assets. Presented below are outstanding amounts of nonaccrual loans and OREO. OREO is presented net of the related reserve.

                                    December 31
                                    -----------
( In Millions )                     1993  1992
- -----------------------------------------------
Nonaccrual Loans
 Domestic -- Commercial Real Estate $ 4.8 $13.1
 -- Other                            21.2  53.3
 International                        1.3   1.9
- -----------------------------------------------
Total Nonaccrual Loans               27.3  68.3
Other Real Estate Owned, net          9.7  22.9
- -----------------------------------------------
Total Nonperforming Assets          $37.0 $91.2
- -----------------------------------------------

  Unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual totaled $1.0 million at December 31, 1993, and $9.5 million at December 31, 1992.
  Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $3.5 million in 1993, $5.4 million in 1992 and $7.4 million in 1991, compared with amounts that were actually recorded of $1.6 million, zero and $.4 million, respectively. Interest income that would have been recorded on international nonaccrual loans in accordance with their original terms amounted to $.1 million in 1993 and 1992, and zero in 1991, compared with amounts that were actually recorded at zero in all three years.
  Provisions credited to the reserve for OREO were $1.5 million in 1993, $14.3 million in 1992 and $1.2 million in 1991. Losses of $2.1 million in 1993, $14.3 million in 1992 and $1.6 million in 1991 were charged to the reserve. The reserve totaled $.1 million, $.7 million and $.7 million at December 31, 1993, 1992 and 1991, respectively.
  In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This new statement requires that an impaired loan that is within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or, if the loan is collateral dependent, based on the fair value of the collateral. This statement takes effect January 1, 1995. At this time management does not expect to apply this statement earlier. Although the expected financial impact of adopting this statement has not yet been quantified, management believes that the new accounting standard will not have a material effect on the Corporation's financial position and results of operations.

5. Reserve for Credit Losses--Changes in the reserve for credit losses were as follows.

( In Millions )               1993    1992    1991
- ----------------------------------------------------
Balance at Beginning of
 Year                        $145.5  $145.7  $148.0
- ----------------------------------------------------
Losses Charged to Reserve:
 Domestic
  Commercial Real Estate       (7.8)   (4.6)  (14.5)
  Other                       (15.0)  (21.8)  (24.0)
 International                  (.6)   (6.0)     --
- ----------------------------------------------------
Total Losses Charged to Re-
 serve                        (23.4)  (32.4)  (38.5)
Recoveries Credited to Re-
 serve                          3.9     2.7     5.2
- ----------------------------------------------------
Net Losses Charged to Re-
 serve                        (19.5)  (29.7)  (33.3)
Provision for Credit Losses    19.5    29.5    31.0
- ----------------------------------------------------
Net Change in Reserve          ----     (.2)   (2.3)
- ----------------------------------------------------
Balance at End of Year       $145.5  $145.5  $145.7
- ----------------------------------------------------

  The quality of the Corporation's loan portfolios remains sound and the reserve for credit losses is adequate to cover credit-related uncertainties as they exist today. Established credit review procedures ensure that close attention is given to commercial real estate-related loans and other commercial loans, as well as other credit exposures that might be adversely affected by significant increases in interest rates or an unexpected downturn in segments of the economies of the United States or other countries.

                                                   northern trust corporation 49

6. Buildings and Equipment--A summary of the Corporation's buildings and equipment is presented below.

                        December 31,  1993
                  ------------------------------
                  Original Accumulated  Net Book
( In Millions )     Cost   Depreciation  Value
- ------------------------------------------------
Land               $ 23.4     $   --     $ 23.4
Buildings            79.0       35.5       43.5
Equipment           215.3       91.2      124.1
Leasehold Im-
 provements          51.0       16.3       34.7
Building Leased
 under Capital
 Lease (Note 7)      72.6        6.4       66.2
- ------------------------------------------------
Total              $441.3     $149.4     $291.9
- ------------------------------------------------

                        December 31,  1992
                  ------------------------------
                  Original Accumulated  Net Book
( In Millions )     Cost   Depreciation  Value
- ------------------------------------------------
Land               $ 23.4     $   --     $ 23.4
Buildings            74.5       32.9       41.6
Equipment           191.1       73.0      118.1
Leasehold Im-
 provements          44.9       13.5       31.4
Building Leased
 under Capital
 Lease (Note 7)      72.6        4.5       68.1
- ------------------------------------------------
Total              $406.5     $123.9     $282.6
- ------------------------------------------------

  The charge for depreciation amounted to $39.3 million in 1993, $34.0 million in 1992 and $30.6 million in 1991. Occupancy expense has been reduced by $1.7 million in 1993, $1.0 million in 1992 and $1.0 million in 1991 for rental income from leased premises.

7. Lease Commitments--At December 31, 1993, the Corporation was obligated under a number of noncancelable operating leases for premises and equipment used primarily for banking purposes. Certain leases contain rent escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or the Corporation entering into further lease agreements. Minimum rental commitments as of December 31, 1993, for all noncancelable operating leases are as follows.

                              Future Minimum
( In Millions )               Lease Payments
- --------------------------------------------
1994                              $ 22.7
1995                                23.1
1996                                21.8
1997                                21.0
1998                                19.8
Later Years                        125.1
- --------------------------------------------
Total Minimum Lease Payments      $233.5
- --------------------------------------------

  Rental expense for all operating leases is included in occupancy expense and amounted to $23.5 million in 1993, $22.8 million in 1992, and $22.1 million in 1991.
  The Corporation leases the building and land utilized as its Chicago operations center under an agreement which qualifies as a capital lease. The long-term financing for the property was provided by the Corporation. In the event of sale or refinancing, the Corporation will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.
  The table below reflects the future minimum lease payments required under this lease, net of payments received on the long-term financing, and the present value of the net capital lease obligation at December 31, 1993 (see
Note 8).

                                    Future Minimum
                                    Lease Payments,
( In Millions )                           net
- ---------------------------------------------------
1994                                     $ 1.1
1995                                       1.1
1996                                       1.1
1997                                       1.1
1998                                       1.1
Later Years                               17.0
- ---------------------------------------------------
Total Minimum Lease Payments, net         22.5
Less: Amount Representing Interest        12.0
- ---------------------------------------------------
Net Present Value under Capital
 Lease Obligation                        $10.5
- ---------------------------------------------------

8. Senior Medium-Term Notes, Notes Payable and Lines of Credit-- senior medium-term notes. A summary of the Corporation's senior medium-term notes outstanding at December 31 is presented below.

( In Millions )            Rate      1993   1992
- -------------------------------------------------
Parent Company
 Due 1996 (a) (b)             8.65% $  2.0 $  2.0
The Northern Trust Com-
 pany
 Due 1993 (a) (c)        3.10-3.65      --  200.0
 Due 1994 (a) (c)        3.40-4.51   700.0   10.0
 Due 1995 (a) (c)             4.95   100.0  100.0
 Due 1996 (a) (c)        4.63-5.38    10.0     --
 Due 1998 (a) (c)             6.29     5.0     --
- -------------------------------------------------
Total Senior Medium-Term Notes      $817.0 $312.0
- -------------------------------------------------

See bottom of next table for applicable notes.

50 northern trust corporation
notes payable. A summary of the Corporation's notes payable outstanding at December 31 is presented below.

(In Millions)                                1993   1992
- ---------------------------------------------------------
Subordinated Notes -- Parent Company
 9.15% Notes due March 1998 (a) (b)         $ 10.0 $ 10.0
 9.20% Notes due March 1998 (a) (b)           13.0   13.0
 9.00% Notes due May 1998 (a) (b)             50.0   50.0
 9.00% Notes due May 2001 (a) (b)             25.0   25.0
Subordinated Notes -- The Northern
 Trust Company
 6.50% Notes due May 2003 (a) (c)            100.0     --
- ---------------------------------------------------------
  Subordinated Notes Payable                $198.0 $ 98.0
- ---------------------------------------------------------
Other Notes Payable
 9 1/8% Notes due August 1994 (a)           $ 75.0 $ 75.0
 8.25% ESOP Notes due December 1995 (a) (d)    2.7    2.7
 8.23% ESOP Installment Notes with
  Final Payment due December 1998 (e)         40.6   46.9
 Bank Capital Lease Obligation (f)            10.5   10.6
- ---------------------------------------------------------
  Other Notes Payable                       $128.8 $135.2
- ---------------------------------------------------------
Total Notes Payable                         $326.8 $233.2
- ---------------------------------------------------------
Notes Payable Qualifying as
 Risk-Based Capital                         $183.4 $113.0
- ---------------------------------------------------------

(a) Not redeemable prior to maturity.
(b) In September 1990, the Corporation filed a shelf registration statement on Form S-3 with the SEC which permitted the Corporation to offer from time to time up to $200 million of senior and subordinated debt securities. In March 1991, the Corporation issued a total of $100 million senior and subordinated fixed rate medium-term notes under the shelf registration. In November 1993, the Corporation filed a post-effective amendment to the shelf registration to deregister the remaining $100 million notes.
(c) In June 1992, The Northern Trust Company (the Bank) issued an offering circular which detailed the Bank's capability to offer from time to time unsecured and unsubordinated medium-term bank notes in an aggregate principal amount of up to $500 million. The term of each note could range from nine months to fifteen years as selected by the initial purchaser and agreed to by the Bank. In April 1993, this program was replaced by a new program whose offering circular detailed the Bank's capability to offer from time to time its senior medium-term bank notes in an aggregate principal amount of up to $1.5 billion at any one time outstanding and its subordinated medium-term bank notes in an aggregate principal amount not to exceed $100 million. Each senior note will mature from nine months to fifteen years, and each subordinated note will mature from five years to fifteen years, following its date of original issuance, as selected by the initial purchaser and agreed to by the Bank.
(d) Notes are related to the contribution of 180,000 common shares to the ESOP trust.
(e) Notes were issued directly by the ESOP trust in order to finance the purchase of 4,320,000 common shares. The Corporation unconditionally guarantees the payment of principal, premium, if any, and interest. The interest rate is subject to adjustment in the event of certain tax law changes affecting ESOP plans.
(f) Refer to Note 7.

  lines of credit. The Corporation currently maintains commercial paper back-up facility lines of credit with four unaffiliated banks totaling $50 million. The facility is renewable every six months and requires the payment of an annual commitment fee equal to 1/8 of 1% of the commitment. There were no borrowings under commercial paper back-up facilities during 1993 or 1992.

9. stockholders' equity--
preferred stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued.
  series c--In 1987, the Corporation issued 600 shares of Auction Rate Preferred Stock (APS) Series C, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. The average rate for this issue as declared during 1993 was 2.68%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.
  series d--In 1990, the Corporation issued 600 shares of Flexible Auction Rate Cumulative Preferred Stock, Series D (FAPS) with a $100,000 per share stated value. Each dividend period shall contain 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days, as selected by the Term Selection Agent, which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury rate, as appropriate for the length of each short-term or long-term dividend period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as Common Stock, may be paid on Common Stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 1993 was 2.65%. The shares of FAPS are redeemable at the option of the Corporation, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.
  series e--In February 1992, the Corporation issued $50 million of 6.25% Cumulative Convertible Preferred Stock, Series E, sold to the public in the form of 1,000,000 Depositary Shares, each representing one-twentieth of a share of the Series E Preferred Stock. The stated value of the Preferred Stock is $1,000 per share and the proportionate liquidation preference of each Depositary Share is $50. The Preferred Stock has no preemptive rights, is not subject to any sinking fund or other obligation of the Corporation to repurchase or retire the Stock, and except in certain specified cases has no voting rights. The Preferred Stock has priority over common stock as to dividends and liquidation rights.

                                                   northern trust corporation 51

  The preferred stock is convertible at any time into shares of common at a conversion price of $41.50 (equivalent to approximately 1.2048 shares of common stock per Depositary Share), subject to adjustment in certain events. The Preferred Stock is not redeemable prior to February 15, 1995. Thereafter, the Preferred Stock may be redeemed, subject to the approval of the Federal Reserve Board, at specified redemption prices beginning with $52.1875 on February 15, 1995 and decreasing on a pro rata basis each February 15 to $50.00 per Depositary Share on or after February 15, 2002, plus accrued and unpaid dividends.
preferred stock purchase rights. In 1989, the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of the Corporation's common stock to the stockholders of record on October 31, 1989. The Rights are subject to anti-dilution provisions, and each Right is now exercisable for one-third of one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $83.33 for each such fractional share. The Rights are evidenced by the common stock certificates and are not exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the Corporation's voting power or announces a tender or exchange offer which could result in ownership of 25 percent or more of the Corporation's voting power. Shares of the Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable.
  In the event that a person or group acquires 25 percent or more of the Corporation's voting power or if the Corporation merges or engages in certain self-dealing transactions with a 15 percent or more stockholder, each Right will entitle the holder, other than such person or group in certain circumstances, to purchase that number of shares of common stock of the surviving company which at the time of the transaction would have a market value of twice the exercise price of the Right.
  The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one cent per Right at any time prior to the close of business on the 20th day following publication of the acquisition of 15 percent or more of the Corporation's voting power by a person or group. Unless earlier redeemed, the Rights will expire on October 31, 1999.
common stock. In November 1992 the Corporation declared a three-for-two split of the common stock of the Corporation, to be effected by means of a 50% stock distribution. One share for each two shares held by shareholders of record on November 30, 1992, was distributed on December 9, 1992.
  An analysis of changes in the number of shares of common stock outstanding follows.

common stock outstanding

                                1993        1992        1991
- ---------------------------------------------------------------
Balance at January 1         52,831,844  34,497,869  33,935,732
Distribution of Three-for-
 Two Stock Split                     --  17,248,935          --
Employee Benefit Plans:
Incentive Plan and Awards       149,300     133,350      28,667
Stock Options Exercised         388,298   1,092,964     583,214
Other                                --          --       6,000
Purchases of Treasury Stock     (76,475)   (141,274)    (55,744)
- ---------------------------------------------------------------
Balance at December 31       53,292,967  52,831,844  34,497,869
- ---------------------------------------------------------------

10. Income Taxes--The table below reconciles the total income tax provision recorded in the consolidated financial statements with the amount computed at the applicable statutory federal tax rates of 35% in 1993 and 34% in 1992 and 1991.

                            Income Tax Provision
                            ----------------------
( In Millions )              1993   1992    1991
- ---------------------------------------------------
Tax at Statutory Rate       $ 81.9  $ 70.2  $ 55.6
Tax-Exempt Income            (15.8)  (16.4)  (17.9)
Other, net                      --     3.2    (1.5)
- ---------------------------------------------------
Provision for Income Taxes  $ 66.1  $ 57.0  $ 36.2
- ---------------------------------------------------

  The components of the consolidated income tax provision for each of the three years ended December 31, are as follows.

( In Millions )                1993   1992  1991
- -------------------------------------------------
Current Tax Provision (Bene-
 fit)
 Federal                       $42.4  $38.8 $25.6
 State                           (.6)   4.2   2.3
 Foreign                         2.9     .4   1.6
- -------------------------------------------------
 Total                          44.7   43.4  29.5
- -------------------------------------------------
Deferred Tax Provision
 Federal                        19.2   12.2   6.0
 State                           2.2    1.4    .7
- -------------------------------------------------
 Total                          21.4   13.6   6.7
- -------------------------------------------------
Provision for Income Taxes     $66.1  $57.0 $36.2
- -------------------------------------------------

  Not included in the above table, but charged or (credited) directly to stockholders' equity, or goodwill in connection with the adoption of SFAS No. 109, are the tax effects of the following transactions.

( In Millions )                               1993   1992   1991
- -----------------------------------------------------------------
Current Tax Benefit for Stock Incentive
 Plans, Awards and Other Employee Benefits    $(4.5) $(9.0) $(3.9)
Deferred Tax Liability (Benefit) Related to:
Reserve for Marketable Equity Securities         .5    1.6     .8
Unfunded Pension Liability                       .3    (.2)   (.1)
Reduction of Purchased Goodwill                 (.3)    --     --
- -----------------------------------------------------------------
Total                                         $(4.0) $(7.6) $(3.2)
- -----------------------------------------------------------------

52 northern trust corporation

  Deferred taxes result from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed based on the applicable statutory federal tax rates of 35% at December 31, 1993 and 34% at December 31, 1992,
as follows.

                                December 31
                                -----------
( In Millions )                 1993  1992
- -------------------------------------------
Deferred Tax Liabilities
 Lease Financing                $39.2 $32.9
 Software Development            27.6  17.1
 Accumulated Depreciation         8.3   6.7
 Foreign Equity Investments       1.0   4.3
 Other Liabilities                6.3   5.5
- -------------------------------------------
Gross Deferred Tax Liabilities  $82.4 $66.5
- -------------------------------------------
Deferred Tax Assets
 Reserve for Credit Losses       50.9  49.4
 Loan Fees                        5.5   5.7
 Leased Facilities                6.3   5.2
 AMT Credit Carryforward           --   5.4
 Other Assets                     3.8   6.8
- -------------------------------------------
Gross Deferred Tax Assets       $66.5 $72.5
Valuation Reserve                  --    --
- -------------------------------------------
Deferred Tax Assets, net of
 Valuation Reserve              $66.5 $72.5
- -------------------------------------------
Net Deferred Tax Liabilities
 (Assets)                       $15.9 $(6.0)
- -------------------------------------------

11. Earnings Per Common Share
Computations--Primary earnings per common share is computed by dividing net income, after deduction of the preferred stock dividends, by the daily average number of common and common equivalent shares outstanding. Common equivalent shares are based on outstanding stock options and common stock awards under the 1992 and the Amended Incentive Stock Plans. Fully diluted earnings per common share in 1993 and 1992 assume, in addition to the above, the conversion of the Series E Cumulative Convertible Preferred Stock.

12. Restrictions on Subsidiary Dividends and Loans or Advances--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, reduced by certain loan losses (as defined in the applicable statute). In addition, for each of the Corporation's Federal Reserve member banking subsidiaries, prior approval of federal banking authorities is required if dividends declared by a subsidiary bank in any calendar year will exceed its net profits (as defined) for that year, combined with its retained profits for the preceding two years.
  Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 1994 equal to their 1994 eligible net profits (as defined) plus $170.6 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
  State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

13. Other Operating Income--The fee portion of treasury management revenues totaled $49.0 million in 1993, $49.7 million in 1992 and $40.4 million in 1991. Net foreign exchange revenues including trading, hedge and translation gains or losses were $32.1 million in 1993, $21.8 million in 1992 and $16.1 million in 1991, and included foreign exchange trading profits of $32.4 million, $21.9 million and $16.3 million in 1993, 1992 and 1991, respectively.

                                                   northern trust corporation 53

14. Pension and Other Employee Benefits-- pension. The following tables set forth the status and the net periodic pension cost of the Corporation's domestic qualified and nonqualified pension benefit plans for 1993 and 1992. Prior service costs and unrecognized net assets established at January 1, 1986 are being amortized on a straight-line basis over 13.2 years.

plan status

                                    Nonqualified
                  Qualified Plan        Plan
                  ----------------  --------------
                          September 30
                  --------------------------------
( Amounts in
Millions )         1993     1992     1993    1992
- ---------------------------------------------------
Actuarial
 Present Value
 of Benefit
 Obligation:
Vested Benefit
 Obligation       $ 108.7   $ 86.9   $11.7   $ 9.9
- ---------------------------------------------------
Accumulated
 Benefit
 Obligation       $ 127.3   $102.0   $13.3   $10.4
- ---------------------------------------------------
Projected
 Benefit
 Obligation for
 Service
 Rendered to
 Date             $ 168.9   $155.5   $20.1   $17.2
Plan Assets at
 Fair Value         168.3    148.0      --      --
- ---------------------------------------------------
Plan Assets Less
 Than Projected
 Benefit
 Obligation           (.6)    (7.5)  (20.1)  (17.2)
Unrecognized Net
 Asset
 (Established
 January 1, 1986)    (9.3)   (10.9)    (.4)    (.5)
Unrecognized Net
 Loss                34.8     35.8     7.4     8.8
Unrecognized
 Prior Service
 Cost                 1.4      6.1     5.0      .7
Valuation
 Adjustment           (.5)     (.5)     --      --
- ---------------------------------------------------
Prepaid
 (Accrued)
 Pension Cost at
 September 30        25.8     23.0    (8.1)   (8.2)
- ---------------------------------------------------
Net (Expense)
 Funding October
 to December          2.6     (1.6)     .7     1.4
Additional
 Minimum
 Liability at
 December 31           --       --    (4.5)   (1.5)
- ---------------------------------------------------
Prepaid
 (Accrued)
 Pension Cost at
 December 31      $  28.4   $ 21.4  $(11.9) $ (8.3)
- ---------------------------------------------------
Assumptions:
 Discount Rates      7.00%    7.25%   6.75%   6.75%
 Rate of
  Increase in
  Compensation
  Level              5.00     5.50    5.00    5.50
 Expected Long-
  Term Rate of
  Return on
  Assets             9.50    10.00     N/A     N/A
- ---------------------------------------------------

net periodic pension cost

                                     Nonqualified
                   Qualified Plan        Plan
                   ----------------  -------------
( In Millions )     1993     1992     1993   1992
- --------------------------------------------------
Net Pension Cost
 Included the
 Following
 Components:
 Service Cost
  Benefits Earned
  During the
  Period            $ 10.2  $   8.6    $1.0   $1.2
 Interest Cost on
  Projected
  Benefit
  Obligation          11.0      9.7     1.1    1.0
 Actual Return on
  Plan Assets        (20.4)   (10.6)     --     --
 Net Amortization
  and Deferral         6.4     (1.3)     .6     .5
- --------------------------------------------------
Net Periodic
 Pension Cost      $   7.2  $   6.4    $2.7   $2.7
- --------------------------------------------------

  Pension expense for 1991 was $5.1 million and $2.2 million for the qualified and nonqualified plans, respectively. In 1993 a settlement loss of $1.7 million was recognized due to payments from the Nonqualified Plan, and is included in other operating expenses in the statement of income.
  The Corporation also maintains pension plans for its London Branch employees. At December 31, 1993, the fair value of assets and the projected benefit obligation totaled approximately $5.5 million and $6.0 million, respectively. At December 31, 1992, the fair value of assets and the projected benefit obligation were $5.4 million and $5.5 million, respectively. Pension expense for 1993 and 1992 was $.7 million in both years.
thrift incentive plan. Total expenses associated with the Thrift Incentive Plan amounted to $9.9 million in 1993, $8.7 million in 1992 and $8.1 million in 1991.
  "rabbi" trust. Total assets in the Corporation's "Rabbi" Trust related to the nonqualified pension plan at December 31, 1993, December 31, 1992 and December 31, 1991 amounted to $9.4 million, $12.8 million and $11.1 million, respectively.
  esop. The following table presents information related to the Employee Stock Ownership Plan (ESOP).

(In Millions)                            1993 1992
- --------------------------------------------------
Total ESOP Compensation Expense          $4.3 $3.8
Interest Incurred on ESOP-Related Debt    3.9  4.4
Amount Contributed to ESOP-Related Debt   8.2  8.2
Dividends and Interest on Unallocated
 ESOP Shares Used for Debt Service        2.1  2.1
- --------------------------------------------------

other postretirement benefits. The following tables set forth the status and the net periodic postretirement benefit cost of the Corporation's postretirement health care plan for 1993. The transition obligation at January 1, 1993 will be amortized to expense over a twenty year period.

plan status

                                                      Health
( In Millions )                                        Plan
- ------------------------------------------------------------
Accumulated Postretirement Benefit Obligation (APBO)
Measured at September 30, 1993
 Retirees and dependents                              $15.3
 Actives eligible for benefits                          4.5
 Actives not yet eligible                              15.1
- ------------------------------------------------------------
Total APBO                                             34.9
Less: Unamortized Transition Obligation                26.6
Less: Unrecognized Net Loss                             5.1
- ------------------------------------------------------------
Net Postretirement Benefit Liability                  $ 3.2
- ------------------------------------------------------------

net periodic postretirement benefit cost

( In Millions )                           1993
- ----------------------------------------------
Service Cost                              $1.2
Interest Cost                              2.2
Amortization of Transition Obligation      1.4
- ----------------------------------------------
Net Periodic Postretirement Benefit Cost  $4.8
- ----------------------------------------------

  Payments for postretirement health care totaled $1.6 million in 1993. Postretirement health care expense for 1992 and 1991

54 northern trust corporation
under the previous method of accounting was $2.0 million and $1.6 million, respectively.
  For measurement purposes, an 11.2 percent annual increase in the cost of covered health care benefits was assumed for 1994. This rate is assumed to decrease gradually to 5.6 percent in 2021 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation for the postretirement health care plan as of December 31, 1993 by approximately $4.9 million, and the aggregate of the service and interest cost components of the 1993 net periodic postretirement benefit cost by $.6 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25 percent at December 31, 1993.
postemployment benefits. In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The new statement requires employers to adopt accrual accounting for workers compensation, disability, severance and other benefits provided after employment but before retirement. The statement takes effect January 1, 1994 and requires employers to immediately recognize their liability for postemployment benefits as of that date. Since the Corporation's current accounting policies are essentially in compliance with the requirements of this statement, the adoption of SFAS No. 112 will not have a material impact on the results of operations.

15. Contingent Liabilities--Because of the nature of its activities, the Corporation is subject to pending and threatened legal actions that arise in the normal course of business. In the judgment of management, after consultation with Corporation's counsel, none of the litigation to which the parent company or any of its subsidiaries is a party will have a material effect, either individually or in the aggregate, on the financial position or results of operations of the Corporation.

16. Off-Balance Sheet Financial Instruments--
a. commitments and letters of credit. The Corporation, in the normal course of business, enters into various types of commitments and issues letters of credit in order to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client default. In order to control the credit risk associated with entering into commitments and issuing letters of credit, the Corporation subjects such activity to the same credit quality and monitoring controls as its lending activities.
  Commitments and letters of credit consist of the following:
  Legally Binding Commitments to Extend Credit generally have fixed expiration dates or other termination clauses. Since a significant portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.
  Commitments to Place Money Market Assets are unsettled placements of Eurodollar deposits. Such placements generally take two business days to settle.
  Participations in Bankers Acceptances obligate the Corporation, in the event of default by the counterparty, to reimburse the holder of the acceptance an amount equal to the Corporation's participation in the acceptance.
  Commercial Letters of Credit are instruments issued by the Corporation on behalf of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.
  Standby Letters of Credit obligate the Corporation to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions.
  The following table shows the contractual amounts of the Corporation's commitments and letters of credit.

commitments and letters of credit

                                    December 31
                                 -----------------
( In Millions )                    1993     1992
- --------------------------------------------------
Legally Binding Commitments to
 Extend Credit                   $6,184.8 $5,842.0
Commitments to Place Money Mar-
 ket Assets                         308.4    300.1
Participations in Bankers Ac-
 ceptances                            7.5     15.8
Commercial Letters of Credit        205.3    122.7
Standby Letters of Credit:
 Corporate                       $  376.0 $  362.0
 Industrial Revenue                 239.6    288.9
 Other                              211.8    102.3
- --------------------------------------------------
 Total Standby Letters of Cred-
  it*                            $  827.4 $  753.2
- --------------------------------------------------

*These amounts include $85.4 million and $92.0 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 1993 and 1992, respectively. The weighted average maturity of standby letters of credit was 16 months at December 31, 1993 and 17 months at December 31, 1992.

b. risk management instruments. These instruments include foreign exchange contracts and various interest risk management instruments.
  The Corporation is a party to various risk management instruments that are used in the normal course of business to meet the risk management needs of its clients; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument.

                                                   northern trust corporation 55

The Corporation mitigates this risk by establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, the Corporation takes into account market liquidity and volatility, as well as its experience in each market.
  The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the life of the instruments as interest and foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.
  Risk management instruments include:
  Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. The Corporation enters into foreign exchange contracts primarily to meet the foreign exchange risk management needs of clients. Foreign exchange contracts are also used for trading purposes and to decrease the Corporation's exposure to fluctuations in the dollar value of foreign currencies.
  Interest Rate Futures Contracts are contracts for delayed delivery of securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a specified instrument, at a specified price or yield. All of the Corporation's interest rate futures contracts are traded on organized exchanges that require the daily settlement of margin payments. Interest rate futures contracts are utilized in trading activities and asset/liability management to manage the Corporation's exposure to fluctuating interest rates.
  Interest Rate Protection products are sold by the Corporation to enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, the Corporation receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates.
  Interest Rate Swap Transactions involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts.
  Commitments to Accept Money Market Deposits represent a promise to pay a specified fixed rate on funds that will be deposited at some point in the future.
  The following table shows the contractual/notional amounts of risk management instruments.

risk management instruments

                    Contractual/Notional Amounts*
                             December 31
                    ------------------------------
( In Millions )          1993            1992
- --------------------------------------------------
Foreign Exchange
 Contracts                $10,190.5       $6,425.0
Interest Rate
 Futures Contracts
 Purchased                      3.0            6.0
 Sold                         312.0          138.0
Interest Rate Pro-
 tection Contracts
 Purchased                     51.2           64.0
 Sold                          51.8           57.6
Interest Rate
 Swaps
 Asset/Liability
  Management                1,352.3          790.2
 Client-Related
  and Other                   357.8          595.0
Commitments to Ac-
 cept Money Market
 Deposits                     209.1           78.1
- --------------------------------------------------

*The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated statement of condition. They are used merely to express the volume of this activity.

  Gross unrealized gains and losses on open risk management instruments used for trading purposes are generally recorded on a net basis in the consolidated statement of condition. These amounts represent the estimated fair values of these instruments.

                                      December 31
                                      ------------
( In Millions )                       1993   1992
- --------------------------------------------------
Gross Unrealized Gains
 Interest Risk Management Instruments $ 9.5 $ 15.1
 Foreign Exchange Contracts            89.3  115.2
Gross Unrealized Losses
 Interest Risk Management Instruments  10.1   16.4
 Foreign Exchange Contracts            90.4  122.9
- --------------------------------------------------

  The credit risk on interest risk management instruments used for hedging purposes, which represents the accrued receivable included in the statement of condition, totaled $5.7 million and $2.4 million as of December 31, 1993 and 1992, respectively.
  Consistent with banking industry practice, the Corporation currently records recognized gains and losses on foreign exchange contracts, interest rate swaps, and interest rate protection contracts in the statement of condition on a net basis. As a result of FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which was issued in March 1992, beginning in 1994 the Corporation will be required to record these recognized gains as assets and recognized losses as liabilities. Unrealized gains and losses on multiple contracts may continue to be shown on a net basis only when the contracts are executed with the same counterparty and a legally enforceable master netting agreement is in place.
c. other off-balance sheet financial instruments. As part of the Corporation's securities custody activities and at the direction of trust clients the Corporation lends securities owned by clients to borrowers who are reviewed by the Corporation's Credit Policy Credit Approval Committee. In connection with these activities, the Corporation has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, U.S. Government and

56 northern trust corporation
government agency securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 1993 and 1992 subject to indemnification was $4.7 billion and $3.5 billion, respectively. The estimated credit risk associated with this activity was zero, as all securities borrowed were collateralized in excess of 100 percent of their current fair value as of December 31, 1993 and 1992. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
  The Bank is a participating member of various cash and securities clearing organizations. The Bank participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activities. A wide variety of securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, Eurodollars and securities issued by the Government National Mortgage Association.
  As a result of its participation in cash and securities clearing organiza-tions, the Bank could be responsible for a pro rata share of certain credit-re-lated losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. The Bank's credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 1993 and 1992 was $66 million and $93 million, respectively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored, however, to protect the as-sets of the Bank.

17. Concentrations of Credit Risk--The information in the section titled Loans and Other Extensions of Credit found on pages 31 through 33 is incorporatedby reference.

18. Pledged and Restricted Assets--Certain of the Corporation's subsidiaries are required to pledge assets to secure public and trust deposits and for other purposes as required or permitted by law. On December 31, 1993, securities and loans totaling $3.6 billion ($2.1 billion of U.S. Government and agency securities, $284.1 million of obligations of states and political subdivisions and $1.2 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $2.8 billion. Deposits required to be maintained at the Federal Reserve Bank averaged $306.0 million in 1993 and $208.0 million in 1992.

19. Incentive Plans and Awards-- 1992 incentive stock plan and amended incentive stock plan (plans). As of December 31, 1993, shares available for future grants under the Plans totaled 2,453,300. Stock options granted under the Plans during 1993 and 1992 are summarized below.

                                     Outstanding Options
                                  ---------------------------
                                    Shares     Option Price
- -------------------------------------------------------------
Outstanding at December 31, 1991   3,987,854  $ 6.74 to 31.00
- -------------------------------------------------------------
Cancelled during 1992                 (6,000) $31.00
Exercised during 1992             (1,092,965)   6.74 to 31.00
Granted during 1992                  593,250   37.83 to 39.25
- -------------------------------------------------------------
Outstanding at December 31, 1992   3,482,139  $ 6.74 to 39.25
- -------------------------------------------------------------
Cancelled during 1993                 (8,250) $39.25
Exercised during 1993               (388,298)   6.74 to 39.25
Granted during 1993                  551,700   39.75 to 41.63
- -------------------------------------------------------------
outstanding at
 december 31, 1993                 3,637,291  $ 6.74 TO 41.63
- -------------------------------------------------------------
Exercisable at December 31, 1992   2,888,889  $ 6.74 to 31.00
- -------------------------------------------------------------
exercisable at
 december 31, 1993                 3,085,591  $ 6.74 TO 39.25
- -------------------------------------------------------------

  As of December 31, 1993, 294,000 shares of stock have been credited to performance share accounts associated with the stock awards under the Plans. At December 31, 1993, 382,668 shares had been awarded, subject to vesting conditions, for three year performance periods ending in 1993 through 1995. Total salary expense applicable to the stock awards was $6.3 million in 1993 and $6.0 million in 1992 and 1991.
performance incentive plans. Expense related to performance incentive plans is included in salary expense and totaled $29.3 million in 1993, $27.1 million in 1992 and $21.4 million in 1991.

20. International Operations (based on obligor's domicile)--The Corporation's international activities are centered in the commercial banking, capital markets and global custody businesses of The Northern Trust Company, Chicago, two overseas branches, one Edge Act subsidiary and the International Department of the Northern Trust Bank of Florida N.A. (Miami bank). Total assets employed in international operations were $2.7 billion on December 31, 1993, $2.2 billion on December 31, 1992 and $1.7 billion on December 31, 1991. Of these assets, $1.5 billion on both December 31, 1993 and December 31, 1992, and $924.3 million on December 31, 1991, were employed in Europe.
  Net income from international operations includes the direct net income contributions of foreign branches and the Edge Act subsidiary. The Northern Trust Company, Chicago, and Miami bank international profit contributions include direct salary and other expenses of the business units plus expense allocations for interest, occupancy, overhead and the provision for credit losses. The interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.

                                                   northern trust corporation 57

  The tables below summarize international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral.

geographic distribution of selected assets

                      December 31,  1993                 December 31,  1992                 December 31,  1991
               ---------------------------------- ---------------------------------- ----------------------------------
                 Time   Other                       Time   Other                       Time   Other
               Deposits Money          Customers' Deposits Money          Customers' Deposits Money          Customers'
( In             with   Market         Acceptance   with   Market         Acceptance   with   Market         Acceptance
Millions )      Banks   Assets Loans   Liability   Banks   Assets Loans   Liability   Banks   Assets Loans   Liability
- -----------------------------------------------------------------------------------------------------------------------
Europe         $1,129.2 $  --  $184.7     $ .1    $1,333.4 $15.0  $124.6     $ .1    $  678.6  $2.8  $182.5     $ .2
North America     557.5    --    44.7       --       295.2    --    28.6       --       287.0    --     6.2       --
Latin America     177.3    .7   116.1*     3.9       112.0   1.1   110.2*     3.6        10.0    --   103.3*     2.5
Asia-Pacific      226.2    --     7.8       .3       118.8   2.0    10.1       .2       280.0    --    16.1       .1
- -----------------------------------------------------------------------------------------------------------------------
Total          $2,090.2 $  .7  $353.3     $4.3    $1,859.4 $18.1  $273.5     $3.9    $1,255.6  $2.8  $308.1     $2.8
- -----------------------------------------------------------------------------------------------------------------------

* Includes loans guaranteed by the Export Import Bank of $85.8 million in 1993, $57.6 million in 1992 and $54.9 million in 1991. The majority of the remaining loans are trade-related.

geographic distribution of operating performance

                        1993                    1992                    1991
               ----------------------- ----------------------- -----------------------
                 Gross   Income          Gross   Income          Gross   Income
( In           Operating before  Net   Operating before  Net   Operating before  Net
Millions )      Income   Taxes  Income  Income   Taxes  Income  Income   Taxes  Income
- --------------------------------------------------------------------------------------
Europe          $105.7   $11.2  $ 7.1   $106.6   $ 7.9   $5.0   $ 84.1   $ 7.5  $ 4.3
North America     68.2     4.7    2.9     58.5     2.8    1.9     36.4     5.9    3.2
Latin America     46.8     4.8    3.0     34.5     4.1    2.5     17.2     2.5    2.7
Asia-Pacific      20.9     3.1    1.9      7.9      .5     .3     31.4     3.8    2.3
- --------------------------------------------------------------------------------------
Total           $241.6   $23.8  $14.9   $207.5   $15.3   $9.7   $169.1   $19.7  $12.5
- --------------------------------------------------------------------------------------

21. Acquisitions--On January 31, 1992, Northern Trust Corporation and its subsidiary Northern Trust Bank of California N.A. completed the acquisition of a portion of the trust business assets (approximately $4 billion of assets under administration) of Trust Services of America, Inc., for a purchase price of $47.5 million. The transaction resulted in goodwill of $21.1 million to be amortized on a straight-line basis over fifteen years.
  In June 1991, the Corporation acquired Tri-Valley National Bank in Dublin, California for $4.1 million. The acquisition was accounted for under the purchase method and resulted in goodwill of $.8 million to be amortized on a straight-line basis over fifteen years. Upon completion of the acquisition, the bank was merged with Northern Trust Bank of California N.A.
  In December 1993, the Corporation announced a definitive agreement to acquire Beach One Financial Services, Inc., parent company of The Beach Bank of Vero Beach (Florida). Beach One's assets totaled $218.2 million at December 31, 1993 and net income totaled $2.9 million in 1993. The acquisition agreement calls for Beach One shareholders to receive Northern Trust Corporation Common Stock aggregating $56.2 million with the exchange ratio set on the basis of the average last-sale prices for Northern Common Stock on the NASDAQ National Market System over a 20-day trading period ending just prior to closing. The maximum number of shares Northern is required to issue without further approval of directors is 1,701,515, equivalent to a formula price of $33 per share. The minimum number of shares Beach One holders are required to accept is 1,169,791, equivalent to a formula price of $48 per share. The agreement is subject to the approval of Beach One shareholders and to various regulatory approvals and other legal requirements. The acquisition is expected to close in the third quarter of 1994. The Corporation expects to account for this transaction as a pooling-of-interests.
  In December 1993, the Corporation signed a definitive agreement to acquire Hazlehurst & Associates, Inc., a privately-held retirement benefit plan services company. As of December 31, 1993, Hazlehurst had total assets of $9.5 million and pretax net income in 1993 of $1.5 million. The acquisition agreement calls for Hazlehurst shareholders to receive Northern Trust Corporation Common Stock aggregating $22.5 million with the exchange ratio set on the basis of the average last-sale prices for Northern Common Stock on the NASDAQ National Market System over a 20-day trading period ending just prior to closing. Under the terms of the agreement, Northern will issue a maximum of 681,818 shares, equivalent to a formula price of $33 per share. The minimum number of shares Hazlehurst holders are required to accept is 468,750, equivalent to a formula price of $48 per share. The agreement is subject to the approval of Hazlehurst shareholders, to regulatory approval and other legal requirements. The acquisition is expected to close in the second quarter of 1994. The Corporation expects to account for this transaction as a pooling-of-interests.

58 northern trust corporation

22. Parent Company--Condensed financial information of Northern Trust Corporation, the Parent Company, is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

statement of condition

                                    December 31
                                 -----------------
( In Millions )                    1993     1992
- --------------------------------------------------
assets
Cash on Deposit with Subsidiary
 Bank                            $     .1 $     .3
Investment Securities - Held
 for Investment                      15.5     19.8
- - Held for Sale                     129.2     98.2
Time Deposits with Banks-Inter-
 national                           158.7     29.0
Investments in Wholly-Owned
 Subsidiaries
 Bank Subsidiaries                1,021.4    933.1
 Nonbank Subsidiaries                22.0     19.8
Loans
 Bank Subsidiaries                   75.0    200.0
 Nonbank Subsidiaries                10.9      8.0
 Other                               26.9     27.0
Buildings and Equipment               6.2      6.0
Other Assets                         51.5     46.0
- --------------------------------------------------
Total Assets                     $1,517.4 $1,387.2
- --------------------------------------------------
liabilities
Notes Payable                    $  218.3 $  224.6
Commercial Paper                    124.1    127.0
Other Liabilities                    23.3     25.1
- --------------------------------------------------
Total Liabilities                   365.7    376.7
Stockholders' Equity              1,151.7  1,010.5
- --------------------------------------------------
Total Liabilities and Stock-
 holders' Equity                 $1,517.4 $1,387.2
- --------------------------------------------------


statement of income

                              For the Year Ended
                                 December 31
                             ----------------------
( In Millions )               1993    1992    1991
- ----------------------------------------------------
operating income
Dividends
 Bank Subsidiaries           $ 86.7  $ 68.3  $ 52.5
 Nonbank Subsidiaries            .6      .5     5.5
Intercompany Interest and
 Other Charges                 15.2    14.6    10.8
Interest and Other Income       6.9     8.5    15.0
- ----------------------------------------------------
Total Operating Income        109.4    91.9    83.8
- ----------------------------------------------------
Operating Expenses
 Interest Expense              22.1    25.0    27.5
 Other Operating Expenses      12.2     5.0     2.5
- ----------------------------------------------------
Total Operating Expenses       34.3    30.0    30.0
- ----------------------------------------------------
Income before Income Taxes
 and Equity in
 Undistributed Net Income
 of Subsidiaries               75.1    61.9    53.8
Benefit for Income Taxes       (6.8)   (5.4)   (5.1)
- ----------------------------------------------------
Income before Equity in Un-
 distributed Net Income of
 Subsidiaries                  81.9    67.3    58.9
Equity in Undistributed Net
 Income (Loss) of Subsidi-
 aries
 Bank Subsidiaries             83.0    79.2    72.0
 Nonbank Subsidiaries           3.0     3.0    (3.5)
- ----------------------------------------------------
net income                   $167.9  $149.5  $127.4
- ----------------------------------------------------
Net Income Applicable to
 Common Stock                $161.6  $142.7  $121.4
- ----------------------------------------------------

statement of cash flows

                           For the Year Ended
                               December 31
                         -------------------------
( In Millions )           1993     1992     1991
- ---------------------------------------------------
operating activities:
Net Income               $ 167.9  $ 149.5  $ 127.4
Adjustments to
 Reconcile Net Income
 to Net Cash Provided
 by
 Operating Activities:
 Equity in
  Undistributed Net
  Income
  of Subsidiaries          (86.0)   (82.2)   (68.5)
 Decrease in Accrued
  Income                      .3       .4       .6
 (Increase) Decrease in
  Prepaid Expenses            .2       .6      (.8)
 Other Noncash, net         (1.6)     2.3     (6.4)
- ---------------------------------------------------
 Net Cash Provided by
  Operating Activities      80.8     70.6     52.3
- ---------------------------------------------------
investing activities:
 Purchases of
  Investment Securities   (106.1)  (197.7)  (149.5)
 Sales of Investment
  Securities                62.3    163.8    144.2
 Proceeds from Maturity
  and Redemption of
  Investment Securities     18.4     72.1     38.5
 Net (Increase)
  Decrease in Time
  Deposits with Banks     (129.7)    78.9   (106.1)
 Capital Investments in
  Subsidiaries              (4.0)   (52.5)   (10.0)
 Net (Increase)
  Decrease in Loans to
  Subsidiaries             122.1   (125.7)   (24.9)
 Net (Increase)
  Decrease in Other
  Loans                       .2       .2     (2.2)
 Other, net                 (2.0)     (.9)     (.1)
- ---------------------------------------------------
 Net Cash Used in
  Investing Activities     (38.8)   (61.8)  (110.1)
- ---------------------------------------------------
financing activities:
 Net Decrease in
  Commercial Paper          (2.9)    (2.4)   (14.3)
 Proceeds from Notes
  Payable                     --       --    100.0
 Repayment of Notes
  Payable                   (6.3)   (30.9)    (5.3)
 Treasury Stock
  Purchased                 (2.2)    (2.5)     (.2)
 Cash Dividends Paid on
  Common and Preferred
  Stock                    (45.8)   (39.5)   (35.4)
 Proceeds from
  Preferred Stock
  Issued                      --     48.5       --
 Net Proceeds from
  Stock Options              4.0     11.7      7.5
 Other, net                 11.0      6.4      5.5
- ---------------------------------------------------
 Net Cash Provided by
  (Used in)
  Financing Activities     (42.2)    (8.7)    57.8
- ---------------------------------------------------
Net Change in Cash on
 Deposit with
 Subsidiary Bank             (.2)      .1       --
Cash on Deposit with
 Subsidiary Bank at
 Beginning of Year            .3       .2       .2
- ---------------------------------------------------
cash on deposit with
 subsidiary bank at end
 of year                 $    .1  $    .3  $    .2
- ---------------------------------------------------

23. Potential Sale of Investment--For information regarding the potential sale of the Corporation's 21% investment in Banque Scandinave en Suisse, refer to the last paragraph in the section titled Capital found on page 39 which is incorporated herein by reference.

                                                   northern trust corporation 59

Report of Independent Public Accountants

          to the stockholders and board of directors, northern trust corporation:

          We have audited the accompanying consolidated statement of condition of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

                                                           Arthur Andersen & Co.

          Chicago, Illinois,
          January 18, 1994.

60 northern trust corporation
consolidated financial statistics

Average Statement of Condition

( Amounts in Millions )                             1993       1992       1991       1990       1989       1988
- -------------------------------------------------------------------------------------------------------------------
assets
Cash and Due from Banks                           $ 1,025.3  $   937.8  $   839.9  $   815.9  $   805.9  $   811.6
Investment Securities - Held for Investment
 U.S. Government and Other                          3,498.9    2,658.1    1,933.9    1,829.0    2,259.6    1,601.4
 Obligations of States and Political Subdivisions     502.3      516.0      533.8      510.6      432.8      361.4
- -------------------------------------------------------------------------------------------------------------------
 Total Investment Securities - Held for Invest-
  ment                                              4,001.2    3,174.1    2,467.7    2,339.6    2,692.4    1,962.8
- -------------------------------------------------------------------------------------------------------------------
Investment Securities - Held for Sale                 201.3         --         --         --         --         --
Securities Held for Trading                            29.5       16.2       32.1       57.0      145.2      164.4
Money Market Assets
 Federal Funds Sold and Repurchase Agreements         171.3      237.8      304.8      285.6      280.0      379.5
 Time Deposits with Banks - Domestic                     .1        1.9        7.9       23.4       48.4       88.5
                          - International           1,956.7    1,618.6    1,323.4      889.1      582.1      840.5
 Other                                                 73.5      104.4      274.4      833.9      510.9      301.4
- -------------------------------------------------------------------------------------------------------------------
 Total Money Market Assets                          2,201.6    1,962.7    1,910.5    2,032.0    1,421.4    1,609.9
- -------------------------------------------------------------------------------------------------------------------
Loans and Leases - Domestic                         7,017.2    6,165.3    5,900.0    5,537.7    4,693.5    3,858.3
                 - International                      279.9      287.6      299.4      310.0      327.4      418.1
- -------------------------------------------------------------------------------------------------------------------
 Total Loans and Leases                             7,297.1    6,452.9    6,199.4    5,847.7    5,020.9    4,276.4
- -------------------------------------------------------------------------------------------------------------------
Reserve for Credit Losses                            (145.5)    (145.6)    (146.6)    (149.3)    (151.0)    (198.2)
Other Assets                                        1,089.7    1,019.9      879.5      739.2      587.1      506.1
- -------------------------------------------------------------------------------------------------------------------
Total Assets                                      $15,700.2  $13,418.0  $12,182.5  $11,682.1  $10,521.9  $ 9,133.0
- -------------------------------------------------------------------------------------------------------------------
liabilities
Deposits
 Demand and Other Noninterest-Bearing             $ 2,554.9  $ 1,876.0  $ 1,635.8  $ 1,597.2  $ 1,570.1  $ 1,600.0
 Savings and Money Market Deposits                  3,432.1    3,372.2    3,208.1    2,975.9    2,382.4    2,364.1
 Savings Certificates                               1,172.9    1,370.8    1,569.7    1,456.9    1,267.5      976.1
 Other Time                                           404.7      493.9      533.1      520.8      392.4      442.1
 Foreign Offices - Demand                              65.3       56.2       41.8       81.8       99.2       93.7
                 - Time                             2,436.4    1,815.6    1,100.6    1,105.6      844.4      835.0
- -------------------------------------------------------------------------------------------------------------------
 Total Deposits                                    10,066.3    8,984.7    8,089.1    7,738.2    6,556.0    6,311.0
Federal Funds Purchased                             1,692.5    1,540.2    1,412.8    1,463.6    1,132.4      939.7
Securities Sold under Agreements to Repurchase        664.4      542.9      463.8      700.3    1,378.4      710.2
Commercial Paper                                      131.5      132.9      129.3      129.0       61.3       56.2
Other Borrowings                                      868.9      526.6      703.3      483.8      327.5      285.0
Senior Medium-Term Notes                              554.1       85.2        1.6         --         --         --
Notes Payable                                         297.9      258.8      245.2      204.9      237.0      175.0
Other Liabilities                                     351.5      419.6      378.9      319.7      279.3      189.7
- -------------------------------------------------------------------------------------------------------------------
 Total Liabilities                                 14,627.1   12,490.9   11,424.0   11,039.5    9,971.9    8,666.8
- -------------------------------------------------------------------------------------------------------------------
stockholders' equity                                1,073.1      927.1      758.5      642.6      550.0      466.2
- -------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity        $15,700.2  $13,418.0  $12,182.5  $11,682.1  $10,521.9  $ 9,133.0
- -------------------------------------------------------------------------------------------------------------------
ratios
 Dividend Payout Ratio                                 25.6%      24.4%      24.6%      24.5%      20.7%      15.7%
 Return on Average Assets                              1.07       1.11       1.05        .99       1.08       1.20
 Return on Average Common Equity                      17.89      18.71      19.01      19.78      23.94      28.87
 Tier 1 Capital to Risk-Adjusted Assets                9.31       8.08       6.74       5.76       5.34
 Total Capital to Risk-Adjusted Assets                13.41      11.56      10.68       8.97       8.61
 Leverage                                              6.24       6.06       5.38       4.57       4.69
 Average Stockholders' Equity to Average Assets        6.83       6.91       6.23       5.50       5.23       5.10
 Average Loans and Leases Times Average
  Stockholders' Equity                                  6.8X       7.0x       8.2x       9.1x       9.1x       9.2x
- -------------------------------------------------------------------------------------------------------------------
Stockholders - End of Period                          2,922      2,893      2,840      2,725      2,685      2,304
Staff - End of Period (Full-time equivalent)          6,259      6,249      5,798      5,784      5,632      5,387
- -------------------------------------------------------------------------------------------------------------------

62 northern trust corporation
consolidated financial statistics
Analysis of Net Interest Income

( Interest and rate on a              1993                      1992
taxable equivalent basis )  ------------------------  -------------------------
( Amounts in Millions )     Interest  Volume   Rate   Interest  Volume   Rate
- -------------------------------------------------------------------------------
average earning assets
Loans and Leases
- - Domestic                   $425.0  $ 7,017.2  6.06%  $429.8  $ 6,165.3  6.97%
- - International                14.3      279.9  5.13     18.3      287.6  6.36
- -------------------------------------------------------------------------------
Total Loans and Leases        439.3    7,297.1  6.02    448.1    6,452.9  6.94
- -------------------------------------------------------------------------------
Money Market Assets
 Federal Funds Sold and
  Repurchase Agreements         5.5      171.3  3.24      8.8      237.8  3.70
 Time Deposits with
  Banks - Domestic               .1         .1  2.94       .2        1.9  8.30
        - International        86.4    1,956.7  4.42     95.4    1,618.6  5.89
 Other                          2.6       73.5  3.53      4.6      104.4  4.46
- -------------------------------------------------------------------------------
Total Money Market Assets      94.6    2,201.6  4.30    109.0    1,962.7  5.55
- -------------------------------------------------------------------------------
Investment Securities -
  Held for Investment
 U.S. Government               97.7    2,581.4  3.78     90.3    1,759.7  5.13
 Obligations of States and
  Political Subdivisions       58.6      502.3 11.66     59.2      516.0 11.46
 Federal Agency                29.3      765.7  3.82     23.9      521.6  4.59
 Other                          7.9      151.8  5.25     22.9      376.8  6.07
- -------------------------------------------------------------------------------
Total Investment Securities
- - Held for Investment         193.5    4,001.2  4.84    196.3    3,174.1  6.18
- -------------------------------------------------------------------------------
Investment Securities -
  Held for Sale                10.9      201.3  5.42       --         --    --
- -------------------------------------------------------------------------------
Securities Held for Trading     2.2       29.5  7.52      1.0       16.2  6.01
- -------------------------------------------------------------------------------
Total Earning Assets         $740.5  $13,730.7  5.39%  $754.4  $11,605.9  6.50%
- -------------------------------------------------------------------------------
average source of funds
Deposits
 Savings and Money Market
  Deposits                   $ 78.8  $ 3,432.1  2.30%  $ 99.1  $ 3,372.2  2.94%
 Savings Certificates          50.5    1,172.9  4.31     69.9    1,370.8  5.10
 Other Time                    15.7      404.7  3.88     25.4      493.9  5.15
 Foreign Offices Time          90.4    2,436.4  3.71     95.7    1,815.6  5.27
- -------------------------------------------------------------------------------
Total Deposits                235.4    7,446.1  3.16    290.1    7,052.5  4.11
Federal Funds Purchased        51.1    1,692.5  3.02     53.5    1,540.2  3.47
Securities Sold under
 Agreements to Repurchase      20.0      664.4  3.00     19.8      542.9  3.65
Commercial Paper                4.3      131.5  3.23      5.2      132.9  3.88
Other Borrowings               24.6      868.9  2.83     18.1      526.6  3.45
Senior Medium-Term Notes       18.4      554.1  3.33      3.0       85.2  3.49
Notes Payable                  23.3      297.9  7.84     21.0      258.8  8.11
- -------------------------------------------------------------------------------
Total Interest-Related Funds  377.1   11,655.4  3.23    410.7   10,139.1  4.05
- -------------------------------------------------------------------------------
Interest Rate Spread             --         --  2.16%      --         --  2.45%
- -------------------------------------------------------------------------------
Noninterest-Related Funds        --    2,075.3    --       --    1,466.8    --
- -------------------------------------------------------------------------------
Total Source of Funds        $377.1  $13,730.7  2.74%  $410.7  $11,605.9  3.54%
- -------------------------------------------------------------------------------
Net Interest Income/Margin   $363.4         --  2.65%  $343.7         --  2.96%
- -------------------------------------------------------------------------------
net interest income/margin
 components
Domestic                     $345.6  $11,491.0  3.01%  $325.7  $ 9,659.9  3.37%
International                  17.8    2,239.7   .79     18.0    1,946.0   .93
- -------------------------------------------------------------------------------
Consolidated                 $363.4  $13,730.7  2.65%  $343.7  $11,605.9  2.96%
- -------------------------------------------------------------------------------

Notes: - Average volume includes nonaccrual loans.
  - Interest on loans and money market assets includes fees of $13.9 million in 1993, $11.7 million in 1992, $5.1 million in 1991, $5.6 million in 1990,
  $8.1 million in 1989 and $6.1 million in 1988.
  - Total interest income includes adjustments on loans and investment and trading account securities (primarily obligations of states and political subdivisions) to a taxable equivalent basis. An adjustment has been made in 1988 to reflect the additional federal tax caused by changes in the tax law that require the disallowance of a deduction for a certain portion of the Corporation's interest expense as it relates to the level of tax-exempt assets. Such adjustments are based on the U.S. federal income tax rate (35% for 1993 and 34% for 1992-1988) and State of Illinois income tax rate (7.18% for 1993-1990, 6.79% for 1989 and 6.40% for 1988) before giving effect to the deductibility of state taxes for federal income tax purposes. Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $34.1 million in 1993, $32.5 million in 1992, $36.0 million in 1991, $38.1 million in 1990, $36.0 million in 1989 and $23.8 million in 1988.

64 northern trust corporation

           1991                        1990                     1989                     1988
 --------------------------- ------------------------  -----------------------  -----------------------
 Interest    Volume   Rate   Interest  Volume   Rate   Interest  Volume  Rate   Interest  Volume  Rate
- --------------------------------------------------------------------------------------------------------


  $504.6    $ 5,900.0  8.55%  $544.6  $ 5,537.7  9.83%  $496.9  $4,693.5 10.59%  $364.6  $3,858.3  9.45%
    25.7        299.4  8.57     31.4      310.0 10.12     33.6     327.4 10.27     40.6     418.1  9.72
- --------------------------------------------------------------------------------------------------------
   530.3      6,199.4  8.55    576.0    5,847.7  9.85    530.5   5,020.9 10.57    405.2   4,276.4  9.48
- --------------------------------------------------------------------------------------------------------


    17.8        304.8  5.83     23.3      285.6  8.16     25.9     280.0  9.23     28.6     379.5  7.53

      .6          7.9  8.08      2.1       23.4  9.10      4.0      48.4  8.25      6.6      88.5  7.49
   107.5      1,323.4  8.13     91.4      889.1 10.28     55.0     582.1  9.46     66.2     840.5  7.88
    20.7        274.4  7.54     70.6      833.9  8.47     48.6     510.9  9.51     23.6     301.4  7.81
- --------------------------------------------------------------------------------------------------------
   146.6      1,910.5  7.68    187.4    2,032.0  9.22    133.5   1,421.4  9.39    125.0   1,609.9  7.76
- --------------------------------------------------------------------------------------------------------


    65.0        943.4  6.89     59.5      659.9  9.03    112.5   1,254.1  8.97     48.5     625.6  7.76

    61.4        533.8 11.51     58.8      510.6 11.52     50.9     432.8 11.76     43.7     361.4 12.09
    25.3        346.5  7.29     40.9      458.3  8.92     31.7     330.1  9.60     10.9     127.0  8.62
    52.3        644.0  8.12     64.1      710.8  9.01     63.4     675.4  9.39     72.4     848.8  8.53
- --------------------------------------------------------------------------------------------------------

   204.0      2,467.7  8.26    223.3    2,339.6  9.55    258.5   2,692.4  9.60    175.5   1,962.8  8.94
- --------------------------------------------------------------------------------------------------------

      --           --    --       --         --    --       --        --    --       --        --    --
- --------------------------------------------------------------------------------------------------------
     2.5         32.1  7.92      5.0       57.0  8.88     13.2     145.2  9.06     13.8     164.4  8.38
- --------------------------------------------------------------------------------------------------------
  $883.4    $10,609.7  8.33%  $991.7  $10,276.3  9.65%  $935.7  $9,279.9 10.08%  $719.5  $8,013.5  8.98%
- --------------------------------------------------------------------------------------------------------



  $159.2    $ 3,208.1  4.96%  $194.7  $ 2,975.9  6.54%  $160.9  $2,382.4  6.75%  $134.0  $2,364.1  5.67%
   104.3      1,569.7  6.64    115.0    1,456.9  7.89    105.5   1,267.5  8.32     69.7     976.1  7.14
    38.3        533.1  7.19     42.6      520.8  8.18     33.9     392.4  8.64     32.8     442.1  7.42
    88.6      1,100.6  8.05    109.4    1,105.6  9.90     75.3     844.4  8.91     59.5     835.0  7.13
- --------------------------------------------------------------------------------------------------------
   390.4      6,411.5  6.09    461.7    6,059.2  7.62    375.6   4,886.7  7.69    296.0   4,617.3  6.41
    78.7      1,412.8  5.57    117.9    1,463.6  8.05    104.6   1,132.4  9.24     71.4     939.7  7.60

    26.2        463.8  5.65     55.9      700.3  7.98    122.7   1,378.4  8.90     52.5     710.2  7.40
     8.0        129.3  6.19     10.6      129.0  8.19      5.6      61.3  9.11      4.1      56.2  7.26
    40.7        703.3  5.78     38.5      483.8  7.96     29.9     327.5  9.14     21.4     285.0  7.50
      .1          1.6  8.68       --         --    --       --        --    --       --        --    --
    21.4        245.2  8.71     19.7      204.9  9.61     23.9     237.0 10.09     18.0     175.0 10.30
- --------------------------------------------------------------------------------------------------------
   565.5      9,367.5  6.04    704.3    9,040.8  7.79    662.3   8,023.3  8.25    463.4   6,783.4  6.83
- --------------------------------------------------------------------------------------------------------
      --           --  2.29%      --         --  1.86%      --        --  1.83%      --        --  2.15%
- --------------------------------------------------------------------------------------------------------
      --      1,242.2    --       --    1,235.5    --       --   1,256.6    --       --   1,230.1    --
- --------------------------------------------------------------------------------------------------------
  $565.5    $10,609.7  5.33%  $704.3  $10,276.3  6.85%  $662.3  $9,279.9  7.13%  $463.4  $8,013.5  5.78%
- --------------------------------------------------------------------------------------------------------
  $317.9           --  3.00%  $287.4         --  2.80%  $273.4        --  2.95%  $256.1        --  3.20%
- --------------------------------------------------------------------------------------------------------


  $300.8    $ 8,981.9  3.39%  $274.0  $ 9,072.7  3.02%  $261.1  $8,361.1  3.12%  $225.8  $6,738.9  3.35%
    17.1      1,627.8  1.05     13.4    1,203.6  1.11     12.3     918.8  1.34     30.3   1,274.6  2.37
- --------------------------------------------------------------------------------------------------------
  $317.9    $10,609.7  3.00%  $287.4  $10,276.3  2.80%  $273.4  $9,279.9  2.95%  $256.1  $8,013.5  3.20%
- --------------------------------------------------------------------------------------------------------

                                                   northern trust corporation 65
consolidated financial statistics

Quarterly Financial Data

statement of income

                                                  1993
                             --------------------------------------------------
                              Entire     Fourth     Third     Second    First
( In Millions )                Year     Quarter    Quarter   Quarter   Quarter
- --------------------------------------------------------------------------------
Interest Income              $   706.4     176.9      181.0     177.8     170.7
Interest Expense                 377.1      92.9       97.8      95.3      91.1
- --------------------------------------------------------------------------------
Net Interest Income              329.3      84.0       83.2      82.5      79.6
Provision for Credit Losses       19.5       2.5        5.0       6.0       6.0
Noninterest Income               550.6     140.6      139.2     134.8     136.0
Investment Security Gains
 (Losses)                          1.8        .1         --        .1       1.6
Noninterest Expenses             628.2     161.6      157.7     154.9     154.0
Provision for Income Taxes        66.1      17.3       16.9      14.9      17.0
- --------------------------------------------------------------------------------
net income                       167.9      43.3       42.8      41.6      40.2
- --------------------------------------------------------------------------------
Net Income Applicable to
 Common Stock                    161.6      41.7       41.2      40.1      38.6
- --------------------------------------------------------------------------------
per common share
Net Income - Primary         $    2.96       .76        .75       .73       .71
           - Fully Diluted        2.95       .76        .75       .73       .71
- --------------------------------------------------------------------------------

average statement of condition

( In Millions )
- --------------------------------------------------------------------------------
assets
Cash and Due from Banks      $ 1,025.3   1,051.7      970.1   1,040.0   1,040.0
Investment Securities          4,202.5   4,279.4    4,120.2   4,437.3   3,970.8
Securities Held for Trading       29.5      32.9       32.2      30.8      22.0
Money Market Assets            2,201.6   2,161.0    2,589.9   2,149.3   1,898.8
Loans and Leases               7,297.1   7,593.9    7,474.5   7,151.8   6,959.3
Reserve for Credit Losses       (145.5)   (145.5)    (145.5)   (145.5)   (145.5)
Other Assets                   1,089.7     980.5    1,081.5   1,139.7   1,159.0
- --------------------------------------------------------------------------------
Total Assets                  15,700.2  15,953.9   16,122.9  15,803.4  14,904.4
- --------------------------------------------------------------------------------
liabilities and stockhold-
 ers' equity
Deposits
 Demand and Other Noninter-
  est-Bearing                $ 2,554.9   2,634.8    2,474.0   2,514.7   2,596.7
 Savings and Others            4,605.0   4,551.1    4,550.5   4,595.1   4,725.8
 Other Time                      404.7     352.8      388.3     492.9     385.3
 Foreign Offices               2,501.7   2,842.8    2,623.9   2,340.5   2,191.2
- --------------------------------------------------------------------------------
Total Deposits                10,066.3  10,381.5   10,036.7   9,943.2   9,899.0
Purchased Funds                3,357.3   3,172.3    3,667.9   3,660.1   2,923.1
Senior Medium-Term Notes         554.1     589.8      650.7     507.9     465.4
Notes Payable                    297.9     330.0      330.1     296.9     233.2
Other Liabilities                351.5     356.8      345.9     339.7     363.4
Stockholders' Equity           1,073.1   1,123.5    1,091.6   1,055.6   1,020.3
- --------------------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity         15,700.2  15,953.9   16,122.9  15,803.4  14,904.4
- --------------------------------------------------------------------------------

analysis of net interest income

( Amounts in Millions )
- --------------------------------------------------------------------------------
Earning Assets               $13,730.7  14,067.2   14,216.8  13,769.2  12,850.9
Interest-Related Funds        11,655.4  11,755.0   12,149.0  11,818.2  10,884.4
Noninterest-Related Funds      2,075.3   2,312.2    2,067.8   1,951.0   1,966.5
Net Interest Income (Tax-
 able equivalent)                363.4      92.6       91.8      91.4      87.6
Net Interest Margin (Tax-
 able equivalent)                 2.65%     2.61       2.56      2.66      2.76
- --------------------------------------------------------------------------------

common stock dividend and market price
- --------------------------------------------------------------------------------
Dividends                    $0.77 1/2      0.22  0.18 1/ 2  0.18 1/2  0.18 1/2
Market Price Range - High        50.50     43.75      44.50     50.50    49.875
                   - Low         37.00     37.00      39.50     39.75     40.00
- --------------------------------------------------------------------------------

The common stock of Northern Trust Corporation is traded in the over-the-counter market under the symbol NTRS. The above quotations are from the NASDAQ system. The number of stockholders of record at December 31, 1993, was 2,922.

66 northern trust corporation

                                1992
- -------------------------------------------------------------------------------------------
  Entire          Fourth                Third                 Second                First
   Year          Quarter               Quarter               Quarter               Quarter
- --------------------------------------------------------------------------------------------
$   721.9           172.3                 176.9                 184.6                 188.1
    410.7            91.6                  98.9                 109.3                 110.9
- --------------------------------------------------------------------------------------------
    311.2            80.7                  78.0                  75.3                  77.2
     29.5             6.5                   7.0                   9.0                   7.0
    506.1           131.0                 126.6                 127.7                 120.8

      3.3             2.4                    .2                   (.6)                  1.3
    584.6           154.0                 144.7                 142.4                 143.5
     57.0            15.1                  15.0                  13.9                  13.0
- --------------------------------------------------------------------------------------------
    149.5            38.5                  38.1                  37.1                  35.8
- --------------------------------------------------------------------------------------------

    142.7            36.8                  36.4                  35.3                  34.2
- --------------------------------------------------------------------------------------------

$    2.64             .68                   .67                   .65                   .64
     2.64             .68                   .67                   .65                   .64
- --------------------------------------------------------------------------------------------




- --------------------------------------------------------------------------------------------

$   937.8         1,038.7                 940.6                 903.4                 867.2
  3,174.1         3,262.5               3,083.8               3,153.7               3,196.5
     16.2            10.0                   7.9                  11.6                  35.1
  1,962.7         2,217.8               2,063.2               1,986.2               1,579.8
  6,452.9         6,591.1               6,441.3               6,475.1               6,302.8
   (145.6)         (145.5)               (145.5)               (145.7)               (145.8)
  1,019.9         1,059.4                 999.0               1,034.2                 987.0
- --------------------------------------------------------------------------------------------
 13,418.0        14,034.0              13,390.3              13,418.5              12,822.6
- --------------------------------------------------------------------------------------------




$ 1,876.0         2,130.7               1,850.9               1,781.3               1,738.7
  4,743.0         4,639.1               4,664.6               4,788.2               4,882.1
    493.9           474.9                 510.0                 525.4                 465.2
  1,871.8         2,250.4               1,939.7               1,780.1               1,512.0
- --------------------------------------------------------------------------------------------
  8,984.7         9,495.1               8,965.2               8,875.0               8,598.0
  2,742.6         2,598.7               2,730.7               2,949.5               2,693.1
     85.2           271.1                  64.0                   2.0                   2.0
    258.8           245.7                 261.2                 264.1                 264.1
    419.6           440.4                 419.5                 411.7                 406.7
    927.1           983.0                 949.7                 916.2                 858.7
- --------------------------------------------------------------------------------------------

 13,418.0        14,034.0              13,390.3              13,418.5              12,822.6
- --------------------------------------------------------------------------------------------




- --------------------------------------------------------------------------------------------
$11,605.9        12,081.4              11,596.2              11,626.6              11,114.2
 10,139.1        10,418.8              10,117.2              10,248.9               9,768.4
  1,466.8         1,662.6               1,479.0               1,377.7               1,345.8

    343.7            88.5                  86.0                  83.4                  85.8

     2.96%           2.91                  2.95                  2.89                  3.10
- --------------------------------------------------------------------------------------------


- --------------------------------------------------------------------------------------------
$0.66 1/2        0.18 1/2                  0.16                  0.16                  0.16
    43.17           43.17                 40.00                 40.17                 35.67
    32.67           37.17                 37.67                 33.50                 32.67
- --------------------------------------------------------------------------------------------

                                                   northern trust corporation 67

Corporate Structure

Northern Trust Corporation

50 South LaSalle Street, Chicago, Illinois 60675
(312) 630-6000

Principal Subsidiary

THE NORTHERN TRUST COMPANY
50 South LaSalle Street, Chicago, Illinois 60675

  Wacker Drive Financial Center
  125 South Wacker Drive, Chicago, Illinois 60675

  Oak Street Financial Center
  120 East Oak Street, Chicago, Illinois 60611

  Winnetka Financial Center
  62 Green Bay Road, Winnetka, Illinois 60093

  London Branch
  155 Bishopsgate, London EC2M 3XS, England

  Cayman Islands Branch
  P.O. Box 501, Georgetown, Cayman Islands,
  British West Indies

Subsidiaries of The Northern Trust Company

The Northern Trust International Banking Corporation
One World Trade Center, New York, New York 10048

The Northern Trust Safe Deposit Company
50 South LaSalle Street, Chicago, Illinois 60675

NorLease, Inc.
50 South LaSalle Street, Chicago, Illinois 60675

The Northern Trust Company, Canada
161 Bay Street, Suite 4540, B.C.E. Place
Toronto, Canada M5J 2S1

International Affiliates

Banque Scandinave en Suisse
11 Cours de Rive, 1211 Geneva 3, Switzerland

Banque Rivaud
13 rue Notre-Dames des Victoires,
75082 Paris Cedex 02, France

Transatlantic Trust Corporation
75 Rochford Street
P.O. Box 429
Charlottetown, Prince Edward Island , Canada C1A 7K7

70 northern trust corporation

Other Subsidiaries of the Corporation

NORTHERN TRUST BANK/LAKE FOREST N.A.
265 Deerpath Road, Lake Forest, Illinois 60045
959 South Waukegan Road, Lake Forest, Illinois 60045
120 East Scranton Avenue, Lake Bluff, Illinois 60044

NORTHERN TRUST BANK/O'HARE N.A.
8501 West Higgins Road, Chicago, Illinois 60631
6401 North Harlem Avenue, Chicago, Illinois 60631
1501 Woodfield Road, Schaumburg, Illinois 60173

NORTHERN TRUST BANK/DUPAGE
One Oakbrook Terrace, Oakbrook Terrace, Illinois 60181
400 East Diehl Road, Naperville, Illinois 60563

NORTHERN TRUST BANK OF FLORIDA N.A.
700 Brickell Avenue, Miami, Florida 33131
595 Biltmore Way, Coral Gables, Florida 33134
328 Crandon Boulevard, Suite 101,
 Key Biscayne, Florida 33149
3001 Aventura Boulevard, Aventura, Florida 33180
1100 E. Las Olas Boulevard, Fort Lauderdale, Florida 33301
301 Yamato Road, Boca Raton, Florida 33431
440 Royal Palm Way, Palm Beach, Florida 33480
11780 U.S. Highway 1, Building 3, Suite 100,
 North Palm Beach, Florida 33408
4001 Tamiami Trail North, Naples, Florida 33940
530 Fifth Avenue South, Naples, Florida 33940
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236
1100 South Tamiami Trail, Venice, Florida 34285
540 Bay Isles Road, Longboat Key, Florida 34228
100 Second Avenue, St. Petersburg, Florida 33701

NORTHERN TRUST BANK OF ARIZONA N.A.
2398 East Camelback Road, Phoenix, Arizona 85016
6373 East Tanque Verde Road, Tucson, Arizona 85715
10220 West Bell Road, Sun City, Arizona 85351
7001 North Scottsdale Road, Scottsdale, Arizona 85253


NORTHERN TRUST BANK OF CALIFORNIA N.A.
355 South Grand Avenue, Suite 2600,
 Los Angeles, California 90071
10877 Wilshire Boulevard (Westwood), Suite 100,
 Los Angeles, California 90024
620 Newport Center Drive, Suite 200,
 Newport Beach, California 92660
4370 LaJolla Village Drive, Suite 1000,
 San Diego, California 92122
206 East Anapamu Street, Santa Barbara, California 93101
580 California Street, Suite 1800,
 San Francisco, California 94104

NORTHERN TRUST BANK OF TEXAS N.A.
2020 Ross Avenue, Dallas, Texas 75201
5540 Preston Road, Dallas, Texas 75205
2701 Kirby Drive, Houston, Texas 77098
700 Rusk Street, Houston, Texas 77002

THE NORTHERN TRUST COMPANY OF NEW YORK
80 Broad Street, New York, New York 10004

NORTHERN TRUST CAYMAN INTERNATIONAL, LTD.
P.O. Box 1586, Grand Cayman,
 Cayman Islands, British West Indies

NORTHERN TRUST SECURITIES, INC.
50 South LaSalle Street, Chicago, Illinois 60675

BARRY, HARTELL, EVERS & OSBORNE, INC.
580 California Street, San Francisco, California 94104

NORTHERN FUTURES CORPORATION
50 South LaSalle Street, Chicago, Illinois 60675

NORTHERN TRUST SERVICES, INC.
50 South LaSalle Street, Chicago, Illinois 60675

                                                   northern trust corporation 71