Form 10-K405, Exhibit 13
NORTHERN TRUST CORP
filed 1995-03-14
CIK 73124

                                                             EXHIBIT NUMBER (13)
                                                             TO 1994 FORM 10-K

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company
(Bank), an Illinois banking corporation located in the Chicago financial district. Northern Trust Corporation also owns three other banks in the Chicago metropolitan area, a bank in each of Florida, Arizona, California and Texas, and various other nonbank subsidiaries, including a securities brokerage firm, a futures commission merchant and a retirement benefit plan services company. Although the operations of other subsidiaries will be of increasing significance, it is expected that the Bank will continue to be the major source of the consolidated assets, revenues and net income in the foreseeable future.
 All references to Northern Trust refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.
 The following provides an understanding of the consolidated financial statements and other statistical data presented in this report.

RESULTS OF OPERATIONS
OVERVIEW. Net income for 1994 totaled a record $182.2 million, an 8.5% increase from the $167.9 million earned in 1993 which in turn was 12% greater than the $149.5 million earned in 1992.
 On a fully diluted basis, net income per common share increased 7% to $3.16 in 1994, compared with net income per common share of $2.95 in 1993 and $2.64 in 1992.
 The record 1994 net income performance, together with strong growth in equity, produced a return on average common stockholders' equity of 16.6% compared with 17.9% in 1993 and 18.7% in 1992.
 The return on average assets was 1.02% in 1994 compared with 1.07% in 1993 and 1.11% in 1992.
 1994 marks the seventh consecutive year of record earnings. Trust fees reached a new high surpassing $450 million, while trust assets under administration reached
$499 billion at December 31, 1994, up $22 billion from 1993. Record net interest income, strong foreign exchange trading profits, a lower provision for credit losses and the gain on the sale of the 21% interest in Banque Scandinave en Suisse (BSS) also contributed to the year's performance. Partially offsetting these positive factors was the impact of several nonrecurring expenses. This revenue growth combined with controlled increases in noninterest expenses resulted in record profits.
 Primarily through the retention of earnings, stockholders' equity grew to $1.3 billion versus $1.2 billion at December 31, 1993 and $1.0 billion at December 31, 1992.
 The Board of Directors increased the quarterly dividend per common share 18.2% in November 1994, to $.26 from $.22, for a new annual rate of $1.04. This is the eighth consecutive year in which the dividend rate has been increased, and reflects a policy of increasing the dividend rate with increased profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet.
 Northern Trust's strategy will focus on those businesses with the greatest growth and profitability potential while continuing to emphasize cost containment, quality, and the maximization of the benefits derived from our technological investments. Expense growth and capital expenditures will also be closely monitored to ensure that short- and long-term business strategies are effectively supported. Although noninterest expenses are expected to grow in total to support these strategies, Northern Trust has set the goal of taking out approximately $15 million from base expenses in each of the next three years.

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

(In Millions Except Per
Share Amounts)              1994      1993         1992         1991      1990
---------------------------------------------------------------------------------
Net Interest Income       $   338.2 $   329.3    $   311.2    $   281.9 $   249.3
Provision for Credit
 Losses                         6.0      19.5         29.5         31.0      14.0
Noninterest Income            629.8     552.4        509.4        412.8     369.3
Noninterest Expenses          700.5     628.2        584.6        500.1     464.9
Provision for Income
 Taxes                         79.3      66.1         57.0         36.2      24.3
---------------------------------------------------------------------------------
NET INCOME                $   182.2 $   167.9    $   149.5    $   127.4 $   115.4
---------------------------------------------------------------------------------
Net Income Applicable to
 Common Stock             $   174.9 $   161.6    $   142.7    $   121.4 $   109.2
---------------------------------------------------------------------------------
PER COMMON SHARE
Net Income-Primary        $    3.17 $    2.96    $    2.64    $    2.29 $    2.06
          -Fully Diluted       3.16      2.95         2.64         2.27      2.05
Dividends Declared              .92       .77 1/2      .66 1/2      .58       .52
---------------------------------------------------------------------------------
Average Total Assets      $17,885.8 $15,700.2    $13,418.0    $12,182.5 $11,682.1
Senior Medium-Term Notes
 at Year-End                  547.0     817.0        312.0          2.0        --
Notes Payable at Year-
 End                          244.8     326.8        233.2        264.1     171.6
---------------------------------------------------------------------------------

                           NORTHERN TRUST CORPORATION

NONINTEREST INCOME. The success of Northern
Trust's strategy of maintaining a diverse revenue base is evidenced by the fact that noninterest income, exclusive of a $28.5 million net gain on the BSS sale, represents 62% of its total taxable equivalent revenue, compared with 60% one year ago. Noninterest income totaled $629.8 million in 1994, $552.4 million in 1993 and $509.4 million in 1992.
 TRUST FEES. Excluding the gain on the sale of BSS, trust fees accounted for 75% of total noninterest income and 47% of total taxable equivalent revenue in 1994. Trust fees for 1994 increased 12% to $453.4 million from $404.8 million in 1993 which was up 10% from $368.4 million in 1992. Trust fees have increased at a compound growth rate of 14% for the last five years. The April 1994 acquisition of Hazlehurst & Associates, Inc., a privately-held retirement benefit plan services company, contributed approximately
$10.6 million in trust fees in 1994. The increase in 1994 trust fees is principally the result of growth in business from new and existing clients, particularly for investment management, global custody and security lending services. Contributing to the 1993 fee growth were new business results coupled with higher stock and bond market levels.
 Fees are based on the market value of assets managed and administered, transaction fees and other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, Northern Trust receives a smaller percentage of the increasing value as fee income. Therefore, market value or other incremental changes in a portfolio's size do not typically have a proportionate impact on the level of trust fees. In addition to fees, certain trust-related activities result in deposits, primarily interest-bearing, which are maintained with the bank subsidiaries and foreign branches.
These deposits averaged $3.9 billion in 1994 and $2.8 billion in 1993.
 Northern Trust's trust business encompasses Master
Trust, Master Custody, investment management and retirement services for corporate and institutional asset pools, as well as a complete range of estate planning, fiduciary, and asset management services for individuals.
Fees from these highly focused services are fairly evenly distributed between Northern Trust's two business units, Corporate and Institutional Services (CIS) and Personal
Financial Services (PFS). A discussion of the trust activities of each of these business units follows.
 CORPORATE AND INSTITUTIONAL SERVICES. At December 31,
1994 trust assets under administration for CIS totaled
$447.2 billion, an increase of 5% from $426.5 billion a year ago. Trust fees for CIS increased 18% in 1994 to $230.1 million from $195.0 million in 1993 which was up 12% from $173.8 million in 1992.
 Northern Trust continues to be a leading provider of Master Trust and Master Custody services in various market segments. These market segments are principally large U.S. corporate, public funds, taxable and international asset pools. The major products offered include custody, investment management and securities lending services. CIS also includes a correspondent trust market segment which provides custody, systems and investment services to smaller bank trust departments.
 Large U.S. Corporate. Trust fees from the large U.S.
corporate market segment totaled $122.0 million in 1994.
Trust fees for this segment in 1993 and 1992 totaled $104.0 million and $93.6 million, respectively. Assets under administration totaled $181.8 billion at December 31, 1994 compared with $179.6 billion a year ago.
 Much of the new growth in retirement assets is expected to be from defined contribution plans of U.S. corporations. Northern Trust believes that it is well positioned to benefit from this trend given its long-term relationships with corporate sponsors and its family of institutional mutual funds. To broaden its array of services and more effectively address the needs of this segment of the retirement services market, Hazlehurst & Associates, Inc. was acquired in April
1994. With offices in Atlanta and Seattle, Hazlehurst has well established capabilities in retirement plan design, participant recordkeeping, and actuarial and consulting services that complement the existing custody, fiduciary and investment management capabilities in the strategically important retirement services market.
 Public Funds. Growth in the public funds market segment has been driven by increased funding of plans by state and local public entities and the use of outside service providers as reporting requirements have become more complex.
Although this market segment tends to be the most price sensitive, investments in technology have allowed Northern
Trust to compete effectively on the basis of both cost and quality of service to the client. In 1994 this market segment contributed $31.6 million in trust fees, compared with $28.9 million in 1993 and $25.9 million in 1992. At
December 31, 1994, $72.0 billion of assets were under administration versus $77.3 billion at December 31, 1993.

                          NORTHERN TRUST CORPORATION

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

 Taxable. This market segment, which includes insurance companies, foundations and endowments, provides attractive growth opportunities for trust and banking services. The insurance industry continues to consolidate its relationships with providers who can meet their full range of banking and custody needs. Northern Trust seeks to maintain an array of products and services, a strong capital position and systems capabilities that position it to increase its share of this market. It is a leading provider of custody services to foundations and endowments. Five of the largest ten foundations are clients as are many of the largest endowment funds in the United States. Trust fees from this market segment in 1994, 1993 and 1992 totaled $32.9 million, $29.8 million and $26.1 million, respectively.
Assets under administration at December 31, 1994 increased to $81.2 billion from $80.2 billion at December
31, 1993.
 International. This market segment handles the custody needs of non-U.S. clients domiciled in nineteen countries, and has had the highest rate of growth for the last three years when measured in terms of assets under administration and trust fees. At December 31, 1994 assets under administration totaled $48.1 billion, up 51% from $31.9 billion at year-end 1993, which in turn was up 37% over the previous year-end. Trust fees for 1994 increased
56% to $28.8 million. This compares with $18.4 million in 1993 which was up 24% from $14.8 million in 1992.
Northern Trust maintains the required system capabilities and sub-custodial network necessary to capitalize on the growth opportunities presented by the development of worldwide financial markets.
 In terms of assets under administration, global custody is one of the fastest growing products within CIS. This product provides the necessary services for the growing volume of foreign assets that are held by U.S. and non-U.S. domiciled clients. Through its worldwide network of subcustodians in 56 countries, Northern Trust has global assets of $65.5 billion under administration at December
31, 1994 which is 29% greater than last year.
 In addition to the increase in the volume of cross-border investing, global custody fees were favorably impacted by the successful transition of global assets from BSS to the Chicago head office and the London Branch of The
Northern Trust Company during the second half of 1994.
With the development of tax lot accounting within the trust systems, global custody clients are now directly provided with this cost effective service. The absence of the fee sharing arrangement with BSS will result in an increase in global custody fees which will be partially offset by an increase in noninterest expenses as a result of the London Branch assuming this business. In addition, The Northern
Trust Company, Canada was granted full trust powers in November 1994, making it the first non-Canadian financial institution to have the right to operate in Canada as a trust company. The attainment of trust powers will facilitate expansion of the global custody business within Canada.
 Correspondent Trust. Servicing this market segment is also an element of trust strategy. As technology has become more sophisticated and banks are forced to become more cost conscious, Northern Trust has been able to leverage its investment in technology by making its trust processing services available to smaller banks. Trust fees from this market totaled $14.8 million in 1994, $13.9 million in 1993 and $13.4 million in 1992. Assets under administration at December 31, 1994 and 1993 totaled
$37.7 billion and $36.1 billion, respectively.
 Securities Lending. Clients who utilize trust services may elect to have their securities lent to generate revenues to improve their portfolio's total return. The cash that has been deposited by investment firms as collateral for securities they have borrowed from trust clients under the securities lending program is managed by Northern Trust

CONSOLIDATED TRUST ASSETS UNDER ADMINISTRATION

                                                                         Five-
                                                               Percent   Year
                                       December 31             Change  Compound
                            ------------------------------------------  Growth
($ In Billions)              1994   1993   1992   1991   1990  1994/93   Rate
-------------------------------------------------------------------------------
Corporate                   $ 51.5 $ 46.6 $ 41.7 $ 36.0 $ 38.7   11%      14%
Personal                      30.8   30.5   27.9   22.7   19.2    1       11
-------------------------------------------------------------------------------
TOTAL MANAGED TRUST ASSETS  $ 82.3 $ 77.1 $ 69.6 $ 58.7 $ 57.9    7%      13%
-------------------------------------------------------------------------------
Corporate                   $395.7 $379.9 $323.2 $287.8 $206.1    4%      15%
Personal                      20.6   19.5   18.9   14.8   12.7    5       12
-------------------------------------------------------------------------------
TOTAL NON-MANAGED TRUST
 ASSETS                     $416.3 $399.4 $342.1 $302.6 $218.8    4%      15%
-------------------------------------------------------------------------------
CONSOLIDATED TRUST ASSETS
 UNDER ADMINISTRATION       $498.6 $476.5 $411.7 $361.3 $276.7    5%      15%
-------------------------------------------------------------------------------

                           NORTHERN TRUST CORPORATION
and included in trust assets under administration. Income from this activity is, likewise, included in the fees of each market segment. Domestic and international lending fees, up 31% over 1993, reflect a higher spread earned on the cash collateral along with an 18% increase in the volume of securities loaned. The increase in the spread is attributable to the short-term nature of the cash collateral pools which has allowed for favorable fund management during a period of rising interest rates. The cash collateral totaled $26.4 billion and $21.4 billion at December 31, 1994 and 1993, respectively. During the first quarter of 1995, Northern
Trust expects to commence operations in a new Hong Kong subsidiary to better facilitate the lending of securities from its clients' global portfolios. Also in 1995, additional investment options will be available to those clients participating in the securities lending program thereby allowing clients to have more control over the degree of investment risk which they assume.
 Custody Services. With respect to basic custody services, price competition has remained intense in all segments of the corporate trust business. Northern Trust believes that it is positioned to deal with these pressures and maintain acceptable profitability because of its focus on providing unrivaled service quality, developing deeper client relationships that include services other than simple custody, economies of scale and technological innovation. Increased volumes from the growth in cross-border investing placed pressure during 1994 on the ability to maintain the high level of global custody service quality. Additional resources have been dedicated to this area of operations to ensure that Northern Trust continues to meet its strategic objective of providing services that exceed client expectations.
 PERSONAL FINANCIAL SERVICES. At December 31, 1994
trust assets under administration for PFS totaled $51.4 billion, an increase of 3% from $50.0 billion at December
31, 1993. Trust fees increased 7% in 1994 to $223.3 million while 1993 trust fees totaled $209.8 million, an increase of 8% from $194.6 million in 1992. Although all geographic markets contributed to the 1994 increase, the strongest fee growth occurred in the Wealth Management
Group and the Florida, Arizona, Texas and suburban
Chicago markets.
 Northern Trust has positioned itself in those states having significant concentrations of wealth and growth potential. Currently there is a national network of 45 office locations in Arizona, California, Florida, Illinois and Texas. With an established presence in these growing markets, Northern
Trust believes that it has the momentum to continue to grow personal trust fees.
 Illinois. Personal trust fees in Illinois increased 5% to $114.7 million in 1994 from $109.8 million in 1993 which was up 5% from $105.0 million in 1992. The moderate rate of growth in trust fees is attributable, in part, to the maturity of the trust business within the lead bank in Chicago. As assets are distributed or liquidated from older trust accounts, revenues from the existing book of business decline and partially offset the effect of new business. Other factors impacting the 1994 trust fee performance were a decline in nonrecurring fees, including probate fees, lower market values and the temporary absorption of certain costs of the Northern Funds, a series of sixteen no-load proprietary mutual funds introduced to the Illinois market in April 1994. In 1994, Northern Trust's presence was expanded within Illinois with the opening of a full service trust and banking office in the suburb of Highland Park and the opening of the Chicago South Financial Center to facilitate banking by clients located on Chicago's south side and in the southern suburbs. Northern Trust has the leading market share in the Chicago area personal trust market with $32.8 billion of assets under administration at December
31, 1994 compared with $31.6 billion a year ago. Over the years clients have been attracted by both the quality of trust services and the profile of financial strength and stability which has consistently been achieved. These qualities, combined with credit ratings that are top tier, have allowed Northern Trust to enhance the growth of its personal trust business. It is expected that the Chicago area market will continue to be a significant contributor to personal trust revenues.
 Florida. The personal trust business in Florida continues to be a significant contributor to the growth in personal trust fees. Trust fees for 1994 totaled $57.2 million, up 9% from $52.2 million in 1993 which was up 14% from $46.0 million in 1992. Trust assets under administration were $10.3 billion at December 31, 1994, and $10.1 billion at year-end 1993. The five-year compound growth rates for trust fees and trust assets have been 15% and 11%, respectively. With new offices in Fort Lauderdale and Venice, there are now sixteen offices in the South and West Florida markets. It is believed that there remains significant opportunity for growth in the markets currently served in Florida.
 In December 1993, the Corporation entered into a definitive agreement to acquire Beach One Financial
Services, Inc., parent of The Beach Bank of Vero Beach, Florida, for $56.2 million in Northern Trust common stock. The agreement is subject to the approval of Beach
One's shareholders and to various regulatory approvals and other legal requirements. Northern Trust expects that a decision by the Federal Reserve Board on its application to acquire Beach One, which was deferred pending, among

                          NORTHERN TRUST CORPORATION

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)


other matters, completion of the Bank's Community
Reinvestment Act examination, will be made soon. The examination was completed in November 1994 and the Bank was assigned a "satisfactory" rating.
 California. Northern Trust of California was established in 1988 as a de novo subsidiary to reach the California trust market. The 1992 acquisition of $4 billion of trust assets under administration from Trust Services of America (TSA) has successfully increased the penetration of the California market. A new Westwood office was opened during the year in West Los Angeles. Trust fees for 1994 increased 5% to $34.0 million. Reflecting a full year's contribution from the TSA business, 1993 trust fees were up 9% to $32.3 million from $29.7 million in 1992. During 1994, the impact from new business and a fee increase was partially offset by the run-off of existing business. Trust assets under administration totaled $5.3 billion at December 31, 1994 and $5.5 billion at December 31, 1993.
 Arizona. Northern Trust Bank of Arizona N.A. is one of the largest providers of personal trust services in the state. As in other markets, the strategy in Arizona combines private banking and trust services to targeted high net worth individuals. Trust fees from this market were $12.8 million in 1994, $11.9 million in 1993 and $10.7 million in 1992. Assets under administration at December 31, 1994 and 1993 totaled $1.7 billion and $1.8 billion, respectively.
 Texas. Northern Trust's presence in Texas is modest but growing. With offices in Dallas and Houston, Northern
Trust Bank of Texas N.A. is located in the two most important metropolitan markets in the state and has expanded from one office to four offices since its entry into the Texas market in 1989. Trust fees for 1994, 1993 and 1992 were $4.6 million, $3.6 million and $3.2 million, respectively. Trust assets under administration were $1.3 billion at December 31, 1994 and $1.0 billion at December
31, 1993.
 In February 1995, the Corporation entered into a definitive agreement to acquire Tanglewood Bancshares, Inc. parent company of Tanglewood Bank N.A., Houston, for $33.0 million in cash. Tanglewood's assets totaled $229.9 million at December 31, 1994 and net income totaled $2.6 million in 1994. The agreement is subject to the approval of Tanglewood shareholders, to final due diligence and to various regulatory approvals and is expected to close in the second half of 1995.
 Investment Management. Northern Trust believes that its expertise in investment management provides a competitive advantage in executing its personal trust strategy. For example, investment management performance for stock and bond accounts for institutional clients ranks in the top quartile for the five and ten year performance periods ended December 31, 1994, as measured by SEI, a nationally recognized performance measurement tracking service. The same methodology used to achieve this top-ranked institutional performance is also used in the management of individual accounts. Northern's investment management performance for international equities ranks in the top quartile for the five and ten year performance periods ended December 31, 1994, as measured by InterSec Research
Corporation. In 1994, Northern Trust leveraged its investment expertise with the establishment of a second mutual fund family, the Northern Funds. Assets in this family of funds reached $2.3 billion at year-end. This mutual fund family serves the investment needs of personal clients while the Benchmark family of mutual funds continues to serve the needs of institutional clients.
 The national personal trust strategy will focus primarily on increasing market share in present geographic locations and the development of other selected upscale personal markets. In Florida, expansion into five additional counties is planned over the next three-to-five years. The expansion will be achieved primarily de novo, but may include selective acquisitions. The goal of this expansion is to continue to grow Florida's net income and trust assets significantly. In the newer growth areas around Phoenix and Tucson, Arizona, there are plans to open new offices during the course of the next several years. In Illinois, certain suburban communities have been identified for new offices and an additional inner city location is also contemplated.
 SECURITY COMMISSIONS AND TRADING INCOME.
Security commissions and trading income totaled $18.4 million in 1994, compared with $19.9 million in 1993 and 1992. The decrease in 1994 reflected lower bond trading activities. This income is primarily generated from securities brokerage and futures contract services. Additional revenue is provided from underwriting selected general obligation tax-exempt securities, security trades and interest risk management activities with clients.
 OTHER OPERATING INCOME. Other operating
income in 1994 totaled $158.1 million compared with $125.9 million in 1993 and $117.8 million in 1992. The increase resulted primarily from a $28.5 million pretax gain on the second quarter sale of BSS, which was net of approximately $6.0 million in ancillary and other sale-related transition costs associated with the transfer of custody accounts from BSS to the London Branch. Other operating income in 1994 included gains of $.1 million from the sale of mortgage loans, compared with $3.9 million in 1993 and $1.2 million in 1992. Foreign exchange trading profits totaled a record $35.9 million, up 11% from

                          NORTHERN TRUST CORPORATION
the $32.4 million reported a year ago, which was up from $21.9 million in 1992. A substantial component of foreign exchange profit stems from transactions associated with the growing global custody business. As custodian, Northern
Trust provides foreign exchange services in the normal course of business. Currency positions, while permitted in selected situations, constitute an ancillary component of aggregate trading activity. The fee portion of treasury management revenues totaled $46.3 million in 1994, a 5% decline from the $49.0 million reported in 1993, as more clients tended to pay for services with deposit balances. Treasury management fees in 1992 totaled $49.7 million.
Total treasury management revenues, which, in addition to fees, include the value of compensating deposit balances, increased slightly to $73.4 million from $71.1 million in 1993 and $72.1 million in 1992. Other operating income in 1994 also benefited from higher fees on trust-related overnight advances and revenues from operating other real estate owned assets.
 A significant portion of noninterest income is generated through trust, treasury management, brokerage, check processing, payment and security clearing, and other banking-related services. In providing these services, which are principally paid for in fees rather than compensating balances, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processed cash and security transactions exceeding $100 billion on average each business day. Controls over such activities are closely monitored to safeguard the assets of Northern Trust and its clients.
 INVESTMENT SECURITY GAINS AND LOSSES. Net security losses totaling $.1 million were realized in 1994 from the sale of securities classified as "available for sale" offset in part from securities that were called at a premium. This compares with gains of $1.8 million realized in 1993 and $3.3 million in 1992.
 Effective January 1, 1994, Statement of Financial
Accounting Standards (SFAS) No. 115, "Accounting for
Certain Investments in Debt and Equity Securities," was adopted. Under SFAS No. 115 held to maturity investment securities are accounted for at cost, adjusted for amortization of premium and accretion of discount.
Available for sale investment securities are accounted for at fair value, with both unrealized gains and losses credited or charged, net of the related tax effect, directly to stockholders' equity. This accounting method adds potential volatility to stockholders' equity, but net income is not impacted unless the securities are sold. At year-end, Northern Trust's held to maturity security portfolio had a fair value of $657.9 million which exceeded the book value of the portfolio by $16.6 million. The available for sale security portfolio had a fair value of $4.4 billion. Net depreciation on this portfolio including the value of related hedge contracts totaled $25.6 million, which resulted in a $15.8 million, net of tax, reduction in stockholders' equity. NET INTEREST INCOME. Net interest income is defined as the total of interest income and amortized fees on earning assets less interest expense on deposits and borrowed funds adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior medium-term notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by noninterest-bearing assets including cash and due from banks, items in process of collection, buildings and equipment and other net nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming loans and OREO and client use of compensating balances to pay for services.
 Net interest income for 1994 was a record $338.2 million, up 3% from $329.3 million in 1993, which was up
6% from $311.2 million in 1992. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 1994 was a record
$371.6 million, an increase of $8.2 million or 2% from $363.4 million in 1993 which in turn was up 6% from $343.7 million in 1992. The growth in FTE net interest income was essentially attributable to the growth in average earning assets partially offset by a decline in the net interest margin to 2.36% from 2.65% last year and 2.96% in 1992.

                           NORTHERN TRUST CORPORATION

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


ANALYSIS OF NET INTEREST INCOME
(FTE)

                                                                Percent Change
                                                               ----------------
($ In Millions)                 1994       1993       1992     1994/93 1993/92
-------------------------------------------------------------------------------
Interest Income               $   848.7  $   706.4  $   721.9    20.2%   (2.1)%
Fully Taxable Equivalent Ad-
 justment                          33.4       34.1       32.5    (2.3)    5.1
-------------------------------------------------------------------------------
Total Interest Income--FTE        882.1      740.5      754.4    19.1    (1.8)
Total Interest Expense            510.5      377.1      410.7    35.4    (8.2)
-------------------------------------------------------------------------------
NET INTEREST INCOME--FTE          371.6      363.4      343.7     2.2     5.7
-------------------------------------------------------------------------------
AVERAGE VOLUME
 Earning Assets                15,737.2   13,730.7   11,605.9    14.6    18.3
 Interest-Related Funds        13,185.9   11,655.4   10,139.1    13.1    15.0
 Noninterest-Related Funds      2,551.3    2,075.3    1,466.8    22.9    41.5
-------------------------------------------------------------------------------
                                                                   Change in
                                                                  Percentage
                                                               ----------------
AVERAGE RATE
 Earning Assets                    5.61%      5.39%      6.50%   0.22   (1.11)
 Interest-Related Funds            3.87       3.23       4.05    0.64   (0.82)
 Interest Rate Spread              1.74       2.16       2.45   (0.42)  (0.29)
 Total Source of Funds             3.25       2.74       3.54    0.51   (0.80)
-------------------------------------------------------------------------------
NET INTEREST MARGIN                2.36       2.65       2.96   (0.29)  (0.31)
-------------------------------------------------------------------------------

Refer to page 74 for detailed analysis of net interest income.

 Earning assets averaged $15.7 billion, up 15% or $2.0 billion from the $13.7 billion reported in 1993 which was up from $11.6 billion in 1992. The growth in average earning assets reflects a 14% or $1.0 billion increase in loans, an 18% or $769 million increase in securities and a 10% or $219 million increase in money market assets. Loan volume for the year averaged $8.3 billion reflecting an $853 million or 12% increase in domestic lending while international loans increased $166 million. The domestic growth came principally from residential mortgage activities, up $541 million. Reflected in the total loan growth are non-interest bearing domestic and international overnight advances, related to processing certain trust client investments, which averaged $568 million in 1994, up $199 million from a year ago, primarily from international activity. Securities averaged $5.0 billion in 1994 versus $4.2 billion in 1993, due primarily to a $1.6 billion increase in short-term federal agency and other marketable securities, offset in part by an $867 million reduction in U.S.
Government securities. Money market assets averaged $2.4 billion in 1994 versus $2.2 billion in 1993, reflecting an increase in international deposit placement activity.
 The increase in average earning assets of $2.0 billion was funded primarily by growth in interest-bearing time deposits, other interest-related funds and noninterest-related funds. Interest-bearing deposits averaged $8.3 billion, up $867 million. This growth is principally from global custody deposit activity in London, up $447 million, and an increase of $401 million in other foreign time deposits. Other interest-related funds averaged $4.9 billion, up $664 million, principally from securities sold under agreements to repurchase (up $780 million) and senior medium-term notes (up $228 million), and offset by federal funds purchased and other borrowings which were down
$344 million. Average net noninterest-related funds increased $476 million, mainly due to higher demand deposits and stockholders' equity. The increase in average demand deposits reflects higher levels of trust-related deposits mainly from global custody activity. Stockholders' equity for the year averaged $1.2 billion, an increase of $152 million or 14% from 1993, principally due to strong earnings performance.
 The net interest margin declined to 2.36% from 2.65% last year due primarily to lower spreads on the higher volume of short-term liquid U.S. federal agency securities and money market assets, coupled with lower loan-related fees resulting from a reduced volume of residential mortgage refinancing activity. Also contributing to the decline in the interest margin was the increase in the level of nonearning trust-related overnight advances.

                           NORTHERN TRUST CORPORATION

PROVISION FOR CREDIT LOSSES. Significant improvement in asset quality resulted in the provision for credit losses declining to $6.0 million, from $19.5 million in 1993 and $29.5 million in 1992. For a discussion of the reserve for credit losses, refer to pages 38 and 39. NONINTEREST EXPENSES. Noninterest expenses for
1994 totaled $700.5 million, up $72.3 million or 12% from $628.2 million in 1993, which was up 7% from $584.6 million in 1992. Total expenses included several nonrecurring items: a $9.6 million non-cash, pension charge; $13.6 million in charges resulting from technology-related decisions, including the trade-in and the sale and leaseback of mainframe computer equipment and a write-down of older trust-related software; $4.2 million of overtime back pay obligations; and a $3.5 million charge related to the cost of an agreement between the Corporation and The Benchmark Funds, for which the Bank is the investment adviser. Excluding these items, as well as $9.2 million of expenses of Hazlehurst & Associates, Inc., which was acquired during 1994, noninterest expenses increased 5% over the prior year. The majority of this increase was the result of continued investment in technology, expansion of the personal trust office network and global custody business and other expenditures.
 The productivity ratio, defined as noninterest income plus net interest income on a taxable equivalent basis before the provision for credit losses, divided by noninterest expenses was 143% for 1994 compared with 146% in both
1993 and 1992.
 SALARIES AND BENEFITS. Salaries and benefits, which represent 56% of total noninterest expenses, increased 8% to $391.4 million in 1994 from $361.5 million in 1993, which was up 10% from $328.5 million in 1992. Salary costs, the largest component of noninterest expenses, totaled $316.6 million, up $23.2 million or 8% from $293.4 million a year ago. Merit increases and the effect of the Hazlehurst & Associates, Inc. acquisition were the principal components of the increase. In addition, a review of Northern Trust's overtime pay policy resulted in a $4.2 million addition to salary expense for back pay obligations. Staff on a full-time equivalent basis averaged 6,420 compared with 6,318 in 1993 and 6,102 in 1992.
 Employee benefit costs for 1994 totaled $74.8 million, up $6.7 million or 10% from $68.1 million in 1993 which was up 17% from $58.4 million in 1992. The majority of the 1994 increase in benefit costs was attributable to higher payroll taxes, the Thrift Incentive and Employee Stock Ownership Plans and pension benefits.
 In 1994, Northern Trust adopted SFAS No. 112,
"Employers' Accounting for Postemployment Benefits."
This statement requires employers to adopt accrual accounting for workers compensation, disability, severance and other benefits provided after employment but before retirement. The requirements of this statement are essentially the same as Northern Trust's previous policies, and, therefore, this change had little impact on annual postemployment expenses.
 OCCUPANCY EXPENSE. Net occupancy expense totaled $57.4 million, up 4% or $2.1 million from $55.3 million in 1993, which was up 3% from $53.8 million in 1992. The principal components of the 1994 increase were higher building and leasehold improvement amortization expenses, rental and operating costs primarily associated with business expansion in Florida, Texas and Illinois.
 EQUIPMENT EXPENSE. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $56.4 million in 1994, up 37% or $15.3 million from $41.1 million in 1993, which was 14% higher than the $36.2 million in 1992. Included in the 1994 expense is $11.2 million of nonrecurring expense resulting from the trade-in and the sale and leaseback of mainframe computer equipment. These technology-related decisions, which will reduce depreciation expenses over the next few years, are designed to eliminate future residual value risk regarding these assets and are expected to improve system flexibility and efficiency and decrease ongoing maintenance costs, with increased productivity as the end result. Excluding these items, the expense levels in each of the three years primarily reflect planned increases in equipment and computer depreciation and related costs to support trust business expansion.
 OTHER OPERATING EXPENSES. Other operating expenses for 1994 totaled $195.3 million, up 15% from $170.3 million in 1993, which was up 3% from $166.1 million in 1992. Other operating expenses in 1994 included the $9.6 million non-cash pension charge to recognize an unusually large number of pension eligible retiring employees who elected to receive lump-sum distributions and a $3.5 million expense relating to an agreement between the Corporation and The Benchmark Funds for which the Bank is investment adviser. Under the agreement, the funds may sell to the Corporation in June 1995, at the higher of cost or market value, certain floating rate U.S. Government agency securities whose returns have lagged the sharp increase in short-term interest rates. The agreement increases the net asset values of certain portfolios of The Benchmark Funds and so preserves the investment

                           NORTHERN TRUST CORPORATION

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

flexibility necessary to maintain competitive yields in the portfolios, which are used for cash management and investment by the Bank's institutional clients. Also included in other operating expenses is a $2.4 million write-down of older trust-related software. Factors contributing to the remaining expense increase, principally related to growth in trust business activities, were computer software amortization, transaction-based depository fees, technical and consulting services, telephone and postage. These expenses were partially offset by lower legal services.
 Investments in technology are designed to support and enhance the transaction processing and securities handling capability of the trust and banking businesses. Higher levels of capital expenditures for systems technology will result in increasingly greater amounts of expense from future depreciation of hardware and amortization of software which are charged to equipment and other operating expenses, respectively.
PROVISION FOR INCOME TAXES. The provision for income taxes was $79.3 million in 1994 compared with $66.1 million in 1993 and $57.0 million in 1992. The effective tax rate was 30% for 1994 compared with 28% for both 1993 and 1992. The higher tax provision in 1994 resulted from the growth in taxable earnings for both federal and state income tax purposes while tax-exempt income declined slightly. The impact of the tax rate increase in 1993 mandated by the Revenue Reconciliation Act was partially offset by a new provision in the Act which permits a deduction for the amortization of certain intangible assets. SFAS No. 109, "Accounting for Income Taxes" was adopted on a prospective basis in 1993. Income tax accounting under this new statement is not significantly different than the accounting for income taxes under the previous method, and therefore, did not have a material impact on the 1993 tax provisions.

CAPITAL EXPENDITURES
Northern Trust's Capital Expenditure Committee reviews proposed capital expenditures which exceed $500,000 and makes recommendations on the appropriateness of the expenditures. This review assures that the major projects to which Northern Trust commits its resources produce benefits compatible with the strategic corporate goals.
 During 1994, hardware and software capabilities continued to improve, especially relating to trust activities. Such improvements assure state-of-the-art technology which enables clients to be provided with the highest level of quality service while also maintaining a competitive cost structure, a characteristic which helps distinguish Northern Trust from its competitors. In this regard, through the efforts of internal staff and outside consultants, development of the new trust management system continued. The new system is being implemented in several phases, and although systems enhancements will continue to be an ongoing process, all significant phases of this major project are expected to be completed during 1995. The unamortized capitalized cost of this project at December 31, 1994 was $79 million.
 Capital expenditures in 1994 also included the leasehold improvements and furnishings associated with the opening of two new offices in Florida, and two new offices in Illinois, one of which is a temporary facility on Chicago's south side, as well as expansion of the London Branch operations.
 Capital expenditures for 1994 totaled $90 million of which $9 million was for building and leasehold improvements, $4 million for furnishings, $31 million for hardware and machinery and $46 million for software.
During 1995 Northern Trust will continue to invest in key technology initiatives and in the expansion of the five-state network of Personal Financial Service Offices.

ASSET QUALITY AND CREDIT RISK
SECURITIES. A high quality securities portfolio is maintained as evidenced by the Standard and Poor's and/or Moody's Investors Service ratings on obligations of states and political subdivisions, preferred stock and other securities in the portfolio. At December 31, 1994, 71% of these securities were rated triple-A or double-A, 24% were rated single-A and 5% were below A or not rated. Other securities consist primarily of privately issued collateralized mortgage obligations, backed by federal agency securities, and asset-backed securities, collateralized by automobile loans and credit card receivables.
 Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities sold under repurchase agreements are held by the counterparty until the repurchase transaction matures. Increases in the fair value of these securities in excess of the repurchase liability could subject Northern Trust to credit risk in the event of default by the counterparty. To minimize this risk, collateral values are continuously monitored and Northern
Trust sets limits on exposure with counterparties and regularly assesses their financial condition.
LOANS AND OTHER EXTENSIONS OF CREDIT. A
certain degree of credit risk is inherent in various lending activities. Credit risk is managed through the Credit Policy function, which is designed to ensure adherence to a high level of credit standards. Credit Policy provides a system of

                           NORTHERN TRUST CORPORATION
checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening the overall credit risk.
 A further way in which credit risk is managed is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and inventory. Collateral values aremonitored on a regular basis to ensure that they are maintained at an appropriate level.
 The largest component of credit risk relates to the loan portfolio. Although the credit exposure is well diversified, there are certain significant groups which meet the accounting definition under SFAS No. 105 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: middle market companies and small businesses, broker-dealers of securities, banks and bank holding companies, commercial real estate, and residential real estate.

 MIDDLE MARKET COMPANIES AND SMALL
BUSINESSES. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, with total sales of less than $500 million. The largest component of this group of borrowers is located in the greater Chicago area. Middle market and small businesses have been an important focus of business development, and it is part of the strategic plan to continue to selectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
 Middle market and small business loans totaled approximately $945.5 million at December 31, 1994 and $1.0 billion at December 31, 1993. Nonperforming middle market loans totaled $7.8 million and $8.8 million at December 31, 1994 and 1993, respectively.
 Credit exposure related to customer acceptance liabilities with middle market companies and small businesses totaled $20.3 million and $21.4 million as of December 31, 1994 and 1993, respectively. Off-balance sheet items related to these entities in the form of legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit totaled $917.8 million, $378.7 million, and $17.8 million, respectively, as of December 31, 1994, and $836.7 million, $313.0 million, and $18.4 million, respectively, as of December 31, 1993.

 BROKER-DEALERS OF SECURITIES. Broker loans consist primarily of overnight funds loaned to broker-dealers in the securities industry on both a secured and unsecured basis. Broker loans averaged $355.7 million during 1994 and $335.5 million during 1993, and totaled $274.6 million at December 31, 1994 and $249.4 million at December 31, 1993. There were no securities purchased under agreements to resell at year-end compared with $380.8 million at December 31, 1993. Standby letters of credit issued on behalf of broker-dealers and legally binding commitments to extend credit totaled $51.2 million and $161.7 million, respectively, as of December 31, 1994, and $141.1 million and $130.0 million, respectively, as of December 31, 1993. Northern Trust may also have a limited amount of potential credit exposure to brokers and dealers in connection with securities lending activities.

 BANKS AND BANK HOLDING COMPANIES. The
following table shows the credit exposure to banks and bank holding companies at December 31, 1994 and December
31, 1993. Exposure to such entities is well diversified geographically.
 A significant portion of credit exposure to banks is in the form of liquid, short-term money market assets. To minimize the credit risk related to these transactions, the Credit Policy Committee sets limits on the amount of credit exposure with counterparties and regularly assesses their financial condition. In connection with securities purchased under agreements to resell, the value of collateral held is continually monitored. Most of the domestic commercial loans shown in the following table consisted of loans to U.S. bank holding companies, primarily in the seventh Federal
Reserve District, for their acquisition purposes. Such lending activity is limited to entities which have a substantial business relationship with Northern Trust.
 The international loan exposure represents transactions with major international banks arising from trade finance and dollar clearing activities.

                          NORTHERN TRUST CORPORATION

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)



CREDIT EXPOSURE TO BANKS AND
BANK HOLDING COMPANIES

                                                     December 31
                                                  ------------------
(In Millions)                                       1994     1993
--------------------------------------------------------------------
BALANCE SHEET AMOUNTS
 Due From Banks                                   $  743.1 $  762.9
 Money Market Assets
  Federal Funds Sold                                 687.0     63.0
  Securities Purchased under
    Agreements to Resell                              90.0    134.0
  Time Deposits with Banks
   -Domestic                                            .2       .2
   -International                                  1,864.5  2,090.2
  Other                                                8.8     71.9
 Commercial Loans-Domestic                           136.1    108.5
                 -International                       77.0    160.1
 Securities (primarily preferred stock)               34.9     34.9
 Customers' Acceptance Liability                      34.0     32.9
 Foreign Exchange*                                    37.6     46.4
 Interest Rate Management Instruments*                 4.8      9.1
 Other Assets                                          6.7     12.8
OFF-BALANCE SHEET AMOUNTS
 Contract or Notional Amounts of:
  Legally Binding Commitments to
    Extend Credit                                    134.7     99.9
  Standby Letters of Credit                           32.9     45.6
  Commercial Letters of Credit                        14.2     17.5
--------------------------------------------------------------------
*Represents the amount of credit risk recorded in the consolidated balance sheet associated with the potential failure of the counterparty to pay under the instrument.

 COMMERCIAL REAL ESTATE. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition of or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds.
The commercial real estate portfolio consists of interim loans and commercial mortgages.
 The interim loans are composed primarily of loans to developers that are highly experienced and well-known to Northern Trust. Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower would refinance the loan through another financial institution or sell the project upon its completion. The interim loans included in the portfolio are primarily in the Chicago market in which Northern Trust has a strong presence and a thorough knowledge of the local economy.
 Commercial mortgage financing is also provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in market areas served by the subsidiary banks in suburban Chicago and Florida.
 Commercial real estate loans outstanding at December
31, 1994, are detailed in the next table.

COMMERCIAL REAL ESTATE LOANS

                                      Commercial
(In Millions)           Interim Loans Mortgages  Total
--------------------------------------------------------
Apartments                 $ 11.3       $ 60.6   $ 71.9
Industrial                   22.6         37.9     60.5
Office                       69.1         60.0    129.1
Shopping Center/Retail       39.7         47.2     86.9
Land                          9.4         16.4     25.8
Other                        66.3         53.6    119.9
--------------------------------------------------------
Total                      $218.4       $275.7   $494.1
--------------------------------------------------------

 In comparison, commercial real estate loans at December
31, 1993 totaled $506.5 million. Nonperforming commercial real estate loans totaled $9.1 million in 1994 and $4.8 million in 1993. At December 31, 1994 commercial real estate loans 90 days past due and still accruing interest totaled $5.7 million. Not included in the table above was OREO which totaled $2.2 million and $9.7 million at December 31, 1994 and 1993, respectively.
 At December 31, 1994, off-balance sheet credit exposure to commercial real estate developers in the form of legally binding commitments to extend credit and standby letters of credit totaled $25.5 million and $47.2 million, respectively. At December 31, 1993, legally binding commitments were $30.1 million and standby letters of credit were $40.2 million.

 RESIDENTIAL REAL ESTATE. Residential real estate loans totaled $3.3 billion or 40% of total domestic loans at December 31, 1994, compared with $2.9 billion or 40% at December 31, 1993. Residential real estate loans consist of conventional home mortgages, which generally require a loan to collateral value of 75% to 80%, and equity credit lines, which generally limit the loan to collateral value to no more than 70% to 75%. Of the total $3.3 billion in residential real estate loans, $2.2 billion were in the greater Chicago area and the remainder almost entirely in the areas served by the Florida, Arizona and Texas banking subsidiaries. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $377.0 million and $391.5 million as of December 31, 1994 and 1993, respectively.

                          NORTHERN TRUST CORPORATION

FOREIGN OUTSTANDINGS. In recent years international banking activities have been focused on financing U.S. trade transactions and correspondent banking. Northern Trust has extensive treasury activities involving short-term credit-related business with foreign financial institutions. Interbank time deposits with foreign banks represent the largest category of foreign outstandings. The Chicago head office and the London Branch actively participate in the interbank market with U.S. and foreign banks. Growth in foreign outstandings during 1994 primarily reflects increases in interest-bearing deposit placements with banks as a result of growth in deposits from Global Custody clients at the London Branch.
 As used in this discussion, foreign outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and foreign office local currency claims on residents funded by local currency liabilities. Foreign outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of foreign banks are included in these outstandings and are classified according to the country location of the foreign bank's head office.
 Risk related to foreign outstandings is continually monitored and internal limits are imposed on foreign exposure. The table below provides information on foreign outstandings by country that exceed 1.00% of Northern
Trust's total assets.



FOREIGN OUTSTANDINGS

                            Commercial
(In Millions)         Banks and Other  Total
--------------------------------------------
AT DECEMBER 31, 1994
 Japan                $551     $--     $551
 United Kingdom        183      43      226
 Canada                175      18      193
--------------------------------------------
At December 31, 1993
 Japan                $544     $--     $544
 United Kingdom        230      35      265
 France                173      --      173
--------------------------------------------
At December 31, 1992
 Japan                $294     $--     $294
 Germany               175      --      175
 United Kingdom        141      27      168
 France                158      --      158
 Switzerland           157      --      157
--------------------------------------------

Aggregate foreign outstandings by country falling between 0.75% and 1.00% of total assets at December 31, 1994 totaled $154 million to Germany. This compares with $153 million to Canada in 1993 and $362 million to Italy, Netherlands and Canada in 1992.


NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS

                                                                          December 31
                                                                 -----------------------------
(In Millions)                                                    1994  1993  1992  1991  1990
----------------------------------------------------------------------------------------------
Nonaccrual Loans
 Domestic                                                        $26.5 $26.0 $66.4 $53.8 $54.5
 International                                                     1.3   1.3   1.9    --    .1
----------------------------------------------------------------------------------------------
 Total                                                            27.8  27.3  68.3  53.8  54.6
Other Real Estate Owned (Net of reserve)                           2.2   9.7  22.9  40.4  19.1
----------------------------------------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                                       $30.0 $37.0 $91.2 $94.2 $73.7
----------------------------------------------------------------------------------------------
TOTAL DOMESTIC 90 DAY PAST DUE LOANS (Still accruing)            $17.3 $22.8 $42.9 $23.6 $12.0
----------------------------------------------------------------------------------------------


NONPERFORMING ASSETS AND 90 DAY PAST
DUE LOANS. Nonperforming assets consist of nonaccrual loans and OREO. OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The balance in this category at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and reversals.
 Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. Northern Trust's comprehensive credit review and approval process is critical to the ability to minimize nonperforming assets on a long-term basis. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operating costs due to intense collection efforts.
 The table above presents the nonperforming assets and past due loans for the current year and the prior years. Of the total loan portfolio of $8.6 billion at December 31, 1994, $27.8 million or .32% was nonperforming, an increase of $.5 million from year-end 1993. Nonperforming

                          NORTHERN TRUST CORPORATION

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)



loans at December 31, 1994 consisted principally of commercial loans, including $9.1 million of commercial real estate loans and $7.8 million to middle market and small business companies. The net decrease of $7.0 million in nonperforming assets resulted from additions during 1994 of $44.6 million in new nonaccrual loans partially offset by total gross charge-offs of $10.7 million, payments and loan sales of $34.9 million, property sales with a basis of $5.0 million and $.3 million in write-downs of OREO assets. While the carrying value of its OREO portfolio is realizable, it is not possible to predict whether such properties will continue to experience further declines in value, especially in light of the continuation of depressed conditions in the commercial real estate market.
 Statements of Financial Accounting Standards (SFAS) No.
114 and No. 118, "Accounting by Creditors for Impairment of a Loan," were adopted effective January 1, 1995. These new statements require that an impaired loan that is within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or, if the loan is collateral dependent, based on the fair value of the collateral. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.
As of January 1, 1995, impaired loans totaled $25.2 million. No portion of the reserve for credit losses was allocated to these impaired loans due to prior charge-offs and interest collections which have been applied to principal. Management believes that these standards will not have a material effect on the consolidated financial position or results of operations.

RESERVE FOR CREDIT LOSSES. In evaluating the adequacy of the reserve for credit losses, management relies predominantly on a disciplined credit review and approval process which is applicable to the full range of the credit exposures. The review process, directed by Credit
Policy, is intended to identify as early as possible clients who might be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by Credit Policy, which recommends to management the portion of any credits that need a specific reserve allocation or should be charged-off. Other factors considered by management in evaluating the adequacy of the reserve include: the relative size of the subsidiary banks' single loan lending limits; loan volume; historical net loan loss experience; the level and composition of nonaccrual, past due and restructured loans; other extensions of credit;
the condition of industries in geographic areas experiencing or expected to experience particular economic adversities; international developments; current and anticipated economic conditions; credit evaluations; and the liquidity and volatility of the markets. From time to time specific amounts of the reserve are designated for certain loans in connection with management's analysis of the adequacy of the reserve for credit losses.
 While the largest portion of this reserve is typically intended to cover loan and lease losses, it is considered a general reserve that is available for all credit-related purposes. The reserve balance is not a precise amount, but is derived from judgements based on the above factors. It represents management's best estimate of the reserve for credit losses necessary to adequately cover probable losses from current credit exposures. The provision for credit losses is the charge against current earnings that is determined by management as the amount needed to maintain an adequate reserve.
 The overall credit quality of the domestic portfolio has remained good as evidenced by the relatively low level of nonperforming loans and net charge-offs. Although the U.S. economy is expanding, there continue to be significant uncertainties in commercial real estate and certain other industries. In addition, management's assessment of the financial condition of specific clients facing financial difficulties and portfolio growth were other primary factors impacting management's decision to maintain the reserve for credit losses at $144.8 million at December 31, 1994, compared with $145.5 million last year. The slight decline in the year-end reserve for credit losses as a percentage of outstanding loans and leases from 1.91% to 1.69% at year-end 1994 is primarily attributable to loan growth in low-risk residential lending. The following table summarizes the changes in the reserve for credit losses for the current year and the prior years.
 Northern Trust continues to monitor closely several credits, but the overall quality of its loan portfolio remains sound and the reserve for credit losses is adequate to cover credit-related uncertainties as they exist today. Established credit review procedures ensure that close attention is given to commercial real estate-related loans and other commercial loans, as well as other credit exposures that

                          NORTHERN TRUST CORPORATION

ANALYSIS OF RESERVE FOR CREDIT LOSSES

($ In Millions)                                                       1994      1993      1992      1991      1990
---------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Year                                        $  145.5  $  145.5  $  145.7  $  148.0  $  150.1
---------------------------------------------------------------------------------------------------------------------
Charge-offs
 Commercial                                                              9.4      19.5      21.2      34.1      17.9
 Consumer                                                                1.1       2.1       3.7       2.8       3.9
 Other                                                                    .2       1.2       1.5       1.6        .8
 International                                                            --        .6       6.0        --       1.1
---------------------------------------------------------------------------------------------------------------------
 Total Charge-Offs                                                      10.7      23.4      32.4      38.5      23.7
---------------------------------------------------------------------------------------------------------------------
Recoveries
 Commercial                                                              2.6       2.3       1.4       4.2       5.9
 Consumer                                                                1.3        .9        .8        .8        .3
 Other                                                                    .1        .5        .1        .1        .1
 International                                                            --        .2        .4        .1       1.3
---------------------------------------------------------------------------------------------------------------------
 Total Recoveries                                                        4.0       3.9       2.7       5.2       7.6
---------------------------------------------------------------------------------------------------------------------
Net Charge-Offs                                                          6.7      19.5      29.7      33.3      16.1
Provision for Credit Losses                                              6.0      19.5      29.5      31.0      14.0
---------------------------------------------------------------------------------------------------------------------
Net Change in Reserve                                                    (.7)       --       (.2)     (2.3)     (2.1)
---------------------------------------------------------------------------------------------------------------------
BALANCE AT END OF YEAR                                              $  144.8  $  145.5  $  145.5  $  145.7  $  148.0
---------------------------------------------------------------------------------------------------------------------
Total Loans and Leases at Year-End                                  $8,590.6  $7,623.0  $6,935.9  $6,279.7  $5,536.3
---------------------------------------------------------------------------------------------------------------------
Average Total Loans and Leases                                      $8,316.1  $7,297.1  $6,452.9  $6,199.4  $5,847.7
---------------------------------------------------------------------------------------------------------------------
As a Percent of Year-End Loans and Leases
 Net Loan Charge-Offs                                                    .08%      .26%      .43%      .53%      .29%
 Provision for Credit Losses                                             .07       .26       .43       .49       .25
 Reserve Balance at Year-End                                            1.69      1.91      2.10      2.32      2.67
---------------------------------------------------------------------------------------------------------------------
As a Percent of Average Loans and Leases
 Net Loan Charge-Offs                                                    .08%      .27%      .46%      .54%      .27%
 Reserve Balance at Year-End                                            1.74      1.99      2.25      2.35      2.53
---------------------------------------------------------------------------------------------------------------------

might be adversely affected by significant increases in interest rates or unexpected downturns in segments of the economies of the United States or other countries.

FINANCIAL CONDITION
Average earning assets in 1994 increased 15% to $15.7 billion due principally to increases in short-term U.S. federal agency securities and residential mortgage loans. A high quality and liquid balance sheet is maintained with investment securities and money market assets averaging
$7.4 billion or 47% of total earning assets.
 The management strategy for the investment securities account is to maintain a very high quality portfolio with generally short-term maturities. To maximize after-tax income, investments in tax-exempt municipal securities are utilized but with somewhat longer maturities. The average balance of the securities portfolio, which includes both securities held to maturity and available for sale, increased 18% from last year to $5.0 billion. U.S. Government securities averaged $1.8 billion in 1994, down 33% from 1993 levels. U.S. Government securities had an average maturity of ten months at December 31, 1994, compared with eight months at the prior year-end. Average municipal securities declined $37 million to $465 million and provided a fully taxable equivalent yield of 11.35%. The average maturity of municipal securities was 64 months, down from 68 months a year ago. Federal agency securities averaged $2.3 billion in 1994, up $1.6 billion from 1993. Federal agencies had an average maturity at December 31, 1994 and 1993 of six months and 26 months, respectively.
Other securities, consisting primarily of preferred stock, privately issued collateralized mortgage obligations and asset-backed securities averaged $369 million, $89 million higher than last year. Included in other securities were $81 million of triple-A rated collateralized mortgage obligations
(CMOs), $25 million of which were collateralized by federal agency securities. Other asset-backed securities were $65 million versus $30 million last year; these securities had an average maturity of eleven months, unchanged from a year ago. Approximately $738 million of federal agency, asset-backed and other securities have variable rates that are reset at least every six months to reflect the level of short-term interest rates. At year-end 1994, the fair value of the securities portfolio of $5.1 billion exceeded the book value of these securities by $16.6 million.

                          NORTHERN TRUST CORPORATION

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)


AVERAGE EARNING ASSETS AND SOURCE OF FUNDS

                                                                                                    Percent Change
                                                                                                  -----------------
($ In Millions)                                                        1994      1993      1992    1994/93  1993/92
-------------------------------------------------------------------------------------------------------------------
AVERAGE EARNING ASSETS
Money Market Assets                                                  $ 2,420.2 $ 2,201.6 $ 1,962.7    9.9%    12.2%
Securities
 U.S. Government                                                       1,779.6   2,646.6   1,759.7  (32.8)    50.4
 Obligations of States and Political Subdivisions                        465.1     502.3     516.0   (7.4)    (2.6)
 Federal Agency                                                        2,333.6     773.9     521.6  201.5     48.4
 Other                                                                   368.8     279.7     376.8   31.9    (25.8)
 Trading Account                                                          53.8      29.5      16.2   82.2     83.0
-------------------------------------------------------------------------------------------------------------------
 Total Securities                                                      5,000.9   4,232.0   3,190.3   18.2     32.7
-------------------------------------------------------------------------------------------------------------------
Loans and Leases -- Domestic                                           7,870.6   7,017.2   6,165.3   12.2     13.8
                 -- International                                        445.5     279.9     287.6   59.2     (2.7)
-------------------------------------------------------------------------------------------------------------------
 Total Loans and Leases                                                8,316.1   7,297.1   6,452.9   14.0     13.1
-------------------------------------------------------------------------------------------------------------------
Total Earning Assets                                                 $15,737.2 $13,730.7 $11,605.9   14.6%    18.3%
-------------------------------------------------------------------------------------------------------------------
AVERAGE SOURCE OF FUNDS
Deposits-Savings and Money Market Deposits                           $ 3,385.7 $ 3,432.1 $ 3,372.2   (1.3)%    1.8%
        -Savings Certificates                                          1,229.6   1,172.9   1,370.8    4.8    (14.4)
        -Other Time                                                      412.8     404.7     493.9    2.0    (18.1)
        -Foreign Offices Time                                          3,284.8   2,436.4   1,815.6   34.8     34.2
-------------------------------------------------------------------------------------------------------------------
 Total Deposits                                                        8,312.9   7,446.1   7,052.5   11.6      5.6
Federal Funds Purchased                                                1,350.7   1,692.5   1,540.2  (20.2)     9.9
Securities Sold under Agreements to Repurchase                         1,444.3     664.4     542.9  117.4     22.4
Commercial Paper                                                         138.1     131.5     132.9    5.0     (1.0)
Other Borrowings                                                         864.5     868.9     526.6    (.5)    65.0
Senior Medium-Term Notes                                                 781.8     554.1      85.2   41.1      N/M
Notes Payable                                                            293.6     297.9     258.8   (1.5)    15.1
-------------------------------------------------------------------------------------------------------------------
Total Interest-Related Funds                                          13,185.9  11,655.4  10,139.1   13.1     15.0
Noninterest-Related Funds, net                                         2,551.3   2,075.3   1,466.8   22.9     41.5
-------------------------------------------------------------------------------------------------------------------
Total Source of Funds                                                $15,737.2 $13,730.7 $11,605.9   14.6%    18.3%
-------------------------------------------------------------------------------------------------------------------

N/M Not meaningful

 On January 1, 1994, in connection with the adoption of SFAS No. 115, securities not intended to be held to maturity and not held for trading were classified as "available for sale."
 Loans averaged $8.3 billion in 1994 and increased 14%
from the prior year. Average domestic loans increased 12% to $7.9 billion for the year while the international portfolio increased to $446 million from $280 million in 1993. The increase in the average domestic loan portfolio reflects substantial growth in residential mortgages which, net of $97.7 million in loan sales, increased nearly $541 million on average to total $3.3 billion at year-end. The growth in residential mortgage loans was the result of increased lending opportunities related to the banking strategy.
During the year commercial real estate loans declined slightly and at December 31, 1994, were $494 million or 6% of domestic loans. The growth in the international portfolio was primarily attributable to increased levels of trust client overnight advances.
 Money market assets averaged $2.4 billion, up 10% or $219 million from last year.
 Total interest-related funds averaged $13.2 billion in 1994, up $1.5 billion or 13% from 1993. Savings certificates of deposit increased slightly to $1.2 billion, offset in part by a $46 million decline in average savings and money market deposits. Total federal funds purchased decreased $342 million or 20% to $1.4 billion. Securities sold under agreements to repurchase increased $780 million on average to $1.4 billion. Foreign office time deposits increased a significant $848 million or 35%, resulting primarily from greater global custody activity. Deposits related to trust activities in the domestic banking subsidiaries, coupled with the rapid growth of the global custody business, had a significant impact on the balance sheet as these deposits in 1994 averaged $3.9 billion or 35% of total deposits. Senior medium-term bank notes averaged
$782 million, up $228 million or 41% from last year.

                          NORTHERN TRUST CORPORATION

FAIR VALUE DISCLOSURES
SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain financial instruments. These disclosures are presented in Note 16 on page 61. The fair value disclosures should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise,relationship, and intangible values, which are integral to a full assessment of Northern Trust's financial position. In addition, it is important to realize that SFAS No. 107 requires the fair value of the demand, savings and money market deposits to be recorded at their book value. Due to the interest rate characteristics of these accounts--zero rate of interest or a relatively low interest rate--the true values of these accounts to Northern Trust are not accurately reflected in the fair value disclosures. Additionally, the true values of these accounts increase as the general level of interest rates increases. In fact, over the past year as interest rates rose, the increase in the true values of these accounts has mitigated the fair value reduction in the fixed rate loans.
 Considerable judgment is required to interpret the market data when computing estimates of fair value. Accordingly, the estimates presented in Note 16 are not necessarily indicative of the amounts that could have been realized in a market exchange. The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values.
Therefore, comparisons between Northern Trust's disclosure and those of other banks may not be meaningful.

ASSET AND LIABILITY MANAGEMENT
The policies and guidelines for the management of Northern Trust's balance sheet assets and liabilities are established by the Corporate Asset and Liability Policy Committee (ALCO). ALCO monitors and establishes limits on the sensitivity of net interest income to changes in interest rates caused by on-and-off balance sheet positions.
 The goal of the ALCO process is to manage the balance sheet to provide the maximum level of net interest income while maintaining a high quality balance sheet, and acceptable levels of interest rate sensitivity and liquidity risk.

INTEREST RATE RISK. Sensitivity of net interest income to interest rate changes arises when yields on assets change in a different time period or in a different proportion from that of interest costs on liabilities. To mitigate this interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and produce a reasonable level of net interest income even in periods of volatile interest rates.
 In the management of interest rate sensitivity, Northern
Trust utilizes the following measurement techniques: gap reporting, model simulation, and duration analysis. These three techniques are complementary and are used in concert to provide a more complete picture of interest rate risk.
 The calculation of the interest sensitivity gap is shown in the following table, which measures the timing mismatch between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment.
The economic impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market participants.
 Model simulation is another important tool used to measure the sensitivity of net interest income to interest rate changes. Using computer modeling techniques, Northern Trust is able to measure the potential impact on net interest income, assuming the continuation of current balance sheet trends, different patterns of rate movements, and specific changes in the relationships between various instruments on and off the balance sheet. Northern Trust uses model simulation to measure its net interest income sensitivity relative to management's most likely interest rate scenario. At December 31, 1994, this scenario assumes a gradual increase in interest rates during 1995. The interest sensitivity is then tested by running alternative scenarios above and below the most likely interest rate outcome. In
1994, this sensitivity calculation was always below 4% of the annual net interest income, using alternative scenarios based on a one percentage point deviation from the rates

                          NORTHERN TRUST CORPORATION

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)



INTEREST RATE SENSITIVITY ANALYSIS

                                        Year Ended December 31, 1994
                          ------------------------------------------------------------
                             1-3       4-12     1-2       3-5      Over 5
(In Millions)              months     months   years     years      years      Total
--------------------------------------------------------------------------------------
EARNING ASSETS
Money Market Assets       $ 2,640.9  $   10.3 $     --  $     --  $      --  $ 2,651.2
Securities -- Held to
 Maturity                     156.4     106.2     42.3     109.8      226.6      641.3
-- Available for Sale       3,533.6     421.1    377.6      75.5         --    4,407.8
-- Trading Account              4.0        --       --        --         --        4.0
Loans and Leases            3,772.0     952.0    635.8   1,339.8    1,891.0    8,590.6
--------------------------------------------------------------------------------------
Total Earning Assets      $10,106.9  $1,489.6 $1,055.7  $1,525.1  $ 2,117.6  $16,294.9
--------------------------------------------------------------------------------------
SOURCE OF FUNDS
Savings and NOW Accounts  $   327.2  $     -- $     --  $     --  $   914.7  $ 1,241.9
Money Market Deposit Ac-
 counts and
 Savings Certificates       2,396.3     891.4    200.4     301.5       11.5    3,801.1
Other Time                  3,833.0      17.1       --       4.5        6.7    3,861.3
Senior Medium-Term Notes
 and Notes Payable            155.1     385.4     20.4      97.6      133.3      791.8
Other Borrowings            4,033.3      50.4     45.9       6.7       10.0    4,146.3
Noninterest-Related
 Funds, net                   160.8        --       --        --    2,291.7    2,452.5
--------------------------------------------------------------------------------------
Total Source of Funds     $10,905.7  $1,344.3 $  266.7  $  410.3  $ 3,367.9  $16,294.9
--------------------------------------------------------------------------------------
Interest Sensitive Gap    $  (798.8) $  145.3 $  789.0  $1,114.8  $(1,250.3) $      --
Off-Balance Sheet Hedges      235.4     547.2   (183.2)   (302.1)    (297.3)        --
--------------------------------------------------------------------------------------
Adjusted Interest Sensi-
 tive Gap                 $  (563.4) $  692.5 $  605.8  $  812.7  $(1,547.6) $      --
--------------------------------------------------------------------------------------
Cumulative Interest
 Sensitive Gap            $  (563.4) $  129.1 $  734.9  $1,547.6  $      --  $      --
--------------------------------------------------------------------------------------

--Assets and liabilities whose rates are variable are reported based on their repricing dates. Those with fixed rates are reported based on their scheduled contractual maturity dates, except for certain investment securities and loans secured by 1-4 family residential properties that are based on anticipated prepayments.
--The interest rate sensitivity assumptions presented for demand deposits, noninterest-bearing time deposits, savings accounts and NOW accounts are based on historical and current experiences regarding product portfolio retention and interest rate repricing behavior. The portion of these deposits which are considered long-term and stable have been classified in the over 5 years category; the remainder are classified in the 1-3 months category.



assumed over a one year horizon. The simulations do not anticipate management's actions to moderate the negative consequences of interest rate deviations. Therefore, the simulations serve as conservative estimates of interest rate risks.

 The third technique that is used to measure interest rate sensitivity is duration analysis. Duration analysis is a form of average life calculation used to estimate the market risk inherent in financial instruments. Market risk is the risk that the value of on- and off-balance sheet positions will be adversely affected by rate movements. Northern Trust strives to limit aggregate market risk to an acceptable level in the context of both risk-return and cost-benefit trade-offs.

 A variety of actions are used to implement interest risk management strategies, including:
   . purchases of securities;
   . sales of securities that are classified as
       Available for Sale;
   . issuance of medium-term notes;
   . placing and taking Eurodollar time deposits; and . hedging with various types of derivative financial instruments.

 Northern Trust strives to use the most effective instrument for implementing its interest risk management strategies, considering the costs, liquidity and capital requirements of the various alternatives.

DERIVATIVE FINANCIAL INSTRUMENTS USED
FOR ASSET AND LIABILITY MANAGEMENT. A
derivative financial instrument is a contract or agreement whose value is linked to or derived from changes in the value of an underlying asset or underlying reference rate or index. Various types of derivative financial instruments are used as tools for managing the interest rate risk and option risk of Northern Trust. Some of the principal uses of derivative financial instruments together with the notional amounts outstanding, are described as follows:

 Reduce Interest Rate Risk From Fixed Rate Assets Funded with Variable Rate Liabilities. Northern Trust pays a fixed rate and receives a floating rate on interest rate swaps with a notional amount of $835 million at December 31, 1994 to hedge the interest rate risk from fixed rate assets. For accounting purposes these swaps are designated to either convert the fixed rate on the asset to an effective floating rate or to convert floating rate funding to a fixed rate.

                          NORTHERN TRUST CORPORATION

 Swaps Combined with Note Issuance to Obtain Favorable
Funding Costs. Interest rate swaps with a notional amount of $455 million at December 31, 1994, are used in conjunction with the issuance of medium-term notes and subordinated notes to obtain desired funding characteristics.
The use of swaps in combination with notes permits
Northern Trust to issue notes with rate and maturity features that are most desired by investors while using swaps to convert the rate characteristics to meet its needs.

 Hedging Non-standard Risk in Securities. At December 31,
1994, interest rate swaps with a notional amount of $91 million, along with $95 million of forward foreign exchange contracts, are used to convert $91 million of structured agency notes (classified as available for sale securities) from non-standard principal and interest payments to U.S. dollar denominated floating rate payments indexed to London
Interbank Offered Rates (LIBOR). The swaps and foreign exchange contracts were executed simultaneously with the purchase of the notes.

 Hedging Mortgages Held for Sale. Northern Trust hedges the market risk of its portfolio of fixed rate commitments and mortgages held for sale with a combination of derivative financial instruments. At December 31, 1994 the portfolio was hedged with $4.9 million of forward sales of mortgage-backed securities, $1.2 million of short sales of Treasury Note futures, and $.5 million of purchases of put options on Treasury Note futures.

 Hedging Foreign Currency Risk. Forward foreign exchange contracts are used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency obligations. The notional amount of these contracts was $34.6 million at year-end 1994.

COLLATERALIZED MORTGAGE OBLIGATIONS.
Northern Trust invests in collateralized mortgage obligations (CMOs), which are structured obligations that are derived from a pool of mortgage loans or agency mortgage-backed securities. CMOs have widely varying degrees of risk, which derives from the prepayment risk on the underlying mortgage loans, but Northern Trust invests only in CMOs that have lesser degrees of prepayment risk. CMOs are classified as available for sale securities, and are used as part of normal securities portfolio activities.
 Investments in LIBOR-indexed floating rate CMOs had an amortized cost of $439.2 million and a fair value of $436.4 million as of December 31, 1994, compared with an amortized cost of $486.2 million and a fair value of $484.5 million as of December 31, 1993. The average life of these CMOs was 38 months based on an average of dealer estimates of prepayment rates. Floating rate CMOs are purchased to provide an attractive spread over short-term funding costs. The primary risk with floating rate CMOs comes from caps on the floating rate. Northern Trust's
CMOs have rate caps which range from 9% to 14%, with a weighted average of approximately 10%. These caps will affect the interest margin only if short-term LIBOR rates rise by more than 250 basis points above the year-end 1994 levels. Early payments of principal have little effect on the earnings risk of floating rate CMOs, but slower than expected prepayment rates would extend the exposure to the interest rate caps. A 300 basis point rise in mortgage rates beyond those prevailing on December 31, 1994 would cause an estimated increase in the average life of Northern Trust's floating rate CMOs from 38 months to 45 months.
 As of December 31, 1994 Northern Trust owned fixed rate CMOs with an amortized cost of $68.7 million and a fair value of $65.6 million, compared with an amortized cost of $17.6 million and a fair value of $17.6 million as of December 31, 1993. The average life of the fixed rate
CMOs was estimated to be 19 months as of December 31, 1994. A 300 basis point rise in rates is estimated to cause the average life of the fixed rate CMOs to extend to approximately 23 months.

LIQUIDITY RISK. The objective of liquidity management is to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportunities on a timely and cost-effective basis. Management monitors the liquidity position on a daily basis to ensure that funds are available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured to ensure that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.
 Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquidity include the short-term money market portfolio, unpledged available for sale securities, maturing loans, and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.
 A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investor Services, and AA+ by
Thomson BankWatch. These ratings put The Northern
Trust Company in the top tier of United States banks.

                          NORTHERN TRUST CORPORATION

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)



 Northern Trust maintains a liquid balance sheet with loans representing less than 50% of total assets. Further, at December 31, 1994, it had a significant liquidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $8.3 billion or 44% of total assets.

CAPITAL
One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position should help Northern Trust withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. In 1994, common equity increased 13% or $129 million reaching a record $1.1 billion at year end, while total risk-adjusted assets rose 19%. Total equity as of December 31, 1994 was $1.3 billion including $50 million of convertible preferred stock and $120 million of auction rate preferred stock.
 In February 1994, the Board of Directors increased the Corporation's common stock buy-back authorization by approximately 1.3 million shares, thus allowing the purchase after that date, of up to an aggregate of 4 million shares of the Corporation's common stock. During 1994 the Corporation purchased 244,085 of its own shares as part of the buy-back program and to facilitate the exercise of stock options. No significant additional purchases are anticipated until mid-1995.
 The Board of Directors increased the quarterly dividend by 18.2% to $.26 per common share in November 1994.
Over the last five years the common dividend has grown
105%.
 At December 31, 1994, tier 1 capital was 9.0% and total capital was 12.4% of risk-adjusted assets. These risk-based capital ratios are well above the minimum requirements of 4% for tier 1 and 8% for total risk-based capital ratios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter average assets) of 6.2% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio above 9.0% for tier 1 capital, 10.0% for total risk-based capital, and 5.9% for the leverage ratio.
 The $120 million of auction rate preferred stock was affected by the increase in interest rates during 1994. The average preferred rate declared during 1994 was 3.45% versus 2.67% in 1993.
 In December, 1993 a definitive agreement was reached to acquire Beach One Financial Services, Inc., parent company of The Beach Bank of Vero Beach, Florida, for $56.2 million in Corporation common stock up to a maximum of 1,701,515 shares. The Corporation expects to account for this transaction as pooling-of-interests.

CAPITAL ADEQUACY

                                                      December 31
                                                    ---------------
($ In Millions)                                      1994    1993
-------------------------------------------------------------------
TIER 1 CAPITAL
Common Stockholders' Equity                         $ 1,111 $   982
Convertible Preferred Stock                              50      50
Goodwill                                                (36)    (39)
Net Unrealized Loss on Securities                        15      --
-------------------------------------------------------------------
Total Tier 1 Capital                                  1,140     993
-------------------------------------------------------------------
TIER 2 CAPITAL
Auction Rate Preferred Stock                            120     120
Reserve for Credit Losses*                              145     134
Notes Payable**                                         169     183
-------------------------------------------------------------------
Total Tier 2 Capital                                    434     437
-------------------------------------------------------------------
TOTAL RISK-BASED CAPITAL                              1,574   1,430
-------------------------------------------------------------------
Risk-Weighted Assets***                              12,736  10,659
-------------------------------------------------------------------
Total Assets
 - End of Period (EOP)                               18,562  16,903
 - Average Fourth Quarter                            18,377  15,954
Total Loans - End of Period                           8,591   7,623
-------------------------------------------------------------------
RATIOS
Risk-Based Capital to Risk-Weighted Assets
 - Tier 1                                               9.0%    9.3%
 - Total (Tier 1 and 2)                                12.4    13.4
Leverage (Tier 1 to Fourth Quarter Average Assets)      6.2     6.2
-------------------------------------------------------------------
Common Stockholders' Equity to
 - Total Loans EOP                                     12.9%   12.9%
 - Total Assets EOP                                     6.0     5.8
Stockholders' Equity to
 - Total Loans EOP                                     14.9    15.1
 - Total Assets EOP                                     6.9     6.8
-------------------------------------------------------------------

Notes:
  * The reserve for credit losses is restricted to 1.25% of risk-weighted assets for the purpose of this calculation.
 ** Notes payable that qualify for risk-based capital amortize for the purpose of inclusion in tier 2 capital during the five years before maturity.
*** Risk-weighted assets have been adjusted for goodwill, net unrealized loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital.

                          NORTHERN TRUST CORPORATION

LINES OF BUSINESS

The estimated results for the major business units are presented in order to promote a greater understanding of their financial performance and strategic direction. The information, presented on an internal management reporting basis, is derived from internal accounting systems that support the strategic objectives and management structure. Consequently, the results are not necessarily comparable with similar information for other financial institutions.
 Management has developed accounting systems to allocate revenue and expenses related to each line of business, as well as certain corporate support services, worldwide operations and systems development expenses.
The systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Equity is primarily allocated using the federal regulatory risk-based capital guidelines, coupled with management's judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of the levels that would be required if the businesses were independent entities.

CORPORATE AND INSTITUTIONAL SERVICES.
Corporate and Institutional Services includes corporate trust, commercial banking and treasury management services.

PERSONAL FINANCIAL SERVICES. Personal Financial
Services encompasses personal trust and investment management services, estate administration, personal banking and mortgage and other personal lending.

CORPORATE AND OTHER. Corporate and Other includes the Bank's Treasury Department, Chicago based foreign exchange activities, Northern Futures Corporation and other corporate items, including the impact of long-term debt, common and preferred equity, holding company investments, operating expenses and other corporate items.
Noninterest income for 1994 includes a net gain of $28.5 million from the sale of the interest in Banque Scandinave en Suisse. 1994 noninterest expenses include non-recurring charges totaling $23.2 million. Of the $23.2 million, approximately $13.6 million resulted from the trade-in and the sale and leaseback of mainframe computer equipment and the write-down of older trust-related software, and $9.6 million from a non-cash accounting charge to recognize the expense of an unusually large number of pension eligible retiring employees.

 The following table reflects the earnings contribution of Northern Trust's lines of business for the years ended
December 31, 1994 and 1993 on the basis described above.

                                           Corporate and     Personal
                                           Institutional     Financial      Corporate
                                             Services        Services       and Other        Total
                                    --------------------------------------------------------------------
($ In Millions)                            1994    1993    1994    1993    1994   1993   1994    1993
--------------------------------------------------------------------------------------------------------
Net Interest Income(1)                     $140.4  $125.7  $210.2  $204.3  $21.0  $33.4  $371.6  $363.4
Provision for Credit Losses                   6.7    17.2      .5     3.3   (1.2)  (1.0)    6.0    19.5
Noninterest Income:
 Trust Fees                                 230.1   195.0   223.3   209.8    --     --    453.4   404.8
 Other                                       89.2    89.0    29.0    33.6   58.2   25.0   176.4   147.6
Noninterest Expenses                        325.0   288.0   327.3   314.5   48.2   25.7   700.5   628.2
--------------------------------------------------------------------------------------------------------
Income before Taxes(1)                      128.0   104.5   134.7   129.9   32.2   33.7   294.9   268.1
Provision for Income Taxes(1)                48.5    39.7    53.4    50.3   10.8   10.2   112.7   100.2
--------------------------------------------------------------------------------------------------------
NET INCOME                                 $ 79.5  $ 64.8  $ 81.3  $ 79.6  $21.4  $23.5  $182.2  $167.9
--------------------------------------------------------------------------------------------------------
Percentage Contribution                        44%     39%     44%     47%    12%    14%    100%    100%
--------------------------------------------------------------------------------------------------------
(1) On a fully taxable equivalent basis (FTE). Total includes $33.4 million and $34.1 million of FTE adjustment for 1994 and 1993, respectively.

                          NORTHERN TRUST CORPORATION

  Consolidated Balance Sheet


                                                             December 31
                                                         --------------------
($ In Millions)                                            1994       1993
------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                  $ 1,192.5  $ 1,519.7
Money Market Assets
 Federal Funds Sold and Securities Purchased under
  Agreements to Resell                                       777.0      577.8
 Time Deposits with Banks                                  1,864.7    2,090.4
 Other                                                         9.5       72.3
------------------------------------------------------------------------------
 Total                                                     2,651.2    2,740.5
------------------------------------------------------------------------------
Securities (Note 3) (Fair value $5,069.7 in 1994 and
 $4,093.5 in 1993)                                         5,053.1    4,038.7
Loans and Leases (Note 4) (Net of unearned income $70.4
 in 1994 and $69.4 in 1993)                                8,590.6    7,623.0
Reserve for Credit Losses (Note 5)                          (144.8)    (145.5)
Buildings and Equipment (Notes 6 and 7)                      274.7      291.9
Customers' Acceptance Liability                               56.3       56.9
Trust Security Settlement Receivables                        305.7      293.1
Other Assets                                                 582.3      484.3
------------------------------------------------------------------------------
Total Assets                                             $18,561.6  $16,902.6
------------------------------------------------------------------------------
LIABILITIES
Deposits
Demand and Other Noninterest-Bearing                     $ 2,604.7  $ 2,464.7
Savings and Money Market Deposits                          3,176.3    3,387.6
Savings Certificates                                       1,524.5    1,111.3
Other Time                                                   342.2      333.4
Foreign Offices - Demand                                     225.4      297.1
                - Time                                     3,861.3    2,739.3
------------------------------------------------------------------------------
 Total Deposits                                           11,734.4   10,333.4
Federal Funds Purchased                                      972.0    1,215.8
Securities Sold under Agreements to Repurchase             2,216.9      602.2
Commercial Paper                                             123.8      124.1
Other Borrowings                                             833.6    2,001.2
Senior Medium-Term Notes (Note 8)                            547.0      817.0
Notes Payable (Note 8)                                       244.8      326.8
Liability on Acceptances                                      56.3       56.9
Other Liabilities                                            552.1      273.5
------------------------------------------------------------------------------
 Total Liabilities                                        17,280.9   15,750.9
------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred Stock (Note 9)                                     170.0      170.0
Common Stock (Notes 9 and 11) - $1.66 2/3 Par Value           90.6       89.7

                            1994        1993
     -------------------------------------------
     Shares authorized   140,000,000 140,000,000
     Shares issued        54,360,374  53,826,261
     Shares outstanding   54,089,259  53,292,967

Capital Surplus                                              302.2      303.0
Retained Earnings                                            762.7      631.9
Net Unrealized Loss on Securities (Note 3)                   (15.8)       (.4)
Translation Adjustments                                         --         .6
Common Stock Issuable - Performance Plan (Note 20)            17.9       11.8
Deferred Compensation - ESOP and Other                       (38.8)     (43.5)
Treasury Stock - (at cost, 271,115 shares in 1994 and
 533,294 shares in 1993)                                      (8.1)     (11.4)
------------------------------------------------------------------------------
 Total Stockholders' Equity                                1,280.7    1,151.7
------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity               $18,561.6  $16,902.6
------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 50-69.

                          NORTHERN TRUST CORPORATION

  Consolidated Statement of Income

                                                For the Year Ended December 31
                                               ---------------------------------
($ In Millions Except Per Share Information)      1994        1993       1992
--------------------------------------------------------------------------------
Interest Income
 Money Market Assets
  Federal Funds Sold and Securities Purchased
   under Agreements to Resell                      $ 10.9      $  5.5     $  8.8
  Time Deposits with Banks                           97.8        86.5       95.6
  Other                                               5.2         2.6        4.6
--------------------------------------------------------------------------------
 Total                                              113.9        94.6      109.0
--------------------------------------------------------------------------------
 Securities (Note 3)                                235.2       176.3      169.2
 Loans and Leases (Note 4)                          499.6       435.5      443.7
--------------------------------------------------------------------------------
Total Interest Income                               848.7       706.4      721.9
--------------------------------------------------------------------------------
Interest Expense
 Deposits - Savings and Money Market Deposits        85.3        78.8       99.1
          - Savings Certificates                     56.9        50.5       69.9
          - Other Time                               18.6        15.7       25.4
          - Foreign Offices                         137.2        90.4       95.7
 Federal Funds Purchased                             55.5        51.1       53.5
 Securities Sold under Agreements to Repurchase      61.9        20.0       19.8
 Commercial Paper                                     5.9         4.3        5.2
 Other Borrowings                                    32.4        24.6       18.1
 Senior Medium-Term Notes (Note 8)                   33.8        18.4        3.0
 Notes Payable (Note 8)                              23.0        23.3       21.0
--------------------------------------------------------------------------------
Total Interest Expense                              510.5       377.1      410.7
--------------------------------------------------------------------------------
Net Interest Income                                 338.2       329.3      311.2
Provision for Credit Losses (Note 5)                  6.0        19.5       29.5
--------------------------------------------------------------------------------
Net Interest Income after Provision for
 Credit Losses                                      332.2       309.8      281.7
--------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                                         453.4       404.8      368.4
 Security Commissions and Trading Income             18.4        19.9       19.9
 Other Operating Income (Note 13)                   158.1       125.9      117.8
 Investment Security Gains (Losses) (Note 3)          (.1)        1.8        3.3
--------------------------------------------------------------------------------
Total Noninterest Income                            629.8       552.4      509.4
--------------------------------------------------------------------------------
Income before Noninterest Expenses                  962.0       862.2      791.1
--------------------------------------------------------------------------------
Noninterest Expenses
 Salaries                                           316.6       293.4      270.1
 Pension and Other Employee Benefits (Notes
  14 and 20)                                         74.8        68.1       58.4
 Occupancy Expense (Notes 6 and 7)                   57.4        55.3       53.8
 Equipment Expense (Note 6)                          56.4        41.1       36.2
 Other Operating Expenses                           195.3       170.3      166.1
--------------------------------------------------------------------------------
Total Noninterest Expenses                          700.5       628.2      584.6
--------------------------------------------------------------------------------
Income before Income Taxes                          261.5       234.0      206.5
Provision for Income Taxes (Note 10)
 (Includes related investment security
 transactions tax provision of none in 1994,
 $.7 in 1993 and $1.1 in 1992)                       79.3        66.1       57.0
--------------------------------------------------------------------------------
NET INCOME                                         $182.2      $167.9     $149.5
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock              $174.9      $161.6     $142.7
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE
 (Note 11) - PRIMARY                               $ 3.17      $ 2.96     $ 2.64
           - FULLY DILUTED                           3.16        2.95       2.64
--------------------------------------------------------------------------------
Average Number of Common Shares
 Outstanding - Primary                         55,144,214  54,589,933 54,033,230
             - Fully Diluted                   56,352,375  55,848,809 55,210,451
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 50-69.

                          NORTHERN TRUST CORPORATION

  Consolidated Statement of Changes in Stockholders' Equity

                                                                                    For the Year Ended
                                                                                       December 31
                                                                                ----------------------------
(In Millions)                                                                     1994      1993      1992
-------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Balance at January 1                                                            $  170.0  $  170.0  $  120.0
Preferred Stock Issuance, Series E                                                    --        --      50.0
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                             170.0     170.0     170.0
-------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance at January 1                                                                89.7      89.7      59.8
Transfer from Capital Surplus - Three-for-Two Stock Split                             --        --      29.9
Pooled Affiliate - Stock Issued                                                       .9        --        --
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                              90.6      89.7      89.7
-------------------------------------------------------------------------------------------------------------
CAPITAL SURPLUS
Balance at January 1                                                               303.0     300.0     326.4
Stock Issued - Incentive Plan and Awards                                             (.4)      3.0       5.0
Pooled Affiliate                                                                     (.4)       --        --
Preferred Stock Issuance Cost                                                         --        --      (1.5)
Transfer to Common Stock - Three-for-Two Stock Split                                  --        --     (29.9)
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                             302.2     303.0     300.0
-------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS
Balance at January 1                                                               631.9     511.7     403.0
Net Income                                                                         182.2     167.9     149.5
Dividends Declared on Common Stock                                                 (49.6)    (41.1)    (34.8)
Dividends Declared on Preferred Stock                                               (7.2)     (6.6)     (6.0)
Pooled Affiliate                                                                     5.4        --        --
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                             762.7     631.9     511.7
-------------------------------------------------------------------------------------------------------------
NET UNREALIZED LOSS ON SECURITIES
Balance at January 1                                                                 (.4)     (1.3)     (4.4)
Unrealized Gain (Loss), net                                                        (15.4)       .9       3.1
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                             (15.8)      (.4)     (1.3)
-------------------------------------------------------------------------------------------------------------
TRANSLATION ADJUSTMENTS
Balance at January 1                                                                  .6        .6        .6
Sale of Foreign Investment                                                           (.6)       --        --
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                                --        .6        .6
-------------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE - PERFORMANCE PLAN
Balance at January 1                                                                11.8       8.1       4.6
Stock Issuable, net of Stock Issued                                                  6.1       3.7       3.5
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                              17.9      11.8       8.1
-------------------------------------------------------------------------------------------------------------
DEFERRED COMPENSATION - ESOP AND OTHER
Balance at January 1                                                               (43.5)    (49.5)    (54.1)
Compensation Deferred                                                               (4.5)     (3.1)     (2.2)
Compensation Amortized                                                              10.1       8.6       7.1
Unfunded Pension Liability, net                                                      (.9)       .5       (.3)
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                             (38.8)    (43.5)    (49.5)
-------------------------------------------------------------------------------------------------------------
TREASURY STOCK
Balance at January 1                                                               (11.4)    (18.8)    (35.2)
Stock Options and Awards                                                            12.0      10.6      21.5
Stock Purchased                                                                     (8.7)     (3.2)     (5.1)
-------------------------------------------------------------------------------------------------------------
Balance at December 31                                                              (8.1)    (11.4)    (18.8)
-------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY AT DECEMBER 31                                       $1,280.7  $1,151.7  $1,010.5
-------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 50-69.

                          NORTHERN TRUST CORPORATION

  Consolidated Statement of Cash Flows





                                                 For the Year Ended December 31
                                                 -------------------------------
(In Millions)                                      1994       1993      1992
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                        $  182.2  $  167.9  $  149.5
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
 Provision for Credit Losses                           6.0      19.5      29.5
 Depreciation and Amortization                        41.4      39.3      34.0
 (Increase) Decrease in Interest Receivable           22.9      (3.3)     20.2
 Increase (Decrease) in Interest Payable               5.2      (9.8)     (4.2)
 Amortization and Accretion of Securities and
  Unearned Income                                    (27.7)     79.8      84.2
 Deferred Income Tax                                  22.7      21.4      13.6
 Gain on Sale of Foreign Investment                  (34.5)       --        --
 Net (Increase) Decrease in Trading Account Se-
  curities                                            32.3     (34.7)     58.6
 Other Noncash, net                                  137.2      34.8     (35.4)
--------------------------------------------------------------------------------
 Net Cash Flows from Operating Activities            387.7     314.9     350.0
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net Increase in Federal Funds Sold and Securi-
  ties Purchased under Agreements to Resell         (199.2)   (121.3)    (64.8)
 Net (Increase) Decrease in Time Deposits with
  Banks                                              225.7    (230.9)   (601.3)
 Net Decrease in Other Money Market Assets            66.5      10.0      53.2
 Purchases of Securities--Held to Maturity          (544.1)   (277.7) (2,831.5)
 Proceeds from Maturity and Redemption of Secu-
  rities--Held to Maturity                           515.8     297.5   2,324.9
 Purchase of Securities--Available for Sale      (12,838.3) (4,089.8)       --
 Proceeds from Sale of Securities--Available for
  Sale                                               420.8     148.6     373.6
 Proceeds from Maturity and Redemption of Secu-
  rities--Available for Sale                      11,402.4   3,023.3        --
 Net Increase in Loans and Leases                   (979.2)   (711.7)   (696.8)
 Purchase of Buildings and Equipment                 (44.8)    (48.9)    (56.5)
 Proceeds from Sale of Buildings and Equipment        10.8        .9       1.7
 Sale of Foreign Investment                           58.1        --        --
 Net (Increase) Decrease in Trust Security
  Settlement Receivables                             (12.6)    269.0    (474.2)
 Cash Used in Acquisitions                              --        --     (47.5)
 Other, net                                            6.9      13.8      18.9
--------------------------------------------------------------------------------
 Net Cash Flows from Investing Activities         (1,911.2) (1,717.2) (2,000.3)
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Increase in Demand and Other Noninterest-
  Bearing Deposits                                    68.3      49.6     888.7
 Net Increase (Decrease) in Savings and Money
  Market Deposits                                   (211.3)   (223.9)    247.9
 Net Increase in Certificates of Deposit and
  Other Interest-Bearing Deposits                  1,544.0     636.9     173.9
 Net Increase (Decrease) in Federal Funds Pur-
  chased and Short-Term Other Borrowings             (30.9)    956.1     (71.9)
 Proceeds from Other Borrowed Funds                3,918.4   1,663.8   1,638.7
 Repayments of Other Borrowed Funds               (3,684.2) (1,789.8) (1,547.1)
 Net Decrease in Commercial Paper                      (.3)     (2.9)     (2.4)
 Proceeds from Senior Medium-Term Notes and
  Notes Payable                                      430.0     805.0     310.2
 Repayments on Senior Medium-Term Notes and
  Notes Payable                                     (782.0)   (206.4)    (31.1)
 Proceeds from Preferred Stock Issued                   --        --      48.5
 Treasury Stock Purchased                             (6.9)     (2.2)     (2.5)
 Net Proceeds from Stock Options                       4.5       4.0      11.7
 Cash Dividends Paid on Common and Preferred
  Stock                                              (54.1)    (45.8)    (39.5)
 Other, net                                             .8       5.8       3.8
--------------------------------------------------------------------------------
 Net Cash Flows from Financing Activities          1,196.3   1,850.2   1,628.9
--------------------------------------------------------------------------------
 Increase (Decrease) in Cash and Due from Banks     (327.2)    447.9     (21.4)
 Cash and Due from Banks at Beginning of Year      1,519.7   1,071.8   1,093.2
--------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR            $1,192.5  $1,519.7  $1,071.8
--------------------------------------------------------------------------------
SCHEDULE OF NONCASH INVESTING AND FINANCING AC-
 TIVITIES:
 Acquisition of Affiliate for Stock, net          $    6.4  $     --  $     --
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Interest Paid on Deposits and Short- and Long-
  Term Borrowings                                 $  505.3  $  386.9  $  414.9
 Income Taxes Paid                                    52.5      41.5      33.1
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 50-69.

                          NORTHERN TRUST CORPORATION

  Notes To Consolidated Financial Statements


1. ACCOUNTING POLICIES--The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows.
 A. BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly owned subsidiary
The Northern Trust Company (Bank) and their wholly owned subsidiaries. Throughout the notes, the term
"Northern Trust" refers to Northern Trust Corporation and subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired subsidiaries from the dates of acquisition.
 B. FOREIGN CURRENCY TRANSLATION. Foreign currency asset and liability accounts of overseas branches are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Income and expense accounts are translated at month-end rates of exchange.
 Foreign exchange trading positions are valued daily at prevailing market rates. Gains and losses on trading positions and on positions entered into in order to hedge foreign denominated investments are recognized currently in other operating income. Consistent with industry practice, prior to 1994, unrealized gains and losses on trading positions were recorded in the consolidated balance sheet on a net basis. Effective January 1, 1994, Northern
Trust adopted FASB Interpretation No. 39, "Offsetting of
Amounts Related to Certain Contracts," and began recording these unrealized gains as other assets and unrealized losses as other liabilities. Gains and losses on foreign currency positions that were entered into in order to hedge specific, firm foreign currency obligations are deferred and recognized in income over the life of the underlying asset or liability or as the underlying expense or commitment is incurred.
 C. SECURITIES. Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are stated at cost, adjusted for amortization of premium and accretion of discount.
 Securities Available for Sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.
 Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.
 Effective January 1, 1994, Statement of Financial
Accounting Standards (SFAS) No. 115, "Accounting for
Certain Investments in Debt and Equity Securities" was adopted. Prior to the adoption of SFAS No. 115, securities available for sale were classified as held for sale and carried at the lower of cost or fair value.
 D. INTEREST RISK MANAGEMENT INSTRUMENTS.
Interest risk management instruments include interest rate swap contracts, futures contracts, options and similar contracts. Northern Trust is a party to various interest risk management instruments to meet the interest risk management needs of its clients, as part of its trading activity for its own account and as part of its asset/liability management activities. Consistent with industry practice, prior to 1994 the carrying amounts related to interest risk management instruments were reported in the consolidated balance sheet on a net basis. Effective January 1, 1994, Northern Trust adopted FASB Interpretation No. 39,
"Offsetting of Amounts Related to Certain Contracts," and began reporting unrealized gains and receivables as other assets and unrealized losses and payables as other liabilities in the consolidated balance sheet.
 Interest risk management instruments entered into to meet clients' interest risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income. Interest risk management instruments are also entered into to hedge specifically identified existing assets and liabilities or anticipated transactions. If specific criteria are met, any gains or losses are deferred and recognized as an adjustment to interest income or expense over the life of the designated asset, liability, or anticipated transaction. Interest accruals on interest rate swaps that are used as hedges are recognized as adjustments to the interest income or expense of the hedged item over the life of the swap.
 E. LOANS AND LEASES. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well secured and in the process of collection. At the time a loan is placed on a nonaccrual status, interest

                          NORTHERN TRUST CORPORATION
accrued but not collected is reversed against interest income of the current period. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist.
 Premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment of the yield.
 Unearned lease income from direct financing and leveraged leases is recognized using the interest method.
This method provides a constant rate of return on the unrecovered investment over the life of the lease.
 F. RESERVE FOR CREDIT LOSSES. The reserve for credit losses is established through provisions for credit losses charged to income. Loans and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. The loan portfolio and other extensions of credit are regularly reviewed to evaluate the adequacy of the reserve for credit losses. The impact of economic conditions on the creditworthiness of borrowers is given major consideration in determining the adequacy of the reserve. Credit loss experience, changes in the character and size of the loan portfolio and management's judgement are other factors used in assessing the overall adequacy of the reserve for credit losses and the resulting provision for credit losses. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. While the largest portion of this reserve is intended to cover loan and lease losses, it is considered a general reserve available for all credit-related purposes.
 G. FEES ON STANDBY LETTERS OF CREDIT AND
PARTICIPATIONS IN BANKERS ACCEPTANCES. Fees on standby letters of credit are generally recognized in other operating income on the straight-line method over the lives of the underlying agreements. Commissions on bankers acceptances are recognized in other operating income when received.
 H. BUILDINGS AND EQUIPMENT. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed primarily on the straight-line method. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
 I. OTHER REAL ESTATE OWNED (OREO).
OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans.
 OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses. Gains realized from the sale of OREO are included in other operating income.
 J. INTANGIBLE ASSETS. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired subsidiaries, is being amortized using the straight-line method over periods benefiting, ranging primarily from fifteen to twenty-five years. Goodwill of approximately
$36.2 million and $39.4 million at December 31, 1994 and 1993, respectively, is included in other assets in the consolidated balance sheet. At December 31, 1994, the average remaining life of unamortized goodwill was twelve years.
 Other intangible assets are amortized using various methods over the estimated life of the assets. At December
31, 1994 and 1993 other intangible assets totaled $31.2 million and $35.0 million, respectively.
 K. TRUST ASSETS AND FEES. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust. Income from trust activities is reported on an accrual basis.
 L. TRUST SECURITY SETTLEMENT RECEIVABLES.
These receivables represent other items in the process of collection presented on behalf of trust clients.
 M. PENSION BENEFITS. A noncontributory qualified pension plan covers substantially all employees. The plan provides benefits for normal and early retirement, deferred benefits for vested employees and, under certain circumstances, survivor benefits in the event of death. Benefits are based on the employees' years of service and their five highest consecutive years of compensation. The proportion of average compensation paid as a pension benefit is determined by length of service. Contributions to the plan satisfy or exceed the minimum funding requirements of ERISA. Certain retiree death benefits are funded through the Pension Plan and the related cost is included as pension expense. Assets held by the plan consist primarily of listed stocks and corporate bonds. Northern
Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law.
 Northern Trust has a nonqualified trust, referred to as a "Rabbi" trust, to fund benefits in excess of those permitted

                          NORTHERN TRUST CORPORATION
in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified pension benefits. This arrangement offers certain officers a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.

 N. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). A leveraged Employee Stock Ownership Plan (ESOP) in which substantially all employees of Northern Trust are eligible to participate was established in 1989. The ESOP shares not yet allocated to individual accounts are treated as deferred compensation and accounted for as a reduction of stockholders' equity. The original 4.5 million shares in the ESOP Trust are being allocated to eligible employees over a ten-year period. Dividends paid on unallocated shares held in the ESOP Trust are used for debt service on the ESOP notes. Compensation expense is accounted for based primarily on the amount of cash paid by Northern Trust to the ESOP for principal payments on the ESOP notes.

 O. THRIFT INCENTIVE PLAN. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. The corporate contribution is contingent upon the level of employee contribution and meeting a predefined earnings target for the year. The estimated contribution to this plan is charged to pension and other employee benefit expenses.

 P. INCENTIVE PLANS.
1992 INCENTIVE STOCK PLAN. The 1992 Incentive Stock
Plan (Plan) provides for the granting of both nonqualified and incentive stock options. Stock appreciation rights may also be granted in conjunction with stock options. The Plan also permits stock awards and stock equivalents to be granted. Key employees of the Corporation and its subsidiaries are eligible to participate in the Plan. The Plan is administered by the Compensation and Benefits
Committee (Committee) of the Board of Directors. The total number of shares of the Corporation's common stock authorized for distribution under the Plan is 3,750,000.
 Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options are exercisable not later than ten years after the date of grant. In addition, the Plan provides that all options will become exercisable upon a change of control as defined in the Plan. All options terminate at such time as determined by the Committee and as provided in the option, but not later than three years after termination of employment for any reason other than death.
 Under the Plan, stock awards or equivalents can be awarded by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock based on such terms and conditions as the Committee deems appropriate including achievement of performance goals.

AMENDED INCENTIVE STOCK PLAN. The Amended
Incentive Stock Plan, adopted in 1986, was superseded by the 1992 Incentive Stock Plan and terminated on December
31, 1994. Outstanding grants and awards under the Amended Incentive Stock Plan will remain in effect in accordance with their terms, but no further grants or awards will be made.

LONG-TERM INCENTIVE PLAN. Performance shares have been granted to executive officers under the provisions of the 1992 and the Amended Incentive Stock Plans whereby the executives will be entitled to have each award credited to an account maintained for them if established performance goals are achieved with distribution after vesting. The value of shares earned but not yet distributed under the plans is credited to performance share accounts and is shown in stockholders' equity as common stock issuable-performance plan.

OTHER INCENTIVE PLANS. Various incentive plans provide for bonuses to selected employees based upon the accomplishment of various corporate net income objectives, business unit goals and individual performance.
 The above incentive plans provide for acceleration of benefits in certain circumstances including a change of control.

 Q. OTHER POSTRETIREMENT BENEFITS. Northern
Trust maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan may be eligible for postretirement health care coverage. These benefits may be subject to deductibles, co-payment provisions and other limitations. The provisions may be changed at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.
 Effective January 1, 1993, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than
Pensions," was adopted. The statement requires that the expected cost of providing postretirement benefits be recognized in financial statements during the employees' active service period. The previous practice was to expense these benefits when paid.

 R. INCOME TAXES. On January 1, 1993, SFAS No. 109,
"Accounting for Income Taxes," was adopted on a prospective basis. Based on Northern Trust's existing tax position, income tax accounting under this new statement is

                          NORTHERN TRUST CORPORATION
not significantly different than the accounting required under the prior method (SFAS No. 96).
 An asset and liability approach to accounting for income taxes is followed. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.

 S. CASH FLOW STATEMENTS. Cash and cash
equivalents has been defined as those amounts included in the consolidated balance sheet as "Cash and Due from Banks."

2. RECLASSIFICATIONS--Certain reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current periods' consolidated financial statements.

3. SECURITIES--The following tables summarize the book and fair values of securities.

                         December 31, 1994
                         -----------------
                           Book     Fair
(In Millions)             Value    Value
------------------------------------------
Held to Maturity         $  641.3 $  657.9
Available for Sale        4,407.8  4,407.8
Trading Account               4.0      4.0
------------------------------------------
Total                    $5,053.1 $5,069.7
------------------------------------------
                         December 31, 1993
                         -----------------
                           Book     Fair
(In Millions)             Value    Value
------------------------------------------
Held to Maturity         $3,790.8 $3,845.0
Available for Sale*         211.6    212.2
Trading Account              36.3     36.3
------------------------------------------
Total                    $4,038.7 $4,093.5
------------------------------------------

*Prior to 1994, securities shown as available for sale were classified as held for sale and carried at the lower of cost or fair value.

 Income on obligations of states and political subdivisions totaled $34.6 million, $38.3 million and $39.3 million in 1994, 1993 and 1992, respectively. Dividends on preferred stock totaled $6.4 million, $3.8 million and $5.6 million for 1994, 1993 and 1992, respectively.

SECURITIES HELD TO MATURITY. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF BOOK VALUES TO FAIR
VALUES OF SECURITIES HELD TO MATURITY

                                      December 31, 1994
                           ---------------------------------------
                                      Gross      Gross
                             Book   Unrealized Unrealized   Fair
(In Millions)               Value     Gains      Losses    Value
------------------------------------------------------------------
U.S. Government            $  137.2   $  --        $ .2   $  137.0
Obligations of States and
 Political Subdivisions       474.5    19.5         2.7      491.3
Other                          29.6      --          --       29.6
------------------------------------------------------------------
Total                      $  641.3   $19.5        $2.9   $  657.9
------------------------------------------------------------------
                                      December 31, 1993
                           ---------------------------------------
                                      Gross      Gross
                             Book   Unrealized Unrealized   Fair
(In Millions)               Value     Gains      Losses    Value
------------------------------------------------------------------
U.S. Government            $2,343.7   $ 2.1        $ .2   $2,345.6
Obligations of States and
 Political Subdivisions       493.5    53.5          .1      546.9
Federal Agency                833.1      .5         1.8      831.8
Other                         120.5      .3          .1      120.7
------------------------------------------------------------------
Total                      $3,790.8   $56.4        $2.2   $3,845.0
------------------------------------------------------------------

REMAINING MATURITY OF SECURITIES HELD TO
MATURITY

                                                December 31, 1994
                                               -------------------
                                                  Book      Fair
(In Millions)                                    Value     Value
------------------------------------------------------------------
Due in One Year or Less                          $248.8     $250.9
Due After One Year Through Five
 Years                                            160.1      168.5
Due After Five Years Through Ten
 Years                                            137.5      145.0
Due After Ten Years                                94.9       93.5
------------------------------------------------------------------
Total                                            $641.3     $657.9
------------------------------------------------------------------

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

SECURITIES AVAILABLE FOR SALE. Realized gross security gains and losses on securities available for sale, which were included in the consolidated statement of income, totaled $.2 million and $.3 million, respectively, in 1994. Realized gross security gains in 1993 totaled $1.8 million, including $1.6 million related to securities held for sale. There were no realized gross security losses in 1993.
In 1992, realized gross gains and gross losses totaled $4.0 million and $.7 million, respectively.

                          NORTHERN TRUST CORPORATION

 The following tables summarize the amortized cost, fair values and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR
VALUES OF SECURITIES AVAILABLE FOR SALE

                            December 31, 1994
                 ----------------------------------------
                             Gross      Gross
                 Amortized Unrealized Unrealized   Fair
(In Millions)      Cost      Gains      Losses    Value
---------------------------------------------------------
U.S. Government  $  819.4     $ --      $18.1    $  801.3
Federal Agency    3,263.6      1.4       13.5     3,251.5
Preferred Stock     197.2       --         .6       196.6
Other               163.0       .9        5.5       158.4
---------------------------------------------------------
Total            $4,443.2     $2.3      $37.7    $4,407.8
---------------------------------------------------------

 Unrealized gains on off-balance sheet financial instruments used to hedge available for sale securities totaled $9.8 million as of December 31, 1994 and are reported as other assets in the consolidated balance sheet. As of December 31, 1994, stockholders' equity included a charge of $15.8 million, net of tax, to recognize the depreciation on securities available for sale and the related hedges.

REMAINING MATURITY OF SECURITIES AVAILABLE
FOR SALE

                            December 31, 1994
                            ------------------
                            Amortized   Fair
(In Millions)                 Cost     Value
----------------------------------------------
Due in One Year or Less     $3,420.5  $3,406.1
Due After One Year Through
 Five Years                    745.7     725.4
Due After Five Years
 Through Ten Years              89.9      89.4
Due After Ten Years            187.1     186.9
----------------------------------------------
Total                       $4,443.2  $4,407.8
----------------------------------------------

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

SECURITIES HELD FOR SALE. The following table summarizes the amortized cost/book and fair values of securities held for sale.

RECONCILIATION OF BOOK VALUES TO FAIR
VALUES OF SECURITIES HELD FOR SALE

                           December 31, 1993
                 --------------------------------------
                 Amortized   Gross      Gross
                 Cost/Book Unrealized Unrealized  Fair
(In Millions)      Value     Gains      Losses   Value
-------------------------------------------------------
Federal Agency    $ 77.7      $.7        $.2     $ 78.2
Preferred Stock    129.2       --         --      129.2
Other                4.7       .1         --        4.8
-------------------------------------------------------
Total             $211.6      $.8        $.2     $212.2
-------------------------------------------------------

4. LOANS AND LEASES--Amounts outstanding in selected loan categories are shown below.

                            December 31
                         -----------------
(In Millions)              1994     1993
------------------------------------------
Domestic
 Commercial              $2,672.0 $2,421.1
 Broker                     274.6    249.4
 Residential Real Estate  3,299.1  2,883.3
 Commercial Real Estate     494.1    506.5
 Consumer                   662.1    617.5
 Other                      642.1    453.5
 Lease Financing            159.9    138.4
------------------------------------------
Total Domestic            8,203.9  7,269.7
International               386.7    353.3
------------------------------------------
Total Loans and Leases   $8,590.6 $7,623.0
------------------------------------------

 Residential real estate loans held for sale totaled $4.4 million and $19.3 million at December 31, 1994 and 1993, respectively. Other domestic and international loans include $716.5 million at December 31, 1994, and $465.5 million at December 31, 1993 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $59.8 million at December 31, 1994, and $48.3 million at December 31,
1993.

NONPERFORMING ASSETS. Presented below are outstanding amounts of nonaccrual loans and OREO.

                                   December 31
                                   -----------
(In Millions)                      1994  1993
----------------------------------------------
Nonaccrual Loans
 Domestic -- Commercial Real
              Estate               $ 9.1 $ 4.8
          -- Other                  17.4  21.2
 International                       1.3   1.3
----------------------------------------------
Total Nonaccrual Loans              27.8  27.3
Other Real Estate Owned, net of
 reserve                             2.2   9.7
----------------------------------------------
Total Nonperforming Assets         $30.0 $37.0
----------------------------------------------

 Unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual totaled $.1 million at December 31, 1994, and $1.0 million at December 31, 1993.
 Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $3.1 million in 1994, $3.5 million in 1993 and $5.4 million in 1992, compared with amounts that were actually recorded of $.2 million, $1.6 million and zero, respectively. Interest income that would have been recorded on international nonaccrual loans in accordance with their original terms amounted to $.1 million in 1994, 1993 and 1992, compared with amounts that were actually recorded at zero in all three years.

                          NORTHERN TRUST CORPORATION

 Writedowns and realized losses on OREO of $.3 million in 1994, $2.1 million in 1993 and $14.3 million in 1992 were charged to other operating expenses.
 Statements of Financial Accounting Standards (SFAS) No.
114 and No. 118, "Accounting by Creditors for Impairment of a Loan," were adopted effective January 1, 1995. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. These new statements require that an impaired loan that is within the scope of the statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or, if the loan is collateral dependent, based on the fair value of the collateral.
 At January 1, 1995, impaired loans totaled $25.2 million, and the portion of the reserve for credit losses allocated to these impaired loans was zero, due to prior charge-offs and interest collections which have been applied to principal. Management believes this new standard will not have a material effect on the consolidated financial position and results of operations.

5. RESERVE FOR CREDIT LOSSES--Changes in the reserve for credit losses were as follows.

(In Millions)                  1994    1993    1992
-----------------------------------------------------
Balance at Beginning of Year  $145.5  $145.5  $145.7
-----------------------------------------------------
Charge-offs
 Domestic
  Commercial Real Estate        (4.0)   (7.8)   (4.6)
  Other                         (6.7)  (15.0)  (21.8)
 International                    --     (.6)   (6.0)
-----------------------------------------------------
Total Charge-offs              (10.7)  (23.4)  (32.4)
Recoveries                       4.0     3.9     2.7
-----------------------------------------------------
Net Charge-offs                 (6.7)  (19.5)  (29.7)
Provision for Credit
 Losses                          6.0    19.5    29.5
-----------------------------------------------------
Balance at End of Year        $144.8  $145.5  $145.5
-----------------------------------------------------

6. BUILDINGS AND EQUIPMENT--Summary of
buildings and equipment is presented below.

                                         December 31, 1994
                               -------------------------------------
                                             Accumulated     Net
(In Millions)                  Original Cost Depreciation Book Value
--------------------------------------------------------------------
Land                              $ 23.0        $   --      $ 23.0
Buildings                           77.3          35.8        41.5
Equipment                          198.6          88.9       109.7
Leasehold Improvements              56.3          20.3        36.0
Building Leased under
 Capital Lease (Note 7)             72.6           8.1        64.5
--------------------------------------------------------------------
Total Buildings and Equipment     $427.8        $153.1      $274.7
--------------------------------------------------------------------
                                         December 31, 1993
                               -------------------------------------
                                             Accumulated     Net
(In Millions)                  Original Cost Depreciation Book Value
--------------------------------------------------------------------
Land                              $ 23.4        $   --      $ 23.4
Buildings                           79.0          35.5        43.5
Equipment                          215.3          91.2       124.1
Leasehold Improvements              51.0          16.3        34.7
Building Leased under
 Capital Lease (Note 7)             72.6           6.4        66.2
--------------------------------------------------------------------
Total Buildings and Equipment     $441.3        $149.4      $291.9
--------------------------------------------------------------------

 The charge for depreciation amounted to $41.4 million in 1994, $39.3 million in 1993 and $34.0 million in 1992.
Occupancy expense has been reduced by $2.0 million in 1994, $1.7 million in 1993 and $1.0 million in 1992 for rental income from leased premises.

7. LEASE COMMITMENTS--At December 31, 1994,
Northern Trust was obligated under a number of noncancellable operating leases for premises and equipment.
Certain leases contain rent escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 1994, for all noncancellable operating leases are as follows.

                              Future Minimum
(In Millions)                 Lease Payments
--------------------------------------------
1995                              $ 28.2
1996                                27.3
1997                                26.4
1998                                23.2
1999                                18.7
Later Years                        123.3
--------------------------------------------
Total Minimum Lease Payments      $247.1
--------------------------------------------

                          NORTHERN TRUST CORPORATION

 Rental expense for all operating leases is included in occupancy expense and amounted to $24.5 million in 1994, $23.5 million in 1993 and $22.8 million in 1992.
 The building and land utilized at the Chicago operations center has been leased under an agreement which qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.
 The table below reflects the future minimum lease payments required under this lease, net of payments received on the long-term financing, and the present value of the net capital lease obligation at December 31, 1994 (refer to Note 8).

                              Future Minimum
(In Millions)               Lease Payments, net
-----------------------------------------------
1995                               $ 1.1
1996                                 1.1
1997                                 1.1
1998                                 1.1
1999                                 1.3
Later Years                         15.7
-----------------------------------------------
Total Minimum Lease Pay-
 ments, net                         21.4
Less: Amount Representing
 Interest                           11.0
-----------------------------------------------
Net Present Value under
 Capital Lease Obligation          $10.4
-----------------------------------------------

8. SENIOR MEDIUM-TERM NOTES, NOTES
PAYABLE AND LINES OF CREDIT--
SENIOR MEDIUM-TERM NOTES. Summary of senior medium-term notes outstanding at December 31 is presented below.

($ In Millions)                   Rate      1994   1993
--------------------------------------------------------
Corporation
 Due 1996 (a)                        8.65% $  2.0 $  2.0
Bank
 Due 1994 (a) (b)               3.40-4.51      --  700.0
 Due 1995 (a) (b)
  Fixed                         4.95-6.60   375.0  100.0
  Floating                                  155.0     --
 Due 1996 (a) (b)               4.63-5.38    10.0   10.0
 Due 1998 (a) (b)                    6.29     5.0    5.0
--------------------------------------------------------
Total Senior Medium-Term Notes             $547.0 $817.0
--------------------------------------------------------

Refer to bottom of next table for applicable notes.

NOTES PAYABLE. Summary of notes payable outstanding at December 31 is presented below.

($ In Millions)               1994   1993
----------------------------------------------
Corporation--Subordinated
 Notes
 9.15% Notes due March 1998
  (a)                        $ 10.0 $ 10.0
 9.20% Notes due March 1998
  (a)                          13.0   13.0
 9.00% Notes due May 1998
  (a)                          50.0   50.0
 9.20% Notes due May 2001
  (a)                          25.0   25.0
Bank--Subordinated Notes
 6.50% Notes due May 2003
  (a) (b)                     100.0  100.0
----------------------------------------------
  Subordinated Notes Payable $198.0 $198.0
----------------------------------------------
Corporation--Notes Payable
 9 1/8% Notes due August
  1994 (a)                   $   -- $ 75.0
 8.25% ESOP Notes due
  December 1995 (a) (c)         2.7    2.7
 8.23% ESOP Installment
  Notes with Final Payment
  due December 1998 (d)        33.7   40.6
Bank--Capital Lease Obliga-
 tion (e)                      10.4   10.5
----------------------------------------------
  Notes Payable              $ 46.8 $128.8
----------------------------------------------
Total Notes Payable          $244.8 $326.8
----------------------------------------------
Notes Payable Qualifying as
 Risk-Based Capital          $168.8 $183.4
----------------------------------------------

(a) Not redeemable prior to maturity.
(b) Under the terms of its current offering circular, the Bank has the ability to offer from time to time its senior medium-term bank notes in an aggregate principal amount of up to $1.5 billion at any one time outstanding. Each senior note will mature from nine months to fifteen years, following its date of original issuance, as selected by the initial purchaser and agreed to by the Bank.
(c) Notes are related to the contribution of 180,000 common shares to the ESOP trust.
(d) Notes were issued directly by the ESOP trust in order to finance the purchase of 4,320,000 common shares. The Corporation unconditionally guarantees the payment of principal, premium, if any, and interest. The interest rate is subject to adjustment in the event of certain tax law changes affecting ESOP plans.
(e) Refer to Note 7.

LINES OF CREDIT. The Corporation currently maintains commercial paper back-up facility lines of credit with four unaffiliated banks totaling $50 million. The facility is renewable every six months and requires the payment of an annual commitment fee equal to 1/8 of 1% of the commitment. There were no borrowings under commercial paper back-up facilities during 1994 or 1993.

                          NORTHERN TRUST CORPORATION

9. STOCKHOLDERS' EQUITY--
PREFERRED STOCK. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. Summary of preferred stock outstanding is presented below.

                                   December 31
                                  -------------
(In Millions)                      1994   1993
-----------------------------------------------
Auction Rate Preferred Stock
 Series C
 600 shares @ $100,000 per share  $ 60.0 $ 60.0
Flexible Auction Rate Cumulative
 Preferred Stock Series D
 600 shares @ $100,000 per share    60.0   60.0
6.25% Cumulative Convertible
 Preferred Stock Series E
 50,000 shares @ $1,000 per
  share                             50.0   50.0
-----------------------------------------------
Total Preferred Stock             $170.0 $170.0
-----------------------------------------------

 SERIES C--In 1987, 600 shares of Auction Rate
Preferred Stock (APS) Series C were issued, with a
$100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper
Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. The average rate for this issue as declared during 1994 was 3.43%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.
 SERIES D--In 1990, 600 shares of Flexible Auction
Rate Cumulative Preferred Stock, Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period shall contain 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference
Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as appropriate for the length of each short-term or long-term dividend period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend
Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as Common Stock, may be paid on Common Stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 1994 was 3.47%. The shares of FAPS are redeemable at the option of Northern Trust, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.
 SERIES E--$50 million of 6.25% Cumulative
Convertible Preferred Stock, Series E was issued, sold to the public in the form of 1,000,000 Depositary Shares, each representing one-twentieth of a share of the Series E Preferred Stock (equal to 50,000 preferred shares). The stated value of the Preferred Stock is $1,000 per share and the proportionate liquidation preference of each Depositary Share is $50. The Preferred Stock has no preemptive rights; is not subject to any sinking fund or other obligation of the Corporation to repurchase or retire the Stock; and except in certain specified cases has no voting rights. The Preferred Stock has priority over common stock as to dividends and liquidation rights.
 The preferred stock is convertible at any time into shares of common at a conversion price of $41.50 (equivalent to approximately 1.2048 shares of common stock per Depositary Share), subject to adjustment in certain events. The Preferred Stock is not redeemable prior to February
15, 1995. Thereafter, the Preferred Stock may be redeemed, subject to the approval of the Federal Reserve Board, at specified redemption prices beginning with $52.1875 on February 15, 1995 and decreasing on a pro rata basis each February 15 to $50.00 per Depositary Share on or after February 15, 2002, plus accrued and unpaid dividends.

PREFERRED STOCK PURCHASE RIGHTS. In 1989, the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of the Corporation's common stock to the stockholders of record on October 31, 1989.
The Rights are subject to anti- dilution provisions, and each Right is now exercisable for one-third of one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $83.33 for each such fractional share. The Rights are evidenced by the common stock certificates and

                          NORTHERN TRUST CORPORATION
are not exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the Corporation's voting power or announces a tender or exchange offer which could result in ownership of 25 percent or more of the voting power.
Shares of the Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable.
 In the event that a person or group acquires 25 percent or more of the Corporation voting power or if the Corporation merges or engages in certain self-dealing transactions with a 15 percent or more stockholder, each Right will entitle the holder, other than such person or group in certain circumstances, to purchase that number of shares of surviving company common stock which at the time of the transaction would have a market value of twice the exercise price of the Right.
 The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one cent per Right at any time prior to the close of business on the 20th day following publication of the acquisition of 15 percent or more of the voting power by a person or group. Unless earlier redeemed, the Rights will expire on October 31, 1999.

COMMON STOCK. In November 1992 a three-for-two split of the common stock was declared to be effected by means of a 50% stock distribution. One share for each two shares held by shareholders of record on November 30, 1992, was distributed on December 9, 1992.
 In February 1994, the Corporation's common stock buy-back authorization was increased by approximately 1.3 million shares, thus allowing the purchase after that date up to an aggregate of 4 million shares of the common stock.
The Corporation may repurchase the shares from time to time via open market purchases, and the shares would be used for general corporate purposes.
 Analysis of changes in the number of shares of common stock outstanding follows.

COMMON STOCK OUTSTANDING

                            1994        1993        1992
------------------------------------------------------------
Balance at
 January 1               53,292,967  52,831,844  34,497,869
Distribution of
 Three-for-Two
 Stock Split                     --          --  17,248,935
Employee Benefit
 Plans:
 Incentive Plan
  and Awards                 44,525     149,300     133,350
 Stock Options Exercised    461,739     388,298   1,092,964
 Pooled
 Affiliate                  534,113          --          --
Treasury Stock
 Purchases                 (244,085)    (76,475)   (141,274)
------------------------------------------------------------
Balance at
 December 31             54,089,259  53,292,967  52,831,844
------------------------------------------------------------

10. INCOME TAXES--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amount computed at the statutory federal tax rates of 35% in 1994 and 1993, and 34% in 1992.

                         Income Tax Provision
                         ----------------------
(In Millions)             1994    1993    1992
------------------------------------------------
Tax at Statutory Rate    $ 91.5  $ 81.9  $ 70.2
Tax-Exempt Income         (15.2)  (15.8)  (16.4)
State Taxes, net            4.2     1.1     3.7
Other                      (1.2)   (1.1)    (.5)
------------------------------------------------
Provision for Income
 Taxes                   $ 79.3  $ 66.1  $ 57.0
------------------------------------------------

 The components of the consolidated provision for income taxes for each of the three years ended December 31, are as follows.

(In Millions)            1994   1993   1992
--------------------------------------------
Current Tax Provision
 (Benefit)
 Federal                 $47.4  $42.4  $38.8
 State                     3.6    (.6)   4.2
 Foreign                   5.6    2.9     .4
--------------------------------------------
 Total                    56.6   44.7   43.4
--------------------------------------------
Deferred Tax Provision
 Federal                  19.8   19.2   12.2
 State                     2.9    2.2    1.4
--------------------------------------------
 Total                    22.7   21.4   13.6
--------------------------------------------
Provision for Income
 Taxes                   $79.3  $66.1  $57.0
--------------------------------------------

 Not included in the above tables, but charged or (credited) directly to stockholders' equity are the tax effects of the following transactions.

(In Millions)                                 1994   1993
-----------------------------------------------------------
Current Tax Benefit for Employee
 Stock Options and Other
 Employee Benefit Plans                       $(3.7) $(4.5)
Deferred Tax Liability (Benefit) Related to:
 Unrealized Loss on Securities                 (9.5)    .5
 Other                                          (.1)    --
-----------------------------------------------------------

                          NORTHERN TRUST CORPORATION

 Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed based on the statutory federal tax rates of 35% at December 31, 1994 and 1993, as follows.

                                December 31
                              ---------------
(In Millions)                 1994    1993
---------------------------------------------
Deferred Tax Liabilities
 Lease Financing              $48.8  $39.2
 Software Development          37.8   27.6
 Accumulated Depreciation       1.0    8.3
 Other Liabilities              8.4    7.3
---------------------------------------------
Gross Deferred Tax
 Liabilities                  $96.0  $82.4
---------------------------------------------
Deferred Tax Assets
 Reserve for Credit Losses    $50.7  $50.9
 Loan Fees                      3.2    5.5
 Leased Facilities              6.7    6.3
 Other Assets                   6.4    3.8
---------------------------------------------
Gross Deferred Tax Assets     $67.0  $66.5
Valuation Reserve                --     --
---------------------------------------------
Deferred Tax Assets, net of
 Valuation Reserve            $67.0  $66.5
---------------------------------------------
Net Deferred Tax Liabilities  $29.0  $15.9
---------------------------------------------

11. NET INCOME PER COMMON SHARE
COMPUTATIONS--Primary net income per common share is computed by dividing net income, after deduction of the preferred stock dividends, by the daily average number of common and common equivalent shares outstanding. Common equivalent shares are based on outstanding stock options and common stock awards under the 1992 and the Amended Incentive Stock Plans. Fully diluted net income per common share assumes, in addition to the above, the conversion of the Series E Cumulative
Convertible Preferred Stock.

12. RESTRICTIONS ON SUBSIDIARY DIVIDENDS
AND LOANS OR ADVANCES--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, reduced by certain loan losses (as defined in the applicable statute). In addition, for each of the Corporation's Federal Reserve member banking subsidiaries, prior approval of federal banking authorities is required if dividends declared by a subsidiary bank in any calendar year will exceed its net profits (as defined) for that year, combined with its retained profits for the preceding two years.
 Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 1995 equal to their 1995 eligible net profits (as defined) plus $190.1 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
 State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

13. OTHER OPERATING INCOME--Included in 1994 is a $28.5 million pretax gain on the sale of an investment in Banque Scandinave en Suisse (BSS), net of approximately
$6.0 million in ancillary and other sale-related transition costs associated with the transfer of custody accounts from BSS to the Bank's London Branch.
 The fee portion of treasury management revenues totaled
$46.3 million in 1994, $49.0 million in 1993 and $49.7
million in 1992. Net foreign exchange revenues including trading, hedge and translation gains or losses were $36.0 million in 1994, $32.1 million in 1993 and $21.8 million in 1992, and included foreign exchange trading profits of $35.9 million, $32.4 million and $21.9 million in 1994, 1993 and 1992, respectively.

                          NORTHERN TRUST CORPORATION

14. PENSION AND OTHER EMPLOYEE BENEFITS--
PENSION. The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 1994 and 1993. Prior service costs and unrecognized net assets established at January 1, 1986 are being amortized on a straight-line basis over 13.2 years.

PLAN STATUS

                                  Qualified Plan    Nonqualified Plan
                                  ------------------------------------
                                            September 30
                                  ------------------------------------
($ In Millions)                    1994     1993      1994      1993
-----------------------------------------------------------------------
Actuarial
 Present Value
 of Benefit
 Obligation:
Vested Benefit
 Obligation                        $104.2   $108.7    $ 14.5    $ 11.7
-----------------------------------------------------------------------
Accumulated
 Benefit
 Obligation                        $124.7   $127.3    $ 15.7    $ 13.3
-----------------------------------------------------------------------
Projected Benefit Obligation for
 Service Rendered to Date          $175.7   $168.9    $ 23.5    $ 20.1
Plan Assets at
 Fair Value                         178.4    168.3        --        --
-----------------------------------------------------------------------
Plan Assets In
 Excess of
 (Less Than)
 Projected
 Benefit
 Obligation                           2.7      (.6)    (23.5)    (20.1)
Unrecognized Net
 Asset
 (Effective January 1, 1986)         (7.6)    (9.3)      (.3)      (.4)
Unrecognized Net
 Loss                                46.2     34.8      10.3       7.4
Unrecognized Prior Service Cost       1.2      1.4       4.5       5.0
Valuation
 Adjustment                           (.4)     (.5)       --        --
-----------------------------------------------------------------------
Prepaid
 (Accrued)
 Pension Cost at
 September 30                        42.1     25.8      (9.0)     (8.1)
-----------------------------------------------------------------------
Net (Expense)
 Funding October
 to December                         (7.8)     2.6       2.5        .7
Additional
 Minimum
 Liability at
 December 31                           --       --      (5.9)     (4.5)
-----------------------------------------------------------------------
Prepaid
 (Accrued)
 Pension Cost at
 December 31                       $ 34.3   $ 28.4  $  (12.4)   $(11.9)
-----------------------------------------------------------------------
Assumptions:
 Discount Rates                      7.50%    7.00%     7.25%     6.75%
 Rate of
  Increase in
  Compensation
  Level                              5.00     5.00      5.00      5.00
 Expected Long-
  Term Rate of
  Return on
  Assets                             9.00     9.50       N/A       N/A
-----------------------------------------------------------------------

NET PERIODIC PENSION COST

                  Qualified Plan   Nonqualified Plan
                  ----------------------------------
(In Millions)      1994    1993        1994 1993
----------------------------------------------------
Service Cost       $11.1    $10.2      $ .9     $1.0
Interest Cost       11.5     11.0       1.3      1.1
Actual Return on
 Plan Assets       (15.7)   (20.4)       --       --
Net Amortization      .8      6.4        .9       .6
----------------------------------------------------
Net Periodic
 Pension Cost      $ 7.7    $ 7.2      $3.1     $2.7
----------------------------------------------------

 Pension expense for 1992 was $6.4 million and $2.7 million for the qualified and nonqualified plans, respectively.
 Due to the large number of retirements in 1994 a substantial number of lump-sum payments were made from both the qualified and nonqualified plans which resulted in a total settlement loss of $9.6 million. In 1993 a settlement loss of $1.7 million was recognized due to payments from the Nonqualified Plan. Settlement losses are included in other operating expenses in the consolidated statement of income.
 Total assets in the "Rabbi" Trust primarily related to the nonqualified pension plan at December 31, 1994, 1993 and 1992, amounted to $9.3 million, $9.4 million and $12.8 million, respectively.
 A pension plan is also maintained for the London Branch employees. At December 31, 1994, the fair value of assets and the projected benefit obligation totaled approximately
$6.0 million and $6.0 million, respectively. At December
31, 1993, the fair value of assets and the projected benefit obligation were $5.5 million and $6.0 million, respectively. Pension expense for 1994 and 1993 was $.7 million and $.7 million, respectively.

THRIFT INCENTIVE PLAN. Total expenses associated with the Thrift Incentive Plan amounted to $10.6 million in 1994, $9.9 million in 1993 and $8.7 million in 1992.

ESOP. The following table presents information related to the ESOP.

(In Millions)                        1994   1993
-------------------------------------------------
Total ESOP Compensation Expense      $5.1   $4.3
Interest Incurred on ESOP-Related
 Debt                                 3.4    3.9
Amount Contributed to ESOP-Related
 Debt                                 8.2    8.2
Dividends and Interest on Unallo-
 cated ESOP Shares Used for Debt
 Service                              2.1    2.1
-------------------------------------------------

                          NORTHERN TRUST CORPORATION

OTHER POSTRETIREMENT BENEFITS. The following tables set forth the funded status at December 31 and the net periodic postretirement benefit cost of the postretirement health care plan for 1994 and 1993. The transition obligation at January 1, 1993 will be amortized to expense over a twenty year period.

PLAN STATUS

(In Millions)                    1994    1993
-----------------------------------------------
Accumulated Postretirement
 Benefit
 Obligation (APBO) Measured at
  September 30
 Retirees and Dependents        $(16.7) $(15.3)
 Actives Eligible for Benefits    (5.0)   (4.5)
 Actives Not Yet Eligible        (17.1)  (15.1)
-----------------------------------------------
Total APBO                       (38.8)  (34.9)
 Unamortized Transition Obli-
 gation                           25.2    26.6
 Unrecognized Net Loss            10.1     5.1
 Unrecognized Prior Service
 Costs                            (2.8)     --
-----------------------------------------------
Net Postretirement Benefit Li-
 ability                        $ (6.3) $ (3.2)
-----------------------------------------------

NET PERIODIC POSTRETIREMENT BENEFIT COST

(In Millions)                      1994    1993
-----------------------------------------------
Service Cost                        $1.4   $1.2
Interest Cost                        2.3    2.2
Amortization of Transition Ob-
 ligation                            1.4    1.4
-----------------------------------------------
Net Periodic Postretirement
 Benefit Cost                       $5.1   $4.8
-----------------------------------------------

 Postretirement health care expense for 1992 under the previous method of accounting was $2.0 million.
 For measurement purposes, a 10.4 percent annual increase in the cost of covered health care benefits was assumed for 1995. This rate is assumed to decrease gradually to 5.6 percent in 2021 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation for the postretirement health care plan as of December 31, 1994 by approximately $5.1 million, and the aggregate of the service and interest cost components of the 1994 net periodic postretirement benefit cost by $.7 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75 percent at December 31, 1994 and 7.25 percent at December 31, 1993.

POSTEMPLOYMENT BENEFITS. In 1994, SFAS No.
112, "Employers' Accounting for Postemployment Benefits" was adopted. The statement requires employers to adopt accrual accounting for workers compensation, disability, severance and other benefits provided after employment but before retirement. The accounting under the new statement is essentially the same as Northern Trust's previous policy.

15. CONTINGENT LIABILITIES--Because of the nature of its activities, Northern Trust is subject to pending and threatened legal actions that arise in the normal course of business. In the judgment of management, after consultation with counsel, none of the litigation to which the Corporation or any of its subsidiaries is a party will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of operations.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS--
SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern Trust could have realized in a market exchange.
 The information provided below should not be interpreted as an estimate of the fair value of Northern
Trust since the disclosures, in accordance with SFAS No.
107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of the consolidated financial position.
 The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons between Northern Trust's disclosures and those of other financial institutions may not be meaningful. The following methods and assumptions were used in estimating the fair values of the financial instruments:
 Securities. Fair values of securities were based on quoted market values, when available. If quoted market values were not available, fair values were based on quoted market values for comparable instruments.
 Loans (not including lease financing receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility.
 Savings Certificates, Other Time and Foreign Offices Time Deposits, and Senior Medium-Term Notes. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.

                          NORTHERN TRUST CORPORATION

 Notes Payable. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.
 Off-Balance Sheet Financial Instruments. The fair values of commitments and letters of credit represent the amount of unamortized fees on these instruments. The fair values of all other off-balance sheet financial instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.
 Financial Instruments Valued at Carrying Value. Due to their short maturity, the respective carrying values of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers' acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; other borrowings; and liability on acceptances.
 The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No.
107 must equal the amounts disclosed in the consolidated balance sheet.
 Fair Values of On-Balance Sheet Financial Instruments. The following table summarizes the fair values of on-balance sheet financial instruments.

                              December 31
                                      -----------------------------------
                                            1994              1993
                                      -----------------------------------
                                        Book     Fair     Book     Fair
(In Millions)                          Value    Value    Value    Value
-------------------------------------------------------------------------
ASSETS
Cash and Due from
 Banks                                $1,192.5 $1,192.5 $1,519.7 $1,519.7
Money Market Assets                    2,651.2  2,651.2  2,740.5  2,740.5
Securities:
 Held to Maturity                        641.3    657.9  3,790.8  3,845.0
 Available for Sale                    4,407.8  4,407.8    211.6    212.2
 Trading Account                           4.0      4.0     36.3     36.3
Loans (excluding
 leases), net of
 credit loss reserve:
 Held to Maturity                      8,281.5  7,993.2  7,319.8  7,337.0
 Held for Sale                             4.4      4.4     19.3     19.3
Acceptance Liability                      56.3     56.3     56.9     56.9
Trust Security Settle-
 ment Receivables                        305.7    305.7    293.1    293.1
LIABILITIES
Deposits:
 Demand, Savings
  and Money
  Market                               6,006.4  6,006.4  6,149.4  6,149.4
 Savings Certifi-
  cates, Other
  Time and
  Foreign Offices
  Time                                 5,728.0  5,716.0  4,184.0  4,196.0
Federal Funds
 Purchased                               972.0    972.0  1,215.8  1,215.8
Repurchase
 Agreements                            2,216.9  2,216.9    602.2    602.2
Commercial Paper                         123.8    123.8    124.1    124.1
Other Borrowings                         833.6    833.6  2,001.2  2,001.2
Senior Medium-Term
 Notes                                   547.0    544.2    817.0    818.1
Notes Payable                            244.8    236.1    326.8    349.8
Liability on
 Acceptances                              56.3     56.3     56.9     56.9
-------------------------------------------------------------------------

                          NORTHERN TRUST CORPORATION

 Fair Values of Off-Balance Sheet Financial Instruments. The following tables summarize the fair values of off-balance sheet financial instruments at December 31.

                              1994        1993
                          ------------------------
                           Book  Fair  Book  Fair
(In Millions)              Value Value Value Value
--------------------------------------------------
Commitments and Let-
 ters of Credit
 Loan Commitments          $ 2.2 $ 2.2 $ 2.6 $ 2.6
 Letters of Credit            .7    .7    .2    .2
Asset/Liability Man-
 agement
 Foreign Exchange
  Contracts
  Assets                     4.3   4.8   7.3   7.3
  Liabilities                 --    .4    .1    .4
 Interest Rate Swap
  Contracts
  Assets                    11.7  58.8  10.9  15.3
  Liabilities                6.6  16.3  32.3  44.9
--------------------------------------------------

                                       Fair Value
                                       -----------
(In Millions)                          1994  1993
--------------------------------------------------
Client-Related and Trading*
 Foreign Exchange Contracts
  Assets                               $78.1 $89.3
  Liabilities                           78.7  90.4
 Interest Rate Swap Contracts
  Assets                                 3.0   9.1
  Liabilities                            3.8   9.7
 Interest Rate Protection Contracts
  Assets                                  .5    .4
  Liabilities                             .6    .4
 Option Contract with Benchmark
  Funds                                  3.5   N/A
--------------------------------------------------

*Assets and liabilities associated with foreign exchange contracts averaged
 $101.7 million and $96.5 million, respectively, during 1994. Assets and liabilities associated with other client-related and trading account instruments averaged $6.1 million and $9.0 million, respectively, during 1994.

17. OFF-BALANCE SHEET FINANCIAL
INSTRUMENTS--
A. COMMITMENTS AND LETTERS OF CREDIT.
Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit in order to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client default. In order to control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activity to the same credit quality and monitoring controls as its lending activities.
 Commitments and letters of credit consist of the following:
 Legally Binding Commitments to Extend Credit generally have fixed expiration dates or other termination clauses. Since a significant portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.
 Participations in Bankers Acceptances obligate Northern Trust, in the event of default by the counterparty, to reimburse the holder of the acceptance an amount equal to its participation in the acceptance.
 Commercial Letters of Credit are instruments issued by Northern Trust on behalf of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.
 Standby Letters of Credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions.

                          NORTHERN TRUST CORPORATION

 The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

                                                           December 31
                                                        -----------------
(In Millions)                                             1994     1993
-------------------------------------------------------------------------
Legally Binding Commitments to
 Extend Credit                                          $7,397.7 $6,184.8
Participations in Bankers Acceptances                        6.3      7.5
Commercial Letters of Credit                               227.2    205.3

Standby Letters of Credit:
 Corporate                                              $  372.6 $  376.0
 Industrial Revenue                                        318.7    239.6
 Other                                                     128.6    211.8
-------------------------------------------------------------------------
 Total Standby Letters of Credit*                       $  819.9 $  827.4
-------------------------------------------------------------------------

*These amounts include $75.8 million and $85.4 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 1994 and 1993, respectively. The weighted average maturity of standby letters of credit was 19 months at December 31, 1994 and 16 months at December 31, 1993.

B. RISK MANAGEMENT INSTRUMENTS. These
instruments include foreign exchange contracts and various interest risk management instruments.
 Northern Trust is a party to various risk management instruments that are used in the normal course of business to meet the risk management needs of its clients; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, market liquidity and volatility, as well as experience in each market are all taken into account.
 The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the life of the instruments as interest and foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.
 Risk management instruments include:
 Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange risk management needs of clients. Foreign exchange contracts are also used for trading purposes and asset and liability management.
 Interest Rate Futures Contracts are agreements for delayed delivery of securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a specified instrument, at a specified price or yield. All of Northern Trust's interest rate futures contracts are traded on organized exchanges that require the daily settlement of margin payments. Interest rate futures contracts are utilized in trading activities and asset/liability management to protect Northern Trust's exposure to unfavorable fluctuations in interest rates.
 Interest Rate Protection Contracts are agreements which enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, Northern Trust receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates.
 Interest Rate Swap Contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts; these types of transactions constitute the majority of the interest rate swap portfolio. Northern Trust has also entered into a limited number of more complex interest rate swap transactions that were executed concurrently with the purchase of $91 million of structured agency notes. The structured notes are included in the available for sale portion of the security portfolio. The interest rate swap contracts are used to hedge the nonstandard features of the structured notes thereby converting them to U.S. dollar denominated floating rate notes indexed to LIBOR.
 Exchange-Traded Option Contracts grant the buyer the right, but not the obligation, to purchase or sell at a specified price, a stated number of units of an underlying financial instrument, at a future date.
 Forward Sale Contracts represent commitments to sell a specified amount of securities at an agreed upon date and price. Northern Trust utilizes forward sale contracts principally in connection with its sale of mortgage loans.

                          NORTHERN TRUST CORPORATION

 The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity.

RISK MANAGEMENT INSTRUMENTS

                                        Contractual/Notional Amounts
                                                December 31
                                        -----------------------------
(In Millions)                                1994           1993
---------------------------------------------------------------------
Asset/Liability Management:
 Foreign Exchange Contracts                   $  129.7      $   157.3
 Interest Rate Futures Contracts Sold              1.2             --
 Interest Rate Swap Contracts                  1,381.2        1,352.3
 Forward Sale Contracts                            4.9             --
 Exchange - Traded Option Contracts
   Purchased                                        .5             --
Client-Related and Trading:
 Foreign Exchange Contracts                    9,398.4       10,033.2
 Interest Rate Futures Contracts
  Purchased                                         --            3.0
  Sold                                            16.0          312.0
 Interest Rate Protection Contracts
  Purchased                                       87.5           51.2
  Sold                                            85.9           51.8
 Interest Rate Swap Contracts                    308.8          357.8
---------------------------------------------------------------------

 Information about Northern Trust's strategies and objectives related to derivative financial instruments used for asset and liability management can be found on pages 42 and 43 and is incorporated by reference. No deferred gains or losses related to derivative financial instruments used for asset and liability management were included in the consolidated balance sheet at year-end 1994 or 1993.
 Net revenue associated with client-related and trading interest risk management activities totaled $2.4 million, $1.0 million, and $.9 million during 1994, 1993, and 1992, respectively. The majority of these revenues are related to interest rate swaps, futures contracts, and rate protection agreements, and are reported as trading income in the consolidated statement of income. However, these amounts also include interest income earned on U.S. Government securities that were classified as trading account securities and hedged with futures contracts.

C. OTHER OFF-BALANCE SHEET FINANCIAL
INSTRUMENTS. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, U.S. Government and government agency securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 1994 and 1993 subject to indemnification was $5.0 billion and $4.7 billion, respectively. All securities borrowed were collateralized in excess of 100 percent of their current fair value as of December 31, 1994 and 1993. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
 The Bank is a participating member of various cash and securities clearing organizations. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activities. A wide variety of securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, Eurodollars and securities issued by the Government National Mortgage Association.
 As a result of its participation in cash and securities clearing organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 1994 and 1993 was $65 million and $66 million, respectively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored, however, to protect the assets of Northern Trust.
 During the second quarter of 1994, the Corporation entered into an agreement with The Benchmark Funds, for which the Bank is investment adviser. Under the agreement, which is essentially a written option contract, The Benchmark Funds may sell to the Corporation in June
1995, at the higher of cost or market value, up to $111 million par value of certain floating rate federal agency securities whose returns have lagged the sharp increase in short-term interest rates. The agreement increases net asset values and so preserves the investment flexibility necessary to maintain competitive yields in certain money market portfolios of The Benchmark Funds, which are used for cash management and investment by the Bank's institutional clients. The fair value of the agreement, which was recorded in other liabilities, was $3.5 million as of

                          NORTHERN TRUST CORPORATION

December 31, 1994. Changes in the fair value of the agreement are recorded in other operating expenses.

18. CONCENTRATIONS OF CREDIT RISK--The
information in the section titled Loans and Other
Extensions of Credit found on pages 34 through 36 is incorporated by reference.

19. PLEDGED AND RESTRICTED ASSETS--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On
December 31, 1994, securities and loans totaling $3.7 billion ($2.8 billion of U.S. Government and agency securities, $290.3 million of obligations of states and political subdivisions and $560.8 million of loans and other securities), were pledged. Collateral required for these purposes totaled $3.0 billion. Deposits to be maintained at the Federal Reserve Bank to meet reserve requirements averaged $307.7 million in 1994 and $306.0 million in 1993.
 Liabilities associated with U.S. Government and federal agency securities sold under repurchase agreements totaled $2.2 billion as of December 31, 1994. Of this amount, 65% was related to overnight agreements; 24% was related to term agreements with maturities of 30 days or less; 9% was related to term agreements with maturities of 31 to 90 days; and 2% was related to term agreements with maturities greater than 90 days.

20. INCENTIVE PLANS AND AWARDS--
1992 INCENTIVE STOCK PLAN AND AMENDED
INCENTIVE STOCK PLAN (PLANS). As of December
31, 1994, shares available for future grants under the Plans totaled 1,598,510. Stock options granted under the Plans during 1994 and 1993 are summarized below.

                                                  Outstanding Options
                                               --------------------------
                                                Shares     Option Price
-------------------------------------------------------------------------
Outstanding at December 31, 1992               3,482,139  $ 6.74 to 39.25
-------------------------------------------------------------------------
Cancelled during 1993                             (8,250) $39.25
Exercised during 1993                           (388,298)   6.74 to 39.25
Granted during 1993                              551,700   39.75 to 41.63
-------------------------------------------------------------------------
Outstanding at December 31, 1993               3,637,291  $ 6.74 to 41.63
-------------------------------------------------------------------------
Cancelled during 1994                            (21,150) $37.69 to 39.75
Exercised during 1994                           (461,739)   6.74 to 39.25
Granted during 1994                              633,000   37.25 to 42.00
-------------------------------------------------------------------------
OUTSTANDING AT
  DECEMBER 31, 1994                            3,787,402  $ 7.64 TO 42.00
-------------------------------------------------------------------------
Exercisable at December 31, 1993               3,085,591  $ 6.74 to 39.25
-------------------------------------------------------------------------
EXERCISABLE AT
 DECEMBER 31, 1994                             3,155,902  $ 7.64 TO 41.63
-------------------------------------------------------------------------

 As of December 31, 1994, 396,000 shares of stock have been credited to performance share accounts associated with the stock awards under the Plans. At December 31, 1994, 397,486 shares had been awarded, subject to meeting established performance goals and vesting conditions, for three-year performance periods ending in 1994 through 1996. Total salary expense applicable to the stock awards was $5.2 million in 1994, $6.3 million in 1993 and $6.0 million in 1992. As of December 31, 1994 restricted stock awards outstanding to management totaled 52,500 shares.
These shares vest, subject to continuing employment, over a period of five-to-seven years. Total expense applicable to these awards was $.4 million in 1994.

OTHER INCENTIVE PLANS. Expense related to other incentive plans is included in salary expense and totaled
$28.4 million in 1994, $29.3 million in 1993 and $27.1
million in 1992.

21. INTERNATIONAL OPERATIONS (BASED ON
OBLIGOR'S DOMICILE)--Northern Trust's international activities are centered in the commercial banking, capital markets and global custody businesses of The Northern
Trust Company, Chicago, two overseas branches, one Edge
Act subsidiary and Northern Trust of Florida. Total assets employed in international operations were $2.8 billion on December 31, 1994, $2.7 billion on December 31, 1993 and $2.2 billion on December 31, 1992. Of these assets, $1.5 billion on December 31, 1994, 1993 and 1992, were employed in Europe.
 Net income from international operations includes the direct net income contributions of foreign branches and the Edge Act subsidiary. The Northern Trust Company,
Chicago and Northern Trust of Florida international profit contributions include direct salary and other expenses of the business units plus expense allocations for interest, occupancy, overhead and the provision for credit losses.
The interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.
 The pretax gain of $28.5 million ($17.7 million after-tax) on the sale of Banque Scandinave en Suisse was not included in the Geographic Distribution of Operating Performance.

                          NORTHERN TRUST CORPORATION

  The tables below summarize international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral.


GEOGRAPHIC DISTRIBUTION OF SELECTED ASSETS

                       December 31, 1994                  December 31, 1993                  December 31, 1992
               --------------------------------------------------------------------------------------------------
                 Time   Other                       Time   Other                       Time   Other
               Deposits Money          Customers' Deposits Money          Customers' Deposits Money          Customers'
                 with   Market         Acceptance   with   Market         Acceptance   with   Market         Acceptance
(In Millions)   Banks   Assets Loans   Liability   Banks   Assets Loans   Liability   Banks   Assets Loans   Liability
-----------------------------------------------------------------------------------------------------------------------
Europe         $1,257.8  $ --  $ 93.4     $ .9    $1,129.2  $ --  $184.7     $ .1    $1,333.4 $15.0  $124.6     $ .1
North America     651.7    --   141.9       --       557.5    --    44.7       --       295.2    --    28.6       --
Latin America      64.1    --   135.0*      .6       177.3    .7   116.1*     3.9       112.0   1.1   110.2*     3.6
Asia-Pacific      194.4    --    16.4       --       226.2    --     7.8       .3       118.8   2.0    10.1       .2
-----------------------------------------------------------------------------------------------------------------------
Total          $2,168.0  $ --  $386.7     $1.5    $2,090.2  $ .7  $353.3     $4.3    $1,859.4 $18.1  $273.5     $3.9
-----------------------------------------------------------------------------------------------------------------------

*Includes loans guaranteed by the Export Import Bank of $95.2 million in 1994, $85.8 million in 1993 and $57.6 million in 1992. The majority of the remaining loans are trade-related.


GEOGRAPHIC DISTRIBUTION OF OPERATING PERFORMANCE

                        1994                    1993                    1992
               ---------------------------------------------------------------------
                 Gross   Income          Gross   Income          Gross   Income
               Operating before  Net   Operating before  Net   Operating before  Net
(In Millions)   Income   Taxes  Income  Income   Taxes  Income  Income   Taxes  Income
--------------------------------------------------------------------------------------
Europe          $137.9   $19.1  $11.8   $105.7   $11.2  $ 7.1   $106.6   $ 7.9   $5.0
North America    133.9     9.1    5.6     68.2     4.7    2.9     58.5     2.8    1.9
Latin America     68.4    12.0    7.4     46.8     4.8    3.0     34.5     4.1    2.5
Asia-Pacific      42.4     7.7    4.8     20.9     3.1    1.9      7.9      .5     .3
--------------------------------------------------------------------------------------
Total           $382.6   $47.9  $29.6   $241.6   $23.8  $14.9   $207.5   $15.3   $9.7
--------------------------------------------------------------------------------------



22. ACQUISITIONS--On January 31, 1992, Northern
Trust Corporation and its subsidiary Northern Trust Bank of California N.A. completed the acquisition of a portion of the trust business assets (approximately $4 billion of assets under administration) of Trust Services of America, Inc., for a purchase price of $47.5 million. The transaction was recorded under the purchase method of accounting and resulted in goodwill of $21.1 million to be amortized on a straight-line basis over fifteen years.
 On April 15, 1994, Northern Trust completed the acquisition of Hazlehurst & Associates, Inc., a privately held retirement benefit plan services company. Hazlehurst shareholders received 534,113 shares of Corporation
Common Stock (and cash for fractional shares) totaling
$22.5 million. The transaction was accounted for as a pooling-of-interests. Prior period consolidated financial statements were not restated due to the immateriality of the transaction.
 In December 1993, the Corporation entered into a definitive agreement to acquire Beach One Financial
Services, Inc., parent company of The Beach Bank of Vero
Beach (Florida). Beach One's assets totaled $198.6 million at December 31, 1994 and net income totaled $2.9 million in 1994. The acquisition agreement calls for Beach One shareholders to receive Corporation Common Stock aggregating $56.2 million with the exchange ratio set on the basis of the average last-sale prices for the Corporation Common Stock on the NASDAQ National Market System over a 20-day trading period ending just prior to closing.
The maximum number of shares the Corporation is required to issue without further approval of directors is 1,701,515, equivalent to a formula price of $33 per share.
The minimum number of shares Beach One holders are required to accept is 1,169,791, equivalent to a formula price of $48 per share. The agreement is subject to the approval of Beach One shareholders and to various regulatory approvals and other legal requirements. This transaction is expected to be accounted for as a pooling-of-interests.
 In February 1995, the Corporation entered into a definitive agreement to acquire Tanglewood Bancshares, Inc. parent company of Tanglewood Bank N.A., Houston for $33.0 million in cash. Tanglewood's assets totaled
$229.9 million at December 31, 1994 and net income totaled $2.6 million in 1994. The agreement is subject to the approval of Tanglewood shareholders, to final due diligence and to various regulatory approvals and is expected to close in the second half of 1995.

                          NORTHERN TRUST CORPORATION

23. NORTHERN TRUST CORPORATION
(CORPORATION ONLY)--Condensed financial information is presented below. Investments in wholly owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET

                                               December 31
                                            -----------------
(In Millions)                                 1994     1993
-------------------------------------------------------------
ASSETS
Cash on Deposit with Subsidiary Bank        $    2.3 $     .1
Time Deposits with Banks-International          42.0    158.7
Securities                                     207.2    144.7
Investments in Wholly Owned Subsidiaries
 Bank Subsidiaries                           1,109.3  1,021.4
 Nonbank Subsidiaries                           27.1     22.0
Loans--Bank Subsidiaries                        75.0     75.0
     --Nonbank Subsidiaries                     13.4     10.9
     --Other                                    28.1     26.9
Buildings and Equipment                          7.5      6.2
Other Assets                                    57.3     51.5
-------------------------------------------------------------
Total Assets                                $1,569.2 $1,517.4
-------------------------------------------------------------
LIABILITIES
Commercial Paper                            $  123.8 $  124.1
Notes Payable                                  136.4    218.3
Other Liabilities                               28.3     23.3
-------------------------------------------------------------
Total Liabilities                              288.5    365.7
Stockholders' Equity                         1,280.7  1,151.7
-------------------------------------------------------------
Total Liabilities and Stockholders' Equity  $1,569.2 $1,517.4
-------------------------------------------------------------

CONDENSED STATEMENT OF INCOME

                                     For the Year Ended
                                        December 31
                                 --------------------------
(In Millions)                        1994    1993    1992
-----------------------------------------------------------
OPERATING INCOME
Dividends--Bank Subsidiaries        $ 82.1  $ 86.7  $ 68.3
         --Nonbank Subsidiaries        6.6      .6      .5
Intercompany Interest
 and Other Charges                    12.1    15.2    14.6
Interest and Other Income              9.6     6.9     8.5
-----------------------------------------------------------
Total Operating Income               110.4   109.4    91.9
-----------------------------------------------------------
Operating Expenses
 Interest Expense                     21.5    22.1    25.0
 Other Operating Expenses             17.1    12.2     5.0
-----------------------------------------------------------
Total Operating Expenses              38.6    34.3    30.0
-----------------------------------------------------------
Income before Income
 Taxes and Equity in
 Undistributed Net
 Income of Subsidiaries               71.8    75.1    61.9
Benefit for Income Taxes              (9.6)   (6.8)   (5.4)
-----------------------------------------------------------
Income before Equity in
 Undistributed Net Income
 of Subsidiaries                      81.4    81.9    67.3
Equity in Undistributed Net Income
 (Loss) of Subsidiaries
 Bank Subsidiaries                   101.7    83.0    79.2
 Nonbank Subsidiaries                  (.9)    3.0     3.0
-----------------------------------------------------------
NET INCOME                          $182.2  $167.9  $149.5
-----------------------------------------------------------
Net Income Applicable
 to Common Stock                    $174.9  $161.6  $142.7
-----------------------------------------------------------

                  NORTHERN TRUST CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

                                      For the Year Ended
                                         December 31
                                     ----------------------
(In Millions)                         1994    1993    1992
------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                           $182.2  $167.9  $149.5
Adjustments to
 Reconcile Net Income
 to Net Cash Provided
 by Operating
 Activities:
 Equity in
  Undistributed Net
  Income of
  Subsidiaries                       (100.8)  (86.0)  (82.2)
 (Increase) Decrease in
  Accrued Income                        (.9)     .3      .4
 Decrease in Prepaid
  Expenses                               .6      .2      .6
 Other Noncash, net                     4.3    (1.6)    2.3
------------------------------------------------------------
 Net Cash Flows from
  Operating Activities                 85.4    80.8    70.6
------------------------------------------------------------
INVESTING ACTIVITIES:
 Net (Increase)
  Decrease in Time
  Deposits with Banks                 116.7  (129.7)   78.9
 Purchases of
  Securities                         (227.1) (106.1) (197.7)
 Sales of Securities                  157.1    62.3   163.8
 Proceeds from
  Maturity and
  Redemption of
  Securities                            8.6    18.4    72.1
 Capital Investments in Subsidiaries   (3.0)   (4.0)  (52.5)
 Net (Increase)
  Decrease in
  Loans to
  Subsidiaries                         (2.5)  122.1  (125.7)
 Net (Increase)
  Decrease in
  Other Loans                          (1.2)     .2      .2
 Other, net                            (1.9)   (2.0)    (.9)
------------------------------------------------------------
 Net Cash Flows from
  Investing Activities                 46.7   (38.8)  (61.8)
------------------------------------------------------------
FINANCING ACTIVITIES:
 Net Decrease in
  Commercial Paper                      (.3)   (2.9)   (2.4)
 Repayment of Notes
  Payable                             (81.9)   (6.3)  (30.9)
 Treasury Stock
  Purchased                            (6.9)   (2.2)   (2.5)
 Cash Dividends Paid on
  Common and Preferred
  Stock                               (54.1)  (45.8)  (39.5)
 Proceeds from
  Preferred Stock
  Issued                                 --      --    48.5
 Net Proceeds from
  Stock Options                         4.5     4.0    11.7
 Other, net                             8.8    11.0     6.4
------------------------------------------------------------
 Net Cash Flows from
  Financing Activities               (129.9)  (42.2)   (8.7)
------------------------------------------------------------
Net Change in Cash on
 Deposit
 with Subsidiary Bank                   2.2     (.2)     .1
Cash on Deposit with
 Subsidiary Bank at
 Beginning of Year                       .1      .3      .2
------------------------------------------------------------
CASH ON DEPOSIT WITH
 SUBSIDIARY BANK AT
 END OF YEAR                         $  2.3  $   .1  $   .3
------------------------------------------------------------

                             69

                  NORTHERN TRUST CORPORATION

Report of Independent Public Accountants



TO THE STOCKHOLDERS AND BOARD OF DIRECTORS,

NORTHERN TRUST CORPORATION:



We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                                           Arthur Andersen LLP


Chicago, Illinois,
January 17, 1995.

                          NORTHERN TRUST CORPORATION

Consolidated Financial Statistics


AVERAGE BALANCE SHEET

($ In Millions)                                 1994       1993       1992       1991       1990
------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                         $ 1,206.6  $ 1,025.3  $   937.8  $   839.9  $   815.9
Money Market Assets
 Federal Funds Sold and Repurchase Agreements       237.0      171.3      237.8      304.8      285.6
 Time Deposits with Banks                         2,063.3    1,956.8    1,620.5    1,331.3      912.5
 Other                                              119.9       73.5      104.4      274.4      833.9
------------------------------------------------------------------------------------------------------
 Total Money Market Assets                        2,420.2    2,201.6    1,962.7    1,910.5    2,032.0
------------------------------------------------------------------------------------------------------
Securities
 U.S. Government and Other                        4,482.0    3,700.2    2,658.1    1,933.9    1,829.0
 Obligations of States and Political
  Subdivisions                                      465.1      502.3      516.0      533.8      510.6
 Trading Account                                     53.8       29.5       16.2       32.1       57.0
------------------------------------------------------------------------------------------------------
 Total Securities                                 5,000.9    4,232.0    3,190.3    2,499.8    2,396.6
------------------------------------------------------------------------------------------------------
Loans and Leases                                  8,316.1    7,297.1    6,452.9    6,199.4    5,847.7
Reserve for Credit Losses                          (145.2)    (145.5)    (145.6)    (146.6)    (149.3)
Other Assets                                      1,087.2    1,089.7    1,019.9      879.5      739.2
------------------------------------------------------------------------------------------------------
Total Assets                                    $17,885.8  $15,700.2  $13,418.0  $12,182.5  $11,682.1
------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits
 Demand and Other Noninterest-Bearing           $ 2,592.5  $ 2,554.9  $ 1,876.0  $ 1,635.8  $ 1,597.2
 Savings and Money Market Deposits                3,385.7    3,432.1    3,372.2    3,208.1    2,975.9
 Savings Certificates                             1,229.6    1,172.9    1,370.8    1,569.7    1,456.9
 Other Time                                         412.8      404.7      493.9      533.1      520.8
 Foreign Offices - Demand                           361.7       65.3       56.2       41.8       81.8
                 - Time                           3,284.8    2,436.4    1,815.6    1,100.6    1,105.6
------------------------------------------------------------------------------------------------------
 Total Deposits                                  11,267.1   10,066.3    8,984.7    8,089.1    7,738.2
Federal Funds Purchased                           1,350.7    1,692.5    1,540.2    1,412.8    1,463.6
Securities Sold under Agreements to Repurchase    1,444.3      664.4      542.9      463.8      700.3
Commercial Paper                                    138.1      131.5      132.9      129.3      129.0
Other Borrowings                                    864.5      868.9      526.6      703.3      483.8
Senior Medium-Term Notes                            781.8      554.1       85.2        1.6         --
Notes Payable                                       293.6      297.9      258.8      245.2      204.9
Other Liabilities                                   520.2      351.5      419.6      378.9      319.7
------------------------------------------------------------------------------------------------------
 Total Liabilities                               16,660.3   14,627.1   12,490.9   11,424.0   11,039.5
------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                              1,225.5    1,073.1      927.1      758.5      642.6
------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity      $17,885.8  $15,700.2  $13,418.0  $12,182.5  $11,682.1
------------------------------------------------------------------------------------------------------
RATIOS
 Dividend Payout Ratio                               28.4%      25.6%      24.4%      24.6%      24.5%
 Return on Average Assets                            1.02       1.07       1.11       1.05        .99
 Return on Average Common Equity                    16.57      17.89      18.71      19.01      19.78
 Tier 1 Capital to Risk-Adjusted Assets - End
  of Period                                          8.95       9.31       8.08       6.74       5.76
 Total Capital to Risk-Adjusted Assets - End
  of Period                                         12.36      13.41      11.56      10.68       8.97
 Leverage                                            6.22       6.24       6.06       5.38       4.57
 Average Stockholders' Equity to Average Assets      6.85       6.83       6.91       6.23       5.50
 Average Loans and Leases Times Average
  Stockholders' Equity                                6.8X       6.8x       7.0x       8.2x       9.1x
------------------------------------------------------------------------------------------------------
Stockholders - End of Period                        2,962      2,922      2,893      2,840      2,725
Staff - End of Period (Full-time equivalent)        6,608      6,259      6,249      5,798      5,784
------------------------------------------------------------------------------------------------------

                          NORTHERN TRUST CORPORATION

  CONSOLIDATED FINANCIAL STATISTICS


ANALYSIS OF NET INTEREST INCOME

(Interest and rate on a
taxable equivalent basis)             1994                      1993
                             --------------------------------------------------
($ In Millions)             Interest  Volume   Rate   Interest  Volume   Rate
-------------------------------------------------------------------------------
AVERAGE EARNING ASSETS
Money Market Assets
 Federal Funds Sold and Re-
  purchase Agreements        $ 10.9  $   237.0  4.59%  $  5.5  $   171.3  3.24%
 Time Deposits with Banks      97.8    2,063.3  4.74     86.5    1,956.8  4.42
 Other                          5.2      119.9  4.31      2.6       73.5  3.53
-------------------------------------------------------------------------------
Total Money Market Assets     113.9    2,420.2  4.71     94.6    2,201.6  4.30
-------------------------------------------------------------------------------
Securities
 U.S. Government               73.8    1,779.6  4.15    102.5    2,646.6  3.87
 Obligations of States and
  Political Subdivisions       52.8      465.1 11.35     58.6      502.3 11.66
 Federal Agency               114.2    2,333.6  4.90     29.7      773.9  3.84
 Other                         19.6      368.8  5.31     13.6      279.7  4.88
 Trading Account                4.3       53.8  7.91      2.2       29.5  7.52
-------------------------------------------------------------------------------
Total Securities              264.7    5,000.9  5.29    206.6    4,232.0  4.88
-------------------------------------------------------------------------------
Loans and Leases              503.5    8,316.1  6.05    439.3    7,297.1  6.02
-------------------------------------------------------------------------------
Total Earning Assets         $882.1  $15,737.2  5.61%  $740.5  $13,730.7  5.39%
-------------------------------------------------------------------------------
AVERAGE SOURCE OF FUNDS
Deposits
 Savings and Money Market
  Deposits                   $ 85.3  $ 3,385.7  2.52%  $ 78.8  $ 3,432.1  2.30%
 Savings Certificates          56.9    1,229.6  4.63     50.5    1,172.9  4.31
 Other Time                    18.6      412.8  4.50     15.7      404.7  3.88
 Foreign Offices Time         137.2    3,284.8  4.18     90.4    2,436.4  3.71
-------------------------------------------------------------------------------
Total Deposits                298.0    8,312.9  3.58    235.4    7,446.1  3.16
Federal Funds Purchased        55.5    1,350.7  4.11     51.1    1,692.5  3.02
Repurchase Agreements          61.9    1,444.3  4.28     20.0      664.4  3.00
Commercial Paper                5.9      138.1  4.31      4.3      131.5  3.23
Other Borrowings               32.4      864.5  3.75     24.6      868.9  2.83
Senior Medium-Term Notes       33.8      781.8  4.32     18.4      554.1  3.33
Notes Payable                  23.0      293.6  7.84     23.3      297.9  7.84
-------------------------------------------------------------------------------
Total Interest-Related
 Funds                        510.5   13,185.9  3.87    377.1   11,655.4  3.23
-------------------------------------------------------------------------------
Interest Rate Spread             --         --  1.74%      --         --  2.16%
-------------------------------------------------------------------------------
Noninterest-Related Funds        --    2,551.3    --       --    2,075.3    --
-------------------------------------------------------------------------------
Total Source of Funds        $510.5  $15,737.2  3.25%  $377.1  $13,730.7  2.74%
-------------------------------------------------------------------------------
Net Interest Income/Margin   $371.6         --  2.36%  $363.4         --  2.65%
-------------------------------------------------------------------------------
NET INTEREST INCOME/MARGIN
 COMPONENTS
Domestic                     $360.9  $12,890.4  2.80%  $345.6  $11,491.0  3.01%
International                  10.7    2,846.8   .38     17.8    2,239.7   .79
-------------------------------------------------------------------------------
Consolidated                 $371.6  $15,737.2  2.36%  $363.4  $13,730.7  2.65%
-------------------------------------------------------------------------------

Notes: -- Average volume includes nonaccrual loans.
       -- Interest on loans and money market assets includes fees of $6.8 million in 1994, $13.9 million in 1993, $11.7 million in 1992, $5.1 million in 1991 and $5.6 million in 1990.
       -- Total interest income includes adjustments on loans and securities (primarily obligations of states and political subdivisions) to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35% for 1994-1993 and 34% for 1992-1990) and State of
          Illinois income tax rate (7.18%) before giving effect to the deductibility of state taxes for federal income tax purposes. Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $33.4 million in 1994, $34.1 million in 1993, $32.5 million in 1992, $36.0 million in 1991 and $38.1 million in 1990.
       -- Yields on the portion of the securities portfolio classified as available for sale are based on amortized cost.

                          NORTHERN TRUST CORPORATION

           1992                      1991                      1990
------------------------------------------------------------------------------
Interest   Volume    Rate  Interest  Volume    Rate  Interest  Volume    Rate
------------------------------------------------------------------------------
 $  8.8   $   237.8  3.70%  $ 17.8  $   304.8  5.83%  $ 23.3  $   285.6  8.16%
   95.6     1,620.5  5.90    108.1    1,331.3  8.12     93.5      912.5 10.25
    4.6       104.4  4.46     20.7      274.4  7.54     70.6      833.9  8.47
------------------------------------------------------------------------------
  109.0     1,962.7  5.55    146.6    1,910.5  7.68    187.4    2,032.0  9.22
------------------------------------------------------------------------------
   90.3     1,759.7  5.13     65.0      943.4  6.89     59.5      659.9  9.03
   59.2       516.0 11.46     61.4      533.8 11.51     58.8      510.6 11.52
   23.9       521.6  4.59     25.3      346.5  7.29     40.9      458.3  8.92
   22.9       376.8  6.07     52.3      644.0  8.12     64.1      710.8  9.01
    1.0        16.2  6.01      2.5       32.1  7.92      5.0       57.0  8.88
------------------------------------------------------------------------------
  197.3     3,190.3  6.18    206.5    2,499.8  8.26    228.3    2,396.6  9.53
------------------------------------------------------------------------------
  448.1     6,452.9  6.94    530.3    6,199.4  8.55    576.0    5,847.7  9.85
------------------------------------------------------------------------------
 $754.4   $11,605.9  6.50%  $883.4  $10,609.7  8.33%  $991.7  $10,276.3  9.65%
------------------------------------------------------------------------------
 $ 99.1   $ 3,372.2  2.94%  $159.2  $ 3,208.1  4.96%  $194.7  $ 2,975.9  6.54%
   69.9     1,370.8  5.10    104.3    1,569.7  6.64    115.0    1,456.9  7.89
   25.4       493.9  5.15     38.3      533.1  7.19     42.6      520.8  8.18
   95.7     1,815.6  5.27     88.6    1,100.6  8.05    109.4    1,105.6  9.90
------------------------------------------------------------------------------
  290.1     7,052.5  4.11    390.4    6,411.5  6.09    461.7    6,059.2  7.62
   53.5     1,540.2  3.47     78.7    1,412.8  5.57    117.9    1,463.6  8.05
   19.8       542.9  3.65     26.2      463.8  5.65     55.9      700.3  7.98
    5.2       132.9  3.88      8.0      129.3  6.19     10.6      129.0  8.19
   18.1       526.6  3.45     40.7      703.3  5.78     38.5      483.8  7.96
    3.0        85.2  3.49       .1        1.6  8.68       --         --     --
   21.0       258.8  8.11     21.4      245.2  8.71     19.7      204.9  9.61
------------------------------------------------------------------------------
  410.7    10,139.1  4.05    565.5    9,367.5  6.04    704.3    9,040.8  7.79
------------------------------------------------------------------------------
     --          --  2.45%      --         --  2.29%      --         --  1.86%
------------------------------------------------------------------------------
     --     1,466.8     --      --    1,242.2     --      --    1,235.5     --
------------------------------------------------------------------------------
 $410.7   $11,605.9  3.54%  $565.5  $10,609.7  5.33%  $704.3  $10,276.3  6.85%
------------------------------------------------------------------------------
 $343.7          --  2.96%  $317.9         --  3.00%  $287.4         --  2.80%
------------------------------------------------------------------------------
 $325.7   $ 9,659.9  3.37%  $300.8  $ 8,981.9  3.39%  $274.0  $ 9,072.7  3.02%
   18.0     1,946.0   .93     17.1    1,627.8  1.05     13.4    1,203.6  1.11
------------------------------------------------------------------------------
 $343.7   $11,605.9  2.96%  $317.9  $10,609.7  3.00%  $287.4  $10,276.3  2.80%
------------------------------------------------------------------------------

                       NORTHERN TRUST CORPORATION

  Consolidated Financial Statistics

QUARTERLY FINANCIAL DATA

STATEMENT OF INCOME

                                                 1994
                             -------------------------------------------------
($ In Millions Except Per     Entire     Fourth    Third     Second    First
Share Information)             Year     Quarter   Quarter   Quarter   Quarter
-------------------------------------------------------------------------------
Interest Income              $   848.7     243.0     221.5     200.0     184.2
Interest Expense                 510.5     154.3     135.8     118.1     102.3
-------------------------------------------------------------------------------
Net Interest Income              338.2      88.7      85.7      81.9      81.9
Provision for Credit Losses        6.0       1.0       1.0       1.0       3.0
Noninterest Income               629.9     150.5     152.1     178.3     149.0
Investment Security Gains
 (Losses)                          (.1)       --       (.2)      (.1)       .2
Noninterest Expenses             700.5     184.9     166.2     187.5     161.9
Provision for Income Taxes        79.3      13.2      22.4      22.9      20.8
-------------------------------------------------------------------------------
NET INCOME                       182.2      40.1      48.0      48.7      45.4
-------------------------------------------------------------------------------
Net Income Applicable to
 Common Stock                    174.9      38.0      46.2      46.9      43.8
-------------------------------------------------------------------------------
PER COMMON SHARE
Net Income - Primary         $    3.17       .69       .83       .85       .80
           - Fully Diluted        3.16       .69       .83       .85       .80
-------------------------------------------------------------------------------

AVERAGE BALANCE SHEET
(In Millions)
-------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks      $ 1,206.6   1,176.3   1,151.3   1,244.0   1,256.3
Money Market Assets            2,420.2   2,206.2   2,425.0   2,610.1   2,441.8
Securities                     5,000.9   5,500.4   5,140.7   4,591.4   4,761.3
Loans and Leases               8,316.1   8,618.7   8,434.9   8,271.6   7,930.4
Reserve for Credit Losses       (145.2)   (144.9)   (144.9)   (145.3)   (145.6)
Other Assets                   1,087.2   1,020.1   1,059.9   1,191.2   1,078.7
-------------------------------------------------------------------------------
Total Assets                  17,885.8  18,376.8  18,066.9  17,763.0  17,322.9
-------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLD-
 ERS' EQUITY
Deposits
 Demand and Other Noninter-
  est-Bearing                $ 2,592.5   2,625.0   2,522.3   2,595.7   2,627.7
 Savings and Others            4,615.3   4,664.9   4,623.6   4,608.1   4,563.6
 Other Time                      412.8     451.4     469.5     416.8     311.2
 Foreign Offices               3,646.5   4,147.6   3,936.8   3,491.4   2,994.3
-------------------------------------------------------------------------------
Total Deposits                11,267.1  11,888.9  11,552.2  11,112.0  10,496.8
Purchased Funds                3,797.6   3,567.8   3,633.0   3,791.2   4,207.3
Senior Medium-Term Notes         781.8     770.5     801.6     803.4     751.5
Notes Payable                    293.6     248.3     273.6     326.7     326.8
Other Liabilities                520.2     623.1     561.1     516.6     376.9
Stockholders' Equity           1,225.5   1,278.2   1,245.4   1,213.1   1,163.6
-------------------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity         17,885.8  18,376.8  18,066.9  17,763.0  17,322.9
-------------------------------------------------------------------------------

ANALYSIS OF NET INTEREST INCOME
($ In Millions)
-------------------------------------------------------------------------------
Earning Assets               $15,737.2  16,325.3  16,000.6  15,473.1  15,133.5
Interest-Related Funds        13,185.9  13,520.2  13,378.2  13,011.4  12,824.2
Noninterest-Related Funds      2,551.3   2,805.1   2,622.4   2,461.7   2,309.3
Net Interest Income (Tax-
 able equivalent)                371.6      97.8      93.9      90.1      89.8
Net Interest Margin (Tax-
 able equivalent)                 2.36%     2.38      2.33      2.33      2.41
-------------------------------------------------------------------------------

COMMON STOCK DIVIDEND AND MARKET PRICE
-------------------------------------------------------------------------------
Dividends                    $     .92       .26       .22       .22       .22
Market Price Range - High        43.25     38.25     41.75     43.25     43.00
                   - Low         32.25     32.25     35.75     40.25     39.50
-------------------------------------------------------------------------------

The common stock of Northern Trust Corporation is traded in the over-the-counter market under the symbol NTRS. The above quotations are from the NASDAQ system. The number of stockholders of record at December 31, 1994, was 2,962.

                          NORTHERN TRUST CORPORATION

Corporate Structure




NORTHERN TRUST CORPORATION
50 South LaSalle Street, Chicago, Illinois 60675
(312) 630-6000



PRINCIPAL SUBSIDIARY
THE NORTHERN TRUST COMPANY
50 South LaSalle Street, Chicago, Illinois 60675


  Wacker Drive Financial Center
  125 South Wacker Drive, Chicago, Illinois 60675

  Oak Street Financial Center
  120 East Oak Street, Chicago, Illinois 60611

  Highland Park Financial Center
  579 Central Avenue
  Highland Park, Illinois 60035

  Winnetka Financial Center
  62 Green Bay Road, Winnetka, Illinois 60093

  Chicago South Financial Center
  7801 South State Street
  Chicago, Illinois 60619

  London Branch
  155 Bishopsgate, London EC2M 3XS, England

  Cayman Islands Branch
  P.O. Box 501, Georgetown, Cayman Islands,
  British West Indies


SUBSIDIARIES OF THE
NORTHERN TRUST COMPANY
The Northern Trust International Banking Corporation
One World Trade Center, New York, New York 10048

Northern Global Financial Services Limited
18 Harbour Road, Wanchai
Hong Kong

NorLease, Inc.
50 South LaSalle Street, Chicago, Illinois 60675

The Northern Trust Company, Canada
161 Bay Street, Suite 4540, B.C.E. Place
Toronto, Canada M5J 2S1


INTERNATIONAL AFFILIATES
Banque Rivaud
13 rue Notre-Dames des Victoires,
75082 Paris Cedex 02, France

Transatlantic Trust Corporation
75 Rochford Street
P.O. Box 429
Charlottetown, Prince Edward Island,
 Canada C1A 7K7

                        THE NORTHERN TRUST CORPORATION

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

NORTHERN TRUST BANK/DUPAGE
One Oakbrook Terrace,
 Oakbrook Terrace, Illinois 60181
400 East Diehl Road, Naperville, Illinois 60563

NORTHERN TRUST BANK OF FLORIDA N.A.
700 Brickell Avenue, Miami, Florida 33131
595 Biltmore Way, Coral Gables, Florida 33134
328 Crandon Boulevard, Suite 101,
 Key Biscayne, Florida 33149
3001 Aventura Boulevard, Aventura, Florida 33180
1100 East Las Olas Boulevard,
 Fort Lauderdale, Florida 33301
2601 East Oakland Park Boulevard,
 Fort Lauderdale, Florida 33306
301 Yamato Road, Boca Raton, Florida 33431
440 Royal Palm Way, Palm Beach, Florida 33480
11780 U.S. Highway 1, Building 3, Suite 100,
 North Palm Beach, Florida 33408
4001 Tamiami Trail North, Naples, Florida 33940
530 Fifth Avenue South, Naples, Florida 33940
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236
901 Venetia Bay Boulevard, Suite 100,
 Venice, Florida 34292
540 Bay Isles Road, Longboat Key, Florida 34228
100 Second Avenue South,
 St. Petersburg, Florida 33701

NORTHERN TRUST BANK OF ARIZONA N.A.
2398 East Camelback Road, Phoenix, Arizona 85016
6373 East Tanque Verde Road, Tucson, Arizona 85715
10220 West Bell Road, Sun City, Arizona 85351
10015 Royal Oak Road, Sun City, Arizona 85351
7001 North Scottsdale Road, Scottsdale, Arizona 85253

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

THE NORTHERN TRUST COMPANY OF NEW YORK
80 Broad Street, New York, New York 10004

NORTHERN TRUST CAYMAN INTERNATIONAL, LTD.
P.O. Box 1586, Grand Cayman,
 Cayman Islands, British West Indies

NORTHERN TRUST SECURITIES, INC.
50 South LaSalle Street, Chicago, Illinois 60675

BERRY, HARTELL, EVERS & OSBORNE, INC.
580 California Street, San Francisco, California 94104

HAZLEHURST & ASSOCIATES, INC.
400 Perimeter Center Terrace, Suite 850,
 Atlanta, Georgia 30346
19119 North Creek Parkway, Suite 200,
 Bothell, Washington 98011

NORTHERN FUTURES CORPORATION
50 South LaSalle Street, Chicago, Illinois 60675

NORTHERN TRUST SERVICES, INC.
50 South LaSalle Street, Chicago, Illinois 60675

                                      81

                          NORTHERN TRUST CORPORATION