Form 10-K405, Exhibit 13
period 1995-12-31
NORTHERN TRUST CORP
filed 1996-03-12
CIK 73124

                                                             EXHIBIT NUMBER (13)
                                                             TO 1995 FORM 10-K
  Management's Discussion and Analysis of Financial
  Condition and Results of Operations

Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company
(Bank), an Illinois banking corporation with its headquarters located in the Chicago financial district. The Corporation also owns banks in each of the states of Arizona, California, Florida and Texas, and various other nonbank subsidiaries, including a securities brokerage firm, a futures commission merchant, an international investment consulting firm and a retirement benefit plan services company. The Corporation's three other Illinois banks were merged into the Bank on February 29, 1996. Although the operations of other subsidiaries will be of increasing significance, it is expected that the Bank will continue to be the major source of the consolidated assets, revenues and net income in the foreseeable future.
All references to Northern Trust refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.
The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Northern Trust's Consolidated Fi-nancial Statements and Consolidated Financial Statistics included herein.

RESULTS OF OPERATIONS
OVERVIEW. Net income for 1995 totaled a record $220.0 million, a 20.8% increase from the $182.2 million earned in 1994 which in turn was 8.5% greater than the $167.9 million earned in 1993.
On a fully diluted basis, net income per common share increased 17% to $3.70 in 1995, compared with net income per common share of $3.16 in 1994 and $2.95 in 1993.
The record 1995 net income performance, together with strong growth in equity, produced a return on average common stockholders' equity of 17.6% compared with 16.6% in 1994 and 17.9% in 1993. The return on average assets was 1.13% in 1995 compared with 1.02% in 1994 and 1.07% in 1993.
1995 marks the eighth consecutive year of record earnings. Trust fees reached a new high, surpassing $500 million, while trust assets under administration reached $614 billion at December 31, 1995, up $115 billion from 1994. The record earnings resulted from excellent growth in all of Northern Trust's diversified revenue sources combined with strong expense control.
Primarily through the retention of earnings, stockholders' equity grew to $1.5 billion as compared to $1.3 billion at December 31, 1994 and $1.2 billion at December 31, 1993.
The Board of Directors increased the quarterly dividend per common share 19.2% in November 1995, to $.31 from $.26, for a new annual rate of $1.24. This is the ninth consecutive year in which the dividend rate has been increased, and reflects a policy of increasing the dividend rate with increased profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet.
Northern Trust's strategy will focus on those businesses with the greatest growth and profitability potential while continuing to emphasize service quality, cost containment and the maximization of the benefits derived from its investments in technology. Expense growth and capital expenditures are also closely monitored to ensure that short- and long-term business strategies are effectively supported. In early 1995, Northern Trust committed to control its expense growth rate by taking approximately $50 million out of base expenses over the next three years. Northern Trust met its goal for 1995 and now expects to meet the balance of the three-year goal during 1996.
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

(In Millions Except Per
Share Amounts)                1995      1994      1993      1992      1991
-----------------------------------------------------------------------------
Net Interest Income         $   357.6 $   334.6 $   327.9 $   310.3 $   281.1
Provision for Credit
 Losses                           6.0       6.0      19.5      29.5      31.0
Noninterest Income
  Trust Fees                    505.0     453.4     404.8     368.4     303.1
  Other Noninterest Income      173.1     180.0     149.0     141.9     110.5
Noninterest Expenses            709.2     700.5     628.2     584.6     500.1
Provision for Income Taxes      100.5      79.3      66.1      57.0      36.2
-----------------------------------------------------------------------------
NET INCOME                  $   220.0 $   182.2 $   167.9 $   149.5 $   127.4
-----------------------------------------------------------------------------
Net Income Applicable to
 Common Stock               $   211.5 $   174.9 $   161.6 $   142.7 $   121.4
-----------------------------------------------------------------------------
PER COMMON SHARE
Net Income-Primary          $    3.75 $    3.17 $    2.96 $    2.64 $    2.29
-Fully Diluted                   3.70      3.16      2.95      2.64      2.27
Dividends Declared               1.09       .92      .775      .665       .58
-----------------------------------------------------------------------------
Average Total Assets        $19,409.5 $17,885.8 $15,700.2 $13,418.0 $12,182.5
Senior Notes at Year-End         17.0     547.0     817.0     312.0       2.0
Notes Payable at Year-End       334.6     244.8     326.8     233.2     264.1

12 Northern Trust Corporation

NONINTEREST INCOME. The success of Northern Trust's strategy of maintaining a diverse revenue base is evidenced by the fact that noninterest income represents 63% of its total taxable equivalent revenue, compared with 62% one year ago, exclusive of the $28.5 million 1994 pretax gain on the sale of the Corporation's 21% interest in Banque Scandinave en Suisse (BSS). Noninterest income totaled $678.1 million in 1995, $633.4 million in 1994 and $553.8 million in 1993.
TRUST FEES. Trust fees accounted for nearly 75% of total noninterest income and 47% of total taxable equivalent revenue in 1995. Trust fees for 1995 increased 11% to $505.0 million from $453.4 million in 1994 which was up 12% from $404.8 million in 1993. Trust fees have increased at a compound growth rate of 13% for the last five years. The increase in 1995 trust fees is principally the result of growth in business from new and existing clients, particularly for investment management, custody, retirement services and securities lending services coupled with growth in stock and bond market values. The March 31,
1995 acquisition of The Beach Bank of Vero Beach, Florida (Beach Bank) and the October 31, 1995 acquisition of RCB International, Inc. (RCB), an international provider of institutional investment management services, contributed approximately $6.1 million in trust fees in 1995. Contributing to the 1994 fee growth were new business results in addition to the incremental impact of fees contributed by Hazlehurst & Associates, Inc. (Hazlehurst), an April 1994 acquisition.
Fees are based on the market value of assets managed and administered, transaction fees and other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, Northern Trust receives a smaller percentage of the increasing value as fee income. Therefore, market value or other incremental changes in a portfolio's size do not typically have a proportionate impact on the level of trust fees. In addition to fees, certain trust-related activities result in deposits, primarily interest-bearing, which are maintained with the bank subsidiaries and foreign branches. These deposits averaged $4.6 billion in 1995 and $3.9 billion in 1994.
Northern Trust's fiduciary business encompasses Master Trust, Master Custody, investment management and retirement services for corporate and institutional asset pools, as well as a complete range of estate planning, fiduciary, and asset management services for individuals. Fees from these highly focused services are fairly evenly distributed between Northern Trust's two business units, Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). The discussion of trust activities in each of these business units follows.
CORPORATE AND INSTITUTIONAL SERVICES. At December 31, 1995 trust assets under administration in C&IS totaled $550.5 billion, an increase of 23% from $447.2 billion a year ago. Trust fees in C&IS increased 12% in 1995 to $257.5 million from $230.1 million in 1994 which was up 18% from $195.0 million in 1993. Northern Trust is a leading provider of Master Trust and Master Custody services to large U.S. corporate, middle market, institutional and international clients, and public and union retirement funds. In addition to Master Trust and Master Custody, C&IS offers a comprehensive array of retirement service and investment service products.
Large U.S. Corporate. Trust fees from the large U.S. corporate market segment totaled $86.1 million in 1995. Trust fees for this segment in 1994 and 1993 totaled $81.4 million and $77.3 million, respectively. Assets under administration totaled $186.5 billion at December 31, 1995 compared with $152.9 billion a year ago.
Much of the anticipated growth in retirement assets is expected to be from defined contribution plans of U.S. corporations. Northern Trust believes that it is well-positioned to benefit from this trend given its long-term relationships with corporate sponsors, its family of institutional funds, and the services offered through Hazlehurst.
Middle Market. Trust fees from the middle market segment totaled $25.3 million in 1995. Trust fees for this segment in 1994 and 1993 totaled $25.1 million and $22.4 million, respectively. Assets under administration totaled $19.0 billion at December 31, 1995 compared with $17.1 billion a year ago. New business has primarily been attributable to the sale of investment service products. Effective January 1, 1996, the trust and banking activities of the middle market segment transferred to the PFS business unit.
Institutional. This market segment, which includes insurance companies, foundations and endowments, and correspondent trust services, provides attractive growth opportunities for trust and banking services. The insurance industry continues to consolidate its relationships with providers who can meet their full range of banking and custody needs. Northern Trust seeks to maintain an array of products and services, a strong capital position and systems capabilities that position it to increase its share of this market. It is a leading provider of custody services to foundations and endowments. Three of the ten largest foundations are clients as are many of the largest endowment funds in the United States. Northern Trust leverages its investment in technology by providing smaller bank trust departments with custody, systems, and investment services through its correspondent trust services offerings. Trust fees from the institutional market segment in 1995, 1994 and 1993 totaled $50.1 million, $48.0 million
                                                  Northern Trust Corporation  13

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

and $43.4 million, respectively. Assets under administration at December 31, 1995 increased to $141.6 billion from $118.9 billion at December 31, 1994. International. This segment is composed of non-U.S. clients from eighteen countries and has had the highest compound growth rate for the last three years when measured in terms of assets under administration and trust fees. At December 31, 1995 assets under administration totaled $67.3 billion, up 40% from $48.1 billion at year-end 1994, which in turn was up 51% over the previous year-end. Trust fees for 1995 increased 18% to $33.9 million. This compares with $28.8 million in 1994 which was up 56% from $18.4 million in 1993. Northern Trust continues to invest in the required systems capabilities and sub-custodial network necessary to capitalize on the growth opportunities presented by the development of worldwide financial markets.
Retirement Services. Public and union retirement funds and the operations of Hazlehurst are included in retirement services. In 1995 these activities contributed $58.3 million in trust fees, compared with $46.8 million in 1994 and $33.5 million in 1993. At December 31, 1995, $104.7 billion of assets were under administration versus $83.8 billion at December 31, 1994. Growth in this area has been driven by increased funding of plans by state and local public entities and the use of outside service providers as reporting requirements have become more complex. Although the public and union retirement funds market segment tends to be price sensitive, investments in technology have allowed Northern Trust to compete effectively on the basis of both cost and quality of service to the client. The services offered through Hazlehurst include retirement plan design, participant recordkeeping, and actuarial and consulting services that complement Northern Trust's custody, fiduciary and investment management capabilities in the strategically important retirement services market.
Investment Services. Investment management activities, securities lending, and the operations of RCB are included in investment services. This group is responsible for the managed portion of trust assets under administration that are shown within the various market segments. Fees associated with these activities, with the exception of RCB-related fees, are also shown within the market segments. Total assets under management grew from $51.5 billion at year-end 1994 to $67.2 billion at year-end 1995; $35.8 billion was direct asset management while the remaining $31.4 billion was securities lending collateral. Northern Trust accelerated in 1995 its positioning as a global, multi-asset class manager with an expanded array of investment service and product capabilities. Advisory services assist clients in defining and evaluating their investment strategy. Investment products, developed by Northern Trust and selected partners, help clients implement their investment strategies. Information products, delivered through Passport, provide assistance in monitoring conformance with investment policy guidelines. Northern Trust continues to be ranked by Pensions and Investments magazine as one of the largest institutional money managers in the U.S.
On October 31, 1995, Northern Trust completed its acquisition of RCB International, Inc., which had $5.0 billion in assets under management at year-end 1995 and provided $3.8 million in trust fees in 1995. RCB provides value-added U.S. and international multiple manager programs to complement the capabilities of Northern Trust in the fixed income, equity and short-term markets.
Clients who utilize trust services may elect to have their securities lent to generate revenues, thereby improving their portfolio's total return. The cash that has been deposited by investment firms as collateral for securities they have borrowed from trust clients under the securities lending program is managed by Northern Trust and included in trust assets under management. The growth in domestic and international lending fees, up 19% over 1994, reflects an increase in the volume of securities loaned. The cash collateral totaled $31.4 billion and $26.4 billion at December 31, 1995 and 1994, respectively. During the first quarter of 1995, Northern Trust commenced operations in its new Hong Kong subsidiary to better facilitate the lending of securities from its clients' global portfolios. Also in 1995, additional investment options were made available to those clients participating in the securities lending program thereby allowing clients to have more control over the degree of investment risk which they assume.
Custody Services. With respect to the basic custody service product, price competition has remained intense in all segments of the corporate trust business. Northern Trust believes that it is positioned to deal with these pressures and maintain acceptable profitability because of its focus on providing unrivaled service quality, developing deeper client relationships that include services other than basic custody, economies of scale and technological innovation.
In terms of assets under administration, global custody is one of the fastest growing products within C&IS. This product provides the necessary service capabilities for the growing volume of foreign assets that are held by U.S. and non-U.S. domiciled clients. Through its worldwide network of subcustodians in 66 countries, Northern Trust had global assets of approximately $85 billion under administration at December 31, 1995 which is 30% greater than last year.

14 Northern Trust Corporation

CONSOLIDATED TRUST ASSETS UNDER ADMINISTRATION

                                                              Percent Five-Year
                                      December 31             Change  Compound
                           ---------------------------------- -------  Growth
($ In Billions)             1995   1994   1993   1992   1991  1995/94   Rate
-------------------------------------------------------------------------------
Corporate                  $ 67.2 $ 51.5 $ 46.6 $ 41.7 $ 36.0    30%      12%
Personal                     38.3   30.8   30.5   27.9   22.7   24       15
-------------------------------------------------------------------------------
TOTAL MANAGED TRUST
 ASSETS                    $105.5 $ 82.3 $ 77.1 $ 69.6 $ 58.7    28%      13%
-------------------------------------------------------------------------------
Corporate                  $483.3 $395.7 $379.9 $323.2 $287.8    22%      19%
Personal                     25.1   20.6   19.5   18.9   14.8   22       15
-------------------------------------------------------------------------------
TOTAL NON-MANAGED TRUST
 ASSETS                    $508.4 $416.3 $399.4 $342.1 $302.6    22%      18%
-------------------------------------------------------------------------------
CONSOLIDATED TRUST ASSETS
 UNDER ADMINISTRATION      $613.9 $498.6 $476.5 $411.7 $361.3    23%      17%

PERSONAL FINANCIAL SERVICES. At December 31, 1995 trust assets under administration in PFS totaled $63.4 billion, an increase of 23% from $51.4 billion at December 31, 1994. Trust fees increased 11% in 1995 to $247.5 million while 1994 trust fees totaled $223.3 million, an increase of 7% from $209.8 million in 1993. Although all geographic markets contributed to the 1995 increase, the strongest fee growth occurred in the Wealth Management Group and the Florida and Texas markets.
Northern Trust has positioned itself in states having significant concentrations of wealth and growth potential, with a network of 52 locations in Illinois, Florida, California, Arizona, and Texas as of February 1996. With an established presence in these growing markets, Northern Trust believes that it has the momentum to continue to grow personal trust fees.
Illinois. Personal trust fees in Illinois increased 8% to $124.0 million in 1995 from $114.7 million in 1994, which was up 5% from $109.8 million in 1993. Over 40% of the increase in Illinois-based PFS fees is attributable to the rapid growth in services provided by the Wealth Management Group. Northern Trust's Wealth Management Group provides customized products and services to meet the complex financial needs of families throughout the country with assets typically exceeding $100 million. The moderate rate of growth in other trust fees in Illinois is attributable, in part, to the maturity of the trust business within the lead bank in Chicago. As assets are distributed or liquidated from older trust accounts, revenues from the existing book of business decline and partially offset the effect of new business. Northern Trust has the leading market share in the Chicago area personal trust market. Including the Wealth Management Group, total trust assets under administration totaled $40.1 billion at December 31, 1995 compared with $32.8 billion a year ago. Over the years clients have been attracted by both the quality of trust services and the financial strength and stability which Northern Trust has consistently achieved. These qualities, combined with credit ratings that are top tier, have allowed Northern Trust to enhance the growth of its personal trust business. It is expected that the Chicago area market will continue to be a significant contributor to personal trust revenues.
Florida. The personal trust business in Florida continues to be a significant contributor to the growth in personal trust fees. Trust fees for 1995 totaled $65.9 million, up 15% from $57.2 million in 1994 which was up 9% from $52.2 million in 1993. Included in the 1995 results is $2.3 million of fees contributed by Beach Bank, a March 31, 1995 acquisition. Trust assets under administration were $13.2 billion at December 31, 1995, and $10.3 billion at year-end 1994. The five-year compound growth rates for trust fees and trust assets have been 13% and 15%, respectively. With two new offices in Vero Beach and one each in Bradenton, Bonita Springs and Delray Beach, Northern Trust now has twenty-one offices located in coastal communities encompassing the southern half of the state. Management believes there remains significant opportunity for growth in the markets currently served in Florida.
California. Northern Trust's California subsidiary has six offices strategically located throughout the state to reach the California trust market. Trust fees for 1995 increased 9% to $37.0 million from $34.0 million in 1994 which was up 5% from $32.3 million in 1993. Trust assets under administration totaled $6.1 billion at December 31, 1995 and $5.3 billion at December 31, 1994.
Arizona. Northern Trust Bank of Arizona N.A. is one of the largest providers of personal trust services in the state. As in other markets, the strategy in Arizona includes providing private banking and trust services to targeted high net worth individuals. Trust fees from this market were $13.7 million in 1995, $12.8 million in 1994 and $11.9 million in 1993. Assets under administration at December 31, 1995 and 1994 totaled $2.1 billion and $1.7 billion, respectively.

                                                   Northern Trust Corporation 15

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

Texas. Northern Trust expanded its presence in Texas during 1995 with the acquisition of Tanglewood Bancshares, Inc., parent company of Tanglewood Bank N.A. of Houston, in the third quarter. The two banking locations acquired now provide trust services and complement Northern Trust's existing facilities, positioning Northern Trust as a premier provider of personal trust and financial services in this attractive market. With offices in Dallas and Houston, Northern Trust Bank of Texas N.A. is located in the two most important metropolitan markets in the state and has expanded from one office to six offices since its entry into the Texas market in 1989. Trust fees for 1995, 1994 and 1993 were $6.9 million, $4.6 million and $3.6 million, respectively. Trust assets under administration were $1.9 billion at December 31, 1995 and $1.3 billion at December 31, 1994.
Investment Management. Northern Trust believes that its expertise in investment management provides a competitive advantage in executing its personal trust strategy. For example, investment management performance for bond accounts remains in the top quartile for every cumulative performance period from one through nine years ended December 31, 1995, as measured by SEI, a nationally recognized plan sponsor consultant. Investment management performance for equity accounts was solidly above the median for every cumulative performance period from six through ten years ended December 31, 1995, as measured by SEI. Northern Trust leveraged its investment expertise with the establishment in 1994 of a second mutual fund family, the Northern Funds. Assets in this family of funds reached $3.6 billion at year-end. This mutual fund family serves the investment needs of personal clients, while the Benchmark family of mutual funds continues to serve the needs of institutional clients.
The national personal trust strategy will focus primarily on increasing market share in present geographic locations and other selected upscale personal markets. In Florida, expansion into additional counties is planned over the next three to five years. This expansion will be achieved primarily de novo, but may include selective acquisitions. In the newer growth areas around Phoenix and Tucson, Arizona, there are plans to open new offices during the course of the next several years. In Illinois, certain suburban communities have been identified for new offices and an additional inner city location is also contemplated.
SECURITY COMMISSIONS AND TRADING INCOME. Security commissions and trading income totaled $21.7 million in 1995, compared with $22.0 million in 1994 and $21.3 million in 1993. This income is primarily generated from securities brokerage and futures contract services. Additional revenue is provided from underwriting selected general obligation tax-exempt securities, security trades and interest risk management activities with clients. The 1995 results reflect modest growth in security brokerage activities offset by a decline in the clearing volume of futures contracts.
OTHER OPERATING INCOME. Other operating income in 1995 totaled $150.4 million compared with $158.1 million in 1994 and $125.9 million in 1993. The 1994 results included a $28.5 million pretax gain on the sale of BSS, which was net of approximately $6.0 million in ancillary and other sale-related transition costs associated with the transfer of custody accounts from BSS to the Bank's London branch. The principal items included in other operating income are foreign exchange trading profits and treasury management fees. Foreign exchange trading profits totaled a record $55.3 million, up 54% from the $35.9 million reported a year ago, which was up from $32.4 million in 1993. A substantial component of foreign exchange profits resulted from transactions associated with the growing global custody business. As custodian, Northern Trust provides foreign exchange services in the normal course of business. Active management of currency positions, within established limits, produced an ancillary component of aggregate trading profits. The fee portion of treasury management revenues totaled $49.6 million in 1995, a 7% increase from the $46.3 million reported in 1994 compared with $49.0 million in 1993. Total treasury management revenues, which, in addition to fees, include the value of compensating deposit balances, increased 6% to $77.5 million from $73.0 million in 1994 and $72.4 million in 1993. Other operating income in 1995 reflected losses of $.5 million from the sale of mortgage loans, compared with gains of $.1 million in 1994 and $3.9 million in 1993. Other operating income in 1995 also benefited from higher fees on trust-related overnight advances offset by lower revenues from operating other real estate owned (OREO) assets.
A significant portion of noninterest income is generated through trust, treasury management, brokerage, check processing, payment and security clearing, and other banking-related services. In providing these services, which are principally paid for in fees rather than compensating balances, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processed cash and security transactions exceeding $90 billion on average each business day. Controls over such activities are closely monitored to safeguard the assets of Northern Trust and its clients.
INVESTMENT SECURITY GAINS AND LOSSES. Net security gains totaling $1.0 million were realized in 1995 primarily from held to maturity securities that were called at a premium, in addition to $.1 million in gains from the sale of securities classified as available for sale. This compares with net losses of $.1 million in 1994 and $1.8 million in net gains in 1993.

16 Northern Trust Corporation

ANALYSIS OF NET INTEREST INCOME
(FTE)

                                                            Percent Change
                                                            ---------------
($ In Millions)              1995       1994       1993     1995/94 1994/93
---------------------------------------------------------------------------
Interest Income            $ 1,104.0  $   848.7  $   706.4   30.1%    20.2%
Fully Taxable Equivalent
 Adjustment                     37.6       33.4       34.1   12.6     (2.3)
---------------------------------------------------------------------------
Total Interest Income-FTE    1,141.6      882.1      740.5   29.4     19.1
Total Interest Expense         746.4      514.1      378.5   45.2     35.8
---------------------------------------------------------------------------
NET INTEREST INCOME--FTE       395.2      368.0      362.0    7.4      1.6
---------------------------------------------------------------------------
AVERAGE VOLUME
 Earning Assets             17,193.7   15,737.2   13,730.7    9.3     14.6
 Interest-Related Funds     14,528.3   13,328.9   11,727.3    9.0     13.7
 Noninterest-Related Funds   2,665.4    2,408.3    2,003.4   10.7     20.2
---------------------------------------------------------------------------
                                                               Change in
                                                              Percentage
AVERAGE RATE                                                ---------------
 Earning Assets                 6.64%      5.61%      5.39%  1.03     0.22
 Interest-Related Funds         5.14       3.86       3.22   1.28     0.64
 Interest Rate Spread           1.50       1.75       2.17   (.25)   (0.42)
 Total Source of Funds          4.34       3.27       2.75   1.07     0.52
---------------------------------------------------------------------------
NET INTEREST MARGIN             2.30       2.34       2.64   (.04)   (0.30)

Refer to page 60 for detailed analysis of net interest income.


NET INTEREST INCOME. Net interest income is defined as the total of interest income and amortized fees on earning assets less interest expense on deposits and borrowed funds adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by noninterest-bearing assets including cash and due from banks, items in process of collection, buildings and equipment and other net nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming loans and OREO and client use of compensating balances to pay for services.
Net interest income for 1995 was a record $357.6 million, up 7% from $334.6 million in 1994, which was up 2% from $327.9 million in 1993. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 1995 was a record $395.2 million, an increase of $27.2 million or 7% from $368.0 million in 1994 which in turn was up 2% from $362.0 million in 1993. The growth in FTE net interest income was essentially attributable to growth in average earning assets, due in part to acquisitions, and was partially offset by a decline in the net interest margin to 2.30% from 2.34% last year and 2.64% in 1993. Earning assets averaged $17.2 billion, up 9% or $1.5 billion from the $15.7 billion reported in 1994, which was up from $13.7 billion in 1993. Approximately 15% of the growth in earning assets resulted from the Beach Bank and Tanglewood Bank acquisitions. Inclusive of these acquisitions, the growth in average earning assets reflects a 10% or $820 million increase in loans, a 24% or $1.2 billion increase in securities and a 23% or $555 million decline in money market assets. Loan volume for the year averaged $9.1 billion reflecting a $921 million or 12% increase in domestic lending while international loans decreased $101 million. The domestic growth came principally from residential mortgage activities, up $446 million, and commercial and industrial loans, up $365 million. Reflected in the total loan growth are non-interest bearing domestic and international overnight advances, related to processing certain trust client investments, which averaged $663 million in 1995, up 17% from a year ago, resulting from domestic activity. Securities averaged $6.2 billion in 1995 versus $5.0 billion in 1994, due primarily to a $1.8 billion increase in short-term federal agency and other marketable securities, offset in part by a $554 million reduction in U.S. Government securities. Money market assets averaged $1.9 billion in 1995 versus $2.4 billion in 1994, reflecting a decrease in international deposit placement activity.

                                                   Northern Trust Corporation 17

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

The increase in average earning assets of $1.5 billion was funded primarily by growth in interest-bearing time deposits, which averaged $9.3 billion, up $1.0 billion. This growth was principally from savings certificates, up $771 million due in large part to certificate of deposit marketing campaigns. Global custody deposit activity in the London branch was up $103 million, while other foreign time deposits increased $106 million. Other interest-related funds averaged $5.2 billion, up $163 million, principally from securities sold under agreements to repurchase (up $325 million) and federal funds purchased (up $213 million), and offset by a $375 million decline in senior notes and all other borrowings. Average net noninterest-related funds increased $257 million, mainly due to higher stockholders' equity and demand deposits. Stockholders' equity for the year averaged $1.4 billion, an increase of $147 million or 12% from 1994, principally due to strong earnings performance. The increase in average demand deposits reflects higher levels of trust-related deposits and balances resulting from acquisitions.
The net interest margin declined to 2.30% from 2.34% last year due primarily to lower spreads on the higher volume of short-term liquid assets funded by short-term liabilities, coupled with lower loan-related fees resulting from a reduced volume of residential mortgage refinancing activity. Also contributing to the decline in the interest margin was the increase in the level of nonearning trust-related overnight advances.

PROVISION FOR CREDIT LOSSES. Asset quality remained strong which resulted in the provision for credit losses being unchanged from the prior year at $6.0 million, down from $19.5 million in 1993. For a discussion of the reserve for credit losses, refer to pages 23 and 24.

NONINTEREST EXPENSES. Noninterest expenses for 1995 totaled $709.2 million, up $8.7 million or 1% from $700.5 million in 1994, which was up 12% from $628.2 million in 1993. Total expenses included $10.3 million of incremental expenses resulting from 1995 acquisitions. As a result of a reduction in premium rates, FDIC insurance expense in 1995 declined by $7.7 million compared to last year. Also included in the 1995 results is a $4.1 million pension settlement charge. Noninterest expenses in 1994 included $30.9 million of nonrecurring charges. Exclusive of all of these items for both years, 1995 noninterest expenses increased 5% over last year. The majority of this increase was the result of continued investment in technology and expansion of the personal trust and banking office network.
The productivity ratio, defined as noninterest income plus net interest income on a taxable equivalent basis before the provision for credit losses, divided by noninterest expenses, was 151% for 1995 compared with 143% in 1994 and 146% in 1993.
SALARIES AND BENEFITS. Salaries and benefits, which represent 59% of total noninterest expenses, increased 7% to $419.1 million in 1995 from $391.4 million in 1994, which was up 8% from $361.5 million in 1993. Salary costs, the largest component of noninterest expenses, totaled $337.6 million, up $21.0 million or 7% from $316.6 million a year ago. Included in the 1994 results was a $4.2 million addition to salary expense relating to overtime back pay obligations. The principal items contributing to the change in 1995 were merit increases, incentive compensation, and staff additions from the Beach Bank, Tanglewood Bank and RCB acquisitions, and to support Northern Trust's growing global custody and retirement services activities. The record earnings performance, together with the price increase in Northern Trust Corporation stock, increased incentive-based compensation to $43.9 million, a 23% increase from a year ago. Also contributing to the increase was $3.3 million in severance costs associated with staff reductions.
Staff on a full-time equivalent (FTE) basis averaged 6,548 compared with 6,420 in 1994 and 6,318 in 1993. The growth in average staff during 1995 is a result of acquisitions and staff additions in the last half of 1994 to support Northern Trust's growing global custody, retirement services and mutual fund activities. These additions were partially offset by staff reductions in other areas of Northern Trust. As of December 31, 1995 staff levels on a FTE basis totaled 6,531 compared to 6,608 at the end of last year. Adjusted for 179 posts added through acquisitions, staff levels declined by approximately 4% during the year.
Employee benefit costs for 1995 totaled $81.5 million, up $6.7 million or 9% from $74.8 million in 1994 which was up 10% from $68.1 million in 1993. The majority of the 1995 increase in benefit costs was attributable to higher medical expenses, retirement benefit expenses and payroll taxes.
In conjunction with Northern Trust's commitment to control expense growth, a complete review of all the employee benefit plans was conducted at the end of 1995. As a result of this review, changes, effective January 1, 1996, were made to the pension, medical and Thrift Incentive plans. The Corporation will also, subject to an Internal Revenue Service ruling and trustee approval, amend the Employee Stock Ownership Plan. Although difficult to predict, with these changes 1996 benefit expenses are expected to decline by approximately 5% from the 1995 level.
OCCUPANCY EXPENSE. Net occupancy expense totaled $60.2 million, up 5% or $2.8 million from $57.4 million in 1994, which was up 4% from $55.3 million in 1993. The principal components of the 1995 increase were higher building and leasehold improvement amortization expenses, rental and operating costs primarily associated with business expansion in Florida, Texas and Illinois.

18 Northern Trust Corporation

EQUIPMENT EXPENSE. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $48.6 million in 1995, down 14% or $7.8 million from $56.4 million in 1994, which was 37% higher than the $41.1 million in 1993. Included in the 1994 expense is $11.2 million of nonrecurring expenses resulting from the trade-in and the sale and leaseback of mainframe computer equipment. Excluding these items, the expense levels in each of the three years primarily reflect planned increases in equipment and computer depreciation and related costs to support trust and banking business expansion.
OTHER OPERATING EXPENSES. Other operating expenses for 1995 totaled $181.3 million, down 7% from $195.3 million in 1994, which was up 15% from $170.3 million in 1993. Included in the 1995 results are a $4.1 million pension settlement charge and a $.7 million expense for compensation payments pursuant to a consent decree resolving the investigation by the Department of Justice into the fair lending practices of Northern Trust's Illinois banking subsidiaries. Other operating expenses in 1994 included a $9.6 million pension settlement charge, a $3.5 million expense relating to an agreement between the Corporation and The Benchmark Funds, and a $2.4 million write-down of older trust-related software. Excluding all of these items for both years, other operating expenses decreased slightly from last year. Increases in computer software amortization, transaction-based depository fees, technical and consulting services, charitable contributions and postage were offset by lower levels of FDIC deposit insurance premiums, lower costs associated with operating other real estate owned assets, and a decline in costs incurred from processing errors.
Investments in technology are designed to support and enhance the transaction processing and securities handling capability of the trust and banking businesses. Higher levels of capital expenditures for systems technology will result in increasingly greater amounts of expense from future depreciation of hardware and amortization of software. The depreciation and software amortization are charged to equipment and other operating expenses, respectively.

PROVISION FOR INCOME TAXES. The provision for income taxes was $100.5 million in 1995 compared with $79.3 million in 1994 and $66.1 million in 1993. The effective tax rate was 31% for 1995 compared with 30% for 1994 and 28% for 1993. The higher tax provision in 1995 resulted from the growth in earnings for federal income tax purposes while federally tax-exempt income declined slightly. Partially offsetting this increase was a decline in the state provision for income taxes resulting from a higher level of state tax-exempt income.

SUBSEQUENT IMPLEMENTATION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS. Two recently issued Statements of Financial Accounting Standards (SFAS) were implemented as of January 1, 1996. The new statements are as follows:
SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," establishes accounting standards for the impairment of such assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for similar assets and certain identifiable intangibles to be disposed of. This statement requires that those assets held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable; and, that those to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, with certain exceptions. No adjustments to the carrying value of long-lived assets were required as a result of adopting this statement.
SFAS No. 122, "Accounting for Mortgage Servicing Rights," applies to entities that either purchase mortgage servicing rights or originate mortgage loans and subsequently sell the mortgage loans with servicing rights retained. In either case, the servicing rights must be capitalized as a separate asset and must be evaluated for impairment based on their fair value. Since Northern Trust's held for sale mortgage portfolio totaled $7.6 million as of January 1, 1996, the impact of adopting this statement was immaterial.
Under SFAS No. 123, "Accounting for Stock-Based Compensation," the accounting method for stock-based compensation, in particular for stock options, differs from APB Opinion No. 25, under which most of the accounting requirements for stock-based compensation were previously contained. The measurement and recognition provisions of the statement are elective. An entity that continues to apply Opinion No. 25 will be required to provide pro forma net income and earnings per share, as if the accounting method in SFAS No. 123 had been used for stock-based compensation costs. Northern Trust is currently in the process of developing a stock option model to be used in calculating the pro forma information required by SFAS No. 123. In 1996 Northern Trust will continue to account for stock-based compensation in accordance with Opinion No. 25 and will provide the pro forma information required by SFAS No. 123 for the year ended December 31, 1995 and 1996 in the 1996 Annual Report.

CAPITAL EXPENDITURES
A committee of Northern Trust's senior officers reviews and approves proposed capital expenditures which exceed $500,000. This process assures that the major projects to
                                                   Northern Trust Corporation 19

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.
During 1995, Northern Trust continued to improve its hardware and software capabilities, especially relating to trust activities. Such improvements help assure that Northern Trust offers state-of-the-art technology which enables clients to obtain the highest level of quality service within a competitive cost structure, a characteristic which helps distinguish Northern Trust from its competitors. In this regard, through the efforts of internal staff and outside consultants, Northern Trust completed installation of several significant phases of its new trust management system, including key improvements in securities processing operations and the creation of new client statements. The unamortized, capitalized cost of this project at December 31, 1995 was $93 million. In addition, major systems development efforts in 1995 focused on Passport and retirement services products. Passport is Northern Trust's next generation of on-line desktop delivery services first offered to clients in 1995. Retirement services bring together a comprehensive array of Master Trust, participant recordkeeping, retirement plan design and actuarial services. Northern Trust's 1996 technology initiatives will include installation of the final phases of the trust management system, and the continued development of Passport and retirement services products.
Capital expenditures in 1995 also included the leasehold improvements and furnishings associated with the opening of new offices in Florida and the construction costs for the Chicago South Financial Center and the new Winnetka, Illinois office, both scheduled to open by mid-year 1996, as well as expansion in several existing offices.
Capital expenditures for 1995 totaled $86 million of which $10 million was for building and leasehold improvements, $3 million for furnishings, $26 million for hardware and machinery and $47 million for software. During 1996, in addition to its technology initiatives, Northern Trust will continue to invest in the expansion of the five-state network of Personal Financial Services offices.

ASSET QUALITY AND CREDIT RISK
SECURITIES. A high quality securities portfolio is maintained with 87% of the total portfolio comprised of U.S. Treasury or federal agency securities. The remainder of the portfolio is comprised of obligations of states and political subdivisions, preferred stock and other securities. At December 31, 1995, 73% of these securities were rated triple-A or double-A, 24% were rated single-A and 3% were below A or not rated by Standard and Poor's and/or Moody's Investors Service. Other securities consist primarily of privately issued collateralized mortgage obligations, backed by federal agency securities or mortgage loans, and asset-backed securities, collateralized by automobile loans and credit card receivables.
Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities sold under repurchase agreements are held by the counterparty until the repurchase transaction matures. Increases in the fair value of these securities in excess of the repurchase liability could subject Northern Trust to credit risk in the event of default by the counterparty. To minimize this risk, collateral values are continuously monitored and Northern Trust sets limits on exposure with counterparties and regularly assesses their financial condition.

LOANS AND OTHER EXTENSIONS OF CREDIT. A certain degree of credit risk is inherent in Northern Trust's various lending activities. Credit risk is managed through the Credit Policy function, which is designed to ensure adherence to a high level of credit standards. Credit Policy provides a system of checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust's use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.
A further way in which credit risk is managed is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.
The largest component of credit risk relates to the loan portfolio. Although the credit exposure is well-diversified, there are certain significant groups which meet the accounting definition under SFAS No. 105 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: middle market companies and

20 Northern Trust Corporation
small businesses, broker-dealers of securities, banks and bank holding companies, commercial real estate, and residential real estate.

MIDDLE MARKET COMPANIES AND SMALL BUSINESSES. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, with total sales of less than $500 million. The largest component of this group of borrowers is located in the greater Chicago area. Middle market and small businesses have been an important focus of business development, and it is part of the strategic plan to continue to selectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
Middle market and small business loans totaled approximately $1.2 billion at December 31, 1995 and $945.5 million at December 31, 1994. Nonperforming middle market loans totaled $1.3 million and $7.8 million at December 31, 1995 and 1994, respectively.
Credit exposure related to customer acceptance liabilities with middle market companies and small businesses totaled $24.4 million and $20.3 million as of December 31, 1995 and 1994, respectively. Off-balance sheet items related to these entities in the form of legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit totaled $1.2 billion, $405.6 million, and $12.5 million, respectively, as of December 31, 1995, and $917.8 million, $378.7 million, and $17.8 million, respectively, as of December 31, 1994.

BROKER-DEALERS OF SECURITIES. Broker loans consist primarily of overnight funds loaned to broker-dealers in the securities industry on both a secured and an unsecured basis. Broker loans averaged $269.0 million during 1995 and $355.7 million during 1994, and totaled $304.0 million at December 31, 1995 and $274.6 million at December 31, 1994. Securities purchased under agreements to resell with broker-dealers at year-end totaled $30.0 million at December 31, 1995 compared with zero at December 31, 1994. Standby letters of credit issued on behalf of broker-dealers and legally binding commitments to extend credit totaled $148.4 million and $185.5 million, respectively, as of December 31, 1995, and $51.2 million and $161.7 million, respectively, as of December 31, 1994. Northern Trust may also have a limited amount of potential credit exposure to brokers and dealers in connection with securities lending activities.

BANKS AND BANK HOLDING COMPANIES. The following table shows the credit exposure to banks and bank holding companies at December 31, 1995 and December 31, 1994. Exposure to such entities is well-diversified geographically.
A significant portion of credit exposure to banks is in the form of liquid, short-term money market assets. To minimize the credit risk related to these transactions, the Credit Policy Committee sets limits on the amount of credit exposure with counterparties and regularly assesses their financial condition. In connection with securities purchased under agreements to resell, the value of collateral held is continually monitored. Most of the domestic commercial loans shown in the following table consisted of loans to U.S. bank holding companies, primarily in the seventh Federal Reserve District, for their acquisition purposes. Such lending activity is limited to entities which have a substantial business relationship with Northern Trust.
The international loan exposure represents transactions with major international banks arising from trade finance and dollar clearing activities.

CREDIT EXPOSURE TO BANKS AND BANK HOLDING COMPANIES

                                                     December 31
                                                  -----------------
(In Millions)                                       1995     1994
-------------------------------------------------------------------
BALANCE SHEET AMOUNTS
 Due From Banks                                   $  950.7 $  743.1
 Money Market Assets
  Federal Funds Sold                                  53.8    687.0
  Securities Purchased under Agreements to Resell     78.3     90.0
  Time Deposits with Banks
  -Domestic                                             .2       .2
  -International                                   1,567.4  1,864.5
  Other                                               44.6      8.8
 Commercial Loans-Domestic                           158.0    136.1
       -International                                 37.3     77.0
 Securities (primarily preferred stock)               27.9     34.9
 Customers' Acceptance Liability                       7.7     34.0
 Foreign Exchange*                                    75.8     37.6
 Interest Risk Management Instruments*                 6.3      4.8
 Other Assets                                          7.4      6.7
OFF-BALANCE SHEET AMOUNTS
 Contract or Notional Amounts of:
  Legally Binding Commitments to Extend Credit       155.0    134.7
  Standby Letters of Credit                           18.6     32.9
  Commercial Letters of Credit                        26.0     14.2

*Represents the amount of credit risk recorded in the consolidated balance sheet associated with the potential failure of the counterparty to pay according to the terms of the instrument.
                                                   Northern Trust Corporation 21

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

COMMERCIAL REAL ESTATE. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition of or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mortgages.
The interim loans are composed primarily of loans to developers that are highly experienced and well-known to Northern Trust. Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans included in the portfolio are primarily in the Chicago market in which Northern Trust has a strong presence and a thorough knowledge of the local economy.
Commercial mortgage financing is also provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in market areas served by the subsidiary banks in suburban Chicago and Florida.
Commercial real estate loans outstanding at December 31, 1995, are detailed in the next table.

COMMERCIAL REAL ESTATE LOANS

                        Interim Commercial
(In Millions)            Loans  Mortgages  Total
-------------------------------------------------
Apartments              $ 14.4    $ 71.0   $ 85.4
Industrial                23.9      44.2     68.1
Office                    71.3      66.3    137.6
Shopping Center/Retail    47.0      53.4    100.4
Land                       7.4      14.3     21.7
Other                     20.5      78.9     99.4
-------------------------------------------------
Total                   $184.5    $328.1   $512.6

 In comparison, commercial real estate loans at December 31, 1994 totaled $494.1 million. Nonperforming commercial real estate loans totaled $9.0 million in 1995 and $9.1 million in 1994. At December 31, 1995 commercial real estate loans 90 days past due and still accruing interest totaled $12.1 million. Not included in the table above was OREO which totaled $1.8 million and $2.2 million at December 31, 1995 and 1994, respectively.
At December 31, 1995, off-balance sheet credit exposure to commercial real estate developers in the form of legally binding commitments to extend credit and standby letters of credit totaled $21.7 million and $16.5 million, respectively. At December 31, 1994, legally binding commitments were $25.5 million and standby letters of credit were $47.2 million.

RESIDENTIAL REAL ESTATE. Residential real estate loans totaled $3.9 billion or 41% of total domestic loans at December 31, 1995, compared with $3.3 billion or 40% at December 31, 1994. Residential real estate loans consist of conventional home mortgages, which generally require a loan to collateral value of 75% to 80%, and equity credit lines, which generally limit the loan to collateral value to no more than 70% to 75%. Of the total $3.9 billion in residential real estate loans, $2.4 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $372.2 million and $377.0 million as of December 31, 1995 and 1994, respectively.

FOREIGN OUTSTANDINGS. In recent years international banking activities have been focused on import and export financing for U.S. based clients and on correspondent banking. Northern Trust has extensive treasury activities involving short-term, credit-related business with foreign financial institutions. Interbank time deposits with foreign banks represent the largest category of foreign outstandings. The Chicago head office and the London Branch actively participate in the interbank market with U.S. and foreign banks.
As used in this discussion, foreign outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and foreign office local currency claims on residents funded by local currency liabilities. Foreign outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of foreign banks and corporations are included in these outstandings and are classified according to the country location of the foreign entities' head office.
Risk related to foreign outstandings is continually monitored and internal limits are imposed on foreign exposure. The following table provides information on foreign outstandings by country that exceed 1.00% of Northern Trust's consolidated assets.

22 Northern Trust Corporation

FOREIGN OUTSTANDINGS

                            Commercial
(In Millions)         Banks and Other  Total
--------------------------------------------
AT DECEMBER 31, 1995
 Japan                $259     $--     $259
--------------------------------------------
At December 31, 1994
 Japan                $551     $--     $551
 United Kingdom        183      43      226
 Canada                175      18      193
--------------------------------------------
At December 31, 1993
 Japan                $544     $--     $544
 United Kingdom        230      35      265
 France                173      --      173

There were no aggregate foreign outstandings by country falling between 0.75% and 1.00% of total assets at December 31, 1995. This compares with $154 million to Germany in 1994 and $153 million to Canada in 1993.

NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS. Nonperforming assets consist of nonaccrual loans, restructured loans and OREO. OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The balance in this category at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and renewals.
Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. Northern Trust's comprehensive credit review and approval process is critical to the ability to minimize nonperforming assets on a long-term basis. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operating costs due to the expense associated with collection efforts. The table below presents the nonperforming assets and past due loans for the current year and the prior years. Of the total loan portfolio of $9.9 billion at December 31, 1995, $31.9 million or .32% was nonperforming, an increase of $4.1 million from year-end 1994. Nonperforming loans at December 31, 1995 consisted principally of commercial loans, including $9.0 million of commercial real estate loans and $1.3 million to middle market and small business companies. The net increase of $3.7 million in nonperforming assets resulted from additions during 1995 of $31.1 million in new nonaccrual loans partially offset by total gross charge-offs of $10.2 million, payments and loan sales of $19.5 million, property sales with a basis of $2.9 million and $.4 million in write-downs and realized losses on OREO assets. While the estimated carrying value of the OREO portfolio is believed to be realizable, it is not possible to predict whether such properties could continue to experience further declines in value.
SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan," were adopted effective January 1, 1995. These new statements require that an impaired loan that is within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or, if the loan is collateral dependent, based on the fair value of the collateral. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 1995, impaired loans, which also have been classified as nonperforming, totaled $27.6 million, with $1.0 million of the reserve for credit losses allocated to these loans.

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

NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS

                                                      December 31
                                             -----------------------------
(In Millions)                                1995  1994  1993  1992  1991
--------------------------------------------------------------------------
Nonaccrual Loans
 Domestic                                    $29.0 $26.5 $26.0 $66.4 $53.8
 International                                  .2   1.3   1.3   1.9    --
--------------------------------------------------------------------------
 Total Nonaccrual Loans                       29.2  27.8  27.3  68.3  53.8
--------------------------------------------------------------------------
Restructured Loans                             2.7    --    --    --    --
Other Real Estate Owned                        1.8   2.2   9.7  22.9  40.4
--------------------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                   $33.7 $30.0 $37.0 $91.2 $94.2
--------------------------------------------------------------------------
TOTAL DOMESTIC 90 DAY PAST DUE LOANS (Still
 accruing)                                   $22.0 $17.3 $22.8 $42.9 $23.6

                                                   Northern Trust Corporation 23

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

volume; historical net loan loss experience; the level and composition of nonaccrual, past due and restructured loans; other extensions of credit; the condition of industries and geographic areas experiencing or expected to experience particular economic adversities; international developments; current and anticipated economic conditions; credit evaluations; and the liquidity and volatility of the markets. From time to time specific amounts of the reserve are designated for certain loans in connection with management's analysis of the adequacy of the reserve for credit losses, as well as its evaluation of impaired loans.
While the largest portion of this reserve is typically intended to cover loan and lease losses, it is considered a general reserve that is available for all credit-related purposes. The reserve balance is not a precise amount, but is derived from judgments based on the above factors. It represents management's best estimate of the reserve for credit losses necessary to adequately cover probable losses from current credit exposures. The provision for credit losses is the charge against current earnings that is determined by management as the amount needed to maintain an adequate reserve.

ANALYSIS OF RESERVE FOR CREDIT LOSSES

($ In Millions)                 1995      1994      1993      1992      1991
-------------------------------------------------------------------------------
Balance at Beginning of Year  $  144.8  $  145.5  $  145.5  $  145.7  $  148.0
-------------------------------------------------------------------------------
Charge-offs
 Commercial                        8.8       9.4      19.5      21.2      34.1
 Consumer                          1.3       1.1       2.1       3.7       2.8
 Other                             1.0        .2       1.2       1.5       1.6
 International                      .6        --        .6       6.0        --
-------------------------------------------------------------------------------
 Total Charge-Offs                11.7      10.7      23.4      32.4      38.5
-------------------------------------------------------------------------------
Recoveries
 Commercial                        4.3       2.6       2.3       1.4       4.2
 Consumer                           .5       1.3        .9        .8        .8
 Other                              .3        .1        .5        .1        .1
 International                      .7        --        .2        .4        .1
-------------------------------------------------------------------------------
 Total Recoveries                  5.8       4.0       3.9       2.7       5.2
-------------------------------------------------------------------------------
Net Charge-Offs                    5.9       6.7      19.5      29.7      33.3
Provision for Credit Losses        6.0       6.0      19.5      29.5      31.0
Reserve Related to
 Acquisitions                      2.2        --        --        --        --
-------------------------------------------------------------------------------
Net Change in Reserve              2.3       (.7)       --       (.2)     (2.3)
-------------------------------------------------------------------------------
BALANCE AT END OF YEAR        $  147.1  $  144.8  $  145.5  $  145.5  $  145.7
-------------------------------------------------------------------------------
Total Loans and Leases at
 Year-End                     $9,906.0  $8,590.6  $7,623.0  $6,935.9  $6,279.7
-------------------------------------------------------------------------------
Average Total Loans and
 Leases                       $9,136.0  $8,316.1  $7,297.1  $6,452.9  $6,199.4
-------------------------------------------------------------------------------
As a Percent of Year-End
 Loans and Leases
 Net Loan Charge-Offs              .06%      .08%      .26%      .43%      .53%
 Provision for Credit Losses       .06       .07       .26       .43       .49
 Reserve Balance at Year-End      1.49      1.69      1.91      2.10      2.32
-------------------------------------------------------------------------------
As a Percent of Average
 Loans and Leases
 Net Loan Charge-Offs              .06%      .08%      .27%      .46%      .54%
 Reserve Balance at Year-End      1.61      1.74      1.99      2.25      2.35

The overall credit quality of the domestic portfolio has remained good as evidenced by the relatively low level of nonperforming loans and net charge-offs. Although the U.S. economy is still expanding, there continue to be uncertainties in several industries. In addition, management's assessment of the financial condition of specific clients facing financial difficulties, and portfolio growth relating to low-risk residential lending and bank acquisitions, were other factors impacting management's analysis of the adequacy of the reserve. The combination of these factors resulted in a reserve for credit losses of $147.1 million at December 31, 1995, compared with $144.8 million last year. The decline in the year-end reserve for credit losses as a percentage of outstanding loans and leases from 1.69% to 1.49% at year-end 1995 is primarily attributable to loan growth in low-risk residential lending and overnight trust advances. The table above summarizes the changes in the reserve for credit losses for the current year and the prior years.

24 Northern Trust Corporation

FINANCIAL CONDITION
Average earning assets in 1995 increased 9% to $17.2 billion. Approximately 15% of the growth in earning assets resulted from the Beach Bank and Tanglewood
Bank acquisitions. The growth, including acquisitions, was concentrated primarily in short-term U.S. federal agency securities, residential mortgages and commercial and industrial loans. A high quality and liquid balance sheet is maintained with securities and money market assets averaging $8.1 billion or 47% of total earning assets.
The management strategy for investment securities is to maintain a very high quality portfolio with generally short-term maturities. To maximize after-tax income, investments in tax-exempt municipal securities are utilized but with somewhat longer maturities. The average balance of the securities portfolio, which includes securities held to maturity and available for sale, increased
24% from last year to $6.2 billion. U.S. Government securities averaged $1.2 billion in 1995, down 31% from 1994 levels. U.S. Government securities had an average maturity of eleven months at December 31, 1995, compared with ten months at the prior year-end. Average municipal securities declined $30 million to $435 million and provided a fully taxable equivalent yield of 10.75%. The average maturity of municipal securities was 78 months, up from 64 months a year ago. Federal agency securities averaged $4.1 billion in 1995, up $1.8 billion from 1994 and had an average maturity at December 31, 1995 and 1994 of nine months and six months, respectively. Other securities, consisting primarily of preferred stock, privately issued collateralized mortgage obligations and asset-backed securities, averaged $353 million, $15 million lower than last year. Included in other securities were $62 million of triple-A rated collateralized mortgage obligations, $16 million of which were collateralized by federal agency securities. Other asset-backed securities were $26 million versus $65 million last year; these securities had an average maturity of three months, versus eleven months a year ago. Approximately $1.3 billion of federal agency, asset-backed and other securities have variable rates that are reset at least every six months to reflect the level of short-term interest rates. At year-end 1995, the fair value of the securities portfolio of $5.8 billion exceeded the book value of these securities by $27.5 million.
Loans averaged $9.1 billion in 1995 and increased 10% from the prior year. Average domestic loans increased 12% to $8.8 billion for the year while the average international portfolio decreased to $344 million from $446 million in 1994. The increase in the average domestic loan portfolio reflects substantial growth in residential mortgages which, net of $15.2 million in loan sales, increased nearly $446 million on average to total $3.9 billion at year-end. Commercial and industrial loans also contributed to the growth in the domestic portfolio, increasing 14% on average to total $3.2 billion at year-end. During the year commercial real estate loans increased slightly due primarily to acquisitions, and at December 31, 1995, totaled $513 million or 5% of domestic loans. The decrease in the international portfolio is partially attributable to lower levels of trust client overnight advances.
Money market assets averaged $1.9 billion, down 23% or $555 million from last year.
Total interest-related funds averaged $14.5 billion in 1995, up $1.2 billion or 9% from 1994. As a result of marketing campaigns, savings certificates of deposit increased $771 million or 63% to $2.0 billion, partially offset by a $73 million decline in average savings and money market deposits. Total federal funds purchased increased $213 million or 16% to $1.6 billion. Securities sold under agreements to repurchase increased $325 million on average to $1.8 billion. Foreign office time deposits increased $209 million or 6%, resulting primarily from greater global custody activity. Deposits related to trust activities in the domestic banking subsidiaries, coupled with growth of the global custody business, had a significant impact on the balance sheet as these deposits in 1995 averaged $4.6 billion or 37% of total deposits. Senior notes averaged $394 million, down $388 million or 50% from last year.
During September 1995, The Northern Trust Company issued $100 million of 6.70% Subordinated Notes due 2005. The notes were issued under the terms of a September 6, 1995 Offering Circular allowing The Northern Trust Company to offer from time to time up to $300 million aggregate principal amount of its subordinated bank notes with maturities ranging from 5 years to 15 years and up to $1.7 billion aggregate principal amount at any time outstanding of its senior bank notes (less certain senior bank notes issued prior to April 1993 and still outstanding), with maturities ranging from 30 days to 15 years. The senior notes are issued periodically and provide an additional funding source for the Bank.
                                                   Northern Trust Corporation 25

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

AVERAGE EARNING ASSETS AND SOURCE OF FUNDS

                                                              Percent Change
                                                              ----------------
($ In Millions)                   1995      1994      1993    1995/94  1994/93
-------------------------------------------------------------------------------
AVERAGE EARNING ASSETS
Money Market Assets             $ 1,864.7 $ 2,420.2 $ 2,201.6  (23.0)%    9.9%
Securities
 U.S. Government                  1,225.7   1,779.6   2,646.6  (31.1)   (32.8)
 Obligations of States and
  Political Subdivisions            434.7     465.1     502.3   (6.5)    (7.4)
 Federal Agency                   4,124.8   2,333.6     773.9   76.8    201.5
 Other                              353.4     368.8     279.7   (4.2)    31.9
 Trading Account                     54.4      53.8      29.5    1.3     82.2
-------------------------------------------------------------------------------
 Total Securities                 6,193.0   5,000.9   4,232.0   23.8     18.2
-------------------------------------------------------------------------------
Loans and Leases-Domestic         8,791.8   7,870.6   7,017.2   11.7     12.2
      -International                344.2     445.5     279.9  (22.7)    59.2
-------------------------------------------------------------------------------
 Total Loans and Leases           9,136.0   8,316.1   7,297.1    9.9     14.0
-------------------------------------------------------------------------------
Total Earning Assets            $17,193.7 $15,737.2 $13,730.7    9.3%    14.6%
-------------------------------------------------------------------------------
AVERAGE SOURCE OF FUNDS
Deposits-Savings and Money
 Market Deposits                $ 3,312.4 $ 3,385.7 $ 3,432.1   (2.2)%   (1.3)%
   -Savings Certificates          2,000.3   1,229.6   1,172.9   62.7      4.8
   -Other Time                      542.7     412.8     404.7   31.5      2.0
   -Foreign Offices Time          3,493.4   3,284.8   2,436.4    6.4     34.8
-------------------------------------------------------------------------------
 Total Deposits                   9,348.8   8,312.9   7,446.1   12.5     11.6
Federal Funds Purchased           1,564.0   1,350.7   1,692.5   15.8    (20.2)
Securities Sold under
 Agreements to Repurchase         1,769.7   1,444.3     664.4   22.5    117.4
Commercial Paper                    146.0     138.1     131.5    5.7      5.0
Other Borrowings                  1,034.5   1,007.5     940.8    2.7      7.1
Senior Notes                        394.0     781.8     554.1  (49.6)    41.1
Notes Payable                       271.3     293.6     297.9   (7.6)    (1.5)
-------------------------------------------------------------------------------
Total Interest-Related Funds     14,528.3  13,328.9  11,727.3    9.0     13.7
Noninterest-Related Funds, net    2,665.4   2,408.3   2,003.4   10.7     20.2
-------------------------------------------------------------------------------
Total Source of Funds           $17,193.7 $15,737.2 $13,730.7    9.3%    14.6%

FAIR VALUE DISCLOSURES
SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain financial instruments. These disclosures are presented in Note 17 on page 48. The fair value disclosures should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of Northern Trust's financial position. In addition, it is important to realize that SFAS No. 107 requires the fair value of the demand, savings and money market deposits to be recorded at their book value. Due to the interest rate characteristics of these accounts--zero rate of interest or a relatively low interest rate--the true values of these accounts to Northern Trust change in response to changes in the level of interest rates and are not accurately reflected in the fair value disclosures.
Considerable judgment is required to interpret the market data when computing estimates of fair value. Accordingly, the estimates presented in Note 17 are not necessarily indicative of the amounts that could have been realized in a market exchange. The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons between Northern Trust's disclosure and those of other banks may not be meaningful.

ASSET AND LIABILITY MANAGEMENT
The policies and guidelines for the management of Northern Trust's balance sheet assets and liabilities are established by the Corporate Asset and Liability Policy Committee (ALCO). ALCO monitors and establishes limits on the sensitivity of net interest income to changes in interest rates caused by on-and-off balance sheet positions.
The goal of the ALCO process is to manage the balance sheet to provide the maximum level of net interest income while maintaining a high quality balance sheet and acceptable levels of interest rate sensitivity and liquidity risk.

26 Northern Trust Corporation

INTEREST RATE RISK MANAGEMENT. Sensitivity of net interest income to interest rate changes arises when yields on assets change in a different time period or in a different proportion from that of interest costs on liabilities. To mitigate this interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and produce a reasonable level of net interest income even in periods of volatile interest rates.
In the management of interest rate sensitivity, Northern Trust utilizes the following measurement techniques: gap reporting, model simulation, and duration analysis. These three techniques are complementary and are used in concert to provide a more complete picture of interest rate risk.
The calculation of the interest sensitivity gap is shown in the following table, which measures the timing mismatch between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. The economic impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market participants.

INTEREST RATE SENSITIVITY ANALYSIS

                                        Year Ended December 31, 1995
                          -------------------------------------------------------------
                             1-3       4-12      1-2       3-5      Over 5
(In Millions)              months     months    years     years      years      Total
---------------------------------------------------------------------------------------
EARNING ASSETS
Money Market Assets       $ 1,783.6  $     .6  $     --  $     --  $      --  $ 1,784.2
Securities-Held to
 Maturity                     117.8      72.3      46.6     124.2      174.2      535.1
   -Available for Sale      3,077.3     821.9     943.2     202.5       91.4    5,136.3
   -Trading Account            88.9        --        --        --         --       88.9
Loans and Leases            4,530.6   1,288.1     715.8   1,630.8    1,740.7    9,906.0
---------------------------------------------------------------------------------------
Total Earning Assets      $ 9,598.2  $2,182.9  $1,705.6  $1,957.5  $ 2,006.3  $17,450.5
---------------------------------------------------------------------------------------
SOURCE OF FUNDS
Savings and NOW Accounts  $   394.8  $     --  $     --  $     --  $ 1,056.2  $ 1,451.0
Money Market Deposit
 Accounts and Savings
 Certificates               2,629.0   1,095.8     348.8     380.1       23.7    4,477.4
Other Time                  3,213.8      20.7       1.0       7.0        4.4    3,246.9
Senior Notes and Notes
 Payable                       12.6       2.0       4.1      93.7      239.2      351.6
Other Borrowings            5,045.0      48.9      21.5       2.2       63.8    5,181.4
Noninterest-Related
 Funds, net                   485.6        --        --        --    2,256.6    2,742.2
---------------------------------------------------------------------------------------
Total Source of Funds     $11,780.8  $1,167.4  $  375.4  $  483.0  $ 3,643.9  $17,450.5
---------------------------------------------------------------------------------------
Interest Sensitive Gap    $(2,182.6) $1,015.5  $1,330.2  $1,474.5  $(1,637.6) $      --
Off-Balance Sheet Hedges    1,413.3    (166.5)   (598.6)   (390.0)    (258.2)        --
---------------------------------------------------------------------------------------
Adjusted Interest
 Sensitive Gap            $  (769.3) $  849.0  $  731.6  $1,084.5  $(1,895.8) $      --
---------------------------------------------------------------------------------------
Cumulative Interest
 Sensitive Gap            $  (769.3) $   79.7  $  811.3  $1,895.8  $      --  $      --

-Assets and liabilities whose rates are variable are reported based on their repricing dates. Those with fixed rates are reported based on their scheduled contractual maturity dates, except for certain investment securities and loans secured by 1-4 family residential properties that are based on anticipated prepayments.
-The interest rate sensitivity assumptions presented for demand deposits, noninterest-bearing time deposits, savings accounts and NOW accounts are based on historical and current experiences regarding product portfolio retention and interest rate repricing behavior. The portion of these deposits which are considered long-term and stable have been classified in the over 5 years category; the remainder are classified in the 1-3 months category.
Model simulation is another important tool used to measure the sensitivity of net interest income to interest rate changes. Using computer modeling techniques, Northern Trust is able to measure the potential impact on net interest income, assuming the continuation of current balance sheet trends, different patterns of rate movements, and specific changes in the relationships between various instruments on and off the balance sheet. Northern Trust uses model simulation to measure its net interest income sensitivity relative to management's most likely interest rate scenario. At December 31, 1995, this scenario assumed a gradual decrease in interest rates during 1996. The interest sensitivity is then tested by running alternative scenarios above and below the most likely interest rate outcome. In 1995, this sensitivity

                                                   Northern Trust Corporation 27

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

calculation was always less than 2.5% of the annual net interest income, using alternative scenarios based on a one percentage point deviation from the rates assumed over a one year horizon. The simulations do not anticipate management's actions to moderate the negative consequences of interest rate deviations. Therefore, the simulations serve as conservative estimates of interest rate risk.
The third technique that is used to measure interest rate sensitivity is duration analysis. Duration analysis is a form of average life calculation used to estimate the market risk inherent in financial instruments. Market risk is the risk that the value of on- and off-balance sheet positions will be adversely affected by rate movements. Northern Trust strives to limit aggregate market risk to an acceptable level in the context of both risk-return and cost-benefit trade-offs.
A variety of actions are used to implement interest risk management strategies, including:
  . purchases of securities;
  . sales of securities that are classified as Available for Sale;
  . issuance of senior notes;
  . placing and taking Eurodollar time deposits; and . hedging with various types of derivative financial instruments.
Northern Trust strives to use the most effective instrument for implementing its interest risk management strategies, considering the costs, liquidity and capital requirements of the various alternatives.

DERIVATIVE FINANCIAL INSTRUMENTS USED FOR ASSET AND LIABILITY MANAGEMENT. A derivative financial instrument is a contract or agreement whose value is linked to or derived from changes in the value of an underlying asset or underlying reference rate or index. Northern Trust utilizes various types of derivative financial instruments, primarily interest rate swaps, as tools for managing interest rate and option risk. The following table summarizes the expected maturities and weighted average interest rates to be paid and received on the asset/liability management swap portfolio at December 31, 1995. A key assumption in the preparation of the table is that floating rates remain constant at December 31, 1995 levels.
Some of the principal uses of derivative financial instruments, together with the notional amounts outstanding, are described as follows:
CONVERT YIELDS ON GOVERNMENT AND AGENCY SECURITIES TO AN EFFECTIVE LIBOR RATE. At December 31, 1995, interest rate swaps with a notional amount of $1.35 billion and purchased interest rate protection contracts with a notional amount of $25 million were used to convert fixed and floating rate interest payments on Government and agency securities (classified as Available for Sale) to floating rate payments indexed to London Interbank Offered Rates (LIBOR). Swaps with a notional amount of $930 million were combined with fixed rate securities, $85 million were combined with floating rate securities indexed to Treasury Bill rates, and $336 million were combined with structured notes, whose non-standard features were hedged. The swaps were executed simultaneously with the purchase of the notes. The securities were converted to an effective LIBOR rate to match LIBOR-based funding costs.
REDUCE INTEREST RATE RISK FROM FIXED RATE ASSETS FUNDED WITH VARIABLE RATE LIABILITIES. Northern Trust paid a fixed rate and received a floating rate on interest rate swaps with a notional amount of $949 million at December 31, 1995 to hedge the interest rate risk from fixed rate assets. For accounting purposes these swaps were designated to either convert the fixed rate on the asset to an effective floating rate or to convert floating rate funding to a fixed rate. SWAPS COMBINED WITH NOTE ISSUANCE TO OBTAIN FAVORABLE FUNDING COSTS. Interest rate swaps with a notional amount of $300 million at December 31, 1995 were used in

REMAINING MATURITY OF ASSET/LIABILITY MANAGEMENT INTEREST RATE SWAPS

                                                             2001-
($ Amounts in Millions)    1996    1997   1998  1999   2000   2005   Total
-----------------------------------------------------------------------------
PAY FIXED
 Notional Amount          $531.3  $575.0 $346.2 $58.5 $125.0 $368.3 $2,004.3
 Average Pay Rate         6.19%     5.86   6.33  6.73   6.22   6.96     6.28%
 Average Receive Rate       5.78    5.83   5.83  5.87   5.83   5.82     5.82
-----------------------------------------------------------------------------
RECEIVE FIXED
 Notional Amount          $   --  $   -- $100.0 $  -- $   -- $100.0 $  200.0
 Average Pay Rate             --      --   5.88    --     --   5.91     5.89%
 Average Receive Rate         --      --   5.98    --     --   6.31     6.15
-----------------------------------------------------------------------------
PAY AND RECEIVE VARIABLE
 (BASIS SWAPS)
 Notional Amount          $ 13.2  $358.7 $ 24.5 $  -- $   -- $   -- $  396.4
 Average Pay Rate         4.61%     5.38   4.67    --     --     --     5.31%
 Average Receive Rate       5.95    5.37   5.89    --     --     --     5.43

28 Northern Trust Corporation
conjunction with the issuance of senior notes and subordinated notes to obtain desired funding characteristics. The use of swaps in combination with notes permitted Northern Trust to issue notes with rate and maturity features that were most desired by investors while using swaps to convert the rate characteristics to meet its needs.
HEDGING FOREIGN CURRENCY RISK. Forward foreign exchange contracts and foreign currency futures contracts were used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency obligations. The notional amounts of these contracts at year-end 1995 were $30.4 million of forward foreign exchange contracts and $1.8 million of short sales of foreign currency futures contracts.
HEDGING MORTGAGES HELD FOR SALE. Northern Trust hedged the market risk of its portfolio of fixed rate commitments and mortgages held for sale with a combination of derivative financial instruments. At December 31, 1995 the portfolio was hedged with $11.1 million of forward sales of mortgage-backed securities, $.7 million of short sales of Treasury Note futures, and $2.0 million of purchases of put options on Treasury Note futures.

COLLATERALIZED MORTGAGE OBLIGATIONS. Northern Trust invests in collateralized mortgage obligations (CMOs), which are structured obligations that are derived from a pool of mortgage loans or agency mortgage-backed securities. CMOs in general have widely varying degrees of risk, which derives from the prepayment risk on the underlying mortgage loans, but Northern Trust invests only in CMOs that have lesser degrees of prepayment risk. CMOs are classified as available for sale securities, and are used as part of normal securities portfolio activities.
Investments in LIBOR-indexed floating rate CMOs had an amortized cost of $370.6 million and a fair value of $371.6 million as of December 31, 1995, compared with an amortized cost of $439.2 million and a fair value of $436.4 million as of December 31, 1994. The average life of these CMOs was 23 months based on an average of dealer estimates of prepayment rates. Floating rate CMOs are purchased to provide an attractive spread over short-term funding costs. The primary risk with floating rate CMOs comes from caps on the floating rate. Northern Trust's CMOs have rate caps which range from 9% to 13%, with a weighted average of approximately 10%. These caps will affect the interest margin only if short-term LIBOR rates rise by more than 350 basis points above the year-end 1995 levels. Early payments of principal have little effect on the earnings risk of floating rate CMOs, but slower than expected prepayment rates would extend the exposure to the interest rate caps. A 300 basis point rise in mortgage rates beyond those prevailing on December 31, 1995 would cause an estimated increase in the average life of Northern Trust's floating rate CMOs from 23 months to 41 months.
As of December 31, 1995 Northern Trust owned fixed rate CMOs with an amortized cost of $60.9 million and a fair value of $60.1 million, compared with an amortized cost of $68.7 million and a fair value of $65.6 million as of December 31, 1994. The average life of the fixed rate CMOs was estimated to be 18 months as of December 31, 1995. A 300 basis point rise in rates is estimated to cause the average life of the fixed rate CMOs to extend to approximately 22 months.

LIQUIDITY RISK MANAGEMENT. The objective of liquidity risk management is to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportunities on a timely and cost-effective basis. Management monitors the liquidity position on a daily basis to ensure that funds are available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured to ensure that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.
Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquidity include the short-term money market portfolio, unpledged available for sale securities, maturing loans, and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.
A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investors Service, and AA+ by Thomson BankWatch. These ratings put The Northern Trust Company in the top tier of United States banks.
Northern Trust maintains a liquid balance sheet with loans representing 50% of total assets. Further, at December 31, 1995, it had a significant liquidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $8.2 billion or 41% of total assets.
The Corporation's uses of cash consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of principal and interest to note holders, and purchases of its common stock. These requirements are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiaries have the ability to pay dividends during 1996

                                                   Northern Trust Corporation 29

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations (continued)

equal to their 1996 eligible net profits plus $181 million. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 12 on page 46. In September 1995, the Bank used a portion of the proceeds of a $100 million subordinated debt issue to repay $25 million of debt to the Corporation and intends to repay the remaining $50 million of debt to the Corporation in 1996. The Corporation's liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $117 million at year-end 1995. The cash flows of the Corporation are shown in Note 24 on page 55. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance. The Corporation's strong credit ratings allow it to access credit markets on favorable terms.

CAPITAL
One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position should help Northern Trust withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. In 1995, common equity increased 15% or $172 million reaching a record $1.3 billion at year end, while total risk-adjusted assets rose 11%. Total equity as of December 31, 1995 was $1.5 billion including $50 million of convertible preferred stock and $120 million of auction rate preferred stock. In January 1996, the Corporation announced the call for redemption of its $50 million Series E convertible preferred stock. Virtually all of the holders elected to convert rather than redeem their preferred stock, and in January the Corporation issued 1,198,372 shares of common stock in connection with the conversion. The shares issued upon conversion have been reflected in the Corporation's fully diluted shares, so that conversion has no impact on fully diluted net income per common share.
In February 1994, the Board of Directors increased the Corporation's common stock buyback authorization by approximately 1.3 million shares, thus allowing the purchase after that date of up to an aggregate of 4 million shares of the Corporation's common stock. During 1995 the Corporation purchased 1,486,159 of its own shares as part of the buyback program, some of which were reissued in connection with the RCB acquisition and the exercise of stock options. At December 31, 1995, 2,269,756 additional shares may be purchased pursuant to this program.
The Board of Directors increased the quarterly dividend by 19.2% to $.31 per common share in November 1995. Over the last five years the common dividend has increased 121%.
At December 31, 1995, tier 1 capital was 8.8% and total capital was 12.5% of risk-adjusted assets. These risk-based capital ratios are well above the minimum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ratios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter average assets) of 6.2% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio above 9.0% for tier 1 capital, 10.0% for total risk-based capital, and 5.6% for the leverage ratio. The average rate declared on the $120 million of auction rate preferred stock was 4.51% during 1995 versus 3.45% in 1994.

CAPITAL ADEQUACY

                                                      December 31
                                                    ----------------
($ In Millions)                                      1995     1994
---------------------------------------------------------------------
TIER 1 CAPITAL
Common Stockholders' Equity                         $ 1,283  $ 1,111
Convertible Preferred Stock                              50       50
Goodwill and Other Intangible Assets                    (79)     (36)
Net Unrealized (Gain) Loss on Securities                 (3)      15
---------------------------------------------------------------------
Total Tier 1 Capital                                  1,251    1,140
---------------------------------------------------------------------
TIER 2 CAPITAL
Auction Rate Preferred Stock                            120      120
Reserve for Credit Losses*                              147      145
Notes Payable**                                         254      169
---------------------------------------------------------------------
Total Tier 2 Capital                                    521      434
---------------------------------------------------------------------
TOTAL RISK-BASED CAPITAL                              1,772    1,574
---------------------------------------------------------------------
Risk-Weighted Assets***                              14,187   12,736
---------------------------------------------------------------------
Total Assets
 -End of Period (EOP)                                19,934   18,562
 -Average Fourth Quarter                             20,287   18,377
Total Loans-End of Period                             9,906    8,591
---------------------------------------------------------------------
RATIOS
Risk-Based Capital to Risk-Weighted Assets
 -Tier 1                                                8.8%     9.0%
 -Total (Tier 1 and 2)                                 12.5     12.4
Leverage (Tier 1 to Fourth Quarter Average Assets)      6.2      6.2
---------------------------------------------------------------------
Common Stockholders' Equity to
 -Total Loans EOP                                      12.9%    12.9%
 -Total Assets EOP                                      6.4      6.0
Stockholders' Equity to
 -Total Loans EOP                                      14.7     14.9
 -Total Assets EOP                                      7.3      6.9

Notes:
  *The reserve for credit losses is restricted to 1.25% of risk-weighted assets for the purpose of this calculation.
 **Notes payable that qualify for risk-based capital amortize for the purpose of inclusion in tier 2 capital during the five years before maturity. ***Risk-weighted assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital.

30 Northern Trust Corporation

LINES OF BUSINESS
The results for the major business units are presented in order to promote a greater understanding of their financial performance and strategic direction. The information, presented on an internal management reporting basis, is derived from internal accounting systems that support the strategic objectives and management structure. Consequently, the results are not necessarily comparable with similar information for other financial institutions. Management has developed accounting systems to allocate revenue and expenses related to each line of business, as well as certain corporate support services, worldwide operations and systems development expenses. The systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Equity is primarily allocated using the federal regulatory risk-based capital guidelines, coupled with management's judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of the levels that would be required if the businesses were independent entities.

CORPORATE AND INSTITUTIONAL SERVICES. Corporate and Institutional Services includes corporate trust, investment management and securities lending services, commercial banking activities of the Bank, treasury management services, foreign exchange activities, the London Branch and Northern Futures Corporation.

PERSONAL FINANCIAL SERVICES. Personal Financial Services encompasses personal trust and investment management services, estate administration, personal banking and mortgage and other personal lending. This business unit also includes the commercial banking activities of the affiliate banks and the activities of Northern Trust Securities, Inc.

CORPORATE AND OTHER. Corporate and Other includes the Bank's Treasury Department and other corporate items, including the impact of long-term debt, common and preferred equity, holding company investments, and corporate operating expenses. Noninterest income for 1994 included the net gain of $28.5 million from the sale of the interest in BSS. Noninterest expenses in 1995 include a $4.1 million pension settlement charge. 1994 noninterest expenses included non-recurring charges totaling $23.2 million. Of the $23.2 million, $13.6 million resulted from the trade-in and the sale and leaseback of mainframe computer equipment and the write-down of older trust-related software, and $9.6 million from a pension settlement charge.
The following table reflects the earnings contribution of Northern Trust's lines of business for the years ended December 31, 1995 and 1994 on the basis described above.

                         Corporate and     Personal
                         Institutional     Financial      Corporate
                           Services        Services       and Other        Total
                         --------------  --------------  ------------  --------------
($ in Millions)           1995    1994    1995    1994   1995   1994    1995    1994
--------------------------------------------------------------------------------------
Net Interest Income(1)   $145.2  $131.0  $229.3  $209.8  $20.7  $27.2  $395.2  $368.0
Provision for Credit
 Losses                     4.3     6.7     1.6      .5     .1   (1.2)    6.0     6.0
Noninterest Income:
 Trust Fees               257.5   230.1   247.5   223.3     --     --   505.0   453.4
 Other                    142.1   118.8    30.6    29.4     .4   31.8   173.1   180.0
Noninterest Expenses      344.4   327.9   340.9   327.3   23.9   45.3   709.2   700.5
--------------------------------------------------------------------------------------
Income before Taxes(1)    196.1   145.3   164.9   134.7   (2.9)  14.9   358.1   294.9
Provision for Income
 Taxes(1)                  76.9    55.4    65.7    53.4   (4.5)   3.9   138.1   112.7
--------------------------------------------------------------------------------------
NET INCOME               $119.2  $ 89.9  $ 99.2  $ 81.3  $ 1.6  $11.0  $220.0  $182.2
--------------------------------------------------------------------------------------
Percentage Contribution      54%     49%     45%     45%     1%     6%    100%    100%

(1) On a fully taxable equivalent basis (FTE). Total includes $37.6 million and $33.4 million of FTE adjustment for 1995 and 1994, respectively.
NOTE: Certain reclassifications have been made to prior year information to place it on a basis comparable to the current year.

                                                   Northern Trust Corporation 31

  Consolidated Balance Sheet

                                                           December 31
                                                       --------------------
 ($ In Millions)                                         1995       1994
----------------------------------------------------------------------------
 ASSETS
 Cash and Due from Banks                               $ 1,308.9  $ 1,192.5
 Money Market Assets
  Federal Funds Sold and Securities Purchased under
   Agreements to Resell                                    162.1      777.0
  Time Deposits with Banks                               1,567.6    1,864.7
  Other                                                     54.5        9.5
----------------------------------------------------------------------------
  Total                                                  1,784.2    2,651.2
----------------------------------------------------------------------------
 Securities (Note 3) (Fair value $5,787.8 in 1995 and
  $5,069.7 in 1994)                                      5,760.3    5,053.1
 Loans and Leases (Note 4) (Net of unearned income
  $89.6 in 1995 and $70.4 in 1994)                       9,906.0    8,590.6
 Reserve for Credit Losses (Note 5)                       (147.1)    (144.8)
 Buildings and Equipment (Notes 6 and 7)                   281.5      274.7
 Customers' Acceptance Liability                            35.8       56.3
 Trust Security Settlement Receivables                     327.1      305.7
 Other Assets (Note 14)                                    676.8      582.3
----------------------------------------------------------------------------
 Total Assets                                          $19,933.5  $18,561.6
----------------------------------------------------------------------------
 LIABILITIES
 Deposits
  Demand and Other Noninterest-Bearing                 $ 2,853.1  $ 2,604.7
  Savings and Money Market Deposits                      3,385.3    3,176.3
  Savings Certificates                                   2,158.8    1,524.5
  Other Time                                               384.3      342.2
  Foreign Offices-Demand                                   459.8      225.4
 -Time                                                   3,246.9    3,861.3
----------------------------------------------------------------------------
  Total Deposits                                        12,488.2   11,734.4
 Federal Funds Purchased                                 2,300.1      972.0
 Securities Sold under Agreements to Repurchase          1,858.7    2,216.9
 Commercial Paper                                          146.7      123.8
 Other Borrowings                                          875.9    1,077.9
 Senior Notes (Note 8)                                      17.0      547.0
 Notes Payable (Note 8)                                    334.6      244.8
 Liability on Acceptances                                   35.8       56.3
 Other Liabilities                                         423.9      307.8
----------------------------------------------------------------------------
  Total Liabilities                                     18,480.9   17,280.9
----------------------------------------------------------------------------
 STOCKHOLDERS' EQUITY
 Preferred Stock (Note 9)                                  170.0      170.0
 Common Stock (Notes 9 and 11)-$1.66 2/3 Par Value          93.6       90.6

                              1995         1994
    ----------------------------------------------
     Shares authorized    140,000,000  140,000,000
     Shares issued         56,158,064   54,360,374
     Shares outstanding    55,664,412   54,089,259

Capital Surplus                                          306.1      302.2
Retained Earnings                                        928.8      762.7
Net Unrealized Gain (Loss) on Securities (Note 3)          2.6      (15.8)
Translation Adjustments                                     --         --
Common Stock Issuable-Performance Plan (Note 21)          14.7       17.9
Deferred Compensation-ESOP and Other                     (39.4)     (38.8)
Treasury Stock-(at cost, 493,652 shares in 1995 and
 271,115 shares in 1994)                                 (23.8)      (8.1)
--------------------------------------------------------------------------
 Total Stockholders' Equity                            1,452.6    1,280.7
--------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity           $19,933.5  $18,561.6

See accompanying notes to consolidated financial statements on pages 36-55.

32 Northern Trust Corporation

  Consolidated Statement of Income

                                                For the Year Ended December 31
                                               ---------------------------------
($ In Millions Except Per Share Information)      1995       1994        1993
--------------------------------------------------------------------------------
Interest Income
 Money Market Assets
  Federal Funds Sold and Securities Purchased
   under Agreements to Resell                    $   12.3     $ 10.9      $  5.5
  Time Deposits with Banks                           92.1       97.8        86.5
  Other                                               1.1        5.2         2.6
--------------------------------------------------------------------------------
 Total                                              105.5      113.9        94.6
--------------------------------------------------------------------------------
 Securities (Note 3)                                367.6      235.2       176.3
 Loans and Leases (Note 4)                          630.9      499.6       435.5
--------------------------------------------------------------------------------
Total Interest Income                             1,104.0      848.7       706.4
--------------------------------------------------------------------------------
Interest Expense
 Deposits-Savings and Money Market Deposits         109.1       85.3        78.8
  -Savings Certificates                             120.6       56.9        50.5
  -Other Time                                        31.5       18.6        15.7
  -Foreign Offices                                  182.1      137.2        90.4
 Federal Funds Purchased                             91.2       55.5        51.1
 Securities Sold under Agreements to Repur-
  chase                                             102.6       61.9        20.0
 Commercial Paper                                     8.6        5.9         4.3
 Other Borrowings                                    55.6       36.0        26.0
 Senior Notes (Note 8)                               23.7       33.8        18.4
 Notes Payable (Note 8)                              21.4       23.0        23.3
--------------------------------------------------------------------------------
Total Interest Expense                              746.4      514.1       378.5
--------------------------------------------------------------------------------
Net Interest Income                                 357.6      334.6       327.9
Provision for Credit Losses (Note 5)                  6.0        6.0        19.5
--------------------------------------------------------------------------------
Net Interest Income after Provision for
 Credit Losses                                      351.6      328.6       308.4
--------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                                         505.0      453.4       404.8
 Security Commissions and Trading Income             21.7       22.0        21.3
 Other Operating Income (Note 13)                   150.4      158.1       125.9
 Investment Security Gains (Losses) (Note 3)          1.0        (.1)        1.8
--------------------------------------------------------------------------------
Total Noninterest Income                            678.1      633.4       553.8
--------------------------------------------------------------------------------
Income before Noninterest Expenses                1,029.7      962.0       862.2
--------------------------------------------------------------------------------
Noninterest Expenses
 Salaries                                           337.6      316.6       293.4
 Pension and Other Employee Benefits (Notes
  15 and 21)                                         81.5       74.8        68.1
 Occupancy Expense (Notes 6 and 7)                   60.2       57.4        55.3
 Equipment Expense (Note 6)                          48.6       56.4        41.1
 Other Operating Expenses (Note 14)                 181.3      195.3       170.3
--------------------------------------------------------------------------------
Total Noninterest Expenses                          709.2      700.5       628.2
--------------------------------------------------------------------------------
Income before Income Taxes                          320.5      261.5       234.0
Provision for Income Taxes (Note 10) (In-
 cludes related investment security transac-
 tions tax provision of $.4 in 1995, none in
 1994 and $.7 in 1993)                              100.5       79.3        66.1
--------------------------------------------------------------------------------
NET INCOME                                       $  220.0     $182.2      $167.9
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock            $  211.5     $174.9      $161.6
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (Note 11)-PRIMARY    $   3.75     $ 3.17      $ 2.96
-FULLY DILUTED                                       3.70       3.16        2.95
--------------------------------------------------------------------------------
Average Number of Common Shares Outstanding-
 Primary                                       56,337,917 55,144,214  54,589,933
-Fully Diluted                                 58,068,783 56,352,375  55,848,809

See accompanying notes to consolidated financial statements on pages 36-55.

                                                   Northern Trust Corporation 33

  Consolidated Statement of Changes in Stockholders' Equity

                                                For the Year Ended
                                                    December 31
                                           ----------------------------
(In Millions)                                1995      1994      1993
------------------------------------------------------------------------
PREFERRED STOCK
Balance at January 1                       $  170.0  $  170.0  $  170.0
------------------------------------------------------------------------
Balance at December 31                        170.0     170.0     170.0
------------------------------------------------------------------------
COMMON STOCK
Balance at January 1                           90.6      89.7      89.7
Stock Issued-Incentive Plan and Awards           .3        --        --
Stock Issued in Acquisitions                    2.7        .9        --
------------------------------------------------------------------------
Balance at December 31                         93.6      90.6      89.7
------------------------------------------------------------------------
CAPITAL SURPLUS
Balance at January 1                          302.2     303.0     300.0
Stock Issued-Incentive Plan and Awards          (.2)      (.4)      3.0
Stock Issued in Acquisitions                    4.1       (.4)       --
------------------------------------------------------------------------
Balance at December 31                        306.1     302.2     303.0
------------------------------------------------------------------------
RETAINED EARNINGS
Balance at January 1                          762.7     631.9     511.7
Net Income                                    220.0     182.2     167.9
Dividends Declared on Common Stock            (60.4)    (49.6)    (41.1)
Dividends Declared on Preferred Stock          (8.6)     (7.2)     (6.6)
Pooled Affiliates                              15.1       5.4        --
------------------------------------------------------------------------
Balance at December 31                        928.8     762.7     631.9
------------------------------------------------------------------------
NET UNREALIZED GAIN (LOSS) ON SECURITIES
Balance at January 1                          (15.8)      (.4)     (1.3)
Unrealized Gain (Loss), net                    18.4     (15.4)       .9
------------------------------------------------------------------------
Balance at December 31                          2.6     (15.8)      (.4)
------------------------------------------------------------------------
TRANSLATION ADJUSTMENTS
Balance at January 1                             --        .6        .6
Sale of Foreign Investment                       --       (.6)       --
------------------------------------------------------------------------
Balance at December 31                           --        --        .6
------------------------------------------------------------------------
COMMON STOCK ISSUABLE--PERFORMANCE PLAN
Balance at January 1                           17.9      11.8       8.1
Stock Issuable, net of Stock Issued            (3.2)      6.1       3.7
------------------------------------------------------------------------
Balance at December 31                         14.7      17.9      11.8
------------------------------------------------------------------------
DEFERRED COMPENSATION--ESOP AND OTHER
Balance at January 1                          (38.8)    (43.5)    (49.5)
Compensation Deferred                         (11.8)     (4.5)     (3.1)
Compensation Amortized                         10.3      10.1       8.6
Unfunded Pension Liability, net                  .9       (.9)       .5
------------------------------------------------------------------------
Balance at December 31                        (39.4)    (38.8)    (43.5)
------------------------------------------------------------------------
TREASURY STOCK
Balance at January 1                           (8.1)    (11.4)    (18.8)
Stock Options and Awards                       28.8      12.0      10.6
Stock Purchased                               (65.5)     (8.7)     (3.2)
Stock Issued in Acquisitions                   21.0        --        --
------------------------------------------------------------------------
Balance at December 31                        (23.8)     (8.1)    (11.4)
------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY AT DECEMBER 31  $1,452.6  $1,280.7  $1,151.7

See accompanying notes to consolidated financial statements on pages 36-55.

34 Northern Trust Corporation

  Consolidated Statement of Cash Flows

                                                For the Year Ended December 31
                                              ---------------------------------
(In Millions)                                    1995        1994       1993
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                    $    220.0  $    182.2  $   167.9
Adjustments to Reconcile Net Income to Net
 Cash Provided by Operating Activities:
 Provision for Credit Losses                         6.0         6.0       19.5
 Depreciation on Buildings and Equipment            42.2        41.4       39.3
 (Increase) Decrease in Interest Receivable        (32.8)       22.9       (3.3)
 Increase (Decrease) in Interest Payable              .3         5.2       (9.8)
 Amortization and Accretion of Securities
  and Unearned Income                             (153.5)      (27.7)      79.8
 Amortization of Software, Goodwill and
  Other Intangibles                                 35.8        28.3       21.8
 Deferred Income Tax                                17.7        22.7       21.4
 Gain on Sale of Foreign Investment                   --       (34.5)        --
 Net (Increase) Decrease in Trading Account
  Securities                                       (84.9)       32.3      (34.7)
 Other Noncash, net                                 91.0       108.9       13.0
--------------------------------------------------------------------------------
 Net Cash Provided by Operating Activities         141.8       387.7      314.9
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net (Increase) Decrease in Federal Funds
  Sold and Securities Purchased under
  Agreements to Resell                             638.9      (199.2)    (121.3)
 Net (Increase) Decrease in Time Deposits
  with Banks                                       297.3       225.7     (230.9)
 Net (Increase) Decrease in Other Money
  Market Assets                                    (45.0)       66.5       10.0
 Purchases of Securities-Held to Maturity         (662.3)     (544.1)    (277.7)
 Proceeds from Maturity and Redemption of
  Securities-Held to Maturity                      819.6       515.8      297.5
 Purchase of Securities-Available for Sale     (31,206.1)  (12,838.3)  (4,089.8)
 Proceeds from Sale, Maturity and Redemption
  of Securities-Available for Sale              30,828.7    11,823.2    3,171.9
 Net Increase in Loans and Leases               (1,155.3)     (979.2)    (711.7)
 Purchases of Buildings and Equipment              (41.8)      (44.8)     (48.9)
 Proceeds from Sale of Buildings and
  Equipment                                          4.5        10.8         .9
 Sale of Foreign Investment                           --        58.1         --
 Net (Increase) Decrease in Trust Security
  Settlement Receivables                           (21.4)      (12.6)     269.0
 Decrease in Cash Due to Acquisitions              (43.5)         --         --
 Other, net                                          2.3         6.9       13.8
--------------------------------------------------------------------------------
 Net Cash Used in Investing Activities            (584.1)   (1,911.2)  (1,717.2)
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Increase in Deposits                          378.7     1,401.0      462.6
 Net Increase (Decrease) in Federal Funds
  Purchased                                      1,328.1      (243.9)    (818.4)
 Net Increase (Decrease) in Securities Sold
  under Agreement to Repurchase                   (374.0)    1,614.7      320.0
 Net Increase (Decrease) in Commercial Paper        22.9         (.3)      (2.9)
 Net Increase (Decrease) in Short-Term Other
  Borrowings                                       (56.1)   (1,401.7)   1,454.5
 Proceeds from Term Federal Funds Purchased      4,132.7     3,918.4    1,663.8
 Repayments of Term Federal Funds Purchased     (4,280.1)   (3,684.2)  (1,789.8)
 Proceeds from Senior Notes                      1,160.0       430.0      805.0
 Repayments on Senior Notes                     (1,690.0)     (700.0)    (100.0)
 Proceeds from Notes Payable                       100.0          --         --
 Repayment of Notes Payable                        (10.2)      (81.9)    (106.4)
 Treasury Stock Purchased                          (63.7)       (6.9)      (2.2)
 Net Proceeds from Stock Options                     9.0         4.5        4.0
 Cash Dividends Paid on Common and Preferred
  Stock                                            (65.8)      (54.1)     (45.8)
 Other, net                                        (32.8)         .7        5.8
--------------------------------------------------------------------------------
 Net Cash Provided by Financing Activities         558.7     1,196.3    1,850.2
--------------------------------------------------------------------------------
 Increase (Decrease) in Cash and Due from
  Banks                                            116.4      (327.2)     447.9
 Cash and Due from Banks at Beginning of
  Year                                           1,192.5     1,519.7    1,071.8
--------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR        $  1,308.9  $  1,192.5  $ 1,519.7
--------------------------------------------------------------------------------
SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
 Acquisition of Affiliate for Stock, net      $     41.3  $      6.4  $      --
 Transfer of Securities from Held to Matu-
  rity to Available for Sale                        68.5          --         --
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFOR-
 MATION:
 Interest Paid on Deposits and Short- and
  Long-Term Borrowings                        $    745.0  $    505.3  $   386.9
 Income Taxes Paid                                  76.4        52.5       41.5

See accompanying notes to consolidated financial statements on pages 36-55.

                                                   Northern Trust Corporation 35

  Notes to Consolidated Financial Statements

1. ACCOUNTING POLICIES--The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows.
A. BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly owned subsidiary The Northern Trust Company (Bank) and their wholly owned subsidiaries. Throughout the notes, the term "Northern Trust" refers to Northern Trust Corporation and subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired and pooled subsidiaries from the dates of acquisition.
B. NATURE OF OPERATIONS. The Corporation is a bank holding company whose principal subsidiary is the Bank. The Corporation also owns banks in each of the states of Arizona, California, Florida and Texas, and various other nonbank subsidiaries, including a brokerage firm and a futures commission merchant. The other Chicago area banks were merged into the Bank on February 29, 1996. Northern Trust generates the majority of its revenues from its two primary business units, Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS).
The C&IS unit provides trust and custody-related services in the United States and foreign markets to corporations and institutions; a full range of commercial banking services offered to middle market companies in Chicago and the Midwest area, large domestic corporations, and financial institutions; treasury management services to meet the needs of major corporations and financial institutions; and foreign exchange services for global custody clients and Northern Trust's own account.
The PFS unit provides personal trust, investment management, estate administration, personal banking and mortgage lending services. These services are delivered through the Bank and the network of subsidiaries in Florida, Arizona, California, Texas and suburban Chicago. Effective January 1, 1996, trust and banking services to middle market companies were transferred to the PFS unit.
C. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
D. FOREIGN CURRENCY TRANSLATION. Foreign currency asset and liability accounts of overseas branches are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Income and expense accounts are translated at month-end rates of exchange.
Foreign exchange trading positions are valued daily at prevailing market rates. Gains and losses on trading positions and on positions entered into to hedge foreign denominated investments are recognized currently in other operating income. Unrealized gains on trading positions are reported as other assets and unrealized losses are reported as other liabilities in the consolidated balance sheet. Gains and losses on foreign currency positions that were entered into to hedge specific, firm foreign currency obligations are deferred and recognized in income over the life of the underlying asset or liability or as the underlying expense or commitment is incurred.
E. SECURITIES. Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of discount.
Securities Available for Sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.
Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.
F. INTEREST RISK MANAGEMENT INSTRUMENTS. Interest risk management instruments include interest rate swap contracts, futures contracts, options and similar contracts. Northern Trust is a party to various interest risk management instruments to meet the interest risk management needs of its clients, as part of its trading activity for its own account and as part of its asset/liability management activities. Unrealized gains and receivables on interest risk management instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet. Interest risk management instruments entered into to meet clients' interest risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income. Interest risk management instruments

36 Northern Trust Corporation
are also entered into to hedge specifically identified existing assets and liabilities or anticipated transactions. If specific criteria are met, any gains or losses are deferred and recognized as an adjustment to interest income or expense over the life of the designated asset, liability, or anticipated transaction. Interest accruals on interest rate swaps that are used as hedges are recognized as adjustments to the interest income or expense of the hedged item over the life of the swap.
G. LOANS AND LEASES. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on nonaccrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.
Premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment of the yield.
Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease.
H. RESERVE FOR CREDIT LOSSES. The reserve for credit losses is established through provisions for credit losses charged to income. Loans and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. The loan portfolio and other extensions of credit are regularly reviewed to evaluate the adequacy of the reserve for credit losses. The impact of economic conditions on the creditworthiness of borrowers is given major consideration in determining the adequacy of the reserve. Credit loss experience, changes in the character and size of the loan portfolio, the estimated value of impaired loans compared to their recorded investment, and management's judgment are other factors used in assessing the overall adequacy of the reserve for credit losses and the resulting provision for credit losses. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. While the largest portion of this reserve is intended to cover loan and lease losses, it is considered a general reserve available for all credit-related purposes.
I. FEES ON STANDBY LETTERS OF CREDIT AND PARTICIPATIONS IN BANKERS ACCEPTANCES. Fees on standby letters of credit are generally recognized in other operating income on the straight-line method over the lives of the underlying agreements. Commissions on bankers acceptances are recognized in other operating income when received.
J. BUILDINGS AND EQUIPMENT. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed primarily on the straight-line method based on the following range of lives: buildings--10 to 30 years; equipment--5 to 10 years; and leasehold improvements--1 to 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
K. OTHER REAL ESTATE OWNED (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans.
OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses. Gains realized from the sale of OREO are included in other operating income.
L. INTANGIBLE ASSETS. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired subsidiaries, is being amortized using the straight-line method over periods benefiting, ranging primarily from fifteen to twenty years.
Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," establishes accounting standards for the impairment of such assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for similar assets and certain identifiable intangibles to be disposed of. This statement requires that those assets held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable; and that those to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, with certain exceptions.
This statement, which is effective in 1996, was adopted January 1, 1996. No adjustments to the carrying value of

                                                   Northern Trust Corporation 37
long-lived assets were required as a result of adopting this statement.
Other purchased intangible assets arising from acquisitions are amortized using various methods over the estimated lives of the assets. Software is being amortized using the straight-line method over the estimated useful life of the asset, ranging from three to seven years.
M. TRUST ASSETS AND FEES. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust. Income from trust activities is reported on an accrual basis.
N. TRUST SECURITY SETTLEMENT RECEIVABLES. These receivables represent other items in the process of collection presented on behalf of trust clients.
O. PENSION BENEFITS. A noncontributory qualified pension plan covers substantially all employees. The plan provides benefits for normal and early retirement, deferred benefits for vested employees and, under certain circumstances, survivor benefits in the event of death. Benefits are based on the employees' years of service and their five highest consecutive years of compensation. The proportion of average compensation paid as a pension benefit is determined by length of service. Contributions to the plan satisfy or exceed the minimum funding requirements of ERISA. Certain retiree death benefits are funded through the pension plan and the related cost is included as pension expense. Assets held by the plan consist primarily of listed stocks and corporate bonds. Northern Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a "Rabbi" trust, to fund benefits in excess of those permitted in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified pension benefits. This arrangement offers certain officers a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.
P. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). A leveraged ESOP in which substantially all employees of Northern Trust are eligible to participate was established in 1989. Dividends paid on unallocated shares held in the ESOP
Trust are used for debt service on the ESOP notes. Compensation expense is accounted for based primarily on the amount of cash paid by Northern Trust to the ESOP for principal payments on the ESOP notes. Of the original 4.5 million shares in the ESOP Trust, 3.15 million have been allocated as of December 31, 1995. The ESOP shares not yet allocated to individual accounts are treated as deferred compensation and accounted for as a reduction of stockholders' equity. Under the original terms of the ESOP, the shares were to be allocated over ten years. In 1996, subject to Trustee approval and receipt of a ruling from the Internal Revenue Service, the terms of the ESOP are expected to be amended. Under the revised terms, the original maturity of the ESOP-related debt will be effectively extended by an additional three years through a series of new loans and the remaining unallocated shares originally scheduled to be allocated over the next three years will be allocated over the six year period ending December 31, 2001. The Corporation also expects to make an additional contribution of cash or shares of common stock to the ESOP in 2002.
Q. THRIFT INCENTIVE PLAN. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. The corporate contribution is contingent upon the level of employee contribution and meeting a predefined earnings target for the year. The estimated contribution to this plan is charged to pension and other employee benefit expenses.
R. INCENTIVE PLANS.
AMENDED 1992 INCENTIVE STOCK PLAN. The 1992 Incentive Stock Plan (Plan), adopted in 1992 and amended in 1995, provides for the granting of both nonqualified and incentive stock options. Stock appreciation rights may also be granted in conjunction with stock options. The Plan also permits stock awards and stock equivalents to be granted. Key employees of Northern Trust are eligible to participate in the Plan. The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. The total number of shares of the Corporation's common stock authorized for distribution under the Plan is 3,750,000.
Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options are exercisable not later than ten years after the date of grant. In addition, the Plan provides that all options will become exercisable upon a change of control as defined in the Plan. All options terminate at such time as determined by the Committee and as provided in the option.
Under the Plan, stock awards or equivalents can be awarded by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock based on such terms and conditions as the Committee deems appropriate including achievement of performance goals.

38 Northern Trust Corporation

AMENDED INCENTIVE STOCK PLAN. The Amended Incentive Stock Plan, adopted in 1986, was superseded by the 1992 Incentive Stock Plan and terminated on December 31, 1994. Outstanding grants and awards under the Amended Incentive Stock Plan will remain in effect in accordance with their terms, but no further grants or awards will be made.

LONG-TERM INCENTIVE PLAN. Performance shares have been granted to executive officers under the provisions of the Amended 1992 and the Amended Incentive Stock Plans whereby the executives will be entitled to have each award credited to an account maintained for them if established performance goals are achieved with distribution after vesting. The value of shares earned but not yet distributed under the plans is credited to performance share accounts and is shown in stockholders' equity as common stock issuable-performance plan.

OTHER INCENTIVE PLANS. Various incentive plans provide for stock and cash incentives, and bonuses to selected employees based upon the accomplishment of various corporate net income objectives, business unit goals and individual performance.
The above incentive plans provide for acceleration of benefits in certain circumstances including a change of control.
 S. OTHER POSTRETIREMENT BENEFITS. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan may be eligible for postretirement health care coverage. These benefits may be subject to deductibles, co-payment provisions and other limitations. The provisions may be changed at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.
 T. INCOME TAXES. In accordance with SFAS No. 109, "Accounting for Income Taxes," an asset and liability approach to accounting for income taxes is followed. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.
 U. CASH FLOW STATEMENTS. Cash and cash equivalents have been defined as those amounts included in the consolidated balance sheet as "Cash and Due from Banks."

2. RECLASSIFICATIONS--Certain reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current periods' consolidated financial statements.

3. SECURITIES--The following tables summarize the book and fair values of securities.

                    December 31, 1995
                    -----------------
                      Book     Fair
(In Millions)        Value    Value
-------------------------------------
Held to Maturity    $  535.1 $  562.6
Available for Sale   5,136.3  5,136.3
Trading Account         88.9     88.9
-------------------------------------
Total               $5,760.3 $5,787.8

                    December 31, 1994
                    -----------------
                      Book     Fair
(In Millions)        Value    Value
-------------------------------------
Held to Maturity    $  641.3 $  657.9
Available for Sale   4,407.8  4,407.8
Trading Account          4.0      4.0
-------------------------------------
Total               $5,053.1 $5,069.7

On December 31, 1995 securities with an amortized cost of $68.5 million were transferred from the held to maturity to the available for sale category. The net unrealized gain on these securities was $1.7 million, which was included as a credit of $1.1 million, net of taxes, in stockholders' equity as of December 31, 1995. The securities were transferred in conjunction with the transition provisions of accounting guidance recently issued by the Financial Accounting Standards Board that addresses implementation issues related to SFAS No. 115. The reclassification will increase slightly Northern Trust's flexibility in regard to selling securities, but will not have a material impact on asset/liability management strategy.
Income on obligations of states and political subdivisions totaled $30.7 million, $34.6 million and $38.3 million in 1995, 1994 and 1993, respectively. Dividends received on preferred stock totaled $8.0 million, $6.4 million and $3.8 million for 1995, 1994 and 1993, respectively.

                                                   Northern Trust Corporation 39

SECURITIES HELD TO MATURITY. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF BOOK VALUES TO FAIR
VALUES OF SECURITIES HELD TO MATURITY

                                              December 31, 1995
                                     -----------------------------------
                                              Gross      Gross
                                      Book  Unrealized Unrealized  Fair
(In Millions)                        Value    Gains      Losses   Value
------------------------------------------------------------------------
U.S. Government                      $116.1   $  .2       $--     $116.3
Obligations of States and Political
 Subdivisions                         366.9    27.1        --      394.0
Federal Agency                         22.2      .3        .1       22.4
Other                                  29.9      --        --       29.9
------------------------------------------------------------------------
Total                                $535.1   $27.6       $.1     $562.6

                                              December 31, 1994
                                     -----------------------------------
                                              Gross      Gross
                                      Book  Unrealized Unrealized  Fair
(In Millions)                        Value    Gains      Losses   Value
------------------------------------------------------------------------
U.S. Government                      $137.2   $  --       $ .2    $137.0
Obligations of States and Political
 Subdivisions                         474.5    19.5        2.7     491.3
Other                                  29.6      --         --      29.6
------------------------------------------------------------------------
Total                                $641.3   $19.5       $2.9    $657.9

REMAINING MATURITY OF SECURITIES HELD TO MATURITY

                                        December 31,
                                            1995
                                        -------------
                                         Book   Fair
(In Millions)                           Value  Value
-----------------------------------------------------
Due in One Year or Less                 $165.0 $166.3
Due After One Year Through Five Years    182.4  194.7
Due After Five Years Through Ten Years   127.7  140.2
Due After Ten Years                       60.0   61.4
-----------------------------------------------------
Total                                   $535.1 $562.6

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

SECURITIES AVAILABLE FOR SALE. Realized gross security gains and losses, which were included in the consolidated statement of income, totaled $1.0 million and none, respectively, in 1995. Of the $1.0 million in gains, $.1 million was related to the sale of securities classified as available for sale. The remaining $.9 million resulted when held to maturity securities were called at a premium. Realized gross security gains and losses in 1994 totaled $.2 million and $.3 million, respectively, all of which were related to securities available for sale. Realized gross security gains in 1993 totaled $1.8 million, including $1.6 million related to securities held for sale. There were no realized gross security losses in 1993.

The following tables summarize the amortized cost, fair values and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR
SALE

                                                December 31, 1995
                                     ----------------------------------------
                                                 Gross      Gross
                                     Amortized Unrealized Unrealized   Fair
(In Millions)                          Cost      Gains      Losses    Value
-------------------------------------------------------------------------------
U.S. Government                      $1,661.1    $ 7.3      $  .7    $1,667.7
Obligations of States and Political
 Subdivisions                            68.5      2.5         .8        70.2
Federal Agency                        3,142.9     10.8         .9     3,152.8
Preferred Stock                         148.1       --         .3       147.8
Other                                    99.3       .5        2.0        97.8
-------------------------------------------------------------------------------
Total                                $5,119.9    $21.1      $ 4.7    $5,136.3

Unrealized losses on off-balance sheet financial instruments used to hedge available for sale securities totaled $12.2 million as of December 31, 1995 and are reported as other liabilities in the consolidated balance sheet. As of December 31, 1995, stockholders' equity included a credit of $2.6 million, net of tax, to recognize the appreciation on securities available for sale, net of the related hedges.

                                                December 31, 1994
                                     ----------------------------------------
                                                 Gross      Gross
                                     Amortized Unrealized Unrealized   Fair
(In Millions)                          Cost      Gains      Losses    Value
-------------------------------------------------------------------------------
U.S. Government                      $  819.4    $  --      $18.1    $  801.3
Federal Agency                        3,263.6      1.4       13.5     3,251.5
Preferred Stock                         197.2       --         .6       196.6
Other                                   163.0       .9        5.5       158.4
-------------------------------------------------------------------------------
Total                                $4,443.2    $ 2.3      $37.7    $4,407.8

Unrealized gains on off-balance sheet financial instruments used to hedge available for sale securities totaled $9.8 million as of December 31, 1994 and are reported as other assets in the consolidated balance sheet. As of December 31, 1994, stockholders' equity included a charge of $15.8 million, net of tax, to recognize the depreciation on securities available for sale, net of the related hedges.

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE

                                        December 31, 1995
                                        ------------------
                                        Amortized   Fair
(In Millions)                             Cost     Value
----------------------------------------------------------
Due in One Year or Less                 $3,118.2  $3,119.7
Due After One Year Through Five Years    1,741.6   1,755.3
Due After Five Years Through Ten Years      32.4      32.9
Due After Ten Years                        227.7     228.4
----------------------------------------------------------
Total                                   $5,119.9  $5,136.3

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

40 Northern Trust Corporation

4. LOANS AND LEASES--Amounts outstanding in selected loan categories are shown below.

                            December 31
                         -----------------
(In Millions)              1995     1994
------------------------------------------
Domestic
 Commercial              $3,202.1 $2,672.0
 Broker                     304.0    274.6
 Residential Real Estate  3,896.4  3,299.1
 Commercial Real Estate     512.6    494.1
 Consumer                   758.9    662.1
 Other                      625.5    642.1
 Lease Financing            202.3    159.9
------------------------------------------
Total Domestic            9,501.8  8,203.9
International               404.2    386.7
------------------------------------------
Total Loans and Leases   $9,906.0 $8,590.6

Other domestic and international loans include $810.4 million at December 31, 1995, and $716.6 million at December 31, 1994 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $85.5 million at December 31, 1995, and $59.8 million at December 31, 1994.
Residential real estate loans held for sale totaled $7.6 million and $4.4 million at December 31, 1995 and 1994, respectively.
In May 1995, SFAS No. 122, "Accounting for Mortgage Servicing Rights," was issued. This statement applies to entities that either purchase mortgage servicing rights or originate mortgage loans and subsequently sell the mortgage loans with servicing rights retained. In either case, the servicing rights must be capitalized as a separate asset and must be evaluated for impairment based on their fair value. The disclosure requirements of the statement are effective for financial statements for fiscal years beginning after December 15, 1995. Since Northern Trust's held for sale mortgage portfolio totaled $7.6 million as of January 1, 1996, the impact of adopting this statement was immaterial.

NONPERFORMING ASSETS. Presented below are outstanding amounts of nonaccrual loans, restructured loans and OREO.

                                 December 31
                                 -----------
(In Millions)                    1995  1994
--------------------------------------------
Nonaccrual Loans
 Domestic-Commercial Real Estate $ 9.0 $ 9.1
-Other                            20.0  17.4
 International                      .2   1.3
--------------------------------------------
Total Nonaccrual Loans            29.2  27.8
Restructured Loans                 2.7    --
Other Real Estate Owned            1.8   2.2
--------------------------------------------
Total Nonperforming Assets       $33.7 $30.0

There were no unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 1995, versus $.1 million at December 31, 1994.
Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $2.9 million in 1995, $3.1 million in 1994 and $3.5 million in 1993, compared with amounts that were actually recorded of $.7 million, $.2 million and $1.6 million, respectively. Interest income that would have been recorded on international nonaccrual loans in accordance with their original terms amounted to $.1 million in 1995, 1994 and 1993, compared with amounts that were actually recorded at zero in all three years.
Writedowns and realized losses on OREO of $.4 million in 1995, $.3 million in 1994 and $2.1 million in 1993 were charged to other operating expenses.
Northern Trust adopted SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. These statements provide guidance as to when loans should be classified and reported as impaired and address how the reserve for credit losses related to these loans should be determined. Any shortfall in the estimated value of an impaired loan compared with the recorded investment of the loan is identified as an allocated portion of the reserve for credit losses and is one of the factors considered by management in their overall assessment of reserve adequacy. No changes were required to Northern Trust's accounting policies for loans, charge-offs and interest income as a result of adopting these statements.
At December 31, 1995, nonperforming assets totaled $33.7 million. Included in this amount were loans with a recorded investment of $27.6 million which were also classified as impaired. Impaired loans totaling $9.2 million had no portion of the reserve for credit losses allocated to them, while $18.4 million had an allocated reserve of $1.0 million. For the year 1995, the total recorded investment in impaired loans averaged $26.4 million. Total interest income recognized on impaired loans for the year ended December 31, 1995 was $.7 million, most of which was recognized using the cash-basis method of accounting.
                                                   Northern Trust Corporation 41

5. RESERVE FOR CREDIT LOSSES--Changes in the reserve for credit losses were as follows.

(In Millions)                     1995    1994    1993
--------------------------------------------------------
Balance at Beginning of Year     $144.8  $145.5  $145.5
--------------------------------------------------------
Charge-Offs
 Domestic
  Commercial Real Estate           (3.4)   (4.0)   (7.8)
  Other                            (7.7)   (6.7)  (15.0)
 International                      (.6)     --     (.6)
--------------------------------------------------------
Total Charge-Offs                 (11.7)  (10.7)  (23.4)
Recoveries                          5.8     4.0     3.9
--------------------------------------------------------
Net Charge-Offs                    (5.9)   (6.7)  (19.5)
Provision for Credit Losses         6.0     6.0    19.5
Reserve Related to Acquisitions     2.2      --      --
--------------------------------------------------------
Balance at End of Year           $147.1  $144.8  $145.5

6. BUILDINGS AND EQUIPMENT--Summary of buildings and equipment is presented below.

                               December 31, 1995
                         ------------------------------
                         Original Accumulated  Net Book
(In Millions)              Cost   Depreciation  Value
-------------------------------------------------------
Land                      $ 28.4     $   --     $ 28.4
Buildings                   76.3       29.8       46.5
Equipment                  211.4      102.1      109.3
Leasehold Improvements      60.6       26.0       34.6
Building Leased Under
 Capital Lease (Note 7)     72.6        9.9       62.7
-------------------------------------------------------
Total Buildings and
 Equipment                $449.3     $167.8     $281.5

                              December 31, 1994
                        ------------------------------
                        Original Accumulated  Net Book
(In Millions)             Cost   Depreciation  Value
------------------------------------------------------
Land                     $ 23.0     $   --     $ 23.0
Buildings                  77.3       35.8       41.5
Equipment                 198.6       88.9      109.7
Leasehold Improvements     56.3       20.3       36.0
Building Leased under
 Capital Lease (Note 7)    72.6        8.1       64.5
------------------------------------------------------
Total Buildings and
 Equipment               $427.8     $153.1     $274.7

The charge for depreciation amounted to $42.2 million in 1995, $41.4 million in 1994 and $39.3 million in 1993. Occupancy expense has been reduced by $2.1 million in 1995, $2.0 million in 1994 and $1.7 million in 1993 from rental income on leased premises.

7. LEASE COMMITMENTS--At December 31, 1995, Northern Trust was obligated under a number of noncancellable operating leases for premises and equipment. Certain leases contain rent escalation clauses, based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 1995, for all noncancellable operating leases are as follows.

                                                    Future Minimum
(In Millions)                                       Lease Payments
-------------------------------------------------------------------------------
1996                                                    $ 29.9
1997                                                      29.3
1998                                                      26.3
1999                                                      21.2
2000                                                      19.9
Later Years                                              111.2
-------------------------------------------------------------------------------
Total Minimum Lease Payments                            $237.8

Rental expense for all operating leases is included in occupancy expense and amounted to $25.0 million in 1995, $24.5 million in 1994 and $23.5 million in 1993.
The building and land utilized at the Chicago operations center has been leased under an agreement which qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.
The table below reflects the future minimum lease payments required under this lease, net of payments received on the long-term financing, and the present value of the net capital lease obligation at December 31, 1995
(refer to Note 8).

                                                    Future Minimum
(In Millions)                                     Lease Payments, net
-------------------------------------------------------------------------------
1996                                                    $  1.1
1997                                                       1.1
1998                                                       1.1
1999                                                       1.3
2000                                                       1.3
Later Years                                               14.4
-------------------------------------------------------------------------------
Total Minimum Lease Payments, net                         20.3
Less: Amount Representing Interest                        10.0
-------------------------------------------------------------------------------
Net Present Value under Capital Lease Obligation        $ 10.3

42 Northern Trust Corporation

8. SENIOR NOTES, NOTES PAYABLE AND LINES OF CREDIT--SENIOR NOTES. Summary of senior notes outstanding at December 31 is presented below.

($ In Millions)       Rate     1995   1994
-------------------------------------------
Corporation
 Due 1996 (a)            8.65% $ 2.0 $  2.0
Bank
 Due 1995 (a) (b)
  Fixed             4.95-6.60     --  375.0
  Floating                        --  155.0
 Due 1996 (a) (b)   4.63-5.38   10.0   10.0
 Due 1998 (a) (b)        6.29    5.0    5.0
-------------------------------------------
Total Senior Notes             $17.0 $547.0
-------------------------------------------

Refer to bottom of next table for applicable notes.

NOTES PAYABLE. Summary of notes payable outstanding at December 31 is presented below.

($ In Millions)                                                1995   1994
---------------------------------------------------------------------------
Corporation-Subordinated Notes
 9.15% Notes due March 1998 (a)                               $ 10.0 $ 10.0
 9.20% Notes due March 1998 (a)                                 13.0   13.0
 9.00% Notes due May 1998 (a)                                   50.0   50.0
 9.20% Notes due May 2001 (a)                                   25.0   25.0
Bank-Subordinated Notes
 6.50% Notes due May 2003 (a)                                  100.0  100.0
 6.70% Notes due Sept. 2005 (a) (b)                            100.0     --
---------------------------------------------------------------------------
  Subordinated Notes Payable                                  $298.0 $198.0
---------------------------------------------------------------------------
Corporation-Notes Payable
 8.25% ESOP Notes due December 1995 (a) (c)                   $   -- $  2.7
 8.23% ESOP Installment Notes with Final Payment due December
  1998 (d)                                                      26.3   33.7
Bank-Capital Lease Obligation (e)                               10.3   10.4
---------------------------------------------------------------------------
  Notes Payable                                               $ 36.6 $ 46.8
---------------------------------------------------------------------------
Total Notes Payable                                           $334.6 $244.8
---------------------------------------------------------------------------
Notes Payable Qualifying as Risk-Based Capital                $254.2 $168.8

(a) Not redeemable prior to maturity.
(b) Under the terms of its current offering circular, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $1.7 billion at any one time outstanding and up to an additional $200 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.
(c) Notes are related to the contribution of 180,000 common shares to the ESOP trust.
(d) Notes were issued directly by the ESOP trust to finance the purchase of 4,320,000 common shares. The Corporation unconditionally guarantees the payment of principal, premium, if any, and interest. The interest rate is subject to adjustment in the event of certain tax law changes affecting ESOP plans. Refer to Note 1P.
(e) Refer to Note 7.

LINES OF CREDIT. The Corporation currently maintains commercial paper back-up facility lines of credit with four banks totaling $50 million. The facility was amended in 1995 which extended the termination date to November 1999, with two optional one-year extensions beyond that. The commitment fee is determined by a pricing matrix that is based on the long-term senior debt ratings of the Corporation. Currently, the annual fee is 1/10 of 1% of the commitment. There were no borrowings under commercial paper back-up facilities during 1995 or 1994.

9. STOCKHOLDERS' EQUITY--PREFERRED STOCK. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. Summary of preferred stock outstanding is presented below.

                                        December 31
                                       -------------
(In Millions)                           1995   1994
----------------------------------------------------
Auction Rate Preferred Stock Series C
 600 shares @ $100,000 per share       $ 60.0 $ 60.0
Flexible Auction Rate Cumulative
 Preferred Stock Series D
 600 shares @ $100,000 per share         60.0   60.0
6.25% Cumulative Convertible
 Preferred Stock Series E
 50,000 shares @ $1,000 per share        50.0   50.0
----------------------------------------------------
Total Preferred Stock                  $170.0 $170.0

SERIES C--In 1987, 600 shares of Auction Rate Preferred Stock (APS) Series C were issued, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. No dividends other than dividends payable in junior stock, such as Common Stock, may be paid on Common Stock until full cumulative dividends on the APS have been paid. The average rate for this issue as declared during 1995 was 4.52%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.

                                                   Northern Trust Corporation 43

SERIES D--In 1990, 600 shares of Flexible Auction Rate Cumulative Preferred Stock Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period shall contain 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as appropriate for the length of each short-term or long-term dividend period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as Common Stock, may be paid on Common Stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 1995 was 4.49%. The shares of FAPS are redeemable at the option of Northern Trust, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.
SERIES E--On January 5, 1996, the Corporation called for redemption its outstanding 6.25% Cumulative Convertible Preferred Stock Series E. The Series E was sold to the public in the the form of 1,000,000 Depositary Shares, each representing one-twentieth of a share of the Series E Preferred Stock (equal to 50,000 preferred shares). Subsequently, 994,737 of the total 1,000,000 Depositary Shares were converted at the option of the holder at a conversion price of $41.50 into 1,198,372 shares of the Corporation's common stock. The conversion resulted in fractions of shares for which the Corporation paid cash. The remaining 5,263 Depositary Shares were redeemed on January 26, 1996, for cash at a redemption price of $52.8038 per Depositary Share.

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

COMMON STOCK. In February 1994, the Corporation's common stock buyback authorization was increased by approximately 1.3 million shares, thus allowing the purchase after that date up to an aggregate of 4 million shares of the common stock. The Corporation may repurchase the shares from time to time via open market purchases, and the shares would be used for general corporate purposes.
Analysis of changes in the number of shares of common stock outstanding follows.

COMMON STOCK OUTSTANDING

                              1995        1994        1993
--------------------------------------------------------------
Balance at January 1       54,089,259  53,292,967  52,831,844
Employee Benefit Plans:
 Incentive Plan and Awards    406,084      44,525     149,300
 Stock Options Exercised      640,229     461,739     388,298
Issued for Acquisitions     2,014,999     534,113          --
Treasury Stock Purchases   (1,486,159)   (244,085)    (76,475)
--------------------------------------------------------------
Balance at December 31     55,664,412  54,089,259  53,292,967

44 Northern Trust Corporation

10. INCOME TAXES--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amount computed at the statutory federal tax rate of 35%.

                            Income Tax Provision
                            ----------------------
(In Millions)                1995    1994    1993
---------------------------------------------------
Tax at Statutory Rate       $112.2  $ 91.5  $ 81.9
Tax-Exempt Income            (13.9)  (15.2)  (15.8)
State Taxes, net               2.4     4.2     1.1
Other                          (.2)   (1.2)   (1.1)
---------------------------------------------------
Provision for Income Taxes  $100.5  $ 79.3  $ 66.1

The components of the consolidated provision for income taxes for each of the three years ended December 31, are as follows.

(In Millions)                     1995   1994   1993
------------------------------------------------------
Current Tax Provision (Benefit)
 Federal                         $ 75.7 $ 47.4 $ 42.4
 State                              2.9    3.6    (.6)
 Foreign                            4.2    5.6    2.9
------------------------------------------------------
 Total                             82.8   56.6   44.7
------------------------------------------------------
Deferred Tax Provision
 Federal                           16.9   19.8   19.2
 State                               .8    2.9    2.2
------------------------------------------------------
 Total                             17.7   22.7   21.4
------------------------------------------------------
Provision for Income Taxes       $100.5 $ 79.3 $ 66.1

In addition to the amounts shown in the above tables, tax liabilities or (benefits) have been recorded for the following items:

(In Millions)                                                      1995   1994
--------------------------------------------------------------------------------
Charged (Credited) to Stockholders' Equity:
 Current Tax Benefit for Employee Stock Options and Other Employee
  Benefit Plans                                                    $(5.1) $(3.7)
 Deferred Tax Effect of Unrealized Security Gains (Losses)          11.3   (9.5)
 Deferred Tax Effect of Unfunded Pension Liabilities                 0.5   (0.5)
Deferred Tax Liabilities Assumed in Connection with Business
 Combinations                                                        4.0    0.4

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed based on the statutory federal tax rate of 35%, as follows.

                                               December 31
                                               ------------
(In Millions)                                   1995  1994
-----------------------------------------------------------
deferred Tax Liabilities
 Lease Financing                               $ 58.0 $48.8
 Software Development                            39.1  37.8
 Accumulated Depreciation                         8.0   1.0
 Acquired Intangible Assets                       7.0   2.3
 Other Liabilities                               15.6   6.1
-----------------------------------------------------------
Gross Deferred Tax Liabilities                  127.7  96.0
-----------------------------------------------------------
Deferred Tax Assets
 Reserve for Credit Losses                       51.0  50.7
 Loan Fees                                        1.6   3.2
 Leased Facilities                                7.5   6.7
 Other Assets                                     5.2   6.4
-----------------------------------------------------------
Gross Deferred Tax Assets                        65.3  67.0
Valuation Reserve                                  --    --
-----------------------------------------------------------
Deferred Tax Assets, net of Valuation Reserve    65.3  67.0
-----------------------------------------------------------
Net Deferred Tax Liabilities                   $ 62.4 $29.0

Northern Trust has state carryforwards which are available to offset future state tax return liabilities. As of December 31, 1995, there were state net operating loss and tax credit carryforwards of $15.4 million and $1.7 million, respectively. The carryforwards are subject to various limitations imposed by tax law.

11. NET INCOME PER COMMON SHARE COMPUTATIONS--Primary net income per common share is computed by dividing net income, after deduction of the preferred stock dividends, by the daily average number of common and common equivalent shares outstanding. Common equivalent shares are based on outstanding stock options and common stock awards under the Amended 1992 and the Amended Incentive Stock Plans and other stock-based plans associated with acquisitions. Fully diluted net income per common share assumes, in addition to the above, the conversion of the Cumulative Convertible Preferred Stock Series E.

                                                   Northern Trust Corporation 45

12. RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND LOANS OR ADVANCES--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, reduced by certain loan losses (as defined in the applicable statute). In addition, for each of the Corporation's Federal Reserve member banking subsidiaries, prior approval of federal banking authorities is required if dividends declared by a subsidiary bank in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two years.
Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 1996 equal to their 1996 eligible net profits (as defined) plus $181.1 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

13. OTHER OPERATING INCOME--The fee portion of treasury management revenues totaled $49.6 million in 1995, $46.3 million in 1994 and $49.0 million in 1993. Net foreign exchange revenues including trading, hedge and translation gains or losses were $55.3 million in 1995, $36.0 million in 1994 and $32.1 million in 1993, and included foreign exchange trading profits of $55.4 million, $35.9 million and $32.4 million in 1995, 1994 and 1993, respectively.
Included in the 1994 results is a $28.5 million pretax gain on the sale of an investment in Banque Scandinave en Suisse (BSS), net of approximately $6.0 million in ancillary and other sale-related transition costs associated with the transfer of custody accounts from BSS to the Bank's London Branch.

14. OTHER OPERATING EXPENSES--The components of other operating expenses were as follows:

(In Millions)                                 1995   1994   1993
-----------------------------------------------------------------
Business Development                         $ 23.0 $ 22.8 $ 22.7
Purchased Professional Services                57.3   54.1   49.7
Telecommunications                             10.8   10.4    8.9
Postage and Supplies                           20.7   19.1   17.8
FDIC Premium                                    8.5   16.2   15.6
Software Amortization                          28.3   21.4   14.6
Goodwill and Other Intangibles Amortization     7.5    6.9    7.2
Pension Settlement Charge                       4.1    9.6    1.7
Other Expense                                  21.1   34.8   32.1
-----------------------------------------------------------------
Total Other Operating Expenses               $181.3 $195.3 $170.3

Software, goodwill and other intangible assets are included in other assets in the consolidated balance sheet. Software totaled $129.8 million at December 31, 1995 and $111.5 million at December 31, 1994. Goodwill totaled $65.5 million at December 31, 1995 and $36.2 million at December 31, 1994. Other intangibles totaled $41.3 million at December 31, 1995 and $31.2 million at December 31, 1994.

46 Northern Trust Corporation

15. PENSION AND OTHER EMPLOYEE BENEFITS--
PENSION. The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 1995 and 1994. Prior service costs and unrecognized net assets established at January 1, 1986 are being amortized on a straight-line basis over 13.2 years.

PLAN STATUS

                                               Qualified     Nonqualified
                                                 Plan            Plan
                                             --------------  --------------
                                                      September 30
                                             ------------------------------
($ In Millions)                               1995    1994    1995    1994
----------------------------------------------------------------------------
Actuarial Present Value
 of Benefit Obligation:
Vested Benefit Obligation                    $125.7  $104.2  $  9.9  $ 14.5
----------------------------------------------------------------------------
Accumulated Benefit
 Obligation                                   136.4   124.7    10.7    15.7
----------------------------------------------------------------------------
Projected Benefit
 Obligation for Service Rendered to Date      185.1   175.7    19.4    23.5
Plan Assets at Fair Value                     200.1   178.4      --      --
----------------------------------------------------------------------------
Plan Assets In Excess of
 (Less Than) Projected Benefit Obligation      15.0     2.7   (19.4)  (23.5)
Unrecognized Net Asset (Effective
 January 1, 1986)                              (4.9)   (7.6)    (.1)    (.3)
Unrecognized Net Loss                          41.4    46.2     9.6    10.3
Unrecognized Prior Service Cost                 1.0     1.2     3.9     4.5
Valuation Adjustment                            (.4)    (.4)     --      --
----------------------------------------------------------------------------
Prepaid (Accrued)
 Pension Cost at September 30                  52.1    42.1    (6.0)   (9.0)
----------------------------------------------------------------------------
Net (Expense) Funding
 October to December                           (2.1)   (7.8)    (.7)    2.5
Additional Minimum Liability at December 31      --      --    (3.8)  (5.9)
----------------------------------------------------------------------------
Prepaid (Accrued)
 Pension Cost at December 31                 $ 50.0  $ 34.3  $(10.5) $(12.4)
----------------------------------------------------------------------------
Assumptions:
 Discount Rates                                7.50%   7.50%   7.00%   7.25%
 Rate of Increase in Compensation Level        5.00    5.00    5.00    5.00
 Expected Long-Term Rate of Return on Assets   9.00    9.00     N/A     N/A

NET PERIODIC PENSION COST

                                Qualified     Nonqualified
                                  Plan            Plan
                              --------------  -------------
(In Millions)                  1995    1994    1995   1994
-----------------------------------------------------------
Service Cost                  $ 11.3  $ 11.1  $  1.1 $   .9
Interest Cost                   12.3    11.5     1.6    1.3
Actual Return on Plan Assets   (26.6)  (15.7)     --     --
Net Amortization                11.3      .8     1.1     .9
-----------------------------------------------------------
Net Periodic Pension Cost     $  8.3  $  7.7  $  3.8 $  3.1

Pension expense for 1993 was $7.2 million and $2.7 million for the qualified and nonqualified plans, respectively.
Due to retirements in 1994 and 1995 a substantial number of lump-sum payments were made from both the qualified and nonqualified plans which resulted in settlement charges of $4.1 million in 1995 and $9.6 million in 1994. During 1993 a settlement charge of $1.7 million was recognized due to payments from the nonqualified plan. Settlement charges are included in other operating expenses in the consolidated statement of income.
Total assets in the "Rabbi" Trust primarily related to the nonqualified pension plan at December 31, 1995, 1994 and 1993, amounted to $8.7 million, $9.3 million and $9.4 million, respectively.
A pension plan is also maintained for the London Branch employees. At December 31, 1995, the fair value of assets and the projected benefit obligation totaled approximately $7.1 million and $8.1 million, respectively. At December 31, 1994, the fair value of assets and the projected benefit obligation were $6.0 million and $6.0 million, respectively. Pension expense for 1995 and 1994 was $.6 million and $.7 million, respectively.
THRIFT INCENTIVE PLAN. Total expenses associated with the Thrift Incentive Plan amounted to $11.3 million in 1995, $10.6 million in 1994 and $9.9 million in 1993.
ESOP. The following table presents information related to the ESOP.

(In Millions)                                                    1995 1994
--------------------------------------------------------------------------
Total ESOP Compensation Expense                                  $5.8 $5.1
Interest Incurred on ESOP-Related Debt                            2.8  3.4
Amount Contributed to ESOP-Related Debt                           8.2  8.2
Dividends and Interest on Unallocated ESOP Shares Used for Debt
 Service                                                          2.0  2.1

                                                   Northern Trust Corporation 47

OTHER POSTRETIREMENT BENEFITS. The following tables set forth the funded status at December 31 and the net periodic postretirement benefit cost of the domestic postretirement health care plan for 1995 and 1994. The transition obligation at January 1, 1993 is being amortized to expense over a twenty year period.

PLAN STATUS

(In Millions)                                                   1995    1994
------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation (APBO) Measured
 at September 30
 Retirees and Dependents                                       $ 16.9  $ 16.7
 Actives Eligible for Benefits                                    5.6     5.0
 Actives Not Yet Eligible                                        18.1    17.1
------------------------------------------------------------------------------
Total APBO                                                       40.6    38.8
 Unamortized Transition Obligation                              (23.8)  (25.2)
 Unrecognized Net Loss                                           (8.5)  (10.1)
 Unrecognized Prior Service Costs                                 2.6     2.8
------------------------------------------------------------------------------
Net Postretirement Benefit Liability                           $ 10.9  $  6.3

NET PERIODIC POSTRETIREMENT BENEFIT COST

(In Millions)                                                   1995    1994
------------------------------------------------------------------------------
Service Cost                                                   $  1.7  $  1.4
Interest Cost                                                     2.9     2.3
Net Amortization                                                  1.6     1.4
------------------------------------------------------------------------------
Net Periodic Postretirement Benefit Cost                       $  6.2  $  5.1

Postretirement health care expense for 1993 was $4.8 million.
For measurement purposes, a 10.8 percent annual increase in the cost of covered health care benefits was assumed for 1996. This rate is assumed to decrease gradually to 5.6 percent in 2021 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation for the postretirement health care plan as of December 31, 1995 by approximately $7.3 million, and the aggregate of the service and interest cost components of the 1995 net periodic postretirement benefit cost by $.8 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50 percent at December 31, 1995 and 7.75 percent at December 31, 1994.
As permitted by the provisions of SFAS No. 106, the London Branch began accruing for postretirement health care benefits effective January 1, 1995. The transition obligation of $.4 million established at January 1, 1995 is being amortized over a twenty year period. Postretirement benefit expense for 1995 was $.1 million and the total Accumulated Postretirement Benefit Obligation at December 31, 1995 was $.4 million.

POSTEMPLOYMENT BENEFITS. In 1994, SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was adopted. The statement requires employers to adopt accrual accounting for workers compensation, disability, severance and other benefits provided after employment but before retirement. The accounting under the new statement is essentially the same as Northern Trust's previous policy.

16. CONTINGENT LIABILITIES--Because of the nature of its activities, Northern Trust is subject to pending and threatened legal actions that arise in the normal course of business. In the judgment of management, after consultation with counsel, none of the litigation to which the Corporation or any of its subsidiaries is a party will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of operations.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS--SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern Trust could have realized in a market exchange.
The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of the consolidated financial position.
The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons between Northern Trust's disclosures and those of other financial institutions may not be meaningful. The following methods and assumptions were used in estimating the fair values of the financial instruments:
SECURITIES. Fair values of securities were based on quoted market values, when available. If quoted market values were not available, fair values were based on quoted market values for comparable instruments.

48 Northern Trust Corporation

LOANS (NOT INCLUDING LEASE FINANCING RECEIVABLES). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility.
SAVINGS CERTIFICATES, OTHER TIME AND FOREIGN OFFICES TIME DEPOSITS, AND SENIOR NOTES. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.
NOTES PAYABLE. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The fair values of commitments and letters of credit represent the amount of unamortized fees on these instruments. The fair values of all other off-balance sheet financial instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.
FINANCIAL INSTRUMENTS VALUED AT CARRYING VALUE. Due to their short maturity, the respective carrying values of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers' acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; other borrowings; and liability on acceptances.
The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet.
FAIR VALUES OF ON-BALANCE SHEET FINANCIAL INSTRUMENTS. The following table summarizes the fair values of on-balance sheet financial instruments.

                                                     December 31
                                         -----------------------------------
                                               1995              1994
                                         ----------------- -----------------
                                           Book     Fair     Book     Fair
(In Millions)                             Value    Value    Value    Value
----------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                  $1,308.9 $1,308.9 $1,192.5 $1,192.5
Money Market Assets                       1,784.2  1,784.2  2,651.2  2,651.2
Securities:
 Held to Maturity                           535.1    562.6    641.3    657.9
 Available for Sale                       5,136.3  5,136.3  4,407.8  4,407.8
 Trading Account                             88.9     88.9      4.0      4.0
Loans (excluding leases), net of credit
 loss reserve:
 Held to Maturity                         9,549.0  9,595.8  8,281.5  7,993.2
 Held for Sale                                7.6      7.6      4.4      4.4
Acceptance Liability                         35.8     35.8     56.3     56.3
Trust Security Settlement Receivables       327.1    327.1    305.7    305.7
LIABILITIES
Deposits:
 Demand, Savings and Money Market         6,698.2  6,698.2  6,006.4  6,006.4
 Savings Certificates, Other Time and
  Foreign Offices Time                    5,790.0  5,821.8  5,728.0  5,716.0
Federal Funds Purchased                   2,300.1  2,300.1    972.0    972.0
Repurchase Agreements                     1,858.7  1,858.7  2,216.9  2,216.9
Commercial Paper                            146.7    146.7    123.8    123.8
Other Borrowings                            875.9    875.9  1,077.9  1,077.9
Senior Notes                                 17.0     17.1    547.0    544.2
Notes Payable                               334.6    351.9    244.8    236.1
Liability on Acceptances                     35.8     35.8     56.3     56.3

                                                   Northern Trust Corporation 49

FAIR VALUES OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The following tables summarize the fair values of off-balance sheet financial instruments at December 31.

                                      1995        1994
                                   ----------- -----------
                                   Book  Fair  Book  Fair
(In Millions)                      Value Value Value Value
----------------------------------------------------------
Commitments and Letters of Credit
 Loan Commitments                  $ 1.9 $ 1.9 $ 2.2 $ 2.2
 Letters of Credit                    .8    .8    .7    .7
Asset/Liability Management
 Foreign Exchange Contracts
  Assets                              --    .4   4.3   4.8
  Liabilities                         .1    .1    --    .4
 Interest Rate Swap Contracts
  Assets                             4.9   7.5  11.7  58.8
  Liabilities                       22.2  45.2   6.6  16.3
 Interest Rate Protection
  Contracts--Assets                   .2    .3    --    --

                                       Fair Value
                                      -------------
(In Millions)                          1995   1994
---------------------------------------------------
Client-Related and Trading*
 Foreign Exchange Contracts
  Assets                              $118.0  $78.1
  Liabilities                          107.5   78.7
 Interest Rate Swap Contracts
  Assets                                 4.2    3.0
  Liabilities                            4.2    3.8
 Interest Rate Protection Contracts
  Assets                                  .1     .5
  Liabilities                             .1     .6
 Option Contract with Benchmark Funds     --    3.5

*Assets and liabilities associated with foreign exchange contracts averaged $183.0 million and $180.5 million, respectively, during 1995. Assets and liabilities associated with other client-related and trading account instruments averaged $2.2 million and $4.3 million, respectively, during 1995.

18. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS--
 A. COMMITMENTS AND LETTERS OF CREDIT. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client default. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.
Commitments and letters of credit consist of the following:
LEGALLY BINDING COMMITMENTS TO EXTEND CREDIT generally have fixed expiration dates or other termination clauses. Since a significant portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.
PARTICIPATIONS IN BANKERS ACCEPTANCES obligate Northern Trust, in the event of default by the counterparty, to reimburse the holder of the acceptance an amount equal to its participation in the acceptance.
COMMERCIAL LETTERS OF CREDIT are instruments issued by Northern Trust on behalf of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.
STANDBY LETTERS OF CREDIT obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions.
The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

                                                 December 31
                                              -----------------
(In Millions)                                   1995     1994
---------------------------------------------------------------
Legally Binding Commitments to Extend Credit  $8,906.0 $7,397.7
Participations in Bankers Acceptances              1.5      6.3
Commercial Letters of Credit                     167.7    227.2
Standby Letters of Credit:
 Corporate                                    $  448.4 $  372.6
 Industrial Revenue                              379.9    318.7
 Other                                           194.5    128.6
---------------------------------------------------------------
 Total Standby Letters of Credit*             $1,022.8 $  819.9

*These amounts include $96.2 million and $75.8 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 1995 and 1994, respectively. The weighted average maturity of standby letters of credit was 19 months at December 31, 1995 and 1994.

 B. RISK MANAGEMENT INSTRUMENTS. These instruments include foreign exchange contracts, foreign currency futures contracts, and various interest risk management instruments.
Northern Trust is a party to various risk management instruments that are used in the normal course of business to meet the risk management needs of its clients; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument. These risks are mitigated by 50 Northern Trust Corporation establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, market liquidity and volatility, as well as experience in each market are all taken into account. The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the lives of the instruments as interest and foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.
Risk management instruments include:
FOREIGN EXCHANGE CONTRACTS are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange risk management needs of clients. Foreign exchange contracts are also used for trading purposes and asset and liability management.
FOREIGN CURRENCY AND INTEREST RATE FUTURES CONTRACTS are agreements for delayed delivery of foreign currency, securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a specified currency, security, or instrument, at a specified price or yield. All of Northern Trust's futures contracts are traded on organized exchanges that require the daily settlement of changes in the value of the contracts. Futures contracts are utilized in trading activities and asset/liability management to protect Northern Trust's exposure to unfavorable fluctuations in foreign exchange rates or interest rates.
INTEREST RATE PROTECTION CONTRACTS are agreements which enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, Northern Trust receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates. Northern Trust also purchases interest rate protection contracts for asset and liability management.
INTEREST RATE SWAP CONTRACTS involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts; these types of transactions constitute the majority of the interest rate swap portfolio. Northern Trust has also entered into a limited number of more complex interest rate swap transactions that were executed concurrently with the purchase of $336 million of structured agency notes. The structured notes are included in the available for sale portion of the security portfolio. The interest rate swap contracts are used to hedge the nonstandard features of the structured notes thereby converting them to U.S. dollar denominated floating rate notes indexed to LIBOR.
FORWARD SALE CONTRACTS represent commitments to sell a specified amount of securities at an agreed upon date and price. Northern Trust utilizes forward sale contracts principally in connection with its sale of mortgage loans. EXCHANGE-TRADED OPTION CONTRACTS grant the buyer the right, but not the obligation, to purchase or sell at a specified price, a stated number of units of an underlying financial instrument, at a future date.
The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity.

RISK MANAGEMENT INSTRUMENTS

                                              Contractual/Notional
                                                     Amounts
                                                   December 31
                                              --------------------
(In Millions)                                    1995       1994
------------------------------------------------------------------
Asset/Liability Management:
 Foreign Exchange Contracts                   $    30.4  $   131.4
 Foreign Currency Futures Contracts                 1.8         --
 Interest Rate Futures Contracts Sold                .7        1.2
 Interest Rate Protection Contracts Purchased      25.0         --
 Interest Rate Swap Contracts                   2,600.7    1,381.2
 Forward Sale Contracts                            11.1        4.9
 Exchange-Traded Option Contracts Purchased         2.0         .5
Client-Related and Trading:
 Foreign Exchange Contracts                    11,838.8    9,396.7
 Interest Rate Futures Contracts
  Purchased                                       106.0         --
  Sold                                            289.0       16.0
 Interest Rate Protection Contracts
  Purchased                                        77.0       87.5
  Sold                                             78.9       85.9
 Interest Rate Swap Contracts                     181.5      308.8

Information about Northern Trust's strategies and objectives related to derivative financial instruments used for asset and liability management can be found on pages 28 and 29 and is incorporated by reference. No deferred gains or losses related to derivative financial instruments used for asset and liability management were included in the consolidated balance sheet at year-end 1995 or 1994.
Net revenue associated with client-related and trading interest risk management activities totaled $2.8 million, $2.4 million, and $1.0 million during 1995, 1994, and 1993, respectively. The majority of these revenues are related to

                                                   Northern Trust Corporation 51
interest rate swaps, futures contracts, and rate protection agreements, and are reported as trading income in the consolidated statement of income. However, these amounts also include interest income earned on U.S. Government securities that were classified as trading account securities and hedged with futures contracts.
 C. OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, U.S. Government and government agency securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 1995 and 1994 subject to indemnification was $8.2 billion and $5.0 billion, respectively. All securities borrowed were collateralized in excess of 100 percent of their current fair value as of December 31, 1995 and 1994. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
The Bank is a participating member of various cash and securities clearing organizations. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activities. A wide variety of securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, Eurodollars and securities issued by the Government National Mortgage Association.
As a result of its participation in cash and securities clearing organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 1995 and 1994 was $71 million and $65 million, respectively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored, however, to protect the assets of Northern Trust.
During the second quarter of 1994, the Corporation entered into an agreement with The Benchmark Funds, for which the Bank is investment adviser. Under the agreement, which was essentially a written option contract, The Benchmark Funds had the option of selling to the Corporation in June 1995, at the higher of cost or market value, up to $111 million par value of certain floating rate federal agency securities whose returns lagged the sharp increase in short-term interest rates that occurred at the time the agreement was reached. The agreement also gave the Corporation the option of purchasing the securities from The Benchmark Funds at the higher of cost or market value. The agreement increased net asset values and so preserved the investment flexibility necessary to maintain competitive yields in certain money market portfolios of The Benchmark Funds, which are used for cash management and investment by the Bank's institutional clients. The Corporation exercised its option to purchase the securities in June 1995 at an aggregate price of $110.6 million, equal to the Funds' amortized cost basis in the securities. The securities, which mature in February 1997, were recorded by the Corporation at their fair value of $107.7 million. The fair value of the agreement recorded in other liabilities when the Corporation entered into the 1994 agreement, was $3.5 million. This reserve exceeded the loss realized in 1995 by $.6 million.

19. CONCENTRATIONS OF CREDIT RISK--The information in the section titled Loans and Other Extensions of Credit found on pages 20 through 22 is incorporated by reference.

20. PLEDGED AND RESTRICTED ASSETS--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On December 31, 1995, securities and loans totaling $3.9 billion ($3.1 billion of U.S. Government and agency securities, $216.8 million of obligations of states and political subdivisions and $622.6 million of loans and other securities), were pledged. Collateral required for these purposes totaled $2.6 billion. Deposits maintained at the Federal Reserve Bank to meet reserve requirements averaged $278.1 million in 1995 and $307.7 million in 1994.

21. INCENTIVE PLANS AND AWARDS--AMENDED 1992 INCENTIVE STOCK PLAN AND AMENDED INCENTIVE STOCK PLAN (PLANS). In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued. The accounting method for stock-based compensation provided in the statement, in particular for stock options, differs from APB Opinion No. 25, in which most of the accounting requirements for stock-based compensation were previously contained. The measurement and recognition provisions of the statement are

52 Northern Trust Corporation
elective and disclosure requirements of the statement are effective in 1996. An entity that continues to apply Opinion No. 25 will be required to provide pro forma net income and earnings per share as if the method in SFAS No. 123 had been used to account for stock-based compensation costs. Northern Trust is currently in the process of developing a stock option model to be used in calculating the pro forma information required by SFAS No. 123. In 1996, Northern Trust will continue to account for stock-based compensation in accordance with Opinion No. 25 and will provide the pro forma information required by Statement No. 123.
As of December 31, 1995, shares available for future grants under the Plans totaled 847,047. Stock options granted under the Plans during 1995 and 1994 are summarized below.

                                     Outstanding Options
                                  ---------------------------
                                   SHARES      Option Price
-------------------------------------------------------------
Outstanding at December 31, 1993  3,637,291  $  6.74 to 41.63
-------------------------------------------------------------
Cancelled during 1994               (21,150) $ 37.69 to 39.75
Exercised during 1994              (461,739)    6.74 to 39.25
Granted during 1994                 633,000    37.25 to 42.00
-------------------------------------------------------------
Outstanding at December 31, 1994  3,787,402  $  7.64 to 42.00
-------------------------------------------------------------
Cancelled during 1995               (42,500) $ 37.69 to 47.00
Exercised during 1995              (640,229)    7.64 to 39.75
Granted during 1995                 629,800    38.13 to 47.00
-------------------------------------------------------------
OUTSTANDING AT
 DECEMBER 31, 1995                3,734,473  $ 13.00 TO 47.00
-------------------------------------------------------------
Exercisable at December 31, 1994  3,155,902  $  7.64 to 41.63
-------------------------------------------------------------
EXERCISABLE AT
 DECEMBER 31, 1995                2,560,173  $ 13.00 TO 42.00

As of December 31, 1995, 311,000 shares of stock have been credited to performance share accounts associated with the stock awards under the Plans. At December 31, 1995, 422,778 shares had been awarded, subject to meeting established performance goals and vesting conditions, for three-year performance periods ending in 1995 through 1997. Total salary expense applicable to the stock awards was $4.4 million in 1995, $5.2 million in 1994 and $6.3 million in 1993. As of December 31, 1995 restricted stock awards outstanding to management totaled 52,500 shares. These shares vest, subject to continuing employment, over a period of five to seven years. Total expense applicable to these awards was $.4 million in 1995.

OTHER INCENTIVE PLANS. At December 31, 1995, in conjunction with various acquisitions, shares of the Corporation's common stock have been awarded to certain subsidiary participants contingent upon continued employment, non-competition agreements and, in some cases, meeting predetermined performance goals. Total salary expense related to these awards was $2.0 million in 1995 and $.3 million in 1994.
Expense related to other cash incentive plans is included in salary expense and totaled $35.7 million in 1995, $28.4 million in 1994, and $29.3 million in 1993.

22. INTERNATIONAL OPERATIONS (BASED ON OBLIGOR'S DOMICILE)--Northern Trust's international activities are centered in the commercial banking, capital markets and global custody businesses of the Bank, two overseas branches, one Edge Act subsidiary, the Hong Kong subsidiary, RCB, and Northern Trust of Florida. Total assets employed in international operations were $2.3 billion on December 31, 1995, $2.8 billion on December 31, 1994 and $2.7 billion on December 31, 1993. Of these assets, $1.1 billion on December 31, 1995 and $1.5 billion on December 31, 1994 and 1993 were employed in Europe.
Net income from international operations includes the direct net income contributions of foreign branches, foreign subsidiaries and the Edge Act subsidiary. The Bank and Northern Trust of Florida international profit contributions include direct salary and other expenses of the business units plus expense allocations for interest, occupancy, overhead and

GEOGRAPHIC DISTRIBUTION OF SELECTED ASSETS

                          December 31, 1995                 December 31, 1994                December 31, 1993
              --------------------------------------------------------------------------------------------------------
                 Time   Other                       Time   Other                       Time   Other
               Deposits Money          Customers' Deposits Money          Customers' Deposits Money          Customers'
                 with   Market         Acceptance   with   Market         Acceptance   with   Market         Acceptance
(In Millions)   Banks   Assets Loans   Liability   Banks   Assets Loans   Liability   Banks   Assets Loans   Liability
-----------------------------------------------------------------------------------------------------------------------
Europe         $  849.6  $--   $ 70.0     $ --    $1,257.8  $--   $ 93.4     $ .9    $1,129.2  $--   $184.7     $ .1
North America     323.6   --    123.4       --       651.7   --    141.9       --       557.5   --     44.7       --
Latin America     236.1   .1    170.7*     1.8        64.1   --    135.0*      .6       177.3   .7    116.1*     3.9
Asia-Pacific      158.1   --     40.1       .6       194.4   --     16.4       --       226.2   --      7.8       .3
-----------------------------------------------------------------------------------------------------------------------
Total          $1,567.4  $.1   $404.2     $2.4    $2,168.0  $--   $386.7     $1.5    $2,090.2  $.7   $353.3     $4.3

*Includes loans guaranteed by the Export Import Bank of $116.5 million in 1995,
  $95.2 million in 1994 and $85.8 million in 1993.
 The majority of the remaining loans are trade-related.

                                                   Northern Trust Corporation 53

GEOGRAPHIC DISTRIBUTION OF OPERATING PERFORMANCE

                         1995                    1994                    1993
                         -----                   -----                   -----
                 Gross   Income          Gross   Income          Gross   Income
               Operating before  Net   Operating before  Net   Operating before  Net
(In Millions)   Income   Taxes  Income  Income   Taxes  Income  Income   Taxes  Income
--------------------------------------------------------------------------------------
Europe          $ 67.0   $14.9  $ 9.2   $137.9   $19.1  $11.8   $105.7   $11.2  $ 7.1
North America    113.8    15.4    9.5    133.9     9.1    5.6     68.2     4.7    2.9
Latin America     39.9     5.1    3.2     68.4    12.0    7.4     46.8     4.8    3.0
Asia-Pacific     105.8    20.3   12.6     42.4     7.7    4.8     20.9     3.1    1.9
--------------------------------------------------------------------------------------
Total           $326.5   $55.7  $34.5   $382.6   $47.9  $29.6   $241.6   $23.8  $14.9

         The table summarizes international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral. The 1994 pretax gain of $28.5 million ($17.7 million after-tax) on the sale of Banque Scandinave en Suisse was not included in the Geographic Distribution of Operating Performance.

the provision for credit losses. The interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.

23. ACQUISITIONS--On April 15, 1994, the Corporation completed the acquisition of Hazlehurst & Associates, Inc., a privately held retirement benefit plan services company. Hazlehurst shareholders received 534,113 shares of Corporation common stock (and cash for fractional shares) totaling $22.5 million. The transaction was accounted for as pooling-of-interests. Prior period consolidated financial statements were not restated due to the immateriality of the transaction.
On March 31, 1995, the Corporation completed the acquisition of Beach One Financial Services, Inc., parent company of The Beach Bank of Vero Beach, Florida. The acquisition was effected through a merger in which the Corporation issued 1,622,568 shares of its common stock totaling $56.2 million. The Corporation has accounted for the transaction as pooling-of-interests. Prior period consolidated financial statements were not restated due to the immateriality of the transaction.
On July 31, 1995, the Corporation completed the acquisition of Tanglewood Bancshares, Inc., parent company of Tanglewood Bank N.A. of Houston, Texas for $32.5 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost were $14.4 million of goodwill and $5.8 million of other intangibles, which are being amortized over fifteen and ten years, respectively.
On October 31, 1995, the Corporation completed the acquisition of RCB International, Inc. (RCB), an international provider of institutional investment management services. RCB shareholders received at closing $11.0 million in cash, $.6 million in notes and 392,431 shares of Corporation common stock. The transaction was recorded under the purchase method of accounting. In addition, 216,140 shares of Corporation common stock and $2.6 million in cash were allocated for various deferred compensation plans and other deferred payment arrangements. Shares and cash available under these deferred payment arrangements are payable over one to seven years and are contingent upon continued employment, non-competition agreements and, in some cases, meeting predetermined performance goals. Included in the acquisition cost of RCB were $18.8 million of goodwill and $8.0 million of other intangibles, both of which are being amortized over a fifteen year period.

54 Northern Trust Corporation

24. NORTHERN TRUST CORPORATION (Corporation only)--Condensed financial information is presented below. Investments in wholly owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET

                                                               December 31
                                                            -----------------
(In Millions)                                                 1995     1994
-----------------------------------------------------------------------------
ASSETS
Cash on Deposit with Subsidiary Bank                        $     .2 $    2.3
Time Deposits with Banks-International                          95.6     42.0
Securities                                                     168.3    207.2
Investments in Wholly Owned Subsidiaries
     -Bank Subsidiaries                                      1,261.6  1,109.3
     -Nonbank Subsidiaries                                      36.2     27.1
Loans-Bank Subsidiaries                                         50.0     75.0
     -Nonbank Subsidiaries                                      13.4     13.4
     -Other                                                     27.8     28.1
Buildings and Equipment                                          7.3      7.5
Other Assets                                                    94.6     57.3
-----------------------------------------------------------------------------
Total Assets                                                 1,755.0  1,569.2
-----------------------------------------------------------------------------
LIABILITIES
Commercial Paper                                               146.7    123.8
Notes Payable                                                  126.8    136.4
Other Liabilities                                               28.9     28.3
-----------------------------------------------------------------------------
Total Liabilities                                              302.4    288.5
Stockholders' Equity                                         1,452.6  1,280.7
-----------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                  $1,755.0 $1,569.2

CONDENSED STATEMENT OF INCOME

                                                     For the Year Ended
                                                        December 31
                                                    ----------------------
(In Millions)                                        1995    1994    1993
---------------------------------------------------------------------------
OPERATING INCOME
Dividends-Bank Subsidiaries                         $134.3  $ 82.1  $ 86.7
         -Nonbank Subsidiaries                         1.6     6.6      .6
Intercompany Interest and Other Charges               11.4    12.1    15.2
Interest and Other Income                             11.3     9.6     6.9
---------------------------------------------------------------------------
Total Operating Income                               158.6   110.4   109.4
---------------------------------------------------------------------------
Operating Expenses
 Interest Expense                                     20.6    21.5    22.1
 Other Operating Expenses                              7.2    17.1    12.2
---------------------------------------------------------------------------
Total Operating Expenses                              27.8    38.6    34.3
---------------------------------------------------------------------------
Income before Income Taxes and
 Equity in Undistributed Net Income of Subsidiaries  130.8    71.8    75.1
Benefit for Income Taxes                              (6.1)   (9.6)   (6.8)
---------------------------------------------------------------------------
Income before Equity in
 Undistributed Net Income of Subsidiaries            136.9    81.4    81.9
Equity in Undistributed Net Income (Loss) of
 Subsidiaries:
 Bank Subsidiaries                                    76.1   101.7    83.0
 Nonbank Subsidiaries                                  7.0     (.9)    3.0
---------------------------------------------------------------------------
NET INCOME                                          $220.0  $182.2  $167.9
---------------------------------------------------------------------------
Net Income Applicable to Common Stock               $211.5  $174.9  $161.6

CONDENSED STATEMENT OF CASH FLOWS

                                                        For the Year Ended
                                                            December 31
                                                      ----------------------
(In Millions)                                          1995    1994    1993
-----------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                            $220.0  $182.2  $167.9
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
 Equity in Undistributed Net
  Income of Subsidiaries                               (83.1) (100.8)  (86.0)
 (Increase) Decrease in Accrued Income                    .6     (.9)     .3
 (Increase) Decrease in Prepaid Expenses                 (.1)     .6      .2
 Other Noncash, net                                     (6.8)    4.3    (1.6)
-----------------------------------------------------------------------------
 Net Cash Provided by
  Operating Activities                                 130.6    85.4    80.8
-----------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Net (Increase) Decrease in Time Deposits with Banks   (53.6)  116.7  (129.7)
 Purchases of Securities                              (279.4) (227.1) (106.1)
 Sales of Securities                                   173.7   157.1    62.3
 Proceeds from Maturity and Redemption of Securities   142.0     8.6    18.4
 Capital Investments in Subsidiaries                   (43.5)   (3.0)   (4.0)
 Net (Increase) Decrease in Loans to Subsidiaries       25.0    (2.5)  122.1
 Net (Increase) Decrease in Other Loans                   .3    (1.2)     .2
 Other, net                                             (2.6)   (1.9)   (2.0)
-----------------------------------------------------------------------------
 Net Cash Provided by (Used in) Investing Activities   (38.1)   46.7   (38.8)
-----------------------------------------------------------------------------
FINANCING ACTIVITIES:
 Net Increase (Decrease) in Commercial Paper            22.9     (.3)   (2.9)
 Repayment of Notes Payable                            (10.2)  (81.9)   (6.3)
 Treasury Stock Purchased                              (63.7)   (6.9)   (2.2)
 Cash Dividends Paid on Common and Preferred Stock     (65.8)  (54.1)  (45.8)
 Net Proceeds from Stock Options                         9.0     4.5     4.0
 Other, net                                             13.2     8.8    11.0
-----------------------------------------------------------------------------
 Net Cash Used in Financing Activities                 (94.6) (129.9)  (42.2)
-----------------------------------------------------------------------------
Net Change in Cash on Deposit
 with Subsidiary Bank                                   (2.1)    2.2     (.2)
Cash on Deposit with Subsidiary Bank at Beginning of
 Year                                                    2.3      .1      .3
-----------------------------------------------------------------------------
CASH ON DEPOSIT WITH SUBSIDIARY BANK AT END OF YEAR   $   .2  $  2.3  $   .1

                                                   Northern Trust Corporation 55

  Report of Independent Public Accountants

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS, NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

Chicago, Illinois,
January 16, 1996

56 Northern Trust Corporation

  Consolidated Financial Statistics

AVERAGE BALANCE SHEET

($ In Millions)                                   1995       1994       1993       1992       1991
------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks                         $ 1,178.7  $ 1,206.6  $ 1,025.3  $   937.8  $   839.9
Money Market Assets
 Federal Funds Sold and Repurchase Agreements       204.2      237.0      171.3      237.8      304.8
 Time Deposits with Banks                         1,643.9    2,063.3    1,956.8    1,620.5    1,331.3
 Other                                               16.6      119.9       73.5      104.4      274.4
------------------------------------------------------------------------------------------------------
 Total Money Market Assets                        1,864.7    2,420.2    2,201.6    1,962.7    1,910.5
------------------------------------------------------------------------------------------------------
Securities
 U.S. Government and Other                        5,703.9    4,482.0    3,700.2    2,658.1    1,933.9
 Obligations of States and Political
  Subdivisions                                      434.7      465.1      502.3      516.0      533.8
 Trading Account                                     54.4       53.8       29.5       16.2       32.1
------------------------------------------------------------------------------------------------------
 Total Securities                                 6,193.0    5,000.9    4,232.0    3,190.3    2,499.8
------------------------------------------------------------------------------------------------------
Loans and Leases                                  9,136.0    8,316.1    7,297.1    6,452.9    6,199.4
Reserve for Credit Losses                          (146.2)    (145.2)    (145.5)    (145.6)    (146.6)
Other Assets                                      1,183.3    1,087.2    1,089.7    1,019.9      879.5
------------------------------------------------------------------------------------------------------
Total Assets                                    $19,409.5  $17,885.8  $15,700.2  $13,418.0  $12,182.5
------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits
 Demand and Other Noninterest-Bearing           $ 2,747.3  $ 2,592.5  $ 2,554.9  $ 1,876.0  $ 1,635.8
 Savings and Money Market Deposits                3,312.4    3,385.7    3,432.1    3,372.2    3,208.1
 Savings Certificates                             2,000.3    1,229.6    1,172.9    1,370.8    1,569.7
 Other Time                                         542.7      412.8      404.7      493.9      533.1
 Foreign Offices-Demand                             299.1      361.7       65.3       56.2       41.8
                -Time                             3,493.4    3,284.8    2,436.4    1,815.6    1,100.6
------------------------------------------------------------------------------------------------------
 Total Deposits                                  12,395.2   11,267.1   10,066.3    8,984.7    8,089.1
Federal Funds Purchased                           1,564.0    1,350.7    1,692.5    1,540.2    1,412.8
Securities Sold under Agreements to Repurchase    1,769.7    1,444.3      664.4      542.9      463.8
Commercial Paper                                    146.0      138.1      131.5      132.9      129.3
Other Borrowings                                  1,034.5    1,007.5      940.8      561.0      724.5
Senior Notes                                        394.0      781.8      554.1       85.2        1.6
Notes Payable                                       271.3      293.6      297.9      258.8      245.2
Other Liabilities                                   462.1      377.2      279.6      385.2      357.7
------------------------------------------------------------------------------------------------------
 Total Liabilities                               18,036.8   16,660.3   14,627.1   12,490.9   11,424.0
------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                              1,372.7    1,225.5    1,073.1      927.1      758.5
------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity      $19,409.5  $17,885.8  $15,700.2  $13,418.0  $12,182.5
------------------------------------------------------------------------------------------------------
RATIOS
 Dividend Payout Ratio                               28.6%      28.4%      25.6%      24.4%      24.6%
 Return on Average Assets                            1.13       1.02       1.07       1.11       1.05
 Return on Average Common Equity                    17.58      16.57      17.89      18.71      19.01
 Tier 1 Capital to Risk-Adjusted Assets-End of
  Period                                             8.82       8.95       9.31       8.08       6.74
 Total Capital to Risk-Adjusted Assets-End of
  Period                                            12.49      12.36      13.41      11.56      10.68
 Leverage                                            6.19       6.22       6.24       6.06       5.38
 Average Stockholders' Equity to Average Assets      7.07       6.85       6.83       6.91       6.23
 Average Loans and Leases Times Average
  Stockholders' Equity                                6.7X       6.8x       6.8x       7.0x       8.2x
------------------------------------------------------------------------------------------------------
Stockholders-End of Period                          3,331      2,962      2,922      2,893      2,840
Staff-End of Period (Full-time equivalent)          6,531      6,608      6,259      6,249      5,798

58 Northern Trust Corporation

  Consolidated Financial Statistics

ANALYSIS OF NET INTEREST INCOME

(Interest and rate on a
taxable equivalent basis)             1995                      1994
-------------------------------------------------------------------------------
($ In Millions)             Interest  Volume   Rate   Interest  Volume   Rate
-------------------------------------------------------------------------------
AVERAGE EARNING ASSETS
Money Market Assets
 Federal Funds Sold and
  Repurchase Agreements     $   12.3 $   204.2  6.02%  $ 10.9  $   237.0  4.59%
 Time Deposits with Banks       92.1   1,643.9  5.60     97.8    2,063.3  4.74
 Other                           1.1      16.6  6.88      5.2      119.9  4.31
-------------------------------------------------------------------------------
Total Money Market Assets      105.5   1,864.7  5.66    113.9    2,420.2  4.71
-------------------------------------------------------------------------------
Securities
 U.S. Government                70.4   1,225.7  5.74     73.8    1,779.6  4.15
 Obligations of States and
  Political Subdivisions        46.8     434.7 10.75     52.8      465.1 11.35
 Federal Agency                258.8   4,124.8  6.28    114.2    2,333.6  4.90
 Other                          22.0     353.4  6.21     19.6      368.8  5.31
 Trading Account                 3.8      54.4  7.04      4.3       53.8  7.91
-------------------------------------------------------------------------------
Total Securities               401.8   6,193.0  6.49    264.7    5,000.9  5.29
-------------------------------------------------------------------------------
Loans and Leases               634.3   9,136.0  6.94    503.5    8,316.1  6.05
-------------------------------------------------------------------------------
Total Earning Assets        $1,141.6 $17,193.7  6.64%  $882.1  $15,737.2  5.61%
-------------------------------------------------------------------------------
AVERAGE SOURCE OF FUNDS
Deposits
 Savings and Money Market
  Deposits                  $  109.1 $ 3,312.4  3.29%  $ 85.3  $ 3,385.7  2.52%
 Savings Certificates          120.6   2,000.3  6.03     56.9    1,229.6  4.63
 Other Time                     31.5     542.7  5.81     18.6      412.8  4.50
 Foreign Offices Time          182.1   3,493.4  5.21    137.2    3,284.8  4.18
-------------------------------------------------------------------------------
Total Deposits                 443.3   9,348.8  4.74    298.0    8,312.9  3.58
Federal Funds Purchased         91.2   1,564.0  5.83     55.5    1,350.7  4.11
Repurchase Agreements          102.6   1,769.7  5.80     61.9    1,444.3  4.28
Commercial Paper                 8.6     146.0  5.87      5.9      138.1  4.31
Other Borrowings                55.6   1,034.5  5.38     36.0    1,007.5  3.57
Senior Notes                    23.7     394.0  6.00     33.8      781.8  4.32
Notes Payable                   21.4     271.3  7.88     23.0      293.6  7.84
-------------------------------------------------------------------------------
Total Interest-Related
 Funds                         746.4  14,528.3  5.14    514.1   13,328.9  3.86
-------------------------------------------------------------------------------
Interest Rate Spread              --        --  1.50%      --         --  1.75%
-------------------------------------------------------------------------------
Noninterest-Related Funds         --   2,665.4    --       --    2,408.3    --
-------------------------------------------------------------------------------
Total Source of Funds       $  746.4 $17,193.7  4.34%  $514.1  $15,737.2  3.27%
-------------------------------------------------------------------------------
Net Interest Income/Margin  $  395.2        --  2.30%  $368.0         --  2.34%
-------------------------------------------------------------------------------
NET INTEREST INCOME/MARGIN
 COMPONENTS
Domestic                    $  392.6 $15,193.7  2.58%  $357.3  $12,890.4  2.77%
International                    2.6   2,000.0   .13     10.7    2,846.8   .38
-------------------------------------------------------------------------------
Consolidated                $  395.2 $17,193.7  2.30%  $368.0  $15,737.2  2.34%

Notes:-Average volume includes nonaccrual loans.
      -Interest on loans and money market assets includes fees of $5.1 million in 1995, $6.8 million in 1994, $13.9 million in 1993, $11.7 million in 1992 and $5.1 million in 1991.
      -Total interest income includes adjustments on loans and securities (primarily obligations of states and political subdivisions) to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35% for 1995-1993 and 34% for 1992-1991) and State of
       Illinois income tax rate (7.18%) before giving effect to the deductibility of state taxes for federal income tax purposes. Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $37.6 million in 1995, $33.4 million in 1994, $34.1 million in 1993, $32.5 million in 1992 and
       $36.0 million in 1991.
      -Yields on the portion of the securities portfolio classified as available for sale are based on amortized cost.

60 Northern Trust Corporation

            1993                     1992                      1991
------------------------------------------------------------------------------
 Interest  Volume   Rate   Interest  Volume    Rate  Interest  Volume    Rate
------------------------------------------------------------------------------
 $  5.5   $   171.3  3.24%  $  8.8  $   237.8  3.70%  $ 17.8  $   304.8  5.83%
   86.5     1,956.8  4.42     95.6    1,620.5  5.90    108.1    1,331.3  8.12
    2.6        73.5  3.53      4.6      104.4  4.46     20.7      274.4  7.54
------------------------------------------------------------------------------
   94.6     2,201.6  4.30    109.0    1,962.7  5.55    146.6    1,910.5  7.68
------------------------------------------------------------------------------
  102.5     2,646.6  3.87     90.3    1,759.7  5.13     65.0      943.4  6.89
   58.6       502.3 11.66     59.2      516.0 11.46     61.4      533.8 11.51
   29.7       773.9  3.84     23.9      521.6  4.59     25.3      346.5  7.29
   13.6       279.7  4.88     22.9      376.8  6.07     52.3      644.0  8.12
    2.2        29.5  7.52      1.0       16.2  6.01      2.5       32.1  7.92
------------------------------------------------------------------------------
  206.6     4,232.0  4.88    197.3    3,190.3  6.18    206.5    2,499.8  8.26
------------------------------------------------------------------------------
  439.3     7,297.1  6.02    448.1    6,452.9  6.94    530.3    6,199.4  8.55
------------------------------------------------------------------------------
 $740.5   $13,730.7  5.39%  $754.4  $11,605.9  6.50%  $883.4  $10,609.7  8.33%
------------------------------------------------------------------------------
 $ 78.8   $ 3,432.1  2.30%  $ 99.1  $ 3,372.2  2.94%  $159.2  $ 3,208.1  4.96%
   50.5     1,172.9  4.31     69.9    1,370.8  5.10    104.3    1,569.7  6.64
   15.7       404.7  3.88     25.4      493.9  5.15     38.3      533.1  7.19
   90.4     2,436.4  3.71     95.7    1,815.6  5.27     88.6    1,100.6  8.05
------------------------------------------------------------------------------
  235.4     7,446.1  3.16    290.1    7,052.5  4.11    390.4    6,411.5  6.09
   51.1     1,692.5  3.02     53.5    1,540.2  3.47     78.7    1,412.8  5.57
   20.0       664.4  3.00     19.8      542.9  3.65     26.2      463.8  5.65
    4.3       131.5  3.23      5.2      132.9  3.88      8.0      129.3  6.19
   26.0       940.8  2.76     19.0      561.0  3.39     41.5      724.5  5.73
   18.4       554.1  3.33      3.0       85.2  3.49       .1        1.6  8.68
   23.3       297.9  7.84     21.0      258.8  8.11     21.4      245.2  8.71
------------------------------------------------------------------------------
  378.5    11,727.3  3.22    411.6   10,173.5  4.04    566.3    9,388.7  6.03
------------------------------------------------------------------------------
     --          --  2.17%      --         --  2.46%      --         --  2.30%
------------------------------------------------------------------------------
     --     2,003.4    --       --    1,432.4     --      --    1,221.0     --
------------------------------------------------------------------------------
 $378.5   $13,730.7  2.75%  $411.6  $11,605.9  3.55%  $566.3  $10,609.7  5.34%
------------------------------------------------------------------------------
 $362.0          --  2.64%  $342.8         --  2.95%  $317.1         --  2.99%
------------------------------------------------------------------------------
 $344.2   $11,491.0  3.00%  $324.8  $ 9,659.9  3.36%  $300.0  $ 8,981.9  3.34%
   17.8     2,239.7   .79     18.0    1,946.0   .93     17.1    1,627.8  1.05
------------------------------------------------------------------------------
 $362.0   $13,730.7  2.64%  $342.8  $11,605.9  2.95%  $317.1  $10,609.7  2.99%

                                                   Northern Trust Corporation 61

  Consolidated Financial Statistics

QUARTERLY FINANCIAL DATA

STATEMENT OF INCOME

                                                     1995
                              -------------------------------------------------
                               Entire     Fourth    Third     Second    First
($ In Millions Except Per
Share Information)              Year     Quarter   Quarter   Quarter   Quarter
--------------------------------------------------------------------------------
Interest Income               $ 1,104.0     285.9     285.8     271.1     261.2
Interest Expense                  746.4     194.2     196.4     183.1     172.7
--------------------------------------------------------------------------------
Net Interest Income               357.6      91.7      89.4      88.0      88.5
Provision for Credit Losses         6.0       1.0       2.0       1.5       1.5
Noninterest Income                677.1     174.1     173.1     168.4     161.5
Investment Security Gains
 (Losses)                           1.0        .5        .3        .1        .1
Noninterest Expenses              709.2     178.5     175.5     177.9     177.3
Provision for Income Taxes        100.5      27.3      27.2      24.0      22.0
--------------------------------------------------------------------------------
NET INCOME                        220.0      59.5      58.1      53.1      49.3
--------------------------------------------------------------------------------
Net Income Applicable to
 Common Stock                     211.5      57.4      56.0      50.9      47.2
--------------------------------------------------------------------------------
PER COMMON SHARE
Net Income-Primary            $    3.75      1.01       .99       .90       .86
          -Fully Diluted           3.70      1.00       .98       .89       .85
--------------------------------------------------------------------------------

AVERAGE BALANCE SHEET
(In Millions)
--------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks       $ 1,178.7   1,248.1   1,253.3   1,124.5   1,086.3
Money Market Assets             1,864.7   1,863.0   1,739.8   1,755.9   2,104.1
Securities                      6,193.0   6,443.5   6,677.3   5,905.7   5,732.3
Loans and Leases                9,136.0   9,662.9   9,356.9   8,973.7   8,535.9
Reserve for Credit Losses        (146.2)   (147.2)   (146.6)   (145.9)   (145.3)
Other Assets                    1,183.3   1,216.9   1,250.4   1,208.2   1,055.2
--------------------------------------------------------------------------------
Total Assets                  $19,409.5  20,287.2  20,131.1  18,822.1  18,368.5
--------------------------------------------------------------------------------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Deposits
 Demand and Other
  Noninterest-Bearing         $ 2,747.3   2,942.5   2,790.8   2,635.2   2,616.3
 Savings and Other Interest-
  Bearing                       5,312.7   5,521.3   5,451.7   5,289.9   4,980.6
 Other Time                       542.7     587.8     584.8     539.5     456.6
 Foreign Offices                3,792.5   3,531.0   3,642.0   3,855.2   4,150.5
--------------------------------------------------------------------------------
Total Deposits                 12,395.2  12,582.6  12,469.3  12,319.8  12,204.0
Purchased Funds                 4,514.2   4,903.5   5,317.2   4,043.5   3,771.2
Senior Notes                      394.0     553.5     174.6     379.7     469.6
Notes Payable                     271.3     340.9     254.1     244.7     244.8
Other Liabilities                 462.1     484.6     520.5     468.6     372.9
Stockholders' Equity            1,372.7   1,422.1   1,395.4   1,365.8   1,306.0
--------------------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity         $19,409.5  20,287.2  20,131.1  18,822.1  18,368.5
--------------------------------------------------------------------------------

ANALYSIS OF NET INTEREST INCOME
($ In Millions)
--------------------------------------------------------------------------------
Earning Assets                $17,193.7  17,969.4  17,774.0  16,635.3  16,372.3
Interest-Related Funds         14,528.3  15,061.5  15,120.8  14,076.3  13,834.7
Noninterest-Related Funds       2,665.4   2,907.9   2,653.2   2,559.0   2,537.6
Net Interest Income (Taxable
 equivalent)                      395.2     100.7      98.9      97.5      98.1
Net Interest Margin (Taxable
 equivalent)                       2.30%     2.22      2.21      2.35      2.43
--------------------------------------------------------------------------------

COMMON STOCK DIVIDEND AND MARKET PRICE
--------------------------------------------------------------------------------
Dividends                     $    1.09       .31       .26       .26       .26
Market Price Range-High           56.00     56.00    47.625     41.25     37.50
                  -Low            31.75     43.75    39.00      35.00     31.75

The common stock of Northern Trust Corporation is traded on the Nasdaq National Market under the symbol NTRS. The number of stockholders of record at December 31, 1995 was 3,331.

62 Northern Trust Corporation

                                          1994
-------------------------------------------------------------------------------------------
  Entire          Fourth                Third                 Second                First
   Year          Quarter               Quarter               Quarter               Quarter
-------------------------------------------------------------------------------------------
$   848.7           243.0                 221.5                 200.0                 184.2
    514.1           156.2                 136.5                 118.7                 102.7
-------------------------------------------------------------------------------------------
    334.6            86.8                  85.0                  81.3                  81.5
      6.0             1.0                   1.0                   1.0                   3.0
    633.5           152.4                 152.8                 178.9                 149.4
      (.1)             --                   (.2)                  (.1)                   .2
    700.5           184.9                 166.2                 187.5                 161.9
     79.3            13.2                  22.4                  22.9                  20.8
-------------------------------------------------------------------------------------------
    182.2            40.1                  48.0                  48.7                  45.4
-------------------------------------------------------------------------------------------
    174.9            38.0                  46.2                  46.9                  43.8
-------------------------------------------------------------------------------------------
$    3.17             .69                   .83                   .85                   .80
     3.16             .69                   .83                   .85                   .80
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
$ 1,206.6         1,176.3               1,151.3               1,244.0               1,256.3
  2,420.2         2,206.2               2,425.0               2,610.1               2,441.8
  5,000.9         5,500.4               5,140.7               4,591.4               4,761.3
  8,316.1         8,618.7               8,434.9               8,271.6               7,930.4
   (145.2)         (144.9)               (144.9)               (145.3)               (145.6)
  1,087.2         1,020.1               1,059.9               1,191.2               1,078.7
-------------------------------------------------------------------------------------------
$17,885.8        18,376.8              18,066.9              17,763.0              17,322.9
-------------------------------------------------------------------------------------------
$ 2,592.5         2,625.0               2,522.3               2,595.7               2,627.7
  4,615.3         4,664.9               4,623.6               4,608.1               4,563.6
    412.8           451.4                 469.5                 416.8                 311.2
  3,646.5         4,147.6               3,936.8               3,491.4               2,994.3
-------------------------------------------------------------------------------------------
 11,267.1        11,888.9              11,552.2              11,112.0              10,496.8
  3,940.6         3,777.9               3,765.5               3,920.3               4,306.4
    781.8           770.5                 801.6                 803.4                 751.5
    293.6           248.3                 273.6                 326.7                 326.8
    377.2           413.0                 428.6                 387.5                 277.8
  1,225.5         1,278.2               1,245.4               1,213.1               1,163.6
-------------------------------------------------------------------------------------------
$17,885.8        18,376.8              18,066.9              17,763.0              17,322.9
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
$15,737.2        16,325.3              16,000.6              15,473.1              15,133.5
 13,328.9        13,730.5              13,510.7              13,140.5              12,923.3
  2,408.3         2,594.8               2,489.9               2,332.6               2,210.2
    368.0            95.9                  93.2                  89.5                  89.4
     2.34%           2.33                  2.31                  2.32                  2.40
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
$     .92             .26                   .22                   .22                   .22
    43.25           38.25                 41.75                 43.25                 43.00
    32.25           32.25                 35.75                 40.25                 39.50

                                                   Northern Trust Corporation 63

  CORPORATE STRUCTURE
NORTHERN TRUST CORPORATION

50 South LaSalle Street, Chicago, Illinois 60675
(312) 630-6000

PRINCIPAL SUBSIDIARY

THE NORTHERN TRUST COMPANY
50 South LaSalle Street, Chicago, Illinois 60675

  120 East Oak Street, Chicago, Illinois 60611
  125 South Wacker Drive, Chicago, Illinois 60675
  7801 South State Street, Chicago, Illinois 60619
  8501 West Higgins Road, Chicago, Illinois 60631
  6401 North Harlem Avenue, Chicago, Illinois 60631
  579 Central Avenue, Highland Park, Illinois 60035
  120 East Scranton Avenue, Lake Bluff, Illinois 60044
  265 Deerpath Road, Lake Forest, Illinois 60045
  959 South Waukegan Road, Lake Forest, Illinois 60045
  701 South McKinley Road, Lake Forest, Illinois 60045
  400 East Diehl Road, Naperville, Illinois 60563
  One Oakbrook Terrace,Oakbrook Terrace, Illinois 60181
  1501 Woodfield Road, Schaumburg, Illinois 60173
  62 Green Bay Road, Winnetka, Illinois 60093

  London Branch
  155 Bishopsgate, London EC2M 3XS, England

  Cayman Islands Branch
  P.O. Box 501, Georgetown, Cayman Islands,
   British West Indies

SUBSIDIARIES OF THE NORTHERN TRUST COMPANY

The Northern Trust International Banking Corporation
One World Trade Center, New York, New York 10048

  Northern Global Financial Services Limited
  18 Harbour Road, Wanchai
  Hong Kong

  Northern Trust Trade Services Limited
  Asia Pacific Tower, 17th Floor,
  3 Garden Road, Central, Hong Kong

NorLease, Inc.
50 South LaSalle Street, Chicago, Illinois 60675

The Northern Trust Company, Canada
161 Bay Street, Suite 4540, B.C.E. Place
Toronto, Canada M5J 2S1

INTERNATIONAL AFFILIATES

Banque Rivaud
13 rue Notre-Dames des Victoires,
75082 Paris Cedex 02, France

Transatlantic Trust Corporation
75 Rochford Street
P.O. Box 429
Charlottetown, Prince Edward Island,
Canada C1A 7K7

66 Northern Trust Corporation

OTHER SUBSIDIARIES OF THE CORPORATION

NORTHERN TRUST BANK OF FLORIDA N.A.
700 Brickell Avenue, Miami, Florida 33131
595 Biltmore Way, Coral Gables, Florida 33134
328 Crandon Boulevard, Suite 101,Key Biscayne, Florida 33149
3001 Aventura Boulevard, Aventura, Florida 33180
1100 East Las Olas Boulevard,Fort Lauderdale, Florida 33301
2601 East Oakland Park Boulevard,Fort Lauderdale, Florida 33306
301 Yamato Road, Boca Raton, Florida 33431
770 East Atlantic Avenue, Delray Beach, Florida 33483
440 Royal Palm Way, Palm Beach, Florida 33480
11780 U.S. Highway 1, Building 3, Suite 100,North Palm Beach, Florida 33408 2201 S.E. Kingswood Terrace, Monterey Commons,Stuart, Florida 34994 (opening
 Spring 1996)
755 Beachland Boulevard, Vero Beach, Florida 32963
1440 South A1A, Vero Beach, Florida 32963
4001 Tamiami Trail North, Naples, Florida 33940
530 Fifth Avenue South, Naples, Florida 33940
26790 South Tamiami Trail, Bonita Springs, Florida 33923
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236
901 Venetia Bay Boulevard, Suite 100, Venice, Florida 34292
540 Bay Isles Road, Longboat Key, Florida 34228
233 15th Street West, Bradenton, Florida 34205
100 Second Avenue South, St. Petersburg, Florida 33701

NORTHERN TRUST BANK OF ARIZONA N.A.
2398 East Camelback Road, Phoenix, Arizona 85016
6373 East Tanque Verde Road, Tucson, Arizona 85715
10220 West Bell Road, Sun City, Arizona 85351
10015 Royal Oak Road, Sun City, Arizona 85351
7001 North Scottsdale Road, Scottsdale, Arizona 85253

NORTHERN TRUST BANK OF CALIFORNIA N.A.
355 South Grand Avenue, Suite 2600,Los Angeles, California 90071
10877 Wilshire Boulevard (Westwood), Suite 100,Los Angeles, California 90024 620 Newport Center Drive, Suite 200,Newport Beach, California 92660
4370 La Jolla Village Drive, Suite 1000,San Diego, California 92122


206 East Anapamu Street, Santa Barbara, California 93101
580 California Street, Suite 1800,San Francisco, California 94104

NORTHERN TRUST BANK OF TEXAS N.A.
2020 Ross Avenue, Dallas, Texas 75201
5540 Preston Road, Dallas, Texas 75205
2701 Kirby Drive, Houston, Texas 77098
600 Bering Drive, Houston, Texas 77057
10000 Memorial Drive, Houston, Texas 77024
700 Rusk Street, Houston, Texas 77002

RCB INTERNATIONAL INC.
29 Federal Street, Stamford, Connecticut 06901

  RCB TRUST COMPANY
  29 Federal Street, Stamford, Connecticut 06901

  DIVERSIFIED FUND MANAGEMENT INC.
  20 Toronto Street, Suite 440, Toronto, Canada M5C 2B8

  RCB INTERNATIONAL LIMITED
  One Gloster Court, Segensworth West, Fareham, Hampshire PO15 5SH, England

THE NORTHERN TRUST COMPANY OF NEW YORK
80 Broad Street, New York, New York 10004

NORTHERN TRUST CAYMAN INTERNATIONAL, LTD.
P.O. Box 1586, Grand Cayman, Cayman Islands,British West Indies

NORTHERN TRUST SECURITIES, INC.
50 South LaSalle Street, Chicago, Illinois 60675

BERRY, HARTELL, EVERS & OSBORNE, INC.
580 California Street, Suite 1900,San Francisco, California 94104

HAZLEHURST & ASSOCIATES, INC.
400 Perimeter Center Terrace, Suite 850,Atlanta, Georgia 30346
19119 North Creek Parkway, Suite 200,Bothell, Washington 98011

NORTHERN FUTURES CORPORATION
50 South LaSalle Street, Chicago, Illinois 60675

                                                   Northern Trust Corporation 67