Form 10-K, Exhibit 13
period 1996-12-31
NORTHERN TRUST CORP
filed 1997-03-14
CIK 73124

                                                             EXHIBIT NUMBER (13)
                                                              TO 1996 FORM 10-K

                      1996 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company
(Bank), an Illinois banking corporation with its headquarters located in the Chicago financial district. The Corporation also owns banks in Arizona, California, Florida and Texas, and various other nonbank subsidiaries, including a securities brokerage firm, a futures commission merchant, an international investment consulting firm and a retirement services company. The Corporation also owned three other Illinois banks which were merged into the Bank on February 29, 1996. Although the operations of other subsidiaries will be of increasing significance, it is expected that the Bank will continue to be the major source of the consolidated assets, revenues and net income in the foreseeable future.
 All references to Northern Trust refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.
 The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Northern Trust's Consolidated Financial Statements and Consolidated Financial Statistics included herein.

RESULTS OF OPERATIONS

OVERVIEW. Net income for 1996 totaled a record $258.8 million, a 17.6% increase from the $220.0 million earned in 1995 which in turn was 20.8% greater than the $182.2 million earned in 1994. Fully diluted net income per common share, reflecting the two-for-one stock split in December, 1996, increased 19% to $2.20 in 1996, compared with net income per common share of $1.85 in 1995 and $1.58 in 1994. Over the past five years the compound growth rate in earnings per share has been 14%.
 The record 1996 net income performance, together with strong growth in equity, produced a return on average common stockholders' equity of 18.6% compared with 17.6% in 1995 and 16.6% in 1994. The return on average assets was 1.23% in 1996 compared with 1.13% in 1995 and 1.02% in 1994.
 1996 marks the ninth consecutive year of record earnings. Trust fees, net interest income, foreign exchange profits and treasury management fees were all at record levels, while trust assets under administration reached $778.9 billion at December 31, 1996, up $165.0 billion from a year ago. Excellent growth in all of Northern Trust's diversified revenue sources produced a 12% increase in revenues while operating expenses increased by 8%.
 Primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program, stockholders' equity grew to $1.54 billion, as compared to $1.45 billion at December 31, 1995 and $1.28 billion at December 31, 1994.
 The Board of Directors increased the quarterly dividend per common share 16.1% in November 1996, to $.18 from $.16, for a new annual rate of $.72. This is the tenth consecutive year in which the dividend rate has been increased. The Board's action reflects a policy of increasing the dividend rate with increased profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet.

--------------------------------------------------------------------------------
 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
------------------------------------------------------------------------------
  (In Millions Except Per
  Share Amounts)               1996      1995      1994      1993      1992
------------------------------------------------------------------------------
  Net Interest Income        $   388.3 $   357.6 $   334.6 $   327.9 $   310.3
  Provision for Credit
   Losses                         12.0       6.0       6.0      19.5      29.5
  Noninterest Income
   Trust Fees                    592.3     505.0     453.4     404.8     368.4
   Other Noninterest Income      185.6     173.1     180.0     149.0     141.9
  Noninterest Expenses           766.8     709.2     700.5     628.2     584.6
  Provision for Income
   Taxes                         128.6     100.5      79.3      66.1      57.0
------------------------------------------------------------------------------
  NET INCOME                 $   258.8 $   220.0 $   182.2 $   167.9 $   149.5
------------------------------------------------------------------------------
  Net Income Applicable to
   Common Stock              $   253.9 $   211.5 $   174.9 $   161.6 $   142.7
------------------------------------------------------------------------------
  PER COMMON SHARE
  Net Income
   -- Primary                $    2.21 $    1.88 $    1.59 $    1.48 $    1.32
   -- Fully Diluted               2.20      1.85      1.58      1.48      1.32
  Dividends Declared               .65       .55       .46       .39       .33
------------------------------------------------------------------------------
  Average Total Assets       $20,964.3 $19,409.5 $17,885.8 $15,700.2 $13,418.0
  Senior Notes at Year-End       305.0      17.0     547.0     817.0     312.0
  Notes Payable at Year-End      427.8     334.6     244.8     326.8     233.2
--------------------------------------------------------------------------------

Note: Per common share data reflects the two-for-one stock split effected through a 100% stock distribution on December 9, 1996.

18
Northern Trust Corporation

 Northern Trust's strategy will continue to focus on growing its two sharply defined businesses: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). C&IS focuses on administering and managing domestic and global investment pools for corporate and institutional clients worldwide. PFS provides financial services to individuals and closely held businesses through a unique five-state personal financial services franchise. In executing this strategy, Northern Trust emphasizes service quality through a high level of personal service and maximization of benefits derived from technology investments. Expense growth and capital expenditures are closely monitored to ensure that short- and long-term business strategies and performance objectives are effectively balanced.

NONINTEREST INCOME. The success of Northern Trust's strategy of maintaining a diverse, fee-oriented revenue base is evidenced by the fact that noninterest income represented 65% of its total taxable equivalent revenue in 1996, compared with 63% one year ago. Noninterest income totaled $777.9 million in 1996, $678.1 million in 1995 and $633.4 million in 1994 which included the $28.5 million pretax gain on the sale of the Corporation's 21% interest in Banque Scandinave en Suisse (BSS).
 TRUST FEES. Trust fees accounted for 76% of total noninterest income and 49% of total taxable equivalent revenue in 1996. Trust fees for 1996 increased 17% to $592.3 million from $505.0 million in 1995 which was up 11% from $453.4 million in 1994. Trust fees have increased at a compound growth rate of 14% for the last five years. The increase in 1996 trust fees is principally the result of growth in business from new and existing clients, coupled with strong growth in stock and bond markets. Fees generated by Northern Trust Global Advisors, Inc. (NTGA), formerly RCB International Inc., an asset management subsidiary acquired on October 31, 1995, and The Beach Bank of Vero Beach, Florida (Beach
Bank), a March 31, 1995 acquisition, contributed approximately $22.4 million of the trust fee growth in 1996. Contributing to the 1995 fee growth were new business results and higher stock and bond market values, as well as the incremental impact of fees contributed by NTGA, Beach Bank and Hazlehurst & Associates (acquired April 1994 and renamed Northern Trust Retirement Consulting, Inc.). Total trust assets under administration at December 31, 1996 were $778.9 billion compared to $613.9 billion a year ago, an increase of 27%. Trust assets under management, included in the above, increased 23% to $130.3 billion, from $105.5 billion at the end of 1995.
 Fees are based on the market value of assets managed and administered, the volume of transactions and securities lending activity, and fees for other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, Northern Trust receives a smaller percentage of the increasing value as fee income. Therefore, market value or other incremental changes in a portfolio's size do not typically have a proportionate impact on the level of trust fees. In addition to fees, certain trust-related activities result in deposits, primarily interest-bearing, which are maintained with the bank subsidiaries and foreign branches. These deposits averaged $4.3 billion in 1996 and $4.2 billion in 1995.
 Northern Trust's fiduciary business encompasses Master Trust, Master Custody, investment management and retirement services for corporate and institutional asset pools, as well as a complete range of estate planning, fiduciary, and asset management services for individuals. Fees from these highly focused services are fairly evenly distributed between Northern Trust's two business units, C&IS and PFS. The discussion of trust activities in each of these business units follows.
 CORPORATE AND INSTITUTIONAL SERVICES. Northern Trust is a leading provider of Master Trust and Master Custody services to retirement plans and institutional and international clients. In addition to Master Trust and Master Custody, C&IS offers a comprehensive array of retirement consulting and recordkeeping services and investment products. At December 31, 1996 trust assets under administration in C&IS totaled $693.7 billion, an increase of 27% from $544.3 billion a year ago. Trust fees in C&IS increased 22% in 1996 to $298.3 million from $244.2 million in 1995 which was up 13% from $216.7 million in 1994. Excluding the incremental fee growth resulting from the NTGA acquisition, C&IS trust fees in 1996 increased 13% from the prior year. The increase in C&IS trust fees reflects record net new business and strong securities lending revenue, moderated by the effect of changing pricing structures for client relationships which focus on total client revenues. These client relationships increasingly involve services such as foreign exchange which generate revenues not reflected in trust fees.
 Retirement Plans. Trust fees from the retirement plans market segment, which includes the large U.S. corporate market and public and union retirement funds, totaled $176.4 million in 1996. Trust fees for this segment in 1995 and 1994 totaled $156.4 million and $139.9 million, respectively. Assets under administration totaled $375.2 billion at December 31, 1996 compared with $304.0 billion a year ago. Growth in this area has been driven by record new business from both new and existing clients. U.S. demographic trends are expected to advance the growth of retirement services in future years. Much of the anticipated growth in retirement assets is expected to come from defined contribution plans of U.S. corporations. Northern believes that it is well-positioned to benefit from this trend given its long-term relationships with corporate sponsors, its family of institutional mutual funds, and recordkeeping services offered through Northern Trust Retirement Consulting, Inc. (NTRC). The services offered through

                                                                              19
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

NTRC include retirement plan design, participant recordkeeping, and actuarial and consulting services that complement Northern Trust's custody, fiduciary and investment management capabilities in the strategically important retirement services market.
 Institutional. This market segment, which includes insurance companies, foundations and endowments, and correspondent trust services, provides attractive growth opportunities for trust and banking services. The insurance industry continues to consolidate its relationships with providers who can meet its full range of banking and custody needs. Northern Trust seeks to maintain an array of products and services, a strong capital position and systems capabilities that position it to increase its share of this market. Northern Trust leverages its investment in technology by providing smaller bank trust departments with custody, systems, and investment services through its correspondent trust services offerings. Trust fees from the institutional market segment in 1996, 1995 and 1994 totaled $53.2 million, $50.1 million and $48.0 million, respectively. Assets under administration at December 31, 1996 increased to $164.2 billion from $141.6 billion at December 31, 1995.
 International. This segment is composed of non-U.S. clients and group trusts. When compared to the other C&IS market segments, International has had the highest compound growth rate for the last four years measured in terms of assets under administration and trust fees. At December 31, 1996 assets under administration totaled $111.1 billion, up 65% from $67.3 billion at year-end 1995, which in turn was up 40% over the previous year-end. Trust fees for 1996 increased 27% to $43.0 million. This compares with $33.9 million in 1995 which was up 18% from $28.8 million in 1994. In October, 1996, Northern Trust expanded on its global presence by opening a full service office in Singapore. This office complements Northern Trust's securities lending and investment management services in Hong Kong, broadening its regional capabilities.
 Global Investment Services. Investment management, securities lending, and risk and performance analysis services are offered to C&IS clients. Fees associated with these activities, with the exception of NTGA-related fees, are included within the market segments above. Total assets under management grew from $64.4 billion at year-end 1995 to $80.4 billion at year-end 1996; $37.2 billion was associated with direct asset management, including sweep and custom cash funds, while the remaining $43.2 billion represented securities lending collateral. In 1996 Northern Trust accelerated its positioning as a global, multi-asset class manager with an expanded array of investment service and product capabilities. For example, Northern Trust has expanded its investment advisory service offerings to offshore clients through a new Dublin subsidiary, Northern Trust Fund Managers (Ireland) Limited.
 Northern Trust completed its acquisition of NTGA in the fourth quarter of 1995. NTGA provides specialized U.S. and international multiple manager programs to complement the capabilities of Northern Trust in the fixed income, equity and short-term markets. Total assets under management at NTGA at December 31, 1996 were $5.7 billion versus $5.0 billion at year-end 1995. NTGA earned $25.7 million in trust fees in 1996.
 Clients who utilize trust services may elect to have their securities lent to generate revenues, thereby improving their portfolio's total return. The cash that has been deposited by investment firms as collateral for securities they have borrowed from trust clients under the lending program is managed by Northern Trust and included in trust assets under management. The growth in domestic and international securities lending fees, up 49% over 1995, which in turn was up 19% over 1994, was due primarily to an increase in the volume of securities loaned. The cash collateral totaled $43.2 billion and $31.4 billion at December 31, 1996 and 1995, respectively. During the first quarter of 1995, Northern Trust commenced operations at its new Hong Kong subsidiary to better facilitate the lending of securities from its clients' global portfolios.
 Global Custody. In terms of assets under administration, global custody is one of the fastest growing products within C&IS. This product provides the necessary service capabilities for the growing volume of foreign assets that are held by U.S. and non-U.S. domiciled clients. Northern Trust continues to strengthen global securities processing and invest in the required systems capabilities and sub-custodial network in order to capitalize on the growth opportunities presented by the development of worldwide financial markets. Through its worldwide network of subcustodians in 70 countries, Northern Trust had global assets of approximately $108 billion under administration at December 31, 1996 which is 27% greater than last year.
 Competition. Competition in the corporate and institutional business has been impacted by recent financial services mergers and acquisitions and further consolidation in the industry as other providers exit the business. In the third quarter of 1996, Northern Trust was named preferred provider of master trust and domestic institutional custody services for clients of First Chicago NBD as it exits that business. Through January 1997, clients with approximately $29.0 billion in trust assets and annualized fee revenues of approximately $8.3 million have selected Northern Trust. The transition of these clients is expected to be completed during the first half of 1997. Targeted marketing efforts continue.
 Competition has remained intense in the master trust/master custody business affecting the pricing of associated products and services. Northern Trust believes that it is positioned to deal with these pressures and maintain profitability because of its focus on individual client service, developing deeper client relationships that include a range of services, economies of scale and technological innovation.

20
Northern Trust Corporation

--------------------------------------------------------------------------------
 CONSOLIDATED TRUST ASSETS UNDER ADMINISTRATION
--------------------------------------------------------------------------------
                                                              Percent Five-Year
                                      December 31             Change  Compound
                           ---------------------------------- -------  Growth
  ($ In Billions)           1996   1995   1994   1993   1992  1996/95   Rate
-------------------------------------------------------------------------------
  Corporate                $ 80.4 $ 64.4 $ 48.5 $ 43.4 $ 39.1    25%      19%
  Personal                   49.9   41.1   33.8   33.7   30.5    21       14
-------------------------------------------------------------------------------
  TOTAL MANAGED TRUST AS-
   SETS                    $130.3 $105.5 $ 82.3 $ 77.1 $ 69.6    23%      17%
-------------------------------------------------------------------------------
  Corporate                $613.3 $479.9 $393.2 $377.7 $320.9    28%      17%
  Personal                   35.3   28.5   23.1   21.7   21.2    24        9
-------------------------------------------------------------------------------
  TOTAL NON-MANAGED TRUST
   ASSETS                  $648.6 $508.4 $416.3 $399.4 $342.1    28%      16%
-------------------------------------------------------------------------------
  CONSOLIDATED TRUST
   ASSETS UNDER
   ADMINISTRATION          $778.9 $613.9 $498.6 $476.5 $411.7    27%      17%
-------------------------------------------------------------------------------

Note: Certain reclassifications have been made to prior years' financial information to conform to the current year presentation.

 PERSONAL FINANCIAL SERVICES. Northern Trust has positioned itself in states having significant concentrations of wealth and growth potential. With the addition of seven new offices in 1996 and three offices in early 1997, Northern Trust's unique national network of Personal Financial Services offices includes 60 locations in Illinois, Florida, California, Arizona, and Texas. PFS also includes the Wealth Management Group which provides customized products and services to meet the complex financial needs of families throughout the country with assets typically exceeding $100 million. At December 31, 1996 trust assets under administration in PFS totaled $85.2 billion, an increase of 22% from $69.6 billion at December 31, 1995. Trust fees increased 13% in 1996 to $294.0 million while 1995 trust fees totaled $260.8 million, an increase of 10% from $236.7 million in 1994. Although all geographic markets contributed to the 1996 increase, the strongest fee growth occurred in the Wealth Management Group and the Chicago, Florida and Texas markets. With an established presence and expanding network in growing markets, Northern Trust believes that it has the momentum to continue to grow personal trust fees.
 Illinois. Personal trust fees in Illinois increased 10% to $130.2 million in 1996 from $118.5 million in 1995, which was up 5% from $113.3 million in 1994. Trust assets under administration totaled $35.1 billion at December 31, 1996 compared with $30.4 billion a year ago. Over the years clients have been attracted by both the quality of trust services and the financial strength and stability which Northern Trust has consistently achieved. These qualities, combined with credit ratings that are top tier, have allowed Northern Trust to enhance the growth of its personal trust business. It is expected that the Chicago area market will continue to be a significant contributor to personal trust revenues.
 Florida. Northern Trust continues to strengthen its position in the Florida marketplace. Trust fees for 1996 totaled $77.3 million, up 17% from $65.9 million in 1995 which was up 15% from $57.2 million in 1994. Trust assets under administration were $15.3 billion at December 31, 1996, and $13.2 billion at year-end 1995, making Northern Trust the second largest provider of personal trust services in Florida. The five-year compound growth rates for trust fees and trust assets have been 14% and 13%, respectively. With new offices opened in Bonita Springs, Delray Beach and Stuart during 1996 and Tampa in 1997, Northern Trust now has twenty-three offices located in coastal communities encompassing the southern half of the state. Management believes there remains significant opportunity for growth in and around the markets currently served in Florida.
 California. With the opening of offices in La Jolla and Montecito in early 1997, Northern Trust's California subsidiary has eight offices strategically located throughout the state to reach the California trust market. Trust fees for 1996 increased 7% to $39.5 million from $37.0 million in 1995 which was up 9% from $34.0 million in 1994. Trust assets under administration totaled $7.3 billion at December 31, 1996 and $6.1 billion at December 31, 1995.
 Arizona. Northern Trust Bank of Arizona N.A. is one of the largest providers of personal trust services in the state. As in other markets, the strategy in Arizona includes providing private banking and trust services to targeted high net worth individuals. New offices were established during 1996 in Sun City West and Mesa, bringing to six the total number of offices in this growing market. Trust fees from this market were $15.4 million in 1996, $13.7 million in 1995 and $12.8 million in 1994. Assets under administration at December 31, 1996 and 1995 totaled $2.6 billion and $2.1 billion, respectively.
 Texas. Northern Trust expanded its growing presence in Texas during 1996 with the acquisition of Metroplex Bancshares, Inc., parent company of Bent Tree National Bank (Bent Tree) in Dallas, Texas. The acquisition added a north Dallas location to Northern Trust's six

                                                                              21
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

existing facilities in Dallas and Houston, the two most important metropolitan markets in the state. Northern Trust has expanded from one office to seven offices since its entry into the Texas market in 1989. The Texas facilities have experienced the highest percentage growth rate for the past two years for both trust fees and assets under administration of any of the states served by Northern Trust. Trust fees for 1996, 1995 and 1994 were $8.6 million, $6.9 million and $4.6 million, respectively. Trust assets under administration were $2.3 billion at December 31, 1996 and $1.9 billion at December 31, 1995.
 Wealth Management. Trust fees in the rapidly growing national Wealth Management Group grew 22% to $23.0 million in 1996 from $18.8 million in 1995, which was up 27% from $14.8 million in 1994. This group had $22.6 billion of trust assets under administration, a 42% increase from a year ago. The 140 families serviced by this group benefit from Northern Trust's sophisticated master trust and global custody services and the reporting capabilities of the Passport electronic delivery system.
 Expansion. The national personal trust strategy focuses primarily on increasing market share in present geographic locations and other selected upscale personal markets. In Florida, Northern Trust plans to expand into additional counties over the next three to five years. Selective acquisitions may be made where they can accelerate the pace of expansion. Northern Trust also plans to establish offices in the newer growth areas around Phoenix and Tucson, Arizona during the next several years. In Illinois, Northern Trust expects to establish new offices in several Chicago suburban communities, and an additional inner city location is also contemplated.
 INVESTMENT MANAGEMENT. Northern Trust's investment management business benefited significantly in 1996 from strong equity markets around the world, as well as from broader industry trends, including the increasing preference of investors to concentrate assets with fewer managers, the globalization of the financial markets and a greater focus on risk evaluation and management. Northern's competitive investment results, successful expansion of client relationships and new product offerings contributed to continued growth in assets under management. Today, Northern Trust manages $130.3 billion for personal and institutional clients, up 23% from year-end 1995, placing Northern Trust among the largest, and fastest growing, investment managers worldwide.
 Investment management performance for bond accounts has been consistently in the top quartile over the past ten years, as measured by SEI Investment Management Consulting, a nationally recognized plan sponsor consultant. Investment management performance for equity accounts was solidly above the median for the one, seven and ten year cumulative performance periods ended December 31, 1996, as measured by SEI. Northern Trust leveraged its investment expertise with the establishment in 1994 of a second mutual fund family, the Northern Funds. Assets in this family of 19 no-load funds have grown to $4.3 billion at year-end 1996. This mutual fund family serves the investment needs of personal clients, while the $8.3 billion Benchmark family of mutual funds continues to serve the needs of institutional clients.
 FOREIGN EXCHANGE TRADING PROFITS. Foreign exchange trading profits totaled a record $58.8 million, up 6% from $55.3 million reported a year ago, which was up from $35.9 million in 1994. A substantial component of foreign exchange profits continued to result from transactions associated with the growing global custody business. As custodian, Northern Trust provides foreign exchange services in the normal course of business. Active management of currency positions, within conservative limits, produced an ancillary component of aggregate trading profits. The opening of Northern's Singapore Branch in October, 1996 established round-the-clock foreign exchange capabilities to better serve global custody clients in the Asian region.
 TREASURY MANAGEMENT FEES. The fee portion of treasury management revenues totaled $55.3 million in 1996, an 11% increase from the $49.6 million reported in 1995 compared with $46.3 million in 1994. Total treasury management revenues, which, in addition to fees, include the computed value of compensating deposit balances, increased 11% to $86.0 million from $77.5 million in 1995 compared to $73.0 million in 1994, reflecting the continued growth in new business in both paper- and electronic-based products.
 SECURITY COMMISSIONS AND TRADING INCOME. Security commissions and trading income totaled $23.9 million in 1996, compared with $21.7 million in 1995 and $22.0 million in 1994. This income is primarily generated from securities brokerage and futures contract services. Additional revenue is provided from underwriting selected general obligation tax-exempt securities and interest risk management activities with clients. The 1996 results reflect strong growth in security brokerage activities offset by a decline in the clearing volume of futures contracts.
 OTHER OPERATING INCOME. Other operating income includes loan, letter of credit and deposit-related service fees and other miscellaneous income from asset sales. Other operating income in 1996 totaled $47.2 million compared with $45.5 million in 1995 and $75.9 million in 1994. The 1994 results included a $28.5 million pretax gain on the sale of Northern's investment in BSS, which was net of approximately $6.0 million in ancillary and other sale-related transition costs associated with the transfer of custody accounts from BSS to the Bank's London Branch. The slight increase in other operating income in 1996 reflects a gain from the sale of the Bank's merchant charge card business which was partially offset by a decrease in gains realized from the sale of lease residuals.
 INVESTMENT SECURITY GAINS AND LOSSES. Net security gains totaling $.4 million were realized in 1996. Of

22
Northern Trust Corporation

--------------------------------------------------------------------------------
 ANALYSIS OF NET INTEREST INCOME (FTE)
------------------------------------------------------------------------------
                                                               Percent Change
                           ---------------------------------------------------
  ($ In Millions)               1996       1995       1994     1996/95 1995/94
------------------------------------------------------------------------------
  Interest Income             $ 1,151.5  $ 1,104.0  $   848.7     4.3%  30.1%
  Fully Taxable Equivalent
   Adjustment                      33.6       37.6       33.4   (10.8)  12.6
------------------------------------------------------------------------------
  Interest Income-FTE           1,185.1    1,141.6      882.1     3.8   29.4
  Interest Expense                763.2      746.4      514.1     2.2   45.2
------------------------------------------------------------------------------
  NET INTEREST INCOME-FTE         421.9      395.2      368.0     6.8    7.4
------------------------------------------------------------------------------
  AVERAGE VOLUME
   Earning Assets              18,779.4   17,193.7   15,737.2     9.2    9.3
   Interest-Related Funds      15,920.0   14,528.3   13,328.9     9.6    9.0
   Noninterest-Related Funds    2,859.4    2,665.4    2,408.3     7.3   10.7
------------------------------------------------------------------------------
                                                                  Change in
                                                                 Percentage
                                                 -----------------------------
  AVERAGE RATE
   Earning Assets                  6.31%      6.64%      5.61%   (.33)  1.03
   Interest-Related Funds          4.79       5.14       3.86    (.35)  1.28
   Interest Rate Spread            1.52       1.50       1.75     .02   (.25)
   Total Source of Funds           4.06       4.34       3.27    (.28)  1.07
------------------------------------------------------------------------------
  NET INTEREST MARGIN              2.25%      2.30%      2.34%   (.05)  (.04)
------------------------------------------------------------------------------

Refer to page 68 for detailed analysis of net interest income.

this total, $.5 million resulted from held to maturity securities that were called at a premium, offset in part by $.1 million of net losses from the sale of securities classified as available for sale. This compares with net gains of $1.0 million in 1995 and $.1 million of net losses in 1994.
NET INTEREST INCOME. Net interest income is defined as the total of interest income and amortized fees on earning assets less interest expense on deposits and borrowed funds, adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by nonearning assets including cash and due from banks, items in process of collection, buildings and equipment and other net nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating balances to pay for services.
 Net interest income for 1996 was a record $388.3 million, up 9% from $357.6 million in 1995, which was up 7% from $334.6 million in 1994. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 1996 was a record $421.9 million, an increase of $26.7 million or 7% from $395.2 million in 1995 which in turn was up 7% from $368.0 million in 1994. Through steady asset growth and conservative interest rate risk management, Northern Trust has been successful in generating year over year improvement in net interest income as evidenced by the fact that 1996 represents the thirteenth consecutive year of record performance. The increase in FTE net interest income in 1996 was essentially attributable to growth in average earning assets, which was partially offset by a decline in the net interest margin to 2.25% from 2.30% last year and 2.34% in 1994.
 Earning assets averaged $18.8 billion, up 9% or $1.6 billion from the $17.2 billion reported in 1995, which was up from $15.7 billion in 1994. The growth in average earning assets reflects a 13% or $1.2 billion increase in loans, a 3% or $171 million increase in securities and a 12% or $219 million increase in money market assets. Loan volume for the year averaged $10.3 billion with virtually all of the growth reflected in the domestic portfolio while international loans increased $36 million. The domestic growth came principally from residential mortgage activities, up $501 million, and commercial and industrial loans, up $229 million. Reflected in the total loan growth are non-interest bearing domestic and international overnight advances related to processing certain trust client investments, which averaged $596 million in 1996, down 10% from a year ago. Securities averaged $6.4 billion

                                                                              23
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

in 1996 versus $6.2 billion in 1995, due primarily to a $476 million increase in short-term U.S. Government securities, offset in part by a decline in other securities. Money market assets averaged $2.1 billion in 1996 versus $1.9 billion in 1995.
 The increase in average earning assets of $1.6 billion was funded through growth in interest-bearing deposits, other interest-related funding sources, and noninterest-related funds. The deposit growth was concentrated primarily in savings and money market deposits (up $308 million) and global custody deposit activity in the Cayman Islands Branch (up $446 million), offset in part by a reduction in the London Branch of $162 million. Other interest-related funds averaged $5.9 billion, up $682 million, principally from federal funds purchased (up $278 million), securities sold under agreements to repurchase (up $203 million) and other borrowings (up $240 million). Average net noninterest-related funds increased $194 million, mainly due to higher stockholders' equity and noninterest-bearing time and savings deposits. Stockholders' equity for the year averaged $1.5 billion, an increase of $113 million or 8% from 1995, principally due to the strong earnings performance, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.
 The net interest margin declined to 2.25% from 2.30% last year due primarily to lower spreads on the higher volume of short-term liquid assets funded by short-term liabilities, coupled with lower loan-related fees. The margin was also impacted by a slightly higher reliance on interest-related funding sources to fund asset growth.

PROVISION FOR CREDIT LOSSES. Asset quality remained exceptionally strong as nonperforming assets declined to $21.4 million, their lowest level in over fifteen years. The provision for credit losses increased to $12.0 million in 1996, up from $6.0 million in each of the last two years. For a discussion of the reserve for credit losses, refer to pages 30 and 31.

NONINTEREST EXPENSES. Noninterest expenses for 1996 totaled $766.8 million, up $57.6 million or 8% from $709.2 million in 1995, which was up 1% from $700.5 million in 1994. Total expenses for 1996 included $25.3 million of incremental expenses resulting from acquisitions. As a result of a reduction in premium rates, FDIC insurance expense declined by $8.5 million compared to last year. Exclusive of these items for both years, 1996 noninterest expenses increased 6% over last year. In addition to acquisitions, expense increases during 1996 reflect a variety of growth initiatives, including investments in technology, PFS office expansion, the opening of a Singapore office, and staff additions and higher operating expenses necessary to support new business and growing transaction volumes. Incentive compensation also increased, reflecting client investment portfolio performance, excellent new business development results, record earnings and the impact of the Corporation's higher stock price on stock-based performance plans. These increases were partially offset by cost savings from changes in several benefit plans effective January 1, 1996 and favorable medical plan claim experience.
 The modest increase in 1995 noninterest expenses from 1994 results reflects the impact of $30.9 million of nonrecurring charges in 1994. Adjusting for these items, noninterest expenses grew 6% from 1994 to 1995 primarily as a result of salary adjustments, higher incentive compensation and incremental expenses from 1995 acquisitions.
 The productivity ratio, defined as noninterest income plus net interest income on a taxable equivalent basis before the provision for credit losses, divided by noninterest expenses, was 156% for 1996 compared with 151% in 1995 and 143% in 1994.
 SALARIES AND BENEFITS. Salaries and benefits, which represent 58% of total noninterest expenses, increased 5% to $441.3 million in 1996 from $419.1 million in 1995, which was up 7% from $391.4 million in 1994. Salary costs, the largest component of noninterest expenses, totaled $368.8 million, up $31.2 million or 9% from $337.6 million a year ago. The principal items contributing to the change in 1996 were salary adjustments, incentive compensation, and staff additions resulting from acquisitions and to support Northern Trust's growing trust activities and office expansion. The incentive-based compensation expense increase reflects the impact of client investment portfolio performance and record new business development results, as well as the 1996 record earnings performance and the price increase in Northern Trust Corporation common stock. Included in the 1995 results was $3.3 million in severance costs associated with staff reductions, while the 1994 results included a $4.2 million addition to salary expense relating to overtime back pay obligations.
 Staff on a full-time equivalent (FTE) basis averaged 6,665 compared with 6,548 in 1995 and 6,420 in 1994. The growth in staff during 1996 is the result of acquisitions and other staff additions primarily in the last half of the year. As of December 31, 1996, staff levels on a FTE basis totaled 6,933, an increase of 6% from 6,531 at the end of last year.
 As part of Northern Trust's ongoing program to control expense growth, a complete review of all employee benefit plans was conducted at the end of last year. As a result of this review, changes, effective January 1, 1996, were made to the pension, medical, Thrift Incentive and ESOP plans. Employee benefit costs for 1996 totaled $72.5 million, down $9.0 million or 11% from $81.5 million in 1995 which was up 9% from $74.8 million in 1994. The majority of the 1995 increase in benefit costs was attributable to higher medical and retirement benefit expenses and payroll taxes.
 OCCUPANCY EXPENSE. Net occupancy expense totaled $63.8 million, up 6% or $3.6 million from $60.2

24
Northern Trust Corporation
million in 1995, which was up 5% from $57.4 million in 1994. The principal components of the 1996 increase were higher building and leasehold improvement amortization expenses and rental and operating costs primarily associated with business expansion.
 EQUIPMENT EXPENSE. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $54.6 million in 1996, 12% or $6.0 million higher than the $48.6 million in 1995, which was down 14% from the $56.4 million in 1994. Included in the 1994 expense is $11.2 million of nonrecurring expenses resulting from the trade-in and the sale and leaseback of mainframe computer equipment. Excluding these items, the expense levels in each of the three years primarily reflect planned increases in equipment and computer depreciation and related costs to support trust and banking business expansion.
 OTHER OPERATING EXPENSES. Other operating expenses for 1996 totaled $207.1 million, up 14% from $181.3 million in 1995, which was down 7% from $195.3 million in 1994. The increase in the 1996 expense level was primarily the result of acquisitions, continued investment in technology, expansion of the personal trust and banking office network, and higher operating expenses necessary to support business growth. These initiatives resulted in increases in computer software amortization, transaction-based depository fees, technical and consulting service fees and amortization of intangible assets. These increases, along with higher costs incurred from processing errors, were partially offset by lower levels of FDIC deposit insurance premiums. Included in the 1995 results are $4.1 million of pension settlement charges. Other operating expenses in 1994 included $9.6 million in pension settlement charges, a $3.5 million expense relating to an agreement between the Corporation and The Benchmark Funds, and a $2.4 million write-down of older trust-related software.
 Investments in technology are designed to support and enhance the transaction processing and securities handling capability of the trust and banking businesses. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization are charged to equipment and other operating expenses, respectively.

PROVISION FOR INCOME TAXES. The provision for income taxes was $128.6 million in 1996 compared with $100.5 million in 1995 and $79.3 million in 1994. The effective tax rate was 33% for 1996 compared with 31% for 1995 and 30% for 1994. The higher tax provision in 1996 resulted from the growth in earnings for both federal and state income tax purposes while federally tax-exempt income declined.

SUBSEQUENT IMPLEMENTATION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS. Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for a variety of transactions, including loan participations, sales of assets where servicing of the assets is retained, repurchase agreements and securities lending transactions. The portions of SFAS No. 125 that address accounting for loan participations and sales of assets where servicing of the assets is retained were implemented, as required, on January 1, 1997 and did not have a material impact on Northern Trust's consolidated financial statements. The remainder of SFAS No. 125 is expected to be implemented effective January 1, 1998 and is not expected to materially impact the consolidated financial statements.

FINANCIAL CONDITION
Average earning assets in 1996 increased 9% to $18.8 billion. Approximately 11% of the growth in average earning assets resulted from the full year impact of prior year acquisitions, as well as the fourth quarter 1996 addition of Bent Tree National Bank. The growth, including acquisitions, was concentrated primarily in residential mortgages, commercial and industrial loans, and short-term U.S. Government securities and money market assets. A high quality and liquid balance sheet is maintained with securities and money market assets averaging $8.4 billion or 45% of total earning assets.
 The management strategy for investment securities is to maintain a very high quality portfolio with generally short-term maturities. To maximize after-tax income, investments in tax-exempt municipal securities are utilized but with somewhat longer maturities. The average balance of the securities portfolio, which includes securities held to maturity and available for sale, increased 3% from last year to $6.4 billion. U.S. Government securities averaged $1.7 billion in 1996, up $476 million from 1995 levels. U.S. Government securities had an average maturity of seven months at December 31, 1996, compared with eleven months at the prior year-end. Average municipal securities declined $21 million to average $414 million and provided a fully taxable equivalent yield of 9.86%. The average maturity of municipal securities was 82 months, up from 78 months a year ago. Federal agency securities averaged $4.0 billion in 1996, down slightly from 1995, and had an average maturity at December 31, 1996 and 1995 of six months and nine months, respectively. Other securities, consisting primarily of preferred stock and privately issued collateralized mortgage obligations, averaged $228 million, down from $353 million last year.
 Included in federal agency securities were $376 million of agency issued collateralized mortgage obligations (CMO's). Included in other securities were $41 million of privately issued CMO's, all of which are rated triple-A and $12 million of which are collateralized by federal agency securities. CMO's in general have widely varying degrees of risk, which derives from the prepayment risk on the

                                                                              25
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 AVERAGE EARNING ASSETS AND SOURCE OF FUNDS
--------------------------------------------------------------------------------
                                                              Percent Change
                           ---------------------------------------------------
  ($ In Millions)                 1996      1995      1994    1996/95 1995/94
------------------------------------------------------------------------------
  AVERAGE EARNING ASSETS
  Money Market Assets           $ 2,083.5 $ 1,864.7 $ 2,420.2   11.7%  (23.0)%
  Securities
   U.S. Government                1,702.0   1,225.7   1,779.6   38.9   (31.1)
   Obligations of States and
    Political Subdivisions          414.1     434.7     465.1   (4.7)   (6.5)
   Federal Agency                 4,010.7   4,124.8   2,333.6   (2.8)   76.8
   Other                            228.2     353.4     368.8  (35.4)   (4.2)
   Trading Account                    8.8      54.4      53.8  (83.7)    1.3
------------------------------------------------------------------------------
   Total Securities               6,363.8   6,193.0   5,000.9    2.8    23.8
------------------------------------------------------------------------------
  Loans and Leases-Domestic       9,951.6   8,791.8   7,870.6   13.2    11.7
        -International              380.5     344.2     445.5   10.5   (22.7)
------------------------------------------------------------------------------
   Total Loans and Leases        10,332.1   9,136.0   8,316.1   13.1     9.9
------------------------------------------------------------------------------
  Total Earning Assets          $18,779.4 $17,193.7 $15,737.2    9.2%    9.3%
------------------------------------------------------------------------------
  AVERAGE SOURCE OF FUNDS
  Deposits-Savings and Money
   Market Deposits              $ 3,620.7 $ 3,312.4 $ 3,385.7    9.3%   (2.2)%
     -Savings Certificates        2,062.4   2,000.3   1,229.6    3.1    62.7
     -Other Time                    549.2     542.7     412.8    1.2    31.5
     -Foreign Offices Time        3,826.2   3,493.4   3,284.8    9.5     6.4
------------------------------------------------------------------------------
   Total Deposits                10,058.5   9,348.8   8,312.9    7.6    12.5
  Federal Funds Purchased         1,842.2   1,564.0   1,350.7   17.8    15.8
  Securities Sold under Agree-
   ments to Repurchase            1,973.3   1,769.7   1,444.3   11.5    22.5
  Commercial Paper                  143.7     146.0     138.1   (1.6)    5.7
  Other Borrowings                1,274.1   1,034.5   1,007.5   23.2     2.7
  Senior Notes                      267.5     394.0     781.8  (32.1)  (49.6)
  Notes Payable                     360.7     271.3     293.6   32.9    (7.6)
------------------------------------------------------------------------------
  Total Interest-Related Funds   15,920.0  14,528.3  13,328.9    9.6     9.0
  Noninterest-Related Funds,
   net                            2,859.4   2,665.4   2,408.3    7.3    10.7
------------------------------------------------------------------------------
  Total Source of Funds         $18,779.4 $17,193.7 $15,737.2    9.2%    9.3%
--------------------------------------------------------------------------------

underlying mortgage loans. Northern Trust invests only in CMO's that have lesser degrees of prepayment risk. Of all CMO's held during 1996, $51 million paid a fixed rate of interest and $342 million paid a floating rate indexed to LIBOR. The fixed rate CMO's had an average life of 13 months at year-end 1996, based on an average of dealer prepayment estimates. As a result of the short average life, the prepayment risk of the fixed rate CMO's was immaterial. The floating rate CMO's had an average life of 32 months at year-end 1996, and have rate caps ranging from 9% to 14%, with an average cap of 10%.
 Approximately $1.0 billion of federal agency and other securities have variable rates that are reset at least every six months to reflect the level of short-term interest rates. At year-end 1996, the fair value of the securities portfolio of $4.8 billion exceeded the book value of these securities by $20.5 million.
 Loans averaged $10.3 billion in 1996 and increased 13% from the prior year. Average domestic loans increased 13% to $9.9 billion for the year while the average international portfolio increased to $380 million from $344 million in 1995. The increase in the average domestic loan portfolio reflects substantial growth in residential mortgages which increased 14% on average and totaled $4.6 billion at year-end. Commercial and industrial loans also contributed to the growth in the domestic portfolio, increasing 8% to average $3.3 billion for the year. During the year, commercial real estate loans increased $45 million due in part to acquisitions, and at December 31, 1996, totaled $558 million representing 5% of domestic loans.
 Money market assets averaged $2.1 billion, up 12% or $219 million from last year.
 Total interest-related funds averaged $15.9 billion in 1996, up $1.4 billion or 10% from 1995. Savings and money

26
Northern Trust Corporation
market deposits increased 9% and averaged $3.6 billion while foreign office time deposits increased $333 million or 10%. The increase in foreign time deposits resulted primarily from greater global custody activity, particularly in the Cayman Islands Branch. Federal funds purchased, securities sold under agreements to repurchase, and other borrowings collectively increased $721 million on average compared to the prior year. The balances within these classifications vary based upon funding requirements, interest rate levels, and the availability of collateral used to secure these borrowings. Balances in other borrowings primarily represent treasury, tax and loan note option balances which provide a funding source at an attractive rate relative to federal funds. Deposits related to trust activities in the domestic banking subsidiaries, coupled with growth of the global custody business, continued to have a significant impact on the balance sheet as these deposits in 1996 averaged $4.3 billion representing 33% of total deposits. Senior notes averaged $267 million, down $127 million from last year.
 In September, The Northern Trust Company issued $100 million of 7.30% Subordinated Notes due 2006. The notes were issued under the terms of an Offering Circular allowing The Northern Trust Company to offer subordinated bank notes and up to $1.7 billion aggregate principal amount at any time outstanding of its senior bank notes (less certain senior bank notes issued prior to April 1993 and still outstanding), with maturities ranging from 30 days to 15 years. The senior notes are issued periodically and provide an additional funding source for the Bank. At December 31, 1996, an additional $100 million of subordinated bank notes with maturities ranging from 5 years to 15 years can be issued under the terms of the Offering Circular.
 On January 16, 1997, the Corporation issued $150 million of Floating Rate Capital Securities through a wholly owned statutory business trust. The securities, which qualify as Tier 1 capital for regulatory purposes, were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate.

CAPITAL EXPENDITURES
Northern Trust's Management Committee reviews and approves proposed capital expenditures which exceed $500,000. This process assures that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.
 During 1996, Northern Trust continued to improve its hardware and software capabilities, especially related to trust activities. Such improvements help assure that Northern Trust offers state-of-the-art technology which enables clients to obtain the highest level of quality service within a competitive cost structure, a characteristic which helps distinguish Northern Trust from its competitors. In this regard, through the efforts of internal staff and outside consultants, Northern Trust completed installation of several significant phases of its new trust management system, including the creation of new personal client statements and enhancements to the accounting systems. In addition, major systems development efforts in 1996 focused on Passport and retirement services products. Passport is Northern Trust's next generation of on-line desktop delivery services first offered to clients in 1995. Retirement services bring together a comprehensive array of Master Trust, participant recordkeeping, retirement plan design and actuarial services. The unamortized capitalized cost of corporate-wide software development projects at December 31, 1996 was $133.8 million, of which $82.8 million represented the book value of the trust management system. Northern Trust's 1997 technology initiatives will include the continued development of Passport and retirement services products and enhancements to multicurrency operating and accounting systems.
 Capital expenditures in 1996 also included the leasehold improvements and furnishings associated with the opening of new offices in Florida and Arizona and the construction costs for the Chicago South Financial Center and the new Winnetka, Illinois office, both of which opened in the third quarter, as well as expansion in several existing offices.
 Capital expenditures for 1996 totaled $93.7 million of which $17.1 million was for building and leasehold improvements, $5.4 million for furnishings, $33.5 million for hardware and machinery and $37.7 million for software. During 1997, in addition to its technology initiatives, Northern Trust will continue to invest in the expansion of the five-state network of Personal Financial Services offices.

RISK MANAGEMENT
ASSET QUALITY AND CREDIT RISK MANAGEMENT.
SECURITIES. A high quality securities portfolio is maintained with 85% of the total portfolio comprised of U.S. Treasury or federal agency securities. The remainder of the portfolio is comprised of obligations of states and political subdivisions, preferred stock and other securities. At December 31, 1996, 75% of these securities were rated triple-A or double-A, 22% were rated single-A and 3% were below A or not rated by Standard and Poor's and/or Moody's Investors Service. Other securities consist primarily of privately issued collateralized mortgage obligations, backed by federal agency securities or mortgage loans.
 Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities sold under repurchase agreements are held by the counterparty until the repurchase transaction matures. Increases in the fair value of these securities in excess of the repurchase liability could subject Northern Trust to credit risk in the event of default by the counterparty. To minimize this risk, collateral values are continuously monitored and Northern Trust sets limits on exposure with counterparties and regularly assesses their financial condition.

                                                                              27
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

LOANS AND OTHER EXTENSIONS OF CREDIT. A certain degree of credit risk is inherent in Northern Trust's various lending activities. Credit risk is managed through the Credit Policy function, which is designed to ensure adherence to a high level of credit standards. Credit Policy provides a system of checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust's use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.
 A further way in which credit risk is managed is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.
 The largest component of credit risk relates to the loan portfolio. Although credit exposure is well-diversified, there are certain groups that meet the accounting definition under SFAS No. 105 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, middle market companies and small businesses, banks and bank holding companies and commercial real estate.
 RESIDENTIAL REAL ESTATE. The residential real estate loan portfolio totaled $4.6 billion or 43% of total domestic loans at December 31, 1996, compared with $3.9 billion or 41% at December 31, 1995. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of 75% to 80%. Of the total $4.6 billion in residential real estate loans, $2.6 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $405.8 million and $372.2 million as of December 31, 1996 and 1995, respectively.
 MIDDLE MARKET COMPANIES AND SMALL BUSINESSES. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans, which totaled $1.4 billion at December 31, 1996 and $1.2 billion as of December 31, 1995. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, with total sales of less than $500 million. The largest component of this group of borrowers is located in the greater Chicago area. Middle market and small businesses have been an important focus of business development, and it is part of the strategic plan to continue to selectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
 Off-balance sheet credit exposure to middle market companies and small businesses in the form of legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit totaled $1.5 billion, $748.7 million, and $18.1 million, respectively, as of December 31, 1996, and $1.2 billion, $405.6 million, and $12.5 million, respectively, as of December 31, 1995.
 BANKS AND BANK HOLDING COMPANIES. On-balance sheet credit risk to banks and bank holding companies, both domestic and international, totaled $4.4 billion and $3.0 billion at December 31, 1996 and 1995, respectively. The majority of this exposure consisted of short-term money market assets, which totaled $3.1 billion and $1.7 billion as of December 31, 1996 and 1995, respectively, and noninterest-bearing demand balances maintained at correspondent banks which totaled $896 million as of December 31, 1996, compared to $1.0 billion at year-end 1995. Commercial loans to banks totaled $247 million and $195 million, respectively, as of December 31, 1996 and 1995. The majority of these loans were to U.S. bank holding companies, primarily in the seventh Federal Reserve District, for their acquisition purposes. Such lending activity is limited to entities which have a substantial business relationship with Northern Trust. Legally binding commitments to extend credit to banks and bank holding companies totaled $178 million and $155 million as of December 31, 1996 and 1995, respectively.
 COMMERCIAL REAL ESTATE. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition of or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The

28
Northern Trust Corporation
commercial real estate portfolio consists of interim loans and commercial mortgages.
 The interim loans, which totaled $236.3 million and $184.5 million as of December 31, 1996 and 1995, respectively, are composed primarily of loans to developers that are highly experienced and well-known to Northern Trust. Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in the Chicago market in which Northern Trust has a strong presence and a thorough knowledge of the local economy.
 Commercial mortgage financing, which totaled $321.4 million and $328.1 million as of December 31, 1996 and 1995, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.
 At December 31, 1996, off-balance sheet credit exposure to commercial real estate developers in the form of legally binding commitments to extend credit and standby letters of credit totaled $61.5 million and $22.5 million, respectively. At December 31, 1995, legally binding commitments were $21.7 million and standby letters of credit were $16.5 million.

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

----------------------------------------------
 FOREIGN OUTSTANDINGS
----------------------------------------------
                              Commercial
  (In Millions)         Banks and Other  Total
----------------------------------------------
  AT DECEMBER 31, 1996
   Japan                $993     $ --    $993
----------------------------------------------
  At December 31, 1995
   Japan                $259     $ --    $259
----------------------------------------------
  At December 31, 1994
   Japan                $551     $ --    $551
   United Kingdom        183       43     226
   Canada                175       18     193
---------------------------------------------

There were no aggregate foreign outstandings by country falling between 0.75% and 1.00% of total assets at December 31, 1996 and 1995. This compares with $154 million to Germany in 1994.

NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS. Nonperforming assets consist of nonaccrual loans, restructured loans and Other Real Estate Owned (OREO). OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The balance in this category at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and renewals.
 Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. Northern Trust's comprehensive credit review and approval process is critical to the ability to minimize nonperforming assets on a long-term basis. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operating costs due to the expense associated with collection efforts.
 The table on the following page presents the nonperforming assets and past due loans for the current year and the prior years. Of the total loan portfolio of $10.9 billion at December 31, 1996, $19.5 million or .18% was nonperforming, a decrease of $12.4 million from year-end 1995.
 Included in the portfolio of nonaccrual loans are those which meet the criteria as being "impaired" under the definition in SFAS No. 114. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 1996, impaired loans, which also have been classified as nonperforming, totaled $16.8 million, with $.5 million of the reserve for credit losses allocated to these loans.

                                                                              29
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

----------------------------------------------------------------------------
 NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS
----------------------------------------------------------------------------
                                                        December 31
                                               -----------------------------
  (In Millions)                                1996  1995  1994  1993  1992
----------------------------------------------------------------------------
  Nonaccrual Loans
   Domestic
    Commercial                                 $ 2.2 $17.5 $15.7 $17.5 $47.9
    Commercial Real Estate                      11.3   9.0   9.1   4.8  13.1
    Residential Real Estate                      3.2   2.4   1.3   1.5   1.2
    Consumer                                      .2    .1    .3    .3    .8
    Other                                         --    --    --    --    .2
    Lease Financing                               --    --    .1   1.9   3.2
----------------------------------------------------------------------------
    Total Domestic                              16.9  29.0  26.5  26.0  66.4
----------------------------------------------------------------------------
   International                                  --    .2   1.3   1.3   1.9
----------------------------------------------------------------------------
    Total Nonaccrual Loans                      16.9  29.2  27.8  27.3  68.3
----------------------------------------------------------------------------
  Restructured Loans                             2.6   2.7    --    --    --
  Other Real Estate Owned                        1.9   1.8   2.2   9.7  22.9
----------------------------------------------------------------------------
  TOTAL NONPERFORMING ASSETS                   $21.4 $33.7 $30.0 $37.0 $91.2
----------------------------------------------------------------------------
  TOTAL DOMESTIC 90 DAY PAST DUE LOANS (Still
   accruing)                                   $15.2 $22.0 $17.3 $22.8 $42.9
----------------------------------------------------------------------------

RESERVE FOR CREDIT LOSSES. In evaluating the adequacy of the reserve for credit losses, management relies predominantly on a disciplined credit review process which is applicable to the full range of the credit exposures. The review process, directed by Credit Policy, is intended to identify as early as possible clients who might be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by Credit Policy, which recommends to management the portion of any credits that need a specific reserve allocation or should be charged-off. Other factors considered by management in evaluating the adequacy of the reserve include: the relative size of the subsidiary banks' single loan lending limits; loan volume; historical net loan loss experience; level and composition of nonaccrual, past due and restructured loans; the condition of industries and geographic areas experiencing or expected to experience particular economic adversities; international developments; current and anticipated economic conditions; credit evaluations; and the liquidity and volatility of the markets. From time to time specific amounts of the reserve are designated for certain loans in connection with management's analysis of the adequacy of the reserve for credit losses, as well as its evaluation of impaired loans.
 The reserve balance is not a precise amount, but is derived from judgments based on the above factors. It represents management's best estimate of the reserve for credit losses necessary to adequately cover probable losses from current credit exposures. The provision for credit losses is the charge against current earnings that is determined by management as the amount needed to maintain an adequate reserve.
 The overall credit quality of the domestic portfolio has remained good as evidenced by the relatively low level of nonperforming loans and net charge-offs. Management's assessment of the financial condition of specific clients facing financial difficulties, and portfolio growth relating to low-risk residential lending and bank acquisitions, were among the factors impacting management's analysis of the adequacy of the reserve. The combination of these factors resulted in a reserve for credit losses of $148.3 million at December 31, 1996, compared with $147.1 million last year. The decline in the year-end reserve for credit losses as a percentage of outstanding loans and leases from 1.49% to 1.36% at year-end 1996 is primarily attributable to loan growth in low-risk residential lending and improved credit quality. The following table summarizes the changes in the reserve for credit losses for the current year and the prior years.

INTEREST RATE RISK MANAGEMENT
Policies and limits for the management of Northern Trust's interest rate risk are established by the Board of Directors. To ensure adherence to these policies and limits, the Corporate Asset and Liability Policy Committee (ALCO) establishes and monitors guidelines on the sensitivity of earnings to changes in interest rates caused by on- and off-balance sheet positions. The goal of the ALCO process is to manage the balance sheet to provide the maximum level of earnings while maintaining a high quality balance sheet and acceptable levels of interest rate risk and liquidity risk.
 Sensitivity of earnings to interest rate changes arises when yields on assets change differently from the interest costs on liabilities. To mitigate this interest rate risk, the structure of

30
Northern Trust Corporation

--------------------------------------------------------------------------------
 ANALYSIS OF RESERVE FOR CREDIT LOSSES
-------------------------------------------------------------------------------
  ($ In Millions)              1996       1995      1994      1993      1992
-------------------------------------------------------------------------------
  Balance at Beginning of
   Year                      $   147.1  $  144.8  $  145.5  $  145.5  $  145.7
-------------------------------------------------------------------------------
  Charge-Offs
   Commercial                      6.2       5.5       5.3      11.2      14.8
   Commercial Real Estate          7.4       3.6       4.1       7.8       5.6
   Residential Real Estate          .2        .6        .1        .2        .8
   Consumer                        1.5       1.2       1.2       2.1       3.6
   Other                            .1        .2        --        .2        .5
   Lease Financing                  --        --        --       1.3       1.1
   International                    .2        .6        --        .6       6.0
-------------------------------------------------------------------------------
   Total Charge-Offs              15.6      11.7      10.7      23.4      32.4
-------------------------------------------------------------------------------
  Recoveries
   Commercial                       .5       2.1       1.0       1.9       1.0
   Commercial Real Estate          1.9       2.3       1.1        .7        .4
   Residential Real Estate          .2        --        --        .2        --
   Consumer                         .6        .5       1.2        .8        .8
   Other                            .1        .2        .2        .1        .1
   Lease Financing                  --        --        .5        --        --
   International                    .5        .7        --        .2        .4
-------------------------------------------------------------------------------
   Total Recoveries                3.8       5.8       4.0       3.9       2.7
-------------------------------------------------------------------------------
  Net Charge-Offs                 11.8       5.9       6.7      19.5      29.7
  Provision for Credit
   Losses                         12.0       6.0       6.0      19.5      29.5
  Reserve Related to Acqui-
   sitions                         1.0       2.2        --        --        --
-------------------------------------------------------------------------------
  Net Change in Reserve            1.2       2.3       (.7)       --       (.2)
-------------------------------------------------------------------------------
  BALANCE AT END OF YEAR     $   148.3  $  147.1  $  144.8  $  145.5  $  145.5
-------------------------------------------------------------------------------
  Total Loans and Leases at
   Year-End                  $10,937.4  $9,906.0  $8,590.6  $7,623.0  $6,935.9
-------------------------------------------------------------------------------
  Average Total Loans and
   Leases                    $10,332.1  $9,136.0  $8,316.1  $7,297.1  $6,452.9
-------------------------------------------------------------------------------
  As a Percent of Year-End
   Loans and Leases
   Net Loan Charge-Offs            .11%      .06%      .08%      .26%      .43%
   Provision for Credit
    Losses                         .11       .06       .07       .26       .43
   Reserve Balance at Year-
    End                           1.36      1.49      1.69      1.91      2.10
-------------------------------------------------------------------------------
  As a Percent of Average
   Loans and Leases
   Net Loan Charge-Offs            .11%      .06%      .08%      .27%      .46%
   Reserve Balance at Year-
    End                           1.44      1.61      1.74      1.99      2.25
--------------------------------------------------------------------------------

the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and produce an adequate level of earnings, even in periods of volatile interest rates.
 In the management of interest rate risk, Northern Trust utilizes the following measurement techniques: model simulation to determine the sensitivity of earnings, economic value sensitivity of the balance sheet, and gap analysis. These three techniques are complementary and are used in concert to provide a more complete picture of interest rate risk.
 Model simulation is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, Northern Trust is able to measure the potential impact on earnings, assuming the continuation of current balance sheet trends, different patterns of rate movements, and specific changes in the relationships among various instruments on and off the balance sheet. Northern Trust uses model simulation to measure its earnings sensitivity relative to management's most likely interest rate scenario. At December 31, 1996, this scenario assumed a gradual increase in interest rates during 1997. The interest sensitivity is then tested by running alternative scenarios above and below the most likely interest rate outcome. In 1996, this sensitivity calculation was always less than 3.5% of the annual income before income taxes, using alternative scenarios based on a one percentage point deviation from the rates assumed over a one year horizon. The simulations do not anticipate management's actions to moderate the negative

                                                                              31
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

consequences of interest rate deviations. Therefore, the simulations serve as conservative estimates of interest rate risk.
 The second technique that is used to measure interest rate risk is the analysis of the sensitivity of economic value of the balance sheet. The economic value sensitivity analysis examines the market value impact of on- and off-balance sheet positions to adverse interest rate movements. Northern Trust strives to limit the economic value sensitivity of the balance sheet to an acceptable level in the context of risk-return trade-offs.
 The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest sensitivity gap is shown in the following table, which measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. The financial impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market participants.
 A variety of actions are used to implement interest risk management strategies, including:
  . purchases of securities;
  . sales of securities that are classified as available
    for sale;
  . issuance of senior notes;
  . placing and taking Eurodollar time deposits; and . hedging with various types of derivative financial instruments.
 Northern Trust strives to use the most effective instrument for implementing its interest risk management strategies, considering the costs, liquidity and capital requirements of the various alternatives. For more detail regarding how derivative financial instruments are used to implement interest risk management strategies, refer to Note 20 on page 54.

---------------------------------------------------------------------------------------
 INTEREST RATE SENSITIVITY ANALYSIS
---------------------------------------------------------------------------------------
                                              December 31, 1996
                            -----------------------------------------------------------

                               1-3       4-12     1-2      3-5      Over 5
  (In Millions)              Months     Months   Years    Years      Years      Total
---------------------------------------------------------------------------------------
  EARNING ASSETS
  Money Market Assets       $ 3,146.8  $   50.1  $   --  $     --  $      --  $ 3,196.9
  Securities-Available for
   Sale                       3,514.2     545.6    74.6      52.2      125.1    4,311.7
  -Held to Maturity              59.6     126.2    49.5     102.6      160.5      498.4
  -Trading Account                4.8        --      --        --         --        4.8
  Loans and Leases            4,710.2   1,218.6   848.7   2,146.9    2,013.0   10,937.4
---------------------------------------------------------------------------------------
  Total Earning Assets      $11,435.6  $1,940.5  $972.8  $2,301.7  $ 2,298.6  $18,949.2
---------------------------------------------------------------------------------------
  SOURCE OF FUNDS
  Savings and NOW Accounts  $   905.2  $     --  $   --  $     --  $ 1,034.6  $ 1,939.8
  Money Market Deposit Ac-
   counts and Savings
   Certificates               2,910.2   1,137.7   176.8     393.8       24.1    4,642.6
  Other Time                  3,311.8       5.6     1.0       8.0         --    3,326.4
  Senior Notes and Notes
   Payable                      200.1     109.0    87.9      26.7      309.1      732.8
  Other Borrowings            4,732.8     168.8     8.4        .2         --    4,910.2
  Noninterest-Related
   Funds, net                   988.0        --    90.0        --    2,319.4    3,397.4
---------------------------------------------------------------------------------------
  Total Source of Funds     $13,048.1  $1,421.1  $364.1  $  428.7  $ 3,687.2  $18,949.2
---------------------------------------------------------------------------------------
  Interest Sensitive Gap    $(1,612.5) $  519.4  $608.7  $1,873.0  $(1,388.6) $      --
  Off-Balance Sheet Hedges      721.6     283.9   (40.7)   (530.2)    (434.6)        --
---------------------------------------------------------------------------------------
  Adjusted Interest Sensi-
   tive Gap                 $  (890.9) $  803.3  $568.0  $1,342.8  $(1,823.2) $      --
---------------------------------------------------------------------------------------
  Cumulative Interest Sen-
   sitive Gap               $  (890.9) $  (87.6) $480.4  $1,823.2  $      --  $      --
---------------------------------------------------------------------------------------

-Assets and liabilities whose rates are variable are reported based on their repricing dates. Those with fixed rates are reported based on their scheduled contractual repayment dates, except for certain investment securities and loans secured by 1-4 family residential properties that are based on anticipated prepayments.
-The interest rate sensitivity assumptions presented for demand deposits, noninterest-bearing time deposits, savings accounts and NOW accounts are based on historical and current experiences regarding product portfolio retention and interest rate repricing behavior. The portion of these deposits which are considered long-term and stable have been classified in the Over 5 Years category.

32
Northern Trust Corporation

LIQUIDITY RISK MANAGEMENT
The objective of liquidity risk management is to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportunities on a timely and cost-effective basis. Management monitors the liquidity position on a daily basis to ensure that funds are available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured to ensure that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.
 Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquidity include the short-term money market portfolio, unpledged available for sale securities, maturing loans, and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.
 A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investors Service, and AA+ by Thomson BankWatch. These ratings put The Northern Trust Company in the top tier of United States banks.
 Northern Trust maintains a liquid balance sheet with loans representing 51% of total assets. Further, at December 31, 1996, it had a significant liquidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $8.8 billion or 41% of total assets.
 The Corporation's uses of cash consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of principal and interest to note holders, and purchases of its common stock. These requirements are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiaries have the ability to pay dividends during 1997 equal to their 1997 eligible net profits plus $208.2 million. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 14 on page 49. The Corporation's liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $102 million at year-end 1996. The cash flows of the Corporation are shown in Note 28 on page 63. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance. The Corporation's strong credit ratings allow it to access credit markets on favorable terms.

CAPITAL MANAGEMENT
One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. In 1996, common equity on average increased 13% or $159 million reaching a record $1.4 billion at year-end, while total risk-adjusted assets rose 15%. Total equity as of December 31, 1996 was $1.5 billion including $120 million of auction rate preferred stock. The average dividend rate declared on the $120 million of auction rate preferred stock was 4.00% during 1996 versus 4.51% in 1995. In January 1996, the Corporation called for redemption its $50 million Series E convertible preferred stock. Virtually all of the holders elected to convert rather than redeem their preferred stock, and in January the Corporation issued 2,396,744 shares of common stock in connection with the conversion. The shares issued upon conversion were previously reflected in the Corporation's fully diluted shares, so that conversion had no impact on fully diluted net income per common share.
 During 1996 the Corporation purchased 4,096,956 of its own shares as part of the buyback program authorized in 1994. In November, the Board of Directors authorized an increase in the Corporation's buyback program so that the Corporation may purchase, after December 31, 1996, up to 4.6 million shares.
 The Board of Directors increased the quarterly dividend by 16.1% to $.18 per common share in November 1996. Over the last five years the common dividend has increased 125%.
 At December 31, 1996, tier 1 capital was 8.2% and total capital was 11.9% of risk-adjusted assets. These risk-based capital ratios are well above the minimum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ratios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter average assets) of 6.4% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio of at least 7.8% for tier 1 capital, 10.8% for total risk-based capital, and 6.1% for the leverage ratio.
 On January 16, 1997, the Corporation further strengthened its capital ratios with the issuance of $150 million of Floating Rate Capital Securities.

                                                                              33
                                                      Northern Trust Corporation

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 CAPITAL ADEQUACY
-----------------------------------------------------------------------
                                                        December 31
                                                      ----------------
  ($ In Millions)                                      1996     1995
-----------------------------------------------------------------------
  TIER 1 CAPITAL
  Common Stockholders' Equity                         $ 1,424  $ 1,283
  Convertible Preferred Stock                              --       50
  Goodwill and Other Intangible Assets                    (81)     (79)
  Net Unrealized Gain on Securities                        (2)      (3)
-----------------------------------------------------------------------
  Total Tier 1 Capital                                  1,341    1,251
-----------------------------------------------------------------------
  TIER 2 CAPITAL
  Auction Rate Preferred Stock                            120      120
  Reserve for Credit Losses                               148      147
  Notes Payable*                                          335      254
-----------------------------------------------------------------------
  Total Tier 2 Capital                                    603      521
-----------------------------------------------------------------------
  TOTAL RISK-BASED CAPITAL                              1,944    1,772
-----------------------------------------------------------------------
  Risk-Weighted Assets**                              $16,380  $14,187
-----------------------------------------------------------------------
  Total Assets
   End of Period (EOP)                                $21,608  $19,934
   Average Fourth Quarter                              20,988   20,287
  Total Loans-End of Period                            10,937    9,906
-----------------------------------------------------------------------
  RATIOS
  Risk-Based Capital to Risk-Weighted Assets
   Tier 1                                                 8.2%     8.8%
   Total (Tier 1 and 2)                                  11.9     12.5
  Leverage (Tier 1 to Fourth Quarter Average Assets)      6.4      6.2
-----------------------------------------------------------------------
  Common Stockholders' Equity to
   Total Loans EOP                                       13.0%    12.9%
   Total Assets EOP                                       6.6      6.4
  Stockholders' Equity to
   Total Loans EOP                                       14.1     14.7
   Total Assets EOP                                       7.1      7.3
-----------------------------------------------------------------------

Notes:
*Notes payable that qualify for risk-based capital amortize for the purpose of inclusion in tier 2 capital during the five years before maturity. **Risk-weighted assets have been adjusted for goodwill and other intangible assets, net unrealized gain on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

OPERATIONAL AND FIDUCIARY RISK MANAGEMENT
In providing banking and trust services, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processes cash and securities transactions exceeding $105 billion on average each business day. These activities expose Northern Trust to operational and fiduciary risk. Controls over such processing activities are closely monitored to safeguard the assets of Northern Trust and its clients. However, from time to time Northern Trust has suffered losses related to these risks and there can be no assurance that such losses will not occur in the future.
 Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operating risk at appropriate levels in view of Northern Trust's corporate standards and the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation, and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust's internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.
 Fiduciary risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To limit this risk, the Trust Investment Committee establishes corporate policies and procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection. Business units have the primary responsibility for adhering to the policies and procedures applicable to their businesses.

34
Northern Trust Corporation

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

CORPORATE AND INSTITUTIONAL SERVICES. Corporate and Institutional Services includes corporate trust, investment management and securities lending services, commercial banking activities of the Bank, treasury management services, foreign exchange activities, the London and Singapore branches, NTRC, NTGA and Northern Futures Corporation.

PERSONAL FINANCIAL SERVICES. Personal Financial Services encompasses personal trust and investment management services, estate administration, personal banking and mortgage and other lending to individuals and middle market companies. This business unit also includes the commercial banking activities of the affiliate banks and the activities of Northern Trust Securities, Inc.

CORPORATE AND OTHER. Corporate and Other includes the Bank's Treasury Department and other corporate items, including the impact of long-term debt, preferred equity, holding company investments, and corporate operating expenses. The decline in noninterest expenses from 1995 to 1996 reflects decreases in severance costs and pension settlement charges, and lower salary and benefit expenses resulting from staff reductions in corporate support areas. Noninterest income for 1994 included the net gain of $28.5 million from the sale of the interest in BSS. 1994 noninterest expenses included non-recurring charges totaling $23.2 million. Of the $23.2 million, $13.6 million resulted from the trade-in and the sale and leaseback of mainframe computer equipment and the write-down of older trust-related software, and $9.6 million from pension settlement charges.
 The following table reflects the earnings contribution of Northern Trust's lines of business for the years ended December 31, 1996, 1995 and 1994 on the basis described above.

--------------------------------------------------------------------------------
                              Corporate and
                              Institutional              Personal              Corporate
                                 Services           Financial Services         and Other
                           ----------------------  ----------------------  -------------------
  ($ In Millions)           1996    1995    1994    1996    1995    1994   1996   1995   1994
-----------------------------------------------------------------------------------------------
  Net Interest Income(1)   $115.4  $114.3  $102.1  $286.4  $260.4  $238.7  $20.1  $20.5  $27.2
  Provision for Credit
   Losses                     (.6)    1.6     (.8)   15.3     4.3     8.0   (2.7)    .1   (1.2)
  Noninterest Income
   Trust Fees               298.3   244.2   216.7   294.0   260.8   236.7     --     --     --
   Other                    138.8   134.1   112.5    43.1    38.6    35.7    3.7     .4   31.8
  Noninterest Expenses      371.2   318.8   300.2   383.5   366.5   355.0   12.1   23.9   45.3
-----------------------------------------------------------------------------------------------
  Income before Taxes(1)    181.9   172.2   131.9   224.7   189.0   148.1   14.4   (3.1)  14.9
  Provision for Income
   Taxes(1)                  71.8    67.5    50.1    89.6    75.1    58.7     .8   (4.5)   3.9
-----------------------------------------------------------------------------------------------
  NET INCOME               $110.1  $104.7  $ 81.8  $135.1  $113.9  $ 89.4  $13.6  $ 1.4  $11.0
-----------------------------------------------------------------------------------------------
  Percentage Contribution      43%     47%     45%     52%     52%     49%     5%     1%     6%

(1) On a fully taxable equivalent basis (FTE). Total includes $33.6 million, $37.6 million and $33.4 million of FTE adjustment for 1996, 1995 and 1994, respectively.
Note: Certain reclassifications have been made to 1995 and 1994 financial information to conform to the current year presentation.

                                                                              35
                                                      Northern Trust Corporation

--------------------------------------------------------------------------------
 CONSOLIDATED BALANCE SHEET
-----------------------------------------------------------------------------
                                                            December 31
                                                        --------------------
  ($ In Millions)                                         1996       1995
-----------------------------------------------------------------------------
  ASSETS
  Cash and Due from Banks                               $ 1,292.5  $ 1,308.9
  Federal Funds Sold and Securities Purchased under
   Agreements to Resell (Note 4)                          1,022.6      162.1
  Time Deposits with Banks                                2,060.0    1,567.6
  Other Interest-Bearing                                    114.3       54.5
  Securities (Note 3)
   Available for Sale                                     4,311.7    5,136.3
   Held to Maturity (Fair value-$518.9 in 1996 and
    $562.6 in 1995)                                         498.4      535.1
   Trading Account                                            4.8       88.9
-----------------------------------------------------------------------------
  Total Securities                                        4,814.9    5,760.3
-----------------------------------------------------------------------------
  Loans and Leases
   Commercial and Other                                   6,379.9    6,009.6
   Residential Mortgages                                  4,557.5    3,896.4
-----------------------------------------------------------------------------
  Total Loans and Leases (Note 5) (Net of unearned in-
   come-$109.1 in 1996 and $89.6 in 1995)                10,937.4    9,906.0
-----------------------------------------------------------------------------
  Reserve for Credit Losses (Note 6)                       (148.3)    (147.1)
  Buildings and Equipment (Notes 8 and 9)                   291.5      281.5
  Customers' Acceptance Liability                            44.7       35.8
  Trust Security Settlement Receivables                     362.3      327.1
  Other Assets (Note 16)                                    816.4      676.8
-----------------------------------------------------------------------------
  Total Assets                                          $21,608.3  $19,933.5
-----------------------------------------------------------------------------
  LIABILITIES
  Deposits
   Demand and Other Noninterest-Bearing                 $ 3,476.7  $ 2,853.1
   Savings and Money Market Deposits                      3,880.1    3,385.3
   Savings Certificates                                   2,056.3    2,158.8
   Other Time                                               462.7      384.3
   Foreign Offices-Demand                                   410.7      459.8
        -Time                                             3,509.7    3,246.9
-----------------------------------------------------------------------------
   Total Deposits                                        13,796.2   12,488.2
  Federal Funds Purchased                                   653.0    2,300.1
  Securities Sold under Agreements to Repurchase (Note
   4)                                                       966.1    1,858.7
  Commercial Paper                                          149.0      146.7
  Other Borrowings                                        3,142.1      875.9
  Senior Notes (Note 10)                                    305.0       17.0
  Notes Payable (Note 10) (Qualifying as risk-based
   capital-$334.6 in 1996 and $254.2 in 1995)               427.8      334.6
  Liability on Acceptances                                   44.7       35.8
  Other Liabilities                                         580.3      423.9
-----------------------------------------------------------------------------
   Total Liabilities                                     20,064.2   18,480.9
-----------------------------------------------------------------------------
  STOCKHOLDERS' EQUITY
  Preferred Stock (Note 11)                                 120.0      170.0
  Common Stock, $1.66 2/3 Par Value; Authorized
   140,000,000 shares in 1996 and 1995; Outstanding
   111,247,732 and 55,664,412 in 1996 and 1995, re-
   spectively (Notes 11 and 13)                             189.9       93.6
  Capital Surplus                                           231.7      306.1
  Retained Earnings                                       1,110.2      928.8
  Net Unrealized Gain on Securities Available for Sale
   (Note 3)                                                   1.6        2.6
  Common Stock Issuable-Performance Plan (Note 23)           10.4       14.7
  Deferred Compensation-ESOP and Other                      (35.5)     (39.4)
  Treasury Stock-(at cost-2,712,780 shares in 1996 and
   493,652 shares in 1995)                                  (84.2)     (23.8)
-----------------------------------------------------------------------------
   Total Stockholders' Equity                             1,544.1    1,452.6
-----------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity            $21,608.3  $19,933.5
-----------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 40-63.

36
Northern Trust Corporation

--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------
                                              For the Year Ended December 31
                                            -----------------------------------
  ($ In Millions Except Per Share
  Information)                                 1996        1995        1994
--------------------------------------------------------------------------------
  Interest Income
   Loans and Leases (Note 5)                   $  693.4    $  630.9    $  499.6
   Securities (Note 3)
    Available For Sale                            318.9       324.0       190.9
    Held to Maturity                               32.5        40.0        40.3
    Trading Account                                  .5         3.6         4.0
--------------------------------------------------------------------------------
   Total Securities                               351.9       367.6       235.2
--------------------------------------------------------------------------------
   Time Deposits with Banks                        84.9        92.1        97.8
   Federal Funds Sold and Securities Pur-
    chased under Agreements to Resell and
    Other (Note 4)                                 21.3        13.4        16.1
--------------------------------------------------------------------------------
  Total Interest Income                         1,151.5     1,104.0       848.7
--------------------------------------------------------------------------------
  Interest Expense
   Deposits                                       447.8       443.3       298.0
   Federal Funds Purchased                         97.9        91.2        55.5
   Securities Sold under Agreements to Re-
    purchase (Note 4)                             103.4       102.6        61.9
   Commercial Paper                                 7.8         8.6         5.9
   Other Borrowings                                64.5        55.6        36.0
   Senior Notes (Note 10)                          14.4        23.7        33.8
   Notes Payable (Note 10)                         27.4        21.4        23.0
--------------------------------------------------------------------------------
  Total Interest Expense                          763.2       746.4       514.1
--------------------------------------------------------------------------------
  Net Interest Income                             388.3       357.6       334.6
  Provision for Credit Losses (Note 6)             12.0         6.0         6.0
--------------------------------------------------------------------------------
  Net Interest Income after Provision for
   Credit Losses                                  376.3       351.6       328.6
--------------------------------------------------------------------------------
  Noninterest Income
   Trust Fees                                     592.3       505.0       453.4
   Treasury Management Fees                        55.3        49.6        46.3
   Foreign Exchange Trading Profits                58.8        55.3        35.9
   Security Commissions and Trading Income         23.9        21.7        22.0
   Other Operating Income (Note 15)                47.2        45.5        75.9
   Investment Security Gains (Losses)
    (Note 3)                                         .4         1.0         (.1)
--------------------------------------------------------------------------------
  Total Noninterest Income                        777.9       678.1       633.4
--------------------------------------------------------------------------------
  Income before Noninterest Expenses            1,154.2     1,029.7       962.0
--------------------------------------------------------------------------------
  Noninterest Expenses
   Salaries (Notes 23 and 24)                     368.8       337.6       316.6
   Pension and Other Employee Benefits
    (Note 17)                                      72.5        81.5        74.8
   Occupancy Expense (Notes 8 and 9)               63.8        60.2        57.4
   Equipment Expense (Note 8)                      54.6        48.6        56.4
   Other Operating Expenses (Note 16)             207.1       181.3       195.3
--------------------------------------------------------------------------------
  Total Noninterest Expenses                      766.8       709.2       700.5
--------------------------------------------------------------------------------
  Income before Income Taxes                      387.4       320.5       261.5
  Provision for Income Taxes (Note 12)            128.6       100.5        79.3
--------------------------------------------------------------------------------
  NET INCOME                                   $  258.8    $  220.0    $  182.2
--------------------------------------------------------------------------------
  Net Income Applicable to Common Stock        $  253.9    $  211.5    $  174.9
--------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE (Note 13)-
   PRIMARY                                     $   2.21    $   1.88    $   1.59
  -FULLY DILUTED                                   2.20        1.85        1.58
--------------------------------------------------------------------------------
  Average Number of Common Shares Out-
   standing-Primary                         114,648,190 112,675,834 110,288,428
  -Fully Diluted                            115,466,501 116,137,566 112,704,750
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 40-63.

                                                                              37
                                                      Northern Trust Corporation

--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
                                              For the Year Ended December 31
                                            ----------------------------------
  (In Millions)                                1996        1995        1994
-------------------------------------------------------------------------------
  PREFERRED STOCK
  Balance at January 1                        $  170.0    $  170.0    $  170.0
  Conversion of Preferred Stock, Series E        (50.0)         --          --
-------------------------------------------------------------------------------
  Balance at December 31                         120.0       170.0       170.0
-------------------------------------------------------------------------------
  COMMON STOCK
  Balance at January 1                            93.6        90.6        89.7
  Stock Issued-Incentive Plan and Awards            --          .3          --
  Stock Issued-Acquisitions                         --         2.7          .9
  Conversion of Preferred Stock, Series E          1.3          --          --
  Transfer from Capital Surplus-Two-for-
   One Stock Split                                95.0          --          --
-------------------------------------------------------------------------------
  Balance at December 31                         189.9        93.6        90.6
-------------------------------------------------------------------------------
  CAPITAL SURPLUS
  Balance at January 1                           306.1       302.2       303.0
  Stock Issued-Incentive Plan and Awards          (8.6)        (.2)        (.4)
  Stock Issued-Acquisitions                         --         4.1         (.4)
  Conversion of Preferred Stock, Series E         29.2          --          --
  Transfer to Common Stock-Two-for-One
   Stock Split                                   (95.0)         --          --
-------------------------------------------------------------------------------
  Balance at December 31                         231.7       306.1       302.2
-------------------------------------------------------------------------------
  RETAINED EARNINGS
  Balance at January 1                           928.8       762.7       631.9
  Net Income                                     258.8       220.0       182.2
  Dividends Declared-Common Stock                (72.5)      (60.4)      (49.6)
  Dividends Declared-Preferred Stock              (4.9)       (8.6)       (7.2)
  Pooled Affiliates                                 --        15.1         5.4
-------------------------------------------------------------------------------
  Balance at December 31                       1,110.2       928.8       762.7
-------------------------------------------------------------------------------
  NET UNREALIZED GAIN (LOSS) ON SECURITIES
   AVAILABLE FOR SALE
  Balance at January 1                             2.6       (15.8)        (.4)
  Unrealized Gain (Loss), net                     (1.0)       18.4       (15.4)
-------------------------------------------------------------------------------
  Balance at December 31                           1.6         2.6       (15.8)
-------------------------------------------------------------------------------
  TRANSLATION ADJUSTMENTS
  Balance at January 1                              --          --          .6
  Sale of Foreign Investment                        --          --         (.6)
-------------------------------------------------------------------------------
  Balance at December 31                            --          --          --
-------------------------------------------------------------------------------
  COMMON STOCK ISSUABLE-PERFORMANCE PLAN
  Balance at January 1                            14.7        17.9        11.8
  Stock Issuable, net of Stock Issued             (4.3)       (3.2)        6.1
-------------------------------------------------------------------------------
  Balance at December 31                          10.4        14.7        17.9
-------------------------------------------------------------------------------
  DEFERRED COMPENSATION-ESOP AND OTHER
  Balance at January 1                           (39.4)      (38.8)      (43.5)
  Compensation Deferred                           (2.7)      (11.8)       (4.5)
  Compensation Amortized                           7.5        10.3        10.1
  Unfunded Pension Liability, net                  (.9)         .9         (.9)
-------------------------------------------------------------------------------
  Balance at December 31                         (35.5)      (39.4)      (38.8)
-------------------------------------------------------------------------------
  TREASURY STOCK
  Balance at January 1                           (23.8)       (8.1)      (11.4)
  Stock Options and Awards                        42.9        28.8        12.0
  Stock Purchased                               (122.5)      (65.5)       (8.7)
  Stock Issued-Acquisitions                         --        21.0          --
  Conversion of Preferred Stock, Series E         19.2          --          --
-------------------------------------------------------------------------------
  Balance at December 31                         (84.2)      (23.8)       (8.1)
-------------------------------------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY AT DECEMBER
   31                                       $  1,544.1  $  1,452.6  $  1,280.7
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 40-63.

38
Northern Trust Corporation

--------------------------------------------------------------------------------
 CONSOLIDATED STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------
                                             For the Year Ended December 31
                                            ----------------------------------
  (In Millions)                                1996        1995        1994
-------------------------------------------------------------------------------
  CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                $    258.8  $    220.0  $    182.2
  Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activi-
   ties:
   Provision for Credit Losses                    12.0         6.0         6.0
   Depreciation on Buildings and Equipment        46.8        42.2        41.4
   (Increase) Decrease in Interest Receiv-
    able                                          17.7       (32.8)       22.9
   Increase in Interest Payable                    9.4          .3         5.2
   Amortization and Accretion of Securi-
    ties and Unearned Income                    (120.2)     (153.5)      (27.7)
   Amortization of Software, Goodwill and
    Other Intangibles                             42.3        35.8        28.3
   Deferred Income Tax                            29.5        17.7        22.7
   Gain on Sale of Foreign Investment               --          --       (34.5)
   Net (Increase) Decrease in Trading Ac-
    count Securities                              84.1       (84.9)       32.3
   Other, net                                    (32.4)       91.0       108.9
-------------------------------------------------------------------------------
   Net Cash Provided by Operating Activi-
    ties                                         348.0       141.8       387.7
-------------------------------------------------------------------------------
  CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (Increase) Decrease in Federal
    Funds Sold and Securities Purchased
    under Agreements to Resell                  (860.5)      638.9      (199.2)
   Net (Increase) Decrease in Time Depos-
    its with Banks                              (492.4)      297.3       225.7
   Net (Increase) Decrease in Other Inter-
    est-Bearing Assets                           (59.8)      (45.0)       66.5
   Purchases of Securities-Held to Matu-
    rity                                      (2,068.7)     (662.3)     (544.1)
   Proceeds from Maturity and Redemption
    of Securities-Held to Maturity             2,112.9       819.6       515.8
   Purchases of Securities-Available for
    Sale                                     (31,666.5)  (31,206.1)  (12,838.3)
   Proceeds from Sale, Maturity and Re-
    demption of Securities-Available for
    Sale                                      32,611.3    30,828.7    11,823.2
   Net Increase in Loans and Leases           (1,066.5)   (1,155.3)     (979.2)
   Purchases of Buildings and Equipment          (56.8)      (41.8)      (44.8)
   Proceeds from Sale of Buildings and
    Equipment                                       --         4.5        10.8
   Sale of Foreign Investment                       --          --        58.1
   Net Increase in Trust Security Settle-
    ment Receivables                             (35.2)      (21.4)      (12.6)
   Decrease in Cash Due to Acquisitions          (14.6)      (43.5)         --
   Other, net                                    (10.6)        2.3         6.9
-------------------------------------------------------------------------------
   Net Cash Used in Investing Activities      (1,607.4)     (584.1)   (1,911.2)
-------------------------------------------------------------------------------
  CASH FLOWS FROM FINANCING ACTIVITIES:
   Net Increase in Deposits                    1,308.0       378.7     1,401.0
   Net Increase (Decrease) in Federal
    Funds Purchased                           (1,647.1)    1,328.1      (243.9)
   Net Increase (Decrease) in Securities
    Sold under Agreements to Repurchase         (892.6)     (374.0)    1,614.7
   Net Increase (Decrease) in Commercial
    Paper                                          2.3        22.9         (.3)
   Net Increase (Decrease) in Short-Term
    Other Borrowings                           2,273.2       (56.1)   (1,401.7)
   Proceeds from Term Federal Funds Pur-
    chased                                     2,630.2     4,132.7     3,918.4
   Repayments of Term Federal Funds Pur-
    chased                                    (2,637.2)   (4,280.1)   (3,684.2)
   Proceeds from Senior Notes & Notes Pay-
    able                                         901.5     1,260.0       430.0
   Repayments on Senior Notes & Notes Pay-
    able                                        (520.3)   (1,700.2)     (781.9)
   Treasury Stock Purchased                     (118.2)      (63.7)       (6.9)
   Net Proceeds from Stock Options                12.1         9.0         4.5
   Cash Dividends Paid on Common and Pre-
    ferred Stock                                 (74.7)      (65.8)      (54.1)
   Other, net                                      5.8       (32.8)         .7
-------------------------------------------------------------------------------
   Net Cash Provided by Financing Activi-
    ties                                       1,243.0       558.7     1,196.3
-------------------------------------------------------------------------------
   Increase (Decrease) in Cash and Due
    from Banks                                   (16.4)      116.4      (327.2)
   Cash and Due from Banks at Beginning of
    Year                                       1,308.9     1,192.5     1,519.7
-------------------------------------------------------------------------------
  CASH AND DUE FROM BANKS AT END OF YEAR    $  1,292.5  $  1,308.9  $  1,192.5
-------------------------------------------------------------------------------
  SCHEDULE OF NONCASH INVESTING AND FI-
   NANCING ACTIVITIES:
   Conversion of Preferred Stock, Series E
    to Common Stock                         $     49.7  $       --  $       --
   Acquisition of Affiliate for Stock, net          --        41.3         6.4
   Transfer of Securities from Held to Ma-
    turity to Available for Sale                    --        68.5          --
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
   Interest Paid on Deposits and Short-
    and Long-Term Borrowings                $    753.8  $    745.0  $    505.3
   Income Taxes Paid                              82.7        76.4        52.5
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 40-63.

                                                                              39
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES--The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:
 A. BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly owned subsidiary The Northern Trust Company (Bank) and their wholly owned subsidiaries. Throughout the notes, the term ""Northern Trust'' refers to Northern Trust Corporation and subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired and pooled subsidiaries from the dates of acquisition.
 B. NATURE OF OPERATIONS. The Corporation is a bank holding company whose principal subsidiary is the Chicago-based Bank. The Corporation also owns banks in Arizona, California, Florida and Texas, and various other nonbank subsidiaries, including a brokerage firm, a futures commission merchant, an international investment consulting firm and a retirement services company. The Corporation also owned three other Illinois banks which were merged into the Bank on February 29, 1996. Northern Trust generates the majority of its revenues from its two primary business units, Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS).
 The C&IS unit provides trust and custody-related services in the United States and foreign markets to corporations and institutions; a full range of commercial banking services to large domestic corporations and financial institutions; treasury management services to meet the needs of major corporations and financial institutions; and foreign exchange services for global custody clients and Northern Trust's own account.
 The PFS unit provides personal trust, investment management, estate administration, personal banking and mortgage lending services, and also provides commercial banking services to middle market companies. These services are delivered through the Bank and the network of subsidiaries in Arizona, California, Florida and Texas.
 C. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
 D. FOREIGN CURRENCY TRANSLATION. Foreign currency asset and liability accounts of overseas branches are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Income and expense accounts are translated at month-end rates of exchange.
 Foreign exchange trading positions are valued daily at prevailing market rates. Gains and losses on trading positions and on positions entered into to hedge foreign denominated investments are recognized currently in other operating income. Unrealized gains on trading positions are reported as other assets and unrealized losses are reported as other liabilities in the consolidated balance sheet. Gains and losses on foreign currency positions that were entered into to hedge specific, firm foreign currency obligations are deferred and recognized in income over the life of the underlying asset or liability or as the underlying expense or commitment is incurred.
 E. SECURITIES. Securities Available for Sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.
 Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of discount.
 Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.
 F. INTEREST RISK MANAGEMENT INSTRUMENTS. Interest risk management instruments include interest rate swap contracts, futures contracts, options and similar contracts. Northern Trust is a party to various interest risk management instruments to meet the interest risk management needs of its clients, as part of its trading activity for its own account and as part of its asset/liability management activities. Unrealized gains and receivables on interest risk management instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.
 Interest risk management instruments entered into to meet clients' interest risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income.
 Interest risk management instruments entered into to hedge specifically identified existing assets and liabilities or anticipated transactions are accounted for under the accrual method or fair value method, as described below, if they effectively change the cash flows of the hedged item and the hedged item exposes Northern Trust to interest rate risk.

40
Northern Trust Corporation

 ACCRUAL METHOD. Under this method, the accrued interest income or expense on the interest risk management instrument is recognized as a component of the interest income or expense of the hedged item. There is no recognition of unrealized gains and losses on the instruments in the balance sheet. Realized gains and losses on futures contracts are deferred and recognized as an adjustment to interest income or expense over the life of the hedged item.
 FAIR VALUE METHOD. The fair value method is used in those cases where the hedged items are carried at fair value or the lower of cost or fair value. Under this method, the related interest risk management instruments are carried at fair value. Unrealized gains and losses on the interest risk management instruments are recognized consistent with the method of accounting for the hedged items. For example, unrealized gains and losses on interest rate swaps used to hedge available for sale securities are reported in stockholders' equity, net of applicable taxes. Accrued interest income and expense on swaps used to hedge available for sale securities is reported in interest income on securities.
 G. LOANS AND LEASES. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on nonaccrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.
 Premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment of the yield.
 Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease.
 H. RESERVE FOR CREDIT LOSSES. The reserve for credit losses is established through provisions for credit losses charged to income. Loans, leases and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. The loan and lease portfolio and other extensions of credit are regularly reviewed to evaluate the adequacy of the reserve for credit losses. The impact of economic conditions on the creditworthiness of borrowers is given major consideration in determining the adequacy of the reserve. Credit loss experience, changes in the character and size of the loan portfolio, the estimated value of impaired loans compared to their recorded investment, and management's judgment are other factors used in assessing the overall adequacy of the reserve for credit losses and the resulting provision for credit losses. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs.
 I. MORTGAGE SERVICING RIGHTS. Effective January 1, 1996, Northern Trust adopted Statement of Financial Accounting Standards (SFAS) No. 122, ""Accounting for Mortgage Servicing Rights.'' This statement requires that mortgage servicing rights be capitalized as a separate asset when purchased or when acquired through the origination of mortgage loans that are subsequently sold with the servicing rights retained. The servicing rights are included in other assets and are amortized as an offset to other operating income over their estimated life. SFAS No. 122 also requires that servicing rights be evaluated for impairment based on their fair value. For purposes of measuring impairment, Northern Trust stratifies its servicing rights by loan type and interest rate. Fair value is determined considering market prices for similar assets. Impairment losses are recognized by establishing a valuation allowance for each stratum to the extent that the unamortized carrying value of servicing rights in the stratum exceeds fair value. Changes in the valuation allowances are recorded in other operating income.
 J. FEES ON STANDBY LETTERS OF CREDIT AND PARTICIPATIONS IN BANKERS ACCEPTANCES. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agreements. Commissions on bankers acceptances are recognized in other operating income when received.
 K. BUILDINGS AND EQUIPMENT. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings--10 to 30 years; equipment--4 to 10 years; and leasehold improvements--1 to 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
 L. OTHER REAL ESTATE OWNED (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans.
 OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses. Gains realized from the sale of OREO are included in other operating income.

                                                                              41
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 M. INTANGIBLE ASSETS. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired subsidiaries, is being amortized using the straight-line method over periods benefiting, ranging primarily from fifteen to twenty years.
 SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," establishes accounting standards for the impairment of such assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for similar assets and certain identifiable intangibles to be disposed of. This statement requires that those assets held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable; and that those to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, with certain exceptions. This statement was adopted January 1, 1996. No adjustments to the carrying value of long-lived assets were required as a result of adopting this statement.
 Other purchased intangible assets arising from acquisitions are amortized using various methods over the estimated lives of the assets. Software is being amortized using the straight-line method over the estimated useful life of the asset, ranging from three to seven years.
 N. TRUST ASSETS AND FEES. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust. Income from trust activities is recorded on the accrual basis.
 O. TRUST SECURITY SETTLEMENT RECEIVABLES. These receivables represent other items in the process of collection presented on behalf of trust clients.
 P. INCOME TAXES. In accordance with SFAS No. 109, ""Accounting for Income Taxes,'' an asset and liability approach to accounting for income taxes is followed. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.
 Q. CASH FLOW STATEMENTS. Cash and cash equivalents have been defined as those amounts included in the consolidated balance sheet as ""Cash and Due from Banks.''

2. RECLASSIFICATIONS--Certain reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current period's consolidated financial statements.

3. SECURITIES--SECURITIES AVAILABLE FOR SALE. Realized gross security gains and losses, which were included in the consolidated statement of income, totaled $1.5 million and $1.1 million, respectively in 1996. Of the $1.5 million in gains in 1996, $1.0 million was related to the sale of securities classified as available for sale. The remaining $.5 million resulted when held to maturity securities were called at a premium. Realized gross security losses in 1996 resulted entirely from the sale of securities classified as available for sale. Realized gross security gains and losses totaled $1.0 million and none, respectively, in 1995. Of the $1.0 million in gains in 1995, $.1 million was related to the sale of securities classified as available for sale. The remaining $.9 million resulted when held to maturity securities were called at a premium. Realized gross security gains and losses in 1994 totaled $.2 million and $.3 million, respectively, all of which were related to securities available for sale.
 The following tables summarize the amortized cost, fair values and remaining maturities of securities available for sale.

-------------------------------------------------------------------------------
 RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR
 SALE
-------------------------------------------------------------------------------
                                                  December 31, 1996
                                       ----------------------------------------

                                                   Gross      Gross
                                       Amortized Unrealized Unrealized   Fair
  (In Millions)                          Cost      Gains      Losses    Value
-------------------------------------------------------------------------------
  U.S. Government                      $  906.8     $ .9       $1.0    $  906.7
  Obligations of States and Political
   Subdivisions                           114.5      2.9         .4       117.0
  Federal Agency                        3,095.0      2.7         .8     3,096.9
  Preferred Stock                         139.6       --         .2       139.4
  Other                                    51.9      1.0        1.2        51.7
-------------------------------------------------------------------------------
  Total                                $4,307.8     $7.5       $3.6    $4,311.7
-------------------------------------------------------------------------------

 Unrealized gains and losses on off-balance sheet financial instruments used to hedge available for sale securities totaled $2.2 million and $3.5 million, respectively, as of December 31, 1996. Unrealized gains on these hedges are reported as other assets in the consolidated balance sheet; unrealized losses are reported as other liabilities. As of December 31, 1996, stockholders' equity included a credit of $1.6 million, net of tax, to recognize the appreciation on securities available for sale, net of the related hedges.

42
Northern Trust Corporation

--------------------------------------------------------------------------------
                                                  December 31, 1995
                                       ----------------------------------------

                                                   Gross      Gross
                                       Amortized Unrealized Unrealized   Fair
  (In Millions)                          Cost      Gains      Losses    Value
-------------------------------------------------------------------------------
  U.S. Government                      $1,661.1    $ 7.3       $ .7    $1,667.7
  Obligations of States and Political
   Subdivisions                            68.5      2.5         .8        70.2
  Federal Agency                        3,142.9     10.8         .9     3,152.8
  Preferred Stock                         148.1       --         .3       147.8
  Other                                    99.3       .5        2.0        97.8
-------------------------------------------------------------------------------
  Total                                $5,119.9    $21.1       $4.7    $5,136.3
-------------------------------------------------------------------------------

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

------------------------------------------------------------
 REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------
                                          December 31, 1996
                                          ------------------

                                          Amortized   Fair
  (In Millions)                             Cost     Value
------------------------------------------------------------
  Due in One Year or Less                 $3,437.5  $3,437.7
  Due After One Year Through Five Years      180.2     180.2
  Due After Five Years Through Ten Years     107.7     108.2
  Due After Ten Years                        582.4     585.6
------------------------------------------------------------
  Total                                   $4,307.8  $4,311.7
------------------------------------------------------------

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

SECURITIES HELD TO MATURITY. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

--------------------------------------------------------------------------------
 RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF SECURITIES HELD TO MATURITY
--------------------------------------------------------------------------------
                                                December 31, 1996
                                       -----------------------------------

                                                Gross      Gross
                                        Book  Unrealized Unrealized  Fair
  (In Millions)                        Value    Gains      Losses   Value
--------------------------------------------------------------------------
  U.S. Government                      $ 73.4   $  .1       $ --    $ 73.5
  Obligations of States and Political
   Subdivisions                         315.9    20.5         .1     336.3
  Federal Agency                         18.2      .1         .1      18.2
  Other                                  90.9      --         --      90.9
--------------------------------------------------------------------------
  Total                                $498.4   $20.7       $ .2    $518.9
--------------------------------------------------------------------------

                                                December 31, 1995
                                       -----------------------------------
                                                Gross      Gross
                                        Book  Unrealized Unrealized  Fair
  (In Millions)                        Value    Gains      Losses   Value
--------------------------------------------------------------------------
  U.S. Government                      $116.1   $  .2       $ --    $116.3
  Obligations of States and Political
   Subdivisions                         366.9    27.1         --     394.0
  Federal Agency                         22.2      .3         .1      22.4
  Other                                  29.9      --         --      29.9
--------------------------------------------------------------------------
  Total                                $535.1   $27.6       $ .1    $562.6
--------------------------------------------------------------------------

-------------------------------------------------------
 REMAINING MATURITY OF SECURITIES HELD TO MATURITY
-------------------------------------------------------
                                          December 31,
                                              1996
                                          -------------

                                           Book   Fair
  (In Millions)                           Value  Value
-------------------------------------------------------
  Due in One Year or Less                 $127.8 $128.9
  Due After One Year Through Five Years    150.6  159.6
  Due After Five Years Through Ten Years   110.5  119.8
  Due After Ten Years                      109.5  110.6
-------------------------------------------------------
  Total                                   $498.4 $518.9

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

                                                                              43
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 Income on obligations of states and political subdivisions totaled $26.8 million, $30.7 million and $34.6 million in 1996, 1995 and 1994, respectively. Dividends received on preferred stock totaled $4.4 million, $8.0 million and $6.4 million for 1996, 1995 and 1994, respectively.
 Refer to Note 20 for additional detail related to interest risk management instruments used to hedge securities.

4. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE--Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust's policy to take possession of securities purchased under agreements to resell. The following tables summarize information related to securities purchased under agreements to resell and securities sold under agreements to repurchase.

----------------------------------------------------------
 SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
----------------------------------------------------------
                                          December 31
                                       ------------------
  ($ In Millions)                        1996      1995
----------------------------------------------------------
  Average Balance During the Year      $  131.2  $   71.7
  Average Interest Rate Earned During
   the Year                                5.39%     5.81%
  Maximum Month-End Balance
   During the Year                        554.5     344.0
----------------------------------------------------------

--------------------------------------------------------
 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
--------------------------------------------------------
                                        December 31
                                     ------------------
  ($ In Millions)                      1996      1995
--------------------------------------------------------
  Average Balance During the Year    $1,973.3  $1,769.7
  Average Interest Rate Paid During
   the Year                              5.24%     5.80%
  Maximum Month-End Balance
   During the Year                    2,922.2   2,283.0
--------------------------------------------------------

5. LOANS AND LEASES--Amounts outstanding in selected loan categories are shown below.

----------------------------------------------
                               December 31
                            ------------------
  (In Millions)               1996      1995
----------------------------------------------
  Domestic
   Residential Real Estate  $ 4,557.5 $3,896.4
   Commercial                 3,161.4  3,202.1
   Broker                       389.1    304.0
   Commercial Real Estate       557.7    512.6
   Consumer                     989.8    758.9
   Other                        632.1    625.5
   Lease Financing              267.8    202.3
----------------------------------------------
  Total Domestic             10,555.4  9,501.8
  International                 382.0    404.2
----------------------------------------------
  Total Loans and Leases    $10,937.4 $9,906.0
----------------------------------------------

 Other domestic and international loans include $765.3 million at December 31, 1996, and $810.4 million at December 31, 1995 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $139.1 million at December 31, 1996, and $85.5 million at December 31, 1995.
 Residential real estate loans held for sale totaled $3.7 million and $7.6 million at December 31, 1996 and 1995, respectively.
 Refer to Note 20 for detail related to interest risk management instruments used to hedge loans.

NONPERFORMING ASSETS. Presented below are outstanding amounts of nonaccrual loans, restructured loans and OREO.

-----------------------------------------------
                                    December 31
                                    -----------
  (In Millions)                     1996  1995
-----------------------------------------------
  Nonaccrual Loans
   Domestic-Commercial Real Estate  $11.3 $ 9.0
  -Other                              5.6  20.0
   International                       --    .2

-----------------------------------------------
  Total Nonaccrual Loans             16.9  29.2
  Restructured Loans                  2.6   2.7
  Other Real Estate Owned             1.9   1.8
-----------------------------------------------
  Total Nonperforming Assets        $21.4 $33.7
-----------------------------------------------

 Included in nonperforming assets were loans with a recorded investment at December 31, 1996 and December 31, 1995 of $16.8 million and $27.6 million, respectively, which were also classified as impaired. At

44
Northern Trust Corporation

December 31, 1996 and December 31, 1995 impaired loans totaling $13.6 million and $9.2 million, respectively, had no portion of the reserve for credit losses allocated to them, while $3.2 million at December 31, 1996 had an allocated reserve of $.5 million and $18.4 million at December 31, 1995 had an allocated reserve of $1.0 million. Total recorded investment in impaired loans averaged $27.6 million in 1996 and $26.4 million in 1995. Total interest income recognized on impaired loans was $1.0 million and $.7 million in 1996 and 1995, respectively, most of which was recognized using the cash-basis method of accounting.
 There were $61 thousand of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 1996 and none at December 31, 1995.
 Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $3.1 million in 1996, $2.9 million in 1995 and $3.1 million in 1994, compared with amounts that were actually recorded of $.9 million, $.7 million and $.2 million, respectively.
 Write-downs and realized losses on OREO of $.4 million in 1996, $.4 million in 1995 and $.3 million in 1994 were charged to other operating expenses.

6. RESERVE FOR CREDIT LOSSES--Changes in the reserve for credit losses were as follows:

----------------------------------------------------------
  (In Millions)                     1996    1995    1994
----------------------------------------------------------
  Balance at Beginning of Year     $147.1  $144.8  $145.5
----------------------------------------------------------
  Charge-Offs
   Domestic
    Commercial Real Estate           (7.4)   (3.6)   (4.1)
    Other                            (8.0)   (7.5)   (6.6)
   International                      (.2)    (.6)     --

----------------------------------------------------------
  Total Charge-Offs                 (15.6)  (11.7)  (10.7)
  Recoveries                          3.8     5.8     4.0

----------------------------------------------------------
  Net Charge-Offs                   (11.8)   (5.9)   (6.7)
  Provision for Credit Losses        12.0     6.0     6.0
  Reserve Related to Acquisitions     1.0     2.2      --
----------------------------------------------------------
  Balance at End of Year           $148.3  $147.1  $144.8
----------------------------------------------------------

7. MORTGAGE SERVICING RIGHTS--Northern Trust's servicing rights have been acquired as a result of originating mortgage loans and selling the loans with the servicing rights retained. Subsequent to the adoption of SFAS No. 122 on January 1, 1996, Northern Trust capitalized servicing rights totaling $307 thousand. Amortization of the servicing rights during 1996 totaled $22 thousand, resulting in a carrying value of $285 thousand as of December 31, 1996. There were no valuation allowances established to record impairment of mortgage servicing rights during 1996.

8. BUILDINGS AND EQUIPMENT--Summary of buildings and equipment is presented below.

----------------------------------------------------------
                                  December 31, 1996
                            ------------------------------

                            Original Accumulated  Net Book
  (In Millions)               Cost   Depreciation  Value
----------------------------------------------------------
  Land                       $ 30.5     $   --     $ 30.5
  Buildings                    83.9       32.3       51.6
  Equipment                   228.0      114.0      114.0
  Leasehold Improvements       61.5       28.3       33.2
  Buildings Leased under
   Capital Leases (Note 9)     74.1       11.9       62.2

----------------------------------------------------------
  Total Buildings and
   Equipment                 $478.0     $186.5     $291.5

----------------------------------------------------------

----------------------------------------------------------
                                  December 31, 1995
                            ------------------------------

                            Original Accumulated  Net Book
  (In Millions)               Cost   Depreciation  Value
----------------------------------------------------------
  Land                       $ 28.4     $   --     $ 28.4
  Buildings                    76.3       29.8       46.5
  Equipment                   211.4      102.1      109.3
  Leasehold Improvements       60.6       26.0       34.6
  Building Leased Under
   Capital Lease (Note 9)      72.6        9.9       62.7

----------------------------------------------------------
  Total Buildings and
   Equipment                 $449.3     $167.8     $281.5
----------------------------------------------------------

 The charge for depreciation amounted to $46.8 million in 1996, $42.2 million in 1995 and $41.4 million in 1994. Occupancy expense has been reduced by $2.1 million in both 1996 and 1995, and $2.0 million in 1994 from rental income on leased premises.

                                                                              45
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

9. LEASE COMMITMENTS--At December 31, 1996, Northern Trust was obligated under a number of noncancellable operating leases for premises and equipment. Certain leases contain rent escalation clauses, based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 1996, for all noncancellable operating leases are as follows:

----------------------------------------
                                 Future
                                Minimum
                                 Lease
  (In Millions)                 Payments
----------------------------------------
  1997                           $ 32.9
  1998                             29.6
  1999                             24.2
  2000                             22.8
  2001                             19.3
  Later Years                     106.3
----------------------------------------
  Total Minimum Lease Payments   $235.1
----------------------------------------

 Rental expense for all operating leases is included in occupancy expense and amounted to $26.9 million in 1996, $25.0 million in 1995 and $24.5 million in 1994.
 The building and land utilized at the Chicago operations center has been leased under an agreement which qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.
 The table below reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 1996.

--------------------------------------------------------------
                                                      Future
                                                      Minimum
                                                       Lease
                                                     Payments,
  (In Millions)                                         Net
--------------------------------------------------------------
  1997                                                 $ 1.3
  1998                                                   1.3
  1999                                                   1.3
  2000                                                   1.4
  2001                                                   1.6
  Later Years                                           14.6
--------------------------------------------------------------
  Total Minimum Lease Payments, net                     21.5
  Less: Amount Representing Interest                     9.9
--------------------------------------------------------------
  Net Present Value under Capital Lease Obligations    $11.6
--------------------------------------------------------------

10. SENIOR NOTES, NOTES PAYABLE AND LINES OF CREDIT--SENIOR NOTES. Summary of senior notes outstanding at December 31 is presented below.

----------------------------------------------------------
  ($ In Millions)                    Rate      1996  1995
----------------------------------------------------------
  Corporation Due 1996 (a)              8.65% $   -- $ 2.0
  Bank
   Due 1996 (a) (b)                4.63-5.38      --  10.0
   Due 1997 (a) (b)
    Fixed                          5.10-5.65   225.0    --
    Fixed-Convertible to Floating  4.93-5.07    75.0    --
   Due 1998 (a) (b)                     6.29     5.0   5.0
----------------------------------------------------------
  Total Senior Notes                          $305.0 $17.0
----------------------------------------------------------

Refer to bottom of next table for applicable notes.

NOTES PAYABLE. Summary of notes payable outstanding at December 31 is presented below.

---------------------------------------------------------------------
  ($ In Millions)                                        1996   1995
---------------------------------------------------------------------
  Corporation-Subordinated Notes
   9.15% Notes due March 1998 (a)                       $ 10.0 $ 10.0
   9.20% Notes due March 1998 (a)                         13.0   13.0
   9.00% Notes due May 1998 (a)                           50.0   50.0
   9.20% Notes due May 2001 (a)                           25.0   25.0
  Bank-Subordinated Notes
   6.50% Notes due May 2003 (a)                          100.0  100.0
   6.70% Notes due Sept. 2005 (a) (b)                    100.0  100.0
   7.30% Notes due Sept. 2006 (a) (b)                    100.0     --
---------------------------------------------------------------------
    Subordinated Notes Payable                          $398.0 $298.0
---------------------------------------------------------------------
  Corporation-Notes Payable
   8.23% ESOP Installment Notes with Final Payment due
    December 1998 (c)                                   $ 18.2 $ 26.3
  Capital Lease Obligations (d)                           11.6   10.3
---------------------------------------------------------------------
    Notes Payable                                       $ 29.8 $ 36.6
---------------------------------------------------------------------
  Total Notes Payable                                   $427.8 $334.6
---------------------------------------------------------------------
  Notes Payable Qualifying as Risk-Based Capital        $334.6 $254.2
---------------------------------------------------------------------

(a) Not redeemable prior to maturity.
(b) Under the terms of its current offering circular, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $1.7 billion at any one time outstanding and up to an additional $100 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.
(c) Notes were issued directly by the ESOP trust to finance the purchase of 8,640,000 common shares. The Corporation unconditionally guarantees the payment of principal, premium, if any, and interest. The interest rate is subject to adjustment in the event of certain tax law changes affecting ESOP plans. Refer to Note 17.
(d) Refer to Note 9.
 Refer to Note 20 for detail related to interest risk management instruments used to hedge notes.

46
Northern Trust Corporation

LINES OF CREDIT. The Corporation currently maintains commercial paper back-up facility lines of credit with three banks totaling $50 million. The facility was amended in 1995. The current termination date is November 2000, with an optional one-year extension beyond that. The commitment fee is determined by a pricing matrix that is based on the long-term senior debt ratings of the Corporation. Currently, the annual fee is 1/10 of 1% of the commitment. There were no borrowings under commercial paper back-up facilities during 1996 or 1995.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES. On January 16, 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A (Series A Capital Securities) through NTC Capital I, a wholly owned statutory business trust. The Corporation unconditionally guarantees all of the obligations of NTC Capital I. Proceeds of $148.5 million which was net of discount, were invested by NTC Capital I in $150 million principal amount of the Corporation's Floating Rate Junior Subordinated Deferrable Interest Debentures, Series A (Subordinated Debentures), with a stated maturity date of January 15, 2027. The holders of the Series A Capital Securities are entitled to receive preferential cumulative cash distributions quarterly in arrears (based on the liquidation amount of $1,000 per Capital Security) at an interest rate equal to 3-Month LIBOR plus 0.52%, which is the same as the interest rate on the Subordinated Debentures. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Debentures, distributions on the Series A Capital Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or declare any cash distributions with respect to the Corporation's capital stock or debt securities that rank the same as or are junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation's existing indebtedness.
 Series A Capital Securities are subject to mandatory redemption in whole or in part upon the repayment of the Subordinated Debentures. The Subordinated Debentures are redeemable prior to maturity at the option of the Corporation, subject to regulatory approval, on or after January 15, 2007 in whole or in part or within 90 days following certain defined tax or regulatory capital treatment changes, at a price equal to the principal amount plus accrued and unpaid interest.

11. STOCKHOLDERS' EQUITY--PREFERRED STOCK. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. Summary of preferred stock outstanding is presented below.

------------------------------------------------------------------------------
                                                                  December 31
                                                                 -------------
  (In Millions)                                                   1996   1995
------------------------------------------------------------------------------
  Auction Rate Preferred Stock Series C 600 shares @ $100,000
   per share                                                     $ 60.0 $ 60.0
  Flexible Auction Rate Cumulative Preferred Stock Series D 600
   shares @ $100,000 per share                                     60.0   60.0
  6.25% Cumulative Convertible
   Preferred Stock Series E 50,000 shares @ $1,000 per share         --   50.0
------------------------------------------------------------------------------
  Total Preferred Stock                                          $120.0 $170.0
------------------------------------------------------------------------------

 SERIES C--In 1987, 600 shares of Auction Rate Preferred Stock (APS) Series C were issued, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. No dividends other than dividends payable in junior stock, such as Common Stock, may be paid on Common Stock until full cumulative dividends on the APS have been paid. The average rate for this issue as declared during 1996 was 4.04%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.
 SERIES D--In 1990, 600 shares of Flexible Auction Rate Cumulative Preferred Stock Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period shall contain 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA"

                                                                              47
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as appropriate for the length of each Short-Term or Long-Term Dividend Period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as Common Stock, may be paid on Common Stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 1996 was 3.97%. The shares of FAPS are redeemable at the option of the Corporation, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.
 SERIES E--On January 5, 1996, the Corporation called for redemption its outstanding 6.25% Cumulative Convertible Preferred Stock Series E. The Series E was sold to the public in the form of 1,000,000 Depositary Shares, each representing one-twentieth of a share of the Series E Preferred Stock (equal to 50,000 preferred shares). In January 1996, 994,737 of the total 1,000,000 Depositary Shares were converted at the option of the holders at a conversion price of $41.50 into 1,198,372 (2,396,744 shares on a post-split basis) shares of the Corporation's common stock. The conversion resulted in fractions of shares for which the Corporation paid cash. The remaining 5,263 Depositary Shares were redeemed on January 26, 1996, for cash at a redemption price of $52.8038 per Depositary Share.

PREFERRED STOCK PURCHASE RIGHTS. In 1989, the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of the Corporation's common stock to the stockholders of record on October 31, 1989. The Rights are subject to anti-dilution provisions, and each Right is now exercisable for one-sixth of one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $41.67 for each such fractional share. The Rights are evidenced by the common stock certificates and are not exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the Corporation's voting power or announces a tender or exchange offer which could result in ownership of 25 percent or more of the voting power. Shares of the Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable.
 In the event that a person or group acquires 25 percent or more of the Corporation voting power or if the Corporation merges or engages in certain self-dealing transactions with a 15 percent or more stockholder, each Right will entitle the holder, other than such person or group in certain circumstances, to purchase that number of shares of surviving company common stock which at the time of the transaction would have a market value of twice the exercise price of the Right.
 The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one cent per Right at any time prior to the close of business on the 20th day following publication of the acquisition of 15 percent or more of the voting power by a person or group. Unless earlier redeemed, the Rights will expire on October 31, 1999.

COMMON STOCK. In November, 1996, the Corporation declared a two-for-one split of its common stock, to be effected by means of a 100% stock distribution. One share for each share held by shareholders of record on December 2, 1996 was distributed on December 9, 1996.
 Also in November, 1996, the Corporation announced that it increased its common stock buyback authorization by approximately 4.2 million shares, thus allowing the purchase after December 31, 1996 of up to an aggregate of 4.6 million shares of the Corporation's common stock. The shares may be repurchased from time to time in open market purchases, and the shares would be used primarily for management incentive plans and other corporate purposes.
 An analysis of changes in the number of shares of common stock outstanding follows:

--------------------------------------------------------
 COMMON STOCK OUTSTANDING
--------------------------------------------------------
                       1996         1995        1994
--------------------------------------------------------
  Balance at
   January 1         55,664,412  54,089,259  53,292,967
  Distribution of
   Two-for-One
   Stock Split       55,664,412          --          --
  Conversion of
   Preferred Stock
   Series E           2,396,744          --          --
  Employee Benefit
   Plans:
   Incentive Plan
    and Awards          377,086     406,084      44,525
   Stock Options
    Exercised         1,242,034     640,229     461,739
  Issued for
   Acquisitions              --   2,014,999     534,113
  Treasury Stock
   Purchases         (4,096,956) (1,486,159)   (244,085)
--------------------------------------------------------
  Balance at
   December 31      111,247,732  55,664,412  54,089,259
--------------------------------------------------------

Note: 1996 share activity reflects the December 1996 two-for-one stock split.

48
Northern Trust Corporation

12. INCOME TAXES--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amount computed at the statutory federal tax rate of 35%.

----------------------------------------------------
                                  Income Tax
                                   Provision
                              ---------------------
  (In Millions)                1996    1995   1994
----------------------------------------------------
  Tax at Statutory Rate       $135.6  $112.2  $91.5
  Tax-Exempt Income            (11.6)  (13.9) (15.2)
  State Taxes, net               4.8     2.4    4.2
  Other                          (.2)    (.2)  (1.2)
----------------------------------------------------
  Provision for Income Taxes  $128.6  $100.5  $79.3
----------------------------------------------------

 The components of the consolidated provision for income taxes for each of the three years ended December 31, are as follows:

-------------------------------------------------
  (In Millions)                1996   1995  1994
-------------------------------------------------
  Current Tax Provision:
   Federal                    $ 91.4 $ 75.7 $47.4
   State                         3.8    2.9   3.6
   Foreign                       3.9    4.2   5.6
-------------------------------------------------
   Total                        99.1   82.8  56.6
-------------------------------------------------
  Deferred Tax Provision:
   Federal                      26.0   16.9  19.8
   State                         3.5     .8   2.9
-------------------------------------------------
   Total                        29.5   17.7  22.7
-------------------------------------------------
  Provision for Income Taxes  $128.6 $100.5 $79.3
-------------------------------------------------

 In addition to the amounts shown in the above tables, tax liabilities or (benefits) have been recorded directly to stockholders' equity for the following items:

------------------------------------------------------------
  (In Millions)                                 1996   1995
------------------------------------------------------------
  Current Tax Benefit for Employee Stock
   Options and Other Employee Benefit
   Plans                                       $(8.7) $(5.1)
  Deferred Tax Effect of Unrealized Security
   Gains (Losses)                                (.6)  11.3
  Deferred Tax Effect of Unfunded Pension
   Liabilities                                   (.5)   0.5
------------------------------------------------------------

 Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed based on the statutory federal tax rate of 35%, as follows:

--------------------------------------------------------------
                                                  December 31
                                                 -------------
  (In Millions)                                   1996   1995
--------------------------------------------------------------
  Deferred Tax Liabilities:
   Lease Financing                               $ 88.3 $ 58.0
   Software Development                            40.6   39.1
   Accumulated Depreciation                         6.5    8.0
   Acquired Intangible Assets                       6.5    7.0
   Other Liabilities                               16.7   15.6
--------------------------------------------------------------
  Gross Deferred Tax Liabilities                  158.6  127.7
--------------------------------------------------------------
  Deferred Tax Assets:
   Reserve for Credit Losses                       51.4   51.0
   Leased Facilities                                7.6    7.5
   Other Assets                                    10.2    6.8
--------------------------------------------------------------
  Gross Deferred Tax Assets                        69.2   65.3
  Valuation Reserve                                  --     --
--------------------------------------------------------------
  Deferred Tax Assets, net of Valuation Reserve    69.2   65.3
--------------------------------------------------------------
  Net Deferred Tax Liabilities                   $ 89.4 $ 62.4
--------------------------------------------------------------

 Northern Trust has state carryforwards which are available to offset future state tax return liabilities. As of December 31, 1996, there were state net operating loss and tax credit carryforwards of $22.6 million and $2.4 million, respectively. The carryforwards are subject to various limitations imposed by tax law.

13. NET INCOME PER COMMON SHARE COMPUTATIONS Per share data and average shares outstanding have been restated for all periods presented to give effect to the two-for-one common stock split effected by means of a 100% stock distribution on December 9, 1996.
 Primary net income per common share is computed by dividing net income, after deduction of the preferred stock dividends, by the daily average number of common and common equivalent shares outstanding. Common equivalent shares are based on outstanding stock options and common stock awards under the Amended 1992 and the Amended Incentive Stock Plans and other stock-based plans associated with acquisitions.
 Fully diluted net income per common share in 1995 and 1994 assumed, in addition to the above, the conversion of the Cumulative Convertible Preferred Stock Series E.

14. RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND LOANS OR ADVANCES--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, subject to other applicable provisions of law. In addition,

                                                                              49
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

prior approval of the relevant federal banking regulator is required if dividends declared by any of the Corporation's banking subsidiaries in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two years.
 Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 1997 equal to their 1997 eligible net profits (as defined) plus $208.2 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
 State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

15. OTHER OPERATING INCOME--Included in the 1994 results is a $28.5 million pretax gain on the sale of an investment in Banque Scandinave en Suisse (BSS), net of approximately $6.0 million in ancillary and other sale-related transition costs associated with the transfer of custody accounts from BSS to the Bank's London Branch.

16. OTHER OPERATING EXPENSES--The components of other operating expenses were as follows:

-------------------------------------------------------------------
  (In Millions)                                 1996   1995   1994
-------------------------------------------------------------------
  Business Development                         $ 26.9 $ 23.0 $ 22.8
  Purchased Professional Services                74.6   57.3   54.1
  Telecommunications                             11.4   10.8   10.4
  Postage and Supplies                           21.9   20.7   19.1
  FDIC Premium                                     --    8.5   16.2
  Software Amortization                          32.6   28.3   21.4
  Goodwill and Other Intangibles Amortization     9.7    7.5    6.9
  Pension Settlement Charges                       .5    4.1    9.6
  Other Expense                                  29.5   21.1   34.8
-------------------------------------------------------------------
  Total Other Operating Expenses               $207.1 $181.3 $195.3
-------------------------------------------------------------------

 Software, goodwill and other intangible assets are included in other assets in the consolidated balance sheet. Software totaled $133.8 million at December 31, 1996 and $129.8 million at December 31, 1995. Goodwill totaled $66.5 million at December 31, 1996 and $65.5 million at December 31, 1995. Other intangibles totaled $39.4 million at December 31, 1996 and $41.3 million at December 31, 1995.

17. PENSION AND OTHER EMPLOYEE BENEFITS--PENSION. A noncontributory qualified pension plan covers substantially all employees. The plan provides benefits for normal and early retirement, benefits for vested employees and, under certain circumstances, survivor benefits in the event of death. Benefits are based on the employees' years of service and their five highest consecutive years of compensation. The proportion of average compensation paid as a pension benefit is determined by length of service. Contributions to the plan satisfy or exceed the minimum funding requirements of ERISA. Certain retiree death benefits are funded through the pension plan and the related cost is included as pension expense. Assets held by the plan consist primarily of listed stocks and corporate bonds.
 Northern Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a "Rabbi" trust, to fund benefits in excess of those permitted in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified retirement benefits. This arrangement offers certain officers a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.

50
Northern Trust Corporation

 The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 1996 and 1995. Prior service costs and unrecognized net assets established at January 1, 1986 are being amortized on the straight-line basis over 13.2 years.

--------------------------------------------------------------------------------
 PLAN STATUS
--------------------------------------------------------------------------------
                                                  Qualified     Nonqualified
                                                    Plan            Plan
                                                --------------  --------------
                                                       September 30
                                                ------------------------------
  ($ In Millions)                                1996    1995    1996    1995
-------------------------------------------------------------------------------
  Actuarial Present Value of Benefit
   Obligation:
  Vested Benefit Obligation                     $140.1  $125.7  $ 12.3  $  9.9
  Accumulated Benefit Obligation                 155.6   136.4    13.2    10.7
-------------------------------------------------------------------------------
  Projected Benefit
   Obligation for Service Rendered to Date       206.1   185.1    19.4    19.4
  Plan Assets at Fair Value                      229.0   200.1      --      --
-------------------------------------------------------------------------------
  Plan Assets In Excess of (Less Than)
   Projected Benefit Obligation                   22.9    15.0   (19.4)  (19.4)
  Unrecognized Net Asset (Effective January 1,
   1986)                                          (3.6)   (4.9)    (.1)    (.1)
  Unrecognized Net Loss                           53.6    41.4     8.6     9.6
  Unrecognized Prior
   Service Cost                                   (7.9)    1.0     2.4     3.9
  Valuation Adjustment                             (.3)    (.4)     --      --
-------------------------------------------------------------------------------
  Prepaid (Accrued) Pension Cost at September
   30                                             64.7    52.1    (8.5)   (6.0)
  Net (Expense) Funding
   October to December                            (1.7)   (2.1)    1.0     (.7)
  Additional Minimum
   Liability at December 31                         --      --    (3.8)   (3.8)
-------------------------------------------------------------------------------
  Prepaid (Accrued) Pension Cost at
   December 31                                  $ 63.0  $ 50.0  $(11.3) $(10.5)
-------------------------------------------------------------------------------
  Assumptions:
   Discount Rates                                 7.50%   7.50%   7.00%   7.00%
   Rate of Increase in Compensation Level         5.00    5.00    5.00    5.00
   Expected Long-Term Rate of Return on Assets    9.00    9.00     N/A     N/A
-------------------------------------------------------------------------------

-----------------------------------------------------------
 NET PERIODIC PENSION COST
-----------------------------------------------------------
                                 Qualified    Nonqualified
                                   Plan           Plan
                                ------------  -------------
  (In
  Millions)                     1996   1995    1996   1995
-----------------------------------------------------------
  Service Cost                  $10.4  $11.3  $  1.1 $  1.1
  Interest Cost                  14.9   12.3     1.4    1.6
  Actual Return on Plan Assets  (27.9) (26.6)     --     --
  Net Amortization               10.0   11.3     1.0    1.1
-----------------------------------------------------------
  Net Periodic Pension Cost     $ 7.4  $ 8.3  $  3.5 $  3.8
-----------------------------------------------------------

 Pension expense for 1994 was $7.7 million and $3.1 million for the qualified and nonqualified plans, respectively. In 1996, the service benefit formula and survivor annuity provisions were amended and the mortality assumptions were changed for the qualified and nonqualified plans. The changes reduced total 1996 pension expense by $1.1 million.
 Total assets in the "Rabbi" Trust primarily related to the nonqualified pension plan at December 31, 1996 and 1995 amounted to $10.3 million, and $8.7 million, respectively.
 A pension plan is also maintained for the London Branch employees. At December 31, 1996, the fair value of assets and the projected benefit obligation totaled approximately $7.8 million and $9.1 million, respectively. At December 31, 1995, the fair value of assets and the projected benefit obligation were $7.1 million and $8.1 million, respectively. Pension expense for 1996 and 1995 was $1.1 million and $.6 million, respectively.

THRIFT INCENTIVE PLAN. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. The corporate contribution is contingent upon the level of employee contribution and meeting a predefined earnings target for the year. The maximum corporate contribution was equal to 4% of an employee's salary in 1996 and 5% in each of the years 1995 and 1994. The estimated contribution to this plan is charged to pension and other employee benefits and totaled $8.0 million in 1996, $11.3 million in 1995 and $10.6 million in 1994.

                                                                              51
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). A leveraged ESOP in which substantially all employees of Northern Trust are eligible to participate was established in 1989. Under the original terms of the ESOP, the shares were to be allocated over ten years. In 1996, the terms of the ESOP were amended. The original maturity of the ESOP-related debt was effectively extended by an additional three years through financing provided by the Corporation and the remaining ESOP shares are being allocated over the six year period ending December 31, 2001. The Corporation will make an additional contribution of $5.4 million in cash or shares of common stock in each of the years 2002 and 2003.
 Dividends paid on unallocated shares held in the ESOP Trust are used for debt service on the ESOP notes. Compensation expense is accounted for based primarily on the amount of cash paid by Northern Trust to the ESOP for principal payments on the ESOP notes. Of the original 9 million shares in the ESOP Trust, 6,750,300 shares have been allocated as of December 31, 1996. The ESOP shares not yet allocated to individual accounts are treated as deferred compensation and accounted for as a reduction of stockholders' equity.
 The following table presents information related to the ESOP.

----------------------------------------------------------------------------
  (In Millions)                                                    1996 1995
----------------------------------------------------------------------------
  Total ESOP Compensation Expense                                  $2.3 $5.8
  Interest Incurred on
   ESOP-Related Debt                                                2.0  2.8
  Amount Contributed to
   ESOP-Related Debt                                                3.6  8.2
  Dividends and Interest on Unallocated ESOP Shares Used for Debt
   Service                                                          1.9  2.0
----------------------------------------------------------------------------

OTHER POSTRETIREMENT BENEFITS. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan may be eligible for postretirement health care coverage. These benefits are provided either through an indemnity plan, subject to deductibles, co-payment provisions and other limitations or through health maintenance organizations. The provisions may be changed at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.
 The following tables set forth the plan status at December 31 and the net periodic postretirement benefit cost of the domestic postretirement health care plan for 1996 and 1995. The transition obligation at January 1, 1993 is being amortized to expense over a twenty year period.

--------------------------------------------------------------------------------
 PLAN STATUS
--------------------------------------------------------------------------------
  (In Millions)                                          1996    1995
-----------------------------------------------------------------------
  Accumulated Postretirement Benefit Obligation (APBO)
   Measured at September 30:
    Retirees and Dependents                             $ 15.9  $ 16.9
    Actives Eligible for Benefits                          5.3     5.6
    Actives Not Yet Eligible                              12.1    18.1
-----------------------------------------------------------------------
  Total APBO                                              33.3    40.6
   Unamortized Transition Obligation                     (11.3)  (23.8)
   Unrecognized Net Loss                                  (8.2)   (8.5)
   Unrecognized Prior Service Costs                         --     2.6
-----------------------------------------------------------------------
  Net Postretirement Benefit Liability                  $ 13.8  $ 10.9
-----------------------------------------------------------------------

-----------------------------------------------------------------------
 NET PERIODIC POSTRETIREMENT BENEFIT COST
-----------------------------------------------------------------------
  (In Millions)                                          1996    1995
-----------------------------------------------------------------------
  Service Cost                                          $  1.3  $  1.7
  Interest Cost                                            2.6     2.9
  Net Amortization                                         1.2     1.6
-----------------------------------------------------------------------
  Net Periodic Postretirement Benefit Cost              $  5.1  $  6.2
-----------------------------------------------------------------------

 Postretirement health care expense for 1994 was $5.1 million. In 1996, the cost sharing provisions of the plan were amended and resulted in a reduction in 1996 expense of $1.8 million.
 For measurement purposes, a 10.8% annual increase in the cost of covered health care benefits was assumed for 1997. This rate is assumed to decrease gradually to 5.6% in 2021 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation for the postretirement health care plan as of December 31, 1996 by approximately $1.8 million, and the aggregate of the service and interest cost components of the 1996 net periodic postretirement benefit cost by $.4 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at December 31, 1996 and 1995.

18. CONTINGENT LIABILITIES--Because of the nature of its activities, Northern Trust is subject to pending and threatened legal actions that arise in the normal course of business. In the judgment of management, after consultation with legal counsel, none of the litigation to which the Corporation or any of its subsidiaries is a party will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of operations.

52
Northern Trust Corporation

19. FAIR VALUE OF FINANCIAL INSTRUMENTS--SFAS No. 107, ""Disclosures About Fair Value of Financial Instruments,'' requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern Trust could have realized in a market exchange.
 The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of the consolidated financial position.
 The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons between Northern Trust's disclosures and those of other financial institutions may not be meaningful.
 The following methods and assumptions were used in estimating the fair values of the financial instruments:
 SECURITIES. Fair values of securities were based on quoted market values, when available. If quoted market values were not available, fair values were based on quoted market values for comparable instruments.
 LOANS (NOT INCLUDING LEASE FINANCING RECEIVABLES). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility.
 SAVINGS CERTIFICATES, OTHER TIME AND FOREIGN OFFICES TIME DEPOSITS, AND SENIOR NOTES. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.
 NOTES PAYABLE. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.
 OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The fair values of commitments and letters of credit represent the amount of unamortized fees on these instruments. The fair values of all other off-balance sheet financial instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.
 FINANCIAL INSTRUMENTS VALUED AT CARRYING VALUE. Due to their short maturity, the respective carrying values of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers' acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; other borrowings; and liability on acceptances.
 The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet.
 FAIR VALUES OF ON-BALANCE SHEET FINANCIAL INSTRUMENTS. The following table summarizes the fair values of on-balance sheet financial instruments.

------------------------------------------------------------------------------
                                                       December 31
                                           -----------------------------------
                                                 1996              1995
                                           ----------------- -----------------
                                             Book     Fair     Book     Fair
  (In Millions)                             Value    Value    Value    Value
------------------------------------------------------------------------------
  ASSETS
  Cash and Due From Banks                  $1,292.5 $1,292.5 $1,308.9 $1,308.9
  Money Market Assets                       3,196.9  3,196.9  1,784.2  1,784.2
  Securities:
   Available for Sale                       4,311.7  4,311.7  5,136.3  5,136.3
   Held to Maturity                           498.4    518.9    535.1    562.6
   Trading Account                              4.8      4.8     88.9     88.9
  Loans (excluding leases), net of credit
   loss reserve:
   Held to Maturity                        10,517.6 10,507.6  9,549.0  9,595.8
   Held for Sale                                3.7      3.7      7.6      7.6
  Acceptance Liability                         44.7     44.7     35.8     35.8
  Trust Security Settlement Receivables       362.3    362.3    327.1    327.1
  LIABILITIES
  Deposits:
   Demand, Savings and Money Market         7,767.5  7,767.5  6,698.2  6,698.2
   Savings Certificates, Other Time and
    Foreign Offices Time                    6,028.7  6,047.9  5,790.0  5,821.8
  Federal Funds Purchased                     653.0    653.0  2,300.1  2,300.1
  Repurchase Agreements                       966.1    966.1  1,858.7  1,858.7
  Commercial Paper                            149.0    149.0    146.7    146.7
  Other Borrowings                          3,142.1  3,142.1    875.9    875.9
  Senior Notes                                305.0    304.7     17.0     17.1
  Notes Payable                               427.8    432.2    334.6    351.9
  Liability on Acceptances                     44.7     44.7     35.8     35.8
------------------------------------------------------------------------------

                                                                              53
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

 FAIR VALUES OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The following tables summarize the fair values of off-balance sheet financial instruments.

---------------------------------------------------------------------
                                                    December 31
                                              -----------------------
                                                 1996        1995
                                              ----------- -----------
                                              Book  Fair  Book  Fair
  (In Millions)                               Value Value Value Value
---------------------------------------------------------------------
  Commitments and Letters of Credit:
   Loan Commitments                           $ 2.1 $ 2.1 $ 1.9 $ 1.9
   Letters of Credit                             .7    .7    .8    .8
  Asset/Liability Management:
   Foreign Exchange Contracts
    Assets                                       --    --    .4    .4
    Liabilities                                 2.9   2.9    .1    .1
   Interest Rate Swap Contracts
    Assets                                     14.8  19.2   4.9   7.5
    Liabilities                                 5.8  23.5  22.2  45.2
   Interest Rate Protection Contracts-Assets     .1    .1    .2    .3
---------------------------------------------------------------------

----------------------------------------------------
                                        Fair Value
                                       -------------
  (In Millions)                         1996   1995
----------------------------------------------------
  Client-Related and Trading:*
   Foreign Exchange Contracts
    Assets                             $142.0 $118.0
    Liabilities                         142.0  107.5
   Interest Rate Swap Contracts
    Assets                                7.6    4.2
    Liabilities                           7.5    4.2
   Interest Rate Protection Contracts
    Assets                                 .1     .1
    Liabilities                            .1     .1
----------------------------------------------------

*Assets and liabilities associated with foreign exchange contracts averaged $127.1 million and $124.0 million, respectively, during 1996. Assets and liabilities associated with other client-related and trading account instruments averaged $10.8 million and $10.7 million, respectively, during 1996.

20. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS--
 A. COMMITMENTS AND LETTERS OF CREDIT. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client default. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.
 Commitments and letters of credit consist of the following:
 LEGALLY BINDING COMMITMENTS TO EXTEND CREDIT generally have fixed expiration dates or other termination clauses. Since a significant portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.
 PARTICIPATIONS IN BANKERS ACCEPTANCES obligate Northern Trust, in the event of default by the counterparty, to reimburse the holder of the acceptance an amount equal to its participation in the acceptance.
 COMMERCIAL LETTERS OF CREDIT are instruments issued by Northern Trust on behalf of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.
 STANDBY LETTERS OF CREDIT obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions.
 The following table shows the contractual amounts of commitments and letters of credit.

-----------------------------------------------------------
 COMMITMENTS AND LETTERS OF CREDIT
-----------------------------------------------------------
                                            December 31
                                         ------------------
  (In Millions)                            1996      1995
-----------------------------------------------------------
  Legally Binding Commitments to
   Extend Credit                         $10,299.3 $8,906.0
  Participations in Bankers Acceptances       20.6      1.5
  Commercial Letters of Credit               117.8    167.7
  Standby Letters of Credit:
   Corporate                             $   378.4 $  448.4
   Industrial Revenue                        724.5    379.9
   Other                                     214.3    194.5
-----------------------------------------------------------
   Total Standby Letters of Credit*      $ 1,317.2 $1,022.8
-----------------------------------------------------------

*These amounts include $165.3 million and $96.2 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 1996 and 1995, respectively. The weighted average maturity of standby letters of credit was 28 months at December 31, 1996 and 19 months at December 31, 1995.

 B. RISK MANAGEMENT INSTRUMENTS. These instruments include foreign exchange contracts, foreign currency futures contracts, and various interest risk management instruments.

54
Northern Trust Corporation

 Northern Trust is a party to various risk management instruments that are used in the normal course of business to meet the risk management needs of its clients; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, market liquidity and volatility, as well as experience in each market, are all taken into account.
 The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the lives of the instruments as interest and foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.
 Risk management instruments include:
 FOREIGN EXCHANGE CONTRACTS are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange risk management needs of clients. Foreign exchange contracts are also used for trading purposes and asset/ liability management.
 FOREIGN CURRENCY AND INTEREST RATE FUTURES CONTRACTS are agreements for delayed delivery of foreign currency, securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a specified currency, security, or instrument, at a specified price or yield. All of Northern Trust's futures contracts are traded on organized exchanges that require the daily settlement of changes in the value of the contracts. Futures contracts are utilized in trading activities and asset/liability management to protect Northern Trust's exposure to unfavorable fluctuations in foreign exchange rates or interest rates.
 INTEREST RATE PROTECTION CONTRACTS are agreements which enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, Northern Trust receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates. Northern Trust also purchases interest rate protection contracts for asset/liability management.
 INTEREST RATE SWAP CONTRACTS involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts; these types of transactions constitute the majority of the interest rate swap portfolio. Northern Trust has also entered into a limited number of more complex interest rate swap transactions that were executed concurrently with the purchase of $298 million of structured agency notes. The structured notes are included in the available for sale portion of the security portfolio. The interest rate swap contracts are used to hedge the nonstandard features of the structured notes thereby converting them to U.S. dollar denominated floating rate notes indexed to LIBOR.
 FORWARD SALE CONTRACTS represent commitments to sell a specified amount of securities at an agreed upon date and price. Northern Trust utilizes forward sale contracts principally in connection with its sale of mortgage loans.
 EXCHANGE-TRADED OPTION CONTRACTS grant the buyer the right, but not the obligation, to purchase or sell at a specified price, a stated number of units of an underlying financial instrument, at a future date.
 The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity.

--------------------------------------------------------------------------------
 RISK MANAGEMENT INSTRUMENTS
--------------------------------------------------------------------------------
                                                 Contractual/Notional
                                                        Amounts
                                                      December 31
                                                 ---------------------
  (In Millions)                                     1996       1995
----------------------------------------------------------------------
  Asset/Liability Management:
   Foreign Exchange Contracts                     $    46.0  $    30.4
   Foreign Currency Futures Contracts                   3.3        1.8
   Interest Rate Futures Contracts Sold               101.7         .7
   Interest Rate Protection Contracts Purchased        25.0       25.0
   Interest Rate Swap Contracts                     2,571.4    2,600.7
   Forward Sale Contracts                              11.3       11.1
   Exchange-Traded Option Contracts Purchased           2.8        2.0
  Client-Related and Trading:
   Foreign Exchange Contracts                      13,420.7   11,838.8
   Interest Rate Futures Contracts
    Purchased                                            --      106.0
    Sold                                               15.0      289.0
   Interest Rate Protection Contracts
    Purchased                                          34.0       77.0
    Sold                                               43.2       78.9
   Interest Rate Swap Contracts                       328.9      181.5
--------------------------------------------------------------------------------

                                                                              55
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

RISK MANAGEMENT INSTRUMENTS USED FOR ASSET/LIABILITY MANAGEMENT. Northern Trust utilizes various types of risk management instruments, primarily interest rate swaps, as tools for managing interest rate and option risk related to its own balance sheet. The following table summarizes the expected maturities and weighted average interest rates to be paid and received on the asset/liability management swap portfolio at December 31, 1996. A key assumption in the preparation of the table is that floating rates remain constant at December 31, 1996 levels.

-------------------------------------------------------------------------------
 REMAINING MATURITY OF ASSET/LIABILITY MANAGEMENT INTEREST RATE SWAPS
-------------------------------------------------------------------------------
  ($ In Millions)            1997   1998  1999  2000  2001  2002-2006  Total
-------------------------------------------------------------------------------
  PAY FIXED
   Notional Amount          $475.0  241.6 173.5 140.0 223.5   534.6   $1,788.2
   Average Pay Rate           5.92%  5.72  6.58  6.27  6.94    6.84       6.39%
   Average Receive Rate       5.53   5.66  5.67  5.94  5.38    5.27       5.50
-------------------------------------------------------------------------------
  RECEIVE FIXED
   Notional Amount          $200.0  100.0    --    --    --   100.0   $  400.0
   Average Pay Rate           5.23%  5.56    --    --    --    5.50       5.38%
   Average Receive Rate       5.08   5.98    --    --    --    6.31       5.61
-------------------------------------------------------------------------------
  PAY AND RECEIVE VARIABLE
   (BASIS SWAPS)
   Notional Amount          $358.7   24.5    --    --    --      --   $  383.2
   Average Pay Rate           5.16%  4.73    --    --    --      --       5.13%
   Average Receive Rate       5.05   5.51    --    --    --      --       5.08
-------------------------------------------------------------------------------

 Some of the principal uses of risk management instruments, together with the notional amounts outstanding, are described as follows:
 CONVERT YIELDS ON SECURITIES TO AN EFFECTIVE LIBOR RATE. At December 31, 1996, interest rate swaps with a notional amount of $915 million and purchased interest rate protection contracts with a notional amount of $25 million were used to convert fixed and floating rate interest payments on securities (classified as available for sale) to floating rate payments indexed to London Interbank Offered Rates (LIBOR). Swaps with a notional amount of $532 million were combined with fixed rate securities, $85 million were combined with floating rate securities indexed to Treasury Bill rates, and $298 million were combined with structured notes, whose non-standard features were hedged. The swaps were executed simultaneously with the purchase of the notes. The securities were converted to an effective LIBOR rate to match LIBOR-based funding costs.
 REDUCE INTEREST RATE RISK FROM FIXED RATE LOANS FUNDED WITH VARIABLE RATE LIABILITIES. Northern Trust paid a fixed rate and received a floating rate on interest rate swaps with a notional amount of $1.2 billion at December 31, 1996 to hedge the interest rate risk from fixed rate loans. For accounting purposes these swaps were designated to either convert the fixed rate on the loan to an effective floating rate or to convert floating rate funding to a fixed rate.
 SWAPS AND FUTURES CONTRACTS COMBINED WITH LIABILITIES TO OBTAIN FAVORABLE FUNDING COSTS. Interest rate swaps with a notional amount of $500 million at December 31, 1996 were used in conjunction with the issuance of senior notes and subordinated notes to obtain desired funding characteristics. Of these swaps, $225 million converted fixed rate notes to floating rate funding indexed to LIBOR, $75 million converted structured notes to a floating rate indexed to LIBOR, and $200 million converted a fixed rate note to a floating rate over part of its life. The use of swaps in combination with notes permitted Northern Trust to issue notes with rate and maturity features that were most desired by investors while converting the rate characteristics to meet its needs. Interest rate futures contracts with a notional amount of $100 million were used to hedge the anticipated issuance of federal funds purchased.
 HEDGING FOREIGN CURRENCY RISK. Forward foreign exchange contracts and foreign currency futures contracts were used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency obligations. The notional amounts of these contracts at year-end 1996 were $46.0 million of forward foreign exchange contracts and $3.3 million of short sales of foreign currency futures contracts.
 HEDGING MORTGAGES HELD FOR SALE. Northern Trust hedges the market risk of its portfolio of fixed rate commitments and mortgages held for sale with a combination of derivative financial instruments. At December 31, 1996 the portfolio was hedged with $11.3 million of forward sales of mortgage-backed securities, $1.7 million of short sales of Treasury Note futures, and $2.8 million of purchases of put options on Treasury Note futures.

56
Northern Trust Corporation

 No deferred gains or losses related to interest risk management instruments used for asset/liability management were included in the consolidated balance sheet at year-end 1996 or 1995.

CLIENT AND TRADING-RELATED INTEREST RISK MANAGEMENT INSTRUMENTS. Net revenue associated with client and trading-related interest risk management activities totaled $.3 million, $2.8 million, and $2.4 million during 1996, 1995, and 1994, respectively. The majority of these revenues are related to interest rate swaps, futures contracts, and interest rate protection agreements, and are reported as trading income in the consolidated statement of income. However, the amounts reported for 1995 and 1994 also include interest income earned on U.S. Government securities that were classified as trading account securities and hedged with futures contracts.

 C. OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, U.S. Government and government agency securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 1996 and 1995 subject to indemnification was $15.7 billion and $8.2 billion, respectively. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
 The Bank is a participating member of various cash and securities clearing organizations. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activities. A wide variety of securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, Eurodollars and securities issued by the Government National Mortgage Association.
 As a result of its participation in cash and securities clearing organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 1996 and 1995 was $70 million and $71 million, respectively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust.

21. CONCENTRATIONS OF CREDIT RISK--The information in the section titled Loans and Other Extensions of Credit found on pages 28 through 29 is incorporated by reference.

22. PLEDGED AND RESTRICTED ASSETS--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On December 31, 1996, securities and loans totaling $5.5 billion ($2.8 billion of U.S. Government and agency securities, $393 million of obligations of states and political subdivisions and $2.3 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $4.6 billion. Deposits maintained at the Federal Reserve Bank to meet reserve requirements averaged $247.8 million in 1996 and $278.1 million in 1995.

23. STOCK-BASED COMPENSATION PLANS--During 1995, the Financial Accounting Standards Board issued SFAS No. 123, ""Accounting for Stock-Based Compensation,'' which establishes financial accounting and reporting standards for stock-based compensation plans.
 SFAS No. 123 allows two alternative accounting methods: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. Both the accounting and disclosure requirements of SFAS No. 123 were effective in 1996. Northern Trust has elected to continue accounting for its stock-based incentive plans and awards under its current method (APB 25), and has adopted the disclosure requirements of SFAS No. 123.
 A description of Northern Trust's stock-based compensation accounted for under APB 25 is presented below.

AMENDED INCENTIVE STOCK PLAN--AMENDED 1992 INCENTIVE STOCK PLAN (PLANS). The Amended Incentive Stock Plan was superseded by the Amended 1992 Incentive Stock Plan and terminated on December 31, 1994. Outstanding grants and awards under the Amended Incentive Stock Plan will remain in effect in accordance with their terms, but no further grants or awards will be made.
 The Amended 1992 Incentive Stock Plan (Plan) was adopted in 1992 and amended in 1995. The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. Key officers of the Corporation or its subsidiaries are eligible to receive awards under the Plan. Awards under the Plan may be granted in

                                                                              57
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

any one or a combination of (a) incentive stock options and non-qualified stock options, (b) stock appreciation rights, (c) stock awards, (d) performance shares, and (e) stock equivalents.
 The total number of shares of the Corporation's common stock authorized for distribution under the Plan is 7,500,000. As of December 31, 1996, shares available for future grants under the Plan totaled 130,358.
 STOCK OPTIONS. Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options have a 10 year life and will vest and become exercisable in 2 years after the date of grant. In addition, the Plan provides that all options will become exercisable upon a change of control as defined in the Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.
 A summary of the status of stock options under the Plans at December 31, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below.

---------------------------------------------------------
                                     Outstanding Options
                                    ---------------------
                                                 Weighted
                                                 Average
                                                 Exercise
                                      Shares      Price
---------------------------------------------------------
  Outstanding at December 31, 1994   7,574,804     $14.05
---------------------------------------------------------
  Cancelled during 1995                (85,000)     19.97
  Exercised during 1995             (1,280,458)      8.45
  Granted during 1995                1,259,600      23.41
---------------------------------------------------------
  Outstanding at December 31, 1995   7,468,946      16.52
---------------------------------------------------------
  Cancelled during 1996                (48,000)     21.77
  Exercised during 1996             (1,242,034)     13.18
  Granted during 1996                1,315,700      33.16

---------------------------------------------------------
  OUTSTANDING AT
   DECEMBER 31, 1996                 7,494,612     $19.96
---------------------------------------------------------

 Of the options outstanding at December 31, 1996: (1) 2,147,676 have exercise prices ranging between $6.96 and $15.50, with a weighted average exercise price of $10.65 and a weighted average contractual life of 3.3 years, all of which are exercisable; (2) 4,033,236 have exercise prices ranging between $18.63 and $23.50, with a weighted average exercise price of $20.62 and a weighted average contractual life of 7.4 years, 2,813,636 of which are exercisable with a weighted average exercise price of $19.41 and a weighted average contractual life of 6.8 years; and (3) 1,313,700 have exercise prices ranging between $26.78 and $33.50, with a weighted average exercise price of $33.16 and a weighted average contractual life of 9.7 years, none of which are exercisable.
 STOCK AWARDS. Under the Plans, stock awards or equivalents can be awarded by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock based on such terms and conditions as the Committee deems appropriate.
 Total expense applicable to stock awards was $.5 million in 1996 and $.4 million in both 1995 and 1994. In 1996, 12,000 shares of restricted stock were awarded with a weighted average grant-date fair value of $26.78. No shares were awarded in 1995. As of December 31, 1996 restricted stock awards outstanding totaled 117,000 shares. These shares vest, subject to continuing employment, over a period of five to nine years.
 PERFORMANCE SHARES. Under the performance share provisions of the Plans, participants will be entitled to have each award credited to an account maintained for them if established performance goals are achieved with distribution after vesting. The value of shares earned but not yet distributed under the plan is credited to performance share accounts and is shown in stockholders' equity as common stock issuable-performance plan.
 Total salary expense for performance shares was $9.7 million in 1996, $5.6 million in 1995 and $5.2 million in 1994. In 1996 and 1995, 331,000 and 306,500 shares respectively, were granted with a weighted average grant-date fair value of $26.88 and $17.00, respectively. As of December 31, 1996, 505,000 shares of stock had been credited to performance share accounts subject to meeting vesting conditions and 1,119,548 shares had been granted, subject to meeting established performance goals and vesting conditions, for three-year performance periods ending in 1996 through 1998.

OTHER STOCK-BASED COMPENSATION ARRANGEMENTS. The Corporation, in conjunction with an acquisition, awarded 432,280 restricted shares of the Corporation's common stock with a grant-date fair value of $23.75 to certain subsidiary employee participants contingent upon continued employment, non-competition agreements and, in some cases, meeting predetermined performance goals.
 Total salary expense related to this arrangement totaled $1.8 million in 1996 and $.3 million in 1995.

PRO FORMA INFORMATION. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation's employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.64% and 6.54%; dividend yields of 1.92% and 2.21%; volatility factors of the expected market price of the Corporation's common

58
Northern Trust Corporation
stock of 22.4% and 19.2%; and a weighted average expected life of the option of
5.8 years. The weighted average fair value of options granted in 1996 and 1995 was $9.11 and $6.58, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' two year vesting period. Under SFAS No. 123, options and awards granted prior to 1995 are not required to be included in the pro forma information. Because the SFAS No. 123 method of accounting has not been applied to options and other stock-based compensation granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The Corporation's pro forma information follows:

-------------------------------------------------------------
  (In Millions Except
  Per Share Information)                       1996    1995
-------------------------------------------------------------
  Net Income as Reported                      $258.8  $220.0
  Pro Forma Adjustments
   Increase (Decrease) Due To:
   Stock Options                                (4.8)   (1.0)
   Performance Shares and Other Arrangements     1.4      .4
-------------------------------------------------------------
  Pro Forma Net Income                        $255.4  $219.4
-------------------------------------------------------------
  Earnings Per Share as Reported:
   Primary                                    $ 2.21  $ 1.88
   Fully Diluted                                2.20    1.85
  Pro Forma Earnings Per Share:
   Primary                                    $ 2.18  $ 1.87
   Fully Diluted                                2.17    1.84
-------------------------------------------------------------

24. CASH-BASED COMPENSATION PLANS--Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The plans provide for acceleration of benefits in certain circumstances including a change in control. The estimated contributions to these plans are charged to salary expense and totaled $45.3 million in 1996, $35.7 million in 1995 and $28.4 million in 1994.

                                                                              59
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

25. INTERNATIONAL OPERATIONS (BASED ON OBLIGOR'S DOMICILE)--Northern Trust's international activities are centered in the commercial banking, capital markets and global custody businesses of the Bank, three overseas branches, one Edge Act subsidiary, the Hong Kong subsidiaries, NTGA, and Northern Trust of Florida. Total assets employed in international operations were $2.8 billion on December 31, 1996, $2.3 billion on December 31, 1995 and $2.8 billion on December 31, 1994. Of these assets, $1.3 billion on December 31, 1996, $1.1 billion on December 31, 1995 and $1.5 billion on December 31, 1994 were employed in Europe.
 Net income from international operations includes the direct net income contributions of foreign branches, foreign subsidiaries and the Edge Act subsidiary. The Bank and Northern Trust of Florida international profit contributions reflect direct salary and other expenses of the business units, plus expense allocations for interest, occupancy, overhead and the provision for credit losses. The interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.

--------------------------------------------------------------------------------------------------------------------------
 GEOGRAPHIC DISTRIBUTION OF SELECTED ASSETS
--------------------------------------------------------------------------------------------------------------------------
                          December 31, 1996                  December 31, 1995                  December 31, 1994
                  ---------------------------------- ---------------------------------- ----------------------------------
                    Time   Other                       Time   Other                       Time   Other
                  Deposits Money          Customers' Deposits Money          Customers' Deposits Money          Customers'
                    with   Market         Acceptance   with   Market         Acceptance   with   Market         Acceptance
  (In Millions)    Banks   Assets Loans   Liability   Banks   Assets Loans   Liability   Banks   Assets Loans   Liability
--------------------------------------------------------------------------------------------------------------------------
  Europe          $1,047.2  $--   $ 97.1     $--     $  849.6   $--  $ 70.0     $ --    $1,257.8  $--   $ 93.4     $ .9
  North America      692.7   --    100.7      --        323.6    --   123.4       --       651.7   --    141.9       --
  Latin America         --   --    176.7*     .2        236.1    .6   170.7*     1.8        64.1   --    135.0*      .6
  Asia-Pacific       319.9   --      7.5      .3        158.1    --    40.1       .6       194.4   --     16.4       --
--------------------------------------------------------------------------------------------------------------------------
  Total           $2,059.8  $--   $382.0     $.5     $1,567.4  $ .6  $404.2     $2.4    $2,168.0  $--   $386.7     $1.5
--------------------------------------------------------------------------------------------------------------------------

*Includes loans guaranteed by the Export-Import Bank of $122.2 million in 1996, $116.5 million in 1995 and $95.2 million in 1994.
 The majority of the remaining loans are trade-related.

-----------------------------------------------------------------------------------------
 GEOGRAPHIC DISTRIBUTION OF OPERATING PERFORMANCE
-----------------------------------------------------------------------------------------
                           1996                    1995                    1994
                  ----------------------- ----------------------- -----------------------
                    Gross   Income          Gross   Income          Gross   Income
                  Operating Before  Net   Operating before  Net   Operating Before  Net
  (In Millions)    Income   Taxes  Income  Income   Taxes  Income  Income   Taxes  Income
-----------------------------------------------------------------------------------------
  Europe           $ 73.5   $15.9  $ 9.9   $ 67.0   $14.9  $ 9.2   $137.9   $19.1  $11.8
  North America     187.1    19.7   12.2    113.8    15.4    9.5    133.9     9.1    5.6
  Latin America      35.7     4.6    2.9     39.9     5.1    3.2     68.4    12.0    7.4
  Asia-Pacific       97.5    15.7    9.8    105.8    20.3   12.6     42.4     7.7    4.8
-----------------------------------------------------------------------------------------
  Total            $393.8   $55.9  $34.8   $326.5   $55.7  $34.5   $382.6   $47.9  $29.6
-----------------------------------------------------------------------------------------

The table summarizes international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral. The 1994 pretax gain of $28.5 million ($17.7 million after-tax) on the sale of Banque Scandinave en Suisse was not included in the Geographic Distribution of Operating Performance.

26. ACQUISITIONS--On March 31, 1995, the Corporation completed the acquisition of Beach One Financial Services, Inc., parent company of The Beach Bank of Vero Beach, Florida. The acquisition was effected through a merger in which the Corporation issued 3,245,136 shares (adjusted for two-for-one stock split payable to stockholders of record at December 2, 1996) of its common stock totaling $56.2 million. The Corporation has accounted for the transaction as pooling-of-interests. Prior period consolidated financial statements were not restated due to the immateriality of the transaction.
 On July 31, 1995, the Corporation completed the acquisition of Tanglewood Bancshares, Inc., parent company of Tanglewood Bank N.A. of Houston, Texas for $32.5 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost were $14.4 million of goodwill and $5.8 million of other intangibles, which are being amortized over fifteen and ten years, respectively.
 On October 31, 1995, the Corporation completed the acquisition of RCB International Inc. (RCB), an international provider of institutional investment

60
Northern Trust Corporation
management services. RCB shareholders received at closing $11.0 million in cash, $.6 million in notes and 784,862 shares (adjusted for two-for-one split) of Corporation common stock. The transaction was recorded under the purchase method of accounting. In addition, 432,280 shares (adjusted for two-for-one stock split) of Corporation common stock and $2.6 million in cash were allocated for various deferred compensation plans and other deferred payment arrangements. Shares and cash available under these deferred payment arrangements are payable over one to seven years and are contingent upon continued employment, non-competition agreements and, in some cases, meeting predetermined performance goals. Included in the acquisition cost of RCB were $18.8 million of goodwill and $8.0 million of other intangibles, both of which are being amortized over a fifteen year period. In August 1996, RCB's name was changed to Northern Trust Global Advisors, Inc.
 On November 15, 1996, the Corporation completed the acquisition of Metroplex Bancshares, Inc., parent company of Bent Tree National Bank (Bent Tree) in Dallas, Texas for $14.6 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost were $6.0 million of goodwill and $2.1 million of other intangibles, which are being amortized over fifteen and ten years, respectively. Bent Tree is expected to be merged into Northern Trust Bank of Texas N.A. during the first quarter of 1997.

27. REGULATORY CAPITAL REQUIREMENTS--Northern Trust and its subsidiary banks are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier I capital to risk-weighted assets and of tier I capital to average assets in order to be classified as ""well capitalized.'' The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not ""well capitalized'' and obligate the federal bank regulatory authorities to take ""prompt corrective action'' with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank's financial statements.
 As of December 31, 1996, each of Northern's significant subsidiary banks had capital ratios above the level required for classification as a "well capitalized" institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date, that management believes have adversely affected the capital categorization of any significant subsidiary bank for these purposes. The following table summarizes the risk-

--------------------------------------------------------------------------------
                                                                 Minimum to
                                                                 Qualify as
                                                                    Well
                                                     Actual     Capitalized
                                                  ------------  ------------
  ($ In Millions)                                 Amount Ratio  Amount Ratio
----------------------------------------------------------------------------
  AS OF DECEMBER 31, 1996:
   Total Capital to Risk-Weighted Assets
    Consolidated                                  $1,944 11.9%  $1,638 10.0%
    The Northern Trust Company                     1,512 10.8    1,399 10.0
    Northern Trust Bank of Florida N.A.              170 11.1      153 10.0
   Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                   1,341  8.2      983  6.0
    The Northern Trust Company                     1,091  7.8      839  6.0
    Northern Trust Bank of Florida N.A.              154 10.0       92  6.0
   Tier 1 Capital (to Fourth Quarter Average As-
    sets)
    Consolidated                                   1,341  6.4    1,045  5.0
    The Northern Trust Company                     1,091  6.1      888  5.0
    Northern Trust Bank of Florida N.A.              154  7.4      104  5.0
  AS OF DECEMBER 31, 1995:
   Total Capital to Risk-Weighted Assets
    Consolidated                                   1,772 12.5    1,419 10.0
    The Northern Trust Company                     1,218 10.7    1,135 10.0
    Northern Trust Bank of Florida N.A.              131 11.3      116 10.0
   Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                   1,251  8.8      851  6.0
    The Northern Trust Company                       864  7.6      681  6.0
    Northern Trust Bank of Florida N.A.              117 10.0       70  6.0
   Tier 1 Capital (to Fourth Quarter Average As-
    sets)
    Consolidated                                   1,251  6.2    1,010  5.0
    The Northern Trust Company                       864  5.5      787  5.0
    Northern Trust Bank of Florida N.A.              117  7.4       79  5.0

                                                                              61
                                                      Northern Trust Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

based capital amounts and ratios for Northern Trust on a consolidated basis and for each of its subsidiary banks whose net income for 1996 exceeded 10% of the consolidated total.

28. NORTHERN TRUST CORPORATION (Corporation only) Condensed financial information is presented below. Investments in wholly owned subsidiaries are carried on the equity method of accounting.

-------------------------------------------------------------------
 CONDENSED BALANCE SHEET
-------------------------------------------------------------------
                                                   December 31
                                              ---------------------
  (In Millions)                                 1996     1995
-------------------------------------------------------------------
  ASSETS
  Cash on Deposit with Subsidiary Bank        $     --  $    .2
  Time Deposits with Banks-International         101.0     95.6
  Securities                                     149.6    168.3
  Investments in Wholly Owned Subsidiaries
   Bank Subsidiaries                           1,415.3  1,261.6
   Nonbank Subsidiaries                           44.1     36.2
  Loans-Bank Subsidiaries                           --     50.0
    -Nonbank Subsidiaries                         16.2     13.4
    -Other                                        27.6     27.8
  Buildings and Equipment                          7.8      7.3
  Other Assets                                    96.1     94.6
-------------------------------------------------------------------
  Total Assets                                 1,857.7  1,755.0
-------------------------------------------------------------------
  LIABILITIES
  Commercial Paper                               149.0    146.7
  Notes Payable                                  116.6    126.8
  Other Liabilities                               48.0     28.9
-------------------------------------------------------------------
  Total Liabilities                              313.6    302.4
  Stockholders' Equity                         1,544.1  1,452.6
-------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity  $1,857.7 $1,755.0
-------------------------------------------------------------------

------------------------------------------------------------------------------
 CONDENSED STATEMENT OF INCOME
------------------------------------------------------------------------------
                                                        For the Year Ended
                                                           December 31
                                                       ----------------------
  (In Millions)                                         1996    1995    1994
------------------------------------------------------------------------------
  Operating Income
  Dividends-Bank Subsidiaries                          $113.9  $134.3  $ 82.1
     -Nonbank Subsidiaries                                1.6     1.6     6.6
  Intercompany Interest and Other Charges                10.2    11.4    12.1
  Interest and Other Income                               8.0    11.3     9.6
------------------------------------------------------------------------------
  Total Operating Income                                133.7   158.6   110.4
------------------------------------------------------------------------------
  Operating Expenses
   Interest Expense                                      18.9    20.6    21.5
   Other Operating Expenses                               6.9     7.2    17.1
------------------------------------------------------------------------------
  Total Operating Expenses                               25.8    27.8    38.6
------------------------------------------------------------------------------
  Income before Income Taxes
   and Equity in Undistributed Net Income of Subsidi-
   aries                                                107.9   130.8    71.8
  Benefit for Income Taxes                               (5.1)   (6.1)   (9.6)
------------------------------------------------------------------------------
  Income before Equity in Undistributed Net Income of
   Subsidiaries                                         113.0   136.9    81.4
  Equity in Undistributed Net Income (Loss) of Sub-
   sidiaries
   Bank Subsidiaries                                    137.9    76.1   101.7
   Nonbank Subsidiaries                                   7.9     7.0     (.9)
------------------------------------------------------------------------------
  NET INCOME                                           $258.8  $220.0  $182.2
------------------------------------------------------------------------------
  Net Income Applicable to Common Stock                $253.9  $211.5  $174.9
------------------------------------------------------------------------------

62
Northern Trust Corporation

--------------------------------------------------------------------------------
 CONDENSED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
                                                         For the Year Ended
                                                            December 31
                                                        ----------------------
  (In Millions)                                          1996    1995    1994
-------------------------------------------------------------------------------
  OPERATING ACTIVITIES:
  Net Income                                            $258.8  $220.0  $182.2
  Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
   Equity in Undistributed Net Income of Subsidiaries   (145.8)  (83.1) (100.8)
   (Increase) Decrease in Accrued Income                    .9      .6     (.9)
   (Increase) Decrease in Prepaid Expenses                 (.3)    (.1)     .6
   Other, net                                             11.0    (6.8)    4.3
-------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities             124.6   130.6    85.4
-------------------------------------------------------------------------------
  INVESTING ACTIVITIES:
   Net (Increase) Decrease in Time Deposits with Banks    (5.4)  (53.6)  116.7
   Purchases of Securities                              (354.4) (279.4) (227.1)
   Sales of Securities                                   361.3   173.7   157.1
   Proceeds from Maturity and Redemption of Securities    19.2   142.0     8.6
   Capital Investments in Subsidiaries                   (14.6)  (43.5)   (3.0)
   Net (Increase) Decrease in Loans to Subsidiaries       47.2    25.0    (2.5)
   Net (Increase) Decrease in Other Loans                   .2      .3    (1.2)
   Other, net                                              (.5)   (2.6)   (1.9)
-------------------------------------------------------------------------------
   Net Cash Provided by (Used in) Investing Activities    53.0   (38.1)   46.7
-------------------------------------------------------------------------------
  FINANCING ACTIVITIES:
   Net Increase (Decrease) in Commercial Paper             2.3    22.9     (.3)
   Repayment of Notes Payable                            (10.2)  (10.2)  (81.9)
   Treasury Stock Purchased                             (118.2)  (63.7)   (6.9)
   Cash Dividends Paid on Common and Preferred Stock     (74.7)  (65.8)  (54.1)
   Net Proceeds from Stock Options                        12.1     9.0     4.5
   Other, net                                             10.9    13.2     8.8
-------------------------------------------------------------------------------
   Net Cash Used in Financing Activities                (177.8)  (94.6) (129.9)
-------------------------------------------------------------------------------
  Net Change in Cash on Deposit with Subsidiary Bank       (.2)   (2.1)    2.2
  Cash on Deposit with
   Subsidiary Bank at
   Beginning of Year                                        .2     2.3      .1
-------------------------------------------------------------------------------
  CASH ON DEPOSIT WITH
   SUBSIDIARY BANK AT
   END OF YEAR                                          $   --  $   .2  $  2.3
--------------------------------------------------------------------------------

                                                                              63
                                                      Northern Trust Corporation

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS,
NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

Chicago, Illinois,
January 21, 1997

64
Northern Trust Corporation

CONSOLIDATED FINANCIAL STATISTICS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 AVERAGE BALANCE SHEET
--------------------------------------------------------------------------------
  ($ In Millions)             1996       1995       1994       1993       1992
----------------------------------------------------------------------------------
  ASSETS
  Cash and Due from Banks   $ 1,072.9  $ 1,178.7  $ 1,206.6  $ 1,025.3  $   937.8
  Federal Funds Sold and
   Securities Purchased
   under
   Agreements to Resell         333.3      204.2      237.0      171.3      237.8
  Time Deposits with Banks    1,699.5    1,643.9    2,063.3    1,956.8    1,620.5
  Other Interest-Bearing         50.7       16.6      119.9       73.5      104.4
  Securities
   U.S. Government and
    Other                     5,940.9    5,703.9    4,482.0    3,700.2    2,658.1
   Obligations of States
    and Political Subdivi-
    sions                       414.1      434.7      465.1      502.3      516.0
   Trading Account                8.8       54.4       53.8       29.5       16.2
----------------------------------------------------------------------------------
   Total Securities           6,363.8    6,193.0    5,000.9    4,232.0    3,190.3
----------------------------------------------------------------------------------
  Loans and Leases
   Commercial and Other       6,251.1    5,556.3    5,183.1    4,704.9    4,432.4
   Residential Mortgages      4,081.0    3,579.7    3,133.0    2,592.2    2,020.5
----------------------------------------------------------------------------------
   Total Loans and Leases    10,332.1    9,136.0    8,316.1    7,297.1    6,452.9
----------------------------------------------------------------------------------
  Reserve for Credit
   Losses                      (147.5)    (146.2)    (145.2)    (145.5)    (145.6)
  Other Assets                1,259.5    1,183.3    1,087.2    1,089.7    1,019.9
----------------------------------------------------------------------------------
  Total Assets              $20,964.3  $19,409.5  $17,885.8  $15,700.2  $13,418.0
----------------------------------------------------------------------------------
  LIABILITIES
  Deposits
   Demand and Other Nonin-
    terest-Bearing          $ 2,732.9  $ 2,747.3  $ 2,592.5  $ 2,554.9  $ 1,876.0
   Savings and Money Mar-
    ket Deposits              3,620.7    3,312.4    3,385.7    3,432.1    3,372.2
   Savings Certificates       2,062.4    2,000.3    1,229.6    1,172.9    1,370.8
   Other Time                   549.2      542.7      412.8      404.7      493.9
   Foreign Offices-Demand       347.8      299.1      361.7       65.3       56.2
        -Time                 3,826.2    3,493.4    3,284.8    2,436.4    1,815.6
----------------------------------------------------------------------------------
   Total Deposits            13,139.2   12,395.2   11,267.1   10,066.3    8,984.7
----------------------------------------------------------------------------------
  Federal Funds Purchased     1,842.2    1,564.0    1,350.7    1,692.5    1,540.2
  Securities Sold under
   Agreements to Repur-
   chase                      1,973.3    1,769.7    1,444.3      664.4      542.9
  Commercial Paper              143.7      146.0      138.1      131.5      132.9
  Other Borrowings            1,274.1    1,034.5    1,007.5      940.8      561.0
  Senior Notes                  267.5      394.0      781.8      554.1       85.2
  Notes Payable                 360.7      271.3      293.6      297.9      258.8
  Other Liabilities             477.9      462.1      377.2      279.6      385.2
----------------------------------------------------------------------------------
   Total Liabilities         19,478.6   18,036.8   16,660.3   14,627.1   12,490.9
----------------------------------------------------------------------------------
  STOCKHOLDERS' EQUITY        1,485.7    1,372.7    1,225.5    1,073.1      927.1
----------------------------------------------------------------------------------
  Total Liabilities and
   Stockholders' Equity     $20,964.3  $19,409.5  $17,885.8  $15,700.2  $13,418.0
----------------------------------------------------------------------------------
  RATIOS
  Dividend Payout Ratio          28.5%      28.6%      28.4%      25.6%      24.4%
  Return on Average Assets       1.23       1.13       1.02       1.07       1.11
  Return on Average Common
   Equity                       18.64      17.58      16.57      17.89      18.71
  Tier 1 Capital to Risk-
   Adjusted Assets-End of
   Period                        8.19       8.82       8.95       9.31       8.08
  Total Capital to Risk-
   Adjusted Assets-End of
   Period                       11.87      12.49      12.36      13.41      11.56
  Leverage Ratio                 6.42       6.19       6.22       6.24       6.06
  Average Stockholders'
   Equity to Average As-
   sets                          7.09       7.07       6.85       6.83       6.91
  Average Loans and Leases
   Times Average Stock-
   holders' Equity                7.0X       6.7x       6.8x       6.8x       7.0x
----------------------------------------------------------------------------------
  Stockholders-End of Pe-
   riod                         3,335      3,331      2,962      2,922      2,893
  Staff-End of Period
   (Full-time equivalent)       6,933      6,531      6,608      6,259      6,249
----------------------------------------------------------------------------------

66
Northern Trust Corporation

CONSOLIDATED FINANCIAL STATISTICS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 ANALYSIS OF NET INTEREST INCOME
--------------------------------------------------------------------------------
  (Interest and Rate on a
  Taxable Equivalent Basis)            1996                      1995
--------------------------------------------------------------------------------
  ($ In Millions)             Interest  Volume   Rate  Interest  Volume   Rate
--------------------------------------------------------------------------------
  AVERAGE EARNING ASSETS
  Money Market Assets
   Federal Funds Sold and
    Resell Agreements         $   18.3 $   333.3 5.49% $   12.3 $   204.2  6.02%
   Time Deposits with Banks       84.9   1,699.5 5.00      92.1   1,643.9  5.60
   Other                           3.0      50.7 5.91       1.1      16.6  6.88
--------------------------------------------------------------------------------
  Total Money Market Assets      106.2   2,083.5 5.10     105.5   1,864.7  5.66
--------------------------------------------------------------------------------
  Securities
   U.S. Government                97.6   1,702.0 5.73      70.4   1,225.7  5.74
   Obligations of States
    and Political Subdivi-
    sions                         40.8     414.1 9.86      46.8     434.7 10.75
   Federal Agency                228.4   4,010.7 5.69     258.8   4,124.8  6.28
   Other                          13.7     228.2 6.00      22.0     353.4  6.21
   Trading Account                  .6       8.8 7.09       3.8      54.4  7.04
--------------------------------------------------------------------------------
  Total Securities               381.1   6,363.8 5.99     401.8   6,193.0  6.49
--------------------------------------------------------------------------------
  Loans and Leases               697.8  10,332.1 6.75     634.3   9,136.0  6.94
--------------------------------------------------------------------------------
  Total Earning Assets        $1,185.1 $18,779.4 6.31% $1,141.6 $17,193.7  6.64%
--------------------------------------------------------------------------------
  AVERAGE SOURCE OF FUNDS
  Deposits
   Savings and Money Market
    Deposits                  $  114.3 $ 3,620.7 3.16% $  109.1 $ 3,312.4  3.29%
   Savings Certificates          119.1   2,062.4 5.78     120.6   2,000.3  6.03
   Other Time                     29.9     549.2 5.44      31.5     542.7  5.81
   Foreign Offices Time          184.5   3,826.2 4.82     182.1   3,493.4  5.21
--------------------------------------------------------------------------------
  Total Deposits                 447.8  10,058.5 4.45     443.3   9,348.8  4.74
  Federal Funds Purchased         97.9   1,842.2 5.31      91.2   1,564.0  5.83
  Repurchase Agreements          103.4   1,973.3 5.24     102.6   1,769.7  5.80
  Commercial Paper                 7.8     143.7 5.40       8.6     146.0  5.87
  Other Borrowings                64.5   1,274.1 5.07      55.6   1,034.5  5.38
  Senior Notes                    14.4     267.5 5.37      23.7     394.0  6.00
  Notes Payable                   27.4     360.7 7.59      21.4     271.3  7.88
--------------------------------------------------------------------------------
  Total Interest-Related
   Funds                         763.2  15,920.0 4.79     746.4  14,528.3  5.14
--------------------------------------------------------------------------------
  Interest Rate Spread              --        -- 1.52%       --        --  1.50%
--------------------------------------------------------------------------------
  Noninterest-Related Funds         --   2,859.4   --        --   2,665.4    --
--------------------------------------------------------------------------------
  Total Source of Funds       $  763.2 $18,779.4 4.06% $  746.4 $17,193.7  4.34%
--------------------------------------------------------------------------------
  Net Interest
   Income/Margin              $  421.9        -- 2.25% $  395.2        --  2.30%
--------------------------------------------------------------------------------
  NET INTEREST
   INCOME/MARGIN COMPONENTS
  Domestic                    $  420.6 $16,678.5 2.52% $  392.6 $15,193.7  2.58%
  International                    1.3   2,100.9  .06       2.6   2,000.0   .13
--------------------------------------------------------------------------------
  Consolidated                $  421.9 $18,779.4 2.25% $  395.2 $17,193.7  2.30%
--------------------------------------------------------------------------------

Notes-Average volume includes nonaccrual loans.
     -Interest on loans and money market assets includes fees of $4.3 million in 1996, $5.1 million in 1995, $6.8 million in 1994, $13.9 million in 1993 and
     $11.7 million in 1992.
     -Total interest income includes adjustments on loans and securities (primarily obligations of states and political subdivisions) to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35% for 1996-1993 and 34% for 1992) and State of Illinois income tax rate (7.18%) before giving effect to the deductibility of state taxes for federal income tax purposes. Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $33.6 million in 1996, $37.6 million in 1995, $33.4 million in 1994, $34.1 million in 1993 and $32.5 million in 1992.
     -Yields on the portion of the securities portfolio classified as available for sale are based on amortized cost.

68
Northern Trust Corporation

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           1994                      1993                      1992
--------------------------------------------------------------------------------
 Interest  Volume   Rate   Interest  Volume   Rate   Interest  Volume       Rate
--------------------------------------------------------------------------------
  $ 10.9  $   237.0  4.59%  $  5.5  $   171.3  3.24%  $  8.8  $   237.8   3.70%
    97.8    2,063.3  4.74     86.5    1,956.8  4.42     95.6    1,620.5   5.90
     5.2      119.9  4.31      2.6       73.5  3.53      4.6      104.4   4.46
--------------------------------------------------------------------------------
   113.9    2,420.2  4.71     94.6    2,201.6  4.30    109.0    1,962.7   5.55
--------------------------------------------------------------------------------
    73.8    1,779.6  4.15    102.5    2,646.6  3.87     90.3    1,759.7   5.13
    52.8      465.1 11.35     58.6      502.3 11.66     59.2      516.0  11.46
   114.2    2,333.6  4.90     29.7      773.9  3.84     23.9      521.6   4.59
    19.6      368.8  5.31     13.6      279.7  4.88     22.9      376.8   6.07
     4.3       53.8  7.91      2.2       29.5  7.52      1.0       16.2   6.01
--------------------------------------------------------------------------------
   264.7    5,000.9  5.29    206.6    4,232.0  4.88    197.3    3,190.3   6.18
--------------------------------------------------------------------------------
   503.5    8,316.1  6.05    439.3    7,297.1  6.02    448.1    6,452.9   6.94
--------------------------------------------------------------------------------
  $882.1  $15,737.2  5.61%  $740.5  $13,730.7  5.39%  $754.4  $11,605.9   6.50%
--------------------------------------------------------------------------------
  $ 85.3  $ 3,385.7  2.52%  $ 78.8  $ 3,432.1  2.30%  $ 99.1  $ 3,372.2   2.94%
    56.9    1,229.6  4.63     50.5    1,172.9  4.31     69.9    1,370.8   5.10
    18.6      412.8  4.50     15.7      404.7  3.88     25.4      493.9   5.15
   137.2    3,284.8  4.18     90.4    2,436.4  3.71     95.7    1,815.6   5.27
--------------------------------------------------------------------------------
   298.0    8,312.9  3.58    235.4    7,446.1  3.16    290.1    7,052.5   4.11
    55.5    1,350.7  4.11     51.1    1,692.5  3.02     53.5    1,540.2   3.47
    61.9    1,444.3  4.28     20.0      664.4  3.00     19.8      542.9   3.65
     5.9      138.1  4.31      4.3      131.5  3.23      5.2      132.9   3.88
    36.0    1,007.5  3.57     26.0      940.8  2.76     19.0      561.0   3.39
    33.8      781.8  4.32     18.4      554.1  3.33      3.0       85.2   3.49
    23.0      293.6  7.84     23.3      297.9  7.84     21.0      258.8   8.11
--------------------------------------------------------------------------------
   514.1   13,328.9  3.86    378.5   11,727.3  3.22    411.6   10,173.5   4.04
--------------------------------------------------------------------------------
      --         --  1.75%      --         --  2.17%      --         --   2.46%
--------------------------------------------------------------------------------
      --    2,408.3    --       --    2,003.4    --       --    1,432.4     --
--------------------------------------------------------------------------------
  $514.1  $15,737.2  3.27%  $378.5  $13,730.7  2.75%  $411.6  $11,605.9   3.55%
--------------------------------------------------------------------------------
  $368.0         --  2.34%  $362.0         --  2.64%  $342.8         --   2.95%
--------------------------------------------------------------------------------
  $357.3  $12,890.4  2.77%  $344.2  $11,491.0  3.00%  $324.8  $ 9,659.9   3.36%
    10.7    2,846.8   .38     17.8    2,239.7   .79     18.0    1,946.0    .93
--------------------------------------------------------------------------------
  $368.0  $15,737.2  2.34%  $362.0  $13,730.7  2.64%  $342.8  $11,605.9   2.95%
--------------------------------------------------------------------------------

                                                                              69
                                                      Northern Trust Corporation

CONSOLIDATED FINANCIAL STATISTICS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 QUARTERLY FINANCIAL DATA
 STATEMENT OF INCOME
--------------------------------------------------------------------------------
                                                  1996
                              -------------------------------------------------

  ($ In Millions Except Per    Entire     Fourth    Third     Second    First
  Share Information)            Year     Quarter   Quarter   Quarter   Quarter
--------------------------------------------------------------------------------
  Interest Income             $ 1,151.5     290.6     289.9     286.1     284.9
  Interest Expense                763.2     190.0     191.1     190.6     191.5
--------------------------------------------------------------------------------
  Net Interest Income             388.3     100.6      98.8      95.5      93.4
  Provision for Credit
   Losses                          12.0        .5       2.5       4.0       5.0
  Noninterest Income              777.5     200.6     194.4     195.1     187.4
  Investment Security Gains
   (Losses)                          .4        .1       (.1)       .1        .3
  Noninterest Expenses            766.8     199.9     191.3     191.6     184.0
  Provision for Income
   Taxes                          128.6      33.5      32.8      31.7      30.6
--------------------------------------------------------------------------------
  NET INCOME                      258.8      67.4      66.5      63.4      61.5
--------------------------------------------------------------------------------
  Net Income Applicable to
   Common Stock                   253.9      66.2      65.3      62.2      60.2
--------------------------------------------------------------------------------
  PER COMMON SHARE
  Net Income-Primary          $    2.21       .58       .57       .54       .52
      -Fully Diluted               2.20       .58       .57       .54       .52
--------------------------------------------------------------------------------
  AVERAGE BALANCE SHEET
  (In Millions)
--------------------------------------------------------------------------------
  ASSETS
  Cash and Due from Banks     $ 1,072.9   1,074.7     972.6   1,047.6   1,197.8
  Money Market Assets           2,083.5   2,197.1   2,082.6   1,987.2   2,065.9
  Securities                    6,363.8   5,715.7   6,257.1   6,755.7   6,734.9
  Loans and Leases             10,332.1  10,832.7  10,533.9  10,176.7   9,777.3
  Reserve for Credit Losses      (147.5)   (147.9)   (147.4)   (147.3)   (147.2)
  Other Assets                  1,259.5   1,315.8   1,291.5   1,208.2   1,221.3
--------------------------------------------------------------------------------
  Total Assets                $20,964.3  20,988.1  20,990.3  21,028.1  20,850.0
--------------------------------------------------------------------------------
  LIABILITIES AND STOCK-
   HOLDERS' EQUITY
  Deposits
   Demand and Other Nonin-
    terest-Bearing            $ 2,732.9   2,773.7   2,620.4   2,686.0   2,852.5
   Savings and Other Inter-
    est-Bearing                 5,683.1   5,735.3   5,596.4   5,713.2   5,687.8
   Other Time                     549.2     599.4     523.0     462.6     611.4
   Foreign Offices              4,174.0   4,270.0   4,375.0   4,146.7   3,901.2
--------------------------------------------------------------------------------
  Total Deposits               13,139.2  13,378.4  13,114.8  13,008.5  13,052.9
  Purchased Funds               5,233.3   4,847.2   5,317.0   5,530.2   5,242.4
  Senior Notes                    267.5     296.3     205.0     254.5     314.4
  Notes Payable                   360.7     431.9     339.7     335.9     334.8
  Other Liabilities               477.9     512.8     523.3     424.5     449.7
  Stockholders' Equity          1,485.7   1,521.5   1,490.5   1,474.5   1,455.8
--------------------------------------------------------------------------------
  Total Liabilities and
   Stockholders' Equity       $20,964.3  20,988.1  20,990.3  21,028.1  20,850.0
--------------------------------------------------------------------------------
  ANALYSIS OF NET INTEREST
   INCOME
  ($ In Millions)
--------------------------------------------------------------------------------
  Earning Assets              $18,779.4  18,745.5  18,873.6  18,919.6  18,578.1
  Interest-Related Funds       15,920.0  15,786.9  16,021.7  16,103.6  15,768.2
  Noninterest-Related Funds     2,859.4   2,958.6   2,851.9   2,816.0   2,809.9
  Net Interest Income (Tax-
   able equivalent)               421.9     108.4     107.2     104.3     102.0
  Net Interest Margin (Tax-
   able equivalent)                2.25%     2.30      2.26      2.22      2.21
--------------------------------------------------------------------------------
  COMMON STOCK DIVIDEND AND
   MARKET PRICE
  Dividends                   $    .645       .18      .155      .155      .155
  Market Price Range-High         37.75     37.75     34.00     29.00    28.125
         -Low                    24.625     32.00    28.375    25.375    24.625
--------------------------------------------------------------------------------

Note: Per common share data has been restated to reflect the two-for-one stock split effected through a 100% stock distribution on December 9, 1996.
The common stock of Northern Trust Corporation is traded on the Nasdaq National Market under the symbol NTRS.

70
Northern Trust Corporation

-------------------------------------------------

-------------------------------------------------
                    1995
-------------------------------------------------
  Entire    Fourth    Third     Second    First
   Year    Quarter   Quarter   Quarter   Quarter
--------------------------------------------------
$ 1,104.0     285.9     285.8     271.1     261.2
    746.4     194.2     196.4     183.1     172.7
--------------------------------------------------
    357.6      91.7      89.4      88.0      88.5
      6.0       1.0       2.0       1.5       1.5
    677.1     174.1     173.1     168.4     161.5
      1.0        .5        .3        .1        .1
    709.2     178.5     175.5     177.9     177.3
    100.5      27.3      27.2      24.0      22.0
--------------------------------------------------
    220.0      59.5      58.1      53.1      49.3
--------------------------------------------------
    211.5      57.4      56.0      50.9      47.2
--------------------------------------------------
$    1.88       .51       .49       .45       .43
     1.85       .50       .49       .44       .43
--------------------------------------------------

--------------------------------------------------

$ 1,178.7   1,248.1   1,253.3   1,124.5   1,086.3
  1,864.7   1,863.0   1,739.8   1,755.9   2,104.1
  6,193.0   6,443.5   6,677.3   5,905.7   5,732.3
  9,136.0   9,662.9   9,356.9   8,973.7   8,535.9
   (146.2)   (147.2)   (146.6)   (145.9)   (145.3)
  1,183.3   1,216.9   1,250.4   1,208.2   1,055.2
--------------------------------------------------
$19,409.5  20,287.2  20,131.1  18,822.1  18,368.5
--------------------------------------------------
$ 2,747.3   2,942.5   2,790.8   2,635.2   2,616.3
  5,312.7   5,521.3   5,451.7   5,289.9   4,980.6
    542.7     587.8     584.8     539.5     456.6
  3,792.5   3,531.0   3,642.0   3,855.2   4,150.5
--------------------------------------------------
 12,395.2  12,582.6  12,469.3  12,319.8  12,204.0
  4,514.2   4,903.5   5,317.2   4,043.5   3,771.2
    394.0     553.5     174.6     379.7     469.6
    271.3     340.9     254.1     244.7     244.8
    462.1     484.6     520.5     468.6     372.9
  1,372.7   1,422.1   1,395.4   1,365.8   1,306.0
--------------------------------------------------
$19,409.5  20,287.2  20,131.1  18,822.1  18,368.5
--------------------------------------------------
--------------------------------------------------
$17,193.7  17,969.4  17,774.0  16,635.3  16,372.3
 14,528.3  15,061.5  15,120.8  14,076.3  13,834.7
  2,665.4   2,907.9   2,653.2   2,559.0   2,537.6
    395.2     100.7      98.9      97.5      98.1
     2.30%     2.22      2.21      2.35      2.43
--------------------------------------------------
$    .545      .155       .13       .13       .13
    28.00     28.00    23.812    20.625     18.75
   15.875    21.875     19.50     17.50    15.875
-------------------------------------------------

                                                                              71
                                                      Northern Trust Corporation

CORPORATE STRUCTURE
--------------------------------------------------------------------------------

NORTHERN TRUST CORPORATION
50 South LaSalle Street, Chicago, Illinois 60675
(312) 630-6000

PRINCIPAL SUBSIDIARY

THE NORTHERN TRUST COMPANY
50 South LaSalle Street, Chicago, Illinois 60675

 120 East Oak Street, Chicago, Illinois 60611
 125 South Wacker Drive, Chicago, Illinois 60675
 7801 South State Street, Chicago, Illinois 60619
 8501 West Higgins Road, Chicago, Illinois 60631
 6401 North Harlem Avenue, Chicago, Illinois 60631
 826 S. Northwest Highway, Barrington, Illinois 60010
 579 Central Avenue, Highland Park, Illinois 60035
 120 East Scranton Avenue, Lake Bluff, Illinois 60044
 265 Deerpath Road, Lake Forest, Illinois 60045
 959 South Waukegan Road, Lake Forest, Illinois 60045
 701 South McKinley Road, Lake Forest, Illinois 60045
 400 East Diehl Road, Naperville, Illinois 60563
 One Oakbrook Terrace, Oakbrook Terrace, Illinois 60181
 1501 Woodfield Road, Schaumburg, Illinois 60173
 62 Green Bay Road, Winnetka, Illinois 60093

 London Branch
 155 Bishopsgate, London EC2M 3XS, England

 Cayman Islands Branch
 P.O. Box 501, Georgetown, Cayman Islands,
   British West Indies

 Singapore Branch
 80 Raffles Place, #46-02, UOB Plaza 1,
   Singapore, 048624

SUBSIDIARIES OF THE NORTHERN TRUST COMPANY

THE NORTHERN TRUST INTERNATIONAL BANKING CORPORATION
One World Trade Center, New York, New York 10048

 NORTHERN GLOBAL FINANCIAL SERVICES LIMITED
 18 Harbour Road, Wanchai
 Hong Kong

 NORTHERN TRUST TRADE SERVICES LIMITED
 Asia Pacific Tower, 17th Floor,
 3 Garden Road, Central, Hong Kong

 NORTHERN TRUST FUND MANAGERS (IRELAND) LIMITED
 Lifetime House, Fourth Floor
 Earlsfort Centre
 Earlsfort Terrace
 Dublin 2, Ireland

NORLEASE, INC.
50 South LaSalle Street, Chicago, Illinois 60675

THE NORTHERN TRUST COMPANY, CANADA
161 Bay Street, Suite 4540, B.C.E. Place
Toronto, Ontario, Canada M5J 2S1

INTERNATIONAL AFFILIATE

TRANSATLANTIC TRUST CORPORATION
75 Rochford Street
P.O. Box 429
Charlottetown, Prince Edward Island,
Canada C1A 7K7

74
Northern Trust Corporation

--------------------------------------------------------------------------------

OTHER SUBSIDIARIES OF THE CORPORATION

NORTHERN TRUST BANK OF FLORIDA N.A.
700 Brickell Avenue, Miami, Florida 33131
595 Biltmore Way, Coral Gables, Florida 33134
328 Crandon Boulevard, Suite 101, Key Biscayne, Florida 33149 3001 Aventura Boulevard, Aventura, Florida 33180
8600 NW 17th Street, Miami, Florida 33126 (opening mid-1997) 1100 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 2601 East Oakland Park Boulevard,
   Fort Lauderdale, Florida 33306
301 Yamato Road, Suite 1111, Boca Raton, Florida 33431
770 East Atlantic Avenue, Delray Beach, Florida 33483
440 Royal Palm Way, Palm Beach, Florida 33480
11780 U.S. Highway 1, Suite 100,
   North Palm Beach, Florida 33408
2201 S.E. Kingswood Terrace, Monterey Commons,
   Stuart, Florida 34996
755 Beachland Boulevard, Vero Beach, Florida 32963
1440 South A1A, Vero Beach, Florida 32963
4001 Tamiami Trail North, Naples, Florida 34103
530 Fifth Avenue South, Naples, Florida 34102
26790 South Tamiami Trail, Bonita Springs, Florida 34134
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236
901 Venetia Bay Boulevard, Suite 100, Venice, Florida 34292 540 Bay Isles Road, Longboat Key, Florida 34228
233 15th Street West, Bradenton, Florida 34205
100 Second Avenue South, St. Petersburg, Florida 33701
425 North Florida Avenue, Tampa, Florida 33602

NORTHERN TRUST BANK OF ARIZONA N.A.
2398 East Camelback Road, Phoenix, Arizona 85016
6373 East Tanque Verde Road, Tucson, Arizona 85715
10220 West Bell Road, Sun City, Arizona 85351
10015 Royal Oak Road, Sun City, Arizona 85351
7001 North Scottsdale Road, Scottsdale, Arizona 85253
19432 R. H. Johnson Boulevard, Sun City West, Arizona 85375
1525 South Greenfield Road, Mesa, Arizona 85206

NORTHERN TRUST BANK OF CALIFORNIA N.A.
355 South Grand Avenue, Suite 2600,
 Los Angeles, California 90071
620 Newport Center Drive, Suite 200,
 Newport Beach, California 92660
4370 La Jolla Village Drive, Suite 1000,
 San Diego, California 92122
1125 Wall Street, La Jolla, California 92037
206 East Anapamu Street, Santa Barbara, California 93101
1485 East Valley Road, (Montecito), Santa Barbara, California 93108 580 California Street, Suite 1800,
 San Francisco, California 94104
10877 Wilshire Boulevard (Westwood),
 Suite 100, Los Angeles, California 90024

NORTHERN TRUST BANK OF TEXAS N.A.
2020 Ross Avenue, Dallas, Texas 75201
5540 Preston Road, Dallas, Texas 75205
16475 Dallas Parkway, Dallas, Texas 75248
2701 Kirby Drive, Houston, Texas 77098
600 Bering Drive, Houston, Texas 77057
10000 Memorial Drive, Houston, Texas 77024
700 Rusk Street, Houston, Texas 77002

NORTHERN TRUST GLOBAL ADVISORS, INC.
300 Atlantic Street, Stamford, Connecticut 06901

 RCB TRUST COMPANY
 300 Atlantic Street, Stamford, Connecticut 06901

 NT GLOBAL ADVISORS, INC.
 20 Toronto Street, Suite 440, Toronto, Canada M5C 2B8

 NORTHERN TRUST GLOBAL ADVISORS, LIMITED
 One Gloster Court, Segensworth West, Fareham,
  Hampshire PO15 5SH, England

THE NORTHERN TRUST COMPANY OF NEW YORK
40 Broad Street, New York, New York 10004

NORTHERN TRUST CAYMAN INTERNATIONAL, LTD.
P.O. Box 1586, Grand Cayman, Cayman Islands,
 British West Indies

NORTHERN TRUST SECURITIES, INC.
50 South LaSalle Street, Chicago, Illinois 60675

BERRY, HARTELL, EVERS & OSBORNE, INC.
580 California Street, Suite 1900,
 San Francisco, California 94104

NORTHERN TRUST RETIREMENT CONSULTING, INC.
400 Perimeter Center Terrace, Suite 850,
 Atlanta, Georgia 30346
19119 North Creek Parkway, Suite 200,
 Bothell, Washington 98011

NORTHERN FUTURES CORPORATION
50 South LaSalle Street, Chicago, Illinois 60675

                                                                              75
                                                      Northern Trust Corporation