Form 10-K, Exhibit 13
period 1997-12-31
NORTHERN TRUST CORP
filed 1998-03-17
CIK 73124

                                                             EXHIBIT NUMBER (13)
                                                               To 1997 Form 10-K


                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank), an Illinois banking corporation with its headquarters located in the Chicago financial district. The Corporation also owns banks in Florida, California, Arizona and Texas, and various other nonbank subsidiaries, includ-ing a securities brokerage firm, a futures commission merchant, an interna-tional investment consulting firm and a retirement services company. Although the operations of other subsidiaries will be of increasing significance, it is expected that the Bank will continue to be the major source of the consoli-dated assets, revenues and net income in the foreseeable future.

 All references to "Northern Trust" refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.

 The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Northern Trust's Consolidated Financial Statements and Consolidated Financial Statistics included herein.

RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

OVERVIEW. Net income for 1997 totaled a record $309.4 million, a 19.5% in-crease from the $258.8 million earned in 1996 which in turn was 17.6% greater than the $220.0 million earned in 1995. The record 1997 net income performance produced a return on average common stockholders' equity of 20.2% compared with 18.6% in 1996 and 17.6% in 1995. The return on average assets was 1.29% in 1997 compared with 1.23% in 1996 and 1.13% in 1995.

 Effective December 31, 1997, Northern Trust implemented Statement of Finan-cial Accounting Standards (SFAS) No. 128, "Earnings Per Share". SFAS No. 128 requires the presentation of diluted net income per common share, which re-places the presentation of fully diluted net income per share computed pursu-ant to Accounting Principles Board Opinion No. 15. Diluted and fully diluted net income per share are computed in a similar manner. All prior period net income per share data throughout this report has been restated to conform to SFAS No. 128. Diluted net income per common share increased 20% to $2.66 in 1997, compared with $2.21 in 1996 and $1.86 in 1995. Over the past five years the compound growth rate in diluted net income per share has been 15%. Diluted net income per share for 1997 was $.03 greater than fully diluted net income per share.

 1997 marks the tenth consecutive year of record earnings. Trust fees, net in-terest income, foreign exchange trading profits and treasury management fees were all at record levels, while trust assets under administration reached $1.08 trillion at December 31, 1997, up $300.4 billion from a year ago. Excel-lent growth in all of Northern Trust's diversified revenue sources produced a 17% increase in revenues while operating expenses increased by 16%, resulting in a productivity ratio of 158%.

 Primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program, stock-holders' equity grew to $1.74 billion, as compared to $1.54 billion at Decem-ber 31, 1996 and $1.45 billion at December 31, 1995.

 The Board of Directors increased the quarterly dividend per common share 16.7% in November 1997, to $.21 from $.18, for a new annual rate of $.84. This is the eleventh consecutive year in which the dividend rate has been in-creased. The


-------------------------------------------------------------------------------
 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
-------------------------------------------------------------------------------

  (In Millions Except Per Share Information)         1997      1996      1995      1994      1993
-------------------------------------------------------------------------------------------------
  Net Interest Income                           $   438.2 $   388.3 $   357.6 $   334.6 $   327.9
  Provision for Credit Losses                         9.0      12.0       6.0       6.0      19.5
  Noninterest Income
   Trust Fees                                       689.2     594.4     505.3     453.4     404.8
   Other Noninterest Income                         245.3     185.6     173.1     180.0     149.0
  Noninterest Expenses                              891.8     768.9     709.5     700.5     628.2
  Provision for Income Taxes                        162.5     128.6     100.5      79.3      66.1
-------------------------------------------------------------------------------------------------
  NET INCOME                                    $   309.4 $   258.8 $   220.0 $   182.2 $   167.9
-------------------------------------------------------------------------------------------------
  Net Income Applicable to Common Stock         $   304.4 $   253.9 $   211.5 $   174.9 $   161.6
-------------------------------------------------------------------------------------------------
  PER COMMON SHARE
  Net Income
   Basic                                        $    2.74 $    2.27 $    1.91 $    1.62 $    1.52
   Diluted                                           2.66      2.21      1.86      1.58      1.48
  Dividends Declared                                  .75       .65       .55       .46       .39
-------------------------------------------------------------------------------------------------
  Average Total Assets                          $24,051.7 $20,964.3 $19,409.5 $17,885.8 $15,700.2
  Senior Notes at Year-End                          785.0     305.0      17.0     547.0     817.0
  Long-Term Debt at Year-End                        439.5     427.8     334.6     244.8     326.8
  Floating Rate Capital Securities at Year-End      267.4        --        --        --        --


Note: Per common share data has been restated to conform with SFAS No. 128.

                          NORTHERN TRUST CORPORATION
                          --------------------------

Board's action reflects a policy of increasing the dividend rate with in-creased profitability while retaining sufficient earnings to allow for strate-gic expansion and the maintenance of a strong balance sheet and capital ra-tios.

 Northern Trust's strategy will continue to focus on growing its two sharply defined businesses: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). C&IS focuses on administering and managing domestic and global investment pools for corporate and institutional clients worldwide. PFS provides financial services to individuals and closely held businesses through a unique five-state personal financial services franchise. In execut-ing this strategy, Northern Trust emphasizes service quality through a high level of personal service complemented by the effective use of technology. Expense growth and capital expenditures are closely monitored to ensure that short- and long-term business strategies and performance objectives are effectively balanced.

NONINTEREST INCOME. The success of Northern Trust's strategy of maintaining a diverse, fee-oriented revenue base is evidenced by the fact that noninterest income represented 66% of its total taxable equivalent revenue in 1997, com-pared with 65% one year ago. Noninterest income totaled $934.5 million in 1997, $780.0 million in 1996 and $678.4 million in 1995.

 TRUST FEES. Trust fees accounted for 74% of total noninterest income and 49% of total taxable equivalent revenue in 1997. Trust fees for 1997 increased 16% to $689.2 million from $594.4 million in 1996 which was up 18% from $505.3 million in 1995. Trust fees have increased at a compound growth rate of 13% for the last five years. The increase in 1997 trust fees is principally the result of record growth in business from new and existing clients, coupled with strong growth in security markets. The increase in 1996 fees compared to 1995 was also a result of growth in new business and strong security markets. Fees generated by Northern Trust Global Advisors, Inc. (NTGA), an asset man-agement subsidiary acquired in October 1995, and The Beach Bank of Vero Beach, Florida (Beach Bank), a March 1995 acquisition, contributed approximately $24.1 million of the trust fee growth in 1996. Total trust assets under admin-istration at December 31, 1997 were $1.08 trillion compared to $778.9 billion a year ago, an increase of 39%. Trust assets under management, included in the above, increased 51% to $196.6 billion, from $130.3 billion at the end of 1996.

 Fees are based on the market value of assets managed and administered, the volume of transactions, securities lending activity, and fees for other serv-ices rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, Northern Trust receives a smaller percentage of the increasing value as fee income. This fact, to-gether with the non-asset based nature of certain fees, means that market value or other incremental changes in a portfolio's size do not typically have a proportionate impact on the level of trust fees. In addition, C&IS trust re-lationships are increasingly priced to reflect earnings from activities such as custody-related deposits and foreign exchange trading which are not in-cluded in trust fees. Custody-related deposits maintained with bank subsidiar-ies and foreign branches are primarily interest-bearing and averaged $5.4 bil-lion in 1997 and $4.3 billion in 1996.

 Northern Trust's fiduciary business encompasses Master Trust, Master Custody, investment management and retirement services for corporate and institutional asset pools, as well as a complete range of estate planning, fiduciary, and asset management services for individuals. Fees from these highly focused services are fairly evenly distributed between Northern Trust's two business units, C&IS and PFS. A discussion of trust activities in each of these busi-ness units follows.

 CORPORATE AND INSTITUTIONAL SERVICES. Northern Trust is a leading provider of Master Trust and Master Custody services to three defined market segments: re-tirement plans; institutional clients; and international clients. Master Trust and Master Custody includes a full range of state-of-the-art capabilities in-cluding: worldwide custody settlement and reporting; cash management; securi-ties lending; and performance analysis services. In addition to Master Trust and Master Custody, C&IS offers a comprehensive array of retirement consulting and recordkeeping services and investment products. At December 31, 1997 trust assets under administration in C&IS totaled $974.1 billion, an increase of 40% from $693.7 billion a year ago. Trust fees in C&IS increased 16% in 1997 to $349.6 million from $300.4 million in 1996 which was up 23% from $244.5 mil-lion in 1995. Excluding the incremental fee growth resulting from the 1995 NTGA acquisition, C&IS trust fees in 1996 increased 13% from the prior year. The increase in C&IS trust fees in 1997 reflects record new business with strong fee growth from all product lines including securities lending, invest-ment management, custody and retirement services.

 Retirement Plans. Trust fees from the retirement plans market segment, which includes the large U.S. corporate market and public and union retirement funds, totaled $207.5 million in 1997. Trust fees for this segment in 1996 and 1995 totaled $176.4 million and $156.4 million, respectively. Assets under ad-ministration totaled $557.4 billion at December 31, 1997 compared with $375.2 billion a year ago. Growth in this area has been driven by record new business from both new and existing clients. For example, during the third quarter of 1997, Northern Trust won a $60 billion relationship, its largest to date. U.S. demographic trends are expected to advance the growth of retirement services in future years. Much of the anticipated growth in retirement assets is ex-pected to come from defined contribution plans of U.S. corporations. Northern believes that it is well positioned to benefit from this trend given its long-term relationships with corporate sponsors, its family of institutional mutual funds, and recordkeeping services offered through Northern Trust Retirement Consulting, L.L.C. (NTRC). In addition, the 1997 acquisition of ANB IMC, an investment management firm

                          NORTHERN TRUST CORPORATION
                          --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

with an array of funds that seek to replicate the performance of numerous mar-ket indices, positions Northern Trust to cross-sell its passive management ca-pabilities to defined contribution plan clients and prospects. The new subsidi-ary, renamed Northern Trust Quantitative Advisors, Inc. (NTQA), will also as-sist Northern Trust in continuing to develop its defined benefit plan business.

 Institutional. This market segment, which includes insurance companies, foun-dations and endowments and correspondent trust services, provides attractive growth opportunities for trust and banking services. The insurance industry continues to consolidate its relationships with providers who can meet its full range of banking and custody needs. Northern Trust seeks to maintain an array of products and services, a strong capital position and systems capabilities that position it to increase its share of this market. Northern Trust also pro-vides smaller bank trust departments with custody, systems, and investment services through its correspondent trust services offerings. Trust fees from the institutional market segment in 1997, 1996 and 1995 totaled $59.7 million, $53.2 million and $50.1 million, respectively. Assets under administration at December 31, 1997 increased to $202.0 billion from $164.2 billion at December 31, 1996.

 International. This segment is composed of non-U.S. clients and group trusts. When compared to the other C&IS market segments, International has had the highest compound growth rate for the last five years measured in terms of as-sets under administration and trust fees. At December 31, 1997 assets under ad-ministration totaled $156.8 billion, up 41% from $111.1 billion at year-end 1996, which in turn was up 65% over the previous year-end. Trust fees for 1997 increased 17% to $50.2 million. This compares with $43.0 million in 1996 which was up 27% from $33.9 million in 1995.

 Global Investment Services. Investment management, securities lending, and risk and performance analysis services are offered to C&IS clients in all mar-ket segments, and fees associated with these activities, with the exception of NTGA-related fees, are included within the market segments above. Total assets under management grew from $80.4 billion at year-end 1996 to $134.8 billion at year-end 1997; $76.9 billion was associated with direct asset management, in-cluding sweep and custom cash funds, while the remaining $57.9 billion repre-sented securities lending collateral. In 1997 Northern Trust accelerated its positioning as a global, multi-asset class manager with an expanded array of investment service and product capabilities. For example, Northern Trust has expanded its investment advisory service offerings to offshore clients through Northern Trust Fund Managers (Ireland) Limited with the addition of new off-shore sterling and U.S. dollar short-term investment funds.

 NTGA provides specialized U.S. and international multiple manager programs to complement the capabilities of Northern Trust in the fixed income, equity and short-term markets. Total assets under management at NTGA at December 31, 1997 were $6.6 billion versus $5.7 billion at year-end 1996. NTGA earned $32.2 million in trust fees in 1997 versus $27.8 million in 1996.

 Passive fund management capabilities were further strengthened with the acqui-sition of NTQA from First Chicago NBD Corporation. The new subsidiary was a pi-oneer in developing index funds for institutional investors. The firm manages approximately $30 billion in trust assets.

 Clients who utilize trust services may elect to have their securities lent to generate revenues, thereby improving their portfolio's total return. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from trust clients under the lending program are managed by Northern Trust and included in trust assets under management. Domes-tic and international securities lending fees totaled $68.3 million, up 31% over 1996, which in turn was up 49% over 1995. The growth was due primarily to an increase in the volume of securities loaned which was driven by new busi-ness, strong security markets and innovative technology which simplifies the security lending transactions for the participating brokers. The collateral to-taled $57.9 billion and $43.2 billion at December 31, 1997 and 1996, respec-tively.

 Global Custody. In terms of assets under administration, global custody is one of the fastest growing products within C&IS. This product entails custody, set-tlement and reporting of foreign assets that are held by U.S. and non-U.S. dom-iciled clients in all of the market segments described above. Northern Trust continues to strengthen global securities processing and invest in the required systems capabilities and subcustodial network in order to capitalize on the growth opportunities presented by the development of worldwide financial mar-kets. This investment includes the work under way to prepare for the European Monetary Union and the introduction of the Euro in January 1999. Through its worldwide network of subcustodians in 77 markets, Northern Trust had global as-sets of approximately $149 billion under administration at December 31, 1997, a 38% increase over last year. Several of the emerging nations, especially in Southeast Asia, began to experience economic difficulties in 1997. The vast ma-jority of Northern Trust's global custody assets are from industrialized na-tions. About 1.5% of global custody assets are from the world's emerging mar-kets, including those in Asia.

 Competition. Competition in the corporate and institutional business has been impacted by recent financial services mergers and acquisitions and further con-solidation in the industry as other providers exit the business. One indication of this phenomenon is that approximately 80% of the master trust/custody busi-ness involving U.S. tax-exempt assets is now served by just six institutions. Northern Trust currently ranks fourth on this list. This trend and Northern Trust's commitment to the business have created opportunities to win new cli-ents. For example, in late 1996, Northern Trust was named preferred provider of master trust and domestic institutional custody services for clients of First

                          NORTHERN TRUST CORPORATION
                          --------------------------

-----------------------------------------------------------------------------------------
 CONSOLIDATED TRUST ASSETS UNDER ADMINISTRATION
-----------------------------------------------------------------------------------------
                                                                                    Five-
                                                                                     Year
                                                                                 Compound
                                                                        Percent    Growth
                                               December 31               Change      Rate
------------------------------------------------------------------------------------------
  ($ In Billions)                      1997   1996   1995   1994   1993 1997/96
------------------------------------------------------------------------------------------
  Corporate                        $  134.8 $ 80.4 $ 64.4 $ 48.5 $ 43.4      68%       28%
  Personal                             61.8   49.9   41.1   33.8   33.7      24        15
------------------------------------------------------------------------------------------
  TOTAL MANAGED TRUST ASSETS       $  196.6 $130.3 $105.5 $ 82.3 $ 77.1      51%       23%
------------------------------------------------------------------------------------------
  Corporate                        $  839.3 $613.3 $479.9 $393.2 $377.7      37%       21%
  Personal                             43.4   35.3   28.5   23.1   21.7      23        15
------------------------------------------------------------------------------------------
  TOTAL NON-MANAGED TRUST ASSETS   $  882.7 $648.6 $508.4 $416.3 $399.4      36%       21%
------------------------------------------------------------------------------------------
  CONSOLIDATED TRUST ASSETS UNDER
  ADMINISTRATION                   $1,079.3 $778.9 $613.9 $498.6 $476.5      39%       21%
------------------------------------------------------------------------------------------

Chicago NBD as it exited the business. As a result of this agreement, clients with approximately $29.3 billion in trust assets and annualized fee revenues of approximately $8.8 million have selected Northern Trust.

 Competition has remained intense in the master trust/ master custody busi-ness, affecting the pricing of associated products and services. Northern Trust believes that it is positioned to deal with these pressures and maintain profitability because of its focus on individual client service, developing deeper client relationships that include a range of services, economies of scale and technological innovation.

 PERSONAL FINANCIAL SERVICES. Northern Trust has positioned itself in states having significant concentrations of wealth and growth potential. With the ad-dition of five new offices in 1997, Northern Trust's unique network of Per-sonal Financial Services offices includes 62 locations in Illinois, Florida, California, Arizona, and Texas. PFS also includes the Wealth Management Group which provides customized products and services to meet the complex financial needs of families throughout the country with assets typically exceeding $100 million. At December 31, 1997 trust assets under administration in PFS totaled $105.2 billion, an increase of 23% from $85.2 billion at December 31, 1996, reflecting record new business development in all five states and strong growth in security markets. Trust fees increased 16% in 1997 to $339.6 million while 1996 trust fees totaled $294.0 million, an increase of 13% from $260.8 million in 1995. Although all geographic markets contributed to the 1997 increase, the strongest fee growth occurred in the Wealth Management Group and the Illinois, Florida, Arizona and Texas markets. With an established presence and expanding network in growing markets, together with favorable demographic trends, Northern Trust is well positioned to continue to grow personal trust fees.

 Illinois. Personal trust fees in Illinois increased 10% to $142.9 million in 1997 from $130.2 million in 1996, which was up 10% from $118.5 million in 1995. Trust assets under administration totaled $42.8 billion at December 31, 1997 compared with $35.1 billion a year ago, further confirming Northern Trust's position as the largest provider of personal trust services in the state of Illinois. The breadth and quality of trust services along with the financial strength and stability of Northern Trust have provided a sound plat-form for growth in its personal trust business. It is expected that the Chi-cago area market will continue to be a significant contributor to personal trust revenues.

 Florida. Northern Trust continues to strengthen its position in the Florida marketplace. Trust fees for 1997 totaled $93.2 million, up 20% from $77.3 mil-lion in 1996 which was up 17% from $65.9 million in 1995. Trust assets under administration were $18.4 billion at December 31, 1997, and $15.3 billion at year-end 1996, making Northern Trust the second largest provider of personal trust services in Florida. The five-year compound growth rates for trust fees and trust assets have been 15% and 14%, respectively. With new offices opened in Tampa and Doral during 1997, Northern Trust now has 24 offices located in coastal communities encompassing the southern half of the state. Management believes that there remains significant opportunity for new and increased business given the continued population growth in Florida and Northern's expansion into key market areas.

 California. With the opening of offices in La Jolla and Montecito in 1997, Northern Trust's California subsidiary has eight offices strategically located throughout the state to reach the California trust market. Trust fees for 1997 increased 11% to $43.6 million from $39.5 million in 1996 which was up 7% from $37.0 million in 1995. Trust assets under administration totaled $9.6 billion at December 31, 1997 and $7.3 billion at December 31, 1996.

 Arizona. Northern Trust Bank of Arizona N.A. is one of the largest providers of personal trust services in the state. As in other markets, the strategy in Arizona includes providing private banking and trust services to targeted high net worth individuals. A new office was established during 1997 in the Cata-lina Foothills area of Northwest Tucson, bringing to seven the total number of offices in the growing Arizona market. Trust fees from this market were $18.8 million in

                          NORTHERN TRUST CORPORATION
                          --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1997, $15.4 million in 1996 and $13.7 million in 1995. Assets under adminis-tration at December 31, 1997 and 1996 totaled $3.9 billion and $2.6 billion, respectively.

 Texas. Northern Trust has expanded from one office to seven offices since its entry into the Texas market in 1989, serving the targeted wealth markets of the Dallas and Houston metropolitan areas. Trust fees for 1997, 1996 and 1995 were $10.4 million, $8.6 million and $6.9 million, respectively. Trust assets under administration were $2.9 billion at December 31, 1997 and $2.3 billion at December 31, 1996.

 Wealth Management. Trust fees in the rapidly growing national Wealth Manage-ment Group grew 34% to $30.7 million in 1997 from $23.0 million in 1996, which was up 22% from $18.8 million in 1995. This group had $27.6 billion of trust assets under administration at December 31, 1997, a 22% increase from a year ago. The 166 families served by this group benefit from Northern Trust's so-phisticated master trust and global custody services and the reporting capa-bilities of the Passport electronic delivery system.

 Expansion. A significant portion of PFS growth over the last few years has come from its expansion into attractive markets within its five-state network. These markets include approximately 20% of the nation's high net worth house-holds, defined as those with at least $1 million of investable assets. Over the next 10 years, Northern Trust will seek to continue this expansion and also to expand into markets with promising demographics in other states. The goal is to build the PFS national network to approximately 100 offices in targeted markets within as many as 15 states where approximately 40% of all U.S. high net worth households are located.

 INVESTMENT MANAGEMENT. Northern Trust's investment management business bene-fited significantly in 1997 from strong equity markets around the world, as well as from broader industry trends, including the increasing preference of investors to concentrate assets with fewer managers, the globalization of the financial markets and a greater focus on risk evaluation and management. Northern's competitive investment results, successful expansion of client re-lationships and new product offerings contributed to continued growth in as-sets under management. Northern Trust had $196.6 billion under management for personal and institutional clients, up 51% from year-end 1996, placing North-ern Trust among the largest, and fastest growing, investment managers world-wide.

 A composite of actively managed institutional equity accounts exceeded the S&P 500 benchmark and put Northern in the top 20% of professional active man-agers. The actively managed domestic equity market funds also performed well, with each placing within the top 30% of funds with comparable investment ob-jectives. Northern's actively managed institutional fixed income results con-tinue to place Northern among the top performing managers. Northern Funds, Northern's proprietary mutual funds for individuals, also posted strong re-sults. Several of the 24 portfolios, comprised of domestic and international, taxable and tax-exempt fixed income, and money market mutual funds, were rec-ognized as top performers in their categories by industry rating agencies.

 FOREIGN EXCHANGE TRADING PROFITS. Foreign exchange trading profits totaled a record $104.8 million, up 78% from $58.8 million reported a year ago, which was up from $55.3 million in 1995. The record profits reflect both increased cross-border trading volumes as Northern Trust's global custody assets con-tinue to grow and volatility in the currency markets, particularly in the southeastern Asia region. A substantial component of foreign exchange profits continued to result from transactions associated with the growing global cus-tody business. As custodian, Northern Trust provides foreign exchange services in the normal course of business. Active management of currency positions, within conservative limits, also contributes to trading profits.

 TREASURY MANAGEMENT FEES. The fee portion of treasury management revenues to-taled $60.2 million in 1997, a 9% increase from the $55.3 million reported in 1996 compared with $49.6 million in 1995. Total treasury management revenues, which, in addition to fees, include the computed value of compensating deposit balances increased 7% to $91.6 million from $86.0 million in 1996 compared to $77.5 million in 1995, reflecting the continued growth in new business in both paper- and electronic-based products.

 SECURITY COMMISSIONS AND TRADING INCOME. Security commissions and trading in-come totaled $26.1 million in 1997, compared with $23.9 million in 1996 and $21.7 million in 1995. This income is primarily generated from securities bro-kerage and futures contract services. Additional revenue is provided from un-derwriting selected general obligation tax-exempt securities and interest risk management activities with clients. The 1997 results reflect strong growth in security brokerage activities offset in part by a decline in the clearing vol-ume of futures contracts.

 OTHER OPERATING INCOME. Other operating income includes loan, letter of credit and deposit-related service fees and other miscellaneous income from asset sales. Other operating income in 1997 totaled $53.5 million compared with $47.2 million in 1996 and $45.5 million in 1995. Included in 1997 was $11.1 million resulting from settlements reached with Illinois banking regula-tors concerning the disposition of certain unclaimed balances accumulated over a number of years. Other operating income in 1996 reflects a $4.0 million gain from the sale of the Bank's merchant charge card business which was partially offset by a decrease in gains realized from the sale of lease residuals.

 INVESTMENT SECURITY GAINS AND LOSSES. Net security gains totaling $.7 million were realized in 1997. Of this total, $1.2 million resulted from securities that were called at a premium, offset by $.5 million of losses from the sale of securities classified as available for sale. This compares with net gains of $.4 million in 1996 and $1.0 million in 1995.

                          NORTHERN TRUST CORPORATION
                          --------------------------

--------------------------------------------------------------------------------
 ANALYSIS OF NET INTEREST INCOME (FTE)
--------------------------------------------------------------------------------
                                                               Percent Change
  ($ In Millions)                  1997       1996       1995  1997/96  1996/95
--------------------------------------------------------------------------------
  Interest Income             $ 1,332.8  $ 1,151.5  $ 1,104.0     15.7%     4.3%
  FTE Adjustment                   32.7       33.6       37.6     (2.7)   (10.8)
--------------------------------------------------------------------------------
  Interest Income-FTE           1,365.5    1,185.1    1,141.6     15.2      3.8
  Interest Expense                894.6      763.2      746.4     17.2      2.2
--------------------------------------------------------------------------------
  NET INTEREST INCOME-FTE     $   470.9  $   421.9  $   395.2     11.6%     6.8%
--------------------------------------------------------------------------------
  AVERAGE VOLUME
   Earning Assets             $21,629.7  $18,779.4  $17,193.7     15.2%     9.2%
   Interest-Related Funds      18,292.6   15,920.0   14,528.3     14.9      9.6
   Noninterest-Related Funds    3,337.1    2,859.4    2,665.4     16.7      7.3
--------------------------------------------------------------------------------
                                                                  Change in
                                                                 Percentage
--------------------------------------------------------------------------------
  AVERAGE RATE
   Earning Assets                  6.32%      6.31%      6.64%     .01     (.33)
   Interest-Related Funds          4.89       4.79       5.14      .10     (.35)
   Interest Rate Spread            1.43       1.52       1.50     (.09)     .02
   Total Source of Funds           4.14       4.06       4.34      .08     (.28)
--------------------------------------------------------------------------------
  NET INTEREST MARGIN              2.18%      2.25%      2.30%    (.07)    (.05)


Refer to page 74 for detailed analysis of net interest income.


NET INTEREST INCOME. Net interest income is defined as the total of interest income and amortized fees on earning assets less interest expense on deposits and borrowed funds, adjusted for the impact of off-balance sheet hedging ac-tivity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including re-tail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by nonearning assets in-cluding cash and due from banks, items in process of collection, buildings and equipment and other nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant fac-tors affecting net interest income. In addition, net interest income is im-pacted by the level of nonperforming assets and client use of compensating de-posit balances to pay for services.

 Net interest income for 1997 was a record $438.2 million, up 13% from $388.3 million in 1996, which was up 9% from $357.6 million in 1995. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and par-tially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 1997 was a record $470.9 million, an increase of $49.0 million or 12% from $421.9 million in 1996 which in turn was up 7% from $395.2 million in 1995. Through steady asset growth and conservative interest rate risk management, Northern Trust has been successful in generating year over year improvement in net interest income as evidenced by the fact that 1997 represents the fourteenth consecu-tive year of record performance. The increase in FTE net interest income in 1997 was driven by a $478 million (17%) increase in non-interest related funds, and a $2.8 billion increase in average earning assets.

 The net interest margin declined to 2.18% from 2.25% last year. The decline in the margin is attributable to a higher proportion of low-spread money mar-ket assets and narrowing spreads earned on the federal agency securities port-folio due to the flattening of the yield curve.

 Earning assets averaged $21.6 billion, up 15% from the $18.8 billion reported in 1996, which was up from $17.2 billion in 1995. The growth in average earn-ing assets reflects a 14% or $1.5 billion increase in loans, and a 65% or $1.3 billion increase in money market assets. Loan volume for the year averaged $11.8 billion with most of the growth reflected in the domestic portfolio while international loans increased $158 million. The domestic growth came principally from residential mortgage activities, up $597 million, and commer-cial and industrial loans, up $326 million. Reflected in the total loan growth are non-interest bearing domestic and international overnight advances related to processing certain trust client investments, which averaged $708 million in 1997, up from $596 million a year ago. Money market assets averaged $3.4 bil-lion in 1997 versus $2.1 billion in 1996. The increase was principally driven by a higher level of foreign office time deposits resulting from growth in global custody activities, and more active short-term investment of non-interest-bearing balances previously held with global subcustodians. Securi-ties averaged $6.4 billion in 1997, unchanged from prior year levels.

                          NORTHERN TRUST CORPORATION
                          --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The increase in average earning assets of $2.8 billion was funded through growth in interest-bearing deposits, other interest-related funding sources, and noninterest-related funds. The deposit growth was concentrated primarily in foreign office time deposits, up $1.1 billion, resulting from increased global custody activity. Other interest-related funds averaged $6.7 billion, up $811 million, principally from other borrowings (up $847 million). Average net noninterest-related funds increased $478 million, mainly due to higher de-mand deposits, noninterest-bearing time and savings deposits, and stockhold-ers' equity. Stockholders' equity for the year averaged $1.6 billion, an in-crease of $144 million or 10% from 1996, principally due to the strong earn-ings performance, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.

PROVISION FOR CREDIT LOSSES. Asset quality remained strong as reflected by the low level of nonperforming assets which totaled $43.3 million at year-end. The provision for credit losses decreased to $9.0 million in 1997, down from $12.0 million in 1996 which was up from $6.0 million in 1995. For a discussion of the reserve for credit losses, refer to pages 34 and 35.

NONINTEREST EXPENSES. Noninterest expenses for 1997 totaled $891.8 million, up $122.9 million or 16% from $768.9 million in 1996, which was up 8% from $709.5 million in 1995. Total expenses for 1997 included $10.1 million in charges relating to Year 2000 initiatives and $3.5 million in costs associated with the planned relocation of Northern Trust's computer data facility. Excluding these charges, noninterest expenses increased 14% over last year. Expense increases during 1997 re-flect a variety of growth initiatives, including investments in technology, PFS office expansion, and staff additions and higher operating expenses necessary to support new business and growing transaction volumes. Performance-based compensation also increased, resulting from excellent new business results, higher foreign exchange profits, improved investment management performance, strong corporate earnings and the price increase in Northern Trust Corporation common stock.

 The increase in 1996 noninterest expenses from 1995 reflects the impact of incremental expenses resulting from acquisitions, investments in technology, PFS office expansion, the opening of a Singapore office, higher performance-based compensation, and staff additions and related costs necessary to support new business and transaction volumes.

 The productivity ratio, defined as total revenue on a taxable equivalent ba-sis divided by noninterest expenses, was 158% for 1997 compared with 156% in 1996 and 151% in 1995. The improvement in the productivity ratio over the past two years was driven by Northern Trust's success in growing revenues while at the same time controlling expenses.

 SALARIES AND BENEFITS. Salaries and benefits, which represent 59% of total noninterest expenses, increased 19% to $527.3 million in 1997 from $441.3 mil-lion in 1996, which was up 5% from $419.1 million in 1995. Salary costs, the largest component of noninterest expenses, totaled $448.3 million, up $79.5 million or 22% from $368.8 million a year ago. The increase in 1997 was pri-marily attributable to higher performance-based compensation, merit increases and staff growth. Performance-based compensation expense was up $35.5 million in 1997 and $15.7 million in 1996 reflecting the impact of record corporate earnings, excellent new business results, client investment portfolio perfor-mance and the price increase in Northern Trust Corporation common stock. In-cluded in the 1995 results was $3.3 million in severance costs associated with staff reductions.

 Staff on a full-time equivalent basis averaged 7,198 compared with 6,665 in 1996 and 6,548 in 1995. The increase in staff levels during 1997 was required to support growth initiatives and strong new business in both PFS and C&IS. Including 58 employees from the year-end acquisition of NTQA, staff on a full-time equivalent basis at December 31, 1997, totaled 7,553, an increase of 9% from 6,933 at the end of last year.

 Employee benefit costs for 1997 totaled $79.0 million, up $6.5 million or 9% from $72.5 million in 1996 which was down 11% from $81.5 million in 1995. The increase in employee benefits primarily reflects higher payroll taxes and re-tirement plan benefits resulting from staff growth. These increases were par-tially offset by favorable medical plan experience as more employees elected coverage through managed care plans. The decrease in 1996 employee benefit costs was a result of changes, effective January 1, 1996, made to the pension, medical, Thrift Incentive and ESOP plans, to control expense growth.

 OCCUPANCY EXPENSE. Net occupancy expense totaled $66.7 million, up 10% or $6.0 million from $60.7 million in 1996, which was up 5% from $57.9 million in 1995. The principal components of the 1997 increase were higher rental costs, real estate taxes, and building depreciation expense primarily associated with business expansion.

 EQUIPMENT EXPENSE. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $62.2 million in 1997, 11% or $6.2 million higher than the $56.0 million in 1996, which was up 12% from the $50.0 million in 1995. The expense levels in each of the three years primarily reflect planned increases in equipment and computer depreciation and related costs to support trust and banking business expansion.

 OTHER OPERATING EXPENSES. Other operating expenses for 1997 totaled $235.6 million, up 12% from $210.9 million in 1996, which was up 16% from $182.5 mil-lion in 1995. The increase in the 1997 expense level was principally the re-sult of continued investment in technology, expansion of the personal trust and banking office network, and higher operating expenses necessary to support business growth. These initiatives resulted in increases in computer

                          NORTHERN TRUST CORPORATION
                          --------------------------
software amortization, technical and consulting service fees and business de-velopment efforts.

 Investments in technology are designed principally to support and enhance the transaction processing and securities handling capability of the trust and banking businesses. Additional capital expenditures planned for systems tech-nology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization are charged to equipment and other operating expenses, respectively.

PROVISION FOR INCOME TAXES. The provision for income taxes was $162.5 million in 1997 compared with $128.6 million in 1996 and $100.5 million in 1995. The effective tax rate was 34% for 1997 compared with 33% for 1996 and 31% for 1995. The higher tax provision in 1997 resulted from the growth in earnings for both federal and state income tax purposes while federally tax-exempt in-come declined.

SUBSEQUENT IMPLEMENTATION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS. The portions of Statement of Financial Accounting Standards (SFAS) No. 125, "Ac-counting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," that address the accounting treatment of repurchase agree-ments and securities lending transactions were implemented, as required, on January 1, 1998. The implementation of these portions of SFAS No. 125 did not have a material impact on Northern Trust's consolidated financial statements.

FINANCIAL CONDITION
-------------------------------------------------------------------------------

Average earning assets in 1997 increased 15% to $21.6 billion. The growth was concentrated primarily in residential mortgages, commercial and industrial loans, and short-term money market assets. A high quality and liquid balance sheet is maintained with securities and money market assets averaging $9.8 billion or 45% of total earning assets.

 Loans averaged $11.8 billion in 1997 and increased 14% from the prior year. Average domestic loans increased 13% to $11.3 billion for the year while the average international portfolio increased to $538 million from $380 million in 1996. The increase in the domestic loan portfolio reflects substantial growth in residential mortgages which increased 14% on average and totaled $5.2 bil-lion at year-end. Commercial and industrial loans also contributed to the growth in the domestic portfolio, increasing 10% to average $3.6 billion for the year. Commercial real estate loans increased $24.4 million and at December 31, 1997, totaled $582.1 million representing 5% of domestic loans.

 The management strategy for investment securities is to maintain a very high quality portfolio with generally short-term maturities. To maximize after-tax income, investments in tax-exempt municipal securities are utilized but with somewhat longer maturities. Northern Trust utilizes short-term U.S. Government securities, federal agency securities and money market assets to manage li-quidity and to take advantage of short-term investment opportunities. The av-erage balance of the securities portfolio, which includes securities held to maturity and available for sale, was unchanged from last year at $6.4 billion. U.S. Government securities averaged $823 million in 1997, down from $1.7 bil-lion in 1996. U.S. Government securities had an average maturity of 11 months at December 31, 1997, compared with seven months at the prior year-end. Aver-age municipal securities declined slightly and averaged $409 million, provid-ing a fully taxable equivalent yield of 9.32%. The average maturity of munici-pal securities was 85 months, up from 82 months a year ago. Federal agency se-curities averaged $4.9 billion in 1997, up from $4.0 billion in 1996, and had an average maturity at December 31, 1997 and 1996 of five months and six months, respectively. Other securities, consisting primarily of preferred stock, Federal Home Loan Bank stock, and privately issued collateralized mort-gage obligations, averaged $243 million, up slightly from $228 million last year. Approximately $790 million of federal agency and other securities have variable rates that are reset at least every six months to reflect the level of short-term interest rates. At year-end 1997, the fair value of the securi-ties portfolio of $4.2 billion exceeded the book value of these securities by $17.3 million.

 Money market assets averaged $3.4 billion, up 65% from $2.1 billion last year, primarily the result of growth in global custody activities and the more active short-term investment of noninterest-bearing balances previously held with global subcustodians.

 Total interest-related funds averaged $18.3 billion in 1997, up $2.4 billion or 15% from 1996. Savings and money market deposits increased 8% and averaged $3.9 billion while foreign office time deposits increased $1.1 billion or 30%. The increase in foreign time deposits resulted primarily from greater global custody activity. Federal funds purchased, securities sold under agreements to repurchase, and other borrowings collectively increased $241 million on aver-age compared to the prior year. The balances within these classifications vary based upon funding requirements, interest rate levels, and the availability of collateral used to secure these borrowings. Balances in other borrowings pri-marily represent treasury, tax and loan note option balances which provide a funding source at an attractive rate relative to federal funds. Deposits re-lated to trust activities in the domestic banking subsidiaries, coupled with growth of the global custody business, continued to have a significant impact on the balance sheet as these deposits in 1997 averaged $5.4 billion repre-senting 47% of total deposits.

 In 1996, the Bank issued $100 million of 7.30% Subordinated Notes due 2006. The notes were issued under the terms of an Offering Circular allowing the Bank to offer subordinated bank notes and up to $1.7 billion aggregate princi-pal amount at any time outstanding of its senior bank notes (less certain se-nior bank notes issued prior to April 1993 and still outstanding), with matu-rities ranging from 30 days to 15

                          NORTHERN TRUST CORPORATION
                          --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

----------------------------------------------------------------------------------------------------
 AVERAGE EARNING ASSETS AND SOURCE OF FUNDS
----------------------------------------------------------------------------------------------------
                                                                                   Percent Change
----------------------------------------------------------------------------------------------------
  ($ In Millions)                                         1997      1996      1995 1997/96  1996/95
----------------------------------------------------------------------------------------------------
  AVERAGE EARNING ASSETS
  Money Market Assets                                $ 3,442.6 $ 2,083.5 $ 1,864.7    65.2%    11.7%
  Securities
   U.S. Government                                       822.9   1,702.0   1,225.7   (51.7)    38.9
   Obligations of States and Political Subdivisions      408.8     414.1     434.7    (1.3)    (4.7)
   Federal Agency                                      4,890.1   4,010.7   4,124.8    21.9     (2.8)
   Other                                                 243.4     228.2     353.4     6.7    (35.4)
   Trading Account                                         9.0       8.8      54.4     1.5    (83.7)
----------------------------------------------------------------------------------------------------
   Total Securities                                    6,374.2   6,363.8   6,193.0      .2      2.8
----------------------------------------------------------------------------------------------------
  Loans and Leases-Domestic                           11,275.1   9,951.6   8,791.8    13.3     13.2
   -International                                        537.8     380.5     344.2    41.4     10.5
----------------------------------------------------------------------------------------------------
   Total Loans and Leases                             11,812.9  10,332.1   9,136.0    14.3     13.1
----------------------------------------------------------------------------------------------------
  Total Earning Assets                               $21,629.7 $18,779.4 $17,193.7    15.2%     9.2%
----------------------------------------------------------------------------------------------------
  AVERAGE SOURCE OF FUNDS
  Deposits-Savings and Money Market                  $ 3,895.4 $ 3,620.7 $ 3,312.4     7.6%     9.3%
  -Savings Certificates                                2,035.8   2,062.4   2,000.3    (1.3)     3.1
  -Other Time                                            717.3     549.2     542.7    30.6      1.2
  -Foreign Offices Time                                4,971.2   3,826.2   3,493.4    29.9      9.5
----------------------------------------------------------------------------------------------------
   Total Deposits                                     11,619.7  10,058.5   9,348.8    15.5      7.6
  Federal Funds Purchased                              1,690.2   1,842.2   1,564.0    (8.3)    17.8
  Securities Sold under Agreements to Repurchase       1,519.9   1,973.3   1,769.7   (23.0)    11.5
  Commercial Paper                                       142.7     143.7     146.0     (.7)    (1.6)
  Other Borrowings                                     2,120.9   1,274.1   1,034.5    66.5     23.2
  Senior Notes                                           539.3     267.5     394.0   101.6    (32.1)
  Long-Term Debt                                         435.8     360.7     271.3    20.8     32.9
  Floating Rate Capital Securities                       224.1        --        --   100.0       --
----------------------------------------------------------------------------------------------------
  Total Interest-Related Funds                        18,292.6  15,920.0  14,528.3    14.9      9.6
  Noninterest-Related Funds, net                       3,337.1   2,859.4   2,665.4    16.7      7.3
----------------------------------------------------------------------------------------------------
  Total Source of Funds                              $21,629.7 $18,779.4 $17,193.7    15.2%     9.2%



years. The senior notes are issued periodically and provide an additional fund-ing source for the Bank. At December 31, 1997, an additional $100 million of subordinated bank notes with maturities ranging from 5 years to 15 years can be issued under the terms of the current Offering Circular for this program. Se-nior notes issued under the terms of the program averaged $539 million, up $272 million from last year.

 On January 16, 1997, the Corporation issued $150 million of Floating Rate Cap-ital Securities, Series A, through a wholly-owned statutory business trust. These securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR). On April 25, 1997, the Cor-poration issued an additional $120 million of Floating Rate Capital Securities, Series B, through a separate wholly-owned statutory business trust. These secu-rities were issued at a discount to yield 67.9 basis points above the three-month LIBOR. Series A and Series B securities mature in 2027 and qualify as tier 1 capital for regulatory purposes.

CAPITAL EXPENDITURES
--------------------------------------------------------------------------------

Northern Trust's Management Committee reviews and approves proposed capital ex-penditures which exceed $500,000. This process assures that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.

 During 1997, Northern Trust continued to improve its hardware and software ca-pabilities, especially related to trust activities. Such improvements help as-sure that Northern Trust offers state-of-the-art technology which enables cli-ents to obtain the highest level of quality service within a competitive cost structure, a characteristic which helps distinguish Northern Trust from its competitors. In this regard, having completed the development and installation of the base platform of its trust management system (supporting both the corpo-rate and personal business areas), major system development efforts in 1997 fo-cused on risk and performance tools and investment services. These applications build off the core product, providing various state-of-the-art processing and client-related delivery vehicles all under the umbrella of

                          NORTHERN TRUST CORPORATION
                          --------------------------

Passport, Northern Trust's desktop delivery service first offered to clients in 1995. The next generation of rate of return and risk attribution perfor-mance tools was rolled out in 1997. Northern Trust introduced to its corporate clients Alerts, a sophisticated investment policy monitoring tool. The In-vestor Workstation was introduced internally in 1997. It is a state-of-the-art investment reporting tool used to support Northern Trust's growing portfolio of assets under management. The unamortized capitalized cost of corporate-wide software development projects at December 31, 1997 was $145.1 million, of which $65.1 million represented the book value of the trust management system. Northern Trust's 1998 technology plans include the continued development of analytical and delivery tools valuable to its corporate trust clients and var-ious initiatives in Personal Financial Services, including the extension of the Passport tools to serve personal clients and client relationship manage-ment desktop servicing functionality.

 Capital expenditures in 1997 also included the leasehold improvements and furnishings associated with the opening of new offices in Florida, California and Arizona, as well as expansion or remodeling in several existing offices. In addition, $20 million was capitalized as part of the agreement to purchase in 2000 a building and adjacent land located across the street from the Chi-cago operations center. Prior to the purchase date, the Bank will lease, in phases beginning in 1997, approximately two floors of this six story building. The building is expected to be used for future expansion and the relocation of the computer data center and some personnel currently located in leased facil-ities in downtown Chicago.

 Capital expenditures for 1997 totaled $129.2 million of which $36.9 million was for building and leasehold improvements, $4.9 million for furnishings, $35.4 million for hardware and machinery and $52.0 million for software. Dur-ing 1998, in addition to its technology initiatives, Northern Trust will con-tinue to invest in the expansion of the five-state network of Personal Finan-cial Services offices.

YEAR 2000 PROJECT. Like every other business dependent upon computerized in-formation processing, Northern Trust must deal with "Year 2000" issues, which stem from using two digits to reflect the year in computer programs and data. Computer programmers and other designers of equipment that use microprocessors have long abbreviated dates by eliminating the first two digits of the year under the assumption that those two digits will always be 19. As the Year 2000 approaches, many systems may be unable to accurately process certain date-based information, which could cause a variety of operational problems for businesses.

 The magnitude and nature of the Year 2000 challenge is summarized by an ex-cerpt from a report made to Congress by the Securities and Exchange Commission
(SEC) in June of 1997. "It is not, and will not, be possible for any single entity or collective enterprise to represent that it has achieved complete Year 2000 compliance and thus to guarantee its remediation efforts. The prob-lem is simply too complex for such a claim to have legitimacy. Efforts to solve Year 2000 problems are best described as "risk mitigation'. Success in the effort will have been achieved if the number and seriousness of any tech-nical failures is minimized, and they are quickly identified and repaired if they do occur."

 Northern Trust's data processing software and hardware provide essential sup-port to virtually all of its businesses, so successfully addressing Year 2000 issues is of the highest importance. Failure to complete renovation of the critical systems used by Northern Trust on a timely basis could have a materi-ally adverse effect on its operations and financial performance, as could Year 2000 problems experienced by others with whom Northern Trust does business. Although the nature of the problem is such that there can be no complete as-surance it will be successfully resolved, Northern Trust's renovation and "risk mitigation" program is well under way. Northern Trust has a dedicated Year 2000 Project Team whose members have significant systems development and maintenance experience on Northern Trust's many banking and trust applica-tions, which run on a variety of mainframe, mid-range and desktop platforms. Northern Trust has been developing systems using four digit years since the mid 1980's. All other critical systems have been systematically identified for renovation or replacement. Northern Trust licensed a number of software tools that help automate the renovation process, most notably on its mainframe com-puters. These tools reduce the amount of manual effort required and increase the integrity of the changes. Northern Trust's Year 2000 project also includes a comprehensive testing plan. Completion of work on Northern Trust's critical systems is expected by December 31, 1998, so that testing with outside parties may be conducted during 1999.

 Northern Trust has also established a Year 2000 Business Issues task force in order to systematically address issues that are not directly related to inter-nal systems. Part of the work of this task force includes monitoring programs to contact vendors, suppliers, utilities, federal and state agencies and oth-ers with which Northern Trust's systems interact in areas important to its businesses to determine their Year 2000 readiness. Northern Trust will conduct testing with other parties where possible and appropriate. For example, during 1998, Northern Trust will be reviewing the Year 2000 preparedness of its subcustodians during its normal discussions and due diligence visits. Northern Trust is also developing and implementing various methods for assessing Year 2000 issues as part of its credit review and investment analysis processes. Although Northern Trust is attempting to monitor and validate the efforts of other parties, it cannot control the success of those efforts. Contingency plans are being established where appropriate to provide Northern Trust with alternatives in case these entities experience significant Year 2000 difficul-ties which impact Northern Trust.

 Northern Trust is also contacting clients and customers to explain its Year 2000 program. The formats and protocols by

                           NORTHERN TRUST CORPORATION
                           --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

which data is exchanged with clients will not change as a result of Northern Trust's Year 2000 systems-related changes.

 The estimated expense for Northern Trust's Year 2000 renovation project from 1997 forward is approximately $25 million and includes the costs of purchasing licenses for software programming tools and the costs of the time of internal staff in Worldwide Technology and outside consultants. This estimate does not include the time that internal staff in user departments will devote to testing programming changes, although this testing is not expected to add significant incremental costs. All Year 2000 costs are expensed as incurred. As of December 31, 1997, $10.1 million of the project costs have been incurred. The majority of the remaining costs are expected to be incurred in 1998.

RISK MANAGEMENT
--------------------------------------------------------------------------------

Asset Quality and Credit Risk Management

SECURITIES. A high quality securities portfolio is maintained with 84% of the total portfolio comprised of U.S. Treasury or federal agency securities. The remainder of the portfolio is comprised of obligations of states and political subdivisions, preferred stock and other securities. At December 31, 1997, 78% of these securities were rated triple-A or double-A, 18% were rated single-A and 4% were below A or not rated by Standard and Poor's and/or Moody's Invest-ors Service. Other securities consist primarily of Federal Home Loan Bank stock and privately issued collateralized mortgage obligations, backed by federal agency securities or mortgage loans.

 Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities sold under agreements to repurchase are held by the counterparty un-til the repurchase transaction matures. Increases in the fair value of these securities in excess of the repurchase liability could subject Northern Trust to credit risk in the event of default by the counterparty. To minimize this risk, collateral values are continuously monitored and Northern Trust sets lim-its on exposure with counterparties and regularly assesses their financial con-dition.

LOANS AND OTHER EXTENSIONS OF CREDIT. A certain degree of credit risk is inher-ent in Northern Trust's various lending activities. Credit risk is managed through the Credit Policy function, which is designed to ensure adherence to a high level of credit standards. Credit Policy provides a system of checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening overall credit risk. These credit management activities also ap-ply to Northern Trust's use of derivative financial instruments, including for-eign exchange contracts and interest risk management instruments.

 A further way in which credit risk is managed is by requiring collateral. Man-agement's assessment of the borrower's creditworthiness determines whether col-lateral is obtained. The amount and type of collateral held varies but may in-clude deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receiv-able, property, plant and equipment, and inventory. Collateral values are moni-tored on a regular basis to ensure that they are maintained at an appropriate level.

 The largest component of credit risk relates to the loan portfolio. Although credit exposure is well-diversified, there are certain groups that meet the ac-counting definition under SFAS No. 105 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet con-tractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, middle market companies and small businesses, banks and bank holding companies and commercial real estate.

 RESIDENTIAL REAL ESTATE. The residential real estate loan portfolio totaled $5.2 billion or 43% of total domestic loans at December 31, 1997, compared with $4.6 billion or 43% at December 31, 1996. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of 75% to 80%. Of the total $5.2 billion in residen-tial real estate loans, $2.8 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by North-ern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $455.9 million and $405.8 million as of December 31, 1997 and 1996, respectively.

 MIDDLE MARKET COMPANIES AND SMALL BUSINESSES. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans, which totaled $1.6 billion at December 31, 1997 and $1.4 billion as of December 31, 1996. These loans are to a diversified group of borrowers that are predomi-nantly in the manufacturing, wholesaling, distribution and services industries, most of which have total annual sales of less than $500 million. The largest component of this group of borrowers is located in the midwestern areas served by the Bank. Middle market and small businesses have been an important focus of business development, and it is part of the strategic plan to continue to se-lectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by gen-eral economic conditions and the resulting impact on the borrower's operations.

                           NORTHERN TRUST CORPORATION
                           --------------------------

 Off-balance sheet credit exposure to middle market companies and small busi-nesses in the form of legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit totaled $1.9 billion, $830.1 million, and $22.7 million, respectively, as of December 31, 1997, and $1.5 billion, $748.7 million, and $18.1 million, respectively, as of December 31, 1996.

 BANKS AND BANK HOLDING COMPANIES. On-balance sheet credit risk to banks and bank holding companies, both domestic and international, totaled $5.5 billion and $4.4 billion at December 31, 1997 and 1996, respectively. The majority of this exposure consisted of short-term money market assets, which totaled $4.0 billion and $3.1 billion as of December 31, 1997 and 1996, respectively, and noninterest-bearing demand balances maintained at correspondent banks which to-taled $1.1 billion as of December 31, 1997, compared to $896 million at year-end 1996. Commercial loans to banks totaled $232 million and $247 million, re-spectively, as of December 31, 1997 and 1996. The majority of these loans were to U.S. bank holding companies, primarily in the seventh Federal Reserve Dis-trict, for their acquisition purposes. Such lending activity is limited to en-tities which have a substantial business relationship with Northern Trust. Le-gally binding commitments to extend credit to banks and bank holding companies totaled $222 million and $178 million as of December 31, 1997 and 1996, respec-tively.

 COMMERCIAL REAL ESTATE. In managing its credit exposure, management has de-fined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition of or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for com-mercial purposes and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mort-gages.

 The interim loans, which totaled $235.0 million and $236.3 million as of De-cember 31, 1997 and 1996, respectively, are composed primarily of loans to de-velopers that are highly experienced and well-known to Northern Trust. Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the proj-ect upon its completion. The interim loans are primarily in the Chicago market in which Northern Trust has a strong presence and a thorough knowledge of the local economy.

 Commercial mortgage financing, which totaled $347.1 million and $321.4 million as of December 31, 1997 and 1996, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.

 At December 31, 1997, off-balance sheet credit exposure to commercial real es-tate developers in the form of legally binding commitments to extend credit and standby letters of credit totaled $73.7 million and $36.0 million, respective-ly. At December 31, 1996, legally binding commitments were $61.5 million and standby letters of credit were $22.5 million.

FOREIGN OUTSTANDINGS. Short-term interbank time deposits with foreign banks represent the largest category of foreign outstandings. The Chicago head office and the London Branch actively participate in the interbank market with U.S. and foreign banks. In recent years, international commercial banking activities have been focused on import and export financing for U.S.-based clients.

 As used in this discussion, foreign outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued in-terest and other monetary assets. Not included are letters of credit, loan com-mitments, and foreign office local currency claims on residents funded by local currency liabilities. Foreign outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, trans-actions with branches of foreign banks are included in these outstandings and are classified according to the country location of the foreign entities' head office.

 Risk related to foreign outstandings is continually monitored and internal limits are imposed on foreign exposure. The following table provides informa-tion on foreign outstandings by country that exceed 1.00% of Northern Trust's assets.

--------------------------------------------------------------------------------
 FOREIGN OUTSTANDINGS
--------------------------------------------------------------------------------
                                               Commercial
  (In Millions)                  Banks          and Other         Total
--------------------------------------------------------------------------------
  AT DECEMBER 31, 1997
   Germany                        $502                $--          $502
   Japan                           394                 --           394
   United Kingdom                  251                 71           322
--------------------------------------------------------------------------------
  At December 31, 1996
   Japan                          $993                $--          $993
--------------------------------------------------------------------------------
  At December 31, 1995
   Japan                          $259                $--          $259
--------------------------------------------------------------------------------

Aggregate foreign outstandings by country falling between 0.75% and 1.00% of total assets at December 31, 1997 totaled $192 million to France. This compares with none at December 31, 1996 and 1995.



NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS. Nonperforming assets consist of nonaccrual loans, restructured loans and Other Real Estate Owned (OREO). OREO is comprised of commercial and residential properties

                           NORTHERN TRUST CORPORATION
                           --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

-------------------------------------------------------------------------------
 NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS
-------------------------------------------------------------------------------
                                                         December 31
-----------------------------------------------------------------------------
  (In Millions)                                  1997  1996  1995  1994  1993
-----------------------------------------------------------------------------
  Nonaccrual Loans
   Domestic
   Residential Real Estate                      $ 5.3 $ 3.2 $ 2.4 $ 1.3 $ 1.5
   Commercial                                    26.3   2.2  17.5  15.7  17.5
   Commercial Real Estate                         7.1  11.3   9.0   9.1   4.8
   Personal                                        .2    .2    .1    .3    .3
   Other                                           --    --    --    --    --
   Lease Financing                                 --    --    --    .1   1.9
-----------------------------------------------------------------------------
   Total Domestic                                38.9  16.9  29.0  26.5  26.0
-----------------------------------------------------------------------------
   International                                   --    --    .2   1.3   1.3
-----------------------------------------------------------------------------
   Total Nonaccrual Loans                        38.9  16.9  29.2  27.8  27.3
-----------------------------------------------------------------------------
  Restructured Loans                              2.5   2.6   2.7    --    --
  Other Real Estate Owned                         1.9   1.9   1.8   2.2   9.7
-----------------------------------------------------------------------------
  TOTAL NONPERFORMING ASSETS                    $43.3 $21.4 $33.7 $30.0 $37.0
-----------------------------------------------------------------------------
  TOTAL 90 DAY PAST DUE LOANS (STILL ACCRUING)  $13.9 $15.2 $22.0 $17.3 $22.8
-----------------------------------------------------------------------------

acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The balance in this category at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and renewals.

 Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. Northern Trust's comprehensive credit re-view and approval process is critical to the ability to minimize nonperforming assets on a long-term basis. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operat-ing costs due to the expense associated with collection efforts.

 The table above presents the nonperforming assets and past due loans for the current year and the prior years. Of the total loan portfolio of $12.6 billion at December 31, 1997, $41.4 million or .33% was nonperforming, an increase of $21.9 million from year-end 1996.

 Included in the portfolio of nonaccrual loans are those which meet the crite-ria as being "impaired" under the definition in SFAS No. 114. A loan is im-paired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contrac-tual terms of the loan agreement. As of December 31, 1997, impaired loans, which also have been classified as nonperforming, totaled $38.3 million, with $4.7 million of the reserve for credit losses allocated to these loans.

RESERVE FOR CREDIT LOSSES. In evaluating the adequacy of the reserve for credit losses, management relies predominantly on a disciplined credit review process which is applicable to the full range of the credit exposures. The re-view process, directed by Credit Policy, is intended to identify as early as possible clients who might be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by Credit Policy, which recommends to management the portion of any credits that need a specific reserve allocation or should be charged-off. Other factors considered by management in evaluating the adequacy of the reserve include: the relative size of the subsidiary banks' single loan lending limits; loan volume; historical net loan loss experience; level and composition of nonaccrual, past due and restructured loans; the condition of industries and geographic areas experiencing or expected to experience particular economic adversities; international developments; current and anticipated economic con-ditions; credit evaluations; and the liquidity and volatility of the markets. From time to time specific amounts of the reserve are designated for certain loans in connection with management's analysis of the adequacy of the reserve for credit losses, as well as its evaluation of impaired loans.

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

 The overall credit quality of the loan portfolio has remained strong as evi-denced by the relatively low level of nonperforming loans and net charge-offs. Management's assessment of the financial condition of specific clients facing financial difficulties, level of nonperforming loans and portfolio growth re-lating to low-risk residential lending, were among the factors impacting man-agement's analysis of the adequacy of the reserve. The combination of these factors

                           NORTHERN TRUST CORPORATION
                           --------------------------

-------------------------------------------------------------------------------
 ANALYSIS OF RESERVE FOR CREDIT LOSSES
-------------------------------------------------------------------------------
  ($ In Millions)                 1997       1996      1995      1994      1993
--------------------------------------------------------------------------------
  Balance at Beginning of
  Year                       $   148.3  $   147.1  $  144.8  $  145.5  $  145.5
--------------------------------------------------------------------------------
  Charge-Offs
   Residential Real Estate          .8         .2        .6        .1        .2
   Commercial                     11.4        6.2       5.5       5.3      11.2
   Commercial Real Estate           .7        7.4       3.6       4.1       7.8
   Personal                        1.3        1.5       1.2       1.2       2.1
   Other                            .2         .1        .2        --        .2
   Lease Financing                  --         --        --        --       1.3
   International                    --         .2        .6        --        .6
--------------------------------------------------------------------------------
   Total Charge-Offs              14.4       15.6      11.7      10.7      23.4
--------------------------------------------------------------------------------
  Recoveries
   Residential Real Estate          .1         .2        --        --        .2
   Commercial                      2.3         .5       2.1       1.0       1.9
   Commercial Real Estate          1.6        1.9       2.3       1.1        .7
   Personal                         .6         .6        .5       1.2        .8
   Other                            .1         .1        .2        .2        .1
   Lease Financing                  --         --        --        .5        --
   International                    --         .5        .7        --        .2
--------------------------------------------------------------------------------
   Total Recoveries                4.7        3.8       5.8       4.0       3.9
--------------------------------------------------------------------------------
  Net Charge-Offs                  9.7       11.8       5.9       6.7      19.5
  Provision for Credit
  Losses                           9.0       12.0       6.0       6.0      19.5
  Reserve Related to Acqui-
  sitions                           --        1.0       2.2        --        --
--------------------------------------------------------------------------------
  Net Change in Reserve            (.7)       1.2       2.3       (.7)       --
--------------------------------------------------------------------------------
  BALANCE AT END OF YEAR     $   147.6  $   148.3  $  147.1  $  144.8  $  145.5
--------------------------------------------------------------------------------
  Loans and Leases at Year-
  End                        $12,588.2  $10,937.4  $9,906.0  $8,590.6  $7,623.0
--------------------------------------------------------------------------------
  Average Total Loans and
  Leases                     $11,812.9  $10,332.1  $9,136.0  $8,316.1  $7,297.1
--------------------------------------------------------------------------------
  As a Percent of Year-End
  Loans and Leases
   Net Loan Charge-Offs            .08%       .11%      .06%      .08%      .26%
   Provision for Credit
   Losses                          .07        .11       .06       .07       .26
   Reserve Balance at Year-
   End                            1.17       1.36      1.49      1.69      1.91
--------------------------------------------------------------------------------
  As a Percent of Average
  Loans and Leases
   Net Loan Charge-Offs            .08%       .11%      .06%      .08%      .27%
   Reserve Balance at Year-
   End                            1.25       1.44      1.61      1.74      1.99
--------------------------------------------------------------------------------

resulted in a reserve for credit losses of $147.6 million at December 31, 1997, compared with $148.3 million last year. The table above summarizes the changes in the reserve for credit losses for the current year and the prior years.

Market Risk Management

OVERVIEW. The Board of Directors has overall responsibility for Northern Trust's interest rate and foreign exchange risk management policies. To ensure adherence to these policies, the Corporate Asset and Liability Policy Commit-tee (ALCO) establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates. The guidelines apply to both on- and off-balance sheet positions. ALCO also establishes and monitors limits for foreign exchange risk. The goal of the ALCO process is to maximize earnings while maintaining a high quality balance sheet and carefully controlling in-terest rate and foreign exchange risk.

ASSET/LIABILITY MANAGEMENT. Asset/liability management activities include lending, accepting and placing deposits, investing in securities, issuing debt, and hedging interest rate risk with off-balance sheet instruments. The primary market risk associated with asset/liability management activities is interest rate risk. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed so that

                           NORTHERN TRUST CORPORATION
                           --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and contribute to earnings even in periods of volatile interest rates.

 Northern Trust utilizes the following measurement techniques in the management of interest rate risk: simulation of earnings; simulation of the economic value of equity; and gap analysis. These three techniques are complementary and are used in concert to provide a comprehensive picture of interest rate risk man-agement capability.

 Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, Northern Trust is able to measure the potential impact of different interest rate as-sumptions on pretax earnings. All on-balance sheet positions, as well as deriv-ative financial instruments (principally interest rate swaps) that are used to manage interest rate risk, are included in the model simulation.

 Northern Trust used model simulations to measure its earnings sensitivity rel-ative to management's most likely interest rate scenario as of December 31, 1997. This interest rate scenario assumed a steady interest rate environment during 1998. The interest sensitivity was tested by running alternative scena-rios above and below the most likely interest rate outcome. The table below shows the effect on 1998 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management's interest rate as-sumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points.

 The following assumptions were also incorporated into the model simulations:

  . The balance sheet size was assumed to remain constant over the one year simulation horizon.

  . All maturing assets and liabilities were invested or deposited into identi-cal items with the same maturity.

  . Prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assump-tions.

--------------------------------------------------------------------------------
 INTEREST RATE RISK SIMULATION OF INCOME BEFORE INCOME TAXES AS OF
 DECEMBER 31, 1997
--------------------------------------------------------------------------------
                                                          Estimated Impact on
                                                           1998 Income Before
                                                                 Income Taxes
  (In Millions)                                           Increase/(Decrease)
--------------------------------------------------------------------------------
  INCREASE IN INTEREST RATES ABOVE MANAGEMENT'S -
  INTEREST RATE FORECAST
   100 Basis Points                                                      $(12)
   200 Basis Points                                                       (26)
  DECREASE IN INTEREST RATES BELOW
  MANAGEMENT'S INTEREST RATE FORECAST
   100 Basis Points                                                         5
   200 Basis Points                                                        10
--------------------------------------------------------------------------------

  . Changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

 The simulations of earnings do not incorporate any management actions which might moderate the negative consequences of interest rate deviations. There-fore, they do not reflect likely actual results but serve as conservative esti-mates of interest rate risk.

 A second technique used to measure interest rate risk is simulation of the economic value of equity, which provides estimates of the potential future im-pact on equity of various changes in interest rates. The potential effect of interest rate changes on equity is derived from the impact of such changes on the market values of assets, liabilities and off-balance sheet instruments. Northern Trust limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.

 The third technique that is used to measure interest rate risk is gap analy-sis. The calculation of the interest sensitivity gap is shown in the following table, which measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of lia-bilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an in-creasing interest rate environment. The economic impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in in-terest rates relative to the current expectations of market participants.

 A variety of actions are used to implement interest risk management strate-gies, including:

  . purchases of securities;

  . sales of securities that are classified as available for sale;

  . issuance of senior notes;

  . placing and taking Eurodollar time deposits; and

  . hedging with various types of derivative financial instruments.

 Northern Trust strives to use the most effective instruments for implementing its interest risk management strategies, considering the costs, liquidity and capital requirements of the various alternatives. For more detail regarding how derivative financial instruments are used to implement interest risk management strategies, refer to Note 20 on page 59.

FOREIGN EXCHANGE TRADING. Foreign exchange trading activities consist princi-pally of providing foreign exchange services to clients. Most of these services are provided in connection with Northern Trust's growing global custody

                           NORTHERN TRUST CORPORATION
                           --------------------------

-------------------------------------------------------------------------------------------------
  Interest Rate Sensitivity Analysis
-------------------------------------------------------------------------------------------------
                                                        December 31, 1997
-------------------------------------------------------------------------------------------------
                                           1-3      4-12      1-2       3-5     Over 5
  (In Millions)                         Months    Months    Years     Years      Years      Total
-------------------------------------------------------------------------------------------------
  EARNING ASSETS
  Money Market Assets                $ 5,267.2  $   42.2 $     --  $     --  $      --  $ 5,309.4
  Securities-Available for Sale        2,855.9     475.4    195.0      73.5      133.5    3,733.3
  -Held to Maturity                       69.4     115.8     52.8      68.0      150.1      456.1
  -Trading Account                         8.8        --       --        --         --        8.8
  Loans and Leases                     5,336.9   1,454.3    937.9   2,116.7    2,742.4   12,588.2
-------------------------------------------------------------------------------------------------
  Total Earning Assets               $13,538.2  $2,087.7 $1,185.7  $2,258.2  $ 3,026.0  $22,095.8
-------------------------------------------------------------------------------------------------
  SOURCE OF FUNDS
  Savings and NOW Accounts           $ 2,682.0  $     -- $     --  $     --  $   523.5  $ 3,205.5
  Money Market Deposit Accounts and
  Savings Certificates                 3,444.4   1,079.7    263.9     351.2      653.1    5,792.3
  Other Time                           3,373.8      27.3       --        --         --    3,401.1
  Senior Notes and Long-Term Debt        540.7      59.8       .5      48.4      575.1    1,224.5
  Floating Rate Capital Securities       267.4        --       --        --         --      267.4
  Other Borrowings                     4,842.2     140.7      1.0        .4         --    4,984.3
  Noninterest-Related Funds, net         453.2      49.3     90.0        --    2,628.2    3,220.7
-------------------------------------------------------------------------------------------------
  Total Source of Funds              $15,603.7  $1,356.8 $  355.4  $  400.0  $ 4,379.9  $22,095.8
-------------------------------------------------------------------------------------------------
  Interest Sensitive Gap             $(2,065.5) $  730.9 $  830.3  $1,858.2  $(1,353.9) $      --
  Off-Balance Sheet Hedges             1,140.7     414.3   (187.3)   (718.3)    (649.4)        --
-------------------------------------------------------------------------------------------------
  Adjusted Interest Sensitive Gap    $  (924.8) $1,145.2 $  643.0  $1,139.9  $(2,003.3) $      --
-------------------------------------------------------------------------------------------------
  Cumulative Interest Sensitive Gap  $  (924.8) $  220.4 $  863.4  $2,003.3  $      --  $      --
-------------------------------------------------------------------------------------------------

-Assets and liabilities whose rates are variable are reported based on their repricing dates. Those with fixed rates are reported based on their scheduled contractual repayment dates, except for certain investment securities and loans secured by 1-4 family residential properties that are based on anticipated pre-payments.

-The interest rate sensitivity assumptions presented for demand deposits, non-interest-bearing time deposits, savings accounts and NOW accounts are based on historical and current experiences regarding product portfolio retention and interest rate repricing behavior. The portion of these deposits which are con-sidered long-term and stable have been classified in the Over 5 Years category.



business. However, in the normal course of business Northern also engages in proprietary trading of foreign currencies. The primary market risk associated with these activities is foreign exchange risk.

 Foreign currency positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar do not offset each other, or offset each other in different time periods. Northern Trust mitigates the risk related to its foreign currency positions by establishing limits on the amounts of and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although po-sition limits are important in controlling foreign exchange risk, they are not a substitute for the experience or judgment of Northern Trust's senior manage-ment and its foreign currency traders, who have extensive knowledge of the for-eign currency markets. Foreign currency positions and strategies are adjusted as needed in response to changing market conditions.

 As part of its risk management activities, Northern Trust regularly measures the risk of loss associated with foreign currency positions using a value at risk model. This statistical model provides an estimate, based on a 95% confi-dence interval, of the potential loss in earnings that may be incurred if an adverse one-day shift in foreign currency exchange rates were to occur. The model, which is based on a variance/co-variance methodology, incorporates his-torical currency price data and historical correlations in price movement among the currencies. All foreign currency positions, including foreign denominated assets and liabilities that were not converted to U.S. dollars through the use of hedge contracts, are included in the model.

 Northern Trust's value at risk, based on foreign currency positions as of De-cember 31, 1997, was $91 thousand. This figure is an indication of the degree of risk inherent in the foreign exchange contract portfolio as of year-end. However, it is not a prediction of an expected loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future foreign currency positions.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OTHER TRADING ACTIVITIES. Market risk associated with other trading activities is negligible. Northern Trust is a party to various interest risk management instruments, most of which consist of interest rate swaps entered into to meet clients' interest risk management needs. When Northern Trust enters into such swaps, its policy is to mitigate the resulting interest rate risk with an off-setting swap or with futures contracts. Northern Trust carries in its trading portfolio a small inventory of securities that are held for sale to its cli-ents. The interest rate risk associated with these securities is insignifi-cant.

Liquidity Risk Management

The objective of liquidity risk management is to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportuni-ties on a timely and cost effective basis. Management monitors the liquidity position on a daily basis to ensure that funds are available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured to ensure that the capital needs of the Corporation and its banking subsidiar-ies are met. Management maintains a detailed liquidity contingency plan de-signed to adequately respond to dramatic changes in market conditions.

 Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquid-ity include the short-term money market portfolio, unpledged available for sale securities, maturing loans, and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.

 A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investors Service, AA+ by Thomson BankWatch, and AA by Fitch IBCA. These ratings put The Northern Trust Company in the top tier of United States banks.

 Northern Trust maintains a liquid balance sheet with loans representing only 50% of total assets. Further, at December 31, 1997, it had a significant li-quidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate to-taled $10.8 billion or 43% of total assets.

 The Corporation's uses of cash consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These requirements are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiaries have the ability to pay dividends during 1998 equal to their 1998 eligible net profits plus $342.8 million. Bank subsidiary divi-dends are subject to certain restrictions that are explained in Note 15 on page 56. The Corporation's liquidity, defined as the amount of marketable as-sets in excess of commercial paper, was strong at $272 million at year-end 1997. The cash flows of the Corporation are shown in Note 29 on page 69. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance. The Corporation's strong credit ratings allow it to access credit markets on favorable terms.

Capital Management

One of management's primary objectives is to maintain a strong capital posi-tion to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust withstand un-foreseen

--------------------------------------------------------------------------------
 CAPITAL ADEQUACY
--------------------------------------------------------------------------------
                                                      December 31
--------------------------------------------------------------------------------
  ($ In Millions)                                     1997     1996
--------------------------------------------------------------------------------
  TIER 1 CAPITAL
  Common Stockholders' Equity                      $ 1,619  $ 1,424
  Floating Rate CapitalSecurities                      267       --
  Goodwill and Other Intangible Assets                (122)     (81)
  Net Unrealized Gain on Securities                     (2)      (2)
--------------------------------------------------------------------------------
  Total Tier 1 Capital                               1,762    1,341
--------------------------------------------------------------------------------
  TIER 2 CAPITAL
  Auction Rate Preferred Stock                         120      120
  Reserve for Credit Losses                            148      148
  Long-Term Debt*                                      315      335
--------------------------------------------------------------------------------
  Total Tier 2 Capital                                 583      603
--------------------------------------------------------------------------------
  TOTAL RISK-BASED CAPITAL                           2,345    1,944
--------------------------------------------------------------------------------
  Risk-Weighted Assets**                           $18,342  $16,380
--------------------------------------------------------------------------------
  Total Assets
   End of Period (EOP)                             $25,315  $21,608
   Average Fourth Quarter**                         25,646   20,907
  Total Loans-EOP                                   12,588   10,937
  RATIOS
  Risk-Based Capital to
   Risk-Weighted Assets
   Tier 1                                              9.6%     8.2%
   Total (Tier 1 and Tier 2)                          12.8     11.9
  Leverage (Tier 1 to Fourth
   Quarter Average Assets)                             6.9      6.4
--------------------------------------------------------------------------------
  Common Stockholders' Equity to
   Total Loans EOP                                    12.9%    13.0%
   Total Assets EOP                                    6.4      6.6
  Stockholders' Equity to
   Total Loans EOP                                    13.8     14.1
   Total Assets EOP                                    6.9      7.1
--------------------------------------------------------------------------------

Notes:

 *Long-Term Debt that qualifies for risk-based capital amortizes for the pur-pose of inclusion in tier 2 capital during the five years before maturity.

**Assets have been adjusted for goodwill and other intangible assets, net unrealized gain on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

                           NORTHERN TRUST CORPORATION
                           --------------------------
adverse developments and take advantage of profitable investment opportunities when they arise. In 1997, common equity on average increased 11% or $148 mil-lion reaching a record $1.6 billion at year-end, while total risk-weighted as-sets rose 12%. Total equity as of December 31, 1997 was $1.7 billion including $120 million of auction rate preferred stock. The average dividend rate de-clared on the $120 million of auction rate preferred stock was 4.13% during 1997 versus 4.00% in 1996. In January 1996, the Corporation called for redemp-tion its $50 million Series E convertible preferred stock. Virtually all of the holders elected to convert rather than redeem their preferred stock, and in January 1996, the Corporation issued 2,396,744 shares of common stock in connection with the conversion.

 During 1997 the Corporation purchased 1,409,753 of its own shares as part of the buyback program authorized in 1994 and 1996. The Corporation may purchase, after December 31, 1997, up to 3.2 million additional shares under the current buyback program.

 The Board of Directors increased the quarterly dividend by 16.7% to $.21 per common share in November 1997. Over the last five years the common dividend has increased 127%.

 Northern Trust Corporation's risk-based capital ratios were strengthened by the issuance in January of $150 million Floating Rate Capital Securities, Se-ries A and in April by the issuance of $120 million Floating Rate Capital Se-curities, Series B, both of which qualify as tier 1 capital. Both series of the Floating Rate Capital Securities have a 30 year fixed maturity. The combi-nation of these Capital Securities and growth in retained earnings increased tier 1 capital by $421 million or 31%, much greater than the 12% increase in risk-weighted assets, resulting in significantly higher capital ratios com-pared to 1996. All of Northern Trust's capital ratios were well above the ra-tios that are a requirement for regulatory treatment as "well capitalized".

 At December 31, 1997, tier 1 capital was 9.6% and total capital was 12.8% of risk-weighted assets. These risk-based capital ratios are well above the mini-mum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ra-tios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter aver-age assets) of 6.9% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio of at least 8.2% for tier 1 capital, 10.6% for total risk-based capital, and 5.7% for the leverage ratio.

Operational and Fiduciary Risk Management

In providing banking and trust services, Northern Trust, in addition to safe-keeping and managing trust and corporate assets, processes cash and securities transactions exceeding $125 billion on average each business day. These activ-ities expose Northern Trust to operational and fiduciary risk. Controls over such processing activities are closely monitored to safeguard the assets of Northern Trust and its clients. However, from time to time Northern Trust has suffered losses related to these risks and there can be no assurance that such losses will not occur in the future.

 Operational risk is the risk of unexpected losses attributable to human er-ror, systems failures, fraud, or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operating risk at appropriate levels in view of Northern Trust's cor-porate standards and the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corpo-rate policies and external regulations applicable to the unit, and is respon-sible for establishing specific procedures to do so. Northern Trust's internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.

 Fiduciary risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To limit this risk, the Trust Investment Committee establishes corporate policies and procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of invest-ment products, trade execution, and counterparty selection. Business units have the primary responsibility for adhering to the policies and procedures applicable to their businesses.

LINES OF BUSINESS
-------------------------------------------------------------------------------

The results for the major business units are presented in order to promote a greater understanding of their financial performance and strategic direction. The information, presented on an internal management reporting basis, is de-rived from internal accounting systems that support the strategic objectives and management structure. Consequently, Northern Trust's presentations are not necessarily comparable with similar information for other financial institu-tions.

 Management has developed accounting systems to allocate revenue and expenses related to each line of business, as well as certain corporate support servic-es, worldwide operations and systems development expenses. The systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Equity is primarily allocated using the federal regulatory risk-based capital guidelines, coupled with management's judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of the levels that would be required if the businesses were independent entities.

                           NORTHERN TRUST CORPORATION
                           --------------------------

CORPORATE AND INSTITUTIONAL SERVICES. Corporate and Institutional Services in-cludes corporate trust, investment management and securities lending services, certain commercial banking activities of the Bank, treasury management servic-es, foreign exchange activities, the London and Singapore branches of the Bank, NTRC and NTGA.

PERSONAL FINANCIAL SERVICES. Personal Financial Services encompasses personal trust and investment management services, estate administration, personal bank-ing and mortgage and other lending to individuals and middle market companies. This business unit also includes the commercial banking activities of the af-filiate banks and the activities of Northern Trust Securities, Inc.

CORPORATE AND OTHER. Corporate and Other includes the Bank's Treasury Depart-ment, Northern Futures Corporation and other corporate items, including the im-pact of long-term debt, preferred equity, holding company investments, and cor-porate operating expenses. The increase in noninterest expenses in 1997 is due to higher performance-based incentive plan expenses and certain special tech-nology-related charges associated with the Year 2000 project and planned relo-cation of Northern Trust's computer data facility. The decline in noninterest expenses from 1995 to 1996 reflects decreases in severance costs and pension settlement charges, and lower salary and benefit expenses resulting from staff reductions in corporate support areas.

 The following table reflects the earnings contribution of Northern Trust's lines of business for the years ended December 31, 1997, 1996 and 1995 on the basis described above.

------------------------------------------------------------------------------------
                   Corporate and
                Institutional Serv-           Personal              Corporate
                        ices             Financial Services         and Other
------------------------------------------------------------------------------------
  ($ In
  Millions)       1997    1996    1995    1997    1996    1995   1997   1996   1995
------------------------------------------------------------------------------------
  Net Interest
  Income*       $134.9  $112.9  $111.4  $319.8  $286.4  $260.4  $16.2  $22.6  $23.4
  Provision
  for Credit
  Losses           8.6     (.6)    1.6     3.1    15.3     4.3   (2.7)  (2.7)    .1
  Noninterest
  Income
  Trust Fees     349.6   300.4   244.5   339.6   294.0   260.8     --     --     --
  Other          183.1   132.7   125.7    45.5    43.1    38.6   16.7    9.8    8.8
  Noninterest
  Expenses       424.5   367.3   312.6   421.7   383.5   366.5   45.6   18.1   30.4
------------------------------------------------------------------------------------
  Income be-
  fore Income
  Taxes*         234.5   179.3   167.4   280.1   224.7   189.0  (10.0)  17.0    1.7
  Provision
  for Income
  Taxes*          92.4    70.8    65.6   111.4    89.6    75.1   (8.6)   1.8   (2.6)
------------------------------------------------------------------------------------
  NET INCOME    $142.1  $108.5  $101.8  $168.7  $135.1  $113.9  $(1.4) $15.2  $ 4.3
------------------------------------------------------------------------------------
  Percentage
  Contribution      46%     42%     46%     54%     52%     52%    --%     6%     2%
------------------------------------------------------------------------------------

*Stated on a fully taxable equivalent basis (FTE). Total includes $32.7 mil-lion, $33.6 million and $37.6 million of FTE adjustment for 1997, 1996 and 1995, respectively.

Note: Certain reclassifications have been made to 1996 and 1995 financial in-formation to conform to the current year presentation.

                           NORTHERN TRUST CORPORATION
                           --------------------------
                                       40

FORWARD-LOOKING INFORMATION
--------------------------------------------------------------------------------

This annual report contains statements that may be considered forward-looking, such as the discussion of Northern Trust's financial goals, expansion and busi-ness development plans, business prospects and positioning with respect to mar-ket, demographic and pricing trends, credit quality and outlook, and antici-pated expenses for Year 2000 systems renovation. These statements speak of Northern Trust's plans, goals, beliefs or expectations, refer to estimates or use similar terms. Actual results could differ materially from the results in-dicated by these statements because the realization of those results is subject to many uncertainties including:

  . The future health of the U.S. and international economies and other eco-nomic factors that affect wealth creation, investment and savings patterns, and Northern Trust's interest rate risk exposure and credit risk.

  . Changes in U.S. and worldwide securities markets, with respect to the mar-ket values of financial assets and the level of volatility in certain mar-kets such as foreign exchange.

  . The impact of recent difficulties experienced in a number of economies, in-cluding those of many Southeast Asian countries, upon Northern Trust and its clients and borrowers.

  . Regulatory developments in the U.S. and other countries where Northern
    Trust has significant business.

  . Changes in the nature of Northern Trust's competition resulting from indus-try consolidation, regulatory change and other factors, as well as actions taken by particular competitors.

  . Northern Trust's success in continuing to generate significant levels of new business in its existing markets.

  . Northern Trust's success in identifying and penetrating targeted markets, through acquisition on financially acceptable terms or de novo entry, and generating a profit in those markets in a reasonable time.

  . Northern Trust's ability to continue to fund and accomplish technological innovation, improve processes and controls and attract and retain capable staff in order to deal with increasing volume and complexity in many of its businesses and technology challenges, such as Year 2000 systems renovation and the introduction of the Euro.

  . The ability of various vendors, clients and others with whom Northern Trust interacts to complete Year 2000 systems renovation efforts on a timely ba-sis and in a manner that allows them to continue normal business operations and furnish products, services or data to Northern Trust without disrup-tion.

  . The ability of each of Northern Trust's principal businesses to maintain a product mix that achieves satisfactory margins.

  . Changes in tax laws or other legislation that could affect Northern Trust's personal and institutional asset administration businesses.

Some of these uncertainties that may affect future results are discussed in more detail in the sections of "Item 1--Business" of the Annual Report on Form 10-K captioned "Government Policies", "Competition" and "Regulation and Super-vision". All forward-looking statements included in this document are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statement.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                           CONSOLIDATED BALANCE SHEET

-------------------------------------------------------------------------------
                                                              December 31
-------------------------------------------------------------------------------
  ($ In Millions)                                              1997       1996
-------------------------------------------------------------------------------
  ASSETS
  Cash and Due from Banks                                 $ 1,738.9  $ 1,292.5
  Federal Funds Sold and Securities Purchased under
  Agreements to Resell (Note 4)                             2,991.7    1,022.6
  Time Deposits with Banks                                  2,283.2    2,060.0
  Other Interest-Bearing                                       34.5      114.3
  Securities (Note 3)
   Available for Sale                                       3,733.3    4,311.7
   Held to Maturity (Fair value-$473.4 in 1997 and
   $518.9 in 1996)                                            456.1      498.4
   Trading Account                                              8.8        4.8
-------------------------------------------------------------------------------
   Total Securities                                         4,198.2    4,814.9
-------------------------------------------------------------------------------
  Loans and Leases (Note 5)
   Commercial and Other                                     7,401.5    6,379.9
   Residential Mortgages                                    5,186.7    4,557.5
-------------------------------------------------------------------------------
   Total Loans and Leases (Net of unearned income-$151.9
   in 1997 and $109.1 in 1996)                             12,588.2   10,937.4
-------------------------------------------------------------------------------
  Reserve for Credit Losses (Note 6)                         (147.6)    (148.3)
  Buildings and Equipment (Notes 8 and 9)                     316.4      291.5
  Customers' Acceptance Liability                              31.4       44.7
  Trust Security Settlement Receivables                       291.4      362.3
  Other Assets (Note 17)                                      989.1      816.4
-------------------------------------------------------------------------------
  Total Assets                                            $25,315.4  $21,608.3
-------------------------------------------------------------------------------
  LIABILITIES
  Deposits
   Demand and Other Noninterest-Bearing                   $ 3,510.1  $ 3,476.7
   Savings and Money Market                                 4,278.9    3,880.1
   Savings Certificates                                     2,092.6    2,056.3
   Other Time                                                 572.0      462.7
   Foreign Offices--Demand                                    451.0      410.7
                  --Time                                    5,455.4    3,509.7
-------------------------------------------------------------------------------
   Total Deposits                                          16,360.0   13,796.2
  Federal Funds Purchased                                     821.2      653.0
  Securities Sold under Agreements to Repurchase (Note 4)   1,139.7      966.1
  Commercial Paper                                            146.8      149.0
  Other Borrowings                                          2,876.6    3,142.1
  Senior Notes (Note 10)                                      785.0      305.0
  Long-Term Debt (Note 10)                                    439.5      427.8
  Floating Rate Capital Securities (Note 11)                  267.4         --
  Liability on Acceptances                                     31.4       44.7
  Other Liabilities                                           708.8      580.3
-------------------------------------------------------------------------------
   Total Liabilities                                       23,576.4   20,064.2
-------------------------------------------------------------------------------
  STOCKHOLDERS' EQUITY
  Preferred Stock (Note 12)                                   120.0      120.0
  Common Stock, $1.66 2/3 Par Value; Authorized
  280,000,000 shares in 1997 and 140,000,000 shares in
  1996; Outstanding 111,367,436 shares and 111,247,732
  shares in 1997 and 1996, respectively (Notes 12 and 14)     189.9      189.9
  Capital Surplus                                             225.5      231.7
  Retained Earnings                                         1,330.8    1,110.2
  Net Unrealized Gain on Securities Available for Sale
  (Note 3)                                                      2.1        1.6
  Common Stock Issuable-Performance Plan (Note 24)             11.7       10.4
  Deferred Compensation-ESOP and Other                        (37.5)     (35.5)
  Treasury Stock (at cost-2,593,326 shares in 1997 and
  2,712,780 shares in 1996)                                  (103.5)     (84.2)
-------------------------------------------------------------------------------
   Total Stockholders' Equity                               1,739.0    1,544.1
-------------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity              $25,315.4  $21,608.3
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 46-69.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                        CONSOLIDATED STATEMENT OF INCOME

-------------------------------------------------------------------------------
                                             For the Year Ended December 31
-------------------------------------------------------------------------------
  ($ In Millions Except Per Share
  Information)                                   1997         1996         1995
-------------------------------------------------------------------------------
  Interest Income
   Loans and Leases (Note 5)                 $  793.1     $  693.4     $  630.9
   Securities (Note 3)
   Available For Sale                           326.0        318.9        324.0
   Held to Maturity                              30.7         32.5         40.0
   Trading Account                                 .6           .5          3.6
-------------------------------------------------------------------------------
   Total Securities                             357.3        351.9        367.6
-------------------------------------------------------------------------------
   Time Deposits with Banks                     133.5         84.9         92.1
   Federal Funds Sold and Securities
   Purchased under Agreements to Resell
   and Other (Note 4)                            48.9         21.3         13.4
-------------------------------------------------------------------------------
  Total Interest Income                       1,332.8      1,151.5      1,104.0
-------------------------------------------------------------------------------
  Interest Expense
   Deposits                                     522.2        447.8        443.3
   Federal Funds Purchased                       92.4         97.9         91.2
   Securities Sold under Agreements to
   Repurchase (Note 4)                           81.7        103.4        102.6
   Commercial Paper                               7.9          7.8          8.6
   Other Borrowings                             112.4         64.5         55.6
   Senior Notes (Note 10)                        30.9         14.4         23.7
   Long-Term Debt (Note 10)                      32.6         27.4         21.4
   Floating Rate Capital Securities
   (Note 11)                                     14.5           --           --
-------------------------------------------------------------------------------
  Total Interest Expense                        894.6        763.2        746.4
-------------------------------------------------------------------------------
  Net Interest Income                           438.2        388.3        357.6
  Provision for Credit Losses (Note 6)            9.0         12.0          6.0
-------------------------------------------------------------------------------
  Net Interest Income after Provision
  for Credit Losses                             429.2        376.3        351.6
-------------------------------------------------------------------------------
  Noninterest Income
   Trust Fees                                   689.2        594.4        505.3
   Treasury Management Fees                      60.2         55.3         49.6
   Foreign Exchange Trading Profits             104.8         58.8         55.3
   Security Commissions and Trading
   Income                                        26.1         23.9         21.7
   Other Operating Income (Note 16)              53.5         47.2         45.5
   Investment Security Gains (Note 3)              .7           .4          1.0
-------------------------------------------------------------------------------
  Total Noninterest Income                      934.5        780.0        678.4
-------------------------------------------------------------------------------
  Income before Noninterest Expenses          1,363.7      1,156.3      1,030.0
-------------------------------------------------------------------------------
  Noninterest Expenses
   Salaries (Notes 24 and 25)                   448.3        368.8        337.6
   Pension and Other Employee Benefits
   (Note 18)                                     79.0         72.5         81.5
   Occupancy Expense (Notes 8 and 9)             66.7         60.7         57.9
   Equipment Expense (Note 8)                    62.2         56.0         50.0
   Other Operating Expenses (Note 17)           235.6        210.9        182.5
-------------------------------------------------------------------------------
  Total Noninterest Expenses                    891.8        768.9        709.5
-------------------------------------------------------------------------------
  Income before Income Taxes                    471.9        387.4        320.5
  Provision for Income Taxes (Note 13)          162.5        128.6        100.5
-------------------------------------------------------------------------------
  NET INCOME                                 $  309.4     $  258.8     $  220.0
-------------------------------------------------------------------------------
  Net Income Applicable to Common Stock      $  304.4     $  253.9     $  211.5
-------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE
   (Note 14)--BASIC                          $   2.74     $   2.27     $   1.91
            --DILUTED                            2.66         2.21         1.86
-------------------------------------------------------------------------------
  Average Number of Common Shares Out-
   standing--Basic                        110,977,645  111,933,829  110,737,342
           --Diluted                      114,661,156  114,839,118  115,085,474
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 46-69.

                           NORTHERN TRUST CORPORATION
                           --------------------------

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

-------------------------------------------------------------------------------
                                             For the Year Ended December 31
-------------------------------------------------------------------------------
  (In Millions)                                   1997        1996        1995
-------------------------------------------------------------------------------
  PREFERRED STOCK
  Balance at January 1                      $    120.0  $    170.0  $    170.0
  Conversion of Preferred Stock, Series E           --       (50.0)         --
-------------------------------------------------------------------------------
  Balance at December 31                         120.0       120.0       170.0
-------------------------------------------------------------------------------
  COMMON STOCK
  Balance at January 1                           189.9        93.6        90.6
  Stock Issued-Incentive Plan and Awards            --          --          .3
  Stock Issued-Acquisitions                         --          --         2.7
  Conversion of Preferred Stock, Series E           --         1.3          --
  Transfer from Capital Surplus-Two-for-
  One Stock Split                                   --        95.0          --
-------------------------------------------------------------------------------
  Balance at December 31                         189.9       189.9        93.6
-------------------------------------------------------------------------------
  CAPITAL SURPLUS
  Balance at January 1                           231.7       306.1       302.2
  Stock Issued-Incentive Plan and Awards          (6.2)       (8.6)        (.2)
  Stock Issued-Acquisitions                         --          --         4.1
  Conversion of Preferred Stock, Series E           --        29.2          --
  Transfer to Common Stock-Two-for-One
  Stock Split                                       --       (95.0)         --
-------------------------------------------------------------------------------
  Balance at December 31                         225.5       231.7       306.1
-------------------------------------------------------------------------------
  RETAINED EARNINGS
  Balance at January 1                         1,110.2       928.8       762.7
  Net Income                                     309.4       258.8       220.0
  Dividends Declared-Common Stock                (83.8)      (72.5)      (60.4)
  Dividends Declared-Preferred Stock              (5.0)       (4.9)       (8.6)
  Pooled Affiliates                                 --          --        15.1
-------------------------------------------------------------------------------
  Balance at December 31                       1,330.8     1,110.2       928.8
-------------------------------------------------------------------------------
  NET UNREALIZED GAIN (LOSS) ON SECURITIES
  AVAILABLE FOR SALE
  Balance at January 1                             1.6         2.6       (15.8)
  Unrealized Gain (Loss), net                       .5        (1.0)       18.4
-------------------------------------------------------------------------------
  Balance at December 31                           2.1         1.6         2.6
-------------------------------------------------------------------------------
  COMMON STOCK ISSUABLE-PERFORMANCE PLAN
  Balance at January 1                            10.4        14.7        17.9
  Stock Issuable, net of Stock Issued              1.3        (4.3)       (3.2)
-------------------------------------------------------------------------------
  Balance at December 31                          11.7        10.4        14.7
-------------------------------------------------------------------------------
  DEFERRED COMPENSATION-ESOP AND OTHER
  Balance at January 1                           (35.5)      (39.4)      (38.8)
  Compensation Deferred                           (8.9)       (2.7)      (11.8)
  Compensation Amortized                           9.3         7.5        10.3
  Unfunded Pension Liability, net                 (2.4)        (.9)         .9
-------------------------------------------------------------------------------
  Balance at December 31                         (37.5)      (35.5)      (39.4)
-------------------------------------------------------------------------------
  TREASURY STOCK
  Balance at January 1                           (84.2)      (23.8)       (8.1)
  Stock Options and Awards                        51.0        42.9        28.8
  Stock Purchased                                (70.3)     (122.5)      (65.5)
  Stock Issued-Acquisitions                         --          --        21.0
  Conversion of Preferred Stock, Series E           --        19.2          --
-------------------------------------------------------------------------------
  Balance at December 31                        (103.5)      (84.2)      (23.8)
-------------------------------------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY AT DECEMBER 31   $1,739.0  $  1,544.1  $  1,452.6
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 46-69.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------
                                             For the Year Ended December 31
-------------------------------------------------------------------------------
  (In Millions)                                   1997        1996        1995
-------------------------------------------------------------------------------
  CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                $    309.4  $    258.8  $    220.0
  Adjustments to Reconcile Net Income to
  Net Cash Provided
  by Operating Activities:
   Provision for Credit Losses                     9.0        12.0         6.0
   Depreciation on Buildings and Equipment        49.3        46.8        42.2
   (Increase) Decrease in Interest Receivable     (4.7)       17.7       (32.8)
   Increase in Interest Payable                   20.6         9.4          .3
   Amortization and Accretion of
   Securities and Unearned Income               (190.0)     (120.2)     (153.5)
   Amortization of Software, Goodwill and
   Other Intangibles                              51.0        42.3        35.8
   Deferred Income Tax                            38.0        29.5        17.7
   Net (Increase) Decrease in Trading
   Account Securities                             (4.0)       84.1       (84.9)
   Other, net                                    (77.5)      (32.4)       91.0
-------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities     201.1       348.0       141.8
-------------------------------------------------------------------------------
  CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (Increase) Decrease in Federal
   Funds Sold and Securities Purchased
   under Agreements to Resell                 (1,969.1)     (860.5)      638.9
   Net (Increase) Decrease in Time
   Deposits with Banks                          (223.2)     (492.4)      297.3
   Net (Increase) Decrease in Other
   Interest-Bearing Assets                        79.8       (59.8)      (45.0)
   Purchases of Securities-Held to
   Maturity                                     (162.6)   (2,068.7)     (662.3)
   Proceeds from Maturity and Redemption
   of Securities-Held to Maturity                207.2     2,112.9       819.6
   Purchases of Securities-Available for
   Sale                                      (75,308.5)  (31,666.5)  (31,206.1)
   Proceeds from Sale, Maturity and
   Redemption of Securities-Available
   for Sale                                   76,121.5    32,611.3    30,828.7
   Net Increase in Loans and Leases           (1,708.0)   (1,066.5)   (1,155.3)
   Purchases of Buildings and Equipment          (57.5)      (56.8)      (41.8)
   Proceeds from Sale of Buildings and
   Equipment                                       3.3          --         4.5
   Net (Increase) Decrease in Trust
   Security Settlement Receivables                70.9       (35.2)      (21.4)
   Decrease in Cash Due to Acquisitions          (53.0)      (14.6)      (43.5)
   Other, net                                     (1.2)      (10.6)        2.3
-------------------------------------------------------------------------------
   Net Cash Used in Investing Activities      (3,000.4)   (1,607.4)     (584.1)
-------------------------------------------------------------------------------
  CASH FLOWS FROM FINANCING ACTIVITIES:
   Net Increase in Deposits                    2,563.8     1,308.0       378.7
   Net Increase (Decrease) in Federal
   Funds Purchased                               168.2    (1,647.1)    1,328.1
   Net Increase (Decrease) in Securities
   Sold under Agreements to Repurchase           173.6      (892.6)     (374.0)
   Net Increase (Decrease) in Commercial Paper    (2.2)        2.3        22.9
   Net Increase (Decrease) in Short-Term
   Other Borrowings                             (157.0)    2,273.2       (56.1)
   Proceeds from Term Federal Funds Purchased  1,612.4     2,630.2     4,132.7
   Repayments of Term Federal Funds Purchased (1,720.9)   (2,637.2)   (4,280.1)
   Proceeds from Senior Notes & Long-Term Debt   803.4       901.5     1,260.0
   Repayments on Senior Notes & Long-Term Debt  (331.7)     (520.3)   (1,700.2)
   Proceeds from Floating Rate Capital
   Securities                                    267.4          --          --
   Treasury Stock Purchased                      (66.2)     (118.2)      (63.7)
   Net Proceeds from Stock Options                13.0        12.1         9.0
   Cash Dividends Paid on Common and
   Preferred Stock                               (85.3)      (74.7)      (65.8)
   Other, net                                      7.2         5.8       (32.8)
-------------------------------------------------------------------------------
   Net Cash Provided by Financing Activities   3,245.7     1,243.0       558.7
-------------------------------------------------------------------------------
   Increase (Decrease) in Cash and Due
   from Banks                                    446.4       (16.4)      116.4
   Cash and Due from Banks at Beginning of
   Year                                        1,292.5     1,308.9     1,192.5
-------------------------------------------------------------------------------
  CASH AND DUE FROM BANKS AT END OF YEAR    $  1,738.9  $  1,292.5  $  1,308.9
-------------------------------------------------------------------------------
  SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
   Building Purchase Obligation             $     20.0  $       --  $       --
   Conversion of Preferred Stock, Series E
   to Common Stock                                  --        49.7          --
   Acquisition of Affiliate for Stock, net          --          --        41.3
   Transfer of Securities from Held to
   Maturity to Available for Sale                   --          --        68.5
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
   Interest Paid                            $    874.1  $    753.8  $    745.0
   Income Taxes Paid                             102.5        82.7        76.4
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 46-69.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES--The consolidated financial statements have been pre-pared in conformity with generally accepted accounting principles and report-ing practices prescribed for the banking industry. A description of the sig-nificant accounting policies follows:

 A. BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly-owned sub-sidiary The Northern Trust Company (Bank) and their wholly-owned subsidiaries. Throughout the notes, the term "Northern Trust" refers to Northern Trust Cor-poration and subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired and pooled subsidiaries from the dates of acqui-sition.

 B. NATURE OF OPERATIONS. The Corporation is a bank holding company whose principal subsidiary is the Chicago-based Bank. The Corporation also owns banks in Florida, California, Arizona and Texas, and various other nonbank subsidiaries, including a brokerage firm, a futures commission merchant, an international investment consulting firm and a retirement services company. Northern Trust generates the majority of its revenues from its two primary business units, Corporate and Institutional Services (C&IS) and Personal Fi-nancial Services (PFS).

 The C&IS unit provides trust and custody-related services in the United States and foreign markets to corporations and institutions; a full range of commercial banking services to large domestic corporations and financial in-stitutions; treasury management services to meet the needs of major corpora-tions and financial institutions; and foreign exchange services for global custody clients and Northern Trust's own account.

 The PFS unit provides personal trust, investment management, estate adminis-tration, personal banking and mortgage lending services, and also provides commercial banking services to middle market companies. These services are de-livered through the Bank and the network of subsidiaries in Florida, Califor-nia, Arizona and Texas.

 C. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The prepara-tion of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 D. FOREIGN CURRENCY TRANSLATION. Foreign currency asset and liability ac-counts of overseas branches and subsidiaries are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Income and expense accounts are trans-lated at month-end rates of exchange.

 Foreign exchange trading positions are valued daily at prevailing market rates. Gains and losses on trading positions and on positions entered into to hedge foreign denominated investments are recognized currently in other oper-ating income. Unrealized gains on trading positions are reported as other as-sets and unrealized losses are reported as other liabilities in the consoli-dated balance sheet. Gains and losses on foreign currency positions that were entered into to hedge specific, firm foreign currency obligations are deferred and recognized in income over the life of the underlying asset or liability or as the underlying expense or commitment is incurred.

 E. SECURITIES. Securities Available for Sale consist of debt and equity secu-rities that are not intended to be held to maturity and are not held for trad-ing. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.

 Securities Held to Maturity consist of debt securities that management in-tends to, and Northern Trust has the ability to, hold until maturity. Such se-curities are reported at cost, adjusted for amortization of premium and accre-tion of discount.

 Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consoli-dated statement of income under security commissions and trading income.

 F. INTEREST RISK MANAGEMENT INSTRUMENTS. Interest risk management instruments include interest rate swap contracts, futures contracts, options and similar contracts. Northern Trust is a party to various interest risk management in-struments to meet the interest risk management needs of its clients, as part of its trading activity for its own account and as part of its asset/liability management activities. Unrealized gains and receivables on interest risk man-agement instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.

 ASSET/LIABILITY MANAGEMENT INSTRUMENTS. Interest rate swaps are the primary interest risk management instrument used for asset/liability management pur-poses. Futures contracts, options, and similar contracts are also used for asset/liability management, but these contracts do not have a material impact on Northern Trust's financial condition or net income. Accrued interest income or expense on asset/liability management swaps is recognized as a component of the interest income or expense of the hedged items. Unrealized gains and losses on such swaps are recognized consistent with the method of accounting for the hedged items. For example, there is no recognition of unrealized gains and losses on swaps used to hedge items that are carried at their amortized cost. Unrealized gains and losses on interest rate swaps used to hedge avail-able for sale securities are reported in stockholders' equity, net of applica-ble taxes.

                           NORTHERN TRUST CORPORATION
                           --------------------------

 A swap that is classified in the asset/liability management category must be assigned to hedge a specific asset or liability and must reduce Northern Trust's interest rate risk. It must also achieve its intended objective of converting the yield on the hedged asset or liability to the desired rate. This criteria is assumed to have been met if the interest rate on the hedged asset or liability is identical to the offsetting interest rate on the swap. If the two rates are not identical, the correlation between the levels of the two rates since the inception of the swap must be measured to ensure that the swap is meeting its intended objective. In addition, the notional amount of the swap must be less than or equal to the par amount of the item being hedged. If a forward swap is entered into to hedge an anticipated transaction, the significant terms (e.g., the expected date, type of instrument, quantity, and maturity date) of the anticipated transaction must be identified, and it must be probable that the anticipated transaction will occur.

 If an asset/liability management swap is terminated or ceases to meet the criteria described above, any realized or unrealized gain or loss at the time is deferred and amortized over the remainder of the original hedge period. Any subsequent realized or unrealized gains or losses are reported as security commissions and trading income in the consolidated statement of income. If the item being hedged is sold, any deferred or unrealized gain or loss on the swap at the time of the transaction is considered in the calculation of the gain or loss on the sale. If the swap is not terminated, it must be marked to market on a prospective basis, with realized and unrealized gains and losses included in security commissions and trading income in the consolidated statement of income.

 CLIENT-RELATED AND TRADING INSTRUMENTS. Interest risk management instruments entered into to meet clients' interest risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income.

 Cash collected and disbursed in connection with interest risk management in-struments is reported in the consolidated statement of cash flows under the heading "Cash Flows From Operating Activities."

 G. LOANS AND LEASES. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Interest income on loans is recorded on an accrual basis un-til, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest ac-crued but not collected is reversed against interest income of the current pe-riod. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on nonaccrual loans is ap-plied to principal unless, in the opinion of management, collectibility of principal is not in doubt.

 Premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origina-tion fees and certain direct costs are deferred and accounted for as an ad-justment of the yield.

 Unearned lease income from direct financing and leveraged leases is recog-nized using the interest method. This method provides a constant rate of re-turn on the unrecovered investment over the life of the lease.

 H. RESERVE FOR CREDIT LOSSES. The reserve for credit losses is established through provisions for credit losses charged to income. Loans, leases and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. The loan and lease portfolio and other extensions of credit are regularly reviewed to evaluate the adequacy of the reserve for credit losses. The impact of economic condi-tions on the creditworthiness of borrowers is given major consideration in determining the adequacy of the reserve. Credit loss experience, changes in the character and size of the loan portfolio, the estimated value of impaired loans compared to their recorded investment, and management's judgment are other factors used in assessing the overall adequacy of the reserve for credit losses and the resulting provision for credit losses. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs.

 I. MORTGAGE SERVICING RIGHTS. Mortgage servicing rights are capitalized as a separate asset when purchased or when acquired through the origination of mortgage loans that are subsequently sold with the servicing rights retained. The servicing rights are included in other assets and are amortized as an off-set to other operating income over their estimated life. Servicing rights are evaluated for impairment based on their fair value. For purposes of measuring impairment, Northern Trust stratifies its servicing rights by loan type and interest rate. Fair value is determined considering market prices for similar assets.

 J. FEES ON STANDBY LETTERS OF CREDIT AND PARTICIPATIONS IN BANKERS ACCEPT-ANCES. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agree-ments. Commissions on bankers acceptances are recognized in other operating income when received.

 K. BUILDINGS AND EQUIPMENT. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings--10 to 30 years; equipment--4 to 10 years; and leasehold improve-ments--lease term to 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 L. OTHER REAL ESTATE OWNED (OREO). OREO is comprised of commercial and resi-dential real estate properties acquired in partial or total satisfaction of problem loans.

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

 M. INTANGIBLE ASSETS. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired subsidiaries, is being amortized using the straight-line method primarily over fifteen years.

 Other purchased intangible assets arising from acquisitions are amortized us-ing various methods over the estimated lives of the assets. Software is being amortized using the straight-line method over the estimated useful life of the asset, ranging from 5 to 7 years.

 N.TRUST ASSETS AND FEES. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust. Income from trust activities is recorded on the accrual basis.

 O.TRUST SECURITY SETTLEMENT RECEIVABLES. These receivables represent other items in the process of collection presented on behalf of trust clients.

 P.INCOME TAXES. In accordance with SFAS No. 109, "Accounting for Income Tax-es," an asset and liability approach to accounting for income taxes is fol-lowed. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities re-sulting from temporary differences between the amounts reported in the finan-cial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.

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

-----------------------------------------------------------
 RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF
 SECURITIES AVAILABLE FOR SALE
-----------------------------------------------------------
                              December 31, 1997
-----------------------------------------------------------
                                  Gross      Gross
                   Amortized Unrealized Unrealized     Fair
  (In Millions)         Cost      Gains     Losses    Value
-----------------------------------------------------------
  U.S. Government   $  469.3       $ .9       $ .2 $  470.0
  Obligations of
    States and
    Political
    Subdivisions       123.5        6.7         --    130.2
  Federal Agency     2,969.0        1.7         .9  2,969.8
  Preferred Stock      128.5         .4         .1    128.8
  Other                 35.2         --         .7     34.5
-----------------------------------------------------------
  Total             $3,725.5       $9.7       $1.9 $3,733.3
-----------------------------------------------------------


 Unrealized gains and losses on off-balance sheet financial instruments used to hedge available for sale securities totaled $.1 million and $4.6 million, re-spectively, as of December 31, 1997. Unrealized gains on these hedges are re-ported as other assets in the consolidated balance sheet; unrealized losses are reported as other liabilities. As of December 31, 1997, stockholders' equity included a credit of $2.1 million, net of tax, to recognize the appreciation on securities available for sale, net of the related hedges.

-----------------------------------------------------------
                              December 31, 1996
-----------------------------------------------------------
                                  Gross      Gross
                   Amortized Unrealized Unrealized     Fair
  (In Millions)         Cost      Gains     Losses    Value
-----------------------------------------------------------
  U.S. Government   $  906.8       $ .9       $1.0 $  906.7
  Obligations of
    States and
    Political
    Subdivisions       114.5        2.9         .4    117.0
  Federal Agency     3,095.0        2.7         .8  3,096.9
  Preferred Stock      139.6         --         .2    139.4
  Other                 51.9        1.0        1.2     51.7
-----------------------------------------------------------
  Total             $4,307.8       $7.5       $3.6 $4,311.7
-----------------------------------------------------------

 Unrealized gains and losses on off-balance sheet financial instruments used to hedge available for sale securities totaled $2.2 million and $3.5 million, re-spectively, as of December 31, 1996. Unrealized gains on these hedges are re-ported as other assets in the consolidated balance sheet; unrealized losses are reported as other liabilities. As of December 31, 1996, stockholders' equity included a credit of $1.6 million, net of tax, to recognize the appreciation on securities available for sale, net of the related hedges.

                           NORTHERN TRUST CORPORATION
                           --------------------------

---------------------------------------------
 REMAINING MATURITY OF SECURITIES
 AVAILABLE FOR SALE
---------------------------------------------
                           December 31, 1997
---------------------------------------------
                           Amortized     Fair
  (In Millions)                 Cost    Value
---------------------------------------------
  Due in One Year or Less   $2,990.5 $2,990.1
  Due After One Year
  Through Five Years           469.6    471.4
  Due After Five Years
  Through Ten Years             29.4     31.1
  Due After Ten Years          236.0    240.7
---------------------------------------------
  Total                     $3,725.5 $3,733.3
---------------------------------------------

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.


SECURITIES HELD TO MATURITY. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

------------------------------------------------------
 RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF
 SECURITIES HELD TO MATURITY
------------------------------------------------------
                            December 31, 1997
------------------------------------------------------
                               Gross      Gross
                     Book Unrealized Unrealized   Fair
  (In Millions)     Value      Gains     Losses  Value
------------------------------------------------------
  U.S. Government  $ 72.0      $  --       $ -- $ 72.0
  Obligations of
    States and Po-
    litical
    Subdivisions    276.7       18.4         --  295.1
  Federal Agency     14.3         --         --   14.3
  Other              93.1         --        1.1   92.0
------------------------------------------------------
  Total            $456.1      $18.4       $1.1 $473.4
------------------------------------------------------
                            December 31, 1996
------------------------------------------------------
                               Gross      Gross
                     Book Unrealized Unrealized   Fair
  (In Millions)     Value      Gains     Losses  Value
------------------------------------------------------
  U.S. Government  $ 73.4      $  .1       $ -- $ 73.5
  Obligations of
    States and
    Political
    Subdivisions    315.9       20.5         .1  336.3
  Federal Agency     18.2         .1         .1   18.2
  Other              90.9         --         --   90.9
------------------------------------------------------
  Total            $498.4      $20.7       $ .2 $518.9
------------------------------------------------------

---------------------------------------------
 REMAINING MATURITY OF SECURITIES HELD
 TO MATURITY
---------------------------------------------
                                December 31,
                                    1997
---------------------------------------------

                                  Book   Fair
  (In Millions)                  Value  Value
---------------------------------------------
  Due in One Year or Less       $123.9 $124.7
  Due After One Year Through
    Five Years                   127.8  135.7
  Due After Five Years Through
    Ten Years                     98.0  105.0
  Due After Ten Years            106.4  108.0
---------------------------------------------
  Total                         $456.1 $473.4
---------------------------------------------

Asset-backed and mortgage-backed securities were included in the above table taking into account anticipated future prepayments.


 Income on obligations of states and political subdivisions totaled $25.3 mil-lion, $26.8 million and $30.7 million in 1997, 1996 and 1995, respectively. Dividends received on preferred stock totaled $4.2 million, $4.4 million and $8.0 million for 1997, 1996 and 1995, respectively.

 Refer to Note 20 for additional detail related to interest risk management in-struments used to hedge securities.

INVESTMENT SECURITY GAINS AND LOSSES. Realized gross security gains and losses, which were included in the consolidated statement of income, totaled $1.2 mil-lion and $.5 million, respectively in 1997. The $1.2 million of gains in 1997 resulted when held to maturity and available for sale securities were called at a premium. Realized gross security losses in 1997 resulted entirely from the sale of securities classified as available for sale. Realized gross security gains and losses totaled $1.5 million and $1.1 million, respectively, in 1996. Of the $1.5 million in gains in 1996, $1.0 million was related to the sale of securities classified as available for sale. The remaining $.5 million resulted when held to maturity securities were called at a premium. Realized gross security losses in 1996 resulted entirely from the sale of securities classified as available for sale. Realized gross security gains and losses in 1995 totaled $1.0 million and none, respectively.

4. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE--Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust's policy to take possession of securi-ties purchased under agreements to resell.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize information related to securities purchased un-der agreements to resell and securities sold under agreements to repurchase.

-----------------------------------------------
 SECURITIES PURCHASED UNDER AGREEMENTS
 TO RESELL
-----------------------------------------------
                               December 31
-----------------------------------------------
  ($ In Millions)               1997      1996
-----------------------------------------------
  Average Balance During
    the Year                $  356.3  $  131.2
  Average Interest Rate
    Earned During the Year      5.56%     5.39%
  Maximum Month-End Bal-
    ance During the Year     2,435.5     554.5
-----------------------------------------------

-----------------------------------------------
 SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
-----------------------------------------------
                               December 31
-----------------------------------------------
  ($ In Millions)               1997      1996
-----------------------------------------------
  Average Balance During
    the Year                $1,519.9  $1,973.3
  Average Interest Rate
    Paid During the Year        5.38%     5.24%
  Maximum Month-End Bal-
    ance During the Year     3,708.9   2,922.2
-----------------------------------------------


5. LOANS AND LEASES--Amounts outstanding in selected loan categories are shown below.

------------------------------------------------
                               December 31
------------------------------------------------
  (In Millions)                   1997      1996
------------------------------------------------
  Domestic
   Residential Real Estate   $ 5,186.7 $ 4,557.5
   Commercial                  3,734.8   3,161.4
   Broker                        170.1     389.1
   Commercial Real Estate        582.1     557.7
   Personal                    1,207.2     989.8
   Other                         890.1     632.1
   Lease Financing               347.0     267.8
------------------------------------------------
  Total Domestic              12,118.0  10,555.4
  International                  470.2     382.0
------------------------------------------------
  Total Loans and Leases     $12,588.2 $10,937.4
------------------------------------------------


 Other domestic and international loans include $924.5 million at December 31, 1997, and $765.3 million at December 31, 1996 of overnight trust-related ad-vances in connection with next day security settlements. Lease financing in-cludes leveraged leases of $179.6 million at December 31, 1997, and $139.1 mil-lion at December 31, 1996.

 Residential real estate loans held for sale totaled $39.7 million and $3.7 million at December 31, 1997 and 1996, respectively.

 Refer to Note 20 for detail related to interest risk management instruments used to hedge loans.

NONPERFORMING ASSETS. Presented below are outstanding amounts of nonaccrual loans, restructured loans and OREO.

--------------------------------------------------
                                       December 31
--------------------------------------------------
  (In Millions)                         1997  1996
--------------------------------------------------
  Nonaccrual Loans
   Domestic--Commercial Real Estate    $ 7.1 $11.3
           --Other                      31.8   5.6
   International                          --    --
--------------------------------------------------
  Total Nonaccrual Loans                38.9  16.9
  Restructured Loans                     2.5   2.6
  Other Real Estate Owned                1.9   1.9
--------------------------------------------------
  Total Nonperforming Assets           $43.3 $21.4
--------------------------------------------------


 Included in nonperforming assets were loans with a recorded investment at De-cember 31, 1997 and December 31, 1996 of $38.3 million and $16.8 million, re-spectively, which were also classified as impaired. At December 31, 1997 and December 31, 1996 impaired loans totaling $7.9 million and $13.6 million, re-spectively, had no portion of the reserve for credit losses allocated to them, while $30.4 million at December 31, 1997 had an allocated reserve of $4.7 mil-lion and $3.2 million at December 31, 1996 had an allocated reserve of $.5 mil-lion. Total recorded investment in impaired loans averaged $34.4 million in 1997 and $27.6 million in 1996. Total interest income recognized on impaired loans was $191 thousand and $1.0 million in 1997 and 1996, respectively, most of which was recognized using the accrual method of accounting in 1997 and the cash-basis method in 1996.

 There were no unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 1997, while there were $61 thousand at December 31, 1996.

 Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $3.6 million in 1997, $3.1 million in 1996 and $2.9 million in 1995, compared with amounts that were actually recorded of $1.2 million, $.9 million and $.7 million, respectively.

 Write-downs and realized losses on OREO of $.4 million in each of the three years presented were charged to other operating expenses.

                           NORTHERN TRUST CORPORATION
                           --------------------------

6. RESERVE FOR CREDIT LOSSES--Changes in the reserve for credit losses were as follows:

-----------------------------------------------
  (In Millions)           1997    1996    1995
-----------------------------------------------
  Balance at Beginning
    of Year               $148.3  $147.1  $144.8
-----------------------------------------------
  Charge-Offs
   Domestic
   Commercial Real
     Estate                (.7)   (7.4)   (3.6)
   Other                 (13.7)   (8.0)   (7.5)
   International            --     (.2)    (.6)
-----------------------------------------------
  Total Charge-Offs      (14.4)  (15.6)  (11.7)
  Recoveries               4.7     3.8     5.8
-----------------------------------------------
  Net Charge-Offs         (9.7)  (11.8)   (5.9)
  Provision for Credit
    Losses                 9.0    12.0     6.0
  Reserve Related to
    Acquisitions            --     1.0     2.2
-----------------------------------------------
  Balance at End of
    Year                $147.6  $148.3  $147.1
-----------------------------------------------


7. MORTGAGE SERVICING RIGHTS--Servicing rights capitalized as a result of orig-inating mortgage loans and selling the loans with the servicing rights retained totaled $723 thousand and $307 thousand during 1997 and 1996, respectively. Am-ortization of the servicing rights totaled $94 thousand during 1997 and $22 thousand during 1996, resulting in carrying values of $914 thousand and $285 thousand as of December 31, 1997 and 1996, respectively. There were no valua-tion allowances established to record impairment of mortgage servicing rights during 1997 or 1996.

8. BUILDINGS AND EQUIPMENT--Summary of buildings and equipment is presented be-low.

------------------------------------------------
                         December 31, 1997
------------------------------------------------
                                             Net
                    Original  Accumulated   Book
  (In Millions)         Cost Depreciation  Value
------------------------------------------------
  Land                $ 39.1       $   -- $ 39.1
  Buildings            102.2         35.8   66.4
  Equipment            231.1        113.0  118.1
  Leasehold Im-
    provements          65.4         32.9   32.5
  Buildings Leased
    under Capital
    Leases (Note 9)     74.1         13.8   60.3
------------------------------------------------
  Total Buildings
    and Equipment     $511.9       $195.5 $316.4
------------------------------------------------
                         December 31, 1996
------------------------------------------------
                                             Net
                    Original  Accumulated   Book
  (In Millions)         Cost Depreciation  Value
------------------------------------------------
  Land                $ 30.5       $   -- $ 30.5
  Buildings             83.9         32.3   51.6
  Equipment            228.0        114.0  114.0
  Leasehold Im-
    provements          61.5         28.3   33.2
  Buildings Leased
    Under Capital
    Leases (Note 9)     74.1         11.9   62.2
------------------------------------------------
  Total Buildings
    and Equipment     $478.0       $186.5 $291.5
------------------------------------------------


 The charge for depreciation amounted to $49.3 million in 1997, $46.8 million in 1996 and $42.2 million in 1995.

9. LEASE COMMITMENTS--At December 31, 1997, Northern Trust was obligated under a number of noncancellable operating leases for premises and equipment. Certain leases contain rent escalation clauses, based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses call-ing for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 1997, for all noncancellable operating leases are as follows:

----------------------------------------------
                                Future Minimum
  (In Millions)                 Lease Payments
----------------------------------------------
  1998                                  $ 31.3
  1999                                    26.7
  2000                                    25.2
  2001                                    21.5
  2002                                    19.1
  Later Years                             98.8
----------------------------------------------
  Total Minimum Lease Payments          $222.6
----------------------------------------------


 Rental expense for all operating leases is included in occupancy expense and amounted to $27.8 million in 1997, $25.3 million in 1996 and $23.4 million in 1995.

 The building and land utilized at the Chicago operations center has been leased under an agreement which qualifies as a capital lease. The long-term fi-nancing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.

 In June 1997, the Bank entered into an agreement to purchase a building and adjacent land located across the street from the Chicago operations center for $23.5 million in January 2000. The building, which contains approximately 340,000 square feet of rentable office space, will be used for future expansion and to relocate the computer data center and some personnel currently located in leased facilities in downtown Chicago. Prior to the purchase date, the Bank will lease, in phases beginning in 1997, approximately two floors of this six-story building. The present value of the land and building is reported in buildings and equipment, and the related purchase obligation appears in long-term debt in the consolidated balance sheet.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 The table below reflects the future minimum lease payments required under cap-ital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 1997.

----------------------------------------------
                                Future Minimum
  (In Millions)            Lease Payments, Net
----------------------------------------------
  1998                                   $ 1.3
  1999                                     1.3
  2000                                     1.4
  2001                                     1.6
  2002                                     1.6
  Later Years                             13.0
----------------------------------------------
  Total Minimum Lease
    Payments, net                         20.2
  Less: Amount Represent-
    ing Interest                           8.8
----------------------------------------------
  Net Present Value under
    Capital Lease Obligations            $11.4
----------------------------------------------


10. SENIOR NOTES, LONG-TERM DEBT AND LINES OF CREDIT--SENIOR NOTES. Summary of Bank senior notes outstanding at December 31 is presented below.

----------------------------------------------
  ($ In Millions)          Rate    1997   1996
----------------------------------------------
  Due 1997 (a) (b)
   Fixed              5.10-5.65% $   -- $225.0
   Fixed-Convert-
   ible to Floating   4.93-5.07      --   75.0
  Due 1998 (a) (b)
   Fixed              5.75-6.29   405.0    5.0
   Floating           5.60-5.85   380.0     --
----------------------------------------------
  Total Bank Senior
  Notes                          $785.0 $305.0
----------------------------------------------

Refer to bottom of next table for applicable notes.

LONG-TERM DEBT. Summary of long-term debt outstanding at December 31 is pre-sented below.

------------------------------------------------------
  ($ In Millions)                        1997   1996
------------------------------------------------------
  Corporation-Subordinated Debt
   9.15% Notes due March 1998 (a)        $ 10.0 $ 10.0
   9.20% Notes due March 1998 (a)          13.0   13.0
   9.00% Notes due May 1998 (a)            50.0   50.0
   9.20% Notes due May 2001 (a)            25.0   25.0
  Bank-Subordinated Debt
   6.50% Notes due May 2003 (a)           100.0  100.0
   6.70% Notes due Sept. 2005 (a) (b)     100.0  100.0
   7.30% Notes due Sept. 2006 (a) (b)     100.0  100.0
------------------------------------------------------
   Subordinated Long-Term Debt           $398.0 $398.0
------------------------------------------------------
  Corporation-Other Long-Term Debt
   8.23% ESOP Installment Notes
   with Final Payment due
   December 1998 (c)                     $  9.5 $ 18.2
  Capital Lease Obligations (d)            11.4   11.6
  Building Purchase Obligation (d)         20.6     --
------------------------------------------------------
   Other Long-Term Debt                  $ 41.5 $ 29.8
------------------------------------------------------
  Total Long-Term Debt                   $439.5 $427.8
------------------------------------------------------
  Long-Term Debt Qualifying as
  Risk-Based Capital                     $315.0 $334.6
------------------------------------------------------

(a) Not redeemable prior to maturity.

(b) Under the terms of its current Offering Circular, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $1.7 billion at any one time outstanding and up to an addi-tional $100 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(c) Notes were issued directly by the ESOP trust to finance the purchase of 8,640,000 common shares. The Corporation unconditionally guarantees the payment of principal, premium, if any, and interest. The interest rate is subject to adjustment in the event of certain tax law changes affecting ESOP plans. Refer to Note 18.

(d) Refer to Note 9.


 Refer to Note 20 for detail related to interest risk management instruments used to hedge notes.

LINES OF CREDIT. The Corporation currently maintains commercial paper back-up facility lines of credit with three banks totaling $50 million. The termination date is November 2001. The commitment fee is determined by a pricing matrix that is based on the long-term senior debt ratings of the Corporation. Current-ly, the annual fee is one-tenth of 1% of the commitment. There were no borrowings under commercial paper back-up facilities during 1997 or 1996.

                           NORTHERN TRUST CORPORATION
                           --------------------------

11. FLOATING RATE CAPITAL SECURITIES--The following table summarizes the book value of Floating Rate Capital Securities outstanding:

---------------------------------------------
                                  December 31
---------------------------------------------
  (In Millions)                     1997 1996
---------------------------------------------
  $150 Million Series A due Jan-
  uary 15, 2027                   $148.6   --
  $120 Million Series B due
  April 15, 2027                   118.8   --
---------------------------------------------
  Total Floating Rate Capital
  Securities                      $267.4   --
---------------------------------------------


 On January 16, 1997, the Corporation issued $150 million of Floating Rate Cap-ital Securities, Series A, through a statutory business trust wholly-owned by the Corporation. On April 25, 1997, the Corporation also issued, through a sep-arate wholly-owned statutory business trust, $120 million of Floating Rate Cap-ital Securities, Series B. The sole assets of the trusts are Subordinated De-bentures of Northern Trust Corporation which have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Of-fered Rate (LIBOR), while the Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR. Both Series A and B Secu-rities qualify as tier 1 capital for regulatory purposes.

 The Corporation has fully, irrevocably and unconditionally guaranteed all pay-ments due on such Capital Securities. The holders of the Capital Securities are entitled to receive preferential cumulative cash distributions quarterly in ar-rears (based on the liquidation amount of $1,000 per Capital Security) at an interest rate equal to the rate on the corresponding Subordinated Debentures. The interest rate on the Series A and Series B securities is equal to three-month LIBOR plus 0.52% and 0.59%, respectively. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 con-secutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Deben-tures, distributions on the Capital Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or de-clare any cash distributions with respect to the Corporation's capital stock or debt securities that rank the same as or junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation's existing indebtedness.

 The Corporation has the right to redeem the Series A Subordinated Debentures on or after January 15, 2007 and the Series B Subordinated Debentures on or af-ter April 15, 2007, in each case in whole or in part. In addition, the Corpora-tion has the right to redeem the Subordinated Debentures held by either trust in whole but not in part at any time within 90 days following certain defined tax or regulatory capital treatment changes, at a price equal to the principal amount plus accrued and unpaid interest.

12. STOCKHOLDERS' EQUITY--PREFERRED STOCK. The Corporation is authorized to is-sue 10,000,000 shares of preferred stock without par value. The Board of Direc-tors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock is-sued. Summary of preferred stock outstanding is presented below.

---------------------------------------------
                                 December 31
---------------------------------------------
  (In Millions)                   1997   1996
---------------------------------------------
  Auction Rate Preferred Stock
  Series C 600 shares
  @ $100,000 per share          $ 60.0 $ 60.0
  Flexible Auction Rate Cumu-
  lative Preferred Stock Se-
  ries D 600 shares @ $100,000
  per share                       60.0   60.0
---------------------------------------------
  Total Preferred Stock         $120.0 $120.0
---------------------------------------------


SERIES C--In 1987, 600 shares of Auction Rate Preferred Stock (APS) Series C were issued, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Com-posite Commercial Paper Rate. No dividends other than dividends payable in ju-nior stock, such as Common Stock, may be paid on Common Stock until full cumu-lative dividends on the APS have been paid. The average rate for this issue as declared during 1997 was 4.13%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.

SERIES D--In 1990, 600 shares of Flexible Auction Rate Cumulative Preferred Stock Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period contains 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a per-centage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as ap-propriate for the length of each Short-Term or Long-Term Dividend Period, re-spectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay oc-curs. No dividends other than dividends payable in junior stock, such as Common Stock, may be paid on Common Stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 1997 was 4.12%. The shares of FAPS are redeemable at the option of the Corporation, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.

SERIES E--On January 5, 1996, the Corporation called for redemption its out-standing 6.25% Cumulative Convertible Preferred Stock Series E. The Series E was sold to the public in the form of 1,000,000 Depositary Shares, each representing one-twentieth of a share of the Series E Preferred Stock (equal to 50,000 preferred shares). In January 1996, 994,737 of the total 1,000,000 De-positary Shares were converted at the option of the holders at a conversion price of $41.50 into 1,198,372 (2,396,744 shares on a post-split basis) shares of the Corporation's common stock. The conversion resulted in fractions of shares for which the Corporation paid cash. The remaining 5,263 Depositary Shares were redeemed on January 26, 1996, for cash at a redemption price of $52.8038 per Depositary Share.

PREFERRED STOCK PURCHASE RIGHTS. In 1989, the Board of Directors of the Corpo-ration declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of the Corporation's common stock to the stockholders of record on October 31, 1989. The Rights are subject to anti-dilution provi-sions, and each Right is now exercisable for one-sixth of one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $41.67 for each such fractional share. The Rights are evidenced by the common stock certificates and are not exercisable or transferable apart from the com-mon stock until twenty days after a person or group acquires 15 percent or more of the Corporation's voting power or announces a tender or exchange offer which could result in ownership of 25 percent or more of the voting power. Shares of the Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable.

 In the event that a person or group acquires 25 percent or more of the Corpo-ration voting power or if the Corporation merges or engages in certain self-dealing transactions with a 15 percent or more stockholder, each Right will en-title the holder, other than such person or group in certain circumstances, to purchase that number of shares of surviving company common stock which at the time of the transaction would have a market value of twice the exercise price of the Right.

 The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one cent per Right at any time prior to the close of business on the 20th day following publication of the acquisition of 15 percent or more of the voting power by a person or group. Unless earlier redeemed, the Rights will expire on October 31, 1999.

COMMON STOCK. In November 1996, the Corporation declared a two-for-one split of its common stock, to be effected by means of a 100% stock distribution. One share for each share held by shareholders of record on December 2, 1996 was distributed on December 9, 1996.

 Also in November 1996, the Corporation announced that it increased its common stock buyback authorization by approximately 4.2 million shares. An additional
3.2 million shares may be purchased after December 31, 1997 under the current program. These shares may be repurchased from time to time in open market pur-chases, and the shares would be used primarily for management incentive plans and other corporate purposes.

 An analysis of changes in the number of shares of common stock outstanding follows:

----------------------------------------------------------
                             1997         1996        1995
----------------------------------------------------------
  Balance at
    January 1         111,247,732   55,664,412  54,089,259
  Distribution of
    Two-for-One
    Stock Split                --   55,664,412          --
  Conversion of
    Preferred Stock,
    Series E                   --    2,396,744          --
  Employee Benefit
    Plans:
      Incentive Plan
        and Awards        315,147      377,086     406,084
    Stock Options
      Exercised         1,214,310    1,242,034     640,229
  Issued for
    Acquisitions               --           --   2,014,999
  Treasury Stock
    Purchases          (1,409,753)  (4,096,956) (1,486,159)
----------------------------------------------------------
  Balance at
    December 31       111,367,436  111,247,732  55,664,412
----------------------------------------------------------

Note: 1996 share activity reflects the December 1996 two-for-one stock split.

                           NORTHERN TRUST CORPORATION
                           --------------------------

13. INCOME TAXES--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts com-puted at the statutory federal tax rate of 35%.

------------------------------------------------------
  (In Millions)                   1997    1996    1995
------------------------------------------------------
  Tax at Statutory Rate         $165.2  $135.6  $112.2
  Tax-Exempt Income              (10.7)  (11.6)  (13.9)
  State Taxes, net                 8.5     4.8     2.4
  Other                            (.5)    (.2)    (.2)
------------------------------------------------------
  Provision for Income Taxes    $162.5  $128.6  $100.5
------------------------------------------------------


 The components of the consolidated provision for income taxes for each of the three years ended December 31, are as follows:

--------------------------------------------
  (In Millions)           1997   1996   1995
--------------------------------------------
  Current Tax Provision:
   Federal              $102.4 $ 91.4 $ 75.7
   State                   6.8    3.8    2.9
   Foreign                15.3    3.9    4.2
--------------------------------------------
   Total                 124.5   99.1   82.8
--------------------------------------------
  Deferred Tax Provision:
   Federal                31.7   26.0   16.9
   State                   6.3    3.5     .8
--------------------------------------------
   Total                  38.0   29.5   17.7
--------------------------------------------
  Provision for Income
    Taxes               $162.5 $128.6 $100.5
--------------------------------------------


 In addition to the amounts shown in the above tables, tax liabilities or (ben-efits) have been recorded directly to stockholders' equity for the following items:

-----------------------------------------------
  (In Millions)                    1997   1996
-----------------------------------------------
  Current Tax Benefit for Em-
    ployee Stock Options and
    Other Employee Benefit
    Plans                        $(15.6) $(8.7)
  Deferred Tax Effect of
    Unrealized Security Gains
    (Losses)                         .3    (.6)
  Deferred Tax Effect of Un-
    funded Pension Liabilities     (1.4)   (.5)
-----------------------------------------------


 Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and lia-bilities. Deferred tax liabilities and assets have been computed based on the statutory federal tax rate of 35%, as follows:

                                    December 31
------------------------------------------------
  (In Millions)                      1997   1996
------------------------------------------------
  Deferred Tax Liabilities:
   Lease Financing                 $122.4 $ 88.3
   Software Development              39.3   40.6
   Accumulated Depreciation           9.2    6.5
   Acquired Intangible Assets         7.5    6.5
   Other Liabilities                 21.0   16.7
------------------------------------------------
  Gross Deferred Tax Liabilities    199.4  158.6
------------------------------------------------
  Deferred Tax Assets:
   Reserve for Credit Losses         51.2   51.4
   Leased Facilities                  7.3    7.6
   Other Assets                      15.5   10.2
------------------------------------------------
  Gross Deferred Tax Assets          74.0   69.2
  Valuation Reserve                    --     --
------------------------------------------------
  Deferred Tax Assets, net of
    Valuation Reserve                74.0   69.2
------------------------------------------------
  Net Deferred Tax Liabilities     $125.4 $ 89.4
------------------------------------------------


 At December 31, 1997, Northern Trust had a federal net operating loss carryforward of $4.3 million resulting from a business acquisition, which is available to reduce future tax return liabilities. In addition, Northern Trust had a state net operating loss and tax credit carryforwards of $5.3 million and $2.0 million, respectively. The carryforwards are subject to various limita-tions imposed by tax law.

14. NET INCOME PER COMMON SHARE COMPUTATIONS--Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," established new standards for computing and presenting net income per common share. Northern Trust imple-mented SFAS No. 128 as of December 31, 1997. All prior period net income per common share data presented throughout these consolidated financial statements has been restated to conform to the requirements of SFAS No. 128. The computa-tion of net income per common share is presented on the following page.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
  ($ In Millions Except Per Share
  Information)                                1997          1996          1995
-------------------------------------------------------------------------------
  BASIC NET INCOME PER COMMON SHARE
  Net Income                                $309.4        $258.8        $220.0
  Less: Dividends on Preferred Stock          (5.0)         (4.9)         (8.5)
-------------------------------------------------------------------------------
  Net Income Applicable to Common Stock     $304.4        $253.9        $211.5
  Average Number of Common Shares
    Outstanding                        110,977,645   111,933,829   110,737,342
  Basic Net Income Per Common Share         $ 2.74        $ 2.27        $ 1.91
  DILUTED NET INCOME PER COMMON SHARE
  Net Income Applicable to Common Stock     $304.4        $253.9        $211.5
  Add Back: Dividends on Series E
    Convertible Preferred Stock                 --            --           3.1
-------------------------------------------------------------------------------
  Net Income Used to Compute Diluted
    Net Income Per Common Share             $304.4        $253.9        $214.6
-------------------------------------------------------------------------------
  Average Number of Common Shares
    Outstanding                        110,977,645   111,933,829   110,737,342
  Plus: Dilutive Potential Common
    Shares
   Stock Options                         2,846,992     1,968,038     1,218,508
   Performance Shares                      579,737       611,072       690,502
   Series E Convertible Preferred Stock         --       190,928     2,409,640
   Other                                   256,782       135,251        29,482
-------------------------------------------------------------------------------
  Average Common and Potential
    Common Shares                      114,661,156   114,839,118   115,085,474
-------------------------------------------------------------------------------
  Diluted Net Income Per Common Share       $ 2.66        $ 2.21        $ 1.86
-------------------------------------------------------------------------------

15. RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND LOANS OR ADVANCES--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, subject to other applicable provisions of law. In addi-tion, prior approval of the relevant federal banking regulator is required if dividends declared by any of the Corporation's banking subsidiaries in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two years. Based on these reg-ulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 1998 equal to their 1998 eligible net profits (as defined) plus $342.8 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of reg-ulatory policies and guidelines relating to dividend payments and capital ade-quacy.

 State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or exten-sions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions be-tween a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those pre-vailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

16. OTHER OPERATING INCOME--Included in the 1997 results is $11.1 million re-sulting from settlements reached with Illinois banking regulators concerning the disposition of certain unclaimed balances accumulated over a number of years.

17. OTHER OPERATING EXPENSES--The components of other operating expenses were as follows:

--------------------------------------------
  (In Millions)           1997   1996   1995
--------------------------------------------
  Business Development  $ 32.0 $ 26.9 $ 23.0
  Purchased Profes-
    sional Services       81.0   76.7   57.6
  Telecommunications      13.2   11.4   10.8
  Postage and Supplies    22.0   21.9   20.7
  FDIC Premium             1.2     --    8.5
  Software Amortiza-
    tion                  41.1   32.6   28.3
  Goodwill and Other
  Intangibles Amorti-
    zation                 9.9    9.7    7.5
  Pension Settlement
  Charges                   --     .5    4.1
  Other Expense           35.2   31.2   22.0
--------------------------------------------
  Total Other Operat-
    ing Expenses        $235.6 $210.9 $182.5
--------------------------------------------


 Software, goodwill and other intangible assets are included in other assets in the consolidated balance sheet. Software totaled $145.1 million at December 31, 1997 and $133.8 million at December 31, 1996. Goodwill totaled $96.0 mil-lion at December 31, 1997 and $66.5 million at December 31, 1996. Other intan-gibles totaled $48.3 million at December 31, 1997 and $39.4 million at Decem-ber 31, 1996.

                           NORTHERN TRUST CORPORATION
                           --------------------------

18. PENSION AND OTHER EMPLOYEE BENEFITS-- PENSION. A noncontributory qualified pension plan covers substantially all employees. The plan provides benefits for normal and early retirement, benefits for vested employees and, under certain circumstances, survivor benefits in the event of death. Benefits are based on the employees' years of service and their five highest consecutive years of compensation. The proportion of average compensation paid as a pension benefit is determined by length of service. Contributions to the plan satisfy or exceed the minimum funding requirements of ERISA. Certain retiree death benefits are funded through the pension and the related cost is included as pension expense. Assets held by the plan consist primarily of listed stocks and corporate bonds.

 Northern Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are ex-pected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a "Rabbi" Trust, to fund benefits in excess of those permitted in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified retirement benefits. This arrangement offers certain officers a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.

 The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 1997 and 1996. Prior service costs and unrecognized net assets established at January 1, 1986 are being amortized on the straight-line basis over 13.2 years.


 PLAN STATUS
--------------------------------------------------------------------------------

                                  Qualified      Nonqualified
                                     Plan            Plan
-------------------------------------------------------------
                                         September 30
-------------------------------------------------------------
  ($ In Millions)                1997    1996    1997    1996
-------------------------------------------------------------
  Actuarial Present Value of
    Benefit Obligation:
  Vested Benefit Obligation    $151.1  $140.1  $ 16.1  $ 12.3
  Accumulated Benefit
    Obligation                  167.5   155.6    17.4    13.2
-------------------------------------------------------------
  Projected Benefit
    Obligation for Service
    Rendered to Date            219.2   206.1    23.8    19.4
  Plan Assets at Fair Value     288.2   229.0      --      --
-------------------------------------------------------------
  Plan Assets In Excess of
    (Less Than) Projected
    Benefit Obligation           69.0    22.9   (23.8)  (19.4)
  Unrecognized Net Asset
    (Effective January 1,
    1986)                        (2.2)   (3.6)    (.1)    (.1)
  Unrecognized Net Loss          17.6    53.6    12.7     8.6
  Unrecognized Prior Service
    Cost                         (7.3)   (7.9)    2.0     2.4
  Valuation Adjustment            (.3)    (.3)     --      --
-------------------------------------------------------------
  Prepaid (Accrued) Pension
  Cost at September 30           76.8    64.7    (9.2)   (8.5)
  Net (Expense) Funding
    October to December          (1.9)   (1.7)    (.2)    1.0
  Additional Minimum
    Liability at December 31       --      --    (7.3)   (3.8)
-------------------------------------------------------------
  Prepaid (Accrued) Pension
  Cost at December 31          $ 74.9  $ 63.0  $(16.7) $(11.3)
-------------------------------------------------------------
  Assumptions:
   Discount Rates                7.25%   7.50%   6.75%   7.00%
   Rate of Increase in
     Compensation Level          5.90    5.80    5.90    5.80
   Expected Long-Term Rate
     of Return on Assets         9.00    9.00     N/A     N/A
-------------------------------------------------------------


-----------------------------------------------
 NET PERIODIC PENSION COST
-----------------------------------------------
                     Qualified    Nonqualified
                       Plan           Plan
-----------------------------------------------
  (In Millions)      1997   1996    1997   1996
-----------------------------------------------
  Service Cost      $10.6  $10.4  $  1.1 $  1.1
  Interest Cost      15.9   14.9     1.4    1.4
  Actual Return on
    Plan Assets     (56.9) (27.9)     --     --
  Net Amortization   37.8   10.0      .9    1.0
-----------------------------------------------
  Net Periodic
    Pension Cost    $ 7.4  $ 7.4  $  3.4 $  3.5
-----------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Pension expense for 1995 was $8.3 million and $3.8 million for the qualified and nonqualified plans, respectively. In 1996, the service benefit formula and survivor annuity provisions were amended and the mortality assumptions were changed for the qualified and nonqualified plans. The changes reduced total 1996 pension expense by $1.1 million.

 Total assets in the "Rabbi" Trust related to the nonqualified pension plan at December 31, 1997 and 1996 amounted to $14.3 million, and $10.3 million, re-spectively.

 A pension plan is also maintained for the London Branch employees. At December 31, 1997, the fair value of assets and the projected benefit obligation totaled approximately $13.0 million and $11.0 million, respectively. At December 31, 1996, the fair value of assets and the projected benefit obligation were $7.8 million and $9.1 million, respectively. Pension expense for 1997 and 1996 was $1.4 million and $1.1 million, respectively.

THRIFT INCENTIVE PLAN. The Corporation and its subsidiaries have a defined con-tribution Thrift Incentive Plan covering substantially all employees. The cor-porate contribution is contingent upon the level of employee contribution and meeting a predefined earnings target for the year. The maximum corporate con-tribution was equal to 4% of an employee's salary in 1997 and 1996, and 5% in 1995. The estimated contribution to this plan is charged to pension and other employee benefits and totaled $9.1 million in 1997, $8.0 million in 1996 and $11.3 million in 1995.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). A leveraged ESOP in which substantially all employees of Northern Trust are eligible to participate was established in 1989. Under the original terms of the ESOP, the shares were to be allocated over ten years. In 1996, the terms of the ESOP were amended. The original matu-rity of the ESOP-related debt was effectively extended by an additional three years through financing provided by the Corporation and the remaining ESOP shares are being allocated over the six year period ending December 31, 2001. The Corporation will make an additional contribution of $5.4 million in cash or shares of common stock in each of the years 2002 and 2003.

 Dividends paid on unallocated shares held in the ESOP Trust are used for debt service on the ESOP notes. Compensation expense is accounted for based primar-ily on the amount of cash paid by Northern Trust to the ESOP for principal pay-ments on the ESOP notes. Of the original 9 million shares in the ESOP Trust, 7,200,370 shares have been allocated as of December 31, 1997. The ESOP shares not yet allocated to individual accounts are treated as deferred compensation and accounted for as a reduction of stockholders' equity.

 The following table presents information related to the ESOP.

--------------------------------------------
  (In Millions)                    1997 1996
--------------------------------------------
  Total ESOP Compensation Expense  $2.6 $2.3
  Interest Incurred on ESOP-
    Related Debt                    1.3  2.0
  Amount Contributed to ESOP-
    Related Debt                    3.4  3.6
  Dividends and Interest on Unal-
    located ESOP Shares Used for
    Debt Service                    1.8  1.9
--------------------------------------------


OTHER POSTRETIREMENT BENEFITS. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan may be eligible for postretirement health care cov-erage. These benefits are provided either through an indemnity plan, subject to deductibles, co-payment provisions and other limitations or through health maintenance organizations. The provisions may be changed at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.

 The following tables set forth the plan status at December 31 and the net pe-riodic postretirement benefit cost of the domestic postretirement health care plan for 1997 and 1996. The transition obligation at January 1, 1993 is being amortized to expense over a twenty year period.

----------------------------------------------
 PLAN STATUS
------------------------------------------------------
  (In Millions)                            1997   1996
------------------------------------------------------
  Accumulated Postretirement Benefit
    Obligation (APBO) Measured at
      September 30:
      Retirees and Dependents             $15.0  $15.9
      Actives Eligible for Benefits         4.7    5.3
      Actives Not Yet Eligible              8.7   12.1
------------------------------------------------------
  Total APBO                               28.4   33.3
    Unamortized Transition Obligation      (8.7) (11.3)
    Unrecognized Net Loss                  (3.2)  (8.2)
------------------------------------------------------
  Net Postretirement Benefit Liability    $16.5  $13.8
------------------------------------------------------

--------------------------------------------
 NET PERIODIC POSTRETIREMENT
 BENEFIT COST
--------------------------------------------
  (In Millions)                   1997  1996
--------------------------------------------
  Service Cost                   $  .9 $ 1.3
  Interest Cost                    2.0   2.6
  Net Amortization                  .6   1.2
--------------------------------------------
  Net Periodic Postretirement
    Benefit Cost                 $ 3.5 $ 5.1
--------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

 Postretirement health care expense for 1995 was $6.2 million. In 1996, the cost sharing provisions of the plan were amended and resulted in a reduction in 1996 expense of $1.8 million.

 For measurement purposes, a 9.0% annual increase in the cost of covered health care benefits was assumed for 1998. This rate is assumed to decrease gradually to 5.5% in 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation for the postretirement health care plan as of December 31, 1997 by approximately $1.1 million, and the aggregate of the service and interest cost components of the 1997 net periodic postretirement benefit cost by $.1 million. The weighted av-erage discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at December 31, 1997 and 7.50% at December 31, 1996.

19. CONTINGENT LIABILITIES--Because of the nature of its activities, Northern Trust is subject to pending and threatened legal actions that arise in the nor-mal course of business. In the judgment of management, after consulta- tion with legal counsel, none of the litigation to which the Corporation or any of its subsidiaries is a party will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of opera-tions.

20. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS--COMMITMENTS AND LETTERS OF CREDIT. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client default. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.

 Commitments and letters of credit consist of the following:

 LEGALLY BINDING COMMITMENTS TO EXTEND CREDIT generally have fixed expiration dates or other termination clauses. Since a significant portion of the commit-ments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.

 PARTICIPATIONS IN BANKERS ACCEPTANCES obligate Northern Trust, in the event of default by the counterparty, to reimburse the holder of the acceptance an amount equal to its participation in the acceptance.

 COMMERCIAL LETTERS OF CREDIT are instruments issued by Northern Trust on be-half of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.

 STANDBY LETTERS OF CREDIT obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to sup-port public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar trans-actions.

 The following table shows the contractual amounts of commitments and letters of credit.

 COMMITMENTS AND LETTERS OF CREDIT
------------------------------------------------
                                 December 31
------------------------------------------------
  (In Millions)                   1997      1996
-------------------------------------------------
  Legally Binding Com-
    mitments to Extend
    Credit                   $11,946.6 $10,299.3
  Participations in
    Bankers Acceptances            7.8      20.6
  Commercial Letters of
    Credit                        98.6     117.8
  Standby Letters of
    Credit:
      Corporate              $   401.9 $   378.4
      Industrial Revenue         843.0     724.5
      Other                      298.3     214.3
------------------------------------------------
   Total Standby Letters
     of Credit*              $ 1,543.2 $ 1,317.2
------------------------------------------------

*These amounts include $199.1 million and $165.3 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 1997 and 1996, respectively. The weighted average maturity of standby letters of credit was 24 months at December 31, 1997 and 28 months at December 31, 1996.


RISK MANAGEMENT INSTRUMENTS. These instruments include foreign exchange con-tracts, foreign currency futures contracts, and various interest risk manage-ment instruments.

 Northern Trust is a party to various risk management instruments that are used in the normal course of business to meet the risk management needs of its cli-ents; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these in-struments is that interest or foreign exchange rates could change in an unan-ticipated manner, resulting in higher interest costs or a loss in the under-lying value of the instrument. These risks are mitigated by establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sen-sitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, market liquidity and volatility, as well as expe-rience in each market, are all taken into account.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agree-ment, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the lives of the instruments as interest and foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.

 Risk management instruments include:

 FOREIGN EXCHANGE CONTRACTS are agreements to exchange specific amounts of cur-rencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange risk manage-ment needs of clients. Foreign exchange contracts are also used for trading purposes and asset/liability management.

 FOREIGN CURRENCY AND INTEREST RATE FUTURES CONTRACTS are agreements for de-layed delivery of foreign currency, securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a speci-fied currency, security, or instrument, at a specified price or yield. All of Northern Trust's futures contracts are traded on organized exchanges that re-quire the daily settlement of changes in the value of the contracts. Futures contracts are utilized in trading activities and asset/liability management to limit Northern Trust's exposure to unfavorable fluctuations in foreign exchange rates or interest rates.

 INTEREST RATE PROTECTION CONTRACTS are agreements which enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, Northern Trust receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates. Northern Trust also purchases interest rate protection contracts for asset/liability management.

 INTEREST RATE SWAP CONTRACTS involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts; these types of transactions constitute the majority of the interest rate swap portfolio. Northern Trust has also entered into a limited number of more complex interest rate swap transactions that were executed concurrently with the purchase of $24 million of structured agency notes. The structured notes are included in the available for sale portion of the securities portfo-lio. The interest rate swap contracts are used to hedge the nonstandard fea-tures of the structured notes thereby converting them to U.S. dollar denomi-nated floating rate notes indexed to LIBOR.

 FORWARD SALE CONTRACTS represent commitments to sell a specified amount of se-curities at an agreed upon date and price. Northern Trust utilizes forward sale contracts principally in connection with its sale of mortgage loans.

 EXCHANGE-TRADED OPTION CONTRACTS grant the buyer the right, but not the obli-gation, to purchase or sell at a specified price, a stated number of units of an underlying financial instrument, at a future date.

 The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not repre-sent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity.

 RISK MANAGEMENT INSTRUMENTS
------------------------------------------------------------
                                        Contractual/Notional
                                                 Amounts
                                               December 31
------------------------------------------------------------
  (In Millions)                              1997       1996
------------------------------------------------------------
  Asset/Liability Management:
   Foreign Exchange Contracts          $    155.8 $     46.0
   Foreign Currency Futures Contracts         4.0        3.3
   Interest Rate Futures
   Contracts Sold                              --      101.7
   Interest Rate
   Protection Contracts Purchased            85.0       25.0
   Interest Rate Swap Contracts           2,812.7    2,571.4
   Forward Sale Contracts                    50.9       11.3
   Exchange-Traded Option
    Contracts Purchased                        --        2.8
  Client-Related and Trading:
   Foreign Exchange Contracts            16,193.1   13,420.7
   Interest Rate Futures
   Contracts Sold                            10.0       15.0
   Interest Rate Protection
   Contracts--Purchased                      13.8       34.0
            --Sold                           24.9       43.2
   Interest Rate Swap Contracts              63.5      328.9
------------------------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

 RISK MANAGEMENT INSTRUMENTS USED FOR ASSET/LIABILITY MANAGEMENT. Northern Trust utilizes various types of risk management instruments, primarily interest rate swaps, as tools for managing interest rate and option risk related to its own balance sheet. The following table summarizes the expected maturities and weighted average interest rates to be paid and received on the asset/liability management swap portfolio at December 31, 1997. A key assumption in the preparation of the table is that floating rates remain constant at December 31, 1997 levels.

-------------------------------------------------------------------------------
 REMAINING MATURITY OF ASSET/LIABILITY MANAGEMENT INTEREST RATE SWAPS
-------------------------------------------------------------------------------
  ($ In Millions)             1998   1999  2000  2001  2002 2003-2007    Total
-------------------------------------------------------------------------------
  PAY FIXED
   Notional Amount          $190.1  186.5 230.0 222.4 303.3     620.9 $1,753.2
   Average Pay Rate           5.41%  6.56  6.37  6.89  5.84      6.80     6.41%
   Average Receive Rate       5.91   5.87  5.91  5.84  5.16      5.83     5.74
-------------------------------------------------------------------------------
  RECEIVE FIXED
   Notional Amount          $400.0     --  15.0    --    --     100.0 $  515.0
   Average Pay Rate           5.79%    --  5.72    --    --      5.75     5.78%
   Average Receive Rate       5.96     --  5.99    --    --      6.31     6.03
-------------------------------------------------------------------------------
  PAY AND RECEIVE VARIABLE
  (BASIS SWAPS)
   Notional Amount          $544.5     --    --    --    --        -- $  544.5
   Average Pay Rate           5.56%    --    --    --    --        --     5.56%
   Average Receive Rate       5.70     --    --    --    --        --     5.70
-------------------------------------------------------------------------------

 Some of the principal uses of risk management instruments, together with the notional amounts outstanding, are described as follows:

 CONVERT YIELDS ON SECURITIES TO AN EFFECTIVE LIBOR RATE. At December 31, 1997, interest rate swaps with a notional amount of $338 million were used to convert fixed and floating rate interest payments on securities (classified as available for sale) to floating rate payments indexed to LIBOR. Swaps with a notional amount of $174 million were combined with fixed rate securities, $140 million were combined with floating rate securities indexed to Treasury Bill rates, and $24 million were combined with structured notes, whose non-standard features were hedged. The swaps were executed simultaneously with the purchase of the notes. The securities were converted to an effective LIBOR rate to match LIBOR-based funding costs.

 REDUCE INTEREST RATE RISK FROM FIXED RATE LOANS FUNDED WITH VARIABLE RATE LI-ABILITIES. Northern Trust paid a fixed rate and received a floating rate on interest rate swaps with a notional amount of $1.5 billion at December 31, 1997 to hedge the interest rate risk from fixed rate loans. For accounting purposes these swaps were designated to either convert the fixed rate on the loan to an effective floating rate or to convert floating rate funding to a fixed rate. Interest rate floors with a notional amount of $85 million at De-cember 31, 1997 were used to hedge mortgage loan prepayment risk.

 SWAPS COMBINED WITH LIABILITIES TO OBTAIN FAVORABLE FUNDING COSTS. Interest rate swaps with a notional amount of $980 million at December 31, 1997 were used in conjunction with the issuance of senior notes and subordinated notes to obtain desired funding characteristics. Of these swaps, $500 million con-verted fixed rate notes to floating rate funding indexed to LIBOR, $380 mil-lion converted floating rate notes to a different floating rate index, and $100 million converted a floating rate note to a fixed rate. The use of swaps in combination with notes permitted Northern Trust to issue notes with rate and maturity features that were most desired by investors while converting the rate characteristics to meet its needs.

 HEDGING FOREIGN CURRENCY RISK. Forward foreign exchange contracts and foreign currency futures contracts were used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency assets and obligations. The notional amounts of these contracts at year-end 1997 were $155.8 million of forward foreign exchange contracts and $4.0 million of short sales of foreign currency futures contracts.

 HEDGING MORTGAGES HELD FOR SALE. Northern Trust hedges the market risk of its portfolio of fixed rate commitments and mortgages held for sale with a combi-nation of derivative financial instruments. At December 31, 1997 the portfolio was hedged with $50.9 million of forward sales of mortgage-backed securities.

 No deferred gains or losses related to interest risk management instruments used for asset/liability management were included in the consolidated balance sheet at year-end 1997 or 1996.

 CLIENT AND TRADING-RELATED INTEREST RISK MANAGEMENT INSTRUMENTS. Net revenue associated with client and trading-related interest risk management activities totaled $.3 million, $.3 million, and $2.8 million during 1997, 1996, and 1995, respectively. The majority of these revenues are related to interest rate swaps, futures contracts, and interest rate protection agreements, and are reported as trading income in the consolidated statement of income.

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

However, the amount reported for 1995 also included interest income earned on U.S. Government securities that were classified as trading account securities and hedged with futures contracts.

OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securi-ties owned by clients to borrowers who are reviewed by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has is-sued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a min-imum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 1997 and 1996 subject to indemnification was $29.5 billion and $15.7 billion, respectively. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.

 The Bank is a participating member of various cash and securities clearing or-ganizations. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activi-ties. A wide variety of securities transactions are settled through these orga-nizations, including those involving obligations of states and political subdi-visions, asset-backed securities, commercial paper, Eurodollars and securities issued by the Government National Mortgage Association.

 As a result of its participation in cash and securities clearing organiza-tions, the Bank could be responsible for a pro rata share of certain credit-re-lated losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agree-ments varies from day to day, primarily as a result of fluctuations in the vol-ume of transactions cleared through the organizations. The estimated credit ex-posure at December 31, 1997 and 1996 was $73 million and $70 million, respec-tively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust.

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

 The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are inte-gral to a full assessment of the consolidated financial position.

 The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons be-tween Northern Trust's disclosures and those of other financial institutions may not be meaningful.

 The following methods and assumptions were used in estimating the fair values of the financial instruments:

 SECURITIES. Fair values of securities were based on quoted market values, when available. If quoted market values were not available, fair values were based on quoted market values for comparable instruments.

 LOANS (NOT INCLUDING LEASE FINANCING RECEIVABLES). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for dif-ferences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the dis-count rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility.

 SAVINGS CERTIFICATES, OTHER TIME AND FOREIGN OFFICES TIME DEPOSITS. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.

 SENIOR NOTES, LONG-TERM DEBT, AND FLOATING RATE CAPITAL SECURITIES. Fair val-ues were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for compara-ble instruments.

 OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The fair values of commitments and letters of credit represent the amount of unamortized fees on these instru-ments. The fair values of all other off-balance sheet financial instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.

 FINANCIAL INSTRUMENTS VALUED AT CARRYING VALUE. Due to their short maturity, the respective carrying values of certain on-balance sheet financial instru-ments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers' acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; other borrowings; and liability on acceptances.

 The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the con-solidated balance sheet.

                           NORTHERN TRUST CORPORATION
                           --------------------------

--------------------------------------------------------------------------------

 Fair Values of On-Balance Sheet Financial Instruments. The following table summarizes the fair values of on-balance sheet financial instruments.

-------------------------------------------------------------------------------------------------------
                                                                      December 31
-------------------------------------------------------------------------------------------------------
                                                           1997                          1996
-------------------------------------------------------------------------------------------------------
                                                      Book           Fair           Book           Fair
(In Millions)                                        Value          Value          Value          Value
-------------------------------------------------------------------------------------------------------
Assets
Cash and Due From Banks                          $ 1,738.9      $ 1,738.9      $ 1,292.5      $ 1,292.5
Money Market Assets                                5,309.4        5,309.4        3,196.9        3,196.9
Securities:
  Available for Sale                               3,733.3        3,733.3        4,311.7        4,311.7
  Held to Maturity                                   456.1          473.4          498.4          518.9
  Trading Account                                      8.8            8.8            4.8            4.8
Loans (excluding leases), net of credit
  loss reserve:
  Held to Maturity                                12,053.9       12,114.9       10,517.6       10,507.6
  Held for Sale                                       39.7           40.0            3.7            3.7
Acceptance Liability                                  31.4           31.4           44.7           44.7
Trust Security Settlement Receivables                291.4          291.4          362.3          362.3
Liabilities
Deposits:
  Demand, Savings and Money Market                 8,240.0        8,240.0        7,767.5        7,767.5
  Savings Certificates, Other Time and
    Foreign Offices Time                           8,120.0        8,138.1        6,028.7        6,047.9
Federal Funds Purchased                              821.2          821.2          653.0          653.0
Repurchase Agreements                              1,139.7        1,139.7          966.1          966.1
Commercial Paper                                     146.8          146.8          149.0          149.0
Other Borrowings                                   2,876.6        2,876.6        3,142.1        3,142.1
Senior Notes                                         785.0          784.9          305.0          304.7
Long-Term Debt                                       439.5          450.4          427.8          432.2
Floating Rate Capital Securities                     267.4          267.7             --             --
Liabilities on Acceptances                            31.4           31.4           44.7           44.7
-------------------------------------------------------------------------------------------------------

 FAIR VALUES OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The following tables summarize the fair values of off-balance sheet financial instruments.

-------------------------------------------
                          December 31
-------------------------------------------
                       1997        1996
-------------------------------------------
                     Book  Fair  Book  Fair
  (In Millions)     Value Value Value Value
-------------------------------------------
  Commitments and
  Letters of Cred-
  it:
   Loan Commit-
   ments            $ 2.1 $ 2.1 $ 2.1 $ 2.1
   Letters of
   Credit             1.0   1.0    .7    .7
  Asset/Liability
  Management:
   Foreign Ex-
   change
   Contracts
   Assets             1.9   1.9   2.9   2.9
   Liabilities        1.7   1.7    --    --
   Interest Rate
   Swap Contracts
   Assets            13.1  15.1  14.8  19.2
   Liabilities        8.2  39.9   5.8  23.5
   Other Financial
   Instruments
   Assets              .3    .4    .1    .1
   Liabilities         .4    .4    --    --
-------------------------------------------

----------------------------------------------
                                  Fair Value
----------------------------------------------
  (In Millions)                    1997   1996
----------------------------------------------
  Client-Related and Trading:*
   Foreign Exchange Contracts
   Assets                        $215.9 $142.0
   Liabilities                    214.7  142.0
   Interest Rate Swap Contracts
   Assets                            .7    7.6
   Liabilities                       .6    7.5
   Interest Rate Protection
   Contracts
   Assets                            --     .1
   Liabilities                       --     .1
----------------------------------------------

*Assets and liabilities associated with foreign exchange contracts averaged
 $249.1 million and $249.9 million, respectively, during 1997. Assets and lia-bilities associated with other client-related and trading account instruments averaged $4.5 million and $4.3 million, respectively, during 1997.

22. CONCENTRATIONS OF CREDIT RISK--The information in the section titled Loans and Other Extensions of Credit found on pages 32 through 33 is incorporated by reference.

23. PLEDGED AND RESTRICTED ASSETS--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust depos-its, repurchase agreements and for other purposes. On December 31, 1997, secu-rities and loans totaling $6.2 billion ($3.2 billion of U.S. Government and agency securities, $400 million of obligations of states and political subdivi-sions and $2.6 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $4.5 billion. Deposits maintained

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

at the Federal Reserve Bank to meet reserve requirements averaged $259.6 million in 1997 and $247.8 million in 1996.

24. STOCK-BASED COMPENSATION PLANS--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes financial ac-counting and reporting standards for stock-based compensation plans.

 SFAS No. 123 allows two alternative accounting methods: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is prescribed by Account-ing Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. Both the accounting and disclosure re-quirements of SFAS No. 123 were effective in 1996. Northern Trust has elected to continue accounting for its stock-based incentive plans and awards under APB 25, and has adopted the disclosure requirements of SFAS No. 123.

 A description of Northern Trust's stock-based compensation is presented below.

AMENDED INCENTIVE STOCK PLAN--AMENDED 1992 INCENTIVE STOCK PLAN (PLANS). The

Amended Incentive Stock Plan was superseded by the Amended 1992 Incentive Stock Plan and terminated on December 31, 1994. Outstanding grants and awards under the Amended Incentive Stock Plan will remain in effect in accordance with their terms, but no further grants or awards will be made.

 The Amended 1992 Incentive Stock Plan (Plan) was adopted in 1992 and has been amended on several occasions. The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. Non-employee direc-tors and key officers of the Corporation or its subsidiaries are eligible to receive awards under the Plan. Awards under the Plan may be granted in any one or a combination of (a) incentive stock options and non-qualified stock op-tions, (b) stock appreciation rights, (c) stock awards, (d) performance shares, and (e) stock equivalents.

 The total number of shares of the Corporation's common stock authorized for distribution under the Plan is 16,000,000. As of December 31, 1997, shares available for future grants under the Plan totaled 7,334,438.

 STOCK OPTIONS. Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options have a maximum 10 year life and will vest and become exercisable in 2 years after the date of grant. In addition, the Plan provides that all options may become exercisable upon a change of control as defined in the Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.

 A summary of the status of stock options under the Plans at December 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table below.

------------------------------------------------------------------------------------------
                                   1997                 1996                 1995
------------------------------------------------------------------------------------------
                                        Weighted             Weighted             Weighted
                                         Average              Average              Average
                                        Exercise             Exercise             Exercise
                                Shares     Price     Shares     Price     Shares     Price
------------------------------------------------------------------------------------------
  Options Outstanding,
    January 1                7,494,612    $19.96  7,468,946    $16.52  7,574,804    $14.05
  Granted ($56.63 to
    $59.94 per share)        1,178,500     56.63  1,315,700     33.16  1,259,600     23.41
  Exercised ($6.96 to
    $23.50 per share)       (1,214,310)    14.00 (1,242,034)    13.18 (1,280,458)     8.45
  Cancelled                    (14,400)    27.67    (48,000)    21.77    (85,000)    19.97
------------------------------------------------------------------------------------------
  Options Outstanding De-
    cember 31 ($6.96 to
    $59.94 per share)        7,444,402    $26.72  7,494,612    $19.96  7,468,946    $16.52
------------------------------------------------------------------------------------------
  Options Exercisable, De-
    cember 31                4,958,202    $17.92  4,961,312    $15.62  5,120,346    $14.34
------------------------------------------------------------------------------------------


 The following is a summary of outstanding and exercisable options under the Plans at December 31, 1997.

-------------------------------------------------------------------
                                      Options Outstanding
-------------------------------------------------------------------
                                              Weighted
                                               Average Weighted
                                             Remaining  Average
                                   Number  Contractual Exercise
                              Outstanding         Life    Price
-------------------------------------------------------------------
  $6.96 to $15.50 per share     1,504,650*   2.5 Years   $11.38
  $18.63 to $23.50 per share    3,453,552*   6.5 Years    20.77
  $26.78 to $59.94 per share    2,486,200    9.2 Years    44.28
-------------------------------------------------------------------

*Exercisable

                           NORTHERN TRUST CORPORATION
                           --------------------------

 STOCK AWARDS. Under the Plans, stock awards or equivalents can be awarded by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock based on such terms and conditions as the Committee deems appropriate.

 Total expense applicable to stock awards was $.9 million in 1997, $.5 million in 1996 and $.4 million in 1995. In 1997 and 1996, 49,750 shares and 12,000 shares, respectively, of restricted stock were awarded with a weighted average grant-date fair value of $56.63 and $26.78, respectively. No shares were awarded in 1995. As of December 31, 1997 restricted stock awards outstanding totaled 162,250 shares. These shares vest, subject to continuing employment, over a period of five to nine years.

 PERFORMANCE SHARES. Under the performance share provisions of the Plans, par-ticipants will be entitled to have each award credited to an account main-tained for them if established performance goals are achieved with distribu-tion after vesting. The value of shares earned but not yet distributed under the Plan is credited to performance share accounts and is shown in stockhold-ers' equity as common stock issuable-performance plan.

 Total salary expense for performance shares was $20.5 million in 1997, $9.7 million in 1996 and $5.6 million in 1995. In 1997, 1996 and 1995, 312,000 shares, 331,000 shares and 306,500 shares, respectively, were granted with a weighted average grant-date fair value of $44.25, $26.88 and $17.00, respec-tively. As of December 31, 1997, 436,778 shares of stock had been credited to performance share accounts subject to meeting vesting conditions and 1,006,944 shares had been granted, subject to meeting established performance goals and vesting conditions, for three-year performance periods ending in 1997 through 1999.

DIRECTOR STOCK PLAN. Each non-employee director of the Corporation received or will receive a grant of 500 shares of common stock on the date of each annual meeting of stockholders in the years 1997, 1998 and 1999 under the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors adopted in Febru-ary 1997.

OTHER STOCK-BASED COMPENSATION ARRANGEMENTS. The Corporation, in conjunction with an acquisition, awarded 432,280 restricted shares of the Corporation's common stock with a grant-date fair value of $23.75 to certain subsidiary em-ployee participants contingent upon continued employment, non-competition agreements and, in some cases, meeting predetermined performance goals.

 Total salary expense related to this arrangement totaled $2.9 million in 1997, $1.8 million in 1996 and $.3 million in 1995.

PRO FORMA INFORMATION. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Cor-poration had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation's employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 1997, 1996 and 1995, respec-tively: risk-free interest rates of 6.10%, 6.64% and 6.54%; dividend yields of 1.30%, 1.92% and 2.21%; volatility factors of the expected market price of the Corporation's common stock of 20.9%, 22.4% and 19.2%; and a weighted average expected life of the option of 6.0 years, 5.8 years and 5.8 years. The weighted average fair value of options granted in 1997, 1996 and 1995 was $17.20, $9.11 and $6.58, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the op-tions' two year vesting period. Under SFAS No. 123, options and awards granted prior to 1995 are not required to be included in the pro forma information. Because the SFAS No. 123 method of accounting has not been applied to options and other stock-based compensation granted prior to January 1, 1995, the re-sulting pro forma compensation cost may not be representative of that to be expected in future years. The Corporation's pro forma information follows:

----------------------------------------------
  (In Millions Except
  Per Share
  Information)            1997    1996    1995
----------------------------------------------
  Net Income as Re-
    ported              $309.4  $258.8  $220.0
  Pro Forma Adjust-
    ments Increase
  (Decrease) Due To:
    Stock Options         (9.2)   (4.8)   (1.0)
    Performance Shares
      and Other
      Arrangements         8.1     1.4      .4
----------------------------------------------
  Pro Forma Net Income  $308.3  $255.4  $219.4
----------------------------------------------
  Earnings Per Share
    as Reported:
      Basic             $ 2.74  $ 2.27  $ 1.91
      Diluted             2.66    2.21    1.86
  Pro Forma Earnings
    Per Share:
      Basic             $ 2.73  $ 2.24  $ 1.90
      Diluted             2.64    2.18    1.86
----------------------------------------------


25. CASH-BASED COMPENSATION PLANS--Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of cor-porate net income objectives, business unit goals and individual performance. The plans provide for acceleration of benefits in certain circumstances in-cluding a change in control. The estimated contributions to these plans are charged to salary expense and totaled $68.0 million in 1997, $45.3 million in 1996 and $35.7 million in 1995.

26. INTERNATIONAL OPERATIONS (BASED ON OBLIGOR'S DOMICILE)--Northern Trust's international activities are centered in the commercial banking, capital mar-kets and global custody businesses of the Bank, three overseas branches, one Edge Act subsidiary, the Hong Kong subsidiaries, NTGA, and Northern Trust of Florida. Total assets

                           NORTHERN TRUST CORPORATION
                           --------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

employed in international operations were $3.3 billion on December 31, 1997, $2.8 billion on December 31, 1996 and $2.3 billion on December 31, 1995. Of these assets, $1.7 billion on December 31, 1997, $1.3 billion on December 31, 1996 and $1.1 billion on December 31, 1995 were employed in Europe.

 Net income from international operations includes the direct net income con-tributions of foreign branches, foreign subsidiaries and the Edge Act subsidi-ary. The Bank and Northern Trust of Florida international profit contributions reflect direct salary and other expenses of the business units, plus expense allocations for interest, occupancy, overhead and the provision for credit losses. The interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employ-ees.

-----------------------------------------------------------------------------------------------------
 GEOGRAPHIC DISTRIBUTION OF SELECTED ASSETS
-----------------------------------------------------------------------------------------------------
                      December 31, 1997           December 31, 1996           December 31, 1995
-----------------------------------------------------------------------------------------------------
                      Time                        Time                        Time
                  Deposits         Customers' Deposits         Customers' Deposits         Customers'
                      with         Acceptance     with         Acceptance     with         Acceptance
  (In Millions)      Banks  Loans   Liability    Banks  Loans   Liability    Banks  Loans   Liability
-----------------------------------------------------------------------------------------------------
  Europe          $1,392.4 $ 92.2        $ -- $1,047.2 $ 97.1         $-- $  849.6 $ 70.0        $ --
  North America      454.4   85.6          --    692.7  100.7          --    323.6  123.4          --
  Latin America         --  280.4*        1.5       --  176.7*         .2    236.7  170.7*        1.8
  Asia-Pacific       436.3   12.0          .2    319.9    7.5          .3    158.1   40.1          .6
-----------------------------------------------------------------------------------------------------
  Total           $2,283.1 $470.2        $1.7 $2,059.8 $382.0         $.5 $1,568.0 $404.2        $2.4
-----------------------------------------------------------------------------------------------------

*Includes loans guaranteed by the Export-Import Bank of $148.0 million in 1997, $122.2 million in 1996 and $116.5 million in 1995.
The majority of the remaining loans are trade-related.

-----------------------------------------------------------------------------------------
 GEOGRAPHIC DISTRIBUTION OF OPERATING PERFORMANCE
-----------------------------------------------------------------------------------------
                           1997                    1996                    1995
-----------------------------------------------------------------------------------------
                      Gross Income            Gross Income            Gross Income
                  Operating Before    Net Operating Before    Net Operating Before    Net
  (In Millions)      Income  Taxes Income    Income  Taxes Income    Income  Taxes Income
-----------------------------------------------------------------------------------------
  Europe             $146.4  $30.7  $19.1    $ 73.5  $15.9  $ 9.9    $ 67.0  $14.9  $ 9.2
  North America       258.7   26.3   16.4     187.1   19.7   12.2     113.8   15.4    9.5
  Latin America        69.1    7.1    4.5      35.7    4.6    2.9      39.9    5.1    3.2
  Asia-Pacific        123.1   22.7   14.1      97.5   15.7    9.8     105.8   20.3   12.6
-----------------------------------------------------------------------------------------
  Total              $597.3  $86.8  $54.1    $393.8  $55.9  $34.8    $326.5  $55.7  $34.5
-----------------------------------------------------------------------------------------

The table summarizes international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral.

27. ACQUISITIONS--On March 31, 1995, the Corporation completed the acquisition of Beach One Financial Services, Inc., parent company of The Beach Bank of Vero Beach, Florida. The acquisition was effected through a merger in which the Corporation issued 3,245,136 shares (adjusted for the two-for-one stock split payable to stockholders of record at December 2, 1996) of its common stock totaling $56.2 million. The Corporation accounted for the transaction as pooling-of-interests. Prior period consolidated financial statements were not restated due to the immateriality of the transaction.

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

 On October 31, 1995, the Corporation completed the acquisition of RCB Inter-national Inc. (RCB), an international provider of institutional investment management services. RCB shareholders received at closing $11.0 million in cash, $.6 million in notes and 784,862 shares (adjusted for two-for-one split) of Corporation common stock. The transaction was recorded under the purchase method of accounting. In addition, 432,280 shares (adjusted for two-for-one stock split) of Corporation common stock and $2.6 million in cash were allo-cated for various deferred compensation plans and other deferred payment ar-rangements. Shares and cash available under these deferred payment arrange-ments are payable over one to seven years and are contingent upon continued employment, non-competition agreements and, in some cases, meeting predeter-mined performance goals. Included in the
                                                                             --
                           NORTHERN TRUST CORPORATION
                           --------------------------
acquisition cost of RCB were $18.8 million of goodwill and $8.0 million of other intangibles, both of which are being amortized over a fifteen year period. In August 1996, RCB's name was changed to Northern Trust Global Advisors, Inc.

 On November 15, 1996, the Corporation completed the acquisition of Metroplex Bancshares, Inc., parent company of Bent Tree National Bank (Bent Tree) in Dal-las, Texas for $14.6 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost were $6.0 mil-lion of goodwill and $2.1 million of other intangibles, which are being amor-tized over fifteen and ten years, respectively. Bent Tree was merged into Northern Trust Bank of Texas N.A. during the first quarter of 1997.

 On December 31, 1997, the Corporation completed the acquisition of ANB Invest-ment Management and Trust Company (ANB IMC) from First Chicago NBD Corporation for $53 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost were $36.0 million of goodwill and $10.0 million of other intangibles which will be amortized over 15 and 10 years, respectively. ANB IMC, whose name has been changed to Northern Trust Quantitative Advisors, Inc., is a leading manager of index funds with approxi-mately $30 billion of assets under management at December 31, 1997.

28. REGULATORY CAPITAL REQUIREMENTS--Northern Trust and its subsidiary banks are subject to various regulatory capital requirements administered by the fed-eral bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier I capital to risk-weighted assets and of tier I capital to average assets in order to be classified as "well capitalized." The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not "well capitalized" and obligate the federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not maintain such minimum ratios. Such prompt correc-tive action could have a direct material effect on a bank's financial state-ments.

 As of December 31, 1997, each of Northern's subsidiary banks had capital ra-tios above the level required for classification as a "well capitalized" insti-tution and had not received any regulatory notification of a lower classifica-tion. There are no conditions or events since that date that management be-lieves have adversely affected the capital categorization of any subsidiary bank for these purposes. The following table summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 1997 exceeded 10% of the consolidated total.

----------------------------------------------------------------------------------
                                                                      Minimum to
                                                                      Qualify as
                                                                         Well
                                                          Actual     Capitalized
----------------------------------------------------------------------------------
  ($ In Millions)                                      Amount Ratio  Amount Ratio
----------------------------------------------------------------------------------
  AS OF DECEMBER 31, 1997:
   Total Capital to Risk-Weighted Assets
    Consolidated                                       $2,345  12.8% $1,834  10.0%
    The Northern Trust Company                          1,687  10.9   1,549  10.0
    Northern Trust Bank of Florida N.A.                   191  11.1     173  10.0
   Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                        1,762   9.6   1,101   6.0
    The Northern Trust Company                          1,269   8.2     929   6.0
    Northern Trust Bank of Florida N.A.                   174  10.1     104   6.0
   Tier 1 Capital (to Fourth Quarter Average Assets)
    Consolidated                                        1,762   6.9   1,282   5.0
    The Northern Trust Company                          1,269   5.7   1,104   5.0
    Northern Trust Bank of Florida N.A.                   174   7.3     119   5.0
  As of December 31, 1996:
   Total Capital to Risk-Weighted Assets
    Consolidated                                       $1,944  11.9% $1,638  10.0%
    The Northern Trust Company                          1,512  10.8   1,399  10.0
    Northern Trust Bank of Florida N.A.                   170  11.1     153  10.0
   Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                        1,341   8.2     983   6.0
    The Northern Trust Company                          1,091   7.8     839   6.0
    Northern Trust Bank of Florida N.A.                   154  10.0      92   6.0
   Tier 1 Capital (to Fourth Quarter Average Assets)
    Consolidated                                        1,341   6.4   1,045   5.0
    The Northern Trust Company                          1,091   6.1     888   5.0
    Northern Trust Bank of Florida N.A.                   154   7.4     104   5.0
----------------------------------------------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 29. NORTHERN TRUST CORPORATION (CORPORATION ONLY)--Condensed financial infor-mation is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

------------------------------------------------------------
 CONDENSED BALANCE SHEET
------------------------------------------------------------
                                               December 31
------------------------------------------------------------
  (In Millions)                                1997     1996
------------------------------------------------------------
  ASSETS
  Cash on Deposit with Subsidiary Bank     $     .6 $     --
  Time Deposits with International Banks      279.4    101.0
  Securities                                  139.8    149.6
  Investments in Wholly-Owned
    Subsidiaries--Bank Subsidiaries         1,633.1  1,415.3
                --Nonbank Subsidiaries         92.4     44.1
  Loans--Nonbank Subsidiaries                   8.3     16.2
       --Other                                  1.4     27.6
  Buildings and Equipment                       7.6      7.8
  Other Assets                                180.1     96.1
------------------------------------------------------------
  Total Assets                             $2,342.7 $1,857.7
------------------------------------------------------------
  LIABILITIES
  Commercial Paper                         $  146.8 $  149.0
  Long-Term Debt                              383.5    116.6
  Other Liabilities                            73.4     48.0
------------------------------------------------------------
  Total Liabilities                           603.7    313.6
  STOCKHOLDERS' EQUITY                      1,739.0  1,544.1
------------------------------------------------------------
  Total Liabilities and Stockholders'
    Equity                                 $2,342.7 $1,857.7
------------------------------------------------------------

------------------------------------------------------------------
 CONDENSED STATEMENT OF INCOME
------------------------------------------------------------------
                         For the Year Ended
                            December 31
  (In Millions)           1997    1996    1995
------------------------------------------------------------------
  Operating Income
  Dividends-Bank Subsidiaries               $ 85.5  $113.9  $134.3
           -Nonbank Subsidiaries               5.6     1.6     1.6
  Intercompany Interest and Other Charges     20.0    10.2    11.4
  Interest and Other Income                    7.2     8.0    11.3
------------------------------------------------------------------
  Total Operating Income                     118.3   133.7   158.6
------------------------------------------------------------------
  Operating Expenses
   Interest Expense                           33.3    18.9    20.6
   Other Operating Expenses                   13.1     6.9     7.2
------------------------------------------------------------------
  Total Operating Expenses                    46.4    25.8    27.8
------------------------------------------------------------------
  Income before Income Taxes and
   Equity in Undistributed Net
   Income of Subsidiaries                     71.9   107.9   130.8
  Benefit for Income Taxes                   (10.3)   (5.1)   (6.1)
------------------------------------------------------------------
  Income before Equity in Undistributed
   Net Income of Subsidiaries                 82.2   113.0   136.9
  Equity in Undistributed Net
   Income of Subsidiaries
   Bank Subsidiaries                         219.9   137.9    76.1
   Nonbank Subsidiaries                        7.3     7.9     7.0
------------------------------------------------------------------
  NET INCOME                                $309.4  $258.8  $220.0
------------------------------------------------------------------
  Net Income
  Applicable to Common Stock                $304.4  $253.9  $211.5
------------------------------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

-----------------------------------------------------------------------------------------
 CONDENSED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------
                                                                 For the Year Ended
                                                                     December 31
-----------------------------------------------------------------------------------------
  (In Millions)                                                   1997     1996     1995
-----------------------------------------------------------------------------------------
  OPERATING ACTIVITIES:
  Net Income                                                   $ 309.4  $ 258.8  $ 220.0
  Adjustments to Reconcile Net Income to Net Cash Provided by
  Operating Activities:
   Equity in Undistributed Net Income of Subsidiaries           (227.2)  (145.8)   (83.1)
   (Increase) Decrease in Accrued Income                          (1.2)      .9       .6
   Increase in Prepaid Expenses                                   (3.0)     (.3)     (.1)
   Other, net                                                      8.7     11.0     (6.8)
-----------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                      86.7    124.6    130.6
-----------------------------------------------------------------------------------------
  INVESTING ACTIVITIES:
   Net Increase in Time Deposits with Banks                     (178.4)    (5.4)   (53.6)
   Purchases of Securities                                      (392.1)  (354.4)  (279.4)
   Sales of Securities                                           369.6    361.3    173.7
   Proceeds from Maturity and Redemption of Securities            32.8     19.2    142.0
   Capital Investments in Subsidiaries                           (61.2)   (14.6)   (43.5)
   Net Decrease in Loans to Subsidiaries                           7.9     47.2     25.0
   Net Decrease in Other Loans                                      .2       .2       .3
   Other, net                                                      (.2)     (.5)    (2.6)
-----------------------------------------------------------------------------------------
   Net Cash Provided by (Used in) Investing Activities          (221.4)    53.0    (38.1)
-----------------------------------------------------------------------------------------
  FINANCING ACTIVITIES:
   Net Increase (Decrease) in Commercial Paper                    (2.2)     2.3     22.9
   Repayment of Long-Term Debt                                    (8.8)   (10.2)   (10.2)
   Proceeds from Long-Term Debt Issued to Subsidiaries           275.6       --       --
   Treasury Stock Purchased                                      (66.2)  (118.2)   (63.7)
   Cash Dividends Paid on Common and Preferred Stock             (85.3)   (74.7)   (65.8)
   Net Proceeds from Stock Options                                13.0     12.1      9.0
   Other, net                                                      9.2     10.9     13.2
-----------------------------------------------------------------------------------------
   Net Cash Provided by (Used in) Financing Activities           135.3   (177.8)   (94.6)
-----------------------------------------------------------------------------------------
  Net Change in Cash on Deposit with Subsidiary Bank                .6      (.2)    (2.1)
  Cash on Deposit with Subsidiary Bank at Beginning of Year         --       .2      2.3
-----------------------------------------------------------------------------------------
  CASH ON DEPOSIT WITH SUBSIDIARY BANK AT END OF YEAR          $    .6  $    --  $    .2
-----------------------------------------------------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE STOCKHOLDERS AND BOARD OF DIRECTORS, NORTHERN TRUST CORPORATION:
--------------------------------------------------------------------------------
We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stock-holders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their opera-tions and their cash flows for each of the three years in the period ended De-cember 31, 1997 in conformity with generally accepted accounting principles.


                                                             Arthur Andersen LLP

Chicago, Illinois,
January 20, 1998

                           NORTHERN TRUST CORPORATION
                           --------------------------

                       CONSOLIDATED FINANCIAL STATISTICS

---------------------------------------------------------------------------------
 AVERAGE BALANCE SHEET
---------------------------------------------------------------------------------
  ($ In Millions)               1997       1996       1995       1994       1993
---------------------------------------------------------------------------------
  ASSETS
  Cash and Due from Banks  $ 1,095.4  $ 1,072.9  $ 1,178.7  $ 1,206.6  $ 1,025.3
  Federal Funds Sold and
  Securities Purchased
  under Agreements to
  Resell                       815.3      333.3      204.2      237.0      171.3
  Time Deposits with
  Banks                      2,574.7    1,699.5    1,643.9    2,063.3    1,956.8
  Other Interest-Bearing        52.6       50.7       16.6      119.9       73.5
  Securities
   U.S. Government and
   Other                     5,956.4    5,940.9    5,703.9    4,482.0    3,700.2
   Obligations of States
   and Political
   Subdivisions                408.8      414.1      434.7      465.1      502.3
   Trading Account               9.0        8.8       54.4       53.8       29.5
---------------------------------------------------------------------------------
   Total Securities          6,374.2    6,363.8    6,193.0    5,000.9    4,232.0
---------------------------------------------------------------------------------
  Loans and Leases
   Commercial and Other      6,967.7    6,084.0    5,556.3    5,183.1    4,704.9
   Residential Mortgages     4,845.2    4,248.1    3,579.7    3,133.0    2,592.2
---------------------------------------------------------------------------------
   Total Loans and Leases   11,812.9   10,332.1    9,136.0    8,316.1    7,297.1
---------------------------------------------------------------------------------
  Reserve for Credit
  Losses                      (148.1)    (147.5)    (146.2)    (145.2)    (145.5)
  Other Assets               1,474.7    1,259.5    1,183.3    1,087.2    1,089.7
---------------------------------------------------------------------------------
  Total Assets             $24,051.7  $20,964.3  $19,409.5  $17,885.8  $15,700.2
---------------------------------------------------------------------------------
  LIABILITIES
  Deposits
   Demand and Other
   Noninterest-Bearing     $ 2,963.9  $ 2,732.9  $ 2,747.3  $ 2,592.5  $ 2,554.9
   Savings and Money
   Market                    3,895.4    3,620.7    3,312.4    3,385.7    3,432.1
   Savings Certificates      2,035.8    2,062.4    2,000.3    1,229.6    1,172.9
   Other Time                  717.3      549.2      542.7      412.8      404.7
   Foreign Offices-Demand      486.4      347.8      299.1      361.7       65.3
        -Time                4,971.2    3,826.2    3,493.4    3,284.8    2,436.4
---------------------------------------------------------------------------------
   Total Deposits           15,070.0   13,139.2   12,395.2   11,267.1   10,066.3
---------------------------------------------------------------------------------
  Federal Funds Purchased    1,690.2    1,842.2    1,564.0    1,350.7    1,692.5
  Securities Sold under
  Agreements to
  Repurchase                 1,519.9    1,973.3    1,769.7    1,444.3      664.4
  Commercial Paper             142.7      143.7      146.0      138.1      131.5
  Other Borrowings           2,120.9    1,274.1    1,034.5    1,007.5      940.8
  Senior Notes                 539.3      267.5      394.0      781.8      554.1
  Long-Term Debt               435.8      360.7      271.3      293.6      297.9
  Floating Rate Capital
  Securities                   224.1         --         --         --         --
  Other Liabilities            679.3      477.9      462.1      377.2      279.6
---------------------------------------------------------------------------------
   Total Liabilities        22,422.2   19,478.6   18,036.8   16,660.3   14,627.1
---------------------------------------------------------------------------------
  STOCKHOLDERS' EQUITY       1,629.5    1,485.7    1,372.7    1,225.5    1,073.1
---------------------------------------------------------------------------------
  Total Liabilities and
  Stockholders' Equity     $24,051.7  $20,964.3  $19,409.5  $17,885.8  $15,700.2
---------------------------------------------------------------------------------
  RATIOS
  Dividend Payout Ratio         27.5%      28.5%      28.6%      28.4%      25.6%
  Return on Average
  Assets                        1.29       1.23       1.13       1.02       1.07
  Return on Average
  Common Equity                20.17      18.64      17.58      16.57      17.89
  Tier 1 Capital to Risk-
  Weighted Assets-End of
  Period                        9.61       8.19       8.82       8.95       9.31
  Total Capital to Risk-
  Weighted Assets-End of
  Period                       12.78      11.87      12.49      12.36      13.41
  Leverage Ratio                6.87       6.42       6.19       6.22       6.24
  Average Stockholders'
  Equity to Average
  Assets                        6.78       7.09       7.07       6.85       6.83
  Average Loans and
  Leases Times Average
  Stockholders' Equity           7.2X       7.0x       6.7x       6.8x       6.8x
---------------------------------------------------------------------------------
  Stockholders-End of
  Period                       3,380      3,335      3,331      2,962      2,922
  Staff-End of Period
  (Full-time equivalent)       7,553      6,933      6,531      6,608      6,259
---------------------------------------------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

                       CONSOLIDATED FINANCIAL STATISTICS

-------------------------------------------------------------------------------
 ANALYSIS OF NET INTEREST INCOME
-------------------------------------------------------------------------------
  (Interest and Rate on a Taxable
  Equivalent Basis)                      1997                     1996
-------------------------------------------------------------------------------
  ($ In Millions)             Interest    Volume Rate  Interest    Volume Rate
-------------------------------------------------------------------------------
  AVERAGE EARNING ASSETS
  Money Market Assets
   Federal Funds Sold and
   Resell Agreements          $   45.9 $   815.3 5.63% $   18.3 $   333.3 5.49%
   Time Deposits with Banks      133.5   2,574.7 5.18      84.9   1,699.5 5.00
   Other                           3.0      52.6 5.68       3.0      50.7 5.91
-------------------------------------------------------------------------------
  Total Money Market Assets      182.4   3,442.6 5.30     106.2   2,083.5 5.10
-------------------------------------------------------------------------------
  Securities
   U.S. Government                48.8     822.9 5.94      97.6   1,702.0 5.73
   Obligations of States and
   Political Subdivisions         38.1     408.8 9.32      40.8     414.1 9.86
   Federal Agency                281.9   4,890.1 5.77     228.4   4,010.7 5.69
   Other                          14.9     243.4 6.11      13.7     228.2 6.00
   Trading Account                  .7       9.0 7.33        .6       8.8 7.09
-------------------------------------------------------------------------------
  Total Securities               384.4   6,374.2 6.03     381.1   6,363.8 5.99
-------------------------------------------------------------------------------
  Loans and Leases               798.7  11,812.9 6.76     697.8  10,332.1 6.75
-------------------------------------------------------------------------------
  Total Earning Assets        $1,365.5 $21,629.7 6.32% $1,185.1 $18,779.4 6.31%
-------------------------------------------------------------------------------
  AVERAGE SOURCE OF FUNDS
  Deposits
   Savings and Money Market   $  125.8 $ 3,895.4 3.23% $  114.3 $ 3,620.7 3.16%
   Savings Certificates          117.2   2,035.8 5.76     119.1   2,062.4 5.78
   Other Time                     39.4     717.3 5.50      29.9     549.2 5.44
   Foreign Offices Time          239.8   4,971.2 4.82     184.5   3,826.2 4.82
-------------------------------------------------------------------------------
   Total Deposits                522.2  11,619.7 4.49     447.8  10,058.5 4.45
  Federal Funds Purchased         92.4   1,690.2 5.47      97.9   1,842.2 5.31
  Securities Sold Under
  Agreements to Repurchase        81.7   1,519.9 5.38     103.4   1,973.3 5.24
  Commercial Paper                 7.9     142.7 5.54       7.8     143.7 5.40
  Other Borrowings               112.4   2,120.9 5.30      64.5   1,274.1 5.07
  Senior Notes                    30.9     539.3 5.75      14.4     267.5 5.37
  Long-Term Debt                  32.6     435.8 7.48      27.4     360.7 7.59
  Floating Rate Capital
  Securities                      14.5     224.1 6.49        --        --   --
-------------------------------------------------------------------------------
  Total Interest-Related
  Funds                          894.6  18,292.6 4.89     763.2  15,920.0 4.79
-------------------------------------------------------------------------------
  Interest Rate Spread              --        -- 1.43%       --        -- 1.52%
-------------------------------------------------------------------------------
  Noninterest-Related Funds         --   3,337.1   --        --   2,859.4   --
-------------------------------------------------------------------------------
  Total Source of Funds       $  894.6 $21,629.7 4.14% $  763.2 $18,779.4 4.06%
-------------------------------------------------------------------------------
  Net Interest Income/Margin  $  470.9        -- 2.18% $  421.9        -- 2.25%
-------------------------------------------------------------------------------
  NET INTEREST INCOME/MARGIN
  COMPONENTS
  Domestic                    $  466.0 $18,492.2 2.52% $  420.6 $16,678.5 2.52%
  International                    4.9   3,137.5  .16       1.3   2,100.9  .06
-------------------------------------------------------------------------------
  Consolidated                $  470.9 $21,629.7 2.18% $  421.9 $18,779.4 2.25%

Notes-Average volume includes nonaccrual loans.

     -Interest on loans and money market assets includes fees of $3.9 million in 1997, $4.3 million in 1996, $5.1 million in 1995, $6.8 million in 1994 and
      $13.9 million in 1993.

     -Total interest income includes adjustments on loans and securities
      (primarily obligations of states and political subdivisions) to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.18%) before giving effect to the deductibility of state taxes for federal income tax purposes. Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $32.7 million in 1997, $33.6 million in 1996, $37.6 million in 1995, $33.4 million in 1994 and $34.1 million in 1993.

     -Yields on the portion of the securities portfolio classified as available for sale are based on amortized cost.

                           NORTHERN TRUST CORPORATION
                           --------------------------

---------------------------------------------------------------------------------
               1995                      1994                      1993
---------------------------------------------------------------------------------
  Interest      Volume  Rate  Interest    Volume  Rate  Interest    Volume  Rate
---------------------------------------------------------------------------------
  $   12.3   $   204.2  6.02%   $ 10.9 $   237.0  4.59%   $  5.5 $   171.3  3.24%
      92.1     1,643.9  5.60      97.8   2,063.3  4.74      86.5   1,956.8  4.42
       1.1        16.6  6.88       5.2     119.9  4.31       2.6      73.5  3.53
---------------------------------------------------------------------------------
     105.5     1,864.7  5.66     113.9   2,420.2  4.71      94.6   2,201.6  4.30
---------------------------------------------------------------------------------
      70.4     1,225.7  5.74      73.8   1,779.6  4.15     102.5   2,646.6  3.87
      46.8       434.7 10.75      52.8     465.1 11.35      58.6     502.3 11.66
     258.8     4,124.8  6.28     114.2   2,333.6  4.90      29.7     773.9  3.84
      22.0       353.4  6.21      19.6     368.8  5.31      13.6     279.7  4.88
       3.8        54.4  7.04       4.3      53.8  7.91       2.2      29.5  7.52
---------------------------------------------------------------------------------
     401.8     6,193.0  6.49     264.7   5,000.9  5.29     206.6   4,232.0  4.88
---------------------------------------------------------------------------------
     634.3     9,136.0  6.94     503.5   8,316.1  6.05     439.3   7,297.1  6.02
---------------------------------------------------------------------------------
  $1,141.6   $17,193.7  6.64%   $882.1 $15,737.2  5.61%   $740.5 $13,730.7  5.39%
---------------------------------------------------------------------------------
  $  109.1   $ 3,312.4  3.29%   $ 85.3 $ 3,385.7  2.52%   $ 78.8 $ 3,432.1  2.30%
     120.6     2,000.3  6.03      56.9   1,229.6  4.63      50.5   1,172.9  4.31
      31.5       542.7  5.81      18.6     412.8  4.50      15.7     404.7  3.88
     182.1     3,493.4  5.21     137.2   3,284.8  4.18      90.4   2,436.4  3.71
---------------------------------------------------------------------------------
     443.3     9,348.8  4.74     298.0   8,312.9  3.58     235.4   7,446.1  3.16
      91.2     1,564.0  5.83      55.5   1,350.7  4.11      51.1   1,692.5  3.02
     102.6     1,769.7  5.80      61.9   1,444.3  4.28      20.0     664.4  3.00
       8.6       146.0  5.87       5.9     138.1  4.31       4.3     131.5  3.23
      55.6     1,034.5  5.38      36.0   1,007.5  3.57      26.0     940.8  2.76
      23.7       394.0  6.00      33.8     781.8  4.32      18.4     554.1  3.33
      21.4       271.3  7.88      23.0     293.6  7.84      23.3     297.9  7.84
        --          --    --        --        --    --        --        --    --
---------------------------------------------------------------------------------
     746.4    14,528.3  5.14     514.1  13,328.9  3.86     378.5  11,727.3  3.22
---------------------------------------------------------------------------------
        --          --  1.50%       --        --  1.75%       --        --  2.17%
---------------------------------------------------------------------------------
        --     2,665.4    --        --   2,408.3    --        --   2,003.4    --
---------------------------------------------------------------------------------
  $  746.4   $17,193.7  4.34%   $514.1 $15,737.2  3.27%   $378.5 $13,730.7  2.75%
---------------------------------------------------------------------------------
  $  395.2          --  2.30%   $368.0        --  2.34%   $362.0        --  2.64%
---------------------------------------------------------------------------------
  $  392.6   $15,193.7  2.58%   $357.3 $12,890.4  2.77%   $344.2 $11,491.0  3.00%
       2.6     2,000.0   .13      10.7   2,846.8   .38      17.8   2,239.7   .79
---------------------------------------------------------------------------------
  $  395.2   $17,193.7  2.30%   $368.0 $15,737.2  2.34%   $362.0 $13,730.7  2.64%
---------------------------------------------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

                       CONSOLIDATED FINANCIAL STATISTICS

-------------------------------------------------------------------------------
 QUARTERLY FINANCIAL DATA
-------------------------------------------------------------------------------
  STATEMENT OF INCOME                            1997
-------------------------------------------------------------------------------
  (In Millions Except Per       Entire    Fourth     Third    Second     First
  Share Information)              Year   Quarter   Quarter   Quarter   Quarter
-------------------------------------------------------------------------------
  Interest Income            $ 1,332.8     361.8     339.2     331.8     300.0
  Interest Expense               894.6     248.5     229.6     222.6     193.9
-------------------------------------------------------------------------------
  Net Interest Income            438.2     113.3     109.6     109.2     106.1
  Provision for Credit
  Losses                           9.0       3.0       5.0        .5        .5
  Trust Fees                     689.2     185.2     177.4     168.3     158.3
  Other Noninterest Income       245.3      62.1      77.3      54.9      51.0
  Noninterest Expenses           891.8     233.6     234.7     217.0     206.5
  Provision for Income
  Taxes                          162.5      42.7      43.6      39.5      36.7
-------------------------------------------------------------------------------
  NET INCOME                 $   309.4      81.3      81.0      75.4      71.7
-------------------------------------------------------------------------------
  Net Income Applicable to
  Common Stock               $   304.4      80.0      79.7      74.2      70.5
-------------------------------------------------------------------------------
  PER COMMON SHARE
  Net Income-Basic           $    2.74       .72       .72       .67       .64
      -Diluted                    2.66       .70       .70       .65       .62
-------------------------------------------------------------------------------
  AVERAGE BALANCE SHEET
  (In Millions)
  ASSETS
  Cash and Due from Banks    $ 1,095.4   1,094.5   1,056.2   1,073.9   1,158.0
  Money Market Assets          3,442.6   3,938.4   3,553.1   3,371.1   2,895.1
  Securities                   6,374.2   6,879.2   6,232.1   6,514.5   5,861.1
  Loans and Leases            11,812.9  12,502.5  12,001.2  11,610.4  11,120.5
  Reserve for Credit Losses     (148.1)   (147.8)   (148.2)   (148.4)   (148.3)
  Other Assets                 1,474.7   1,501.7   1,469.0   1,438.2   1,490.5
-------------------------------------------------------------------------------
  Total Assets               $24,051.7  25,768.5  24,163.4  23,859.7  22,376.9
-------------------------------------------------------------------------------
  LIABILITIES AND
  STOCKHOLDERS' EQUITY
  Deposits
   Demand and Other
   Noninterest-Bearing       $ 2,963.9   3,003.7   2,934.0   2,880.7   3,037.8
   Savings and Other
   Interest-Bearing            5,931.2   5,993.2   5,840.6   5,918.7   5,973.2
   Other Time                    717.3     709.4     771.0     772.6     614.6
   Foreign Offices             5,457.6   6,526.4   5,749.8   4,993.4   4,535.5
-------------------------------------------------------------------------------
   Total Deposits             15,070.0  16,232.7  15,295.4  14,565.4  14,161.1
  Purchased Funds              5,473.7   5,648.5   4,961.0   6,132.0   5,153.3
  Senior Notes                   539.3     793.7     844.0     245.1     265.0
  Long-Term Debt                 435.8     443.7     443.6     427.9     427.8
  Floating Rate Capital
  Securities                     224.1     267.4     267.3     236.0     123.8
  Other Liabilities              679.3     679.1     702.1     647.6     688.6
  Stockholders' Equity         1,629.5   1,703.4   1,650.0   1,605.7   1,557.3
-------------------------------------------------------------------------------
  Total Liabilities and
  Stockholders' Equity       $24,051.7  25,768.5  24,163.4  23,859.7  22,376.9
-------------------------------------------------------------------------------
  ANALYSIS OF NET INTEREST
  INCOME
  ($ In Millions)
  Earning Assets             $21,629.7  23,320.1  21,786.4  21,496.0  19,876.7
  Interest-Related Funds      18,292.6  19,870.2  18,388.5  18,235.5  16,639.6
  Noninterest-Related Funds    3,337.1   3,449.9   3,397.9   3,260.5   3,237.1
  Net Interest Income
  (Taxable equivalent)           470.9     121.5     117.6     117.7     114.1
  Net Interest Margin
  (Taxable equivalent)            2.18%     2.07      2.14      2.20      2.33
-------------------------------------------------------------------------------
  COMMON STOCK DIVIDEND AND
  MARKET PRICE
  Dividends                  $     .75       .21       .18       .18       .18
  Market Price Range-High        71.50     71.50     59.50    51.875     45.25
                    -Low         34.00    54.625     47.25    35.875     34.00
-------------------------------------------------------------------------------

Note: Per common share data has been restated to reflect the two-for-one stock split effected through a 100% stock distribution on December 9, 1996.
The common stock of Northern Trust Corporation is traded on the Nasdaq National Market under the symbol NTRS.

                           NORTHERN TRUST CORPORATION
                           --------------------------

-----------------------------------------------------------
                          1996
-----------------------------------------------------------
            Entire     Fourth     Third    Second     First
              Year    Quarter   Quarter   Quarter   Quarter
-----------------------------------------------------------
         $ 1,151.5      290.6     289.9     286.1     284.9
             763.2      190.0     191.1     190.6     191.5
-----------------------------------------------------------
             388.3      100.6      98.8      95.5      93.4
              12.0         .5       2.5       4.0       5.0
             594.4      152.6     148.2     149.2     144.4
             185.6       48.7      46.6      46.5      43.8
             768.9      200.5     191.8     192.1     184.5
             128.6       33.5      32.8      31.7      30.6
-----------------------------------------------------------
         $   258.8       67.4      66.5      63.4      61.5
-----------------------------------------------------------
         $   253.9       66.2      65.3      62.2      60.2
-----------------------------------------------------------
         $    2.27        .60      . 58       .55       .54
              2.21        .58      . 57       .54       .52
-----------------------------------------------------------
         $ 1,072.9    1,074.7     972.6   1,047.6   1,197.8
           2,083.5    2,197.1   2,082.6   1,987.2   2,065.9
           6,363.8    5,715.7   6,257.1   6,755.7   6,734.9
          10,332.1   10,832.7  10,533.9  10,176.7   9,777.3
            (147.5)    (147.9)   (147.4)   (147.3)   (147.2)
           1,259.5    1,315.8   1,291.5   1,208.2   1,221.3
-----------------------------------------------------------
         $20,964.3   20,988.1  20,990.3  21,028.1  20,850.0
-----------------------------------------------------------
         $ 2,732.9    2,773.7   2,620.4   2,686.0   2,852.5
           5,683.1    5,735.3   5,596.4   5,713.2   5,687.8
             549.2      599.4     523.0     462.6     611.4
           4,174.0    4,270.0   4,375.0   4,146.7   3,901.2
-----------------------------------------------------------
          13,139.2   13,378.4  13,114.8  13,008.5  13,052.9
           5,233.3    4,847.2   5,317.0   5,530.2   5,242.4
             267.5      296.3     205.0     254.5     314.4
             360.7      431.9     339.7     335.9     334.8
                --         --        --        --        --
             477.9      512.8     523.3     424.5     449.7
           1,485.7    1,521.5   1,490.5   1,474.5   1,455.8
-----------------------------------------------------------
         $20,964.3   20,988.1  20,990.3  21,028.1  20,850.0
-----------------------------------------------------------
         $18,779.4   18,745.5  18,873.6  18,919.6  18,578.1
          15,920.0   15,786.9  16,021.7  16,103.6  15,768.2
           2,859.4    2,958.6   2,851.9   2,816.0   2,809.9
             421.9      108.4     107.2     104.3     102.0
              2.25%      2.30      2.26      2.22      2.21
-----------------------------------------------------------
         $    .645        .18      .155      .155      .155
             37.75      37.75     34.00     29.00    28.125
            24.625      32.00    28.375    25.375    24.625
-----------------------------------------------------------

                           NORTHERN TRUST CORPORATION
                           --------------------------

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

        London Branch
        155 Bishopsgate, London EC2M 3XS, England

        Cayman Islands Branch
        P.O. Box 501, Georgetown, Cayman Islands,
                British West Indies

        Singapore Branch
        80 Raffles Place, #46-02, UOB Plaza 1,
                Singapore 048624

Subsidiaries of The Northern Trust Company

The Northern Trust
International Banking Corporation
One World Trade Center, New York, New York 10048

        Northern Global Financial Services Limited
        18 Harbour Road, Wanchai
                Hong Kong

        Northern Trust Trade Services Limited
        Asia Pacific Tower, 17th Floor,
                3 Garden Road, Central, Hong Kong

        Northern Trust Fund Managers (Ireland) Limited
        George's Dock House
                International Financial Services Centre
                Dublin 1, Ireland

NorLease, Inc.
50 South LaSalle Street, Chicago, Illinois 60675

The Northern Trust Company, Canada
161 Bay Street, Suite 4540, Canada Trust Tower, B.C.E. Place
        Toronto, Ontario, Canada M5J 2S1


International Affiliate

Transatlantic Trust Corporation
75 Rochford Street, P.O. Box 429
        Charlottetown, Prince Edward Island,
        Canada C1A 7K7

Other Subsidiaries of
the Corporation

Northern Trust Bank of Florida N.A.

700 Brickell Avenue, Miami, Florida 33131
595 Biltmore Way, Coral Gables, Florida 33134
328 Crandon Boulevard, Suite 101, Key Biscayne, Florida 33149 3001 Aventura Boulevard, Aventura, Florida 33180
8600 NW 17th Street, Suite 120, Miami, Florida 33126
1100 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 2601 East Oakland Park Boulevard,
        Fort Lauderdale, Florida 33306
301 Yamato Road, Boca Raton, Florida 33431
770 East Atlantic Avenue, Delray Beach, Florida 33483
440 Royal Palm Way, Palm Beach, Florida 33480
11780 U.S. Highway 1, Suite 100,
        North Palm Beach, Florida 33408
2201 S.E. Kingswood Terrace, Monterey Commons,
        Stuart, Florida 34996
755 Beachland Boulevard, Vero Beach, Florida 32963
1440 A1A, Vero Beach, Florida 32963
4001 Tamiami Trail North, Naples, Florida 34103
530 Fifth Avenue South, Naples, Florida 34102
26790 South Tamiami Trail, Bonita Springs, Florida 34134
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236
901 Venetia Bay Boulevard, Suite 100, Venice, Florida 34292 540 Bay Isles Road, Longboat Key, Florida 34228
233 15th Street West, Bradenton, Florida 34205
100 Second Avenue South, St. Petersburg, Florida 33701
425 North Florida Avenue, Tampa, Florida 33602

                          NORTHERN TRUST CORPORATION
                          --------------------------

                              CORPORATE STRUCTURE
--------------------------------------------------------------------------------

Other Subsidiaries of
the Corporation continued

Northern Trust Bank of Arizona N.A.

2398 East Camelback Road, Phoenix, Arizona 85016
6373 East Tanque Verde Road, Tucson, Arizona 85715
10220 West Bell Road, Sun City, Arizona 85351
10015 West Royal Oak Road, Sun City, Arizona 85351
7001 North Scottsdale Road, Scottsdale, Arizona 85253
19432 R. H. Johnson Boulevard, Sun City West, Arizona 85375
1525 South Greenfield Road, Mesa, Arizona 85206
3450 E. Sunrise Drive, Tucson, Arizona 85718

Northern Trust Bank of California N.A.

355 South Grand Avenue, Suite 2600,
     Los Angeles, California 90071
620 Newport Center Drive, Suite 200,
     Newport Beach, California 92660
4370 LaJolla Village Drive, Suite 1000,
     San Diego, California 92122
1125 Wall Street, La Jolla, California 92037
206 East Anapamu Street, Santa Barbara, California 93101
1485 East Valley Road, (Montecito),
     Santa Barbara, California 93108
580 California Street, Suite 1800,
     San Francisco, California 94104
10877 Wilshire Boulevard (Westwood), Suite 100,
     Los Angeles, California 90024
74--900 Highway 111, Suite 221,
     Indian Wells, California 92210

Northern Trust Bank of Texas N.A.

2020 Ross Avenue, Dallas, Texas 75201
5540 Preston Road, Dallas, Texas 75205
16475 Dallas Parkway, Dallas, Texas 75248
2701 Kirby Drive, Houston, Texas 77098
600 Bering Drive, Houston, Texas 77057
10000 Memorial Drive, Houston, Texas 77024
700 Rusk Street, Houston, Texas 77002

Northern Trust Global Advisors, Inc.
300 Atlantic Street, Suite 400, Stamford, Connecticut 06901

     The Northern Trust Company of Connecticut
     300 Atlantic Street, Suite 400, Stamford, Connecticut 06901

     NT Global Advisors, Inc.
     161 Bay Street, Suite 4540, Canada Trust Tower, B.C.E. Place,
        Toronto, Ontario, Canada M5J 2S1

     NT Fund Advisors of Quebec, Inc.
     770 Sherbrooke Street West, Suite 1420,
        Montreal, Quebec, Canada H3A 1G1

     Northern Trust Global Advisors, Limited
     One Gloster Court, Whittle Avenue, Segensworth West,
        Fareham, Hampshire PO15 5SH, England

Northern Trust Quantitative Advisors, Inc.
50 South LaSalle Street, Chicago, Illinois 60675

The Northern Trust Company of New York
40 Broad Street, New York, New York 10004

Northern Trust Cayman International, Ltd.
P.O. Box 1586, Grand Cayman, Cayman Islands,
     British West Indies

Northern Trust Securities, Inc.
50 South LaSalle Street, Chicago, Illinois 60675

Berry, Hartell, Evers & Osborne, Inc.
580 California Street, Suite 1900,
     San Francisco, California 94104

Northern Trust Retirement Consulting, L.L.C.
400 Perimeter Center Terrace, Suite 850,
     Atlanta, Georgia 30346
19119 North Creek Parkway, Suite 200,
     Bothell, Washington 98011

Northern Futures Corporation
50 South LaSalle Street, Chicago, Illinois 60675
================================================================================
                          NORTHERN TRUST CORPORATION
                          --------------------------

                                      81