Form 10-K, Exhibit 13
period 1998-12-31
NORTHERN TRUST CORP
filed 1999-03-16
CIK 73124

                                                          EXHIBIT NUMBER (13)
                                                          TO 1998 FORM 10-K

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank), an Illinois banking corporation with its headquarters located in the Chicago financial district. The Corporation also owns banks in Florida, Arizona, California, Texas, Colorado and Michigan and various other nonbank subsidiaries, including a securities brokerage firm, an international investment consulting firm and a retirement services company. Although the operations of other subsidiaries will be of increasing significance, it is expected that the Bank will continue to be the major source of the consolidated assets, revenues and net income in the foreseeable future.
   All references to "Northern Trust" refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.
   The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Northern Trust's Consolidated Financial Statements and Consolidated Financial Statistics included herein.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
OVERVIEW. Net income for 1998 totaled a record $353.9 million, a 14.4% increase from the $309.4 million earned in 1997 which in turn was 19.5% greater than the $258.8 million earned in 1996. The record 1998 net income performance produced a return on average common stockholders' equity of 20.5% compared with 20.2% in 1997 and 18.6% in 1996. The return on average assets was 1.30% in 1998 compared with 1.29% in 1997 and 1.23% in 1996.
   1998 marks the eleventh consecutive year of record earnings. Trust fees, net interest income and treasury management fees were all at record levels, while trust assets under administration reached $1.26 trillion at December 31, 1998, up $180.4 billion from a year ago. Strength in all of Northern Trust's diversified revenue sources produced a 13% increase in revenues while operating expenses increased by 12%, resulting in a record productivity ratio of 159%.
   Stockholders' equity grew to $1.94 billion, as compared to $1.74 billion at December 31, 1997 and $1.54 billion at December 31, 1996, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.
   The Board of Directors increased the quarterly dividend per common share 14.3% in November 1998, to $.24 from $.21, for a new annual rate of $.96. This is the twelfth consecutive year in which the dividend rate has been increased. The Board's action reflects a policy of increasing the dividend rate with increased profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet and capital ratios.
   Northern Trust's strategy will continue to focus on growing its two sharply defined businesses: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). C&IS focuses on administering and managing domestic and global investment pools for corporate and institutional clients worldwide. PFS provides financial services to individuals and closely held businesses through a unique seven-state personal financial services franchise. An important element in this strategy is increasing the penetration of the C&IS and PFS target markets with investment products and services provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy,

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
------------------------------------------------------------------------------
(In Millions Except Per Share
Information)                              1998    1997    1996    1995    1994
------------------------------------------------------------------------------
Noninterest Income
  Trust Fees                           $ 816.3 $ 689.2 $ 594.4 $ 505.3 $ 453.4
  Other Noninterest Income               255.3   245.3   185.6   173.1   180.0
Net Interest Income                      477.2   438.2   388.3   357.6   334.6
Provision for Credit Losses                9.0     9.0    12.0     6.0     6.0
Noninterest Expenses                     997.1   891.8   768.9   709.5   700.5
Provision for Income Taxes               188.8   162.5   128.6   100.5    79.3
------------------------------------------------------------------------------
Net Income                             $ 353.9 $ 309.4 $ 258.8 $ 220.0 $ 182.2
------------------------------------------------------------------------------
Net Income Applicable to Common Stock  $ 349.0 $ 304.4 $ 253.9 $ 211.5 $ 174.9
------------------------------------------------------------------------------
Per Common Share
Net Income
 Basic                                 $  3.15 $  2.74 $  2.27 $  1.91 $  1.62
 Diluted                                  3.04    2.66    2.21    1.86    1.58
Dividends Declared                         .87     .75     .65     .55     .46
------------------------------------------------------------------------------
Average Total Assets                   $27,191 $24,052 $20,964 $19,409 $17,886
Senior Notes at Year-End                   700     785     305      17     547
Long-Term Debt at Year-End                 458     440     428     335     245
Debt-Floating Rate Capital Securities
at Year-End                                267     267      --      --      --

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Northern Trust emphasizes service quality through a high level of personal service complemented by the effective use of technology. Operating support for these business units is provided through the Worldwide Operations and Technology business unit (WWOT). Expense growth and capital expenditures are closely monitored to ensure that short- and long-term business strategies and performance objectives are effectively balanced.

NONINTEREST INCOME. Noninterest income represented 68% of total taxable equivalent revenue in 1998, compared with 66% one year ago. Noninterest income totaled $1.1 billion in 1998, $934.5 million in 1997, and $780.0 million in 1996.
   TRUST FEES. Trust fees accounted for 76% of total noninterest income and 52% of total taxable equivalent revenue in 1998. Trust fees for 1998 increased 18% to $816.3 million from $689.2 million in 1997 which was up 16% from $594.4 million in 1996. Trust fees have increased at a compound growth rate of 15% for the past five years. Total trust assets under administration at December 31, 1998 were $1.26 trillion compared to $1.08 trillion a year ago, an increase of 17%. Trust assets under management, included in the above, increased 20% to $236.0 billion, from $196.6 billion at the end of 1997.
   Trust fees are based on the market value of assets managed and administered, the volume of transactions, securities lending volume and spreads, and fees for other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, North-ern Trust receives a smaller percentage of the increasing value as fee income. Therefore, market value or other changes in a portfolio's size do not typi-cally have a proportionate impact on the level of trust fees. In addition, C&IS trust relationships are increasingly priced to reflect earnings from ac-tivities such as custody-related deposits and foreign exchange trading which are not included in trust fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and aver-aged $6.0 billion in 1998 and $5.4 billion in 1997.
   Northern Trust's fiduciary business encompasses Master Trust, Master
Custody, investment management and retirement services for corporate and institutional asset pools, as well as a complete range of estate planning, fiduciary and asset management services for individuals. Fees from these services are fairly evenly distributed between Northern Trust's two principal business units, C&IS and PFS. A discussion of each of these business units and NTGI follows.
   Corporate and Institutional Services. Trust fees in C&IS increased 17% in 1998 to $426.0 million from $364.8 million in 1997 which was up 16% from $314.8 million in 1996. These fees are derived from the full range of Master Trust and Master Custody services that Northern Trust provides to retirement plans and institutional clients worldwide. Northern Trust's products include worldwide custody, settlement, reporting and investment management. Investment services includes cash management, securities lending, performance analysis, risk management and a full range of active and passive investment products provided through NTGI. In addition to these services, Northern Trust offers its clients a comprehensive array of retirement consulting and recordkeeping services.
   All services provided by C&IS contributed to the $61.2 million increase in fees. Fees from custody services increased 9% as a result of new business and accounted for 20% of the growth in C&IS trust fees. Domestic and international securities lending fees were strong, increasing $16.4 million or 24% to $85.4 million as a result of both higher volumes and spreads earned on the investment of collateral. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from trust clients are invested by Northern Trust and are included in trust assets under administration as managed assets. The collateral totaled $65.2 billion and $57.9 billion at December 31, 1998 and 1997, respectively. New business drove a 21% increase in retirement services and recordkeeping and consulting fees.
   C&IS trust fees also benefited from new asset management business, demonstrating continued success in introducing both passive and actively managed investment products to trust and banking clients. Northern Trust Quantitative Advisors, Inc. (NTQA) contributed $14.1 million in fees during the year, reflecting the successful integration and strong momentum of this December 31, 1997 acquisition. Excellent new business, together with strong investment results, drove a 15% increase in fees from other investment products. Total C&IS trust assets under administration increased 16% from December 31, 1997 to $1.14 trillion at December 31, 1998. Of the C&IS trust assets under administration, $162.6 billion is managed by Northern Trust, up 18% from December 31, 1997. Trust assets under administration included approximately $200 billion of global custody assets.
   Net new C&IS business sold and transitioned in 1998 was approximately $70 million in annualized trust fees, up 10% from 1997. Approximately 40% of the new business sold came from existing clients and 60% from new relationships.
   Personal Financial Services. Northern Trust has positioned itself in markets having significant concentrations of wealth and growth potential. With the establishment or acquisition of new offices in Michigan and Colorado and the addition of three other new offices in 1998, Northern Trust's unique network of Personal Financial Services offices includes 67 locations in

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CONSOLIDATED TRUST ASSETS UNDER ADMINISTRATION
--------------------------------------------------------------------------------
                                                                       Five-Year
                                                                        Compound
                                                                Percent  Growth
                                      December 31               Change    Rate
--------------------------------------------------------------------------------
($ In Billions)              1998     1997   1996   1995   1994 1998/97
--------------------------------------------------------------------------------
Corporate &
Institutional            $  162.6 $  138.1 $ 83.7 $ 67.2 $ 51.5     18%      28%
Personal                     73.4     58.5   46.6   38.3   30.8     25       19
--------------------------------------------------------------------------------
Total Managed Trust
Assets                      236.0    196.6  130.3  105.5   82.3     20       25
--------------------------------------------------------------------------------
Corporate & Institutional   975.9    845.3  618.2  483.4  395.7     15       21
Personal                     47.8     37.4   30.4   25.0   20.6     28       20
--------------------------------------------------------------------------------
Total Non-Managed Trust
Assets                    1,023.7    882.7  648.6  508.4  416.3     16       21
--------------------------------------------------------------------------------
Consolidated Trust
Assets Under
Administration           $1,259.7 $1,079.3 $778.9 $613.9 $498.6     17%      21%

Illinois, Florida, Arizona, California, Texas, Colorado and Michigan. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families throughout the country with assets typically exceeding $100 million. At December 31, 1998 trust assets under administration in PFS totaled $121.2 billion, an increase of 26% from $95.9 billion at December 31, 1997, reflecting record new business development in all states and strong growth in securities markets. Of the personal trust assets under administration, $73.4 billion was managed by Northern Trust at December 31, 1998 as compared to $58.5 billion at December 31, 1997.
   PFS trust fees also reached record levels, increasing 20% to $390.3 million for the year compared to $324.4 million in 1997 and $279.6 million in 1996. Every state recorded trust fee increases of 15% or more, with Florida, Arizona and Texas particularly strong. The Wealth Management Group also had solid performance with trust fees increasing 18% and now administers $38.4 billion for significant family asset pools nationwide, up 39% from last year.
   Net recurring new business sold and transitioned in 1998 totaled $40 million in annualized trust fees, up 27% from 1997.
   Northern Trust Global Investments. Northern Trust formalized and strengthened the focus on its investment management business in 1998 by bringing together the investment activities of the C&IS and PFS businesses in a newly created business unit, Northern Trust Global Investments. NTGI brings together Northern Trust's registered and bank investment advisers to integrate portfolio management, research and trading with client servicing, sales, marketing and product management, while continuing to emphasize Northern Trust's overall relationship orientation.
   NTGI's strategic focus on investment management, branding, product management, distribution and client servicing supported Northern Trust's strong growth in assets under management during 1998. Despite the year's turbulent financial markets, Northern Trust achieved strong investment results across asset classes. As of year-end, 22 of 27 capital market mutual funds advised by Northern Trust earned top one-year rankings ("A" or "B") by Lipper Analytical Services, a respected mutual fund rating agency. The PFS Investment group's equity performance placed Northern Trust among the leading professional active managers, demonstrating the consistency of NTGI's investment process. On the institutional side, Northern Trust's leading equity products also demonstrated strong performance during this volatile market period. Northern Trust's core growth composite exceeded the S&P 500, and placed Northern Trust among the leading institutional active equity managers.
   New capabilities were added to Northern Trust's core array of short duration, fixed income, index, domestic growth equity and international products in 1998. The scale and breadth of passive management services, was significantly expanded and now more than 80 different equity and fixed income index products across the capital market spectrum are being offered. Northern Trust's institutional and retail mutual funds continued to enjoy significant growth, reaching $21 billion in assets by year-end.
   Northern Trust's competitive investment results, combined with new product offerings and improvements to investment sales and client servicing, provided the foundation for another year of strong growth in assets under management.
By year-end, Northern Trust managed $236.0 billion for personal and institutional clients, up from $196.6 billion at year-end 1997.
   FOREIGN EXCHANGE TRADING PROFITS. Foreign exchange trading profits totaled $103.5 million, compared to last year's record performance of $104.8 million which was up 78% from $58.8 million in 1996. The profits reflect increased volatility in certain currency markets offset by decreased volatility in the European Monetary Union currencies and lower client portfolio holdings in emerging markets. A substantial component of foreign exchange profits continued to result from

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

transactions associated with the growing global custody business. As custodian, Northern Trust provides foreign exchange services in the normal course of business. Active management of currency positions, within conservative limits, also contributes to trading profits.
   TREASURY MANAGEMENT FEES. The fee portion of treasury management revenues totaled $69.9 million in 1998, a 16% increase from the $60.2 million reported in 1997 compared with $55.3 million in 1996. Total treasury management revenues, which, in addition to fees, include the computed value of compensating deposit balances, increased 6% to $97.0 million from $91.6 million in 1997 compared to $86.0 million in 1996, reflecting the continued growth of new business in both paper- and electronic-based products. The fee portion of treasury management revenues also benefited in 1998 by a higher percentage of clients choosing to pay for services through fees versus compensating balances and certain accounting changes made for fee accruals.
   SECURITY COMMISSIONS AND TRADING INCOME. Security commissions and trading income totaled $28.0 million in 1998, compared with $26.1 million in 1997 and $23.9 million in 1996. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). Additional revenue is provided from underwriting selected general obligation tax-exempt securities and interest risk management activities with clients. The 1998 results reflect strong growth in securities brokerage activities, up 22%, offset in part by a decline in futures commissions resulting from Northern Trust's exit from the futures business in the second quarter of the year.
   OTHER OPERATING INCOME. Other operating income includes loan, letter of credit and deposit-related service fees and other miscellaneous income from asset sales. Other operating income in 1998 totaled $52.6 million compared with $53.5 million in 1997 and $47.2 million in 1996. Included in the 1997 results was $11.1 million resulting from settlements reached with Illinois banking regulators concerning the disposition of certain unclaimed balances accumulated over a number of years. Nonrecurring gains in 1998 totaled $3.8 million and included sales of exchange membership seats owned by Northern Futures Corporation, a sale of mortgage loans and the sale of Northern Trust's small California investment management subsidiary, Berry, Hartell, Evers & Osborne, Inc. Other operating income in 1996 reflects a $4.0 million gain from the sale of the Bank's merchant charge card business. Excluding nonrecurring items, the increase in other operating income in 1998 is primarily attributable to higher fees from trust deposit activities and banking services.
   INVESTMENT SECURITY GAINS AND LOSSES. Net security gains totaling $1.3 million were realized in 1998. This compares with net gains of $.7 million in 1997 and $.4 million in 1996.

NET INTEREST INCOME. Net interest income is defined as the total of interest income and amortized fees on earning assets less interest expense on deposits and borrowed funds, adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by nonearning assets including cash and due from banks, items in process of collection, buildings and equipment and other nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating deposit balances to pay for services.
   Net interest income for 1998 was a record $477.2 million, up 9% from $438.2 million in 1997, which was up 13% from $388.3 million in 1996. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 1998 was a record $513.1 million, an increase of $42.2 million or 9% from $470.9 million in 1997 which in turn was up 12% from $421.9 million in 1996. Through steady asset growth and conservative interest rate risk management, Northern Trust has been successful in generating year over year improvement in net interest income as evidenced by the fact that 1998 represents the fifteenth consecutive year of record performance. The increase in FTE net interest income in 1998 was driven by higher levels of loans, money market assets and short-term federal agency securities and a 10% increase in noninterest-related funding sources.
   The net interest margin declined to 2.08% from 2.18% last year. The decline in the margin is attributable to the growth in low-spread money market assets and federal agency securities.
   Earning assets averaged $24.6 billion, up 14% from the $21.6 billion reported in 1997, which was up from $18.8 billion in 1996. The $3.0 billion growth in average earning assets reflects a 13% or $1.5 billion increase in loans, a 17% or $1.1 billion increase in securities, and a 12% or $396 million increase in money market assets.

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

ANALYSIS OF NET INTEREST INCOME (FTE)
-----------------------------------------------------------------------------
                                                             Percent Change
-----------------------------------------------------------------------------
($ In Millions)                 1998       1997       1996  1998/97  1997/96
-----------------------------------------------------------------------------
Interest Income            $ 1,503.1  $ 1,332.8  $ 1,151.5     12.8%    15.7%
FTE Adjustment                  35.9       32.7       33.6      9.8     (2.7)
-----------------------------------------------------------------------------
Interest Income-FTE          1,539.0    1,365.5    1,185.1     12.7     15.2
Interest Expense             1,025.9      894.6      763.2     14.7     17.2
-----------------------------------------------------------------------------
Net Interest Income-FTE    $   513.1  $   470.9  $   421.9      9.0%    11.6%
-----------------------------------------------------------------------------
Average Volume
 Earning Assets            $24,624.5  $21,629.7  $18,779.4     13.8%    15.2%
 Interest-Related Funds     20,940.7   18,292.6   15,920.0     14.5     14.9
 Noninterest-Related Funds   3,683.8    3,337.1    2,859.4     10.4     16.7
-----------------------------------------------------------------------------
                                                                  Change in
                                                                 Percentage
-----------------------------------------------------------------------------
Average Rate
 Earning Assets                 6.25%      6.32%      6.31%    (.07)     .01
 Interest-Related Funds         4.90       4.89       4.79      .01      .10
 Interest Rate Spread           1.35       1.43       1.52     (.08)    (.09)
 Total Source of Funds          4.17       4.14       4.06      .03      .08
-----------------------------------------------------------------------------
Net Interest Margin             2.08%      2.18%      2.25%    (.10)    (.07)

Refer to page 78 for detailed analysis of net interest income.

Loan volume for the year averaged $13.3 billion with the majority of the growth reflected in the domestic portfolio while international loans increased $114 million on average. The domestic growth came principally from residential mortgage activities, up $672 million, and commercial and industrial loans, up $512 million. Reflected in the total loan growth are noninterest bearing domestic and international overnight advances related to processing certain trust client investments, which averaged $767 million in 1998, up from $708 million a year ago. Securities averaged $7.5 billion in 1998, up 17% from $6.4 billion a year ago resulting primarily from higher levels of federal agency securities. Money market assets averaged $3.8 billion in 1998 versus $3.4 billion in 1997. The increase was principally driven by a higher level of foreign office time deposits resulting from growth in global custody activities, and more active short-term investment of noninterest-bearing balances previously held with global subcustodians.
   The increase in average earning assets of $3.0 billion was funded through growth in interest-bearing deposits, other interest-related funding sources, and noninterest-related funds. The deposit growth was concentrated primarily in foreign office time deposits, up $811 million resulting from increased global custody activity, and higher levels of savings and money market deposits. Other interest-related funds averaged $8.2 billion, up $1.5 billion, principally from federal funds purchased (up $930 million) and other borrowings (up $420 million). Average net noninterest-related funds increased $347 million, mainly due to higher demand deposits, noninterest-bearing time deposits, and stockholders' equity. Stockholders' equity for the year averaged $1.8 billion, an increase of $195 million or 12% from 1997, principally due to the strong earnings performance, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.

PROVISION FOR CREDIT LOSSES. Asset quality remained strong as reflected by the low level of nonperforming assets which totaled $35.2 million at year-end. The provision for credit losses was $9.0 million in 1998, unchanged from 1997 which was down from $12.0 million in 1996. For a discussion of the reserve for credit losses, refer to pages 38 through 40.

NONINTEREST EXPENSES. Noninterest expenses for 1998 totaled $997.1 million, up $105.3 million or 12% from $891.8 million in 1997, which was up 16% from $768.9 million in 1996. Included in the 1998 results were $16.0 million of incremental expenses related to acquisitions and $11.5 million of project costs related to Year 2000 initiatives. Total expenses for 1997 included $10.1 million in charges relating to Year 2000 initiatives and $3.5 million in costs associated with the planned relocation of Northern Trust's computer data facility. Expense increases during 1998 reflect a variety of growth initiatives, including staff additions and higher operating expenses necessary to support new business and growing transaction volumes, investments in technology and PFS office expansion. Performance-based compensation also increased, resulting from excellent new business results, improved client investment portfolio performance, strong corporate earnings and the price increase in Northern Trust Corporation common stock.

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

AVERAGE EARNING ASSETS AND SOURCE OF FUNDS
-------------------------------------------------------------------------------------------------
                                                                              Percent Change
-------------------------------------------------------------------------------------------------
($ In Millions)                    1998          1997          1996       1998/97        1997/96
-------------------------------------------------------------------------------------------------
Average Earning Assets
Money Market Assets           $ 3,838.7     $ 3,442.6     $ 2,083.5          11.5%          65.2%
Securities
 U.S. Government                  374.2         822.9       1,702.0         (54.5)         (51.7)
 Obligations of States
   and Political Subdivisions     434.0         408.8         414.1           6.2           (1.3)
 Federal Agency                 6,385.0       4,890.1       4,010.7          30.6           21.9
 Other                            265.8         243.4         228.2           9.2            6.7
 Trading Account                   11.8           9.0           8.8          31.1            1.5
-------------------------------------------------------------------------------------------------
 Total Securities               7,470.8       6,374.2       6,363.8          17.2             .2
-------------------------------------------------------------------------------------------------
Loans and Leases-Domestic      12,663.6      11,275.1       9,951.6          12.3           13.3
                -International    651.4         537.8         380.5          21.1           41.4
-------------------------------------------------------------------------------------------------
 Total Loans and Leases        13,315.0      11,812.9      10,332.1          12.7           14.3
-------------------------------------------------------------------------------------------------
Total Earning Assets          $24,624.5     $21,629.7     $18,779.4          13.8%          15.2%
-------------------------------------------------------------------------------------------------
Average Source of Funds
Deposits-Savings and
 Money Market                 $ 4,263.3     $ 3,895.4     $ 3,620.7           9.4%           7.6%
        -Savings Certificates   2,144.5       2,035.8       2,062.4           5.3           (1.3)
        -Other Time               571.8         717.3         549.2         (20.3)          30.6
        -Foreign Offices Time   5,781.7       4,971.2       3,826.2          16.3           29.9
-------------------------------------------------------------------------------------------------
 Total Deposits                12,761.3      11,619.7      10,058.5           9.8           15.5
Federal Funds Purchased         2,620.6       1,690.2       1,842.2          55.0           (8.3)
Securities Sold under
 Agreements to Repurchase       1,506.0       1,519.9       1,973.3           (.9)         (23.0)
Commercial Paper                  145.9         142.7         143.7           2.2            (.7)
Other Borrowings                2,540.4       2,120.9       1,274.1          19.8           66.5
Senior Notes                      653.3         539.3         267.5          21.1          101.6
Long-Term Debt                    445.8         435.8         360.7           2.3           20.8
Debt-Floating Rate
 Capital Securities               267.4         224.1            --          19.3             --
-------------------------------------------------------------------------------------------------
Total Interest-Related Funds   20,940.7      18,292.6      15,920.0          14.5           14.9
Noninterest-Related Funds,
  net                           3,683.8       3,337.1       2,859.4          10.4           16.7
-------------------------------------------------------------------------------------------------
Total Source of Funds         $24,624.5     $21,629.7     $18,779.4          13.8%          15.2%

   The increase in 1997 noninterest expenses from 1996 reflects the impact of the nonrecurring charges described above, incremental expenses resulting from acquisitions, investments in technology, PFS office expansion, the opening of a Singapore office, higher performance-based compensation, and staff additions and related costs necessary to support new business and transaction volumes.
   The productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, reached an all-time high of 159% for 1998 compared with 158% in 1997 and 156% in 1996. The improvement in the productivity ratio over the past two years reflects Northern Trust's success in growing revenues while at the same time controlling expenses.
   COMPENSATION AND BENEFITS. Compensation and benefits, which represent 61% of total noninterest expenses, increased 16% to $609.4 million in 1998 from $527.3 million in 1997, which was up 19% from $441.3 million in 1996. Compensation costs, the largest component of noninterest expenses, totaled $518.1 million, up $69.8 million or 16% from $448.3 million a year ago. The increase in 1998 was primarily attributable to staff additions, higher performance-based compensation and salary increases. Performance-based compensation expense was up $23.6 million in 1998 and $35.5 million in 1997 reflecting the impact of record corporate earnings, excellent new business results, client investment portfolio performance and the price increase in Northern Trust Corporation common stock.
   Staff on a full-time equivalent basis averaged 7,844 in 1998 compared with 7,198 in 1997 and 6,665 in 1996. The increase in staff levels during 1998 was required to support growth initiatives and strong new business in both C&IS and PFS. Staff on a full-time equivalent basis at December 31, 1998, totaled 8,156, an increase of 8% from 7,553 at the end of last year.
   Employee benefit costs for 1998 totaled $91.3 million, up $12.3 million or 16% from $79.0 million in 1997 which was 9% higher than the $72.5 million in 1996. The increase in employee benefits primarily reflects higher payroll taxes, medical and dental plan costs, and retirement plan benefits resulting from staff growth. The

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

increase in 1997 employee benefit costs resulted from higher payroll taxes and retirement plan benefits, partially offset by favorable medical plan experience as more employees elected coverage through managed care plans.
   OCCUPANCY EXPENSE. Net occupancy expense totaled $67.9 million, up 2% or $1.2 million from $66.7 million in 1997, which was up 10% from $60.7 million in 1996. The principal components of the 1998 increase were higher building operating and maintenance costs, partially offset by lower real estate taxes. The increase in 1997 resulted from higher rental costs, real estate taxes and building depreciation expense.
   EQUIPMENT EXPENSE. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $62.2 million in 1998, unchanged from the prior year, which was up 11% from $56.0 million in 1996. The 1998 results reflect higher levels of hardware depreciation expense, computer and equipment maintenance charges and leasing of data lines, offset by lower rental costs of computers and equipment. Included in the 1997 results were $2.6 million of technology-related special charges. The remainder of the increase in 1997 resulted from planned increases in equipment and computer depreciation and related costs to support trust and banking business expansion.
   OTHER OPERATING EXPENSES. Other operating expenses for 1998 totaled $257.6 million, up 9% from $235.6 million in 1997, which was up 12% from $210.9 million in 1996. The increase in the 1998 expense level was principally the result of continued investment in technology, expansion of the personal trust and banking office network, and higher operating expenses necessary to support business growth. These initiatives resulted in increases in technical and consulting service fees, business development efforts, telecommunications, amortization of goodwill and other intangible assets and higher costs associated with legal claims and processing errors.
   Investments in technology are designed principally to support and enhance the transaction processing and securities handling capability of the trust and banking businesses. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization are charged to equipment and other operating expenses, respectively.

PROVISION FOR INCOME TAXES. The provision for income taxes was $188.8 million in 1998 compared with $162.5 million in 1997 and $128.6 million in 1996. The effective tax rate was 35% for 1998 compared with 34% for 1997 and 33% for 1996. The increase reflects the continued growth in income from taxable sources while tax-exempt municipal interest has remained relatively stable.

BUSINESS SEGMENTS
--------------------------------------------------------------------------------
Northern Trust Corporation, under Chairman and Chief Executive Officer William
A. Osborn, organizes client services around two principal business units, C&IS and PFS. Investment products are provided to the clients of these business units by NTGI. Each of these three business units has a president who reports to President and Chief Operating Officer Barry G. Hastings. Also reporting to Mr. Hastings is the WWOT business unit. For management reporting purposes, the operations of NTGI and WWOT are allocated to the other business units. The Risk Management Unit includes the Treasury Department and reports directly to Mr. Osborn. Mr. Osborn has been identified as the chief operating decision maker because he has final authority over resource allocation decisions and performance assessment.
   The results of the major business units are presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management reporting basis, is derived from internal accounting systems that support the strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expenses related to each segment, as well as certain corporate support services, worldwide operations and system development expenses. The management reporting systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Tier 1 and tier 2 capital is allocated based on the federal risk-based capital guidelines at a level that is consistent with Northern Trust's consolidated capital ratios, coupled with management's judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are the same as those described in "Accounting Policies," in the Notes to Consolidated Financial Statements. Transfers of income and expense items are recorded at cost; there is no intercompany profit or loss on sales or transfers between business units. Northern Trust's presentations are not necessarily consistent with similar information of other financial institutions. For management reporting purposes, certain corporate income and expense items are not allocated to the business units and are presented as part of "Treasury and Other." These items include the impact of long-term debt, preferred equity, holding company investments, and corporate operating expenses.
   The following tables reflect the earnings contribution of Northern Trust's business segments for the years ended December 31, 1998, 1997 and 1996 on the basis described above.

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                Corporate and Institutional
                                                          Services
-------------------------------------------------------------------------------
($ In Millions)                                      1998       1997      1996
-------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                                     $   426.0  $   364.8  $  314.8
 Other                                              197.2      183.2     130.5
Net Interest Income after Provision for Credit
 Losses*                                            151.4      126.9     114.2
Noninterest Expenses                                507.3      435.6     376.3
-------------------------------------------------------------------------------
Income before Income Taxes*                         267.3      239.3     183.2
Provision for Income Taxes*                         105.2       94.3      72.4
-------------------------------------------------------------------------------
Net Income                                      $   162.1  $   145.0  $  110.8
-------------------------------------------------------------------------------
Percentage Net Income Contribution                     46%        47%       43%
-------------------------------------------------------------------------------
Average Assets                                  $11,841.5  $10,246.3  $7,905.9
                                                          Personal
                                                     Financial Services
-------------------------------------------------------------------------------
($ In Millions)                                      1998       1997      1996
-------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                                     $   390.3  $   324.4  $  279.6
 Other                                               52.0       45.4      43.1
Net Interest Income after Provision for Credit
 Losses*                                            332.1      316.0     270.7
Noninterest Expenses                                456.4      410.6     372.5
-------------------------------------------------------------------------------
Income before Income Taxes*                         318.0      275.2     220.9
Provision for Income Taxes*                         126.2      109.5      88.1
-------------------------------------------------------------------------------
Net Income                                      $   191.8  $   165.7  $  132.8
-------------------------------------------------------------------------------
Percentage Net Income Contribution                     54%        53%       51%
-------------------------------------------------------------------------------
Average Assets                                  $10,124.5  $ 8,931.9  $7,858.0
                                                     Treasury and Other
-------------------------------------------------------------------------------
($ In Millions)                                      1998       1997      1996
-------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                                     $      --  $      --  $     --
 Other                                                6.1       16.7      12.0
Net Interest Income after Provision for Credit
 Losses*                                             20.6       19.0      25.0
Noninterest Expenses                                 33.4       45.6      20.1
-------------------------------------------------------------------------------
Income before Income Taxes*                          (6.7)      (9.9)     16.9
Provision for Income Taxes*                          (6.7)      (8.6)      1.7
-------------------------------------------------------------------------------
Net Income                                      $      --  $    (1.3) $   15.2
-------------------------------------------------------------------------------
Percentage Net Income Contribution                     --%        --%        6%
-------------------------------------------------------------------------------
Average Assets                                  $ 5,224.7  $ 4,873.5  $5,200.4

                                                  Consolidated
--------------------------------------------------------------------------
 ($ In Millions)                               1998       1997       1996
--------------------------------------------------------------------------
Noninterest Income
 Trust Fees                               $   816.3  $   689.2  $   594.4
 Other                                        255.3      245.3      185.6
Net Interest Income after Provision for
 Credit Losses*                               504.1      461.9      409.9
Noninterest Expenses                          997.1      891.8      768.9
--------------------------------------------------------------------------
Income before Income Taxes*                   578.6      504.6      421.0
Provision for Income Taxes*                   224.7      195.2      162.2
--------------------------------------------------------------------------
Net Income                                $   353.9  $   309.4  $   258.8
--------------------------------------------------------------------------
Percentage Net Income Contribution              100%       100%       100%
--------------------------------------------------------------------------
Average Assets                            $27,190.7  $24,051.7  $20,964.3

*Stated on a fully taxable equivalent basis (FTE). Total includes $35.9 million, $32.7 million and $33.6 million of FTE adjustment for 1998, 1997 and 1996, respectively.
Note: Certain reclassifications have been made to 1997 and 1996 financial information to conform to the current year's presentation.

CORPORATE AND INSTITUTIONAL SERVICES. C&IS, headed by Sheila A. Penrose, President, provides trust, commercial banking and treasury management services to corporate and institutional clients. Trust activities encompass custody services for securities in the United States and foreign markets, as well as securities lending and asset management. Foreign exchange services, which primarily relate to global custody activities, are also part of C&IS. A full range of commercial banking services is also offered by C&IS. Treasury management services are provided to corporations and financial institutions and include a variety of products and services to accelerate cash collections, control disbursement outflows and generate information to manage cash products.
   Net income for C&IS increased 12% in 1998 and totaled $162.1 million compared to $145.0 million in 1997 which was up 31% from the $110.8 million in 1996. The growth in net income was primarily driven by 17% growth in trust fees, which represent 55% of C&IS's revenues in 1998.
   Northern Trust, through C&IS, is a leading provider of Master Trust and Master Custody services to three targeted markets: retirement plans, institutional clients, and international clients. Retirement plans include the large corporate market, middle market and public and union retirement funds. Institutional clients include insurance companies, foundations and endowments and correspondent trust services. International clients include asset pools domiciled outside the U.S. and group trusts. For management reporting purposes the activities of Northern Trust Global Advisors (NTGA), an international provider of institutional asset management services, and NTQA, a manager of index funds and

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

quantitative investment products, are included in C&IS. A summary of C&IS trust fees and trust assets for each market together with the revenues and trust assets from NTGA and NTQA follows:

CORPORATE AND INSTITUTIONAL SERVICES
SUMMARY OF TRUST FEES
--------------------------------------------------------------------------------

(In Millions)                 1998   1997   1996
---------------------------------------------------------------------------
Domestic
 Retirement Plans         $  248.8 $222.7 $190.8
 Institutional                65.1   59.7   53.2
International                 62.3   50.2   43.0
NTGA*                         35.7   32.2   27.8
NTQA                          14.1     --     --
---------------------------------------------------------------------------
Total Trust Fees          $  426.0 $364.8 $314.8
*Investment management expenses paid to sub-advisers totaled $17.5 million,
$16.1 million and $13.3 million in 1998, 1997 and 1996, respectively.

CORPORATE AND INSTITUTIONAL SERVICES
SUMMARY OF TRUST ASSETS UNDER ADMINISTRATION
---------------------------------------------------------------------------
                               December 31
---------------------------------------------------------------------------
(In Billions)                 1998   1997   1996
---------------------------------------------------------------------------
Domestic
 Retirement Plans         $  634.0 $535.6 $383.2
 Institutional               227.0  202.0  164.2
International                170.7  150.2  105.4
NTGA                          10.2    6.6    5.7
NTQA                          30.9   30.8     --
Securities Lending/Other      65.7   58.2   43.4
---------------------------------------------------------------------------
Total Trust Assets        $1,138.5 $983.4 $701.9

   The growth in other noninterest income resulted from a 23% increase in treasury management fees reflecting a higher percentage of clients choosing to pay for services through fees, continued growth in new business from both new and existing clients and certain accounting changes made to fee accruals. Total treasury management revenues, which, in addition to fees, include the computed value of compensating deposit balances, increased 6% in 1998. Foreign exchange profits, also included in other noninterest income, were essentially unchanged in 1998 but were up $45.9 million or 79% in 1997 when compared to 1996. Net interest income after provision for credit losses on a FTE basis increased 19% in 1998 and 11% in 1997. The increase in 1998 was driven by a 17% increase in earning assets, with loans increasing 11% and money market assets increasing 16%. Earning assets in 1997 were up 32% from 1996 primarily the result of a 45% increase in money market assets. The increase in money market assets was driven by the investment of deposit funds obtained through the rapid growth in global custody activities.
   Total expenses of C&IS, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 16% in both 1998 and 1997. The growth in expenses is attributable to increases in compensation and employee benefits and higher operating costs to support business growth.

PERSONAL FINANCIAL SERVICES. PFS, headed by Mark Stevens, President, encompasses personal trust and investment management services, estate administration, banking and residential real estate mortgage lending offered through the Bank in Illinois and affiliates in six other states. The personal financial services strategy includes targeting high net worth individuals in each banking subsidiary's target market and through its Wealth Management Group nationally. NTSI is also part of PFS.
   PFS net income totaled $191.8 million in 1998, an increase of 16% from 1997 which in turn was 25% above the net income achieved in 1996. Growth in trust activities continued to be the driver of the record performance for the business unit with trust fees increasing 20% as a result of record new business throughout Northern Trust's PFS network and favorable securities markets. A summary of trust fees and trust assets broken down by state and Wealth Management follows:

PERSONAL FINANCIAL SERVICES
SUMMARY OF TRUST FEES
--------------------------------------------------------------------------------

(In Millions)         1998   1997   1996
--------------------------------------------
Illinois            $148.2 $126.5 $115.9
Florida              116.8   93.2   77.3
California            50.3   43.6   39.5
Arizona               23.4   18.8   15.4
Texas                 13.8   10.4    8.6
Wealth Management     37.7   31.9   22.9
Other                   .1     --     --
--------------------------------------------
Total Trust Fees    $390.3 $324.4 $279.6

PERSONAL FINANCIAL SERVICES
SUMMARY OF TRUST ASSETS UNDER ADMINISTRATION
--------------------------------------------

                        December 31
--------------------------------------------
(In Billions)         1998   1997   1996
--------------------------------------------
Illinois            $ 36.9 $ 32.6 $ 26.4
Florida               24.5   18.4   15.3
California            11.4    9.6    7.3
Arizona                4.6    3.9    2.6
Texas                  3.6    2.9    2.3
Wealth Management     38.4   27.6   22.6
Other                  1.8     .9     .5
--------------------------------------------
Total Trust Assets  $121.2 $ 95.9 $ 77.0

   A significant portion of PFS growth has come from expansion into attractive markets within its seven-state network. These markets include approximately 20% of

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

the nation's high net worth households, defined as those with at least $1 million of investable assets. Over the next five years, Northern Trust will seek to continue this expansion and also to expand into markets with promising demographics in other states. The goal is to build the PFS national network to approximately 100 offices within as many as fifteen states in targeted markets where approximately 40% of all U.S. high net worth households are located.
   The growth in other noninterest revenues in both 1998 and 1997 reflects strong growth in brokerage commissions at NTSI. Driven by growth in residential mortgage loans, net interest income after provision for credit losses increased 5% in 1998 and totaled $332.1 million. In 1997, net interest income totaled $316.0 million and increased 17% over 1996.
   PFS noninterest expenses, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 11% in 1998 and 10% in 1997. The increase in 1998 primarily reflects merit increases and staff growth to support record new business. Reflecting successful new business development and portfolio management results, performance-based compensation for PFS was up 39% and business promotion costs rose 20%.

TREASURY AND OTHER. The Risk Management Unit, headed by Perry R. Pero, Senior Executive Vice President and Chief Financial Officer, includes the treasury function. The Treasury Department is responsible for managing the Bank's wholesale funding, capital position and interest rate risk, as well as the portfolio of interest rate risk management instruments. It is also responsible for the investment portfolios of the Corporation and the Bank and provides investment advice and management services to the subsidiary banks. "Other" corporate income and expenses represent items that are not allocated to the business units and generally represent certain nonrecurring items and certain executive level compensation.
   Other operating income in 1997 included $11.1 million resulting from settle-ments reached with Illinois banking regulators concerning the disposition of certain unclaimed balances. One-time gains in 1998 included $1.6 million realized on the sale of exchange membership seats owned by Northern Futures Corporation. The slight growth in net interest income reflects a $6.3 million increase relating to the management of the Bank's investment and money market asset portfolios offset by higher levels of unallocated corporate level funding costs.
   The higher level of operating expenses in 1997 is largely attributable to special technology-related charges associated with the Year 2000 project and costs associated with the relocation of Northern Trust's computer data facility.

NORTHERN TRUST GLOBAL INVESTMENTS. NTGI, headed by Stephen B. Timbers, President, provides investment products and services to clients of C&IS and PFS through registered and bank investment managers. NTGI activities include equity and fixed income research and portfolio management services. NTGI also acts as the investment adviser to the Corporation's two families of proprietary mutual funds, Northern Funds and Northern Institutional Funds. NTGA and NTQA are also included in NTGI, although for management reporting purposes, these subsidiaries are included in C&IS. The other revenues and expenses of this business unit are fully allocated to C&IS and PFS.

WORLDWIDE OPERATIONS AND TECHNOLOGY. Worldwide Operations and Technology, headed by James J. Mitchell, Executive Vice President, supports sales, relationship management, transaction processing and product management activities for C&IS and PFS. The expenses of this business unit are fully allocated to other business units.

SUBSEQUENT IMPLEMENTATION OF ACCOUNTING STANDARDS
--------------------------------------------------------------------------------
In March 1998, the Accounting Standards Executive Committee (AcSEC) of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires the capitalization of certain external and internal costs of computer software developed or obtained for internal use. SOP 98-1 is effective for Northern Trust in 1999.
   Northern Trust's current accounting policy is to expense internal costs of computer software developed for internal use as incurred. It is estimated that salary and related costs of approximately $11 million, relating to currently planned software development projects, will be capitalized in 1999 following Northern Trust's adoption of SOP 98-1.
   In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires all nongovernmental entities to expense costs of start-up activities as those costs are incurred. The term "start-up activities" is broadly defined and includes pre-operating, pre-opening and organization activities. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, with early adoption permitted.
   Northern Trust adopted SOP 98-5 on January 1, 1999. Northern Trust has typically expensed such costs as incurred and, therefore, adoption of this SOP will not have a material effect on Northern Trust's results of operations.
   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.
   A company may elect to implement SFAS No. 133 at the start of any quarter, but must adopt the new statement by January 1, 2000. SFAS No. 133 cannot be applied retroactively.
   Northern Trust has not yet quantified the impact of adopting Statement No. 133 on its financial statements and has not determined the timing or method of its adoption.

CAPITAL EXPENDITURES
-------------------------------------------------------------------------------
Northern Trust's Management Committee reviews and approves proposed capital expenditures which exceed $500,000. This process assures that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.
   The Northern Trust continued to enhance its hardware and software capabilities during 1998. Significant improved capabilities were added to trust systems both from a client access and operational efficiency basis. Continued expansion of the state of the art and highly flexible trust platform provided new product capabilities to clients in risk and performance measurement and in other investment services. Major improvements to Northern Trust's suite of retirement services products were implemented during the year including a Web-based participant servicing system. In addition, development was completed to provide full euro capability in all applicable product lines. Work focused on operational improvements has increased the breadth and depth of the data available regarding assets held for clients and has enabled Northern Trust to take advantage of efficiencies of straight-through processing wherever available. A major initiative to consolidate banking systems on one platform was completed in the fourth quarter. This has positioned Northern Trust well to continue to move into additional markets and further enhance our offering of banking services for both personal and corporate clients. Another Web-based product, a positive pay capability, was introduced and increases the controls over checking account disbursements for corporate banking clients. To support the growing computing needs of clients and employees in a cost effective manner and enhance disaster recovery capabilities, Northern Trust moved into a new data center in the first half of 1998.
   The unamortized capitalized cost of corporate-wide software development projects as of December 31, 1998 was $172.8 million, of which $48.2 million represented the book value of the trust management system. During 1999, Northern Trust will continue to invest in computer hardware and software to remain in the forefront in the markets in which it competes. Improvements in the range and functionality of product offerings to both personal and commercial clients are planned with continued emphasis on the use of Web delivery where appropriate. Continued expansion of the reliability and efficiency of worldwide delivery of products and services will remain a priority. The technology initiatives in future periods will also include the capitalization of internal costs of computer software development in accordance with new accounting requirements.
   Capital expenditures in 1998 also included the leasehold improvements and furnishings associated with the opening of new offices in Illinois, California and Michigan, as well as expansion or remodeling in several existing offices. Capital expenditures for 1998 totaled $147.0 million of which $17.6 million was for building and leasehold improvements, $8.3 million for furnishings, $52.3 million for computer hardware and machinery and $68.8 million for software. During 1999, in addition to its technology initiatives, Northern
Trust will continue to invest in the expansion of the seven-state network of Personal Financial Services offices.

YEAR 2000 PROJECT. "Year 2000" issues stem from the fact that computer programmers and other designers of equipment that use microprocessors have long abbreviated dates by eliminating the first two digits of the year. As the Year 2000 approaches, many systems may be unable to distinguish years beginning with 20 from years beginning with 19, and so may not accurately process certain date-based information, which could cause a variety of operational problems for businesses.
   Northern Trust data processing software and hardware provide essential support to virtually all of its businesses. Failure to complete Year 2000 renovation of the critical systems used by Northern Trust on a timely basis could have a materially adverse affect on its operations and financial performance, as could Year 2000 problems experienced by others on whom Northern Trust relies or with whom it otherwise does business. Because of the range of possible issues and the large number of variables involved, it is impossible to quantify the potential cost of problems should Northern Trust's remediation efforts or the efforts of those with whom it does business

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
not be successful. Failure to make satisfactory progress toward Year 2000 readiness or take other agency-mandated steps could also result in action by state or federal regulators that could adversely affect Northern Trust's business.
   Northern Trust has a dedicated Year 2000 Project Team whose members have significant experience with Northern Trust's banking and trust applications. The scope of the Project Team's work has been reduced by the fact that Northern Trust has been developing systems using four digit years since the mid-1980s, and the work has proceeded more efficiently because Northern Trust has licensed a number of software tools that help automate the process of identifying and making needed changes.
   The information technology portion of Northern Trust's Year 2000 Project is proceeding in phases, although the phases overlap in some cases. In the awareness and assessment phases, which are now completed, the project was defined and application software, systems software and hardware were systematically inventoried and assessed for importance to Northern Trust's business. Northern Trust has used an inclusive definition of "mission critical" items, with approximately 90% of Northern Trust's core applications included in this category.
   The other phases of the Year 2000 Project include:
  . Renovation, which involves reviewing programming code and altering it where necessary to deal appropriately with years after 1999.
  . Validation, in which systems and software are tested. Both renovated sys-tems and systems that do not require renovation undergo Year 2000 testing, to verify that accurate results are produced using key dates (including the leap year date) in the new century. Renovated systems are also tested to make sure that other functions have not been affected. Any needed follow-up renovation is then performed. Hardware is similarly tested and either up-graded or replaced.
  . Implementation, in which test results are reviewed by user groups and docu-mented and systems or applications returned to production, follows valida-tion.
   Renovation has been completed for all mission critical information technology systems, including those provided by third parties. Validation has been completed for all internally developed mission critical information technology systems, with implementation to be completed by the end of the first quarter of 1999. Validation and implementation of mission critical systems provided by third parties were substantially completed by year-end, with validation and implementation of the only two systems not yet completed expected to be completed by the end of the first quarter of 1999. Northern Trust has also commenced integration testing, which will continue through 1999. This testing is designed to assure that logically related systems work with each other and that each system can run on compliant versions of hardware and operating system software. With respect to non-mission critical applications, including non-critical desktop software, Northern Trust's target for completion of Year 2000 work is June 1999.
   Northern Trust has also established a Year 2000 Business Issues Task Force, consisting of senior managers from across the Corporation's businesses and support functions, in order to systematically address issues that are not directly related to information technology. The Task Force and the Year 2000 Project Team provide regular reports to the Corporation's Management Committee and Board of Directors.
   The Business Issues Task Force is coordinating a review of various infrastructure issues, such as checking elevators and heating, ventilation and air-conditioning equipment, some of which include embedded systems, to verify that they will function in the Year 2000. The assessment phase of this task has been completed. Renovation, validation and implementation have been completed for most of the equipment needing renovation. Some building alarm and employee access systems will be renovated and tested in 1999. Contingency plans are also being developed for Northern Trust's important locations, to allow critical functions to continue in the event of infrastructure problems.
   The Task Force is also monitoring programs to contact important vendors and suppliers to verify their Year 2000 readiness. For example, during 1998, Northern Trust again reviewed the Year 2000 preparedness of its subcustodians, and completed on-site due diligence visits with subcustodians who account for most of Northern Trust's global securities processing--approximately 95% as measured by market value of holdings and 86% as measured by number of transac-tions. The great majority of these subcustodians appear to be making adequate progress, although Northern Trust has determined to transition its business to another subcustodian in one market. On-site visits to additional subcustodians will take place in the first half of 1999, along with follow-up work with those already visited. Northern Trust will continue to monitor subcustodians' Year 2000 work throughout the year and develop contingency plans where neces-sary and feasible.
   Northern Trust also relies on entities such as the Federal Reserve System, Depository Trust Company, Participants Trust Company, Society for Worldwide Interbank Financial Telecommunications (SWIFT), and the Clearing House Interbank Payment Systems (CHIPS) in its securities processing and banking businesses, as do other financial services providers in similar businesses. Testing with these organizations is underway and is expected to be completed by March 31, 1999.

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   Northern Trust also plans to test for certain key dates in the new century with critical third party service providers, although it may be necessary to rely on proxy testing in some cases. The majority of this work is expected to be done in the first half of 1999.
   Northern Trust will offer testing opportunities to its clients for some of its products and services. In appropriate circumstances, Northern Trust will make available testing documentation, including test results, to clients instead of conducting actual tests.
   Although Northern Trust is attempting to monitor and validate the efforts of other parties, it cannot control the success of these efforts. Northern Trust has not tried to predict the severity of the various malfunctions that may occur, alone or in combination with other external or internal problems. Instead, Northern Trust is developing contingency plans where practical to provide alternatives in situations where an entity furnishing a critical product or service experiences significant Year 2000 difficulties that will affect Northern Trust or internal problems develop. For example, the Task
Force is coordinating a review of the Year 2000 status of power and telecommunications providers at each important location, as these services are critical to Northern Trust's business. The contingency plan for Northern Trust's critical Chicago data and operations complex calls for back-up generators to be used in the event of extended power outages to run the data center. Northern Trust is also updating its existing business continuity plans for Year 2000. This process is well underway and will continue through the third quarter of 1999, as plans are reviewed, refined and validated.
   As part of its credit analysis process, Northern Trust has developed a project plan for assessing the Year 2000 readiness of its significant credit customers. An initial assessment of Year 2000 readiness has been completed for virtually all of these customers. The assessment has identified only $12.0 million in exposure to clients identified as having more than moderate Year 2000 risk. Northern Trust will continue to monitor the progress of these and other credit customers, taking action (which may include additional credit loss provisions) where appropriate. In addition, as part of its fiduciary activities, Northern Trust has developed and is implementing a plan for taking the Year 2000 issue into consideration in evaluating investment portfolios, and a plan to evaluate and deal with the Year 2000 issues presented by other types of property held in trust. Northern Trust is also contacting clients and customers to explain its Year 2000 Program.
   The estimated total expense for Northern Trust's Year 2000 renovation project is $35 million. This estimate includes the cost of purchasing licenses for software programming tools, the cost of the time of internal staff in Worldwide Technology and the cost of consultants. The estimate does not include the time that internal staff in user departments are devoting to testing programming changes, although this testing is not expected to add significant incremental costs.
   All Year 2000 costs are expensed as incurred. As of December 31, 1998,
$21.6 million of the estimated $35 million of project costs have been incurred. $11.5 million of these costs were incurred in 1998. The remaining costs are expected to be incurred fairly evenly through the first quarter of 2000. Of the total Worldwide Technology Group expenses (excluding depreciation and amortization) for 1997, 1998 and 1999, it is estimated that 12% to 14% will be for Year 2000 remediation costs, or less than 1.5% of Northern Trust's anticipated aggregate noninterest expenses for those years. Although the priority given to Year 2000 work may result in extending the time for completing some other technology projects, these delays are not expected to have a material effect on Northern Trust's business.

EURO CONVERSION. On January 1, 1999, the "legacy" currencies of eleven of the fifteen members of the European Union became convertible at fixed rates into the euro, which became the common legal currency of the participating members. The legacy currencies are scheduled to remain legal tender for public and private transactions, as denominations of the euro, until June 30, 2002. During the three year transition period, transactions may be settled in either the legacy currency or the euro.
   At the end of the year Northern Trust successfully added euro capability to its global custody, foreign exchange, securities lending and related businesses. Extensive preparations and planning allowed Northern Trust to complete this significant conversion in a manner that was transparent to clients and involved no interruption of services.
   The effects of the euro on various aspects of Northern Trust's business are difficult to predict. In the foreign exchange market, volatility in pricing for transactions between legacy currencies had already decreased considerably by year-end 1998, as had volumes; after January 1, 1999 these transactions are no longer being conducted. Northern Trust currently estimates that foreign ex-change profits have been or will be reduced by approximately 10% in the aggregate as a result of these developments. Although a new market has developed for transactions involving the euro and the U.S. dollar, it is impossible to predict the extent to which foreign exchange profits arising from this new market will replace profits from transactions involving legacy currencies and the U.S. dollar or the extent to which reductions in foreign exchange profits will be offset by other foreign exchange initiatives.
   It is generally expected that the advent of the euro will increase liquidity in European equity and debt markets,

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
but its impact on trading strategies, which have an effect on Northern Trust's global securities lending business, remains unclear. Northern Trust will lend for clients securities denominated in euro, and has also created vehicles that allow delivery and investment of collateral denominated in euro. Northern Trust has also developed euro-denominated deposit and money market fund products for introduction early in 1999 and is reviewing other investment management strategies in light of the euro.

RISK MANAGEMENT
-------------------------------------------------------------------------------
Asset Quality and Credit Risk Management
SECURITIES. A high quality securities portfolio is maintained with 86% of the total portfolio comprised of U.S. Treasury or federal agency securities. The remainder of the portfolio is comprised of obligations of states and political subdivisions, preferred stock and other securities. At December 31, 1998, 74% of these securities were rated triple-A or double-A, 13% were rated single-A and 13% were below A or not rated by Standard and Poor's and/or Moody's Investors Service. Other securities consist primarily of Federal Home Loan Bank stock.
   Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Se-curities sold under agreements to repurchase are held by the counterparty until the repurchase transaction matures. Increases in the fair value of these securities in excess of the repurchase liability could subject Northern Trust to credit risk in the event of default by the counterparty. To minimize this risk, collateral values are continuously monitored and Northern Trust sets limits on exposure with counterparties and regularly assesses their financial condition.

LOANS AND OTHER EXTENSIONS OF CREDIT. A certain degree of credit risk is inherent in Northern Trust's various lending activities. Credit risk is managed through the Credit Policy function, which is designed to ensure adherence to a high level of credit standards. The Credit Policy function reports to the Corporation's Chief Financial Officer. Credit Policy provides a system of checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust's use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.
   Individual credit authority for commercial loans and within Personal Financial Services is limited to specified amounts and maturities. Credit decisions involving commitment exposure in excess of the specified individual limits are submitted to the appropriate Credit Approval Committee (Committee). Each Committee is chaired by the executive in charge of the area and has a Credit Policy officer as a voting participant. Each Committee's credit approval authority is specified, based on commitment levels, credit ratings and maturities. Credits involving commitment exposure in excess of these group credit limits require the approval of the Senior Credit Committee.
   Credit Policy established the Counterparty Risk Management Committee in order to manage counterparty risk more effectively. This committee has sole credit authority for exposure to all foreign banks, certain domestic banks which Credit Policy deems to be counterparties and which do not have commercial credit relationships within the Corporation, and certain other exposures.
   Under the auspices of Credit Policy, country exposure limits are reviewed and approved on a country-by-country basis.
   As part of Northern Trust's ongoing credit granting process, internal credit ratings are assigned to each client and credit before credit is extended, based on creditworthiness. Credit Policy performs at least annually a review of selected significant credit exposures to identify at the earliest possible stages clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Above average risk loans, which will vary from time to time, receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.
   An integral part of the Credit Policy function is a formal review of all past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 38 through 40, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.
   Management of credit risk is reviewed by various bank regulatory agencies. Independent auditors also perform a review of credit-related procedures, the loan portfolio and other extensions of credit, and the reserve for credit losses as part of their examination of the consolidated financial statements.
   A further way in which credit risk is managed is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.
   The largest component of credit risk relates to the loan portfolio. Although credit exposure is well-diversified, there are certain groups that meet the accounting definition under SFAS No. 105 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, middle market companies and small businesses, banks and bank holding companies and commercial real estate.
   RESIDENTIAL REAL ESTATE. The residential real estate loan portfolio totaled $5.9 billion or 45% of total domestic loans at December 31, 1998, compared with $5.2 billion or 43% at December 31, 1997. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception. Of the total $5.9 billion in residential real estate loans, $3.0 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $657.1 million and $455.9 million as of December 31, 1998 and 1997, respectively.
   MIDDLE MARKET COMPANIES AND SMALL BUSINESSES. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans, which totaled $1.8 billion at December 31, 1998 and $1.6 billion as of December 31, 1997. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, most of which have total annual sales of less than $500 million. The largest component of this group of borrowers is located in the midwestern areas served by the Bank. Middle market and small businesses have been an important focus of business development, and it is part of the strategic plan to continue to selectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
   Off-balance sheet credit exposure to middle market companies and small businesses in the form of legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit totaled $1.9 billion, $981.0 million, and $12.6 million, respectively, as of December 31, 1998, and $1.9 billion, $830.1 million, and $22.7 million, respectively, as of December 31, 1997.
   BANKS AND BANK HOLDING COMPANIES. On-balance sheet credit risk to banks and bank holding companies, both domestic and international, totaled $5.8 billion and $5.5 billion at December 31, 1998 and 1997, respectively. The majority of this exposure consisted of short-term money market assets, which totaled $4.0 billion at both December 31, 1998 and 1997, and noninterest-bearing demand balances maintained at correspondent banks which totaled $1.4 billion as of December 31, 1998, compared to $1.1 billion at year-end 1997. Commercial loans to banks totaled $320 million and $232 million, respectively, as of December 31, 1998 and 1997. The majority of these loans were to U.S. bank holding companies, primarily in the seventh Federal Reserve District, for their acquisition purposes. Such lending activity is limited to entities which have a substantial business relationship with Northern Trust. Legally binding commitments to extend credit to banks and bank holding companies totaled $158 million and $222 million as of December 31, 1998 and 1997, respectively.
   COMMERCIAL REAL ESTATE. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mortgages.
   The interim loans, which totaled $318.8 million and $235.0 million as of December 31, 1998 and 1997, respectively, are composed primarily of loans to developers that are highly experienced and well-known to Northern Trust. Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in the Chicago market in which Northern Trust has a strong presence and a thorough knowledge of the local economy.

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                       December 31
---------------------------------------------------------------------------
(In Millions)                                  1998  1997  1996  1995  1994
---------------------------------------------------------------------------
Nonaccrual Loans
 Domestic
 Residential Real Estate                      $ 5.2 $ 5.3 $ 3.2 $ 2.4 $ 1.3
 Commercial                                    21.8  26.3   2.2  17.5  15.7
 Commercial Real Estate                         2.9   7.1  11.3   9.0   9.1
 Personal                                        .6    .2    .2    .1    .3
 Other                                           --    --    --    --    --
 Lease Financing                                 --    --    --    --    .1
---------------------------------------------------------------------------
 Total Domestic                                30.5  38.9  16.9  29.0  26.5
 International                                   --    --    --    .2   1.3
---------------------------------------------------------------------------
 Total Nonaccrual Loans                        30.5  38.9  16.9  29.2  27.8
---------------------------------------------------------------------------
Restructured Loans                              2.4   2.5   2.6   2.7    --
Other Real Estate Owned                         2.3   1.9   1.9   1.8   2.2
---------------------------------------------------------------------------
Total Nonperforming Assets                    $35.2 $43.3 $21.4 $33.7 $30.0
---------------------------------------------------------------------------
Total 90 Day Past Due Loans (Still accruing)  $30.0 $13.9 $15.2 $22.0 $17.3

  Commercial mortgage financing, which totaled $358.3 million and $347.1 mil-lion as of December 31, 1998 and 1997, respectively, is provided for the ac-quisition of income producing properties. Cash flows from the properties gen-erally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.

  At December 31, 1998, off-balance sheet credit exposure to commercial real estate developers in the form of legally binding commitments to extend credit and standby letters of credit totaled $77.1 million and $28.4 million, respectively. At December 31, 1997, legally binding commitments were $73.7 million and standby letters of credit were $36.0 million.

FOREIGN OUTSTANDINGS. Short-term interbank time deposits with foreign banks represent the largest category of foreign outstandings. The Chicago head office and the London Branch actively participate in the interbank market with U.S. and foreign banks. In recent years, international commercial lending activities have been focused on import and export financing for U.S.-based clients.

  As used in this discussion, foreign outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and foreign office local currency claims on residents funded by local currency liabilities. Foreign outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of foreign banks are included in these outstandings and are classified according to the country location of the foreign banks' head office.

  Risk related to foreign outstandings is continually monitored and internal limits are imposed on foreign exposure. The following table provides information on foreign outstandings by country that exceed 1.00% of Northern Trust's assets.

FOREIGN OUTSTANDINGS
--------------------------------------------------------------------------------

                                                    Commercial
(In Millions)                     Banks             and Other              Total
--------------------------------------------------------------------------------
At December 31, 1998
 Germany                       $1,007                     $ --            $1,007
 Italy                            396                       --               396
 United Kingdom                   316                       61               377
 France                           312                       --               312
 Belgium                          289                       --               289
--------------------------------------------------------------------------------
At December 31, 1997
 Germany                       $  502                     $ --            $  502
 Japan                            394                       --               394
 United Kingdom                   251                       71               322
--------------------------------------------------------------------------------
At December 31, 1996
 Japan                         $  993                     $ --            $  993

Aggregate foreign outstandings by country falling between 0.75% and 1.00% of total assets at December 31, 1998 totaled $266 million to the Netherlands. This compares with $192 million to France at December 31, 1997 and none at December 31, 1996.

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

                          NORTHERN TRUST CORPORATION

                         MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ANALYSIS OF RESERVE FOR CREDIT LOSSES
--------------------------------------------------------------------------------

($ In Millions)                                 1998           1997           1996           1995           1994
---------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Year               $   147.6      $   148.3      $   147.1       $  144.8       $  145.5
---------------------------------------------------------------------------------------------------------------------
Charge-Offs
 Residential Real Estate                          .8             .8             .2             .6             .1
 Commercial                                      9.6           11.4            6.2            5.5            5.3
 Commercial Real Estate                           .3             .7            7.4            3.6            4.1
 Personal                                         .8            1.3            1.5            1.2            1.2
 Other                                            .3             .2             .3             .8             --
---------------------------------------------------------------------------------------------------------------------
 Total Charge-Offs                              11.8           14.4           15.6           11.7           10.7
---------------------------------------------------------------------------------------------------------------------
 Total Recoveries                                1.8            4.7            3.8            5.8            4.0
---------------------------------------------------------------------------------------------------------------------
Net Charge-Offs                                 10.0            9.7           11.8            5.9            6.7
Provision for Credit Losses                      9.0            9.0           12.0            6.0            6.0
Reserve Related to Acquisitions                   .2             --            1.0            2.2             --
---------------------------------------------------------------------------------------------------------------------
Balance at End of Year                       $ 146.8      $   147.6      $   148.3       $  147.1       $  144.8
---------------------------------------------------------------------------------------------------------------------
Loans and Leases at Year-End               $13,646.9      $12,588.2      $10,937.4       $9,906.0       $8,590.6
---------------------------------------------------------------------------------------------------------------------
Average Total Loans and Leases             $13,315.0      $11,812.9      $10,332.1       $9,136.0       $8,316.1
---------------------------------------------------------------------------------------------------------------------
As a Percent of Year-End Loans and Leases
 Net Loan Charge-Offs                            .07%           .08%           .11%           .06%           .08%
 Provision for Credit Losses                     .07            .07            .11            .06            .07
 Reserve Balance at Year-End                    1.08           1.17           1.36           1.49           1.69
---------------------------------------------------------------------------------------------------------------------
As a Percent of Average Loans and Leases
 Net Loan Charge-Offs                            .07%           .08%           .11%           .06%           .08%
 Reserve Balance at Year-End                    1.10           1.25           1.44           1.61           1.74

fluctuate widely based on the timing of cash collections, renegotiations and renewals.

  Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. Northern Trust's comprehensive credit re-view and approval process is critical to the ability to minimize nonperforming assets on a long-term basis. In addition to the negative impact on both net in-terest income and credit losses, nonperforming assets also increase operating costs due to the expense associated with collection efforts.

  The table on the preceding page presents the nonperforming assets and past due loans for the current year and the prior years. Of the total loan portfolio of $13.6 billion at December 31, 1998, $32.9 million or 0.24% was nonperforming, a decrease of $8.5 million from year-end 1997 .

  Included in the portfolio of nonaccrual loans are those which meet the criteria as being "impaired" under the definition in SFAS No. 114. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 1998, impaired loans, which also have been classified as nonperforming, totaled $32.0 million, with $5.9 million of the reserve for credit losses allocated to these loans.

PROVISION AND RESERVE FOR CREDIT LOSSES. The provision for credit losses is the charge against current earnings that is determined by management, through a disciplined credit review process, as the amount needed to maintain a reserve that is sufficient to absorb credit losses inherent in Northern Trust's loan and lease portfolios and other credit undertakings. The reserve provides for probable losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios and other credit undertakings but that have not yet been specifically identified (inherent loss component).

  Specific Component of the Reserve. The specific component of the reserve is determined on a loan-by-loan basis as part of the regular review of classified and nonperforming loans and potential charge-offs. The specific reserve is based on a loan's current book value compared to the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan.

  At December 31, 1998, the specific reserve component amounted to $5.9 million compared to $10.7 million at the end of 1997. During 1998, and as part of the regular review of classified and nonperforming loans and potential charge-offs, management determined that certain loans with specific reserves allo-

                          NORTHERN TRUST CORPORATION
                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

cated to them in 1997 had deteriorated and needed to be charged-off. Although most of the $11.8 million in charge-offs during the year were taken against and reduced the specific loss component of the reserve, that reduction was partially offset by higher allocations needed on some of the credits with specific reserves and other newly-identified commercial credits, resulting in a net $4.8 million decrease in the specific loss component of the reserve in 1998. The increase in the specific loss component of the reserve in 1997 was principally due to one larger nonperforming loan. Management did not view the developments in either year as evidence of any changing trend in credit quality.
   Allocated Inherent Component of the Reserve. The allocated portion of the inherent reserve is based on management's review of historical charge-off experience as well as management's judgment for loans in each credit rating category over a period of time which management determines is adequate to reflect longer term economic trends. One building block in reaching the appropriate allocated inherent reserve is an analysis of loans by credit rating categories. Credit ratings are determined by members of the Credit Policy Group at the time each loan is approved. These credit ratings are subject to periodic reviews of the loan portfolio in which the Credit Policy Group, which is independent of line management, makes the final determination of ratings for each loan in the portfolio. Credit ratings range from "1" for the strongest credits to "9" for the weakest credit rating; a "9" rated loan would normally represent a complete loss.
   At December 31, 1998, for loans with credit ratings "1" through "4," the loss ratio for each past year was calculated by expressing the loan charge-offs in each rating category as a percentage of previous year-end outstanding loans in that rating category. These yearly loss ratios for each credit rating category were then averaged over the prior five years to develop the historical loss ratio. Prior to 1998, this historical loss ratio methodology was also followed for higher risk loans rated "5" through "8." In 1998, the loss factors on these higher-risk loans were refined by considering both historical loss ratios and regulatory guidelines to provide a more consistent and reliable method for taking account of credit trends in measuring loss exposure. In addition, management broadened the analysis of credit risk by using a range of estimated loss when facts and circumstances so dictate.
   In 1997, management changed the measurement period for calculating the historical loss ratio to use only the most recent five years, in order to more closely align the ratios to the economic factors currently affecting the portfolio. Previously, the cumulative average historical charge-off ratios represented experience beginning in 1987, with subsequent years added to the base. Management also decided in 1997 to use for the commercial and commercial real estate segments of the portfolio an "industry base" reserve of 1% in order to measure the loss estimated to be inherent in these riskier segments. Because commercial and commercial real estate loans had in Northern Trust's experience produced significant losses in brief periods at particular points in economic cycles, management believed it appropriate to use a reserve higher than recent charge-off experience would suggest. This decision was supported by what management perceived to be industry practice for minimum reserve levels, and is intended to prevent an understatement of reserves based upon over-reliance on recent, favorable economic conditions. At December 31, 1998, after evaluating the current level of uncertainty in international markets and its effect on borrowers, management concluded it was appropriate to set this base

ALLOCATION OF THE RESERVE FOR CREDIT LOSSES
-------------------------------------------------------------------------------

                                                                  December 31
----------------------------------------------------------------------------------------------------------------------------
                                1998                1997                1996                1995                1994
----------------------------------------------------------------------------------------------------------------------------
                                 Percent of          Percent of          Percent of          Percent of          Percent of
                                   Loans to            Loans to            Loans to            Loans to            Loans to
                         Reserve      Total  Reserve      Total  Reserve      Total  Reserve      Total  Reserve      Total
($ in Millions)          Amount       Loans  Amount       Loans   Amount      Loans   Amount      Loans   Amount      Loans
----------------------------------------------------------------------------------------------------------------------------
Specific Reserve          $  5.9         --%  $ 10.7         --%  $   .8         --%  $  1.3         --%  $   .3         --%
----------------------------------------------------------------------------------------------------------------------------
Inherent Reserve
 Residential Real Estate    11.0         43      3.7         41      7.1         42      5.4         39      5.2         38
 Commercial                 77.4         29     87.1         30     71.2         29     84.4         32     85.9         31
 Commercial Real Estate     11.8          5      6.4          5      5.1          5      6.8          5     12.3          6
 Personal                    3.2         11       .6         10      6.2          9      8.4          8      5.5          8
 Other                        --          5       --          7       --          9       --         10       --         11
 Lease Financing             2.9          4      2.9          3      2.9          2      2.9          2      2.9          2
 International               3.6          3       --          4      2.3          4      2.6          4      2.9          4
 Unallocated                31.0         --     36.2         --     52.7         --     35.3         --     29.8         --
----------------------------------------------------------------------------------------------------------------------------
Total Inherent Reserve    $140.9        100%  $136.9        100%  $147.5        100%  $145.8        100%  $144.5        100%
----------------------------------------------------------------------------------------------------------------------------
Total Reserve             $146.8        100%  $147.6        100%  $148.3        100%  $147.1        100%  $144.8        100%

This allocation method should not be interpreted as an indication of expected losses within the next year or any specified time period.

                          NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

reserve at 1%. During 1998 management also decided to extend the base reserve methodology to international exposure. In the current year, management also increased the portion of the inherent reserve allocated to residential loans, in light of the increasing size of the mortgage portfolio as a percentage of all lending.
   Management in 1997 reduced the amounts of credit exposure assigned to undrawn loan commitments and standby letters of credit, to reflect this exposure by using the factors applied in risk-based capital calculations. In 1996 the full notional amount of the off-balance sheet exposures had been used for purposes of this calculation. In 1998 management further refined its methodology by reducing the loss factor assigned to undrawn loan commitments and standby letters of credit from the 1% used in 1997 to .25% in order to reflect the nature and extent of the credit exposure on these instruments as currently perceived.
   The $9.2 million increase in the allocated portion of the inherent reserve during 1998 to $109.9 million at December 31, 1998, was principally a function of the increase in the amount of loans and other credit exposure and the decision to apply the base reserve methodology to international exposure. Other changes in methodology essentially offset each other.
   Unallocated Inherent Component of the Reserve. The unallocated portion of the inherent loss reserve is based on management's review of other factors affecting the determination of probable losses inherent in the portfolio, which are not necessarily captured by the application of historical loss ratios. This portion of the reserve analysis involves the exercise of judgment and reflects all appropriate considerations, including management's view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses.
   An important consideration in establishing the level of the unallocated portion of the reserve was the fact that the loan portfolio, and in particular commercial loans, continued to grow in 1998 at a significant rate, as they had done throughout the period 1994-97. The overall decrease in this portion of the reserve from $36.2 million to $31.0 million primarily reflects the reassignment of part of this reserve to the allocated inherent reserve through application of the "industry base" reserve to international exposure, as described above. Management viewed this as a more clear identification of some of the risk previously dealt with by the unallocated inherent reserve. The decrease in the unallocated inherent portion of the reserve also reflects management's judgment that credit quality in other respects continues to be strong.
   Other Factors. During 1998, there were no significant changes in concentration of credits that impacted asset quality. The total amount of highest risk loans, those rated "6" to "8", that was used in the determination of the reserve level at the end of 1998 was estimated to be approximately $99 million. The decline from the actual December 31, 1997 balance for these loans of $118 million primarily reflects charge-offs on one commercial loan and repayments received on other of these lower-rated credits. These changes were not deemed significant in determining loan loss reserves, although changes in the amounts in each category would have affected the allocated inherent loss reserve analysis. There were no "9" rated loans reported at any time during these periods because loans are charged-off when they are so rated.
   Nonperforming loans fell from $41.4 million at December 31, 1997 to $32.9 million at December 31, 1998, reflecting principally charge-offs on one commercial loan. This change was deemed relatively minor in a loan portfolio that exceeded $13.3 billion on average throughout the period.
   Overall Reserve. Management's evaluation of the factors above resulted in a reserve for credit losses of $146.8 million at December 31, 1998 compared to $147.6 million at the end of 1997, reflecting the conclusion that losses inherent in the portfolio were larger than would otherwise be suggested by the favorable charge-off experience in recent years and the view that the absolute level of the reserve should not decline appreciably given the continuing growth in the portfolio. However, the reserve as a percentage of total loans declined to 1.08% at December 31, 1998 from 1.17% at year-end 1997. This decline is consistent with the trend Northern Trust has experienced during the recent economic expansion whereby conservative underwriting standards, improved credit quality and favorable charge-off experience have offset the steady growth in the portfolio.
   Provision. The resulting provision for credit losses was $9.0 million for the year, while net charge-offs totaled $10.0 million.

Market Risk Management
OVERVIEW. The Board of Directors has overall responsibility for Northern Trust's interest rate and foreign exchange risk management policies. To ensure adherence to these policies, the Corporate Asset and Liability Policy Committee (ALCO) establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates. The guidelines apply to both on- and off-balance sheet positions. ALCO also establishes and monitors limits for foreign exchange risk. The goal of the ALCO process is to maximize earnings while maintaining a high quality balance sheet and carefully controlling interest rate and foreign exchange risk.

ASSET/LIABILITY MANAGEMENT. Asset/liability management activities include lending, accepting and

                          NORTHERN TRUST CORPORATION
                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY ANALYSIS
-------------------------------------------------------------------------------

                                                      December 31, 1998
------------------------------------------------------------------------------------------------
                                         1-3      4-12       1-2       3-5     Over 5
(In Millions)                         Months    Months     Years     Years      Years      Total
------------------------------------------------------------------------------------------------
Earning Assets
Money Market Assets                $ 4,290.5  $  139.8  $     --  $     --  $    20.6  $ 4,450.9
Securities-Available for Sale        4,942.9     247.0      38.7       5.1      141.5    5,375.2
          -Held to Maturity            115.3      81.6      33.7      61.2      180.7      472.5
          -Trading Account               9.1        --        --        --         --        9.1
Loans and Leases                     4,288.7   1,501.9   1,105.3   2,873.0    3,878.0   13,646.9
------------------------------------------------------------------------------------------------
Total Earning Assets               $13,646.5  $1,970.3  $1,177.7  $2,939.3  $ 4,220.8  $23,954.6
------------------------------------------------------------------------------------------------
Source of Funds
Savings and NOW Accounts           $ 3,408.1  $     --  $     --  $     --  $   597.6  $ 4,005.7
Money Market Deposit Accounts
 and Savings Certificates            3,407.2   1,090.5     326.7     112.7      391.0    5,328.1
Other Time                           4,146.5     228.4      69.7      82.5         .9    4,528.0
Senior Notes and Long-Term Debt           .1     700.4      22.5     128.4      306.8    1,158.2
Debt-Floating Rate Capital
 Securities                            267.4        --        --        --         --      267.4
Other Borrowings                     5,157.5       1.4        --     175.0       53.4    5,387.3
Noninterest-Related Funds, net        (898.7)     90.0        --        --    4,088.6    3,279.9
------------------------------------------------------------------------------------------------
Total Source of Funds              $15,488.1  $2,110.7  $  418.9  $  498.6  $ 5,438.3  $23,954.6
------------------------------------------------------------------------------------------------
Interest Sensitive Gap             $(1,841.6) $ (140.4) $  758.8  $2,440.7  $(1,217.5) $      --
Off-Balance Sheet Hedges             1,092.7     284.0    (215.0)   (661.1)    (500.6)        --
------------------------------------------------------------------------------------------------
Adjusted Interest Sensitive Gap    $  (748.9) $  143.6  $  543.8  $1,779.6  $(1,718.1) $      --
------------------------------------------------------------------------------------------------
Cumulative Interest Sensitive Gap  $  (748.9) $ (605.3) $  (61.5) $1,718.1  $      --  $      --

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

placing deposits, investing in securities, issuing debt, and hedging interest rate risk with off-balance sheet instruments. The primary market risk associated with asset/liability management activities is interest rate risk. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and contribute to earnings even in periods of volatile interest rates.
   Northern Trust utilizes the following measurement techniques in the management of interest rate risk: simulation of earnings; simulation of the economic value of equity; and gap analysis. These three techniques are complementary and are used in concert to provide a comprehensive picture of interest rate risk management capability.
   Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, Northern Trust is able to measure the potential impact of different interest rate assumptions on pre-tax earnings. All on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk, are included in the model simulation.
   Northern Trust used model simulations to measure its earnings sensitivity relative to management's most likely interest rate scenario as of December 31, 1998. This interest rate scenario assumed a steady interest rate environment during 1999. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The table on the following page shows the effect on 1999 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management's interest rate assumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:
 . the balance sheet size was assumed to remain constant over the one year simulation horizon.

                          NORTHERN TRUST CORPORATION
                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 . maturing assets and liabilities were invested or deposited into identical items with the same maturity.
 . prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions.
 . changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

INTEREST RATE RISK SIMULATION OF PRE-TAX INCOME AS OF DECEMBER 31, 1998
-------------------------------------------------------------------------------

                                      Estimated Impact on
                                      1999 Pre-tax Income
 (In Millions)                        Increase/(Decrease)
---------------------------------------------------------
 Increase in Interest Rates Above
   Management's Interest Rate Forecast
 100 Basis Points                           $ (9.0)
 200 Basis Points                            (16.8)
 Decrease in Interest Rates Below
   Management's Interest Rate Forecast
 100 Basis Points                              6.9
 200 Basis Points                             11.7

   The simulations of earnings do not incorporate any management actions which might moderate the negative consequences of interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.
   A second technique used to measure interest rate risk is simulation of the economic value of equity, which provides estimates of the potential future impact on equity of various changes in interest rates. The potential effect of interest rate changes on equity is derived from the impact of such changes on the market values of assets, liabilities and off-balance sheet instruments. Northern Trust limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.
   The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest sensitivity gap which is shown in the table on the preceding page, measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. The economic impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market participants.
   A variety of actions are used to implement interest risk management strategies, including:
 . purchases of securities;
 . sales of securities that are classified as available for sale;
 . sales of held for sale residential real estate loans;
 . issuance of senior notes;
 . placing and taking Eurodollar time deposits; and . hedging with various types of derivative financial instruments.
   Northern Trust strives to use the most effective instruments for implementing its interest risk management strategies, considering the costs, liquidity and capital requirements of the various alternatives. For more detail regarding how derivative financial instruments are used to implement interest risk management strategies, refer to Note 21 on page 64.

FOREIGN EXCHANGE TRADING. Foreign exchange trading activities consist principally of providing foreign exchange services to clients. Most of these services are provided in connection with Northern Trust's growing global custody business. However, in the normal course of business Northern Trust also engages in proprietary trading of foreign currencies. The primary market risk associated with these activities is foreign exchange risk.
   Foreign currency positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar do not offset each other, or offset each other in different time periods. Northern Trust mitigates the risk related to its foreign currency positions by establishing limits on the amounts of and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All overnight positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign exchange risk, they are not a substitute for the experience or judgment of Northern Trust's senior management and its foreign currency traders, who have extensive knowledge of the foreign currency markets. Foreign currency positions and strategies are adjusted as needed in response to changing market conditions.
   As part of its risk management activities, Northern Trust regularly measures the risk of loss associated with foreign currency positions using a value at risk model. This statistical model provides an estimate, based on a 95% confidence interval, of the potential loss in earn-

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ings that may be incurred if an adverse one-day shift in foreign currency exchange rates were to occur. The model, which is based on a variance/co-variance methodology, incorporates historical currency price data and historical correlations in price movement among the currencies. All foreign currency positions, including foreign denominated assets and liabilities that were not converted to U.S. dollars through the use of hedge contracts, are included in the model.
  Northern Trust's value at risk, based on foreign currency positions totaled $98 thousand and $91 thousand as of December 31, 1998 and 1997, respectively. Value at risk totals representing the average, high and low for 1998 were $285 thousand, $472 thousand and $98 thousand, respectively. These totals indicate the degree of risk inherent in foreign currency positions as of year-end and during the year. However, it is not a prediction of an expected loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future foreign currency positions.

  OTHER TRADING ACTIVITIES. Market risk associated with other trading activities is negligible. Northern Trust is a party to various interest risk management instruments, most of which consist of interest rate swaps entered into to meet clients' interest risk management needs. When Northern Trust enters into such swaps, its policy is to mitigate the resulting interest rate risk with an offsetting swap or with futures contracts. Northern Trust carries in its trading portfolio a small inventory of securities that are held for sale to its clients. The interest rate risk associated with these securities is insignificant.

Liquidity Risk Management
  The objective of liquidity risk management is to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportunities on a timely and cost effective basis. Management monitors the liquidity position on a daily basis to ensure that funds are available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured to ensure that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.
   Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquidity include the short-term money market portfolio, unpledged available for sale securities, maturing loans, and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.
   A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investors Service, AA+ by Thomson BankWatch, and AA by Fitch IBCA. These ratings put The Northern Trust Company in the top tier of United States banks.
   Northern Trust maintains a liquid balance sheet with loans representing only 49% of total assets. Further, at December 31, 1998, it had a significant liquidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $12.2 billion or 44% of total assets.
   The Corporation's uses of cash consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These requirements are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiaries have the ability to pay dividends during 1999 equal to their 1999 eligible net profits plus $432.8 million. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 15 on page 60. The Corporation's liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $130.3 million at year-end 1998. The cash flows of the Corporation are shown in Note 30 on page 73. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance. The Corporation's strong credit ratings allow it to access credit markets on favorable terms.

Capital Management
  One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities when they arise and would help withstand unforeseen adverse developments. In 1998, average common equity increased 13% or $195 million reaching a record $1.8 billion at year-end, while total risk-weighted assets rose 9%. Total equity as of December 31, 1998 was $1.9 billion including $120 million of auction rate preferred stock. The average dividend rate declared on the $120 million of auction rate preferred stock was 4.12% during 1998. During 1998 the Corporation purchased 1,626,213 of its own shares as part of the buyback program authorized in 1996. The Corporation may purchase, after December 31, 1998, up to 1.6 million additional shares under the current buyback program.

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


CAPITAL ADEQUACY
--------------------------------------------------------------------------------

                                                     December 31
--------------------------------------------------------------------
($ In Millions)                                       1998   1997
--------------------------------------------------------------------
Tier 1 Capital
Common Stockholders' Equity                        $ 1,820  $ 1,619
Debt-Floating Rate Capital Securities                  267      267
Goodwill and Other Intangible Assets                  (124)    (122)
Net Unrealized (Gain) Loss on Securities                 1       (2)
--------------------------------------------------------------------
Total Tier 1 Capital                                 1,964    1,762
--------------------------------------------------------------------
Tier 2 Capital
Auction Rate Preferred Stock                           120      120
Reserve for Credit Losses                              147      148
Long-Term Debt *                                       390      315
--------------------------------------------------------------------
Total Tier 2 Capital                                   657      583
--------------------------------------------------------------------
Total Risk-Based Capital                             2,621    2,345
--------------------------------------------------------------------
Risk-Weighted Assets**                             $20,074  $18,342
--------------------------------------------------------------------
Total Assets End of Period (EOP)                   $27,870  $25,315
Average Fourth Quarter Assets**                     28,467   25,646
Total Loans--EOP                                    13,647   12,588
Ratios
Risk-Based Capital to Risk-Weighted Assets
 Tier 1                                                9.8%     9.6%
 Total (Tier 1 and Tier 2)                            13.1     12.8
Leverage                                               6.9      6.9
--------------------------------------------------------------------
Common Stockholders' Equity to
 Total Loans EOP                                      13.3%    12.9%
 Total Assets EOP                                      6.5      6.4
Stockholders' Equity to
 Total Loans EOP                                      14.2     13.8
 Total Assets EOP                                      7.0      6.9

Notes:
*Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.
**Assets have been adjusted for goodwill and other intangible assets, net unrealized gain (loss) on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

   The Board of Directors increased the quarterly dividend by 14% to $.24 per common share in November 1998. Over the last five years the common dividend has increased 118%.
   The higher capital levels and resulting increase in risk-based capital ratios in 1998 was the result of Northern Trust's ongoing policy of retaining a sufficient percentage of earnings in the Corporation to allow for strategic expansion while maintaining a strong balance sheet. Northern Trust Corporation's risk-based capital ratios were strengthened in 1997 by the issuance in January 1997 of $150 million Floating Rate Capital Securities, Series A and by the issuance in April 1997 of $120 million Floating Rate Capital Securities, Series B, both of which qualify as tier 1 capital. Both series of the Floating Rate Capital Securities have a 30 year fixed maturity. All of Northern Trust's capital ratios were well above the ratios that are a requirement for regulatory treatment as "well capitalized."
   At December 31, 1998, tier 1 capital was 9.8% and total capital was 13.1% of risk-weighted assets. These risk-based capital ratios are well above the minimum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ratios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter average assets) of 6.9% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio of at least 8.6% for tier 1 capital, 10.9% for total risk-based capital, and 6.0% for the leverage ratio.

Operational and Fiduciary Risk Management
In providing banking and trust services, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processes cash and securities transactions exceeding $150 billion on average each business day. These activities expose Northern Trust to operational and fiduciary risk. Controls over such processing activities are closely monitored to safeguard the assets of Northern Trust and its clients. However, from time to time Northern Trust has incurred losses related to these risks and there can be no assurance that such losses will not occur in the future.
   Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operating risk at appropriate levels in view of Northern Trust's corporate standards and the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust's internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.
   Fiduciary risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To limit this risk, the Trust Investment Committee establishes corporate policies and procedures to ensure that obligations to clients are discharged faithfully and in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection. Business units have the primary responsibility for adhering to the policies and procedures applicable to their businesses

                           NORTHERN TRUST CORPORATION

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FORWARD-LOOKING INFORMATION
--------------------------------------------------------------------------------
This annual report contains statements that may be considered forward-looking, such as the discussion of Northern Trust's financial goals, expansion and business development plans, business prospects and positioning with respect to market, demographic and pricing trends, new business results, credit quality, outlook and reserves, planned capital expenditures and technology spending, planned schedules or expected completion dates for Year 2000 work, and the effect of various matters (including Year 2000 issues and the introduction of the euro) on Northern Trust's business. These statements speak of Northern Trust's plans, goals, beliefs or expectations, refer to estimates or use similar terms. Those relating to Year 2000 matters also constitute Year 2000 readiness disclosures. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many uncertainties including:
  . The future health of the U.S. and international economies and other economic factors that affect wealth creation, investment and savings patterns, and Northern Trust's interest rate risk exposure and credit risk.
  . Changes in U.S. and worldwide securities markets, with respect to the market values of financial assets and the level of volatility in certain markets such as foreign exchange.
  . Regulatory developments and changes in accounting requirements or interpretations in the U.S. and other countries where Northern Trust has significant business.
  . Changes in the nature of Northern Trust's competition resulting from industry consolidation, regulatory change and other factors, as well as actions taken by particular competitors.
  . Northern Trust's success in continuing to generate significant levels of new business in its existing markets, as well as its success in identifying and penetrating targeted markets, through acquisition or otherwise, and generating a profit in those markets in a reasonable time.
  . Northern Trust's ability to continue to fund and accomplish technological innovation, improve processes and controls and attract and retain capable staff in order to deal with increasing volume and complexity in many of its businesses and technology challenges, such as Year 2000 systems renovation.
  . The ability of various vendors, clients, counterparties and governmental or private entities on which Northern Trust's business depends, or in which Northern Trust invests for itself or its clients to complete Year 2000 systems renovation efforts on a timely basis and in a manner that allows them to continue normal business operations or furnish products, services or data to Northern Trust without disruption, as well as Northern Trust's ability to accurately evaluate their readiness in this regard and, where necessary, develop and implement effective contingency plans.
  . The accuracy and effectiveness of Northern Trust's assessment of and work on issues such as those described under the caption "Year 2000 Project."
  . The impact of the euro on Northern Trust's global custody business and foreign exchange trading results.
  . The ability of each of Northern Trust's principal businesses to maintain a product mix that achieves satisfactory margins.
  . Changes in tax laws or other legislation that could affect Northern Trust's personal and institutional asset administration businesses.
  Some of these uncertainties that may affect future results are discussed in more detail in the sections of "Item 1-- Business" of the 1998 Annual Report on Form 10-K captioned "Government Policies," "Competition" and "Regulation and Supervision." All forward-looking statements included in this document are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statement.

                          NORTHERN TRUST CORPORATION

                          CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               December 31
--------------------------------------------------------------------------------
 ($ In Millions)                                                1998       1997
--------------------------------------------------------------------------------
 Assets
 Cash and Due from Banks                                   $ 2,366.0  $ 1,738.9
 Federal Funds Sold and Securities Purchased under
  Agreements to Resell (Note 4)                              1,164.4    2,991.7
 Time Deposits with Banks                                    3,264.7    2,283.2
 Other Interest-Bearing                                         21.8       34.5
 Securities (Note 3)
  Available for Sale                                         5,375.2    3,733.3
  Held to Maturity (Fair value-$485.7 in 1998 and $473.4
   in 1997)                                                    472.5      456.1
  Trading Account                                                9.1        8.8
--------------------------------------------------------------------------------
  Total Securities                                           5,856.8    4,198.2
--------------------------------------------------------------------------------
 Loans and Leases (Note 5)
  Commercial and Other                                       7,761.7    7,401.5
  Residential Mortgages                                      5,885.2    5,186.7
--------------------------------------------------------------------------------
  Total Loans and Leases (Net of unearned income-$224.3
   in 1998 and $151.9 in 1997)                              13,646.9   12,588.2
--------------------------------------------------------------------------------
 Reserve for Credit Losses (Note 6)                           (146.8)    (147.6)
 Buildings and Equipment (Notes 8 and 9)                       340.2      316.4
 Customers' Acceptance Liability                                33.3       31.4
 Trust Security Settlement Receivables                         336.7      291.4
 Other Assets (Note 18)                                        986.0      989.1
--------------------------------------------------------------------------------
 Total Assets                                              $27,870.0  $25,315.4
--------------------------------------------------------------------------------
 Liabilities
 Deposits
  Demand and Other Noninterest-Bearing                     $ 3,927.5  $ 3,510.1
  Savings and Money Market                                   4,614.7    4,278.9
  Savings Certificates                                       2,175.0    2,092.6
  Other Time                                                   540.2      572.0
  Foreign Offices-Demand                                       413.4      451.0
                 -Time                                       6,531.9    5,455.4
--------------------------------------------------------------------------------
  Total Deposits                                            18,202.7   16,360.0
 Federal Funds Purchased                                     2,025.1      821.2
 Securities Sold under Agreements to Repurchase (Note 4)     2,114.9    1,139.7
 Commercial Paper                                              148.1      146.8
 Other Borrowings                                            1,099.2    2,876.6
 Senior Notes (Note 10)                                        700.0      785.0
 Long-Term Debt (Note 10)                                      458.2      439.5
 Debt-Floating Rate Capital Securities (Note 11)               267.4      267.4
 Liability on Acceptances                                       33.3       31.4
 Other Liabilities                                             880.8      708.8
--------------------------------------------------------------------------------
  Total Liabilities                                         25,929.7   23,576.4
--------------------------------------------------------------------------------
 Stockholders' Equity
 Preferred Stock (Note 12)                                     120.0      120.0
 Common Stock, $1.66 2/3 Par Value; Authorized
   280,000,000 shares in 1998 and 1997; Outstanding
   111,214,740 shares and 111,367,436 shares in 1998 and
   1997, respectively (Notes 12 and 14)                        189.9      189.9
 Capital Surplus                                               212.9      225.5
 Retained Earnings                                           1,582.9    1,330.8
 Net Unrealized Gain (Loss) on Securities Available for
   Sale (Note 3)                                                 (.6)       2.1
 Common Stock Issuable-Performance Plan (Note 25)               30.4       11.7
 Deferred Compensation-ESOP and Other                          (44.3)     (37.5)
 Treasury Stock (at cost-2,746,022 shares in 1998 and
   2,593,326 shares in 1997)                                  (150.9)    (103.5)
--------------------------------------------------------------------------------
  Total Stockholders' Equity                                 1,940.3    1,739.0
--------------------------------------------------------------------------------
 Total Liabilities and Stockholders' Equity                $27,870.0  $25,315.4
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 50-73.

                           NORTHERN TRUST CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            For the Year Ended December 31
--------------------------------------------------------------------------------
($ In Millions Except Per Share
  Information)                                   1998         1997         1996
--------------------------------------------------------------------------------
Noninterest Income
  Trust Fees                                 $  816.3     $  689.2     $  594.4
  Foreign Exchange Trading Profits              103.5        104.8         58.8
  Treasury Management Fees                       69.9         60.2         55.3
  Security Commissions and Trading Income        28.0         26.1         23.9
  Other Operating Income (Note 16)               52.6         53.5         47.2
  Investment Security Gains (Note 3)              1.3           .7           .4
--------------------------------------------------------------------------------
Total Noninterest Income                      1,071.6        934.5        780.0
--------------------------------------------------------------------------------
Net Interest Income (Note 17)
  Interest Income                             1,503.1      1,332.8      1,151.5
  Interest Expense                            1,025.9        894.6        763.2
--------------------------------------------------------------------------------
Net Interest Income                             477.2        438.2        388.3
Provision for Credit Losses (Note 6)              9.0          9.0         12.0
--------------------------------------------------------------------------------
Net Interest Income after Provision for
  Credit Losses                                 468.2        429.2        376.3
--------------------------------------------------------------------------------
Noninterest Expenses
  Compensation (Notes 25 and 26)                518.1        448.3        368.8
  Employee Benefits (Note 19)                    91.3         79.0         72.5
  Occupancy Expense (Notes 8 and 9)              67.9         66.7         60.7
  Equipment Expense (Note 8)                     62.2         62.2         56.0
  Other Operating Expenses (Note 18)            257.6        235.6        210.9
--------------------------------------------------------------------------------
Total Noninterest Expenses                      997.1        891.8        768.9
--------------------------------------------------------------------------------
Income before Income Taxes                      542.7        471.9        387.4
Provision for Income Taxes (Note 13)            188.8        162.5        128.6
--------------------------------------------------------------------------------
Net Income                                   $  353.9     $  309.4     $  258.8
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock        $  349.0     $  304.4     $  253.9
--------------------------------------------------------------------------------
Net Income Per Common Share (Note 14)
  -Basic                                     $   3.15     $   2.74     $   2.27
  -Diluted                                       3.04         2.66         2.21
--------------------------------------------------------------------------------
Average Number of Common Shares
  Outstanding
  -Basic                                  110,683,488  110,977,645  111,933,829
  -Diluted                                114,867,058  114,661,156  114,839,118
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements on pages 50-73.

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                            For the Year Ended December 31
--------------------------------------------------------------------------------
(In Millions)                                    1998         1997         1996
--------------------------------------------------------------------------------
Net Income                                   $  353.9     $  309.4     $  258.8
  Other Comprehensive Income (before tax)
   Unrealized Gains (Losses) on Securities
    Available for Sale
    Unrealized Holding Gains (Losses)
     Arising during the Period                   (3.2)         1.3         (1.6)
    Less: Reclassification Adjustments for
     Gains Included in Net Income                (1.0)         (.5)         (.1)
   Minimum Pension Liability Adjustment          (5.7)        (3.8)        (1.4)
   Income Tax Benefit Related to Items of
    Other Comprehensive Income                    3.7          1.1          1.2
--------------------------------------------------------------------------------
Other Comprehensive Income                       (6.2)        (1.9)        (1.9)
--------------------------------------------------------------------------------
Comprehensive Income                         $  347.7     $  307.5     $  256.9
--------------------------------------------------------------------------------

This statement was adopted in 1998 in accordance with SFAS No. 130 "Reporting Comprehensive Income."

                           NORTHERN TRUST CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      For the Year Ended
                                                         December 31
-------------------------------------------------------------------------------
(In Millions)                                         1998      1997      1996
-------------------------------------------------------------------------------
Preferred Stock
Balance at January 1                              $  120.0  $  120.0  $  170.0
Conversion of Preferred Stock, Series E                 --        --     (50.0)
-------------------------------------------------------------------------------
Balance at December 31                               120.0     120.0     120.0
-------------------------------------------------------------------------------
Common Stock
Balance at January 1                                 189.9     189.9      93.6
Conversion of Preferred Stock, Series E                 --        --       1.3
Transfer from Capital Surplus-Two-for-One Stock
 Split                                                  --        --      95.0
-------------------------------------------------------------------------------
Balance at December 31                               189.9     189.9     189.9
-------------------------------------------------------------------------------
Capital Surplus
Balance at January 1                                 225.5     231.7     306.1
Stock Issued-Incentive Plan and Awards               (12.6)     (6.2)     (8.6)
Conversion of Preferred Stock, Series E                 --        --      29.2
Transfer to Common Stock-Two-for-One Stock Split        --        --     (95.0)
-------------------------------------------------------------------------------
Balance at December 31                               212.9     225.5     231.7
-------------------------------------------------------------------------------
Retained Earnings
Balance at January 1                               1,330.8   1,110.2     928.8
Net Income                                           353.9     309.4     258.8
Dividends Declared-Common Stock                      (96.9)    (83.8)    (72.5)
Dividends Declared-Preferred Stock                    (4.9)     (5.0)     (4.9)
-------------------------------------------------------------------------------
Balance at December 31                             1,582.9   1,330.8   1,110.2
-------------------------------------------------------------------------------
Net Unrealized Gain (Loss) on Securities
 Available for Sale
Balance at January 1                                   2.1       1.6       2.6
Unrealized Gain (Loss), net                           (2.7)       .5      (1.0)
-------------------------------------------------------------------------------
Balance at December 31                                 (.6)      2.1       1.6
-------------------------------------------------------------------------------
Common Stock Issuable-Performance Plan
Balance at January 1                                  11.7      10.4      14.7
Stock Issuable, net of Stock Issued                   18.7       1.3      (4.3)
-------------------------------------------------------------------------------
Balance at December 31                                30.4      11.7      10.4
-------------------------------------------------------------------------------
Deferred Compensation-ESOP and Other
Balance at January 1                                 (37.5)    (35.5)    (39.4)
Compensation Deferred                                (18.3)     (8.9)     (2.7)
Compensation Amortized                                15.0       9.3       7.5
Unfunded Pension Liability, net                       (3.5)     (2.4)      (.9)
-------------------------------------------------------------------------------
Balance at December 31                               (44.3)    (37.5)    (35.5)
-------------------------------------------------------------------------------
Treasury Stock
Balance at January 1                                (103.5)    (84.2)    (23.8)
Stock Options and Awards                              69.9      51.0      42.9
Stock Purchased                                     (117.3)    (70.3)   (122.5)
Conversion of Preferred Stock, Series E                 --        --      19.2
-------------------------------------------------------------------------------
Balance at December 31                              (150.9)   (103.5)    (84.2)
-------------------------------------------------------------------------------
Total Stockholders' Equity at December 31         $1,940.3  $1,739.0  $1,544.1
-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 50-73.

                           NORTHERN TRUST CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               For the Year Ended December 31
--------------------------------------------------------------------------------
 (In Millions)                                       1998       1997       1996
--------------------------------------------------------------------------------
 Cash Flows From Operating Activities:
 Net Income                                    $    353.9  $   309.4  $   258.8
 Adjustments to Reconcile Net Income to Net
 Cash Provided by Operating Activities:
  Provision for Credit Losses                         9.0        9.0       12.0
  Depreciation on Buildings and Equipment            52.4       49.3       46.8
  (Increase) Decrease in Interest Receivable        (23.0)      (4.7)      17.7
  Increase (Decrease) in Interest Payable           (10.7)      20.6        9.4
  Amortization and Accretion of Securities
  and Unearned Income                              (214.9)    (190.0)    (120.2)
  Amortization of Software, Goodwill and
  Other Intangibles                                  54.1       51.0       42.3
  Deferred Income Tax                                57.0       38.0       29.5
  Net (Increase) Decrease in Trading Account
  Securities                                          (.3)      (4.0)      84.1
  Other, net                                        153.4      (77.5)     (32.4)
--------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities         430.9      201.1      348.0
--------------------------------------------------------------------------------
 Cash Flows From Investing Activities:
  Net (Increase) Decrease in Federal Funds
  Sold and Securities Purchased under
  Agreements to Resell                            1,827.3   (1,969.1)    (860.5)
  Net Increase in Time Deposits with Banks         (981.5)    (223.2)    (492.4)
  Net (Increase) Decrease in Other Interest-
  Bearing Assets                                     12.7       79.8      (59.8)
  Purchases of Securities--Held to Maturity        (233.4)    (162.6)  (2,068.7)
  Proceeds from Maturity and Redemption of
  Securities--Held to Maturity                      218.9      207.2    2,112.9
  Purchases of Securities--Available for Sale  (110,806.2) (75,308.5) (31,666.5)
  Proceeds from Sale, Maturity and Redemption
  of Securities--Available for Sale             109,456.3   76,121.5   32,611.3
  Net Increase in Loans and Leases               (1,147.7)  (1,708.0)  (1,066.5)
  Purchases of Buildings and Equipment              (84.5)     (57.5)     (56.8)
  Proceeds from Sale of Buildings and
  Equipment                                           8.3        3.3         --
  Net (Increase) Decrease in Trust Security
  Settlement Receivables                            (45.3)      70.9      (35.2)
  Decrease in Cash Due to Acquisitions              (15.0)     (53.0)     (14.6)
  Other, net                                         (1.7)      (1.2)     (10.6)
--------------------------------------------------------------------------------
  Net Cash Used in Investing Activities          (1,791.8)  (3,000.4)  (1,607.4)
--------------------------------------------------------------------------------
 Cash Flows From Financing Activities:
  Net Increase in Deposits                        1,842.7    2,563.8    1,308.0
  Net Increase (Decrease) in Federal Funds
  Purchased                                       1,203.9      168.2   (1,647.1)
  Net Increase (Decrease) in Securities Sold
  under Agreements to Repurchase                    975.2      173.6     (892.6)
  Net Increase (Decrease) in Commercial Paper         1.3       (2.2)       2.3
  Net Increase (Decrease) in Short-Term Other
  Borrowings                                     (1,770.8)    (157.0)   2,273.2
  Proceeds from Term Federal Funds Purchased      1,730.8    1,612.4    2,630.2
  Repayments of Term Federal Funds Purchased     (1,737.4)  (1,720.9)  (2,637.2)
  Proceeds from Senior Notes & Long-Term Debt       801.4      803.4      901.5
  Repayments on Senior Notes & Long-Term Debt      (867.7)    (331.7)    (520.3)
  Proceeds from Debt-Floating Rate Capital
  Securities                                           --      267.4         --
  Treasury Stock Purchased                         (116.5)     (66.2)    (118.2)
  Net Proceeds from Stock Options                    19.5       13.0       12.1
  Cash Dividends Paid on Common and Preferred
  Stock                                             (98.5)     (85.3)     (74.7)
  Other, net                                          4.1        7.2        5.8
--------------------------------------------------------------------------------
  Net Cash Provided by Financing Activities       1,988.0    3,245.7    1,243.0
--------------------------------------------------------------------------------
  Increase (Decrease) in Cash and Due from
  Banks                                             627.1      446.4      (16.4)
  Cash and Due from Banks at Beginning of
  Year                                            1,738.9    1,292.5    1,308.9
--------------------------------------------------------------------------------
 Cash and Due From Banks at End of Year        $  2,366.0  $ 1,738.9  $ 1,292.5
--------------------------------------------------------------------------------
 Schedule of Noncash Investing and Financing
 Activities:
  Building Purchase Obligation                 $       --  $    20.0  $      --
  Conversion of Preferred Stock, Series E to
  Common Stock                                         --         --       49.7
 Supplemental Disclosures of Cash Flow
 Information:
  Interest Paid                                $  1,036.6  $   874.1  $   753.8
  Income Taxes Paid                                 128.0      102.5       82.7
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 50-73.

                          NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES--The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:
   A. BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly-owned subsidiary The Northern Trust Company (Bank) and their wholly-owned subsidiaries. Throughout the notes, the term "Northern Trust" refers to Northern Trust Corporation and subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired and pooled subsidiaries from the dates of acquisition.
   B. NATURE OF OPERATIONS. The Corporation is a bank holding company whose principal subsidiary is the Chicago-based Bank. The Corporation also owns banks in Florida, Arizona, California, Texas and Colorado, a federal savings bank in Michigan, and various other nonbank subsidiaries, including a securities brokerage firm, registered investment advisers NTGA and NTQA and a retirement services company. Northern Trust generates the majority of its revenues from its two primary business units, Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Investment products and services are provided to clients in C&IS and PFS through a third business unit, Northern Trust Global Investments (NTGI).
   The C&IS unit provides trust and custody-related services in the United States and foreign markets to corporations and institutions; investment management services; a full range of commercial banking services to large domestic corporations and financial institutions; treasury management services to meet the needs of major corporations and financial institutions; and foreign exchange services for global custody clients and Northern Trust's own account. The PFS unit provides personal trust, investment management, estate administration, personal banking and mortgage lending services, and also provides commercial banking services to middle market companies. These services are delivered through the Bank and the network of subsidiaries in Florida, Arizona, California, Texas, Colorado and Michigan.
   C. USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   D. FOREIGN CURRENCY TRANSLATION. Foreign currency asset and liability accounts of overseas branches and subsidiaries are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Income and expense accounts are translated at month-end rates of exchange.
   Foreign exchange trading positions are valued daily at prevailing market rates. Gains and losses on trading positions and on positions entered into to hedge foreign denominated investments are recognized currently in other operating income. Unrealized gains on trading positions are reported as other assets and unrealized losses are reported as other liabilities in the consolidated balance sheet. Gains and losses on foreign currency positions that were entered into to hedge specific, firm foreign currency obligations are deferred and recognized in income over the life of the underlying asset or liability or as the underlying expense or commitment is incurred.
   E. SECURITIES. Securities Available for Sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.
   Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of discount.
   Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.
   F. INTEREST RISK MANAGEMENT INSTRUMENTS. Interest risk management instruments include interest rate swap contracts, futures contracts, options and similar contracts. Northern Trust is a party to various interest risk management instruments as part of its asset/liability management activities, to meet the interest risk management needs of its clients and as part of its trading activity for its own account. Unrealized gains and receivables on interest risk management instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.
   Asset/Liability Management Instruments. Interest rate swaps are the primary interest risk management instrument used for asset/liability management purposes

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Futures contracts, options, and similar contracts are also used for asset/liability management, but these contracts do not have a material impact on Northern Trust's financial condition or net income. Accrued interest income or expense on asset/liability management swaps is recognized as a component of the interest income or expense of the hedged items. Unrealized gains and losses on such swaps are recognized consistent with the method of accounting for the hedged items. For example, there is no recognition of unrealized gains and losses on swaps used to hedge items that are carried at their amortized cost. Unrealized gains and losses on interest rate swaps used to hedge available for sale securities are reported in stockholders' equity, net of applicable taxes.
   A swap that is classified in the asset/liability management category must be assigned to hedge a specific asset or liability and must reduce Northern Trust's interest rate risk. It must also achieve its intended objective of converting the yield on the hedged asset or liability to the desired rate. This criteria is assumed to have been met if the interest rate on the hedged asset or liability is identical to the offsetting interest rate on the swap. If the two rates are not identical, the correlation between the levels of the two rates since the inception of the swap must be measured to ensure that the swap is meeting its intended objective. In addition, the notional amount of the swap must be less than or equal to the par amount of the item being hedged. If a forward swap is entered into to hedge an anticipated transaction, the significant terms (e.g., the expected date, type of instrument, quantity, and maturity date) of the anticipated transaction must be identified, and it must be probable that the anticipated transaction will occur.
   If an asset/liability management swap is terminated or ceases to meet the criteria described above, any realized or unrealized gain or loss at the time is deferred and amortized over the remainder of the original hedge period. Any subsequent realized or unrealized gains or losses are reported as security commissions and trading income in the consolidated statement of income. If the item being hedged is sold, any deferred or unrealized gain or loss on the swap at the time of the transaction is considered in the calculation of the gain or loss on the sale. If the swap is not terminated, it must be marked to market on a prospective basis, with realized and unrealized gains and losses included in security commissions and trading income in the consolidated statement of income. Client-Related and Trading Instruments. Interest risk management instruments entered into to meet clients' interest risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income.
   G. LOANS AND LEASES. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on non-accrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.
   Premiums and discounts on loans are recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment to the yield.
   Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease.
 H. RESERVE FOR CREDIT LOSSES. The reserve for credit losses represents manage-ment's estimate of probable inherent losses which have occurred as of the date of the financial statements. The loan and lease portfolio and other credit ex-posures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evalu-ates the reserve necessary for specific nonperforming loans and also estimates losses inherent in other credit exposures.
   The result is a reserve with these components:
   Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of nonperforming loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower's ability to pay.
   Allocated Inherent Reserve. The amount of the allocated portion of the inherent loss reserve is based on loss factors assigned to Northern Trust's credit exposures based on internal credit ratings. These loss factors are primarily based on management's judgment concerning the effect of the business cycle on the creditworthiness of Northern Trust's borrowers, as well as historical charge-off experience.
   Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

a specific credit or loan categories. These factors include management's subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the inherent loss reserve reflects management's attempt to ensure that the overall reserve appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected credit losses.
   The continuous control process maintained by the Credit Policy Group and the lending staff and the quarterly analysis of specific and inherent loss components is the principal method relied upon by management to ensure that changes in estimated credit loss levels are adjusted on a timely basis. Management also considers the experience of peer institutions and regulatory guidance in addition to Northern Trust's own experience.
   Loans, leases and other extensions of credit deemed uncollectable are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. Actual losses may vary from current estimates and the amount of the provison may be either greater than or less than actual net charge-offs. The related provison for credit losses, which is charged to income, is the amount necessary to adjust the reserve to the level determined through the above process.
   I. MORTGAGE SERVICING RIGHTS. Mortgage servicing rights are capitalized as a separate asset when purchased or when acquired through the origination of mortgage loans that are subsequently sold with the servicing rights retained. The servicing rights are included in other assets and are amortized as an offset to other operating income over their estimated life. Servicing rights are evaluated for impairment based on their fair value. For purposes of measuring impairment, Northern Trust stratifies its servicing rights by loan type and interest rate. Fair value is determined considering market prices for similar assets.
   J. FEES ON STANDBY LETTERS OF CREDIT AND PARTICIPATIONS IN BANKERS ACCEPTANCES. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agreements. Commissions on bankers acceptances are recognized in other operating income when received.
   K. BUILDINGS AND EQUIPMENT. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings--10 to 30 years; equipment--4 to 10 years; and leasehold improve-ments--lease term to 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
   L. OTHER REAL ESTATE OWNED (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans. OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses.
   M. INTANGIBLE ASSETS. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired businesses, is being amortized using the straight-line method primarily over fifteen years.
   Other purchased intangible assets arising from acquisitions are amortized using various methods over the estimated lives of the assets. Software is being amortized using the straight-line method over the estimated useful life of the asset, ranging from 5 to 7 years.
   N. TRUST ASSETS AND FEES. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust. Income from trust activities is recorded on the accrual basis.
   O. TRUST SECURITY SETTLEMENT RECEIVABLES. These receivables represent other items in the process of collection presented on behalf of trust clients.
   P. INCOME TAXES. In accordance with SFAS No. 109, "Accounting for Income Taxes," an asset and liability approach to accounting for income taxes is followed. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.

   Q. CASH FLOW STATEMENTS. Cash and cash equivalents have been defined as "Cash and Due from Banks."

  2. RECLASSIFICATIONS--Certain reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current period's consolidated financial statements.

 3. SECURITIES--SECURITIES AVAILABLE FOR SALE. The following tables summarize the amortized cost, fair values and remaining maturities of securities available for sale.

                           NORTHERN TRUST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR
SALE
--------------------------------------------------------------------------------

                                                December 31, 1998
-----------------------------------------------------------------------------
                                                    Gross      Gross
                                     Amortized Unrealized Unrealized     Fair
(In Millions)                             Cost      Gains     Losses    Value
-----------------------------------------------------------------------------
U.S. Government                       $  259.0      $ 1.0       $ -- $  260.0
Obligations of States and Political
  Subdivisions                           256.2        9.9         --    266.1
Federal Agency                         4,697.5        1.0        3.1  4,695.4
Preferred Stock                          135.0         .4         --    135.4
Other                                     19.3         --        1.0     18.3
-----------------------------------------------------------------------------
Total                                 $5,367.0      $12.3       $4.1 $5,375.2

  Unrealized gains and losses on off-balance sheet financial instruments used to hedge available for sale securities totaled $2.3 million and $11.5 million, respectively, as of December 31, 1998. Unrealized gains on these hedges are reported as other assets in the consolidated balance sheet; unrealized losses are reported as other liabilities. As of December 31, 1998, stockholders' equity included a charge of $.6 million, net of the related tax benefit, to recognize the depreciation on securities available for sale, net of the related hedges.

                                                December 31, 1997
-----------------------------------------------------------------------------
                                                    Gross      Gross
                                     Amortized Unrealized Unrealized     Fair
(In Millions)                             Cost      Gains     Losses    Value
-----------------------------------------------------------------------------
U.S. Government                      $  469.3    $   .9      $ .2    $  470.0
Obligations of States and Political
  Subdivisions                          123.5       6.7        --       130.2
Federal Agency                        2,969.0       1.7        .9     2,969.8
Preferred Stock                         128.5        .4        .1       128.8
Other                                    35.2        --        .7        34.5
-----------------------------------------------------------------------------
Total                                $3,725.5    $  9.7      $1.9    $3,733.3

  Unrealized gains and losses on off-balance sheet financial instruments used to hedge available for sale securities totaled $.1 million and $4.6 million, respectively, as of December 31, 1997. Unrealized gains on these hedges are reported as other assets in the consolidated balance sheet; unrealized losses are reported as other liabilities. As of December 31, 1997, stockholders' equity included a credit of $2.1 million, net of tax, to recognize the appreciation on securities available for sale, net of the related hedges.

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------

                                                       December 31, 1998
--------------------------------------------------------------------------------
                                                             Amortized     Fair
(In Millions)                                                     Cost    Value
--------------------------------------------------------------------------------
Due in One Year or Less                                       $4,647.2 $4,647.7
Due After One Year Through Five Years                            324.3    323.6
Due After Five Years Through Ten Years                            30.2     32.7
Due After Ten Years                                              365.3    371.2
--------------------------------------------------------------------------------
Total                                                         $5,367.0 $5,375.2

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

RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF SECURITIES HELD TO MATURITY
--------------------------------------------------------------------------------

                                              December 31, 1998
------------------------------------------------------------------------
                                              Gross      Gross
                                      Book  Unrealized Unrealized  Fair
(In Millions)                        Value    Gains      Losses   Value
------------------------------------------------------------------------
U.S. Government                      $ 55.3   $  .1       $ --    $ 55.4
Obligations of States and Political
  Subdivisions                        261.8    15.5         .1     277.2
Federal Agency                          3.0      --         --       3.0
Other                                 152.4      --        2.3     150.1
------------------------------------------------------------------------
Total                                $472.5   $15.6       $2.4    $485.7
                                              December 31, 1997
------------------------------------------------------------------------
                                              Gross      Gross
                                      Book  Unrealized Unrealized  Fair
(In Millions)                        Value    Gains      Losses   Value
------------------------------------------------------------------------
U.S. Government                      $ 72.0   $  --       $ --    $ 72.0
Obligations of States and Political
  Subdivisions                        276.7    18.4         --     295.1
Federal Agency                         14.3      --         --      14.3
Other                                  93.1      --        1.1      92.0
------------------------------------------------------------------------
Total                                $456.1   $18.4       $1.1    $473.4

REMAINING MATURITY OF SECURITIES HELD TO MATURITY
--------------------------------------------------------------------------------


                                                              December 31, 1998
-------------------------------------------------------------------------------
                                                                   Book    Fair
(In Millions)                                                     Value   Value
-------------------------------------------------------------------------------
Due in One Year or Less                                           $115.9 $117.4
Due After One Year Through Five Years                              108.0  113.8
Due After Five Years Through Ten Years                             100.1  104.4
Due After Ten Years                                                148.5  150.1
-------------------------------------------------------------------------------
Total                                                             $472.5 $485.7

Mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

                           NORTHERN TRUST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  Refer to Note 21 for additional detail related to in terest risk management instruments used to hedge securities.

INVESTMENT SECURITY GAINS AND LOSSES. Realized gross security gains, which were included in the consolidated statement of income, totaled $1.3 million in 1998. Of the $1.3 million of gains in 1998, $.3 million resulted when held to maturity and available for sale securities were called at a premium while $1.0 million resulted from the sale of securities classified as avail-able for sale. Realized gross security gains and losses totaled $1.2 million and $.5 million, respectively, in 1997. The $1.2 million in gains in 1997 resulted when held to maturity and available for sale securities were called at a premium. Realized gross security losses in 1997 resulted entirely from the sale of securities classified as available for sale. Realized gross security gains and losses in 1996 totaled $1.5 million and $1.1 million, respectively.

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
--------------------------------------------------------------------------------

                                                                December 31
--------------------------------------------------------------------------------
($ In Millions)                                                  1998      1997
--------------------------------------------------------------------------------
Average Balance During the Year                              $  681.5  $  356.3
Average Interest Rate Earned During the Year                     5.43%     5.56%

Maximum Month-End Balance
  During the Year                                             2,278.9   2,435.5

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
--------------------------------------------------------------------------------

                                                                  December 31
--------------------------------------------------------------------------------
($ In Millions)                                                  1998      1997
--------------------------------------------------------------------------------
Average Balance During the Year                              $1,506.0  $1,519.9
Average Interest Rate Paid During the Year                       5.33%     5.38%

Maximum Month-End Balance
  During the Year                                             4,136.0   3,708.9

5. LOANS AND LEASES--Amounts outstanding in selected loan categories are shown below.

                                                                December 31
-------------------------------------------------------------------------------
(In Millions)                                                    1998      1997
-------------------------------------------------------------------------------
Domestic
  Residential Real Estate                                   $ 5,885.2 $ 5,186.7
  Commercial                                                  3,937.9   3,734.8
  Broker                                                        147.6     170.1
  Commercial Real Estate                                        677.1     582.1
  Personal                                                    1,463.4   1,207.2
  Other                                                         509.6     890.1
  Lease Financing                                               528.3     347.0
-------------------------------------------------------------------------------
Total Domestic                                               13,149.1  12,118.0
International                                                   497.8     470.2
-------------------------------------------------------------------------------
Total Loans and Leases                                      $13,646.9 $12,588.2

  Other domestic and international loans include $592.6 million at December 31, 1998, and $924.5 million at December 31, 1997 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $308.4 million at December 31, 1998, and $179.6 million at December 31, 1997.
  Residential real estate loans held for sale totaled $51.4 million and $39.7 million at December 31, 1998 and 1997, respectively.
  Refer to Note 21 for detail related to interest risk management instruments used to hedge loans.

  NONPERFORMING ASSETS. Presented below are outstanding amounts of nonaccrual loans, restructured loans and OREO.

                                                                    December 31
-------------------------------------------------------------------------------
(In Millions)                                                        1998  1997
-------------------------------------------------------------------------------
Nonaccrual Loans
  Domestic-Commercial Real Estate                                   $ 2.9 $ 7.1
          -Other                                                     27.6  31.8
  International                                                        --    --
-------------------------------------------------------------------------------
Total Nonaccrual Loans                                               30.5  38.9
Restructured Loans                                                    2.4   2.5
Other Real Estate Owned                                               2.3   1.9
-------------------------------------------------------------------------------
Total Nonperforming Assets                                          $35.2 $43.3

  Included in nonperforming assets were loans with a recorded investment at December 31, 1998 and December 31, 1997 of $32.0 million and $38.3 million, respectively, which were also classified as impaired. At December 31, 1998 and December 31, 1997 impaired loans totaling $8.5 million and $7.9 million, respectively, had no portion of the reserve for credit losses specifically allocated to them, while $23.5 million at

                           NORTHERN TRUST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  December 31, 1998 had a specific allocated reserve of $5.9 million and $30.4 million at December 31, 1997 had a specific allocated reserve of $4.7 million. Total recorded investment in impaired loans averaged $29.9 million in 1998 and $34.4 million in 1997. Total interest income recognized on impaired loans was $120 thousand and $191 thousand in 1998 and 1997, respectively.
  There were $4.4 million of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 1998, while there were none at December 31, 1997.
  Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $3.2 million in 1998, $3.6 million in 1997 and $3.1 million in 1996, compared with amounts that were actually recorded of $.3 million, $.8 million and $.9 million, respectively.
  Write-downs and realized losses on OREO of $52 thousand in 1998 and $.4 million in each of the prior two years presented were charged to other operating expenses.

6. RESERVE FOR CREDIT LOSSES--Changes in the reserve for credit losses were as follows:

(In Millions)                                            1998     1997     1996
--------------------------------------------------------------------------------

Balance at Beginning of Year                           $147.6   $148.3   $147.1
--------------------------------------------------------------------------------
Charge-Offs
  Domestic
   Commercial Real Estate                                 (.3)     (.7)    (7.4)
   Other                                                (11.5)   (13.7)    (8.0)
  International                                            --       --      (.2)
--------------------------------------------------------------------------------
Total Charge-Offs                                       (11.8)   (14.4)   (15.6)
Recoveries                                                1.8      4.7      3.8
--------------------------------------------------------------------------------
Net Charge-Offs                                         (10.0)    (9.7)   (11.8)
Provision for Credit Losses                               9.0      9.0     12.0
Reserve Related to Acquisitions                            .2       --      1.0
--------------------------------------------------------------------------------
Balance at End of Year                                 $146.8   $147.6   $148.3

7. MORTGAGE SERVICING RIGHTS--Servicing rights capitalized as a result of originating mortgage loans and selling the loans with the servicing rights retained totaled $2.2 million and $.7 million during 1998 and 1997, respectively. Amortization of the servicing rights totaled $1.0 million during 1998 and $94 thousand during 1997, resulting in carrying values of $2.1 million and $914 thousand as of December 31, 1998 and 1997, respectively. There were no valuation allowances established to record impairment of mortgage servicing rights during 1998 or 1997.

8. BUILDINGS AND EQUIPMENT--Summary of buildings and equipment is presented below.

                                                         December 31, 1998
-------------------------------------------------------------------------------
                                                                             Net
                                                  Original   Accumulated    Book
(In Millions)                                         Cost  Depreciation   Value
--------------------------------------------------------------------------------
Land                                                $ 37.9        $   --  $ 37.9
Buildings                                            100.3          37.2    63.1
Equipment                                            257.7         119.2   138.5
Leasehold Improvements                                55.7          25.5    30.2
Buildings Leased under
  Capital Leases (Note 9)                             86.6          16.1    70.5
--------------------------------------------------------------------------------
Total Buildings and Equipment                       $538.2        $198.0  $340.2

                                                         December 31, 1997
--------------------------------------------------------------------------------
                                                                             Net
                                                  Original   Accumulated    Book
(In Millions)                                         Cost  Depreciation   Value
--------------------------------------------------------------------------------
Land                                                $ 39.1        $   --  $ 39.1
Buildings                                            102.2          35.8    66.4
Equipment                                            231.1         113.0   118.1
Leasehold Improvements                                65.4          32.9    32.5
Buildings Leased under
  Capital Leases (Note 9)                             74.1          13.8    60.3
--------------------------------------------------------------------------------
Total Buildings and Equipment                       $511.9        $195.5  $316.4


  The charge for depreciation amounted to $52.4 million in 1998, $49.3 million in 1997 and $46.8 million in 1996.

  9. LEASE COMMITMENTS--At December 31, 1998, Northern Trust was obligated under a number of noncancellable operating leases for premises and equipment. Certain leases contain rent escalation clauses, based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 1998, for all noncancellable operating leases are as follows:

                                                                  Future Minimum
(In Millions)                                                     Lease Payments
--------------------------------------------------------------------------------
1999                                                                      $ 31.9
2000                                                                        31.2
2001                                                                        27.4
2002                                                                        24.4
2003                                                                        20.4
Later Years                                                                108.8
--------------------------------------------------------------------------------
Total Minimum Lease Payments                                              $244.1

                           NORTHERN TRUST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Net rental expense for all operating leases is included in occupancy expense and amounted to $27.8 million in 1998, $27.4 million in 1997 and $24.0 million in 1996.
  The building and land utilized at the Chicago operations center has been leased under an agreement which qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.
  In June 1997, the Bank entered into an agreement to purchase a building and adjacent land located across the street from the Chicago operations center for $23.5 million in January 2000. The building contains approximately 340,000 square feet of rentable office space. Prior to the purchase date, the Bank is leasing, in phases which began in 1997, approximately two floors of this six-story building. The present value of the land and building is reported in buildings and equipment, and the related purchase obligation appears in long-term debt in the consolidated balance sheet.
  The table below reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 1998.

                                                                  Future Minimum
(In Millions)                                                Lease Payments, Net
--------------------------------------------------------------------------------
1999                                                                       $ 1.3
2000                                                                         1.4
2001                                                                         1.6
2002                                                                         1.6
2003                                                                         1.7
Later Years                                                                 11.4
--------------------------------------------------------------------------------
Total Minimum Lease Payments, net                                           19.0
Less: Amount Representing Interest                                           7.8
--------------------------------------------------------------------------------
Net Present Value under Capital
  Lease Obligations                                                        $11.2

10. SENIOR NOTES, LONG-TERM DEBT AND LINES OF CREDIT--SENIOR NOTES. Summary of Bank senior notes outstanding at December 31 is presented below.

($ In Millions)                                           Rate       1998   1997
--------------------------------------------------------------------------------
Due 1998 (a) (b)
 Fixed                                                  5.75-6.29% $   -- $405.0
 Floating                                               5.60-5.85      --  380.0
Due 1999 (a) (b)
 Fixed                                                       5.81   100.0     --
 Floating                                               5.20-5.45   600.0     --
--------------------------------------------------------------------------------
Total Bank Senior Notes                                            $700.0 $785.0

Refer to bottom of next table for applicable notes.

LONG-TERM DEBT. Summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)                                                     1998   1997
--------------------------------------------------------------------------------
Corporation-Subordinated Debt
 9.15% Notes due March 1998 (a)                                    $   -- $ 10.0
 9.20% Notes due March 1998 (a)                                        --   13.0
 9.00% Notes due May 1998 (a)                                          --   50.0
 9.20% Notes due May 2001 (a)                                        25.0   25.0
Bank-Subordinated Debt
 6.50% Notes due May 2003 (a)                                       100.0  100.0
 6.70% Notes due Sept. 2005 (a) (b)                                 100.0  100.0
 7.30% Notes due Sept. 2006 (a) (b)                                 100.0  100.0
 6.25% Notes due June 2008 (a) (b)                                  100.0     --
--------------------------------------------------------------------------------
   Subordinated Long-Term Debt                                     $425.0 $398.0
--------------------------------------------------------------------------------
Corporation-Other Long-Term Debt
 8.23% ESOP Installment Notes with Final Payment due December
   1998 (c)                                                        $   -- $  9.5
Capital Lease Obligations (d)                                        11.2   11.4
Building Purchase Obligation (d)                                     22.0   20.6
--------------------------------------------------------------------------------
  Other Long-Term Debt                                             $ 33.2 $ 41.5
--------------------------------------------------------------------------------
Total Long-Term Debt                                               $458.2 $439.5
--------------------------------------------------------------------------------
Long-Term Debt Qualifying as
  Risk-Based Capital                                               $390.0 $315.0

(a) Not redeemable prior to maturity.
(b) Under the terms of its current Offering Circular, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $1.7 billion at any one time outstanding and up to an additional $300 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.
(c) Notes were issued directly by the ESOP trust to finance the purchase of 8,640,000 common shares. The Corporation unconditionally guarantees the payment of principal, premium, if any, and interest. The interest rate is subject to adjustment in the event of certain tax law changes affecting ESOP plans. Refer to Note 19.
(d) Refer to Note 9.

  Refer to Note 21 for detail related to interest risk management instruments used to hedge notes.

LINES OF CREDIT. The Corporation currently maintains commercial paper back-up facility lines of credit with three banks totaling $50 million. The termination date is November 2001. The commitment fee is determined by a pricing matrix that is based on the long-term senior debt ratings of the Corporation. Currently, the annual fee is one-tenth of 1% of the commitment. There were no borrowings under commercial paper back-up facilities during 1998 or 1997.

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


  11. DEBT--FLOATING RATE CAPITAL SECURITIES. The following table summarizes the book value of Floating Rate Capital Securities outstanding:

                                              December 31
----------------------------------------------------------
(In Millions)                                  1998   1997
----------------------------------------------------------
$150 Million Series A due January 15, 2027   $148.6 $148.6
$120 Million Series B due April 15, 2027      118.8  118.8
----------------------------------------------------------
Total Debt-Floating Rate Capital Securities  $267.4 $267.4

 On January 16, 1997, the Corporation issued $150 million of Floating Rate Cap-ital Securities, Series A, through a statutory business trust wholly-owned by the Corporation ("NTC Capital I"). On April 25, 1997, the Corporation also is-sued, through a separate wholly-owned statutory business trust ("NTC Capital II"), $120 million of Floating Rate Capital Securities, Series B. The sole as-sets of the trusts are Subordinated Debentures of Northern Trust Corporation which have the same interest rates and maturity dates as the corresponding dis-tribution rates and redemption dates of the Floating Rate Capital Securities. The outstanding principal amounts of the Subordinated Debentures held by NTC Capital I and NTC Capital II are $154.6 million and $123.7 million, respective-ly. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR), while the Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes.
   The Corporation has fully, irrevocably and unconditionally guaranteed all payments due on such Capital Securities. The holders of the Capital Securities are entitled to receive preferential cumulative cash distributions quarterly in arrears (based on the liquidation amount of $1,000 per Capital Security) at an interest rate equal to the rate on the corresponding Subordinated Debentures. The interest rate on the Series A and Series B securities is equal to three-month LIBOR plus 0.52% and 0.59%, respectively. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Debentures, distributions on the Capital Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or declare any cash distributions with respect to the Corporation's capital stock or debt securities that rank the same as or junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation's existing indebtedness.
   The Corporation has the right to redeem the Series A Subordinated Debentures on or after January 15, 2007 and the Series B Subordinated Debentures on or after April 15, 2007, in each case in whole or in part. In addition, the Corporation has the right to redeem the Subordinated Debentures held by either trust in whole but not in part at any time within 90 days following certain defined tax or regulatory capital treatment changes, at a price equal to the principal amount plus accrued and unpaid interest.

  12. STOCKHOLDERS' EQUITY--PREFERRED STOCK. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. Summary of preferred stock outstanding is presented below.

                                        December 31
----------------------------------------------------
(In Millions)                            1998   1997
----------------------------------------------------
Auction Rate Preferred Stock Series C
600 shares @ $100,000 per share        $ 60.0 $ 60.0
Flexible Auction Rate Cumulative
Preferred Stock Series D
600 shares @ $100,000 per share          60.0   60.0
----------------------------------------------------
Total Preferred Stock                  $120.0 $120.0

  SERIES C--In 1987, 600 shares of Auction Rate Preferred Stock Series C (APS) were issued, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. No dividends other than dividends payable in junior stock, such as common stock, may be paid on common stock until full cumulative dividends on the APS have been paid. The average rate for this issue as declared during 1998 was 4.11%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.
  SERIES D--In 1990, 600 shares of Flexible Auction Rate Cumulative Preferred Stock Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period contains 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as appropriate for the length of each Short-Term or Long-Term Dividend Period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as com-mon stock, may be paid on common stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 1998 was 4.13%. The shares of FAPS are redeemable at the option of the Corporation, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.

  PREFERRED STOCK PURCHASE RIGHTS. In 1989, the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right on each outstanding share of the Corporation's common stock to the stockholders of record on October 31, 1989. The Rights are subject to anti-dilution provisions, and each Right is now exercisable for one-sixth of one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $41.67 for each such fractional share. The Rights are evidenced by the common stock certificates and are not exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the Corporation's voting power or announces a tender or exchange offer which could result in ownership of 25 percent or more of the voting power. Shares of the Participating Preferred Stock purchasable upon exercise of the Rights will not be redeemable.
   In the event that a person or group acquires 25 percent or more of the Corporation voting power or if the Corporation merges or engages in certain self-dealing transactions with a 15 percent or more stockholder, each Right will entitle the holder, other than such person or group in certain circumstances, to purchase that number of shares of common stock of the Corporation or then shares of surviving company which at the time of the transaction would have a market value of twice the exercise price of the Right.
   The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one-sixth of one cent per Right either at the option of the Corporation at any time prior to the close of business on the 20th day following publication of the acquisition of 15 percent or more of the voting power by a person or group or automatically upon the occurence of any of certain events. Unless earlier redeemed, the Rights will expire on October 31, 1999.
   On July 21, 1998 the Board of Directors of the Corporation declared a dividend distribution of one new Preferred Stock Purchase Right for each outstanding share of the Corporation's common stock issuable to stockholders of record at the close of business on the earlier of October 31, 1999 or the date on which the rights issued under the 1989 Rights Agreement are exchanged or redeemed in accordance with the provisions of the 1989 Rights Agreement. Each new Right will be exercisable for one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $330.00, subject to adjustment. When issued, the new Rights will be evidenced by the common stock certificates and will not be exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the shares of common stock then outstanding or announces a tender or exchange offer which if consummated would result in ownership of 15 percent or more of the outstanding common stock.
   In the event that any person or group acquires 15 percent or more of the outstanding shares of common stock, each new Right will entitle the holder, other than such person or group, to purchase that number of shares of common stock of the Corporation having a market value of twice the exercise price of the new Right. At any time thereafter if the Corporation consummates a business combination transaction or sells substantially all of its assets, each new Right will entitle the holder, other than the person or group acquiring 15 percent or more of the outstanding shares of common stock, to purchase that number of shares of surviving company stock which at the time of the transaction would have a market value of twice the exercise price of the new Right.
   The new Rights will not have voting rights and will be redeemable at the option of the Corporation at a price of one cent per Right at any time prior to the close of business on the twentieth day following announcement by the Corporation of the acquisition of 15 percent or more of the outstanding common stock by a person or group. Unless earlier redeemed, the new Rights will expire on October 31, 2009.

  COMMON STOCK. Under the Corporation's current common stock buyback program, an additional 1.6 million shares may be purchased after December 31, 1998.

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

These shares may be repurchased from time to time in open market purchases, and the shares would be used primarily for management incentive plans and other corporate purposes.
   An analysis of changes in the number of shares of common stock outstanding follows:

                                  1998         1997         1996
-----------------------------------------------------------------
Balance at January 1       111,367,436  111,247,732   55,664,412
Distribution of Two-for-
 One Stock Split                    --           --   55,664,412
Conversion of Preferred
 Stock, Series E                    --           --    2,396,744
Employee Benefit Plans:
 Incentive Plan and
  Awards                       302,677      315,147      377,086
 Stock Options Exercised     1,170,840    1,214,310    1,242,034
Treasury Stock Purchases    (1,626,213)  (1,409,753)  (4,096,956)
-----------------------------------------------------------------
Balance at December 31     111,214,740  111,367,436  111,247,732

Note: 1996 share activity reflects the December 1996 two-for-one stock split.

13. INCOME TAXES--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)                 1998    1997    1996
---------------------------------------------------
Tax at Statutory Rate       $189.9  $165.2  $135.6
Tax-Exempt Income            (10.6)  (10.7)  (11.6)
State Taxes, net               8.9     8.5     4.8
Other                           .6     (.5)    (.2)
---------------------------------------------------
Provision for Income Taxes  $188.8  $162.5  $128.6

   The components of the consolidated provision for income taxes for each of the three years ended December 31, are as follows:

(In Millions)                  1998   1997   1996
-------------------------------------------------
Current Tax Provision:
 Federal                     $113.1 $102.4 $ 91.4
 State                          7.6    6.8    3.8
 Foreign                       11.1   15.3    3.9
-------------------------------------------------
 Total                        131.8  124.5   99.1
-------------------------------------------------
Deferred Tax Provision:
 Federal                       51.0   31.7   26.0
 State                          6.0    6.3    3.5
-------------------------------------------------
 Total                         57.0   38.0   29.5
-------------------------------------------------
Provision for Income Taxes   $188.8 $162.5 $128.6

   In addition to the amounts shown in the above tables, tax liabilities or (benefits) have been recorded directly to stockholders' equity for the following items:

(In Millions)                                          1998    1997
--------------------------------------------------------------------
Current Tax Benefit for Employee
 Stock Options and Other Employee Benefit Plans      $(22.8) $(15.6)
Deferred Tax Effect of Unrealized
 Security Gains (Losses)                               (1.6)     .3
Deferred Tax Effect of Minimum Pension Liabilities     (2.1)   (1.4)

   Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

                                                December 31
------------------------------------------------------------
(In Millions)                                    1998   1997
------------------------------------------------------------
Deferred Tax Liabilities:
 Lease Financing                               $173.9 $122.4
 Software Development                            48.4   39.3
 Accumulated Depreciation                         8.2    9.2
 State Taxes, net                                14.1    9.2
 Other Liabilities                               12.2   12.8
------------------------------------------------------------
Gross Deferred Tax Liabilities                  256.8  192.9
------------------------------------------------------------
Deferred Tax Assets:
 Reserve for Credit Losses                       51.1   51.2
 Other Assets                                    26.9   16.3
------------------------------------------------------------
Gross Deferred Tax Assets                        78.0   67.5
Valuation Reserve                                  --     --
------------------------------------------------------------
Deferred Tax Assets, net of Valuation Reserve    78.0   67.5
------------------------------------------------------------
Net Deferred Tax Liabilities                   $178.8 $125.4

   At December 31, 1998, Northern Trust had a federal net operating loss carryforward of $4.3 million resulting from business acquisitions, which is available to reduce future tax return liabilities. In addition, Northern Trust had state net operating loss and tax credit carryforwards of $19.8 million and $1.5 million, respectively. The carryforwards are subject to various limitations imposed by tax law.

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


14. NET INCOME PER COMMON SHARE COMPUTATIONS--The computation of net income per common share is presented below.

($ In Millions Except Per Share
Information)                                   1998         1997         1996
------------------------------------------------------------------------------
Basic Net Income Per Common Share
Net Income                                   $353.9       $309.4       $258.8
Less: Dividends on Preferred Stock             (4.9)        (5.0)        (4.9)
------------------------------------------------------------------------------
Net Income Applicable to Common Stock        $349.0       $304.4       $253.9
Average Number of Common Shares
 Outstanding                            110,683,488  110,977,645  111,933,829
Basic Net Income Per Common Share            $ 3.15       $ 2.74       $ 2.27

Diluted Net Income Per Common Share
Net Income Applicable to Common Stock        $349.0       $304.4       $253.9
------------------------------------------------------------------------------
Average Number of Common Shares
 Outstanding                            110,683,488  110,977,645  111,933,829
Plus: Dilutive Potential Common Shares
 Stock Options                            3,232,277    2,846,992    1,968,038
 Performance Shares                         614,984      579,737      611,072
 Series E Convertible Preferred Stock            --           --      190,928
 Other                                      336,309      256,782      135,251
------------------------------------------------------------------------------
Average Common and Potential Common
 Shares                                 114,867,058  114,661,156  114,839,118
------------------------------------------------------------------------------
Diluted Net Income Per Common Share          $ 3.04       $ 2.66       $ 2.21

15. RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND LOANS OR ADVANCES--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation's banking subsidiaries in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 1999 equal to their 1999 eligible net profits (as defined) plus $432.8 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
   State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

   16. OTHER OPERATING INCOME--Included in the 1997 results is $11.1 million resulting from settlements reached with Illinois banking regulators concerning the disposition of certain unclaimed balances accumulated over a number of years. In 1998, nonrecurring gains totaled $3.8 million.

                           NORTHERN TRUST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

17. NET INTEREST INCOME--The components of net interest income were as follows:

(In Millions)                                              1998     1997    1996
--------------------------------------------------------------------------------
Interest Income

Loans and Leases                                        $ 884.4  $ 793.1 $ 693.4
  Securities--Taxable                                     383.1    332.0   325.1
            --Non-Taxable                                  24.9     25.3    26.8
  Time Deposits with Banks                                155.0    133.5    84.9
  Federal Funds Sold and Securities Purchased under
  Agreements to Resell and Other                           55.7     48.9    21.3
--------------------------------------------------------------------------------
Total Interest Income                                   1,503.1  1,332.8 1,151.5
--------------------------------------------------------------------------------
Interest Expense
    Deposits                                              580.4    522.2   447.8
    Federal Funds Purchased                               139.8     92.4    97.9
    Securities Sold under Agreements
     to Repurchase                                         80.2     81.7   103.4
    Commercial Paper                                        8.0      7.9     7.8
    Other Borrowings                                      132.3    112.4    64.5
    Senior Notes                                           36.5     30.9    14.4
    Long-Term Debt                                         31.8     32.6    27.4
    Debt-Floating Rate Capital Securities                  16.9     14.5      --
--------------------------------------------------------------------------------
Total Interest Expense                                  1,025.9    894.6   763.2
--------------------------------------------------------------------------------
Net Interest Income                                     $ 477.2  $ 438.2 $ 388.3

18. OTHER OPERATING EXPENSES--The components of other operating expenses were as follows:

(In Millions)                                                 1998   1997   1996
--------------------------------------------------------------------------------
Business Promotion                                          $ 36.4 $ 32.0 $ 26.9
Outside Services Purchased                                    86.1   81.0   76.7
Telecommunications                                            15.4   13.2   11.4
Postage and Supplies                                          23.3   22.0   21.9
Software Amortization                                         40.0   41.1   32.6
Goodwill and Other Intangibles Amortization                   14.1    9.9    9.7
Other Expense                                                 42.3   36.4   31.7
--------------------------------------------------------------------------------
Total Other Operating Expenses                              $257.6 $235.6 $210.9

  Software, goodwill and other intangible assets are included in other assets in the consolidated balance sheet. Software totaled $172.8 million at December 31, 1998 and $145.1 million at December 31, 1997. Goodwill totaled $98.1 million at December 31, 1998 and $96.0 million at December 31, 1997. Other intangibles totaled $44.7 million at December 31, 1998 and $48.3 million at December 31, 1997.

19. EMPLOYEE BENEFITS--PENSION. A noncontributory qualified pension plan covers substantially all employees. Assets held by the plan consist primarily of listed stocks and corporate bonds.
  Northern Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a "Rabbi" Trust, to fund benefits in excess of those permitted in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified retirement benefits. This arrangement offers certain officers a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.

                          NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 1998 and 1997. Prior service costs and unrecognized net assets established at January 1, 1986 are being amortized on the straight-line basis over 13.2 years.

PLAN STATUS

--------------------------------------------------------------------------------
                                                                  Nonqualified
                                                 Qualified Plan       Plan
-------------------------------------------------------------------------------
                                                         September 30
-------------------------------------------------------------------------------
($ In Millions)                                   1998    1997    1998    1997
-------------------------------------------------------------------------------
Accumulated Benefit Obligation                  $189.5  $167.5  $ 23.8  $ 17.4
-------------------------------------------------------------------------------
Projected Benefit                                231.2   219.2    30.4    23.8
Plan Assets at Fair Value                        284.0   288.2      --      --
-------------------------------------------------------------------------------
Plan Assets In Excess of
  (Less Than) Projected
  Benefit Obligation                              52.8    69.0   (30.4)  (23.8)
Unrecognized Net Asset                             (.9)   (2.2)     --     (.1)
Unrecognized Net Loss                             25.0    17.6    18.7    12.7
Unrecognized Prior Service Cost
  (Benefit)                                       (6.7)   (7.3)    1.6     2.0
Valuation Adjustment                               (.2)    (.3)     --      --
-------------------------------------------------------------------------------
Prepaid (Accrued) Pension Cost
  at September 30                                 70.0    76.8   (10.1)   (9.2)
Net Expense October to December                   (1.7)   (1.9)   (1.0)    (.2)
Additional Minimum Liability
  at December 31                                    --      --   (12.6)   (7.3)
-------------------------------------------------------------------------------
Prepaid (Accrued) Pension Cost
  at December 31                                $ 68.3  $ 74.9  $(23.7) $(16.7)
-------------------------------------------------------------------------------
Assumptions:
  Discount Rates                                  7.00%   7.25%   6.00%   6.75%
  Rate of Increase in
    Compensation Level                            5.40    5.90    5.40    5.90
Expected Long-Term Rate of Return on Assets       9.00    9.00     N/A     N/A

NET PERIODIC PENSION COST
-------------------------------------------------------------------------------

                                                                  Nonqualified
                                                 Qualified Plan       Plan
-------------------------------------------------------------------------------
(In Millions)                                     1998    1997    1998    1997
-------------------------------------------------------------------------------
Service Cost                                    $ 12.7  $ 10.6  $  1.3  $  1.1
Interest Cost                                     16.2    15.9     1.6     1.4
Expected Return on Plan Assets                   (22.8)  (20.1)     --      --
Amortization:
  Net Loss                                         2.6     3.0     1.0      .6
  Transition Asset                                (1.4)   (1.4)     --      --
  Prior Service Cost (Benefit)                     (.6)    (.6)     .4      .3
-------------------------------------------------------------------------------
Net Periodic Pension Cost                       $  6.7  $  7.4  $  4.3  $  3.4

CHANGE IN BENEFIT OBLIGATION

--------------------------------------------------------------------------------
                                                                 Nonqualified
                                               Qualified Plan        Plan
--------------------------------------------------------------------------------
(In Millions)                                     1998     1997    1998    1997
--------------------------------------------------------------------------------
Beginning Balance                             $  219.2  $ 206.1  $ 23.8  $ 19.4
Service Cost                                      12.7     10.6     1.3     1.1
Interest Cost                                     16.2     15.9     1.6     1.4
Actuarial Loss                                     2.6      3.8     6.9     4.7
Benefits Paid                                    (19.5)   (17.2)   (3.2)   (2.8)
--------------------------------------------------------------------------------
Ending Balance                                $  231.2  $ 219.2  $ 30.4  $ 23.8

CHANGE IN QUALIFIED PLAN ASSETS

--------------------------------------------------------------------------------
(In Millions)                                                     1998    1997
--------------------------------------------------------------------------------
Fair Value of Assets at Beginning of Plan Year                   $288.2  $229.0
Actual Return on Assets                                            15.2    56.9
Employer Contribution                                                .1    19.5
Benefits Paid                                                     (19.5)  (17.2)
--------------------------------------------------------------------------------
Fair Value of Assets at End of Plan Year                         $284.0  $288.2

  Pension expense for 1996 was $7.4 million and $3.5 million for the qualified and nonqualified plans, respectively.

  Total assets in the "Rabbi" Trust related to the nonqualified pension plan at December 31, 1998 and 1997 amounted to $16.2 million and $14.3 million, respectively.

  A pension plan is also maintained for the London Branch employees. At December 31, 1998, the fair value of assets and the projected benefit obligation totaled approximately $13.7 million and $15.2 million, respectively. At December 31, 1997, the fair value of assets and the projected benefit obligation were $13.0 million and $11.0 million, respectively. Pension expense for 1998 and 1997 was $1.9 million and $1.4 million, respectively.

THRIFT INCENTIVE PLAN. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. The corporate contribution is contingent upon the level of employee contribution and meeting a predefined earnings target for the year. The maximum corporate contribution was equal to 4% of an employee's salary. The estimated contribution to this plan is charged to employee benefits and totaled $10.4 million in 1998, $9.1 million in 1997 and $8.0 million in 1996.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). A leveraged ESOP in which substantially all employees of Northern Trust are eligible to participate was established in 1989. Of the original 9 million shares in the ESOP Trust, 7.6 million shares have been allocated as of December 31, 1998. The remaining ESOP shares are

                          NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

being allocated over the three-year period ending December 31, 2001. The Corporation will make an additional contribution of $5.4 million in cash or shares of common stock in each of the years 2002 and 2003.
   Dividends paid on unallocated shares held in the ESOP Trust are used for debt service on the ESOP notes. Although the original debt used to purchase the ESOP shares has been repaid, a loan provided by the Corporation in 1996 to refinance a portion of the original debt will continue to be repaid through 2001. Compensation expense is accounted for based primarily on the amount of cash paid by Northern Trust to the ESOP for principal payments on the ESOP notes. The ESOP shares not yet allocated to individual accounts are treated as deferred compensation and accounted for as a reduction of stockholders' equity.
   The following table presents information related to the ESOP.

(In Millions)                                                  1998         1997
--------------------------------------------------------------------------------
Total ESOP Compensation Expense                                $3.4         $2.6
Interest Incurred on ESOP-Related Debt                           .6          1.3
Amount Contributed to ESOP-Related Debt                         3.1          3.4
Dividends and Interest on Unallocated
ESOP Shares Used for Debt Service                               1.7          1.8

OTHER POSTRETIREMENT BENEFITS. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan who have attained 15 years of service are eligible for postretirement health care coverage. These benefits are provided either through an indemnity plan, subject to deductibles, co-payment provisions and other limitations or through health maintenance organizations. The provisions may be changed at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.
   The following tables set forth the plan status at December 31 and the net periodic postretirement benefit cost of the domestic postretirement health care plan for 1998 and 1997. The transition obligation at January 1, 1993 is being amortized to expense over a twenty year period.

PLAN STATUS

--------------------------------------------------------------------------------
(In Millions)                                                    1998      1997
--------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation
  (APBO) Measured at September 30:
    Retirees and Dependents                                     $15.7     $15.0
    Actives Eligible for Benefits                                 5.6       4.7
    Actives Not Yet Eligible                                     10.2       8.7
--------------------------------------------------------------------------------
Total APBO                                                       31.5      28.4
  Unamortized Transition Obligation                              (8.1)     (8.7)
  Unrecognized Net Loss                                          (4.4)     (3.2)
--------------------------------------------------------------------------------
Net Postretirement Benefit Liability                            $19.0     $16.5


NET PERIODIC POSTRETIREMENT
BENEFIT COST

--------------------------------------------------------------------------------
(In Millions)                                                   1998       1997
--------------------------------------------------------------------------------
Service Cost                                                   $  .9      $  .9
Interest Cost                                                    2.1        2.0
Amortization--Transition Obligation                               .6         .5
            --Actuarial Loss                                      --         .1
--------------------------------------------------------------------------------
Net Periodic Postretirement Benefit Cost                       $ 3.6      $ 3.5

CHANGE IN POSTRETIREMENT BENEFIT
OBLIGATION

--------------------------------------------------------------------------------
(In Millions)                                                   1998       1997
--------------------------------------------------------------------------------
Beginning Balance                                              $28.4      $33.3
Service Cost                                                      .9         .9
Interest Cost                                                    2.1        2.0
Actuarial (Gain) Loss                                            1.2       (4.8)
Benefits Paid                                                   (1.1)       (.9)
Plan Change                                                       --       (2.1)
--------------------------------------------------------------------------------
Ending Balance                                                 $31.5      $28.4

   Postretirement health care expense for 1996 was $5.1 million.
   The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.00% at December 31, 1998 and 7.25% at December 31, 1997. For measurement purposes, an 8.3% annual increase in the cost of covered health care benefits was assumed for 1999. This rate is assumed to decrease gradually to 5.5% in 2002 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

                                               1--Percentage      1--Percentage
                                              Point Increase     Point Decrease
--------------------------------------------------------------------------------
Effect on Total Service and Interest
  Cost Components                                       $ .1              $ (.1)
Effect on Postretirement Benefit
  Obligation                                             1.7               (1.5)

20. CONTINGENT LIABILITIES--Because of the nature of its activities, Northern Trust is subject to pending and threatened legal actions that arise in the normal course of business. In the judgment of management, after consultation with legal counsel, none of the litigation to which the Corporation or any of its subsidiaries is a party will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of operations.

                          NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

21. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS--COMMITMENTS AND LETTERS OF CREDIT. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client default. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.
   Commitments and letters of credit consist of the following:
   Legally Binding Commitments to Extend Credit generally have fixed expiration dates or other termination clauses. Since a significant portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.
   Participations in Bankers Acceptances obligate Northern Trust, in the event of default by the counterparty, to reimburse the holder of the acceptance an amount equal to its participation in the acceptance.
   Commercial Letters of Credit are instruments issued by Northern Trust on behalf of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.
   Standby Letters of Credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions.
   The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT
--------------------------------------------------------------------------------
                                                              December 31
--------------------------------------------------------------------------------
(In Millions)                                                1998           1997
--------------------------------------------------------------------------------
Legally Binding Commitments to Extend Credit            $13,409.1      $11,946.6
Participations in Bankers Acceptances                          --            7.8
Commercial Letters of Credit                                 94.2           98.6
Standby Letters of Credit:
   Corporate                                                359.8          401.9
   Industrial Revenue                                       893.4          843.0
   Other                                                    380.3          298.3
--------------------------------------------------------------------------------
   Total Standby Letters of Credit*                     $ 1,633.5      $ 1,543.2

*These amounts include $156.6 million and $199.1 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 1998 and 1997, respectively. The weighted average maturity of standby letters of credit was 21 months at December 31, 1998 and 24 months at December 31, 1997.

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

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


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

RISK MANAGEMENT INSTRUMENTS
--------------------------------------------------------------------------------

                                                 Contractual/Notional
                                                        Amounts
                                                      December 31
---------------------------------------------------------------------
(In Millions)                                         1998       1997
---------------------------------------------------------------------
Asset/Liability Management:
 Foreign Exchange Contracts                      $   139.7  $   155.8
 Foreign Currency Futures Contracts                     --        4.0
 Interest Rate Futures Contracts Sold                  1.0         --
 Interest Rate Protection Contracts Purchased        130.0       85.0
 Interest Rate Swap Contracts                      2,274.1    2,812.7
 Forward Sale Contracts                               96.7       50.9
Client-Related and Trading:
 Foreign Exchange Contracts                       13,958.9   16,193.1
 Interest Rate Futures Contracts Purchased           100.0         --
 Interest Rate Futures Contracts Sold                100.0       10.0
 Interest Rate Protection
  Contracts-Purchased                                 36.0       13.8
           -Sold                                      42.6       24.9
 Interest Rate Swap Contracts                         40.1       63.5

 RISK MANAGEMENT INSTRUMENTS USED FOR ASSET/LIABILITY MANAGEMENT. Northern Trust utilizes various types of risk management instruments, primarily interest rate swaps, as tools for managing interest rate and option risk related to its own balance sheet. The following table summarizes the expected maturities and weighted average interest rates to be paid and received on the asset/liability management swap portfolio at December 31, 1998. A key assumption in the preparation of the table is that floating rates remain constant at December 31, 1998 levels.

REMAINING MATURITY OF ASSET/LIABILITY MANAGEMENT INTEREST RATE SWAPS
--------------------------------------------------------------------------------

($ In Millions)             1999   2000  2001  2002  2003 2004-2008     Total
-----------------------------------------------------------------------------
Pay Fixed
 Notional Amount          $186.5  439.1 206.7 259.2 349.4     518.2  $1,959.1
 Average Pay Rate           6.56%  5.46  6.89  5.67  6.83      6.35      6.22%
 Average Receive Rate       5.42   5.34  5.38  4.50  5.40      5.31      5.24
-----------------------------------------------------------------------------
Receive Fixed
 Notional Amount          $100.0   15.0    --    -- 100.0        --  $  215.0
 Average Pay Rate           5.07%  5.34    --    --  5.27        --      5.18%
 Average Receive Rate       5.81   5.99    --    --  6.31        --      6.06
-----------------------------------------------------------------------------
Pay and Receive Variable
(Basis Swaps)
 Notional Amount          $100.0     --    --    --    --        --  $  100.0
 Average Pay Rate           5.22%    --    --    --    --        --      5.22%
 Average Receive Rate       4.96     --    --    --    --        --      4.96

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


   Some of the principal uses of risk management instruments, together with the notional amounts outstanding, are described as follows:
   Convert Yields on Securities to an Effective LIBOR Rate. At December 31, 1998, interest rate swaps with a notional amount of $459 million were used to convert fixed and floating rate interest payments on securities (classified as available for sale) to floating rate payments indexed to LIBOR.
   Reduce Interest Rate Risk From Fixed Rate Loans Funded with Variable Rate Liabilities. Northern Trust paid a fixed rate and received a floating rate on interest rate swaps with a notional amount of $1.4 billion at December 31, 1998 to hedge the interest rate risk from fixed rate loans. For accounting purposes these swaps were designated to either convert the fixed rate on the loan to an effective floating rate or to convert floating rate funding to a fixed rate. Interest rate floors with a notional amount of $130 million at December 31, 1998 were used to hedge mortgage loan prepayment risk.
   Swaps Combined with Liabilities to Obtain Favorable Funding Costs. Interest rate swaps with a notional amount of $400 million at December 31, 1998 were used in conjunction with the issuance of senior notes and subordinated notes to obtain desired funding characteristics. Of these swaps, $200 million converted fixed rate notes to floating rate funding indexed to LIBOR, $100 million converted floating rate notes to a different floating rate index, and $100 million converted a floating rate note to a fixed rate. The use of swaps in combination with notes permitted Northern Trust to issue notes with rate and maturity features that were most desired by investors while converting the rate characteristics to meet its needs.
   Hedging Foreign Currency Risk. Forward foreign exchange contracts and foreign currency futures contracts were used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency assets and obligations. The notional amounts of these contracts at year-end 1998 were $139.7 million of forward foreign exchange contracts.
   Hedging Mortgages Held for Sale. Northern Trust hedges the market risk of its portfolio of fixed rate commitments and mortgages held for sale with a combination of derivative financial instruments. At December 31, 1998 the portfolio was hedged with $96.7 million of forward sales of mortgage-backed securities.
   Deferred gains related to interest risk management instruments used for asset/liability management and included in the consolidated balance sheet at year-end 1998 totaled $.6 million. There were no deferred gains or losses at year-end 1997.

  CLIENT AND TRADING-RELATED INTEREST RISK MANAGEMENT INSTRUMENTS. Net revenue associated with client and trading-related interest risk management activities totaled $.2 million, $.3 million, and $.3 million during 1998, 1997, and 1996, respectively. The majority of these revenues are related to interest rate swaps, futures contracts, and interest rate protection agreements, and are reported as trading income in the consolidated statement of income.

  OTHER OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 1998 and 1997 subject to indemnification was $28.5 billion and $29.5 billion, respectively. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
   The Bank is a participating member of various cash and securities clearing organizations such as The Depository Trust Company in New York. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activities. A wide variety of securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, Eurodollars and securities issued by the Government National Mortgage Association.
   As a result of its participation in cash and securities clearing organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 1998 and 1997 was $72 million and $73 million, respectively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust.

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


  22. FAIR VALUE OF FINANCIAL INSTRUMENTS--SFAS No. 107, "Disclosures About
Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern
Trust could have realized in a market exchange.
   The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of the consolidated financial position.
   The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons between Northern Trust's disclosures and those of other financial institutions may not be meaningful.
   The following methods and assumptions were used in estimating the fair values of the financial instruments:
   Securities. Fair values of securities were based on quoted market values, when available. If quoted market values were not available, fair values were based on quoted market values for comparable instruments.
   Loans (not including lease financing receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility.
   Savings Certificates, Other Time and Foreign Offices Time Deposits. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.
   Senior Notes, Long-Term Debt, and Floating Rate Capital Securities. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.
   Off-Balance Sheet Financial Instruments. The fair values of commitments and letters of credit represent the amount of unamortized fees on these instruments. The fair values of all other off-balance sheet financial instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.
 Financial Instruments Valued at Carrying Value. Due to their short maturity, the respective carrying values of certain on-balance sheet financial instru-ments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers' acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; other borrowings; and liability on acceptances.
   The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet.
   Fair Values of On-Balance Sheet Financial Instruments. The following table summarizes the fair values of on-balance sheet financial instruments.

                                                      December 31
------------------------------------------------------------------------------
                                               1998               1997
------------------------------------------------------------------------------
                                           Book       Fair   Book         Fair
(In Millions)                             Value      Value   Value       Value
------------------------------------------------------------------------------
Assets
Cash and Due From Banks                  $2,366.0 $2,366.0 $ 1,738.9 $ 1,738.9
Money Market Assets                       4,450.9  4,450.9   5,309.4   5,309.4
Securities:
 Available for Sale                       5,375.2  5,375.2   3,733.3   3,733.3
 Held to Maturity                           472.5    485.7     456.1     473.4
 Trading Account                              9.1      9.1       8.8       8.8
Loans (excluding leases), net of credit
loss reserve:
 Held to Maturity                        12,920.4 13,072.5  12,053.9  12,114.9
 Held for Sale                               51.4     51.6      39.7      40.0
Acceptance Liability                         33.3     33.3      31.4      31.4
Trust Security Settlement Receivables       336.7    336.7     291.4     291.4
Liabilities
Deposits:
 Demand, Savings and Money Market         8,955.6  8,955.6   8,240.0   8,240.0
 Savings Certificates, Other Time and
 Foreign Offices Time                     9,247.1  9,267.7   8,120.0   8,138.1
Federal Funds Purchased                   2,025.1  2,025.1     821.2     821.2
Repurchase Agreements                     2,114.9  2,114.9   1,139.7   1,139.7
Commercial Paper                            148.1    148.1     146.8     146.8
Other Borrowings                          1,099.2  1,099.2   2,876.6   2,876.6
Senior Notes                                700.0    699.8     785.0     784.9
Long-Term Debt                              458.2    482.3     439.5     450.4
Debt-Floating Rate Capital Securities       267.4    295.2     267.4     267.7
Liability on Acceptances                     33.3     33.3      31.4      31.4

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


   Fair Values of Off-Balance Sheet Financial Instruments. The following tables summarize the fair values of off-balance sheet financial instruments.

                                           December 31
-------------------------------------------------------------
                                       1998         1997
-------------------------------------------------------------
                                     Book Fair   Book   Fair
(In Millions)                       Value Value Value  Value
-------------------------------------------------------------
Commitments and Letters of Credit:
 Loan Commitments                   $  .5 $  .5 $  2.1 $  2.1
 Letters of Credit                    1.3   1.3    1.0    1.0
Asset/Liability Management:
 Foreign Exchange Contracts
 Assets                               1.2   1.2    1.9    1.9
 Liabilities                           .5    .5    1.7    1.7
 Interest Rate Swap Contracts
 Assets                               6.5  10.2   13.1   15.1
 Liabilities                         14.5  72.7    8.2   39.9
 Other Financial Instruments
 Assets                                .4   1.3     .3     .4
 Liabilities                           --    --     .4     .4

                                                 Fair Value
-------------------------------------------------------------
(In Millions)                                     1998   1997
-------------------------------------------------------------
Client-Related and Trading:*
 Foreign Exchange Contracts
 Assets                                         $179.2 $215.9
 Liabilities                                     175.0  214.7
 Interest Rate Swap Contracts
 Assets                                             .9     .7
 Liabilities                                        .8     .6

*Assets and liabilities associated with foreign exchange contracts averaged $191.0 million and $157.0 million, respectively, during 1998. Assets and liabilities associated with other client-related and trading account instruments averaged $1.5 million and $.6 million, respectively, during 1998.

23. CONCENTRATIONS OF CREDIT RISK--The information in the section titled Loans and Other Extensions of Credit found on pages 35 through 37 is incorporated by reference.

24. PLEDGED AND RESTRICTED ASSETS--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust depos-its, repurchase agreements and for other purposes. On December 31, 1998, secu-rities and loans totaling $5.6 billion ($4.6 billion of U.S. Government and agency securities, $484 million of obligations of states and political subdivi-sions and $479 million of loans and other securities), were pledged. Collateral required for these purposes totaled $4.2 billion. Deposits maintained at the Federal Reserve Bank to meet reserve requirements averaged $276.3 million in 1998 and $258.9 million in 1997.

  25. STOCK-BASED COMPENSATION PLANS--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans.
   SFAS No. 123 allows two alternative accounting methods: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. Northern Trust has elected to account for its stock-based incentive plans and awards under APB 25, and has adopted the disclosure requirements of SFAS No. 123.
   A description of Northern Trust's stock-based compensation is presented below.

  AMENDED INCENTIVE STOCK PLAN--AMENDED 1992 INCENTIVE STOCK PLAN (PLANS). The Amended Incentive Stock Plan was superseded by the Amended 1992 Incentive Stock Plan and terminated on December 31, 1994. Outstanding grants and awards under the Amended Incentive Stock Plan will remain in effect in accordance with their terms, but no further grants or awards will be made.
   The Amended 1992 Incentive Stock Plan (Plan) was adopted in 1992 and has been amended on several occasions. The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. Directors and key officers of the Corporation or its subsidiaries are eligible to receive awards under the Plan. Awards under the Plan may be granted in any one or a combination of (a) incentive stock options and non-qualified stock options, (b) stock appreciation rights, (c) stock awards, (d) performance shares, and (e) stock equivalents.
   The total number of shares of the Corporation's common stock authorized for distribution under the Plan is 16,000,000. As of December 31, 1998, shares available for future grants under the Plan totaled 5,666,033.
   Stock Options. Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options have a maximum ten year life and will vest and become exercisable in six months to two years after the date of grant. In addition, the Plan provides that all options may become exercisable upon a change of control as defined in the Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.

                          NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   A summary of the status of stock options under the Plans at December 31, 1998, 1997 and 1996 and changes during the years then ended is presented in the table below.

                             1998                 1997                 1996
------------------------------------------------------------------------------------
                                  Weighted             Weighted             Weighted
                                   Average              Average              Average
                                  Exercise             Exercise             Exercise
                        Shares       Price     Shares     Price     Shares     Price
------------------------------------------------------------------------------------
Options Outstanding,
  January 1            7,444,402    $26.72  7,494,612    $19.96  7,468,946    $16.52
Granted ($64.50 to
  $80.19 per share in
  1998)                1,336,150     69.44  1,178,500     56.63  1,315,700     33.16
Exercised ($6.96 to
  $56.63 per share in
  1998)               (1,170,840)    17.18 (1,214,310)    14.00 (1,242,034)    13.18
Cancelled                (35,500)    43.51    (14,400)    27.67    (48,000)    21.77
------------------------------------------------------------------------------------
Options Outstanding
  December 31
  ($8.42 to $80.19 per
  share)               7,574,212    $35.66  7,444,402    $26.72  7,494,612    $19.96
------------------------------------------------------------------------------------
Options Exercisable,
  December 31          5,102,562    $22.23  4,958,202    $17.92  4,961,312    $15.62

   The following is a summary of outstanding and exercisable options under the Plans at December 31, 1998.

                                       Options Outstanding
---------------------------------------------------------------------------
                                                     Weighted
                                                      Average      Weighted
                                                    Remaining       Average
                           Number                 Contractual      Exercise
                      Outstanding   Exercisable          Life         Price
---------------------------------------------------------------------------
$8.42 to $15.50 per
  share                 1,021,100     1,021,100     1.8 Years        $12.00
$18.63 to $33.50 per
  share                 4,056,462     4,056,462     6.0 Years         24.49
$56.63 to $80.19 per
  share                 2,496,650        25,000     9.2 Years         63.49

   Stock Awards. Under the Plans, stock awards or equivalents can be awarded by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock based on such terms and conditions as the Committee deems appropriate.
   Total expense applicable to stock awards was $2.1 million in 1998, $.9 million in 1997 and $.5 million in 1996. In 1998, 1997 and 1996, 65,000 shares, 49,750 shares and 12,000 shares, respectively, of restricted stock were awarded with a weighted average grant-date fair value of $73.21, $56.63 and $26.78, respectively. As of December 31, 1998, restricted stock awards outstanding totaled 208,250 shares. These shares vest, subject to continuing employment, over a period of five to nine years.
   Performance Shares. Under the performance share provisions of the Plans, participants will be entitled to have each award credited to an account maintained for them if established performance goals are achieved with distribution after vesting. The value of shares earned but not yet distributed under the Plan is credited to performance share accounts and is shown in stockholders' equity as Common Stock Issuable-Performance Plan.
   Total salary expense for performance shares was $23.6 million in 1998, $20.5 million in 1997 and $9.7 million in 1996. In 1998, 1997 and 1996,
319,500 shares, 312,000 shares and 331,000 shares, respectively, were granted with a weighted average grant-date fair value of $72.00, $44.25 and $26.88, respectively. As of December 31, 1998, 574,143 shares of stock had been credited to performance share accounts subject to meeting vesting conditions and 953,866 shares had been granted, subject to meeting established performance goals and vesting conditions, for three-year performance periods ending in 1998 through 2000.

DIRECTOR STOCK PLAN. Each non-employee director of the Corporation received or will receive a grant of 500 shares of common stock on the date of each annual meeting of stockholders in the years 1997, 1998 and 1999 under the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors adopted in February 1997. Under the terms of the plan, directors may elect to defer the payment of their annual stock grant or cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of stock grants will be distributed in stock. Distributions of the stock unit account that relates to cash-based compensation will be made in cash based on the fair value of the stock units.

OTHER STOCK-BASED COMPENSATION ARRANGEMENTS. The Corporation, in conjunction with an acquisition, awarded 432,280 restricted shares of the Corporation's common stock with a grant-date fair value of $23.75 to certain subsidiary employee participants contingent upon continued employment, non-competition agreements and, in some cases, meeting predetermined performance goals.

                           NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Total salary expense related to this arrangement totaled $3.2 million in 1998, $2.9 million in 1997 and $1.8 million in 1996.

PRO FORMA INFORMATION. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation's employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 5.68%, 6.10% and 6.64%; dividend yields of 1.21%, 1.30% and 1.92%; volatility factors of the expected market price of the Corporation's common stock of 24.4%, 20.9% and 22.4%; and a weighted average expected life of the option of 7.6 years, 6.0 years and 5.8 years.
   The weighted average fair value of options granted in 1998, 1997 and 1996 was $25.16, $17.20 and $9.11, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' six months to two year vesting period. Under SFAS No. 123, options and awards granted prior to 1995 are not required to be included in the pro forma information. Because the SFAS No. 123 method of accounting has not been applied to options and other stock-based compensation granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The Corporation's pro forma information follows:

 (In Millions Except
 Per Share Information)                        1998    1997    1996
--------------------------------------------------------------------
 Net Income as Reported                      $353.9  $309.4  $258.8
 Pro Forma Adjustments Increase
   (Decrease) Due To:
   Stock Options                              (14.7)   (9.2)   (4.8)
   Performance Shares and Other Arrangements    8.2     8.1     1.4
--------------------------------------------------------------------
 Pro Forma Net Income                        $347.4  $308.3  $255.4
--------------------------------------------------------------------
 Earnings Per Share as Reported:
   Basic                                     $ 3.15  $ 2.74  $ 2.27
   Diluted                                     3.04    2.66    2.21
 Pro Forma Earnings Per Share:
   Basic                                     $ 3.09  $ 2.73  $ 2.24
   Diluted                                     2.98    2.64    2.18

26. CASH-BASED COMPENSATION PLANS--Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The plans provide for acceleration of benefits in certain circumstances including a change in control. The estimated contributions to these plans are charged to salary expense and totaled $86.0 million in 1998, $68.0 million in 1997 and $45.3 million in 1996.

27. BUSINESS SEGMENTS AND RELATED INFORMATION--Information describing the Corporation's major business segments is contained in the section titled Business Segments, found on pages 28 through 31, and is incorporated by reference.
   The operations of the Northern Trust are managed on a business unit basis and include components of both domestic and foreign source income and assets. Foreign source income and assets are not separately identified in its internal management reporting system. However, in order to comply with the financial reporting requirements of the Securities and Exchange Commission, Northern Trust is required to disclose foreign activities based on the domicile of the customer. Due to the complex and integrated nature of its foreign and domestic activities it is impossible to segregate with precision revenues, expenses and assets between its U.S. and foreign domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between domestic and international operations as described below.
   Northern Trust's international activities are centered in the commercial banking, treasury activities, foreign exchange and global custody businesses of the Bank, three overseas branches, one Edge Act subsidiary, the Hong Kong subsidiaries, NTGA, and Northern Trust of Florida.
   Net income from international operations includes the direct net income contributions of foreign branches, foreign subsidiaries and the Edge Act subsidiary. The Bank and Northern Trust of Florida international profit contributions reflect direct salary and other expenses of the business units, plus expense allocations for interest, occupancy, overhead and the provision for credit losses. For purposes of this disclosure, all foreign exchange profits have been allocated to international operations. The interest expense is allocated to international operations based on specifically matched or pooled funding. Alloca-

                           NORTHERN TRUST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

-----------------------------------------------------------------------------------------------------------------------------------
                                1998                                   1997                                   1996
-----------------------------------------------------------------------------------------------------------------------------------

                                       Income                                 Income                                 Income
                    Total   Operating  before     Net      Total   Operating  before     Net      Total   Operating  before     Net
(In Millions)      Assets  Income (a)   Taxes  Income     Assets  Income (a)   Taxes  Income     Assets  Income (a)   Taxes  Income
-----------------------------------------------------------------------------------------------------------------------------------
International   $ 4,371.8    $  220.5  $119.5  $ 74.5  $ 3,260.2    $  203.2  $112.5  $ 70.1  $ 2,805.0    $  128.6  $ 65.3  $ 40.6
Domestic         23,498.2     1,328.3   423.2   279.4   22,055.2     1,169.5   359.4   239.3   18,803.3     1,039.7   322.1   218.2
-----------------------------------------------------------------------------------------------------------------------------------
Total           $27,870.0    $1,548.8  $542.7  $353.9  $25,315.4    $1,372.7  $471.9  $309.4  $21,608.3    $1,168.3  $387.4  $258.8

The table summarizes international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral.
(a) Operating Income is comprised of net interest income and noninterest income.

tions of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.
   Prior year information has been restated to place it on a basis consistent with the current period's presentation and allocation methodology.

28. ACQUISITIONS--On November 15, 1996, the Corporation completed the acquisition of Metroplex Bancshares, Inc., parent company of Bent Tree National Bank (Bent Tree) in Dallas, Texas for $14.6 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost were $6.0 million of goodwill and $2.1 million of other intangibles, which are being amortized over fifteen and ten years, respectively. Bent Tree was merged into Northern Trust Bank of Texas N.A. during the first quarter of 1997.
   On December 31, 1997, the Corporation completed the acquisition of ANB Investment Management and Trust Company (ANB IMC) from First Chicago NBD Corporation for $53 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost were $36.0 million of goodwill and $10.0 million of other intangibles which will be amortized over fifteen and ten years, respectively. Subsequent to the acquisition, ANB IMC's name was changed to Northern Trust Quantitative Advisors, Inc.
   On May 15, 1998, the Corporation completed the acquisition of Trustbank Financial Corp., parent of Trust Bank of Colorado, for $15 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost was $10.4 million of goodwill which is being amortized over fifteen years.

29. REGULATORY CAPITAL REQUIREMENTS--Northern Trust and its subsidiary banks are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to average assets in order to be classified as "well capitalized." The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not "well capitalized" and obligate the federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank's financial statements.
   As of December 31, 1998, each of Northern's subsidiary banks had capital ratios above the level required for classification as a "well capitalized" institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date that management believes have adversely affected the capital categorization of any subsidiary bank for these purposes. The table on the following page summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 1998 exceeded 10% of the consolidated total.

                          NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                                       Minimum to Qualify
                                                                 Actual               as Well Capitalized
---------------------------------------------------------------------------------------------------------
($ In Millions)                                            Amount        Ratio        Amount        Ratio
---------------------------------------------------------------------------------------------------------
As of December 31, 1998:
  Total Capital to Risk-Weighted Assets
    Consolidated                                           $2,621        13.1%        $2,007        10.0%
    The Northern Trust Company                              1,934        11.5          1,676        10.0
    Northern Trust Bank of Florida N.A.                       224        10.9            206        10.0
  Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                            1,964         9.8          1,204         6.0
    The Northern Trust Company                              1,443         8.6          1,006         6.0
    Northern Trust Bank of Florida N.A.                       204         9.9            123         6.0
  Tier 1 Capital (to Fourth Quarter Average Assets)
    Consolidated                                            1,964         6.9          1,423         5.0
    The Northern Trust Company                              1,443         6.0          1,209         5.0
    Northern Trust Bank of Florida N.A.                       204         7.4            138         5.0
As of December 31, 1997:
  Total Capital to Risk-Weighted Assets
    Consolidated                                           $2,345        12.8%        $1,834        10.0%
    The Northern Trust Company                              1,687        10.9          1,549        10.0
    Northern Trust Bank of Florida N.A.                       191        11.1            173        10.0
  Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                            1,762         9.6          1,101         6.0
    The Northern Trust Company                              1,269         8.2            929         6.0
    Northern Trust Bank of Florida N.A.                       174        10.1            104         6.0
  Tier 1 Capital (to Fourth Quarter Average Assets)
    Consolidated                                            1,762         6.9          1,282         5.0
    The Northern Trust Company                              1,269         5.7          1,104         5.0
    Northern Trust Bank of Florida N.A.                       174         7.3            119         5.0

30. NORTHERN TRUST CORPORATION (Corporation only)--Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                              December 31
--------------------------------------------------------------------------------
(In Millions)                                              1998             1997
--------------------------------------------------------------------------------
Assets
Cash on Deposit with Subsidiary Bank                   $     .4         $     .6
Time Deposits with Banks                                  123.5            279.4
Securities                                                154.9            139.8
Investments in Wholly-Owned
  Subsidiaries--Bank Subsidiaries                       1,874.5          1,633.1
              --Nonbank Subsidiaries                      102.6             92.4
Loans--Nonbank Subsidiaries                                 7.6              8.3
     --Other                                                1.3              1.4
Buildings and Equipment                                     7.2              7.6
Other Assets                                              191.0            180.1
--------------------------------------------------------------------------------
Total Assets                                           $2,463.0         $2,342.7
--------------------------------------------------------------------------------
Liabilities
Commercial Paper                                       $  148.1         $  146.8
Long-Term Debt                                            301.0            383.5
Other Liabilities                                          73.6             73.4
--------------------------------------------------------------------------------
Total Liabilities                                         522.7            603.7
Stockholders' Equity                                    1,940.3          1,739.0
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity             $2,463.0         $2,342.7


CONDENSED STATEMENT OF INCOME
--------------------------------------------------------------------------------
                                                         For the Year Ended
                                                             December 31
--------------------------------------------------------------------------------
(In Millions)                                          1998      1997      1996
--------------------------------------------------------------------------------
Operating Income
Dividends--Bank Subsidiaries                         $113.5    $ 85.5    $113.9
         --Nonbank Subsidiaries                        21.9       5.6       1.6
Intercompany Interest and
   Other Charges                                       11.2      20.0      10.2
Interest and Other Income                               5.2       7.2       8.0
--------------------------------------------------------------------------------
Total Operating Income                                151.8     118.3     133.7
--------------------------------------------------------------------------------
Operating Expenses
   Interest Expense                                    30.5      33.3      18.9
   Other Operating Expenses                            13.6      13.1       6.9
--------------------------------------------------------------------------------
Total Operating Expenses                               44.1      46.4      25.8
--------------------------------------------------------------------------------
Income before Income Taxes and
   Equity in Undistributed Net Income
   of Subsidiaries                                    107.7      71.9     107.9
Benefit for Income Taxes                              (13.8)    (10.3)     (5.1)
--------------------------------------------------------------------------------
Income before Equity in Undistributed
   Net Income of Subsidiaries                         121.5      82.2     113.0
Equity in Undistributed Net Income of
Subsidiaries--Bank Subsidiaries                       232.8     219.9     137.9
            --Nonbank Subsidiaries                      (.4)      7.3       7.9
--------------------------------------------------------------------------------
Net Income                                           $353.9    $309.4    $258.8
--------------------------------------------------------------------------------
Net Income Applicable to
   Common Stock                                      $349.0    $304.4    $253.9

                           NORTHERN TRUST CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------

                                           For the Year Ended December 31
-------------------------------------------------------------------------------
(In Millions)                               1998           1997           1996
-------------------------------------------------------------------------------
Operating Activities:
Net Income                               $ 353.9        $ 309.4        $ 258.8
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating
Activities:
 Equity in Undistributed Net Income of
  Subsidiaries                            (232.4)        (227.2)        (145.8)
 (Increase) Decrease in Accrued Income       2.1           (1.2)            .9
 Increase in Prepaid Expenses                (.3)          (3.0)           (.3)
 Other, net                                 27.6            8.7           11.0
-------------------------------------------------------------------------------
 Net Cash Provided by Operating
  Activities                               150.9           86.7          124.6
-------------------------------------------------------------------------------
Investing Activities:
 Net (Increase) Decrease in Time
  Deposits with Banks                      155.9         (178.4)          (5.4)
 Purchases of Securities                  (303.7)        (392.1)        (354.4)
 Sales of Securities                       290.9          369.6          361.3
 Proceeds from Maturity and Redemption
  of Securities                              2.0           32.8           19.2
 Capital Investments in Subsidiaries       (26.3)         (61.2)         (14.6)
 Net Decrease in Loans to Subsidiaries        .7            7.9           47.2
 Net Decrease in Other Loans                  .1             .2             .2
 Other, net                                 (1.9)           (.2)           (.5)
-------------------------------------------------------------------------------
 Net Cash Provided by (Used in)
  Investing Activities                     117.7         (221.4)          53.0
-------------------------------------------------------------------------------
Financing Activities:
 Net Increase (Decrease) in Commercial
  Paper                                      1.3           (2.2)           2.3
 Repayment of Long-Term Debt               (82.5)          (8.8)         (10.2)
 Proceeds from Long-Term Debt Issued to
  Subsidiaries                                --          275.6             --
 Repayment of Long-Term Debt Issued to
  Subsidiaries                               (.1)            --             --
 Treasury Stock Purchased                 (116.5)         (66.2)        (118.2)
 Cash Dividends Paid on Common and
  Preferred Stock                          (98.5)         (85.3)         (74.7)
 Net Proceeds from Stock Options            19.5           13.0           12.1
 Other, net                                  8.0            9.2           10.9
-------------------------------------------------------------------------------
 Net Cash Provided by (Used in)
  Financing Activities                    (268.8)         135.3         (177.8)
-------------------------------------------------------------------------------
Net Change in Cash on Deposit with
 Subsidiary Bank                             (.2)            .6            (.2)
Cash on Deposit with Subsidiary Bank at
 Beginning of Year                            .6             --             .2
-------------------------------------------------------------------------------
Cash on Deposit with Subsidiary Bank at
 End of Year                             $    .4        $    .6        $    --

                           NORTHERN TRUST CORPORATION

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:
--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                            Arthur Andersen LLP

Chicago, Illinois,
January 19, 1999

                           NORTHERN TRUST CORPORATION

                       CONSOLIDATED FINANCIAL STATISTICS

------------------------------------------------------------------------------
------------------------------------------------------------------------------

AVERAGE BALANCE SHEET

------------------------------------------------------------------------------
($ In Millions)               1998       1997       1996       1995       1994
------------------------------------------------------------------------------
Assets

Cash and Due from Banks  $ 1,205.7  $ 1,095.4  $ 1,072.9  $ 1,178.7  $ 1,206.6
Federal Funds Sold and
 Securities Purchased
 under Agreements to
 Resell                      967.5      815.3      333.3      204.2      237.0
Time Deposits with
Banks                      2,827.1    2,574.7    1,699.5    1,643.9    2,063.3
Other Interest-Bearing        44.1       52.6       50.7       16.6      119.9
Securities
  U.S. Government and
   Other                   7,025.0    5,956.4    5,940.9    5,703.9    4,482.0
  Obligations of States
   and Political
   Subdivisions              434.0      408.8      414.1      434.7      465.1
  Trading Account             11.8        9.0        8.8       54.4       53.8
------------------------------------------------------------------------------
  Total Securities         7,470.8    6,374.2    6,363.8    6,193.0    5,000.9
------------------------------------------------------------------------------
Loans and Leases
  Commercial and Other     7,798.2    6,967.7    6,084.0    5,556.3    5,183.1
  Residential Mortgages    5,516.8    4,845.2    4,248.1    3,579.7    3,133.0
------------------------------------------------------------------------------
  Total Loans and Leases  13,315.0   11,812.9   10,332.1    9,136.0    8,316.1
------------------------------------------------------------------------------
Reserve for Credit
 Losses                     (147.1)    (148.1)    (147.5)    (146.2)    (145.2)
Other Assets               1,507.6    1,474.7    1,259.5    1,183.3    1,087.2
------------------------------------------------------------------------------
Total Assets             $27,190.7  $24,051.7  $20,964.3  $19,409.5  $17,885.8
------------------------------------------------------------------------------
Liabilities

Deposits
  Demand and Other
   Noninterest-Bearing   $ 3,228.0  $ 2,963.9  $ 2,732.9  $ 2,747.3  $ 2,592.5
  Savings and Money
   Market                  4,263.3    3,895.4    3,620.7    3,312.4    3,385.7
  Savings Certificates     2,144.5    2,035.8    2,062.4    2,000.3    1,229.6
  Other Time                 571.8      717.3      549.2      542.7      412.8
  Foreign Offices-Demand     503.8      486.4      347.8      299.1      361.7
                 -Time     5,781.7    4,971.2    3,826.2    3,493.4    3,284.8
------------------------------------------------------------------------------
  Total Deposits          16,493.1   15,070.0   13,139.2   12,395.2   11,267.1
------------------------------------------------------------------------------
Federal Funds Purchased    2,620.6    1,690.2    1,842.2    1,564.0    1,350.7
Securities Sold under
 Agreements to
 Repurchase                1,506.0    1,519.9    1,973.3    1,769.7    1,444.3
Commercial Paper             145.9      142.7      143.7      146.0      138.1
Other Borrowings           2,540.4    2,120.9    1,274.1    1,034.5    1,007.5
Senior Notes                 653.3      539.3      267.5      394.0      781.8
Long-Term Debt               445.8      435.8      360.7      271.3      293.6
Debt-Floating Rate
 Capital Securities          267.4      224.1         --         --         --
Other Liabilities            693.6      679.3      477.9      462.1      377.2
------------------------------------------------------------------------------
  Total Liabilities       25,366.1   22,422.2   19,478.6   18,036.8   16,660.3
------------------------------------------------------------------------------
Stockholders' Equity       1,824.6    1,629.5    1,485.7    1,372.7    1,225.5
------------------------------------------------------------------------------
Total Liabilities and
 Stockholders' Equity    $27,190.7  $24,051.7  $20,964.3  $19,409.5  $17,885.8
------------------------------------------------------------------------------
Ratios

Dividend Payout Ratio         27.7%      27.5%      28.5%      28.6%      28.4%
Return on Average
 Assets                       1.30       1.29       1.23       1.13       1.02
Return on Average
 Common Equity               20.47      20.17      18.64      17.58      16.57
Tier 1 Capital to Risk-
 Weighted Assets-End of
 Period                       9.78       9.61       8.19       8.82       8.95
Total Capital to Risk-
 Weighted Assets-End of
 Period                      13.06      12.78      11.87      12.49      12.36
Leverage Ratio                6.90       6.87       6.42       6.19       6.22
Average Stockholders'
 Equity to Average
 Assets                       6.71       6.78       7.09       7.07       6.85
Average Loans and
 Leases Times Average
 Stockholders' Equity          7.3x       7.2x       7.0x       6.7x       6.8x
------------------------------------------------------------------------------
Stockholders-End of
 Period                      3,373      3,380      3,335      3,331      2,962
Staff-End of Period
 (Full-time equivalent)      8,156      7,553      6,933      6,531      6,608
------------------------------------------------------------------------------

                          NORTHERN TRUST CORPORATION

                       CONSOLIDATED FINANCIAL STATISTICS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ANALYSIS OF NET INTEREST INCOME

------------------------------------------------------------------------------------------------------------
(Interest and Rate on a Taxable Equivalent Basis)                1998                        1997
------------------------------------------------------------------------------------------------------------
($ In Millions)                                       Interest    Volume   Rate  Interest     Volume   Rate
------------------------------------------------------------------------------------------------------------
Average Earning Assets
Money Market Assets
  Federal Funds Sold and Resell Agreements            $   53.0 $   967.5   5.48% $   45.9  $   815.3   5.63%
  Time Deposits with Banks                               155.0   2,827.1   5.48     133.5    2,574.7   5.18
  Other                                                    2.7      44.1   6.14       3.0       52.6   5.68
------------------------------------------------------------------------------------------------------------
Total Money Market Assets                                210.7   3,838.7   5.49     182.4    3,442.6   5.30
------------------------------------------------------------------------------------------------------------
Securities
  U.S. Government                                         22.4     374.2   5.99      48.8      822.9   5.94
  Obligations of States and Political Subdivisions        38.2     434.0   8.81      38.1      408.8   9.32
  Federal Agency                                         362.1   6,385.0   5.67     281.9    4,890.1   5.77
  Other                                                   18.3     265.8   6.87      14.9      243.4   6.11
  Trading Account                                           .8      11.8   6.53        .7        9.0   7.33
------------------------------------------------------------------------------------------------------------
Total Securities                                         441.8   7,470.8   5.91     384.4    6,374.2   6.03
------------------------------------------------------------------------------------------------------------
Loans and Leases                                         886.5  13,315.0   6.66     798.7   11,812.9   6.76
------------------------------------------------------------------------------------------------------------
Total Earning Assets                                  $1,539.0 $24,624.5   6.25% $1,365.5  $21,629.7   6.32%
------------------------------------------------------------------------------------------------------------
Average Source of Funds
Deposits
  Savings and Money Market                            $  141.3 $ 4,263.3   3.31% $  125.8  $ 3,895.4   3.23%
  Savings Certificates                                   122.1   2,144.5   5.69     117.2    2,035.8   5.76
  Other Time                                              30.6     571.8   5.35      39.4      717.3   5.50
  Foreign Offices Time                                   286.4   5,781.7   4.95     239.8    4,971.2   4.82
------------------------------------------------------------------------------------------------------------
Total Deposits                                           580.4  12,761.3   4.55     522.2   11,619.7   4.49
Federal Funds Purchased                                  139.8   2,620.6   5.34      92.4    1,690.2   5.47
Securities Sold under
Agreements to Repurchase                                  80.2   1,506.0   5.33      81.7    1,519.9   5.38
Commercial Paper                                           8.0     145.9   5.51       7.9      142.7   5.54
Other Borrowings                                         132.3   2,540.4   5.21     112.4    2,120.9   5.30
Senior Notes                                              36.5     653.3   5.58      30.9      539.3   5.75
Long-Term Debt                                            31.8     445.8   7.14      32.6      435.8   7.48
Debt-Floating Rate Capital Securities                     16.9     267.4   6.32      14.5      224.1   6.49
------------------------------------------------------------------------------------------------------------
Total Interest-Related Funds                           1,025.9  20,940.7   4.90     894.6   18,292.6   4.89
------------------------------------------------------------------------------------------------------------
Interest Rate Spread                                        --        --   1.35%       --         --   1.43%
------------------------------------------------------------------------------------------------------------
Noninterest-Related Funds                                   --   3,683.8     --        --    3,337.1     --
------------------------------------------------------------------------------------------------------------
Total Source of Funds                                 $1,025.9 $24,624.5   4.17% $  894.6  $21,629.7   4.14%
------------------------------------------------------------------------------------------------------------
Net Interest Income/Margin                            $  513.1        --   2.08% $  470.9         --   2.18%
------------------------------------------------------------------------------------------------------------
Net Interest Income/Margin Components
Domestic                                              $  502.7 $21,118.7   2.38% $  466.0  $18,492.2   2.52%
International                                             10.4   3,505.8    .30       4.9    3,137.5    .16
------------------------------------------------------------------------------------------------------------
Consolidated                                          $  513.1 $24,624.5   2.08% $  470.9  $21,629.7   2.18%
------------------------------------------------------------------------------------------------------------

Notes--Average volume includes nonaccrual loans.
     --Interest on loans and money market assets includes fees of $4.3 million in 1998, $3.9 million in 1997, $4.3 million in 1996, $5.1 million in 1995 and $6.8 million in 1994.
     --Total interest income includes adjustments on loans and securities
       (primarily obligations of states and political subdivisions) to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.18%) before giving effect to the deductibility of state taxes for federal income tax purposes. Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $35.9 million in 1998, $32.7 million in 1997, $33.6 million in 1996, $37.6 million in 1995 and $33.4 million in 1994.
     --Yields on the portion of the securities portfolio classified as available for sale are based on amortized cost.

                          NORTHERN TRUST CORPORATION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           1996                            1995                            1994
--------------------------------------------------------------------------------------------
Interest      Volume   Rate    Interest      Volume    Rate    Interest      Volume    Rate
--------------------------------------------------------------------------------------------
$   18.3   $   333.3   5.49%   $   12.3   $   204.2    6.02%     $ 10.9   $   237.0    4.59%
    84.9     1,699.5   5.00        92.1     1,643.9    5.60        97.8     2,063.3    4.74
     3.0        50.7   5.91         1.1        16.6    6.88         5.2       119.9    4.31
--------------------------------------------------------------------------------------------
   106.2     2,083.5   5.10       105.5     1,864.7    5.66       113.9     2,420.2    4.71
--------------------------------------------------------------------------------------------

    97.6     1,702.0   5.73        70.4     1,225.7    5.74        73.8     1,779.6    4.15
    40.8       414.1   9.86        46.8       434.7   10.75        52.8       465.1   11.35
   228.4     4,010.7   5.69       258.8     4,124.8    6.28       114.2     2,333.6    4.90
    13.7       228.2   6.00        22.0       353.4    6.21        19.6       368.8    5.31
      .6         8.8   7.09         3.8        54.4    7.04         4.3        53.8    7.91
--------------------------------------------------------------------------------------------
   381.1     6,363.8   5.99       401.8     6,193.0    6.49       264.7     5,000.9    5.29
--------------------------------------------------------------------------------------------
   697.8    10,332.1   6.75       634.3     9,136.0    6.94       503.5     8,316.1    6.05
--------------------------------------------------------------------------------------------
$1,185.1   $18,779.4   6.31%   $1,141.6   $17,193.7    6.64%     $882.1   $15,737.2    5.61%
--------------------------------------------------------------------------------------------

$  114.3   $ 3,620.7   3.16%   $  109.1   $ 3,312.4    3.29%     $ 85.3   $ 3,385.7    2.52%
   119.1     2,062.4   5.78       120.6     2,000.3    6.03        56.9     1,229.6    4.63
    29.9       549.2   5.44        31.5       542.7    5.81        18.6       412.8    4.50
   184.5     3,826.2   4.82       182.1     3,493.4    5.21       137.2     3,284.8    4.18
--------------------------------------------------------------------------------------------
   447.8    10,058.5   4.45       443.3     9,348.8    4.74       298.0     8,312.9    3.58
    97.9     1,842.2   5.31        91.2     1,564.0    5.83        55.5     1,350.7    4.11
   103.4     1,973.3   5.24       102.6     1,769.7    5.80        61.9     1,444.3    4.28
     7.8       143.7   5.40         8.6       146.0    5.87         5.9       138.1    4.31
    64.5     1,274.1   5.07        55.6     1,034.5    5.38        36.0     1,007.5    3.57
    14.4       267.5   5.37        23.7       394.0    6.00        33.8       781.8    4.32
    27.4       360.7   7.59        21.4       271.3    7.88        23.0       293.6    7.84
      --          --     --          --          --      --          --          --      --
--------------------------------------------------------------------------------------------
   763.2    15,920.0   4.79       746.4    14,528.3    5.14       514.1    13,328.9    3.86
--------------------------------------------------------------------------------------------
      --          --   1.52%         --          --    1.50%         --          --    1.75%
--------------------------------------------------------------------------------------------
      --     2,859.4     --          --     2,665.4      --          --     2,408.3      --
--------------------------------------------------------------------------------------------
$  763.2   $18,779.4   4.06%   $  746.4   $17,193.7    4.34%     $514.1   $15,737.2    3.27%
--------------------------------------------------------------------------------------------
$  421.9          --   2.25%   $  395.2          --    2.30%     $368.0          --    2.34%
--------------------------------------------------------------------------------------------

$  420.6   $16,678.5   2.52%   $  392.6   $15,193.7    2.58%     $357.3   $12,890.4    2.77%
     1.3     2,100.9    .06         2.6     2,000.0     .13        10.7     2,846.8     .38
--------------------------------------------------------------------------------------------
$  421.9   $18,779.4   2.25%   $  395.2   $17,193.7    2.30%     $368.0   $15,737.2    2.34%
--------------------------------------------------------------------------------------------

                          NORTHERN TRUST CORPORATION

                       CONSOLIDATED FINANCIAL STATISTICS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

QUARTERLY FINANCIAL DATA
--------------------------------------------------------------------------------

STATEMENT OF INCOME                                                              1998
--------------------------------------------------------------------------------------------------------------
                                                           Entire     Fourth      Third     Second      First
($ In Millions Except Per Share Information)                 Year    Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------
Trust Fees                                              $   816.3      216.7      203.6      202.3      193.7
Other Noninterest Income                                    255.3       67.9       61.1       63.4       62.9
Net Interest Income
  Interest Income                                         1,503.1      382.6      392.9      370.3      357.3
  Interest Expense                                        1,025.9      256.2      274.9      251.1      243.7
--------------------------------------------------------------------------------------------------------------
Net Interest Income                                         477.2      126.4      118.0      119.2      113.6
Provision for Credit Losses                                   9.0        1.0        1.0        3.0        4.0
Noninterest Expenses                                        997.1      269.4      243.8      247.7      236.2
Provision for Income Taxes                                  188.8       49.0       47.7       47.0       45.1
--------------------------------------------------------------------------------------------------------------
Net Income                                              $   353.9       91.6       90.2       87.2       84.9
--------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock                   $   349.0       90.4       89.0       86.0       83.6
--------------------------------------------------------------------------------------------------------------
Per Common Share
Net Income-Basic                                        $    3.15        .82        .81        .78        .75
          -Diluted                                           3.04        .79        .78        .75        .73
--------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Assets
Cash and Due from Banks                                 $ 1,205.7    1,319.2    1,116.3    1,163.0    1,224.5
Money Market Assets                                       3,838.7    5,067.2    3,388.0    3,381.0    3,506.4
Securities                                                7,470.8    6,736.5    8,393.3    7,570.5    7,177.5
Loans and Leases                                         13,315.0   13,981.0   13,428.4   13,100.7   12,735.0
Reserve for Credit Losses                                  (147.1)    (146.7)    (146.6)    (147.2)    (147.7)
Other Assets                                              1,507.6    1,634.0    1,381.8    1,504.1    1,510.2
--------------------------------------------------------------------------------------------------------------
Total Assets                                            $27,190.7   28,591.2   27,561.2   26,572.1   26,005.9
--------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Deposits
  Demand and Other Noninterest-Bearing                  $ 3,228.0    3,394.4    3,131.2    3,223.0    3,161.6
  Savings and Other Interest-Bearing                      6,407.8    6,537.1    6,381.9    6,429.5    6,280.1
  Other Time                                                571.8      564.6      678.1      517.4      525.6
  Foreign Offices                                         6,285.5    6,907.4    6,381.5    5,711.5    6,132.2
--------------------------------------------------------------------------------------------------------------
  Total Deposits                                         16,493.1   17,403.5   16,572.7   15,881.4   16,099.5
Purchased Funds                                           6,812.9    7,017.4    7,434.8    6,739.4    6,042.4
Senior Notes                                                653.3      700.0      366.0      800.9      750.0
Long-Term Debt                                              445.8      462.8      462.5      422.9      434.5
Debt-Floating Rate Capital Securities                       267.4      267.4      267.4      267.4      267.4
Other Liabilities                                           693.6      842.9      619.6      654.7      656.1
Stockholders' Equity                                      1,824.6    1,897.2    1,838.2    1,805.4    1,756.0
--------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity              $27,190.7   28,591.2   27,561.2   26,572.1   26,005.9
--------------------------------------------------------------------------------------------------------------
ANALYSIS OF NET INTEREST INCOME
Earning Assets                                          $24,624.5   25,784.7   25,209.7   24,052.2   23,418.9
Interest-Related Funds                                   20,940.7   21,999.8   21,518.6   20,361.2   19,853.1
Noninterest-Related Funds                                 3,683.8    3,784.9    3,691.1    3,691.0    3,565.8
Net Interest Income (Taxable equivalent)                    513.1      135.2      127.7      128.2      122.0
Net Interest Margin (Taxable equivalent)                     2.08%      2.08       2.01       2.14       2.11
--------------------------------------------------------------------------------------------------------------
COMMON STOCK DIVIDEND AND MARKET PRICE
Dividends                                               $     .87        .24        .21        .21        .21
Market Price Range-High                                     89.88      89.88      83.25      79.38      78.13
                  -Low                                      55.75      58.81      55.75      67.44      60.38
--------------------------------------------------------------------------------------------------------------

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq
      National Market under the symbol NTRS.

                           NORTHERN TRUST CORPORATION

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
                                             1997
--------------------------------------------------------------------------------------------
   Entire          Fourth                 Third                Second                 First
     Year         Quarter               Quarter               Quarter               Quarter
--------------------------------------------------------------------------------------------
$   689.2           185.2                 177.4                 168.3                 158.3
    245.3            62.1                  77.3                  54.9                  51.0

  1,332.8           361.8                 339.2                 331.8                 300.0
    894.6           248.5                 229.6                 222.6                 193.9
--------------------------------------------------------------------------------------------
    438.2           113.3                 109.6                 109.2                 106.1
      9.0             3.0                   5.0                    .5                    .5
    891.8           233.6                 234.7                 217.0                 206.5
    162.5            42.7                  43.6                  39.5                  36.7
--------------------------------------------------------------------------------------------
$   309.4            81.3                  81.0                  75.4                  71.7
--------------------------------------------------------------------------------------------
$   304.4            80.0                  79.7                  74.2                  70.5
--------------------------------------------------------------------------------------------

$    2.74             .72                   .72                   .67                   .64
     2.66             .70                   .70                   .65                   .62
--------------------------------------------------------------------------------------------
$ 1,095.4         1,094.5               1,056.2               1,073.9               1,158.0
  3,442.6         3,938.4               3,553.1               3,371.1               2,895.1
  6,374.2         6,879.2               6,232.1               6,514.5               5,861.1
 11,812.9        12,502.5              12,001.2              11,610.4              11,120.5
   (148.1)         (147.8)               (148.2)               (148.4)               (148.3)
  1,474.7         1,501.7               1,469.0               1,438.2               1,490.5
--------------------------------------------------------------------------------------------
$24,051.7        25,768.5              24,163.4              23,859.7              22,376.9
--------------------------------------------------------------------------------------------


$ 2,963.9         3,003.7               2,934.0               2,880.7               3,037.8
  5,931.2         5,993.2               5,840.6               5,918.7               5,973.2
    717.3           709.4                 771.0                 772.6                 614.6
  5,457.6         6,526.4               5,749.8               4,993.4               4,535.5
--------------------------------------------------------------------------------------------
 15,070.0        16,232.7              15,295.4              14,565.4              14,161.1
  5,473.7         5,648.5               4,961.0               6,132.0               5,153.3
    539.3           793.7                 844.0                 245.1                 265.0
    435.8           443.7                 443.6                 427.9                 427.8
    224.1           267.4                 267.3                 236.0                 123.8
    679.3           679.1                 702.1                 647.6                 688.6
  1,629.5         1,703.4               1,650.0               1,605.7               1,557.3
--------------------------------------------------------------------------------------------
$24,051.7        25,768.5              24,163.4              23,859.7              22,376.9
--------------------------------------------------------------------------------------------
$21,629.7        23,320.1              21,786.4              21,496.0              19,876.7
 18,292.6        19,870.2              18,388.5              18,235.5              16,639.6
  3,337.1         3,449.9               3,397.9               3,260.5               3,237.1
    470.9           121.5                 117.6                 117.7                 114.1
     2.18%           2.07                  2.14                  2.20                  2.33
--------------------------------------------------------------------------------------------

$     .75             .21                   .18                   .18                   .18
    71.50           71.50                 59.50                 51.88                 45.25
    34.00           54.63                 47.25                 35.88                 34.00
--------------------------------------------------------------------------------------------

                          NORTHERN TRUST CORPORATION

                             CORPORATE STRUCTURE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NORTHERN TRUST CORPORATION
50 South LaSalle Street, Chicago, Illinois 60675
(312) 630-6000

PRINCIPAL SUBSIDIARY

The Northern Trust Company
50 South LaSalle Street, Chicago, Illinois 60675

   120 East Oak Street, Chicago, Illinois 60611
   125 South Wacker Drive, Chicago, Illinois 60675
   2814 North Fullerton, Chicago, Illinois 60647
   7801 South State Street, Chicago, Illinois 60619
   8501 West Higgins Road, Chicago, Illinois 60631
   6401 North Harlem Avenue, Chicago, Illinois 60631
   826 S. Northwest Highway, Barrington, Illinois 60010
   2550 Waukegan Road, Glenview, Illinois 60025
   579 Central Avenue, Highland Park, Illinois 60035
   4 North Washington, Hinsdale, Illinois 60521
   120 East Scranton Avenue, Lake Bluff, Illinois 60044
   265 Deerpath Road, Lake Forest, Illinois 60045
   959 South Waukegan Road, Lake Forest, Illinois 60045
   701 South McKinley Road, Lake Forest, Illinois 60045
   400 East Diehl Road, Naperville, Illinois 60563
   One Oakbrook Terrace, Oakbrook Terrace, Illinois 60181
   1501 Woodfield Road, Schaumburg, Illinois 60173
   62 Green Bay Road, Winnetka, Illinois 60093

   London Branch
   155 Bishopsgate, London EC2M 3XS, United Kingdom

   Cayman Islands Branch
   P.O. Box 501, Georgetown, Cayman Islands,
   British West Indies

   Singapore Branch
   80 Raffles Place #46-02, UOB Plaza 1,
   Singapore 048624

SUBSIDIARIES OF THE NORTHERN
TRUST COMPANY

The Northern Trust
International Banking Corporation
One World Trade Center, Suite 3941,
New York, New York 10048

   The Northern Trust Company
   of Hong Kong Limited
   Suite 703-4 One Pacific Place
   88 Queensway, Hong Kong

   Northern Trust Trade Services Limited
   Asia Pacific Tower, 17th Floor,
   3 Garden Road, Central, Hong Kong

   Northern Trust Fund Managers (Ireland) Limited
   Connaught House
   30 Herbert Street
   Dublin 2, Ireland

NorLease, Inc.
50 South LaSalle Street, Chicago, Illinois 60675

The Northern Trust Company, Canada
161 Bay Street, Suite 4540, B.C.E. Place
Toronto, Ontario, Canada M5J 2S1

NTG Services LLC
155 Bishopsgate, London
EC2M 3XS, United Kingdom

   NT Mortgage Holdings LLC
   50 South LaSalle Street
   Chicago, Illinois 60675

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

                          NORTHERN TRUST CORPORATION

                              CORPORATE STRUCTURE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OTHER SUBSIDIARIES OF THE CORPORATION continued

4001 Tamiami Trail North, Naples, Florida 34103
375 Fifth Avenue South, Naples, Florida 34102
26790 South Tamiami Trail, Bonita Springs, Florida 34134
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236
901 Venetia Bay Boulevard, Suite 100, Venice, Florida 34292
540 Bay Isles Road, Longboat Key, Florida 34228
233 15th Street West, Bradenton, Florida 34205
6320 Venture Drive, Suite 100, Bradenton, Florida 34202
100 Second Avenue South, St. Petersburg, Florida 33701
425 North Florida Avenue, Tampa, Florida 33602

Northern Trust Bank of Arizona N.A.

2398 East Camelback Road, Phoenix, Arizona 85016
6373 East Tanque Verde Road, Tucson, Arizona 85715
10220 West Bell Road, Sun City, Arizona 85351
10015 West Royal Oak Road, Sun City, Arizona 85351
7600 E. Doubletree Ranch Road, Scottsdale, Arizona 85258
19432 R. H. Johnson Boulevard, Sun City West, Arizona 85375
1525 South Greenfield Road, Mesa, Arizona 85206
3450 East Sunrise Drive, Tucson, Arizona 85718

Northern Trust Bank of California N.A.

355 South Grand Avenue, Suite 2600, Los Angeles, California 90071
620 Newport Center Drive, Suite 200, Newport Beach, California 92660
4370 LaJolla Village Drive, Suite 1000, San Diego, California 92122
1125 Wall Street, La Jolla, California 92037
206 East Anapamu Street, Santa Barbara, California 93101
1485 East Valley Road, (Montecito), Santa Barbara, California 93108
580 California Street, Suite 1800, San Francisco, California 94104
575 Redwood Highway, Mill Valley, California 94941 (opening spring 1999) 10877 Wilshire Boulevard (Westwood), Suite 100, Los Angeles, California 90024 74-900 Highway 111, Suite 121, Indian Wells, California 92210
421 North Rodeo Drive, Penthouse, Beverly Hills, California 90210

Northern Trust Bank of Texas N.A.

2020 Ross Avenue, Dallas, Texas 75201
5540 Preston Road, Dallas, Texas 75205
16475 Dallas Parkway, Addison, Texas 75001
2701 Kirby Drive, Houston, Texas 77098
600 Bering Drive, Houston, Texas 77057
10000 Memorial Drive, Houston, Texas 77024
700 Rusk Street, Houston, Texas 77002

Northern Trust Bank, FSB
1701 North Woodward Avenue, Suite 110, Bloomfield Hills, Michigan 48304

Northern Trust Bank of Colorado
1200 17th Street, 24th Floor, Denver, Colorado 80202

Northern Trust Global Advisors, Inc.
300 Atlantic Street, Suite 400, Stamford, Connecticut 06901

   The Northern Trust Company of Connecticut
   300 Atlantic Street, Suite 400, Stamford, Connecticut 06901

   NT Global Advisors, Inc.
   161 Bay Street, Suite 4540, B.C.E. Place, Toronto, Ontario, Canada M5J 2S1

   NT Fund Advisors of Quebec, Inc.
   770 Sherbrooke Street West, Suite 1420, Montreal, Quebec, Canada H3A 1G1

   Northern Trust Global Advisors, Limited
   155 Bishopsgate, London EC2M 3XS, United Kingdom

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

                                      85