Form 10-K, Exhibit 13
period 2000-12-31
NORTHERN TRUST CORP
filed 2001-03-16
CIK 73124

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
Summary of Selected Consolidated Financial Data
--------------------------------------------------------------------------------

($ In Millions Except Per Share
Information)                           2000     1999     1998     1997     1996
--------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                        $1,201.2  $ 974.2  $ 816.3  $ 689.2  $ 594.4
 Foreign Exchange Trading Profits     152.7    107.7    103.5    104.8     58.8
 Treasury Management Fees              71.5     67.9     69.9     60.2     55.3
 Security Commissions and Trading
 Income                                34.3     30.2     28.0     26.1     23.9
 Other Noninterest Income              77.3     55.2     53.9     54.2     47.6
--------------------------------------------------------------------------------
Total Noninterest Income            1,537.0  1,235.2  1,071.6    934.5    780.0
--------------------------------------------------------------------------------
Net Interest Income                   568.6    518.8    477.2    438.2    388.3
Provision for Credit Losses            24.0     12.5      9.0      9.0     12.0
--------------------------------------------------------------------------------
Income before Noninterest
Expenses                            2,081.6  1,741.5  1,539.8  1,363.7  1,156.3
--------------------------------------------------------------------------------
Noninterest Expenses
 Compensation                         689.1    582.6    518.1    448.3    368.8
 Employee Benefits                    109.3     98.5     91.3     79.0     72.5
 Occupancy Expense                     87.3     74.3     67.9     66.7     60.7
 Equipment Expense                     73.1     63.6     62.2     62.2     56.0
 Other Operating Expenses             392.7    306.0    257.6    235.6    210.9
--------------------------------------------------------------------------------
Total Noninterest Expenses          1,351.5  1,125.0    997.1    891.8    768.9
--------------------------------------------------------------------------------
Income before Income Taxes            730.1    616.5    542.7    471.9    387.4
Provision for Income Taxes            245.0    211.5    188.8    162.5    128.6
--------------------------------------------------------------------------------
Net Income                         $  485.1  $ 405.0  $ 353.9  $ 309.4  $ 258.8
--------------------------------------------------------------------------------
Net Income Applicable to Common
Stock                              $  479.4  $ 400.2  $ 349.0  $ 304.4  $ 253.9
--------------------------------------------------------------------------------
Per Common Share
Net Income
 Basic                             $   2.17  $  1.81  $  1.58  $  1.37  $  1.13
 Diluted                               2.08     1.74     1.52     1.33     1.11
Dividends Declared                      .56     .495     .435     .375     .325
Book Value--End of Period (EOP)       10.54     9.25     8.19     7.27     6.40
Market Price--EOP                     81.56    53.00    43.66    34.88    18.13
--------------------------------------------------------------------------------
Average Total Assets               $ 34,043  $30,177  $27,191  $24,052  $20,964
Senior Notes--EOP                       500      500      700      785      305
Long-Term Debt--EOP                     638      659      458      440      428
Debt-Floating Rate Capital
Securities--EOP                         268      268      267      267       --
--------------------------------------------------------------------------------
Ratios
Dividend Payout Ratio                  25.9%    27.6%    27.7%    27.5%    28.5%
Return on Average Assets               1.43     1.34     1.30     1.29     1.23
Return on Average Common Equity       22.09    20.67    20.47    20.17    18.64
Tier 1 Capital to Risk-Weighted
Assets--EOP                            9.79     9.92     9.78     9.61     8.19
Total Capital to Risk-Weighted
Assets--EOP                           12.85    13.60    13.06    12.78    11.87
Leverage Ratio                         6.91     7.14     6.90     6.87     6.42
Average Stockholders' Equity to
Average Assets                         6.73     6.81     6.71     6.78     7.09
Average Loans and Leases Times
Average Stockholders' Equity            7.2x     7.1x     7.3x     7.2x     7.0x
--------------------------------------------------------------------------------
Stockholders--EOP                     3,194    3,251    3,373    3,380    3,335
Staff--EOP (full-time equivalent)     9,466    8,583    8,156    7,553    6,933

Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company
(Bank), an Illinois banking corporation with its headquarters located in the Chicago financial district. The Corporation also owns banks with offices in Arizona, California, Colorado, Florida and Texas, a federal savings bank with offices in Michigan, Missouri, Nevada, Ohio, Washington and Wisconsin, a trust company in New York and various other nonbank subsidiaries, including an investment management company, a securities brokerage firm, an international investment consulting firm and a retirement services company. The Bank has global custody operations in London, offices in the Chicago metropolitan area and various subsidiaries including a leasing company, a Canadian trust company, a New York Edge Act company and a global fund services provider. Although
--                                                                           --







--                                                                           --
                                       27
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
the operations of other subsidiaries will be of increasing significance to the Corporation, it is expected that the Bank will continue to be the major source of the consolidated assets, revenues and net income in the foreseeable future.
 All references to "Northern Trust" refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.
 The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Northern Trust's Consolidated Financial Statements and Consolidated Financial Statistics included herein.

Results of Operations
--------------------------------------------------------------------------------
Overview. Net income for 2000 totaled a record $485.1 million, a 20% increase from the $405.0 million earned in 1999 which in turn was 14% greater than the $353.9 million earned in 1998. Diluted net income per common share increased
20% to $2.08 from $1.74 in 1999, which was up 14% from $1.52 in 1998. The record net income performance produced a return on average common stockholders' equity of 22.09% compared with 20.67% in 1999 and 20.47% in 1998. The return on average assets was 1.43% in 2000 compared with 1.34% in 1999 and 1.30% in 1998.
 2000 marks the thirteenth consecutive year of record earnings. Trust fees, net interest income, foreign exchange trading profits and treasury management fees were all at record levels, while trust assets under administration reached
$1.68 trillion at December 31, 2000, up $145.9 billion from a year ago.
Strength in all of Northern Trust's diversified revenue sources produced a 20% increase in revenues while operating expenses also increased by 20%, resulting in a 160% productivity ratio, an all-time high.
 Stockholders' equity grew to $2.46 billion, as compared to $2.17 billion at December 31, 1999 and $1.94 billion at December 31, 1998, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.
 The Board of Directors increased the quarterly dividend per common share 14.8% in November 2000, to $.155 from $.135, for a new annual rate of $.62. This is the fourteenth consecutive year in which the dividend rate has been increased. The Board's action reflects a policy of increasing the dividend rate with increased profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet and capital ratios.
 Northern Trust's strategy will continue to focus on growing its two principal business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). C&IS administers and manages domestic and global investment pools for corporate and institutional clients worldwide. PFS provides financial services to individuals and closely held businesses through a unique personal financial services network in twelve states. An important element in this strategy is increasing the penetration of the C&IS and PFS target markets with investment products and services provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes service quality through a high level of personal service complemented by the effective use of technology. Operating support for these business units is provided through the Worldwide Operations and Technology business unit (WWOT). Expense growth and capital expenditures are closely monitored to ensure that short- and long-term business strategies and performance objectives are effectively balanced.

Noninterest Income. Noninterest income represented 71% of total taxable equivalent revenue in 2000, compared with 69% one year ago. Noninterest income totaled $1.54 billion in 2000, $1.24 billion in 1999, and $1.07 billion in 1998.
 Trust Fees. Trust fees accounted for 78% of total noninterest income and 56% of total taxable equivalent revenue in 2000. Trust fees for 2000 increased 23% to $1.2 billion from $974.2 million in 1999, which was up 19% from $816.3 million in 1998. Trust fees have increased at a compound growth rate of 19% for the past five years. Total trust assets under administration at December 31, 2000 were $1.68 trillion compared to $1.54 trillion a year ago, an increase of 9.5%. Included in the above is $385.3 billion of global custody assets. Trust assets under management, also included in the above, increased 13% to $338.0 billion, up from $299.1 billion at the end of 1999.
 Trust fees are based on the market value of assets managed and administered, the volume of transactions, securities lending volume and spreads, and fees for other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, Northern Trust receives a smaller percentage of the increasing value as fee income. Therefore, market value or other changes in a portfolio's size do not typically have a proportionate impact on the level of trust fees. Certain investment management fee arrangements also may provide for
--                                                                           --







--                                                                           --
                                       28
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
performance fees which are based on client portfolio returns exceeding predetermined levels. In addition, C&IS trust relationships are increasingly priced to reflect earnings from activities such as custody-related deposits and foreign exchange trading that are not included in trust fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $7.7 billion in 2000, $7.0 billion in 1999 and $6.0 billion in 1998.
 Northern Trust's fiduciary business encompasses Master Trust, Master Custody, investment management and retirement services for corporate and institutional asset pools, as well as a complete range of estate planning, fiduciary and asset management services for individuals. Fees from these services are fairly evenly distributed between C&IS and PFS. A discussion of the trust related services provided by each of these business units and NTGI follows. The operating results, which include both trust and banking services, for C&IS and PFS are provided on pages 34-37.
 Corporate and Institutional Services. Trust fees in C&IS increased 21% in 2000 to $587.8 million from $484.6 million in 1999, which was up 14% from $423.7 million in 1998. These fees are derived from the full set of Master Trust and Master Custody services that Northern Trust provides to retirement plans and institutional clients worldwide. Northern Trust's products include worldwide custody, settlement, reporting and investment management. Investment related services include cash management, securities lending, performance analysis, risk management and a broad range of active and passive investment products provided through NTGI. In addition to these services, Northern Trust offers its clients a comprehensive array of retirement consulting and recordkeeping services.
 The following table summarizes C&IS trust fees by product:

Corporate and Institutional Services
Summary of Trust Fees by Product
--------------------------------------------------------------------------------

(In Millions)                     2000   1999   1998
----------------------------------------------------
Custody Services                $194.5 $157.4 $149.2
Investment Management            178.6  149.2  123.2
Securities Lending               117.3   97.6   85.2
Retirement Consulting Services    59.9   46.7   34.9
Other Services                    37.5   33.7   31.2
----------------------------------------------------
Total Trust Fees                $587.8 $484.6 $423.7

 All services provided by C&IS contributed to the $103.2 million increase in trust fees. Fees from custody services increased 24% as a result of new business and accounted for $37.1 million or 36% of the growth in C&IS trust fees. The increase reflects strong growth in global custody and the May 2000 acquisition of Northern Trust (Ireland) Limited (formerly Ulster Bank Investment Services Limited), which contributed $4.8 million of incremental custody fee income. Domestic and international securities lending fees were strong, combining to increase $19.7 million or 20% to $117.3 million, resulting predominantly from higher volumes. New business drove a $13.2 million or 28% increase in retirement services recordkeeping and consulting fees.
 C&IS trust fees also benefited from new asset management business, demonstrating continued success in its offerings of both passive and actively managed investment products to trust and banking clients. Excellent new business, together with strong investment results, drove a $29.4 million or 20% increase in fees from investment products. These higher fees include $7.5 million of revenue earned for co-administration services rendered to Northern Institutional Funds compared with $5.4 million in 1999. Investment management fees also include $11.0

Consolidated Trust Assets Under Administration
--------------------------------------------------------------------------------

                                                                                Five-
                                                                                 Year
                                                                             Compound
                                                                    Percent    Growth
                                        December 31                  Change      Rate
--------------------------------------------------------------------------------------
($ In Billions)              2000     1999     1998     1997   1996 2000/99
--------------------------------------------------------------------------------------
Corporate &
Institutional            $  239.9 $  207.5 $  162.6 $  138.1 $ 83.7      16%       29%
Personal                     98.1     91.6     73.4     58.5   46.6       7        21
--------------------------------------------------------------------------------------
Total Managed Trust
Assets                      338.0    299.1    236.0    196.6  130.3      13        26
--------------------------------------------------------------------------------------
Corporate &
Institutional             1,275.1  1,178.4    975.9    845.3  618.2       8        21
Personal                     70.7     60.4     47.8     37.4   30.4      17        23
--------------------------------------------------------------------------------------
Total Non-Managed Trust
Assets                    1,345.8  1,238.8  1,023.7    882.7  648.6       9        21
--------------------------------------------------------------------------------------
Consolidated Trust
Assets Under
Administration           $1,683.8 $1,537.9 $1,259.7 $1,079.3 $778.9       9%       22%

--                                                                           --







--                                                                           --
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
million, compared to $2.9 million in 1999, of performance-based incentive fees for several Northern Trust Global Advisors' (NTGA) "manager of manager" funds. These fees are largely offset by performance-based incentive payments to the sub-advisors of these funds that are reflected in other operating expenses.
 Total C&IS trust assets under administration increased 9.3% from December 31, 1999 to $1.51 trillion at December 31, 2000. Of the C&IS trust assets under administration, 40% was invested in equity securities, 24% in fixed income securities, 12% in cash and other assets and 24% in global custody assets. Included in C&IS assets administered are those for which Northern Trust has management responsibility. Managed assets were invested 27% in equity securities, 18% in fixed income securities and 55% in cash and other assets. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from trust clients are invested by Northern Trust and are included in trust assets under administration as managed assets. The collateral totaled $94.6 billion and $80.7 billion at December 31, 2000 and 1999, respectively.
 Net new recurring C&IS business sold and transitioned in 2000 was approximately $79 million in annualized trust fees, compared with $80 million in 1999, which was adjusted to be on a comparable basis to 2000. Approximately 55% of the new business sold came from existing clients and 45% from new relationships.
 Personal Financial Services. Northern Trust has positioned itself in markets having significant concentrations of wealth and growth potential. With the establishment of new offices in St. Louis, Missouri, Las Vegas, Nevada and Milwaukee, Wisconsin, and the addition of four other new offices in existing states in 2000, Northern Trust's unique network of Personal Financial Services offices reached 81 locations in twelve states. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families in the United States and throughout the world with assets typically exceeding $100 million.
 At December 31, 2000 trust assets under administration in PFS totaled $168.8 billion, an increase of 11.0% from $152.0 billion at December 31, 1999, reflecting record new business development. Of the personal trust assets under administration, 59% was invested in equity securities, 25% in fixed income securities and 16% in cash and other assets. Included in assets administered are those for which Northern Trust has management responsibility. Managed assets were invested 55% in equity securities,
29% in fixed income securities and 16% in cash and other assets.
 PFS trust fees also reached record levels, increasing 25% to $613.4 million for the year compared to $489.6 million in 1999 and $392.6 million in 1998. Included in these results were $4.2 million of fees generated by Northern Trust Value Investors (formerly Carl Domino Associates, L.P.), a May 2000 acquisition. Every state in the PFS network recorded trust fee increases of 20% or more, with Arizona and Texas over 30%. The Wealth Management Group also had excellent performance, with trust fees increasing 31%, and at year-end administered $61.4 billion for significant family asset pools nationwide, up 17.5% from last year. Included in the prior year results were $9.6 million of additional fees resulting from strong investment performance in several NTGA "manager of manager" funds for PFS clients. These fees were largely offset by increased performance-based incentive payments to sub-advisors that are reflected in other operating expenses.
 Net recurring new business sold and transitioned in 2000 totaled a record $89 million in annualized trust fees, up 22% from 1999.
 Northern Trust Global Investments. Northern Trust Global Investments brings together the investment activities of the C&IS and PFS businesses. The revenues associated with this business unit are fully allocated to C&IS and PFS. NTGI integrates Northern Trust's portfolio management, research and trading with client servicing, institutional sales, marketing and product management, while continuing to emphasize Northern Trust's overall relationship orientation.
 In May 2000, Northern Trust completed the acquisition of Carl Domino Associates, L.P., providing NTGI with a value equity investment management capability to complement its historical growth equity style. This acquisition, which now operates as Northern Trust Value Investors, is located in West Palm Beach, Florida and had approximately $2 billion in assets under management at the time of acquisition.
 NTGI's strategic focus on investment management, branding, product management, distribution and client servicing helped drive Northern Trust's strong growth in assets under management during 2000. Northern Trust continued to achieve solid investment results across asset classes. For example, 19 of 38 capital market mutual funds advised by Northern Trust earned high ("A" or "B") one-year rankings by Lipper Analytical Services, a respected mutual fund rating agency. Also, 17 of 28 funds earned "A" or "B" three-year rankings by Lipper. Many of Northern Trust's other investment products also demonstrated strong performance during the year.
--                                                                           --







--                                                                           --
                                       30
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
 New capabilities were added to Northern Trust's array of investment products in 2000. Equity and fixed income product lines were strategically expanded with the addition of several new funds, complementing the well-established core capabilities in both asset classes. To support the expanding product line, Northern Trust continued to add experienced investment personnel, adding an international equity team in London, as well as a hedge fund professional and private equity fund professionals in Chicago. Northern Trust's institutional and retail mutual funds continued to enjoy significant growth, reaching $37.7 billion in assets by year-end.
 Northern Trust's competitive investment results, combined with new product offerings, improvements in sales and client servicing and increases in market values, provided the foundation for another year of strong growth in assets under management. By year-end, Northern Trust managed $338.0 billion for personal and institutional clients, up from $299.1 billion at year-end 1999.
 To further strengthen the structure of NTGI and respond to the provisions of the Gramm-Leach-Bliley Act of 1999 relating to investment advisory activities, in January 2001 NTGI consolidated certain of its institutional investment management services into Northern Trust Investments, Inc. (NTI), a separate subsidiary of the Bank. This subsidiary, a registered investment advisor, will provide investment management services to Northern Trust's two mutual fund families and institutional clients. This structure will make the administration of these activities more efficient as well as accommodate future development of Northern Trust's investment business.
 Foreign Exchange Trading Profits. Foreign exchange trading profits totaled a record $152.7 million, up 42% from $107.7 million in 1999 and $103.5 million in 1998. As custodian, Northern Trust provides foreign exchange services in the normal course of business. Active management of currency positions, within conservative limits, also contributes to trading profits. The current year foreign exchange results benefited from market volatility in the major currencies, including high volatility in the euro throughout the year, as well as growth in global assets under custody and a higher level of client transaction volume. The increase in profits in 1999 primarily reflects strong results of active management offset by a decline in client activity resulting from the conversion to the euro.
 Treasury Management Fees. The fee portion of treasury management revenues totaled $71.5 million in 2000, a 5% increase from the $67.9 million reported in 1999 compared with $69.9 million in 1998. Total treasury management revenues, which, in addition to fees, include the computed value of compensating deposit balances, increased 8% to $107.2 million from $99.3 million in 1999 compared to $97.0 million in 1998, reflecting the continued growth of new business in both paper- and electronic-based products.
 Security Commissions and Trading Income. Security commissions and trading income totaled $34.3 million in 2000, compared with $30.2 million in 1999 and $28.0 million in 1998. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). Additional revenue is provided from underwriting selected general obligation tax-exempt securities and interest risk management activities with clients. The increase in both years reflects continued strong growth in securities brokerage activities, up 13% in 2000 and 15% in 1999.
 Other Operating Income. Other operating income includes loan, letter of credit and deposit-related service fees and other miscellaneous income from asset sales. Other operating income in 2000 totaled $77.1 million compared with $54.5 million in 1999 and $52.6 million in 1998. Nonrecurring gains from the sale of assets in 2000 totaled $4.5 million, compared to $4.0 million in 1999 and $3.8 million in 1998. Excluding nonrecurring items, the increase in other operating income in 2000 is primarily attributable to higher loan service, trust deposit and banking-related fees.
 Investment Security Gains. Net security gains totaling $.2 million were realized in 2000. This compares with net gains of $.7 million in 1999 and $1.3 million in 1998.

Net Interest Income. Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by nonearning assets including cash and due from banks, items in process of collection, buildings and equipment and other nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and
--                                                                           --







--                                                                           --
                                       31
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
client use of compensating deposit balances to pay for services.
 Net interest income for 2000 was a record $568.6 million, up 10% from $518.8 million in 1999, which was up 9% from $477.2 million in 1998. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 2000 was a record $621.9 million, an increase of $64.5 million or 12% from $557.4 million in 1999 which in turn was up 9% from $513.1 million in 1998. Through steady asset growth and conservative interest rate risk management, Northern Trust has been successful in generating year over year improvement in net interest income as evidenced by the fact that 2000 represents the seventeenth consecutive year of record performance. The improvement in FTE net interest income in 2000 was driven primarily by a 13% increase in average earning assets and a 15% increase in noninterest-related funds.
 The net interest margin declined to 2.02% from 2.05% last year. The decline in the margin is primarily attributable to the growth in low-spread federal agency securities. Earning assets averaged $30.7 billion, up 13% from the $27.2 billion reported in 1999, which was up from $24.6 billion in 1998. The $3.5 billion growth in average earning assets reflects a 14% or $2.0 billion increase in loans and a 22% or $1.7 billion increase in securities, partially offset by a $224 million decrease in money market assets. For a complete analysis of volume and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest
Income on pages 80 and 81.
 Loan volume for the year averaged $16.5 billion with the predominant portion of the growth reflected in the domestic portfolio. The domestic growth came from residential mortgage activities, up $424 million to $6.5 billion on average, and commercial and industrial loans, up $392 million to $4.8 billion. In addition, reflecting strong growth in lending to Wealth Management and private banking clients, personal loans increased $560 million, to average $2.0 billion for the year. International loans increased $110 million to average
$643 million. The loan portfolio includes noninterest-bearing domestic and international overnight advances related to processing certain trust client investments, which averaged $938 million in 2000, up from $694 million a year ago. Securities averaged $9.7 billion in 2000, up 22% from $8.0 billion a year ago resulting primarily from higher levels of federal agency securities. Money market assets averaged $4.5 billion in 2000 versus $4.7 billion in 1999.
 The increase in average earning assets of $3.5 billion was funded through growth in interest-bearing deposits, other interest-related funding sources, and noninterest-related funds. The deposit growth was concentrated primarily in foreign office time deposits, up $1.5 billion resulting from increased global custody activity, other time and savings certificates, up $386 million and Analysis of Net Interest Income (FTE)
--------------------------------------------------------------------------------

                                                                  Percent Change
-----------------------------------------------------------------------------------------------
($ In Millions)               2000           1999           1998        2000/99        1999/98
-----------------------------------------------------------------------------------------------
Interest Income          $ 2,011.1      $ 1,568.6      $ 1,503.1           28.2%           4.4%
FTE Adjustment                53.3           38.6           35.9           38.1            7.5
-----------------------------------------------------------------------------------------------
Interest Income-FTE        2,064.4        1,607.2        1,539.0           28.4            4.4
Interest Expense           1,442.5        1,049.8        1,025.9           37.4            2.3
-----------------------------------------------------------------------------------------------
Net Interest Income-FTE  $   621.9      $   557.4      $   513.1           11.6%           8.6%
-----------------------------------------------------------------------------------------------
Average Volume
 Earning Assets          $30,748.7      $27,241.5      $24,624.5           12.9%          10.6%
 Interest-Related Funds   26,056.2       23,170.1       20,940.7           12.5           10.6
 Noninterest-Related
 Funds                     4,692.5        4,071.4        3,683.8           15.3           10.5
-----------------------------------------------------------------------------------------------
                                                                         Change in Percentage
-----------------------------------------------------------------------------------------------
Average Rate
 Earning Assets               6.71%          5.90%          6.25%           .81           (.35)
 Interest-Related Funds       5.54           4.53           4.90           1.01           (.37)
 Interest Rate Spread         1.17           1.37           1.35           (.20)           .02
 Total Source of Funds        4.69           3.85           4.17            .84           (.32)
-----------------------------------------------------------------------------------------------
Net Interest Margin           2.02%          2.05%          2.08%          (.03)          (.03)

Refer to pages 80 and 81 for a detailed analysis of net interest income.
--                                                                           --







--                                                                           --
                                       32
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
higher levels of savings and money market deposits, up $359 million. Other interest-related funds averaged $9.6 billion, up $669 million, principally from higher treasury, tax and loan balances and borrowings from the Federal Home Loan Bank. Partially offsetting this increase were lower levels of federal funds sold and securities sold under agreements to repurchase. Average net noninterest-related funds increased $621 million, mainly due to higher demand deposits and stockholders' equity. Stockholders' equity for the year averaged $2.3 billion, an increase of $234 million or 11% from 1999, principally due to the strong earnings performance, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.

Provision for Credit Losses. The provision for credit losses of $24.0 million was $11.5 million higher than the $12.5 million required in 1999 which in turn was $3.5 million greater than the $9.0 million provision in 1998. The overall quality of the loan portfolio remains strong. For a discussion of the reserve for credit losses, refer to pages 42 through 44.

Noninterest Expenses. Noninterest expenses for 2000 totaled $1.35 billion, up $226.5 million or 20% from $1.13 billion in 1999, which was up 13% from $997.1 million in 1998. Expense increases during 2000 reflect a variety of growth initiatives, including staff additions and higher operating expenses necessary to support record levels of new business and growing transaction volumes, investments in technology, (including e-business initiatives) and PFS office expansion, business promotion and the expenses of co-administration services now being provided to the two mutual fund families. Performance-based compensation increased 26%, resulting from exceptional new business results, record net income, client investment portfolio performance, and the 54% increase in the price of Northern Trust Corporation common stock during the year. Incremental expenses resulting from two mid-year acquisitions totaled $13.3 million in 2000.
 Noninterest expenses for 1999 increased $127.9 million or 13% over 1998. Expenses in 1999 reflect $6.8 million of project costs related to Year 2000 initiatives compared to $11.5 million in 1998. The expense increase in 1999 reflects staff additions and higher operating expenses necessary to support new business and growing transaction volumes, investments in technology and PFS office expansion, business promotion and the expenses of co-administration services provided to the two mutual fund families. Performance-based compensation also increased, resulting from excellent new business results, improved client investment portfolio performance, strong corporate earnings and the price increase in Northern Trust Corporation common stock.
 The productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, was 160% for 2000, an all-time high, up from 159% in both 1999 and 1998.
 Compensation and Benefits. Compensation and benefits, which represent 59% of total noninterest expenses, increased 17% to $798.4 million in 2000 from $681.1 million in 1999, which was up 12% from $609.4 million in 1998. Compensation costs, the largest component of noninterest expenses, totaled $689.1 million, up $106.5 million or 18% from $582.6 million a year ago. The increase in 2000 was primarily attributable to staff additions, higher performance-based compensation and salary increases. Performance-based compensation expense was up from the prior year by $38.7 million in 2000 and $32.8 million in 1999, reflecting the impact of excellent new business results, strong client investment portfolio performance, record corporate earnings and the price increase in Northern Trust Corporation common stock. As a result of adopting Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" in 1999, Northern Trust capitalized salary and benefit costs totaling $19.8 million in 2000 and $13.5 million in 1999 as software.
 Staff on a full-time equivalent basis averaged 9,019 in 2000, up 10% compared with 8,200 in 1999, which was up 5% from 7,844 in 1998. The increase in staff levels during 2000 was required to support growth initiatives and strong new business in both C&IS and PFS. Average staff levels in 1999 would have been approximately 8% higher than in 1998 and compensation expense would have increased more, had Northern Trust not outsourced Illinois check processing at the end of 1998. These expenses are now included in outside services purchased and reflected in other operating expenses. Staff on a full-time equivalent basis totaled 9,466 at December 31, 2000, an increase of 10% from 8,583 at the end of last year.
 Employee benefit costs for 2000 totaled $109.3 million, up $10.8 million or 11% from $98.5 million in 1999 which was 8% higher than the $91.3 million in 1998. The increase in employee benefits in each of the past two years primarily reflects higher payroll taxes, medical and dental plan costs, and retirement plan benefits resulting predominantly from staff growth.
 Occupancy Expense. Net occupancy expense totaled $87.3 million, up 18% or $13.0 million from $74.3 million in 1999, which was up 9% from $67.9 million in 1998. The principal components of the 2000
--                                                                           --







--                                                                           --
                                       33
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
increase were higher rental and utility costs, real estate taxes, and depreciation and maintenance of buildings and leasehold improvements associated with office expansion. The increase in 1999 resulted from higher rental costs, real estate taxes, and depreciation and maintenance of buildings.
 Equipment Expense. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $73.1 million, up 15% from $63.6 million in 1999, which was 2% higher than the $62.2 million in 1998. The 2000 results reflect higher levels of computer hardware depreciation expense, rental and maintenance costs of computers and equipment. The 1999 results reflect higher levels of computer hardware depreciation expense, offset by lower rental and maintenance costs of computers and equipment.
 Other Operating Expenses. Other operating expenses for 2000 totaled $392.7 million, up 28% from $306.0 million in 1999, which was up 19% from $257.6 million in 1998. The increase in the 2000 expense level was principally the result of continued investment in technology, including e-business initiatives, business promotion, co-administration services provided to Northern Trust's two mutual fund families, expansion of the personal trust and banking office network, and higher operating expenses necessary to support business growth. These initiatives resulted in increases in technical and consulting service fees, data processing costs, subcustodian fees, business development efforts, amortization of software and operating costs relating to the significant growth in volumes. Also, as a result of the rapid growth in Northern Trust's global business, London-based personnel increased by 13% to over 600 staff during the year. In response to this growth, the Bank entered into a lease for additional space which will allow for the relocation of the majority of the staff to a larger facility during 2002. This decision resulted in a $3.8 million charge in 2000 relating to the estimated cost to exit an existing location.
 Investments in technology are designed principally to support and enhance the transaction processing, investment management and securities handling capability of the trust and banking businesses, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization are charged to equipment and other operating expenses, respectively.

Provision for Income Taxes. The provision for income taxes was $245.0 million in 2000 compared with $211.5 million in 1999 and $188.8 million in 1998. The increase reflects the continued growth in income from federally taxable sources while tax-exempt municipal interest has remained relatively stable. The effective tax rate was 34% for 2000 and 1999 compared with 35% for 1998.

Business Segments
--------------------------------------------------------------------------------
Northern Trust Corporation, under Chairman and Chief Executive Officer William
A. Osborn, organizes client services around two principal business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units by NTGI. Operating and systems support is provided to each of the business units by WWOT. Each of these four business units has a president who reports to President and Chief Operating Officer
Barry G. Hastings. For management reporting purposes, the operations of NTGI and WWOT are allocated to the other business units. The Risk Management Unit includes the Treasury Department and reports directly to Mr. Osborn. Mr. Osborn has been identified as the chief operating decision maker because he has final authority over resource allocation decisions and performance assessment.
 Business unit results are presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management reporting basis, is derived from internal accounting systems that support the strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expenses related to each segment, as well as certain corporate support services, worldwide operations and systems development expenses. The management reporting systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Tier 1 and tier 2 capital is allocated based on the federal risk-based capital guidelines at a level that is consistent with Northern Trust's consolidated capital ratios, coupled with management's judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are the same as those described in "Accounting Policies," in the Notes to Consolidated Financial Statements. Transfers of income and expense items are recorded at cost; there is no intercompany profit or loss on sales or transfers between business units. Northern Trust's presentations are not necessarily consistent with similar information for other financial institutions. For management reporting purposes, certain corporate income and expense items are not allocated to the business units and are
--                                                                           --







--                                                                           --
                                       34
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
presented as part of "Treasury and Other." These items include the impact of long-term debt, preferred equity, holding company investments, and certain corporate operating expenses.
 The following tables reflect the earnings contribution of Northern Trust's business segments for the years ended December 31, 2000, 1999 and 1998 on the basis described above.

                                                 Corporate and
                                            Institutional Services
---------------------------------------------------------------------------
($ In Millions)                               2000        1999        1998
---------------------------------------------------------------------------
Noninterest Income
 Trust Fees                              $   587.8   $   484.6   $   423.7
 Other                                       264.5       199.4       196.5
Net Interest Income after Provision for
Credit Losses*                               185.5       168.8       147.6
Noninterest Expenses                         630.6       534.4       503.5
---------------------------------------------------------------------------
Income before Income Taxes*                  407.2       318.4       264.3
Provision for Income Taxes*                  157.8       124.1       103.4
---------------------------------------------------------------------------
Net Income                               $   249.4   $   194.3   $   160.9
---------------------------------------------------------------------------
Percentage Net Income Contribution              51%         48%         45%
---------------------------------------------------------------------------
Average Assets                           $16,561.5   $13,324.0   $11,552.9

                                                   Personal
                                              Financial Services
---------------------------------------------------------------------------
($ In Millions)                               2000        1999        1998
---------------------------------------------------------------------------
Noninterest Income
 Trust Fees                              $   613.4   $   489.6   $   392.6
 Other                                        68.7        60.1        52.9
Net Interest Income after Provision for
Credit Losses*                               400.7       375.6       335.5
Noninterest Expenses                         643.9       550.7       460.3
---------------------------------------------------------------------------
Income before Income Taxes*                  438.9       374.6       320.7
Provision for Income Taxes*                  170.5       146.7       127.2
---------------------------------------------------------------------------
Net Income                               $   268.4   $   227.9   $   193.5
---------------------------------------------------------------------------
Percentage Net Income Contribution              55%         56%         55%
---------------------------------------------------------------------------
Average Assets                           $13,485.0   $11,798.2   $10,394.7

                                              Treasury and Other
---------------------------------------------------------------------------
($ In Millions)                               2000        1999        1998
---------------------------------------------------------------------------
Noninterest Income
 Trust Fees                              $      --   $      --   $      --
 Other                                         2.6         1.5         5.9
Net Interest Income after Provision for
Credit Losses*                                11.7          .5        21.0
Noninterest Expenses                          77.0        39.9        33.3
---------------------------------------------------------------------------
Loss before Income Taxes*                    (62.7)      (37.9)       (6.4)
Benefit for Income Taxes*                    (30.0)      (20.7)       (5.9)
---------------------------------------------------------------------------
Net Loss                                 $   (32.7)  $   (17.2)  $     (.5)
---------------------------------------------------------------------------
Percentage Net Income Contribution              (6)%        (4)%        --%
---------------------------------------------------------------------------
Average Assets                           $ 3,996.8   $ 5,054.8   $ 5,243.1

                                                 Consolidated
-------------------------------------------------------------------------
($ In Millions)                               2000       1999       1998
-------------------------------------------------------------------------
Noninterest Income
 Trust Fees                              $ 1,201.2  $   974.2  $   816.3
 Other                                       335.8      261.0      255.3
Net Interest Income after Provision for
Credit Losses*                               597.9      544.9      504.1
Noninterest Expenses                       1,351.5    1,125.0      997.1
-------------------------------------------------------------------------
Income before Income Taxes*                  783.4      655.1      578.6
Provision for Income Taxes*                  298.3      250.1      224.7
-------------------------------------------------------------------------
Net Income                               $   485.1  $   405.0  $   353.9
-------------------------------------------------------------------------
Percentage Net Income Contribution             100%       100%       100%
-------------------------------------------------------------------------
Average Assets                           $34,043.3  $30,177.0  $27,190.7

*Stated on a fully taxable equivalent basis (FTE). The consolidated figures include $53.3 million, $38.6 million and $35.9 million of FTE adjustment for 2000, 1999 and 1998, respectively.
Note: Certain reclassifications have been made to 1999 and 1998 financial information to conform to the current year's presentation.

Corporate and Institutional Services. The C&IS business unit, under the direction of Peter L. Rossiter, President--C&IS, provides trust, commercial banking and treasury management services to corporate and institutional clients. Trust activities encompass custody services for securities in the United States and foreign markets, as well as securities lending, asset management and actuarial and recordkeeping services for retirement plans. Foreign exchange services, which primarily relate to global custody activities, are also part of C&IS, as is a full range of commercial banking services. Treasury management services are provided to corporations and financial institutions and include a variety of products and services to accelerate cash collections, control disbursement outflows and generate information to manage cash products.
 Net income for C&IS increased 28% in 2000 and totaled $249.4 million compared to $194.3 million in 1999 which was up 21% from the $160.9 million in 1998. The current year growth in net income was primarily driven by a 21% increase in trust fees and a 42% increase in foreign exchange trading profits. Trust fees represented 57% of total C&IS revenues in both 2000 and 1999.
 Northern Trust, through C&IS, is a leading provider of Master Trust and Master Custody services to three targeted markets: retirement plans, institutional clients, and international clients. Retirement plans include the large corporate market, middle market and public and union retirement funds. The institutional market includes insurance companies, foundations and endowments and trust services for domestic correspondent banks. International clients include asset pools domiciled outside the U.S. and group trusts. A
--                                                                           --







--                                                                           --
                                       35
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
summary of C&IS trust fees and trust assets for each market follows.

Corporate and Institutional Services
Summary of Trust Fees
--------------------------------------------------------------------------------

(In Millions)         2000      1999      1998
----------------------------------------------
Domestic
 Retirement Plans $  352.8  $  304.3  $  273.5
 Institutional       106.8      85.0      74.5
International        128.2      95.3      75.7
----------------------------------------------
Total Trust Fees  $  587.8  $  484.6  $  423.7

Corporate and Institutional Services
Summary of Trust Assets Under Administration
--------------------------------------------------------------------------------

                                  December 31
-------------------------------------------------------
 (In Billions)                 2000      1999      1998
-------------------------------------------------------
 Domestic
  Retirement Plans         $  849.3  $  800.4  $  662.3
  Institutional               242.9     250.1     229.4
 International                326.3     253.6     180.9
 Securities Lending/Other      96.5      81.8      65.9
-------------------------------------------------------
 Total Trust Assets        $1,515.0  $1,385.9  $1,138.5

 The growth in other noninterest income in 2000 resulted primarily from a 42% increase in foreign exchange trading profits and higher levels of trust deposit-related revenues and loan service fees. Treasury management fees also contributed to the improvement, increasing 6% from 1999. Net interest income after provision for credit losses on a FTE basis increased 10% in 2000 and 14% in 1999. The increase in 2000 was driven by a 25% increase in earning assets, with loans increasing 18% and money market assets increasing 30%. Earning assets in 1999 were up 15% from 1998 primarily the result of growth in loans and money market assets.
 Total noninterest expenses of C&IS, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 18% in 2000 and 6% in 1999. The growth in expenses is primarily attributable to increases in compensation and employee benefits and higher operating costs to support business growth.

Personal Financial Services. The PFS business unit, under the direction of Mark Stevens, President--PFS, encompasses personal trust and investment management services, estate administration, banking and residential mortgage lending offered through the Bank in Illinois and affiliates in eleven other states. The PFS strategy is to focus on small/mid-size businesses, owners and executives, retirees and high net worth individuals in each banking subsidiary's target market. The financial needs of families with assets exceeding $100 million are served through its Wealth Management Group internationally. NTSI is also part of PFS.
 PFS net income totaled $268.4 million in 2000, an increase of 18% from 1999 which in turn was 18% above the net income achieved in 1998. Growth in trust activities continued to be the driver of the record performance for the business unit, with trust fees increasing 25% for the second consecutive year, resulting from record new business throughout Northern Trust's PFS network. Trust fees for Illinois in 1999 included $9.6 million of performance-based fees earned by NTGA as a result of strong investment performance in several funds managed for PFS clients. A summary of trust fees and trust assets by state and for Wealth Management follows.

Personal Financial Services
Summary of Trust Fees
--------------------------------------------------------------------------------

(In Millions)          2000    1999    1998
--------------------------------------------
Illinois             $219.8  $181.8  $148.2
Florida               179.1   146.9   116.8
California             72.8    59.5    50.3
Arizona                38.8    29.2    23.4
Texas                  24.1    17.9    13.8
Other States           12.0     3.3      .1
Wealth Management      66.8    51.0    40.0
--------------------------------------------
Total Trust Fees     $613.4  $489.6  $392.6

Personal Financial Services
Summary of Trust Assets Under Administration
--------------------------------------------

                          December 31
--------------------------------------------
(In Billions)          2000    1999    1998
--------------------------------------------
Illinois             $ 43.7  $ 41.9  $ 36.9
Florida                31.3    30.5    24.5
California             13.4    12.2    11.4
Arizona                 6.1     5.9     4.6
Texas                   4.4     4.3     3.6
Other States            8.5     4.9     1.8
Wealth Management      61.4    52.3    38.4
--------------------------------------------
Total Trust Assets   $168.8  $152.0  $121.2

 A significant portion of PFS growth has come from adding business in established locations. This growth has been supplemented by expansion within existing and new markets. From its 81 office network, Northern Trust is in close proximity to approximately 28% of the nation's high net worth households, defined as those with at least $1 million of investable assets. Over
--                                                                           --







--                                                                           --
                                       36
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
the next three years, Northern Trust plans to continue its expansion in existing and new markets with promising demographics. The goal is to build the PFS national network to approximately 100 offices within as many as fifteen states in targeted markets in close proximity to approximately 45% of all U.S. high net worth households.
 The growth in other noninterest revenues in 2000 reflects 13% growth in brokerage commissions at NTSI, and a $3.5 million nonrecurring gain resulting from the sale of assets. Nonrecurring gains in 1999 totaled $4.0 million. Driven by growth in lending to Wealth Management and private banking clients, ongoing growth in the residential mortgage portfolio and an increase in loans to middle market companies, net interest income after provision for credit losses increased 7% in 2000 and totaled $400.7 million. The provision for loan losses totaled $10.0 million, an increase of approximately $9.0 million from the prior year. In 1999, net interest income totaled $375.6 million and increased 12% over 1998.
 PFS noninterest expenses, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 17% in 2000 and 20% in 1999. The increase in 2000 primarily reflects merit increases and staff growth to support record new business, performance-based compensation, and higher operating costs to support business growth. Performance-based compensation for PFS was up 19% as a result of record net income and strong new business development.

Treasury and Other. The Risk Management Unit, under the direction of Perry R. Pero, Vice Chairman and Chief Financial Officer, includes the treasury function. The Treasury Department is responsible for managing the Bank's wholesale funding, capital position and interest rate risk, as well as the portfolio of interest rate risk management instruments. It is also responsible for the investment portfolios of the Corporation and the Bank and provides investment advice and management services to the subsidiary banks. "Other" corporate income and expenses represent items that are not allocated to the business units and generally represent certain nonrecurring items and certain executive level compensation.
 The changes in net interest income for the periods shown are primarily the result of adjustments in the rate used to allocate tier 2 capital to the business units. In 2000, the rate adjustments, together with the change in the level of tier 2 capital, increased Treasury and Other net interest income by $7.0 million and decreased C&IS and PFS net interest income by $4.4 million and $2.6 million, respectively. The rate change for allocating capital in 1999 reduced Treasury and Other net interest income by $14.4 million compared to 1998 and increased C&IS and PFS net interest income by $9.0 million and $5.4 million, respectively.
 The $37.1 million increase in noninterest expenses is the result of several factors. Record profits and the significant increase in the price of Northern Trust Corporation common stock drove up incentive compensation, accounting for approximately 50% of the increase. In addition, corporate-related expenses increased as a result of the purchase of the technology center in January 2000, the planned relocation costs in London and e-business initiatives.

Northern Trust Global Investments. The NTGI business unit, under the direction of Stephen B. Timbers, President--NTGI, provides investment products and services to clients of C&IS and PFS through registered and bank investment managers. NTGI activities include equity and fixed income research and portfolio management services. NTGI also acts as the investment adviser and, beginning in 1999, co-administrator to the Corporation's two families of proprietary mutual funds, Northern Funds and Northern Institutional Funds. NTGA and NTI, which includes two operating divisions, Northern Trust Quantitative Advisors and Northern Trust Value Investors, are also included in NTGI. The revenues and expenses of this business unit are fully allocated to C&IS and PFS.

Worldwide Operations and Technology. The WWOT business unit, under the direction of James J. Mitchell, President--WWOT, supports sales, relationship management, transaction processing and product management activities for C&IS, PFS and NTGI. The expenses of this business unit are fully allocated to other business units.

Subsequent Implementation of Accounting Standards
--------------------------------------------------------------------------------
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value
--                                                                           --







--                                                                           --
                                       37
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.
 In July 1999, the FASB issued SFAS No. 137 which amended SFAS No. 133 by deferring the effective date by one year to January 1, 2001 from January 1, 2000 for calendar year-end entities. Northern Trust adopted the new statement on January 1, 2001.
 In June 2000, the FASB issued SFAS No. 138, which further amended SFAS No. 133 by addressing a limited number of issues that have caused implementation difficulties. The accounting requirements of these statements are complex and the Financial Accounting Standards Board continues to receive and respond to interpretation requests. Conclusions to these interpretation requests may have an impact on Northern Trust's current and future hedge strategies. Based on the existing accounting guidance, the January 1, 2001 adoption of these statements increased earnings by less than $10 thousand and reduced other comprehensive income, a component of capital, by $.2 million.
 In addition, Northern Trust concluded that certain previous hedge strategies used to manage fixed interest rate risk in its loan portfolio would not qualify for the special hedge accounting treatment allowed by SFAS No. 133. Accordingly, management implemented alternative strategies for managing interest rate risk which included the termination and run-off of certain swap contracts used to hedge fixed rate loans and increased utilization of longer-term fixed rate liabilities. Management estimates that utilization of these alternative strategies to manage interest rate risk will reduce net interest income by approximately $750 thousand on an annualized basis.
 In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 140 replaces SFAS No. 125, the previous standard of the same title. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it retains most of the accounting requirements of SFAS No. 125. The accounting requirements of the Statement are effective for transactions occurring after March 31, 2001 and the disclosure requirements of the Statement are effective for fiscal years ending after December 15, 2000. Northern Trust will adopt the accounting and has adopted the disclosure requirements on their respective effective dates. It is not anticipated that the adoption of SFAS No. 140 will have a material effect on Northern Trust's results of operations.

Capital Expenditures
--------------------------------------------------------------------------------
Northern Trust's Management Committee reviews and approves proposed capital expenditures that exceed $500,000. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.
 Capital expenditures in the current year included ongoing enhancements to Northern Trust's hardware and software capabilities and leasehold improvements and furnishings associated with the opening of new offices in Arizona, Michigan, Missouri, Nevada, Texas, and Wisconsin as well as expansion or remodeling in several existing offices. Capital expenditures for 2000 totaled $247.4 million, of which $62.9 million was for building and leasehold improvements, $19.6 million for furnishings, $54.6 million for computer hardware and machinery and $110.3 million for software. In January 1999
Northern Trust adopted Statement of Position
98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires the capitalization of certain external and internal costs of computer software developed or obtained for internal use. As a result of this accounting change, Northern Trust capitalized salary and related internal costs totaling $19.8 million in 2000 and $13.5 million in 1999.
 The unamortized capitalized cost of corporate-wide software development projects as of December 31, 2000 was $267.5 million, of which $14.4 million represented the book value of the trust management system.

Risk Management
--------------------------------------------------------------------------------
Asset Quality and Credit Risk Management

Securities. Northern Trust maintains a high quality securities portfolio, with 88% of the total portfolio composed of U.S. Treasury or federal agency securities. The remainder of the portfolio consists of obligations of states and political subdivisions, preferred stock and other securities. At December 31, 2000, 69% of these securities were rated triple-A or double-A, 9% were rated single-A and 22% were below A or not rated by Standard and Poor's and/or Moody's Investors Service. Other securities include Federal Home Loan Bank stock and Federal Reserve Bank stock.
 Northern Trust is an active participant in the repurchase agreement market. This market provides a
--                                                                           --







--                                                                           --
                                       38
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
relatively low cost alternative for short-term funding. Securities sold under agreements to repurchase are held by the counterparty until the repurchase transaction matures. Increases in the fair value of these securities in excess of the repurchase liability could subject Northern Trust to credit risk in the event of default by the counterparty. To minimize this risk, collateral values are continuously monitored and Northern Trust sets limits on exposure with counterparties and regularly assesses their financial condition.

Loans and Other Extensions of Credit. A certain degree of credit risk is inherent in Northern Trust's various lending activities. Credit risk is managed through the Credit Policy function, which is designed to ensure adherence to a high level of credit standards. The Credit Policy function reports to the Corporation's Chief Financial Officer. Credit Policy provides a system of checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust's use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.
 Individual credit authority for commercial and other loans is limited to specified amounts and maturities. Credit decisions involving commitment exposure in excess of the specified individual limits are submitted to the appropriate Credit Approval Committee (Committee).
Each Committee is chaired by the executive in charge of the area and has a Credit Policy officer as a voting participant. Each Committee's credit approval authority is specified, based on commitment levels, credit ratings and maturities. Credits involving commitment exposure in excess of these group credit limits require the approval of the Senior Credit Committee.
 The Counterparty Risk Management Committee established by Credit Policy manages counterparty risk. This committee has sole credit authority for exposure to all foreign banks, certain domestic banks which Credit Policy deems to be counterparties and which do not have commercial credit relationships within the Corporation, and certain other exposures.
 Under the auspices of Credit Policy, country exposure limits are reviewed and approved on a country-by-country basis.
 As part of Northern Trust's ongoing credit granting process, internal credit ratings are assigned to each client and credit before credit is extended, based on creditworthiness. Credit Policy performs at least annually a review of selected significant credit exposures to identify at the earliest possible stages clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Above average risk loans, which will vary from time to time, receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.
 An integral part of the Credit Policy function is a formal review of all past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 42 through 44, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.
 Management of credit risk is reviewed by various bank regulatory agencies. Independent auditors also perform a review of credit-related procedures, the loan portfolio and other extensions of credit, and the reserve for credit losses as part of their examination of the consolidated financial statements.
 An important element in managing credit risk is Northern Trust's relationship-oriented approach to lending. Northern Trust focuses its lending efforts on clients with existing trust or treasury management relationships or who are looking to build a full range of financial services. Northern Trust is not in the syndicated loan business per se, but may enter into these loans as a result of a particular relationship.
 A further way in which credit risk is managed is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.
 The largest component of credit risk relates to the loan portfolio. Although credit exposure is well-diversified, there are certain groups of loans that meet the accounting definition under SFAS No. 105 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that
--                                                                           --







--                                                                           --
                                       39
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, middle market companies and small businesses, banks and bank holding companies and commercial real estate.
 Residential Real Estate. The residential real estate loan portfolio totaled $6.8 billion or 40% of total domestic loans at December 31, 2000, compared with $6.3 billion or 42% at December 31, 1999. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.
 Of the total $6.8 billion in residential real estate loans, $3.3 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $644.1 million and $506.2 million as of December 31, 2000 and 1999, respectively.
 Middle Market Companies and Small Businesses. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans, which totaled $2.2 billion at December 31, 2000 and $2.0 billion as of December 31, 1999. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, most of which have total annual sales of less than $500 million. The largest component of this group of borrowers is located in the midwestern areas served by the Bank. Middle market and small businesses have been an important focus of Northern Trust's business development efforts both for commercial banking and personal trust/private banking services and it is part of the strategic plan to continue to selectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
 Off-balance sheet credit exposure to middle market companies and small businesses in the form of legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit totaled $2.5 billion, $1.1 billion, and $21.6 million respectively, as of December 31, 2000, and $2.4 billion, $1.1 billion, and $25.5 million, respectively, as of December 31, 1999.
 Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both domestic and international, totaled $8.0 billion and $4.7 billion at December 31, 2000 and 1999, respectively. The majority of this exposure consisted of short-term money market assets, which totaled $5.9 billion at December 31, 2000 and $3.4 billion at December 31, 1999, and noninterest-bearing demand balances maintained at correspondent banks which totaled $1.5 billion as of December 31, 2000, compared to $947 million at year-end 1999. Commercial loans to banks totaled $381 million and $232 million, respectively, as of December 31, 2000 and 1999. The majority of these loans were to U.S. bank holding companies, primarily in the seventh Federal Reserve District, for their acquisition purposes. Such lending activity is limited to entities which have a substantial business relationship with Northern Trust. Legally binding commitments to extend credit to banks and bank holding companies totaled $229 million and $165 million as of December 31, 2000 and 1999, respectively.
 Commercial Real Estate. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes, and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mortgages.
 Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in the Chicago market where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $349.5 million and $313.7 million as of December 31, 2000 and 1999, respectively, are composed primarily of loans to developers that are highly experienced and well- known to Northern Trust.
 Commercial mortgage financing, which totaled $561.5 million and $466.7 million as of December 31, 2000 and 1999, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.
--                                                                           --







--                                                                           --
                                       40
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
Nonperforming Assets and 90 Day Past Due Loans
--------------------------------------------------------------------------------

                                                       December 31
---------------------------------------------------------------------------
(In Millions)                                  2000  1999  1998  1997  1996
---------------------------------------------------------------------------
Nonaccrual Loans
 Domestic
 Residential Real Estate                      $ 2.9 $ 6.4 $ 5.2 $ 5.3 $ 3.2
 Commercial                                    71.2  50.3  21.8  26.3   2.2
 Commercial Real Estate                         1.8   1.9   2.9   7.1  11.3
 Personal                                        .4    .7    .6    .2    .2
---------------------------------------------------------------------------
 Total Domestic                                76.3  59.3  30.5  38.9  16.9
 International                                   --    --    --    --    --
---------------------------------------------------------------------------
 Total Nonaccrual Loans                        76.3  59.3  30.5  38.9  16.9
---------------------------------------------------------------------------
Restructured Loans                               --    --   2.4   2.5   2.6
Other Real Estate Owned                         2.2   1.3   2.3   1.9   1.9
---------------------------------------------------------------------------
Total Nonperforming Assets                    $78.5 $60.6 $35.2 $43.3 $21.4
---------------------------------------------------------------------------
Total 90 Day Past Due Loans (still accruing)  $30.5 $15.4 $30.0 $13.9 $15.2

 At December 31, 2000, off-balance sheet credit exposure to commercial real estate developers in the form of legally binding commitments to extend credit and standby letters of credit totaled $64.5 million and $22.0 million, respectively. At December 31, 1999, legally binding commitments were $72.7 million and standby letters of credit were $21.0 million.

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

Foreign Outstandings
--------------------------------------------------------------------------------

                             Commercial
(In Millions)          Banks  and Other  Total
----------------------------------------------
At December 31, 2000
 Germany              $1,132       $ -- $1,132
 United Kingdom          844        158  1,002
 Italy                   664         --    664
 Belgium                 545         --    545
----------------------------------------------
At December 31, 1999
 Germany              $  359       $ -- $  359
----------------------------------------------
At December 31, 1998
 Germany              $1,007       $ -- $1,007
 Italy                   396         --    396
 United Kingdom          316         61    377
 France                  312         --    312
 Belgium                 289         --    289
----------------------------------------------

Aggregate foreign outstandings by country falling between .75% and 1.00% of total assets at December 31, 2000 totaled $658 million to Austria and the Netherlands. This compares to $217 million to France at December 31, 1999 and $266 million to the Netherlands at December 31, 1998.

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
--                                                                           --







--                                                                           --
                                       41
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
 Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operating costs due to the expense associated with collection efforts. Northern Trust's comprehensive credit review and approval process is critical to the ability to minimize nonperforming assets on a long-term basis.
 The table on the preceding page presents the nonperforming assets and past due loans for the current year and the prior years. Of the total loan portfolio of $18.1 billion at December 31, 2000, $76.3 million or .42% was nonaccrual, an increase of $17.0 million from year-end 1999. This increase is discussed more fully in the following Provision and Reserve for Credit Losses section.
 Included in the portfolio of nonaccrual loans are those which meet the criteria as being "impaired" under the definition in SFAS No. 114. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2000, impaired loans, all of which have been classified as nonaccrual, totaled $74.8 million, with $24.3 million of the reserve for credit losses allocated to these loans.

Provision and Reserve for Credit Losses. The provision for credit losses is the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb credit losses inherent in Northern Trust's loan and lease portfolios and other credit undertakings. The reserve provides for probable losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios and other credit undertakings but that have not yet been specifically identified (inherent loss component). The table presented in Note 6 to Consolidated Financial Statements on page 58 analyzes the reserve for credit losses and identifies the charge-offs and recoveries and the provision for credit losses during the year ended December 31, 2000. The table on page 43 shows (i) the specific portion of the reserve, (ii) the allocated portion of the inherent reserve and its components by loan category and (iii) the unallocated portion of the reserve at December 31, 2000 and each of the prior four year-ends.
 Specific Component of the Reserve. The specific component of the reserve is determined on a loan-by-loan basis as part of the regular review of impaired loans and potential charge-offs. The specific reserve is based on a loan's current book value compared to the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan.
 At December 31, 2000, the specific reserve component amounted to $24.3 million compared to $15.0 million at the end of 1999, a $9.3 million net increase. The increase primarily relates to two large commercial credits, one of which filed for Chapter 11 reorganization in 2000, and further deterioration in the second which had commenced reorganization proceedings in 1999. The increase in the specific loss component of the reserve in the prior year from $5.9 million in 1998 to $15.0 million in 1999 was principally related to two commercial credits to companies that had filed for Chapter 11 reorganization during the year. The increase was partially offset by charge-offs on loans which had specific reserves allocated to them in prior years. Management did not view the developments in either year as evidence of significant change in credit quality trends.
 Allocated Inherent Component of the Reserve. The allocated portion of the inherent reserve is based on management's review of historical charge-off experience as well as its judgment regarding loans in each credit rating category over a period of time that management determines is adequate to reflect longer-term economic trends. One building block in reaching the appropriate allocated inherent reserve is an analysis of loans by credit rating categories. Credit ratings are determined by members of the Credit Policy Group at the time each loan is approved. These credit ratings are then subject to periodic reviews by the Credit Policy Group, which is independent of line management. Credit Policy makes the final determination of each loan's rating. Credit ratings range from "1" for the strongest credits to "9" for the weakest credits; a "9" rated loan would normally represent a complete loss.
 Several factors are considered by management to determine the level of the allocated inherent component of the reserve. One of the factors is the historical loss ratio for each credit rating category over the prior five years. The historical loss ratios are evaluated by management and adjusted based on current facts and circumstances. The historical loss factors on higher-risk loans, those rated "5" through "8", are also refined by considering historical loss ratios and regulatory guidelines in order to provide a
--                                                                           --







--                                                                           --
                                       42
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
more consistent and reliable method for taking account of credit trends in measuring loss exposure.
 Management also utilizes an "industry base" reserve for the commercial, commercial real estate and international segments of the portfolio in order to measure the loss estimated to be inherent in these riskier segments. Because of the higher degree of uncertainty in these portfolios and Northern Trust's past experience, which included significant losses in brief periods at particular points in the economic cycles, management believes it appropriate to use a reserve higher than recent charge-off experience would suggest. This approach is supported by what management perceives to be industry practice for minimum reserve levels, and is intended to prevent an understatement of reserves based upon over-reliance on recent favorable economic conditions.
 The allocated inherent component of the reserve also covers the credit exposure associated with undrawn loan commitments and standby letters of credit. To determine the exposure on these instruments, management uses the factors applied in risk-based capital calculations to determine the balance sheet equivalent amount and assigns a reserve provision factor based on adjusted historical loss experience.
 The allocated portion of the inherent reserve increased $5.9 million during 2000 to $112.5 million at December 31, 2000. The increase in this component of the reserve reflects the net impact of two factors. First, the credit ratings on several commercial loans were lowered. Second, as a result of management's periodic review of all loss factors utilized in estimating the allocated inherent reserve, certain loss factors applied primarily to commercial loans and off-balance sheet exposures were reduced. The loss factor adjustments reflect management's assessment of the credit risk inherent for these categories and historical loss experience.
 The $3.3 million decrease in the allocated portion of the inherent reserve during 1999 to $106.6 million at December 31, 1999, reflects the net effect of several factors. The principal amount of residential real estate and commercial real estate loans outstanding at the time near year-end when reserves were determined had increased, resulting in a slight increase in the allocated inherent portion of the reserve for these loans. Offsetting this growth was the impact of the migration of certain commercial loans to impaired loan status where specific reserves are established. In addition, during 1999 management refined its methodology for determining the allocated inherent portion of the reserve with respect to loans within the higher risk credit rating categories.
 Unallocated Inherent Component of the Reserve. The unallocated portion of the inherent loss reserve is based on management's review of other factors affecting the determination of probable losses inherent in the portfolio, which are not necessarily captured by the application of historical loss ratios. This portion of the reserve analysis involves the exercise of judgment and reflects considerations such as management's view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses.
 Although the loan portfolio continued to grow in 2000 as it had done throughout the period 1995-99,

Allocation of the Reserve for Credit Losses
--------------------------------------------------------------------------------

                                                             December 31
------------------------------------------------------------------------------------------------------------------
                               2000              1999              1998              1997              1996
------------------------------------------------------------------------------------------------------------------
                                  Percent           Percent           Percent           Percent           Percent
                                 of Loans          of Loans          of Loans          of Loans          of Loans
                         Reserve to Total  Reserve to Total  Reserve to Total  Reserve to Total  Reserve to Total
($ in Millions)           Amount    Loans   Amount    Loans   Amount    Loans   Amount    Loans   Amount    Loans
------------------------------------------------------------------------------------------------------------------
Specific Reserve          $ 24.3       --%  $ 15.0       --%  $  5.9       --%  $ 10.7       --%  $   .8       --%
------------------------------------------------------------------------------------------------------------------
Inherent Reserve
 Residential Real Estate     9.6       38     11.5       41     11.0       43      3.7       41      7.1       42
 Commercial                 79.1       27     73.2       31     77.4       29     87.1       30     71.2       29
 Commercial Real Estate     13.2        5     12.2        5     11.8        5      6.4        5      5.1        5
 Personal                    4.3       13      3.3       11      3.2       11       .6       10      6.2        9
 Other                        --        6       --        4       --        5       --        7       --        9
 Lease Financing             2.9        6      2.9        4      2.9        4      2.9        3      2.9        2
 International               3.4        5      3.5        4      3.6        3       --        4      2.3        4
 Unallocated                26.1       --     29.3       --     31.0       --     36.2       --     52.7       --
------------------------------------------------------------------------------------------------------------------
Total Inherent Reserve    $138.6      100%  $135.9      100%  $140.9      100%  $136.9      100%  $147.5      100%
------------------------------------------------------------------------------------------------------------------
Total Reserve             $162.9      100%  $150.9      100%  $146.8      100%  $147.6      100%  $148.3      100%

--                                                                           --







--                                                                           --
                                       43
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
management concluded that the credit risk associated with the growth was appropriately reflected in the factors affecting the allocated portion of the inherent reserve. Management also concluded that there were no significant changes in concentration of credits that impacted asset quality. The decrease in the unallocated portion of the reserve from $29.3 million to $26.1 million primarily reflects management's current evaluation of the overall quality of the portfolio.
 Other Factors. The total amount of the two highest risk loan groupings, those rated "7" and "8" (based on Northern Trust's internal rating scale, which closely parallels that of the banking regulators), was $153 million, of which $74.7 million was classified as impaired, up from $84 million last year when $56.3 million was classified as impaired. This increase primarily reflects rating changes on certain loans. There were no "9" rated loans reported at any time during the periods because loans are charged-off when they are so rated. After the increase, these loans represent .8% of outstanding loans.
 Overall Reserve. Management's evaluation of the factors above resulted in a reserve for credit losses of $162.9 million at December 31, 2000 compared to $150.9 million at the end of 1999. The reserve as a percentage of total loans declined to .90% at December 31, 2000 from .98% at year-end 1999. This decline recognizes the fact that a significant part of the growth in Northern Trust's loan portfolio continues to be in lower risk residential mortgage loans and collateralized personal loans. In addition, Northern Trust's underwriting standards have enabled Northern Trust to maintain strong credit quality as evidenced by favorable charge-off experience in recent years.
 Provision. The resulting provision for credit losses was $24.0 million for the year, while net charge-offs totaled $12.0 million. This compares to a provision for credit losses of $12.5 million and net charge-offs of $8.4 million in 1999.

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

Asset/Liability Management. Asset/liability management activities include lending, accepting and placing deposits, investing in securities, issuing debt, and hedging interest rate risk with off-balance sheet instruments. The primary market risk associated with asset/liability management activities is interest rate risk. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and contribute to earnings even in periods of volatile interest rates.
 Northern Trust utilizes the following measurement techniques in the management of interest rate risk: simulation of earnings; simulation of the economic value of equity; and gap analysis. These three techniques are complementary and are used in concert to provide a comprehensive interest rate risk management capability.
 Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, Northern Trust is able to measure the potential impact of different interest rate assumptions on pre-tax earnings. All on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk, are included in the model simulation.
 Northern Trust used model simulations to measure its earnings sensitivity relative to management's most likely interest rate scenario as of December 31, 2000. This interest rate scenario assumed a moderately falling interest rate environment during the first half of 2001, with stable interest rates for the remainder of the year. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The following table shows the effect on 2001 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management's interest rate assumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:
 . the balance sheet size was assumed to remain constant over the one year simulation horizon;
 . maturing assets and liabilities were invested or deposited into identical items with the same term;
--                                                                           --







--                                                                           --
                                       44
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
 . prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions; and
 . changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

Interest Rate Risk Simulation of Pre-Tax Income as of
December 31, 2000
--------------------------------------------------------------------------------

                                                           Estimated Impact
                                                            On 2001 Pre-tax
                                                                     Income
(In Millions)                                           Increase/(Decrease)
----------------------------------------------------------------------------
Increase in Interest Rates Above
Management's Interest Rate Forecast
 100 Basis Points                                                    $ (7.4)
 200 Basis Points                                                     (15.0)
Decrease in Interest Rates Below Management's Interest
Rate Forecast
 100 Basis Points                                                    $  6.6
 200 Basis Points                                                      12.5

 The simulations of earnings do not incorporate any management actions that might moderate the negative consequences of interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.
 A second technique used to measure interest rate risk is simulation of the economic value of equity, which provides estimates of the potential future impact on equity of various changes in interest rates. The potential effect of interest rate changes on equity is derived from the impact of such changes on the market values of assets, liabilities and off-balance sheet instruments. Northern Trust limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.
 The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest sensitivity gap measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. The economic impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market participants.
 A variety of actions are used to implement interest risk management strategies, including:
 . purchases of securities;
 . sales of securities that are classified as available for sale;
 . sales of held for sale residential real estate loans;
 . issuance of senior notes;
 . collateralized borrowings from The Federal Home Loan Bank;
 . placing and taking Eurodollar time deposits; and . hedging with various types of derivative financial instruments.
 Northern Trust strives to use the most effective instruments for implementing its interest risk management strategies, considering the costs, liquidity, collateral and capital requirements of the various alternatives. For more detail regarding how derivative financial instruments are used to implement interest risk management strategies, refer to Note 20 on page 67.

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
--                                                                           --







--                                                                           --
                                       45
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
 As part of its risk management activities, Northern Trust regularly measures the risk of loss associated with foreign currency positions using a value at risk model. This statistical model provides an estimate, based on a 95% confidence level, of the potential loss in earnings that may be incurred if an adverse one-day shift in foreign currency exchange rates were to occur. The model, which is based on a variance/co-variance methodology, incorporates historical currency price data and historical correlations in price movement among the currencies. All foreign currency positions, including foreign denominated assets and liabilities that were not converted to U.S. dollars through the use of hedge contracts, are included in the model.
 Northern Trust's value at risk based on foreign currency positions totaled $107 thousand and $52 thousand as of December 31, 2000 and 1999, respectively. Value at risk totals representing the average, high and low for 2000 were $181 thousand, $345 thousand and $78 thousand, respectively, with the average, high and low for 1999 being $209 thousand, $421 thousand and $52 thousand, respectively. These totals indicate the degree of risk inherent in foreign currency positions as of year-end and during the year, however, it is not a prediction of an expected loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future foreign currency positions.

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

Liquidity Risk Management
The objectives of liquidity risk management are to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportunities on a timely and cost effective basis. Management monitors the liquidity position on a daily basis to make funds available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured so that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.
 Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquidity include the short-term money market portfolio, unpledged available for sale securities, maturing loans and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.
 A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investors Service, and AA by Fitch. These ratings put The Northern Trust Company in the top tier of United States banks and allow it to access capital markets on favorable terms.
 Northern Trust maintains a liquid balance sheet with loans representing only 50% of total assets. Further, at December 31, 2000, it had a significant liquidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $14.6 billion or 41% of total assets.
 The Corporation's uses of cash consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These requirements are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 14 on page 63. Bank subsidiaries have the ability to pay dividends during 2001 equal to their 2001 eligible net profits plus $486.6 million. The Corporation's liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $92.2 million at year-end 2000. The cash flows of the Corporation are shown in Note 29 on page 77. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance.

Capital Management
One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities when they arise and helps withstand unforeseen adverse developments. In 2000, average
--                                                                           --







--                                                                           --
                                       46
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
common equity increased 12% or $234 million reaching a record $2.34 billion at year-end, while total risk-weighted assets rose 14%. Total equity as of December 31, 2000 was $2.46 billion, including $120 million of auction rate preferred stock. The average dividend rate declared on the $120 million of auction rate preferred stock, was 4.79% during 2000. During 2000, the Corporation purchased 2,784,007 of its own shares as part of its buyback program. The buyback program is designed, among other things, to help offset the dilutive effect of the Corporation's incentive stock programs. The Corporation may purchase up to 7.1 million additional shares after December 31, 2000.

Capital Adequacy
--------------------------------------------------------------------------------

                                              December 31
-------------------------------------------------------------
($ In Millions)                                2000     1999
-------------------------------------------------------------
Tier 1 Capital
Common Stockholders' Equity                 $ 2,342  $ 2,055
Debt-Floating Rate Capital Securities           267      267
Goodwill and Other Intangible Assets           (126)    (112)
Net Unrealized Loss on Securities                 1        2
-------------------------------------------------------------
Total Tier 1 Capital                          2,484    2,212
-------------------------------------------------------------
Tier 2 Capital
Auction Rate Preferred Stock                    120      120
Reserve for Credit Losses                       163      151
Reserves Created Against Identified Losses      (24)     (15)
Long-Term Debt*                                 520      565
-------------------------------------------------------------
Total Tier 2 Capital                            779      821
-------------------------------------------------------------
Total Risk-Based Capital                      3,263    3,033
-------------------------------------------------------------
Risk-Weighted Assets**                      $25,385  $22,305
-------------------------------------------------------------
Total Assets-End of Period (EOP)            $36,022  $28,708
Average Fourth Quarter Assets**              35,932   30,968
Total Loans-EOP                              18,145   15,374
-------------------------------------------------------------
Ratios
Risk-Based Capital to Risk-Weighted Assets
 Tier 1                                         9.8%     9.9%
 Total (Tier 1 and Tier 2)                     12.9     13.6
Leverage                                        6.9      7.1
-------------------------------------------------------------
Common Stockholders' Equity to
 Total Loans EOP                               12.9%    13.4%
 Total Assets EOP                               6.5      7.2
Stockholders' Equity to
 Total Loans EOP                               13.6     14.1
 Total Assets EOP                               6.8      7.6

Notes:
*Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.
**Assets have been adjusted for goodwill and other intangible assets, net unrealized loss on securities, reserves created against identified losses and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

 The Board of Directors increased the quarterly dividend by 14.8% to $.155 per common share in November 2000. The common dividend has increased 100% from its level five years ago.
 The higher capital levels in 2000 were the result of Northern Trust's ongoing policy of retaining a sufficient percentage of earnings in the Corporation to allow for strategic expansion while maintaining a strong balance sheet. All of Northern Trust's capital ratios were well above the ratios that are a requirement for regulatory treatment as "well capitalized." At December 31, 2000, tier 1 capital was 9.8% and total capital was 12.9% of risk-weighted assets. These risk-based capital ratios are well above the minimum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ratios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter average assets) of 6.9% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio of at least 8.7% for tier 1 capital, 10.8% for total risk-based capital, and 6.0% for the leverage ratio.

Operational and Fiduciary Risk Management
In providing banking and trust services, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processes cash and securities transactions exceeding $165 billion on average each business day. These activities expose Northern Trust to operational and fiduciary risk. Controls over such processing activities are closely monitored to safeguard the assets of Northern Trust and its clients. However, from time to time Northern Trust has incurred losses related to these risks and there can be no assurance that such losses will not occur in the future.
 Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operating risk at levels appropriate to Northern Trust's corporate standards in view of the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust's internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.
--                                                                           --







--                                                                           --
                                       47
                           Northern Trust Corporation

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
                      ----------------------------------
 Fiduciary risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To limit this risk, the Trust Investment Committee establishes corporate policies and procedures to reduce the risk that obligations to clients would not be discharged faithfully or in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection. Business units have the primary responsibility for adhering to the policies and procedures applicable to their businesses.

Factors Affecting Future Results
--------------------------------------------------------------------------------
This annual report contains statements that may be considered forward-looking, such as the discussion of Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, credit quality, planned capital expenditures and technology spending, and the effect of various matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. These statements speak of Northern Trust's plans, goals, beliefs or expectations, refer to estimates or use similar terms. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many uncertainties including:
 . The future health of the U.S. and international economies and other economic factors that affect wealth creation, investment and savings patterns and Northern Trust's interest rate risk exposure and credit risk.
 . Changes in U.S. and worldwide securities markets, with respect to the market values of financial assets, the stability of particular securities markets and the level of volatility in certain markets such as foreign exchange.
 . Changes in the level of cross-border investing by clients resulting from changing economic factors, political conditions or currency markets.
 . Regulatory developments and changes in accounting requirements or interpretations in the U.S. and other countries where Northern Trust has significant business.
 . Changes in the nature of Northern Trust's competition resulting from industry consolidation, enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and other factors, as well as actions taken by particular competitors.
 . Northern Trust's success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets, through acquisition or otherwise, and generating a profit in those markets in a reasonable time.
 . Northern Trust's ability to continue to generate strong investment results for clients and continue to develop its array of investment products, internally or through acquisition, in a manner that meets client needs.
 . Northern Trust's success in further developing and executing on initiatives that integrate the Internet into its methods of product distribution, new business development and client service.
 . Northern Trust's ability to continue to fund and accomplish technological innovation, improve processes and controls and attract and retain capable staff in order to deal with technology challenges and increasing volume and complexity in many of its businesses.
 . Northern Trust's success in integrating recent and future acquisitions and using the acquired businesses to execute its business strategy.
 . The ability of each of Northern Trust's principal businesses to maintain a product mix that achieves satisfactory margins.
 . Changes in tax laws or other legislation in the U.S. or other countries that could affect Northern Trust or clients of its personal and institutional asset administration businesses.
 Some of these uncertainties that may affect future results are discussed in more detail in the sections of "Item 1--Business" of the 2000 Annual Report on Form 10-K captioned "Government Policies," "Competition" and "Regulation and Supervision." All forward-looking statements included in this document are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statement.
--                                                                           --







--                                                                           --
                                       48
                           Northern Trust Corporation

                           Consolidated Balance Sheet
                      ----------------------------------

                                                             December 31
------------------------------------------------------------------------------
($ In Millions Except Share Information)                      2000       1999
------------------------------------------------------------------------------
Assets
Cash and Due from Banks                                  $ 2,287.8  $ 1,977.9
Federal Funds Sold and Securities Purchased under
Agreements to Resell (Note 4)                                549.8    1,083.8
Time Deposits with Banks                                   5,193.8    2,292.2
Other Interest-Bearing                                       121.3       63.2
Securities (Note 3)
 Available for Sale                                        6,477.8    5,480.0
 Held to Maturity (Fair value-$782.1 in 2000 and $740.4
 in 1999)                                                    778.4      752.7
 Trading Account                                              13.4       11.0
------------------------------------------------------------------------------
 Total Securities                                          7,269.6    6,243.7
------------------------------------------------------------------------------
Loans and Leases (Note 5)
 Commercial and Other                                     11,321.8    9,116.8
 Residential Mortgages                                     6,822.8    6,257.7
------------------------------------------------------------------------------
 Total Loans and Leases (Net of unearned income-$365.3
 in 2000 and $321.3 in 1999)                              18,144.6   15,374.5
------------------------------------------------------------------------------
Reserve for Credit Losses (Note 6)                          (162.9)    (150.9)
Buildings and Equipment (Notes 7 and 8)                      448.1      380.4
Customers' Acceptance Liability                                9.3       34.7
Trust Security Settlement Receivables                        615.2      323.1
Other Assets (Note 17)                                     1,545.7    1,085.6
------------------------------------------------------------------------------
Total Assets                                             $36,022.3  $28,708.2
------------------------------------------------------------------------------
Liabilities
Deposits
 Demand and Other Noninterest-Bearing                    $ 4,547.7  $ 4,476.0
 Savings and Money Market                                  5,521.7    5,299.7
 Savings Certificates                                      2,331.2    2,338.6
 Other Time                                                  427.3      913.0
 Foreign Offices-Demand                                      827.5      468.8
 -Time                                                     9,172.5    7,874.9
------------------------------------------------------------------------------
 Total Deposits                                           22,827.9   21,371.0
Federal Funds Purchased                                    3,615.0      370.2
Securities Sold under Agreements to Repurchase (Note 4)    1,577.1      997.8
Commercial Paper                                             142.4      145.1
Other Borrowings                                           2,629.5    1,155.3
Senior Notes (Note 9)                                        500.0      500.0
Long-Term Debt (Note 9)                                      638.1      659.4
Debt-Floating Rate Capital Securities (Note 10)              267.6      267.5
Liability on Acceptances                                       9.3       34.7
Other Liabilities                                          1,353.2    1,032.5
------------------------------------------------------------------------------
 Total Liabilities                                        33,560.1   26,533.5
------------------------------------------------------------------------------
Stockholders' Equity
Preferred Stock (Note 11)                                    120.0      120.0
Common Stock, $1.66 2/3 Par Value; Authorized
560,000,000 shares in 2000 and 280,000,000 in 1999;
Outstanding 222,232,395 shares and 222,161,934 shares
in 2000 and 1999, respectively (Notes 11 and 13)             379.8      379.8
Capital Surplus                                                 --         --
Retained Earnings                                          2,200.0    1,870.7
Net Unrealized Loss on Securities Available for Sale
(Note 3)                                                       (.9)      (2.4)
Common Stock Issuable-Stock Incentive Plans (Note 24)        110.2       55.0
Deferred Compensation-ESOP and Other                         (70.2)     (44.2)
Treasury Stock (at cost-5,689,129 shares in 2000 and
5,759,590 shares in 1999)                                   (276.7)    (204.2)
------------------------------------------------------------------------------
 Total Stockholders' Equity                                2,462.2    2,174.7
------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity               $36,022.3  $28,708.2

See accompanying notes to consolidated financial statements on pages 53-77.
--                                                                           --







--                                                                           --
                                       49
                           Northern Trust Corporation

                        Consolidated Statement of Income
                      ----------------------------------

                                               For the Year Ended December 31
--------------------------------------------------------------------------------
($ In Millions Except Per Share
Information)                                        2000        1999        1998
--------------------------------------------------------------------------------
Noninterest Income
 Trust Fees                                     $1,201.2    $  974.2    $  816.3
 Foreign Exchange Trading Profits                  152.7       107.7       103.5
 Treasury Management Fees                           71.5        67.9        69.9
 Security Commissions and Trading Income            34.3        30.2        28.0
 Other Operating Income (Note 15)                   77.1        54.5        52.6
 Investment Security Gains, net (Note 3)              .2          .7         1.3
--------------------------------------------------------------------------------
Total Noninterest Income                         1,537.0     1,235.2     1,071.6
--------------------------------------------------------------------------------
Net Interest Income (Note 16)
 Interest Income                                 2,011.1     1,568.6     1,503.1
 Interest Expense                                1,442.5     1,049.8     1,025.9
--------------------------------------------------------------------------------
Net Interest Income                                568.6       518.8       477.2
Provision for Credit Losses (Note 6)                24.0        12.5         9.0
--------------------------------------------------------------------------------
Net Interest Income after Provision for
Credit Losses                                      544.6       506.3       468.2
--------------------------------------------------------------------------------
Noninterest Expenses
 Compensation (Notes 24 and 25)                    689.1       582.6       518.1
 Employee Benefits (Note 18)                       109.3        98.5        91.3
 Occupancy Expense (Notes 7 and 8)                  87.3        74.3        67.9
 Equipment Expense (Note 7)                         73.1        63.6        62.2
 Other Operating Expenses (Note 17)                392.7       306.0       257.6
--------------------------------------------------------------------------------
Total Noninterest Expenses                       1,351.5     1,125.0       997.1
--------------------------------------------------------------------------------
Income before Income Taxes                         730.1       616.5       542.7
Provision for Income Taxes (Note 12)               245.0       211.5       188.8
--------------------------------------------------------------------------------
Net Income                                      $  485.1    $  405.0    $  353.9
--------------------------------------------------------------------------------
Net Income Applicable to Common Stock           $  479.4    $  400.2    $  349.0
--------------------------------------------------------------------------------
Net Income Per Common Share (Note 13)-Basic     $   2.17    $   1.81    $   1.58
-Diluted                                            2.08        1.74        1.52
--------------------------------------------------------------------------------
Average Number of Common Shares
Outstanding-Basic                            220,961,477 221,673,316 221,366,976
-Diluted                                     230,613,311 229,874,028 229,734,116

                 Consolidated Statement of Comprehensive Income
                      ----------------------------------

                                                      For the Year Ended
                                                         December 31
-------------------------------------------------------------------------------
(In Millions)                                         2000      1999      1998
-------------------------------------------------------------------------------
Net Income                                        $  485.1  $  405.0  $  353.9
 Other Comprehensive Income (net of tax)
   Net Unrealized Gains (Losses) on Securities
   Available for Sale
     Unrealized Holding Gains (Losses) Arising
     During Period
     (Net of tax (provision) benefit of $(1.1) in
     2000, $.5 in 1999 and $1.2 in 1998)               1.6      (1.4)     (2.0)
     Less: Reclassification Adjustments for Gains
     Included in Net Income
     (Net of tax provision of $.1 in 2000, $.3 in
     1999 and $.3 in 1998)                             (.1)      (.4)      (.7)
   Minimum Pension Liability Adjustment
   (Net of tax benefit of $1.0 in 2000, $2.3 in
   1999 and $2.2 in 1998)                             (1.6)     (3.9)     (3.5)
-------------------------------------------------------------------------------
Other Comprehensive Income                             (.1)     (5.7)     (6.2)
-------------------------------------------------------------------------------
Comprehensive Income                              $  485.0  $  399.3  $  347.7

See accompanying notes to consolidated financial statements on pages 53-77.
--                                                                           --







--                                                                           --
                                       50
                           Northern Trust Corporation

           Consolidated Statement of Changes in Stockholders' Equity
                      ----------------------------------

                                                      For the Year Ended
                                                         December 31
-------------------------------------------------------------------------------
(In Millions)                                         2000      1999      1998
-------------------------------------------------------------------------------
Preferred Stock
Balance at January 1                              $  120.0  $  120.0  $  120.0
-------------------------------------------------------------------------------
Balance at December 31                               120.0     120.0     120.0
-------------------------------------------------------------------------------
Common Stock
Balance at January 1                                 379.8     189.9     189.9
Transfer from Capital Surplus-Two-for-One Stock
Split                                                   --     189.9        --
-------------------------------------------------------------------------------
Balance at December 31                               379.8     379.8     189.9
-------------------------------------------------------------------------------
Capital Surplus
Balance at January 1                                    --     212.9     225.5
Transfer to Common Stock-Two-for-One Stock Split        --    (189.9)       --
Stock Issued-Incentive Plan and Awards                  --     (23.0)    (12.6)
-------------------------------------------------------------------------------
Balance at December 31                                  --        --     212.9
-------------------------------------------------------------------------------
Retained Earnings
Balance at January 1                               1,870.7   1,582.9   1,330.8
Net Income                                           485.1     405.0     353.9
Dividends Declared-Common Stock                     (124.3)   (110.3)    (96.9)
Dividends Declared-Preferred Stock                    (5.7)     (4.8)     (4.9)
Stock Issued-Incentive Plan and Awards               (25.8)     (2.1)       --
-------------------------------------------------------------------------------
Balance at December 31                             2,200.0   1,870.7   1,582.9
-------------------------------------------------------------------------------
Net Unrealized Gain (Loss) on Securities
Available for Sale
Balance at January 1                                  (2.4)      (.6)      2.1
Unrealized Gain (Loss), net                            1.5      (1.8)     (2.7)
-------------------------------------------------------------------------------
Balance at December 31                                 (.9)     (2.4)      (.6)
-------------------------------------------------------------------------------
Common Stock Issuable-Stock Incentive Plans
Balance at January 1                                  55.0      30.4      11.7
Stock Issuable, net of Stock Issued                   55.2      24.6      18.7
-------------------------------------------------------------------------------
Balance at December 31                               110.2      55.0      30.4
-------------------------------------------------------------------------------
Deferred Compensation-ESOP and Other
Balance at January 1                                 (44.2)    (44.3)    (37.5)
Compensation Deferred                                (52.6)    (13.3)    (18.3)
Compensation Amortized                                28.2      17.3      15.0
Unfunded Pension Liability, net                       (1.6)     (3.9)     (3.5)
-------------------------------------------------------------------------------
Balance at December 31                               (70.2)    (44.2)    (44.3)
-------------------------------------------------------------------------------
Treasury Stock
Balance at January 1                                (204.2)   (150.9)   (103.5)
Stock Options and Awards                             121.6      87.0      69.9
Stock Purchased                                     (194.1)   (140.3)   (117.3)
-------------------------------------------------------------------------------
Balance at December 31                              (276.7)   (204.2)   (150.9)
-------------------------------------------------------------------------------
Total Stockholders' Equity at December 31         $2,462.2  $2,174.7  $1,940.3

See accompanying notes to consolidated financial statements on pages 53-77.
--                                                                           --







--                                                                           --
                                       51
                           Northern Trust Corporation

                      Consolidated Statement of Cash Flows
                      ----------------------------------

                                            For the Year Ended December 31
-------------------------------------------------------------------------------
(In Millions)                                    2000        1999         1998
-------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income                                 $    485.1  $    405.0  $     353.9
  Adjustments to Reconcile Net Income to
  Net Cash Provided by
  Operating Activities:
  Provision for Credit Losses                    24.0        12.5          9.0
  Depreciation on Buildings and Equipment        67.8        58.2         52.4
  Increase in Interest Receivable               (34.1)       (9.2)       (23.0)
  Increase (Decrease) in Interest Payable        (6.7)       17.5        (10.7)
  Amortization and Accretion of Securities
  and Unearned Income                          (233.5)      (86.2)      (214.9)
  Amortization of Software, Goodwill and
  Other Intangibles                              76.9        62.3         54.1
  Deferred Income Tax                            88.4        95.3         57.0
  Net Increase in Trading Account
  Securities                                     (2.4)       (1.9)         (.3)
  Other, net                                    (94.4)       53.3        222.2
-------------------------------------------------------------------------------
  Net Cash Provided by Operating
  Activities                                    371.1       606.8        499.7
-------------------------------------------------------------------------------
Cash Flows From Investing Activities:
  Net Decrease in Federal Funds Sold and
  Securities Purchased under Agreements to
  Resell                                        534.0        80.6      1,827.3
  Net (Increase) Decrease in Time Deposits
  with Banks                                 (2,901.6)      972.5       (981.5)
  Net (Increase) Decrease in Other
  Interest-Bearing Assets                       (58.1)      (41.4)        12.7
  Purchases of Securities-Held to Maturity     (146.4)     (201.2)      (233.4)
  Proceeds from Maturity and Redemption of
  Securities-Held to Maturity                   126.9       160.2        218.9
  Purchases of Securities-Available for
  Sale                                      (41,011.9)  (45,965.0)  (110,806.2)
  Proceeds from Sale, Maturity and
  Redemption of Securities-Available for
  Sale                                       40,297.6    45,777.4    109,456.3
  Net Increase in Loans and Leases           (2,827.7)   (1,834.3)    (1,147.7)
  Purchases of Buildings and Equipment         (137.1)      (99.9)       (84.5)
  Proceeds from Sale of Buildings and
  Equipment                                       1.7         1.5          8.3
  Purchases and Development of Computer
  Software                                     (110.3)      (96.3)       (68.8)
  Net (Increase) Decrease in Trust
  Security Settlement Receivables              (292.1)       13.6        (45.3)
  Decrease in Cash Due to Acquisitions          (32.5)         --        (15.0)
  Other, net                                     41.0         2.7         (1.7)
-------------------------------------------------------------------------------
  Net Cash Used in Investing Activities      (6,516.5)   (1,229.6)    (1,860.6)
-------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Net Increase in Deposits                    1,456.9     3,168.3      1,842.7
  Net Increase (Decrease) in Federal Funds
  Purchased                                   3,244.8    (1,654.9)     1,203.9
  Net Increase (Decrease) in Securities
  Sold under Agreements to Repurchase           579.3    (1,117.1)       975.2
  Net Increase (Decrease) in Commercial
  Paper                                          (2.7)       (3.0)         1.3
  Net Increase (Decrease) in Short-Term
  Other Borrowings                            2,052.7      (556.1)    (1,770.8)
  Proceeds from Term Federal Funds
  Purchased                                  14,215.6     7,516.8      1,730.8
  Repayments of Term Federal Funds
  Purchased                                 (14,794.1)   (6,904.6)    (1,737.4)
  Proceeds from Senior Notes & Long-Term
  Debt                                          102.6       701.4        801.4
  Repayments on Senior Notes & Long-Term
  Debt                                         (123.9)     (700.2)      (867.7)
  Treasury Stock Purchased                     (191.5)     (139.7)      (116.5)
  Net Proceeds from Stock Options                28.4        24.1         19.5
  Cash Dividends Paid on Common and
  Preferred Stock                              (125.8)     (111.4)       (98.5)
  Other, net                                     13.0        11.1          4.1
-------------------------------------------------------------------------------
  Net Cash Provided by Financing
  Activities                                  6,455.3       234.7      1,988.0
-------------------------------------------------------------------------------
  Increase (Decrease) in Cash and Due from
  Banks                                         309.9      (388.1)       627.1
  Cash and Due from Banks at Beginning of
  Year                                        1,977.9     2,366.0      1,738.9
-------------------------------------------------------------------------------
Cash and Due From Banks at End of Year     $  2,287.8  $  1,977.9  $   2,366.0
-------------------------------------------------------------------------------
Schedule of Noncash Investing Activities:
  Transfer of Securities from Available
  for Sale to Held to Maturity             $       --  $    239.8  $        --
Supplemental Disclosures of Cash Flow
Information:
  Interest Paid                            $  1,449.2  $  1,032.4  $   1,036.6
  Income Taxes Paid                             112.7        69.7        128.0

See accompanying notes to consolidated financial statements on pages 53-77.
--                                                                           --







--                                                                           --
                                       52
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
1. Accounting Policies--The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:
 A. Basis of Presentation. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly-owned subsidiary The Northern Trust Company (Bank) and their wholly-owned subsidiaries. Throughout the notes, the term "Northern Trust" refers to Northern Trust Corporation and subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired and pooled subsidiaries from the dates of acquisition.
 B. Nature of Operations. The Corporation is a bank holding company whose principal subsidiary is the Chicago-based Bank. The Corporation also owns banks in Arizona, California, Colorado, Florida, and Texas, a federal savings bank with offices in Michigan, Missouri, Nevada, Ohio, Washington and Wisconsin, a trust company in New York and various other nonbank subsidiaries, including an investment management company, a securities brokerage firm, an international investment consulting firm and a retirement services company. The Bank has global custody operations in London and various subsidiaries, including a leasing company, a Canadian trust company, a New York Edge Act company and a global fund services provider. Northern Trust generates the majority of its revenues from its two primary business units, Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Investment products and services are provided to C&IS and PFS through a third business unit, Northern Trust Global Investments (NTGI). Operations and system support for these business units are provided by a fourth business unit, Worldwide Operations and Technology (WWOT).
 The C&IS business unit provides trust and custody-related services in the United States and foreign markets to corporations and institutions; investment management services; a full range of commercial banking services to large domestic corporations and financial institutions; treasury management services to meet the needs of major corporations and financial institutions; and foreign exchange services for global custody clients and Northern Trust's own account.
 The PFS business unit provides personal trust, investment management, estate administration, personal banking and mortgage lending services, and also provides commercial banking services to middle market companies. These services are delivered through the Bank in Illinois and the network of subsidiaries in Arizona, California, Colorado, Florida, Michigan, Missouri, Nevada, Ohio, Texas, Washington and Wisconsin.
 C. Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
 D. Foreign Currency Translation. Foreign currency asset and liability accounts of overseas branches and subsidiaries are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Income and expense accounts are translated at month-end rates of exchange.
 Foreign exchange trading positions are valued daily at prevailing market rates. Gains and losses on trading positions and on positions entered into to hedge foreign denominated investments are recognized currently in other operating income. Unrealized gains on trading positions are reported as other assets and unrealized losses are reported as other liabilities in the consolidated balance sheet. Gains and losses on foreign currency positions that were entered into to hedge specific, firm foreign currency obligations are deferred and recognized in income over the life of the underlying asset or liability or as the underlying expense or commitment is incurred.
 E. Securities. Securities Available for Sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.
 Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of discount.
 Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.
--                                                                           --







--                                                                           --
                                       53
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 F. Interest Risk Management Instruments. Interest risk management instruments include interest rate swap contracts, futures contracts, options and similar contracts. Northern Trust is a party to various interest risk management instruments as part of its asset/liability management activities, to meet the interest risk management needs of its clients and as part of its trading activity for its own account. Unrealized gains and receivables on interest risk management instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.
 Asset/Liability Management Instruments. Interest rate swaps were traditionally the primary interest risk management instrument used for asset/liability management purposes. Futures contracts, options, and similar contracts are occasionally used for asset/liability management, but these contracts do not have a material impact on Northern Trust's financial condition or net income. Accrued interest income or expense on asset/liability management swaps is recognized as a component of the interest income or expense of the hedged items. Unrealized gains and losses on such swaps are recognized consistent with the method of accounting for the hedged items. For example, there is no recognition of unrealized gains and losses on swaps used to hedge items that are carried at their amortized cost. Unrealized gains and losses on interest rate swaps used to hedge available for sale securities are reported in stockholders' equity, net of applicable taxes.
 A swap that is classified in the asset/liability management category must be assigned to hedge a specific asset or liability and must reduce Northern Trust's interest rate risk. It must also achieve its intended objective of converting the yield on the hedged asset or liability to the desired rate. This criteria is assumed to have been met if the interest rate on the hedged asset or liability is identical to the offsetting interest rate on the swap. If the two rates are not identical, the correlation between the levels of the two rates since the inception of the swap must be measured to ensure that the swap is meeting its intended objective. In addition, the notional amount of the swap must be less than or equal to the par amount of the item being hedged. If a forward swap is entered into to hedge an anticipated transaction, the significant terms (e.g., the expected date, type of instrument, quantity, and maturity date) of the anticipated transaction must be identified, and it must be probable that the anticipated transaction will occur.
 If an asset/liability management swap is terminated or ceases to meet the criteria described above, any realized or unrealized gain or loss at the time is deferred and amortized over the remainder of the original hedge period. Any subsequent realized or unrealized gains or losses are reported as security commissions and trading income in the consolidated statement of income. If the item being hedged is sold, any deferred or unrealized gain or loss on the swap at the time of the transaction is considered in the calculation of the gain or loss on the sale. If the swap is not terminated, it must be marked to market on a prospective basis, with realized and unrealized gains and losses included in security commissions and trading income in the consolidated statement of income.
 Client-Related and Trading Instruments. Interest risk management instruments entered into to meet clients' interest risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income.
 G. Loans and Leases. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on nonaccrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.
 Premiums and discounts on loans are recognized as an adjustment of yield using the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment to the yield.
 Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease.
 H. Reserve for Credit Losses. The reserve for credit losses represents management's estimate of probable inherent losses which have occurred as of the date of the financial statements. The loan and lease
--                                                                           --







--                                                                           --
                                       54
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
portfolio and other credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the reserve necessary for specific nonperforming loans and also estimates losses inherent in other credit exposures.
 The result is a reserve with these components:
 Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of nonperforming loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower's ability to pay.
 Allocated Inherent Reserve. The amount of the allocated portion of the inherent loss reserve is based on loss factors assigned to Northern Trust's credit exposures based on internal credit ratings. These loss factors are primarily based on management's judgment of estimated credit losses inherent in the loan portfolio as well as historical charge-off experience.
 Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with a specific credit or loan categories. These factors include management's subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the inherent loss reserve reflects management's attempt to ensure that the overall reserve appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected credit losses.
 Loans, leases and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. The related provision for credit losses, which is charged to income, is the amount necessary to adjust the reserve to the level determined through the above process.
 The control process maintained by the Credit Policy Group and the lending staff, and the quarterly analysis of specific and inherent loss components are the principal methods relied upon by management to ensure that changes in estimated credit loss levels are adjusted on a timely basis. In addition to Northern Trust's own experience, management also considers the experience of peer institutions and regulatory guidance.
 I. Fees on Standby Letters of Credit and Participations in Bankers Acceptances. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agreements. Commissions on bankers acceptances are recognized in other operating income when received.
 J. Buildings and Equipment. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings--10 to 30 years; equipment--4 to 10 years; and leasehold improvements--lease term to 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
 K. Other Real Estate Owned (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans. OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses.
 L. Intangible Assets. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired businesses, is being amortized using the straight-line method primarily over fifteen years.
 Other purchased intangible assets arising from acquisitions are amortized using various methods over the estimated lives of the assets. Software is being amortized using the straight-line method over the estimated useful life of the asset, ranging from 3 to 7 years.
 M. Trust Assets and Fees. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust. Fees from trust activities are recorded on the accrual basis.
 N. Trust Security Settlement Receivables. These receivables represent other items in the process of collection presented on behalf of trust clients.
 O. Income Taxes. In accordance with SFAS No. 109, "Accounting for Income Taxes," an asset and liability approach to accounting for income taxes is followed. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.
--                                                                           --







--                                                                           --
                                       55
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 P. Cash Flow Statements. Cash and cash equivalents have been defined as "Cash and Due from Banks."

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

Reconciliation of Amortized Cost to Fair Values of Securities Available for
Sale
--------------------------------------------------------------------------------

                                                December 31, 2000
-----------------------------------------------------------------------------
                                                    Gross      Gross
                                     Amortized Unrealized Unrealized     Fair
(In Millions)                             Cost      Gains     Losses    Value
-----------------------------------------------------------------------------
U.S. Government                       $  174.0       $ .6       $ -- $  174.6
Obligations of States and Political
Subdivisions                              16.8         .1        1.2     15.7
Federal Agency                         6,171.2        1.9        1.0  6,172.1
Preferred Stock                          101.3         .2         .3    101.2
Other                                     14.2         --         --     14.2
-----------------------------------------------------------------------------
Total                                 $6,477.5       $2.8       $2.5 $6,477.8

 There were no outstanding off-balance sheet financial instruments used to hedge available for sale securities as of December 31, 2000. As of December 31, 2000, stockholders' equity included a charge of $.9 million, net of the related tax benefit, to recognize the depreciation on securities available for sale.

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

 Unrealized gains and losses on off-balance sheet financial instruments used to hedge available for sale securities totaled $3.5 million and none, respectively, as of December 31, 1999. Unrealized gains on these hedges are reported as other assets in the consolidated balance sheet. As of December 31, 1999, stockholders' equity included a charge of $2.4 million, net of the related tax benefit, to recognize the depreciation on securities available for sale, net of the related hedges.

Remaining Maturity of Securities Available for Sale
--------------------------------------------------------------------------------

                                        December 31, 2000
----------------------------------------------------------
                                        Amortized     Fair
(In Millions)                                Cost    Value
----------------------------------------------------------
Due in One Year or Less                  $6,348.5 $6,350.2
Due After One Year Through Five Years        13.0     13.0
Due After Five Years Through Ten Years        7.8      7.8
Due After Ten Years                         108.2    106.8
----------------------------------------------------------
Total                                    $6,477.5 $6,477.8

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

Reconciliation of Book Values to Fair Values of Securities Held to Maturity
--------------------------------------------------------------------------------

                                              December 31, 2000
------------------------------------------------------------------------
                                                 Gross      Gross
                                       Book Unrealized Unrealized   Fair
(In Millions)                         Value      Gains     Losses  Value
------------------------------------------------------------------------
U.S. Government                      $ 55.0       $ --      $  -- $ 55.0
Obligations of States and Political
Subdivisions                          435.7        9.4         --  445.1
Federal Agency                          5.5         .1         .1    5.5
Other                                 282.2         .1        5.8  276.5
------------------------------------------------------------------------
Total                                $778.4       $9.6      $ 5.9 $782.1

                                              December 31, 1999
------------------------------------------------------------------------
                                                 Gross      Gross
                                       Book Unrealized Unrealized   Fair
(In Millions)                         Value      Gains     Losses  Value
------------------------------------------------------------------------
U.S. Government                      $ 55.1       $ --      $  .1 $ 55.0
Obligations of States and Political
Subdivisions                          476.0        3.2       12.6  466.6
Federal Agency                           .9         --         .2     .7
Other                                 220.7         --        2.6  218.1
------------------------------------------------------------------------
Total                                $752.7       $3.2      $15.5 $740.4

--                                                                           --







--                                                                           --
                                       56
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

Remaining Maturity of Securities Held to Maturity
--------------------------------------------------------------------------------

                                         December 31,
                                                 2000
-----------------------------------------------------
                                          Book   Fair
(In Millions)                            Value  Value
-----------------------------------------------------
Due in One Year or Less                 $ 83.4 $ 83.7
Due After One Year Through Five Years    125.3  129.1
Due After Five Years Through Ten Years   196.1  197.6
Due After Ten Years                      373.6  371.7
-----------------------------------------------------
Total                                   $778.4 $782.1

Mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

Investment Security Gains and Losses. Realized gross security gains and losses, which were included in the consolidated statement of income, totaled $.3 million and $.1 million, respectively in 2000. Realized gross security gains totaled $.7 million in 1999 and $1.3 million in 1998.

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

Securities Purchased Under Agreements to Resell
--------------------------------------------------------------------------------

                                                  December 31
---------------------------------------------------------------

($ In Millions)                                    2000   1999
---------------------------------------------------------------
Average Balance During the Year                  $269.9 $749.8
Average Interest Rate Earned During the
Year                                               6.19%  5.03%
Maximum Month-End Balance During
the Year                                          304.3  913.6

Securities Sold Under Agreements to Repurchase
--------------------------------------------------------------------------------

                                               December 31
---------------------------------------------------------------

($ In Millions)                                 2000      1999
---------------------------------------------------------------
Average Balance During the Year             $1,476.4  $1,954.5
Average Interest Rate Paid During the Year      6.22%     4.90%
Maximum Month-End Balance During
the Year                                     3,353.9   3,573.2

5. Loans and Leases--Amounts outstanding in selected loan categories are shown below.

                             December 31
--------------------------------------------

(In Millions)                 2000      1999
--------------------------------------------
Domestic
 Residential Real Estate $ 6,822.8 $ 6,257.7
 Commercial                4,796.8   4,704.1
 Broker                      126.4      88.8
 Commercial Real Estate      911.0     780.4
 Personal                  2,289.3   1,659.9
 Other                     1,207.1     566.5
 Lease Financing           1,034.4     691.5
--------------------------------------------
Total Domestic            17,187.8  14,748.9
International                956.8     625.6
--------------------------------------------
Total Loans and Leases   $18,144.6 $15,374.5

 Other domestic and international loans include $1.4 billion at December 31, 2000, and $701.8 million at December 31, 1999 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $603.5 million at December 31, 2000, and $399.3 million at December 31, 1999.
 Residential real estate loans held for sale totaled $5.6 million and $14.8 million at December 31, 2000 and 1999, respectively.
 Refer to Note 20 for detail related to interest risk management instruments used to hedge loans.

Nonperforming Assets. Presented below are outstanding amounts of nonaccrual loans, restructured loans and OREO.

                                 December 31
--------------------------------------------

(In Millions)                     2000  1999
--------------------------------------------
Nonaccrual Loans
 Domestic-Commercial Real Estate $ 1.8 $ 1.9
    -Other                        74.5  57.4
 International                      --    --
--------------------------------------------
Total Nonaccrual Loans            76.3  59.3
Restructured Loans                  --    --
Other Real Estate Owned            2.2   1.3
--------------------------------------------
Total Nonperforming Assets       $78.5 $60.6

--                                                                           --







--                                                                           --
                                       57
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

 Included in nonperforming assets were loans with a recorded investment at December 31, 2000 and December 31, 1999 of $74.8 million and $56.3 million, respectively, which were also classified as impaired. At December 31, 2000 and December 31, 1999, impaired loans totaling $3.0 million and $7.9 million, respectively, had no portion of the reserve for credit losses specifically allocated to them, while $71.8 million at December 31, 2000 had a specific allocated reserve of $24.3 million and $48.4 million at December 31, 1999 had a specific allocated reserve of $15.0 million. Total recorded investment in impaired loans averaged $60.6 million in 2000 and $33.5 million in 1999. Total interest income recognized on impaired loans was $26 thousand and $235 thousand in 2000 and 1999, respectively.
 There were $11.5 million of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 2000, while there were $7.1 million at December 31, 1999.
 Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $6.5 million in 2000 and $3.2 million in both 1999 and 1998, compared with amounts that were actually recorded of $26 thousand, $.2 million and $.3 million, respectively.
 Write-downs and realized losses on OREO of $31 thousand in 2000, $.3 million in 1999 and $52 thousand in 1998 were charged to other operating expenses.

6. Reserve for Credit Losses--Changes in the reserve for credit losses were as follows:

(In Millions)                      2000    1999    1998
--------------------------------------------------------
Balance at Beginning of Year     $150.9  $146.8  $147.6
--------------------------------------------------------
Charge-Offs
 Domestic                         (13.5)   (9.8)  (11.8)
 International                       --      --      --
--------------------------------------------------------
Total Charge-Offs                 (13.5)   (9.8)  (11.8)
Recoveries                          1.5     1.4     1.8
--------------------------------------------------------
Net Charge-Offs                   (12.0)   (8.4)  (10.0)
Provision for Credit Losses        24.0    12.5     9.0
Reserve Related to Acquisitions      --      --      .2
--------------------------------------------------------
Balance at End of Year           $162.9  $150.9  $146.8

7. Buildings and Equipment--Summary of buildings and equipment is presented below.

                                                     December 31, 2000
----------------------------------------------------------------------------
                                                                         Net
                                                Original  Accumulated   Book
(In Millions)                                       Cost Depreciation  Value
----------------------------------------------------------------------------
Land                                              $ 37.9       $   -- $ 37.9
Buildings                                          155.8         43.7  112.1
Equipment                                          336.0        149.7  186.3
Leasehold Improvements                              88.5         33.7   54.8
Buildings Leased under
Capital Leases (Note 8)                             76.6         19.6   57.0
----------------------------------------------------------------------------
Total Buildings and Equipment                     $694.8       $246.7 $448.1

                                                     December 31, 1999
----------------------------------------------------------------------------
                                                                         Net
                                                Original  Accumulated   Book
(In Millions)                                       Cost Depreciation  Value
----------------------------------------------------------------------------
Land                                              $ 37.9       $   -- $ 37.9
Buildings                                          111.8         40.5   71.3
Equipment                                          290.8        129.7  161.1
Leasehold Improvements                              70.0         28.1   41.9
Buildings Leased under Capital Leases (Note 8)      86.6         18.4   68.2
----------------------------------------------------------------------------
Total Buildings and Equipment                     $597.1       $216.7 $380.4

 The charge for depreciation, which includes amortization of assets recorded under capital leases, amounted to $67.8 million in 2000, $58.2 million in 1999 and $52.4 million in 1998.
--                                                                           --







--                                                                           --
                                       58
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

8. Lease Commitments--At December 31, 2000, Northern Trust was obligated under a number of non-cancelable operating leases for premises and equipment. Certain leases contain rent escalation clauses, based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2000 for all non-cancelable operating leases are as follows:

                              Future Minimum
(In Millions)                 Lease Payments
--------------------------------------------
2001                                  $ 37.8
2002                                    38.4
2003                                    39.9
2004                                    37.2
2005                                    36.2
Later Years                            368.4
--------------------------------------------
Total Minimum Lease Payments          $557.9

 Net rental expense for all operating leases is included in occupancy expense and amounted to $36.9 million in 2000, $31.5 million in 1999 and $27.8 million in 1998.
 The building and land utilized at the Chicago operations center has been leased under an agreement that qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.
 In January 2000, the Bank closed on an agreement to purchase a building and adjacent land located across the street from the Chicago operations center for $23.5 million. The building contains approximately 340,000 square feet of rentable office space. Prior to the purchase date, the Bank leased under the agreement approximately 130,000 square feet of this building. At dates prior to the purchase, the present value of the land and building is reported in buildings and equipment, and the related purchase obligation is included in long-term debt in the consolidated balance sheet.
 The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2000.

                                         Future Minimum
(In Millions)                       Lease Payments, Net
-------------------------------------------------------
2001                                              $ 1.9
2002                                                1.9
2003                                                1.9
2004                                                1.9
2005                                                1.9
Later Years                                        10.9
-------------------------------------------------------
Total Minimum Lease Payments, net                  20.4
Less: Amount Representing Interest                  7.3
-------------------------------------------------------
Net Present Value under Capital Lease Obligations$13.1

9. Senior Notes, Long-Term Debt and Lines of Credit--Senior Notes. A summary of Bank senior notes outstanding at December 31 is presented below.

($ In Millions)               Rate     2000    1999
---------------------------------------------------
Bank-Senior Notes (a) (b)
 Fixed Rate Due 2000          5.10%  $   --  $100.0
 Fixed Rate Due 2001          6.30     50.0    50.0
 Fixed Rate Due 2003         6.625    200.0   200.0
 Fixed Rate Due 2004          6.65    150.0   150.0
 Fixed Rate Due 2005          7.50    100.0      --
---------------------------------------------------
Total Bank Senior Notes              $500.0  $500.0

Long-Term Debt. Summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)                        2000    1999
---------------------------------------------------
Corporation-Subordinated Debt
 9.20% Notes due May 2001 (a)        $ 25.0  $ 25.0
Bank-Subordinated Debt
6.50% Notes due May 2003 (a)          100.0   100.0
 6.70% Notes due Sept. 2005 (a) (b)   100.0   100.0
 7.30% Notes due Sept. 2006 (a) (b)   100.0   100.0
 6.25% Notes due June 2008 (a) (b)    100.0   100.0
 7.10% Notes due Aug. 2009 (a) (b)    200.0   200.0
---------------------------------------------------
 Subordinated Long-Term Debt          625.0   625.0
---------------------------------------------------
Capital Lease Obligations (c)          13.1    11.0
Building Purchase Obligation (c)         --    23.4
---------------------------------------------------
 Other Long-Term Debt                  13.1    34.4
---------------------------------------------------
Total Long-Term Debt                 $638.1  $659.4
---------------------------------------------------
Long-Term Debt Qualifying
as Risk-Based Capital                $520.0  $565.0

(a) Not redeemable prior to maturity.
(b) Under the terms of its current Offering Circular, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $3.7 billion at any one time outstanding and up to an additional $300 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.
(c) Refer to Note 8.
--                                                                           --







--                                                                           --
                                       59
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

Lines of Credit. The Corporation currently maintains a commercial paper back-up line of credit with three banks totaling $50 million. The termination date is November 2001. The commitment fee is determined by a pricing matrix that is based on the long-term senior debt ratings of the Corporation. Currently, the annual fee is one-tenth of 1% of the commitment. There were no borrowings under commercial paper back-up facilities during 2000 or 1999.

10. Debt--Floating Rate Capital Securities. The following table summarizes the book value of Floating Rate Capital Securities outstanding.

                                               December 31
------------------------------------------------------------
(In Millions)                                   2000    1999
------------------------------------------------------------
$150 Million Series A due January 15, 2027    $148.7  $148.6
$120 Million Series B due April 15, 2027       118.9   118.9
------------------------------------------------------------
Total Debt-Floating Rate Capital Securities   $267.6  $267.5

 In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation ("NTC Capital I"). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust ("NTC Capital II"), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation which have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The outstanding principal amounts of the Subordinated Debentures held by NTC Capital I and NTC Capital II are $154.6 million and $123.7 million, respectively. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR), while the Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes.
 The Corporation has fully, irrevocably and unconditionally guaranteed all payments due on such Capital Securities. The holders of the Capital Securities are entitled to receive preferential cumulative cash distributions quarterly in arrears (based on the liquidation amount of $1,000 per Capital Security) at an interest rate equal to the rate on the corresponding Subordinated Debentures. The interest rate on the Series A and Series B securities is equal to three-month LIBOR plus 0.52% and 0.59%, respectively. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Debentures, distributions on the Capital Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or declare any cash distributions with respect to the Corporation's capital stock or debt securities that rank the same as or junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation's existing indebtedness.
 The Corporation has the right to redeem the Series A Subordinated Debentures on or after January 15, 2007 and the Series B Subordinated Debentures on or after April 15, 2007, in each case in whole or in part. In addition, the Corporation has the right to redeem the Subordinated Debentures held by either trust in whole but not in part at any time within 90 days following certain defined tax or regulatory capital treatment changes, at a price equal to the principal amount plus accrued and unpaid interest.

11. Stockholders' Equity--Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. A summary of preferred stock outstanding is presented below.

                                         December 31
------------------------------------------------------
(In Millions)                             2000    1999
------------------------------------------------------
Auction Rate Preferred Stock Series C
600 shares @ $100,000 per share         $ 60.0  $ 60.0
Flexible Auction Rate Cumulative
Preferred Stock Series D
600 shares @ $100,000 per share           60.0    60.0
------------------------------------------------------
Total Preferred Stock                   $120.0  $120.0

Series C--In 1987, 600 shares of Auction Rate Preferred Stock Series C (APS) were issued, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA"
--                                                                           --







--                                                                           --
                                       60
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. No dividends other than dividends payable in junior stock, such as common stock, may be paid on common stock until full cumulative dividends on the APS have been paid. The average rate for this issue as declared during 2000 was 4.77%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.

Series D--In 1990, 600 shares of Flexible Auction Rate Cumulative Preferred Stock Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period contains 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as appropriate for the length of each Short-Term or Long-Term Dividend Period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as common stock, may be paid on common stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 2000 was 4.80%. The shares of FAPS are redeemable at the option of the Corporation, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.

Preferred Stock Purchase Rights--On July 21, 1998 the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of the Corporation's common stock issuable to stockholders of record at the close of business on October 31, 1999 (the expiration date of a prior 1989 Rights Agreement). As a result of anti-dilution provisions, each share of common stock now has one-half of one Right associated with it. Each Right is exercisable for one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $330.00, subject to adjustment. The Rights will be evidenced by the common stock certificates and will not be exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the shares of common stock then outstanding or announces a tender or exchange offer which if consummated would result in ownership of 15 percent or more of the outstanding common stock.
 In the event that any person or group acquires 15 percent or more of the outstanding shares of common stock, each Right entitles the holder, other than such person or group, to purchase that number of shares of common stock of the Corporation having a market value of twice the exercise price of the Right. At any time thereafter if the Corporation consummates a business combination transaction or sells substantially all of its assets, each Right entitles the holder, other than the person or group acquiring 15 percent or more of the outstanding shares of common stock, to purchase that number of shares of surviving company stock which at the time of the transaction would have a market value of twice the exercise price of the Right.
 The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one-half of one cent per Right at any time prior to the close of business on the twentieth day following announcement by the Corporation of the acquisition of 15 percent or more of the outstanding common stock by a person or group. Unless earlier redeemed, the Rights will expire on October 31, 2009.

Common Stock. In November 1999, the Corporation declared a two-for-one split of its common stock to be effected by means of a 100% stock distribution. One share for each share held by shareholders of record on November 29, 1999 was distributed on December 9, 1999. In May 1999, the Corporation announced that it increased its common stock buyback authorization by approximately 10.0 million (split-adjusted) shares. These shares may be repurchased from time to time in open market purchases, and the shares would be used primarily for management incentive plans and other corporate purposes. Under the current buyback program, the Corporation may purchase up to 7.1 million shares after December 31, 2000.
--                                                                           --







--                                                                           --
                                       61
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 An analysis of changes in the number of shares of common stock outstanding follows:

                                                2000         1999         1998
-------------------------------------------------------------------------------
Balance at January 1                     222,161,934  111,214,740  111,367,436
 Distribution of Two-for-One Stock Split          --  111,214,740           --
Employee Benefit Plans:
 Incentive Plan and Awards                   490,397      347,518      302,677
 Stock Options Exercised                   2,364,071    2,518,802    1,170,840
Treasury Stock Purchased                  (2,784,007)  (3,133,866)  (1,626,213)
-------------------------------------------------------------------------------
Balance at December 31                   222,232,395  222,161,934  111,214,740

Note: 1999 share activity reflects the December 1999 two-for-one stock split effected by means of a 100% stock distribution.

12. Income Taxes--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)                 2000    1999    1998
---------------------------------------------------
Tax at Statutory Rate       $255.5  $215.8  $189.9
Tax Exempt Income             (9.4)  (10.5)  (10.6)
State Taxes, net               6.1     7.5     8.9
Other                         (7.2)   (1.3)     .6
---------------------------------------------------
Provision for Income Taxes  $245.0  $211.5  $188.8

 The components of the consolidated provision for income taxes for each of the three years ended December 31, are as follows:

(In Millions)                 2000    1999   1998
-------------------------------------------------
Current Tax Provision:
 Federal                    $118.9  $ 92.9 $113.1
 State                        10.3     8.4    7.6
 Foreign                      27.4    14.9   11.1
-------------------------------------------------
 Total                       156.6   116.2  131.8
-------------------------------------------------
Deferred Tax Provision:
 Federal                      89.3    92.2   51.0
 State                         (.9)    3.1    6.0
-------------------------------------------------
 Total                        88.4    95.3   57.0
-------------------------------------------------
Provision for Income Taxes  $245.0  $211.5 $188.8

 In addition to the amounts shown in the above tables, tax liabilities or (benefits) have been recorded directly to stockholders' equity for the following items:

(In Millions)                                                2000    1999
--------------------------------------------------------------------------
Current Tax Benefit for Employee Stock
 Options and Other Employee Benefit Plans                  $(45.9) $(30.4)
Deferred Tax Effect of Unrealized Security Gains (Losses)     1.2     (.8)
Deferred Tax Effect of Minimum
Pension Liabilities                                          (1.0)   (2.3)

 Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

                                                December 31
------------------------------------------------------------
(In Millions)                                    2000   1999
------------------------------------------------------------
Deferred Tax Liabilities:
 Lease Financing                               $347.5 $264.3
 Software Development                            67.7   57.4
 Accumulated Depreciation                        19.8   14.2
 State Taxes, net                                14.8   20.5
 Other Liabilities                               10.8   10.6
------------------------------------------------------------
Gross Deferred Tax Liabilities                  460.6  367.0
------------------------------------------------------------
Deferred Tax Assets:
 Reserve for Credit Losses                       57.0   52.8
 Compensation and Benefits                       31.9   26.0
 Other Assets                                    21.6   17.3
------------------------------------------------------------
Gross Deferred Tax Assets                       110.5   96.1
Valuation Reserve                                  --     --
------------------------------------------------------------
Deferred Tax Assets, net of Valuation Reserve   110.5   96.1
------------------------------------------------------------
Net Deferred Tax Liabilities                   $350.1 $270.9

 At December 31, 2000, Northern Trust had a federal net operating loss carryforward of $2.7 million resulting from the acquisition of businesses that had existing net operating loss carryforwards. These carryforwards are available to reduce future tax return liabilities. In addition, Northern Trust had state net operating loss and tax credit carryforwards of $354.3 million and $1.2 million, respectively. The carryforwards are subject to various limitations imposed by tax law.
--                                                                           --







--                                                                           --
                                       62
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
13. Net Income Per Common Share Computations--The computation of net income per common share is presented below.

($ In Millions Except Per Share
Information)                                   2000         1999         1998
------------------------------------------------------------------------------
Basic Net Income Per Common Share
Net Income                                   $485.1       $405.0       $353.9
Less: Dividends on Preferred Stock             (5.7)        (4.8)        (4.9)
------------------------------------------------------------------------------
Net Income Applicable to Common Stock        $479.4       $400.2       $349.0
Average Number of Common Shares
Outstanding                             220,961,477  221,673,316  221,366,976
Basic Net Income Per Common Share            $ 2.17       $ 1.81       $ 1.58
------------------------------------------------------------------------------
Diluted Net Income Per Common Share
Net Income Applicable to Common Stock        $479.4       $400.2       $349.0
Average Number of Common Shares
Outstanding                             220,961,477  221,673,316  221,366,976
Plus: Dilutive Potential Common Shares
  Stock Options                           7,181,145    6,021,348    6,464,554
  Performance Shares                      1,677,531    1,457,993    1,229,968
  Other                                     793,158      721,371      672,618
------------------------------------------------------------------------------
Average Common and Potential Common
Shares                                  230,613,311  229,874,028  229,734,116
------------------------------------------------------------------------------
Diluted Net Income Per Common Share          $ 2.08       $ 1.74       $ 1.52

Note: Per share data and average number of shares of common stock outstanding have been restated to give effect to the two-for-one common stock split effected by means of a 100% stock distribution on December 9, 1999.

14. Restrictions on Subsidiary Dividends and Loans or Advances--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation's banking subsidiaries in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 2001 equal to their 2001 eligible net profits (as defined) plus $486.6 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
 State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

15. Other Operating Income--Nonrecurring gains in 2000 totaled $4.5 million resulting from the sale of assets. In 1999 and 1998, nonrecurring gains totaled $4.0 million and $3.8 million, respectively.
--                                                                           --







--                                                                           --
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
16. Net Interest Income--The components of net interest income were as follows:

(In Millions)                                           2000     1999     1998
------------------------------------------------------------------------------
Interest Income
 Loans and Leases                                   $1,154.6 $  938.6 $  884.4
 Securities-Taxable                                    580.6    379.4    383.1
 -Non-Taxable                                           26.1     26.3     24.9
 Time Deposits with Banks                              206.0    164.3    155.0
 Federal Funds Sold and Securities Purchased under
 Agreements
 to Resell and Other                                    43.8     60.0     55.7
------------------------------------------------------------------------------
Total Interest Income                                2,011.1  1,568.6  1,503.1
------------------------------------------------------------------------------
Interest Expense
 Deposits                                              830.3    591.9    580.4
 Federal Funds Purchased                               167.8    161.0    139.8
 Securities Sold under Agreements to Repurchase         91.8     95.8     80.2
 Commercial Paper                                        8.8      7.3      8.0
 Other Borrowings                                      245.2    109.2    132.3
 Senior Notes                                           34.4     30.6     36.5
 Long-Term Debt                                         44.8     37.9     31.8
 Debt-Floating Rate Capital Securities                  19.4     16.1     16.9
------------------------------------------------------------------------------
Total Interest Expense                               1,442.5  1,049.8  1,025.9
------------------------------------------------------------------------------
Net Interest Income                                 $  568.6 $  518.8 $  477.2

17. Other Operating Expenses--The components of other operating expenses were as follows:

(In Millions)                                  2000   1999   1998
-----------------------------------------------------------------
Business Promotion                           $ 54.6 $ 42.2 $ 36.4
Outside Services Purchased                    136.4  118.8   86.1
Telecommunications                             17.9   17.8   15.4
Postage and Supplies                           28.8   26.8   23.3
Software Amortization                          61.3   48.1   40.0
Goodwill and Other Intangibles Amortization    15.6   14.2   14.1
Other Expense                                  78.1   38.1   42.3
-----------------------------------------------------------------
Total Other Operating Expenses               $392.7 $306.0 $257.6

 Software, goodwill and other intangible assets are included in other assets in the consolidated balance sheet. Software totaled $267.5 million at December 31, 2000 and $219.0 million at December 31, 1999. Goodwill totaled $98.0 million at December 31, 2000 and $89.1 million at December 31, 1999. Other intangibles totaled $41.8 million at December 31, 2000 and $39.1 million at December 31, 1999.

18. Employee Benefits--Pension. A noncontributory qualified pension plan covers substantially all employees. Assets held by the plan consist primarily of listed stocks and corporate bonds.
 Northern Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a "Rabbi" Trust, to fund benefits in excess of those permitted in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified retirement benefits. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.
--                                                                           --







--                                                                           --
                                       64
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 2000 and 1999. Prior service costs and unrecognized net assets established at January 1, 1986 are being amortized on a straight-line basis over 13.2 years.

Plan Status
--------------------------------------------------------------------------------

                                                  Qualified     Nonqualified
                                                    Plan            Plan
-------------------------------------------------------------------------------
                                                       September 30
-------------------------------------------------------------------------------
($ In Millions)                                   2000    1999    2000    1999
-------------------------------------------------------------------------------
Accumulated Benefit Obligation                  $183.6  $161.9  $ 38.0  $ 30.4
-------------------------------------------------------------------------------
Projected Benefit                                216.7   200.4    48.8    40.7
Plan Assets at Fair Value                        372.0   305.3      --      --
-------------------------------------------------------------------------------
Plan Assets In Excess of (Less Than) Projected
Benefit Obligations                              155.3   104.9   (48.8)  (40.7)
Unrecognized Net Liability                          .3      .4      --      --
Unrecognized Net Loss (Gain)                     (88.4)  (40.3)   35.5    32.6
Unrecognized Prior Service Benefit                (1.5)   (1.7)   (3.3)   (3.7)
Valuation Adjustment                               (.1)    (.2)     --      --
-------------------------------------------------------------------------------
Prepaid (Accrued) Pension Cost at September 30    65.6    63.1   (16.6)  (11.8)
Net Funding October to December                   13.8     6.6      .8    (1.2)
Additional Minimum Liability at December 31         --      --   (19.8)  (17.2)
-------------------------------------------------------------------------------
Prepaid (Accrued) Pension Cost at December 31   $ 79.4  $ 69.7  $(35.6) $(30.2)
-------------------------------------------------------------------------------
Assumptions:
 Discount Rates                                   8.00%   7.75%   6.00%   6.00%
 Rate of Increase in Compensation Level           5.40    5.40    5.40    5.40
 Expected Long-Term Rate of Return on Assets      9.00    9.00     N/A     N/A

Net Periodic Pension Cost
-------------------------------------------------------------------------------

                                                  Qualified     Nonqualified
                                                    Plan            Plan
-------------------------------------------------------------------------------
(In Millions)                                     2000    1999    2000    1999
-------------------------------------------------------------------------------
Service Cost                                    $ 12.8  $ 13.2  $  1.7  $  1.7
Interest Cost                                     15.9    16.4     2.5     1.9
Expected Return on Plan Assets                   (24.0)  (22.6)    N/A     N/A
Amortization:
 Net Loss                                           --     1.8     2.5     1.5
 Transition Asset                                   --    (1.4)     --      --
 Prior Service Cost (Benefit)                      (.2)    (.5)    (.3)     .3
-------------------------------------------------------------------------------
Net Periodic Pension Cost                       $  4.5  $  6.9  $  6.4  $  5.4

Change in Benefit Obligation
--------------------------------------------------------------------------------

                         Qualified     Nonqualified
                           Plan            Plan
------------------------------------------------------
(In Millions)            2000    1999    2000    1999
------------------------------------------------------
Beginning Balance      $200.4  $231.2  $ 40.7  $ 30.4
Service Cost             12.8    13.2     1.7     1.7
Interest Cost            15.9    16.4     2.5     1.9
Actuarial (Gain) Loss     8.2   (33.2)    9.0    15.2
Benefits Paid           (20.6)  (31.6)   (5.1)   (3.5)
Plan Change                --     4.4      --    (5.0)
------------------------------------------------------
Ending Balance         $216.7  $200.4  $ 48.8  $ 40.7

Change in Qualified Plan Assets
--------------------------------------------------------------------------------

(In Millions)                               2000    1999
---------------------------------------------------------
Fair Value of Assets at Beginning
of Plan Year                              $305.3  $284.0
Actual Return on Assets                     79.0    52.9
Employer Contribution                        8.3      --
Benefits Paid                              (20.6)  (31.6)
---------------------------------------------------------
Fair Value of Assets at End of Plan Year  $372.0  $305.3

 Pension expense for 1998 was $6.7 million and $4.3 million for the qualified and nonqualified plans, respectively.
 Total assets in the "Rabbi" Trust related to the nonqualified pension plan at December 31, 2000 and 1999 amounted to $23.3 million and $19.8 million, respectively.
 A defined benefit and a defined contribution plan is maintained for the London Branch employees. At December 31, 2000, the fair value of assets and the projected benefit obligation of the defined benefit Plan totaled approximately $16.9 million and $16.5 million, respectively. At December 31, 1999, the fair value of assets and the projected benefit obligation were $14.6 million and $13.2 million, respectively. Pension expense for 2000 and 1999 was $2.2 million and $2.1 million, respectively.

Thrift Incentive Plan. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. The corporate contribution is contingent upon the level of employee contribution and meeting a predefined earnings target for the year. The maximum corporate contribution equals 4% of an employee's salary. The estimated contribution to this plan is charged to employee benefits and totaled $13.2 million in 2000, $10.7 million in 1999 and $10.4 million in 1998.
--                                                                           --







--                                                                           --
                                       65
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

Employee Stock Ownership Plan (ESOP). A leveraged ESOP in which substantially all employees of Northern Trust are eligible to participate was established in 1989. Of the original 18 million shares in the ESOP Trust, 17.1 million shares have been allocated as of December 31, 2000. The remaining ESOP shares will be allocated December 31, 2001. The Corporation has committed to make an additional contribution of $5.4 million in cash or shares of common stock in each of the years 2002 and 2003.
 Dividends paid on unallocated shares held in the ESOP Trust are used for debt service on the ESOP notes. Although the original debt used to purchase the ESOP shares has been repaid, a loan provided by the Corporation in 1996 to refinance a portion of the original debt will continue to be repaid through 2001. Compensation expense is accounted for based primarily on the amount of cash paid by Northern Trust to the ESOP for principal payments on the ESOP notes. The ESOP shares not yet allocated to individual accounts are treated as deferred compensation and accounted for as a reduction of stockholders' equity.
 The following table presents information related to the ESOP.

(In Millions)                                                    2000 1999
--------------------------------------------------------------------------
Total ESOP Compensation Expense                                  $5.9 $4.3
Dividends and Interest on Unallocated ESOP Shares Used for Debt
Service                                                           1.2  1.5

Other Postretirement Benefits. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan who have attained 15 years of service are eligible for postretirement health care coverage. These benefits are provided either through an indemnity plan, subject to deductibles, co-payment provisions and other limitations, or through health maintenance organizations. The provisions may be changed at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.
 The following tables set forth the plan status at December 31 and the net periodic postretirement benefit cost of the domestic postretirement health care plan for 2000 and 1999. The transition obligation at January 1, 1993 is being amortized to expense over a twenty-year period.

Plan Status
--------------------------------------------------------------------------------

(In Millions)                              2000   1999
-------------------------------------------------------
Accumulated Postretirement Benefit Obligation
(APBO) Measured at September 30:
 Retirees and Dependents                  $15.5  $16.1
 Actives Eligible for Benefits              3.6    3.4
 Actives Not Yet Eligible                  10.9    9.9
-------------------------------------------------------
Total APBO                                 30.0   29.4
 Unamortized Transition Obligation         (7.0)  (7.5)
 Unrecognized Net Gain (Loss)                .3    (.7)
 Prior Service Cost                         (.3)   (.4)
-------------------------------------------------------
Net Postretirement Benefit Liability      $23.0  $20.8

Net Periodic Postretirement Benefit Cost
-------------------------------------------------------

(In Millions)                              2000   1999
-------------------------------------------------------
Service Cost                              $  .9  $ 1.0
Interest Cost                               2.3    2.1
Amortization--Transition Obligation          .6     .6
-------------------------------------------------------
Net Periodic Postretirement Benefit Cost  $ 3.8  $ 3.7

Change in Postretirement Benefit Obligation
-------------------------------------------------------

(In Millions)                              2000   1999
-------------------------------------------------------
Beginning Balance                         $29.4  $31.5
Service Cost                                 .9    1.0
Interest Cost                               2.3    2.1
Actuarial Gain                              (.6)  (3.7)
Benefits Paid                              (2.0)  (1.9)
Plan Change                                  --     .4
-------------------------------------------------------
Ending Balance                            $30.0  $29.4

 Postretirement health care expense for 1998 was $3.6 million.
 The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0% at December 31, 2000 and 7.75% at December 31, 1999. For measurement purposes, a 6.9% annual increase in the cost of covered health care benefits was assumed for 2001. This rate is assumed to decrease gradually to 5.5% in 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

                                              1--Percentage  1--Percentage
(In Millions)                                Point Increase Point Decrease
---------------------------------------------------------------------------
Effect on Total Service and Interest Cost
Components                                             $ .1          $ (.1)
Effect on Postretirement Benefit Obligation             1.0           (1.0)

--                                                                           --







--                                                                           --
                                       66
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

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

Commitments and Letters of Credit
--------------------------------------------------------------------------------

                                                   December 31
------------------------------------------------------------------
(In Millions)                                       2000      1999
------------------------------------------------------------------
Legally Binding Commitments to Extend Credit*  $15,513.0 $15,704.1
Commercial Letters of Credit                       103.3     143.9
Standby Letters of Credit:
 Corporate                                         563.2     424.9
 Industrial Revenue                              1,034.8   1,000.2
 Other                                             424.5     531.9
------------------------------------------------------------------
 Total Standby Letters of Credit**             $ 2,022.5 $ 1,957.0

*These amounts exclude $433.0 million and $407.9 million of commitments participated to others at December 31, 2000 and 1999, respectively.
**These amounts include $195.9 million and $173.7 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2000 and 1999, respectively. The weighted average maturity of standby letters of credit was 20 months at December 31, 2000 and 22 months at December 31, 1999.

Risk Management Instruments. These instruments include foreign exchange contracts, foreign currency and interest rate futures contracts, and various interest risk management instruments.
 Northern Trust is a party to various risk management instruments that are used in the normal course of business to meet the risk management needs of its clients; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, market liquidity and volatility, as well as experience in each market, are all taken into account.
 The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the lives of the instruments as interest or foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.
--                                                                           --







--                                                                           --
                                       67
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 Risk management instruments include:
 Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange risk management needs of clients. Foreign exchange contracts are also used for trading purposes and asset/liability management.
 Foreign Currency and Interest Rate Futures Contracts are agreements for delayed delivery of foreign currency, securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a specified currency, security, or instrument, at a specified price or yield. All of Northern Trust's futures contracts are traded on organized exchanges that require the daily settlement of changes in the value of the contracts. Futures contracts are utilized in trading activities and asset/liability management to limit Northern Trust's exposure to unfavorable fluctuations in foreign exchange rates or interest rates.
 Interest Rate Protection Contracts are agreements that enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, Northern Trust receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates. Northern Trust also purchases interest rate protection contracts for asset/liability management.
 Interest Rate Swap Contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts.
 Forward Sale Contracts represent commitments to sell a specified amount of securities at an agreed upon date and price. Northern Trust utilizes forward sale contracts principally in connection with its sale of mortgage loans.
 Exchange-Traded Option Contracts grant the buyer the right, but not the obligation, to purchase or sell at a specified price, a stated number of units of an underlying financial instrument, at a future date.
 The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity.

Risk Management Instruments
--------------------------------------------------------------------------------

                                         Contractual/
                                       Notional Amounts
                                          December 31
----------------------------------------------------------
(In Millions)                              2000      1999
----------------------------------------------------------
Asset/Liability Management:
 Foreign Exchange Contracts           $   245.0  $   130.3
 Interest Rate Protection Contracts
 -Purchased                                  --      130.0
 Interest Rate Swap Contracts              43.6    2,043.6
 Forward Sale Contracts                     4.0       14.9
Client-Related and Trading:
 Foreign Exchange Contracts            17,777.8   14,922.4
 Interest Rate Futures Contracts Sold        --        1.0
 Interest Rate Protection Contracts
 -Purchased                                49.5        7.8
 -Sold                                      4.5       10.8
 Interest Rate Swap Contracts              44.0       20.0

Risk Management Instruments Used for Asset/ Liability Management. Northern Trust adopted SFAS No. 133 and its related amendments on January 1, 2001. In reviewing the accounting requirements of these statements, Northern Trust concluded that certain hedge strategies previously used to manage fixed interest rate risk would not qualify for special hedge accounting treatment. Management implemented alternative strategies for managing interest rate risk that included the termination and run-off of certain interest rate swap contracts used to hedge fixed rate loans and increased utilization of longer-term fixed rate liabilities. The cumulative effect of adopting these statements increased earnings by less than $10 thousand and reduced other comprehensive income by $.2 million.
 Deferred gains and losses related to interest risk management instruments used for various asset/liability management purposes and included in the consolidated balance sheet at year-end 2000 totaled $19.6 million and $5.8 million, respectively. Deferred gains and losses at year-end 1999 totaled $11.6 million and $8.2 million, respectively.
 Forward foreign exchange contracts and foreign currency futures contracts were used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency assets and obligations. The notional amounts of these contracts at year-end 2000 were $245.0 million of forward foreign exchange contracts.
--                                                                           --







--                                                                           --
                                       68
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

Client and Trading-Related Interest Risk Management Instruments. Net revenue associated with client and trading-related interest risk management activities totaled $.7 million, $.2 million, and $.2 million during 2000, 1999, and 1998, respectively. The majority of these revenues are related to interest rate swaps, futures contracts, and interest rate protection agreements, and are reported as trading income in the consolidated statement of income.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2000 and 1999 subject to indemnification was $49.5 billion and $35.9 billion, respectively. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
 The Bank is a participating member of various cash and securities clearing organizations such as The Depository Trust Company in New York. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activities. A wide variety of cash and securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, dollar placements and securities issued by the Government National Mortgage Association.
 As a result of its participation in cash and securities clearing organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2000 and 1999 was $73 million and $71 million, respectively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust.

21. Fair Value of Financial Instruments--SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern Trust could have realized in a market exchange.
 The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of the consolidated financial position.
 The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons between Northern Trust's disclosures and those of other financial institutions may not be meaningful.
 The following methods and assumptions were used in estimating the fair values of the financial instruments:
 Securities. Fair values of securities were based on quoted market values, when available. If quoted market values were not available, fair values were based on quoted market values for comparable instruments.
 Loans (not including lease financing receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility.
 Savings Certificates, Other Time, Foreign Offices Time Deposits and Other Borrowings. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.
--                                                                           --







--                                                                           --
                                       69
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 Senior Notes, Long-Term Debt, and Floating Rate Capital Securities. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.
 Off-Balance Sheet Financial Instruments. The fair values of commitments and letters of credit represent the amount of unamortized fees on these instruments. The fair values of all other off-balance sheet financial instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.
 Financial Instruments Valued at Carrying Value. Due to their short maturity, the respective carrying values of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers' acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; certain other borrowings; and liability on acceptances.
 The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.
 Fair Values of On-Balance Sheet Financial Instruments. The following table summarizes the fair values of on-balance sheet financial instruments.

                                                     December 31
------------------------------------------------------------------------------
                                              2000                1999
------------------------------------------------------------------------------
                                            Book      Fair      Book      Fair
(In Millions)                              Value     Value     Value     Value
------------------------------------------------------------------------------
Assets
Cash and Due from Banks                $ 2,287.8 $ 2,287.8 $ 1,977.9 $ 1,977.9
Money Market Assets                      5,864.9   5,864.9   3,439.2   3,439.2
Securities:
 Available for Sale                      6,477.8   6,477.8   5,480.0   5,480.0
 Held to Maturity                          778.4     782.1     752.7     740.4
 Trading Account                            13.4      13.4      11.0      11.0
Loans (excluding leases),
 Net of Credit Loss Reserve:
 Held to Maturity                       16,941.7  17,022.1  14,517.3  14,302.1
 Held for Sale                               5.6       5.7      14.8      14.8
Acceptance Liability                         9.3       9.3      34.7      34.7
Trust Security Settlement Receivables      615.2     615.2     323.1     323.1
Liabilities
Deposits:
 Demand, Savings and Money Market       10,896.9  10,896.9  10,244.5  10,244.5
 Savings Certificates, Other Time and
 Foreign Offices Time                   11,931.0  11,933.5  11,126.5  11,097.4
Federal Funds Purchased                  3,615.0   3,615.0     370.2     370.2
Repurchase Agreements                    1,577.1   1,577.1     997.8     997.8
Commercial Paper                           142.4     142.4     145.1     145.1
Other Borrowings                         2,629.5   2,647.3   1,155.3   1,155.3
Senior Notes                               500.0     512.6     500.0     493.0
Long-Term Debt                             638.1     655.9     659.4     631.5
Debt-Floating Rate Capital Securities      267.6     248.6     267.5     254.5
Liability on Acceptances                     9.3       9.3      34.7      34.7

--                                                                           --







--                                                                           --
                                       70
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

 Fair Values of Off-Balance Sheet Financial Instruments. The following tables summarize the fair values of off-balance sheet financial instruments.

                                          December 31
-----------------------------------------------------------
                                       2000        1999
-----------------------------------------------------------
                                     Book  Fair  Book  Fair
(In Millions)                       Value Value Value Value
-----------------------------------------------------------
Commitments and Letters of Credit:
 Loan Commitments                   $  .1 $  .1  $ -- $  --
 Letters of Credit                     .7    .7   1.8   1.8
Asset/Liability Management:
 Foreign Exchange Contracts
 Assets                              12.5  12.5    .6    .6
 Liabilities                          3.2   3.2   1.5   1.5
 Interest Rate Swap Contracts
 Assets                                --    --   8.2  17.6
 Liabilities                           .1    .7   1.2   3.2
 Other Financial Instruments
 Assets                                --    --    .3    .1
 Liabilities                           --    --    --    --

                               Fair Value
-------------------------------------------
(In Millions)                   2000   1999
-------------------------------------------
Client-Related and Trading:*
 Foreign Exchange Contracts
 Assets                       $462.7 $188.6
 Liabilities                   454.7  181.0
 Interest Rate Swap Contracts
 Assets                           .3     --
 Liabilities                      .3     --

*Assets and liabilities associated with foreign exchange contracts averaged $293.1 million and $287.6 million, respectively, during 2000. Assets and liabilities associated with other client-related and trading account instruments averaged $.2 million and $.1 million, respectively, during 2000.

22. Concentrations of Credit Risk--The information in the section titled Loans and Other Extensions of Credit found on pages 39 through 41 is incorporated by reference.

23. Pledged and Restricted Assets--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On December 31, 2000, securities and loans totaling $10.5 billion ($4.6 billion of U.S. Government and agency securities, $426 million of obligations of states and political subdivisions and $5.5 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $4.6 billion. Northern Trust is permitted to repledge collateral accepted from reverse repurchase agreement transactions. The total fair value of accepted collateral as of December 31, 2000 and 1999 was $296.4 million and $443.4 million, respectively. The fair value of repledged collateral as of December 31, 2000 and 1999 was $125.6 million and $285.9 million, respectively. Repledged collateral was used in other repurchase agreement transactions. Deposits maintained at the Federal Reserve Bank to meet reserve requirements averaged $317.6 million in 2000 and $315.1 million in 1999.

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

Amended Incentive Stock Plan--Amended 1992 Incentive Stock Plan (Plans). The Amended Incentive Stock Plan was superseded by the Amended 1992 Incentive Stock Plan and terminated on December 31, 1994. Outstanding grants and awards under the Amended Incentive Stock Plan will remain in effect in accordance with their terms, but no further grants or awards will be made.
 The Amended 1992 Incentive Stock Plan (Plan) was adopted in 1992 and has been amended on several occasions. The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. Directors and key officers of the Corporation or its subsidiaries are eligible to receive awards under the Plan. Awards under the Plan may be granted in any one or a combination of (a) incentive stock options and nonqualified stock options, (b) stock appreciation rights, (c) stock awards, (d) performance shares, and (e) stock units or equivalents.
 The total number of shares of the Corporation's common stock authorized for distribution under the Plan is 32,000,000. As of December 31, 2000, shares available for future grants under the Plan totaled 4,224,493.
--                                                                           --







--                                                                           --
                                       71
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 Stock Options. Stock        addition, the Plan
options consist of options   provides that all options
to purchase common stock     may become exercisable
at purchase prices not       upon a change of control
less than 100% of the fair   as defined in the Plan.
market value thereof on      All options terminate at
the date the option is       such time as determined by
granted. Options have a      the Committee and as
maximum ten year life and    provided in the terms and
will vest and become         conditions of the
exercisable in six months    respective option grants.
to three years after the
date of grant. In

 A summary of the status of stock options under the Plans at December 31, 2000, 1999 and 1998 and changes during the years then ended is presented in the table below.

                                       2000                   1999                    1998
---------------------------------------------------------------------------------------------------
                                            Weighted                 Weighted              Weighted
                                             Average                  Average               Average
                                            Exercise                 Exercise              Exercise
                                    Shares     Price      Shares        Price      Shares     Price
---------------------------------------------------------------------------------------------------
Options Outstanding, January 1  15,992,322    $24.96  15,148,424       $17.83  14,888,804    $13.36
Granted ($64.81 to $83.47 per
share in 2000)                   3,113,450     70.53   3,441,700        45.19   2,672,300     34.72
Exercised ($4.21 to $35.78 per
share in 2000)                  (2,364,071)    13.15  (2,518,802)        9.83  (2,341,680)     8.59
Cancelled                          (40,500)    49.93     (79,000)       33.95     (71,000)    21.76
---------------------------------------------------------------------------------------------------
Options Outstanding December
31
($7.75 to $83.47 per share)     16,701,201    $35.06  15,992,322       $24.96  15,148,424    $17.83
---------------------------------------------------------------------------------------------------
Options Exercisable, December
31                              10,201,385    $20.91   9,963,322       $15.46  10,205,124    $11.12

 The following is a summary of outstanding and exercisable options under the Plans at December 31, 2000.

                                                                 Options Outstanding
---------------------------------------------------------------------------------------------------
                                                                                 Weighted
                                                                                  Average  Weighted
                                                                                Remaining   Average
                                                          Number              Contractual  Exercise
                                                     Outstanding  Exercisable        Life     Price
---------------------------------------------------------------------------------------------------
$7.75 to $16.75 per share                              5,739,733    5,739,733   4.0 years    $12.34
$28.31 to $37.79 per share                             4,417,318    4,417,318   7.2 years     31.82
$40.09 to $83.47 per share                             6,544,150       44,334   8.8 years     57.18

--                                                                           --







--                                                                           --
                                       72
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 Stock and Stock Unit Awards. Under the Plan, stock or stock unit awards can be granted by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock under the terms of the Plan and such other terms and conditions as the Committee deems appropriate.
 Total expense applicable to stock and stock unit awards was $8.0 million in 2000, $4.0 million in 1999 and $2.1 million in 1998. In 2000, 1999 and 1998,
374,500 shares and stock units, 378,000 stock units and 130,000 shares, respectively, were granted with a weighted average grant-date fair value of $69.02, $45.16 and $36.61, respectively. As of December 31, 2000, restricted stock awards and stock units outstanding totaled 1,195,610 shares. These shares vest, subject to continuing employment, over a period of one to nine years.
 Performance Shares. Under the performance share provisions of the Plans, participants are entitled to have each award credited to an account maintained for them if established performance goals are achieved with distribution after vesting. The value of shares earned but not yet distributed under the Plan is credited to performance share accounts and is shown in stockholders' equity as Common Stock Issuable-Stock Incentive Plans.
 Total salary expense for performance shares was $32.6 million in 2000, $23.4 million in 1999 and $23.6 million in 1998. In 1998, 639,000 shares were granted with a weighted average grant-date fair value of $36.00. As of December 31, 2000, 1,687,410 shares of stock had been credited to performance share accounts subject to meeting vesting conditions and 571,056 share grants are outstanding, subject to meeting established performance goals and vesting conditions.

Director Stock Plan. Each non-employee director of the Corporation received a grant of 1,000 shares of common stock on the date of each annual meeting of stockholders in the years 1997, 1998 and 1999 under the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors. Directors may elect to defer the payment of their annual stock grant or cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of stock grants will be distributed in stock. Distributions of the stock unit account that relates to cash-based compensation will be made in cash based on the fair value of the stock units. In January 2000, each non-employee director received a grant of 2,400 stock units under the Amended 1992 Incentive Stock Plan, with 800 stock units vesting on election or reelection as a director of the Corporation in each of the years 2000, 2001 and 2002.

Other Stock-Based Compensation Arrangements.
 Total salary expense related to restricted shares granted in conjunction with an acquisition was $2.4 million in 2000, $2.1 million in 1999 and $3.2 million in 1998. As of December 31, 2000, restricted stock outstanding totaled 770,700 shares.

Pro Forma Information. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation's employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 2000, 1999 and 1998, respectively: risk-free interest rates of 6.41%, 6.60% and 5.68%; dividend yields of .88%, 1.20% and 1.21%; volatility factors of the expected market price of the Corporation's common stock of 30.0%, 26.5% and 24.4%; and a weighted average expected life of the option of 5.4 years, 5.3 years and 7.6 years.
 The weighted average fair value of options granted in 2000, 1999 and 1998 was $25.92, $15.13 and $12.58, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' six months to three year vesting period. Under SFAS No. 123, options and awards granted prior to 1995 are not required to be included in the pro forma information. Because the SFAS No. 123 method of accounting has not been applied to options and other stock-based compensation granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.
--                                                                           --







--                                                                           --
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
 The Corporation's pro forma information follows:

(In Millions Except
Per Share Information)                               2000    1999    1998
--------------------------------------------------------------------------
Net Income as Reported                             $485.1  $405.0  $353.9
Pro Forma Adjustments Increase (Decrease) Due To:
 Stock Options                                      (47.4)  (28.5)  (14.7)
 Performance Shares and Other Arrangements           13.3     9.7     8.2
--------------------------------------------------------------------------
Pro Forma Net Income                               $451.0  $386.2  $347.4
--------------------------------------------------------------------------
Earnings Per Share as Reported:
 Basic                                             $ 2.17  $ 1.81  $ 1.58
 Diluted                                             2.08    1.74    1.52
Pro Forma Earnings Per Share:
 Basic                                             $ 2.01  $ 1.72  $ 1.55
 Diluted                                             1.93    1.66    1.49

25. Cash-Based Compensation Plans--Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The plans provide for acceleration of benefits in certain circumstances including a change in control. The estimated contributions to these plans are charged to salary expense and totaled $139.4 million in 2000, $116.1 million in 1999 and $86.0 million in 1998.

26. Business Segments and Related Information--Information describing the Corporation's major business segments is contained in the section titled Business Segments, found on pages 34 through 37, and is incorporated by reference.
 The operations of Northern Trust are managed on a business unit basis and include components of both domestic and foreign source income and assets. Foreign source income and assets are not separately identified in its internal management reporting system. However, in order to comply with the financial reporting requirements of the Securities and Exchange Commission, Northern Trust is required to disclose foreign activities based on the domicile of the customer. Due to the complex and integrated nature of its foreign and domestic activities, it is impossible to segregate with precision revenues, expenses and assets between its U.S. and foreign domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between domestic and international operations as described below.
 Northern Trust's international activities are centered in the commercial banking, treasury activities, foreign exchange and global custody businesses of the Bank, three overseas branches, one Edge Act subsidiary, foreign subsidiaries located in Canada, Ireland and Hong Kong, NTGA, and Northern Trust of Florida. Net income from international operations includes the direct net income contributions of foreign branches, foreign subsidiaries and the Edge Act subsidiary. The Bank and Northern Trust of Florida international profit contributions reflect direct salary and other expenses of the business units, plus expense allocations for interest, occupancy, overhead and the provision for credit losses. For purposes of this disclosure, all foreign exchange profits have been allocated to international operations. The interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.

 The table below summarizes international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral.

Distribution of Total Assets and Operating Performance
--------------------------------------------------------------------------------

                             2000                              1999                              1998
--------------------------------------------------------------------------------------------------------------------
                                   Income                            Income                            Income
                   Total Operating before    Net     Total Operating before    Net     Total Operating before    Net
(In Millions)     Assets   Income*  Taxes Income    Assets   Income*  Taxes Income    Assets   Income*  Taxes Income
--------------------------------------------------------------------------------------------------------------------
International  $ 7,293.9  $  334.9 $174.5 $108.9 $ 3,244.6  $  256.9 $126.3 $ 78.8 $ 4,371.8  $  220.5 $119.5 $ 74.5
Domestic        28,728.4   1,770.7  555.6  376.2  25,463.6   1,497.1  490.2  326.2  23,498.2   1,328.3  423.2  279.4
--------------------------------------------------------------------------------------------------------------------
Total          $36,022.3  $2,105.6 $730.1 $485.1 $28,708.2  $1,754.0 $616.5 $405.0 $27,870.0  $1,548.8 $542.7 $353.9

*Operating Income is comprised of net interest income and noninterest income.
--                                                                           --







--                                                                           --
                                       74
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

27. Acquisitions--On May 15, 1998, the Corporation completed the acquisition of Trustbank Financial Corp., parent of Trust Bank of Colorado, for $15 million in cash. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost was $10.4 million of goodwill which is being amortized over fifteen years.
 On May 2, 2000, Northern Trust completed the purchase acquisition of Carl Domino Associates, L.P., a registered investment advisor in West Palm Beach, Florida, for $21 million. Subsequent to acquisition, the company became an operating division of Northern Trust Investments, Inc. known as Northern Trust Value Investors. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost was $15 million of goodwill and $4 million of other intangibles which will be amortized over fifteen and eight years, respectively.
 On May 15, 2000, Northern Trust completed the purchase acquisition of Ulster Bank Investment Services Limited (UBIS), the IFSC (International Financial Service Centre) licensed custody and fund administration subsidiary of Ulster Bank Group. Subsequent to the acquisition, the company was renamed Northern Trust (Ireland) Limited. The purchase price, which is based in part on a formula related to transitioned business, is expected to approximate $12.7 million and is being paid over a twelve month period. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost will be approximately $4 million of goodwill and $4 million of other intangibles which will be amortized over fifteen and eight years, respectively.

28. Regulatory Capital Requirements--Northern Trust and its subsidiary banks are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to average assets in order to be classified as "well capitalized." The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not "well capitalized" and obligate the federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank's financial statements.
 As of December 31, 2000, each of Northern's subsidiary banks had capital ratios above the level required for classification as a "well capitalized" institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date that management believes have adversely affected the capital categorization of any subsidiary bank for these purposes. The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 2000 exceeded 10% of the consolidated total.

                                                                   Minimum to
                                                                   Qualify as
                                                                      Well
                                                       Actual     Capitalized
-------------------------------------------------------------------------------

($ In Millions)                                     Amount Ratio  Amount Ratio
-------------------------------------------------------------------------------
As of December 31, 2000:
 Total Capital to Risk-Weighted Assets
   Consolidated                                     $3,263  12.9% $2,539  10.0%
   The Northern Trust Company                        2,430  11.7   2,076  10.0
   Northern Trust Bank of Florida N.A.                 304  11.1     275  10.0
 Tier 1 Capital to Risk-Weighted Assets
   Consolidated                                      2,484   9.8   1,523   6.0
   The Northern Trust Company                        1,806   8.7   1,245   6.0
   Northern Trust Bank of Florida N.A.                 287  10.4     165   6.0
 Tier 1 Capital (to Fourth Quarter Average Assets)
   Consolidated                                      2,484   6.9   1,797   5.0
   The Northern Trust Company                        1,806   6.0   1,501   5.0
   Northern Trust Bank of Florida N.A.                 287   7.6     190   5.0
As of December 31, 1999:
 Total Capital to Risk-Weighted Assets
   Consolidated                                     $3,033  13.6% $2,231  10.0%
   The Northern Trust Company                        2,312  12.5   1,854  10.0
   Northern Trust Bank of Florida N.A.                 275  12.1     228  10.0
 Tier 1 Capital to Risk-Weighted Assets
   Consolidated                                      2,212   9.9   1,339   6.0
   The Northern Trust Company                        1,650   8.9   1,113   6.0
   Northern Trust Bank of Florida N.A.                 256  11.2     137   6.0
 Tier 1 Capital (to Fourth Quarter Average Assets)
   Consolidated                                      2,212   7.1   1,548   5.0
   The Northern Trust Company                        1,650   6.3   1,302   5.0
   Northern Trust Bank of Florida N.A.                 256   7.8     164   5.0

--                                                                           --







--                                                                           --
                                       75
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------

29. Northern Trust Corporation (Corporation only) Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

Condensed Balance Sheet
--------------------------------------------------------------------------------

                                               December 31
-------------------------------------------------------------
(In Millions)                                   2000     1999
-------------------------------------------------------------
Assets
Cash on Deposit with Subsidiary Bank        $     .1 $     .1
Time Deposits with Banks                       125.6    139.6
Securities                                     109.0    109.9
Investments in Wholly-Owned
Subsidiaries-Bank                            2,360.8  2,146.3
-Nonbank                                       151.8    112.4
Loans-Nonbank Subsidiaries                       9.7      8.3
-Other                                           2.1      3.5
Buildings and Equipment                          7.0      7.2
Other Assets                                   278.3    216.8
-------------------------------------------------------------
Total Assets                                $3,044.4 $2,744.1
-------------------------------------------------------------
Liabilities
Commercial Paper                            $  142.4 $  145.1
Long-Term Debt                                 301.0    301.0
Other Liabilities                              138.8    123.3
-------------------------------------------------------------
Total Liabilities                              582.2    569.4
Stockholders' Equity                         2,462.2  2,174.7
-------------------------------------------------------------
Total Liabilities and Stockholders' Equity  $3,044.4 $2,744.1

Condensed Statement of Income
--------------------------------------------------------------------------------

                                                         For the Year Ended
                                                            December 31
-----------------------------------------------------------------------------
(In Millions)                                             2000   1999   1998
-----------------------------------------------------------------------------
Operating Income
Dividends-Bank Subsidiaries                             $259.7 $112.0 $113.5
-Nonbank Subsidiaries                                     10.7   19.3   21.9
Intercompany Interest and Other Charges                    8.3    7.2   11.2
Interest and Other Income                                 10.5    6.1    5.2
-----------------------------------------------------------------------------
Total Operating Income                                   289.2  144.6  151.8
-----------------------------------------------------------------------------
Operating Expenses
 Interest Expense                                         31.1   26.2   30.5
 Other Operating Expenses                                 16.4   13.2   13.6
-----------------------------------------------------------------------------
Total Operating Expenses                                  47.5   39.4   44.1
-----------------------------------------------------------------------------
Income before Income Taxes and Equity in Undistributed
Net Income of Subsidiaries                               241.7  105.2  107.7
Benefit for Income Taxes                                  16.9   15.1   13.8
-----------------------------------------------------------------------------
Income before Equity in Undistributed Net Income of
Subsidiaries                                             258.6  120.3  121.5
Equity in Undistributed Net Income (Loss) of
Subsidiaries-Bank                                        211.0  274.9  232.8
-Nonbank                                                  15.5    9.8    (.4)
-----------------------------------------------------------------------------
Net Income                                              $485.1 $405.0 $353.9
-----------------------------------------------------------------------------
Net Income Applicable to Common Stock                   $479.4 $400.2 $349.0

--                                                                           --







--                                                                           --
                                       76
                           Northern Trust Corporation

                   Notes to Consolidated Financial Statements
                      ----------------------------------
Condensed Statement of Cash Flows
--------------------------------------------------------------------------------

                                                       For the Year Ended
                                                           December 31
-------------------------------------------------------------------------------
(In Millions)                                           2000     1999     1998
-------------------------------------------------------------------------------
Operating Activities:
Net Income                                           $ 485.1  $ 405.0  $ 353.9
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
 Equity in Undistributed Net Income of Subsidiaries   (226.5)  (284.7)  (232.4)
 (Increase) Decrease in Accrued Income                    .1      (.1)     2.1
 (Increase) Decrease in Prepaid Expenses                  .8      1.7      (.3)
 Other, net                                             23.5     65.4     27.6
-------------------------------------------------------------------------------
 Net Cash Provided by Operating Activities             283.0    187.3    150.9
-------------------------------------------------------------------------------
Investing Activities:
 Net (Increase) Decrease in Time Deposits with
 Banks                                                  14.0    (16.1)   155.9
 Purchases of Securities                               (92.6)  (134.6)  (303.7)
 Sales of Securities                                    88.6    166.8    290.9
 Proceeds from Maturity and Redemption of
 Securities                                              6.5     10.0      2.0
 Net (Increase) Decrease in Capital Investments in
 Subsidiaries                                          (25.9)     8.8    (26.3)
 Net (Increase) Decrease in Loans to Subsidiaries       (1.4)     (.7)      .7
 Net (Increase) Decrease in Other Loans                  1.4     (2.2)      .1
 Other, net                                             (1.3)     (.3)    (1.9)
-------------------------------------------------------------------------------
 Net Cash Provided by (Used in) Investing
 Activities                                            (10.7)    31.7    117.7
-------------------------------------------------------------------------------
Financing Activities:
 Net Increase (Decrease) in Commercial Paper            (2.7)    (3.0)     1.3
 Repayment of Long-Term Debt                              --       --    (82.5)
 Repayment of Long-Term Debt Issued to Subsidiaries       --       --      (.1)
 Treasury Stock Purchased                             (191.5)  (139.7)  (116.5)
 Cash Dividends Paid on Common and Preferred Stock    (125.8)  (111.4)   (98.5)
 Net Proceeds from Stock Options                        28.4     24.1     19.5
 Other, net                                             19.3     10.7      8.0
-------------------------------------------------------------------------------
 Net Cash Used in Financing Activities                (272.3)  (219.3)  (268.8)
-------------------------------------------------------------------------------
Net Change in Cash on Deposit with Subsidiary Bank        --      (.3)     (.2)
Cash on Deposit with Subsidiary Bank at Beginning
of Year                                                   .1       .4       .6
-------------------------------------------------------------------------------
Cash on Deposit with Subsidiary Bank at End of Year  $    .1  $    .1  $    .4

--                                                                           --







--                                                                           --
                                       77
                           Northern Trust Corporation

                    Report of Independent Public Accountants
                      ----------------------------------
To the Stockholders and Board of Directors of Northern Trust Corporation:
--------------------------------------------------------------------------------
We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
 We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                             Arthur Andersen LLP

Chicago, Illinois,
January 16, 2001
--                                                                           --







--                                                                           --
                                       78
                           Northern Trust Corporation

                       Consolidated Financial Statistics
                      ----------------------------------
Quarterly Financial Data
--------------------------------------------------------------------------------

Statement of Income                       2000                                     1999
-----------------------------------------------------------------------------------------------------------
($ In Millions Except        Fourth     Third    Second     First     Fourth     Third    Second     First
Per Share Information)      Quarter   Quarter   Quarter   Quarter    Quarter   Quarter   Quarter   Quarter
-----------------------------------------------------------------------------------------------------------
Trust Fees                $   304.9     304.7     305.6     286.0  $   271.1     242.4     236.2     224.5
Other Noninterest Income       84.9      87.2      87.3      76.4       69.3      64.0      66.1      61.6
Net Interest Income
 Interest Income              544.1     531.3     499.9     435.8      424.1     404.3     370.0     370.2
 Interest Expense             398.5     388.5     359.1     296.4      285.8     276.0     243.4     244.6
-----------------------------------------------------------------------------------------------------------
Net Interest Income           145.6     142.8     140.8     139.4      138.3     128.3     126.6     125.6
Provision for Credit
Losses                          5.0       5.0      10.0       4.0        6.5        .5       5.0        .5
Noninterest Expenses          342.3     344.9     338.2     326.1      310.8     276.1     271.7     266.4
Provision for Income
Taxes                          62.6      61.5      62.5      58.4       55.4      53.9      52.5      49.7
-----------------------------------------------------------------------------------------------------------
Net Income                $   125.5     123.3     123.0     113.3  $   106.0     104.2      99.7      95.1
-----------------------------------------------------------------------------------------------------------
Net Income Applicable to
Common Stock              $   124.0     121.8     121.6     112.0  $   104.7     102.9      98.6      94.0
-----------------------------------------------------------------------------------------------------------
Per Common Share
Net Income-Basic          $     .56       .55       .55       .51  $     .47       .46       .44       .42
-Diluted                        .54       .53       .53       .49        .46       .45       .43       .41
-----------------------------------------------------------------------------------------------------------
Average Balance Sheet
Assets
Cash and Due from Banks   $ 1,477.0   1,257.8   1,550.2   1,401.2  $ 1,358.5   1,386.6   1,256.9   1,470.9
Money Market Assets         5,426.7   3,712.3   4,374.7   4,537.5    5,656.0   4,649.4   3,896.9   4,737.8
Securities                  9,701.0  10,841.8  10,174.6   8,017.9    7,288.8   8,907.5   8,136.4   7,484.8
Loans and Leases           17,404.0  16,825.3  16,375.4  15,577.2   15,207.0  14,620.5  14,271.2  14,079.2
Reserve for Credit
Losses                       (160.4)   (158.6)   (157.0)   (152.8)    (147.9)   (148.4)   (149.6)   (147.1)
Other Assets                2,234.5   1,996.6   2,010.3   1,879.0    1,717.5   1,679.2   1,712.5   1,754.7
-----------------------------------------------------------------------------------------------------------
Total Assets              $36,082.8  34,475.2  34,328.2  31,260.0  $31,079.9  31,094.8  29,124.3  29,380.3
-----------------------------------------------------------------------------------------------------------
Liabilities and
Stockholders' Equity
Deposits
 Demand and Other
 Noninterest-Bearing      $ 4,107.4   3,890.8   3,958.8   3,923.6  $ 3,895.9   3,530.6   3,566.5   3,627.2
 Savings and Other
 Interest-Bearing           7,618.0   7,366.1   7,444.1   7,439.8    7,375.1   7,029.4   6,921.1   6,813.5
 Other Time                   732.3   1,197.3   1,139.6     789.2      757.5     566.5     716.4     560.4
 Foreign Offices            9,400.7   8,212.5   8,608.0   8,354.9    8,142.3   7,290.0   6,309.4   6,326.2
-----------------------------------------------------------------------------------------------------------
 Total Deposits            21,858.4  20,666.7  21,150.5  20,507.5   20,170.8  18,416.5  17,513.4  17,327.3
Purchased Funds             9,192.9   8,883.0   8,381.3   6,121.1    6,499.9   8,357.9   7,376.7   7,765.7
Senior Notes                  500.0     500.0     500.0     512.1      436.4     498.4     640.6     746.6
Long-Term Debt                638.2     638.3     638.4     644.7      659.2     602.3     458.6     458.3
Debt-Floating Rate
Capital Securities            267.6     267.6     267.6     267.6      267.5     267.5     267.5     267.5
Other Liabilities           1,239.0   1,209.0   1,125.7   1,011.6      908.1     873.4     832.3     846.1
Stockholders' Equity        2,386.7   2,310.6   2,264.7   2,195.4    2,138.0   2,078.8   2,035.2   1,968.8
-----------------------------------------------------------------------------------------------------------
Total Liabilities and
Stockholders' Equity      $36,082.8  34,475.2  34,328.2  31,260.0  $31,079.9  31,094.8  29,124.3  29,380.3
-----------------------------------------------------------------------------------------------------------
Analysis of Net Interest
Income
Earning Assets            $32,531.7  31,379.4  30,924.7  28,132.6  $28,151.8  28,177.4  26,304.5  26,301.8
Interest-Related Funds     27,677.3  26,567.6  26,315.3  23,641.3   23,650.6  24,170.9  22,250.6  22,585.6
Noninterest-Related
Funds                       4,854.4   4,811.8   4,609.4   4,491.3    4,501.2   4,006.5   4,053.9   3,716.2
Net Interest Income
(Taxable equivalent)          159.9     157.1     154.1     150.8      148.2     138.9     135.8     134.5
Net Interest Margin
(Taxable equivalent)           1.96%     1.99      2.00      2.16       2.09%     1.95      2.07      2.07
-----------------------------------------------------------------------------------------------------------
Common Stock Dividend
and Market Price
Dividends                 $    .155      .135      .135      .135  $    .135       .12       .12       .12
Market Price Range-High       92.13     90.88     73.31     77.25      54.63     49.81     50.00     47.38
-Low                          70.75     64.88     57.38     46.75      41.28     40.16     42.94     40.31
-----------------------------------------------------------------------------------------------------------

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq National Market under the symbol NTRS.
--                                                                           --







--                                                                           --
                                       79
                           Northern Trust Corporation

                       Consolidated Financial Statistics
                      ----------------------------------
Average Statement of Condition with Analysis of Net Interest Income
--------------------------------------------------------------------------------

(Interest and Rate on a
Taxable Equivalent Basis)            2000                      1999
-------------------------------------------------------------------------------
($ In Millions)             Interest    Volume  Rate  Interest    Volume  Rate
-------------------------------------------------------------------------------
Average Earning Assets
Money Market Assets
 Federal Funds Sold and
 Resell Agreements          $   40.4 $   642.5  6.29% $   55.8 $ 1,095.7  5.09%
 Time Deposits with Banks      206.0   3,822.8  5.39     164.3   3,562.0  4.61
 Other                           3.4      47.8  6.95       4.2      79.6  5.36
-------------------------------------------------------------------------------
Total Money Market Assets      249.8   4,513.1  5.53     224.3   4,737.3  4.74
-------------------------------------------------------------------------------
Securities
 U.S. Government                14.6     237.7  6.13      15.5     285.3  5.43
 Obligations of States and
 Political Subdivisions         38.7     475.9  8.14      40.5     497.4  8.15
 Federal Agency                567.6   8,551.9  6.64     363.6   6,838.5  5.32
 Other                          31.4     409.4  7.68      21.7     322.7  6.72
 Trading Account                  .9      12.1  7.35        .8      12.5  6.58
-------------------------------------------------------------------------------
Total Securities               653.2   9,687.0  6.74     442.1   7,956.4  5.56
-------------------------------------------------------------------------------
Loans and Leases             1,161.4  16,548.6  7.02     940.8  14,547.8  6.47
-------------------------------------------------------------------------------
Total Earning Assets        $2,064.4  30,748.7  6.71% $1,607.2  27,241.5  5.90%
-------------------------------------------------------------------------------
Reserve for Credit Losses         --    (157.2)   --        --    (148.4)   --
Cash and Due from Banks           --   1,421.3    --        --   1,368.0    --
Other Assets                      --   2,030.5    --        --   1,715.9    --
-------------------------------------------------------------------------------
Total Assets                      -- $34,043.3    --        -- $30,177.0    --
-------------------------------------------------------------------------------
Average Source of Funds
Deposits
 Savings and Money Market   $  206.8 $ 5,203.9  3.97% $  155.6 $ 4,845.3  3.21%
 Savings Certificates          133.0   2,263.3  5.88     117.3   2,191.0  5.35
 Other Time                     59.1     964.6  6.13      32.7     650.5  5.03
 Foreign Offices Time          431.4   8,064.5  5.35     286.3   6,592.1  4.34
-------------------------------------------------------------------------------
Total Deposits                 830.3  16,496.3  5.03     591.9  14,278.9  4.15
Federal Funds Purchased        167.8   2,644.7  6.34     161.0   3,226.1  4.99
Securities Sold under
Agreements to Repurchase        91.8   1,476.4  6.22      95.8   1,954.5  4.90
Commercial Paper                 8.8     138.3  6.40       7.3     141.0  5.15
Other Borrowings               245.2   3,890.0  6.30     109.2   2,177.3  5.02
Senior Notes                    34.4     503.0  6.82      30.6     579.5  5.28
Long-Term Debt                  44.8     639.9  7.01      37.9     545.3  6.96
Debt-Floating Rate Capital
Securities                      19.4     267.6  7.25      16.1     267.5  6.02
-------------------------------------------------------------------------------
Total Interest-Related
Funds                        1,442.5  26,056.2  5.54   1,049.8  23,170.1  4.53
-------------------------------------------------------------------------------
Interest Rate Spread              --        --  1.17        --        --  1.37
Noninterest-Related
Deposits                          --   4,550.6    --        --   4,086.0    --
Other Liabilities                 --   1,146.8    --        --     865.2    --
Stockholders' Equity              --   2,289.7    --        --   2,055.7    --
-------------------------------------------------------------------------------
Total Liabilities and
Stockholders' Equity              -- $34,043.3    --        -- $30,177.0    --
-------------------------------------------------------------------------------
Net Interest Income/Margin  $  621.9        --  2.02% $  557.4        --  2.05%
-------------------------------------------------------------------------------
Net Interest Income/Margin
Components
Domestic                    $  606.0 $26,143.9  2.32% $  545.7 $23,131.3  2.36%
International                   15.9   4,604.8   .35      11.7   4,110.2   .30
-------------------------------------------------------------------------------
Consolidated                $  621.9 $30,748.7  2.02% $  557.4 $27,241.5  2.05%
-------------------------------------------------------------------------------

Notes-Average volume includes nonaccrual loans.
-Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.18%). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $53.3 million in 2000, $38.6 million in 1999, $35.9 million in 1998, $32.7 million in 1997 and $33.6 million in 1996.
-Interest on loans and money market assets includes fees of $1.2 million in
  2000, $3.4 million in 1999, $4.3 million in 1998, $3.9 million in 1997, and
  $4.3 million in 1996.
--                                                                           --







--                                                                           --
                                       80
                           Northern Trust Corporation

                      ----------------------------------

--------------------------------------------------------------------------------

         1998                       1997                      1996
------------------------------------------------------------------------------

Interest     Volume  Rate  Interest    Volume  Rate  Interest    Volume  Rate
------------------------------------------------------------------------------
$   53.0  $   967.5  5.48% $   45.9 $   815.3  5.63% $   18.3 $   333.3  5.49%
   155.0    2,827.1  5.48     133.5   2,574.7  5.18      84.9   1,699.5  5.00
     2.7       44.1  6.14       3.0      52.6  5.68       3.0      50.7  5.91
------------------------------------------------------------------------------
   210.7    3,838.7  5.49     182.4   3,442.6  5.30     106.2   2,083.5  5.10
------------------------------------------------------------------------------
    22.4      374.2  5.99      48.8     822.9  5.94      97.6   1,702.0  5.73
    38.2      434.0  8.81      38.1     408.8  9.32      40.8     414.1  9.86
   362.1    6,385.0  5.67     281.9   4,890.1  5.77     228.4   4,010.7  5.69
    18.3      265.8  6.87      14.9     243.4  6.11      13.7     228.2  6.00
      .8       11.8  6.53        .7       9.0  7.33        .6       8.8  7.09
------------------------------------------------------------------------------
   441.8    7,470.8  5.91     384.4   6,374.2  6.03     381.1   6,363.8  5.99
------------------------------------------------------------------------------
   886.5   13,315.0  6.66     798.7  11,812.9  6.76     697.8  10,332.1  6.75
------------------------------------------------------------------------------
$1,539.0   24,624.5  6.25% $1,365.5  21,629.7  6.32% $1,185.1  18,779.4  6.31%
------------------------------------------------------------------------------
      --     (147.1)   --        --    (148.1)   --        --    (147.5)   --
      --    1,205.7    --        --   1,095.4    --        --   1,072.9    --
      --    1,507.6    --        --   1,474.7    --        --   1,259.5    --
------------------------------------------------------------------------------
      --  $27,190.7    --        -- $24,051.7    --        -- $20,964.3    --
------------------------------------------------------------------------------
$  141.3  $ 4,263.3  3.31% $  125.8 $ 3,895.4  3.23% $  114.3 $ 3,620.7  3.16%
   122.1    2,144.5  5.69     117.2   2,035.8  5.76     119.1   2,062.4  5.78
    30.6      571.8  5.35      39.4     717.3  5.50      29.9     549.2  5.44
   286.4    5,781.7  4.95     239.8   4,971.2  4.82     184.5   3,826.2  4.82
------------------------------------------------------------------------------
   580.4   12,761.3  4.55     522.2  11,619.7  4.49     447.8  10,058.5  4.45
   139.8    2,620.6  5.34      92.4   1,690.2  5.47      97.9   1,842.2  5.31
    80.2    1,506.0  5.33      81.7   1,519.9  5.38     103.4   1,973.3  5.24
     8.0      145.9  5.51       7.9     142.7  5.54       7.8     143.7  5.40
   132.3    2,540.4  5.21     112.4   2,120.9  5.30      64.5   1,274.1  5.07
    36.5      653.3  5.58      30.9     539.3  5.75      14.4     267.5  5.37
    31.8      445.8  7.14      32.6     435.8  7.48      27.4     360.7  7.59
    16.9      267.4  6.32      14.5     224.1  6.49        --        --    --
------------------------------------------------------------------------------
 1,025.9   20,940.7  4.90     894.6  18,292.6  4.89     763.2  15,920.0  4.79
------------------------------------------------------------------------------
      --         --  1.35        --        --  1.43        --        --  1.52
      --    3,731.8    --        --   3,450.3    --        --   3,080.7    --
      --      693.6    --        --     679.3    --        --     477.9    --
      --    1,824.6    --        --   1,629.5    --        --   1,485.7    --
------------------------------------------------------------------------------
      --  $27,190.7    --        -- $24,051.7    --        -- $20,964.3    --
------------------------------------------------------------------------------
$  513.1         --  2.08% $  470.9        --  2.18% $  421.9        --  2.25%
------------------------------------------------------------------------------
$  502.7  $21,118.7  2.38% $  466.0 $18,492.2  2.52% $  420.6 $16,678.5  2.52%
    10.4    3,505.8   .30       4.9   3,137.5   .16       1.3   2,100.9   .06
------------------------------------------------------------------------------
$  513.1  $24,624.5  2.08% $  470.9 $21,629.7  2.18% $  421.9 $18,779.4  2.25%
------------------------------------------------------------------------------

--                                                                           --







--                                                                           --
                                       81
                           Northern Trust Corporation

                              Corporate Structure

                     -------------------------------------

================================================================================

NORTHERN TRUST CORPORATION

50 South La Salle Street, Chicago, Illinois 60675
(312) 630-6000

PRINCIPAL SUBSIDIARY

The Northern Trust Company

50 South La Salle Street, Chicago, Illinois 60675

     120 East Oak Street, Chicago, Illinois 60611
     201 East Huron Street, Chicago, Illinois 60611
     125 South Wacker Drive, Chicago, Illinois 60675
     2814 West Fullerton Avenue, Chicago, Illinois 60647
     7801 South State Street, Chicago, Illinois 60619
     8501 West Higgins Road, Chicago, Illinois 60631
     826 S. Northwest Highway, Barrington, Illinois 60010
     2550 Waukegan Road, Glenview, Illinois 60025
     579 Central Avenue, Highland Park, Illinois 60035
     4 North Washington Street, Hinsdale, Illinois 60521
     120 East Scranton Avenue, Lake Bluff, Illinois 60044
     265 Deerpath Road, Lake Forest, Illinois 60045
     959 South Waukegan Road, Lake Forest, Illinois 60045
     701 South McKinley Road, Lake Forest, Illinois 60045
     400 East Diehl Road, Naperville, Illinois 60563
     One Oakbrook Terrace, Oakbrook Terrace, Illinois 60181
     1501 Woodfield Road Schaumburg, Illinois 60173
     62 Green Bay Road, Winnetka, Illinois 60093

     London Branch

     155 Bishopsgate, London EC2M 3XS, United Kingdom

     Cayman Islands Branch

     P.O. Box 501, Georgetown, Cayman Islands,
     British West Indies

     Singapore Branch

     80 Raffles Place 46th Floor, UOB Plaza 1,
     Singapore 048624

SUBSIDIARIES OF THE NORTHERN
TRUST COMPANY

The Northern Trust
International Banking Corporation

40 Broad Street, 10th Floor
New York, New York 10004

     The Northern Trust Company
     of Hong Kong Limited

     Suite 703-4 One Pacific Place
     88 Queensway, Hong Kong

     Northern Trust Trade Services Limited

     7/F CITIC Tower, I Tim Mei Avenue,
     Central, Hong Kong

     Northern Trust Fund Managers (Ireland) Limited

     Ulster Bank Centre
     Georges Quay, Dublin 2
     Ireland

     Northern Trust Global Investments (Europe) Limited

     6 Devonshire Square
     London, EC2A 4YE, United Kingdom

     Northern Trust (Ireland) Limited

       Northern Trust Investor Services (Ireland) Limited
       Northern Trust Custodial Services (Ireland)
       Northern Trust Fund Services (Ireland) Limited
       Ulster Bank Group Centre
       Georges Quay, Dublin 2
       Ireland

Northern Trust Investments, Inc.

50 South La Salle Street, Chicago, Illinois 60675

Norlease, Inc.

50 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60675

The Northern Trust Company, Canada

161 Bay Street, Suite 4540, B.C.E. Place
Toronto, Ontario, Canada M5J 2SJ

NTG Services LLC

155 Bishopsgate, London
EC2M 3XS, United Kingdom

     NT Mortgage Holdings LLC

     50 South La Salle Street
     Chicago, Illinois 60675

OTHER SUBSIDIARIES OF THE CORPORATION

Northern Trust Bank of Florida N.A.

700 Brickell Avenue, Miami, Florida 33131
595 Biltmore Way, Coral Gables, Florida 33134
328 Crandon Boulevard, Suite 101,
     Key Biscayne, Florida 33149
3001 Aventura Boulevard, Aventura, Florida 33180
8600 NW 17th Street, Suite 120, Miami, Florida 33126
1100 East Las Olas Boulevard,
     Fort Lauderdale, Florida 33301
2601 East Oakland Park Boulevard,
     Fort Lauderdale, Florida 33306
2300 Weston Road, Weston, Florida 33326
301 Yamato Road, Boca Raton, Florida 33431
770 East Atlantic Avenue, Delray Beach, Florida 33483
440 Royal Palm Way, Palm Beach, Florida 33480
11301 U.S. Highway 1, Suite 100,
     North Palm Beach, Florida 33408
2201 S.E. Kingswood Terrace, Monterey Commons,
     Stuart, Florida 34996
755 Beachland Boulevard, Vero Beach, Florida 32963
1440 South AIA, Vero Beach, Florida 32963
4001 Tamiami Trail North, Naples, Florida 34103
375 Fifth Avenue South, Naples, Florida 34102
26790 South Tamiami Trail, Bonita Springs, Florida 34134
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236

================================================================================

                          Northern Trust Corporation

                              Corporate Structure

               ------------------------------------------------

================================================================================

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

Northern Trust Cayman International, Ltd.

P.O. Box 1586, Georgetown, Grand Cayman,
Cayman Islands, British West Indies

Northern Trust Bank of Arizona N.A.

2398 East Camelback Road, Phoenix, Arizona 85016
7600 E. Doubletree Ranch Road, Scottsdale, Arizona 85258
7501 East Thompson Peak Parkway,
       Scottsdale, Arizona 85255
8525 East Pinnacle Peak Road, Scottsdale, Arizona 85255
10220 West Bell Road, Sun City, Arizona 85351
10015 West Royal Oak Road, Sun City, Arizona 85351
19432 R. H. Johnson Boulevard,
        Sun City West, Arizona 85375
1525 South Greenfield Road, Mesa, Arizona 85206
23714 South Alma School Road, Sun Lakes, Arizona 85248
6373 East Tanque Verde Road, Tucson, Arizona 85715
3450 East Sunrise Drive, Tucson, Arizona 85718

Northern Trust Bank of California N.A.

355 South Grand Avenue, Suite 2600,
      Los Angeles, California 90071
16 Corporate Plaza, Newport Beach, California 92660
4370 La Jolla Village Drive, Suite 1000,
       San Diego, California 92122
1125 Wall Street, La Jolla, California 92037
206 East Anapamu Street,
      Santa Barbara, California 93101
1485 East Valley Road, (Montecito),
       Santa Barbara, California 93108
580 California Street, Suite 1800,
      San Francisco, California 94104
575 Redwood Highway, Mill Valley, California 94941
10877 Wilshire Boulevard (Westwood),
        Los Angeles, California 90024
74-900 Highway 111, Suite 121,
         Indian Wells, California 92210,
421 North Rodeo Drive, Beverly Hills, California 90210

Northern Trust Bank of Texas N.A.

2020 Ross Avenue, Dallas, Texas 75201
5540 Preston Road, Dallas, Texas 75205
16475 Dallas Parkway, Addison, Texas 75001
2701 Kirby Drive, Houston, Texas 77098
600 Bering Drive, Houston, Texas 77057
10000 Memorial Drive, Houston, Texas 77024
700 Rusk Street, Houston, Texas 77002
600 Congress Avenue, Austin, Texas 78701

Northern Trust Bank, FSB

     Michigan

     40701 Woodward Avenue, Suite 110,
     Bloomfield Hills, Michigan 48304
     161 Ottawa Avenue, Northwest, Suites Ill and 114,
     Grand Rapids, Michigan 49503
     16980 Kercheval,
     Grosse Pointe, Michigan 48230

     Missouri

     7733 Forsyth Boulevard, Suite 1440,
     St. Louis, Missouri 63105

     Nevada

     7251 West Lake Mead Boulevard, 3rd Floor,
     Las Vegas, Nevada 89128

     Ohio

     127 Public Square, Suite 5150,
     Cleveland, Ohio 44114

     Washington

     1414 Fourth Avenue, Seattle, Washington 98101

     Wisconsin

     526 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

Northern Trust Bank of Colorado

1200 17th Street, Denver, Colorado 80202

Northern Trust Global Advisors, Inc.

300 Atlantic Street, Suite 400,
Stamford, Connecticut 06901

     The Northern Trust Company of Connecticut

     300 Atlantic Street, Suite 400, Stamford, Connecticut 06901

     NT Global Advisors, Inc.

     161 Bay Street, Suite 4540, B.C.E. Place,
     Toronto, Ontario, Canada M5J 2S1

     NT Fund Advisors of Quebec, Inc.

     770 Sherbrooke Street West, Suite 1420, Montreal, Quebec, Canada H3A lGl

     Northern Trust Global Advisors, Limited

     155 Bishopsgate, London EC2M 3XS, United Kingdom

The Northern Trust Company of New York

40 Broad Street, New York, New York 10004

Northern Trust Securities, Inc.

50 South La Salle Street, Chicago, Illinois 60675

Northern Trust Retirement Consulting, L.L.C.

3003 Summit Boulevard, Suite 100,
  Atlanta, Georgia 30319
20020 120th Avenue Northeast, Suite 200,
  Bothell, Washington 98011

================================================================================

                                      85

                          NORTHERN TRUST CORPORATION