Form 10-K, Exhibit 13
period 2001-12-31
NORTHERN TRUST CORP
filed 2002-03-12
CIK 73124

                                                                      EXHIBIT 13



                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Summary of Selected Consolidated Financial Data
--------------------------------------------------------------------------------

($ In Millions Except Per Share Information)       2001      2000      1999      1998      1997
------------------------------------------------------------------------------------------------
Noninterest Income
  Trust Fees                                   $1,231.3  $1,201.2  $  974.2  $  816.3  $  689.2
  Foreign Exchange Trading Profits                139.8     152.7     107.7     103.5     104.8
  Treasury Management Fees                         84.1      71.5      67.9      69.9      60.2
  Security Commissions and Trading Income          35.5      34.3      30.2      28.0      26.1
  Other Noninterest Income                         89.3      77.3      55.2      53.9      54.2
---------------------------------------------- --------  --------  --------  --------  --------
Total Noninterest Income                        1,580.0   1,537.0   1,235.2   1,071.6     934.5
---------------------------------------------- --------  --------  --------  --------  --------
Net Interest Income                               595.3     568.6     518.8     477.2     438.2
Provision for Credit Losses                        66.5      24.0      12.5       9.0       9.0
---------------------------------------------- --------  --------  --------  --------  --------
Income before Noninterest Expenses              2,108.8   2,081.6   1,741.5   1,539.8   1,363.7
---------------------------------------------- --------  --------  --------  --------  --------
Noninterest Expenses
  Compensation                                    685.8     689.1     582.6     518.1     448.3
  Employee Benefits                               122.2     109.3      98.5      91.3      79.0
  Occupancy Expense                               100.2      87.3      74.3      67.9      66.7
  Equipment Expense                                85.7      73.1      63.6      62.2      62.2
  Other Operating Expenses                        383.0     392.7     306.0     257.6     235.6
---------------------------------------------- --------  --------  --------  --------  --------
Total Noninterest Expenses                      1,376.9   1,351.5   1,125.0     997.1     891.8
---------------------------------------------- --------  --------  --------  --------  --------
Income before Income Taxes                        731.9     730.1     616.5     542.7     471.9
Provision for Income Taxes                        244.4     245.0     211.5     188.8     162.5
---------------------------------------------- --------  --------  --------  --------  --------
Net Income                                     $  487.5  $  485.1  $  405.0  $  353.9  $  309.4
---------------------------------------------- --------  --------  --------  --------  --------
Net Income Applicable to Common Stock          $  483.4  $  479.4  $  400.2  $  349.0  $  304.4
---------------------------------------------- --------  --------  --------  --------  --------
Per Common Share
Net Income
  Basic                                        $   2.18  $   2.17  $   1.81  $   1.58  $   1.37
  Diluted                                          2.11      2.08      1.74      1.52      1.33
Dividends Declared                                 .635       .56      .495      .435      .375
Book Value-End of Period (EOP)                    11.97     10.54      9.25      8.19      7.27
Market Price-EOP                                  60.22     81.56     53.00     43.66     34.88
---------------------------------------------- --------  --------  --------  --------  --------
Average Total Assets                           $ 35,624  $ 34,043  $ 30,177  $ 27,191  $ 24,052
Senior Notes-EOP                                    450       500       500       700       785
Long-Term Debt-EOP                                  767       638       659       458       440
Debt-Floating Rate Capital Securities-EOP           268       268       268       267       267
---------------------------------------------- --------  --------  --------  --------  --------
Ratios
Dividend Payout Ratio                              29.2%     25.9%     27.6%     27.7%     27.5%
Return on Average Assets                           1.37      1.43      1.34      1.30      1.29
Return on Average Common Equity                   19.34     22.09     20.67     20.47     20.17
Tier 1 Capital to Risk-Weighted Assets-EOP        10.88      9.79      9.92      9.78      9.61
Total Capital to Risk-Weighted Assets-EOP         14.25     12.85     13.60     13.06     12.78
Leverage Ratio                                     7.93      6.91      7.14      6.90      6.87
Average Stockholders' Equity to Average Assets     7.36      6.73      6.81      6.71      6.78
Average Loans and Leases Times Average
  Stockholders' Equity                              6.8x      7.2x      7.1x      7.3x      7.2x
---------------------------------------------- --------  --------  --------  --------  --------
Stockholders-EOP                                  3,183     3,194     3,251     3,373     3,380
Staff-EOP (full-time equivalent)                  9,453     9,466     8,583     8,156     7,553

   Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank), an Illinois banking corporation with its headquarters located in the Chicago financial district. The Corporation also owns banks with offices in Arizona, California, Colorado, Florida and Texas, a federal savings bank with offices in Michigan, Missouri, Nevada, Ohio, Washington and Wisconsin, a trust company in New York and various other nonbank subsidiaries, including a securities brokerage firm, an international investment consulting firm and a retirement services company. The Bank has global custody operations in London, offices in the Chicago metropolitan area and various subsidiaries including an investment management

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

company, a leasing company, a Canadian trust company, a New York Edge Act company and a global fund services provider. Although the operations of other subsidiaries will be of increasing significance to the Corporation, it is expected that the Bank will, in the foreseeable future continue to be the major source of the consolidated assets, revenues and net income. Northern Trust has not utilized unconsolidated special purpose entities in order to provide financing, improve liquidity, transfer assets or manage credit risk.
   All references to "Northern Trust" refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.
   The Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Northern Trust's Consolidated Financial Statements and Consolidated Financial Statistics included herein. Certain critical accounting policies involve estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements; and, the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates. Estimates and judgments regarding the administration of the reserve for credit losses, as described in Management's Discussion and Analysis of Financial Condition and Results of Operations, is of particular significance to Northern Trust.

RESULTS OF OPERATIONS

Overview. Net income for 2001 totaled a record $487.5 million, up from $485.1 million earned in 2000 which was 20% greater than the $405.0 million earned in 1999. Diluted net income per common share increased 1% to $2.11 from $2.08 in 2000, which was up 20% from $1.74 in 1999. The 2001 results were achieved notwithstanding a $66.5 million provision for credit losses compared to $24.0 million in 2000. The record net income performance produced a return on average common stockholders' equity of 19.34% compared with 22.09% in 2000 and 20.67% in 1999. The return on average assets was 1.37% in 2001 compared with 1.43% in 2000 and 1.34% in 1999.
   2001 marks the fourteenth consecutive year of record earnings. Trust fees, net interest income and treasury management fees were all at record levels. Trust assets under administration of $1.68 trillion at December 31, 2001 were unchanged from the prior year, despite declines in worldwide equity markets, as evidenced by the 13% yearly decline in the S&P 500 equity index and 21% fall in the Nasdaq Com-posite Index. Northern Trust's diversified revenue sources produced a 3% increase in revenues while operating expenses increased by just 2%, resulting in a 162% productivity ratio, an all-time high.
   Stockholders' equity grew to $2.77 billion, as compared to $2.46 billion at December 31, 2000 and $2.17 billion at December 31, 1999, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.
   The Board of Directors increased the quarterly dividend per common share 9.7% in November 2001, to $.17 from $.155, for a new annual rate of $.68. This is the fifteenth consecutive year in which the dividend rate has been increased. The Board's action reflects a policy of increasing the dividend rate with increased profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet and capital ratios.
   Northern Trust's strategy will continue to focus on growing its two principal business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). C&IS provides master trust, master custody and related services to retirement plans, institutional clients and international clients; a comprehensive array of retirement consulting, actuar-ial and recordkeeping services; and a full range of commercial banking services. PFS provides financial services to individuals and closely held businesses through a unique office network in twelve states. An important element in this strategy is increasing the penetration of the C&IS and PFS target markets with investment management and related services and products provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes service quality through a high level of personal service complemented by the effective use of technology. Operating support for these business units is provided through the Worldwide Operations and Technology business unit (WWOT). Expense growth and capital expenditures are closely monitored to ensure that short- and long-term business strategies and performance objectives are effectively balanced.

Noninterest Income. Noninterest income represented 71% of total taxable equivalent revenue in both 2001

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and 2000, compared with 69% in 1999. Noninterest income totaled $1.58 billion in 2001, $1.54 billion in 2000, and $1.24 billion in 1999.
   Trust Fees. Trust fees accounted for 78% of total noninterest income and 55% of total taxable equivalent revenue in 2001. Trust fees for 2001 increased 3% to $1.23 billion from $1.20 billion in 2000, which was up 23% from $974.2 million in 1999. Trust fees have increased at a compound growth rate of 16% for the past five years. Total trust assets under administration at December 31, 2001 were $1.68 trillion, virtually unchanged from a year ago, including $452.2 billion of global custody assets. Trust assets under administration included managed assets of $330.1 billion, down from $338.0 billion at the end of 2000.
   Trust fees are based on the market value of assets managed and administered, the volume of transactions, securities lending volume and spreads, and fees for other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, Northern Trust receives a smaller percentage of the increasing value as fee income. Therefore, market value or other changes in a portfolio's size do not typically have a proportionate impact on the level of trust fees. Certain investment management fee arrangements also may provide for performance fees which are based on client portfolio returns exceeding predetermined levels. In addition, C&IS trust relationships are increasingly priced to reflect earnings from activities such as custody-related deposits and foreign exchange trading that are not included in trust fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $9.4 billion in 2001, $7.7 billion in 2000 and $7.0 billion in 1999.
   Northern Trust's fiduciary business encompasses master trust, master custody, investment management and retirement services for retirement plans, institutional clients and international clients, as well as a complete range of estate planning, fiduciary and asset management services for individuals. Fees from these services are fairly evenly distributed between C&IS and PFS. A discussion of the trust-related services provided by each of these business units and NTGI follows. The operating results, which include both trust and banking services, for C&IS and PFS are provided on pages 44-48.
   Corporate and Institutional Services. Trust fees in C&IS increased 5% in 2001 to $616.3 million from $587.8 million in 2000, which was up 21% from $484.6 million in 1999. These fees are derived from the full set of master trust and master custody services that Northern Trust provides to retirement plans and institutional clients worldwide. Northern Trust's products include investment management and worldwide custody, settlement and reporting. Investment related services include cash management, securities lending, performance analysis, risk management and a broad range of active and passive investment products provided through NTGI. In addition to these services, Northern Trust offers its clients a comprehensive array of retirement consulting, actuarial and recordkeeping services.
   The following table summarizes C&IS trust fees by product:

Corporate and Institutional Services
Summary of Trust Fees by Product
--------------------------------------------------------------------------------

              (In Millions)                    2001   2000   1999
              ---------------------------------------------------
              Custody Services               $199.4 $194.5 $157.4
              Investment Management           180.9  178.6  149.2
              Securities Lending              135.6  117.3   97.6
              Retirement Consulting Services   60.6   59.9   46.7
              Other Services                   39.8   37.5   33.7
              ---------------------------------------------------
              Total Trust Fees               $616.3 $587.8 $484.6

   All services provided by C&IS contributed to a $28.5 million increase in trust fees. Fees from custody services increased 3% as a result of new business, offset in part by the impact of lower market values of assets administered. Domestic and international securities lending fees were strong, combining to increase $18.3 million or 16% to $135.6 million, resulting from both higher volumes and increased spreads earned on the investment of collateral, due to the 11 decreases in the federal funds rate during the year. Retirement services recordkeeping and consulting fees increased 1% to $60.6 million.
   C&IS trust fees benefited from new asset management business, offset in large part by the impact of lower market values of assets under management. Northern Trust continued to broaden its offerings of both passive and actively managed investment products to trust and banking clients. Fees from investment products totaled $180.9 million, up slightly from $178.6 million in 2000. Investment management fees also include $2.1 million, compared to $11.0 million in 2000, of performance-based incentive fees for several Northern Trust Global Advisors' (NTGA) "manager of manager" funds. These fees are largely offset by performance-based incentive payments to the sub-advisors of these funds that are reflected in other operating expenses.

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Consolidated Trust Assets Under Administration
--------------------------------------------------------------------------------

                                                                                       Five-Year
                                                                                        Compound
                                                                             Percent      Growth
                                                December 31                   Change        Rate
-------------------------------------------------------------------------------------------------
($ In Billions)                     2001     2000     1999     1998     1997 2001/00
-------------------------------------------------------------------------------------------------
Corporate & Institutional       $  236.1 $  239.9 $  207.5 $  162.6 $  138.1      (2)%        23%
Personal                            94.0     98.1     91.6     73.4     58.5      (4)         15
-------------------------------------------------------------------------------------------------
Total Managed Trust Assets         330.1    338.0    299.1    236.0    196.6      (2)         20
-------------------------------------------------------------------------------------------------
Corporate & Institutional        1,281.7  1,275.1  1,178.4    975.9    845.3       1          16
Personal                            72.8     70.7     60.4     47.8     37.4       3          19
-------------------------------------------------------------------------------------------------
Total Non-Managed Trust Assets   1,354.5  1,345.8  1,238.8  1,023.7    882.7       1          16
-------------------------------------------------------------------------------------------------
Consolidated Trust Assets Under
  Administration                $1,684.6 $1,683.8 $1,537.9 $1,259.7 $1,079.3      -- %        17%

   Total C&IS trust assets under administration were virtually unchanged from the prior year at $1.52 trillion at December 31, 2001. Of the C&IS trust assets under administration, 37% was invested in equity securities, 23% in fixed income securities, 11% in cash and other assets and 29% in global equity, fixed income and cash assets. Included in C&IS assets administered are those for which Northern Trust has management responsibility. Managed assets were invested 27% in equity securities, 21% in fixed income securities and 52% in cash and other assets. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from trust clients are invested by Northern Trust and are included in trust assets under administration as managed assets. The collateral totaled $92.2 billion and $94.6 billion at December 31, 2001 and 2000, respectively.
   Net new recurring C&IS business sold and transitioned in 2001 was approximately $71 million in annualized trust fees, compared with $79 million in 2000. Approximately 47% of the new business sold came from existing clients and 53% from new relationships.
  Personal Financial Services. Northern Trust has positioned itself in markets having significant concentrations of wealth and growth potential. During the year, Northern Trust opened the Weston and Belleair Bluffs offices in Florida, and expanded or remodeled several existing offices. Its unique network of Personal Financial Services offices includes 82 locations in twelve states. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families and individuals in the United States and throughout the world with assets typically exceeding $100 million.
   At December 31, 2001 trust assets under administration in PFS totaled $166.8 billion, compared to $168.8 billion at December 31, 2000. Of the personal trust assets under administration, 55% was invested in equity securities, 28% in fixed income securities and 17% in cash and other assets. Included in assets administered are those for which Northern Trust has management responsibility. Managed assets were invested 50% in equity securities, 33% in fixed income securities and 17% in cash and other assets.
   PFS trust fees totaled a record $615.0 million, compared to $613.4 million in 2000 and $489.6 million in 1999. The modest increase in the current year reflects new business offset by the impact of the decline in the equity markets. The Wealth Management Group's trust fees increased 3% to $69.0 million, and at year-end administered $64.9 billion for significant family asset pools nationwide, up 6% from last year.
   Net recurring new business sold and transitioned in 2001 totaled $63 million in annualized trust fees, down from the record $89 million in 2000.
   Northern Trust Global Investments. Northern Trust Global Investments brings together the investment activities of the C&IS and PFS businesses. The revenues associated with this business unit are fully allocated to C&IS and PFS. NTGI integrates Northern Trust's portfolio management, research and trading with client servicing, institutional sales, marketing and product management, while continuing to emphasize Northern Trust's overall relationship orientation.
   To strengthen further the structure of NTGI and respond to the provisions of the Gramm-Leach-Bliley Act of 1999 relating to investment advisory activities, in January 2001 NTGI consolidated certain of its institutional investment management services

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

into Northern Trust Investments, Inc. (NTI), a separate subsidiary of the Bank. This subsidiary, a registered investment advisor, provides investment management services to Northern Trust's two mutual fund families and institutional clients. This structure makes the administration of these activities more efficient as well as accommodates future development of Northern Trust's investment business.
   In 2001, NTGI entered into, or expanded relationships with three overseas institutional firms. In August, Northern Trust launched a joint venture with the asset management arm of Germany's Landesbank Hessen-Thuringen (Helaba), to provide fixed income management for German institutions. By year-end, Northern Trust/Helaba had approximately $440 million in assets under management. In September, Northern launched an alliance with Italian bank, Mediolanum, to provide manager-of-manager services to Italian investors. Northern also expanded an existing relationship with Mitsubishi Trust to manage alternative investments for Japanese international clients, in addition to U.S. equities.
   NTGI's strategic focus on investment management, branding, product management, distribution and client servicing helped drive Northern Trust's continued growth in new business. During 2001 Northern Trust continued to achieve solid investment results across asset classes. For example, 25 of 40 eligible mutual funds advised by Northern Trust received high rankings in 2001 for investment performance from Morningstar or Lipper Analytical Services.
   New capabilities were added to NTGI's array of investment management products in 2001. Equity and fixed income product lines were strategically expanded, complementing the well-established core capabilities in both asset classes. NTGI also added to its alternative investment capabilities with the introduction of hedge fund and private equity programs. Northern Trust's institutional and retail mutual funds continued to enjoy significant growth, reaching $44.0 billion in assets by year-end.
   At year-end, Northern Trust managed $330.1 billion in trust assets for personal and institutional clients, down a modest 2% from $338.0 billion at year-end 2000, despite weaker equity markets as evidenced by the 13% annual decline in the S&P 500 equity index. Despite the slight decline in 2001, trust assets under administration have grown at a five-year compound annual rate of 20%.
   Foreign Exchange Trading Profits. Foreign exchange trading profits totaled $139.8 million, 8% below the record $152.7 million in 2000 and up from $107.7 million in 1999. As custodian, Northern Trust provides foreign exchange services in the normal course of business. Active management of currency positions, within conservative limits, also contributes to trading profits. The current year foreign exchange results reflect reduced market volatility in the major currencies, offset in part by growth in global assets under custody. The increase in profits in 2000 primarily reflected market volatility in the major currencies, including high volatility in the euro throughout the year, as well as growth in global assets under custody and a higher level of client transaction volume.
   Treasury Management Fees. The fee portion of treasury management revenues totaled $84.1 million in 2001, an increase of 18% from the $71.5 million reported in 2000 compared with $67.9 million in 1999. Total treasury management revenues, which, in addition to fees, include the computed value of compensating deposit balances, increased 8% to $115.3 million from $107.2 million in 2000 compared to $99.3 million in 1999, reflecting the continued growth of new business in both paper- and electronic-based products. The increase in the fee portion of the revenue was partly a result of more clients electing to pay for services in fees rather than in compensating deposit balances.
   Security Commissions and Trading Income. Security commissions and trading income totaled $35.5 million in 2001, compared with $34.3 million in 2000 and $30.2 million in 1999. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). The increase in both years reflects continued growth in securities brokerage activities, up 5% in 2001 and 13% in 2000.
   Other Operating Income. Other operating income includes loan, letter of credit and deposit-related service fees and other miscellaneous income from asset sales. Other operating income in 2001 totaled $89.3 million compared with $77.1 million in 2000 and $54.5 million in 1999. The current year increase reflects a $9.2 million nonrecurring gain on the sale of an 80% interest in Northern Trust's lockbox operations for which it received cash. The joint venture that was formed in connection with the sale provides receivables management services to North-

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ern Trust clients. Nonrecurring gains from the sale of assets in 2000 totaled $4.5 million compared to $4.0 million in 1999. Excluding nonrecurring items, the increase in other operating income in 2001 is primarily attributable to higher loan service and standby letter of credit fees, gains on the sale of lease residuals, and banking-related fees.
   Investment Security Gains. Net security gains were zero in 2001. This compares with net gains of $.2 million in 2000 and $.7 million in 1999.

Net Interest Income. Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by nonearning assets including cash and due from banks, items in process of collection, buildings and equipment and other nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating deposit balances to pay for services.
   Net interest income for 2001 was a record $595.3 million, up 5% from $568.6 million in 2000, which was up 10% from $518.8 million in 1999. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 2001 was a record $647.9 million, an increase of $26.0 million or 4% from $621.9 million in 2000 which in turn was up 12% from $557.4 million in 1999. Through steady asset growth and conservative interest rate risk management, Northern Trust has been successful in generating year over year improvement in net interest income as evidenced by the fact that 2001 represents the eighteenth consecutive year of record performance. The improvement in FTE net interest income in 2001 was driven primarily by a 4% increase in average earning assets.

   Earning assets averaged $32.0 billion, up 4% from the $30.7 billion reported in 2000, which was up from $27.2 billion in 1999. The growth in average earning assets reflects an 8% or $1.3 billion increase in loans. Securities averaged $8.5 billion, down 12% from $9.7 billion in 2000, which was offset by a $1.2 billion increase in money market assets.
   Loan volume for the year averaged $17.8 billion with the predominant portion of the growth reflected in the domestic portfolio. The domestic growth came from residential mortgage activities, up $595 million to $7.1 billion on average, and commercial and industrial loans, up $176 million to $5.0 billion. In addition, reflecting growth in lending to Wealth Management and private banking clients, personal loans increased $190 million, to average $2.2 billion for the year. International loans increased 10% to average $708 million. The loan portfolio includes noninterest-bearing domestic and international overnight advances related to processing certain trust client investments, which averaged $872 million in 2001, down from $938 million a year ago. Securities averaged $8.5 billion in 2001, down 12% resulting primarily from lower levels of federal agency securities. Money market assets averaged $5.7 billion in 2001 versus $4.5 billion in 2000.

   The increase in average earning assets of $1.3 billion was funded through growth in interest-bearing deposits and noninterest-related funds. The deposit growth was concentrated primarily in foreign office time deposits, up $585 million resulting from increased global custody activity, and savings and money market deposits, up $550 million.

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Analysis of Net Interest Income (FTE)
--------------------------------------------------------------------------------

                                                                  Percent Change
---------------------------------------------------------------------------------
($ In Millions)                  2001       2000       1999  2001/00    2000/99
--------------------------------------------------------------------------------
Interest Income             $ 1,681.5  $ 2,011.1  $ 1,568.6    (16.4)%     28.2%
FTE Adjustment                   52.6       53.3       38.6     (1.3)      38.1
-------------------------------------------------------------------------------
Interest Income-FTE           1,734.1    2,064.4    1,607.2    (16.0)      28.4
Interest Expense              1,086.2    1,442.5    1,049.8    (24.7)      37.4
--------------------------------------------------------------------------------
Net Interest Income-FTE     $   647.9  $   621.9  $   557.4      4.2 %     11.6%
-------------------------------------------------------------------------------
Average Volume
  Earning Assets            $32,041.8  $30,748.7  $27,241.5      4.2 %     12.9%
  Interest-Related Funds     26,924.6   26,056.2   23,170.1      3.3       12.5
  Noninterest-Related Funds   5,117.2    4,692.5    4,071.4      9.1       15.3
-------------------------------------------------------------------------------
                                                            Change in Percentage
---------------------------------------------------------------------------------
Average Rate
  Earning Assets                 5.41%      6.71%      5.90%   (1.30)       .81
  Interest-Related Funds         4.03       5.54       4.53    (1.51)      1.01
  Interest Rate Spread           1.38       1.17       1.37      .21       (.20)
  Total Source of Funds          3.39       4.69       3.85    (1.30)       .84
-------------------------------------------------------------------------------
Net Interest Margin              2.02%      2.02%      2.05%      --       (.03)

Refer to pages 94 and 95 for a detailed analysis of net interest income.

Other interest-related funds averaged $9.2 billion, down $352 million, principally from lower treasury investment program balances, partially offset by higher levels of federal funds sold, borrowings from the Federal Home Loan Bank and the issuance of subordinated notes by the Bank. Average net noninterest-related funds increased $425 million, mainly due to higher demand deposits and stockholders' equity. Stockholders' equity for the year averaged $2.6 billion, an increase of $330.5 million or 14% from 2000, principally due to the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.
   The net interest spread improved to 1.38% in 2001 from 1.17% in 2000 resulting from loan growth and the favorable impact of the decline in interest rates on average funding costs. While noninterest-related funds increased $425 million to $5.1 billion, the value of these funds was diminished by the decline in interest rates as the average return on earning assets fell by 130 basis points. As a result of the above, the net interest margin of 2.02% in 2001 was unchanged from the prior year. For a complete analysis of volume and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 94 and 95.

Provision for Credit Losses. The provision for credit losses of $66.5 million was $42.5 million higher than the $24.0 million required in 2000 which in turn was $11.5 million greater than the $12.5 million provision in 1999. For a discussion of the reserve and provision for credit losses, refer to pages 52 through 54.

Noninterest Expenses. Noninterest expenses for 2001 totaled $1.38 billion, up $25.4 million or 2% from $1.35 billion in 2000, which was up 20% from $1.13 billion in 1999. Expense growth in 2001 was significantly reduced from the rate experienced in recent years as a result of initiatives implemented by management to reduce certain discretionary expenses. These initiatives included closely monitoring staffing levels, limiting staff-related and other discretionary expenses, and modifying certain incentive plans for 2001 to include a stock option grant component in lieu of cash. This last initiative resulted in a $20.4 million expense savings for the year when compared to programs in place prior to this initiative. Incremental expenses for 2001 resulting from two mid-year acquisitions in 2000 totaled $6.5 million.
   Noninterest expenses for 2000 increased $226.5 million or 20% over 1999. Expenses in 2000 reflect a variety of growth initiatives, including staff additions and higher operating expenses necessary to support record levels of new business and growing transaction volumes, investments in technology, (including e-business initiatives) and PFS office expansion, business promotion and the expenses of

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

co-administration services now being provided to the two mutual fund families.
   Performance-based compensation increased 26% in 2000, resulting from excellent new business results, record net income, client investment portfolio performance, and the 54% increase in the price of Northern Trust Corporation common stock during 2000. Incremental expenses resulting from two mid-year acquisitions totaled $13.3 million in 2000.
   The productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, was 162% for 2001, an all-time high, up from 160% in 2000 and 159% in 1999.
   Compensation and Benefits. Compensation and benefits, which represent 59% of total noninterest expenses, increased 1% to $808.0 million in 2001 from $798.4 million in 2000, which was up 17% from $681.1 million in 1999. Compensation costs, the largest component of noninterest expenses, totaled $685.8 million, down $3.3 million from $689.1 million a year ago. The impact of salary increases and modest staff growth in 2001 were more than offset by lower performance-based pay. Performance-based compensation expense for 2001 decreased $50.0 million from 2000, which in turn had increased $38.7 million from 1999. Compensation levels in 2001 reflect the impact of slower revenue growth, lower investment portfolio performance, corporate earnings performance and modifications made to certain cash incentive plans. The increase in 2000 reflected the impact of excellent new business results, strong client investment portfolio performance, record corporate earnings and the price increase in Northern Trust Corporation common stock. Staff on a full-time equivalent basis averaged 9,484 in 2001, up 5% compared with 9,019 in 2000, which was up 10% from 8,200 in 1999. The increase in staff levels during 2001 was required to support growth initiatives and strong new business in both C&IS and PFS. Average staff levels in 2001 would have been approximately 7% higher than in 2000 and compensation expense would have increased more, had Northern Trust not formed a joint venture to provide lockbox services. These expenses are now included in outside services purchased and reflected in other operating expenses. Staff on a full-time equivalent basis totaled 9,453 at December 31, 2001, an annual increase of 3% after adjusting for the impact of the lockbox joint venture.
   Employee benefit costs for 2001 totaled $122.2 million, up $12.9 million or 12% from $109.3 million in 2000, which was 11% higher than the $98.5 million in 1999. The increase in employee benefits in each of the past two years primarily reflects higher payroll taxes, medical and dental plan costs, and retirement plan benefits resulting predominantly from staff growth.
   Occupancy Expense. Net occupancy expense totaled $100.2 million, up 15% or $12.9 million from $87.3 million in 2000, which was up 18% from $74.3 million in 1999. The principal components of the 2001 occupancy expense increase were higher rent, utility costs, depreciation and maintenance. The increase in 2000 resulted from higher rental and utility costs, real estate taxes, and depreciation and maintenance of buildings and leasehold improvements associated with office expansion.
   Equipment Expense. Equipment expense, which includes depreciation, rental, and maintenance costs, totaled $85.7 million, up 17% from $73.1 million in 2000, which was 15% higher than the $63.6 million in 1999. The 2001 results reflect higher levels of computer hardware depreciation expense, data lease lines, rental and maintenance costs of computers and equipment. The 2000 results reflect higher levels of computer hardware depreciation expense, rental and maintenance costs of computers and equipment.
   Other Operating Expenses. Other operating expenses for 2001 totaled $383.0 million, down 2% from $392.7 million in 2000, which was up 28% from $306.0 million in 1999. The decline in the 2001 expense level reflects the net impact of several factors. These included expense reductions as a result of a decrease in performance-based fees paid to investment sub-advisors, lower levels of business development costs, and a reduction in charges associated with processing errors incurred in servicing and managing financial assets and performing banking activities. Other operating expenses also benefited from lower stock-related directors' compensation due to the decline in the common stock price of Northern Trust Corporation from the end of last year. The prior year results also included a $3.8 million charge relating to the estimated cost to exit an existing London location, which will allow for the relocation of the majority of their staff to a larger facility during 2002. These lower expenses were partially offset by higher costs associated with continued investment in technology, expansion of the personal trust and banking office network, and other expenditures to support business growth. These initiatives resulted in increases in technical and consulting service fees, legal services and data processing costs and amortization of software. Other operating expense in 2001 also includes $9.4 million

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

in payments made to the lockbox joint venture in the second half of the year. Prior to the formation of the joint venture, the majority of these costs were included in salary and benefit expense.
   Investments in technology are designed principally to support and enhance the transaction processing, investment management and securities handling capability of the trust and banking businesses, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization are charged to equipment and other operating expenses, respectively.

Provision for Income Taxes. The provision for income taxes was $244.4 million in 2001 compared with $245.0 million in 2000 and $211.5 million in 1999. The current year reflects a lower federal provision resulting from benefits derived from tax-advantaged assets (primarily municipal securities and lease transactions), offset by an increase in the state provision resulting from a reduction in income exempt from state tax. The effective tax rate was 33% for 2001 compared with 34% for 2000 and 1999.

BUSINESS SEGMENTS

Northern Trust Corporation, under Chairman and Chief Executive Officer William
A. Osborn, organizes client services around two principal business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units by NTGI. Operating and systems support is provided to each of the business units by WWOT. Each of these four business units has a president who reports to President and Chief Operating Officer
Barry G. Hastings. For management reporting purposes, the operations of NTGI and WWOT are allocated to the two principal business units. The Risk Management Unit includes the Treasury Department and reports directly to Mr. Osborn. Mr. Osborn has been identified as the chief operating decision maker because he has final authority over resource allocation decisions and performance assessment.
   Business unit results are presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management reporting basis, is derived from internal accounting systems that support the strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expenses related to each segment, as well as certain corporate support services, worldwide operations and systems development expenses. The management reporting systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Tier 1 and tier 2 capital is allocated based on the federal risk-based capital guidelines at a level that is consistent with Northern Trust's consolidated capital ratios, coupled with management's judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are the same as those described in "Accounting Policies," in the Notes to Consolidated Financial Statements. Transfers of income and expense items are recorded at cost; there is no intercompany profit or loss on sales or transfers between business units. Northern Trust's presentations are not necessarily consistent with similar information for other financial institutions. For management reporting purposes, certain corporate income and expense items are not allocated to the business units and are presented as part of "Treasury and Other." These items include the impact of long-term debt, preferred equity, holding company investments, and certain corporate operating expenses.
   The following tables reflect the earnings contribution of Northern
Trust's business segments for the years ended December 31, 2001, 2000 and 1999 on the basis described above.

                                   Corporate and Institutional Services
         ---------------------------------------------------------------
         ($ In Millions)                 2001         2000        1999
         --------------------------------------------------------------
         Noninterest Income
           Trust Fees               $   616.3    $   587.8   $   484.6
           Other                        272.0        264.5       199.4
         Net Interest Income after
           Provision for Credit
           Losses*                      149.9        185.2       168.8
         Noninterest Expenses           669.5        630.6       534.4
         --------------------------------------------------------------
         Income before Income
           Taxes*                       368.7        406.9       318.4
         Provision for Income
           Taxes*                       143.1        157.7       124.1
         --------------------------------------------------------------
         Net Income                 $   225.6    $   249.2   $   194.3
         --------------------------------------------------------------
         Percentage Net Income
           Contribution                    46%          51%         48%
         --------------------------------------------------------------
         Average Assets             $17,395.7    $16,518.4   $13,324.0

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                         Personal Financial Services
           -----------------------------------------------------------
           ($ In Millions)                2001       2000       1999
           ----------------------------------------------------------
           Noninterest Income
             Trust Fees              $   615.0  $   613.4  $   489.6
             Other                        70.4       68.7       60.1
           Net Interest Income after
             Provision for Credit
             Losses*                     413.6      400.9      375.6
           Noninterest Expenses          676.7      644.1      550.7
           ----------------------------------------------------------
           Income before Income
             Taxes*                      422.3      438.9      374.6
           Provision for Income
             Taxes*                      163.4      170.5      146.7
           ----------------------------------------------------------
           Net Income                $   258.9  $   268.4  $   227.9
           ----------------------------------------------------------
           Percentage Net Income
             Contribution                   53%        55%        56%
           ----------------------------------------------------------
           Average Assets            $14,870.1  $13,430.3  $11,798.2

                                            Treasury and Other
          -------------------------------------------------------------
          ($ In Millions)                2001       2000        1999
          ------------------------------------------------------------
          Noninterest Income
            Trust Fees              $      --  $      --   $      --
            Other                         6.3        2.6         1.5
          Net Interest Income after
            Provision for Credit
            Losses*                      17.9       11.8          .5
          Noninterest Expenses           30.7       76.8        39.9
          ------------------------------------------------------------
          Loss before Income Taxes*      (6.5)     (62.4)      (37.9)
          Benefit for Income Taxes*      (9.5)     (29.9)      (20.7)
          ------------------------------------------------------------
          Net Income (Loss)         $     3.0  $   (32.5)  $   (17.2)
          ------------------------------------------------------------
          Percentage Net Income
            Contribution                    1%        (6)%        (4)%
          ------------------------------------------------------------
          Average Assets            $ 3,358.2  $ 4,094.6   $ 5,054.8

                                               Consolidated
           -----------------------------------------------------------
           ($ In Millions)                2001       2000       1999
           ----------------------------------------------------------
           Noninterest Income
             Trust Fees              $ 1,231.3  $ 1,201.2  $   974.2
             Other                       348.7      335.8      261.0
           Net Interest Income after
             Provision for Credit
             Losses*                     581.4      597.9      544.9
           Noninterest Expenses        1,376.9    1,351.5    1,125.0
           ----------------------------------------------------------
           Income before Income
             Taxes*                      784.5      783.4      655.1
           Provision for Income
             Taxes*                      297.0      298.3      250.1
           ----------------------------------------------------------
           Net Income                $   487.5  $   485.1  $   405.0
           ----------------------------------------------------------
           Percentage Net Income
             Contribution                  100%       100%       100%
           ----------------------------------------------------------
           Average Assets            $35,624.0  $34,043.3  $30,177.0

*Stated on a fully taxable equivalent basis (FTE). The consolidated figures include $52.6 million, $53.3 million and $38.6 million of FTE adjustment for 2001, 2000 and 1999, respectively.

Note: Certain reclassifications have been made to 2000 and 1999 financial information to conform to the current year's presentation.

Corporate and Institutional Services. The C&IS business unit, under the direction of Peter L. Rossiter, President--C&IS, is a leading provider of master trust, master custody and related services to three targeted markets: retirement plans, institutional clients and international clients. Master trust and custody encompasses a full range of state-of-the-art capabilities including: worldwide custody, settlement and reporting; cash management; and performance analysis services. Trust and custody relationships managed by C&IS often include investment management, securities lending, transition management and commission recapture services provided through the Northern Trust Global Investments business unit. Services with respect to securities traded in foreign markets are provided primarily through the Bank's London Branch. Related foreign exchange services are rendered at the London and Singapore Branches as well as in Chicago. In addition to master trust and master custody, C&IS offers a comprehensive array of retirement consulting, actuarial and recordkeeping services through Northern Trust Retirement Consulting, L.L.C. C&IS also offers a full range of commercial banking services through the Bank, placing special emphasis on developing and supporting institutional relationships in two target markets: large domestic corporations and financial institutions (both domestic and international). Treasury management services are provided to corporations and financial institutions and include a variety of products and services to accelerate cash collections, control disbursement outflows and generate information to manage cash products.
   Net income for C&IS decreased 9% in 2001 and totaled $225.6 million compared to $249.2 million in 2000 which was up 28% from the $194.3 million in 1999. The current year decline in net income was primarily driven by a $36.0 million increase in the provision for credit losses. For a discussion of the provision for credit losses, refer to page 52. Trust fees increased 5% and represented 59% of total C&IS revenues in 2001 compared to 57% in 2000.
   Northern Trust, through C&IS, provides master trust and master custody services to three targeted markets: retirement plans, institutional clients, and international clients. Retirement plans include the large corporate market, middle market and public and union retirement funds. The institutional market includes insurance companies, foundations and endowments and trust services for domestic correspondent banks. International clients include asset

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

pools domiciled outside the U.S. and group trusts. A summary of C&IS trust fees and trust assets for each market follows.

Corporate and Institutional Services
Summary of Trust Fees

              ---------------------------------------------------
              (In Millions)                2001     2000     1999
              ---------------------------------------------------
              Domestic
                Retirement Plans       $  357.2 $  352.8 $  304.3
                Institutional             115.6    106.8     85.0
              International               143.5    128.2     95.3
              ---------------------------------------------------
              Total Trust Fees         $  616.3 $  587.8 $  484.6

              Corporate and Institutional Services
              Summary of Trust Assets Under Administration

              ----------------------------------------------------
                                              December 31
              ----------------------------------------------------
              (In Billions)                2001     2000     1999
              ---------------------------------------------------
              Domestic
                Retirement Plans       $  782.4 $  849.3 $  800.4
                Institutional             268.4    242.9    250.1
              International               372.1    326.3    253.6
              Securities Lending/Other     94.9     96.5     81.8
              ---------------------------------------------------
              Total Trust Assets       $1,517.8 $1,515.0 $1,385.9

   The growth in other noninterest income in 2001 resulted primarily from a $9.2 million nonrecurring gain on the sale of an 80% interest in Northern Trust's lockbox operations for which it received cash. Also contributing to the current year performance was a 15% increase in treasury management fees, and higher levels of loan service and letter of credit fees and gains on the sale of lease residuals. Offsetting the above were lower levels of foreign exchange trading profits and trust deposit-related revenues. Net interest income after provision for credit losses on a FTE basis decreased 19% in 2001 after increasing 10% in 2000. The current year decline was driven by a $36.0 million increase in the provision for credit losses. Excluding the additional provision, net interest income was unchanged from 2000, as the impact of a 5% increase in earning assets was offset by a decline in the net interest margin to 1.30% from 1.37% in the prior year. Average loan volume was 8% higher than last year and money market assets increased 4%. Earning assets in 2000 were up 25% from 1999 primarily the result of growth in loans and money market assets.
   Total noninterest expenses of C&IS, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 6% in 2001 and 18% in 2000. The growth in expenses is primarily attributable to increases in compensation and employee benefits and higher operating costs to support business growth.

Personal Financial Services. The PFS business unit, under the direction of Mark Stevens, President--PFS, encompasses personal trust and investment management services, estate administration, banking (including private banking) and residential mortgage lending offered through the Bank in Illinois and affiliates in eleven other states. PFS focuses on small/mid-size businesses, executives, retirees and high net worth individuals in each banking subsidiary's target market. The financial needs of individuals and families with assets exceeding $100 million are served through its Wealth Management Group. The results of NTSI are also included in PFS.
   PFS net income totaled $258.9 million in 2001, a decrease of 4% from 2000 which in turn was 18% above the net income achieved in 1999. Slowing revenue growth due to the decline in the equity markets, combined with a 5% increase in expenses and a higher provision for credit losses contributed to the year-to-year decline. Growth in trust activities was the primary driver of the record performance in 2000 with trust fees increasing 25%, resulting from record new business throughout Northern Trust's PFS network. Trust fees for Illinois in 1999 included $9.6 million of performance-based fees earned by NTGA as a result of strong investment performance in several funds managed for PFS clients. A summary of trust fees and trust assets by state and for Wealth Management follows.

Personal Financial Services
Summary of Trust Fees

                     --------------------------------------
                     (In Millions)       2001   2000   1999
                     --------------------------------------
                     Illinois          $217.8 $219.8 $181.8
                     Florida            173.8  179.1  146.9
                     California          72.2   72.8   59.5
                     Arizona             38.4   38.8   29.2
                     Texas               24.9   24.1   17.9
                     Other States        18.9   12.0    3.3
                     Wealth Management   69.0   66.8   51.0
                     --------------------------------------
                     Total Trust Fees  $615.0 $613.4 $489.6

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Personal Financial Services
Summary of Trust Assets Under Administration

                    ----------------------------------------
                                           December 31
                    ----------------------------------------
                    (In Billions)        2001   2000   1999
                    ---------------------------------------
                    Illinois           $ 39.8 $ 43.7 $ 41.9
                    Florida              28.6   31.3   30.5
                    California           12.3   13.4   12.2
                    Arizona               5.8    6.1    5.9
                    Texas                 4.8    4.4    4.3
                    Other States         10.6    8.5    4.9
                    Wealth Management    64.9   61.4   52.3
                    ---------------------------------------
                    Total Trust Assets $166.8 $168.8 $152.0

   A significant portion of PFS growth has come from adding business in established locations. This growth has been supplemented by expansion within existing and new markets. From its 82 office network, Northern Trust is in close proximity to approximately 30% of the nation's high net worth households, defined as those with at least $1 million of investable assets. Over the next four years, Northern Trust plans to continue its expansion in existing and new markets with promising demographics. It is currently estimated that there will be approximately 100 PFS offices operating within as many as 15 states by the end of 2005.
   The growth in other noninterest revenues in 2001 primarily reflects 5% growth in brokerage commissions at NTSI. Driven by growth in lending to Wealth Management and private banking clients, ongoing growth in the residential mortgage portfolio and an increase in loans to middle market companies, net interest income after provision for credit losses increased 3% in 2001 and totaled $413.6 million. The provision for credit losses totaled $17.0 million, an increase of approximately $7.0 million from the prior year. In 2000, net interest income totaled $400.9 million and increased 7% over 1999.
   PFS noninterest expenses, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 5% in 2001 and 17% in 2000. The increase in 2001 primarily reflects merit increases, staff growth and higher employee benefit charges, in addition to higher operating costs to support business growth. Partially offsetting the above was a 29% reduction in performance-based compensation.

Treasury and Other. The Risk Management Unit, under the direction of Perry R. Pero, Vice Chairman and Chief Financial Officer, includes the treasury function. The Treasury Department is responsible for managing the Bank's wholesale funding, capital position and interest rate risk, as well as the portfolio of interest rate risk management instruments. It is also responsible for the investment portfolios of the Corporation and the Bank and provides investment advice and management services to the subsidiary banks. "Other" corporate income and expenses represent items that are not allocated to the business units and generally represent certain nonrecurring items and certain executive level compensation. The improvement in net interest income in 2001 is primarily a result of lower interest rates which reduced the funding costs allocated to corporate centers. The changes in net interest income for 2000 are primarily the result of adjustments in the internal interest rate used to allocate tier 2 capital to the business units. In 2000, the rate adjustments, together with the change in the level of tier 2 capital, increased Treasury and Other net interest income by $7.0 million and decreased C&IS and PFS net interest income by $4.4 million and $2.6 million, respectively.

   The $46.1 million decrease in noninterest expenses in 2001 is the result of several factors. Record profits and the significant increase in the price of Northern Trust Corporation common stock during 2000 drove up incentive compensation in the prior year. Expenses were also reduced due to lower stock-related directors' compensation resulting from the decline in the price of Northern Trust Corporation common stock. In addition, prior year expenses were higher due to expenses associated with the purchase of the technology center in January 2000, the planned relocation costs in London and the earlier than anticipated retirement of certain Bank officers.

Northern Trust Global Investments. The NTGI business unit, under the direction of Stephen B. Timbers, President--NTGI, provides a broad range of investment management and related services and products to C&IS and PFS through various subsidiaries of the Corporation. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, collective investment schemes and unregistered private investment funds, including funds of funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as traditional multi-manager products and services. NTGI's activities also encompass brokerage, securities lending and related services. The revenues and expenses of this business unit are fully allocated to C&IS and PFS.

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Worldwide Operations and Technology. The WWOT business unit, under the direction of James J. Mitchell, President--WWOT, supports all of Northern Trust's business activities including the sales, relationship management, asset management, securities lending, transaction processing and product management activities for C&IS, PFS and NTGI. The expenses of this business unit are fully allocated to other business units.

SUBSEQUENT IMPLEMENTATION OF ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."
   SFAS No. 141 supercedes Accounting Principles Board (APB) Opinion No. 16, "Business Combinations" and discontinues the use of the pooling-of-interests method of accounting for business combinations as permitted under APB No. 16. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 and require that all business combinations be accounted for by a single method--the purchase method.
   SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets" and addresses the accounting for goodwill and other intangible assets. The provisions of this Statement, as they relate to Northern Trust, are required to be applied beginning January 1, 2002 to all goodwill and other intangible assets reflected in the financial statements at that date. The Statement discontinues amortization of goodwill over its estimated useful life and requires a transitional impairment test of goodwill as of January 1, 2002. An annual impairment test of goodwill is also required in the year of adoption and in subsequent years. Impairment losses for goodwill that arise due to the initial application of this Statement, resulting from the transitional impairment test, are to be reported as a change in accounting principle and any subsequent impairment losses are required to be reported as operating expenses. Goodwill at December 31, 2001 totaled $90.1 million and has been amortized on a straight-line method primarily over fifteen years. Application of the nonamortization provisions of the Statement is expected to reduce noninterest expense by approximately $10.0 million annually, resulting in an increase in net income of $8.0 million in 2002 compared to 2001. Although management has not yet fully completed the initial goodwill impairment test, a transitional impairment charge is not anticipated. Other separately identifiable acquired intangible assets will continue to be amortized over their estimated useful lives. At December 31, 2001, acquired intangible assets totaled $35.2 million and amortization for the year 2001 amounted to $6.6 million.
   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121 and the accounting and reporting provisions of APB Opinion No. 30. The Statement addresses the accounting for a segment of a business accounted for as a discontinued operation and the accounting for the disposition of long-lived assets.The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. Northern adopted the requirements of this Statement at the beginning of 2002. It is not anticipated that the adoption of SFAS No. 144 will have a material effect on Northern Trust's results of operations.

CAPITAL EXPENDITURES

Northern Trust's Management Committee reviews and approves proposed capital expenditures that exceed $500,000. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.
   Capital expenditures in the current year included ongoing enhancements to Northern Trust's hardware and software capabilities, and leasehold improvements and furnishings associated with the opening of our two new offices in Florida, as well as expansion or remodeling in several existing offices. Capital expenditures for 2001 totaled $263.4 million, of which $45.9 million was for building and leasehold improvements, $16.9 million for furnishings, $65.5 million for computer hardware and machinery and $135.1 million for software. The unamortized capitalized cost of corporate-wide software development projects as of December 31, 2001 was $329.8 million, compared to $267.5 million at the previous year-end.

RISK MANAGEMENT

Asset Quality and Credit Risk Management

Securities. Northern Trust maintains a high quality securities portfolio, with 85% of the total portfolio composed of U.S. Treasury or federal agency secur-

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ities. The remainder of the portfolio consists of obligations of states and political subdivisions, preferred stock and other securities, including Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 2001, 73% of these securities were rated triple-A or double-A, 6% were rated single-A and 21% were below A or not rated by Standard and Poor's and/or Moody's Investors Service.
   Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust's policy to take possession of securities purchased under agreements to resell. Securities sold under agreements to repurchase are held by the counterparty until the repurchase transaction matures.

Loans and Other Extensions of Credit. A certain degree of credit risk is inherent in Northern Trust's various lending activities. Credit risk is managed through the Credit Policy function, which is designed to ensure adherence to a high level of credit standards. The Credit Policy function reports to the Corporation's Chief Financial Officer. Credit Policy provides a system of checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and ensuring their uniform application. These activities are designed to ensure that credit exposure is diversified on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust's use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.
   Individual credit authority for commercial and other loans is limited to specified amounts and maturities. Credit decisions involving commitment exposure in excess of the specified individual limits are submitted to the appropriate Credit Approval Committee (Committee). Each Committee is chaired by the executive in charge of the area and has a Credit Policy officer as a voting participant. Each Committee's credit approval authority is specified, based on commitment levels, credit ratings and maturities. Credits involving commitment exposure in excess of these group credit limits require the approval of the Senior Credit Committee.
   The Counterparty Risk Management Committee established by Credit Policy manages counterparty risk. This committee has sole credit authority for exposure to all foreign banks, certain domestic banks which Credit Policy deems to be counterparties and which do not have commercial credit relationships within the Corporation, and certain other exposures.
   Under the auspices of Credit Policy, country exposure limits are reviewed and approved on a country-by-country basis.
   As part of Northern Trust's ongoing credit granting process, internal credit ratings are assigned to each client and credit before credit is extended, based on creditworthiness. Credit Policy performs at least annually a review of selected significant credit exposures to identify at the earliest possible stages clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Above average risk loans, which will vary from time to time, receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.
   An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 52 through 54, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.
   Management of credit risk is reviewed by various bank regulatory agencies. The Corporation's public accountants also perform a review of credit-related procedures, the loan portfolio and other extensions of credit, and the reserve for credit losses as part of their examination of the consolidated financial statements.
   An important element in managing credit risk is Northern Trust's relationship-oriented approach to lending. Northern Trust focuses its lending efforts on clients with existing trust or treasury management relationships or who are looking to build a full range of financial services. Northern Trust generally does not participate in syndicated lending, but may enter

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

into these loans as a result of an existing client relationship.
   A further way in which credit risk is managed is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.
   The largest component of credit risk relates to the loan portfolio. Although credit exposure is well-diversified, there are certain groups of loans that meet the accounting definition under SFAS No. 107 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, middle market companies and small businesses, banks and bank holding companies and commercial real estate.
   Residential Real Estate. The residential real estate loan portfolio totaled $7.4 billion or 43% of total domestic loans at December 31, 2001, compared with $6.8 billion or 40% at December 31, 2000. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.
   Of the total $7.4 billion in residential real estate loans, $3.5 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $978.1 million and $644.1 million as of December 31, 2001 and 2000, respectively.
   Middle Market Companies and Small Businesses. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans, which totaled $2.2 billion both at December 31, 2001 and December 31, 2000. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, most of which have total annual sales of less than $500 million. The largest component of this group of borrowers is located in the mid-western areas served by the Bank. Middle market and small businesses have been an important focus of Northern Trust's business development efforts both for commercial banking and personal trust/private banking services and it is part of the strategic plan to continue to selectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
   Legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit to middle market companies and small businesses totaled $2.9 billion, $1.3 billion, and $16.5 million, respectively, as of December 31, 2001, and $2.5 billion, $1.1 billion, and $21.6 million, respectively, as of December 31, 2000.
   Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both domestic and international, totaled $10.7 billion and $8.0 billion at December 31, 2001 and 2000, respectively. The majority of this exposure consisted of short-term money market assets, which totaled $9.2 billion at December 31, 2001 and $5.9 billion at December 31, 2000, and noninterest-bearing demand balances maintained at correspondent banks which totaled $1.2 billion as of December 31, 2001, compared to $1.5 billion at year-end 2000. Commercial loans to banks totaled $223.9 million and $380.7 million, respectively, as of December 31, 2001 and 2000. The majority of these loans were to U.S. bank holding companies, primarily in the seventh Federal Reserve District, for their acquisition purposes. Such lending activity is limited to entities which have a substantial business relationship with Northern Trust. At December 31, 2001, legally binding commitments to extend credit and standby letters of credit to banks and bank holding companies totaled $186 million and $10.4 million, respectively. At December 31, 2000, legally binding commitments were $213 million and standby letters of credit were $16 million.
   Commercial Real Estate. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition or the development of real estate for commercial purposes; (2) the

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

principal collateral is real estate held for commercial purposes, and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mortgages.
   Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in the Chicago market where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $342.0 million and $349.5 million as of December 31, 2001 and 2000, respectively, are composed primarily of loans to developers that are highly experienced and well-known to Northern Trust.
   Commercial mortgage financing, which totaled $683.6 million and $561.5 million as of December 31, 2001 and 2000, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.
   At December 31, 2001, legally binding commitments to extend credit and standby letters of credit to commercial real estate developers totaled $79.4 million and $12.7 million, respectively. At December 31, 2000, legally binding commitments were $64.5 million and standby letters of credit were $22.0 million.

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

Foreign Outstandings
--------------------------------------------------------------------------------

                                             Commercial
                 (In Millions)         Banks  and Other  Total
                 ---------------------------------------------
                 At December 31, 2001
                   Germany            $  992       $ -- $  992
                   United Kingdom        916         71    987
                   Canada                832         --    832
                   France                762         --    762
                   Netherlands           475         13    488
                   Italy                 433         --    433
                   Belgium               431         --    431
                   Switzerland           409         --    409
                 ---------------------------------------------
                 At December 31, 2000
                   Germany            $1,132       $ -- $1,132
                   United Kingdom        844        158  1,002
                   Italy                 664         --    664
                   Belgium               545         --    545
                 -------------------- ------ ---------- ------
                 At December 31, 1999
                   Germany            $  359       $ -- $  359

Aggregate foreign outstandings by country falling between .75% and 1.00% of total assets at December 31, 2001 totaled $654 million to Ireland and Sweden. This compares to $658 million to Austria and the Netherlands at December 31, 2000 and $217 million to France at December 31, 1999.

   As used in this discussion, foreign outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and foreign office local currency claims on residents funded by local currency liabilities. Foreign outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of foreign banks are included in these outstandings and are clssified according to the country location of the foreign banks' head office.

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Nonperforming Assets and 90 Day Past Due Loans
--------------------------------------------------------------------------------

                                                 December 31
          -------------------------------------------------------------
          (In Millions)                   2001  2000  1999  1998  1997
          ------------------------------------------------------------
          Nonaccrual Loans
            Domestic
              Residential Real Estate   $  5.0 $ 2.9 $ 6.4 $ 5.2 $ 5.3
              Commercial                  99.3  71.2  50.3  21.8  26.3
              Commercial Real Estate       4.3   1.8   1.9   2.9   7.1
              Personal                      .1    .4    .7    .6    .2
            International                   --    --    --    --    --
          ---------------------------   ----   ----- ----- ----- -----
                                        ------ ----- ----- ----- -----
            Total Nonaccrual Loans       108.7  76.3  59.3  30.5  38.9
          ---------------------------   ------ ----- ----- ----- -----
          Restructured Loans                --    --    --   2.4   2.5
          Other Real Estate Owned           .8   2.2   1.3   2.3   1.9
          ---------------------------   ------ ----- ----- ----- -----
          Total Nonperforming Assets    $109.5 $78.5 $60.6 $35.2 $43.3
          ---------------------------   ------ ----- ----- ----- -----
          Total 90 Day Past Due Loans
            (still accruing)            $ 14.5 $30.5 $15.4 $30.0 $13.9


Nonperforming Assets and 90 Day Past Due Loans. Nonperforming assets consist of nonaccrual loans, restructured loans and Other Real Estate Owned (OREO). OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The level of 90 day past due loans at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and renewals.
   Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operating costs due to the expense associated with collection efforts. Northern Trust's comprehensive credit review and approval process is critical to the ability to minimize nonperforming assets on a long-term basis.
   The table above presents the nonperforming assets and past due loans for the current year and prior years. Of the total loan portfolio of $18.0 billion at December 31, 2001, $108.7 million or .6% was nonaccrual, an increase of $32.4 million from year-end 2000. At September 30, 2001, nonaccrual loans totaled $114.2 million. Nonaccrual loans at the end of 2001 include $19.4 million of outstandings, net of charge-offs, to Enron Corp. and related entities and $47.4 million to three asbestos producers that have filed for Chapter 11 reorganization.
   Included in the portfolio of nonaccrual loans are those which meet the criteria as being "impaired" under the definition in SFAS No. 114. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2001, impaired loans, all of which have been classified as nonaccrual, totaled $98.0 million, with $21.1 million of the reserve for credit losses allocated to these loans.

Provision and Reserve for Credit Losses. Changes in the reserve for credit losses were as follows:

(In Millions)                 2001    2000    1999
---------------------------------------------------
Balance at Beginning of
  Year                      $162.9  $150.9  $146.8
---------------------------------------------------
Charge-Offs                  (69.0)  (13.5)   (9.8)
Recoveries                     1.2     1.5     1.4
---------------------------------------------------
Net Charge-Offs              (67.8)  (12.0)   (8.4)
Provision for Credit Losses   66.5    24.0    12.5
---------------------------------------------------
Balance at End of Year      $161.6  $162.9  $150.9

   The provision for credit losses is the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb credit losses inherent in Northern Trust's loan and lease portfolios and other credit undertakings. The reserve provides for probable losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios and other credit undertakings but that have not yet been specifically identified (inherent loss component). The table on page 54 shows
(i) the specific portion of the reserve, (ii) the allocated portion of the inherent reserve and its components by loan category and (iii) the unallocated portion of the reserve at December 31, 2001 and each of the prior four year-ends.
   Specific Component of the Reserve. The specific component of the reserve is determined on a loan-

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

by-loan basis as part of the regular review of impaired loans and potential charge-offs. The specific reserve is based on a loan's current book value compared to the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan.
   At December 31, 2001, the specific reserve component amounted to $21.1 million compared to $24.3 million at the end of 2000, a $3.2 million net decrease. The decrease was primarily caused by the writedown and sale of certain large commercial loans during the year and the successful workout of one large middle market loan. These were partially offset by additional reserves provided on certain large commercial loans with increased exposure to potential asbestos-related claims, and on several middle market loans significantly impacted by the recent economic downturn. The increase in the specific loss component of the reserve in the prior year from $15.0 million in 1999 to $24.3 million in 2000 primarily relates to two large commercial credits, one of which filed for Chapter 11 reorganization in 2000, and further deterioration in the second which had commenced reorganization proceedings in 1999.
   Allocated Inherent Component of the Reserve. The allocated portion of the inherent reserve is based on management's review of historical charge-off experience as well as its judgment regarding loans in each credit rating category over a period of time that management determines is adequate to reflect longer-term economic trends. One building block in reaching the appropriate allocated inherent reserve is an analysis of loans by credit rating categories. Credit ratings are determined by members of the Credit Policy Group at the time each loan is approved. These credit ratings are then subject to periodic reviews by the Credit Policy Group, which is independent of business unit management. Credit Policy makes the final determination of each loan's rating. Credit ratings range from "1" for the strongest credits to "9" for the weakest credits; a "9" rated loan would normally represent a complete loss.
   Several factors are considered by management to determine the level of the allocated inherent component of the reserve. One of the factors is the historical loss ratio for each credit rating category over the prior five years. The historical loss ratios are evaluated by management and adjusted based on current facts and circumstances. The historical loss factors on higher-risk loans, those rated "5" through "8", are also refined by considering historical loss ratios and regulatory guidelines in order to provide a more consistent and reliable method for taking account of credit trends in measuring loss exposure.
   Management also utilizes an "industry base" reserve for the commercial, commercial real estate and international segments of the portfolio in order to measure the loss estimated to be inherent in these riskier segments. Because of the higher degree of uncertainty in these portfolios and Northern Trust's past experience, which included significant losses in brief periods at particular points in the economic cycles, management believes it appropriate to use a reserve higher than recent charge-off experience would suggest. This approach is supported by what management perceives to be industry practice for minimum reserve levels, and is intended to prevent an understatement of reserves based upon over-reliance on recent favorable economic conditions.
   The allocated inherent component of the reserve also covers the credit exposure associated with undrawn loan commitments and standby letters of credit. To determine the exposure on these instruments, management uses the factors applied in risk-based capital calculations to determine the balance sheet equivalent amount and assigns a reserve provision factor based on the methodology utilized for outstanding loans.
   The allocated portion of the inherent reserve increased $5.5 million to $118.0 million at December 31, 2001 and increased $5.9 million during 2000 to $112.5 million at December 31, 2000. The increase in this component of the reserve in each year reflects the net impact of several factors. First, the credit ratings on several commercial loans were lowered due to the decline in their credit quality primarily resulting from the slowdown in the economy. In addition, in 2001, the credit rating on one large performing loan was lowered due to exposure to potential asbestos-related claims. Second, as a result of management's periodic review of all loss factors utilized in estimating the allocated inherent reserve, certain loss factors applied primarily to commercial loans and off-balance sheet exposures were reduced. The loss factor adjustments reflect management's assessment of the credit risk inherent for these categories and their historical loss experience.
   Unallocated Inherent Component of the Reserve. The unallocated portion of the inherent loss reserve is based on management's review of other factors affecting the determination of probable losses inherent in the portfolio, which are not necessarily captured by the application of historical loss ratios. This portion of the reserve analysis involves the exercise of judgment and reflects considerations such as management's view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses.

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Allocation of the Reserve for Credit Losses
--------------------------------------------------------------------------------

                                                                    December 31
-----------------------------------------------------------------------------------------------------------------------
                                   2001              2000              1999              1998              1997
-----------------------------------------------------------------------------------------------------------------------
                                      Percent           Percent           Percent           Percent           Percent
                                     of Loans          of Loans          of Loans          of Loans          of Loans
                             Reserve to Total  Reserve to Total  Reserve to Total  Reserve to Total  Reserve to Total
($ in Millions)               Amount    Loans   Amount    Loans   Amount    Loans   Amount    Loans   Amount    Loans
----------------------------------------------------------------------------------------------------------------------
Specific Reserve              $ 21.1       --%  $ 24.3       --%  $ 15.0       --%  $  5.9       --%  $ 10.7       --%
----------------------------------------------------------------------------------------------------------------------
Allocated Inherent Reserve
  Residential Real Estate        9.7       41      9.6       38     11.5       41     11.0       43      3.7       41
  Commercial                    81.7       27     79.1       27     73.2       31     77.4       29     87.1       30
  Commercial Real Estate        14.8        6     13.2        5     12.2        5     11.8        5      6.4        5
  Personal                       3.8       12      4.3       13      3.3       11      3.2       11       .6       10
  Other                           --        4       --        6       --        4       --        5       --        7
  Lease Financing                3.0        7      2.9        6      2.9        4      2.9        4      2.9        3
  International                  5.0        3      3.4        5      3.5        4      3.6        3       --        4
----------------------------------------------------------------------------------------------------------------------
Total Allocated Inherent      $118.0      100%  $112.5      100%  $106.6      100%  $109.9      100%  $100.7      100%
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Unallocated Inherent Reserve    22.5       --     26.1       --     29.3       --     31.0       --     36.2       --
----------------------------------------------------------------------------------------------------------------------
Total Reserve                 $161.6      100%  $162.9      100%  $150.9      100%  $146.8      100%  $147.6      100%

   In evaluating the level of the unallocated portion of the reserve in 2001, management concluded that there were no significant changes in concentration of credits that impacted asset quality that had not been recognized in the specific and allocated components of the reserve. In addition, loan growth during the year came primarily in low-risk residential mortgage loans. Based on these factors and management's current evaluation of the overall quality of the portfolio, the unallocated portion of the reserve was lowered from $26.1 million to $22.5 million.
   Other Factors. The total amount of the two highest risk loan groupings, those rated "7" and "8" (based on Northern Trust's internal rating scale, which closely parallels that of the banking regulators), declined $16 million in the fourth quarter to $295 million, of which $97.6 million was classified as impaired. This compares with $153 million last year-end when $74.7 million was classified as impaired. The increase primarily reflects rating changes on certain loans, with approximately 50% related to one large performing commercial loan whose rating was lowered due to increased risk of potential exposure to asbestos-related claims. There were no "9" rated loans reported at any time during the periods because loans are charged-off when they are so rated. At December 31, 2001, these loans represent 1.6% of outstanding loans.
   Overall Reserve. Management's evaluation of the factors above resulted in a reserve for credit losses of $161.6 million at December 31, 2001 compared to $162.9 million at the end of 2000. The reserve as a percentage of total loans remained at .90% at December 31, 2001, the same as at year-end 2000. This reserve level recognizes the fact that a significant part of the growth in Northern Trust's loan portfolio continues to be in lower-risk residential mortgage loans and collateralized personal loans. In addition, Northern Trust's underwriting standards have enabled Northern Trust to maintain strong credit quality in its loan and lease portfolio.
   Provision. The resulting provision for credit losses was $66.5 million for the year, while net charge-offs totaled $67.8 million. This compares to a provision for credit losses of $24.0 million and net charge-offs of $12.0 million in 2000. $45.0 million of the current year provision was recognized in the fourth quarter. This provision was taken to address aggressively credit exposure to Enron Corp. which filed for bankruptcy on December 2, 2001, as well as other credit risks stemming from the economic recession. Approximately $24.0 million of the fourth quarter's credit loss provision and charge-offs were related to the Enron Corp. bankruptcy filing. The higher provision in the current year also included $6.5 million associated with the sale of $44.5 million of nonperforming loans in the second quarter of the year.

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

Asset/Liability Management. Asset/liability management activities include lending, accepting and placing deposits, investing in securities, issuing debt, and hedging interest rate risk with off-balance sheet instruments. The primary market risk associated with asset/liability management activities is interest rate risk. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and contribute to earnings even in periods of volatile interest rates.
   Northern Trust utilizes the following measurement techniques in the management of interest rate risk: simulation of earnings; simulation of the economic value of equity; and gap analysis. These three techniques are complementary and are used in concert to provide a comprehensive interest rate risk management capability.
   Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, Northern Trust is able to measure the potential impact of different interest rate assumptions on pre-tax earnings. All on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk, are included in the model simulation.
   Northern Trust used model simulations to measure its earnings sensitivity relative to management's most likely interest rate scenario as of December 31, 2001. This interest rate scenario assumed a stable interest rate environment during the first half of 2002, with moderately rising interest rates for the remainder of the year. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The table on page 56 shows the effect on 2002 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management's interest rate assumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:
   . the balance sheet size was assumed to remain constant over the one year simulation horizon;
   . maturing assets and liabilities were invested or deposited into identical items with the same term;
   . prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions; and
   . changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Interest Rate Risk Simulation of Pre-Tax Income as of December 31, 2001
--------------------------------------------------------------------------------

                                                  Estimated Impact
                                                   On 2002 Pre-tax
                                                            Income
              (In Millions)                    Increase/(Decrease)
              ----------------------------------------------------
              Increase in Interest Rates Above
                Management's Interest Rate
                Forecast
                100 Basis Points                           $ (6.9)
                200 Basis Points                            (14.5)
              Decrease in Interest Rates Below
                Management's Interest Rate
                Forecast
                100 Basis Points                            $  6.2
                200 Basis Points                              10.0

   The simulations of earnings do not incorporate any management actions that might moderate the negative consequences of interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.
   A second technique used to measure interest rate risk is simulation of the economic value of equity, which provides estimates of the potential future impact on equity of various changes in interest rates. The potential effect of interest rate changes on equity is derived from the impact of such changes on the market values of assets, liabilities and off-balance sheet instruments. Northern Trust limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.
   The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest sensitivity gap measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. The economic impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market price participants.
   A variety of actions are used to implement risk management strategies including:
   . purchases of securities;
   . sales of securities that are classified as available for sale;
   . sales of held for sale residential real estate loans;
   . issuance of senior notes;
   . collateralized borrowings from the Federal Home Loan Bank;
   . placing and taking Eurodollar time deposits; and . hedging with various types of derivative financial instruments.
   Northern Trust strives to use the most effective instruments for implementing its interest risk management strategies, considering the costs, liquidity, collateral and capital requirements of the various alternatives.

Foreign Exchange Trading. Foreign exchange trading activities consist principally of providing foreign exchange services to clients. Most of these services are provided in connection with Northern Trust's growing global custody business. However, in the normal course of business Northern Trust also engages in proprietary trading of foreign currencies. The primary market risk associated with these activities is foreign exchange risk.
   Foreign currency positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar do not offset each other, or offset each other in different time periods. Northern Trust mitigates the risk related to its foreign currency positions by establishing limits on the amounts of, and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All over-

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

night positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign exchange risk, they are not a substitute for the experience or judgment of Northern Trust's senior management and its foreign currency traders, who have extensive knowledge of the foreign currency markets. Foreign currency positions and strategies are adjusted as needed in response to changing market conditions.
   As part of its risk management activities, Northern Trust regularly measures the risk of loss associated with foreign currency positions using a value at risk model. This statistical model provides an estimate, based on a 95% confidence level, of the potential loss in earnings that may be incurred if an adverse one-day shift in foreign currency exchange rates were to occur. The model, which is based on a variance/co-variance methodology, incorporates historical currency price data and historical correlations in price movement among the currencies. All foreign currency positions, including foreign denominated assets and liabilities that were not converted to U.S. dollars through the use of hedge contracts, are included in the model.
   Northern Trust's value at risk based on foreign currency positions totaled $85 thousand and $107 thousand as of December 31, 2001 and 2000, respectively. Value at risk totals representing the average, high and low for 2001 were $233 thousand, $463 thousand and $85 thousand, respectively, with the average, high and low for 2000 being $181 thousand, $345 thousand and $78 thousand, respectively. These totals indicate the degree of risk inherent in foreign currency positions as of year-end and during the year, however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future foreign currency positions.

Other Trading Activities. Market risk associated with other trading activities is negligible. Northern Trust is a party to various derivative financial instruments, most of which consist of interest rate swaps entered into to meet clients' interest risk management needs. When Northern Trust enters into such swaps, its policy is to mitigate the resulting interest rate risk with an offsetting swap or with futures contracts. Northern Trust carries in its trading portfolio a small inventory of securities that are held for sale to its clients. The interest rate risk associated with these securities is insignificant.

LIQUIDITY RISK MANAGEMENT

The objectives of liquidity risk management are to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportunities on a timely and cost effective basis. Management monitors the liquidity position on a daily basis to make funds available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured so that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.
   Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquidity include the short-term money market portfolio, unpledged available for sale securities, maturing loans and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.
   A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investors Service, and AA by Fitch. These ratings allow the Bank to access capital markets on favorable terms.
   Northern Trust maintains a liquid balance sheet with loans representing only 45% of total assets. Further, at December 31, 2001, it had a significant liquidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $18.8 billion or 47% of total assets. Northern Trust has not utilized unconsolidated special purpose vehicles for financing purposes or as part of its liquidity risk management.

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The Corporation's uses of cash consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These cash needs are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 15 on page 76. Bank subsidiaries have the ability to pay dividends during 2002 equal to their 2002 eligible net profits plus $386.1 million. The Corporation's liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $139.2 million at year-end 2001. The cash flows of the Corporation are shown in Note 30 on page 91. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance.
   The following information regarding long-term contractual obligations and commitments at December 31, 2001 is provided in response to recent SEC recommendations.

Long-Term Contractual Obligations
--------------------------------------------------------------------------------

                                                 Payment Due by Period
---------------------------------------------------------------------------------
                                                 One Year    1-3    4-5    After
(In Millions)                              Total and Less  Years  Years  5 Years
--------------------------------------------------------------------------------
Bank-Senior Notes                       $  450.0    $  -- $350.0 $100.0 $     --
Long-Term Debt                             750.0       --  100.0  200.0    450.0
Floating Rate Capital Securities           270.0       --     --     --    270.0
Capital Lease Obligations                   25.9      2.4    4.8    4.8     13.9
Operating Leases                           551.4     43.8   82.0   76.3    349.3
--------------------------------------- -------- -------- ------ ------ --------
Total Long-Term Contractual Obligations $2,047.3    $46.2 $536.8 $381.1 $1,083.2
--------------------------------------- -------- -------- ------ ------ --------

Commitments and Letters of Credit
--------------------------------------------------------------------------------

                                           Amount of Commitment
                                          Expiration Per Period
             -------------------------------------------------------
                                           Total
                                          Amount  One Year     Over
             (In Millions)             Committed  and Less One Year
             ------------------------------------------------------
             Legally Binding
               Commitments to
               Extend Credit           $16,358.5 $ 9,798.8 $6,559.7
             Commercial Letters
               of Credit                    71.8      31.6     40.2
             Standby Letters of Credit   2,473.7   1,705.2    768.5
             ------------------------- --------- --------- --------
             Total Commitments and
               Letters of Credit       $18,904.0 $11,535.6 $7,368.4
             ------------------------- --------- --------- --------

CAPITAL MANAGEMENT

One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities when they arise and helps withstand unforeseen adverse developments. In 2001, capital ratios were strengthened as average common equity increased 15% or $330.5 million reaching a record $2.65 billion at year-end, while total risk-weighted assets rose 2%. Total equity as of December 31, 2001 was $2.77 billion, including $120 million of auction rate preferred stock. The average dividend rate declared on the $120 million of auction rate preferred stock, was 3.40% during 2001. During 2001, the Corporation purchased 2,547,235 of its own shares as part of its buyback program. The buyback program is designed, among other things, to help offset the dilutive effect of the Corporation's incentive stock programs. The Corporation may purchase up to 4.6 million additional shares after December 31, 2001.

                                                     NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Capital Adequacy
--------------------------------------------------------------------------------

                                                       December 31
           -----------------------------------------------------------
           ($ In Millions)                             2001     2000
           ----------------------------------------------------------
           Tier 1 Capital
           Common Stockholders' Equity              $ 2,653  $ 2,342
           Debt-Floating Rate Capital Securities        268      267
           Goodwill and Other Intangible Assets        (114)    (126)
           Net Unrealized (Gain) Loss on Securities      (1)       1
           ---------------------------------------- -------  -------
           Total Tier 1 Capital                       2,806    2,484
           ---------------------------------------- -------  -------
           Tier 2 Capital
           Auction Rate Preferred Stock                 120      120
           Reserve for Credit Losses                    162      163
           Reserves Against Identified Losses           (21)     (24)
           Long-Term Debt*                              610      520
           ---------------------------------------- -------  -------
           Total Tier 2 Capital                         871      779
           ---------------------------------------- -------  -------
           Total Risk-Based Capital                   3,677    3,263
           ---------------------------------------- -------  -------
           Risk-Weighted Assets**                   $25,797  $25,385
           ---------------------------------------- -------  -------
           Total Assets-End of Period (EOP)         $39,664  $36,022
           Average Fourth Quarter Assets**           35,373   35,932
           Total Loans-EOP                           17,980   18,145
           ---------------------------------------- -------  -------
           Ratios
           Risk-Based Capital to Risk-
             Weighted Assets
             Tier 1                                    10.9%     9.8%
             Total (Tier 1 and Tier 2)                 14.3     12.9
           Leverage                                     7.9      6.9
           ---------------------------------------- -------  -------
           Common Stockholders' Equity to
             Total Loans EOP                           14.8%    12.9%
             Total Assets EOP                           6.7      6.5
           Stockholders' Equity to
             Total Loans EOP                           15.4%    13.6%
             Total Assets EOP                           7.0      6.8

Notes:
*Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.
**Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities, reserves against identified losses and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

   The Board of Directors increased the quarterly dividend by 9.7% to $.17 per common share in November 2001. The common dividend has increased 89% from its level five years ago.
   The higher capital levels in 2001 were the result of Northern Trust's ongoing policy of retaining a sufficient percentage of earnings in the Corporation to allow for strategic expansion while maintaining a strong balance sheet. All of Northern Trust's capital ratios were well above the ratios that are a requirement for regulatory treatment as "well capitalized." At December 31, 2001, tier 1 capital was 10.9% and total capital was 14.3% of risk-weighted assets. These risk-based capital ratios are well above the minimum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ratios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter average assets) of 7.9% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio of at least 9.3% for tier 1 capital, 11.0% for total risk-based capital, and 6.7% for the leverage ratio.

OPERATIONAL AND FIDUCIARY
RISK MANAGEMENT

In providing banking and trust services, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processes cash and securities transactions exceeding $175 billion on average each business day. These activities expose Northern Trust to operational and fiduciary risk. Controls over such processing activities are closely monitored to safeguard the assets of Northern Trust and its clients. However, from time to time Northern Trust has incurred losses related to these risks and there can be no assurance that such losses will not occur in the future.
   Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operating risk at levels appropriate to Northern Trust's corporate standards in view of the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust's internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.
   Fiduciary risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To limit this risk, the Trust Investment Committee establishes corporate policies and procedures to reduce the risk that obligations to clients would not be discharged faithfully or in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty

NORTHERN TRUST CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

selection. Business units have the primary responsibility for adhering to the policies and procedures applicable to their businesses.

FACTORS AFFECTING FUTURE RESULTS

This annual report contains statements that may be considered forward-looking, such as the discussion of Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, credit quality, planned capital expenditures and technology spending, and the effect of various matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. These statements speak of Northern Trust's plans, goals, beliefs or expectations, refer to estimates or use similar terms. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including:
   . The future health of the U.S. and international economies and other economic factors that affect wealth creation, investment and savings patterns.
   . U.S. and international economic factors that may impact Northern Trust's interest rate risk exposure and credit risk.
   . Any extraordinary events (such as the September 11, 2001 events and the
     U.S. government's response to the events).
   . Changes in U.S. and worldwide securities markets, with respect to the market values of financial assets, the stability of particular securities markets and the level of volatility in certain markets such as foreign exchange.
   . Changes in the level of cross-border investing by clients resulting from changing economic factors, political conditions or currency markets.
   . Regulatory developments and changes in accounting requirements or interpretations in the U.S. and other countries where Northern Trust has significant business.
   . Changes in the nature of Northern Trust's competition resulting from industry consolida tion, enactment of the Gramm-Leach-Bliley Act of 1999 and other regulatory changes and other factors, as well as actions taken by particular competitors.
   . Northern Trust's success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets, through acquisition or otherwise, and generating a profit in those markets in a reasonable time.
   . Northern Trust's ability to continue to generate strong investment results for clients and continue to develop its array of investment products, internally or through acquisition, in a manner that meets client needs.
   . Northern Trust's success in further developing and executing on initiatives that integrate the Internet into its methods of product distribution, new business development and client service.
   . Northern Trust's ability to continue to fund and accomplish technological innovation, improve processes and controls and attract and retain capable staff in order to deal with technology challenges and increasing volume and complexity in many of its businesses.
   . Northern Trust's success in integrating recent and future acquisitions and using the acquired businesses to execute its business strategy.
   . The ability of each of Northern Trust's principal businesses to maintain a product mix that achieves satisfactory margins.
   . Changes in tax laws or other legislation in the U.S. or other countries
     (including pension reform legislation) that could affect Northern Trust or clients of its personal and institutional asset administration businesses.
   Some of these risks and uncertainties that may affect future results are discussed in more detail in the sections of "Item 1--Business" of the 2001 Annual Report on Form 10-K captioned "Government Policies," "Competition" and "Regulation and Supervision." All forward-looking statements included in this document are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

                                                     NORTHERN TRUST CORPORATION

                          CONSOLIDATED BALANCE SHEET


                                                                                               December 31
----------------------------------------------------------------------------------------------------------------
($ In Millions Except Share Information)                                                       2001       2000
---------------------------------------------------------------------------------------------------------------
Assets
Cash and Due from Banks                                                                   $ 2,592.3  $ 2,287.8
Federal Funds Sold and Securities Purchased under Agreements to Resell (Note 4)             3,565.1      549.8
Time Deposits with Banks                                                                    6,955.9    5,193.8
Other Interest-Bearing                                                                         25.0      121.3
Securities (Notes 3 and 24)
  Available for Sale                                                                        5,648.6    6,477.8
  Held to Maturity (Fair value-$673.1 in 2001 and $782.1 in 2000)                             663.6      778.4
  Trading Account                                                                              18.9       13.4
---------------------------------------------------------------------------------------------------------------
  Total Securities                                                                          6,331.1    7,269.6
---------------------------------------------------------------------------------------------------------------
Loans and Leases (Note 5)
  Commercial and Other                                                                     10,552.0   11,321.8
  Residential Mortgages                                                                     7,427.9    6,822.8
---------------------------------------------------------------------------------------------------------------
  Total Loans and Leases (Net of unearned income-$427.3 in 2001 and $365.3 in 2000)        17,979.9   18,144.6
---------------------------------------------------------------------------------------------------------------
Reserve for Credit Losses (Note 6)                                                           (161.6)    (162.9)
Buildings and Equipment (Notes 7 and 8)                                                       488.7      448.1
Customers' Acceptance Liability                                                                 9.7        9.3
Trust Security Settlement Receivables                                                         571.4      615.2
Other Assets (Note 18)                                                                      1,307.0    1,545.7
---------------------------------------------------------------------------------------------------------------
Total Assets                                                                              $39,664.5  $36,022.3
---------------------------------------------------------------------------------------------------------------
Liabilities
Deposits
  Demand and Other Noninterest-Bearing                                                    $ 6,237.4  $ 4,547.7
  Savings and Money Market                                                                  6,808.5    5,521.7
  Savings Certificates                                                                      2,024.4    2,331.2
  Other Time                                                                                  404.6      427.3
  Foreign Offices--Demand                                                                     872.7      827.5
                  -Time                                                                     8,671.7    9,172.5
---------------------------------------------------------------------------------------------------------------
  Total Deposits                                                                           25,019.3   22,827.9
Federal Funds Purchased                                                                       815.5    3,615.0
Securities Sold under Agreements to Repurchase (Note 4)                                     1,407.4    1,577.1
Commercial Paper                                                                              137.7      142.4
Other Borrowings                                                                            6,841.2    2,629.5
Senior Notes (Note 9)                                                                         450.0      500.0
Long-Term Debt (Note 9)                                                                       766.8      638.1
Debt-Floating Rate Capital Securities (Note 10)                                               267.7      267.6
Liability on Acceptances                                                                        9.7        9.3
Other Liabilities                                                                           1,175.7    1,353.2
---------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                                        36,891.0   33,560.1
---------------------------------------------------------------------------------------------------------------
Stockholders' Equity
Preferred Stock (Note 11)                                                                     120.0      120.0
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares in 2001 and 2000;
  Outstanding 221,647,260 shares in 2001 and 222,232,395 shares in 2000 (Notes 11 and 14)     379.8      379.8
Capital Surplus                                                                                  --         --
Retained Earnings                                                                           2,520.1    2,200.0
Accumulated Other Comprehensive Income (Note 12)                                               (2.4)     (13.2)
Common Stock Issuable-Stock Incentive Plans (Note 25)                                         147.6      110.2
Deferred Compensation                                                                         (58.1)     (57.9)
Treasury Stock (at cost-6,274,264 shares in 2001 and 5,689,129 shares in 2000)               (333.5)    (276.7)
---------------------------------------------------------------------------------------------------------------
  Total Stockholders' Equity                                                                2,773.5    2,462.2
---------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                $39,664.5  $36,022.3

See accompanying notes to consolidated financial statements on pages 65-91.

NORTHERN TRUST CORPORATION

                       CONSOLIDATED STATEMENT OF INCOME


                                                                            For the Year Ended December 31
-----------------------------------------------------------------------------------------------------------
($ In Millions Except Per Share Information)                                  2001        2000        1999
----------------------------------------------------------------------------------------------------------
Noninterest Income
  Trust Fees                                                              $1,231.3    $1,201.2    $  974.2
  Foreign Exchange Trading Profits                                           139.8       152.7       107.7
  Treasury Management Fees                                                    84.1        71.5        67.9
  Security Commissions and Trading Income                                     35.5        34.3        30.2
  Other Operating Income (Note 16)                                            89.3        77.1        54.5
  Investment Security Gains, net (Note 3)                                       --          .2          .7
---------------------------------------------------------------------------------- ----------- -----------
Total Noninterest Income                                                   1,580.0     1,537.0     1,235.2
---------------------------------------------------------------------------------- ----------- -----------
Net Interest Income (Note 17)
  Interest Income                                                          1,681.5     2,011.1     1,568.6
  Interest Expense                                                         1,086.2     1,442.5     1,049.8
---------------------------------------------------------------------------------- ----------- -----------
Net Interest Income                                                          595.3       568.6       518.8
Provision for Credit Losses (Note 6)                                          66.5        24.0        12.5
---------------------------------------------------------------------------------- ----------- -----------
Net Interest Income after Provision for Credit Losses                        528.8       544.6       506.3
---------------------------------------------------------------------------------- ----------- -----------
Noninterest Expenses
  Compensation (Notes 25 and 26)                                             685.8       689.1       582.6
  Employee Benefits (Note 19)                                                122.2       109.3        98.5
  Occupancy Expense (Notes 7 and 8)                                          100.2        87.3        74.3
  Equipment Expense (Note 7)                                                  85.7        73.1        63.6
  Other Operating Expenses (Note 18)                                         383.0       392.7       306.0
---------------------------------------------------------------------------------- ----------- -----------
Total Noninterest Expenses                                                 1,376.9     1,351.5     1,125.0
---------------------------------------------------------------------------------- ----------- -----------
Income before Income Taxes                                                   731.9       730.1       616.5
Provision for Income Taxes (Note 13)                                         244.4       245.0       211.5
---------------------------------------------------------------------------------- ----------- -----------
Net Income                                                                $  487.5    $  485.1    $  405.0
---------------------------------------------------------------------------------- ----------- -----------
Net Income Applicable to Common Stock                                     $  483.4    $  479.4    $  400.2
---------------------------------------------------------------------------------- ----------- -----------
Net Income Per Common Share (Note 14)-Basic                               $   2.18    $   2.17    $   1.81
                                     -Diluted                                 2.11        2.08        1.74
---------------------------------------------------------------------------------- ----------- -----------
Average Number of Common Shares Outstanding-Basic                      221,425,584 220,961,477 221,673,316
                                           -Diluted                    228,971,338 230,613,311 229,874,028

                CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                                                 For the Year Ended December 31
----------------------------------------------------------------------------------------------------------------
(In Millions)                                                                       2001        2000      1999
---------------------------------------------------------------------------------------------------------------
Net Income                                                                     $   487.5    $  485.1  $  405.0
  Other Comprehensive Income (net of tax)
    Net Unrealized Gains (Losses) on Securities Available for Sale:
      Unrealized Holding Gains (Losses) Arising During Period                         .8         1.6      (1.4)
      Less: Reclassification Adjustments for Gains Included in Net Income             --         (.1)      (.4)
    Net Unrealized Gains (Losses) on Cash Flow Hedge Designations:
      Cumulative-Effect of Adopting SFAS No. 133                                     (.2)         --        --
      Unrealized Holding Gains Arising During Period                                  .5          --        --
      Less: Reclassification Adjustments for Losses Included in Net Income           1.2          --        --
    Foreign Currency Translation Adjustments                                         (.2)         --        --
    Minimum Pension Liability Adjustment                                             8.7        (1.6)     (3.9)
--------------------------------------------------------------------------------------------------------------
Other Comprehensive Income                                                          10.8         (.1)     (5.7)
--------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                           $   498.3    $  485.0  $  399.3

See accompanying notes to consolidated financial statements on pages 65-91.

                                                     NORTHERN TRUST CORPORATION

                       CONSOLIDATED STATEMENT OF CHANGES

                            IN STOCKHOLDERS' EQUITY

                                                               For the Year Ended December 31
----------------------------------------------------------------------------------------------
(In Millions)                                              2001               2000      1999
---------------------------------------------------------------------------------------------
Preferred Stock
Balance at January 1                                  $  120.0            $  120.0  $  120.0
---------------------------------------------------------------------------------------------
Balance at December 31                                   120.0               120.0     120.0
---------------------------------------------------------------------------------------------
Common Stock
Balance at January 1                                     379.8               379.8     189.9
Transfer from Capital Surplus-Two-for-One Stock Split       --                  --     189.9
---------------------------------------------------------------------------------------------
Balance at December 31                                   379.8               379.8     379.8
---------------------------------------------------------------------------------------------
Capital Surplus
Balance at January 1                                        --                  --     212.9
Transfer to Common Stock-Two-for-One Stock Split            --                  --    (189.9)
Stock Issued-Incentive Plan and Awards                      --                  --     (23.0)
---------------------------------------------------------------------------------------------
Balance at December 31                                      --                  --        --
---------------------------------------------------------------------------------------------
Retained Earnings
Balance at January 1                                   2,200.0             1,870.7   1,582.9
Net Income                                               487.5               485.1     405.0
Dividends Declared-Common Stock                         (141.1)             (124.3)   (110.3)
Dividends Declared-Preferred Stock                        (3.9)               (5.7)     (4.8)
Stock Issued-Incentive Plan and Awards                   (22.4)              (25.8)     (2.1)
---------------------------------------------------------------------------------------------
Balance at December 31                                 2,520.1             2,200.0   1,870.7
---------------------------------------------------------------------------------------------
Accumulated Other Comprehensive Income
Balance at January 1                                     (13.2)              (13.1)     (7.4)
Other Comprehensive Income                                10.8                 (.1)     (5.7)
---------------------------------------------------------------------------------------------
Balance at December 31                                    (2.4)              (13.2)    (13.1)
---------------------------------------------------------------------------------------------
Common Stock Issuable-Stock Incentive Plans
Balance at January 1                                     110.2                55.0      30.4
Stock Issuable, net of Stock Issued                       37.4                55.2      24.6
---------------------------------------------------------------------------------------------
Balance at December 31                                   147.6               110.2      55.0
---------------------------------------------------------------------------------------------
Deferred Compensation
Balance at January 1                                     (57.9)              (33.5)    (37.5)
Compensation Deferred                                    (36.0)              (52.6)    (13.3)
Compensation Amortized                                    35.8                28.2      17.3
---------------------------------------------------------------------------------------------
Balance at December 31                                   (58.1)              (57.9)    (33.5)
---------------------------------------------------------------------------------------------
Treasury Stock
Balance at January 1                                    (276.7)             (204.2)   (150.9)
Stock Options and Awards                                 100.0               121.6      87.0
Stock Purchased                                         (156.8)             (194.1)   (140.3)
---------------------------------------------------------------------------------------------
Balance at December 31                                  (333.5)             (276.7)   (204.2)
---------------------------------------------------------------------------------------------
Total Stockholders' Equity at December 31             $2,773.5            $2,462.2  $2,174.7
---------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 65-91.

NORTHERN TRUST CORPORATION

                     CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                                   For the Year Ended December 31
-------------------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                        2001            2000            1999
------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income                                                                     $    487.5      $    485.1      $    405.0
  Adjustments to Reconcile Net Income to Net Cash Provided by
    Operating Activities:
  Provision for Credit Losses                                                        66.5            24.0            12.5
  Depreciation on Buildings and Equipment                                            78.6            67.8            58.2
  (Increase) Decrease in Interest Receivable                                         61.0           (34.1)           (9.2)
  Increase (Decrease) in Interest Payable                                           (13.6)           (6.7)           17.5
  Amortization and Accretion of Securities and Unearned Income                     (141.2)         (233.5)          (86.2)
  Amortization of Computer Software                                                  69.9            61.3            48.1
  Amortization of Goodwill and Other Intangibles                                     16.5            15.6            14.2
  Deferred Income Tax                                                               129.5            88.4            95.3
  Net Increase in Trading Account Securities                                         (5.5)           (2.4)           (1.9)
  Other Noncash, net                                                                (23.7)          (94.4)           53.3
-------------------------------------------------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities                                         725.5           371.1           606.8
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
  Net (Increase) Decrease in Federal Funds Sold and Securities Purchased
    under Agreements to Resell                                                   (3,015.3)          534.0            80.6
  Net (Increase) Decrease in Time Deposits with Banks                            (1,762.1)       (2,901.6)          972.5
  Net (Increase) Decrease in Other Interest-Bearing Assets                           96.3           (58.1)          (41.4)
  Purchases of Securities-Held to Maturity                                         (150.0)         (146.4)         (201.2)
  Proceeds from Maturity and Redemption of Securities-Held to Maturity               99.5           126.9           160.2
  Purchases of Securities-Available for Sale                                    (65,235.4)      (41,011.9)      (45,965.0)
  Proceeds from Sale, Maturity and Redemption of Securities-Available for Sale   66,441.8        40,297.6        45,777.4
  Net (Increase) Decrease in Loans and Leases                                        33.7        (2,827.7)       (1,834.3)
  Purchases of Buildings and Equipment                                             (128.3)         (137.1)          (99.9)
  Proceeds from Sale of Buildings and Equipment                                       9.1             1.7             1.5
  Purchases and Development of Computer Software                                   (135.1)         (110.3)          (96.3)
  Net (Increase) Decrease in Trust Security Settlement Receivables                   43.8          (292.1)           13.6
  Decrease in Cash Due to Acquisitions                                               (1.5)          (33.0)             --
  Other, net                                                                         24.5            41.5             2.7
-------------------------------------------------------------------------------------------------------------------------
  Net Cash Used in Investing Activities                                          (3,679.0)       (6,516.5)       (1,229.6)
-------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Net Increase in Deposits                                                        2,191.4         1,456.9         3,168.3
  Net Increase (Decrease) in Federal Funds Purchased                             (2,799.5)        3,244.8        (1,654.9)
  Net Increase (Decrease) in Securities Sold under Agreements to Repurchase        (169.7)          579.3        (1,117.1)
  Net Decrease in Commercial Paper                                                   (4.7)           (2.7)           (3.0)
  Net Increase (Decrease) in Short-Term Other Borrowings                          3,939.7         2,052.7          (556.1)
  Proceeds from Term Federal Funds Purchased                                      4,675.4        14,215.6         7,516.8
  Repayments of Term Federal Funds Purchased                                     (4,403.4)      (14,794.1)       (6,904.6)
  Proceeds from Senior Notes & Long-Term Debt                                       154.5           102.6           701.4
  Repayments of Senior Notes & Long-Term Debt                                       (75.8)         (123.9)         (700.2)
  Treasury Stock Purchased                                                         (152.8)         (191.5)         (139.7)
  Net Proceeds from Stock Options                                                    19.7            28.4            24.1
  Cash Dividends Paid on Common and Preferred Stock                                (142.3)         (125.8)         (111.4)
  Other, net                                                                         25.5            13.0            11.1
-------------------------------------------------------------------------------------------------------------------------
  Net Cash Provided by Financing Activities                                       3,258.0         6,455.3           234.7
-------------------------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Cash and Due from Banks                                    304.5           309.9          (388.1)
  Cash and Due from Banks at Beginning of Year                                    2,287.8         1,977.9         2,366.0
-------------------------------------------------------------------------------------------------------------------------
Cash and Due From Banks at End of Year                                         $  2,592.3      $  2,287.8      $  1,977.9
-------------------------------------------------------------------------------------------------------------------------
Schedule of Noncash Investing Activities:
  Transfer of Securities from Held to Maturity to Available for Sale           $    167.1      $       --      $       --
  Transfer of Securities from Available for Sale to Held to Maturity                   --              --           239.8
Supplemental Disclosures of Cash Flow Information:
  Interest Paid                                                                $  1,099.9      $  1,449.2      $  1,032.4
  Income Taxes Paid                                                                  60.5           112.7            69.7

See accompanying notes to consolidated financial statements on pages 65-91.

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Accounting Policies--The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:
   A. Basis of Presentation. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly-owned subsidiary The Northern Trust Company (Bank) and their wholly-owned subsidiaries. Throughout the notes, the term "Northern Trust" refers to Northern Trust Corporation and subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired subsidiaries from the dates of acquisition.
   B. Nature of Operations. The Corporation is a bank holding company whose principal subsidiary is the Chicago-based Bank. The Corporation also owns banks with offices in Arizona, California, Colorado, Florida, and Texas, a federal savings bank with offices in Michigan, Missouri, Nevada, Ohio, Washington and Wisconsin, a trust company in New York and various other nonbank subsidiaries, including a securities brokerage firm, an international investment consulting firm and a retirement services company. The Bank has offices in the Chicago metropolitan area, global custody operations in London and various subsidiaries, including an investment management company, a leasing company, a Canadian trust company, a New York Edge Act company and a global fund services provider. Northern Trust generates the majority of its revenues from its two primary business units, Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Investment management services and products are provided to C&IS and PFS through a third business unit, Northern Trust Global Investments (NTGI). Operating and systems support for these business units are provided by a fourth business unit, Worldwide Operations and Technology (WWOT). Northern Trust has not utilized unconsolidated special purpose entities in order to provide financing, improve liquidity, transfer assets or manage credit risk.
   The C&IS business unit provides master trust and custody-related services in the United States and foreign markets to corporations and institutions; investment management services; a full range of commercial banking services to large domestic corporations and financial institutions; treasury management services to meet the needs of major corporations and financial institutions; a comprehensive array of consulting, actuarial and recordkeeping services; and foreign exchange services for global custody clients and Northern Trust's own account.
   The PFS business unit provides personal trust, investment management, estate administration, banking (including private banking) and mortgage lending services, and also provides commercial banking services to small/mid-size businesses. These services are delivered through the Bank in Illinois and the network of subsidiaries with offices in Arizona, California, Colorado, Florida, Michigan, Missouri, Nevada, Ohio, Texas, Washington and Wisconsin.
   C. Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   D. Foreign Currency Translation. If the functional currency of a foreign branch or subsidiary is the U.S. dollar, foreign currency asset and liability accounts are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Results from remeasurement are reported in foreign exchange trading profits. Income and expense accounts are trans-lated at month-end rates of exchange.
   If the functional currency of a foreign branch or subsidiary is its local currency, the local currency asset and liability accounts are translated at current rates. Translation adjustments are reported, net of tax, directly to accumulated other comprehensive income, a component of capital. Income and ex-pense accounts are translated at month-end rates of exchange.
   E. Securities. Securities Available for Sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of discount.
   Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.
   F. Derivative Financial Instruments. Northern Trust adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and its related amendments on January 1, 2001. Derivative financial instruments include interest rate swap contracts, futures contracts, forward foreign currency contracts, options and similar contracts. Northern Trust is a party to various derivative instruments as part of its asset/liability management activities, to meet the risk management needs of its clients and as part of its trading activity for its own account. Unrealized gains and receivables on derivative instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.
   Asset/Liability Management. Derivatives entered into for asset/liability management purposes are designated and formally documented as fair value, cash flow or net investment hedges on the date they are transacted. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. A formal assessment is performed on a calendar quarter basis to determine that derivatives used in hedging transactions are highly effective as offsets to changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective or if hedged forecasted transactions are no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a client-related or trading instrument.
   Fair value hedge designations are made between a derivative and a recognized asset or liability. Interest accruals and changes in fair value of the derivative are recognized as a component of the interest income or expense classification of the hedged item. Changes in fair value of the hedged asset or liability attributable to the risk being hedged are reflected in its carrying amount and are also recognized as a component of its interest income or expense.
   Cash flow hedge designations are made between derivatives and forecasted cash inflows or outflows so as to hedge against variability due to a specific risk. The effective portion of unrealized gains and losses on such derivatives are recognized in accumulated other comprehensive income, a component of stockholders' equity. When the hedged forecasted transaction impacts earnings, balances in other comprehensive income are reclassified to the same income and expense classification of the hedged item. Any hedge ineffectiveness is recognized in the income or expense classification of the hedged item.
   Net investment hedge designations are made between a forward foreign currency contract and a net investment in a foreign branch or subsidiary. Changes in the fair value of the hedging contract are recognized in the foreign exchange translation gain or loss account of stockholders' equity. Hedge ineffectiveness is calculated based on changes in forward rates of the derivative and the hedged net investment. Any ineffectiveness is recorded to other income only if the notional amount of the derivative does not match the portion of the net investment designated as being hedged.
   Other derivatives transacted as economic hedges of foreign denominated assets and liabilities are carried on the balance sheet at fair value and recognized currently in foreign exchange trading profits. Unrealized gains are shown as other assets, with unrealized losses reported as other liabilities.
   Client-Related and Trading Instruments. Derivative financial instruments entered into to meet clients' risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income or foreign exchange trading profits.
   G. Loans and Leases. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Loan commitments for residential real estate loans which will be classified as held for sale at the time of funding and which have an interest-rate lock, are recorded on the balance sheet at fair value and recognized as other income. Unrealized gains are reported as other assets, with unrealized losses reported as other liabilities. Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on nonaccrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.
   Premiums and discounts on loans are recognized as an adjustment of yield using the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment to the yield.
   Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease.
   H. Reserve for Credit Losses. The reserve for credit losses represents management's estimate of probable inherent losses which have occurred as of the date of the financial statements. The loan and lease portfolio and other credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the reserve necessary for specific nonperforming loans and also estimates losses inherent in other credit exposures.
   The result is a reserve with these components:
   Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of nonperforming loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower's ability to pay.
   Allocated Inherent Reserve. The amount of the allocated portion of the inherent loss reserve is based on loss factors assigned to Northern Trust's credit exposures based on internal credit ratings. These loss factors are primarily based on management's judgment of estimated credit losses inherent in the loan portfolio as well as historical charge-off experience.
   Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with a specific credit or loan categories. These factors include management's subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the inherent loss reserve reflects management's attempt to ensure that the overall reserve appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected credit losses.
   Loans, leases and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. The related provision for credit losses, which is charged to income, is the amount necessary to adjust the reserve to the level determined through the above process.
   The control process maintained by Credit Policy and the lending staff, and the quarterly analysis of specific and inherent loss components are the principal methods relied upon by management to ensure that changes in estimated credit loss levels are adjusted on a timely basis. In addition to Northern Trust's own experience, management also considers the experience of peer institutions and regulatory guidance.
   I. Fees on Standby Letters of Credit and Participations in Bankers Acceptances. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agreements. Commissions on bankers acceptances are recognized in other operating income when received.
   J. Buildings and Equipment. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings--10 to 30 years; equipment--4 to 10 years; and leasehold improvements--lease term to 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
   K. Other Real Estate Owned (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans. OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   L. Intangible Assets. Goodwill, arising from the excess of purchase price over the fair value of net assets of acquired businesses, was amortized using the straight-line method primarily over fifteen years. Effective January 1, 2002, in accordance with SFAS No. 142, goodwill will not be amortized and the carrying amount will be subjected to an annual impairment test.
   Other purchased intangible assets arising from acquisitions are amortized using various methods over the estimated lives of the assets. Purchased software and salary and other allowable internal costs relating to software developed for internal use are capitalized. Software is being amortized using the straight-line method over the estimated useful life of the asset, ranging from 3 to 10 years.
   M. Trust Assets and Fees. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust. Fees from trust activities are recorded on the accrual basis.
   N. Trust Security Settlement Receivables. These receivables represent other items in the process of collection presented on behalf of trust clients.
   O. Income Taxes. In accordance with SFAS No. 109, "Accounting for Income Taxes," an asset and liability approach to accounting for income taxes is followed. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.
   P. Cash Flow Statements. Cash and cash equivalents have been defined as "Cash and Due from Banks."

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

Reconciliation of Amortized Cost to Fair Values of Securities Available for Sale
--------------------------------------------------------------------------------

                                       December 31, 2001
            ---------------------------------------------------------
                                           Gross      Gross
                            Amortized Unrealized Unrealized     Fair
            (In Millions)        Cost      Gains     Losses    Value
            --------------------------------------------------------
            U.S. Government  $  158.2       $ .7       $ -- $  158.9
            Obligations of
              States and
              Political
              Subdivisions       30.7         .1         .8     30.0
            Federal Agency    5,181.1        8.3         .5  5,188.9
            Preferred Stock      82.9         --         --     82.9
            Other               188.0         --         .1    187.9
            --------------------------------------------------------
            Total            $5,640.9       $9.1       $1.4 $5,648.6

                                       December 31, 2000
            ---------------------------------------------------------
                                           Gross      Gross
                            Amortized Unrealized Unrealized     Fair
            (In Millions)        Cost      Gains     Losses    Value
            --------------------------------------------------------
            U.S. Government  $  174.0       $ .6       $ -- $  174.6
            Obligations of
              States and
              Political
              Subdivisions       16.8         .1        1.2     15.7
            Federal Agency    6,171.2        1.9        1.0  6,172.1
            Preferred Stock     101.3         .2         .3    101.2
            Other                14.2         --         --     14.2
            --------------------------------------------------------
            Total            $6,477.5       $2.8       $2.5 $6,477.8

Remaining Maturity of Securities Available for Sale
--------------------------------------------------------------------------------

                                                  December 31, 2001
           ----------------------------------------------------------
                                                  Amortized     Fair
           (In Millions)                               Cost    Value
           ---------------------------------------------------------
           Due in One Year or Less                 $5,331.5 $5,340.1
           Due After One Year Through Five Years        6.9      6.9
           Due After Five Years Through Ten Years      23.5     17.0
           Due After Ten Years                        279.0    284.6
           ---------------------------------------------------------
           Total                                   $5,640.9 $5,648.6

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

Reconciliation of Book Values to Fair Values of Securities Held to Maturity
--------------------------------------------------------------------------------

                                          December 31, 2001
           ----------------------------------------------------------
                                             Gross      Gross
                                   Book Unrealized Unrealized   Fair
           (In Millions)          Value      Gains     Losses  Value
           ---------------------------------------------------------
           U.S. Government       $   --      $  --     $   -- $   --
           Obligations of States
             and Political
             Subdivisions         528.9       14.0         --  542.9
           Federal Agency           4.9         .1         .1    4.9
           Other                  129.8         --        4.5  125.3
           ---------------------------------------------------------
           Total                 $663.6      $14.1     $  4.6 $673.1

                                          December 31, 2000
           ----------------------------------------------------------
                                             Gross      Gross
                                   Book Unrealized Unrealized   Fair
           (In Millions)          Value      Gains     Losses  Value
           ---------------------------------------------------------
           U.S. Government       $ 55.0      $  --     $   -- $ 55.0
           Obligations of States
             and Political
             Subdivisions         435.7        9.4         --  445.1
           Federal Agency           5.5         .1         .1    5.5
           Other                  282.2         .1        5.8  276.5
           ---------------------------------------------------------
           Total                 $778.4      $ 9.6     $  5.9 $782.1

Remaining Maturity of Securities Held to Maturity
--------------------------------------------------------------------------------

                                                   December 31, 2001
            ---------------------------------------------------------
                                                       Book     Fair
            (In Millions)                             Value    Value
            --------------------------------------------------------
            Due in One Year or Less                $ 34.8   $ 35.2
            Due After One Year Through Five Years   136.9    141.9
            Due After Five Years Through Ten Years  232.4    235.2
            Due After Ten Years                     259.5    260.8
            -------------------------------------- -------- --------
            Total                                  $663.6   $673.1

Mortgage-backed securities were included in the above table taking into account anticipated future prepayments.

Investment Security Gains and Losses. Realized gross security gains and losses, which were included in the consolidated statement of income, totaled $.1 million and $.1 million, respectively, in 2001. Realized gross security gains and losses totaled $.3 million and $.1 million, respectively, in 2000. Realized gross gains totaled $.7 million in 1999.

4. Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase--Securities purchased under agreements to resell and securities sold under agreements to re purchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust's policy to take possession of securities purchased under agreements to resell.
   The following tables summarize information related to securities purchased under agreements to resell and securities sold under agreements to repurchase.

Securities Purchased Under Agreements to Resell
--------------------------------------------------------------------------------

                                                  December 31
             ------------------------------------------------------
             ($ In Millions)                      2001       2000
             -----------------------------------------------------
             Average Balance During the Year $   512.5  $   269.9
             Average Interest Rate Earned
               During the Year                    3.26%      6.19%
             Maximum Month-End Balance
               During the Year                 1,668.9      304.3

Securities Sold Under Agreements to Repurchase
--------------------------------------------------------------------------------

                                                   December 31
            --------------------------------------------------------
            ($ In Millions)                        2001       2000
            -------------------------------------------------------
            Average Balance During the Year   $ 1,474.1  $ 1,476.4
            Average Interest Rate Paid During
              the Year                             3.93%      6.22%
            Maximum Month-End Balance
              During the Year                   2,194.2    3,353.9

5. Loans and Leases--Amounts outstanding in selected loan categories are shown below.

                                                   December 31
                 ----------------------------------------------
                 (In Millions)                  2001      2000
                 ---------------------------------------------
                 Domestic
                   Residential Real Estate $ 7,427.9 $ 6,822.8
                   Commercial                4,741.6   4,796.8
                   Broker                       11.8     126.4
                   Commercial Real Estate    1,025.6     911.0
                   Personal                  2,208.8   2,289.3
                   Other                       768.6   1,207.1
                   Lease Financing           1,202.6   1,034.4
                 ---------------------------------------------
                 Total Domestic             17,386.9  17,187.8
                 International                 593.0
                                                         956.8
                 ---------------------------------------------
                 Total Loans and Leases    $17,979.9 $18,144.6

   Other domestic and international loans include $812.0 million at December 31, 2001, and $1.4 billion at December 31, 2000 of overnight trust-related advances in connection with next day security

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


settlements. Lease financing includes leveraged leases of $715.5 million at December 31, 2001, and $603.5 million at December 31, 2000.
   Residential real estate loans held for sale totaled $14.2 million and $5.6 million at December 31, 2001 and 2000, respectively.
   Refer to Note 21 for detail related to interest risk management instruments used to hedge loans.

Nonperforming Assets. Presented below are outstanding amounts of nonaccrual loans, restructured loans and OREO.

                                                     December 31
                 ------------------------------------------------
                 (In Millions)                       2001   2000
                 -----------------------------------------------
                 Nonaccrual Loans
                   Domestic-Commercial Real Estate $  4.3  $ 1.8
                           -Other                   104.4   74.5
                   International                       --     --
                 ----------------------------------------------
                 Total Nonaccrual Loans             108.7   76.3
                 Restructured Loans                    --     --
                 Other Real Estate Owned               .8    2.2
                 ----------------------------------------------
                 Total Nonperforming Assets        $109.5  $78.5

   Included in nonperforming assets were loans with a recorded investment at December 31, 2001 and December 31, 2000 of $98.0 million and $74.8 million, respectively, which were also classified as impaired. At December 31, 2001 and December 31, 2000, impaired loans totaling $28.8 million and $3.0 million, respectively, had no portion of the reserve for credit losses specifically allocated to them, while $69.2 million at December 31, 2001 had a specific allocated reserve of $21.1 million and $71.8 million at December 31, 2000 had a specific allocated reserve of $24.3 million. Total recorded investment in impaired loans averaged $107.1 million in 2001 and $60.6 million in 2000. Total interest income recognized on impaired loans was $66 thousand and $26 thousand in 2001 and 2000, respectively.
   There were $29.7 million of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 2001, while there were $11.5 million at December 31, 2000.
   Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $9.4 million in 2001, $6.5 million in 2000 and $3.2 million in 1999, compared with amounts that were actually recorded of $66 thousand, $26 thousand and $.2 million, respectively.
   Write-downs and realized losses on OREO of $47 thousand in 2001, $31 thousand in 2000 and $.3 million in 1999 were charged to other operating expenses.

6. Reserve for Credit Losses--Changes in the reserve for credit losses were as follows:

              (In Millions)                  2001    2000    1999
              ----------------------------------------------------
              Balance at Beginning of Year $162.9  $150.9  $146.8
              ----------------------------------------------------
              Charge-Offs
                Domestic                    (69.0)  (13.5)   (9.8)
                International                  --      --      --
              ----------------------------------------------------
              Total Charge-Offs             (69.0)  (13.5)   (9.8)
              Recoveries                      1.2     1.5     1.4
              ----------------------------------------------------
              Net Charge-Offs               (67.8)  (12.0)   (8.4)
              Provision for Credit Losses    66.5    24.0    12.5
              ----------------------------------------------------
              Balance at End of Year       $161.6  $162.9  $150.9

7. Buildings and Equipment--A summary of buildings and equipment is presented below.

                                            December 31, 2001
             -------------------------------------------------------
                                                                Net
                                       Original  Accumulated   Book
             (In Millions)                 Cost Depreciation  Value
             ------------------------------------------------------
             Land and Improvements       $ 38.1       $   .2 $ 37.9
             Buildings                    159.9         48.6  111.3
             Equipment                    373.7        166.7  207.0
             Leasehold Improvements       113.5         40.3   73.2
             Buildings Leased under
               Capital Leases (Note 8)     81.1         21.8   59.3
             ------------------------------------------------------
             Total Buildings and
               Equipment                 $766.3       $277.6 $488.7

                                            December 31, 2000
             -------------------------------------------------------
                                                                Net
                                       Original  Accumulated   Book
             (In Millions)                 Cost Depreciation  Value
             ------------------------------------------------------
             Land                        $ 37.9       $   -- $ 37.9
             Buildings                    155.8         43.7  112.1
             Equipment                    336.0        149.7  186.3
             Leasehold Improvements        88.5         33.7   54.8
             Buildings Leased under
               Capital Leases (Note 8)     76.6         19.6   57.0
             ------------------------------------------------------
             Total Buildings and
               Equipment                 $694.8       $246.7 $448.1

   The charge for depreciation, which includes amortization of assets recorded under capital leases, amounted to $78.6 million in 2001, $67.8 million in 2000 and $58.2 million in 1999.

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



8. Lease Commitments--At December 31, 2001, Northern Trust was obligated under a number of non-cancelable operating leases for premises and equipment. Certain leases contain rent escalation clauses, based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2001 for all non-cancelable operating leases are as follows:

                                               Future Minimum
                  (In Millions)                Lease Payments
                  -------------------------------------------
                  2002                                 $ 43.8
                  2003                                   42.4
                  2004                                   39.6
                  2005                                   38.8
                  2006                                   37.5
                  Later Years                           349.3
                  ---------------------------- --------------
                  Total Minimum Lease Payments         $551.4

   Net rental expense for all operating leases is included in occupancy expense and amounted to $43.4 million in 2001, $36.9 million in 2000 and $31.5 million in 1999.
   The building and land utilized at the Chicago operations center has been leased under an agreement that qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs which will be paid to the lessor.
   The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2001.

                                                      Future Minimum
           (In Millions)                         Lease Payments, Net
           ---------------------------------------------------------
           2002                                                $ 2.4
           2003                                                  2.4
           2004                                                  2.4
           2005                                                  2.4
           2006                                                  2.4
           Later Years                                          13.9
           ------------------------------------- -------------------
           Total Minimum Lease Payments, net                    25.9
           Less: Amount Representing Interest                    9.1
           ------------------------------------- -------------------
           Net Present Value under Capital Lease
             Obligations                                       $16.8

9. Senior Notes, Long-Term Debt and Lines of Credit--Senior Notes. A summary of Bank senior notes outstanding at December 31 is presented below.

                 ($ In Millions)            Rate    2001   2000
                 ----------------------------------------------
                 Bank-Senior Notes (a) (b)
                   Fixed Rate Due 2001      6.30% $   -- $ 50.0
                   Fixed Rate Due 2003     6.625   200.0  200.0
                   Fixed Rate Due 2004      6.65   150.0  150.0
                   Fixed Rate Due 2005      7.50   100.0  100.0
                 ------------------------- -----  ------ ------
                 Total Bank Senior Notes          $450.0 $500.0

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

               ($ In Millions)                        2001   2000
               --------------------------------------------------
               Corporation-Subordinated Debt
                 9.20% Notes due May 2001 (a)       $   -- $ 25.0
               Bank-Subordinated Debt
                 6.50% Notes due May 2003 (a)        100.0  100.0
                 6.70% Notes due Sept. 2005 (a) (b)  100.0  100.0
                 7.30% Notes due Sept. 2006 (a) (b)  100.0  100.0
                 6.25% Notes due June 2008 (a) (b)   100.0  100.0
                 7.10% Notes due Aug. 2009 (a) (b)   200.0  200.0
                 6.30% Notes due March 2011 (a) (b)  150.0     --
               ------------------------------------ ------ ------
                   Subordinated Long-Term Debt       750.0  625.0
               ------------------------------------ ------ ------
               Capital Lease Obligations (c)          16.8   13.1
               ------------------------------------ ------ ------
               Total Long-Term Debt                 $766.8 $638.1
               ------------------------------------ ------ ------
               Long-Term Debt Qualifying as Risk-
                 Based Capital                      $610.0 $520.0

(a) Not redeemable prior to maturity.
(b) Under the terms of its current Offering Circular, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $3.7 billion at any one time outstanding and up to an additional $150 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.
(c) Refer to Note 8.

Lines of Credit. The Corporation currently maintains a commercial paper back-up line of credit with two banks totaling $50 million. The termination date is November 2005. The commitment fee is determined by a pricing matrix that is based on the long-term senior debt ratings of the Corporation. Currently, the annual fee is 8 basis points of the commitment. There were no borrowings under commercial paper back-up facilities during 2001 or 2000.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



10. Debt--Floating Rate Capital Securities. The following table summarizes the book value of Floating Rate Capital Securities outstanding.

                                                         December 31
           ----------------------------------------------------------
           (In Millions)                                 2001   2000
           ---------------------------------------------------------
           $150 Million Series A due January 15, 2027  $148.7 $148.7
           $120 Million Series B due April 15, 2027     119.0  118.9
           ------------------------------------------- ------ ------
           Total Debt-Floating Rate Capital Securities $267.7 $267.6

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

                                                      December 31
              ----------------------------------------------------
              (In Millions)                           2001   2000
              ---------------------------------------------------
              Auction Rate Preferred Stock Series C
                600 shares @ $100,000 per share     $ 60.0 $ 60.0
              Flexible Auction Rate Cumulative
                Preferred Stock Series D
                600 shares @ $100,000 per share       60.0   60.0
              ------------------------------------- ------ ------
              Total Preferred Stock                 $120.0 $120.0

Series C--In 1987, 600 shares of Auction Rate Preferred Stock Series C (APS) were issued, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. No dividends other than

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


dividends payable in junior stock, such as common stock, may be paid on common stock until full cumulative dividends on the APS have been paid. The average rate for this issue as declared during 2001 was 3.33%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.

Series D--In 1990, 600 shares of Flexible Auction Rate Cumulative Preferred Stock Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period contains 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as appropriate for the length of each Short-Term or Long-Term Dividend Period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as common stock, may be paid on common stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 2001 was 3.47%. The shares of FAPS are redeemable at the option of the Corporation, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.

Preferred Stock Purchase Rights--On July 21, 1998 the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of the Corporation's common stock issuable to stockholders of record at the close of business on October 31, 1999. As a result of anti-dilution provisions, each share of common stock now has one-half of one Right associated with it. Each Right is exercisable for one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $330.00, subject to adjustment. The Rights will be evidenced by the common stock certificates and will not be exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the shares of common stock then outstanding or announces a tender or exchange offer which if consummated would result in ownership of 15 percent or more of the outstanding common stock.
   In the event that any person or group acquires 15 percent or more of the outstanding shares of common stock, each Right entitles the holder, other than such person or group, to purchase that number of shares of common stock of the Corporation having a market value of twice the exercise price of the Right. At any time thereafter if the Corporation consummates a business combination transaction or sells substantially all of its assets, each Right entitles the holder, other than the person or group acquiring 15 percent or more of the outstanding shares of common stock, to purchase that number of shares of surviving company stock which at the time of the transaction would have a market value of twice the exercise price of the Right.
   The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one-half of one cent per Right at any time prior to the close of business on the twentieth day following announcement by the Corporation of the acquisition of 15 percent or more of the outstanding com-mon stock by a person or group. Unless earlier redeemed, the Rights will expire on October 31, 2009.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Common Stock. An analysis of changes in the number of shares of common stock outstanding follows:

                                      2001         2000         1999
          -----------------------------------------------------------
          Balance at January 1 222,232,395  222,161,934  111,214,740
            Distribution of
              Two-for-One
              Stock Split               --           --  111,214,740
          Employee Benefit
            Plans:
            Incentive Plan and
              Awards               598,940      490,397      347,518
            Stock Options
              Exercised          1,363,160    2,364,071    2,518,802
            Treasury Stock
              Purchased         (2,547,235)  (2,784,007)  (3,133,866)
          -----------------------------------------------------------
          Balance at
            December 31        221,647,260  222,232,395  222,161,934

Note: 1999 share activity reflects the December 1999 two-for-one stock split effected by means of a 100% stock distribution.

Under the current buyback program, the Corporation may purchase up to 4.6 million additional shares after December 31, 2001. The repurchased shares would be used primarily for management incentive plans and other corporate purposes.

12. Accumulated Other Comprehensive Income. The following table summarizes the components of Accumulated Other Comprehensive Income at December 31, 2001 and 2000, and changes during the years then ended, presented on an after-tax basis.

--------------------------------------------------------------------------------

                                       For the Year Ended December 31, 2001
--------------------------------------------------------------------------------------------------------------------
                          Unrealized Gains                                                             Accumulated
                               (Losses) on    Minimum      Gains (Losses)   Foreign Currency                 Other
                      Securities Available    Pension        on Cash Flow        Translation         Comprehensive
(In Millions)                     for Sale  Liability  Hedge Designations        Adjustments                Income
--------------------------------------------------------------------------------------------------------------------
Beginning Balance                    $ (.9)    $(12.3)               $ --               $ --                $(13.2)
Cumulative-effect of
  adopting SFAS
  No. 133                               --         --                 (.2)                --                   (.2)
Current-Period Change                   .8        8.7                 1.7                (.2)                 11.0
--------------------------------------------------------------------------------------------------------------------
Ending Balance                       $ (.1)    $ (3.6)               $1.5               $(.2)               $ (2.4)
--------------------------------------------------------------------------------------------------------------------
                                       For the Year Ended December 31, 2000
--------------------------------------------------------------------------------------------------------------------
                          Unrealized Gains                                                             Accumulated
                               (Losses) on    Minimum      Gains (Losses)   Foreign Currency                 Other
                      Securities Available    Pension        on Cash Flow        Translation         Comprehensive
(In Millions)                     for Sale  Liability  Hedge Designations        Adjustments                Income
--------------------------------------------------------------------------------------------------------------------
Beginning Balance                    $(2.4)    $(10.7)               $ --               $ --                $(13.1)
Current-Period Change                  1.5       (1.6)                 --                 --                   (.1)
--------------------------------------------------------------------------------------------------------------------
Ending Balance                       $ (.9)    $(12.3)               $ --               $ --                $(13.2)

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



13. Income Taxes--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

               (In Millions)                2001    2000    1999
               --------------------------------------------------
               Tax at Statutory Rate      $256.2  $255.5  $215.8
               Tax Exempt Income            (9.5)   (9.4)  (10.5)
               State Taxes, net              9.5     6.1     7.5
               Other                       (11.8)   (7.2)   (1.3)
               -------------------------- ------  ------  ------
               Provision for Income Taxes $244.4  $245.0  $211.5

   The components of the consolidated provision for income taxes for each of the three years ended December 31, are as follows:

                (In Millions)                2001   2000    1999
                ------------------------------------------------
                Current Tax Provision:
                  Federal                  $ 81.1 $118.9  $ 92.9
                  State                       7.3   10.3     8.4
                  Foreign                    26.5   27.4    14.9
                -------------------------- ------ ------  ------
                  Total                     114.9  156.6   116.2
                -------------------------- ------ ------  ------
                Deferred Tax Provision:
                  Federal                   122.1   89.3    92.2
                  State                       7.4    (.9)    3.1
                -------------------------- ------ ------  ------
                  Total                     129.5   88.4    95.3
                -------------------------- ------ ------  ------
                Provision for Income Taxes $244.4 $245.0  $211.5

   In addition to the amounts shown in the above tables, tax liabilities or (benefits) have been recorded directly to stockholders' equity for the following items:

           (In Millions)                                2001    2000
           ----------------------------------------------------------
           Current Tax Benefit for Employee Stock
             Options and Other Employee Benefit
             Plans                                    $(26.6) $(45.9)
           Deferred Tax Effect of Unrealized Security
             Gains                                       1.6     1.2
           Deferred Tax Effect of Minimum Pension
             Liabilities                                 5.3    (1.0)

   Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

                                                       December 31
              -----------------------------------------------------
              (In Millions)                            2001   2000
              ----------------------------------------------------
              Deferred Tax Liabilities:
                Lease Financing                     $470.6  $347.5
                Software Development                  84.8    67.7
                Accumulated Depreciation              29.3    19.8
                State Taxes, net                      20.0    14.8
                Other Liabilities                      8.6    10.8
              -------------------------------------  ------ ------
              Gross Deferred Tax Liabilities         613.3   460.6
              -------------------------------------  ------ ------
              Deferred Tax Assets:
                Reserve for Credit Losses             56.6    57.0
                Compensation and Benefits             35.9    31.9
                Other Assets                          21.0    21.6
              -------------------------------------  ------ ------
              Gross Deferred Tax Assets              113.5   110.5
              Valuation Reserve                         --      --
              -------------------------------------  ------ ------
              Deferred Tax Assets, net of Valuation
                Reserve                              113.5   110.5
              -------------------------------------  ------ ------
              Net Deferred Tax Liabilities          $499.8  $350.1

At December 31, 2001, Northern Trust had a federal net operating loss carryforward of $2.1 million resulting from the acquisition of businesses that had existing net operating loss carryforwards. These carryforwards are available to reduce future tax return liabilities. In addition, Northern Trust had state net operating loss and tax credit carryforwards of $501.5 million and $.9 million, respectively. The carryforwards are subject to various limitations imposed by tax law.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14. Net Income Per Common Share Computations--The computation of net income per common share is presented below.

($ In Millions Except Per Share Information)        2001         2000         1999
-----------------------------------------------------------------------------------
Basic Net Income Per Common Share
Net Income                                        $487.5       $485.1       $405.0
Less: Dividends on Preferred Stock                  (4.1)        (5.7)        (4.8)
-------------------------------------------- -----------  -----------  -----------
Net Income Applicable to Common Stock             $483.4       $479.4       $400.2
Average Number of Common Shares Outstanding  221,425,584  220,961,477  221,673,316
Basic Net Income Per Common Share                $  2.18       $ 2.17      $  1.81
-------------------------------------------- -----------  -----------  -----------
Diluted Net Income Per Common Share
Net Income Applicable to Common Stock             $483.4       $479.4       $400.2
Average Number of Common Shares Outstanding  221,425,584  220,961,477  221,673,316
Plus: Dilutive Potential Common Shares
   Stock Options                               5,310,288    7,181,145    6,021,348
   Performance Shares                          1,526,474    1,677,531    1,457,993
   Other                                         708,992      793,158      721,371
-------------------------------------------- -----------  -----------  -----------
Average Common and Potential Common Shares   228,971,338  230,613,311  229,874,028
-------------------------------------------- -----------  -----------  -----------
Diluted Net Income Per Common Share              $  2.11      $  2.08      $  1.74

15. Restrictions on Subsidiary Dividends and Loans or Advances--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation's banking subsidiaries in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 2002 equal to their 2002 eligible net profits (as defined) plus $386.1 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
   State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and cer tain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

16. Other Operating Income--Nonrecurring gains in 2001 totaled $9.2 million resulting from the sale of an 80% interest in Northern Trust's lockbox operations. In 2000 and 1999, nonrecurring gains totaled $4.5 million and $4.0 million, respectively.

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17. Net Interest Income--The components of net interest income were as follows:

(In Millions)                                                       2001     2000     1999
------------------------------------------------------------------------------------------
Interest Income
  Loans and Leases                                              $1,077.7 $1,154.6 $  938.6
  Securities-Taxable                                               352.7    580.6    379.4
            -Non-Taxable                                            26.2     26.1     26.3
  Time Deposits with Banks                                         194.3    206.0    164.3
  Federal Funds Sold and Securities Purchased under Agreements
    to Resell and Other                                             30.6     43.8     60.0
-------------------------------------------------------------- --------- -------- --------
Total Interest Income                                            1,681.5  2,011.1  1,568.6
-------------------------------------------------------------- --------- -------- --------
Interest Expense
  Deposits                                                         645.9    830.3    591.9
  Federal Funds Purchased                                          109.8    167.8    161.0
  Securities Sold under Agreements to Repurchase                    58.0     91.8     95.8
  Commercial Paper                                                   5.6      8.8      7.3
  Other Borrowings                                                 168.6    245.2    109.2
  Senior Notes                                                      33.4     34.4     30.6
  Long-Term Debt                                                    51.4     44.8     37.9
  Debt-Floating Rate Capital Securities                             13.5     19.4     16.1
-------------------------------------------------------------- --------- -------- --------
Total Interest Expense                                           1,086.2  1,442.5  1,049.8
-------------------------------------------------------------- --------- -------- --------
Net Interest Income                                            $   595.3 $  568.6 $  518.8

18. Other Operating Expenses--The components of other operating expenses were as follows:

                (In Millions)                2001   2000   1999
                -----------------------------------------------
                Business Promotion         $ 41.6 $ 47.0 $ 41.2
                Outside Services Purchased  145.3  136.4  118.8
                Telecommunications           18.5   17.9   17.8
                Postage and Supplies         29.2   28.8   26.8
                Software Amortization        69.9   61.3   48.1
                Goodwill Amortization         9.9    9.4    8.6
                Other Intangibles
                  Amortization                6.6    6.2    5.6
                Other Expense                62.0   85.7   39.1
                -----------------------------------------------
                Total Other Operating
                  Expenses                 $383.0 $392.7 $306.0

   Software, goodwill and other intangible assets are included in other assets in the consolidated balance sheet. Software totaled $329.8 million at December 31, 2001 and $267.5 million at December 31, 2000. Goodwill totaled $90.1 million at December 31, 2001 and $98.0 million at December 31, 2000. Other intangibles totaled $35.2 million at December 31, 2001 and $41.8 million at December 31, 2000.

19. Employee Benefits--Pension. A noncontributory qualified pension plan covers substantially all employees. Assets held by the plan consist primarily of listed stocks and corporate bonds.
   Effective January 1, 2002, the pension formula was changed from a traditional final average pay for mula to what is generally known as a pension equity formula. All employees hired on or after June 1, 2001 are required to have their pension computed under the pension equity formula. All employees hired before June 1, 2001 (and continually active throughout 2001) were entitled to a one-time pension election to either remain with the traditional pension plan formula or change to the new pension equity formula for accruals after December 31, 2001. Although these changes are expected to reduce the long-term cost of the plan, for the next several years it is estimated that the plan change will increase the annual service cost by approximately 3.5%.
   Northern Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a "Rabbi" Trust, to fund benefits in excess of those permitted in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified retirement benefits. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 2001 and 2000. Prior service costs are being amortized on a straight-line basis over the average future working lifetime of the eligible participants at the time of the plan change. As of January 1, 2001, the average future working lifetime of the eligible participants is 11.2 years.

Plan Status
--------------------------------------------------------------------------------

                                        Qualified         Nonqualified
                                          Plan                Plan
          -------------------------------------------------------------
                                                 September 30
          -------------------------------------------------------------
          ($ In Millions)              2001    2000     2001     2000
          ------------------------------------------------------------
          Accumulated Benefit
            Obligation               $202.8  $183.6   $ 26.4   $ 38.0
          ------------------------------------------------------------
          Projected Benefit           242.9   216.7     46.0     48.8
          Plan Assets at Fair Value   298.1   372.0       --       --
          ------------------------------------------------------------
          Plan Assets In Excess of
            (Less Than) Projected
            Benefit Obligations        55.2   155.3    (46.0)   (48.8)
          Unrecognized Net Liability     .2      .3       --       --
          Unrecognized Net Loss
            (Gain)                     19.4   (88.4)    30.3     35.5
          Unrecognized Prior Service
            Cost (Benefit)              2.5    (1.5)    (3.0)    (3.3)
          Valuation Adjustment          (.1)    (.1)      --       --
          ------------------------------------------------------------
          Prepaid (Accrued) Pension
            Cost at September 30       77.2    65.6    (18.7)   (16.6)
          Net Funding October to
            December                    (.7)   13.8     (1.9)      .8
          Additional Minimum
            Liability at December 31     --      --     (5.7)   (19.8)
          ------------------------------------------------------------
          Prepaid (Accrued) Pension
            Cost at December 31      $ 76.5  $ 79.4   $(26.3)  $(35.6)
          ------------------------------------------------------------
          Assumptions:
            Discount Rates             7.50%   8.00%    6.00%    6.00%
            Rate of Increase in
              Compensation Level       5.00    5.40     5.00     5.40
            Expected Long-Term
              Rate of Return on
              Assets                   9.00    9.00      N/A      N/A

Net Periodic Pension Cost
--------------------------------------------------------------------------------

                                           Qualified         Nonqualified
                                             Plan                Plan
        -----------------------------------------------------------------
        (In Millions)                    2001    2000     2001     2000
        ----------------------------------------------------------------
        Service Cost                  $ 13.1   $ 12.8   $  2.0   $  1.7
        Interest Cost                   17.8     15.9      3.0      2.5
        Expected Return on Plan
          Assets                       (27.9)   (24.0)     N/A      N/A
        Amortization:
          Net Loss                        --       --      3.1      2.5
          Prior Service Cost
            (Benefit)                    (.2)     (.2)     (.3)     (.3)
        ----------------------------------------------------------------
        Net Periodic Pension Cost     $  2.8   $  4.5   $  7.8   $  6.4
        Change in Benefit Obligation
        -----------------------------------------------------------------
                                           Qualified         Nonqualified
                                             Plan                Plan
        -----------------------------------------------------------------
        (In Millions)                    2001    2000     2001     2000
        ----------------------------------------------------------------
        Beginning Balance             $216.7   $200.4   $ 48.8   $ 40.7
        Service Cost                    13.1     12.8      2.0      1.7
        Interest Cost                   17.8     15.9      3.0      2.5
        Actuarial (Gain) Loss           24.5      8.2     (2.5)     9.0
        Benefits Paid                  (33.0)   (20.6)    (5.3)    (5.1)
        Plan Change                      3.8       --       --       --
        ----------------------------------------------------------------
        Ending Balance                $242.9   $216.7   $ 46.0   $ 48.8

        Change in Qualified Plan Assets
        ----------------------------------------------------------------
        (In Millions)                                     2001     2000
        ----------------------------------------------------------------
        Fair Value of Assets at Beginning of Plan Year  $372.0   $305.3
        Actual Return on Assets                          (55.8)    79.0
        Employer Contribution                             14.9      8.3
        Benefits Paid                                    (33.0)   (20.6)
        ----------------------------------------------------------------
        Fair Value of Assets at End of Plan Year        $298.1   $372.0

   Pension expense for 1999 was $6.9 million and $5.4 million for the qualified and nonqualified plans, respectively.
   Total assets in the "Rabbi" Trust related to the nonqualified pension plan at December 31, 2001 and 2000 amounted to $31.1 million and $23.3 million, respectively.
   A defined benefit and a defined contribution plan is maintained for the London Branch employees. At December 31, 2001, the fair value of assets and the projected benefit obligation of the defined benefit plan totaled $16.4 million and $17.3 million, respectively. At December 31, 2000, the fair value of assets and the projected benefit obligation were $16.9 million and $16.5 million, respectively. Pension expense for 2001 and 2000 was $3.4 million and $2.2 million, respectively.

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Thrift Incentive Plan. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. One half of the Corporation's matching contribution is contingent upon meeting a predefined earnings target for the year. In 1999, 2000 and 2001, the maximum corporate contribution equaled 4% of an employee's salary. The maximum corporate contribution will increase to 5% in 2002. The estimated contribution to this plan is charged to employee benefits and totaled $14.6 million in 2001, $13.2 million in 2000 and $10.7 million in 1999.

Employee Stock Ownership Plan (ESOP). A leveraged ESOP in which substantially all employees of Northern Trust are eligible to participate was established in 1989. All of the original 18 million shares in the ESOP Trust have been allocated and all ESOP related debt has been repaid as of December 31, 2001. Beginning in 2002, the corporate contribution to the ESOP will equal 2% of an employee's salary. This amount can be increased by up to an additional 3% if corporate performance exceeds a pre-determined earnings goal.
   The following table presents information related to the ESOP.

              (In Millions)                              2001 2000
              ----------------------------------------------------
              Total ESOP Compensation Expense            $6.1 $5.9
              Dividends and Interest on Unallocated ESOP
                Shares Used for Debt Service               .7  1.2

Other Postretirement Benefits. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring under the provisions of The Northern Trust Pension Plan who have attained 15 years of service are eligible for postretirement health care coverage. These benefits are provided either through an indemnity plan, subject to deductibles, co-payment provisions and other limitations, or through health maintenance organizations. The provisions may be changed at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.
   The following tables set forth the plan status at December 31 and the net periodic postretirement benefit cost of the domestic postretirement health care plan for 2001 and 2000. The transition obligation at January 1, 1993 is being amortized to expense over a twenty-year period.

Plan Status
--------------------------------------------------------------------------------

              (In Millions)                          2001   2000
              ---------------------------------------------------
              Accumulated Postretirement Benefit
                Obligation (APBO) Measured at
                September 30:
                Retirees and Dependents             $17.3  $15.5
                Actives Eligible for Benefits         4.0    3.6
                Actives Not Yet Eligible             13.3   10.9
              ------------------------------------ ------  -----
              Total APBO                             34.6   30.0
                Unamortized Transition Obligation    (6.4)  (7.0)
                Unrecognized Net Gain (Loss)         (3.7)    .3
                Prior Service Cost                    (.3)   (.3)
              ------------------------------------ ------  -----
              Net Postretirement Benefit Liability $ 24.2  $23.0

Net Periodic Postretirement Benefit Cost
--------------------------------------------------------------------------------

              (In Millions)                             2001  2000
              ----------------------------------------------------
              Service Cost                             $ 1.0 $  .9
              Interest Cost                              2.4   2.3
              Amortization--Transition Obligation         .6    .6
              ---------------------------------------- ----- -----
              Net Periodic Postretirement Benefit Cost $ 4.0 $ 3.8

Change in Postretirement Benefit Obligation
--------------------------------------------------------------------------------

                      (In Millions)          2001   2000
                      -----------------------------------
                      Beginning Balance     $30.0  $29.4
                      Service Cost            1.0     .9
                      Interest Cost           2.4    2.3
                      Actuarial (Gain) Loss   4.0    (.6)
                      Benefits Paid          (2.8)  (2.0)
                      --------------------- -----  -----
                      Ending Balance        $34.6  $30.0

   Postretirement health care expense for 1999 was $3.7 million.
   The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at December 31, 2001 and 8.0% at December 31, 2000. For measurement purposes, a 6.2% annual increase in the cost of covered health care benefits was assumed for 2002. This rate is assumed to decrease to 5.5% in 2003 and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

                                          1--Percentage 1--Percentage
                                                  Point         Point
         (In Millions)                         Increase      Decrease
         -------------------------------------------------------------
         Effect on Total Service and
           Interest Cost Components                $ .1         $ (.1)
         Effect on Postretirement Benefit
           Obligation                               1.2          (1.1)

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



20. Contingent Liabilities--Because of the nature of its activities, Northern Trust is subject to pending and threatened legal actions that arise in the normal course of business. In the judgment of management, after consultation with legal counsel, none of the litigation to which the Corporation or any of its subsidiaries is a party, including the litigation described below, will have a material effect, either individually or in the aggregate, on the consolidated financial position or results of operations.
   Two subsidiaries of the Corporation have been named as defendants in several Enron-related class action suits filed in the Federal District Courts for the Southern District of Texas (Houston), the Eastern District of Texas (Texarkana), and the Southern District of Florida (Miami). Individual participants in the employee pension benefit plans sponsored by Enron Corp. sued various corporate entities and individuals, including The Northern Trust Company, in its capacity as the former trustee of the Enron Savings Plan, and Northern Trust Retirement Consulting, L.L.C., in its capacity as the former record keeper of the plans. The actions make claims, inter alia, for breach of fiduciary duty to the plan participants, and seek equitable relief and monetary damages in an unspecified amount against the defendants. The Corporation and the individual defendant companies intend to defend these actions vigorously. Based upon the information developed to date and recognizing that the outcome of complex litigation is uncertain, management believes that the litigation will be resolved without material impact on the Corporation's consolidated financial position or results of operations.

21. Off-Balance Sheet and Derivative Financial Instruments--Commitments and Letters of Credit. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client defaults. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.
   Commitments and letters of credit consist of the following:
   Legally Binding Commitments to Extend Credit generally have fixed expiration dates or other termination clauses. Since a significant portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.
   Participations in Bankers Acceptances obligate Northern Trust, in the event of default by the counterparty, to reimburse the holder of the acceptance an amount equal to its participation in the acceptance.
   Commercial Letters of Credit are instruments issued by Northern Trust on behalf of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.
   Standby Letters of Credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions.
   The following table shows the contractual amounts of commitments and letters of credit.

Commitments and Letters of Credit
--------------------------------------------------------------------------------

                                                    December 31
            -------------------------------------------------------
            (In Millions)                            2001      2000
            -------------------------------------------------------
            Legally Binding Commitments to
              Extend Credit*                    $16,358.5 $15,513.0
            Commercial Letters of Credit             71.8     103.3
            -------------------------------------------------------
            Standby Letters of Credit:
              Corporate                             594.0     563.2
              Industrial Revenue                  1,295.7   1,034.8
              Other                                 584.0     424.5
            -------------------------------------------------------
              Total Standby Letters of Credit** $ 2,473.7 $ 2,022.5

*These amounts exclude $331.1 million and $433.0 million of commitments participated to others at December 31, 2001 and 2000, respectively.
**These amounts include $215.5 million and $195.9 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2001 and 2000, respectively. The weighted average maturity of standby letters of credit was 18 months at December 31, 2001 and 20 months at December 31, 2000.

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Derivative Financial Instruments. These instruments include foreign exchange contracts, foreign currency and interest rate futures contracts, and various interest risk management instruments.
   Northern Trust is a party to various derivative financial instruments that are used in the normal course of business to meet the risk management needs of its clients; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, market liquidity and volatility, as well as experience in each market, are all taken into account.
   The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the lives of the instruments as interest or foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.
   Risk management instruments include:
   Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange risk management needs of clients. Foreign exchange contracts are also used for trading purposes and asset/liability management.
   Foreign Currency and Interest Rate Futures
Contracts are agreements for delayed delivery of foreign currency, securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a specified currency, security, or instrument, at a specified price or yield. All of Northern Trust's futures contracts are traded on organized exchanges that require the daily settlement of changes in the value of the contracts. Futures contracts are utilized in trading activities and asset/ liability management to limit Northern Trust's exposure to unfavorable fluctuations in foreign exchange rates or interest rates.
   Interest Rate Protection Contracts are agreements that enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, Northern Trust receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates. Northern Trust also purchases interest rate protection contracts for asset/liability management.
   Interest Rate Swap Contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts.
   Forward Sale Contracts represent commitments to sell a specified amount of securities at an agreed upon date and price. Northern Trust utilizes forward sale contracts principally in connection with its sale of mortgage loans.
   Exchange-Traded Option Contracts grant the buyer the right, but not the obligation, to purchase or sell at a specified price, a stated number of units of an underlying financial instrument, at a future date.
   The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity.

Risk Management Instruments
--------------------------------------------------------------------------------

                                                      Contractual/
                                                    Notional Amounts
                                                      December 31
           ----------------------------------------------------------
           (In Millions)                              2001      2000
           ---------------------------------------------------------
           Asset/Liability Management:
             Foreign Exchange Contracts         $   387.9  $   245.0
             Interest Rate Futures
               Contracts-Sold                         1.7         --
             Interest Rate Swap Contracts           400.0       43.6
             Forward Sale Contracts                  14.9        4.0
           Client-Related and Trading:
             Foreign Exchange Contracts          14,884.3   17,777.8
             Interest Rate Protection Contracts
               -Purchased                             2.3       49.5
               -Sold                                  2.3        4.5
             Interest Rate Swap Contracts           123.9       44.0

Derivative Financial Instruments Used for Asset/ Liability Management. Northern Trust adopted SFAS No. 133 and its related amendments on January 1, 2001. In reviewing the accounting requirements of these statements, Northern Trust concluded that certain hedge strategies previously used to man-

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


age fixed interest rate risk would not qualify for special hedge accounting treatment. Management implemented alternative strategies for managing interest rate risk that included the termination and run-off of certain interest rate swap contracts used to hedge fixed rate loans and increased utilization of longer-term fixed rate liabilities. The cumulative effect of adopting these statements increased earnings by less than $10 thousand and reduced other comprehensive income by $.2 million.
   Deferred gains and losses related to derivative financial instruments used for various asset/liability management purposes and included in the consolidated balance sheet at year-end 2001 totaled $14.7 million and $3.4 million, respectively. Deferred gains and losses at year-end 2000 totaled $19.6 million and $5.8 million, respectively.
   Fair Value Hedge Designations. Northern Trust may designate certain derivatives as hedges of specific fixed rate assets or liabilities on its balance sheet. The risk management policy for such hedges is to reduce or eliminate the exposure to changes in the value of the hedged assets or liabilities due to a specified risk. As of December 31, 2001, certain interest rate swaps were designated and qualified as a hedge against changes in LIBOR interest rates for specific fixed rate agency securities. Hedge ineffectiveness was negligible through December 31, 2001.
   Cash Flow Hedge Designations. Certain derivatives may be designated as hedges against exposure to variability in expected future cash flows attributable to particular risks, such as fluctuations in foreign exchange or interest rates. Northern Trust currently uses cash flow hedges to reduce or eliminate the exposure to changes in foreign exchange and LIBOR interest rates. As of December 31, 2001, certain forward foreign exchange contracts were designated and qualified as hedges against changes in certain forecasted transactions denominated in foreign currencies. It is estimated that a net gain of $50 thousand will be reclassified into earnings within the next twelve months. The maximum length of time over which these hedges will exist is twelve months. Hedge ineffectiveness was negligible through December 31, 2001.
   As of December 31, 2001, an interest rate swap was designated and qualified as a hedge against variability in interest cash flows due to changes in LIBOR interest rates for specific time deposits with banks. It is estimated that $1.3 million of net gains associated with this hedge will be reclassified into earnings within the next twelve months. The maximum length of time over which this hedge will exist is nineteen months. There was no hedge ineffectiveness through December 31, 2001.
   Net Investment Hedge Designations. Northern Trust has designated specific forward foreign currency contracts as hedges against foreign currency exposure for net investments in foreign affiliates. For the year ended December 31, 2001, a net loss of $26 thousand was recorded within foreign currency translation adjustments, a component of capital.
   Other Derivatives not Designated as Hedges. Forward foreign exchange contracts were used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency assets and obligations. Realized and unrealized gains and losses on such contracts are recognized as a component of foreign exchange trading profits.

Client and Trading-Related Derivative Financial Instruments. Net revenue associated with client and trading-related interest rate derivative financial instruments totaled $.2 million, $.7 million, and $.2 million during 2001, 2000, and 1999, respectively. The majority of these revenues are related to interest rate swaps, futures contracts, and interest rate protection agreements.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2001 and 2000 subject to indemnification was $48.0 billion and $49.5 billion, respectively. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
   The Bank is a participating member of various cash and securities clearing organizations such as The Depository Trust Company in New York. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own invest-

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ment and trading activities. A wide variety of cash and securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, dollar placements and securities issued by the Government National Mortgage Association.
   As a result of its participation in cash and securities clearing organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2001 and 2000 was $23 million and $73 million, respectively, based on the clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust.

22. Fair Value of Financial Instruments--SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern Trust could have realized in a market exchange.
   The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of the consolidated financial position.
   The use of different assumptions and/or estimation methods may have a material effect on the computation of estimated fair values. Therefore, comparisons between Northern Trust's disclosures and those of other financial institutions may not be meaningful.
   The following methods and assumptions were used in estimating the fair values of the financial instruments:
   Securities. Fair values of securities were based on quoted market values, when available. If quoted mar ket values were not available, fair values were based on quoted market values for comparable instruments.
   Loans (not including lease financing receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date, giving effect to current economic conditions on loan collectibility.
   Savings Certificates, Other Time, Foreign Offices Time Deposits and Other Borrowings. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.
   Senior Notes, Long-Term Debt, and Floating Rate Capital Securities. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.
   Off-Balance Sheet Financial Instruments. The fair values of commitments and letters of credit represent the amount of unamortized fees on these instruments. The fair values of all other off-balance sheet financial instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.
   Financial Instruments Valued at Carrying Value. Due to their short maturity, the respective carrying values of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers' acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; certain other borrowings; and liability on acceptances.
   The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Fair Values of On-Balance Sheet Financial Instruments. The following table summarizes the fair values of on-balance sheet financial instruments.

                                              December 31
           ----------------------------------------------------------
                                        2001               2000
           ----------------------------------------------------------
                                  Book      Fair      Book      Fair
           (In Millions)         Value     Value     Value     Value
           ---------------------------------------------------------
           Assets
           Cash and Due
             From Banks      $ 2,592.3 $ 2,592.3 $ 2,287.8 $ 2,287.8
           Money Market
             Assets           10,546.0  10,546.0   5,864.9   5,864.9
           Securities:
             Available for
               Sale            5,648.6   5,648.6   6,477.8   6,477.8
             Held to
               Maturity          663.6     673.1     778.4     782.1
             Trading
               Account            18.9      18.9      13.4      13.4
           Loans (excluding
             Leases),
             Net of Credit
             Loss Reserve:
             Held to
               Maturity       16,601.5  16,743.8  16,941.7  17,022.1
             Held for Sale        14.2      14.4       5.6       5.7
           Acceptance
             Liability             9.7       9.7       9.3       9.3
           Trust Security
             Settlement
             Receivables         571.4     571.4     615.2     615.2
           Liabilities
           Deposits:
             Demand,
               Savings and
               Money
               Market         13,918.6  13,918.6  10,896.9  10,896.9
             Savings
               Certificates,
               Other
               Time and
               Foreign
               Offices
               Time           11,100.7  11,129.6  11,931.0  11,933.5
           Federal Funds
             Purchased           815.5     815.5   3,615.0   3,615.0
           Repurchase
             Agreements        1,407.4   1,407.4   1,577.1   1,577.1
           Commercial Paper      137.7     137.7     142.4     142.4
           Other Borrowings    6,841.2   6,931.5   2,629.5   2,647.3
           Senior Notes          450.0     473.0     500.0     512.6
           Long-Term Debt        766.8     800.8     638.1     655.9
           Debt-Floating
             Rate Capital
             Securities          267.7     227.6     267.6     248.6
           Liability on
             Acceptances           9.7       9.7       9.3       9.3

   Fair Values of Off-Balance Sheet and Derivative Financial Instruments. The following tables summarize the fair values of off-balance sheet and derivative financial instruments.

                                              December 31
               --------------------------------------------------
                                            2001            2000
               --------------------------------------------------
                                        Book   Fair   Book  Fair
               (In Millions)           Value  Value  Value Value
               -------------------------------------------------
               Commitments and Letters
                 of Credit:
                 Loan Commitments       $(.7)  $(.7) $  .1 $  .1
                 Letters of Credit        .4     .4     .7    .7
               Asset/Liability
                 Management:
                 Foreign Exchange
                   Contracts
                   Assets                2.6    2.6   12.5  12.5
                   Liabilities           2.8    2.8    3.2   3.2
                 Interest Rate Swap
                   Contracts
                   Assets                 .5    2.9     --    --
                   Liabilities           1.5    7.1     .1    .7
                 Other Financial
                   Instruments
                   Assets                 --     --     --    --
                   Liabilities            .1     .1     --    --

                                                    Fair Value
                  ---------------------------------------------
                  (In Millions)                    2001   2000
                  --------------------------------------------
                  Client-Related and Trading:*
                    Foreign Exchange Contracts
                      Assets                     $158.9 $462.7
                      Liabilities                 160.9  454.7
                    Interest Rate Swap Contracts
                      Assets                        1.8     .3
                      Liabilities                   1.9     .3

*Assets and liabilities associated with foreign exchange contracts averaged $259.9 million and $259.3 million, respectively, during 2001. Assets and liabilities associated with other client-related and trading account instruments averaged $1.1 million and $1.0 million, respectively, during 2001.

23. Concentrations of Credit Risk--The information in the section titled Loans and Other Extensions of Credit found on pages 49 through 51 is incorporated by reference.

24. Pledged and Restricted Assets--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On December 31, 2001, securities and loans totaling $10.5 billion ($5.3 billion of U.S. Govern-

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ment and agency securities, $513 million of obligations of states and political subdivisions and $4.7 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $8.8 billion. Included in the total pledged collateral is the fair value of $152.3 million of available for sale securities used in repurchase agreement transactions.
   Northern Trust is permitted to repledge collateral accepted from reverse repurchase agreement transactions. The total fair value of accepted collateral as of December 31, 2001 and 2000 was $1.6 billion and $294.4 million, respectively. The fair value of repledged collateral as of December 31, 2001 and 2000 was $1.2 billion and $125.6 million, respectively. Repledged collateral was used in other repurchase agreement transactions. Deposits maintained at the Federal Reserve Bank to meet reserve requirements averaged $382.2 million in 2001 and $317.6 million in 2000.

25. Stock-Based Compensation Plans--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans.
   SFAS No. 123 allows two alternative accounting methods: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. Northern Trust has elected to account for its stock-based incentive plans and awards under APB No. 25, and has adopted the disclosure requirements of SFAS No. 123.
   A description of Northern Trust's stock-based compensation is presented below.

Amended 1992 Incentive Stock Plan (Plan). The Plan was adopted in 1992 and has been amended on several occasions. The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. Directors and key officers of the Corporation or its subsidiaries are eligible to receive awards under the Plan. Awards under the Plan may be granted in any one or a combination of (a) incentive stock options and nonqualified stock options, (b) stock appreciation rights, (c) stock awards, (d) performance shares, and (e) stock units or equivalents.
   The total number of shares of the Corporation's common stock authorized for distribution under the Plan is 32,000,000. As of December 31, 2001, shares available for future grants under the Plan totaled 1,323,629.
   Stock Options. Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options have a maximum ten year life and generally vest and become exercisable in six months to three years after the date of grant. In addition, the Plan provides that all options may become exercisable upon a change of control as defined in the Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.
   Stock and Stock Unit Awards. Under the Plan, stock or stock unit awards can be granted by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock under the terms of the Plan and such other terms and conditions as the Committee deems appropriate.
   Total expense applicable to stock and stock unit awards including dividend equivalents was $12.7 million in 2001, $8.3 million in 2000, and $4.1 million in 1999. In 2001, 2000 and 1999, 292,500 stock units, 374,500 stock units and
378,000 stock units, respectively, were granted with a weighted average grant-date fair value of $67.32, $69.02 and $45.16, respectively. As of December 31, 2001, restricted stock awards and stock units outstanding totaled 1,457,109 shares, of which 331,626 shares are fully vested with distribution deferred. These shares vest, subject to continuing employment, over a period of one to nine years.
   Performance Shares. Under the performance share provisions of the Plan, participants are entitled to have each award credited to an account maintained for them if established performance goals are achieved. Distribution of the award is then made after vesting. The value of shares that have not been distributed under the Plan is credited to performance share accounts and is shown in stockholders' equity as Common Stock Issuable-Stock Incentive Plans.
   Total salary expense for performance shares was $19.1 million in 2001, $32.3 million in 2000 and $23.3 million in 1999. As of December 31, 2001, 1,412,000 shares of stock had been credited to performance share accounts subject to meeting vesting conditions. The last grant under this plan was in 1998.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   A summary of the status of stock options under the Plan at December 31, 2001, 2000 and 1999 and changes during the years then ended is presented in the table below.

                                                         2001                   2000                 1999
-------------------------------------------------------------------------------------------------------------
                                                          Weighted             Weighted             Weighted
                                                           Average              Average              Average
                                                          Exercise             Exercise             Exercise
                                                  Shares     Price     Shares     Price     Shares     Price
------------------------------------------------------------------------------------------------------------
Options Outstanding, January 1                16,701,201    $35.06 15,992,322    $24.96 15,148,424    $17.83
Granted ($48.62 to $74.44 per share in 2001)   2,756,250     67.83  3,113,450     70.53  3,441,700     45.19
Exercised ($7.75 to $45.16 per share in 2001) (1,363,160)    17.46 (2,364,071)    13.15 (2,518,802)     9.83
Cancelled                                       (106,836)    62.69    (40,500)    49.93    (79,000)    33.95
------------------------------------------------------------------------------------------------------------
Options Outstanding December 31 ($9.42 to
  $83.47 per share)                           17,987,455    $41.27 16,701,201    $35.06 15,992,322    $24.96
------------------------------------------------------------------------------------------------------------
Options Exercisable, December 31              12,104,945    $29.98 10,201,385    $20.91  9,963,322    $15.46

   The following is a summary of outstanding and exercisable options under the Plan at December 31, 2001.

                                              Options Outstanding
-----------------------------------------------------------------------------------
                                                           Weighted
                                                            Average       Weighted
                                Number                    Remaining        Average
                           Outstanding Exercisable Contractual Life Exercise Price
----------------------------------------------------------------------------------
$9.42 to $20.00 per share    4,748,109   4,748,109        3.3 years         $12.65
$20.01 to $40.00 per share   4,139,457   4,139,457        6.1 years          31.85
$40.01 to $60.00 per share   3,358,185   2,201,365        7.2 years          45.23
$60.01 to $83.47 per share   5,741,704   1,016,014        8.8 years          69.41


Director Stock Plan. In January 2000, each non-employee director received a grant of 2,400 stock units under the Amended 1992 Incentive Stock Plan, with 800 stock units vesting on election or reelection as a director of the Corporation in each of the years 2000, 2001 and 2002. In 1999, each non-employee director received a grant of 1,000 shares of common stock under a prior plan. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units will be made in stock. Distributions of the stock unit account that relates to cash-based compensation will be made in cash based on the fair value of the stock units.

Other Stock-Based Compensation Arrangements. Total salary expense related to restricted shares granted in conjunction with an acquisition was $2.2 million in 2001, $2.4 million in 2000 and $2.1 million in 1999. As of December 31, 2001, restricted stock outstanding totaled 535,790 shares.

Pro Forma Information. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation's employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 5.36%, 6.41% and 6.60%; dividend yields of 1.00%, .88% and 1.20%; volatility factors of the expected market price of the Corporation's common stock of 30.0%, 30.0% and 26.5%; and a weighted average expected life of the options of 5.9 years, 5.4 years and
5.3 years.
   The weighted average fair value of options granted in 2001, 2000 and 1999 was $24.30, $25.92 and $15.13, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' six months to three year vesting period. Under SFAS No. 123, options and awards granted prior to 1995 are not required to be included in the pro forma information. Because the SFAS No. 123 method of accounting has not been applied to options and other stock-based compensation granted prior to January 1, 1995,

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the resulting pro forma compensation cost may not be representative of that to be expected in future years.
   The Corporation's pro forma information follows:

             (In Millions Except
             Per Share Information)          2001    2000    1999
             -----------------------------------------------------
             Net Income as Reported        $487.5  $485.1  $405.0
             Pro Forma Adjustments
               Increase (Decrease) Due To:
               Stock Options                (49.9)  (47.4)  (28.5)
               Performance Shares and
                 Other Arrangements           6.6    13.3     9.7
             ----------------------------- ------  ------  ------
             Pro Forma Net Income          $444.2  $451.0  $386.2
             ----------------------------- ------  ------  ------
             Earnings Per Share as
               Reported:
               Basic                       $ 2.18  $ 2.17  $ 1.81
               Diluted                       2.11    2.08    1.74
             Pro Forma Earnings Per
               Share:
               Basic                       $ 1.99  $ 2.01  $ 1.72
               Diluted                       1.92    1.93    1.66

26. Cash-Based Compensation Plans--Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The plans provide for acceleration of benefits in certain circumstances including a change in control. The estimated contributions to these plans are charged to salary expense and totaled $99.7 million in 2001, $139.4 million in 2000 and $116.1 million in 1999.

27. Business Segments and Related Information--Information describing the Corporation's major business segments is contained in the section titled Business Segments, found on pages 44 through 48, and is incorporated by reference.
   The operations of Northern Trust are managed on a business unit basis and include components of both domestic and foreign source income and assets. Foreign source income and assets are not separately identified in its internal management reporting system. However, in order to comply with the financial reporting requirements of the Securities and Exchange Commission, Northern Trust is required to disclose foreign activities based on the domicile of the customer. Due to the complex and integrated nature of its foreign and domestic activities, it is impossible to segregate with precision revenues, expenses and assets between its U.S. and foreign domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between domestic and international operations as described below.
   Northern Trust's international activities are centered in the commercial banking, treasury activities, foreign exchange, investment management and global custody businesses of the Bank, three overseas branches, one Edge Act subsidiary, foreign subsidiaries located in Canada, United Kingdom, Ireland and Hong Kong, NTGA, and Northern Trust Bank of Florida. Net income from international operations includes the direct net income contributions of foreign branches, foreign subsidiaries and the Edge Act subsidiary. The Bank and Northern Trust Bank of Florida international profit contributions reflect direct salary and other expenses of the business units, plus expense allocations for interest, occupancy, overhead and the provision for credit losses. For purposes of this disclosure, all foreign exchange profits have been allocated to international operations. The interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   The table below summarizes international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral.

Distribution of Total Assets and Operating Performance
--------------------------------------------------------------------------------

                            2001                              2000                              1999
------------- --------------------------------- --------------------------------- ---------------------------------
                                  Income                            Income                            Income
                  Total Operating before    Net     Total Operating before    Net     Total Operating before    Net
(In Millions)    Assets   Income*  Taxes Income    Assets   Income*  Taxes Income    Assets   Income*  Taxes Income
-------------------------------------------------------------------------------------------------------------------
International $ 8,253.2 $  344.5  $188.5 $117.6 $ 7,293.9 $  334.9  $174.5 $108.9 $ 3,244.6 $  256.9  $126.3 $ 78.8
Domestic       31,411.3  1,830.8   543.4  369.9  28,728.4  1,770.7   555.6  376.2  25,463.6  1,497.1   490.2  326.2
-------------------------------------------------------------------------------------------------------------------
Total         $39,664.5 $2,175.3  $731.9 $487.5 $36,022.3 $2,105.6  $730.1 $485.1 $28,708.2 $1,754.0  $616.5 $405.0

*Operating Income is comprised of net interest income and noninterest income.

28. Acquisitions--On May 2, 2000, Northern Trust completed the purchase acquisition of Carl Domino Associates, L.P., a registered investment advisor in West Palm Beach, Florida, for $21 million. Subsequent to acquisition, the company became an operating division of Northern Trust Investments, Inc. known as Northern Trust Value Investors. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost was $15 million of goodwill and $4 million of other intangibles.
   On May 15, 2000, Northern Trust completed the purchase acquisition of Ulster Bank Investment Services Limited (UBIS), the IFSC (International Financial Service Centre) licensed custody and fund administration subsidiary of Ulster Bank Group for $14.3 million. Subsequent to the acquisition, the company was renamed Northern Trust (Ireland) Limited. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost was $4.3 million of goodwill and $4.5 million of other intangibles.
   In accordance with SFAS No. 142, goodwill balances as of January 1, 2002 will not be amortized, and the carrying amount will be subjected to an annual impairment test. Other intangibles related to these acquisitions, will be amortized over eight years.

29. Regulatory Capital Requirements--Northern Trust and its subsidiary banks are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to average assets in order to be classified as "well capitalized." The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not "well capitalized" and obligate the federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank's financial statements.
   As of December 31, 2001, each of Northern's subsidiary banks had capital ratios above the level required for classification as a "well capitalized" institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date that management believes have adversely affected the capital categorization of any subsidiary bank for these purposes. The table on the following page summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 2001 exceeded 10% of the consolidated total.

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                         Minimum to Qualify as
                                                        Actual             Well Capitalized
-----------------------------------------------------------------------------------------------
($ In Millions)                                     Amount Ratio           Amount        Ratio
----------------------------------------------------------------------------------------------
As of December 31, 2001:
  Total Capital to Risk-Weighted Assets
    Consolidated                                    $3,677  14.3%          $2,580      10.0%
    The Northern Trust Company                       2,662  12.8            2,079      10.0
    Northern Trust Bank of Florida N.A.                340  11.0              309      10.0
  Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                     2,806  10.9            1,548       6.0
    The Northern Trust Company                       1,943   9.3            1,248       6.0
    Northern Trust Bank of Florida N.A.                322  10.4              185       6.0
  Tier 1 Capital (to Fourth Quarter Average Assets)
    Consolidated                                     2,806   7.9            1,769       5.0
    The Northern Trust Company                       1,943   6.7            1,440       5.0
    Northern Trust Bank of Florida N.A.                322   7.7              210       5.0
As of December 31, 2000:
  Total Capital to Risk-Weighted Assets
    Consolidated                                    $3,263  12.9%          $2,539      10.0%
    The Northern Trust Company                       2,430  11.7            2,076      10.0
    Northern Trust Bank of Florida N.A.                304  11.1              275      10.0
  Tier 1 Capital to Risk-Weighted Assets
    Consolidated                                     2,484   9.8            1,523       6.0
    The Northern Trust Company                       1,806   8.7            1,245       6.0
    Northern Trust Bank of Florida N.A.                287  10.4              165       6.0
  Tier 1 Capital (to Fourth Quarter Average Assets)
    Consolidated                                     2,484   6.9            1,797       5.0
    The Northern Trust Company                       1,806   6.0            1,501       5.0
    Northern Trust Bank of Florida N.A.                287   7.6              190       5.0

   Domestic bank regulatory authorities and international bank supervisory organizations, principally the Basel Committee on Banking Supervision (Committee), have proposed for comment and are considering changes to the risk-based capital adequacy framework that could affect the capital guidelines applicable to bank holding companies and banks. In December 2001, the Committee indicated its desire to issue a new consultative package on the new Basel Capital Accord (BCA) and to complete the BCA by year-end 2002, with implementation of the BCA capital adequacy framework beginning in 2005. The Corporation is monitoring the status and progress of the proposed rule and evaluating the potential impact the BCA, if adopted, would have on the financial condition or results of the operations of the Corporation and its banking subsidiaries.

NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



30. Northern Trust Corporation (Corporation only) Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

Condensed Balance Sheet

          -------------------------------------------------------------
                                                          December 31
          -------------------------------------------------------------
          (In Millions)                                  2001     2000
          ------------------------------------------------------------
          Assets
          Cash on Deposit with Subsidiary Bank       $     .1 $     .1
          Time Deposits with Banks                      193.9    125.6
          Securities                                     90.1    109.0
          Investments in Wholly-Owned
            Subsidiaries-Bank                         2,554.3  2,360.8
                        -Nonbank                        152.1    151.8
          Loans-Nonbank Subsidiaries                     12.8      9.7
                        -Other                            1.1      2.1
          Buildings and Equipment                         6.8      7.0
          Other Assets                                  279.1    278.3
          ------------------------------------------------------------
          Total Assets                               $3,290.3 $3,044.4
          ------------------------------------------------------------
          Liabilities
          Commercial Paper                           $  137.7 $  142.4
          Long-Term Debt                                276.0    301.0
          Other Liabilities                             103.1    138.8
          ------------------------------------------------------------
          Total Liabilities                             516.8    582.2
          Stockholders' Equity                        2,773.5  2,462.2
          ------------------------------------------------------------
          Total Liabilities and Stockholders' Equity $3,290.3 $3,044.4

Condensed Statement of Income

        -----------------------------------------------------------------
                                          For the Year Ended December 31
        -----------------------------------------------------------------
        (In Millions)                           2001      2000      1999
        -----------------------------------------------------------------
        Operating Income
        Dividends-Bank Subsidiaries       $310.0     $259.7    $112.0
                 -Nonbank Subsidiaries       7.9       10.7      19.3
        Intercompany Interest and
          Other Charges                      5.8        8.3       7.2
        Interest and Other Income            5.6       10.5       6.1
        -------------------------------------------------------------
        Total Operating Income             329.3      289.2     144.6
        -------------------------------------------------------------
        Operating Expenses
          Interest Expense                  20.3       31.1      26.2
          Other Operating Expenses          10.6       16.4      13.2
        -------------------------------------------------------------
        Total Operating Expenses            30.9       47.5      39.4
        -------------------------------------------------------------
        Income before Income Taxes
          and Equity in Undistributed
          Net Income of Subsidiaries       298.4      241.7     105.2
        Benefit for Income Taxes            13.1       16.9      15.1
        -------------------------------------------------------------
        Income before Equity in
          Undistributed Net Income
          of Subsidiaries                  311.5      258.6     120.3
        Equity in Undistributed
          Net Income of
          Subsidiaries-Bank                170.7      211.0     274.9
                      -Nonbank               5.3       15.5       9.8
        -------------------------------------------------------------
        Net Income                        $487.5     $485.1    $405.0
        -------------------------------------------------------------
        Net Income Applicable to
          Common Stock                    $483.4     $479.4    $400.2

                                                     NORTHERN TRUST CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Condensed Statement of Cash Flows
--------------------------------------------------------------------------------

                                                                        For the Year Ended December 31
-------------------------------------------------------------------------------------------------------
(In Millions)                                                             2001          2000       1999
-------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                             $ 487.5       $ 485.1    $ 405.0
Adjustments to Reconcile Net Income to Net Cash Provided by Operating
  Activities:
  Equity in Undistributed Net Income of Subsidiaries                    (176.0)       (226.5)    (284.7)
  (Increase) Decrease in Accrued Income                                     .3            .1        (.1)
  Decrease in Prepaid Expenses                                              .8            .8        1.7
  Other, net                                                              46.4          23.5       65.4
-------------------------------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities                              359.0         283.0      187.3
-------------------------------------------------------------------------------------------------------
Investing Activities:
  Net (Increase) Decrease in Time Deposits with Banks                    (68.3)         14.0      (16.1)
  Purchases of Securities                                                (90.3)        (92.6)    (134.6)
  Sales of Securities                                                     49.7          88.6      166.8
  Proceeds from Maturity and Redemption of Securities                     59.0           6.5       10.0
  Net (Increase) Decrease in Capital Investments in Subsidiaries         (15.6)        (25.9)       8.8
  Net Increase in Loans to Subsidiaries                                   (3.1)         (1.4)       (.7)
  Net (Increase) Decrease in Other Loans                                   1.0           1.4       (2.2)
  Other, net                                                             (19.1)         (1.3)       (.3)
-------------------------------------------------------------------------------------------------------
  Net Cash Provided by (Used in) Investing Activities                    (86.7)        (10.7)      31.7
-------------------------------------------------------------------------------------------------------
Financing Activities:
  Net Decrease in Commercial Paper                                        (4.7)         (2.7)      (3.0)
  Repayment of Long-Term Debt                                            (25.0)           --         --
  Repayment of Long-Term Debt Issued to Subsidiaries                        --            --         --
  Treasury Stock Purchased                                              (152.8)       (191.5)    (139.7)
  Cash Dividends Paid on Common and Preferred Stock                     (142.3)       (125.8)    (111.4)
  Net Proceeds from Stock Options                                         19.7          28.4       24.1
  Other, net                                                              32.8          19.3       10.7
-------------------------------------------------------------------------------------------------------
  Net Cash Used in Financing Activities                                 (272.3)       (272.3)    (219.3)
-------------------------------------------------------------------------------------------------------
Net Change in Cash on Deposit with Subsidiary Bank                          --            --        (.3)
Cash on Deposit with Subsidiary Bank at Beginning of Year                   .1            .1         .4
-------------------------------------------------------------------------------------------------------
Cash on Deposit with Subsidiary Bank at End of Year                    $    .1       $    .1    $    .1

NORTHERN TRUST CORPORATION

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of Northern Trust Corporation:
We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware Corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                                            Arthur Andersen LLP

Chicago, Illinois,
January 14, 2002


NORTHERN TRUST CORPORATION

                       CONSOLIDATED FINANCIAL STATISTICS



Quarterly Financial Data
--------------------------------------------------------------------------------

Statement of Income                                     2001                                     2000
----------------------------------------------------------------------------------------------------------------------
($ In Millions Except Per Share        Fourth     Third    Second     First     Fourth     Third    Second     First
Information)                          Quarter   Quarter   Quarter   Quarter    Quarter   Quarter   Quarter   Quarter
---------------------------------------------------------------------------------------------------------------------
Trust Fees                          $   304.1     304.3     317.7     305.2  $   304.9     304.7     305.6     286.0
Other Noninterest Income                 82.3      85.5      96.6      84.3       84.9      87.2      87.3      76.4
Net Interest Income
  Interest Income                       342.3     396.1     449.7     493.4      544.1     531.3     499.9     435.8
  Interest Expense                      190.5     247.1     303.3     345.3      398.5     388.5     359.1     296.4
---------------------------------------------------------------------------------------------------------------------
Net Interest Income                     151.8     149.0     146.4     148.1      145.6     142.8     140.8     139.4
Provision for Credit Losses              45.0       5.0      11.5       5.0        5.0       5.0      10.0       4.0
Noninterest Expenses                    339.9     343.6     351.8     341.6      342.3     344.9     338.2     326.1
Provision for Income Taxes               50.9      63.6      66.1      63.8       62.6      61.5      62.5      58.4
---------------------------------------------------------------------------------------------------------------------
Net Income                          $   102.4     126.6     131.3     127.2  $   125.5     123.3     123.0     113.3
---------------------------------------------------------------------------------------------------------------------
Net Income Applicable to
 Common Stock                       $   101.7     125.7     130.2     125.8  $   124.0     121.8     121.6     112.0
---------------------------------------------------------------------------------------------------------------------
Per Common Share
Net Income-Basic                    $     .46       .57       .59       .57  $     .56       .55       .55       .51
          -Diluted                        .45       .55       .57       .55        .54       .53       .53       .49
---------------------------------------------------------------------------------------------------------------------
Average Balance Sheet
Assets
Cash and Due from Banks             $ 1,633.3   1,586.2   1,474.2   1,448.6  $ 1,477.0   1,257.8   1,550.2   1,401.2
Money Market Assets                   7,825.9   5,726.3   4,511.2   4,530.1    5,426.7   3,712.3   4,374.7   4,537.5
Securities                            6,229.9   7,736.6  10,338.7   9,878.4    9,701.0  10,841.8  10,174.6   8,017.9
Loans and Leases                     17,837.5  17,887.6  17,961.4  17,713.9   17,404.0  16,825.3  16,375.4  15,577.2
Reserve for Credit Losses              (159.8)   (158.9)   (163.8)   (165.4)    (160.4)   (158.6)   (157.0)   (152.8)
Other Assets                          2,119.8   2,282.2   2,180.7   2,249.4    2,234.5   1,996.6   2,010.3   1,879.0
---------------------------------------------------------------------------------------------------------------------
Total Assets                        $35,486.6  35,060.0  36,302.4  35,655.0  $36,082.8  34,475.2  34,328.2  31,260.0
---------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders'
  Equity
Deposits
  Demand and Other
    Noninterest-Bearing             $ 4,286.5   3,912.3   4,052.9   4,104.0  $ 4,107.4   3,890.8   3,958.8   3,923.6
  Savings and Other
    Interest-Bearing                  8,092.3   7,840.0   7,925.0   7,971.9    7,618.0   7,366.1   7,444.1   7,439.8
  Other Time                            569.7   1,066.3   1,519.3   1,293.0      732.3   1,197.3   1,139.6     789.2
  Foreign Offices                     9,332.5   9,984.7   9,201.9   9,289.0    9,400.7   8,212.5   8,608.0   8,354.9
---------------------------------------------------------------------------------------------------------------------
  Total Deposits                     22,281.0  22,803.3  22,699.1  22,657.9   21,858.4  20,666.7  21,150.5  20,507.5
Purchased Funds                       7,816.0   6,850.2   8,335.9   7,828.4    9,192.9   8,883.0   8,381.3   6,121.1
Senior Notes                            450.0     492.4     500.0     500.0      500.0     500.0     500.0     512.1
Long-Term Debt                          766.9     767.0     779.3     684.5      638.2     638.3     638.4     644.7
Debt-Floating Rate Capital
 Securities                             267.7     267.7     267.7     267.7      267.6     267.6     267.6     267.6
Other Liabilities                     1,173.6   1,218.7   1,125.5   1,225.7    1,239.0   1,209.0   1,125.7   1,011.6
Stockholders' Equity                  2,731.4   2,660.7   2,594.9   2,490.8    2,386.7   2,310.6   2,264.7   2,195.4
---------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity                             $35,486.6  35,060.0  36,302.4  35,655.0  $36,082.8  34,475.2  34,328.2  31,260.0
---------------------------------------------------------------------------------------------------------------------
Analysis of Net Interest Income
Earning Assets                      $31,893.3  31,350.5  32,811.3  32,122.4  $32,531.7  31,379.4  30,924.7  28,132.6
Interest-Related Funds               26,663.8  26,226.3  27,634.1  27,187.6   27,677.3  26,567.6  26,315.3  23,641.3
Noninterest-Related Funds             5,229.5   5,124.2   5,177.2   4,934.8    4,854.4   4,811.8   4,609.4   4,491.3
Net Interest Income (Taxable
 equivalent)                            163.6     161.6     160.7     162.0      159.9     157.1     154.1     150.8
Net Interest Margin (Taxable
 equivalent)                             2.04%     2.05      1.96      2.05       1.96%     1.99      2.00      2.16
---------------------------------------------------------------------------------------------------------------------
Common Stock Dividend and
  Market Price
Dividends                           $    .170      .155      .155      .155  $    .155      .135      .135      .135
Market Price Range-High                 61.44     65.35     70.05     82.25      92.13     90.88     73.31     77.25
                  -Low                  47.70     41.40     57.13     51.94      70.75     64.88     57.38     46.75
---------------------------------------------------------------------------------------------------------------------

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq National Market under the symbol NTRS.

                                                     NORTHERN TRUST CORPORATION

                       CONSOLIDATED FINANCIAL STATISTICS


Average Statement of Condition with Analysis of Net Interest Income
--------------------------------------------------------------------------------

(Interest and Rate on a Taxable Equivalent Basis)            2001                      2000
-------------------------------------------------------------------------------------------------------
($ In Millions)                                    Interest    Volume  Rate  Interest    Volume  Rate
------------------------------------------------------------------------------------------------------
Average Earning Assets
Money Market Assets
  Federal Funds Sold and Resell Agreements         $   29.5 $   800.9  3.68% $   40.4 $   642.5  6.29%
  Time Deposits with Banks                            194.3   4,832.0  4.02     206.0   3,822.8  5.39
  Other                                                 1.1      24.7  4.67       3.4      47.8  6.95
------------------------------------------------------------------------------------------------------
Total Money Market Assets                             224.9   5,657.6  3.98     249.8   4,513.1  5.53
------------------------------------------------------------------------------------------------------
Securities
  U.S. Government                                      10.3     186.1  5.52      14.6     237.7  6.13
  Obligations of States and Political Subdivisions     39.8     495.1  8.04      38.7     475.9  8.14
  Federal Agency                                      339.2   7,434.2  4.56     567.6   8,551.9  6.64
  Other                                                27.5     404.7  6.80      31.4     409.4  7.68
  Trading Account                                        .7      13.6  5.45        .9      12.1  7.35
------------------------------------------------------------------------------------------------------
Total Securities                                      417.5   8,533.7  4.89     653.2   9,687.0  6.74
------------------------------------------------------------------------------------------------------
Loans and Leases                                    1,091.7  17,850.5  6.12   1,161.4  16,548.6  7.02
------------------------------------------------------------------------------------------------------
Total Earning Assets                               $1,734.1  32,041.8  5.41% $2,064.4  30,748.7  6.71%
------------------------------------------------------------------------------------------------------
Reserve for Credit Losses                                --    (162.0)   --        --    (157.2)   --
Cash and Due from Banks                                  --   1,536.2    --        --   1,421.3    --
Other Assets                                             --   2,208.0    --        --   2,030.5    --
------------------------------------------------------------------------------------------------------
Total Assets                                             -- $35,624.0    --        -- $34,043.3    --
------------------------------------------------------------------------------------------------------
Average Source of Funds
Deposits
  Savings and Money Market                         $  163.4 $ 5,753.6  2.84% $  206.8 $ 5,203.9  3.97%
  Savings Certificates                                114.2   2,203.7  5.18     133.0   2,263.3  5.88
  Other Time                                           55.0   1,110.0  4.96      59.1     964.6  6.13
  Foreign Offices Time                                313.3   8,649.2  3.62     431.4   8,064.5  5.35
------------------------------------------------------------------------------------------------------
Total Deposits                                        645.9  17,716.5  3.65     830.3  16,496.3  5.03
Federal Funds Purchased                               109.8   2,839.0  3.87     167.8   2,644.7  6.34
Securities Sold under Agreements to Repurchase         58.0   1,474.1  3.93      91.8   1,476.4  6.22
Commercial Paper                                        5.6     137.5  4.05       8.8     138.3  6.40
Other Borrowings                                      168.6   3,254.6  5.18     245.2   3,890.0  6.30
Senior Notes                                           33.4     485.5  6.88      34.4     503.0  6.82
Long-Term Debt                                         51.4     749.7  6.86      44.8     639.9  7.01
Debt-Floating Rate Capital Securities                  13.5     267.7  5.03      19.4     267.6  7.25
------------------------------------------------------------------------------------------------------
Total Interest-Related Funds                        1,086.2  26,924.6  4.03   1,442.5  26,056.2  5.54
------------------------------------------------------------------------------------------------------
Interest Rate Spread                                     --        --  1.38        --        --  1.17
Noninterest-Related Deposits                             --   4,893.4    --        --   4,550.6    --
Other Liabilities                                        --   1,185.8    --        --   1,146.8    --
Stockholders' Equity                                     --   2,620.2    --        --   2,289.7    --
------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity               -- $35,624.0    --        -- $34,043.3    --
------------------------------------------------------------------------------------------------------
Net Interest Income/Margin                         $  647.9        --  2.02% $  621.9        --  2.02%
------------------------------------------------------------------------------------------------------
Net Interest Income/Margin Components
Domestic                                           $  602.3 $26,363.8  2.29% $  606.0 $26,143.9  2.32%
International                                          45.6   5,678.0   .80      15.9   4,604.8   .35
------------------------------------------------------------------------------------------------------
Consolidated                                       $  647.9 $32,041.8  2.02% $  621.9 $30,748.7  2.02%
------------------------------------------------------------------------------------------------------

Notes-Average volume includes nonaccrual loans.
     -Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.18%). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $52.6 million in 2001, $53.3 million in 2000, $38.6 million in 1999, $35.9 million in 1998 and $32.7 million in 1997.

NORTHERN TRUST CORPORATION

---------------------------------------------------------------------------------
           1999                        1998                      1997
---------------------------------------------------------------------------------
 Interest      Volume  Rate  Interest    Volume  Rate  Interest    Volume  Rate
--------------------------------------------------------------------------------
$    55.8   $ 1,095.7  5.09% $   53.0 $   967.5  5.48% $   45.9 $   815.3  5.63%
    164.3     3,562.0  4.61     155.0   2,827.1  5.48     133.5   2,574.7  5.18
      4.2        79.6  5.36       2.7      44.1  6.14       3.0      52.6  5.68
-------------------------------------------------------------------------------
    224.3     4,737.3  4.74     210.7   3,838.7  5.49     182.4   3,442.6  5.30
-------------------------------------------------------------------------------
     15.5       285.3  5.43      22.4     374.2  5.99      48.8     822.9  5.94
     40.5       497.4  8.15      38.2     434.0  8.81      38.1     408.8  9.32
    363.6     6,838.5  5.32     362.1   6,385.0  5.67     281.9   4,890.1  5.77
     21.7       322.7  6.72      18.3     265.8  6.87      14.9     243.4  6.11
       .8        12.5  6.58        .8      11.8  6.53        .7       9.0  7.33
-------------------------------------------------------------------------------
    442.1     7,956.4  5.56     441.8   7,470.8  5.91     384.4   6,374.2  6.03
-------------------------------------------------------------------------------
    940.8    14,547.8  6.47     886.5  13,315.0  6.66     798.7  11,812.9  6.76
-------------------------------------------------------------------------------
 $1,607.2    27,241.5  5.90% $1,539.0  24,624.5  6.25% $1,365.5  21,629.7  6.32%
-------------------------------------------------------------------------------
       --      (148.4)   --        --    (147.1)   --        --    (148.1)   --
       --     1,368.0    --        --   1,205.7    --        --   1,095.4    --
       --     1,715.9    --        --   1,507.6    --        --   1,474.7    --
-------------------------------------------------------------------------------
       --   $30,177.0    --        -- $27,190.7    --        -- $24,051.7    --
-------------------------------------------------------------------------------
$   155.6   $ 4,845.3  3.21% $  141.3 $ 4,263.3  3.31% $  125.8 $ 3,895.4  3.23%
    117.3     2,191.0  5.35     122.1   2,144.5  5.69     117.2   2,035.8  5.76
     32.7       650.5  5.03      30.6     571.8  5.35      39.4     717.3  5.50
    286.3     6,592.1  4.34     286.4   5,781.7  4.95     239.8   4,971.2  4.82
-------------------------------------------------------------------------------
    591.9    14,278.9  4.15     580.4  12,761.3  4.55     522.2  11,619.7  4.49
    161.0     3,226.1  4.99     139.8   2,620.6  5.34      92.4   1,690.2  5.47
     95.8     1,954.5  4.90      80.2   1,506.0  5.33      81.7   1,519.9  5.38
      7.3       141.0  5.15       8.0     145.9  5.51       7.9     142.7  5.54
    109.2     2,177.3  5.02     132.3   2,540.4  5.21     112.4   2,120.9  5.30
     30.6       579.5  5.28      36.5     653.3  5.58      30.9     539.3  5.75
     37.9       545.3  6.96      31.8     445.8  7.14      32.6     435.8  7.48
     16.1       267.5  6.02      16.9     267.4  6.32      14.5     224.1  6.49
-------------------------------------------------------------------------------
  1,049.8    23,170.1  4.53   1,025.9  20,940.7  4.90     894.6  18,292.6  4.89
-------------------------------------------------------------------------------
       --          --  1.37        --        --  1.35        --        --  1.43
       --     4,086.0    --        --   3,731.8    --        --   3,450.3    --
       --       865.2    --        --     693.6    --        --     679.3    --
       --     2,055.7    --        --   1,824.6    --        --   1,629.5    --
-------------------------------------------------------------------------------
       --   $30,177.0    --        -- $27,190.7    --        -- $24,051.7    --
-------------------------------------------------------------------------------
$   557.4          --  2.05% $  513.1        --  2.08% $  470.9        --  2.18%
-------------------------------------------------------------------------------
$   545.7   $23,131.3  2.36% $  502.7 $21,118.7  2.38% $  466.0 $18,492.2  2.52%
     11.7     4,110.2   .30      10.4   3,505.8   .30       4.9   3,137.5   .16
-------------------------------------------------------------------------------
$   557.4   $27,241.5  2.05% $  513.1 $24,624.5  2.08% $  470.9 $21,629.7  2.18%
-------------------------------------------------------------------------------

                                                     NORTHERN TRUST CORPORATION

CORPORATE STRUCTURE

NORTHERN TRUST CORPORATION
50 South La Salle Street, Chicago, Illinois 60675
(312) 630-6000

Principal Subsidiary

The Northern Trust Company
50 South La Salle Street, Chicago, Illinois 60675

        120 East Oak Street, Chicago, Illinois 60611
        201 East Huron Street, Chicago, Illinois 60611
        125 South Wacker Drive, Chicago, Illinois 60675
        2814 West Fullerton Avenue, Chicago, Illinois 60647 7801 South State Street, Chicago, Illinois 60619
        8501 West Higgins Road, Chicago, Illinois 60631
        770 W. Northwest Highway, Barrington, Illinois 60010 2550 Waukegan Road, Glenview, Illinois 60025
        579 Central Avenue, Highland Park, Illinois 60035
        4 North Washington Street, Hinsdale, Illinois 60521 120 East Scranton Avenue, Lake Bluff, Illinois 60044 265 Deerpath Road, Lake Forest, Illinois 60045
        959 South Waukegan Road, Lake Forest, Illinois 60045 701 South McKinley Road, Lake Forest, Illinois 60045 400 East Diehl Road, Naperville, Illinois 60563
        One Oakbrook Terrace, Oakbrook Terrace, Illinois 60181 1501 Woodfield Road, Schaumburg, Illinois 60173
        62 Green Bay Road, Winnetka, Illinois 60093

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


Subsidiaries of The Northern Trust Company

The Northern Trust
International Banking Corporation
40 Broad Street, 10th Floor
New York, New York 10004

        The Northern Trust Company
        of Hong Kong Limited
        Suite 703-4 One Pacific Place
        88 Queensway, Hong Kong

        Northern Trust Trade Services Limited
        7/F CITIC Tower, 1 Tim Mei Avenue,
        Central, Hong Kong

        Northern Trust Fund Managers (Ireland) Limited
        George's Quay House
        43 Townsend Street
        Dublin 2, Ireland

        Northern Trust Global Investments (Europe) Limited
        6 Devonshire Square
        London, EC2A 4YE, United Kingdom

        Northern Trust (Ireland) Limited
                Northern Trust Investor Services (Ireland) Limited Northern Trust Custodial Services (Ireland) Limited Northern Trust Fund Services (Ireland) Limited
                George's Quay House
                43 Townsend Street
                Dublin 2, Ireland

Northern Trust Investments, Inc.
50 South La Salle Street, Chicago, Illinois 60675

Norlease, Inc.
50 South La Salle Street, Chicago, Illinois 60675

The Northern Trust Company, Canada
161 Bay Street, Suite 4540, B.C.E. Place
Toronto, Ontario, Canada M5J 2S1

NTG Services LLC
155 Bishopsgate, London
EC2M 3XS, United Kingdom

        NT Mortgage Holdings LLC
        50 South La Salle Street
        Chicago, Illinois 60675


Other Subsidiaries of the Corporation

Northern Trust Bank of Florida N.A.

700 Brickell Avenue, Miami, Florida 33131
595 Biltmore Way, Coral Gables, Florida 33134
328 Crandon Boulevard, Suite 101,
        Key Biscayne, Florida 33149
3001 Aventura Boulevard, Aventura, Florida 33180
8600 NW 17th Street, Suite 120, Miami, Florida 33126
1100 East Las Olas Boulevard,
        Fort Lauderdale, Florida 33301
2601 East Oakland Park Boulevard,
        Fort Lauderdale, Florida 33306
2300 Weston Road, Weston, Florida 33326
301 Yamato Road, Boca Raton, Florida 33431
770 East Atlantic Avenue, Delray Beach, Florida 33483
440 Royal Palm Way, Palm Beach, Florida 33480
11301 U.S. Highway 1, Suite 100,
        North Palm Beach, Florida 33408
2201 S.E. Kingswood Terrace, Monterey Commons,
        Stuart, Florida 34996
755 Beachland Boulevard, Vero Beach, Florida 32963
1440 South AlA, Vero Beach, Florida 32963
4001 Tamiami Trail North, Naples, Florida 34103
375 Fifth Avenue South, Naples, Florida 34102
26790 South Tamiami Trail, Bonita Springs, Florida 34134
8060 College Parkway S.W., Fort Myers, Florida 33919
1515 Ringling Boulevard, Sarasota, Florida 34236

901 Venetia Bay Boulevard, Suite 100, Venice, Florida 34292 540 Bay Isles Road, Longboat Key, Florida 34228
233  15th Street West, Bradenton, Florida 34205
6320 Venture Drive, Suite 100, Bradenton, Florida 34202
525  Indian Rocks Road, Belleair Bluffs, Florida 33770
100  Second Avenue South, St. Petersburg, Florida 33701
425  North Florida Avenue, Tampa, Florida 33602

Northern Trust Cayman International, Ltd.
P.O. Box 1586, Georgetown, Grand Cayman,
Cayman Islands, British West Indies

Northern Trust Bank, N.A.

2398 East Camelback Road, Phoenix, Arizona 85016
7600 E. Doubletree Ranch Road, Scottsdale, Arizona 85258
7501 East Thompson Peak Parkway, Scottsdale, Arizona 85255 8525 East Pinnacle Peak Road, Scottsdale, Arizona 85255
10220 West Bell Road, Sun City, Arizona 85351
10015 West Royal Oak Road, Sun City, Arizona 85351
19432 R. H. Johnson Boulevard, Sun City West, Arizona 85375 1525 South Greenfield Road, Mesa, Arizona 85206
23714 South Alma School Road, Sun Lakes, Arizona 85248
6373 East Tanque Verde Road, Tucson, Arizona 85715
3450 East Sunrise Drive, Tucson, Arizona 85718
16  Market Square, 1573 Market Street, Denver, Colorado 80202

Northern Trust Bank of California N.A.

355 South Grand Avenue, Suite 2600, Los Angeles, California 90071
16 Corporate Plaza, Newport Beach, California 92660
4370 La Jolla Village Drive, Suite 1000, San Diego, California 92122 1125 Wall Street, La Jolla, California 92037
206 East Anapamu Street, Santa Barbara, California 93101
1485 East Valley Road, (Montecito), Santa Barbara, California 93 108 580 California Street, Suite 1800, San Francisco, California 94104 575 Redwood Highway, Mill Valley, California 94941
10877 Wilshire Boulevard (Westwood), Los Angeles, California 90024 74-900 Highway 111, Suite 121, Indian Wells, California 92210
300 Third Street, Suite 11, Los Altos, California 94022

Northern Trust Bank of Texas N.A.

2020 Ross Avenue, Dallas, Texas 75201
5540 Preston Road, Dallas, Texas 75205
16475 Dallas Parkway, Addison, Texas
75001 2701 Kirby Drive, Houston, Texas 77098
600 Bering Drive, Houston, Texas 77057
10000 Memorial Drive, Houston, Texas 77024
600 Congress Avenue, Austin, Texas 78701

Northern Trust Bank, FSB

      Michigan
      40701 Woodward Avenue, Suite 110, Bloomfield Hills, Michigan 48304 161 Ottawa Avenue, Northwest, Suites 111 and 114, Grand Rapids,
            Michigan 49503
      16980 Kercheval, Grosse Pointe, Michigan 48230

      Missouri
      190 Carondelet Plaza, St. Louis, Missouri 63105

      Nevada
      725 1 West Lake Mead Boulevard, 3rd Floor, Las Vegas, Nevada 89128

      Ohio
      127 Public Square, Suite 5150, Cleveland, Ohio 44114

      Washington
      1414 Fourth Avenue, Seattle, Washington 98101 Wisconsin
      526 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

Northern Trust Global Advisors, Inc.
300 Atlantic Street, Suite 400, Stamford, Connecticut 06901

      The Northern Trust Company of Connecticut
      300 Atlantic Street, Suite 400, Stamford, Connecticut 06901

      NT Global Advisors, Inc.
      161 Bay Street, Suite 4540, B.C.E. Place, Toronto, Ontario, Canada M5J 2S1

      NT Fund Advisors of Quebec, Inc.
      770 Sherbrooke Street West, Suite 1420, Montreal, Quebec, Canada H3A 1Gl

      Northern Trust Global Advisors, Limited
      155 Bishopsgate, London EC2M 3XS, United Kingdom

The Northern Trust Company of New York
40 Broad Street, New York, New York 10004

Northern Trust Securities, Inc.
50 South La Salle Street, Chicago, Illinois 60675

Northern Trust Retirement Consulting LLC
3003 Summit Boulevard, Suite 100, Atlanta, Georgia 30319
20020 120th Avenue Northeast, Suite 200 Bothell, Washington 98011

                                       99