Form 10-K, Exhibit 13
period 2002-12-31
NORTHERN TRUST CORP
filed 2003-03-10
CIK 73124

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Summary of Selected Consolidated Financial Data
--------------------------------------------------------------------------------

($ In Millions Except Per Share Information)       2002      2001      2000      1999      1998
-----------------------------------------------------------------------------------------------
Noninterest Income..........................
  Trust Fees................................  $1,233.1  $1,259.1  $1,228.2  $  996.8  $  835.5
  Foreign Exchange Trading Profits..........     106.4     139.8     152.7     107.7     103.5
  Treasury Management Fees..................      96.3      86.4      73.9      70.3      72.1
  Security Commissions and Trading
   Income...................................      42.9      35.5      34.3      30.2      28.0
  Other Noninterest Income..................      58.1      91.7      78.1      55.9      54.4
-----------------------------------------------------------------------------------------------
Total Noninterest Income....................   1,536.8   1,612.5   1,567.2   1,260.9   1,093.5
-----------------------------------------------------------------------------------------------
Net Interest Income.........................     601.8     595.3     568.6     518.8     477.2
Provision for Credit Losses.................      37.5      66.5      24.0      12.5       9.0
-----------------------------------------------------------------------------------------------
Income before Noninterest Expenses..........   2,101.1   2,141.3   2,111.8   1,767.2   1,561.7
-----------------------------------------------------------------------------------------------
Noninterest Expenses........................
  Compensation..............................     666.3     685.8     689.1     582.6     518.1
  Employee Benefits.........................     130.8     122.2     109.3      98.5      91.3
  Occupancy Expense.........................     106.5     100.2      87.3      74.3      67.9
  Equipment Expense.........................      89.0      85.7      73.1      63.6      62.2
  Other Operating Expenses..................     439.5     415.5     422.9     331.7     279.5
-----------------------------------------------------------------------------------------------
Total Noninterest Expenses..................   1,432.1   1,409.4   1,381.7   1,150.7   1,019.0
-----------------------------------------------------------------------------------------------
Income before Income Taxes..................     669.0     731.9     730.1     616.5     542.7
Provision for Income Taxes..................     221.9     244.4     245.0     211.5     188.8
-----------------------------------------------------------------------------------------------
Net Income.................................. $   447.1  $  487.5  $  485.1  $  405.0  $  353.9
-----------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock....... $   444.9  $  483.4  $  479.4  $  400.2  $  349.0
-----------------------------------------------------------------------------------------------
Per Common Share............................
Net Income-Basic............................ $    2.02  $   2.18  $   2.17  $   1.81  $   1.58
       -Diluted                                   1.97      2.11      2.08      1.74      1.52
Dividends Declared..........................       .68      .635       .56      .495      .435
Book Value-End of Period (EOP)..............     13.04     11.97     10.54      9.25      8.19
Market Price-EOP............................     35.05     60.22     81.56     53.00     43.66
-----------------------------------------------------------------------------------------------
Average Total Assets........................ $  37,597  $ 35,633  $ 34,057  $ 30,193  $ 27,206
Senior Notes-EOP............................       450       450       500       500       700
Long-Term Debt-EOP..........................       766       767       638       659       458
Debt-Floating Rate Capital Securities-EOP...       268       268       268       268       267
-----------------------------------------------------------------------------------------------
Ratios......................................
Dividend Payout Ratio.......................      33.8%     29.2%     25.9%     27.6%     27.7%
Return on Average Assets....................      1.19      1.37      1.42      1.34      1.30
Return on Average Common Equity.............     16.20     19.34     22.09     20.67     20.47
Tier 1 Capital to Risk-Weighted Assets-EOP..     11.13     10.88      9.79      9.92      9.78
Total Capital to Risk-Weighted Assets-EOP...     14.13     14.25     12.85     13.60     13.06
Leverage Ratio..............................      7.76      7.93      6.91      7.14      6.90
Average Stockholders' Equity to Average
 Assets.....................................      7.63      7.35      6.72      6.81      6.71
Average Loans and Leases Times Average
 Stockholders' Equity.......................       6.1x      6.8x      7.2x      7.1x      7.3x
-----------------------------------------------------------------------------------------------
Stockholders-EOP............................     3,130     3,183     3,194     3,251     3,373
Staff-EOP (full-time equivalent)............     9,317     9,453     9,466     8,583     8,156

   Note: Certain reclassifications have been made to prior periods' financial information to conform to the current year's presentation. Refer to Note 2 to Consolidated Financial Statements.

   Northern Trust Corporation (Corporation) is a bank holding company organized in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank), an Illinois banking corporation with its headquarters located in the Chicago financial district. The Corporation also owns national bank subsidiaries with offices in Arizona, California, Colorado, Florida and Texas, a federal savings bank with offices in Michigan, Missouri, Nevada, Ohio, Washington and Wisconsin, a trust company in New York and various other nonbank subsidiaries, including a securities brokerage firm, an international investment consulting firm and a retirement services company. The Bank has global custody operations in London, offices in the Chicago

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 31

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

metropolitan area and various subsidiaries including an investment management company, a leasing company, a Canadian trust company, a New York Edge Act company and a global fund services provider. Although the operations of other subsidiaries will be of increasing significance to the Corporation, it is expected that the Bank will, in the foreseeable future, continue to be the major source of the Corporation's consolidated assets, revenues and net income. Northern Trust has not utilized unconsolidated special purpose entities to provide financing, improve liquidity, transfer assets or manage credit risk.
   Except where the context otherwise requires, all references to "Northern Trust" refer to Northern Trust Corporation and its subsidiaries on a consolidated basis.

Critical Accounting Policies
The use of estimates and assumptions is required in the preparation of financial statements in conformity with generally accepted accounting principles and actual results could differ from those estimates. The Securities and Exchange Commission (SEC) has also issued guidance and proposed rules relating to the disclosure of critical accounting policies. Accounting policies that are considered critical are those which require management to make subjective or complex judgments about the effect of matters that are inherently uncertain and may change in subsequent periods. Changes that may be required in the underlying assumptions or estimates in these areas could have a material impact on Northern Trust's future financial condition and results of operations.
   For Northern Trust, accounting policies that are viewed as critical are those relating to reserving for credit losses, pension plan accounting, and estimating useful lives of purchased and internally developed software. Because of their critical nature, management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Board of Directors.

Reserve for Credit Losses. The reserve for credit losses represents management's estimate of probable inherent losses which have occurred as of the date of the financial statements. The loan and lease portfolio and other credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the reserve necessary for specific nonperforming loans and also estimates losses inherent in other credit exposures. The result is a reserve with the following components:
   Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of nonperforming loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower's ability to pay.
       Allocated Inherent Reserve. The amount of the allocated portion of the inherent loss reserve is based on loss factors assigned to Northern Trust's credit exposures based on internal credit ratings. These loss factors are primarily based on management's judgment of estimated credit losses inherent in the loan portfolio as well as historical charge-off experience. The Credit Policy Group determines credit ratings at the time each loan is approved. These credit ratings are then subject to periodic reviews by the Credit Policy Group, which is independent of business unit management. Credit Policy makes the final determination of each loan's rating. Credit ratings range from "1" for the strongest credits to "9" for the weakest credits; a "9" rated loan would normally represent a complete loss.
       Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with a specific credit or loan category. These factors include management's subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the inherent loss reserve reflects management's attempt to ensure that the overall reserve appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected credit losses.
   Loans, leases and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. The related provision for credit losses, which is charged to income, is the amount necessary to adjust the reserve to the level determined through the above process. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs.
   The control process maintained by Credit Policy and the lending staff, and the quarterly analysis of specific and inherent loss components are the principal methods relied upon by management to ensure that changes in estimated credit loss levels are adjusted on a timely basis. In addition to Northern Trust's own experience, management also considers the experience of peer institutions and regulatory guidance.
   Management's estimates utilized in establishing an adequate reserve for credit losses are not dependent on any single assumption. Management evaluates numerous variables, many of which are interrelated or dependent on other assumptions and estimates, in determining reserve adequacy. Due to the inherent imprecision in accounting estimates, other

                                    [GRAPHIC]

                          32 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

estimates or assumptions could reasonably have been used in the current period and changes in estimates are reasonably likely to occur from period to period. However, management believes that the established reserve for credit losses appropriately addresses these uncertainties and is adequate to cover probable inherent losses which have occurred as of the date of the financial statements.

Pension Plan Accounting. As summarized in Note 19 to the consolidated financial statements, Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all employees. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plan. Due to the long-term nature of this obligation and the assumptions that are required to be made, the estimates used to determine the periodic pension expense and the projected pension obligation are closely monitored and adjusted annually. Under generally accepted accounting principles differences between these estimates and actual experience are required to be amortized over the future working lifetime of eligible participants. As a result, these differences are not recognized as they occur but are recognized systematically and gradually over subsequent periods.
   Northern Trust recognizes the significant impact that these pension-related estimates have on the determination of the pension obligations and related expense and has established procedures for monitoring and setting these estimates each year. These procedures include an annual review of actual demographic and investment experience with the pension plan's actuaries. In addition to actual experience, adjustments to these estimates consider published interest rate indices, known compensation trends and policies and economic conditions that may impact the estimated long-term rate of return on plan assets.
   In determining the pension expense in 2002, Northern Trust utilized a discount rate of 7.50% for the Qualified Plan and 6.00% for the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 5%. The expected long-term rate of return on Qualified Plan assets was 9%. In order to provide an understanding of the sensitivity of these assumptions on the periodic pension expense and projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.


                                                    25 Basis 25 Basis
                                                     Point    Point
                        (In Millions)               Increase Decrease
           ----------------------------------------------------------
           Increase (Decrease) of 2002 Pension
            Expense................................
             Discount Rate Change..................   (1.4)     1.6
             Compensation Level Change.............    1.0     (1.0)
             Rate of Return on Asset Change........    (.8)      .8
           Increase (Decrease) of Projected Benefit
            Obligation.............................
             Discount Rate Change..................  (13.2)    14.9
             Compensation Level Change.............    5.1     (4.9)

In revising these estimates at Northern Trust's September 30, 2002 measurement date, the following events were considered:
   Discount Rate: Northern Trust utilizes the Moody's AA Corporate Bond rate in establishing the discount rate for the Qualified Plan. Since this benchmark rate fell approximately 75 basis points, Northern Trust lowered the discount rate for the Qualified Plan by a like amount. The discount rate for the Nonqualified Plan was reduced based on the decline in long-term Treasury bond rates.
   Compensation Level: In recognition of Northern Trust's initiatives to manage operating costs, salary increases and incentive programs have been curtailed. In recognition of these policy changes the compensation scale assumption has been modified for a three-year period. The compensation policy change, together with lower inflation rates, resulted in a 140 basis point reduction in this assumption.
   Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term rate of return on plan assets. Accounting guidance requires this assumption be reviewed every three to five years. In 2002, Northern Trust's Employee Benefit Committee completed an in-depth Pension Asset and Liability Modeling study. Based on the asset allocation recommended, the weighted average expected return for each asset class was determined, which resulted in a recommendation to lower the expected rate of return by 25 basis points to 8.75%.
   As a result of these changes in estimates and other actuarial experiences of the Qualified and Nonqualified plans, the estimated pension expense is expected to increase by approximately $10.0 million in 2003.

Purchased and Internally Developed Software. A significant portion of Northern Trust's products and services are depen-dent on complex and sophisticated computer systems based primarily on purchased and internally developed software programs. Under Northern Trust's accounting policy, purchased

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 33

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

software and other allowable internal costs, including compensation, relating to software developed for internal use are capitalized. Capitalized software is then amortized over its estimated useful life ranging from 3 to 10 years. At December 31, 2002, capitalized software totaled $371.1 million and software amortization in 2002 totaled $75.0 million. Northern Trust believes that the accounting estimate relating to the determination and ongoing review of the estimated useful lives of capitalized software is a critical accounting policy. Northern Trust has this view because rapidly changing technology can unexpectedly change software functionality, resulting in a significant change in the useful life, including a complete write-off of software applications.
In addition, product changes can also render existing software as obsolete requiring a write-off of the carrying value of the asset.
   In order to address this risk, Northern Trust's accounting procedures require at least an annual review of all software applications to confirm the reasonableness of asset book values and remaining useful lives. Any adjustments that may result from this process are reviewed by senior management.

Results of Operations
Overview. Net income for 2002 totaled $447.1 million, down 8% from $487.5 million earned in 2001, which compared with $485.1 million earned in 2000. Diluted net income per common share decreased 7% to $1.97 from $2.11 in 2001, which was up 1% from $2.08 in 2000. The net income performance produced a return on average common stockholders' equity of 16.20% compared with 19.34% in 2001 and 22.09% in 2000. The return on average assets was 1.19% in 2002 compared with 1.37% in 2001 and 1.42% in 2000.
   Earnings for the year were adversely affected by continued weak economic conditions and equity markets that declined for the third consecutive year. Although net interest income and treasury management fees increased to record levels, trust fees, which includes securities lending, foreign exchange trading profits and other noninterest income declined relative to the prior year. Despite much steeper declines in worldwide equity markets, as evidenced by the 23% yearly decline in the S&P 500 equity index and 32% fall in the Nasdaq Composite Index in 2002, trust assets under administration of $1.50 trillion at December 31, 2002 declined only 10% from the prior year- end. In this difficult environment revenues declined 3% while operating expenses increased by 2%, resulting in a 153% productivity ratio.
   Stockholders' equity grew to $3.00 billion, as compared with $2.77 billion at December 31, 2001 and $2.46 billion at December 31, 2000, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.
   The Board of Directors maintained the quarterly dividend per common share at $.17 for an annual rate of $.68. The Board's action reflects a policy of establishing the dividend rate commensurate with profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet and capital ratios.
   Northern Trust's strategy will continue to focus on growing its two principal business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). C&IS provides investment asset administration and related services to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds; a comprehensive array of retirement consulting, actuarial and recordkeeping services; and a full range of commercial banking services, including treasury management services. PFS provides financial services to individuals and small/mid-size businesses through a unique office network in twelve states. An important element in this strategy is increasing the penetration of the C&IS and PFS target markets with investment management and related services and products provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes service quality through a high level of personal service complemented by the effective use of technology. Operating support for these business units is provided through the Worldwide Operations and Technology business unit (WWOT). Northern Trust closely monitors expense growth and capital expenditures to ensure that short- and long-term business strategies and performance objectives are effectively balanced.

Noninterest Income. Noninterest income represented 70% of total taxable equivalent revenue in 2002 compared with 71% in both 2001 and 2000. Noninterest income totaled $1.54 billion in 2002, $1.61 billion in 2001, and $1.57 billion in 2000.
   Trust Fees. Trust fees accounted for 80% of total noninterest income and 56% of total taxable equivalent revenue in 2002. Trust fees for 2002 decreased 2% to $1.23 billion from $1.26 billion in 2001, which was up 3% from $1.23 billion in 2000. Over the past five years, trust fees have increased at a compound growth rate of 12%. Total trust assets under administration at December 31, 2002 were $1.50 trillion, down 10% from $1.67 trillion a year ago, including $472.0 billion of global custody assets. Trust assets under administration included managed assets of $302.5 billion, down from $319.9 billion at the end of 2001. Previously reported total and managed assets have been adjusted to eliminate a duplicate calculation. This adjustment had no impact on trust revenues.
   Trust fees are based on the market value of assets managed and administered, the volume of transactions, secu-

                                    [GRAPHIC]

                          34 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

rities lending volume and spreads, and fees for other services rendered. Asset-based fees are typically determined on a sliding scale so that as the value of a client portfolio grows in size, Northern Trust receives a smaller percentage of the increasing value as fee income. Therefore, market value or other changes in a portfolio's size do not typically have a proportionate impact on the level of trust fees. Certain investment management fee arrangements also may provide for performance fees, which are based on client portfolio returns exceeding predetermined levels. In addition, C&IS trust relationships are increasingly priced to reflect earnings from activities such as custody-related deposits and foreign exchange trading that are not included in trust fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $9.8 billion in 2002, $9.3 billion in 2001 and $7.6 billion in 2000.
   A discussion of the trust-related services provided by C&IS, PFS and NTGI follows. The operating results, which include both trust and banking services, for C&IS and PFS are provided on pages 40-44.
   Corporate and Institutional Services. Trust fees in C&IS decreased 2% in 2002 to $626.5 million from $642.4 million in 2001, which was up 5% from $613.3 million in 2000. These fees are derived from the full set of investment asset administration and related services that Northern Trust provides worldwide to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds. Northern Trust's investment asset administration and related services include worldwide master trust and master custody, settlement and reporting, cash management, and risk and performance analysis services. Trust custody relationships managed by C&IS often include investment management, securities lending, transition management and commission recapture services provided through NTGI. In addition to these services, Northern Trust offers its C&IS clients a comprehensive array of retirement consulting, actuarial and recordkeeping services and a full range of commercial banking services.
   The following table summarizes C&IS trust fees by product:

Corporate and Institutional Services
Summary of Trust Fees by Product
--------------------------------------------------------------------------------

                   (In Millions)           2002   2001   2000
                   ------------------------------------------
                   Custody Services..... $218.6 $214.0 $208.3
                   Investment Management  186.8  182.4  180.4
                   Securities Lending...  100.0  135.7  117.3
                   Retirement Consulting
                    Services............   72.3   68.3   68.8
                   Other Services.......   48.8   42.0   38.5
                   ------------------------------------------
                   Total Trust Fees..... $626.5 $642.4 $613.3

   The decline in C&IS trust fees resulted from lower securities lending fees, which totaled $100.0 million, compared with $135.7 million in 2001. The prior year results benefited from both higher volumes and increased spreads earned on the investment of collateral, due to the 11 decreases in the federal funds rate during the year. Fees from custody services increased 2% as a result of net new business, offset in part by the impact of lower market values of assets administered. Retirement services recordkeeping and consulting fees increased 6% to $72.3 million.
   C&IS trust fees benefited from net new asset management business, offset in large part by the impact of lower market values of assets under management. Northern Trust continued to broaden its offerings of both passive and actively managed investment products to trust and banking clients. Fees from investment products totaled $186.8 million, up slightly from $182.4 million in 2001, driven primarily by growth in institutional money market funds.

Consolidated Trust Assets Under Administration
--------------------------------------------------------------------------------

                                                                                                      Five-Year
                                                                                                      Compound
                                                                                            Percent    Growth
                                                               December 31                  Change      Rate
----------------------------------------------------------------------------------------------------------------
($ In Billions)                                    2002     2001     2000     1999     1998 2002/01
----------------------------------------------------------------------------------------------------------------
Corporate & Institutional..................... $  214.8 $  225.9 $  227.5 $  200.5 $  159.5      (5)%         9%
Personal......................................     87.7     94.0     98.1     91.6     73.4      (7)          8
----------------------------------------------------------------------------------------------------------------
Total Managed Trust Assets....................    302.5    319.9    325.6    292.1    232.9      (5)          9
----------------------------------------------------------------------------------------------------------------
Corporate & Institutional.....................  1,132.1  1,281.7  1,275.1  1,178.4    975.9     (12)          6
Personal......................................     69.0     72.8     70.7     60.4     47.8      (5)         13
----------------------------------------------------------------------------------------------------------------
Total Non-Managed Trust Assets................  1,201.1  1,354.5  1,345.8  1,238.8  1,023.7     (11)          6
----------------------------------------------------------------------------------------------------------------
Consolidated Trust Assets Under Administration $1,503.6 $1,674.4 $1,671.4 $1,530.9 $1,256.6     (10)%         7%

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 35

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


   Total C&IS trust assets under administration totaled $1.35 trillion at December 31, 2002, 11% lower than $1.51 trillion at December 31, 2001. Included in C&IS assets administered are those for which Northern Trust has management responsibility. Managed assets were invested 24% in equity securities, 16% in fixed income securities and 60% in cash and other assets. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from trust clients are invested by Northern Trust and are included in trust assets under administration as managed assets. The collateral totaled $89.0 billion and $92.2 billion at December 31, 2002 and 2001, respectively.
   New recurring C&IS business sold and transitioned net of lost business in 2002, represented approximately $43 million in annualized trust fees, compared with $71 million in 2001. The lower level of net new business sold primarily reflects the loss of two large custody clients through the periodic rebidding process and the loss of several clients due to mergers and acquisitions. Approximately 45% of the new business sold came from existing clients and 55% from new relationships.
       Personal Financial Services. Northern Trust has positioned itself in markets having significant concentrations of wealth and growth potential. During the year, Northern Trust opened an office in Los Altos, California and expanded or remodeled several existing offices. Its unique network of Personal Financial Services offices includes 82 locations in twelve states. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families and individuals in the United States and throughout the world with assets typically exceeding
$100 million.
       At December 31, 2002 trust assets under administration in PFS totaled $156.7 billion, compared with $166.8 billion at December 31, 2001. Included in assets administered are those for which Northern Trust has management responsibility. Managed assets were invested 41% in equity securities, 41% in fixed income securities and 18% in cash and other assets.
       PFS trust fees totaled $606.6 million for the year, compared with $616.7 million in 2001 and $614.9 million in 2000. The modest decrease in the current year resulted from the continued decline in the equity markets, partially offset by net new business. The Wealth Management Group's trust fees increased 6% to $74.8 million, and at year-end the Wealth Management Group administered $65.1 billion for significant family asset pools nationwide, up from $64.9 billion last year.
       Net new recurring PFS business sold and transitioned in 2002 totaled approximately $41 million in annualized trust fees, down from $63 million in 2001. The poor equity market conditions together with weak investor confidence slowed new business activity during 2002.
       Northern Trust Global Investments. Northern Trust Global Investments brings together the investment management activities of the C&IS and PFS businesses. The revenues associated with this business unit are fully allocated to C&IS and PFS. NTGI integrates Northern Trust's portfolio management, research and trading with client servicing, institutional sales, marketing and product management, while continuing to emphasize Northern Trust's overall relationship orientation.
       Northern Trust Investments, Inc. (NTI), a separate subsidiary of the Bank and a registered investment advisor, provides investment management services to Northern Trust's two mutual fund families and institutional clients. This structure makes the administration of these activities more efficient as well as accommodates future development of Northern Trust's investment business.
       NTGI's international relationships include joint ventures, alliances and distribution arrangements with entities in the United Kingdom, Ireland, Germany, Japan and the Cayman Islands.
       NTGI's strategic focus on investment management, branding, product management, distribution and client servicing helped drive Northern Trust's continued growth in new business. During 2002 Northern Trust continued to achieve solid investment results across asset classes. For example, 31 of 52 eligible mutual funds advised by Northern Trust were ranked in the top two quintiles for 2002 investment performance by Lipper Analytical Services. Similarly, 16 of 38 eligible Northern-managed mutual funds were rated as 4- or 5-star for one-year performance by Morningstar. Also in 2002, NTGI completed the initial funding of its private equity fund and introduced both an actively managed hedge fund and an arbitrage fund, its second hedge fund of funds.
       On January 31, 2003, Northern Trust closed its acquisition of the global passive equity, enhanced equity and passive fixed income investment management business of Deutsche Bank AG. Under the terms of the agreement, Northern Trust paid approximately $100 million primarily based on assets under management of $44.1 billion. This payment takes into consideration certain assets that are expected to transition during the next several months. Additional payments will also be made as other assets are transitioned later this year.
       Consolidated securities lending revenues in 2002 stood at $101.0 million with average loan volume increases of 10% over the past three years. Since its inception in 1981, there have been no losses to collateral fund participants. May 2002 saw the successful launch of EquiLend LLC, the open, global,

                                   [GRAPHIC]

                         36 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

standards-based securities lending platform founded by Northern Trust and nine other industry-leading financial institutions. The platform focuses on standardization and maximizing efficiencies in the global securities lending industry.
   At year-end, Northern Trust managed $302.5 billion in trust assets for personal and institutional clients, down a modest 5% from $319.9 billion at year-end 2001, despite weaker equity markets as evidenced by the 23% yearly decline in the S&P 500 equity index and the 32% fall in the Nasdaq Composite Index. Despite the slight decline in 2002, trust assets under management have grown at a five-year compound annual rate of 9%.
   Foreign Exchange Trading Profits. Foreign exchange trading profits totaled $106.4 million, 24% below the $139.8 million reported in 2001, which in turn was 8% lower than the record $152.7 million in 2000. As custodian, Northern Trust provides foreign exchange services in the normal course of business. Active management of currency positions, within conservative limits, also contributes to trading profits. The current year foreign exchange results reflect lower client volumes and reduced market volatility in the major currencies. The decline in profits in 2001 reflected reduced market volatility in the major currencies, offset in part by growth in client volumes.
   Treasury Management Fees. The fee portion of treasury management revenues totaled $96.3 million in 2002, an increase of 12% from the $86.4 million reported in 2001 compared with $73.9 million in 2000. Total treasury management revenues, which, in addition to fees, include the fee equivalent value of compensating deposit balances, increased 2% to $119.8 million from $117.6 million in 2001 compared with $109.7 million in 2000, reflecting the continued growth of new business in both paper- and electronic-based products. The increase in the fee portion of the revenue was partly a result of more clients paying for services in fees rather than by compensating deposit balances.
   Security Commissions and Trading Income. Security commissions and trading income totaled $42.9 million in 2002, compared with $35.5 million in 2001 and $34.3 million in 2000. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). The increase in both years reflects continued growth in securities brokerage activities, up 21% in 2002 and 5% in 2001.
   Other Operating Income. Other operating income includes loan, letter of credit and deposit-related service fees and other miscellaneous income from asset sales. Other operating income in 2002 totaled $57.8 million compared with $91.7 million in 2001 and $77.9 million in 2000. The current year results have been reduced by a $15.0 million write-off of an investment in myCFO, Inc., a $4.8 million write-off of an equity investment in the Global Straight Through Processing Association and a $4.6 million write-down in the residual value of an aircraft leased to United Airlines. Partially offsetting these transactions was approximately $8.5 million in gains by Norlease, Inc. from the sales of leased equipment at the end of scheduled lease terms. Excluding nonrecurring items, the remainder of the decrease in other operating income in 2002 is primarily attributable to lower levels of trust deposit-related revenues due to lower interest rates, partially offset by higher loan service, standby letter of credit, and banking-related fees. The prior year included a $9.2 million nonrecurring gain on the sale of an 80% interest in Northern Trust's lockbox operations. Nonrecurring gains from the sale of assets in 2000 totaled $4.5 million.
   Investment Security Gains. Net security gains were $.3 million in 2002. This compares with net gains of zero in 2001 and $.2 million in 2000.

Net Interest Income. Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of off-balance sheet hedging activity. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders' equity, reduced by nonearning assets including cash and due from banks, items in process of collection, buildings and equipment and other nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating deposit balances to pay for services.
   Net interest income for 2002 was a record $601.8 million, up 1% from $595.3 million in 2001, which was up 5% from $568.6 million in 2000. When adjusted to a fully taxable equivalent (FTE) basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 2002 was a record $650.5 million, an increase of $2.6 million from $647.9 million in 2001 which in turn was up 4% from $621.9 million in 2000. Through steady asset growth and conservative interest rate risk management, Northern Trust has been successful in generating year over year improvement in

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 37

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

net interest income as evidenced by the fact that 2002 represents the nineteenth consecutive year of record performance.
The improvement in FTE net interest income in 2002 was driven primarily by a 5% increase in average earning assets.
   Earning assets averaged $33.6 billion, up 5% from the $32.0 billion reported in 2001, which was up from $30.7 billion in 2000. The growth in average earning assets reflects a $3.1 billion increase in money market assets partially offset by a $1.3 billion decrease in securities and a $.2 billion decrease in loans.
   Loans averaged $17.6 billion compared to $17.8 billion last year. The decline reflects a lower level of commercial loans, partially offset by an increase in residential mortgages and lease financing. Residential mortgages were up $559 million to $7.7 billion on average, and lease financing increased $114 million. In addition, reflecting growth in lending to Wealth Management and private banking clients, personal loans increased $99 million or 5% to average $2.3 billion for the year. Offsetting these increases was a decline of $715 million or 14% in commercial and industrial loans to average $4.3 billion for the year. International loans decreased from $708 million on average last year to $383 million in 2002. The loan portfolio includes noninterest-bearing domestic and international overnight advances related to processing certain trust client investments, which averaged $673 million in 2002, down from $872 million a year ago. Securities averaged $7.2 billion in 2002, down 16% resulting primarily from lower levels of federal agency securities. Money market assets averaged $8.8 billion in 2002 compared with $5.7 billion in 2001.
   The increase in average earning assets of $1.6 billion was funded through growth in interest-bearing deposits, other interest-related funds and noninterest-related funds. The deposit growth was concentrated primarily in foreign office time deposits, up $1.0 billion resulting from increased global custody activity, and savings and money market deposits, up $443 million. Partially offsetting these increases were lower levels of personal and commercial certificates of deposit and time deposits, down a combined $1.0 billion on average for the year.

Analysis of Net Interest Income (FTE)
--------------------------------------------------------------------------------

                                                                 Percent Change
-----------------------------------------------------------------------------------
($ In Millions)                     2002       2001       2000 2002/01    2001/00
-----------------------------------------------------------------------------------
Interest Income............. $  1,238.3  $ 1,681.5  $ 2,011.1    (26.4)%    (16.4)%
FTE Adjustment..............       48.7       52.6       53.3     (7.4)      (1.3)
-----------------------------------------------------------------------------------
Interest Income-FTE.........    1,287.0    1,734.1    2,064.4    (25.8)     (16.0)
Interest Expense............      636.5    1,086.2    1,442.5    (41.4)     (24.7)
-----------------------------------------------------------------------------------
Net Interest Income-FTE      $    650.5  $   647.9  $   621.9       .4 %      4.2 %
-----------------------------------------------------------------------------------
Average Balance
  Earning Assets............  $33,622.0  $32,041.8  $30,748.7      4.9 %      4.2 %
  Interest-Related Funds....   28,196.4   26,924.6   26,056.2      4.7        3.3
  Noninterest-Related Funds.    5,425.6    5,117.2    4,692.5      6.0        9.1
-----------------------------------------------------------------------------------
                                                               Change in Percentage
-----------------------------------------------------------------------------------
Average Rate
  Earning Assets............       3.83%      5.41%      6.71%   (1.58)     (1.30)
  Interest-Related Funds....       2.26       4.03       5.54    (1.77)     (1.51)
  Interest Rate Spread......       1.57       1.38       1.17      .19        .21
  Total Source of Funds.....       1.90       3.39       4.69    (1.49)     (1.30)
Net Interest Margin                1.93%      2.02%      2.02%    (.09)         -

   Refer to pages 92 and 93 for a detailed analysis of net interest income.

   Other interest-related funds averaged $10.0 billion, up $823 million, principally from higher levels of federal funds purchased and borrowings from the Federal Home Loan Bank, partially offset by lower levels of treasury investment program balances and securities sold under agreements to repurchase. Average net noninterest-related funds increased $308 million, mainly due to higher noninterest-bearing deposits and stockholders' equity. Stockholders' equity for the year averaged $2.9 billion, an increase of $246.6 million or 9% from 2001, principally due to the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program.
   The net interest spread improved to 1.57% in 2002 from 1.38% in 2001 resulting primarily from the favorable im-

                                    [GRAPHIC]

                          38 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

pact of the decline in interest rates on average funding costs. While noninterest-related funds increased $308 million to $5.4 billion, the value of these funds was diminished by the decline in interest rates as the average return on earning assets fell by 158 basis points. As a result of the above, the net interest margin of 1.93% in 2002 was down 9 basis points from the prior year. For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 92 and 93.

Provision for Credit Losses. The provision for credit losses of $37.5 million was $29.0 million lower than the $66.5 million required in 2001, which in turn was $42.5 million greater than the $24.0 million provision in 2000. For a discussion of the reserve and provision for credit losses, refer to pages 50 through 53.

Noninterest Expenses. Noninterest expenses for 2002 totaled $1.43 billion, up $22.7 million or 2% from $1.41 billion in 2001, which was up 2% from $1.38 billion in 2000. Expense growth in 2002 as in 2001 continued at moderate levels, resulting from the ongoing initiatives implemented by management in 2001 to reduce certain discretionary expenses. These initiatives included closely monitoring staffing levels, limiting staff-related and other discretionary expenses, and maintaining the change that was made in 2001 to certain incentive plans to include a stock option grant component in lieu of cash. This initiative resulted in a $20.4 million expense savings in 2001 when compared to programs in place prior to this initiative. In addition, the adoption of new accounting requirements in 2002 to eliminate goodwill amortization costs reduced expenses by $9.9 million or $8.0 million after-tax.
   The productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, was 153% for 2002, 160% in 2001 and 158% in 2000.
   Compensation and Benefits. Compensation and benefits, which represent 56% of total noninterest expenses, decreased 1% to $797.1 million in 2002 from $808.0 million in 2001, which was up 1% from $798.4 million in 2000. Compensation costs, the largest component of noninterest expenses, totaled $666.3 million, down $19.5 million from $685.8 million a year ago. The impact of outsourcing lockbox services in the third quarter of 2001 and lower performance-based pay offset salary increases and higher benefit costs. Performance-based compensation expense for 2002 decreased $23.8 million from 2001, which in turn had decreased $50.0 million from 2000. Compensation levels in both 2002 and 2001 reflect the impact of slower revenue growth, lower investment portfolio performance, corporate earnings performance and modifications made to certain cash incentive plans. Staff on a full-time equivalent basis averaged 9,371 in 2002, down 1% compared with 9,484 in 2001, which was up 5% from 9,019 in 2000. The decline in average staffing levels during 2002 reflects the third quarter 2001 outsourcing of lockbox operations and the close monitoring of staff levels. The increase in staff levels during 2001 was required to support growth initiatives and strong new business in both C&IS and PFS. Average staff levels in 2001 would have been higher by approximately 190 posts and compensation expense would have increased more, had Northern Trust not outsourced its lockbox services during 2001. These expenses are now included in outside services purchased and reflected in other operating expenses. Staff on a full-time equivalent basis totaled 9,317 at December 31, 2002, a decline of 136 positions or 1% since the end of 2001.
   Employee benefit costs for 2002 totaled $130.8 million, up $8.6 million or 7% from $122.2 million in 2001, which was 12% higher than the $109.3 million in 2000. The increase in employee benefits in each of the past two years primarily reflects higher payroll taxes, medical and dental plan costs, and retirement plan benefits, which included higher benefits associated with revisions made to the ESOP.
   Occupancy Expense. Net occupancy expense totaled $106.5 million, up 6% or $6.3 million from $100.2 million in 2001, which was up 15% from $87.3 million in 2000. The principal components of the 2002 occupancy expense increase were higher rent and the expansion and renovation of existing offices, including the relocation of London Branch staff to a new facility in the Canary Wharf district, one of Europe's largest financial centers. These increases were partially offset by lower real estate taxes and utility costs. The increase in 2001 resulted from higher rental and utility costs, depreciation and maintenance of buildings and leasehold improvements.
   Equipment Expense. Equipment expense, which includes depreciation, rental and maintenance costs, totaled $89.0 million, up 4% from $85.7 million in 2001, which was 17% higher than the $73.1 million in 2000. The 2002 results reflect higher levels of depreciation and maintenance of computer hardware and data line lease costs, partly offset by lower costs for equipment maintenance and depreciation of personal computers. The 2001 results reflect higher levels of computer hardware depreciation expense, data line lease costs, rental and maintenance costs of computers and equipment.
   Other Operating Expenses. Other operating expenses for 2002 totaled $439.5 million, up 6% from $415.5 million in 2001, which was down 2% from $422.9 million in

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 39

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

2000. The higher expense level for 2002 was due in part to higher costs associated with professional services, processing errors incurred in servicing and managing financial assets and performing banking activities, software amortization and other expenditures to support business growth. Higher professional services include increased costs associated with payments made for receivables management and lockbox services. Partially offsetting these increases was the adoption of new accounting requirements in 2002 to eliminate goodwill amortization costs, which reduced expenses by $9.9 million or $8.0 million after-tax.
   The decline in the 2001 expense level reflects the net impact of several factors. These included expense reductions as a result of a decrease in performance-based fees paid to investment sub-advisors, lower levels of business development costs, and a reduction in charges associated with processing errors incurred in servicing and managing financial assets and performing banking activities. These lower expenses were partially offset by higher costs associated with software amortization, expansion of the personal trust and banking office network, and other expenditures to support business growth. Other operating expense in 2001 also included $9.4 million in payments made related to outsourcing receivables management and lockbox services in the second half of the year. Before these services were outsourced, the majority of these costs were included in salary and benefit expense.

Provision for Income Taxes. The provision for income taxes was $221.9 million in 2002 compared with $244.4 million in 2001 and $245.0 million in 2000. The current year reflects a lower federal and state income tax provision resulting primarily from the reduction in pre-tax earnings for the year. The effective tax rate was 33% for both 2002 and 2001, compared with 34% for 2000.

Business Segments
Northern Trust Corporation, under Chairman, Chief Executive Officer and President William A. Osborn, organizes around two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units by NTGI. Operating and systems support is provided to each of the business units by WWOT. Each of these four business units has a president who reports to Mr. Osborn. For financial management reporting purposes, the operations of NTGI and WWOT are allocated to the two principal business units. The Risk Management Unit includes the Treasury Department and also reports directly to Mr. Osborn. Mr. Osborn has been identified as the chief operating decision maker because he has final authority over resource allocation decisions and performance assessment.
       Business unit results are presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, is derived from internal accounting systems that support the strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expenses related to each segment, as well as certain corporate support services, worldwide operations and systems development expenses. The management reporting systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Tier 1 and tier 2 capital are allocated based on the federal risk-based capital guidelines at a level that is consistent with Northern Trust's consolidated capital ratios, coupled with management's judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are the same as those described in "Accounting Policies," in the Notes to Consolidated Financial Statements. Transfers of income and expense items are recorded at cost; there is no intercompany profit or loss on sales or transfers between business units. Northern Trust's presentations are not necessarily consistent with similar information for other financial institutions. For management reporting purposes, certain corporate income and expense items are not allocated to the business units and are presented as part of "Treasury and Other." These items include the impact of long-term debt, preferred equity, holding company investments, and certain corporate operating expenses.
   The following table summarizes the consolidated results of operations of Northern Trust. This information is followed by the earnings contribution of the two principal business segments for the years ended December 31, 2002, 2001 and 2000 on the basis described above.

                                    [GRAPHIC]

                          40 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


Consolidated
Results of Operations
--------------------------------------------------------------------------------

          ($ In Millions)                   2002       2001       2000
          ------------------------------------------------------------
          Noninterest Income.........
            Trust Fees............... $ 1,233.1  $ 1,259.1  $ 1,228.2
            Other....................     303.7      353.4      339.0
          Net Interest Income (FTE)*.     650.5      647.9      621.9
          Provision for Credit Losses      37.5       66.5       24.0
          Noninterest Expenses.......   1,432.1    1,409.4    1,381.7
          ------------------------------------------------------------
          Income before Income
           Taxes*....................     717.7      784.5      783.4
          Provision for Income
           Taxes*....................     270.6      297.0      298.3
          ------------------------------------------------------------
          Reported Net Income         $   447.1  $   487.5  $   485.1
          Goodwill, after Taxes......         -        8.0        7.6
          ------------------------------------------------------------
          Adjusted Net Income         $   447.1  $   495.5  $   492.7
          ------------------------------------------------------------
          Percentage of Reported Net
           Income Contribution.......       100%       100%       100%
          ------------------------------------------------------------
          Average Assets............. $37,596.7  $35,632.7  $34,057.1

   *Stated on a fully taxable equivalent basis (FTE). The consolidated figures include $48.7 million, $52.6 million and $53.3 million of FTE adjustment for 2002, 2001 and 2000, respectively.
   Note: Certain reclassifications have been made to 2001 and 2000 financial information to conform to the current year's presentation.

Corporate and Institutional Services
Results of Operations
--------------------------------------------------------------------------------

          ($ In Millions)                   2002       2001       2000
          ------------------------------------------------------------
          Noninterest Income.........
            Trust Fees............... $   626.5  $   642.4  $   613.3
            Other....................     245.4      273.7      266.1
          Net Interest Income (FTE)..     180.3      198.8      198.5
          Provision for Credit Losses      26.5       49.2       13.3
          Noninterest Expenses.......     710.3      697.3      657.7
          ------------------------------------------------------------
          Income before Income
           Taxes.....................     315.4      368.4      406.9
          Provision for Income Taxes.     122.4      143.0      157.7
          ------------------------------------------------------------
          Reported Net Income         $   193.0  $   225.4  $   249.2
          Goodwill, after Taxes......         -        3.1        2.7
          ------------------------------------------------------------
          Adjusted Net Income         $   193.0  $   228.5  $   251.9
          ------------------------------------------------------------
          Percentage of Reported Net
           Income Contribution.......        43%        46%        51%
          ------------------------------------------------------------
          Average Assets............. $16,736.5  $17,395.5  $16,518.4

Corporate and Institutional Services. The C&IS business unit, under the direction of Peter L. Rossiter, President--C&IS, is a leading worldwide provider of investment asset administration and related services to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds. Investment asset administration services encompass a full range of state-of-the-art capabilities including: worldwide master trust and master custody, settlement and reporting; cash management; and risk and performance analysis services. Trust and custody relationships managed by C&IS often include investment management, securities lending, transition management and commission recapture services provided through the Northern Trust Global Investments business unit. Services with respect to securities traded in foreign markets are provided primarily through the Bank's London Branch. Related foreign exchange services are rendered at the London and Singapore Branches as well as in Chicago. In addition to investment asset administration services, C&IS offers a comprehensive array of retirement consulting, actuarial and recordkeeping services through Northern Trust Retirement Consulting, L.L.C. C&IS also offers a full range of commercial banking services through the Bank, placing special emphasis on developing and supporting institutional relationships in two target markets: large domestic corporations and financial institutions (both domestic and international). Institutional relationships include insurance companies and trust services for domestic correspondent banks. Treasury management services are provided to corporations and financial institutions and include a variety of other products and services to accelerate cash collections, control disbursement outflows and generate information to manage cash products.
   Net income for C&IS decreased 14% in 2002 and totaled $193.0 million compared with $225.4 million in 2001 which was down 10% from $249.2 million in 2000. The decline in net income for 2002 was primarily driven by lower trust fees and foreign exchange trading profits. Trust fees decreased 2% and represented 60% of total C&IS revenues in 2002 compared with 58% in 2001.
   A summary of C&IS trust fees and trust assets for each market follows.

Corporate and Institutional Services
Summary of Trust Fees
--------------------------------------------------------------------------------

                 (In Millions)           2002     2001     2000
                 ----------------------------------------------
                 Domestic...........
                   Retirement Plans. $  351.4 $  368.8 $  364.5
                   Institutional....    120.7    115.6    106.8
                 International......    154.4    158.0    142.0
                 ----------------------------------------------
                 Total Trust Fees... $  626.5 $  642.4 $  613.3

Corporate and Institutional Services
Summary of Trust Assets Under Administration
--------------------------------------------------------------------------------

                                              December 31
              ---------------------------------------------------
              (In Billions)                2002     2001     2000
              ---------------------------------------------------
              Domestic................
                Retirement Plans...... $  591.4 $  772.2 $  836.9
                Institutional.........    271.7    268.4    242.9
              International...........    391.7    372.1    326.3
              Securities Lending/Other     92.1     94.9     96.5
              ---------------------------------------------------
              Total Trust Assets...... $1,346.9 $1,507.6 $1,502.6

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 41

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


   Trust assets and trust fees have been impacted by lower market values of assets under administration offset by net new business sold. The level of net new business in 2002 was negatively impacted by the loss of two large custody clients through the periodic rebidding process and the loss of several other clients due to mergers and acquisitions.
   The decline in other noninterest income in 2002 resulted primarily from lower levels of foreign exchange trading profits and trust deposit-related revenues. Partially offsetting the above was an 8% increase in treasury management fees, higher levels of loan service and letter of credit fees, and an increase in gains on the sale of lease residuals. The prior year included a $9.2 million nonrecurring gain on the sale of an 80% interest in Northern Trust's lockbox operations. Net interest income decreased 9% in 2002. The current year decline was driven by a 4% decline in average earning assets and a decrease in the net interest margin to 1.23% from 1.30% last year. The majority of the decline in earning assets was concentrated in average loans, which were 11% lower than last year. Earning assets in 2001 were up 5% from 2000 primarily the result of growth in loans and money market assets; however, the net interest margin declined 7 basis points to 1.30%. The higher provision for credit losses in 2001 was associated primarily with charge-offs taken on Enron-related credits and additional provisions necessary on credits to clients with exposure to asbestos claims.
   Total noninterest expenses of C&IS, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 2% in 2002 and 6% in 2001. The growth in expenses reflects increased costs associated with payments made for receivables management and lockbox services, technology investments, relocation of London Branch staff to Canary Wharf and higher operating costs to support business growth. Partially offsetting the impact of this expense growth were lower levels of performance-based compensation and the impact of adopting new accounting requirements in 2002 to eliminate goodwill amortization costs. Goodwill assets allocated to C&IS at December 31, 2002 totaled $42.1 million.

Personal Financial Services
Results of Operations
--------------------------------------------------------------------------------

          ($ In Millions)                   2002       2001       2000
          ------------------------------------------------------------
          Noninterest Income.........
            Trust Fees............... $   606.6  $   616.7  $   614.9
            Other....................      61.5       75.3       70.2
          Net Interest Income (FTE)..     447.6      428.9      410.7
          Provision for Credit Losses      11.0       17.3        9.8
          Noninterest Expenses.......     693.5      681.3      647.1
          ------------------------------------------------------------
          Income before Income
           Taxes.....................     411.2      422.3      438.9
          Provision for Income
           Taxes.....................     158.1      163.4      170.5
          ------------------------------------------------------------
          Reported Net Income........ $   253.1  $   258.9  $   268.4
          Goodwill, after Taxes......         -        4.9        4.9
          ------------------------------------------------------------
          Adjusted Net Income........ $   253.1  $   263.8  $   273.3
          ------------------------------------------------------------
          Percentage of Reported Net
           Income Contribution.......        57%        53%        55%
          ------------------------------------------------------------
          Average Assets............. $15,188.7  $14,782.8  $13,430.3

Personal Financial Services. The PFS business unit, under the direction of Mark Stevens, President--PFS, provides personal trust, custody and investment management services, individual retirement accounts, guardianship, estate administration, banking (including private banking) and residential mortgage lending offered through the Bank in Illinois and affiliates in 11 other states. PFS focuses on high net worth individuals, executives, retirees and small/mid-size businesses in each banking subsidiary's target market. Generally, the financial needs of individuals and families with assets exceeding $100 million are served through its Wealth Management Group.
   PFS net income totaled $253.1 million in 2002, a decrease of 2% from 2001, which in turn was 4% below the net income achieved in 2000. Slowing revenue growth due to the continued decline in the equity markets, combined with a 2% increase in expenses, partly offset by a decrease in the provision for credit losses, contributed to the year-to-year decline. The decline in 2001 earnings was attributed primarily to a 5% increase in operating expenses and an increase in the provision for credit losses compared with 2000. A summary of trust fees and trust assets by state and for Wealth Management follows.

Personal Financial Services
Summary of Trust Fees
--------------------------------------------------------------------------------

                     (In Millions)       2002   2001   2000
                     --------------------------------------
                     Illinois......... $210.8 $217.1 $219.8
                     Florida..........  163.2  174.2  179.1
                     California.......   70.2   72.0   72.8
                     Arizona..........   37.6   38.5   38.8
                     Texas............   25.1   25.0   24.1
                     Other States.....   24.9   19.2   12.0
                     Wealth Management   74.8   70.7   68.3
                     --------------------------------------
                     Total Trust Fees. $606.6 $616.7 $614.9

                                    [GRAPHIC]

                          42 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


Personal Financial Services
Summary of Trust Assets Under Administration
--------------------------------------------------------------------------------

                                           December 31
                    ---------------------------------------
                    (In Billions)        2002   2001   2000
                    ---------------------------------------
                    Illinois.......... $ 34.9 $ 39.8 $ 43.7
                    Florida...........   24.8   28.6   31.3
                    California........   11.4   12.3   13.4
                    Arizona...........    5.5    5.8    6.1
                    Texas.............    4.3    4.8    4.4
                    Other States......   10.7   10.6    8.5
                    Wealth Management.   65.1   64.9   61.4
                    ---------------------------------------
                    Total Trust Assets $156.7 $166.8 $168.8

   A significant portion of PFS growth has come from adding business in established locations. This growth has been supplemented by expansion within existing and new markets. From its 82 office network, Northern Trust is in close proximity to approximately 30% of the nation's high net worth households, defined as those with at least $1 million of investable assets. Northern Trust plans to continue its expansion in existing and new markets with promising demographics. It is currently estimated that there will be approximately 100 PFS offices in as many as 15 states by the end of 2005.
   The decrease in other noninterest revenues in 2002 was primarily due to the $15.0 million write-off of the investment in myCFO, Inc. Driven primarily by growth in residential real estate lending, net interest income increased 4% in 2002 and totaled $447.6 million. In addition, the net interest margin improved to 3.08% from 3.01% last year. In 2001, net interest income totaled $428.9 million and increased 4% over 2000. The higher provision for credit losses in 2001 primarily reflects the impact of one middle market client that filed for bankruptcy protection in that year.
   PFS noninterest expenses, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 2% in 2002 and 5% in 2001. The increase in 2002 expenses primarily reflects merit increases, higher employee benefit charges, processing errors incurred in servicing and managing financial assets and performing banking activities, in addition to higher operating costs to support business growth. Partially offsetting the above was a reduction in performance-based compensation and the impact of adopting new accounting requirements in 2002 to eliminate goodwill amortization costs. Goodwill assets allocated to PFS at December 31, 2002 totaled $48.0 million.

Treasury and Other
Results of Operations
--------------------------------------------------------------------------------

           ($ In Millions)                  2002      2001       2000
           ----------------------------------------------------------
           Noninterest Income.........
             Trust Fees............... $      -  $      -  $      -
             Other....................     (3.2)      4.4       2.7
           Net Interest Income (FTE)..     22.6      20.2      12.7
           Provision for Credit Losses        -         -        .9
           Noninterest Expenses.......     28.3      30.8      76.9
           --------------------------- --------  --------  --------
           Loss before Income Taxes...     (8.9)     (6.2)    (62.4)
           Benefit for Income Taxes...      9.9       9.4      29.9
           --------------------------- --------  --------  --------
           Reported Net Income
            (Loss).................... $    1.0  $    3.2  $  (32.5)
           --------------------------- --------  --------  --------
           Percentage of Reported Net
            Income Contribution.......        -%        1%       (6)%
           ----------------------------------------------------------
           Average Assets............. $5,671.5  $3,454.4  $4,108.4

Treasury and Other. The Risk Management Unit, under the direction of Perry R. Pero, Vice Chairman and Chief Financial Officer, includes the treasury function. The Treasury Department is responsible for managing the Bank's wholesale funding, capital position and interest rate risk, as well as the portfolio of interest rate risk management instruments under the direction of the Corporate Asset and Liability Policy Committee. The Treasury Department is also responsible for the investment portfolios of the Corporation and the Bank and provides investment advice and management services to the subsidiary banks. "Other" corporate income and expenses represent items that are not allocated to the business units and generally represent certain nonrecurring items and certain executive level compensation.
   The decrease in other noninterest income is primarily due to the $4.8 million write-off of the investment in the Global Straight Through Processing Association. The improvement in net interest income in both 2002 and 2001 is primarily a result of lower interest rates, which reduced the funding costs allocated to corporate centers.
   Noninterest expenses totaled $28.3 million for 2002, $2.5 million or 8% below the 2001 level. Increases in expenses incurred for professional services were more than offset by a reduction in the cost for certain executive level compensation plans. The $46.1 million decrease in noninterest expenses in 2001 was the result of several factors. Record profits and the significant increase in the price of Northern Trust Corporation common stock during 2000 drove up certain executive level incentive compensation that year. Expenses were also reduced due to lower stock-related directors' compensation resulting

                                    [GRAPHIC]

                        NORTHERN TRUST CORPORATION 43

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

from the decline in the price of Northern Trust Corporation common stock in 2001. In addition, year 2000 expenses were higher than 2001 due to expenses relating to the purchase of the technology center in January 2000, lease termination costs associated with the then planned relocation of staff in London and the earlier than anticipated retirement of certain Bank officers.

Northern Trust Global Investments. The NTGI business unit, under the direction of Stephen B. Timbers, President--NTGI, provides a broad range of investment management and related services and products to domestic and international clients of C&IS and PFS through various subsidiaries of the Corporation. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment vehicles and unregistered private investment funds, including funds of funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as traditional multi-manager products and services. NTGI's activities also encompass brokerage, securities lending and related services. NTGI's international relationships include joint ventures, alliances and distribution arrangements with entities in the United Kingdom, Ireland, Germany, Japan and the Cayman Islands. The revenues and expenses of this business unit are fully allocated to C&IS and PFS.

Worldwide Operations and Technology. The WWOT business unit, under the direction of Timothy J. Theriault, President--WWOT, supports all of Northern Trust's business activities, including the sales, relationship management, asset management, securities lending, transaction processing and product management activities of C&IS, PFS and NTGI. These activities are conducted principally in the operations and technology centers in Chicago and London. The Northern Trust Company of New York is also part of this unit. The expenses of this business unit are fully allocated to other business units.

Subsequent Implementation of Accounting Standards
In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 applies to exit and disposal costs including: termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract; costs to terminate a contract that is not a capital lease; and costs to consolidate facilities or relocate employees. This Statement requires that a liability for cost associated with an exit or disposal activity be recognized and measured initially at fair value only when a liability is incurred.
   The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. Northern adopted this Statement as of January 1, 2003. It is not anticipated that the adoption of SFAS No. 146 will have a material effect on Northern Trust's results of operations.
   In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.
   The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. It is not anticipated that adoption of the recognition and measurement provisions of this Interpretation will have a material effect on Northern Trust's results of operations. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002, and are included in Notes 21 and 22 to Consolidated Financial Statements on pages 79 through 83 of this Annual Report.
   In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Such entities are termed variable interest entities. The objective of FIN 46 is to improve financial statement comparability between entities involved in similar activities. FIN 46 sets forth guidance for the identification of variable interest entities and the assessment of a company's interests in the variable interest entity in order to determine whether consolidation of the entity is required.
   The consolidation requirements of FIN 46 apply to all variable interest entities created after January 31, 2003. Public companies must apply the consolidation requirements to variable interest entities created before February 1, 2003 no later than the beginning of the first interim or annual reporting period

                                    [GRAPHIC]

                          44 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

beginning after June 15, 2003. If the variable interests held are considered to be significant, disclosure requirements are required in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was created.
   Northern Trust is currently reviewing the requirements of this Interpretation. At the present time the exact impact of this Interpretation is not known and, therefore, cannot be reasonably estimated.

Capital Expenditures
Northern Trust's Management Committee reviews and approves proposed significant capital expenditures. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.
   Capital expenditures in 2002 included ongoing enhancements to Northern Trust's hardware and software capabilities and expansion or renovation in several existing offices. Capital expenditures for 2002 totaled $226.9 million, of which $116.6 million was for software, $63.7 million was for building and leasehold improvements, $39.8 million for computer hardware and machinery and $6.8 million for furnishings. These capital expenditures are designed principally to support and enhance the transaction processing, investment management and securities handling capability of the trust and banking businesses, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization associated with these capital expenditures are charged to equipment and other operating expenses, respectively. The unamortized capitalized cost of corporate-wide software development projects as of December 31, 2002 was $371.1 million, compared with $329.8 million at the previous year-end.

Risk Management
Asset Quality and Credit Risk Management Securities. Northern Trust maintains a high quality securities portfolio, with 78% of the total portfolio composed of U.S. Treasury or federal agency securities. The remainder of the portfolio consists of obligations of states and political subdivisions, preferred stock and other securities, including Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 2002, 81% of these securities were rated triple-A or double-A, 4% were rated single-A and 15% were below A or not rated by Standard and Poor's and/or Moody's Investors Service.
   Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust's policy to take possession of securities purchased under agreements to resell. Securities sold under agreements to repurchase are held by the counterparty until the repurchase transaction matures.

Loans and Other Extensions of Credit. Credit risk is inherent in Northern Trust's various lending activities. Northern Trust focuses its lending efforts on clients with existing trust or treasury management relationships or who are looking to build a full range of financial services. Credit risk is managed through the Credit Policy function, which is designed to assure adherence to a high level of credit standards. The Credit Policy function reports to the Corporation's Chief Financial Officer. Credit Policy provides a system of checks and balances for Northern Trust's diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and assuring their uniform application. These activities are designed to diversify credit exposure on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust's use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.
       Individual credit authority for commercial and other loans is limited to specified amounts and maturities. Credit decisions involving commitment exposure in excess of the specified individual limits are submitted to the appropriate Credit Approval Committee (Committee). Each Committee is chaired by the executive in charge of the area and has a Credit Policy officer as a voting participant. Each Committee's credit approval authority is specified, based on commitment levels, credit ratings and maturities. Credits involving commitment exposure in excess of these group credit limits require the approval of the Senior Credit Committee.
   The Counterparty Risk Management Committee established by Credit Policy manages counterparty risk. This committee has sole credit authority for exposure to all foreign banks, certain domestic banks which Credit Policy deems to be counterparties and which do not have commercial credit relationships within the Corporation, and certain other exposures.
   Under the auspices of Credit Policy, country exposure limits are reviewed and approved on a country-by-country basis.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 45

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

   As part of Northern Trust's ongoing credit granting process, internal credit ratings are assigned to each client and credit before credit is extended, based on an assessment of creditworthiness. Credit Policy performs at least annually, a review of selected significant credit exposures to identify at the earliest possible stages, clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Above average risk loans receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.
       An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 50 through 53, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.
   A further way in which credit risk is managed is by requiring collateral. Management's assessment of the borrower's creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, property, plant and equipment, and inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.
       The largest component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding unfunded commitments to extend credit, commercial letters of credit and standby letters of credit. These contractual obligations and arrangements are discussed in Note 21 and are presented in the tables that follow.

Composition of Loan Portfolio
--------------------------------------------------------------------------------

                                                December 31
  ----------------------------------------------------------------------------
  (In Millions)                   2002      2001      2000      1999      1998
  ----------------------------------------------------------------------------
  Domestic..................
    Residential Real Estate. $ 7,808.1 $ 7,427.9 $ 6,822.8 $ 6,257.7 $ 5,885.2
    Commercial..............   3,968.3   4,741.6   4,796.8   4,704.1   3,937.9
    Broker..................       8.8      11.8     126.4      88.8     147.6
    Commercial Real Estate..   1,168.5   1,025.6     911.0     780.4     677.1
    Personal................   2,480.8   2,208.8   2,289.3   1,659.9   1,463.4
    Other...................     959.3     768.6   1,207.1     566.5     509.6
    Lease Financing.........   1,276.0   1,202.6   1,034.4     691.5     528.3
  ----------------------------------------------------------------------------
  Total Domestic............ $17,669.8 $17,386.9 $17,187.8 $14,748.9 $13,149.1
  International.............     393.9     593.0     956.8     625.6     497.8
  ----------------------------------------------------------------------------
  Total Loans and Leases.... $18,063.7 $17,979.9 $18,144.6 $15,374.5 $13,646.9

                                    [GRAPHIC]

                          46 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


Summary of Off-Balance Sheet Financial Instruments with Contract Amounts that Represent Credit Risk
--------------------------------------------------------------------------------

                                                         December 31
        ----------------------------------------------------------------
        (In Millions)                                     2002      2001
        ----------------------------------------------------------------
        Unfunded Commitments to Extend Credit.......
          One Year and Less......................... $10,031.5 $ 9,798.8
          Over One Year.............................   7,152.1   6,559.7
        ----------------------------------------------------------------
        Total....................................... $17,183.6 $16,358.5
        ----------------------------------------------------------------
        Standby Letters of Credit...................   2,528.6   2,473.7
        Commercial Letters of Credit................      49.5      71.8
        Custody Securities Lent with Indemnification  49,158.1  48,025.1

Unfunded Commitments to Extend Credit at December 31, 2002 - by Industry Sector
--------------------------------------------------------------------------------

(In Millions)                                     Commitment Expiration
----------------------------------------------------------------------------------
                                          Total    One Year    Over    Outstanding
Industry Sector                        Commitments and Less  One Year     Loans
----------------------------------------------------------------------------------
Financial Institutions - Depository...   $   261.7 $   232.5 $    29.2   $   122.5
Financial Institutions - Nondepository       595.9     324.8     271.1        46.2
Holding and Other Investment Companies       917.3     828.4      88.9       224.3
Insurance.............................       987.1     517.0     470.1        94.0
Manufacturing.........................     4,359.7   2,074.0   2,285.7     1,030.1
Mining................................       367.9     199.4     168.5        32.9
Public Administration.................       158.3     138.9      19.4        93.2
Retailers.............................       700.7     331.8     368.9       189.8
Security and Commodity Brokers........       430.8     375.8      55.0         8.8
Services..............................     2,081.0   1,316.1     764.9       981.0
Transportation........................       430.9     183.3     247.6       105.1
Utilities.............................       975.5     732.5     243.0       105.2
Wholesale Consumer and Business Goods.       789.3     441.1     348.2       354.7
Other Commercial......................       305.9     165.3     140.6       589.3
----------------------------------------------------------------------------------
Total Commercial and Broker              $13,362.0 $ 7,860.9 $ 5,501.1   $ 3,977.1
----------------------------------------------------------------------------------
Residential Real Estate...............     1,268.5     297.4     971.1     7,808.1
Commercial Real Estate................       236.5     136.2     100.3     1,168.5
Personal..............................     1,903.3   1,385.9     517.4     2,480.8
Other.................................       374.5     349.8      24.7       959.3
Lease Financing.......................           -         -         -     1,276.0
International.........................        38.8       1.3      37.5       393.9
----------------------------------------------------------------------------------
Total                                    $17,183.6 $10,031.5 $ 7,152.1   $18,063.7

   Although credit exposure is well diversified, there are certain groups of loans that meet the accounting definition under SFAS No. 107 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that an extension of credit falls into one of these groups does not necessarily indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, middle market companies and small businesses, banks and bank holding companies, commercial real estate and commercial aircraft leases.
   Residential Real Estate. The residential real estate loan portfolio totaled $7.8 billion or 44% of total domestic loans at December 31, 2002, compared with $7.4 billion or 43% at December 31, 2001. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.
   Of the total $7.8 billion in residential real estate loans, $3.5 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $1.2 billion and $978.1 million as of December 31, 2002 and 2001, respectively.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 47

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

   Middle Market Companies and Small Businesses. Credit exposure to middle market companies and small businesses is primarily in the form of commercial loans, which totaled $1.9 billion at December 31, 2002 and $2.2 billion at December 31, 2001. These loans are to a diversified group of borrowers that are predominantly in the manufacturing, wholesaling, distribution and services industries, most of which have total annual sales of less than $500 million.
The largest component of this group of borrowers is located in the mid-western areas served by the Bank. Middle market and small businesses have been an important focus of Northern Trust's business development efforts both for commercial banking and personal trust/private banking services and it is part of the strategic plan to continue to selectively grow the portfolio with such entities. The credit risk associated with middle market and small business lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations.
   Legally binding commitments to extend credit, standby letters of credit, and commercial letters of credit to middle market companies and small businesses totaled $2.9 billion, $1.4 billion, and $16.3 million, respectively, as of December 31, 2002, and $2.9 billion, $1.3 billion, and $16.5 million, respectively, as of December 31, 2001.
   Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both domestic and international, totaled $10.8 billion and $10.7 billion at December 31, 2002 and 2001, respectively. The majority of this exposure consisted of short-term money market assets, which totaled $9.2 billion at both December 31, 2002 and December 31, 2001, and noninterest-bearing demand balances maintained at correspondent banks which totaled $1.2 billion at both year-ends. Commercial loans to banks totaled
$137.8 million and $223.9 million, respectively, as of December 31, 2002 and 2001. The majority of these loans were to U.S. bank holding companies, primarily in the seventh Federal Reserve District, for their acquisition and other corporate purposes. Such lending activity is limited to entities, which have a substantial business relationship with Northern Trust. At December 31, 2002, legally binding commitments to extend credit and standby letters of credit to banks and bank holding companies totaled $178.3 million and $3.3 million, respectively. At December 31, 2001, legally binding commitments were $186.1 million and standby letters of credit were $10.4 million.
   Commercial Real Estate. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower's principal business activity is the acquisition or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes, and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mortgages.
   Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in those markets where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $388.1 million and $342.0 million as of December 31, 2002 and 2001, respectively, are composed primarily of loans to developers that are highly experienced and well known to Northern Trust.
   Commercial mortgage financing, which totaled $780.4 million and $683.6 million as of December 31, 2002 and 2001, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.
   At December 31, 2002, legally binding commitments to extend credit and standby letters of credit to commercial real estate developers totaled $254.2 million and $123.1 million, respectively. At December 31, 2001, legally binding commitments were $79.4 million and standby letters of credit were $12.7 million.
   Commercial Aircraft Leases. Through its leasing subsidiary, Norlease, Inc., Northern Trust has entered into leveraged lease transactions involving commercial aircraft totaling $240 million, which are a part of the $1.3 billion Lease Financing portfolio at December 31, 2002. $139 million of the leveraged leases involve aircraft leases to foreign airlines, where the leases are fully backed by a combination of pledged marketable securities and guarantees from either a domestic "AAA" rated insurance company or a large U.S.-based banking institution. $10 million represents leases to domestic airlines; $71 million to commercial transport companies; and, the balance for commuter aircraft leases, the last of which are guaranteed by aircraft manufacturers or by sovereign entities.

                                    [GRAPHIC]

                          48 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


Foreign Outstandings. As used in this discussion, foreign outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and foreign office local currency claims on residents funded by local currency liabilities. Foreign outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of foreign banks are included in these outstandings and are classified according to the country location of the foreign banks' head office.
       Short-term interbank time deposits with foreign banks represent the largest category of foreign outstandings. The Chicago head office and the London Branch actively participate in the interbank market with U.S. and foreign banks. In recent years, international commercial lending activities have been focused on import and export financing for U.S.-based clients.
   Northern Trust places deposits with counterparties that have high internal (Northern Trust) and external credit ratings. These foreign banks are approved and monitored by Northern Trust's Counterparty Risk Management Committee. The Committee has credit authority for exposure to all foreign banks and employs a review process that results in credit limits. This process includes financial analysis of the foreign banks, use of an internal rating system and consideration of external ratings from rating agencies. Each counterparty is reviewed at least annually. Separate from the entity-specific review process, the average life to maturity of deposits with foreign banks is deliberately maintained on a short-term basis in order to respond quickly to changing credit conditions. Additionally, the Committee performs a country-risk analysis and imposes limits to country exposure. The following table provides information on foreign outstandings by country that exceed 1.00% of Northern Trust's assets.

Foreign Outstandings
--------------------------------------------------------------------------------

                                             Commercial
                 (In Millions)        Banks  and Other  Total
                 ---------------------------------------------
                 At December 31, 2002
                   United Kingdom.... $  954       $ 39 $  993
                   France............    949          -    949
                   Italy.............    614          -    614
                   Belgium...........    579          1    580
                   Netherlands.......    520         23    543
                   Canada............    507         22    529
                   Germany...........    520          -    520
                   Sweden............    471          5    476
                   Ireland...........    423         21    444
                 ---------------------------------------------
                 At December 31, 2001
                   Germany........... $  992       $  - $  992
                   United Kingdom....    916         71    987
                   Canada............    832          -    832
                   France............    762          -    762
                   Netherlands.......    475         13    488
                   Italy.............    433          -    433
                   Belgium...........    431          -    431
                   Switzerland.......    409          -    409
                 ---------------------------------------------
                 At December 31, 2000
                   Germany........... $1,132       $  - $1,132
                   United Kingdom....    844        158  1,002
                   Italy.............    664          -    664
                   Belgium...........    545          -    545

   Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Spain and Singapore with aggregate outstandings of $614 million at December 31, 2002, Ireland and Sweden with aggregate outstandings of $654 million at December 31, 2001, and Austria and the Netherlands with aggregate outstandings of $658 million at December 31, 2000.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 49

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


Nonperforming Assets and 90 Day Past Due Loans
--------------------------------------------------------------------------------

                                                         December 31
       -----------------------------------------------------------------
       (In Millions)                       2002   2001  2000  1999  1998
       -----------------------------------------------------------------
       Nonaccrual Loans..................
         Domestic........................
           Residential Real Estate....... $ 4.8 $  5.0 $ 2.9 $ 6.4 $ 5.2
           Commercial....................  87.6   99.3  71.2  50.3  21.8
           Commercial Real Estate........    .7    4.3   1.8   1.9   2.9
           Personal......................    .3     .1    .4    .7    .6
         International...................     -      -     -     -     -
       -----------------------------------------------------------------
         Total Nonaccrual Loans..........  93.4  108.7  76.3  59.3  30.5
       -----------------------------------------------------------------
       Restructured Loans................     -      -     -     -   2.4
       Other Real Estate Owned...........   1.2     .8   2.2   1.3   2.3
       -----------------------------------------------------------------
       Total Nonperforming Assets........ $94.6 $109.5 $78.5 $60.6 $35.2
       -----------------------------------------------------------------
       Total 90 Day Past Due Loans (still
        accruing)........................ $15.2 $ 14.5 $30.5 $15.4 $30.0

Nonperforming Assets and 90 Day Past Due Loans. Nonperforming assets consist of nonaccrual loans, restructured loans and Other Real Estate Owned (OREO). OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The level of 90 day past due loans at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and renewals.
   Maintaining a low level of nonperforming assets is important to the ongoing success of a financial institution. In addition to the negative impact on both net interest income and credit losses, nonperforming assets also increase operating costs due to the expense associated with collection efforts. Northern Trust's comprehensive credit review and approval process is critical to the ability to minimize nonperforming assets on a long-term basis.
   The table above presents the nonperforming assets and past due loans for the current year and prior years. Of the total loan portfolio of $18.1 billion at December 31, 2002, $93.4 million or .5% was nonaccrual, a decrease of $15.3 million from year-end 2001. Nonaccrual loans at the end of 2002 include $40.5 million to two asbestos producers that have filed for Chapter 11 reorganization.
   Included in the portfolio of nonaccrual loans are those which meet the criteria as being "impaired" under the definition in SFAS No. 114. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2002, impaired loans, all of which have been classified as nonaccrual, totaled $90.9 million, net of $23.0 million in charge-offs. These loans had $25.0 million of the reserve for credit losses allocated to them.

Provision and Reserve for Credit Losses. Changes in the reserve for credit losses were as follows:

              (In Millions)                   2002    2001    2000
              ----------------------------------------------------
              Balance at Beginning of Year $161.6  $162.9  $150.9
              ----------------------------------------------------
              Charge-Offs.................  (36.6)  (69.0)  (13.5)
              Recoveries..................    6.0     1.2     1.5
              ----------------------------------------------------
              Net Charge-Offs.............  (30.6)  (67.8)  (12.0)
              Provision for Credit Losses.   37.5    66.5    24.0
              ----------------------------------------------------
              Balance at End of Year...... $168.5  $161.6  $162.9

   The provision for credit losses is the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb credit losses inherent in Northern Trust's loan and lease portfolios and other credit undertakings. The reserve provides for probable losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios and other credit undertakings but that have not yet been specifically identified (inherent loss component). The table on page 52 shows
(i) the specific portion of the reserve, (ii) the allocated portion of the inherent reserve and its components by loan category and (iii) the unallocated portion of the reserve at December 31, 2002 and each of the prior four year-ends.
   Specific Component of the Reserve. The specific component of the reserve is determined on a loan-by-loan basis as part of the regular review of impaired loans and potential charge-offs. The specific reserve is based on a loan's current book value compared to the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan.

                                    [GRAPHIC]

                          50 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

   At December 31, 2002, the specific reserve component amounted to $25.0 million compared with $21.1 million at the end of 2001. The increase was primarily caused by several middle market loans significantly impacted by the continued economic downturn. Specific reserves related to $40.5 million in nonperforming loans to two asbestos producers were established based on market values provided by debt trading desks of major investment banking firms.
   The decrease in the specific loss component of the reserve in the prior year from $24.3 million in 2000 to $21.1 million in 2001 was primarily caused by the writedown and sale of certain large commercial loans during the year and the successful workout of one large middle market loan. These were partially offset by additional reserves provided on certain large commercial loans with increased exposure to potential asbestos-related claims, and on several middle market loans impacted by the economic downturn.
   Allocated Inherent Component of the Reserve. The allocated portion of the inherent reserve is based on management's review of historical charge-off experience as well as its judgment regarding loans in each credit rating category over a period of time that management determines is adequate to reflect longer-term economic trends. One building block in reaching the appropriate allocated inherent reserve is an analysis of loans by credit rating categories. Credit ratings are determined by members of the Credit Policy Group at the time each loan is approved. These credit ratings are then subject to periodic reviews by the Credit Policy Group, which is independent of business unit management. Credit Policy makes the final determination of each loan's rating. Credit ratings range from "1" for the strongest credits to "9" for the weakest credits; a "9" rated loan would normally represent a complete loss.
   Several factors are considered by management to determine the level of the allocated inherent component of the reserve. One of the factors is the historical loss ratio for each credit rating category over the prior five years. The historical loss ratios are evaluated by management and adjusted based on current facts and circumstances. The historical loss factors on higher-risk loans, those rated "5" through "8", are also refined by considering historical loss ratios and regulatory guidelines in order to provide a more consistent and reliable method for taking account of credit trends in measuring loss exposure.
   Management also maintains a reserve for the commercial, commercial real estate and international segments of the portfolio that have credit ratings from "1" through "4", in order to measure the loss estimated to be inherent in these riskier segments. Because of the higher degree of uncertainty in these portfolios and Northern Trust's past experience, which included significant losses in brief periods at particular points in the economic cycles, management believes it appropriate to use a reserve higher than recent charge-off experience would suggest. This is intended to prevent an understatement of reserves based upon over-reliance on more favorable economic conditions included in the historic look-back period.
   The allocated inherent component of the reserve also covers the credit exposure associated with undrawn loan commitments and standby letters of credit. To determine the exposure on these instruments, management uses the factors applied in risk-based capital calculations to determine the balance sheet equivalent amount and assigns a reserve provision factor based on the methodology utilized for outstanding loans.
   The allocated portion of the inherent reserve increased $5.4 million to $123.4 million at December 31, 2002 compared with $118.0 million at December
31, 2001. The increase in this component of the reserve primarily reflects the net impact of credit rating changes on several commercial loans that were lowered due to the decline in their credit quality primarily resulting from the slowdown in the economy. The changes in the credit ratings are a reflection of Northern Trust's most recent evaluations and the results of the annual, industry-wide Shared National Credit review conducted by the banking regulators.
   In 2001, the credit rating on one large performing loan was lowered due to the borrower's exposure to potential asbestos-related claims. Also, as a result of management's periodic review of all loss factors utilized in estimating the allocated inherent reserve, during 2001 certain loss factors applied primarily to commercial loans and off-balance sheet exposures were reduced. The loss factor adjustments reflect management's assessment of the credit risk inherent for these categories and their historical loss experience.
   Management does not believe that the circumstances that caused credit losses in 2001 and 2002 on the Enron Corp. loans, or on loans to clients exposed to asbestos-related claims, are indicative of the credit risk in the remainder of the loan portfolio. As a result, management did not adjust the historic loss ratios which are used, in part, to determine the allocated inherent component of the reserve for these specific events.
       Unallocated Inherent Component of the Reserve. The unallocated portion of the inherent loss reserve is based on management's review of other factors affecting the determination of probable losses inherent in the portfolio, which are not necessarily captured by the application of historical loss ratios. This portion of the reserve analysis involves the exercise of judgment and reflects considerations such as management's view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 51

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


Allocation of the Reserve for Credit Losses
--------------------------------------------------------------------------------

                                                                     December 31
-----------------------------------------------------------------------------------------------------------------------
                                    2002              2001              2000              1999              1998
-----------------------------------------------------------------------------------------------------------------------
                                      Percent           Percent           Percent           Percent           Percent
                                      of Loans          of Loans          of Loans          of Loans          of Loans
                              Reserve to Total  Reserve to Total  Reserve to Total  Reserve to Total  Reserve to Total
($ in Millions)               Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans    Amount   Loans
-----------------------------------------------------------------------------------------------------------------------
Specific Reserve.............  $ 25.0        -%  $ 21.1        -%  $ 24.3        -%  $ 15.0        -%  $  5.9        -%
-----------------------------------------------------------------------------------------------------------------------
Allocated Inherent Reserve...
  Residential Real Estate....    11.5       43      9.7       41      9.6       38     11.5       41     11.0       43
  Commercial.................    85.2       22     81.7       27     79.1       27     73.2       31     77.4       29
  Commercial Real Estate.....    15.5        7     14.8        6     13.2        5     12.2        5     11.8        5
  Personal...................     5.0       14      3.8       12      4.3       13      3.3       11      3.2       11
  Other......................       -        5        -        4        -        6        -        4        -        5
  Lease Financing............     4.8        7      3.0        7      2.9        6      2.9        4      2.9        4
  International..............     1.4        2      5.0        3      3.4        5      3.5        4      3.6        3
-----------------------------------------------------------------------------------------------------------------------
Total Allocated Inherent
 Reserve.....................  $123.4      100%  $118.0      100%  $112.5      100%  $106.6      100%  $109.9      100%
-----------------------------------------------------------------------------------------------------------------------
Unallocated Inherent
 Reserve.....................    20.1        -     22.5        -     26.1        -     29.3        -     31.0        -
-----------------------------------------------------------------------------------------------------------------------
Total Reserve for Credit
 Losses......................  $168.5      100%  $161.6      100%  $162.9      100%  $150.9      100%  $146.8      100%
-----------------------------------------------------------------------------------------------------------------------
Reserve Assigned to:.........
  Loans and Leases...........  $161.1            $154.3            $152.6            $135.3            $130.3
  Unfunded Commitments,
   Standby Letters of Credit
   and Derivatives...........     7.4               7.3              10.3              15.6              16.5
-----------------------------------------------------------------------------------------------------------------------
Total Reserve for Credit
 Losses......................  $168.5            $161.6            $162.9            $150.9            $146.8

   In evaluating the level of the unallocated portion of the reserve in 2002, management concluded that there were no significant changes in concentration of credits that impacted asset quality that had not been recognized in the specific and allocated components of the reserve. In addition, loan growth during the year came primarily in low-risk residential mortgage loans, while there was a decline in the level of commercial loans outstanding. Based on these factors and management's current evaluation of the overall quality of the portfolio, the unallocated portion of the reserve was lowered from $22.5 million to $20.1 million.
       Other Factors. The total amount of the two highest risk loan groupings, those rated "7" and "8" (based on Northern Trust's internal rating scale, which closely parallels that of the banking regulators), increased $21 million to $316 million, of which $90.8 million was classified as impaired. This compares with $295 million last year-end when $97.6 million was classified as impaired. The increase primarily reflects deterioration and downgrade of certain large commercial and middle market loans, due to the slowdown in the economy, offset in part by the sale of loans, one made to Enron Corp. and another to a large commercial client that had exposure to asbestos-related claims, and by significant repayments during the year of certain large commercial and middle market loans. There were no "9" rated loans reported at any time during the periods because loans are charged-off when they are so rated. At December 31, 2002, these highest risk loans represent 1.8% of outstanding loans.
   Overall Reserve. Management's evaluation of the factors above resulted in a reserve for credit losses of $168.5 million at December 31, 2002 compared with $161.6 million at the end of 2001. The reserve of $161.1 million assigned to loans and leases, as a percentage of total loans and leases was .89% at December 31, 2002, compared with .86% at December 31, 2001. This reserve level recognizes the fact that a significant part of the growth in Northern Trust's loan portfolio continues to be in lower-risk residential mortgage loans and collateralized personal loans.
       Although Northern Trust analyzes its exposure to credit losses from both on- and off-balance sheet activity as one process, during 2002 it has segmented the two and has added a section to the above allocation table to identify that portion of the reserve assigned to loans and leases outstanding, versus the portion assigned to unfunded commitments, standby letters of credit and derivatives. For financial reporting purposes, the portion assigned to loans and leases is reported as a contra asset, directly following the loans and leases line on the Corporation's Consolidated Balance Sheet, while that assigned to the off-balance sheet activity is included in Other Liabilities.
   Reserves assigned to unfunded loan commitments, standby letters of credits and derivative products totaled $7.4 million at December 31, 2002, compared with $7.3 million at December 31, 2001.

                                    [GRAPHIC]

                          52 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


   Provision. The resulting provision for credit losses was $37.5 million for the year, while net charge-offs totaled $30.6 million. This compares with a provision for credit losses of $66.5 million and net charge-offs of $67.8 million in 2001. In 2002, in addition to the factors which led to increases in the specific and allocated inherent portions of the reserve, deterioration in other loans and leases occurred during the year that required additional provisions and related charge-offs. Included was a leveraged lease transaction involving United Airlines, which filed for Chapter 11 bankruptcy protection in December 2002, and the charge-off of the remaining unsecured Enron Corp. exposure. In 2001, $45.0 million of the provision was taken in the fourth quarter to address credit exposure to Enron Corp., which filed for bankruptcy in December 2001, as well as other credit risks stemming from the economic recession. Approximately $24.0 million of the 2001 credit loss provision and charge-offs were related to the Enron Corp. bankruptcy filing.

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

Asset/Liability Management. Asset/liability management activities include lending, accepting and placing deposits, investing in securities, issuing debt, and hedging interest rate risk with off-balance sheet instruments. The primary market risk associated with asset/liability management activities is interest rate risk. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated and contribute to earnings even in periods of volatile interest rates.
       Northern Trust utilizes the following measurement techniques in the management of interest rate risk: simulation of earnings; simulation of the economic value of equity; and gap analysis. These three techniques are complementary and are used in concert to provide a comprehensive interest rate risk management capability.
   Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer-modeling techniques, Northern Trust is able to measure the potential impact of different interest rate assumptions on pre-tax earnings. All on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk, are included in the model simulation.
   Northern Trust used model simulations to measure its earnings sensitivity relative to management's most likely interest rate scenarios as of December 31, 2002 and December 31, 2001. Similar to the prior year simulation, the 2003 interest rate scenario assumes a stable interest rate environment during the first half of the year, with moderately rising interest rates for the remainder of the year. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The table on the following page shows the effect on 2003 pre-tax earnings of 100 and 200 basis point upward and 100 basis point downward movements in interest rates relative to management's interest rate assumptions. The effect on 2002 pre-tax earnings reflects 100 and 200 basis point upward and downward movements in interest rates relative to management's interest rate assumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one-year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:
  . the balance sheet size was assumed to remain constant over the one year simulation horizon;
  . maturing assets and liabilities were invested or deposited into identical items with the same term;
  . prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions; and
  . changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 53

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


Interest Rate Risk Simulation of Pre-Tax Income as of December 31, 2002 and December 31, 2001
--------------------------------------------------------------------------------

                                                 Estimated Impact On
          -----------------------------------------------------------
                                                      2003    2002
                                                   Pre-Tax  Pre-Tax
                                                    Income   Income
                                                 Increase/ Increase/
          (In Millions)                         (Decrease) (Decrease)
          -----------------------------------------------------------
          Increase in Interest Rates Above
            Management's Interest Rate Forecast
            100 Basis Points...................   $ (7.9)    $ (6.9)
            200 Basis Points...................    (17.7)     (14.5)
          Decrease in Interest Rates Below
            Management's Interest Rate Forecast
            100 Basis Points...................   $  4.6     $  6.2
            200 Basis Points...................        *       10.0

   *With the targeted federal funds rate at year-end 2002 at 1.25%, a scenario of decreasing interest rates by 200 basis points was not considered reasonable and therefore not presented.

   The simulations of earnings do not incorporate any management actions that might moderate the negative consequences of interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.
   A second technique used to measure interest rate risk is simulation of the economic value of equity, which provides estimates of the potential future impact on equity of various changes in interest rates. The potential effect of interest rate changes on equity is derived from the impact of such changes on the market values of assets, liabilities and off-balance sheet instruments. Northern Trust limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.
       The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest sensitivity gap measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. The economic impact of creating a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market price participants.
   A variety of actions are used to implement risk management strategies including:
  .  purchases of securities;
  .  sales of securities that are classified as available for sale;
  .  sales of held for sale residential real estate loans;
  .  issuance of senior notes and subordinated notes;
  .  collateralized borrowings from the Federal Home Loan Bank;
  . placing and taking Eurodollar time deposits; and . hedging with various types of derivative financial instruments.
   Northern Trust strives to use the most effective instruments for implementing its interest risk management strategies, considering the costs, liquidity, collateral and capital requirements of the various alternatives.

Foreign Exchange Trading. Foreign exchange trading activities consist principally of providing foreign exchange services to clients. Most of these services are provided in connection with Northern Trust's growing global custody business. However, in the normal course of business Northern Trust also engages in proprietary trading of foreign currencies. The primary market risk associated with these activities is foreign exchange risk.
   Foreign currency positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar do not offset each other, or offset each other in different time periods and also include holdings of foreign denominated non-trading assets and liabilities that are not converted to U.S. dollars through the use of hedge contracts. Northern Trust mitigates the risk related to its foreign currency positions by establishing limits on the amounts of, and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All overnight positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign exchange risk, they are not a substitute for the experience or judgment of Northern Trust's senior management and its foreign currency traders, who have extensive knowledge of the foreign currency markets. Foreign currency positions and strategies are adjusted as needed in response to changing market conditions.
   As part of its risk management activities, Northern Trust regularly measures the risk of loss associated with foreign currency positions using a value at risk model. This statistical model provides an estimate, based on a 95% confidence level, of the potential loss in earnings that may be incurred if an

                                    [GRAPHIC]

                          54 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

adverse one-day shift in foreign currency exchange rates were to occur. The model, which is based on a variance/co-variance methodology, incorporates historical currency price data and historical correlations in price movement among the currencies. All foreign currency positions, including foreign denominated non-trading assets and liabilities that were not converted to U.S. dollars through the use of hedge contracts, are included in the model.
   Northern Trust's value at risk based on foreign currency positions totaled $57 thousand and $85 thousand as of December 31, 2002 and 2001, respectively. Value at risk totals representing the average, high and low for 2002 were $199 thousand, $390 thousand and $57 thousand, respectively, with the average, high and low for 2001 being $233 thousand, $463 thousand and $85 thousand, respectively. These totals indicate the degree of risk inherent in foreign currency positions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future foreign currency positions.

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

Liquidity Risk Management
The objectives of liquidity risk management are to ensure that Northern Trust can meet its cash flow requirements and to capitalize on business opportunities on a timely and cost effective basis. Management monitors the liquidity position on a daily basis to make funds available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured so that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.
   Liquidity is secured by managing the mix of items on the balance sheet and expanding potential sources of liquidity. The balance sheet sources of liquidity include the short-term money market portfolio, unpledged available for sale securities, maturing loans and the ability to securitize a portion of the loan portfolio. Further, liquidity arises from the diverse funding base and the fact that a significant portion of funding comes from clients that have other relationships with Northern Trust.
   A significant source of liquidity is the ability to draw funding from both domestic and international markets. The Bank's senior long-term debt is rated AA- by Standard & Poor's, Aa3 by Moody's Investors Service, and AA by Fitch. These ratings allow the Bank to access capital markets on favorable terms.
       Northern Trust maintains a liquid balance sheet with loans representing only 46% of total assets. Further, at December 31, 2002, it had a significant liquidity reserve on its balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $17.7 billion or 45% of total assets. Northern Trust has not utilized unconsolidated special purpose vehicles for financing purposes or as part of its liquidity risk management.
   The Corporation's uses of cash consist mainly of dividend payments to the Corporation's common and preferred stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These cash needs are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 15 on page 75. Bank subsidiaries have the ability to pay dividends during 2003 equal to their 2003 eligible net profits plus $378.9 million. The Corporation's liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $163.2 million at year-end 2002. The cash flows of the Corporation are shown in Note 29 on page 89. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 55

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

   The following table shows Northern Trust's long-term contractual obligations at December 31, 2002.

Long-Term Contractual Obligations
--------------------------------------------------------------------------------

                                                    Payment Due by Period
--------------------------------------------------------------------------------------

                                                 One Year                      Over
(In Millions)                            Total   and Less 1-3 Years 4-5 Years 5 Years
--------------------------------------------------------------------------------------
Bank-Senior Notes...................... $  450.0   $200.0    $250.0    $    - $      -
Long-Term Debt.........................    750.0    100.0     100.0     100.0    450.0
Debt-Floating Rate Capital Securities..    270.0        -         -         -    270.0
Capital Lease Obligations..............     23.5      2.4       4.8       4.9     11.4
Operating Leases.......................    603.1     48.2      92.6      86.3    376.0
--------------------------------------------------------------------------------------
Total Long-Term Contractual Obligations $2,096.6   $350.6    $447.4    $191.2 $1,107.4

Capital Management
One of management's primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities when they arise and helps withstand unforeseen adverse developments. In 2002, capital levels were strengthened as average common equity increased 10% or $246.6 million reaching a record $2.88 billion at year-end, while total risk-weighted assets rose 5%. Total equity as of December 31, 2002 was $3.0 billion, including $120 million of auction rate preferred stock. The average dividend rate declared on the $120 million of auction rate preferred stock, was 1.86% during 2002. During 2002, the Corporation purchased 3,021,911 of its own shares as part of its buyback program. The buyback program is designed, among other things, to help offset the dilutive effect of the Corporation's incentive stock programs. The Corporation may purchase up to 1.6 million additional shares after December 31, 2002.

Capital Adequacy
--------------------------------------------------------------------------------

                                                       December 31
            -------------------------------------------------------
            ($ In Millions)                           2002     2001
            -------------------------------------------------------
            Tier 1 Capital
            Common Stockholders' Equity.......... $ 2,880  $ 2,653
            Debt-Floating Rate Capital Securities     268      268
            Goodwill and Other Intangible Assets.    (110)    (114)
            Net Unrealized Gain on Securities....     (12)      (1)
            Nonfinancial Equity Investments......      (3)       -
            -------------------------------------------------------
            Total Tier 1 Capital.................   3,023    2,806
            -------------------------------------------------------
            Tier 2 Capital
            Auction Rate Preferred Stock.........     120      120
            Reserve for Credit Losses Assigned to
             Loans...............................     161      154
            Off-Balance Sheet Credit Loss Reserve       8        8
            Reserves Against Identified Losses...     (25)     (21)
            Long-Term Debt*......................     550      610
            -------------------------------------------------------
            Total Tier 2 Capital.................     814      871
            -------------------------------------------------------
            Total Risk-Based Capital              $ 3,837  $ 3,677
            -------------------------------------------------------
            Risk-Weighted Assets**............... $27,150  $25,792
            -------------------------------------------------------
            Total Assets-End of Period (EOP)..... $39,478  $39,672
            Average Fourth Quarter Assets**......  38,967   35,380
            Total Loans-EOP......................  18,064   17,980
            -------------------------------------------------------
            Ratios
            Risk-Based Capital to Risk-Weighted
             Assets..............................
              Tier 1.............................    11.1%    10.9%
              Total (Tier 1 and Tier 2)..........    14.1     14.3
              Leverage                                7.8      7.9
            -------------------------------------------------------
            Common Stockholders' Equity to
              Total Loans EOP....................    15.9%    14.8%
              Total Assets EOP...................     7.3      6.7
            Stockholders' Equity to
              Total Loans EOP....................    16.6%    15.4%
              Total Assets EOP...................     7.6      7.0

   Notes:
   *Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.
   **Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

                                    [GRAPHIC]

                          56 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations


   The Board of Directors maintained the quarterly dividend at $.17 per common share in November 2002. The common dividend has increased 62% from its level five years ago.
   The higher capital levels in 2002 were the result of Northern Trust's ongoing policy of retaining a sufficient percentage of earnings in the Corporation to allow for strategic expansion while maintaining a strong balance sheet. All of Northern Trust's capital ratios were well above the ratios that are a requirement for regulatory treatment as "well capitalized." At December 31, 2002, tier 1 capital was 11.1% and total capital was 14.1% of risk-weighted assets. These risk-based capital ratios are well above the minimum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ratios. Northern Trust's leverage ratio (tier 1 capital to fourth quarter average assets) of 7.8% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio of at least 9.7% for tier 1 capital, 11.0% for total risk-based capital, and 6.6% for the leverage ratio.

Operational and Fiduciary Risk Management
In providing banking and trust services, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processes cash and securities transactions exceeding $180 billion on average each business day. These activities expose Northern Trust to operational and fiduciary risk. Controls over such processing activities are closely monitored to safeguard the assets of Northern Trust and its clients. However, from time to time Northern Trust has incurred losses related to these risks and there can be no assurance that such losses will not occur in the future.
   Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures. This risk is mitigated through a system of internal controls that are designed to keep operating risk at levels appropriate to Northern Trust's corporate standards in view of the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust's internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.
   Fiduciary risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To limit this risk, the Trust Investment Committee establishes corporate policies and procedures to reduce the risk that obligations to clients would not be discharged faithfully or in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection. Business units have the primary responsibility for adhering to the policies and procedures applicable to their businesses.

Factors Affecting Future Results
This annual report contains statements that may be considered forward-looking, such as the discussion of Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effect of extraordinary events and various other matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. Forward-looking statements are typically identified by words or phrases, such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are Northern Trust's current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including:

  . The future health of the U.S. and international economies and other economic factors, including consumer confidence in the securities markets, that affect wealth creation, investment and savings patterns and Northern Trust's interest rate risk and credit risk exposure.
  . Changes in U.S. and worldwide securities markets, with respect to the market values of financial assets, the stability of particular securities markets and the level of volatility in certain markets such as foreign exchange.
  . U.S. and international economic factors that may impact Northern Trust's interest rate risk, including the level of or change in interest rate, and credit risk exposure.
  . The effects of extraordinary events (such as terrorist events, war and the U.S. government's response to those events).
  . Changes in the level of cross-border investing by clients resulting from changing economic factors, political conditions or currency markets.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 57

                                    [GRAPHIC]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

  . Regulatory and banking developments and changes in accounting requirements or interpretations in the U.S. and other countries where Northern Trust has significant business.
  .  Success on obtaining regulatory approvals when required.
  . Changes in the nature of Northern Trust's competition resulting from industry consolidation and regulatory changes and other factors, as well as actions taken by particular competitors.
  . Expansion or contraction of Northern Trust's products, services, and targeted markets in response to strategic opportunities and changes in the nature of Northern Trust's competition, coupled with changes in the level of investment or reinvestment in those products, services, and targeted markets, and the pricing of those products and services.
  . Northern Trust's success in continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise, and generating a profit in those markets in a reasonable time.
  . Northern Trust's ability to generate strong investment results for clients and continue to develop its array of investment products, internally or through acquisition, in a manner that meets client needs.
  . Northern Trust's ability to continue to fund and accomplish technological innovation, improve processes and controls, address operating and technology risks, including material systems interruptions or errors, and attract and retain capable staff in order to deal with technology challenges and increasing volume and complexity in many of its businesses.
  . Northern Trust's success in integrating recent and future acquisitions and strategic alliances and using the acquired businesses to execute its business strategy.
  . The ability of each of Northern Trust's principal businesses to maintain a product mix that achieves satisfactory margins.
  . Changes in tax laws or other legislation in the U.S. or other countries (including pension reform legislation) that could affect Northern Trust or clients of its personal and institutional asset administration businesses.
  .  Uncertainties inherent in the litigation process.
   Some of these risks and uncertainties that may affect future results are discussed in more detail in the sections of "Item 1--Business" of the 2002 Annual Report on Form 10-K captioned "Government Policies," "Competition" and "Regulation and Supervision." All forward-looking statements included in this document are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

                                    [GRAPHIC]

                          58 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                           Consolidated Balance Sheet


                                                                                                December 31
--------------------------------------------------------------------------------------------------------------
($ In Millions Except Share Information)                                                       2002       2001
--------------------------------------------------------------------------------------------------------------
Assets..................................................................................
Cash and Due from Banks................................................................. $ 2,672.2  $ 2,592.3
Federal Funds Sold and Securities Purchased under Agreements to Resell (Note 4).........     964.8    3,565.1
Time Deposits with Banks................................................................   8,268.2    6,955.9
Other Interest-Bearing..................................................................      99.3       25.0
Securities (Notes 3 and 23).............................................................
  Available for Sale....................................................................   5,681.2    5,648.6
  Held to Maturity (Fair value-$942.9 in 2002 and $673.1 in 2001).......................     905.0      663.6
  Trading Account.......................................................................       7.7       18.9
--------------------------------------------------------------------------------------------------------------
  Total Securities......................................................................   6,593.9    6,331.1
--------------------------------------------------------------------------------------------------------------
Loans and Leases (Note 5)...............................................................
  Commercial and Other..................................................................  10,255.6   10,552.0
  Residential Mortgages.................................................................   7,808.1    7,427.9
--------------------------------------------------------------------------------------------------------------
  Total Loans and Leases (Net of unearned income-$398.7 in 2002 and $427.3 in 2001).....  18,063.7   17,979.9
--------------------------------------------------------------------------------------------------------------
Reserve for Credit Losses Assigned to Loans and Leases (Note 6).........................    (161.1)    (154.3)
Buildings and Equipment (Notes 7 and 8).................................................     515.0      488.7
Customers' Acceptance Liability.........................................................      22.5        9.7
Trust Security Settlement Receivables...................................................     608.5      571.4
Other Assets (Notes 18 and 22)..........................................................   1,831.2    1,307.0
--------------------------------------------------------------------------------------------------------------
Total Assets............................................................................ $39,478.2  $39,671.8
--------------------------------------------------------------------------------------------------------------
Liabilities.............................................................................
Deposits................................................................................
  Demand and Other Noninterest-Bearing.................................................. $ 5,715.2  $ 6,237.4
  Savings and Money Market..............................................................   7,101.9    6,808.5
  Savings Certificates..................................................................   1,827.1    2,024.4
  Other Time............................................................................     341.8      404.6
  Foreign Offices-Demand................................................................     886.9      872.7
           -Time                                                                          10,189.2    8,671.7
--------------------------------------------------------------------------------------------------------------
  Total Deposits........................................................................  26,062.1   25,019.3
Federal Funds Purchased.................................................................   1,672.5      815.5
Securities Sold under Agreements to Repurchase (Note 4).................................   1,564.0    1,407.4
Commercial Paper........................................................................     143.6      137.7
Other Borrowings........................................................................   3,741.0    6,841.2
Senior Notes (Note 9)...................................................................     450.0      450.0
Long-Term Debt (Note 9).................................................................     765.8      766.8
Debt-Floating Rate Capital Securities (Note 10).........................................     267.8      267.7
Liability on Acceptances................................................................      22.5        9.7
Other Liabilities (Notes 6 and 22)......................................................   1,789.1    1,183.0
--------------------------------------------------------------------------------------------------------------
  Total Liabilities.....................................................................  36,478.4   36,898.3
--------------------------------------------------------------------------------------------------------------
Stockholders' Equity....................................................................
Preferred Stock (Note 11)...............................................................     120.0      120.0
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares in 2002 and 2001;
 Outstanding 220,800,402 shares in 2002 and 221,647,260 shares in 2001 (Notes 11 and 14)     379.8      379.8
Retained Earnings.......................................................................   2,775.3    2,520.1
Accumulated Other Comprehensive Income (Note 12)........................................       7.1       (2.4)
Common Stock Issuable-Stock Incentive Plans (Note 24)...................................     118.2      147.6
Deferred Compensation...................................................................     (40.2)     (58.1)
Treasury Stock (at cost-7,121,122 shares in 2002 and 6,274,264 shares in 2001)..........    (360.4)    (333.5)
--------------------------------------------------------------------------------------------------------------
  Total Stockholders' Equity............................................................   2,999.8    2,773.5
--------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity.............................................. $39,478.2  $39,671.8

See accompanying notes to consolidated financial statements on pages 63-89.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 59

                                    [GRAPHIC]

                        Consolidated Statement of Income


                                                                      For the Year Ended December 31
----------------------------------------------------------------------------------------------------------
($ In Millions Except Per Share Information)                              2002          2001          2000
----------------------------------------------------------------------------------------------------------
Noninterest Income..............................................
  Trust Fees.................................................... $    1,233.1  $    1,259.1  $    1,228.2
  Foreign Exchange Trading Profits..............................        106.4         139.8         152.7
  Treasury Management Fees......................................         96.3          86.4          73.9
  Security Commissions and Trading Income.......................         42.9          35.5          34.3
  Other Operating Income (Note 16)..............................         57.8          91.7          77.9
  Investment Security Gains, net (Note 3).......................           .3             -            .2
----------------------------------------------------------------------------------------------------------
Total Noninterest Income........................................      1,536.8       1,612.5       1,567.2
----------------------------------------------------------------------------------------------------------
Net Interest Income (Note 17)...................................
  Interest Income...............................................      1,238.3       1,681.5       2,011.1
  Interest Expense..............................................        636.5       1,086.2       1,442.5
----------------------------------------------------------------------------------------------------------
Net Interest Income.............................................        601.8         595.3         568.6
Provision for Credit Losses (Note 6)............................         37.5          66.5          24.0
----------------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Credit Losses...........        564.3         528.8         544.6
----------------------------------------------------------------------------------------------------------
Noninterest Expenses............................................
  Compensation (Notes 24 and 25)................................        666.3         685.8         689.1
  Employee Benefits (Note 19)...................................        130.8         122.2         109.3
  Occupancy Expense (Notes 7 and 8).............................        106.5         100.2          87.3
  Equipment Expense (Note 7)....................................         89.0          85.7          73.1
  Other Operating Expenses (Note 18)............................        439.5         415.5         422.9
----------------------------------------------------------------------------------------------------------
Total Noninterest Expenses......................................      1,432.1       1,409.4       1,381.7
----------------------------------------------------------------------------------------------------------
Income before Income Taxes......................................        669.0         731.9         730.1
Provision for Income Taxes (Note 13)............................        221.9         244.4         245.0
----------------------------------------------------------------------------------------------------------
Net Income...................................................... $      447.1  $      487.5  $      485.1
----------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Stock........................... $      444.9  $      483.4  $      479.4
----------------------------------------------------------------------------------------------------------
Net Income Per Common Share (Note 14)-Basic..................... $       2.02  $       2.18  $       2.17
                           -Diluted                                      1.97          2.11          2.08
----------------------------------------------------------------------------------------------------------
Average Number of Common Shares Outstanding-Basic...............  220,552,132   221,425,584   220,961,477
                             -Diluted                             225,834,377   228,971,338   230,613,311

                                    [GRAPHIC]

                 Consolidated Statement of Comprehensive Income

                                                                      For the Year Ended December 31
----------------------------------------------------------------------------------------------------------
(In Millions)                                                             2002          2001          2000
----------------------------------------------------------------------------------------------------------
Net Income...................................................... $      447.1  $      487.5  $      485.1
  Other Comprehensive Income (net of tax and reclassifications).
    Net Unrealized Gains on Securities Available for Sale.......          5.8            .8           1.5
    Net Unrealized Gains on Cash Flow Hedge Designations........          4.3           1.7             -
    Cumulative-Effect of Adopting SFAS No. 133..................            -           (.2)            -
    Foreign Currency Translation Adjustments....................          (.2)          (.2)            -
    Minimum Pension Liability Adjustment........................          (.4)          8.7          (1.6)
----------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Note 12)............................          9.5          10.8           (.1)
----------------------------------------------------------------------------------------------------------
Comprehensive Income............................................ $      456.6  $      498.3  $      485.0

See accompanying notes to consolidated financial statements on pages 63-89.


                                    [GRAPHIC]

                          60 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

            Consolidated Statement of Changes in Stockholders' Equity


                                                For the Year Ended December 31
   ---------------------------------------------------------------------------
   (In Millions)                                    2002        2001      2000
   ---------------------------------------------------------------------------
   Preferred Stock............................
   Balance at January 1....................... $  120.0    $  120.0  $  120.0
   ---------------------------------------------------------------------------
   Balance at December 31.....................    120.0       120.0     120.0
   ---------------------------------------------------------------------------
   Common Stock...............................
   Balance at January 1.......................    379.8       379.8     379.8
   ---------------------------------------------------------------------------
   Balance at December 31.....................    379.8       379.8     379.8
   ---------------------------------------------------------------------------
   Retained Earnings..........................
   Balance at January 1.......................  2,520.1     2,200.0   1,870.7
   Net Income.................................    447.1       487.5     485.1
   Dividends Declared-Common Stock............   (150.4)     (141.1)   (124.3)
   Dividends Declared-Preferred Stock.........     (2.2)       (3.9)     (5.7)
   Stock Issued-Incentive Plan and Awards.....    (39.3)      (22.4)    (25.8)
   ---------------------------------------------------------------------------
   Balance at December 31.....................  2,775.3     2,520.1   2,200.0
   ---------------------------------------------------------------------------
   Accumulated Other Comprehensive Income.....
   Balance at January 1.......................     (2.4)      (13.2)    (13.1)
   Other Comprehensive Income.................      9.5        10.8       (.1)
   ---------------------------------------------------------------------------
   Balance at December 31.....................      7.1        (2.4)    (13.2)
   ---------------------------------------------------------------------------
   Common Stock Issuable-Stock Incentive Plans
   Balance at January 1.......................    147.6       110.2      55.0
   Stock Issuable, net of Stock Issued........    (29.4)       37.4      55.2
   ---------------------------------------------------------------------------
   Balance at December 31.....................    118.2       147.6     110.2
   ---------------------------------------------------------------------------
   Deferred Compensation......................
   Balance at January 1.......................    (58.1)      (57.9)    (33.5)
   Compensation Deferred......................     (6.6)      (36.0)    (52.6)
   Compensation Amortized.....................     24.5        35.8      28.2
   ---------------------------------------------------------------------------
   Balance at December 31.....................    (40.2)      (58.1)    (57.9)
   ---------------------------------------------------------------------------
   Treasury Stock.............................
   Balance at January 1.......................   (333.5)     (276.7)   (204.2)
   Stock Options and Awards...................    115.7       100.0     121.6
   Stock Purchased............................   (142.6)     (156.8)   (194.1)
   ---------------------------------------------------------------------------
   Balance at December 31.....................   (360.4)     (333.5)   (276.7)
   ---------------------------------------------------------------------------
   Total Stockholders' Equity at December 31.. $2,999.8    $2,773.5  $2,462.2
   ---------------------------------------------------------------------------

See accompanying notes to consolidated financial statements on pages 63-89.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 61

                                    [GRAPHIC]

                      Consolidated Statement of Cash Flows


                                                                                    For the Year Ended December 31
----------------------------------------------------------------------------------------------------------------------
(In Millions)                                                                          2002         2001         2000
----------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:..........................................
Net Income..................................................................... $    447.1   $    487.5   $    485.1
  Adjustments to Reconcile Net Income to Net Cash Provided by Operating
   Activities:.................................................................
  Provision for Credit Losses..................................................       37.5         66.5         24.0
  Depreciation on Buildings and Equipment......................................       84.5         78.6         67.8
  (Increase) Decrease in Interest Receivable...................................        8.2         61.0        (34.1)
  Decrease in Interest Payable.................................................       (5.1)       (13.6)        (6.7)
  Amortization and Accretion of Securities and Unearned Income.................     (108.4)      (141.2)      (233.5)
  Amortization of Computer Software............................................       75.0         69.9         61.3
  Amortization of Goodwill and Other Intangibles...............................        6.6         16.5         15.6
  Deferred Income Tax..........................................................       95.6        129.5         88.4
  Net (Increase) Decrease in Trading Account Securities........................       11.2         (5.5)        (2.4)
  Other Noncash, net...........................................................       46.5        (23.7)       (94.4)
----------------------------------------------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities....................................      698.7        725.5        371.1
----------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:..........................................
  Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under
   Agreements to Resell........................................................    2,600.3     (3,015.3)       534.0
  Net Increase in Time Deposits with Banks.....................................   (1,312.3)    (1,762.1)    (2,901.6)
  Net (Increase) Decrease in Other Interest-Bearing Assets.....................      (74.3)        96.3        (58.1)
  Purchases of Securities-Held to Maturity.....................................     (281.4)      (150.0)      (146.4)
  Proceeds from Maturity and Redemption of Securities-Held to Maturity.........       54.3         99.5        126.9
  Purchases of Securities-Available for Sale...................................  (28,930.2)   (65,235.4)   (41,011.9)
  Proceeds from Sale, Maturity and Redemption of Securities-Available for
   Sale........................................................................   28,965.3     66,441.8     40,297.6
  Net (Increase) Decrease in Loans and Leases..................................      (91.8)        33.7     (2,827.7)
  Purchases of Buildings and Equipment.........................................     (110.4)      (128.3)      (137.1)
  Proceeds from Sale of Buildings and Equipment................................          -          9.1          1.7
  Purchases and Development of Computer Software...............................     (116.6)      (135.1)      (110.3)
  Net (Increase) Decrease in Trust Security Settlement Receivables.............      (37.1)        43.8       (292.1)
  Decrease in Cash Due to Acquisitions.........................................          -         (1.5)       (33.0)
  Other, net...................................................................       (2.8)        24.5         41.5
----------------------------------------------------------------------------------------------------------------------
  Net Cash Provided by (Used in) Investing Activities..........................      663.0     (3,679.0)    (6,516.5)
----------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:..........................................
  Net Increase in Deposits.....................................................    1,042.8      2,191.4      1,456.9
  Net Increase (Decrease) in Federal Funds Purchased...........................      857.0     (2,799.5)     3,244.8
  Net Increase (Decrease) in Securities Sold under Agreements to Repurchase....      156.6       (169.7)       579.3
  Net Increase (Decrease) in Commercial Paper..................................        5.9         (4.7)        (2.7)
  Net Increase (Decrease) in Short-Term Other Borrowings.......................   (2,788.2)     3,939.7      2,052.7
  Proceeds from Term Federal Funds Purchased...................................    4,293.0      4,675.4     14,215.6
  Repayments of Term Federal Funds Purchased...................................   (4,605.0)    (4,403.4)   (14,794.1)
  Proceeds from Senior Notes & Long-Term Debt..................................          -        154.5        102.6
  Repayments of Senior Notes & Long-Term Debt..................................       (1.0)       (75.8)      (123.9)
  Treasury Stock Purchased.....................................................     (139.4)      (152.8)      (191.5)
  Net Proceeds from Stock Options..............................................       19.8         19.7         28.4
  Cash Dividends Paid on Common Stock..........................................     (150.5)      (137.9)      (119.9)
  Cash Dividends Paid on Preferred Stock.......................................       (2.3)        (4.4)        (5.9)
  Other, net...................................................................       29.5         25.5         13.0
----------------------------------------------------------------------------------------------------------------------
  Net Cash Provided by (Used in) Financing Activities..........................   (1,281.8)     3,258.0      6,455.3
----------------------------------------------------------------------------------------------------------------------
  Increase in Cash and Due from Banks..........................................       79.9        304.5        309.9
  Cash and Due from Banks at Beginning of Year.................................    2,592.3      2,287.8      1,977.9
----------------------------------------------------------------------------------------------------------------------
Cash and Due From Banks at End of Year......................................... $  2,672.2   $  2,592.3   $  2,287.8
----------------------------------------------------------------------------------------------------------------------
Schedule of Noncash Investing Activities:......................................
  Transfer of Securities from Held to Maturity to Available for Sale........... $        -   $    167.1   $        -
Supplemental Disclosures of Cash Flow Information:.............................
  Interest Paid................................................................ $    641.6   $  1,099.9   $  1,449.2
  Income Taxes Paid............................................................       75.4         60.5        112.7

See accompanying notes to consolidated financial statements on pages 63-89.

                                    [GRAPHIC]

                          62 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

1. Accounting Policies--The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:
   A. Basis of Presentation. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly-owned subsidiary The Northern Trust Company (Bank) and their wholly-owned subsidiaries. Throughout the notes, the term "Northern Trust" refers to Northern Trust Corporation and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired subsidiaries from the dates of acquisition.
   B. Nature of Operations. The Corporation is a bank holding company whose principal subsidiary is the Chicago-based Bank. The Corporation also owns national bank subsidiaries with offices in Arizona, California, Colorado, Florida, and Texas, a federal savings bank with offices in Michigan, Missouri, Nevada, Ohio, Washington and Wisconsin, a trust company in New York and various other nonbank subsidiaries, including a securities brokerage firm, an international investment consulting firm and a retirement services company. The Bank has offices in the Chicago metropolitan area, global custody operations in London and various subsidiaries, including an investment management company, a leasing company, a Canadian trust company, a New York Edge Act company and a global fund services provider. Northern Trust generates the majority of its revenues from its two primary business units, Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Investment management services and products are provided to C&IS and PFS through a third business unit, Northern Trust Global Investments (NTGI). Operating and systems support for these business units are provided by a fourth business unit, Worldwide Operations and Technology (WWOT). Northern Trust has not utilized unconsolidated special purpose entities to provide financing, improve liquidity, transfer assets or manage credit risk.
   The C&IS business unit provides investment asset administration and related services worldwide to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds; a full range of commercial banking services to large domestic corporations and financial institutions including treasury management; a comprehensive array of retirement consulting, actuarial and recordkeeping services; and foreign exchange services for global custody clients and Northern Trust's own account.
   The PFS business unit provides personal trust, custody and investment management services, individual retirement accounts, guardianship, estate administration, banking (including private banking) and residential real estate mortgage lending services, and also provides commercial banking services to small/mid-size businesses. These services are delivered through the Bank in Illinois and the network of subsidiaries with offices in Arizona, California, Colorado, Florida, Michigan, Missouri, Nevada, Ohio, Texas, Washington and Wisconsin.
   C. Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   D. Foreign Currency Translation. If the functional currency of a foreign branch or subsidiary is the U.S. dollar, foreign currency asset and liability accounts are translated at current rates of exchange, except for buildings and equipment which are translated at rates in effect at the date of acquisition. Results from remeasurement are reported in foreign exchange trading profits. Income and expense accounts are translated at month-end rates of exchange.
   If the functional currency of a foreign branch or subsidiary is its local currency, the local currency asset and liability accounts are translated at current rates. Translation adjustments are reported, net of tax, directly to accumulated other comprehensive income, a component of stockholders' equity. Income and expense accounts are translated at month-end rates of exchange.
       E. Securities. Securities Available for Sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, to accumulated other comprehensive income, a component of stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains and losses. Interest income is recorded on the accrual basis adjusted for amortization of premium and accretion of discount.
   Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 63

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

discount. Interest income is recorded on the accrual basis adjusted for amortization of premium and accretion of discount.
   Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.
   F. Derivative Financial Instruments. Northern Trust adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" and its related amendments on January 1, 2001. Derivative financial instruments include interest rate swap contracts, futures contracts, forward foreign currency contracts, options and similar contracts. Northern Trust is a party to various derivative instruments as part of its asset/liability management activities, to meet the risk management needs of its clients and as part of its trading activity for its own account. Unrealized gains and receivables on derivative instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.
   Asset/Liability Management. Derivatives entered into for asset/liability management purposes are designated and formally documented as fair value, cash flow or net investment hedges on the date they are transacted. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. A formal assessment is performed on a calendar quarter basis to determine that derivatives used in hedging transactions are highly effective as offsets to changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective or if hedged forecasted transactions are no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a client-related or trading instrument.
   Fair value hedge designations are made between a derivative and a recognized asset or liability. Interest accruals and changes in fair value of the derivative are recognized as a component of the interest income or expense classification of the hedged item. Changes in fair value of the hedged asset or liability attributable to the risk being hedged are reflected in its carrying amount and are also recognized as a component of its interest income or expense.
   Cash flow hedge designations are made between derivatives and forecasted cash inflows or outflows so as to hedge against variability due to a specific risk. The effective portion of unrealized gains and losses on such derivatives is recognized in accumulated other comprehensive income, a component of stockholders' equity. When the hedged forecasted transaction impacts earnings, balances in other comprehensive income are reclassified to the same income or expense classification as the hedged item. Any hedge ineffectiveness is recognized in the income or expense classification of the hedged item.
   Net investment hedge designations are made between a forward foreign currency contract and a net investment in a foreign branch or subsidiary. Changes in the fair value of the hedging contract are recognized in the foreign exchange translation gain or loss account of stockholders' equity. Hedge ineffectiveness is calculated based on changes in forward rates of the derivative and the hedged net investment. Any ineffectiveness is recorded to other income only if the notional amount of the derivative does not match the portion of the net investment designated as being hedged.
   Other derivatives transacted as economic hedges of foreign denominated assets and liabilities are carried on the balance sheet at fair value and recognized currently in foreign exchange trading profits. Unrealized gains are shown as other assets, with unrealized losses reported as other liabilities.
   Client-Related and Trading Instruments. Derivative financial instruments entered into to meet clients' risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in security commissions and trading income or foreign exchange trading profits.
   G. Loans and Leases. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Loan commitments for residential real estate loans which will be classified as held for sale at the time of funding and which have an interest-rate lock, are recorded on the balance sheet at fair value with associated gains or losses recognized as other income. Unrealized gains are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded loan commitments that are not held for sale are carried at the amount of unamortized fees with a reserve for credit loss liability recognized for any probable losses.
   Interest income on loans is recorded on an accrual basis until, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the contract, or when interest or principal is more than 90 days past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest col-

                                    [GRAPHIC]

                          64 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

lected on nonaccrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.
   Premiums and discounts on loans are recognized as an adjustment of yield using the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment to the yield.
   Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease.
       H. Reserve for Credit Losses. The reserve for credit losses represents management's estimate of probable inherent losses, which have occurred as of the date of the financial statements. The loan and lease portfolio and other credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the reserve necessary for specific nonperforming loans and also estimates losses inherent in other credit exposures. The result is a reserve with the following components:
   Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of nonperforming loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower's ability to pay.
   Allocated Inherent Reserve. The amount of the allocated portion of the inherent loss reserve is based on loss factors assigned to Northern Trust's credit exposures based on internal credit ratings. These loss factors are primarily based on management's judgment of estimated credit losses inherent in the loan portfolio as well as historical charge-off experience.
   Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with a specific credit or loan category. These factors include management's subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the reserve for credit losses reflects management's attempt to ensure that the overall reserve appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected credit losses.
   Loans, leases and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs.
The related provision for credit losses, which is charged to income, is the amount necessary to adjust the reserve to the level determined through the above process.
       The control process maintained by Credit Policy and the lending staff, and the quarterly analysis of specific and inherent loss components are the principal methods relied upon by management to ensure that changes in estimated credit loss levels are adjusted on a timely basis. In addition to Northern Trust's own experience, management also considers the experience of peer institutions and regulatory guidance.
   Although Northern Trust analyzes its exposure to credit losses from both on- and off-balance sheet activity as one process, during 2002 it began to record the portion of the reserve assigned to unfunded commitments, standby letters of credit and derivatives in other liabilities for financial reporting purposes. The portion of the reserve assigned to loans and leases continues to be reported as a contra asset, directly following loans and leases in the Consolidated Balance Sheet.
   I. Fees on Standby Letters of Credit and Bankers Acceptances. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agreements. Income from commissions on bankers acceptances is recognized in other operating income when the payment from the customer is received by the accepting bank.
   J. Buildings and Equipment. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings--10 to 30 years; equipment--3 to 10 years; and leasehold improvements--lease term to 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.
   K. Other Real Estate Owned (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans. OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses assigned to loans. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses.
   L. Unconsolidated Affiliates. Northern Trust's 20% interest in RemitStream Solutions, LLC (lockbox services), its interest in EquiLend LLC (securities lending services) and its 50% interest in Helaba Northern Trust GMBH (investment management services) are carried on the equity method of accounting. The combined book value of these investments at December 31, 2002 totaled $3.9 million.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 65

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

Northern Trust's $4.9 million investment in CLS Group Holdings (foreign exchange settlement services) is carried at cost.
   M. Intangible Assets. SFAS No. 142 supercedes APB Opinion No. 17,
"Intangible Assets" and addresses the accounting for goodwill and other intangible assets. As required, Northern Trust applied the provisions of this Statement effective January 1, 2002 to all goodwill and other intangible assets reflected in the consolidated financial statements at that date.
   Goodwill. The Statement discontinues amortization of goodwill over its estimated useful life and requires a transitional impairment test of goodwill as of January 1, 2002. An annual impairment test of goodwill is also required in the year of adoption and in subsequent years. Impairment losses for goodwill that arise due to the initial application of this Statement, resulting from the transitional impairment test, are to be reported as a change in accounting principle and any subsequent impairment losses are required to be reported as operating expenses. Management completed the initial goodwill impairment test as of January 1, 2002 and the annual test as of October 31, 2002 and determined that no impairment charges were necessary. Goodwill at both December 31, 2001 and December 31, 2002 totaled $90.1 million. Prior to adoption of this Statement, goodwill had been amortized on the straight-line method primarily over fifteen years. Application of the nonamortization provisions of the Statement reduced noninterest expense by approximately $10.0 million annually, resulting in an increase in net income of $8.0 million in 2002 compared to 2001.
   Intangible Assets Subject to Amortization. Other separately identifiable acquired intangible assets will continue to be amortized over their estimated useful lives. At December 31, 2002, acquired intangible assets had a book value of $28.5 million, which was net of accumulated amortization on these assets of $59.2 million. Amortization for the year 2002 amounted to $6.6 million. Amortization for the years ending 2003, 2004, 2005, 2006 and 2007 is estimated to be $6.6 million, $6.6 million, $5.5 million, $5.1 million and $2.9 million, respectively.
   Purchased software and other allowable internal costs, including compensation, relating to software developed for internal use are capitalized. Software is being amortized using the straight-line method over the estimated useful life of the asset, ranging from 3 to 10 years.
   N. Trust Assets and Fees. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust.
   Fees from trust activities are recorded on the accrual basis, over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, securities lending volume and spreads, and fees for other services rendered, as set forth in the underlying client agreement. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.
   Certain investment management fee arrangements also may provide performance fees which are based on client portfolio returns exceeding predetermined levels. Northern Trust adheres to a policy in which it does not record any performance-based fee income until the end of the contract year, thereby eliminating the potential that revenue will be recognized in one quarter and reversed in a future quarter. Therefore, Northern Trust does not record any revenue under incentive fee programs that is at risk due to future performance contingencies. These arrangements often contain similar terms for the payment of performance-based fees to sub-advisors. The accounting for these performance-based expenses matches the treatment for the related performance-based revenues.
   Client reimbursed out-of-pocket expenses on occasion, involve trust activities. Where such reimbursements are an extension of the trust service rendered, they are recorded on a gross basis as trust revenue.
   O. Trust Security Settlement Receivables. These receivables represent other items in the process of collection presented on behalf of trust clients.
   P. Income Taxes. In accordance with SFAS No. 109, "Accounting for Income Taxes," Northern Trust follows an asset and liability approach to account for income taxes. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.
   Q. Cash Flow Statements. Cash and cash equivalents have been defined as "Cash and Due from Banks."
   R. Stock-Based Compensation Plans. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans.
   SFAS No. 123 allows two alternative accounting methods: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. Northern Trust has elected to account for its stock-based incentive plans and awards under APB No. 25, and has adopted the disclosure requirements of SFAS No. 123 which have been amended by

                                    [GRAPHIC]

                          66 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and
Disclosure."
   Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation's employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 5.11%, 5.36% and 6.41%; dividend yields of 1.29%, 1.00% and ..88%; volatility factors of the expected market price of the Corporation's common stock of 31.2%, 30.0% and 30.0%; and a weighted average expected life of the options of 6.2 years, 5.9 years and 5.4 years.
   The weighted average fair value of options granted in 2002, 2001 and 2000 was $18.75, $24.30 and $25.92, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' six months to three-year vesting periods.
   The Corporation's pro forma information follows:

               (In Millions Except
               Per Share Information)          2002   2001   2000
               --------------------------------------------------
               Net Income as Reported....... $447.1 $487.5 $485.1
               Add:.........................
                 Stock-Based Employee
                  Compensation Expense
                  Included in Reported Net
                  Income, Net of Tax........   16.2   21.2   26.8
               Deduct:......................
                 Total Stock-Based Employee
                  Compensation Expense
                  Determined Under the Fair
                  Value Method, Net of
                  Tax.......................   70.3   64.5   60.9
               --------------------------------------------------
               Pro Forma Net Income......... $393.0 $444.2 $451.0
               --------------------------------------------------
               Earnings Per Share as
                Reported:...................
                 Basic...................... $ 2.02 $ 2.18 $ 2.17
                 Diluted....................   1.97   2.11   2.08
               Pro Forma Earnings Per Share:
                 Basic...................... $ 1.77 $ 1.99 $ 2.01
                 Diluted....................   1.73   1.92   1.93

2. Reclassifications--In 2002, Northern Trust adopted Emerging Issues Task Force (EITF) 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," which requires that client-reimbursed out-of-pocket expenses be recorded as gross revenue and expense. These reimbursements were previously reported as a reduction of expense. This change, which has no impact on net income, increased trust fees, treasury management and other revenues with an offsetting increase in other operating expenses. Prior period amounts have been reclassified.
   Other reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current period's consolidated financial statements.

3. Securities--Securities Available for Sale. The following tables summarize the amortized cost, fair values and remaining maturities of securities available for sale.

Reconciliation of Amortized Cost to Fair Values of
Securities Available for Sale
--------------------------------------------------------------------------------

                                       December 31, 2002
            --------------------------------------------------------
                                        Gross      Gross
                            Amortized Unrealized Unrealized  Fair
            (In Millions)     Cost      Gains      Losses    Value
            --------------------------------------------------------
            U.S.
             Government....  $  103.6      $  .4  $       - $  104.0
            Obligations of
             States and
             Political
             Subdivisions..      30.7        2.4          -     33.1
            Federal Agency.   5,005.2       19.2          -  5,024.4
            Preferred Stock      80.8          -          -     80.8
            Other..........     438.1         .8          -    438.9
            --------------------------------------------------------
            Total..........  $5,658.4      $22.8  $       - $5,681.2

                                       December 31, 2001
            --------------------------------------------------------
                                        Gross      Gross
                            Amortized Unrealized Unrealized  Fair
            (In Millions)     Cost      Gains      Losses    Value
            --------------------------------------------------------
            U.S.
             Government....  $  158.2      $  .7  $       - $  158.9
            Obligations of
             States and
             Political
             Subdivisions..      30.7         .1         .8     30.0
            Federal Agency.   5,181.1        8.3         .5  5,188.9
            Preferred Stock      82.9          -          -     82.9
            Other..........     188.0          -         .1    187.9
            --------------------------------------------------------
            Total..........  $5,640.9      $ 9.1  $     1.4 $5,648.6

Remaining Maturity of Securities Available for Sale
--------------------------------------------------------------------------------

                                               December 31, 2002
              ---------------------------------------------------
                                               Amortized  Fair
              (In Millions)                      Cost     Value
              ---------------------------------------------------
              Due in One Year or Less.........  $4,707.9 $4,711.4
              Due After One Year Through Five
               Years..........................     650.8    667.6
              Due After Five Years Through Ten
               Years..........................      23.0     18.4
              Due After Ten Years.............     276.7    283.8
              ---------------------------------------------------
              Total...........................  $5,658.4 $5,681.2

   Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 67

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


Securities Held to Maturity. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

Reconciliation of Book Values to Fair Values of
Securities Held to Maturity
--------------------------------------------------------------------------------

                                          December 31, 2002
           ---------------------------------------------------------
                                          Gross      Gross
                                 Book   Unrealized Unrealized Fair
           (In Millions)         Value    Gains      Losses   Value
           ---------------------------------------------------------
           Obligations of States
            and Political
            Subdivisions........ $756.8      $42.0     $    - $798.8
           Federal Agency.......    8.4         .2         .3    8.3
           Other................  139.8         .3        4.3  135.8
           ---------------------------------------------------------
           Total................ $905.0      $42.5     $  4.6 $942.9

                                          December 31, 2001
           ---------------------------------------------------------
                                          Gross      Gross
                                 Book   Unrealized Unrealized Fair
           (In Millions)         Value    Gains      Losses   Value
           ---------------------------------------------------------
           Obligations of States
            and Political
            Subdivisions........ $528.9      $14.0     $    - $542.9
           Federal Agency.......    4.9         .1         .1    4.9
           Other................  129.8          -        4.5  125.3
           ---------------------------------------------------------
           Total................ $663.6      $14.1     $  4.6 $673.1

Remaining Maturity of Securities Held to Maturity
--------------------------------------------------------------------------------

                                                     December 31, 2002
              --------------------------------------------------------
                                                     Book     Fair
              (In Millions)                          Value    Value
              --------------------------------------------------------
              Due in One Year or Less............... $ 57.6   $ 58.1
              Due After One Year Through Five Years.  124.1    128.1
              Due After Five Years Through Ten Years  301.7    316.8
              Due After Ten Years...................  421.6    439.9
              --------------------------------------------------------
              Total................................. $905.0   $942.9

   Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Investment Security Gains and Losses. Realized gross security gains and losses, which are included in the consolidated statement of income, totaled $.3 million and none, respectively, in 2002. Realized gross security gains and losses totaled $.1 million and $.1 million, respectively, in 2001. Realized gross security gains and losses totaled $.3 million and $.1 million, respectively, in 2000.

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

Securities Purchased Under Agreements to Resell
--------------------------------------------------------------------------------

                                                      December 31
       -----------------------------------------------------------------
       ($ In Millions)                                 2002         2001
       -----------------------------------------------------------------
       Average Balance During the Year........ $     523.9  $     512.5
       Average Interest Rate Earned During the
        Year..................................        1.72%        3.26%
       Maximum Month-End Balance During the
        Year..................................     3,126.9      1,668.9

Securities Sold Under Agreements to Repurchase
--------------------------------------------------------------------------------

                                                     December 31
         -------------------------------------------------------------
         ($ In Millions)                              2002        2001
         -------------------------------------------------------------
         Average Balance During the Year...... $  1,282.9  $  1,474.1
         Average Interest Rate Paid During the
          Year................................       1.59%       3.93%
         Maximum Month-End Balance During the
          Year................................    1,850.4     2,194.2

5. Loans and Leases--Amounts outstanding in selected loan categories are shown below.

                                                December 31
                 ----------------------------------------------
                 (In Millions)                   2002      2001
                 ----------------------------------------------
                 Domestic..................
                   Residential Real Estate. $ 7,808.1 $ 7,427.9
                   Commercial..............   3,968.3   4,741.6
                   Broker..................       8.8      11.8
                   Commercial Real Estate..   1,168.5   1,025.6
                   Personal................   2,480.8   2,208.8
                   Other...................     959.3     768.6
                   Lease Financing.........   1,276.0   1,202.6
                 ----------------------------------------------
                 Total Domestic............  17,669.8  17,386.9
                 International.............     393.9     593.0
                 ----------------------------------------------
                 Total Loans and Leases.... $18,063.7 $17,979.9

   Other domestic and international loans include $899.3 million at December 31, 2002, and $812.0 million at December 31, 2001 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $731.4 million at December 31, 2002, and $715.5 million at December 31, 2001.

                                    [GRAPHIC]

                          68 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

   Residential real estate loans held for sale and included in other assets in the consolidated balance sheet totaled $14.2 million at both December 31, 2002 and 2001.
   Concentrations of Credit Risk--The information in the section titled "Residential Real Estate" on page 47 through the section titled "Commercial Aircraft Leases" on page 48, is incorporated by reference.

Nonperforming Assets. Presented below are outstanding amounts of nonaccrual loans, restructured loans and OREO.

                                               December 31
                    ---------------------------------------
                    (In Millions)               2002   2001
                    ---------------------------------------
                    Nonaccrual Loans..........
                      Domestic................ $93.4 $108.7
                      International...........     -      -
                    ---------------------------------------
                    Total Nonaccrual Loans....  93.4  108.7
                    Other Real Estate Owned...   1.2     .8
                    ---------------------------------------
                    Total Nonperforming Assets $94.6 $109.5

   Included in nonperforming assets were loans with a recorded investment at December 31, 2002 and December 31, 2001 of $90.9 million (net of $23.0 million in charge-offs) and $98.0 million (net of $56.7 million in charge-offs), respectively, which were also classified as impaired. At December 31, 2002 and December 31, 2001, impaired loans totaling $13.0 million (net of $12.6 million in charge-offs) and $28.8 million (net of $43.5 million in charge-offs), respectively, had no portion of the reserve for credit losses specifically allocated to them, while $77.9 million (net of $10.4 million in charge-offs) at December 31, 2002 had a specific allocated reserve of $25.0 million and $69.2 million (net of $13.2 million in charge-offs) at December 31, 2001 had a specific allocated reserve of $21.1 million. Total recorded investment in impaired loans averaged $106.8 million in 2002 and $107.1 million in 2001.
   There were $23.2 million of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 2002, while there were $29.7 million at December 31, 2001.
   Interest income that would have been recorded on domestic nonaccrual loans in accordance with their original terms amounted to $6.4 million in 2002, $9.4 million in 2001 and $6.5 million in 2000, compared with amounts that were actually recorded of $77 thousand, $66 thousand and $26 thousand, respectively.

6. Reserve for Credit Losses--Changes in the reserve for credit losses were as follows:

             (In Millions)                    2002    2001    2000
             -----------------------------------------------------
             Balance at Beginning of
              Year........................ $161.6  $162.9  $150.9
             Charge-Offs..................
               Domestic...................  (36.6)  (69.0)  (13.5)
               International..............      -       -       -
             -----------------------------------------------------
             Total Charge-Offs............  (36.6)  (69.0)  (13.5)
             Recoveries...................    6.0     1.2     1.5
             -----------------------------------------------------
             Net Charge-Offs..............  (30.6)  (67.8)  (12.0)
             Provision for Credit Losses..   37.5    66.5    24.0
             -----------------------------------------------------
             Balance at End of Year....... $168.5  $161.6  $162.9
             -----------------------------------------------------
             Reserve for Credit Losses
              Assigned to:................
               Loans and Leases........... $161.1  $154.3  $152.6
               Unfunded Commitments,
                Standby Letters of Credit
                and Derivatives...........    7.4     7.3    10.3
             -----------------------------------------------------
             Balance at End of Year....... $168.5  $161.6  $162.9

7. Buildings and Equipment--A summary of buildings and equipment is presented below.

                                           December 31, 2002
             -----------------------------------------------------
                                                             Net
                                      Original Accumulated  Book
             (In Millions)              Cost   Depreciation Value
             -----------------------------------------------------
             Land and Improvements...   $ 38.3       $   .2 $ 38.1
             Buildings...............    188.0         56.0  132.0
             Equipment...............    373.7        180.7  193.0
             Leasehold Improvements..    134.2         39.2   95.0
             Buildings Leased under
              Capital Leases (Note 8)     81.1         24.2   56.9
             -----------------------------------------------------
             Total Buildings and
              Equipment..............   $815.3       $300.3 $515.0

                                           December 31, 2001
             -----------------------------------------------------
                                                             Net
                                      Original Accumulated  Book
             (In Millions)              Cost   Depreciation Value
             -----------------------------------------------------
             Land and Improvements...   $ 38.1       $   .2 $ 37.9
             Buildings...............    159.9         48.6  111.3
             Equipment...............    373.7        166.7  207.0
             Leasehold Improvements..    113.5         40.3   73.2
             Buildings Leased under
              Capital Leases (Note 8)     81.1         21.8   59.3
             -----------------------------------------------------
             Total Buildings and
              Equipment..............   $766.3       $277.6 $488.7

   The charge for depreciation, which includes amortization of assets recorded under capital leases, amounted to $84.5 million in 2002, $78.6 million in 2001, and $67.8 million in 2000.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 69

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


8. Lease Commitments--At December 31, 2002, Northern Trust was obligated under a number of non-cancelable operating leases for premises and equipment. Certain leases contain rent escalation clauses, based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2002 for all non-cancelable operating leases are as follows:

                                               Future Minimum
                         (In Millions)         Lease Payments
                  -------------------------------------------
                  2003........................         $ 48.2
                  2004........................           46.8
                  2005........................           45.8
                  2006........................           44.2
                  2007........................           42.1
                  Later Years.................          376.0
                  -------------------------------------------
                  Total Minimum Lease Payments         $603.1

   Net rental expense for all operating leases is included in occupancy expense and amounted to $48.6 million in 2002, $43.4 million in 2001 and $36.9 million in 2000.
   One of the buildings and related land utilized for Chicago operations has been leased under an agreement that qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank will receive all proceeds except for 58% of any proceeds in excess of the original project costs, which will be paid to the lessor.
   The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2002.

                                                     Future Minimum
             (In Millions)                      Lease Payments, Net
             ------------------------------------------------------
             2003..............................               $ 2.4
             2004..............................                 2.4
             2005..............................                 2.4
             2006..............................                 2.4
             2007..............................                 2.5
             Later Years.......................                11.4
             ------------------------------------------------------
             Total Minimum Lease Payments, net.                23.5
             Less: Amount Representing Interest                 7.7
             ------------------------------------------------------
             Net Present Value under Capital...
                 Lease Obligations.............               $15.8

9. Senior Notes, Long-Term Debt and Lines of Credit--Senior Notes. A summary of Bank senior notes outstanding at December 31 is presented below.

               ($ In Millions)                Rate    2002   2001
               --------------------------------------------------
               Bank-Senior Notes (a) (b) (d)
                 Fixed Rate Due Oct. 2003... 6.625% $200.0 $200.0
                 Fixed Rate Due Nov. 2004...  6.65   150.0  150.0
                 Fixed Rate Due Feb. 2005...  7.50   100.0  100.0
               --------------------------------------------------
               Total Bank Senior Notes......        $450.0 $450.0

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

             ($ In Millions)                           2002   2001
             -----------------------------------------------------
             Bank-Subordinated Debt (d).............
               6.50% Notes due May 2003 (a)......... $100.0 $100.0
               6.70% Notes due Sept. 2005 (a) (b)...  100.0  100.0
               7.30% Notes due Sept. 2006 (a) (b)...  100.0  100.0
               6.25% Notes due June 2008 (a) (b)....  100.0  100.0
               7.10% Notes due Aug. 2009 (a) (b)....  200.0  200.0
               6.30% Notes due March 2011 (a) (b)...  150.0  150.0
             -----------------------------------------------------
                 Subordinated Long-Term Debt........  750.0  750.0
             -----------------------------------------------------
             Capital Lease Obligations (c)..........   15.8   16.8
             -----------------------------------------------------
             Total Long-Term Debt................... $765.8 $766.8
             -----------------------------------------------------
             Long-Term Debt Qualifying as Risk-Based
              Capital............................... $550.0 $610.0

   (a) Not redeemable prior to maturity.
   (b) Under the terms of its current Offering Circular, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $500 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.
   (c) Refer to Note 8.
   (d) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

   In January 2003, the Bank issued $200 million of ten-year 4.60% Subordinated Bank Notes due January, 2013.

Lines of Credit. The Corporation currently maintains a commercial paper back-up line of credit with two banks totaling $50 million. The termination date is November 2005. A pricing matrix that is based on the long-term senior debt ratings of the Corporation determines the commitment fee. Currently, the annual fee is 8 basis points of the commitment. There were no borrowings under commercial paper back-up facilities during 2002 or 2001.

                                    [GRAPHIC]

                          70 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


10. Debt--Floating Rate Capital Securities. The following table summarizes the book value of Floating Rate Capital Securities outstanding.

                                                        December 31
             ------------------------------------------------------
             (In Millions)                              2002   2001
             ------------------------------------------------------
             $150 Million Series A due January 15,
              2027................................... $148.8 $148.7
             $120 Million Series B due April 15, 2027  119.0  119.0
             ------------------------------------------------------
             Total Debt-Floating Rate Capital
              Securities............................. $267.8 $267.7

   In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation ("NTC Capital I"). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust ("NTC Capital II"), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The outstanding principal amounts of the Subordinated Debentures held by NTC Capital I and NTC Capital II are $154.6 million and $123.7 million, respectively. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR), while the Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes.
   The Corporation has fully, irrevocably and unconditionally guaranteed all payments due on such Capital Securities. The holders of the Capital Securities are entitled to receive preferential cumulative cash distributions quarterly in arrears (based on the liquidation amount of $1,000 per Capital Security) at an interest rate equal to the rate on the corresponding Subordinated Debentures. The interest rate on the Series A and Series B securities is equal to three-month LIBOR plus 0.52% and 0.59%, respectively. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Debentures, distributions on the Capital Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or declare any cash distributions with respect to the Corporation's capital stock or debt securities that rank the same as or junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation's existing indebtedness.
   The Corporation has the right to redeem the Series A Subordinated Debentures on or after January 15, 2007 and the Series B Subordinated Debentures on or after April 15, 2007, in each case in whole or in part. In addition, the Corporation has the right to redeem the Subordinated Debentures held by either trust in whole but not in part at any time within 90 days following certain defined tax or regulatory capital treatment changes, at a price equal to the principal amount plus accrued and unpaid interest.

11. Stockholders' Equity--Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. A summary of preferred stock outstanding is presented below.

                                                         December 31
            --------------------------------------------------------
            (In Millions)                                2002   2001
            --------------------------------------------------------
            Auction Rate Preferred Stock Series C
             600 shares @ $100,000 per share.......... $ 60.0 $ 60.0
            Flexible Auction Rate Cumulative Preferred
             Stock Series D 600 shares @ $100,000 per
             share....................................   60.0   60.0
            --------------------------------------------------------
            Total Preferred Stock..................... $120.0 $120.0

Series C--In 1987, 600 shares of Auction Rate Preferred Stock Series C (APS) were issued, with a $100,000 per share stated value. Dividends on the shares of APS are cumulative. Rates are determined every 49 days by Dutch auction unless the Corporation fails to pay a dividend or redeem any shares for which it has given notice of redemption, in which case the dividend rate will be set at 175% of the 60-day "AA" Composite Commercial Paper Rate. The dividend rate in any auction will not exceed a percentage determined by the prevailing credit rating of the APS. The current maximum dividend rate is 120% of the 60-day "AA" Composite Commercial Paper Rate. No dividends other than dividends payable in junior stock, such as common stock, may be paid on common stock until full cumulative dividends on the APS have been paid. The average rate for this issue as declared during 2002 was 1.84%. The shares of APS are redeemable at the option of the Corporation, in whole or in part, on any Dividend Payment Date at $100,000 per share, plus accrued and unpaid dividends.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 71

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


Series D--In 1990, 600 shares of Flexible Auction Rate Cumulative Preferred Stock Series D (FAPS) were issued with a $100,000 per share stated value. Each dividend period contains 49 days (the "Short-Term Dividend Period") or a number of days greater than 49 days (as selected by the Term Selection Agent) which is divisible by seven (the "Long-Term Dividend Period"). Rates for each dividend period are determined by Dutch auction unless the Corporation fails to pay the full amount of any dividend or redemption. The dividend rate in any auction will not exceed a percentage (currently 125%), determined by the prevailing credit rating of the FAPS, of the 60-day "AA" Composite Commercial Paper Rate or the Reference Rate, which rate is the Composite Commercial Paper Rate or the Treasury Rate, as appropriate for the length of each Short-Term or Long-Term Dividend Period, respectively. If the Corporation fails to pay the full amount of any dividend or redemption, each dividend period thereafter (until auctions are resumed) will be a Short-Term Dividend Period and the dividend rate will be 250% of the 60-day "AA" Composite Commercial Paper Rate; additional dividends will accrue for the balance of any Long-Term Dividend Period in which such a failure to pay occurs. No dividends other than dividends payable in junior stock, such as common stock, may be paid on common stock until full cumulative dividends on the FAPS have been paid. The average rate for this issue as declared during 2002 was 1.88%. The shares of FAPS are redeemable at the option of the Corporation, in whole or in part, at $100,000 per share plus accrued and unpaid dividends.

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

Common Stock. An analysis of changes in the number of shares of common stock outstanding follows:

                                        2002         2001         2000
          ------------------------------------------------------------
          Balance at January 1. 221,647,260  222,232,395  222,161,934
          Employee Benefit
           Plans:..............
            Incentive Plan and
             Awards............     733,552      598,940      490,397
            Stock Options
             Exercised.........   1,441,501    1,363,160    2,364,071
            Treasury Stock
             Purchased.........  (3,021,911)  (2,547,235)  (2,784,007)
          ------------------------------------------------------------
          Balance at December
           31.................. 220,800,402  221,647,260  222,232,395

Under the current buyback program, the Corporation may purchase up to 1.6 million additional shares after December 31, 2002. The repurchased shares would be used primarily for management incentive plans and other corporate purposes.

                                    [GRAPHIC]

                          72 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


12. Accumulated Other Comprehensive Income--The following table summarizes the components of Accumulated Other Comprehensive Income at December 31, 2002, 2001 and 2000, and changes during the years then ended, presented on an after-tax basis.

December 31, 2002                                                              Period Change
--------------------------------------------------------------------------------------------------------------
                                                              Beginning    Before
                                                               Balance      Tax                Ending Balance
(In Millions)                                                (Net of Tax)  Amount  Tax Effect   (Net of Tax)
--------------------------------------------------------------------------------------------------------------
Unrealized Gains (Losses) on Securities Available for Sale..       $  (.1) $  9.5       $(3.6)         $  5.8
Less: Reclassification Adjustments..........................            -      .2        (.1 )             .1
--------------------------------------------------------------------------------------------------------------
  Net Unrealized Gains (Losses) on Securities Available for
   Sale.....................................................          (.1)    9.3        (3.5)            5.7

Unrealized Gains (Losses) on Cash Flow Hedge
 Designations...............................................          1.5    15.2        (5.8)           10.9
Less: Reclassification Adjustments..........................            -     8.2        (3.1)            5.1
--------------------------------------------------------------------------------------------------------------
  Net Unrealized Gains (Losses) on Cash Flow Hedge
   Designations.............................................          1.5     7.0        (2.7)            5.8

Foreign Currency Translation Adjustments....................         (.2 )   (.4 )         .2            (.4 )
Minimum Pension Liability...................................         (3.6)   (.7 )         .3            (4.0)
--------------------------------------------------------------------------------------------------------------
Accumulated Other Comprehensive Income......................       $ (2.4) $ 15.2       $(5.7)         $  7.1

December 31, 2001                                                              Period Change
--------------------------------------------------------------------------------------------------------------
                                                              Beginning    Before
                                                               Balance      Tax                Ending Balance
(In Millions)                                                (Net of Tax)  Amount  Tax Effect   (Net of Tax)
--------------------------------------------------------------------------------------------------------------
Unrealized Gains (Losses) on Securities Available for Sale..       $  (.9) $  1.5       $ (.7)         $  (.1)
Less: Reclassification Adjustments..........................            -       -           -               -
--------------------------------------------------------------------------------------------------------------
  Net Unrealized Gains (Losses) on Securities Available for
   Sale.....................................................          (.9)    1.5         (.7)           (.1 )

Unrealized Gains (Losses) on Cash Flow Hedge Designations               -      .8         (.3)             .5
Less: Reclassification Adjustments..........................            -   (2.0 )         .8            (1.2)
Cumulative Effect of Adopting SFAS No. 133..................            -    (.3 )         .1            (.2 )
--------------------------------------------------------------------------------------------------------------
  Net Unrealized Gains (Losses) on Cash Flow Hedge
    Designations                                                        -     2.5        (1.0)            1.5

Foreign Currency Translation Adjustments....................            -    (.3 )         .1            (.2 )
Minimum Pension Liability...................................        (12.3)   14.0        (5.3)           (3.6)
--------------------------------------------------------------------------------------------------------------
Accumulated Other Comprehensive Income......................       $(13.2) $ 17.7       $(6.9)         $ (2.4)

December 31, 2000                                                              Period Change
--------------------------------------------------------------------------------------------------------------
                                                              Beginning    Before
                                                               Balance      Tax                Ending Balance
(In Millions)                                                (Net of Tax)  Amount  Tax Effect   (Net of Tax)
--------------------------------------------------------------------------------------------------------------
Unrealized Gains (Losses) on Securities Available for Sale..       $ (2.4) $  2.8       $(1.2)         $  (.8)
Less: Reclassification Adjustments..........................            -      .2        (.1 )             .1
--------------------------------------------------------------------------------------------------------------
  Net Unrealized Gains (Losses) on Securities Available for
   Sale.....................................................         (2.4)    2.6        (1.1)            (.9)

Minimum Pension Liability...................................        (10.7)   (2.6)        1.0           (12.3)
--------------------------------------------------------------------------------------------------------------
Accumulated Other Comprehensive Income......................       $(13.1) $    -       $ (.1)         $(13.2)

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 73

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


13. Income Taxes--The table below reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

               (In Millions)                 2002    2001    2000
               --------------------------------------------------
               Tax at Statutory Rate..... $234.1  $256.2  $255.5
               Tax Exempt Income.........  (11.1)   (9.5)   (9.4)
               State Taxes, net..........   13.1     9.5     6.1
               Other.....................  (14.2)  (11.8)   (7.2)
               --------------------------------------------------
               Provision for Income Taxes $221.9  $244.4  $245.0

   The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

                (In Millions)                2002   2001    2000
                ------------------------------------------------
                Current Tax Provision:....
                  Federal................. $ 93.5 $ 81.1 $118.9
                  State...................    7.7    7.3   10.3
                  Foreign.................   25.1   26.5   27.4
                ------------------------------------------------
                  Total...................  126.3  114.9  156.6
                ------------------------------------------------
                Deferred Tax Provision:...
                  Federal.................   83.2  122.1   89.3
                  State...................   12.4    7.4    (.9)
                ------------------------------------------------
                  Total...................   95.6  129.5   88.4
                ------------------------------------------------
                Provision for Income Taxes $221.9 $244.4 $245.0

   In addition to the amounts shown in the above tables, tax liabilities or (benefits) have been recorded directly to stockholders' equity for the following items:

          (In Millions)                                  2002     2001
          ------------------------------------------------------------
          Current Tax Benefit for Employee Stock
           Options and Other Employee Benefit
           Plans.................................... $ (16.9) $ (26.6)
          Deferred Tax Effect of Other Comprehensive
           Income...................................     5.7      6.9

   Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

                                                     December 31
              ---------------------------------------------------
              (In Millions)                           2002   2001
              ---------------------------------------------------
              Deferred Tax Liabilities:............
                Lease Financing.................... $537.7 $470.6
                Software Development...............   99.8   84.8
                Accumulated Depreciation...........   36.0   29.3
                State Taxes, net...................   30.7   20.0
                Other Liabilities..................   16.4    8.6
              ---------------------------------------------------
              Gross Deferred Tax Liabilities.......  720.6  613.3
              ---------------------------------------------------
              Deferred Tax Assets:.................
                Reserve for Credit Losses..........   61.1   56.6
                Compensation and Benefits..........   29.4   35.9
                Other Assets.......................   32.4   21.0
              ---------------------------------------------------
              Gross Deferred Tax Assets............  122.9  113.5
              ---------------------------------------------------
              Valuation Reserve....................      -      -
              Deferred Tax Assets, net of Valuation
               Reserve.............................  122.9  113.5
              ---------------------------------------------------
              Net Deferred Tax Liabilities......... $597.7 $499.8

   No valuation allowance related to deferred tax assets has been recorded at December 31, 2002 and 2001 as management believes it is more likely than not that the deferred tax assets will be fully realized.
   At December 31, 2002, Northern Trust had federal net operating loss carryforwards of $.5 million resulting from the acquisition of businesses that had existing net operating loss carryforwards. These carryforwards are available to reduce future tax return liabilities and if not used, will begin to expire in 2011. In addition, Northern Trust had state net operating loss and tax credit carryforwards of $496.3 million and $.6 million, respectively. State net operating loss carryforwards of $3.3 million will expire in 2005, $2.9 million in 2006 and the remainder from 2018 through 2021. The state tax credits will expire in 2003 through 2007. The carryforwards are subject to various limitations imposed by tax laws.



                                    [GRAPHIC]

                          74 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

14. Net Income Per Common Share Computations--The computation of net income per common share is presented below.

($ In Millions Except Per Share Information)            2002          2001          2000
----------------------------------------------------------------------------------------
Basic Net Income Per Common Share.............
Reported Net Income........................... $      447.1  $      487.5  $      485.1
Less: Dividends on Preferred Stock............         (2.2)         (4.1)         (5.7)
Add Back: Goodwill Amortization, After Tax....            -           8.0           7.6
----------------------------------------------------------------------------------------
Adjusted Net Income Applicable to Common Stock $      444.9  $      491.4  $      487.0
Average Number of Common Shares Outstanding...  220,552,132   221,425,584   220,961,477
Reported Basic Net Income Per Common Share.... $       2.02  $       2.18  $       2.17
Goodwill Amortization, After Tax..............            -           .04           .03
----------------------------------------------------------------------------------------
Adjusted Basic Net Income Per Common Share.... $       2.02  $       2.22  $       2.20
----------------------------------------------------------------------------------------
Diluted Net Income Per Common Share...........
Reported Net Income Applicable to Common Stock $      444.9  $      483.4  $      479.4
Add Back: Goodwill Amortization, After Tax....            -           8.0           7.6
----------------------------------------------------------------------------------------
Adjusted Net Income Applicable to Common Stock $      444.9  $      491.4  $      487.0
Average Number of Common Shares Outstanding...  220,552,132   221,425,584   220,961,477
Plus: Dilutive Potential Common Shares........
  Stock Options...............................    3,261,214     5,310,288     7,181,145
  Stock Incentive Plans (Note 24).............    2,021,031     2,235,466     2,470,689
----------------------------------------------------------------------------------------
Average Common and Potential Common Shares....  225,834,377   228,971,338   230,613,311
Reported Diluted Net Income Per Common Share.. $       1.97  $       2.11  $       2.08
Goodwill Amortization, After Tax..............            -           .04           .03
----------------------------------------------------------------------------------------
Adjusted Diluted Net Income Per Common Share.. $       1.97  $       2.15  $       2.11

15. Restrictions on Subsidiary Dividends and Loans or Advances--Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation's banking subsidiaries in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation's banking subsidiaries, without regulatory approval, could declare dividends during 2003 equal to their 2003 eligible net profits (as defined) plus $378.9 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.
   State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary's capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

16. Other Operating Income--Other operating income in 2002 included gains of $8.5 million from the sale of leased equipment at the end of the scheduled lease terms. Other operating income in 2002 was reduced by a $15.0 million write-off of an equity investment in myCFO, Inc., a $4.8 million write-off of an equity investment in Global Straight Through Processing Association and a $4.6 million write-off of the residual value of an aircraft leased to United Airlines. In 2001 and 2000, nonrecurring gains totaled $9.2 million and $4.5 million, respectively.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 75

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

17. Net Interest Income--The components of net interest income were as follows:

(In Millions)                                                                     2002     2001     2000
--------------------------------------------------------------------------------------------------------
Interest Income..............................................................
  Loans and Leases........................................................... $  861.5 $1,077.7 $1,154.6
  Securities-Taxable.........................................................    128.6    352.7    580.6
        -Non-Taxable                                                              31.6     26.2     26.1
  Time Deposits with Banks...................................................    203.9    194.3    206.0
  Federal Funds Sold and Securities Purchased under Agreements to Resell and
   Other.....................................................................     12.7     30.6     43.8
--------------------------------------------------------------------------------------------------------
Total Interest Income........................................................  1,238.3  1,681.5  2,011.1
--------------------------------------------------------------------------------------------------------
Interest Expense.............................................................
  Deposits...................................................................    316.9    645.9    830.3
  Federal Funds Purchased....................................................     68.4    109.8    167.8
  Securities Sold under Agreements to Repurchase.............................     20.4     58.0     91.8
  Commercial Paper...........................................................      2.5      5.6      8.8
  Other Borrowings...........................................................    138.2    168.6    245.2
  Senior Notes...............................................................     31.1     33.4     34.4
  Long-Term Debt.............................................................     52.2     51.4     44.8
  Debt-Floating Rate Capital Securities......................................      6.8     13.5     19.4
--------------------------------------------------------------------------------------------------------
Total Interest Expense.......................................................    636.5  1,086.2  1,442.5
--------------------------------------------------------------------------------------------------------
Net Interest Income.......................................................... $  601.8 $  595.3 $  568.6

18. Other Operating Expenses--The components of other operating expenses were as follows:

                (In Millions)                2002   2001   2000
                -----------------------------------------------
                Outside Services Purchased $189.1 $162.1 $151.7
                Software Amortization.....   75.0   69.9   61.3
                Business Promotion........   42.7   41.6   47.0
                Other Intangibles
                 Amortization.............    6.6    6.6    6.2
                Goodwill Amortization.....      -    9.9    9.4
                Other Expenses............  126.1  125.4  147.3
                -----------------------------------------------
                Total Other Operating
                 Expenses................. $439.5 $415.5 $422.9

   Software, goodwill and other intangible assets are included in other assets in the consolidated balance sheet. Software totaled $371.1 million at December 31, 2002 and $329.8 million at December 31, 2001. Goodwill totaled $90.1 million at both December 31, 2002 and December 31, 2001. Other intangibles totaled $28.5 million at December 31, 2002 and $35.2 million at December 31, 2001.

19. Employee Benefits--Pension. A noncontributory qualified pension plan covers substantially all employees. Assets held by the plan consist primarily of listed stocks and corporate bonds.
   Effective January 1, 2002, the pension formula was changed from a traditional final average pay formula to what is generally known as a pension equity formula. All employees hired on or after June 1, 2001 are required to have their pension computed under the pension equity formula. All employees hired before June 1, 2001 (and continually active throughout 2001) were entitled to a one-time pension election to either remain with the traditional pension plan formula or change to the new pension equity formula for accruals after December 31, 2001. Although these changes are expected to reduce the long-term cost of the plan, for the next several years it is estimated that the plan change will increase the annual service cost by approximately $.5 million.
   Northern Trust also maintains a noncontributory nonqualified pension plan for participants whose retirement benefit payments under the qualified plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a "Rabbi" Trust, to fund benefits in excess of those permitted in certain of its qualified plans. The primary purpose of the trust is to fund nonqualified retirement benefits. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. The assets remain subject to the claims of creditors and are not the property of the employees. Therefore, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet.

                                    [GRAPHIC]

                          76 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


   The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 2002 and 2001. Prior service costs are being amortized on a straight-line basis over the average future-working lifetime of the eligible participants at the time of the plan change. As of January 1, 2002, the average future-working lifetime of the eligible participants is 11.3 years.

Plan Status
--------------------------------------------------------------------------------

                                                Qualified       Nonqualified
                                                  Plan            Plan
    ---------------------------------------------------------------------------
                                                      September 30
    ---------------------------------------------------------------------------
    ($ In Millions)                             2002    2001    2002      2001
    ---------------------------------------------------------------------------
    Accumulated Benefit Obligation.......... $245.1  $202.8  $ 29.0    $ 26.4
    ---------------------------------------------------------------------------
    Projected Benefit.......................  291.5   242.9    50.9      46.0
    Plan Assets at Fair Value...............  246.8   298.1       -         -
    ---------------------------------------------------------------------------
    Plan Assets In Excess of (Less Than)
     Projected Benefit Obligations..........  (44.7)   55.2   (50.9)    (46.0)
    Unrecognized Net Liability..............      -      .2       -         -
    Unrecognized Net Loss...................  116.5    19.4    32.7      30.3
    Unrecognized Prior Service Cost
     (Benefit)..............................    2.4     2.5    (2.6)     (3.0)
    Valuation Adjustment....................      -     (.1)      -         -
    ---------------------------------------------------------------------------
    Prepaid (Accrued) Pension
     Expense at September 30................   74.2    77.2   (20.8)    (18.7)
    Net Funding October to December.........    5.0     (.7)   (1.6)     (1.9)
    Additional Minimum Liability at
     December 31............................      -       -    (6.4)     (5.7)
    ---------------------------------------------------------------------------
    Prepaid (Accrued) Pension Expense
     at December 31......................... $ 79.2  $ 76.5  $(28.8)   $(26.3)
    ---------------------------------------------------------------------------
    Assumptions:............................
     Discount Rates.........................   6.75%   7.50%   5.50%     6.00%
     Rate of Increase in Compensation Level*   3.60    5.00    3.60      5.00
     Expected Long- Term Rate of Return on
       Assets...............................   8.75    9.00     N/A       N/A

   *The 140 basis point reduction in the compensation rate assumption, includes a 75 basis point reduction to 4.25% for inflation and an additional 65 basis point reduction due to the temporary effect of modifying the pension plan compensation scale assumption for a three year period.

Net Periodic Pension Expense
--------------------------------------------------------------------------------

                                        Qualified        Nonqualified
                                          Plan               Plan
             ---------------------------------------------------------
             (In Millions)              2002     2001     2002    2001
             ---------------------------------------------------------
             Service Cost........... $ 12.5   $ 13.1   $  1.9  $  2.0
             Interest Cost..........   18.6     17.8      2.8     3.0
             Expected Return on
              Plan Assets...........  (28.2)   (27.9)     N/A     N/A
             Amortization:..........
               Net Loss.............      -        -      2.6     3.1
               Prior Service Cost
                (Benefit)...........     .1      (.2)     (.3)    (.3)
             ---------------------------------------------------------
             Net Periodic Pension
              Expense............... $  3.0   $  2.8   $  7.0  $  7.8

             Change in Benefit Obligation
             ------------------------------------------
                                        Qualified        Nonqualified
                                          Plan               Plan
             ---------------------------------------------------------
             (In Millions)              2002     2001     2002    2001
             ---------------------------------------------------------
             Beginning
              Balance............... $242.9   $216.7   $ 46.0  $ 48.8
             Service Cost...........   12.5     13.1      1.9     2.0
             Interest Cost..........   18.6     17.8      2.8     3.0
             Actuarial (Gain)
              Loss..................   50.2     24.5      5.2    (2.5)
             Benefits Paid..........  (32.7)   (33.0)    (5.0)   (5.3)
             Plan Change............      -      3.8        -       -
             ---------------------------------------------------------
             Ending Balance......... $291.5   $242.9   $ 50.9  $ 46.0

             Change in Qualified Plan Assets
             ------------------------------------------
             (In Millions)                                2002    2001
             ---------------------------------------------------------
             Fair Value of Assets at Beginning of Plan
              Year.................................... $298.1  $372.0
             Actual Return on Assets..................  (18.6)  (55.8)
             Employer Contribution....................      -    14.9
             Benefits Paid............................  (32.7)  (33.0)
             ---------------------------------------------------------
             Fair Value of Assets at End of Plan
              Year.................................... $246.8  $298.1

   Pension expense for 2000 was $4.5 million and $6.4 million for the qualified and nonqualified plans, respectively.
   Total assets in the "Rabbi" Trust related to the nonqualified pension plan at December 31, 2002 and 2001 amounted to $31.6 million and $31.1 million, respectively.
   A defined benefit and a defined contribution plan are maintained for the London Branch employees. At December 31, 2002, the fair value of assets and the projected benefit obligation of the defined benefit plan totaled $18.7 million and $21.4 million, respectively. At December 31, 2001, the fair value of assets and the projected benefit obligation were $16.4 million and $17.3 million, respectively. Pension expense for 2002, 2001 and 2000 was $3.3 million, $3.4 million and $2.2 million, respectively.

Thrift Incentive Plan. The Corporation and its subsidiaries have a defined contribution Thrift Incentive Plan covering substantially all employees. One half of the Corporation's

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 77

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

matching contribution is contingent upon meeting a predefined earnings target for the year. In 2002, 2001 and 2000, the corporate contribution equaled approximately 4% of an employee's salary. The estimated contribution to this plan is charged to employee benefits and totaled $16.3 million in 2002, $15.0 million in 2001 and $13.5 million in 2000.

Employee Stock Ownership Plan (ESOP). A leveraged ESOP in which substantially all employees of Northern Trust are eligible to participate was established in 1989. All of the original 18 million shares in the ESOP Trust have been allocated and all ESOP-related debt had been repaid as of December 31, 2001. In 2002, the corporate contribution to the ESOP was equal to 2% of an employee's salary. Beginning in 2003, the corporate contribution will be equal to 1% of an employee's salary. This amount can be increased by up to an additional 3% if corporate performance exceeds a predetermined earnings target.
   The following table presents information related to the ESOP as well as similar plans.

              (In Millions)                              2002 2001
              ----------------------------------------------------
              Total ESOP Compensation Expense........... $9.9 $6.1
              Dividends and Interest on Unallocated ESOP
               Shares Used for Debt Service.............    -   .7

Other Postretirement Benefits. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring at age 55 or older under the provisions of The Northern Trust Company Pension Plan who have attained 15 years of service are eligible for postretirement health care coverage. For retirees under age 65, these benefits are provided through an indemnity plan, subject to deductibles, co-payment provisions and other limitations, through health maintenance organizations or through a catastrophic health plan. For retirees over age 65, benefits are provided through various Medigap option plans, a prescription drug plan or through a health maintenance organization. Effective January 1, 2003, the cost of this benefit will not be subsidized by Northern Trust for new employee hires or employees who are under age 40 at December 31, 2002. However, these individuals, as well as employees who terminate at 55 or older with 5-14 years of service, will have access to certain retiree medical plan options. This plan change reduced the postretirement benefit obligation by $1.5 million at December 31, 2002. The provisions of this plan may be changed further at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.
   The following tables set forth the plan status at December 31 and the net periodic postretirement benefit cost of the domestic postretirement health care plan for 2002 and 2001. The transition obligation at January 1, 1993 is being amortized to expense over a twenty-year period.

Plan Status
--------------------------------------------------------------------------------

           (In Millions)                                2002    2001
           ---------------------------------------------------------
           Accumulated Postretirement Benefit
            Obligation (APBO) Measured at September
            30:....................................
             Retirees and Dependents...............  $ 20.2  $ 17.3
             Actives Eligible for Benefits.........     5.9     4.0
             Actives Not Yet Eligible..............    16.5    13.3
           ---------------------------------------------------------
           Total APBO..............................    42.6    34.6
             Unamortized Transition Obligation.....   (5.8 )  (6.4 )
             Unrecognized Net Loss.................   (11.9)  (3.7 )
             Prior Service Cost....................     1.2    (.3 )
           ---------------------------------------------------------
           Net Postretirement Benefit Liability.... $  26.1  $ 24.2

           Net Periodic Postretirement Benefit Expense
           ------------------------------------------
           (In Millions)                                2002    2001
           ---------------------------------------------------------
           Service Cost............................ $   1.3  $  1.0
           Interest Cost...........................     2.6     2.4
           Amortization-Transition Obligation......      .6      .6
           ---------------------------------------------------------
           Net Periodic Postretirement Benefit
            Expense................................ $   4.5  $  4.0

           Change in Postretirement Benefit Obligation
           ------------------------------------------
           (In Millions)                                2002    2001
           ---------------------------------------------------------
           Beginning Balance....................... $  34.6  $ 30.0
           Service Cost............................     1.3     1.0
           Interest Cost...........................     2.6     2.4
           Actuarial Loss..........................     8.2     4.0
           Benefits Paid...........................    (2.6)   (2.8)
           Plan Change.............................    (1.5)      -
           ---------------------------------------------------------
           Ending Balance.......................... $  42.6  $ 34.6

   Postretirement health care expense for 2000 was $3.8 million.
   The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75% at December 31, 2002 and 7.5% at December 31, 2001. For measurement purposes, an 8.5% annual increase in the cost of covered health care benefits was assumed for 2003. This rate is assumed to decrease to 5.5% in 2005 and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

                                                  1-Percentage   1-Percentage
                                                  Point           Point
             (In Millions)                        Increase       Decrease
             ------------------------------------------------------------------
             Effect on Total Service and Interest
              Cost Components....................         $.1           $(.1)
             Effect on Postretirement Benefit
              Obligation.........................          .6            (.6)

                                    [GRAPHIC]

                          78 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


20. Contingent Liabilities--Because of the nature of its activities, Northern Trust is subject to pending and threatened legal actions that arise in the normal course of business. Management cannot estimate the specific possible loss or range of loss that may result from these proceedings since it is not possible to formulate a meaningful opinion as to the range of possible outcomes and plaintiffs' ultimate damage claims. In the judgment of management, after consultation with legal counsel, none of the Corporation's litigation to which the Corporation or any of its subsidiaries is a party, including the matters described below, will have a material effect, either individually or in the aggregate, on the Corporation's consolidated financial position or results of operations.
   One subsidiary of the Corporation has been named as a defendant in several Enron-related class action suits that have been consolidated under a single complaint in the Federal District Court for the Southern District of Texas (Houston). Individual participants in the employee pension benefit plans sponsored by Enron Corp. sued various corporate entities and individuals, including the Bank, in its capacity as the former trustee of the Enron Corp. Savings Plan and former service-provider for the Enron Corp. Employee Stock Ownership Plan. The actions make claims, inter alia, for breach of fiduciary duty to the plan participants, and seek equitable relief and monetary damages in an unspecified amount against the defendants. The Corporation and the Bank intend to defend these actions vigorously. In addition, the U.S. Department of Labor is conducting an investigation of the individuals and entities connected with Enron Corp.'s ERISA plans, including, as to the Corporation, the Bank and Northern Trust Retirement Consulting, L.L.C. Based upon the information developed to date and recognizing that the outcome of complex litigation and related matters is uncertain, management believes these matters will be resolved without material impact on the Corporation's consolidated financial position or results of operations.

21. Off-Balance Sheet and Derivative Financial Instruments--Commitments and Letters of Credit. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client defaults. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.
       Commitments and letters of credit consist of the following:
       Legally Binding Commitments to Extend Credit generally have fixed expiration dates or other termination clauses. Since a significant portion of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future loans or liquidity requirements.
       Bankers Acceptances obligate Northern Trust, in the event of default by the counterparty, to reimburse the holder of the acceptance.
       Commercial Letters of Credit are instruments issued by Northern Trust on behalf of its clients that authorize a third party (the beneficiary) to draw drafts up to a stipulated amount under the specified terms and conditions of the agreement. Commercial letters of credit are issued primarily to facilitate international trade.
       Standby Letters of Credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions. Certain standby letters of credit have been secured with cash deposits or participated to others. Northern Trust is obligated to meet the entire financial obligation of these agreements and in certain cases is able to recover the amounts paid through recourse against cash deposits or other participants.
       The following table shows the contractual amounts of commitments and letters of credit.

Commitments and Letters of Credit
--------------------------------------------------------------------------------

                                                     December 31
           ---------------------------------------------------------
           (In Millions)                              2002      2001
           ---------------------------------------------------------
           Legally Binding Commitments to Extend
            Credit*............................. $17,183.6 $16,358.5
           Commercial Letters of Credit.........      49.5      71.8
           ---------------------------------------------------------
           Standby Letters of Credit:...........
             Corporate..........................     683.8     594.0
             Industrial Revenue.................   1,353.1   1,295.7
             Other..............................     491.7     584.0
           ---------------------------------------------------------
           Total Standby Letters of Credit**     $ 2,528.6 $ 2,473.7

   *These amounts exclude $470.4 million and $331.1 million of commitments participated to others at December 31, 2002 and 2001, respectively.
   **These amounts include $256.3 million and $215.5 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2002 and 2001, respectively. The weighted average maturity of standby letters of credit was 20 months at December 31, 2002 and 18 months at December 31, 2001.


                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 79

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


Derivative Financial Instruments. These instruments include foreign exchange contracts, foreign currency and interest rate futures contracts, and various interest risk management instruments.
   Northern Trust is a party to various derivative financial instruments that are used in the normal course of business to meet the risk management needs of its clients; as part of its trading activity for its own account; and as part of its asset/liability management activities. The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits for risk management positions, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and by using hedging techniques. When establishing position limits, market liquidity and volatility, as well as experience in each market, are all taken into account.
   The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the gross unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the lives of the instruments as interest or foreign exchange rates fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.
   Risk management instruments include:
   Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange risk management needs of clients. Foreign exchange contracts are also used for trading purposes and asset/liability management.
   Foreign Currency and Interest Rate Futures Contracts are agreements for delayed delivery of foreign currency, securities or money market instruments in which the buyer agrees to take delivery at a specified future date of a specified currency, security, or instrument, at a specified price or yield. All of Northern Trust's futures contracts are traded on organized exchanges that require the daily settlement of changes in the value of the contracts. Futures contracts are utilized in trading activities and asset/ liability management to limit Northern Trust's exposure to unfavorable fluctuations in foreign exchange rates or interest rates.
   Interest Rate Protection Contracts are agreements that enable clients to transfer, modify or reduce their interest rate risk. As a seller of interest rate protection, Northern Trust receives a fee at the outset of the agreement and then assumes the risk of an unfavorable change in interest rates. Northern Trust also purchases interest rate protection contracts for asset/liability management.
   Interest Rate Swap Contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts.
   Forward Sale Contracts represent commitments to sell a specified amount of securities at an agreed upon date and price. Northern Trust utilizes forward sale contracts principally in connection with its sale of mortgage loans.
   Exchange-Traded Option Contracts grant the buyer the right, but not the obligation, to purchase or sell at a specified price, a stated number of units of an underlying financial instrument, at a future date.
   The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional amount, and is shown as the asset amounts in the Fair Value of Off-Balance Sheet and Derivative Financial Instruments table on page 83.

Risk Management Instruments
--------------------------------------------------------------------------------

                                                     Contractual/
                                                     Notional Amounts
                                                      December 31
          --------------------------------------------------------------
          (In Millions)                                2002        2001
          --------------------------------------------------------------
          Asset/Liability Management:............
            Foreign Exchange Contracts........... $   170.9   $   387.9
            Interest Rate Protection Contracts
             Purchased...........................       3.5          --
            Interest Rate Futures Contracts Sold.       1.7         1.7
            Interest Rate Swap Contracts.........     519.6       400.0
            Forward Sale Contracts...............      15.4        14.9
          Client-Related and Trading:............
            Foreign Exchange Contracts...........  15,547.7    14,884.3
            Interest Rate Protection Contracts...
              Purchased..........................      12.7         2.3
              Sold...............................      12.7         2.3
            Interest Rate Swap Contracts.........      94.8       123.9

                                   [GRAPHIC]

                          80 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


Derivative Financial Instruments Used for Asset/ Liability Management. Northern Trust adopted SFAS No. 133 and its related amendments on January 1, 2001. In reviewing the accounting requirements of these statements, Northern Trust concluded that certain hedge strategies previously used to manage fixed interest rate risk would not qualify for special hedge accounting treatment. Management implemented alternative strategies for managing interest rate risk that included the termination and run-off of certain interest rate swap contracts used to hedge fixed rate loans and increased utilization of longer-term fixed rate liabilities. The cumulative effect of adopting these statements increased earnings by less than $10 thousand and reduced other comprehensive income by $.2 million.
   Deferred gains and losses on derivative financial instruments used for asset/liability management purposes prior to adoption of SFAS No. 133 and included in the consolidated balance sheet at year-end 2002 totaled $10.3 million and $1.4 million, respectively. Deferred gains and losses at year-end 2001 totaled $14.7 million and $3.4 million, respectively.
   Fair Value Hedge Designations. Northern Trust may designate certain derivatives as hedges of specific fixed rate assets or liabilities on its balance sheet. The risk management policy for such hedges is to reduce or eliminate the exposure to changes in the value of the hedged assets or liabilities due to a specified risk. As of December 31, 2002, certain interest rate swaps were designated and qualified as a hedge against changes in LIBOR interest rates for specific fixed rate agency and asset-backed securities. There was no hedge ineffectiveness through December 31, 2002.
   Cash Flow Hedge Designations. Certain derivatives may be designated as hedges against exposure to variability in expected future cash flows attributable to particular risks, such as fluctuations in foreign exchange or interest rates. Northern Trust currently uses cash flow hedges to reduce or eliminate the exposure to changes in foreign exchange and LIBOR interest rates. As of December 31, 2002, certain forward foreign exchange contracts were designated and qualified as hedges against changes in certain forecasted transactions denominated in foreign currencies. It is estimated that a net gain of $3.6 million will be reclassified into earnings within the next 12 months. The maximum length of time over which these hedges will exist is 13 months. Hedge ineffectiveness was negligible through December 31, 2002.
   As of December 31, 2002, interest rate swaps were designated and qualified as hedges against variability in interest cash flows due to changes in LIBOR interest rates for specific time deposits with banks. It is estimated that $2.4 million of net gains associated with these hedges will be reclassified into earnings within the next 12 months. The maximum length of time over which these hedges will exist is approximately 12 months. There was no hedge ineffectiveness through December 31, 2002.
   Net Investment Hedge Designations. Northern Trust has designated specific forward foreign currency contracts as hedges against foreign currency exposure for net investments in foreign affiliates. For the year ended December 31, 2002, a net loss of $.8 million was recorded within foreign currency translation adjustments, a component of capital.
   Other Derivatives not Designated as Hedges. Forward foreign exchange contracts were used to reduce exposure to fluctuations in the dollar value of capital investments in foreign subsidiaries and from foreign currency assets and obligations. Realized and unrealized gains and losses on such contracts are recognized as a component of foreign exchange trading profits.

Client and Trading-Related Derivative Financial Instruments. Net revenue associated with client and trading-related interest rate derivative financial instruments totaled $.1 million, $.2 million, and $.7 million during 2002, 2001, and 2000, respectively. The majority of these revenues are related to interest rate swaps and interest rate protection agreements.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2002 and 2001 subject to indemnification was $49.2 billion and $48.0 billion, respectively. Because of the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.
   The Bank is a participating member of various cash, securities and foreign exchange clearing and settlement organizations such as The Depository Trust Company in New York. It participates in these organizations on behalf of its clients and on behalf of itself as a result of its own investment and trading activities. A wide variety of cash and securities transactions are settled through these organizations, including those involving

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 81

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

obligations of states and political subdivisions, asset-backed securities, commercial paper, dollar placements and securities issued by the Government National Mortgage Association.
   As a result of its participation in cash, securities and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization's membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2002 and 2001 was $48 million and $23 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust and its clients.

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


                                    [GRAPHIC]

                          82 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


   Fair Values of On-Balance Sheet Financial Instruments. The following table summarizes the fair values of on-balance sheet financial instruments.

                                            December 31
           ----------------------------------------------------------
                                     2002                2001
           ----------------------------------------------------------
                                Book      Fair      Book      Fair
           (In Millions)        Value     Value     Value     Value
           ----------------------------------------------------------
           Assets
           Cash and Due from
            Banks............ $ 2,672.2 $ 2,672.2 $ 2,592.3 $ 2,592.3
           Money Market
            Assets...........   9,332.3   9,332.3  10,546.0  10,546.0
           Securities:.......
             Available for
              Sale...........   5,681.2   5,681.2   5,648.6   5,648.6
             Held to
              Maturity.......     905.0     942.9     663.6     673.1
             Trading
              Account........       7.7       7.7      18.9      18.9
           Loans (excluding
            Leases),.........
             Net of Credit...
             Loss Reserve:...
             Held to
              Maturity.......  16,612.4  16,953.8  16,608.8  16,751.1
             Held for Sale...      14.2      14.6      14.2      14.4
           Acceptance
            Liability........      22.5      22.5       9.7       9.7
           Trust Security
            Settlement
            Receivables......     608.5     608.5     571.4     571.4
           Liabilities
           Deposits:.........
             Demand, Savings
              and Money
              Market.........  13,704.0  13,704.0  13,918.6  13,918.6
             Savings
              Certificates,
              Other Time
              and Foreign
              Offices
              Time...........  12,358.1  12,396.3  11,100.7  11,129.6
           Federal Funds
            Purchased........   1,672.5   1,672.5     815.5     815.5
           Repurchase
            Agreements.......   1,564.0   1,564.0   1,407.4   1,407.4
           Commercial
            Paper............     143.6     143.6     137.7     137.7
           Other
            Borrowings.......   3,741.0   3,946.8   6,841.2   6,931.5
           Senior Notes......     450.0     480.7     450.0     473.0
           Long-Term Debt....     765.8     855.6     766.8     800.8
           Debt-Floating Rate
            Capital
            Securities.......     267.8     199.8     267.7     227.6
           Liability on
            Acceptances......      22.5      22.5       9.7       9.7

   Fair Values of Off-Balance Sheet and Derivative Financial Instruments. The following table summarizes the fair values of off-balance sheet and derivative financial instruments.

                                                    December 31
                ------------------------------------------------
                                                     2002   2001
                ------------------------------------------------
                                                    Book Value/
                (In Millions)                       Fair Value
                ------------------------------------------------
                Commitments and Letters of Credit:
                  Loan Commitments................ $  8.0 $  9.4
                  Letters of Credit...............     .1     .4
                Asset/Liability Management:.......
                  Foreign Exchange Contracts......
                    Assets........................    8.8    2.6
                    Liabilities...................    3.7    2.8
                  Interest Rate Swap Contracts....
                    Assets........................    4.8    2.9
                    Liabilities...................   11.9    7.1
                  Other Financial Instruments.....
                    Assets........................      -      -
                    Liabilities...................     .2     .1
                Client-Related and Trading:*......
                  Foreign Exchange Contracts......
                    Assets........................ $588.4 $158.9
                    Liabilities...................  588.0  160.9
                  Interest Rate Swap Contracts....
                    Assets........................    2.7    1.8
                    Liabilities...................    2.5    1.9

/*/Assets and liabilities associated with foreign exchange contracts averaged $323.2 million and $321.2 million, respectively, during 2002. Assets and liabilities associated with other client-related and trading account instruments averaged $2.0 million and $1.9 million, respectively, during 2002.

23. Pledged and Restricted Assets--Certain of Northern Trust's subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On December 31, 2002, securities and loans totaling $9.0 billion ($5.1 billion of U.S. Government and agency securities, $686 million of obligations of states and political subdivisions and $3.2 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $6.0 billion. Included in the total pledged assets is the fair value

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 83

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

of $1.4 billion of available for sale securities which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.
   Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2002 and 2001 was $328.6 million and $1.6 billion, respectively. The fair value of repledged collateral as of December 31, 2002 and 2001 was $88.7 million and $1.2 billion, respectively. Repledged collateral was used in other agreements to repurchase securities sold transactions. Deposits maintained at the Federal Reserve Bank to meet reserve requirements averaged $525.4 million in 2002 and $382.2 million in 2001.

24. Stock-Based Compensation Plans--A description of Northern Trust's stock-based compensation is presented below.

2002 Stock Plan. Effective April 16, 2002, the Corporation adopted the Northern Trust Corporation 2002 Stock Plan (the "Plan") to replace the Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan). The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, performance shares and stock units. The total number of shares of the Corporation's common stock authorized for issuance under the Plan is 22,000,000. As of December 31, 2002, shares available for future grant under the plan totaled 18,798,431.

1992 Plan. The 1992 Plan was adopted in 1992 and has been amended on several occasions. The 1992 Plan is administered by the Committee. Directors and key officers of the Corporation or its subsidiaries were eligible to receive awards under the 1992 Plan. Awards under the 1992 Plan included incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, performance shares, and stock units or equivalents. The 1992 Plan expired by its terms on April 30, 2002 and no awards may be granted under the 1992 Plan after that date.
   The following description applies to awards under the Plan and the 1992
Plan, as applicable.
   Stock Options. Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options have a maximum ten-year life and generally vest and become exercisable in six months to three years after the date of grant. In addition, all options may become exercisable upon a "change of control" as defined in the Plan or the 1992 Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.
   Stock and Stock Unit Awards. Stock or stock unit awards can be granted by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock under the terms of the Plan or the 1992 Plan and such other terms and conditions as the Committee deems appropriate.
   Total expense applicable to stock and stock unit awards including dividend equivalents was $13.4 million in 2002, $12.7 million in 2001, and $8.3 million in 2000. In 2002, 2001 and 2000, 256,264 stock units, 292,500 stock units and
374,500 stock units, respectively, were granted with a weighted average grant-date fair value of $50.92, $67.32 and $69.02, respectively. As of December 31, 2002, restricted stock awards and stock units outstanding totaled 1,473,551 shares, of which 277,055 shares are fully vested with distribution deferred. These shares generally vest, subject to continuing employment, over a period of one to nine years.
   Performance Shares. Under the performance share provisions, participants are entitled to have each award credited to an account maintained for them if established performance goals are achieved. Distribution of the award is then made after vesting. The value of shares that have not been distributed is credited to performance share accounts and is shown in stockholders' equity as Common Stock Issuable-Stock Incentive Plans.
   Total compensation expense for performance shares was $10.6 million in 2002, $19.1 million in 2001 and $32.3 million in 2000. As of December 31, 2002, 801,000 shares of stock had been credited to performance share accounts subject to meeting vesting conditions. The last grant of performance shares was in 1998.

                                    [GRAPHIC]

                          84 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


   A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2002, 2001 and 2000 and changes during the years then ended is presented in the table below.

                                                             2002                 2001                 2000
-------------------------------------------------------------------------------------------------------------------
                                                                 Weighted             Weighted             Weighted
                                                                 Average              Average              Average
                                                                 Exercise             Exercise             Exercise
                                                       Shares     Price     Shares     Price     Shares     Price
-------------------------------------------------------------------------------------------------------------------
Options Outstanding, January 1...................... 17,987,455    $41.27 16,701,201    $35.06 15,992,322    $24.96
Granted ($40.08 to $59.44 per share in 2002)........  4,493,524     52.60  2,756,250     67.83  3,113,450     70.53
Exercised ($40.08 to $83.47 per share in 2002)...... (1,441,501)    16.01 (1,363,160)    17.46 (2,364,071)    13.15
Cancelled...........................................   (479,533)    56.37   (106,836)    62.69    (40,500)    49.93
-------------------------------------------------------------------------------------------------------------------
Options Outstanding December 31 ($9.42 to $83.47 per
 share)............................................. 20,559,945    $45.15 17,987,455    $41.27 16,701,201    $35.06
-------------------------------------------------------------------------------------------------------------------
Options Exercisable, December 31.................... 14,523,937    $39.11 12,104,945    $29.98 10,201,385    $20.91

   The following is a summary of outstanding and exercisable options under the Plan and the 1992 Plan at December 31, 2002.

                                            Options Outstanding
  ----------------------------------------------------------------------------
                                                         Weighted     Weighted
                                                         Average      Average
                               Number                   Remaining     Exercise
                             Outstanding Exercisable Contractual Life  Price
  ----------------------------------------------------------------------------
  $9.42 to $20.00 per share.   3,580,996   3,580,996        2.7 years   $13.15
  $20.01 to $35.00 per share   3,821,411   3,821,411        5.0 years    31.74
  $35.01 to $50.00 per share   3,288,450   3,248,119        5.9 years    44.94
  $50.01 to $65.00 per share   4,393,637   1,050,845        9.2 years    53.85
  $65.01 to $83.47 per share   5,475,451   2,822,566        7.6 years    69.82

Director Stock Awards. In January 2000, each non-employee director received a grant of 2,400 stock units under the 1992 Plan, with 800 stock units vesting on election or reelection as a director of the Corporation in each of the years 2000, 2001 and 2002. In January 2003, each non-employee director received a grant of 2,400 stock units under the Plan, with 800 units vesting on election or re-election as a director of the Corporation in each of the years 2003, 2004 and 2005. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units will be made in stock. Distributions of the stock unit account that relate to cash-based compensation will be made in cash based on the fair value of the stock units.

Other Stock-Based Compensation Arrangements. Total compensation expense related to restricted shares granted in conjunction with an acquisition was $2.0 million in 2002, $2.2 million in 2001 and $2.4 million in 2000. As of December 31, 2002, restricted stock outstanding totaled 408,848 shares.

25. Cash-Based Compensation Plans--Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The plans provide for acceleration of benefits in certain circumstances including a change in control. The estimated contributions to these plans are charged to salary expense and totaled $84.8 million in 2002, $99.7 million in 2001 and $139.4 million in 2000.

26. Business Segments and Related Information--Information regarding the Corporation's major business segments is contained in the Results of Operations tables included in the section titled Business Segments beginning on page 40 and is incorporated by reference.
   The operations of Northern Trust are managed on a business unit basis and include components of both domestic and foreign source income and assets. Foreign source income and assets are not separately identified in its internal management reporting system. However, in order to comply with the financial reporting requirements of the Securities and Exchange Commission, Northern Trust is required to disclose foreign

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 85

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

activities based on the domicile of the customer. Due to the complex and integrated nature of its foreign and domestic activities, it is impossible to segregate with precision revenues, expenses and assets between its U.S. and foreign-domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between domestic and international operations as described below.
   Northern Trust's international activities are centered in the global custody, treasury activities, foreign exchange, investment management and commercial banking businesses of the Bank, three overseas branches, one Edge Act subsidiary, foreign subsidiaries located in Canada, United Kingdom, Ireland and Hong Kong, NTGA, and Northern Trust Bank of Florida. Net income from international operations includes the direct net income contributions of foreign branches, foreign subsidiaries and the Edge Act subsidiary. The Bank and Northern Trust Bank of Florida international profit contributions reflect direct salary and other expenses of the business units, plus expense allocations for interest, occupancy, overhead and the provision for credit losses. For purposes of this disclosure, all foreign exchange profits have been allocated to international operations. Interest expense is allocated to international operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to international activities are not significant but, when made, are based on various methods such as time, space and number of employees.
   The table below summarizes international performance based on the domicile of the primary obligor without regard to guarantors or the location of collateral.

Distribution of Total Assets and Operating Performance
--------------------------------------------------------------------------------

                                                  Income
                               Total    Operating Before  Net
                (in Millions)  Assets    Income*  Taxes  Income
                -----------------------------------------------
                2002
                International $ 9,774.7 $  312.5  $148.5 $ 92.6
                Domestic.....  29,703.5  1,826.1   520.5  354.5
                -----------------------------------------------
                Total........ $39,478.2 $2,138.6  $669.0 $447.1
                -----------------------------------------------
                2001
                International $ 8,253.2 $  344.5  $188.5 $117.6
                Domestic.....  31,418.6  1,863.3   543.4  369.9
                -----------------------------------------------
                Total........ $39,671.8 $2,207.8  $731.9 $487.5
                -----------------------------------------------
                2000
                International $ 7,293.9 $  334.9  $174.5 $108.9
                Domestic.....  28,738.7  1,800.9   555.6  376.2
                -----------------------------------------------
                Total........ $36,032.6 $2,135.8  $730.1 $485.1

   *Operating Income is comprised of net interest income and noninterest income.

27. Acquisitions--In May 2000, Northern Trust completed the purchase acquisition of Carl Domino Associates, L.P., a registered investment advisor in West Palm Beach, Florida, for $21 million. Subsequent to acquisition, the company became an operating division of Northern Trust Investments, Inc., known as Northern Trust Value Investors. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost was $15 million of goodwill and $4 million of other intangibles.
   In May 2000, Northern Trust completed the purchase acquisition of Ulster Bank Investment Services Limited (UBIS), the IFSC (International Financial Service Centre) licensed custody and fund administration subsidiary of Ulster Bank Group for $14.3 million. Subsequent to the acquisition, the company was renamed Northern Trust (Ireland) Limited. The transaction was recorded under the purchase method of accounting. Included in the acquisition cost was $4.3 million of goodwill and $4.5 million of other intangibles.
   In January 2003, Northern Trust closed its acquisition of Deutsche Bank AG's global passive equity, enhanced equity and passive fixed income businesses. Under the terms of the agreement, Northern Trust paid approximately $100 million primarily based on assets under management of $44.1 billion. This payment takes into consideration certain assets that are expected to transition during the next several months. Additional payments will also be made, as other assets are transitioned later this year.
   On November 22, 2002, Northern Trust signed a definitive agreement to acquire Legacy South, an Atlanta-based private wealth management firm that services high net worth individuals, families and private foundations. Legacy South, established in 1996, has approximately $300 million of assets under management as of year end. The purchase price is based on the total value of revenues represented by managed assets transferred. The agreement is subject to regulatory approvals and other customary closing conditions, and is expected to close in the first quarter of 2003.

28. Regulatory Capital Requirements--Northern Trust and its subsidiary banks, are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to average assets in order to be classified as "well capitalized." The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not "well capitalized" and obligate the federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not maintain such

                                    [GRAPHIC]

                          86 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements

minimum ratios. Such prompt corrective action could have a direct material effect on a bank's financial statements.
   As of December 31, 2002, each of Northern's subsidiary banks had capital ratios above the level required for classification as a "well capitalized" institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date that management believes have adversely affected the capital categorization of any subsidiary bank for these purposes. The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 2002 exceeded 10% of the consolidated total.

                                                                    Minimum to Qualify as
                                                        Actual      Well Capitalized
-----------------------------------------------------------------------------------------
($ In Millions)                                      Amount Ratio  Amount      Ratio
-----------------------------------------------------------------------------------------
As of December 31, 2002:
  Total Capital to Risk-Weighted Assets.............
    Consolidated.................................... $3,837  14.1% $2,715       10.0%
    The Northern Trust Company......................  2,754  12.7   2,167       10.0
    Northern Trust Bank of Florida N.A..............    368  11.0     335       10.0
  Tier 1 Capital to Risk-Weighted Assets............
    Consolidated....................................  3,023  11.1   1,629        6.0
    The Northern Trust Company......................  2,098   9.7   1,300        6.0
    Northern Trust Bank of Florida N.A..............    349  10.4     201        6.0
  Tier 1 Capital (to Fourth Quarter Average Assets).
    Consolidated....................................  3,023   7.8   1,948        5.0
    The Northern Trust Company......................  2,098   6.6   1,594        5.0
    Northern Trust Bank of Florida N.A..............    349   7.7     225        5.0
As of December 31, 2001:
  Total Capital to Risk-Weighted Assets.............
    Consolidated.................................... $3,677  14.3% $2,580       10.0%
    The Northern Trust Company......................  2,662  12.8   2,079       10.0
    Northern Trust Bank of Florida N.A..............    340  11.0     309       10.0
  Tier 1 Capital to Risk-Weighted Assets............
    Consolidated....................................  2,806  10.9   1,548        6.0
    The Northern Trust Company......................  1,943   9.3   1,248        6.0
    Northern Trust Bank of Florida N.A..............    322  10.4     185        6.0
  Tier 1 Capital (to Fourth Quarter Average Assets).
    Consolidated....................................  2,806   7.9   1,769        5.0
    The Northern Trust Company......................  1,943   6.7   1,440        5.0
    Northern Trust Bank of Florida N.A..............    322   7.7     210        5.0

   Domestic bank regulatory authorities and international bank supervisory organizations, principally the Basel Committee on Banking Supervision (Committee), have proposed for comment and are considering changes to the risk-based capital adequacy framework that could affect the capital guidelines applicable to bank holding companies and banks. In December 2001, the Committee indicated its desire to issue a new consultative package on the new Basel Capital Accord (BCA). In July 2002, the Committee announced its intention to finalize the new BCA in the fourth quarter of 2003, with implementation of the BCA capital adequacy framework by year-end 2006. The Corporation is monitoring the status and progress of the proposed rule and evaluating the potential impact the BCA, if adopted, would have on the financial condition or results of the operations of the Corporation and its banking subsidiaries.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 87

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


29. Northern Trust Corporation (Corporation only)-- Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

Condensed Balance Sheet
--------------------------------------------------------------------------------

                                                     December 31
             ------------------------------------------------------
             (In Millions)                            2002     2001
             ------------------------------------------------------
             Assets..............................
             Cash on Deposit with Subsidiary Bank $     .1 $     .1
             Time Deposits with Banks............    225.9    193.9
             Securities..........................     87.4     90.1
             Investments in Wholly-Owned
              Subsidiaries.......................
               -Bank.............................  2,788.5  2,572.1
               -Nonbank..........................    154.9    134.3
             Loans-Nonbank Subsidiaries..........      6.3     12.8
                -Other                                  .9      1.1
             Buildings and Equipment.............      3.4      6.8
             Other Assets........................    249.2    279.1
             ------------------------------------------------------
             Total Assets........................ $3,516.6 $3,290.3
             ------------------------------------------------------
             Liabilities.........................
             Commercial Paper.................... $  143.6 $  137.7
             Long-Term Debt......................    276.1    276.0
             Other Liabilities...................     97.1    103.1
             ------------------------------------------------------
             Total Liabilities...................    516.8    516.8
             Stockholders' Equity................  2,999.8  2,773.5
             ------------------------------------------------------
             Total Liabilities and Stockholders'
              Equity............................. $3,516.6 $3,290.3

Condensed Statement of Income
--------------------------------------------------------------------------------

                                              For the Year Ended
                                                 December 31,
             -----------------------------------------------------
             (In Millions)                      2002   2001   2000
             -----------------------------------------------------
             Operating Income...............
             Dividends-Bank Subsidiaries.... $234.5  $310.0 $259.7
              -Nonbank
              Subsidiaries..................    8.7     7.9   10.7
             Intercompany Interest and Other
              Charges.......................    3.3     5.8    8.3
             Interest and Other Income......  (13.7)    5.6   10.5
             -----------------------------------------------------
             Total Operating Income.........  232.8   329.3  289.2
             -----------------------------------------------------
             Operating Expenses.............
               Interest Expense.............    9.5    20.3   31.1
               Other Operating Expenses.....    7.1    10.6   16.4
             -----------------------------------------------------
             Total Operating Expenses.......   16.6    30.9   47.5
             -----------------------------------------------------
             Income before Income Taxes and
              Equity in Undistributed Net
              Income of Subsidiaries........  216.2   298.4  241.7
             Benefit for Income Taxes.......   18.4    13.1   16.9
             -----------------------------------------------------
             Income before Equity in
              Undistributed Net Income of
              Subsidiaries..................  234.6   311.5  258.6
             Equity in Undistributed Net
              Income of
              Subsidiaries-Bank.............  206.6   170.7  211.0
              -Nonbank......................    5.9     5.3   15.5
             -----------------------------------------------------
             Net Income..................... $447.1  $487.5 $485.1
             -----------------------------------------------------
             Net Income Applicable to
              Common Stock.................. $444.9  $483.4 $479.4

                                    [GRAPHIC]

                          88 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                   Notes to Consolidated Financial Statements


Condensed Statement of Cash Flows
--------------------------------------------------------------------------------

                                                                      For the Year Ended December 31
----------------------------------------------------------------------------------------------------
(In Millions)                                                             2002       2001      2000
----------------------------------------------------------------------------------------------------
Operating Activities:................................................
Net Income........................................................... $ 447.1    $ 487.5   $ 485.1
Adjustments to Reconcile Net Income to Net Cash Provided by Operating
 Activities:.........................................................
  Equity in Undistributed Net Income of Subsidiaries.................  (212.5)    (176.0)   (226.5)
  (Increase) Decrease in Accrued Income..............................     (.1)        .3        .1
  Decrease in Prepaid Expenses.......................................      .6         .8        .8
  Other, net.........................................................    33.5       46.4      23.5
----------------------------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities..........................   268.6      359.0     283.0
----------------------------------------------------------------------------------------------------
Investing Activities:................................................
  Net (Increase) Decrease in Time Deposits with Banks................   (32.0)     (68.3)     14.0
  Purchases of Securities............................................    (5.9)     (90.3)    (92.6)
  Sales of Securities................................................     8.0       49.7      88.6
  Proceeds from Maturity and Redemption of Securities................       -       59.0       6.5
  Net Increase in Capital Investments in Subsidiaries................   (14.6)     (15.6)    (25.9)
  Net (Increase) Decrease in Loans to Subsidiaries...................     6.5       (3.1)     (1.4)
  Net Decrease in Other Loans........................................      .2        1.0       1.4
  Other, net.........................................................      .5      (19.1)     (1.3)
----------------------------------------------------------------------------------------------------
  Net Cash Used in Investing Activities..............................   (37.3)     (86.7)    (10.7)
----------------------------------------------------------------------------------------------------
Financing Activities:................................................
  Net Increase (Decrease) in Commercial Paper........................     5.9       (4.7)     (2.7)
  Repayment of Long-Term Debt........................................       -      (25.0)        -
  Treasury Stock Purchased...........................................  (139.4)    (152.8)   (191.5)
  Cash Dividends Paid on Common Stock................................  (150.5)    (137.9)   (119.9)
  Cash Dividends Paid on Preferred Stock.............................    (2.3)      (4.4)     (5.9)
  Net Proceeds from Stock Options....................................    19.8       19.7      28.4
  Other, net.........................................................    35.2       32.8      19.3
----------------------------------------------------------------------------------------------------
  Net Cash Used in Financing Activities..............................  (231.3)    (272.3)   (272.3)
----------------------------------------------------------------------------------------------------
Net Change in Cash on Deposit with Subsidiary Bank...................       -          -         -
Cash on Deposit with Subsidiary Bank at Beginning of Year............      .1         .1        .1
----------------------------------------------------------------------------------------------------
Cash on Deposit with Subsidiary Bank at End of Year.................. $    .1    $    .1   $    .1

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 89

                                    [GRAPHIC]

                    Report of Independent Public Accountants

To the Stockholders and Board of Directors of Northern Trust Corporation:
We have audited the accompanying consolidated balance sheet of Northern Trust Corporation (a Delaware corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

                                                                       KPMG LLP

Chicago, Illinois,
January 22, 2003

                                    [GRAPHIC]

                          90 NORTHERN TRUST CORPORATION

                                    [GRAPHIC]

                        Consolidated Financial Statistics


Quarterly Financial Data (unaudited)
--------------------------------------------------------------------------------

Statement of Income                                                     2002                                     2001
-----------------------------------------------------------------------------------------------------------------------------
                                                       Fourth      Third    Second     First    Fourth      Third    Second
($ In Millions Except Per Share Information)           Quarter    Quarter   Quarter   Quarter   Quarter    Quarter   Quarter
------------------------------------------------------------------------------------------------------------------------------
Trust Fees........................................... $   293.0     298.0     319.1     323.0  $   311.3     311.1     325.1
Other Noninterest Income.............................      65.9      72.5      89.1      76.2       83.4      86.8      97.6
Net Interest Income..................................
  Interest Income....................................     304.1     308.1     311.1     315.0      342.3     396.1     449.7
  Interest Expense...................................     152.7     158.2     159.8     165.8      190.5     247.1     303.3
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income..................................     151.4     149.9     151.3     149.2      151.8     149.0     146.4
Provision for Credit Losses..........................       7.5      20.0       5.0       5.0       45.0       5.0      11.5
Noninterest Expenses.................................     360.9     357.2     363.7     350.3      348.2     351.7     360.2
Provision for Income Taxes...........................      45.6      46.8      64.0      65.5       50.9      63.6      66.1
------------------------------------------------------------------------------------------------------------------------------
Net Income........................................... $    96.3      96.4     126.8     127.6  $   102.4     126.6     131.3
------------------------------------------------------------------------------------------------------------------------------
Net Income Applicable to Common
 Stock............................................... $    95.8      95.8     126.2     127.1  $   101.7     125.7     130.2
------------------------------------------------------------------------------------------------------------------------------
Per Common Share.....................................
Net Income-Basic..................................... $     .43       .44       .57       .58  $     .46       .57       .59
      -Diluted                                              .43       .43       .56       .56        .45       .55       .57
------------------------------------------------------------------------------------------------------------------------------
Average Balance Sheet................................
Assets...............................................
Cash and Due from Banks.............................. $ 1,585.1   1,602.1   1,774.3   1,576.2  $ 1,633.3   1,586.2   1,474.2
Money Market Assets..................................   9,261.8   8,272.6   8,728.2   8,962.4    7,825.9   5,726.3   4,511.2
Securities...........................................   8,281.8   6,558.6   6,636.3   7,328.8    6,229.9   7,736.6  10,338.7
Loans and Leases.....................................  17,587.5  17,589.3  17,607.2  17,673.8   17,837.5  17,887.6  17,961.4
Reserve for Credit Losses Assigned to
 Loans...............................................    (160.6)   (156.8)   (153.3)   (153.9)    (152.6)   (151.7)   (154.5)
Other Assets.........................................   2,564.9   2,625.6   2,493.1   2,298.0    2,119.8   2,282.2   2,180.7
------------------------------------------------------------------------------------------------------------------------------
Total Assets......................................... $39,120.5  36,491.4  37,085.8  37,685.3  $35,493.8  35,067.2  36,311.7
------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity.................
Deposits.............................................
  Demand and Other
   Noninterest-Bearing...............................   $4,520.9  4,236.9   4,226.3   4,390.8  $ 4,286.5   3,912.3   4,052.9
  Savings and Other Interest-Bearing.................   8,156.2   8,139.0   7,952.4   8,193.4    8,092.3   7,840.0   7,925.0
  Other Time.........................................     342.2     361.4     385.7     381.6      569.7   1,066.3   1,519.3
  Foreign Offices....................................  11,567.1  10,254.0  10,315.7   9,959.8    9,332.5   9,984.7   9,201.9
------------------------------------------------------------------------------------------------------------------------------
  Total Deposits.....................................  24,586.4  22,991.3  22,880.1  22,925.6   22,281.0  22,803.3  22,699.1
Purchased Funds......................................   8,642.3   7,578.3   8,636.2   9,349.1    7,816.0   6,850.2   8,335.9
Senior Notes.........................................     450.0     450.0     450.0     450.0      450.0     492.4     500.0
Long-Term Debt.......................................     765.9     766.1     766.3     766.6      766.9     767.0     779.3
Debt-Floating Rate Capital Securities................     267.8     267.8     267.8     267.7      267.7     267.7     267.7
Other Liabilities....................................   1,461.8   1,539.6   1,238.1   1,153.0    1,180.8   1,225.9   1,134.8
Stockholders' Equity.................................   2,946.3   2,898.3   2,847.3   2,773.3    2,731.4   2,660.7   2,594.9
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity.............................................. $39,120.5  36,491.4  37,085.8  37,685.3  $35,493.8  35,067.2  36,311.7
------------------------------------------------------------------------------------------------------------------------------
Analysis of Net Interest Income......................
Earning Assets....................................... $35,131.1  32,420.5  32,971.7  33,965.0  $31,893.3  31,350.5  32,811.3
Interest-Related Funds...............................  29,306.8  27,083.9  27,819.9  28,579.0   26,663.8  26,226.3  27,634.1
Noninterest-Related Funds............................   5,824.3   5,336.6   5,151.8   5,386.0    5,229.5   5,124.2   5,177.2
Net Interest Income (Taxable
 equivalent).........................................     164.3     162.1     163.2     160.9      163.6     161.6     160.7
Net Interest Margin (Taxable
 equivalent).........................................      1.85%     1.98      1.99      1.92       2.04%     2.05      1.96
------------------------------------------------------------------------------------------------------------------------------
Common Stock Dividend and Market Price..........................
Dividends                                             $     .17       .17       .17       .17  $     .17      .155      .155
Market Price Range-High                                   40.99     45.90     60.05     62.67      61.44     65.35     70.05
           -Low                                           30.41     31.58     42.33     51.70      47.70     41.40     57.13
------------------------------------------------------------------------------------------------------------------------------

Statement of Income
------------------------------------------------------
                                                        First
($ In Millions Except Per Share Information)           Quarter
---------------------------------------------------------------
Trust Fees...........................................    311.6
Other Noninterest Income.............................     85.6
Net Interest Income..................................
  Interest Income....................................    493.4
  Interest Expense...................................    345.3
---------------------------------------------------------------
Net Interest Income..................................    148.1
Provision for Credit Losses..........................      5.0
Noninterest Expenses.................................    349.3
Provision for Income Taxes...........................     63.8
---------------------------------------------------------------
Net Income...........................................    127.2
---------------------------------------------------------------
Net Income Applicable to Common
 Stock...............................................    125.8
---------------------------------------------------------------
Per Common Share.....................................
Net Income-Basic.....................................      .57
      -Diluted                                             .55
---------------------------------------------------------------
Average Balance Sheet................................
Assets...............................................
Cash and Due from Banks..............................  1,448.6
Money Market Assets..................................  4,530.1
Securities...........................................  9,878.4
Loans and Leases..................................... 17,713.9
Reserve for Credit Losses Assigned to
 Loans...............................................   (155.5)
Other Assets.........................................  2,249.4
---------------------------------------------------------------
Total Assets......................................... 35,664.9
---------------------------------------------------------------
Liabilities and Stockholders' Equity.................
Deposits.............................................
  Demand and Other
   Noninterest-Bearing...............................  4,104.0
  Savings and Other Interest-Bearing.................  7,971.9
  Other Time.........................................  1,293.0
  Foreign Offices....................................  9,289.0
---------------------------------------------------------------
  Total Deposits..................................... 22,657.9
Purchased Funds......................................  7,828.4
Senior Notes.........................................    500.0
Long-Term Debt.......................................    684.5
Debt-Floating Rate Capital Securities................    267.7
Other Liabilities....................................  1,235.6
Stockholders' Equity.................................  2,490.8
---------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity.............................................. 35,664.9
---------------------------------------------------------------
Analysis of Net Interest Income......................
Earning Assets....................................... 32,122.4
Interest-Related Funds............................... 27,187.6
Noninterest-Related Funds............................  4,934.8
Net Interest Income (Taxable
 equivalent).........................................    162.0
Net Interest Margin (Taxable
 equivalent).........................................     2.05
---------------------------------------------------------------
Common Stock Dividend and Market Price..........................
Dividends                                                 .155
Market Price Range-High                                  82.25
           -Low                                          51.94
---------------------------------------------------------------

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 91

                                    [GRAPHIC]

                        Consolidated Financial Statistics

Average Statement of Condition with Analysis of Net Interest Income
--------------------------------------------------------------------------------

(Interest and Rate on a Taxable Equivalent Basis)             2002                      2001
-------------------------------------------------------------------------------------------------------
                                                              Average                   Average
($ In Millions)                                     Interest  Balance   Rate  Interest  Balance   Rate
-------------------------------------------------------------------------------------------------------
Average Earning Assets.............................
Money Market Assets................................
  Federal Funds Sold and Resell Agreements......... $   12.0 $   689.5  1.74% $   29.5 $   800.9  3.68%
  Time Deposits with Banks.........................    203.9   8,082.5  2.52     194.3   4,832.0  4.02
  Other Interest-Bearing...........................       .7      33.6  2.03       1.1      24.7  4.67
-------------------------------------------------------------------------------------------------------
Total Money Market Assets..........................    216.6   8,805.6  2.46     224.9   5,657.6  3.98
-------------------------------------------------------------------------------------------------------
Securities.........................................
  U.S. Government..................................      4.2     154.4  2.71      10.3     186.1  5.52
  Obligations of States and Political Subdivisions.     49.8     640.0  7.78      39.8     495.1  8.04
  Federal Agency...................................    114.2   5,905.4  1.93     339.2   7,434.2  4.56
  Other............................................     25.5     493.1  5.17      27.5     404.7  6.80
  Trading Account..................................       .4       9.3  4.66        .7      13.6  5.45
-------------------------------------------------------------------------------------------------------
Total Securities...................................    194.1   7,202.2  2.70     417.5   8,533.7  4.89
-------------------------------------------------------------------------------------------------------
Loans and Leases...................................    876.3  17,614.2  4.97   1,091.7  17,850.5  6.12
-------------------------------------------------------------------------------------------------------
Total Earning Assets............................... $1,287.0  33,622.0  3.83% $1,734.1  32,041.8  5.41%
-------------------------------------------------------------------------------------------------------
Reserve for Credit Losses Assigned to Loans........        -    (156.5)    -         -    (153.3)    -
Cash and Due from Banks............................        -   1,634.3     -         -   1,536.2     -
Other Assets.......................................        -   2,496.9     -         -   2,208.0     -
-------------------------------------------------------------------------------------------------------
Total Assets.......................................        - $37,596.7     -         - $35,632.7     -
-------------------------------------------------------------------------------------------------------
Average Source of Funds............................
Deposits...........................................
  Savings and Money Market......................... $   70.1 $ 6,196.6  1.13% $  163.4 $ 5,753.6  2.84%
  Savings Certificates.............................     65.5   1,913.6  3.42     114.2   2,203.7  5.18
  Other Time.......................................      9.4     367.6  2.55      55.0   1,110.0  4.96
  Foreign Offices Time.............................    171.9   9,687.7  1.77     313.3   8,649.2  3.62
-------------------------------------------------------------------------------------------------------
Total Deposits.....................................    316.9  18,165.5  1.74     645.9  17,716.5  3.65
Federal Funds Purchased............................     68.4   4,175.5  1.64     109.8   2,839.0  3.87
Securities Sold under Agreements to Repurchase.....     20.4   1,282.9  1.59      58.0   1,474.1  3.93
Commercial Paper...................................      2.5     140.1  1.79       5.6     137.5  4.05
Other Borrowings...................................    138.2   2,948.4  4.69     168.6   3,254.6  5.18
Senior Notes.......................................     31.1     450.0  6.92      33.4     485.5  6.88
Long-Term Debt.....................................     52.2     766.2  6.82      51.4     749.7  6.86
Debt-Floating Rate Capital Securities..............      6.8     267.8  2.53      13.5     267.7  5.03
-------------------------------------------------------------------------------------------------------
Total Interest-Related Funds.......................    636.5  28,196.4  2.26   1,086.2  26,924.6  4.03
-------------------------------------------------------------------------------------------------------
Interest Rate Spread...............................        -         -  1.57         -         -  1.38
Noninterest-Bearing Deposits.......................        -   5,183.9     -         -   4,893.4     -
Other Liabilities..................................        -   1,349.6     -         -   1,194.5     -
Stockholders' Equity...............................        -   2,866.8     -         -   2,620.2     -
-------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity.........        - $37,596.7     -         - $35,632.7     -
-------------------------------------------------------------------------------------------------------
Net Interest Income/Margin......................... $  650.5         -  1.93% $  647.9         -  2.02%
-------------------------------------------------------------------------------------------------------
Net Interest Income/Margin Components..............
Domestic........................................... $  571.5 $25,016.5  2.28% $  602.3 $26,363.8  2.29%
International......................................     79.0   8,605.5   .92      45.6   5,678.0   .80
-------------------------------------------------------------------------------------------------------
Consolidated....................................... $  650.5 $33,622.0  1.93% $  647.9 $32,041.8  2.02%
-------------------------------------------------------------------------------------------------------

   Notes-Average balance includes nonaccrual loans.
   -Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.18%). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $48.7 million in 2002, $52.6 million in 2001, $53.3 million in 2000, $38.6 million in 1999 and $35.9 million in 1998.


                                    [GRAPHIC]

                          92 NORTHERN TRUST CORPORATION

----------------------------------------------------------------------------

          2000                        1999                      1998
-------------------------------------------------------------------------------
            Average                   Average                   Average
Interest    Balance   Rate  Interest  Balance   Rate  Interest  Balance   Rate
-------------------------------------------------------------------------------
$   40.4   $   642.5  6.29% $   55.8 $ 1,095.7  5.09% $   53.0 $   967.5  5.48%
   206.0     3,822.8  5.39     164.3   3,562.0  4.61     155.0   2,827.1  5.48
     3.4        47.8  6.95       4.2      79.6  5.36       2.7      44.1  6.14
-------------------------------------------------------------------------------
   249.8     4,513.1  5.53     224.3   4,737.3  4.74     210.7   3,838.7  5.49
-------------------------------------------------------------------------------
    14.6       237.7  6.13      15.5     285.3  5.43      22.4     374.2  5.99
    38.7       475.9  8.14      40.5     497.4  8.15      38.2     434.0  8.81
   567.6     8,551.9  6.64     363.6   6,838.5  5.32     362.1   6,385.0  5.67
    31.4       409.4  7.68      21.7     322.7  6.72      18.3     265.8  6.87
      .9        12.1  7.35        .8      12.5  6.58        .8      11.8  6.53
-------------------------------------------------------------------------------
   653.2     9,687.0  6.74     442.1   7,956.4  5.56     441.8   7,470.8  5.91
-------------------------------------------------------------------------------
 1,161.4    16,548.6  7.02     940.8  14,547.8  6.47     886.5  13,315.0  6.66
-------------------------------------------------------------------------------
$2,064.4    30,748.7  6.71% $1,607.2  27,241.5  5.90% $1,539.0  24,624.5  6.25%
-------------------------------------------------------------------------------
       -      (143.4)    -         -    (132.8)    -         -    (131.4)    -
       -     1,421.3     -         -   1,368.0     -         -   1,205.7     -
       -     2,030.5     -         -   1,715.9     -         -   1,507.6     -
-------------------------------------------------------------------------------
       -   $34,057.1     -         - $30,192.6     -         - $27,206.4     -
-------------------------------------------------------------------------------
$  206.8   $ 5,203.9  3.97% $  155.6 $ 4,845.3  3.21% $  141.3 $ 4,263.3  3.31%
   133.0     2,263.3  5.88     117.3   2,191.0  5.35     122.1   2,144.5  5.69
    59.1       964.6  6.13      32.7     650.5  5.03      30.6     571.8  5.35
   431.4     8,064.5  5.35     286.3   6,592.1  4.34     286.4   5,781.7  4.95
-------------------------------------------------------------------------------
   830.3    16,496.3  5.03     591.9  14,278.9  4.15     580.4  12,761.3  4.55
   167.8     2,644.7  6.34     161.0   3,226.1  4.99     139.8   2,620.6  5.34
    91.8     1,476.4  6.22      95.8   1,954.5  4.90      80.2   1,506.0  5.33
     8.8       138.3  6.40       7.3     141.0  5.15       8.0     145.9  5.51
   245.2     3,890.0  6.30     109.2   2,177.3  5.02     132.3   2,540.4  5.21
    34.4       503.0  6.82      30.6     579.5  5.28      36.5     653.3  5.58
    44.8       639.9  7.01      37.9     545.3  6.96      31.8     445.8  7.14
    19.4       267.6  7.25      16.1     267.5  6.02      16.9     267.4  6.32
-------------------------------------------------------------------------------
 1,442.5    26,056.2  5.54   1,049.8  23,170.1  4.53   1,025.9  20,940.7  4.90
-------------------------------------------------------------------------------
       -           -  1.17         -         -  1.37         -         -  1.35
       -     4,550.6     -         -   4,086.0     -         -   3,731.8     -
       -     1,160.6     -         -     880.8     -         -     709.3     -
       -     2,289.7     -         -   2,055.7     -         -   1,824.6     -
-------------------------------------------------------------------------------
       -   $34,057.1     -         - $30,192.6     -         - $27,206.4     -
-------------------------------------------------------------------------------
$  621.9           -  2.02% $  557.4         -  2.05% $  513.1         -  2.08%
-------------------------------------------------------------------------------
$  606.0   $26,143.9  2.32% $  545.7 $23,131.3  2.36% $  502.7 $21,118.7  2.38%
    15.9     4,604.8   .35      11.7   4,110.2   .30      10.4   3,505.8   .30
-------------------------------------------------------------------------------
$  621.9   $30,748.7  2.02% $  557.4 $27,241.5  2.05% $  513.1 $24,624.5  2.08%
-------------------------------------------------------------------------------

                                    [GRAPHIC]

                          NORTHERN TRUST CORPORATION 93