Form 10-K, Exhibit 13
period 2004-12-31
NORTHERN TRUST CORP
filed 2005-03-14
CIK 73124

Exhibit 13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ In Millions Except Per Share Information)	2004		2003		2002		2001		2000
Noninterest Income
Trust Fees	$1,330.3		$1,189.1		$1,161.0		$1,190.8		$1,159.4
Foreign Exchange Trading Profits	158.0		109.6		106.4		139.8		152.7
Treasury Management Fees	88.1		95.6		96.3		86.4		73.9
Security Commissions and Trading Income	50.5		54.8		42.9		35.5		34.3
Other Noninterest Income	84.0		93.1		58.1		91.7		78.1

Total Noninterest Income	1,710.9		1,542.2		1,464.7		1,544.2		1,498.4

Net Interest Income	561.1		548.2		601.8		595.6		568.5
Provision for Credit Losses	(15.0)		2.5		37.5		66.5		24.0

Income before Noninterest Expenses	2,287.0		2,087.9		2,029.0		2,073.3		2,042.9

Noninterest Expenses
Compensation	661.7		652.1		629.6		652.6		660.7
Employee Benefits	161.5		133.1		125.5		118.1		105.6
Occupancy Expense	121.5		132.7		101.8		95.7		84.5
Equipment Expense	84.7		88.2		85.0		80.1		69.6
Other Operating Expenses	503.1		450.7		418.1		399.4		407.0

Total Noninterest Expenses	1,532.5		1,456.8		1,360.0		1,345.9		1,327.4

Income from Continuing Operations before Income Taxes	754.5		631.1		669.0		727.4		715.5
Provision for Income Taxes	249.7		207.8		221.9		242.7		239.3

Income from Continuing Operations	$504.8		$423.3		$447.1		$484.7		$476.2
Income (Loss) from Discontinued Operations	.8		(18.5)		—		2.8		8.9

Net Income	$505.6		$404.8		$447.1		$487.5		$485.1

Net Income Applicable to Common Stock	$505.6		$404.1		$444.9		$483.4		$479.4

Per Common Share
Net Income–Basic	$2.30		$1.84		$2.02		$2.18		$2.17
–Diluted	2.27		1.80		1.97		2.11		2.08
Cash Dividends Declared	.78		.70		.68		.635		.56
Book Value–End of Period (EOP)	15.04		13.88		13.04		11.97		10.54
Market Price–EOP	48.58		46.28		35.05		60.22		81.56

Average Total Assets	$41,300		$39,115		$37,597		$35,633		$34,057
Senior Notes–EOP	200		350		450		450		500
Long-Term Debt–EOP	864		865		766		767		638
Floating Rate Capital Debt–EOP	276		276		268		268		268

Ratios
Dividend Payout Ratio	33.9%		38.1%		33.8%		29.2%		25.9%
Return on Average Assets	1.22		1.04		1.19		1.37		1.42
Return on Average Common Equity	16.07		13.81		16.20		19.34		22.09
Tier 1 Capital to Risk-Weighted Assets–EOP	10.98		11.06		11.13		10.88		9.79
Total Capital to Risk-Weighted Assets–EOP	13.31		13.96		14.13		14.25		12.85
Leverage Ratio	7.56		7.55		7.76		7.93		6.91
Productivity Ratio	152		147		156		163		160
Average Stockholders’ Equity to Average Assets	7.62		7.61		7.63		7.35		6.72
Average Loans and Leases Times Average Stockholders’ Equity	5.5	x	5.9	x	6.1	x	6.8	x	7.2	x

Stockholders–EOP	3,525		3,288		3,130		3,183		3,194
Staff–EOP (full-time equivalent)	8,022		8,056		9,317		9,453		9,466

Note: Certain reclassifications have been made to prior periods’ financial information to conform to the current year’s presentation. Refer to Notes 3 and 4 of the Consolidated Financial Statements.

ANNUAL REPORT TO SHAREHOLDERS	30	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

OVERVIEW OF CORPORATION

Legal Structure. Northern Trust Corporation (Corporation) is a financial holding company under the Gramm-Leach-Bliley Act and was originally organized as a bank holding company in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank). The Bank is an Illinois banking corporation headquartered in the Chicago financial district and the Corporation’s principal subsidiary. The Corporation also owns four national bank subsidiaries, a federal savings bank subsidiary, trust companies in Connecticut and New York and various other nonbank subsidiaries, including a securities brokerage firm and an institutional investment management company. The Bank also has an office and operations in London and has various subsidiaries including an investment management company, a leasing company, a Canadian trust company, a New York Edge Act company, a UK incorporated bank subsidiary and a Dublin-based fund administration company. The Corporation expects that, although the operations of other banking and non-banking subsidiaries will continue to be of increasing significance, the Bank will in the foreseeable future continue to be the major source of the Corporation’s consolidated assets, revenues and net income.

Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

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

Pending Acquisition. On November 22, 2004, Northern Trust entered into a definitive agreement with Baring Asset Management Holdings Limited and its parent, ING Bank NV, to acquire their Financial Services Group (FSG) for approximately 260 million British pounds Sterling (approximately $500 million based on an exchange rate of 1.93 as of December 31, 2004). The purchase price is subject to adjustment 120 days post-closing to reflect changes in net assets, revenues and other stipulations. FSG is a fund services group that offers institutional fund administration, custody and trust services from offices in London, Dublin, Guernsey, Jersey and the Isle of Man, and had approximately $68 billion in funds under administration, $31 billion in custody and $34 billion in trust assets, based on market values as of December 31, 2004. The purchase of FSG, which is subject to applicable regulatory approvals and other customary closing conditions and is expected to close on or around March 31, 2005, gives Northern Trust expanded UK fund administration capabilities, as well as new capabilities in hedge fund and private equity administration. FSG also brings Northern Trust significant technical expertise and talent in administering these asset classes. In connection with the acquisition, Northern Trust entered into a multi-year agreement to continue to provide services to Baring Asset Management, which currently represents approximately 20% of the revenues of FSG. Northern Trust estimates the acquisition to be modestly dilutive to earnings in 2005 and modestly accretive to earnings in 2006, after consideration of associated restructuring and integration costs.

CONSOLIDATED RESULTS OF OPERATIONS

Overview. Net income for 2004 totaled a record $505.6 million, up 25% from $404.8 million earned in 2003, which compared with $447.1 million earned in 2002. Diluted net income per common share increased 26% to a record $2.27 from $1.80 in 2003, consistent with Northern Trust’s long-term goal of average earnings per share growth of 10% or greater. Diluted net income per common share of $1.80 in 2003 was a decrease of 9% from $1.97 in 2002. Net income performance in 2004 produced a return on average common stockholders’

ANNUAL REPORT TO SHAREHOLDERS	31	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

equity of 16.07%, below the long-term financial goal of an 18%-20% return on average common stockholders’ equity. Return on average common stockholders’ equity was 13.81% in 2003 and 16.20% in 2002. The productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, was 152% for 2004, an increase from 147% in 2003 but below Northern Trust’s long-term productivity ratio goal of 160%. The productivity ratio was 156% in 2002. The return on average assets was 1.22% in 2004 compared with 1.04% in 2003 and 1.19% in 2002.

Significant 2004 Events:

•	Revenues reached record levels, increasing 9% to $2.33 billion on a fully taxable equivalent basis.
•	Increased new business and improvement in equity markets drove assets under administration up 23% and assets under management up 19%, each to record levels.
•	As a result of Northern Trust’s continued successful expansion internationally, global custody assets surpassed $1.0 trillion at year-end, up 34%.
•	Expenses increased 5% to $1.53 billion.
•	Northern Trust entered into an agreement to acquire FSG.
•	Marked improvement in the already strong credit quality of the loan portfolio resulted in a reduction of over 50% in nonperforming assets.
•	C&IS expanded geographically with the addition of an office in Luxembourg, and PFS expanded its geographic presence with a new office in Delaware.

Stockholders’ equity grew to $3.30 billion, as compared with $3.06 billion at December 31, 2003 and $3.00 billion at December 31, 2002, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program.

In November 2004, the Board of Directors increased the quarterly dividend per common share 11% to $.21 for an annual rate of $.84. The Board’s action reflects a policy of establishing the dividend rate commensurate with profitability while retaining sufficient earnings to allow for strategic expansion and the maintenance of a strong balance sheet and capital ratios. The dividend increase is a reflection of the continued financial strength of Northern Trust.

Noninterest Income. Noninterest income represented 74% of total taxable equivalent revenue in 2004 compared with 72% in 2003 and 69% in 2002. Fees that are generated from asset management, custody and related fiduciary services are the largest component of revenues accounting for 57% of Northern Trust’s 2004 revenue base. The components of noninterest income and a discussion of significant changes in balances during 2004 and 2003 follows.

NONINTEREST INCOME

(In Millions)	2004	2003	2002
Trust Fees	$1,330.3	$1,189.1	$1,161.0
Foreign Exchange Trading Profits	158.0	109.6	106.4
Treasury Management Fees	88.1	95.6	96.3
Security Commissions and Trading Income	50.5	54.8	42.9
Other Operating Income	83.8	93.1	57.8
Investment Security Gains	.2	—	.3

Total Noninterest Income	$1,710.9	$1,542.2	$1,464.7

Trust Fees. Trust fees accounted for 78% of total noninterest income and 57% of total taxable equivalent revenue in 2004. Trust fees for 2004 increased 12% to $1.33 billion from $1.19 billion in 2003, which was up 2% from $1.16 billion in 2002. Over the past five years, trust fees have increased at a compound growth rate of 7%. For a more detailed discussion of trust fees, refer to the business unit reporting section beginning on page 36. Total assets under administration at December 31, 2004 were a record $2.6 trillion, up 23% from $2.2 trillion a year ago, including $1.0 trillion of global custody assets. Assets under administration included managed assets of $571.9 billion, up 19% from $478.6 billion at the end of 2003.

Trust fees are generally based on the market value of assets administered and managed, the volume of transactions, securities lending volume and spreads, and fees for other services rendered. Certain investment management fee arrangements also may provide for performance fees, which are based on client portfolio returns exceeding predetermined levels. Based on analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust fees of approximately 4% and in total revenues of approximately 2%. In addition, C&IS trust relationships are generally priced to re -

ANNUAL REPORT TO SHAREHOLDERS	32	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

flect earnings from activities such as foreign exchange trading and custody-related deposits that are not in cluded in trust fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $12.8 billion in 2004, $11.2 billion in 2003 and $9.8 billion in 2002.

CONSOLIDATED ASSETS UNDER ADMINISTRATION

	December 31					Percent Change	Five-Year Compound Growth Rate
($ In Billions)	2004	2003	2002	2001	2000	2004/03
Corporate & Institutional	$461.5	$374.3	$214.8	$225.9	$227.5	23%	18%
Personal	110.4	104.3	87.7	94.0	98.1	6	4

Total Managed Assets	571.9	478.6	302.5	319.9	325.6	19	14

Corporate & Institutional	1,966.1	1,585.8	1,132.1	1,281.7	1,275.1	24	11
Personal	110.7	90.7	69.0	72.8	70.7	22	13

Total Non-Managed Assets	2,076.8	1,676.5	1,201.1	1,354.5	1,345.8	24	11

Consolidated Assets Under Administration	$2,648.7	$2,155.1	$1,503.6	$1,674.4	$1,671.4	23%	12%

Foreign Exchange Trading Profits. Foreign exchange trading profits totaled $158.0 million, 44% higher than the $109.6 million reported in 2003, which in turn was 3% higher than the $106.4 million in 2002. Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to trading profits. 2004 foreign exchange results reflect increased market volatility in the major currencies and increased client flows.

Treasury Management Fees. The fee portion of treasury management revenues totaled $88.1 million in 2004, a decrease of 8% from the $95.6 million reported in 2003 compared with $96.3 million in 2002. The 2004 decrease reflects a higher level of services paid by clients through maintaining compensating deposit balances, particularly in the latter part of 2004.

Security Commissions and Trading Income. Security commissions and trading income totaled $50.5 million in 2004, compared with $54.8 million in 2003 and $42.9 million in 2002. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). The 8% decrease in 2004 primarily reflects a reduction in revenue from security trades, particularly in the fixed income market, while the 28% increase in 2003 reflected higher revenue from security trades and transition management services for institutional clients.

Other Operating Income. The components of other operating income were as follows:

(In Millions)	2004	2003	2002
Loan Service Fees	$22.0	$24.0	$26.4
Banking Service Fees	31.8	31.6	29.8
Losses from Equity Investments	(.8)	(2.7)	(21.4)
Gain on Sale of a Retail Branch	—	17.8	—
Gain on Sale of Nonperforming Loans	5.1	—	—
Other Income	25.7	22.4	23.0

Total Other Operating Income	$83.8	$93.1	$57.8

The current year includes a $5.1 million gain resulting from the sale of two nonperforming loans while the prior year included a $17.8 million gain from the sale of a retail branch.

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

Investment Security Gains. Net security gains were $.2 million in 2004. This compares with net gains of zero in 2003 and $.3 million in 2002.

ANNUAL REPORT TO SHAREHOLDERS	33	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

AND RESULTS OF OPERATIONS

Net Interest Income. An analysis of net interest income on a fully taxable equivalent (FTE) basis, major balance sheet components impacting net interest income, and related ratios are provided below.

ANALYSIS OF NET INTEREST INCOME [FTE]

				Percent Change
($ In Millions)	2004	2003	2002	2004/03	2003/02
Interest Income	$1,118.2	$1,055.7	$1,238.3	5.9%	(14.7)%
FTE Adjustment	54.4	52.4	48.7	3.8	7.6

Interest Income–FTE	1,172.6	1,108.1	1,287.0	5.8	(13.9)
Interest Expense	557.1	507.5	636.5	9.8	(20.3)

Net Interest Income–FTE Adjusted	$615.5	$600.6	$650.5	2.5%	(7.7)%

Net Interest Income–Unadjusted	$561.1	$548.2	$601.8	2.4%	(8.9)%

Average Balance
Earning Assets	$37,009.7	$34,788.2	$33,622.0	6.4%	3.5%
Interest-Related Funds	30,896.5	29,434.8	28,196.4	5.0	4.4
Net Noninterest-Related Funds	6,113.2	5,353.4	5,425.6	14.2	(1.3)

				Change in Percentage
Average Rate
Earning Assets	3.17%	3.19%	3.83%	(.02)	(.64)
Interest-Related Funds	1.80	1.72	2.26	.08	(.54)
Interest Rate Spread	1.37	1.47	1.57	(.10)	(.10)
Total Source of Funds	1.51	1.46	1.90	.05	(.44)
Net Interest Margin	1.66%	1.73%	1.93%	(.07)	(.20)

Refer to pages 102 and 103 for a detailed analysis of net interest income.

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

Net interest income for 2004 was $561.1 million, up 2% from $548.2 million in 2003, which was down 9% from $601.8 million in 2002. When adjusted to a FTE basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 2004 was $615.5 million, an increase of 2% from $600.6 million in 2003 which in turn was down 8% from $650.5 million in 2002. The increase in net interest income in 2004 is primarily the result of a $2.2 billion or 6% increase in average earning assets, concentrated in money market assets and a 14% increase in noninterest-related funds. The improvement was partially offset by a decline in the net interest margin from 1.73% last year to 1.66% in the current year, primarily a result of the growth in lower margin short-term money market assets. The net interest margin was also negatively impacted by a decline in the average yield of the residential mortgage loan portfolio attributable to the prior year refinancing activity which was partially offset by the increase in noninterest-related funds.

Earning assets averaged $37.0 billion, up 6% from the $34.8 billion reported in 2003, which was up from $33.6 billion in 2002. The growth in average earning assets reflects a $2.6 billion increase in money market assets and a $285 million decrease in securities.

Loans averaged $17.5 billion, virtually unchanged from last year. The year-to-year comparison reflects a 13% decline in average commercial loans to $3.3 billion,

ANNUAL REPORT TO SHAREHOLDERS	34	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

partially offset by increases in both residential mortgages and personal loans. Residential mortgages rose 2% to average $8.0 billion and personal loans increased 6% to $2.6 billion. International loans increased 33% from the prior year to $510 million. The loan portfolio includes noninterest-bearing domestic and international overnight advances related to processing certain trust client investments, which averaged $553 million in 2004, up from $512 million a year ago. Securities averaged $8.1 billion in 2004, down 3% resulting primarily from lower levels of government sponsored agency securities. Money market assets averaged $11.4 billion in 2004, up $2.6 billion or 29% from 2003 levels.

The increase in average earning assets of $2.2 billion was funded primarily through growth in interest-bearing deposits, offset in part by lower levels of other interest-related funds. The deposit growth was concentrated primarily in foreign office time deposits, up $2.0 billion resulting from increased global custody activity, and savings and money market deposits, up $523 million. Partially offsetting these increases was a lower level of savings certificates, down $177 million on average for the year.

Other interest-related funds averaged $9.3 billion, down $935 million, principally from lower levels of federal funds purchased, borrowings from the Federal Home Loan Bank and senior notes outstanding. Average net noninterest-related funds increased 14% and averaged $6.1 billion, due primarily to higher levels of noninterest-bearing deposits and other noninterest-related funding sources. Stockholders’ equity for the year averaged $3.1 billion, an increase of $169.6 million or 6% from 2003, principally due to the retention of earnings, offset in part by the repurchase of over 3.4 million shares of common stock at a total cost of $150.6 million pursuant to the Corporation’s share buyback program.

The net interest spread decreased to 1.37% in 2004 from 1.47% in 2003 while the net interest margin declined by 7 basis points to 1.66%. The primary cause of the reduced spread and margin was the significant growth in lower margin short-term money market assets, offset in part by the higher volume and increase in the related value of noninterest-related funds. For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 102 and 103.

Provision for Credit Losses. The provision for credit losses was a negative $15.0 million compared with a $2.5 million provision in 2003 and a $37.5 million provision in 2002. For a discussion of the reserve and provision for credit losses, refer to pages 54 through 56.

Noninterest Expenses. Noninterest expenses for 2004 totaled $1.53 billion, up $75.7 million or 5% from $1.46 billion in 2003, which was up 7% from $1.36 billion in 2002. The components of noninterest expenses and a discussion of significant changes in balances during 2004 and 2003 is provided below.

NONINTEREST EXPENSES

(In Millions)	2004	2003	2002
Compensation	$661.7	$652.1	$629.6
Employee Benefits	161.5	133.1	125.5
Occupancy Expense	121.5	132.7	101.8
Equipment Expense	84.7	88.2	85.0
Other Operating Expenses	503.1	450.7	418.1

Total Noninterest Expenses	$1,532.5	$1,456.8	$1,360.0

Noninterest expenses in 2004 included an $11.6 million loss from securities processing activities related to a stock conversion offer that was not processed on a timely basis and a $17.0 million charge for a pending litigation settlement relating to Northern Trust Bank of California N.A. Noninterest expenses in 2003 included charges for severance, office space and software retirements which totaled $56.3 million associated with Northern Trust’s strategic business review. Expenses in 2003 resulting from the acquisitions of a passive asset management business and a Atlanta-based private wealth management firm were approximately $19.7 million.

The productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, was 152% for 2004, 147% in 2003 and 156% in 2002.

Compensation and Benefits. Compensation and benefits, which represent 54% of total noninterest expenses, increased 5% to $823.2 million in 2004 from $785.2 million in 2003, which was 4% higher than the $755.1 million in 2002. Included in the 2003 expenses was $20.6 million in severance-related costs. Compensation costs, which are the largest component of noninterest expenses, totaled $661.7 million, up $9.6 million from $652.1 million a year ago, reflecting annual salary

ANNUAL REPORT TO SHAREHOLDERS	35	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

increases and higher incentive compensation as a result of record earnings and strong foreign exchange trading results. The higher compensation level in 2003 compared with 2002 resulted primarily from the severance charge and salary increases. Staff on a full-time equivalent basis averaged 8,004 in 2004, down 5% compared with 8,400 in 2003. The decline in average staffing levels during 2004 reflects the full year impact of the second quarter 2003 elimination of positions resulting from Northern Trust’s strategic business review. Staff on a full-time equivalent basis totaled 8,022 at December 31, 2004 compared with 8,056 at December 31, 2003.

Employee benefit costs for 2004 totaled $161.5 million, up $28.4 million or 21% from $133.1 million in 2003, which was 6% higher than the $125.5 million in 2002. The current year reflects higher pension and health care costs, in addition to increased costs attributable to the employee stock ownership and defined contribution plans resulting from strong corporate performance. The 2003 increase compared with 2002 reflects higher pension plan expense, partially offset by lower benefits in the employee stock ownership and defined contribution plans due to plan changes and lower corporate performance.

Occupancy Expense. Net occupancy expense totaled $121.5 million, down 8% from $132.7 million in 2003, which was up 30% or $30.9 million from $101.8 million in 2002. Occupancy costs for 2004 includes the impact of higher rent and building maintenance costs. Included in 2003 is the $18.9 million charge associated with a reduction in required office space. In addition to the special charge in 2003, the remainder of the increase compared with 2002 was the result of higher rent, utilities and building maintenance costs, primarily resulting from the full year impact of an expansion in London and from new offices in New York and Atlanta.

Equipment Expense. Equipment expense, comprised of depreciation, rental and maintenance costs, totaled $84.7 million, down 4% from $88.2 million in 2003, which was 4% higher than the $85.0 million in 2002. The lower expense level for 2004 is the result of decreased costs related to computer rental and maintenance, data line lease costs, and depreciation of furniture and personal computers. The 2003 results reflect higher levels of depreciation and maintenance of computer hardware and data line lease costs, partially offset by lower costs for equipment maintenance and depreciation of personal computers.

Other Operating Expenses. The components of other operating expenses were as follows:

(In Millions)	2004	2003	2002
Outside Services Purchased	$228.0	$208.5	$187.5
Software Amortization & Other Costs	108.1	101.9	89.6
Business Promotion	45.7	41.6	41.5
Other Intangibles Amortization	9.8	10.4	6.6
Software Asset Retirements	—	13.4	—
Other Expenses	111.5	74.9	92.9

Total Other Operating Expenses	$503.1	$450.7	$418.1

Other operating expenses for 2004 totaled $503.1 million, up 12% from $450.7 million in 2003, which was up 8% from $418.1 million in 2002. The increase in outside services purchased is due primarily to growth-driven increases in fees for global custody and asset management sub-advisor services. Growth in other expenses reflects a $17.0 million charge related to a pending litigation settlement and an $11.6 million loss from securities processing activities relating to a stock conversion offer that was not processed on a timely basis.

Expenses in 2003 included software write-downs of $13.4 million and outplacement benefit charges of $3.4 million. The remainder of the increase from 2002 was primarily attributable to acquisitions, technology investments that increased software amortization and other professional fees. These increases were partially offset by lower costs associated with operating risks related to servicing and managing financial assets.

Provision for Income Taxes. The provision for income taxes was $249.7 million in 2004 compared with $207.8 million in 2003 and $221.9 million in 2002. The current year reflects a higher federal income tax provision resulting primarily from the higher level of pre-tax earnings for the year. The effective tax rate was 33% for all three years.

BUSINESS UNIT REPORTING

Northern Trust, under Chairman and Chief Executive Officer William A. Osborn, is organized around its two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units by NTGI. Operating and systems support is provided to each of the business units by WWOT. Each of these four business units has a president who reports to Mr. Osborn.

ANNUAL REPORT TO SHAREHOLDERS	36	NORTHERN TRUST CORPORATION

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

The following table summarizes the consolidated results of operations of Northern Trust.

CONSOLIDATED RESULTS OF OPERATIONS

($ In Millions)	2004	2003	2002
Noninterest Income
Trust Fees	$1,330.3	$1,189.1	$1,161.0
Other	380.6	353.1	303.7
Net Interest Income (FTE)*	615.5	600.6	650.5
Provision for Credit Losses	(15.0)	2.5	37.5
Noninterest Expenses	1,532.5	1,456.8	1,360.0

Income before Income Taxes*	808.9	683.5	717.7
Provision for Income Taxes*	304.1	260.2	270.6

Income from Continuing Operations	504.8	423.3	447.1
Income (Loss) from Discontinued Operations	.8	(18.5)	—

Reported Net Income	$505.6	$404.8	$447.1
Percentage of Reported Consolidated Net Income	100%	100%	100%

Average Assets	$41,300.3	$39,115.2	$37,596.7

*Stated on a fully taxable equivalent basis (FTE). The consolidated figures include $54.4 million, $52.4 million and $48.7 million of FTE adjustment for 2004, 2003 and 2002, respectively.

Note: Certain reclassifications have been made to 2003 and 2002 financial information to conform to the current year’s presentation.

Corporate and Institutional Services. The C&IS business unit, under the direction of Frederick H. Waddell, President—C&IS, is a leading worldwide provider of asset administration, asset management and related services to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds. Asset administration, asset management and related services encompass a full range of state-of-the-art capabilities including: worldwide master trust, asset servicing, fund administration, settlement and reporting; cash management; and investment risk and performance analytical services. Trust and asset servicing relationships managed by C&IS often include investment management, securities lending, transition management and commission recapture services provided through the NTGI business unit. In addition to asset administration and management services, C&IS offers a full range of

ANNUAL REPORT TO SHAREHOLDERS	37	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

commercial banking services through the Bank, placing special emphasis on developing and supporting institutional relationships in two target markets: large domestic corporations and financial institutions (both domestic and international). C&IS provides foreign exchange services at the London and Singapore branches, as well as in Chicago. Treasury management services are provided to corporations and financial institutions and include a variety of other products and services to accelerate cash collections, control disbursement outflows and generate information to manage cash positions. The following table summarizes the results of operations of C&IS for the years ended December 31, 2004, 2003 and 2002 on a management-reporting basis.

CORPORATE AND INSTITUTIONAL SERVICES

RESULTS OF OPERATIONS

($ In Millions)	2004	2003	2002
Noninterest Income
Trust Fees	$680.4	$590.3	$553.2
Other	277.8	231.0	228.6
Net Interest Income (FTE)	178.0	155.5	171.6
Provision for Credit Losses	(22.3)	(17.0)	26.1
Noninterest Expenses	704.9	675.5	625.8

Income before Income Taxes	453.6	318.3	301.5
Provision for Income Taxes	176.6	123.6	117.0

Income from Continuing Operations	277.0	194.7	184.5
Income (Loss) from Discontinued Operations	.8	(18.5)	—

Net Income	$277.8	$176.2	$184.5
Percentage of Consolidated Net Income	55%	44%	41%

Average Assets	$21,198.4	$17,132.0	$16,479.8

Net income for C&IS increased 58% in 2004 and totaled $277.8 million compared with $176.2 million in 2003, which was down 4% from $184.5 million in 2002. Included in the above are the operating results of Northern Trust Retirement Consulting, L.L.C. (NTRC) that have been reclassified and shown as discontinued operations for all periods presented. Net income from discontinued operations in the current year totaled $.8 million, compared with a net loss of $18.5 million in the prior year. The prior year included the $20.2 million pre-tax loss on the sale ($12.3 million after tax), and NTRC’s net loss from operations. NTRC reported breakeven results in 2002. Income from continuing operations increased 42% in 2004 to $277.0 million resulting primarily from record levels of trust fees and foreign exchange trading results, higher net interest income and a lower provision for credit losses. Income from continuing operations for 2003 increased 6% to $194.7 million compared with 2002 resulting primarily from higher trust fees and a lower provision for credit losses.

C&IS Trust Fees. C&IS trust fees are attributable to four general product types: Custody Services, Investment Management, Securities Lending, and Other Services. Custody services are priced, in general, using asset values at the beginning of the quarter. There are, however, fees within custody services that are not related to asset values, but instead are based on transaction volumes or account fees. Investment management fees are primarily based on the current quarter market values. Securities lending revenue is impacted by market values and the demand for securities to be lent, which drives volumes, and the interest rate spread earned on the investment of cash deposited by investment firms as collateral for securities they have borrowed. The other services fee category in C&IS includes such products as benefit payment, performance analysis, electronic delivery, and other services. Revenues from these products are generally based on the volume of services provided or a fixed fee.

ANNUAL REPORT TO SHAREHOLDERS	38	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Trust fees in C&IS increased 15% in 2004 to $680.4 million from $590.3 million in 2003, which was up 7% from $553.2 million in 2002. The components of trust fees summarized both on a product and on a market basis and a breakdown of assets under administration by market follows.

CORPORATE AND INSTITUTIONAL SERVICES

TRUST FEES BY PRODUCT

(In Millions)	2004	2003	2002
Custody Services	$272.1	$227.1	$218.6
Investment Management	230.2	210.3	185.4
Securities Lending	120.1	98.6	100.0
Other Services	58.0	54.3	49.2

Total Trust Fees	$680.4	$590.3	$553.2
CORPORATE AND INSTITUTIONAL SERVICES TRUST FEES BY MARKET
(In Millions)	2004	2003	2002
Domestic
Retirement Plans	$331.5	$287.0	$279.7
Institutional	130.0	130.1	117.0
International	218.9	173.2	156.5

Total Trust Fees	$680.4	$590.3	$553.2

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER ADMINISTRATION BY MARKET

	December 31
(In Billions)	2004	2003	2002
Domestic
Retirement Plans	$980.5	$901.5	$591.4
Institutional	374.2	330.4	271.7
International	878.9	589.4	391.7
Securities Lending/Other	194.0	138.8	92.1

Total Assets Under Administration	$2,427.6	$1,960.1	$1,346.9

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER MANAGEMENT BY MARKET

	December 31
(In Billions)	2004	2003	2002
Domestic
Retirement Plans	$163.6	$156.9	$78.8
Institutional	40.4	34.0	26.3
International	63.5	44.6	17.6
Securities Lending/Other	194.0	138.8	92.1

Total Assets Under Management	$461.5	$374.3	$214.8

The improvement in C&IS trust fees reflects strong growth in all major products. Custody fees increased 20% to $272.1 million compared with $227.1 million a year ago, reflecting strong growth in global custody fees. Fees from asset management totaled $230.2 million compared with $210.3 million in the year-ago period. Higher asset management fees were generated by growth in the Northern Trust Global Advisors manager of managers business and higher fees from both active and passive management of equity securities. Securities lending fees totaled $120.1 million compared with $98.6 million last year, reflecting higher volumes, partially offset by lower spreads earned on the investment of collateral.

C&IS assets under administration totaled $2.43 trillion at December 31, 2004, 24% higher than $1.96 trillion at December 31, 2003. Included in C&IS assets administered are those for which Northern Trust has management responsibility. Managed assets totaled $461.5 billion and $374.3 billion at December 31, 2004 and 2003, respectively, and as of the current year-end were invested 38% in equity securities, 14% in fixed income securities and 48% in cash and other assets. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from trust clients are invested by Northern Trust and are included in assets under administration as managed assets. The collateral totaled $187.9 billion and $132.5 billion at December 31, 2004 and 2003, respectively.

C&IS Other Noninterest Income. Other noninterest income in 2004 increased 20% from the prior year primarily due to a 43% increase in foreign exchange trading profits. The current year includes a $5.1 million gain from the sale of two nonperforming loans which was essentially offset by a $4.8 million decrease in treasury management fees. The decline in treasury management fees reflects a higher level of services paid by clients through maintaining compensating deposit balances, particularly in the latter portion of the year. The increase in other noninterest income in 2003 compared with 2002 resulted from a 3% improvement in foreign exchange trading profits.

C&IS Net Interest Income. Net interest income increased 15% in 2004 resulting primarily from a $3.5 billion or 23% increase in average earning assets, primarily short-term money market assets, offset in part by a 6% decrease in average loan volume. The benefit of the higher asset levels was partially offset by a decrease in the net interest margin from 1.04% in 2003 to .96% in 2004. The net interest margin was negatively impacted by the increase in lower-margin money market assets. Net interest income for 2003 decreased 9% from the

ANNUAL REPORT TO SHAREHOLDERS	39	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

previous year resulting from a 15 basis point decline in the net interest margin caused by a shift in the mix of assets with higher-margin loans being replaced with short-term money market assets.

C&IS Provision for Credit Losses. The provision for credit losses was a negative $22.3 million for 2004, resulting primarily from the elimination of reserves for two nonperforming loans which were sold and the continued improvement in the credit quality of the portfolio. This compares with a negative $17.0 million in the prior year which resulted primarily from cash payments received on loans rated internally in the two lowest credit categories. The $26.1 million provision in 2002 primarily reflects adverse results of the 2002 industry-wide Shared National Credit review conducted by banking regulators and charge-offs for a leveraged lease transaction involving United Airlines and the remaining unsecured Enron Corp. exposure.

C&IS Noninterest Expenses. Total noninterest expenses of C&IS, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 4% in 2004 and 8% in 2003. The growth in expenses for 2004 reflects annual salary increases and higher performance-based pay, and increases in employee benefits, occupancy costs and business promotion efforts. In addition, indirect expense allocations for product and operating support increased $11.0 million or 2% from the prior year. The growth in expenses for 2003 reflects severance charges and costs associated with software retirements. The higher expense level in 2003 also included costs associated with technology investments and higher operating costs to support business growth.

Personal Financial Services. The PFS business unit, under the direction of William L. Morrison, President—PFS, provides personal trust, custody and investment management services; individual retirement accounts; guardianship and estate administration; qualified retirement plans; banking (including private banking); personal lending; and residential mortgage lending. PFS focuses on high net worth individuals, executives, retirees and small/mid-size businesses in each banking subsidiary’s target market.

A fiduciary and investment management office in Wilmington, Delaware, opened in September 2004, together with our full service Stamford, Connecticut and New York City offices, offer a full spectrum of innovative products and services to the ultra-wealthy in the Northeast region. In 2005, this network will be further expanded with offices in Boston, Massachusetts and Minneapolis, Minnesota. Northern Trust continued to invest in private client offices in existing markets by building new facilities and by expanding, remodeling and relocating existing offices. The Personal Financial Services unique office network currently includes 83 locations in 17 states. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families and individuals in the United States and throughout the world with assets typically exceeding $75 million.

The following table summarizes the results of operations of PFS for the years ended December 31, 2004, 2003 and 2002 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES

RESULTS OF OPERATIONS

($ In Millions)	2004	2003	2002
Noninterest Income
Trust Fees	$649.9	$598.8	$607.8
Other	93.1	115.2	76.0
Net Interest Income (FTE)	445.9	436.8	443.6
Provision for Credit Losses	7.3	19.5	11.4
Noninterest Expenses	766.5	720.7	702.6

Income before Income Taxes	415.1	410.6	413.4
Provision for Income Taxes	160.8	157.7	159.0

Net Income	$254.3	$252.9	$254.4
Percentage of Reported Consolidated Net Income	50%	62%	57%

Average Assets	$16,185.4	$15,868.3	$15,445.2

ANNUAL REPORT TO SHAREHOLDERS	40	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

PFS net income totaled $254.3 million in 2004, an increase of 1% from 2003, which in turn was 1% below the net income achieved in 2002. The increase in net income in 2004 was primarily the result of revenue growth of 3% and a lower provision for credit losses, partially offset by a 6% increase in operating expenses. The slight decline in 2003 earnings was attributed primarily to revenue growth of 2%, offset by a 3% increase in operating expenses and a higher provision for credit losses.

PFS Trust Fees. A summary of trust fees and assets under administration by state and for Wealth Management follows.

PERSONAL FINANCIAL SERVICES

TRUST FEES

(In Millions)	2004	2003	2002
Illinois	$226.2	$211.8	$212.1
Florida	166.5	157.3	163.2
California	74.8	69.4	70.2
Arizona	37.5	35.5	37.6
Texas	26.8	24.1	25.1
Other States	41.5	32.2	24.8
Wealth Management	76.6	68.5	74.8

Total Trust Fees	$649.9	$598.8	$607.8

PERSONAL FINANCIAL SERVICES

ASSETS UNDER ADMINISTRATION

	December 31
(In Billions)	2004	2003	2002
Illinois	$45.8	$43.8	$34.9
Florida	28.8	27.6	24.8
California	13.7	13.9	11.4
Arizona	6.4	6.2	5.5
Texas	5.2	4.8	4.3
Other States	16.4	13.8	10.7
Wealth Management	104.8	84.9	65.1

Total Assets Under Administration	$221.1	$195.0	$156.7

PERSONAL FINANCIAL SERVICES

ASSETS UNDER MANAGEMENT

	December 31
(In Billions)	2004	2003	2002
Illinois	$34.7	$33.6	$26.9
Florida	23.4	23.6	21.5
California	9.2	9.4	7.9
Arizona	5.0	4.7	4.2
Texas	3.3	3.2	3.0
Other States	14.9	12.8	9.8
Wealth Management	19.9	17.0	14.4

Total Assets Under Management	$110.4	$104.3	$87.7

Fees in the majority of the states that PFS operates in and all mutual fund-related revenue are billed monthly based on market values throughout the current quarter. PFS trust fees totaled a record $649.9 million for the year, compared with $598.8 million in 2003 and $607.8 million in 2002. The current year performance was positively impacted by new business and improved equity markets. The 2003 performance was impacted by equity markets, the average performance of which was lower than in 2002, partially offset by new business.

At December 31, 2004, assets under administration in PFS totaled $221.1 billion, compared with $195.0 billion at December 31, 2003. Included in assets administered are those for which Northern Trust has management responsibility. Managed assets totaled $110.4 billion at December 31, 2004 and were invested 51% in equity securities, 36% in fixed income securities and 13% in cash and other assets.

PFS Other Noninterest Income. Other noninterest income for 2004 totaled $93.1 million, down 19% compared with $115.2 million last year. The prior year results include the $17.8 million gain from the sale of the Higgins Road retail branch assets. The remainder of the decrease from 2003 resulted from a 10% decrease in treasury management fees and lower revenues from security commissions and trading income. The decline in treasury management fees reflects a higher level of services paid by clients through maintaining compensating deposit balances. Other noninterest income for 2003 increased 52% or $39.2 million compared with 2002 and included the $17.8 million gain from the sale of the branch assets. A $15.0 million write-off of the investment in myCFO, Inc. was included in the results for 2002.

PFS Net Interest Income. Net interest income of $445.9 million was 2% higher than the previous year. Average loan volume grew $287.7 million or 2%, while the net interest margin was unchanged at 2.89%. Net interest income for 2003 of $436.8 million was 2% lower than 2002 resulting primarily from a lower net interest margin brought about by the impact of refinancing activity in the residential real estate mortgage loan portfolio.

PFS Provision for Credit Losses. The 2004 provision for credit losses of $7.3 million was $12.2 million lower than the previous year, resulting primarily from cash payments received on loans rated internally in the two lowest credit categories and the continued

ANNUAL REPORT TO SHAREHOLDERS	41	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

improvement in the credit quality of the portfolio. The 2003 provision for credit losses reflected deterioration in certain commercial loans that required higher specific reserve allocations.

PFS Noninterest Expenses. PFS noninterest expenses, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 6% in 2004 and 3% in 2003. The current year was negatively impacted by a third quarter pre-tax charge of $17.0 million related to a pending litigation settlement. The remainder of the increase in 2004 expenses primarily reflects higher incentive compensation, employee benefit charges, legal services, and increased occupancy costs resulting from the remodeling and expansion of existing locations. In addition, indirect expense allocations for product and operating support increased $10.7 million or 3% from the prior year. The increase in 2003 expenses primarily reflects severance charges and costs associated with the retirement of software, higher employee benefit charges, legal and other professional services, in addition to increased occupancy costs resulting from the remodeling and expansion of existing locations. Partially offsetting these increases were lower levels of costs associated with operating risk related to servicing and managing financial assets.

Northern Trust Global Investments. The NTGI business unit, under the direction of Terence J. Toth, President—NTGI, provides a broad range of investment management and related services and other products to domestic and international clients of C&IS and PFS through various subsidiaries of the Corporation. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds and unregistered private investment funds, including funds of funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds) and traditional multi-manager products and services. NTGI’s activities also encompass brokerage, securities lending and related services. NTGI’s international business operates through subsidiaries, joint ventures, alliances and distribution arrangements in Canada, France, Germany, Ireland, Italy, Japan, the United Kingdom and the Cayman Islands. The revenues and expenses of this business unit are fully allocated to C&IS and PFS.

NTGI’s strategic focus on investment management, branding, product management, distribution and client servicing helped drive Northern Trust’s continued growth in new business. Northern Trust continued to achieve solid investment results across asset classes. For example, 21 of 40 eligible Northern-managed mutual funds were rated as 4- or 5-star overall by Morningstar.

At year-end, Northern Trust managed $571.9 billion in assets for personal and institutional clients, a new record, up 19% from $478.6 billion at year-end 2003. The increase in assets is attributable to improving equity markets and strong new business. Assets under management have grown at a five-year compound annual rate of 14.4%.

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

Treasury and Other. The Corporate Financial Management Group, under the direction of Steven L. Fradkin, Executive Vice President and Chief Financial Officer, includes the Treasury, Corporate Controller, Corporate Treasurer, Corporate Development, Investor Relations and Strategic Sourcing functions. Treasury is responsible for managing the Bank’s wholesale funding, capital position and interest rate risk, as well as the portfolio of interest rate risk management instruments under the direction of the Corporate Asset and Liability Policy Committee. Treasury is also responsible for the investment portfolios of the Corporation and the Bank and provides investment advice and management services to the subsidiary banks. “Other” corporate income and expenses represent items that are not allocated to the business units and generally represent certain nonrecurring items and certain executive level compensation.

ANNUAL REPORT TO SHAREHOLDERS	42	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2004, 2003 and 2002 on a management-reporting basis.

TREASURY AND OTHER

RESULTS OF OPERATIONS

($ In Millions)	2004	2003	2002
Noninterest Income
Trust Fees	$—	$—	$—
Other	9.7	6.9	(.9)
Net Interest Income (FTE)	(8.4)	8.3	35.3
Provision for Credit Losses	—	—	—
Noninterest Expenses	61.1	60.6	31.6

Income (Loss) before Income Taxes	(59.8)	(45.4)	2.8
Benefit for Income Taxes	33.3	21.1	5.4

Net Income (Loss)	$(26.5)	$(24.3)	$8.2

Percentage of Reported Consolidated Net Income	(5)%	(6)%	2%

Average Assets	$3,916.5	$6,114.9	$5,671.7

Treasury and Other net interest income for 2004 was a negative $8.4 million compared with $8.3 million in 2003 and $35.3 million in 2002. The continued decline in net interest income resulted from the decrease in the net interest margin, due in large part to a decline in the yield on the residential mortgage loan portfolio resulting from prior year refinancing activity. In addition, low interest rates compressed the spreads on short-term investing activity conducted by the Treasury Department. The negative other noninterest income for 2002 was due to the $4.8 million write-off of the investment in the Global Straight Through Processing Association industry utility.

Noninterest expenses totaled $61.1 million for 2004 compared with $60.6 million in the prior year, which included charges associated with the reduction in leased office space. Contributing to the current year increase after adjusting for the 2003 special charge, are higher allocations for product and operating support and increased costs associated with employee compensation and benefits. Expenses in 2003 increased from the previous year due to the special charge related to leased office space, and higher costs associated with insurance, professional services, and stock-related directors fees due to the increase in value of Northern Trust Corporation’s common stock.

Corporate Risk Management Group. Headed by Perry R. Pero, Vice Chairman and Head of Corporate Risk Management, the Corporate Risk Management Group includes the Credit Policy and Corporate Risk Management functions. The Credit Policy function is described in the “Loans and Other Extensions of Credit” section on page 49. The Corporate Risk Management Group monitors, measures and manages risks across the businesses of the Corporation and its subsidiaries. Corporate Risk Management also includes the Economic Research function.

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

ANNUAL REPORT TO SHAREHOLDERS	43	NORTHERN TRUST CORPORATION

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

Allocated Inherent Reserve. The amount of the allocated portion of the inherent loss reserve is based on loss factors assigned to Northern Trust’s credit exposures based on internal credit ratings. These loss factors are primarily based on management’s judgment of estimated credit losses inherent in the loan portfolio as well as historical charge-off experience. The Credit Policy function, which is independent of business unit management, determines credit ratings at the time each loan is approved. These credit ratings are then subject to periodic reviews by Credit Policy. Credit ratings range from “1” for the strongest credits to “9” for the weakest credits; a “9” rated loan would normally represent a complete loss.

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

ANNUAL REPORT TO SHAREHOLDERS	44	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

actuaries. In addition to actual experience, adjustments to these assumptions consider published interest rate indices, known compensation trends and policies and economic conditions that may impact the estimated long-term rate of return on plan assets.

In determining the pension expense in 2004, Northern Trust utilized a discount rate of 6.00% for the Qualified Plan and 5.50% for the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 3.60%. The expected long-term rate of return on Qualified Plan assets was 8.75%.

In evaluating possible revisions to pension-related assumptions as of Northern Trust’s September 30, 2004 measurement date, the following events were considered:

Discount Rate: Northern Trust utilizes the Moody’s AA Corporate Bond rate in establishing the discount rate for the Qualified Plan. Since this benchmark rate declined 13 basis points, Northern Trust lowered the discount rate for the Qualified Plan from 6.00% to 5.75%. The reference rate for establishing the discount rate for the Nonqualified Plan is the long-term treasury bond rate. Historically, long-term treasury bond rates have fallen short of Corporate Bond rates by about 50 basis points. For this reason, Northern Trust elected to maintain the discount rate for the Nonqualified Plan at 50 basis points below the Qualified Plan discount rate, or 5.25%.

Compensation Level: No changes were recommended to the compensation scale assumption in the current year.

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term rate of return on plan assets. Northern Trust utilized an asset return model to calculate the expected long-term rate of return on pension assets. The model considered the current asset mix and estimates of return by asset class and of inflation. As a result of this analysis, together with recent historical results, Northern Trust’s rate of return assumption for 2005 was set at 8.75%, unchanged from 2004.

As a result of the pension-related assumptions currently utilized and other actuarial experiences of the qualified and nonqualified plans, the estimated domestic pension expense is expected to increase by approximately $10.0 million in 2005.

In order to provide an understanding of the sensitivity of these assumptions on the expected periodic pension expense in 2005 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(In Millions)	25 Basis Point Increase	25 Basis Point Decrease
Increase (Decrease) in 2005 Pension Expense
Discount Rate Change	(3.3)	3.4
Compensation Level Change	1.8	(1.7)
Rate of Return on Asset Change	(1.0)	1.0
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(21.4)	22.9
Compensation Level Change	7.6	(7.3)

Purchased and Internally Developed Software. A significant portion of Northern Trust’s products and services are dependent on complex and sophisticated computer systems based primarily on purchased and internally developed software programs. Under Northern Trust’s accounting policy, purchased software and other allowable internal costs, including compensation, relating to software developed for internal use are capitalized. Capitalized software is then amortized over its estimated useful life, generally ranging from 3 to 10 years. Northern Trust believes that the accounting estimate relating to the determination and ongoing review of the estimated useful lives of capitalized software is a critical accounting policy. Northern Trust has this view because rapidly changing technology can unexpectedly change software functionality, resulting in a significant change in the useful life, including a complete write-off of software applications. In addition, product changes can also render existing software obsolete requiring a write-off of the carrying value of the asset.

In order to address this risk, Northern Trust’s accounting procedures require a quarterly review of significant software applications to confirm the reasonableness of asset book values and remaining useful lives. Modifications which may result from this process are reviewed by senior management. At December 31, 2004, capitalized software totaled $354.2 million and software amortization in 2004 totaled $84.0 million.

IMPLEMENTATION OF ACCOUNTING STANDARDS

Information related to new accounting pronouncements adopted during 2004 is contained in Notes 1 and 2 of the Consolidated Financial Statements on pages 71 and 72.

ANNUAL REPORT TO SHAREHOLDERS	45	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

CAPITAL EXPENDITURES

Proposed significant capital expenditures are reviewed and approved by Northern Trust’s senior management. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.

Capital expenditures in 2004 included ongoing enhancements to Northern Trust’s hardware and software capabilities and expansion or renovation in several existing offices. Capital expenditures for 2004 totaled $135.6 million, of which $83.8 million was for software, $6.9 million was for building and leasehold improvements, $40.4 million for computer hardware and machinery and $4.5 million for furnishings. These capital expenditures are designed principally to support and enhance the transaction processing, investment management and securities handling capability of the trust and banking businesses, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization associated with these capital expenditures are charged to equipment and other operating expenses, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

Assets Under Administration. Northern Trust, in the normal course of business, holds assets under administration and under management in a fiduciary or agency capacity for its clients. In accordance with accounting principles generally accepted in the United States, these assets are not assets of Northern Trust and are not included in its consolidated balance sheet.

Financial Guarantees and Indemnifications. Northern Trust issues financial guarantees in the form of standby letters of credit to meet the liquidity and credit enhancement needs of its clients. Standby letters of credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions.

Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client defaults. To control the credit risk associated with issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities. Certain standby letters of credit have been secured with cash deposits or participated to others. Northern Trust is obligated to meet the entire financial obligation of these agreements and in certain cases is able to recover the amounts paid through recourse against cash deposits or other participants. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken and measured as the estimated fair value of these instruments, totaled $4.5 and $4.4 million at December 31, 2004 and 2003, respectively.

The following table shows the contractual amounts of standby letters of credit.

	December 31
(In Millions)	2004	2003
Standby Letters of Credit:
Corporate	$910.9	$617.6
Industrial Revenue	1,175.8	1,286.5
Other	606.6	617.2

Total Standby Letters of Credit*	$2,693.3	$2,521.3

*These amounts include $294.9 million and $271.1 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2004 and 2003, respectively. The weighted average maturity of standby letters of credit was 19 months at December 31, 2004 and 20 months at December 31, 2003.

As part of the Corporation’s securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications to trust clients against loss resulting from the bankruptcy of the borrower of securities. The borrower is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with the collateral revalued on a daily basis. The amount of securities loaned as of December 31, 2004 and 2003 subject to indemnification was $112.7 billion and $74.0 billion, respectively. Because of the borrower’s requirement to fully collateralize securities borrowed, management be -

ANNUAL REPORT TO SHAREHOLDERS	46	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

lieves that the exposure to credit loss from this activity is negligible.

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

The outstanding principal amount of the Subordinated Debentures, net of discount, held by the trusts totaled $276.3 million as of December 31, 2004. The book value of the Series A and Series B Securities totaled $268.0 million as of December 31, 2004. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities. However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

Northern Trust has interests in other variable interest entities which are also not consolidated as Northern Trust is not considered the primary beneficiary of these entities. Northern Trust’s interests in these entities do not have a material impact on its consolidated financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity Risk Management. The objectives of liquidity risk management are to ensure that Northern Trust can meet its cash flow requirements and can capitalize on business opportunities on a timely and cost effective basis. Management monitors the liquidity position on a daily basis to make funds available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured so that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.

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

Northern Trust maintains a liquid balance sheet with loans representing only 40% of total assets. Further, at December 31, 2004, there was a significant liquidity reserve on the consolidated balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $23.1 billion or 51% of total assets.

The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These cash needs are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 28 on page 93. Bank subsidiaries have the ability to pay dividends during 2005 equal to their 2005 eligible net profits plus $296.9 million. The Corporation’s liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $199.6 million at year-end 2004. The cash flows of the Corporation are shown in Note 32 on page 99. The Corporation also has a $50 million back-up line of credit for its commercial paper issuance.

ANNUAL REPORT TO SHAREHOLDERS	47	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following table shows Northern Trust’s contractual obligations at December 31, 2004.

CONTRACTUAL OBLIGATIONS

	Payment Due by Period
(In Millions)	Total	One Year and Less	1-3 Years	4-5 Years	Over 5 Years
Bank-Senior Notes*	$200.0	$100.0	$100.0	$—	$—
Subordinated Debt*	850.0	100.0	100.0	300.0	350.0
Floating Rate Capital Debt*	278.4	—	—	—	278.4
Capital Lease Obligations**	18.8	2.4	5.0	5.0	6.4
Operating Leases**	549.2	50.7	95.4	78.7	324.4
Purchase Obligations***	291.6	92.3	133.8	60.2	5.3

Total Contractual Obligations	$2,188.0	$345.4	$434.2	$443.9	$964.5

Note: Obligations as shown do not include deposit liabilities or interest on funding sources.

* Refer to Notes 12 and 13 to the Consolidated Financial Statements for further details.

** Refer to Note 10 to the Consolidated Financial Statements for further details.

*** Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2004 activity was used as a base to project future obligations.

Capital Management. One of management’s primary objectives is to maintain a strong capital position to merit the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities when they arise and withstand unforeseen adverse developments. In 2004, capital levels were strengthened as average common equity increased 7% or $218.0 million reaching a record $3.30 billion at year-end. Total risk-weighted assets rose 9%. During 2004, the Corporation purchased 3,419,285 of its own common shares at a cost of $150.6 million, as part of its share buyback program. The buyback program is designed, among other things, to help offset the dilutive effect of stock issuances under the Corporation’s incentive stock programs. Under this program, the Corporation may purchase up to 6.8 million additional shares after December 31, 2004.

CAPITAL ADEQUACY

	December 31
($ In Millions)	2004	2003
Tier 1 Capital
Common Stockholders’ Equity	$3,296	$3,055
Floating Rate Capital Securities	268	268
Goodwill and Other Intangible Assets	(232)	(235)
Net Unrealized Gain on Securities	—	(3)
Nonfinancial Equity Investments	(1)	(3)

Total Tier 1 Capital	3,331	3,082

Tier 2 Capital
Reserve for Credit Losses Assigned to Loans and Leases	131	149
Off-Balance Sheet Credit Loss Reserve	9	8
Reserves Against Identified Losses	(24)	(37)
Long-Term Debt*	590	690

Total Tier 2 Capital	706	810

Total Risk-Based Capital	$4,037	$3,892

Risk-Weighted Assets**	$30,333	$27,876

Total Assets–End of Period (EOP)	$45,277	$41,450
Average Fourth Quarter Assets**	44,041	40,804
Total Loans–EOP	17,943	17,814

Ratios
Risk-Based Capital to Risk-Weighted Assets
Tier 1	11.0%	11.1%
Total (Tier 1 and Tier 2)	13.3	14.0
Leverage	7.6	7.6

Common Stockholders’ Equity to
Total Loans EOP	18.4%	17.2%
Total Assets EOP	7.3	7.4

Notes:

*Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.

**Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

ANNUAL REPORT TO SHAREHOLDERS	48	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Board of Directors increased the quarterly dividend by 11% to $.21 per common share in November 2004. The common dividend has increased 56% from its level five years ago.

The higher capital levels in 2004 reflect Northern Trust’s ongoing policy of retaining a sufficient percentage of earnings in the Corporation to allow for strategic expansion while maintaining a strong balance sheet. All of Northern Trust’s capital ratios were well above the ratios that are a requirement for regulatory classification as “well capitalized.” At December 31, 2004, tier 1 capital was 11.0% and total capital was 13.3% of risk-weighted assets. These risk-based capital ratios are well above the minimum requirements of 4.0% for tier 1 and 8.0% for total risk-based capital ratios. Northern Trust’s leverage ratio (tier 1 capital to fourth quarter average assets) of 7.6% is also well above the regulatory requirement of 3.0%. In addition, each of the subsidiary banks had a ratio of at least 9.2% for tier 1 capital, 11.0% for total risk-based capital, and 6.1% for the leverage ratio.

RISK MANAGEMENT

Asset Quality and Credit Risk Management—Securities. Northern Trust maintains a high quality securities portfolio, with 75% of the total portfolio composed of U.S. Treasury or government sponsored agency securities. The remainder of the portfolio consists of obligations of states and political subdivisions, preferred stock and other securities, including Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 2004, 81% of these securities were rated triple-A or double-A, 1% were rated single-A and 18% were below A or not rated by Standard and Poor’s and/or Moody’s Investors Service.

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

Loans and Other Extensions of Credit. Credit risk is inherent in Northern Trust’s various lending activities. Northern Trust focuses its lending efforts on clients with existing trust or treasury management relationships or who are looking to build a full range of financial services. Credit risk is managed through the Credit Policy function, which is designed to assure adherence to a high level of credit standards. Credit Policy reports to the Corporation’s Head of Corporate Risk Management. Credit Policy provides a system of checks and balances for Northern Trust’s diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and assuring their uniform application. These activities are designed to diversify credit exposure on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust’s use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.

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

As part of Northern Trust’s ongoing credit granting process, internal ratings are assigned to each client and credit before credit is extended, based on an assessment

ANNUAL REPORT TO SHAREHOLDERS	49	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

of creditworthiness. Credit Policy performs, at least annually, a review of selected significant credit exposures to identify, at the earliest possible stages, clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Above average risk loans receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.

An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 54 through 56, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.

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

COMPOSITION OF LOAN PORTFOLIO

	December 31
(In Millions)	2004	2003	2002	2001	2000
Domestic
Residential Real Estate	$8,095.3	$7,975.3	$7,808.1	$7,427.9	$6,822.8
Commercial	3,190.0	3,405.3	3,968.3	4,741.6	4,796.8
Broker	27.9	7.0	8.8	11.8	126.4
Commercial Real Estate	1,307.5	1,297.1	1,168.5	1,025.6	911.0
Personal	2,927.2	2,699.9	2,480.8	2,208.8	2,289.3
Other	609.7	743.9	959.3	768.6	1,207.1
Lease Financing	1,221.8	1,228.0	1,276.0	1,202.6	1,034.4

Total Domestic	$17,379.4	$17,356.5	$17,669.8	$17,386.9	$17,187.8
International	563.3	457.3	393.9	593.0	956.8

Total Loans and Leases	$17,942.7	$17,813.8	$18,063.7	$17,979.9	$18,144.6

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT

AMOUNTS THAT REPRESENT CREDIT RISK

	December 31
(In Millions)	2004	2003
Unfunded Commitments to Extend Credit
One Year and Less	$6,650.2	$8,892.9
Over One Year	9,597.2	7,648.7

Total	$16,247.4	$16,541.6

Standby Letters of Credit	2,693.3	2,521.3
Commercial Letters of Credit	32.1	26.1
Custody Securities Lent with Indemnification	112,691.4	73,966.3

ANNUAL REPORT TO SHAREHOLDERS	50	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2004 –

BY INDUSTRY SECTOR

(In Millions)	Commitment Expiration
Industry Sector	Total Commitments	One Year and Less	Over One Year	Outstanding Loans
Finance and Insurance	$1,893.9	$1,067.2	$826.7	$302.6
Holding Companies	233.3	148.7	84.6	110.4
Manufacturing	3,924.6	1,146.9	2,777.7	598.8
Mining	194.8	71.0	123.8	8.9
Public Administration	57.7	7.8	49.9	88.1
Retail Trade	599.0	143.1	455.9	94.2
Security and Commodity Brokers	246.5	225.7	20.8	27.9
Services	2,828.1	1,213.6	1,614.5	1,150.6
Transportation and Warehousing	410.6	139.7	270.9	74.8
Utilities	311.9	108.5	203.4	13.0
Wholesale Trade	664.7	258.3	406.4	304.3
Other Commercial	288.4	130.1	158.3	444.3

Total Commercial and Broker*	$11,653.5	$4,660.6	$6,992.9	$3,217.9
Residential Real Estate	1,473.1	195.1	1,278.0	8,095.3
Commercial Real Estate	313.3	99.5	213.8	1,307.5
Personal	2,214.7	1,298.8	915.9	2,927.2
Other	472.1	375.5	96.6	609.7
Lease Financing	—	—	—	1,221.8
International	120.7	20.7	100.0	563.3

Total	$16,247.4	$6,650.2	$9,597.2	$17,942.7

*Commercial and Broker industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

Although credit exposure is well diversified, there are certain groups of credits that meet the accounting definition under SFAS No. 107 of credit risk concentrations. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that a credit exposure falls into one of these groups does not necessarily indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, banks and bank holding companies, commercial real estate and commercial aircraft leases.

Residential Real Estate. The residential real estate loan portfolio totaled $8.1 billion or 47% of total domestic loans at December 31, 2004, compared with $8.0 billion or 46% at December 31, 2003. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.

Of the total $8.1 billion in residential real estate loans, $3.3 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $1.5 billion and $1.2 billion at December 31, 2004 and 2003, respectively.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both domestic and international, consists primarily of short-term money market assets, which totaled $13.1 billion and $9.5 billion at December 31, 2004 and December 31, 2003, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $1.8 billion and $1.3 billion at December 31, 2004 and December 31, 2003, respectively. Northern Trust also provides commercial financing to banks and bank holding companies with which it has a substantial business relationship. Northern Trust’s outstanding lending exposure to these entities, primarily U.S. bank holding companies located in the Greater Midwest, was not considered material to its consolidated financial position as of December 31, 2004 or 2003.

Commercial Real Estate. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower’s principal business activity is the acquisition or the development of real estate for commercial purposes; (2) the principal

ANNUAL REPORT TO SHAREHOLDERS	51	NORTHERN TRUST CORPORATION

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

Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in those markets where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $406.4 million and $436.1 million as of December 31, 2004 and 2003, respectively, are composed primarily of loans to developers that are highly experienced and well known to Northern Trust.

Commercial mortgage financing, which totaled $901.1 million and $861.0 million as of December 31, 2004 and 2003, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.

At December 31, 2004, legally binding commitments to extend credit and standby letters of credit to commercial real estate developers totaled $313.3 million and $37.5 million, respectively. At December 31, 2003, legally binding commitments were $227.5 million and standby letters of credit were $23.6 million.

Commercial Aircraft Leases. Through its leasing subsidiary, Norlease, Inc., Northern Trust has entered into leveraged lease transactions involving commercial aircraft totaling $244 million, which are a part of the $1.2 billion lease financing portfolio at December 31, 2004. $142 million of the leveraged leases involve aircraft leases to foreign airlines, where the leases are fully backed by a combination of pledged marketable securities and guarantees from either a domestic “AAA” rated insurance company or a large U.S.-based banking institution. $9 million represents leases to domestic airlines; $72 million to commercial transport companies; and the balance for commuter aircraft leases, which are guaranteed by aircraft manufacturers or by sovereign entities.

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

Northern Trust places deposits with counterparties that have high internal (Northern Trust) and external credit ratings. These foreign banks are approved and monitored by Northern Trust’s Counterparty Risk Management Committee, which has credit authority for exposure to all foreign banks and employs a review process that results in credit limits. This process includes financial analysis of the foreign banks, use of an internal rating system and consideration of external ratings from rating agencies. Each counterparty is reviewed at least annually. Separate from the entity-specific review process, the average life to maturity of deposits with foreign banks is deliberately maintained on a short-term basis in order to respond quickly to changing credit conditions. Additionally, the Committee performs a country-risk analysis and imposes limits to country exposure. The following table provides information on foreign outstandings by country that exceed 1.00% of Northern Trust’s assets.

ANNUAL REPORT TO SHAREHOLDERS	52	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

FOREIGN OUTSTANDINGS

(In Millions)	Banks	Commercial and Other	Total
At December 31, 2004
United Kingdom	$2,032	$207	$2,239
France	1,162	—	1,162
Belgium	1,066	—	1,066
Sweden	898	1	899
Netherlands	815	51	866
Switzerland	587	12	599
Canada	542	25	567
Ireland	533	24	557
Singapore	423	39	462

At December 31, 2003
France	$1,377	$—	$1,377
United Kingdom	1,348	17	1,365
Germany	784	13	797
Netherlands	595	16	611
Spain	567	—	567
Belgium	559	2	561
Ireland	415	17	432
Italy	420	—	420

At December 31, 2002
United Kingdom	$954	$39	$993
France	949	—	949
Italy	614	—	614
Belgium	579	1	580
Netherlands	520	23	543
Canada	507	22	529
Germany	520	—	520
Sweden	471	5	476
Ireland	423	21	444

Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Germany and Australia with aggregate outstandings of $800 million at December 31, 2004, Switzerland, Canada and Singapore with aggregate outstandings of $1.0 billion at December 31, 2003, and Spain and Singapore with aggregate outstandings of $614 million at December 31, 2002.

NONPERFORMING ASSETS

	December 31
(In Millions)	2004	2003	2002	2001	2000
Nonaccrual Loans
Domestic
Residential Real Estate	$2.8	$4.5	$4.8	$5.0	$2.9
Commercial	29.5	75.3	87.6	99.3	71.2
Commercial Real Estate	.1	.1	.7	4.3	1.8
Personal	.5	.1	.3	.1	.4
International	—	—	—	—	—

Total Nonaccrual Loans	32.9	80.0	93.4	108.7	76.3
Other Real Estate Owned	.2	.3	1.2	.8	2.2

Total Nonperforming Assets	$33.1	$80.3	$94.6	$109.5	$78.5

90 Day Past Due Loans Still Accruing	$9.9	$21.0	$15.2	$14.5	$30.5

Nonperforming Assets and 90 Day Past Due Loans. Nonperforming assets consist of nonaccrual loans and Other Real Estate Owned (OREO). OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans. Past due loans are loans that are delinquent 90 days or more and still accruing interest. The level of 90 day past due loans at any reporting period can fluctuate widely based on the timing of cash collections, renegotiations and renewals.

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

ANNUAL REPORT TO SHAREHOLDERS	53	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The previous table presents the nonperforming assets and past due loans for the current and prior four years. Of the total loan portfolio of $17.9 billion at December 31, 2004, $32.9 million, or .18%, was nonaccrual, compared with $80.0 million, or .45%, at December 31, 2003. The $47.1 million decrease primarily reflects the sales, totaling $40.5 million, of two commercial loans that represented Northern Trust’s remaining exposure to companies with asbestos-related claims and net loan repayments on other nonaccrual loans during the year.

Included in the portfolio of nonaccrual loans are those loans that meet the criteria of being “impaired.” A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2004, impaired loans, all of which have been classified as nonaccrual, totaled $30.3 million, net of $7.3 million in charge-offs. These loans had $24.0 million of the reserve for credit losses allocated to them.

Provision and Reserve for Credit Losses. Changes in the reserve for credit losses were as follows:

(In Millions)	2004	2003	2002
Balance at Beginning of Year	$157.2	$168.5	$161.6
Charge-Offs	(7.3)	(22.3)	(36.6)
Recoveries	4.4	8.5	6.0

Net Charge-Offs	(2.9)	(13.8)	(30.6)
Provision for Credit Losses	(15.0)	2.5	37.5

Balance at End of Year	$139.3	$157.2	$168.5

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb credit losses inherent in Northern Trust’s loan and lease portfolios and other credit undertakings. The reserve provides for probable losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios and other credit undertakings but that have not yet been specifically identified (inherent loss component). The table on the following page shows (1) the specific portion of the reserve, (2) the allocated portion of the inherent reserve and its components by loan category and (3) the unallocated portion of the reserve at December 31, 2004 and each of the prior four year-ends.

ANNUAL REPORT TO SHAREHOLDERS	54	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

ALLOCATION OF THE RESERVE FOR CREDIT LOSSES

	December 31
	2004		2003		2002		2001		2000
($ In Millions)	Reserve Amount	Percent of Loans to Total Loans	Reserve Amount	Percent of Loans to Total Loans	Reserve Amount	Percent of Loans to Total Loans	Reserve Amount	Percent of Loans to Total Loans	Reserve Amount	Percent of Loans to Total Loans
Specific Reserve	$24.0	—%	$37.0	—%	$25.0	—%	$21.1	—%	$24.3	—%

Allocated Inherent Reserve
Residential Real Estate	11.6	45	11.9	45	11.5	43	9.7	41	9.6	38
Commercial	49.9	18	60.9	19	85.2	22	81.7	27	79.1	27
Commercial Real Estate	17.1	7	16.8	7	15.5	7	14.8	6	13.2	5
Personal	5.5	16	5.2	15	5.0	14	3.8	12	4.3	13
Other	—	4	—	4	—	5	—	4	—	6
Lease Financing	4.5	7	4.3	7	4.8	7	3.0	7	2.9	6
International	1.6	3	1.6	3	1.4	2	5.0	3	3.4	5

Total Allocated Inherent Reserve	$90.2	100%	$100.7	100%	$123.4	100%	$118.0	100%	$112.5	100%

Unallocated Inherent Reserve	25.1	—	19.5	—	20.1	—	22.5	—	26.1	—

Total Reserve for Credit Losses	$139.3	100%	$157.2	100%	$168.5	100%	$161.6	100%	$162.9	100%

Reserve Assigned to:
Loans and Leases	$130.7		$149.2		$161.1		$154.3		$152.6
Unfunded Commitments and Standby Letters of Credit	8.6		8.0		7.4		7.3		10.3

Total Reserve for Credit Losses	$139.3		$157.2		$168.5		$161.6		$162.9

Specific Component of the Reserve. The specific component of the reserve is determined on a loan-by-loan basis as part of the regular review of impaired loans and potential charge-offs. The specific reserve is based on a loan’s current book value compared with the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan.

At December 31, 2004, the specific reserve component amounted to $24.0 million compared with $37.0 million at the end of 2003. The $13.0 million decrease was due primarily to the elimination of reserves for two nonperforming loans which were sold, principal repayments, and charge-offs that had been reserved for in prior periods. Offsetting these decreases in part were additional reserves required on certain commercial loans that were reclassified as nonperforming.

The increase in the specific loss component of the reserve in the prior year from $25.0 million in 2002 to $37.0 million in 2003 was due primarily to additional reserves required on commercial loans reclassified as nonperforming and further deterioration in the credit quality of certain impaired loans, offset in part by principal repayments and charge-offs of previously reserved for loans.

Allocated Inherent Component of the Reserve. The allocated portion of the inherent reserve is based on management’s review of historical charge-off experience as well as its judgment regarding the performance of loans in each credit rating category over a period of time that management determines is adequate to reflect longer-term economic trends. One building block in reaching the appropriate allocated inherent reserve is an analysis of loans by credit rating categories. Credit ratings are determined by members of the Credit Policy function, which is independent of business unit management, at the time each loan is approved. These credit ratings are then subject to periodic reviews by Credit Policy. Credit ratings range from “1” for the strongest credits to “9” for the weakest credits; a “9” rated loan would normally represent a complete loss.

Several factors are considered by management in determining the level of the allocated inherent component of the reserve. One of the factors is the historical loss ratio for each credit rating category over the prior five years. The historical loss ratios are evaluated by management and adjusted based on current facts and circumstances. The historical loss factors on higher-risk loans, those rated “5” through “8”, are also refined by considering the current economic environment and regulatory guidelines in order to provide a more consistent and reliable method for taking account of credit trends in measuring loss exposure.

Management also maintains a reserve for the commercial, commercial real estate and international segments of the portfolio that have credit ratings from “1” through “4”, in order to measure the loss estimated to be inherent in these riskier segments. Because of the higher degree of uncertainty in these portfolios and Northern Trust’s historical experience, which includes significant losses related to a small number of loans over brief periods of time, management believes it appro -

ANNUAL REPORT TO SHAREHOLDERS	55	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

priate to maintain a reserve higher than recent charge-off experience would suggest. This is intended to prevent an understatement of reserves based upon over-reliance on more favorable economic conditions included in the historic look-back period.

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

The allocated portion of the inherent reserve decreased $10.5 million to $90.2 million at December 31, 2004 compared with $100.7 million at December 31, 2003. The decrease in this component of the reserve is due primarily to the net reduction in the outstanding balance of lower-rated loans reflecting the receipt of principal repayments during a period of limited growth in commercial loan volumes.

In 2003, the allocated portion of the inherent reserve decreased $22.7 million from $123.4 million at December 31, 2002. The decrease during 2003 primarily reflected the overall improvement in credit quality experienced during 2003 as evidenced by the reduction in the outstanding balance of the highest risk rated loans.

Unallocated Inherent Component of the Reserve. The unallocated portion of the inherent loss reserve is based on management’s review of other factors affecting the determination of probable inherent losses, primarily in the commercial portfolio, which are not necessarily captured by the application of historical loss ratios. This portion of the reserve analysis involves the exercise of judgment and reflects considerations such as management’s view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses.

Although credit quality and business conditions have shown signs of improvement, there continues to be uncertainty with regard to the breadth of the economic recovery, the impact of high oil prices and increases in interest rates from historically low levels. Based on management’s current evaluation of these and other qualitative factors impacting asset quality, the unallocated portion of the reserve at year-end was $25.1 million compared with $19.5 million last year.

Other Factors. The total amount of the two highest risk loan groupings, those rated “7” and “8” (based on Northern Trust’s internal rating scale, which closely parallels that of the banking regulators), decreased $103 million to $110 million, of which $30.3 million was classified as impaired. This compares with $213 million last year-end when $78.7 million was classified as impaired. The decrease in 2004 primarily reflects the receipt of principal repayments, the sale of two nonperforming loans, and the migration of certain higher risk rated loans, which require higher reserves, to lower risk credit ratings as a result of improving credit quality. There were no “9” rated loans reported at any time during the periods because loans are charged-off when they are so rated. At December 31, 2004, these highest risk loans represented .6% of outstanding loans.

Overall Reserve. In establishing the overall reserve level, management considers that 45% of the loan portfolio consists of lower risk residential mortgage loans. The evaluation of the factors above resulted in a reserve for credit losses of $139.3 million at December 31, 2004 compared with $157.2 million at the end of 2003. The reserve of $130.7 million assigned to loans and leases, as a percentage of total loans and leases was .73% at December 31, 2004, compared with .84% at December 31, 2003. The decrease in the reserve level reflects the overall improvement in credit quality within Northern Trust’s commercial loan portfolio.

Reserves assigned to unfunded loan commitments and standby letters of credits totaled $8.6 million at December 31, 2004, compared with $8.0 million at December 31, 2003.

Provision. The provision for credit losses was a negative $15.0 million for the year, resulting primarily from the elimination of reserves for two nonperforming loans which were sold and the overall continued improvement in the credit quality of the loan portfolio. Net charge-offs totaled $2.9 million in 2004. This compares with a provision for credit losses of $2.5 million and net charge-offs of $13.8 million in 2003.

The reduced level of provision in 2003 as compared to the $37.5 million provision in 2002 was due to the improved credit quality of the loan portfolio and the increased provisions required in 2002 as a result of the 2002 industry-wide Shared National Credit review conducted by the banking regulators and charge-offs for a leveraged lease transaction involving United Airlines and the remaining unsecured Enron Corp. exposure.

MARKET RISK MANAGEMENT

Overview. The Board of Directors has overall responsibility for Northern Trust’s interest rate and foreign exchange risk management policies. To ensure adherence to these policies, the Corporate Asset and Liability Policy Committee (ALCO) establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates. The guidelines apply to both on- and off-

ANNUAL REPORT TO SHAREHOLDERS	56	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

balance sheet positions. ALCO also establishes and monitors limits for foreign exchange risk. The goal of the ALCO process is to maximize earnings while maintaining a high quality balance sheet and carefully controlling interest rate and foreign exchange risk.

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

Northern Trust used model simulations to measure its earnings sensitivity relative to management’s most likely interest rate scenarios as of December 31, 2004 and December 31, 2003. Similar to the prior year simulation, the 2005 interest rate scenario assumes a relatively stable interest rate environment during the first half of the year, with moderately rising interest rates for the remainder of the year. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The following table shows the effect on 2004 and 2005 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management’s interest rate assumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one-year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:

•	the balance sheet size was assumed to remain constant over the one-year simulation horizon;
•	maturing assets and liabilities were replaced on the balance sheet with the same terms;
•	prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions; and
•	changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

INTEREST RATE RISK SIMULATION OF PRE-TAX INCOME AS OF

DECEMBER 31, 2004 AND 2003

	Estimated Impact On
(In Millions)	2005 Pre-Tax Income Increase/ (Decrease)	2004 Pre-Tax Income Increase/ (Decrease)
Increase in Interest Rates Above Management’s Interest Rate Forecast
100 Basis Points	$(1.4)	$(5.6)
200 Basis Points	(3.1)	(12.7)
Decrease in Interest Rates Below Management’s Interest Rate Forecast
100 Basis Points	$1.0	$3.8
200 Basis Points	(1.6)	*

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

The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest

ANNUAL REPORT TO SHAREHOLDERS	57	NORTHERN TRUST CORPORATION

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

Foreign currency positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar do not offset each other, or offset each other in different time periods and also include holdings of foreign denominated non-trading assets and liabilities that are not converted to U.S. dollars through the use of hedge contracts. Northern Trust mitigates the risk related to its foreign currency positions by establishing limits on the amounts and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All overnight positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign exchange risk, they are not a substitute for the experience or judgment of Northern Trust’s senior management and its foreign currency traders, who have extensive knowledge of the foreign currency markets. Foreign currency positions and strategies are adjusted as needed in response to changing market conditions.

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

Northern Trust’s value at risk based on foreign currency positions totaled $134 thousand and $49 thousand as of December 31, 2004 and 2003, respectively. Value at risk totals representing the average, high and low for 2004 were $221 thousand, $466 thousand and $104 thousand, respectively, with the average, high and low for 2003 being $188 thousand, $385 thousand and $49 thousand, respectively. These totals indicate the degree of risk inherent in foreign currency positions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future foreign currency positions.

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

ANNUAL REPORT TO SHAREHOLDERS	58	NORTHERN TRUST CORPORATION

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

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk is mitigated through a system of internal controls that are designed to keep operating risk at levels appropriate to Northern Trust’s corporate standards in view of the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust’s internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.

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

FACTORS AFFECTING FUTURE RESULTS

This annual report contains statements that may be considered forward-looking, such as the statements relating to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effects of any extraordinary events and various other matters (including developments in litigation and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “strategy,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including:

•	The future health of the U.S. and international economies and other economic factors (such as the pace of inflation/deflation and consumer confidence in the securities markets) that affect wealth creation, investment and savings patterns and Northern Trust’s interest rate risk and credit risk exposure;
•	Changes in U.S. and worldwide securities markets with respect to the market values of financial assets, the stability of particular securities markets and the level of volatility in certain markets such as foreign exchange;
•	Changes in foreign currency exchange rates that, as Northern Trust’s business grows globally, and to the extent that they are not fully hedged, may impact Northern Trust’s level of revenue and expense and net income and the value of its investments in non-U.S. operations, in each case as expressed in U.S. dollars;
•	U.S. and international economic factors that may impact Northern Trust’s interest rate risk, including the level of or change in interest rates, and credit risk exposure;
•	Northern Trust’s success in integrating recent, pending, and future acquisitions, strategic alliances and preferred provider arrangements and using the acquired businesses, completed alliances and preferred provider arrangements to execute its business strategy;
•	Factors or conditions that may affect Northern Trust’s liquidity management objectives, including a decline in the confidence of potential debt and/or equity securities purchasers in the funds markets generally or in Northern Trust in particular or a change in Northern Trust’s credit ratings;

ANNUAL REPORT TO SHAREHOLDERS	59	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

•	The effect of geopolitical risks on the U.S. and international economies and securities markets as well as the effects of any extraordinary events (such as terrorist events, war and the U.S. government’s response to those events), contagious disease outbreaks or epidemics (such as a SARS outbreak) or natural disasters;
•	Changes in the level of cross-border investing by clients resulting from changing economic factors, political conditions or currency markets;
•	Regulatory, monetary and banking developments and changes in accounting requirements or interpretations in the U.S. and other countries where Northern Trust has significant business;
•	The interpretation and implementation by U.S. and other regulators of the New Basel Capital Accord developed by the Basel Committee on Banking Supervision and its effect of the minimum regulatory capital requirements of the Corporation and its subsidiaries;
•	Success in obtaining regulatory approvals when required;
•	Changes in the nature of Northern Trust’s competition, including changes resulting from industry consolidation and the regulatory environment, and changes in particular markets, as well as actions taken by particular competitors;
•	Expansion or contraction of Northern Trust’s products, services, and targeted markets in response to strategic opportunities and changes in the nature of Northern Trust’s competition;
•	Changes in the level of investment or reinvestment in Northern Trust’s products, services, and targeted markets, and the pricing of those products and services;
•	Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets, as well as its success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise, and generating a profit in those markets in a reasonable time;
•	Northern Trust’s ability to continue to generate strong investment results for clients and continue to develop its array of investment products, internally or through acquisition, in a manner that meets client needs;
•	Northern Trust’s ability to continue to fund and accomplish technological innovation, improve internal processes and controls, address operating and technology risks (including material systems interruptions, human errors or omissions, fraud, and breaches of internal controls), and attract and retain capable staff in order to address operating and technology challenges and increasing volume and complexity in many of its businesses;
•	The success of Northern Trust’s strategic initiatives and its re-engineering and outsourcing activities;
•	The impact of divestiture or discontinuance of portions of Northern Trust’s businesses;
•	The ability of each of Northern Trust’s principal businesses to maintain a product mix that achieves acceptable margins;
•	Changes in tax laws or other legislation in the U.S. or other countries (including pension reform legislation) that could affect Northern Trust or clients of its personal and institutional asset administration businesses; and
•	Risks and uncertainties inherent in the regulatory and litigation process (including risks associated with pending and threatened legal actions and proceedings and the potential effects of adverse publicity arising from the failure or perceived failure to comply with legal and regulatory requirements) that are evaluated within the context of current judicial decisions and legislative and regulatory interpretations, and with respect to which a trier of fact, either a judge or jury, could decide a case contrary to Northern Trust’s evaluation of the relevant facts or law, and a court or regulatory agency could act to change or modify existing law on a particular issue.

Some of these risks and uncertainties that may affect future results are discussed in more detail in the sections of “Item 1—Business” of the 2004 Annual Report on Form 10-K captioned “Government Policies,” “Competition” and “Regulation and Supervision.” All forward-looking statements included in this annual report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

ANNUAL REPORT TO SHAREHOLDERS	60	NORTHERN TRUST CORPORATION

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation and its subsidiaries (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2004. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2004, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and that receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2004, included in this Annual Report, has issued an attestation report (included herein on page 62) on management’s assessment of Northern Trust’s internal control over financial reporting.

ANNUAL REPORT TO SHAREHOLDERS	61	NORTHERN TRUST CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls over Financial Reporting, that Northern Trust Corporation and its subsidiaries (Northern Trust) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Northern Trust management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Northern Trust’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Northern Trust maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in “Internal Control—Integrated Framework” issued by COSO. Also, in our opinion, Northern Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in “Internal Control—Integrated Framework” issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 14, 2005 expressed an unqualified opinion on those consolidated financial statements.

/s/    KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 14, 2005

ANNUAL REPORT TO SHAREHOLDERS	62	NORTHERN TRUST CORPORATION

CONSOLIDATED BALANCE SHEET

	December 31
($ In Millions Except Share Information)	2004	2003
Assets
Cash and Due from Banks	$2,052.5	$1,595.9
Federal Funds Sold and Securities Purchased under Agreements to Resell (Note 6)	1,339.9	754.6
Time Deposits with Banks	11,793.2	8,767.7
Other Interest-Bearing	34.4	42.8
Securities (Notes 5 and 27)
Available for Sale	7,918.9	8,422.4
Held to Maturity (Fair value–$1,156.6 in 2004 and $1,081.6 in 2003)	1,120.2	1,041.5
Trading Account	2.6	7.4

Total Securities	9,041.7	9,471.3

Loans and Leases (Notes 7 and 27)
Commercial and Other	9,847.4	9,838.5
Residential Mortgages	8,095.3	7,975.3

Total Loans and Leases (Net of unearned income–$487.5 in 2004 and $435.7 in 2003)	17,942.7	17,813.8

Reserve for Credit Losses Assigned to Loans and Leases (Note 8)	(130.7)	(149.2)
Buildings and Equipment (Notes 9 and 10)	465.1	498.3
Customers’ Acceptance Liability	2.0	11.2
Trust Security Settlement Receivables	148.9	170.6
Other Assets (Notes 11 and 29)	2,587.0	2,473.2

Total Assets	$45,276.7	$41,450.2

Liabilities
Deposits
Demand and Other Noninterest-Bearing	$5,472.8	$5,084.1
Savings and Money Market	7,950.6	7,102.6
Savings Certificates	1,494.0	1,524.5
Other Time	370.7	273.6
Foreign Offices–Demand	904.2	683.2
–Time	14,865.3	11,602.0

Total Deposits	31,057.6	26,270.0
Federal Funds Purchased	1,018.3	2,629.4
Securities Sold under Agreements to Repurchase (Note 6)	2,847.9	1,827.8
Commercial Paper	145.4	142.3
Other Borrowings	3,177.0	3,677.0
Senior Notes (Note 12)	200.0	350.0
Long-Term Debt (Note 12)	863.6	864.7
Floating Rate Capital Debt (Note 13)	276.3	276.2
Liability on Acceptances	2.0	11.2
Other Liabilities (Notes 8 and 29)	2,393.0	2,346.3

Total Liabilities	41,981.1	38,394.9

Stockholders’ Equity
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares in 2004 and 2003; Outstanding 219,067,733 shares in 2004 and 220,118,476 shares in 2003 (Notes 14 and 16)	379.8	379.8
Retained Earnings	3,300.6	2,990.7
Accumulated Other Comprehensive Income (Note 15)	(14.7)	(8.9)
Common Stock Issuable–Stock Incentive Plans (Note 22)	63.0	88.6
Deferred Compensation	(25.0)	(26.4)
Treasury Stock (at cost–8,853,791 shares in 2004 and 7,803,048 shares in 2003 )	(408.1)	(368.5)

Total Stockholders’ Equity	3,295.6	3,055.3

Total Liabilities and Stockholders’ Equity	$45,276.7	$41,450.2

See accompanying notes to consolidated financial statements on pages 67–99.

ANNUAL REPORT TO SHAREHOLDERS	63	NORTHERN TRUST CORPORATION

CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31
($ In Millions Except Per Share Information)	2004	2003	2002
Noninterest Income
Trust Fees	$1,330.3	$1,189.1	$1,161.0
Foreign Exchange Trading Profits	158.0	109.6	106.4
Treasury Management Fees	88.1	95.6	96.3
Security Commissions and Trading Income	50.5	54.8	42.9
Other Operating Income (Note 18)	83.8	93.1	57.8
Investment Security Gains, net (Note 5)	.2	—	.3

Total Noninterest Income	1,710.9	1,542.2	1,464.7

Net Interest Income (Note 17)
Interest Income	1,118.2	1,055.7	1,238.3
Interest Expense	557.1	507.5	636.5

Net Interest Income	561.1	548.2	601.8
Provision for Credit Losses (Note 8)	(15.0)	2.5	37.5

Net Interest Income after Provision for Credit Losses	576.1	545.7	564.3

Noninterest Expenses
Compensation (Notes 22 and 23)	661.7	652.1	629.6
Employee Benefits (Note 21)	161.5	133.1	125.5
Occupancy Expense (Notes 9 and 10)	121.5	132.7	101.8
Equipment Expense (Notes 9 and 10)	84.7	88.2	85.0
Other Operating Expenses (Note 18)	503.1	450.7	418.1

Total Noninterest Expenses	1,532.5	1,456.8	1,360.0

Income from Continuing Operations before Income Taxes	754.5	631.1	669.0
Provision for Income Taxes (Note 20)	249.7	207.8	221.9

Income from Continuing Operations	504.8	423.3	447.1

Discontinued Operations (Note 3)
Income (Loss) from Discontinued Operations of NTRC	1.4	(10.0)	—
Loss on Disposal of NTRC	—	(20.2)	—
Income Tax Benefit (Expense)	(.6)	11.7	—

Income (Loss) from Discontinued Operations	.8	(18.5)	—

Net Income	$505.6	$404.8	$447.1

Net Income Applicable to Common Stock	$505.6	$404.1	$444.9

Per Common Share (Note 16)
Income from Continuing Operations–Basic	$2.30	$1.92	$2.02
–Diluted	2.26	1.89	1.97
Net Income–Basic	$2.30	$1.84	$2.02
–Diluted	2.27	1.80	1.97
Cash Dividends Declared	.78	.70	.68

Average Number of Common Shares Outstanding–Basic	219,492,478	220,203,094	220,552,132
–Diluted	223,135,699	224,067,844	225,834,377

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	For the Year Ended December 31
(In Millions)	2004	2003	2002
Net Income	$505.6	$404.8	$447.1
Other Comprehensive Income (net of tax and reclassifications)
Net Unrealized Gains (Losses) on Securities Available for Sale	(3.4)	(3.0)	5.8
Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	.2	(5.5)	4.3
Foreign Currency Translation Adjustments	(.9)	.5	(.2)
Minimum Pension Liability Adjustment	(1.7)	(8.0)	(.4)

Other Comprehensive Income (Note 15)	(5.8)	(16.0)	9.5

Comprehensive Income	$499.8	$388.8	$456.6

See accompanying notes to consolidated financial statements on pages 67–99.

ANNUAL REPORT TO SHAREHOLDERS	64	NORTHERN TRUST CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Year Ended December 31
(In Millions)	2004	2003	2002
Preferred Stock
Balance at January 1	$—	$120.0	$120.0
Series C Redeemed	—	(60.0)	—
Series D Redeemed	—	(60.0)	—

Balance at December 31	—	—	120.0

Common Stock
Balance at January 1	379.8	379.8	379.8

Balance at December 31	379.8	379.8	379.8

Retained Earnings
Balance at January 1	2,990.7	2,775.3	2,520.1
Net Income	505.6	404.8	447.1
Dividends Declared–Common Stock	(171.2)	(154.2)	(150.4)
Dividends Declared–Preferred Stock	—	(.6)	(2.2)
Stock Issued–Incentive Plan and Awards	(24.5)	(34.6)	(39.3)

Balance at December 31	3,300.6	2,990.7	2,775.3

Accumulated Other Comprehensive Income
Balance at January 1	(8.9)	7.1	(2.4)
Other Comprehensive Income (Loss)	(5.8)	(16.0)	9.5

Balance at December 31	(14.7)	(8.9)	7.1

Common Stock Issuable–Stock Incentive Plans
Balance at January 1	88.6	118.2	147.6
Stock Issuable, net of Stock Issued	(25.6)	(29.6)	(29.4)

Balance at December 31	63.0	88.6	118.2

Deferred Compensation
Balance at January 1	(26.4)	(40.2)	(58.1)
Compensation Deferred	(11.5)	(5.3)	(6.6)
Compensation Amortized	12.9	19.1	24.5

Balance at December 31	(25.0)	(26.4)	(40.2)

Treasury Stock
Balance at January 1	(368.5)	(360.4)	(333.5)
Stock Options and Awards	111.0	104.9	115.7
Stock Purchased	(150.6)	(113.0)	(142.6)

Balance at December 31	(408.1)	(368.5)	(360.4)

Total Stockholders’ Equity at December 31	$3,295.6	$3,055.3	$2,999.8

See accompanying notes to consolidated financial statements on pages 67–99.

ANNUAL REPORT TO SHAREHOLDERS	65	NORTHERN TRUST CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
(In Millions)	2004	2003	2002
Cash Flows from Operating Activities:
Net Income	$505.6	$404.8	$447.1
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	(15.0)	2.5	37.5
Depreciation on Buildings and Equipment	82.6	82.2	81.0
(Increase) Decrease in Receivables	11.0	(76.7)	(25.4)
Increase (Decrease) in Interest Payable	1.5	(9.0)	(5.1)
Amortization and Accretion of Securities and Unearned Income	(113.4)	(113.0)	(135.7)
Severance Liability Relating to Staff Reductions, net (Note 19)	(6.4)	7.7	—
Reduction in Office Space Leased and Owned, net (Note 19)	(3.4)	17.7	—
Loss on Sale of NTRC Assets (Note 3)	—	20.2	—
Gain on Sale of Higgins Road Branch Assets (Note 18)	—	(17.8)	—
Amortization and Retirement of Computer Software (Note 19)	84.0	93.7	71.2
Amortization of Intangibles	9.8	10.4	6.6
Deferred Income Tax	96.5	87.9	93.7
Net Decrease in Trading Account Securities	4.8	.3	11.2
Other Operating Activities, net	(3.6)	(92.2)	72.5

Net Cash Provided by Operating Activities	654.0	418.7	654.6

Cash Flows from Investing Activities:
Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under Agreements to Resell	(585.3)	210.2	2,600.3
Net Increase in Time Deposits with Banks	(3,025.5)	(499.5)	(1,312.3)
Net (Increase) Decrease in Other Interest-Bearing Assets	8.4	56.5	(74.3)
Purchases of Securities–Held to Maturity	(161.1)	(215.4)	(281.4)
Proceeds from Maturity and Redemption of Securities–Held to Maturity	86.5	70.8	54.3
Purchases of Securities–Available for Sale	(16,442.2)	(20,287.0)	(28,930.2)
Proceeds from Sale, Maturity and Redemption of Securities–Available for Sale	16,804.7	17,795.1	28,965.3
Net (Increase) Decrease in Loans and Leases	(82.9)	283.3	(64.5)
Purchases of Buildings and Equipment, net	(49.3)	(81.9)	(110.4)
Purchases and Development of Computer Software	(83.8)	(98.4)	(116.6)
Net (Increase) Decrease in Trust Security Settlement Receivables	21.7	437.9	(37.1)
Decrease in Cash Due to Acquisitions	(4.2)	(133.3)	—
Proceeds from Sale of Subsidiary and Branch Assets	—	35.4	—
Other Investing Activities, net	30.9	(60.7)	(24.6)

Net Cash Provided by (Used in) Investing Activities	(3,482.1)	(2,487.0)	668.5

Cash Flows from Financing Activities:
Net Increase in Deposits	4,787.6	207.9	1,042.8
Net Increase (Decrease) in Federal Funds Purchased	(1,611.1)	956.9	857.0
Net Increase in Securities Sold under Agreements to Repurchase	1,020.1	263.8	156.6
Net Increase (Decrease) in Commercial Paper	3.1	(1.3)	5.9
Net Decrease in Short-Term Other Borrowings	(496.4)	(55.6)	(2,788.2)
Proceeds from Term Federal Funds Purchased	693.6	3,817.9	4,293.0
Repayments of Term Federal Funds Purchased	(697.2)	(3,826.3)	(4,605.0)
Proceeds from Senior Notes & Long-Term Debt	—	300.0	—
Repayments of Senior Notes & Long-Term Debt	(151.1)	(301.1)	(1.0)
Treasury Stock Purchased	(147.6)	(109.9)	(139.4)
Net Proceeds from Stock Options	35.4	25.4	19.8
Cash Dividends Paid on Common Stock	(167.0)	(149.9)	(150.5)
Cash Dividends Paid on Preferred Stock	—	(.8)	(2.3)
Redemption of Preferred Stock	—	(120.0)	—
Other Financing Activities, net	15.3	(15.0)	68.1

Net Cash Provided by (Used in) Financing Activities	3,284.7	992.0	(1,243.2)

Increase (Decrease) in Cash and Due from Banks	456.6	(1,076.3)	79.9
Cash and Due from Banks at Beginning of Year	1,595.9	2,672.2	2,592.3

Cash and Due from Banks at End of Year	$2,052.5	$1,595.9	$2,672.2

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$555.7	$516.6	$641.6
Income Taxes Paid	165.0	91.6	75.4

See accompanying notes to consolidated financial statements on pages 67–99.

ANNUAL REPORT TO SHAREHOLDERS	66	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies—The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:

A. Basis of Presentation. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly-owned subsidiary, The Northern Trust Company (Bank), and their wholly-owned subsidiaries. Throughout the notes, the term “Northern Trust” refers to the Corporation and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired subsidiaries from the dates of acquisition. As a result of the disposition of Northern Trust Retirement Consulting, L.L.C. (NTRC) in June 2003, its operating results for all periods presented have been reclassified and shown as discontinued operations in the consolidated statement of income.

B. Nature of Operations. The Corporation is a financial holding company under the Gramm-Leach-Bliley Act. The principal subsidiary of the Corporation is the Chicago-based Bank. The Corporation also owns four national bank subsidiaries, a federal savings bank subsidiary, trust companies in Connecticut and New York and various other nonbank subsidiaries, including an investment management company owned through the Bank, a securities brokerage firm and an institutional investment management company. The Bank has offices in the Chicago area, an office and operations in London and various subsidiaries, including an investment management company, a leasing company, a Canadian trust company, a New York Edge Act company, a UK incorporated bank subsidiary, and a Dublin-based fund administration company.

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

The C&IS business unit provides asset administration, asset management and related services worldwide to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds; a full range of commercial banking services, including treasury management, to large domestic corporations and financial institutions (domestic and international); and foreign exchange services for global custody clients and Northern Trust’s own account.

The PFS business unit provides personal trust, custody and investment management services, individual retirement accounts, guardianship and estate administration, qualified retirement plans, banking (including private banking), personal lending, and residential real estate mortgage lending, and also provides commercial banking services to small/mid-sized businesses. These services are delivered through the Bank in Illinois and a network of national and federal savings bank subsidiaries.

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

D. Foreign Currency Translation. If the functional currency of a foreign branch or subsidiary is the U.S. dollar, foreign currency asset and liability accounts are translated at current rates of exchange, except for buildings and equipment which are translated at exchange rates in effect at the date of acquisition. Results from remeasurement are reported in other operating income. Income and expense accounts are translated at month-end rates of exchange.

If the functional currency of a foreign branch or subsidiary is its local currency, the local currency asset and liability accounts are translated at current rates of exchange. Translation adjustments are reported, net of tax, directly to accumulated other comprehensive income, a component of stockholders’ equity. Income and expense accounts are translated at month-end rates of exchange.

E. Securities. Securities Available for Sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, to accumulated other comprehensive income, a component of stock -

ANNUAL REPORT TO SHAREHOLDERS	67	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

holders’ equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains, net. Interest income is recorded on the accrual basis adjusted for amortization of premium and accretion of discount.

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

F. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments as part of its asset/liability management activities, to meet the risk management needs of its clients and as part of its trading activity for its own account. Derivative financial instruments include interest rate swap contracts, foreign exchange contracts, credit default swaps, options and similar contracts. Unrealized gains and receivables on derivative instruments are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.

Asset/Liability Management Instruments. Fair value, cash flow or net investment hedge derivatives are designated and formally documented as such on the date they are transacted. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. A formal assessment is performed on a calendar quarter basis to verify derivatives used in hedging transactions continue to be highly effective as offsets to changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective, or if the hedged item matures, is sold, or is terminated, or if hedged forecasted transactions are no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a client-related or trading instrument.

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

Cash flow hedge designations are made between derivatives and forecasted cash inflows or outflows so as to hedge against variability due to a specific risk. The effective portion of unrealized gains and losses on such derivatives is recognized in accumulated other comprehensive income, a component of stockholders’ equity. Any hedge ineffectiveness is recognized currently in the income or expense classification of the hedged item. When the hedged forecasted transaction impacts earnings, balances in other comprehensive income are reclassified to the same income or expense classification as the hedged item.

Net investment hedge designations are made between a foreign exchange contract and a net investment in a foreign branch or subsidiary. Changes in the fair value of the hedging contract are recognized in accumulated other comprehensive income. Hedge ineffectiveness is calculated based on changes in forward rates of the derivative and the hedged net investment. Any ineffectiveness is recorded to other income only if the notional amount of the derivative does not match the portion of the net investment designated as being hedged.

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

G. Loans and Leases. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest-rate lock

ANNUAL REPORT TO SHAREHOLDERS	68	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are recorded on the balance sheet at fair value with subsequent gains or losses recognized as other income. Unrealized gains are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded loan commitments that are not held for sale are carried at the amount of unamortized fees with a reserve for credit loss liability recognized for any probable losses.

Interest income on loans is recorded on an accrual basis unless, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the loan agreement, or interest or principal is more than 90 days contractually past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on nonaccrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.

A loan is considered to be impaired when, based on current information and events, management determines that it is probable that Northern Trust will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s initial effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, a specific reserve is established for the difference.

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

H. Reserve for Credit Losses. The reserve for credit losses represents management’s estimate of probable inherent losses which have occurred as of the date of the financial statements. The loan and lease portfolio and other credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the reserve necessary for specific nonperforming loans and also estimates losses inherent in other credit exposures. The result is a reserve with the following components:

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

Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with a specific credit or loan category. These factors include management’s subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the reserve for credit losses reflects management’s attempt to ensure that the overall reserve appropriately reflects a margin for the imprecision associated with estimates of inherent credit losses.

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

Control processes maintained by Northern Trust Credit Policy and lending staff, and a quarterly analysis of specific and inherent loss components are the principal methods relied upon by management to ensure that changes in estimated credit loss levels are adjusted on a timely basis. In addition to Northern Trust’s own experience, management also considers the experience of peer institutions and regulatory guidance.

Although Northern Trust analyzes its exposure to credit losses from both on- and off-balance sheet activity as one process, the portion of the reserve assigned to

ANNUAL REPORT TO SHAREHOLDERS	69	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

loans and leases is reported as a contra asset, directly following loans and leases in the consolidated balance sheet. The portion of the reserve assigned to unfunded commitments and standby letters of credit is reported in other liabilities for financial reporting purposes.

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

L. Unconsolidated Affiliates. Northern Trust’s 20% interest in RemitStream Solutions, LLC (lockbox services), its interest in EquiLend LLC (securities lending services) and its 50% interest in Helaba Northern Trust GMBH (investment management services) are carried on the equity method of accounting. The combined book value of these investments at December 31, 2004 totaled $3.2 million. Northern Trust’s $4.9 million investment in CLS Group Holdings (foreign exchange settlement services) is carried at cost.

M. Intangible Assets. In accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets,” the Corporation does not amortize its recorded goodwill.

Other separately identifiable acquired intangible assets are amortized using the straight-line method over their estimated useful lives. Purchased software and other allowable internal costs, including compensation relating to software developed for internal use, are capitalized. Software is being amortized using the straight-line method over the estimated useful life of the asset, generally ranging from 3 to 10 years.

Intangible assets are reviewed for impairment on an annual basis.

N. Assets Under Administration and Trust Fees. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust.

Fees from trust activities are recorded on the accrual basis, over the period in which the service is provided. Fees are a function of the market value of assets administered and managed, the volume of transactions, securities lending volume and spreads, and fees for other services rendered, as set forth in the underlying client agreement. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.

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

ANNUAL REPORT TO SHAREHOLDERS	70	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.

Q. Cash Flow Statements. Cash and cash equivalents have been defined as “Cash and Due from Banks.”

R. Stock-Based Compensation Plans. SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes financial accounting and reporting standards for stock-based compensation plans. SFAS No. 123 allows two alternative accounting methods: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Northern Trust has elected to account for its stock-based incentives under APB 25, and has adopted the disclosure requirements of SFAS No. 123 which have been amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation’s employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions for 2004, 2003 and 2002, respectively: risk-free interest rates of 3.14%, 3.94% and 5.11%; dividend yields of 2.54%, 2.08% and 1.29%; volatility factors of the expected market price of the Corporation’s common stock of 33.8%, 33.5% and 31.2%; and a weighted average expected life of the options of 5.5 years, 6.1 years and 6.2 years.

The weighted average fair value of options granted in 2004, 2003 and 2002 was $13.62, $10.41 and $18.75, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ six months to four-year vesting periods.

The pro forma information follows:

(In Millions Except Per Share Information)	2004	2003	2002
Net Income as Reported	$505.6	$404.8	$447.1
Add:
Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Tax	10.3	12.7	16.2
Deduct:
Total Stock-Based Employee Compensation Expense Determined Under the Fair Value Method, Net of Tax	37.6	59.3	70.3

Pro Forma Net Income	$478.3	$358.2	$393.0

Earnings Per Share as Reported:
Basic	$2.30	$1.84	$2.02
Diluted	2.27	1.80	1.97
Pro Forma Earnings Per Share:
Basic	$2.18	$1.62	$1.77
Diluted	2.14	1.59	1.73

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)). SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement using a fair-value-based method, eliminating the intrinsic value method of accounting previously permissible under APB 25. SFAS No. 123(R) is required to be adopted no later than July 1, 2005.

Northern Trust’s adoption of SFAS No. 123(R), effective July 1, 2005, is expected to increase pre-tax compensation expense in 2005 by approximately $7 million, resulting in an approximate $.02 reduction in earnings per share. This estimate reflects the expense to be recorded under SFAS No. 123(R) for the post-adoption vesting of options granted prior to 2005. The estimate does not reflect expense for options granted in February 2005, as they fully vest on March 31, 2005.

ANNUAL REPORT TO SHAREHOLDERS	71	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Recent Accounting Pronouncements—In December 2003, the FASB issued revised Interpretation No. 46 (FIN 46(R)), “Consolidation of Variable Interest Entities,” which replaced the original Interpretation No. 46 that had been issued in January 2003. FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Such entities are termed variable interest entities. Application of FIN 46(R) by public entities for all variable interest entities was required in financial statements for periods ending after March 15, 2004. Northern Trust evaluated the revised requirements of variable interest accounting under FIN 46(R) and determined that there was no change required in Northern Trust’s accounting treatment for variable interest entities. Northern Trust will continue to monitor, evaluate, and apply authoritative guidance relating to variable interest accounting as it is issued.

In May 2004, the FASB staff issued Staff Position 106-2 (FSP 106-2), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). FSP 106-2 provides guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits. In the third quarter of 2004, Northern Trust made a one-time election under the Act to account for the prescription drug subsidy retrospectively, as permitted by FSP 106-2. FSP 106-2 also requires employers to provide certain disclosures, included by the Corporation in Note 21, regarding the effect of the Federal subsidy provided by the Act.

In October 2004, the American Jobs Creation Act of 2004 (AJCA), which allows for a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, was signed into law. In December 2004, the FASB staff issued Staff Position 109-2 (FSP 109-2), “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” to provide accounting and disclosure guidance related to the tax impact of this repatriation provision. Northern Trust is currently evaluating the available elections under the AJCA and their impact under FSP 109-2 and expects to complete its evaluation during 2005. However, an election by Northern Trust to repatriate foreign earnings and take a dividends received deduction is not expected to have a material effect on its consolidated results of operations.

3. Discontinued Operations—In June 2003, Northern Trust sold substantially all of the assets of NTRC. NTRC provided various benefit plan administrative services as well as retirement consulting and actuarial services, including plan design and communication. The sale of NTRC assets resulted in a pre-tax net loss on disposal of $20.2 million in the second quarter of 2003, principally reflecting the write-off of unamortized technology investments, lease exit costs and severance benefits. Results of the NTRC business for the current and all prior periods presented, and the loss on its disposal, are reflected as discontinued operations in the consolidated statement of income and in the results of the C&IS business unit.

Pre-tax income from discontinued operations of $1.4 million was recorded in 2004 primarily as a result of changes in estimates used to calculate the loss on the disposal of certain assets that were not transferred in the sale. Additional pre-tax charges of $2.9 million associated with the business transition were incurred in 2003 subsequent to the sale.

Revenue from NTRC totaled $32.8 million and $72.1 million for the period January 1, 2003 through June 15, 2003, and for the twelve months ended December 31, 2002, respectively.

4. Reclassifications—In addition to reclassifications related to discontinued operations, other reclassifications have been made to prior periods’ consolidated financial statements to place them on a basis comparable with the current period’s consolidated financial statements.

ANNUAL REPORT TO SHAREHOLDERS	72	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Securities—Securities Available for Sale. The following tables summarize the amortized cost, fair values and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE

	December 31, 2004
(In Millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government	$23.7	$—	$.1	$23.6
Obligations of States and Political Subdivisions	30.6	2.2	—	32.8
Government Sponsored Agency	6,704.8	6.7	1.0	6,710.5
Preferred Stock	69.1	—	—	69.1
Asset-Backed	900.5	.3	.4	900.4
Other	182.3	.2	—	182.5

Total	$7,911.0	$9.4	$1.5	$7,918.9

	December 31, 2003
(In Millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government	$103.2	$.1	$—	$103.3
Obligations of States and Political Subdivisions	30.6	2.4	—	33.0
Government Sponsored Agency	7,744.5	11.7	—	7,756.2
Preferred Stock	79.1	—	—	79.1
Asset-Backed	238.1	.8	—	238.9
Other	211.7	.2	—	211.9

Total	$8,407.2	$15.2	$—	$8,422.4

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE

	December 31, 2004
(In Millions)	Amortized Cost	Fair Value
Due in One Year or Less	$6,665.4	$6,667.9
Due After One Year Through Five Years	979.8	983.0
Due After Five Years Through Ten Years	34.3	42.8
Due After Ten Years	231.5	225.2

Total	$7,911.0	$7,918.9

Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Securities Held to Maturity. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF SECURITIES HELD TO MATURITY

	December 31, 2004
(In Millions)	Book Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of States and Political Subdivisions	$896.8	$42.4	$1.2	$938.0
Government Sponsored Agency	11.7	.1	.1	11.7
Other	211.7	.2	5.0	206.9

Total	$1,120.2	$42.7	$6.3	$1,156.6

ANNUAL REPORT TO SHAREHOLDERS	73	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2003
(In Millions)	Book Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of States and Political Subdivisions	$851.2	$45.8	$.7	$896.3
Government Sponsored Agency	10.2	.1	.1	10.2
Other	180.1	.2	5.2	175.1

Total	$1,041.5	$46.1	$6.0	$1,081.6

REMAINING MATURITY OF SECURITIES HELD TO MATURITY

	December 31, 2004
(In Millions)	Book Value	Fair Value
Due in One Year or Less	$64.8	$65.2
Due After One Year Through Five Years	173.8	176.6
Due After Five Years Through Ten Years	424.9	443.4
Due After Ten Years	456.7	471.4

Total	$1,120.2	$1,156.6

Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Securities with Unrealized Losses. The following table provides information regarding securities at December 31, 2004 that have been in a continuous unrealized loss position for less than 12 months or for 12 months or longer.

	Less than 12 Months		12 Months or Longer		Total
(In Millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government	$23.6	$(.1)	$—	$—	$23.6	$(.1)
Obligations of States and Political Subdivisions	59.5	(1.0)	10.0	(.2)	69.5	(1.2)
Government Sponsored Agency	1,384.4	(1.1)	—	—	1,384.4	(1.1)
Asset-Backed	338.4	(.4)	—	—	338.4	(.4)
Other	14.6	(1.3)	24.5	(3.7)	39.1	(5.0)

Total Temporarily Impaired Securities	$1,820.5	$(3.9)	$34.5	$(3.9)	$1,855.0	$(7.8)

As of December 31, 2004, 239 securities with a combined fair value of $1.9 billion were in an unrealized loss position. Of these, 136 securities totaling $69.5 million are municipal bonds of which 106 bonds, totaling $59.5 million with an unrealized loss of $1.0 million, have been at a loss for less than 12 months. The remaining 30 municipal bonds, totaling $10.0 million with an unrealized loss of $.2 million, have been at a loss for more than 12 months. The total unrealized losses on these municipal bonds represent less than 2% of their total book value and are attributable to changes in overall market interest rates.

There were 44 government sponsored agency securities, totaling $1.4 billion, 6 U.S. Government securities, totaling $23.6 million and 13 asset-backed securities, totaling $338.4 million, in unrealized loss positions for less than 12 months at December 31, 2004. The unrealized losses on these securities, totaling $1.6 million, represent less than .1% of their combined book value and are attributable to changes in overall market interest rates.

The remaining 40 securities in a loss position consist of other securities with a fair value of $39.1 million and a combined unrealized loss of $5.0 million (or approximately 11% of their combined book value) that were purchased for compliance with the Community Reinvestment Act (CRA). These CRA-related securities were purchased at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. Prices of corporate or mortgage-backed bonds with comparable credit quality are used to value CRA-related securities. Northern Trust has the ability and intent to hold all CRA-related securities until maturity and expects timely payment of all principal and interest.

ANNUAL REPORT TO SHAREHOLDERS	74	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment Security Gains and Losses. Realized gross security gains and losses totaled $.2 million and none, respectively, in 2004. There were no security gains or losses in 2003. Realized gross security gains and losses totaled $.3 million and none, respectively, in 2002.

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

	December 31
($ In Millions)	2004	2003
Average Balance During the Year	$611.7	$455.6
Average Interest Rate Earned During the Year	1.47%	1.25%
Maximum Month-End Balance During the Year	1,015.6	649.4

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

	December 31
($ In Millions)	2004	2003
Average Balance During the Year	$1,722.0	$1,711.1
Average Interest Rate Paid During the Year	1.29%	1.05%
Maximum Month-End Balance During the Year	2,847.9	2,149.4

7. Loans and Leases—Amounts outstanding in selected loan categories are shown below.

	December 31
(In Millions)	2004	2003
Domestic
Residential Real Estate	$8,095.3	$7,975.3
Commercial	3,190.0	3,405.3
Broker	27.9	7.0
Commercial Real Estate	1,307.5	1,297.1
Personal	2,927.2	2,699.9
Other	609.7	743.9
Lease Financing	1,221.8	1,228.0

Total Domestic	17,379.4	17,356.5
International	563.3	457.3

Total Loans and Leases	17,942.7	17,813.8
Reserve for Credit Losses Assigned to Loans and Leases	(130.7)	(149.2)

Net Loans and Leases	$17,812.0	$17,664.6

Other domestic and international loans include $710.0 million at December 31, 2004, and $672.2 million at December 31, 2003 of overnight trust-related advances in connection with next day security settlements. Lease financing includes leveraged leases of $831.1 million at December 31, 2004, and $810.3 million at December 31, 2003.

Residential real estate loans classified as held for sale totaled $.3 million at December 31, 2004 and $1.1 million at December 31, 2003.

Concentrations of Credit Risk. The information in the section titled “Residential Real Estate” on page 51

ANNUAL REPORT TO SHAREHOLDERS	75	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

through the section titled “Commercial Aircraft Leases” on page 52 is incorporated herein by reference.

NONPERFORMING ASSETS

	December 31
(In Millions)	2004	2003
Nonaccrual Loans
Domestic	$32.9	$80.0
International	—	—

Total Nonaccrual Loans	32.9	80.0
Other Real Estate Owned	.2	.3

Total Nonperforming Assets	$33.1	$80.3

90 Day Past Due Loans Still Accruing	$9.9	$21.0

Included in nonperforming assets were loans with a recorded investment at December 31, 2004 and December 31, 2003 of $30.3 million (net of $7.3 million in charge-offs) and $78.7 million (net of $12.0 million in charge-offs), respectively, which were also classified as impaired. At December 31, 2004 and December 31, 2003, impaired loans totaling $2.5 million (net of $4.8 million in charge-offs) and $5.6 million (net of $4.8 million in charge-offs), respectively, had no portion of the reserve for credit losses specifically allocated to them, while $27.8 million (net of $2.5 million in charge-offs) at December 31, 2004 had a specific allocated reserve of $24.0 million and $73.1 million (net of $7.2 million in charge-offs) at December 31, 2003 had a specific allocated reserve of $37.0 million. Total recorded investment in impaired loans averaged $64.6 million in 2004 and $92.0 million in 2003.

There were $1.6 million of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 2004, and $6.4 million at December 31, 2003.

Interest income that would have been recorded on nonaccrual loans in accordance with their original terms amounted to approximately $3.8 million in 2004, $5.6 million in 2003 and $6.4 million in 2002, compared with amounts that were actually recorded of approximately $58 thousand, $345 thousand and $77 thousand, respectively.

8. Reserve for Credit Losses—Changes in the reserve for credit losses were as follows:

(In Millions)	2004	2003	2002
Balance at Beginning of Year	$157.2	$168.5	$161.6
Charge-Offs	(7.3)	(22.3)	(36.6)
Recoveries	4.4	8.5	6.0

Net Charge-Offs	(2.9)	(13.8)	(30.6)
Provision for Credit Losses	(15.0)	2.5	37.5

Balance at End of Year	$139.3	$157.2	$168.5

Reserve for Credit Losses Assigned to:
Loans and Leases	$130.7	$149.2	$161.1
Unfunded Commitments and Standby Letters of Credit	8.6	8.0	7.4

Total Reserve for Credit Losses	$139.3	$157.2	$168.5

9. Buildings and Equipment—A summary of buildings and equipment is presented below.

	December 31, 2004
(In Millions)	Original Cost	Accumulated Depreciation	Net Book Value
Land and Improvements	$37.6	$.3	$37.3
Buildings	172.7	62.8	109.9
Equipment	354.3	179.7	174.6
Leasehold Improvements	147.4	56.2	91.2
Buildings Leased under Capital Leases (Note 10)	81.1	29.0	52.1

Total Buildings and Equipment	$793.1	$328.0	$465.1
	December 31, 2003
(In Millions)	Original Cost	Accumulated Depreciation	Net Book Value
Land and Improvements	$37.5	$.3	$37.2
Buildings	176.9	59.7	117.2
Equipment	369.2	178.8	190.4
Leasehold Improvements	145.6	46.6	99.0
Buildings Leased under Capital Leases (Note 10)	81.1	26.6	54.5

Total Buildings and Equipment	$810.3	$312.0	$498.3

ANNUAL REPORT TO SHAREHOLDERS	76	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $82.6 million in 2004, $82.2 million in 2003 and $81.0 million in 2002.

10. Lease Commitments—At December 31, 2004, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2004 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(In Millions)	Future Minimum Lease Payments
2005	$50.7
2006	49.2
2007	46.2
2008	40.6
2009	38.1
Later Years	324.4

Total Minimum Lease Payments	$549.2

Net rental expense for all operating leases is included in occupancy expense and amounted to $56.2 million in 2004, $70.3 million in 2003 and $44.3 million in 2002. Net rental expense for 2003 included an $18.9 million charge relating to reduced office space requirements.

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

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2004.

(In Millions)	Future Minimum Lease Payments, Net
2005	$2.4
2006	2.5
2007	2.5
2008	2.5
2009	2.5
Later Years	6.4

Total Minimum Lease Payments, net	18.8
Less: Amount Representing Interest	5.2

Net Present Value under Capital Lease Obligations	$13.6

11. Business Combinations—In 2003, Northern Trust substantially completed its acquisition of Deutsche Bank AG’s global passive equity, enhanced equity and passive fixed income investment management businesses. The purchase price totaled $123.8 million, and was primarily based on the value of revenues represented by managed assets transferred. Included in the acquisition costs were $99.6 million of goodwill and $24.2 million of other intangible assets.

In 2003, Northern Trust also acquired Legacy South, an Atlanta-based private wealth management firm that services high net worth individuals, families and private foundations. The purchase price of $13.7 million, which was based on the value of revenues represented by managed assets transferred, was paid in 2003 and 2004. Included in the acquisition costs were $10.3 million of goodwill and $3.4 million of other intangible assets. Legacy South was merged into Northern Trust Bank, FSB in 2003.

ANNUAL REPORT TO SHAREHOLDERS	77	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and other intangible assets are included in other assets in the consolidated balance sheet. The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003, are as follows:

(In Millions)	Corporate and Institutional Services	Personal Financial Services	Total
Balance at December 31, 2002	$42.1	$48.0	$90.1

Goodwill Acquired:
Deutsche Bank	99.6	—	99.6
Legacy South	—	7.1	7.1

Balance at December 31, 2003	$141.7	$55.1	$196.8
Goodwill Acquired:
Legacy South	—	3.2	3.2

Balance at December 31, 2004	$141.7	$58.3	$200.0

The gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2004 and 2003, are as follows:

	December 31, 2004
(In Millions)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Other Intangible Assets–Subject to Amortization	$115.3	$79.4	$35.9
	December 31, 2003
(In Millions)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Other Intangible Assets–Subject to Amortization	$114.3	$69.6	$44.7

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $9.8 million, $10.4 million, and $6.6 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amortization for the years 2005, 2006, 2007, 2008 and 2009 is estimated to be $8.7 million, $8.4 million, $6.1 million, $4.2 million, and $3.8 million, respectively. Estimated amortization amounts do not include any amortization that may result from the planned acquisition of Baring Asset Management’s Financial Services Group discussed in Note 33.

12. Senior Notes, Long-Term Debt and Lines of Credit—Senior Notes. A summary of Bank senior notes outstanding at December 31 is presented below.

($ In Millions)	Rate	2004	2003
Bank-Senior Notes (a) (b) (d)
Fixed Rate Due Nov. 2004	6.65%	$—	$150.0
Fixed Rate Due Feb. 2005	7.50	100.0	100.0
Fixed Rate Due Dec. 2006	2.875	100.0	100.0

Total Bank Senior Notes		$200.0	$350.0
Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.
($ In Millions)		2004	2003
Bank-Subordinated Debt (d)
6.70% Notes due Sept. 2005 (a) (b)		$100.0	$100.0
7.30% Notes due Sept. 2006 (a) (b)		100.0	100.0
6.25% Notes due June 2008 (a) (b)		100.0	100.0
7.10% Notes due Aug. 2009 (a) (b)		200.0	200.0
6.30% Notes due March 2011 (a) (b)		150.0	150.0
4.60% Notes due Feb. 2013 (a) (b)		200.0	200.0

Subordinated Long-Term Debt		850.0	850.0
Capital Lease Obligations (c)		13.6	14.7

Total Long-Term Debt		$863.6	$864.7

Long-Term Debt Qualifying as Risk-Based Capital		$590.0	$690.0

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

Line of Credit. The Corporation currently maintains a commercial paper back-up line of credit with two banks totaling $50 million. The termination date is November 2005. A pricing matrix that is based on the long-term senior debt ratings of the Corporation determines the commitment fee. Currently, the annual fee is 8 basis points of the commitment. There were no borrowings under commercial paper back-up facilities during 2004 or 2003.

ANNUAL REPORT TO SHAREHOLDERS	78	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Floating Rate Capital Debt—In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation (“NTC Capital I”). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust (“NTC Capital II”), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR) and are due January 15, 2027. The Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR and are due April 15, 2027. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities under FIN 46(R). However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

The Corporation has fully, irrevocably and unconditionally guaranteed all payments due on the Series A and B Securities. The holders of the Series A and B Securities are entitled to receive preferential cumulative cash distributions quarterly in arrears (based on the liquidation amount of $1,000 per Security) at an interest rate equal to the rate on the corresponding Subordinated Debentures. The interest rate on the Series A and Series B securities is equal to three-month LIBOR plus 0.52% and 0.59%, respectively. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Debentures, distributions on the Series A and B Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or declare any cash distributions with respect to the Corporation’s capital stock or debt securities that rank the same as or junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation’s existing indebtedness.

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

The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2004 and 2003:

(In Millions)	December 31, 2004	December 31, 2003
NTC Capital I Subordinated Debentures due January 15, 2027	$153.5	$153.5
NTC Capital II Subordinated Debentures due April 15, 2027	122.8	122.7

Total Subordinated Debentures	$276.3	$276.2

14. Stockholders’ Equity—Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued.

The Corporation (i) redeemed on May 21, 2003 all of its outstanding Auction Preferred Stock, Series C at the redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to May 21, 2003 of $197.36 per share, for a total payment of $100,197.36 per share and (ii) redeemed on June 4, 2003 all of its outstanding Flexible Auction Preferred Stock, Series D at the redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to June 4, 2003 of $204.17 per share, for a total payment of $100,204.17 per share. There was no preferred stock outstanding at December 31, 2004 or 2003.

Preferred Stock Purchase Rights—On July 21, 1998 the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of the Corporation’s common stock issuable to stockholders of record at the close

ANNUAL REPORT TO SHAREHOLDERS	79	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Common Stock. An analysis of changes in the number of shares of common stock outstanding follows:

	2004	2003	2002
Balance at January 1	220,118,476	220,800,402	221,647,260
Incentive Plan and Awards	610,697	626,180	733,552
Stock Options Exercised	1,757,845	1,505,363	1,441,501
Treasury Stock Purchased	(3,419,285)	(2,813,469)	(3,021,911)

Balance at December 31	219,067,733	220,118,476	220,800,402

The Corporation’s current stock buyback program authorization was increased to 12.0 million shares in April 2003. Under this program, the Corporation may purchase up to 6.8 million additional shares after December 31, 2004. The repurchased shares would be used primarily for management incentive plans and other corporate purposes. The average price paid per share for common stock repurchased in 2004, 2003 and 2002 was $44.05, $40.17 and $47.20, respectively.

ANNUAL REPORT TO SHAREHOLDERS	80	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Accumulated Other Comprehensive Income—The following table summarizes the components of accumulated other comprehensive income at December 31, 2004, 2003 and 2002, and changes during the years then ended, presented on an after-tax basis.

December 31, 2004	Period Change
(In Millions)	Beginning Balance (Net of Tax)	Before Tax Amount	Tax Effect	Ending Balance (Net of Tax)
Unrealized Gains (Losses) on Securities Available for Sale	$2.7	$(5.1)	$1.7	$(.7)
Less: Reclassification Adjustments	—	—	—	—

Net Unrealized Gains (Losses) on Securities Available for Sale	2.7	(5.1)	1.7	(.7)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	.3	(5.3)	2.0	(3.0)
Less: Reclassification Adjustments	—	(5.5)	2.0	(3.5)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	.3	.2	—	.5
Foreign Currency Translation Adjustments	.1	(1.5)	.6	(.8)
Minimum Pension Liability	(12.0)	(2.6)	.9	(13.7)

Accumulated Other Comprehensive Income	$(8.9)	$(9.0)	$3.2	$(14.7)

December 31, 2003	Period Change
(In Millions)	Beginning Balance (Net of Tax)	Before Tax Amount	Tax Effect	Ending Balance (Net of Tax)
Unrealized Gains (Losses) on Securities Available for Sale	$5.7	$(4.6)	$1.6	$2.7
Less: Reclassification Adjustments	—	—	—	—

Net Unrealized Gains (Losses) on Securities Available for Sale	5.7	(4.6)	1.6	2.7
Unrealized Gains (Losses) on Cash Flow Hedge Designations	5.8	5.2	(2.0)	9.0
Less: Reclassification Adjustments	—	14.0	(5.3)	8.7

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	5.8	(8.8)	3.3	.3
Foreign Currency Translation Adjustments	(.4)	.9	(.4)	.1
Minimum Pension Liability	(4.0)	(12.8)	4.8	(12.0)

Accumulated Other Comprehensive Income	$7.1	$(25.3)	$9.3	$(8.9)

December 31, 2002	Period Change
(In Millions)	Beginning Balance (Net of Tax)	Before Tax Amount	Tax Effect	Ending Balance (Net of Tax)
Unrealized Gains (Losses) on Securities Available for Sale	$(.1)	$9.5	$(3.6)	$5.8
Less: Reclassification Adjustments	—	.2	(.1)	.1

Net Unrealized Gains (Losses) on Securities Available for Sale	(.1)	9.3	(3.5)	5.7
Unrealized Gains (Losses) on Cash Flow Hedge Designations	1.5	15.2	(5.8)	10.9
Less: Reclassification Adjustments	—	8.2	(3.1)	5.1

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	1.5	7.0	(2.7)	5.8
Foreign Currency Translation Adjustments	(.2)	(.4)	.2	(.4)
Minimum Pension Liability	(3.6)	(.7)	.3	(4.0)

Accumulated Other Comprehensive Income	$(2.4)	$15.2	$(5.7)	$7.1

ANNUAL REPORT TO SHAREHOLDERS	81	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Net Income Per Common Share Computations—The computation of net income per common share is presented below.

($ In Millions Except Share Information)	2004	2003	2002
Basic Net Income Per Common Share
Average Number of Common Shares Outstanding	219,492,478	220,203,094	220,552,132
Reported Income from Continuing Operations	$504.8	$423.3	$447.1
Less: Dividends on Preferred Stock	—	(.7)	(2.2)
Income from Continuing Operations Applicable to Common Stock	504.8	422.6	444.9
Reported Basic Income from Continuing Operations Per Common Share	2.30	1.92	2.02
Income (Loss) from Discontinued Operations	.8	(18.5)	—
Basic Income (Loss) from Discontinued Operations Per Common Share	—	(.08)	—

Net Income Applicable to Common Stock	$505.6	$404.1	$444.9
Basic Net Income Per Common Share	2.30	1.84	2.02

Diluted Net Income Per Common Share
Average Number of Common Shares Outstanding	219,492,478	220,203,094	220,552,132
Plus: Dilutive Potential Common Shares
Stock Options	2,560,954	2,563,423	3,261,214
Stock Incentive Plans (Note 22)	1,082,267	1,301,327	2,021,031

Average Common and Potential Common Shares	223,135,699	224,067,844	225,834,377
Income from Continuing Operations Applicable to Common Stock	$504.8	$422.6	$444.9
Reported Diluted Income from Continuing Operations Per Common Share	2.26	1.89	1.97
Income (Loss) from Discontinued Operations	.8	(18.5)	—
Diluted Income (Loss) from Discontinued Operations Per Common Share	.01	(.09)	—

Net Income Applicable to Common Stock	$505.6	$404.1	$444.9
Diluted Net Income Per Common Share	2.27	1.80	1.97

Note: For the years ended December 31, 2004, 2003 and 2002, options to purchase 13,727,609, 12,392,288 and 10,428,334 shares of the Corporation’s common stock, respectively, were not included in the computation of diluted net income per common share because the exercise prices were greater than the average market price of Northern Trust’s common stock during these periods.

17. Net Interest Income—The components of net interest income were as follows:

(In Millions)	2004	2003	2002
Interest Income
Loans and Leases	$703.3	$737.4	$861.5
Securities–Taxable	112.7	106.1	128.6
–Non-Taxable	41.6	39.9	31.6
Time Deposits with Banks	246.1	162.2	203.9
Federal Funds Sold and Securities Purchased under Agreements to Resell and Other	14.5	10.1	12.7

Total Interest Income	1,118.2	1,055.7	1,238.3

Interest Expense
Deposits	297.1	232.2	316.9
Federal Funds Purchased	49.5	47.9	68.4
Securities Sold under Agreements to Repurchase	22.2	18.0	20.4
Commercial Paper	1.9	1.6	2.5
Other Borrowings	106.7	118.3	138.2
Senior Notes	19.2	28.0	31.1
Long-Term Debt	54.8	56.5	52.2
Floating Rate Capital Debt	5.7	5.0	6.8

Total Interest Expense	557.1	507.5	636.5

Net Interest Income	$561.1	$548.2	$601.8

ANNUAL REPORT TO SHAREHOLDERS	82	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Other Operating Income and Expenses—The components of other operating income were as follows:

(In Millions)	2004	2003	2002
Loan Service Fees	$22.0	$24.0	$26.4
Banking Service Fees	31.8	31.6	29.8
Losses from Equity Investments	(.8)	(2.7)	(21.4)
Gain on Sale of a Retail Branch	—	17.8	—
Gain on Sale of Nonperforming Loans	5.1	—	—
Other Income	25.7	22.4	23.0

Total Other Operating Income	$83.8	$93.1	$57.8

Other expenses in 2004 included an $11.6 million loss from securities processing activities related to a stock conversion offer that was not processed on a timely basis and a $17.0 million charge for a pending litigation settlement relating to Northern Trust Bank of California N.A.

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

The components of other operating expenses were as follows:

(In Millions)	2004	2003	2002
Outside Services Purchased	$228.0	$208.5	$187.5
Software Amortization and Other Costs	108.1	101.9	89.6
Business Promotion	45.7	41.6	41.5
Other Intangibles Amortization	9.8	10.4	6.6
Software Asset Retirements	—	13.4	—
Other Expenses	111.5	74.9	92.9

Total Other Operating Expenses	$503.1	$450.7	$418.1

19. Other Charges—During 2003, Northern Trust implemented a number of steps to reduce operating costs and strategically position itself for improved profitability, resulting in pre-tax charges included in noninterest expenses of $56.3 million. Of this charge, $24.0 million represented severance costs; $18.9 million reflected the reduction in the amount of required leased and owned office space as a result of lower staff levels; and $13.4 million related to other charges consisting primarily of asset retirements.

Changes related to these actions included within other liabilities in the consolidated balance sheet were as follows:

(In Millions)	Severance	Office Space	Total
Liabilities:
Established in 2003	$24.0	$18.7	$42.7
Cash Payments in 2003	(16.3)	(1.2)	(17.5)

Balance at December 31, 2003	7.7	17.5	25.2
Change in Estimates	(1.4)	.3	(1.1)
Cash Payments in 2004	(5.0)	(3.7)	(8.7)

Balance at December 31, 2004	$1.3	$14.1	$15.4

ANNUAL REPORT TO SHAREHOLDERS	83	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Income Taxes—The table below reconciles the total provision for income taxes on continuing operations recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)	2004	2003	2002
Tax at Statutory Rate	$264.1	$220.9	$234.1
Tax Exempt Income	(14.5)	(14.2)	(11.1)
State Taxes, net	14.6	16.0	13.1
Other	(14.5)	(14.9)	(14.2)

Provision for Income Taxes on Continuing Operations	$249.7	$207.8	$221.9

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(In Millions)	2004	2003	2002
Current Tax Provision:
Federal	$115.8	$91.9	$95.3
State	3.2	9.7	7.8
Foreign	34.2	18.3	25.1

Total	153.2	119.9	128.2

Deferred Tax Provision:
Federal	77.2	72.9	81.4
State	19.3	15.0	12.3

Total	96.5	87.9	93.7

Provision for Income Taxes on Continuing Operations	$249.7	$207.8	$221.9
Provision (Benefit) for Income Taxes on Discontinued Operations	.6	(11.7)	—

Total Income Taxes	$250.3	$196.1	$221.9

In addition to the amounts shown above, tax liabilities (benefits) have been recorded directly to stockholders’ equity for the following items:

(In Millions)	2004	2003	2002
Current Tax Benefit for Employee Stock Options and Benefit Plans	$(8.2)	$(6.6)	$(16.9)
Deferred Tax Effect of Other Comprehensive Income	(3.2)	(9.3)	5.7

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	December 31
(In Millions)	2004	2003	2002
Deferred Tax Liabilities:
Lease Financing	$619.4	$571.2	$537.7
Software Development	92.6	91.8	99.8
Accumulated Depreciation	48.6	45.1	36.0
Compensation and Benefits	16.8	—	—
State Taxes, net	49.1	38.7	30.7
Other Liabilities	15.7	13.8	16.4

Gross Deferred Tax Liabilities	842.2	760.6	720.6

Deferred Tax Assets:
Reserve for Credit Losses	50.5	56.8	61.1
Compensation and Benefits	—	9.1	29.4
Other Assets	41.2	27.1	32.4

Gross Deferred Tax Assets	91.7	93.0	122.9

Valuation Reserve	—	—	—
Deferred Tax Assets, net of Valuation Reserve	91.7	93.0	122.9

Net Deferred Tax Liabilities	$750.5	$667.6	$597.7

No valuation allowance related to deferred tax assets has been recorded at December 31, 2004 and 2003 as management believes it is more likely than not that the deferred tax assets will be fully realized.

At December 31, 2004, Northern Trust had state net operating loss carryforwards of $327.5 million which are available to reduce future state tax return liabilities. If not used, the loss carryforwards will expire from 2019 through 2021. The carryforwards are subject to various limitations imposed by tax laws.

ANNUAL REPORT TO SHAREHOLDERS	84	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following tables set forth the status and the net periodic pension cost of the domestic qualified and nonqualified pension benefit plans for 2004 and 2003 based on a September 30 measurement date. Prior service costs established January 1, 2002 are being amortized on a straight-line basis over 11.0 years.

PLAN STATUS

	September 30
	Qualified Plan		Nonqualified Plan
($ In Millions)	2004	2003	2004	2003
Accumulated Benefit Obligation	$343.6	$313.5	$50.9	$45.3

Projected Benefit	428.5	371.5	62.5	54.5
Plan Assets at Fair Value	409.1	324.9	—	—

Plan Assets Less Than Projected Benefit Obligations	(19.4)	(46.6)	(62.5)	(54.5)
Unrecognized Net Loss	189.5	160.3	35.3	32.6
Unrecognized Prior Service Cost (Benefit)	12.3	2.0	1.4	(2.3)

Prepaid (Accrued) Pension Expense at September 30	182.4	115.7	(25.8)	(24.2)
Funding October to December	—	30.0	.4	.3
Fourth Quarter Pension Cost	(5.0)	(3.2)	(2.0)	(1.8)
Additional Minimum Liability at December 31	—	—	(23.2)	(19.3)

Prepaid (Accrued) Pension Expense at December 31	$177.4	$142.5	$(50.6)	$(45.0)

Weighted-Average Assumptions:
Discount Rates	5.75%	6.00%	5.25%	5.50%
Rate of Increase in Compensation Level	3.60	3.60	3.60	3.60
Expected Long-Term Rate of Return on Assets	8.75	8.75	N/A	N/A

NET PERIODIC PENSION EXPENSE
	Qualified Plan		Nonqualified Plan
($ In Millions)	2004	2003	2004	2003
Service Cost	$21.6	$17.7	$2.0	$2.0
Interest Cost	23.1	20.3	3.1	2.9
Expected Return on Plan Assets	(32.6)	(27.7)	N/A	N/A
Amortization:
Net Loss	7.9	2.4	2.6	2.6
Prior Service Cost (Benefit)	.1	.1	(.3)	(.3)
Curtailment Loss	—	.3	—	—

Net Periodic Pension Expense	$20.1	$13.1	$7.4	$7.2

Weighted-Average Assumptions:
Discount Rates	6.00%	6.75%	5.50%	5.50%
Rate of Increase in Compensation Level	3.60	3.60	3.60	3.60
Expected Long-Term Rate of Return on Assets	8.75	8.75	N/A	N/A

The pension expense for 2002 was $3.0 million and $7.0 million for the qualified and nonqualified plans, respectively.

ANNUAL REPORT TO SHAREHOLDERS	85	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CHANGE IN BENEFIT OBLIGATION

(MEASURED AS OF SEPTEMBER 30, 2004)

	Qualified Plan		Nonqualified Plan
(In Millions)	2004	2003	2004	2003
Beginning Balance	$371.5	$291.5	$54.5	$50.9
Service Cost	21.6	17.7	2.0	2.0
Interest Cost	23.1	20.3	3.1	2.9
Actuarial Loss	47.9	73.9	5.2	2.5
Curtailment Benefit	—	(8.3)	—	—
Plan Change	10.5	—	3.3	—
Benefits Paid	(46.1)	(23.6)	(5.6)	(3.8)

Ending Balance	$428.5	$371.5	$62.5	$54.5

ESTIMATED FUTURE BENEFIT PAYMENTS
(In Millions)	Qualified Plan	Nonqualified Plan
2005	$23.9	$7.5
2006	26.8	8.1
2007	29.9	7.4
2008	34.6	7.8
2009	37.3	4.6
2010-2014	223.8	29.0

CHANGE IN QUALIFIED PLAN ASSETS (MEASURED AS OF SEPTEMBER 30, 2004)
(In Millions)	2004	2003
Fair Value of Assets at Beginning of Period	$324.9	$246.8
Actual Return on Assets	45.3	49.6
Employer Contribution	85.0	52.1
Benefits Paid	(46.1)	(23.6)

Fair Value of Assets at End of Period	$409.1	$324.9

The minimum required contribution for the qualified plan in 2005 is estimated to be zero. The maximum deductible contribution is estimated at $70 million.

The allocation of the fair value of Northern Trust’s total pension plan assets as of September 30, 2004 and 2003, and the target allocation, by asset category, are as follows:

Asset Category	Target Allocation	Actual– 2004	Actual– 2003
Equity Securities	65.0%	67.3%	63.6%
Debt Securities	25.0	23.9	23.7
Other	10.0	8.8	12.7

Total	100.0%	100.0%	100.0%

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

Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2004 and 2003 amounted to $47.9 million and $38.7 million, respectively.

A defined benefit and a defined contribution plan are maintained for the London Branch employees. At December 31, 2004, the fair value of assets and the projected benefit obligation of the defined benefit plan

ANNUAL REPORT TO SHAREHOLDERS	86	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

totaled $27.6 million and $30.4 million, respectively. At December 31, 2003, the fair value of assets and the projected benefit obligation were $23.5 million and $26.1 million, respectively. Pension expense for 2004, 2003 and 2002 was $5.4 million, $4.5 million and $3.3 million, respectively.

Thrift-Incentive Plan. The Corporation and its subsidiaries have a defined contribution Thrift-Incentive Plan covering substantially all employees. One half of the Corporation’s matching contribution was contingent upon meeting a predefined earnings target for the year. The estimated contribution to this plan is charged to employee benefits and totaled $17.5 million in 2004, $14.5 million in 2003 and $16.3 million in 2002.

Employee Stock Ownership Plan (ESOP). In 2004, 2003 and 2002, the corporate contribution to the ESOP was equal to approximately 3%, 1% and 2%, respectively, of an eligible employee’s salary. Two-thirds of the 2004 contribution was based on Northern Trust exceeding predetermined performance objectives. ESOP compensation expense in 2004, 2003, and 2002 totaled $13.3 million, $6.1 million, and $9.9 million, respectively. Effective January 1, 2005, the ESOP was merged into the Thrift-Incentive Plan, with the ESOP shares separately maintained as the “Former ESOP Fund” of the Thrift-Incentive Plan. The Corporation’s contribution under the Thrift-Incentive Plan, as amended and restated, will include a guaranteed matching component and a corporate performance-based component contingent upon meeting predetermined performance objectives.

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

The following tables set forth the plan status at December 31, the net periodic postretirement benefit cost of the domestic postretirement health care plan for 2004 and 2003 and the change in the accumulated postretirement benefit obligation during 2004 and 2003. The transition obligation established January 1, 1993 is being amortized to expense over a twenty-year period.

PLAN STATUS

(In Millions)	2004	2003
Accumulated Postretirement Benefit Obligation (APBO) Measured at September 30:
Retirees and Dependents	$31.8	$23.3
Actives Eligible for Benefits	10.1	8.1
Actives Not Yet Eligible	25.2	18.5

Total APBO	67.1	49.9
Unamortized Transition Asset (Obligation)	(4.4)	(4.9)
Unrecognized Net Loss	(33.6)	(17.7)
Prior Service Cost	1.1	1.1

Net Postretirement Benefit Liability	$30.2	$28.4

NET PERIODIC POSTRETIREMENT BENEFIT EXPENSE
(In Millions)	2004	2003
Service Cost	$1.5	$1.5
Interest Cost	2.9	2.9
Amortization
Transition Obligation	.6	.6
Net Loss	1.0	.6
Prior Service Cost	(.1)	(.1)
Curtailment Loss	—	.2

Net Periodic Postretirement Benefit Expense	$5.9	$5.7

CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
(In Millions)	2004	2003
Beginning Balance	$49.9	$42.6
Service Cost	1.5	1.5
Interest Cost	2.9	2.9
Actuarial Loss	16.9	8.0
Curtailment Gain	—	(1.7)
Benefits Paid	(4.1)	(3.4)

Ending Balance	$67.1	$49.9

ESTIMATED FUTURE BENEFIT PAYMENTS
(In Millions)	Total Postretirement Medical Benefits	Expected Prescription Drug Subsidy Amount
2005	$3.8	$—
2006	4.0	.3
2007	4.2	.3
2008	4.5	.2
2009	4.7	.2
2010-2014	27.6	1.0

ANNUAL REPORT TO SHAREHOLDERS	87	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement health care expense for 2002 was $4.5 million.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 5.75% at December 31, 2004 and 6.00% at December 31, 2003. For measurement purposes, a 9.5% annual increase in the cost of covered health care benefits was assumed for 2004. This rate is assumed to decrease to 5.5% in 2008 and remain at that level thereafter. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(In Millions)	1–Percentage Point Increase	1–Percentage Point Decrease
Effect on Total Service and Interest Cost Components	$—	$—
Effect on Postretirement Benefit Obligation	1.1	(1.0)

The “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act) expands Medicare coverage, primarily by adding a voluntary prescription drug benefit for Medicare-eligibles starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligibles with a range of options for coordinating with the new government-sponsored prescription drug program to potentially reduce program costs. These options include supplementing the government program on a secondary payer basis or accepting a direct subsidy from the government to support a portion of the cost of the employer’s program. Northern Trust expects that certain drug benefits offered under its plan will qualify for the subsidy.

As permitted by FSP 106-2, Northern Trust made a one-time election in the third quarter to account for the prescription drug subsidy retrospectively. This action resulted in a favorable impact on 2004 net periodic benefit expense for the medical post-retirement plan of $.2 million and on the Accumulated Postretirement Benefit Obligation of $2.0 million.

22. Stock-Based Compensation Plans—A description of Northern Trust’s stock-based compensation is presented below.

2002 Stock Plan. Effective April 16, 2002, the Corporation adopted the Northern Trust Corporation 2002 Stock Plan (the Plan) to replace the Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan). The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and performance shares. The total number of shares of the Corporation’s common stock authorized for issuance under the Plan is 22,000,000. As of December 31, 2004, shares available for future grant under the plan totaled 11,292,132. The 1992 Plan expired by its terms on April 30, 2002 and no awards may be granted under the 1992 Plan after that date.

The following description applies to awards under the Plan and the 1992 Plan, as applicable.

Stock Options. Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options have a maximum ten-year life and generally vest and become exercisable in six months to four years after the date of grant. In addition, all options may become exercisable upon a “change of control” as defined in the Plan or the 1992 Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.

Stock and Stock Unit Awards. Stock or stock unit awards can be granted by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock under the terms of the Plan or the 1992 Plan and such other terms and conditions as the Committee deems appropriate.

Total expense applicable to stock and stock unit awards including dividend equivalents was $14.0 million in 2004, $14.7 million in 2003 and $13.4 million in 2002. Stock and stock unit grants totaled 284,661 in 2004, 242,777 in 2003 and 256,264 in 2002, with a weighted average grant-date fair value of $48.92, $32.68 and $50.92, respectively. As of December 31, 2004, restricted stock awards and stock units outstanding totaled 1,428,806 shares, of which 269,277 shares are fully vested with distribution deferred. These shares generally vest,

ANNUAL REPORT TO SHAREHOLDERS	88	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subject to continuing employment, over a period of one to nine years.

Performance Shares. Under the performance share provisions, participants are entitled to have each award credited to an account maintained for them if established performance goals are achieved. Distribution of the award is then made after vesting. The last grant of performance shares was in 1998 and all shares were vested as of December 31, 2003. Accordingly, there was no compensation expense for performance shares in 2004. Compensation expense for performance shares totaled $5.4 million in 2003 and $10.6 million in 2002.

A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2004, 2003 and 2002 and changes during the years then ended is presented in the table below.

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options Outstanding, January 1	23,447,771	$44.04	20,559,945	$45.15	17,987,455	$41.27
Granted ($39.11 to $49.12 per share in 2004)	2,589,200	48.97	5,036,605	32.72	4,493,524	52.60
Exercised ($9.42 to $45.16 per share in 2004)	(1,757,845)	21.87	(1,505,363)	18.96	(1,441,501)	16.01
Cancelled	(820,213)	51.48	(643,416)	50.23	(479,533)	56.37

Options Outstanding, December 31	23,458,913	$45.53	23,447,771	$44.04	20,559,945	$45.15

Options Exercisable, December 31	17,408,756	$46.73	17,154,121	$43.96	14,523,937	$39.11

The following is a summary of outstanding and exercisable options under the Plan and the 1992 Plan at December 31, 2004.

	Options Outstanding
	Number Outstanding	Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 9.42 to $20.00 per share	1,684,249	1,684,249	1.3	$14.90
$20.01 to $35.00 per share	7,193,577	4,986,516	5.8	32.21
$35.01 to $50.00 per share	5,614,354	3,062,991	6.3	46.49
$50.01 to $65.00 per share	3,860,233	2,568,500	7.0	52.71
$65.01 to $83.47 per share	5,106,500	5,106,500	5.3	69.41

Director Stock Awards. In January 2000, each non-employee director received a grant of 2,400 stock units under the 1992 Plan, with 800 stock units vesting on election or re-election as a director of the Corporation in each of the years 2000, 2001 and 2002. In January 2003, each non-employee director received a grant of 2,400 stock units under the Plan, with 800 units vesting on election or re-election as a director of the Corporation in each of the years 2003, 2004 and 2005. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit account that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

Other Stock-Based Compensation Arrangements. Compensation expense related to restricted shares granted in conjunction with an acquisition totaled $.2 million in 2003 and $2.0 million in 2002. There were no restricted shares outstanding as of December 31, 2004 or 2003.

23. Cash-Based Compensation Plans—Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The estimated contributions to

ANNUAL REPORT TO SHAREHOLDERS	89	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

these plans are charged to compensation expense and totaled $113.3 million in 2004, $89.6 million in 2003 and $84.8 million in 2002.

24. Contingent Liabilities—In the normal course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions, including actions brought on behalf of various classes of claimants, regulatory matters, and challenges from tax authorities regarding the amount of taxes due. In certain of these actions and proceedings, claims for substantial monetary damages or adjustments to recorded tax liabilities are asserted. In view of the inherent difficulty of predicting the outcome of such matters, the Corporation cannot state what the eventual outcome of these matters will be; however, based on current knowledge and after consultation with legal counsel, management does not believe that judgments or settlements, if any, arising from pending or threatened legal actions, regulatory matters or challenges from tax authorities, either individually or in the aggregate, would have a material adverse effect on the consolidated financial position or liquidity of the Corporation, although they could have a material effect on operating results for a particular period.

In 2003, a putative class action was filed against Northern Trust Bank of California N.A. seeking class-wide reimbursement, with interest and punitive damages, for approximately 300 trust accounts that were allegedly charged fees in excess of fee provisions in the underlying trust documents. Virtually all of the trust accounts in the putative class were purchased in 1992 by the California bank from Trust Services of America, Inc., then a subsidiary of CalFed. On August 10, 2004, the Corporation announced that the California bank had entered into a settlement in principle to resolve the putative class action. During the fourth quarter of 2004, the court preliminarily approved the settlement. The final settlement approval hearing is scheduled for March 2005. Upon final approval of the settlement, the California bank will pay approximately $21 million. The settlement, including estimated associated costs, resulted in a third quarter 2004 pre-tax charge of $17.0 million.

One subsidiary of the Corporation was named as a defendant in several Enron-related class action suits that were consolidated under a single complaint in the Federal District Court for the Southern District of Texas (Houston). Individual participants in the employee pension benefit plans sponsored by Enron Corp. sued various corporate entities and individuals, including The Northern Trust Company (Bank) in its capacity as the former directed trustee of the Enron Corp. Savings Plan and former service-provider for the Enron Corp. Employee Stock Ownership Plan. The lawsuit makes claims, inter alia, for breach of fiduciary duty to the plan participants, and seeks equitable relief and monetary damages in an unspecified amount against the defendants. On September 30, 2003, the court denied the Bank’s motion to dismiss the complaint as a matter of law. In an Amended Consolidated Complaint filed on January 2, 2004, plaintiffs continue to assert claims against the Bank and other defendants under the Employee Retirement Income Security Act of 1974, seeking a finding that defendants are liable to restore to the benefit plans and the plaintiffs hundreds of millions of dollars of losses allegedly caused by defendants’ alleged breaches of fiduciary duty. The trial date currently is scheduled for fall 2006. The Corporation and the Bank will continue to defend this action vigorously. In June 2003, after conducting an extensive investigation, which included the Bank and NTRC, the U.S. Department of Labor (DOL) filed a civil action against numerous parties charging that they violated their obligations to the Enron plan participants. The DOL did not name any Northern Trust entity or employee as a defendant in its suit. In another Enron-related matter, in November and December 2003, Enron as debtor-in-possession filed two lawsuits seeking to recover for its bankruptcy estate more than $1 billion it paid in the fall of 2001 to buy back its commercial paper. Enron claims that the money it paid to buy back its commercial paper approximately six weeks prior to its bankruptcy filing represented “preference” payments and “fraudulent transfers” that can be reversed with the money going back to Enron. Since the Bank sold approximately $197 million of this Enron commercial paper that it held for some of its clients, the Bank and those clients are among scores of defendants named in these complaints. The Corporation and the Bank will defend these actions vigorously.

The IRS has challenged the Corporation’s tax position related to certain investments made in structured leasing transactions. The Corporation believes that its tax position is appropriate based on its interpretation of the tax regulations and case law governing these trans -

ANNUAL REPORT TO SHAREHOLDERS	90	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

actions; a court or other judicial authority, however, could disagree. The Corporation will continue to defend its position vigorously.

25. Derivative Financial Instruments—Northern Trust is a party to various derivative financial instruments that are used in the normal course of business as part of its asset/liability management activities; to meet the risk management needs of its clients; and as part of its trading activity for its own account. These instruments include foreign exchange contracts and various interest and credit risk management instruments.

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

The following table shows the contractual/notional amounts of risk management instruments. The notional amounts of risk management instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of the activity. Credit risk is limited to the positive market value of the derivative financial instrument, which is significantly less than the notional amount, and is shown as the asset amounts in the Fair Values of Financial Instruments table on page 95.

RISK MANAGEMENT INSTRUMENTS

	Contractual/ Notional Amounts December 31
(In Millions)	2004	2003
Asset/Liability Management:
Foreign Exchange Contracts	$652.5	$160.9
Interest Rate Swap Contracts	510.5	411.9
Credit Default Swaps	97.5	68.8
Client-Related and Trading:
Foreign Exchange Contracts	40,502.1	28,385.1
Interest Rate Protection Contracts
Purchased	14.6	15.2
Sold	14.6	15.2
Interest Rate Swap Contracts	299.0	257.9

Asset/Liability Management Instruments. Fair Value Hedge Designations. Northern Trust may designate certain derivatives as hedges of specific fixed rate assets or liabilities on its balance sheet. The risk management policy for such hedges is to reduce or eliminate the exposure to changes in the value of the

ANNUAL REPORT TO SHAREHOLDERS	91	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

hedged assets or liabilities due to a specified risk. As of December 31, 2004, certain interest rate swaps were designated and qualified as fair value hedges against changes in LIBOR interest rates for specific fixed rate agency and asset-backed securities. There was no ineffectiveness in fair value hedges through December 31, 2004.

Cash Flow Hedge Designations. Certain derivatives may be designated as hedges against exposure to variability in expected future cash flows attributable to particular risks, such as fluctuations in foreign exchange or interest rates. Northern Trust currently uses cash flow hedges to reduce or eliminate the exposure to changes in foreign exchange and LIBOR interest rates. As of December 31, 2004, certain forward foreign exchange contracts were designated and qualified as cash flow hedges against changes in certain forecasted foreign denominated revenue and expenditure transactions. It is estimated that a net gain of $.5 million will be reclassified into earnings within the next 12 months. The maximum length of time over which these hedges will exist is 15 months. Cash flow ineffectiveness was negligible through December 31, 2004.

Net Investment Hedge Designations. Northern Trust has designated specific forward foreign currency contracts as hedges against foreign currency exposure for net investments in foreign affiliates. For the year ended December 31, 2004, a net loss of $.9 million was recorded in accumulated other comprehensive income.

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

Client and Trading-Related Derivative Financial Instruments. Net revenue associated with client and trading-related interest rate derivative financial instruments totaled $.5 million, $1.7 million and $.1 million during 2004, 2003 and 2002, respectively. The majority of these revenues are related to interest rate swaps and interest rate protection agreements.

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

Standby Letters of Credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges and similar transactions. Certain standby letters of credit have been secured with cash deposits or participated to others. Northern Trust is obligated to meet the entire financial obligation of these agreements and in certain cases is able to recover the amounts paid through recourse against cash deposits or other participants. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken and measured as the amount of unamortized fees on these instruments, totaled $4.5 million and $4.4 million at December 31, 2004 and 2003, respectively.

ANNUAL REPORT TO SHAREHOLDERS	92	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	December 31
(In Millions)	2004	2003
Legally Binding Commitments to Extend Credit*	$16,247.4	$16,541.6
Commercial Letters of Credit	32.1	26.1

Standby Letters of Credit:
Corporate	910.9	617.6
Industrial Revenue	1,175.8	1,286.5
Other	606.6	617.2

Total Standby Letters of Credit**	$2,693.3	$2,521.3

*These amounts exclude $496.5 million and $522.2 million of commitments participated to others at December 31, 2004 and 2003, respectively.

**These amounts include $294.9 million and $271.1 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2004 and 2003, respectively. The weighted average maturity of standby letters of credit was 19 months at December 31, 2004 and 20 months at December 31, 2003.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2004 and 2003 subject to indemnification was $112.7 billion and $74.0 billion, respectively. Because of the borrower’s requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.

The Bank is a participating member of various cash, securities and foreign exchange clearing and settlement organizations such as The Depository Trust Company in New York. It participates in these organizations on behalf of its clients and on its own behalf as a result of its own investment and trading activities. A wide variety of cash and securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, dollar placements and securities issued by the Government National Mortgage Association.

As a result of its participation in cash, securities and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2004 and 2003 was $64 million and $67 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust and its clients.

27. Pledged and Restricted Assets—Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On December 31, 2004, securities and loans totaling $11.8 billion ($5.3 billion of U.S. Government and government sponsored agency securities, $843.0 million of obligations of states and political subdivisions and $5.7 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $6.7 billion. Included in the total pledged assets is the fair value of $2.8 billion of available for sale securities which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2004 and 2003 was $592.5 million and $407.2 million, respectively. There was no repledged collateral as of December 31, 2004. The fair value of repledged collateral was $50.4 million as of December 31, 2003. Repledged collateral was used in other agreements to repurchase securities sold transactions.

Deposits maintained at the Federal Reserve Bank to meet reserve requirements averaged $293.8 million in 2004 and $605.0 million in 2003.

28. Restrictions on Subsidiary Dividends and Loans or Advances—Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits (as defined) then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal bank -

ANNUAL REPORT TO SHAREHOLDERS	93	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ing regulator is required if dividends declared by any of the Corporation’s banking subsidiaries in any calendar year will exceed its net profits for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2005 equal to their 2005 eligible net profits (as defined) plus $296.9 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.

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

The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values, which are integral to a full assessment of the Corporation’s consolidated financial position.

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

Financial Guarantees and Loan Commitments. The fair values of financial guarantees and loan commitments represent the amount of unamortized fees on these instruments.

Derivative Financial Instruments. The fair values of derivative instruments were estimated using market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.

Financial Instruments Valued at Carrying Value. Due to their short maturity, the respective carrying values of certain financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets; customers’ acceptance liability; trust security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; certain other borrowings; and liability on acceptances.

The fair values required to be disclosed for demand, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

ANNUAL REPORT TO SHAREHOLDERS	94	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Values of Financial Instruments. The following table summarizes the fair values of financial instruments.

	December 31
	2004		2003
(In Millions)	Book Value	Fair Value	Book Value	Fair Value
Assets
Cash and Due from Banks	$2,052.5	$2,052.5	$1,595.9	$1,595.9
Money Market Assets	13,167.5	13,167.5	9,565.1	9,565.1
Securities:
Available for Sale	7,918.9	7,918.9	8,422.4	8,422.4
Held to Maturity	1,120.2	1,156.6	1,041.5	1,081.6
Trading Account	2.6	2.6	7.4	7.4
Loans (excluding Leases) Net of Credit Loss Reserve:
Held to Maturity	16,589.9	16,710.7	16,435.5	16,660.3
Held for Sale	.3	.3	1.1	1.1
Customers’ Acceptance Liability	2.0	2.0	11.2	11.2
Trust Security Settlement Receivables	148.9	148.9	170.6	170.6
Liabilities
Deposits:
Demand, Savings and Money Market	14,327.6	14,327.6	12,869.9	12,869.9
Savings Certificates, Other Time and Foreign Offices Time	16,730.0	16,729.0	13,400.1	13,421.9
Federal Funds Purchased	1,018.3	1,018.3	2,629.4	2,629.4
Repurchase Agreements	2,847.9	2,847.9	1,827.8	1,827.8
Commercial Paper	145.4	145.4	142.3	142.3
Other Borrowings	3,177.0	3,269.0	3,677.0	3,823.0
Senior Notes	200.0	199.4	350.0	363.5
Subordinated Debt	850.0	878.7	850.0	921.8
Floating Rate Capital Debt	276.3	275.8	276.2	275.9
Liability on Acceptances	2.0	2.0	11.2	11.2
Financial Guarantees	4.5	4.5	4.4	4.4
Loan Commitments	6.2	6.2	7.8	7.8
Derivative Instruments
Asset/Liability Management:
Foreign Exchange Contracts
Assets	22.6	22.6	5.0	5.0
Liabilities	43.9	43.9	4.5	4.5
Interest Rate Swap Contracts
Assets	—	—	.6	.6
Liabilities	7.1	7.1	9.5	9.5
Credit Default Swaps	.6	.6	.3	.3
Client-Related and Trading:
Foreign Exchange Contracts
Assets	941.6	941.6	892.0	892.0
Liabilities	921.2	921.2	858.4	858.4
Interest Rate Swap Contracts
Assets	16.0	16.0	4.2	4.2
Liabilities	13.9	13.9	2.3	2.3

ANNUAL REPORT TO SHAREHOLDERS	95	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

30. Business Units and Related Information—Information regarding the Corporation’s major business units is contained in the Results of Operations tables included in the section titled Business Unit Reporting beginning on page 36 and is incorporated herein by reference.

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

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(In Millions)	Total Assets	Operating Income*	Income from Continuing Operations before Income Taxes	Net Income
2004
International	$14,539.8	$507.5	$231.5	$144.5
Domestic	30,736.9	1,764.5	523.0	361.1

Total	$45,276.7	$2,272.0	$754.5	$505.6

2003
International	$10,772.5	$402.0	$163.8	$102.2
Domestic	30,677.7	1,688.4	467.3	302.6

Total	$41,450.2	$2,090.4	$631.1	$404.8

2002
International	$9,774.7	$312.5	$148.5	$92.6
Domestic	29,703.5	1,754.0	520.5	354.5

Total	$39,478.2	$2,066.5	$669.0	$447.1

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

ANNUAL REPORT TO SHAREHOLDERS	96	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank’s financial statements.

As of December 31, 2004, each of Northern’s subsidiary banks had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date that management believes have adversely affected the capital categorization of any subsidiary bank for these purposes.

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 2004 exceeded 10% of the consolidated total.

	Actual		Minimum to Qualify as Well Capitalized
($ In Millions)	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital to Risk-Weighted Assets
Consolidated	$4,037	13.3%	$3,033	10.0%
The Northern Trust Company	2,874	11.9	2,405	10.0
Northern Trust Bank of Florida N.A.	406	11.0	369	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	3,331	11.0	1,820	6.0
The Northern Trust Company	2,210	9.2	1,443	6.0
Northern Trust Bank of Florida N.A.	385	10.4	222	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	3,331	7.6	2,202	5.0
The Northern Trust Company	2,210	6.1	1,802	5.0
Northern Trust Bank of Florida N.A.	385	8.0	241	5.0

As of December 31, 2003
Total Capital to Risk-Weighted Assets
Consolidated	$3,892	14.0%	$2,788	10.0%
The Northern Trust Company	2,719	12.4	2,198	10.0
Northern Trust Bank of Florida N.A.	403	11.4	353	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	3,082	11.1	1,673	6.0
The Northern Trust Company	1,950	8.9	1,319	6.0
Northern Trust Bank of Florida N.A.	384	10.9	212	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	3,082	7.6	2,040	5.0
The Northern Trust Company	1,950	5.9	1,662	5.0
Northern Trust Bank of Florida N.A.	384	8.3	231	5.0

The bank regulatory authorities of several nations, individually and through the Basel Committee on Banking Supervision (Basel Committee), are considering changes to the risk-based capital adequacy framework that could affect the capital guidelines applicable to financial holding companies and banks. The Basel Committee published the final language of the new Basel Capital Accord (BCA) in June, 2004. Implementation of the BCA capital adequacy framework in the United States is scheduled to take place by year-end 2007. U.S. regulatory agencies have issued draft language for the rules related to implementation of the BCA, and are expected to issue final rules in 2006. The Corporation is monitoring the status and progress of the proposed rules and has over several years been engaged in preparing to qualify for the approaches to calculating minimum regulatory capital under the BCA that U.S. regulators have proposed to adopt.

ANNUAL REPORT TO SHAREHOLDERS	97	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

32. Northern Trust Corporation (Corporation only)—Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET

	December 31
(In Millions)	2004	2003
Assets
Cash on Deposit with Subsidiary Bank	$.1	$.1
Time Deposits with Banks	275.8	296.3
Securities	74.3	84.9
Investments in Wholly-Owned Subsidiaries–Banks	3,077.3	2,802.6
–Nonbank	184.5	171.5
Loans–Nonbank Subsidiaries	—	—
–Other	—	.2
Buildings and Equipment	3.5	3.5
Other Assets	271.9	257.6

Total Assets	$3,887.4	$3,616.7

Liabilities
Commercial Paper	$145.4	$142.3
Long-Term Debt	284.6	284.5
Other Liabilities	161.8	134.6

Total Liabilities	591.8	561.4
Stockholders’ Equity	3,295.6	3,055.3

Total Liabilities and Stockholders’ Equity	$3,887.4	$3,616.7

CONDENSED STATEMENT OF INCOME

	For the Year Ended December 31
(In Millions)	2004	2003	2002
Operating Income
Dividends–Bank Subsidiaries	$202.5	$384.5	$234.5
–Nonbank Subsidiaries	24.3	11.2	8.7
Intercompany Interest and Other Charges	3.8	2.7	3.3
Interest and Other Income	4.3	1.7	(13.7)

Total Operating Income	234.9	400.1	232.8

Operating Expenses
Interest Expense	7.8	7.0	9.5
Other Operating Expenses	12.0	10.7	7.1

Total Operating Expenses	19.8	17.7	16.6

Income before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	215.1	382.4	216.2
Benefit for Income Taxes	11.6	9.5	18.4

Income before Equity in Undistributed Net Income of Subsidiaries	226.7	391.9	234.6
Equity in Undistributed Net Income of Subsidiaries–Banks	274.1	22.5	206.6
–Nonbank	4.8	(9.6)	5.9

Net Income	$505.6	$404.8	$447.1

Net Income Applicable to Common Stock	$505.6	$404.1	$444.9

ANNUAL REPORT TO SHAREHOLDERS	98	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS

	For the Year Ended December 31
(In Millions)	2004	2003	2002
Operating Activities:
Net Income	$505.6	$404.8	$447.1
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(278.9)	(12.9)	(212.5)
Increase in Accrued Income	—	—	(.1)
Decrease in Prepaid Expenses	.5	.5	.6
Other, net	34.7	22.3	33.5

Net Cash Provided by Operating Activities	261.9	414.7	268.6

Investing Activities:
Net (Increase) Decrease in Time Deposits with Banks	20.4	(70.4)	(32.0)
Purchases of Securities	(18.5)	(4.5)	(5.9)
Sales of Securities	13.5	—	8.0
Proceeds from Maturity and Redemption of Securities	15.0	6.2	—
Net Increase in Capital Investments in Subsidiaries	(13.0)	(25.7)	(14.6)
Net Decrease in Loans to Subsidiaries	—	6.3	6.5
Net Decrease in Other Loans	.2	.7	.2
Other, net	(36.9)	(4.5)	.5

Net Cash Used in Investing Activities	(19.3)	(91.9)	(37.3)

Financing Activities:
Net Increase (Decrease) in Commercial Paper	3.1	(1.3)	5.9
Redemption of Preferred Stock	—	(120.0)	—
Treasury Stock Purchased	(147.6)	(109.9)	(139.4)
Cash Dividends Paid on Common Stock	(167.0)	(149.9)	(150.5)
Cash Dividends Paid on Preferred Stock	—	(.8)	(2.3)
Net Proceeds from Stock Options	35.4	25.4	19.8
Other, net	33.5	33.7	35.2

Net Cash Used in Financing Activities	(242.6)	(322.8)	(231.3)

Net Change in Cash on Deposit with Subsidiary Bank	—	—	—
Cash on Deposit with Subsidiary Bank at Beginning of Year	.1	.1	.1

Cash on Deposit with Subsidiary Bank at End of Year	$.1	$.1	$.1

33. Definitive Agreement—On November 22, 2004, Northern Trust executed a definitive agreement with Baring Asset Management Holdings Limited and its parent, ING Group N.V., (Netherlands) to acquire their Financial Services Group (FSG) for approximately 260 million British pounds Sterling (approximately $500 million based on an exchange rate of 1.93 as of December 31, 2004). The purchase price is subject to adjustment 120 days post closing to reflect changes in net assets, revenues, and other stipulations. FSG is a fund services group that offers fund administration, custody, and trust services, and had approximately $68 billion in funds under administration, $31 billion in custody and $34 billion in trust assets based on market values as of December 31, 2004. In connection with the acquisition, Northern Trust entered into a multi-year agreement to continue to provide services to Baring Asset Management, which currently represents approximately 20% of the revenues of FSG. The agreement is subject to applicable regulatory approvals and other customary closing conditions, and is expected to close on or around March 31, 2005.

ANNUAL REPORT TO SHAREHOLDERS	99	NORTHERN TRUST CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheets of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with generally accepted U.S. accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Northern Trust’s internal control over financial reporting as of December 31, 2004, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 14, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/    KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 14, 2005

ANNUAL REPORT TO SHAREHOLDERS	100	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA [UNAUDITED]

Statement of Income	2004				2003
($ In Millions Except Per Share Information)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Trust Fees	$338.7	327.5	336.2	327.9	$310.6	304.0	293.9	280.6
Other Noninterest Income	99.7	79.9	102.4	98.6	83.5	87.4	107.2	75.0
Net Interest Income
Interest Income	327.2	279.3	257.3	254.4	256.4	254.5	270.2	274.6
Interest Expense	176.6	140.3	124.3	115.9	120.2	120.2	133.2	133.9

Net Interest Income	150.6	139.0	133.0	138.5	136.2	134.3	137.0	140.7
Provision for Credit Losses	(10.0)	—	—	(5.0)	(15.0)	5.0	7.5	5.0
Noninterest Expenses	400.0	377.8	377.2	377.5	347.4	347.4	412.5	349.5
Provision for Income Taxes	66.9	53.9	63.6	65.3	67.4	58.5	36.7	45.2

Income from Continuing Operations	132.1	114.7	130.8	127.2	130.5	114.8	81.4	96.6
Income (Loss) from Discontinued Operations	.5	—	—	.3	(.8)	(1.0)	(14.8)	(1.9)

Net Income	$132.6	114.7	130.8	127.5	$129.7	113.8	66.6	94.7

Net Income Applicable to Common Stock	$132.6	114.7	130.8	127.5	$129.7	113.8	66.3	94.3

Per Common Share
Net Income–Basic	$.61	.52	.60	.58	$.59	.52	.30	.43
–Diluted	.60	.52	.59	.57	.58	.51	.30	.42

Average Balance Sheet
Assets
Cash and Due from Banks	$1,950.7	1,614.1	1,661.0	1,628.4	$1,897.9	1,773.0	1,853.9	1,631.0
Money Market Assets	13,151.9	11,545.3	11,015.3	9,887.6	9,578.9	8,820.3	8,597.8	8,359.7
Securities	8,560.9	7,471.0	8,545.9	8,039.3	9,381.2	8,804.6	8,153.7	7,390.2
Loans and Leases	17,777.4	17,474.7	17,294.3	17,253.5	17,462.5	17,452.8	17,546.7	17,567.3
Reserve for Credit Losses Assigned to Loans	(140.3)	(142.6)	(144.9)	(152.3)	(157.0)	(165.1)	(163.8)	(161.8)
Other Assets	2,986.6	2,405.6	2,628.7	2,866.5	2,915.0	2,632.1	2,572.8	2,675.1

Total Assets	$44,287.2	40,368.1	41,000.3	39,523.0	$41,078.5	39,317.7	38,561.1	37,461.5

Liabilities and Stockholders’ Equity
Deposits
Demand and Other Noninterest-Bearing	$4,650.3	4,333.2	4,507.4	4,472.4	$4,469.9	4,197.3	4,046.0	4,299.8
Savings and Other Interest-Bearing	8,827.8	8,858.7	8,831.9	8,650.5	8,530.8	8,508.7	8,366.2	8,378.0
Other Time	364.5	347.4	298.2	277.0	276.9	300.5	327.6	354.7
Foreign Offices	15,391.2	12,934.1	13,034.5	12,312.4	12,051.9	11,340.5	11,237.0	10,419.5

Total Deposits	29,233.8	26,473.4	26,672.0	25,712.3	25,329.5	24,347.0	23,976.8	23,452.0
Purchased Funds	8,206.8	7,656.1	8,015.9	7,364.9	9,537.9	8,870.0	8,416.8	7,788.9
Senior Notes	263.6	350.0	350.0	350.0	275.0	450.0	450.0	450.0
Long-Term Debt	863.7	864.0	864.3	864.6	864.9	865.1	898.3	903.4
Floating Rate Capital Debt	276.3	276.2	276.2	276.2	267.9	267.9	267.9	267.8
Other Liabilities	2,206.5	1,579.7	1,709.4	1,892.5	1,803.4	1,584.7	1,572.9	1,607.7
Stockholders’ Equity	3,236.5	3,168.7	3,112.5	3,062.5	2,999.9	2,933.0	2,978.4	2,991.7

Total Liabilities and Stockholders’ Equity	$44,287.2	40,368.1	41,000.3	39,523.0	$41,078.5	39,317.7	38,561.1	37,461.5

Analysis of Net Interest Income
Earning Assets	$39,490.2	36,491.0	36,855.5	35,180.4	$36,422.6	35,077.7	34,298.2	33,317.2
Interest-Related Funds	33,103.6	30,332.2	30,792.8	29,339.2	31,003.7	29,813.4	29,067.8	27,815.2
Noninterest-Related Funds	6,386.6	6,158.8	6,062.7	5,841.2	5,418.9	5,264.3	5,230.4	5,502.0
Net Interest Income (Taxable equivalent)	164.7	152.6	146.5	151.7	149.6	147.4	150.1	153.5
Net Interest Margin (Taxable equivalent)	1.66%	1.66	1.60	1.73	1.63%	1.67	1.76	1.87

Common Stock Dividend and Market Price
Dividends	$.21	.19	.19	.19	$.19	.17	.17	.17
Market Price Range–High	49.43	43.41	48.14	51.35	48.75	44.68	42.28	37.70
–Low	38.55	38.40	39.65	45.19	42.29	40.68	30.22	27.64

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

ANNUAL REPORT TO SHAREHOLDERS	101	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE STATEMENT OF CONDITION WITH ANALYSIS OF NET INTEREST INCOME

(Interest and Rate on a Taxable Equivalent Basis)	2004			2003
($ In Millions)	Interest	Average Balance	Rate	Interest	Average Balance	Rate
Average Earning Assets
Money Market Assets
Federal Funds Sold and Resell Agreements	$14.2	$954.2	1.49%	$9.0	$710.3	1.27%
Time Deposits with Banks	246.1	10,417.0	2.36	162.2	8,029.8	2.02
Other Interest-Bearing	.3	34.0	.94	1.1	102.3	1.06

Total Money Market Assets	260.6	11,405.2	2.29	172.3	8,842.4	1.95

Securities
U.S. Government	.8	64.4	1.28	1.7	105.1	1.64
Obligations of States and Political Subdivisions	65.2	919.9	7.09	62.7	859.3	7.31
Government Sponsored Agency	93.0	6,162.7	1.51	91.7	6,794.7	1.35
Other	35.7	1,006.6	3.54	27.8	679.8	4.09

Total Securities	194.7	8,153.6	2.39	183.9	8,438.9	2.18

Loans and Leases	717.3	17,450.9	4.11	751.9	17,506.9	4.30

Total Earning Assets	$1,172.6	37,009.7	3.17%	$1,108.1	34,788.2	3.19%

Reserve for Credit Losses Assigned to Loans and Leases	—	(145.0)	—	—	(160.6)	—
Cash and Due from Banks	—	1,713.9	—	—	1,789.6	—
Other Assets	—	2,721.7	—	—	2,698.0	—

Total Assets	—	$41,300.3	—	—	$39,115.2	—

Average Source of Funds
Deposits
Savings and Money Market	$54.8	$7,313.9	.75%	$51.0	$6,791.2	.75%
Savings Certificates	36.8	1,478.6	2.49	43.4	1,655.3	2.62
Other Time	5.2	322.0	1.63	5.5	314.7	1.74
Foreign Offices Time	200.3	12,501.8	1.60	132.3	10,458.3	1.27

Total Deposits	297.1	21,616.3	1.37	232.2	19,219.5	1.21
Federal Funds Purchased	49.5	3,815.9	1.30	47.9	4,510.9	1.06
Securities Sold under Agreements to Repurchase	22.2	1,722.0	1.29	18.0	1,711.1	1.05
Commercial Paper	1.9	135.4	1.41	1.6	142.0	1.18
Other Borrowings	106.7	2,138.2	4.99	118.3	2,294.7	5.15
Senior Notes	19.2	328.3	5.84	28.0	405.9	6.88
Long-Term Debt	54.8	864.1	6.34	56.5	882.8	6.40
Floating Rate Capital Debt	5.7	276.3	2.08	5.0	267.9	1.88

Total Interest-Related Funds	557.1	30,896.5	1.80	507.5	29,434.8	1.72

Interest Rate Spread	—	—	1.37	—	—	1.47
Noninterest-Bearing Deposits	—	5,411.2	—	—	5,062.2	—
Other Liabilities	—	1,847.3	—	—	1,642.5	—
Stockholders’ Equity	—	3,145.3	—	—	2,975.7	—

Total Liabilities and Stockholders’ Equity	—	$41,300.3	—	—	$39,115.2	—

Net Interest Income/Margin (FTE Adjusted)	$615.5	—	1.66%	$600.6	—	1.73%

Net Interest Income/Margin (Unadjusted)	$561.1	—	1.52%	$548.2	—	1.58%

Net Interest Income/Margin Components
Domestic	$528.0	$25,918.2	2.04%	$517.5	$26,219.2	1.97%
International	87.5	11,091.5	.79	83.1	8,569.0	.97

Consolidated	$615.5	$37,009.7	1.66%	$600.6	$34,788.2	1.73%

Notes–Average balance includes nonaccrual loans.

–Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.30% for 2004 and 2003 and 7.18% for other years). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $54.4 million in 2004, $52.4 million in 2003, $48.7 million in 2002, $52.6 million in 2001, and $53.3 million in 2000.

ANNUAL REPORT TO SHAREHOLDERS	102	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

2002			2001			2000
Interest	Average Balance	Rate	Interest	Average Balance	Rate	Interest	Average Balance	Rate

$12.0	$689.5	1.74%	$29.5	$800.9	3.68%	$40.4	$642.5	6.29%
203.9	8,082.5	2.52	194.3	4,832.0	4.02	206.0	3,822.8	5.39
.7	33.6	2.03	1.0	24.7	4.36	3.3	47.8	6.72

216.6	8,805.6	2.46	224.8	5,657.6	3.97	249.7	4,513.1	5.53

4.2	154.4	2.71	10.3	186.1	5.52	14.6	237.7	6.13
49.8	640.0	7.78	39.8	495.1	8.04	38.7	475.9	8.14
114.2	5,905.4	1.93	339.2	7,434.2	4.56	567.6	8,551.9	6.64
25.9	502.4	5.16	28.2	418.3	6.76	32.3	421.5	7.67

194.1	7,202.2	2.70	417.5	8,533.7	4.89	653.2	9,687.0	6.74

876.3	17,614.2	4.97	1,091.7	17,850.5	6.12	1,161.4	16,548.6	7.02

$1,287.0	33,622.0	3.83%	$1,734.0	32,041.8	5.41%	$2,064.3	30,748.7	6.71%

—	(156.5)	—	—	(153.3)	—	—	(143.4)	—
—	1,634.3	—	—	1,536.2	—	—	1,421.3	—
—	2,496.9	—	—	2,208.0	—	—	2,030.5	—

—	$37,596.7	—	—	$35,632.7	—	—	$34,057.1	—

$70.1	$6,196.6	1.13%	$163.4	$5,753.6	2.84%	$206.8	$5,203.9	3.97%
65.5	1,913.6	3.42	114.2	2,203.7	5.18	133.0	2,263.3	5.88
9.4	367.6	2.55	55.0	1,110.0	4.96	59.1	964.6	6.13
171.9	9,687.7	1.77	313.3	8,649.2	3.62	431.4	8,064.5	5.35

316.9	18,165.5	1.74	645.9	17,716.5	3.65	830.3	16,496.3	5.03
68.4	4,175.5	1.64	109.8	2,839.0	3.87	167.8	2,644.7	6.34
20.4	1,282.9	1.59	58.0	1,474.1	3.93	91.8	1,476.4	6.22
2.5	140.1	1.79	5.6	137.5	4.05	8.8	138.3	6.40
138.2	2,948.4	4.69	168.2	3,254.6	5.17	245.2	3,890.0	6.30
31.1	450.0	6.92	33.4	485.5	6.88	34.4	503.0	6.82
52.2	766.2	6.82	51.4	749.7	6.86	44.8	639.9	7.01
6.8	267.8	2.53	13.5	267.7	5.03	19.4	267.6	7.25

636.5	28,196.4	2.26	1,085.8	26,924.6	4.03	1,442.5	26,056.2	5.54

—	—	1.57	—	—	1.38	—	—	1.17
—	5,183.9	—	—	4,893.4	—	—	4,550.6	—
—	1,349.6	—	—	1,194.5	—	—	1,160.6	—
—	2,866.8	—	—	2,620.2	—	—	2,289.7	—

—	$37,596.7	—	—	$35,632.7	—	—	$34,057.1	—

$650.5	—	1.93%	$648.2	—	2.02%	$621.8	—	2.02%

$601.8	—	1.79%	$595.6	—	1.86%	$568.5	—	1.85%

$571.5	$25,016.5	2.28%	$602.6	$26,363.8	2.29%	$605.9	$26,143.9	2.32%
79.0	8,605.5	.92	45.6	5,678.0	.80	15.9	4,604.8	.35

$650.5	$33,622.0	1.93%	$648.2	$32,041.8	2.02%	$621.8	$30,748.7	2.02%

ANNUAL REPORT TO SHAREHOLDERS	103	NORTHERN TRUST CORPORATION