Form 10-K, Exhibit 13
period 2005-12-31
NORTHERN TRUST CORP
filed 2006-03-13
CIK 73124

Exhibit 13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ IN MILLIONS EXCEPT PER SHARE INFORMATION)	2005	2004	2003	2002	2001
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,559.4	$1,330.3	$1,189.1	$1,161.0	$1,190.8
Foreign Exchange Trading Profits	180.2	158.0	109.6	106.4	139.8
Treasury Management Fees	71.2	88.1	95.6	96.3	86.4
Security Commissions and Trading Income	55.2	50.5	54.8	42.9	35.5
Other Operating Income	97.5	83.8	93.1	57.8	91.7
Investment Security Gains	.3	.2	—	.3	—

Total Noninterest Income	1,963.8	1,710.9	1,542.2	1,464.7	1,544.2

Net Interest Income	661.4	561.1	548.2	601.8	595.6
Provision for Credit Losses	2.5	(15.0)	2.5	37.5	66.5

Income before Noninterest Expenses	2,622.7	2,287.0	2,087.9	2,029.0	2,073.3

Noninterest Expenses
Compensation	774.2	661.7	652.1	629.6	652.6
Employee Benefits	190.4	161.5	133.1	125.5	118.1
Occupancy Expense	133.7	121.5	132.7	101.8	95.7
Equipment Expense	83.2	84.7	88.2	85.0	80.1
Other Operating Expenses	553.4	503.1	450.7	418.1	399.4

Total Noninterest Expenses	1,734.9	1,532.5	1,456.8	1,360.0	1,345.9

Income from Continuing Operations before Income Taxes	887.8	754.5	631.1	669.0	727.4
Provision for Income Taxes	303.4	249.7	207.8	221.9	242.7

Income from Continuing Operations	$584.4	$504.8	$423.3	$447.1	$484.7
Income (Loss) from Discontinued Operations	—	.8	(18.5)	—	2.8

Net Income	$584.4	$505.6	$404.8	$447.1	$487.5

PER COMMON SHARE
Net Income–Basic	$2.68	$2.30	$1.84	$2.02	$2.18
–Diluted	2.64	2.27	1.80	1.97	2.11
Cash Dividends Declared	.86	.78	.70	.68	.635
Book Value–End of Period (EOP)	16.51	15.04	13.88	13.04	11.97
Market Price–EOP	51.82	48.58	46.28	35.05	60.22

Average Total Assets	$45,974	$41,300	$39,115	$37,597	$35,633
Senior Notes–EOP	272	200	350	450	450
Long-Term Debt–EOP	2,818	2,625	2,541	2,637	2,648
Floating Rate Capital Debt–EOP	276	276	276	268	268

RATIOS
Dividend Payout Ratio	32.1%	33.9%	38.1%	33.8%	29.2%
Return on Average Assets	1.27	1.22	1.04	1.19	1.37
Return on Average Common Equity	17.01	16.07	13.81	16.20	19.34
Tier 1 Capital to Risk-Weighted Assets–EOP	9.71	10.98	11.06	11.13	10.88
Total Capital to Risk-Weighted Assets–EOP	12.28	13.31	13.96	14.13	14.25
Leverage Ratio	7.12	7.56	7.55	7.76	7.93
Productivity Ratio	155	152	147	156	163
Average Stockholders’ Equity to Average Assets	7.47	7.62	7.61	7.63	7.35

Stockholders–EOP	3,239	3,525	3,288	3,130	3,183
Staff–EOP (full-time equivalent)	9,008	8,022	8,056	9,317	9,453

Note: Certain reclassifications have been made to prior periods’ financial information to conform to the current year’s presentation. Refer to Notes 3 and 4 of the Consolidated Financial Statements.

PAGE 2	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF CORPORATION

Focused Business Strategy. Northern Trust is a leading provider of global financial solutions for investment management, asset administration, fiduciary and banking needs of corporations, institutions, and affluent individuals. Northern Trust is exclusively focused on the custody, management and administration of client assets in two target market segments, affluent individuals through its Personal Financial Services (PFS) business unit and institutional investors worldwide through its Corporate and Institutional (C&IS) business unit. An important element in this strategy is increasing the penetration of the C&IS and PFS target markets with investment management and related services and products provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes service quality through a high level of service complemented by the effective use of technology. Operating and systems support for these business units is provided through the Worldwide Operations and Technology (WWOT) business unit.

Business Structure. Northern Trust Corporation (Corporation) is a financial holding company under the Gramm-Leach-Bliley Act and was originally organized as a bank holding company in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank). The Bank is an Illinois banking corporation headquartered in the Chicago financial district and the Corporation’s principal subsidiary. PFS services are provided through a network of over 80 offices in 18 U.S. states as well as offices in the United Kingdom (U.K.). C&IS products are delivered to clients in approximately 40 countries through offices in North America, Europe and the Asia-Pacific region.

Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

During 2005, Northern Trust achieved excellent financial results as evidenced by record net income of $584.4 million and net income per common share of $2.64, each increasing 16% from prior year levels. Our earnings growth exceeded Northern Trust’s long-term goal of earnings per share growth of 10% or greater. Return on average common stockholders’ equity was 17.01%, below our long-term financial goal of 18%-20%.

Northern Trust experienced double digit revenue growth in 2005. Revenues reached record levels, increasing 15% to $2.69 billion on a fully taxable equivalent (FTE) basis. Trust, investment and other servicing fees of $1.56 billion were the largest contributor to the growth in revenues, up 17% compared to the prior year, reflecting continued strong new business internationally. Our March 2005 acquisition of Baring Asset Management’s Financial Services Group (FSG) contributed $130.8 million in total revenues during 2005, and was neutral to corporate earnings per share after expenses and integration related costs.

Strong revenue growth was also driven by record net interest income during 2005 of $722.3 million on a FTE basis, up $107 million or 17%, primarily due to higher retail deposit spreads, an improved funding mix, and a 9% growth in our earning assets. Asset growth was achieved without sacrificing quality as evidenced by the strong credit quality of our loan portfolio. Nonperforming loans at year end totaled only $31 million, or 0.16% of total loans.

We achieved positive operating leverage in 2005. Noninterest expenses totaled $1.73 billion in 2005, an increase of 13% compared to the 15% increase in revenues. Our productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, was 155% for 2005, an increase from 152% in 2004, yet below Northern Trust’s long-term productivity ratio goal of 160%.

Our success in the marketplace during 2005 was also marked by record assets under custody and record assets under management. Increased new business and improvement in equity markets drove assets under custody up 15% to $2.9 trillion and assets under management up 8% to $617.9 billion. Global custody assets increased 28% to $1.24 trillion at year-end, primarily due to Northern Trust’s continued success internationally.

During 2005, Northern Trust continued to focus on growth markets, expanding our geographic presence and broadening our capabilities to serve clients. The acquisition of FSG, the largest in our history, strengthens our global fund administration, hedge fund, private equity, and property administration capabilities. We also continued to grow our international business and strengthened the position of our industry leading private client business through geographic expansion of our national office network.

Northern Trust Corporation	Financial Annual Report	PAGE 3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial strength of Northern Trust is also reflected in our strong capital levels as of December 31, 2005. During 2005, stockholders’ equity grew to $3.60 billion, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. In November 2005, the Board of Directors increased the quarterly dividend per common share 10% to $.23 for an annual dividend of $.92. The Board’s action reflects a policy of establishing the dividend rate commensurate with profitability while retaining sufficient earnings to allow for strategic initiatives and the maintenance of a strong balance sheet and capital ratios.

CONSOLIDATED RESULTS OF OPERATIONS

Financial Services Group Acquisition. On March 31, 2005, Northern Trust closed its acquisition of Baring Asset Management’s Financial Services Group (FSG). The final adjusted purchase price totaled 261.5 million British pounds Sterling. FSG is a fund services group that offers institutional fund administration, custody, trust, and related services from offices in London, Dublin, Guernsey, Jersey and the Isle of Man. The acquisition of FSG gives Northern Trust expanded fund administration capabilities, as well as new capabilities in hedge fund and private equity administration. FSG also brings Northern Trust significant technical expertise and talent in administering these asset classes.

FSG revenues in 2005 were $130.8 million and acquisition related funding costs were $19.8 million. Operating and integration expenses totaled $105.9 million. The after-tax impact of this acquisition was neutral to full year 2005 results.

Noninterest Income. Noninterest income represented 73% of total taxable equivalent revenue in 2005 compared with 74% in 2004 and 72% in 2003. Fees that are generated from asset management, custody and related fiduciary services are the largest component of revenues accounting for 58% of Northern Trust’s 2005 revenue base. The components of noninterest income and a discussion of significant changes in balances during 2005 and 2004 follow.

NONINTEREST INCOME

(IN MILLIONS)	2005	2004	2003
Trust, Investment and Other Servicing Fees	$1,559.4	$1,330.3	$1,189.1
Foreign Exchange Trading Profits	180.2	158.0	109.6
Treasury Management Fees	71.2	88.1	95.6
Security Commissions and Trading Income	55.2	50.5	54.8
Other Operating Income	97.5	83.8	93.1
Investment Security Gains	.3	.2	—

Total Noninterest Income	$1,963.8	$1,710.9	$1,542.2

Trust, Investment and Other Servicing Fees. Trust, investment and other servicing fees accounted for 79% of total noninterest income and 58% of total taxable equivalent revenue in 2005. Trust, investment and other servicing fees for 2005, increased 17% to $1.56 billion from $1.33 billion in 2004, which was up 12% from $1.19 billion in 2003. Over the past five years, trust, investment and other servicing fees have increased at an annual compound growth rate of 6%. The current year includes $93.3 million from the FSG acquisition. For a more detailed discussion of trust, investment and other servicing fees, refer to the business unit reporting section beginning on page 8. Total assets under custody at December 31, 2005 were a record $2.93 trillion, up 15% from $2.55 trillion a year ago, and included $1.24 trillion of global custody assets. Managed assets totaled a record $617.9 billion, up 8% from $571.9 billion at the end of 2004.

Trust, investment and other servicing fees are generally based on the market value of assets custodied, managed and administered, the volume of transactions, securities lending volume and spreads, and fees for other services rendered. Certain investment management fee arrangements also may provide for performance fees, based on client portfolio returns exceeding predetermined levels. Based on analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust, investment and other servicing fees of approximately 4% and in total revenues of approximately 2%. In addition, C&IS trust relationships are generally priced to reflect earnings from activities such as foreign exchange trading and custody-related deposits that are not included in trust, investment and other servicing fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $15.8 billion in 2005, $12.8 billion in 2004 and $11.2 billion in 2003.

PAGE 4	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS UNDER CUSTODY*	DECEMBER 31					PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ IN BILLIONS)	2005	2004	2003	2002	2001	2005/04
Corporate & Institutional	$2,699.7	$2,345.1	$1,900.9	$1,329.0	$1,492.3	15%	13%
Personal	225.6	209.3	184.9	150.6	160.4	8	7

Total Assets Under Custody	$2,925.3	$2,554.4	$2,085.8	$1,479.6	$1,652.7	15%	12%
* Assets Under Custody do not include assets administered but not held under custody that were previously disclosed as Assets Under Administration.

ASSETS UNDER MANAGEMENT	DECEMBER 31					PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ IN BILLIONS)	2005	2004	2003	2002	2001	2005/04
Corporate & Institutional	$500.7	$461.5	$374.3	$214.8	$225.9	8%	17%
Personal	117.2	110.4	104.3	87.7	94.0	6	4

Total Managed Assets	$617.9	$571.9	$478.6	$302.5	$319.9	8%	14%

Foreign Exchange Trading Profits. Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to trading profits. Foreign exchange trading profits totaled $180.2 million in 2005, including $16.0 million from FSG, compared with $158.0 million in 2004. The increase reflects increased client activity offset in part by lower volatility in currency markets. 2004 foreign exchange results, which were 44% higher than the $109.6 million reported in 2003, reflected increased market volatility in the major currencies and increased client activity.

Treasury Management Fees. The fee portion of treasury management revenues totaled $71.2 million in 2005, a decrease of 19% from the $88.1 million reported in 2004 and compared with $95.6 million in 2003. Approximately half of the current year decrease was offset by improved net interest income as clients opted to pay for services via compensating deposit balances, consistent with historical experience in a higher interest rate environment.

Security Commissions and Trading Income. Revenues from security commissions and trading income totaled $55.2 million in 2005, compared with $50.5 million in 2004 and $54.8 million in 2003. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). The 9% increase in 2005 primarily reflects higher revenue from security trades and transition management services for institutional clients, while the 8% decrease in 2004 reflected a reduction in revenue from security trades, particularly in the fixed income market.

Other Operating Income. The components of other operating income were as follows:

(IN MILLIONS)	2005	2004	2003
Loan Service Fees	$18.1	$22.0	$24.0
Banking Service Fees	34.3	31.8	31.6
Gain (Loss) from Equity Investments	1.7	(.8)	(2.7)
Gain on Sale of a Retail Branch	—	—	17.8
Gain on Sale of Nonperforming Loans	—	5.1	—
Gain on Sale of Buildings	7.9	—	—
Other Income	35.5	25.7	22.4

Total Other Operating Income	$97.5	$83.8	$93.1

The current year includes a $7.9 million gain resulting from the sale of two buildings while the prior year included a $5.1 million gain from the sale of two nonperfoming loans. After adjusting for these nonrecurring items, the remainder of the increase resulted primarily from higher custody-related deposit revenue. The 2003 results included a $17.8 million gain from the sale of a retail branch.

Investment Security Gains. Net security gains were $.3 million in 2005. This compares with net gains of $.2 million in 2004 and no gain or loss in 2003.

Northern Trust Corporation	Financial Annual Report	PAGE 5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Income. An analysis of net interest income on a FTE basis, major balance sheet components impacting net interest income, and related ratios is provided below.

ANALYSIS OF NET INTEREST INCOME [FTE]

				PERCENT CHANGE
($ IN MILLIONS)	2005	2004	2003	2005/04	2004/03
Interest Income	$1,590.6	$1,118.2	$1,055.7	42.2%	5.9%
FTE Adjustment	60.9	54.4	52.4	11.9	3.8

Interest Income–FTE	1,651.5	1,172.6	1,108.1	40.8	5.8
Interest Expense	929.2	557.1	507.5	66.8	9.8

Net Interest Income–FTE Adjusted	$722.3	$615.5	$600.6	17.4%	2.5%

Net Interest Income–Unadjusted	$661.4	$561.1	$548.2	17.9%	2.4%

AVERAGE BALANCE
Earning Assets	$40,454.1	$37,009.7	$34,788.2	9.3%	6.4%
Interest-Related Funds	34,198.7	30,896.5	29,434.8	10.7	5.0
Net Noninterest-Related Funds	6,255.4	6,113.2	5,353.4	2.3	14.2

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	4.08%	3.17%	3.19%	.91	(.02)
Interest-Related Funds	2.72	1.80	1.72	.92	.08
Interest Rate Spread	1.36	1.37	1.47	(.01)	(.10)
Total Source of Funds	2.29	1.51	1.46	.78	.05
Net Interest Margin	1.79%	1.66%	1.73%	.13	(.07)

Refer to pages 74 and 75 for a detailed analysis of net interest income.

Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of hedging activity with derivative instruments. Earning assets, which consist of securities, loans and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses and stockholders’ equity, reduced by nonearning assets including cash and due from banks, items in process of collection, buildings and equipment and other nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating deposit balances to pay for services.

Net interest income for 2005 was $661.4 million, up 18% from $561.1 million in 2004, which was up 2% from $548.2 million in 2003. When adjusted to a FTE basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 2005 was $722.3 million, an increase of 17% from $615.5 million in 2004 which in turn was up 2% from $600.6 million in 2003. The increase in net interest income in 2005 is primarily the result of a $3.4 billion or 9% increase in average earning assets, concentrated primarily in loans and securities and an improvement in the net interest margin. The net interest margin increased to 1.79% from 1.66% in the prior year due in large part to wider spreads earned on retail deposits and an improved funding mix.

Earning assets averaged $40.5 billion, up 9% from the $37.0 billion reported in 2004, which was up from $34.8 billion in 2003. The growth in average earning assets reflects a $1.3 billion increase in loans, a $1.7 billion increase in securities and a $397 million increase in money market assets.

Loans averaged $18.8 billion, 7% higher than last year. The year-to-year comparison reflects a 6% increase in average commercial loans to $3.5 billion. Residential mortgages rose 2% to average $8.2 billion and personal loans increased 7% to $2.8 billion. Non-U.S. loans in -

PAGE 6	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

creased to $933 million in 2005 from the prior year average of $510 million due in large part to the acquisition of FSG. The loan portfolio includes noninterest-bearing U.S. and non-U.S. overnight advances related to processing certain trust client investments, which averaged $696 million in 2005, up from $553 million a year ago. Securities averaged $9.9 billion in 2005, up 21% resulting primarily from higher levels of government sponsored agency and other asset-backed securities. Money market assets averaged $11.8 billion in 2005, up 3% from 2004 levels.

The increase in average earning assets of $3.4 billion was funded primarily through growth in interest-bearing deposits, offset in part by lower levels of other interest-related funds. The deposit growth was concentrated in foreign office time deposits, up $4.6 billion resulting from increased global custody activity and the FSG acquisition. Savings and money market deposits were down 1%, partially offset by slightly higher levels of savings certificates. Other interest-related funds averaged $7.9 billion, down $1.3 billion, principally from lower levels of federal funds purchased, offset in part by the issuance of Sterling denominated senior and subordinated notes, and higher levels of treasury investment program balances. Average net noninterest-related funds increased 2% and averaged $6.3 billion, due primarily to higher levels of noninterest-bearing deposits and other noninterest-related funding sources. Stockholders’ equity for the year averaged $3.43 billion, an increase of $289.5 million or 9% from 2004, principally due to the retention of earnings, offset in part by the repurchase of over 3.5 million shares of common stock at a total cost of $169.8 million ($48.05 average price per share) pursuant to the Corporation’s share buyback program.

The net interest spread decreased slightly to 1.36% in 2005, from 1.37% in 2004 while the net interest margin increased by 13 basis points to 1.79%. The improvement in the margin was due in large part to wider spreads earned on retail deposits, higher levels of noninterest-related funds, and an improved funding mix. For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 74 and 75.

Provision for Credit Losses. The provision for credit losses was $2.5 million compared with a negative $15.0 million provision in 2004 and a $2.5 million provision in 2003. For a discussion of the reserve and provision for credit losses, refer to pages 25 through 27.

Noninterest Expenses. Noninterest expenses for 2005 totaled $1.73 billion, up 13% from $1.53 billion in 2004, which was up 5% from $1.46 billion in 2003. FSG operating and integration expenses totaled $105.9 million for the period. The components of noninterest expenses and a discussion of significant changes in balances during 2005 and 2004 are provided below.

NONINTEREST EXPENSES

(IN MILLIONS)	2005	2004	2003
Compensation	$774.2	$661.7	$652.1
Employee Benefits	190.4	161.5	133.1
Occupancy Expense	133.7	121.5	132.7
Equipment Expense	83.2	84.7	88.2
Other Operating Expenses	553.4	503.1	450.7

Total Noninterest Expenses	$1,734.9	$1,532.5	$1,456.8

Noninterest expenses in 2004 included an $11.6 million loss from securities processing activities and a $17.0 million charge for a litigation settlement. In 2003, Northern Trust conducted a strategic business review that resulted in 2003 noninterest expense charges for severance, office space and software retirements totaling $56.3 million.

The productivity ratio, defined as total revenue on a taxable equivalent basis divided by noninterest expenses, was 155% for 2005, 152% in 2004 and 147% in 2003.

Compensation and Benefits. Compensation and employee benefits of $964.6 million represented 56% of total noninterest expenses. The year-over-year increase was $141.4 million, or 17%, from $823.2 million in 2004, which was 5% higher than the $785.2 million in 2003. The 2005 balance included $56.8 million from the addition of FSG. Compensation costs, which are the largest component of noninterest expenses, totaled $774.2 million, reflecting the addition of FSG, annual salary increases and higher incentive compensation. The higher compensation level in 2004 compared with 2003 resulted primarily from annual salary increases and higher performance-based compensation as a result of record earnings and strong foreign exchange trading results. Included in the 2003 expenses was $20.6 million in severance-related costs. Staff on a full-time equivalent basis averaged 8,731 in 2005, up 9% compared with 8,004 in 2004 due primarily to the addition of approximately 800 FSG staff. Staff on a full-time equivalent ba -

Northern Trust Corporation	Financial Annual Report	PAGE 7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

sis totaled 9,008 at December 31, 2005 compared with 8,022 at December 31, 2004.

Employee benefit costs for 2005 totaled $190.4 million, up $28.9 million or 18% from $161.5 million in 2004, which was 21% higher than the $133.1 million in 2003. The current year reflects the addition of FSG and higher expenses related to employment taxes, pension and health care costs. The 2004 increase compared with 2003 reflects higher pension and health care costs, in addition to increased costs attributable to the employee stock ownership and defined contribution plans resulting from strong corporate performance.

Occupancy Expense. Net occupancy expense totaled $133.7 million, up 10% from $121.5 million in 2004, which was 8% lower than $132.7 million in 2003. Occupancy costs for 2005 included $12.2 million from FSG. After adjusting for FSG, occupancy expense was unchanged from the prior year. Included in the 2003 results was an $18.9 million charge associated with a reduction in required office space.

Equipment Expense. Equipment expense, comprised of depreciation, rental and maintenance costs, totaled $83.2 million, down 2% from $84.7 million in 2004, which was 4% lower than the $88.2 million in 2003. The decrease in the expense level for 2005 is the result of lower costs related to data line leases and computer maintenance. The 2004 results reflect decreased costs related to computer rental and maintenance, data line lease costs, and depreciation of furniture and personal computers.

Other Operating Expenses. The components of other operating expenses were as follows:

(IN MILLIONS)	2005	2004	2003
Outside Services Purchased	$268.0	$228.0	$208.5
Software Amortization & Other Costs	113.4	108.1	101.9
Business Promotion	60.8	45.7	41.6
Other Intangibles Amortization	20.4	9.8	10.4
Software Asset Retirements	—	—	13.4
Other Expenses	90.8	111.5	74.9

Total Other Operating Expenses	$553.4	$503.1	$450.7

Other operating expenses for 2005 totaled $553.4 million, up 10% from $503.1 million in 2004, which was up 12% from $450.7 million in 2003. Included in the current year is $34.7 million from the addition of FSG. The increase in outside services purchased was due primarily to higher consulting costs, including costs associated with the development and implementation of international expansion strategies, and growth-driven increases in fees for global custody and asset management sub-advisor services. Other expenses in 2004 included a $17.0 million charge related to a litigation settlement and an $11.6 million loss from securities processing activities. The increase in outside services purchased in 2004 was due primarily to growth-driven increases in fees for global custody and asset management sub-advisor services.

Provision for Income Taxes. The provision for income taxes was $303.4 million in 2005 compared with $249.7 million in 2004 and $207.8 million in 2003. The current year reflects a higher federal income tax provision resulting primarily from the higher level of pre-tax earnings for the year. The effective tax rate was 34% for 2005 and 33% for the preceding two years.

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

C&IS and PFS results are presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, is derived from internal accounting systems that support Northern Trust’s strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expenses related to each segment, as well as certain corporate support services, worldwide operations and systems development expenses. The management reporting systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Tier 1 and tier 2 capital are allocated based on the federal risk-based capital guidelines at a level that is consistent with Northern Trust’s consolidated capital ratios, coupled with management’s judgment of the operational risks inherent in the busi -

PAGE 8	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ness. Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are the same as those described in note 1, “Accounting Policies,” in the Notes to Consolidated Financial Statements. Transfers of income and expense items are recorded at cost; there is no intercompany profit or loss on sales or transfers between business units. Northern Trust’s presentations are not necessarily consistent with similar information for other financial institutions. For management reporting purposes, certain corporate income and expense items are not allocated to the business units and are presented as part of “Treasury and Other.” These items include the impact of long-term debt, holding company investments, and certain corporate operating expenses.

The following table summarizes the consolidated results of operations of Northern Trust.

CONSOLIDATED RESULTS OF OPERATIONS

($ IN MILLIONS)	2005	2004	2003
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,559.4	$1,330.3	$1,189.1
Other	404.4	380.6	353.1
Net Interest Income (FTE)*	722.3	615.5	600.6
Provision for Credit Losses	2.5	(15.0)	2.5
Noninterest Expenses	1,734.9	1,532.5	1,456.8

Income before Income Taxes*	948.7	808.9	683.5
Provision for Income Taxes*	364.3	304.1	260.2

Income from Continuing Operations	584.4	504.8	423.3
Income (Loss) from Discontinued Operations	—	.8	(18.5)

Net Income	$584.4	$505.6	$404.8

Average Assets	$45,974.1	$41,300.3	$39,115.2

*Stated on a fully taxable equivalent basis (FTE). The consolidated figures include $60.9 million, $54.4 million and $52.4 million of FTE adjustment for 2005, 2004 and 2003, respectively.

Corporate and Institutional Services. The C&IS business unit, under the direction of Frederick H. Waddell, President—C&IS, is a leading worldwide provider of asset administration, asset management and related services to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds. Asset custody, management, administration and related services encompass a full range of state-of-the-art capabilities including: worldwide master trust, asset servicing, fund administration, settlement and reporting; cash management; and investment risk and performance analytical services. Trust and asset servicing relationships managed by C&IS often include investment management, securities lending, transition management and commission recapture services provided through the NTGI business unit. In addition to asset administration and management services, C&IS offers a full range of commercial banking services through the Bank, placing special emphasis on developing and supporting institutional relationships in two target markets: large U.S. corporations and financial institutions (both U.S. and non-U.S.). C&IS provides foreign exchange services in Chicago, London, Singapore and Guernsey. The following table summarizes the results of operations of C&IS for the years ended December 31, 2005, 2004 and 2003 on a management-reporting basis.

Northern Trust Corporation	Financial Annual Report	PAGE 9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE AND INSTITUTIONAL SERVICES

RESULTS OF OPERATIONS

($ IN MILLIONS)	2005	2004	2003
Noninterest Income
Trust, Investment and Other Servicing Fees	$852.5	$680.4	$590.3
Other	292.3	279.0	231.0
Net Interest Income (FTE)	246.9	180.0	155.5
Provision for Credit Losses	(2.0)	(22.3)	(17.0)
Noninterest Expenses	873.3	707.5	675.5

Income before Income Taxes	520.4	454.2	318.3
Provision for Income Taxes	202.6	176.8	123.6

Income from Continuing Operations	317.8	277.4	194.7
Income (Loss) from Discontinued Operations	—	.8	(18.5)

Net Income	$317.8	$278.2	$176.2
Percentage of Consolidated Net Income	54%	55%	44%

Average Assets	$27,815.1	$21,198.4	$17,132.0

Net income for C&IS increased 14% in 2005 and totaled $317.8 million compared with $278.2 million in 2004, which increased 58% from $176.2 million in 2003. The operating results of Northern Trust Retirement Consulting, L.L.C., inclusive of the $20.2 million pre-tax loss on its disposal in 2003, are shown above as discontinued operations. Net income increased 14% in 2005 resulting primarily from record levels of trust, investment and other servicing fees and foreign exchange trading results, and higher net interest income. Income from continuing operations increased 42% in 2004 to $277.4 million compared with 2003 resulting primarily from record levels of trust, investment and other servicing fees and foreign exchange trading results, higher net interest income and a lower provision for credit losses.

C&IS Trust, Investment and Other Servicing Fees. C&IS trust, investment and other servicing fees are attributable to four general product types: Custody and Fund Administration Services, Investment Management, Securities Lending, and Other Services. Custody and fund administration services are priced, in general, using asset values at the beginning of the quarter. There are, however, fees within custody and fund administration services that are not related to asset values, but instead are based on transaction volumes or account fees. Investment management fees are primarily based on market values throughout the quarter. Securities lending revenue is impacted by market values and the demand for securities to be lent, which drives volumes, and the interest rate spread earned on the investment of cash deposited by investment firms as collateral for securities they have borrowed. The other services fee category in C&IS includes such products as benefit payment, performance analysis, electronic delivery, and other services. Revenues from these products are generally based on the volume of services provided or a fixed fee.

Trust, investment and other servicing fees in C&IS increased 25% in 2005 to $852.5 million from $680.4 million in 2004, which was up 15% from $590.3 million in 2003. The components of trust, investment and other servicing fees by product and a breakdown of assets under custody and under management by market follow.

CORPORATE AND INSTITUTIONAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES BY PRODUCT

(IN MILLIONS)	2005	2004	2003
Custody and Fund Administration	$400.0	$272.1	$227.1
Investment Management	242.0	230.2	210.3
Securities Lending	148.7	120.1	98.6
Other Services	61.8	58.0	54.3

Total Trust, Investment and Other Servicing Fees	$852.5	$680.4	$590.3

CORPORATE AND INSTITUTIONAL SERVICES ASSETS UNDER CUSTODY BY MARKET
	DECEMBER 31
(IN BILLIONS)	2005	2004	2003
U.S. Corporate	$565.5	$536.6	$500.6
Public Entities and Institutions	681.8	633.7	577.1
International	1,231.7	984.1	690.0
Securities Lending	217.2	187.9	132.5
Other	3.5	2.8	.7

Total Assets Under Custody	$2,699.7	$2,345.1	$1,900.9

PAGE 10	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER MANAGEMENT BY MARKET

	DECEMBER 31
(IN BILLIONS)	2005	2004	2003
U.S. Corporate	$85.5	$86.8	$78.8
Public Entities and Institutions	91.7	93.2	89.8
International	85.8	73.4	52.1
Securities Lending	217.2	187.9	132.5
Other	20.5	20.2	21.1

Total Assets Under Management	$500.7	$461.5	$374.3

The improvement in C&IS trust, investment and other servicing fees reflects growth in all major products. Custody and fund administration fees increased 47% to $400.0 million compared with $272.1 million a year ago, reflecting strong growth in global custody fees, including $87.0 million of revenue from FSG. Fees from investment management totaled $242.0 million compared with $230.2 million in the year-ago period. Higher investment management fees were generated by growth in the Northern Trust Global Advisors manager of managers business and higher fees from both active and passive management of equity securities. Securities lending fees totaled $148.7 million compared with $120.1 million last year, primarily reflecting higher volumes.

C&IS assets under custody totaled $2.70 trillion at December 31, 2005, 15% higher than $2.35 trillion at December 31, 2004. Managed assets totaled $500.7 billion and $461.5 billion at December 31, 2005 and 2004, respectively, and as of the current year-end were invested 36% in equity securities, 12% in fixed income securities and 52% in cash and other assets. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from trust clients are invested by Northern Trust and are included in assets under custody and under management. The collateral totaled $217.2 billion and $187.9 billion at December 31, 2005 and 2004, respectively.

C&IS Other Noninterest Income. Other noninterest income in 2005 increased 5% from the prior year primarily due to a 16% increase in foreign exchange trading profits, including $16.0 million from FSG, offset in part by a 19% decrease in treasury management fees. Approximately half of the decline in treasury management fees was offset by improved net interest income as clients opted to pay for services via compensating deposit balances, consistent with historical experience in a higher interest rate environment. The prior year included a $5.1 million gain from the sale of two nonperforming loans. The increase in other noninterest income in 2004 compared with 2003 resulted from a 43% increase in foreign exchange trading profits.

C&IS Net Interest Income. Net interest income increased 37% in 2005 resulting primarily from a $5.2 billion or 28% increase in average earning assets, primarily short-term money market assets and loans. The net interest margin improved from .96% in 2004 to 1.04% in 2005. Net interest income for 2004 increased 16% from the previous year resulting primarily from higher levels of average earnings assets, offset in part by a decline of 8 basis points in the net interest margin caused by a shift in the mix of assets with higher-margin loans being replaced with short-term money market assets.

C&IS Provision for Credit Losses. The provision for credit losses was a negative $2.0 million for 2005, resulting primarily from continued improvement in overall credit quality. This compares with a negative $22.3 million provision in the prior year, that resulted primarily from the elimination of reserves for two nonperforming loans which were sold and the continued improvement in the credit quality of the portfolio. The negative $17.0 million provision in 2003 resulted from cash payments received on loans rated internally in the two lowest credit categories.

C&IS Noninterest Expenses. Total noninterest expenses of C&IS, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 23% in 2005 and 5% in 2004. Included in the current year expenses is $98.6 million of FSG operating and integration expenses. The growth in expenses for 2005 also reflects annual salary increases, higher incentive compensation, employee benefit charges, costs associated with business promotion and indirect expense allocations for product and operating support. The growth in expenses for 2004 reflected annual salary increases and higher performance-based pay, and increases in employee benefits, occupancy costs, business promotion efforts, and indirect expense allocations for product and operating support.

Personal Financial Services. The PFS business unit, under the direction of Sherry S. Barrat and William L. Morrison, Co-Presidents—PFS, provides personal trust, custody and investment management services; individual retirement accounts; guardianship and estate administration; qualified retirement plans; banking (including private banking); personal lending; and residential mortgage lending. PFS focuses on high net worth individuals, business owners, executives, retirees and established privately-held businesses.

Northern Trust Corporation	Financial Annual Report	PAGE 11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In 2005, the PFS office network continued to expand with the opening of permanent offices in Boston, Massachusetts and Minneapolis, Minnesota and a limited purpose trust company in Wilmington, Delaware. Northern Trust continued to invest in private client offices in existing markets by building new facilities and by expanding, remodeling and relocating existing offices. The PFS office network currently includes over 80 locations in 18 U.S. states as well as offices in the U.K. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families and individuals in the United States and throughout the world with assets typically exceeding $75 million.

The following table summarizes the results of operations of PFS for the years ended December 31, 2005, 2004 and 2003 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES

RESULTS OF OPERATIONS

($ IN MILLIONS)	2005	2004	2003
Noninterest Income
Trust, Investment and Other Servicing Fees	$706.9	$649.9	$598.8
Other	98.3	93.1	115.2
Net Interest Income (FTE)	486.7	445.9	436.8
Provision for Credit Losses	4.5	7.3	19.5
Noninterest Expenses	796.5	766.5	720.7

Income before Income Taxes	490.9	415.1	410.6
Provision for Income Taxes	190.2	160.8	157.7

Net Income	$300.7	$254.3	$252.9
Percentage of Consolidated Net Income	52%	50%	62%

Average Assets	$16,932.5	$16,185.4	$15,868.3

PFS net income totaled $300.7 million in 2005, an increase of 18% from 2004, which in turn was 1% above the net income achieved in 2003. The increase in net income in 2005 resulted from a 9% growth in revenues while expenses increased by 4%. The slight increase in 2004 earnings was attributed primarily to revenue growth of 3% and a lower provision for credit losses, offset by a 6% increase in operating expenses.

PFS Trust, Investment and Other Servicing Fees. A summary of trust, investment and other servicing fees and assets under custody and under management by state and for Wealth Management follows.

PERSONAL FINANCIAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(IN MILLIONS)	2005	2004	2003
Illinois	$239.3	$226.2	$211.8
Florida	177.0	166.5	157.3
California	78.1	74.8	69.4
Arizona	39.1	37.5	35.5
Texas	28.7	26.8	24.1
Other	55.7	41.5	32.2
Wealth Management	89.0	76.6	68.5

Total Trust, Investment and Other Servicing Fees	$706.9	$649.9	$598.8

PERSONAL FINANCIAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(IN BILLIONS)	2005	2004	2003
Illinois	$46.0	$45.8	$43.8
Florida	30.1	28.8	27.6
California	13.7	13.7	13.9
Arizona	6.5	6.4	6.2
Texas	5.4	5.2	4.8
Other	10.2	8.8	13.8
Wealth Management	113.7	100.6	74.8

Total Assets Under Custody	$225.6	$209.3	$184.9

PERSONAL FINANCIAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(IN BILLIONS)	2005	2004	2003
Illinois	$34.8	$34.7	$33.6
Florida	24.2	23.4	23.6
California	9.3	9.2	9.4
Arizona	5.1	5.0	4.7
Texas	3.5	3.3	3.2
Other	17.9	14.9	12.8
Wealth Management	22.4	19.9	17.0

Total Assets Under Management	$117.2	$110.4	$104.3

PAGE 12	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fees in the majority of the states that PFS operates in and all mutual fund-related revenue are billed monthly based on market values throughout the current quarter. PFS trust, investment and other servicing fees totaled a record $706.9 million for the year, compared with $649.9 million in 2004 and $598.8 million in 2003. The current year performance was positively impacted by improved equity markets, new business, and the addition of $6.3 million of fees from FSG, which are included within Other in the table on the preceding page. The 2004 performance was impacted by new business and improved equity markets.

At December 31, 2005, assets under custody in PFS totaled $225.6 billion, compared with $209.3 billion at December 31, 2004. Included in assets under custody are those for which Northern Trust has management responsibility. Managed assets totaled $117.2 billion at December 31, 2005 and were invested 50% in equity securities, 34% in fixed income securities and 16% in cash and other assets.

PFS Other Noninterest Income. Other noninterest income for 2005 totaled $98.3 million, up 6% compared with $93.1 million last year. The improvement from last year resulted primarily from a 14% increase in security commissions and trading income and a $3.2 million nonrecurring gain from the sale of a building. These increases were partially offset by a 13% reduction in treasury management fees as clients opted to pay for services via compensating deposit balances. Noninterest income for 2004 was 19% lower than the previous year primarily due to the $17.8 million gain from the 2003 sale of a retail branch.

PFS Net Interest Income. Net interest income of $486.7 million was 9% higher than the previous year. Average loan volume grew $907.5 million or 6%, while the net interest margin increased from 2.89% in 2004 to 3.00%. Net interest income for 2004 of $445.9 million was 2% higher than 2003 resulting primarily from an increase in average loan volume as the net interest margin remained unchanged.

PFS Provision for Credit Losses. The 2005 provision for credit losses of $4.5 million was $2.8 million lower than the previous year which was down $12.2 million from 2003. The lower provision resulted from the continued improvement in the credit quality of the portfolio. The 2004 provision for credit losses reflected cash payments received on loans rated internally in the two lowest credit categories and the continued improvement in the credit quality of the portfolio.

PFS Noninterest Expenses. PFS noninterest expenses, which include both the direct expenses of the business unit and indirect expense allocations from NTGI and WWOT for product and operating support, increased 4% in 2005 and 6% in 2004. The growth in expenses for 2005 reflects annual salary increases, higher incentive compensation, employee benefit charges, and costs associated with business promotion. In addition, indirect expense allocations for product and operating support increased $7.3 million or 2% from the prior year. The prior year results included a pre-tax charge of $17.0 million related to a litigation settlement. The remainder of the increase in 2004 expenses primarily reflected higher incentive compensation, employee benefit charges, legal services, and increased occupancy costs resulting from the remodeling and expansion of existing locations.

Northern Trust Global Investments. The NTGI business unit, under the direction of Terence J. Toth, President—NTGI, provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients of C&IS and PFS through various subsidiaries of the Corporation. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and traditional multi-manager products and services. NTGI’s activities also encompass brokerage, securities lending, transition management and related services. NTGI’s business operates internationally and its revenues and expenses are fully allocated to C&IS and PFS.

At year-end, Northern Trust managed $617.9 billion in assets for personal and institutional clients, a new record, up 8% from $571.9 billion at year-end 2004. The increase in assets is attributable to improving equity markets and strong new business. Assets under management have grown at a five-year compound annual rate of 14%.

Worldwide Operations and Technology. The WWOT business unit, under the direction of Timothy J. Theriault, President—WWOT, supports all of Northern Trust’s business activities, including the processing and

Northern Trust Corporation	Financial Annual Report	PAGE 13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

product management activities of C&IS, PFS and NTGI. These activities are conducted principally in the operations and technology centers in Chicago and London. In 2005, Northern Trust began development of a leased facility in Bangalore, India that will supplement its Chicago and London operations.

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

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2005, 2004 and 2003 on a management-reporting basis.

TREASURY AND OTHER

RESULTS OF OPERATIONS

($ IN MILLIONS)	2005	2004	2003
Other Noninterest Income	$13.8	$8.5	$6.9
Net Interest Income (Expense) (FTE)	(11.3)	(10.4)	8.3
Noninterest Expenses	65.1	58.5	60.6

Loss before Income Taxes	(62.6)	(60.4)	(45.4)
Benefit for Income Taxes	28.5	33.5	21.1

Net Income (Loss)	$(34.1)	$(26.9)	$(24.3)

Percentage of Consolidated Net Income	(6)%	(5)%	(6)%

Average Assets	$1,226.5	$3,916.5	$6,114.9

Treasury and Other noninterest income was $13.8 million compared with $8.5 million in the prior year and included a $4.7 million nonrecurring gain on the sale of a building. Net interest income for 2005 was a negative $11.3 million compared with a negative $10.4 million in 2004 and $8.3 million in 2003. The decline in net interest income in 2004 from the previous year resulted from the decrease in the net interest margin, due in large part to a decline in the yield on the residential mortgage loan portfolio resulting from refinancing activity. In addition, low interest rates during this period compressed the spreads on short-term investing activity conducted by the Treasury Department.

Noninterest expenses totaled $65.1 million for 2005 compared with $58.5 million in the prior year. Contributing to the current year increase are higher allocations for product and operating support and increased costs associated with employee compensation and benefits. Expenses in 2004 after adjusting for a special charge in 2003, increased due to higher allocations for product and operating support and increased costs associated with employee compensation and benefits.

Corporate Risk Management Group. Headed by Jana R. Schreuder, Executive Vice President, the Corporate Risk Management Group includes the Credit Policy and Corporate Risk Management functions. The Credit Policy function is described in the “Loans and Other Extensions of Credit” section on page 20. The Corporate Risk Management Group monitors, measures and facilitates the measurement of risks across the businesses of the Corporation and its subsidiaries. Corporate Risk Management also includes the Economic Research function.

CRITICAL ACCOUNTING ESTIMATES

The use of estimates and assumptions is required in the preparation of financial statements in conformity with generally accepted accounting principles and actual results could differ from those estimates. The Securities and Exchange Commission has issued guidance and proposed rules relating to the disclosure of critical accounting estimates. Critical accounting estimates are those that require management to make subjective or complex judgments about the effect of matters that are inherently uncertain

PAGE 14	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and may change in subsequent periods. Changes that may be required in the underlying assumptions or estimates in these areas could have a material impact on Northern Trust’s future financial condition and results of operations.

For Northern Trust, accounting estimates that are viewed as critical are those relating to reserving for credit losses, pension plan accounting, and estimating useful lives of purchased and internally developed software. Management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Board of Directors.

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

Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with a specific credit or loan category. These factors include management’s subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the inherent loss reserve reflects management’s recognition of the imprecision inherent in the process of estimating probable credit losses.

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

The control process maintained by Credit Policy and the lending staff and the quarterly analysis of specific and inherent loss components are the principal methods relied upon by management for the timely identification of, and adjustment for, changes in estimated credit loss levels. In addition to Northern Trust’s own experience, management also considers the experience of peer institutions and regulatory guidance.

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

Pension Plan Accounting. As summarized in Note 22 to the consolidated financial statements, Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees. Certain European-based employees also participate in various defined benefit pension plans that have been closed to new employees in prior years. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plan. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and annually re -

Northern Trust Corporation	Financial Annual Report	PAGE 15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

viewed for adjustments that may be required. Under generally accepted accounting principles, differences between these estimates and actual experience are amortized over the future working lifetime of eligible participants. As a result, these differences are not recognized as they occur but are recognized systematically and gradually over subsequent periods.

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

In determining the pension expense for the U.S. plan in 2005, Northern Trust utilized a discount rate of 5.75% for the Qualified Plan and 5.25% for the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 3.60%. The expected long-term rate of return on Qualified Plan assets was 8.75%.

In evaluating possible revisions to pension-related assumptions as of Northern Trust’s September 30, 2005 measurement date, the following events were considered:

Discount Rate: Northern Trust utilizes the Moody’s AA Corporate Bond rate in establishing the discount rate for the Qualified Plan since the duration of the bonds included in this index reasonably approximates the average duration of the plan’s liabilities. Since this benchmark rate declined 37 basis points, Northern Trust lowered the discount rate for the Qualified Plan from 5.75% to 5.50%. The reference rate for establishing the discount rate for the Nonqualified Plan is the long-term treasury bond rate. Historically, long-term treasury bond rates have fallen short of Corporate Bond rates by about 50 basis points. For this reason, Northern Trust elected to maintain the discount rate for the Nonqualified Plan at 50 basis points below the Qualified Plan discount rate, or 5.00%.

Compensation Level: No changes were recommended to the compensation scale assumption.

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term rate of return on plan assets. Northern Trust utilized an asset return model to calculate the expected long-term rate of return on pension assets. The model considered the current asset mix and estimates of return by asset class and of inflation. As a result of this analysis, together with recent historical results, Northern Trust’s rate of return assumption for 2006 was set at 8.25%, a 50 basis point decline from 2005.

Mortality Table: Northern Trust moved to the RP2000 mortality table for both pre- and post-retirement assumptions. This table is more current than the previously used 1983 Group Annuity mortality table.

As a result of the pension-related assumptions currently utilized and other actuarial experiences of the qualified and nonqualified plans, the estimated U.S. pension expense is expected to increase by approximately $7.3 million in 2006.

In order to provide an understanding of the sensitivity of these assumptions on the expected periodic pension expense in 2006 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(IN MILLIONS)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2006 Pension Expense
Discount Rate Change	(3.8)	3.9
Compensation Level Change	2.1	(2.0)
Rate of Return on Asset Change	(1.1)	1.1
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(22.0)	22.7
Compensation Level Change	8.9	(8.7)

Purchased and Internally Developed Software. A significant portion of Northern Trust’s products and services is dependent on complex and sophisticated computer systems based primarily on purchased and internally developed software programs. Under Northern Trust’s accounting policy, purchased software and allowable internal costs, including compensation, relating to software developed for internal use are capitalized. Capitalized software is then amortized over its estimated useful life, generally ranging from 3 to 10 years. Northern Trust believes that the accounting estimate relating to the determination and ongoing review of the estimated useful lives of capitalized software is a critical accounting

PAGE 16	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

policy. Northern Trust has this view because rapidly changing technology can unexpectedly change software functionality, resulting in a significant change in the useful life, including a complete write-off of software applications. In addition, product changes can also render existing software obsolete requiring a write-off of the carrying value of the asset.

In order to address this risk, Northern Trust’s accounting procedures require a quarterly review of significant software applications to confirm the reasonableness of asset book values and remaining useful lives. Modifications which may result from this process are reviewed by senior management. At December 31, 2005, capitalized software totaled $371.6 million and software amortization in 2005 totaled $86.3 million.

IMPLEMENTATION OF ACCOUNTING STANDARDS

Information related to new accounting pronouncements adopted during 2005 is contained in Notes 1 and 2 of the Consolidated Financial Statements on pages 42 and 43.

CAPITAL EXPENDITURES

Proposed significant capital expenditures are reviewed and approved by Northern Trust’s senior management. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.

Capital expenditures in 2005 included ongoing enhancements to Northern Trust’s hardware and software capabilities and expansion or renovation of several existing offices. Capital expenditures for 2005 totaled $198.0 million, of which $109.0 million was for software, $28.5 million was for building and leasehold improvements, $47.6 million for computer hardware and machinery and $12.9 million for furnishings. These capital expenditures are designed principally to support and enhance the transaction processing, investment management and securities handling capabilities of the trust and banking businesses, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation and software amortization associated with these capital expenditures are charged to equipment and other operating expenses, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

Assets Under Custody. Northern Trust, in the normal course of business, holds assets under custody, management and administration in a fiduciary or agency capacity for its clients. In accordance with accounting principles generally accepted in the U.S., these assets are not assets of Northern Trust and are not included in its consolidated balance sheet.

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

The following table shows the contractual amounts of standby letters of credit.

	DECEMBER 31
(IN MILLIONS)	2005	2004
Standby Letters of Credit:
Corporate	$968.7	$910.9
Industrial Revenue	1,209.5	1,175.8
Other	659.2	606.6

Total Standby Letters of Credit*	$2,837.4	$2,693.3

*These amounts include $344.3 million and $294.9 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2005 and 2004, respectively. The weighted average maturity of standby letters of credit was 24 months at December 31, 2005 and 19 months at December 31, 2004.

As part of the Corporation’s securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Credit Policy Credit Ap -

Northern Trust Corporation	Financial Annual Report	PAGE 17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

proval Committee. In connection with these activities, Northern Trust has issued certain indemnifications to trust clients against loss resulting from the bankruptcy of the borrower of securities. The borrower is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with the collateral revalued on a daily basis. The amount of securities loaned as of December 31, 2005 and 2004 subject to indemnification was $135.2 billion and $112.7 billion, respectively. Because of the borrower’s requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is negligible.

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

The outstanding principal amount of the Subordinated Debentures, net of discount, held by the trusts totaled $276.4 million as of December 31, 2005. The book value of the Series A and Series B Securities totaled $268.1 million as of December 31, 2005. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities. However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

Northern Trust has interests in other variable interest entities which are also not consolidated as Northern Trust is not considered the primary beneficiary of these entities. Northern Trust’s interests in these entities are not considered significant and do not have a material impact on its consolidated financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity Risk Management. The objectives of liquidity risk management are to ensure that Northern Trust can meet its cash flow requirements and capitalize on business opportunities on a timely and cost effective basis. Management monitors the liquidity position on a daily basis to make funds available at a minimum cost to meet loan and deposit cash flows. The liquidity profile is also structured so that the capital needs of the Corporation and its banking subsidiaries are met. Management maintains a detailed liquidity contingency plan designed to adequately respond to dramatic changes in market conditions.

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

A significant source of liquidity is the ability to draw funding from both U.S. and non-U.S. markets. The Bank’s senior long-term debt is rated AA- by Standard & Poor’s, Aa3 by Moody’s Investors Service, and AA- by Fitch. These ratings allow the Bank to access capital markets on favorable terms.

Northern Trust maintains a liquid balance sheet with loans representing only 37% of total assets. Further, at December 31, 2005, there was a significant liquidity reserve on the consolidated balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $29.0 billion or 54% of total assets.

The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These cash needs are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 29 on page 66. Bank subsidiaries have the ability to pay dividends during 2006 equal to their 2006 eligible net profits plus $635.0 million. The Corporation’s liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $198.1 million at year-end 2005. The cash flows of the Corporation are shown in Note 33 on page 72. The Corporation also has available a $50 million revolving line of credit.

PAGE 18	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows Northern Trust’s contractual obligations at December 31, 2005.

CONTRACTUAL OBLIGATIONS	PAYMENT DUE BY PERIOD
(IN MILLIONS)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Bank-Senior Notes*	$272.5	$100.0	$—	$—	$172.5
Subordinated Debt*	1,007.4	100.0	100.0	200.0	607.4
Federal Home Loan Bank Borrowings*	1,798.5	444.5	563.9	330.0	460.1
Floating Rate Capital Debt*	278.4	—	—	—	278.4
Capital Lease Obligations**	16.3	2.4	5.0	4.6	4.3
Operating Leases**	631.4	57.5	106.4	92.9	374.6
Purchase Obligations***	240.3	92.3	122.3	19.8	5.9

Total Contractual Obligations	$4,244.8	$796.7	$897.6	$647.3	$1,903.2

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

* Refer to Notes 13 and 14 to the Consolidated Financial Statements for further details.

** Refer to Note 10 to the Consolidated Financial Statements for further details.

*** Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2005 activity was used as a base to project future obligations.

Capital Management. One of management’s primary objectives is to maintain a strong capital position to merit and maintain the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities and withstand unforeseen adverse developments. In 2005, capital levels were strengthened as average common equity increased 9.2% or $289.5 million reaching a record $3.6 billion at year-end. This increase in capital was accomplished after paying common dividends and buying back shares, which are activities used to manage the level of capital. The Board of Directors increased the quarterly dividend by 9.5% to $.23 per common share in 2005. The common dividend has increased 48% from its level five years ago. During 2005, the Corporation purchased 3,534,859 of its own common shares at a cost of $169.8 million, as part of its share buyback program. The buyback program is designed, among other things, to help offset the dilutive effect of stock issuances under the Corporation’s incentive stock programs. Under this program, the Corporation may purchase up to 3.2 million additional shares after December 31, 2005.

CAPITAL ADEQUACY	DECEMBER 31
($ IN MILLIONS)	2005	2004
TIER 1 CAPITAL
Common Stockholders’ Equity	$3,601	$3,296
Floating Rate Capital Securities	268	268
Goodwill and Other Intangible Assets	(533)	(232)
Net Unrealized Gain on Securities	6	—
Nonfinancial Equity Investments	(2)	(1)

Total Tier 1 Capital	3,340	3,331

TIER 2 CAPITAL
Reserve for Credit Losses Assigned to Loans and Leases	125	131
Off-Balance Sheet Credit Loss Reserve	11	9
Reserves Against Identified Losses	(20)	(24)
Long-Term Debt*	769	590

Total Tier 2 Capital	885	706

Total Risk-Based Capital	$4,225	$4,037

Risk-Weighted Assets**	$34,414	$30,333

Total Assets–End of Period (EOP)	$53,414	$45,277
Average Fourth Quarter Assets**	46,932	44,041
Total Loans–EOP	19,969	17,943

RATIOS
Risk-Based Capital to Risk-Weighted Assets
Tier 1	9.7%	11.0%
Total (Tier 1 and Tier 2)	12.3	13.3
Leverage	7.1	7.6

COMMON STOCKHOLDERS’ EQUITY TO
Total Loans EOP	18.0%	18.4%
Total Assets EOP	6.7	7.3

*Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.

**Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

Northern Trust Corporation	Financial Annual Report	PAGE 19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The 2005 capital levels reflect Northern Trust’s ongoing retention of earnings to allow for strategic expansion while maintaining a strong balance sheet. The Corporation’s capital supported risk-weighted asset growth of 13.4% in 2005 with all of its capital ratios well above the ratios that are a requirement for regulatory classification as “well-capitalized”. At December 31, 2005, the Corporation’s tier 1 capital was 9.7% and total capital was 12.3% of risk-weighted assets. The “well-capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 7.1% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, each of the subsidiary banks had a ratio of at least 8.0% for tier 1 capital, 11.0% for total risk-based capital, and 5.7% for the leverage ratio.

RISK MANAGEMENT

Asset Quality and Credit Risk Management—Securities. Northern Trust maintains a high quality securities portfolio, with 79% of the total portfolio composed of U.S. Treasury or government sponsored agency securities. The remainder of the portfolio consists of obligations of states and political subdivisions, preferred stock and other securities, including Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 2005, 81% of these securities were rated triple-A or double-A, 1% were rated single-A and 18% were below A or not rated by Standard and Poor’s and/or Moody’s Investors Service.

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

The Counterparty Risk Management Committee established by Credit Policy manages counterparty risk. This committee has sole credit authority for exposure to all non-U.S. banks, certain U.S. banks which Credit Policy deems to be counterparties and which do not have commercial credit relationships within the Corporation, and certain other exposures.

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

PAGE 20	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

to identify, at the earliest possible stages, clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Above average risk loans receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.

An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 25 through 27, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.

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

The largest component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding unfunded commitments to extend credit, commercial letters of credit and standby letters of credit. These contractual obligations and arrangements are discussed in Note 27, “Off-Balance Sheet Financial Instruments,” in the Notes to Consolidated Financial Statements and are presented in the tables that follow.

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31
(IN MILLIONS)	2005	2004	2003	2002	2001
U.S.
Residential Real Estate	$8,340.5	$8,095.3	$7,975.3	$7,808.1	$7,427.9
Commercial	3,539.7	3,190.0	3,405.3	3,968.3	4,741.6
Broker	5.6	27.9	7.0	8.8	11.8
Commercial Real Estate	1,524.3	1,307.5	1,297.1	1,168.5	1,025.6
Personal	2,961.3	2,927.2	2,699.9	2,480.8	2,208.8
Other	797.8	609.7	743.9	959.3	768.6
Lease Financing	1,194.1	1,221.8	1,228.0	1,276.0	1,202.6

Total U.S.	$18,363.3	$17,379.4	$17,356.5	$17,669.8	$17,386.9
Non-U.S.	1,605.2	563.3	457.3	393.9	593.0

Total Loans and Leases	$19,968.5	$17,942.7	$17,813.8	$18,063.7	$17,979.9

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK	DECEMBER 31
(IN MILLIONS)	2005	2004
Unfunded Commitments to Extend Credit
One Year and Less	$6,279.7	$6,650.2
Over One Year	11,671.8	9,597.2

Total	$17,951.5	$16,247.4

Standby Letters of Credit	2,837.4	2,693.3
Commercial Letters of Credit	31.4	32.1
Custody Securities Lent with Indemnification	135,229.3	112,691.4

Northern Trust Corporation	Financial Annual Report	PAGE 21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2005

BY INDUSTRY SECTOR

(IN MILLIONS)	COMMITMENT EXPIRATION
INDUSTRY SECTOR	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Finance and Insurance	$2,110.9	$934.2	$1,176.7	$380.3
Holding Companies	119.2	80.6	38.6	192.2
Manufacturing	4,113.4	836.4	3,277.0	696.6
Mining	184.1	22.8	161.3	7.7
Public Administration	27.7	14.9	12.8	73.5
Retail Trade	498.1	16.0	482.1	104.5
Security and Commodity Brokers	140.6	110.6	30.0	5.6
Services	3,579.5	1,281.5	2,298.0	1,376.6
Transportation and Warehousing	370.3	75.2	295.1	55.9
Utilities	357.3	37.5	319.8	18.5
Wholesale Trade	743.0	204.7	538.3	327.4
Other Commercial	305.2	91.4	213.8	306.5

Total Commercial and Broker*	$12,549.3	$3,705.8	$8,843.5	$3,545.3
Residential Real Estate	1,759.0	188.4	1,570.6	8,340.5
Commercial Real Estate	367.2	104.2	263.0	1,524.3
Personal	2,639.9	1,862.5	777.4	2,961.3
Other	407.9	327.5	80.4	797.8
Lease Financing	—	—	—	1,194.1
Non-U.S.	228.2	91.3	136.9	1,605.2

Total	$17,951.5	$6,279.7	$11,671.8	$19,968.5

*Commercial and Broker industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

Although credit exposure is well diversified, there are certain groups of credits that meet the accounting definition of credit risk concentrations under SFAS No. 107. According to this statement, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that a credit exposure falls into one of these groups does not necessarily indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, banks and bank holding companies, commercial real estate and commercial aircraft leases.

Residential Real Estate. The residential real estate loan portfolio, totaled $8.3 billion or 45% of total U.S. loans at December 31, 2005, compared with $8.1 billion or 47% at December 31, 2004. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.

Of the total $8.3 billion in residential real estate loans, $3.4 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend credit, which are primarily equity credit lines, totaled $1.8 billion and $1.5 billion at December 31, 2005 and 2004, respectively.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of short-term money market assets, which totaled $16.0 billion and $13.1 billion at December 31, 2005 and December 31, 2004, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $2.9 billion and $1.8 billion at December 31, 2005 and December 31, 2004, respectively. Northern Trust also provides commercial financing to banks and bank holding companies with which it has a substantial business relationship. Northern Trust’s outstanding lending exposure to these entities, primarily U.S. bank holding companies located in the Greater Midwest, was not considered material to its consolidated financial position as of December 31, 2005 or 2004.

Commercial Real Estate. In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower’s principal business activity is the acquisition or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes, and loan repayment is expected to flow from the oper -

PAGE 22	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of interim loans and commercial mortgages.

Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in those markets where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $459.5 million and $406.4 million as of December 31, 2005 and 2004, respectively, are composed primarily of loans to developers that are highly experienced and well known to Northern Trust.

Commercial mortgage financing, which totaled $1.1 billion and $901.1 million as of December 31, 2005 and 2004, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $500,000 each and are primarily located in the suburban Chicago and Florida markets.

At December 31, 2005, legally binding commitments to extend credit and standby letters of credit to commercial real estate developers totaled $367.2 million and $50.9 million, respectively. At December 31, 2004, legally binding commitments were $313.3 million and standby letters of credit were $37.5 million.

Commercial Aircraft Leases. Through its leasing subsidiary, Norlease, Inc., Northern Trust has entered into leveraged lease transactions involving commercial aircraft totaling $244 million, which are a part of the $1.2 billion lease financing portfolio at December 31, 2005. $144 million of the leveraged leases involve aircraft leases to non-U.S. airlines, where the leases are fully backed by a combination of pledged marketable securities and guarantees from either a U.S. based “AAA” rated insurance company or a large U.S.-based banking institution. $8 million represents leases to U.S. based airlines; $72 million to commercial transport companies; and the balance for commuter aircraft leases, which are guaranteed by aircraft manufacturers or by sovereign entities.

Non-U.S. Outstandings. As used in this discussion, non-U.S. outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and non-U.S. office local currency claims on residents funded by local currency liabilities. Non-U.S. outstandings related to a specific country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of non-U.S. banks are included in these outstandings and are classified according to the country location of the non-U.S. banks’ head office.

Short-term interbank time deposits with non-U.S banks represent the largest category of non-U.S. outstandings. The Chicago head office and the London Branch actively participate in the interbank market with U.S. and non-U.S. banks. International commercial lending activities also include import and export financing for U.S.-based clients.

Northern Trust places deposits with non-U.S. counterparties that have high internal (Northern Trust) and external credit ratings. These non-U.S. banks are approved and monitored by Northern Trust’s Counterparty Risk Management Committee, which has credit authority for exposure to all non-U.S. banks and employs a review process that results in credit limits. This process includes financial analysis of the non-U.S. banks, use of an internal rating system and consideration of external ratings from rating agencies. Each counterparty is reviewed at least annually. Separate from the entity-specific review process, the average life to maturity of deposits with non-U.S. banks is deliberately maintained on a short-term basis in order to respond quickly to changing credit conditions. Additionally, the Committee performs a country-risk analysis and imposes limits to country exposure. The following table provides information on non-U.S. outstandings by country that exceed 1.00% of Northern Trust’s assets.

Northern Trust Corporation	Financial Annual Report	PAGE 23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NON-U.S. OUTSTANDINGS

(IN MILLIONS)	BANKS	COMMERCIAL AND OTHER	TOTAL
AT DECEMBER 31, 2005
France	$1,727	$1	$1,728
United Kingdom	1,636	29	1,665
Italy	1,152	—	1,152
Ireland	561	510	1,071
Germany	837	—	837
Canada	729	11	740
Belgium	733	—	733
Switzerland	645	10	655

AT DECEMBER 31, 2004
United Kingdom	$2,032	$207	$2,239
France	1,162	—	1,162
Belgium	1,066	—	1,066
Sweden	898	1	899
Netherlands	815	51	866
Switzerland	587	12	599
Canada	542	25	567
Ireland	533	24	557
Singapore	423	39	462

AT DECEMBER 31, 2003
France	$1,377	$—	$1,377
United Kingdom	1,348	17	1,365
Germany	784	13	797
Netherlands	595	16	611
Spain	567	—	567
Belgium	559	2	561
Ireland	415	17	432
Italy	420	—	420

Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Netherlands with aggregate outstandings of $432 million at December 31, 2005, Germany and Australia with aggregate outstandings of $800 million at December 31, 2004, and Switzerland, Canada and Singapore with aggregate outstandings of $1.0 billion at December 31, 2003.

NONPERFORMING ASSETS	DECEMBER 31
(IN MILLIONS)	2005	2004	2003	2002	2001
Nonaccrual Loans
U.S.
Residential Real Estate	$5.0	$2.8	$4.5	$4.8	$5.0
Commercial	16.1	29.5	75.3	87.6	99.3
Commercial Real Estate	—	.1	.1	.7	4.3
Personal	8.7	.5	.1	.3	.1
Non-U.S.	1.2	—	—	—	—

Total Nonaccrual Loans	31.0	32.9	80.0	93.4	108.7
Other Real Estate Owned	.1	.2	.3	1.2	.8

Total Nonperforming Assets	$31.1	$33.1	$80.3	$94.6	$109.5

90 Day Past Due Loans Still Accruing	$29.9	$9.9	$21.0	$15.2	$14.5

PAGE 24	Northern Trust Corporation	Financial Annual Report

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

The previous table presents the nonperforming assets and past due loans for the current and prior four years. Of the total loan portfolio of $20.0 billion at December 31, 2005, $31.0 million, or .15%, was nonaccrual, compared with $32.9 million, or .18%, at December 31, 2004.

Included in the portfolio of nonaccrual loans are those loans that meet the criteria of being “impaired.” A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2005, impaired loans, all of which have been classified as nonaccrual, totaled $28.6 million, net of $4.8 million in charge-offs. These loans had $20.3 million of the reserve for credit losses allocated to them.

Provision and Reserve for Credit Losses. Changes in the reserve for credit losses were as follows:

(IN MILLIONS)	2005	2004	2003
Balance at Beginning of Year	$139.3	$157.2	$168.5
Charge-Offs	(7.6)	(7.3)	(22.3)
Recoveries	1.8	4.4	8.5

Net Charge-Offs	(5.8)	(2.9)	(13.8)
Provision for Credit Losses	2.5	(15.0)	2.5

Balance at End of Year	$136.0	$139.3	$157.2

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments and standby letters of credit (inherent loss component). The following table shows (1) the specific portion of the reserve, (2) the allocated portion of the inherent reserve and its components by loan category and (3) the unallocated portion of the reserve at December 31, 2005 and each of the prior four year-ends.

ALLOCATION OF THE RESERVE FOR CREDIT LOSSES

	DECEMBER 31
	2005		2004		2003		2002		2001
($ IN MILLIONS)	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Reserve	$20.3	—%	$24.0	—%	$37.0	—%	$25.0	—%	$21.1	—%
Allocated Inherent Reserve
Residential Real Estate	12.4	42	11.6	45	11.9	45	11.5	43	9.7	41
Commercial	48.3	18	49.9	18	60.9	19	85.2	22	81.7	27
Commercial Real Estate	17.7	7	17.1	7	16.8	7	15.5	7	14.8	6
Personal	6.1	15	5.5	16	5.2	15	5.0	14	3.8	12
Other	—	4	—	4	—	4	—	5	—	4
Lease Financing	3.9	6	4.5	7	4.3	7	4.8	7	3.0	7
Non-U.S.	2.9	8	1.6	3	1.6	3	1.4	2	5.0	3

Total Allocated Inherent Reserve	$91.3	100%	$90.2	100%	$100.7	100%	$123.4	100%	$118.0	100%

Unallocated Inherent Reserve	24.4	—	25.1	—	19.5	—	20.1	—	22.5	—

Total Reserve for Credit Losses	$136.0	100%	$139.3	100%	$157.2	100%	$168.5	100%	$161.6	100%

Reserve Assigned to:
Loans and Leases	$125.4		$130.7		$149.2		$161.1		$154.3
Unfunded Commitments and Standby Letters of Credit	10.6		8.6		8.0		7.4		7.3

Total Reserve for Credit Losses	$136.0		$139.3		$157.2		$168.5		$161.6

Northern Trust Corporation	Financial Annual Report	PAGE 25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Specific Component of the Reserve. The specific component of the reserve is determined on a loan-by-loan basis as part of the regular review of impaired loans and potential charge-offs. The specific reserve is based on a loan’s current book value compared with the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan.

At December 31, 2005, the specific reserve component amounted to $20.3 million compared with $24.0 million at the end of 2004. The $3.7 million decrease was due primarily to the charge-off of a commercial loan reserved for in a prior period and principal repayments. Offsetting these decreases in part were increased reserves on loans that were classified to nonperforming.

The decrease in the specific loss component of the reserve from $37.0 million in 2003 to $24.0 million in 2004 was due primarily to the elimination of reserves for two nonperforming loans which were sold, principal repayments, and charge-offs that had been reserved for in prior periods. Offsetting these decreases in part were additional reserves required on certain commercial loans that were classified to nonperforming.

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

Management also maintains a reserve for the commercial, commercial real estate and non-U.S. segments of the portfolio that have credit ratings from “1” through “4”, in order to measure the loss estimated to be inherent in these riskier segments. Because of the higher degree of uncertainty in these portfolios and Northern Trust’s historical experience, which includes significant losses related to a small number of loans over brief periods of time, management believes it appropriate to maintain a reserve higher than recent charge-off experience would suggest. This is intended to prevent an understatement of reserves based upon over-reliance on more favorable economic conditions included in the historic look-back period.

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

The allocated portion of the inherent reserve increased $1.1 million to $91.3 million at December 31, 2005 compared with $90.2 million at December 31, 2004. The increase in this component of the reserve is due primarily to growth in the loan portfolio offset partially by the reduction of higher risk loans as a result of principal repayments.

In 2004, the allocated portion of the inherent reserve decreased $10.5 million from $100.7 million at December 31, 2003. The decrease during 2004 was due primarily to the net reduction in the outstanding balance of lower-rated loans reflecting the receipt of principal repayments during a period of limited growth in commercial loan volumes.

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

PAGE 26	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

recognizes the imprecision inherent in the process of estimating expected credit losses. The unallocated inherent portion of the reserve at year-end was $24.4 million compared with $25.1 million last year.

Other Factors. The total amount of the two highest risk loan groupings, those rated “7” and “8” (based on Northern Trust’s internal rating scale, which closely parallels that of the banking regulators), decreased $32 million to $78 million, of which $28.6 million was classified as impaired. This compares with $110 million last year-end when $30.3 million was classified as impaired. The decrease in 2005 primarily reflects the receipt of principal repayments and the migration of certain higher risk rated loans to lower risk credit ratings as a result of improving credit quality. There were no “9” rated loans reported at any time during the periods because loans are charged-off when they are so rated. At December 31, 2005, these highest risk loans represented .4% of outstanding loans.

Overall Reserve. In establishing the overall reserve level, management considers that 42% of the loan portfolio consists of lower risk residential mortgage loans. The evaluation of the factors above resulted in a reserve for credit losses of $136.0 million at December 31, 2005 compared with $139.3 million at the end of 2004. The reserve of $125.4 million assigned to loans and leases, as a percentage of total loans and leases was .63% at December 31, 2005, compared with .73% at December 31, 2004. The decrease in the reserve level reflects the continued overall improvement in the credit quality of the loan portfolio.

Reserves assigned to unfunded loan commitments and standby letters of credits totaled $10.6 million at December 31, 2005, compared with $8.6 million at December 31, 2004.

Provision. The provision for credit losses was $2.5 million for the year and net charge-offs totaled $5.8 million in 2005. This compares with a negative $15.0 million provision for credit losses and net charge-offs of $2.9 million in 2004.

MARKET RISK MANAGEMENT

Overview. To ensure adherence to Northern Trust’s interest rate and foreign exchange risk management policies, the Corporate Asset and Liability Policy Committee (ALCO) establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates and foreign currency exchange rates. The guidelines apply to both on- and off- balance sheet positions. The goal of the ALCO process is to maximize earnings while maintaining a high quality balance sheet and carefully controlling interest rate and foreign exchange risk.

Asset/Liability Management. Asset/liability management activities include lending, accepting and placing deposits, investing in securities, issuing debt, and hedging interest rate and foreign exchange risk with derivative financial instruments. The primary market risk associated with asset/liability management activities is interest rate risk and, to a lesser degree, foreign exchange risk.

Interest Rate Risk Management. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for off-balance sheet hedges) are highly correlated which allows Northern Trust’s interest-bearing assets and liabilities to contribute to earnings even in periods of volatile interest rates.

Northern Trust utilizes the following measurement techniques in the management of interest rate risk: simulation of earnings; simulation of the economic value of equity; and gap analysis. These three techniques are complementary and are used in concert to provide a comprehensive interest rate risk management capability.

Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using modeling techniques, Northern Trust is able to measure the potential impact of different interest rate assumptions on pre-tax earnings. All U.S. dollar-based on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk, are included in the model simulation.

Northern Trust used model simulations as of December 31, 2005 and December 31, 2004 to measure its earnings sensitivity relative to management’s most likely interest rate scenarios for the following year. Management’s most likely 2006 interest rate scenario assumes a rising interest rate environment during the first quarter of the year, a relatively stable second quarter, and moderately falling interest rates in the second half of the year. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The following table shows the estimated impact on 2006 and 2005 pre-tax earnings of 100 and 200 basis point upward and downward move -

Northern Trust Corporation	Financial Annual Report	PAGE 27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ments in interest rates relative to management’s most likely interest rate assumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one-year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:

•	the balance sheet size was assumed to remain constant over the one-year simulation horizon;
•	maturing assets and liabilities were replaced on the balance sheet with the same terms;
•	prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions; and
•	changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

INTEREST RATE RISK SIMULATION OF PRE-TAX INCOME AS OF

DECEMBER 31, 2005 AND 2004

	ESTIMATED IMPACT ON
(IN MILLIONS)	2006 PRE-TAX INCOME INCREASE/ (DECREASE)	2005 PRE-TAX INCOME INCREASE/ (DECREASE)
INCREASE IN INTEREST RATES ABOVE MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$(8.0)	$(1.4)
200 Basis Points	(16.0)	(3.1)
DECREASE IN INTEREST RATES BELOW MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$5.9	$1.0
200 Basis Points	8.9	(1.6)

The simulations of earnings do not incorporate any management actions that might moderate the negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.

A second technique used to measure interest rate risk is simulation of the economic value of equity, which is defined as the present value of assets minus the present value of liabilities net of the value of off-balance sheet instruments. This measurement of interest rate risk provides estimates of the potential future impact on the economic value of equity of various changes in interest rates. The potential effect of interest rate changes on economic equity is derived from the impact of such changes on the market values of assets, liabilities and off-balance sheet instruments. Northern Trust limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.

The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest sensitivity gap measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice or mature in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest revenue will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest revenue would benefit from an increasing interest rate environment. The economic impact of a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market price participants. Northern Trust utilizes interest rate risk gap analysis to measure and limit the interest rate risk of its assets, liabilities and off-balance sheet positions denominated in foreign currencies.

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

PAGE 28	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Foreign Exchange Risk Management. Northern Trust is exposed to non-trading foreign exchange risk as a result of its holdings of non-U.S. dollar denominated assets and liabilities, investment in non-U.S. subsidiaries, and other transactions in non-U.S. dollar currencies. To manage non-trading foreign exchange volatility and minimize the earnings impact of translation gains and losses, Northern Trust utilizes non-U.S. dollar denominated liabilities to fund non-U.S. dollar denominated net assets. If those currency offsets do not exist on the balance sheet, Northern Trust will use various foreign exchange forward contracts to mitigate its currency exposure. The remaining foreign exchange positions that exist are managed as part of foreign exchange trading as described below.

Foreign Exchange Trading. Foreign exchange trading activities consist principally of providing foreign exchange services to clients. Most of these services are provided in connection with Northern Trust’s growing global custody business. However, in the normal course of business Northern Trust also engages in proprietary trading of non-U.S. currencies. The primary market risk associated with these activities is foreign exchange risk.

Foreign currency positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar do not offset each other, or offset each other in different time periods and also include holdings of non-U.S. dollar denominated non-trading assets and liabilities that are not converted to U.S. dollars through the use of hedge contracts. Northern Trust mitigates the risk related to its non-U.S. currency positions by establishing limits on the amounts and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All overnight positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign exchange risk, they are not a substitute for the experience or judgment of Northern Trust’s senior management and its currency traders, who have extensive knowledge of the non-U.S. currency markets. Non-U.S. currency positions and strategies are adjusted as needed in response to changing market conditions.

As part of its risk management activities, Northern Trust regularly measures the risk of loss associated with non-U.S. currency positions using a value at risk model. This statistical model provides an estimate, based on a 95% confidence level, of the potential loss in earnings that may be incurred if an adverse one-day shift in non-U.S. currency exchange rates were to occur. The model, which is based on a variance/co-variance methodology, incorporates historical currency price data and historical correlations in price movement among the currencies. All non-U.S. currency positions, including non-U.S. dollar denominated non-trading assets and liabilities that were not converted to U.S. dollars through the use of hedge contracts, are included in the model.

Northern Trust’s value at risk based on non-U.S. currency positions totaled $109 thousand and $134 thousand as of December 31, 2005 and 2004, respectively. Value at risk totals representing the average, high and low for 2005 were $173 thousand, $540 thousand and $39 thousand, respectively, with the average, high and low for 2004 being $221 thousand, $466 thousand and $104 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency positions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2005 and 2004, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

Other Trading Activities. Market risk associated with other trading activities is negligible. Northern Trust is a party to various derivative financial instruments, most of which consist of interest rate swaps entered into to meet clients’ interest risk management needs. When Northern Trust enters into such swaps, its policy is to mitigate the resulting market risk with an offsetting swap or with futures contracts. Northern Trust carries in its trading portfolio a small inventory of securities that are held for sale to its clients. The interest rate risk associated with these securities is insignificant.

OPERATIONAL RISK MANAGEMENT

In providing banking and trust services, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processes cash and securities transactions which expose Northern Trust to operating and fiduciary risk. Controls over such processing activities are closely monitored to safeguard the assets of

Northern Trust Corporation	Financial Annual Report	PAGE 29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust and its clients. However, from time to time Northern Trust has incurred losses related to these risks and there can be no assurance that such losses will not occur in the future.

Operating risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk is mitigated through a system of internal controls that are designed to keep operating risk at levels appropriate to Northern Trust’s corporate standards in view of the risks inherent in the markets in which Northern Trust operates. The system of internal controls includes policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust’s internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.

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

FACTORS AFFECTING FUTURE RESULTS

This report contains statements that may be considered forward-looking, such as the statements relating to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments in litigation and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “strategy,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including:

•	The future health of the U.S. economy, the economies of other nations or regions in which Northern Trust conducts significant business, and the international economy.
•	Changes in the U.S. and other securities markets with respect to the market values of financial assets.
•	Changes in foreign currency exchange rates that impact Northern Trust’s level of revenue and expense and net income and the U.S. dollar value of its investments in non-U.S. operations.
•	Geopolitical risks and the risks of any extraordinary events (such as terrorist events, war and the U.S. government’s response to those events), contagious disease outbreaks, or epidemics or natural disasters.
•	The pace and extent of continued globalization of investment activity and growth in worldwide financial assets.
•	Regulatory and monetary policy developments.
•	Obtaining regulatory approvals when required.
•	Changes in accounting requirements or interpretations.
•	Changes in tax laws or other legislation in the U.S. or other countries (including pension reform legislation) that could affect Northern Trust or its clients.
•	Changes in the nature and activities of Northern Trust’s competition.
•	Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets.
•	Northern Trust’s success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise.
•	Northern Trust’s success in integrating recent and future acquisitions, strategic alliances, and preferred provider arrangements.
•	The ability of each of Northern Trust’s principal businesses to maintain a product mix that achieves acceptable margins.

PAGE 30	Northern Trust Corporation	Financial Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

•	Northern Trust’s ability to continue to generate investment results that satisfy its clients and continue to develop its array of investment products.
•	Northern Trust’s ability to continue to fund and accomplish innovation, improve risk management practices and controls, and address operating risks, including human errors or omissions, systems defects, systems interruptions, and breakdowns in processes or internal controls.
•	Northern Trust’s success in controlling expenses.
•	Risks and uncertainties inherent in the litigation and regulatory process.
•	The risk of events that could harm Northern Trust’s reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders.

Some of these risks and uncertainties that may affect future results are discussed in more detail in the sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management,” “Market Risk Management” and “Operational Risk Management” in the 2005 Financial Annual Report to Shareholders (pages 20-30), in the section of the “Notes to Consolidated Financial Statements” in the 2005 Financial Annual Report to Shareholders captioned “Note 25, Contingent Liabilities” (pages 62-63), in the sections of “Item 1—Business” of the 2005 Annual Report on Form 10-K captioned “Government Polices,” “Competition” and “Regulation and Supervision” (pages 8-15) and “Item 1A—Risk Factors” of the 2005 Annual Report on Form 10-K. All forward-looking statements included in this report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

Northern Trust Corporation	Financial Annual Report	PAGE 31

MANAGEMENT’S REPORT ON INTERNAL

CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation and its subsidiaries (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2005. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2005, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and that receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2005, included in this Financial Annual Report, has issued an attestation report (included herein on page 33) on management’s assessment of, and the effective operation of, Northern Trust’s internal control over financial reporting.

PAGE 32	Northern Trust Corporation	Financial Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls over Financial Reporting, that Northern Trust Corporation and its subsidiaries (Northern Trust) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Northern Trust’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of Northern Trust’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Northern Trust maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in “Internal Control—Integrated Framework” issued by COSO. Also, in our opinion, Northern Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in “Internal Control—Integrated Framework” issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated February 28, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 28, 2006

Northern Trust Corporation	Financial Annual Report	PAGE 33

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
($ IN MILLIONS EXCEPT SHARE INFORMATION)	2005	2004
ASSETS
Cash and Due from Banks	$2,996.2	$2,052.5
Federal Funds Sold and Securities Purchased under Agreements to Resell (Note 6)	4,845.1	1,339.9
Time Deposits with Banks	11,123.1	11,793.2
Other Interest-Bearing	67.5	34.4
Securities (Notes 5 and 28)
Available for Sale	9,970.7	7,918.9
Held to Maturity (Fair value–$1,161.6 in 2005 and $1,156.6 in 2004)	1,135.5	1,120.2
Trading Account	2.8	2.6

Total Securities	11,109.0	9,041.7

Loans and Leases (Notes 7 and 28)
Commercial and Other	11,628.0	9,847.4
Residential Mortgages	8,340.5	8,095.3

Total Loans and Leases (Net of unearned income–$451.1 in 2005 and $487.5 in 2004)	19,968.5	17,942.7

Reserve for Credit Losses Assigned to Loans and Leases (Note 8)	(125.4)	(130.7)
Buildings and Equipment (Notes 9 and 10)	471.5	465.1
Customers’ Acceptance Liability	.7	2.0
Trust Security Settlement Receivables	317.0	148.9
Other Assets (Notes 12 and 30)	2,640.6	2,587.0

Total Assets	$53,413.8	$45,276.7

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$5,383.6	$5,472.8
Savings and Money Market	8,278.9	7,950.6
Savings Certificates	1,565.2	1,494.0
Other Time	391.6	370.7
Non-U.S. Offices–Demand	2,043.2	904.2
–Time	20,857.0	14,865.3

Total Deposits	38,519.5	31,057.6
Federal Funds Purchased	1,096.9	1,018.3
Securities Sold under Agreements to Repurchase (Note 6)	1,610.8	2,847.9
Commercial Paper	144.6	145.4
Other Borrowings	2,647.9	1,416.0
Senior Notes (Note 13)	272.5	200.0
Long-Term Debt (Note 13)	2,818.1	2,624.6
Floating Rate Capital Debt (Note 14)	276.4	276.3
Liability on Acceptances	.7	2.0
Other Liabilities (Notes 8 and 30)	2,425.6	2,393.0

Total Liabilities	49,813.0	41,981.1

STOCKHOLDERS’ EQUITY
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares in 2005 and 2004; Outstanding 218,128,986 shares in 2005 and 219,067,733 shares in 2004 (Notes 15 and 17)	379.8	379.8
Retained Earnings	3,672.1	3,300.6
Accumulated Other Comprehensive Income (Note 16)	(18.7)	(14.7)
Common Stock Issuable–Stock Incentive Plans (Note 23)	55.5	63.0
Deferred Compensation	(29.5)	(25.0)
Treasury Stock (at cost–9,792,538 shares in 2005 and 8,853,791 shares in 2004)	(458.4)	(408.1)

Total Stockholders’ Equity	3,600.8	3,295.6

Total Liabilities and Stockholders’ Equity	$53,413.8	$45,276.7

See accompanying notes to consolidated financial statements on pages 38–72.

PAGE 34	Northern Trust Corporation	Financial Annual Report

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
($ IN MILLIONS EXCEPT PER SHARE INFORMATION)	2005	2004	2003
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,559.4	$1,330.3	$1,189.1
Foreign Exchange Trading Profits	180.2	158.0	109.6
Treasury Management Fees	71.2	88.1	95.6
Security Commissions and Trading Income	55.2	50.5	54.8
Other Operating Income (Note 19)	97.5	83.8	93.1
Investment Security Gains, net (Note 5)	.3	.2	—

Total Noninterest Income	1,963.8	1,710.9	1,542.2

Net Interest Income (Note 18)
Interest Income	1,590.6	1,118.2	1,055.7
Interest Expense	929.2	557.1	507.5

Net Interest Income	661.4	561.1	548.2
Provision for Credit Losses (Note 8)	2.5	(15.0)	2.5

Net Interest Income after Provision for Credit Losses	658.9	576.1	545.7

Noninterest Expenses
Compensation (Notes 23 and 24)	774.2	661.7	652.1
Employee Benefits (Note 22)	190.4	161.5	133.1
Occupancy Expense (Notes 9 and 10)	133.7	121.5	132.7
Equipment Expense (Notes 9 and 10)	83.2	84.7	88.2
Other Operating Expenses (Note 19)	553.4	503.1	450.7

Total Noninterest Expenses	1,734.9	1,532.5	1,456.8

Income from Continuing Operations before Income Taxes	887.8	754.5	631.1
Provision for Income Taxes (Note 21)	303.4	249.7	207.8

Income from Continuing Operations	584.4	504.8	423.3

Discontinued Operations (Note 3)
Income (Loss) from Discontinued Operations of NTRC	—	1.4	(10.0)
Loss on Disposal of NTRC	—	—	(20.2)
Income Tax Benefit (Expense)	—	(.6)	11.7

Income (Loss) from Discontinued Operations	—	.8	(18.5)

Net Income	$584.4	$505.6	$404.8

Per Common Share (Note 17)
Income from Continuing Operations–Basic	$2.68	$2.30	$1.92
–Diluted	2.64	2.26	1.89
Net Income–Basic	$2.68	$2.30	$1.84
–Diluted	2.64	2.27	1.80
Cash Dividends Declared	.86	.78	.70

Average Number of Common Shares Outstanding–Basic	218,101,996	219,492,478	220,203,094
–Diluted	221,557,188	223,135,699	224,067,844

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2005	2004	2003
Net Income	$584.4	$505.6	$404.8
Other Comprehensive Income (net of tax and reclassifications)
Net Unrealized Losses on Securities Available for Sale	(4.5)	(3.4)	(3.0)
Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(1.3)	.2	(5.5)
Foreign Currency Translation Adjustments	2.3	(.9)	.5
Minimum Pension Liability Adjustment	(.5)	(1.7)	(8.0)

Other Comprehensive Income (Note 16)	(4.0)	(5.8)	(16.0)

Comprehensive Income	$580.4	$499.8	$388.8

See accompanying notes to consolidated financial statements on pages 38–72.

Northern Trust Corporation	Financial Annual Report	PAGE 35

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2005	2004	2003
PREFERRED STOCK
Balance at January 1	$—	$—	$120.0
Series C Redeemed	—	—	(60.0)
Series D Redeemed	—	—	(60.0)

Balance at December 31	—	—	—

COMMON STOCK
Balance at January 1	379.8	379.8	379.8

Balance at December 31	379.8	379.8	379.8

RETAINED EARNINGS
Balance at January 1	3,300.6	2,990.7	2,775.3
Net Income	584.4	505.6	404.8
Dividends Declared–Common Stock	(187.7)	(171.2)	(154.2)
Dividends Declared–Preferred Stock	—	—	(.6)
Stock Issued–Incentive Plan and Awards	(25.2)	(24.5)	(34.6)

Balance at December 31	3,672.1	3,300.6	2,990.7

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at January 1	(14.7)	(8.9)	7.1
Other Comprehensive Income (Loss)	(4.0)	(5.8)	(16.0)

Balance at December 31	(18.7)	(14.7)	(8.9)

COMMON STOCK ISSUABLE–STOCK INCENTIVE PLANS
Balance at January 1	63.0	88.6	118.2
Stock Issuable, net of Stock Issued	(7.5)	(25.6)	(29.6)

Balance at December 31	55.5	63.0	88.6

DEFERRED COMPENSATION
Balance at January 1	(25.0)	(26.4)	(40.2)
Compensation Deferred	(17.7)	(11.5)	(5.3)
Compensation Amortized	13.2	12.9	19.1

Balance at December 31	(29.5)	(25.0)	(26.4)

TREASURY STOCK
Balance at January 1	(408.1)	(368.5)	(360.4)
Stock Options and Awards	119.5	111.0	104.9
Stock Purchased	(169.8)	(150.6)	(113.0)

Balance at December 31	(458.4)	(408.1)	(368.5)

Total Stockholders’ Equity At December 31	$3,600.8	$3,295.6	$3,055.3

See accompanying notes to consolidated financial statements on pages 38–72.

PAGE 36	Northern Trust Corporation	Financial Annual Report

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$584.4	$505.6	$404.8
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	2.5	(15.0)	2.5
Depreciation on Buildings and Equipment	85.0	82.6	82.2
(Increase) Decrease in Receivables	(129.1)	11.0	(76.7)
Increase (Decrease) in Interest Payable	11.8	1.5	(9.0)
Amortization and Accretion of Securities and Unearned Income	(190.9)	(113.4)	(113.0)
Severance Liability Relating to Staff Reductions, net (Note 20)	(1.3)	(6.4)	7.7
Reduction in Office Space Leased and Owned, net (Note 20)	(4.9)	(3.4)	17.7
Loss on Sale of NTRC Assets (Note 3)	—	—	20.2
Gain on Sale of Retail Branch Assets (Note 19)	—	—	(17.8)
Gain on Sale of Buildings (Note 19)	(7.9)	—	—
Amortization and Retirement of Computer Software (Note 20)	86.3	84.0	93.7
Amortization of Intangibles	20.4	9.8	10.4
Deferred Income Tax	70.9	96.5	87.9
Net (Increase) Decrease in Trading Account Securities	(.2)	4.8	.3
Other Operating Activities, net	58.1	(3.6)	(92.2)

Net Cash Provided by Operating Activities	585.1	654.0	418.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under Agreements to Resell	(3,505.2)	(585.3)	210.2
Net (Increase) Decrease in Time Deposits with Banks	3,588.6	(3,025.5)	(499.5)
Net (Increase) Decrease in Other Interest-Bearing Assets	(33.1)	8.4	56.5
Purchases of Securities–Held to Maturity	(99.8)	(161.1)	(215.4)
Proceeds from Maturity and Redemption of Securities–Held to Maturity	93.2	86.5	70.8
Purchases of Securities–Available for Sale	(56,789.3)	(16,442.2)	(20,287.0)
Proceeds from Sale, Maturity and Redemption of Securities–Available for Sale	54,841.6	16,804.7	17,795.1
Net (Increase) Decrease in Loans and Leases	(1,614.5)	(82.9)	283.3
Purchases of Buildings and Equipment, net	(85.9)	(49.3)	(81.9)
Proceeds from Sale of Buildings	21.2	—	—
Purchases and Development of Computer Software	(109.0)	(83.8)	(98.4)
Net (Increase) Decrease in Trust Security Settlement Receivables	(168.1)	21.7	437.9
Decrease in Cash Due to Acquisitions, net of Cash Acquired	(464.9)	(4.2)	(133.3)
Proceeds from Sale of Subsidiary and Branch Assets	—	—	35.4
Other Investing Activities, net	253.5	30.9	(60.7)

Net Cash Used in Investing Activities	(4,071.7)	(3,482.1)	(2,487.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase in Deposits	4,341.0	4,787.6	207.9
Net Increase (Decrease) in Federal Funds Purchased	78.6	(1,611.1)	956.9
Net Increase (Decrease) in Securities Sold under Agreements to Repurchase	(1,237.1)	1,020.1	263.8
Net Increase (Decrease) in Commercial Paper	(.8)	3.1	(1.3)
Net Increase (Decrease) in Short-Term Other Borrowings	1,193.7	(581.4)	139.4
Proceeds from Term Federal Funds Purchased	210.2	693.6	3,817.9
Repayments of Term Federal Funds Purchased	(212.2)	(697.2)	(3,826.3)
Proceeds from Senior Notes & Long-Term Debt	815.2	285.0	470.0
Repayments of Senior Notes & Long-Term Debt	(498.8)	(351.1)	(666.1)
Treasury Stock Purchased	(165.3)	(147.6)	(109.9)
Net Proceeds from Stock Options	50.6	35.4	25.4
Cash Dividends Paid on Common Stock	(183.5)	(167.0)	(149.9)
Cash Dividends Paid on Preferred Stock	—	—	(.8)
Redemption of Preferred Stock	—	—	(120.0)
Other Financing Activities, net	38.7	15.3	(15.0)

Net Cash Provided by Financing Activities	4,430.3	3,284.7	992.0

Increase (Decrease) in Cash and Due from Banks	943.7	456.6	(1,076.3)
Cash and Due from Banks at Beginning of Year	2,052.5	1,595.9	2,672.2

Cash and Due from Banks at End of Year	$2,996.2	$2,052.5	$1,595.9

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$917.3	$555.7	$516.6
Income Taxes Paid	179.6	165.0	91.6

See accompanying notes to consolidated financial statements on pages 38–72.

Northern Trust Corporation	Financial Annual Report	PAGE 37

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

B. Nature of Operations. The Corporation is a financial holding company under the Gramm-Leach-Bliley Act. The Bank is an Illinois banking corporation headquartered in the Chicago financial district and the Corporation’s principal subsidiary. The Corporation conducts business in the United States (U.S.) and internationally through the Bank, four national bank subsidiaries, a federal savings bank subsidiary, three trust companies and various other U.S. and non-U.S. subsidiaries.

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

The C&IS business unit provides asset custody, management, administration and related services worldwide to corporate and public entity retirement funds, foundation and endowment clients, fund managers, insurance companies and government funds; a full range of commercial banking services to large U.S. corporations and financial institutions (U.S. and non-U.S.); and foreign exchange services for global custody clients. C&IS products are delivered to clients in 39 countries through offices in North America, Europe and the Asia-Pacific region.

The PFS business unit provides personal trust, custody and investment management services, individual retirement accounts, guardianship and estate administration, qualified retirement plans, banking (including private banking), personal lending, and residential real estate mortgage lending. PFS focuses on high net worth individuals, business owners, executives, retirees and established privately-held businesses. PFS services are provided through a network of over 80 offices in 18 U.S. states as well as offices in the United Kingdom (U.K.).

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

D. Foreign Currency Translation. Asset and liability accounts denominated in a foreign currency are translated into functional currencies at period end rates of exchange, except for buildings and equipment which are translated at exchange rates in effect at the date of acquisition. Results from remeasurement are reported in other operating income. Income and expense accounts are translated at period average rates of exchange.

Asset and liability accounts of entities with functional currencies that are not the U.S. dollar are translated at period end rates of exchange. Translation adjustments are reported, net of tax, directly to accumulated other comprehensive income, a component of stockholders’ equity. Income and expense accounts are translated at period average rates of exchange.

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

PAGE 38	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.

F. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments as part of its risk management activities, to meet the risk management needs of its clients, and as part of its trading activity for its own account. Derivative financial instruments include interest rate swap and option contracts, foreign exchange contracts, credit default swaps, and similar contracts. Derivative financial instruments are recorded at fair value and unrealized gains and receivables are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet.

Risk Management Instruments. Fair value, cash flow or net investment hedge derivatives are designated and formally documented as such contemporaneous with their transaction. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. A formal assessment is performed on a calendar quarter basis to verify that derivatives used in hedging transactions continue to be highly effective as offsets to changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective, or if the hedged item matures, is sold, or is terminated, or if a hedged forecasted transaction is no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a client-related or trading instrument.

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

Net investment hedge designations are made between a foreign exchange contract or qualifying nonderivative instrument and a net investment in a non-U.S. branch or subsidiary. Changes in the fair value of the hedging instrument are recognized in accumulated other comprehensive income. Any ineffectiveness is recorded to other income only if the notional amount of the derivative exceeds the portion of the net investment designated as being hedged.

Other derivatives transacted as economic hedges of non-U.S. dollar denominated assets and liabilities and of credit risk are carried on the balance sheet at fair value and any changes in fair value are recognized currently in income.

Client-Related and Trading Instruments. Derivative financial instruments entered into to meet clients’ risk management needs or for trading purposes are carried at fair value, with realized and unrealized gains and losses included in foreign exchange trading profits and security commissions and trading income.

G. Loans and Leases. Loans that are held to maturity are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest-rate lock are recorded on the balance sheet at fair value with subsequent gains or losses recognized as other income. Unrealized gains are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded loan commitments that are not held for sale are carried at the amount of unamortized fees with a reserve for credit loss liability recognized for any probable losses.

Interest income on loans is recorded on an accrual basis unless, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the loan agreement, or interest or principal is more than 90 days contractually past due and the loan is not well-secured and in the process of collection. At the time a loan is placed on nonaccrual status, interest accrued

Northern Trust Corporation	Financial Annual Report	PAGE 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

but not collected is reversed against interest income of the current period. Loans are returned to accrual status when factors indicating doubtful collectibility no longer exist. Interest collected on nonaccrual loans is applied to principal unless, in the opinion of management, collectibility of principal is not in doubt.

A loan is considered to be impaired when, based on current information and events, management determines that it is probable that Northern Trust will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, a specific reserve is established for the difference.

Premiums and discounts on loans are recognized as an adjustment of yield using the interest method based on the contractual terms of the loan. Commitment fees that are considered to be an adjustment to the loan yield, loan origination fees and certain direct costs are deferred and accounted for as an adjustment to the yield.

Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease. Lease residual values are established at the inception of the lease based on in-house valuations and market analyses provided by outside parties. Lease residual values are reviewed at least annually for other than temporary impairment. A decline in the estimated residual value of a leased asset determined to be other than temporary would be recorded as a reduction of other operating income in the period in which the decline is identified.

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

Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors that cannot be associated with a specific credit or loan category. These factors include management’s subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The unallocated portion of the reserve for credit losses reflects management’s recognition of the imprecision inherent in the process of estimating probable credit losses.

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

I. Standby Letters of Credit and Bankers Acceptances. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agreements. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments. Income from commissions on bankers acceptances is recognized in other operating income when the payment from the customer is received by the accepting bank.

J. Buildings and Equipment. Buildings and equipment owned are carried at original cost less accumulated

PAGE 40	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings—10 to 30 years; equipment—3 to 10 years; and leasehold improvements—the shorter of the lease term or 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.

K. Other Real Estate Owned (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans. OREO assets are carried at the lower of cost or fair value. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses assigned to loans and leases. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses.

L. Unconsolidated Affiliates. Northern Trust’s 20% interest in RemitStream Solutions, LLC (lockbox services), its interest in EquiLend LLC (securities lending services) and its 50% interest in Helaba Northern Trust GMBH (investment management services) are carried on the equity method of accounting. The combined book value of these investments at December 31, 2005 totaled $2.4 million. Northern Trust’s $4.9 million investment in CLS Group Holdings (foreign exchange settlement services) is carried at cost.

M. Intangible Assets. Separately identifiable acquired intangible assets are amortized over their estimated useful lives, primarily on a straight-line basis. Goodwill is not subject to amortization. Purchased software and allowable internal costs, including compensation relating to software developed for internal use, are capitalized. Software is being amortized using the straight-line method over the estimated useful life of the asset, generally ranging from 3 to 10 years.

Intangible assets are reviewed for impairment on an annual basis.

N. Assets Under Custody and Trust, Investment and Other Servicing Fees. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust.

Trust, investment and other servicing fees are recorded on the accrual basis, over the period in which the service is provided. Fees are a function of the market value of assets custodied, managed and administered, the volume of transactions, securities lending volume and spreads, and fees for other services rendered, as set forth in the underlying client agreement. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.

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

R. Stock-Based Compensation Plans. For 2005 and prior periods presented, Northern Trust accounted for its stock-based incentives under the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” which allows two alternative accounting methods for stock-based compensation: (1) a fair-value-based method, or (2) an intrinsic-value-based method which is prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations. Northern Trust elected to use the intrinsic-value-based method of accounting for stock-based

Northern Trust Corporation	Financial Annual Report	PAGE 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

compensation under APB No. 25, and adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”

Northern Trust adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)) on its required effective date, January 1, 2006. SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees within the income statement using a fair-value-based method, eliminating the intrinsic value method of accounting previously permissible under APB No. 25 and related interpretations.

Expense treatment under SFAS No. 123(R) for the vesting of stock options granted through February 2006, which includes Northern Trust’s primary grant of options for 2006, is expected to increase pre-tax compensation expense in 2006 by approximately $18 million, resulting in an approximate $.05 reduction in 2006 diluted earnings per share. Approximately $10 million of this total pre-tax compensation will be recognized in the first quarter of 2006 primarily as a result of the requirement to immediately recognize the expense from options granted to retirement-eligible employees. Additional options may be granted in 2006, resulting in additional expense recognition for 2006 and through their respective vesting periods. The amount and timing of expense to be recorded under SFAS No. 123(R) for future stock option grants will be dependent upon the volumes, terms, and valuations of such grants.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Corporation had accounted for its stock-based compensation under SFAS No. 123. For purposes of estimating the fair value of the Corporation’s employee stock options at the grant-date, a Black-Scholes option pricing model was used with the following weighted average assumptions:

	2005	2004	2003
Risk Free Interest Rate	4.22%	3.14%	3.94%
Dividend Yield	3.03	2.54	2.08
Expected Volatility	33.7	33.8	33.5
Expected Option Life (in Years)	5.5	5.5	6.1

The weighted average fair value of options granted in 2005, 2004 and 2003 was $12.45, $13.62 and $10.41, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the lesser of the vesting period or the period to retirement eligibility. The terms of the 2005 options provided for full vesting on March 31, 2005 and the pro forma information for 2005 presented below includes $29.7 million ($18.5 million after-tax) of pro forma expense reflecting their full vesting. As a result, no compensation expense relating to these 2005 options will be included within Northern Trust’s results of operations in 2006 or subsequent years.

The pro forma information follows:

(IN MILLIONS EXCEPT PER SHARE INFORMATION)	2005	2004	2003
Net Income as Reported	$584.4	$505.6	$404.8
Add:
Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Tax	8.9	10.3	12.7
Deduct:
Total Stock-Based Employee Compensation Expense Determined Under the Fair Value Method, Net of Tax	37.6	37.7	59.3

Pro Forma Net Income	$555.7	$478.2	$358.2

Earnings Per Share as Reported:
Basic	$2.68	$2.30	$1.84
Diluted	2.64	2.27	1.80
Pro Forma Earnings Per Share:
Basic	$2.55	$2.18	$1.62
Diluted	2.49	2.13	1.59

The pro forma information presented above for prior periods has been revised as necessary to adjust the amortization period for options granted to the lesser of the options’ vesting periods or the period to retirement eligibility. Previously, pro forma compensation cost for all stock options was amortized over the options’ vesting periods.

PAGE 42	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Recent Accounting Pronouncements—In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3 (SOP 03-3), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” to address the accounting for differences attributable to credit quality between contractual cash flows and expected cash flows from loans or debt securities acquired in a transfer. SOP 03-3 requires that loans acquired in a transfer initially be recorded at the present value of their expected cash flows. The SOP prohibits the carrying over or creation of valuation allowances in the initial accounting for loans acquired that are within the scope of the SOP. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. Adoption of this SOP as of January 1, 2005, and its application to the March 31, 2005 FSG acquisition, did not have a material effect on Northern Trust’s consolidated financial position or results of operations.

In May 2005, the Financial Accounting Standards Board (FASB) issued Statement No. 154 (SFAS No. 154), “Accounting Changes and Error Corrections,” which replaced Accounting Principles Board Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Changes in Interim Financial Statements.” SFAS No. 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principles and changes required by a new accounting standard when the standard does not include specific transition provisions. Previous guidance required most voluntary changes in accounting principle to be recognized by including in net income of the period in which the change was made the cumulative effect of changing to the new accounting principle. SFAS No. 154 carries forward existing guidance regarding the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Northern Trust’s adoption of SFAS No. 154 as of January 1, 2006 had no impact on its consolidated financial position or results of operations.

In July 2005, the Financial Accounting Standards Board (FASB) issued for comment proposed Staff Position No. FAS 13-a (FSP 13-a), “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which would amend FASB Statement No. 13, “Accounting for Leases,” and modify certain related interpretations and industry practices. This proposed Staff Position has implications related to the accounting for potential income tax settlements in connection with leveraged leases. If approved as currently written, FSP 13-a would require a recalculation of the rate of return and allocation of income from the inception of a leveraged lease if, during the lease term, the expected timing of the income tax cash flows generated by a leveraged lease is revised. The recalculation would include cash flows that occurred up to and including the point of actual or expected settlement and the estimated cash flows thereafter. The original effective date of FSP 13-a has been deferred and the FASB has not yet finalized a revised required adoption date. Application of proposed FSP 13-a as currently written to certain of Northern Trust’s structured leasing transactions under review by the Internal Revenue Service (IRS) (see note 25) could result in a one-time charge to Northern Trust’s earnings. However, an amount approximating this one-time charge would be recognized into income over the remaining term of the affected leveraged leases.

3. Discontinued Operations—In June 2003, Northern Trust sold substantially all of the assets of Northern Trust Retirement Consulting, L.L.C. (NTRC). NTRC provided various benefit plan administrative services as well as retirement consulting and actuarial services. Results of the NTRC business and the loss on its disposal are reflected as discontinued operations in the consolidated statement of income and in the results of the C&IS business unit. The sale of NTRC assets resulted in a pre-tax net loss on disposal of $20.2 million in the second quarter of 2003, principally reflecting the write-off of unamortized technology investments, lease exit costs and severance benefits. Revenue from NTRC totaled $32.8 million for the period January 1, 2003 through June 15, 2003, and additional pre-tax charges of $2.9 million associated with the business transition were incurred in 2003 subsequent to the sale. Pre-tax income from discontinued operations of $1.4 million was recorded in 2004 primarily as a result of changes in estimates used to calculate the loss on the disposal of certain assets that were not transferred in the sale.

4. Reclassifications—Certain reclassifications have been made to prior periods’ consolidated financial statements to place them on a basis comparable with the current period’s consolidated financial statements.

Northern Trust Corporation	Financial Annual Report	PAGE 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Securities—Securities Available for Sale. The following tables summarize the amortized cost, fair values and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2005
(IN MILLIONS)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$17.9	$—	$—	$17.9
Obligations of States and Political Subdivisions	30.6	1.8	—	32.4
Government Sponsored Agency	8,815.3	1.4	15.7	8,801.0
Preferred Stock	9.6	—	—	9.6
Asset-Backed	950.8	.5	.4	950.9
Other	158.7	.2	—	158.9

Total	$9,982.9	$3.9	$16.1	$9,970.7

	DECEMBER 31, 2004
(IN MILLIONS)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$23.7	$—	$.1	$23.6
Obligations of States and Political Subdivisions	30.6	2.2	—	32.8
Government Sponsored Agency	6,704.8	6.7	1.0	6,710.5
Preferred Stock	69.1	—	—	69.1
Asset-Backed	900.5	.3	.4	900.4
Other	182.3	.2	—	182.5

Total	$7,911.0	$9.4	$1.5	$7,918.9

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2005
(IN MILLIONS)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$6,023.7	$6,014.5
Due After One Year Through Five Years	3,784.3	3,779.5
Due After Five Years Through Ten Years	31.5	33.3
Due After Ten Years	133.8	133.8
Preferred Stock, No Stated Maturity	9.6	9.6

Total	$9,982.9	$9,970.7

Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

PAGE 44	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held to Maturity. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2005
(IN MILLIONS)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$885.1	$33.8	$.7	$918.2
Government Sponsored Agency	9.9	—	.2	9.7
Other	240.5	—	6.8	233.7

Total	$1,135.5	$33.8	$7.7	$1,161.6

	DECEMBER 31, 2004
(IN MILLIONS)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$896.8	$42.4	$1.2	$938.0
Government Sponsored Agency	11.7	.1	.1	11.7
Other	211.7	.2	5.0	206.9

Total	$1,120.2	$42.7	$6.3	$1,156.6

REMAINING MATURITY OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2005
(IN MILLIONS)	BOOK VALUE	FAIR VALUE
Due in One Year or Less	$74.9	$73.7
Due After One Year Through Five Years	224.4	227.1
Due After Five Years Through Ten Years	462.6	475.5
Due After Ten Years	373.6	385.3

Total	$1,135.5	$1,161.6

Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Securities with Unrealized Losses. The following table provides information regarding securities at December 31, 2005 that have been in a continuous unrealized loss position for less than 12 months and for 12 months or longer.

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(IN MILLIONS)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of States and Political Subdivisions	$48.6	$.3	$31.4	$.4	$80.0	$.7
Government Sponsored Agency	4,246.0	15.2	71.4	.7	4,317.4	15.9
Asset-Backed	335.3	.4	50.0	—	385.3	.4
Other	32.3	1.7	32.1	5.1	64.4	6.8

Total Temporarily Impaired Securities	$4,662.2	$17.6	$184.9	$6.2	$4,847.1	$23.8

As of December 31, 2005, 301 securities with a combined fair value of $4.8 billion were in an unrealized loss position. Of these, 173 securities totaling $80.0 million are municipal bonds of which 118 bonds, totaling $48.6 million with an unrealized loss of $.3 million, have been at a loss for less than 12 months. The remaining 55 municipal bonds, totaling $31.4 million with an unrealized loss of $.4 million, have been at a loss for more than 12 months. The total unrealized losses on these municipal bonds represent less than 1% of their total book value and are attributable to changes in overall market interest rates.

There were 52 government sponsored agency securities with a fair value totaling $4.3 billion and 9 asset-backed securities with a fair value totaling $385.3 million for which the unrealized loss positions at December 31, 2005 were attributable to changes in overall market interest rates. The majority of these securities have been at a loss for less than 12 months and their total unreal -

Northern Trust Corporation	Financial Annual Report	PAGE 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ized losses of $16.1 million represent less than 1% of their total combine book values.

The remaining 11 government sponsored agency securities totaling $8.0 million and 56 other securities with a fair value totaling $64.4 million were purchased for compliance with the Community Reinvestment Act (CRA). These securities have a combined unrealized loss of $7.0 million (or approximately 1% of their combined book value) at December 31, 2005. These CRA-related securities were purchased at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. Prices of corporate or mortgage-backed bonds with comparable credit quality are used to value CRA-related securities. Northern Trust has the ability and intent to hold all CRA-related securities until maturity and expects timely payment of all principal and interest.

Investment Security Gains and Losses. Realized gross security gains and losses totaled $.3 million and none, respectively, in 2005. Realized gross security gains and losses totaled $.2 million and none, respectively, in 2004. There were no security gains or losses in 2003.

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	DECEMBER 31
($ IN MILLIONS)	2005	2004
Balance at December 31, 2005	$612.9	$448.7
Average Balance During the Year	386.2	611.7
Average Interest Rate Earned During the Year	3.14%	1.47%
Maximum Month-End Balance During the Year	612.9	1,015.6

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	DECEMBER 31
($ IN MILLIONS)	2005	2004
Average Balance During the Year	$1,695.3	$1,722.0
Average Interest Rate Paid During the Year	3.08%	1.29%
Maximum Month-End Balance During the Year	2,023.5	2,847.9

7. Loans and Leases—Amounts outstanding in selected categories are shown below.

	DECEMBER 31
(IN MILLIONS)	2005	2004
U.S.
Residential Real Estate	$8,340.5	$8,095.3
Commercial	3,539.7	3,190.0
Broker	5.6	27.9
Commercial Real Estate	1,524.3	1,307.5
Personal	2,961.3	2,927.2
Other	797.8	609.7
Lease Financing	1,194.1	1,221.8

Total U.S.	18,363.3	17,379.4
Non-U.S.	1,605.2	563.3

Total Loans and Leases	19,968.5	17,942.7
Reserve for Credit Losses Assigned to Loans and Leases	(125.4)	(130.7)

Net Loans and Leases	$19,843.1	$17,812.0

PAGE 46	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other U.S. loans and non-U.S. loans included $1.2 billion at December 31, 2005, and $710.0 million at December 31, 2004 of overnight trust-related advances in connection with next day security settlements.

Residential real estate loans classified as held for sale totaled $2.3 million at December 31, 2005 and $.3 million at December 31, 2004.

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31
(IN MILLIONS)	2005	2004
Direct Finance Leases:
Lease Receivable	$212.8	$274.9
Residual Value	178.4	192.5
Initial Direct Costs	1.5	2.2
Unearned Income	(61.5)	(78.9)

Net Investment in Direct Finance Leases	331.2	390.7

Leveraged Leases:
Net Rental Receivable	$582.9	$577.0
Residual Value	615.5	605.7
Unearned Income	(335.5)	(351.6)

Net Investment in Leveraged Leases	862.9	831.1

Total Leases	$1,194.1	$1,221.8

The following schedule reflects the future minimum lease payments to be received under direct finance leases:

(IN MILLIONS)	FUTURE MINIMUM LEASE PAYMENTS
2006	$41.6
2007	37.8
2008	31.3
2009	25.6
2010	22.4

Concentrations of Credit Risk. The information in the section titled “Residential Real Estate” on page 22 through the section titled “Commercial Aircraft Leases” on page 23 is incorporated herein by reference.

NONPERFORMING ASSETS

	DECEMBER 31
(IN MILLIONS)	2005	2004
Nonaccrual Loans
U.S.	$29.8	$32.9
Non-U.S.	1.2	—

Total Nonaccrual Loans	31.0	32.9
Other Real Estate Owned	.1	.2

Total Nonperforming Assets	$31.1	$33.1

90 Day Past Due Loans Still Accruing	$29.9	$9.9

Impaired Loans with Reserves	$24.9	$27.8
Impaired Loans without Reserves*	3.7	2.5

Total Impaired Loans	$28.6	$30.3

Reserves for Impaired Loans	$20.3	$24.0
Average Balance of Impaired Loans during the Year	29.5	64.6

* When an impaired loan’s discounted cash flows, collateral value or market price equals or exceeds its carrying value, a reserve is not required.

There were $1.6 million of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 2005 and December 31, 2004.

Interest income that would have been recorded on nonaccrual loans in accordance with their original terms amounted to approximately $2.7 million in 2005, $3.8 million in 2004 and $5.6 million in 2003, compared with amounts that were actually recorded of approximately $114 thousand, $58 thousand and $345 thousand, respectively.

8. Reserve for Credit Losses—Changes in the reserve for credit losses were as follows:

(IN MILLIONS)	2005	2004	2003
Balance at Beginning of Year	$139.3	$157.2	$168.5
Charge-Offs	(7.6)	(7.3)	(22.3)
Recoveries	1.8	4.4	8.5

Net Charge-Offs	(5.8)	(2.9)	(13.8)
Provision for Credit Losses	2.5	(15.0)	2.5

Balance at End of Year	$136.0	$139.3	$157.2

Reserve for Credit Losses Assigned to:
Loans and Leases	$125.4	$130.7	$149.2
Unfunded Commitments and Standby Letters of Credit	10.6	8.6	8.0

Total Reserve for Credit Losses	$136.0	$139.3	$157.2

Northern Trust Corporation	Financial Annual Report	PAGE 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Buildings and Equipment—A summary of buildings and equipment is presented below.

	DECEMBER 31, 2005
(IN MILLIONS)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$36.8	$.4	$36.4
Buildings	168.4	61.6	106.8
Equipment	353.0	175.6	177.4
Leasehold Improvements	156.2	55.0	101.2
Buildings Leased under Capital Leases (Note 10)	81.1	31.4	49.7
Total Buildings and Equipment	$795.5	$324.0	$471.5
	DECEMBER 31, 2004
(IN MILLIONS)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$37.6	$.3	$37.3
Buildings	172.7	62.8	109.9
Equipment	354.3	179.7	174.6
Leasehold Improvements	147.4	56.2	91.2
Buildings Leased under Capital Leases (Note 10)	81.1	29.0	52.1

Total Buildings and Equipment	$793.1	$328.0	$465.1

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $85.0 million in 2005, $82.6 million in 2004 and $82.2 million in 2003.

10. Lease Commitments—At December 31, 2005, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2005 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(IN MILLIONS)	FUTURE MINIMUM LEASE PAYMENTS
2006	$57.5
2007	55.7
2008	50.7
2009	47.5
2010	45.4
Later Years	374.6

Total Minimum Lease Payments	$631.4

Net rental expense for operating leases included in occupancy expense amounted to $63.4 million in 2005, $56.2 million in 2004 and $70.3 million in 2003. Net rental expense for 2003 included an $18.9 million charge relating to reduced office space requirements.

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

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2005.

(IN MILLIONS)	FUTURE MINIMUM LEASE PAYMENTS, NET
2006	$2.4
2007	2.5
2008	2.5
2009	2.5
2010	2.1
Later Years	4.3

Total Minimum Lease Payments, net	16.3
Less: Amount Representing Interest	4.1

Net Present Value under Capital Lease Obligations	$12.2

PAGE 48	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Business Combinations—On March 31, 2005, Northern Trust completed its acquisition of Baring Asset Management’s Financial Services Group (FSG) from ING Group N.V. (The Netherlands). The final adjusted purchase price totaled 261.5 million British pounds Sterling (GBP). The acquisition of FSG, a fund services group that offers fund administration, custody, and trust services, expands Northern Trust’s global fund administration, hedge fund, private equity, and property administration capabilities.

The cost of the acquisition, inclusive of approximately $10 million of transaction costs, approximates $461 million, based on December 31, 2005 exchange rates. Assets of $3.7 billion, including $2.9 billion of money market assets, $367 million of loans, $189 million of goodwill and $142 million of other intangible assets, and liabilities of $3.2 billion were recorded at acquisition based on their estimated fair values. Other intangible assets recorded in connection with the acquisition, primarily reflecting the value of acquired client relationships, are being amortized over ten years. The acquisition was funded primarily through the March 11, 2005 issuance of senior and subordinated debt totaling 250 million GBP. This Sterling denominated debt is designated as a hedge of the foreign exchange risk associated with Northern Trust’s net investment in FSG. The results of operations for FSG have been included within Northern Trust’s operating results subsequent to the March 31, 2005 acquisition date.

In 2003, Northern Trust acquired Deutsche Bank AG’s global passive equity, enhanced equity and passive fixed income investment management businesses. The purchase price totaled $123.8 million, and was primarily based on the value of revenues represented by managed assets transferred. Included in the acquisition costs were $99.6 million of goodwill and $24.2 million of other intangible assets.

In 2003, Northern Trust acquired Legacy South, an Atlanta-based private wealth management firm that services high net worth individuals, families and private foundations. The purchase price of $13.7 million, which was based on the value of revenues represented by managed assets transferred, was paid in 2003 and 2004. Included in the acquisition costs were $10.3 million of goodwill and $3.4 million of other intangible assets. Legacy South was merged into Northern Trust Bank, FSB in 2003.

12. Goodwill and Other Intangibles—Goodwill and other intangible assets are included in other assets in the consolidated balance sheet. The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004, are as follows:

(IN MILLIONS)	CORPORATE AND INSTITUTIONAL SERVICES	PERSONAL FINANCIAL SERVICES	TOTAL
Balance at December 31, 2003	$141.7	$55.1	$196.8

Goodwill Acquired:
Legacy South	—	3.2	3.2

Balance at December 31, 2004	$141.7	$58.3	$200.0
Goodwill Acquired:
Financial Services Group (FSG) *	182.4	6.9	189.3

Balance at December 31, 2005	$324.1	$65.2	$389.3

* Includes the effect of foreign exchange rates.

The gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2005 and 2004, are as follows:

	DECEMBER 31, 2005
(IN MILLIONS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	NET BOOK VALUE
Other Intangible Assets–Subject to Amortization*	$245.9	$99.8	$146.1
	DECEMBER 31, 2004
(IN MILLIONS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	NET BOOK VALUE
Other Intangible Assets–Subject to Amortization	$115.3	$79.4	$35.9

* Includes the effect of foreign exchange rates on non-U.S. dollar-denominated intangible assets.

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $20.4 million, $9.8 million, and $10.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense for the years 2006, 2007, 2008, 2009 and 2010 is estimated to be $23.3 million, $21.1 million, $18.7 million, $18.1 million, and $15.8 million, respectively.

Northern Trust Corporation	Financial Annual Report	PAGE 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Senior Notes, Long-Term Debt and Lines of Credit—Senior Notes. A summary of Bank senior notes outstanding at December 31 is presented below.

($ IN MILLIONS)	RATE	2005	2004
Bank-Senior Notes (a) (d)
Fixed Rate Due Feb. 2005 (b)	7.50%	$—	$100.0
Fixed Rate Due Dec. 2006 (b)	2.875	100.0	100.0
Floating Rate—Sterling Denominated Due March 2010	4.74	172.5	—

Total Bank Senior Notes		$272.5	$200.0

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ IN MILLIONS)		2005	2004
Bank-Subordinated Debt (a) (d)
6.70% Notes due Sept. 2005 (b)		$—	$100.0
7.30% Notes due Sept. 2006 (b)		100.0	100.0
6.25% Notes due June 2008 (b)		100.0	100.0
7.10% Notes due Aug. 2009 (b)		200.0	200.0
6.30% Notes due March 2011 (b)		150.0	150.0
4.60% Notes due Feb. 2013 (b)		200.0	200.0
5.375% Sterling Denominated Notes due March 2015 (e)		257.4	—

Total Bank-Subordinated Debt		1,007.4	850.0
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End-4.71% in 2005 and 5.78% in 2004)		444.5	297.5
One to Three Years (Average Rate at Year End-5.36% in 2005 and 5.74% in 2004)		563.9	628.5
Three to Five Years (Average Rate at Year End-6.56% in 2005 and 6.35% in 2004)		330.0	291.9
Five to Ten Years (Average Rate at Year End-4.77% in 2005 and 5.17% in 2004)		360.0	443.0
Over Ten Years (Average Rate at Year End-6.39% for both Years)		100.1	100.1

Total Federal Home Loan Bank Borrowings		1,798.5	1,761.0
Capital Lease Obligations (c)		12.2	13.6

Total Long-Term Debt		$2,818.1	$2,624.6

Long-Term Debt Qualifying as Risk-Based Capital		$768.7	$590.0

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

(e) Notes issued at a discount of .484%.

Line of Credit. The Corporation maintains an available revolving line of credit totaling $50 million. Commitment fees required under the revolver are based on the long-term senior debt ratings of the Corporation. There were no borrowings under the line of credit during 2005 or 2004.

14. Floating Rate Capital Debt—In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation (“NTC Capital I”). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust (“NTC Capital II”), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR) and are due January 15, 2027. The Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR and are due April 15, 2027. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities under FIN 46(R). However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

The Corporation has fully, irrevocably and unconditionally guaranteed all payments due on the Series A and B Securities. The holders of the Series A and B Securities are entitled to receive preferential cumulative cash distributions quarterly in arrears (based on the liquidation amount of $1,000 per Security) at an interest rate equal to the rate on the corresponding Subordinated Debentures. The interest rate on the Series A and Series B securities is equal to three-month LIBOR plus 0.52% and 0.59%, respectively. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Debentures, distributions on the Series A and B Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or declare any cash distributions with respect to the Corporation’s capital stock or debt secu -

PAGE 50	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rities that rank the same as or junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation’s existing indebtedness.

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

The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2005 and 2004:

	DECEMBER 31
(IN MILLIONS)	2005	2004
NTC Capital I Subordinated Debentures due January 15, 2027	$153.6	$153.5
NTC Capital II Subordinated Debentures due April 15, 2027	122.8	122.8

Total Subordinated Debentures	$276.4	$276.3

15. Stockholders’ Equity—Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued.

The Corporation (i) redeemed on May 21, 2003 all of its outstanding Auction Preferred Stock, Series C at the redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to May 21, 2003 of $197.36 per share, for a total payment of $100,197.36 per share and (ii) redeemed on June 4, 2003 all of its outstanding Flexible Auction Preferred Stock, Series D at the redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to June 4, 2003 of $204.17 per share, for a total payment of $100,204.17 per share. There was no preferred stock outstanding at December 31, 2005 or 2004.

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

Northern Trust Corporation	Financial Annual Report	PAGE 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock. An analysis of changes in the number of shares of common stock outstanding follows:

	2005	2004	2003
Balance at January 1	219,067,733	220,118,476	220,800,402
Incentive Plan and Awards	469,640	610,697	626,180
Stock Options Exercised	2,126,472	1,757,845	1,505,363
Treasury Stock Purchased	(3,534,859)	(3,419,285)	(2,813,469)

Balance at December 31	218,128,986	219,067,733	220,118,476

The Corporation’s current share buyback program, announced April 2003, authorized the purchase of up to 12.0 million shares of the Corporation’s common stock. Under this program, the Corporation may purchase an additional 3.2 million shares after December 31, 2005. The repurchased shares would be used primarily for incentive plans and other corporate purposes. The average price paid per share for common stock repurchased in 2005, 2004 and 2003 was $48.05, $44.05 and $40.17, respectively.

PAGE 52	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Accumulated Other Comprehensive Income—The following table summarizes the components of accumulated other comprehensive income at December 31, 2005, 2004 and 2003, and changes during the years then ended, presented on an after-tax basis.

	PERIOD CHANGE
(IN MILLIONS)	BEGINNING BALANCE (NET OF TAX)	BEFORE TAX AMOUNT	TAX EFFECT	ENDING BALANCE (NET OF TAX)
DECEMBER 31, 2005
Unrealized Gains (Losses) on Securities Available for Sale	$(.7)	$(7.0)	$2.5	$(5.2)
Less: Reclassification Adjustments	—	—	—	—

Net Unrealized Gains (Losses) on Securities Available for Sale	(.7)	(7.0)	2.5	(5.2)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	.5	2.3	(.8)	2.0
Less: Reclassification Adjustments	—	4.5	(1.7)	2.8

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	.5	(2.2)	.9	(.8)
Foreign Currency Translation Adjustments	(.8)	3.2	(.9)	1.5
Minimum Pension Liability	(13.7)	(.9)	.4	(14.2)

Accumulated Other Comprehensive Income	$(14.7)	$(6.9)	$2.9	$(18.7)

DECEMBER 31, 2004
Unrealized Gains (Losses) on Securities Available for Sale	$2.7	$(5.1)	$1.7	$(.7)
Less: Reclassification Adjustments	—	—	—	—

Net Unrealized Gains (Losses) on Securities Available for Sale	2.7	(5.1)	1.7	(.7)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	.3	(5.3)	2.0	(3.0)
Less: Reclassification Adjustments	—	(5.5)	2.0	(3.5)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	.3	.2	—	.5
Foreign Currency Translation Adjustments	.1	(1.5)	.6	(.8)
Minimum Pension Liability	(12.0)	(2.6)	.9	(13.7)

Accumulated Other Comprehensive Income	$(8.9)	$(9.0)	$3.2	$(14.7)

DECEMBER 31, 2003
Unrealized Gains (Losses) on Securities Available for Sale	$5.7	$(4.6)	$1.6	$2.7
Less: Reclassification Adjustments	—	—	—	—

Net Unrealized Gains (Losses) on Securities Available for Sale	5.7	(4.6)	1.6	2.7
Unrealized Gains (Losses) on Cash Flow Hedge Designations	5.8	5.2	(2.0)	9.0
Less: Reclassification Adjustments	—	14.0	(5.3)	8.7

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	5.8	(8.8)	3.3	.3
Foreign Currency Translation Adjustments	(.4)	.9	(.4)	.1
Minimum Pension Liability	(4.0)	(12.8)	4.8	(12.0)

Accumulated Other Comprehensive Income	$7.1	$(25.3)	$9.3	$(8.9)

Northern Trust Corporation	Financial Annual Report	PAGE 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Net Income Per Common Share Computations—The computation of net income per common share is presented below.

($ IN MILLIONS EXCEPT SHARE INFORMATION)	2005	2004	2003
Basic Net Income Per Common Share
Average Number of Common Shares Outstanding	218,101,996	219,492,478	220,203,094
Income from Continuing Operations	$584.4	$504.8	$423.3
Less: Dividends on Preferred Stock	—	—	(.7)
Income from Continuing Operations Applicable to Common Stock	584.4	504.8	422.6
Basic Income from Continuing Operations Per Common Share	2.68	2.30	1.92
Income (Loss) from Discontinued Operations	—	.8	(18.5)
Basic Income (Loss) from Discontinued Operations Per Common Share	—	—	(.08)

Net Income Applicable to Common Stock	$584.4	$505.6	$404.1
Basic Net Income Per Common Share	2.68	2.30	1.84

Diluted Net Income Per Common Share
Average Number of Common Shares Outstanding	218,101,996	219,492,478	220,203,094
Plus: Dilutive Potential Common Shares
Stock Options	2,409,023	2,560,954	2,563,423
Stock Incentive Plans (Note 23)	1,046,169	1,082,267	1,301,327

Average Common and Potential Common Shares	221,557,188	223,135,699	224,067,844
Income from Continuing Operations Applicable to Common Stock	$584.4	$504.8	$422.6
Diluted Income from Continuing Operations Per Common Share	2.64	2.26	1.89
Income (Loss) from Discontinued Operations	—	.8	(18.5)
Diluted Income (Loss) from Discontinued Operations Per Common Share	—	.01	(.09)

Net Income Applicable to Common Stock	$584.4	$505.6	$404.1
Diluted Net Income Per Common Share	2.64	2.27	1.80

Note: For the years ended December 31, 2005, 2004 and 2003, options to purchase 11,281,496, 13,727,609 and 12,392,288 shares of the Corporation’s common stock, respectively, were not included in the computation of diluted net income per common share because the exercise prices were greater than the average market price of Northern Trust’s common stock during these periods.

18. Net Interest Income—The components of net interest income were as follows:

(IN MILLIONS)	2005	2004	2003
Interest Income
Loans and Leases	$878.8	$703.3	$737.4
Securities–Taxable	291.7	112.7	106.1
–Non-Taxable	41.4	41.6	39.9
Time Deposits with Banks	341.3	246.1	162.2
Federal Funds Sold and Securities Purchased under Agreements to Resell and Other	37.4	14.5	10.1

Total Interest Income	1,590.6	1,118.2	1,055.7

Interest Expense
Deposits	621.5	297.1	232.2
Federal Funds Purchased	49.1	49.5	47.9
Securities Sold under Agreements to Repurchase	52.1	22.2	18.0
Commercial Paper	4.7	1.9	1.6
Other Borrowings	12.6	2.7	3.6
Senior Notes	11.7	19.2	28.0
Long-Term Debt	166.6	158.8	171.2
Floating Rate Capital Debt	10.9	5.7	5.0

Total Interest Expense	929.2	557.1	507.5

Net Interest Income	$661.4	$561.1	$548.2

PAGE 54	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Other Operating Income and Expenses—The components of other operating income were as follows:

(IN MILLIONS)	2005	2004	2003
Loan Service Fees	$18.1	$22.0	$24.0
Banking Service Fees	34.3	31.8	31.6
Gains (Losses) from Equity Investments	1.7	(.8)	(2.7)
Gain on Sale of a Retail Branch	—	—	17.8
Gain on Sale of Nonperforming Loans	—	5.1	—
Gain on Sale of Buildings	7.9	—	—
Other Income	35.5	25.7	22.4

Total Other Operating Income	$97.5	$83.8	$93.1

The components of other operating expenses were as follows:

(IN MILLIONS)	2005	2004	2003
Outside Services Purchased	$268.0	$228.0	$208.5
Software Amortization and Other Costs	113.4	108.1	101.9
Business Promotion	60.8	45.7	41.6
Other Intangibles Amortization	20.4	9.8	10.4
Software Asset Retirements	—	—	13.4
Other Expenses	90.8	111.5	74.9

Total Other Operating Expenses	$553.4	$503.1	$450.7

Other expenses in 2004 included an $11.6 million loss from securities processing activities and a $17.0 million charge for a litigation settlement.

20. Other Charges—During 2003, Northern Trust implemented a number of steps to reduce operating costs and strategically position itself for improved profitability, resulting in pre-tax charges included in noninterest expenses of $56.3 million. Of this charge, $24.0 million represented severance costs; $18.9 million reflected the reduction in the amount of required leased and owned office space as a result of lower staff levels; and $13.4 million related to other charges consisting primarily of asset retirements.

21. Income Taxes—The following table reconciles the total provision for income taxes on continuing operations recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(IN MILLIONS)	2005	2004	2003
Tax at Statutory Rate	$310.7	$264.1	$220.9
Tax Exempt Income	(13.8)	(14.5)	(14.2)
Dividend Repatriation	(3.5)	—	—
State Taxes, net	18.8	14.6	16.0
Other	(8.8)	(14.5)	(14.9)

Provision for Income Taxes on Continuing Operations	$303.4	$249.7	$207.8

In 2005, Northern Trust repatriated approximately $51 million of dividends from non-U.S. subsidiaries under the one-time election provided by the American Jobs Creation Act of 2004, resulting in the realization of a $3.5 million tax benefit.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(IN MILLIONS)	2005	2004	2003
Current Tax Provision:
Federal	$174.2	$115.8	$91.9
State	9.2	3.2	9.7
Non-U.S.	48.9	34.2	18.3

Total	232.3	153.2	119.9

Deferred Tax Provision:
Federal	51.5	77.2	72.9
State	19.6	19.3	15.0

Total	71.1	96.5	87.9

Provision for Income Taxes on Continuing Operations	$303.4	$249.7	$207.8
Provision (Benefit) for Income Taxes on Discontinued Operations	—	.6	(11.7)

Total Income Taxes	$303.4	$250.3	$196.1

In addition to the amounts shown above, tax liabilities (benefits) have been recorded directly to stockholders’ equity for the following items:

(IN MILLIONS)	2005	2004	2003
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$(13.4)	$(8.2)	$(6.6)
Deferred Tax Effect of Other Comprehensive Income	(2.8)	(3.2)	(9.3)

Northern Trust Corporation	Financial Annual Report	PAGE 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31
(IN MILLIONS)	2005	2004	2003
Deferred Tax Liabilities:
Lease Financing	$644.4	$619.4	$571.2
Software Development	108.1	92.6	91.8
Accumulated Depreciation	25.3	48.6	45.1
Compensation and Benefits	28.5	16.8	—
State Taxes, net	59.2	49.1	38.7
Other Liabilities	19.3	15.7	13.8

Gross Deferred Tax Liabilities	884.8	842.2	760.6

Deferred Tax Assets:
Reserve for Credit Losses	47.3	50.5	56.8
Compensation and Benefits	—	—	9.1
Other Assets	29.7	41.2	27.1

Gross Deferred Tax Assets	77.0	91.7	93.0

Valuation Reserve	—	—	—
Deferred Tax Assets, net of Valuation Reserve	77.0	91.7	93.0

Net Deferred Tax Liabilities	$807.8	$750.5	$667.6

No valuation allowance related to deferred tax assets has been recorded at December 31, 2005, 2004, and 2003 as management believes it is more likely than not that the deferred tax assets will be fully realized.

At December 31, 2005, Northern Trust had state net operating loss carryforwards of $122.4 million which are available to reduce future state tax return liabilities. If not used, the loss carryforwards will expire from 2019 through 2022. The carryforwards are subject to various limitations imposed by tax laws.

22. Employee Benefits—Pension. A noncontributory qualified defined benefit pension plan covers substantially all U.S. employees of Northern Trust. Employees of various European offices participate in local defined benefit plans, although those plans have been closed to new participants. Assets held by the plans consist primarily of listed stocks and corporate bonds.

Northern Trust also maintains a noncontributory supplemental pension plan for participants whose retirement benefit payments under the U.S. plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a “Rabbi” Trust, to fund benefits in excess of those permitted in certain of its qualified plans, primarily supplemental retirement benefits. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2005 and 2004 amounted to $48.0 million and $47.9 million, respectively.

PAGE 56	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the status and the net periodic pension cost of the U.S. plan, non-U.S. plans, and supplemental plan for 2005 and 2004 based on a September 30 measurement date. Prior service costs are being amortized on a straight-line basis over 11.0 years.

PLAN STATUS	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ IN MILLIONS)	2005	2004	2005	2004	2005	2004
Accumulated Benefit Obligation	$408.9	$343.6	$75.1	$27.5	$54.3	$50.90

Projected Benefit	489.2	428.5	99.7	30.4	68.8	62.5
Plan Assets at Fair Value	496.0	409.1	95.2	27.6	—	—

Plan Assets Greater (Less) Than Projected Benefit Obligations	6.8	(19.4)	(4.5)	(2.8)	(68.8)	(62.5)
Unrecognized Net Loss	196.4	189.5	10.2	11.2	37.2	35.3
Unrecognized Prior Service Cost	11.3	12.3	—	—	1.4	1.4

Prepaid (Accrued) Pension Expense	214.5	182.4	5.7	8.4	(30.2)	(25.8)
Funding October to December	—	—	1.1	.1	1.5	.4
Additional Minimum Liability at December 31	—	—	—	—	(24.1)	(23.2)

Prepaid (Accrued) Pension Expense at December 31	$214.5	$182.4	$6.8	$8.5	$(52.8)	$(48.6)

Weighted-Average Assumptions:
Discount Rates	5.50%	5.75%	4.87%	5.50%	5.00%	5.25%
Rate of Increase in Compensation Level	3.80	3.60	4.27	4.25	3.80	3.60
Expected Long-Term Rate of Return on Assets	8.25	8.75	6.39	7.25	N/A	N/A

NET PERIODIC PENSION EXPENSE	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ IN MILLIONS)	2005	2004	2005	2004	2005	2004
Service Cost	$26.4	$21.6	$3.6	$.4	$2.4	$2.0
Interest Cost	25.5	23.1	3.7	1.4	3.2	3.1
Expected Return on Plan Assets	(35.9)	(32.6)	(5.5)	(1.7)	N/A	N/A
Amortization:
Net Loss	11.8	7.9	1.8	.9	2.6	2.6
Prior Service Cost (Benefit)	1.1	.1	—	—	—	(.3)

Net Periodic Pension Expense	$28.9	$20.1	$3.6	$1.0	$8.2	$7.4

Weighted-Average Assumptions:
Discount Rates	5.75%	6.00%	5.25%	5.50%	5.25%	5.50%
Rate of Increase in Compensation Level	3.60	3.60	4.23	4.00	3.60	3.60
Expected Long-Term Rate of Return on Assets	8.75	8.75	6.63	7.50	N/A	N/A

Pension expense for 2003 was $13.1 million, $1.2 million, and $7.2 million for the U.S., non-U.S., and supplemental plans, respectively.

Northern Trust Corporation	Financial Annual Report	PAGE 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CHANGE IN BENEFIT OBLIGATION

(MEASURED AS OF SEPTEMBER 30, 2005)

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(IN MILLIONS)	2005	2004	2005	2004	2005	2004
Beginning Balance	$428.5	$371.5	$30.4	$26.1	$62.5	$54.5
Obligation Assumed in Acquisition	—	—	64.4	—	—	—
Service Cost	26.4	21.6	3.6	.4	2.4	2.0
Interest Cost	25.5	23.1	3.7	1.4	3.2	3.1
Actuarial Loss	42.6	47.9	7.5	.7	6.4	5.2
Plan Change	—	10.5	—	—	—	3.3
Benefits Paid	(33.8)	(46.1)	(1.0)	(.5)	(5.7)	(5.6)
Foreign Exchange Rate Changes	—	—	(8.9)	2.3	—	—

Ending Balance	$489.2	$428.5	$99.7	$30.4	$68.8	$62.5

ESTIMATED FUTURE BENEFIT PAYMENTS
(IN MILLIONS)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2006	$29.3	$1.1	$8.1
2007	32.5	1.2	7.9
2008	37.6	1.3	8.4
2009	40.2	1.6	4.9
2010	44.9	1.5	6.3
2011-2015	256.6	11.7	27.3

CHANGE IN PLAN ASSETS (MEASURED AS OF SEPTEMBER 30, 2005)
	U.S. PLAN		NON-U.S. PLANS
(IN MILLIONS)	2005	2004	2005	2004
Fair Value of Assets at Beginning of Period	$409.1	$324.9	$27.6	$23.5
Fair Value of Assets Acquired	—	—	60.0	—
Actual Return on Assets	54.7	45.3	10.8	2.2
Employer Contribution	66.0	85.0	5.8	.4
Benefits Paid	(33.8)	(46.1)	(1.0)	(.5)
Foreign Exchange Rate Changes	—	—	(8.0)	2.0

Fair Value of Assets at End of Period	$496.0	$409.1	$95.2	$27.6

The minimum required contribution for the qualified plan in 2006 is estimated to be zero. The maximum deductible contribution is estimated at $66 million.

The allocation of the fair value of Northern Trust’s U.S. pension plan assets as of September 30, 2005 and 2004, and the target allocation, by asset category, are as follows:

ASSET CATEGORY	TARGET ALLOCATION	ACTUAL– 2005	ACTUAL– 2004
Equity Securities	65.0%	71.6%	67.3%
Debt Securities	25.0	20.6	23.9
Other	10.0	7.8	8.8

Total	100.0%	100.0%	100.0%

A total return investment strategy approach is employed to Northern Trust’s U.S. pension plan whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. Assets held consist primarily of commingled funds that invest primarily in a diversified blend of publicly traded equities, fixed income and some private equity investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value and small and large capitalizations. Other assets, such as private equity and hedge funds, are used judiciously to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

A building block approach is employed to Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established, giving proper consideration to diversification and rebalancing. Peer data and historical

PAGE 58	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

returns are reviewed to check for reasonability and appropriateness. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets was set at 8.25%.

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a guaranteed component and a corporate performance-based component contingent upon meeting predetermined performance objectives. The estimated contribution to defined contribution plans is charged to employee benefits and totaled $33.2 million in 2005, $21.9 million in 2004 and $17.8 million in 2003.

Employee Stock Ownership Plan (ESOP). Effective January 1, 2005, the ESOP was merged into the U.S. defined contribution plan, with the ESOP shares separately maintained as the “Former ESOP Fund” of the plan. ESOP compensation expense in 2004 and 2003 totaled $13.3 million and $6.1 million, respectively. In 2004 and 2003, the corporate contribution to the ESOP was equal to approximately 3% and 1%, respectively, of an eligible employee’s salary. Two-thirds of the 2004 contribution was based on Northern Trust exceeding predetermined performance objectives.

Other Postretirement Benefits. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring at age 55 or older under the provisions of the U.S. defined benefit plan who have attained 15 years of service, and U.S. employees terminating at age 55 with 5 to 14 years of service, are eligible for postretirement health care coverage. Effective January 1, 2003, the cost of this benefit is no longer subsidized by Northern Trust for new employee hires or employees who were under age 40 at December 31, 2002, or those who have not attained 15 years of service by their retirement date. The provisions of this plan may be changed further at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.

The following tables set forth the postretirement health care plan status at December 31, the net periodic postretirement benefit cost of the plan for 2005 and 2004 and the change in the accumulated postretirement benefit obligation during 2005 and 2004. The transition obligation established January 1, 1993 is being amortized to expense over a twenty-year period.

PLAN STATUS

(IN MILLIONS)	2005	2004
Accumulated Postretirement Benefit Obligation (APBO) Measured at September 30:
Retirees and Dependents	$31.6	$31.8
Actives Eligible for Benefits	10.2	10.1
Actives Not Yet Eligible	22.3	25.2

Total APBO	64.1	67.1
Unamortized Transition Obligation	(3.8)	(4.4)
Unrecognized Net Loss	(26.6)	(33.6)
Prior Service Cost	1.0	1.1

Net Postretirement Benefit Liability	$34.7	$30.2

NET PERIODIC POSTRETIREMENT BENEFIT EXPENSE
(IN MILLIONS)	2005	2004
Service Cost	$2.0	$1.5
Interest Cost	3.8	2.9
Amortization
Transition Obligation	.6	.6
Net Loss	2.4	1.0
Prior Service Cost	(.1)	(.1)

Net Periodic Postretirement Benefit Expense	$8.7	$5.9

CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
(IN MILLIONS)	2005	2004
Beginning Balance	$67.1	$49.9
Service Cost	2.0	1.5
Interest Cost	3.8	2.9
Actuarial (Gain) Loss	(4.5)	16.9
Benefits Paid	(4.3)	(4.1)

Ending Balance	$64.1	$67.1

ESTIMATED FUTURE BENEFIT PAYMENTS
(IN MILLIONS)	TOTAL POSTRETIREMENT MEDICAL BENEFITS	EXPECTED PRESCRIPTION DRUG SUBSIDY AMOUNT
2006	$3.9	$.3
2007	4.1	.3
2008	4.4	.3
2009	4.6	.2
2010	4.9	.2
2011-2015	28.6	.6

Postretirement health care benefit expense for 2003 was $5.7 million.

Northern Trust Corporation	Financial Annual Report	PAGE 59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 5.50% at December 31, 2005 and 5.75% at December 31, 2004. For measurement purposes, a 10.5% annual increase in the cost of covered health care benefits was assumed for 2005. This rate is assumed to gradually decrease until it reaches 5.5% in 2011. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(IN MILLIONS)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Total Service and Interest Cost Components	$.1	$(.1)
Effect on Postretirement Benefit Obligation	1.1	(1.0)

23. Stock-Based Compensation Plans—A description of Northern Trust’s stock-based compensation is presented below.

2002 Stock Plan. Effective April 16, 2002, the Corporation adopted the Northern Trust Corporation 2002 Stock Plan (the Plan) to replace the Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan). The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and performance shares. The total number of shares of the Corporation’s common stock authorized for issuance under the Plan is 22,000,000. As of December 31, 2005, shares available for future grant under the plan totaled 8,642,504.

The following description applies to awards under the Plan and the 1992 Plan, as applicable.

Stock Options. Stock options consist of options to purchase common stock at purchase prices not less than 100% of the fair market value thereof on the date the option is granted. Options have a maximum ten-year life and generally vest and become exercisable in one to four years after the date of grant. In addition, all options may become exercisable upon a “change of control” as defined in the Plan or the 1992 Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.

Stock and Stock Unit Awards. Stock or stock unit awards can be granted by the Committee to participants which entitle them to receive a payment in cash or Northern Trust Corporation common stock under the terms of the Plan and such other terms and conditions as the Committee deems appropriate.

Total expense applicable to stock and stock unit awards including dividend equivalents was $14.4 million in 2005, $14.0 million in 2004 and $14.7 million in 2003. Stock and stock unit grants totaled 446,463 in 2005, 284,661 in 2004 and 242,777 in 2003, with a weighted average grant-date fair value of $44.99, $48.92 and $32.68, respectively. As of December 31, 2005, restricted stock awards and stock units outstanding totaled 1,494,604 shares, 231,936 of which are fully vested with distribution deferred. These shares generally vest, subject to continuing employment, over a period of one to nine years.

Performance Shares. Under the performance share provisions, participants are entitled to have each award credited to an account maintained for them if established performance goals are achieved. Distribution of the award is then made after vesting. All previously granted performance shares were vested as of December 31, 2003. Accordingly, there was no compensation expense for performance shares in 2005 and 2004. Compensation expense for performance shares totaled $5.4 million in 2003.

PAGE 60	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2005, 2004 and 2003 and changes during the years then ended is presented in the table below.

	2005		2004		2003
	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE	SHARES	WEIGHTED AVERAGE EXERCISE PRICE
Options Outstanding, January 1	23,458,913	$45.53	23,447,771	$44.04	20,559,945	$45.15
Granted ($41.95 to $52.75 per share in 2005)	2,465,500	44.65	2,589,200	48.97	5,036,605	32.72
Exercised ($11.75 to $53.66 per share in 2005)	(2,126,472)	25.91	(1,757,845)	21.87	(1,505,363)	18.96
Cancelled	(396,337)	51.76	(820,213)	51.48	(643,416)	50.23

Options Outstanding, December 31	23,401,604	$47.60	23,458,913	$45.53	23,447,771	$44.04

Options Exercisable, December 31	20,142,798	$48.38	17,408,756	$46.73	17,154,121	$43.96

The following is a summary of outstanding and exercisable options under the Plan and the 1992 Plan at December 31, 2005.

	OPTIONS OUTSTANDING
	NUMBER OUTSTANDING	EXERCISABLE	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED AVERAGE EXERCISE PRICE
$13.39 to $20.00 per share	746,652	746,652.7		$16.75
$20.01 to $35.00 per share	6,326,946	4,993,945	4.9	32.37
$35.01 to $50.00 per share	7,544,750	5,673,945	6.6	46.19
$50.01 to $65.00 per share	3,771,306	3,716,306	6.0	52.82
$65.01 to $83.47 per share	5,011,950	5,011,950	4.3	69.40

Director Stock Awards. In January 2003, a total of 24,000 stock units were granted to non-employee directors under the Plan, with one-third of the stock units granted vesting on election or re-election as a director of the Corporation in each of the years 2003, 2004 and 2005. In 2005, a total of 6,704 stock units were granted to non-employee directors that vested on their election or re-election as a director of the Corporation in 2005. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit account that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

24. Cash-Based Compensation Plans—Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $142.3 million in 2005, $113.3 million in 2004 and $89.6 million in 2003.

Northern Trust Corporation	Financial Annual Report	PAGE 61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

25. Contingent Liabilities—In the normal course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions, including actions brought on behalf of various classes of claimants, regulatory matters, and challenges from tax authorities regarding the amount of taxes due. In certain of these actions and proceedings, claims for substantial monetary damages or adjustments to recorded tax liabilities are asserted. In view of the inherent difficulty of predicting the outcome of such matters, particularly actions that seek very large damages based on novel and complex damage and liability legal theories, and involve a large number of parties, the Corporation cannot state with confidence the eventual outcome of these matters or the timing of their ultimate resolution, or estimate the possible loss or range of loss associated with them; however, based on current knowledge and after consultation with legal counsel, management does not believe that judgments or settlements, if any, arising from pending or threatened legal actions, regulatory matters or challenges from tax authorities, either individually or in the aggregate, would have a material adverse effect on the consolidated financial position or liquidity of the Corporation, although they could have a material adverse effect on operating results for a particular period.

One subsidiary of the Corporation was named as a defendant in several Enron-related class action suits that were consolidated under a single complaint in the Federal District Court for the Southern District of Texas (Houston). Individual participants in the employee pension benefit plans sponsored by Enron Corp. sued various corporate entities and individuals, including the Bank in its capacity as the former directed trustee of the Enron Corp. Savings Plan and former service-provider for the Enron Corp. Employee Stock Ownership Plan. The lawsuit makes claims, inter alia, for breach of fiduciary duty to the plan participants, and seeks equitable relief and monetary damages in an unspecified amount against the defendants. On September 30, 2003, the court denied the Bank’s motion to dismiss the complaint as a matter of law. In an Amended Consolidated Complaint filed on January 2, 2004, plaintiffs continue to assert claims against the Bank and other defendants under the Employee Retirement Income Security Act of 1974, seeking a finding that defendants are liable to restore to the benefit plans and the plaintiffs hundreds of millions of dollars of losses allegedly caused by defendants’ alleged breaches of fiduciary duty. The trial date currently is scheduled for fall 2006. The Corporation and the Bank will continue to defend this action vigorously. In June 2003, after conducting an extensive investigation, the U.S. Department of Labor (DOL) filed a civil action against numerous parties charging that they violated their obligations to the Enron plan participants. The DOL did not name any Northern Trust entity or employee as a defendant in its suit. In another Enron-related matter, in November and December 2003, Enron as debtor-in-possession filed two lawsuits seeking to recover for its bankruptcy estate more than $1 billion it paid in the fall of 2001 to buy back its commercial paper. Enron claims that the money it paid to buy back its commercial paper approximately six weeks prior to its bankruptcy filing represented “preference” payments and “fraudulent transfers” that can be reversed with the money going back to Enron. Since the Bank sold approximately $197 million of this Enron commercial paper that it held for some of its clients, the Bank and those clients are among scores of defendants named in these complaints. In June 2005, the bankruptcy judge denied the defendants’ motions to dismiss the complaints. The Corporation and the Bank will continue to defend these actions vigorously.

As part of its audit of federal tax returns filed from 1996 – 2000, the IRS challenged the Corporation’s tax position with respect to thirteen investments made in structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. During the second quarter of 2005, the IRS issued a revised examination report that continued to disallow certain tax deductions and included additional proposed adjustments to income and penalty assessments. In October 2005, the IRS Tax Appeals Division informed the Corporation that the Criminal Investigation Division of the IRS had initiated an investigation relating to structured leasing transactions in which the Corporation had participated. The Corporation is cooperating fully in the investigation. The Corporation does not know the full scope of the investigation and cannot predict at this time the impact of the investigation or when or on what basis the investigation will be resolved. The Corporation believes that these transactions are valid leases for U.S. tax purposes and that its tax treatment of these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. The Corporation believes it has adequate reserves to cover its tax liabilities, including

PAGE 62	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

liabilities related to structured leasing transactions, and related interest and penalties. The Corporation will continue to defend its position on the tax treatment of the leases vigorously.

26. Derivative Financial Instruments—Northern Trust is a party to various derivative financial instruments that are used in the normal course of business to meet the needs of its clients; as part of its trading activity for its own account; and as part of its risk management activities. These instruments include foreign exchange contracts, interest rate contracts, and credit default swap contracts.

The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher interest costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits, monitoring the level of actual positions taken against such established limits, monitoring the level of any interest rate sensitivity gaps created by such positions, and using hedging techniques. When establishing position limits, market liquidity and volatility, as well as experience in each market, are all taken into account.

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

Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange needs of clients. Foreign exchange contracts are also used for trading purposes and risk management. For risk management purposes, Northern Trust currently uses foreign exchange contracts to reduce or eliminate its exposure to changes in foreign exchange rates relating to certain forecasted non-U.S. dollar denominated revenue and expenditure transactions, non-U.S. dollar denominated assets and liabilities and net investments in non-U.S. affiliates.

Interest Rate Contracts include swap and option contracts. Interest rate swap contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Northern Trust enters into interest rate swap contracts on behalf of its clients and also utilizes such contracts to reduce or eliminate the exposure to changes in the value of hedged assets or liabilities due to changes in interest rates. Interest rate protection contracts provide for the transfer, modification or reduction of interest rate risk through options. Northern Trust enters option contracts primarily as a seller of interest rate protection to clients. Northern Trust receives a fee at the outset of the agreement for the assumption of the risk of an unfavorable change in interest rates. This assumed interest rate risk is then mitigated by entering into an offsetting position with an outside counterparty. Northern Trust may also purchase interest rate protection contracts for risk management purposes.

Credit Default Swap Contracts are agreements to transfer credit default risk from one party to another in exchange for a fee. Northern Trust enters into credit default swaps with outside counterparties where the counterparty agrees to assume the underlying credit exposure of a specific Northern Trust commercial loan or commitment.

Northern Trust Corporation	Financial Annual Report	PAGE 63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Risk Management Derivative Instruments. The following tables identify the types and classifications of derivative instruments used by Northern Trust to manage risk, their notional and fair values and the respective risks addressed. Notional amounts of derivative financial instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity. Credit risk is limited to the positive fair value of the derivative financial instrument, which is significantly less than the notional amount.

RISK MANAGEMENT DERIVATIVE INSTRUMENTS—DESIGNATED AS HEDGES

				DECEMBER 31, 2005		DECEMBER 31, 2004
(IN MILLIONS)	DERIVATIVE INSTRUMENT	HEDGE CLASSIFICATION	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Available for Sale Investment Securities	Interest Rate Swap Contracts	Fair Value	Interest Rate	$1,284.4	$5.0	$510.5	$(7.1)
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Cash Flow	Foreign Currency	698.1	(1.4)	383.5	.7
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Net Investment	Foreign Currency	254.0	4.2	212.0	(21.3)

In addition to the above, Sterling denominated senior and subordinated debt, totaling $431.1 million at December 31, 2005, is designated as a hedge of the foreign exchange risk associated with the net investment in a non-U.S. affiliate.

There was no ineffectiveness in fair value hedges through December 31, 2005. For cash flow hedges, it is estimated that a net loss of $.8 million will be reclassified into earnings within the next 12 months. The maximum length of time over which these hedges will exist is 14 months. Cash flow ineffectiveness was $.1 million through December 31, 2005. For the year ended December 31, 2005, a net gain of $31.0 million was recorded in accumulated other comprehensive income relating to net investment hedge designations.

RISK MANAGEMENT DERIVATIVE INSTRUMENTS—NOT DESIGNATED AS HEDGES

			DECEMBER 31, 2005		DECEMBER 31, 2004
(IN MILLIONS)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Loans and Leases–Commercial and Other	Credit Default Swap Contracts	Credit	$116.3	$.5	$97.5	$.6
Loans and Leases–Commercial and Other	Foreign Exchange Contracts	Foreign Currency	76.0	.4	24.9	(.4)
Net Investments in Non-U.S. Affiliate Assets and Liabilities	Foreign Exchange Contracts	Foreign Currency	41.9	(.7)	32.1	(.3)

Derivative financial instruments not designated as hedges are adjusted to their fair market value each quarter. Realized and unrealized gains and losses are recorded as adjustments to income for that period.

Client-Related and Trading Derivative Instruments. The following table shows the notional amounts of client-related and trading derivative financial instruments.

	DECEMBER 31, 2005		DECEMBER 31, 2004
(IN MILLIONS)	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Foreign Exchange Contracts	$68,638.4	$12.1	$40,502.1	$20.4
Interest Rate Option Contracts
Purchased	76.0	.6	14.6	—
Sold	76.0	.6	14.6	—
Interest Rate Swap Contracts	1,044.8	5.1	299.0	2.1

PAGE 64	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27. Off-Balance Sheet Financial Instruments—Commitments and Letters of Credit. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client defaults. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.

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

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31
(IN MILLIONS)	2005	2004
Legally Binding Commitments to Extend Credit*	$17,951.5	$16,247.4
Commercial Letters of Credit	31.4	32.1

Standby Letters of Credit:
Corporate	968.7	910.9
Industrial Revenue	1,209.5	1,175.8
Other	659.2	606.6

Total Standby Letters of Credit**	$2,837.4	$2,693.3

*These amounts exclude $401.6 million and $496.5 million of commitments participated to others at December 31, 2005 and 2004, respectively.

**These amounts include $344.3 million and $294.9 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2005 and 2004, respectively. The weighted average maturity of standby letters of credit was 24 months at December 31, 2005 and 19 months at December 31, 2004.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of trust clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Credit Policy Credit Approval Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2005 and 2004 subject to indemnification was $135.2 billion and $112.7 billion, respectively. Because of the borrower’s requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.

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

Northern Trust Corporation	Financial Annual Report	PAGE 65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commercial paper, dollar placements and securities issued by the Government National Mortgage Association.

As a result of its participation in cash, securities and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2005 and 2004 was $61 million and $64 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust and its clients.

28. Pledged and Restricted Assets—Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements and for other purposes. On December 31, 2005, securities and loans totaling $12.4 billion ($5.4 billion of U.S. Government and government sponsored agency securities, $835.1 million of obligations of states and political subdivisions and $6.1 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $6.3 billion. Included in the total pledged assets is the fair value of $1.6 billion of available for sale securities which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2005 and 2004 was $793.1 million and $592.5 million, respectively. There was no repledged or sold collateral as of December 31, 2005 or 2004.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $237.3 million in 2005 and $290.7 million in 2004.

29. Restrictions on Subsidiary Dividends and Loans or Advances—Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net profits (as defined) then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation’s banking subsidiaries in any calendar year will exceed its net profits for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2006 equal to their 2006 eligible net profits (as defined) plus $635.0 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.

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

30. Fair Value of Financial Instruments—SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern Trust could have realized in a market exchange.

The information provided below should not be interpreted as an estimate of the fair value of Northern Trust since the disclosures, in accordance with SFAS No. 107, exclude the values of nonfinancial assets and liabilities, as well as a wide range of franchise, relation -

PAGE 66	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ship, and intangible values, which are integral to a full assessment of the Corporation’s consolidated financial position.

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

Loans (not including lease financing receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date. The fair values of all loans were adjusted to reflect current assessments of loan collectibility.

Savings Certificates, Other Time, Non-U.S. Offices Time Deposits and Other Borrowings. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.

Senior Notes, Subordinated Debt, Federal Home Loan Bank Borrowings and Floating Rate Capital Debt. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.

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

Northern Trust Corporation	Financial Annual Report	PAGE 67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Values of Financial Instruments. The following table summarizes the fair values of financial instruments.

	DECEMBER 31
	2005		2004
(IN MILLIONS)	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE
ASSETS
Cash and Due from Banks	$2,996.2	$2,996.2	$2,052.5	$2,052.5
Money Market Assets	16,035.7	16,035.7	13,167.5	13,167.5
Securities:
Available for Sale	9,970.7	9,970.7	7,918.9	7,918.9
Held to Maturity	1,135.5	1,161.6	1,120.2	1,156.6
Trading Account	2.8	2.8	2.6	2.6
Loans (excluding Leases)
Held to Maturity	18,650.6	18,622.2	16,589.9	16,710.7
Held for Sale	2.3	2.3	.3	.3
Customers’ Acceptance Liability	.7	.7	2.0	2.0
Trust Security Settlement Receivables	317.0	317.0	148.9	148.9
LIABILITIES
Deposits:
Demand, Savings and Money Market	15,705.7	15,705.7	14,327.6	14,327.6
Savings Certificates, Other Time and Non-U.S. Offices Time	22,813.8	22,800.0	16,730.0	16,729.0
Federal Funds Purchased	1,096.9	1,096.9	1,018.3	1,018.3
Repurchase Agreements	1,610.8	1,610.8	2,847.9	2,847.9
Commercial Paper	144.6	144.6	145.4	145.4
Other Borrowings	2,647.9	2,647.9	1,416.0	1,416.1
Senior Notes	272.5	270.7	200.0	199.4
Subordinated Debt	1,007.4	1,038.4	850.0	878.7
Federal Home Loan Bank Borrowings	1,798.5	1,829.8	1,761.0	1,852.9
Floating Rate Capital Debt	276.4	265.9	276.3	275.8
Liability on Acceptances	.7	.7	2.0	2.0
Financial Guarantees	10.2	10.2	4.5	4.5
Loan Commitments	5.7	5.7	6.2	6.2
DERIVATIVE INSTRUMENTS
Asset/Liability Management:
Foreign Exchange Contracts
Assets	14.5	14.5	22.6	22.6
Liabilities	12.0	12.0	43.9	43.9
Interest Rate Swap Contracts
Assets	8.0	8.0	—	—
Liabilities	3.0	3.0	7.1	7.1
Credit Default Swaps	.5	.5	.6	.6
Client-Related and Trading:
Foreign Exchange Contracts
Assets	694.0	694.0	941.6	941.6
Liabilities	681.9	681.9	921.2	921.2
Interest Rate Swap Contracts
Assets	13.2	13.2	16.0	16.0
Liabilities	8.1	8.1	13.9	13.9
Interest Rate Option Contracts
Assets	.6	.6	—	—
Liabilities	.6	.6	—	—

PAGE 68	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

31. Business Units and Related Information—Information regarding the Corporation’s major business units is contained in the Results of Operations tables included in the section titled Business Unit Reporting beginning on page 8 and is incorporated herein by reference.

Northern Trust’s international activities are centered in the global custody, treasury activities, foreign exchange, investment management and commercial banking businesses. The operations of Northern Trust are managed on a business unit basis and include components of both U.S and non-U.S. source income and assets. Non-U.S. source income and assets are not separately identified in Northern Trust’s internal management reporting system. However, Northern Trust is required to disclose non-U.S. activities based on the domicile of the customer. Due to the complex and integrated nature of Northern Trust’s U.S. and non-U.S. activities, it is impossible to segregate with precision revenues, expenses and assets between U.S. and non-U.S. domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between U.S. and non-U.S. operations.

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

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(IN MILLIONS)	TOTAL ASSETS	TOTAL REVENUE*	INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	NET INCOME
2005
Non-U.S.	$15,766.1	$687.4	$275.0	$171.5
U.S.	37,647.7	1,937.8	612.8	412.9

Total	$53,413.8	$2,625.2	$887.8	$584.4

2004
Non-U.S.	$14,539.8	$479.1	$220.8	$137.8
U.S.	30,736.9	1,792.9	533.7	367.8

Total	$45,276.7	$2,272.0	$754.5	$505.6

2003
Non-U.S.	$10,772.5	$369.8	$154.3	$96.3
U.S.	30,677.7	1,720.6	476.8	308.5

Total	$41,450.2	$2,090.4	$631.1	$404.8

*Revenue is comprised of net interest income and noninterest income.

32. Regulatory Capital Requirements—Northern Trust and its subsidiary banks are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to average quarterly assets in order to be classified as “well capitalized.” The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not “well capitalized” and obligate the federal bank regulatory authorities to take “prompt corrective action” with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank’s financial statements.

As of December 31, 2005, each of Northern’s subsidiary banks had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date that management believes have adversely affected the capital categorization of any subsidiary bank for these purposes.

Northern Trust Corporation	Financial Annual Report	PAGE 69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 2005 or 2004 exceeded 10% of the consolidated total.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ IN MILLIONS)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2005
Total Capital to Risk-Weighted Assets
Consolidated	$4,225	12.3%	$3,441	10.0%
The Northern Trust Company	3,054	11.0	2,771	10.0
Northern Trust Bank of Florida N.A.	441	11.1	396	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	3,340	9.7	2,065	6.0
The Northern Trust Company	2,213	8.0	1,662	6.0
Northern Trust Bank of Florida N.A.	420	10.6	237	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	3,340	7.1	2,347	5.0
The Northern Trust Company	2,213	5.7	1,935	5.0
Northern Trust Bank of Florida N.A.	420	8.4	249	5.0

AS OF DECEMBER 31, 2004
Total Capital to Risk-Weighted Assets
Consolidated	$4,037	13.3%	$3,033	10.0%
The Northern Trust Company	2,874	11.9	2,405	10.0
Northern Trust Bank of Florida N.A.	406	11.0	369	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	3,331	11.0	1,820	6.0
The Northern Trust Company	2,210	9.2	1,443	6.0
Northern Trust Bank of Florida N.A.	385	10.4	222	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	3,331	7.6	2,202	5.0
The Northern Trust Company	2,210	6.1	1,802	5.0
Northern Trust Bank of Florida N.A.	385	8.0	241	5.0

The bank regulatory authorities of several nations, individually and through the Basel Committee on Banking Supervision (Basel Committee), are considering changes to the risk-based capital adequacy framework that could affect the capital guidelines applicable to financial holding companies and banks. The Basel Committee published the final language of the new Basel Capital Accord (BCA) in June, 2004. It is anticipated that implementation of the BCA capital adequacy framework in the United States will become fully effective in January 2009, with transitional arrangements in place for at least the following three years. U.S. regulatory agencies have issued draft language for the rules related to implementation of the BCA, and are expected to issue final rules in the first quarter of 2006. The Corporation is monitoring the status and progress of the proposed rules and has over several years been engaged in preparing to qualify for the approaches to calculating minimum regulatory capital under the BCA that U.S. regulators have proposed to adopt.

PAGE 70	Northern Trust Corporation	Financial Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

33. Northern Trust Corporation (Corporation only)—Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET	DECEMBER 31
(IN MILLIONS)	2005	2004
ASSETS
Cash on Deposit with Subsidiary Bank	$.1	$.1
Time Deposits with Banks	333.0	275.8
Securities	14.1	74.3
Investments in Wholly-Owned Subsidiaries–Banks	3,434.9	3,077.3
–Nonbank	167.8	184.5
Buildings and Equipment	3.5	3.5
Other Assets	259.0	271.9

Total Assets	$4,212.4	$3,887.4

LIABILITIES
Commercial Paper	$144.6	$145.4
Long-Term Debt	284.7	284.6
Other Liabilities	182.3	161.8

Total Liabilities	611.6	591.8
Stockholders’ Equity	3,600.8	3,295.6

Total Liabilities and Stockholders’ Equity	$4,212.4	$3,887.4

CONDENSED STATEMENT OF INCOME	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2005	2004	2003
OPERATING INCOME
Dividends–Bank Subsidiaries	$187.1	$202.5	$384.5
–Nonbank Subsidiaries	66.7	24.3	11.2
Intercompany Interest and Other Charges	6.9	3.8	2.7
Interest and Other Income	6.6	4.3	1.7

Total Operating Income	267.3	234.9	400.1

OPERATING EXPENSES
Interest Expense	15.9	7.8	7.0
Other Operating Expenses	10.4	12.0	10.7

Total Operating Expenses	26.3	19.8	17.7

Income before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	241.0	215.1	382.4
Benefit for Income Taxes	10.7	11.6	9.5

Income before Equity in Undistributed Net Income of Subsidiaries	251.7	226.7	391.9
Equity in Undistributed Net Income of Subsidiaries–Banks	360.6	274.1	22.5
–Nonbank	(27.9)	4.8	(9.6)

Net Income	$584.4	$505.6	$404.8

Net Income Applicable to Common Stock	$584.4	$505.6	$404.1

Northern Trust Corporation	Financial Annual Report	PAGE 71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2005	2004	2003
OPERATING ACTIVITIES:
Net Income	$584.4	$505.6	$404.8
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(332.7)	(278.9)	(12.9)
Decrease in Prepaid Expenses	.9	.5	.5
Other, net	22.3	34.7	22.3

Net Cash Provided by Operating Activities	274.9	261.9	414.7

INVESTING ACTIVITIES:
Net (Increase) Decrease in Time Deposits with Banks	(57.2)	20.4	(70.4)
Purchases of Securities	(15.0)	(18.5)	(4.5)
Sales of Securities	18.0	13.5	—
Proceeds from Maturity and Redemption of Securities	56.5	15.0	6.2
Net Increase in Capital Investments in Subsidiaries	(11.4)	(13.0)	(25.7)
Net Decrease in Loans to Subsidiaries	—	—	6.3
Net Decrease in Other Loans	—	.2	.7
Other, net	16.1	(36.9)	(4.5)

Net Cash Provided by (Used in) Investing Activities	7.0	(19.3)	(91.9)

FINANCING ACTIVITIES:
Net Increase (Decrease) in Commercial Paper	(.8)	3.1	(1.3)
Redemption of Preferred Stock	—	—	(120.0)
Treasury Stock Purchased	(165.3)	(147.6)	(109.9)
Cash Dividends Paid on Common Stock	(183.5)	(167.0)	(149.9)
Cash Dividends Paid on Preferred Stock	—	—	(.8)
Net Proceeds from Stock Options	50.6	35.4	25.4
Other, net	17.1	33.5	33.7

Net Cash Used in Financing Activities	(281.9)	(242.6)	(322.8)

Net Change in Cash on Deposit with Subsidiary Bank	—	—	—
Cash on Deposit with Subsidiary Bank at Beginning of Year	.1	.1	.1

Cash on Deposit with Subsidiary Bank at End of Year	$.1	$.1	$.1

PAGE 72	Northern Trust Corporation	Financial Annual Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheets of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Northern Trust’s internal control over financial reporting as of December 31, 2005, based on criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 28, 2006

Northern Trust Corporation	Financial Annual Report	PAGE 73

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE STATEMENT OF CONDITION WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A TAXABLE EQUIVALENT BASIS)	2005			2004
($ IN MILLIONS)	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE
AVERAGE EARNING ASSETS
Money Market Assets
Federal Funds Sold and Resell Agreements	$36.4	$1,098.0	3.32%	$14.2	$954.2	1.49%
Time Deposits with Banks	341.3	10,664.5	3.20	246.1	10,417.0	2.36
Other Interest-Bearing	1.0	39.2	2.44	.3	34.0	.94

Total Money Market Assets	378.7	11,801.7	3.21	260.6	11,405.2	2.29

Securities
U.S. Government	.8	27.6	2.91	.8	64.4	1.28
Obligations of States and Political Subdivisions	63.8	926.3	6.89	65.2	919.9	7.09
Government Sponsored Agency	256.5	7,522.4	3.41	93.0	6,162.7	1.51
Other	59.2	1,422.1	4.15	35.7	1,006.6	3.54

Total Securities	380.3	9,898.4	3.84	194.7	8,153.6	2.39

Loans and Leases	892.5	18,754.0	4.76	717.3	17,450.9	4.11

Total Earning Assets	$1,651.5	40,454.1	4.08%	$1,172.6	37,009.7	3.17%

Reserve for Credit Losses Assigned to Loans and Leases	—	(129.4)	—	—	(145.0)	—
Cash and Due from Banks	—	2,199.4	—	—	1,713.9	—
Other Assets	—	3,450.0	—	—	2,721.7	—

Total Assets	—	$45,974.1	—	—	$41,300.3	—

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$122.9	$7,238.9	1.70%	$54.8	$7,313.9	.75%
Savings Certificates	45.7	1,510.7	3.03	36.8	1,478.6	2.49
Other Time	10.5	379.5	2.78	5.2	322.0	1.63
Non-U.S. Offices Time	442.4	17,125.4	2.58	200.3	12,501.8	1.60

Total Deposits	621.5	26,254.5	2.37	297.1	21,616.3	1.37
Federal Funds Purchased	49.1	1,686.9	2.91	49.5	3,815.9	1.30
Securities Sold under Agreements to Repurchase	52.1	1,695.3	3.08	22.2	1,722.0	1.29
Commercial Paper	4.7	142.5	3.27	1.9	135.4	1.41
Other Borrowings	12.6	995.6	1.27	2.7	398.9	.68
Senior Notes	11.7	257.9	4.53	19.2	328.3	5.84
Long-Term Debt	166.6	2,889.6	5.77	158.8	2,603.4	6.10
Floating Rate Capital Debt	10.9	276.4	3.95	5.7	276.3	2.08

Total Interest-Related Funds	929.2	34,198.7	2.72	557.1	30,896.5	1.80

Interest Rate Spread	—	—	1.36	—	—	1.37
Noninterest-Bearing Deposits	—	5,847.3	—	—	5,411.2	—
Other Liabilities	—	2,493.3	—	—	1,847.3	—
Stockholders’ Equity	—	3,434.8	—	—	3,145.3	—

Total Liabilities and Stockholders’ Equity	—	$45,974.1	—	—	$41,300.3	—

Net Interest Income/Margin (FTE Adjusted)	$722.3	—	1.79%	$615.5	—	1.66%

Net Interest Income/Margin (Unadjusted)	$661.4	—	1.64%	$561.1	—	1.52%

Net Interest Income/Margin Components
U.S.	$652.4	$28,680.6	2.28%	$528.0	$25,918.2	2.04%
Non-U.S.	69.9	11,773.5	.59	87.5	11,091.5	.79

Consolidated	$722.3	$40,454.1	1.79%	$615.5	$37,009.7	1.66%

Notes–Average balance includes nonaccrual loans.

–Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.30% for 2005, 2004 and 2003 and 7.18% for other years). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $60.9 million in 2005, $54.4 million in 2004, $52.4 million in 2003, $48.7 million in 2002, and $52.6 million in 2001.

PAGE 74	Northern Trust Corporation	Financial Annual Report

CONSOLIDATED FINANCIAL STATISTICS

2003			2002			2001
INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE

$9.0	$710.3	1.27%	$12.0	$689.5	1.74%	$29.5	$800.9	3.68%
162.2	8,029.8	2.02	203.9	8,082.5	2.52	194.3	4,832.0	4.02
1.1	102.3	1.06	.7	33.6	2.03	1.0	24.7	4.36

172.3	8,842.4	1.95	216.6	8,805.6	2.46	224.8	5,657.6	3.97

1.7	105.1	1.64	4.2	154.4	2.71	10.3	186.1	5.52
62.7	859.3	7.31	49.8	640.0	7.78	39.8	495.1	8.04
91.7	6,794.7	1.35	114.2	5,905.4	1.93	339.2	7,434.2	4.56
27.8	679.8	4.09	25.9	502.4	5.16	28.2	418.3	6.76

183.9	8,438.9	2.18	194.1	7,202.2	2.70	417.5	8,533.7	4.89

751.9	17,506.9	4.30	876.3	17,614.2	4.97	1,091.7	17,850.5	6.12

$1,108.1	34,788.2	3.19%	$1,287.0	33,622.0	3.83%	$1,734.0	32,041.8	5.41%

—	(160.6)	—	—	(156.5)	—	—	(153.3)	—
—	1,789.6	—	—	1,634.3	—	—	1,536.2	—
—	2,698.0	—	—	2,496.9	—	—	2,208.0	—

—	$39,115.2	—	—	$37,596.7	—	—	$35,632.7	—

$51.0	$6,791.2	.75%	$70.1	$6,196.6	1.13%	$163.4	$5,753.6	2.84%
43.4	1,655.3	2.62	65.5	1,913.6	3.42	114.2	2,203.7	5.18
5.5	314.7	1.74	9.4	367.6	2.55	55.0	1,110.0	4.96
132.3	10,458.3	1.27	171.9	9,687.7	1.77	313.3	8,649.2	3.62

232.2	19,219.5	1.21	316.9	18,165.5	1.74	645.9	17,716.5	3.65
47.9	4,510.9	1.06	68.4	4,175.5	1.64	109.8	2,839.0	3.87
18.0	1,711.1	1.05	20.4	1,282.9	1.59	58.0	1,474.1	3.93
1.6	142.0	1.18	2.5	140.1	1.79	5.6	137.5	4.05
3.6	462.6	.78	16.1	1,049.5	1.53	53.1	1,502.5	3.53
28.0	405.9	6.88	31.1	450.0	6.92	33.4	485.5	6.88
171.2	2,714.9	6.31	174.3	2,665.1	6.54	166.5	2,501.8	6.66
5.0	267.9	1.88	6.8	267.8	2.53	13.5	267.7	5.03

507.5	29,434.8	1.72	636.5	28,196.4	2.26	1,085.8	26,924.6	4.03

—	—	1.47	—	—	1.57	—	—	1.38
—	5,062.2	—	—	5,183.9	—	—	4,893.4	—
—	1,642.5	—	—	1,349.6	—	—	1,194.5	—
—	2,975.7	—	—	2,866.8	—	—	2,620.2	—

—	$39,115.2	—	—	$37,596.7	—	—	$35,632.7	—

$600.6	—	1.73%	$650.5	—	1.93%	$648.2	—	2.02%

$548.2	—	1.58%	$601.8	—	1.79%	$595.6	—	1.86%

$517.5	$26,219.2	1.97%	$571.5	$25,016.5	2.28%	$602.6	$26,363.8	2.29%
83.1	8,569.0	.97	79.0	8,605.5	.92	45.6	5,678.0	.80

$600.6	$34,788.2	1.73%	$650.5	$33,622.0	1.93%	$648.2	$32,041.8	2.02%

Northern Trust Corporation	Financial Annual Report	PAGE 75

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA [UNAUDITED]

STATEMENT OF INCOME	2005				2004
($ IN MILLIONS EXCEPT PER SHARE INFORMATION)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$403.5	396.6	402.1	357.2	$338.7	327.5	336.2	327.9
Other Noninterest Income	101.6	105.1	105.5	92.2	99.7	79.9	102.4	98.6
Net Interest Income
Interest Income	442.0	410.3	394.8	343.5	327.2	279.3	257.3	254.4
Interest Expense	271.5	241.9	229.7	186.1	176.6	140.3	124.3	115.9

Net Interest Income	170.5	168.4	165.1	157.4	150.6	139.0	133.0	138.5
Provision for Credit Losses	—	2.5	—	—	(10.0)	—	—	(5.0)
Noninterest Expenses	456.7	441.6	441.6	395.0	399.5	377.8	377.2	377.2
Provision for Income Taxes	71.3	78.3	81.1	72.7	66.9	53.9	63.6	65.3

Net Income	$147.6	147.7	150.0	139.1	$132.6	114.7	130.8	127.5

PER COMMON SHARE
Net Income–Basic	$.68	.68	.69	.64	$.61	.52	.60	.58
–Diluted	.67	.67	.68	.63	.60	.52	.59	.57

AVERAGE BALANCE SHEET
ASSETS
Cash and Due from Banks	$2,396.8	2,314.6	2,032.2	2,048.9	$1,950.7	1,614.1	1,661.0	1,628.4
Money Market Assets	10,946.6	11,735.0	12,908.8	11,624.7	13,151.9	11,545.3	11,015.3	9,887.6
Securities	10,948.9	9,634.4	9,718.6	9,276.2	8,560.9	7,471.0	8,545.9	8,039.3
Loans and Leases	19,334.4	18,829.9	18,769.2	18,067.6	17,777.4	17,474.7	17,294.3	17,253.5
Reserve for Credit Losses Assigned to Loans	(126.3)	(129.9)	(130.5)	(130.9)	(140.3)	(142.6)	(144.9)	(152.3)
Other Assets	3,987.6	3,662.4	3,432.4	2,701.1	2,986.6	2,405.6	2,628.7	2,866.5

Total Assets	$47,488.0	46,046.4	46,730.7	43,587.6	$44,287.2	40,368.1	41,000.3	39,523.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$4,751.1	4,602.2	4,754.3	4,729.3	$4,650.3	4,333.2	4,507.4	4,472.4
Savings and Other Interest-Bearing	8,840.1	8,480.9	8,730.6	8,950.9	8,827.8	8,858.7	8,831.9	8,650.5
Other Time	390.1	377.0	368.9	381.9	364.5	347.4	298.2	277.0
Non-U.S. Offices	18,947.8	19,201.2	19,207.3	15,652.4	15,391.2	12,934.1	13,034.5	12,312.4

Total Deposits	32,929.1	32,661.3	33,061.1	29,714.5	29,233.8	26,473.4	26,672.0	25,712.3
Purchased Funds	4,358.8	3,771.4	4,517.9	5,453.5	6,422.6	5,893.2	6,269.3	5,702.2
Senior Notes	275.4	277.7	287.1	190.3	263.6	350.0	350.0	350.0
Long-Term Debt	2,892.2	3,077.1	2,902.2	2,682.8	2,647.9	2,626.9	2,610.9	2,527.3
Floating Rate Capital Debt	276.4	276.4	276.3	276.3	276.3	276.2	276.2	276.2
Other Liabilities	3,181.6	2,500.0	2,312.3	1,965.6	2,206.5	1,579.7	1,709.4	1,892.5
Stockholders’ Equity	3,574.5	3,482.5	3,373.8	3,304.6	3,236.5	3,168.7	3,112.5	3,062.5

Total Liabilities and Stockholders’ Equity	$47,488.0	46,046.4	46,730.7	43,587.6	$44,287.2	40,368.1	41,000.3	39,523.0

ANALYSIS OF NET INTEREST INCOME
Earning Assets	$41,229.9	40,199.3	41,396.6	38,968.5	$39,490.2	36,491.0	36,855.5	35,180.4
Interest-Related Funds	34,684.3	34,235.1	35,278.4	32,573.7	33,103.6	30,332.2	30,792.8	29,339.2
Noninterest-Related Funds	6,545.6	5,964.2	6,118.2	6,394.8	6,386.6	6,158.8	6,062.7	5,841.2
Net Interest Income (Taxable equivalent)	187.3	183.5	179.8	171.7	164.7	152.6	146.5	151.7
Net Interest Margin (Taxable equivalent)	1.80%	1.81	1.74	1.79	1.66%	1.66	1.60	1.73

COMMON STOCK DIVIDEND AND MARKET PRICE
Dividends	$.23	.21	.21	.21	$.21	.19	.19	.19
Market Price Range–High	55.00	51.55	47.48	49.05	49.43	43.41	48.14	51.35
–Low	48.39	45.66	42.63	41.60	38.55	38.40	39.65	45.19

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

PAGE 76	Northern Trust Corporation	Financial Annual Report