Form 10-K, Exhibit 13
period 2006-12-31
NORTHERN TRUST CORP
filed 2007-02-28
CIK 73124

Exhibit 13

FINANCIAL REVIEW

2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

32

MANAGEMENT’S REPORT ON INTERNAL CONTROL
OVER FINANCIAL REPORTING

33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WITH RESPECT TO INTERNAL CONTROL OVER FINANCIAL REPORTING

34

CONSOLIDATED FINANCIAL STATEMENTS

38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

72

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

73

CONSOLIDATED FINANCIAL STATISTICS

76

SENIOR OFFICERS

77

BOARD OF DIRECTORS

78

CORPORATE INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ IN MILLIONS EXCEPT PER SHARE INFORMATION)	2006	2005	2004	2003	2002
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,791.6	$1,559.4	$1,330.3	$1,189.1	$1,161.0
Foreign Exchange Trading Income	247.3	180.2	158.0	109.6	106.4
Treasury Management Fees	65.4	71.2	88.1	95.6	96.3
Security Commissions and Trading Income	62.7	55.2	50.5	54.8	42.9
Other Operating Income	97.8	97.5	83.8	93.1	57.8
Investment Security Gains	1.4	.3	.2	—	.3

Total Noninterest Income	2,266.2	1,963.8	1,710.9	1,542.2	1,464.7

Net Interest Income	729.9	661.4	561.1	548.2	601.8
Provision for Credit Losses	15.0	2.5	(15.0)	2.5	37.5

Income before Noninterest Expenses	2,981.1	2,622.7	2,287.0	2,087.9	2,029.0

Noninterest Expenses
Compensation	876.6	774.2	661.7	652.1	629.6
Employee Benefits	217.6	190.4	161.5	133.1	125.5
Occupancy Expense	145.4	133.7	121.5	132.7	101.8
Equipment Expense	82.5	83.2	84.7	88.2	85.0
Other Operating Expenses	634.8	553.4	502.3	469.2	418.1

Total Noninterest Expenses	1,956.9	1,734.9	1,531.7	1,475.3	1,360.0

Income before Income Taxes	1,024.2	887.8	755.3	612.6	669.0
Provision for Income Taxes	358.8	303.4	249.7	207.8	221.9

Net Income	$665.4	$584.4	$505.6	$404.8	$447.1

PER COMMON SHARE
Net Income–Basic	$3.06	$2.68	$2.30	$1.84	$2.02
–Diluted	3.00	2.64	2.27	1.80	1.97
Cash Dividends Declared	.94	.86	.78	.70	.68
Book Value–End of Period (EOP)	18.03	16.51	15.04	13.88	13.04
Market Price–EOP	60.69	51.82	48.58	46.28	35.05

Average Total Assets	$53,106	$45,974	$41,300	$39,115	$37,597
Senior Notes–EOP	445	272	200	350	450
Long-Term Debt–EOP	2,308	2,818	2,625	2,541	2,637
Floating Rate Capital Debt–EOP	276	276	276	276	268

RATIOS
Dividend Payout Ratio	30.8%	32.1%	33.9%	38.1%	33.8%
Return on Average Assets	1.25	1.27	1.22	1.04	1.19
Return on Average Common Equity	17.57	17.01	16.07	13.81	16.20
Tier 1 Capital to Risk-Weighted Assets–EOP	9.8	9.7	11.0	11.1	11.1
Total Capital to Risk-Weighted Assets–EOP	11.9	12.3	13.3	14.0	14.1
Risk-Adjusted Leverage Ratio	6.7	7.1	7.6	7.5	7.8
Average Stockholders’ Equity to Average Assets	7.13	7.47	7.62	7.61	7.63

Stockholders–EOP	3,040	3,239	3,525	3,288	3,130
Staff–EOP (full-time equivalent)	9,726	9,008	8,022	8,056	9,317

2	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF CORPORATION

Focused Business Strategy. Northern Trust is a leading provider of global financial solutions for investment management, asset servicing, fiduciary, and banking needs of corporations, institutions, and affluent individuals. Northern Trust is exclusively focused on the custody, management, and servicing of client assets in two target market segments, affluent individuals through its Personal Financial Services (PFS) business unit and institutional investors worldwide through its Corporate and Institutional Services (C&IS) business unit. An important element in this strategy is increasing the penetration of the PFS and C&IS target markets with investment management and related services and products provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes quality through a high level of service complemented by the effective use of technology. Operating and systems support for these business units is provided through the Worldwide Operations and Technology (WWOT) business unit.

Business Structure. Northern Trust Corporation (Corporation) is a financial holding company under the Gramm-Leach-Bliley Act and was originally organized as a bank holding company in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank). The Bank is an Illinois banking corporation headquartered in Chicago and the Corporation’s principal subsidiary. PFS services are delivered through a network of over 80 offices in 18 U.S. states as well as offices in London and Guernsey. C&IS products are delivered to clients in approximately 40 countries through offices in North America, Europe, and the Asia-Pacific region.

Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

During 2006, Northern Trust achieved excellent financial results as evidenced by record net income of $665.4 million and net income per common share of $3.00, each increasing 14% from 2005.

Revenues reached record levels, equaling $3.06 billion on a fully taxable equivalent (FTE) basis, an increase of 14% from 2005. Trust, investment and other servicing fees of $1.79 billion were the largest contributor to the growth in revenues, up 15% compared to the prior year, reflecting continued strong new business internationally.

Strong revenue growth was also driven by record net interest income (FTE) during 2006 of $794.7 million, up 10%, primarily due to 14% growth in average earning assets. Asset growth was achieved without sacrificing quality, as evidenced by the strong credit quality of our loan portfolio. Nonperforming loans at year end totaled only $35.7 million, or 0.16% of total loans.

We achieved positive operating leverage in 2006. Noninterest expenses totaled $1.96 billion in 2006, an increase of 13%, compared to the 14% increase in revenues.

Our strong financial performance in 2006 is reflected in the achievement of all four of our long-term, across cycle, strategic financial targets. In 2006, we achieved:

•	very strong revenue growth of 14% (goal of 8-10% revenue growth);
•	positive operating leverage;
•	double digit, 14% growth in earnings per share (goal of 10-12% earnings per share growth); and
•	a return on common equity of 17.6% (goal of 16-18% return on common equity).

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our success during 2006 was also marked by record assets under custody and record assets under management. Increased new business and higher equity markets drove assets under custody up 21% to $3.5 trillion and assets under management up 13% to $697.2 billion. Global custody assets increased 36% to $1.69 trillion at year-end, primarily due to Northern Trust’s continued success internationally.

During 2006, Northern Trust continued to focus on attractive growth markets and broadening our capabilities to serve clients. In Personal Financial Services, we completed numerous initiatives that allow us to provide blended investment solutions to our clients – bringing to the market the best of Northern Trust’s investment capabilities along with investment products from outside managers. In Corporate and Institutional Services, we completed the integration of the largest acquisition in our history and now have a strong position in private equity, hedge fund, property, and other fund administration in the United Kingdom and Ireland. We are the largest private equity administrator in Europe and have the largest number of funds administered in Dublin. We opened a new operating center in India to support our growing Asian client base, and to augment our existing operations centers in North America and Europe. We also completed the migration of Insight Investment Services Limited’s back and middle office investment operations to our platform, representing $190 billion in assets.

The financial strength of Northern Trust is reflected in our strong capital levels as of December 31, 2006. During 2006, stockholders’ equity grew to $3.94 billion, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. In October 2006, the Board of Directors increased the quarterly dividend per common share by 8.7% to $.25, for a new annual rate of $1.00. The Board’s action reflects a policy of establishing the dividend rate commensurate with profitability while retaining sufficient earnings to allow for strategic initiatives and the maintenance of a strong balance sheet and capital ratios.

CONSOLIDATED RESULTS OF OPERATIONS

Financial Services Group Acquisition. On March 31, 2005, Northern Trust completed its acquisition of Baring Asset Management’s Financial Services Group (FSG), a fund services group that offered fund administration, custody, and trust services. The final adjusted purchase price totaled 261.5 million British Pounds Sterling. The acquisition increased Northern Trust’s global fund administration, hedge fund, private equity, and property administration capabilities.

FSG revenues for the nine months in 2005 subsequent to its acquisition were $130.8 million and acquisition related funding costs were $19.8 million. Operating and integration expenses totaled $105.9 million. The after-tax impact of this acquisition was neutral to full year 2005 results.

Noninterest Income. Noninterest income represented 74% of total taxable equivalent revenue in 2006 compared with 73% in 2005 and 74% in 2004.

2006 REVENUE (FTE)

The components of noninterest income and a discussion of significant changes during 2006 and 2005 follow.

FOR THE YEAR

(IN MILLIONS)	2006	2005	2004
Trust, Investment and Other Servicing Fees	$1,791.6	$1,559.4	$1,330.3
Foreign Exchange Trading Income	247.3	180.2	158.0
Treasury Management Fees	65.4	71.2	88.1
Security Commissions and Trading Income	62.7	55.2	50.5
Other Operating Income	97.8	97.5	83.8
Investment Security Gains	1.4	.3	.2

Total Noninterest Income	$2,266.2	$1,963.8	$1,710.9

2006 NONINTEREST INCOME

Trust, Investment and Other Servicing Fees. Trust, investment and other servicing fees accounted for 79% of total noninterest income and 59% of total taxable equivalent revenue in 2006. Trust, investment and other servicing fees for 2006 increased 15% to $1.79 billion from $1.56 billion in 2005, which was up 17% from $1.33 billion in 2004. Over the past five years, trust, investment and other servicing fees have increased at an annual compound growth rate of 8.5%. For a more detailed discussion of trust, investment and other servicing fees, refer to the business unit reporting section beginning

4	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

on page 9. Total assets under custody at December 31, 2006 were a record $3.55 trillion, up 21% from $2.93 trillion a year ago, and included $1.69 trillion of global custody assets. Managed assets totaled a record $697.2 billion, up 13% from $617.9 billion at the end of 2005.

Trust, investment and other servicing fees are generally based on the market value of assets custodied, managed, and serviced; the volume of transactions; securities lending volume and spreads; and fees for other services rendered. Certain investment management fee arrangements also may provide for performance fees, based on client portfolio returns exceeding predetermined levels. Based on analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust, investment and other servicing fees of approximately 4% and in total revenues of approximately 2%. In addition, C&IS client relationships are generally priced to reflect earnings from activities such as foreign exchange trading and custody-related deposits that are not included in trust, investment and other servicing fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $20.7 billion in 2006, $15.8 billion in 2005, and $12.8 billion in 2004.

ASSETS UNDER CUSTODY	DECEMBER 31					PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ IN BILLIONS)	2006	2005	2004	2003	2002	2006/05
Corporate & Institutional	$3,263.5	$2,699.7	$2,345.1	$1,900.9	$1,329.0	21%	17%
Personal	281.9	225.6	209.3	184.9	150.6	25	12

Total Assets Under Custody	$3,545.4	$2,925.3	$2,554.4	$2,085.8	$1,479.6	21%	16%

C&IS ASSETS UNDER CUSTODY ($ in Billions)	PFS ASSETS UNDER CUSTODY ($ in Billions)

ASSETS UNDER MANAGEMENT	DECEMBER 31					PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ IN BILLIONS)	2006	2005	2004	2003	2002	2006/05
Corporate & Institutional	$562.5	$500.7	$461.5	$374.3	$214.8	12%	20%
Personal	134.7	117.2	110.4	104.3	87.7	15	7

Total Managed Assets	$697.2	$617.9	$571.9	$478.6	$302.5	13%	17%

C&IS ASSETS UNDER MANAGEMENT ($ in Billions)	PFS ASSETS UNDER MANAGEMENT ($ in Billions)

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Foreign Exchange Trading Income. Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to trading income. Foreign exchange trading income totaled $247.3 million in 2006 compared with $180.2 million in 2005. The increase primarily reflects increased client activity. 2005 foreign exchange results, which were 14% higher than the $158.0 million reported in 2004, reflected increased market volatility in the major currencies and increased client activity.

Treasury Management Fees. The fee portion of treasury management revenues totaled $65.4 million in 2006, a decrease of 8% from the $71.2 million reported in 2005 and compared with $88.1 million in 2004. The decreases in 2006 and 2005 were partially offset by improved net interest income as clients opted to pay for services via compensating deposit balances, consistent with historical experience in a higher interest rate environment.

Security Commissions and Trading Income. Revenues from security commissions and trading income totaled $62.7 million in 2006, compared with $55.2 million in 2005 and $50.5 million in 2004. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). The increases in 2006 and 2005 primarily reflect higher revenue from core brokerage services and transition management services for institutional clients.

Other Operating Income. The components of other operating income were as follows:

(IN MILLIONS)	2006	2005	2004
Loan Service Fees	$17.1	$18.1	$22.0
Banking Service Fees	35.8	34.3	31.8
Gain (Loss) from Equity Investments	.2	1.7	(.8)
Gain on Sale of Nonperforming Loans	—	—	5.1
Gain on Sale of Buildings	—	7.9	—
Other Income	44.7	35.5	25.7

Total Other Operating Income	$97.8	$97.5	$83.8

The 2006 and 2005 increases in the other income component resulted primarily from higher custody-related deposit revenue.

Investment Security Gains. Net security gains were $1.4 million in 2006. This compares with net gains of $.3 million in 2005 and $.2 million in 2004.

Net Interest Income. An analysis of net interest income on a FTE basis, major balance sheet components impacting net interest income, and related ratios is provided below.

ANALYSIS OF NET INTEREST INCOME [FTE]

				PERCENT CHANGE
($ IN MILLIONS)	2006	2005	2004	2006/05	2005/04
Interest Income	$2,206.8	$1,590.6	$1,118.2	38.7%	42.2%
FTE Adjustment	64.8	60.9	54.4	6.4	11.9

Interest Income–FTE	2,271.6	1,651.5	1,172.6	37.5	40.8
Interest Expense	1,476.9	929.2	557.1	58.9	66.8

Net Interest Income–FTE Adjusted	$794.7	$722.3	$615.5	10.0%	17.4%

Net Interest Income–Unadjusted	$729.9	$661.4	$561.1	10.4%	17.9%

AVERAGE BALANCE
Earning Assets	$45,994.8	$40,454.1	$37,009.7	13.7%	9.3%
Interest-Related Funds	40,410.0	34,198.7	30,896.5	18.2	10.7
Net Noninterest-Related Funds	5,584.8	6,255.4	6,113.2	(10.7)	2.3

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	4.94%	4.08%	3.17%	.86	.91
Interest-Related Funds	3.65	2.72	1.80	.93	.92
Interest Rate Spread	1.29	1.36	1.37	(.07)	(.01)
Total Source of Funds	3.21	2.29	1.51	.92	.78
Net Interest Margin	1.73%	1.79%	1.66%	(.06)	.13

Refer to pages 74 and 75 for a detailed analysis of net interest income.

6	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of hedging activity with derivative instruments. Earning assets, which consist of securities, loans, and money market assets, are financed by a large base of interest-bearing funds, including retail deposits, wholesale deposits, short-term borrowings, senior notes, and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds consist of demand deposits, the reserve for credit losses, and stockholders’ equity, reduced by nonearning assets including cash and due from banks, items in process of collection, buildings and equipment, and other nonearning assets. Variations in the level and mix of earning assets, interest-bearing funds, and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating deposit balances to pay for services.

Net interest income for 2006 was $729.9 million, up 10% from $661.4 million in 2005, which was up 18% from $561.1 million in 2004. When adjusted to a FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 2006 was $794.7 million, an increase of 10% from $722.3 million in 2005 which in turn was up 17% from $615.5 million in 2004. The increase in net interest income in 2006 is primarily the result of a $5.5 billion or 14% increase in average earning assets, primarily securities, money market assets, and loans, offset in part by a reduction in the net interest margin. The net interest margin decreased to 1.73% from 1.79% in the prior year due in large part to the significant growth in global custody related deposits which have been invested in short-term money market assets and U.S. government sponsored agency securities. The net interest margin increase in 2005 from 1.66% in 2004 was due in large part to wider spreads earned on retail deposits and an improved funding mix.

Earning assets averaged $46.0 billion, up 14% from the $40.5 billion reported in 2005, which was up from $37.0 billion in 2004. The growth in average earning assets reflects a $1.8 billion increase in loans, a $1.9 billion increase in securities and a $1.9 billion increase in money market assets.

Loans averaged $20.5 billion, 9% higher than last year. The year-to-year comparison reflects a 20% increase in average commercial loans to $4.2 billion. Residential mortgages rose 4% to average $8.5 billion and personal loans increased 6% to $2.9 billion. Non-U.S. loans increased to $1.3 billion in 2006 from the prior year average of $933 million. The loan portfolio includes noninterest-bearing U.S. and non-U.S. short duration advances, primarily related to the processing of custodied client investments, which averaged $1.0 billion in 2006, up from $696 million a year ago. Securities averaged $11.8 billion in 2006, up 19% resulting primarily from higher levels of government sponsored agency securities. Money market assets averaged $13.7 billion in 2006, up 16% from 2005 levels.

The increase in average earning assets of $5.5 billion was funded primarily through growth in interest-bearing deposits and short-term borrowings. The deposit growth was concentrated in foreign office time deposits, up $4.7 billion resulting from increased global custody activity. Savings and money market deposits were down 9%, partially offset by higher levels of savings certificates. Other interest-related funds averaged $9.8 billion, up $1.9 billion, principally from higher levels of federal funds purchased and securities sold under agreements to repurchase and the third quarter 2006 issuance of $250 million of senior notes by the Corporation. Average net noninterest-related funds decreased 11% and averaged $5.6 billion, due primarily to higher levels of noninterest-bearing cash and due from bank balances. Stockholders’ equity for the year averaged $3.8 billion, an increase of $351.9 million or 10% from 2005, principally due to the retention of earnings, offset in part by the repurchase of over 2.3 million shares of common stock at a total cost of $131.3 million ($55.65 average price per share) pursuant to the Corporation’s share buyback program.

For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 74 and 75.

Provision for Credit Losses. The provision for credit losses was $15.0 million in 2006 compared with a $2.5 million provision in 2005 and a negative $15.0 million provision in 2004. For a discussion of the reserve and provision for credit losses, refer to pages 26 through 28.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Expenses. Noninterest expenses for 2006 totaled $1.96 billion, up 13% from $1.73 billion in 2005. Noninterest expenses for 2005 included FSG operating and integration expenses of $105.9 million and was up 13% from $1.53 billion in 2004. The components of noninterest expenses and a discussion of significant changes in balances during 2006 and 2005 are provided below.

NONINTEREST EXPENSES

(IN MILLIONS)	2006	2005	2004
Compensation	$876.6	$774.2	$661.7
Employee Benefits	217.6	190.4	161.5
Occupancy Expense	145.4	133.7	121.5
Equipment Expense	82.5	83.2	84.7
Other Operating Expenses	634.8	553.4	502.3

Total Noninterest Expenses	$1,956.9	$1,734.9	$1,531.7

Compensation and Benefits. Compensation and employee benefits of $1.09 billion represented 56% of total noninterest expenses. The year-over-year increase was $129.6 million, or 13%, from $964.6 million in 2005, which was 17% higher than the $823.2 million in 2004. 2006 included $17.7 million of expense associated with the expensing of stock options. Compensation costs, which are the largest component of noninterest expenses, totaled $876.6 million, reflecting the impact of higher staff levels, annual salary increases, and performance-based compensation. The higher compensation level in 2005 compared with 2004 resulted primarily from the addition of FSG, annual salary increases, and higher performance-based compensation. Staff on a full-time equivalent basis averaged 9,312 in 2006, up 7% compared with 8,731 in 2005 due primarily to additional staff to support international growth. Staff on a full-time equivalent basis totaled 9,726 at December 31, 2006 compared with 9,008 at December 31, 2005.

Employee benefit costs for 2006 totaled $217.6 million, up $27.2 million or 14% from $190.4 million in 2005, which was 18% higher than the $161.5 million in 2004. The current year reflects higher expenses related to employment taxes, pension, and health care costs. The 2005 increase reflects the addition of FSG and higher expenses related to employment taxes, pension, and health care costs.

Occupancy Expense. Net occupancy expense totaled $145.4 million, up 9% from $133.7 million in 2005, which was 10% higher than $121.5 million in 2004. Occupancy expense for 2006 reflects increased levels of rental costs, real estate taxes, and building maintenance. Occupancy expense for 2005 included $12.2 million from FSG. After adjusting for FSG, 2005 occupancy expense was unchanged from 2004 levels.

Equipment Expense. Equipment expense, comprised of depreciation, rental, and maintenance costs, totaled $82.5 million, down 1% from $83.2 million in 2005, which was 2% lower than the $84.7 million in 2004. The decrease in the expense level for 2006 resulted from lower depreciation of computer hardware.

Other Operating Expenses. The components of other operating expenses were as follows:

(IN MILLIONS)	2006	2005	2004
Outside Services Purchased	$316.2	$268.0	$228.0
Software Amortization & Other Costs	122.8	113.4	108.1
Business Promotion	65.2	60.8	45.7
Other Intangibles Amortization	22.4	20.4	9.8
Other Expenses	108.2	90.8	110.7

Total Other Operating Expenses	$634.8	$553.4	$502.3

Other operating expenses for 2006 totaled $634.8 million, up 15% from $553.4 million in 2005, which was up 10% from $502.3 million in 2004. The increase in outside services purchased was due primarily to higher consulting and other professional services, and volume driven growth in global subcustody expense. The 2005 expenses included $34.7 million from the addition of FSG, as well as higher consulting and other professional services, and volume driven growth in global subcustody expense. Other expenses in 2004 included a $17.0 million charge related to a litigation settlement and an $11.6 million loss from securities processing activities.

Provision for Income Taxes. The provision for income taxes was $358.8 million in 2006 compared with $303.4 million in 2005 and $249.7 million in 2004. The 2006 provision includes two reserve adjustments associated with Northern Trust’s leveraged leasing portfolio. In the second quarter of 2006, Northern Trust increased by approximately $11 million its tax reserves for uncertainties associated with the timing of tax deductions related to certain leveraged lease transactions that have been challenged by the Internal Revenue Service (IRS). Northern Trust also recorded a net after tax adjustment of $4.0 million in the second quarter of 2006 as a result of the enactment of legislation repealing the exclusion from federal income taxation of certain income generated by a form of a leveraged lease known as an Ownership Foreign Sales Corporation transaction. This $4.0 million after tax adjustment represented a $5.8 million tax provision offset by $1.8 million of interest income on the related leases. These items were partially offset by a $7.9 million reduction in deferred tax liabilities due to management’s decision to reinvest indefinitely the 2006 earnings of certain non-U.S. subsidiaries. The effective tax rate was 35% for 2006, 34% for 2005 and 33% for 2004.

8	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

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

C&IS and PFS results are presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, is derived from internal accounting systems that support Northern Trust’s strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expenses related to each segment, as well as certain corporate support services, worldwide operations and systems development expenses. The management reporting systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Tier 1 and tier 2 capital are allocated based on the U.S. federal risk-based capital guidelines at a level that is consistent with Northern Trust’s consolidated capital ratios, coupled with management’s judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are the same as those described in note 1, “Accounting Policies,” in the notes to consolidated financial statements. Transfers of income and expense items are recorded at cost; there is no intercompany profit or loss on sales or transfers between business units. Northern Trust’s presentations are not necessarily consistent with similar information for other financial institutions. For management reporting purposes, certain corporate income and expense items are not allocated to the business units and are presented as part of “Treasury and Other.” These items include the impact of long-term debt, holding company investments, and certain corporate operating expenses.

The following table summarizes the consolidated results of operations of Northern Trust.

CONSOLIDATED RESULTS OF OPERATIONS

($ IN MILLIONS)	2006	2005	2004
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,791.6	$1,559.4	$1,330.3
Other	474.6	404.4	380.6
Net Interest Income (FTE)*	794.7	722.3	615.5

Revenues (FTE)*	3,060.9	2,686.1	2,326.4
Provision for Credit Losses	15.0	2.5	(15.0)
Noninterest Expenses	1,956.9	1,734.9	1,531.7

Income before Income Taxes*	1,089.0	948.7	809.7
Provision for Income Taxes*	423.6	364.3	304.1

Net Income	$665.4	$584.4	$505.6

Average Assets	$53,105.9	$45,974.1	$41,300.3

*Stated on a FTE basis. The consolidated figures include $64.8 million, $60.9 million, and $54.4 million of FTE adjustment for 2006, 2005, and 2004, respectively.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate and Institutional Services. The C&IS business unit, under the direction of Timothy J. Theriault, President – C&IS, is a leading worldwide provider of asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds. C&IS also offers a full range of commercial banking services, placing special emphasis on developing and supporting institutional relationships in two target markets: large corporations and financial institutions. Asset servicing, asset management, and related services encompass a full range of state-of-the-art capabilities including: global master trust, asset servicing, fund administration, settlement, and reporting; cash management; and investment risk and performance analytical services. Non-U.S. client relationships are managed principally through the Bank’s Canada, London, and Singapore branches and the Bank’s and the Corporation’s non-U.S. subsidiaries, including support from international offices in North America, Europe, and the Asia-Pacific region. Trust and asset servicing relationships managed by C&IS often include investment management, securities lending, transition management, and commission recapture services provided through the NTGI business unit. C&IS also provides related foreign exchange services in Chicago, London, and Singapore.

The following table summarizes the results of operations of C&IS for the years ended December 31, 2006, 2005, and 2004 on a management-reporting basis.

CORPORATE AND INSTITUTIONAL SERVICES

RESULTS OF OPERATIONS

($ IN MILLIONS)	2006	2005	2004
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,010.3	$851.4	$680.4
Other	361.5	292.3	279.0
Net Interest Income (FTE)	315.2	246.5	180.0

Revenues (FTE)	1,687.0	1,390.2	1,139.4
Provision for Credit Losses	9.1	(2.0)	(22.3)
Noninterest Expenses	1,018.9	872.0	706.7

Income before Income Taxes	659.0	520.2	455.0
Provision for Income Taxes	267.2	202.5	176.8

Net Income	$391.8	$317.7	$278.2

Percentage of Consolidated Net Income	59%	54%	55%

Average Assets	$33,903.5	$26,408.4	$21,198.4

Net income for C&IS increased 23% in 2006 and totaled $391.8 million compared with $317.7 million in 2005, which increased 14% from $278.2 million in 2004. Net income increased in 2006 resulting primarily from record levels of trust, investment and other servicing fees and foreign exchange trading results, and a 28% increase in net interest income. Net income increased in 2005 resulting primarily from higher levels of trust, investment and other servicing fees and foreign exchange trading income, and a 37% increase in net interest income.

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

10	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Trust, investment and other servicing fees in C&IS increased 19% in 2006 to $1.0 billion from $851.4 million in 2005. Trust, investment and other servicing fees in 2005 included $87.0 million of revenue from FSG and was up 25% from $680.4 million in 2004. The components of trust, investment and other servicing fees and a breakdown of assets under custody and under management follow.

CORPORATE AND INSTITUTIONAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(IN MILLIONS)	2006	2005	2004
Custody and Fund Administration	$500.3	$399.0	$272.1
Investment Management	256.3	242.0	230.2
Securities Lending	191.5	148.7	120.1
Other Services	62.2	61.7	58.0

Total Trust, Investment and Other Servicing Fees	$1,010.3	$851.4	$680.4

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(IN BILLIONS)	2006	2005	2004
U.S. Corporate	$623.2	$565.5	$536.6
Public Entities and Institutions	806.8	681.8	633.7
International	1,581.2	1,231.7	984.1
Securities Lending	247.9	217.2	187.9
Other	4.4	3.5	2.8

Total Assets Under Custody	$3,263.5	$2,699.7	$2,345.1

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(IN BILLIONS)	2006	2005	2004
U.S. Corporate	$92.5	$85.5	$86.8
Public Entities and Institutions	94.1	91.7	93.2
International	104.3	85.8	73.4
Securities Lending	247.9	217.2	187.9
Other	23.7	20.5	20.2

Total Assets Under Management	$562.5	$500.7	$461.5

2006 C&IS FEES

2006 C&IS ASSETS UNDER CUSTODY

2006 C&IS ASSETS UNDER MANAGEMENT

The increase in C&IS trust, investment and other servicing fees reflects growth in all major products. Custody and fund administration fees increased 25% to $500.3 million compared with $399.0 million a year ago, reflecting strong growth in global fees. Fees from investment management totaled $256.3 million compared with $242.0 million in the year-ago period. Higher investment management fees were generated primarily by growth in the Northern Institutional Funds and higher fees from passive management of equity securities. Securities lending fees increased 29% to $191.5 million compared with $148.7 million last year primarily reflecting higher volumes and improved spreads on the investment of cash collateral.

C&IS assets under custody totaled $3.26 trillion at December 31, 2006, 21% higher than $2.70 trillion at December 31, 2005. Managed assets totaled $562.5 billion and $500.7 billion at December 31, 2006 and 2005, respectively, and as of the current year-end were invested 36% in equity securities, 12% in fixed income securities and 52% in cash and other assets. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from custody clients are invested by

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust and are included in assets under custody and under management. The collateral totaled $247.9 billion and $217.2 billion at December 31, 2006 and 2005, respectively.

C&IS Other Noninterest Income. Other noninterest income in 2006 increased 24% from the prior year primarily due to a 37% increase in foreign exchange trading income. The increase in other noninterest income in 2005 compared with 2004 resulted from a 16% increase in foreign exchange trading income, offset in part by a 19% decrease in treasury management fees.

C&IS Net Interest Income. Net interest income increased 28% in 2006, resulting primarily from a $5.6 billion or 25% increase in average earning assets, primarily short-term money market assets and loans. The net interest margin was 1.12% in 2006 and 1.10% in 2005. Net interest income for 2005 increased 37% from the previous year primarily due to an increase in earning assets, primarily short-term money market assets and loans.

C&IS Provision for Credit Losses. The provision for credit losses was $9.1 million for 2006, resulting primarily from overall growth in the commercial loan portfolio and the migration of certain loans to higher risk credit ratings, partially offset by repayments received on lower rated loans. This compares with a negative $2.0 million provision for 2005, resulting primarily from an improvement in overall credit quality. The negative $22.3 million provision in 2004 resulted primarily from the elimination of reserves for two nonperforming loans which were sold and improvement in the credit quality of the portfolio.

C&IS Noninterest Expenses. Total noninterest expenses of C&IS, which include the direct expenses of the business unit, indirect expense allocations from NTGI and WWOT for product and operating support, and indirect expense allocations for certain corporate support services, increased 17% in 2006 and 23% in 2005. The growth in expenses for 2006 reflects the impact of higher staff levels, annual salary increases, performance-based compensation, employee benefit charges, increased occupancy expense, higher consulting and other professional services, and indirect expense allocations for product and operating support. Total expenses for 2005 include $98.6 million of FSG operating and integration expenses. The growth in expenses for 2005 also reflects annual salary increases, higher performance-based compensation, employee benefit charges, costs associated with business promotion and indirect expense allocations for product and operating support.

Personal Financial Services. The PFS business unit, under the direction of Sherry S. Barrat and William L. Morrison, Co-Presidents – PFS, provides personal trust, custody, philanthropic, and investment management services; financial consulting; guardianship and estate administration; qualified retirement plans; and private and business banking. PFS focuses on high net worth individuals, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of families and individuals in the United States and throughout the world with assets typically exceeding $75 million. PFS services are delivered through a network of over 80 offices in 18 U.S. states as well as offices in London and Guernsey.

The following table summarizes the results of operations of PFS for the years ended December 31, 2006, 2005, and 2004 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES

RESULTS OF OPERATIONS

($ IN MILLIONS)	2006	2005	2004
Noninterest Income
Trust, Investment and Other Servicing Fees	$781.3	$708.0	$649.9
Other	96.7	98.4	93.1
Net Interest Income (FTE)	497.7	487.1	445.9

Revenues (FTE)	1,375.7	1,293.5	1,188.9
Provision for Credit Losses	5.9	4.5	7.3
Noninterest Expenses	856.2	797.8	766.5

Income before Income Taxes	513.6	491.2	415.1
Provision for Income Taxes	199.0	190.4	160.8

Net Income	$314.6	$300.8	$254.3
Percentage of Consolidated Net Income	47%	51%	50%

Average Assets	$17,980.7	$16,933.2	$16,185.4

12	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PFS net income totaled $314.6 million in 2006, an increase of 5% from 2005, which in turn was 18% above the net income achieved in 2004. The increase in net income in 2006 resulted primarily from record levels of trust, investment and other servicing fees, increasing 10% from the previous year. The increase in 2005 earnings is attributable primarily to higher trust, investment and other servicing fees and a 9% increase in net interest income, partially offset by a moderate increase in operating expenses of 4%.

PFS Trust, Investment and Other Servicing Fees. A summary of trust, investment and other servicing fees and assets under custody and under management follows.

PERSONAL FINANCIAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(IN MILLIONS)	2006	2005	2004
Illinois	$260.6	$239.3	$226.2
Florida	189.2	177.0	166.5
California	82.8	78.1	74.8
Arizona	42.5	39.1	37.5
Texas	32.5	28.7	26.8
Other	60.5	49.4	41.5
Wealth Management	113.2	96.4	76.6

Total Trust, Investment and Other Servicing Fees	$781.3	$708.0	$649.9

PERSONAL FINANCIAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(IN BILLIONS)	2006	2005	2004
Illinois	$48.9	$46.0	$45.8
Florida	31.3	30.1	28.8
California	14.5	13.7	13.7
Arizona	7.2	6.5	6.4
Texas	5.9	5.4	5.2
Other	14.5	10.2	8.8
Wealth Management	159.6	113.7	100.6

Total Assets Under Custody	$281.9	$225.6	$209.3

PERSONAL FINANCIAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(IN BILLIONS)	2006	2005	2004
Illinois	$37.1	$34.8	$34.7
Florida	25.8	24.2	23.4
California	10.2	9.3	9.2
Arizona	5.4	5.1	5.0
Texas	4.1	3.5	3.3
Other	24.6	17.9	14.9
Wealth Management	27.5	22.4	19.9

Total Assets Under Management	$134.7	$117.2	$110.4

2006 PFS FEES

2006 PFS ASSETS UNDER CUSTODY

2006 PFS ASSETS UNDER MANAGEMENT

Fees in the majority of locations that PFS operates in and all mutual fund-related revenue are accrued based on market values throughout the current quarter. PFS trust, investment and other servicing fees totaled a record $781.3 million for the year, compared with $708.0 million in 2005 and $649.9 million in 2004. The current year performance was positively impacted by new business and higher equity markets. The 2005 performance was positively impacted by higher equity markets, new business, and the addition of $6.3 million of fees from FSG.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2006, assets under custody in PFS totaled $281.9 billion, compared with $225.6 billion at December 31, 2005. Included in assets under custody are those for which Northern Trust has management responsibility. Managed assets totaled $134.7 billion at December 31, 2006 and were invested 49% in equity securities, 34% in fixed income securities and 17% in cash and other assets.

PFS Other Noninterest Income. Other noninterest income for 2006 totaled $96.7 million compared with $98.4 million last year which included a $3.2 million nonrecurring gain from the sale of a building. Noninterest income for 2005 was 6% higher than the previous year primarily due to a 14% increase in security commissions and trading income and the nonrecurring gain previously mentioned.

PFS Net Interest Income. Net interest income of $497.7 million was 2% higher than the previous year. Average loan volume grew $1.2 billion or 8%, while the net interest margin decreased from 3.00% in 2005 to 2.88%, reflecting a higher cost of funding as the increase in interest rates on deposits and borrowed funds exceeded the increase in asset yields. Net interest income for 2005 of $487.1 million was 9% higher than 2004 resulting primarily from higher average loan volume and an improvement in the net interest margin from 2.89% in 2004 to 3.00%.

PFS Provision for Credit Losses. The 2006 provision for credit losses of $5.9 million was $1.4 million higher than the previous year which was down $2.8 million from 2004. The current year provision reflects overall growth in the loan portfolio and the migration of certain loans to higher risk credit ratings. The reduction in 2005 in the provision for credit losses resulted from an improvement in the credit quality of the portfolio.

PFS Noninterest Expenses. PFS noninterest expenses, which include the direct expenses of the business unit, indirect expense allocations from NTGI and WWOT for product and operating support, and indirect expense allocations for certain corporate support services, increased 7% in 2006 and 4% in 2005. The growth in expenses for 2006 reflects annual salary increases, higher performance-based compensation, employee benefit charges, higher occupancy costs, and expenses associated with consulting and other professional services. In addition, indirect expense allocations for product and operating support increased $32.9 million or 10% from the prior year. The increase in 2005 expenses primarily reflected annual salary increases, higher performance-based compensation, employee benefit charges, costs associated with business promotion, and indirect expense allocations for product and operating support.

Northern Trust Global Investments. The NTGI business unit, under the direction of Terence J. Toth, President – NTGI, provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients of C&IS and PFS through various subsidiaries of the Corporation. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds, and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and services. NTGI’s activities also include brokerage, securities lending, transition management, and related services. NTGI’s business operates internationally and its revenues and expenses are fully allocated to C&IS and PFS.

At year-end, Northern Trust managed a record $697.2 billion in assets for personal and institutional clients, up 13% from $617.9 billion at year-end 2005. The increase in assets is attributable to higher equity markets and strong new business. Assets under management have grown at a five-year compound annual rate of 17%.

NORTHERN TRUST GLOBAL INVESTMENTS $697.2 BILLION ASSETS UNDER MANAGEMENT

14	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Worldwide Operations and Technology. The WWOT business unit, under the direction of Jana R. Schreuder, President – WWOT, supports all of Northern Trust’s business activities, including the processing and product management activities of C&IS, PFS, and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London, and Bangalore and a fund administration center in Dublin.

Corporate Financial Management Group. The Corporate Financial Management Group, under the direction of Steven L. Fradkin, Executive Vice President and Chief Financial Officer, includes the Corporate Controller, Corporate Treasurer, Corporate Development, Investor Relations, and Strategic Sourcing functions. The Group is responsible for Northern Trust’s accounting and financial infrastructure and for managing the Corporation’s financial position.

Corporate Risk Management Group. Headed by Kelly R. Welsh, Executive Vice President, the Corporate Risk Management Group includes the Credit Policy and other Corporate Risk Management functions. The Credit Policy function is described in the “Loans and Other Extensions of Credit” section on page 22. The Corporate Risk Management Group monitors, measures, and facilitates the management of risks across the businesses of the Corporation and its subsidiaries. Mr. Welsh also serves as General Counsel and in that capacity heads the Corporation’s Legal Department.

Treasury and Other. Treasury and Other includes income and expense associated with the wholesale funding activities and the investment portfolios of the Corporation and the Bank. Treasury and Other also includes certain corporate-based expenses and nonrecurring items not allocated to the business units and certain executive level compensation.

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2006, 2005, and 2004 on a management-reporting basis.

TREASURY AND OTHER

RESULTS OF OPERATIONS

($ IN MILLIONS)	2006	2005	2004
Other Noninterest Income	$16.4	$13.7	$8.5
Net Interest Income (Expense) (FTE)	(18.2)	(11.3)	(10.4)

Revenues (FTE)	(1.8)	2.4	(1.9)
Noninterest Expenses	81.8	65.1	58.5

Loss before Income Taxes	(83.6)	(62.7)	(60.4)
Benefit for Income Taxes	42.6	28.6	33.5

Net Income (Loss)	$(41.0)	$(34.1)	$(26.9)

Percentage of Consolidated Net Income	(6)%	(5)%	(5)%

Average Assets	$1,221.7	$2,632.5	$3,916.5

Treasury and Other noninterest income was $16.4 million compared with $13.7 million in the prior year. Net interest income for 2006 was a negative $18.2 million compared with a negative $11.3 million in 2005 and a negative $10.4 million in 2004. Noninterest expenses totaled $81.8 million for 2006 compared with $65.1 million in the prior year. Contributing to the current year increase in noninterest expenses are higher compensation costs associated with the expensing of stock options. Expenses in 2005 increased due to higher allocations for product and operating support and increased costs associated with employee compensation and benefits.

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

For Northern Trust, accounting estimates that are viewed as critical are those relating to reserving for credit losses, pension plan accounting, estimating useful lives of purchased and internally developed software, and accounting for structured leasing transactions. Management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Board of Directors.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Pension Plan Accounting. As summarized in Note 21 to the consolidated financial statements, Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees. Certain European-based employees also participate in various defined benefit pension plans that have been closed to new employees in prior years. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases, and other actuarial-based projections relating to the plan. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and annually reviewed for adjustments that may be required. For 2005 and prior periods presented, Northern Trust accounted for differences between these estimates and actual experience under the Financial Accounting Standards Board’s (FASB) Statement No. 87 (SFAS No. 87), “Employers’ Accounting for Pensions,” which did not require recognition of these differences in the period in which they arose, but rather allowed them to be recognized systematically and gradually over subsequent periods. Northern Trust adopted FASB Statement No. 158 (SFAS No. 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” on its effective date, December 31, 2006. SFAS No. 158 requires that differences between the estimates and actual experience be recognized as other comprehensive income in the period in which they occur. The differences continue to be amortized into net periodic pension expense from accumulated other comprehensive income over the future working lifetime of eligible participants in accordance with SFAS No. 87. As a result, differences between the estimates made in the calculation of

16	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

periodic pension expense and the projected pension obligation and actual experience affect stockholders’ equity in the period in which they occur but continue to be recognized as expense systematically and gradually over subsequent periods.

Northern Trust recognizes the significant impact that these pension-related assumptions have on the determination of the pension obligations and related expense and on stockholders’ equity and has established procedures for monitoring and setting these assumptions each year. These procedures include an annual review of actual demographic and investment experience with the pension plan’s actuaries. In addition to actual experience, adjustments to these assumptions consider published interest rate indices, known compensation trends and policies and economic conditions that may impact the estimated long-term rate of return on plan assets.

In determining the pension expense for the U.S. plans in 2006, Northern Trust utilized a discount rate of 5.50% for the Qualified Plan and 5.00% for the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 3.80%. The expected long-term rate of return on Qualified Plan assets was 8.25%.

In evaluating possible revisions to pension-related assumptions for the U.S. plans as of Northern Trust’s September 30, 2006 measurement date, the following were considered:

Discount Rate: Northern Trust utilizes the Moody’s AA Corporate Bond rate in establishing the discount rate for the Qualified Plan since the duration of the bonds included in this index reasonably approximates the average duration of the plan’s liabilities. Since this benchmark rate increased 30 basis points, Northern Trust increased the discount rate for the Qualified Plan from 5.50% to 5.75%. Northern Trust has historically referenced the long-term U.S. Treasury bond rate in establishing the discount rate for the Nonqualified Plan as benefits under the plan were calculated, similar to lump sum payments, based on that rate. The Pension Protection Act of 2006 (PPA) requires the use of corporate bond rates in the calculation of lump sum payments beginning in 2008. As such, the discount rate for the Nonqualified Plan was established using the same benchmark rate used for the Qualified Plan, the Moody’s AA Corporate Bond rate. Northern Trust has, accordingly, increased the discount rate for the Nonqualified Plan from 5.00% to 5.75%.

Compensation Level: As compensation policies remained consistent with prior years, no changes were made to the compensation scale assumption.

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term rate of return on plan assets, which is determined using a building block approach that considers the current asset mix and estimates of return by asset class, giving proper consideration to diversification and rebalancing. Current market factors such as inflation and interest rates are also evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonability and appropriateness. As a result of these analyses, Northern Trust’s rate of return assumption for 2007 was set at 8.25%, which is consistent with the rate used in 2006.

Mortality Table: Northern Trust adopted the mortality table proposed by the U.S. Treasury for use in accordance with the provisions of the PPA for both pre- and post-retirement mortality assumptions. This table is based on the RP2000 mortality table used by Northern Trust in 2005 but includes projections of expected future mortality.

In order to provide an understanding of the sensitivity of these assumptions on the expected periodic pension expense in 2007 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(IN MILLIONS)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2007 Pension Expense
Discount Rate Change	(3.8)	4.0
Compensation Level Change	2.4	(2.2)
Rate of Return on Asset Change	(1.5)	1.5
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(25.7)	27.3
Compensation Level Change	10.6	(10.0)

As a result of the pension-related assumptions currently utilized and other actuarial experiences of the qualified and nonqualified plans, the estimated U.S. pension expense is expected to decrease by approximately $2.3 million in 2007.

The PPA also provided for an increase in the deduction limits specified by the Internal Revenue Code for contributions made by sponsors of defined benefit pension plans. This increase provided Northern Trust with the opportunity to make an additional $105.0 million contribution to the Qualified Plan, which was made in December 2006. The investment return on this one-time contribution is expected to decrease the estimated U.S. pension expense by an additional $6.5 million in 2007. This benefit will be partially offset by the related forgone net interest income. The continuing effect of the PPA on Northern Trust’s annual contributions is not expected to be significant. The minimum required contribution is expected to be zero in 2007 and for the following several years. As a result of the December 2006 contribution, the maximum deductible contribution is expected to be

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

slightly lower under the provisions of the PPA than it would have been under previous rules, with the maximum deductible contribution for 2007 estimated at $45.0 million.

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

In order to address this risk, Northern Trust’s accounting procedures require a quarterly review of significant software applications to confirm the reasonableness of asset book values and remaining useful lives. Modifications which may result from this process are reviewed by senior management. At December 31, 2006, capitalized software totaled $417.5 million and software amortization in 2006 totaled $93.5 million.

Accounting for Structured Leasing Transactions. Through its leasing subsidiary, Norlease, Inc., Northern Trust acts as a lessor in leveraged lease transactions primarily for transportation equipment, including commercial aircraft and railroad equipment. Northern Trust’s net investment in leveraged leases is reported at the aggregate of lease payments receivable and estimated residual values, net of non-recourse debt and unearned income. Unearned income is required to be recognized in interest income in a manner that yields a level rate of return on the net investment. Determining the net investment in a leveraged lease and the interest income to be recognized requires management to make assumptions regarding the amount and timing of cash flows, estimates of residual values, and the impact of income tax regulations and rates. Changes in these assumptions in future periods could affect asset balances and related interest income.

As further described in Note 2 to the consolidated financial statements, the FASB’s Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), effective January 1, 2007, requires a recalculation of the allocation and rate of return of income from the inception of a leveraged lease if, during the lease term, the expected timing of the income tax cash flows generated by the leveraged lease is revised.

Northern Trust has entered into certain leveraged leasing transactions commonly referred to as LILO’s and SILO’s. The IRS is challenging the timing of tax deductions with respect to these types of transactions and proposing to assess related interest and penalties. The Corporation believes its tax treatment relating to these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. Accordingly, managements’ estimates of future cash flows related to these leveraged leasing transactions and other similar transactions include assumptions about the eventual resolution of this matter, including the timing and amount of any potential payments. Due to the nature of this tax matter, it is difficult to estimate future cash flows with precision. Based on management’s current estimates, the impact of adopting FSP 13-2 on January 1, 2007 reduced Northern Trust’s stockholders’ equity by approximately $75 million. Management does not believe that subsequent changes that may be required in these assumptions would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

IMPLEMENTATION OF ACCOUNTING STANDARDS

Information related to new accounting pronouncements adopted during 2006 is contained in Notes 1 and 2 of the consolidated financial statements on pages 41 and 42.

CAPITAL EXPENDITURES

Proposed significant capital expenditures are reviewed and approved by Northern Trust’s senior management. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.

Capital expenditures in 2006 included ongoing enhancements to Northern Trust’s hardware and software capabilities and expansion or renovation of several existing offices. Capital expenditures for 2006 totaled $242.4 million, of which $139.1 million was for software, $40.5 million was for building and leasehold improvements, $49.1 million was for computer hardware and machinery, and $13.7 million was for furnishings. These capital expenditures are designed principally to support and enhance Northern Trust’s transaction processing, investment management, and securities handling capabilities,

18	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation on computer hardware and machinery and software amortization associated with these capital expenditures are charged to equipment and other operating expenses, respectively. Depreciation on building and leasehold improvements is charged to occupancy expense.

OFF-BALANCE SHEET ARRANGEMENTS

Assets Under Custody. Northern Trust, in the normal course of business, holds assets under custody, management and servicing in a fiduciary or agency capacity for its clients. In accordance with accounting principles generally accepted in the U.S., these assets are not assets of Northern Trust and are not included in its consolidated balance sheet.

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

The following table shows the contractual amounts of standby letters of credit.

	DECEMBER 31
(IN MILLIONS)	2006	2005
Standby Letters of Credit:
Corporate	$1,008.2	$968.7
Industrial Revenue	1,097.1	1,209.5
Other	637.0	659.2

Total Standby Letters of Credit*	$2,742.3	$2,837.4

*These amounts include $301.2 million and $344.3 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2006 and 2005, respectively. The weighted average maturity of standby letters of credit was 23 months at December 31, 2006 and 24 months at December 31, 2005.

As part of the Corporation’s securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. In connection with these activities, Northern Trust has issued certain indemnifications to clients against loss resulting from the bankruptcy of the borrower of securities. The borrower is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with the collateral revalued on a daily basis. The amount of securities loaned as of December 31, 2006 and 2005 subject to indemnification was $156.7 billion and $135.2 billion, respectively. Because of the borrower’s requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.

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

The outstanding principal amount of the Subordinated Debentures, net of discount, held by the trusts totaled $276.5 million as of December 31, 2006. The book value of the Series A and Series B Securities totaled $268.2 million as of December 31, 2006. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities. However, as the Corporation has determined that it is not the primary

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Northern Trust maintains a liquid balance sheet with loans representing only 37% of total assets. Further, at December 31, 2006, there was a significant liquidity reserve on the consolidated balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $33.0 billion or 54% of total assets.

The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These cash needs are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 28 to the consolidated financial statements on pages 65 and 66. Bank subsidiaries have the ability to pay dividends during 2007 equal to their 2007 eligible net profits plus $780.2 million. The Corporation’s liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $257.9 million at year-end 2006 and $198.1 at year-end 2005. The cash flows of the Corporation are shown in Note 32 to the consolidated financial statements on page 71. The Corporation also has available a $150 million revolving line of credit.

The following table shows Northern Trust’s contractual obligations at December 31, 2006.

CONTRACTUAL OBLIGATIONS	PAYMENT DUE BY PERIOD
(IN MILLIONS)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Senior Notes*	$445.4	$—	$—	$445.4	$—
Subordinated Debt*	943.1	—	300.0	150.0	493.1
Federal Home Loan Bank Borrowings*	1,354.0	509.0	234.9	275.0	335.1
Floating Rate Capital Debt*	278.4	—	—	—	278.4
Capital Lease Obligations**	13.9	2.5	5.0	3.0	3.4
Operating Leases**	657.3	59.4	110.3	102.4	385.2
Purchase Obligations***	175.9	90.9	68.3	13.7	3.0

Total Contractual Obligations	$3,868.0	$661.8	$718.5	$989.5	$1,498.2

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

* Refer to Notes 12 and 13 to the consolidated financial statements for further details.

** Refer to Note 9 to the consolidated financial statements for further details.

*** Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2006 activity was used as a base to project future obligations.

20	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capital Management. One of management’s primary objectives is to maintain a strong capital position to merit and maintain the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities and withstand unforeseen adverse developments. In 2006, capital levels were strengthened as average common equity increased 10.2% or $351.9 million reaching a record $3.9 billion at year-end. This increase in capital was accomplished after paying common dividends and buying back shares. In October 2006, the Board of Directors increased the quarterly dividend by 8.7% to $.25 per common share. The common dividend has increased 47% from its level five years ago. During 2006, the Corporation purchased over 2.3 million of its own common shares at a cost of $131.3 million, as part of its share buyback program. The buyback program is used for general corporate purposes, including management of the Corporation’s capital level and as an offset of the dilutive effect of stock issuances under the Corporation’s incentive stock programs. Under the share buyback program, the Corporation may purchase up to 11.9 million additional shares after December 31, 2006.

CAPITAL ADEQUACY	DECEMBER 31
($ IN MILLIONS)	2006	2005
TIER 1 CAPITAL
Common Stockholders’ Equity	$3,944	$3,601
Floating Rate Capital Securities	268	268
Goodwill and Other Intangible Assets	(548)	(533)
Pension and Other Postretirement Benefit Adjustments	174	—
Other	(8)	4

Total Tier 1 Capital	3,830	3,340

TIER 2 CAPITAL
Reserve for Credit Losses Assigned to Loans and Leases	140	125
Off-Balance Sheet Credit Loss Reserve	11	11
Reserves Against Identified Losses	(20)	(20)
Long-Term Debt*	714	769

Total Tier 2 Capital	845	885

Total Risk-Based Capital	$4,675	$4,225

Risk-Weighted Assets**	$39,209	$34,414

Total Assets–End of Period (EOP)	$60,712	$53,414
Average Fourth Quarter Assets**	56,751	46,932
Total Loans–EOP	22,610	19,969

RATIOS
Risk-Based Capital to Risk-Weighted Assets
Tier 1	9.8%	9.7%
Total (Tier 1 and Tier 2)	11.9	12.3
Leverage	6.7	7.1

COMMON STOCKHOLDERS’ EQUITY TO
Total Loans EOP	17.4%	18.0%
Total Assets EOP	6.5	6.7

*Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.

**Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

The 2006 capital levels reflect Northern Trust’s ongoing retention of earnings to allow for strategic expansion while maintaining a strong balance sheet. The Corporation’s capital supported risk-weighted asset growth of 13.9% in 2006 with all of its capital ratios well above the ratios that are a requirement for regulatory classification as “well-capitalized”. At December 31, 2006, the Corporation’s tier 1 capital was 9.8% and total capital was 11.9% of risk-weighted assets. The “well- capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 6.7% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, each of the subsidiary banks had a ratio of at least 8.8% for tier 1 capital, 10.1% for total risk-based capital, and 5.7% for the leverage ratio.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RISK MANAGEMENT

Asset Quality and Credit Risk Management – Securities. Northern Trust maintains a high quality securities portfolio, with 83% of the total portfolio composed of U.S. Treasury or government sponsored agency securities. The remainder of the portfolio consists of obligations of states and political subdivisions, preferred stock and other securities, including Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 2006, 84% of these securities were rated triple-A or double-A, 1% were rated single-A and 15% were below A or not rated by Standard and Poor’s and/or Moody’s Investors Service.

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

Loans and Other Extensions of Credit. Credit risk is inherent in Northern Trust’s various lending activities. Northern Trust focuses its lending efforts on clients who are looking to build a full range of financial services. Credit risk is managed through the Credit Policy function, which is designed to assure adherence to a high level of credit standards. Credit Policy reports to the Corporation’s Head of Corporate Risk Management. Credit Policy provides a system of checks and balances for Northern Trust’s diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and assuring their uniform application. These activities are designed to diversify credit exposure on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust’s use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.

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

As part of Northern Trust’s ongoing credit granting process, internal ratings are assigned to each client and credit before credit is extended, based on an assessment of creditworthiness. Credit Policy performs, at least annually, a review of selected significant credit exposures to identify, at an early stage, clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Above average risk loans receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.

An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 26 through 28, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.

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

22	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The largest component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding unfunded commitments to extend credit, commercial letters of credit, and standby letters of credit. These contractual obligations and arrangements are discussed in Note 26, “Off-Balance Sheet Financial Instruments,” to the consolidated financial statements and are presented in the tables that follow.

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31
(IN MILLIONS)	2006	2005	2004	2003	2002
U.S.
Residential Real Estate	$8,674.4	$8,340.5	$8,095.3	$7,975.3	$7,808.1
Commercial	4,679.1	3,545.3	3,217.9	3,412.3	3,977.1
Commercial Real Estate	1,836.3	1,524.3	1,307.5	1,297.1	1,168.5
Personal	3,415.8	2,961.3	2,927.2	2,699.9	2,480.8
Other	979.2	797.8	609.7	743.9	959.3
Lease Financing	1,291.6	1,194.1	1,221.8	1,228.0	1,276.0

Total U.S.	$20,876.4	$18,363.3	$17,379.4	$17,356.5	$17,669.8
Non-U.S.	1,733.3	1,605.2	563.3	457.3	393.9

Total Loans and Leases	$22,609.7	$19,968.5	$17,942.7	$17,813.8	$18,063.7

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK	DECEMBER 31
(IN MILLIONS)	2006	2005
Unfunded Commitments to Extend Credit
One Year and Less	$6,008.9	$6,279.7
Over One Year	13,969.3	11,671.8

Total	$19,978.2	$17,951.5

Standby Letters of Credit	2,742.3	2,837.4
Commercial Letters of Credit	28.2	31.4
Custody Securities Lent with Indemnification	156,697.3	135,229.3

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2006

BY INDUSTRY SECTOR

(IN MILLIONS)	COMMITMENT EXPIRATION
INDUSTRY SECTOR	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Finance and Insurance	$2,110.7	$914.1	$1,196.6	$482.8
Holding Companies	307.3	148.6	158.7	375.2
Manufacturing	4,361.2	482.9	3,878.3	989.6
Mining	170.8	19.0	151.8	35.1
Public Administration	25.9	6.1	19.8	210.7
Retail Trade	575.9	72.4	503.5	95.2
Security and Commodity Brokers	120.0	100.0	20.0	19.7
Services	3,613.4	1,514.7	2,098.7	1,702.1
Transportation and Warehousing	405.7	91.5	314.2	59.2
Utilities	449.9	1.0	448.9	62.8
Wholesale Trade	632.1	114.2	517.9	382.8
Other Commercial	446.8	147.3	299.5	263.9

Total Commercial*	$13,219.7	$3,611.8	$9,607.9	$4,679.1
Residential Real Estate	2,147.9	260.4	1,887.5	8,674.4
Commercial Real Estate	520.4	128.1	392.3	1,836.3
Personal	3,238.8	1,472.5	1,766.3	3,415.8
Other	393.4	296.8	96.6	979.2
Lease Financing	—	—	—	1,291.6
Non-U.S.	458.0	239.3	218.7	1,733.3

Total	$19,978.2	$6,008.9	$13,969.3	$22,609.7

*Commercial industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Although credit exposure is well diversified, there are certain groups of credits that meet the accounting definition of credit risk concentrations under SFAS No. 107. According to this standard, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that a credit exposure falls into one of these groups does not necessarily indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, banks and bank holding companies, commercial real estate and commercial aircraft leases.

Residential Real Estate. The residential real estate loan portfolio, totaled $8.7 billion or 42% of total U.S. loans at December 31, 2006, compared with $8.3 billion or 45% at December 31, 2005. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.

Of the total $8.7 billion in residential real estate loans, $3.4 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $2.1 billion and $1.8 billion at December 31, 2006 and 2005, respectively.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of short-term money market assets, which totaled $16.8 billion and $16.0 billion at December 31, 2006 and December 31, 2005, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $4.7 billion and $2.9 billion at December 31, 2006 and December 31, 2005, respectively. Northern Trust also provides commercial financing to banks and bank holding companies with which it has a substantial business relationship. Northern Trust’s outstanding lending exposure to these entities, primarily U.S. bank holding companies located in the Greater Midwest, was not considered material to its consolidated financial position as of December 31, 2006 or 2005.

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

Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in those markets where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $591.4 million and $459.5 million as of December 31, 2006 and 2005, respectively, are composed primarily of loans to developers that are highly experienced and well known to Northern Trust.

Commercial mortgage financing, which totaled $1.2 billion and $1.1 billion as of December 31, 2006 and 2005, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $1 million each and are primarily located in the suburban Chicago and Florida markets.

At December 31, 2006, legally binding commitments to extend credit and standby letters of credit to commercial real estate developers totaled $520.4 million and $67.9 million, respectively. At December 31, 2005, legally binding commitments were $367.2 million and standby letters of credit were $50.9 million.

Commercial Aircraft Leases. Through its leasing subsidiary, Norlease, Inc., Northern Trust has entered into leveraged lease transactions involving commercial aircraft totaling $269 million, which are a part of the $1.3 billion lease financing portfolio at December 31, 2006. $149 million of the leveraged leases involve aircraft leases to non-U.S. airlines, where the leases are fully backed by a combination of pledged marketable securities and/or guarantees from either a U.S. based “AA” rated insurance company or a large U.S.-based banking institution. $8 million represents leases to U.S.-based airlines; $64 million to commercial transport companies; $31 million to an “A” rated U.S.-based aircraft component manufacturer; and the balance of $17 million for commuter aircraft leases, which are guaranteed by aircraft manufacturers or by sovereign entities.

Non-U.S. Outstandings. As used in this discussion, non-U.S. outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not

24	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

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

Short-term interbank time deposits with non-U.S. banks represent the largest category of non-U.S. outstandings. Northern Trust actively participates in the interbank market with U.S. and non-U.S. banks. International commercial lending activities also include import and export financing for U.S.-based clients.

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

NON-U.S. OUTSTANDINGS

(IN MILLIONS)	BANKS	COMMERCIAL AND OTHER	TOTAL
At December 31, 2006
France	$3,187	$1	$3,188
United Kingdom	2,176	52	2,228
Netherlands	1,313	219	1,532
Ireland	654	374	1,028
Hong Kong	951	—	951
Belgium	871	13	884
Germany	791	3	794
Sweden	727	2	729

At December 31, 2005
France	$1,727	$1	$1,728
United Kingdom	1,636	29	1,665
Italy	1,152	—	1,152
Ireland	561	510	1,071
Germany	837	—	837
Canada	729	11	740
Belgium	733	—	733
Switzerland	645	10	655

At December 31, 2004
United Kingdom	$2,032	$207	$2,239
France	1,162	—	1,162
Belgium	1,066	—	1,066
Sweden	898	1	899
Netherlands	815	51	866
Switzerland	587	12	599
Canada	542	25	567
Ireland	533	24	557
Singapore	423	39	462

Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Canada with aggregate outstandings of $489 million at December 31, 2006, Netherlands with aggregate outstandings of $432 million at December 31, 2005, and Germany and Australia with aggregate outstandings of $800 million at December 31, 2004.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONPERFORMING ASSETS	DECEMBER 31
(IN MILLIONS)	2006	2005	2004	2003	2002
Nonaccrual Loans
U.S.
Residential Real Estate	$8.1	$5.0	$2.8	$4.5	$4.8
Commercial	18.8	16.1	29.5	75.3	87.6
Commercial Real Estate	—	—	.1	.1	.7
Personal	7.6	8.7	.5	.1	.3
Non-U.S.	1.2	1.2	—	—	—

Total Nonaccrual Loans	35.7	31.0	32.9	80.0	93.4
Other Real Estate Owned	1.4	.1	.2	.3	1.2

Total Nonperforming Assets	$37.1	$31.1	$33.1	$80.3	$94.6

90 Day Past Due Loans Still Accruing	$24.6	$29.9	$9.9	$21.0	$15.2

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

The previous table presents the nonperforming assets and past due loans for the current and prior four years. Of the total loan portfolio of $22.6 billion at December 31, 2006, $35.7 million, or .16%, was nonaccrual, compared with $31.0 million, or .15%, at December 31, 2005.

Included in the portfolio of nonaccrual loans are those loans that meet the criteria of being “impaired.” A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2006, impaired loans, all of which have been classified as nonaccrual, totaled $31.9 million. These loans had $19.6 million of the reserve for credit losses allocated to them.

Provision and Reserve for Credit Losses. Changes in the reserve for credit losses were as follows:

(IN MILLIONS)	2006	2005	2004
Balance at Beginning of Year	$136.0	$139.3	$157.2
Charge-Offs	(1.8)	(7.6)	(7.3)
Recoveries	1.6	1.8	4.4

Net Charge-Offs	(.2)	(5.8)	(2.9)
Provision for Credit Losses	15.0	2.5	(15.0)
Effect of Foreign Exchange Rates	.2	—	—

Balance at End of Year	$151.0	$136.0	$139.3

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component). The following table shows (1) the specific portion of the reserve, (2) the allocated portion of the inherent reserve and its components by loan category and (3) the unallocated portion of the reserve at December 31, 2006 and each of the prior four year-ends.

26	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOCATION OF THE RESERVE FOR CREDIT LOSSES

	DECEMBER 31
	2006		2005		2004		2003		2002
($ IN MILLIONS)	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Reserve	$19.6	—%	$20.3	—%	$24.0	—%	$37.0	—%	$25.0	—%

Allocated Inherent Reserve
Residential Real Estate	13.4	38	12.4	42	11.6	45	11.9	45	11.5	43
Commercial	55.0	21	48.3	18	49.9	18	60.9	19	85.2	22
Commercial Real Estate	21.5	8	17.7	7	17.1	7	16.8	7	15.5	7
Personal	5.9	15	6.1	15	5.5	16	5.2	15	5.0	14
Other	—	4	—	4	—	4	—	4	—	5
Lease Financing	3.7	6	3.9	6	4.5	7	4.3	7	4.8	7
Non-U.S.	6.6	8	2.9	8	1.6	3	1.6	3	1.4	2

Total Allocated Inherent Reserve	$106.1	100%	$91.3	100%	$90.2	100%	$100.7	100%	$123.4	100%

Unallocated Inherent Reserve	25.3	—	24.4	—	25.1	—	19.5	—	20.1	—

Total Reserve for Credit Losses	$151.0	100%	$136.0	100%	$139.3	100%	$157.2	100%	$168.5	100%

Reserve Assigned to:
Loans and Leases	$140.4		$125.4		$130.7		$149.2		$161.1
Unfunded Commitments and Standby Letters of Credit	10.6		10.6		8.6		8.0		7.4

Total Reserve for Credit Losses	$151.0		$136.0		$139.3		$157.2		$168.5

Specific Component of the Reserve. The specific component of the reserve is determined on a loan-by-loan basis as part of the regular review of impaired loans and potential charge-offs. The specific reserve is based on a loan’s current book value compared with the present value of its projected future cash flows, collateral value or market value, as is relevant for the particular loan.

At December 31, 2006, the specific reserve component amounted to $19.6 million compared with $20.3 million at the end of 2005. The $.7 million decrease reflects principal repayments received offset in part by increased reserves on loans that were classified to nonperforming.

The decrease in the specific loss component of the reserve from $24.0 million in 2004 to $20.3 million in 2005 was due primarily to the charge-off of a commercial loan reserved for in a prior period and principal repayments. Offsetting these decreases in part were increased reserves on loans that were classified to nonperforming.

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

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

The allocated portion of the inherent reserve increased $14.8 million to $106.1 million at December 31, 2006 compared with $91.3 million at December 31, 2005. The increase in this component of the reserve is due primarily to growth in the commercial loan portfolio and the migration of certain loans to higher risk credit ratings, partially offset by repayments received on lower rated loans.

In 2005, the allocated portion of the inherent reserve increased $1.1 million from $90.2 million at December 31, 2004. The increase during 2005 was due primarily to growth in the loan portfolio offset partially by the reduction of higher risk loans as a result of principal repayments.

Unallocated Inherent Component of the Reserve. The unallocated portion of the inherent loss reserve is based on management’s review of other factors affecting the determination of probable inherent losses, primarily in the commercial portfolio, which are not necessarily captured by the application of historical loss ratios. This portion of the reserve analysis involves the exercise of judgment and reflects considerations such as management’s view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses. The unallocated inherent portion of the reserve at year-end was $25.3 million compared with $24.4 million last year.

Other Factors. The total amount of the two highest risk loan groupings, those rated “7” and “8” (based on Northern Trust’s internal rating scale, which closely parallels that of the banking regulators), increased $4 million to $82 million, of which $31.9 million was classified as impaired. This compares with $78 million last year-end when $28.6 million was classified as impaired. The increase in 2006 primarily reflects the migration of certain loans to higher risk credit ratings. There were no “9” rated loans reported at any time during the periods because loans are charged-off when they are so rated. At December 31, 2006, these highest risk loans represented .36% of outstanding loans.

Overall Reserve. In establishing the overall reserve level, management considers that 38% of the loan portfolio consists of lower risk residential mortgage loans. The evaluation of the factors above resulted in a reserve for credit losses of $151.0 million at December 31, 2006 compared with $136.0 million at the end of 2005. The reserve of $140.4 million assigned to loans and leases, as a percentage of total loans and leases, was .62% at December 31, 2006, compared with .63% at December 31, 2005. The increase in the reserve level reflects growth in the commercial loan portfolio and the migration of certain loans to higher risk credit ratings, partially offset by repayments received on lower rated loans.

Reserves assigned to unfunded loan commitments and standby letters of credits totaled $10.6 million at December 31, 2006 and 2005.

Provision. The provision for credit losses was $15.0 million for the year and net charge-offs totaled $.2 million in 2006. This compares with a $2.5 million provision for credit losses and net charge-offs of $5.8 million in 2005 and a negative $15.0 million provision for credit losses and net charge-offs of $2.9 million in 2004.

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

28	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

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

Northern Trust used model simulations as of December 31, 2006 to measure its earnings sensitivity relative to management’s most likely interest rate scenarios for the following year. Management’s most likely 2007 interest rate scenario assumes declining rates in the second quarter of the year and relatively stable rates during the second half of the year. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The following table shows the estimated impact on 2007 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management’s most likely interest rate assumptions. Each of the movements in interest rates was assumed to have occurred gradually over a one-year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:

•	the balance sheet size was assumed to remain constant over the one-year simulation horizon;
•	maturing assets and liabilities were replaced on the balance sheet with the same terms;
•	prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions; and
•	changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

INTEREST RATE RISK SIMULATION OF PRE-TAX INCOME AS OF DECEMBER 31, 2006

(IN MILLIONS)	ESTIMATED IMPACT ON 2007 PRE-TAX INCOME INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$(10.8)
200 Basis Points	(22.2)
DECREASE IN INTEREST RATES BELOW MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$8.0
200 Basis Points	14.3

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

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A variety of actions are used to implement risk management strategies including:

•	purchases of securities;
•	sales of securities that are classified as available for sale;
•	sales of held for sale residential real estate loans;
•	issuance of senior notes and subordinated notes;
•	collateralized borrowings from the Federal Home Loan Bank;
•	placing and taking Eurodollar time deposits; and
•	hedging with various types of derivative financial instruments.

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

Northern Trust’s value at risk based on non-U.S. currency positions totaled $79 thousand and $109 thousand as of December 31, 2006 and 2005, respectively. Value at risk totals representing the average, high and low for 2006 were $181 thousand, $583 thousand and $31 thousand, respectively, with the average, high and low for 2005 being $173 thousand, $540 thousand and $39 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency dispositions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2006 and 2005, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

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

30	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATIONAL RISK MANAGEMENT

In providing banking, trust, and other asset related services, Northern Trust, in addition to safekeeping and managing trust and corporate assets, processes cash and securities transactions which expose Northern Trust to operational and fiduciary risk. Controls over processing activities are closely monitored to safeguard the assets of Northern Trust and its clients. However, from time to time Northern Trust has incurred losses related to these risks and there can be no assurance that such losses will not occur in the future.

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This risk is mitigated through a system of internal controls and risk management practices that are designed to keep operational risk at levels appropriate to Northern Trust’s corporate standards in view of the risks inherent in the markets in which Northern Trust operates. The system of internal controls and risk management practices include policies and procedures that require the proper authorization, approval, documentation and monitoring of transactions. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit, and is responsible for establishing specific procedures to do so. Northern Trust’s internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.

Fiduciary risk is the risk of loss that may occur as a result of breaching a fiduciary duty to a client. To limit this risk, the Fiduciary Risk Committee oversees corporate policies and procedures to reduce the risk that obligations to clients would not be discharged faithfully or in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection.

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

Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “strategy,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including: the health of the U.S. and international economies; changes in financial and equity markets impacting the value of financial assets; changes in foreign currency exchange rates; Northern Trust’s success in managing various risks inherent in its business, including credit risk, interest rate risk and liquidity risk; geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. government’s response to those events; the pace and extent of continued globalization of investment activity and growth in worldwide financial assets; regulatory and monetary policy developments; failure to obtain regulatory approvals when required; changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients; changes in the nature and activities of Northern Trust’s competition; Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets; Northern Trust’s success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise; Northern Trust’s success in integrating recent and future acquisitions, strategic alliances, and preferred provider arrangements; Northern Trust’s ability to maintain a product mix that achieves acceptable margins; Northern Trust’s ability to continue to generate investment results that satisfy its clients and continue to develop its array of investment products; Northern Trust’s ability to continue to fund and accomplish innovation, improve risk management practices and controls, and address operating risks, including human errors or omissions, systems defects, systems interruptions, and breakdowns in processes or internal controls; Northern Trust’s success in controlling expenses; risks and uncertainties inherent in the litigation and regulatory process; and the risk of events that could harm Northern Trust’s reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of these and other risks and uncertainties that may affect future results are discussed in more detail in “Item 1A – Risk Factors” of the 2006 Annual Report on Form 10-K (beginning on page 27), in the sections of “Item 1 – Business” of the 2006 Annual Report on Form 10-K captioned “Government Polices,” “Competition,” and “Regulation and Supervision” (pages 6 - 13), in the sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management,” “Market Risk Management,” and “Operational Risk Management” in the 2006 Financial Annual Report to Shareholders (pages 22 - 31), and in the section of the “Notes to Consolidated Financial Statements” in the 2006 Financial Annual Report to Shareholders captioned “Note 24, Contingent Liabilities” (page 62). All forward-looking statements included in this report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2006. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2006, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and that receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2006, included in this Financial Annual Report, has issued an attestation report (included herein on page 33) on management’s assessment of, and the effective operation of, Northern Trust’s internal control over financial reporting.

32	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls over Financial Reporting, that Northern Trust Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Northern Trust Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of Northern Trust Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Northern Trust Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in “Internal Control – Integrated Framework” issued by COSO. Also, in our opinion, Northern Trust Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control – Integrated Framework” issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 28, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 28, 2007

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	33

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
($ IN MILLIONS EXCEPT SHARE INFORMATION)	2006	2005
ASSETS
Cash and Due from Banks	$4,961.0	$2,996.2
Federal Funds Sold and Securities Purchased under Agreements to Resell (Note 5)	1,299.7	4,845.1
Time Deposits with Banks	15,468.7	11,123.1
Other Interest-Bearing	21.9	67.5
Securities (Notes 4 and 27)
Available for Sale	11,249.6	9,970.7
Held to Maturity (Fair value–$1,122.1 in 2006 and $1,161.6 in 2005)	1,107.0	1,135.5
Trading Account	8.6	2.8

Total Securities	12,365.2	11,109.0

Loans and Leases (Notes 6 and 27)
Commercial and Other	13,935.3	11,628.0
Residential Mortgages	8,674.4	8,340.5

Total Loans and Leases (Net of unearned income–$507.9 in 2006 and $451.1 in 2005)	22,609.7	19,968.5

Reserve for Credit Losses Assigned to Loans and Leases (Note 7)	(140.4)	(125.4)
Buildings and Equipment (Notes 8 and 9)	487.2	471.5
Customers’ Acceptance Liability	1.2	.7
Trust Security Settlement Receivables	339.3	317.0
Other Assets (Notes 11 and 29)	3,298.7	2,640.6

Total Assets	$60,712.2	$53,413.8

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$5,434.0	$5,383.6
Savings and Money Market	6,297.6	8,278.9
Savings Certificates	1,999.3	1,565.2
Other Time	459.6	391.6
Non-U.S. Offices–Demand	3,880.9	2,043.2
–Time	25,748.8	20,857.0

Total Deposits	43,820.2	38,519.5
Federal Funds Purchased	2,821.6	1,096.9
Securities Sold under Agreements to Repurchase (Note 5)	1,950.5	1,610.8
Commercial Paper	—	144.6
Other Borrowings	2,976.5	2,647.9
Senior Notes (Note 12)	445.4	272.5
Long-Term Debt (Note 12)	2,307.9	2,818.1
Floating Rate Capital Debt (Note 13)	276.5	276.4
Liability on Acceptances	1.2	.7
Other Liabilities (Notes 7 and 29)	2,168.5	2,425.6

Total Liabilities	56,768.3	49,813.0

STOCKHOLDERS’ EQUITY
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares; Outstanding 218,700,956 shares in 2006 and 218,128,986 shares in 2005 (Notes 14 and 16)	379.8	379.8
Additional Paid-in Capital	30.9	—
Retained Earnings	4,131.2	3,672.1
Accumulated Other Comprehensive Income (Note 15)	(148.6)	(18.7)
Common Stock Issuable–Stock Incentive Plans (Note 22)	—	55.5
Deferred Compensation	—	(29.5)
Treasury Stock (at cost–9,220,568 shares in 2006 and 9,792,538 shares in 2005)	(449.4)	(458.4)

Total Stockholders’ Equity	3,943.9	3,600.8

Total Liabilities and Stockholders’ Equity	$60,712.2	$53,413.8

See accompanying notes to consolidated financial statements on pages 38-71.

34	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
($ IN MILLIONS EXCEPT PER SHARE INFORMATION)	2006	2005	2004
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,791.6	$1,559.4	$1,330.3
Foreign Exchange Trading Income	247.3	180.2	158.0
Treasury Management Fees	65.4	71.2	88.1
Security Commissions and Trading Income	62.7	55.2	50.5
Other Operating Income (Note 18)	97.8	97.5	83.8
Investment Security Gains, net (Note 4)	1.4	.3	.2

Total Noninterest Income	2,266.2	1,963.8	1,710.9

Net Interest Income (Note 17)
Interest Income	2,206.8	1,590.6	1,118.2
Interest Expense	1,476.9	929.2	557.1

Net Interest Income	729.9	661.4	561.1
Provision for Credit Losses (Note 7)	15.0	2.5	(15.0)

Net Interest Income after Provision for Credit Losses	714.9	658.9	576.1

Noninterest Expenses
Compensation (Notes 22 and 23)	876.6	774.2	661.7
Employee Benefits (Note 21)	217.6	190.4	161.5
Occupancy Expense (Notes 8 and 9)	145.4	133.7	121.5
Equipment Expense (Notes 8 and 9)	82.5	83.2	84.7
Other Operating Expenses (Note 19)	634.8	553.4	502.3

Total Noninterest Expenses	1,956.9	1,734.9	1,531.7

Income before Income Taxes	1,024.2	887.8	755.3
Provision for Income Taxes (Note 20)	358.8	303.4	249.7

Net Income	$665.4	$584.4	$505.6

Per Common Share (Note 16)
Net Income–Basic	$3.06	$2.68	$2.30
–Diluted	3.00	2.64	2.27
Cash Dividends Declared	.94	.86	.78

Average Number of Common Shares Outstanding–Basic	217,766,035	218,101,996	219,492,478
–Diluted	221,784,114	221,557,188	223,135,699

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2006	2005	2004
Net Income	$665.4	$584.4	$505.6
Other Comprehensive Income (net of tax and reclassifications)
Net Unrealized Gains (Losses) on Securities Available for Sale	9.7	(4.5)	(3.4)
Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	3.0	(1.3)	.2
Foreign Currency Translation Adjustments	17.0	2.3	(.9)
Minimum Pension Liability Adjustment	14.2	(.5)	(1.7)

Other Comprehensive Income (Note 15)	43.9	(4.0)	(5.8)

Comprehensive Income	$709.3	$580.4	$499.8

See accompanying notes to consolidated financial statements on pages 38-71.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	35

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2006	2005	2004
COMMON STOCK
Balance at January 1	$379.8	$379.8	$379.8

Balance at December 31	379.8	379.8	379.8

ADDITIONAL PAID-IN CAPITAL
Balance at January 1	—	—	—
Transferred from Common Stock Issuable–Stock Incentive Plans	55.5	—	—
Transferred from Deferred Compensation	(29.5)	—	—
Treasury Stock Transaction–Stock Options and Awards	(43.9)	—	—
Stock Options and Awards–Amortization	27.5	—	—
Stock Options and Awards–Taxes	21.3	—	—

Balance at December 31	30.9	—	—

RETAINED EARNINGS
Balance at January 1	3,672.1	3,300.6	2,990.7
Net Income	665.4	584.4	505.6
Dividends Declared–Common Stock	(206.3)	(187.7)	(171.2)
Stock Incentive Plans	—	(25.2)	(24.5)

Balance at December 31	4,131.2	3,672.1	3,300.6

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at January 1	(18.7)	(14.7)	(8.9)
Other Comprehensive Income (Loss)	43.9	(4.0)	(5.8)
Pension and Other Postretirement Benefit Adjustments	(173.8)	—	—

Balance at December 31	(148.6)	(18.7)	(14.7)

COMMON STOCK ISSUABLE–STOCK INCENTIVE PLANS
Balance at January 1	55.5	63.0	88.6
Transferred to Additional Paid-in Capital	(55.5)	—	—
Stock Issuable, net of Stock Issued	—	(7.5)	(25.6)

Balance at December 31	—	55.5	63.0

DEFERRED COMPENSATION
Balance at January 1	(29.5)	(25.0)	(26.4)
Transferred to Additional Paid-in Capital	29.5	—	—
Compensation Deferred	—	(17.7)	(11.5)
Compensation Amortized	—	13.2	12.9

Balance at December 31	—	(29.5)	(25.0)

TREASURY STOCK
Balance at January 1	(458.4)	(408.1)	(368.5)
Stock Options and Awards	140.3	119.5	111.0
Stock Purchased	(131.3)	(169.8)	(150.6)

Balance at December 31	(449.4)	(458.4)	(408.1)

Total Stockholders’ Equity At December 31	$3,943.9	$3,600.8	$3,295.6

See accompanying notes to consolidated financial statements on pages 38-71.

36	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$665.4	$584.4	$505.6
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	15.0	2.5	(15.0)
Depreciation on Buildings and Equipment	83.7	85.0	82.6
Amortization of Computer Software	93.5	86.3	84.0
Amortization of Intangibles	22.4	20.4	9.8
(Increase) Decrease in Receivables	(147.2)	(129.1)	11.0
Increase in Interest Payable	13.0	11.8	1.5
Amortization and Accretion of Securities and Unearned Income	(161.2)	(190.9)	(113.4)
Gain on Sale of Buildings (Note 18)	—	(7.9)	—
Deferred Income Tax	83.9	71.1	96.5
Net (Increase) Decrease in Trading Account Securities	(5.8)	(.2)	4.8
Other Operating Activities, net	(274.2)	49.7	(12.6)

Net Cash Provided by Operating Activities	388.5	583.1	654.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under Agreements to Resell	3,545.4	(3,505.2)	(585.3)
Net (Increase) Decrease in Time Deposits with Banks	(4,345.6)	3,588.6	(3,025.5)
Net (Increase) Decrease in Other Interest-Bearing Assets	45.6	(33.1)	8.4
Purchases of Securities–Held to Maturity	(53.3)	(99.8)	(161.1)
Proceeds from Maturity and Redemption of Securities–Held to Maturity	86.4	93.2	86.5
Purchases of Securities–Available for Sale	(87,092.2)	(56,789.3)	(16,442.2)
Proceeds from Sale, Maturity and Redemption of Securities–Available for Sale	85,966.7	54,841.6	16,804.7
Net Increase in Loans and Leases	(2,588.6)	(1,612.5)	(83.7)
Purchases of Buildings and Equipment, net	(99.4)	(85.9)	(49.3)
Proceeds from Sale of Buildings	—	21.2	—
Purchases and Development of Computer Software	(139.1)	(109.0)	(83.8)
Net (Increase) Decrease in Trust Security Settlement Receivables	(22.3)	(168.1)	21.7
Decrease in Cash Due to Acquisitions, net of Cash Acquired	—	(464.9)	(4.2)
Other Investing Activities, net	(686.8)	253.5	30.9

Net Cash Used in Investing Activities	(5,383.2)	(4,069.7)	(3,482.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase in Deposits	5,300.7	4,341.0	4,787.6
Net Increase (Decrease) in Federal Funds Purchased	1,724.7	78.6	(1,611.1)
Net Increase (Decrease) in Securities Sold under Agreements to Repurchase	339.7	(1,237.1)	1,020.1
Net Increase (Decrease) in Commercial Paper	(144.6)	(.8)	3.1
Net Increase (Decrease) in Short-Term Other Borrowings	316.6	1,193.7	(581.4)
Proceeds from Term Federal Funds Purchased	107.0	210.2	693.6
Repayments of Term Federal Funds Purchased	(95.0)	(212.2)	(697.2)
Proceeds from Senior Notes & Long-Term Debt	649.1	815.2	285.0
Repayments of Senior Notes & Long-Term Debt	(1,046.0)	(498.8)	(351.1)
Treasury Stock Purchased	(127.4)	(165.3)	(147.6)
Net Proceeds from Stock Options	84.4	50.6	35.4
Excess Tax Benefits from Stock Incentive Plans	21.3	—	—
Cash Dividends Paid on Common Stock	(200.5)	(183.5)	(167.0)
Other Financing Activities, net	(123.5)	131.7	(19.5)

Net Cash Provided by Financing Activities	6,806.5	4,523.3	3,249.9

Effect of Foreign Currency Exchange Rates on Cash	153.0	(93.0)	34.8

Increase (Decrease) in Cash and Due from Banks	1,964.8	943.7	456.6
Cash and Due from Banks at Beginning of Year	2,996.2	2,052.5	1,595.9

Cash and Due from Banks at End of Year	$4,961.0	$2,996.2	$2,052.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$1,463.9	$917.3	$555.7
Income Taxes Paid	304.1	179.6	165.0

See accompanying notes to consolidated financial statements on pages 38-71.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies – The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and reporting practices prescribed for the banking industry. A description of the significant accounting policies follows:

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

B. Nature of Operations. The Corporation is a financial holding company under the Gramm-Leach-Bliley Act. The Bank is an Illinois banking corporation headquartered in Chicago and the Corporation’s principal subsidiary. The Corporation conducts business in the United States (U.S.) and internationally through the Bank, a national bank subsidiary, a federal savings bank subsidiary, trust companies, and various other U.S. and non-U.S. subsidiaries.

Northern Trust generates the majority of its revenues from its two primary business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Investment management services and products are provided to C&IS and PFS through a third business unit, Northern Trust Global Investments (NTGI). Operating and systems support for these business units is provided by a fourth business unit, Worldwide Operations and Technology (WWOT).

The C&IS business unit provides asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds; a full range of commercial banking services to large corporations and financial institutions; and foreign exchange services. C&IS products are delivered to clients from offices in 15 locations in North America, Europe, and the Asia-Pacific region.

The PFS business unit provides personal trust, custody, philanthropic, and investment management services; financial consulting; guardianship and estate administration; qualified retirement plans; and private and business banking. PFS focuses on high net worth individuals, business owners, executives, professionals, retirees, and established privately-held businesses. PFS services are delivered through a network of over 80 offices in 18 U.S. states as well as offices in London and Guernsey.

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

D. Foreign Currency Translation. Asset and liability accounts denominated in a foreign currency are remeasured into functional currencies at period end rates of exchange, except for buildings and equipment which are remeasured at exchange rates in effect at the date of acquisition. Income and expense accounts are remeasured at period average rates of exchange. Results from remeasurement are reported in other operating income.

Asset and liability accounts of entities with functional currencies that are not the U.S. dollar are translated at period end rates of exchange. Income and expense accounts are translated at period average rates of exchange. Translation adjustments are reported directly to accumulated other comprehensive income, a component of stockholders’ equity. Translation adjustments related to retained earnings are reported net of tax, except for those non-U.S subsidiaries whose accumulated earnings are considered to be indefinitely reinvested outside the U.S.

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

Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of discount. Interest income is recorded on the accrual basis adjusted for the amortization of premium and accretion of discount.

Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income under security commissions and trading income.

38	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

F. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments as part of its risk management activities, to meet the risk management needs of its clients, and as part of its trading activity for its own account. Derivative financial instruments include interest rate swap and option contracts, foreign exchange contracts, credit default swaps, and similar contracts. Derivative financial instruments are recorded at fair value based on quoted market prices, dealer quotes, pricing models or quoted market prices of financial instruments with similar characteristics. Unrealized gains and receivables are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet. Derivative asset and liability positions with the same counterparty are reflected on a net basis in cases where legally enforceable master netting agreements exist.

Risk Management Instruments. Fair value, cash flow or net investment hedge derivatives are designated and formally documented as such contemporaneous with the transaction. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. A formal assessment is performed on a calendar quarter basis to verify that derivatives used in hedging transactions continue to be highly effective as offsets to changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective, or if the hedged item matures, is sold, or is terminated, or if a hedged forecasted transaction is no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a trading instrument.

Derivatives are designated as fair value hedges to limit Northern Trust’s exposure to changes in the fair value of recognized fixed earning assets due to movements in interest rates. Interest accruals and changes in fair value of the derivative are recognized as a component of the interest income classification of the hedged item. Changes in fair value of the hedged asset attributable to the risk being hedged are reflected in its carrying amount and are also recognized as a component of its interest income.

Derivatives are designated as cash flow hedges to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. The effective portion of unrealized gains and losses on such derivatives is recognized in accumulated other comprehensive income, a component of stockholders’ equity. Any hedge ineffectiveness is recognized currently in the income or expense classification of the hedged item. When the hedged forecasted transaction impacts earnings, balances in other comprehensive income are reclassified to the same income or expense classification as the hedged item.

Foreign exchange contracts and qualifying nonderivative instruments are designated as net investment hedges to minimize Northern Trust’s exposure to foreign currency translation gains and losses on our net investments in non-U.S. branches and subsidiaries. Changes in the fair value of the hedging instrument are recognized in accumulated other comprehensive income. Any ineffectiveness is recorded in other income.

Other derivatives transacted as economic hedges of non-U.S. dollar denominated assets and liabilities and of credit risk are carried on the balance sheet at fair value and any changes in fair value are recognized currently in income.

G. Loans and Leases. Loans that are held for investment are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest-rate lock are recorded on the balance sheet at fair value with subsequent gains or losses recognized as other income. Unrealized gains are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded loan commitments that are not held for sale are carried at the amount of unamortized fees with a reserve for credit loss liability recognized for any probable losses.

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

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

J. Buildings and Equipment. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed on the straight-line method based on the following range of lives: buildings – 10 to 30 years; equipment – 3 to 10 years; and leasehold improvements – the shorter of the lease term or 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.

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

L. Unconsolidated Affiliates. Northern Trust’s 20% interest in RemitStream Solutions, LLC (lockbox services), its 9% interest in EquiLend Holdings, LLC (securities lending services) and its 50% interest in Helaba Northern Trust GMBH (investment management services) are carried on the equity method of accounting. The combined book value of these investments at December 31, 2006 totaled $3.5 million.

40	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Trust, investment and other servicing fees are recorded on the accrual basis, over the period in which the service is provided. Fees are a function of the market value of assets custodied, managed and serviced, the volume of transactions, securities lending volume and spreads, and fees for other services rendered, as set forth in the underlying client agreement. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.

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

Client reimbursed out-of-pocket expenses that are an extension of existing services that are being rendered are recorded on a gross basis as revenue.

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

Q. Cash Flow Statements. Cash and cash equivalents have been defined as “Cash and Due from Banks”.

R. Stock-Based Compensation Plans. Effective with the adoption of the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), on January 1, 2006, Northern Trust recognizes as compensation expense the grant-date fair value of stock options and other equity-based compensation granted to employees within the income statement using a fair-value-based method. Previously, Northern Trust used the intrinsic value method of accounting permissible under SFAS No. 123, “Accounting for Stock-Based Compensation”.

Grant-date fair values of stock and stock unit awards, including performance stock unit awards and director awards, are based on the average of the high and the low prices of the Corporation’s stock on the date of grant. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. The model utilizes weighted-average assumptions regarding the estimated yield from dividends paid on the Corporation’s stock over the life of the options, the expected volatility of Northern Trust’s stock price over a period equal to the contractual life of the options, the period of time that options granted are expected to be outstanding based primarily on the historical exercise behavior attributable to previous option grants, and a risk free interest rate based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

Compensation expense for share-based award grants with terms that provide for a graded vesting schedule, whereby portions of the award vest in increments over the requisite service period, are recognized on a straight-line basis over the requisite service period for the entire award. Northern Trust does not include an estimate of future forfeitures in its recognition of stock-based compensation as historical forfeitures have not been significant. Stock-based compensation is adjusted based on forfeitures as they occur. Dividend equivalents are paid on stock units on a current basis prior to vesting and distribution.

In accordance with SFAS No. 123(R), cash flows resulting from the realization of tax deductions from the exercise of stock options in excess of the compensation cost recognized (excess tax benefits) are classified as financing cash flows. Before the adoption of SFAS No. 123(R), Northern Trust presented all tax benefits realized as operating cash flows in the consolidated statement of cash flows.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Recent Accounting Pronouncements – Effective December 31, 2006, Northern Trust adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158). SFAS No. 158 requires an employer to recognize the funded status of a defined benefit postretirement plan in its statement of financial position and to recognize changes in the funded status, in the year in which the changes occur, as a component of other comprehensive income. The funded status of a defined benefit plan is measured as the difference between the fair value of plan assets and the projected benefit obligation. Although Northern Trust’s primary qualified pension plan is fully funded, adoption of the requirement to recognize the funded status of a plan reduced stockholders’ equity by $160.8 million due to the requirement in SFAS No. 158 that an employer recognize any previously unrecognized actuarial gains and losses and prior service costs, net of tax, in accumulated other comprehensive income, a component of stockholders’ equity. Regulatory capital ratios were not impacted as this adjustment was excluded from the calculation of tier 1 capital. Effective for fiscal years ending after December 15, 2008, SFAS No. 158 will also require an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. Adoption of the standard’s measurement date requirements as of December 31, 2008 is not expected to have a material effect on Northern Trust’s consolidated financial position or results of operations.

On July 13, 2006, the FASB issued its Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (FIN 48), which provides guidance on the measurement, recognition, and disclosure of tax positions taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, and disclosure. FIN 48 prescribes that a tax position should only be recognized if it is more likely than not that the position will be sustained upon examination by the appropriate taxing authority. A tax position that meets this threshold is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of FIN 48 is to be reported as an adjustment to the beginning balance of retained earnings in the period of adoption. Adoption of FIN 48 as of January 1, 2007 did not have a material effect on Northern Trust’s consolidated financial position or results of operations.

On July 13, 2006, the FASB issued Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), which amends FASB Statement No. 13, “Accounting for Leases.” This Staff Position addresses how a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease affects the accounting by a lessor for that lease. FSP 13-2 requires a recalculation of the rate of return and allocation of income from the inception of a leveraged lease if, during the lease term, the expected timing of the income tax cash flows generated by a leveraged lease is revised. The recalculation includes actual cash flows that occurred up to the date of the recalculation and projected cash flows thereafter. The change in the leveraged lease net investment balances as a result of the recalculation is recognized as a gain or loss in the year that the estimated cash flows change. Additionally, a lessor must apply the provisions of FIN 48 to its tax positions when initially calculating or subsequently recalculating leveraged lease cash flows and determining the related income allocation. The cumulative effect of applying the provisions of this Staff Position is reported as an adjustment to the beginning balance of retained earnings in the period of adoption. Based on current estimates relating to the outcome of future events, adoption as of January 1, 2007 reduced Northern Trust’s stockholders’ equity by approximately $75 million.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify hybrid instruments that contain embedded derivatives requiring bifurcation. SFAS No. 155 permits companies to irrevocably elect, on a deal by deal basis, fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation. Adoption as of January 1, 2007 had no impact on Northern Trust’s consolidated financial position or results of operations.

3. Reclassifications – In connection with the adoption of SFAS No. 123(R) on January 1, 2006, the 2006 beginning balances of deferred compensation and of common stock issuable – stock incentive plans, included in the consolidated statement of changes in stockholders’ equity, were reclassified to additional paid-in capital.

42	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Securities – Securities Available for Sale. The following tables summarize the amortized cost, fair values, and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2006
(IN MILLIONS)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$1.0	$—	$—	$1.0
Obligations of States and Political Subdivisions	30.6	1.1	—	31.7
Government Sponsored Agency	10,250.7	2.9	8.5	10,245.1
Preferred Stock	9.8	—	—	9.8
Asset-Backed	769.0	.1	1.7	767.4
Other	184.3	10.3	—	194.6

Total	$11,245.4	$14.4	$10.2	$11,249.6

	DECEMBER 31, 2005
(IN MILLIONS)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$17.9	$—	$—	$17.9
Obligations of States and Political Subdivisions	30.6	1.8	—	32.4
Government Sponsored Agency	8,815.3	1.4	15.7	8,801.0
Preferred Stock	9.6	—	—	9.6
Asset-Backed	950.8	.5	.4	950.9
Other	158.7	.2	—	158.9

Total	$9,982.9	$3.9	$16.1	$9,970.7

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2006
(IN MILLIONS)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$8,395.6	$8,403.0
Due After One Year Through Five Years	2,693.2	2,689.3
Due After Five Years Through Ten Years	14.1	14.8
Due After Ten Years	132.7	132.7
Preferred Stock, No Stated Maturity	9.8	9.8

Total	$11,245.4	$11,249.6

Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held to Maturity. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2006
(IN MILLIONS)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$863.8	$25.9	$1.2	$888.5
Government Sponsored Agency	14.6	.1	.2	14.5
Other	228.6	—	9.5	219.1

Total	$1,107.0	$26.0	$10.9	$1,122.1

	DECEMBER 31, 2005
(IN MILLIONS)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$885.1	$33.8	$.7	$918.2
Government Sponsored Agency	9.9	—	.2	9.7
Other	240.5	—	6.8	233.7

Total	$1,135.5	$33.8	$7.7	$1,161.6

REMAINING MATURITY OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2006
(IN MILLIONS)	BOOK VALUE	FAIR VALUE
Due in One Year or Less	$67.7	$67.3
Due After One Year Through Five Years	282.8	286.5
Due After Five Years Through Ten Years	488.3	496.7
Due After Ten Years	268.2	271.6

Total	$1,107.0	$1,122.1

Mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Securities with Unrealized Losses. The following table provides information regarding securities at December 31, 2006 that have been in a continuous unrealized loss position for less than 12 months and for 12 months or longer.

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(IN MILLIONS)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of States and Political Subdivisions	$33.8	$.1	$77.5	$1.1	$111.3	$1.2
Government Sponsored Agency	811.1	1.7	686.6	7.0	1,497.7	8.7
Asset-Backed	422.7	1.4	144.7	.3	567.4	1.7
Other	35.0	3.4	32.7	6.1	67.7	9.5

Total Temporarily Impaired Securities	$1,302.6	$6.6	$941.5	$14.5	$2,244.1	$21.1

Northern Trust purchases certain government sponsored agency securities and other securities for compliance with the Community Reinvestment Act (CRA). Unrealized losses of $9.6 million on these CRA-related securities are attributable to their purchase at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. The remaining unrealized losses on Northern Trust’s securities portfolio as of December 31, 2006 are attributable to changes in overall market interest rates. Northern Trust has the ability and intent to hold all of its securities with unrealized losses until a recovery of fair value, which may be maturity, and does not consider them to be other-than-temporarily impaired at December 31, 2006.

44	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment Security Gains and Losses. Realized gross security gains totaled $1.4 million, $.3 million, and $.2 million, respectively, in 2006, 2005, and 2004. There were no security losses for these periods.

5. Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase – Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession of securities purchased under agreements to resell.

The following tables summarize information related to securities purchased under agreements to resell and securities sold under agreements to repurchase.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	DECEMBER 31
($ IN MILLIONS)	2006	2005
Balance at December 31	$413.5	$612.9
Average Balance During the Year	327.4	386.2
Average Interest Rate Earned During the Year	4.99%	3.14%
Maximum Month-End Balance During the Year	1,120.5	612.9

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	DECEMBER 31
($ IN MILLIONS)	2006	2005
Balance at December 31	$1,950.5	$1,610.8
Average Balance During the Year	2,030.0	1,695.3
Average Interest Rate Paid During the Year	4.88%	3.08%
Maximum Month-End Balance During the Year	2,410.2	2,023.5

6. Loans and Leases – Amounts outstanding in selected categories are shown below.

	DECEMBER 31
(IN MILLIONS)	2006	2005
U.S.
Residential Real Estate	$8,674.4	$8,340.5
Commercial	4,679.1	3,545.3
Commercial Real Estate	1,836.3	1,524.3
Personal	3,415.8	2,961.3
Other	979.2	797.8
Lease Financing, net	1,291.6	1,194.1

Total U.S.	20,876.4	18,363.3
Non-U.S.	1,733.3	1,605.2

Total Loans and Leases	22,609.7	19,968.5
Reserve for Credit Losses Assigned to Loans and Leases	(140.4)	(125.4)

Net Loans and Leases	$22,469.3	$19,843.1

Other U.S. loans and non-U.S. loans included $1.7 billion at December 31, 2006, and $1.2 billion at December 31, 2005, of short duration advances, primarily related to the processing of custodied client investments.

Residential real estate loans classified as held for sale totaled $.4 million at December 31, 2006 and $2.3 million at December 31, 2005.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31
(IN MILLIONS)	2006	2005
Direct Finance Leases:
Lease Receivable	$216.3	$212.8
Residual Value	179.0	178.4
Initial Direct Costs	1.2	1.5
Unearned Income	(61.8)	(61.5)

Net Investment in Direct Finance Leases	334.7	331.2

Leveraged Leases:
Net Rental Receivable	$631.0	$582.9
Residual Value	676.9	615.5
Unearned Income	(351.0)	(335.5)

Net Investment in Leveraged Leases	956.9	862.9

Total Leases	$1,291.6	$1,194.1

The following schedule reflects the future minimum lease payments to be received under direct finance leases:

(IN MILLIONS)	FUTURE MINIMUM LEASE PAYMENTS
2007	$40.7
2008	36.3
2009	29.9
2010	25.8
2011	17.5

Concentrations of Credit Risk. The information on page 24 in the section titled “Residential Real Estate” through the section titled “Commercial Aircraft Leases” is incorporated herein by reference.

NONPERFORMING ASSETS

	DECEMBER 31
(IN MILLIONS)	2006	2005
Nonaccrual Loans
U.S.	$34.5	$29.8
Non-U.S.	1.2	1.2

Total Nonaccrual Loans	35.7	31.0
Other Real Estate Owned	1.4	.1

Total Nonperforming Assets	$37.1	$31.1

90 Day Past Due Loans Still Accruing	$24.6	$29.9

Impaired Loans with Reserves	$26.9	$24.9
Impaired Loans without Reserves*	5.0	3.7

Total Impaired Loans	$31.9	$28.6

Reserves for Impaired Loans	$19.6	$20.3
Average Balance of Impaired Loans during the Year	27.8	29.5

* When an impaired loan’s discounted cash flows, collateral value or market price equals or exceeds its carrying value, a reserve is not required.

There were $.4 million and $1.6 million, respectively, of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 2006 and December 31, 2005.

Interest income that would have been recorded on nonaccrual loans in accordance with their original terms amounted to approximately $2.9 million in 2006, $2.7 million in 2005, and $3.8 million in 2004, compared with amounts that were actually recorded of approximately $42 thousand, $114 thousand, and $58 thousand, respectively.

7. Reserve for Credit Losses – Changes in the reserve for credit losses were as follows:

(IN MILLIONS)	2006	2005	2004
Balance at Beginning of Year	$136.0	$139.3	$157.2
Charge-Offs	(1.8)	(7.6)	(7.3)
Recoveries	1.6	1.8	4.4

Net Charge-Offs	(.2)	(5.8)	(2.9)
Provision for Credit Losses	15.0	2.5	(15.0)
Effect of Foreign Exchange Rates	.2	—	—

Balance at End of Year	$151.0	$136.0	$139.3

Reserve for Credit Losses Assigned to:
Loans and Leases	$140.4	$125.4	$130.7
Unfunded Commitments and Standby Letters of Credit	10.6	10.6	8.6

Total Reserve for Credit Losses	$151.0	$136.0	$139.3

46	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Buildings and Equipment – A summary of buildings and equipment is presented below.

	DECEMBER 31, 2006
(IN MILLIONS)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$36.9	$.5	$36.4
Buildings	179.7	65.7	114.0
Equipment	347.9	165.9	182.0
Leasehold Improvements	165.7	58.2	107.5
Buildings Leased under Capital Leases (Note 9)	81.1	33.8	47.3

Total Buildings and Equipment	$811.3	$324.1	$487.2

	DECEMBER 31, 2005
(IN MILLIONS)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$36.8	$.4	$36.4
Buildings	168.4	61.6	106.8
Equipment	353.0	175.6	177.4
Leasehold Improvements	156.2	55.0	101.2
Buildings Leased under Capital Leases (Note 9)	81.1	31.4	49.7

Total Buildings and Equipment	$795.5	$324.0	$471.5

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $83.7 million in 2006, $85.0 million in 2005, and $82.6 million in 2004.

9. Lease Commitments – At December 31, 2006, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2006 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(IN MILLIONS)	FUTURE MINIMUM LEASE PAYMENTS
2007	$59.4
2008	56.5
2009	53.8
2010	52.2
2011	50.2
Later Years	385.2

Total Minimum Lease Payments	$657.3

Net rental expense for operating leases included in occupancy expense amounted to $72.0 million in 2006, $63.4 million in 2005, and $56.2 million in 2004.

One of the buildings and related land utilized for Chicago operations has been leased under an agreement that qualifies as a capital lease. The long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank would anticipate receiving all proceeds except for 58% of any proceeds in excess of the original project costs, which will be paid to the lessor.

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2006.

(IN MILLIONS)	FUTURE MINIMUM LEASE PAYMENTS, NET
2007	$2.5
2008	2.5
2009	2.5
2010	2.1
2011	.9
Later Years	3.4

Total Minimum Lease Payments, net	13.9
Less: Amount Representing Interest	3.1

Net Present Value under Capital Lease Obligations	$10.8

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Business Combinations – On March 31, 2005, Northern Trust completed its acquisition of Baring Asset Management’s Financial Services Group (FSG), a fund services group that offered fund administration, custody, and trust services, from ING Group N.V. (The Netherlands). The final adjusted purchase price totaled 261.5 million British Pounds Sterling. The acquisition increased Northern Trust’s global fund administration, hedge fund, private equity, and property administration capabilities. The results of operations for FSG have been included within Northern Trust’s operating results subsequent to the March 31, 2005 acquisition date.

11. Goodwill and Other Intangibles – Goodwill and other intangible assets are included in other assets in the consolidated balance sheet. The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 are as follows:

(IN MILLIONS)	CORPORATE AND INSTITUTIONAL SERVICES	PERSONAL FINANCIAL SERVICES	TOTAL
Balance at December 31, 2004	$141.7	$58.3	$200.0

Goodwill Acquired:
Financial Services Group	182.4	6.9	189.3

Balance at December 31, 2005	$324.1	$65.2	$389.3
Goodwill Acquired:
Financial Services Group *	12.9	(6.0)	6.9
Other Changes * *	24.7	1.6	26.3

Balance at December 31, 2006	$361.7	$60.8	$422.5

* Changes in balances reflect final purchase price adjustments and related reallocations.

* * Includes the effect of foreign exchange rates on non-U.S. dollar denominated goodwill.

The gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2006 and 2005 are as follows:

OTHER INTANGIBLE ASSETS-SUBJECT TO AMORTIZATION *	DECEMBER 31
(IN MILLIONS)	2006	2005
Gross Carrying Amount	$247.9	$245.9
Accumulated Amortization	122.2	99.8

Net Book Value	$125.7	$146.1

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $22.4 million, $20.4 million, and $9.8 million for the years ended December 31, 2006, 2005, and 2004, respectively. Amortization expense for the years 2007, 2008, 2009, 2010, and 2011 is estimated to be $20.9 million, $18.6 million, $18.1 million, $16.2 million, and $12.5 million, respectively.

12. Senior Notes, Long-Term Debt, and Lines of Credit – Senior Notes. A summary of senior notes outstanding at December 31 is presented below.

($ IN MILLIONS)	RATE	2006	2005
Corporation-Senior Notes Due Aug. 2011 (a) (d) (f)	5.30%	$249.2	$—
Bank-Senior Notes (a) (d)
Fixed Rate Due Dec. 2006 (b)	2.875	—	100.0
Floating Rate – Sterling Denominated Due March 2010	5.374	196.2	172.5

Total Senior Notes		$445.4	$272.5

48	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ IN MILLIONS)	2006	2005
Bank-Subordinated Debt (a) (d)
7.30% Notes due Sept. 2006 (b)	$—	$100.0
6.25% Notes due June 2008 (b)	100.0	100.0
7.10% Notes due Aug. 2009 (b)	200.0	200.0
6.30% Notes due March 2011 (b)	150.0	150.0
4.60% Notes due Feb. 2013 (b)	200.0	200.0
5.375% Sterling Denominated Notes due March 2015 (e)	293.1	257.4

Total Bank-Subordinated Debt	943.1	1,007.4
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End – 5.35% in 2006; 4.71% in 2005)	509.0	444.5
One to Three Years (Average Rate at Year End – 6.08% in 2006; 5.36% in 2005)	234.9	563.9
Three to Five Years (Average Rate at Year End – 6.23% in 2006; 6.56% in 2005)	275.0	330.0
Five to Ten Years (Average Rate at Year End – 4.79% in 2006; 4.77% in 2005)	285.1	360.0
Over Ten Years (Average Rate at Year End – 6.29% in 2006; 6.39% in 2005)	50.0	100.1

Total Federal Home Loan Bank Borrowings	1,354.0	1,798.5
Capital Lease Obligations (c)	10.8	12.2

Total Long-Term Debt	$2,307.9	$2,818.1

Long-Term Debt Qualifying as Risk-Based Capital	$713.8	$768.7

(a) Not redeemable prior to maturity.

(b) Under the terms of its current Offering Circular dated October 31, 2006, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $300 million of subordinated notes. Each senior note will mature from 30 days to fifteen years and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(c) Refer to Note 9.

(d) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

(e) Notes issued at a discount of .484%.

(f) Notes issued at a discount of .035%

Line of Credit. The Corporation maintains an available revolving line of credit totaling $150 million. Commitment fees required under the revolver are based on the long-term senior debt ratings of the Corporation. No borrowings were required under the line of credit during 2006 or 2005, except for discretionary one-time minimum amounts to test the draw-down process.

13. Floating Rate Capital Debt – In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation (“NTC Capital I”). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust (“NTC Capital II”), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR) and are due January 15, 2027. The Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR and are due April 15, 2027. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities under FIN 46(R). However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

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

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2006 and 2005:

	DECEMBER 31
(IN MILLIONS)	2006	2005
NTC Capital I Subordinated Debentures due January 15, 2027	$153.6	$153.6
NTC Capital II Subordinated Debentures due April 15, 2027	122.9	122.8

Total Subordinated Debentures	$276.5	$276.4

14. Stockholders’ Equity – Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. There was no preferred stock outstanding at December 31, 2006 or 2005.

Preferred Stock Purchase Rights – On July 21, 1998 the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of the Corporation’s common stock issuable to stockholders of record at the close of business on October 31, 1999. As a result of anti-dilution provisions, each share of common stock now has one-half of one Right associated with it. Each Right is exercisable for one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $330.00, subject to adjustment. The Rights will be evidenced by the common stock certificates and will not be exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the shares of common stock then outstanding or announces a tender or exchange offer which if consummated would result in ownership of 15 percent or more of the outstanding common stock.

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

Common Stock. An analysis of changes in the number of shares of common stock outstanding follows:

	2006	2005	2004
Balance at January 1	218,128,986	219,067,733	220,118,476
Incentive Plan and Awards	166,681	469,640	610,697
Stock Options Exercised	2,764,505	2,126,472	1,757,845
Treasury Stock Purchased	(2,359,216)	(3,534,859)	(3,419,285)

Balance at December 31	218,700,956	218,128,986	219,067,733

The Corporation’s current share buyback program authorization was increased to 12.0 million shares in October 2006. Under this program, the Corporation may purchase an additional 11.9 million shares after December 31, 2006. The repurchased shares would be used for general purposes of the Corporation, including the issuance of shares under stock option and other incentive plans of the Corporation. The average price paid per share for common stock repurchased in 2006, 2005, and 2004 was $55.65, $48.05, and $44.05, respectively.

50	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Accumulated Other Comprehensive Income – The following table summarizes the components of accumulated other comprehensive income at December 31, 2006, 2005, and 2004, and changes during the years then ended.

	PERIOD CHANGE
(IN MILLIONS)	BEGINNING BALANCE (NET OF TAX)	BEFORE TAX AMOUNT	TAX EFFECT	ENDING BALANCE (NET OF TAX)
DECEMBER 31, 2006
Unrealized Gains (Losses) on Securities Available for Sale	$(5.2)	$16.9	$(6.3)	$5.4
Less: Reclassification Adjustments	—	1.4	(.5)	.9

Net Unrealized Gains (Losses) on Securities Available for Sale	(5.2)	15.5	(5.8)	4.5
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(.8)	3.7	(1.4)	1.5
Less: Reclassification Adjustments	—	(1.2)	.5	(.7)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(.8)	4.9	(1.9)	2.2
Foreign Currency Translation Adjustments *	1.5	1.3	15.7	18.5
Minimum Pension Liability	(14.2)	22.7	(8.5)	—
Pension and Other Postretirement Benefit Adjustments
Net Actuarial Loss	—	(260.9)	95.9	(165.0)
Prior Service Cost	—	(10.7)	4.0	(6.7)
Transition Obligation	—	(3.3)	1.2	(2.1)

Total Pension and Other Postretirement Benefit Adjustments	—	(274.9)	101.1	(173.8)

Accumulated Other Comprehensive Income	$(18.7)	$(230.5)	$100.6	$(148.6)

* The 2006 tax effect on foreign currency translation adjustments reflects the reversal of deferred taxes on translation gains associated with certain foreign investments.

DECEMBER 31, 2005

Unrealized Gains (Losses) on Securities Available for Sale	$(.7)	$(7.0)	$2.5	$(5.2)
Less: Reclassification Adjustments	—	—	—	—

Net Unrealized Gains (Losses) on Securities Available for Sale	(.7)	(7.0)	2.5	(5.2)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	.5	2.3	(.8)	2.0
Less: Reclassification Adjustments	—	4.5	(1.7)	2.8

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	.5	(2.2)	.9	(.8)
Foreign Currency Translation Adjustments	(.8)	3.2	(.9)	1.5
Minimum Pension Liability	(13.7)	(.9)	.4	(14.2)

Accumulated Other Comprehensive Income	$(14.7)	$(6.9)	$2.9	$(18.7)

DECEMBER 31, 2004

Unrealized Gains (Losses) on Securities Available for Sale	$2.7	$(5.1)	$1.7	$(.7)
Less: Reclassification Adjustments	—	—	—	—

Net Unrealized Gains (Losses) on Securities Available for Sale	2.7	(5.1)	1.7	(.7)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	.3	(5.3)	2.0	(3.0)
Less: Reclassification Adjustments	—	(5.5)	2.0	(3.5)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	.3	.2	—	.5
Foreign Currency Translation Adjustments	.1	(1.5)	.6	(.8)
Minimum Pension Liability	(12.0)	(2.6)	.9	(13.7)

Accumulated Other Comprehensive Income	$(8.9)	$(9.0)	$3.2	$(14.7)

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Net Income Per Common Share Computations – The computation of net income per common share is presented below.

($ IN MILLIONS EXCEPT SHARE INFORMATION)	2006	2005	2004
Basic Net Income Per Common Share
Average Number of Common Shares Outstanding	217,766,035	218,101,996	219,492,478
Net Income	$665.4	$584.4	$505.6
Basic Net Income Per Common Share	3.06	2.68	2.30

Diluted Net Income Per Common Share
Average Number of Common Shares Outstanding	217,766,035	218,101,996	219,492,478
Plus: Dilutive Potential Common Shares (Note 22)
Stock Options	2,957,063	2,409,023	2,560,954
Stock Incentive Plans	1,061,016	1,046,169	1,082,267

Average Common and Potential Common Shares	221,784,114	221,557,188	223,135,699

Net Income	$665.4	$584.4	$505.6
Diluted Net Income Per Common Share	3.00	2.64	2.27

Note: For the years ended December 31, 2006, 2005 and 2004, options to purchase 5,127,246, 11,281,496, and 13,727,609 shares of the Corporation’s common stock, respectively, were not included in the computation of diluted net income per common share because the exercise prices were greater than the average market price of Northern Trust’s common stock during these periods.

17. Net Interest Income – The components of net interest income were as follows:

(IN MILLIONS)	2006	2005	2004
Interest Income
Loans and Leases	$1,111.5	$878.8	$703.3
Securities–Taxable	527.2	291.7	112.7
–Non-Taxable	39.7	41.4	41.6
Time Deposits with Banks	481.2	341.3	246.1
Federal Funds Sold and Securities Purchased under Agreements to Resell and Other	47.2	37.4	14.5

Total Interest Income	2,206.8	1,590.6	1,118.2

Interest Expense
Deposits	1,060.8	621.5	297.1
Federal Funds Purchased	104.0	49.1	49.5
Securities Sold under Agreements to Repurchase	99.0	52.1	22.2
Commercial Paper	2.9	4.7	1.9
Other Borrowings	26.2	12.6	2.7
Senior Notes	16.5	11.7	19.2
Long-Term Debt	152.6	166.6	158.8
Floating Rate Capital Debt	14.9	10.9	5.7

Total Interest Expense	1,476.9	929.2	557.1

Net Interest Income	$729.9	$661.4	$561.1

18. Other Operating Income – The components of other operating income were as follows:

(IN MILLIONS)	2006	2005	2004
Loan Service Fees	$17.1	$18.1	$22.0
Banking Service Fees	35.8	34.3	31.8
Gains (Losses) from Equity Investments	.2	1.7	(.8)
Gain on Sale of Nonperforming Loans	—	—	5.1
Gain on Sale of Buildings	—	7.9	—
Other Income	44.7	35.5	25.7

Total Other Operating Income	$97.8	$97.5	$83.8

19. Other Operating Expenses – The components of other operating expenses were as follows:

(IN MILLIONS)	2006	2005	2004
Outside Services Purchased	$316.2	$268.0	$228.0
Software Amortization and Other Costs	122.8	113.4	108.1
Business Promotion	65.2	60.8	45.7
Other Intangibles Amortization	22.4	20.4	9.8
Other Expenses	108.2	90.8	110.7

Total Other Operating Expenses	$634.8	$553.4	$502.3

52	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Income Taxes – The following table reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(IN MILLIONS)	2006	2005	2004
Tax at Statutory Rate	$358.5	$310.7	$264.1
Tax Exempt Income	(12.6)	(13.8)	(14.5)
Dividend Repatriation	(2.0)	(3.5)	—
Leveraged Lease Adjustments	16.8	—	—
Foreign Tax Rate Differential	(7.9)	—	—
State Taxes, net	15.2	18.8	14.6
Other	(9.2)	(8.8)	(14.5)

Provision for Income Taxes	$358.8	$303.4	$249.7

In 2005 Northern Trust repatriated approximately $51 million of dividends from non-U.S. subsidiaries under the one-time election provided by the American Jobs Creation Act of 2004, resulting in the realization of a $3.5 million tax benefit in 2005. In the fourth quarter of 2006, Northern Trust finalized its determination of tax benefits associated with this election, recording an additional $2.0 million of tax benefits.

In the second quarter of 2006, Northern Trust increased by approximately $11 million its tax reserves for uncertainties associated with the timing of tax deductions related to certain leveraged lease transactions that have been challenged by the IRS. Northern Trust also recorded a net after tax adjustment of $4.0 million in the second quarter of 2006 as a result of the enactment of legislation repealing the exclusion from federal income taxation of certain income generated by a form of a leveraged lease known as an Ownership Foreign Sales Corporation transaction. This $4.0 million after tax adjustment represented a $5.8 million tax provision offset by $1.8 million of interest income on the related leases.

Pretax earnings of non-U.S. subsidiaries are subject to U.S. taxation when effectively repatriated. Northern Trust provides income taxes on the undistributed earnings of non-U.S. subsidiaries, except to the extent that those earnings are indefinitely reinvested outside the U.S. In 2006, Northern Trust elected to indefinitely reinvest approximately $60 million of the 2006 earnings of certain non-U.S. subsidiaries and, therefore, in accordance with APB Opinion No. 23, “Accounting for Income Taxes – Special Areas,” no deferred income taxes were recorded on those earnings. Based on the current U.S. federal income tax rate, an additional provision (net of U.S. foreign tax credits) of approximately $7.9 million would have been required if Northern Trust had not elected to indefinitely reinvest those earnings.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(IN MILLIONS)	2006	2005	2004
Current Tax Provision:
Federal	$188.7	$174.2	$115.8
State	17.6	9.2	3.2
Non-U.S.	68.6	48.9	34.2

Total	274.9	232.3	153.2

Deferred Tax Provision:
Federal	78.1	51.5	77.2
State	5.8	19.6	19.3

Total	83.9	71.1	96.5

Provision for Income Taxes	$358.8	$303.4	$249.7

In addition to the amounts shown above, tax liabilities (benefits) have been recorded directly to stockholders’ equity for the following items:

(IN MILLIONS)	2006	2005	2004
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$(21.3)	$(13.4)	$(8.2)
Tax Effect of Other Comprehensive Income	(100.6)	(2.9)	(3.2)

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31
(IN MILLIONS)	2006	2005	2004
Deferred Tax Liabilities:
Lease Financing	$689.1	$644.4	$619.4
Software Development	118.3	108.1	92.6
Accumulated Depreciation	16.0	25.3	48.6
Compensation and Benefits	—	28.5	16.8
State Taxes, net	44.2	59.2	49.1
Other Liabilities	21.9	19.3	15.7

Gross Deferred Tax Liabilities	889.5	884.8	842.2

Deferred Tax Assets:
Reserve for Credit Losses	51.5	47.3	50.5
Compensation and Benefits	19.0	—	—
Other Assets	27.9	29.7	41.2

Gross Deferred Tax Assets	98.4	77.0	91.7

Valuation Reserve	—	—	—
Deferred Tax Assets, net of Valuation Reserve	98.4	77.0	91.7

Net Deferred Tax Liabilities	$791.1	$807.8	$750.5

No valuation allowance related to deferred tax assets has been recorded at December 31, 2006, 2005, and 2004 as management believes it is more likely than not that the deferred tax assets will be fully realized.

At December 31, 2006, Northern Trust had state net operating loss carryforwards of $270.7 million which are available to reduce future state tax return liabilities. If not used, the loss carryforwards will expire from 2007 through 2022. The carryforwards are subject to various limitations imposed by tax laws.

21. Employee Benefits – The Corporation and certain of its subsidiaries provide various benefit programs, including defined benefit pension, postretirement health care, and defined contribution plans. A description of each major plan and related disclosures are provided below.

Effective with the adoption of the recognition provisions of SFAS No. 158 on December 31, 2006, Northern Trust recorded in accumulated other comprehensive income, net of tax, actuarial gains and losses, prior service costs and benefits, and the unamortized transition obligation associated with its defined benefit pension and postretirement health care plans that had not yet been recognized within net periodic benefit expense. Previously, Northern Trust accounted for its defined benefit pension and postretirement health care plans in accordance with FASB Statements No. 87 and 106, respectively, which provided for such amounts to be recorded as adjustments to the prepaid or accrued pension or postretirement benefit cost. Expense recognition under the new standard will not change since amounts recorded in accumulated other comprehensive income will continue to be recognized as components of net periodic benefit expense over the future working lifetime of eligible participants.

The following table sets forth the amounts reclassified as components of accumulated other comprehensive income at December 31, 2006.

($ IN MILLIONS)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN	POSTRETIREMENT HEALTH CARE PLAN	TOTAL
Net Actuarial Loss	$185.7	$19.0	$35.4	$20.8	$260.9
Prior Service Cost (Benefit)	10.2	—	1.4	(.9)	10.7
Transition Obligation	—	—	—	3.3	3.3

Gross Amount in Accumulated Other Comprehensive Income	195.9	19.0	36.8	23.2	274.9
Income Tax Effect	73.4	5.2	13.8	8.7	101.1

Reclassified to Accumulated Other Comprehensive Income	$122.5	$13.8	$23.0	$14.5	$173.8

SFAS No. 158 also eliminated the requirement to record an additional minimum liability on under-funded plans, which, under FASB Statement No. 87, was recorded as a component of accumulated other comprehensive income, net of tax, to the extent it exceeded prior service cost. Northern Trust had an additional minimum liability relating to its supplemental pension plan in excess of prior service cost, net of tax, of $13.0 million at December 31, 2006. The adoption of SFAS No. 158 required an additional charge to accumulated other comprehensive income of $160.8 million, net of tax.

54	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the incremental effect on Northern Trust’s consolidated balance sheet of applying SFAS No. 158 to the balances that would have been recorded at December 31, 2006 had Northern Trust continued to account for the pension and postretirement health care plans in accordance with FASB Statements No. 87 and 106.

(IN MILLIONS)	BALANCE BEFORE APPLICATION	RECLASSIFICATION ADJUSTMENTS	BALANCE AFTER APPLICATION
Other Assets	$3,505.5	$(206.8)	$3,298.7
Other Liabilities	2,214.4	(45.9)	2,168.5
Accumulated Other Comprehensive Income	$12.2	$(160.8)	$(148.6)

Pension. A noncontributory qualified defined benefit pension plan covers substantially all U.S. employees of Northern Trust. Employees of various European offices participate in local defined benefit plans, although those plans have been closed to new participants. Assets held by the plans consist primarily of listed stocks and corporate and government bonds.

Northern Trust also maintains a noncontributory supplemental pension plan for participants whose retirement benefit payments under the U.S. plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a “Rabbi” Trust, used to hold assets designated for the funding of benefits in excess of those permitted in certain of its qualified retirement plans. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2006 and 2005 amounted to $49.7 million and $48.0 million, respectively.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the status and the net periodic pension expense of the U.S. plan, non-U.S. plans, and supplemental plan for 2006 and 2005 based on a September 30 measurement date. Prior service costs are being amortized on a straight-line basis over 11 years for the U.S. plan and 10 years for the supplemental plan.

PLAN STATUS	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ IN MILLIONS)	2006	2005	2006	2005	2006	2005
Accumulated Benefit Obligation	$437.3	$408.9	$100.3	$75.1	$52.6	$54.3

Projected Benefit	518.5	489.2	133.2	99.7	67.4	68.8
Plan Assets at Fair Value	558.5	496.0	122.3	95.2	—	—

Funded Status at September 30	40.0	6.8	(10.9)	(4.5)	(67.4)	(68.8)
Funding October to December	105.0	—	3.6	1.1	1.5	1.5

Funded Status at December 31	$145.0	$6.8	$(7.3)	$(3.4)	$(65.9)	$(67.3)

Unrecognized Net Loss	—	196.4	—	10.2	—	37.2
Unrecognized Prior Service Cost	—	11.3	—	—	—	1.4
Additional Minimum Liability at December 31	—	—	—	—	—	(24.1)

Prepaid (Accrued) Pension Expense at December 31	$145.0	$214.5	$(7.3)	$6.8	$(65.9)	$(52.8)

Weighted-Average Assumptions:
Discount Rates	5.75%	5.50%	4.97%	4.87%	5.75%	5.00%
Rate of Increase in Compensation Level	3.80	3.80	4.40	4.27	3.80	3.80
Expected Long-Term Rate of Return on Assets	8.25	8.25	6.83	6.39	N/A	N/A

NET PERIODIC PENSION EXPENSE	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ IN MILLIONS)	2006	2005	2006	2005	2006	2005
Service Cost	$29.3	$26.4	$5.7	$3.6	$2.3	$2.4
Interest Cost	27.7	25.5	5.1	3.7	3.4	3.2
Expected Return on Plan Assets	(37.9)	(35.9)	(6.5)	(5.5)	N/A	N/A
Amortization:
Net Loss	15.6	11.8	1.1	1.8	2.9	2.6
Prior Service Cost (Benefit)	1.1	1.1	—	—	—	—

Net Periodic Pension Expense	$35.8	$28.9	$5.4	$3.6	$8.6	$8.2

Weighted-Average Assumptions:
Discount Rates	5.50%	5.75%	4.87%	5.25%	5.00%	5.25%
Rate of Increase in Compensation Level	3.80	3.60	4.27	4.23	3.80	3.60
Expected Long-Term Rate of Return on Assets	8.25	8.75	6.39	6.63	N/A	N/A

Pension expense for 2004 was $20.1 million, $1.0 million, and $7.4 million for the U.S., non-U.S., and supplemental plans, respectively. Pension expense for 2007 is expected to include approximately $19.0 million and $1.0 million related to the amortization of net loss and prior service benefit balances, respectively, from accumulated other comprehensive income.

CHANGE IN BENEFIT OBLIGATION

(MEASURED AS OF SEPTEMBER 30, 2006)

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(IN MILLIONS)	2006	2005	2006	2005	2006	2005
Beginning Balance	$489.2	$428.5	$99.7	$30.4	$68.8	$62.5
Obligation Assumed in Acquisition	—	—	—	64.4	—	—
Service Cost	29.3	26.4	5.7	3.6	2.3	2.4
Interest Cost	27.7	25.5	5.1	3.7	3.4	3.2
Actuarial Loss	14.6	42.6	10.3	7.5	1.2	6.4
Benefits Paid	(42.3)	(33.8)	(1.7)	(1.0)	(8.3)	(5.7)
Foreign Exchange Rate Changes	—	—	14.1	(8.9)	—	—

Ending Balance	$518.5	$489.2	$133.2	$99.7	$67.4	$68.8

56	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ESTIMATED FUTURE BENEFIT PAYMENTS

(IN MILLIONS)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2007	$42	$1	$8
2008	39	1	9
2009	42	1	7
2010	47	1	7
2011	49	1	6
2012-2016	287	8	30

CHANGE IN PLAN ASSETS (MEASURED AS OF SEPTEMBER 30, 2006)
	U.S. PLAN		NON-U.S. PLANS
(IN MILLIONS)	2006	2005	2006	2005
Fair Value of Assets at Beginning of Period	$496.0	$409.1	$95.2	$27.6
Fair Value of Assets Acquired	—	—	—	60.0
Actual Return on Assets	47.8	54.7	8.9	10.8
Employer Contributions	57.0	66.0	6.9	5.8
Benefits Paid	(42.3)	(33.8)	(1.7)	(1.0)
Foreign Exchange Rate Changes	—	—	13.0	(8.0)

Fair Value of Assets at End of Period	$558.5	$496.0	$122.3	$95.2

The minimum required contribution for the U.S. qualified plan in 2007 is estimated to be zero and the maximum deductible contribution is estimated at $45.0 million. In recent years, Northern Trust has contributed at the maximum deductible level.

The allocation of the fair value of Northern Trust’s U.S. pension plan assets as of September 30, 2006 and 2005, and the target allocation, by asset category, are as follows:

ASSET CATEGORY	TARGET ALLOCATION	ACTUAL– 2006	ACTUAL– 2005
Equity Securities	65.0%	68.4%	71.6%
Debt Securities	25.0	20.7	20.6
Other	10.0	10.9	7.8

Total	100.0%	100.0%	100.0%

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

A building block approach is employed to Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio rate of return is established with consideration given to diversification and rebalancing. The rate is reviewed against peer data and historical returns to verify the return is reasonable and appropriate. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets as of the plan’s September 30, 2006 measurement date was set at 8.25%.

Postretirement Health Care. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring at age 55 or older under the provisions of the U.S. defined benefit plan who have attained 15 years of service, and U.S. employees terminating at age 55 with 5 to 14 years of service, are eligible for postretirement health care coverage. Effective January 1, 2003, the cost of this benefit is no longer subsidized by Northern Trust for new employee hires or employees who were under age 40 at December 31, 2002, or those who have not attained 15 years of service by their retirement date. The provisions of this plan may be changed further at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the postretirement health care plan status at December 31, the net periodic postretirement benefit cost of the plan for 2006 and 2005, and the change in the accumulated postretirement benefit obligation during 2006 and 2005. The transition obligation established January 1, 1993 is being amortized to expense over a 20 year period.

PLAN STATUS

(IN MILLIONS)	2006	2005
Accumulated Postretirement Benefit Obligation (APBO) Measured at September 30:
Retirees and Dependents	$27.5	$31.6
Actives Eligible for Benefits	8.7	10.2
Actives Not Yet Eligible	25.2	22.3

Total APBO	61.4	64.1
Unamortized Transition Obligation	—	(3.8)
Unrecognized Net Loss	—	(26.6)
Prior Service Cost	—	1.0

Net Postretirement Benefit Liability	$61.4	$34.7

NET PERIODIC POSTRETIREMENT BENEFIT EXPENSE
(IN MILLIONS)	2006	2005
Service Cost	$1.7	$2.0
Interest Cost	3.5	3.8
Amortization
Transition Obligation	.6	.6
Net Loss	1.8	2.4
Prior Service Benefit	(.1)	(.1)

Net Periodic Postretirement Benefit Expense	$7.5	$8.7

CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
(IN MILLIONS)	2006	2005
Beginning Balance	$64.1	$67.1
Service Cost	1.7	2.0
Interest Cost	3.5	3.8
Actuarial Gain	(3.9)	(4.5)
Benefits Paid	(4.0)	(4.3)

Ending Balance	$61.4	$64.1

ESTIMATED FUTURE BENEFIT PAYMENTS
(IN MILLIONS)	TOTAL POSTRETIREMENT MEDICAL BENEFITS	EXPECTED PRESCRIPTION DRUG SUBSIDY AMOUNT
2007	$4.3	$(.6)
2008	4.5	(.7)
2009	4.7	(.7)
2010	5.0	(.8)
2011	5.3	(.9)
2012-2016	30.4	(6.8)

Postretirement health care benefit expense for 2004 was $5.9 million. Net periodic postretirement benefit expense for 2007 is expected to include approximately $1.3 million and $.6 million related to the amortization from accumulated other comprehensive income of the net loss and transition obligation, respectively, and to be decreased by $.1 million related to the amortization from accumulated other comprehensive income of the prior service benefit.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 5.75% at December 31, 2006 and 5.50% at December 31, 2005. For measurement purposes, a 9.0% annual increase in the cost of covered medical benefits and a 12.0% annual increase in the cost of covered prescription drug benefits were assumed for 2006. These rates are assumed to gradually decrease until they reach 5.0% in 2014. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(IN MILLIONS)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Total Service and Interest Cost Components	$.1	$(.1)
Effect on Postretirement Benefit Obligation	1.4	(1.2)

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a matching component and a corporate performance-based component contingent upon meeting predetermined performance objectives. The estimated contribution to defined contribution plans is charged to employee benefits and totaled $35.3 million in 2006, $33.2 million in 2005, and $21.9 million in 2004. Effective January 1, 2005, Northern Trust’s U.S. Employee Stock Ownership Plan (ESOP) was merged into the U.S. defined contribution plan, with the ESOP shares separately maintained as the “Former ESOP Fund” of the plan. ESOP compensation expense in 2004 totaled $13.3 million. The corporate contribution to the ESOP in 2004 was equal to approximately 3% of an eligible employee’s salary and two-thirds of the contribution was based on Northern Trust exceeding predetermined performance objectives.

22. Stock-Based Compensation Plans – Northern Trust adopted the FASB’s SFAS No. 123 (R), “Share-Based Payment,” on the required effective date, January 1, 2006, using the modified prospective transition method provided

58	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

for under the standard. SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires an entity to recognize as compensation expense the grant-date fair value of stock options and other equity based compensation granted to employees within the income statement using a fair value-based method. Previously, Northern Trust accounted for its share-based incentives under the intrinsic-value-based method, allowed under the FASB’s SFAS No. 123, “Accounting for Stock-Based Compensation,” and provided the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”

Expense treatment under SFAS No. 123(R) for stock options granted through December 2006 increased pre-tax compensation expense by $17.7 million for 2006, resulting in a $.05 reduction in diluted earnings per share. The pre-tax expense recorded in 2006 includes $6.9 million of incremental expense for options granted in 2006 that is attributable to the accelerated amortization required for employees who were, or who will become, retirement-eligible during the vesting period of the options.

Northern Trust’s share-based payment arrangements are described under “2002 Stock Plan” below. Total compensation expense for share-based payment arrangements was as follows:

	FOR THE YEAR ENDED DECEMBER 31,
($ IN MILLIONS)	2006	2005	2004
Stock Options	$17.7	$—	$—
Stock and Stock Unit Awards	15.0	14.4	14.0
Performance Stock Units	2.2	—	—

Total Share-Based Compensation Expense	$34.9	$14.4	$14.0
Tax Benefits Recognized	$13.1	$5.4	$5.3

As of December 31, 2006, there was $55.8 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s stock-based compensation plans. That cost is expected to be recognized as expense over a weighted-average period of approximately 3 years.

Pro forma information regarding net income and earnings per share is presented below as if the Corporation had accounted for all stock-based compensation under the fair value method of SFAS No. 123. In February 2005, options with a weighted average fair value of $12.37 per share were granted. The terms of this option grant provided for full vesting on March 31, 2005. The pro forma information for the year ended December 31, 2005 presented below includes $29.7 million, $18.5 million after tax, of pro forma expense reflecting the full vesting of the February 2005 option grant on March 31, 2005.

	YEAR ENDED DECEMBER 31,
(IN MILLIONS EXCEPT PER SHARE INFORMATION)	2005	2004
Net Income as Reported	$584.4	$505.6
Add:
Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Tax	8.9	10.3
Deduct:
Total Stock-Based Employee Compensation Expense Determined Under the Fair Value Method, Net of Tax	(37.6)	(37.7)

Pro Forma Net Income	$555.7	$478.2

Earnings Per Share as Reported:
Basic	$2.68	$2.30
Diluted	2.64	2.27
Pro Forma Earnings Per Share:
Basic	$2.55	$2.18
Diluted	2.49	2.13

SFAS No. 123(R) requires that any deferred compensation related to awards granted prior to its adoption must be eliminated against the appropriate equity accounts. As a result, the presentation within the consolidated statement of changes in stockholders’ equity was revised to reflect the transfer of balances previously reported in the deferred compensation and the common stock issuable – stock incentive plans accounts to additional paid-in capital.

2002 Stock Plan. Effective April 16, 2002, the Corporation adopted the Northern Trust Corporation 2002 Stock Plan (the Plan) to replace the Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan). The Plan is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and performance shares. The total number of shares of the Corporation’s common stock authorized for issuance under the Plan is 22,000,000. As of December 31, 2006, shares available for future grant under the Plan totaled 6,452,693.

The following description applies to awards under the Plan and the 1992 Plan, as applicable.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options. Stock options consist of options to purchase common stock at prices not less than 100% of the fair market value thereof on the date the options are granted. Options have a maximum ten-year life and generally vest and become exercisable in one to four years after the date of grant. In addition, all options may become exercisable upon a “change of control” as defined in the Plan or the 1992 Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.

The weighted-average assumptions used for options granted during the years ended December 31 are as follows:

	2006	2005	2004
Dividend Yield	2.75%	3.03%	2.54%
Expected Volatility	33.7	33.7	33.8
Risk Free Interest Rate	4.36	4.22	3.14
Expected Term (in Years)	5.7	5.5	5.5

Dividend yield represents the estimated yield from dividends paid on the Corporation’s stock over the life of the options. Expected volatility is determined based on the historical daily volatility of Northern Trust’s stock price over a period equal to the contractual life of the option. The expected term of the options represents the period of time that options granted are expected to be outstanding based primarily on the historical exercise behavior attributable to previous option grants. The risk free interest rate is based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

The following table provides information about stock options granted, vested, and exercised in the years ended December 31.

($ IN MILLIONS, EXCEPT PER SHARE INFORMATION)	2006	2005	2004
Weighted average grant-date per share fair value of stock options granted	$15.35	$12.45	$13.62
Fair value of stock options vested	22.8	71.1	44.8
Stock options exercised
Intrinsic value	69.0	48.2	42.8
Cash received	84.4	50.6	35.4
Tax deduction benefits realized	17.0	12.0	10.4

Shares purchased under the Corporation’s share buyback program are held as treasury shares and can be used for general purposes of the Corporation, including the issuance of shares for stock options and other stock incentive plans. A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2006, and changes during the year then ended, are presented in the table below.

($ IN MILLIONS EXCEPT PER SHARE INFORMATION)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Options Outstanding, December 31, 2005	23,401,604	$47.60
Granted	1,769,781	52.13
Exercised	(2,764,505)	31.93
Forfeited, expired or cancelled	(251,734)	63.01

Options Outstanding, December 31, 2006	22,155,146	$49.68	5.23	$286.2

Options Exercisable, December 31, 2006	19,129,229	$49.50	4.75	$256.4

The following is a summary of changes in nonvested stock options for the year ended December 31, 2006.

NONVESTED SHARES	SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE PER SHARE
Nonvested at December 31, 2005	3,258,806	$12.35
Granted	1,769,781	15.35
Vested	(1,973,176)	11.45
Forfeited or cancelled	(29,494)	13.48

Nonvested at December 31, 2006	3,025,917	$14.65

60	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock and Stock Unit Awards. Stock or stock unit awards may be granted by the Committee to participants which entitle them to receive a payment in Northern Trust Corporation common stock or cash under the terms of the Plan and such other terms and conditions as the Committee deems appropriate. Each stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The stock units granted in 2006 vest at a rate equal to 50% on the third anniversary date of the grant and 50% on the fourth anniversary date.

Stock and stock unit grants totaled 385,588, 446,463, and 284,661, with weighted average grant-date fair values of $52.56, $44.99 and $48.92 per share, for the years ended December 31, 2006, 2005, and 2004, respectively. The total fair value of shares vested during the years ended December 31, 2006, 2005, and 2004, was $15.1 million, $14.5 million, and $38.9 million, respectively.

A summary of the status of outstanding stock and stock unit awards under the Plan and the 1992 Plan at December 31, 2006, and changes during the year then ended, are presented in the table below.

($ IN MILLIONS)	NUMBER	AGGREGATE INTRINSIC VALUE
Stock and Stock Unit Awards Outstanding, December 31, 2005	1,494,604
Granted	385,588
Distributed	(243,675)
Forfeited	(41,163)

Stock and Stock Unit Awards Outstanding, December 31, 2006	1,595,354	$96.8

Units Convertible, December 31, 2006	244,642	$14.8

The following is a summary of the changes in nonvested stock and stock unit awards for the year ended December 31, 2006, and changes during the year then ended.

NONVESTED STOCK AND STOCK UNITS	NUMBER	WEIGHTED AVERAGE GRANT-DATE FAIR VALUE PER UNIT	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)
Nonvested at December 31, 2005	1,258,668	$48.12
Granted	385,588	52.56
Vested	(252,381)	59.98
Forfeited	(41,163)	46.91

Nonvested at December 31, 2006	1,350,712	$47.32	2.0

Performance Shares. Each performance stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The number of performance stock units granted in 2006 that will vest can range from 0% to 125% of the original award granted based on the level of attainment of an average earnings per share goal for the three-year period ending December 31, 2008. Distribution of the award is then made after vesting.

Performance stock unit grants totaled 152,280, with a weighted average grant-date fair value of $52.09, for the year ended December 31, 2006. There were no performance stock units granted in 2005 or 2004.

A summary of the status of performance stock units under the Plan at December 31, 2006, and changes during the year then ended, are presented in the table below.

($ IN MILLIONS)	UNITS	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Units Outstanding, December 31, 2005	—
Granted	152,280
Converted	—
Forfeited	(1,686)

Units Outstanding, December 31, 2006	150,594	2.1	$9.1

Units Convertible, December 31, 2006	—	—	—

Director Stock Awards. In February 2006, stock units with a total value of $660,000 (11,725 stock units) that vest on the date of the 2007 annual meeting of the Corporation’s stockholders were granted to non-employee directors. In January 2005, stock units with a total value of $660,000 (14,704 stock units, which included 8,000 previously awarded stock units that were scheduled to vest in 2005) that vested on the date of the 2006 annual meeting of the Corporation’s stockholders were granted to non-employee directors. Stock units granted to non-employee directors do not have voting rights. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit account that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

23. Cash-Based Compensation Plans – Various incentive plans provide for cash incentives and bonuses to selected

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

employees based upon accomplishment of corporate net income objectives, business unit goals and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $145.5 million in 2006, $142.3 million in 2005, and $113.3 million in 2004.

24. Contingent Liabilities – In the normal course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions, including actions brought on behalf of various classes of claimants, regulatory matters, and challenges from tax authorities regarding the amount of taxes due. In certain of these actions and proceedings, claims for substantial monetary damages or adjustments to recorded tax liabilities are asserted. In view of the inherent difficulty of predicting the outcome of such matters, particularly actions that seek very large damages based on novel and complex damage and liability legal theories or that involve a large number of parties, the Corporation cannot state with confidence the eventual outcome of these matters or the timing of their ultimate resolution, or estimate the possible loss or range of loss associated with them; however, based on current knowledge and after consultation with legal counsel, management does not believe that judgments or settlements, if any, arising from pending or threatened legal actions, regulatory matters or challenges from tax authorities, either individually or in the aggregate, would have a material adverse effect on the consolidated financial position or liquidity of the Corporation, although they could have a material adverse effect on operating results for a particular period.

One subsidiary of the Corporation was named as a defendant in several Enron-related class action suits that were consolidated under a single complaint in the Federal District Court for the Southern District of Texas (Houston). On March 31, 2006, the Corporation announced that the Bank had reached an agreement with counsel for the plaintiffs in the Enron lawsuit to seek approval of a settlement of that class action at $37.5 million, all of which was paid by the Corporation’s insurance carriers. On July 24, 2006, the court gave final approval to the settlement and no appeal was filed.

In November and December 2003, Enron Corp. as debtor-in-possession filed two lawsuits in the bankruptcy court in New York seeking to recover for its bankruptcy estate more than $1 billion paid by Enron in the fall of 2001 to buy back its commercial paper. Enron claims that the money it paid to buy back its commercial paper approximately six weeks prior to its bankruptcy filing represented “preference” payments and “constructive fraudulent transfers” that can be reversed with the money going back to Enron. Since the Bank sold approximately $197 million of this Enron commercial paper that it held for some of its clients to a third party broker, the Bank and those clients are among scores of defendants named in these complaints. In June 2005, the bankruptcy judge denied the defendants’ motions to dismiss the complaints. Defendants filed petitions with the Federal District Court for the Southern District of New York seeking review of the bankruptcy court ruling. The Securities and Exchange Commission, the Federal Reserve Board, and the United States Treasury Department also filed briefs supporting defendants’ position urging the District Court to review the ruling. The Corporation and the Bank will continue to defend these actions vigorously.

As part of its audit of federal tax returns filed from 1996 – 2000, the Internal Revenue Service (IRS) challenged the Corporation’s tax position with respect to thirteen investments made in structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. During the second quarter of 2005, the IRS issued a revised examination report that continued to disallow certain tax deductions and included additional proposed adjustments to income and penalty assessments. In October 2005, the IRS Tax Appeals Division informed the Corporation that the Criminal Investigation Division of the IRS had initiated an investigation relating to structured leasing transactions in which the Corporation had participated. The Corporation is cooperating fully in the investigation. The Corporation does not know the full scope of the investigation and cannot predict at this time the impact of the investigation or when or on what basis the investigation will be resolved. The Corporation believes that these transactions are valid leases for U.S. tax purposes and that its tax treatment of these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. The Corporation believes it has appropriate reserves to cover its tax liabilities, including liabilities related to structured leasing transactions, and related interest and penalties. The Corporation will continue to defend its position on the tax treatment of the leases vigorously.

25. Derivative Financial Instruments – Northern Trust is a party to various derivative financial instruments that are used in the normal course of business to meet the needs of its clients; as part of its trading activity for its own account; and as part of its risk management activities. These instruments include foreign exchange contracts, interest rate contracts, and credit default swap contracts.

The major risk associated with these instruments is that interest or foreign exchange rates could change in an unanticipated manner, resulting in higher costs or a loss in the underlying value of the instrument. These risks are mitigated

62	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

by establishing limits, monitoring the level of actual positions taken against such established limits, and monitoring the level of any interest rate sensitivity gaps created by such positions. When establishing position limits, market liquidity and volatility, as well as experience in each market, are all taken into account.

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

Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange needs of clients. Foreign exchange contracts are also used for trading purposes and risk management. For risk management purposes, Northern Trust currently uses foreign exchange contracts to reduce or eliminate its exposure to changes in foreign exchange rates relating to certain forecasted non-U.S. dollar denominated revenue and expenditure transactions, non-U.S. dollar denominated assets and liabilities, and net investments in non-U.S. affiliates.

Interest Rate Contracts include swap and option contracts. Interest rate swap contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Northern Trust enters into interest rate swap contracts on behalf of its clients and also utilizes such contracts to reduce or eliminate the exposure to changes in the cash flows or value of hedged assets or liabilities due to changes in interest rates. Interest rate option contracts consist of caps, floors, and swaptions, and provide for the transfer or reduction of interest rate risk in exchange for a fee. Northern Trust enters into option contracts primarily as a seller of interest rate protection to clients. Northern Trust receives a fee at the outset of the agreement for the assumption of the risk of an unfavorable change in interest rates. This assumed interest rate risk is then mitigated by entering into an offsetting position with an outside counterparty. Northern Trust may also purchase option contracts for risk management purposes.

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

RISK MANAGEMENT DERIVATIVE INSTRUMENTS — DESIGNATED AS HEDGES

				DECEMBER 31, 2006		DECEMBER 31, 2005
(IN MILLIONS)	DERIVATIVE INSTRUMENT	HEDGE CLASSIFICATION	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Available for Sale Investment Securities	Interest Rate Swap Contracts	Fair Value	Interest Rate	$1,157.1	6.4	$1,284.4	$5.0
Available for Sale Investment Securities	Interest Rate Swap Contracts	Cash Flow	Interest Rate	420.0	3.1	—	—
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Cash Flow	Foreign Currency	764.4	1.2	698.1	(1.4)
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Net Investment	Foreign Currency	324.7	(1.0)	254.0	4.2

In addition to the above, Sterling denominated senior and subordinated debt, totaling $490.5 million at December 31, 2006, is designated as a hedge of the foreign exchange risk associated with the net investment in certain non-U.S. affiliates.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There was no ineffectiveness recognized in earnings for fair value hedges in 2006 or 2005. For cash flow hedges, it is estimated that a net gain of $2.7 million will be reclassified into earnings within the next 12 months. The maximum length of time over which these hedges will exist is 12 months. There was no ineffectiveness recognized in earnings for cash flow hedges in 2006 and $.1 million was recognized in 2005. For the year ended December 31, 2006, a net loss of $24.1 million was recorded in accumulated other comprehensive income relating to net investment hedge designations.

RISK MANAGEMENT DERIVATIVE INSTRUMENTS — NOT DESIGNATED AS HEDGES

			DECEMBER 31, 2006		DECEMBER 31, 2005
(IN MILLIONS)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Loans and Leases–Commercial and Other	Credit Default Swap Contracts	Credit	300.3	(2.2)	116.3	(.6)
Loans and Leases–Commercial and Other	Foreign Exchange Contracts	Foreign Currency	28.2	(.3)	76.0	.4
Net Investments in Non-U.S. Affiliate Assets and Liabilities	Foreign Exchange Contracts	Foreign Currency	45.1	.5	41.9	(.7)

Client-Related and Trading Derivative Instruments. The following table shows the notional amounts of client-related and trading derivative financial instruments.

	DECEMBER 31, 2006		DECEMBER 31, 2005
(IN MILLIONS)	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Foreign Exchange Contracts	$100,227.3	$2.1	$68,638.4	$12.1
Interest Rate Option Contracts
Purchased	210.7	1.9	76.0	.6
Sold	210.7	(1.9)	76.0	(.6)
Interest Rate Swap Contracts	1,519.6	4.6	1,044.8	5.1
Futures Contracts	25.0	(.1)	—	—

26. Off-Balance Sheet Financial Instruments – Commitments and Letters of Credit. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client defaults. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.

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

Standby Letters of Credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges, and similar transactions. Certain standby letters of credit have been secured with cash deposits or participated to others. Northern Trust is obligated to meet the entire financial obligation of these agreements and in certain cases is able to recover the amounts paid through recourse against cash deposits or other participants.

64	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31
(IN MILLIONS)	2006	2005
Legally Binding Commitments to Extend Credit*	$19,978.2	$17,951.5
Commercial Letters of Credit	28.2	31.4

Standby Letters of Credit:
Corporate	1,008.2	968.7
Industrial Revenue	1,097.1	1,209.5
Other	637.0	659.2

Total Standby Letters of Credit**	$2,742.3	$2,837.4

*These amounts exclude $1.4 billion and $401.6 million of commitments participated to others at December 31, 2006 and 2005, respectively.

**These amounts include $301.2 million and $344.3 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2006 and 2005, respectively. The weighted average maturity of standby letters of credit was 23 months at December 31, 2006 and 24 months at December 31, 2005.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2006 and 2005 subject to indemnification was $156.7 billion and $135.2 billion, respectively. Because of the borrower’s requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote and, therefore, no liability has been recorded relating to the indemnifications provided.

The Bank is a participating member of various cash, securities, and foreign exchange clearing and settlement organizations such as The Depository Trust Company in New York. It participates in these organizations on behalf of its clients and on its own behalf as a result of its own investment and trading activities. A wide variety of cash and securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, dollar placements, and securities issued by the Government National Mortgage Association.

As a result of its participation in cash, securities, and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2006 and 2005 was $58 million and $61 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust and its clients.

27. Pledged and Restricted Assets – Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements, and for other purposes. On December 31, 2006, securities and loans totaling $15.8 billion ($6.4 billion of U.S. Government and government sponsored agency securities, $815.6 million of obligations of states and political subdivisions, and $8.6 billion of loans and other securities), were pledged. Collateral required for these purposes totaled $5.8 billion. Included in the total pledged assets is the fair value of $2.0 billion of available for sale securities which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2006 and 2005 was $415.2 million and $793.1 million, respectively. There was no repledged or sold collateral as of December 31, 2006 or 2005.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $187.6 million in 2006 and $237.3 million in 2005.

28. Restrictions on Subsidiary Dividends and Loans or Advances – Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net or undivided profits (as defined) then on hand, subject to other applicable provisions of law. In

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation’s banking subsidiaries in any calendar year will exceed its net profits for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2007 equal to their 2007 eligible net profits (as defined) plus $780.2 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.

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

29. Fair Value of Financial Instruments – SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the estimated fair value of certain financial instruments. Considerable judgment is required to interpret market data when computing estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts Northern Trust could have realized in a market exchange.

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

Loans (not including lease receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date. The fair values of all loans were adjusted to reflect current assessments of loan collectibility.

Savings Certificates, Other Time, and Non-U.S. Offices Time Deposits. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.

Senior Notes, Subordinated Debt, Federal Home Loan Bank Borrowings, and Floating Rate Capital Debt. Fair values were based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.

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

The fair values required to be disclosed for demand, other noninterest bearing, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

66	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Values of Financial Instruments. The following table summarizes the fair values of financial instruments.

	DECEMBER 31
	2006		2005
(IN MILLIONS)	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE
ASSETS
Cash and Due from Banks	$4,961.0	$4,961.0	$2,996.2	$2,996.2
Money Market Assets	16,790.3	16,790.3	16,035.7	16,035.7
Securities:
Available for Sale	11,249.6	11,249.6	9,970.7	9,970.7
Held to Maturity	1,107.0	1,122.1	1,135.5	1,161.6
Trading Account	8.6	8.6	2.8	2.8
Loans (excluding Leases)
Held to Maturity	21,181.0	20,913.8	18,650.6	18,622.2
Held for Sale	.4	.4	2.3	2.3
Customers’ Acceptance Liability	1.2	1.2	.7	.7
Trust Security Settlement Receivables	339.3	339.3	317.0	317.0
LIABILITIES
Deposits:
Demand, Savings and Money Market	15,612.5	15,612.5	15,705.7	15,705.7
Savings Certificates, Other Time and Foreign Offices Time	28,207.7	28,207.0	22,813.8	22,800.0
Federal Funds Purchased	2,821.6	2,821.6	1,096.9	1,096.9
Repurchase Agreements	1,950.5	1,950.5	1,610.8	1,610.8
Commercial Paper	—	—	144.6	144.6
Other Borrowings	2,976.5	2,976.5	2,647.9	2,647.9
Senior Notes	445.4	444.4	272.5	270.7
Subordinated Debt	943.1	942.6	1,007.4	1,038.4
Federal Home Loan Bank Borrowings	1,354.0	1,367.2	1,798.5	1,829.8
Floating Rate Capital Debt	276.5	265.1	276.4	265.9
Liability on Acceptances	1.2	1.2	.7	.7
Financial Guarantees	7.9	7.9	10.2	10.2
Loan Commitments	5.3	5.3	5.7	5.7
DERIVATIVE INSTRUMENTS
Asset/Liability Management:
Foreign Exchange Contracts
Assets	20.1	20.1	14.5	14.5
Liabilities	19.7	19.7	12.0	12.0
Interest Rate Swap Contracts
Assets	9.6	9.6	8.0	8.0
Liabilities	.1	.1	3.0	3.0
Credit Default Swaps	(2.2)	(2.2)	(.6)	(.6)
Client-Related and Trading:
Foreign Exchange Contracts
Assets	540.8	540.8	694.0	694.0
Liabilities	538.7	538.7	681.9	681.9
Interest Rate Swap Contracts
Assets	21.6	21.6	13.2	13.2
Liabilities	17.0	17.0	8.1	8.1
Interest Rate Option Contracts
Assets	1.9	1.9	.6	.6
Liabilities	1.9	1.9	.6	.6
Futures Contracts	(.1)	(.1)	—	—

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

30. Business Units and Related Information – Information regarding the Corporation’s major business units is contained in the Results of Operations tables included in the section titled Business Unit Reporting beginning on page 9 and is incorporated herein by reference.

Northern Trust’s international activities are centered in the global custody, treasury activities, foreign exchange, investment management, and commercial banking businesses. The operations of Northern Trust are managed on a business unit basis and include components of both U.S and non-U.S. source income and assets. Non-U.S. source income and assets are not separately identified in Northern Trust’s internal management reporting system. However, Northern Trust is required to disclose non-U.S. activities based on the domicile of the customer. Due to the complex and integrated nature of Northern Trust’s activities, it is impossible to segregate with precision revenues, expenses and assets between U.S. and non-U.S. domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between U.S. and non-U.S. operations.

For purposes of this disclosure, all foreign exchange income has been allocated to non-U.S. operations. Interest expense is allocated to non-U.S. operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to non-U.S. activities are not significant but, when made, are based on various methods such as time, space, and number of employees.

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(IN MILLIONS)	TOTAL ASSETS	TOTAL REVENUE*	INCOME BEFORE INCOME TAXES	NET INCOME
2006
Non-U.S.	$22,710.0	$902.3	$374.3	$233.7
U.S.	38,002.2	2,093.8	649.9	431.7

Total	$60,712.2	$2,996.1	$1,024.2	$665.4

2005
Non-U.S.	$15,766.1	$687.4	$275.0	$171.5
U.S.	37,647.7	1,937.8	612.8	412.9

Total	$53,413.8	$2,625.2	$887.8	$584.4

2004
Non-U.S.	$14,539.8	$479.1	$220.8	$137.8
U.S.	30,736.9	1,792.9	533.7	367.8

Total	$45,276.7	$2,272.0	$754.5	$505.6

*Revenue is comprised of net interest income and noninterest income.

31. Regulatory Capital Requirements – Northern Trust and its subsidiary banks are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to average quarterly assets in order to be classified as “well capitalized.” The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not “well capitalized” and obligate the federal bank regulatory authorities to take “prompt corrective action” with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank’s financial statements.

As of December 31, 2006, each of Northern’s subsidiary banks had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. There are no conditions or events since that date that management believes have adversely affected the capital categorization of any subsidiary bank for these purposes.

68	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its subsidiary banks whose net income for 2006 or 2005 exceeded 10% of the consolidated total.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ IN MILLIONS)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2006
Total Capital to Risk-Weighted Assets
Consolidated	$4,675	11.9%	$3,921	10.0%
The Northern Trust Company	3,603	11.3	3,185	10.0
Northern Trust, NA	820	10.8	758	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	3,830	9.8	2,353	6.0
The Northern Trust Company	2,805	8.8	1,911	6.0
Northern Trust, NA	777	10.3	455	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	3,830	6.7	2,838	5.0
The Northern Trust Company	2,806	5.7	2,440	5.0
Northern Trust, NA	777	8.5	458	5.0

AS OF DECEMBER 31, 2005
Total Capital to Risk-Weighted Assets
Consolidated	$4,225	12.3%	$3,441	10.0%
The Northern Trust Company	3,054	11.0	2,771	10.0
Northern Trust, NA	441	11.1	396	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	3,340	9.7	2,065	6.0
The Northern Trust Company	2,213	8.0	1,662	6.0
Northern Trust, NA	420	10.6	237	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	3,340	7.1	2,347	5.0
The Northern Trust Company	2,213	5.7	1,935	5.0
Northern Trust, NA	420	8.4	249	5.0

The bank regulatory authorities of several nations, individually and through the Basel Committee on Banking Supervision (Basel Committee), are considering changes to the risk-based capital adequacy framework that could affect the capital guidelines applicable to financial holding companies and banks. The Basel Committee published the latest agreed upon version of the new Basel Capital Accord (BCA) in November 2005. U.S. regulatory agencies have issued draft language for the rules related to implementation of the BCA which anticipates that implementation of the BCA capital adequacy framework in the United States will become fully effective in January 2009, with transitional arrangements in place for at least the following three years. The Corporation is monitoring the status and progress of the proposed rules and has over several years been engaged in preparing to qualify for the approaches to calculating minimum regulatory capital under the BCA that U.S. regulators have proposed to adopt.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

32. Northern Trust Corporation (Corporation only) – Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET

	DECEMBER 31
(IN MILLIONS)	2006	2005
ASSETS
Cash on Deposit with Subsidiary Bank	$.3	$.1
Time Deposits with Banks	247.8	333.0
Securities	13.6	14.1
Investments in Wholly-Owned Subsidiaries–Banks	3,931.5	3,434.9
–Nonbank	198.8	167.8
Buildings and Equipment	3.5	3.4
Other Assets	293.3	251.3

Total Assets	$4,688.8	$4,204.6

LIABILITIES
Commercial Paper	$—	$144.6
Long-Term Debt	525.7	276.4
Other Liabilities	219.2	182.8

Total Liabilities	744.9	603.8
Stockholders’ Equity	3,943.9	3,600.8

Total Liabilities and Stockholders’ Equity	$4,688.8	$4,204.6

CONDENSED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2006	2005	2004
OPERATING INCOME
Dividends–Bank Subsidiaries	$203.8	$187.1	$202.5
–Nonbank Subsidiaries	33.8	66.7	24.3
Intercompany Interest and Other Charges	12.3	6.9	3.8
Interest and Other Income	4.5	6.6	4.3

Total Operating Income	254.4	267.3	234.9

OPERATING EXPENSES
Interest Expense	22.9	15.9	7.8
Other Operating Expenses	13.8	10.4	12.0

Total Operating Expenses	36.7	26.3	19.8

Income before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	217.7	241.0	215.1
Benefit for Income Taxes	13.7	10.7	11.6

Income before Equity in Undistributed Net Income of Subsidiaries	231.4	251.7	226.7
Equity in Undistributed Net Income of Subsidiaries–Banks	419.0	360.6	274.1
–Nonbank	15.0	(27.9)	4.8

Net Income	$665.4	$584.4	$505.6

70	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2006	2005	2004
OPERATING ACTIVITIES:
Net Income	$665.4	$584.4	$505.6
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(434.0)	(332.7)	(278.9)
Decrease in Prepaid Expenses	.8	.9	.5
Other, net	44.5	22.3	34.7

Net Cash Provided by Operating Activities	276.7	274.9	261.9

INVESTING ACTIVITIES:
Net (Increase) Decrease in Time Deposits with Banks	85.2	(57.2)	20.4
Purchases of Securities	(5.5)	(15.0)	(18.5)
Sales of Securities	5.3	18.0	13.5
Proceeds from Maturity and Redemption of Securities	—	56.5	15.0
Net Increase in Capital Investments in Subsidiaries	(216.5)	(11.4)	(13.0)
Net Decrease in Other Loans	—	—	.2
Other, net	(20.2)	16.1	(36.9)

Net Cash Provided by (Used in) Investing Activities	(151.7)	7.0	(19.3)

FINANCING ACTIVITIES:
Net Increase (Decrease) in Commercial Paper	(144.6)	(.8)	3.1
Net Increase in Senior Notes	248.5	—	—
Treasury Stock Purchased	(127.4)	(165.3)	(147.6)
Cash Dividends Paid on Common Stock	(200.5)	(183.5)	(167.0)
Net Proceeds from Stock Options	84.4	50.6	35.4
Other, net	14.8	17.1	33.5

Net Cash Used in Financing Activities	(124.8)	(281.9)	(242.6)

Net Change in Cash on Deposit with Subsidiary Bank	.2	—	—
Cash on Deposit with Subsidiary Bank at Beginning of Year	.1	.1	.1

Cash on Deposit with Subsidiary Bank at End of Year	$.3	$.1	$.1

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	71

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheets of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, Northern Trust changed its method of accounting for stock-based compensation. Also, as discussed in Note 2 to the consolidated financial statements, effective December 31, 2006, Northern Trust changed its method of accounting for defined benefit pension and other postretirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Northern Trust Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 28, 2007

72	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA [UNAUDITED]

STATEMENT OF INCOME	2006				2005
($ IN MILLIONS EXCEPT PER SHARE INFORMATION)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$458.2	438.1	452.8	442.5	$403.5	396.6	402.1	357.2
Other Noninterest Income	111.2	113.0	140.5	109.9	101.6	105.1	105.5	92.2
Net Interest Income
Interest Income	622.6	566.3	540.8	477.1	442.0	410.3	394.8	343.5
Interest Expense	433.3	383.9	357.9	301.8	271.5	241.9	229.7	186.1

Net Interest Income	189.3	182.4	182.9	175.3	170.5	168.4	165.1	157.4
Provision for Credit Losses	2.0	6.0	3.0	4.0	—	2.5	—	—
Noninterest Expenses	514.6	477.0	492.0	473.3	456.7	441.6	441.6	395.0
Provision for Income Taxes	71.3	86.8	113.3	87.4	71.3	78.3	81.1	72.7

Net Income	$170.8	163.7	167.9	163.0	$147.6	147.7	150.0	139.1

PER COMMON SHARE
Net Income–Basic	$.78	.75	.77	.75	$.68	.68	.69	.64
–Diluted	.77	.74	.76	.74	.67	.67	.68	.63

AVERAGE BALANCE SHEET ASSETS
Cash and Due from Banks	$4,418.6	3,847.4	3,080.0	3,309.7	$2,396.8	2,314.6	2,032.2	2,048.9
Money Market Assets	14,277.1	13,455.5	14,427.3	12,475.4	10,946.6	11,735.0	12,908.8	11,624.7
Securities	13,620.3	11,249.4	11,251.7	11,069.1	10,948.9	9,634.4	9,718.6	9,276.2
Loans and Leases	21,285.8	20,748.4	20,416.7	19,642.4	19,334.4	18,829.9	18,769.2	18,067.6
Reserve for Credit Losses Assigned to Loans	(139.4)	(133.7)	(129.8)	(125.1)	(126.3)	(129.9)	(130.5)	(130.9)
Other Assets	3,855.9	3,467.2	3,687.6	3,287.1	3,987.6	3,662.4	3,432.4	2,701.1

Total Assets	$57,318.3	52,634.2	52,733.5	49,658.6	$47,488.0	46,046.4	46,730.7	43,587.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$4,574.4	4,476.5	4,704.8	4,689.2	$4,751.1	4,602.2	4,754.3	4,729.3
Savings and Other Interest-Bearing	8,385.6	7,998.7	8,175.1	8,630.8	8,840.1	8,480.9	8,730.6	8,950.9
Other Time	480.2	413.1	400.9	384.1	390.1	377.0	368.9	381.9
Non-U.S. Offices	26,045.7	23,599.6	23,763.2	21,063.9	18,947.8	19,201.2	19,207.3	15,652.4

Total Deposits	39,485.9	36,487.9	37,044.0	34,768.0	32,929.1	32,661.3	33,061.1	29,714.5
Short-Term Borrowings	7,900.3	6,682.5	6,099.4	5,434.8	4,358.8	3,771.4	4,517.9	5,453.5
Senior Notes	521.5	379.1	280.9	274.7	275.4	277.7	287.1	190.3
Long-Term Debt	2,503.5	2,652.8	2,725.7	2,775.1	2,892.2	3,077.1	2,902.2	2,682.8
Floating Rate Capital Debt	276.5	276.4	276.3	276.4	276.4	276.4	276.3	276.3
Other Liabilities	2,676.7	2,325.8	2,575.2	2,502.4	3,181.6	2,500.0	2,312.3	1,965.6
Stockholders’ Equity	3,953.9	3,829.7	3,732.0	3,627.2	3,574.5	3,482.5	3,373.8	3,304.6

Total Liabilities and Stockholders’ Equity	$57,318.3	52,634.2	52,733.5	49,658.6	$47,488.0	46,046.4	46,730.7	43,587.6

ANALYSIS OF NET INTEREST INCOME
Earning Assets	$49,183.2	45,453.3	46,095.7	43,186.9	$41,229.9	40,199.3	41,396.6	38,968.5
Interest-Related Funds	44,202.4	40,291.5	39,873.4	37,197.0	34,684.3	34,235.1	35,278.4	32,573.7
Noninterest-Related Funds	4,980.8	5,161.8	6,222.3	5,989.9	6,545.6	5,964.2	6,118.2	6,394.8
Net Interest Income (Taxable equivalent)	206.6	198.5	199.0	190.6	187.3	183.5	179.8	171.7
Net Interest Margin (Taxable equivalent)	1.67%	1.73	1.73	1.79	1.80%	1.81	1.74	1.79

COMMON STOCK DIVIDEND AND MARKET PRICE
Dividends	$.25	.23	.23	.23	$.23	.21	.21	.21
Market Price Range–High	61.40	58.80	60.44	54.10	55.00	51.55	47.48	49.05
–Low	56.00	52.62	51.52	49.12	48.39	45.66	42.63	41.60

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	73

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE STATEMENT OF CONDITION WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A TAXABLE EQUIVALENT BASIS)	2006			2005
($ IN MILLIONS)	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE
AVERAGE EARNING ASSETS
Money Market Assets
Federal Funds Sold and Resell Agreements	$45.8	$916.4	5.00%	$36.4	$1,098.0	3.32%
Time Deposits with Banks	481.2	12,716.9	3.78	341.3	10,664.5	3.20
Other Interest-Bearing	1.4	29.9	4.52	1.0	39.2	2.44

Total Money Market Assets	528.4	13,663.2	3.87	378.7	11,801.7	3.21

Securities
U.S. Government	9.2	180.9	5.07	.8	27.6	2.91
Obligations of States and Political Subdivisions	60.4	900.8	6.71	63.8	926.3	6.89
Government Sponsored Agency	491.6	9,612.0	5.11	256.5	7,522.4	3.41
Other	57.6	1,109.4	5.20	59.2	1,422.1	4.15

Total Securities	618.8	11,803.1	5.24	380.3	9,898.4	3.84

Loans and Leases	1,124.4	20,528.5	5.48	892.5	18,754.0	4.76

Total Earning Assets	$2,271.6	45,994.8	4.94%	$1,651.5	40,454.1	4.08%

Reserve for Credit Losses Assigned to Loans and Leases	—	(132.0)	—	—	(129.4)	—
Cash and Due from Banks	—	3,667.4	—	—	2,199.4	—
Other Assets	—	3,575.7	—	—	3,450.0	—

Total Assets	—	$53,105.9	—	—	$45,974.1	—

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$188.1	$6,602.4	2.85%	$122.9	$7,238.9	1.70%
Savings Certificates	71.4	1,693.7	4.21	45.7	1,510.7	3.03
Other Time	17.9	419.8	4.28	10.5	379.5	2.78
Non-U.S. Offices Time	783.4	21,853.1	3.58	442.4	17,125.4	2.58

Total Interest-Bearing Deposits	1,060.8	30,569.0	3.47	621.5	26,254.5	2.37
Short-Term Borrowings	232.1	6,536.4	3.55	118.5	4,520.3	2.62
Senior Notes	16.5	364.8	4.52	11.7	257.9	4.53
Long-Term Debt	152.6	2,663.4	5.73	166.6	2,889.6	5.77
Floating Rate Capital Debt	14.9	276.4	5.40	10.9	276.4	3.95

Total Interest-Related Funds	1,476.9	40,410.0	3.65	929.2	34,198.7	2.72

Interest Rate Spread	—	—	1.29	—	—	1.36
Noninterest-Bearing Deposits	—	6,389.2	—	—	5,847.3	—
Other Liabilities	—	2,520.0	—	—	2,493.3	—
Stockholders’ Equity	—	3,786.7	—	—	3,434.8	—

Total Liabilities and Stockholders’ Equity	—	$53,105.9	—	—	$45,974.1	—

Net Interest Income/Margin (FTE Adjusted)	$794.7	—	1.73%	$722.3	—	1.79%

Net Interest Income/Margin (Unadjusted)	$729.9	—	1.59%	$661.4	—	1.64%

Net Interest Income/Margin Components
U.S.	$707.4	$31,826.3	2.22%	$652.4	$28,680.6	2.28%
Non-U.S.	87.3	14,168.5	.62	69.9	11,773.5	.59

Consolidated	$794.7	$45,994.8	1.73%	$722.3	$40,454.1	1.79%

Notes–Average balance includes nonaccrual loans.

–Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.30% for 2006, 2005, 2004 and 2003, and 7.18% for 2002). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $64.8 million in 2006, $60.9 million in 2005, $54.4 million in 2004, $52.4 million in 2003, and $48.7 million in 2002.

74	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

CONSOLIDATED FINANCIAL STATISTICS

2004			2003			2002
INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE

$14.2	$954.2	1.49%	$9.0	$710.3	1.27%	$12.0	$689.5	1.74%
246.1	10,417.0	2.36	162.2	8,029.8	2.02	203.9	8,082.5	2.52
.3	34.0	.94	1.1	102.3	1.06	.7	33.6	2.03

260.6	11,405.2	2.29	172.3	8,842.4	1.95	216.6	8,805.6	2.46

.8	64.4	1.28	1.7	105.1	1.64	4.2	154.4	2.71
65.2	919.9	7.09	62.7	859.3	7.31	49.8	640.0	7.78
93.0	6,162.7	1.51	91.7	6,794.7	1.35	114.2	5,905.4	1.93
35.7	1,006.6	3.54	27.8	679.8	4.09	25.9	502.4	5.16

194.7	8,153.6	2.39	183.9	8,438.9	2.18	194.1	7,202.2	2.70

717.3	17,450.9	4.11	751.9	17,506.9	4.30	876.3	17,614.2	4.97

$1,172.6	37,009.7	3.17%	$1,108.1	34,788.2	3.19%	$1,287.0	33,622.0	3.83%

—	(145.0)	—	—	(160.6)	—	—	(156.5)	—
—	1,713.9	—	—	1,789.6	—	—	1,634.3	—
—	2,721.7	—	—	2,698.0	—	—	2,496.9	—

—	$41,300.3	—	—	$39,115.2	—	—	$37,596.7	—

$54.8	$7,313.9	.75%	$51.0	$6,791.2	.75%	$70.1	$6,196.6	1.13%
36.8	1,478.6	2.49	43.4	1,655.3	2.62	65.5	1,913.6	3.42
5.2	322.0	1.63	5.5	314.7	1.74	9.4	367.6	2.55
200.3	12,501.8	1.60	132.3	10,458.3	1.27	171.9	9,687.7	1.77

297.1	21,616.3	1.37	232.2	19,219.5	1.21	316.9	18,165.5	1.74
76.3	6,072.2	1.26	71.1	6,826.6	1.04	107.4	6,648.0	1.62
19.2	328.3	5.84	28.0	405.9	6.88	31.1	450.0	6.92
158.8	2,603.4	6.10	171.2	2,714.9	6.31	174.3	2,665.1	6.54
5.7	276.3	2.08	5.0	267.9	1.88	6.8	267.8	2.53

557.1	30,896.5	1.80	507.5	29,434.8	1.72	636.5	28,196.4	2.26

—	—	1.37	—	—	1.47	—	—	1.57
—	5,411.2	—	—	5,062.2	—	—	5,183.9	—
—	1,847.3	—	—	1,642.5	—	—	1,349.6	—
—	3,145.3	—	—	2,975.7	—	—	2,866.8	—

—	$41,300.3	—	—	$39,115.2	—	—	$37,596.7	—

$615.5	—	1.66%	$600.6	—	1.73%	$650.5	—	1.93%

$561.1	—	1.52%	$548.2	—	1.58%	$601.8	—	1.79%

$528.0	$25,918.2	2.04%	$517.5	$26,219.2	1.97%	$571.5	$25,016.5	2.28%
87.5	11,091.5	.79	83.1	8,569.0	.97	79.0	8,605.5	.92

$615.5	$37,009.7	1.66%	$600.6	$34,788.2	1.73%	$650.5	$33,622.0	1.93%

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	75

SENIOR OFFICERS

NORTHERN TRUST CORPORATION

THE NORTHERN TRUST COMPANY

Management Committee

William A. Osborn

Chairman of the Board

Chief Executive Officer

Frederick H. Waddell

President and Chief Operating Officer

Sherry S. Barrat

President –

Personal Financial Services

Steven L. Fradkin

Executive Vice President

Chief Financial Officer

Timothy P. Moen

Executive Vice President

Human Resources and Administration

William L. Morrison

President –

Personal Financial Services

Stephen N. Potter

Executive Vice President and

Head of International Business Group

Jana R. Schreuder

President –

Worldwide Operations and Technology

Timothy J. Theriault

President –

Corporate and Institutional Services

Terence J. Toth

President –

Northern Trust Global Investments

Kelly R. Welsh

Executive Vice President

General Counsel and

Head of Corporate Risk Management

NORTHERN TRUST CORPORATION

Other Senior Officers

Aileen B. Blake

Executive Vice President and

Controller

Orie L. Dudley, Jr.

Executive Vice President and

Chief Investment Officer

John P. Grube

Executive Vice President

Credit Policy

Patricia K. Bartler

Senior Vice President and

Chief Compliance Officer

William R. Dodds, Jr.

Senior Vice President and Treasurer

Rose A. Ellis

Corporate Secretary and

Assistant General Counsel

Beverly J. Fleming

Senior Vice President and

Director of Investor Relations

Dan E. Phelps

Senior Vice President and

General Auditor

Shundrawn A. Thomas

Senior Vice President and

Head of Corporate Strategy

Catherine J. Treiber

Vice President and

Assistant Corporate Treasurer

THE NORTHERN TRUST COMPANY

Other Executive Vice Presidents

Gregg D. Behrens

Penelope J. Biggs

David C. Blowers

Jeffery D. Cohodes

Marianne G. Doan

Nirup Krishnamurthy

Connie L. Lindsey

Lyle L. Logan

R. Hugh Magill

Patrick J. McDougal

Brian P. Ovaert

Teresa A. Parker

Douglas P. Regan

Joyce M. St. Clair

Lee S. Selander

Jean E. Sheridan

Lloyd A. Wennlund

76	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

BOARD OF DIRECTORS

William A. Osborn

Chairman of the Board and Chief Executive Officer

Northern Trust Corporation and

The Northern Trust Company (4)

Duane L. Burnham

Retired Chairman and Chief Executive Officer

Abbott Laboratories

Worldwide diversified health care products and

services company (1, 3, 4)

Linda Walker Bynoe

President and Chief Executive Officer

Teleman Ltd.

Project management and consulting firm (1, 5)

Nicholas D. Chabraja (elected effective 1/1/07)

Chairman of the Board and Chief Executive Officer

General Dynamics Corporation

Worldwide defense, aerospace, and other

technology products manufacturer

Susan Crown

Vice President

Henry Crown and Company

Worldwide company with

diversified manufacturing operations,

real estate, and securities (2, 4, 5)

Dipak C. Jain

Dean

Kellogg School of Management

Northwestern University

Educational institution (1, 6)

Arthur L. Kelly

Managing Partner

KEL Enterprises L.P.

Holding and investment partnership (3, 4, 6)

Robert C. McCormack

Advisory Director

Trident Capital, Inc.

Venture capital firm (2, 4, 5)

Edward J. Mooney

Retired Délégué Général–North America

Suez Lyonnaise des Eaux

Worldwide provider of energy, water, waste

and communications services;

Retired Chairman and Chief Executive Officer

Nalco Chemical Company

Manufacturer of specialized service chemicals (1, 2)

John W. Rowe

Chairman, President and Chief Executive Officer

Exelon Corporation

Producer and wholesale marketer of energy (1, 6)

Harold B. Smith

Chairman of the Executive Committee

Illinois Tool Works Inc.

Worldwide manufacturer and marketer

of engineered components and industrial systems

and consumables (3, 5, 6)

William D. Smithburg

Retired Chairman, President and Chief Executive Officer

The Quaker Oats Company

Worldwide manufacturer and marketer of

beverages and grain-based products (2, 3, 4)

Charles A. Tribbett III

Managing Director

Russell Reynolds Associates

Worldwide recruiting firm (2, 5)

Frederick H. Waddell

President and Chief Operating Officer

Northern Trust Corporation and

The Northern Trust Company

Board Committees

1.	Audit Committee
2.	Compensation and Benefits Committee
3.	Corporate Governance Committee
4.	Executive Committee
5.	Business Risk Committee
6.	Business Strategy Committee

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	77

CORPORATE INFORMATION

Comparison of Five-Year Cumulative Total Return

Among Northern Trust Corporation Common Stock, S&P 500 Index and

Keefe, Bruyette & Woods (KBW) 50 Index

The graph presented below compares the cumulative total stockholder return on the Corporation’s Common Stock to the cumulative total return of the S&P 500 Index and the KBW 50 Index for the five fiscal years which commenced January 1, 2002 and ended December 31, 2006. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s Common Stock and in each index on December 31, 2001 and assumes reinvestment of dividends. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s largest banking companies, including all money-center and most major regional banks. The Corporation is included in both the S&P 500 Index and the KBW 50 Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 2001 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	December 31,
	2001	2002	2003	2004	2005	2006
Northern Trust	100	59	79	85	92	110
S&P 500	100	78	100	111	117	135
KBW 50 Bank	100	93	125	137	139	166

78	2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT

CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held on Tuesday, April 17, 2007, at 10:30 A.M. (Central Daylight Time) at 50 South La Salle Street, Chicago, Illinois.

STOCK LISTING

The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

STOCK TRANSFER AGENT, REGISTRAR

AND DIVIDEND DISBURSING AGENT

Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange Street

South St. Paul, Minnesota 55075

General Phone Number: 1-800-468-9716

Internet Site: www.wellsfargo.com/shareownerservices

AVAILABLE INFORMATION

The Corporation’s Internet address is www.northerntrust .com. Through our Web site, we make available free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act (15 U.S.C. 78m(a) or 78o(d)) as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission. Information contained on the web site is not part of the Summary Annual Report or the Financial Annual Report.

10-K REPORT

Copies of the Corporation’s 2006 10-K Report filed with the Securities and Exchange Commission will be available by the end of March 2007 and will be mailed to stockholders and other interested persons upon written request to:

Rose A. Ellis

Corporate Secretary

Northern Trust Corporation

50 South La Salle Street, M-9

Chicago, Illinois 60603

QUARTERLY EARNINGS RELEASES

Copies of the Corporation’s quarterly earnings releases may be obtained by accessing Northern Trust’s web site at www.northerntrust.com or by calling the Corporate Communications department at (312) 444-4272.

INVESTOR RELATIONS

Please direct Investor Relations inquiries to:

Beverly J. Fleming, Director of Investor Relations,

at (312) 444-7811 or beverly_fleming@ntrs.com.

WWW.NORTHERNTRUST.COM

Information about the Corporation, including financial

performance and products and services, is available on

Northern Trust’s Web site at www.northerntrust.com.

NORTHERN TRUST GLOBAL INVESTMENTS

Northern Trust Corporation uses the name Northern Trust Global Investments to identify the investment management business, including portfolio management, research and trading, carried on by several of its affiliates, including The Northern Trust Company, Northern Trust Global Advisors and Northern Trust Investments.

2006 NORTHERN TRUST CORPORATION FINANCIAL ANNUAL REPORT	79

northerntrust.com