Form 10-K, Exhibit 13
period 2007-12-31
NORTHERN TRUST CORP
filed 2008-02-28
CIK 73124

Exhibit 13

FINANCIAL REVIEW

2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

36

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM WITH RESPECT TO INTERNAL CONTROL OVER FINANCIAL REPORTING

38

CONSOLIDATED FINANCIAL STATEMENTS

42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

78

CONSOLIDATED FINANCIAL STATISTICS

81

SENIOR OFFICERS

82

BOARD OF DIRECTORS

83

CORPORATE INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ In Millions Except Per Share Information)	2007	2006	2005	2004	2003
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,077.6	$1,791.6	$1,559.4	$1,330.3	$1,189.1
Foreign Exchange Trading Income	351.3	247.3	180.2	158.0	109.6
Security Commissions and Trading Income	67.6	62.7	55.2	50.5	54.8
Treasury Management Fees	65.3	65.4	71.2	88.1	95.6
Other Operating Income	109.1	97.8	97.5	83.8	93.1
Investment Security Gains	6.5	1.4	.3	.2	–

Total Noninterest Income	2,677.4	2,266.2	1,963.8	1,710.9	1,542.2

Net Interest Income	831.6	729.9	661.4	561.1	548.2
Provision for Credit Losses	18.0	15.0	2.5	(15.0)	2.5

Income before Noninterest Expenses	3,491.0	2,981.1	2,622.7	2,287.0	2,087.9

Noninterest Expenses
Compensation	1,038.2	876.6	774.2	661.7	652.1
Employee Benefits	234.9	217.6	190.4	161.5	133.1
Outside Services	386.2	316.2	268.0	228.0	208.5
Equipment and Software Expense	219.3	205.3	196.6	192.8	190.1
Occupancy Expense	156.5	145.4	133.7	121.5	132.7
Visa Indemnification Charges	150.0	–	–	–	–
Other Operating Expenses	245.1	195.8	172.0	166.2	158.8

Total Noninterest Expenses	2,430.2	1,956.9	1,734.9	1,531.7	1,475.3

Income before Income Taxes	1,060.8	1,024.2	887.8	755.3	612.6
Provision for Income Taxes	333.9	358.8	303.4	249.7	207.8

Net Income	$726.9	$665.4	$584.4	$505.6	$404.8

PER COMMON SHARE
Net Income – Basic	$3.31	$3.06	$2.68	$2.30	$1.84
– Diluted	3.24	3.00	2.64	2.27	1.80
Cash Dividends Declared	1.03	.94	.86	.78	.70
Book Value – End of Period (EOP)	20.44	18.03	16.51	15.04	13.88
Market Price – EOP	76.58	60.69	51.82	48.58	46.28

Average Total Assets	$60,588	$53,106	$45,974	$41,300	$39,115
Senior Notes – EOP	654	445	272	200	350
Long-Term Debt – EOP	2,682	2,308	2,818	2,625	2,541
Floating Rate Capital Debt – EOP	277	276	276	276	276

RATIOS
Dividend Payout Ratio	31.4%	30.8%	32.1%	33.9%	38.1%
Return on Average Assets	1.20	1.25	1.27	1.22	1.04
Return on Average Common Equity	17.46	17.57	17.01	16.07	13.81
Tier 1 Capital to Risk-Weighted Assets – EOP	9.7	9.8	9.7	11.0	11.1
Total Capital to Risk-Weighted Assets – EOP	11.9	11.9	12.3	13.3	14.0
Risk-Adjusted Leverage Ratio	6.8	6.7	7.1	7.6	7.5
Average Stockholders’ Equity to Average Assets	6.9	7.1	7.5	7.6	7.6

Stockholders – EOP	2,842	3,040	3,239	3,525	3,288
Staff – EOP (full-time equivalent)	10,918	9,726	9,008	8,022	8,056

OPERATING RESULTS – EXCLUDING 2007 VISA INDEMNIFICATION CHARGES

($ In Millions Except Per Share Information)	2007	2006	2005	2004	2003
Operating Earnings	$821.1	$665.4	$584.4	$505.6	$404.8

Operating Earnings per Common Share – Basic	$3.73	$3.06	$2.68	$2.30	$1.84
– Diluted	3.66	3.00	2.64	2.27	1.80

Operating Return on Average Common Equity	19.72%	17.57%	17.01%	16.07%	13.81%

Operating results exclude the impact of $150 million of pre-tax charges in 2007 for accruals related to certain indemnifications of Visa Inc., as discussed in further detail in Note 20 to the consolidated financial statements.

2	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF CORPORATION

Focused Business Strategy. Northern Trust is a leading provider of global financial solutions for asset management, asset servicing, fiduciary, and banking needs of corporations, institutions, and affluent individuals. Northern Trust is exclusively focused on the management, custody, and servicing of client assets in two target market segments, affluent individuals through its Personal Financial Services (PFS) business unit and institutional investors worldwide through its Corporate and Institutional Services (C&IS) business unit. An important element of this strategy is to provide an array of asset management and related service solutions to PFS and C&IS clients which are provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes quality through a high level of service complemented by the effective use of technology. Operating and systems support for these business units is provided through the Worldwide Operations and Technology (WWOT) business unit.

Business Structure. Northern Trust Corporation (Corporation) is a financial holding company under the Gramm-Leach-Bliley Act and was originally organized as a bank holding company in 1971 to hold all of the outstanding capital stock of The Northern Trust Company (Bank). The Bank is an Illinois banking corporation headquartered in Chicago and the Corporation’s principal subsidiary. PFS services are delivered through a network of 85 offices in 18 U.S. states as well as offices in London and Guernsey. C&IS products are delivered to clients in approximately 40 countries through offices in North America, Europe, and the Asia-Pacific region.

Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

Northern Trust’s strong financial results in 2007 were achieved in spite of a tumultuous market and economic environment. Our excellent results, in what was a difficult year for the financial services industry, are further evidence of the continued success of our focused business strategy. We achieved record net income of $726.9 million and net income per common share of $3.24, increasing 9% and 8%, respectively from 2006.

Net operating earnings were even stronger, as 2007 reported results were significantly impacted by $150 million of pre-tax charges related to certain indemnifications that Northern Trust, as a member bank of Visa U.S.A., Inc. and in conjunction with other member banks, provides to Visa, Inc. (“Visa”), which reduced net income by $94.2 million, or $.42 per diluted common share. Northern Trust expects that its proportionate share of the proceeds of Visa’s planned initial public offering will more than offset any indemnification liabilities related to Visa litigation. Excluding these charges, net operating earnings were $821.1 million and net operating earnings per share were $3.66, increasing 23% and 22%, respectively, from 2006. Northern Trust is providing operating earnings, which exclude the impact of the Visa charges, in order to provide a clearer indication of the results and trends in Northern Trust’s core businesses. Provided below is a reconciliation of our operating earnings to our reported

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	3

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

results prepared in accordance with generally accepted accounting principles.

	2007
($ In Millions Except Per Share Data)	Amount	Per Share
Reported Earnings	$726.9	$3.24
Visa Indemnification Charges (net of $55.8 tax effect)	94.2	.42

Operating Earnings	$821.1	$3.66

Our record operating earnings were driven by excellent revenue growth in both PFS and C&IS. Revenues reached record levels, equaling $3.57 billion on a fully taxable equivalent (FTE) basis, an increase of 17% from 2006. Trust, investment and other servicing fees, the largest contributor to the growth in revenues, totaled $2.08 billion, up 16% compared with the prior year, reflecting continued strong new business in C&IS and in PFS.

Record foreign exchange trading income and net interest income (FTE) also contributed to the strong growth in revenues during 2007. Foreign exchange trading income increased 42% and totaled $351.3 million for 2007, reflecting strong growth in client volumes as well as higher currency volatility. Net interest income (FTE) totaled $894.1 million, up 13%, primarily due to 16% growth in average earning assets. Asset growth was achieved without sacrificing quality. The credit quality of our loan portfolio continued to be exceptionally strong, with nonperforming assets at year end totaling only $29.3 million, or .12% of total loans and other real estate owned, down 21% from last year.

Noninterest expenses totaled $2.43 billion in 2007, an increase of 24%. The current year includes the $150 million of Visa indemnification charges. Without these charges, noninterest expenses would have totaled $2.28 billion, up 17% from last year.

The strength of our financial performance in 2007, measured exclusive of the Visa indemnification charges, has led to the achievement of each of our four long-term, across cycle, strategic financial targets. In 2007, we achieved:

•	revenue growth of 17% (goal of 8-10% revenue growth);
•	operating earnings per share growth of 22% (goal of 10-12% earnings per share growth);
•	return on common equity of 19.7% (goal of 16-18% return on common equity); and
•	positive operating leverage

Our success in the marketplace in 2007 was evidenced by double-digit growth in client assets. New business and higher equity markets drove assets under custody up 17% to a record $4.1 trillion and assets under management up 9% to a record $757.2 billion. Global custody assets increased 23% to $2.1 trillion at year-end, primarily due to Northern Trust’s continued success internationally.

During 2007, Northern Trust’s business momentum continued to be strong. We remained focused on our client-centric strategy, and continued to expand our market reach while also strengthening our capabilities to support the evolving needs of our clients. For private clients, we continued to offer new investment products, blending our proprietary solutions with the complimentary capabilities of outside managers. For institutional clients, we reorganized our business into three geographic segments—the Americas; Europe, Middle East and Africa; and Asia-Pacific—allowing us to strengthen our focus on clients in each of these important regions around the world. These, and other initiatives implemented throughout 2007, allowed us to achieve strong new business results in PFS and C&IS. In both PFS and C&IS, our new business results in 2007 were the best since 2001.

Northern Trust’s leadership continued to be reflected in our strong capital levels as of December 31, 2007. During 2007, stockholders’ equity grew to $4.51 billion, primarily through the retention of earnings, offset in part by the repurchase of common stock pursuant to the Corporation’s share buyback program. In October 2007, the Board of Directors increased the quarterly dividend per common share by 12.0% to $.28, for a new annual rate of $1.12. The Board’s action reflects a policy of establishing the dividend rate commensurate with profitability while retaining sufficient earnings to allow for strategic initiatives and the maintenance of a strong balance sheet and capital ratios.

CONSOLIDATED RESULTS OF OPERATIONS

REVENUE

Northern Trust generates the majority of its revenues from noninterest income, primarily consisting of trust, investment and other servicing fees. Net interest income comprises the remainder of revenues and consists of interest income generated by earning assets, net of interest expense on deposits and borrowed funds.

Total revenue for 2007 was $3.57 billion on a fully taxable equivalent basis, up 17% from $3.06 billion in 2006, which in turn was up 14% from 2005 revenues of $2.69 billion. When adjusted to a FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Noninterest income totaled $2.7 billion in 2007, up 18% from $2.3 billion in 2006, and represented 75% of total taxable equivalent revenue in 2007. Noninterest income of $2.3 billion in 2006 was up 15% from $2.0 billion in 2005, and represented 74% of total taxable equivalent revenue in 2006.

4	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income for 2007 was $831.6 million, up 14% from $729.9 million in 2006, which was up 10% from $661.4 million in 2005.

The largest contributor to the current year growth in revenues and noninterest income was trust, investment and other servicing fees, up 16% to $2.1 billion compared with 2006 fees of $1.8 billion, reflecting strong new business in 2007. The increase in net interest income in 2007 is primarily attributable to a $7.4 billion or 16% increase in average earning assets. Additional information regarding Northern Trust’s revenues is provided below.

2007 TOTAL REVENUE OF $3.57 BILLION (FTE)

Noninterest Income. The components of noninterest income, and a discussion of significant changes during 2007 and 2006, are provided below.

NONINTEREST INCOME

(In Millions)	2007	2006	2005
Trust, Investment and Other Servicing Fees	$2,077.6	$1,791.6	$1,559.4
Foreign Exchange Trading Income	351.3	247.3	180.2
Security Commissions and Trading Income	67.6	62.7	55.2
Treasury Management Fees	65.3	65.4	71.2
Other Operating Income	109.1	97.8	97.5
Investment Security Gains, net	6.5	1.4	.3

Total Noninterest Income	$2,677.4	$2,266.2	$1,963.8

2007 NONINTEREST INCOME

Trust, Investment and Other Servicing Fees. Trust, investment and other servicing fees accounted for 58% of total taxable equivalent revenue in 2007. Trust, investment and other servicing fees for 2007 increased 16% to $2.08 billion from $1.79 billion in 2006. Over the past five years, trust, investment and other servicing fees have increased at a compound annual growth rate of 12.3%. For a more detailed discussion of trust, investment and other servicing fees, refer to the business unit reporting section beginning on page 11.

Trust, investment and other servicing fees are generally based on the market value of assets custodied, managed, and serviced; the volume of transactions; securities lending volume and spreads; and fees for other services rendered. Certain investment management fee arrangements also may provide for performance fees, based on client portfolio returns exceeding predetermined levels. Based on analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust, investment and other servicing fees of approximately 4% and in total revenues of approximately 2%. In addition, C&IS client relationships are generally priced to reflect earnings from activities such as foreign exchange trading and custody-related deposits that are not included in trust, investment and other servicing fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $28.3 billion in 2007, $20.7 billion in 2006, and $15.8 billion in 2005. Total assets under custody at December 31, 2007, which form the primary basis of our trust, investment and other servicing fees, were a record $4.14 trillion, up 17% from $3.55 trillion a year ago, and included $2.09 trillion of global custody assets. Managed assets totaled $757.2 billion, up 9% from $697.2 billion at the end of 2006.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	5

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS UNDER CUSTODY		DECEMBER 31				PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2007	2006	2005	2004	2003	2007/06
Corporate & Institutional	$3,802.9	$3,263.5	$2,699.7	$2,345.1	$1,900.9	17%	23%
Personal	332.3	281.9	225.6	209.3	184.9	18	17

Total Assets Under Custody	$4,135.2	$3,545.4	$2,925.3	$2,554.4	$2,085.8	17%	23%

C&IS ASSETS UNDER CUSTODY ($ in Billions)	PFS ASSETS UNDER CUSTODY ($ in Billions)

ASSETS UNDER MANAGEMENT		DECEMBER 31				PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2007	2006	2005	2004	2003	2007/06
Corporate & Institutional	$608.9	$562.5	$500.7	$461.5	$374.3	8%	23%
Personal	148.3	134.7	117.2	110.4	104.3	10	11

Total Managed Assets	$757.2	$697.2	$617.9	$571.9	$478.6	9%	20%

C&IS ASSETS UNDER MANAGEMENT ($ in Billions)	PFS ASSETS UNDER MANAGEMENT ($ in Billions)

Foreign Exchange Trading Income. Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to trading income. Foreign exchange trading income totaled $351.3 million in 2007 compared with $247.3 million in 2006. The increase reflects strong client volumes as well as higher currency volatility.

Security Commissions and Trading Income. Revenues from security commissions and trading income totaled $67.6 million in 2007, compared with $62.7 million in 2006. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). The increase in 2007 reflects increased income from derivative instruments not designated in hedging relationships, partially offset by decreased revenue from core brokerage services and

6	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

transition management services, which were down 7% from the strong performance in 2006.

Treasury Management Fees. The fee portion of treasury management revenues totaled $65.3 million in 2007, essentially unchanged from the $65.4 million reported in 2006.

Other Operating Income. The components of other operating income were as follows:

(In Millions)	2007	2006	2005
Loan Service Fees	$16.5	$17.1	$18.1
Banking Service Fees	35.7	35.8	34.3
Gain on Sale of Buildings	–	–	7.9
Gain on Sale of Leased Equipment	6.2	2.8	1.7
Loss on Sale of Non-U.S. Subsidiary	(4.1)	–	–
Other Income	54.8	42.1	35.5

Total Other Operating Income	$109.1	$97.8	$97.5

The 2007 increase in the other income component resulted primarily from higher custody-related deposit and overdraft related revenue.

Investment Security Gains. Net security gains were $6.5 million in 2007 and $1.4 million in 2006. The 2007 gains resulted from the sale of CME Group Inc. stock acquired from the demutualizations and subsequent merger of the Chicago Mercantile Exchange and the Chicago Board of Trade.

NONINTEREST INCOME — 2006 COMPARED WITH 2005

Trust, investment and other servicing fees for 2006 accounted for 79% of total noninterest income and 59% of total taxable equivalent revenue and increased 15% to $1.79 billion from $1.56 billion for 2005. Total assets under custody at December 31, 2006 were $3.55 trillion, up 21% from $2.93 trillion in 2005, and included $1.69 trillion of global custody assets. Managed assets totaled $697.2 billion, up 13% from $617.9 billion at the end of 2005.

Foreign exchange trading income totaled $247.3 million in 2006, a 37% increase compared with $180.2 million in 2005. The increase primarily reflects increased client activity.

Revenues from security commissions and trading income totaled $62.7 million in 2006, compared with $55.2 million in 2005, with the increase primarily reflecting higher revenue from core brokerage services and transition management services for institutional clients.

The fee portion of treasury management revenues totaled $65.4 million in 2006, a decrease of 8% from the $71.2 million reported in 2005. The decrease in 2006 was partially offset by improved net interest income as clients opted to pay for services via compensating deposit balances, consistent with historical experience in a higher interest rate environment.

Total other operating income of $97.8 million in 2006 was essentially unchanged from the 2005 balance of $97.5 million. 2006 included increases in the other income component resulting primarily from higher custody-related deposit revenue, while 2005 included gains on the sale of buildings. Net security gains were $1.4 million in 2006 compared with net gains of $.3 million in 2005.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	7

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Income. An analysis of net interest income on a FTE basis, major balance sheet components impacting net interest income, and related ratios are provided below.

ANALYSIS OF NET INTEREST INCOME [FTE]

				PERCENT CHANGE
($ In Millions)	2007	2006	2005	2007/06	2006/05
Interest Income	$2,717.7	$2,206.8	$1,590.6	23.2%	38.7%
FTE Adjustment	62.5	64.8	60.9	(3.5)	6.4

Interest Income – FTE	2,780.2	2,271.6	1,651.5	22.4	37.5
Interest Expense	1,886.1	1,476.9	929.2	27.7	58.9

Net Interest Income – FTE Adjusted	$894.1	$794.7	$722.3	12.5%	10.0%

Net Interest Income – Unadjusted	$831.6	$729.9	$661.4	13.9%	10.4%

AVERAGE BALANCE
Earning Assets	$53,426.4	$45,994.8	$40,454.1	16.2%	13.7%
Interest-Related Funds	45,722.7	40,410.0	34,198.7	13.1	18.2
Net Noninterest-Related Funds	7,703.7	5,584.8	6,255.4	37.9	(10.7)

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	5.20%	4.94%	4.08%	.26	.86
Interest-Related Funds	4.13	3.65	2.72	.48	.93
Interest Rate Spread	1.07	1.29	1.36	(.22)	(.07)
Total Source of Funds	3.53	3.21	2.29	.32	.92
Net Interest Margin	1.67%	1.73%	1.79%	(.06)	(.06)

Refer to pages 78 and 79 for a detailed analysis of net interest income.

Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of hedging activity with derivative instruments. Earning assets, which consist of securities, loans, and money market assets, are financed by a large base of interest-bearing funds, including personal and institutional deposits, wholesale deposits, short-term borrowings, senior notes, and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds include demand deposits, the reserve for credit losses, and stockholders’ equity, reduced by nonearning assets including cash and due from banks, items in process of collection and buildings and equipment. Variations in the level and mix of earning assets, interest-bearing funds, and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating deposit balances to pay for services.

Net interest income for 2007 was $831.6 million, up 14% from $729.9 million in 2006. When adjusted to a FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable, although the adjustment to a FTE basis has no impact on net income. Net interest income on a FTE basis for 2007 was $894.1 million, an increase of 13% from $794.7 million in 2006. The increase in net interest income in 2007 is primarily the result of a $7.4 billion or 16% increase in average earning assets, primarily money market assets and loans, offset in part by a reduction in the net interest margin. The net interest margin decreased to 1.67% from 1.73% in the prior year, reflecting the $13 million negative impact of the January 1, 2007 adoption of the Financial Accounting Standards Board’s (FASB) Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), the narrowing of the interest rate spread, and the significant growth in global custody related deposits which have been invested primarily in lower yielding short-term money market assets and securities.

Earning assets averaged $53.4 billion, up 16% from the $46.0 billion reported in 2006. The growth in average earning assets reflects a $4.5 billion increase in money market assets, a $2.3 billion increase in loans and a $656.3 million increase in securities.

Loans averaged $22.8 billion, 11% higher than last year. The year-to-year comparison reflects a 19% increase in average commercial loans to $5.0 billion. Residential mortgages rose 4% to average $8.9 billion and personal loans increased 11% to $3.3 billion. Non-U.S. loans increased 36%

8	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

to $1.7 billion in 2007 from the prior year average of $1.3 billion. The loan portfolio includes noninterest-bearing U.S. and non-U.S. short duration advances, primarily related to the processing of custodied client investments, which averaged $1.6 billion in 2007, up 52% from $1.0 billion a year ago. Money market assets averaged $18.1 billion in 2007, up 33% from 2006 levels. Securities averaged $12.5 billion in 2007, up 6% resulting primarily from higher levels of asset-backed and government sponsored agency securities. Asset-backed and government sponsored agency securities averaged $1.7 billion and $9.7 billion, respectively, in 2007, up 55% and 1%, respectively, from 2006. Asset-backed securities held at December 31, 2007 were predominantly floating rate, with average lives less than 5 years, and 95% were rated triple-A with the remaining 5% rated double-A.

The increase in average earning assets of $7.4 billion was funded primarily through growth in interest-bearing deposits. The deposit growth was concentrated in non-U.S. office interest-bearing deposits, up $6.7 billion, and reflects increased global custody activity. Savings and money market deposits were up 6% and savings certificates increased 19%. Other interest-related funds averaged $7.6 billion, down $2.2 billion due primarily to lower levels of federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds. Average net noninterest-related funds increased 38% and averaged $7.7 billion, due primarily to higher levels of noninterest-bearing deposits in non-U.S. offices and other liabilities. Stockholders’ equity for the year averaged $4.2 billion, an increase of $377.5 million or 10% from 2006, principally due to the retention of earnings, offset in part by the repurchase of over 3.2 million shares of common stock at a total cost of $218.9 million ($67.10 average price per share) pursuant to the Corporation’s share buyback program.

For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 78 and 79.

NET INTEREST INCOME — 2006 COMPARED WITH 2005

Net interest income for 2006 was $729.9 million, up 10% from $661.4 million in 2005. Net interest income on a FTE basis for 2006 was $794.7 million, an increase of 10% from $722.3 million in 2005. The increase in net interest income in 2006 is primarily the result of a $5.5 billion or 14% increase in average earning assets, primarily securities, money market assets, and loans, offset in part by a reduction in the net interest margin. The net interest margin decreased to 1.73% from 1.79% in 2005 due in large part to the significant growth in global custody related deposits which were invested in lower-yielding short-term money market assets and U.S. government sponsored agency securities.

Earning assets averaged $46.0 billion in 2006, up 14% from the $40.5 billion reported in 2005. The growth in average earning assets in 2006 reflected a $1.8 billion increase in loans, a $1.9 billion increase in securities and a $1.9 billion increase in money market assets.

Loans averaged $20.5 billion in 2006, 9% higher than 2005. The year-to-year comparison reflects a 20% increase in average commercial loans to $4.2 billion. Residential mortgages rose 4% to average $8.5 billion and personal loans increased 6% to $2.9 billion. Non-U.S. loans increased to $1.3 billion in 2006 from the 2005 average of $933 million. The loan portfolio includes noninterest-bearing U.S. and non-U.S. short duration advances, primarily related to the processing of custodied client investments, which averaged $1.0 billion in 2006, up from $696 million in 2005. Securities averaged $11.8 billion in 2006, up 19% resulting primarily from higher levels of government sponsored agency securities. Money market assets averaged $13.7 billion in 2006, up 16% from 2005 levels.

The increase in average earning assets of $5.5 billion in 2006 was funded primarily through growth in interest-bearing deposits and short-term borrowings. The deposit growth was concentrated in non-U.S. office interest-bearing deposits, up $4.7 billion resulting from increased global custody activity. Savings and money market deposits were down 9%, partially offset by higher levels of savings certificates. Other interest-related funds averaged $9.8 billion, up $1.9 billion, principally from higher levels of federal funds purchased and securities sold under agreements to repurchase and the third quarter 2006 issuance of $250 million of senior notes by the Corporation. Average net noninterest-related funds decreased 11% and averaged $5.6 billion, due primarily to higher levels of noninterest-bearing cash and due from bank balances. Stockholders’ equity for 2006 averaged $3.8 billion, an increase of $351.9 million or 10% from 2005, principally due to the retention of earnings, offset in part by the repurchase of over 2.3 million shares of common stock at a total cost of $131.3 million ($55.65 average price per share) pursuant to the Corporation’s share buyback program.

Provision for Credit Losses. The provision for credit losses was $18.0 million in 2007 compared with a $15.0 million provision in 2006 and a $2.5 million provision in 2005. For a discussion of the reserve and provision for credit losses for 2007, 2006, and 2005, refer to pages 30 through 32.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	9

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Expenses. Noninterest expenses for 2007 totaled $2.43 billion, up 24% from $1.96 billion in 2006. Excluding the Visa indemnification charges of $150 million, noninterest expenses for 2007 increased 17%. The components of noninterest expenses and a discussion of significant changes in balances during 2007 and 2006 are provided below.

NONINTEREST EXPENSES

(In Millions)	2007	2006	2005
Compensation	$1,038.2	$876.6	$774.2
Employee Benefits	234.9	217.6	190.4
Outside Services	386.2	316.2	268.0
Equipment and Software Expense	219.3	205.3	196.6
Occupancy Expense	156.5	145.4	133.7
Visa Indemnification Charges	150.0	–	–
Other Operating Expenses	245.1	195.8	172.0

Total Noninterest Expenses	$2,430.2	$1,956.9	$1,734.9

Compensation and Benefits. Compensation and employee benefits of $1.27 billion represented 52% of total noninterest expenses. The year-over-year increase was $178.9 million, or 16%, from $1.09 billion in 2006. Compensation costs, which are the largest component of noninterest expenses, increased $161.6 million, or 18% from 2006, reflecting the impact of higher staff levels, higher performance-based compensation, and annual salary increases. Staff on a full-time equivalent basis averaged 10,273 in 2007, up 10% compared with 9,312 in 2006. Increases in 2007 were due primarily to additional staff to support international growth. Staff on a full-time equivalent basis totaled 10,918 at December 31, 2007 compared with 9,726 at December 31, 2006.

Employee benefit costs for 2007 totaled $234.9 million, up $17.3 million or 8% from $217.6 million in 2006. The current year reflects higher expenses related to employment taxes and health care costs.

Outside Services. Outside services expense totaled $386.2 million in 2007, up 22% from $316.2 million in 2006. The increase reflects higher expenses for technical and consulting services, and volume-driven growth in global subcustody and investment manager sub-advisor expenses. Technical services includes expenses for services such as systems and application support, the provision of market and research data, and outsourced check processing and lockbox services.

Equipment and Software Expense. Equipment and software expense, comprised of depreciation and amortization, rental, and maintenance costs, totaled $219.3 million, up 7% from $205.3 million in 2006. The increase resulted from higher computer software expense.

Occupancy Expense. Net occupancy expense totaled $156.5 million, up 8% from $145.4 million in 2006. Occupancy expense for 2007 reflects higher levels of building maintenance and operating expense, and increased rental costs.

Visa Indemnification Charges. In the fourth quarter of 2007, Northern Trust, as a member bank of Visa U.S.A., Inc., recorded charges totaling $150 million related to our obligation to share in potential losses resulting from certain indemnified litigation involving Visa. Northern Trust expects that its proportionate share of the proceeds of the planned initial public offering by Visa will more than offset any liabilities related to Visa litigation. Visa indemnification charges are further discussed in Note 20 to the consolidated financial statements.

Other Operating Expenses. The components of other operating expenses were as follows:

(In Millions)	2007	2006	2005
Business Promotion	$77.0	$65.2	$60.8
Other Intangibles Amortization	20.9	22.4	20.4
Other Expenses	147.2	108.2	90.8

Total Other Operating Expenses	$245.1	$195.8	$172.0

Other operating expenses for 2007 totaled $245.1 million, up 25% from $195.8 million in 2006. The 2007 increase reflects significantly higher charges related to securities processing activities, higher business promotion and advertising and increased hiring and employee relocation costs.

NONINTEREST EXPENSE — 2006 COMPARED WITH 2005

Noninterest expenses for 2006 totaled $1.96 billion, up 13% from $1.73 billion in 2005. Compensation and employee benefits of $1.09 billion in 2006 represented 56% of total noninterest expenses. The year-over-year increase was $129.6 million, or 13%, from $964.6 million in 2005. Compensation costs in 2006 totaled $876.6 million, reflecting the impact of higher staff levels, annual salary increases, and performance-based compensation. 2006 also included $17.7 million of compensation expense associated with the expensing of stock options in accordance with FASB Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” which was adopted on January 1, 2006. Staff on a full-time equivalent basis averaged 9,312 in 2006, up 7% compared with 8,731 in 2005 due primarily to additional staff to support international growth. Staff on a full-time equivalent basis totaled 9,726 at December 31, 2006 compared with 9,008 at December 31, 2005.

Employee benefit costs for 2006 totaled $217.6 million, up $27.2 million or 14% from $190.4 million in 2005. The

10	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

increase reflects higher expenses related to employment taxes, pension, and health care costs.

Outside services expense totaled $316.2 million in 2006, 18% higher than the $268.0 million in 2005. The increase reflects higher expenses for technical and consulting services, and volume-driven growth in global subcustody and investment manager sub-advisor expenses.

Equipment and software expense, comprised of depreciation and amortization, rental, and maintenance costs, totaled $205.3 million in 2006, which was 4% higher than the $196.6 million in 2005. The increase in 2006 resulted from higher computer software expense.

Occupancy expense totaled $145.4 million in 2006, up 9% from $133.7 million in 2005. Occupancy expense for 2006 reflects increased levels of rental costs, real estate taxes, and building maintenance.

Other operating expenses for 2006 totaled $195.8 million, up 14% from $172.0 million in 2005, primarily reflecting higher business promotion and advertising and increased hiring and employee relocation costs.

Provision for Income Taxes. The provision for income tax expense was $333.9 million in 2007 representing an effective rate of 31.5%. This compares with income tax expense of $358.8 million and an effective rate of 35.0% in 2006. The effective tax rate in 2007 reflects an $18.4 million reduction in the tax provision resulting from management’s decision to indefinitely reinvest 2007 earnings of certain non-U.S. subsidiaries. This compares with $7.9 million in 2006. The current year effective tax rate also benefited from a lower state income tax provision due to a higher proportion of income generated in tax jurisdictions outside the U.S. and a reduction in net deferred tax liabilities resulting from new state tax legislation enacted during 2007. In 2006 Northern Trust increased, by approximately $11 million, its tax reserve related to leveraged leasing transactions that have been challenged by the Internal Revenue Service (IRS) and recorded a $5.8 million tax provision as a result of legislation repealing the exclusion from federal income taxation of certain income generated by a form of a leveraged lease known as an Ownership Foreign Sales Corporation (OFSC) transaction.

PROVISION FOR INCOME TAXES — 2006 COMPARED WITH 2005

The provision for income tax expense of $358.8 million in 2006 represented an effective rate of 35.0%, compared with income tax expense of $303.4 million and an effective rate of 34.2% in 2005. The effective tax rate in 2006 reflects the approximate $11 million increase in tax reserves related to leveraged leasing transactions and the $5.8 million tax provision related to the OFSC transactions. These items were partially offset by a $7.9 million reduction in deferred tax liabilities due to management’s decision to reinvest indefinitely the 2006 earnings of certain non-U.S. subsidiaries. There was no comparable reduction in deferred tax liabilities in 2005.

BUSINESS UNIT REPORTING

Northern Trust, under President and Chief Executive Officer Frederick H. Waddell, is organized around its two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units by NTGI. Operating and systems support is provided to each of the business units by WWOT. For financial management reporting purposes, the operations of NTGI and WWOT are allocated to C&IS and PFS. Effective January 1, 2008, Mr. Waddell has been identified as the chief operating decision maker because he has final authority over resource allocation decisions and performance assessment. Prior to January 1, 2008, William A. Osborn, Chairman of the Corporation, served as Northern Trust’s Chief Executive Officer and was considered the chief operating decision maker.

C&IS and PFS results are presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, is derived from internal accounting systems that support Northern Trust’s strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expenses related to each segment, as well as certain corporate support services, worldwide operations and systems development expenses. The management reporting systems also incorporate processes for allocating assets, liabilities and the applicable interest income and expense. Tier 1 and tier 2 capital are allocated based on the U.S. federal risk-based capital guidelines at a level that is consistent with Northern Trust’s consolidated capital ratios, coupled with management’s judgment of the operational risks inherent in the business. Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are the same as those described in Note 1, “Accounting Policies,” of the consolidated financial statements. Transfers of income and expense items are recorded at cost; there is no profit or loss on sales or transfers between business units. Northern Trust’s presentations are not necessarily consistent with similar information for other financial institutions. For management reporting purposes, certain corporate income

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	11

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and expense items are not allocated to the business units and are presented as part of “Treasury and Other.” These items include the impact of long-term debt, holding company investments, and certain corporate operating expenses.

The following table summarizes the consolidated results of operations of Northern Trust.

CONSOLIDATED RESULTS OF OPERATIONS

(In Millions)	2007	2006	2005
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,077.6	$1,791.6	$1,559.4
Other	599.8	474.6	404.4
Net Interest Income (FTE)*	894.1	794.7	722.3

Revenues (FTE)*	3,571.5	3,060.9	2,686.1
Provision for Credit Losses	18.0	15.0	2.5
Noninterest Expenses	2,430.2	1,956.9	1,734.9

Income before Income Taxes*	1,123.3	1,089.0	948.7
Provision for Income Taxes*	396.4	423.6	364.3

Net Income	$726.9	$665.4	$584.4

Average Assets	$60,588.0	$53,105.9	$45,974.1

* Stated on a FTE basis. The consolidated figures include $62.5 million, $64.8 million, and $60.9 million of FTE adjustment for 2007, 2006, and 2005, respectively.

Corporate and Institutional Services. The C&IS business unit is a leading global provider of asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds. C&IS also offers a full range of commercial banking services, placing special emphasis on developing and supporting institutional relationships in two target markets: large and mid-sized corporations and financial institutions. Asset servicing, asset management, and related services encompass a full range of state-of-the-art capabilities including: global master trust and custody, trade, settlement, and reporting; fund administration; cash management; and investment risk and performance analytical services. Client relationships are managed principally through the Bank’s Chicago, London, Singapore and Toronto branch locations with other operations or representative offices in New Jersey, Ireland, the Channel Islands, the Netherlands, China and Australia. Asset servicing relationships managed by C&IS often include investment management, securities lending, transition management, and commission recapture services provided through the NTGI business unit. C&IS also provides related foreign exchange services in the U.S., U.K., Guernsey, and Singapore.

The following table summarizes the results of operations of C&IS for the years ended December 31, 2007, 2006, and 2005 on a management-reporting basis.

CORPORATE AND INSTITUTIONAL SERVICES

RESULTS OF OPERATIONS

($ In Millions)	2007	2006	2005
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,179.8	$1,012.4	$852.3
Other	476.7	361.5	291.4
Net Interest Income (FTE)	409.4	315.2	246.5

Revenues (FTE)	2,065.9	1,689.1	1,390.2
Provision for Credit Losses	4.5	9.1	(2.0)
Noninterest Expenses	1,224.4	1,020.1	872.0

Income before Income Taxes	837.0	659.9	520.2
Provision for Income Taxes	311.0	267.6	202.5

Net Income	$526.0	$392.3	$317.7

Percentage of Consolidated Net Income	72%	59%	54%

Average Assets	$41,510.2	$33,899.4	$26,408.4

12	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net income for C&IS increased 34% in 2007 and totaled $526.0 million compared with $392.3 million in 2006, which increased 23% from $317.7 million in 2005. The net income increase in 2007 resulted primarily from record levels of trust, investment and other servicing fees, record foreign exchange trading results, and a 30% increase in net interest income. Net income increased in 2006 primarily due to higher levels of trust, investment and other servicing fees, foreign exchange trading results, and a 28% increase in net interest income.

C&IS Trust, Investment and Other Servicing Fees. C&IS trust, investment and other servicing fees are attributable to four general product types: Custody and Fund Administration, Investment Management, Securities Lending, and Other Services. Custody and fund administration services are priced, in general, using asset values at the beginning of the quarter. There are, however, fees within custody and fund administration services that are not related to asset values, but instead are based on transaction volumes or account fees. Investment management fees are primarily based on market values throughout the quarter. Securities lending revenue is impacted by market values and the demand for securities to be lent, which drives volumes, and the interest rate spread earned on the investment of cash deposited by investment firms as collateral for securities they have borrowed. The other services fee category in C&IS includes such products as benefit payment, performance analysis, electronic delivery, and other services. Revenues from these products are generally based on the volume of services provided or a fixed fee.

Trust, investment and other servicing fees in C&IS increased 17% in 2007 to $1.18 billion from $1.01 billion in 2006. The components of trust, investment and other servicing fees and a breakdown of assets under custody and under management follow.

CORPORATE AND INSTITUTIONAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(In Millions)	2007	2006	2005
Custody and Fund Administration	$615.2	$502.4	$399.9
Investment Management	290.6	256.3	242.0
Securities Lending	207.1	191.5	148.7
Other Services	66.9	62.2	61.7

Total Trust, Investment and Other Servicing Fees	$1,179.8	$1,012.4	$852.3

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(In Billions)	2007	2006	2005
U.S. Corporate	$686.0	$623.2	$565.5
Public Entities and Institutions	913.0	806.8	681.8
International	1,933.0	1,581.2	1,231.7
Securities Lending	269.5	247.9	217.2
Other	1.4	4.4	3.5

Total Assets Under Custody	$3,802.9	$3,263.5	$2,699.7

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(In Billions)	2007	2006	2005
U.S. Corporate	$116.0	$92.5	$85.5
Public Entities and Institutions	106.5	94.1	91.7
International	101.7	104.3	85.8
Securities Lending	269.5	247.9	217.2
Other	15.2	23.7	20.5

Total Assets Under Management	$608.9	$562.5	$500.7

2007 C&IS FEES

2007 C&IS ASSETS UNDER CUSTODY

2007 C&IS ASSETS UNDER MANAGEMENT

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	13

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The increase in C&IS trust, investment and other servicing fees reflects growth in all major products. Custody and fund administration fees increased 22% to $615.2 million compared with $502.4 million a year ago, reflecting strong growth in global fees. Fees from investment management totaled $290.6 million compared with $256.3 million in the year-ago period. Higher investment management fees were generated primarily by growth in the Northern Institutional Funds and higher fees from passive management of equity and fixed income securities. Securities lending fees increased 8% to $207.1 million compared with $191.5 million last year, reflecting higher volumes, partially offset by lower yields earned in one mark-to-market investment fund used in our securities lending activities as a result of market turmoil experienced in the latter half of 2007.

C&IS assets under custody totaled $3.80 trillion at December 31, 2007, 17% higher than $3.26 trillion at December 31, 2006. Managed assets totaled $608.9 billion and $562.5 billion at December 31, 2007 and 2006, respectively, and as of the current year-end were invested 35% in equity securities, 9% in fixed income securities and 56% in cash and other assets. The cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from custody clients are invested by Northern Trust and are included in assets under custody and under management. The collateral totaled $269.5 billion and $247.9 billion at December 31, 2007 and 2006, respectively.

C&IS Other Noninterest Income. Other noninterest income in 2007 increased 32% from the prior year primarily due to a 43% increase in foreign exchange trading income and higher levels of custody-related deposit revenue. The increase in other noninterest income in 2006 compared with 2005 resulted from a 37% increase in foreign exchange trading income.

C&IS Net Interest Income. Net interest income increased 30% in 2007, resulting primarily from an $8.1 billion or 29% increase in average earning assets, primarily short-term money market assets and loans. The net interest margin was 1.13% in 2007 and 1.12% in 2006. Net interest income for 2006 increased 28% from the previous year primarily due to an increase in earning assets, primarily short-term money market assets and loans.

C&IS Provision for Credit Losses. The provision for credit losses was $4.5 million for 2007, compared with $9.1 million in 2006. The provision in both 2007 and 2006 primarily reflects overall growth in the commercial loan portfolio. The negative $2.0 million provision in 2005 resulted from an improvement in the overall credit quality of the portfolio.

C&IS Noninterest Expenses. Total noninterest expenses of C&IS, which include the direct expenses of the business unit, indirect expense allocations from NTGI and WWOT for product and operating support, and indirect expense allocations for certain corporate support services, increased 20% in 2007 and 17% in 2006. The growth in expenses for 2007 reflects the impact of higher staff levels, annual salary increases, increased performance-based compensation, employee benefit charges, higher volume-driven growth in global subcustody expenses and consulting services, and indirect expense allocations for product and operating support. The growth in expenses for 2006 reflects the impact of higher staff levels, annual salary increases, performance-based compensation and employee benefit charges, increased occupancy expense, higher consulting and other professional services, and increased indirect expense allocations for product and operating support.

Personal Financial Services. The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; qualified retirement plans; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of individuals and family offices in the U.S. and throughout the world with assets typically exceeding $75 million. PFS services are delivered through a network of 85 offices in 18 U.S. states as well as offices in London and Guernsey.

14	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table summarizes the results of operations of PFS for the years ended December 31, 2007, 2006, and 2005 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES

RESULTS OF OPERATIONS

($ In Millions)	2007	2006	2005
Noninterest Income
Trust, Investment and Other Servicing Fees	$897.8	$779.2	$707.1
Other	99.4	96.8	98.4
Net Interest Income (FTE)	513.5	497.7	487.1

Revenues (FTE)	1,510.7	1,373.7	1,292.6
Provision for Credit Losses	13.5	5.9	4.5
Noninterest Expenses	943.5	854.3	796.2

Income before Income Taxes	553.7	513.5	491.9
Provision for Income Taxes	214.6	198.9	190.6

Net Income	$339.1	$314.6	$301.3
Percentage of Consolidated Net Income	47%	47%	52%

Average Assets	$18,888.6	$17,482.0	$16,933.2

PFS net income totaled $339.1 million in 2007, an increase of 8% from 2006, which in turn was 4% above the net income achieved in 2005. The increase in net income in 2007 resulted primarily from record levels of trust, investment and other servicing fees, which increased 15% from the previous year, and a 3% improvement in net interest income. The increase in 2006 earnings is attributable primarily to higher trust, investment and other servicing fees and higher net interest income.

PFS Trust, Investment and Other Servicing Fees. A summary of trust, investment and other servicing fees and assets under custody and under management follows.

PERSONAL FINANCIAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(In Millions)	2007	2006	2005
Illinois	$302.5	$260.6	$239.3
Florida	207.3	189.2	177.0
California	92.2	82.8	78.1
Arizona	47.9	42.5	39.1
Texas	36.0	32.5	28.7
Other	78.3	60.5	49.4
Wealth Management	133.6	111.1	95.5

Total Trust, Investment and Other Servicing Fees	$897.8	$779.2	$707.1

PERSONAL FINANCIAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(In Billions)	2007	2006	2005
Illinois	$54.2	$48.9	$46.0
Florida	34.7	31.3	30.1
California	17.4	14.5	13.7
Arizona	7.3	7.2	6.5
Texas	6.6	5.9	5.4
Other	17.1	14.5	10.2
Wealth Management	195.0	159.6	113.7

Total Assets Under Custody	$332.3	$281.9	$225.6

2007 PFS FEES

2007 PFS ASSETS UNDER CUSTODY

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	15

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PERSONAL FINANCIAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(In Billions)	2007	2006	2005
Illinois	$41.3	$37.1	$34.8
Florida	27.9	25.8	24.2
California	12.0	10.2	9.3
Arizona	5.6	5.4	5.1
Texas	4.7	4.1	3.5
Other	26.9	24.6	17.9
Wealth Management	29.9	27.5	22.4

Total Assets Under Management	$148.3	$134.7	$117.2

2007 PFS ASSETS UNDER MANAGEMENT

Fees in the majority of locations that PFS operates in and all mutual fund-related revenue are accrued based on market values. PFS trust, investment and other servicing fees totaled a record $897.8 million for the year, up 15% from $779.2 million in 2006, which in turn was up 10% from $707.1 million in 2005. The current year performance was positively impacted by strong new business and higher equity markets. The 2006 performance was positively impacted by new business and higher equity markets when compared with 2005.

At December 31, 2007, assets under custody in PFS totaled $332.3 billion, compared with $281.9 billion at December 31, 2006. Included in assets under custody are those for which Northern Trust has management responsibility. Managed assets totaled $148.3 billion at December 31, 2007 and were invested 46% in equity securities, 24% in fixed income securities and 30% in cash and other assets.

PFS Other Noninterest Income. Other noninterest income for 2007 totaled $99.4 million compared with $96.8 million last year. Noninterest income for 2006 was 2% lower than 2005 which included a $3.2 million nonrecurring gain from the sale of a building.

PFS Net Interest Income. Net interest income of $513.5 million was 3% higher than the previous year. Average loan volume grew $1.5 billion or 9%, while the net interest margin decreased to 2.81% from 2.96% in 2006, reflecting a higher cost of funding as the increase in interest rates on deposits and borrowed funds exceeded the increase in asset yields. Net interest income for 2006 of $497.7 million was 2% higher than 2005 resulting primarily from higher average loan volume, partially offset by a decrease in the net interest margin from 3.00% in 2005 to 2.96% in 2006.

PFS Provision for Credit Losses. The 2007 provision for credit losses of $13.5 million was $7.6 million higher than the previous year which was up $1.4 million from 2005. The provision in both 2007 and 2006 reflects overall growth in the loan portfolio and the migration of certain loans to higher risk credit ratings.

PFS Noninterest Expenses. PFS noninterest expenses, which include the direct expenses of the business unit, indirect expense allocations from NTGI and WWOT for product and operating support, and indirect expense allocations for certain corporate support services, increased 10% in 2007 and 7% in 2006. The growth in noninterest expenses for 2007 reflects annual salary increases, higher performance-based compensation, and higher occupancy costs, partially offset by lower costs associated with business promotion and advertising. In addition, indirect expense allocations for product and operating support increased $61.7 million or 17% from the prior year. The growth in expenses for 2006 reflects annual salary increases, higher performance-based compensation, employee benefit charges, higher occupancy costs, and expenses associated with consulting and other professional services. In addition, indirect expense allocations for product and operating support increased $33.2 million or 10% from 2005.

Northern Trust Global Investments. The NTGI business unit provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients of C&IS and PFS through various subsidiaries of the Corporation. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds, and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and services. NTGI’s activities also include brokerage, securities lending, transition management, and related services. NTGI’s business operates internationally and its revenues and expenses are fully allocated to C&IS and PFS.

16	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At year-end, Northern Trust managed a record $757.2 billion in assets for personal and institutional clients, up 9% from $697.2 billion at year-end 2006. The increase in assets is attributable to higher equity markets and strong new business. Assets under management have grown at a five-year compound annual rate of 20%.

NORTHERN TRUST GLOBAL INVESTMENTS

$757.2 BILLION ASSETS UNDER MANAGEMENT

ASSET CLASSES

CLIENT SEGMENTS

MANAGEMENT STYLES

Worldwide Operations and Technology. The WWOT business unit supports all of Northern Trust’s business activities, including the processing and product management activities of C&IS, PFS, and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London, and Bangalore and fund administration centers in Ireland.

Corporate Financial Management Group. The Corporate Financial Management Group includes the Corporate Controller, Corporate Treasurer, Corporate Development, Investor Relations, and Strategic Sourcing functions. The Group is responsible for Northern Trust’s accounting and financial infrastructure and for managing the Corporation’s financial position.

Corporate Risk Management Group. The Corporate Risk Management Group includes the Credit Policy and other Corporate Risk Management functions. The Credit Policy function is described in the “Loans and Other Extensions of Credit” section on page 25. The Corporate Risk Management Group monitors, measures, and facilitates the management of risks across the businesses of the Corporation and its subsidiaries.

Treasury and Other. Treasury and Other includes income and expense associated with the wholesale funding activities and the investment portfolios of the Corporation and the Bank. Treasury and Other also includes certain corporate-based expenses and nonrecurring items not allocated to the business units and certain executive level compensation.

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2007, 2006, and 2005 on a management-reporting basis.

TREASURY AND OTHER

RESULTS OF OPERATIONS

($ In Millions)	2007	2006	2005
Other Noninterest Income	$23.7	$16.3	$14.6
Net Interest Income (Expense) (FTE)	(28.8)	(18.2)	(11.3)

Revenues (FTE)	(5.1)	(1.9)	3.3
Noninterest Expenses	262.3	82.5	66.7

Loss before Income Taxes	(267.4)	(84.4)	(63.4)
Benefit for Income Taxes	129.2	42.9	28.8

Net Income (Loss)	$(138.2)	$(41.5)	$(34.6)

Percentage of Consolidated Net Income	(19)%	(6)%	(6)%

Average Assets	$189.2	$1,724.5	$2,632.5

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	17

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Treasury and Other noninterest income was $23.7 million compared with $16.3 million in the prior year. Net interest income for 2007 was a negative $28.8 million compared with a negative $18.2 million in 2006 and a negative $11.3 million in 2005. Noninterest expenses totaled $262.3 million for 2007 compared with $82.5 million in the prior year. The current year reflects the $150 million Visa indemnification charges. In addition, contributing to the current year increase in noninterest expenses are higher levels of compensation, increases in consulting and other professional service fees, and higher costs associated with business promotion and advertising. Expenses in 2006 increased due to higher compensation costs associated with the expensing of stock options.

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

Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of impaired loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower’s ability to pay.

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

Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors not associated with a specific credit. These factors include management’s subjective evaluation of economic and business conditions, portfolio volume and concentration, and changes in the character and size of the loan portfolio. The unallocated portion of the inherent loss reserve reflects management’s recognition of the imprecision inherent in the process of estimating probable credit losses.

Loans, leases and other extensions of credit deemed uncollectible are charged to the reserve. Subsequent recoveries, if any, are credited to the reserve. The provision for credit losses, which is charged to income, is the amount necessary to adjust the reserve to the level determined through the above process. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs.

The control process maintained by Credit Policy and the lending staff and the quarterly analysis of specific and inherent loss components are the principal methods relied upon by management for the timely identification of, and adjustment for, changes in estimated credit loss levels. In addition to Northern Trust’s own experience, management also considers the experience of peer institutions and regulatory guidance. Control processes and analyses employed to evaluate the adequacy of the reserve for credit losses are reviewed on at least an annual basis and modified as considered appropriate.

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

18	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

management believes that the established reserve for credit losses appropriately addresses these uncertainties and is adequate to cover probable inherent losses which have occurred as of the date of the financial statements.

Pension Plan Accounting. As summarized in Note 22 to the consolidated financial statements, Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees (the Qualified Plan) and a noncontributory supplemental pension plan (the Nonqualified Plan). Certain European-based employees also participate in local defined benefit pension plans that have been closed to new employees in prior years. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plans. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and annually reviewed for adjustments that may be required. Prior to the adoption of FASB Statement No. 158 (SFAS No. 158), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” on December 31, 2006, Northern Trust accounted for differences between these estimates and actual experience under FASB Statement No. 87 (SFAS No. 87), “Employers’ Accounting for Pensions,” which did not require recognition of these differences in the period in which they arose, but rather allowed them to be recognized systematically and gradually over subsequent periods. SFAS No. 158 requires that differences between the estimates and actual experience be recognized as other comprehensive income in the period in which they occur. The differences continue to be amortized into net periodic pension expense from accumulated other comprehensive income over the future working lifetime of eligible participants in accordance with SFAS No. 87. As a result, differences between the estimates made in the calculation of periodic pension expense and the projected pension obligation and actual experience affect stockholders’ equity in the period in which they occur but continue to be recognized as expense systematically and gradually over subsequent periods.

Northern Trust recognizes the significant impact that these pension-related assumptions have on the determination of the pension obligations and related expense and has established procedures for monitoring and setting these assumptions each year. These procedures include an annual review of actual demographic and investment experience with the pension plan’s actuaries. In addition to actual experience, adjustments to these assumptions consider observable yields on fixed income securities, known compensation trends and policies, as well as economic conditions and investment strategies that may impact the estimated long-term rate of return on plan assets.

In determining the pension expense for the U.S. plans in 2007, Northern Trust utilized a discount rate of 5.75% for both the Qualified Plan and the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 3.80%. The expected long-term rate of return on Qualified Plan assets was 8.25%.

In evaluating possible revisions to pension-related assumptions for the U.S. plans as of Northern Trust’s September 30, 2007 measurement date, the following events were considered:

Discount Rate: Beginning in 2007, Northern Trust estimates the discount rate for its U.S. pension plans using the weighted average of market-observed yields for high quality fixed income securities with maturities that closely match the duration of the plans’ liabilities. The yield curve models referenced by Northern Trust in establishing the discount rate supported a rate between 6.22% and 6.30%, increasing an average of 47.5 basis points over the prior year. As such, Northern Trust increased the discount rate for the Qualified and Nonqualified plans from 5.75% to 6.25% for 2008.

Prior to 2007, Northern Trust utilized the Moody’s AA Corporate Bond rate in establishing the discount rate. In 2007, this benchmark rate increased 37 basis points over the prior year to 6.03%.

Compensation Level: Based on a review of actual salary experience of eligible employees, the compensation scale assumption has been revised to a sliding scale that averaged 4.02% for 2007. This compares with the average of 3.80% used in the prior year.

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term rate of return on plan assets, which is determined using a building block approach that considers the current asset mix and estimates of return by asset class, giving proper consideration to diversification and rebalancing. Current market factors such as inflation and interest rates are also evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonability and appropriateness. As a result of these analyses, Northern Trust’s rate of return assumption for 2008 was set at 8.25%, which is consistent with the rate used in 2007.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Mortality Table: In 2006, Northern Trust adopted the mortality table proposed by the U.S. Treasury for use in accordance with the provisions of the Pension Protection Act of 2006 (PPA) for both pre- and post-retirement mortality assumptions. This table is based on the RP2000 mortality table used by Northern Trust in 2005 but includes projections of expected future mortality. This same table was used in 2007.

In order to provide an understanding of the sensitivity of these assumptions on the expected periodic pension expense in 2008 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(In Millions)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2008 Pension Expense
Discount Rate Change	(3.7)	3.9
Compensation Level Change	1.9	(1.8)
Rate of Return on Asset Change	(1.6)	1.6
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(22.8)	24.1
Compensation Level Change	7.5	(7.2)

Pension Contributions: The PPA provided for an increase in the deduction limits specified by the Internal Revenue Code for contributions made by sponsors of defined benefit pension plans. This increase provided Northern Trust with the opportunity to make an additional $105.0 million contribution to the Qualified Plan, which was made in December 2006. Northern Trust contributed another $40 million to the Qualified Plan in January 2008. The investment return on these contributions decreases the U.S. pension expense. This benefit will be partially offset by the related forgone net interest income. The continuing effect of the PPA on Northern Trust’s annual contributions is not expected to be significant. The minimum required contribution is expected to be zero in 2008 and for several years thereafter. The maximum deductible contribution, which is based on a “Target Liability” under the provisions of the PPA, is estimated at $70.0 million in 2008 and is expected to be slightly lower in following years than it would have been under previous rules.

As a result of the pension-related assumptions currently utilized, the contributions to the Qualified Plan, and other actuarial experiences of the qualified and nonqualified plans, the estimated U.S. pension expense is expected to decrease by approximately $15.2 million in 2008 from 2007 expense of $35.6 million.

Purchased and Internally Developed Software. Significant portions of Northern Trust’s products and services are dependent on complex and sophisticated computer systems based primarily on purchased and internally developed software programs. Under Northern Trust’s accounting policy, purchased software and allowable internal costs, including compensation, relating to software developed for internal use are capitalized. Capitalized software is then amortized over its estimated useful life, generally ranging from 3 to 10 years. Northern Trust believes that the accounting estimate relating to the determination and ongoing review of the estimated useful lives of capitalized software is a critical accounting policy. Northern Trust has this view because rapidly changing technology can unexpectedly change software functionality, resulting in a significant change in the useful life, including a complete write-off of software applications. In addition, product changes can also render existing software obsolete requiring a write-off of the carrying value of the asset.

In order to address this risk, Northern Trust’s accounting procedures require a quarterly review of significant software applications to confirm the reasonableness of asset book values and remaining useful lives. Modifications which may result from this process are reviewed by senior management. At December 31, 2007, capitalized software totaled $476.0 million and software amortization in 2007 totaled $105.7 million.

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

As further described in Note 21 to the consolidated financial statements, FSP 13-2, adopted by Northern Trust on January 1, 2007, requires a recalculation of the allocation and rate of return of income from the inception of a leveraged lease if, during the lease term, the expected timing of the

20	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

income tax cash flows generated by the leveraged lease is revised.

Northern Trust has entered into certain leveraged leasing transactions commonly referred to as lease-in-lease-out (LILO) and sale-in-lease-out (SILO) transactions. The IRS is challenging the timing of tax deductions with respect to these types of transactions and proposing to assess related interest and penalties as part of its audit of federal tax returns filed from 1997-2000. The Corporation anticipates that the IRS will continue to disallow deductions relating to these leases and possibly include other lease transactions with similar characteristics as part of its audit of tax returns filed after 2000. The Corporation believes its tax treatment relating to these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. Accordingly, management’s estimates of future cash flows related to leveraged leasing transactions include assumptions about the eventual resolution of this matter, including the timing and amount of any potential payments. Due to the nature of this tax matter, it is difficult to estimate future cash flows with precision. Based on estimates relating to the outcome of future events, adoption as of January 1, 2007 reduced Northern Trust’s stockholders’ equity by $73.4 million. If a revision of management’s current assumptions is required in a future period, the impact of the revision will be recorded through earnings in the period in which the assumption changed. Management does not believe that subsequent changes that may be required in these assumptions would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

IMPLEMENTATION OF ACCOUNTING STANDARDS

Information related to new accounting pronouncements adopted during 2007 is contained in Note 21 of the consolidated financial statements on page 57.

CAPITAL EXPENDITURES

Proposed significant capital expenditures are reviewed and approved by Northern Trust’s senior management and, where appropriate, by the Board of Directors. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.

Capital expenditures in 2007 included ongoing enhancements to Northern Trust’s hardware and software capabilities and expansion or renovation of several existing offices. Capital expenditures for 2007 totaled $250.5 million, of which $164.0 million was for software, $48.0 million was for computer hardware and machinery, $29.7 million was for building and leasehold improvements, and $8.8 million was for furnishings. These capital expenditures are designed principally to support and enhance Northern Trust’s transaction processing, investment management, and asset servicing capabilities, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation on computer hardware and machinery and software amortization are charged to equipment and software expense. Depreciation on building and leasehold improvements and on furnishings is charged to occupancy expense and equipment expense, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

Assets Under Custody and Assets Under Management. Northern Trust, in the normal course of business, holds assets under custody, management and servicing in a fiduciary or agency capacity for its clients. In accordance with accounting principles generally accepted in the U.S., these assets are not assets of Northern Trust and are not included in its consolidated balance sheet.

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

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	21

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the contractual amounts of standby letters of credit.

	DECEMBER 31
(In Millions)	2007	2006
Standby Letters of Credit:
Corporate	$1,095.0	$1,008.2
Industrial Revenue	1,102.0	1,097.1
Other	684.8	637.0

Total Standby Letters of Credit*	$2,881.8	$2,742.3

*These amounts include $356.7 million and $301.2 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2007 and 2006, respectively. The weighted average maturity of standby letters of credit was 23 months at December 31, 2007 and 2006.

As part of the Corporation’s securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. In connection with these activities, Northern Trust has issued certain indemnifications to clients against loss resulting from the bankruptcy of the borrower of securities. The borrower is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with the collateral revalued on a daily basis. The amount of securities loaned as of December 31, 2007 and 2006 subject to indemnification was $179.8 billion and $156.7 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote.

Northern Trust, as a member bank of Visa U.S.A., Inc., is obligated to share in potential losses resulting from certain indemnified litigation involving Visa. While the estimation of any potential losses is highly judgmental, in the fourth quarter of 2007, a $50 million liability related to Visa’s announced settlement of the portion of the litigation that involved American Express and a $100 million liability for the remaining indemnified litigation were recorded, representing a total charge of $150 million. Northern Trust’s proportionate share of the proceeds of Visa’s planned initial public offering is expected to more than offset any liabilities related to Visa litigation. Visa indemnifications are further discussed in Note 20 to the consolidated financial statements.

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

The outstanding principal amount of the Subordinated Debentures, net of discount, held by the trusts totaled $276.6 million as of December 31, 2007. The book value of the Series A and Series B Securities totaled $268.3 million as of December 31, 2007. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities. However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

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

A significant source of liquidity is the ability to draw funding from both U.S. and non-U.S. markets. As of December 31, 2007, the Bank’s senior long-term debt is rated AA- by Standard & Poor’s, Aa3 by Moody’s Investors Service, and AA- by Fitch. These ratings allow the Bank to access capital markets on favorable terms.

22	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust maintains a liquid balance sheet with loans representing only 37% of total assets. Further, at December 31, 2007, there was a significant liquidity reserve on the consolidated balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $36.7 billion or 54% of total assets.

The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders, the payment of principal and interest to note holders, purchases of its common stock and acquisitions. These cash needs are met largely by dividend payments from its subsidiaries, and by interest and dividends earned on investment securities and money market assets. Bank subsidiary dividends are subject to certain restrictions that are explained in Note 29 to the consolidated financial statements on pages 70 and 71. Bank subsidiaries have the ability to pay dividends during 2008 equal to their 2008 eligible net profits plus $779.4 million. The Corporation’s liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $386.0 million at year-end 2007 and $257.9 at year-end 2006. The cash flows of the Corporation are shown in Note 33 to the consolidated financial statements on page 76. The Corporation also has available a $150 million revolving line of credit.

The following table shows Northern Trust’s contractual obligations at December 31, 2007.

CONTRACTUAL OBLIGATIONS

	PAYMENT DUE BY PERIOD
(In Millions)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Senior Notes*	$653.9	$–	$199.7	$454.2	$–
Subordinated Debt*	1,155.6	100.0	200.0	150.0	705.6
Federal Home Loan Bank Borrowings*	1,515.0	354.9	330.0	595.0	235.1
Floating Rate Capital Debt*	278.4	–	–	–	278.4
Capital Lease Obligations**	38.9	2.9	(35.4)	15.7	55.7
Operating Leases**	722.5	65.7	124.1	111.4	421.3
Purchase Obligations***	93.1	64.1	27.8	1.0	.2

Total Contractual Obligations	$4,457.4	$587.6	$846.2	$1,327.3	$1,696.3

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

* Refer to Notes 12 and 13 to the consolidated financial statements for further details.

** Refer to Note 9 to the consolidated financial statements for further details.

*** Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2007 activity was used as a base to project future obligations.

Capital Management. One of management’s primary objectives is to maintain a strong capital position to merit and maintain the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities and withstand unforeseen adverse developments. In 2007, capital levels were strengthened as average common equity increased 10% or $377.5 million reaching a record $4.51 billion at year-end. This increase in capital was accomplished while paying common dividends and purchasing shares under the Corporation’s share buyback program. The Corporation paid common dividends totaling $219.5 million in 2007 and, in October 2007, the Board of Directors increased the quarterly dividend by 12% to $.28 per common share. The common dividend has increased 65% from its level five years ago. During 2007, the Corporation purchased over 3.2 million of its own common shares at a cost of $218.9 million as part of the share buyback program. The buyback program is used for general corporate purposes, including management of the Corporation’s capital level. Under the share buyback program, the Corporation may purchase up to 8.7 million additional shares after December 31, 2007.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	23

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL ADEQUACY	DECEMBER 31
($ In Millions)	2007	2006
TIER 1 CAPITAL
Common Stockholders’ Equity	$4,509	$3,944
Floating Rate Capital Securities	268	268
Goodwill and Other Intangible Assets	(529)	(548)
Pension and Other Postretirement Benefit Adjustments	80	174
Other	31	(8)

Total Tier 1 Capital	4,359	3,830

TIER 2 CAPITAL
Reserve for Credit Losses Assigned to Loans and Leases	148	140
Off-Balance Sheet Credit Loss Reserve	12	11
Reserves Against Identified Losses	(11)	(20)
Long-Term Debt*	830	714

Total Tier 2 Capital	979	845

Total Risk-Based Capital	$5,338	$4,675

Risk-Weighted Assets**	$44,852	$39,209

Total Assets – End of Period (EOP)	$67,611	$60,712
Average Fourth Quarter Assets**	64,255	56,751
Total Loans – EOP	25,340	22,610

RATIOS
Risk-Based Capital Ratios
Tier 1	9.7%	9.8%
Total (Tier 1 and Tier 2)	11.9	11.9
Leverage	6.8	6.7

COMMON STOCKHOLDERS’ EQUITY TO
Total Loans EOP	17.8%	17.4%
Total Assets EOP	6.7	6.5

* Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.

** Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

The 2007 capital levels reflect Northern Trust’s ongoing retention of earnings to allow for strategic expansion while maintaining a strong balance sheet. The Corporation’s capital supported risk-weighted asset growth of 14% in 2007 with all of its capital ratios well above the ratios that are a requirement for regulatory classification as “well-capitalized”. At December 31, 2007, the Corporation’s tier 1 capital was 9.7% and total capital was 11.9% of risk-weighted assets. The “well-capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 6.8% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, each of the Corporation’s U.S. subsidiary banks had a ratio of at least 8.2% for tier 1 capital, 11.2% for total risk-based capital, and 5.5% for the leverage ratio.

RISK MANAGEMENT

Asset Quality and Credit Risk Management – Securities. Northern Trust maintains a high quality securities portfolio, with 93% of the total portfolio at December 31, 2007 composed of U.S. Treasury and government sponsored agency securities, Federal Home Loan Bank and Federal Reserve Bank stock, and triple-A rated asset-backed securities and obligations of states and political subdivisions. The remaining portfolio was composed of asset-backed securities, obligations of states and political subdivisions, and other securities, of which 2% were rated double-A and 5% were not rated by Standard and Poor’s or Moody’s Investors Service. Asset-backed securities held at December 31, 2007 were predominantly floating rate, with average lives less than 5 years, and 95% were rated triple-A with the remaining 5% rated double-A.

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

24	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Individual credit authority for commercial and other loans is limited to specified amounts and maturities. Credit decisions involving commitment exposure in excess of the specified individual limits are submitted to the appropriate Credit Approval Committee (Committee). Each Committee is chaired by the executive in charge of the area or their designee and has a Credit Policy officer as a voting participant. Each Committee’s credit approval authority is specified, based on commitment levels, credit ratings and maturities. Credits involving commitment exposure in excess of these limits require the approval of the Senior Credit Committee.

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

An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described on pages 30 through 32, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.

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

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	25

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The largest component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding unfunded commitments to extend credit, commercial letters of credit, and standby letters of credit. These contractual obligations and arrangements are discussed in Note 27, “Off-Balance Sheet Financial Instruments,” to the consolidated financial statements and are presented in the tables that follow.

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31
(In Millions)	2007	2006	2005	2004	2003
U.S.
Residential Real Estate	$9,171.0	$8,674.4	$8,340.5	$8,095.3	$7,975.3
Commercial	5,556.4	4,679.1	3,545.3	3,217.9	3,412.3
Commercial Real Estate	2,350.3	1,836.3	1,524.3	1,307.5	1,297.1
Personal	3,850.8	3,415.8	2,961.3	2,927.2	2,699.9
Other	969.1	979.2	797.8	609.7	743.9
Lease Financing	1,168.4	1,291.6	1,194.1	1,221.8	1,228.0

Total U.S.	$23,066.0	$20,876.4	$18,363.3	$17,379.4	$17,356.5
Non-U.S.	2,274.1	1,733.3	1,605.2	563.3	457.3

Total Loans and Leases	$25,340.1	$22,609.7	$19,968.5	$17,942.7	$17,813.8

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK	DECEMBER 31
(In Millions)	2007	2006
Unfunded Commitments to Extend Credit
One Year and Less	$6,327.6	$6,008.9
Over One Year	15,796.7	13,969.3

Total	$22,124.3	$19,978.2

Standby Letters of Credit	2,881.8	2,742.3
Commercial Letters of Credit	35.9	28.2
Custody Securities Lent with Indemnification	179,779.5	156,697.3

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2007

BY INDUSTRY SECTOR

(In Millions)	COMMITMENT EXPIRATION
Industry Sector	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Finance and Insurance	$2,127.5	$869.7	$1,257.8	$398.8
Holding Companies	255.9	140.6	115.3	209.5
Manufacturing	4,666.0	394.1	4,271.9	1,160.4
Mining	182.9	37.3	145.6	47.9
Public Administration	27.6	10.9	16.7	383.7
Retail Trade	676.4	65.7	610.7	184.2
Security and Commodity Brokers	109.1	60.0	49.1	19.4
Services	3,675.4	1,339.9	2,335.5	2,411.3
Transportation and Warehousing	416.9	113.2	303.7	103.6
Utilities	513.8	3.2	510.6	95.8
Wholesale Trade	675.9	96.9	579.0	391.7
Other Commercial	266.6	58.2	208.4	150.1
Total Commercial*	$13,594.0	$3,189.7	$10,404.3	$5,556.4
Residential Real Estate	2,344.4	297.7	2,046.7	9,171.0
Commercial Real Estate	620.9	156.3	464.6	2,350.3
Personal	4,768.9	2,115.3	2,653.6	3,850.8
Other	430.1	384.7	45.4	969.1
Lease Financing	–	–	–	1,168.4
Non-U.S.	366.0	183.9	182.1	2,274.1
Total	$22,124.3	$6,327.6	$15,796.7	$25,340.1

* Commercial industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

26	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

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

Residential Real Estate. The residential real estate loan portfolio is primarily composed of mortgages to clients with whom Northern Trust is seeking to establish a comprehensive financial services relationship. At December 31, 2007, residential real estate loans totaled $9.2 billion or 40% of total U.S. loans at December 31, 2007, compared with $8.7 billion or 42% at December 31, 2006. All mortgages were underwritten utilizing Northern Trust’s stringent credit standards. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.

Of the total $9.2 billion in residential real estate loans, $3.5 billion were in the greater Chicago area with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $2.3 billion and $2.1 billion at December 31, 2007 and 2006, respectively.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of short-term money market assets, which totaled $25.1 billion and $16.8 billion at December 31, 2007 and December 31, 2006, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $3.7 billion and $4.7 billion at December 31, 2007 and December 31, 2006, respectively.

Credit risk associated with banks and bank holding companies is managed by committees within the Credit Policy function which approve and monitor U.S. and non-U.S bank exposures. Credit limits are also established by these committees through a review process that includes an internally prepared financial analysis, use of an internal rating system and consideration of external ratings from rating agencies. Northern Trust places deposits with banks that have high internal and external credit ratings and the average life to maturity of deposits with banks is maintained on a short-term basis in order to respond quickly to changing credit conditions.

Northern Trust also provides commercial financing to banks and bank holding companies with which it has a substantial business relationship. Northern Trust’s outstanding lending exposure to these entities, primarily U.S. bank holding companies located in the Greater Midwest, was not considered material to its consolidated financial position as of December 31, 2007 or 2006.

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

Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in those markets where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $511.5 million and $591.4 million as of December 31, 2007 and 2006, respectively, are composed primarily of loans to developers that are highly experienced and well known to Northern Trust.

Commercial mortgage financing, which totaled $1.9 billion and $1.2 billion as of December 31, 2007 and 2006, respectively, is provided for the acquisition of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average less than $1 million each and are primarily located in the suburban Chicago and Florida markets.

At December 31, 2007, legally binding commitments to extend credit and standby letters of credit to commercial real estate developers totaled $620.9 million and $57.6 million, respectively. At December 31, 2006, legally binding commitments were $520.4 million and standby letters of credit were $34.1 million.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	27

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Commercial Aircraft Leases. Through its leasing subsidiary, Norlease, Inc., Northern Trust has entered into leveraged lease transactions involving commercial aircraft totaling $262.9 million, which are a part of the $1.2 billion lease financing portfolio at December 31, 2007. $143.7 million of the leveraged leases involve aircraft leases to non-U.S. airlines, where the leases are fully backed by a combination of pledged marketable securities and/or guarantees from either a U.S. based “AA” rated insurance company or a large U.S.-based banking institution. $7.4 million represents leases to U.S.-based airlines; $64.0 million to commercial transport companies; $30.9 million to an “A” rated U.S.-based aircraft component manufacturer; and the balance of $16.9 million for commuter aircraft leases, which are guaranteed by aircraft manufacturers or by sovereign entities.

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

28	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NON-U.S. OUTSTANDINGS

(In Millions)	BANKS	COMMERCIAL AND OTHER	TOTAL
At December 31, 2007
France	$2,982	$1	$2,983
United Kingdom	2,693	109	2,802
Canada	1,905	12	1,917
Netherlands	1,527	188	1,715
Belgium	1,540	8	1,548
Germany	1,499	2	1,501
Australia	1,316	19	1,335
Spain	1,004	1	1,005
Switzerland	967	4	971
Sweden	877	3	880
Ireland	522	309	831
Singapore	779	2	781
Channel Islands & Isle of Man	666	21	687

At December 31, 2006
France	$3,187	$1	$3,188
United Kingdom	2,176	52	2,228
Netherlands	1,313	219	1,532
Ireland	654	374	1,028
Hong Kong	951	–	951
Belgium	871	13	884
Germany	791	3	794
Sweden	727	2	729

At December 31, 2005
France	$1,727	$1	$1,728
United Kingdom	1,636	29	1,665
Italy	1,152	–	1,152
Ireland	561	510	1,071
Germany	837	–	837
Canada	729	11	740
Belgium	733	–	733
Switzerland	645	10	655

Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Denmark with aggregate outstandings of $593 million at December 31, 2007, Canada with aggregate outstandings of $489 million at December 31, 2006, and Netherlands with aggregate outstandings of $432 million at December 31, 2005.

NONPERFORMING ASSETS	DECEMBER 31
(In Millions)	2007	2006	2005	2004	2003
Nonaccrual Loans
U.S.
Residential Real Estate	$5.8	$8.1	$5.0	$2.8	$4.5
Commercial	10.4	18.8	16.1	29.5	75.3
Commercial Real Estate	–	–	–	.1	.1
Personal	7.0	7.6	8.7	.5	.1
Non-U.S.	–	1.2	1.2	–	–

Total Nonaccrual Loans	23.2	35.7	31.0	32.9	80.0
Other Real Estate Owned	6.1	1.4	.1	.2	.3

Total Nonperforming Assets	$29.3	$37.1	$31.1	$33.1	$80.3

90 Day Past Due Loans Still Accruing	$8.6	$24.6	$29.9	$9.9	$21.0

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

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	29

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

The previous table presents the nonperforming assets and past due loans for the current and prior four years. Of the total loan portfolio of $25.3 billion at December 31, 2007, $23.2 million, or .09%, was nonaccrual, compared with $35.7 million, or .16%, at December 31, 2006.

Included in the portfolio of nonaccrual loans are those loans that meet the criteria of being “impaired.” A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2007, impaired loans, all of which have been classified as nonaccrual, totaled $19.4 million. These loans had $10.8 million of the reserve for credit losses allocated to them.

Provision and Reserve for Credit Losses. Changes in the reserve for credit losses were as follows:

(In Millions)	2007	2006	2005
Balance at Beginning of Year	$151.0	$136.0	$139.3
Charge-Offs	(9.7)	(1.8)	(7.6)
Recoveries	.9	1.6	1.8

Net Charge-Offs	(8.8)	(.2)	(5.8)
Provision for Credit Losses	18.0	15.0	2.5
Effect of Foreign Exchange Rates	–	.2	–

Balance at End of Year	$160.2	$151.0	$136.0

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component). The following table shows (1) the specific portion of the reserve, (2) the allocated portion of the inherent reserve and its components by loan category and (3) the unallocated portion of the reserve at December 31, 2007 and each of the prior four year-ends.

ALLOCATION OF THE RESERVE FOR CREDIT LOSSES

	DECEMBER 31
	2007		2006		2005		2004		2003
($ In Millions)	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Reserve	$10.8	–%	$19.6	–%	$20.3	–%	$24.0	–%	$37.0	–%

Allocated Inherent Reserve
Residential Real Estate	13.6	36	13.4	38	12.4	42	11.6	45	11.9	45
Commercial	64.1	22	55.0	21	48.3	18	49.9	18	60.9	19
Commercial Real Estate	28.4	9	21.5	8	17.7	7	17.1	7	16.8	7
Personal	6.2	15	5.9	15	6.1	15	5.5	16	5.2	15
Other	–	4	–	4	–	4	–	4	–	4
Lease Financing	3.6	5	3.7	6	3.9	6	4.5	7	4.3	7
Non-U.S.	7.4	9	6.6	8	2.9	8	1.6	3	1.6	3

Total Allocated Inherent Reserve	$123.3	100%	$106.1	100%	$91.3	100%	$90.2	100%	$100.7	100%

Unallocated Inherent Reserve	26.1	–	25.3	–	24.4	–	25.1	–	19.5	–

Total Reserve for Credit Losses	$160.2	100%	$151.0	100%	$136.0	100%	$139.3	100%	$157.2	100%

Reserve Assigned to:
Loans and Leases	$148.1		$140.4		$125.4		$130.7		$149.2
Unfunded Commitments and Standby Letters of Credit	12.1		10.6		10.6		8.6		8.0

Total Reserve for Credit Losses	$160.2		$151.0		$136.0		$139.3		$157.2

30	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

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

At December 31, 2007, the specific reserve component amounted to $10.8 million compared with $19.6 million at the end of 2006. The $8.8 million decrease reflects reductions due to principal repayments received and charge-offs.

The decrease in the specific loss component of the reserve from $20.3 million in 2005 to $19.6 million in 2006 reflects principal repayments received, offset in part by increased reserves on loans that were classified to nonperforming.

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

The allocated portion of the inherent reserve increased $17.2 million to $123.3 million at December 31, 2007, compared with $106.1 million at December 31, 2006, which in turn increased $14.8 million from $91.3 million at December 31, 2005. The increases in this component of the reserve for both years is attributable primarily to growth in the commercial loan portfolio.

Unallocated Inherent Component of the Reserve. The unallocated portion of the inherent loss reserve is based on management’s review of other factors affecting the determination of probable inherent losses which are not necessarily captured by the application of historical loss ratios. This portion of the reserve analysis involves the exercise of judgment and reflects considerations such as management’s view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating expected credit losses. The unallocated inherent portion of the reserve at year-end was $26.1 million compared with $25.3 million at December 31, 2006.

Other Factors. The total amount of the two highest risk loan groupings, those rated “7” and “8” (based on Northern Trust’s internal rating scale, which closely parallels that of the banking regulators), decreased $19 million to $63 million, of which $19.4 million was classified as impaired. This compares with $82 million last year-end when $31.9 million was classified as impaired. The decrease in 2007 primarily reflects principal repayments received and charge-offs. There were no “9” rated loans reported at any time during the periods because loans are charged-off when they are so rated. At December 31, 2007, these highest risk loans represented .25% of outstanding loans.

Overall Reserve. In establishing the overall reserve level, management considers that 36% of the loan portfolio consists of lower risk residential mortgage loans. The evaluation of the factors above resulted in a reserve for credit losses of $160.2 million at December 31, 2007 compared with $151.0 million at the end of 2006. The reserve of $148.1 million assigned to

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	31

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

loans and leases, as a percentage of total loans and leases, was .58% at December 31, 2007, compared with .62% at December 31, 2006. The increase in the reserve level reflects growth in the commercial loan portfolio and the migration of certain loans to higher risk credit ratings, partially offset by repayments received on lower rated loans.

Reserves assigned to unfunded loan commitments and standby letters of credits totaled $12.1 million and $10.6 million at December 31, 2007 and December 31, 2006, respectively, and are included in other liabilities in the consolidated balance sheet.

Provision. The provision for credit losses was $18.0 million for 2007 and net charge-offs totaled $8.8 million. This compares with a $15.0 million provision for credit losses and net charge-offs of $0.2 million in 2006 and a $2.5 million provision for credit losses and net charge-offs of $5.8 million in 2005.

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

Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using modeling techniques, Northern Trust is able to measure the potential impact of different interest rate assumptions on pre-tax earnings. The model includes U.S. dollar-based on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk.

Northern Trust used model simulations as of December 31, 2007 to measure its earnings sensitivity relative to management’s most likely interest rate scenarios for the following year. Management’s most likely 2008 interest rate scenario has the current inverted yield curve shifting to an upward sloping yield curve by the end of the year; rates are assumed to decline into the second quarter, and in the second half of the year, short-term rates are assumed to flatten and longer term rates are assumed to increase. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate outcome. The following table shows the estimated impact on 2008 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management’s most likely interest rate scenarios. Each of the movements in interest rates was assumed to have occurred gradually over a one-year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:

•	the balance sheet size was assumed to remain constant over the one-year simulation horizon;
•	maturing assets and liabilities were replaced on the balance sheet with the same terms;
•	prepayments on mortgage loans were projected under each rate scenario using a mortgage analytics system that incorporated market prepayment assumptions; and
•	changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends.

32	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTEREST RATE RISK SIMULATION OF PRE-TAX

INCOME AS OF DECEMBER 31, 2007

(In Millions)	ESTIMATED IMPACT ON 2008 PRE-TAX INCOME INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$(10.6)
200 Basis Points	(22.8)
DECREASE IN INTEREST RATES BELOW MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$6.8
200 Basis Points	10.5

The simulations of earnings do not incorporate any management actions that might moderate the negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.

A second technique used to measure interest rate risk is simulation of the economic value of equity, which is defined as the present value of assets minus the present value of liabilities net of the value of instruments that are used to manage the interest rate risk of balance sheet items. This measurement of interest rate risk provides estimates of the potential future impact on the economic value of equity of various changes in interest rates. The potential effect of interest rate changes on economic equity is derived from the impact of such changes on the market values of assets, liabilities and off-balance sheet instruments. Northern Trust limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.

The third technique that is used to measure interest rate risk is gap analysis. The calculation of the interest sensitivity gap measures the timing mismatches between assets and liabilities. This interest sensitivity gap is determined by subtracting the amount of liabilities from the volume of assets that reprice or mature in a particular time interval. A liability sensitive position results when more liabilities than assets reprice or mature within a given period. Under this scenario, as interest rates decline, increased net interest income will be generated. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period; in this instance, net interest income would benefit from an increasing interest rate environment. The economic impact of a liability or asset sensitive position depends on the magnitude of actual changes in interest rates relative to the current expectations of market price participants. Northern Trust utilizes interest rate risk gap analysis to measure and limit the interest rate risk of its assets and liabilities denominated in non-U.S. currencies.

A variety of actions may be used to implement risk management strategies including:

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

Foreign Exchange Risk Management. Northern Trust is exposed to non-trading foreign exchange risk as a result of its holdings of non-U.S. dollar denominated assets and liabilities, investment in non-U.S. subsidiaries, and other transactions in non-U.S. dollar currencies. To manage non-trading foreign exchange volatility and minimize the earnings impact of translation gains and losses, Northern Trust utilizes non-U.S. dollar denominated liabilities to fund non-U.S. dollar denominated net assets. If those currency offsets do not exist on the balance sheet, Northern Trust will use various foreign exchange derivative contracts to mitigate its currency exposure.

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

Foreign currency trading positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar do not offset each other, or offset each other in different time periods. Northern Trust mitigates the risk related to its non-U.S. currency positions by establishing limits on the amounts and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All overnight positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign exchange risk, they are not a

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	33

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

substitute for the experience or judgment of Northern Trust’s senior management and its currency traders, who have extensive knowledge of the currency markets. Non-U.S. currency positions and strategies are adjusted as needed in response to changing market conditions.

As part of its risk management activities, Northern Trust regularly measures the risk of loss associated with non-U.S. currency positions using a value at risk model. This statistical model provides an estimate, based on a 99% confidence level, of the potential loss in earnings that may be incurred if an adverse one-day shift in non-U.S. currency exchange rates were to occur. The model, which is based on a variance/co-variance methodology, incorporates historical currency price data and historical correlations in price movement among the currencies. All non-U.S. currency trading positions are included in the model.

Northern Trust’s value at risk based on non-U.S. currency positions totaled $916 thousand and $111 thousand as of December 31, 2007 and 2006, respectively. Value at risk totals representing the average, high and low for 2007 were $309 thousand, $1.1 million and $44 thousand, respectively, with the average, high and low for 2006 being $256 thousand, $824 thousand and $44 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency dispositions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2007 and 2006, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

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

Fiduciary risk is the risk of loss arising from the failure, in administering or managing financial and other assets in clients’ fiduciary accounts: (i) to adhere to the standard of care required under the terms of the governing documents or applicable laws; (ii) to properly discharge fiduciary duties; and (iii) to develop and follow self-governing practices intended to continuously manage the foregoing risks in a dynamic environment. To limit this risk, the Fiduciary Risk Committee oversees corporate policies and procedures to reduce the risk that obligations to clients would not be discharged faithfully or in compliance with applicable legal and regulatory requirements. These policies and procedures provide guidance and establish standards related to the creation, sale, and management of investment products, trade execution, and counterparty selection.

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

34	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results.

Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including: the health of the U.S. and international economies; changes in financial and equity markets impacting the value of financial assets; changes in foreign currency exchange rates; Northern Trust’s success in managing various risks inherent in its business, including credit risk, interest rate risk and liquidity risk; geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. government’s response to those events; the pace and extent of continued globalization of investment activity and growth in worldwide financial assets; regulatory and monetary policy developments; failure to obtain regulatory approvals when required; changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients; changes in the nature and activities of Northern Trust’s competition; Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets; Northern Trust’s success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise; Northern Trust’s success in integrating recent and future acquisitions, strategic alliances, and preferred provider arrangements; Northern Trust’s success in managing the areas of faster growth in its businesses; Northern Trust’s ability to maintain a product mix that achieves acceptable margins; Northern Trust’s ability to continue to generate investment results that satisfy its clients and continue to develop its array of investment products; Northern Trust’s ability to continue to fund and accomplish innovation, improve risk management practices and controls, and address operating risks, including human errors or omissions, systems defects, systems interruptions, and breakdowns in processes or internal controls; Northern Trust’s success in controlling expenses; increased costs and other risks associated with the current regulatory environment; risks and uncertainties inherent in the litigation and regulatory process; and the risk of events that could harm Northern Trust’s reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders.

Some of these and other risks and uncertainties that may affect future results are discussed in more detail in the sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management,” “Market Risk Management” and “Operational Risk Management” in the 2007 Financial Annual Report to Shareholders (pages 32 – 34), in the section of the “Notes to Consolidated Financial Statements” in the 2007 Financial Annual Report to Shareholders captioned “Note 25, Contingent Liabilities” (page 66 and 67), in the sections of “Item 1 – Business” of the 2007 Annual Report on Form 10-K captioned “Government Monetary and Fiscal Polices,” “Competition” and “Regulation and Supervision” (pages 3 – 11), and in “Item 1A – Risk Factors” of the 2007 Annual Report on Form 10-K (pages 25 – 28). All forward-looking statements included in this report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	35

MANAGEMENT’ S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2007. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2007, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and that receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2007, included in this Financial Annual Report, has issued an attestation report (included herein on page 37) on the effectiveness of Northern Trust’s internal control over financial reporting.

36	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited Northern Trust Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Northern Trust Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on Northern Trust Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Northern Trust Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 28, 2008 expressed an unqualified opinion on those consolidated financial statements.

CHICAGO, ILLINOIS

FEBRUARY 28, 2008

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	37

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
($ In Millions Except Share Information)	2007	2006
ASSETS
Cash and Due from Banks	$3,921.6	$4,961.0
Federal Funds Sold and Securities Purchased under Agreements to Resell	3,790.7	1,299.7
Time Deposits with Banks	21,260.0	15,468.7
Other Interest-Bearing	21.5	21.9
Securities
Available for Sale	7,740.3	11,249.6
Held to Maturity (Fair value – $1,160.9 in 2007 and $1,122.1 in 2006)	1,144.8	1,107.0
Trading Account	3.1	8.6

Total Securities	8,888.2	12,365.2

Loans and Leases
Commercial and Other	16,169.1	13,935.3
Residential Mortgages	9,171.0	8,674.4

Total Loans and Leases (Net of unearned income – $559.6 in 2007 and $507.9 in 2006)	25,340.1	22,609.7

Reserve for Credit Losses Assigned to Loans and Leases	(148.1)	(140.4)
Buildings and Equipment	491.9	487.2
Customers’ Acceptance Liability	.5	1.2
Client Security Settlement Receivables	563.1	339.3
Goodwill	425.8	422.5
Other Assets	3,055.9	2,876.2

Total Assets	$67,611.2	$60,712.2

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$5,739.3	$5,434.0
Savings and Money Market	7,533.9	6,297.6
Savings Certificates	2,028.0	1,999.3
Other Time	557.5	459.6
Non-U.S. Offices – Noninterest-Bearing	4,379.0	3,880.9
– Interest-Bearing	30,975.4	25,748.8

Total Deposits	51,213.1	43,820.2
Federal Funds Purchased	1,465.8	2,821.6
Securities Sold under Agreements to Repurchase	1,763.6	1,950.5
Other Borrowings	2,108.5	2,976.5
Senior Notes	653.9	445.4
Long-Term Debt	2,682.4	2,307.9
Floating Rate Capital Debt	276.6	276.5
Liability on Acceptances	.5	1.2
Other Liabilities	2,937.7	2,168.5

Total Liabilities	63,102.1	56,768.3

STOCKHOLDERS’ EQUITY
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares; Outstanding 220,608,834 shares in 2007 and 218,700,956 shares in 2006	379.8	379.8
Additional Paid-in Capital	69.1	30.9
Retained Earnings	4,556.2	4,131.2
Accumulated Other Comprehensive Income	(90.3)	(148.6)
Treasury Stock (at cost – 7,312,690 shares in 2007 and 9,220,568 shares in 2006)	(405.7)	(449.4)

Total Stockholders’ Equity	4,509.1	3,943.9

Total Liabilities and Stockholders’ Equity	$67,611.2	$60,712.2

See accompanying notes to consolidated financial statements on pages 42-76.

38	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
($ In Millions Except Per Share Information)	2007	2006	2005
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,077.6	$1,791.6	$1,559.4
Foreign Exchange Trading Income	351.3	247.3	180.2
Security Commissions and Trading Income	67.6	62.7	55.2
Treasury Management Fees	65.3	65.4	71.2
Other Operating Income	109.1	97.8	97.5
Investment Security Gains, net	6.5	1.4	.3

Total Noninterest Income	2,677.4	2,266.2	1,963.8

Net Interest Income
Interest Income	2,717.7	2,206.8	1,590.6
Interest Expense	1,886.1	1,476.9	929.2

Net Interest Income	831.6	729.9	661.4
Provision for Credit Losses	18.0	15.0	2.5

Net Interest Income after Provision for Credit Losses	813.6	714.9	658.9

Noninterest Expenses
Compensation	1,038.2	876.6	774.2
Employee Benefits	234.9	217.6	190.4
Outside Services	386.2	316.2	268.0
Equipment and Software Expense	219.3	205.3	196.6
Occupancy Expense	156.5	145.4	133.7
Visa Indemnification Charges	150.0	–	–
Other Operating Expenses	245.1	195.8	172.0

Total Noninterest Expenses	2,430.2	1,956.9	1,734.9

Income before Income Taxes	1,060.8	1,024.2	887.8
Provision for Income Taxes	333.9	358.8	303.4

Net Income	$726.9	$665.4	$584.4

Per Common Share
Net Income – Basic	$3.31	$3.06	$2.68
– Diluted	3.24	3.00	2.64
Cash Dividends Declared	1.03	.94	.86

Average Number of Common Shares Outstanding – Basic	219,680,628	217,766,035	218,101,996
– Diluted	224,315,665	221,784,114	221,557,188

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2007	2006	2005
Net Income	$726.9	$665.4	$584.4
Other Comprehensive Income (Loss) (net of tax and reclassifications)
Net Unrealized Gains (Losses) on Securities Available for Sale	(33.2)	9.7	(4.5)
Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(5.2)	3.0	(1.3)
Foreign Currency Translation Adjustments	2.7	17.0	2.3
Pension and Other Postretirement Benefit Adjustments	94.0	14.2	(.5)

Other Comprehensive Income (Loss)	58.3	43.9	(4.0)

Comprehensive Income	$785.2	$709.3	$580.4

See accompanying notes to consolidated financial statements on pages 42-76.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	39

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2007	2006	2005
COMMON STOCK
Balance at January 1	$379.8	$379.8	$379.8

Balance at December 31	379.8	379.8	379.8

ADDITIONAL PAID-IN CAPITAL
Balance at January 1	30.9	–	–
Transferred from Common Stock Issuable – Stock Incentive Plans	–	55.5	–
Transferred from Deferred Compensation	–	(29.5)	–
Treasury Stock Transaction – Stock Options and Awards	(45.3)	(43.9)	–
Stock Options and Awards – Amortization	38.4	27.5	–
Stock Options and Awards – Taxes	45.1	21.3	–

Balance at December 31	69.1	30.9	–

RETAINED EARNINGS
Balance at January 1, as Previously Reported	4,131.2	3,672.1	3,300.6
Adjustment for the Cumulative Effect of Applying FSP 13-2	(73.4)	–	–

Balance at January 1, as Adjusted	4,057.8	3,672.1	3,300.6
Net Income	726.9	665.4	584.4
Dividends Declared – Common Stock	(228.5)	(206.3)	(187.7)
Stock Incentive Plans	–	–	(25.2)

Balance at December 31	4,556.2	4,131.2	3,672.1

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at January 1	(148.6)	(18.7)	(14.7)
Other Comprehensive Income (Loss)	58.3	43.9	(4.0)
Pension and Other Postretirement Benefit Adjustments	–	(173.8)	–

Balance at December 31	(90.3)	(148.6)	(18.7)

COMMON STOCK ISSUABLE – STOCK INCENTIVE PLANS
Balance at January 1	–	55.5	63.0
Transferred to Additional Paid-in Capital	–	(55.5)	–
Stock Issuable, net of Stock Issued	–	–	(7.5)

Balance at December 31	–	–	55.5

DEFERRED COMPENSATION
Balance at January 1	–	(29.5)	(25.0)
Transferred to Additional Paid-in Capital	–	29.5	–
Compensation Deferred	–	–	(17.7)
Compensation Amortized	–	–	13.2

Balance at December 31	–	–	(29.5)

TREASURY STOCK
Balance at January 1	(449.4)	(458.4)	(408.1)
Stock Options and Awards	262.6	140.3	119.5
Stock Purchased	(218.9)	(131.3)	(169.8)

Balance at December 31	(405.7)	(449.4)	(458.4)

Total Stockholders’ Equity At December 31	$4,509.1	$3,943.9	$3,600.8

See accompanying notes to consolidated financial statements on pages 42-76.

40	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$726.9	$665.4	$584.4
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	18.0	15.0	2.5
Depreciation on Buildings and Equipment	84.8	83.7	85.0
Amortization of Computer Software	105.7	93.5	86.3
Amortization of Intangibles	20.9	22.4	20.4
Increase in Receivables	(86.1)	(147.2)	(129.1)
Increase in Interest Payable	3.4	13.0	11.8
Visa Indemnification Charges	150.0	–	–
Amortization and Accretion of Securities and Unearned Income	(256.1)	(161.2)	(190.9)
Gain on Sale of Buildings	–	–	(7.9)
Deferred Income Tax	(70.3)	83.9	71.1
Net (Increase) Decrease in Trading Account Securities	5.5	(5.8)	(.2)
Excess Tax Benefits from Stock Incentive Plans	(45.1)	(21.3)	–
Other Operating Activities, net	223.1	(252.9)	49.7

Net Cash Provided by Operating Activities	880.7	388.5	583.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under Agreements to Resell	(2,491.0)	3,545.4	(3,505.2)
Net (Increase) Decrease in Time Deposits with Banks	(5,791.3)	(4,345.6)	3,588.6
Net (Increase) Decrease in Other Interest-Bearing Assets	.4	45.6	(33.1)
Purchases of Securities – Held to Maturity	(122.0)	(53.3)	(99.8)
Proceeds from Maturity and Redemption of Securities – Held to Maturity	93.4	86.4	93.2
Purchases of Securities – Available for Sale	(55,043.7)	(87,092.2)	(56,789.3)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	58,718.8	85,966.7	54,841.6
Net Increase in Loans and Leases	(2,787.8)	(2,588.6)	(1,612.5)
Purchases of Buildings and Equipment, net	(89.5)	(99.4)	(85.9)
Proceeds from Sale of Buildings	–	–	21.2
Purchases and Development of Computer Software	(164.0)	(139.1)	(109.0)
Net Increase in Client Security Settlement Receivables	(223.8)	(22.3)	(168.1)
Decrease in Cash Due to Acquisitions, net of Cash Acquired	–	–	(464.9)
Other Investing Activities, net	431.3	(686.8)	253.5

Net Cash Used in Investing Activities	(7,469.2)	(5,383.2)	(4,069.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase in Deposits	7,392.9	5,300.7	4,341.0
Net Increase (Decrease) in Federal Funds Purchased	(1,355.8)	1,724.7	78.6
Net Increase (Decrease) in Securities Sold under Agreements to Repurchase	(187.1)	339.7	(1,237.1)
Net Decrease in Commercial Paper	–	(144.6)	(.8)
Net Increase (Decrease) in Short-Term Other Borrowings	(894.1)	316.6	1,193.7
Proceeds from Term Federal Funds Purchased	247.5	107.0	210.2
Repayments of Term Federal Funds Purchased	(221.5)	(95.0)	(212.2)
Proceeds from Senior Notes & Long-Term Debt	2,034.9	649.1	815.2
Repayments of Senior Notes & Long-Term Debt	(1,460.7)	(1,046.0)	(498.8)
Treasury Stock Purchased	(213.0)	(127.4)	(165.3)
Net Proceeds from Stock Options	204.8	84.4	50.6
Excess Tax Benefits from Stock Incentive Plans	45.1	21.3	–
Cash Dividends Paid on Common Stock	(219.5)	(200.5)	(183.5)
Other Financing Activities, net	86.9	(123.5)	131.7

Net Cash Provided by Financing Activities	5,460.4	6,806.5	4,523.3

Effect of Foreign Currency Exchange Rates on Cash	88.7	153.0	(93.0)

Increase (Decrease) in Cash and Due from Banks	(1,039.4)	1,964.8	943.7
Cash and Due from Banks at Beginning of Year	4,961.0	2,996.2	2,052.5

Cash and Due from Banks at End of Year	$3,921.6	$4,961.0	$2,996.2

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$1,882.7	$1,463.9	$917.3
Income Taxes Paid	368.0	304.1	179.6

See accompanying notes to consolidated financial statements on pages 42-76.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	41

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

The C&IS business unit provides asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds; a full range of commercial banking services to large and mid-sized corporations and financial institutions; and foreign exchange services. C&IS products are delivered to clients from offices in 16 locations in North America, Europe, and the Asia-Pacific region.

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; qualified retirement plans; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS services are delivered through a network of 85 offices in 18 U.S. states as well as offices in London and Guernsey.

C. Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Asset and liability accounts of entities with functional currencies that are not the U.S. dollar are translated at period end rates of exchange. Income and expense accounts are translated at period average rates of exchange. Translation adjustments, net of applicable taxes, are reported directly to accumulated other comprehensive income, a component of stockholders’ equity.

E. Securities. Securities Available for Sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, to accumulated other comprehensive income, a component of stockholders’ equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains, net. Interest income is recorded on the accrual basis, adjusted for the amortization of premium and accretion of discount.

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

42	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

F. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments to meet the risk management needs of its clients, as part of its trading activity for its own account, and as part of its risk management activities. Derivative financial instruments include interest rate swap and option contracts, foreign exchange contracts, credit default swaps, and similar contracts. Derivative financial instruments are recorded at fair value based on quoted market prices, dealer quotes, pricing models or quoted market prices of financial instruments with similar characteristics. Unrealized gains and receivables are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet. Derivative asset and liability positions with the same counterparty are reflected on a net basis in cases where legally enforceable master netting agreements exist.

Risk Management Instruments. Fair value, cash flow, or net investment hedge derivatives are designated and formally documented as such contemporaneous with the transaction. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. A formal assessment is performed on a calendar quarter basis to verify that derivatives used in hedging transactions continue to be highly effective as offsets to changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective, or if the hedged item matures, is sold, or is terminated, or if a hedged forecasted transaction is no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a trading instrument.

Derivatives are designated as fair value hedges to limit Northern Trust’s exposure to changes in the fair value of assets and liabilities due to movements in interest rates. Interest accruals and changes in fair value of the derivative are recognized as a component of the interest income or expense classification of the hedged item. Changes in fair value of the hedged item attributable to the risk being hedged are reflected in its carrying amount and are also recognized as a component of its interest income or expense.

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

Foreign exchange contracts and qualifying nonderivative instruments are designated as net investment hedges to minimize Northern Trust’s exposure to foreign currency translation gains and losses on net investments in non-U.S. branches and subsidiaries. Changes in the fair value of the hedging instrument are recognized in accumulated other comprehensive income. Any ineffectiveness is recorded in other income.

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

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease. The rate of return and the allocation of income over the lease term are recalculated from the inception of the lease if during the lease term assumptions regarding the amount or timing of estimated cash flows change. Lease residual values are established at the inception of the lease based on in-house valuations and market analyses provided by outside parties. Lease residual values are reviewed at least annually for other than temporary impairment. A decline in the estimated residual value of a leased asset determined to be other than temporary would be recorded as a reduction of other operating income in the period in which the decline is identified.

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

Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of impaired loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower’s ability to pay.

Allocated Inherent Reserve. The amount of the allocated portion of the inherent loss reserve is based on loss factors assigned to Northern Trust’s credit exposures based on internal credit ratings. These loss factors are primarily based on management’s judgment of estimated credit losses inherent in the loan portfolio as well as historical charge-off experience.

Unallocated Inherent Reserve. Management determines the unallocated portion of the inherent loss reserve based on factors not associated with a specific credit. These factors include management’s subjective evaluation of economic and business conditions, portfolio volume and concentration, and changes in the character and size of the loan portfolio. The unallocated portion of the reserve for credit losses reflects management’s recognition of the imprecision inherent in the process of estimating probable credit losses.

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

44	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

L. Unconsolidated Affiliates. Northern Trust’s 9% interest in EquiLend Holdings, LLC (securities lending services) is carried on the equity method of accounting and had a book value of $.6 million at December 31, 2007. Northern Trust’s $4.9 million investment in CLS Group Holdings (foreign exchange settlement services) is carried at cost.

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

Intangible assets are reviewed for impairment on an annual basis or more frequently if events or changes in circumstances indicate the carrying amounts may not be recoverable.

N. Assets Under Custody and Assets Under Management. Assets held in fiduciary or agency capacities are not included in the consolidated balance sheet, since such items are not assets of Northern Trust.

O. Trust, Investment and Other Servicing Fees. Trust, investment and other servicing fees are recorded on the accrual basis, over the period in which the service is provided. Fees are a function of the market value of assets custodied, managed and serviced, the volume of transactions, securities lending volume and spreads, and fees for other services rendered, as set forth in the underlying client agreement. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.

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

P. Client Security Settlement Receivables. These receivables represent other collection items presented on behalf of custody clients.

Q. Income Taxes. Northern Trust follows an asset and liability approach to account for income taxes. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities resulting from temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities. The measurement of tax assets and liabilities is based on enacted tax laws and applicable tax rates.

Tax positions taken or expected to be taken on a tax return are evaluated based on their likelihood of being sustained upon examination by tax authorities. Only tax positions that are considered more-likely-than-not to be sustained are recorded in the consolidated financial statements. Northern Trust recognizes any interest and penalties related to unrecognized tax benefits in the provision for income taxes.

R. Cash Flow Statements. Cash and cash equivalents have been defined as “Cash and Due from Banks”.

S. Pension and Other Postretirement Benefits. Effective with the December 31, 2006 adoption of the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158), Northern Trust records the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet. Prepaid pension benefits are reported in other assets and unfunded pension and postretirement benefit liabilities are reported in other liabilities. Plan assets and benefit obligations are measured annually at a September 30 measurement date. Pension costs are recognized ratably over the estimated working lifetime of eligible participants.

T. Stock-Based Compensation Plans. Effective with the adoption of SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)), on January 1, 2006, Northern Trust recognizes as compensation expense the grant-date fair value of stock options and other equity-based compensation granted to employees within the income statement using a fair-value-based method. Previously, Northern Trust used the intrinsic value method of accounting permissible under SFAS No. 123, “Accounting for Stock-Based Compensation”.

The fair values of stock and stock unit awards, including performance stock unit awards and director awards, are based on the price of the Corporation’s stock on the date of grant. The fair value of stock options is estimated on the date of

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

grant using the Black-Scholes option pricing model. The model utilizes weighted-average assumptions regarding the period of time that options granted are expected to be outstanding (expected term) based primarily on the historical exercise behavior attributable to previous option grants, the estimated yield from dividends paid on the Corporation’s stock over the expected term of the options, the expected volatility of Northern Trust’s stock price over a period equal to the expected term of the options, and a risk free interest rate based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

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

2. Recent Accounting Pronouncements – In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Disclosures required to be provided under SFAS No. 157 include information on the inputs used to develop fair value measurements and the effect of the measurements on earnings. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Adoption of SFAS No. 157 as of January 1, 2008 is not expected to have a material impact on Northern Trust’s consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 gives entities the option, at specified election dates, to measure certain financial assets and liabilities at fair value. The election may be applied to financial assets and liabilities on an instrument by instrument basis, is irrevocable, and may only be applied to entire instruments. Unrealized gains and losses on instruments for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Adoption of SFAS No. 159 as of January 1, 2008 is not expected to impact Northern Trust’s consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” (SFAS No. 141(R)). SFAS No. 141(R) requires an acquirer in a business combination to recognize most assets acquired, liabilities assumed, and any noncontrolling interests at their fair values, as defined in SFAS No. 157, on the date of acquisition. SFAS No. 141(R) also prohibits the capitalization of transaction costs, lowers the threshold for recording acquisition contingencies, and requires contingencies to be measured at fair value. SFAS No. 141(R) is effective prospectively for business combinations which occur in fiscal years beginning after December 15, 2008. Adoption of SFAS No. 141(R) as of January 1, 2009 is not expected to have a material impact on Northern Trust’s consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 requires a parent company to clearly identify ownership interests in subsidiaries held by parties other than the parent, and to present these interests in the parent’s consolidated balance sheet within equity and consolidated statement of income separate from the parent’s financial position and results of operations. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Adoption of SFAS No. 160 as of January 1, 2009 is not expected to have a material impact on Northern Trust’s consolidated financial position or results of operations.

46	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Reclassifications – Effective January 1, 2007, expenses associated with outside services purchased, previously included as a component of other operating expenses within the consolidated statement of income, are included as a separate component of noninterest expenses due to the increased significance of this expense category. The amortization of capitalized software, also previously included as a component of other operating expenses, is included as a component of equipment and software expense, effective January 1, 2007, in order to better align the nature of this expense with its income statement classification. All prior period amounts have been reclassified consistent with the revised presentations.

4. Securities – Securities Available for Sale. The following tables summarize the amortized cost, fair values, and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2007
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$5.1	$–	$–	$5.1
Obligations of States and Political Subdivisions	30.6	1.5	–	32.1
Government Sponsored Agency	5,460.6	7.6	1.7	5,466.5
Asset-Backed	1,951.9	.6	49.6	1,902.9
Other	326.9	7.0	.2	333.7

Total	$7,775.1	$16.7	$51.5	$7,740.3

	DECEMBER 31, 2006
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$1.0	$–	$–	$1.0
Obligations of States and Political Subdivisions	30.6	1.1	–	31.7
Government Sponsored Agency	10,250.7	2.9	8.5	10,245.1
Preferred Stock	9.8	–	–	9.8
Asset-Backed	769.0	.1	1.7	767.4
Other	184.3	10.3	–	194.6

Total	$11,245.4	$14.4	$10.2	$11,249.6

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2007
(In Millions)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$4,524.8	$4,526.3
Due After One Year Through Five Years	2,501.0	2,484.1
Due After Five Years Through Ten Years	184.3	182.4
Due After Ten Years	565.0	547.5

Total	$7,775.1	$7,740.3

Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held to Maturity. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2007
(In Millions)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$848.8	$29.2	$.1	$877.9
Government Sponsored Agency	13.3	.2	.2	13.3
Other	282.7	–	13.0	269.7

Total	$1,144.8	$29.4	$13.3	$1,160.9

	DECEMBER 31, 2006
(In Millions)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$863.8	$25.9	$1.2	$888.5
Government Sponsored Agency	14.6	.1	.2	14.5
Other	228.6	–	9.5	219.1

Total	$1,107.0	$26.0	$10.9	$1,122.1

REMAINING MATURITY OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2007
(In Millions)	BOOK VALUE	FAIR VALUE
Due in One Year or Less	$102.2	$100.9
Due After One Year Through Five Years	359.3	364.8
Due After Five Years Through Ten Years	516.5	529.0
Due After Ten Years	166.8	166.2

Total	$1,144.8	$1,160.9

Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

Securities with Unrealized Losses. The following table provides information regarding securities at December 31, 2007 that have been in a continuous unrealized loss position for less than 12 months and for 12 months or longer.

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of States and Political Subdivisions	$2.6	$–	$17.8	$.1	$20.4	$.1
Government Sponsored Agency	689.9	1.7	5.1	.2	695.0	1.9
Asset-Backed	1,129.2	23.3	419.5	26.3	1,548.7	49.6
Other	37.7	3.5	36.1	9.7	73.8	13.2

Total Temporarily Impaired Securities	$1,859.4	$28.5	$478.5	$36.3	$2,337.9	$64.8

Of the total $64.8 million of unrealized losses at December 31, 2007, the majority, $49.6 million, reflect the impact of widening credit spreads on the valuations of asset-backed securities. These unrealized losses represent approximately 3.2% of the total amortized cost of asset-backed securities with unrealized losses at December 31, 2007. Asset-backed securities held at December 31, 2007 were predominantly floating rate, with average lives less than 5 years, and 95% were rated triple-A with the remaining 5% rated double-A. Unrealized losses of $13.2 million relate to securities which Northern Trust purchases for compliance with the Community Reinvestment Act (CRA). Unrealized

48	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

losses on these CRA-related other securities are attributable to their purchase at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. The remaining unrealized losses on Northern Trust’s securities portfolio as of December 31, 2007 are attributable to changes in overall market interest rates. Northern Trust has the ability and intent to hold all of its securities with unrealized losses until a recovery of fair value, which may be maturity, and does not consider them to be other-than-temporarily impaired at December 31, 2007.

Investment Security Gains and Losses. Security gains totaling $6.5 million were recognized in 2007. The gains resulted from the sale of CME Group Inc. stock acquired from the demutualizations and subsequent merger of the Chicago Mercantile Exchange and the Chicago Board of Trade. Realized security gains totaled $1.4 million and $.3 million, respectively, in 2006 and 2005. There were no security losses for these periods.

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	DECEMBER 31
($ In Millions)	2007	2006
Balance at December 31	$347.6	$413.5
Average Balance During the Year	313.4	327.4
Average Interest Rate Earned During the Year	4.98%	4.99%
Maximum Month-End Balance During the Year	540.0	1,120.5

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	DECEMBER 31
($ In Millions)	2007	2006
Balance at December 31	$1,763.6	$1,950.5
Average Balance During the Year	1,620.2	2,030.0
Average Interest Rate Paid During the Year	4.94%	4.88%
Maximum Month-End Balance During the Year	2,845.1	2,410.2

6. Loans and Leases – Amounts outstanding in selected categories are shown below.

	DECEMBER 31
(In Millions)	2007	2006
U.S.
Residential Real Estate	$9,171.0	$8,674.4
Commercial	5,556.4	4,679.1
Commercial Real Estate	2,350.3	1,836.3
Personal	3,850.8	3,415.8
Other	969.1	979.2
Lease Financing, net	1,168.4	1,291.6

Total U.S.	23,066.0	20,876.4
Non-U.S.	2,274.1	1,733.3

Total Loans and Leases	25,340.1	22,609.7
Reserve for Credit Losses Assigned to Loans and Leases	(148.1)	(140.4)

Net Loans and Leases	$25,192.0	$22,469.3

Other U.S. loans and non-U.S. loans included $1.9 billion at December 31, 2007, and $1.7 billion at December 31, 2006, of short duration advances, primarily related to the processing of custodied client investments.

Residential real estate loans classified as held for sale totaled $.7 million at December 31, 2007 and $.4 million at December 31, 2006.

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31
(In Millions)	2007	2006
Direct Finance Leases:
Lease Receivable	$150.0	$216.3
Residual Value	127.8	179.0
Initial Direct Costs	.8	1.2
Unearned Income	(46.0)	(61.8)

Net Investment in Direct Finance Leases	232.6	334.7

Leveraged Leases:
Net Rental Receivable	$697.8	$631.0
Residual Value	692.5	676.9
Unearned Income	(454.5)	(351.0)

Net Investment in Leveraged Leases	935.8	956.9

Total Leases, net	$1,168.4	$1,291.6

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following schedule reflects the future minimum lease payments to be received under direct finance leases:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2008	$32.7
2009	27.2
2010	23.2
2011	19.3
2012	15.5

Concentrations of Credit Risk. The information on page 27 in the section titled “Residential Real Estate” through the section titled “Commercial Aircraft Leases” is incorporated herein by reference.

NONPERFORMING ASSETS

	DECEMBER 31
(In Millions)	2007	2006
Nonaccrual Loans
U.S.	$23.2	$34.5
Non-U.S.	–	1.2

Total Nonaccrual Loans	23.2	35.7
Other Real Estate Owned	6.1	1.4

Total Nonperforming Assets	$29.3	$37.1

90 Day Past Due Loans Still Accruing	$8.6	$24.6
Impaired Loans with Reserves	$15.4	$26.9
Impaired Loans without Reserves*	4.0	5.0

Total Impaired Loans	$19.4	$31.9
Reserves for Impaired Loans	$10.8	$19.6
Average Balance of Impaired Loans during the Year	26.3	27.8

* When an impaired loan’s discounted cash flows, collateral value or market price equals or exceeds its carrying value, a reserve is not required.

There were $4.2 million and $.4 million, respectively, of unfunded loan commitments and standby letters of credit issued to borrowers whose loans were classified as nonaccrual at December 31, 2007 and December 31, 2006.

Interest income that would have been recorded on nonaccrual loans in accordance with their original terms amounted to approximately $3.2 million in 2007, $2.9 million in 2006, and $2.7 million in 2005, compared with amounts that were actually recorded of approximately $222 thousand, $42 thousand, and $114 thousand, respectively.

7. Reserve for Credit Losses – Changes in the reserve for credit losses were as follows:

(In Millions)	2007	2006	2005
Balance at Beginning of Year	$151.0	$136.0	$139.3
Charge-Offs	(9.7)	(1.8)	(7.6)
Recoveries	.9	1.6	1.8

Net Charge-Offs	(8.8)	(.2)	(5.8)
Provision for Credit Losses	18.0	15.0	2.5
Effect of Foreign Exchange Rates	–	.2	–

Balance at End of Year	$160.2	$151.0	$136.0

Reserve for Credit Losses Assigned to:
Loans and Leases	$148.1	$140.4	$125.4
Unfunded Commitments and Standby Letters of Credit	12.1	10.6	10.6

Total Reserve for Credit Losses	$160.2	$151.0	$136.0

8. Buildings and Equipment – A summary of buildings and equipment is presented below.

	DECEMBER 31, 2007
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$40.7	$.6	$40.1
Buildings	185.2	72.8	112.4
Equipment	359.4	177.9	181.5
Leasehold Improvements	174.6	64.2	110.4
Buildings Leased under Capital Leases	83.8	36.3	47.5

Total Buildings and Equipment	$843.7	$351.8	$491.9

	DECEMBER 31, 2006
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$36.9	$.5	$36.4
Buildings	179.7	65.7	114.0
Equipment	347.9	165.9	182.0
Leasehold Improvements	165.7	58.2	107.5
Buildings Leased under Capital Leases	81.1	33.8	47.3

Total Buildings and Equipment	$811.3	$324.1	$487.2

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $84.8 million in 2007, $83.7 million in 2006, and $85.0 million in 2005.

9. Lease Commitments – At December 31, 2007, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or

50	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2007 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2008	$65.7
2009	63.1
2010	61.0
2011	58.3
2012	53.1
Later Years	421.3

Total Minimum Lease Payments	$722.5

Net rental expense for operating leases included in occupancy expense amounted to $75.3 million in 2007, $72.0 million in 2006, and $63.4 million in 2005.

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

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2007.

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS, NET
2008	$2.9
2009	2.9
2010	(38.3)
2011	7.8
2012	7.9
Later Years	55.7

Total Minimum Lease Payments, net	38.9
Less: Amount Representing Interest	27.1

Net Present Value under Capital Lease Obligations	$11.8

Note: In 2007, the term of the capital lease for the Chicago operations center was extended. The minimum lease payments shown in the table above include an anticipated principal re-payment in 2010 and the revised future minimum lease payments under the terms of the lease extension.

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

11. Goodwill and Other Intangibles – The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 are as follows:

(In Millions)	CORPORATE AND INSTITUTIONAL SERVICES	PERSONAL FINANCIAL SERVICES	TOTAL
Balance at December 31, 2005	$324.1	$65.2	$389.3

Goodwill Acquired:
Financial Services Group*	12.9	(6.0)	6.9
Other Changes**	24.7	1.6	26.3

Balance at December 31, 2006	$361.7	$60.8	$422.5
Sale of Non-U.S. Subsidiary	(.2)	–	(.2)
Other Changes **	3.5	–	3.5

Balance at December 31, 2007	$365.0	$60.8	$425.8

* Balances reflect final purchase price adjustments and related reallocations.

** Includes the effect of foreign exchange rates on non-U.S. dollar denominated goodwill.

Other intangible assets are included in other assets in the consolidated balance sheet. The gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2007 and 2006 are as follows:

OTHER INTANGIBLE ASSETS-SUBJECT TO AMORTIZATION *

	DECEMBER 31
(In Millions)	2007 **	2006
Gross Carrying Amount	$245.2	$247.9
Accumulated Amortization	142.1	122.2

Net Book Value	$103.1	$125.7

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

** 2007 balances include an adjustment of $3.6 million related to the sale of a non-U.S. subsidiary.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $20.9 million, $22.4 million, and $20.4 million for the years ended December 31, 2007, 2006, and 2005, respectively. Amortization expense for the years 2008, 2009, 2010, 2011, and 2012 is estimated to be $18.4 million, $17.9 million, $16.0 million, $12.3 million, and $12.5 million, respectively.

12. Senior Notes, Long-Term Debt, and Line of Credit – Senior Notes. A summary of senior notes outstanding at December 31 is presented below.

($ In Millions)	RATE	2007	2006
Corporation-Senior Notes (a) (d)
Fixed Rate Due Aug. 2011 (f)	5.30%	$249.4	$249.2
Fixed Rate Due Nov. 2012 (g) (h)	5.20	204.8	–
Bank-Senior Note (a) (d)
Floating Rate – Sterling Denominated Due March 2010	6.725	199.7	196.2

Total Senior Notes		$653.9	$445.4

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)	2007	2006
Bank-Subordinated Debt (a) (d)
6.25% Notes due June 2008 (b)	$100.0	$100.0
7.10% Notes due Aug. 2009 (b)	200.0	200.0
6.30% Notes due March 2011 (b)	150.0	150.0
4.60% Notes due Feb. 2013 (b)	200.0	200.0
5.85% Notes due Nov. 2017 (b) (h)	207.0	–
5.375% Sterling Denominated Notes due March 2015 (e)	298.6	293.1

Total Bank-Subordinated Debt	1,155.6	943.1
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End – 4.98% in 2007; 5.35% in 2006)	354.9	509.0
One to Three Years (Average Rate at Year End – 6.56% in 2007; 6.08% in 2006)	330.0	234.9
Three to Five Years (Average Rate at Year End – 5.05% in 2007; 6.23% in 2006)	595.0	275.0
Five to Ten Years (Average Rate at Year End – 5.25% in 2007; 4.79% in 2006)	235.1	285.1
Over Ten Years (Average Rate at Year End – 6.29% in 2006)	–	50.0

Total Federal Home Loan Bank Borrowings	1,515.0	1,354.0
Capital Lease Obligations (c)	11.8	10.8

Total Long-Term Debt	$2,682.4	$2,307.9

Long-Term Debt Qualifying as Risk-Based Capital	$829.6	$713.8

(a) Not redeemable prior to maturity.

(b) Under the terms of its current Offering Circular dated October 30, 2007, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $800 million of subordinated notes. Each senior note will mature from 30 days to fifteen years, and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(c) Refer to Note 9.

(d) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

(e) Notes issued at a discount of .484%.

(f) Notes issued at a discount of .035%.

(g) Notes issued at a discount of .044%.

(h) Interest-rate swap contracts were entered into to modify the interest expense on these senior and subordinated notes from fixed rates to floating rates. The swaps are recorded as fair value hedges and at December 31, 2007, increases in the carrying values of the senior and subordinated notes outstanding of $5.2 million and $7.0 million, respectively, were recorded.

Line of Credit. The Corporation maintains an available revolving line of credit totaling $150 million. Commitment fees required under the revolver are based on the long-term senior debt ratings of the Corporation. There were no borrowings under the line of credit during 2007 or 2006, except for discretionary borrowings of minimum amounts to test the draw-down process.

52	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Floating Rate Capital Debt – In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation (“NTC Capital I”). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust (“NTC Capital II”), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR) and are due January 15, 2027. The Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR and are due April 15, 2027. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities under FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”. However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

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

The Corporation has the right to redeem the Series A and Series B Subordinated Debentures, in whole or in part, at a price equal to the principal amount plus accrued and unpaid interest. The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2007 and 2006:

	DECEMBER 31
(In Millions)	2007	2006
NTC Capital I Subordinated Debentures due January 15, 2027	$153.7	$153.6
NTC Capital II Subordinated Debentures due April 15, 2027	122.9	122.9

Total Subordinated Debentures	$276.6	$276.5

14. Stockholders’ Equity – Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. There was no preferred stock outstanding at December 31, 2007 or 2006.

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

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Common Stock. An analysis of changes in the number of shares of common stock outstanding follows:

	2007	2006	2005
Balance at January 1	218,700,956	218,128,986	219,067,733
Incentive Plan and Awards	128,095	166,681	469,640
Stock Options Exercised	5,042,322	2,764,505	2,126,472
Treasury Stock Purchased	(3,262,539)	(2,359,216)	(3,534,859)

Balance at December 31	220,608,834	218,700,956	218,128,986

The Corporation’s current share buyback program authorization was increased to 12.0 million shares in October 2006. Under this program, the Corporation may purchase an additional 8.7 million shares after December 31, 2007. The repurchased shares would be used for general purposes of the Corporation, including the issuance of shares under stock option and other incentive plans of the Corporation. The average price paid per share for common stock repurchased in 2007, 2006, and 2005 was $67.10, $55.65, and $48.05, respectively.

54	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Accumulated Other Comprehensive Income – The following table summarizes the components of accumulated other comprehensive income at December 31, 2007, 2006, and 2005, and changes during the years then ended.

	PERIOD CHANGE
(In Millions)	BEGINNING BALANCE (NET OF TAX)	BEFORE TAX AMOUNT	TAX EFFECT	ENDING BALANCE (NET OF TAX)
DECEMBER 31, 2007
Unrealized Gains (Losses) on Securities Available for Sale	$4.5	$(45.3)	$17.0	$(23.8)
Less: Reclassification Adjustments	–	7.8	(2.9)	4.9

Net Unrealized Gains (Losses) on Securities Available for Sale	4.5	(53.1)	19.9	(28.7)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	2.2	(18.6)	7.0	(9.4)
Less: Reclassification Adjustments	–	(10.2)	3.8	(6.4)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	2.2	(8.4)	3.2	(3.0)
Foreign Currency Translation Adjustments	18.5	(9.4)	12.1	21.2
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(165.0)	137.4	(43.4)	(71.0)
Prior Service Cost	(6.7)	(.8)	.4	(7.1)
Transition Obligation	(2.1)	.6	(.2)	(1.7)

Total Pension and Other Postretirement Benefit Adjustments	(173.8)	137.2	(43.2)	(79.8)

Accumulated Other Comprehensive Income	$(148.6)	$66.3	$(8.0)	$(90.3)

DECEMBER 31, 2006
Unrealized Gains (Losses) on Securities Available for Sale	$(5.2)	$16.9	$(6.3)	$5.4
Less: Reclassification Adjustments	–	1.4	(.5)	.9

Net Unrealized Gains (Losses) on Securities Available for Sale	(5.2)	15.5	(5.8)	4.5
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(.8)	3.7	(1.4)	1.5
Less: Reclassification Adjustments	–	(1.2)	.5	(.7)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(.8)	4.9	(1.9)	2.2
Foreign Currency Translation Adjustments *	1.5	1.3	15.7	18.5
Minimum Pension Liability	(14.2)	22.7	(8.5)	–
Pension and Other Postretirement Benefit Adjustments
Net Actuarial Loss	–	(260.9)	95.9	(165.0)
Prior Service Cost	–	(10.7)	4.0	(6.7)
Transition Obligation	–	(3.3)	1.2	(2.1)

Total Pension and Other Postretirement Benefit Adjustments	–	(274.9)	101.1	(173.8)

Accumulated Other Comprehensive Income	$(18.7)	$(230.5)	$100.6	$(148.6)

* The 2006 tax effect on foreign currency translation adjustments reflects the reversal of deferred taxes on translation gains associated with certain foreign investments.

DECEMBER 31, 2005
Unrealized Gains (Losses) on Securities Available for Sale	$(.7)	$(7.0)	$2.5	$(5.2)
Less: Reclassification Adjustments	–	–	–	–

Net Unrealized Gains (Losses) on Securities Available for Sale	(.7)	(7.0)	2.5	(5.2)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	.5	2.3	(.8)	2.0
Less: Reclassification Adjustments	–	4.5	(1.7)	2.8

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	.5	(2.2)	.9	(.8)
Foreign Currency Translation Adjustments	(.8)	3.2	(.9)	1.5
Minimum Pension Liability	(13.7)	(.9)	.4	(14.2)

Accumulated Other Comprehensive Income	$(14.7)	$(6.9)	$2.9	$(18.7)

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Net Income Per Common Share Computations – The computation of net income per common share is presented below.

(In Millions Except Share Information)	2007	2006	2005
Basic Net Income Per Common Share
Average Number of Common Shares Outstanding	219,680,628	217,766,035	218,101,996
Net Income	$726.9	$665.4	$584.4
Basic Net Income Per Common Share	3.31	3.06	2.68

Diluted Net Income Per Common Share
Average Number of Common Shares Outstanding	219,680,628	217,766,035	218,101,996
Plus: Dilutive Potential Common Shares
Stock Options	3,398,552	2,957,063	2,409,023
Stock Incentive Plans	1,236,485	1,061,016	1,046,169

Average Common and Potential Common Shares	224,315,665	221,784,114	221,557,188

Net Income	$726.9	$665.4	$584.4
Diluted Net Income Per Common Share	3.24	3.00	2.64

Note: For the years ended December 31, 2007, 2006, and 2005, options to purchase 3,748,499, 5,127,246, and 11,281,496 shares of the Corporation’s common stock, respectively, were not included in the computation of diluted net income per common share because the exercise prices were greater than the average market price of Northern Trust’s common stock during these periods.

17. Net Interest Income – The components of net interest income were as follows:

(In Millions)	2007	2006	2005
Interest Income
Loans and Leases	$1,241.8	$1,111.5	$878.8
Securities – Taxable	591.5	527.2	291.7
– Non-Taxable	38.9	39.7	41.4
Time Deposits with Banks	776.7	481.2	341.3
Federal Funds Sold and Securities Purchased under Agreements to Resell and Other	68.8	47.2	37.4

Total Interest Income	2,717.7	2,206.8	1,590.6

Interest Expense
Deposits	1,519.9	1,060.8	621.5
Federal Funds Purchased	79.9	104.0	49.1
Securities Sold under Agreements to Repurchase	80.1	99.0	52.1
Commercial Paper	–	2.9	4.7
Other Borrowings	22.3	26.2	12.6
Senior Notes	26.7	16.5	11.7
Long-Term Debt	141.0	152.6	166.6
Floating Rate Capital Debt	16.2	14.9	10.9

Total Interest Expense	1,886.1	1,476.9	929.2

Net Interest Income	$831.6	$729.9	$661.4

18. Other Operating Income – The components of other operating income were as follows:

(In Millions)	2007	2006	2005
Loan Service Fees	$16.5	$17.1	$18.1
Banking Service Fees	35.7	35.8	34.3
Gain on Sale of Buildings	–	–	7.9
Loss on Sale of Non-U.S. Subsidiary	(4.1)	–	–
Other Income	61.0	44.9	37.2

Total Other Operating Income	$109.1	$97.8	$97.5

19. Other Operating Expenses – The components of other operating expenses were as follows:

(In Millions)	2007	2006	2005
Business Promotion	$77.0	$65.2	$60.8
Other Intangibles Amortization	20.9	22.4	20.4
Other Expenses	147.2	108.2	90.8

Total Other Operating Expenses	$245.1	$195.8	$172.0

56	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Visa Indemnification Charges – In October 2007, Northern Trust, as a member of Visa U.S.A. Inc. (Visa U.S.A.), received shares of restricted stock in Visa, Inc. (Visa) as a result of its participation in the global restructuring of Visa U.S.A., Visa Canada Association, and Visa International Service Association in preparation for an initial public offering by Visa. Northern Trust and other Visa U.S.A. member banks are obligated to share in potential losses resulting from certain indemnified litigation involving Visa. On November 7, 2007, Visa announced the settlement of the portion of the litigation that involved American Express. In consideration of the announced American Express settlement and Northern Trust’s proportionate membership share of Visa U.S.A., Northern Trust recorded a liability and corresponding charge of $50 million for the American Express settlement.

A member bank such as Northern Trust is also required to recognize the contingent obligation to indemnify Visa under Visa’s bylaws (as those bylaws were modified at the time of the Visa restructuring on October 3, 2007), for potential losses arising from the other indemnified litigation that has not yet settled at its estimated fair value in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. Northern Trust is not a party to this litigation and does not have access to any specific, non-public information concerning the matters that are the subject of the indemnification obligations. While the estimation of any potential losses is highly judgmental, as of December 31, 2007, Northern Trust has recorded a liability and corresponding charge of $100 million for the remaining litigation, bringing the total Visa indemnification charges to $150 million.

Visa has stated that payments related to the above litigation matters will be funded from an escrow account to be established with a portion of the proceeds from its planned initial public offering. The ultimate resolution of these litigation matters is highly uncertain. However, Northern Trust currently anticipates that its proportionate share of the proceeds of Visa’s planned initial public offering will more than offset any indemnification liabilities related to Visa litigation.

21. Income Taxes – The following table reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)	2007	2006	2005
Tax at Statutory Rate	$371.3	$358.5	$310.7
Tax Exempt Income	(12.3)	(12.6)	(13.8)
Leveraged Lease Adjustments	–	16.8	–
Foreign Tax Rate Differential	(18.4)	(7.9)	–
State Taxes, net	6.2	15.2	18.8
Other	(12.9)	(11.2)	(12.3)

Provision for Income Taxes	$333.9	$358.8	$303.4

The Corporation files income tax returns in the U.S. federal, various state, and foreign jurisdictions. The Corporation is no longer subject to income tax examinations by U.S. federal, state, or local, or by non-U.S tax authorities for years before 1997.

The Corporation adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (FIN 48), on January 1, 2007. Included in other liabilities within the consolidated balance sheet at January 1, 2007 and December 31, 2007 were $211.2 million and $237.0 million of unrecognized tax benefits, respectively. If recognized, 2007 net income would have increased by $20.6 million, resulting in a decrease of the effective income tax rate. Except for possible adjustments related to leveraged leases as discussed below, management does not anticipate significant adjustments to the amount of total unrecognized tax benefits within the next twelve months. Included in unrecognized tax benefits at January 1, 2007 and December 31, 2007 were $187 million and $208 million, respectively, of U.S. federal and state tax positions relating to leveraged leasing tax deductions challenged by the IRS for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. As a result of the adoption of FIN 48, this liability was transferred from a deferred tax liability to a current tax liability. The 2007 increase primarily reflects an additional year of tax deductions expected to be taken on the previously existing leveraged leases. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of accelerated deductions would not affect the annual effective tax rate, but would accelerate the payment of cash to tax authorities to an earlier period.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(In Millions)
Balance at January 1, 2007	$211.2
Additions for tax positions taken in the current year	19.5
Additions for tax positions taken in prior years	9.6
Reductions for tax positions taken in prior years	(2.8)
Reductions resulting from expiration of statutes	(.5)

Balance at December 31, 2007	$237.0

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On July 13, 2006, the FASB issued Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), which amends FASB Statement No. 13, “Accounting for Leases.” This Staff Position addresses how a change or projected change in the timing of cash flows relating to income taxes generated by a leveraged lease affects the accounting by a lessor for that lease. FSP 13-2 requires a recalculation of the rate of return and allocation of income from the inception of a leveraged lease if, during the lease term, the expected timing of the income tax cash flows generated by a leveraged lease is revised. The recalculation includes actual cash flows that occurred up to the date of the recalculation and projected cash flows thereafter. In accordance with FSP 13-2, the cumulative effect of applying its provisions was reported as an adjustment to the beginning balance of Northern Trust’s retained earnings upon its adoption. Based on estimates relating to the eventual resolution of the leveraged leasing tax matter with the IRS, including the timing and amount of any potential payments, adoption as of January 1, 2007 reduced Northern Trust’s stockholders’ equity by $73.4 million and reduced 2007 net income by approximately $8.0 million. These amounts will be recognized into income over the remaining terms of the affected leveraged leases.

It is possible that the amount of leveraged lease related uncertain tax positions and related cash flows could change significantly in the next twelve months if the Corporation is able to resolve this matter with the IRS or if management becomes aware of new information that would lead it to change its assumptions regarding the timing or amount of any potential payments to the IRS. In accordance with FSP 13-2, if a revision of management’s current assumptions is required in a future period, the impact of the revision will be recorded through earnings in the period in which the assumption changed. Management does not believe that subsequent changes, if any, would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

During the years ended December 31, 2007, 2006, and 2005, included in the provision for income taxes were $7.3 million, $15.7 million, and $5.4 million of interest and penalties net of tax. As of January 1, 2007 and December 31, 2007, the liability for the potential payment of interest and penalties totaled $39.4 million and $46.3 million net of tax, respectively.

In 2006 Northern Trust increased, by approximately $11 million, its tax reserve related to leveraged leasing transactions that have been challenged by the IRS and recorded a $5.8 million tax provision as a result of legislation repealing the exclusion from federal income taxation of certain income generated by a form of a leveraged lease known as an Ownership Foreign Sales Corporation transaction.

Pretax earnings of non-U.S. subsidiaries are subject to U.S. taxation when effectively repatriated. Northern Trust provides income taxes on the undistributed earnings of non-U.S. subsidiaries, except to the extent that those earnings are indefinitely reinvested outside the U.S. Northern Trust elected to indefinitely reinvest $119.5 million and $60 million of the 2007 and 2006 earnings of certain non-U.S. subsidiaries, respectively, and, therefore, in accordance with APB Opinion No. 23, “Accounting for Income Taxes – Special Areas,” no deferred income taxes were recorded on those earnings. Based on the current U.S. federal income tax rate, an additional provision (net of U.S. foreign tax credits) of approximately $18.4 million and $7.9 million would have been required in 2007 and 2006, respectively, if Northern Trust had not elected to indefinitely reinvest those earnings.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(In Millions)	2007	2006	2005
Current Tax Provision:
Federal	$286.6	$188.7	$174.2
State	14.1	17.6	9.2
Non-U.S.	103.5	68.6	48.9

Total	$404.2	$274.9	$232.3

Deferred Tax Provision:
Federal	(65.8)	78.1	51.5
State	(4.5)	5.8	19.6

Total	(70.3)	83.9	71.1

Provision for Income Taxes	$333.9	$358.8	$303.4

In addition to the amounts shown above, tax liabilities (benefits) have been recorded directly to stockholders’ equity for the following items:

(In Millions)	2007	2006	2005
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$(45.1)	$(21.3)	$(13.4)
Tax Effect of Other Comprehensive Income	8.0	(100.6)	(2.9)

58	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31
(In Millions)	2007	2006	2005
Deferred Tax Liabilities:
Lease Financing	$475.1	$689.1	$644.4
Software Development	128.6	118.3	108.1
Accumulated Depreciation	11.0	16.0	25.3
Compensation and Benefits	12.5	–	28.5
State Taxes, net	31.6	44.2	59.2
Other Liabilities	48.5	21.9	19.3

Gross Deferred Tax Liabilities	707.3	889.5	884.8

Deferred Tax Assets:
Reserve for Credit Losses	54.6	51.5	47.3
Compensation and Benefits	–	19.0	–
Visa Indemnification Charges	52.5	–	–
Other Assets	55.3	27.9	29.7

Gross Deferred Tax Assets	162.4	98.4	77.0

Valuation Reserve	–	–	–
Deferred Tax Assets, net of Valuation Reserve	162.4	98.4	77.0

Net Deferred Tax Liabilities	$544.9	$791.1	$807.8

No valuation allowance related to deferred tax assets has been recorded at December 31, 2007, 2006, and 2005 as management believes it is more likely than not that the deferred tax assets will be fully realized.

At December 31, 2007, Northern Trust had state net operating loss carryforwards of $236 million which are available to reduce future state tax return liabilities. If not used, the loss carryforwards will expire from 2018 through 2022. The carryforwards are subject to various limitations imposed by tax laws.

22. Employee Benefits – The Corporation and certain of its subsidiaries provide various benefit programs, including defined benefit pension, postretirement health care, and defined contribution plans. A description of each major plan and related disclosures are provided below.

Effective with the adoption of the recognition provisions of SFAS No. 158 on December 31, 2006, Northern Trust recorded in accumulated other comprehensive income, net of tax, actuarial gains and losses, prior service costs and benefits, and the unamortized transition obligation associated with its defined benefit pension and postretirement health care plans that had not yet been recognized within net periodic benefit expense. Previously, Northern Trust accounted for its defined benefit pension and postretirement health care plans in accordance with FASB Statements No. 87 and 106, respectively, which provided for such amounts to be recorded as adjustments to the prepaid or accrued pension or postretirement benefit cost. Expense recognition under the new standard does not change since amounts recorded in accumulated other comprehensive income will continue to be recognized as components of net periodic benefit expense over the future working lifetime of eligible participants.

The following table summarizes the amounts recognized as components of accumulated other comprehensive income at December 31, 2007, and the changes during the year then ended, on a combined basis for defined benefit pension and postretirement healthcare plans. All plans experienced net actuarial gains in 2007, primarily as a result of asset performance and changes in the economic assumptions used to value the plans’ liabilities.

	PERIOD CHANGE
(In Millions)	BEGINNING BALANCE (NET OF TAX)	BEFORE TAX AMOUNT	TAX EFFECT	ENDING BALANCE (NET OF TAX)
DECEMBER 31, 2007
Net Actuarial Loss	$(165.0)	$117.1	$(35.9)	$(83.8)
Less: Reclassification Adjustments	–	20.3	(7.5)	12.8

Net Actuarial Loss	(165.0)	137.4	(43.4)	(71.0)
Prior Service Cost	(6.7)	(1.8)	.8	(7.7)
Less: Reclassification Adjustments	–	1.0	(.4)	.6

Prior Service Cost	(6.7)	(.8)	.4	(7.1)
Transition Obligation	(2.1)	–	–	(2.1)
Less: Reclassification Adjustments	–	.6	(.2)	.4

Transition Obligation	(2.1)	.6	(.2)	(1.7)
Total Included in Accumulated Other Comprehensive Income	$(173.8)	$137.2	$(43.2)	$(79.8)

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension. A noncontributory qualified defined benefit pension plan covers substantially all U.S. employees of Northern Trust. Employees of various European subsidiaries participate in local defined benefit plans, although those plans have been closed to new participants.

Northern Trust also maintains a noncontributory supplemental pension plan for participants whose retirement benefit payments under the U.S. plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a “Rabbi” Trust, used to hold assets designated for the funding of benefits in excess of those permitted in certain of its qualified retirement plans. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2007 and 2006 amounted to $49.1 million and $49.7 million, respectively.

The following tables set forth the status, amounts included in accumulated other comprehensive income, and the net periodic pension expense of the U.S. plan, non-U.S. plans, and supplemental plan for 2007 and 2006 based on a September 30 measurement date. Prior service costs are being amortized on a straight-line basis over 9 years for both the U.S. plan and the supplemental plan.

PLAN STATUS

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2007	2006	2007	2006	2007	2006
Accumulated Benefit Obligation	$445.4	$437.3	$95.5	$100.3	$52.0	$52.6

Projected Benefit	518.1	518.5	126.9	133.2	61.3	67.4
Plan Assets at Fair Value	741.5	558.5	139.7	122.3	–	–

Funded Status at September 30	223.4	40.0	12.8	(10.9)	(61.3)	(67.4)
Funding October to December	–	105.0	3.1	3.6	1.9	1.5

Funded Status at December 31	$223.4	$145.0	$15.9	$(7.3)	$(59.4)	$(65.9)

Weighted-Average Assumptions:
Discount Rates	6.25%	5.75%	5.71%	4.97%	6.25%	5.75%
Rate of Increase in Compensation Level	4.02	3.80	4.61	4.40	4.02	3.80
Expected Long-Term Rate of Return on Assets	8.25	8.25	7.25	6.83	N/A	N/A

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2007	2006	2007	2006	2007	2006
Net Actuarial Loss (Gain)	$79.5	$185.7	$(2.3)	$19.0	$27.9	$35.4
Prior Service Cost at December 31	10.9	10.2	–	–	1.4	1.4

Gross Amount in Accumulated Other Comprehensive Income	90.4	195.9	(2.3)	19.0	29.3	36.8
Income Tax Effect at December 31	34.3	73.4	.5	5.2	11.1	13.8

Net Amount in Accumulated Other Comprehensive Income	$56.1	$122.5	$(2.8)	$13.8	$18.2	$23.0

60	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NET PERIODIC PENSION EXPENSE

	U.S. PLAN			NON-U.S. PLANS			SUPPLEMENTAL PLAN
($ In Millions)	2007	2006	2005	2007	2006	2005	2007	2006	2005
Service Cost	$31.0	$29.3	$26.4	$5.8	$5.7	$3.6	$2.0	$2.3	$2.4
Interest Cost	28.6	27.7	25.5	6.6	5.1	3.7	3.6	3.4	3.2
Expected Return on Plan Assets	(48.5)	(37.9)	(35.9)	(8.3)	(6.5)	(5.5)	N/A	N/A	N/A
Amortization:
Net Loss	14.9	15.6	11.8	1.2	1.1	1.8	2.9	2.9	2.6
Prior Service Cost	1.1	1.1	1.1	–	–	–	–	–	–

Net Periodic Pension Expense	$27.1	$35.8	$28.9	$5.3	$5.4	$3.6	$8.5	$8.6	$8.2

Weighted-Average Assumptions:
Discount Rates	5.75%	5.50%	5.75%	4.97%	4.87%	5.25%	5.75%	5.00%	5.25%
Rate of Increase in Compensation Level	3.80	3.80	3.60	4.40	4.27	4.23	3.80	3.80	3.60
Expected Long-Term Rate of Return on Assets	8.25	8.25	8.75	6.83	6.39	6.63	N/A	N/A	N/A

Pension expense for 2008 is expected to include approximately $10.9 million and $1.3 million related to the amortization of net loss and prior service benefit balances, respectively, from accumulated other comprehensive income.

CHANGE IN BENEFIT OBLIGATION

(MEASURED AS OF SEPTEMBER 30)

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2007	2006	2007	2006	2007	2006
Beginning Balance	$518.5	$489.2	$133.2	$99.7	$67.4	$68.8
Service Cost	31.0	29.3	5.8	5.7	2.0	2.3
Interest Cost	28.6	27.7	6.6	5.1	3.6	3.4
Plan Change	1.8	–	–	–	–	–
Actuarial Loss (Gain)	(32.7)	14.6	(21.0)	10.3	(4.6)	1.2
Benefits Paid	(29.1)	(42.3)	(2.2)	(1.7)	(7.1)	(8.3)
Foreign Exchange Rate Changes	–	–	4.5	14.1	–	–

Ending Balance	$518.1	$518.5	$126.9	$133.2	$61.3	$67.4

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2008	$44.7	$1.8	$10.4
2009	48.0	2.0	8.9
2010	50.1	2.1	8.5
2011	52.5	2.5	5.8
2012	53.9	2.5	6.0
2013-2017	290.2	20.8	27.2

CHANGE IN PLAN ASSETS

(MEASURED AS OF SEPTEMBER 30)

	U.S. PLAN		NON-U.S. PLANS
(In Millions)	2007	2006	2007	2006
Fair Value of Assets at Beginning of Period	$558.5	$496.0	$122.3	$95.2
Actual Return on Assets	107.1	47.8	8.7	8.9
Employer Contributions	105.0	57.0	7.2	6.9
Benefits Paid	(29.1)	(42.3)	(2.2)	(1.7)
Foreign Exchange Rate Changes	–	–	3.7	13.0

Fair Value of Assets at End of Period	$741.5	$558.5	$139.7	$122.3

The minimum required contribution for the U.S. qualified plan in 2008 is estimated to be zero and the maximum deductible contribution is estimated at $70.0 million.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The allocation of the fair value of Northern Trust’s U.S. pension plan assets as of September 30, 2007 and 2006, and the target allocation, by asset category, are as follows:

Asset Category	TARGET ALLOCATION	ACTUAL – 2007	ACTUAL – 2006
Equity Securities	69.0%	72.7%	68.4%
Debt Securities	21.0	19.5	20.7
Other	10.0	7.8	10.9

Total	100.0%	100.0%	100.0%

A total return investment strategy approach is employed to Northern Trust’s U.S. pension plan whereby a mix of equities, fixed income and alternative asset investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. Assets held consist primarily of commingled funds that invest primarily in a diversified blend of publicly traded equities, fixed income and some private equity and hedge fund investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks and divided by investment style and market capitalization. Other assets, such as private equity and hedge funds, are used judiciously to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

A building block approach is employed to Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio rate of return is established with consideration given to diversification and rebalancing. The rate is reviewed against peer data and historical returns to verify the return is reasonable and appropriate. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets as of the plan’s September 30, 2007 measurement date was set at 8.25%.

Postretirement Health Care. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring at age 55 or older under the provisions of the U.S. defined benefit plan who have attained 15 years of service, and U.S. employees terminating at age 55 with 5 to 14 years of service, are eligible for postretirement health care coverage. Effective January 1, 2003, the cost of this benefit is no longer subsidized by Northern Trust for new employee hires or employees who were under age 40 at December 31, 2002, or those who have not attained 15 years of service by their termination date. The provisions of this plan may be changed further at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.

The following tables set forth the postretirement health care plan status and amounts included in accumulated other comprehensive income at December 31, the net periodic postretirement benefit cost of the plan for 2007 and 2006, and the change in the accumulated postretirement benefit obligation during 2007 and 2006. The transition obligation established January 1, 1993 is being amortized to expense over a 20 year period.

PLAN STATUS

(In Millions)	2007	2006
Accumulated Postretirement Benefit Obligation (APBO) Measured at September 30:
Retirees and Dependents	$28.1	$27.5
Actives Eligible for Benefits	10.5	8.7
Actives Not Yet Eligible	24.1	25.2

Net Postretirement Benefit Liability	$62.7	$61.4

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

($ In Millions)	2007	2006
Net Actuarial Loss	$18.4	$20.8
Transition Obligation	2.7	3.3
Prior Service Benefit	(.8)	(.9)

Gross Amount in Accumulated Other Comprehensive Income	20.3	23.2
Income Tax Effect	12.0	8.7

Net Amount in Accumulated Other Comprehensive Income	$8.3	$14.5

The income tax effect shown above for 2007 includes the expected impact of the non-taxable Medicare prescription drug subsidy.

62	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NET PERIODIC POSTRETIREMENT BENEFIT EXPENSE

(In Millions)	2007	2006	2005
Service Cost	$1.9	$1.7	$2.0
Interest Cost	3.5	3.5	3.8
Amortization
Net Loss	1.3	1.8	2.4
Transition Obligation	.6	.6	.6
Prior Service Benefit	(.1)	(.1)	(.1)

Net Periodic Postretirement Benefit Expense	$7.2	$7.5	$8.7

CHANGE IN ACCUMULATED POSTRETIREMENT

BENEFIT OBLIGATION

(In Millions)	2007	2006
Beginning Balance	$61.4	$64.1
Service Cost	1.9	1.7
Interest Cost	3.5	3.5
Actuarial Gain	(1.1)	(3.9)
Benefits Paid	(3.0)	(4.0)

Ending Balance	$62.7	$61.4

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	TOTAL POSTRETIREMENT MEDICAL BENEFITS	EXPECTED PRESCRIPTION DRUG SUBSIDY AMOUNT
2008	$4.4	$(.4)
2009	4.7	(.9)
2010	5.0	(1.0)
2011	5.3	(1.1)
2012	5.5	(1.3)
2013-2017	32.0	(7.9)

Net periodic postretirement benefit expense for 2008 is expected to include approximately $1.1 million and $.6 million related to the amortization from accumulated other comprehensive income of the net loss and transition obligation, respectively, and to be decreased by $.1 million related to the amortization from accumulated other comprehensive income of the prior service benefit.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.25% at December 31, 2007 and 5.75% at December 31, 2006. For measurement purposes, a 8.50% annual increase in the cost of covered medical benefits and a 11.13% annual increase in the cost of covered prescription drug benefits were assumed for 2007. These rates are assumed to gradually decrease until they reach 5.00% in 2014. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(In Millions)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Total Service and Interest Cost Components	$.1	$(.1)
Effect on Postretirement Benefit Obligation	1.4	(1.2)

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a matching component and a corporate performance-based component contingent upon meeting predetermined performance objectives. The estimated contribution to defined contribution plans is charged to employee benefits and totaled $44.0 million in 2007, $35.3 million in 2006, and $33.2 million in 2005.

23. Stock-Based Compensation Plans – Northern Trust adopted SFAS No. 123(R), “Share-Based Payment,” on January 1, 2006, using the modified prospective transition method provided for under the standard. SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) requires an entity to recognize as compensation expense the grant-date fair value of stock options and other equity based compensation granted to employees within the income statement using a fair value-based method. Previously, Northern Trust accounted for its share-based incentives under the intrinsic-value-based method, allowed under FASB SFAS No. 123, “Accounting for Stock-Based Compensation,” and provided the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”

Northern Trust’s share-based payment arrangements are described under “2002 Stock Plan” below. Total compensation expense for share-based payment arrangements was as follows:

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2007	2006	2005
Stock Options	$17.8	$17.7	$–
Stock and Stock Unit Awards	14.2	15.0	14.4
Performance Stock Units	12.1	2.2	–

Total Share-Based Compensation Expense	$44.1	$34.9	$14.4
Tax Benefits Recognized	$16.5	$13.1	$5.5

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007, there was $75.6 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s stock-based compensation plans. That cost is expected to be recognized as expense over a weighted-average period of approximately 2 years.

Pro forma information regarding net income and earnings per share for 2005 is presented below as if the Corporation had accounted for all stock-based compensation under the fair value method of SFAS No. 123. In February 2005, options with a weighted average fair value of $12.37 per share were granted. The terms of this option grant provided for full vesting on March 31, 2005. The pro forma information for the year ended December 31, 2005 presented below includes $29.7 million, $18.5 million after tax, of pro forma expense reflecting the full vesting of the February 2005 option grant on March 31, 2005.

(In Millions Except Per Share Information)	FOR THE YEAR ENDED DECEMBER 31, 2005
Net Income as Reported	$584.4
Add:
Stock-Based Employee Compensation Expense Included in Reported Net Income, Net of Tax	8.9
Deduct:
Total Stock-Based Employee Compensation Expense Determined Under the Fair Value Method, Net of Tax	(37.6)

Pro Forma Net Income	$555.7

Earnings Per Share as Reported:
Basic	$2.68
Diluted	2.64
Pro Forma Earnings Per Share:
Basic	$2.55
Diluted	2.49

SFAS No. 123(R) requires that any deferred compensation related to awards granted prior to its adoption must be eliminated against the appropriate equity accounts. As a result, the presentation within the consolidated statement of changes in stockholders’ equity was revised upon the adoption of SFAS No. 123(R) to reflect the transfer of balances previously reported in the deferred compensation and the common stock issuable – stock incentive plans accounts to additional paid-in capital.

2002 Stock Plan. The Amended and Restated Northern Trust Corporation 2002 Stock Plan (the Plan) is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and performance shares. As detailed below, grants are outstanding under both the Plan and The Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan), a predecessor plan. The total number of shares of the Corporation’s common stock authorized for issuance under the Plan is 40,000,000. As of December 31, 2007, shares available for future grant under the Plan totaled 22,713,142.

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

The weighted-average assumptions used for options granted during the years ended December 31 are as follows:

	2007	2006	2005
Expected Term (in Years)	5.9	5.7	5.5
Dividend Yield	2.50%	2.75%	3.03%
Expected Volatility	28.3	33.7	33.7
Risk Free Interest Rate	4.67	4.36	4.22

The expected term of the options represents the period of time that options granted are expected to be outstanding based primarily on the historical exercise behavior attributable to previous option grants. Dividend yield represents the estimated yield from dividends paid on the Corporation’s stock over the expected term of the options. Expected volatility is determined based on the historical daily volatility of Northern Trust’s stock price over a period equal to the expected term of the option. The risk free interest rate is based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

64	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides information about stock options granted, vested, and exercised in the years ended December 31.

(In Millions, Except Per Share Information)	2007	2006	2005
Weighted average grant-date per share fair value of stock options granted	$17.40	$15.35	$12.45
Fair value of stock options vested	15.3	22.8	71.1
Stock options exercised
Intrinsic value	130.7	69.0	48.2
Cash received	204.8	84.4	50.6
Tax deduction benefits realized	38.4	17.0	12.0

The following is a summary of changes in nonvested stock options for the year ended December 31, 2007.

NONVESTED SHARES	SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE PER SHARE
Nonvested at December 31, 2006	3,025,917	$14.65
Granted	1,398,993	17.40
Vested	(1,065,145)	14.36
Forfeited or cancelled	(177,202)	15.88

Nonvested at December 31, 2007	3,182,563	$15.89

Shares purchased under the Corporation’s share buyback program are held as treasury shares and can be used for general purposes of the Corporation, including the issuance of shares for stock options and other stock incentive plans. A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2007, and changes during the year then ended, are presented in the table below.

($ In Millions Except Per Share Information)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Options Outstanding, December 31, 2006	22,155,146	$49.68
Granted	1,398,993	63.48
Exercised	(5,042,322)	41.80
Forfeited, expired or cancelled	(545,198)	64.17

Options Outstanding, December 31, 2007	17,966,619	$52.53	5.01	$432.2

Options Exercisable, December 31, 2007	14,784,056	$51.72	4.32	$367.7

Stock and Stock Unit Awards. Stock or stock unit awards may be granted by the Committee to participants which entitle them to receive a payment in the Corporation’s common stock or cash under the terms of the Plan and such other terms and conditions as the Committee deems appropriate. Each stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The stock units granted in 2007 vest at a rate equal to 50% on the third anniversary date of the grant and 50% on the fourth anniversary date. Stock and stock unit grants totaled 235,663, 385,588, and 446,463, with weighted average grant-date fair values of $64.68, $52.56 and $44.99 per share, for the years ended December 31, 2007, 2006, and 2005, respectively. The total fair value of shares vested during the years ended December 31, 2007, 2006, and 2005, was $9.2 million, $15.1 million, and $14.5 million, respectively.

A summary of the status of outstanding stock and stock unit awards under the Plan and the 1992 Plan at December 31, 2007, and changes during the year then ended, is presented in the table below.

($ In Millions)	NUMBER	AGGREGATE INTRINSIC VALUE
Stock and Stock Unit Awards Outstanding, December 31, 2006	1,595,354
Granted	235,663
Distributed	(191,868)
Forfeited	(74,593)

Stock and Stock Unit Awards Outstanding, December 31, 2007	1,564,556	$119.8

Units Convertible, December 31, 2007	268,230	$20.5

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of nonvested stock and stock unit awards at December 31, 2007, and changes during the year then ended.

NONVESTED STOCK AND STOCK UNITS	NUMBER	WEIGHTED AVERAGE GRANT-DATE FAIR VALUE PER UNIT	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)
Nonvested at December 31, 2006	1,350,712	$47.32
Granted	235,663	64.68
Vested	(215,456)	49.78
Forfeited	(74,593)	48.74

Nonvested at December 31, 2007	1,296,326	$49.86	2.0

Performance Stock Units. Each performance stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The number of performance stock units granted that will vest can range from 0% to 125% of the original award granted based on the level of attainment of an average earnings per share goal for a three-year period. Distribution of the award is then made after vesting. Performance stock unit grants totaled 393,518, and 152,280 with a weighted average grant-date fair value of $63.36 and $52.09 for the years ended December 31, 2007 and December 31, 2006. There were no performance stock units granted in 2005.

A summary of the status of performance stock units under the Plan at December 31, 2007, and changes during the year then ended, is presented in the table below.

($ In Millions)	UNITS	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Units Outstanding, December 31, 2006	150,594
Granted	393,518
Converted	–
Forfeited	(33,368)

Units Outstanding, December 31, 2007	510,744	2.1	39.1

Units Convertible, December 31, 2007	–	–	–

Director Stock Awards. In 2007, stock units with a total value of $960,000 (14,935 stock units) that vest on the date of the 2008 annual meeting of the Corporation’s stockholders were granted to non-employee directors. Also in 2007, a newly elected director received a prorated grant of stock units with a value of $17,589 (282 stock units) that vested on the date of the 2007 annual meeting of stockholders. In 2006, stock units with a total value of $660,000 (11,725 stock units) that vested on the date of the 2007 annual meeting of stockholders were granted to non-employee directors. Stock units granted to non-employee directors do not have voting rights. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit account that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

24. Cash-Based Compensation Plans – Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals, and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $192.5 million in 2007, $145.5 million in 2006, and $142.3 million in 2005.

25. Contingent Liabilities – In the normal course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions, including, but not limited to, actions brought on behalf of various classes of claimants, regulatory matters, employment matters, and challenges from tax authorities regarding the amount of taxes due. In certain of these actions and proceedings, claims for substantial monetary damages or adjustments to recorded tax liabilities are asserted. In view of the inherent difficulty of predicting the outcome of such matters, particularly matters that will be decided by a jury and actions that seek very large damages based on novel and complex damage and liability legal theories or that involve a large number of parties, the Corporation cannot state with confidence the eventual outcome of these matters or the timing of their ultimate resolution, or estimate the possible loss or range of loss associated with them; however, based on current knowledge and after consultation with legal counsel, management does not believe that judgments or settlements in excess of amounts already reserved, if any, arising from pending or threatened legal actions, regulatory matters, employment matters, or challenges from tax authorities, either individually or in the aggregate, would have a material adverse

66	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effect on the consolidated financial position or liquidity of the Corporation, although they could have a material adverse effect on operating results for a particular period.

As part of its audit of federal tax returns filed from 1997 – 2000, the IRS challenged the Corporation’s tax position with respect to thirteen investments made in structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. During the second quarter of 2005, the IRS issued a revised examination report that continued to disallow certain tax deductions and included additional proposed adjustments to income and penalty assessments. The Corporation anticipates that the IRS will continue to disallow deductions relating to these leases and possibly include other lease transactions with similar characteristics as part of its audit of tax returns filed after 2000. In October 2005, the IRS Tax Appeals Division informed the Corporation that the Criminal Investigation Division of the IRS had initiated an investigation relating to structured leasing transactions in which the Corporation had participated. The Corporation was informed in February 2007 that the IRS, without a recommendation for prosecution, referred this matter to the United States Attorney’s Office for the Northern District of Illinois for further investigation through the grand jury process. The Corporation has been advised by the government that it is not a target of the investigation. The Corporation is cooperating fully in the investigation. The Corporation does not know the full scope of the investigation and cannot predict at this time the impact of the investigation or when or on what basis the investigation will be resolved. The Corporation believes that these transactions are valid leases for U.S. tax purposes and that its tax treatment of these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. The Corporation believes it has appropriate reserves to cover its tax liabilities, including liabilities related to structured leasing transactions, and related interest and penalties. The Corporation will continue to defend its position on the tax treatment of the leases vigorously.

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

Northern Trust’s primary risks associated with these instruments is the possibility that interest rates, foreign exchange rates, or credit spreads could change in an unanticipated manner, resulting in higher costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits, monitoring the level of actual positions taken against such established limits, and monitoring the level of any interest rate sensitivity gaps created by such positions. When establishing position limits, market liquidity and volatility, as well as experience in each market, are all taken into account.

The estimated credit risk associated with these instruments relates to the failure of the counterparty to pay based on the contractual terms of the agreement, and is generally limited to the unrealized market value gains on these instruments. The amount of credit risk will increase or decrease during the lives of the instruments as interest rates, foreign exchange rates, or credit spreads fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities.

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

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Client-Related and Trading Derivative Instruments. The following table shows the notional amounts of client-related and trading derivative financial instruments. Notional amounts of derivative financial instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity. Credit risk is limited to the positive fair value of the derivative instrument, which is significantly less than the notional amount. In excess of 96% of Northern Trust’s derivatives outstanding at December 31, 2007 and 2006, measured on a notional value basis, related to client-related and trading activities.

	DECEMBER 31, 2007		DECEMBER 31, 2006
(In Millions)	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Foreign Exchange Contracts	$152,449.7	$21.0	$100,227.3	$2.1
Interest Rate Option Contracts
Purchased	284.8	3.8	210.7	1.9
Sold	284.8	(3.8)	210.7	(1.9)
Interest Rate Swap Contracts	2,052.9	4.6	1,519.6	4.6
Futures Contracts	.8	–	25.0	(.1)

Risk Management Derivative Instruments. The following tables identify the types and classifications of derivative instruments used by Northern Trust to manage risk, their notional and fair values and the respective risks addressed.

RISK MANAGEMENT DERIVATIVE INSTRUMENTS — DESIGNATED AS HEDGES

				DECEMBER 31, 2007		DECEMBER 31, 2006
(In Millions)	DERIVATIVE INSTRUMENT	HEDGE CLASSIFICATION	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Available for Sale Investment Securities	Interest Rate Swap Contracts	Fair Value	Interest Rate	$2,975.8	$(8.0)	$1,157.1	$6.4
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Fair Value	Interest Rate	400.0	12.2	–	–
Available for Sale Investment Securities	Interest Rate Swap Contracts	Cash Flow	Interest Rate	375.0	4.8	420.0	3.1
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Cash Flow	Foreign Currency	950.0	(4.0)	764.4	1.2
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Net Investment	Foreign Currency	1,054.5	4.5	324.7	(1.0)

In addition to the above, Sterling denominated senior and subordinated debt, totaling $499.4 and $490.5 million at December 31, 2007 and 2006, respectively, was designated as a hedge of the foreign exchange risk associated with the net investment in certain non-U.S. affiliates.

For all fair value and cash flow hedges of available for sale investment securities, senior notes, and subordinated debt, Northern Trust applies the “shortcut” method of accounting, available under SFAS No. 133, which assumes there is no ineffectiveness in a hedge. There was no ineffectiveness recorded for these hedges during the twelve months ended December 31, 2007 or 2006.

For cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions, prior to December 1, 2006, Northern Trust applied the “matched terms” method of accounting. Northern Trust re-designated these hedges and, effective December 1, 2006, utilizes the dollar-offset method, a “long-haul” method of accounting under SFAS No. 133, in assessing whether these hedging relationships are highly effective at inception and on an ongoing basis. Any ineffectiveness is recognized currently in earnings. There was no ineffectiveness recognized in earnings for cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions for the twelve months ended December 31, 2007 or 2006. As of December 31, 2007, the maximum length of time over which these hedges exist is 23 months. For all cash flow hedges, it is estimated that a net loss of $4.4 million will be reclassified into earnings within the next twelve months.

68	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For net investment hedges, all critical terms of the hedged item and the hedging instrument are matched at inception and on an ongoing basis to eliminate hedge ineffectiveness. As a result, no ineffectiveness was recorded for these hedges during the twelve months ended December 31, 2007 or 2006. A net loss of $33.1 million and $24.1 million was recorded in accumulated other comprehensive income relating to net investment hedge designations for the years ended December 31, 2007 and 2006, respectively.

RISK MANAGEMENT DERIVATIVE INSTRUMENTS — NOT DESIGNATED AS HEDGES

			DECEMBER 31, 2007		DECEMBER 31, 2006
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Loans and Leases – Commercial and Other	Credit Default Swap Contracts	Credit	$278.8	$2.6	$300.3	$(2.2)
Loans and Leases – Commercial and Other	Foreign Exchange Contracts	Foreign Currency	53.1	(.1)	28.2	(.3)
Net Investments in Non-U.S. Affiliate Assets and Liabilities	Foreign Exchange Contracts	Foreign Currency	52.0	(2.7)	45.1	.5

27. Off-Balance Sheet Financial Instruments – Commitments and Letters of Credit. Northern Trust, in the normal course of business, enters into various types of commitments and issues letters of credit to meet the liquidity and credit enhancement needs of its clients. Credit risk is the principal risk associated with these instruments. The contractual amounts of these instruments represent the credit risk should the instrument be fully drawn upon and the client defaults. To control the credit risk associated with entering into commitments and issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities.

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

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31
(In Millions)	2007	2006
Legally Binding Commitments to Extend Credit*	$22,124.3	$19,978.2
Commercial Letters of Credit	35.9	28.2

Standby Letters of Credit:
Corporate	1,095.0	1,008.2
Industrial Revenue	1,102.0	1,097.1
Other	684.8	637.0

Total Standby Letters of Credit**	$2,881.8	$2,742.3

* These amounts exclude $1.8 billion and $1.4 billion of commitments participated to others at December 31, 2007 and 2006, respectively.

** These amounts include $356.7 million and $301.2 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2007 and 2006, respectively. The weighted average maturity of standby letters of credit was 23 months at December 31, 2007 and 2006.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2007 and 2006 subject to indemnification was $179.8 billion and $156.7 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is remote and, therefore, no liability has been recorded relating to the indemnifications provided.

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

As a result of its participation in cash, securities, and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2007 and 2006 was $65 million and $58 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust and its clients.

28. Pledged and Restricted Assets – Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements, and for other purposes. On December 31, 2007, securities and loans totaling $15.6 billion ($5.3 billion of government sponsored agency and other securities, $836.2 million of obligations of states and political subdivisions, and $9.5 billion of loans), were pledged. Collateral required for these purposes totaled $6.2 billion. Included in the total pledged assets is the fair value of $1.7 billion of available for sale securities which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2007 and 2006 was $359.6 million and $415.2 million, respectively. There was no repledged or sold collateral as of December 31, 2007 or 2006.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $190.5 million in 2007 and $187.6 million in 2006.

29. Restrictions on Subsidiary Dividends and Loans or Advances – Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net or undivided profits (as defined) then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation’s banking subsidiaries in any calendar year will exceed its net profits for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2008 equal to their 2008 eligible net profits (as defined) plus $779.4 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.

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

70	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Loans (excluding lease receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the financial statement date. The fair values of all loans were adjusted to reflect current assessments of loan collectibility.

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

Derivative Financial Instruments. The fair values of derivative instruments were estimated using quoted market prices, pricing models, or quoted market prices of financial instruments with similar characteristics.

Financial Instruments Valued at Carrying Value. Due to their short maturity, the respective carrying values of certain financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets (includes federal funds sold and securities purchased under agreements to resell, time deposits with banks, and other interest-bearing assets); customers’ acceptance liability; client security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; commercial paper; other borrowings (includes Treasury Investment Program balances, term federal funds purchased, and other short-term borrowings); and liability on acceptances.

The fair values required to be disclosed for demand, other noninterest bearing, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Values of Financial Instruments. The following table summarizes the fair values of financial instruments.

	DECEMBER 31
	2007		2006
(In Millions)	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE
ASSETS
Cash and Due from Banks	$3,921.6	3,921.6	$4,961.0	$4,961.0
Money Market Assets	25,072.2	25,072.2	16,790.3	16,790.3
Securities:
Available for Sale	7,740.3	7,740.3	11,249.6	11,249.6
Held to Maturity	1,144.8	1,160.9	1,107.0	1,122.1
Trading Account	3.1	3.1	8.6	8.6
Loans (excluding Leases)
Held to Maturity	24,026.5	24,239.6	21,181.0	20,913.8
Held for Sale	.7	.7	.4	.4
Customers’ Acceptance Liability	.5	.5	1.2	1.2
Client Security Settlement Receivables	563.1	563.1	339.3	339.3
LIABILITIES
Deposits:
Demand, Savings and Money Market	17,652.2	17,652.2	15,612.5	15,612.5
Savings Certificates, Other Time and Foreign Offices Time	33,560.9	33,569.5	28,207.7	28,207.0
Federal Funds Purchased	1,465.8	1,465.8	2,821.6	2,821.6
Securities Sold under Agreements to Repurchase	1,763.6	1,763.6	1,950.5	1,950.5
Other Borrowings	2,108.5	2,108.5	2,976.5	2,976.5
Senior Notes	653.9	663.7	445.4	444.4
Subordinated Debt	1,155.6	1,158.5	943.1	942.6
Federal Home Loan Bank Borrowings	1,515.0	1,533.7	1,354.0	1,367.2
Floating Rate Capital Debt	276.6	202.8	276.5	265.1
Liability on Acceptances	.5	.5	1.2	1.2
Financial Guarantees	12.9	12.9	7.9	7.9
Loan Commitments	7.7	7.7	5.3	5.3
DERIVATIVE INSTRUMENTS
Asset/Liability Management:
Foreign Exchange Contracts
Assets	14.7	14.7	20.1	20.1
Liabilities	16.9	16.9	19.7	19.7
Interest Rate Swap Contracts
Assets	42.8	42.8	9.6	9.6
Liabilities	33.8	33.8	.1	.1
Credit Default Swaps
Assets	2.8	2.8	–	–
Liabilities	.2	.2	2.2	2.2
Client-Related and Trading:
Foreign Exchange Contracts
Assets	770.0	770.0	540.8	540.8
Liabilities	749.0	749.0	538.7	538.7
Interest Rate Swap Contracts
Assets	50.0	50.0	21.6	21.6
Liabilities	45.4	45.4	17.0	17.0
Interest Rate Option Contracts
Assets	3.8	3.8	1.9	1.9
Liabilities	3.8	3.8	1.9	1.9
Futures Contracts	–	–	(.1)	(.1)

72	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

31. Business Units and Related Information – Information regarding the Corporation’s major business units is contained in the Results of Operations tables included in the section titled Business Unit Reporting beginning on page 11 and is incorporated herein by reference.

Northern Trust’s international activities are centered in the global custody, treasury activities, foreign exchange, asset servicing, asset management, and commercial banking businesses. The operations of Northern Trust are managed on a business unit basis and include components of both U.S and non-U.S. source income and assets. Non-U.S. source income and assets are not separately identified in Northern Trust’s internal management reporting system. However, Northern Trust is required to disclose non-U.S. activities based on the domicile of the customer. Due to the complex and integrated nature of Northern Trust’s activities, it is impossible to segregate with precision revenues, expenses and assets between U.S. and non-U.S. domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between U.S. and non-U.S. operations.

For purposes of this disclosure, all foreign exchange income has been allocated to non-U.S. operations. Interest expense is allocated to non-U.S. operations based on specifically matched or pooled funding. Allocations of indirect noninterest expenses related to non-U.S. activities are not significant but, when made, are based on various methods such as time, space, and number of employees.

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral. The 2007 U.S. performance includes the impact of $150 million of pre-tax charges for accruals related to certain indemnifications of Visa Inc., as discussed in further detail in Note 20 to the consolidated financial statements.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(In Millions)	TOTAL ASSETS	TOTAL REVENUE*	INCOME BEFORE INCOME TAXES	NET INCOME
2007
Non-U.S.	$25,209.9	$1,183.5	$577.5	$378.4
U.S.	42,401.3	2,325.5	483.3	348.5

Total	$67,611.2	$3,509.0	$1,060.8	$726.9

2006
Non-U.S.	$22,710.0	$902.3	$374.3	$233.7
U.S.	38,002.2	2,093.8	649.9	431.7

Total	$60,712.2	$2,996.1	$1,024.2	$665.4

2005
Non-U.S.	$15,766.1	$687.4	$275.0	$171.5
U.S.	37,647.7	1,937.8	612.8	412.9

Total	$53,413.8	$2,625.2	$887.8	$584.4

* Revenue is comprised of net interest income and noninterest income.

32. Regulatory Capital Requirements – Northern Trust and its U.S. subsidiary banks are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to average quarterly assets in order to be classified as “well capitalized.” The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not “well capitalized” and obligate the federal bank regulatory authorities to take “prompt corrective action” with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank’s financial statements.

As of December 31, 2007, each of Northern Trust’s U.S. subsidiary banks had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. Additionally, Northern Trust’s subsidiary banks located outside the U.S. are subject to regulatory capital requirements in the jurisdictions in which they operate. As of December 31, 2007, each of Northern Trust’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements. There are no conditions or events since December 31, 2007 that management believes have adversely affected the capital categorization of any Northern Trust subsidiary bank.

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its U.S. subsidiary banks whose net income for 2007 or 2006 exceeded 10% of the consolidated total.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ In Millions)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2007
Total Capital to Risk-Weighted Assets
Consolidated	$5,338	11.9%	$4,485	10.0%
The Northern Trust Company	4,150	11.3	3,665	10.0
Northern Trust, NA	972	11.2	868	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	4,359	9.7	2,691	6.0
The Northern Trust Company	3,021	8.2	2,199	6.0
Northern Trust, NA	866	10.0	521	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	4,359	6.8	3,213	5.0
The Northern Trust Company	3,021	5.5	2,769	5.0
Northern Trust, NA	866	8.5	509	5.0
AS OF DECEMBER 31, 2006
Total Capital to Risk-Weighted Assets
Consolidated	$4,675	11.9%	$3,921	10.0%
The Northern Trust Company	3,603	11.3	3,185	10.0
Northern Trust, NA	820	10.8	758	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	3,830	9.8	2,353	6.0
The Northern Trust Company	2,805	8.8	1,911	6.0
Northern Trust, NA	777	10.3	455	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	3,830	6.7	2,838	5.0
The Northern Trust Company	2,806	5.7	2,440	5.0
Northern Trust, NA	777	8.5	458	5.0

The bank regulatory authorities of several nations, individually but in coordination with the Basel Committee on Banking Supervision (Basel Committee), have enacted changes to the risk-based capital adequacy framework that affect the capital guidelines applicable to financial holding companies and banks. The Basel Committee published the latest agreed upon version of the new Basel Capital Accord (BCA) in November 2005. U.S. regulatory agencies have issued final rules related to implementation of the BCA in the United States. The rules become effective in April 2008 and require the completion, within thirty-six months of the effective date, of a four-quarter parallel run under both the new and current capital rules. Transitional arrangements are effective for at least three years following the completion of the four-quarter parallel run, during which minimum regulatory capital requirements are subject to floors tied to the current capital rules. Northern Trust has for several years been preparing to comply with the advanced approaches of the BCA framework for calculating risk-based capital related to credit risk and operational risk and has established a program management office to oversee implementation across the Corporation.

74	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

33. Northern Trust Corporation (Corporation only) – Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET

	DECEMBER 31
(In Millions)	2007	2006
ASSETS
Cash on Deposit with Subsidiary Bank	$.2	$.3
Time Deposits with Banks	385.8	247.8
Securities	3.2	13.6
Advances to Wholly-Owned Subsidiaries – Banks	260.0	–
– Nonbank	20.0	–
Investments in Wholly-Owned Subsidiaries – Banks	4,270.8	3,931.5
– Nonbank	197.7	198.8
Buildings and Equipment	3.4	3.5
Other Assets	324.8	293.3

Total Assets	$5,465.9	$4,688.8

LIABILITIES
Long-Term Debt	$454.2	$249.2
Floating Rate Capital Debt	276.6	276.5
Other Liabilities	226.0	219.2

Total Liabilities	956.8	744.9
Stockholders’ Equity	4,509.1	3,943.9

Total Liabilities and Stockholders’ Equity	$5,465.9	$4,688.8

CONDENSED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2007	2006	2005
OPERATING INCOME
Dividends – Bank Subsidiaries	$308.0	$203.8	$187.1
– Nonbank Subsidiaries	65.9	33.8	66.7
Intercompany Interest and Other Charges	17.2	12.3	6.9
Interest and Other Income	6.5	4.5	6.6

Total Operating Income	397.6	254.4	267.3

OPERATING EXPENSES
Interest Expense	31.8	22.9	15.9
Other Operating Expenses	13.2	13.8	10.4

Total Operating Expenses	45.0	36.7	26.3

Income before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	352.6	217.7	241.0
Benefit for Income Taxes	18.3	13.7	10.7

Income before Equity in Undistributed Net Income of Subsidiaries	370.9	231.4	251.7
Equity in Undistributed Net Income of Subsidiaries – Banks	361.6	419.0	360.6
– Nonbank	(5.6)	15.0	(27.9)

Net Income	$726.9	$665.4	$584.4

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(IN MILLIONS)	2007	2006	2005
OPERATING ACTIVITIES:
Net Income	$726.9	$665.4	$584.4
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(356.0)	(434.0)	(332.7)
Decrease in Prepaid Expenses	.3	.8	.9
Excess Tax Benefits from Stock Incentive Plans	(45.1)	(21.3)	–
Other, net	52.3	44.5	22.3

Net Cash Provided by Operating Activities	378.4	255.4	274.9

INVESTING ACTIVITIES:
Net (Increase) Decrease in Time Deposits with Banks	(138.0)	85.2	(57.2)
Purchases of Securities	–	(5.5)	(15.0)
Sales of Securities	9.8	5.3	18.0
Proceeds from Maturity and Redemption of Securities	–	–	56.5
Net Increase in Capital Investments in Subsidiaries	(3.6)	(216.5)	(11.4)
Advances to Wholly-Owned Subsidiaries	(280.0)	–	–
Other, net	7.5	(20.2)	16.1

Net Cash Provided by (Used in) Investing Activities	(404.3)	(151.7)	7.0

FINANCING ACTIVITIES:
Net Increase (Decrease) in Commercial Paper	–	(144.6)	(.8)
Net Increase in Senior Notes	199.6	248.5	–
Treasury Stock Purchased	(213.0)	(127.4)	(165.3)
Cash Dividends Paid on Common Stock	(219.5)	(200.5)	(183.5)
Net Proceeds from Stock Options	204.8	84.4	50.6
Excess Tax Benefits from Stock Incentive Plans	45.1	21.3	–
Other, net	8.8	14.8	17.1

Net Cash Provided by (Used in) Financing Activities	25.8	(103.5)	(281.9)

Net Change in Cash on Deposit with Subsidiary Bank	(.1)	.2	–
Cash on Deposit with Subsidiary Bank at Beginning of Year	.3	.1	.1

Cash on Deposit with Subsidiary Bank at End of Year	$.2	$.3	$.1

76	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheets of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, Northern Trust changed its method of accounting for stock-based compensation and effective December 31, 2006, Northern Trust changed its method of accounting for defined benefit pension and other postretirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northern Trust Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2008 expressed an unqualified opinion on the effectiveness of Northern Trust Corporation’s internal control over financial reporting.

CHICAGO, ILLINOIS

FEBRUARY 28, 2008

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	77

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE STATEMENT OF CONDITION WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A TAXABLE EQUIVALENT BASIS)	2007			2006
($ In Millions)	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE
AVERAGE EARNING ASSETS
Money Market Assets
Federal Funds Sold and Resell Agreements	$67.6	$1,330.6	5.08%	$45.8	$916.4	5.00%
Time Deposits with Banks	776.7	16,797.3	4.62	481.2	12,716.9	3.78
Other Interest-Bearing	1.2	21.3	5.50	1.4	29.9	4.52

Total Money Market Assets	845.5	18,149.2	4.66	528.4	13,663.2	3.87

Securities
U.S. Government	6.8	124.3	5.46	9.2	180.9	5.07
Obligations of States and Political Subdivisions	59.0	883.7	6.68	60.4	900.8	6.71
Government Sponsored Agency	525.4	9,740.2	5.39	491.6	9,612.0	5.11
Other	87.7	1,711.2	5.13	57.6	1,109.4	5.20

Total Securities	678.9	12,459.4	5.45	618.8	11,803.1	5.24

Loans and Leases	1,255.8	22,817.8	5.50	1,124.4	20,528.5	5.48

Total Earning Assets	$2,780.2	53,426.4	5.20%	$2,271.6	45,994.8	4.94%

Reserve for Credit Losses Assigned to Loans and Leases	–	(140.2)	–	–	(132.0)	–
Cash and Due from Banks	–	3,026.9	–	–	3,667.4	–
Other Assets	–	4,274.9	–	–	3,575.7	–

Total Assets	–	$60,588.0	–	–	$53,105.9	–

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$236.5	$7,016.4	3.37%	$188.1	$6,602.4	2.85%
Savings Certificates	95.6	2,019.8	4.73	71.4	1,693.7	4.21
Other Time	24.5	518.1	4.74	17.9	419.8	4.28
Non-U.S. Offices Time	1,163.3	28,587.8	4.07	783.4	21,853.1	3.58

Total Interest-Bearing Deposits	1,519.9	38,142.1	3.98	1,060.8	30,569.0	3.47
Short-Term Borrowings	182.3	4,321.5	4.22	232.1	6,536.4	3.55
Senior Notes	26.7	478.6	5.58	16.5	364.8	4.52
Long-Term Debt	141.0	2,504.0	5.63	152.6	2,663.4	5.73
Floating Rate Capital Debt	16.2	276.5	5.88	14.9	276.4	5.40

Total Interest-Related Funds	1,886.1	45,722.7	4.13	1,476.9	40,410.0	3.65

Interest Rate Spread	–	–	1.07	–	–	1.29
Noninterest-Bearing Deposits	–	7,648.4	–	–	6,389.2	–
Other Liabilities	–	3,052.7	–	–	2,520.0	–
Stockholders’ Equity	–	4,164.2	–	–	3,786.7	–

Total Liabilities and Stockholders’ Equity	–	$60,588.0	–	–	$53,105.9	–

Net Interest Income/Margin (FTE Adjusted)	$894.1	–	1.67%	$794.7	–	1.73%

Net Interest Income/Margin (Unadjusted)	$831.6	–	1.56%	$729.9	–	1.59%

Net Interest Income/Margin Components
U.S.	$741.5	$35,472.3	2.09%	$707.4	$31,826.3	2.22%
Non-U.S.	152.6	17,954.1	.85	87.3	14,168.5	.62

Consolidated	$894.1	$53,426.4	1.67%	$794.7	$45,994.8	1.73%

Notes – Average balance includes nonaccrual loans.

– Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.30%). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $62.5 million in 2007, $64.8 million in 2006, $60.9 million in 2005, $54.4 million in 2004, and $52.4 million in 2003.

78	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

CONSOLIDATED FINANCIAL STATISTICS

2005			2004			2003
INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE

$36.4	$1,098.0	3.32%	$14.2	$954.2	1.49%	$9.0	$710.3	1.27%
341.3	10,664.5	3.20	246.1	10,417.0	2.36	162.2	8,029.8	2.02
1.0	39.2	2.44	.3	34.0	.94	1.1	102.3	1.06

378.7	11,801.7	3.21	260.6	11,405.2	2.29	172.3	8,842.4	1.95

.8	27.6	2.91	.8	64.4	1.28	1.7	105.1	1.64
63.8	926.3	6.89	65.2	919.9	7.09	62.7	859.3	7.31
256.5	7,522.4	3.41	93.0	6,162.7	1.51	91.7	6,794.7	1.35
59.2	1,422.1	4.15	35.7	1,006.6	3.54	27.8	679.8	4.09

380.3	9,898.4	3.84	194.7	8,153.6	2.39	183.9	8,438.9	2.18

892.5	18,754.0	4.76	717.3	17,450.9	4.11	751.9	17,506.9	4.30

$1,651.5	40,454.1	4.08%	$1,172.6	37,009.7	3.17%	$1,108.1	34,788.2	3.19%

–	(129.4)	–	–	(145.0)	–	–	(160.6)	–
–	2,199.4	–	–	1,713.9	–	–	1,789.6	–
–	3,450.0	–	–	2,721.7	–	–	2,698.0	–

–	$45,974.1	–	–	$41,300.3	–	–	$39,115.2	–

$122.9	$7,238.9	1.70%	$54.8	$7,313.9	.75%	$51.0	$6,791.2	.75%
45.7	1,510.7	3.03	36.8	1,478.6	2.49	43.4	1,655.3	2.62
10.5	379.5	2.78	5.2	322.0	1.63	5.5	314.7	1.74
442.4	17,125.4	2.58	200.3	12,501.8	1.60	132.3	10,458.3	1.27

621.5	26,254.5	2.37	297.1	21,616.3	1.37	232.2	19,219.5	1.21
118.5	4,520.3	2.62	76.3	6,072.2	1.26	71.1	6,826.6	1.04
11.7	257.9	4.53	19.2	328.3	5.84	28.0	405.9	6.88
166.6	2,889.6	5.77	158.8	2,603.4	6.10	171.2	2,714.9	6.31
10.9	276.4	3.95	5.7	276.3	2.08	5.0	267.9	1.88

929.2	34,198.7	2.72	557.1	30,896.5	1.80	507.5	29,434.8	1.72

–	–	1.36	–	–	1.37	–	–	1.47
–	5,847.3	–	–	5,411.2	–	–	5,062.2	–
–	2,493.3	–	–	1,847.3	–	–	1,642.5	–
–	3,434.8	–	–	3,145.3	–	–	2,975.7	–

–	$45,974.1	–	–	$41,300.3	–	–	$39,115.2	–

$722.3	–	1.79%	$615.5	–	1.66%	$600.6	–	1.73%

$661.4	–	1.64%	$561.1	–	1.52%	$548.2	–	1.58%

$652.4	$28,680.6	2.28%	$528.0	$25,918.2	2.04%	$517.5	$26,219.2	1.97%
69.9	11,773.5	.59	87.5	11,091.5	.79	83.1	8,569.0	.97

$722.3	$40,454.1	1.79%	$615.5	$37,009.7	1.66%	$600.6	$34,788.2	1.73%

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	79

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA [UNAUDITED]

STATEMENT OF INCOME	2007				2006
($ In Millions Except Per Share Information)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$547.2	508.8	532.7	488.9	$458.2	438.1	452.8	442.5
Other Noninterest Income	178.8	155.3	141.1	124.6	111.2	113.0	140.5	109.9
Net Interest Income
Interest Income	715.0	702.1	664.3	636.3	622.6	566.3	540.8	477.1
Interest Expense	482.9	492.5	469.1	441.6	433.3	383.9	357.9	301.8

Net Interest Income	232.1	209.6	195.2	194.7	189.3	182.4	182.9	175.3
Provision for Credit Losses	8.0	6.0	4.0	–	2.0	6.0	3.0	4.0
Noninterest Expenses	782.4	566.6	555.3	525.9	514.6	477.0	492.0	473.3
Provision for Income Taxes	42.7	92.8	102.8	95.6	71.3	86.8	113.3	87.4

Net Income	125.0	208.3	206.9	186.7	$170.8	163.7	167.9	163.0

PER COMMON SHARE
Net Income – Basic	$.57	.95	.94	.85	$.78	.75	.77	.75
– Diluted	.55	.93	.92	.84	.77	.74	.76	.74

AVERAGE BALANCE SHEET ASSETS
Cash and Due from Banks	$3,766.3	3,463.8	2,555.8	2,300.7	$4,418.6	3,847.4	3,080.0	3,309.7
Money Market Assets	22,048.9	16,367.9	17,183.4	16,960.1	14,277.1	13,455.5	14,427.3	12,475.4
Securities	10,141.8	14,040.6	13,149.7	12,514.4	13,620.3	11,249.4	11,251.7	11,069.1
Loans and Leases	23,997.6	23,291.2	22,517.9	21,430.9	21,285.8	20,748.4	20,416.7	19,642.4
Reserve for Credit Losses Assigned to Loans	(143.5)	(139.2)	(137.8)	(140.1)	(139.4)	(133.7)	(129.8)	(125.1)
Other Assets	4,983.9	4,232.3	3,889.1	3,983.7	3,855.9	3,467.2	3,687.6	3,287.1

Total Assets	$64,795.0	61,256.6	59,158.1	57,049.7	$57,318.3	52,634.2	52,733.5	49,658.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$4,667.9	4,694.5	4,769.2	4,605.9	$4,574.4	4,476.5	4,704.8	4,689.2
Savings and Other Interest-Bearing	9,155.3	9,177.4	8,979.6	8,827.7	8,385.6	7,998.7	8,175.1	8,630.8
Other Time	541.2	541.1	517.8	471.1	480.2	413.1	400.9	384.1
Non-U.S. Offices	35,179.1	31,219.3	30,051.9	29,699.6	26,045.7	23,599.6	23,763.2	21,063.9

Total Deposits	49,543.5	45,632.3	44,318.5	43,604.3	39,485.9	36,487.9	37,044.0	34,768.0
Short-Term Borrowings	3,387.9	5,208.6	4,746.9	3,939.0	7,900.3	6,682.5	6,099.4	5,434.8
Senior Notes	570.0	451.3	447.0	445.0	521.5	379.1	280.9	274.7
Long-Term Debt	2,599.0	2,458.4	2,435.7	2,522.4	2,503.5	2,652.8	2,725.7	2,775.1
Floating Rate Capital Debt	276.6	276.5	276.5	276.5	276.5	276.4	276.3	276.4
Other Liabilities	4,046.7	2,991.8	2,831.5	2,322.0	2,676.7	2,325.8	2,575.2	2,502.4
Stockholders’ Equity	4,371.3	4,237.7	4,102.0	3,940.5	3,953.9	3,829.7	3,732.0	3,627.2

Total Liabilities and Stockholders’ Equity	$64,795.0	61,256.6	59,158.1	57,049.7	$57,318.3	52,634.2	52,733.5	49,658.6

ANALYSIS OF NET INTEREST INCOME
Earning Assets	$56,188.3	53,699.7	52,851.0	50,905.4	$49,183.2	45,453.3	46,095.7	43,186.9
Interest-Related Funds	47,979.2	45,794.5	45,165.6	43,906.0	44,202.4	40,291.5	39,873.4	37,197.0
Noninterest-Related Funds	8,209.1	7,905.2	7,685.4	6,999.4	4,980.8	5,161.8	6,222.3	5,989.9
Net Interest Income (Taxable equivalent)	246.8	228.4	208.6	210.3	206.6	198.5	199.0	190.6
Net Interest Margin (Taxable equivalent)	1.74%	1.69	1.58	1.68	1.67%	1.73	1.73	1.79

COMMON STOCK DIVIDEND AND MARKET PRICE
Dividends	.28	.25	.25	.25	$.25	.23	.23	.23
Market Price Range – High	83.17	68.67	66.15	63.49	61.40	58.80	60.44	54.10
– Low	66.08	58.73	59.37	56.52	56.00	52.62	51.52	49.12

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

80	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

SENIOR OFFICERS

NORTHERN TRUST CORPORATION

THE NORTHERN TRUST COMPANY

Management Group

Frederick H. Waddell

President and Chief Executive Officer

Sherry S. Barrat

President –

Personal Financial Services

Steven L. Fradkin

Executive Vice President

Chief Financial Officer

Timothy P. Moen

Executive Vice President

Human Resources and Administration

William L. Morrison

President –

Personal Financial Services

Stephen N. Potter

Executive Vice President and

Head of Europe, Middle East, Africa

Jana R. Schreuder

President –

Worldwide Operations and Technology

Joyce M. St. Clair

Executive Vice President and

Head of Corporate Risk Management

Timothy J. Theriault

President –

Corporate and Institutional Services

Kelly R. Welsh

Executive Vice President

General Counsel

NORTHERN TRUST CORPORATION

Other Senior Officers

Aileen B. Blake

Executive Vice President and

Controller

Orie L. Dudley, Jr.

Executive Vice President and

Chief Investment Officer

John P. Grube

Executive Vice President

Credit Policy

Patricia K. Bartler

Senior Vice President and

Chief Compliance and Ethics Officer

William R. Dodds, Jr.

Executive Vice President and Treasurer

Rose A. Ellis

Corporate Secretary and

Assistant General Counsel

Beverly J. Fleming

Senior Vice President and

Director of Investor Relations

Dan E. Phelps

Executive Vice President and

General Auditor

Shundrawn A. Thomas

Senior Vice President and

Head of Corporate Strategy

THE NORTHERN TRUST COMPANY

Other Executive Vice Presidents

Gregg D. Behrens

Penelope J. Biggs

David C. Blowers

Stephen Bowman

Jeffrey D. Cohodes

Marianne G. Doan

Nirup Krishnamurthy

Wilson Leech

Connie L. Lindsey

Lyle L. Logan

R. Hugh Magill

Patrick J. McDougal

Brian P. Ovaert

Teresa A. Parker

Douglas P. Regan

Lee S. Selander

Jean E. Sheridan

Lloyd A. Wennlund

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	81

BOARD OF DIRECTORS

William A. Osborn

Chairman of the Board

Northern Trust Corporation and

The Northern Trust Company (4)

Linda Walker Bynoe

President and Chief Executive Officer

Teleman Ltd.

Project management and consulting firm (1, 5)

Nicholas D. Chabraja

Chairman of the Board and Chief Executive Officer

General Dynamics Corporation

Worldwide defense, aerospace and other

technology products manufacturer (1, 3)

Susan Crown

Vice President

Henry Crown and Company

Worldwide company with

diversified manufacturing operations,

real estate and securities (2, 3, 4)

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

Nalco Chemical Company

Manufacturer of specialized service chemicals (1, 2, 4)

John W. Rowe

Chairman, President and Chief Executive Officer

Exelon Corporation

Producer and wholesale marketer of energy (1, 4, 6)

Harold B. Smith

Chairman of the Executive Committee

Illinois Tool Works Inc.

Worldwide manufacturer and marketer

of engineered components and industrial systems

and consumables (3, 5, 6)

William D. Smithburg

Retired Chairman, President and Chief Executive Officer

The Quaker Oats Company

Worldwide manufacturer and marketer of

beverages and grain-based products (2, 3)

Enrique J. Sosa

Retired President

BP Amoco Chemicals

Worldwide chemical division of BP p.l.c. (5, 6)

Charles A. Tribbett III

Managing Director

Russell Reynolds Associates

Worldwide recruiting firm (2, 5)

Frederick H. Waddell

President and Chief Executive Officer

Northern Trust Corporation and

The Northern Trust Company (4)

Board Committees

1.	Audit Committee
2.	Compensation and Benefits Committee
3.	Corporate Governance Committee
4.	Executive Committee
5.	Business Risk Committee
6.	Business Strategy Committee

82	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT

CORPORATE INFORMATION

Comparison of Five-Year Cumulative Total Return

The graph below compares the cumulative total stockholder return on the Corporation’s Common Stock to the cumulative total return of the S&P 500 Index, the Keefe, Bruyette & Woods (KBW) 50 Index, and the KBW Bank Index for the five fiscal years which commenced January 1, 2003 and ended December 31, 2007. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s Common Stock and in each index on December 31, 2002 and assumes reinvestment of dividends. Effective with the 2007 Financial Annual Report, the Corporation is utilizing the KBW Bank Index as the industry index for this comparison. The KBW 50 Index, Northern Trust’s previously selected industry index, is being included in the chart below, in this year of change only, for comparative purposes. The KBW Bank Index, a modified-capitalization-weighted index made up of 24 of the largest banking companies in the U.S., is more closely aligned with Northern Trust’s bank peer group and is more widely available. The Corporation is included in the S&P 500 Index, the KBW 50 Index, and the KBW Bank Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 2002 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	December 31,
	2002	2003	2004	2005	2006	2007
Northern Trust	100	134	144	156	186	238
S&P 500	100	129	143	150	173	183
KBW 50 Index	100	134	147	149	178	137
KBW Bank Index	100	134	148	153	179	140

NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT	83

CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held on Tuesday, April 15, 2008, at 10:30 A.M. (Central Daylight Time) at 50 South La Salle Street, Chicago, Illinois.

STOCK LISTING

The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

STOCK TRANSFER AGENT, REGISTRAR

AND DIVIDEND DISBURSING AGENT

Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange Street

South St. Paul, Minnesota 55075

General Phone Number: 1-800-468-9716

Internet Site: www.wellsfargo.com/shareownerservices

AVAILABLE INFORMATION

The Corporation’s Internet address is northerntrust.com.

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

10-K REPORT

Copies of the Corporation’s 2007 10-K Report filed with the Securities and Exchange Commission will be available by the end of March 2008 and will be mailed to stockholders and other interested persons upon written request to:

Rose A. Ellis

Corporate Secretary

Northern Trust Corporation

50 South La Salle Street, M-9

Chicago, Illinois 60603

QUARTERLY EARNINGS RELEASES

Copies of the Corporation’s quarterly earnings releases may be obtained by accessing Northern Trust’s Web site at northerntrust.com or by calling the Corporate Communications department at (312) 444-4272.

INVESTOR RELATIONS

Please direct Investor Relations inquiries to:

Beverly J. Fleming, Director of Investor Relations,

at (312) 444-7811 or beverly_fleming@ntrs.com.

NORTHERNTRUST.COM

Information about the Corporation, including financial

performance and products and services, is available on

Northern Trust’s Web site at northerntrust.com.

NORTHERN TRUST GLOBAL INVESTMENTS

Northern Trust Corporation uses the name Northern Trust Global Investments to identify the investment management business, including portfolio management, research and trading, carried on by several of its affiliates, including The Northern Trust Company, Northern Trust Global Advisors and Northern Trust Investments.

84	NORTHERN TRUST CORPORATION 2007 FINANCIAL ANNUAL REPORT