Form 10-K, Exhibit 13
period 2008-12-31
NORTHERN TRUST CORP
filed 2009-02-27
CIK 73124

Exhibit 13

FINANCIAL REVIEW

20

Management’s Discussion and Analysis of Financial Condition and Results of Operations

60

Management’s Report on Internal Control Over Financial Reporting

61

Report of Independent Registered Public Accounting Firm with Respect to Internal Control over Financial Reporting

62

Consolidated Financial Statements

66

Notes to Consolidated Financial Statements

105

Report of Independent Registered Public Accounting Firm

106

Consolidated Financial Statistics

109

Senior Officers

110

Board of Directors

111

Corporate Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ In Millions Except Per Share Information)	2008	2007	2006	2005	2004

FOR THE YEAR ENDED DECEMBER 31
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,134.9	$2,077.6	$1,791.6	$1,559.4	$1,330.3
Foreign Exchange Trading Income	616.2	351.3	247.3	180.2	158.0
Security Commissions and Trading Income	77.0	67.6	62.7	55.2	50.5
Treasury Management Fees	72.8	65.3	65.4	71.2	88.1
Gain on Visa Share Redemption	167.9	–	–	–	–
Other Operating Income	186.9	95.3	83.0	85.2	78.0
Investment Security Gains (Losses), net	(56.3)	6.5	1.4	.3	.2

Total Noninterest Income	3,199.4	2,663.6	2,251.4	1,951.5	1,705.1

Net Interest Income	1,079.1	845.4	744.7	673.7	566.9
Provision for Credit Losses	115.0	18.0	15.0	2.5	(15.0)

Income before Noninterest Expenses	4,163.5	3,491.0	2,981.1	2,622.7	2,287.0

Noninterest Expenses
Compensation	1,133.1	1,038.2	876.6	774.2	661.7
Employee Benefits	223.4	234.9	217.6	190.4	161.5
Outside Services	413.8	386.2	316.2	268.0	228.0
Equipment and Software Expense	241.2	219.3	205.3	196.6	192.8
Occupancy Expense	166.1	156.5	145.4	133.7	121.5
Visa Indemnification Charges	(76.1)	150.0	–	–	–
Other Operating Expenses	786.3	245.1	195.8	172.0	166.2

Total Noninterest Expenses	2,887.8	2,430.2	1,956.9	1,734.9	1,531.7

Income before Income Taxes	1,275.7	1,060.8	1,024.2	887.8	755.3
Provision for Income Taxes	480.9	333.9	358.8	303.4	249.7

Net Income	$794.8	$726.9	$665.4	$584.4	$505.6
Net Income Applicable to Common Stock	$782.8	$726.9	$665.4	$584.4	$505.6

Average Total Assets	$73,029	$60,588	$53,106	$45,974	$41,300

PER COMMON SHARE
Net Income – Basic	$3.53	$3.31	$3.06	$2.68	$2.30
– Diluted	3.47	3.24	3.00	2.64	2.27
Cash Dividends Declared	1.12	1.03	.94	.86	.78
Book Value – End of Period (EOP)	21.89	20.44	18.03	16.51	15.04
Market Price – EOP	52.14	76.58	60.69	51.82	48.58

AT YEAR END
Senior Notes	1,053	654	445	272	200
Long-Term Debt	3,293	2,682	2,308	2,818	2,625
Floating Rate Capital Debt	277	277	276	276	276

Stockholders	2,799	2,842	3,040	3,239	3,525
Staff (full-time equivalent)	12,200	10,900	9,700	9,000	8,000

RATIOS
Dividend Payout Ratio	32.0%	31.4%	30.8%	32.1%	33.9%
Return on Average Assets	1.09	1.20	1.25	1.27	1.22
Return on Average Common Equity	15.98	17.46	17.57	17.01	16.07
Tier 1 Capital to Risk-Weighted Assets – EOP	13.1	9.7	9.8	9.7	11.0
Total Capital to Risk-Weighted Assets – EOP	15.4	11.9	11.9	12.3	13.3
Risk-Adjusted Leverage Ratio	8.5	6.8	6.7	7.1	7.6
Average Stockholders’ Equity to Average Assets	7.0	6.9	7.1	7.5	7.6

OPERATING RESULTS – EXCLUDING VISA RELATED ADJUSTMENTS

($ In Millions Except Per Share Information)	2008	2007	2006	2005	2004
Operating Earnings	$641.3	$821.1	$665.4	$584.4	$505.6

Operating Earnings per Common Share – Basic	$2.84	$3.73	$3.06	$2.68	$2.30
– Diluted	2.79	3.66	3.00	2.64	2.27

Operating Return on Average Common Equity	12.89%	19.72%	17.57%	17.01%	16.07%

Operating results for 2008 and 2007 exclude adjustments relating to Visa Inc. (Visa). Excluded are Visa indemnification related charges totaling $150.0 million recorded in 2007, and benefits totaling $244.0 million recorded in 2008 in connection with Visa’s initial public offering. The 2008 benefits included a gain on the mandatory partial redemption of Northern Trust’s Visa shares totaling $167.9 million and a $76.1 million offset of the Visa indemnification related charges recorded in 2007. Visa related adjustments are discussed in further detail in Note 20 to the consolidated financial statements.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF CORPORATION

Focused Business Strategy

Northern Trust Corporation (Northern Trust or the Corporation) is a leading provider of global financial solutions for asset management, asset servicing, fiduciary, and banking needs of corporations, institutions, and affluent individuals. Northern Trust is focused on the management, custody, and servicing of client assets in two target market segments, successful individuals, families, and privately-held businesses through its Personal Financial Services (PFS) business unit and institutional investors worldwide through its Corporate and Institutional Services (C&IS) business unit. An important element of this strategy is to provide an array of asset management and related service solutions to PFS and C&IS clients which are provided by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes quality through a high level of service complemented by the effective use of technology. Operating and systems support for these business units is provided through the Operations and Technology (O&T) business unit.

Business Structure

Northern Trust is a financial holding company that is a leading provider of investment management, asset and fund administration, fiduciary, and banking solutions for corporations, institutions, and successful individuals, families, and privately-held businesses. The Corporation conducts business through various U.S. and non-U.S. subsidiaries, including The Northern Trust Company (Bank). The Corporation has a network of 85 offices in 18 U.S. states and has offices in 15 international locations outside the U.S.

Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

Northern Trust Corporation reported net income of $794.8 million in 2008, as compared with net income of $726.9 million in 2007. Reported results in both 2008 and 2007 were impacted by various adjustments related to Visa, Inc. (Visa), as further described in Note 20 to the consolidated financial statements.

Northern Trust is providing operating earnings in order to present a clearer indication of the results and trends in our core businesses, absent adjustments related to Visa. A reconciliation of operating earnings to reported earnings prepared in accordance with U.S. generally accepted accounting principles (GAAP) is included in the table below.

	2008		2007
($ In Millions Except Per Share Data)	Amount	Per Share	Amount	Per Share
Reported Earnings	$794.8	$3.47	$726.9	$3.24
Visa Indemnification Accrual (net of tax effects of $28.2 in 2008 and $55.8 in 2007)	(47.9)	(.21)	94.2	.42
Visa Initial Public Offering (net of $62.3 tax effect)	(105.6)	(.47)	–	–

Operating Earnings	$641.3	$2.79	$821.1	$3.66

Excluding the impact of Visa related items, Northern Trust achieved operating earnings of $641.3 million in 2008, down 22% as compared with $821.1 million in operating earnings achieved in 2007. Operating net income per common share equaled $2.79 in 2008, down 24% from $3.66 per common share in 2007.

Northern Trust’s 2008 results were strong in the context of the extremely difficult market and economic conditions of the past year. Revenues, excluding Visa related items, equaled a record $4.16 billion on a fully taxable equivalent (FTE) basis, an increase of 16% from 2007. Trust, investment and other servicing fees, the largest component of consolidated revenues, totaled $2.13 billion, up 3% compared with the prior year, reflecting new business, partially offset by the effect of lower market valuations. Foreign exchange trading income and net interest income (FTE) both achieved record levels in 2008. Foreign exchange trading income increased 75% and totaled $616.2 million, reflecting strong client volumes and high levels of currency volatility throughout 2008. Net interest income (FTE) increased 24% and totaled $1.13 billion, primarily reflecting higher levels of average earning assets and an increase in the net interest margin from 1.70% in 2007 to 1.76% in 2008.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest expenses, excluding Visa related adjustments, equaled $2.96 billion and increased 30% when compared with 2007. Northern Trust’s results in 2008 were negatively impacted by the following client support related and other significant charges recorded during the year:

Client Support Related Charges

•	Pre-tax charges totaling $314.1 million ($198.8 million after tax, or $.88 per common share) in connection with support provided to cash investment funds under capital support agreements.
•	Pre-tax charges totaling $167.6 million ($106.1 million after tax, or $.47 per common share) in connection with actions taken to provide support for Northern Trust’s securities lending clients.
•

A $54.6 million pre-tax charge ($34.5 million after tax, or $.15 per common share) related to the establishment of a program to purchase certain illiquid auction rate securities that were purchased by a limited number of Northern Trust clients.

Other Significant Charges

•

A $38.9 million pre-tax charge ($100.2 million after tax, or $.44 per common share) reducing net interest income and increasing income taxes to revised estimates regarding the outcome of the Corporation’s tax position with respect to certain structured leasing transactions.

•

A $61.3 million pre-tax charge ($38.8 million after tax, or $.17 per common share) to reflect the other-than-temporary impairment of six asset-backed securities held within Northern Trust’s balance sheet investment portfolio.

•

A $19.2 million pre-tax charge ($13.0 million after tax, or $.06 per common share) associated with severance and benefits and other operating costs in connection with the previously announced plan to reduce staff expense levels and better position the company for improved profitability and continued global growth.

Partially offsetting these charges were reductions in performance-based compensation and defined contribution plan expense, primarily reflecting the impact of the above charges on full year performance.

The provision for credit losses increased significantly in 2008, totaling $115.0 million as compared with $18.0 million in 2007. The higher provision for credit losses reflects both loan growth and the weak economic environment. Loans and leases equaled $30.8 billion at year end, an increase of 21% when compared with $25.3 billion at the end of 2007. The credit quality of our loan portfolio continued to be strong, with nonperforming assets at year end equal to only $100.2 million, or 0.33% of total loans and other real estate owned.

Reflecting the difficult market and economic environment, Northern Trust achieved only one of its four long-term, across cycle, strategic financial targets, measured exclusive of Visa related items. In 2008, we achieved revenue growth of 16%, exceeding our goal of 8-10% revenue growth. Strategic financial targets that were not achieved in 2008 were:

•	earnings per share growth goal of 10-12% (operating earnings per share declined 24%);
•	return on common equity goal of 16-18% (return on common equity equaled 12.89%); and
•	positive operating leverage goal (expense growth exceeded revenue growth).

Client assets under custody equaled $3.01 trillion at year end 2008, down 27% from $4.14 trillion one year earlier. Client assets under management equaled $558.8 billion, down 26% from $757.2 billion the prior year. The decline in client assets reflects the market environment in 2008, which saw a 38% decline in the S&P 500® index and a 45% decline in the international MSCI EAFE® (USD) index. Partially offsetting the impact of market depreciation in 2008 was new business won from both existing and new clients.

Northern Trust continues to maintain its strong capital position, exceeding “well capitalized” levels under federal bank regulatory capital requirements. At year end, total stockholders’ equity equaled $6.39 billion, an increase of 42% from $4.51 billion one year earlier. The increase reflects the issuance of senior preferred stock and a related warrant to the U.S. Department of the Treasury pursuant to the terms of its Capital Purchase Program and the retention of earnings, offset in part by the repurchase of common stock.

CONSOLIDATED RESULTS OF OPERATIONS

REVENUE

Northern Trust generates the majority of its revenues from noninterest income, primarily consisting of trust, investment and other servicing fees. Net interest income comprises the remainder of revenues and consists of interest income generated by earning assets, net of interest expense on deposits and borrowed funds.

Total revenue for 2008 was $4.33 billion on a fully taxable equivalent basis, up 21% from $3.57 billion in 2007, which in turn was up 17% from 2006 revenues of $3.06 billion. When adjusted to an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable, although the adjustment to an FTE basis has no impact on net income. Noninterest income totaled $3.20 billion in 2008, up 19%

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

from $2.66 billion in 2007, and represented 74% of total taxable equivalent revenue in 2008. Noninterest income of $2.66 billion in 2007 was up 18% from $2.25 billion in 2006, and represented 75% of total taxable equivalent revenue in 2007.

Net interest income for 2008 was $1.08 billion, up 28% from $845.4 million in 2007, which was up 14% from $744.7 million in 2006.

The largest contributor to the current year growth in revenues and noninterest income was foreign exchange trading income, up 75% to $616.2 million compared with $351.3 million in 2007. The increase in net interest income in 2008 is primarily attributable to a $10.8 billion or 20% increase in average earning assets and an increase in the net interest margin to 1.76% from 1.70% in 2007. Trust, investment and other servicing fees, the largest component of noninterest income, increased 3% to $2.13 billion compared with 2007 fees of $2.08 billion, reflecting new business offset by lower market valuations. Additional information regarding Northern Trust’s revenues by type is provided below.

2008 TOTAL REVENUE OF $4.33 BILLION (FTE)

Noninterest Income

The components of noninterest income, and a discussion of significant changes during 2008 and 2007, are provided below.

NONINTEREST INCOME

(In Millions)	2008	2007	2006
Trust, Investment and Other Servicing Fees	$2,134.9	$2,077.6	$1,791.6
Foreign Exchange Trading Income	616.2	351.3	247.3
Security Commissions and Trading Income	77.0	67.6	62.7
Treasury Management Fees	72.8	65.3	65.4
Gain on Visa Share Redemption	167.9	–	–
Other Operating Income	186.9	95.3	83.0
Investment Security Gains (Losses), net	(56.3)	6.5	1.4

Total Noninterest Income	$3,199.4	$2,663.6	$2,251.4

2008 NONINTEREST INCOME

Trust, Investment and Other Servicing Fees

Trust, investment and other servicing fees accounted for 49% of total taxable equivalent revenue in 2008. Trust, investment and other servicing fees for 2008 increased 3% to $2.13 billion from $2.08 billion in 2007. Over the past five years, trust, investment and other servicing fees have increased at a compound annual growth rate of 12.4%. For a more detailed discussion of trust, investment and other servicing fees, refer to the “Business Unit Reporting” section.

Trust, investment and other servicing fees are generally based on the market value of assets custodied, managed, and serviced; the volume of transactions; securities lending volume and spreads; and fees for other services rendered. Certain market value calculations are performed on a monthly or quarterly basis in arrears. Certain investment management fee arrangements also may provide for performance fees, based on client portfolio returns exceeding predetermined levels. Securities lending fees are also impacted by Northern Trust’s share of unrealized investment gains and losses in one investment fund, used in our securities lending activities, that is accounted for at fair value. Based on analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust, investment and other servicing fees of approximately 4% and in total revenues of approximately 2%.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents selected average month-end, average quarter-end, and year-end equity market indices and the percentage changes year over year.

MARKET INDICES	AVERAGE OF MONTH-END			AVERAGE OF QUARTER-END			YEAR-END
	2008	2007	CHANGE	2008	2007	CHANGE	2008	2007	CHANGE
S&P 500 ®	1,215	1,477	(18)%	1,168	1,475	(21)%	903	1,468	(38)%
MSCI EAFE ® *	1,777	2,230	(20)%	1,699	2,241	(24)%	1,237	2,253	(45)%

* In U.S. dollars.

In addition, C&IS client relationships are generally priced to reflect earnings from activities such as foreign exchange trading and custody-related deposits that are not included in trust, investment and other servicing fees. Custody-related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $33.2 billion in 2008, $28.3 billion in 2007, and $20.7 billion in 2006. Total assets under custody at December 31, 2008, which form the primary basis of our trust, investment and other servicing fees, were $3.01 trillion, down 27% from $4.14 trillion a year ago, and included $1.42 trillion of global custody assets. Managed assets totaled $558.8 billion, down 26% from $757.2 billion at the end of 2007. The above are in comparison to the twelve month declines in the S&P 500® index of approximately 38% and the MSCI EAFE® index (USD) of approximately 45% noted above.

ASSETS UNDER CUSTODY		DECEMBER 31				PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2008	2007	2006	2005	2004	2008/07
Corporate & Institutional	$2,719.2	$3,802.9	$3,263.5	$2,699.7	$2,345.1	(28)%	7%
Personal	288.3	332.3	281.9	225.6	209.3	(13)	9

Total Assets Under Custody	$3,007.5	$4,135.2	$3,545.4	$2,925.3	$2,554.4	(27)%	8%

C&IS ASSETS UNDER CUSTODY ($ in Billions)	PFS ASSETS UNDER CUSTODY ($ in Billions)

ASSETS UNDER MANAGEMENT		DECEMBER 31				PERCENT CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2008	2007	2006	2005	2004	2008/07
Corporate & Institutional	$426.4	$608.9	$562.5	$500.7	$461.5	(30)%	3%
Personal	132.4	148.3	134.7	117.2	110.4	(11)	5

Total Managed Assets	$558.8	$757.2	$697.2	$617.9	$571.9	(26)%	3%

C&IS ASSETS UNDER MANAGEMENT ($ in Billions)	PFS ASSETS UNDER MANAGEMENT ($ in Billions)

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Foreign Exchange Trading Income

Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to trading income. Foreign exchange trading income totaled a record $616.2 million in 2008 compared with $351.3 million in 2007. The increase reflects strong client volumes as well as exceptionally high currency volatility.

Security Commissions and Trading Income

Revenues from security commissions and trading income totaled $77.0 million in 2008, compared with $67.6 million in 2007. This income is primarily generated from securities brokerage services provided by Northern Trust Securities, Inc. (NTSI). The increase in 2008 primarily reflects increased revenue from core brokerage services.

Treasury Management Fees

The fee portion of treasury management revenues totaled $72.8 million in 2008, up 11% from the $65.3 million reported in 2007. The increase resulted from more clients electing to pay for services in fees rather than with compensating deposit balances.

Gain on Visa Share Redemption

A gain of $167.9 million was realized in connection with Visa Inc.’s (Visa) March 2008 initial public offering.

Other Operating Income

The components of other operating income were as follows:

(In Millions)	2008	2007	2006
Loan Service Fees	$30.0	$16.5	$17.1
Banking Service Fees	39.4	35.7	35.8
Non-Trading Foreign Exchange Gains (Losses)	36.1	2.1	(.6)
Credit Default Swap Gains (Losses)	35.4	4.8	(1.6)
Loss on Sale of Non-U.S. Subsidiary	–	(4.1)	–
Other Income	46.0	40.3	32.3

Total Other Operating Income	$186.9	$95.3	$83.0

The increase in loan service fees from the prior year primarily reflects increased commercial loan-related commitment fees. The increase in non-trading foreign exchange gains primarily reflects the foreign exchange rate impact of translating non-U.S. dollar denominated assets and liabilities. Other income increased primarily as a result of higher custody-related deposit revenue.

Investment Security Gains (Losses)

Net investment security losses were $56.3 million in 2008 compared with gains of $6.5 million in 2007. Included in the 2008 losses is a $61.3 million charge recorded to adjust the book values of six asset-backed securities to their estimated fair values, as management determined the securities to be other-than-temporarily impaired. Gains of $4.9 million and $6.3 million were recorded in 2008 and 2007, respectively, from the sale of CME Group Inc. stock acquired from the demutualizations and subsequent merger of the Chicago Mercantile Exchange and the Chicago Board of Trade.

NONINTEREST INCOME — 2007 COMPARED WITH 2006

Trust, investment and other servicing fees for 2007 accounted for 78% of total noninterest income and 58% of total taxable equivalent revenue and increased 16% to $2.08 billion from $1.79 billion for 2006. The increase from 2006 reflects the benefits of strong growth in global fees, strong new business, and higher equity markets. Total assets under custody at December 31, 2007 were $4.14 trillion, up 17% from $3.55 trillion in 2006, and included $2.09 trillion of global custody assets. Managed assets totaled $757.2 billion, up 9% from $697.2 billion at the end of 2006.

Foreign exchange trading income totaled $351.3 million in 2007, a 42% increase compared with $247.3 million in 2006. The increase primarily reflects strong client volumes as well as higher currency volatility.

Revenues from security commissions and trading income totaled $67.6 million in 2007, compared with $62.7 million in 2006, with the increase reflecting higher income from derivative instruments not designated in hedging relationships, partially offset by decreased revenue from core brokerage services and transition management services.

Total other operating income of $95.3 million in 2007 increased 15% from the 2006 balance of $83.0 million. 2007 included increases in the other income component resulting primarily from higher custody-related deposit revenue. Net security gains were $6.5 million in 2007 compared with net gains of $1.4 million in 2006.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Income

An analysis of net interest income on an FTE basis, major balance sheet components impacting net interest income, and related ratios are provided below.

ANALYSIS OF NET INTEREST INCOME [FTE]

				PERCENT CHANGE
($ In Millions)	2008	2007	2006	2008/07	2007/06
Interest Income	$2,478.5	$2,784.2	$2,249.7	(11.0)%	23.8%
FTE Adjustment	49.8	62.5	64.8	(20.3)	(3.5)

Interest Income – FTE	2,528.3	2,846.7	2,314.5	(11.2)	23.0
Interest Expense	1,399.4	1,938.8	1,505.0	(27.8)	28.9

Net Interest Income – FTE Adjusted	$1,128.9	$907.9	$809.5	24.3%	12.1%

Net Interest Income – Unadjusted	$1,079.1	$845.4	$744.7	27.6%	13.5%

AVERAGE BALANCE
Earning Assets	$64,249.9	$53,426.4	$45,994.8	20.3%	16.2%
Interest-Related Funds	55,173.9	45,722.7	40,410.0	20.7	13.1
Net Noninterest-Related Funds	9,076.0	7,703.7	5,584.8	17.8	37.9

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	3.94%	5.33%	5.03%	(1.39)	.30
Interest-Related Funds	2.54	4.24	3.72	(1.70)	.52
Interest Rate Spread	1.40	1.09	1.31	.31	(.22)
Total Source of Funds	2.18	3.63	3.27	(1.45)	.36
Net Interest Margin	1.76%	1.70%	1.76%	.06	(.06)

Refer to pages 106 and 107 for a detailed analysis of net interest income.

Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of interest related hedging activity. Earning assets, which consist of securities, loans, and money market assets, are financed by a large base of interest-bearing funds, including personal and institutional deposits, wholesale deposits, short-term borrowings, senior notes, and long-term debt. Earning assets are also funded by net noninterest-related funds. Net noninterest-related funds include demand deposits, the reserve for credit losses, and stockholders’ equity, reduced by nonearning assets including cash and due from banks, items in process of collection and buildings and equipment. Variations in the level and mix of earning assets, interest-bearing funds, and net noninterest-related funds, and their relative sensitivity to interest rate movements, are the dominant factors affecting net interest income. In addition, net interest income is impacted by the level of nonperforming assets and client use of compensating deposit balances to pay for services.

Net interest income for 2008 was $1.08 billion, up 28% from $845.4 million in 2007. When adjusted to an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable, although the adjustment to an FTE basis has no impact on net income. Net interest income on an FTE basis for 2008 was $1.13 billion, an increase of 24% from $907.9 million in 2007. The increase in net interest income in 2008 is primarily the result of a $10.8 billion or 20% increase in average earning assets, primarily money market assets and loans, and an increase in the net interest margin. The net interest margin increased to 1.76% from 1.70% in the prior year, reflecting a widening of the spread between interest rates on short-term investments and on overnight funding sources, including the impact of Federal Reserve Bank rate reductions. The results for 2008 and 2007 were negatively impacted by leasing related adjustments that reduced net interest income by $38.9 million and $13.0 million, respectively. Excluding the impact of the leasing adjustments, the net interest margin would have been 1.82% and 1.72%, respectively.

Earning assets averaged $64.2 billion, up 20% from the $53.4 billion reported in 2007. The growth in average earning assets reflects a $6.4 billion increase in money market assets, a $4.6 billion increase in loans and a $172.4 million decrease in securities.

Loans averaged $27.4 billion, 20% higher than last year. The year-to-year comparison reflects a 39% increase in average commercial loans to $7.0 billion. Residential mortgages rose 9% to average $9.7 billion and personal loans

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

increased 33% to $4.4 billion. Non-U.S. loans decreased 4% to $1.6 billion in 2008 from the prior year average of $1.7 billion. Money market assets averaged $24.6 billion in 2008, up 35% from 2007 levels. Securities averaged $12.3 billion in 2008, down 1% from 2007. Government sponsored agency securities averaged $8.7 billion in 2008, down 11% from $9.7 billion in the prior year.

The increase in average earning assets of $10.8 billion was funded primarily through growth in interest-bearing deposits. The deposit growth was primarily in non-U.S. office interest-bearing deposits, up $7.4 billion, and reflects increased global custody activity. Savings and money market deposits were up 11% and savings certificates increased 5%. Other interest-related funds averaged $8.7 billion, up $1.1 billion due primarily to higher levels of senior and subordinated debt, and Federal Home Loan Bank borrowings. Average net noninterest-related funds increased 18% and averaged $9.1 billion, due primarily to higher levels of noninterest-bearing deposits in both domestic and non-U.S. offices. Stockholders’ equity for the year averaged $5.1 billion, an increase of $942.0 million or 23% from 2007, principally due to the retention of earnings and the issuance of senior preferred stock and related warrant to the U.S. Department of the Treasury, offset in part by the repurchase of 1.1 million shares of the Corporation’s common stock at a total cost of $75.1 million ($66.68 average price per share).

For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 106 and 107.

NET INTEREST INCOME — 2007 COMPARED WITH 2006

The increase in net interest income in 2007 was primarily the result of a $7.4 billion or 16% increase in average earning assets, primarily money market assets and loans, offset in part by a reduction in the net interest margin. The net interest margin decrease to 1.70% from 1.76% in 2006 reflects the $13.0 million negative impact of the 2007 lease adjustment, a narrowing of the interest rate spread to 1.09% in 2007 compared to 1.31% in 2006, and the significant growth in global custody related deposits which were invested in lower-yielding short-term money market assets and securities.

Earning assets averaged $53.4 billion in 2007, up 16% from the $46.0 billion reported in 2006. The growth in average earning assets in 2007 reflected a $4.5 billion increase in money market assets, a $2.3 billion increase in loans, and a $656.3 million increase in securities.

Loans averaged $22.8 billion in 2007, 11% higher than in 2006. The year-to-year comparison reflects a 19% increase in average commercial loans to $5.0 billion. Residential mortgages rose 4% to average $8.9 billion and personal loans increased 11% to $3.3 billion. Non-U.S. loans increased 36% to $1.7 billion in 2007 from the 2006 average of $1.3 billion. Money market assets averaged $18.1 billion in 2007, up 33% from 2006 levels. Securities averaged $12.5 billion in 2007, up 6% resulting primarily from higher levels of asset-backed and government sponsored agency securities.

The increase in average earning assets of $7.4 billion in 2007 was funded primarily through growth in interest-bearing deposits. The deposit growth was concentrated in non-U.S. office interest-bearing deposits, up $6.7 billion resulting from increased global custody activity. Savings and money market deposits were up 6% and savings certificates increased 19%. Other interest-related funds averaged $7.6 billion, down $2.2 billion due primarily to lower levels of federal funds purchased, securities sold under agreements to repurchase, and other borrowed funds. Average net noninterest-related funds increased 38% and averaged $7.7 billion, due primarily to higher levels of noninterest-bearing deposits in non-U.S. offices and other liabilities. Stockholders’ equity for 2007 averaged $4.2 billion, an increase of $377.5 million or 10% from 2006, principally due to the retention of earnings, offset in part by the repurchase of over 3.2 million shares of the Corporation’s common stock at a total cost of $218.9 million ($67.10 average price per share).

Provision for Credit Losses

The provision for credit losses was $115.0 million in 2008 compared with an $18.0 million provision in 2007 and a $15.0 million provision in 2006. The current year provision reflects loan growth and weakness in the broader economic environment. For a fuller discussion of the reserve and provision for credit losses for 2008, 2007, and 2006, refer to pages 53 through 55.

Noninterest Expenses

Noninterest expenses for 2008 totaled $2.89 billion, up 19% from $2.43 billion in 2007. On an operating basis, which excludes the impact in 2008 and 2007 of the Visa indemnification related charges discussed below, noninterest expenses increased $683.7 million or 30%. The 2008 results were negatively impacted by the $536.3 million of client support related charges. The components of noninterest expenses and a discussion of significant changes in balances during 2008 and 2007 are provided below.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST EXPENSES

(In Millions)	2008	2007	2006
Compensation	$1,133.1	$1,038.2	$876.6
Employee Benefits	223.4	234.9	217.6
Outside Services	413.8	386.2	316.2
Equipment and Software Expense	241.2	219.3	205.3
Occupancy Expense	166.1	156.5	145.4
Visa Indemnification Charges	(76.1)	150.0	–
Other Operating Expenses	786.3	245.1	195.8

Total Noninterest Expenses	$2,887.8	$2,430.2	$1,956.9

Compensation and Benefits

Compensation costs, which are the largest component of noninterest expenses, increased $94.9 million, or 9% from 2007, reflecting the impact of higher staff levels, annual salary increases, and the $17.0 million charge in connection with the plan to reduce staff expense levels. Partially offsetting this increase was a $36.4 million decrease in performance-based compensation. Staff on a full-time equivalent basis averaged 11,679 in 2008, up 14% compared with 10,273 in 2007. Increases in 2008 were due primarily to additional staff to support international growth. Staff on a full-time equivalent basis totaled 12,200 at December 31, 2008 compared with 10,900 at December 31, 2007.

Employee benefit costs for 2008 totaled $223.4 million, down $11.5 million or 5% from $234.9 million in 2007. The current year reflects lower defined benefit and defined contribution plan expenses, partially offset by higher expenses related to employment taxes and health care costs.

Outside Services

Outside services expense totaled $413.8 million in 2008, up 7% from $386.2 million in 2007. The increase reflects higher expenses for legal fees, and technical, consulting, and other outsourced services. Technical services includes expenses for services such as systems and application support, the provision of market and research data, and outsourced check processing and lockbox services.

Equipment and Software Expense

Equipment and software expense, comprised of depreciation and amortization, rental, and maintenance costs, totaled $241.2 million, up 10% from $219.3 million in 2007. The increase resulted from higher computer software expense.

Occupancy Expense

Net occupancy expense totaled $166.1 million, up 6% from $156.5 million in 2007. Occupancy expense for 2008 reflects higher levels of operating expense and building maintenance, partially offset by lower levels of rent expense.

Visa Indemnification Charges

The 2008 expenses reflect the $76.1 million offset to the Visa indemnification accruals and related charges established in the fourth quarter of 2007. Northern Trust, as a member bank of Visa U.S.A., Inc., recorded 2007 charges totaling $150 million related to our obligation to share in potential losses resulting from certain indemnified litigation involving Visa. These charges were partially offset in the first quarter of 2008 by Northern Trust’s proportionate share of a litigation escrow account established by Visa to fund the settlements of, or judgments in, the indemnified litigation. Visa indemnification charges are further discussed in Note 20 to the consolidated financial statements.

Other Operating Expenses

The components of other operating expenses were as follows:

(In Millions)	2008	2007	2006
Business Promotion	$87.8	$77.0	$65.2
Other Intangibles Amortization	17.8	20.9	22.4
Capital Support Agreements	314.1	–	–
Securities Lending Client Support	167.6	–	–
Auction Rate Securities Purchase Program	54.6	–	–
Other Expenses	144.4	147.2	108.2

Total Other Operating Expenses	$786.3	$245.1	$195.8

The increase in business promotion for the current year primarily reflects expenses related to the sponsorship of the Northern Trust Open golf tournament. Included in the current year other expenses component of other operating expenses are higher charges related to account servicing activities and legal matters, offset by a $20.1 million currency translation related benefit associated with Lehman Brothers bankruptcy matters.

NONINTEREST EXPENSE — 2007 COMPARED WITH 2006

Noninterest expenses for 2007 totaled $2.43 billion, up 24% from $1.96 billion in 2006. Excluding the $150.0 million of Visa indemnification charges, noninterest expenses for 2007 increased 17%. Compensation and employee benefits of $1.27 billion in 2007 represented 52% of total noninterest expenses. The year-over-year increase was $178.9 million, or 16%, from $1.09 billion in 2006. Compensation costs in 2007 totaled $1.04 billion, reflecting the impact of higher staff levels, higher performance-based compensation, and annual salary increases. Staff on a full-time equivalent basis averaged 10,273 in 2007, up 10% compared with 9,312 in 2006 due primarily to additional staff to support international growth. Staff on a full-time equivalent basis totaled 10,900 at December 31, 2007 compared with 9,700 at December 31, 2006.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Employee benefit costs for 2007 totaled $234.9 million, up $17.3 million or 8% from $217.6 million in 2006. The increase reflects higher expenses related to employment taxes and health care costs.

Outside services expense totaled $386.2 million in 2007, 22% higher than the $316.2 million in 2006. The increase reflects higher expenses for technical and consulting services, and volume-driven growth in global subcustody and investment manager sub-advisor expenses.

Equipment and software expense, comprised of depreciation and amortization, rental, and maintenance costs, totaled $219.3 million in 2007, which was 7% higher than the $205.3 million in 2006. The increase in 2007 resulted from higher computer software expense.

Occupancy expense totaled $156.5 million in 2007, up 8% from $145.4 million in 2006. Occupancy expense for 2007 reflects increased levels of building maintenance and operating expense, and increased rental costs.

Other operating expenses for 2007 excluding the $150.0 million of Visa indemnification charges totaled $245.1 million, up 25% from $195.8 million in 2006, reflecting significantly higher charges related to account servicing activities, higher business promotion and advertising, and increased hiring and employee relocation costs.

Provision for Income Taxes

The provision for income tax expense was $480.9 million in 2008 representing an effective rate of 37.7%. This compares with $333.9 million in income tax expense and an effective rate of 31.5% in 2007. The 2008 provision reflects an increase in pre-tax earnings and a $61.3 million increase related to revised estimates regarding the outcome of the Corporation’s tax position with respect to certain structured leasing transactions. The current year effective rate excluding the impact of client support, Visa indemnification, and leasing related charges was 32.8%. The effective tax rate in 2008 reflects a $47.8 million reduction in the tax provision resulting from management’s decision to indefinitely reinvest earnings of certain non-U.S. subsidiaries as compared with $18.4 million in 2007. The 2007 effective tax rate benefited from a reduction in net deferred tax liabilities resulting from new state tax legislation enacted during 2007.

PROVISION FOR INCOME TAXES — 2007 COMPARED WITH 2006

The provision for income tax expense of $333.9 million in 2007 representing an effective rate of 31.5%, compared with income tax expense of $358.8 million and an effective rate of 35.0% in 2006. The effective tax rate in 2007 reflects an $18.4 million reduction in the tax provision resulting from management’s decision to indefinitely reinvest 2007 earnings of certain non-U.S. subsidiaries and compares with $7.9 million in 2006. The 2007 effective tax rate also benefited from a lower state income tax provision due to a higher proportion of income generated in tax jurisdictions outside the U.S. and a reduction in net deferred tax liabilities resulting from new state tax legislation enacted during 2007. The 2006 provision includes $16.8 million related to leveraged leasing transactions.

BUSINESS UNIT REPORTING

Northern Trust, under the leadership of President and Chief Executive Officer Frederick H. Waddell, is organized around its two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units by NTGI. Operating and systems support is provided to each of the business units by O&T. Effective January 1, 2008, Mr. Waddell became Chief Executive Officer of Northern Trust and its chief operating decision maker, having final authority over resource allocation decisions and performance assessment. Prior to January 1, 2008, William A. Osborn, Chairman of the Corporation, served as Northern Trust’s Chief Executive Officer and was considered the chief operating decision maker.

Information regarding the financial performance of C&IS and PFS is presented in order to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, is derived from internal accounting systems that support Northern Trust’s strategic objectives and management structure. Management has developed accounting systems to allocate revenue and direct expenses related to each segment, and which incorporate processes for allocating assets, liabilities, and equity, and the applicable interest income and expense. Equity is allocated based on the proportion of economic capital associated with the business units.

Allocations of capital and certain corporate expenses may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are consistent with those described in Note 1 to the consolidated financial statements. Transfers of income and expense items are recorded at cost; there is no profit or loss on sales or transfers between business units. Northern Trust’s presentations are not necessarily consistent with similar information for other financial institutions.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In 2008, Northern Trust transitioned to new management accounting systems. In connection with the implementation of the new systems, enhancements were made to certain management accounting methodologies used for business unit reporting. These enhancements include changes in the application of funds transfer pricing used in calculating net interest income and revisions to the methodologies for allocating revenue, expense, and capital. These changes had no impact on Northern Trust’s consolidated results of operation or financial condition. Prior year information on a comparable basis is not available and, as a result, year over year changes are not necessarily indicative of changes in business unit performance from the prior year.

In this transition year, internal management reporting is centered on business unit direct contribution, defined as revenues less provision for credit losses and direct expenses. Direct expenses are those incurred directly by each business unit and exclude expenses relating to product and operating support provided by NTGI, O&T, and other support service functions. For management reporting purposes, expenses associated with NTGI and O&T, the impact of long-term debt and holding company investments, and certain corporate operating expenses and nonrecurring items are not allocated to the business units and are presented as part of “Treasury and Other Support Services.” Although prior year information has not been restated, business unit direct expenses and direct contribution for the prior years have been provided in the tables below for comparative purposes.

CONSOLIDATED FINANCIAL INFORMATION

(In Millions)	2008	2007	2006
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,134.9	$2,077.6	$1,791.6
Gain on Visa Share Redemption	167.9	–	–
Other	896.6	586.0	459.8
Net Interest Income (FTE)*	1,128.9	907.9	809.5

Revenues (FTE)*	4,328.3	3,571.5	3,060.9
Provision for Credit Losses	115.0	18.0	15.0
Visa Indemnification Charges	(76.1)	150.0	–
Direct Expenses	2,963.9	2,280.2	1,956.9

Total Direct Contribution*	1,325.5	1,123.3	1,089.0

Average Assets	$73,028.5	$60,588.0	$53,105.9

* Stated on an FTE basis. The consolidated figures include $49.8 million, $62.5 million, and $64.8 million of FTE adjustment for 2008, 2007, and 2006, respectively.

Corporate and Institutional Services

The C&IS business unit is a leading global provider of asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds. C&IS also offers a full range of commercial banking services, placing special emphasis on developing and supporting institutional relationships in two target markets: large and mid-sized corporations and financial institutions. Asset servicing, asset management, and related services encompass a full range of state-of-the-art capabilities including: global master trust and custody, trade settlement, and reporting; fund administration; cash management; investment risk and performance analytical services; and investment operations outsourcing. Client relationships are managed through the Bank and the Bank’s and the Corporation’s subsidiaries, including support from international locations in North America, Europe, the Asia-Pacific region and the Middle East. Asset servicing relationships managed by C&IS often include investment management, securities lending, transition management, and commission recapture services provided through the NTGI business unit. C&IS also provides related foreign exchange services in the U.S., U.K., Guernsey, and Singapore.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table summarizes the direct contribution of C&IS for the years ended December 31, 2008, 2007, and 2006 on a management-reporting basis.

CORPORATE AND INSTITUTIONAL SERVICES

DIRECT CONTRIBUTION

(In Millions)	2008	2007	2006
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,225.9	$1,179.8	$1,012.4
Other	804.6	462.8	346.7
Net Interest Income (FTE)	571.1	423.2	330.0

Revenues (FTE)	2,601.6	2,065.8	1,689.1
Provision for Credit Losses	25.2	4.5	9.1
Direct Expenses	856.3	377.7	331.0

Direct Contribution	$1,720.1	$1,683.6	$1,349.0

Average Assets	$49,490.4	$41,510.2	$33,899.4

C&IS direct contribution increased 2% in 2008 and totaled $1.72 billion compared with $1.68 billion in 2007, which increased 25% from $1.35 billion in 2006. The increase in 2008 resulted primarily from record foreign exchange trading results, record net interest income, and a record level of trust, investment and other servicing fees. Partially offsetting these increases were client support related charges totaling $454.9 million. Direct contribution increased in 2007 primarily due to higher levels of trust, investment and other servicing fees, foreign exchange trading results, and a 28% increase in net interest income.

C&IS Trust, Investment and Other Servicing Fees

C&IS trust, investment and other servicing fees are attributable to four general product types: Custody and Fund Administration, Investment Management, Securities Lending, and Other Services. Custody and fund administration services are priced, in general, using asset values at the beginning of the quarter. There are, however, fees within custody and fund administration services that are not related to asset values, but instead are based on transaction volumes or account fees. Investment management fees are primarily based on market values throughout a period. Securities lending revenue is impacted by market values and the demand for securities to be lent, which drives volumes, and the interest rate spread earned on the investment of cash deposited by investment firms as collateral for securities they have borrowed. Securities lending fees also include Northern Trust’s share of unrealized gains and losses on one mark-to-market investment fund used in securities lending activities. The other services fee category in C&IS includes such products as benefit payment, performance analysis, electronic delivery, and other services. Revenues from these products are generally based on the volume of services provided or a fixed fee.

Trust, investment and other servicing fees in C&IS increased 4% in 2008 to $1.23 billion from $1.18 billion in 2007. Provided below are the components of trust, investment and other servicing fees and a breakdown of assets under custody and under management.

CORPORATE AND INSTITUTIONAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(In Millions)	2008	2007	2006
Custody and Fund Administration	$661.6	$615.2	$502.4
Investment Management	277.4	290.6	256.3
Securities Lending	221.4	207.1	191.5
Other Services	65.5	66.9	62.2

Total Trust, Investment and Other Servicing Fees	$1,225.9	$1,179.8	$1,012.4

2008 C&IS FEES

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(In Billions)	2008	2007	2006
North America	$1,661.1	$2,166.1	$1,908.4
Europe, Middle East, and Africa	801.7	1,139.3	955.2
Asia-Pacific Region	146.2	228.0	152.0
Securities Lending	110.2	269.5	247.9

Total Assets Under Custody	$2,719.2	$3,802.9	$3,263.5

2008 C&IS ASSETS UNDER CUSTODY

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(In Billions)	2008	2007	2006
North America	$232.3	$281.3	$258.9
Europe, Middle East, and Africa	52.8	35.1	36.1
Asia-Pacific Region	31.1	23.0	19.6
Securities Lending	110.2	269.5	247.9

Total Assets Under Management	$426.4	$608.9	$562.5

2008 C&IS ASSETS UNDER MANAGEMENT

The increase in C&IS trust, investment and other servicing fees reflects new business, partially offset by lower market valuations. Custody and fund administration fees increased 8% to $661.6 million compared with $615.2 million a year ago, reflecting growth in global fees. Fees from investment management totaled $277.4 million compared with $290.6 million in the year-ago period. The 5% decrease in investment management fees primarily reflects lower market valuations. Securities lending fees increased 7% to $221.4 million compared with $207.1 million in 2007. The increase was primarily due to improved spreads on the investment of cash collateral, partially offset by decreased volumes and net unrealized asset valuation losses in one mark-to-market investment fund used in our securities lending activities which reduced fees by approximately $212.7 million in 2008 and approximately $93.8 million in 2007.

C&IS assets under custody totaled $2.72 trillion at December 31, 2008, 28% lower than $3.80 trillion at December 31, 2007. Managed assets totaled $426.4 billion and $608.9 billion at December 31, 2008 and 2007, respectively, and as of the current year-end were invested 37% in equity securities, 15% in fixed income securities and 48% in cash and other assets. Cash and other assets that have been deposited by investment firms as collateral for securities they have borrowed from custody clients are invested by Northern Trust and are included in assets under custody and under management. This collateral totaled $110.2 billion and $269.5 billion at December 31, 2008 and 2007, respectively, primarily reflecting lower market valuations and the impact of changes in the relative values of non-U.S. currencies to the U.S. dollar.

C&IS Other Noninterest Income

Other noninterest income in 2008 increased 74% from the prior year primarily due to a 76% increase in foreign exchange trading income, $35.4 million of valuation gains recorded on certain credit default swap contracts, a $34.3 million increase in non-trading foreign exchange gains primarily due to the translation of non-U.S. dollar denominated assets and liabilities, and higher levels of custody-related deposit revenue and commercial loan-related commitment fees. The increase in other noninterest income in 2007 compared with 2006 resulted from a 43% increase in foreign exchange trading income and higher levels of custody-related deposit revenue.

C&IS Net Interest Income

Net interest income increased 35% in 2008, resulting primarily from an $8.9 billion or 25% increase in average earning assets, primarily short-term money market assets and loans. The net interest margin was 1.27% in 2008 and 1.17% in 2007. The 28% increase in net interest income for 2007 from the previous year was also primarily due to an increase in short-term money market assets and loans.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

C&IS Provision for Credit Losses

The provision for credit losses was $25.2 million for 2008, compared with $4.5 million in 2007, and $9.1 million in 2006. The increase in the provision for credit losses from the prior year reflects growth in the commercial loan portfolio and weakness in the broader economic environment. The provision for credit losses in 2007 and 2006 primarily reflected overall growth in the commercial loan portfolio.

C&IS Direct Expenses

Direct expenses of C&IS increased 127% in 2008 and 14% in 2007. Included in the current year results are $454.9 million of client support related charges. Excluding the impact of these expenses, direct expenses were $401.4 million, up 6% from 2007. The growth in expenses for 2008 reflects the impact of higher staff levels, annual salary increases and other staff-related charges, and higher expenses related to account servicing activities, partially offset by a decrease in performance-based compensation, and lower expenses for technical and global subcustody services. The growth in expenses for 2007 reflects the impact of higher staff levels, annual salary increases, increased performance-based compensation, employee benefit charges and higher volume-driven growth in global subcustody expenses and consulting services.

Personal Financial Services

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; qualified retirement plans; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. PFS services are delivered through a network of 85 offices in 18 U.S. states as well as offices in London and Guernsey.

The following table summarizes the direct contribution of PFS for the years ended December 31, 2008, 2007, and 2006 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES

DIRECT CONTRIBUTION

(In Millions)	2008	2007	2006
Noninterest Income
Trust, Investment and Other Servicing Fees	$909.0	$897.8	$779.2
Other	132.6	99.4	96.8
Net Interest Income (FTE)	542.7	518.9	497.7

Revenues (FTE)	1,584.3	1,516.1	1,373.7
Provision for Credit Losses	89.8	13.5	5.9
Direct Expenses	623.5	514.6	487.0

Direct Contribution	$871.0	$988.0	$880.8

Average Assets	$22,868.7	$18,888.6	$17,482.0

PFS direct contribution totaled $871.0 million in 2008, a decrease of 12% from 2007, which in turn was 12% above the direct contribution achieved in 2006. The decline in direct contribution in 2008 resulted primarily from $81.4 million of client support related charges, and a $76.3 million increase in the provision for credit losses. Total revenues increased 4% to $1.58 billion from 2007 results reflecting record levels of trust, investment and other servicing fees and a 5% increase in net interest income. The increase in 2007 direct contribution is attributable primarily to higher trust, investment and other servicing fees and higher net interest income.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PFS Trust, Investment and Other Servicing Fees

Provided below is a summary of trust, investment and other servicing fees and assets under custody and under management.

PERSONAL FINANCIAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(In Millions)	2008	2007	2006
Illinois	$301.6	$302.5	$260.6
Florida	205.5	207.3	189.2
California	90.7	92.2	82.8
Arizona	47.8	47.9	42.5
Texas	37.9	36.0	32.5
Other	83.1	78.3	60.5
Wealth Management	142.4	133.6	111.1

Total Trust, Investment and Other Servicing Fees	$909.0	$897.8	$779.2

2008 PFS FEES

PERSONAL FINANCIAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(In Billions)	2008	2007	2006
Illinois	$46.6	$54.2	$48.9
Florida	28.6	34.7	31.3
California	14.3	17.4	14.5
Arizona	5.7	7.3	7.2
Texas	6.1	6.6	5.9
Other	18.6	17.1	14.5
Wealth Management	168.4	195.0	159.6

Total Assets Under Custody	$288.3	$332.3	$281.9

2008 PFS ASSETS UNDER CUSTODY

PERSONAL FINANCIAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(In Billions)	2008	2007	2006
Illinois	$35.7	$41.3	$37.1
Florida	23.3	27.9	25.8
California	10.2	12.0	10.2
Arizona	4.5	5.6	5.4
Texas	4.5	4.7	4.1
Other	25.2	26.9	24.6
Wealth Management	29.0	29.9	27.5

Total Assets Under Management	$132.4	$148.3	$134.7

2008 PFS ASSETS UNDER MANAGEMENT

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fees in the majority of locations in which PFS operates, and all mutual fund-related revenue, are accrued based on market values. PFS trust, investment and other servicing fees totaled a record $909.0 million for the year, up 1% from $897.8 million in 2007, which in turn was up 15% from $779.2 million in 2006. The current year performance was positively impacted by strong new business, offset in part by lower equity markets. The 2007 performance was positively impacted by new business and higher equity markets when compared with 2006.

At December 31, 2008, assets under custody in PFS totaled $288.3 billion, compared with $332.3 billion at December 31, 2007. Included in assets under custody are those for which Northern Trust has management responsibility. Managed assets totaled $132.4 billion at December 31, 2008, 11% lower than the previous year end, and were invested 31% in equity securities, 28% in fixed income securities and 41% in cash and other assets.

PFS Other Income

Other noninterest income for 2008 totaled $132.6 million compared with $99.4 million last year. The increase in noninterest income for 2008 was primarily driven by higher security commissions and trading income, commercial loan-related commitment fees, and treasury management fees. Noninterest income for 2007 was 3% higher than 2006.

PFS Net Interest Income

Net interest income of $542.7 million was 5% higher than the previous year. Average loan volume grew $3.6 billion or 20%, while the net interest margin decreased to 2.43% from 2.84% in 2007. The net interest margin reflects asset yields that have declined at a more accelerated pace than the related total funding sources, and the impact of changes to management accounting system methodologies relating to the application of funds transfer pricing and the allocation of capital. Net interest income for 2007 of $518.9 million was 4% higher than for 2006 resulting primarily from higher average loan volume, partially offset by a decrease in the net interest margin from 2.96% in 2006 to 2.84% in 2007.

PFS Provision for Credit Losses

The provision for credit losses was $89.8 million for 2008, compared with $13.5 million in 2007, and $5.9 million in 2006. The increase in the provision for credit losses from 2007 reflects growth in the commercial loan portfolio and weakness in the broader economic environment. The provision for credit losses in 2007 and 2006 primarily reflects growth in the loan portfolio and the migration of certain loans to higher risk credit ratings.

PFS Direct Expenses

Direct expenses of PFS increased 21% in 2008 and 6% in 2007. Included in the current year results are the client support related charges totaling $81.4 million, related to the auction rate securities purchase program and other client support related charges. Excluding the impact of these expenses, total direct expenses were $542.1 million, up $27.5 million or 5% from 2007. The remaining growth in noninterest expenses for 2008 reflects annual salary increases, higher charges related to account servicing activities and legal matters, and fees for legal services, partially offset by lower performance-based compensation, occupancy costs, and lower business promotion and advertising. The growth in expenses for 2007 reflects annual salary increases, higher performance-based compensation, and higher occupancy costs, partially offset by lower costs associated with business promotion and advertising.

Northern Trust Global Investments

NTGI, through various subsidiaries of the Corporation, provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients, including clients of C&IS and PFS. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds, and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and services. NTGI’s activities also include brokerage, securities lending, transition management, and related services. NTGI’s business operates internationally and its revenues are fully allocated to C&IS and PFS.

At year-end 2008, Northern Trust managed $558.8 billion in assets for personal and institutional clients compared with $757.2 billion at year-end 2007. The decrease in assets is attributable to lower equity markets, partially offset by strong new business. Assets under management have grown at a five-year compound annual rate of 3%.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NORTHERN TRUST GLOBAL INVESTMENTS

$558.8 BILLION ASSETS UNDER MANAGEMENT

ASSET CLASSES

CLIENT SEGMENTS

MANAGEMENT STYLES

Operations and Technology

The O&T business unit supports all of Northern Trust’s business activities, including the processing and product management activities of C&IS, PFS, and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London, and Bangalore and fund administration centers in Ireland.

Corporate Financial Management Group

The Corporate Financial Management Group includes the Chief Financial Officer, Controller, Treasurer, Corporate Development, Financial Analysis & Internal Consulting, Investor Relations, and Strategic Sourcing functions. The Group is responsible for Northern Trust’s accounting and financial infrastructure and for managing the Corporation’s financial position.

Corporate Risk Management Group

The Corporate Risk Management Group includes the Credit Policy and other Corporate Risk Management functions. The Credit Policy function is described in the “Risk Management – Loans and Other Extensions of Credit” section. The Corporate Risk Management Group monitors, measures, and facilitates the management of risks across the businesses of the Corporation and its subsidiaries.

Treasury and Other Support Services

Treasury and Other Support Services includes expenses associated with NTGI and O&T product and operating support and expenses associated with the wholesale funding activities and the investment portfolios of the Corporation and the Bank. Treasury and Other Support Services also includes certain corporate-based expenses, executive level compensation, and nonrecurring items not allocated to the business units.

The following table summarizes the direct contribution of Treasury and Other Support Services for the years ended December 31, 2008, 2007, and 2006 on a management-reporting basis.

TREASURY AND OTHER SUPPORT SERVICES

DIRECT CONTRIBUTION

(In Millions)	2008	2007	2006
Gain on Visa Share Redemption	$167.9	$–	$–
Other Noninterest Income	(40.6)	23.8	16.3
Net Interest Income (Expense) (FTE)	15.1	(34.2)	(18.2)

Revenues (FTE)	142.4	(10.4)	(1.9)
Visa Indemnification Charges	(76.1)	150.0	–
Direct Expenses	1,484.1	1,387.9	1,138.9

Direct Contribution	$(1,265.6)	$(1,548.3)	$(1,140.8)

Average Assets	$669.4	$189.2	$1,724.5

Treasury and Other Support Services other noninterest income was a negative $40.6 million compared with $23.8 million in the prior year. The current year was impacted by losses totaling $61.3 million recognized in connection with the write-down to estimated fair value of six asset-backed securities determined to be other-than-temporarily impaired. Net interest income for 2008 of $15.1 million, as compared with a negative $34.2 million in 2007 and a negative $18.2 million in 2006, benefited as a result of methodology changes under the new management accounting systems. The current year also includes the $76.1 million offset to the Visa indemnification accruals and related charges totaling $150.0

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

million that were recorded in 2007. Direct expenses totaled $1.48 billion for 2008 compared with $1.39 billion in the prior year. Contributing to the current year increase in direct expenses are higher staff levels and annual salary increases, higher levels of consulting and other professional service fees, and increases in software related expense, partially offset by lower performance-based compensation. Expenses in 2007 increased due to higher levels of compensation, increases in consulting and other professional service fees, and higher costs associated with business promotion and advertising.

CRITICAL ACCOUNTING ESTIMATES

The use of estimates and assumptions is required in the preparation of financial statements in conformity with GAAP and actual results could differ from those estimates. The Securities and Exchange Commission has issued guidance relating to the disclosure of critical accounting estimates. Critical accounting estimates are those that require management to make subjective or complex judgments about the effect of matters that are inherently uncertain and may change in subsequent periods. Changes that may be required in the underlying assumptions or estimates in these areas could have a material impact on Northern Trust’s future financial condition and results of operations.

For Northern Trust, accounting estimates that are viewed as critical are those relating to reserving for credit losses, pension plan accounting, other than temporary impairment of investment securities, and accounting for structured leasing transactions. Management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Board of Directors.

Reserve for Credit Losses

The reserve for credit losses represents management’s estimate of probable losses that have occurred as of the date of the financial statements. The loan and lease portfolio and other credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the adequacy of the reserve related to performing loans and lending-related commitments as well as loans and lending-related commitments that are deemed impaired.

The quarterly analysis of specific and inherent loss components and the control process maintained by Credit Policy and the lending staff, as described in the “Risk Management – Loans and Other Extensions of Credit” section, are the principal methods relied upon by management for the timely identification of, and adjustment for, changes in estimated credit loss levels. In addition to Northern Trust’s own experience, management also considers the experience of peer institutions and regulatory guidance. Control processes and analyses employed to evaluate the adequacy of the reserve for credit losses are reviewed on at least an annual basis and modified as considered appropriate. As discussed in more detail in the “Risk Management – Provision and Reserve for Credit Losses” section, effective in 2008, the methodology used by management to determine the appropriate level of the reserve was modified to better align loan loss reserves with the related credit risk.

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

Management’s estimates utilized in establishing an adequate reserve for credit losses are not dependent on any single assumption. Management evaluates numerous variables, many of which are interrelated or dependent on other assumptions and estimates, in determining reserve adequacy. Due to the inherent imprecision in accounting estimates, other estimates or assumptions could reasonably have been used in the current period and changes in estimates are reasonably likely to occur from period to period. However, management believes that the established reserve for credit losses appropriately addresses these uncertainties and is adequate to cover probable losses which have occurred as of the date of the financial statements.

The reserve for credit losses consists of the following components:

Specific Reserve: The amount of specific reserves is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, the value of collateral, and other factors that may impact the borrower’s ability to pay.

Inherent Reserve: The amount of inherent loss reserves is based primarily on reserve factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio. Reserve factors are applied to loan and lease credit exposures aggregated by shared risk characteristics and are reviewed quarterly by

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust’s Loan Loss Reserve Committee which includes representatives from Credit Policy, business unit management, and Corporate Financial Management.

Pension Plan Accounting

As summarized in Note 22 to the consolidated financial statements, Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees (the Qualified Plan) and a noncontributory supplemental pension plan (the Nonqualified Plan). Certain European-based employees also participate in local defined benefit pension plans that have been closed to new employees in prior years. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plans. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and annually reviewed for adjustments that may be required. The Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158) requires that differences between the estimates and actual experience be recognized as other comprehensive income in the period in which they occur. The differences are amortized into net periodic pension expense from accumulated other comprehensive income over the future working lifetime of eligible participants. As a result, differences between the estimates made in the calculation of periodic pension expense and the projected pension obligation and actual experience affect stockholders’ equity in the period in which they occur but continue to be recognized as expense systematically and gradually over subsequent periods.

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

In determining the pension expense for the U.S. plans in 2008, Northern Trust utilized a discount rate of 6.25% for both the Qualified Plan and the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 4.02%. The expected long-term rate of return on Qualified Plan assets was 8.25%.

In evaluating possible revisions to pension-related assumptions for the U.S. plans as of Northern Trust’s December 31, 2008 measurement date, the following events were considered:

Discount Rate: Northern Trust estimates the discount rate for its U.S. pension plans using the weighted average of market-observed yields for high quality fixed income securities with maturities that closely match the duration of the plans’ liabilities. The yield curve models referenced by Northern Trust in establishing the discount rate supported a rate between 5.93% and 6.85%, with an average decrease of 8 basis points over the prior year. As such, Northern Trust maintained the discount rate for the Qualified and Nonqualified plans at 6.25% for 2008.

Compensation Level: As compensation policies remained consistent with prior years, no changes were made to the compensation scale assumption, which was revised in 2007 based on a review of actual salary experience of eligible employees.

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term rate of return on plan assets, which is determined using a building block approach that considers the current asset mix and estimates of return by asset class based on historical experience, giving proper consideration to diversification and rebalancing. Current market factors such as inflation and interest rates are also evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonability and appropriateness. As a result of these analyses, Northern Trust’s rate of return assumption for 2008 was decreased from 8.25% to 8.00% for 2008.

Mortality Table: In 2006, Northern Trust adopted the mortality table proposed by the U.S. Treasury for use in accordance with the provisions of the Pension Protection Act of 2006 (PPA) for both pre- and post-retirement mortality assumptions. This table is based on the RP2000 mortality table used by Northern Trust in 2005 but includes projections of expected future mortality. This same table was used in 2007 and in 2008.

In order to illustrate the sensitivity of these assumptions on the expected periodic pension expense in 2009 and the

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(In Millions)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2009 Pension Expense
Discount Rate Change	(3.9)	4.1
Compensation Level Change	2.0	(1.9)
Rate of Return on Asset Change	(1.7)	1.7
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(24.3)	25.7
Compensation Level Change	7.5	(7.3)

Pension Contributions: The PPA provided for an increase in the deduction limits specified by the Internal Revenue Code for contributions made by sponsors of defined benefit pension plans. This increase provided Northern Trust with the opportunity to make an additional $105.0 million contribution to the Qualified Plan, which was made in December 2006. No contributions were made in 2007. Northern Trust contributed another $110.0 million to the Qualified Plan in 2008. The investment return on these contributions decreases the U.S. pension expense. This benefit will be partially offset by the related forgone net interest income. The continuing effect of the PPA on Northern Trust’s annual contributions is not expected to be significant. The minimum required contribution is expected to be zero in 2009 and for several years thereafter. The maximum deductible contribution, which is based on a “Target Liability” under the provisions of the PPA, is estimated at $180.0 million in 2009.

As a result of the pension-related assumptions currently utilized, the contributions to the Qualified Plan, and other actuarial experiences of the qualified and nonqualified plans, the estimated U.S. pension expense is expected to increase by approximately $10.0 million in 2009 from 2008 expense of $20.4 million.

Other Than Temporary Impairment of Investment Securities

Under GAAP, companies are required to perform periodic reviews of securities with unrealized losses to determine whether the declines in value are considered other than temporary. If a review results in a determination that an impairment is other than temporary, the carrying value of the security is written down to fair value, and a loss is recognized through earnings in the period in which the determination was made. The application of significant judgment is required in determining whether impairment loss recognition is appropriate. Additionally, estimates as to the collectability of principal or interest are inherently subject to change in future periods. Different judgments or subsequent changes in estimates could result in materially different impairment loss recognition. The current economic and financial market conditions have negatively affected the liquidity and pricing of investment securities generally and asset-backed securities in particular, and have resulted in an increase in the likelihood and severity of other-than-temporary impairment charges.

Northern Trust conducts security impairment reviews quarterly to evaluate those securities within its investment portfolio that have indications of possible other-than-temporary impairment. Impairment losses are recognized when quantitative and qualitative factors indicate that it is probable that a contractual principal loss or interest shortfall will occur. For debt securities, cash flow analyses employing macroeconomic and security specific assumptions, are an important element in determining whether an other-than-temporary impairment has occurred. Other factors considered in an impairment review, which can vary by security as to their relative significance, include the length of time and extent to which a security’s market value has been below amortized cost; the financial condition and prospects of the issuer of the security; and Northern Trust’s intent and ability to retain the security until a recovery of fair value, which may be maturity. The Corporate Asset and Liability Policy Committee (ALCO) reviews the results of impairment analyses and concludes on whether other-than-temporary impairment exists.

Impairment reviews conducted in 2008 identified six asset-backed securities determined to be other-than-temporarily impaired and losses totaling $61.3 million were recorded to write the securities down to their estimated fair values. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2008 are not considered to be other-than-temporarily impaired. However, due to market and economic conditions, additional other-than-temporary impairments may occur in future periods.

Accounting for Structured Leasing Transactions

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Northern Trust has entered into certain leveraged leasing transactions commonly referred to as Lease-In/Lease-Out (LILO) and Sale-In/Sale-Out (SILO) transactions. The IRS is challenging the amount and timing of tax deductions with respect to these types of transactions and proposing to assess related interest and penalties as part of its audit of federal tax returns filed from 1997-2000. The Corporation anticipates that the IRS will continue to disallow deductions relating to these leases and possibly include other lease transactions with similar characteristics as part of its audit of tax returns filed after 2000. The Corporation believes its tax treatment relating to these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. Accordingly, management’s estimates of future cash flows related to leveraged leasing transactions include assumptions about the eventual resolution of this matter, including the timing and amount of any potential payments. Due to the nature of this tax matter, it is difficult to estimate future cash flows with precision. On August 6, 2008, the IRS announced that settlements would be offered to taxpayers who participated in LILO and SILO transactions. Although Northern Trust elected not to participate in the IRS offer, the Corporation revised its estimates regarding the likely outcome of leveraged leasing tax positions in light of the terms of the settlement offer. As a result of the reallocation of lease income and increase in taxes over the life of certain of the leveraged leases under the revised assumptions, Northern Trust recorded $38.9 million in charges against interest income for the year ended December 31, 2008. The provision for taxes related to these adjustments, inclusive of interest and penalties, totaled $61.3 million. Management does not believe that subsequent changes that may be required in these assumptions would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

FAIR VALUE MEASUREMENTS

The preparation of financial statements in conformity with GAAP requires certain assets and liabilities to be reported at fair value. As of December 31, 2008, approximately 22% of Northern Trust’s consolidated total assets and approximately 4% of its total liabilities were carried on the balance sheet at fair value in accordance with these principles. As discussed more fully in Note 31 to the consolidated financial statements, FASB SFAS No. 157, “Fair Value Measurements”, (SFAS No. 157) requires entities to categorize financial assets and liabilities carried at fair value according to a three-level valuation hierarchy. The hierarchy gives the highest priority to quoted, active market prices for identical assets and liabilities (Level 1) and the lowest priority to valuation techniques that require significant management judgment because one or more of the significant inputs are unobservable in the market place (Level 3). Less than one percent of Northern Trust’s assets and liabilities carried at fair value are classified as Level 1 as Northern Trust typically does not hold equity securities or other instruments that would be actively traded on an exchange.

Approximately 97% of Northern Trust’s assets and 87% of its liabilities that are carried at fair value are valued using models in which all significant inputs are observable in active markets and are, therefore, categorized as Level 2. Investment securities classified as available for sale make up 81% of Level 2 assets with the remaining 19% primarily consisting of derivative financial instruments. Level 2 liabilities consist of derivative financial instruments.

Investment securities are principally valued by third party pricing vendors. Northern Trust has a well-established process to validate all prices received from pricing vendors. Prices are compared to separate independent sources such as non-binding broker quotes and other vendor price feeds to ensure the fair value determination is consistent with SFAS No. 157 and to ensure the proper classification of assets and liabilities in the fair value hierarchy.

As of December 31, 2008, all derivative assets and liabilities were classified in Level 2 and in excess of 95%, measured on a notional value basis, related to client-related and trading activities, predominantly consisting of foreign exchange contracts. Derivative instruments are valued internally using widely accepted models that incorporate inputs readily observable in actively quoted markets and do not require significant management judgment. Northern Trust evaluated the impact of counterparty credit risk and its own credit risk on the valuation of derivative instruments. Factors considered included the likelihood of default by us and our counterparties, the remaining maturities

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of the instruments, our net exposures after giving effect to master netting agreements, available collateral, and other credit enhancements in determining the appropriate fair value of our derivative instruments. The resulting valuation adjustments are not considered material.

As of December 31, 2008, the fair value of Northern Trust’s Level 3 assets and liabilities were $453.1 million and $418.3 million, respectively, and represented approximately 3% of assets and 13% of liabilities carried at fair value, respectively. Level 3 assets consist of auction rate securities purchased from Northern Trust clients in the fourth quarter of 2008. Since February 2008, the market for auction rate securities has had minimal activity as the majority of auctions have failed preventing holders from liquidating their investments. The lack of activity in the auction rate security market has resulted in a lack of observable market inputs to use in determining fair value. Therefore, Northern Trust incorporated its own assumptions about future cash flows and the appropriate discount rate adjusted for credit and liquidity factors. In developing these assumptions, Northern Trust incorporated the contractual terms of the securities, the type of collateral, any credit enhancements available, and relevant market data, where available. Level 3 liabilities principally include capital support agreements (Capital Support Agreements) with certain investment funds and investment asset pools for which Northern Trust acts as investment advisor. These agreements are valued using an option pricing model that includes prices for securities not actively traded in the marketplace as a significant input. Level 3 liabilities also include the net estimated liability for Visa related indemnifications and financial guarantees relating to standby letters of credit, the fair values of which are based on significant management judgment and relevant market data, where available.

While Northern Trust believes its valuation methods for its assets and liabilities carried at fair value are appropriate and consistent with other market participants, the use of different methodologies or assumptions, particularly as applied to Level 3 assets and liabilities, could have a material effect on the computation of their estimated fair values.

The provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” were effective January 1, 2008. SFAS No. 159 gives entities the option, at specified election dates, to measure certain financial assets and liabilities at fair value. The election may be applied to financial assets and liabilities on an instrument by instrument basis, is irrevocable, and may only be applied to entire instruments. Northern Trust has not elected to apply SFAS No. 159 to any assets or liabilities.

IMPLEMENTATION OF ACCOUNTING STANDARDS

Information related to recent accounting pronouncements is contained in Note 2 to the consolidated financial statements.

CAPITAL EXPENDITURES

Proposed significant capital expenditures are reviewed and approved by Northern Trust’s senior management and, where appropriate, by the Board of Directors. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with corporate strategic goals.

Capital expenditures in 2008 included ongoing enhancements to Northern Trust’s hardware and software capabilities and expansion or renovation of several existing offices. Capital expenditures for 2008 totaled $309.9 million, of which $205.7 million was for software, $54.6 million was for computer hardware and machinery, $42.0 million was for building and leasehold improvements, and $7.6 million was for furnishings. These capital expenditures are designed principally to support and enhance Northern Trust’s transaction processing, investment management, and asset servicing capabilities, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation on computer hardware and machinery and software amortization are charged to equipment and software expense. Depreciation on building and leasehold improvements and on furnishings is charged to occupancy expense and equipment expense, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

Assets Under Custody and Assets Under Management

Northern Trust, in the normal course of business, holds assets under custody, management and servicing in a fiduciary or agency capacity for its clients. In accordance with GAAP, these assets are not assets of Northern Trust and are not included in its consolidated balance sheet.

Financial Guarantees and Indemnifications

Northern Trust issues financial guarantees in the form of standby letters of credit to meet the liquidity and credit enhancement needs of its clients. Standby letters of credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement,

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

The following table shows the contractual amounts of standby letters of credit.

	DECEMBER 31
(In Millions)	2008	2007
Standby Letters of Credit:
Corporate	$1,136.2	$1,095.0
Industrial Revenue	2,080.7	1,102.0
Other	808.1	684.8

Total Standby Letters of Credit*	$4,025.0	$2,881.8

*These amounts include $340.1 million and $356.7 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2008 and 2007, respectively. The weighted average maturity of standby letters of credit was 25 months at December 31, 2008 and 23 months at December 31, 2007.

As part of the Corporation’s securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. In connection with these activities, Northern Trust has issued certain indemnifications to clients against loss resulting from the bankruptcy of the borrower of securities. The borrower is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with the collateral revalued on a daily basis. The amount of securities loaned as of December 31, 2008 and 2007 subject to indemnification was $82.7 billion and $179.8 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant.

Northern Trust, as a member bank of Visa U.S.A., Inc., is obligated to share in potential losses resulting from certain indemnified litigation involving Visa. In the fourth quarter of 2007, Northern Trust recorded liabilities totaling $150.0 million in connection with the indemnifications. As anticipated, Visa placed a portion of the proceeds from its initial public offering into an escrow account to fund the settlements of, or judgments in, the indemnified litigation. Northern Trust recorded $76.1 million, its proportionate share of the escrow account balance, in the first quarter of 2008 as an offset to the indemnification liabilities and related charges recorded in the fourth quarter of 2007. Northern Trust’s net Visa related indemnification liability at December 31, 2008 and 2007 totaled $73.9 million and $150.0 million, respectively. The value of Northern Trust’s remaining Visa shares is expected to be more than adequate to offset any remaining indemnification liabilities related to Visa litigation. Visa indemnifications are further discussed in Note 20 to the consolidated financial statements.

Variable Interests

Variable Interest Entities (VIEs) are defined in FASB Interpretation, “Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51” (FIN 46-R) as entities which either have a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. Investors that finance a VIE through debt or equity interests, or other counterparties that provide other forms of support, such as guarantees, subordinated fee arrangements, or certain types of derivative contracts, are variable interest holders in the entity and the variable interest holder, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, is deemed to be the VIEs primary beneficiary and is required to consolidate the VIE.

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

The outstanding principal amount of the Subordinated Debentures, net of discount, held by the trusts totaled $276.7

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

million as of December 31, 2008. The book value of the Series A and Series B Securities totaled $268.4 million as of December 31, 2008. Both Series A and B Securities qualify as tier 1 capital for regulatory purposes. NTC Capital I and NTC Capital II are considered variable interest entities. However, as the Corporation has determined that it is not the primary beneficiary of the trusts, they are not consolidated by the Corporation.

Northern Trust acts as investment advisor to Registered Investment Companies, Undertakings for the Collective Investment of Transferable Securities and other unregistered short-term investment pools in which various clients of Northern Trust are investors. As discussed in further detail in Note 28 to the consolidated financial statements, although not obligated to do so, in 2008, Northern Trust entered into Capital Support Agreements with certain of these entities (Funds) whereby Northern Trust would be required to contribute capital to the Funds, not to exceed $550 million in the aggregate and for no consideration, should certain asset loss events occur. In the first quarter of 2009, Northern Trust extended the termination dates of the Capital Support Agreements through November 6, 2009 with all other significant terms, including the maximum contribution limits of $550 million in the aggregate, remaining unchanged. As of December 31, 2008, no capital contributions have been made under the agreements. Although not obligated to do so, Northern Trust also incurred a pre-tax charge of $167.6 million in connection with support provided to securities lending clients whose cash collateral was invested in five unregistered short-term investment collateral pools (Pools).

Under FIN 46-R and related interpretations, the above actions reflect Northern Trust’s implicit interest in the credit risk of the affected Funds and Pools, thus creating a significant variable interest in these entities. Northern Trust has determined, in accordance with FIN 46-R, that it is not the primary beneficiary of the Funds or the Pools and is, therefore, not required to consolidate them within its consolidated balance sheet.

Northern Trust has interests in other variable interest entities which are also not consolidated as Northern Trust is not considered the primary beneficiary of those entities. Northern Trust’s interests in those entities are not considered significant and do not have a material impact on its consolidated financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity Risk Management

The objectives of liquidity risk management are to ensure that Northern Trust can meet its cash flow requirements and capitalize on business opportunities on a timely and cost effective basis.

Northern Trust manages its liquidity on a global basis, utilizing regional management when appropriate. The Corporate Treasury department has the day-to-day responsibility for measuring and managing the liquidity risk within guidelines and limits established by the Corporate Asset and Liability Policy and Business Risk Committees. The management of liquidity is based on a framework that monitors the various sources and uses of liquidity, the alignment of their maturities and their level of stability. Liquidity is provided by a variety of sources, including client deposits (institutional and personal) from our C&IS and PFS businesses, wholesale funding from the capital markets, and unencumbered liquid assets that can be sold or pledged to secure additional funding. While management does not view the Federal Reserve’s discount window as a primary source of funds, the Bank can borrow from the discount window on a collateralized basis. Liquidity is used in a variety of activities, including client withdrawals, purchases of securities, and draws on unfunded commitments to extend credit. Certain of our client deposits are payable on demand, which could put pressure on our liquidity during periods of stress. During 2008, the financial markets experienced periods of stress that challenged overall market liquidity. Notably, our sources and uses of liquidity remained stable and we experienced growth in our client deposits.

During 2008, U.S. regulatory agencies took various actions in order to improve liquidity in the financial markets. One of those actions was the establishment by the Federal Deposit Insurance Corporation (FDIC) in October of 2008 of the Temporary Liquidity Guarantee Program (TLGP). This program provides a guarantee of certain newly issued senior unsecured debt issued by eligible entities, including the Bank, and guarantees of funds over $250,000 in non-interest bearing transaction deposit accounts held at FDIC insured banks. The debt guarantee is available, subject to certain limitations, for debt issued through June 30, 2009, and the deposit coverage extends through December 31, 2009. Northern Trust is able to issue debt under the TLGP of approximately $1.5 billion prior to June 30, 2009.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust maintains a liquid balance sheet with loans representing only 37% of total assets as of December 31, 2008. Further, at December 31, 2008, there were significant sources of liquidity within Northern Trust’s consolidated balance sheet in the form of cash and due from banks, securities available for sale, and money market assets, which in aggregate totaled $43.4 billion or 53% of total assets.

An important element of our liquidity management is our contingent liquidity plan which can be employed in the event of a liquidity crisis. The objective of the contingent liquidity plan is to ensure that we maintain our liquidity during periods of stress. This plan takes into consideration a variety of scenarios that could challenge our liquidity. These scenarios include specific and systemic events that can impact our on- and off-balance sheet sources and uses of liquidity.

The liquidity of the Corporation is managed separately from that of its banking subsidiaries. The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders, the payment of principal and interest to note holders, investments in its subsidiaries, purchases of its common stock, and acquisitions. The more significant uses of cash by the Corporation during 2008 were a $500.0 million investment in the Bank, $247.7 million of common dividends paid to stockholders, and $68.3 million for the repurchase of common stock.

The primary sources of cash for the Corporation are the issuance of equity (common and preferred), issuance of debt, dividend payments from its subsidiaries, and interest and dividends earned on investment securities and money market assets.

On November 14, 2008, in connection with the Corporation’s participation in the U.S. Department of the Treasury’s (U.S. Treasury) Troubled Asset Relief Program’s Capital Purchase Program (Capital Purchase Program), the Corporation issued preferred stock and a warrant for the purchase of the Corporation’s common stock to the U.S. Treasury for total proceeds of $1,576.0 million. Participation in this program puts additional cash flow requirements on the Corporation in future years in the form of preferred dividends. This program also contains certain restrictions, including limits on dividends and share repurchase programs. For additional detail, see Note 14 to the consolidated financial statements. Prior to the establishment of the Capital Purchase Program, the Corporation issued, on August 6, 2008, $400 million in senior debt to mature in 2013 with a coupon of 5.50%.

Bank subsidiary dividends are subject to certain restrictions, as discussed in further detail in Note 30 to the consolidated financial statements. Bank subsidiaries have the ability to pay dividends during 2009 equal to their 2009 eligible net profits plus $1,295.6 million. During 2008, the Corporation received $86.4 million in subsidiary dividends.

The Corporation’s liquidity, defined as the amount of marketable assets in excess of commercial paper, was strong at $1.24 billion at year-end 2008 and $386.0 million at year-end 2007. The cash flows of the Corporation are shown in Note 34 to the consolidated financial statements. The Corporation also has available a $150 million revolving line of credit.

A significant source of liquidity for both Northern Trust and the holding company is the ability to draw funding from capital markets globally. The availability and cost of these funds are influenced by our credit rating; as a result, a downgrade could have an adverse impact on our liquidity. The credit ratings of the Corporation and the Bank as of December 31, 2008, provided below, allow Northern Trust to access capital markets on favorable terms.

	Standard & Poor’s	Moody’s	FitchRatings
Northern Trust Corporation:
Commercial Paper	A-1+	P-1	F1+
Senior Debt	AA-	A1	AA-
The Northern Trust Company:
Short-Term Deposit / Debt	A-1+	P-1	F1+
Long-Term Deposit / Debt	AA	Aa3	AA / AA-
Outlook	Stable	Stable	Negative

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows Northern Trust’s contractual obligations at December 31, 2008.

CONTRACTUAL OBLIGATIONS

	PAYMENT DUE BY PERIOD
(In Millions)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Senior Notes*	$1,052.6	$–	$395.3	$657.3	$–
Subordinated Debt*	1,365.7	200.0	150.0	200.0	815.7
Federal Home Loan Bank Borrowings*	1,917.7	180.0	629.6	872.0	236.1
Floating Rate Capital Debt*	278.4	–	–	–	278.4
Capital Lease Obligations**	36.1	3.1	(30.6)	16.0	47.6
Operating Leases**	663.5	64.0	118.1	94.8	386.6
Purchase Obligations***	319.7	90.5	149.2	78.0	2.0

Total Contractual Obligations	$5,633.7	$537.6	$1,411.6	$1,918.1	$1,766.4

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

* Refer to Notes 12 and 13 to the consolidated financial statements for further details.

** Refer to Note 9 to the consolidated financial statements for further details.

*** Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2008 activity was used as a base to project future obligations.

Capital Management

One of management’s primary objectives is to maintain a strong capital position to merit and maintain the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities and withstand unforeseen adverse developments.

Northern Trust manages its capital both on a total Corporation basis and, where appropriate, on a legal entity basis. The Corporate Treasury department has the day-to-day responsibility for measuring and managing capital levels within guidelines and limits established by the Corporate Asset and Liability Policy and Business Risk Committees. The management of capital will also involve regional management when appropriate. In establishing the guidelines and limits for capital, a variety of factors are taken into consideration, including the overall risk of the business, regulatory requirements, capital levels relative to our peers, and the impact on our credit ratings.

In 2008, capital levels were strengthened as average common equity increased 18% or $735.4 million reaching a record $4.89 billion at year-end. Total stockholders’ equity increased to $6.39 billion reflecting the issuance of senior preferred stock and related warrant to the U.S. Treasury pursuant to the terms of the Capital Purchase Program and the retention of earnings. The increase in common equity was accomplished while paying common dividends and purchasing shares under the Corporation’s share buyback program. The Corporation paid common dividends totaling $247.7 million in 2008 and, in October 2008, the Board of Directors maintained the quarterly dividend at $.28 per common share. The common dividend has increased 47% from its level five years ago. During 2008, the Corporation purchased 1.1 million of its own common shares at a cost of $75.1 million as part of the share buyback program. The buyback program is used for general corporate purposes, including management of the Corporation’s capital level. Under the share buyback program, the Corporation may purchase up to 7.6 million additional shares after December 31, 2008, subject to certain restrictions related to the Corporation’s Series B Preferred Stock as discussed in further detail in Note 14 to the consolidated financial statements.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL ADEQUACY	DECEMBER 31
($ In Millions)	2008	2007
TIER 1 CAPITAL
Common Stockholders’ Equity	$4,888	$4,509
Preferred Stock Series B	1,501	–
Floating Rate Capital Securities	268	268
Goodwill and Other Intangible Assets	(462)	(529)
Pension and Other Postretirement Benefit Adjustments	274	80
Other	234	31

Total Tier 1 Capital	6,703	4,359

TIER 2 CAPITAL
Reserve for Credit Losses Assigned to Loans and Leases	229	148
Off-Balance Sheet Credit Loss Reserve	22	12
Reserves Against Identified Losses	(24)	(11)
Long-Term Debt*	939	830

Total Tier 2 Capital	1,166	979

Total Risk-Based Capital	$7,869	$5,338

Risk-Weighted Assets**	$51,258	$44,852

Total Assets – End of Period (EOP)	$82,054	$67,611
Average Fourth Quarter Assets**	78,903	64,255
Total Loans – EOP	30,755	25,340

RATIOS
Risk-Based Capital Ratios
Tier 1	13.1%	9.7%
Total (Tier 1 and Tier 2)	15.4	11.9
Leverage	8.5	6.8

COMMON STOCKHOLDERS’ EQUITY TO
Total Loans EOP	15.89%	17.8%
Total Assets EOP	5.96	6.7

* Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.

** Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess reserve for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

The 2008 capital levels reflect Northern Trust’s ongoing retention of earnings to allow for strategic expansion while maintaining a strong balance sheet. The Corporation’s capital supported risk-weighted asset growth of 14% in 2008 with all of its capital ratios well above the ratios that are a requirement for regulatory classification as “well-capitalized”. At December 31, 2008, the Corporation’s tier 1 capital was 13.1% and total capital was 15.4% of risk-weighted assets. The “well-capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 8.5% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, each of the Corporation’s U.S. subsidiary banks had a ratio of at least 8.5% for tier 1 capital, 11.2% for total risk-based capital, and 6.4% for the leverage ratio.

The Corporation is subject to the framework for risk-based capital adequacy, sometimes referred to as Basel II, which was developed by the Basel Committee on Banking Supervision and has been endorsed by the central bank governors and heads of bank supervision of the G10 countries. In December 2007, the U.S. bank regulatory agencies published final rules, effective April 1, 2008, with respect to implementation of the Basel II framework, the latest agreed-version of which was released by the Basel Committee in November 2005.

Under the final Basel II rules, the Corporation is one of a small number of “core” banking organizations. As a result, the Corporation and its U.S. depository institution subsidiaries will be required to use the advanced approaches under Basel II for calculating risk-based capital related to credit risk and operational risk, instead of the methodology reflected in the regulations effective prior to adoption of Basel II. The new rules also require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

In order to implement the new rules, a core banking organization such as the Corporation was required to (and the Corporation did) adopt an implementation plan by October 1, 2008 and must satisfactorily complete a four-quarter parallel

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

run, in which it calculates capital requirements under both the new Basel II rules and regulations effective prior to the adoption of Basel II. The organization must then progress through three transitional periods of at least four quarters each, commencing no later than April 1, 2011. During these transitional periods, the maximum cumulative reduction in capital requirements from those under the regulations effective prior to adoption of Basel II may not exceed 5% for the first period, 10% for the second period and 15% for the third period. Supervisory approval is required to move through these transitional periods and out of the final transitional period. The agencies also have said they will publish a study after the end of the second transitional year that will examine the new framework for any deficiencies.

RISK MANAGEMENT

Overview

The Board of Directors’ Business Risk Committee provides oversight with respect to the following risks inherent in Northern Trust’s businesses: credit risk, market and liquidity risk, fiduciary risk, operational risk and the regulatory component of compliance risk. The Business Risk Committee has approved a Corporate Risk Appetite Statement articulating Northern Trust’s expectation that risk is consciously considered as part of strategic decisions and in day-to-day activities. Northern Trust’s business units are expected to manage business activities within the parameters set forth in the Corporate Risk Appetite Statement.

Risk tolerances are further detailed in separate credit, operational, market, fiduciary and compliance risk policies and appetite statements. Various corporate committees and oversight entities have been established to review and approve risk management strategies, standards, management practices and tolerance levels. These committees and entities monitor and provide periodic reporting to the Business Risk Committee on risk performance and effectiveness of risk management processes.

Asset Quality and Credit Risk Management

Securities Portfolio

Northern Trust maintains a high quality securities portfolio, with 90% of the total portfolio at December 31, 2008 composed of U.S. Treasury and government sponsored agency securities, Federal Home Loan Bank and Federal Reserve Bank stock, and triple-A rated asset-backed securities, auction rate securities and obligations of states and political subdivisions. The remaining portfolio was composed of asset- backed securities, obligations of states and political subdivisions, auction rate securities and other securities, of which 4% were rated double-A, 3% were rated below double-A, and 3% were not rated by Standard and Poor’s or Moody’s Investors Service. Asset-backed securities held at December 31, 2008 were predominantly floating rate, with average lives less than 5 years, and 85% were rated triple-A, 10% were rated double-A, and the remaining 5% rated below double-A. Asset-backed securities rated below double-A had a total amortized cost and fair value of $145.5 million and $76.1 million, respectively, and were comprised primarily of sub-prime and Alt-A residential mortgage-backed securities.

Auction rate securities were purchased in 2008 in connection with a program to purchase at par value certain illiquid auction rate securities held for clients under investment discretion or that were acquired by clients from Northern Trust’s affiliated broker/dealer. A $54.6 million charge was recorded within other operating expenses reflecting differences between the securities’ par values and estimated purchase date fair market values. At December 31, 2008, 96% of these securities were investment grade. The remaining 4% that were below investment grade had a total amortized cost and fair value of $5 million and $3 million, respectively.

Total unrealized losses within the investment securities portfolio at December 31, 2008 were $387.9 million as compared to $175.5 million at June 30, 2008 and $64.8 million at December 31, 2007. The $323.1 million increase in unrealized losses from the prior year end primarily reflects lower valuations of asset-backed securities due to the widening of credit spreads and deterioration in overall market conditions experienced in the second half of 2008. As discussed above in the “Critical Accounting Estimates – Other Than Temporary Impairment of Investment Securities” section, processes are in place to provide for the timely identification of other-than-temporary impairment. Losses totaling $61.3 million were recognized in 2008 in connection with the write-down to estimated fair value of six asset-backed securities determined to be other-than-temporarily impaired. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2008 are not considered to be other-than-temporarily impaired. However, due to market and economic conditions, additional other-than-temporary impairments may occur in future periods.

Northern Trust is an active participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession of securities purchased under agreements to resell. Securities sold under agreements to repurchase are held by the counterparty until the repurchase.

Loans and Other Extensions of Credit

Credit risk is inherent in Northern Trust’s various lending activities. Northern Trust focuses its lending efforts on clients who are looking to establish a full range of financial services with Northern Trust. Credit risk is managed through the Credit Policy function, which is designed to assure adherence to a high level of credit standards. Credit Policy reports to the Corporation’s Head of Corporate Risk Management. Credit Policy provides a system of checks and balances for Northern Trust’s diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and assuring their uniform application. These activities are designed to diversify credit exposure on an industry and client basis, thus lessening overall credit risk. These credit management activities also apply to Northern Trust’s use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.

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

As part of Northern Trust’s ongoing credit granting process Credit Policy assigns internal ratings to each client and credit before credit is extended, based on an assessment of creditworthiness. Credit Policy performs, at least annually, a review of selected significant credit exposures to identify, at an early stage, clients who might be facing financial difficulties. Internal credit ratings are also reviewed during this process. Credit ratings range from “1” for the strongest credits to “9” for the weakest credits; a “9” rated loan would normally represent a complete loss. Above average risk loans receive special attention by both lending officers and Credit Policy. This approach allows management to take remedial action in an effort to deal with potential problems.

An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonaccrual status or charged off. As more fully described in the “Provision and Reserve For Credit Losses” section below, the provision for credit losses is reviewed quarterly to determine the amount necessary to maintain an adequate reserve for credit losses.

A further way in which credit risk is managed is by requiring collateral. Management’s assessment of the borrower’s creditworthiness determines whether collateral is obtained. The amount and type of collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, income-producing commercial properties, accounts receivable, residential real estate, property, plant and equipment, and inventory. Collateral values are monitored on a regular basis to ensure that they are maintained at an appropriate level.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The largest component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding unfunded commitments to extend credit, commercial letters of credit, and standby letters of credit. These contractual obligations and arrangements are discussed in Note 27 to the consolidated financial statements and are presented in the tables that follow.

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31
(In Millions)	2008	2007	2006	2005	2004
U.S.
Residential Real Estate	$10,381.4	$9,171.0	$8,674.4	$8,340.5	$8,095.3
Commercial	8,253.6	5,556.4	4,679.1	3,545.3	3,217.9
Commercial Real Estate	3,014.0	2,350.3	1,836.3	1,524.3	1,307.5
Personal	4,766.7	3,850.8	3,415.8	2,961.3	2,927.2
Other	1,404.2	969.1	979.2	797.8	609.7
Lease Financing	1,143.8	1,168.4	1,291.6	1,194.1	1,221.8

Total U.S.	$28,963.7	$23,066.0	$20,876.4	$18,363.3	$17,379.4
Non-U.S.	1,791.7	2,274.1	1,733.3	1,605.2	563.3

Total Loans and Leases	$30,755.4	$25,340.1	$22,609.7	$19,968.5	$17,942.7

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK	DECEMBER 31
(In Millions)	2008	2007
Unfunded Commitments to Extend Credit
One Year and Less	$9,902.4	$6,327.6
Over One Year	15,453.9	15,796.7

Total	$25,356.3	$22,124.3

Standby Letters of Credit	4,025.0	2,881.8
Commercial Letters of Credit	36.7	35.9
Custody Securities Lent with Indemnification	82,728.2	179,779.5

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2008

BY INDUSTRY SECTOR

(In Millions)	COMMITMENT EXPIRATION
Industry Sector	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Finance and Insurance	$2,461.7	$1,278.3	$1,183.4	$731.6
Holding Companies	214.1	130.6	83.5	212.0
Manufacturing	5,037.2	833.1	4,204.1	1,982.4
Mining	183.2	37.0	146.2	96.8
Public Administration	20.1	15.6	4.5	365.9
Retail Trade	701.8	110.8	591.0	238.4
Security and Commodity Brokers	84.1	35.0	49.1	–
Services	4,102.6	1,870.4	2,232.2	3,645.1
Transportation and Warehousing	343.6	47.6	296.0	96.4
Utilities	604.1	66.4	537.7	208.8
Wholesale Trade	675.3	100.8	574.5	485.5
Other Commercial	273.6	67.2	206.4	190.7

Total Commercial*	$14,701.4	$4,592.8	$10,108.6	$8,253.6
Residential Real Estate	2,386.0	279.6	2,106.4	10,381.4
Commercial Real Estate	613.3	186.9	426.4	3,014.0
Personal	5,561.6	3,229.5	2,332.1	4,766.7
Other	1,262.1	915.9	346.2	1,404.2
Lease Financing	–	–	–	1,143.8
Non-U.S.	831.9	697.7	134.2	1,791.7

Total	$25,356.3	$9,902.4	$15,453.9	$30,755.4

* Commercial industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Although credit exposure is well diversified, there are certain groups of credits that meet the accounting definition of credit risk concentrations under FASB SFAS No. 107 “Disclosures about Fair Value of Financial Instruments”. According to this standard, group concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that a credit exposure falls into one of these groups does not necessarily indicate that the credit has a higher than normal degree of credit risk. These groups are: residential real estate, banks and bank holding companies, and commercial real estate.

Residential Real Estate

The residential real estate loan portfolio is primarily composed of mortgages to clients with whom Northern Trust is seeking to establish a comprehensive financial services relationship. At December 31, 2008, residential real estate loans totaled $10.4 billion or 36% of total U.S. loans at December 31, 2008, compared with $9.2 billion or 40% at December 31, 2007. All mortgages were underwritten utilizing Northern Trust’s stringent credit standards. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 75% to 80% at inception.

Of the total $10.4 billion in residential real estate loans, $3.9 billion were in the greater Chicago area, $2.8 billion were in Florida, and $1.0 billion were in Arizona, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $2.4 billion and $2.3 billion at December 31, 2008 and 2007, respectively.

Banks and Bank Holding Companies

On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of short-term money market assets, which totaled $16.9 billion and $25.1 billion at December 31, 2008 and December 31, 2007, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $2.6 billion and $3.7 billion at December 31, 2008 and December 31, 2007, respectively.

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

Northern Trust also provides commercial financing to banks and bank holding companies with which it has a substantial business relationship. Northern Trust’s outstanding lending exposure to these entities, primarily U.S. bank holding companies located in the Greater Midwest, was not considered material to its consolidated financial position as of December 31, 2008 or 2007.

Commercial Real Estate

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

Short-term interim loans provide financing for the initial phases of the acquisition or development of commercial real estate, with the intent that the borrower will refinance the loan through another financial institution or sell the project upon its completion. The interim loans are primarily in those markets where Northern Trust has a strong presence and a thorough knowledge of the local economy. The interim loans, which totaled $606.5 million and $511.5 million as of December 31, 2008 and 2007, respectively, are composed primarily of loans to developers that are highly experienced and well known to Northern Trust.

Commercial mortgage financing, which totaled $2.4 billion and $1.9 billion as of December 31, 2008 and 2007, respectively, is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1 million each and are primarily located in the Illinois and Florida markets.

At December 31, 2008, legally binding commitments to extend credit and standby letters of credit to commercial real

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

estate developers totaled $613.3 million and $63.4 million, respectively. At December 31, 2007, legally binding commitments were $620.9 million and standby letters of credit were $57.6 million.

Non-U.S. Outstandings

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

Northern Trust places deposits with non-U.S. counterparties that have high internal (Northern Trust) and external credit ratings. These non-U.S. banks are approved and monitored by Northern Trust’s Counterparty Risk Management Committee, which has credit authority for exposure to all non-U.S. banks and employs a review process that results in credit limits. This process includes financial analysis of the non-U.S. banks, use of an internal rating system and consideration of external ratings from rating agencies. Each counterparty is reviewed at least annually and potentially more frequently based on deteriorating credit fundamentals or general market conditions. Separate from the entity-specific review process, the average life to maturity of deposits with non-U.S. banks is deliberately maintained on a short-term basis in order to respond quickly to changing credit conditions. Additionally, the Committee performs a country-risk analysis and imposes limits to country exposure. The following table provides information on non-U.S. outstandings by country that exceed 1.00% of Northern Trust’s assets.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NON-U.S. OUTSTANDINGS

(In Millions)	BANKS	COMMERCIAL AND OTHER	TOTAL
At December 31, 2008
United Kingdom	$2,640	$63	$2,703
France	2,455	1	2,456
Belgium	1,382	–	1,382
Canada	1,252	3	1,255
Netherlands	1,025	95	1,120
Channel Islands & Isle of Man	823	11	834

At December 31, 2007
France	$2,982	$1	$2,983
United Kingdom	2,693	109	2,802
Canada	1,905	12	1,917
Netherlands	1,527	188	1,715
Belgium	1,540	8	1,548
Germany	1,499	2	1,501
Australia	1,316	19	1,335
Spain	1,004	1	1,005
Switzerland	967	4	971
Sweden	877	3	880
Ireland	522	309	831
Singapore	779	2	781
Channel Islands & Isle of Man	666	21	687

At December 31, 2006
France	$3,187	$1	$3,188
United Kingdom	2,176	52	2,228
Netherlands	1,313	219	1,532
Ireland	654	374	1,028
Hong Kong	951	–	951
Belgium	871	13	884
Germany	791	3	794
Sweden	727	2	729

Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Ireland with aggregate outstandings of $773 million and Spain with aggregate outstandings of $752 million at December 31, 2008, Denmark with aggregate outstandings of $593 million at December 31, 2007, and Canada with aggregate outstandings of $489 million at December 31, 2006.

NONPERFORMING ASSETS	DECEMBER 31
(In Millions)	2008	2007	2006	2005	2004
Nonaccrual Loans
U.S.
Residential Real Estate	$32.7	$5.8	$8.1	$5.0	$2.8
Commercial	21.3	10.4	18.8	16.1	29.5
Commercial Real Estate	35.8	–	–	–	.1
Personal	6.9	7.0	7.6	8.7	.5
Non-U.S.	–	–	1.2	1.2	–

Total Nonaccrual Loans	96.7	23.2	35.7	31.0	32.9
Other Real Estate Owned	3.5	6.1	1.4	.1	.2

Total Nonperforming Assets	$100.2	$29.3	$37.1	$31.1	$33.1

90 Day Past Due Loans Still Accruing	$27.8	$8.6	$24.6	$29.9	$9.9

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

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

The previous table presents the nonperforming assets and past due loans for the current and prior four years. Of the total loan portfolio of $30.8 billion at December 31, 2008, $96.7 million, or .31%, was nonaccrual, compared with $23.2 million, or .09%, at December 31, 2007.

Included in the portfolio of nonaccrual loans are those loans that meet the criteria of being “impaired.” A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 2008, impaired loans, all of which have been classified as nonaccrual, totaled $85.6 million. These loans had $15.5 million of the reserve for credit losses allocated to them.

Provision and Reserve for Credit Losses

Changes in the reserve for credit losses were as follows:

(In Millions)	2008	2007	2006
Balance at Beginning of Year	$160.2	$151.0	$136.0
Charge-Offs	(25.7)	(9.7)	(1.8)
Recoveries	2.5	.9	1.6

Net Charge-Offs	(23.2)	(8.8)	(.2)
Provision for Credit Losses	115.0	18.0	15.0
Effect of Foreign Exchange Rates	(.9)	–	.2

Balance at End of Year	$251.1	$160.2	$151.0

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component). The following table shows the specific portion of the reserve and the allocated portion of the inherent reserve and its components by loan category at December 31, 2008 and each of the prior four year-ends, and the unallocated portion of the reserve at each of the prior four year-ends.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOCATION OF THE RESERVE FOR CREDIT LOSSES

	DECEMBER 31
	2008		2007		2006		2005		2004
($ In Millions)	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Reserve	$23.5	–%	$10.8	–%	$19.6	–%	$20.3	–%	$24.0	–%

Allocated Inherent Reserve
Residential Real Estate	37.0	34	13.6	36	13.4	38	12.4	42	11.6	45
Commercial	114.7	27	64.1	22	55.0	21	48.3	18	49.9	18
Commercial Real Estate	43.8	10	28.4	9	21.5	8	17.7	7	17.1	7
Personal	19.7	15	6.2	15	5.9	15	6.1	15	5.5	16
Other	1.7	4	–	4	–	4	–	4	–	4
Lease Financing	3.3	4	3.6	5	3.7	6	3.9	6	4.5	7
Non-U.S.	7.4	6	7.4	9	6.6	8	2.9	8	1.6	3

Total Allocated Inherent Reserve	$227.6	100%	$123.3	100%	$106.1	100%	$91.3	100%	$90.2	100%

Unallocated Inherent Reserve	–	–	26.1	–	25.3	–	24.4	–	25.1	–

Total Reserve for Credit Losses	$251.1	100%	$160.2	100%	$151.0	100%	$136.0	100%	$139.3	100%

Reserve Assigned to:
Loans and Leases	$229.1		$148.1		$140.4		$125.4		$130.7
Unfunded Commitments and Standby Letters of Credit	22.0		12.1		10.6		10.6		8.6

Total Reserve for Credit Losses	$251.1		$160.2		$151.0		$136.0		$139.3

Specific Component of the Reserve

The amount of specific reserves is determined through an individual evaluation of loans and lending-related commitments considered impaired based on expected future cash flows, collateral value, market value, and other factors that may impact the borrower’s ability to pay.

At December 31, 2008, the specific reserve component amounted to $23.5 million compared with $10.8 million at the end of 2007. The $12.7 million increase primarily reflects additional reserves provided for three credit exposures that are considered impaired, partially offset by principal repayments received and charge-offs.

The decrease in the specific loss component of the reserve from $19.6 million in 2006 to $10.8 million in 2007 reflects principal repayments received and charge-offs.

Inherent Component of the Reserve

The inherent component of the reserve addresses exposure relating to probable but unidentified credit-related losses. The amount of inherent loss reserves is based primarily on reserve factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio. Effective in 2008, the methodology used to determine the qualitative element of the inherent reserve was modified to provide for the assignment of reserves to loan and lease credit exposures aggregated by shared risk characteristics to better align the reserves with the related credit risk. Previously, this element of the inherent reserve was associated with the credit portfolio as a whole and was referred to as the unallocated inherent reserve.

The historical charge-off experience for each loan category is based on data from the preceding four years. Qualitative factors reviewed by management include changes in asset quality metrics, changes in the nature and volume of the portfolio, changes in economic and business conditions, changes in collateral valuations, such as property values, and other pertinent information.

The inherent component of the reserve also covers the credit exposure associated with undrawn loan commitments and standby letters of credit. To estimate the reserve for credit losses on these instruments, management uses conversion rates to determine their balance sheet equivalent amount and assigns a reserve factor based on the methodology utilized for outstanding loans.

The inherent portion of the reserve increased $78.2 million to $227.6 million at December 31, 2008, compared with $149.4 million at December 31, 2007, which in turn increased $18.0 million from $131.4 million at December 31, 2006. The increase in this component of the reserve from the

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

prior year is primarily attributable to loan growth and weakness in the broader economic environment. The increase during 2007 is primarily attributable to growth in the commercial loan portfolio.

Other Factors

The total amount of the two highest risk loan groupings, those rated “7” and “8” (based on Northern Trust’s internal rating scale, which closely parallels that of the banking regulators), increased $337.7 million to $401.0 million, of which $85.6 million was classified as impaired. This compares with $63.3 million last year-end when $19.4 million was classified as impaired. The increase in 2008 primarily reflects the migration of loans to higher risk ratings as a result continued weakness in the broader economic environment. There were no “9” rated loans reported at any time during the periods because loans are charged-off when they are so rated. At December 31, 2008, these highest risk loans represented 1.30% of outstanding loans.

Overall Reserve

In establishing the overall reserve level, management considers that 34% of the loan portfolio consists of lower risk residential mortgage loans. The evaluation of the factors above resulted in a reserve for credit losses of $251.1 million at December 31, 2008 compared with $160.2 million at the end of 2007. The reserve of $229.1 million assigned to loans and leases, as a percentage of total loans and leases, was .75% at December 31, 2008, compared with .58% at December 31, 2007. The increase in the reserve level reflects loan growth and weakness in the broader economic environment.

Reserves assigned to unfunded loan commitments and standby letters of credits totaled $22.0 million and $12.1 million at December 31, 2008 and December 31, 2007, respectively, and are included in other liabilities in the consolidated balance sheet.

Provision

The provision for credit losses was $115.0 million for 2008 and net charge-offs totaled $23.2 million. This compares with an $18.0 million provision for credit losses and net charge-offs of $8.8 million in 2007 and a $15.0 million provision for credit losses and net charge-offs of $.2 million in 2006.

Market Risk Management

Overview

To ensure adherence to Northern Trust’s interest rate and foreign exchange risk management policies, ALCO establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates and foreign currency exchange rates. The guidelines apply to both on- and off-balance sheet positions. The goal of the ALCO process is to maximize earnings while maintaining a high quality balance sheet and carefully controlling interest rate and foreign exchange risk.

Asset/Liability Management

Asset/liability management activities include lending, accepting and placing deposits, investing in securities, issuing debt, and hedging interest rate and foreign exchange risk with derivative financial instruments. The primary market risk associated with asset/liability management activities is interest rate risk and, to a lesser degree, foreign exchange risk.

Interest Rate Risk Management

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

Northern Trust used model simulations as of December 31, 2008 to measure its earnings sensitivity relative to management’s most likely interest rate forecast for the following year. Management’s most likely 2009 interest rate forecast reflects the current low level of market rates and has the current yield curve steepening by the end of the year. The interest sensitivity was tested by running alternative scenarios above and below the most likely interest rate forecast. The following table shows the estimated impact on 2009 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to management’s most

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

likely interest rate forecast. Each of the movements in interest rates was assumed to have occurred gradually over a one-year period. The 100 basis point increase, for example, consisted of twelve consecutive monthly increases of 8.3 basis points. The following assumptions were also incorporated into the model simulations:

•	the balance sheet size was assumed to remain constant over the one-year simulation horizon;
•	maturing assets and liabilities were replaced on the balance sheet with the same terms;
•	prepayments on mortgage loans were projected under each rate scenario using a third-party mortgage analytics system that incorporated market prepayment assumptions; and
•	changes in the spreads between retail deposit rates and asset yields were estimated based on historical patterns and current competitive trends; and
•	implied floors are assumed as interest rates approach zero in the declining rate scenarios, resulting in spread compression and lower net interest income.

INTEREST RATE RISK SIMULATION OF PRE-TAX

INCOME AS OF DECEMBER 31, 2008

(In Millions)	ESTIMATED IMPACT ON 2009 PRE-TAX INCOME INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$13.6
200 Basis Points	8.8
DECREASE IN INTEREST RATES BELOW MANAGEMENT’S INTEREST RATE FORECAST
100 Basis Points	$(46.1)
200 Basis Points	(69.2)

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

Foreign Exchange Risk Management

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

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

Northern Trust’s value at risk based on non-U.S. currency positions totaled $544 thousand and $916 thousand as of December 31, 2008 and 2007, respectively. Value at risk totals representing the average, high and low for 2008 were $548 thousand, $1.7 million and $132 thousand, respectively, with the average, high and low for 2007 being $309 thousand, $1.1 million and $44 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency dispositions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2008 and 2007, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

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

OPERATIONAL RISK MANAGEMENT

In providing its services, Northern Trust is exposed to operational risk which is the risk of loss from inadequate or failed internal processes, people, and systems or from external events. Northern Trust’s success depends, in part, upon maintaining its reputation as a well managed institution with shareholders, existing and prospective clients, creditors and regulators.

In order to maintain this reputation, Northern Trust seeks to minimize the frequency and severity of operational losses associated with compliance and fiduciary matters, product, process, and technology failures, and business continuity.

Operational risk is mitigated through a system of internal controls and risk management practices that are designed to keep operational risk at levels appropriate to the Northern Trust’s overall risk appetite and the inherent risk in the markets it operates. While operational risk controls are extensive, operational losses have occurred and there can be no assurance that such losses will not occur in the future.

The Operational Risk Committee of Northern Trust provides independent oversight and is responsible for setting the Corporate Operational Risk Management Policy and developing the operational risk management framework and programs that support the coordination of operational risk activities to identify, monitor, manage and report on operational risk.

The Corporate Operational Risk function is the focal point for the operational risk management framework and works closely with the business units to achieve the goal of assuring proactive management of operational risk within Northern Trust. To further limit operational risks, committee structures have been established to draft, enforce, and monitor adherence to corporate policies and established procedures. Each business unit is responsible for complying with corporate policies and external regulations applicable to the unit,

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and is responsible for establishing specific procedures to do so. Northern Trust’s internal auditors monitor the overall effectiveness of the system of internal controls on an ongoing basis.

FACTORS AFFECTING FUTURE RESULTS

This report contains statements that may be considered forward-looking, such as the statements relating to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results.

Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may fluctuate”, “plan”, “goal”, “target”, “strategy”, and similar expressions or future or conditional verbs such as “may”, “will”, “should”, “would”, and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including: the health of the U.S. and international economies; changes in financial markets, including debt and equity markets, that impact the value, liquidity, or credit ratings of financial assets in general, or financial assets in particular investment funds, client portfolios, or securities lending collateral pools, including those funds, portfolios, collateral pools, and other financial assets with respect to which Northern Trust has taken, or may in the future take, actions to provide asset value stability or additional liquidity, such as entry into capital support agreements and other client support actions; the impact of recent upheaval in the financial markets, the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s Troubled Asset Relief Program and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on Northern Trust, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies; changes in foreign exchange trading client volumes, fluctuations and volatility in foreign currency exchange rates, and Northern Trust’s success in assessing and mitigating the risks arising from such changes, fluctuations and volatility; decline in the value of securities held in Northern Trust’s investment portfolio, particularly asset-backed securities, the liquidity and pricing of which may be negatively impacted by periods of economic turmoil and financial market disruptions, and difficulties in measuring the fair value of those securities; Northern Trust’s success in managing various risks inherent in its business, including credit risk, interest rate risk and liquidity risk, particularly during times of economic uncertainty and volatility in the credit and other markets; geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. government’s response to those events; the pace and extent of continued globalization of investment activity and growth in worldwide financial assets; regulatory and monetary policy developments; failure to obtain regulatory approvals when required; changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients; changes in the nature and activities of Northern Trust’s competition, including increased consolidation within the financial services industry; Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets; Northern Trust’s success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise; Northern Trust’s success in integrating recent and future acquisitions, strategic alliances, and preferred provider arrangements; Northern Trust’s success in addressing the complex needs of a global client base across multiple time zones and from multiple locations, and managing compliance with legal, tax, regulatory and other requirements in areas of faster growth in its businesses, especially in immature markets; Northern Trust’s ability to maintain a product mix that achieves acceptable margins; Northern Trust’s ability to continue to generate investment results that satisfy its clients and continue to develop its array of investment products; Northern Trust’s success in generating revenues in its securities lending business for itself and its clients, especially in periods of economic and financial market uncertainty; Northern Trust’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; Northern Trust’s ability, as products, methods of

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

delivery, and client requirements change or become more complex, to continue to fund and accomplish innovation, improve risk management practices and controls, and address operating risks, including human errors or omissions, pricing or valuation of securities, fraud, systems performance or defects, systems interruptions, and breakdowns in processes or internal controls; Northern Trust’s success in controlling expenses particularly in a difficult economic environment; increased costs of compliance and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the new Basel II capital regime and areas of increased regulatory emphasis and oversight such as the Bank Secrecy Act and Anti-Money Laundering Act; risks and uncertainties inherent in the litigation and regulatory process, including the adequacy of contingent liability, tax, and other reserves; and the risk of events that could harm Northern Trust’s reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders.

Some of these and other risks and uncertainties that may affect future results are discussed in more detail in the section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management” in the 2008 Annual Report to Shareholders (pages 47 – 58), in the section of the “Notes to Consolidated Financial Statements” in the 2008 Annual Report to Shareholders captioned “Note 25 – Contingent Liabilities” (page 91 and 92), in the sections of “Item 1 – Business” of the 2008 Annual Report on Form 10-K captioned “Government Monetary and Fiscal Polices,” “Competition” and “Regulation and Supervision” (pages 2 – 11), and in “Item 1A – Risk Factors” of the 2008 Annual Report on Form 10-K (pages 26 – 34). All forward-looking statements included in this report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2008. This assessment was based on criteria for effective internal control over financial reporting described in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2008, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and that receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2008, included in this Annual Report, has issued an attestation report (included herein on page 61) on the effectiveness of Northern Trust’s internal control over financial reporting.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited Northern Trust Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Northern Trust Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on Northern Trust Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, Northern Trust Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 27, 2009 expressed an unqualified opinion on those consolidated financial statements.

CHICAGO, ILLINOIS

FEBRUARY 27, 2009

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
($ In Millions Except Share Information)	2008	2007
ASSETS
Cash and Due from Banks	$2,648.2	$3,921.6
Federal Funds Sold and Securities Purchased under Agreements to Resell	169.0	3,790.7
Time Deposits with Banks	16,721.0	21,260.0
Federal Reserve Deposits and Other Interest-Bearing	9,403.8	21.5
Securities
Available for Sale	14,414.4	7,740.3
Held to Maturity (Fair value – $1,156.1 in 2008 and $1,160.9 in 2007)	1,154.1	1,144.8
Trading Account	2.3	3.1

Total Securities	15,570.8	8,888.2

Loans and Leases
Commercial and Other	20,374.0	16,169.1
Residential Mortgages	10,381.4	9,171.0

Total Loans and Leases (Net of unearned income – $539.5 in 2008 and $559.6 in 2007)	30,755.4	25,340.1

Reserve for Credit Losses Assigned to Loans and Leases	(229.1)	(148.1)
Buildings and Equipment	506.6	491.9
Customers’ Acceptance Liability	.5	.5
Client Security Settlement Receivables	709.3	563.1
Goodwill	389.4	425.8
Other Assets	5,408.7	3,055.9

Total Assets	$82,053.6	$67,611.2

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$11,823.6	$5,739.3
Savings and Money Market	9,079.2	7,533.9
Savings Certificates	2,606.8	2,028.0
Other Time	801.6	557.5
Non-U.S. Offices – Noninterest-Bearing	2,855.7	4,379.0
– Interest-Bearing	35,239.5	30,975.4

Total Deposits	62,406.4	51,213.1
Federal Funds Purchased	1,783.5	1,465.8
Securities Sold under Agreements to Repurchase	1,529.1	1,763.6
Other Borrowings	736.7	2,108.5
Senior Notes	1,052.6	653.9
Long-Term Debt	3,293.4	2,682.4
Floating Rate Capital Debt	276.7	276.6
Liability on Acceptances	.5	.5
Other Liabilities	4,585.3	2,937.7

Total Liabilities	75,664.2	63,102.1

STOCKHOLDERS’ EQUITY
Preferred Stock – Series B (Net of discount – $74.7)	1,501.3	–
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares; Outstanding 223,263,132 shares in 2008 and 220,608,834 shares in 2007	379.8	379.8
Additional Paid-in Capital	178.5	69.1
Retained Earnings	5,091.2	4,556.2
Accumulated Other Comprehensive Income	(494.9)	(90.3)
Treasury Stock (at cost – 4,658,392 shares in 2008 and 7,312,690 shares in 2007)	(266.5)	(405.7)

Total Stockholders’ Equity	6,389.4	4,509.1

Total Liabilities and Stockholders’ Equity	$82,053.6	$67,611.2

See accompanying notes to consolidated financial statements on pages 66-104.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
($ In Millions Except Per Share Information)	2008	2007	2006
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,134.9	$2,077.6	$1,791.6
Foreign Exchange Trading Income	616.2	351.3	247.3
Security Commissions and Trading Income	77.0	67.6	62.7
Treasury Management Fees	72.8	65.3	65.4
Gain on Visa Share Redemption	167.9	–	–
Other Operating Income	186.9	95.3	83.0
Investment Security Gains (Losses), net	(56.3)	6.5	1.4

Total Noninterest Income	3,199.4	2,663.6	2,251.4

Net Interest Income
Interest Income	2,478.5	2,784.2	2,249.7
Interest Expense	1,399.4	1,938.8	1,505.0

Net Interest Income	1,079.1	845.4	744.7
Provision for Credit Losses	115.0	18.0	15.0

Net Interest Income after Provision for Credit Losses	964.1	827.4	729.7

Noninterest Expenses
Compensation	1,133.1	1,038.2	876.6
Employee Benefits	223.4	234.9	217.6
Outside Services	413.8	386.2	316.2
Equipment and Software Expense	241.2	219.3	205.3
Occupancy Expense	166.1	156.5	145.4
Visa Indemnification Charges	(76.1)	150.0	–
Other Operating Expenses	786.3	245.1	195.8

Total Noninterest Expenses	2,887.8	2,430.2	1,956.9

Income before Income Taxes	1,275.7	1,060.8	1,024.2
Provision for Income Taxes	480.9	333.9	358.8

Net Income	$794.8	$726.9	$665.4

Net Income Applicable to Common Stock	$782.8	$726.9	$665.4

Per Common Share
Net Income – Basic	$3.53	$3.31	$3.06
– Diluted	3.47	3.24	3.00
Cash Dividends Declared	1.12	1.03	.94

Average Number of Common Shares Outstanding – Basic	221,446,382	219,680,628	217,766,035
– Diluted	225,378,383	224,315,665	221,784,114

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2008	2007	2006
Net Income	$794.8	$726.9	$665.4
Other Comprehensive Income (Loss) (net of tax and reclassifications)
Net Unrealized Gains (Losses) on Securities Available for Sale	(184.2)	(33.2)	9.7
Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(17.7)	(5.2)	3.0
Foreign Currency Translation Adjustments	(8.4)	2.7	17.0
Pension and Other Postretirement Benefit Adjustments	(194.3)	94.0	14.2

Other Comprehensive Income (Loss)	(404.6)	58.3	43.9

Comprehensive Income	$390.2	$785.2	$709.3

See accompanying notes to consolidated financial statements on pages 66-104.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2008	2007	2006
PREFERRED STOCK
Balance at January 1	$–	$–	$–
Preferred Stock Issuance, Series B	1,499.6	–	–
Discount Accretion – Preferred Stock	1.7	–	–

Balance at December 31	1,501.3	–	–

COMMON STOCK
Balance at January 1	379.8	379.8	379.8

Balance at December 31	379.8	379.8	379.8

ADDITIONAL PAID-IN CAPITAL
Balance at January 1	69.1	30.9	–
Transferred from Common Stock Issuable – Stock Incentive Plans	–	–	55.5
Transferred from Deferred Compensation	–	–	(29.5)
Issuance of Warrant to Purchase Common Stock	76.4	–	–
Treasury Stock Transaction – Stock Options and Awards	(46.1)	(45.3)	(43.9)
Stock-Based Awards – Amortization	44.1	38.4	27.5
Stock-Based Awards – Tax Benefits	35.0	45.1	21.3

Balance at December 31	178.5	69.1	30.9

RETAINED EARNINGS
Balance at January 1, as Previously Reported	4,556.2	4,131.2	3,672.1
Cumulative Effect of Applying FSP 13-2	–	(73.4)	–
Change in Measurement Date of Postretirement Plans	(7.4)	–	–

Balance at January 1, as Adjusted	4,548.8	4,057.8	3,672.1
Net Income	794.8	726.9	665.4
Dividends Declared – Common Stock	(250.7)	(228.5)	(206.3)
Discount Accretion – Preferred Stock	(1.7)	–	–

Balance at December 31	5,091.2	4,556.2	4,131.2

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at January 1	(90.3)	(148.6)	(18.7)
Other Comprehensive Income (Loss)	(404.6)	58.3	43.9
Pension and Other Postretirement Benefit Adjustments	–	–	(173.8)

Balance at December 31	(494.9)	(90.3)	(148.6)

COMMON STOCK ISSUABLE – STOCK INCENTIVE PLANS
Balance at January 1	–	–	55.5
Transferred to Additional Paid-in Capital	–	–	(55.5)

Balance at December 31	–	–	–

DEFERRED COMPENSATION
Balance at January 1	–	–	(29.5)
Transferred to Additional Paid-in Capital	–	–	29.5

Balance at December 31	–	–	–

TREASURY STOCK
Balance at January 1	(405.7)	(449.4)	(458.4)
Stock Options and Awards	214.3	262.6	140.3
Stock Purchased	(75.1)	(218.9)	(131.3)

Balance at December 31	(266.5)	(405.7)	(449.4)

Total Stockholders’ Equity At December 31	$6,389.4	$4,509.1	$3,943.9

See accompanying notes to consolidated financial statements on pages 66-104.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$794.8	$726.9	$665.4
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Investment Security (Gains) Losses, net	56.3	(6.5)	(1.4)
Amortization and Accretion of Securities and Unearned Income	(20.3)	(256.1)	(161.2)
Provision for Credit Losses	115.0	18.0	15.0
Depreciation on Buildings and Equipment	87.6	84.8	83.7
Amortization of Computer Software	115.0	105.7	93.5
Amortization of Intangibles	17.8	20.9	22.4
Client Support Related Charges	320.3	–	–
Decrease in Accrued Income Taxes	(220.0)	(137.9)	(95.7)
Qualified Pension Plan Contributions	(110.0)	–	(162.0)
Visa Indemnification Charges	(76.1)	150.0	–
Excess Tax Benefits from Stock Incentive Plans	(35.0)	(45.1)	(21.3)
Deferred Income Tax Provision	(60.7)	(70.3)	83.9
Net (Increase) Decrease in Trading Account Securities	.8	5.5	(5.8)
(Increase) Decrease in Receivables	81.5	(86.1)	(147.2)
Increase (Decrease) in Interest Payable	(1.0)	3.4	13.0
Other Operating Activities, net	(210.7)	367.5	6.2

Net Cash Provided by Operating Activities	855.3	880.7	388.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under Agreements to Resell	3,621.7	(2,491.0)	3,545.4
Net (Increase) Decrease in Time Deposits with Banks	4,539.0	(5,791.3)	(4,345.6)
Net (Increase) Decrease in Other Interest-Bearing Assets	(9,382.3)	.4	45.6
Purchases of Securities – Held to Maturity	(194.0)	(122.0)	(53.3)
Proceeds from Maturity and Redemption of Securities – Held to Maturity	188.9	93.4	86.4
Purchases of Securities – Available for Sale	(15,324.0)	(55,043.7)	(87,092.2)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	8,267.1	58,718.8	85,966.7
Net Increase in Loans and Leases	(5,422.8)	(2,787.8)	(2,588.6)
Purchases of Buildings and Equipment, net	(102.3)	(89.5)	(99.4)
Purchases and Development of Computer Software	(205.7)	(164.0)	(139.1)
Net Increase in Client Security Settlement Receivables	(146.2)	(223.8)	(22.3)
Decrease in Cash Due to Acquisitions	(8.6)	–	–
Other Investing Activities, net	(178.0)	431.3	(686.8)

Net Cash Used in Investing Activities	(14,347.2)	(7,469.2)	(5,383.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase in Deposits	11,193.3	7,392.9	5,300.7
Net Increase (Decrease) in Federal Funds Purchased	317.7	(1,355.8)	1,724.7
Net Increase (Decrease) in Securities Sold under Agreements to Repurchase	(234.5)	(187.1)	339.7
Net Increase (Decrease) in Short-Term Other Borrowings	(1,809.1)	(894.1)	316.6
Proceeds from Term Federal Funds Purchased	1,989.9	247.5	107.0
Repayments of Term Federal Funds Purchased	(1,553.9)	(221.5)	(95.0)
Proceeds from Senior Notes & Long-Term Debt	1,864.8	2,034.9	649.1
Repayments of Senior Notes & Long-Term Debt	(867.0)	(1,460.7)	(1,046.0)
Treasury Stock Purchased	(68.3)	(213.0)	(127.4)
Net Proceeds from Stock Options	161.9	204.8	84.4
Excess Tax Benefits from Stock Incentive Plans	35.0	45.1	21.3
Cash Dividends Paid on Common Stock	(247.7)	(219.5)	(200.5)
Proceeds from Preferred Stock – Series B and Warrant to Purchase Common Stock	1,576.0	–	–
Other Financing Activities, net	18.0	86.9	(268.1)

Net Cash Provided by Financing Activities	12,376.1	5,460.4	6,806.5

Effect of Foreign Currency Exchange Rates on Cash	(157.6)	88.7	153.0

Increase (Decrease) in Cash and Due from Banks	(1,273.4)	(1,039.4)	1,964.8
Cash and Due from Banks at Beginning of Year	3,921.6	4,961.0	2,996.2

Cash and Due from Banks at End of Year	$2,648.2	$3,921.6	$4,961.0

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$1,400.4	$1,882.7	$1,463.9
Income Taxes Paid	485.1	368.0	304.1

See accompanying notes to consolidated financial statements on pages 66-104.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP) and reporting practices prescribed for the banking industry. A description of the more significant accounting policies follows:

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

Northern Trust generates the majority of its revenues from its two primary business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Investment management services and products are provided to C&IS and PFS through a third business unit, Northern Trust Global Investments (NTGI). Operating and systems support for these business units is provided by a fourth business unit, Operations and Technology (O&T).

The C&IS business unit provides asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds; a full range of commercial banking services to large and mid-sized corporations and financial institutions; and foreign exchange services. C&IS products are delivered to clients from offices in 16 locations in North America, Europe, the Asia-Pacific region, and the Middle East.

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; wealth management and family office services; guardianship and estate administration; qualified retirement plans; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS services are delivered through a network of 85 offices in 18 U.S. states as well as offices in London and Guernsey.

C. Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

E. Securities. Securities Available for Sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, to accumulated other comprehensive income, a component of stockholders’ equity. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported in the consolidated statement of income as investment security gains (losses), net. Interest income is recorded on the accrual basis, adjusted for the amortization of premium and accretion of discount.

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Security Impairment Reviews are conducted at least quarterly to identify and evaluate securities that have indications of possible other-than-temporary impairment. A determination as to whether a security’s decline in market value is other-than-temporary takes into consideration numerous factors and the relative significance of any single factor can vary by security. Factors considered include estimates of future cash flows; the length of time and extent to which the security’s market value has been below amortized cost; the financial condition and prospects of the issuer of the security; and Northern Trust’s intent and ability to retain the security for a period sufficient to allow for an anticipated recovery in fair value. If, based upon an analysis of the above factors, it is determined that the impairment is other-than-temporary, the carrying value of the security is written down to fair value, and a loss is recognized through earnings in the period in which the determination was made.

F. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments to meet the risk management needs of its clients, as part of its trading activity for its own account, and as part of its risk management activities. Derivative financial instruments include interest rate swap and option contracts, foreign exchange contracts, and credit default swaps. Derivative financial instruments are recorded at fair value, adjusted for counterparty credit risk where appropriate. Fair value is determined using widely accepted models that incorporate inputs readily observable in actively quoted markets and do not require significant judgment. Inputs to these models reflect the contractual terms of the contracts and, based on the type of instrument, can include foreign exchange rates, interest rates, credit spreads, and volatility inputs. Unrealized gains and receivables are reported as other assets and unrealized losses and payables are reported as other liabilities in the consolidated balance sheet. Derivative asset and liability positions with the same counterparty are reflected on a net basis in cases where legally enforceable master netting agreements exist.

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

G. Loans and Leases. Loans that are held for investment are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or market value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest-rate lock are recorded on the balance sheet at fair value with subsequent gains or losses recognized as other income. Unrealized gains on these loan commitments are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded loan

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commitments that are not held for sale are carried at the amount of unamortized fees with a reserve for credit loss liability recognized for any probable losses.

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

H. Reserve for Credit Losses. The reserve for credit losses represents management’s estimate of probable losses which have occurred as of the date of the financial statements. The loan and lease portfolio and other credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the reserve necessary for specific nonperforming loans and also estimates losses inherent in other credit exposures. The result is a reserve with the following components:

Specific Reserve. The amount of specific reserves is determined through a loan-by-loan analysis of impaired loans that considers expected future cash flows, the value of collateral and other factors that may impact the borrower’s ability to pay.

Inherent Reserve. The amount of inherent loss reserves is based primarily on reserve factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio. Reserve factors are applied to loan and lease credit exposures aggregated by shared risk characteristics and are reviewed quarterly by Northern Trust’s Loan Loss Reserve Committee which includes representatives from Credit Policy, business unit management, and Corporate Financial Management.

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

L. Unconsolidated Affiliates. Northern Trust’s 9% interest in EquiLend Holdings, LLC (securities lending services) is carried on the equity method of accounting and had a book value of $.7 million at December 31, 2008. Northern Trust’s $4.9 million investment in CLS Group Holdings (foreign exchange settlement services) and $.8 million investment in Pendo Systems (client accounting and reporting) are carried at cost.

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

Securities lending fees are also impacted by Northern Trust’s share of unrealized investment gains and losses in one investment fund, used in our securities lending activities, that is accounted for at fair value. Certain investment management fee arrangements also may provide performance fees that are based on client portfolio returns exceeding predetermined levels. Northern Trust adheres to a policy in which it does not record any performance-based fee income until the end of the contract year, thereby eliminating the potential that revenue will be recognized in one quarter and reversed in a future quarter. Therefore, Northern Trust does not record any revenue under incentive fee programs that is at risk due to future performance contingencies. These arrangements often contain similar terms for the payment of performance-based fees to sub-advisors. The accounting for these performance-based expenses matches the treatment for the related performance-based revenues.

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

S. Pension and Other Postretirement Benefits. Northern Trust records the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet. Prepaid pension benefits are reported in other assets and unfunded pension and postretirement benefit liabilities are reported in other liabilities. Plan assets and benefit obligations are measured annually. In accordance with the accounting requirements of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158), in 2008, Northern Trust moved to a December 31 measurement date from the September 30 measurement date used in prior years. Pension costs are recognized ratably over the estimated working lifetime of eligible participants.

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

Note 2 – Recent Accounting Pronouncements

In December 2008, the FASB issued Staff Position (FSP) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” (FSP FAS 140-4 and FIN 46(R)-8). This FSP amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. The FSP was effective for financial statements issued for reporting periods ending after December 15, 2008. The disclosures required by this FSP are intended to provide greater transparency to financial statement users about an enterprise’s involvement with variable interest entities and qualifying special purpose entities. Northern Trust’s involvement with variable interest entities is disclosed in Note 28 – Variable Interest Entities. Northern Trust has no involvement in qualifying special purpose entities. Since FSP FAS 140-4 and FIN 46(R)-8 addresses financial statement disclosures only, its adoption effective December 31, 2008 did not impact Northern Trust’s consolidated financial position or results of operations.

In December 2008, the FASB also issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The FSP requires the disclosure of additional information about investment allocation decisions, major categories of plan assets, including concentrations of risk and fair-value measurements, and the fair-value techniques and inputs used to measure plan assets. The FSP is effective for financial statements issued for reporting periods ending after December 15, 2009. Since FSP 132(R)-1 addresses financial statement disclosures only, its adoption will not impact Northern Trust’s consolidated financial position or results of operations.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether other-than-temporary impairments of available-for-sale or held-to-maturity debt securities have occurred. The new requirements are effective for interim and annual reporting periods ending after December 15, 2008. As Northern Trust does not currently hold any securities subject to the requirements of EITF 99-20, the issuance of this FSP had no impact Northern Trust’s consolidated financial position or results of operations.

Note 3 – Reclassifications

Effective January 1, 2008, certain custody related deposit and overdraft amounts, previously included within other operating income in the consolidated statement of income, are now included within net interest income. Revenues from custody client overdrafts are now reported as interest on loans, interest charges from subcustodians as interest expense on other borrowings, and certain adjustments to client deposit earnings as interest expense on non-U.S. deposits. The reclassifications were made to better align the classifications of these income and expense amounts with the related balance sheet presentation. All prior period amounts have been reclassified consistent with the revised presentations.

Note 4 – Securities

Securities Available for Sale. The following tables summarize the amortized cost, fair values, and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2008
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$19.8	$.1	$–	$19.9
Obligations of States and Political Subdivisions	30.5	1.1	–	31.6
Government Sponsored Agency	11,256.4	37.7	32.7	11,261.4
Asset-Backed	1,879.3	1.7	308.4	1,572.6
Auction Rate	467.0	–	13.9	453.1
Other	1,079.9	.9	5.0	1,075.8

Total	$14,732.9	$41.5	$360.0	$14,414.4

	DECEMBER 31, 2007
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$5.1	$–	$–	$5.1
Obligations of States and Political Subdivisions	30.6	1.5	–	32.1
Government Sponsored Agency	5,460.6	7.6	1.7	5,466.5
Asset-Backed	1,951.9	.6	49.6	1,902.9
Other	326.9	7.0	.2	333.7

Total	$7,775.1	$16.7	$51.5	$7,740.3

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2008
(In Millions)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$8,491.3	$8,431.8
Due After One Year Through Five Years	5,203.7	5,045.3
Due After Five Years Through Ten Years	415.4	371.3
Due After Ten Years	622.5	566.0

Total	$14,732.9	$14,414.4

Asset-backed and government sponsored agency mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Auction Rate Securities Purchase Program. Although not obligated to do so, in 2008 Northern Trust initiated a program to purchase at par value certain illiquid auction rate securities held for clients under investment discretion or that were acquired by clients from Northern Trust’s affiliated broker/dealer. A $54.6 million charge was recorded within other operating expenses reflecting differences between the securities’ par values and estimated purchase date fair market values. Auction rate security purchases were substantially completed in the fourth quarter of 2008. Purchased securities have been designated as available for sale. Accordingly, after their purchase, the securities are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, to accumulated other comprehensive income.

FHLBC Stock. Since October 2007, the Federal Home Loan Bank of Chicago (FHLBC) has been under a consensual cease and desist order with its regulator, the Federal Housing Finance Board (Finance Board). Under the terms of the order, capital stock repurchases, redemptions of FHLBC stock, and dividend declarations are subject to prior written approval from the Finance Board, and the FHLBC has not declared or paid a dividend since the third quarter of 2007. Included at cost in available for sale securities at December 31, 2008, were $64.9 million of FHLBC stock, all of which management believes will ultimately be recovered.

Securities Held to Maturity. The following tables summarize the book values, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF BOOK VALUES TO FAIR VALUES OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2008
(In Millions)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$791.2	$28.6	$.5	$819.3
Government Sponsored Agency	55.0	1.1	–	56.1
Other	307.9	.2	27.4	280.7

Total	$1,154.1	$29.9	$27.9	$1,156.1

	DECEMBER 31, 2007
(In Millions)	BOOK VALUE	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$848.8	$29.2	$.1	$877.9
Government Sponsored Agency	13.3	.2	.2	13.3
Other	282.7	–	13.0	269.7

Total	$1,144.8	$29.4	$13.3	$1,160.9

REMAINING MATURITY OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2008
(In Millions)	BOOK VALUE	FAIR VALUE
Due in One Year or Less	$96.4	$96.0
Due After One Year Through Five Years	393.2	393.5
Due After Five Years Through Ten Years	552.1	563.7
Due After Ten Years	112.4	102.9

Total	$1,154.1	$1,156.1

Government sponsored agency mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Investment Security Gains and Losses. Losses totaling $61.3 million were recognized in 2008 in connection with the write-down to estimated fair value of six asset-backed securities, with a total original amortized cost basis of $89.3 million, determined to be other-than-temporarily impaired. As described in Note 1 – Significant Accounting Policies,

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

management periodically reviews the investment securities portfolio to determine if other-than-temporary impairment has occurred. Management determined that these asset-backed securities were other-than-temporarily impaired given their significantly depressed market values and the uncertainty as to their future performance under expected economic conditions. Realized security gains totaled $5.0 million in 2008 and included a gain on the sale of the remaining CME Group Inc. stock acquired from the demutualization and subsequent merger of the Chicago Mercantile Exchange and the Chicago Board of Trade. Realized security gains totaled $6.5 million and $1.4 million, respectively, in 2007 and 2006. There were no realized security losses for these periods.

Securities with Unrealized Losses. The following table provides information regarding securities at December 31, 2008 that have been in a continuous unrealized loss position for less than 12 months and for 12 months or longer.

	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of States and Political Subdivisions	$13.0	$.2	$3.6	$.3	$16.6	$.5
Government Sponsored Agency	4,956.5	26.9	160.9	5.8	5,117.4	32.7
Asset-Backed	528.6	47.1	1,040.9	261.3	1,569.5	308.4
Auction Rate	445.8	13.9	–	–	445.8	13.9
Other	278.7	10.6	51.7	21.8	330.4	32.4

Total Temporarily Impaired Securities	$6,222.6	$98.7	$1,257.1	$289.2	$7,479.7	$387.9

As of December 31, 2008, 841 securities with a combined fair value of $7.5 billion were in an unrealized loss position. Of the total $387.9 million pre-tax of unrealized losses at December 31, 2008, the majority reflects the impact of widening credit spreads on the valuations of 69 asset-backed securities with unrealized losses totaling $308.4 million. These unrealized losses represent approximately 16.4% of the total amortized cost of asset-backed securities with unrealized losses at December 31, 2008. Of these, 18 securities with an unrealized loss of $47.1 million have been at a loss for less than 12 months. The remaining 51 securities with an unrealized loss of $261.3 million have been at a loss for more than 12 months. Asset-backed securities held at December 31, 2008 were predominantly floating rate, with average lives less than 5 years, and 85% were rated triple-A, 10% were rated double-A, and the remaining 5% were rated below double-A. Asset-backed securities rated below double-A had a total amortized cost and fair value of $145.5 million and $76.1 million, respectively, and were comprised primarily of sub-prime and Alt-A residential mortgage-backed securities.

Unrealized losses of $32.7 million related to government sponsored agency securities are primarily attributable to reduced market liquidity. The majority of the unrealized losses of $32.4 million in other securities relate to securities which Northern Trust purchases for compliance with the Community Reinvestment Act (CRA). Unrealized losses on these CRA related other securities are attributable to their purchase at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. Unrealized losses of $13.9 million related to auction rate securities primarily reflect reduced market liquidity as a majority of auctions continue to fail preventing holders from liquidating their investments at par. The remaining unrealized losses in Northern Trust’s securities portfolio as of December 31, 2008 are attributable to changes in overall market interest rates, increased credit spreads, and reduced market liquidity.

Northern Trust has evaluated securities with unrealized losses for possible other-than-temporary impairment in accordance with its existing security impairment review policy, described in Note 1 – Significant Accounting Policies. Based on the results of those evaluations, which show no projected loss of principal or interest, and Northern Trust’s ability and intent to hold all of its securities with unrealized losses until a recovery of fair value, which may be maturity, management does not consider these securities to be other-than-temporarily impaired at December 31, 2008. However, due to market and economic conditions, additional other-than-temporary impairments may occur in future periods.

Note 5 – Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is continuously monitored, limits

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession of securities purchased under agreements to resell.

The following tables summarize information related to securities purchased under agreements to resell and securities sold under agreements to repurchase.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	DECEMBER 31
($ In Millions)	2008	2007
Balance at December 31	$32.6	$347.6
Average Balance During the Year	298.9	313.4
Average Interest Rate Earned During the Year	1.69%	4.98%
Maximum Month-End Balance During the Year	590.4	540.0

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	DECEMBER 31
($ In Millions)	2008	2007
Balance at December 31	$1,529.1	$1,763.6
Average Balance During the Year	1,271.5	1,620.2
Average Interest Rate Paid During the Year	1.79%	4.94%
Maximum Month-End Balance During the Year	2,635.7	2,845.1

Note 6 – Loans and Leases

Amounts outstanding in selected categories are shown below.

	DECEMBER 31
(In Millions)	2008	2007
U.S.
Residential Real Estate	$10,381.4	$9,171.0
Commercial	8,253.6	5,556.4
Commercial Real Estate	3,014.0	2,350.3
Personal	4,766.7	3,850.8
Other	1,404.2	969.1
Lease Financing, net	1,143.8	1,168.4

Total U.S.	28,963.7	23,066.0
Non-U.S.	1,791.7	2,274.1

Total Loans and Leases	30,755.4	25,340.1
Reserve for Credit Losses Assigned to Loans and Leases	(229.1)	(148.1)

Net Loans and Leases	$30,526.3	$25,192.0

Other U.S. loans and non-U.S. loans at December 31, 2008 and 2007 included $1.9 billion of short duration advances, primarily related to the processing of custodied client investments.

Residential real estate loans classified as held for sale totaled $7.3 million at December 31, 2008 and $.7 million at December 31, 2007.

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31
(In Millions)	2008	2007
Direct Finance Leases:
Lease Receivable	$134.2	$150.0
Residual Value	133.2	127.8
Initial Direct Costs	.5	.8
Unearned Income	(43.4)	(46.0)

Investment in Direct Finance Leases	$224.5	$232.6

Leveraged Leases:
Net Rental Receivable	$621.4	$697.8
Residual Value	717.1	692.5
Unearned Income	(419.2)	(454.5)

Investment in Leveraged Leases	919.3	935.8

Total Investment in Leases	$1,143.8	$1,168.4

The following schedule reflects the future minimum lease payments to be received over the next five years under direct finance leases:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2009	$28.7
2010	25.1
2011	21.2
2012	17.4
2013	12.8

Concentrations of Credit Risk. The information on pages 50-51 in the section titled “Residential Real Estate” through the section titled “Commercial Real Estate” is incorporated herein by reference.

NONPERFORMING ASSETS

	DECEMBER 31
(In Millions)	2008	2007
Nonaccrual Loans
U.S.	$96.7	$23.2
Non-U.S.	–	–

Total Nonaccrual Loans	96.7	23.2
Other Real Estate Owned	3.5	6.1

Total Nonperforming Assets	$100.2	$29.3

90 Day Past Due Loans Still Accruing	$27.8	$8.6
Impaired Loans with Reserves	31.5	15.4
Impaired Loans without Reserves*	54.1	4.0

Total Impaired Loans	$85.6	$19.4
Reserves for Impaired Loans	15.5	10.8
Average Balance of Impaired Loans during the Year	$31.5	$26.3

* When an impaired loan’s discounted cash flows, collateral value or market price equals or exceeds its carrying value (net of charge-offs) , a reserve is not required.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

There were $72.5 million and $4.2 million of unfunded loan commitments and standby letters of credit at December 31, 2008 and 2007, respectively, issued to borrowers whose loans were classified as nonaccrual or where the underlying credit was determined to be impaired.

Interest income that would have been recorded on nonaccrual loans in accordance with their original terms amounted to approximately $2.7 million in 2008, $3.2 million in 2007, and $2.9 million in 2006, compared with amounts that were actually recorded of approximately $382 thousand, $222 thousand, and $42 thousand, respectively.

Note 7 – Reserve for Credit Losses

Changes in the reserve for credit losses were as follows:

(In Millions)	2008	2007	2006
Balance at Beginning of Year	$160.2	$151.0	$136.0
Charge-Offs	(25.7)	(9.7)	(1.8)
Recoveries	2.5	.9	1.6

Net Charge-Offs	(23.2)	(8.8)	(.2)
Provision for Credit Losses	115.0	18.0	15.0
Effect of Foreign Exchange Rates	(.9)	–	.2

Balance at End of Year	$251.1	$160.2	$151.0

Reserve for Credit Losses Assigned to:
Loans and Leases	$229.1	$148.1	$140.4
Unfunded Commitments and Standby Letters of Credit	22.0	12.1	10.6

Total Reserve for Credit Losses	$251.1	$160.2	$151.0

Note 8 – Buildings and Equipment

A summary of buildings and equipment is presented below.

	DECEMBER 31, 2008
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$40.9	$.6	$40.3
Buildings	210.0	80.5	129.5
Equipment	356.6	175.5	181.1
Leasehold Improvements	186.4	75.8	110.6
Buildings Leased under Capital Leases	83.9	38.8	45.1

Total Buildings and Equipment	$877.8	$371.2	$506.6

	DECEMBER 31, 2007
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$40.7	$.6	$40.1
Buildings	185.2	72.8	112.4
Equipment	359.4	177.9	181.5
Leasehold Improvements	174.6	64.2	110.4
Buildings Leased under Capital Leases	83.8	36.3	47.5

Total Buildings and Equipment	$843.7	$351.8	$491.9

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $87.6 million in 2008, $84.8 million in 2007, and $83.7 million in 2006.

Note 9 – Lease Commitments

At December 31, 2008, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2008 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2009	$64.0
2010	61.2
2011	56.9
2012	50.0
2013	44.8
Later Years	386.6

Total Minimum Lease Payments	$663.5

Net rental expense for operating leases included in occupancy expense amounted to $67.6 million in 2008, $75.3 million in 2007, and $72.0 million in 2006.

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2008.

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS, NET
2009	$3.1
2010	(38.3)
2011	7.7
2012	7.9
2013	8.1
Later Years	47.6

Total Minimum Lease Payments, net	36.1
Less: Amount Representing Interest	26.1

Net Present Value under Capital Lease Obligations	$10.0

Note: In 2007, the term of the capital lease for the Chicago operations center was extended. The minimum lease payments shown in the table above include an anticipated principal re-payment in 2010 and the revised future minimum lease payments under the terms of the lease extension.

Note 10 – Business Combinations

On October 1, 2008, Northern Trust completed its acquisition of Lakepoint Investment Partners LLC, a Cleveland, Ohio investment manager for high net worth individuals and institutions such as pension funds and endowments. At the date of acquisition, Lakepoint managed approximately $395 million in assets.

Note 11 – Goodwill and Other Intangibles

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

(In Millions)	CORPORATE AND INSTITUTIONAL SERVICES	PERSONAL FINANCIAL SERVICES	TOTAL
Balance at December 31, 2006	$361.7	$60.8	$422.5

Sale of Non-U.S. Subsidiary	(.2)	–	(.2)
Other Changes *	3.5	–	3.5

Balance at December 31, 2007	$365.0	$60.8	$425.8
Goodwill Acquired:
Lakepoint Investment Partners LLC	–	6.6	6.6
Other Changes *	(42.4)	(.6)	(43.0)

Balance at December 31, 2008	$322.6	$66.8	$389.4

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated goodwill.

Other intangible assets are included in other assets in the consolidated balance sheet. The gross carrying amount and accumulated amortization of other intangible assets as of December 31, 2008 and 2007 are as follows:

OTHER INTANGIBLE ASSETS-SUBJECT TO AMORTIZATION *

	DECEMBER 31
(In Millions)	2008 **	2007
Gross Carrying Amount	$233.1	$245.2
Accumulated Amortization	159.9	142.1

Net Book Value	$73.2	$103.1

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

** 2008 balances include an addition of $2.0 million related to the acquisition of Lakepoint Investment Partners LLC.

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $17.8 million, $20.9 million, and $22.4 million for the years ended December 31, 2008, 2007, and 2006, respectively. Amortization expense for the years 2009, 2010, 2011, 2012, and 2013 is estimated to be $15.5 million, $13.6 million, $10.2 million, $10.0 million, and $9.7 million, respectively.

Note 12 – Senior Notes, Long-Term Debt, and Line of Credit

Senior Notes. A summary of senior notes outstanding at December 31 is presented below.

($ In Millions)	RATE	2008	2007
Corporation-Senior Notes (a) (d)
Fixed Rate Due Aug. 2011 (f)	5.30%	$249.5	$249.4
Fixed Rate Due Nov. 2012 (g) (j)	5.20	220.1	204.8
Fixed Rate Due Aug. 2013 (h) (j)	5.50	437.2	–
Bank-Senior Note (a) (d)
Floating Rate – Sterling Denominated Due March 2010	3.31875	145.8	199.7

Total Senior Notes		$1,052.6	$653.9

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)	2008	2007
Bank-Subordinated Debt (a) (d)
6.25% Notes due June 2008 (b)	$–	$100.0
7.10% Notes due Aug. 2009 (b)	200.0	200.0
6.30% Notes due March 2011 (b)	150.0	150.0
4.60% Notes due Feb. 2013 (b)	200.0	200.0
5.85% Notes due Nov. 2017 (b) (j)	241.2	207.0
6.50% Notes due Aug. 2018 (b) (i) (j)	356.6	–
5.375% Sterling Denominated Notes due March 2015 (e)	217.9	298.6

Total Bank-Subordinated Debt	1,365.7	1,155.6
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End – 6.27% in 2008; 4.98% in 2007)	180.0	354.9
One to Three Years (Average Rate at Year End – 4.73% in 2008; 6.56% in 2007)	629.6	330.0
Three to Five Years (Average Rate at Year End – 4.46% in 2008; 5.05% in 2007)	872.0	595.0
Five to Ten Years (Average Rate at Year End – 5.25% in 2008; 5.25% in 2007)	236.1	235.1

Total Federal Home Loan Bank Borrowings	1,917.7	1,515.0
Capital Lease Obligations (c)	10.0	11.8

Total Long-Term Debt	$3,293.4	$2,682.4

Long-Term Debt Qualifying as Risk-Based Capital	$938.7	$829.6

(a) Not redeemable prior to maturity.

(b) Under the terms of its current Offering Circular dated August 5, 2008, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $500 million of subordinated notes. Each senior note will mature from 30 days to fifteen years, and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(c) Refer to Note 9.

(d) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

(e) Notes issued at a discount of .484%.

(f) Notes issued at a discount of .035%.

(g) Notes issued at a discount of .044%.

(h) Notes issued at a discount of .09%.

(i) Notes issued at a discount of .02%.

(j) Interest-rate swap contracts were entered into to modify the interest expense on these senior and subordinated notes from fixed rates to floating rates. The swaps are recorded as fair value hedges and at December 31, 2008, increases in the carrying values of the senior and subordinated notes outstanding of $59.0 million and $98.3 million, respectively, were recorded. As of December 31, 2007, increases in the carrying values of senior and subordinated notes outstanding of $5.2 million and $7.0 million, respectively, were recorded.

Line of Credit. The Corporation maintains an available revolving line of credit totaling $150 million. Commitment fees required under the revolver are based on the long-term senior debt ratings of the Corporation. There were no borrowings under the line of credit during 2008 or 2007, except for discretionary borrowings of minimum amounts to test the draw-down process.

Note 13 – Floating Rate Capital Debt

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation’s existing indebtedness.

The Corporation has the right to redeem the Series A and Series B Subordinated Debentures, in whole or in part, at a price equal to the principal amount plus accrued and unpaid interest. The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2008 and 2007:

	DECEMBER 31
(In Millions)	2008	2007
NTC Capital I Subordinated Debentures due January 15, 2027	$153.7	$153.7
NTC Capital II Subordinated Debentures due April 15, 2027	123.0	122.9

Total Subordinated Debentures	$276.7	$276.6

Note 14 – Stockholders’ Equity

Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. At December 31, 2008, 1,576,000 shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) were outstanding. There was no preferred stock outstanding at December 31, 2007.

Preferred Stock Purchase Rights. On July 21, 1998 the Board of Directors of the Corporation declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of the Corporation’s common stock issuable to stockholders of record at the close of business on October 31, 1999. As a result of anti-dilution provisions, each share of common stock now has one-half of one Right associated with it. Each Right is exercisable for one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $330.00, subject to adjustment. The Rights will be evidenced by the common stock certificates and will not be exercisable or transferable apart from the common stock until twenty days after a person or group acquires 15 percent or more of the shares of common stock then outstanding or announces a tender or exchange offer which if consummated would result in ownership of 15 percent or more of the outstanding common stock.

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

The Rights do not have voting rights and are redeemable at the option of the Corporation at a price of one cent per Right (equivalent to one-half cent per share) at any time prior to the close of business on the twentieth day following announcement by the Corporation of the acquisition of 15 percent or more of the outstanding common stock by a person or group. Unless earlier redeemed, the Rights will expire on October 31, 2009.

U.S. Treasury Capital Purchase Program. On November 14, 2008, in connection with the Corporation’s participation in the U.S. Department of the Treasury’s (U.S. Treasury) Troubled Asset Relief Program’s Capital Purchase Program (Capital Purchase Program), the Corporation issued 1,576,000 shares of Series B Preferred Stock and a warrant for the purchase of the Corporation’s common stock to the U.S. Treasury for total proceeds of $1,576.0 million. The proceeds received were allocated between the preferred stock and the warrant based on their relative fair values, which resulted in the recording of a discount on the preferred stock upon issuance that reflects the value allocated to the warrant. This discount will be accreted using a constant effective yield of approximately 6.13% over a five year term, consistent with management’s estimate of the life of the preferred stock. Dividends on the preferred stock and the related accretion of the discount on preferred stock reduced net income applicable to common stock by $12.0 million in 2008. The unamortized discount on preferred stock was $74.7 million at December 31, 2008.

Series B Preferred Stock. The Series B Preferred Stock is without par value and has a liquidation preference of $1,000 per share. Cumulative dividends on the Series B Preferred Stock accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter, but will be paid only if, as and when declared by the Corporation’s Board of Directors. The Series B Preferred Stock has no maturity date and ranks senior to the Corporation’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Corporation.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of its common stock is subject to certain restrictions in the event that the Corporation fails to pay or set aside full dividends on the Series B Preferred Stock for all past dividend periods. In addition, under the agreement pursuant to which the Series B Preferred Stock was sold, until the earliest of November 14, 2011, the redemption of all of the Series B Preferred Stock or the transfer by the U.S. Treasury of all of its shares of Series B Preferred Stock to third parties, the Corporation must obtain regulatory approval to pay dividends on its common stock in excess of $0.28 per share and, with some exceptions, to repurchase shares of its common stock. The Series B Preferred Stock is redeemable at the option of the Corporation at 100% of the liquidation preference. The agreement pursuant to which the Series B Preferred Stock was sold provides that the Series B Preferred Stock may be redeemed prior to November 14, 2011 only if (i) the Corporation has raised aggregate gross proceeds in one or more qualified equity offerings in excess of $394.0 million and (ii) the aggregate redemption price does not exceed the aggregate net proceeds from such qualified equity offerings. However, the American Recovery and Reinvestment Act of 2009 (signed into law on February 17, 2009) provides that the Corporation may redeem the Series B Preferred Stock without regard to whether the Corporation has replaced such funds through a qualified equity offering and without regard to any waiting period following consultation by the U.S. Treasury with the Corporation’s banking regulators.

Common Stock Warrant. The warrant issued in connection with the Capital Purchase Program entitles the U.S. Treasury to purchase 3,824,624 shares of the Corporation’s common stock at an exercise price of $61.81 per share. Both the number of shares underlying the warrant and the exercise price are subject to anti-dilution provisions as stipulated in the warrant. The warrant has a 10-year term. The U.S. Treasury may not transfer a portion or portions of the warrant with respect to, or exercise the warrant for more than one-half of, the 3,824,624 shares of common stock issuable upon exercise of the warrant, in the aggregate, until the earlier of (i) the date on which the Corporation has received aggregate gross proceeds of not less than $1,576.0 million from one or more qualified equity offerings and (ii) December 31, 2009. If on or before December 31, 2009 the Corporation raises aggregate gross proceeds in one or more qualified equity offerings in excess of $1,576.0 million, the number of shares of common stock underlying the warrant then held by the U.S. Treasury will be reduced by one-half of the original number of shares, considering all adjustments, underlying the warrant. The U.S. Treasury has agreed not to exercise voting power with respect to any shares of the Corporation’s common stock issued upon exercise of the warrant.

Common Stock. An analysis of changes in the number of shares of common stock outstanding follows:

	2008	2007	2006
Balance at January 1	220,608,834	218,700,956	218,128,986
Incentive Plan and Awards	296,621	128,095	166,681
Stock Options Exercised	3,450,608	5,042,322	2,764,505
Treasury Stock Purchased	(1,092,931)	(3,262,539)	(2,359,216)

Balance at December 31	223,263,132	220,608,834	218,700,956

The Corporation’s current share buyback program authorization was increased to 12.0 million shares in October 2006. Under this program, the Corporation may purchase an additional 7.6 million shares after December 31, 2008. The repurchased shares would be used for general purposes of the Corporation, including the issuance of shares under stock option and other incentive plans of the Corporation. The average price paid per share for common stock repurchased in 2008, 2007, and 2006 was $68.68, $67.10, and $55.65, respectively. As noted above, the Corporation’s ability to repurchase shares of its common stock, including shares under the buyback program, is subject to certain restrictions under the terms of the Corporation’s Series B Preferred Stock and the agreement pursuant to which the Series B Preferred Stock was sold.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Accumulated Other Comprehensive Income

The following table summarizes the components of accumulated other comprehensive income at December 31, 2008, 2007, and 2006, and changes during the years then ended.

	PERIOD CHANGE
(In Millions)	BEGINNING BALANCE (NET OF TAX)	BEFORE TAX AMOUNT	TAX EFFECT	ENDING BALANCE (NET OF TAX)
DECEMBER 31, 2008
Unrealized Gains (Losses) on Securities Available for Sale	$(28.7)	$(348.9)	$129.1	$(248.5)
Less: Reclassification Adjustments	–	(56.3)	20.7	(35.6)

Net Unrealized Gains (Losses) on Securities Available for Sale	(28.7)	(292.6)	108.4	(212.9)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(3.0)	(9.7)	3.6	(9.1)
Less: Reclassification Adjustments	–	18.5	(6.9)	11.6

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(3.0)	(28.2)	10.5	(20.7)
Foreign Currency Translation Adjustments	21.2	91.9	(100.3)	12.8
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(71.0)	(310.1)	114.6	(266.5)
Prior Service Cost	(7.1)	1.4	(.7)	(6.4)
Transition Obligation	(1.7)	.8	(.3)	(1.2)

Total Pension and Other Postretirement Benefit Adjustments	(79.8)	(307.9)	113.6	(274.1)

Accumulated Other Comprehensive Income	$(90.3)	$(536.8)	$132.2	$(494.9)

DECEMBER 31, 2007
Unrealized Gains (Losses) on Securities Available for Sale	$4.5	$(45.3)	$17.0	$(23.8)
Less: Reclassification Adjustments	–	7.8	(2.9)	4.9

Net Unrealized Gains (Losses) on Securities Available for Sale	4.5	(53.1)	19.9	(28.7)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	2.2	(18.6)	7.0	(9.4)
Less: Reclassification Adjustments	–	(10.2)	3.8	(6.4)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	2.2	(8.4)	3.2	(3.0)
Foreign Currency Translation Adjustments	18.5	(9.4)	12.1	21.2
Pension and Other Postretirement Benefit Adjustments
Net Actuarial Loss	(165.0)	137.4	(43.4)	(71.0)
Prior Service Cost	(6.7)	(.8)	.4	(7.1)
Transition Obligation	(2.1)	.6	(.2)	(1.7)

Total Pension and Other Postretirement Benefit Adjustments	(173.8)	137.2	(43.2)	(79.8)

Accumulated Other Comprehensive Income	$(148.6)	$66.3	$(8.0)	$(90.3)

DECEMBER 31, 2006
Unrealized Gains (Losses) on Securities Available for Sale	$(5.2)	$16.9	$(6.3)	$5.4
Less: Reclassification Adjustments	–	1.4	(.5)	.9

Net Unrealized Gains (Losses) on Securities Available for Sale	(5.2)	15.5	(5.8)	4.5
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(.8)	3.7	(1.4)	1.5
Less: Reclassification Adjustments	–	(1.2)	.5	(.7)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(.8)	4.9	(1.9)	2.2
Foreign Currency Translation Adjustments *	1.5	1.3	15.7	18.5
Minimum Pension Liability	(14.2)	22.7	(8.5)	–
Pension and Other Postretirement Benefit Adjustments
Net Actuarial Loss	–	(260.9)	95.9	(165.0)
Prior Service Cost	–	(10.7)	4.0	(6.7)
Transition Obligation	–	(3.3)	1.2	(2.1)

Total Pension and Other Postretirement Benefit Adjustments	–	(274.9)	101.1	(173.8)

Accumulated Other Comprehensive Income	$(18.7)	$(230.5)	$100.6	$(148.6)

* The 2006 tax effect on foreign currency translation adjustments reflects the reversal of deferred taxes on translation gains associated with certain foreign investments.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – Net Income Per Common Share Computations

The computation of net income per common share is presented below.

(In Millions Except Share Information)	2008	2007	2006
Basic Net Income Per Common Share
Average Number of Common Shares Outstanding	221,446,382	219,680,628	217,766,035
Net Income	$794.8	$726.9	$665.4
Less: Dividends on Preferred Stock	(12.0)	–	–

Net Income Applicable to Common Stock	782.8	726.9	665.4
Basic Net Income Per Common Share	3.53	3.31	3.06

Diluted Net Income Per Common Share
Average Number of Common Shares Outstanding	221,446,382	219,680,628	217,766,035
Plus: Dilutive Potential Common Shares
Stock Options	2,607,048	3,398,552	2,957,063
Stock Incentive Plans	1,324,953	1,236,485	1,061,016

Average Common and Potential Common Shares	225,378,383	224,315,665	221,784,114

Net Income Applicable to Common Stock	$782.8	$726.9	$665.4
Diluted Net Income Per Common Share	3.47	3.24	3.00

Note: Common stock equivalents totaling 3,431,701, 3,748,499, and 5,127,246 for the years ended December 31, 2008, 2007, and 2006, respectively, were not included in the computation of diluted earnings per share because their inclusion would have been antidilutive.

Note 17 – Net Interest Income

The components of net interest income were as follows:

(In Millions)	2008	2007	2006
Interest Income
Loans and Leases	$1,187.2	$1,308.3	$1,154.4
Securities – Taxable	320.7	591.5	527.2
– Non-Taxable	35.9	38.9	39.7
Time Deposits with Banks	888.2	776.7	481.2
Federal Funds Sold and Securities Purchased under Agreements to Resell and Other	46.5	68.8	47.2

Total Interest Income	2,478.5	2,784.2	2,249.7

Interest Expense
Deposits	1,116.0	1,563.4	1,084.7
Federal Funds Purchased	32.2	79.9	104.0
Securities Sold under Agreements to Repurchase	22.7	80.1	99.0
Commercial Paper	–	–	2.9
Other Borrowings	22.5	31.5	30.4
Senior Notes	44.3	26.7	16.5
Long-Term Debt	150.1	141.0	152.6
Floating Rate Capital Debt	11.6	16.2	14.9

Total Interest Expense	1,399.4	1,938.8	1,505.0

Net Interest Income	$1,079.1	$845.4	$744.7

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Other Operating Income

The components of other operating income were as follows:

(In Millions)	2008	2007	2006
Loan Service Fees	$30.0	$16.5	$17.1
Banking Service Fees	39.4	35.7	35.8
Non-Trading Foreign Exchange Gains (Losses)	36.1	2.1	(.6)
Credit Default Swap Gains (Losses)	35.4	4.8	(1.6)
Loss on Sale of Non-U.S. Subsidiary	–	(4.1)	–
Other Income	46.0	40.3	32.3

Total Other Operating Income	$186.9	$95.3	$83.0

Note 19 – Other Operating Expenses

The components of other operating expenses were as follows:

(In Millions)	2008	2007	2006
Business Promotion	$87.8	$77.0	$65.2
Other Intangibles Amortization	17.8	20.9	22.4
Capital Support Agreements	314.1	–	–
Securities Lending Client Support	167.6	–	–
Auction Rate Securities Purchase Program	54.6	–	–
Other Expenses	144.4	147.2	108.2

Total Other Operating Expenses	$786.3	$245.1	$195.8

Note 20 – Visa Membership

In October 2007, Northern Trust, as a member of Visa U.S.A. Inc. (Visa U.S.A.), received shares of restricted stock in Visa, Inc. (Visa) as a result of its participation in the global restructuring of Visa U.S.A., Visa Canada Association, and Visa International Service Association in preparation for an initial public offering by Visa. In connection with Visa’s initial public offering in March 2008, a portion of the shares of Visa common stock held by Northern Trust was redeemed pursuant to a mandatory redemption. The proceeds of the redemption totaled $167.9 million and were recorded as a gain in the first quarter of 2008. The remaining Visa shares held by Northern Trust are recorded at their original cost basis of zero. These shares have restrictions as to their sale or transfer and the ultimate realization of their value is subject to future adjustments based on the resolution of outstanding indemnified litigation.

Northern Trust, as a member bank of Visa U.S.A., and in conjunction with other member banks, is obligated to share in losses resulting from certain indemnified litigation involving Visa. A member bank such as Northern Trust is also required to recognize the contingent obligation to indemnify Visa under Visa’s bylaws (as those bylaws were modified at the time of the Visa restructuring on October 3, 2007), for potential losses arising from the other indemnified litigation that has not yet settled at its estimated fair value in accordance with GAAP. Northern Trust is not a party to this litigation and does not have access to any specific, non-public information concerning the matters that are the subject of the indemnification obligations.

During 2007, Northern Trust recorded charges and corresponding liabilities of $150 million relating to Visa indemnified litigation. In March 2008, Visa placed a portion of the proceeds from its initial public offering into an escrow account to fund the settlements of, or judgments in, the indemnified litigation. Northern Trust recorded $76.1 million, its proportionate share of the escrow account balance, in the first quarter of 2008 as an offset to the indemnification liabilities and related charges recorded in the fourth quarter of 2007, reducing the net indemnification liability to $73.9 million.

In the third quarter of 2008, in consideration of Visa’s announced settlement of the litigation involving Discover Financial Services, Northern Trust recorded a charge of $30.0 million to increase the Visa indemnification liability. In the fourth quarter of 2008, Northern Trust fully reversed the $30.0 million charge recorded in the third quarter as Visa funded its litigation escrow account to cover the amount of the settlement.

Northern Trust’s net Visa related indemnification liability at December 31, 2008 and 2007, included within other liabilities in the consolidated balance sheet, totaled $73.9 million and $150 million, respectively. It is expected that required additional contributions to the litigation escrow account will be funded through subsequent sales of Visa stock with corresponding adjustments to the future realization of the value of the outstanding shares held by Visa U.S.A. member banks. While the ultimate resolution of outstanding Visa related litigation is highly uncertain and the estimation of any potential losses is highly judgmental, Northern Trust anticipates that the value of its remaining shares of Visa stock will be more than adequate to offset any remaining indemnification liabilities related to Visa litigation.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 – Income Taxes

The following table reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(IN MILLIONS)	2008	2007	2006
Tax at Statutory Rate	$446.5	$371.3	$358.5
Tax Exempt Income	(12.4)	(12.3)	(12.6)
Leveraged Lease Adjustments	61.3	–	16.8
Foreign Tax Rate Differential	(47.8)	(18.4)	(7.9)
State Taxes, net	18.3	6.2	15.2
Other	15.0	(12.9)	(11.2)

Provision for Income Taxes	$480.9	$333.9	$358.8

The Corporation files income tax returns in the U.S. federal, various state, and foreign jurisdictions. The Corporation is no longer subject to income tax examinations by U.S. federal, state, or local, or by non-U.S. tax authorities for years before 1997.

The Corporation adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (FIN 48), on January 1, 2007. Included in other liabilities within the consolidated balance sheet at December 31, 2008 and 2007 were $334.9 million and $237.0 million of unrecognized tax benefits, respectively. If recognized, 2008 and 2007 net income would have increased by $47.9 million and $20.6 million, respectively, resulting in a decrease of the effective income tax rates. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(IN MILLIONS)	2008	2007
Balance at January 1	$237.0	$211.2
Additions for tax positions taken in current year	7.7	19.5
Additions for tax positions taken in prior years	91.3	9.6
Reductions for tax positions taken in prior years	(.7)	(2.8)
Reductions resulting from expiration of statutes	(.4)	(.5)

Balance at December 31	$334.9	$237.0

As described further in Note 25 – Contingent Liabilities, the IRS challenged the Corporation’s tax position with respect to certain structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. Included in unrecognized tax benefits at December 31, 2007 were $208 million of U.S. federal and state tax positions related to leveraged leasing tax deductions challenged by IRS for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. Because of the effect of deferred tax accounting, the disallowance of accelerated deductions does not impact net income, except for related interest and penalties. Management periodically reassesses the likely outcome of uncertain tax positions related to leveraged leases. In August 2008, the IRS announced that settlements would be offered to taxpayers who participated in Lease-In/Lease-Out (LILO) and Sale-In/Sale-Out (SILO) transactions. Although Northern Trust elected not to participate in the IRS offer, the Corporation revised its estimates regarding the likely outcome of leveraged leasing tax positions in light of the settlement terms. The revised estimates include an increase in taxes over the life of certain of the leveraged leases. Primarily as a result of these revisions, the amount included in unrecognized tax benefits related to leveraged leasing increased to $292.0 million as of December 31, 2008. As of December 31, 2008, Northern Trust had deposited $364.1 million with the IRS to mitigate the amount of additional interest that would become due should the IRS prevail in this matter. Of the total amount deposited, $111.2 million, ($69.4 million after-tax) related to interest currently accrued.

FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), requires a reallocation of lease income from the inception of a leveraged lease if during the lease term the expected timing of income tax deductions is revised. Based on estimates relating to the eventual resolution of the leveraged leasing tax matter with the IRS, including the timing and amount of potential payments, adoption of FSP 13-2 as of January 1, 2007 reduced Northern Trust's stockholders' equity by $73.4 million. In accordance with FSP 13-2, the impacts of revisions to management's assumptions after January 1, 2007 were recorded through earnings in the period in which the assumptions changed. As noted above, management revised its assumptions during 2008. As a result of the reallocation of lease income and increase in taxes over the life of certain of the leveraged leases under the revised assumptions, Northern Trust recorded $38.9 million in charges against interest income for the year ended December 31, 2008. The provision for taxes related to these adjustments, inclusive of interest and penalties, totaled $61.3 million.

In 2009, Northern Trust terminated certain of the structured leasing transactions challenged by the IRS. In connection with these terminations, the amount of leveraged lease related uncertain tax positions will be reduced by approximately $112 million. As noted above, the acceleration of tax payments related to these leases does not affect net income. The payment of taxes in connection with these terminations does not resolve the IRS challenges with respect to the timing of previous tax deductions taken on these leases or the associated interest and penalties. It is possible that additional changes in the amount of leveraged lease related

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

uncertain tax positions and related cash flows could occur in the next twelve months if Northern Trust terminates additional leases, is able to resolve this matter with the IRS, or if management becomes aware of new information that would lead it to change its assumptions regarding the timing or amount of any potential payments to the IRS. Management does not believe future changes, if any, would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

During the years ended December 31, 2008, 2007, and 2006, $46.1 million, $7.3 million, and $15.7 million of interest and penalties, net of tax, were included in the provision for income taxes. As of December 31, 2008 and 2007 the liability for the potential payment of interest and penalties totaled $83.2 million and $46.3 million net of tax, respectively.

Pre-tax earnings of non-U.S. subsidiaries are subject to U.S. taxation when effectively repatriated. Northern Trust provides income taxes on the undistributed earnings of non-U.S. subsidiaries, except to the extent that those earnings are indefinitely reinvested outside the U.S. Northern Trust elected to indefinitely reinvest $185.8 million, $119.5 million, and $60.0 million of the 2008, 2007 and 2006 earnings, respectively, of certain non-U.S. subsidiaries and, therefore, in accordance with APB Opinion No. 23, “Accounting for Income Taxes – Special Areas,” no deferred income taxes were recorded on those earnings. As of December 31, 2008, the cumulative amount of undistributed pre-tax earnings in these subsidiaries approximated $365.3 million. Based on the current U.S. federal income tax rate, an additional deferred tax liability of approximately $74.0 million, would have been required as of December 31, 2008 if Northern Trust had not elected to indefinitely reinvest those earnings.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(In Millions)	2008	2007	2006
Current Tax Provision:
Federal	$528.8	$286.6	$188.7
State	43.0	14.1	17.6
Non-U.S.	100.0	103.5	68.6

Total	$671.8	$404.2	$274.9

Deferred Tax Provision:
Federal	$(185.2)	(65.8)	$78.1
State	(5.7)	(4.5)	5.8

Total	$(190.9)	(70.3)	83.9

Provision for Income Taxes	$480.9	$333.9	$358.8

In addition to the amounts shown above, tax charges (benefits) have been recorded directly to stockholders’ equity for the following items:

(In Millions)	2008	2007	2006
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$(35.0)	$(45.1)	$(21.3)
Tax Effect of Other Comprehensive Income	(132.2)	8.0	(100.6)

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31
(In Millions)	2008	2007	2006
Deferred Tax Liabilities:
Lease Financing	$424.1	$475.1	$689.1
Software Development	163.8	128.6	118.3
Accumulated Depreciation	14.3	11.0	16.0
Compensation and Benefits	–	12.5	–
State Taxes, net	19.2	31.6	44.2
Other Liabilities	47.1	48.5	21.9

Gross Deferred Tax Liabilities	668.5	707.3	889.5

Deferred Tax Assets:
Reserve for Credit Losses	86.4	54.6	51.5
Compensation and Benefits	71.0	–	19.0
Capital Support Agreements	109.9	–	–
Visa Indemnification	25.9	52.5	–
Other Assets	153.6	55.3	27.9

Gross Deferred Tax Assets	446.8	162.4	98.4

Valuation Reserve	–	–	–
Deferred Tax Assets, net of Valuation Reserve	446.8	162.4	98.4

Net Deferred Tax Liabilities	$221.7	$544.9	$791.1

No valuation allowance related to deferred tax assets has been recorded at December 31, 2008, 2007, and 2006, as management believes it is more likely than not that the deferred tax assets will be fully realized. At December 31, 2008, Northern Trust had no net operating loss carryforwards.

Note 22 – Employee Benefits

The Corporation and certain of its subsidiaries provide various benefit programs, including defined benefit pension, postretirement health care, and defined contribution plans. A description of each major plan and related disclosures are provided below.

Effective with the adoption of the recognition provisions of SFAS No. 158 on December 31, 2006, Northern Trust

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

In 2008, Northern Trust adopted the measurement date provisions of SFAS No. 158 and has valued pension assets and liabilities at December 31 versus a September 30 measurement date used in 2007 and prior years. Pursuant to SFAS No. 158, an adjustment totaling $7.4 million was made to the January 1, 2008 balance of retained earnings to effect this change. There was no income statement impact. Actuarial gains and losses arising in the 15 month period between September 30, 2007 and December 31, 2008 were recorded in other comprehensive income in 2008.

Pension. A noncontributory qualified defined benefit pension plan covers substantially all U.S. employees of Northern Trust. Employees of various European subsidiaries participate in local defined benefit plans, although those plans have been closed to new participants.

Northern Trust also maintains a noncontributory supplemental pension plan for participants whose retirement benefit payments under the U.S. plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a “Rabbi” Trust, used to hold assets designated for the funding of benefits in excess of those permitted in certain of its qualified retirement plans. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2008 and 2007 amounted to $45.2 million and $49.1 million, respectively.

The following tables set forth the status, amounts included in accumulated other comprehensive income, and the net periodic pension expense of the U.S. plan, non-U.S. plans, and supplemental plan for 2008 and 2007. Prior service costs are being amortized on a straight-line basis over 9 years for the U.S. plan and 8 years for the supplemental plan.

PLAN STATUS

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2008	2007	2008	2007	2008	2007
Accumulated Benefit Obligation	$484.8	$445.4	$75.9	$95.5	$56.8	$52.0

Projected Benefit	558.8	518.1	91.0	126.9	68.5	61.3
Plan Assets at Fair Value	586.2	741.5	87.9	139.7	–	–

Funded Status at Measurement Date	27.4	223.4	(3.1)	12.8	(68.5)	(61.3)
Funding Between Measurement Date and Year-end	N/A	–	N/A	3.1	N/A	1.9

Funded Status at December 31	$27.4	$223.4	$(3.1)	$15.9	$(68.5)	$(59.4)

Weighted-Average Assumptions:
Discount Rates	6.25%	6.25%	5.80%	5.71%	6.25%	6.25%
Rate of Increase in Compensation Level	4.02	4.02	4.15	4.61	4.02	4.02
Expected Long-Term Rate of Return on Assets	8.00	8.25	6.66	7.25	N/A	N/A

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2008	2007	2008	2007	2008	2007
Net Actuarial Loss (Gain)	$371.5	$79.5	$12.8	$(2.3)	$38.8	$27.9
Prior Service Cost	9.3	10.9	–	–	1.4	1.4

Gross Amount in Accumulated Other Comprehensive Income	380.8	90.4	12.8	(2.3)	40.2	29.3
Income Tax Effect	144.3	34.3	2.9	.5	15.8	11.1

Net Amount in Accumulated Other Comprehensive Income	$236.5	$56.1	$9.9	$(2.8)	$24.4	$18.2

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NET PERIODIC PENSION EXPENSE

	U.S. PLAN			NON-U.S. PLANS			SUPPLEMENTAL PLAN
($ In Millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service Cost	$29.6	$31.0	$29.3	$4.4	$5.8	$5.7	$1.9	$2.0	$2.3
Interest Cost	30.9	28.6	27.7	6.8	6.6	5.1	3.5	3.6	3.4
Expected Return on Plan Assets	(57.5)	(48.5)	(37.9)	(9.3)	(8.3)	(6.5)	N/A	N/A	N/A
Amortization:
Net Loss	8.2	14.9	15.6	.3	1.2	1.1	2.5	2.9	2.9
Prior Service Cost	1.3	1.1	1.1	–	–	–	–	–	–

Net Periodic Pension Expense	$12.5	$27.1	$35.8	$2.2	$5.3	$5.4	$7.9	$8.5	$8.6

Weighted-Average Assumptions:
Discount Rates	6.25%	5.75%	5.50%	5.71%	4.97%	4.87%	6.25%	5.75%	5.00%
Rate of Increase in Compensation Level	4.02	3.80	3.80	4.61	4.40	4.27	4.02	3.80	3.80
Expected Long-Term Rate of Return on Assets	8.25	8.25	8.25	7.25	6.83	6.39	N/A	N/A	N/A

Pension expense for 2009 is expected to include approximately $17.0 million and $1.2 million related to the amortization of net loss and prior service benefit balances, respectively, from accumulated other comprehensive income.

CHANGE IN BENEFIT OBLIGATION

(MEASURED AS OF DECEMBER 31 IN 2008 AND SEPTEMBER 30 IN 2007)

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2008	2007	2008	2007	2008	2007
Beginning Balance	$518.1	$518.5	$126.9	$133.2	$61.3	$67.4
Service Cost	37.0	31.0	5.3	5.8	2.4	2.0
Interest Cost	38.6	28.6	8.2	6.6	4.4	3.6
Plan Change	–	1.8	–	–	–	–
Actuarial Loss (Gain)	17.9	(32.7)	(14.4)	(21.0)	14.0	(4.6)
Benefits Paid	(52.8)	(29.1)	(2.3)	(2.2)	(13.6)	(7.1)
Foreign Exchange Rate Changes	–	–	(32.7)	4.5	–	–

Ending Balance	$558.8	$518.1	$91.0	$126.9	$68.5	$61.3

Note: Due to the change in measurement date from September 30 to December 31 in 2008, the 2008 change includes 15 months of activity.

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2009	$50.6	$1.4	$10.9
2010	52.6	1.8	11.1
2011	55.3	2.0	8.0
2012	57.1	2.1	8.3
2013	60.2	2.5	8.7
2014-2018	313.3	17.3	34.6

CHANGE IN PLAN ASSETS

(MEASURED AS OF DECEMBER 31 IN 2008 AND SEPTEMBER 30 IN 2007)

	U.S. PLAN		NON-U.S. PLANS
(In Millions)	2008	2007	2008	2007
Fair Value of Assets at Beginning of Period	$741.5	$558.5	$139.7	$122.3
Actual Return on Assets	(212.5)	107.1	(23.8)	8.7
Employer Contributions	110.0	105.0	7.4	7.2
Benefits Paid	(52.8)	(29.1)	(2.3)	(2.2)
Foreign Exchange Rate Changes	–	–	(33.1)	3.7

Fair Value of Assets at End of Period	$586.2	$741.5	$87.9	$139.7

Note: Due to the change in measurement date from September 30 to December 31 in 2008, the 2008 change includes 15 months of activity.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The minimum required contribution for the U.S. qualified plan in 2009 is estimated to be zero and the maximum deductible contribution is estimated at $180.0 million.

The allocation of the fair value of Northern Trust’s U.S. pension plan assets as of December 31, 2008 and September 30, 2007, and the target allocation effective as of November 20, 2008, by asset category, are as follows:

Asset Category	TARGET ALLOCATION	ACTUAL – 2008	ACTUAL – 2007
Equity Securities	61.0%	61.1%	72.7%
Debt Securities	21.0	24.7	19.5
Other	18.0	14.2	7.8

Total	100.0%	100.0%	100.0%

A total return investment strategy approach is employed to Northern Trust’s U.S. pension plan whereby a mix of equities, fixed income and alternative asset investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. Assets held consist primarily of commingled funds that invest primarily in a diversified blend of publicly traded equities, fixed income and some private equity and hedge fund investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks and divided by investment style and market capitalization. Other assets, such as private equity and hedge funds, are used judiciously to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments except for the hedge fund. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

A building block approach is employed to Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio rate of return is established with consideration given to diversification and rebalancing. The rate is reviewed against peer data and historical returns to verify the return is reasonable and appropriate. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets as of the plan’s December 31, 2008 measurement date was set at 8.00%.

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

The following tables set forth the postretirement health care plan status and amounts included in accumulated other comprehensive income at December 31, the net periodic postretirement benefit cost of the plan for 2008 and 2007, and the change in the accumulated postretirement benefit obligation during 2008 and 2007. In 2008, Northern Trust adopted the measurement date provisions of SFAS No. 158 and has valued postretirement health care liabilities at December 31 versus a September 30 measurement date used in 2007 and prior years. The transition obligation established January 1, 1993 is being amortized to expense over a 20 year period.

PLAN STATUS

(In Millions)	2008	2007
Accumulated Postretirement Benefit Obligation (APBO) at Measurement Date:
Retirees and Dependents	$24.1	$28.1
Actives Eligible for Benefits	11.6	10.5
Actives Not Yet Eligible	25.0	24.1

Net Postretirement Benefit Liability	$60.7	$62.7

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

($ In Millions)	2008	2007
Net Actuarial Loss	$10.5	$18.4
Transition Obligation	1.9	2.7
Prior Service Benefit	(.6)	(.8)

Gross Amount in Accumulated Other Comprehensive Income	11.8	20.3
Income Tax Effect	8.5	12.0

Net Amount in Accumulated Other Comprehensive Income	$3.3	$8.3

The income tax effect shown above includes the expected impact of the non-taxable Medicare prescription drug subsidy.

NET PERIODIC POSTRETIREMENT BENEFIT EXPENSE

(In Millions)	2008	2007	2006
Service Cost	$1.7	$1.9	$1.7
Interest Cost	3.9	3.5	3.5
Amortization
Net Loss	1.1	1.3	1.8
Transition Obligation	.6	.6	.6
Prior Service Benefit	(.1)	(.1)	(.1)

Net Periodic Postretirement Benefit Expense	$7.2	$7.2	$7.5

CHANGE IN ACCUMULATED POSTRETIREMENT

BENEFIT OBLIGATION

(MEASURED AS OF DECEMBER 31 IN 2008 AND SEPTEMBER 30 IN 2007)

(In Millions)	2008	2007
Beginning Balance	$62.7	$61.4
Service Cost	2.1	1.9
Interest Cost	4.9	3.5
Actuarial Gain	(6.5)	(1.1)
Benefits Paid	(2.5)	(3.0)

Ending Balance	$60.7	$62.7

Note: Due to the change in measurement date from September 30 to December 31 in 2008, the 2008 change includes 15 months of activity.

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	TOTAL POSTRETIREMENT MEDICAL BENEFITS	EXPECTED PRESCRIPTION DRUG SUBSIDY AMOUNT
2009	$4.1	$(.6)
2010	4.4	(.7)
2011	4.7	(.8)
2012	5.0	(.9)
2013	5.2	(1.0)
2014-2018	31.5	(7.2)

Net periodic postretirement benefit expense for 2009 is expected to include approximately $.5 million and $.6 million related to the amortization from accumulated other comprehensive income of the net loss and transition obligation, respectively, and to be decreased by $.1 million related to the amortization from accumulated other comprehensive income of the prior service benefit.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.25% at December 31, 2008 and 2007. For measurement purposes, an 8.00% annual increase in the cost of covered medical benefits and a 10.30% annual increase in the cost of covered prescription drug benefits were assumed for 2008. These rates are assumed to gradually decrease until they reach 5.00% in 2014. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(In Millions)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Total Service and Interest Cost Components	$.1	$(.1)
Effect on Postretirement Benefit Obligation	1.3	(1.2)

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a matching component and a corporate performance-based component contingent upon meeting predetermined performance objectives. The estimated contribution to defined contribution plans is charged to employee benefits and totaled $42.0 million in 2008, $44.0 million in 2007, and $35.3 million in 2006.

Note 23 – Stock-Based Compensation Plans

Northern Trust recognizes as compensation expense the grant-date fair value of stock options and other equity based compensation granted to employees within the income statement using a fair value-based method.

Total compensation expense for share-based payment arrangements was as follows:

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2008	2007	2006
Stock Options	$19.3	$17.8	$17.7
Stock and Stock Unit Awards	15.0	14.2	15.0
Performance Stock Units	8.3	12.1	2.2

Total Share-Based Compensation Expense	$42.6	$44.1	$34.9
Tax Benefits Recognized	$15.8	$16.5	$13.1

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2008, there was $74.1 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s stock-based compensation plans. That cost is expected to be recognized as expense over a weighted-average period of approximately 2 years.

The Amended and Restated Northern Trust Corporation 2002 Stock Plan (the Plan) is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and performance shares. As detailed below, grants are outstanding under both the Plan and The Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan), a predecessor plan. The total number of shares of the Corporation’s common stock authorized for issuance under the Plan is 40,000,000. As of December 31, 2008, shares available for future grant under the Plan totaled 20,983,613.

The following describes Northern Trust’s share-based payment arrangements and applies to awards under the Plan and the 1992 Plan, as applicable.

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

The weighted-average assumptions used for options granted during the years ended December 31 are as follows:

	2008	2007	2006
Expected Term (in Years)	6.3	5.9	5.7
Dividend Yield	2.48%	2.50%	2.75%
Expected Volatility	27.1	28.3	33.7
Risk Free Interest Rate	3.16	4.67	4.36

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

The following table provides information about stock options granted, vested, and exercised in the years ended December 31.

(In Millions, Except Per Share Information)	2008	2007	2006
Weighted average grant-date per share fair value of stock options granted	$17.16	$17.40	$15.35
Fair value of stock options vested	20.1	15.3	22.8
Stock options exercised
Intrinsic value	98.5	130.7	69.0
Cash received	161.9	204.8	84.4
Tax deduction benefits realized	27.9	38.4	17.0

The following is a summary of changes in nonvested stock options for the year ended December 31, 2008.

NONVESTED SHARES	SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE PER SHARE
Nonvested at December 31, 2007	3,182,563	$15.89
Granted	1,450,630	17.16
Vested	(1,329,298)	15.11
Forfeited or cancelled	(89,392)	16.28

Nonvested at December 31, 2008	3,214,503	$16.78

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2008, and changes during the year then ended, are presented in the table below.

($ In Millions Except Per Share Information)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Options Outstanding, December 31, 2007	17,966,619	$52.53
Granted	1,450,630	71.09
Exercised	(3,450,608)	48.88
Forfeited, expired or cancelled	(144,269)	56.96

Options Outstanding, December 31, 2008	15,822,372	54.99	4.8	$55.0

Options Exercisable, December 31, 2008	12,607,869	$52.69	3.9	$55.0

Stock and Stock Unit Awards. Stock or stock unit awards may be granted by the Committee to participants which entitle them to receive a payment in the Corporation’s common stock or cash under the terms of the Plan and such other terms and conditions as the Committee deems appropriate. Each stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The stock units granted in 2008 vest at a rate equal to 50% on the third anniversary date of the grant and 50% on the fourth anniversary date. Stock and stock unit grants totaled 205,435, 235,663, and 385,588, with weighted average grant-date fair values of $70.44, $64.68 and $52.56 per share, for the years ended December 31, 2008, 2007, and 2006, respectively. The total fair value of shares vested during the years ended December 31, 2008, 2007, and 2006, was $17.1 million, $9.2 million, and $15.1 million, respectively.

A summary of the status of outstanding stock and stock unit awards under the Plan and the 1992 Plan at December 31, 2008, and changes during the year then ended, is presented in the table below.

($ In Millions)	NUMBER	AGGREGATE INTRINSIC VALUE
Stock and Stock Unit Awards Outstanding, December 31, 2007	1,564,556
Granted	205,435
Distributed	(420,398)
Forfeited	(56,660)

Stock and Stock Unit Awards Outstanding, December 31, 2008	1,292,933	$67.4

Units Convertible, December 31, 2008	176,475	9.2

The following is a summary of nonvested stock and stock unit awards at December 31, 2008, and changes during the year then ended.

NONVESTED STOCK AND STOCK UNITS	NUMBER	WEIGHTED AVERAGE GRANT-DATE FAIR VALUE PER UNIT	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)
Nonvested at December 31, 2007	1,296,326	$49.86
Granted	205,435	70.44
Vested	(328,643)	40.42
Forfeited	(56,660)	52.25

Nonvested at December 31, 2008	1,116,458	$56.31	1.4

Performance Stock Units. Each performance stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The number of performance stock units granted that will vest can range from 0% to 125% of the original award granted based on the level of attainment of an average earnings per share goal for a three-year period. Distribution of the award is then made after vesting. Performance stock unit grants totaled 289,409, 393,518 and 152,280 with a weighted average grant-date fair value of $71.23, $63.36 and $52.09 for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of performance stock units under the Plan at December 31, 2008, and changes during the year then ended, is presented in the table below.

($ In Millions)	UNITS	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Units Outstanding, December 31, 2007	510,744
Granted	289,409
Converted	–
Forfeited	(57,736)

Units Outstanding, December 31, 2008	742,417	1.3	38.7

Units Convertible, December 31, 2008	–	–	–

Director Stock Awards. In 2008, stock units with a total value of $960,000 (14,109 stock units) that vest on the date of the 2009 annual meeting of the Corporation’s stockholders were granted to non-employee directors. Also in November 2008, an employee director became a non-employee director and received a prorated grant of stock units with a value of $35,069 (773 stock units) that vested on the date of the 2008 annual meeting of stockholders. In 2007, stock units with a total value of $960,000 (14,935 stock units) that vested on the date of the 2008 annual meeting of stockholders were granted to non-employee directors. Stock units granted to non-employee directors do not have voting rights. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit account that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

Note 24 – Cash-Based Compensation Plans

Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals, and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $155.8 million in 2008, $192.5 million in 2007, and $145.5 million in 2006.

Note 25 – Contingent Liabilities

In the normal course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions, including, but not limited to, actions brought on behalf of various claimants or classes of claimants, regulatory matters, employment matters, and challenges from tax authorities regarding the amount of taxes due. In certain of these actions and proceedings, claims for substantial monetary damages or adjustments to recorded tax liabilities are asserted. In view of the inherent difficulty of predicting the outcome of such matters, particularly matters that will be decided by a jury and actions that seek very large damages based on novel and complex damage and liability legal theories or that involve a large number of parties, the Corporation cannot state with confidence the eventual outcome of these matters or the timing of their ultimate resolution, or estimate the possible loss or range of loss associated with them; however, based on current knowledge and after consultation with legal counsel, management does not believe that judgments or settlements in excess of amounts already reserved, if any, arising from pending or threatened legal actions, regulatory matters, employment matters, or challenges from tax authorities, either individually or in the aggregate, would have a material adverse effect on the consolidated financial position or liquidity of the Corporation, although they could have a material adverse effect on operating results for a particular period.

As part of its audit of federal tax returns filed from 1997 – 2000, the IRS challenged the Corporation’s tax position with respect to thirteen investments made in structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. During the second quarter of 2005, the IRS issued a revised examination report that added proposed adjustments to income and penalty assessments. The Corporation anticipates that the IRS will continue to disallow deductions relating to these leases and possibly include other lease transactions with similar characteristics as part of its audit of tax returns filed after 2000. The Corporation believes that these transactions are valid leases for U.S. tax purposes and that its tax treatment of these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. The Corporation believes it has appropriate reserves to cover its tax liabilities, including liabilities related to structured leasing transactions, and related interest and penalties. The Corporation will continue to defend its position on the tax treatment of the leases vigorously.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed in further detail in Note 20 – Visa Membership, Northern Trust, as a member bank of Visa U.S.A., and in conjunction with other member banks, is obligated to share in losses resulting from certain indemnified litigation involving Visa. The estimated fair value of the net Visa indemnification liability, recorded within other liabilities in the consolidated balance sheet, was $73.9 million at December 31, 2008 and $150.0 million at December 31, 2007.

As discussed in further detail in Note 28 – Variable Interest Entities, the estimated fair value of the Corporation’s contingent liability under capital support agreements (Capital Support Agreements) with certain Northern Trust investment vehicles, recorded within other liabilities in the consolidated balance sheet, was $314.1 million at December 31, 2008. As of December 31, 2008, no capital contributions have been made under the agreements.

Note 26 – Derivative Financial Instruments

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

Client-Related and Trading Derivative Instruments. The following table shows the notional amounts of client-related and trading derivative financial instruments. Notional amounts of derivative financial instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity. Credit risk is limited to the positive fair value of the derivative instrument, which is significantly less than the notional amount. In excess of 95% of Northern Trust’s derivatives outstanding at December 31, 2008 and 2007, measured on a notional value basis, related to client-related and trading activities.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CLIENT-RELATED AND TRADING DERIVATIVE INSTRUMENTS

	DECEMBER 31, 2008		DECEMBER 31, 2007
(In Millions)	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Foreign Exchange Contracts	$123,755.1	$340.7	$152,449.7	$21.0
Interest Rate Option Contracts
Purchased	200.9	.3	284.8	3.8
Sold	200.9	(.3)	284.8	(3.8)
Interest Rate Swap Contracts	3,351.0	5.8	2,052.9	4.6
Futures Contracts	.5	–	.8	–

Risk Management Derivative Instruments. The following tables identify the types and classifications of derivative instruments used by Northern Trust to manage risk, their notional and fair values and the respective risks addressed.

RISK MANAGEMENT DERIVATIVE INSTRUMENTS — DESIGNATED AS HEDGES

				DECEMBER 31, 2008		DECEMBER 31, 2007
(In Millions)	DERIVATIVE INSTRUMENT	HEDGE CLASSIFICATION	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Available for Sale Investment Securities	Interest Rate Swap Contracts	Fair Value	Interest Rate	$2,605.8	$(31.8)	$2,975.8	$(8.0)
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Fair Value	Interest Rate	1,100.0	168.9	400.0	12.2
Available for Sale Investment Securities	Interest Rate Swap Contracts	Cash Flow	Interest Rate	100.0	1.3	375.0	4.8
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Cash Flow	Foreign Currency	1,008.0	(26.3)	950.0	(4.0)
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Net Investment	Foreign Currency	1,035.9	3.5	1,054.5	4.5

In addition to the above, Sterling denominated senior and subordinated debt, totaling $364.5 million and $499.4 million at December 31, 2008 and 2007, respectively, were designated as hedges of the foreign exchange risk associated with the net investment in certain non-U.S. affiliates.

For all fair value and cash flow hedges of available for sale investment securities, senior notes, and subordinated debt, Northern Trust applies the “shortcut” method of accounting, available under SFAS No. 133, which assumes there is no ineffectiveness in a hedge. There was no ineffectiveness recorded for available for sale investment securities, senior notes, or subordinated debt during the years ended December 31, 2008 or 2007.

For cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions, Northern Trust utilizes the dollar-offset method, a “long-haul” method of accounting under SFAS No. 133, in assessing whether these hedging relationships are highly effective at inception and on an ongoing basis. Any ineffectiveness is recognized currently in earnings. There was no ineffectiveness recognized in earnings for cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions for the years ended December 31, 2008 or 2007. As of December 31, 2008, the maximum length of time over which these hedges exist is 23 months. For all cash flow hedges, it is estimated that a net loss of $27.8 million will be reclassified into earnings within the next twelve months.

For net investment hedges, all critical terms of the hedged item and the hedging instrument are matched at inception and on an ongoing basis to eliminate hedge ineffectiveness. As a result, no ineffectiveness was recorded for these hedges during the years ended December 31, 2008 or 2007. A net gain of $175.4 million and a net loss of $33.1 million were recorded in accumulated other comprehensive income relating to net investment hedge designations for the years ended December 31, 2008 and 2007, respectively.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RISK MANAGEMENT DERIVATIVE INSTRUMENTS — NOT DESIGNATED AS HEDGES

			DECEMBER 31, 2008		DECEMBER 31, 2007
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	FAIR VALUE	NOTIONAL VALUE	FAIR VALUE
Loans and Leases – Commercial and Other	Credit Default Swap Contracts	Credit	$235.5	$38.1	$278.8	$2.6
Loans and Leases – Commercial and Other	Foreign Exchange Contracts	Foreign Currency	129.9	(1.1)	53.1	(.1)
Net Investments in Non-U.S. Affiliate Assets and Liabilities	Foreign Exchange Contracts	Foreign Currency	63.8	5.0	52.0	(2.7)

Note 27 – Off-Balance Sheet Financial Instruments

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

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31
(In Millions)	2008	2007
Legally Binding Commitments to Extend Credit*	$25,356.3	$22,124.3
Commercial Letters of Credit	36.7	35.9

Standby Letters of Credit:
Corporate	1,136.2	1,095.0
Industrial Revenue	2,080.7	1,102.0
Other	808.1	684.8

Total Standby Letters of Credit**	$4,025.0	$2,881.8

* These amounts exclude $1.7 billion and $1.8 billion of commitments participated to others at December 31, 2008 and 2007, respectively.

** These amounts include $340.1 million and $356.7 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2008 and 2007, respectively. The weighted average maturity of standby letters of credit was 25 months at December 31, 2008 and 23 months at December 31, 2007.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. In connection with these activities, Northern Trust has issued certain indemnifications against loss resulting from the bankruptcy of the borrower of securities. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluation of the collateral on a daily basis. The amount of securities loaned as of December 31, 2008 and 2007 subject to indemnification was $82.7 billion and $179.8 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

significant and, therefore, no liability has been recorded relating to the indemnifications provided.

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

As a result of its participation in cash, securities, and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2008 and 2007 was $61 million and $65 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust and its clients.

Note 28 – Variable Interest Entities

A variable interest entity (VIE) is defined in the FASB Interpretation, “Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 (FIN 46-R)” as an entity which either has total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest (such as the ability to make significant decisions through voting rights or the right to receive the expected residual returns of the entity and the obligation to absorb the expected losses of the entity). Investors that finance a VIE through debt or equity interests, or other counterparties that provide other forms of support, such as guarantees, subordinated fee arrangements, or certain types of derivative contracts, are variable interest holders in the entity. The variable interest holder, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, is deemed to be the primary beneficiary of the VIE and is required to consolidate the VIE. Assessments of variable interests under FIN 46-R are based on expected losses and residual returns, which consider various scenarios on a probability-weighted basis.

FIN 46-R requires disclosure of Northern Trust’s maximum exposure to loss where it has “significant” variable interests in an unconsolidated VIE. FIN 46-R does not define “significant” and, as such, judgment is required.

Northern Trust acts as investment advisor to Registered Investment Companies, Undertakings for the Collective Investment of Transferable Securities and other unregistered short-term investment pools in which various clients of Northern Trust are investors. Although not obligated to do so, in 2008 the Corporation entered into Capital Support Agreements with certain of these entities (Funds) in order to provide financial stability to the Funds and investors in the Funds. Under the terms of the agreements, the Corporation would be required to contribute capital to the funds, not to exceed $550 million in the aggregate and for no consideration, should certain asset loss events occur. The estimated fair value of the Corporation’s contingent liability under the agreements was $314.1 million at December 31, 2008 and was recorded within other liabilities in the consolidated balance sheet. As of December 31, 2008, no capital contributions have been made under the agreements. In the first quarter of 2009, Northern Trust extended the termination dates of the Capital Support Agreements through November 6, 2009 with all other significant terms, including the maximum contribution limits of $550 million in the aggregate, remaining unchanged.

Separately, although not obligated to do so, in September 2008 the Corporation decided to take certain actions to provide support for securities lending clients, primarily those whose cash collateral was invested in five unregistered short-term investment collateral pools (Pools) for which collateral deficiencies were declared in September of 2008. Collateral deficiencies were declared in these Pools in order to protect the interests of all participating clients related to the strain on the market-to-book ratio of the cash reinvestment portion of the Pools due to the ongoing financial market crisis. Northern Trust incurred a pre-tax charge of $167.6 million in connection with these actions and has no further obligations related to these actions as of December 31, 2008.

Under FIN 46-R and related interpretations, the above actions reflect Northern Trust’s implicit interest in the credit risk of the affected Funds and Pools. Implicit interests are required to be considered when determining the primary beneficiary of a variable interest entity.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Funds and the Pools were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust is the primary beneficiary of the Funds or the Pools, expected loss calculations based on the characteristics of the underlying investments in the Funds and Pools are used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. These analyses concluded that interest rate risk is the primary driver of expected losses within the Funds and Pools. As such, Northern Trust has determined that it is not the primary beneficiary of the Funds or the Pools and is not required to consolidate them within its balance sheet.

The following table summarizes Northern Trust’s significant involvement with unconsolidated variable interest entities as of December 31, 2008 (in millions):

FAIR VALUE OF ASSETS HELD BY THE FUNDS AND THE POOLS	CAPITAL SUPPORT AGREEMENT CONTINGENT LIABILITY	MAXIMUM EXPOSURE TO LOSS
$114,157.2	$314.1	$550.0

The valuation of the contingent liability under the Capital Support Agreements as of December 31, 2008 was based on an option pricing model which incorporates agreement-specific assumptions, the value of covered investments and future volatility assumptions of underlying assets in the affected Funds. As Northern Trust has no plans to provide support additional to that which is noted above, the maximum exposure to loss from its implicit interests in the Funds and the Pools is the contractual exposure under the Capital Support Agreements. Any potential future support would be evaluated by Northern Trust based on specific facts and circumstances and with careful consideration as to potential impacts to Northern Trust’s ability to maintain well-capitalized status and meet its operational needs.

Note 29 – Pledged and Restricted Assets

Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements, and for other purposes. On December 31, 2008, securities and loans totaling $23.6 billion ($10.1 billion of government sponsored agency and other securities, $879.7 million of obligations of states and political subdivisions, and $12.7 billion of loans), were pledged. Collateral required for these purposes totaled $6.0 billion. Included in the total pledged assets are available for sale securities with a total fair value of $1.6 billion which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2008 and 2007 was $32.4 million and $359.6 million, respectively. There was no repledged or sold collateral as of December 31, 2008 or 2007.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $148.5 million in 2008 and $190.5 million in 2007.

Note 30 – Restrictions on Subsidiary Dividends and Loans or Advances

Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net or undivided profits (as defined) then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation’s banking subsidiaries in any calendar year will exceed its net profits for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2009 equal to their 2009 eligible net profits (as defined) plus $1,295.6 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines relating to dividend payments and capital adequacy.

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

In addition to the above restrictions on the payment of subsidiary dividends, the Corporation’s ability to declare or pay dividends is subject to certain restrictions as part of its participation in the Capital Purchase Program, as discussed in further detail in Note 14 – Stockholders’ Equity.

Note 31 – Fair Value Measurements

Effective January 1, 2008, Northern Trust adopted FASB SFAS No. 157 "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. No transition-related adjustments to income or retained earnings were required in connection with Northern Trust’s adoption of SFAS No. 157.

Fair value under SFAS No. 157 is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity; unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. The standard requires an entity measuring fair value to maximize the use of observable inputs and minimize the use of unobservable inputs and establishes a fair value hierarchy of inputs. Financial instruments are categorized based on the lowest level input that is significant to their valuation.

While Northern Trust believes its valuation methods for its assets and liabilities carried at fair value are appropriate and consistent with other market participants, the use of different methodologies or assumptions, particularly as applied to Level 3 assets and liabilities described below, could have a material effect on the computation of their estimated fair values.

Fair Value Hierarchy. The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by Northern Trust for financial instruments measured at fair value on a recurring basis.

Level 1 – Quoted, active market prices for identical assets or liabilities. Northern Trust’s Level 1 assets and liabilities include available for sale investments in U.S. treasury securities, seed investments for the development of managed fund products consisting of common stock and securities sold but not yet purchased, and U.S. treasury securities held to fund employee benefit and deferred compensation obligations.

Level 2 – Observable inputs other than Level 1 prices, such as quoted active market prices for similar assets or liabilities, quoted prices for identical or similar assets in inactive markets, and model-derived valuations in which all significant inputs are observable in active markets. Northern Trust’s Level 2 assets include available for sale and trading account investments in government sponsored agency securities, asset-backed securities, obligations of states and political subdivisions, corporate debt securities, and non-U.S. government securities, the fair values of which are modeled by external pricing vendors or, in limited cases, modeled internally, using a discounted cash flow approach that incorporates current market yield curves and assumptions regarding anticipated prepayments and defaults. Level 2 assets and liabilities also include derivative contracts such as foreign exchange contracts, interest rate contracts, and credit default swap contracts that are valued using widely accepted models that incorporate inputs readily observable in actively quoted markets and do not require significant judgment. Inputs to these models reflect the contractual terms of the contracts and, based on the type of instrument, can include foreign exchange rates, interest rates, credit spreads, and volatility inputs. Northern Trust evaluated the impact of counterparty credit risk and our own credit risk on the valuation of our derivative instruments. Factors considered included the likelihood of default by us and our counterparties, the remaining maturities of the instruments, our net exposures after giving effect to master netting agreements, available collateral, and other credit enhancements in determining the appropriate fair value of our derivative instruments. The resulting valuation adjustments are not considered material. Level 2 other assets represent investments in mutual funds held to fund employee benefit and deferred compensation obligations. These investments are valued at the funds’ net asset values.

Level 3 – Valuation techniques in which one or more significant inputs are unobservable in the marketplace. Northern Trust's Level 3 assets consist of auction rate securities purchased from Northern Trust clients in the fourth quarter of 2008. Since February 2008, the market for auction rate securities has had minimal activity as the majority of auctions have failed preventing holders from liquidating their investments. The lack of activity in the auction rate security

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

market has resulted in a lack of observable market inputs to use in determining fair value. Therefore, Northern Trust incorporated its own assumptions about future cash flows and the appropriate discount rate adjusted for credit and liquidity factors. In developing these assumptions, Northern Trust incorporated the contractual terms of the securities, the type of collateral, any credit enhancements available, and relevant market data, where available. Northern Trust’s Level 3 liabilities include Capital Support Agreements with certain investment funds and investment asset pools for which Northern Trust acts as investment advisor. These agreements are valued using an option pricing model that includes prices for securities not actively traded in the marketplace as a significant input. Level 3 liabilities also include financial guarantees relating to standby letters of credit and a net estimated liability for Visa related indemnifications, the fair values of which are based on available market data and significant management judgment.

The following table presents Northern Trust’s assets and liabilities measured at fair value on a recurring basis at December 31, 2008, segregated by fair value hierarchy level.

(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING *	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale	$19.9	$13,941.4	$453.1	$–	$14,414.4
Trading Account	–	2.3	–	–	2.3

Total	19.9	13,943.7	453.1	–	14,416.7

Other Assets
Derivatives	–	4,968.7	–	(1,649.0)	3,319.7
All Other	58.5	27.2	–	–	85.7

Total	58.5	4,995.9	–	(1,649.0)	3,405.4

Total Assets at Fair Value	$78.4	$18,939.6	$453.1	$(1,649.0)	$17,822.1

Other Liabilities
Derivatives	$–	$4,466.5	$314.1	$(1,649.0)	$3,131.6
All Other	3.3	–	104.2	–	107.5

Total Liabilities at Fair Value	$3.3	$4,466.5	$418.3	$(1,649.0)	$3,239.1

* Amounts represent adjustments for legally enforceable master netting agreements.

The following table presents the changes in Level 3 liabilities for the year ended December 31, 2008.

	SECURITIES AVAILABLE FOR SALE (1)	OTHER LIABILITIES
(In Millions)		DERIVATIVES (2)	ALL OTHER (3)
Fair Value at January 1, 2008	$–	$–	$162.9
Total realized and unrealized (gains) losses
Included in earnings	–	314.1	(83.1)
Included in other comprehensive income	13.9	–	–
Purchases, sales, issuances, and settlements	467.0	–	24.4

Fair Value at December 31, 2008	$453.1	$314.1	$104.2

(1) Balance represents the fair value of auction rate securities.

(2) Balance represents the fair value of the Capital Support Agreements (Refer to Note 28).

(3) Balance represents standby letters of credit and the net estimated liability for Visa related indemnifications (Refer to Notes 27 and 20).

As discussed in Note 4 – Securities, Auction Rate Securities Purchase Program, Northern Trust purchased certain illiquid auction rate securities from clients in the fourth quarter of 2008. These auction rate securities were recorded at their purchase date fair market values, which totaled $467.0 million, and were designated as available for sale securities. Accordingly, subsequent to their purchase the securities are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, to accumulated other comprehensive income. As of December 31, 2008, the unrealized loss related to these securities was $13.9 million ($8.8 million net of tax). All realized and unrealized gains and losses related to Level 3 liabilities are included in other operating income or expense with the exception of charges related to the Visa indemnification liability, which have been presented separately in the consolidated statement of income. Of the total realized and unrealized gains and losses included in earnings for the year ended December 31, 2008, losses totaling $314.1 million were unrealized and related to the

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

valuation of the Corporation’s estimated liability under the Capital Support Agreements.

In February 2008, the FASB issued Staff Position No. FAS 157-2, "Effective Date of FASB Statement No. 157" (FSP 157-2) which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities that are recognized or disclosed in the financial statements at fair value on a nonrecurring basis only. These include nonfinancial assets and liabilities not measured at fair value on an ongoing basis but subject to fair value adjustments in certain circumstances, for example, assets that have been deemed to be impaired. Northern Trust elected to adopt FSP 157-2 upon its issuance in February 2008 for its nonrecurring, nonfinancial assets and liabilities, the major categories of which include goodwill and other intangibles.

The provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” were effective January 1, 2008. SFAS No. 159 gives entities the option, at specified election dates, to measure certain financial assets and liabilities at fair value. The election may be applied to financial assets and liabilities on an instrument by instrument basis, is irrevocable, and may only be applied to entire instruments. Unrealized gains and losses on instruments for which the fair value option has been elected are reported in earnings at each subsequent reporting date. Northern Trust has not elected to apply SFAS No. 159 to any assets or liabilities.

Fair Value of Financial Instruments. SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate fair value. SFAS No. 107 excludes from its scope nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values that add value to Northern Trust. Accordingly, the fair value disclosures presented below provide only a partial estimate of the fair value of Northern Trust.

Financial instruments recorded at fair value on Northern Trust’s consolidated balance sheet have been discussed above. The following methods and assumptions were used in estimating the fair values of the financial instruments not carried at fair value on Northern Trust's consolidated balance sheet:

Held to Maturity Securities. The fair values of held to maturity securities are modeled by external pricing vendors or, in limited cases, modeled internally, using a discounted cash flow approach that incorporates current market yield curves and assumptions regarding anticipated prepayments and defaults.

Loans (excluding lease receivables). The fair values of one-to-four family residential mortgages were based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair values of the remainder of the loan portfolio were estimated using a discounted cash flow method in which the interest component of the discount rate used was the rate at which Northern Trust would have originated the loan had it been originated as of the date of the financial statement. The fair values of all loans were adjusted to reflect current assessments of loan collectibility.

Savings Certificates, Other Time, and Non-U.S. Offices Interest-Bearing Deposits. The fair values of these instruments were estimated using a discounted cash flow method that incorporated market interest rates.

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

The fair values required to be disclosed for demand, noninterest-bearing, savings, and money market deposits pursuant to SFAS No. 107 must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair values of financial instruments.

	DECEMBER 31
	2008		2007
(In Millions)	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE
ASSETS
Cash and Due from Banks	$2,648.2	$2,648.2	$3,921.6	$3,921.6
Money Market Assets	26,293.8	26,293.8	25,072.2	25,072.2
Securities:
Available for Sale	14,414.4	14,414.4	7,740.3	7,740.3
Held to Maturity	1,154.1	1,156.1	1,144.8	1,160.9
Trading Account	2.3	2.3	3.1	3.1
Loans (excluding Leases)
Held to Maturity	29,378.4	29,506.0	24,026.5	24,239.6
Held for Sale	7.3	7.3	.7	.7
Customers’ Acceptance Liability	.5	.5	.5	.5
Client Security Settlement Receivables	709.3	709.3	563.1	563.1
LIABILITIES
Deposits:
Demand, Noninterest-Bearing, Savings and Money Market	23,758.5	23,758.5	17,652.2	17,652.2
Savings Certificates, Other Time and Non-U.S. Offices Interest-Bearing	38,647.9	38,676.4	33,560.9	33,569.5
Federal Funds Purchased	1,783.5	1,783.5	1,465.8	1,465.8
Securities Sold under Agreements to Repurchase	1,529.1	1,529.1	1,763.6	1,763.6
Other Borrowings	736.7	736.7	2,108.5	2,108.5
Senior Notes	1,052.6	998.4	653.9	663.7
Long Term Debt:
Subordinated Debt	1,365.7	1,277.6	1,155.6	1,158.5
Federal Home Loan Bank Borrowings	1,917.7	1,942.2	1,515.0	1,533.7
Floating Rate Capital Debt	276.7	208.8	276.6	202.8
Liability on Acceptances	.5	.5	.5	.5
Financial Guarantees	30.3	30.3	12.9	12.9
Loan Commitments	19.9	19.9	7.7	7.7
DERIVATIVE INSTRUMENTS
Asset/Liability Management:
Foreign Exchange Contracts
Assets	103.0	103.0	14.7	14.7
Liabilities	121.9	121.9	16.9	16.9
Interest Rate Swap Contracts
Assets	170.2	170.2	42.8	42.8
Liabilities	31.8	31.8	33.8	33.8
Credit Default Swaps
Assets	38.4	38.4	2.8	2.8
Liabilities	.3	.3	.2	.2
Client-Related and Trading:
Foreign Exchange Contracts
Assets	2,931.8	2,931.8	770.0	770.0
Liabilities	2,591.1	2,591.1	749.0	749.0
Interest Rate Swap Contracts
Assets	190.7	190.7	50.0	50.0
Liabilities	184.9	184.9	45.4	45.4
Interest Rate Option Contracts
Assets	.3	.3	3.8	3.8
Liabilities	.3	.3	3.8	3.8

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 32 – Business Units and Related Information

Information regarding the Corporation’s major business units is contained in the Direct Contribution tables included in the section titled Business Unit Reporting beginning on page 29 and is incorporated herein by reference.

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

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral. The U.S. performance includes the impacts of benefits totaling $244.0 million recorded in 2008 in connection with Visa Inc.’s initial public offering and of $150 million of pre-tax charges recorded in 2007 for accruals related to certain indemnifications of Visa Inc., as discussed in further detail in Note 20 – Visa Membership.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(In Millions)	TOTAL ASSETS	TOTAL REVENUE*	INCOME BEFORE INCOME TAXES	NET INCOME
2008
Non-U.S.	$24,433.0	$1,598.6	$842.2	$534.9
U.S.	57,620.6	2,679.9	433.5	259.9

Total	$82,053.6	$4,278.5	$1,275.7	$794.8

2007
Non-U.S.	$25,209.9	$1,183.5	$577.5	$378.4
U.S.	42,401.3	2,325.5	483.3	348.5

Total	$67,611.2	$3,509.0	$1,060.8	$726.9

2006
Non-U.S.	$22,710.0	$902.3	$374.3	$233.7
U.S.	38,002.2	2,093.8	649.9	431.7

Total	$60,712.2	$2,996.1	$1,024.2	$665.4

* Revenue is comprised of net interest income and noninterest income.

Note 33 – Regulatory Capital Requirements

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

As of December 31, 2008, each of Northern Trust’s U.S. subsidiary banks had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. Additionally, Northern Trust’s subsidiary banks located outside the U.S. are subject to regulatory capital requirements in the jurisdictions in which they operate. As of December 31, 2008, each of Northern Trust’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements. There are no conditions or events since December 31, 2008 that management believes have adversely affected the capital categorization of any Northern Trust subsidiary bank.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its U.S. subsidiary banks whose net income for 2008 or 2007 exceeded 10% of the consolidated total.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ In Millions)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2008
Total Capital to Risk-Weighted Assets
Consolidated	$7,869	15.4%	$5,125	10.0%
The Northern Trust Company	5,673	14.1	4,034	10.0
Northern Trust, NA	1,109	11.3	985	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	6,703	13.1	3,075	6.0
The Northern Trust Company	4,385	10.9	2,421	6.0
Northern Trust, NA	976	9.9	591	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	6,703	8.5	3,945	5.0
The Northern Trust Company	4,385	6.4	3,403	5.0
Northern Trust, NA	976	8.6	568	5.0
AS OF DECEMBER 31, 2007
Total Capital to Risk-Weighted Assets
Consolidated	$5,338	11.9%	$4,485	10.0%
The Northern Trust Company	4,150	11.3	3,665	10.0
Northern Trust, NA	972	11.2	868	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	4,359	9.7	2,691	6.0
The Northern Trust Company	3,021	8.2	2,199	6.0
Northern Trust, NA	866	10.0	521	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	4,359	6.8	3,213	5.0
The Northern Trust Company	3,021	5.5	2,769	5.0
Northern Trust, NA	866	8.5	509	5.0

The bank regulatory authorities of several nations, individually but in coordination with the Basel Committee on Banking Supervision (Basel Committee), have enacted changes to the risk-based capital adequacy framework that affect the capital guidelines applicable to financial holding companies and banks. The Basel Committee published the latest agreed upon version of the new Basel Capital Accord (BCA) in November 2005. U.S. regulatory agencies have issued final rules related to implementation of the BCA in the United States. The rules became effective April 1, 2008 and require the completion, within thirty-six months of the effective date, of a four-quarter parallel run under both the new and current capital rules. Transitional arrangements are effective for at least three years following the completion of the four-quarter parallel run, during which minimum regulatory capital requirements are subject to floors tied to the current capital rules. Northern Trust has for several years been preparing to comply with the advanced approaches of the BCA framework for calculating risk-based capital related to credit risk and operational risk and has established a program management office to oversee implementation across the Corporation.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 34 – Northern Trust Corporation (Corporation only)

Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET

	DECEMBER 31
(In Millions)	2008	2007
ASSETS
Cash on Deposit with Subsidiary Bank	$22.5	$.2
Time Deposits with Subsidiary Banks	1,216.0	385.8
Securities	410.1	3.2
Advances to Wholly-Owned Subsidiaries – Banks	260.0	260.0
– Nonbank	30.0	20.0
Investments in Wholly-Owned Subsidiaries – Banks	5,290.8	4,270.8
– Nonbank	229.3	197.7
Buildings and Equipment	3.4	3.4
Other Assets	658.0	324.8

Total Assets	$8,120.1	$5,465.9

LIABILITIES
Long-Term Debt	$906.8	$454.2
Floating Rate Capital Debt	276.7	276.6
Other Liabilities	547.2	226.0

Total Liabilities	1,730.7	956.8
STOCKHOLDERS’ EQUITY
Preferred Stock – Series B (Net of discount of $74.7)	1,501.3	–
Common Stock	379.8	379.8
Additional Paid-in Capital	178.5	69.1
Retained Earnings	5,091.2	4,556.2
Accumulated Other Comprehensive Income	(494.9)	(90.3)
Treasury Stock	(266.5)	(405.7)

Total Stockholders’ Equity	6,389.4	4,509.1

Total Liabilities and Stockholders’ Equity	$8,120.1	$5,465.9

CONDENSED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2008	2007	2006
OPERATING INCOME
Dividends – Bank Subsidiaries	$30.0	$308.0	$203.8
– Nonbank Subsidiaries	56.4	65.9	33.8
Intercompany Interest and Other Charges	39.3	17.2	12.3
Interest and Other Income	(13.2)	6.5	4.5

Total Operating Income	112.5	397.6	254.4
OPERATING EXPENSES
Interest Expense	39.1	31.8	22.9
Other Operating Expenses	367.8	13.2	13.8

Total Operating Expenses	406.9	45.0	36.7

Income (Loss) before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	(294.4)	352.6	217.7
Benefit for Income Taxes	160.2	18.3	13.7

Income (Loss) before Equity in Undistributed Net Income of Subsidiaries	(134.2)	370.9	231.4
Equity in Undistributed Net Income of Subsidiaries – Banks	918.9	361.6	419.0
– Nonbank	10.1	(5.6)	15.0

Net Income	$794.8	$726.9	$665.4

Net Income Applicable to Common Stock	$782.8	$726.9	$665.4

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2008	2007	2006
OPERATING ACTIVITIES:
Net Income	$794.8	$726.9	$665.4
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(929.0)	(356.0)	(434.0)
Decrease in Prepaid Expenses	1.4	.3	.8
Client Support-Related Charges	320.3	–	–
Excess Tax Benefits from Stock Incentive Plans	(35.0)	(45.1)	(21.3)
Increase (Decrease) in Accrued Income Taxes	(290.5)	(8.8)	9.8
Other, net	112.9	61.1	34.7

Net Cash (Used in) Provided by Operating Activities	(25.1)	378.4	255.4

INVESTING ACTIVITIES:
Net (Increase) Decrease in Time Deposits with Banks	(830.2)	(138.0)	85.2
Purchases of Securities	(468.9)	–	(5.5)
Sales of Securities	–	9.8	5.3
Net Increase in Capital Investments in Subsidiaries	(521.3)	(3.6)	(216.5)
Advances to Wholly-Owned Subsidiaries	(10.0)	(280.0)	–
Other, net	11.1	7.5	(20.2)

Net Cash Used in Investing Activities	(1,819.3)	(404.3)	(151.7)

FINANCING ACTIVITIES:
Net Decrease in Commercial Paper	–	–	(144.6)
Net Increase in Senior Notes	396.9	199.6	248.5
Proceeds from Preferred Stock – Series B and Warrant to Purchase Common Stock	1,576.0	–	–
Treasury Stock Purchased	(68.3)	(213.0)	(127.4)
Cash Dividends Paid on Common Stock	(247.7)	(219.5)	(200.5)
Net Proceeds from Stock Options	161.9	204.8	84.4
Excess Tax Benefits from Stock Incentive Plans	35.0	45.1	21.3
Other, net	12.9	8.8	14.8

Net Cash Provided by (Used in) Financing Activities	1,866.7	25.8	(103.5)

Net Change in Cash on Deposit with Subsidiary Bank	22.3	(.1)	.2
Cash on Deposit with Subsidiary Bank at Beginning of Year	.2	.3	.1

Cash on Deposit with Subsidiary Bank at End of Year	$22.5	$.2	$.3

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheets of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 22 to the consolidated financial statements, effective December 31, 2006, Northern Trust changed its method of accounting for defined benefit pension and other postretirement plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northern Trust Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of Northern Trust Corporation’s internal control over financial reporting.

CHICAGO, ILLINOIS

FEBRUARY 27, 2009

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE STATEMENT OF CONDITION WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A TAXABLE EQUIVALENT BASIS)	2008			2007
($ In Millions)	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE
AVERAGE EARNING ASSETS
Money Market Assets
Federal Funds Sold and Resell Agreements	$37.2	$1,569.8	2.37%	$67.6	$1,330.6	5.08%
Time Deposits with Banks	888.2	21,451.9	4.14	776.7	16,797.3	4.62
Federal Reserve Deposits and Other Interest-Bearing	9.3	1,538.5	.60	1.2	21.3	5.50

Total Money Market Assets	934.7	24,560.2	3.81	845.5	18,149.2	4.66

Securities
U.S. Government	.4	19.2	2.08	6.8	124.3	5.46
Obligations of States and Political Subdivisions	56.0	838.2	6.68	59.0	883.7	6.68
Government Sponsored Agency	243.1	8,655.7	2.81	525.4	9,740.2	5.39
Other	95.2	2,773.9	3.43	87.7	1,711.2	5.13

Total Securities	394.7	12,287.0	3.21	678.9	12,459.4	5.45

Loans and Leases	1,198.9	27,402.7	4.38	1,322.3	22,817.8	5.80

Total Earning Assets	2,528.3	64,249.9	3.94%	$2,846.7	53,426.4	5.33%

Reserve for Credit Losses Assigned to Loans and Leases	–	(170.0)	–	–	(140.2)	–
Cash and Due from Banks	–	3,236.8	–	–	3,026.9	–
Other Assets	–	5,711.8	–	–	4,274.9	–

Total Assets	–	$73,028.5	–	–	$60,588.0	–

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$137.9	$7,786.5	1.77%	$236.5	$7,016.4	3.37%
Savings Certificates	72.0	2,124.3	3.39	95.6	2,019.8	4.73
Other Time	20.2	615.3	3.28	24.5	518.1	4.74
Non-U.S. Offices Time	885.9	35,958.2	2.46	1,206.8	28,587.8	4.22

Total Interest-Bearing Deposits	1,116.0	46,484.3	2.40	1,563.4	38,142.1	4.10
Short-Term Borrowings	77.4	4,609.0	1.68	191.5	4,321.5	4.43
Senior Notes	38.6	804.1	4.80	26.7	478.6	5.58
Long-Term Debt	155.8	2,999.9	5.19	141.0	2,504.0	5.63
Floating Rate Capital Debt	11.6	276.6	4.19	16.2	276.5	5.88

Total Interest-Related Funds	1,399.4	55,173.9	2.54	1,938.8	45,722.7	4.24

Interest Rate Spread	–	–	1.40	–	–	1.09
Noninterest-Bearing Deposits	–	8,814.8	–	–	7,648.4	–
Other Liabilities	–	3,933.6	–	–	3,052.7	–
Stockholders’ Equity	–	5,106.2	–	–	4,164.2	–

Total Liabilities and Stockholders’ Equity	–	$73,028.5	–	–	$60,588.0	–

Net Interest Income/Margin (FTE Adjusted)	$1,128.9	–	1.76%	$907.9	–	1.70%

Net Interest Income/Margin (Unadjusted)	$1,079.1	–	1.68%	$845.4	–	1.58%

Net Interest Income/Margin Components
U.S.	$762.2	$41,740.7	1.83%	$749.5	$35,472.3	2.11%
Non-U.S.	366.7	22,509.2	1.63	158.4	17,954.1	.88

Consolidated	$1,128.9	$64,249.9	1.76%	$907.9	$53,426.4	1.70%

Notes – Average balance includes nonaccrual loans.

– Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.30%). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $49.8 million in 2008, $62.5 million in 2007, $64.8 million in 2006, $60.9 million in 2005, and $54.4 million in 2004.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED FINANCIAL STATISTICS

2006			2005			2004
INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE

$45.8	$916.4	5.00%	$36.4	$1,098.0	3.32%	$14.2	$954.2	1.49%
481.2	12,716.9	3.78	341.3	10,664.5	3.20	246.1	10,417.0	2.36
1.4	29.9	4.52	1.0	39.2	2.44	.3	34.0	.94

528.4	13,663.2	3.87	378.7	11,801.7	3.21	260.6	11,405.2	2.29

9.2	180.9	5.07	.8	27.6	2.91	.8	64.4	1.28
60.4	900.8	6.71	63.8	926.3	6.89	65.2	919.9	7.09
491.6	9,612.0	5.11	256.5	7,522.4	3.41	93.0	6,162.7	1.51
57.6	1,109.4	5.20	59.2	1,422.1	4.15	35.7	1,006.6	3.54

618.8	11,803.1	5.24	380.3	9,898.4	3.84	194.7	8,153.6	2.39

1,167.3	20,528.5	5.69	913.9	18,754.0	4.87	725.7	17,450.9	4.16

$2,314.5	45,994.8	5.03%	$1,672.9	40,454.1	4.14%	$1,181.0	37,009.7	3.19%

–	(132.0)	–	–	(129.4)	–	–	(145.0)	–
–	3,667.4	–	–	2,199.4	–	–	1,713.9	–
–	3,575.7	–	–	3,450.0	–	–	2,721.7	–

–	$53,105.9	–	–	$45,974.1	–	–	$41,300.3	–

$188.1	$6,602.4	2.85%	$122.9	$7,238.9	1.70%	$54.8	$7,313.9	.75%
71.4	1,693.7	4.21	45.7	1,510.7	3.03	36.8	1,478.6	2.49
17.9	419.8	4.28	10.5	379.5	2.78	5.2	322.0	1.63
807.3	21,853.1	3.69	449.4	17,125.4	2.62	201.6	12,501.8	1.61

1,084.7	30,569.0	3.55	628.5	26,254.5	2.39	298.4	21,616.3	1.38
236.3	6,536.4	3.62	120.6	4,520.3	2.67	77.6	6,072.2	1.28
16.5	364.8	4.52	11.7	257.9	4.53	19.2	328.3	5.84
152.6	2,663.4	5.73	166.6	2,889.6	5.77	158.8	2,603.4	6.10
14.9	276.4	5.40	10.9	276.4	3.95	5.7	276.3	2.08

1,505.0	40,410.0	3.72	938.3	34,198.7	2.74	559.7	30,896.5	1.81

–	–	1.31	–	–	1.40	–	–	1.38
–	6,389.2	–	–	5,847.3	–	–	5,411.2	–
–	2,520.0	–	–	2,493.3	–	–	1,847.3	–
–	3,786.7	–	–	3,434.8	–	–	3,145.3	–

–	$53,105.9	–	–	$45,974.1	–	–	$41,300.3	–

$809.5	–	1.76%	$734.6	–	1.82%	$621.3	–	1.68%

$744.7	–	1.62%	$673.7	–	1.67%	$566.9	–	1.53%

$713.0	$31,826.3	2.24%	$656.7	$28,680.6	2.29%	$530.5	$25,918.2	2.05%
96.5	14,168.5	.68	77.9	11,773.5	.66	90.8	11,091.5	.82

$809.5	$45,994.8	1.76%	$734.6	$40,454.1	1.82%	$621.3	$37,009.7	1.68%

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA [UNAUDITED]

STATEMENT OF INCOME	2008				2007
($ In Millions Except Per Share Information)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$488.1	474.9	645.1	526.8	$547.2	508.8	532.7	488.9
Other Noninterest Income	313.3	197.9	200.2	353.1	173.1	151.7	140.7	120.5
Net Interest Income
Interest Income	571.6	640.9	588.9	677.1	733.9	720.9	678.1	651.2
Interest Expense	235.5	387.5	352.8	423.6	496.1	507.7	482.5	452.4

Net Interest Income	336.1	253.4	236.1	253.5	237.8	213.2	195.6	198.8
Provision for Credit Losses	60.0	25.0	10.0	20.0	8.0	6.0	4.0	–
Noninterest Expenses	555.2	1,154.0	643.3	535.3	782.4	566.6	555.3	525.9
Provision (Benefit) for Income Taxes	180.0	(104.5)	212.5	192.9	42.7	92.8	102.8	95.6

Net Income	342.3	(148.3)	215.6	385.2	125.0	208.3	206.9	186.7

Net Income Applicable to Common Stock	330.3	(148.3)	215.6	385.2	125.0	208.3	206.9	186.7

PER COMMON SHARE
Net Income – Basic	$1.48	(.67)	.98	1.75	$.57	.95	.94	.85
– Diluted	1.47	(.67)	.96	1.71	.55	.93	.92	.84

AVERAGE BALANCE SHEET ASSETS
Cash and Due from Banks	$2,076.7	3,010.0	4,080.2	3,516.2	$3,766.3	3,463.8	2,555.8	2,300.7
Money Market Assets	24,887.3	24,812.0	24,238.5	24,576.2	22,048.9	16,367.9	17,183.4	16,960.1
Securities	14,257.9	12,803.0	11,770.2	10,289.4	10,141.8	14,040.6	13,149.7	12,514.4
Loans and Leases	30,227.8	27,704.9	26,866.2	24,777.5	23,997.6	23,291.2	22,517.9	21,430.9
Reserve for Credit Losses Assigned to Loans	(192.8)	(173.9)	(164.7)	(148.2)	(143.5)	(139.2)	(137.8)	(140.1)
Other Assets	8,098.1	5,161.4	4,486.2	5,081.3	4,983.9	4,232.3	3,889.1	3,983.7

Total Assets	$79,355.0	73,317.4	71,276.6	68,092.4	$64,795.0	61,256.6	59,158.1	57,049.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$6,996.7	5,048.2	4,826.5	4,917.4	$4,667.9	4,694.5	4,769.2	4,605.9
Savings and Other Interest-Bearing	10,481.9	9,800.0	9,795.1	9,561.2	9,155.3	9,177.4	8,979.6	8,827.7
Other Time	770.3	604.0	557.3	527.8	541.2	541.1	517.8	471.1
Non-U.S. Offices	37,913.4	41,537.8	40,064.3	37,766.1	35,179.1	31,219.3	30,051.9	29,699.6

Total Deposits	56,162.3	56,990.0	55,243.2	52,772.5	49,543.5	45,632.3	44,318.5	43,604.3
Short-Term Borrowings	6,659.4	3,337.7	4,682.2	3,748.2	3,387.9	5,208.6	4,746.9	3,939.0
Senior Notes	1,037.9	861.9	655.7	657.8	570.0	451.3	447.0	445.0
Long-Term Debt	3,264.3	3,279.3	2,762.4	2,687.6	2,599.0	2,458.4	2,435.7	2,522.4
Floating Rate Capital Debt	276.7	276.6	276.6	276.6	276.6	276.5	276.5	276.5
Other Liabilities	6,109.1	3,494.0	2,769.6	3,343.0	4,046.7	2,991.8	2,831.5	2,322.0
Stockholders’ Equity	5,845.3	5,077.9	4,886.9	4,606.7	4,371.3	4,237.7	4,102.0	3,940.5

Total Liabilities and Stockholders’ Equity	$79,355.0	73,317.4	71,276.6	68,092.4	$64,795.0	61,256.6	59,158.1	57,049.7

ANALYSIS OF NET INTEREST INCOME
Earning Assets	$69,373.0	65,319.9	62,874.9	59,643.1	$56,188.3	53,699.7	52,851.0	50,905.4
Interest-Related Funds	57,663.5	56,865.4	54,621.6	51,499.1	47,979.2	45,794.4	45,165.6	43,906.0
Noninterest-Related Funds	11,709.5	8,454.5	8,253.3	8,144.0	8,209.1	7,905.3	7,685.4	6,999.4
Net Interest Income (Taxable equivalent)	348.3	265.7	248.8	266.1	252.5	232.0	209.0	214.4
Net Interest Margin (Taxable equivalent)	2.00%	1.62	1.59	1.79	1.79%	1.71	1.59	1.71

COMMON STOCK DIVIDEND AND MARKET PRICE
Dividends	.28	.28	.28	.28	.28	.25	.25	.25
Market Price Range – High	74.34	88.92	78.00	77.13	83.17	68.67	66.15	63.49
– Low	33.88	47.89	64.90	62.54	66.08	58.73	59.37	56.52

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

SENIOR OFFICERS

NORTHERN TRUST CORPORATION

THE NORTHERN TRUST COMPANY

Management Group

Frederick H. Waddell

President and Chief Executive Officer

Sherry S. Barrat

President –

Personal Financial Services

Steven L. Fradkin

Executive Vice President

Chief Financial Officer

Timothy P. Moen

Executive Vice President

Human Resources and Administration

William L. Morrison

President –

Personal Financial Services

Stephen N. Potter

President –

Northern Trust Global Investments

Jana R. Schreuder

President –

Operations and Technology

Joyce M. St. Clair

Executive Vice President and

Head of Corporate Risk Management

Timothy J. Theriault

President –

Corporate and Institutional Services

Kelly R. Welsh

Executive Vice President

General Counsel

NORTHERN TRUST CORPORATION

Other Senior Officers

Aileen B. Blake

Executive Vice President and

Controller

Robert P. Browne

Executive Vice President and

Chief Investment Officer

Caroline E. Devlin

Senior Vice President and

Head of Corporate Strategy

William R. Dodds, Jr.

Executive Vice President and Treasurer

Rose A. Ellis

Corporate Secretary and

Assistant General Counsel

Beverly J. Fleming

Senior Vice President and

Director of Investor Relations

Saverio Mirarchi

Senior Vice President and

Chief Compliance and Ethics Officer

Dan E. Phelps

Executive Vice President and

General Auditor

Mark Van Grinsven

Senior Vice President

Credit Policy

THE NORTHERN TRUST COMPANY

Other Executive Vice Presidents

Gregg D. Behrens

Penelope J. Biggs

David C. Blowers

Stephen Bowman

Peter B. Cherecwich

Jeffrey D. Cohodes

Marianne G. Doan

Jennifer L. Driscoll

Peter A. Gloyne

Wilson Leech

Connie L. Lindsey

Lyle L. Logan

R. Hugh Magill

K. Kelly Mannard

Brian P. Ovaert

Teresa A. Parker

James M. Rauh

Douglas P. Regan

Lee S. Selander

Jean E. Sheridan

John D. Skjervem

Lloyd A. Wennlund

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

BOARD OF DIRECTORS

William A. Osborn

Chairman of the Board

Northern Trust Corporation and

The Northern Trust Company (4)

Linda Walker Bynoe

President and Chief Executive Officer

Telemat Ltd.

Project management and consulting firm (1, 5)

Nicholas D. Chabraja

Chairman of the Board and Chief Executive Officer

General Dynamics Corporation

Worldwide defense, aerospace and other

technology products manufacturer (1, 2)

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

Trident Capital

Venture capital firm (1, 4, 5)

Edward J. Mooney

Retired Délégué Général–North America

Suez Lyonnaise des Eaux

Worldwide provider of energy, water, waste

and communications services;

Retired Chairman and Chief Executive Officer

Nalco Chemical Company

Manufacturer of specialized service chemicals (1, 2, 4)

John W. Rowe

Chairman and Chief Executive Officer

Exelon Corporation

Producer and wholesale marketer of energy (3, 4, 6)

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CORPORATE INFORMATION

Comparison of Five-Year Cumulative Total Return

The graph below compares the cumulative total stockholder return on the Corporation’s Common Stock to the cumulative total return of the S&P 500 Index and the KBW Bank Index for the five fiscal years which commenced January 1, 2004 and ended December 31, 2008. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s common stock and in each index on December 31, 2003 and assumes reinvestment of dividends. The KBW Bank Index is a modified-capitalization-weighted index made up of 24 of the largest banking companies in the U.S. The Corporation is included in both the S&P 500 Index and the KBW Bank Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 2003 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	December 31,
	2003	2004	2005	2006	2007	2008
Northern Trust	100	107	116	138	177	123
S&P 500	100	111	116	135	142	90
KBW Bank Index	100	110	114	133	104	55

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held on Tuesday, April 21, 2009, at 10:30 A.M. (Central Daylight Time) at 50 South La Salle Street, Chicago, Illinois 60603.

STOCK LISTING

The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

STOCK TRANSFER AGENT, REGISTRAR

AND DIVIDEND DISBURSING AGENT

Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange Street

South St. Paul, Minnesota 55075

General Phone Number: 1-800-468-9716

Internet Site: www.wellsfargo.com/shareownerservices

AVAILABLE INFORMATION

The Corporation’s Internet address is northerntrust.com. Through our Web site, we make available free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act (15 U.S.C. 78m(a) or 78o(d)) as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission. Information contained on the Web site is not part of the Annual Report.

10-K REPORT

Copies of the Corporation’s 2008 10-K Report filed with the Securities and Exchange Commission will be available by the end of March 2009 and will be mailed to stockholders and other interested persons upon written request to:

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

NORTHERN TRUST CORPORATION 2008 ANNUAL REPORT TO SHAREHOLDERS

northerntrust.com