Form 10-K, Exhibit 13
period 2010-12-31
NORTHERN TRUST CORP
filed 2011-02-25
CIK 73124

FINANCIAL REVIEW

22

Consolidated Financial Highlights of Financial Condition and Results of Operations

23

Management’s Discussion and Analysis of Financial Condition and Results of Operations

66

Management’s Report on Internal Control Over Financial Reporting

67

Report of Independent Registered Public Accounting Firm with Respect to Internal Control over Financial Reporting

68

Consolidated Financial Statements

72

Notes to Consolidated Financial Statements

126

Report of Independent Registered Public Accounting Firm

127

Consolidated Financial Statistics

130

Senior Officers

131

Board of Directors

132

Corporate Information

CONSOLIDATED FINANCIAL HIGHLIGHTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ In Millions Except Per Share Information)	2010	2009	2008	2007	2006
FOR THE YEAR ENDED DECEMBER 31
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,081.9	$2,083.8	$2,134.9	$2,077.6	$1,791.6
Foreign Exchange Trading Income	382.2	445.7	616.2	351.3	247.3
Security Commissions and Trading Income	60.9	62.4	77.0	67.6	62.7
Treasury Management Fees	78.1	81.8	72.8	65.3	65.4
Gain on Visa Share Redemption	–	–	167.9	–	–
Other Operating Income	146.3	136.8	186.9	95.3	83.0
Investment Security Gains (Losses), net	(20.4)	(23.4)	(56.3)	6.5	1.4
Total Noninterest Income	2,729.0	2,787.1	3,199.4	2,663.6	2,251.4
Net Interest Income	918.7	999.8	1,079.1	845.4	744.7
Provision for Credit Losses	160.0	215.0	115.0	18.0	15.0
Income before Noninterest Expenses	3,487.7	3,571.9	4,163.5	3,491.0	2,981.1
Noninterest Expenses
Compensation	1,108.0	1,099.7	1,133.1	1,038.2	876.6
Employee Benefits	237.6	242.1	223.4	234.9	217.6
Outside Services	460.4	424.5	413.8	386.2	316.2
Equipment and Software Expense	287.1	261.1	241.2	219.3	205.3
Occupancy Expense	167.8	170.8	166.1	156.5	145.4
Visa Indemnification (Benefits) Charges	(33.0)	(17.8)	(76.1)	150.0	–
Other Operating Expenses	270.0	136.3	786.3	245.1	195.8
Total Noninterest Expenses	2,497.9	2,316.7	2,887.8	2,430.2	1,956.9
Income before Income Taxes	989.8	1,255.2	1,275.7	1,060.8	1,024.2
Provision for Income Taxes	320.3	391.0	480.9	333.9	358.8
Net Income	$669.5	$864.2	$794.8	$726.9	$665.4
Net Income Applicable to Common Stock	$669.5	$753.1	$782.8	$726.9	$665.4
Average Total Assets	$76,008	$74,314	$73,029	$60,588	$53,106

PER COMMON SHARE
Net Income – Basic	$2.74	$3.18	$3.51	$3.28	$3.03
– Diluted	2.74	3.16	3.47	3.23	2.99
Cash Dividends Declared	1.12	1.12	1.12	1.03	.94
Book Value – End of Period (EOP)	28.19	26.12	21.89	20.44	18.03
Market Price – EOP	55.41	52.40	52.14	76.58	60.69

AT YEAR END
Senior Notes	$1,896	$1,552	$1,053	$654	$445
Long-Term Debt	2,729	2,838	3,293	2,682	2,308
Floating Rate Capital Debt	277	277	277	277	276

RATIOS
Dividend Payout Ratio	40.8%	35.2%	32.0%	31.4%	30.8%
Return on Average Assets	.88	1.16	1.09	1.20	1.25
Return on Average Common Equity	10.09	12.73	15.98	17.46	17.57
Tier 1 Capital to Risk-Weighted Assets – EOP	13.6	13.4	13.1	9.7	9.8
Total Capital to Risk-Weighted Assets – EOP	15.6	15.8	15.4	11.9	11.9
Risk-Adjusted Leverage Ratio	8.8	8.8	8.5	6.8	6.7
Average Stockholders’ Equity to Average Assets	8.7	8.9	7.0	6.9	7.1
OPERATING RESULTS – A NON-GAAP FINANCIAL MEASURE WHICH EXCLUDES VISA RELATED ADJUSTMENTS
($ In Millions Except Per Share Information)	2010	2009	2008	2007	2006
Operating Earnings	$648.6	$853.0	$641.3	$821.1	$665.4
Operating Earnings per Common Share – Basic	$2.66	$3.13	$2.82	$3.71	$3.03
– Diluted	2.65	3.11	2.79	3.65	2.99
Operating Return on Average Common Equity	9.89%	12.68%	12.89%	19.72%	17.57%

Operating results for 2010, 2009, 2008 and 2007 exclude adjustments relating to Visa Inc. (Visa). Excluded for 2010, 2009 and 2008 are Visa indemnification related benefits totaling $33.0 million, $17.8 million and $244.0 million, respectively. Excluded for 2007 are Visa indemnification related charges totaling $150.0 million. The 2008 benefits included a gain on the mandatory partial redemption of Northern Trust’s Visa shares totaling $167.9 million and a $76.1 million offset of the Visa indemnification related charges recorded in 2007. Visa related adjustments are discussed in further detail in Note 19 to the consolidated financial statements.

22   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF CORPORATION

Focused Business Strategy

Northern Trust Corporation (Northern Trust or the Corporation) is a leading provider of asset servicing, fund administration, asset management, fiduciary and banking solutions for corporations, institutions, families, and individuals worldwide. Northern Trust focuses on servicing and managing client assets in two target market segments: individuals, families, and privately held businesses through its Personal Financial Services (PFS) business unit; and institutional investors worldwide through its Corporate and Institutional Services (C&IS) business unit. An important element of this strategy is to provide an array of asset management and related services to PFS and C&IS clients, which are provided primarily by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes quality through a high level of service complemented by the effective use of technology, delivered by a fourth business unit, Operations & Technology (O&T).

Business Structure

A financial holding company, Northern Trust conducts business through various U.S. and non-U.S. subsidiaries, including The Northern Trust Company (Bank). The Corporation has 78 offices in 18 U.S. states and 16 international locations in North America, Europe, the Asia Pacific region and the Middle East.

Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

Amidst the prolonged uncertain macroeconomic environment, Northern Trust has been focused on growing its business in our targeted markets throughout 2010. Client assets under custody and management, important components of Northern Trust’s business, both grew during 2010. Client assets under custody experienced double-digit growth, equaling $4.1 trillion at year end, up 12% from $3.7 trillion in 2009, and included $2.3 trillion of global custody assets, 17% higher than a year ago. Client assets under management rose 3% to $643.6 billion from $627.2 billion in the prior year. Increases in client assets under custody and management reflect both higher market valuations and new business won from both existing and new clients. Northern Trust continues to maintain its strong capital position, exceeding “well capitalized” levels under federal bank regulatory capital requirements. At year end, total stockholders’ equity equaled $6.83 billion, up 8%, from $6.31 billion a year earlier.

Despite the constraints of the persistent low interest rate environment and continued difficult business conditions experienced in 2010, which have negatively impacted net interest income and trust fee levels, Northern Trust achieved net income of $669.5 million and earnings per common share totaled $2.74. These compare with $864.2 million of net income and earnings per common share of $3.16 in the year ended December 31, 2009. Per share earnings in 2009 were reduced by $111.1 million, equal to $.47 per share, from preferred stock dividends and discount accretion in connection with Northern Trust’s participation in the U.S. Department of the Treasury’s (U.S. Treasury) Capital Purchase Program (CPP), but benefitted from a net expense reduction of $109.3 million, equal to $.29 per share, associated with the final support payments and expiration of support provided to cash investment funds under the Corporation’s Capital Support Agreement (CSA) obligations.

Reported results in both 2010 and 2009 were impacted by various adjustments related to Visa, as further described in Note 19 to the consolidated financial statements. A reconciliation of operating earnings, a non-GAAP financial measure which excludes Visa related adjustments, to reported earnings prepared in accordance with U.S. generally accepted accounting principles (GAAP) is provided on page 63.

Revenues in 2010 equaled $3.69 billion on a fully taxable equivalent (FTE) basis, a decrease of 4% from 2009. Revenues were impacted by an $82.2 million, or 8%, decrease in net interest income (FTE) due to the effect on the net interest margin of the persistently low interest rate environment. The net interest margin for the current year declined to 1.41% from 1.56% in 2009. Revenues also were affected by a $63.5 million, or 14%, drop in foreign exchange trading income as a result of reduced currency volatility, partially offset by increased client volumes from 2009 levels. Trust, investment and other servicing fees – the largest component of consolidated revenues – totaled $2.08 billion, consistent with 2009. The benefits of higher market valuations during the year and new business were offset by a decrease in securities lending revenue as a result of lower recoveries of previously recorded unrealized asset valuation losses in a mark-to-market investment fund. Trust, investment and other servicing fees were also impacted by money market mutual fund fee waivers, which totaled $62.5 million in 2010 compared to $26.2 million in 2009, due to the persistent low level of short-term interest rates.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating noninterest expenses, which exclude Visa indemnification related adjustments of $33.0 million and $17.8 million in 2010 and 2009, respectively, equaled $2.53 billion, an increase of 8% from 2009, primarily reflecting increased expenses associated with outside services, equipment and software as well as other operating expense items.

Credit loss provisions were $160.0 million in 2010 and $215.0 million in 2009. While the provision declined in 2010, the current year provision level reflects continued weakness in residential and commercial real estate loans in certain markets. Loans and leases equaled $28.1 billion at year end, an increase of 1% from $27.8 billion at the end of 2009.

In 2010, Northern Trust did not achieve its four long-term, across cycle, strategic financial targets, measured exclusive of Visa related items. Revenue and earnings per share growth were negative 4% and negative 13%, respectively, compared to the target revenue growth of 8-10% and earnings per share goal of 10-12% growth. In addition, we did not achieve positive operating leverage and the return on common equity achieved was 10% compared to the target of 16-18%. We recognize these targets as difficult to achieve in the current economic environment, but continue to believe they currently reflect our long-term, across cycle, strategic objectives.

CONSOLIDATED RESULTS OF OPERATIONS

REVENUE

Northern Trust generates the majority of its revenue from noninterest income that primarily consists of trust, investment and other servicing fees. Net interest income comprises the remainder of revenues and consists of interest income generated by earning assets, net of interest expense on deposits and borrowed funds.

Revenue for 2010 was $3.69 billion on an FTE basis. Revenue declined 4% from $3.83 billion in 2009, which in turn was down 12% from 2008 revenues of $4.33 billion. When adjusted to an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; the adjustment to an FTE basis has no impact on net income. Noninterest income represented 74% of total taxable equivalent revenue in 2010 and totaled $2.73 billion, down 2% from $2.79 billion in 2009. Noninterest income represented 73% of total taxable equivalent revenue in 2009 and was lower by 13% from $3.20 billion in 2008. Net interest income on an FTE basis for 2010 was $957.8 million, down 8% from $1.04 billion in 2009, which was down 8% from $1.13 billion in 2008.

The decrease in current year revenues primarily reflects reduced net interest income attributable to a decrease in the net interest margin as a result of the low interest rate environment. The net interest margin declined to 1.41% in 2010 from 1.56% in 2009. The prolonged low interest rate environment has resulted in reduced yields on the securities portfolio as maturing investments have been replaced by lower yielding assets. In addition, due to continuing weakness in loan demand, balance sheet growth has been concentrated in lower yielding assets, while a larger percentage of funding has come from interest-bearing sources. Partly offsetting this reduction was a $1.19 billion, or 2%, increase in average earning assets. 2010 revenues were also impacted by lower foreign exchange trading income, which totaled $382.2 million, down 14% compared with $445.7 million in 2009, as a result of reduced currency volatility, partially offset by increased client volumes from 2009.

Trust, investment and other servicing fees – the largest component of noninterest income – totaled $2.08 billion in both 2010 and 2009. Higher market valuations during the year and new business were offset by a decrease in securities lending revenue. Securities lending revenue in 2010 totaled $195.2 million as compared with $336.7 million in 2009. The current year decrease was primarily due to a reduction in the level of recoveries of previously recorded unrealized asset valuation losses in a mark-to-market investment fund used in our securities lending activities. Recoveries of previously recorded unrealized asset valuation losses totaled approximately $114 million in 2010 compared with approximately $204 million recorded in 2009. As of September 30, 2010, securities in the mark-to-market fund had been sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in future periods. Excluding the impact of the asset valuation recoveries, securities lending fees decreased approximately $52 million, reflecting narrower spreads on the investment of cash collateral, partially offset by increased average volumes. Additional information regarding Northern Trust’s revenue by type is provided below.

2010 TOTAL REVENUE OF $3.69 BILLION (FTE)

24   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Income

The components of noninterest income, and a discussion of significant changes during 2010 and 2009, are provided below.

NONINTEREST INCOME

				CHANGE
(In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Trust, Investment and Other Servicing Fees	$2,081.9	$2,083.8	$2,134.9	N/M	(2)%
Foreign Exchange Trading Income	382.2	445.7	616.2	(14)%	(28)
Security Commissions and Trading Income	60.9	62.4	77.0	(2)	(19)
Treasury Management Fees	78.1	81.8	72.8	(5)	12
Gain on Visa Share Redemption	–	–	167.9	–	N/M
Other Operating Income	146.3	136.8	186.9	7	(27)
Investment Security Gains (Losses), net	(20.4)	(23.4)	(56.3)	(13)	(58)
Total Noninterest Income	$2,729.0	$2,787.1	$3,199.4	(2)%	(13)%

2010 NONINTEREST INCOME

Trust, Investment and Other Servicing Fees

Trust, investment and other servicing fees accounted for 56% of total taxable equivalent revenue in 2010. These fees were $2.08 billion in both 2010 and 2009. For a more detailed discussion of 2010 trust, investment and other servicing fees, refer to the “Business Unit Reporting” section.

Trust, investment and other servicing fees are based generally on the market value of assets held in custody, managed and serviced; the volume of transactions; securities lending volume and spreads; and fees for other services rendered. Certain market value calculations on which fees are based are performed on a monthly or quarterly basis in arrears. Certain investment management fee arrangements also may provide for performance fees, based on client portfolio returns that exceed predetermined levels. Securities lending revenues have been impacted by Northern Trust’s share of unrealized investment gains and losses in one investment fund that is used in our securities lending activities and is accounted for at fair value. As of September 30, 2010, securities in the mark-to-market fund had been sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in future periods. Based on an analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust, investment and other servicing fees of approximately 4% and in total revenues of approximately 2%.

The following table presents selected average month-end, average quarter-end, and year-end equity market indices and the percentage changes year over year.

MARKET INDICES	AVERAGE OF MONTH-END			AVERAGE OF QUARTER-END			YEAR-END
	2010	2009	CHANGE	2010	2009	CHANGE	2010	2009	CHANGE
S&P 500 ®	1,131	949	19%	1,150	972	18%	1,258	1,115	13%
MSCI EAFE ® (in U.S. dollars)	1,511	1,342	13	1,538	1,369	12	1,658	1,581	5

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

C&IS client relationships are priced generally to reflect earnings from such activities as foreign exchange trading and custody related deposits not included in trust, investment and other servicing fees. Custody related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $30.0 billion in 2010, $30.4 billion in 2009, and $33.2 billion in 2008. Assets under custody and assets under management form the primary basis of our trust, investment and other servicing fees. At December 31, 2010, assets under custody were $4.08 trillion, up 12% from $3.66 trillion a year ago. Assets under custody included $2.26 trillion of global custody assets. Managed assets totaled $643.6 billion, up 3% from $627.2 billion at the end of 2009.

ASSETS UNDER CUSTODY	DECEMBER 31					CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2010	2009	2008	2007	2006	2010 / 2009
Corporate & Institutional	$3,711.1	$3,325.9	$2,719.2	$3,802.9	$3,263.5	12%	7%
Personal	370.2	331.1	288.3	332.3	281.9	12	10
Total Assets Under Custody	$4,081.3	$3,657.0	$3,007.5	$4,135.2	$3,545.4	12%	7%

C&IS ASSETS UNDER CUSTODY ($ in Billions)	PFS ASSETS UNDER CUSTODY ($ in Billions)

ASSETS UNDER MANAGEMENT	DECEMBER 31					CHANGE	FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2010	2009	2008	2007	2006	2010 /2009
Corporate & Institutional	$489.2	$482.0	$426.4	$608.9	$562.5	1%	(1)%
Personal	154.4	145.2	132.4	148.3	134.7	6	6
Total Managed Assets	643.6	$627.2	$558.8	$757.2	$697.2	3%	1%

C&IS ASSETS UNDER MANAGEMENT ($ in Billions)	PFS ASSETS UNDER MANAGEMENT ($ in Billions)

26   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Custodied and managed assets were invested as follows:

ASSETS UNDER CUSTODY	DECEMBER 31
($ In Billions)	2010			2009
	C&IS	PFS	Consolidated	C&IS	PFS	Consolidated
Equities	48%	46%	48%	48%	42%	47%
Fixed Income Securities	35	26	34	34	28	34
Cash and Other Assets	17	28	18	18	30	19

ASSETS UNDER MANAGEMENT	DECEMBER 31
($ In Billions)	2010			2009
	C&IS	PFS	Consolidated	C&IS	PFS	Consolidated
Equities	48%	36%	45%	45%	35%	42%
Fixed Income Securities	15	33	19	14	33	19
Cash and Other Assets	37	31	36	41	32	39

Foreign Exchange Trading Income

Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to trading income. Foreign exchange trading income decreased 14%, or $63.5 million, and totaled $382.2 million in 2010 compared with $445.7 million last year. The decrease from the prior year primarily reflects reduced currency volatility, partially offset by increased client volumes.

Security Commissions and Trading Income

Security commissions and trading income is generated primarily from securities brokerage services provided by Northern Trust Securities, Inc. The current year decline to $60.9 million from $62.4 million in 2009 principally reflects decreased revenue from core brokerage services.

Treasury Management Fees

The fee portion of treasury management revenues decreased to $78.1 million from $81.8 million in 2009. The 2009 fees reflect the pass through of a higher level of Federal Deposit Insurance Corporation (FDIC) premium charges. Treasury management revenues in 2010 were impacted by lower transaction volumes.

Other Operating Income

The components of other operating income include:

				CHANGE
(In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Banking Service Fees	$57.3	$53.1	$39.4	8%	35%
Loan Service Fees	60.3	52.1	30.0	16	74
Non-Trading Foreign Exchange Gains (Losses)	(2.8)	(1.4)	36.1	100	N/M
Credit Default Swap Gains (Losses)	(1.7)	(4.6)	35.4	(63)	N/M
Other Income	33.2	37.6	46.0	(12)	(18)

Total Other Operating Income	$146.3	$136.8	$186.9	7%	(26)%

The increase in banking service fees primarily reflects higher letter of credit revenue. Growth in commercial loan- related commitment fees explains the rise in loan service fees. Non-trading foreign exchange gains (losses) reflect the impact of foreign exchange rate movements during the period on the translation to functional currencies of assets and liabilities denominated in nonfunctional currencies, net of currency-related hedging activity. Credit default swap gains and losses reflect the mark-to-market adjustments of credit default swap contracts used to mitigate credit risk associated with specific commercial credits. The other income decrease is primarily a result of a prior year gain on the sale of leases, partially offset by a current year gain on the sale of a building.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Investment Security Gains (Losses)

Net investment security losses were $20.4 million in 2010 compared to $23.4 million in 2009. The current and prior year included $21.2 million and $26.7 million, respectively, of pre-tax charges for the credit-related other-than-temporary impairment of residential mortgage backed securities held within Northern Trust’s balance sheet investment securities portfolio.

NONINTEREST INCOME — 2009 COMPARED WITH 2008

Trust, investment and other servicing fees for 2009 accounted for 75% of total noninterest income and 54% of total taxable equivalent revenue. These fees decreased 2% in 2009 to $2.08 billion from $2.13 billion in 2008, attributable primarily to lower market valuations during the majority of 2009.

Foreign exchange trading income decreased 28% in 2009 to $445.7 million from a record $616.2 million in 2008. The decrease reflected significantly reduced currency volatility and client volumes from the record levels in 2008.

Revenues from security commissions and trading income totaled $62.4 million in 2009, compared with $77.0 million in 2008. The decrease primarily reflected decreased revenue from core brokerage services.

Treasury management fees were $81.8 million in 2009, up 12% from the $72.8 million reported in 2008. More clients elected to pay for services in fees rather than with compensating deposit balances and there was a higher level of pass through of FDIC premium charges.

Other operating income totaled $136.8 million in 2009, a decrease of 27% from $186.9 million in 2008. The decrease primarily reflected credit default swap and non-trading foreign exchange losses incurred in 2009 as compared to credit default swap and non-trading foreign exchange gains in 2008, partially offset by higher loan and banking service fee revenues attributable to higher commercial loan-related commitment fee revenue and letter of credit revenue, respectively.

Net investment security losses of $23.4 million in 2009 and $56.3 million in 2008 included $26.7 million and $61.3 million, respectively, of other-than-temporary impairment charges. A gain of $4.9 million was recorded in 2008 from the sale of CME Group Inc. stock.

Net Interest Income

An analysis of net interest income on an FTE basis, major balance sheet components impacting net interest income, and related ratios are provided below.

ANALYSIS OF NET INTEREST INCOME (FTE)

				CHANGE
($ In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Interest Income	$1,296.7	$1,406.0	$2,478.5	(7.8)%	(43.3)%
FTE Adjustment	39.1	40.2	49.8	(2.7)	(19.3)

Interest Income – FTE	1,335.8	1,446.2	2,528.3	(7.6)	(42.8)
Interest Expense	378.0	406.2	1,399.4	(6.9)	(71.0)

Net Interest Income – FTE Adjusted	957.8	1,040.0	$1,128.9	(7.9)%	(7.9)%

Net Interest Income – Unadjusted	$918.7	$999.8	$1,079.1	(8.1)%	(7.3)%

AVERAGE BALANCE
Earning Assets	$67,865.4	$66,670.8	$64,249.9	1.8%	3.8%
Interest-Related Funds	57,179.4	53,671.6	55,173.9	8.0	(2.7)
Net Noninterest-Related Funds	10,686.0	12,999.2	9,076.0	(23.8)	43.2

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	1.97%	2.17%	3.94%	(.20)	(1.77)
Interest-Related Funds	.66	.76	2.54	(.10)	(1.78)
Interest Rate Spread	1.31	1.41	1.40	(.10)	.01
Total Source of Funds	.56	.61	2.18	(.05)	(1.57)
Net Interest Margin	1.41%	1.56%	1.76%	(.15)	(.20)

Refer to pages 128 and 129 for additional analysis of net interest income.

28   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

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

Net interest income in 2010 was $918.7 million, down 8% from $999.8 million in 2009. When adjusted to an FTE basis, yields on taxable, nontaxable and partially taxable assets are comparable, although the adjustment to an FTE basis has no impact on net income. Net interest income on an FTE basis for 2010 was $957.8 million, a decline of 8% from $1.04 billion in 2009. The net interest margin was 1.41% for 2010, down from the previous year’s 1.56%. The net interest margin was negatively impacted by several factors. The prolonged low interest rate environment resulted in reduced yields on the securities portfolio as maturing investments were replaced by lower yielding assets. In addition, due to continuing weakness in loan demand, balance sheet growth has been concentrated in lower yielding assets, while a larger percentage of funding has come from interest-bearing sources.

Earning assets averaged $67.9 billion in 2010, up 2% from the $66.7 billion reported in the prior year. This growth reflects a $2.5 billion increase in securities, partially offset by a $1.2 billion decrease in loans and leases, and a $.1 billion decrease in money market assets.

Loans and leases averaged $27.5 billion, 4% lower than the $28.7 billion in 2009. The year-to-year comparison reflects a 19% decrease in average commercial and institutional loans to $6.2 billion from $7.6 billion in 2009. Residential real estate loans averaged $10.8 billion in 2010, an increase of 2% from $10.7 billion in 2009. Average private client loans totaled $5.0 billion, up 7% from $4.7 billion in the prior year, while commercial real estate loans averaged $3.3 billion, up 2% from $3.2 billion in 2009.

Securities averaged $19.9 billion, up 14% from 2009, with the growth primarily in negotiable certificates of deposits, U.S. government, and other asset-backed securities.

The increase in average earning assets of $1.2 billion was funded primarily by higher levels of interest-related funds. The growth in interest-related funds was attributable to higher average client balances in non-U.S. office interest-bearing deposits, partially offset by lower average short-term borrowings. Average noninterest-related funding sources in 2010 declined $2.3 billion from 2009, primarily due to a decrease in average demand and other noninterest-bearing deposits. In November 2010, Northern Trust issued $500 million of 3.450% fixed-rate senior notes of the Corporation due on November 4, 2020. The senior notes are non-callable and unsecured, and were issued at a discount to yield 3.464%.

Stockholders’ equity averaged $6.6 billion in 2010 and 2009. In April 2009, 17,250,000 common shares were issued in connection with a public offering for which $834.1 million of cash proceeds were received.

For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 128 and 129.

NET INTEREST INCOME – 2009 COMPARED WITH 2008

Net interest income decreased in 2009 as compared to 2008 primarily as a result of a significant reduction in the net interest margin attributable to depressed interest rates, partially offset by an increase in average earning assets. The net interest margin decreased to 1.56% from 1.76% in 2008, reflecting significant decline in yields on short-term assets and the diminished value of noninterest-related funding sources because of the significant decline in interest rates in 2009.

Earning assets averaged $66.7 billion in 2009, up 4% from $64.2 billion in 2008. The growth reflected a $5.1 billion increase in average securities balances and a $1.3 billion increase in average loans and leases, partially offset by a $3.9 billion decrease in money market assets. The increase in average earning assets of $2.5 billion was funded primarily by higher levels of noninterest-bearing deposits and an increase in stockholders’ equity. Interest-related funding sources in 2009 declined $1.5 billion from 2008, primarily due to lower levels of non-U.S. office time deposits, partially offset by increases in domestic deposits, short-term borrowings and senior notes.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Stockholders’ equity for 2009 averaged $6.6 billion, up $1.5 billion, or 29% from 2008. The increase primarily reflected cash proceeds of $834.1 million received from the April 2009 issuance of 17,250,000 common shares in connection with a public offering, the $1.576 billion of preferred stock issued to the U.S. Treasury in November 2008 in connection with the Corporation’s participation in the U.S. Treasury’s CPP, and the retention of earnings. The preferred stock issued under the CPP was repurchased in full in June 2009.

Provision for Credit Losses

The provision for credit losses was $160.0 million in 2010 compared with $215.0 million in 2009 and a $115.0 million provision in 2008. The current year provision, though reduced from the prior year level, reflects the continued weakness in residential real estate and commercial real estate loans in certain markets. For a fuller discussion of the reserve and provision for credit losses for 2010, 2009, and 2008, refer to pages 58 through 60.

Noninterest Expenses

Noninterest expenses for 2010 totaled $2.50 billion, up 8% from $2.32 billion in 2009. The components of noninterest expenses and a discussion of significant changes during 2010 and 2009 are provided below.

NONINTEREST EXPENSES

				CHANGE
(In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Compensation	$1,108.0	$1,099.7	$1,133.1	1%	(3)%
Employee Benefits	237.6	242.1	223.4	(2)	8
Outside Services	460.4	424.5	413.8	8	3
Equipment and Software Expense	287.1	261.1	241.2	10	8
Occupancy Expense	167.8	170.8	166.1	(2)	3
Visa Indemnification Benefits	(33.0)	(17.8)	(76.1)	85	77
Other Operating Expense	270.0	136.3	786.3	98	(83)

Total Noninterest Expenses	$2,497.9	$2,316.7	$2,887.8	8%	(20)%

Compensation and Benefits

Compensation costs, the largest component of noninterest expenses, increased $8.3 million from 2009. The increase reflects the reversal in 2009 of accruals totaling $22.2 million related to performance stock units granted in 2008 and 2007 which were no longer expected to vest, partially offset by a decrease in salary expense in the current year. Staff on a full- time equivalent basis totaled approximately 12,800 at December 31, 2010 compared with approximately 12,400 at December 31, 2009, and averaged 12,600 in 2010, up 2% compared with 12,300 in 2009. The 2010 increases primarily reflect additional staff to support international growth. The decrease in employee benefit costs for 2010 primarily reflects lower federal and employee insurance benefits.

Outside Services

Outside services expense of $460.4 million in 2010 increased $35.9 million from the prior year due to higher expenses associated with investment manager sub-advisor fees, and technical services. Investment manager sub-advisor fees are those paid to external investment managers for services provided to certain funds Northern Trust manages and those relating to custom client programs. Technical services include expenses for systems and application support; the provision of market and research data; and outsourced check processing and lockbox services, among other services.

Equipment and Software Expense

Equipment and software expense, comprised of depreciation and amortization; rental; and maintenance costs, increased $26.0 million in 2010 compared to 2009. The increase primarily reflects higher levels of computer software depreciation and amortization from additional investments in capital assets and an increase in equipment expense from higher computer maintenance and equipment rental.

Occupancy Expense

Net occupancy expense totaled $167.8 million in 2010 compared to $170.8 million in 2009, reflecting decreased building depreciation, rent expense, and real estate taxes, partially offset by expenses associated with building operations.

Visa Indemnification Charges

In 2010, 2009 and 2008, reductions to Northern Trust’s Visa indemnification liability and related charges totaled $33.0

30   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

million, $17.8 million and $76.1 million, respectively. Northern Trust, as a member bank of Visa U.S.A., and in conjunction with other member banks, is obligated to share in losses resulting from certain indemnified litigation involving Visa. The reductions reflect Northern Trust’s proportionate share of funds that Visa deposited into its litigation escrow account in those years. Visa indemnification charges are further discussed in Note 19 to the consolidated financial statements.

Other Operating Expenses

The components of other operating expenses were as follows:

				CHANGE
(In Millions)	2010	2009	2008	2010 /2009	2009 /2008
Business Promotion	$81.0	$66.6	$87.8	22%	(24)%
FDIC Insurance Premiums	33.9	54.1	5.6	(37)	N/M
Staff Related	37.4	31.3	38.1	19	(18)
Other Intangibles Amortization	14.4	16.2	17.8	(11)	(9)
Capital Support Agreements	–	(109.3)	314.1	N/M	N/M
Securities Lending Client Support	–	–	167.6	–	N/M
Auction Rate Securities Purchase Program	–	–	54.6	–	N/M
Other Expenses	103.3	77.4	100.7	33	(23)

Total Other Operating Expenses	$270.0	$136.3	$786.3	98%	(83)%

Business promotion for the current year increased primarily due to higher advertising and travel related expenses. The decrease in FDIC insurance premiums reflects the 2009 special assessment of $20.2 million. Staff related expenses, which include costs associated with the hiring and training of staff, employee relocation assistance, and other similar employee related expenses, also increased in the current year. The 2009 capital support agreements balance is attributable to a net expense reduction of $109.3 million associated with the final support payments and expiration of the CSA obligations. The other expenses component of other operating expenses reflects higher charges related to account servicing activities and increases in other miscellaneous expense categories.

NONINTEREST EXPENSE — 2009 COMPARED WITH 2008

Noninterest expenses for 2009 totaled $2.32 billion, down 20% from $2.89 billion in 2008. On an operating basis, which excludes the Visa related pre-tax benefits in 2009 and 2008, noninterest expenses decreased $629.4 million, or 21%. 2008 results were impacted by $536.3 million of client support related charges, including $314.1 million of support provided to cash investment funds under CSAs. Noninterest expenses for 2009 included a net expense reduction of $109.3 million associated with the final support payments and expiration of the CSA obligations.

Compensation costs decreased $33.4 million, or 3%, from 2008 and reflected the impact of lower salary expense and performance-based equity compensation, offset partially by higher cash-based incentives. 2008 included a $17.0 million charge in connection with initiatives to reduce staff expense levels. Staff on a full time equivalent basis averaged 12,300 in 2009, up 5% from 11,700 in 2008. The 2009 increase was attributable to additional staff to support international growth. Staff on a full time equivalent basis totaled 12,400 at December 31, 2009, compared with 12,200 at year-end 2008.

Employee benefit costs for 2009 were $242.1 million, up $18.7 million, or 8%, from $223.4 million in 2008, reflecting higher defined benefit and defined contribution plan expenses and staff levels.

Outside services expense totaled $424.5 million in 2009, up 3% from $413.8 million in 2008 due to higher technical services and investment manager sub-advisor expenses.

Equipment and software expense increased 8% to $261.1 million in 2009 from $241.2 million in 2008. The increase reflected higher levels of computer software depreciation and amortization from continued investments in information technology infrastructure.

Net occupancy expense for 2009 was $170.8 million, up 3% from $166.1 million in 2008 due to increased rent expense.

Reductions to Northern Trust’s Visa indemnification liability and related charges totaled $17.8 million and $76.1 million in 2009 and 2008, respectively.

Other operating expenses totaled $136.3 million in 2009, down from $786.3 million in 2008 and included a net expense reduction of $109.3 million associated with the final support payments and expiration of the CSA obligations. Other operating expenses for 2008 included $536.3 million of client support related charges comprised of $314.1 million in connection with support provided to investment vehicles under the CSAs, $167.6 million of support provided to Northern

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Trust’s securities lending clients and $54.6 million related to the establishment of a program to purchase certain illiquid auction rate securities that were purchased by a limited number of Northern Trust clients. Other operating expenses also declined in 2009 due to lower business promotion, staff related expenses and other miscellaneous expenses, partially offset by a special assessment of FDIC insurance premiums of $20.2 million and higher assessment rates and an increase in insured domestic balances. The 2008 other expenses component included a $20.1 million currency translation related benefit associated with Lehman Brothers bankruptcy matters.

Provision for Income Taxes

The provision for income tax and effective tax rates are impacted by levels of pre-tax income, effective state tax rates, and the impact of certain subsidiaries whose earnings are indefinitely reinvested, as well as non-recurring items such as the resolution of tax matters. The 2010 income tax provision was $320.3 million, representing an effective rate of 32.4%. This compares with $391.0 million of income tax expense and an effective rate of 31.2% in 2009. The increase in the effective rate for 2010 is attributable to a lower level of state income tax benefits in the current year as compared to 2009 and income tax benefits recorded in 2009 relating to the resolution of certain structured leasing tax positions taken in periods prior to 2009.

The tax provisions for 2010 and 2009 reflect reductions totaling $20.1 million and $20.9 million, respectively, related to certain non-U.S. subsidiaries whose earnings are being indefinitely reinvested. The decrease in the current year amount reflects an increase in the average effective tax rate of non-U.S. subsidiaries, partially offset by the Corporation’s election to indefinitely reinvest the earnings of an additional non-U.S. subsidiary.

The 2008 income tax provision of $480.9 million represented an effective rate of 37.7%. The effective tax rate in 2008 reflected a $61.3 million charge related to revised estimates regarding the outcome of the Corporation’s tax position with respect to certain structured leasing transactions and a $47.8 million reduction in the tax provision related to non-U.S. subsidiaries whose earnings are being indefinitely reinvested.

BUSINESS UNIT REPORTING

Northern Trust, under the leadership of Chairman, President, and Chief Executive Officer Frederick H. Waddell, is organized around its two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units and to other U.S. and non-U.S. clients by NTGI. Operations support is provided to each of the business units by O&T. Mr. Waddell has been identified as the chief operating decision maker, having final authority over resource allocation decisions and performance assessment.

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

32   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED FINANCIAL INFORMATION

				CHANGE
(In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,081.9	$2,083.8	$2,134.9	N/M %	(2)%
Gain on Visa Share Redemption	–	–	167.9	–	N/M
Other	647.1	703.3	896.6	(8)	(22)
Net Interest Income (FTE)*	957.8	1,040.0	1,128.9	(8)	(8)

Revenues (FTE)*	3,686.8	3,827.1	4,328.3	(4)	(12)
Provision for Credit Losses	160.0	215.0	115.0	(26)	87
Visa Indemnification Benefits	(33.0)	(17.8)	(76.1)	85	(77)
Noninterest Expenses	2,530.9	2,334.5	2,963.9	8	(21)

Income before Income Taxes*	1,028.9	1,295.4	1,325.5	(21)	(2)
Provision for Income Taxes*	359.4	431.2	530.7	(17)	(19)

Net Income	$669.5	$864.2	$794.8	(23)%	9%

Average Assets	$76,008.2	$74,314.2	$73,028.5	2%	2%

* Stated on an FTE basis. The consolidated figures include $39.1 million, $40.2 million, and $49.8 million of FTE adjustment for 2010, 2009, and 2008, respectively.

Corporate and Institutional Services

The C&IS business unit is a leading global provider of asset servicing, asset management, securities lending, brokerage, banking and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth and government funds. Asset servicing, asset management, and related services encompass a full range of industry leading capabilities including but not limited to: global master trust and custody, trade settlement, and reporting; fund administration; cash management; investment risk and performance analytical services; and investment operations outsourcing. Client relationships are managed through the Bank and the Bank’s and the Corporation’s other subsidiaries, including support from international locations in North America, Europe, the Middle East, and the Asia Pacific region. Asset servicing relationships managed by C&IS often include investment management, transition management, and commission recapture services provided through NTGI. C&IS also provides related foreign exchange services from offices located in the U.S., U.K. and Singapore.

The following table summarizes the results of operations of C&IS for the years ended December 31, 2010, 2009, and 2008 on a management-reporting basis.

CORPORATE AND INSTITUTIONAL SERVICES

RESULTS OF OPERATIONS

				CHANGE
(In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,175.1	$1,236.8	$1,225.9	(5)%	1%
Other	522.7	571.3	804.6	(9)	(29)
Net Interest Income (FTE)*	271.8	416.0	571.1	(35)	(27)

Revenues (FTE)*	1,969.6	2,224.1	2,601.6	(11)	(15)
Provision for Credit Losses	(16.1)	30.7	25.2	N/M	22
Noninterest Expenses	1,328.9	1,200.6	1,779.5	11	(33)

Income before Income Taxes*	656.8	992.8	796.9	(34)	25
Provision for Income Taxes*	222.4	350.8	308.2	(37)	14

Net Income	$434.4	$642.0	$488.7	(32)%	31%

Percentage of Consolidated Net Income	65%	74%	61%

Average Assets	$38,749.3	$38,117.1	$49,490.4	2%	(23)%

* Stated on an FTE basis.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The decrease in C&IS net income in 2010 resulted from reductions in securities lending revenue, a component of trust, investment and other servicing fees; net interest income; and foreign exchange trading income; and higher noninterest expenses; partially offset by a negative provision for credit losses. Other components of trust, investment and other servicing fees increased in 2010 primarily attributable to new business and improved market valuations. The net income increase in 2009 as compared to 2008 primarily reflects reduced noninterest expenses, increased securities lending revenue, and new business, partially offset by reduced foreign exchange trading income and net interest income.

C&IS Trust, Investment and Other Servicing Fees

C&IS trust, investment and other servicing fees are attributable to four general product types: Custody and Fund Administration, Investment Management, Securities Lending, and Other Services. Custody and fund administration fees are driven primarily by asset values, transaction volumes and number of accounts. Custody fees related to asset values are often priced based on values at the beginning of each quarter; however, there are custody fees that are based on quarter-end or month-end values or average values for a month or quarter. The fund administration fees that are asset value related are generally priced using average daily balances. Investment management fees are based primarily on market values throughout a period.

Securities lending revenue is affected by market values; the demand for securities to be lent, which drives volumes; and the interest rate spread earned on the investment of cash deposited by investment firms as collateral for securities they have borrowed. Securities lending revenue has also included Northern Trust’s share of unrealized gains and losses on one mark-to-market investment fund used in securities lending activities. As of September 30, 2010, securities in the mark-to-market fund had been sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in future periods. The other services fee category in C&IS includes such products as benefit payment, performance analysis, electronic delivery, and other services. Revenues from these products are based generally on the volume of services provided or a fixed fee.

Provided below are the components of C&IS trust, investment and other servicing fees and a breakdown of its assets under custody and under management.

CORPORATE AND INSTITUTIONAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

(In Millions)	2010	2009	2008
Custody and Fund Administration	$646.1	$583.0	$661.6
Investment Management	261.2	247.1	277.4
Securities Lending	195.2	336.7	221.4
Other Services	72.6	70.0	65.5

Total Trust, Investment and Other Servicing Fees	$1,175.1	$1,236.8	$1,225.9

2010 C&IS FEES

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER CUSTODY

		DECEMBER 31
(In Billions)	2010	2009	2008
North America	$1,999.6	$1,861.9	$1,661.1
Europe, Middle East, and Africa	1,280.7	1,085.9	801.7
Asia Pacific Region	331.7	263.6	146.2
Securities Lending	99.1	114.5	110.2

Total Assets Under Custody	$3,711.1	$3,325.9	$2,719.2

2010 C&IS ASSETS UNDER CUSTODY

34   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE AND INSTITUTIONAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(In Billions)	2010	2009	2008
North America	$284.7	$257.6	$232.3
Europe, Middle East, and Africa	69.0	63.5	52.8
Asia Pacific Region	36.4	46.4	31.1
Securities Lending	99.1	114.5	110.2
Total Assets Under Management	$489.2	$482.0	$426.4

2010 C&IS ASSETS UNDER MANAGEMENT

Custody and fund administration fees, the largest component of trust, investment and other servicing fees, increased $63.1 million, or 11%, to $646.1 million from $583.0 million in 2009, primarily reflecting higher fund administration and global custody fee revenues. Fees from investment management totaled $261.2 million, up from $247.1 million in the year-ago period. The 6% increase primarily reflects higher market valuations during the majority of the year, partially offset by $12.9 million of money market mutual fund fee waivers due to the persistent low level of short-term interest rates. Money market mutual fund fee waivers for 2009 totaled $2.3 million. Securities lending revenue decreased $141.5 million, or 42%, to $195.2 million compared with $336.7 million in 2009. The current year includes the recovery of previously recorded unrealized asset valuation losses of approximately $114 million related to a mark-to-market investment fund used in our securities lending activities, compared to recoveries of approximately $204 million in 2009. Excluding the impact of asset valuation recoveries, securities lending fees decreased by approximately $52 million, reflecting lower spreads on the investment of cash collateral, partially offset by higher average volumes.

C&IS assets under custody were $3.7 trillion at December 31, 2010, 12% higher than $3.3 trillion at December 31, 2009. Managed assets totaled $489.2 billion and $482.0 billion, at December 31, 2010 and 2009, respectively. Cash and other assets deposited by investment firms as collateral for securities borrowed from custody clients are managed by Northern Trust and are included in assets under custody and under management. This collateral totaled $99.1 billion and $114.5 billion at December 31, 2010 and 2009, respectively.

C&IS Other Noninterest Income

Other noninterest income for 2010 decreased $48.6 million, or 9%, to $522.7 million from $571.3 million in 2009. The decrease primarily reflects a $65.3 million, or 15%, decrease in foreign exchange trading income due to reduced currency volatility in the current year, partially offset by increased client volumes as compared to 2009. Other noninterest income for 2009 of $571.3 million decreased $233.3 million, or 29%, from $804.6 million in 2008. This decrease resulted from lower foreign exchange trading income compared to 2008’s record levels, due to significantly reduced currency volatility and client volumes in 2009. The decrease also reflected the impact of mark-to-market adjustments on credit default swap contracts, which totaled a loss of $4.6 million in 2009 as compared to a gain of $35.4 million in 2008, and the impact of non-trading foreign exchange net of hedging activity, which totaled a loss of $1.4 million in 2009 compared to a gain of $36.1 million recorded in 2008.

C&IS Net Interest Income

Net interest income decreased $144.2 million, or 35%, in 2010 to $271.8 million from $416.0 million in 2009. The decrease is attributable to the impact on the net interest margin of the persistently low interest rate environment. The C&IS net interest margin in 2010 was .77% compared to 1.25% in 2009 and 1.27% in 2008. The decrease in net interest margin in 2010 is attributable to narrower spreads on money market assets funded by non-U.S. interest-bearing deposits, a lower average loan balance, and a larger percentage of funding from interest-bearing sources. The decline in interest rates also impacted net interest income in 2009, which was down $155.1 million, or 27%, from $571.1 million in 2008, as did an $11.7 billion, or 26%, decrease in average earning assets in 2009, primarily short-term money market assets.

C&IS Provision for Credit Losses

The provision for credit losses was negative $16.1 million for 2010 primarily reflecting reduced loan balances and, to a lesser extent, improvement in underlying asset quality metrics within the commercial loan segment. The provision for credit

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

losses was $30.7 million for 2009 compared with $25.2 million in 2008 and reflected the weakness in the broader economic environment.

C&IS Noninterest Expenses

C&IS noninterest expenses were up $128.3 million, or 11%, in 2010 and totaled $1.33 billion compared to $1.20 billion in 2009. The 2009 noninterest expenses included a net expense reduction of $100.6 million associated with the final support payments and expiration of the CSA obligations. Excluding the 2009 expense reduction, noninterest expenses in 2010 increased by $27.7 million as a result of higher indirect expense allocations for product and operating support and higher compensation and employee benefit expenses. The increase in compensation expense reflects the reversal in 2009 of accruals related to performance stock units granted in 2008 and 2007 which were no longer expected to vest. Noninterest expenses in 2008 included $454.9 million of client support related charges. Excluding client support related charges in both 2009 and 2008, the $23.2 million decrease in noninterest expenses for 2009 reflected lower staff related, outside services, business promotion, and other operating expenses, partially offset by increased indirect expense allocations for product and operating support.

Personal Financial Services

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. PFS services are delivered through 78 offices in 18 U.S. states as well as offices in London and Guernsey.

The following table summarizes the results of operations of PFS for the years ended December 31, 2010, 2009, and 2008 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES

RESULTS OF OPERATIONS

				CHANGE
(In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$906.8	$847.0	$909.0	7%	(7)%
Other	133.3	138.7	132.6	(4)	5
Net Interest Income (FTE)*	591.8	538.1	542.7	10	(1)

Revenues (FTE)*	1,631.9	1,523.8	1,584.3	7	(4)
Provision for Credit Losses	176.1	184.3	89.8	(4)	N/M
Noninterest Expenses	1,103.0	1,044.6	1,087.9	6	(4)

Income before Income Taxes*	352.8	294.9	406.6	20	(28)
Provision for Income Taxes*	132.8	112.4	156.1	18	(27)

Net Income	$220.0	$182.5	$250.5	21%	(27)%

Percentage of Consolidated Net Income	33%	21%	32%

Average Assets	$23,564.5	$24,534.8	$22,868.7	(4)%	7%

* Stated on an FTE basis.

PFS net income increased $37.5 million, or 21%, from 2009 as a result of higher revenues and a lower provision for credit losses, partially offset by increases in noninterest expenses and the provision for income taxes. PFS revenue totaled $1.63 billion in 2010, an increase of $108.1 million, or 7%, from $1.52 billion in 2009 primarily attributable to a 7% increase in trust, investment and other servicing fees and an 10% increase in net interest income. These increases were partially offset by higher money market mutual fund fee waivers and decreases in security commission and trading income and in treasury management fees. PFS net income in 2009 decreased $68.0 million, or 27%, from 2008 primarily reflecting a $94.5 million increase in the provision for credit losses and a decline in trust, investment and other servicing fees, partially offset by a reduction in noninterest expenses. Net income in 2008 of $250.5 million included $81.4 million of

36   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

client support related charges. PFS revenues in 2009 decreased 4% to $1.52 billion from 2008 results of $1.58 billion, primarily reflecting a $62.0 million, or 7%, reduction in trust, investment and other servicing fees, and a 1% decrease in net interest income.

PFS Trust, Investment and Other Servicing Fees

Provided below is a summary of PFS trust, investment and other servicing fees and assets under custody and under management.

PERSONAL FINANCIAL SERVICES

TRUST, INVESTMENT AND OTHER SERVICING FEES

	YEAR ENDED DECEMBER 31
(In Millions)	2010	2009	2008
Midwest	$373.0	$327.6	$341.5
Southeast	200.3	188.6	212.4
Wealth Management	123.2	135.8	142.4
West	97.8	91.2	104.1
Southwest	88.0	82.5	93.6
Northeast	24.5	21.3	15.0

Total Trust, Investment and Other Servicing Fees	$906.8	$847.0	$909.0

2010 PFS FEES

PERSONAL FINANCIAL SERVICES

ASSETS UNDER CUSTODY

	DECEMBER 31
(In Billions)	2010	2009	2008
Wealth Management	$221.9	$196.0	$168.4
Midwest	64.1	58.2	53.3
Southeast	36.7	34.0	29.7
West	18.8	17.0	15.8
Southwest	16.0	14.1	12.7
Northeast	12.7	11.8	8.4

Total Assets Under Custody	$370.2	$331.1	$288.3

2010 PFS ASSETS UNDER CUSTODY

PERSONAL FINANCIAL SERVICES

ASSETS UNDER MANAGEMENT

	DECEMBER 31
(In Billions)	2010	2009	2008
Midwest	$60.4	$57.0	$53.0
Wealth Management	31.5	31.4	29.0
Southeast	29.1	27.3	24.3
West	14.2	12.9	11.6
Southwest	12.4	10.8	9.9
Northeast	6.8	5.8	4.6

Total Assets Under Management	$154.4	$145.2	$132.4

2010 PFS ASSETS UNDER MANAGEMENT

The PFS regions shown above are comprised of the following: Midwest includes Illinois, Michigan, Wisconsin, Missouri, Ohio and Minnesota; Southeast includes Florida and Georgia; West includes California, Washington, and Nevada; Southwest includes Texas, Arizona, and Colorado; Northeast includes New York, Connecticut, Massachusetts, and Delaware; Wealth Management includes the results from the focus on the family office segment, complex fiduciary assignments and ultra-wealthy individuals through the provision of specialized asset management, investment consulting, global custody, fiduciary and private

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

banking services for domestic and international clients.

Fees in the majority of locations in which PFS operates and all mutual fund-related revenue are calculated based on market values. PFS trust, investment and other servicing fees were $906.8 million in 2010, up 7% from $847.0 million in 2009, which in turn was down 7% from $909.0 million in 2008. The current year performance benefitted from higher market valuations and new business compared to lower market valuations during the majority of 2009. Impacting the results in both years were waived fees in money market funds totaling $49.6 million and $23.9 million in 2010 and 2009, respectively, due to the low level of short-term interest rates. Trust, investment and other servicing fees for 2009 was lower than 2008, reflecting lower market valuations and the $23.9 million of waived fees in money market mutual funds.

At December 31, 2010, assets under custody in PFS were $370.2 billion, compared with $331.1 billion at December 31, 2009. Managed assets were $154.4 billion at December 31, 2010 compared to $145.2 billion at the previous year end.

PFS Other Noninterest Income

Other noninterest income for the year totaled $133.3 million compared to $138.7 million in 2009, a decrease of 4% primarily driven by a decrease in core brokerage fee revenue and treasury management fees. The other noninterest income increase of 5% in 2009 compared to 2008 resulted from growth in treasury management fees and commercial loan-related commitment fee revenue.

PFS Net Interest Income

Net interest income was $591.8 million for the year, up 10% from $538.1 million in 2009, which was 1% lower than 2008. Average loan volume increased $62.4 million in 2010, and the net interest margin increased to 2.55% from 2.23% in 2009. The increase in the net interest margin reflects increased yields on loans and lower cost of funds from interest-bearing sources. The net interest margin for 2009 was down from the 2008 margin of 2.43% as 2009 was impacted by a significant decrease in yields on short-term assets and the diminished value of noninterest-related funding sources resulting from the extended period of low interest rates.

PFS Provision for Credit Losses

The provision for credit losses was $176.1 million for 2010, compared with $184.3 million in 2009, and $89.8 million in 2008. The current year provision, though reduced from the prior year level, reflects continued weakness in residential and commercial real estate loans in certain markets. The increase from 2008 to 2009 reflected the weakness in the broader economic environment. For a fuller discussion of the reserve and provision for credit losses refer to pages 58 through 60.

PFS Noninterest Expenses

Noninterest expenses of PFS increased $58.4 million, or 6%, to $1.10 billion in 2010 compared to $1.04 billion in 2009, primarily attributable to higher indirect expense allocations for product and operating support, higher compensation, and increased charges associated with account servicing activities. Noninterest expenses for 2009 were 4% lower than 2008 and included a net expense reduction totaling $8.7 million associated with the final support payments and expiration of the CSA obligations, while 2008 noninterest expenses included client support related charges totaling $81.4 million, including the support provided under the CSAs.

Northern Trust Global Investments

NTGI, through various subsidiaries of the Corporation, provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients, including clients of C&IS and PFS. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and advisory services. NTGI’s activities also include transition management, overlay services, and other risk management services. NTGI’s business operates internationally through subsidiaries, joint ventures, alliances, and distribution arrangements and its revenue and expenses are fully allocated to C&IS and PFS.

At year-end 2010, Northern Trust managed $643.6 billion in assets for personal and institutional clients compared with $627.2 billion at year-end 2009. The increase in assets reflects higher equity markets in 2010 and new business.

38   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NORTHERN TRUST GLOBAL INVESTMENTS

2010 ASSETS UNDER MANAGEMENT OF $643.6 BILLION

ASSET CLASSES

CLIENT SEGMENTS

MANAGEMENT STYLES

Operations and Technology

The O&T business unit supports all Northern Trust business activities, including the processing and product management activities of C&IS, PFS and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London, and Bangalore.

Corporate Financial Management Group

The Corporate Financial Management Group includes the Chief Financial Officer, Controller, Treasurer, and Investor Relations functions. The Group is responsible for Northern Trust’s accounting and financial infrastructure and for managing the Corporation’s financial position.

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

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2010, 2009, and 2008 on a management-reporting basis.

TREASURY AND OTHER

RESULTS OF OPERATIONS

				CHANGE
(In Millions)	2010	2009	2008	2010 / 2009	2009 / 2008
Gain on Visa Share Redemption	$–	$–	$167.9	N/M	N/M
Other Noninterest Income	(8.9)	(6.7)	(40.6)	33%	(84)%
Net Interest Income (FTE)*	94.2	85.9	15.1	10	N/M

Revenues (FTE)*	85.3	79.2	142.4	8	(44)
Visa Indemnification Benefits	(33.0)	(17.8)	(76.1)	85	77
Noninterest Expenses	99.0	89.3	96.5	11	(8)

Income before Income Taxes*	19.3	7.7	122.0	N/M	(94)
Provision (Benefit) for Income Taxes*	4.2	(32.0)	66.4	N/M	N/M

Net Income	$15.1	$39.7	$55.6	(62)%	(29)%
Percentage of Consolidated Net Income	2%	5%	7%
Average Assets	$13,694.4	$11,662.3	$669.4	17%	N/M

* Stated on an FTE basis.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Treasury and Other negative other noninterest income for the years ended 2010, 2009, and 2008 include losses of $21.2 million, $26.7 million and $61.3 million, respectively, from the write-down of residential mortgage-backed securities determined to be other-than-temporarily impaired. The 2010 increase in net interest income reflects the benefit of higher average assets and an increase in levels of capital allocated to Treasury and Other, partially offset by reduced yields on the securities portfolio, as maturing investments have been replaced by lower yielding assets. The increase in average assets reflects higher levels of average securities balances in 2010 compared to 2009. Noninterest expenses in 2010 equaled $99.0 million, up 11% from 2009. Within noninterest expenses, compensation expense increased compared to 2009, reflecting increased salary expense in 2010 and the reversal in 2009 of accruals related to performance stock units granted in 2008 and 2007 which were no longer expected to vest. Noninterest expenses were $89.3 million for 2009, a decrease of 8%, compared to $96.5 million in 2008 and reflected lower performance-based compensation and salaries. The tax benefit in 2009 primarily reflects the favorable resolution of certain state tax positions taken in prior years and other federal and state tax matters not allocated to the business units for management reporting purposes.

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

For Northern Trust, accounting estimates that are viewed as critical are those relating to reserving for credit losses, pension plan accounting, other-than-temporary impairment

(OTTI) of investment securities, and accounting for structured leasing transactions. Management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Corporation’s Board of Directors (Board).

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

Management’s estimates utilized in establishing an adequate reserve for credit losses are not dependent on any single assumption. Management evaluates numerous variables, many of which are interrelated or dependent on other assumptions and estimates, in determining reserve adequacy. Due to the inherent imprecision in accounting estimates, other estimates or assumptions could reasonably have been used in the current period and changes in estimates are reasonably likely to occur from period to period. Additionally, as an integral part of their examination process, various federal and state regulatory agencies also review the reserve for credit losses. These agencies may require that certain loan balances be classified differently or charged off when their credit evaluations differ from those of management, based on their judgments about information available to them at the time of their examination. However,

40   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

management believes that the established reserve for credit losses appropriately addresses these uncertainties and is adequate to cover probable losses which have occurred as of the date of the financial statements.

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

Pension Plan Accounting

As summarized in Note 21 to the consolidated financial statements, Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees (the Qualified Plan) and a noncontributory supplemental pension plan (the Nonqualified Plan). Certain European-based employees also participate in local defined benefit pension plans that have been closed to new employees in prior years and have been closed to future benefit accruals, effective in 2010. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plans. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and annually reviewed for adjustments that may be required. The Financial Accounting Standards Board’s (FASB) pension accounting guidance requires that differences between the estimates and actual experience be recognized as other comprehensive income in the period in which they occur. The differences are amortized into net periodic pension expense from accumulated other comprehensive income over the future working lifetime of eligible participants. As a result, differences between the estimates made in the calculation of periodic pension expense and the projected pension obligation and actual experience affect stockholders’ equity in the period in which they occur but continue to be recognized as expense systematically and gradually over subsequent periods.

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

In determining the pension expense for the U.S. plans in 2010, Northern Trust utilized a discount rate of 6.00% for both the Qualified Plan and the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 4.02%. The expected long-term rate of return on Qualified Plan assets was 8.00%.

In evaluating possible revisions to pension-related assumptions for the U.S. plans as of Northern Trust’s December 31, 2010 measurement date, the following were considered:

Discount Rate: Northern Trust estimates the discount rate for its U.S. pension plans by applying the projected cash flows for future benefit payments to several published discount rate yield curves as of the measurement date. These yield curves are composed of individual, zero-coupon interest rates for 60 different time periods over a 30-year time horizon. Zero-coupon rates utilized by the yield curves are mathematically derived from observable market yields for AA-rated corporate bonds. The yield curve models referenced by Northern Trust in establishing the discount rate supported a rate between 5.31% and 5.73%, with an average decrease of 48 basis points over the prior year. As such, Northern Trust decreased the discount rate for the Qualified and Nonqualified plans from 6.00% for December 31, 2009 to 5.50% for December 31, 2010.

Compensation Level: As long-term compensation policies remained consistent with prior years, no changes were made to the compensation scale assumption since its 2007 revision based on a review of actual salary experience of eligible employees.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   41

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term (30 years) rate of return on plan assets, which is determined using a building block approach that considers the current asset mix and estimates of return by asset class based on historical experience, giving proper consideration to diversification and rebalancing. Current market factors such as inflation and interest rates are also evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonability and appropriateness. As a result of these analyses, Northern Trust’s rate of return assumption was maintained at 8.00% for 2010.

Mortality Table: Northern Trust uses the mortality table proposed by the U.S. Treasury for use in accordance with the provisions of the Pension Protection Act of 2006 (PPA) for both pre- and post-retirement mortality assumptions. This table is based on the RP2000 mortality table with projections of expected future mortality.

In order to illustrate the sensitivity of these assumptions on the expected periodic pension expense in 2011 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(In Millions)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2011 Pension Expense
Discount Rate Change	(4.8)	5.0
Compensation Level Change	2.7	(2.5)
Rate of Return on Asset Change	(2.5)	2.5
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(33.0)	34.9
Compensation Level Change	11.8	(11.2)

Pension Contributions: The deduction limits specified by the Internal Revenue Code for contributions made by sponsors of defined benefit pension plans are based on a “Target Liability” under the provisions of the PPA. Northern Trust contributed $68.0 million to the Qualified Plan in 2010 and $175.0 million in 2009. The investment return on these contributions decreases the U.S. pension expense. This benefit will be partially offset by the related forgone interest earnings on the funds contributed. The minimum required contribution is expected to be zero in 2011 and for several years thereafter. The maximum deductible contribution is estimated at $160.0 million for 2011.

As a result of the pension-related assumptions currently utilized, the contributions to the Qualified Plan, and other actuarial experiences of the qualified and nonqualified plans, the estimated U.S. pension expense is expected to increase by approximately $9.0 million in 2011 from the 2010 expense of $23.2 million.

Other-Than-Temporary Impairment of Investment Securities

Under GAAP, companies are required to perform periodic reviews of securities with unrealized losses to determine whether the declines in value are considered other-than-temporary. For available-for-sale and held-to-maturity securities that management has no intent to sell, and believes it more-likely-than-not that it will not be required to sell, prior to recovery, the consolidated statement of income reflects only the credit loss component of an impairment, while the remainder of the fair value loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using the Corporation’s cash flow projections. For debt securities that Northern Trust intends to sell, or would more-likely-than-not be required to sell, before the expected recovery of the amortized cost basis, the full impairment (that is, the difference between the security’s amortized cost basis and fair value) is recognized in earnings. The application of significant judgment is required in determining the assumptions used in assessing whether an OTTI exists and, if so, in the calculation of the credit loss component of the OTTI. Assumptions used in this process are inherently subject to change in future periods. Different judgments or subsequent changes in estimates could result in materially different impairment loss recognition. The economic and financial market conditions experienced since the onset of the economic downturn in 2008 have negatively affected the liquidity and pricing of investment securities generally and residential mortgage-backed securities in particular, and have resulted in an increase in the likelihood and severity of OTTI charges.

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

42   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

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

Impairment reviews conducted in 2010 and 2009 identified nine and fourteen residential mortgage-backed securities, respectively, determined to be other-than-temporarily impaired and credit-related losses totaling $21.2 million and $26.7 million, respectively, were recognized in connection with the write-down of the securities. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2010 and 2009 were not considered to be other-than-temporarily impaired. However, due to market and economic conditions, additional OTTI may occur in future periods.

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

Northern Trust has several leveraged leasing transactions commonly referred to as Lease-In/Lease-Out (LILO) and Sale-In/Sale-Out (SILO) transactions. As part of the Internal Revenue Service’s (IRS) audit of the Corporation’s 1997-2004 federal income tax returns, the IRS challenged the Corporation’s tax position for certain structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. In the third quarter of 2009, Northern Trust reached a settlement agreement with the IRS with respect to certain of these transactions. The Corporation is in settlement discussions with the IRS Appeals Office regarding the remaining disputed structured leasing transactions. The Corporation anticipates that the IRS will continue to disallow deductions relating to the remaining challenged leases and possibly include other lease transactions with similar characteristics as part of its audit of tax returns filed after 2004. The Corporation believes that these transactions are valid leases for U.S. tax purposes and that its tax treatment of these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree. Accordingly, management’s estimates of future cash flows related to leveraged leasing transactions include assumptions about the eventual resolution of this matter, including the timing and amount of any potential payments. Due to the nature of this tax matter, it is difficult to estimate future cash flows with precision.

For the year ended December 31, 2010, revised cash flow estimates regarding the timing and amount of leveraged lease income tax deductions reduced interest income by $.9 million and reduced the provision for income taxes, inclusive of interest and penalties, by $.8 million. Revisions of cash flow estimates regarding the timing and amount of leveraged lease income tax deductions increased 2009 interest income by $1.1 million and increased the 2009 provision for income taxes, inclusive of interest and penalties, by $1.5 million. For the year ended December 31, 2008, revised cash flow estimates regarding the timing of leveraged lease income tax deductions reduced interest income by $38.9 million and increased the provision for income taxes, inclusive of interest and penalties, by $61.3 million. Management does not believe that subsequent changes that may be required in these assumptions would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

FAIR VALUE MEASUREMENTS

The preparation of financial statements in conformity with GAAP requires certain assets and liabilities to be reported at fair value. As of December 31, 2010, approximately 26% of Northern Trust’s total assets and approximately 3% of its total liabilities were carried on the balance sheet at fair value. As discussed more fully in Note 30 to the consolidated financial statements, GAAP requires entities to categorize financial assets and liabilities carried at fair value according to a three-level valuation hierarchy. The hierarchy gives the highest priority to quoted, active market prices for identical assets and liabilities (Level 1) and the lowest priority to valuation techniques that require significant management judgment because one or more of the significant inputs are unobservable in the market place (Level 3). Approximately 3% of Northern Trust’s assets carried

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   43

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

at fair value are classified as Level 1; Northern Trust typically does not hold equity securities or other instruments that would be actively traded on an exchange.

Approximately 95% of Northern Trust’s assets and 97% of its liabilities carried at fair value are categorized as Level 2, as they are valued using models in which all significant inputs are observable in active markets. Investment securities classified as available for sale make up 93% of Level 2 assets with the remaining 7% primarily consisting of derivative financial instruments. Level 2 liabilities consist of derivative financial instruments.

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

As of December 31, 2010, all derivative assets and liabilities were classified in Level 2 and approximately 98%, measured on a notional value basis, related to client-related and trading activities, predominantly consisting of foreign exchange contracts. Derivative instruments are valued internally using widely accepted models that incorporate inputs readily observable in actively quoted markets and do not require significant management judgment. Northern Trust evaluated the impact of counterparty credit risk and its own credit risk on the valuation of derivative instruments. Factors considered included the likelihood of default by us and our counterparties, the remaining maturities of the instruments, our net exposures after giving effect to master netting agreements, available collateral, and other credit enhancements in determining the appropriate fair value of our derivative instruments. The resulting valuation adjustments are not considered material.

As of December 31, 2010, the fair value of Northern Trust’s Level 3 assets and liabilities were $367.8 million and $58.6 million, respectively, and represented approximately 2% of assets and 3% of liabilities carried at fair value, respectively. Level 3 assets consist of auction rate securities purchased from Northern Trust clients. The lack of activity in the auction rate security market has resulted in a lack of observable market inputs to use in determining fair value. Therefore, Northern Trust incorporated its own assumptions about future cash flows and the appropriate discount rate adjusted for credit and liquidity factors. In developing these assumptions, Northern Trust incorporated the contractual terms of the securities, the type of collateral, any credit enhancements available, and relevant market data, where available. As of December 31, 2010, Level 3 liabilities included financial guarantees relating to standby letters of credit and a net estimated liability for Visa related indemnifications. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments. The fair value of the net estimated liability for Visa related indemnifications is based on available market data and significant management judgment.

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

CAPITAL EXPENDITURES

Proposed significant capital expenditures are reviewed and approved by Northern Trust’s senior management and, where appropriate, by the Board. This process is designed to assure that the major projects to which Northern Trust commits its resources produce benefits compatible with its strategic goals.

Capital expenditures in 2010 included ongoing enhancements to Northern Trust’s hardware and software capabilities as well as the build out of new data and resiliency centers and the expansion or renovation of several existing and new offices. Capital expenditures for 2010 totaled $311.1 million, of which $220.6 million was for software, $56.0 million was for computer hardware and machinery, $19.4 million was for building and leasehold improvements, and $15.1 million was for furnishings. These capital expenditures are designed principally to support and enhance Northern Trust’s transaction processing, investment management, and asset servicing capabilities, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expenses for the depreciation of hardware and amortization of software. Depreciation on computer hardware and machinery and software amortization are charged to equipment and software expense. Depreciation on building and leasehold improvements and on furnishings is charged to occupancy expense and equipment expense, respectively. Capital expenditures for 2009 totaled $299.8 million, of which $181.6

44   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

million was for software, $40.2 million was for computer hardware and machinery, $68.3 million was for building and leasehold improvements, and $9.7 million was for furnishings.

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

Standby letters of credit totaled $4.3 billion and $4.8 billion at December 31, 2010 and 2009, respectively. These amounts include $602.3 million and $618.7 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2010 and 2009, respectively. The weighted average maturity of standby letters of credit was 20 months at December 31, 2010 and 21 months at December 31, 2009.

As part of the Corporation’s securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by Northern Trust’s Senior Credit Committee. The borrower is required to fully collateralize securities received with cash or marketable securities. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with the collateral revalued on a daily basis. In connection with these activities, Northern Trust has issued certain indemnifications to clients against loss that is a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral posted. The amount of securities loaned as of December 31, 2010 and 2009 subject to indemnification was $74.9 billion and $82.3 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant.

Northern Trust, as a member bank of Visa U.S.A., Inc., is obligated to share in losses resulting from certain indemnified litigation involving Visa. In the fourth quarter of 2007, Northern Trust recorded liabilities totaling $150.0 million in connection with the indemnifications. As anticipated, Visa placed a portion of the proceeds from its initial public offering into an escrow account to fund the settlements of, or judgments in, the indemnified litigation. Northern Trust recorded $76.1 million, its proportionate share of the escrow account balance, in the first quarter of 2008 as an offset to the indemnification liabilities and related charges recorded in the fourth quarter of 2007. In 2009 and 2010, Northern recorded additional offsets to the indemnification liability totaling $17.8 million and $33.0 million, respectively, as Visa deposited additional funds into its litigation escrow account. Northern Trust’s net Visa related indemnification liability at December 31, 2010 and 2009 totaled $23.1 million and $56.1 million, respectively. The value of Northern Trust’s remaining Visa shares is expected to be more than adequate to offset any remaining indemnification liabilities related to Visa litigation. Visa indemnifications are further discussed in Note 19 to the consolidated financial statements.

Variable Interests

Variable Interest Entities (VIEs) are defined within GAAP as entities which either have a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. Investors that finance a VIE through debt or equity interests, or other counterparties that provide other forms of

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

support, such as guarantees, subordinated fee arrangements, or certain types of derivative contracts, are variable interest holders in the entity and the variable interest holder, if any, that has both the power to direct the activities that most significantly impact the entity and a variable interest that could potentially be significant to the entity is deemed to be the VIE’s primary beneficiary and is required to consolidate the VIE.

Northern Trust acts as asset manager for various funds in which clients of Northern Trust are investors. As an asset manager of funds, the Corporation earns a competitively priced fee that is based on assets managed and varies with each fund’s investment objective. Based on its analysis, Northern Trust’s interests in funds considered VIEs are not considered significant variable interests under GAAP.

As discussed in further detail in Note 27 to the consolidated financial statements, although not obligated to do so, in 2008, Northern Trust entered into CSAs with certain of these entities (Funds) which held notes, asset backed securities, and other instruments whose values had been adversely impacted by widening risk premiums and liquidity spreads and significant rating agency downgrades. As of December 31, 2009, all CSAs had expired in connection with the final settlements of covered securities. However, under prior accounting standards the Funds were considered VIEs and the CSAs reflected Northern Trust’s implicit variable interest in the credit risk of the affected Funds. The Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust was the primary beneficiary of the Funds during the period in which the CSAs were in place, expected loss calculations based on the characteristics of the underlying investments in the Funds were used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. These analyses concluded that interest rate risk was the primary driver of expected losses within the Funds. As such, Northern Trust determined that it was not the primary beneficiary of the Funds and was not required to consolidate them within its consolidated balance sheet.

As discussed in further detail in Note 12 to the consolidated financial statements, in 1997, Northern Trust issued Floating Rate Capital Securities, Series A and Series B, through statutory business trusts wholly-owned by the Corporation (“NTC Capital I” and “NTC Capital II”, respectively). The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. NTC Capital I and NTC Capital II are considered VIEs; however, as the sole asset of each trust is a receivable from the Corporation and the proceeds to the Corporation from the receivable exceed the Corporation’s investment in the VIEs’ equity shares, the Corporation is not permitted to consolidate the trusts, even though the Corporation owns all of the voting equity shares of the trusts, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances.

In leveraged leasing transactions, Northern Trust acts as lessor of the underlying asset subject to the lease, and typically funds 20% of the asset’s cost via an equity ownership in a trust with the remaining 80% provided by third party non-recourse debt holders. In such transactions, the trusts, which are VIEs, are created to provide the lessee use of the property with substantially all of the rights and obligations of ownership. The lessee’s maintenance and operation of the leased property has a direct effect on the fair value of the underlying property, and the lessee also has the ability to increase the benefits it can receive and limit the losses it can suffer by the manner in which it uses the property. As a result, Northern Trust has determined that it is not the primary beneficiary of these VIEs given it lacks the power to direct the activities that most significantly impact the economic performance of the VIEs.

Northern Trust invests in affordable housing projects that are designed to generate a return primarily through the realization of tax credits. The affordable housing projects are formed as limited partnerships and LLCs, and Northern Trust typically invests as a limited partner/investor member in the form of equity contributions. The economic performance of the affordable housing projects, which are deemed to be VIEs, is driven by the performance of their underlying investment projects as well as the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. Northern Trust has determined that it is not the primary beneficiary of these VIEs as it lacks the power to direct the activities that most significantly impact the economic performance of the underlying project or to affect the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. This power is held by the general partners and managing members who exercise full and exclusive control of the operations of the VIEs.

46   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

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

Governance and Risk Management Framework

Northern Trust manages its liquidity on a global basis, utilizing regional management when appropriate. Corporate liquidity policies, risk appetite and limits are reviewed annually by the Business Risk Committee of the Board and approved by the Board. Management’s Corporate Asset and Liability Policy Committee (ALCO) is responsible for recommending liquidity policies to the Board, establishing internal guidelines, approving contingency plans, assessing Northern Trust’s overall liquidity status, and reviewing reports and analyses on a regular basis. The Corporate Treasury department has the day-to-day responsibility for measuring, analyzing and managing liquidity risk within the guidelines and limits established by ALCO and the Board.

Northern Trust’s Global Liquidity Management framework focuses on five key areas: Position Management; Modeling and Analysis; Contingency Planning; Peer Group Comparisons and Management Reporting; and provides for the review and management of the liquidity of the Corporation separate from that of its banking subsidiaries. It is through this framework that management monitors its sources and uses of liquidity, evaluates their level of stability under various circumstances, plans for adverse situations, benchmarks itself against other banks, provides information to senior management, and complies with various U.S. and international regulations.

Position management incorporates daily monitoring of cash positions and anticipating future funding requirements given both internal and external events. Liquidity is provided by a variety of sources, including client deposits (institutional and personal) from our C&IS and PFS businesses, wholesale funding from the capital markets, maturities of short-term investments, and unencumbered liquid assets that can be sold or pledged to secure additional funds. While management does not view the Federal Reserve’s discount window as a primary source of liquidity, the Bank can borrow substantial amounts from the discount window on a collateralized basis. Liquidity is used by a variety of activities, including client withdrawals, purchases of securities, net loan growth, and draws on unfunded commitments to extend credit. Northern Trust maintains a very liquid balance sheet with loans representing only 34% of total assets as of December 31, 2010. Further, at December 31, 2010 there were significant sources of liquidity within Northern Trust’s consolidated balance sheet in the form of securities available for sale and short-term money market assets, which in aggregate totaled $46.5 billion or 55% of total assets. At December 31, 2010, Northern Trust had over $14 billion of securities and loans readily available as collateral to support Federal Reserve discount window borrowings.

Liquidity modeling and analysis evaluates a bank’s ability to meet its cash flow obligations given a variety of possible internal and external events and under different economic conditions. Northern Trust uses liquidity modeling to support its contingent liquidity plans, gain insight into its liquidity position and strengthen its liquidity policies and practices. Liquidity modeling is performed using multiple independent scenarios, across major currencies, at a consolidated Corporate level and for various U.S. and international banking subsidiaries. These scenarios, which include both company specific and systemic events, analyze their potential impacts on our domestic and foreign deposits, wholesale funds, financial market access, external borrowing capacity and off-balance sheet obligations.

Another important area of Northern Trust’s liquidity risk management is the development and maintenance of its contingent liquidity plans. A Global Contingent Liquidity Action Plan covering the Corporation, Bank and major subsidiaries is approved by ALCO and regularly updated and tested. This plan, which can be activated in the event of an actual liquidity crisis, details organizational responsibilities and defines specific actions designed to ensure the proper maintenance of liquidity during periods of stress. In addition, international banking subsidiaries have individual contingency plans, which incorporate the global plan.

Northern Trust also analyzes its liquidity profile against a peer group of large U.S. bank holding companies, including other major custody banks. This analysis provides management with benchmarking information, highlights industry trends and supports the establishment of new policies and strategies.

Management regularly reviews various reports, analyses and other information depicting changes in Northern Trust’s liquidity mix and funding concentrations, overall financial market conditions and other internal and external liquidity metrics. Management uses this information to evaluate the overall status of Northern Trust’s liquidity position and anticipate potential events that could stress that position in the future. An overall Liquidity Status Level for Northern Trust, established and regularly reviewed by ALCO, is monitored on an ongoing basis by the Corporate Treasury department. Downgrades in liquidity status resulting from internal,

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   47

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

external or industry-wide events, trigger specific pre-determined actions and limits designed to position Northern Trust to better respond to potential liquidity stresses.

Regulatory Environment

In recent years, U.S. regulatory agencies took various actions in order to improve liquidity in the financial markets. One of those actions was the establishment by the FDIC in October of 2008 of the Temporary Liquidity Guarantee Program. Among other provisions, this program guaranteed funds over $250,000 in noninterest-bearing, and certain interest-bearing, transaction deposit accounts held at FDIC insured banks. This additional FDIC protection above $250,000 was extended to January 1, 2013 by the Dodd-Frank Act.

During 2009 and 2010, many U.S. and international regulatory agencies proposed certain new rules and finalized others that address the management of liquidity risk for financial institutions. In December 2010, the International Basel Committee on Banking Supervision issued an International Framework for Liquidity Risk Measurement, Standards and Monitoring. This framework document outlines a standardized approach to international liquidity management and introduced two new liquidity measures, a Liquidity Coverage Ratio (LCR) and a Net Stable Funding Ratio (NSFR). Individual country regulators, including the Federal Reserve, are now expected to develop specific regulations for financial institutions under their jurisdiction. After an observation period beginning in 2011, which could include revisions to either ratio, the LCR is expected to be introduced in January 2015 and the NSFR in January 2018. Also, in March 2010, U.S. regulatory agencies issued a joint Interagency Policy Statement on Funding and Liquidity Risk Management. Northern Trust actively follows these regulatory developments and regularly evaluates its liquidity risk management framework against these proposals and industry best practices in order to comply with applicable regulations and further enhance its liquidity policies.

Corporation Liquidity

The liquidity of the Corporation is managed separately from that of its banking subsidiaries. The primary sources of cash for the Corporation are dividend payments from its subsidiaries, issuance of debt, issuance of equity (common and preferred), and interest and dividends earned on investment securities and money market assets. The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders, the payment of principal and interest to note holders, investments in its subsidiaries, purchases of its common stock, and acquisitions. The most significant uses of cash by the Corporation during 2010 were $271.2 million of common dividends paid to stockholders and $213.3 million of investments in its subsidiaries. On June 17, 2009, the Corporation repurchased in full the preferred stock issued under the U.S. Treasury’s CPP for $1,576.0 million. In addition, on August 26, 2009, the Corporation repurchased from the U.S. Treasury the associated warrant for the purchase of the Corporation’s common stock for $87.0 million. Also during 2009, the Corporation paid preferred stock dividends to the U.S. Treasury of $46.6 million. For additional detail, see Note 13 to the consolidated financial statements.

On November 4, 2010, the Corporation issued $500 million of 3.450% fixed-rate senior notes due November 4, 2020. These notes are non-callable, unsecured and were issued at a discount to yield 3.464%.

On May 1, 2009, the Corporation issued 17,250,000 shares of common stock with a par value of $1.66 2/3 per share. Cash proceeds from the common stock totaled $834.1 million. Also on May 1, 2009, the Corporation issued $500 million of 4.625% fixed-rate senior notes due May 1, 2014. These notes are non-callable and unsecured and were issued at par.

During 2010, the Corporation received $67.2 million of dividends, all received from nonbank subsidiaries. Bank subsidiary dividends are subject to certain restrictions, as discussed in further detail in Note 29 to the consolidated financial statements. Bank subsidiaries have the ability to pay dividends during 2011 equal to their 2011 eligible net profits plus $1.01 billion.

The Corporation’s liquidity, defined as the amount of highly marketable assets, was strong at $1.57 billion at year-end 2010 and $1.49 billion at year-end 2009. The cash flows of the Corporation are shown in Note 33 to the consolidated financial statements.

A significant source of liquidity for both the Corporation and the Bank is the ability to draw funding from capital markets globally. The availability and cost of these funds are influenced by our credit rating; as a result, a downgrade could have an adverse impact on our liquidity. The credit ratings of the Corporation and the Bank as of December 31, 2010, provided below, allow Northern Trust to access capital markets on favorable terms.

	Standard & Poor’s	Moody’s	FitchRatings
Northern Trust Corporation:
Commercial Paper	A-1+	P-1	F1+
Senior Debt	AA-	A1	AA-
The Northern Trust Company:
Short-Term Deposit / Debt	AA/A-1+	P-1	F1+
Long-Term Deposit / Debt	AA/A-1+	Aa3	AA-
Outlook	Stable	Stable	Stable

48   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows Northern Trust’s contractual obligations at December 31, 2010.

CONTRACTUAL OBLIGATIONS

	PAYMENT DUE BY PERIOD
(In Millions)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Senior Notes*	$1,896.1	$249.9	$646.8	$500.0	$499.4
Subordinated Debt*	1,148.7	150.0	200.0	231.6	567.1
Federal Home Loan Bank Borrowings*	1,532.5	426.4	870.0	135.0	101.1
Floating Rate Capital Debt*	276.9	–	–	–	276.9
Capital Lease Obligations**	71.4	7.7	16.0	16.7	31.0
Operating Leases**	723.6	73.7	142.5	117.9	389.5
Purchase Obligations***	326.7	139.8	144.0	36.9	6.0

Total Contractual Obligations	$5,975.9	$1,047.5	$2,019.3	$1,038.1	$1,871.0

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

* Refer to Notes 11 and 12 to the consolidated financial statements for further details.

** Refer to Note 9 to the consolidated financial statements for further details.

*** Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2010 activity was used as a base to project future obligations.

Capital Management

One of Northern Trust’s primary objectives is to maintain a strong capital position to merit and maintain the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities and withstand unforeseen adverse developments.

Northern Trust manages its capital on a total Corporation basis and on a legal entity basis. The Corporate Treasury department has the day-to-day responsibility for measuring and managing capital levels within guidelines established by the Capital Management Policy and the Capital Committee. The management of capital also involves regional management when appropriate. In establishing the guidelines for capital, a variety of factors are taken into consideration, including the overall risk of Northern Trust’s businesses, regulatory requirements, capital levels relative to our peers, and the impact on our credit ratings.

Capital levels were strengthened as average common equity in 2010 increased 12% or $.72 billion reaching $6.63 billion. Total stockholders’ equity was $6.83 billion at December 31, 2010, as compared to $6.31 billion at December 31, 2009. The Corporation declared common dividends totaling $273.4 million in 2010 and the Board maintained the quarterly dividend at $.28 per common share. The common dividend has increased 22% from its level five years ago. The Corporation’s share buyback program is used for general corporate purposes, including management of the Corporation’s capital level. During 2010, the Corporation purchased 131,261 of its own common shares at an average price per share of $52.33 in connection with equity based compensation plans. Under the share buyback program, the Corporation may purchase up to 7.2 million additional shares after December 31, 2010.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   49

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL ADEQUACY

	DECEMBER 31
($ In Millions)	2010	2009
TIER 1 CAPITAL
Common Stockholders’ Equity	$6,830	$6,312
Floating Rate Capital Securities	269	268
Goodwill and Other Intangible Assets	(454)	(462)
Pension and Other Postretirement Benefit Adjustments	296	305
Other	36	99
Total Tier 1 Capital	6,977	6,522
TIER 2 CAPITAL
Reserve for Credit Losses Assigned to Loans and Leases	320	309
Off-Balance Sheet Credit Loss Reserve	38	31
Reserves Against Identified Losses	(64)	(44)
Long-Term Debt*	766	893
Total Tier 2 Capital	1,060	1,189
Total Risk-Based Capital	$8,037	$7,711
Risk-Weighted Assets**	$51,472	$48,784
Total Assets – End of Period (EOP)	$83,844	$82,142
Average Fourth Quarter Assets**	79,655	74,537
Total Loans – EOP	28,132	27,806
RATIOS
Risk-Based Capital Ratios
Tier 1	13.6%	13.4%
Total (Tier 1 and Tier 2)	15.6	15.8
Leverage	8.8	8.8
Tier 1 Common Equity***	13.0	12.8
COMMON STOCKHOLDERS’ EQUITY TO
Total Loans EOP	24.28%	22.70%
Total Assets EOP	8.15	7.68

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

The following table provides a reconciliation of tier 1 common equity, a non-GAAP financial measure which excludes floating rate capital securities, to tier 1 capital calculated in accordance with applicable regulatory requirements and GAAP.

	DECEMBER 31
($ In Millions)	2010	2009
Tier 1 Capital	$6,977	$6,522
Less: Floating Rate Capital Securities	269	268
Tier 1 Common Equity	6,708	6,254

Tier 1 Capital Ratio	13.6%	13.4%
Tier 1 Common Equity Ratio	13.0%	12.8%

Northern Trust is providing the ratio of tier 1 common equity to risk-weighted assets in addition to its capital ratios prepared in accordance with regulatory requirements and GAAP as it is an additional measure that the Corporation and investors use to assess capital adequacy.

The 2010 capital levels reflect Northern Trust’s ongoing retention of earnings to allow for strategic expansion while maintaining a strong balance sheet and a capital level commensurate with its risk profile. At December 31, 2010, the Corporation’s tier 1 capital ratio was 13.6% and its total capital ratio was 15.6% of risk-weighted assets, both well above the ratios that are a requirement for regulatory classification as “well-capitalized”. The “well-capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 8.8% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, each of the Corporation’s U.S. subsidiary banks had a ratio of at least 10.5% for tier 1 capital, 12.6% for total risk-based capital, and 8.0% for the leverage ratio, and each of Corporation’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements.

50   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The current risk-based capital guidelines that apply to the Corporation and its U.S. subsidiary banks, commonly referred to as Basel I, are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision (Basel Committee), a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board.

The Corporation also is subject to the Basel II framework for risk-based capital adequacy. The U.S. bank regulatory agencies have issued final rules with respect to implementation of the Basel II framework. Under the final Basel II rules, the Corporation is one of a small number of “core” banking organizations. As a result, the Corporation and its U.S. subsidiary banks will be required to use the advanced approaches under Basel II for calculating risk-based capital related to credit risk and operational risk, instead of the methodology reflected in the regulations effective prior to adoption of Basel II. The rules also require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

The Corporation has for several years been preparing to comply with the advanced approaches of the Basel II framework. The Corporation is also addressing issues related to implementation timing differences between the U.S. and other jurisdictions, to ensure that the Corporation and the bank subsidiaries comply with regulatory requirements and expectations in all jurisdictions where they operate. Current results from a required parallel run of the Basel II risk-based capital framework have demonstrated that the use of the advanced approaches of the Basel II framework have not resulted in the Corporation’s or its U.S. subsidiary banks’ tier 1 Capital or total risk-based capital ratios falling below the levels required for categorization as “well capitalized.”

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. Under these standards, when fully phased-in on January 1, 2019, banking institutions will be required to satisfy three risk based capital ratios:

•

A tier 1 common equity ratio of at least 7.0%, inclusive of 4.5% minimum tier 1 common equity ratio, net of regulatory deductions, and inclusive of the new 2.5% “capital conservation buffer” of common equity to risk-weighted assets;

•	A tier 1 capital ratio of at least 8.5%, inclusive of the 2.5% capital conservation buffer; and
•	A total capital ratio of at least 10.5%, inclusive of the 2.5% capital conservation buffer.

The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a tier 1 common equity ratio above the minimum but below the conservation buffer may face constraints on dividends, equity repurchases and compensation based on the amount of such shortfall. The Basel Committee also announced that a “countercyclical buffer” of 0% to 2.5% of common equity or other loss-absorbing capital “will be implemented according to national circumstances” as an “extension” of the conservation buffer during periods of excess credit growth.

Basel III also introduces a non-risk adjusted tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity standards. The phase-in of the new rules is to commence on January 1, 2013, with the phase-in of the capital conservation buffer commencing January 1, 2015 and the rules to be fully phased-in by January 1, 2019.

In November 2010, Basel III was endorsed by the Seoul G20 Leaders Summit and will be subject to individual adoption by member nations, including the United States. The federal banking agencies will likely implement changes to the current capital adequacy standards applicable to the Corporation and its U.S. subsidiary banks in light of Basel III. If adopted by federal banking agencies, Basel III could lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios. The ultimate impact of the new capital and liquidity standards on the Corporation and its U.S. subsidiary banks is currently being reviewed at this time and will depend on a number of factors, including the rulemaking and implementation by the U.S. banking regulators. The Corporation cannot determine the ultimate effect that potential legislation, or subsequent regulations, if enacted, would have upon the Corporation’s earnings or financial position. However, as the Corporation currently understands Basel III, it believes its capital strength, balance sheet and business model leave it well positioned for Basel III.

RISK MANAGEMENT

Overview

The Board provides risk oversight of management through its Audit, Business Strategy, Compensation and Benefits, and Business Risk Committees. The Audit Committee provides oversight with respect to risks relating to financial reporting and the legal component of compliance risk. The Business Strategy Committee provides oversight with respect to strategic risk for Northern Trust and its subsidiaries.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   51

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Compensation and Benefits Committee reviews incentive compensation arrangements and practices to assess the extent to which such arrangements and practices discourage inappropriate risk-taking behavior by participants. The Business Risk Committee provides oversight with respect to the following risks inherent in Northern Trust’s businesses: credit risk, market and liquidity risk, fiduciary risk, operational risk and the regulatory component of compliance risk.

The Business Risk Committee has approved a Corporate Risk Appetite Statement articulating Northern Trust’s expectation that risk is consciously considered as part of strategic decisions and in day-to-day activities. Northern Trust’s business units are expected to manage business activities consistent with the Corporate Risk Appetite Statement. Risk tolerances are further detailed in separate strategic, credit, operational, market, fiduciary and compliance risk policies and appetite statements. Various corporate committees and oversight entities have been established to review and approve risk management strategies, standards, management practices and tolerance levels. These committees and entities monitor and provide periodic reporting to the respective committees of the Board on risk performance and effectiveness of risk management processes.

Northern Trust’s assessment of risks is built upon its risk universe, a foundational component of Northern Trust’s integrated Enterprise Wide Risk Management Framework. The risk universe represents the major risk categories and sub-categories to which Northern Trust may be exposed through its business activities.

RISK CATEGORY	RISK MEASUREMENT	RISK TO EARNINGS AND/OR CAPITAL RESULTING FROM:
Credit	Credit Risk	Failure of a borrower or counterparty to perform on an obligation.
Operational; Fiduciary; Compliance	Operational Risk	Inadequate or failed internal process, people and systems; or from external events.
Market and Liquidity	Market Risk – Trading Book	Changes in the value of trading positions.
	Interest Rate Risk – Banking Book	Changes in interest rates.
	Liquidity Risk	Funding needs during difficult markets.
Strategic	Reputation Risk	Damage to the entity’s reputation from negative public opinion.
	Strategy Risk	Adverse effects of business decisions, improper implementation of business decisions, unexpected external events.
	Business Risk	Developments in the markets in which the entity operates.

Asset Quality and Credit Risk Management

Securities Portfolio

Northern Trust maintains a high quality securities portfolio, with 85% of the total portfolio at December 31, 2010 composed of U.S. Treasury and government sponsored agency securities, Federal Home Loan Bank and Federal Reserve Bank stock, and triple-A rated corporate notes, asset-backed securities, supranational and sovereign bonds, auction rate securities and obligations of states and political subdivisions. The remaining portfolio was composed of corporate notes, asset-backed securities, negotiable certificates of deposits, obligations of states and political subdivisions, auction rate securities and other securities, of which as a percentage of the total securities portfolio, 4% were rated double-A, 2% were rated below double-A, and 9% were not rated by Standard and Poor’s or Moody’s Investors Service (primarily negotiable certificates of deposits of banks whose long term ratings are at least A).

Corporate notes are primarily government guaranteed, such as bonds issued under the FDIC Temporary Liquidity Guarantee Program, with 88% of corporate notes rated triple-A, 12% rated double-A, and none rated below double-A. Residential mortgage-backed securities rated below double-A, which represented 76% of total residential mortgage-backed securities, had a total amortized cost and fair value of $244.9 million and $194.0 million, respectively, and were comprised primarily of subprime and Alt-A securities. Securities classified as “other asset-backed” at December 31, 2010 were predominantly floating rate, with average lives less than 5 years, and 100% were rated triple-A.

Total unrealized losses within the investment securities portfolio at December 31, 2010 were $99.5 million as compared to $159.7 million at December 31, 2009. The $60.2 million decrease in unrealized losses from the prior year end primarily reflects the improved valuations of residential mortgage-backed and other asset-backed securities due to improving credit markets and the tightening of credit spreads during 2010. As discussed above in the “Critical Accounting Estimates – Other-Than-Temporary Impairment of Investment Securities” section, processes are in place to

52   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

provide for the timely identification of OTTI. Losses totaling $21.2 million were recognized in 2010 in connection with the write-down of securities determined to be other-than-temporarily impaired, as compared with $26.7 million in 2009 and $61.3 million in 2008. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2010 are not considered to be other-than-temporarily impaired. However, due to market and economic conditions, additional OTTI may occur in future periods.

Northern Trust is a participant in the repurchase agreement market. This market provides a relatively low cost alternative for short-term funding. Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized financings and recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession of securities purchased under agreements to resell. Securities sold under agreements to repurchase are held by the counterparty until the repurchase.

Loans and Other Extensions of Credit

Credit risk is inherent in many of Northern Trust’s activities. A significant component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding unfunded commitments to extend credit, commercial letters of credit, and standby letters of credit. These contractual obligations and arrangements are discussed in Note 26 to the consolidated financial statements and are presented in tables that follow. Northern Trust focuses its lending efforts on clients who are looking to utilize a full range of financial services with Northern Trust.

Credit risk is managed through the Credit Policy function, which is designed to assure adherence to a high level of credit standards. Credit Policy reports to the Corporation’s Head of Corporate Risk Management. Credit Policy provides a system of checks and balances for Northern Trust’s diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and assuring their uniform application. These activities are designed to diversify credit exposure on an industry and client basis and reduce overall credit risk. These credit management activities also apply to Northern Trust’s use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.

Individual credit authority for commercial and personal loans is limited to specified amounts and maturities. Credit decisions involving commitment exposure in excess of the specified individual limits are submitted to the appropriate Credit Approval Committee (Committee). Each Committee is chaired by the executive in charge of the area or their designee and has a Credit Policy officer as a voting participant. Each Committee’s credit approval authority is specified, based on commitment levels, risk ratings and maturities. Credits involving commitment exposure in excess of these limits require the approval of the Senior Credit Committee. All exposures approved by the Committees and the Senior Credit Committee require unanimous approval of all voting members.

The Counterparty Risk Management Committee established by Credit Policy manages counterparty risk. This committee has sole credit authority for exposure to all non-U.S. banks, certain U.S. banks which Credit Policy deems to be counterparties and which do not have commercial credit relationships within the Corporation, and certain other exposures. Under the direction of Credit Policy, country exposure limits are reviewed and approved by the Counterparty Risk Management Committee on a country-by-country basis.

As part of its credit process, Northern Trust utilizes an internal borrower risk rating system to support identification, approval, and monitoring of credit risk. Borrower risk ratings are used in credit underwriting, management reporting, setting of loss allowances, and economic capital calculations. Borrower risk ratings are discussed further in Note 5 to the consolidated financial statements.

Credit Policy oversees a range of portfolio reviews that focus on significant and/or weaker-rated credits. This approach allows management to take remedial action in an effort to deal with potential problems. In addition, independent from Credit Policy, the Loan Review Unit undertakes both on-site and off-site file reviews that evaluate effectiveness of management’s implementation of Credit Policy’s requirements.

Northern Trust maintains a loan watch list. Borrowers designated as watch list represent exposures with elevated credit risk profiles that are monitored through internal watch lists, and consist of credits with borrower ratings of “6 – 9”. These credits, which include all nonperforming credits, are expected to exhibit minimally acceptable probabilities of default, elevated risk of default or are currently in default. Loans outstanding to watch list borrowers associated with these risk profiles that are not currently in default but have limited financial flexibility totaled $769.4 million at

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

December 31, 2010. Cash flows and capital levels range from acceptable to potentially insufficient to meet current requirements and borrowers typically have minimal cushion in adverse down cycle scenarios. An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonperforming status or charged off.

As more fully described in the “Provision and Reserve For Credit Losses” section below, the provision for credit losses is determined through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component).

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31
(In Millions)	2010	2009	2008	2007	2006
Commercial
Commercial and Institutional	$5,914.5	$6,312.1	$8,293.4	$5,556.4	$4,679.1
Commercial Real Estate	3,242.4	3,213.2	3,014.0	2,350.3	1,836.3
Lease Financing, net	1,063.7	1,004.4	1,143.8	1,168.4	1,291.6
Non-U.S.	1,046.2	728.5	1,791.7	2,274.1	1,733.3
Other	346.6	457.5	909.6	438.8	363.7
Total Commercial	$11,613.4	$11,715.7	$15,152.5	$11,788.0	$9,904.0
Personal
Residential Real Estate	$10,854.9	$10,807.7	$10,381.4	$9,171.0	$8,674.4
Private Client	5,423.7	5,004.4	4,832.2	4,016.6	3,558.5
Other	240.0	277.9	389.3	364.5	472.8
Total Personal	$16,518.6	$16,090.0	$15,602.9	$13,552.1	$12,705.7
Total Loans and Leases	$28,132.0	$27,805.7	$30,755.4	$25,340.1	$22,609.7

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK	DECEMBER 31
(In Millions)	2010	2009
Unfunded Commitments to Extend Credit
One Year and Less	$10,985.6	$11,564.7
Over One Year	16,243.9	14,087.1
Total	$27,229.5	$25,651.8
Standby Letters of Credit	$4,344.7	$4,798.8
Commercial Letters of Credit	32.8	31.2
Custody Securities Lent with Indemnification	74,884.1	82,306.3

54   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2010

BY INDUSTRY SECTOR

(In Millions)	COMMITMENT EXPIRATION
	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Commercial and Institutional Industry Sector
Finance and Insurance	$2,935.1	$1,550.0	$1,385.1	$847.5
Holding Companies	54.1	47.9	6.2	77.1
Manufacturing	6,389.6	1,424.7	4,964.9	1,149.2
Mining	233.7	15.0	218.7	86.4
Public Administration	76.8	9.0	67.8	261.6
Retail Trade	842.2	206.1	636.1	132.1
Services	4,812.5	2,159.8	2,652.7	2,731.2
Transportation and Warehousing	341.3	50.5	290.8	108.5
Utilities	974.1	198.2	775.9	80.8
Wholesale Trade	854.9	156.2	698.7	325.4
Other Commercial	97.4	55.0	42.4	114.7

Commercial and Institutional*	$17,611.7	$5,872.4	$11,739.3	$5,914.5
Commercial Real Estate	249.0	152.6	96.4	3,242.4
Lease Financing, net	–	–	–	1,063.7
Non-U.S.	1,263.4	1,040.9	222.5	1,046.2
Other	297.0	261.0	36.0	346.6

Total Commercial	$19,421.1	$7,326.9	$12,094.2	$11,613.4

Personal
Residential Real Estate	2,514.7	463.5	2,051.2	10,854.9
Private Client	5,232.9	3,141.8	2,091.1	5,423.7
Other	60.8	53.4	7.4	240.0

Total Personal	$7,808.4	$3,658.7	$4,149.7	$16,518.6

Total	$27,229.5	$10,985.6	$16,243.9	$28,132.0

* Commercial and institutional industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

NON-U.S. OUTSTANDINGS

As used in this discussion, non-U.S. outstandings are cross-border outstandings as defined by the Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and non-U.S. office local currency claims on residents funded by local currency liabilities. Non-U.S. outstandings related to a country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of non-U.S. banks are included in these outstandings and are classified according to the country location of the non-U.S. bank’s head office.

Short-term interbank time deposits with non-U.S. banks represent the largest category of non-U.S. outstandings. Northern Trust actively participates in the interbank market with U.S. and non-U.S. banks. International commercial lending activities also include import and export financing for U.S.-based clients.

Northern Trust places deposits with non-U.S. counterparties that have strong internal (Northern Trust) risk ratings and external credit ratings. These non-U.S. banks are approved and monitored by Northern Trust’s Counterparty Risk Management Committee, which has credit authority for exposure to all non-U.S. banks and employs a review process that results in credit limits. This process includes financial analysis of the non-U.S. banks, use of an internal risk rating system and consideration of external ratings from rating agencies. Each counterparty is reviewed at least annually and potentially more frequently based on deteriorating credit fundamentals or general market conditions. Separate from the entity-specific review process, the average life to maturity of deposits with non-U.S. banks is deliberately maintained on a short-term basis in order to respond quickly to changing credit conditions. Northern Trust also utilizes certain risk mitigation tools and agreements that may reduce exposures through use of cash collateral and/or balance sheet netting.

Additionally, the Counterparty Risk Management Committee performs a country-risk analysis and imposes limits to country exposure. The following table provides information on non-U.S. outstandings by country that exceed 1.00% of Northern Trust’s assets.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   55

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NON-U.S. OUTSTANDINGS

(In Millions)	BANKS	COMMERCIAL AND OTHER	TOTAL
At December 31, 2010
Australia	$2,114	$3,159	$5,273
United Kingdom	3,440	30	3,470
France	3,291	–	3,291
Singapore	1,313	14	1,327
Switzerland	1,284	17	1,301
Spain	894	–	894

At December 31, 2009
United Kingdom	$2,348	$27	$2,375
France	2,078	1	2,079
Australia	1,310	364	1,674

At December 31, 2008
United Kingdom	$2,640	$63	$2,703
France	2,455	1	2,456
Belgium	1,382	–	1,382
Canada	1,252	3	1,255
Netherlands	1,025	95	1,120
Channel Islands & Isle of Man	823	11	834

Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Sweden with aggregate outstandings of $816 million and Canada with aggregate outstandings of $810 million at December 31,2010; Spain with aggregate outstandings of $807 million, Netherlands with aggregate outstandings of $787 million and Singapore with aggregate outstandings of $654 million at December 31, 2009; and Ireland with aggregate outstandings of $773 million and Spain with aggregate outstandings of $752 million at December 31, 2008.

NONPERFORMING ASSETS AND 90 DAY PAST DUE LOANS

Nonperforming assets consist of nonperforming loans and Other Real Estate Owned (OREO). OREO is comprised of commercial and residential properties acquired in partial or total satisfaction of loans. Loans that are delinquent 90 days or more and still accruing interest can fluctuate widely at any reporting period based on the timing of cash collections, renegotiations and renewals. The following table presents nonperforming assets and loans that were delinquent 90 days or more and still accruing for the current and prior four years.

NONPERFORMING ASSETS	DECEMBER 31
(In Millions)	2010		2009		2008		2007		2006
Nonperforming Loans
Commercial
Commercial and Institutional	$58.0		$48.5		$21.3		$10.4		$18.8
Commercial Real Estate	116.4		109.3		35.8		–		–
Non-U.S.	–		–		–		–		1.2

Total Commercial	174.4		157.8		57.1		10.4		20.0

Personal
Residential Real Estate	$153.3		$116.9		$32.7		$5.8		$8.1
Private Client	5.3		3.8		6.9		7.0		7.6

Total Personal	158.6		120.7		39.6		12.8		15.7

Total Nonperforming Loans and Leases	333.0		278.5		96.7		23.2		35.7
Other Real Estate Owned	45.5		29.6		3.5		6.1		1.4

Total Nonperforming Assets	$378.5		$308.1		$100.2		$29.3		$37.1

90 Day Past Due Loans Still Accruing	$13.0		$15.1		$27.8		$8.6		$24.6

Nonperforming Loans to Total Loans and Leases	1.18%		1.00%		.31%		.09%		.16%

Reserve for Credit Losses Assigned to Loans and Leases to Nonperforming Loans	1.0	x	1.1	x	2.37	x	6.38	x	3.93	x

56   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Of the total loan portfolio of $28.1 billion at December 31, 2010, $333.0 million or 1.18% was nonperforming, compared with $278.5 million, or 1.00%, at December 31, 2009, and 96.7 million, or .31%, at December 31, 2008. The increases in nonperforming loans of $54.5 million and $181.8 million in 2010 and 2009, respectively, primarily reflect the deterioration in overall economic conditions experienced since the onset of the economic downturn in 2008. The duration and severity of the economic downturn, together with its impact on equity and real estate values, had a negative effect on Northern Trust’s loan portfolio, primarily the residential real estate and commercial real estate classes, as well as the commercial and institutional class, resulting in an increase in the number of loans that were downgraded to nonperforming and of OREO properties. The deterioration in credit quality, as evidenced by increased nonperforming loan balances, impacts the level of the reserve for credit losses through the resultant adjustment of the specific reserves and of the qualitative factors used in the determination of the inherent reserve levels within the reserve for credit losses. The residential real estate and commercial real estate nonperforming loan balances as of December 31, 2010 reflect the continued weakness in those loan classes within certain markets. Additional information regarding residential real estate and commercial real estate loans is provided below.

RESIDENTIAL REAL ESTATE

The residential real estate loan portfolio is primarily composed of mortgages to clients with whom Northern Trust is seeking to establish a comprehensive financial services relationship. At December 31, 2010, residential real estate loans totaled $10.9 billion or 40% of total U.S. loans at December 31, 2010, compared with $10.8 billion or 40% at December 31, 2009. All mortgages were underwritten utilizing Northern Trust’s credit standards which do not allow for the origination of loan types generally considered to be of high risk in nature, such as option ARM loans, subprime loans, loans with initial “teaser” rates, and loans with excessively high loan-to-value ratios. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral are obtained upon refinancing or default or when otherwise considered warranted. Collateral revaluations for mortgages are performed by independent third parties.

Of the total $10.9 billion in residential real estate loans, $4.0 billion were in the greater Chicago area, $2.9 billion were in Florida, and $1.4 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $2.5 billion at December 31, 2010 and 2009.

COMMERCIAL REAL ESTATE

In managing its credit exposure, management has defined a commercial real estate loan as one where: (1) the borrower’s principal business activity is the acquisition or the development of real estate for commercial purposes; (2) the principal collateral is real estate held for commercial purposes, and loan repayment is expected to flow from the operation of the property; or (3) the loan repayment is expected to flow from the sale or refinance of real estate as a normal and ongoing part of the business. Unsecured lines of credit to firms or individuals engaged in commercial real estate endeavors are included without regard to the use of loan proceeds. The commercial real estate portfolio consists of commercial mortgages and construction, acquisition and development loans extended primarily to highly experienced developers and/or investors well known to Northern Trust. Underwriting standards generally reflect conservative loan-to-value ratios and debt service coverage requirements. Recourse to borrowers through guarantees is also commonly required.

Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.4 million each and are primarily located in the Illinois, Florida, California, and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2010	2009
Commercial Mortgages:
Office	$605.3	$592.7
Apartment/ Multi-family	572.4	521.6
Retail	517.8	453.1
Industrial/ Warehouse	383.7	378.1
Other	193.7	119.7

Total Commercial Mortgages	2,272.9	2,065.2
Construction, Acquisition and Development Loans	591.8	678.2
Single Family Investment	246.8	272.5
Other Commercial Real Estate Related	130.9	197.3

Total Commercial Real Estate Loans	$3,242.4	$3,213.2

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   57

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2010, legally binding commitments to extend credit and standby letters of credit to commercial real estate borrowers totaled $249.0 million and $116.1 million, respectively. At December 31, 2009 legally binding commitments and standby letters of credit totaled $475.8 million and $43.2 million, respectively.

IMPAIRED LOANS

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement or when its terms have been modified as a concession resulting from the debtor’s financial difficulties, referred to as a troubled debt restructuring. All troubled debt restructurings are considered impaired loans in the calendar year of their restructuring. In subsequent years, a troubled debt restructuring may cease being classified as impaired if the loan was modified at a market rate and has performed according to the modified terms for at least six months. A loan that has been modified at a below market rate will return to performing status if it satisfies the six month performance requirement; however, it will remain classified as impaired. As of December 31, 2010, impaired loans totaled $301.2 million and included $56.3 million of loans deemed troubled debt restructurings. Impaired loans had $51.7 million of the reserve for credit losses allocated to them. Impaired loans are measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, dependent upon the level of certainty of loss, either a specific reserve is established or a charge-off is recorded for the difference. Smaller balance (individually less than $250,000) homogeneous loans are collectively evaluated for impairment and excluded from impaired loan disclosures in accordance with applicable accounting standards.

Provision and Reserve for Credit Losses

Changes in the reserve for credit losses were as follows:

(In Millions)	2010	2009	2008
Balance at Beginning of Year	$340.6	$251.1	$160.2
Charge-Offs	(150.1)	(132.3)	(25.7)
Recoveries	6.9	6.5	2.5
Net Charge-Offs	(143.2)	(125.8)	(23.2)
Provision for Credit Losses	160.0	215.0	115.0
Effect of Foreign Exchange Rates	(.1)	.3	( .9)
Balance at End of Year	$357.3	$340.6	$251.1

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain a reserve that is sufficient to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component). The following table shows the specific portion of the reserve and the allocated portion of the inherent reserve and its components by loan category at December 31, 2010 and at each of the prior four year-ends, and the unallocated portion of the inherent reserve at December 31, 2007 and 2006.

58   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOCATION OF THE RESERVE FOR CREDIT LOSSES

	DECEMBER 31
	2010		2009		2008		2007		2006
($ In Millions)	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	RESERVE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Reserve	$63.7	–%	$43.8	–%	$23.5	–%	$10.8	–%	$19.6	–%
Allocated Inherent Reserve
Commercial
Commercial and Institutional	113.6	21	137.6	23	114.7	27	64.1	22	55.0	21
Commercial Real Estate	76.7	11	65.6	11	43.8	10	28.4	9	21.5	8
Lease Financing, net	1.3	4	1.4	4	3.3	3	3.6	5	3.7	6
Non-U.S.	3.8	4	4.9	3	7.4	6	7.4	9	6.6	8
Other	–	1	–	1	–	3	–	2	–	1
Total Commercial	195.4	41	209.5	42	169.2	49	103.5	47	86.8	44
Personal
Residential Real Estate	81.6	39	66.8	39	37.0	34	13.6	36	13.4	38
Private Client	16.6	19	20.5	18	21.4	16	6.2	16	5.9	16
Other	–	1	–	1	–	1	–	1	–	2
Total Personal	98.2	59	87.3	58	58.4	51	19.8	53	19.3	56
Total Allocated Inherent Reserve	$293.6	100%	$296.8	100%	$227.6	100%	$123.3	100%	$106.1	100%
Unallocated Inherent Reserve	–	–	–	–	–	–	26.1	–	25.3	–
Total Reserve for Credit Losses	$357.3	100%	$340.6	100%	$251.1	100%	$160.2	100%	$151.0	100%
Reserve Assigned to:
Loans and Leases	$319.6		$309.2		$229.1		$148.1		$140.4
Unfunded Commitments and Standby Letters of Credit	37.7		31.4		22.0		12.1		10.6
Total Reserve for Credit Losses	$357.3		$340.6		$251.1		$160.2		$151.0
Reserve Assigned to Loans and Leases to Total Loans and Leases	1.14%		1.11%		.74%		.58%		.62%

SPECIFIC COMPONENT OF THE RESERVE

The amount of specific reserves is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, collateral value, and other factors that may impact the borrower’s ability to pay.

At December 31, 2010, the specific reserve component amounted to $63.7 million compared with $43.8 million at the end of 2009. The $19.9 million increase primarily reflects additional reserves provided for new and existing impaired loans, partially offset by principal repayments received and charge-offs. The increase in impaired loans reflects continued weakness in the residential real estate and commercial real estate loans in certain markets.

The increase in the specific loss component of the reserve from $23.5 million in 2008 to $43.8 million in 2009 primarily reflected additional reserves provided for new and existing impaired loans, partially offset by principal repayments received and charge-offs.

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

The historical charge-off experience for each loan category is based on data from the current and preceding three years. Qualitative factors reviewed by management include changes in asset quality metrics, in the nature and volume of the portfolio, in economic and business conditions, and in

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   59

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

collateral valuations, such as property values, as well as other pertinent information. Changes in collateral values, delinquency ratios, portfolio volume and concentration, and other asset quality metrics, including management’s subjective evaluation of economic and business conditions, result in adjustments of qualitative reserve factors that are applied in the determination of inherent reserve requirements.

The inherent component of the reserve also covers the credit exposure associated with undrawn loan commitments and standby letters of credit. To estimate the reserve for credit losses on these instruments, management uses conversion rates to determine the amount that will be funded and assigns a reserve factor based on the methodology utilized for outstanding loans.

The inherent portion of the reserve decreased $3.2 million to $293.6 million at December 31, 2010, compared with $296.8 million at December 31, 2009, which increased $69.2 million from $227.6 million at December 31, 2008. While the decrease in the commercial and institutional loan class reserve reflects improvement in the underlying qualitative factors associated with this loan class, the inherent reserve level at the end of 2010 reflects continued weakness in residential real estate and commercial real estate loans in certain markets. The increase in 2009 was driven by the continued weakness in the broader economic environment, particularly its impact on the residential and commercial real estate classes.

OVERALL RESERVE

The evaluation of the factors above resulted in a total reserve for credit losses of $357.3 million at December 31, 2010, compared with $340.6 million at the end of 2009. The reserve of $319.6 million assigned to loans and leases, as a percentage of total loans and leases, was 1.14% at December 31, 2010, compared with 1.11% at December 31, 2009.

Reserves assigned to unfunded loan commitments and standby letters of credits totaled $37.7 million and $31.4 million at December 31, 2010 and December 31, 2009, respectively, and are included in other liabilities in the consolidated balance sheet.

PROVISION

The provision for credit losses was $160.0 million for 2010 and net charge-offs totaled $143.2 million. This compares with a $215.0 million provision for credit losses and net charge-offs of $125.8 million in 2009, and a $115.0 million provision for credit losses and net charge-offs of $23.2 million in 2008.

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

INTEREST RATE RISK MANAGEMENT

Interest rate risk is the risk to earnings or capital due to changes in interest rates. The changes in interest rates can have a positive or negative impact on earnings depending on the positioning of assets, liabilities and off-balance sheet instruments. The impact to earnings will primarily come through net interest income, but it can also impact certain types of fees. Changes in interest rates can also impact the values of assets, liabilities, and off-balance sheet positions, which indirectly impact the value of capital. There are four commonly recognized types of interest rate risk: repricing, which arises from differences in the maturity and repricing terms of assets and liabilities; yield curve, which arises from changes in the shape of the yield curve; basis, which arises from the changing relationships between rates earned and paid on different financial instruments with otherwise similar repricing characteristics; and behavioral characteristics / embedded optionality, which arises from client or counterparty behavior in response to interest rate changes. To mitigate interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for the impact of interest-related hedging activity) are highly correlated which allows Northern Trust’s interest-bearing assets and liabilities to contribute to earnings even in periods of volatile interest rates.

60   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust uses two primary measurement techniques to manage interest rate risk: simulation of earnings and simulation of economic value of equity. These two techniques are complementary and are used in concert to provide a comprehensive interest rate risk management capability.

Simulation of earnings measures the sensitivity of earnings (SOE) under various interest rate scenarios. The modeling of SOE incorporates on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk. Northern Trust uses market implied forward interest rates as the base case and measures the sensitivity (i.e. change) in earnings if future rates are 100 or 200 basis points higher or lower than base case rates. Each rate movement is assumed to occur gradually over the one-year period. The 100 basis point increase, for example, consists of twelve consecutive monthly increases of 8.3 basis points. Stress testing of interest rates is performed to include such scenarios as immediate parallel shocks to rates and non-parallel (i.e. twist) shocks to yield curves that result in them becoming steeper or flatter. The model simulations also incorporate the following assumptions:

•

the balance sheet size and mix is assumed to remain constant over the simulation horizon, except for callable instruments and most term borrowings, which are assumed to be replaced with overnight instruments at maturity;

•	all other maturing assets and liabilities are replaced with instruments with similar terms as those maturing;
•

prepayments on mortgage loans are projected under each rate scenario using a third-party mortgage analytics system that incorporates market prepayment assumptions and that have been adjusted to reflect Northern’s actual historical experience;

•	non-maturity deposit rates are projected based on Northern’s actual historical pattern of pricing these products;
•

some demand deposits are treated as being short-term rate sensitive because these balances receive an earnings credit rate that can be applied to fees for services provided by Northern Trust. These deposits are assumed to begin receiving interest in mid 2011 as a result of new legislation;

•	new business rates are based on current spreads to market indices;
•	currency exchange rates and credit spreads are assumed to remain constant over the simulation horizon; and
•	implied floors are assumed as interest rates approach zero in the declining rate scenarios, resulting in yield curves flattening, spread compression, and lower earnings.

The following table shows the estimated impact on 2011 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to market implied forward interest rates.

INTEREST RATE RISK SIMULATION OF PRE-TAX INCOME AS OF DECEMBER 31, 2010

(In Millions)	ESTIMATED IMPACT ON 2011 PRE-TAX EARNINGS: INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MARKET IMPLIED FORWARD RATES
100 Basis Points	72
200 Basis Points	141
DECREASE IN INTEREST RATES BELOW MARKET IMPLIED FORWARD RATES
100 Basis Points	(89)
200 Basis Points	(137)

The earnings increases in the higher interest rate scenarios reflect a return of rates to more normal levels (from current historic lows) resulting in spread expansion, especially in non-U.S. locations. The rates in the lower rate scenarios may not reflect a full 100 or 200 basis point reduction as implied interest rate floors of zero are in place resulting in spread compression.

The simulations of earnings do not incorporate any management actions that may be used to mitigate negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.

A second technique used to measure interest rate risk is simulation of economic value of equity, which measures the potential sensitivity of economic value of equity (SEVE) under different interest rate scenarios. Economic value of equity is defined as the present value of assets minus the present value of liabilities net of the value of off-balance sheet instruments that are used to manage the interest rate risk of balance sheet items. SEVE is a measure of the long-term interest rate risk as it takes into account all future cash flows of the current balance sheet.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   61

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

Foreign Exchange Trading. Foreign exchange trading activities consist principally of providing foreign exchange services to clients. Most of those services are provided in connection with Northern Trust’s growing global custody business. In the normal course of business Northern Trust also engages in trading of non-U.S. currencies for its own account. The primary market risk associated with these activities is foreign exchange risk.

Foreign currency trading positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar either do not offset each other in amount, or offset each other over different time periods. Northern Trust mitigates the risk related to its non-U.S. currency positions by establishing limits on the amounts and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All overnight positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign exchange risk, they are not a substitute for the experience or judgment of Northern Trust’s senior management and its currency traders, who have extensive knowledge of the currency markets. Non-U.S. currency positions and strategies are adjusted as needed in response to changing market conditions.

As part of its risk management activities, Northern Trust measures daily the risk of loss associated with all non-U.S. currency positions using a Value-at-Risk (VaR) model. This statistical model provides estimates, at a variety of high confidence levels, of the potential loss in value that might be incurred if an adverse shift in non-U.S. currency exchange rates were to occur over a small number of days. The model, which is based on a variance/co-variance methodology and daily historical data over at least the past year, incorporates foreign exchange and interest rate volatilities and correlations in price movement among the currencies. VaR is computed for each trading desk and for the global portfolio.

Northern Trust’s one-day VaR measure, at the 99% confidence level, totaled $350 thousand and $697 thousand as of December 31, 2010 and 2009, respectively. VaR totals representing the average, high and low for 2010 were $333 thousand, $869 thousand and $93 thousand, respectively, with the average, high and low for 2009 being $360 thousand, $926 thousand and $137 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency dispositions as of year end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2010 and 2009, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

62   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other Trading Activities. Market risk associated with other trading activities is negligible. Northern Trust is a party to various derivative financial instruments, most of which consist of interest rate swaps entered into to meet clients’ interest rate risk management needs. When Northern Trust enters into such derivatives, its practice is to mitigate the resulting market risk with an exactly offsetting derivative. Northern Trust carries in its trading portfolio a small inventory of securities that are held for sale to its clients. The interest rate risk associated with these securities is insignificant.

Operational Risk Management

In providing its services, Northern Trust is exposed to operational risk which is the risk of loss from inadequate or failed internal processes, people, and systems or from external events. Operational risk reflects the potential for inadequate information systems, operating problems, product design and delivery difficulties, or catastrophes to result in losses. Operational risk includes compliance and fiduciary risks, which under Northern Trust Corporation’s risk structure are governed and managed explicitly. Northern Trust’s success depends, in part, upon maintaining its reputation as a well managed institution with stockholders, existing and prospective clients, creditors and regulators.

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

RECONCILIATION OF OPERATING EARNINGS TO REPORTED EARNINGS

The following table provides a reconciliation of operating earnings, a non-GAAP financial measure which excludes Visa related indemnification benefits, to reported earnings prepared in accordance with GAAP. Management believes the presentation of operating earnings in addition to reported results prepared in accordance with GAAP provides a clearer indication of the results and trends in Northern Trust’s core businesses.

	YEAR ENDED DECEMBER 31
	2010		2009		2008
($ In Millions Except Per Share Data)	AMOUNT	PER COMMON SHARE	AMOUNT	PER COMMON SHARE	AMOUNT	PER COMMON SHARE
Reported Earnings	$669.5	$2.74	$864.2	$3.16	$794.8	$3.47
Visa Initial Public Offering (net of $62.3 tax effect)	–	–	–	–	(105.6)	(.47)
Visa Indemnification Benefit (net of tax effect of $12.1 for 2010, $6.6 in 2009 and $28.2 in 2008)	(20.9)	(.09)	(11.2)	(.05)	(47.9)	(.21)
Operating Earnings	$648.6	$2.65	$853.0	$3.11	$641.3	$2.79

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   63

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FACTORS AFFECTING FUTURE RESULTS

This report contains statements that may be considered forward-looking, such as the statements relating to Northern Trust’s financial goals, capital adequacy, dividend policy, expansion and business development plans, risk management policies, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results.

Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may fluctuate”, “plan”, “goal”, “target”, “strategy”, and similar expressions or future or conditional verbs such as “may”, “will”, “should”, “would”, and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including: the health of the U.S. and international economies and the health and soundness of the financial institutions and other counterparties with which Northern Trust conducts business; changes in financial markets, including debt and equity markets, that impact the value, liquidity, or credit ratings of financial assets in general, or financial assets in particular investment funds, client portfolios, or securities lending collateral pools, including those funds, portfolios, collateral pools, and other financial assets with respect to which Northern Trust has taken, or may in the future take, actions to provide asset value stability or additional liquidity; the impact of continuing disruption and stress in the financial markets, the effectiveness of governmental actions taken in response, and the effect of such governmental actions on Northern Trust, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including special deposit assessments or potentially higher FDIC premiums; changes in foreign exchange trading client volumes, fluctuations and volatility in foreign currency exchange rates, and Northern Trust’s success in assessing and mitigating the risks arising from such changes, fluctuations and volatility; decline in the value of securities held in Northern Trust’s investment portfolio, particularly asset-backed securities, the liquidity and pricing of which may be negatively impacted by periods of economic turmoil and financial market disruptions; uncertainties inherent in the complex and subjective judgments required to assess credit risk and establish appropriate reserves therefor; difficulties in measuring, or determining whether there is other-than-temporary impairment in, the value of securities held in Northern Trust’s investment portfolio; Northern Trust’s success in managing various risks inherent in its business, including credit risk, operational risk, interest rate risk and liquidity risk, particularly during times of economic uncertainty and volatility in the credit and other markets; geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. and other governments’ responses to those events; the pace and extent of continued globalization of investment activity and growth in worldwide financial assets; regulatory and monetary policy developments; failure to obtain regulatory approvals when required; changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients, including changes in accounting rules for fair value measurements and recognizing impairments; changes in the nature and activities of Northern Trust’s competition, including increased consolidation within the financial services industry; Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets; Northern Trust’s success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise; Northern Trust’s success in integrating future acquisitions and strategic alliances; Northern Trust’s success in addressing the complex needs of a global client base across multiple time zones and from multiple locations, and managing compliance with legal, tax, regulatory and other requirements in areas of faster growth in its businesses, especially in immature markets; Northern Trust’s ability to maintain a product mix that achieves acceptable margins; Northern Trust’s ability to continue to generate investment results that satisfy its clients and continue to develop its array of investment products; Northern Trust’s success in generating revenues in its securities lending business for itself and its clients, especially in periods of economic and financial market uncertainty; Northern Trust’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support

64   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

increasingly complex products and services; Northern Trust’s ability, as products, methods of delivery, and client requirements change or become more complex, to continue to fund and accomplish innovation, improve risk management practices and controls, and address operating risks, including human errors or omissions, pricing or valuation of securities, fraud, systems performance or defects, systems interruptions, and breakdowns in processes or internal controls; Northern Trust’s success in controlling expenses, particularly in a difficult economic environment; uncertainties inherent in Northern Trust’s assumptions concerning its pension plan, including discount rates and expected contributions, returns and payouts; increased costs of compliance and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the Basel II capital regime and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), areas of increased regulatory emphasis and oversight in the U.S. and other countries such as anti-money laundering, anti-bribery, and client privacy and the potential for substantial changes in the legal, regulatory and enforcement framework and oversight applicable to financial institutions in reaction to recent adverse financial market events, including changes pursuant to the Dodd-Frank Act that may, among other things, affect the leverage limits and risk-based capital and liquidity requirements for certain financial institutions, including Northern Trust, require those financial institutions to pay higher assessments, and restrict or increase the regulation of certain activities, including foreign exchange, carried on by financial institutions, including Northern Trust; risks that evolving regulations, such as Basel II, and potential legislation and regulations, including Basel III and regulations that may be promulgated under the Dodd-Frank Act, could affect required regulatory capital for financial institutions, including Northern Trust, potentially resulting in changes to the cost and composition of capital for Northern Trust; risks and uncertainties inherent in the litigation and regulatory process, including the adequacy of contingent liability, tax, and other reserves; and the risk of events that could harm Northern Trust’s reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders.

Some of these and other risks and uncertainties that may affect future results are discussed in more detail in the section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management” in the 2010 Annual Report to Shareholders (pages 51-63), in the section of the “Notes to Consolidated Financial Statements” in the 2010 Annual Report to Shareholders captioned “Note 24 – Contingent Liabilities” (pages 104 and 105), in the sections of “Item 1 – Business” of the 2010 Annual Report on Form 10-K captioned “Government Monetary and Fiscal Polices,” “Competition” and “Regulation and Supervision” (pages 2-13), and in “Item 1A – Risk Factors” of the 2010 Annual Report on Form 10-K (pages 27-36). All forward-looking statements included in this report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   65

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

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2010. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2010, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and that receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2010, included in this Annual Report, has issued an attestation report (included herein on page 67) on the effectiveness of Northern Trust’s internal control over financial reporting.

66   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited Northern Trust Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Northern Trust Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on Northern Trust Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, Northern Trust Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Northern Trust Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 25, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 25, 2011

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   67

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
($ In Millions Except Share Information)	2010	2009
ASSETS
Cash and Due from Banks	$2,818.0	$2,491.8
Federal Funds Sold and Securities Purchased under Agreements to Resell	160.1	250.0
Time Deposits with Banks	15,351.3	12,905.2
Federal Reserve Deposits and Other Interest-Bearing	10,924.6	14,973.0
Securities
Available for Sale	20,087.5	17,462.1
Held to Maturity (Fair value of $1,207.2 and $1,185.7)	1,187.6	1,161.4
Trading Account	6.8	9.9

Total Securities	21,281.9	18,633.4

Loans and Leases
Commercial	11,613.4	11,715.7
Personal	16,518.6	16,090.0

Total Loans and Leases (Net of unearned income of $456.8 and $486.0)	28,132.0	27,805.7

Reserve for Credit Losses Assigned to Loans and Leases	(319.6)	(309.2)
Buildings and Equipment	504.5	543.5
Client Security Settlement Receivables	701.3	794.8
Goodwill	400.9	401.6
Other Assets	3,888.9	3,651.7

Total Assets	$83,843.9	$82,141.5

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$7,658.9	$9,177.5
Savings and Money Market	14,208.7	15,044.0
Savings Certificates and Other Time	3,913.0	4,001.2
Non-U.S. Offices – Noninterest-Bearing	2,942.7	2,305.8
– Interest-Bearing	35,472.4	27,752.8

Total Deposits	64,195.7	58,281.3
Federal Funds Purchased	3,691.7	6,649.8
Securities Sold under Agreements to Repurchase	954.4	1,037.5
Other Borrowings	347.7	2,078.3
Senior Notes	1,896.1	1,551.8
Long-Term Debt	2,729.3	2,837.8
Floating Rate Capital Debt	276.9	276.8
Other Liabilities	2,921.8	3,116.1

Total Liabilities	77,013.6	75,829.4

STOCKHOLDERS’ EQUITY
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares; Outstanding shares of 242,268,903 and 241,679,942	408.6	408.6
Additional Paid-in Capital	920.0	888.3
Retained Earnings	5,972.1	5,576.0
Accumulated Other Comprehensive Loss	(305.3)	(361.6)
Treasury Stock (2,902,621 and 3,491,582 shares, at cost)	(165.1)	(199.2)

Total Stockholders’ Equity	6,830.3	6,312.1

Total Liabilities and Stockholders’ Equity	$83,843.9	$82,141.5

See accompanying notes to consolidated financial statements on pages 72-125.

68   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
($ In Millions Except Per Share Information)	2010	2009	2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,081.9	$2,083.8	$2,134.9
Foreign Exchange Trading Income	382.2	445.7	616.2
Security Commissions and Trading Income	60.9	62.4	77.0
Treasury Management Fees	78.1	81.8	72.8
Gain on Visa Share Redemption	–	–	167.9
Other Operating Income	146.3	136.8	186.9
Investment Security Gains (Losses), net (1)	(20.4)	(23.4)	(56.3)

Total Noninterest Income	2,729.0	2,787.1	3,199.4

Net Interest Income
Interest Income	1,296.7	1,406.0	2,478.5
Interest Expense	378.0	406.2	1,399.4

Net Interest Income	918.7	999.8	1,079.1
Provision for Credit Losses	160.0	215.0	115.0

Net Interest Income after Provision for Credit Losses	758.7	784.8	964.1

Noninterest Expenses
Compensation	1,108.0	1,099.7	1,133.1
Employee Benefits	237.6	242.1	223.4
Outside Services	460.4	424.5	413.8
Equipment and Software Expense	287.1	261.1	241.2
Occupancy Expense	167.8	170.8	166.1
Visa Indemnification Benefits	(33.0)	(17.8)	(76.1)
Other Operating Expenses	270.0	136.3	786.3

Total Noninterest Expenses	2,497.9	2,316.7	2,887.8

Income before Income Taxes	989.8	1,255.2	1,275.7
Provision for Income Taxes	320.3	391.0	480.9

Net Income	$669.5	$864.2	$794.8

Net Income Applicable to Common Stock	$669.5	$753.1	$782.8

Per Common Share
Net Income – Basic	$2.74	$3.18	$3.51
– Diluted	2.74	3.16	3.47
Cash Dividends Declared	1.12	1.12	1.12

Average Number of Common Shares Outstanding – Basic	242,028,776	235,511,879	221,446,382
– Diluted	242,502,531	236,416,029	224,053,430

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2010	2009	2008
Net Income	$669.5	$864.2	$794.8
Cumulative Effect Adjustment from New Accounting Standard	–	(9.5)	–
Other Comprehensive Income (Loss) (Net of Tax and Reclassifications)
Net Unrealized Gains (Losses) on Securities Available for Sale	28.2	180.7	(184.2)
Net Unrealized Gains (Losses) on Cash Flow Hedges	37.6	(5.5)	(17.7)
Foreign Currency Translation Adjustments	(18.3)	(1.5)	(8.4)
Pension and Other Postretirement Benefit Adjustments	8.8	(30.9)	(194.3)

Other Comprehensive Income (Loss)	56.3	133.3	(404.6)

Comprehensive Income	$725.8	$997.5	$390.2

(1)	Changes in Other-Than-Temporary Impairment (OTTI) Losses	$(.8)	$(93.4)	$(61.3)
	Noncredit-related OTTI Losses Recorded in/ (Reclassified from) OCI	(20.4)	66.7	–
	Other Security Gains (Losses), net	.8	3.3	5.0

	Investment Security Gains (Losses), net	$(20.4)	$(23.4)	$(56.3)

See accompanying notes to consolidated financial statements on pages 72-125.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   69

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2010	2009	2008
PREFERRED STOCK
Balance at January 1	$–	$1,501.3	$–
Preferred Stock Issuance, Series B	–	–	1,499.6
Redemption of Preferred Stock, Series B	–	(1,576.0)	–
Discount Accretion – Preferred Stock	–	74.7	1.7

Balance at December 31	–	–	1,501.3

COMMON STOCK
Balance at January 1	408.6	379.8	379.8
Common Stock Issuance	–	28.8	–

Balance at December 31	408.6	408.6	379.8

ADDITIONAL PAID-IN CAPITAL
Balance at January 1	888.3	178.5	69.1
Common Stock Issuance	–	805.3	–
Issuance of Warrant to Purchase Common Stock	–	–	76.4
Repurchase of Warrant to Purchase Common Stock	–	(87.0)	–
Treasury Stock Transactions – Stock Options and Awards	(23.1)	(39.1)	(46.1)
Stock Options and Awards – Amortization	53.6	26.4	44.1
Stock Options and Awards – Tax Benefits	1.2	4.2	35.0

Balance at December 31	920.0	888.3	178.5

RETAINED EARNINGS
Balance at January 1, as Previously Reported	5,576.0	5,091.2	4,556.2
April 1 Cumulative Effect of Applying ASC 320-10 (Formerly, FSP FAS 115-2)	–	9.5	–
Change in Measurement Date of Postretirement Plans	–	–	(7.4)

Balance at January 1, as Adjusted	5,576.0	5,100.7	4,548.8
Net Income	669.5	864.2	794.8
Dividends Declared – Common Stock	(273.4)	(267.6)	(250.7)
Dividends Declared – Preferred Stock	–	(46.6)	–
Discount Accretion – Preferred Stock	–	(74.7)	(1.7)

Balance at December 31	5,972.1	5,576.0	5,091.2

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at January 1	(361.6)	(494.9)	(90.3)
April 1 Cumulative Effect of Applying ASC 320-10 (Formerly, FSP FAS 115-2)	–	(9.5)	–
Other Comprehensive Income (Loss)	56.3	142.8	(404.6)

Balance at December 31	(305.3)	(361.6)	(494.9)

TREASURY STOCK
Balance at January 1	(199.2)	(266.5)	(405.7)
Stock Options and Awards	41.0	81.1	214.3
Stock Purchased	(6.9)	(13.8)	(75.1)

Balance at December 31	(165.1)	(199.2)	(266.5)

Total Stockholders’ Equity at December 31	$6,830.3	$6,312.1	$6,389.4

See accompanying notes to consolidated financial statements on pages 72-125.

70   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$669.5	$864.2	$794.8
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Investment Security (Gains) Losses, net	20.4	23.4	56.3
Amortization and Accretion of Securities and Unearned Income	(55.5)	(50.4)	(20.3)
Provision for Credit Losses	160.0	215.0	115.0
Depreciation on Buildings and Equipment	93.5	95.7	87.6
Amortization of Computer Software	141.6	131.8	115.0
Amortization of Intangibles	14.4	16.2	17.8
Client Support Related Charges (Benefit)	–	(109.3)	320.3
Capital Support Agreement Payments	–	(204.8)	–
Increase (Decrease) in Accrued Income Taxes	153.5	61.4	(89.8)
Qualified Pension Plan Contributions	(68.0)	(175.0)	(110.0)
Visa Indemnification Benefit	(33.0)	(17.8)	(76.1)
Deferred Income Tax Provision	12.1	183.8	(190.9)
(Increase) Decrease in Receivables	(90.6)	65.3	81.5
Increase (Decrease) in Interest Payable	7.7	(13.8)	(1.0)
Changes in Derivative Instrument (Gains) Losses, net	(377.8)	126.4	(178.9)
Other Operating Activities, net	142.4	(197.4)	(66.0)

Net Cash Provided by Operating Activities	790.2	1,014.7	855.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under Agreements to Resell	89.9	(81.0)	3,621.7
Net (Increase) Decrease in Time Deposits with Banks	(2,446.1)	3,815.8	4,539.0
Net (Increase) Decrease in Federal Reserve Deposits and Other Interest-Bearing Assets	4,048.4	(5,569.2)	(9,382.3)
Purchases of Securities – Held to Maturity	(448.6)	(220.9)	(194.0)
Proceeds from Maturity and Redemption of Securities – Held to Maturity	429.1	219.2	188.9
Purchases of Securities – Available for Sale	(14,697.0)	(14,053.0)	(15,324.0)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	11,432.5	11,925.9	8,267.1
Net Increase (Decrease) in Loans and Leases	(479.8)	2,832.7	(5,422.8)
Purchases of Buildings and Equipment, net	(90.5)	(132.6)	(102.3)
Purchases and Development of Computer Software	(220.6)	(181.6)	(205.7)
Net (Increase) Decrease in Client Security Settlement Receivables	93.5	(85.5)	(146.2)
Other Investing Activities, net	521.2	(148.4)	(186.6)

Net Cash Used in Investing Activities	(1,768.0)	(1,678.6)	(14,347.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase (Decrease) in Deposits	5,914.4	(4,125.1)	11,193.3
Net Increase (Decrease) in Federal Funds Purchased	(2,958.1)	4,866.3	317.7
Net Decrease in Securities Sold under Agreements to Repurchase	(83.1)	(491.6)	(234.5)
Net Increase (Decrease) in Short-Term Other Borrowings	(573.3)	626.3	(1,809.1)
Proceeds from Term Federal Funds Purchased	19,045.6	17,933.4	1,989.9
Repayments of Term Federal Funds Purchased	(20,217.5)	(17,217.4)	(1,553.9)
Proceeds from Senior Notes & Long-Term Debt	1,142.7	500.0	1,864.8
Repayments of Senior Notes & Long-Term Debt	(918.3)	(422.4)	(867.0)
Treasury Stock Purchased	(5.9)	(10.7)	(68.3)
Net Proceeds from Stock Options	70.6	38.9	161.9
Cash Dividends Paid on Common Stock	(273.2)	(260.3)	(247.7)
Proceeds from Common Stock Issuance	–	834.1	–
Cash Dividends Paid on Preferred Stock	–	(46.6)	–
Redemption of Preferred Stock – Series B	–	(1,576.0)	–
Repurchase of Warrant to Purchase Common Stock	–	(87.0)	–
Proceeds from Preferred Stock – Series B and Warrant to Purchase Common Stock	–	–	1,576.0
Other Financing Activities, net	1.2	(140.7)	53.0

Net Cash Provided by Financing Activities	1,145.1	421.2	12,376.1

Effect of Foreign Currency Exchange Rates on Cash	158.9	86.3	(157.6)

Increase (Decrease) in Cash and Due from Banks	326.2	(156.4)	(1,273.4)
Cash and Due from Banks at Beginning of Year	2,491.8	2,648.2	3,921.6

Cash and Due from Banks at End of Year	$2,818.0	$2,491.8	$2,648.2

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$370.3	$420.0	$1,400.4
Income Taxes Paid	173.1	409.6	485.1
Transfers from Loans to OREO	52.1	26.2	2.6

See accompanying notes to consolidated financial statements on pages 72-125.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and reporting practices prescribed for the banking industry. A description of the more significant accounting policies follows:

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

The C&IS business unit provides asset servicing, asset management, securities lending, brokerage, banking and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth and government funds. C&IS client relationships are managed through the Bank and the Bank’s and the Corporation’s other subsidiaries, including support from international locations in North America, Europe, the Middle East, and the Asia Pacific region.

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; wealth management and family office services; guardianship and estate administration; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS services are delivered through 78 offices in 18 U.S. states as well as offices in London and Guernsey.

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

D. Foreign Currency Translation. Asset and liability accounts denominated in nonfunctional currencies are remeasured into functional currencies at period end rates of exchange, except for buildings and equipment which are remeasured at exchange rates in effect at the date of acquisition. Results from remeasurement of asset and liability accounts are reported in other operating income as non-trading foreign exchange gains and losses. Income and expense accounts are remeasured at period average rates of exchange.

Asset and liability accounts of entities with functional currencies that are not the U.S. dollar are translated at period end rates of exchange. Income and expense accounts are translated at period average rates of exchange. Translation adjustments, net of applicable taxes, are reported directly to accumulated other comprehensive income (AOCI), a component of stockholders’ equity.

E. Securities. Securities Available for Sale are reported at fair value, with unrealized gains and losses credited or charged, net of the tax effect, to AOCI. Realized gains and losses on securities available for sale are determined on a specific identification basis and are reported within other security gains (losses), net, in the consolidated statement of income. Interest income is recorded on the accrual basis, adjusted for the amortization of premium and accretion of discount.

Securities Held to Maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity. Such securities are reported at cost, adjusted for amortization of premium and accretion of discount. Interest income is recorded on the accrual basis adjusted for the amortization of premium and accretion of discount.

Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading

72   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are reported in the consolidated statement of income within security commissions and trading income.

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

Under the new standard, a security is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected are less than the security’s amortized cost basis (the difference being defined as the credit loss) or if the fair value of the security is less than the security’s amortized cost basis and the investor intends, or more-likely-than-not will be required, to sell the security before recovery of the security’s amortized cost basis. If an OTTI exists, the charge to earnings is limited to the amount of credit loss if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis. Any remaining difference between fair value and amortized cost is recognized in AOCI, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

Security impairment reviews are conducted quarterly to identify and evaluate securities that have indications of possible OTTI. The determination as to whether a security’s decline in fair value is other-than-temporary takes into consideration numerous factors and the relative significance of any single factor can vary by security. Factors Northern Trust considers in determining whether impairment is other-than-temporary include, but are not limited to, the length of time which the security has been impaired; the severity of the impairment; the cause of the impairment; the financial condition and near-term prospects of the issuer; activity in the market of the issuer which may indicate adverse credit conditions; and Northern Trust’s ability and intent not to sell, and the likelihood that it will not be required to sell, the security for a period of time sufficient to allow for the recovery of the security’s amortized cost basis.

F. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments that are used in the normal course of business to meet the needs of its clients; as part of its trading activity for its own account; and as part of its risk management activities. These instruments include foreign exchange contracts, interest rate contracts, and credit default swap contracts. Derivative financial instruments are recorded on the consolidated balance sheet at fair value within other assets and liabilities. Derivative asset and liability positions with the same counterparty are reflected on a net basis in cases where legally enforceable master netting agreements exist. Derivative assets and liabilities are further reduced by cash collateral received from, and deposited with, derivative counterparties. The accounting for changes in the fair value of a derivative in the consolidated statement of income depends on whether or not the contract has been designated as a hedge and qualifies for hedge accounting under GAAP. Derivative financial instruments are recorded on the consolidated cash flow statement within Changes in Derivative Instrument Gains/Losses, net.

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

Derivatives designated as fair value hedges are used to limit Northern Trust’s exposure to changes in the fair value of assets and liabilities due to movements in interest rates. Changes in the fair value of fair value hedges are recognized currently in income. For substantially all fair value hedges, Northern Trust applies the “shortcut” method of accounting, available under GAAP, which assumes there is no ineffectiveness in a hedge. As a result, changes recorded in the fair value of the hedged item are equal to the offsetting gain or loss on the derivative and are reflected in the same line item. For fair value hedges that do not qualify for the “shortcut” method of accounting, Northern Trust utilizes regression analysis, a “long-haul” method of accounting, in assessing whether these hedging relationships are highly effective at inception and quarterly thereafter.

Derivatives designated as cash flow hedges are used to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. The effective portion of changes in the fair value of a cash flow hedge is recognized in AOCI. When the hedged forecasted transaction impacts earnings, balances in AOCI are reclassified to the same income or expense classification as the hedged item. Northern Trust applies the “shortcut” method of accounting for cash flow hedges of available for sale securities. For cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions, Northern Trust closely matches all terms of the hedged item and the hedging derivative at inception and on an

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ongoing basis which limits hedge ineffectiveness. To the extent all terms are not perfectly matched, effectiveness is assessed using the dollar-offset method and any ineffectiveness is measured using the hypothetical derivative method. Any ineffectiveness is recognized currently in earnings.

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

Fair value, cash flow, and net investment hedge derivatives are designated and formally documented as such contemporaneous with the transaction. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. For hedges that do not qualify for the “shortcut” method of accounting, a formal assessment is performed on a calendar quarter basis to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, is terminated or sold, or if Northern Trust removes the derivative’s hedge designation. Subsequent gains and losses on these derivatives are included in foreign exchange trading or other operating income. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCI and is reclassified to earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring. For discontinued fair value hedges, the accumulated gain or loss on the hedged item is amortized over the remaining life of the hedged item.

G. Loans and Leases. Loans and leases are recognized assets that represent a contractual right to receive money either on demand or on fixed or determinable dates. Effective December 31, 2010, Northern Trust adopted the disclosure requirements of the FASB’s Accounting Standards Update (ASU) 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (ASU 2010-20). Consistent with this new standard, loans and leases have been disaggregated for disclosure purposes by portfolio segment (segment) and by class. Segment is defined under the standard as the level at which management develops and documents a systematic methodology to determine the reserve for credit losses. Northern Trust has defined its segments as commercial and personal. Class of loans and leases is defined as a subset of the segment that has similar risk characteristics; measurement attributes or risk monitoring method. The classes within the commercial segment have been defined as commercial and institutional, commercial real estate, lease financing, non-US and other. The classes within the personal segment have been defined as residential real estate, private client and other.

Loans that are held for investment are reported at the principal amount outstanding, net of unearned income. Residential real estate loans classified as held for sale are reported at the lower of aggregate cost or fair value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest-rate lock are recorded on the balance sheet at fair value with subsequent gains or losses recognized as other income. Unrealized gains on these loan commitments are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded loan commitments that are not held for sale are carried at the amount of unamortized fees with a reserve for credit loss liability recognized for any probable losses.

Interest income on loans is recorded on an accrual basis unless, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the loan agreement, or interest or principal is more than 90 days contractually past due and the loan is not well-secured and in the process of collection. Loans are considered past due if the required principal or interest payments have not been received as of the date such payments are due according to the contractual terms of the agreement. At the time a loan is determined to be nonperforming, interest accrued but not collected is reversed against interest income of the current period and the loan is classified as nonperforming. Loans are returned to performing status when factors indicating doubtful collectability no longer exist. Interest collected on nonperforming loans is applied to principal unless, in the opinion of management, collectability of principal is not in doubt.

A loan is considered to be impaired when, based on current information and events, management determines that it is probable that Northern Trust will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is also considered to be impaired if its terms have been modified as a concession resulting from the

74   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

debtor’s financial difficulties, referred to as a troubled debt restructuring. All troubled debt restructurings are considered impaired loans in the calendar year of their restructuring. In subsequent years, a troubled debt restructuring may cease being classified as impaired if the loan was modified at a market rate and has performed according to the modified terms for at least six months. A loan that has been modified at a below market rate will return to performing status if it satisfies the six month performance requirement; however, it will remain classified as impaired. Impaired loans are measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, based on the certainty of loss, either a specific reserve is established, or a charge-off is recorded, for the difference. Smaller balance (individually less than $250,000) homogeneous loans are collectively evaluated for impairment and excluded from impaired loan disclosures in accordance with applicable accounting standards. Northern Trust’s accounting policies for impaired loans is consistent across all classes of loans and leases.

Premiums and discounts on loans are recognized as an adjustment of yield using the interest method based on the contractual terms of the loan. Certain direct origination costs and fees are netted and deferred over the life of the related loan as an adjustment to the loan’s yield.

Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease. The rate of return and the allocation of income over the lease term are recalculated from the inception of the lease if during the lease term assumptions regarding the amount or timing of estimated cash flows change. Lease residual values are established at the inception of the lease based on in-house valuations and market analyses provided by outside parties. Lease residual values are reviewed at least annually for other-than-temporary impairment. A decline in the estimated residual value of a leased asset determined to be other-than-temporary would be recorded in the period in which the decline is identified as a reduction of interest income for leveraged leases and a reduction of other operating income for direct financing leases.

H. Reserve for Credit Losses. The reserve for credit losses represents management’s estimate of probable losses which have occurred as of the date of the consolidated financial statements. The loan and lease portfolio and other lending related credit exposures are regularly reviewed to evaluate the adequacy of the reserve for credit losses. In determining the level of the reserve, Northern Trust evaluates the reserve necessary for impaired loans and also estimates losses inherent in other credit exposures. The result is a reserve with the following components:

Specific Reserve. The amount of specific reserves is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, the value of collateral, and other factors that may impact the borrower’s ability to pay. For impaired loans where the amount of specific reserves, if any, is determined based on the value of the underlying real estate collateral, third-party appraisals are typically obtained and utilized by management. These appraisals are generally less than twelve months old and are subject to adjustments to reflect management’s judgment as to the realizable value of the collateral.

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

Northern Trust analyzes its exposure to credit losses from both on-balance sheet and off-balance sheet activity using a consistent methodology. In estimating the reserve for credit losses for undrawn loan commitments and standby letters of credit, management uses conversion rates to determine the amount that will be funded. Reserve factors based on historical loss experience and specific risk characteristics of the loan product are utilized to calculate inherent losses related to unfunded commitments and standby letters of credit as of the reporting date. The portion of the reserve assigned to loans and leases is reported as a contra asset, directly following loans and leases in the consolidated balance sheet. The portion of

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the reserve assigned to unfunded commitments and standby letters of credit is reported in other liabilities in the consolidated balance sheet.

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

K. Other Real Estate Owned (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of loans. OREO assets are carried at the lower of cost or fair value less estimated costs to sell and are recorded in other assets in the consolidated balance sheet. Fair value is based on third-party appraisals. Appraisals of OREO properties are updated on an annual basis and are subject to adjustments to reflect management’s judgment as to the realizable value of the properties. Losses identified at the time of acquisition of such properties are charged against the reserve for credit losses assigned to loans and leases. Subsequent write-downs that may be required to the carrying value of these assets and gains or losses realized from asset sales are recorded within other operating expenses.

L. Goodwill and Other Intangible Assets. Goodwill is not subject to amortization. Separately identifiable acquired intangible assets with finite lives are amortized over their estimated useful lives, primarily on a straight-line basis. Purchased software and allowable internal costs, including compensation relating to software developed for internal use, are capitalized. Software is amortized using the straight-line method over the estimated useful lives of the assets, generally ranging from 3 to 10 years.

Goodwill and other intangible assets are reviewed for impairment on an annual basis or more frequently if events or changes in circumstances indicate the carrying amounts may not be recoverable.

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

Securities lending fees have been impacted by Northern Trust’s share of unrealized investment gains and losses in one investment fund that is used in securities lending activities and accounted for at fair value. As of September 30, 2010, securities in the mark-to-market fund had been sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in future periods. Certain investment management fee arrangements also may provide performance fees that are based on client portfolio returns exceeding predetermined levels. Northern Trust adheres to a policy in which it does not record any performance-based fee income until the end of the contract period, thereby eliminating the potential that revenue will be recognized in one quarter and reversed in a future quarter. Therefore, Northern Trust does not record any revenue under incentive fee programs that is at risk due to future performance contingencies. These arrangements often contain similar terms for the payment of performance-based fees to sub-advisors. The accounting for these performance-based expenses matches the treatment for the related performance-based revenues.

Client reimbursed out-of-pocket expenses that are an extension of existing services that are being rendered are recorded on a gross basis as revenue.

O. Client Security Settlement Receivables. These receivables represent other collection items presented on behalf of custody clients and settled through withdrawals from short term investment funds on a next day basis.

P. Income Taxes. Northern Trust follows an asset and liability approach to account for income taxes. The objective is to recognize the amount of taxes payable or refundable for the current year, and to recognize deferred tax assets and liabilities

76   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

R. Pension and Other Postretirement Benefits. Northern Trust records the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet. Prepaid pension benefits are reported in other assets and unfunded pension and postretirement benefit liabilities are reported in other liabilities. Plan assets and benefit obligations are measured annually at December 31. Pension costs are recognized ratably over the estimated working lifetime of eligible participants.

S. Share-Based Compensation Plans. Northern Trust recognizes as compensation expense the grant-date fair value of stock options and other equity-based compensation granted to employees within the consolidated income statement using a fair-value-based method. The fair values of stock and stock unit awards, including performance stock unit awards and director awards, are based on the price of the Corporation’s stock on the date of grant. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. The model utilizes weighted-average assumptions regarding the period of time that options granted are expected to be outstanding (expected term) based primarily on the historical exercise behavior attributable to previous option grants, the estimated yield from dividends paid on the Corporation’s stock over the expected term of the options, the expected volatility of Northern Trust’s stock price over a period equal to the expected term of the options, and a risk free interest rate based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

Compensation expense for share-based award grants with terms that provide for a graded vesting schedule, whereby portions of the award vest in increments over the requisite service period, are recognized on a straight-line basis over the requisite service period for the entire award. Northern Trust does not include an estimate of future forfeitures in its recognition of share-based compensation as historical forfeitures have not been significant. Share-based compensation is adjusted based on forfeitures as they occur. Dividend equivalents are paid on stock units on a current basis prior to vesting and distribution. Cash flows resulting from the realization of tax deductions from the exercise of stock options in excess of the compensation cost recognized (excess tax benefits) are classified as financing cash flows.

T. Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase. Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized financings and recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession of securities purchased under agreements to resell.

Note 2 – Recent Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. ASU 2010-20 requires loans and leases to be disclosed by segment and class, each as defined within the standard, and requires a greater level of disaggregated information about the credit quality of loans and leases and the reserves for credit losses, including increased disclosure of credit quality indicators, past due information, and modifications of loans and leases. Disclosures required by ASU 2010-20 that relate to period end information are effective for interim and annual reporting periods ending on or after December 15, 2010 and are presented in Note 5 – Loans and Leases and Note 6 – Reserve for Credit Losses. Disclosures regarding activity during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Disclosure requirements included within ASU 2010-20 regarding troubled debt restructurings were deferred by the FASB. Since ASU 2010-20 addresses financial statement disclosures only, adoption of this standard effective December 31, 2010 did not impact Northern Trust’s consolidated financial position or results of operations.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Securities

Securities Available for Sale. The following tables summarize the amortized cost, fair values, and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2010
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$667.2	$1.0	$9.8	$658.4
Obligations of States and Political Subdivisions	35.4	.9	–	36.3
Government Sponsored Agency	11,937.0	47.0	13.3	11,970.7
Corporate Debt	2,547.7	7.8	1.5	2,554.0
Non-U.S. Government Debt	440.6	–	–	440.6
Residential Mortgage-Backed	308.0	.9	54.3	254.6
Other Asset-Backed	1,606.5	1.5	2.3	1,605.7
Certificates of Deposit	1,402.5	–	–	1,402.5
Auction Rate	357.0	14.2	3.4	367.8
Other	796.4	4.2	3.7	796.9

Total	$20,098.3	$77.5	$88.3	$20,087.5

	DECEMBER 31, 2009
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$74.0	$–	$–	$74.0
Obligations of States and Political Subdivisions	45.6	1.4	–	47.0
Government Sponsored Agency	12,278.9	58.9	12.4	12,325.4
Corporate Debt	2,820.2	7.7	5.8	2,822.1
Non-U.S. Government Debt	80.6	–	–	80.6
Residential Mortgage-Backed	439.7	–	125.7	314.0
Other Asset-Backed	1,183.8	.5	3.0	1,181.3
Auction Rate	409.7	18.2	.2	427.7
Other	190.0	–	–	190.0

Total	$17,522.5	$86.7	$147.1	$17,462.1

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE

	DECEMBER 31, 2010
(In Millions)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$9,113.6	$9,100.9
Due After One Year Through Five Years	10,047.9	10,055.2
Due After Five Years Through Ten Years	569.4	568.1
Due After Ten Years	181.9	177.8
Other Securities Without Stated Maturities	185.5	185.5

Total	$20,098.3	$20,087.5

Asset-backed and government sponsored agency mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Auction Rate Securities Purchase Program. Although not obligated to do so, in 2008 Northern Trust purchased at par value certain illiquid auction rate securities held for clients under investment discretion or that were acquired by clients from Northern Trust’s affiliated broker/dealer. A $54.6 million charge was recorded in 2008 within other operating expenses reflecting differences between the securities’ par values and estimated purchase date fair values. Purchased securities were designated as available for sale and subsequent to their purchase are reported at fair value with unrealized gains and losses credited or charged, net of the tax effect, to AOCI.

78   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Federal Reserve and Federal Home Loan Bank Stock. Stock in Federal Reserve and Federal Home Loan Banks, included at cost within other securities available for sale above, totaled $42.5 million and $143.0 million, respectively, as of December 31, 2010, and $42.6 million and $147.0 million, respectively, as of December 31, 2009. Since October 2007, the Federal Home Loan Bank of Chicago (FHLBC) has been under a consensual cease and desist order with its regulator, the Federal Housing Finance Agency (FHFA). Under the terms of the order, capital stock repurchases, redemptions of FHLBC stock, and dividend declarations are subject to prior written approval from the FHFA, and the FHLBC has not declared or paid a dividend since the third quarter of 2007 through December 31, 2010. FHLBC stock totaled $66.6 million and $65.8 million at December 31, 2010 and 2009, respectively, all of which management believes will ultimately be recovered. On February 1, 2011, the FHLBC announced that its Board of Directors had declared, and the FHFA had approved, the payment in February 2011 of a nominal cash dividend.

Securities Held to Maturity. The following tables summarize the amortized cost, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2010
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$635.0	$26.2	$.4	$660.8
Government Sponsored Agency	169.3	4.6	.2	173.7
Other	383.3	–	10.6	372.7

Total	$1,187.6	$30.8	$11.2	$1,207.2

	DECEMBER 31, 2009
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$692.6	$34.5	$.6	$726.5
Government Sponsored Agency	114.6	2.4	.2	116.8
Other	354.2	–	11.8	342.4

Total	$1,161.4	$36.9	$12.6	$1,185.7

REMAINING MATURITY OF SECURITIES HELD TO MATURITY

	DECEMBER 31, 2010
(In Millions)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$204.8	$206.0
Due After One Year Through Five Years	547.7	560.3
Due After Five Years Through Ten Years	397.7	407.2
Due After Ten Years	37.4	33.7

Total	$1,187.6	$1,207.2

Government sponsored agency mortgage-backed securities are included in the above table taking into account anticipated future prepayments.

Investment Security Gains and Losses. Losses totaling $21.2 million, $26.7 million and $61.3 million were recognized in 2010, 2009 and 2008, respectively, in connection with the write-down of residential mortgage-backed securities that were determined to be other-than-temporarily impaired. Realized security gains totaled $.8 million, $3.3 million, and $5.0 million in 2010, 2009, and 2008, respectively.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with Unrealized Losses. The following tables provide information regarding securities that have been in a continuous unrealized loss position for less than 12 months, and for 12 months or longer, as of December 31, 2010 and December 31, 2009.

Securities with Unrealized Losses as of December 31, 2010	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
U.S. Government	$492.9	$9.8	$–	$–	$492.9	$9.8
Obligations of States and Political Subdivisions	3.0	–	3.2	.4	6.2	.4
Government Sponsored Agency	980.7	11.0	328.7	2.5	1,309.4	13.5
Corporate Debt	930.6	1.1	475.2	.4	1,405.8	1.5
Residential Mortgage-Backed	–	–	248.8	54.3	248.8	54.3
Other Asset-Backed	513.5	2.2	27.0	.1	540.5	2.3
Auction Rate	77.6	3.3	.7	.1	78.3	3.4
Other	482.2	6.8	36.5	7.5	518.7	14.3

Total	$3,480.5	$34.2	$1,120.1	$65.3	$4,600.6	$99.5

Securities with Unrealized Losses as of December 31, 2009	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of States and Political Subdivisions	$7.7	$.2	$2.6	$.4	$10.3	$.6
Government Sponsored Agency	810.6	3.0	523.3	9.6	1,333.9	12.6
Corporate Debt	1,220.7	5.8	–	–	1,220.7	5.8
Residential Mortgage-Backed	.5	1.5	313.5	124.2	314.0	125.7
Other Asset-Backed	222.1	.5	570.1	2.5	792.2	3.0
Auction Rate	7.0	.2	–	–	7.0	.2
Other	4.1	2.7	34.0	9.1	38.1	11.8

Total	$2,272.7	$13.9	$1,443.5	$145.8	$3,716.2	$159.7

As of December 31, 2010, 315 securities with a combined fair value of $4.6 billion were in an unrealized loss position, with their unrealized losses totaling $99.5 million. The majority of the unrealized losses reflect the impact of credit and liquidity spreads on the valuations of 29 residential mortgage-backed securities with unrealized losses totaling $54.3 million, all of which have been in an unrealized loss position for more than 12 months. Residential mortgage-backed securities rated below double-A at December 31, 2010 represented 76% of the total fair value of residential mortgage-backed securities, were comprised primarily of sub-prime and Alt-A securities, and had a total amortized cost and fair value of $244.9 million and $194.0 million, respectively. Securities classified as “other asset-backed” at December 31, 2010 were predominantly floating rate with average lives less than 5 years, and 100% were rated triple-A.

Unrealized losses of $13.5 million related to government sponsored agency securities are primarily attributable to changes in market rates since their purchase. The majority of the $14.3 million of unrealized losses in securities classified as “other” at December 31, 2010 relate to securities which Northern Trust purchases for compliance with the Community Reinvestment Act (CRA). Unrealized losses on these CRA related other securities are attributable to their purchase at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. Unrealized losses of $3.4 million related to auction rate securities primarily reflect reduced market liquidity as a majority of auctions continue to fail preventing holders from liquidating their investments at par. Unrealized losses of $1.5 million within corporate debt securities primarily reflect widened credit spreads; 88% of the corporate debt portfolio is backed by guarantees provided by U.S. and non-U.S. governmental entities. The remaining unrealized losses on Northern Trust’s securities portfolio as of December 31, 2010 are attributable to changes in overall market interest rates, increased credit spreads, and reduced market liquidity.

While all securities are considered, the following describes Northern Trust’s process for identifying credit impairment within mortgage-backed securities, including residential mortgage-backed securities, the security type for which Northern Trust has previously recognized OTTI. To determine if an unrealized loss on a mortgage-backed security

80   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is other-than-temporary, economic models are used to perform cash flow analyses by developing multiple scenarios in order to create reasonable forecasts of the security’s future performance using available data including servicers’ loan charge off patterns, prepayment speeds, annualized default rates, each security’s current delinquency pipeline, the delinquency pipeline’s growth rate, the roll rate from delinquency to default, loan loss severities and historical performance of like collateral, along with Northern Trust’s outlook for the housing market and the overall economy. If the present value of future cash flows projected as a result of this analysis is less than the current amortized cost of the security, a credit-related OTTI loss is recorded to earnings equal to the difference between the two amounts.

The factors used in developing the expected loss on mortgage-backed securities vary by year of origination and type of collateral. As of December 31, 2010, the expected loss on subprime and Alt-A portfolios was developed using default roll rates ranging from 2% to 30% for underlying assets that are current and ranging from 30% to 100% for underlying assets that are 30 days or more past due as to principal and interest payments or in foreclosure. Severities of loss ranging from 35% to 85% (revised from 45% to 85% as of December 31, 2009) were assumed for underlying assets that may ultimately end up in default. During the year ended December 31, 2010, performance metrics specific to subprime and Alt-A loans experienced additional deterioration resulting in the recognition of OTTI losses of $21.2 million in connection with 9 residential mortgage-backed securities. This compares with OTTI losses of $26.7 million recognized in 2009 in connection with 14 residential mortgage-backed securities.

Credit Losses on Debt Securities. The table below provides information regarding total other-than-temporarily impaired securities, including noncredit-related amounts recognized in other comprehensive income as well as net impairment losses recognized in earnings for the years ended December 31, 2010 and 2009.

	DECEMBER 31,
(In Millions)	2010	2009
Changes in Other-Than-Temporary Impairment Losses*	$(.8)	$(93.4)
Noncredit-related Losses Recorded in / (Reclassified from) OCI**	(20.4)	66.7

Net Impairment Losses Recognized in Earnings	(21.2)	(26.7)

* For initial other-than-temporary impairments in the respective period, the balance includes the excess of the amortized cost over the fair value of the impaired securities. For subsequent impairments of the same security, the balance includes any additional changes in fair value of the security subsequent to its most recently recorded OTTI.

** For initial other-than-temporary impairments in the respective period, the balance includes the portion of the excess of amortized cost over the fair value of the impaired securities that was recorded in OCI. For subsequent impairments of the same security, the balance includes additional changes in OCI for that security subsequent to its most recently recorded OTTI.

Provided in the table below are the cumulative credit-related losses recognized in earnings on debt securities other-than-temporarily impaired.

	PERIOD ENDED DECEMBER 31,
($ In Millions)	2010	2009
Cumulative Credit-Related Losses on Securities – Beginning of Period*	$73.0	$46.3
Plus: Losses on Newly Identified Impairments	3.3	20.2
Additional Losses on Previously Identified Impairments	17.9	6.5

Cumulative Credit-Related Losses on Securities – End of Period	$94.2	$73.0

* Beginning of period for 2009 was April 1, 2009, consistent with the effective date of FSP FAS115-2.

The table below provides information regarding available-for-sale debt securities held as of December 31, 2010 and 2009, for which an other-than-temporary impairment loss had been recognized in the year presented or previously.

	DECEMBER 31,
(In Millions)	2010	2009
Fair Value	$79.9	$78.7
Amortized Cost Basis	113.3	145.1

Noncredit-related (Losses) Recognized in OCI	(33.4)	(66.4)
Tax Effect	12.2	24.4

Amount Recorded in OCI	$(21.2)	$(42.0)

Note 4 – Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession of securities purchased under agreements to resell.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize information related to securities purchased under agreements to resell and securities sold under agreements to repurchase.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	DECEMBER 31
($ In Millions)	2010	2009
Balance at December 31	$152.1	$227.4
Average Balance During the Year	277.3	311.5
Average Interest Rate Earned During the Year	.17%	.15%
Maximum Month-End Balance During the Year	578.0	579.7

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	DECEMBER 31
($ In Millions)	2010	2009
Balance at December 31	$954.4	$1,037.5
Average Balance During the Year	626.8	737.7
Average Interest Rate Paid During the Year	.17%	.16%
Maximum Month-End Balance During the Year	954.4	1,037.5

Note 5 – Loans and Leases

Amounts outstanding for loans and leases, by segment and class, are shown below.

	DECEMBER 31
(In Millions)	2010	2009
Commercial
Commercial and Institutional	$5,914.5	$6,312.1
Commercial Real Estate	3,242.4	3,213.2
Lease Financing, net	1,063.7	1,004.4
Non-U.S.	1,046.2	728.5
Other	346.6	457.5

Total Commercial	11,613.4	11,715.7

Personal
Residential Real Estate	10,854.9	10,807.7
Private Client	5,423.7	5,004.4
Other	240.0	277.9

Total Personal	16,518.6	16,090.0

Total Loans and Leases	$28,132.0	$27,805.7
Reserve for Credit Losses Assigned to Loans and Leases	(319.6)	(309.2)

Net Loans and Leases	$27,812.4	$27,496.5

Included within the non-U.S., commercial-other, and personal-other classes were short duration advances primarily related to the processing of custodied client investments that totaled $1.4 billion and $1.0 billion at December 31, 2010 and 2009, respectively. Residential real estate loans classified as held for sale totaled $2.2 million at December 31, 2010 and $4.2 million at December 31, 2009 and are included in the residential real estate class.

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31
(In Millions)	2010	2009
Direct Finance Leases:
Lease Receivable	$148.4	$133.9
Residual Value	176.1	138.7
Initial Direct Costs	1.8	1.0
Unearned Income	(44.9)	(38.9)

Investment in Direct Finance Leases	$281.4	$234.7

Leveraged Leases:
Net Rental Receivable	353.0	356.6
Residual Value	743.8	743.4
Unearned Income	(314.5)	(330.3)

Investment in Leveraged Leases	$782.3	$769.7

Lease Financing, net	$1,063.7	$1,004.4

The following schedule reflects the future minimum lease payments to be received over the next five years under direct finance leases:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2011	$34.8
2012	27.2
2013	21.2
2014	17.6
2015	13.8

Credit Quality Indicators

Credit quality indicators are statistics, measurements or other metrics regarding the relative credit risk of loans and leases. Northern Trust utilizes a variety of credit quality indicators to assess the credit risk of loans and leases at the segment, class, and individual credit exposure levels.

As part of its credit process, Northern Trust utilizes an internal borrower risk rating system to support identification, approval, and monitoring of credit risk. Borrower risk ratings are used in credit underwriting and management reporting, and in the calculation of loss reserves and economic capital.

Risk ratings are used for ranking the credit risk of borrowers and the probability of their default. Each borrower is rated using one of a number of ratings models, which consider both quantitative and qualitative factors. The ratings models vary among classes of loans and leases in order to capture the unique risk characteristics inherent within each particular type of credit exposure. All rating models are focused on the financial performance and condition of the borrower, including cash flows, liquidity, capital levels and financial flexibility, as applicable. The residential real estate

82   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

class has a separate re-rating model focused primarily on borrower payment performance and delinquency status. While the criteria vary by model, the objective is for the borrower ratings to be consistent in both the measurement and ranking of risk. Each model is calibrated to a master rating scale to support this consistency. Ratings for borrowers not in default range from “1” for the strongest credits to “7” for the weakest non-defaulted credits. Ratings of “8” or “9” are used for defaulted borrowers. Borrower risk ratings are monitored and are revised when events or circumstances indicate a change is required. In all cases, risk ratings are validated at least annually.

December 31, 2010 loan and lease segment and class balances are provided below, segregated by borrower ratings into below average risk, average risk, and watch list categories.

(In Millions)	BELOW AVERAGE RISK	AVERAGE RISK	WATCH LIST	TOTAL
Commercial
Commercial and Institutional	$2,821.5	$2,849.8	$243.2	$5,914.5
Commercial Real Estate	1,232.8	1,594.3	415.3	3,242.4
Lease Financing, net	571.6	473.0	19.1	1,063.7
Non-U.S.	430.0	596.5	19.7	1,046.2
Other	209.5	137.1	–	346.6

Total Commercial	5,265.4	5,650.7	697.3	11,613.4

Personal
Residential Real Estate	2,896.0	7,586.9	372.0	$10,854.9
Private Client	3,326.5	2,064.1	33.1	5,423.7
Other	78.1	161.9	–	240.0

Total Personal	6,300.6	9,812.9	405.1	16,518.6

Total Loans and Leases	$11,566.0	$15,463.6	$1,102.4	$28,132.0

Borrowers designated as below average risk represent exposures that are generally equivalent in strength to investment grade ratings and consist of credits with borrower ratings from “1 – 3”. These credits are expected to exhibit minimal to modest probabilities of default and are characterized by borrowers having the strongest financial qualities, including above average financial flexibility, cash flows and capital levels. Borrowers assigned these ratings are anticipated to experience very little to moderate financial pressure in adverse down cycle scenarios.

Borrowers designated as average risk represent exposures with borrower ratings of “4” and “5”. These credits are expected to exhibit moderate to acceptable probabilities of default and are characterized by borrowers with less financial flexibility than those in the below average risk category. Cash flows and capital levels are generally sufficient to allow for borrowers to meet current requirements, but have reduced cushion in adverse down cycle scenarios.

Borrowers designated as watch list represent exposures with elevated credit risk profiles that are monitored through internal watch lists, and consist of credits with borrower ratings of “6 – 9”. These credits, which include all nonperforming credits, are expected to exhibit minimally acceptable probabilities of default, elevated risk of default or are currently in default. Borrowers associated with these risk profiles that are not currently in default have limited financial flexibility. Cash flows and capital levels range from acceptable to potentially insufficient to meet current requirements, particularly in adverse down cycle scenarios.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide balances and delinquency status of performing and nonperforming loans and leases by segment and class, as well as the total other real estate owned and nonperforming asset balances, as of December 31, 2010 and 2009.

(In Millions)	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	CURRENT	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2010
Commercial
Commercial and Institutional	$16.3	$8.2	$.8	$5,831.2	$5,856.5	$58.0	$5,914.5
Commercial Real Estate	24.2	15.7	9.4	3,076.7	3,126.0	116.4	3,242.4
Lease Financing, net	–	–	–	1,063.7	1,063.7	–	1,063.7
Non-U.S.	–	–	–	1,046.2	1,046.2	–	1,046.2
Other	–	–	–	346.6	346.6	–	346.6

Total Commercial	40.5	23.9	10.2	11,364.4	11,439.0	174.4	11,613.4

Personal
Residential Real Estate	76.1	17.2	.9	10,607.4	10,701.6	153.3	10,854.9
Private Client	35.7	13.0	1.9	5,367.8	5,418.4	5.3	5,423.7
Other	–	–	–	240.0	240.0	–	240.0

Total Personal	111.8	30.2	2.8	16,215.2	16,360.0	158.6	16,518.6

Total Loans and Leases	$152.3	$54.1	$13.0	$27,579.6	$27,799.0	$333.0	$28,132.0

				Total Other Real Estate Owned		$45.5

				Total Nonperforming Assets		$378.5

(In Millions)	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	CURRENT	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2009
Commercial
Commercial and Institutional	$73.3	$50.0	$6.9	$6,133.4	$6,263.6	$48.5	$6,312.1
Commercial Real Estate	40.2	5.2	3.4	3,055.1	3,103.9	109.3	3,213.2
Lease Financing, net	–	–	–	1,004.4	1,004.4	–	1,004.4
Non-U.S.	–	–	–	728.5	728.5	–	728.5
Other	–	–	–	457.5	457.5	–	457.5

Total Commercial	113.5	55.2	10.3	11,378.9	11,557.9	157.8	11,715.7

Personal
Residential Real Estate	85.5	23.0	1.6	10,580.7	10,690.8	116.9	10,807.7
Private Client	43.5	16.3	3.2	4,937.6	5,000.6	3.8	5,004.4
Other	–	–	–	277.9	277.9		277.9

Total Personal	129.0	39.3	4.8	15,796.2	15,969.3	120.7	16,090.0

Total Loans and Leases	$242.5	$94.5	$15.1	$27,175.1	$27,527.2	$278.5	$27,805.7

				Total Other Real Estate Owned		$29.6

				Total Nonperforming Assets		$308.1

84   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide information related to impaired loans by segment and class as of December 31, 2010 and 2009.

(In Millions)	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	SPECIFIC RESERVE
DECEMBER 31, 2010
With no related specific reserve:
Commercial and Institutional	$17.9	$26.1	$–
Commercial Real Estate	43.7	62.4	–
Residential Real Estate	111.9	138.1	–
Private Client	3.7	3.9	–

With a related specific reserve:
Commercial and Institutional	41.7	47.8	19.8
Commercial Real Estate	77.2	88.9	29.5
Residential Real Estate	5.1	5.1	2.4

Total:
Commercial	180.5	225.2	49.3
Personal	120.7	147.1	2.4

Total	$301.2	$372.3	$51.7

DECEMBER 31, 2009
With no related specific reserve:
Commercial and Institutional	$23.4	$26.4	$–
Commercial Real Estate	41.3	58.6	–
Residential Real Estate	70.4	73.3	–
Private Client	2.5	2.5	–

With a related specific reserve:
Commercial and Institutional	24.8	29.0	12.1
Commercial Real Estate	67.2	79.4	30.6
Residential Real Estate	1.7	1.9	.8
Private Client	.8	.8	.3

Total:
Commercial	156.7	193.4	42.7
Personal	75.4	78.5	1.1

Total	$232.1	$271.9	$43.8

Impaired loans are identified through ongoing credit management activities including the formal review of past due and watch list credits. Payment performance and delinquency status are critical factors in identifying impairment for all loans and leases, particularly those within the residential real estate, private client and personal-other classes. Other factors considered in the determination of impairment for loans and leases within the commercial and institutional, non-U.S., lease financing and commercial-other classes are related to the borrower’s ability to perform under the terms of the obligation as measured through the assessment of future cash flows, collateral value, market value, and other factors. Collateral value is a significant factor in identifying impairment for loans and leases within the commercial real estate and residential real estate classes.

Included within impaired loans as of December 31, 2010 and December 31, 2009 were $56.3 million and $24.3 million, respectively, of loans deemed troubled debt restructurings (TDRs). As of December 31, 2010, there were $33.4 million nonperforming TDRs and $22.9 million performing TDRs. As of December 31, 2009, all TDRs were nonperforming. There were $16.3 million and $27.4 million of unfunded loan commitments and standby letters of credit at December 31, 2010 and 2009, respectively, issued to borrowers whose loans were classified as nonperforming or impaired.

The average recorded investment in impaired loans was $253.8 million and $193.8 million for the years ended December 31, 2010 and 2009, respectively. Interest income that would have been recorded on nonperforming loans in accordance with their original terms totaled approximately $16.0 million in 2010, $8.0 million in 2009, and $2.7 million in 2008.

Note 6 – Reserve for Credit Losses

The reserve for credit losses, which represents management’s estimate of probable losses related to specific borrower relationships as well as for probable losses inherent in the various loan and lease portfolios, unfunded commitments, and standby letters of credit, is determined by management through a disciplined credit review process.

Northern Trust’s Loan Loss Reserve Committee assesses a common set of qualitative factors in establishing loan loss reserves for both the commercial and personal loan segments. Factors evaluated include those related to external matters, such as economic conditions and changes in collateral value, and those related to internal matters, such as changes in asset quality metrics and loan review activities. The risk characteristics of both loan segments are also evaluated and include portfolio delinquencies, percentage of portfolio on the watch list and on nonperforming status, and average borrower ratings. Loan-to-value levels are considered for collateral-secured loans and leases in both the personal and commercial segments. Borrower debt service coverage is evaluated in the personal segment, and cash flow coverage is analyzed in the commercial segment. Similar risk characteristics by type of exposure are analyzed when determining the reserve for unfunded commitments and standby letters of credit. These qualitative factors, together with historical loss rates, serve as the basis for the reserve for credit losses.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the reserve for credit losses were as follows:

(In Millions)	2010	2009	2008
Balance at Beginning of Year	$340.6	$251.1	$160.2
Charge-Offs	(150.1)	(132.3)	(25.7)
Recoveries	6.9	6.5	2.5

Net Charge-Offs	(143.2)	(125.8)	(23.2)
Provision for Credit Losses	160.0	215.0	115.0
Effect of Foreign Exchange Rates	(.1)	.3	(.9)

Balance at End of Year	$357.3	$340.6	$251.1

Reserve for Credit Losses Assigned to:
Loans and Leases	$319.6	$309.2	$229.1
Unfunded Commitments and Standby Letters of Credit	37.7	31.4	22.0

Total Reserve for Credit Losses	$357.3	$340.6	$251.1

The following tables provide information regarding the balances of the reserve for credit losses and recorded investments in loans and leases by segment as of December 31, 2010 and 2009.

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2010
Loans and Leases:
Specifically Evaluated for Impairment	$180.5	$120.7	$301.2
Evaluated for Inherent Impairment	11,432.9	16,397.9	27,830.8

Total Loans and Leases	11,613.4	16,518.6	28,132.0

Reserve for Credit Losses on Credit Exposures:
Specifically Evaluated for Impairment	49.3	2.4	51.7
Evaluated for Inherent Impairment	171.4	96.5	267.9

Reserve assigned to loans and leases	220.7	98.9	319.6
Reserve assigned to unfunded commitments and standby letters of credit	36.0	1.7	37.7

Total Reserve for Credit Losses	$256.7	$100.6	$357.3

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2009
Loans and Leases:
Specifically Evaluated for Impairment	$156.7	$75.4	$232.1
Evaluated for Inherent Impairment	11,559.0	16,014.6	27,573.6

Total Loans and Leases	11,715.7	16,090.0	27,805.7

Reserve for Credit Losses on Credit Exposures:
Specifically Evaluated for Impairment	42.7	1.1	$43.8
Evaluated for Inherent Impairment	180.2	85.2	265.4

Reserve assigned to loans and leases	222.9	86.3	309.2
Reserve assigned to unfunded commitments and standby letters of credit	29.3	2.1	31.4

Total Reserve for Credit Losses	$252.2	$88.4	$340.6

Note 7 – Concentrations of Credit Risk

Concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that a credit exposure falls into one of these groups does not necessarily indicate that the credit has a higher than normal degree of credit risk. These groups are: commercial real estate, residential real estate, and banks and bank holding companies.

Commercial Real Estate. The commercial real estate portfolio consists of commercial mortgages and construction, acquisition and development loans extended primarily to highly experienced developers and/or investors well known to Northern Trust. Underwriting standards generally reflect conservative loan-to-value ratios and debt service coverage requirements. Recourse to borrowers through guarantees is also commonly required. Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.4 million each and are primarily located in the Illinois, Florida, California, and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

86   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2010	2009
Commercial Mortgages:
Office	$605.3	$592.7
Apartment/ Multi-family	572.4	521.6
Retail	517.8	453.1
Industrial/ Warehouse	383.7	378.1
Other	193.7	119.7

Total Commercial Mortgages	2,272.9	2,065.2

Construction, Acquisition and Development Loans	591.8	678.2
Single Family Investment	246.8	272.5
Other Commercial Real Estate Related	130.9	197.3

Total Commercial Real Estate Loans	$3,242.4	3,213.2

Residential Real Estate. At December 31, 2010, residential real estate loans totaled $10.9 billion or 40% of total U.S. loans at December 31, 2010, compared with $10.8 billion or 40% at December 31, 2009. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral are obtained upon refinancing or default or when otherwise considered warranted. Collateral revaluations for mortgages are performed by independent third parties. Of the total $10.9 billion in residential real estate loans, $4.0 billion were in the greater Chicago area, $2.9 billion were in Florida, and $1.4 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $2.5 billion at December 31, 2010 and 2009.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of short-term money market assets, which totaled $15.5 billion and $13.2 billion at December 31, 2010 and 2009, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $2.7 billion and $2.4 billion at December 31, 2010 and 2009, respectively. Credit risk associated with U.S. and non-U.S. banks and bank holding companies deemed to be counterparties by Credit Policy is managed by the Counterparty Risk Management Committee. Credit risk associated with other U.S. banks and bank holding companies that maintain commercial credit relationships with Northern Trust is managed by the relevant Credit Approval Committee and/or the Senior Credit Committee. Credit limits are established through a review process that includes an internally prepared financial analysis, use of the internal risk rating system and consideration of external ratings from rating agencies. Northern Trust places deposits with banks that have strong internal and external credit ratings and the average life to maturity of deposits with banks is maintained on a short-term basis in order to respond quickly to changing credit conditions.

Note 8 – Buildings and Equipment

A summary of buildings and equipment is presented below.

	DECEMBER 31, 2010
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$33.5	$.6	$32.9
Buildings	201.0	70.6	130.4
Equipment	342.0	160.0	182.0
Leasehold Improvements	218.6	99.4	119.2
Buildings Leased under Capital Leases	83.9	43.9	40.0

Total Buildings and Equipment	$879.0	$374.5	$504.5

	DECEMBER 31, 2009
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$41.7	$.8	$40.9
Buildings	256.8	87.7	169.1
Equipment	359.0	185.6	173.4
Leasehold Improvements	205.8	88.3	117.5
Buildings Leased under Capital Leases	83.9	41.3	42.6

Total Buildings and Equipment	$947.2	$403.7	$543.5

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $93.5 million in 2010, $95.7 million in 2009, and $87.6 million in 2008.

Note 9 – Lease Commitments

At December 31, 2010, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreements. Minimum annual lease commitments as of December 31, 2010 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2011	$73.7
2012	74.0
2013	68.5
2014	62.1
2015	55.8
Later Years	389.5

Total Minimum Lease Payments	$723.6

Net rental expense for operating leases included in occupancy expense amounted to $68.1 million in 2010, $70.2 million in 2009, and $67.6 million in 2008.

One of the buildings and related land utilized for Chicago operations has been leased under an agreement that qualifies as a capital lease. The original long-term financing for the property was provided by the Corporation and the Bank. In the event of sale or refinancing, the Bank would anticipate receiving full repayment of any outstanding loans plus 42% of any proceeds in excess of the original project costs.

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2010.

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS, NET
2011	$7.7
2012	7.9
2013	8.1
2014	8.4
2015	8.3
Later Years	31.0

Total Minimum Lease Payments, net	71.4
Less: Amount Representing Interest	23.3

Net Present Value under Capital Lease Obligations	$48.1

Note 10 – Goodwill and Other Intangibles

The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 were as follows:

(In Millions)	CORPORATE AND INSTITUTIONAL SERVICES	PERSONAL FINANCIAL SERVICES	TOTAL
Balance at December 31, 2008	$322.6	$66.8	$389.4
Other Changes *	12.1	.1	12.2

Balance at December 31, 2009	$334.7	$66.9	$401.6
Goodwill Acquired – Investment Management Company	–	4.6	4.6
Other Changes *	(5.2)	(.1)	(5.3)

Balance at December 31, 2010	$329.5	$71.4	$400.9

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated goodwill.

Other intangible assets are included in other assets in the consolidated balance sheet. The gross carrying amount and accumulated amortization of other intangible assets subject to amortization as of December 31, 2010 and 2009 were as follows:

OTHER INTANGIBLE ASSETS-SUBJECT TO AMORTIZATION*

	DECEMBER 31
(In Millions)	2010	2009
Gross Carrying Amount	$164.2	$157.0
Accumulated Amortization	111.0	96.3

Net Book Value	$53.2	$60.7

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $14.8 million, $16.2 million, and $17.8 million for the years ended December 31, 2010, 2009, and 2008, respectively. Amortization expense for the years 2011, 2012, 2013, 2014 and 2015 is estimated to be $11.8 million, $11.6 million, $11.3 million, $11.2 million, and $3.8 million, respectively.

88   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Senior Notes and Long-Term Debt

Senior Notes. A summary of senior notes outstanding at December 31 is presented below.

($ In Millions)	RATE	2010	2009
Corporation-Senior Notes (a) (d)
Fixed Rate Due Aug. 2011 (f)	5.30%	$249.9	$249.7
Fixed Rate Due Nov. 2012 (g) (k)	5.20	214.6	215.3
Fixed Rate Due Aug. 2013 (h) (k)	5.50	432.2	425.5
Fixed Rate Due May 2014	4.63	500.0	500.0
Fixed Rate Due Nov. 2020 (j)	3.45	499.4	–
Bank-Senior Note (a) (b) (d)
Floating Rate – Sterling Denominated Due March 2010	.71	–	161.3

Total Senior Notes		$1,896.1	$1,551.8

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)	2010	2009
Bank-Subordinated Debt (a) (d)
6.30% Notes due March 2011 (b)	$150.0	$150.0
4.60% Notes due Feb. 2013 (b)	200.0	200.0
5.85% Notes due Nov. 2017 (b) (k)	229.5	219.5
6.50% Notes due Aug. 2018 (b) (i) (k)	337.6	321.7
5.375% Sterling Denominated Notes due March 2015 (e)	231.6	241.3

Total Bank-Subordinated Debt	1,148.7	1,132.5
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End – 4.18% in 2010; 6.53% in 2009)	426.4	165.0
One to Three Years (Average Rate at Year End – 4.46% in 2010 and 2009)	870.0	1,096.4
Three to Five Years (Average Rate at Year End – 4.40% in 2010; 4.08% in 2009)	135.0	335.0
Five to Ten Years (Average Rate at Year End – 6.38% in 2010 and 2009)	101.1	101.1

Total Federal Home Loan Bank Borrowings	1,532.5	1,697.5
Capital Lease Obligations (c)	48.1	7.8

Total Long-Term Debt	$2,729.3	$2,837.8

Long-Term Debt Qualifying as Risk-Based Capital	$765.8	$892.0

(a) Not redeemable prior to maturity.

(b) Under the terms of its current Offering Circular dated October 29, 2010, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $1.0 billion of subordinated notes. Each senior note will mature from 30 days to fifteen years, and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(c) Refer to Note 9.

(d) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

(e) Notes issued at a discount of ..484%.

(f) Notes issued at a discount of .035%.

(g) Notes issued at a discount of .044%.

(h) Notes issued at a discount of .09%.

(i) Notes issued at a discount of .02%

(j) Notes issued at a discount of .117%

(k) Interest-rate swap contracts were entered into to modify the interest expense on these senior and subordinated notes from fixed rates to floating rates. The swaps are recorded as fair value hedges and at December 31, 2010, increases in the carrying values of the senior and subordinated notes outstanding of $47.8 million and $67.4 million, respectively, were recorded. As of December 31, 2009, increases in the carrying values of senior and subordinated notes outstanding of $42.1 million and $41.7 million, respectively, were recorded.

Note 12 – Floating Rate Capital Debt

In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation (“NTC Capital I”). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust (“NTC Capital II”), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR) and are due January 15, 2027. The Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR and are due April 15, 2027. Both Series A and B Securities currently qualify as tier 1 capital for regulatory purposes. Under the provisions of The Dodd-Frank Wall Street Reform and Consumer Protection Act, the tier 1 regulatory capital treatment of these securities will be phased out over a three-year period beginning on January 1, 2013. The specifics of the phaseout of tier 1 capital treatment have not yet been established by bank regulators.

The Corporation has fully, irrevocably and unconditionally guaranteed all payments due on the Series A and B Securities. The holders of the Series A and B Securities are entitled to receive preferential cumulative cash distributions quarterly in arrears (based on the liquidation amount of $1,000 per Security) at an interest rate equal to the rate on the corresponding Subordinated Debentures. The interest rate on the Series A and Series B securities is equal to three-month LIBOR plus .52% and .59%, respectively. Subject to certain exceptions, the Corporation has the right to defer payment of interest on the Subordinated Debentures at

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   89

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

any time or from time to time for a period not exceeding 20 consecutive quarterly periods provided that no extension period may extend beyond the stated maturity date. If interest is deferred on the Subordinated Debentures, distributions on the Series A and B Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions, to pay or declare any cash distributions with respect to the Corporation’s capital stock or debt securities that rank the same as or junior to the Subordinated Debentures, until all past due distributions are paid. The Subordinated Debentures are unsecured and subordinated to substantially all of the Corporation’s existing indebtedness.

The Corporation has the right to redeem the Series A and Series B Subordinated Debentures, in whole or in part, at a price equal to the principal amount plus accrued and unpaid interest. The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2010 and 2009:

	DECEMBER 31
(In Millions)	2010	2009
NTC Capital I Subordinated Debentures due January 15, 2027	$153.8	$153.8
NTC Capital II Subordinated Debentures due April 15, 2027	123.1	123.0

Total Subordinated Debentures	$276.9	$276.8

Note 13 – Stockholders’ Equity

Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. There was no preferred stock outstanding at December 31, 2010 and 2009.

Common Stock. On May 1, 2009, Northern Trust issued 17,250,000 shares of common stock of the Corporation with a par value of $1.66 2/3 per share. The Corporation’s current share buyback program authorization was increased to 12.0 million shares in October 2006. Under this program, the Corporation may purchase an additional 7.2 million shares after December 31, 2010. The repurchased shares would be used for general purposes of the Corporation, including management of the Corporation’s capital level and the issuance of shares under stock option and other incentive plans of the Corporation. The average price paid per share for common stock repurchased in 2010, 2009, and 2008 was $52.33, $55.05, and $68.68, respectively.

An analysis of changes in the number of shares of common stock outstanding follows:

	2010	2009	2008
Balance at January 1	241,679,942	223,263,132	220,608,834
Common Stock Issuance	–	17,250,000	–
Incentive Plan and Awards	300,376	479,359	296,621
Stock Options Exercised	419,846	938,249	3,450,608
Treasury Stock Purchased	(131,261)	(250,798)	(1,092,931)

Balance at December 31	242,268,903	241,679,942	223,263,132

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

Series B Preferred Stock. The Series B Preferred Stock was without par value and had a liquidation preference of $1,000 per share. Cumulative dividends on the Series B Preferred Stock accrued on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter. The fair value of the Series B Preferred Stock was determined through the use of a discounted cash flow model. The model incorporated projected cash flows over management’s estimate of a five year life of the preferred stock at the date of issuance and an assumed market yield of 12%. The discount was accreted using a constant effective yield of approximately 6.13% over a five year term, consistent with management’s estimate of the life of the preferred stock at the date of issuance. Dividends on the preferred stock and the related accretion of the discount on preferred stock reduced net income applicable to common stock by $111.1 million and $12.0 million in 2009 and 2008, respectively.

90   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   91

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Accumulated Other Comprehensive Income (Loss)

The following table summarizes the components of accumulated other comprehensive income (loss) at December 31, 2010, 2009, and 2008, and changes during the years then ended.

	PERIOD CHANGE
(In Millions)	BEGINNING BALANCE (NET OF TAX)	BEFORE TAX AMOUNT	TAX EFFECT	ENDING BALANCE (NET OF TAX)
DECEMBER 31, 2010
Noncredit-Related Unrealized Losses on Securities OTTI	$(42.0)	$33.0	$(12.2)	$(21.2)
Other Unrealized Gains (Losses) on Securities Available for Sale, net	.3	(8.8)	3.4	(5.1)
Reclassification Adjustments	–	20.2	(7.4)	12.8

Net Unrealized Gains (Losses) on Securities Available for Sale	(41.7)	44.4	(16.2)	(13.5)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(26.2)	46.7	(17.1)	3.4
Reclassification Adjustments	–	12.6	(4.6)	8.0

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(26.2)	59.3	(21.7)	11.4
Foreign Currency Translation Adjustments	11.3	4.0	(22.3)	(7.0)
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(310.5)	12.1	(1.1)	(299.5)
Prior Service (Cost) Benefit	5.5	(3.5)	1.3	3.3

Total Pension and Other Postretirement Benefit Adjustments	(305.0)	8.6	.2	(296.2)

Accumulated Other Comprehensive Income (Loss)	$(361.6)	$116.3	$(60.0)	$(305.3)

DECEMBER 31, 2009
Cumulative Effect of Applying FSP FAS 115-2 (ASC 320-10)	$–	$(15.0)	$5.5	$(9.5)
Noncredit-Related Unrealized Losses on Securities OTTI	–	(66.4)	24.4	(42.0)
Other Unrealized Gains (Losses) on Securities Available for Sale, net	(212.9)	374.7	(137.5)	24.3
Reclassification Adjustments	–	(22.9)	8.4	(14.5)

Net Unrealized Gains (Losses) on Securities Available for Sale	(212.9)	270.4	(99.2)	(41.7)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(20.7)	8.2	(3.0)	(15.5)
Reclassification Adjustments	–	(16.9)	6.2	(10.7)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(20.7)	(8.7)	3.2	(26.2)
Foreign Currency Translation Adjustments	12.8	(38.1)	36.6	11.3
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(266.5)	(46.1)	2.1	(310.5)
Prior Service (Cost) Benefit	(6.4)	18.6	(6.7)	5.5
Transition Obligation	(1.2)	1.9	(.7)	–

Total Pension and Other Postretirement Benefit Adjustments	(274.1)	(25.6)	(5.3)	(305.0)

Accumulated Other Comprehensive Income (Loss)	$(494.9)	$198.0	$(64.7)	$(361.6)

DECEMBER 31, 2008
Unrealized Gains (Losses) on Securities Available for Sale	$(28.7)	$(348.9)	$129.1	$(248.5)
Reclassification Adjustments	–	56.3	(20.7)	35.6

Net Unrealized Gains (Losses) on Securities Available for Sale	(28.7)	(292.6)	108.4	(212.9)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(3.0)	(9.7)	3.6	(9.1)
Reclassification Adjustments	–	(18.5)	6.9	(11.6)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(3.0)	(28.2)	10.5	(20.7)
Foreign Currency Translation Adjustments	21.2	91.9	(100.3)	12.8
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(71.0)	(310.1)	114.6	(266.5)
Prior Service Cost	(7.1)	1.4	(.7)	(6.4)
Transition Obligation	(1.7)	.8	(.3)	(1.2)

Total Pension and Other Postretirement Benefit Adjustments	(79.8)	(307.9)	113.6	(274.1)

Accumulated Other Comprehensive Income (Loss)	$(90.3)	$(536.8)	$132.2	$(494.9)

92   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Net Income Per Common Share

The computations of net income per common share are presented below.

(In Millions Except Share Information)	2010	2009	2008
Basic Net Income Per Common Share
Average Number of Common Shares Outstanding	242,028,776	235,511,879	221,446,382
Net Income	$669.5	$864.2	$794.8
Less: Dividends on Preferred Stock	–	(111.1)	(12.0)

Net Income Applicable to Common Stock	$669.5	753.1	782.8
Less: Earnings Allocated to Participating Securities	5.6	5.3	6.3

Earnings Allocated to Common Shares Outstanding	663.9	747.8	776.5
Basic Net Income Per Common Share	2.74	3.18	3.51

Diluted Net Income Per Common Share
Average Number of Common Shares Outstanding	242,028,776	235,511,879	221,446,382
Plus Stock Option Dilution	473,755	904,150	2,607,048

Average Common and Potential Common Shares	242,502,531	236,416,029	224,053,430

Earnings Allocated to Common and Potential Common Shares	$663.9	$747.8	$776.5
Diluted Net Income Per Common Share	2.74	3.16	3.47

Note: Common stock equivalents totaling 8,392,686, 7,146,701, and 3,431,701 for the years ended December 31, 2010, 2009, and 2008, respectively, were not included in the computation of diluted earnings per share because their inclusion would have been antidilutive.

Note 16 – Net Interest Income

The components of net interest income were as follows:

(In Millions)	2010	2009	2008
Interest Income
Loans and Leases	$932.6	$942.2	$1,187.2
Securities – Taxable	186.0	208.4	320.7
– Non-Taxable	29.5	33.5	35.9
Time Deposits with Banks	134.6	209.6	888.2
Federal Reserve Deposits and Other	14.0	12.3	46.5

Total Interest Income	$1,296.7	1,406.0	2,478.5

Interest Expense
Deposits	$201.0	207.0	1,116.0
Federal Funds Purchased	4.8	5.7	32.2
Securities Sold under Agreements to Repurchase	1.0	1.1	22.7
Other Borrowings	5.4	4.2	22.5
Senior Notes	48.6	44.0	44.3
Long-Term Debt	114.8	139.9	150.1
Floating Rate Capital Debt	2.4	4.3	11.6

Total Interest Expense	378.0	406.2	1,399.4

Net Interest Income	$918.7	$999.8	$1,079.1

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   93

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 – Other Operating Income

The components of other operating income were as follows:

(In Millions)	2010	2009	2008
Loan Service Fees	$60.3	$52.1	$30.0
Banking Service Fees	57.3	53.1	39.4
Non-Trading Foreign Exchange Gains (Losses), net	(2.8)	(1.4)	36.1
Credit Default Swap Gains (Losses), net	(1.7)	(4.6)	35.4
Other Income	33.2	37.6	46.0

Total Other Operating Income	$146.3	$136.8	$186.9

Note 18 – Other Operating Expenses

The components of other operating expenses were as follows:

(In Millions)	2010	2009	2008
Business Promotion	$81.0	$66.6	$87.8
FDIC Insurance Premiums	33.9	54.1	5.6
Staff Related	37.4	31.3	38.1
Other Intangibles Amortization	14.4	16.2	17.8
Capital Support Agreements	–	(109.3)	314.1
Securities Lending Client Support	–	–	167.6
Auction Rate Securities Purchase Program	–	–	54.6
Other Expenses	103.3	77.4	100.7

Total Other Operating Expenses	$270.0	$136.3	$786.3

Note 19 – Visa Membership

In 2007, Northern Trust, as a member of Visa U.S.A. Inc. (Visa U.S.A.) and in connection with an initial public offering of Visa, Inc. (Visa), received shares of restricted stock in Visa, a portion of which was redeemed pursuant to a mandatory redemption. The proceeds of the redemption totaled $167.9 million and were recorded as a gain in the first quarter of 2008. The remaining Visa shares held by Northern Trust were recorded at their original cost basis of zero. These shares have restrictions as to their sale or transfer and the ultimate realization of their value is subject to future adjustments based on the resolution of outstanding indemnified litigation.

Northern Trust, in conjunction with other member banks of Visa U.S.A., is obligated to share in losses resulting from certain indemnified litigation involving Visa and is also required to recognize the contingent obligation to indemnify Visa for potential losses arising from other indemnified litigation that has not yet settled at its estimated fair value in accordance with GAAP. During 2007, Northern Trust recorded charges and corresponding liabilities of $150 million relating to Visa indemnified litigation. Visa has established an escrow account to fund the settlements of, or judgments in, the indemnified litigation. The funding by Visa of its escrow account has resulted in reductions of Northern Trust’s Visa related indemnification liability and of the future realization of the value of outstanding shares of Visa common stock held by Northern Trust as a member bank of Visa U.S.A. Reductions of Northern Trust’s indemnification liability totaling $33.0 million, $17.8 million, and $76.1 million were recorded in 2010, 2009, and 2008, respectively. Northern Trust’s net Visa related indemnification liability, included within other liabilities in the consolidated balance sheet, totaled $23.1 million and $56.1 million at December, 2010 and 2009, respectively.

It is expected that required additional contributions to the litigation escrow account will result in additional adjustments to Northern Trust’s Visa related liability and to the future realization of the value of the outstanding Visa shares. While the ultimate resolution of outstanding Visa related litigation is highly uncertain and the estimation of any potential losses is highly judgmental, Northern Trust anticipates that the value of its remaining shares of Visa stock will be more than adequate to offset any remaining indemnification liabilities related to Visa litigation.

Note 20 – Income Taxes

The following table reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)	2010	2009	2008
Tax at Statutory Rate	$346.4	$439.3	$446.5
Tax Exempt Income	(10.8)	(11.9)	(12.4)
Leveraged Lease Adjustments	(.8)	(4.8)	61.3
Foreign Tax Rate Differential	(20.1)	(20.9)	(47.8)
State Taxes, net	17.3	9.8	18.3
Other	(11.7)	(20.5)	15.0

Provision for Income Taxes	$320.3	$391.0	$480.9

The Corporation files income tax returns in the U.S. federal, various state, and foreign jurisdictions. The Corporation is no longer subject to income tax examinations by U.S. federal, state, or local, or by non-U.S. tax authorities for years before 1997.

Included in other liabilities within the consolidated balance sheet at December 31, 2010 and 2009 were $89.9 million and $88.9 million of unrecognized tax benefits, respectively. If recognized, 2010 and 2009 net income would have increased by $22.6 million and $20.1 million,

94   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

respectively, resulting in a decrease of those years’ effective income tax rates. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In Millions)	2010	2009
Balance at January 1	$88.9	$334.9
Additions for Tax Positions Taken in Current Year	.2	–
Additions for Tax Positions Taken in Prior Years	7.1	.6
Reductions for Tax Positions Taken in Prior Years	(6.0)	(246.1)
Reductions Resulting from Expiration of Statutes	(.3)	(.5)

Balance at December 31	$89.9	$88.9

As part of its audit of federal tax returns filed from 1997-2004, the Internal Revenue Service (IRS) challenged the Corporation’s tax position with respect to certain structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. In September 2009, the Corporation reached a settlement agreement with the IRS with respect to certain of these transactions, resulting in the acceleration of $88.6 million in tax payments to the IRS. The acceleration of tax payments did not affect net income. The Corporation is in settlement discussions with the IRS Appeals Office regarding the remaining disputed structured leasing transactions. The Corporation believes it has appropriate reserves to cover its tax liabilities, including liabilities related to structured leasing transactions, and related interest and penalties. The Corporation anticipates that the IRS will continue to disallow deductions relating to the remaining challenged leases and possibly include other lease transactions with similar characteristics as part of its audit of tax returns filed after 2004. The Corporation believes that these transactions are valid leases for U.S. tax purposes and that its tax treatment of these transactions is appropriate based on its interpretation of the tax regulations and legal precedents; a court or other judicial authority, however, could disagree.

Included in the unrecognized tax benefits at January 1, 2010 were $67.9 million of U.S. federal and state tax positions related to the leveraged leasing tax deductions. During 2010, other adjustments reduced this balance by $1.2 million which resulted in a remaining leveraged lease related uncertain tax position balance of $66.7 million as of December 31, 2010. Due to the settlement discussions that have taken place with the IRS Appeals Office, it is anticipated that these remaining unrecognized tax benefits related to leasing will be settled in 2011. It is possible that additional changes in the amount of leveraged lease related uncertain tax positions and related cash flows could occur in the next twelve months if Northern Trust terminates some or all of these leases, is not able to resolve this matter with the IRS, or if management becomes aware of new information that would lead it to change its assumptions regarding the timing or amount of any potential payments to the IRS. Management does not believe that future changes, if any, would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period. Other unrecognized tax benefits had net increases of $2.2 million, resulting in a remaining balance of $23.2 million at December 31, 2010.

Included in unrecognized tax benefits at January 1, 2009 were $292.0 million of U.S. federal and state tax positions related to leveraged leasing tax deductions. During 2009, Northern Trust sold certain of the structured leases challenged by the IRS. In connection with these sales, the amount of leveraged lease related uncertain tax positions was reduced by $136.2 million. The acceleration of tax payments relating to the sold leases did not affect net income. As a result of the settlement agreement reached in the third quarter of 2009, the amount of leveraged lease related uncertain tax positions was reduced by an additional $88.6 million. Other unrecognized tax benefits had net decreases of $21.9 million, resulting in a remaining balance of $21.0 million at December 31, 2009.

GAAP requires a reallocation of lease income from the inception of a leveraged lease if during its term the expected timing of lease related income tax deductions is revised. The impacts of revisions to management’s assumptions are recorded through earnings in the period in which the assumptions change. For the year ended December 31, 2010, revised cash flow estimates regarding the timing and amount of leveraged lease income tax deductions reduced interest income by $.9 million and reduced the provision for income taxes, inclusive of interest and penalties, by $.8 million. For the year ended December 31, 2009, revised cash flow estimates regarding the timing and amount of leveraged lease income tax deductions increased interest income by $1.1 million and increased the provision for income taxes, inclusive of interest and penalties, by $1.5 million. For the year ended December 31, 2008, revised cash flow estimates regarding the timing of leverage lease income tax deductions reduced interest income by $38.9 million and increased the provision for income taxes, including of interest and penalties, by $61.3 million.

During the years ended December 31, 2010, 2009, and 2008, $.4 million, $1.9 million, and $46.1 million of interest and penalties, net of tax, were included in the provision for income taxes. As of December 31, 2010 and 2009, the liability for the potential payment of interest and penalties totaled $27.1 million and $27.8 million, net of tax, respectively.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   95

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pre-tax earnings of non-U.S. subsidiaries are subject to U.S. taxation when effectively repatriated. Northern Trust provides income taxes on the undistributed earnings of non-U.S. subsidiaries, except to the extent that those earnings are indefinitely reinvested outside the U.S. Northern Trust elected to indefinitely reinvest $102.8 million, $103.5 million, and $185.8 million of 2010, 2009, and 2008 earnings, respectively, of certain non-U.S. subsidiaries and, therefore, no U.S. deferred income taxes were recorded on those earnings. As of December 31, 2010, the cumulative amount of undistributed pre-tax earnings in these subsidiaries approximated $571.6 million. Based on the current U.S. federal income tax rate, an additional deferred tax liability of approximately $132.5 million, would have been required as of December 31, 2010 if Northern Trust had not elected to indefinitely reinvest those earnings.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(In Millions)	2010	2009	2008
Current Tax Provision:
Federal	$220.0	$124.6	$528.8
State	21.8	(7.1)	43.0
Non-U.S.	66.4	89.7	100.0

Total	308.2	207.2	671.8

Deferred Tax Provision:
Federal	6.2	162.9	(185.2)
State	5.2	24.1	(5.7)
Non-U.S.	.7	(3.2)	–

Total	12.1	183.8	(190.9)

Provision for Income Taxes	$320.3	$391.0	$480.9

In addition to the amounts shown above, tax charges (benefits) have been recorded directly to stockholders’ equity for the following items:

(In Millions)	2010	2009	2008
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$(1.2)	$(4.2)	$(35.0)
Tax Effect of Other Comprehensive Income	60.0	64.7	(132.2)

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31
(In Millions)	2010	2009	2008
Deferred Tax Liabilities:
Lease Financing	$382.4	$404.6	$424.1
Software Development	197.2	180.8	163.8
Accumulated Depreciation	40.7	16.1	14.3
Compensation and Benefits	23.3	9.7	–
State Taxes, net	41.7	34.2	19.2
Other Liabilities	41.1	37.1	47.1

Gross Deferred Tax Liabilities	726.4	682.5	668.5

Deferred Tax Assets:
Reserve for Credit Losses	124.7	118.5	86.4
Compensation and Benefits	–	–	71.0
Capital Support Agreements	–	–	109.9
Visa Indemnification	8.1	19.7	25.9
Other Assets	51.3	74.1	153.6

Gross Deferred Tax Assets	184.1	212.3	446.8

Valuation Reserve	–	–	–
Deferred Tax Assets, net of Valuation Reserve	184.1	212.3	446.8

Net Deferred Tax Liabilities	$542.3	$470.2	$221.7

No valuation allowance related to deferred tax assets was recorded at December 31, 2010, 2009, or 2008, as management believes it is more likely than not that the deferred tax assets will be fully realized. At December 31, 2010, Northern Trust had no net operating loss carryforwards.

Note 21 – Employee Benefits

The Corporation and certain of its subsidiaries provide various benefit programs, including defined benefit pension, postretirement health care, and defined contribution plans. A description of each major plan and related disclosures are provided below.

Pension. A noncontributory qualified defined benefit pension plan covers substantially all U.S. employees of Northern Trust. Employees of various European subsidiaries participate in local defined benefit plans, although those plans were closed in prior years to new participants and have been closed to future benefit accruals, effective in 2010.

Northern Trust also maintains a noncontributory supplemental pension plan for participants whose retirement benefit payments under the U.S. plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a

96   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

nonqualified trust, referred to as a “Rabbi” Trust, used to hold assets designated for the funding of benefits in excess of those permitted in certain of its qualified retirement plans. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2010 and 2009 amounted to $65.9 million and $44.1 million, respectively.

The following tables set forth the status, amounts included in AOCI, and net periodic pension expense of the U.S. plan, non-U.S. plans, and supplemental plan for 2010 and 2009. Prior service costs are being amortized on a straight-line basis over 9 years for the U.S. plan and 8 years for the supplemental plan.

PLAN STATUS

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2010	2009	2010	2009	2010	2009
Accumulated Benefit Obligation	$659.0	$554.0	$116.1	$100.9	$79.6	$74.5

Projected Benefit	762.9	642.0	116.1	134.4	86.9	85.9
Plan Assets at Fair Value	982.1	821.9	122.2	113.7	–	–

Funded Status at December 31	$219.2	$179.9	$6.1	$(20.7)	$(86.9)	$(85.9)

Weighted-Average Assumptions:
Discount Rates	5.50%	6.00%	5.58%	6.05%	5.50%	6.00%
Rate of Increase in Compensation Level	4.02	4.02	N/A	4.31	4.02	4.02
Expected Long-Term Rate of Return on Assets	8.00	8.00	6.27	6.60	N/A	N/A

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2010	2009	2010	2009	2010	2009
Net Actuarial Loss	$382.1	$375.0	$16.3	$31.8	$56.5	$57.3
Prior Service Cost	6.5	8.1	–	–	1.3	1.5

Gross Amount in Accumulated Other Comprehensive Income	388.6	383.1	16.3	31.8	57.8	58.8
Income Tax Effect	142.6	141.6	2.8	5.0	21.1	20.1

Net Amount in Accumulated Other Comprehensive Income	$246.0	$241.5	$13.5	$26.8	$36.7	$38.7

NET PERIODIC PENSION EXPENSE

	U.S. PLAN			NON-U.S. PLANS			SUPPLEMENTAL PLAN
($ In Millions)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Service Cost	$37.9	$33.1	$29.6	$1.8	$3.8	$4.4	$3.2	$2.6	$1.9
Interest Cost	36.9	33.4	30.9	6.9	6.7	6.8	4.8	3.9	3.5
Expected Return on Plan Assets	(73.2)	(59.7)	(57.5)	(8.3)	(8.1)	(9.3)	N/A	N/A	N/A
Gain on Plan Curtailment	–	–	–	(2.2)	–	–	–	–	–
Amortization:
Net Loss	20.0	12.2	8.2	.5	1.3	.3	6.0	3.9	2.5
Prior Service Cost	1.6	1.2	1.3	–	–	–	.1	(.1)	–

Net Periodic Pension Expense (Benefit)	$23.2	$20.2	$12.5	$(1.3)	$3.7	$2.2	$14.1	$10.3	$7.9

Weighted-Average Assumptions:
Discount Rates	6.00%	6.25%	6.25%	6.05%	5.80%	5.71%	6.00%	6.25%	6.25%
Rate of Increase in Compensation Level	4.02	4.02	4.02	4.31	4.15	4.61	4.02	4.02	4.02
Expected Long-Term Rate of Return on Assets	8.00	8.00	8.25	6.60	6.66	7.25	N/A	N/A	N/A

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   97

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension expense for 2011 is expected to include approximately $31.7 million and $1.8 million related to the amortization of net loss and prior service cost balances, respectively, from AOCI.

CHANGE IN BENEFIT OBLIGATION

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2010	2009	2010	2009	2010	2009
Beginning Balance	$642.0	$558.8	$134.4	$91.0	$85.9	$68.5
Service Cost	37.9	33.1	1.8	3.8	3.2	2.6
Interest Cost	36.9	33.4	6.9	6.7	4.8	3.9
Actuarial Loss (Gain)	80.7	68.5	(2.1)	29.4	5.0	22.4
Plan Curtailment	–	–	(11.4)	–	–	–
Benefits Paid	(34.6)	(51.8)	(5.9)	(4.3)	(12.0)	(11.5)
Foreign Exchange Rate Changes	–	–	(7.6)	7.8	–	–

Ending Balance	$762.9	$642.0	$116.1	$134.4	$86.9	$85.9

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2011	$54.8	$1.7	$15.0
2012	58.8	2.0	15.2
2013	65.3	2.4	15.6
2014	67.0	2.2	8.2
2015	72.5	2.7	7.4
2016-2020	403.7	17.5	39.1

CHANGE IN PLAN ASSETS

	U.S. PLAN		NON-U.S. PLANS
(In Millions)	2010	2009	2010	2009
Fair Value of Assets at Beginning of Period	$821.9	$586.2	$113.7	$87.9
Actual Return on Assets	126.8	112.5	9.3	17.8
Employer Contributions	68.0	175.0	10.4	4.2
Benefits Paid	(34.6)	(51.8)	(5.9)	(4.3)
Foreign Exchange Rate Changes	–	–	(5.3)	8.1

Fair Value of Assets at End of Period	$982.1	$821.9	$122.2	$113.7

The minimum required contribution for the U.S. qualified plan in 2011 is estimated to be zero and the maximum deductible contribution is estimated at $160 million.

A total return investment strategy approach is employed for Northern Trust’s U.S. pension plan whereby a mix of U.S. and non-U.S. equities, fixed income and alternative asset investments are used to maximize the long-term return of plan assets for a prudent level of risk. This is accomplished by diversifying the portfolio across various asset classes, with the goal of reducing volatility of return, and among various issuers of securities to reduce principal risk. Northern Trust utilizes an asset/liability methodology to determine the investment policies that will best meet its short and long-term objectives. The process is performed by modeling current and alternative strategies for asset allocation, funding policy and actuarial methods and assumptions. The financial modeling uses projections of expected capital market returns and expected volatility of those returns to determine alternative asset mixes having the greatest probability of meeting the plan’s investment objectives. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The intent of this strategy is to minimize plan expenses by outperforming growth in plan liabilities over the long run.

The target allocation of plan assets since November 2008, by major asset category, is 40% U.S. stocks, 21% non-U.S. stocks, 21% long duration fixed income securities, and 18% alternative investments, split between private equity funds (5%), hedge funds (5%), global real estate (5%) and commodities (3%). Equity investments include common stocks that are listed on an exchange and investments in comingled funds that invest primarily in publicly traded equities. Equity investments are diversified across U.S. and non-U.S. stocks and divided by investment style and market capitalization. Fixed income securities held include U.S. treasury securities and investments in comingled funds that invest in a diversified blend of longer duration fixed income securities. Alternative investments, including private equity, hedge funds, global real estate, and commodities, are used judiciously to enhance long-term returns while improving portfolio diversification. Private equity assets consist primarily of investments in limited partnerships that invest in individual companies in the form of non-public equity or non-public debt positions. Direct or co-investment in non-public stock by the plan is prohibited. The plan’s private equity investments are limited to 20% of the total limited partnership and the maximum allowable loss cannot exceed the commitment amount. The plan holds one investment in a hedge fund of funds, which invests, either directly or indirectly, in a

98   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

diversified portfolio of funds or other pooled investment vehicles.

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

Though not a primary strategy for meeting the plan’s objectives, derivatives may be used from time to time, depending on the nature of the asset class to which they relate, to gain market exposure in an efficient and timely manner, to hedge foreign currency exposure or interest rate risk, or to alter the duration of a portfolio. There were no derivatives held by the plan at December 31, 2010 or 2009.

Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews. Standards used to evaluate the plan’s investment manager performance include, but are not limited to, the achievement of objectives, operation within guidelines and policy, and comparison against a relative benchmark. In addition, each manager of the investment funds held by the plan is ranked against a universe of peers and compared to a relative benchmark. Total plan performance analysis includes an analysis of the market environment, asset allocation impact on performance, risk and return relative to other ERISA plans, and manager impacts upon plan performance.

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

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair values of Northern Trust’s U.S. pension plan assets, by major asset category, and their level within the fair value hierarchy defined by GAAP as of December 31, 2010 and 2009.

	DECEMBER 31, 2010
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Equity Securities
U.S.	$185.2	$221.7	$–	$406.9
Non-U.S.	169.9	40.6	–	210.5
Fixed Income – U.S. Government	–	207.8	–	207.8
Alternative Investments
Private Equity Funds	–	–	33.5	33.5
Hedge Fund	–	–	29.7	29.7
Global Real Estate Fund	–	41.6	–	41.6
Commodity Linked Fund	39.3	–	–	39.3
Cash and Other	12.8	–	–	12.8

Total Assets at Fair Value	$407.2	$511.7	$63.2	$982.1

	DECEMBER 31, 2009
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Equity Securities
U.S.	$98.6	$255.5	$–	$354.1
Non-U.S.	169.2	34.3	–	203.5
Fixed Income – U.S. Government	–	127.8	–	127.8
Alternative Investments
Private Equity Funds	–	–	28.8	28.8
Hedge Fund	–	–	28.7	28.7
Global Real Estate Fund	–	34.8	–	34.8
Commodity Linked Fund	36.5	–	–	36.5
Cash and Other	7.7	–	–	7.7

Total Assets at Fair Value	$312.0	$452.4	$57.5	$821.9

Note: Certain 2009 amounts were reclassified to be consistent with the 2010 fair value hierarchy categorization.

The following table presents the changes in Level 3 assets for the year ended December 31, 2010 and 2009.

	PRIVATE EQUITY FUNDS		HEDGE FUND
(In Millions)	2010	2009	2010	2009
Fair Value at January 1,	$28.8	$28.7	$28.7	$26.8
Actual Return on Plan Assets	2.9	(4.6)	1.0	1.9
Net Purchases, Sales, and Settlements	1.8	4.7	–	–

Fair Value at December 31,	$33.5	$28.8	$29.7	$28.7

Note: The return on plan assets represents the change in the unrealized gain (or loss) on assets still held at December 31, 2010.

A building block approach is employed for Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation expectations and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio rate of return is established with consideration given to diversification and rebalancing. The rate is reviewed against peer data and historical returns to verify the return is reasonable and appropriate. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets as of the plan’s December 31, 2010 measurement date was set at 8.00%.

Postretirement Health Care. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring at age 55 or older under the provisions of the U.S. defined benefit plan who have attained 15 years of service may be eligible for subsidized postretirement health care coverage. Effective January 1, 2003, the cost of this benefit is no longer subsidized by Northern Trust for new employee hires or employees who were under age 40 at December 31, 2002, or those who have not attained 15 years of service by their

100   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

termination date. Effective January 1, 2010, the cost of this benefit is no longer subsidized by Northern Trust for employees who will not be at least age 55 with at least 15 years of service on December 31, 2011. This plan change reduced the postretirement benefit obligation by $19.0 million at December 31, 2009. The reduction in liability due to the plan change fully offset the existing combined prior service cost and transition obligation balances recorded in AOCI. No curtailment gain or loss was recorded as the change in liability was solely attributed to past service and the transition obligation and prior service cost balances had already been fully offset. The provisions of this plan may be changed further at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.

The following tables set forth the postretirement health care plan status and amounts included in AOCI at December 31, the net periodic postretirement benefit cost of the plan for 2010 and 2009, and the change in the accumulated postretirement benefit obligation during 2010 and 2009.

PLAN STATUS

(In Millions)	2010	2009
Accumulated Postretirement Benefit Obligation (APBO) at Measurement Date:
Retirees and Dependents	$29.4	$25.7
Actives Eligible for Benefits	14.9	15.0
Actives Not Yet Eligible	7.0	9.2

Net Postretirement Benefit Liability	$51.3	$49.9

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

(In Millions)	2010	2009
Net Actuarial Loss	$13.0	$15.6
Prior Service Benefit	(13.0)	(18.1)

Gross Amount in Accumulated Other Comprehensive Income	–	(2.5)
Income Tax Effect	–	(.5)

Net Amount in Accumulated Other Comprehensive Income	$–	$(2.0)

The income tax effect shown above for 2009 includes the expected impact of the non-taxable Medicare prescription drug subsidy.

NET PERIODIC POSTRETIREMENT BENEFIT EXPENSE

(In Millions)	2010	2009	2008
Service Cost	$.8	$1.7	$1.7
Interest Cost	2.8	3.7	3.9
Amortization
Net Loss	2.0	.5	1.1
Transition Obligation	–	.5	.6
Prior Service Benefit	(5.2)	(.1)	(.1)

Net Periodic Postretirement Benefit Expense	$.4	$6.3	$7.2

CHANGE IN ACCUMULATED POSTRETIREMENT

BENEFIT OBLIGATION

(In Millions)	2010	2009
Beginning Balance	$49.9	$60.7
Service Cost	.8	1.7
Interest Cost	2.8	3.7
Actuarial Loss (Gain)	(.6)	5.6
Gross Benefits Paid	(2.1)	(3.0)
Medicare Subsidy	.5	.2
Plan Change	–	(19.0)

Ending Balance	$51.3	$49.9

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	TOTAL POSTRETIREMENT MEDICAL BENEFITS	EXPECTED PRESCRIPTION DRUG SUBSIDY AMOUNT
2011	$4.0	$(.6)
2012	4.3	(.7)
2013	4.5	(.8)
2014	4.7	(.9)
2015	4.8	(.9)
2016-2020	23.4	(6.3)

Net periodic postretirement benefit expense for 2011 is expected to include approximately $1.8 million related to the amortization from AOCI of the net loss, and to be decreased by $5.0 million related to the amortization from AOCI of the prior service benefit.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 5.50% at December 31, 2010 and 6.00% at December 31, 2009. For measurement purposes, an 8.00% annual increase in the cost of covered medical benefits and a 9.00% annual increase in the cost of covered prescription drug benefits were assumed for 2010. These rates are assumed to gradually decrease until they

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reach 5.00% in 2016 for medical and 2018 for prescription drugs. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(In Millions)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Total Service and Interest Cost Components	$.1	$(.1)
Effect on Postretirement Benefit Obligation	2.4	(2.0)

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a matching component and a corporate performance-based component contingent upon meeting predetermined performance objectives. The estimated contribution to defined contribution plans is charged to employee benefits expense and totaled $46.5 million in 2010, $47.0 million in 2009, and $42.0 million in 2008.

Note 22 – Share-Based Compensation Plans

Northern Trust recognizes as compensation expense the grant-date fair value of stock options and other equity based compensation granted to employees within the income statement using a fair value-based method.

Total compensation expense for share-based payment arrangements was as follows:

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2010	2009	2008
Stock Options	$27.6	$27.9	$19.3
Stock and Stock Unit Awards	25.1	19.7	15.0
Performance Stock Units	—	(22.2)	8.3

Total Share-Based Compensation Expense	$52.7	$25.4	$42.6
Tax Benefits Recognized	$19.3	$9.3	$15.8

As of December 31, 2010, there was $109.3 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s stock-based compensation plans. That cost is expected to be recognized as expense over a weighted-average period of approximately 3 years. Share-based compensation expense in 2009 includes the reversal of accruals related to performance stock units granted in 2008 and 2007 which were not expected to vest.

The Amended and Restated Northern Trust Corporation 2002 Stock Plan (the Plan) is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of stock options, stock appreciation rights, stock awards, stock units and performance shares. As detailed below, grants are outstanding under both the Plan and The Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan), a predecessor plan. The total number of shares of the Corporation’s common stock authorized for issuance under the Plan is 40,000,000. As of December 31, 2010, shares available for future grant under the Plan totaled 15,365,279.

The following describes Northern Trust’s share-based payment arrangements and applies to awards under the Plan and the 1992 Plan, as applicable.

Stock Options. Stock options consist of options to purchase common stock at prices not less than 100% of the fair value thereof on the date the options are granted. Options have a maximum ten-year life and generally vest and become exercisable in one to four years after the date of grant. In addition, all options may become exercisable upon a “change of control” as defined in the Plan or the 1992 Plan. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.

The weighted-average assumptions used for options granted during the years ended December 31 are as follows:

	2010	2009	2008
Expected Term (in Years)	7.4	6.8	6.3
Dividend Yield	4.38%	3.51%	2.48%
Expected Volatility	41.5	40.7	27.1
Risk Free Interest Rate	2.64	2.46	3.16

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

102   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides information about stock options granted, vested, and exercised in the years ended December 31.

(In Millions, Except Per Share Information)	2010	2009	2008
Weighted Average Grant-Date Per Share Fair Value of Stock Options Granted	$14.45	$16.94	$17.16
Fair Value of Stock Options Vested	26.7	18.4	20.1
Stock Options Exercised
Intrinsic Value	5.0	11.3	98.5
Cash Received	16.9	38.9	161.9
Tax Deduction Benefits Realized	1.7	3.6	27.9

The following is a summary of changes in nonvested stock options for the year ended December 31, 2010.

NONVESTED SHARES	SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE PER SHARE
Nonvested at December 31, 2009	4,295,914	$16.89
Granted	2,134,234	14.45
Vested	(1,600,271)	16.68
Forfeited or Cancelled	(94,812)	15.45

Nonvested at December 31, 2010	4,735,065	$15.89

A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2010, and changes during the year then ended, are presented in the table below.

($ In Millions Except Per Share Information)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Options Outstanding, December 31, 2009	16,653,682	$55.47
Granted	2,134,234	50.97
Exercised	(419,846)	42.93
Forfeited, Expired or Cancelled	(1,960,716)	67.38

Options Outstanding, December 31, 2010	16,407,354	$53.78	4.9	$78.1

Options Exercisable, December 31, 2010	11,672,289	$52.68	3.4	$68.8

Stock and Stock Unit Awards. Stock or stock unit awards may be granted by the Committee to participants which entitle them to receive a payment in the Corporation’s common stock or cash under the terms of the Plan and such other terms and conditions as the Committee deems appropriate. Each stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The stock units granted in 2010 vest at a rate equal to 50% on the third anniversary date of the grant and 50% on the fourth anniversary date. Stock and stock unit grants totaled 1,223,539, 646,549, and 205,435, with weighted average grant-date fair values of $50.67, $56.07, and $70.44 per share, for the years ended December 31, 2010, 2009, and 2008, respectively. The total fair value of shares vested during the years ended December 31, 2010, 2009, and 2008, was $19.1 million, $25.6 million, and $17.1 million, respectively.

A summary of the status of outstanding stock and stock unit awards under the Plan and the 1992 Plan at December 31, 2010, and changes during the year then ended, is presented in the table below.

($ In Millions)	NUMBER	AGGREGATE INTRINSIC VALUE
Stock and Stock Unit Awards Outstanding, December 31, 2009	1,301,442	$68.2
Granted	1,223,539
Distributed	(330,289)
Forfeited	(50,182)

Stock and Stock Unit Awards Outstanding, December 31, 2010	2,144,510	$118.8

Units Convertible, December 31, 2010	106,266	5.6

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of nonvested stock and stock unit awards at December 31, 2010, and changes during the year then ended.

NONVESTED STOCK AND STOCK UNITS	NUMBER	WEIGHTED AVERAGE GRANT-DATE FAIR VALUE PER UNIT	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)
Nonvested at December 31, 2009	1,209,042	$58.54	2.2
Granted	1,223,539	50.67
Vested	(344,155)	55.37
Forfeited	(50,182)	56.12

Nonvested at December 31, 2010	2,038,244	$54.41	2.7

Performance Stock Units. Each performance stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The number of performance stock units granted that will vest can range from 0% to 125% of the original award granted based on the level of attainment of an average earnings per share goal for a three-year period. Distribution of the award is then made after vesting. No performance stock units were granted for the year ended December 31, 2010 or 2009.

A summary of the status of performance stock units under the Plan at December 31, 2010, and changes during the year then ended, is presented in the table below.

($ In Millions)	UNITS	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Units Outstanding, December 31, 2009	569,138
Granted	–
Converted	–
Forfeited	(3,335)
Cancelled	(306,314)

Units Outstanding, December 31, 2010	259,489	.1	14.4

Units Convertible, December 31, 2010	–	–	–

On January 18, 2011, the Northern Trust Corporation Compensation Committee determined that the performance conditions related to the 2008 performance stock unit grant were not met. As a result, the 259,489 stock units reflected in the period end units outstanding balance above were cancelled. After giving effect to the cancellation of the 2008 performance stock unit grants, no performance stock units remain outstanding.

Director Stock Awards. In 2010, stock units with a total value of $1.2 million (21,131 stock units) that vest on the date of the 2011 annual meeting of the Corporation’s stockholders were granted to non-employee directors. In 2009, stock units with a total value of $1.1 million (19,248 stock units) that vested on the date of the 2010 annual meeting of the Corporation’s stockholders were granted to non-employee directors. Stock units granted to non-employee directors do not have voting rights. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit account that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

Note 23 – Cash-Based Compensation Plans

Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals, and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $168.4 million in 2010, $168.9 million in 2009, and $155.8 million in 2008.

Note 24 – Contingent Liabilities

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

In view of the inherent difficulty of predicting the outcome of such matters, particularly matters that will be decided by a jury and actions that seek very large damages based on novel and complex damage and liability legal theories or that involve a large number of parties, the Corporation cannot state with confidence the eventual outcome of these pending matters, the timing of their ultimate

104   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

resolution, or what the eventual loss, fines or penalties, if any, related to each pending matter will be.

In accordance with applicable accounting guidance, the Corporation records accruals for litigation and regulatory matters when those matters present loss contingencies that are both probable and reasonably estimable. When loss contingencies are not both probable and reasonably estimable, the Corporation does not record accruals. No material accruals have been recorded for pending litigation or threatened legal actions or regulatory matters. In certain matters for which the Corporation has recorded an accrual and other pending matters, there may be a range of possible losses (including possible losses in excess of amounts accrued), which either cannot be estimated or, to the extent a range could possibly be determined, the range would be so imprecise, uncertain or wide, that it would not be meaningful.

Based on current knowledge, after consultation with legal counsel and after taking into account current accruals, management does not believe that losses, if any, arising from pending litigation or threatened legal actions or regulatory matters will have a material adverse effect on the consolidated financial position or liquidity of the Corporation, although such matters could have a material adverse effect on the Corporation’s operating results for a particular period. Following is a description of the nature of certain of these matters.

As previously disclosed, a number of participants in our securities lending program, which is associated with the Corporation’s asset servicing business, have commenced either individual lawsuits or putative class actions in which they claim, among other things, that we failed to exercise prudence in the investment management of the collateral received from the borrowers of the securities, resulting in losses that they seek to recover. The cases assert various contractual, statutory and common law claims, including claims for breach of fiduciary duty under common law and under ERISA. Based on our review of these matters, we believe we operated our securities lending program prudently and appropriately. The Corporation has also been cooperating fully with an SEC investigation related to our securities lending program.

As discussed in further detail in Note 19 – Visa Membership, Northern Trust, as a member bank of Visa U.S.A., and in conjunction with other member banks, is obligated to share in losses resulting from certain indemnified litigation involving Visa. The estimated fair value of the net Visa indemnification liability, recorded within other liabilities in the consolidated balance sheet, was $23.1 million at December 31, 2010 and $56.1 million at December 31, 2009.

Note 25 – Derivative Financial Instruments

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

The estimated credit risk associated with derivative instruments relates to the failure of the counterparty and the failure of Northern Trust to pay based on the contractual terms of the agreement, and is generally limited to the unrealized fair value gains and losses on these instruments, respectively. The amount of credit risk will increase or decrease during the lives of the instruments as interest rates, foreign exchange rates, or credit spreads fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities. Credit Support Annex agreements are currently in place with several counterparties which mitigate the aforementioned credit risk associated with derivative activity conducted with those counterparties by requiring that significant net unrealized fair value gains be supported by collateral placed with Northern Trust.

All derivative financial instruments, whether designated as hedges or not, are recorded on the consolidated balance sheet at fair value within other assets or other liabilities. The accounting for changes in the fair value of a derivative in the consolidated statement of income depends on whether the contract has been designated as a hedge and qualifies for hedge accounting under GAAP. Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. Derivative assets and liabilities recorded on the consolidated balance sheet were each reduced by $1,818.2 million and $939.8 million as of December 31, 2010 and 2009, respectively, as a result of master netting agreements in place.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   105

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative assets and liabilities recorded at December 31, 2010 also reflect reductions of $2,952.7 million and $2,288.2 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties. This compares with reductions of derivative assets and liabilities of $216.2 million and $193.3 million, respectively, at December 31, 2009. Additional cash collateral received from and deposited with derivative counterparties totaling $9.9 million and $.5 million, respectively, of as of December 31, 2010, and $10.8 million and $21.7 million, respectively, as of December 31, 2009, were not offset against derivative assets and liabilities on the consolidated balance sheet as the amounts exceeded the net derivative positions with those counterparties.

Certain master netting agreements Northern Trust enters into with derivative counterparties contain credit-risk-related contingent features in which the counterparty has the option to declare Northern Trust in default and accelerate cash settlement of our net derivative liabilities with the counterparty in the event Northern Trust’s credit rating falls below specified levels. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a liability position was $3.3 billion and $505.6 million on December 31, 2010 and 2009, respectively. Cash collateral amounts deposited with derivative counterparties on those dates included $2.9 billion and $168.7 million posted against these liabilities, resulting in a net maximum amount of termination payments that could have been required at December 31, 2010 and 2009 of $387.1 million and $336.9 million, respectively. Accelerated settlement of these liabilities would not have a material effect on the consolidated financial position or liquidity of Northern Trust.

Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange needs of clients. Foreign exchange contracts are also used for trading purposes and risk management. For risk management purposes, Northern Trust currently uses foreign exchange contracts to reduce its exposure to changes in foreign exchange rates relating to certain forecasted non-U.S. dollar denominated revenue and expenditure transactions, foreign currency denominated assets and liabilities, and net investments in non-U.S. affiliates.

Interest Rate Contracts include swap and option contracts. Interest rate swap contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Northern Trust enters into interest rate swap contracts on behalf of its clients and also utilizes such contracts to reduce or eliminate the exposure to changes in the cash flows or fair value of hedged assets or liabilities due to changes in interest rates. Interest rate option contracts consist of caps, floors, and swaptions, and provide for the transfer or reduction of interest rate risk in exchange for a fee. Northern Trust enters into option contracts primarily as a seller of interest rate protection to clients. Northern Trust receives a fee at the outset of the agreement for the assumption of the risk of an unfavorable change in interest rates. This assumed interest rate risk is then mitigated by entering into an offsetting position with an outside counterparty. Northern Trust may also purchase option contracts for risk management purposes.

Credit Default Swap Contracts are agreements to transfer credit default risk from one party to another in exchange for a fee. Northern Trust enters into credit default swaps with outside counterparties where the counterparty agrees to assume the underlying credit exposure of a specific Northern Trust commercial loan or loan commitment.

Client-Related and Trading Derivative Instruments. In excess of 97% of Northern Trust’s derivatives outstanding at December 31, 2010 and 2009, measured on a notional value basis, relate to client-related and trading activities. These activities consist principally of providing foreign exchange services to clients in connection with Northern Trust’s global custody business. However, in the normal course of business, Northern Trust also engages in trading of currencies for its own account.

106   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

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

	DECEMBER 31, 2010			DECEMBER 31, 2009
	NOTIONAL VALUE	FAIR VALUE		NOTIONAL VALUE	FAIR VALUE
(In Millions)		ASSET	LIABILITY		ASSET	LIABILITY
Foreign Exchange Contracts	$242,007.1	$5,747.9	$5,729.9	$173,159.1	$2,032.2	$2,008.5
Interest Rate Option Contracts	126.1	.1	.1	178.1	.4	.4
Interest Rate Swap Contracts	4,301.7	151.2	148.4	4,195.2	114.9	113.1
Futures Contracts	–	–	–	.2	–	–

Total	$246,434.9	$5,899.2	$5,878.4	$177,532.6	$2,147.5	$2,122.0

Changes in the fair value of client-related and trading derivative instruments are recognized currently in income. The following table shows the location and amount of gains and losses recorded in the consolidated statement of income for the years ended December 31, 2010 and 2009.

	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME
(In Millions)		DECEMBER 31, 2010	DECEMBER 31, 2009
Foreign Exchange Contracts	Foreign Exchange Trading Income	$382.2	$445.7
Interest Rate Swap Contracts	Security Commissions and Trading Income	9.3	4.9

Total		$391.5	$450.6

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

In order to qualify for hedge accounting, a formal assessment is performed on a calendar quarter basis to verify that derivatives used in designated hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective, or if the hedged item matures, is sold, or is terminated, or if a hedged forecasted transaction is no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a trading instrument.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   107

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table identifies the types and classifications of derivative instruments designated as hedges and used by Northern Trust to manage risk, their notional and fair values, and the respective risks addressed.

			DECEMBER 31, 2010			DECEMBER 31, 2009
				FAIR VALUE			FAIR VALUE
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
Fair Value Hedges

Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Rate	$860.0	$4.8	$14.9	$257.7	$.7	$4.2
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Rate	1,100.0	129.8	.4	1,100.0	98.1	–

Cash Flow Hedges

Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Foreign Currency	935.3	19.3	15.2	1,516.7	40.8	42.8

Net Investment Hedges

Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Foreign Currency	1,390.1	13.0	18.3	1,177.4	2.9	5.2

Total			$4,285.4	$166.9	$48.5	$4,051.8	$142.5	$52.2

In addition to the above, Sterling denominated debt, totaling $241.8 million and $413.2 million at December 31, 2010 and 2009, respectively, were designated as hedges of the foreign exchange risk associated with the net investment in certain non-U.S. affiliates.

Derivatives are designated as fair value hedges to limit Northern Trust’s exposure to changes in the fair value of assets and liabilities due to movements in interest rates. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recorded currently in income. The following tables shows the location and amount of derivative gains and losses recorded in the consolidated statement of income related to fair value hedges for the years ended December 31, 2010 and 2009.

	2010
(In Millions)	DERIVATIVE INSTRUMENT	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Income	$(13.3)
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Expense	78.8

Total			$65.5

	2009
(In Millions)	DERIVATIVE INSTRUMENT	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Income	$5.7
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Expense	(43.0)

Total			$(37.3)

Northern Trust applies the “shortcut” method of accounting, available under GAAP, to substantially all of its fair value hedges, which assumes there is no ineffectiveness in a hedge. As a result, changes recorded in the fair value of the hedged item are equal to the offsetting gain or loss on the derivative and are reflected in the same line item. For the fair value hedges that do not qualify for the “shortcut” method of accounting, Northern Trust utilizes regression analysis, a “long-haul” method of accounting, in assessing whether these hedging relationships are highly effective at inception and on an ongoing basis. Changes recorded in the fair value of the hedged items for such “long-haul” hedges totaled $.2 million for the year ended December 31, 2010. There was $.1 million ineffectiveness recorded during the year ended December 31,

108   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2010 and no ineffectiveness recorded during the year ended December 31, 2009 or 2008 for available for sale investment securities, senior notes, or subordinated debt.

Derivatives are also designated as cash flow hedges in order to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. The effective portion of changes in the fair value of such derivatives is recognized in AOCI, a component of stockholders’ equity, and there is no change to the accounting for the hedged item. When the hedged forecasted transaction impacts earnings, balances in AOCI are reclassified to the same income or expense classification as the hedged item. Northern Trust applies the “shortcut” method of accounting for cash flow hedges of available for sale securities. For cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions, Northern Trust closely matches all terms of the hedged item and the hedging derivative at inception and on an ongoing basis which limits hedge ineffectiveness. To the extent all terms are not perfectly matched, effectiveness is assessed using the dollar-offset method and any ineffectiveness is measured using the hypothetical derivative method. There was no ineffectiveness recognized in earnings for cash flow hedges during the years ended December 31, 2010, 2009 or 2008. As of December 31, 2010, twenty-three months is the maximum length of time over which the exposure to variability in future cash flows of forecasted foreign currency denominated transactions is being hedged.

The following table provides cash flow hedge derivative gains and losses recognized in AOCI and the amounts reclassified to earnings during the years ended December 31, 2010 and 2009.

	2010		2009
(In Millions)	FOREIGN EXCHANGE CONTRACTS	INTEREST RATE SWAP CONTRACTS	FOREIGN EXCHANGE CONTRACTS	INTEREST RATE SWAP CONTRACTS
Net Gain/(Loss) Recognized in AOCI	$46.7	$–	$8.2	$–

Net Gain/(Loss) Reclassified from AOCI to Earnings
Trust, Investment and Other Servicing Fees	7.2	–	20.1	–
Other Operating Income	.2	–	1.5	–
Interest Income	1.7	–	13.6	.2
Interest Expense	.1	–	.1	–
Compensation	(8.2)	–	(35.8)	–
Employee Benefits	(2.1)	–	(10.2)	–
Equipment and Software Expense	(.1)	–	(.6)	–
Occupancy Expense	(1.1)	–	(5.0)	–
Other Operating Expense	(4.0)	–	(.8)	–

Total	$(6.3)	$–	$(17.1)	$.2

During the year ended December 31, 2010, $6.3 million of net foreign exchange contract losses were reclassified into earnings as a result of the discontinuance of cash flow hedges as it was no longer probable that the original forecasted transactions would occur. Included in the net derivative losses of $16.9 million reclassified from AOCI during the year ended December 31, 2009 is $3.0 million of net foreign exchange contract losses relating to cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions that were discontinued as the original forecasted transactions were no longer probable of occurring. It is estimated that a net gain of $2.3 million will be reclassified into earnings within the next twelve months relating to cash flow hedges.

Certain foreign exchange contracts and qualifying nonderivative instruments are designated as net investment hedges to minimize Northern Trust’s exposure to variability in the foreign currency translation of net investments in non-U.S. branches and subsidiaries. The effective portion of changes in the fair value of the hedging instrument is recognized in AOCI consistent with the related translation gains and losses of the hedged net investment. For net investment hedges, all critical terms of the hedged item and the hedging instrument are matched at inception and on an ongoing basis to eliminate hedge ineffectiveness. As a result, no ineffectiveness was recorded for these hedges during the year ended December 31, 2010, 2009 or 2008. Amounts recorded in AOCI are reclassified to earnings only upon the sale or liquidation of an investment in a non-U.S. branch or subsidiary.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   109

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides net investment hedge gains and losses recognized in AOCI during the years ended December 31, 2010 and 2009.

(In Millions)	AMOUNT OF HEDGING INSTRUMENT GAIN/(LOSS) RECOGNIZED IN AOCI (BEFORE TAX)
	2010	2009
Foreign Exchange Contracts	$40.6	$(63.9)
Sterling Denominated Subordinated Debt	9.8	(15.5)
Sterling Denominated Senior Debt	10.5	(23.3)

Total	$60.9	$(102.7)

Derivatives not formally designated as hedges under GAAP are entered into to manage the foreign currency risk of non-U.S. dollar denominated assets and liabilities and the credit risk and interest rate risk of loans and loan commitments. The following table identifies the types and classifications of risk management derivative instruments not formally designated as hedges, their notional and fair values, and the respective risks addressed.

			DECEMBER 31, 2010			DECEMBER 31, 2009
				FAIR VALUE			FAIR VALUE

(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
Commercial Loans and Loan Commitments	Credit Default Swap Contracts	Credit	$149.5	$–	$2.8	$127.0	$–	$2.2
Loan Commitments	Forward Contracts	Interest Rate	14.3	.5	.2	–	–	–
Forcasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Foreign Currency	616.1	12.3	16.2	–	–	–
Commercial Loans	Foreign Exchange Contracts	Foreign Currency	60.6	.1	.9	118.7	2.3	.7
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Foreign Currency	61.3	.2	.8	66.6	.1	2.3

Total			$901.8	13.1	$20.9	312.3	2.4	5.2

Changes in the fair value of derivative instruments not formally designated as hedges are recognized currently in income. The following table provides the location and amount of gains and losses recorded in the consolidated statement of income for the years ended December 31, 2010 and 2009.

	2010
(In Millions)	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT RECOGNIZED IN INCOME
Credit Default Swap Contracts	Other Operating Income	$(1.7)
Forward Contracts	Other Operating Income	.3
Foreign Exchange Contracts	Other Operating Income	(19.7)

Total		$(21.1)
	2009
(In Millions)	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT RECOGNIZED IN INCOME
Credit Default Swap Contracts	Other Operating Income	$(4.6)
Foreign Exchange Contracts	Other Operating Income	(6.3)

Total		$(10.9)

Note 26 – Off-Balance Sheet Financial Instruments

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

Commitments and letters of credit consist of the following:

Legally Binding Commitments to Extend Credit generally have fixed expiration dates or other termination clauses. Since

110   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31
(In Millions)	2010	2009
Legally Binding Commitments to Extend Credit*	$27,229.5	$25,651.8
Standby Letters of Credit**	$4,344.7	$4,798.8
Commercial Letters of Credit	32.8	31.2

* These amounts exclude $1.6 billion of commitments participated to others at December 31, 2010 and 2009.

** These amounts include $602.3 million and $618.7 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2010 and 2009, respectively. The weighted average maturity of standby letters of credit was 20 months at December 31, 2010 and 21 months at December 31, 2009.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. The borrowing party is required to fully collateralize securities received with cash, marketable securities, or irrevocable standby letters of credit. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluations of the collateral performed on a daily basis. In connection with these activities, Northern Trust has issued certain indemnifications to clients against loss that is a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral required to be posted. The amount of securities loaned as of December 31, 2010 and 2009 subject to indemnification was $74.9 billion and $82.3 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant and, therefore, no liability has been recorded relating to the indemnifications provided.

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

As a result of its participation in cash, securities, and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2010 and 2009 was $68 million and $77 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored to protect the assets of Northern Trust and its clients.

Note 27 – Variable Interest Entities

Variable Interest Entities (VIEs) are defined within GAAP as entities which either have a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. Investors that finance a VIE through debt or equity interests, or other counterparties that provide other forms of support, such as guarantees, subordinated fee arrangements, or certain types of derivative contracts, are variable interest

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   111

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

holders in the entity and the variable interest holder, if any, that has both the power to direct the activities that most significantly impact the entity and a variable interest that could potentially be significant to the entity is deemed to be the VIE’s primary beneficiary and is required to consolidate the VIE.

Investment Funds. Northern Trust acts as asset manager for various funds in which clients of Northern Trust are investors. As an asset manager of funds, the Corporation earns a competitively priced fee that is based on assets managed and varies with each fund’s investment objective. Based on its analysis, Northern Trust’s interests in funds considered VIEs are not considered significant variable interests under GAAP.

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

In 2009, all CSAs expired in connection with the final settlements of covered securities, and as such, the Corporation’s maximum exposure to loss as of December 31, 2009 was zero. During 2009, final cash payments totaling $204.8 million were made under the CSAs and reductions of other operating expenses totaling $109.3 million were recorded to reflect the difference between the actual cash payments made and the recorded liability as of December 31, 2008. However, under prior accounting standards the Funds were considered VIEs and the CSAs reflected Northern Trust’s implicit variable interest in the credit risk of the affected Funds. The Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust was the primary beneficiary of the Funds during the period in which the CSAs were in place, expected loss calculations based on the characteristics of the underlying investments in the Funds were used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. These analyses concluded that interest rate risk was the primary driver of expected losses within the Funds. As such, Northern Trust determined that it was not the primary beneficiary of the Funds and was not required to consolidate them within its consolidated balance sheet.

Trust Preferred Securities. As discussed in further detail in Note 12 – Floating Rate Capital Debt, in 1997, Northern Trust issued Floating Rate Capital Securities, Series A and Series B, through NTC Capital I and NTC Capital II, respectively, statutory business trusts wholly-owned by the Corporation. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. NTC Capital I and NTC Capital II are considered VIEs; however, as the sole asset of each trust is a receivable from the Corporation and the proceeds to the Corporation from the receivable exceed the Corporation’s investment in the VIEs’ equity shares, the Corporation is not permitted to consolidate the trusts, even though the Corporation owns all of the voting equity shares of the trusts, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances. Northern Trust recognizes the subordinated debentures on its consolidated balance sheet as long-term liabilities.

Leveraged Leases. In leveraged leasing transactions, Northern Trust acts as lessor of the underlying asset subject to the lease, and typically funds 20% of the asset’s cost via an equity ownership in a trust with the remaining 80% provided by third party non-recourse debt holders. In such transactions, the trusts, which are VIEs, are created to provide the lessee use of the property with substantially all of the rights and obligations of ownership. The lessee’s maintenance and operation of the leased property has a direct effect on the fair value of the underlying property, and the lessee also has the ability to increase the benefits it can receive and limit the losses it can suffer by the manner in which it uses the property. As a result, Northern Trust has determined that it is not the primary beneficiary of these VIEs given it lacks the power to direct the activities that most significantly impact the economic performance of the VIEs.

Northern Trust’s maximum exposure to loss as a result of its involvement with the VIEs is limited to the carrying amounts of the investments. As of December 31, 2010 and December 31, 2009, the carrying amounts of these investments, which are included in loans and leases in the consolidated balance sheet, were $782.3 million and $769.7 million, respectively. The Corporation’s funding requirements relative to the VIEs are limited to its invested capital. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the VIEs that would expose the Corporation to a loss.

112   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tax Credit Structures. Northern Trust invests in affordable housing projects that are designed to generate a return primarily through the realization of tax credits. The affordable housing projects are formed as limited partnerships and LLCs, and Northern Trust typically invests as a limited partner/investor member in the form of equity contributions. The economic performance of the affordable housing projects, which are deemed to be VIEs, is driven by the performance of their underlying investment projects as well as the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. Northern Trust has determined that it is not the primary beneficiary of these VIEs as it lacks the power to direct the activities that most significantly impact the economic performance of the underlying project or to affect the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. This power is held by the general partners and managing members who exercise full and exclusive control of the operations of the VIEs.

Northern Trust’s maximum exposure to loss as a result of its involvement with the affordable housing projects is limited to the carrying amounts of the investments, including the unfunded commitments. As of December 31, 2010 and December 31, 2009, the carrying amounts of these investments, which are included in securities held to maturity in the consolidated balance sheet, were $270.2 million and $256.8 million, respectively. Also, as of December 31, 2010 and December 31, 2009, the liabilities related to the unfunded commitments, which are included in other liabilities in the consolidated balance sheet, were $35.5 million and $69.3 million, respectively. The Corporation’s funding requirements are limited to its invested capital and any additional unfunded commitments for future equity contributions. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the affordable housing projects that would expose the Corporation to a loss.

Note 28 – Pledged and Restricted Assets

Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements, FHLB borrowings, and for other purposes. On December 31, 2010, securities and loans totaling $23.9 billion ($12.8 billion of government sponsored agency and other securities, $576.5 million of obligations of states and political subdivisions, and $10.5 billion of loans), were pledged. Collateral required for these purposes totaled $4.5 billion. Included in the total pledged assets are available for sale securities with a total fair value of $1.1 billion which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2010 and 2009 was $152.1 million and $227.9 million, respectively. There was no repledged or sold collateral as of December 31, 2010 or 2009.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $238.5 million in 2010 and $448.7 million in 2009.

Note 29 – Restrictions on Subsidiary Dividends and Loans or Advances

Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net or undivided profits (as defined) then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of the Corporation’s banking subsidiaries in any calendar year will exceed its net profits for that year, combined with its retained net profits for the preceding two years. Based on these regulations, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2011 equal to their 2011 eligible net profits (as defined) plus $1.01 billion. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted as a result of regulatory policies and guidelines, including regulations issued pursuant to the Dodd-Frank Act, relating to dividend payments and capital adequacy.

State and federal laws limit the transfer of funds by a banking subsidiary to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments, derivative transactions, repurchase agreements, reverse repurchase agreements, securities lending or borrowing transactions or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by a banking subsidiary are each limited to 10% of the banking subsidiary’s capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a banking subsidiary and the Corporation or its affiliates, must also be on terms

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   113

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

Note 30 – Fair Value Measurements

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

Fair Value Hierarchy. The following describes the hierarchy of valuation inputs (Levels 1, 2, and 3) used to measure fair value and the primary valuation methodologies used by Northern Trust for financial instruments measured at fair value on a recurring basis. Observable inputs reflect market data obtained from sources independent of the reporting entity; unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. GAAP requires an entity measuring fair value to maximize the use of observable inputs and minimize the use of unobservable inputs and establishes a fair value hierarchy of inputs. Financial instruments are categorized within the hierarchy based on the lowest level input that is significant to their valuation.

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

Level 2 – Observable inputs other than Level 1 prices, such as quoted active market prices for similar assets or liabilities, quoted prices for identical or similar assets in inactive markets, and model-derived valuations in which all significant inputs are observable in active markets. Northern Trust’s Level 2 assets include available for sale and trading account investments. Their fair values are determined by external pricing vendors, or in limited cases internally, using widely accepted income-based (discounted cash flow) models that incorporate observable current market yield curves and assumptions regarding anticipated prepayments and defaults.

Level 2 assets and liabilities also include derivative contracts which are valued using widely accepted income-based models that incorporate inputs readily observable in actively quoted markets and reflect the contractual terms of the contracts. Observable inputs include foreign exchange rates and interest rates for foreign exchange contracts; credit spreads, default probabilities, and recovery rates for credit default swap contracts; interest rates for interest rate swap contracts and forward contracts; and interest rates and volatility inputs for interest rate option contracts. Northern Trust evaluates the impact of counterparty credit risk and its own credit risk on the valuation of its derivative instruments. Factors considered include the likelihood of default by Northern Trust and its counterparties, the remaining maturities of the instruments, net exposures after giving effect to master netting agreements, available collateral, and other credit enhancements in determining the appropriate fair value of derivative instruments. The resulting valuation adjustments have not been considered material. Level 2 other assets represent investments in mutual and collective trust funds held to fund employee benefit and deferred compensation obligations. These investments are valued at the funds’ net asset values based on a market approach.

Level 3 – Valuation techniques in which one or more significant inputs are unobservable in the marketplace. Northern Trust’s Level 3 assets consist of auction rate securities purchased from Northern Trust clients. To estimate their fair value, Northern Trust developed an internal income-based model. The lack of activity in the auction rate security market has resulted in a lack of observable market inputs to incorporate within the model. Therefore, significant inputs to the model include Northern Trust’s own assumptions about future cash flows and appropriate discount rates, both adjusted for credit and liquidity factors. In developing these assumptions, Northern Trust incorporated the contractual terms of the securities, the types of collateral, any credit enhancements available, and relevant market data, where available. Level 3 liabilities include financial guarantees relating to standby letters of credit and a net estimated liability for Visa related indemnifications, discussed in further detail in Note 25 – Derivative Financial Instruments and Note 19 – Visa Membership, respectively. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments. The fair value of the net estimated liability for Visa related indemnifications is based on a market

114   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approach, but requires management to exercise significant judgment given the limited number of market transactions involving identical or comparable liabilities.

Northern Trust believes its valuation methods for its assets and liabilities carried at fair value are appropriate; however, the use of different methodologies or assumptions, particularly as applied to Level 3 assets and liabilities, could have a material effect on the computation of their estimated fair values.

The following presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, segregated by fair value hierarchy level.

	DECEMBER 31, 2010
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING *	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$658.4	$–	$–	$–	$658.4
Obligations of States and Political Subdivisions	–	36.3	–	–	36.3
Government Sponsored Agency	–	11,970.7	–	–	11,970.7
Corporate Debt	–	2,554.0	–	–	2,554.0
Non-U.S. Government	–	440.6	–	–	440.6
Residential Mortgage-Backed	–	254.6	–	–	254.6
Other Asset-Backed	–	1,605.7	–	–	1,605.7
Certificates of Deposit	–	1,402.5	–	–	1,402.5
Auction Rate	–		367.8	–	367.8
Other	–	796.9	–	–	796.9

Total	658.4	19,061.3	367.8	–	20,087.5

Trading Account	–	6.8	–	–	6.8

Total	658.4	19,068.1	367.8	–	20,094.3

Other Assets
Derivatives
Foreign Exchange Contracts	–	5,792.8	–	–	5,792.8
Interest Rate Swap Contracts	–	285.8	–	–	285.8
Interest Rate Option Contracts	–	.1	–	–	.1
Credit Default Swap Contracts	–	–	–	–	–
Forward Contracts	–	.5	–	–	.5

Total	–	6,079.2	–	(4,770.9)	1,308.3

All Other	65.9	37.4	–	–	103.3

Total	65.9	6,116.6	–	(4,770.9)	1,411.6

Total Assets at Fair Value	724.3	25,184.7	367.8	(4,770.9)	21,505.9

Other Liabilities
Derivatives
Foreign Exchange Contracts	–	5,781.3	–	–	5,781.3
Interest Rate Swap Contracts	–	163.7	–	–	163.7
Interest Rate Option Contracts	–	.1	–	–	.1
Credit Default Swap Contracts	–	2.8	–	–	2.8
Forward Contracts	–	.2	–	–	.2

Total	–	5,948.1	–	(4,106.4)	1,841.7

All Other	–	–	58.6	–	58.6

Total Liabilities at Fair Value	$–	$5,948.1	$58.6	$(4,106.4)	$1,900.3

* Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. As of December 31, 2010, derivative assets and liabilities shown above also include reductions of $2,952.7 million and $2,288.2 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	DECEMBER 31, 2009
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING *	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$74.0	$–	$–	$–	$74.0
Obligations of States and Political Subdivisions	–	47.0	–	–	47.0
Government Sponsored Agency	–	12,325.4	–	–	12,325.4
Corporate Debt	–	2,822.1	–	–	2,822.1
Non-U.S. Government	–	80.6	–	–	80.6
Residential Mortgage-Backed	–	314.0	–	–	314.0
Other Asset-Backed	–	1,181.3	–	–	1,181.3
Auction Rate	–	–	427.7	–	427.7
Other	–	190.0	–	–	190.0

Total	74.0	16,960.4	427.7	–	17,462.1

Trading Account	–	9.9	–	–	9.9

Total	74.0	16,970.3	427.7	–	17,472.0

Other Assets
Derivatives
Foreign Exchange Contracts	–	2,078.3	–	–	2,078.3
Interest Rate Swap Contracts	–	213.7	–	–	213.7
Interest Rate Option Contracts	–	.4	–	–	.4

Total	–	2,292.4	–	(1,156.0)	1,136.4

All Other	59.9	35.1	–	–	95.0

Total	59.9	2,327.5	–	(1,156.0)	1,231.4

Total Assets at Fair Value	$133.9	$19,297.8	$427.7	$(1,156.0)	$18,703.4

Other Liabilities
Derivatives
Foreign Exchange Contracts	$–	$2,059.5	$–	$–	$2,059.5
Interest Rate Swap Contracts	–	117.3	–	–	117.3
Interest Rate Option Contracts	–	.4	–	–	.4
Credit Default Swap Contracts	–	2.2	–	–	2.2

Total	–	2,179.4	–	(1,133.1)	1,046.3

All Other	3.9	–	94.4	–	98.3

Total Liabilities at Fair Value	$3.9	$2,179.4	$94.4	$(1,133.1)	$1,144.6

* Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. As of December 31, 2009, derivative assets and liabilities shown above also include reductions of $216.2 million and $193.3 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties.

The following presents the changes in Level 3 assets for the years ended December 31, 2010 and 2009.

	SECURITIES AVAILABLE FOR SALE (1)
(In Millions)	2010	2009
Fair Value at January 1	$427.7	$453.1
Total Realized and Unrealized
Losses (Gains) Included in Earnings	(3.7)	(10.3)
Gains (Losses) Included in Other Comprehensive Income	(7.2)	31.9
Purchases, Sales, Issuances, and Settlements, Net	(49.0)	(47.0)

Fair Value at December 31	$367.8	$427.7

(1) Balance represents the fair value of auction rate securities.

As discussed in Note 3 – Securities, Auction Rate Securities Purchase Program, Northern Trust purchased certain illiquid auction rate securities from clients in 2008 which were recorded at their purchase date fair values and designated as available for sale securities. Subsequent to their purchase, the securities are reported at fair value and unrealized gains and losses are credited or charged, net of the tax effect, to AOCI. As of December 31, 2010 and 2009, the net unrealized gain related to these securities was $10.8 million ($6.8 million net of tax) and $18.0 million ($11.4 million net of tax), respectively. Realized gains of $3.7 million in 2010 include $3.4 million from redemptions by issuers and

116   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$.3 million from sales of securities. Realized gains of $10.3 million in 2009 include $7.9 million from redemptions by issuers and $2.4 million from sales of securities. Gains on redemptions and sales are included in interest income and securities gains (losses), net, respectively, within the consolidated statement of income.

The following presents the changes in Level 3 liabilities for the years ended December 31, 2010 and 2009.

	OTHER LIABILITIES
	DERIVATIVES(1)		ALL OTHER(2)
(In Millions)	2010	2009	2010	2009
Fair Value at January 1	$–	$314.1	$94.4	$104.2
Total Realized and Unrealized (Gains) Losses
Included in Earnings	–	(109.3)	(4.5)	(25.8)
Included in Other Comprehensive Income	–	–	–	–
Purchases, Sales, Issuances, and Settlements, Net	–	(204.8)	(31.3)	16.0

Fair Value at December 31	$–	$–	$58.6	$94.4
Unrealized Gains (Losses) Included in Earnings Related to Financial Instruments Held at December 31	$–	$–	$–	$–

(1) Balances represent the fair value of Capital Support Agreements (Refer to Note 27).

(2) Balances represent standby letters of credit and the net estimated liability for Visa related indemnifications (Refer to Notes 26 and 19).

All realized and unrealized gains and losses related to Level 3 liabilities are included in other operating income or other operating expenses with the exception of those related to the Visa indemnification liability, which have been presented separately in the consolidated statement of income.

Carrying values of assets and liabilities that are not measured at fair value on a recurring basis may be adjusted to fair value in periods subsequent to their initial recognition, for example, to record an impairment of an asset. GAAP requires entities to separately disclose these subsequent fair value measurements and to classify them under the fair value hierarchy.

The following provides information regarding those assets measured at fair value on a nonrecurring basis at December 31, 2010 and 2009, segregated by fair value hierarchy level.

(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL FAIR VALUE
DECEMBER 31, 2010
Loans(1)	$–	$–	$72.4	$72.4
Other Real Estate Owned(2)	–	–	13.5	13.5

Total Assets at Fair Value	$–	$–	$85.9	$85.9
DECEMBER 31, 2009

Loans(1)	$–	$–	$50.8	$50.8
Other Real Estate Owned(2)	–	–	.4	.4

Total Assets at Fair Value	$–	$–	$51.2	$51.2

(1) Northern Trust provided an additional $22.5 million and $33.4 million of specific reserves to reduce the fair value of these loans during the years ended December 31, 2010 and 2009, respectively.

(2) Northern Trust charged $4.9 million and $.2 million through other operating expenses during the years ended December 31, 2010 and 2009, respectively, to reduce the fair values of Other Real Estate Owned (OREO) properties.

The fair values of loan collateral and OREO properties were estimated using a market approach typically supported by third party appraisals, and were subject to adjustments to reflect management’s judgment as to their realizable value.

Fair Value of Financial Instruments. GAAP requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate fair value. It excludes from this requirement nonfinancial assets and liabilities, as well as a wide range of franchise, relationship, and intangible values that add value to Northern Trust. Accordingly, the required fair value disclosures provide only a partial estimate of the fair value of Northern Trust. Financial instruments recorded at fair value on Northern Trust’s consolidated balance sheet are discussed above. The following methods and assumptions were used in estimating the fair values of financial instruments that are not carried at fair value.

Held to Maturity Securities. The fair values of held to maturity securities were modeled by external pricing vendors or, in limited cases, modeled internally, using widely accepted models which are based on an income approach that incorporates current market yield curves and assumptions regarding anticipated prepayments and defaults.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   117

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans (excluding lease receivables). The fair value of the loan portfolio was estimated using a discounted cash flow methodology based on current market rates as of the date of the consolidated financial statements. The fair values of all loans were adjusted to reflect current assessments of loan collectibility.

Savings Certificates, Other Time, and Non-U.S. Offices Interest-Bearing Deposits. The fair values of these instruments were estimated using an income approach (discounted cash flow) that incorporates market interest rates.

Senior Notes, Subordinated Debt, Federal Home Loan Bank Borrowings, and Floating Rate Capital Debt. Fair values were determined using a market approach based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.

Loan Commitments. The fair values of loan commitments represent the amount of unamortized fees on these instruments.

Financial Instruments Valued at Carrying Value. Due to their short maturity, the carrying values of certain financial instruments approximated their fair values. These financial instruments include cash and due from banks; money market assets (includes federal funds sold and securities purchased under agreements to resell, time deposits with banks, and federal reserve deposits and other interest-bearing assets); client security settlement receivables; federal funds purchased; securities sold under agreements to repurchase; and other borrowings (includes term federal funds purchased, and other short-term borrowings). As required by GAAP, the fair values required to be disclosed for demand, noninterest-bearing, savings, and money market deposits must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

118   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair values of financial instruments.

	DECEMBER 31
	2010		2009
(In Millions)	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE
ASSETS
Cash and Due from Banks	$2,818.0	$2,818.0	$2,491.8	$2,491.8
Money Market Assets	26,436.0	26,436.0	28,128.2	28,128.2
Securities:
Available for Sale	20,087.5	20,087.5	17,462.1	17,462.1
Held to Maturity	1,187.6	1,207.2	1,161.4	1,185.7
Trading Account	6.8	6.8	9.9	9.9
Loans (excluding Leases)
Held for Investment	26,747.8	26,814.2	26,489.3	26,539.1
Held for Sale	2.2	2.2	4.2	4.2
Client Security Settlement Receivables	701.3	701.3	794.8	794.8
LIABILITIES
Deposits:
Demand, Noninterest-Bearing, Savings and Money Market	24,810.3	24,810.3	26,527.3	26,527.3
Savings Certificates and Other Time and Non-U.S. Offices Interest-Bearing	39,385.4	39,402.1	31,754.0	31,783.6
Federal Funds Purchased	3,691.7	3,691.7	6,649.8	6,649.8
Securities Sold under Agreements to Repurchase	954.4	954.4	1,037.5	1,037.5
Other Borrowings	347.7	347.7	2,078.3	2,078.3
Senior Notes	1,896.1	1,936.5	1,551.8	1,611.3
Long Term Debt (excluding Leases):
Subordinated Debt	1,148.7	1,177.2	1,132.5	1,150.6
Federal Home Loan Bank Borrowings	1,532.5	1,613.5	1,697.5	1,792.6
Floating Rate Capital Debt	276.9	223.2	276.8	159.4
Financial Guarantees	58.6	58.6	94.4	94.4
Loan Commitments	32.4	32.4	28.4	28.4
DERIVATIVE INSTRUMENTS
Asset/Liability Management:
Foreign Exchange Contracts
Assets	44.9	44.9	46.1	46.1
Liabilities	51.4	51.4	51.0	51.0
Interest Rate Swap Contracts
Assets	134.6	134.6	98.8	98.8
Liabilities	15.3	15.3	4.2	4.2
Credit Default Swaps
Assets	–	–	–	–
Liabilities	2.8	2.8	2.2	2.2
Forward Contracts
Assets	.5	.5	–	–
Liabilities	.2	.2	–	–
Client-Related and Trading:
Foreign Exchange Contracts
Assets	5,747.9	5,747.9	2,032.2	2,032.2
Liabilities	5,729.9	5,729.9	2,008.5	2,008.5
Interest Rate Swap Contracts
Assets	151.2	151.2	114.9	114.9
Liabilities	148.4	148.4	113.1	113.1
Interest Rate Option Contracts
Assets	.1	.1	.4	.4
Liabilities	.1	.1	.4	.4

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   119

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 31 – Business Units and Related Information

Northern Trust is organized around its two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units and to other U.S. and non-U.S. clients by NTGI. Operations support is provided to each of the business units by the O&T business unit. The revenue and expenses of NTGI are fully allocated to C&IS and PFS. The revenue and expenses of O&T are fully allocated to C&IS, PFS, and Treasury and Other.

C&IS and PFS results are presented to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis as opposed to GAAP which is used for consolidated financial reporting purposes, derives from internal accounting systems that support Northern Trust’s strategic objectives and management structure. The accounting policies used for management reporting are consistent with those described in Note 1 – Summary of Significant Accounting Policies.

The following tables show the earnings contribution of Northern Trust’s business units for the years ended December 31, 2010, 2009 and 2008.

CORPORATE AND INSTITUTIONAL SERVICES

RESULTS OF OPERATIONS

(In Millions)	2010	2009	2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,175.1	$1,236.8	$1,225.9
Other	522.7	571.3	804.6
Net Interest Income (FTE)*	271.8	416.0	571.1

Revenues (FTE)*	1,969.6	2,224.1	2,601.6
Provision for Credit Losses	(16.1)	30.7	25.2
Noninterest Expenses	1,328.9	1,200.6	1,779.5

Income before Income Taxes*	656.8	$992.8	$796.9
Provision for Income Taxes*	222.4	350.8	308.2

Net Income	$434.4	$642.0	$488.7

Percentage of Consolidated Net Income	65%	74%	61%

Average Assets	$38,749.3	$38,117.1	$49,490.4

PERSONAL FINANCIAL SERVICES

RESULTS OF OPERATIONS

(In Millions)	2010	2009	2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$906.8	$847.0	$909.0
Other	133.3	138.7	132.6
Net Interest Income (FTE)*	591.8	538.1	542.7

Revenues (FTE)*	1,631.9	1,523.8	1,584.3
Provision for Credit Losses	176.1	184.3	89.8
Noninterest Expenses	1,103.0	1,044.6	1,087.9

Income before Income Taxes*	352.8	294.9	406.6
Provision for Income Taxes*	132.8	112.4	156.1

Net Income	$220.0	$182.5	$250.5

Percentage of Consolidated Net Income	33%	21%	32%

Average Assets	$23,564.5	$24,534.8	$22,868.7

120   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TREASURY AND OTHER

RESULTS OF OPERATIONS

(In Millions)	2010	2009	2008
Gain on Visa Share Redemption	$–	$–	$167.9
Other Noninterest Income	(8.9)	(6.7)	(40.6)
Net Interest Income (Expense) (FTE)*	94.2	85.9	15.1

Revenues (FTE)*	85.3	79.2	142.4
Visa Indemnification Charges	(33.0)	(17.8)	(76.1)
Noninterest Expenses	99.0	89.3	96.5

Income before Income Taxes*	19.3	7.7	122.0
Provision (Benefit) for Income Taxes*	4.2	(32.0)	66.4

Net Income	$15.1	$39.7	$55.6

Percentage of Consolidated Net Income (Loss)	2%	5%	7%

Average Assets	$13,694.4	$11,662.3	$669.4

CONSOLIDATED FINANCIAL INFORMATION

(In Millions)	2010	2009	2008
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,081.9	$2,083.8	$2,134.9
Gain on Visa Share Redemption	–	–	167.9
Other	647.1	703.3	896.6
Net Interest Income (FTE)*	957.8	1,040.0	1,128.9

Revenues (FTE)*	3,686.8	3,827.1	4,328.3
Provision for Credit Losses	160.0	215.0	115.0
Visa Indemnification Charges	(33.0)	(17.8)	(76.1)
Noninterest Expenses	2,530.9	2,334.5	2,963.9

Income before Income Taxes*	1,028.9	1,295.4	1,325.5
Provision for Income Taxes*	359.4	431.2	530.7

Net Income	$669.5	$864.2	$794.8

Average Assets	$76,008.2	$74,314.2	$73,028.5

* Stated on an FTE basis. The consolidated figures include $39.1 million, $40.2 million, and $49.8 million of FTE adjustment for 2010, 2009, and 2008, respectively.

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

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   121

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral. The U.S. performance includes the impacts of benefits totaling $33.0 million and $17.8 million recorded in 2010 and 2009, respectively with regards to a reduction in the Visa indemnification liability, and $244.0 million recorded in 2008 in connection with Visa’s initial public offering.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(In Millions)	TOTAL ASSETS	TOTAL REVENUE*	INCOME BEFORE INCOME TAXES	NET INCOME
2010
Non-U.S.	$24,472.9	$980.9	$325.1	$229.3
U.S.	59,371.0	2,666.8	664.7	440.2

Total	$83,843.9	$3,647.7	$989.8	$669.5

2009
Non-U.S.	$19,253.2	$1,086.9	$445.4	$305.8
U.S.	62,888.3	2,700.0	809.8	558.4

Total	$82,141.5	$3,786.9	$1,255.2	$864.2

2008
Non-U.S.	$24,433.0	$1,598.6	$842.2	$534.9
U.S.	57,620.6	2,679.9	433.5	259.9

Total	$82,053.6	$4,278.5	$1,275.7	$794.8

* Revenue is comprised of net interest income and noninterest income.

Note 32 – Regulatory Capital Requirements

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

As of December 31, 2010 and 2009, each of Northern Trust’s U.S. subsidiary banks had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. Additionally, Northern Trust’s subsidiary banks located outside the U.S. are subject to regulatory capital requirements in the jurisdictions in which they operate. As of December 31, 2010 and 2009, each of Northern Trust’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements. There are no conditions or events since December 31, 2010 that management believes have adversely affected the capital categorization of any Northern Trust subsidiary bank.

122   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its U.S. subsidiary banks whose net income for 2010 or 2009 exceeded 10% of the consolidated total.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ In Millions)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2010
Total Capital to Risk-Weighted Assets
Consolidated	$8,036	15.6%	$5,147	10.0%
The Northern Trust Company	6,440	16.2	3,978	10.0
Northern Trust, NA	1,461	13.9	1,050	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	6,977	13.6	3,088	6.0
The Northern Trust Company	5,293	13.3	2,387	6.0
Northern Trust, NA	1,301	12.4	630	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	6,977	8.8	3,983	5.0
The Northern Trust Company	5,293	8.0	3,323	5.0
Northern Trust, NA	1,301	10.8	602	5.0

AS OF DECEMBER 31, 2009
Total Capital to Risk-Weighted Assets
Consolidated	$7,711	15.8%	$4,878	10.0%
The Northern Trust Company	6,044	16.1	3,751	10.0
Northern Trust, NA	1,170	11.0	1,061	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	6,522	13.4	2,927	6.0
The Northern Trust Company	4,756	12.7	2,250	6.0
Northern Trust, NA	1,010	9.5	637	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	6,522	8.8	3,725	5.0
The Northern Trust Company	4,756	7.7	3,073	5.0
Northern Trust, NA	1,010	8.2	615	5.0

The current risk-based capital guidelines that apply to the Corporation and its U.S. subsidiary banks, commonly referred to as Basel I, are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision (Basel Committee), a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board.

The Corporation also is subject to the Basel II framework for risk-based capital adequacy. The U.S. bank regulatory agencies have issued final rules with respect to implementation of the Basel II framework. Under the final Basel II rules, the Corporation is one of a small number of “core” banking organizations. As a result, the Corporation and its U.S. depository institution subsidiaries will be required to use the advanced approaches under Basel II for calculating risk-based capital related to credit risk and operational risk, instead of the methodology reflected in the regulations effective prior to adoption of Basel II. The rules also require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

The Corporation has for several years been preparing to comply with the advanced approaches of the Basel II framework. The Corporation is also addressing issues related to implementation timing differences between the U.S. and other jurisdictions, to ensure that the Corporation and the bank subsidiaries comply with regulatory requirements and expectations in all jurisdictions where they operate.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. In November 2010, Basel III was endorsed by the Seoul G20 Leaders Summit and will be subject to individual adoption by member nations, including the United States. The federal banking agencies could implement changes to the current capital adequacy standards applicable to the Corporation and its bank subsidiaries in light of Basel III.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   123

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 33 – Northern Trust Corporation (Corporation only)

Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET

	DECEMBER 31
(In Millions)	2010	2009
ASSETS
Cash on Deposit with Subsidiary Bank	$6.8	$6.5
Time Deposits with Subsidiary Banks	1,561.2	1,484.0
Securities	118.2	10.1
Advances to Wholly-Owned Subsidiaries – Banks	285.0	285.0
– Nonbank	5.0	5.0
Investments in Wholly-Owned Subsidiaries – Banks	6,855.1	5,959.9
– Nonbank	121.2	128.7
Buildings and Equipment	3.4	3.4
Other Assets	339.5	371.9

Total Assets	$9,295.4	$8,254.5

LIABILITIES
Long-Term Debt	$1,896.1	$1,390.5
Floating Rate Capital Debt	276.9	276.8
Other Liabilities	292.1	275.1

Total Liabilities	2,465.1	1,942.4
STOCKHOLDERS’ EQUITY
Common Stock	408.6	408.6
Additional Paid-in Capital	920.0	888.3
Retained Earnings	5,972.1	5,576.0
Accumulated Other Comprehensive Loss	(305.3)	(361.6)
Treasury Stock	(165.1)	(199.2)

Total Stockholders’ Equity	6,830.3	6,312.1

Total Liabilities and Stockholders’ Equity	$9,295.4	$8,254.5

CONDENSED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2010	2009	2008
OPERATING INCOME
Dividends – Bank Subsidiaries	$–	$410.0	$30.0
– Nonbank Subsidiaries	67.2	25.6	56.4
Intercompany Interest and Other Charges	11.4	10.1	39.3
Interest and Other Income	6.9	13.7	(13.2)

Total Operating Income	85.5	459.4	112.5
OPERATING EXPENSES
Interest Expense	50.8	45.7	39.1
Other Operating Expenses	15.4	(93.2)	367.8

Total Operating Expenses	66.2	(47.5)	406.9

Income (Loss) before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	19.3	506.9	(294.4)
Benefit (Expense) for Income Taxes	23.0	(25.0)	160.2

Income (Loss) before Equity in Undistributed Net Income of Subsidiaries	42.3	481.9	(134.2)
Equity in Undistributed Net Income of Subsidiaries – Banks	636.9	364.7	918.7
– Nonbank	(9.7)	17.6	10.3

Net Income	669.5	$864.2	$794.8

Net Income Applicable to Common Stock	669.5	$753.1	$782.8

124   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2010	2009	2008
OPERATING ACTIVITIES:
Net Income	$669.5	$864.2	$794.8
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(620.9)	(382.2)	(929.0)
Decrease in Prepaid Expenses	1.2	2.0	1.4
Client Support-Related Charges (Benefit)	–	(109.3)	320.3
Capital Support Agreement Payments	–	(204.8)	–
Increase (Decrease) in Accrued Income Taxes	61.8	283.6	(290.5)
Other, net	(13.3)	20.4	77.9

Net Cash Provided by (Used in) Operating Activities	98.3	473.9	(25.1)

INVESTING ACTIVITIES:
Net Increase in Time Deposits with Banks	(77.2)	(268.0)	(830.2)
Purchases of Securities – Available for Sale	(109.7)	–	(468.9)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	4.7	411.8	–
Net Increase in Capital Investments in Subsidiaries	(204.8)	(42.0)	(521.3)
Advances to Wholly-Owned Subsidiaries	–	–	(10.0)
Other, net	(.9)	(7.9)	11.1

Net Cash Provided by (Used in) Investing Activities	(387.9)	93.9	(1,819.3)

FINANCING ACTIVITIES:
Net Increase in Senior Notes	497.2	500.0	396.9
Proceeds from Common Stock Issuance	–	834.1	–
Proceeds from Preferred Stock – Series B and Warrant to Purchase Common Stock	–	–	1,576.0
Redemption of Preferred Stock – Series B	–	(1,576.0)	–
Cash Dividends Paid on Preferred Stock	–	(46.6)	–
Repurchase of Warrant to Purchase Common Stock	–	(87.0)	–
Treasury Stock Purchased	(5.9)	(10.7)	(68.3)
Cash Dividends Paid on Common Stock	(273.2)	(260.3)	(247.7)
Net Proceeds from Stock Options	70.6	38.9	161.9
Other, net	1.2	23.8	47.9

Net Cash Provided by (Used in) Financing Activities	289.9	(583.8)	1,866.7

Net Change in Cash on Deposit with Subsidiary Bank	.3	(16.0)	22.3
Cash on Deposit with Subsidiary Bank at Beginning of Year	6.5	22.5	.2

Cash on Deposit with Subsidiary Bank at End of Year	$6.8	$6.5	$22.5

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   125

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheet of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northern Trust Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2011 expressed an unqualified opinion on the effectiveness of Northern Trust Corporation’s internal control over financial reporting.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 25, 2011

126   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA (UNAUDITED)

STATEMENT OF INCOME	2010				2009
($ In Millions Except Per Share Information)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$504.6	$518.7	$543.5	$515.1	$548.6	$523.1	$601.4	$410.7
Other Noninterest Income	169.5	137.3	187.9	152.4	157.6	156.3	183.6	205.8
Net Interest Income
Interest Income	334.3	330.2	317.9	314.3	324.3	333.2	354.7	393.8
Interest Expense	112.3	96.7	85.1	83.9	90.1	94.9	104.5	116.7

Net Interest Income	222.0	233.5	232.8	230.4	234.2	238.3	250.2	277.1
Provision for Credit Losses	40.0	30.0	50.0	40.0	40.0	60.0	60.0	55.0
Noninterest Expenses	641.7	622.1	614.4	619.7	621.3	599.2	502.7	593.5
Provision for Income Taxes	57.3	81.8	100.2	81.0	78.8	70.6	158.3	83.3

Net Income	$157.1	$155.6	$199.6	$157.2	$200.3	$187.9	$314.2	$161.8

Net Income Applicable to Common Stock	$157.1	$155.6	$199.6	$157.2	$200.3	$187.9	$226.1	$138.8

PER COMMON SHARE
Net Income – Basic	$.64	$.64	$.82	$.65	$.82	$.77	$.95	$.62
– Diluted	.64	.64	.82	.64	.82	.77	.95	.61

AVERAGE BALANCE SHEET ASSETS
Cash and Due from Banks	$3,056.6	$2,708.2	$2,903.7	$2,479.9	$2,655.9	$2,501.7	$2,679.7	$2,302.3
Money Market Assets	21,979.1	19,231.8	19,182.7	21,613.4	22,192.6	18,273.5	19,083.1	22,948.1
Securities	21,347.7	20,346.7	19,369.8	18,303.9	17,517.7	17,614.8	17,515.3	16,772.3
Loans and Leases	27,614.9	27,376.2	27,569.1	27,497.8	27,830.6	28,209.9	29,049.1	29,725.3
Reserve for Credit Losses Assigned to Loans	(314.7)	(320.6)	(311.0)	(305.4)	(301.1)	(294.7)	(274.5)	(228.8)
Other Assets	6,426.1	5,364.4	5,571.5	5,380.0	5,061.7	4,902.1	5,744.3	5,836.3

Total Assets	$80,109.7	$74,706.7	$74,285.8	$74,969.6	$74,957.4	$71,207.3	$73,797.0	$77,355.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$6,438.5	$5,793.5	$6,696.1	$7,460.0	$7,580.4	$7,563.6	$8,938.5	$9,745.9
Savings and Other Interest-Bearing	15,278.2	15,041.2	15,069.9	15,249.4	14,838.4	14,528.8	14,014.8	12,342.7
Other Time	1,905.8	1,536.7	1,452.4	1,488.3	1,316.8	1,235.0	1,011.2	837.6
Non-U.S. Offices	35,678.5	32,460.3	30,704.2	30,031.3	28,960.6	27,662.4	29,181.2	33,208.1

Total Deposits	59,301.0	54,831.7	53,922.6	54,229.0	52,696.2	50,989.8	53,145.7	56,134.3
Short-Term Borrowings	5,237.5	5,222.3	6,123.6	6,839.4	8,577.6	6,415.6	5,353.3	6,630.9
Senior Notes	1,716.4	1,403.6	1,396.6	1,518.3	1,560.3	1,556.2	1,386.1	1,044.1
Long-Term Debt	2,751.0	2,792.7	2,940.7	2,803.1	2,860.0	2,989.9	3,138.7	3,250.4
Floating Rate Capital Debt	276.8	276.8	276.8	276.8	276.8	276.7	276.7	276.7
Other Liabilities	3,980.2	3,494.8	3,078.9	2,848.4	2,632.1	2,716.9	3,365.3	3,343.2
Stockholders’ Equity	6,846.8	6,684.8	6,546.6	6,454.6	6,354.4	6,262.2	7,131.2	6,675.9

Total Liabilities and Stockholders’ Equity	$80,109.7	$74,706.7	$74,285.8	$74,969.6	$74,957.4	$71,207.3	$73,797.0	$77,355.5

ANALYSIS OF NET INTEREST INCOME
Earning Assets	$70,941.8	$66,954.7	$66,121.6	$67,415.1	$67,540.9	$64,098.2	$65,647.5	$69,445.7
Interest-Related Funds	60,406.8	56,389.8	55,733.4	56,148.7	55,945.3	52,497.4	51,303.8	54,941.8
Noninterest-Related Funds	10,535.0	10,564.9	10,388.2	11,266.4	11,595.6	11,600.8	14,343.7	14,503.9
Net Interest Income (Taxable equivalent)	232.3	243.0	242.4	240.1	244.0	248.2	260.1	287.7
Net Interest Margin (Taxable equivalent)	1.30%	1.44%	1.47%	1.44%	1.43%	1.54%	1.59%	1.68%

COMMON STOCK DIVIDEND AND MARKET PRICE
Dividends	$.28	$.28	$.28	$.28	$.28	$.28	$.28	$.28
Market Price Range – High	56.05	50.85	59.36	56.50	60.84	62.35	66.08	65.64
– Low	47.02	45.30	46.60	48.89	46.72	52.01	49.78	43.32

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   127

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE STATEMENT OF CONDITION WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A TAXABLE EQUIVALENT BASIS)	2010			2009
($ In Millions)	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE
AVERAGE EARNING ASSETS
Money Market Assets
Federal Funds Sold and Resell Agreements	$.5	$293.9	.18%	$.7	$375.7	.21%
Time Deposits with Banks	134.6	14,599.7	.92	209.6	15,359.9	1.36
Federal Reserve Deposits and Other Interest-Bearing	13.5	5,598.2	.24	11.6	4,880.2	.24

Total Money Market Assets	148.6	20,491.8	.72	221.9	20,615.8	1.08

Securities
U.S. Government	1.1	162.0	.67	.2	41.8	.50
Obligations of States and Political Subdivisions	47.4	726.9	6.52	53.5	817.5	6.55
Government Sponsored Agency	116.6	11,802.2	.99	147.7	11,900.4	1.24
Other	84.7	7,168.1	1.18	76.0	4,598.1	1.65

Total Securities	249.8	19,859.2	1.26	277.4	17,357.8	1.60

Loans and Leases	937.4	27,514.4	3.41	946.9	28,697.2	3.30

Total Earning Assets	1,335.8	67,865.4	1.97%	1,446.2	66,670.8	2.17%

Reserve for Credit Losses Assigned to Loans and Leases	–	(313.0)	–	–	(275.0)	–
Cash and Due from Banks	–	2,788.4	–	–	2,535.8	–
Other Assets	–	5,667.4	–	–	5,382.6	–

Total Assets	$–	$76,008.2	–%	$–	$74,314.2	–%

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$34.9	$13,049.5	.27%	$53.7	$11,162.4	.48%
Savings Certificates	27.7	2,107.8	1.31	56.9	2,777.3	2.05
Other Time	12.7	1,596.8	.80	16.3	1,101.8	1.48
Non-U.S. Offices	125.7	29,968.4	.42	80.1	27,157.6	.29

Total Interest-Bearing Deposits	201.0	46,722.5	.43	207.0	42,199.1	.49
Short-Term Borrowings	11.2	5,849.5	.19	11.0	6,748.7	.16
Senior Notes	48.6	1,509.0	3.22	44.0	1,388.6	3.17
Long-Term Debt	114.8	2,821.6	4.07	139.9	3,058.5	4.57
Floating Rate Capital Debt	2.4	276.8	.87	4.3	276.7	1.54

Total Interest-Related Funds	378.0	57,179.4	.66	406.2	53,671.6	.76

Interest Rate Spread	–	–	1.31	–	–	1.41
Noninterest-Bearing Deposits	–	8,860.6	–	–	11,026.9	–
Other Liabilities	–	3,333.8	–	–	3,011.6	–
Stockholders’ Equity	–	6,634.4	–	–	6,604.1	–

Total Liabilities and Stockholders’ Equity	–	76,008.2	–	–	$74,314.2	–

Net Interest Income/Margin (FTE Adjusted)	$957.8	–	1.41%	$1,040.0	–	1.56%

Net Interest Income/Margin (Unadjusted)	$918.7	–	1.35%	$999.8	–	1.50%

Net Interest Income/Margin Components
U.S.	$863.6	$49,776.5	1.73%	$859.8	$49,270.9	1.75%
Non-U.S.	94.2	18,088.9	.52	180.2	17,399.9	1.04

Consolidated	$957.8	$67,865.4	1.41%	$1,040.0	$66,670.8	1.56%

Notes – Average balances include nonaccrual loans.

– Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.30%). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $39.1 million in 2010, $40.2 million in 2009, $49.8 million in 2008, $62.5 million in 2007, and $64.8 million in 2006.

128   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

2008			2007			2006
INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE

$37.2	$1,569.8	2.37%	$67.6	$1,330.6	5.08%	$45.8	$916.4	5.00%
888.2	21,451.9	4.14	776.7	16,797.3	4.62	481.2	12,716.9	3.78
9.3	1,538.5	.60	1.2	21.3	5.50	1.4	29.9	4.52

934.7	24,560.2	3.81	845.5	18,149.2	4.66	528.4	13,663.2	3.87

.4	19.2	2.08	6.8	124.3	5.46	9.2	180.9	5.07
56.0	838.2	6.68	59.0	883.7	6.68	60.4	900.8	6.71
243.1	8,655.7	2.81	525.4	9,740.2	5.39	491.6	9,612.0	5.11
95.2	2,773.9	3.43	87.7	1,711.2	5.13	57.6	1,109.4	5.20

394.7	12,287.0	3.21	678.9	12,459.4	5.45	618.8	11,803.1	5.24

1,198.9	27,402.7	4.38	1,322.3	22,817.8	5.80	1,167.3	20,528.5	5.69

2,528.3	64,249.9	3.94%	2,846.7	53,426.4	5.33%	2,314.5	45,994.8	5.03%

–	(170.0)	–	–	(140.2)	–	–	(132.0)	–
–	3,236.8	–	–	3,026.9	–	–	3,667.4	–
–	5,711.8	–	–	4,274.9	–	–	3,575.7	–

–	$73,028.5	–	–	$60,588.0	–	–	$53,105.9	–

$137.9	$7,786.5	1.77%	$236.5	$7,016.4	3.37%	$188.1	$6,602.4	2.85%
72.0	2,124.3	3.39	95.6	2,019.8	4.73	71.4	1,693.7	4.21
20.2	615.3	3.28	24.5	518.1	4.74	17.9	419.8	4.28
885.9	35,958.2	2.46	1,206.8	28,587.8	4.22	807.3	21,853.1	3.69

1,116.0	46,484.3	2.40	1,563.4	38,142.1	4.10	1,084.7	30,569.0	3.55
77.4	4,609.0	1.68	191.5	4,321.5	4.43	236.3	6,536.4	3.62
38.6	804.1	4.80	26.7	478.6	5.58	16.5	364.8	4.52
155.8	2,999.9	5.19	141.0	2,504.0	5.63	152.6	2,663.4	5.73
11.6	276.6	4.19	16.2	276.5	5.88	14.9	276.4	5.40

1,399.4	55,173.9	2.54	1,938.8	45,722.7	4.24	1,505.0	40,410.0	3.72

–	–	1.40	–	–	1.09	–	–	1.31
–	8,814.8	–	–	7,648.4	–	–	6,389.2	–
–	3,933.6	–	–	3,052.7	–	–	2,520.0	–
–	5,106.2	–	–	4,164.2	–	–	3,786.7	–

–	$73,028.5	–	–	$60,588.0	–	–	$53,105.9	–

$1,128.9	–	1.76%	$907.9	–	1.70%	$809.5	–	1.76%

$1,079.1	–	1.68%	$845.4	–	1.58%	$744.7	–	1.62%

$762.2	$41,740.7	1.83%	$749.5	$35,472.3	2.11%	$713.0	$31,826.3	2.24%
366.7	22,509.2	1.63	158.4	17,954.1	.88	96.5	14,168.5	.68

$1,128.9	$64,249.9	1.76%	$907.9	$53,426.4	1.70%	$809.5	$45,994.8	1.76%

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   129

SENIOR OFFICERS

NORTHERN TRUST CORPORATION

THE NORTHERN TRUST COMPANY

Management Group

Frederick H. Waddell

Chairman, President, and

Chief Executive Officer

Sherry S. Barrat

President –

Personal Financial Services

Steven L. Fradkin

President –

Corporate & Institutional Services

Timothy P. Moen

Executive Vice President

Human Resources and Administration

William L. Morrison

Executive Vice President

Chief Financial Officer

Stephen N. Potter

President –

Northern Trust Global Investments

Jana R. Schreuder

President –

Operations & Technology

Joyce M. St.Clair

Executive Vice President

Head of Corporate Risk Management

Kelly R. Welsh

Executive Vice President

General Counsel

NORTHERN TRUST CORPORATION

Other Senior Officers

Aileen B. Blake

Executive Vice President

Controller

Robert P. Browne

Executive Vice President

Chief Investment Officer

Caroline E. Devlin

Senior Vice President

Head of Corporate Strategy

Kelly King Dibble

Senior Vice President

Director of Public Affairs

William R. Dodds, Jr.

Executive Vice President

Treasurer

Rose A. Ellis

Corporate Secretary

Assistant General Counsel

Beverly J. Fleming

Senior Vice President

Director of Investor Relations

Connie L. Lindsey

Executive Vice President

Corporate Social Responsibility

Saverio Mirarchi

Senior Vice President

Chief Compliance and Ethics Officer

Dan E. Phelps

Executive Vice President

General Auditor

Mark J. Van Grinsven

Executive Vice President

Credit Policy

THE NORTHERN TRUST COMPANY

Other Executive Vice Presidents

Penelope J. Biggs

S. Biff Bowman

Peter B. Cherecwich

Jeffrey D. Cohodes

Marianne G. Doan

Jennifer L. Driscoll

Arthur J. Fogel

Peter A. Gloyne

Mark C. Gossett

Darrell B. Jackson

Wilson Leech

Lyle L. Logan

R. Hugh Magill

Peter A. Magrini

K. Kelly Mannard

Brian P. Ovaert

Teresa A. Parker

Douglas P. Regan

Alan W. Robertson

Jean E. Sheridan

John D. Skjervem

Michael A. Vardas

Lloyd A. Wennlund

Heads of the U.S. Personal Financial Services Regions

Sheldon T. Anderson

Chief Executive Officer

Southeast Region

Steven R. Bell

Chief Executive Officer

Western Region

David C. Blowers

Chief Executive Officer

Midwest Region

J. Jeffery Kauffman

Chief Executive Officer

Northeast Region

Steve MacLellan

Chief Executive Officer

Southwest Region

130   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

BOARD OF DIRECTORS

NORTHERN TRUST CORPORATION

Board of Directors

Frederick H. Waddell

Chairman, President, and Chief Executive Officer

Northern Trust Corporation and

The Northern Trust Company (6)

Linda Walker Bynoe

President and Chief Executive Officer

Telemat Ltd.

Project management and consulting firm (1, 2, 6)

Nicholas D. Chabraja

Retired Chairman and Chief Executive Officer

General Dynamics Corporation

Worldwide defense, aerospace, and other

technology products manufacturer (1, 4)

Susan Crown

Vice President

Henry Crown and Company

Worldwide company with

diversified manufacturing operations,

real estate, and securities (4, 5)

Dipak C. Jain

Dean Emeritus

Kellogg School of Management

Northwestern University

Dean Designate

INSEAD

Educational institution (3, 4, 6)

Robert W. Lane

Retired Chairman and Chief Executive Officer

Deere & Company

Worldwide provider of agricultural, construction,

and forestry equipment and financial services (1, 3)

Robert C. McCormack

Advisory Director

Trident Capital

Venture capital firm (1, 4)

Edward J. Mooney

Retired Délégué Général–North America

Suez Lyonnaise des Eaux

Worldwide provider of energy, water, waste,

and communications services;

Retired Chairman and Chief Executive Officer

Nalco Chemical Company

Manufacturer of specialized service chemicals (1, 2, 5, 6)

John W. Rowe

Chairman and Chief Executive Officer

Exelon Corporation

Producer and wholesale marketer of energy (3, 5, 6)

David H. B. Smith

Executive Vice President - Policy & Legal Affairs

and General Counsel

Mutual Fund Directors Forum

Nonprofit membership organization

for investment company directors (1, 2)

William D. Smithburg

Retired Chairman, President, and Chief Executive Officer

The Quaker Oats Company

Worldwide manufacturer and marketer of

beverages and grain-based products (4, 5, 6)

Enrique J. Sosa

Retired President

BP Amoco Chemicals

Worldwide chemical division of BP p.l.c. (2, 4)

Charles A. Tribbett III

Managing Director

Russell Reynolds Associates

Worldwide executive recruiting firm (2, 3)

Advisory Director

Sir John R.H. Bond

Chairman

Vodafone Group Plc

Worldwide mobile telecommunications

company (2, 3)*

*In an advisory capacity

Board Committees

1. Audit Committee

2. Business Risk Committee

3. Business Strategy Committee

4. Compensation and Benefits Committee

5. Corporate Governance Committee

6. Executive Committee

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   131

CORPORATE INFORMATION

Comparison of Five-Year Cumulative Total Return

The graph below compares the cumulative total stockholder return on the Corporation’s common stock to the cumulative total return of the S&P 500 Index and the Keefe, Bruyette & Woods (KBW) Bank Index for the five fiscal years which commenced January 1, 2006 and ended December 31, 2010. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s common stock and in each index on December 31, 2005 and assumes reinvestment of dividends. The KBW Bank Index is a modified-capitalization-weighted index made up of 24 of the largest banking companies in the United States. The Corporation is included in the S&P 500 Index and the KBW Bank Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 2005 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	December 31,
	2005	2006	2007	2008	2009	2010
Northern Trust	100	119	153	106	108	117
S&P 500	100	116	122	77	97	112
KBW Bank Index	100	117	91	48	47	58

132   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   NORTHERN TRUST CORPORATION

CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held on Tuesday, April 19, 2011, at 10:30 A.M. (Central Time) at 50 South La Salle Street, Chicago, Illinois.

STOCK LISTING

The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

STOCK TRANSFER AGENT, REGISTRAR, AND DIVIDEND DISBURSING AGENT

Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange Street

South St. Paul, Minnesota 55075

General Phone Number: 1-800-468-9716

Internet Site: www.shareowneronline.com

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

10-K REPORT

Copies of the Corporation’s 2010 10-K Report filed with the Securities and Exchange Commission will be available by the end of March 2011 and will be mailed to stockholders and other interested persons upon written request to:

Rose A. Ellis

Corporate Secretary

Northern Trust Corporation

50 South La Salle Street, M-9

Chicago, Illinois 60603

QUARTERLY EARNINGS RELEASES

Copies of the Corporation’s quarterly earnings releases may be obtained by accessing Northern Trust’s Web site at northerntrust.com or by calling the Corporate Communications department at 312-444-4272.

INVESTOR RELATIONS

Please direct Investor Relations inquiries to: Beverly J. Fleming, Director of Investor Relations, at 312-444-7811 or beverly_fleming@ntrs.com.

NORTHERNTRUST.COM

Information about the Corporation, including financial performance and products and services, is available on Northern Trust’s Web site at northerntrust.com.

NORTHERN TRUST GLOBAL INVESTMENTS

Northern Trust Corporation uses the name Northern Trust Global Investments to identify the investment management business, including portfolio management, research, and trading, carried on by several of its affiliates, including The Northern Trust Company, Northern Trust Global Advisors, and Northern Trust Investments.

NORTHERN TRUST CORPORATION   |   2010 ANNUAL REPORT TO SHAREHOLDERS   |   133