Form 10-K, Exhibit 13
period 2011-12-31
NORTHERN TRUST CORP
filed 2012-02-24
CIK 73124

Exhibit 13

FINANCIAL REVIEW

18

Consolidated Highlights of Financial Condition and Results of Operations

19

Management’s Discussion and Analysis of Financial Condition and Results of Operations

64

Management’s Report on Internal Control Over Financial Reporting

65

Report of Independent Registered Public Accounting Firm with Respect to Internal Control over Financial Reporting

66

Consolidated Financial Statements

70

Notes to Consolidated Financial Statements

127

Report of Independent Registered Public Accounting Firm

128

Consolidated Financial Statistics

131

Senior Officers

132

Board of Directors

133

Corporate Information

CONSOLIDATED HIGHLIGHTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ In Millions Except Per Share Information)	2011	2010	2009	2008	2007
FOR THE YEAR ENDED DECEMBER 31

Noninterest Income
Trust, Investment and Other Servicing Fees	$2,169.5	$2,081.9	$2,083.8	$2,134.9	$2,077.6
Foreign Exchange Trading Income	324.5	382.2	445.7	616.2	351.3
Treasury Management Fees	72.1	78.1	81.8	72.8	65.3
Security Commissions and Trading Income	60.5	60.9	62.4	77.0	67.6
Gain on Visa Share Redemption	–	–	–	167.9	–
Other Operating Income	158.1	146.3	136.8	186.9	95.3
Investment Security Gains (Losses), net	(23.9)	(20.4)	(23.4)	(56.3)	6.5
Total Noninterest Income	2,760.8	2,729.0	2,787.1	3,199.4	2,663.6
Net Interest Income	1,009.1	918.7	999.8	1,079.1	845.4
Provision for Credit Losses	55.0	160.0	215.0	115.0	18.0
Income before Noninterest Expense	3,714.9	3,487.7	3,571.9	4,163.5	3,491.0
Noninterest Expense
Compensation	1,267.2	1,108.0	1,099.7	1,133.1	1,038.2
Employee Benefits	258.2	237.6	242.1	223.4	234.9
Outside Services	552.8	460.4	424.5	413.8	386.2
Equipment and Software	328.1	287.1	261.1	241.2	219.3
Occupancy	180.9	167.8	170.8	166.1	156.5
Visa Indemnification (Benefits) Charges	(23.1)	(33.0)	(17.8)	(76.1)	150.0
Other Operating Expense	267.1	270.0	136.3	786.3	245.1
Total Noninterest Expense	2,831.2	2,497.9	2,316.7	2,887.8	2,430.2
Income before Income Taxes	883.7	989.8	1,255.2	1,275.7	1,060.8
Provision for Income Taxes	280.1	320.3	391.0	480.9	333.9
Net Income	$603.6	$669.5	$864.2	$794.8	$726.9
Net Income Applicable to Common Stock	$603.6	$669.5	$753.1	$782.8	$726.9
Average Total Assets	$91,948	$76,008	$74,314	$73,029	$60,588

PER COMMON SHARE
Net Income – Basic	$2.47	$2.74	$3.18	$3.51	$3.28
– Diluted	2.47	2.74	3.16	3.47	3.23
Cash Dividends Declared	1.12	1.12	1.12	1.12	1.03
Book Value – End of Period (EOP)	29.53	28.19	26.12	21.89	20.44
Market Price – EOP	39.66	55.41	52.40	52.14	76.58

AT YEAR END
Senior Notes	$2,127	$1,896	$1,552	$1,053	$654
Long-Term Debt	2,133	2,729	2,838	3,293	2,682
Floating Rate Capital Debt	277	277	277	277	277

RATIOS
Return on Average Common Equity	8.59%	10.09%	12.73%	15.98%	17.46%
Return on Average Assets	.66	.88	1.16	1.09	1.20
Dividend Payout Ratio	45.4	40.8	35.2	32.0	31.4
Tier 1 Capital to Risk-Weighted Assets – EOP	12.5	13.6	13.4	13.1	9.7
Total Capital to Risk-Weighted Assets – EOP	14.2	15.6	15.8	15.4	11.9
Tier 1 Leverage Ratio	7.3	8.8	8.8	8.5	6.8
Average Stockholders’ Equity to Average Assets	7.6	8.7	8.9	7.0	6.9

OPERATING RESULTS – A NON-GAAP FINANCIAL MEASURE WHICH EXCLUDES VISA RELATED ADJUSTMENTS

($ In Millions Except Per Share Information)	2011	2010	2009	2008	2007
Operating Earnings	$589.2	$648.6	$853.0	$641.3	$821.1
Operating Earnings per Common Share – Basic	$2.41	$2.66	$3.13	$2.82	$3.71
– Diluted	2.41	2.65	3.11	2.79	3.65
Operating Return on Average Common Equity	8.50%	9.89%	12.68%	12.89%	19.72%

Operating results for the years presented above exclude adjustments relating to Visa Inc. (Visa). Excluded for 2011, 2010, 2009 and 2008 are Visa indemnification related benefits totaling $23.1 million, $33.0 million, $17.8 million and $244.0 million, respectively. The 2008 benefits included a gain on the mandatory partial redemption of Northern Trust’s Visa shares totaling $167.9 million and a $76.1 million offset of Visa indemnification related charges recorded in 2007. Excluded for 2007 are Visa indemnification related charges totaling $150.0 million. Visa related adjustments are discussed in further detail in Note 25 to the consolidated financial statements.

2011 ANNUAL REPORT TO SHAREHOLDERS	18	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF CORPORATION

Focused Business Strategy

Northern Trust Corporation (the Corporation) and its subsidiaries is a leading provider of asset servicing, fund administration, asset management, fiduciary and banking solutions for corporations, institutions, families, and individuals worldwide. Northern Trust focuses on servicing and managing client assets in two target market segments: individuals, families, and privately held businesses through its Personal Financial Services (PFS) business unit; and corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth and government funds through its Corporate & Institutional Services (C&IS) business unit. An important element of this strategy is to provide an array of asset management and related services to PFS and C&IS clients, which are provided primarily by a third business unit, Northern Trust Global Investments (NTGI). In executing this strategy, Northern Trust emphasizes quality through a high level of service complemented by the effective use of technology, delivered by a fourth business unit, Operations & Technology (O&T).

Business Structure

A financial holding company, Northern Trust conducts business through various U.S. and non-U.S. subsidiaries, including The Northern Trust Company (Bank). The Corporation has a network of offices in 18 U.S. states; Washington, D.C.; and 16 international locations in North America, Europe, the Middle East and the Asia Pacific region.

Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

Net income in 2011 totaled $603.6 million and earnings per common share totaled $2.47. This compares with net income of $669.5 million and earnings per common share of $2.74 in 2010. 2011 results reflect restructuring, acquisition and integration related charges of $91.6 million ($59.8 million after tax, or $.25 per common share). Restructuring charges include severance expense, consulting expense, charges related to software write-offs, and reductions in office space. These charges are outlined below:

•

Severance related charges of $54.5 million recorded in connection with acquisition related integration activities and initiatives to reduce staff levels ($50.2 million recorded within Compensation and $4.3 million within Employee Benefits);

•	Consulting expense and technical services of $16.8 million recorded within Outside Services;
•	Charges totaling $10.9 million related to software write-offs recorded within Equipment and Software;
•	Charges totaling $6.4 million related to reductions in office space recorded within Occupancy; and
•	Other miscellaneous restructuring, acquisition and integration related charges totaling $3.0 million recorded within Other Operating Expense.

Net income in both 2011 and 2010 benefited from reductions of a liability related to potential losses from indemnified litigation involving Visa, as further described in Note 25 to the consolidated financial statements. Visa indemnification benefits totaled $23.1 million and $33.0 million in 2011 and 2010, respectively.

Revenues equaled $3.81 billion on a fully taxable equivalent (FTE) basis in 2011, an increase of 3% from 2010. Trust, investment and other servicing fees, which represents the largest component of consolidated revenues, increased by 4% to $2.17 billion, from $2.08 billion in 2010. The benefits of strong new business, higher market valuations, and acquisitions were partially offset by a decrease in securities lending revenue due to lower recoveries of previously recorded unrealized asset valuation losses in a mark-to-market investment fund, and by money market mutual fund fee waivers, which increased to $102.1 million from $62.5 million in 2010, due to the prolonged low interest rate environment. Net interest income of $1.05 billion (FTE) grew by $91.5 million, or 10%, primarily due to higher average earning assets, funded primarily by increased demand deposits and non-U.S. office interest-bearing deposits. Northern Trust’s benefit from higher deposits was limited as yields on high quality investments declined due to the persistent low interest rate environment, resulting in a decline in the net interest margin from 1.41% in 2010 to 1.27% in 2011. Foreign exchange trading income totaled $324.5 million, a decrease of $57.7 million, or 15%, from 2010 as a result of reduced volatility and client volumes.

Total noninterest expense on an operating basis, which excludes Visa indemnification benefits, equaled $2.85 billion, up 13% from 2010, primarily reflecting the $91.6 million of charges associated with the restructuring, acquisition and integration initiatives and $78.9 million of total operating costs from the 2011 acquisitions. Excluding the impact of costs attributable to the 2011 acquisitions and the restructuring,

2011 ANNUAL REPORT TO SHAREHOLDERS	19	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

acquisition and integration charges, operating noninterest expense increased 6% from 2010. A reconciliation of operating earnings, a non-GAAP financial measure which excludes Visa related adjustments, to reported earnings prepared in accordance with U.S. generally accepted accounting principles (GAAP) is provided on page 61.

Credit loss provisions of $55.0 million declined $105 million, or 66%, from $160.0 million in 2010. The decreased provision reflects improvement in the credit quality of commercial and institutional loans, while weakness persisted in residential real estate loans. Nonperforming assets decreased $63.6 million, or 17%, and net charge-offs decreased $59.8 million, or 42%, from 2010. The allowance for credit losses assigned to loans and leases at December 31, 2011 of $294.8 million was lower by $24.8 million, or 8%, than at December 31, 2010, and represented 1.01% and 1.14% of total loans and leases in 2011 and 2010, respectively. Loans and leases equaled $29.1 billion at year end, an increase of 3% from $28.1 billion at the end of 2010.

Client assets under custody and management both grew during 2011. Client assets under custody grew 4% from $4.1 trillion in 2010 to $4.3 trillion, and included $2.4 trillion of global custody assets, also up 4% from 2010. Client assets under management increased 3% to $662.9 billion from $643.6 billion in 2010. These increases reflect new business won from both existing and new clients. Increased assets under custody also reflect strategic growth through select acquisitions. In June of 2011, Northern Trust acquired the fund administration, investment operations outsourcing and custody business of the Bank of Ireland, now known as Northern Trust Securities Services (Ireland) Limited, and in July of 2011, Northern Trust acquired Omnium LLC, a leading hedge fund administrator, now known as Northern Trust Hedge Fund Services LLC. Northern Trust Securities Services (Ireland) Limited provides specialized, client-driven services to a broad range of funds, including money-market, multi-manager, exchange-traded funds, and property funds, serving both the on-shore and off-shore markets. Northern Trust Hedge Fund Services LLC provides world-class, scalable technology and dedicated expertise to serve hedge funds and large institutional investors with complex portfolios, through the provision of comprehensive administrative and middle-office services including trade processing, valuation, real-time reporting, cash management, accounting, collateral management, and investor servicing. These targeted acquisitions provide Northern Trust with new capabilities that position us to better serve our clients and enter new markets to fuel future growth.

Northern Trust continues to maintain its strong capital position, exceeding “well capitalized” levels under federal bank regulatory capital requirements, with tier 1 capital and tier 1 common ratios of 12.5% and 12.1% respectively. At year end, total stockholders’ equity equaled $7.1 billion, up 4%, from $6.8 billion a year earlier. The return on common equity achieved in 2011 was 8.59%. Northern Trust declared dividends of $273.4 million in 2011, representing a dividend payout ratio of 45%, and repurchased approximately 1.6 million shares in 2011 at a cost of $79.4 million. Dividends and share repurchases combined, Northern Trust’s total 2011 payout ratio was 58%.

CONSOLIDATED RESULTS OF OPERATIONS

REVENUE

Northern Trust generates the majority of its revenue from noninterest income that primarily consists of trust, investment and other servicing fees. Net interest income comprises the remainder of revenues and consists of interest income generated by earning assets, net of interest expense on deposits and borrowed funds.

Revenue for 2011 was $3.77 billion and included $76.6 million attributable to 2011 acquisitions. Revenue increased 3% from $3.65 billion in 2010, which was down 4% from 2009 revenue of $3.79 billion. Noninterest income represented 73% of total revenue in 2011 and totaled $2.76 billion, up 1% from $2.73 billion in 2010. Noninterest income represented 75% of total revenue in 2010 and was lower by 2% from $2.79 billion in 2009. Net interest income on an FTE basis for 2011 was $1.05 billion, up 10% from $957.8 million in 2010, which was down 8% from $1.04 billion in 2009. Net interest income stated on an FTE basis is a non-GAAP financial measure that facilitates the analysis of asset yields. When adjusted to an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; however, the adjustment to an FTE basis has no impact on net income. A reconciliation of net interest income on a GAAP basis to net interest income on an FTE basis is provided on page 61.

The current year increase in revenue primarily reflects increased trust, investment and other servicing fees and net interest income, partially offset by a decline in foreign exchange trading revenue. Trust, investment and other servicing fees – the largest component of noninterest income – totaled $2.17 billion in 2011 compared with $2.08 billion in 2010. Strong new business, revenue from 2011 acquisitions, and improved markets were partially offset by lower securities lending revenue and by higher waived fees in money market

2011 ANNUAL REPORT TO SHAREHOLDERS	20	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

mutual funds attributable to the prolonged low interest rate environment. Securities lending revenue in 2011 totaled $87.9 million compared with $195.2 million in 2010. The current year decrease reflects recoveries in 2010 of approximately $114 million of previously recorded unrealized asset valuation losses in a mark-to-market investment fund used in our securities lending activities. As of September 30, 2010, securities in the mark-to-market fund had been sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in periods subsequent to the date of sale. Excluding the impact of the asset valuation recoveries, securities lending fees increased approximately $6.7 million, primarily reflecting widened spreads on the investment of collateral, partially offset by decreased average volumes.

The increase in net interest income is attributable to higher levels of average earning assets, partially offset by a decline in the net interest margin. Average earning assets increased $14.9 billion, or 22%, in 2011, while the net interest margin declined to 1.27% from 1.41% in 2010. During 2011, increased demand and other non-interest bearing deposits and non-U.S. office interest-bearing deposits were primarily invested in U.S. government sponsored agency securities, interest-bearing deposits with banks, U.S. government securities and other securities.

Foreign exchange trading income in 2011 totaled $324.5 million, down 15% compared with $382.2 million in 2010, reflecting reduced volatility and client volumes from 2010 levels. Additional information regarding Northern Trust’s revenue by type is provided below.

2011 TOTAL REVENUE OF $3.77 BILLION

2011 NONINTEREST INCOME

Noninterest Income

The components of noninterest income, and a discussion of significant changes during 2011 and 2010, are provided below.

NONINTEREST INCOME				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Trust, Investment and Other Servicing Fees	$2,169.5	$2,081.9	$2,083.8	4%	N/M
Foreign Exchange Trading Income	324.5	382.2	445.7	(15)	(14)%
Treasury Management Fees	72.1	78.1	81.8	(8)	(5)
Security Commissions and Trading Income	60.5	60.9	62.4	(1)	(2)
Other Operating Income	158.1	146.3	136.8	8	7
Investment Security Gains (Losses), net	(23.9)	(20.4)	(23.4)	17	(13)

Total Noninterest Income	$2,760.8	$2,729.0	$2,787.1	1%	(2)%

2011 ANNUAL REPORT TO SHAREHOLDERS	21	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Trust, Investment and Other Servicing Fees

Trust, investment and other servicing fees accounted for 58% of total revenue in 2011. These fees were $2.17 billion in 2011 compared with $2.08 billion in 2010. For a more detailed discussion of 2011 trust, investment and other servicing fees, refer to the “Business Unit Reporting” section.

Trust, investment and other servicing fees are based generally on the market value of assets held in custody, managed and serviced; the volume of transactions; securities lending volume and spreads; and fees for other services rendered. Certain market value calculations on which fees are based are performed on a monthly or quarterly basis in arrears. Certain investment management fee arrangements also may provide for performance fees, based on client portfolio returns that exceed predetermined levels. Based on an analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust, investment and other servicing fees of approximately 3% and in total revenues of approximately 2%.

The following table presents selected average month-end, average quarter-end, and year-end equity market indices and the percentage changes year over year.

MARKET INDICES	AVERAGE OF MONTH-END			AVERAGE OF QUARTER-END			YEAR-END
	2011	2010	CHANGE	2011	2010	CHANGE	2011	2010	CHANGE
S&P 500 ®	1,281	1,131	13%	1,259	1,150	9%	1,258	1,258	–%
MSCI EAFE ® (in U.S. dollars)	1,609	1,511	7	1,549	1,538	1	1,413	1,658	(15)

Custody related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $37.8 billion in 2011, $30.0 billion in 2010, and $30.4 billion in 2009. Assets under custody and assets under management form the primary basis of our trust, investment and other servicing fees. At December 31, 2011, assets under custody were $4.3 trillion, up 4% from $4.1 trillion a year ago. Assets under custody included $2.4 trillion of global custody assets. Managed assets totaled $662.9 billion, up 3% from $643.6 billion at the end of 2010.

ASSETS UNDER CUSTODY	DECEMBER 31					CHANGE		FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2011	2010	2009	2008	2007	2011 / 2010	2010 / 2009
Corporate & Institutional	$3,877.6	$3,711.1	$3,325.9	$2,719.2	$3,802.9	4%	12%	4%
Personal	385.2	370.2	331.1	288.3	332.3	4	12	6

Total Assets Under Custody	$4,262.8	$4,081.3	$3,657.0	$3,007.5	$4,135.2	4%	12%	4%

C&IS ASSETS UNDER CUSTODY ($ in Billions)	PFS ASSETS UNDER CUSTODY ($ in Billions)

2011 ANNUAL REPORT TO SHAREHOLDERS	22	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS UNDER MANAGEMENT	DECEMBER 31					CHANGE		FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2011	2010	2009	2008	2007	2011 / 2010	2010 / 2009
Corporate & Institutional	$489.2	$489.2	$482.0	$426.4	$608.9	–%	1%	(3)%
Personal	173.7	154.4	145.2	132.4	148.3	13	6	5

Total Managed Assets	$662.9	$643.6	$627.2	$558.8	$757.2	3%	3%	(1)%

C&IS ASSETS UNDER MANAGEMENT ($ in Billions)	PFS ASSETS UNDER MANAGEMENT ($ in Billions)

Custodied and managed assets were invested as follows:

ASSETS UNDER CUSTODY	DECEMBER 31
	2011			2010
($ In Billions)	C&IS	PFS	CONSOLIDATED	C&IS	PFS	CONSOLIDATED
Equities	43%	43%	43%	48%	46%	48%
Fixed Income Securities	37	28	37	35	26	34
Cash and Other Assets	20	29	20	17	28	18

ASSETS UNDER MANAGEMENT	DECEMBER 31
	2011			2010
($ In Billions)	C&IS	PFS	CONSOLIDATED	C&IS	PFS	CONSOLIDATED
Equities	47%	34%	44%	48%	36%	45%
Fixed Income Securities	14	32	19	15	33	19
Cash and Other Assets	39	34	37	37	31	36

Foreign Exchange Trading Income

Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to trading income. Foreign exchange trading income decreased 15%, or $57.7 million, and totaled $324.5 million in 2011 compared with $382.2 million last year. The decrease from the prior year primarily reflects reduced volatility and client volumes.

Treasury Management Fees

The fee portion of treasury management revenues decreased to $72.1 million from $78.1 million in 2010. Treasury management revenues in 2011 were impacted by lower transaction volumes.

Security Commissions and Trading Income

Security commissions and trading income is generated primarily from securities brokerage services provided by Northern Trust Securities, Inc. The current year decline to $60.5 million from $60.9 million in 2010 principally reflects lower revenues from interest rate protection products, while core brokerage revenues remained stable.

2011 ANNUAL REPORT TO SHAREHOLDERS	23	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other Operating Income

The components of other operating income include:

				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Loan Service Fees	$68.9	$60.3	$52.1	14%	16%
Banking Service Fees	54.9	57.3	53.1	(4)	8
Other Income	34.3	28.7	31.6	19	(9)

Total Other Operating Income	$158.1	$146.3	$136.8	8%	7%

The increase in loan service fees is primarily attributable to growth in loan-related commitment fees. The decrease in banking service fees primarily reflects lower letter of credit revenue. The other income increase is attributable to increases in various miscellaneous income categories.

Investment Security Gains (Losses), Net

Net investment security losses were $23.9 million in 2011 compared to $20.4 million in 2010. The current and prior year included $23.3 million and $21.2 million, respectively, of pre-tax charges for the credit-related other-than-temporary impairment of residential mortgage backed securities held within Northern Trust’s balance sheet investment securities portfolio.

NONINTEREST INCOME – 2010 COMPARED WITH 2009

Trust, investment and other servicing fees for 2010 accounted for 76% of total noninterest income and 57% of total revenue. These fees were $2.08 billion in both 2010 and 2009. Higher market valuations and new business in 2010 were offset by a decrease in securities lending revenues. Foreign exchange trading income decreased 14% in 2010 to $382.2 million from $445.7 million in 2009. The decrease reflected reduced currency volatility, partially offset by increased client volumes.

Revenues from security commissions and trading income totaled $60.9 million in 2010, compared with $62.4 million in 2009. The decrease primarily reflected decreased revenue from core brokerage services.

Treasury management fees were $78.1 million in 2010, down 5% from the $81.8 million reported in 2009. The 2009 fees reflect the pass through of a higher level of Federal Deposit Insurance Corporation (FDIC) premium charges. Treasury management revenues in 2010 were impacted by lower transaction volumes.

Other operating income totaled $146.3 million in 2010, an increase of 7% from $136.8 million in 2009. The increase primarily reflected increased revenues from loan service fees and banking service fees and reduced losses from credit default swaps, partially offset by increased currency translation losses and decreases in other income.

Net investment security losses of $20.4 million in 2010 and $23.4 million in 2009 included $21.2 million and $26.7 million, respectively, of pre-tax charges for the credit-related other-than-temporary impairment of residential mortgage backed securities.

2011 ANNUAL REPORT TO SHAREHOLDERS	24	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Income

An analysis of net interest income on an FTE basis, major balance sheet components impacting net interest income, and related ratios are provided below.

ANALYSIS OF NET INTEREST INCOME (FTE)				CHANGE
($ In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Interest Income – GAAP	$1,408.6	$1,296.7	$1,406.0	9%	(8)%
FTE Adjustment	40.2	39.1	40.2	3	(3)

Interest Income – FTE	1,448.8	1,335.8	1,446.2	9	(8)
Interest Expense	399.5	378.0	406.2	6	(7)

Net Interest Income – FTE Adjusted	1,049.3	957.8	1,040.0	10%	(8)%

Net Interest Income – GAAP	$1,009.1	$918.7	$999.8	10%	(8)%

AVERAGE BALANCE
Earning Assets	$82,748.8	$67,865.4	$66,670.8	22%	2%
Interest-Related Funds	67,049.8	57,179.4	53,671.6	17	8
Net Noninterest-Related Funds	15,699.0	10,686.0	12,999.2	47	(24)

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	1.75%	1.97%	2.17%	(.22)	(.20)
Interest-Related Funds	.60	.66	.76	(.06)	(.10)
Interest Rate Spread	1.15	1.31	1.41	(.16)	(.10)
Total Source of Funds	.48	.56	.61	(.08)	(.05)
Net Interest Margin	1.27%	1.41%	1.56%	(.14)	(.15)

Refer to pages 128 and 129 for additional analysis of net interest income.

Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of interest-related hedging activity. Earning assets – federal funds sold; securities purchased under agreements to resell; interest-bearing deposits with banks; Federal Reserve deposits; other interest-bearing deposits; securities; and loans and leases – are financed by a large base of interest-bearing funds that include deposits; short-term borrowings; senior notes and long-term debt. Earning assets also are funded by net noninterest-related funds, which include demand deposits; the allowance for credit losses; and stockholders’ equity, reduced by nonearning assets such as cash and due from banks; items in process of collection; and buildings and equipment. The dominant factors that affect net interest income are variations in the level and mix of earning assets; interest-bearing funds; net noninterest-related funds; and their relative sensitivity to interest rate movements. In addition, the levels of nonperforming assets and client compensating deposit balances used to pay for services impact net interest income.

Net interest income in 2011 was $1.01 billion, up 10% from $918.7 million in 2010. Net interest income on an FTE basis for 2011 was $1.05 billion, an increase of 10% from $957.8 million in 2010. The increase primarily reflects higher levels of average earning assets, partially offset by a decline in the net interest margin. Average earning assets increased $14.9 billion, or 22%, to $82.7 billion from $67.9 billion in 2010, while the net interest margin was 1.27%, down from 1.41% in 2010. Growth in earning assets primarily reflects a $6.5 billion increase in securities, a $5.0 billion increase in Federal Reserve and other interest-bearing deposits, and a $2.5 billion increase in interest-bearing deposits with banks.

Loans and leases averaged $28.3 billion, 3% higher than the $27.5 billion in 2010. The increase is primarily due to a higher average balance of short duration advances related to the processing of custodied client investments.

Securities averaged $26.4 billion, up $6.5 billion, or 33% from 2010, with the growth primarily in U.S. government sponsored agency, other securities, and U.S. government securities.

The increase in average earning assets of $14.9 billion was funded by higher levels of both non-interest and interest-related funds. The growth in interest-related funds was primarily attributable to higher average client balances in non-U.S. office interest-bearing deposits and increased savings and money market deposits, partially offset by lower average short-term borrowings. Average noninterest-related funding sources in 2011 increased $5.7 billion from 2010, primarily due to an increase in average demand and other noninterest-

2011 ANNUAL REPORT TO SHAREHOLDERS	25	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

bearing deposits. In August 2011, Northern Trust issued $500 million of 3.375% fixed-rate senior notes of the Corporation due on August 23, 2021. The senior notes are non-callable and unsecured, and were issued at a .437% discount.

Stockholders’ equity averaged $7.0 billion in 2011 compared with $6.6 billion in 2010. The increase of $389.8 million, or 6%, principally reflects the retention of earnings, partially offset by the payment of dividends and the repurchase of common stock pursuant to Northern Trust’s share buyback program. During 2011, Northern Trust repurchased 1,599,572 shares at a cost of $79.4 million ($43.63 average price per share). An additional 5.6 million shares are authorized for repurchase after December 31, 2011 under the current share buyback program.

For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Statement of Condition with Analysis of Net Interest Income on pages 128 and 129.

NET INTEREST INCOME – 2010 COMPARED WITH 2009

Net interest income decreased in 2010 as compared to 2009 primarily as a result of a significant reduction in the net interest margin, partially offset by an increase in average earning assets. The net interest margin decreased to 1.41% from 1.56% in 2009, reflecting the prolonged low interest rate environment which resulted in reduced yields on the securities portfolio as maturing investments were replaced by lower yielding assets. In addition, due to continuing weakness in loan demand, balance sheet growth in 2010 was concentrated in lower yielding assets, while a larger percentage of funding was generated from interest-bearing sources.

Earning assets averaged $67.9 billion in 2010, up 2% from $66.7 billion in 2009. The growth reflected a $2.5 billion increase in average securities balances, partially offset by a $1.2 billion decrease in average loans and leases and a $.1 billion decrease in money market assets. The increase in average earning assets of $1.2 billion was funded primarily by higher levels of interest-related funds. The growth in interest-related funds was attributable to higher average client balances in non-U.S. office interest-bearing deposits, partially offset by lower average short-term borrowings. Average noninterest-related funding sources in 2010 declined $2.3 billion from 2009, primarily due to a decrease in average demand and other noninterest-bearing deposits. In November 2010, $500 million of 3.450% fixed-rate senior notes of the Corporation were issued that are due on November 4, 2020.

Stockholders’ equity averaged $6.6 billion in 2010 and 2009. In April 2009, 17,250,000 common shares were issued in connection with a public offering for which $834.1 million of cash proceeds were received.

Provision for Credit Losses

The provision for credit losses was $55.0 million in 2011 compared with $160.0 million in 2010 and a $215.0 million provision in 2009. The current year provision reflects improvement from the prior year in commercial and institutional and commercial real estate loans, but continued weakness in residential real estate loans. For a fuller discussion of the allowance and provision for credit losses for 2011, 2010, and 2009, refer to pages 56 and 57.

2011 ANNUAL REPORT TO SHAREHOLDERS	26	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Expense

Noninterest expense for 2011 totaled $2.83 billion, up $333.3 million, or 13%, from $2.50 billion in 2010. Noninterest expense in 2011 reflects the $91.6 million of charges ($59.8 million after tax) associated with restructuring, acquisition and integration related activities and $78.9 million of operating costs attributable to the 2011 acquisitions. Noninterest expense also includes Visa indemnification related benefits of $23.1 million in 2011 and $33.0 million in 2010. Excluding the 2011 restructuring, acquisition and integration related charges, operating costs attributable to the 2011 acquisitions, and the 2010 and 2011 Visa indemnification benefits, noninterest expense increased $152.9 million, or 6%. The components of noninterest expense and a discussion of significant changes during 2011 and 2010 are provided below.

NONINTEREST EXPENSE				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Compensation	$1,267.2	$1,108.0	$1,099.7	14%	1%
Employee Benefits	258.2	237.6	242.1	9	(2)
Outside Services	552.8	460.4	424.5	20	8
Equipment and Software	328.1	287.1	261.1	14	10
Occupancy	180.9	167.8	170.8	8	(2)
Visa Indemnification Benefits	(23.1)	(33.0)	(17.8)	(30)	85
Other Operating Expense	267.1	270.0	136.3	(1)	98

Total Noninterest Expense	$2,831.2	$2,497.9	$2,316.7	13%	8%

2011 RESTRUCTURING, ACQUISITION AND INTEGRATION CHARGES AND OPERATING COSTS ATTRIBUTABLE TO 2011 ACQUISITIONS

(In Millions)	RESTRUCTURING, ACQUISITION AND INTEGRATION CHARGES	OPERATING COSTS OF 2011 ACQUISITIONS
Compensation	$50.2	$27.7
Employee Benefits	4.3	7.8
Outside Services	16.8	22.1
Equipment and Software	10.9	5.2
Occupancy	6.4	3.5
Other Operating Expense	3.0	12.6

Total	$91.6	$78.9

Compensation

Compensation costs, the largest component of noninterest expense, increased $159.2 million from 2010 and included $50.2 million of severance charges related to the planned elimination of approximately 700 positions in connection with the current year’s restructuring, acquisition and integration activities and $27.7 million of operating costs attributable to the 2011 acquisitions. Excluding these charges and operating costs, the $81.3 million, or 7%, increase from the prior year primarily reflects higher full-time equivalent staff levels and annual salary increases exclusive of the acquisitions. Staff on a full-time equivalent basis totaled approximately 14,100 at December 31, 2011 compared with approximately 12,800 at December 31, 2010, and averaged 13,500 in 2011, up 7% compared with 12,600 in 2010.

Employee Benefits

The increase in employee benefit costs for 2011 reflects $7.8 million of operating costs associated with the 2011 acquisitions and the $4.3 million of severance related accruals. The remaining increase in employee benefit costs for 2011 is primarily due to higher full-time equivalent staff levels, federal and unemployment insurance, and pension expense, partially offset by the reversal in 2011 of an employee benefit related accrual of $9.7 million for which the 2010 goal was not met.

Outside Services

Outside services expense increased $92.4 million from 2010. The increase reflects the restructuring, acquisition and integration charges of $16.8 million related to consulting and technical services expense, and $22.1 million of operating costs attributable to the 2011 acquisitions. Excluding the current year’s restructuring, acquisition and integration charges and the operating costs of the 2011 acquisitions, outside services expense increased $53.5 million, or 12%, from the prior year, primarily reflecting higher expense associated with technical services due primarily to increased market data volumes and usage, as well as higher investment manager sub-advisor fees reflecting increased market values of assets under management. Technical services includes expense for systems and application support; the provision of market and research data; and outsourced check processing and lockbox

2011 ANNUAL REPORT TO SHAREHOLDERS	27	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

services, among other services. Investment manager sub-advisor fees are those paid to external investment managers for services provided to certain funds Northern Trust manages and those relating to custom client programs.

Equipment and Software

Equipment and software expense, comprised of depreciation and amortization; rental; and maintenance costs, increased $41.0 million in 2011 compared to 2010. The increase reflects $10.9 million of restructuring charges related to software write-offs and $5.2 million of operating costs attributable to the current year acquisitions. Excluding the restructuring charges and operating costs from the current year acquisitions, equipment and software expense increased $24.9 million, or 9%, primarily reflecting higher software costs attributable to increased investment in capital assets.

Occupancy

Occupancy expense totaled $180.9 million in 2011 compared to $167.8 million in 2010, reflecting $6.4 million of restructuring charges related to reductions in office space as well as $3.5 million of operating costs attributable to the 2011 acquisitions.

Visa Indemnification Benefits

In 2011, 2010, and 2009, reductions to Northern Trust’s Visa indemnification liability and related charges totaled $23.1 million, $33.0 million, and $17.8 million, respectively. Northern Trust, in conjunction with other member banks of Visa U.S.A., Inc., is obligated to share in losses resulting from certain indemnified litigation involving Visa. The reductions reflect Northern Trust’s proportionate share of funds that Visa deposited into its litigation escrow account in those years. Visa indemnification charges are further discussed in Note 25 to the consolidated financial statements.

Other Operating Expense

Other operating expense in 2011 includes $12.6 million of operating costs associated with the 2011 acquisitions and $3.0 million of restructuring, acquisition and integration related charges. The components of other operating expense were as follows:

				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Business Promotion	$82.1	$81.0	$66.6	1%	22%
FDIC Insurance Premiums	29.3	33.9	54.1	(14)	(37)
Staff Related	37.6	37.4	31.3	1	19
Other Intangibles Amortization	17.5	14.4	16.2	22	(11)
Capital Support Agreements	–	–	(109.3)	N/M	N/M
Other Expenses	100.6	103.3	77.4	(3)	33

Total Other Operating Expense	$267.1	$270.0	$136.3	(1)%	98%

The decrease in FDIC insurance premiums reflects the discontinuation in 2010 of the FDIC Transaction Account Guarantee Program. The increase in other intangibles amortization expense primarily reflects the amortization of additional intangible assets purchased in connection with the 2011 acquisitions. The other expenses component of other operating expense reflects lower charges related to account servicing activities and decreases in other miscellaneous expense categories, partially offset by miscellaneous expense attributable to the 2011 acquisitions.

NONINTEREST EXPENSE — 2010 COMPARED WITH 2009

Noninterest expense for 2010 totaled $2.50 billion, up 8% from $2.32 billion in 2009. Noninterest expense for 2009 included a net expense reduction of $109.3 million associated with the final support payments and expiration of capital support agreement (CSA) obligations.

Compensation costs increased $8.3 million, or 1%, from 2009 and reflected the reversal in 2009 of accruals totaling $22.2 million related to performance stock units granted in 2008 and 2007 which were no longer expected to vest, partially offset by a decrease in salary expense in 2010. Staff on a full-time equivalent basis averaged 12,600 in 2010, up 2% compared with 12,300 in 2009. The 2010 increase primarily reflected additional staff to support international growth.

Employee benefit costs for 2010 were $237.6 million, down $4.5 million, or 2%, from $242.1 million in 2009, reflecting lower federal and employee insurance benefits.

2011 ANNUAL REPORT TO SHAREHOLDERS	28	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Outside services expense totaled $460.4 million in 2010, up 8% from $424.5 million in 2009 due to higher expense associated with investment manager sub-advisor fees, and technical services.

Equipment and software expense increased 10% to $287.1 million in 2010 from $261.1 million in 2009. The increase reflected higher levels of computer software depreciation and amortization from additional investments in capital assets and an increase in equipment expense from higher computer maintenance and equipment rental.

Net occupancy expense for 2010 was $167.8 million, down 2% from $170.8 million in 2009 due to decreased building depreciation, rent expense, and real estate taxes, partially offset by expense associated with building operations.

Reductions to Northern Trust’s Visa indemnification liability and related charges totaled $33.0 million and $17.8 million in 2010 and 2009, respectively.

Other operating expense totaled $270.0 million in 2010, up from $136.3 million in 2009, which included a net expense reduction of $109.3 million associated with the final support payments and expiration of the CSA obligations. Other operating expense also increased in 2010 due to increases in business promotion, staff related expense, and higher charges related to account servicing activities and increases in other miscellaneous expense categories. The increases were partially offset by a decrease in FDIC insurance premiums reflecting the 2009 special assessment of $20.2 million.

Provision for Income Taxes

Provisions for income tax and effective tax rates are impacted by levels of pre-tax income, state tax rates, and the impact of certain non-U.S. subsidiaries whose earnings are indefinitely reinvested, as well as non-recurring items such as the resolution of tax matters. The 2011 income tax provision was $280.1 million, representing an effective rate of 31.7%. This compares with $320.3 million of income tax expense and an effective rate of 32.4% in 2010. The decrease in the effective rate for 2011 primarily reflects adjustments to the Corporation’s intercompany service allocation methodology and the favorable resolutions of certain leasing matters with the Internal Revenue Service and certain state tax matters.

The tax provisions for 2011 and 2010 reflect reductions totaling $21.3 million and $20.1 million, respectively, related to certain non-U.S. subsidiaries whose earnings are being indefinitely reinvested. The higher reduction in 2011 reflects the adjustments to the Corporation’s intercompany service allocation methodology.

The 2009 income tax provision of $391.0 million represented an effective rate of 31.2%. The effective tax rate in 2009 reflected income tax benefits relating to the resolution of certain state and leasing tax positions taken in prior periods and included a $20.9 million reduction in the tax provision related to non-U.S. subsidiaries whose earnings are being indefinitely reinvested.

BUSINESS UNIT REPORTING

Northern Trust, under the leadership of Chairman and Chief Executive Officer Frederick H. Waddell, is organized around its two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units and to other U.S. and non-U.S. clients by NTGI. Operations support is provided to each of the business units by O&T. Mr. Waddell has been identified as the chief operating decision maker, having final authority over resource allocation decisions and performance assessment.

C&IS and PFS results are presented to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, derives from internal accounting systems that support Northern Trust’s strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expense related to each segment. They incorporate processes for allocating assets, liabilities and equity, and the applicable interest income and expense. Equity is allocated based on the proportion of economic capital associated with the business units.

Allocations of capital and certain corporate expense may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are consistent with those described in Note 1 to the consolidated financial statements. Transfers of income and expense items are recorded at cost; there is no consolidated profit or loss on sales or transfers between business units. Northern Trust’s presentations are not necessarily consistent with similar information for other financial institutions.

2011 ANNUAL REPORT TO SHAREHOLDERS	29	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED FINANCIAL INFORMATION				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,169.5	$2,081.9	$2,083.8	4%	N/M
Other	591.3	647.1	703.3	(9)	(8)%
Net Interest Income (FTE)*	1,049.3	957.8	1,040.0	10	(8)

Revenue (FTE)*	3,810.1	3,686.8	3,827.1	3	(4)
Provision for Credit Losses	55.0	160.0	215.0	(66)	(26)
Visa Indemnification Benefits	(23.1)	(33.0)	(17.8)	(30)	85
Noninterest Expense (Excluding Visa Indemnification Benefits)	2,854.3	2,530.9	2,334.5	13	8

Income before Income Taxes*	923.9	1,028.9	1,295.4	(10)	(21)
Provision for Income Taxes*	320.3	359.4	431.2	(11)	(17)

Net Income	$603.6	$669.5	$864.2	(10)%	(23)%

Average Assets	$91,947.9	$76,008.2	$74,314.2	21%	2%

* Stated on an FTE basis. The consolidated figures include $40.2 million, $39.1 million, and $40.2 million of FTE adjustment for 2011, 2010, and 2009, respectively.

Corporate & Institutional Services

The C&IS business unit is a leading global provider of asset servicing, securities lending, brokerage, banking and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth and government funds. Asset servicing and related services encompass a full range of industry leading capabilities including but not limited to: global master trust and custody, trade settlement, and reporting; fund administration; cash management; investment risk and performance analytical services; investment operations outsourcing; and transition management and commission recapture. Client relationships are managed through the Bank and the Bank’s and the Corporation’s other subsidiaries, including support from international locations in North America, Europe, the Middle East, and the Asia Pacific region. C&IS also executes related foreign exchange transactions from offices located in the United States, United Kingdom, and Singapore.

The following table summarizes the results of operations of C&IS for the years ended December 31, 2011, 2010, and 2009 on a management-reporting basis.

CORPORATE & INSTITUTIONAL SERVICES RESULTS OF OPERATIONS				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,196.4	$1,175.1	$1,236.8	2%	(5)%
Other	485.4	522.7	571.3	(7)	(9)
Net Interest Income (FTE)*	282.5	271.8	416.0	4	(35)

Revenue (FTE)*	1,964.3	1,969.6	2,224.1	–	(11)
Provision for Credit Losses	(20.5)	(16.1)	30.7	27	N/M
Noninterest Expense	1,522.4	1,328.9	1,200.6	15	11

Income before Income Taxes*	462.4	656.8	992.8	(30)	(34)
Provision for Income Taxes*	168.3	222.4	350.8	(24)	(37)

Net Income	$294.1	$434.4	$642.0	(32)%	(32)%

Percentage of Consolidated Net Income	49%	65%	74%

Average Assets	$47,533.7	$38,749.3	$38,117.1	23%	2%

* Stated on an FTE basis.

The decrease in C&IS net income in 2011 resulted from reductions in securities lending revenue, a component of trust, investment and other servicing fees; lower foreign exchange trading income; and higher noninterest expense, including operating costs from the 2011 acquisitions of $78.9 million and 2011 restructuring, acquisition and integration charges totaling $60.8 million. These impacts were partially offset by increases in custody and fund administration revenue, a component of trust, investment and other servicing fees, primarily attributable to the current year acquisitions which in total contributed $76.6 million to C&IS revenues in 2011; and an increased negative provision for credit losses. Other

2011 ANNUAL REPORT TO SHAREHOLDERS	30	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

components of C&IS trust, investment and other servicing fees increased in 2011 primarily attributable to new business. The net income decrease in 2010 as compared to 2009 primarily reflects reductions in securities lending revenue, net interest income, and foreign exchange trading income, and higher noninterest expense, partially offset by a negative provision for credit losses.

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

Securities lending revenue is affected by market values; the demand for securities to be lent, which drives volumes; and the interest rate spread earned on the investment of cash deposited by investment firms as collateral for securities they have borrowed. Securities lending revenue prior to 2011 had also included Northern Trust’s share of unrealized gains and losses on one mark-to-market investment fund used in securities lending activities. As of September 30, 2010, securities in the mark-to-market fund had been sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in periods subsequent to the date of sale. The other services fee category in C&IS includes such products as benefit payment, performance analysis, electronic delivery, and other services. Revenues from these products are based generally on the volume of services provided or a fixed fee.

Provided below are the components of C&IS trust, investment and other servicing fees and a breakdown of its assets under custody and under management.

CORPORATE AND INSTITUTIONAL SERVICES TRUST, INVESTMENT AND OTHER SERVICING FEES
(In Millions)	2011	2010	2009
Custody and Fund Administration	$770.1	$646.1	$583.0
Investment Management	262.5	261.2	247.1
Securities Lending	87.9	195.2	336.7
Other	75.9	72.6	70.0

Total Trust, Investment and Other Servicing Fees	$1,196.4	$1,175.1	$1,236.8

2011 C&IS FEES

CORPORATE AND INSTITUTIONAL SERVICES ASSETS UNDER CUSTODY
		DECEMBER 31
(In Billions)	2011	2010	2009
North America	$2,112.1	$1,999.6	$1,861.9
Europe, Middle East, and Africa	1,351.4	1,280.7	1,085.9
Asia Pacific	319.4	331.7	263.6
Securities Lending	94.7	99.1	114.5

Total Assets Under Custody	$3,877.6	$3,711.1	$3,325.9

2011 C&IS ASSETS UNDER CUSTODY

CORPORATE AND INSTITUTIONAL SERVICES ASSETS UNDER MANAGEMENT
		DECEMBER 31
(In Billions)	2011	2010	2009
North America	$304.0	$284.7	$257.6
Europe, Middle East, and Africa	48.7	69.0	63.5
Asia Pacific	41.8	36.4	46.4
Securities Lending	94.7	99.1	114.5

Total Assets Under Management	$489.2	$489.2	$482.0

2011 C&IS ASSETS UNDER MANAGEMENT

2011 ANNUAL REPORT TO SHAREHOLDERS	31	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Custody and fund administration fees, the largest component of trust, investment and other servicing fees, increased $124.0 million, or 19%, primarily reflecting higher fund administration and global custody fee revenues, attributable to the 2011 acquisitions, other new business, and improved markets. Fees from investment management were relatively unchanged from the year-ago period as increases due to new business and improved markets were offset by $34.3 million of money market mutual fund fee waivers attributable to the persistent low level of short-term interest rates. Money market mutual fund fee waivers for 2010 totaled $12.9 million. Securities lending revenue decreased $107.3 million, or 55%. The prior year included the recovery of previously recorded unrealized asset valuation losses of approximately $114 million related to a mark-to-market investment fund used in our securities lending activities. There were no mark-to-market impacts in the current year as securities in the mark-to-market fund had been sold in September 2010 with the proceeds reinvested into a short duration fund. Excluding the impact of the prior year asset valuation recoveries, securities lending fees in 2011 increased by approximately $6.7 million, reflecting higher spreads on the investment of cash collateral, partially offset by lower average volumes.

C&IS assets under custody were $3.9 trillion at December 31, 2011, 4% higher than the $3.7 trillion at December 31, 2010. Managed assets totaled $489.2 billion at December 31, 2011 and 2010. Cash and other assets deposited by investment firms as collateral for securities borrowed from custody clients are managed by Northern Trust and are included in assets under custody and under management. This collateral totaled $94.7 billion and $99.1 billion at December 31, 2011 and 2010, respectively.

C&IS Other Noninterest Income

Other noninterest income for 2011 decreased $37.3 million, or 7%, to $485.4 million from $522.7 million in 2010. The decrease primarily reflects a $58.5 million, or 16%, decrease in foreign exchange trading income due to reduced volatility and client volumes in the current year, partially offset by the benefit of 2011 acquisitions and other new business. Other noninterest income for 2010 of $522.7 million decreased $48.6 million, or 9%, from $571.3 million in 2009. This decrease resulted from lower foreign exchange trading income due to reduced volatility that was partially offset by increased client volumes as compared to 2009.

C&IS Net Interest Income

Net interest income increased $10.7 million, or 4%, in 2011 to $282.5 million from $271.8 million in 2010. The increase primarily reflects higher levels of average earning assets, partially offset by a decline in the net interest margin. The C&IS net interest margin in 2011 was .70% compared to .77% in 2010 and 1.25% in 2009. The decrease in the net interest margin in 2011 is primarily attributable to a change in the application of internal funds transfer pricing used in determining net interest income. Low interest rates also impacted net interest income in 2010, which was down $144.2 million, or 35%, from $416.0 million in 2009.

C&IS Provision for Credit Losses

The provision for credit losses was negative $20.5 million for 2011 reflecting recoveries of previously charged off exposures and improvement in underlying asset quality metrics within both commercial and institutional loans and commercial real estate loans. The provision for credit losses was negative $16.1 million for 2010 compared to a $30.7 million provision in 2009, reflecting reduced loan balances and, to a lesser extent, improvement in underlying asset quality metrics within the commercial loan segment as compared to 2009.

C&IS Noninterest Expense

C&IS noninterest expense was up $193.5 million, or 15%, in 2011 and totaled $1.52 billion compared to $1.33 billion in 2010. Noninterest expense in 2011 increased primarily as a result of $78.9 million of operating expense attributable to the 2011 acquisitions and $60.8 million of current year restructuring, acquisition and integration related charges. The restructuring, acquisition and integration related charges are reflected in higher compensation and outside services expense and in higher indirect expense allocations for product and operating support. Excluding the operating expense attributable to the 2011 acquisitions and the restructuring, acquisition and integration related charges, C&IS noninterest expense increased $53.8 million, or 4%, from 2010. Noninterest expense in 2010 totaled $1.33 billion, a $128.3 million increase from 2009. 2009 included expense reductions of $100.6 million associated with the final support payments and expiration of the CSA obligations.

2011 ANNUAL REPORT TO SHAREHOLDERS	32	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Personal Financial Services

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. PFS services are delivered through a network of offices in 18 U.S. states and Washington, D.C., as well as offices in London and Guernsey.

The following table summarizes the results of operations of PFS for the years ended December 31, 2011, 2010, and 2009 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES RESULTS OF OPERATIONS				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Noninterest Income
Trust, Investment and Other Servicing Fees	$973.1	$906.8	$847.0	7%	7%
Other	128.5	133.3	138.7	(4)	(4)
Net Interest Income (FTE)*	613.7	591.8	538.1	4	10

Revenue (FTE)*	1,715.3	1,631.9	1,523.8	5	7
Provision for Credit Losses	75.5	176.1	184.3	(57)	(4)
Noninterest Expense	1,214.9	1,103.0	1,044.6	10	6

Income before Income Taxes*	424.9	352.8	294.9	20	20
Provision for Income Taxes*	168.7	132.8	112.4	27	18

Net Income	$256.2	$220.0	$182.5	16%	21%

Percentage of Consolidated Net Income	42%	33%	21%

Average Assets	$23,861.5	$23,564.5	$24,534.8	1%	(4)%

* Stated on an FTE basis.

PFS net income increased from 2010 as a result of higher revenues and a lower provision for credit losses, partially offset by increases in noninterest expense, including 2011 restructuring related charges totaling $27.4 million, and in the provision for income taxes. PFS revenue totaled $1.72 billion in 2011, an increase of $83.4 million, or 5%, from $1.63 billion in 2010, primarily attributable to increased trust, investment and other servicing fees and net interest income. These increases were partially offset by higher money market mutual fund fee waivers attributable to the prolonged low interest rate environment and decreased security commission and trading income and treasury management fees. PFS net income in 2010 increased $37.5 million, or 21%, from 2009 primarily attributable to increased trust, investment and other servicing fees and net interest income, as well as a lower provision for credit losses. These were partially offset by increased money market mutual fund fee waivers, noninterest expense, and provision for income tax.

2011 ANNUAL REPORT TO SHAREHOLDERS	33	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PFS Trust, Investment and Other Servicing Fees

Provided below is a summary of PFS trust, investment and other servicing fees and assets under custody and under management.

PERSONAL FINANCIAL SERVICES TRUST, INVESTMENT AND OTHER SERVICING FEES	YEAR ENDED DECEMBER 31
(In Millions)	2011	2010	2009
Midwest	$399.2	$373.0	$327.6
Southeast	218.1	200.3	188.6
West	208.5	185.8	173.7
Wealth Management	117.4	123.2	135.8
Northeast	29.9	24.5	21.3

Total Trust, Investment and Other Servicing Fees	$973.1	$906.8	$847.0

2011 PFS FEES

PERSONAL FINANCIAL SERVICES ASSETS UNDER CUSTODY	DECEMBER 31
(In Billions)	2011	2010	2009
Wealth Management	$226.5	$221.9	$196.0
Midwest	67.6	64.1	58.2
Southeast	37.2	36.7	34.0
West	36.5	34.8	31.1
Northeast	17.4	12.7	11.8

Total Assets Under Custody	$385.2	$370.2	$331.1

2011 PFS ASSETS UNDER CUSTODY

PERSONAL FINANCIAL SERVICES ASSETS UNDER MANAGEMENT	DECEMBER 31
(In Billions)	2011	2010	2009
Midwest	$68.5	$60.4	$57.0
Wealth Management	34.0	31.5	31.4
Southeast	32.2	29.1	27.3
West	29.1	26.6	23.7
Northeast	9.9	6.8	5.8

Total Assets Under Management	$173.7	$154.4	$145.2

2011 PFS ASSETS UNDER MANAGEMENT

The PFS regions shown above are comprised of the following: Midwest includes Illinois, Michigan, Wisconsin, Missouri, Ohio and Minnesota; Southeast includes Florida and Georgia; West includes California, Washington, Nevada, Texas, Arizona, and Colorado; Northeast includes New York, Connecticut, Massachusetts, Washington, D.C., and Delaware; Wealth Management includes the results from the focus on the family office segment, complex fiduciary assignments and ultra-wealthy individuals through the provision of specialized asset management, investment consulting, global custody, fiduciary, and private banking services for domestic and international clients.

Fees in the majority of locations in which PFS operates and all mutual fund-related revenue are calculated primarily based on market values. PFS trust, investment and other servicing fees were $973.1 million in 2011, up 7% from $906.8 million in 2010, which in turn was up 7% from $847.0 million in 2009. The current year performance benefitted from new business and higher market valuations. Impacting the results in both years were waived fees in money market funds, totaling $67.8 million and $49.6 million in 2011 and 2010, respectively, due to the low level of short-term interest rates. Trust, investment and other servicing fees for 2010 were higher compared to 2009, reflecting higher market valuations and new business.

At December 31, 2011, assets under custody in PFS were $385.2 billion compared with $370.2 billion at December 31, 2010. Managed assets were $173.7 billion at December 31, 2011 compared to $154.4 billion at the previous year end.

2011 ANNUAL REPORT TO SHAREHOLDERS	34	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PFS Other Noninterest Income

Other noninterest income for the year totaled $128.5 million compared to $133.3 million in 2010, a decrease of 4%, primarily driven by a decrease in security commissions and trading income and in treasury management fees. The other noninterest income decrease of 4% in 2010 compared to 2009 resulted from a decrease in core brokerage fee revenue and treasury management fees.

PFS Net Interest Income

Net interest income was $613.7 million for the year, up 4% from $591.8 million in 2010, which was 10% higher than 2009. Average loans increased $248.5 million in 2011, and the net interest margin increased to 2.61% from 2.55% in 2010, which in turn was up from the 2009 margin of 2.23%. The increased net interest margin for 2011 and 2010 largely reflects lower costs of funds.

PFS Provision for Credit Losses

The provision for credit losses was $75.5 million for 2011, compared with $176.1 million in 2010, and $184.3 million in 2009. The current year provision reflects improvements in commercial and institutional and commercial real estate loans, partially offset by continued weakness in residential real estate loans. The 2010 provision reflected continued weakness in residential and commercial real estate loans in certain markets. For a fuller discussion of the allowance and provision for credit losses refer to pages 56 and 57.

PFS Noninterest Expense

Noninterest expense of PFS increased $111.9 million, or 10%, to $1.21 billion in 2011 compared to $1.10 billion in 2010, primarily due to the $27.4 million of current year restructuring related charges which are reflected in higher compensation and benefits, outside services, and occupancy expense and in higher indirect expense allocations for product and operating support. Excluding the 2011 restructuring related charges, noninterest expense of PFS increased $84.5 million, or 8%, from 2010. Noninterest expense for 2010 was 6% higher than 2009, primarily attributable to higher indirect expense allocations for product and operating support, higher compensation, and increased charges associated with account servicing activities.

Northern Trust Global Investments

NTGI, through various subsidiaries of the Corporation, provides a broad range of asset management and related services and other products to clients around the world, including clients of C&IS and PFS. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, exchange traded funds, non-U.S. collective investment funds, and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and advisory services. NTGI’s activities also include overlay services and other risk management services. NTGI’s business operates internationally through subsidiaries, joint ventures, alliances, and distribution arrangements and its revenue and expense are fully allocated to C&IS and PFS.

At year-end 2011, Northern Trust managed $662.9 billion in assets for personal and institutional clients compared with $643.6 billion at year-end 2010. The increase in assets reflects higher equity markets in 2011 and new business.

NORTHERN TRUST GLOBAL INVESTMENTS

2011 ASSETS UNDER MANAGEMENT OF $662.9 BILLION

ASSET CLASSES

CLIENT SEGMENTS

MANAGEMENT STYLES

2011 ANNUAL REPORT TO SHAREHOLDERS	35	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operations and Technology

The O&T business unit supports all Northern Trust’s business activities, including the processing and product management activities of C&IS, PFS, and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London, and Bangalore.

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

Treasury and Other

Treasury and Other includes income and expense associated with the wholesale funding activities and the investment portfolios of the Corporation and the Bank. Treasury and Other also includes certain corporate-based expense, executive level compensation and nonrecurring items not allocated to the business units.

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2011, 2010, and 2009 on a management-reporting basis.

TREASURY AND OTHER RESULTS OF OPERATIONS				CHANGE
(In Millions)	2011	2010	2009	2011 / 2010	2010 / 2009
Other Noninterest Income	$(22.6)	$(8.9)	$(6.7)	154%	33%
Net Interest Income (FTE)*	153.1	94.2	85.9	63	10

Revenue (FTE)*	130.5	85.3	79.2	53	8
Visa Indemnification Benefits	(23.1)	(33.0)	(17.8)	(30)	85
Noninterest Expense (Excluding Visa Indemnification Benefits)	117.0	99.0	89.3	18	11

Income before Income Taxes*	36.6	19.3	7.7	90	N/M
Provision (Benefit) for Income Taxes*	(16.7)	4.2	(32.0)	N/M	N/M

Net Income	$53.3	$15.1	$39.7	N/M	(62)%

Percentage of Consolidated Net Income	9%	2%	5%

Average Assets	$20,552.7	$13,694.4	$11,662.3	50%	17%

* Stated on an FTE basis.

The Treasury and Other negative other noninterest income for the years ended 2011, 2010, and 2009 include losses of $23.3 million, $21.2 million, and $26.7 million, respectively, from the write-down of nonagency residential mortgage-backed securities determined to be other-than-temporarily impaired. In 2010, these losses were partially offset by a gain on the sale of a building. The 2011 increase in net interest income reflects the benefit of higher average assets and a change in the application of internal funds transfer pricing used in determining net interest income, partially offset by reduced yields on the securities portfolio, as maturing investments have been replaced by lower yielding assets. The increase in average assets primarily reflects higher levels of average securities balances in 2011 compared to 2010. Noninterest expense in 2011 equaled $117.0 million, up $18 million, or 18%, from 2010, attributable to higher compensation and employee benefits, including $3.4 million of current year restructuring related charges. Noninterest expense was $99.0 million for 2010, an increase of $9.7 million, or 11%, compared to $89.3 million in 2009 and reflected higher compensation expense and the reversal in 2009 of accruals related to performance stock units granted in 2008 and 2007 which were no longer expected to vest. The tax benefits in 2011 and 2009 primarily reflect the favorable resolution of certain state tax positions taken in prior years and other federal and state tax matters not allocated to the business units for management reporting purposes. The tax benefit in 2011 also reflects adjustments to the Corporation’s intercompany service allocation methodology not allocated to the business units for management reporting purposes.

2011 ANNUAL REPORT TO SHAREHOLDERS	36	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING ESTIMATES

The use of estimates and assumptions is required in the preparation of financial statements in conformity with GAAP and actual results could differ from those estimates. The U.S. Securities and Exchange Commission has issued guidance relating to the disclosure of critical accounting estimates. Critical accounting estimates are those that require management to make subjective or complex judgments about the effect of matters that are inherently uncertain and may change in subsequent periods. Changes that may be required in the underlying assumptions or estimates in these areas could have a material impact on Northern Trust’s future financial condition and results of operations.

For Northern Trust, accounting estimates that are viewed as critical are those relating to the allowance for credit losses, pension plan accounting, other-than-temporary impairment (OTTI) of investment securities, and accounting for structured leasing transactions. Management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Corporation’s Board of Directors (Board).

Allowance for Credit Losses

The allowance for credit losses represents management’s estimate of probable losses which have occurred as of the date of the consolidated financial statements. The loan and lease portfolio and other lending related credit exposures are regularly reviewed to evaluate the adequacy of the allowance for credit losses. In determining the level of the allowance, Northern Trust evaluates the allowance necessary for impaired loans and lending-related commitments and also estimates losses inherent in other lending related credit exposures.

The allowance for credit losses consists of the following components:

Specific Allowance: The amount of specific allowance is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, the value of collateral, and other factors that may impact the borrower’s ability to pay. For impaired loans where the amount of specific allowance, if any, is determined based on the value of the underlying real estate collateral, third-party appraisals are typically obtained and utilized by management. These appraisals are generally less than twelve months old and are subject to adjustments to reflect management’s judgment as to the realizable value of the collateral.

Inherent Allowance: The amount of inherent allowance is based primarily on factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio. Factors are applied to loan and lease credit exposures aggregated by shared risk characteristics and are reviewed quarterly by Northern Trust’s Loan Loss Allowance Committee which includes representatives from Credit Policy, business unit management, and Corporate Financial Management.

The quarterly analysis of the specific and inherent allowance components and the control process maintained by Credit Policy and the lending staff, as described in the “Risk Management – Loans and Other Extensions of Credit” section, are the principal methods relied upon by management for the timely identification of, and adjustment for, changes in estimated credit loss levels. In addition to Northern Trust’s own experience, management also considers regulatory guidance. Control processes and analyses employed to determine an appropriate level of allowance for credit losses are reviewed on at least an annual basis and modified as considered appropriate.

Loans, leases and other extensions of credit deemed uncollectible are charged to the allowance for credit losses. Subsequent recoveries, if any, are credited to the allowance. Determinations as to whether an uncollectible loan is charged-off or a specific reserve is established are based on management’s assessment as to the level of certainty regarding the amount of loss. The provision for credit losses, which is charged to income, is the amount necessary to adjust the allowance for credit losses to the level determined through the above process. Actual losses may vary from current estimates and the amount of the provision for credit losses may be either greater than or less than actual net charge-offs.

Management’s estimates utilized in establishing an appropriate level of allowance for credit losses are not dependent on any single assumption. Management evaluates numerous variables, many of which are interrelated or dependent on other assumptions and estimates, in determining allowance adequacy. Due to the inherent imprecision in accounting estimates, other estimates or assumptions could reasonably have been used in the current period and changes in estimates are reasonably likely to occur from period to period. Additionally, as an integral part of their examination process, various federal and state regulatory agencies also review the allowance for credit losses. These agencies may require that certain loan balances be classified differently or charged off when their credit evaluations differ

2011 ANNUAL REPORT TO SHAREHOLDERS	37	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

from those of management, based on their judgments about information available to them at the time of their examination. However, management believes that the allowance for credit losses adequately addresses these uncertainties and has been established at an appropriate level to cover probable losses which have occurred as of the date of the consolidated financial statements.

Pension Plan Accounting

Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees (the Qualified Plan) and a noncontributory supplemental pension plan (the Nonqualified Plan). Plan amendments, effective April 1, 2012, will reduce benefit accruals under the Qualified and Nonqualified Plans. Certain European-based employees also participate in local defined benefit pension plans that have been closed to new employees in prior years and have been closed to future benefit accruals, effective in 2010. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plans. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and reviewed annually for adjustments that may be required. Pension accounting guidance requires that differences between estimates and actual experience be recognized as other comprehensive income in the period in which they occur. The differences are amortized into net periodic pension expense from accumulated other comprehensive income over the future working lifetime of eligible participants. As a result, differences between the estimates made in the calculation of periodic pension expense and the projected pension obligation and actual experience affect stockholders’ equity in the period in which they occur but continue to be recognized as expense systematically and gradually over subsequent periods.

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

In determining the pension expense for the U.S. plans in 2011, Northern Trust utilized a discount rate of 5.50% for both the Qualified Plan and the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 4.02%. The expected long-term rate of return on Qualified Plan assets was 8.00%.

In evaluating possible revisions to pension-related assumptions for the U.S. plans as of Northern Trust’s December 31, 2011 measurement date, the following were considered:

Discount Rate: Northern Trust estimates the discount rate for its U.S. pension plans by applying the projected cash flows for future benefit payments to several published discount rate yield curves as of the measurement date. These yield curves are composed of individual zero-coupon interest rates for 60 different time periods over a 30-year time horizon. Zero-coupon rates utilized by the yield curves are mathematically derived from observable market yields for AA-rated corporate bonds. The yield curve models referenced by Northern Trust in establishing the discount rate supported a rate between 4.54% and 5.12%, with an average decrease of 83 basis points over the prior year. As such, Northern Trust decreased the discount rate for the Qualified and Nonqualified plans from 5.50% for December 31, 2010 to 4.75% for December 31, 2011.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	38	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

returns are reviewed to check for reasonability and appropriateness. As a result of these analyses, Northern Trust’s rate of return assumption was maintained at 8.00% for 2011.

Mortality Table: Northern Trust uses the mortality table proposed by the U.S. Treasury for use in accordance with the provisions of the Pension Protection Act of 2006 (PPA) for both pre- and post-retirement mortality assumptions. This table is based on the RP2000 mortality table with projections of expected future mortality improvements.

In order to illustrate the sensitivity of these assumptions on the expected periodic pension expense in 2012 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(In Millions)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2012 Pension Expense
Discount Rate Change	(4.5)	4.7
Compensation Level Change	1.1	(1.1)
Rate of Return on Plan Assets Change	(2.7)	2.7
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(39.4)	41.8
Compensation Level Change	2.5	(2.4)

Pension Contributions: The deduction limits specified by the Internal Revenue Code for contributions made by sponsors of defined benefit pension plans are based on a “Target Liability” under the provisions of the PPA. Northern Trust contributed $100.0 million to the Qualified Plan in 2011 and $68.0 million in 2010. The investment return on these contributions decreases the U.S. pension expense. This benefit will be partially offset by the related forgone interest earnings on the funds contributed. The minimum required contribution is expected to be zero in 2012 and for several years thereafter. The maximum deductible contribution is estimated at $175.0 million for 2012.

The estimated U.S. Qualified Plan pension expense is expected to decrease by approximately $8.5 million in 2012 from the 2011 expense of $32.4 million. The decrease is due to the impact of plan amendments and the $100.0 million contribution in 2011, partially offset by the change in pension-related assumptions and other actuarial experiences.

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

Northern Trust conducts security impairment reviews quarterly to evaluate those securities within its investment portfolio that have indications of possible OTTI. A determination as to whether a security’s decline in market value is other-than-temporary takes into consideration numerous factors and the relative significance of any single factor can vary by security. Factors considered in determining whether impairment is other-than-temporary include, but are not limited to, the length of time which the security has been impaired; the severity of the impairment; the cause of the impairment; the financial condition and near-term prospects of the issuer; activity in the market of the issuer which may indicate adverse credit conditions; Northern Trust’s intent regarding the sale of the security as of the balance sheet date; and the likelihood that it will not be required to sell the security for a period of time sufficient to allow for the recovery of the security’s amortized cost basis. The Corporate Asset and Liability Policy Committee reviews the results of impairment analyses and concludes on whether OTTI exists.

2011 ANNUAL REPORT TO SHAREHOLDERS	39	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Impairment reviews conducted in 2011 and 2010 identified nonagency residential mortgage-backed securities determined to be other-than-temporarily impaired and credit-related losses totaling $23.3 million and $21.2 million, respectively, were recognized in connection with the write-down of the securities. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2011 and 2010 were not considered to be other-than-temporarily impaired. However, additional OTTI may occur in future periods as a result of market and economic conditions.

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

As part of the Internal Revenue Service’s (IRS) audit of the Corporation’s 1997-2004 federal income tax returns, the IRS challenged the Corporation’s tax position for certain of its leveraged leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. In November 2011, the Corporation reached a final settlement with the IRS Appeals Office regarding the disputed leasing transactions. As a result of the settlement agreement reached, revisions were made to cash flow estimates regarding the timing and amount of leveraged lease income tax deductions, which increased interest income by $7.0 million for the year ended December 31, 2011. The IRS may disallow deductions relating to other lease transactions with similar characteristics as part of a future audit of tax returns. The Corporation believes that those transactions are valid leases for U.S. tax purposes and that its tax treatment of those transactions is appropriate based on its interpretation of the tax regulations and legal precedents.

FAIR VALUE MEASUREMENTS

The preparation of financial statements in conformity with GAAP requires certain assets and liabilities to be reported at fair value. As of December 31, 2011, approximately 31% of Northern Trust’s total assets and approximately 1% of its total liabilities were carried on the consolidated balance sheet at fair value. As discussed more fully in Note 3 to the consolidated financial statements, GAAP requires entities to categorize financial assets and liabilities carried at fair value according to a three-level valuation hierarchy. The hierarchy gives the highest priority to quoted, active market prices for identical assets and liabilities (Level 1) and the lowest priority to valuation techniques that require significant management judgment because one or more of the significant inputs are unobservable in the market place (Level 3). Approximately 13% of Northern Trust’s assets carried at fair value are classified as Level 1; Northern Trust typically does not hold equity securities or other instruments that are actively traded on an exchange.

Approximately 86% of Northern Trust’s assets and 94% of its liabilities carried at fair value are categorized as Level 2, as they are valued using models in which all significant inputs are observable in active markets. Investment securities classified as available for sale make up 96% of Level 2 assets with the remaining 4% primarily consisting of derivative financial instruments. Level 2 liabilities are comprised solely of derivative financial instruments.

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

As of December 31, 2011, all derivative assets and liabilities were classified in Level 2 and approximately 98%, measured on a notional value basis, related to client-related and trading activities, predominantly consisting of foreign exchange contracts. Derivative instruments are valued internally using widely accepted models that incorporate inputs readily observable in actively quoted markets and do not require significant management judgment. Northern Trust evaluated the impact of counterparty credit risk and its own credit risk on the valuation of derivative instruments. Factors considered included the likelihood of default by us

2011 ANNUAL REPORT TO SHAREHOLDERS	40	NORTHERN TRUST CORPORATION

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

As of December 31, 2011, the fair value of Northern Trust’s Level 3 assets and liabilities were $178.3 million and $56.8 million, respectively, and represented approximately 1% of assets and 6% of liabilities carried at fair value, respectively. Level 3 assets consist of auction rate securities purchased from Northern Trust clients. The lack of activity in the auction rate security market has resulted in a lack of observable market inputs to use in determining fair value. Therefore, Northern Trust incorporated its own assumptions about future cash flows and the appropriate discount rate adjusted for credit and liquidity factors. In developing these assumptions, Northern Trust incorporated the contractual terms of the securities, the type of collateral, any credit enhancements available, and relevant market data, where available. As of December 31, 2011, Level 3 liabilities included financial guarantees relating to contingent purchase considerations and standby letters of credit. The fair value of contingent purchase consideration liabilities is determined using an income-based (discounted cash flow) model that incorporates Northern Trust’s own assumptions about future cash flows and appropriate discount rates. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments.

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

Capital expenditures in 2011 included ongoing enhancements to Northern Trust’s hardware and software capabilities as well as the enhancement of data and resiliency centers and the expansion or renovation of several existing and new offices. Capital expenditures for 2011 totaled $371.1 million, of which $274.2 million was for software, $57.4 million was for computer hardware and machinery, $27.9 million was for building and leasehold improvements, and $11.6 million was for furnishings. These capital expenditures are designed principally to support and enhance Northern Trust’s transaction processing, investment management, and asset servicing capabilities, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expense for the depreciation of hardware and amortization of software. Depreciation on computer hardware and machinery and software amortization are charged to equipment and software expense. Depreciation on building and leasehold improvements and on furnishings is charged to occupancy expense and equipment expense, respectively. Capital expenditures for 2010 totaled $311.1 million, of which $220.6 million was for software, $62.5 million was for computer hardware and machinery, $19.4 million was for building and leasehold improvements, and $8.6 million was for furnishings.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	41	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

upon and the client default. To control the credit risk associated with issuing letters of credit, Northern Trust subjects such activities to the same credit quality and monitoring controls as its lending activities. Northern Trust is obligated to meet the entire financial obligation of these agreements and in certain cases is able to recover the amounts paid through recourse against collateral received or other participants.

Standby letters of credit totaled $4.3 billion at December 31, 2011 and 2010. These amounts include $608.2 million and $602.3 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2011 and 2010, respectively. The weighted average maturity of standby letters of credit was 27 months at December 31, 2011 and 20 months at December 31, 2010.

As part of the Corporation’s securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by Northern Trust’s Senior Credit Committee. The borrower is required to fully collateralize securities received with cash or marketable securities. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with the collateral revalued on a daily basis. In connection with these activities, Northern Trust has issued certain indemnifications to clients against loss that is a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral posted. The amount of securities loaned as of December 31, 2011 and 2010 subject to indemnification was $74.4 billion and $74.9 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant.

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

Trust Preferred Securities. As discussed in further detail in Note 13 to the consolidated financial statements, in 1997, Northern Trust issued Floating Rate Capital Securities, Series A and Series B, through statutory business trusts wholly-owned by the Corporation (“NTC Capital I” and “NTC Capital II”, respectively). The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. NTC Capital I and NTC Capital II are considered VIEs; however, as the sole asset of

2011 ANNUAL REPORT TO SHAREHOLDERS	42	NORTHERN TRUST CORPORATION

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

Investment Funds. Northern Trust acts as asset manager for various funds in which clients of Northern Trust are investors. As an asset manager of funds, the Corporation earns a competitively priced fee that is based on assets managed and varies with each fund’s investment objective. Based on its analysis, Northern Trust has determined that it is not the primary beneficiary of these VIEs under GAAP.

As discussed in further detail in Note 28 to the consolidated financial statements, in November 2011, the Corporation purchased $90 million of securities at par from three investment funds (Funds). The securities were purchased to avoid the risk of the Funds being downgraded which could force certain holders to liquidate their investments. Northern Trust has no further obligations related to these actions as of December 31, 2011. As Northern Trust has no current plans to provide any support additional to that which is noted above, the maximum exposure to loss from its implicit interest in the Funds is the price paid to acquire the securities from the Funds. Any potential future support would be evaluated based upon the specific facts and circumstances and with careful consideration as to the potential impact on Northern Trust’s ability to maintain its well-capitalized status and meet its operational needs.

Under GAAP, the above actions reflect Northern Trust’s implicit interest in the credit risk of the affected Funds. Implicit interests are required to be considered when determining the primary beneficiary of a variable interest entity. The Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust is the primary beneficiary of these Funds, an expected loss calculation based on the characteristics of the underlying investments in the Funds is used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. This analysis concluded that interest rate risk is the primary driver of expected losses within the Funds. As such, Northern Trust has determined that it is not the primary beneficiary of the Funds and is not required to consolidate them within its consolidated balance sheet.

In 2008, Northern Trust entered into CSAs with certain fund entities (CSA Funds) which held notes, asset backed securities, and other instruments whose values had been adversely impacted by widening risk premiums and liquidity spreads and significant rating agency downgrades. As of December 31, 2009, all CSAs had expired in connection with the final settlements of covered securities. However, under prior accounting standards the CSA Funds were considered VIEs and the CSAs reflected Northern Trust’s implicit variable interest in the credit risk of the affected CSA Funds. The CSA Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust was the primary beneficiary of the CSA Funds during the period in which the CSAs were in place, expected loss calculations based on the characteristics of the underlying investments in the CSA Funds were used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. These analyses concluded that interest rate risk was the primary driver of expected losses within the CSA Funds. As such, Northern Trust determined that it was not the primary beneficiary of the CSA Funds and was not required to consolidate them within its consolidated balance sheet.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity Risk Management

The objectives of liquidity risk management are to ensure that Northern Trust can meet its cash flow obligations under both normal and adverse economic conditions while maintaining its ability to capitalize on business opportunities in a timely and cost effective manner. The liquidity of the Corporation is managed separately from that of the Bank which encompasses all of Northern Trust’s U.S. and international banking activities.

Governance and Risk Management Framework

Northern Trust manages its liquidity under a global risk management framework, incorporating regional policies, limits and management when appropriate. Corporate liquidity policies, risk appetite and limits are reviewed annually by the Business Risk Committee of the Board and approved by the Board. Management’s Corporate Asset and Liability Policy Committee (ALCO) is responsible for recommending liquidity policies to the Board, establishing internal guidelines, approving contingency plans, assessing Northern Trust’s overall liquidity status, and reviewing reports and analyses on

2011 ANNUAL REPORT TO SHAREHOLDERS	43	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

a regular basis. The Corporate Treasury department has the day-to-day responsibility for measuring, analyzing and managing liquidity risk within the guidelines and limits established by ALCO and the Board.

Northern Trust’s Global Liquidity Management framework focuses on five key areas: Position Management; Modeling and Analysis; Contingency Planning; Peer Group Comparisons and Management Reporting; while providing for the review and management of the liquidity of the Corporation separate from that of the Bank. It is through this framework that management monitors its sources and uses of liquidity, evaluates their level of stability under various circumstances, plans for adverse situations, benchmarks itself against other banks, provides information to management, and complies with various U.S. and international regulations.

Northern Trust Consolidated Liquidity Management

Position management includes daily monitoring of cash positions and anticipating future funding requirements given both internal and external events. As the Corporation’s principal subsidiary, encompassing all of Northern Trust’s banking activities, the Bank centrally manages liquidity for all U.S. and international banking operations. Liquidity is provided by a variety of sources, including client deposits (institutional and personal) from our C&IS and PFS businesses, wholesale funding from the capital markets, maturities of short-term investments, and unencumbered liquid assets that can be sold or pledged to secure additional funds. While management does not view the Federal Reserve’s discount window as a primary source of liquidity, at December 31, 2011 the Bank had over $20 billion of securities and loans readily available as collateral to support discount window borrowings. The Bank is also very active in the U.S. interbank funding market, providing an important source of additional liquidity and low-cost funds. Liquidity is used by a variety of activities, including client withdrawals, purchases of securities, net loan growth, and draws on unfunded commitments to extend credit. Northern Trust maintains a very liquid balance sheet with loans representing 29% of total assets as of December 31, 2011. Further, at December 31, 2011 there were significant sources of liquidity within the Bank’s consolidated balance sheet in the form of securities available for sale and short-term money market assets. Unencumbered securities at the Bank, which include those placed at the Federal Reserve discount window, exceeded $25 billion at December 31, 2011.

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

Another important area of Northern Trust’s liquidity risk management is the development and maintenance of its contingent liquidity plans. A global contingent liquidity action plan covering the Corporation, Bank and major subsidiaries is approved by ALCO and regularly updated and tested. This plan, which can be activated in the event of an actual liquidity crisis, details organizational responsibilities and defines specific actions designed to ensure the proper maintenance of liquidity during periods of stress. In addition, international banking subsidiaries have individual contingent liquidity plans, which incorporate the global plan.

Northern Trust also analyzes its liquidity profile against a peer group of large U.S. bank holding companies, including other major custody banks. This analysis provides management with benchmarking information, highlights industry trends, and supports the establishment of new policies and strategies.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	44	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporation Liquidity

The liquidity of the Corporation is managed separately from that of the Bank. The primary sources of cash for the Corporation are dividend payments from its subsidiaries, issuance of debt, issuance of equity (common and preferred), and interest and dividends earned on investment securities and money market assets. The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders; the payment of principal and interest to note holders; investments in, or loans, to its subsidiaries; purchases of its common stock; and acquisitions. The most significant uses of cash by the Corporation during 2011 were $750.0 million of loans to its subsidiaries, $273.7 million of common dividends paid to stockholders and $250 million of debt maturities.

On August 22, 2011, the Corporation issued $500 million of 3.38% fixed-rate senior notes due August 23, 2021. These notes are non-callable, unsecured and were issued at a discount to yield 3.427%.

On November 4, 2010, the Corporation issued $500 million of 3.45% fixed-rate senior notes due November 4, 2020. These notes are non-callable, unsecured and were issued at a discount to yield 3.464%.

During 2011, the Corporation received $500.0 million of dividends from the Bank and $5.1 million of dividends from other subsidiaries. Dividends from the Bank are subject to certain restrictions, as discussed in further detail in Note 30 to the consolidated financial statements. During 2012, the Bank has the ability to pay dividends equal to its 2012 eligible net profits plus $1.26 billion. As described in Note 21 to the consolidated financial statements, Northern Trust has elected to indefinitely reinvest undistributed earnings of certain non-US subsidiaries of the Bank approximating $677.5 million at December 31, 2011. This election, however, does not reduce the Bank’s ability to pay dividends to the Corporation.

The Corporation’s liquidity, defined as the amount of highly marketable assets, was $1.28 billion at year-end 2011 and $1.57 billion at year-end 2010. During, and at year-end, 2011 and 2010, these assets were comprised almost entirely of overnight money market placements which were fully available to the Corporation to support its own cash flow requirements or those of its subsidiary companies, as needed. Average liquidity during 2011 and 2010 was $1.29 billion and $1.44 billion, respectively. The cash flows of the Corporation are shown in Note 33 to the consolidated financial statements.

A significant source of liquidity for both the Corporation and the Bank is the ability to draw funding from capital markets globally. The availability and cost of these funds are influenced by our credit rating; as a result, a downgrade could have an adverse impact on our liquidity. The credit ratings of the Corporation and the Bank as of December 31, 2011, provided below, allow Northern Trust to access capital markets on favorable terms.

CREDIT RATING
	STANDARD & POOR’S	MOODY’S	FITCHRATINGS
Northern Trust Corporation:
Commercial Paper	A-1	P-1	F1+
Senior Debt	A+	A1	AA-
Outlook	Stable	Stable	Stable
The Northern Trust Company:
Short-Term Deposit / Debt	AA-/A-1+	P-1/P-1	F1+/F1+
Long-Term Deposit / Debt	AA-/A-1+	Aa3/Aa3	AA/AA-
Outlook	Stable	Stable	Stable

The following table shows Northern Trust’s contractual obligations at December 31, 2011.

CONTRACTUAL OBLIGATIONS	PAYMENT DUE BY PERIOD
(In Millions)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Senior Notes*	$2,126.7	$206.9	$922.4	$–	$997.4
Subordinated Debt*	1,033.4	–	200.0	231.1	602.3
Federal Home Loan Bank Borrowings*	1,055.0	670.0	335.0	–	50.0
Floating Rate Capital Debt*	276.9	–	–	–	276.9
Capital Lease Obligations**	64.2	7.9	16.5	16.2	23.6
Operating Leases**	745.6	86.9	157.9	120.6	380.2
Purchase Obligations***	260.6	113.6	103.6	43.4	–

Total Contractual Obligations	$5,562.4	$1,085.3	$1,735.4	$411.3	$2,330.4

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

* Refer to Notes 12 and 13 to the consolidated financial statements for further details.

** Refer to Note 10 to the consolidated financial statements for further details.

*** Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2011 activity was used as a base to project future obligations.

2011 ANNUAL REPORT TO SHAREHOLDERS	45	NORTHERN TRUST CORPORATION

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

During 2009, 2010, and 2011, many U.S. and international regulatory agencies proposed certain new rules and finalized others that address the management of liquidity risk for financial institutions. In December 2011, the Federal Reserve proposed Enhanced Prudential Standards for large bank holding companies, including the Corporation. Among other items, this proposal would implement new liquidity risk management requirements for bank holding companies, such as the Corporation, with at least $50 billion of consolidated assets. In December 2010, the International Basel Committee on Banking Supervision issued an International Framework for Liquidity Risk Measurement, Standards and Monitoring. This framework document outlines a standardized approach to international liquidity management and introduced two new liquidity measures, a Liquidity Coverage Ratio (LCR) and a Net Stable Funding Ratio (NSFR). Individual country regulators, including the Federal Reserve, are now expected to develop specific regulations for financial institutions under their jurisdiction. After an observation period which began in 2011 and will likely include revisions to both ratios, the LCR is scheduled to be implemented in January 2015 and the NSFR in January 2018. Also, in March 2010, U.S. regulatory agencies issued a joint Interagency Policy Statement on Funding and Liquidity Risk Management. Northern Trust actively follows these regulatory developments and regularly evaluates its liquidity risk management framework against these proposals and industry best practices in order to comply with applicable regulations and further enhance its liquidity policies.

Capital Management

One of Northern Trust’s primary objectives is to maintain a strong capital position to merit and maintain the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities and withstand unforeseen adverse developments.

Northern Trust manages its capital on a total Corporation basis and on a legal entity basis. The Corporate Treasury department has the day-to-day responsibility for measuring and managing capital levels within standards established by the Capital Management Policy and the Board of Directors. The management of capital also involves regional management when appropriate. In establishing the standards for capital, a variety of factors are taken into consideration, including the overall risk of Northern Trust’s businesses, regulatory requirements, capital levels relative to our peers, and the impact on our credit ratings.

Capital levels were strengthened as average common equity in 2011 increased 6% or $389.8 million reaching $7.02 billion. Total stockholders’ equity was $7.12 billion at December 31, 2011, as compared to $6.83 billion at December 31, 2010. The Corporation declared common dividends totaling $273.4 million in 2011 and the Board maintained the quarterly dividend at $.28 per common share. The common dividend has increased 12% from its level five years ago. The Corporation’s share buyback program is used for general corporate purposes, including management of the Corporation’s capital level. During 2011, the Corporation purchased 1,599,572 of its own common shares at an average price per share of $49.63 in connection with equity based compensation plans. Under the share buyback program, the Corporation may purchase up to 5.6 million additional shares after December 31, 2011.

2011 ANNUAL REPORT TO SHAREHOLDERS	46	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL ADEQUACY	DECEMBER 31
($ In Millions)	2011	2010
TIER 1 CAPITAL
Common Stockholders’ Equity	$7,117	$6,830
Floating Rate Capital Securities	269	269
Goodwill and Other Intangible Assets	(655)	(454)
Pension and Other Postretirement Benefit Adjustments	369	296
Other	5	36

Total Tier 1 Capital	7,105	6,977

TIER 2 CAPITAL
Allowance for Credit Losses Assigned to Loans and Leases	295	320
Allowance for Off-Balance Sheet Credit Loss	34	38
Allowance for Identified Losses	(48)	(64)
Long-Term Debt*	679	766

Total Tier 2 Capital	960	1,060

Total Risk-Based Capital	$8,065	$8,037

Risk-Weighted Assets**	$56,667	$51,472

Total Assets – End of Period (EOP)	$100,224	$83,844
Average Fourth Quarter Assets**	97,298	79,655
Total Loans and Leases – EOP	29,064	28,132

RATIOS
Risk-Based Capital Ratios
Tier 1	12.5%	13.6%
Total (Tier 1 and Tier 2)	14.2	15.6
Tier 1 Leverage	7.3	8.8
Tier 1 Common Equity***	12.1	13.0

COMMON STOCKHOLDERS’ EQUITY TO
Total Loans and Leases EOP	24.49%	24.28%
Total Assets EOP	7.10	8.15

* Long-Term Debt that qualifies for risk-based capital amortizes for the purpose of inclusion in tier 2 capital during the five years before maturity.

** Assets have been adjusted for goodwill and other intangible assets, net unrealized (gain) loss on securities and excess allowance for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

*** A reconciliation of tier 1 common equity to tier 1 capital calculated under GAAP is provided below.

The following table provides a reconciliation of tier 1 common equity, a non-GAAP financial measure which excludes floating rate capital securities, to tier 1 capital calculated in accordance with applicable regulatory requirements and GAAP.

	DECEMBER 31
($ In Millions)	2011	2010
Tier 1 Capital	$7,105	$6,977
Less: Floating Rate Capital Securities	269	269

Tier 1 Common Equity	6,836	6,708
Tier 1 Capital Ratio	12.5%	13.6%
Tier 1 Common Equity Ratio	12.1%	13.0%

In addition to its capital ratios prepared in accordance with regulatory requirements and GAAP, Northern Trust is providing the ratio of tier 1 common equity to risk-weighted assets as it is a measure that the Corporation and investors use to assess capital adequacy.

At December 31, 2011, the Corporation’s tier 1 capital ratio was 12.5% and its total capital ratio was 14.2% of risk-weighted assets, both well above the ratios that are a requirement for regulatory classification as “well-capitalized”. The “well-capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 7.3% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, the Bank had a ratio of 11.7% for tier 1 capital, 13.8% for total risk-based capital, and 6.8% for leverage, and each of the Corporation’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements.

The current risk-based capital guidelines that apply to the Corporation and the Bank, commonly referred to as Basel I, are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision (Basel Committee), a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board.

2011 ANNUAL REPORT TO SHAREHOLDERS	47	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Corporation also is subject to the Basel II framework for risk-based capital adequacy. The U.S. bank regulatory agencies have issued final rules with respect to implementation of the Basel II framework. Under the final Basel II rules, the Corporation is one of a small number of “core” banking organizations. As a result, the Corporation and the Bank will be required to use the advanced approaches under Basel II for calculating risk-based capital related to credit risk and operational risk, instead of the methodology reflected in the regulations effective prior to adoption of Basel II. The rules also require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

The Corporation has for several years been preparing to comply with the advanced approaches of the Basel II framework. The Corporation is also addressing issues related to implementation timing differences between the U.S. and other jurisdictions, to ensure that the Corporation and its depository institution subsidiaries comply with regulatory requirements and expectations in all jurisdictions where they operate. Current results from a required parallel run of the Basel II risk-based capital framework have demonstrated that the use of the advanced approaches of the Basel II framework have not resulted in the Corporation’s or its U.S. subsidiary banks’ tier 1 capital or total risk-based capital ratios falling below the levels required for categorization as “well capitalized.”

On December 16, 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, known as Basel III. The Basel III calibration and phase-in arrangements were previously endorsed by the Seoul G20 Leaders Summit in November 2010, and will be subject to individual adoption by member nations, including the U.S. Under these standards, when fully phased-in on January 1, 2019, banking institutions will be required to satisfy three risk-based capital ratios:

•

A tier 1 common equity ratio of at least 7.0%, inclusive of 4.5% minimum tier 1 common equity ratio, net of regulatory deductions, and the new 2.5% “capital conservation buffer” of common equity to risk-weighted assets;

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

Basel I and Basel II do not include a leverage requirement as an international standard. However, Basel III introduces a non-risk adjusted tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity standards.

The increases to the minimum common equity and tier 1 capital ratios will be phased-in over two years beginning on January 1, 2013, with the full increases taking effect on January 1, 2015. This will be followed by a three-year phase-in, beginning on January 1, 2016, of the capital conservation buffer, with the full 2.5% buffer requirement taking effect on January 1, 2019.

Basel III also provides for the deduction of certain assets from capital (deferred tax assets, mortgage servicing rights, investments in financial firms and pension assets, among others, within prescribed limitations), the inclusion of other comprehensive income in capital, and increased capital for counterparty credit risk. The phase-in period for the capital deductions is proposed to occur in 20 percent increments starting January 1, 2014, with full implementation by January 1, 2018.

The federal banking agencies will likely implement changes to the current capital adequacy standards applicable to the Corporation and the Bank in light of Basel III. If adopted by federal banking agencies, Basel III could lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios. The ultimate impact of the new capital and liquidity standards on the Corporation and the Bank is currently being reviewed and will depend on a number of factors, including the rulemaking and implementation by the U.S. banking regulators. The Corporation cannot determine the ultimate effect that potential legislation, or subsequent regulations, if enacted, would have upon the Corporation’s earnings or financial position. In addition, significant questions remain as to how the capital and liquidity mandates of the Dodd-Frank Act will be integrated with the requirements of Basel III. However, as the Corporation currently understands Basel III, it believes its capital strength, balance sheet and business model leave it well positioned for Basel III.

2011 ANNUAL REPORT TO SHAREHOLDERS	48	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RISK MANAGEMENT

Overview

The Board provides risk oversight of management through its Audit, Business Strategy, Compensation and Benefits, and Business Risk Committees. The Audit Committee provides oversight with respect to risks relating to financial reporting and the legal component of compliance risk. The Business Strategy Committee provides oversight with respect to strategic risk for the Corporation and its subsidiaries. The Compensation and Benefits Committee reviews all compensation arrangements and practices and assesses the extent to which such arrangements and practices appropriately balance risks taken with related incentives. The Business Risk Committee provides oversight with respect to the following risks inherent in Northern Trust’s businesses: credit risk, market and liquidity risk, fiduciary risk, operational risk and the regulatory component of compliance risk.

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

RISK CATEGORY	RISK MEASUREMENT	RISK TO EARNINGS AND/OR CAPITAL RESULTING FROM:
Credit	Obligor and Counterparty Risk	Failure of a borrower or counterparty to perform on an obligation.

Operational; Fiduciary; Compliance	Operational Risk	Inadequate or failed internal process, people and systems; or from external events.

Market and Liquidity	Market Risk – Trading Book	Changes in the value of trading positions.

	Interest Rate Risk – Banking Book	Changes in interest rates.

	Liquidity Risk	Funding needs during difficult markets.

Strategic	Strategy Risk	Adverse effects of business decisions, improper implementation of business decisions, unexpected external events.

	Business Risk	Adverse developments in the general business environment, which impact the entity’s results.

	Reputation Risk	Damage to the entity’s reputation.

Asset Quality and Credit Risk Management

Securities Portfolio

Northern Trust maintains a high quality securities portfolio, with 86% of the combined available for sale, held to maturity, and trading account portfolios at December 31, 2011 composed of U.S. Treasury and government sponsored agency securities and triple-A rated corporate notes, asset-backed securities, supranational and sovereign bonds, auction rate securities and obligations of states and political subdivisions. The remaining portfolio was composed of corporate notes, asset-backed securities, negotiable certificates of deposit, obligations of states and political subdivisions, auction rate securities and other securities, of which as a percentage of the total securities portfolio, 3% were rated double-A, 1% were rated below double-A, and 10% were not rated by Standard and Poor’s or Moody’s Investors Service (primarily negotiable certificates of deposits of banks whose long term ratings are at least A).

Corporate notes are primarily government guaranteed, such as bonds issued under the FDIC Temporary Liquidity Guarantee Program, with 79% of corporate notes rated triple-A, 16% rated double-A, and 5% rated below double-A. Residential mortgage-backed securities rated below double-A, which represented 84% of total residential mortgage-backed securities, had a total amortized cost and fair value of $168.6 million and $137.4 million, respectively, and were comprised primarily of subprime and Alt-A securities. Securities classified as “other asset-backed” at December 31, 2011 were

2011 ANNUAL REPORT TO SHAREHOLDERS	49	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

all triple-A rated with average lives of less than 5 years.

Total unrealized losses within the investment securities portfolio at December 31, 2011 were $85.0 million as compared to $99.5 million at December 31, 2010. The $14.5 million decrease in unrealized losses from the prior year end primarily reflects the improved valuations of residential mortgage-backed and other asset-backed securities due to improving credit markets and the tightening of credit spreads during 2011. As discussed above in the “Critical Accounting Estimates – Other-Than-Temporary Impairment of Investment Securities” section, processes are in place to provide for the timely identification of OTTI. Losses totaling $23.3 million were recognized in 2011 in connection with the write-down of securities determined to be other-than-temporarily impaired, as compared with $21.2 million in 2010 and $26.7 million in 2009. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2011 are not considered to be other-than-temporarily impaired. However, additional OTTI may occur in future periods as a result of market or other economic conditions.

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

Loans and Other Extensions of Credit

Credit risk is inherent in many of Northern Trust’s activities. A significant component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding unfunded commitments to extend credit, commercial letters of credit, and standby letters of credit. These contractual obligations and arrangements are discussed in Note 27 to the consolidated financial statements and are presented in tables that follow. Northern Trust focuses its lending efforts on clients who are looking to utilize a full range of financial services with Northern Trust.

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

As part of its credit process, Northern Trust utilizes an internal borrower risk rating system to support identification, approval, and monitoring of credit risk. Borrower risk ratings are used in credit underwriting, management reporting, setting of loss allowances, and economic capital calculations. Borrower risk ratings are discussed further in Note 6 to the consolidated financial statements.

Credit Policy oversees a range of portfolio reviews that focus on significant and/or weaker-rated credits. This approach allows management to take remedial action in an effort to deal with potential problems. In addition, independent from Credit Policy, the Credit Review Unit undertakes both on-site and off-site file reviews that evaluate

2011 ANNUAL REPORT TO SHAREHOLDERS	50	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

effectiveness of management’s implementation of Credit Policy’s requirements.

Northern Trust maintains a loan watch list. Borrowers designated as watch list represent exposures with elevated credit risk profiles that are monitored through internal watch lists, and consist of credits with borrower ratings of “6 to 9”. These credits, which include all nonperforming credits, are expected to exhibit minimally acceptable probabilities of default, elevated risk of default, or are currently in default. Loans outstanding to watch list borrowers associated with these risk profiles that are not currently in default but have limited financial flexibility totaled $647.2 million at December 31, 2011. Cash flows and capital levels range from acceptable to potentially insufficient to meet current requirements and borrowers typically have minimal cushion in adverse down cycle scenarios. An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonperforming status or charged off.

As more fully described in the “Provision and Allowance for Credit Losses” section below, the provision for credit losses has been determined, through a disciplined credit review process, to be the amount needed to maintain the allowance for credit losses at an appropriate level to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component).

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31
(In Millions)	2011	2010	2009	2008	2007
Commercial
Commercial and Institutional	$6,918.7	$5,914.5	$6,312.1	$8,293.4	$5,556.4
Commercial Real Estate	2,981.7	3,242.4	3,213.2	3,014.0	2,350.3
Lease Financing, net	978.8	1,063.7	1,004.4	1,143.8	1,168.4
Non-U.S.	1,057.5	1,046.2	728.5	1,791.7	2,274.1
Other	417.6	346.6	457.5	909.6	438.8

Total Commercial	$12,354.3	$11,613.4	$11,715.7	$15,152.5	$11,788.0

Personal
Residential Real Estate	$10,708.9	$10,854.9	$10,807.7	$10,381.4	$9,171.0
Private Client	5,651.4	5,423.7	5,004.4	4,832.2	4,016.6
Other	349.3	240.0	277.9	389.3	364.5

Total Personal	$16,709.6	$16,518.6	$16,090.0	$15,602.9	$13,552.1

Total Loans and Leases	$29,063.9	$28,132.0	$27,805.7	$30,755.4	$25,340.1

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK

	DECEMBER 31
(In Millions)	2011	2010
Unfunded Commitments to Extend Credit
One Year and Less	$10,135.1	$10,985.6
Over One Year	18,567.1	16,243.9

Total	$28,702.2	$27,229.5

Standby Letters of Credit	$4,293.4	$4,344.7
Commercial Letters of Credit	23.4	32.8
Custody Securities Lent with Indemnification	74,400.5	74,884.1

2011 ANNUAL REPORT TO SHAREHOLDERS	51	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2011 BY INDUSTRY SECTOR
	COMMITMENT EXPIRATION
(In Millions)	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Commercial
Commercial and Institutional
Industry Sector
Finance and Insurance	$3,067.9	$1,453.4	$1,614.5	$727.4
Holding Companies	38.0	28.5	9.5	89.5
Manufacturing	6,929.4	1,017.0	5,912.4	1,469.6
Mining	413.7	96.0	317.7	42.1
Public Administration	70.8	66.8	4.0	338.7
Retail Trade	834.9	217.9	617.0	155.6
Services	5,124.4	1,789.7	3,334.7	3,246.7
Transportation and Warehousing	294.2	6.1	288.1	194.6
Utilities	1,129.9	93.9	1,036.0	99.8
Wholesale Trade	757.4	244.6	512.8	459.9
Other Commercial	127.4	63.9	63.5	94.8

Commercial and Institutional*	$18,788.0	$5,077.8	$13,710.2	$6,918.7
Commercial Real Estate	174.3	89.4	84.9	2,981.7
Lease Financing, net	–	–	–	978.8
Non-U.S.	1,272.1	1,070.3	201.8	1,057.5
Other	340.5	277.9	62.6	417.6

Total Commercial	$20,574.9	$6,515.4	$14,059.5	$12,354.3

Personal
Residential Real Estate	2,181.8	291.5	1,890.3	10,708.9
Private Client	5,864.1	3,261.9	2,602.2	5,651.4
Other	81.4	66.3	15.1	349.3

Total Personal	$8,127.3	$3,619.7	$4,507.6	$16,709.6

Total	$28,702.2	$10,135.1	$18,567.1	$29,063.9

* Commercial and institutional industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

NON-U.S. OUTSTANDINGS

As used in this discussion, non-U.S. outstandings are cross-border outstandings as defined by the U.S. Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and non-U.S. office local currency claims on residents funded by local currency liabilities. Non-U.S. outstandings related to a country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of non-U.S. banks are included in these outstandings and are classified according to the country location of the non-U.S. bank’s head office.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	52	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Additionally, the Counterparty Risk Management Committee performs a country-risk analysis and imposes limits to country exposure. The following table provides information on non-U.S. outstandings by country that exceed 1.00% of Northern Trust’s assets.

NON-U.S. OUTSTANDINGS
(In Millions)	BANKS	COMMERCIAL AND OTHER	TOTAL
AT DECEMBER 31, 2011
Australia	$2,513	$667	$3,180
United Kingdom	2,943	34	2,977
Singapore	2,604	2	2,606
Netherlands	1,466	63	1,529
France	1,501	–	1,501
Switzerland	1,225	26	1,251
Canada	1,113	13	1,126
Sweden	1,108	4	1,112

AT DECEMBER 31, 2010
Australia	$2,114	$3,159	$5,273
United Kingdom	3,440	30	3,470
France	3,291	–	3,291
Singapore	1,313	14	1,327
Switzerland	1,284	17	1,301
Spain	894	–	894

AT DECEMBER 31, 2009
United Kingdom	$2,348	$27	$2,375
France	2,078	1	2,079
Australia	1,310	364	1,674

Countries whose aggregate outstandings totaled between .75% and 1.00% of total assets were as follows: Finland with aggregate outstandings of $913 million, Hong Kong with aggregate outstandings of $845 million and Norway with aggregate outstandings of $841 million at December 31, 2011, Sweden with aggregate outstandings of $816 million and Canada with aggregate outstandings of $810 million at December 31, 2010, Spain with aggregate outstandings of $807 million, Netherlands with aggregate outstandings of $787 million and Singapore with aggregate outstandings of $654 million at December 31, 2009.

As of December 31, 2011, Northern Trust’s gross exposure to obligors in Portugal, Italy, Ireland, Greece and Spain, eurozone countries considered by Northern Trust to be experiencing significant economic, fiscal and/or political strains, totaled approximately $795 million, or less than 1% of Northern Trust’s total consolidated assets. The largest such exposure, totaling $770 million, was to obligors in Ireland, of which $7 million was to banks and $763 million was to commercial and other borrowers, primarily funds domiciled in Ireland whose assets and investment activities are broadly diversified by investment strategy, issuer type, country of risk, and/or instrument type. Exposures to these borrowers in Ireland may be secured or unsecured, committed or uncommitted, but are typically for short periods of a year or less for foreign exchange, overdraft accommodations, and loans. The remaining exposure reflects $25 million to banks in Spain in connection with foreign exchange and derivative contracts. There was negligible exposure to obligors in Portugal, Italy, or Greece. Exposure levels at December 31, 2011 reflect Northern Trust’s risk management policies and practices, as discussed in further detail above, which operated to limit exposures to higher risk European financial and sovereign entities.

2011 ANNUAL REPORT TO SHAREHOLDERS	53	NORTHERN TRUST CORPORATION

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

NONPERFORMING ASSETS	DECEMBER 31
(In Millions)	2011		2010		2009		2008		2007
Nonperforming Loans
Commercial
Commercial and Institutional	$31.3		$58.0		$48.5		$21.3		$10.4
Commercial Real Estate	79.5		116.4		109.3		35.8		–

Total Commercial	110.8		174.4		157.8		57.1		10.4

Personal
Residential Real Estate	$177.6		$153.3		$116.9		$32.7		$5.8
Private Client	5.3		5.3		3.8		6.9		7.0

Total Personal	182.9		158.6		120.7		39.6		12.8

Total Nonperforming Loans and Leases	293.7		333.0		278.5		96.7		23.2
Other Real Estate Owned	21.2		45.5		29.6		3.5		6.1

Total Nonperforming Assets	$314.9		$378.5		$308.1		$100.2		$29.3

90 Day Past Due Loans Still Accruing	$13.1		$13.0		$15.1		$27.8		$8.6

Nonperforming Loans to Total Loans and Leases	1.01%		1.18%		1.00%		.31%		.09%

Allowance for Credit Losses Assigned to Loans and Leases to Nonperforming Loans	1.0	x	1.0	x	1.1	x	2.4	x	6.4	x

While down from the prior year, the nonperforming loan portfolio as of December 31, 2011 remains elevated from historical levels and continues to reflect the deterioration in overall economic conditions experienced since the onset of the economic downturn in 2008 and its effect on Northern Trust’s loan portfolio. The decrease in nonperforming loans from December 31, 2010 reflects improvement within the commercial and institutional and commercial real estate loans, while weakness persists within residential real estate loans. Residential real estate and commercial real estate nonperforming loan balances as of December 31, 2010 reflected the continued weakness in those loan classes within certain markets. Changes in credit quality, including nonperforming loan balances, impact the level of the allowance for credit losses through the resultant adjustment of the specific allowance and of the qualitative factors used in the determination of the inherent allowance levels within the allowance for credit losses. Additional information regarding residential real estate and commercial real estate loans is provided below.

RESIDENTIAL REAL ESTATE

The residential real estate loan portfolio is primarily composed of mortgages to clients with whom Northern Trust is seeking to establish a comprehensive financial services relationship. At December 31, 2011, residential real estate loans totaled $10.7 billion or 38% of total U.S. loans at December 31, 2011, compared with $10.9 billion or 40% at December 31, 2010. All mortgages were underwritten utilizing Northern Trust’s credit standards which do not allow for the origination of loan types generally considered to be of high risk in nature, such as option ARM loans, subprime loans, loans with initial “teaser” rates, and loans with excessively high loan-to-value ratios. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral are obtained upon refinancing or default or when otherwise considered warranted. Collateral revaluations for mortgages are performed by independent third parties.

Of the total $10.7 billion in residential real estate loans, $4.0 billion were in the greater Chicago area, $2.8 billion were in Florida, and $1.5 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $2.2 billion and $2.5 billion at December 31, 2011 and 2010, respectively.

2011 ANNUAL REPORT TO SHAREHOLDERS	54	NORTHERN TRUST CORPORATION

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

Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.3 million each and are primarily located in the Illinois, Florida, California, and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2011	2010
Commercial Mortgages:
Office	$615.6	$605.3
Apartment/ Multi-family	656.3	572.4
Retail	523.1	517.8
Industrial/ Warehouse	357.7	383.7
Other	133.3	193.7

Total Commercial Mortgages	2,286.0	2,272.9
Construction, Acquisition and Development Loans	450.1	591.8
Single Family Investment	161.4	246.8
Other Commercial Real Estate Related	84.2	130.9

Total Commercial Real Estate Loans	$2,981.7	$3,242.4

At December 31, 2011, legally binding commitments to extend credit and standby letters of credit to commercial real estate borrowers totaled $174.3 million and $111.8 million, respectively. At December 31, 2010 legally binding commitments and standby letters of credit totaled $249.0 million and $116.1 million, respectively.

IMPAIRED LOANS

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement or when its terms have been modified as a concession resulting from the debtor’s financial difficulties, referred to as a troubled debt restructuring. All troubled debt restructurings are considered impaired loans in the calendar year of their restructuring. In subsequent years, a troubled debt restructuring may cease being classified as impaired if the loan was modified at a market rate and has performed according to the modified terms for at least six months. A loan that has been modified at a below market rate will return to performing status if it satisfies the six month performance requirement; however, it will remain classified as impaired. As of December 31, 2011, impaired loans totaled $279.4 million and included $113.3 million of loans deemed troubled debt restructurings as compared to total impaired loans of $301.2 million at December 31, 2010 that included $56.3 million of loans deemed troubled debt restructurings. Impaired loans had $32.8 million and $51.7 million of the allowance for credit losses allocated to them at December 31, 2011 and December 31, 2010, respectively. Impaired loans are measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, dependent upon the level of certainty of loss, either a specific allowance is established or a charge-off is recorded for the difference. Smaller balance (individually less than $250,000) homogeneous loans are collectively evaluated for impairment and excluded from impaired loan disclosures as allowed under applicable accounting standards.

2011 ANNUAL REPORT TO SHAREHOLDERS	55	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Provision and Allowance for Credit Losses

Changes in the allowance for credit losses were as follows:

(In Millions)	2011	2010	2009
Balance at Beginning of Year	$357.3	$340.6	$251.1
Charge-Offs	(116.3)	(150.1)	(132.3)
Recoveries	32.9	6.9	6.5

Net Charge-Offs	(83.4)	(143.2)	(125.8)
Provision for Credit Losses	55.0	160.0	215.0
Effect of Foreign Exchange Rates	—	(.1)	.3

Balance at End of Year	$328.9	$357.3	$340.6

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain the allowance for credit losses at an appropriate level to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component). The following table shows the specific portion of the allowance and the allocated portion of the inherent allowance and its components by loan category at December 31, 2011 and at each of the prior four year-ends, and the unallocated portion of the inherent allowance at December 31, 2007.

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

	DECEMBER 31
	2011		2010		2009		2008		2007
($ In Millions)	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Allowance	$47.3	–%	$63.7	–%	$43.8	–%	$23.5	–%	$10.8	–%

Allocated Inherent Allowance
Commercial
Commercial and Institutional	90.0	24	113.6	21	137.6	23	114.7	27	64.1	22
Commercial Real Estate	77.1	10	76.7	11	65.6	11	43.8	10	28.4	9
Lease Financing, net	1.8	3	1.3	4	1.4	4	3.3	3	3.6	5
Non-U.S.	4.7	4	3.8	4	4.9	3	7.4	6	7.4	9
Other	–	1	–	1	–	1	–	3	–	2

Total Commercial	173.6	42	195.4	41	209.5	42	169.2	49	103.5	47

Personal
Residential Real Estate	92.0	37	81.6	39	66.8	39	37.0	34	13.6	36
Private Client	16.0	20	16.6	19	20.5	18	21.4	16	6.2	16
Other	–	1	–	1	–	1	–	1	–	1

Total Personal	108.0	58	98.2	59	87.3	58	58.4	51	19.8	53

Total Allocated Inherent Allowance	$281.6	100%	$293.6	100%	$296.8	100%	$227.6	100%	$123.3	100%

Unallocated Inherent Allowance	–	–	–	–	–	–	–	–	26.1	–

Total Allowance for Credit Losses	$328.9	100%	$357.3	100%	$340.6	100%	$251.1	100%	$160.2	100%

Allowance Assigned to:
Loans and Leases	$294.8		$319.6		$309.2		$229.1		$148.1
Unfunded Commitments and Standby Letters of Credit	34.1		37.7		31.4		22.0		12.1

Total Allowance for Credit Losses	$328.9		$357.3		$340.6		$251.1		$160.2
Allowance Assigned to Loans and Leases to Total Loans and Leases	1.01%		1.14%		1.11%		.74%		.58%

2011 ANNUAL REPORT TO SHAREHOLDERS	56	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIFIC COMPONENT OF THE ALLOWANCE

The amount of specific allowance is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, collateral value, and other factors that may impact the borrower’s ability to pay.

At December 31, 2011, the specific allowance component amounted to $47.3 million compared with $63.7 million at the end of 2010. The $16.4 million decrease primarily reflects charge-offs and principal paydowns, partially offset by additional allowances provided for new and existing impaired loans. The decrease in impaired loans reflects improvement in commercial real estate and commercial and institutional loans, partially offset by continued weakness in residential real estate loans.

The increase in the specific component of the allowance from $43.8 million in 2009 to $63.7 million in 2010 primarily reflected additional allowances provided for new and existing impaired loans, partially offset by principal repayments received and charge-offs.

INHERENT COMPONENT OF THE ALLOWANCE

The inherent component of the allowance addresses exposure relating to probable but unidentified credit-related losses. The amount of the inherent loss allowance is based primarily on factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio.

The historical charge-off experience for each loan category is based on data from the current and preceding three years. Qualitative factors reviewed by management include changes in asset quality metrics, the nature and volume of the portfolio, economic and business conditions, and in collateral valuations, such as property values, as well as other pertinent information. Changes in collateral values, delinquency ratios, portfolio volume and concentration, and other asset quality metrics, including management’s subjective evaluation of economic and business conditions, result in adjustments of qualitative allowance factors that are applied in the determination of inherent allowance requirements.

The inherent component of the allowance also covers the credit exposure associated with undrawn loan commitments and standby letters of credit. To estimate the allowance for credit losses on these instruments, management uses conversion rates to determine the estimated amount that will be funded and assigns an allowance factor based on the methodology utilized for outstanding loans.

The inherent portion of the allowance decreased $12.0 million to $281.6 million at December 31, 2011, compared with $293.6 million at December 31, 2010, which decreased $3.2 million from $296.8 million at December 31, 2009. The current year decrease in the inherent allowance reflects improvement in the underlying qualitative factors associated with the commercial and institutional class, while continued weakness exists in residential real estate loans in certain markets. The decrease in 2010 was driven by improvements in the commercial and institutional loan class, partially offset by continued weakness in residential real estate and commercial real estate loans in certain markets.

OVERALL ALLOWANCE

The evaluation of the factors above resulted in a total allowance for credit losses of $328.9 million at December 31, 2011, compared with $357.3 million at the end of 2010. The allowance of $294.8 million assigned to loans and leases, as a percentage of total loans and leases, was 1.01% at December 31, 2011, compared with 1.14% at December 31, 2010.

Allowances assigned to unfunded loan commitments and standby letters of credits totaled $34.1 million and $37.7 million at December 31, 2011 and December 31, 2010, respectively, and are included in other liabilities in the consolidated balance sheet.

PROVISION

The provision for credit losses was $55.0 million for 2011 and net charge-offs totaled $83.4 million. This compares with a $160.0 million provision for credit losses and net charge-offs of $143.2 million in 2010, and a $215.0 million provision for credit losses and net charge-offs of $125.8 million in 2009.

Market Risk Management

Overview

To ensure adherence to Northern Trust’s interest rate and foreign currency risk management policies, ALCO establishes and monitors guidelines designed to control the sensitivity of earnings to changes in interest rates and foreign currency exchange rates. The guidelines apply to both on- and off-balance sheet positions. The goal of the ALCO process is to maximize earnings while maintaining a high quality balance sheet and carefully controlling interest rate and foreign currency risk.

2011 ANNUAL REPORT TO SHAREHOLDERS	57	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Asset/Liability Management

Asset/liability management activities include lending, accepting and placing deposits, investing in securities, issuing debt, and hedging interest rate and foreign currency risk with derivative financial instruments. The primary market risk associated with asset/liability management activities is interest rate risk and, to a lesser degree, foreign currency risk.

INTEREST RATE RISK MANAGEMENT

Interest rate risk is the risk to earnings or capital due to changes in interest rates. Changes in interest rates can have a positive or negative impact on earnings depending on the positioning of assets, liabilities and off-balance sheet instruments. The impact to earnings will primarily come through net interest income, but it can also impact certain types of fees. Changes in interest rates can also impact the values of assets, liabilities, and off-balance sheet positions, which indirectly impact the value of capital. There are four commonly recognized types of interest rate risk: repricing, which arises from differences in the maturity and repricing terms of assets and liabilities; yield curve, which arises from changes in the shape of the yield curve; basis, which arises from the changing relationships between rates earned and paid on different financial instruments with otherwise similar repricing characteristics, and behavioral characteristics/embedded optionality, which arises from client or counterparty behavior in response to interest rate changes. To mitigate interest rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities (adjusted for hedges) are highly correlated which allows Northern Trust’s interest-bearing assets and liabilities to contribute to earnings even in periods of volatile interest rates.

Northern Trust uses two primary measurement techniques to manage interest rate risk: simulation of earnings and simulation of economic value of equity. These two techniques are complementary and are used in concert to provide a comprehensive interest rate risk management capability.

Simulation of earnings measures the sensitivity of earnings (SOE) under various interest rate scenarios. The modeling of SOE incorporates on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk. Northern Trust uses market implied forward interest rates as the base case and measures the sensitivity (i.e. change) in earnings if future rates are 100 or 200 basis points higher or lower than base case forward rates. Each rate movement is assumed to occur gradually over the one-year period. The 100 basis point increase, for example, consists of twelve consecutive monthly increases of 8.3 basis points. Stress testing of interest rates is performed to include such scenarios as immediate parallel shocks to rates, non-parallel (i.e. twist) changes to yield curves that result in them becoming steeper or flatter, and changes to some of the yield curves (i.e. basis risk). The model simulations also incorporate the following assumptions:

•

the balance sheet size and mix remains essentially constant over the simulation horizon with maturing assets and liabilities replaced with instruments with similar terms as those that are maturing, with the exception of certain products (such as term borrowings and recent increases in nonmaturity deposits that are assumed to be temporary in nature) that are replaced with overnight wholesale instruments;

•	prepayments on mortgage loans are projected under each rate scenario using a third-party mortgage analytics system that incorporates market prepayment assumptions;
•

non-maturity deposit rates are projected based on Northern’s actual historical pattern of pricing these products, or based on judgment when there is no appropriate history or when current pricing strategies differ from history;

•

commercial demand deposits are treated as short-term rate sensitive as these balances may receive an explicit interest rate or an earnings credit rate that can be applied to fees for services provided by Northern Trust;

•	new business rates are based on current spreads to market indices;
•	currency exchange rates, credit spreads, and the initial relationship among market rates (e.g. Treasury and Libor) are assumed to remain constant over the simulation horizon; and
•	implied floors are assumed as interest rates approach zero in the declining rate scenarios, resulting in yield curves flattening, spread compression, and lower earnings.

2011 ANNUAL REPORT TO SHAREHOLDERS	58	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the estimated impact on 2012 pre-tax earnings of 100 and 200 basis point upward and downward movements in interest rates relative to forward rates.

INTEREST RATE RISK SIMULATION OF PRE-TAX INCOME AS OF DECEMBER 31, 2011

(In Millions)	ESTIMATED IMPACT ON 2012 PRE-TAX EARNINGS: INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MARKET IMPLIED FORWARD RATES
100 Basis Points	24
200 Basis Points	27
DECREASE IN INTEREST RATES BELOW MARKET IMPLIED FORWARD RATES
100 Basis Points	(74)
200 Basis Points	(79)

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

A second technique used to measure interest rate risk is simulation of the economic value of equity, which measures the sensitivity of economic value of equity (SEVE) to changes in interest rates. Economic value of equity is defined as the present value of assets minus the present value of liabilities net of the value of instruments that are used to manage the interest rate risk of balance sheet items. The potential effect of interest rate changes on economic equity is derived from the impact of such changes on projected future cash flows and the present value of these cash flows. Northern Trust uses current market rates (and the future rates implied by the market for path dependent items) as the base case and measures SEVE if current rates are immediately shocked up or down by 100 or 200 basis points. Stress testing of interest rates is performed to include such scenarios as immediate non-parallel (i.e. twist) shocks to yield curves that result in them becoming steeper or flatter and basis risk. The model simulations also incorporate the following assumptions:

•	prepayments on mortgage loans are projected under each rate scenario using a third-party mortgage analytics system that incorporates market prepayment assumptions;
•

non-maturity deposit rates are projected based on Northern’s actual historical pattern of pricing. Projected rates may also be based on judgment when there is no appropriate history or when current pricing strategies differ from history. The present values of these deposits are based on estimated remaining lives that are based on Northern’s actual historical runoff patterns with some balances assumed to be temporary;

•	currency exchange rates and credit spreads are assumed to remain constant over the simulation horizon;
•	the present values of most noninterest-related balances (such as receivables, equipment, and payables) are the same as their book values; and
•

The initial shock to current rates assumes the relationship among market curves (e.g. Treasury and Libor) remains the same. Implied floors are assumed as interest rates approach zero in the declining rate scenarios, resulting in yield curves flattening.

The following table shows the estimated impact on economic value of equity of 100 and 200 basis point shocks up and down from current interest rates.

INTEREST RATE RISK SIMULATION OF ECONOMIC VALUE OF EQUITY AS OF DECEMBER 31, 2011

(In Millions)	ESTIMATED IMPACT ON ECONOMIC VALUE OF EQUITY: INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MARKET IMPLIED FORWARD RATES
100 Basis Points	24
200 Basis Points	(89)
DECREASE IN INTEREST RATES BELOW MARKET IMPLIED FORWARD RATES
100 Basis Points	(112)
200 Basis Points	(84)

The rates in the lower rate scenarios may not reflect a full 100 or 200 basis point reduction as implied interest rate floors of zero are in place resulting in spread compression.

The simulations of economic value of equity do not incorporate any management actions that might moderate the negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk.

Northern Trust limits aggregate interest rate risk, as measured by the above techniques, to an acceptable level within the context of risk-return trade-offs. A variety of actions may be used to implement risk management strategies to modify interest rate risk including:

•	purchases of securities;
•	sales of securities that are classified as available for sale;

2011 ANNUAL REPORT TO SHAREHOLDERS	59	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

•	issuance of senior notes and subordinated notes;
•	collateralized borrowings from the Federal Home Loan Bank;
•	placing and taking Eurodollar time deposits; and
•	hedges with various types of derivative financial instruments.

Northern Trust strives to use the most effective instruments for implementing its interest risk management strategies, considering the costs, liquidity, collateral and capital requirements of the various alternatives and the risk-return tradeoffs.

FOREIGN CURRENCY RISK MANAGEMENT

Northern Trust is exposed to non-trading foreign currency risk as a result of its holdings of non-U.S. dollar denominated assets and liabilities, investment in non-U.S. subsidiaries, and future non-U.S. dollar denominated revenue and expense. To manage currency exposures on the balance sheet, Northern Trust attempts to match its assets and liabilities by currency. If those currency offsets do not exist on the balance sheet, Northern Trust will use foreign exchange derivative contracts to mitigate its currency exposure. Foreign exchange contracts are also used to reduce Northern Trust’s currency exposure to future non-U.S. dollar denominated revenue and expense.

Foreign Exchange Trading. Foreign exchange trading activities consist principally of providing foreign exchange services to clients. Most of those services are provided in connection with Northern Trust’s growing global custody business. In the normal course of business Northern Trust also engages in trading of non-U.S. currencies for its own account. The market risks associated with these activities are foreign currency and interest rate risk.

Foreign currency trading positions exist when aggregate obligations to purchase and sell a currency other than the U.S. dollar either do not offset each other in amount, or offset each other over different time periods. Northern Trust mitigates the risk related to its non-U.S. currency positions by establishing limits on the amounts and durations of its positions. The limits on overnight inventory positions are generally lower than the limits established for intra-day trading activity. All overnight positions are monitored by a risk management function, which is separate from the trading function, to ensure that the limits are not exceeded. Although position limits are important in controlling foreign currency risk, they are not a substitute for the experience or judgment of Northern Trust’s senior management and its currency traders, who have extensive knowledge of the currency markets. Non-U.S. currency positions and strategies are adjusted as needed in response to changing market conditions.

As part of its risk management activities, Northern Trust measures daily the risk of loss associated with all non-U.S. currency positions using a Value-at-Risk (VaR) model. This statistical model provides estimates, at a variety of high confidence levels, of the potential loss in value that might be incurred if an adverse shift in non-U.S. currency exchange rates were to occur over a small number of days. The model, which is based on a variance/co-variance methodology and daily historical data over at least the past year, incorporates foreign currency and interest rate volatilities and correlations in price movement among the currencies. VaR is computed for each trading desk and for the global portfolio.

Northern Trust’s one-day VaR measure, at the 99% confidence level, totaled $740 thousand and $350 thousand as of December 31, 2011 and 2010, respectively. VaR totals representing the average, high and low for 2011 were $531 thousand, $1.4 million, and $88 thousand, respectively, with the average, high and low for 2010 being $333 thousand, $869 thousand and $93 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency dispositions as of year end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2011 and 2010, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	60	NORTHERN TRUST CORPORATION

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

Operational risk is mitigated through a system of internal controls and risk management practices that are designed to keep operational risk and operational losses at levels appropriate to Northern Trust’s overall risk appetite and the inherent risk within the markets it operates in. While operational risk controls are extensive, operational losses have and will continue to occur.

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

	YEAR ENDED DECEMBER 31
	2011		2010		2009
($ In Millions Except Per Share Data)	AMOUNT	PER COMMON SHARE	AMOUNT	PER COMMON SHARE	AMOUNT	PER COMMON SHARE
Reported Earnings	$603.6	$2.47	$669.5	$2.74	$864.2	$3.16
Visa Indemnification Benefit	(23.1)	(.10)	(33.0)	(.14)	(17.8)	(.08)
Tax Effect	8.7	.04	12.1	.05	6.6	.03
Visa Indemnification Benefit – Net of Tax	(14.4)	(.06)	(20.9)	(.09)	(11.2)	(.05)

Operating Earnings	$589.2	$2.41	$648.6	$2.65	$853.0	$3.11

RECONCILIATION OF REPORTED NET INTEREST INCOME TO FULLY TAXABLE EQUIVALENT

The table below presents a reconciliation of interest income and net interest income prepared in accordance with GAAP to interest income and net interest income on a fully taxable equivalent (FTE) basis, which are non-GAAP financial measures. Management believes this presentation provides a clearer indication of net interest margins for comparative purposes.

	YEAR ENDED DECEMBER 31
	2011			2010				2009
(In Millions)	REPORTED	FTE ADJ.	FTE*	REPORTED	FTE ADJ.	FTE*	REPORTED	FTE ADJ.	FTE*
Interest Income	$1,408.6	$40.2	$1,448.8	$1,296.7	$39.1	$1,335.8	$1,406.0	$40.2	$1,446.2
Interest Expense	399.5	–	399.5	378.0	–	378.0	406.2	–	406.2
Net Interest Income	$1,009.1	$40.2	$1,049.3	$918.7	$39.1	$957.8	$999.8	$40.2	$1,040.0
Net Interest Margin	1.22%		1.27%	1.35%		1.41%	1.50%		1.56%

* Fully taxable equivalent (FTE)

2011 ANNUAL REPORT TO SHAREHOLDERS	61	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FACTORS AFFECTING FUTURE RESULTS

This report contains statements that may be considered forward-looking, such as the statements relating to Northern Trust’s financial goals, capital adequacy, dividend policy, expansion and business development plans, risk management policies, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, reengineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including allowance levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results.

Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may fluctuate”, “plan”, “goal”, “target”, “strategy”, and similar expressions or future or conditional verbs such as “may”, “will”, “should”, “would”, and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including: the health of the U.S. and international economies and particularly the continuing uncertainty in Europe; the recent downgrade of U.S. Government issued securities; the health and soundness of the financial institutions and other counterparties with which Northern Trust conducts business; changes in financial markets, including debt and equity markets, that impact the value, liquidity, or credit ratings of financial assets in general, or financial assets in particular investment funds, client portfolios, or securities lending collateral pools, including those funds, portfolios, collateral pools, and other financial assets with respect to which Northern Trust has taken, or may in the future take, actions to provide asset value stability or additional liquidity; the impact of the recent disruption and stress in the financial markets, the effectiveness of governmental actions taken in response, and the effect of such governmental actions on Northern Trust, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including special deposit assessments or potentially higher FDIC premiums; changes in foreign exchange trading client volumes, fluctuations and volatility in foreign currency exchange rates, and Northern Trust’s success in assessing and mitigating the risks arising from such changes, fluctuations and volatility; decline in the value of securities held in Northern Trust’s investment portfolio, particularly asset-backed securities, the liquidity and pricing of which may be negatively impacted by periods of economic turmoil and financial market disruptions; uncertainties inherent in the complex and subjective judgments required to assess credit risk and establish appropriate allowances therefor; difficulties in measuring, or determining whether there is other-than-temporary impairment in, the value of securities held in Northern Trust’s investment portfolio; Northern Trust’s success in managing various risks inherent in its business, including credit risk, operational risk, interest rate risk and liquidity risk, particularly during times of economic uncertainty and volatility in the credit and other markets; geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. and other governments’ responses to those events; the pace and extent of continued globalization of investment activity and growth in worldwide financial assets; regulatory and monetary policy developments; failure to obtain regulatory approvals when required; changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients, including changes in accounting rules for fair value measurements and recognizing impairments; changes in the nature and activities of Northern Trust’s competition, including increased consolidation within the financial services industry; Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets; Northern Trust’s success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise; Northern Trust’s success in integrating acquisitions and strategic alliances; Northern Trust’s success in addressing the complex needs of a global client base across multiple time zones and from multiple locations, and managing compliance with legal, tax, regulatory and other requirements in areas of faster growth in its businesses, especially in immature markets; Northern Trust’s ability to maintain a product mix that achieves acceptable margins; Northern Trust’s ability to continue to generate investment results that satisfy its clients and continue to develop its array of investment products; Northern Trust’s success in generating revenues in its securities lending business for itself and its clients, especially in periods of economic and financial market uncertainty; Northern Trust’s success in recruiting and retaining the necessary personnel to support business growth

2011 ANNUAL REPORT TO SHAREHOLDERS	62	NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and expansion and maintain sufficient expertise to support increasingly complex products and services; Northern Trust’s success in implementing its revenue enhancement and expense management initiatives; Northern Trust’s ability, as products, methods of delivery, and client requirements change or become more complex, to continue to fund and accomplish innovation, improve risk management practices and controls, and address operating risks, including human errors or omissions, data security breach risks, pricing or valuation of securities, fraud, systems performance or defects, systems interruptions, and breakdowns in processes or internal controls; Northern Trust’s success in controlling expenses, particularly in a difficult economic environment; uncertainties inherent in Northern Trust’s assumptions concerning its pension plan, including discount rates and expected contributions, returns and payouts; increased costs of compliance and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the Basel II capital regime and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), areas of increased regulatory emphasis and oversight in the U.S. and other countries such as anti-money laundering, anti-bribery, and client privacy and the potential for substantial changes in the legal, regulatory and enforcement framework and oversight applicable to financial institutions in reaction to recent adverse financial market events, including changes pursuant to the Dodd-Frank Act that may, among other things, affect the leverage limits and risk-based capital and liquidity requirements for certain financial institutions, including Northern Trust, require those financial institutions to pay higher assessments, expose them to certain liabilities of their subsidiary depository institutions, and restrict or increase the regulation of certain activities, including foreign exchange, carried on by financial institutions, including Northern Trust; risks that evolving regulations, such as Basel II, and potential legislation and regulations, including Basel III and regulations that may be promulgated under the Dodd-Frank Act, could affect required regulatory capital for financial institutions, including Northern Trust, potentially resulting in changes to the cost and composition of capital for Northern Trust; risks and uncertainties inherent in the litigation and regulatory process, including the adequacy of contingent liability, tax, and other accruals; and the risk of events that could harm Northern Trust’s reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders.

Some of these and other risks and uncertainties that may affect future results are discussed in more detail in the section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management” in the 2011 Annual Report to Shareholders (pages 49-61), in the section of the “Notes to Consolidated Financial Statements” in the 2011 Annual Report to Shareholders captioned “Note 25 – Contingent Liabilities” (pages 111 and 112), in the sections of “Item 1 – Business” of the 2011 Annual Report on Form 10-K captioned “Government Monetary and Fiscal Policies,” “Competition” and “Regulation and Supervision” (pages 3-14), and in “Item 1A – Risk Factors” of the 2011 Annual Report on Form 10-K (pages 28-37). All forward-looking statements included in this report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

2011 ANNUAL REPORT TO SHAREHOLDERS	63	NORTHERN TRUST CORPORATION

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2011. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2011, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States; (ii) receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust; and (iii) unauthorized acquisition, use, or disposition of Northern Trust’s assets that could have a material effect on the financial statements are prevented or timely detected. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2011, included in this Annual Report, has issued an attestation report (included herein on page 65) on the effectiveness of Northern Trust’s internal control over financial reporting.

2011 ANNUAL REPORT TO SHAREHOLDERS	64	NORTHERN TRUST CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited Northern Trust Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Northern Trust Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on Northern Trust Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, Northern Trust Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Northern Trust Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 24, 2012 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 24, 2012

2011 ANNUAL REPORT TO SHAREHOLDERS	65	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
($ In Millions Except Share Information)	2011	2010
ASSETS
Cash and Due from Banks	$4,315.3	$2,818.0
Federal Funds Sold and Securities Purchased under Agreements to Resell	121.3	160.1
Interest-Bearing Deposits with Banks	16,696.4	15,351.3
Federal Reserve Deposits and Other Interest-Bearing	13,448.6	10,924.6
Securities
Available for Sale	30,192.5	19,901.9
Held to Maturity (Fair value of $817.1 and $941.8)	799.2	922.2
Trading Account	8.0	6.8

Total Securities	30,999.7	20,830.9

Loans and Leases
Commercial	12,354.3	11,613.4
Personal	16,709.6	16,518.6

Total Loans and Leases (Net of unearned income of $374.1 and $456.8)	29,063.9	28,132.0

Allowance for Credit Losses Assigned to Loans and Leases	(294.8)	(319.6)
Buildings and Equipment	494.5	504.5
Client Security Settlement Receivables	778.3	701.3
Goodwill	532.0	400.9
Other Assets	4,068.5	4,339.9

Total Assets	$100,223.7	$83,843.9

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$22,792.0	$7,658.9
Savings and Money Market	17,470.8	14,208.7
Savings Certificates and Other Time	3,058.3	3,913.0
Non-U.S. Offices – Noninterest-Bearing	3,488.4	2,942.7
– Interest-Bearing	35,868.0	35,472.4

Total Deposits	82,677.5	64,195.7
Federal Funds Purchased	815.3	3,691.7
Securities Sold under Agreements to Repurchase	1,198.8	954.4
Other Borrowings	931.5	347.7
Senior Notes	2,126.7	1,896.1
Long-Term Debt	2,133.3	2,729.3
Floating Rate Capital Debt	276.9	276.9
Other Liabilities	2,946.4	2,921.8

Total Liabilities	93,106.4	77,013.6

STOCKHOLDERS’ EQUITY
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares; Outstanding shares of 241,008,509 and 242,268,903	408.6	408.6
Additional Paid-in Capital	977.5	920.0
Retained Earnings	6,302.3	5,972.1
Accumulated Other Comprehensive Loss	(345.6)	(305.3)
Treasury Stock (4,163,015 and 2,902,621 shares, at cost)	(225.5)	(165.1)

Total Stockholders’ Equity	7,117.3	6,830.3

Total Liabilities and Stockholders’ Equity	$100,223.7	$83,843.9

See accompanying notes to consolidated financial statements on pages 70-126.

2011 ANNUAL REPORT TO SHAREHOLDERS	66	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31
($ In Millions Except Per Share Information)	2011	2010	2009
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,169.5	$2,081.9	$2,083.8
Foreign Exchange Trading Income	324.5	382.2	445.7
Treasury Management Fees	72.1	78.1	81.8
Security Commissions and Trading Income	60.5	60.9	62.4
Other Operating Income	158.1	146.3	136.8
Investment Security Gains (Losses), net (1)	(23.9)	(20.4)	(23.4)

Total Noninterest Income	2,760.8	2,729.0	2,787.1

Net Interest Income
Interest Income	1,408.6	1,296.7	1,406.0
Interest Expense	399.5	378.0	406.2

Net Interest Income	1,009.1	918.7	999.8
Provision for Credit Losses	55.0	160.0	215.0

Net Interest Income after Provision for Credit Losses	954.1	758.7	784.8

Noninterest Expense
Compensation	1,267.2	1,108.0	1,099.7
Employee Benefits	258.2	237.6	242.1
Outside Services	552.8	460.4	424.5
Equipment and Software	328.1	287.1	261.1
Occupancy	180.9	167.8	170.8
Visa Indemnification Benefits	(23.1)	(33.0)	(17.8)
Other Operating Expense	267.1	270.0	136.3

Total Noninterest Expense	2,831.2	2,497.9	2,316.7

Income before Income Taxes	883.7	989.8	1,255.2
Provision for Income Taxes	280.1	320.3	391.0

Net Income	$603.6	$669.5	$864.2

Net Income Applicable to Common Stock	$603.6	$669.5	$753.1

PER COMMON SHARE
Net Income – Basic	$2.47	$2.74	$3.18
– Diluted	2.47	2.74	3.16

Average Number of Common Shares Outstanding – Basic	241,401,310	242,028,776	235,511,879
– Diluted	241,811,384	242,502,531	236,416,029

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2011	2010	2009
Net Income	$603.6	$669.5	$864.2
Cumulative Effect Adjustment from New Accounting Standard	–	–	(9.5)
Other Comprehensive Income (Loss) (Net of Tax and Reclassifications)
Net Unrealized Gains on Securities Available for Sale	53.3	28.2	180.7
Net Unrealized Gains (Losses) on Cash Flow Hedges	(18.4)	37.6	(5.5)
Foreign Currency Translation Adjustments	(2.5)	(18.3)	(1.5)
Pension and Other Postretirement Benefit Adjustments	(72.7)	8.8	(30.9)

Other Comprehensive Income (Loss)	(40.3)	56.3	133.3

Comprehensive Income	$563.3	$725.8	$997.5

(1) Changes in Other-Than-Temporary-Impairment (OTTI) Losses	$(1.1)	$(.8)	$(93.4)
Noncredit-related OTTI Losses Recorded in (Reclassified from) OCI	(22.2)	(20.4)	66.7
Other Security Gains (Losses), net	(.6)	.8	3.3

Investment Security Gains (Losses), net	$(23.9)	$(20.4)	$(23.4)

See accompanying notes to consolidated financial statements on pages 70-126.

2011 ANNUAL REPORT TO SHAREHOLDERS	67	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2011	2010	2009
PREFERRED STOCK
Balance at January 1	$–	$–	$1,501.3
Redemption of Preferred Stock, Series B	–	–	(1,576.0)
Discount Accretion – Preferred Stock	–	–	74.7

Balance at December 31	–	–	–

COMMON STOCK
Balance at January 1	408.6	408.6	379.8
Common Stock Issuance	–	–	28.8

Balance at December 31	408.6	408.6	408.6

ADDITIONAL PAID-IN CAPITAL
Balance at January 1	920.0	888.3	178.5
Common Stock Issuance	–	–	805.3
Repurchase of Warrant to Purchase Common Stock	–	–	(87.0)
Treasury Stock Transactions – Stock Options and Awards	(13.2)	(23.1)	(39.1)
Stock Options and Awards – Amortization	71.3	53.6	26.4
Stock Options and Awards – Tax Benefits	(.6)	1.2	4.2

Balance at December 31	977.5	920.0	888.3

RETAINED EARNINGS
Balance at January 1, as Previously Reported	5,972.1	5,576.0	5,091.2
April 1 Cumulative Effect of Applying ASC 320 -10 (Formerly, FSP FAS 115-2)	–	–	9.5

Balance at January 1, as Adjusted	5,972.1	5,576.0	5,100.7
Net Income	603.6	669.5	864.2
Dividends Declared – Common Stock	(273.4)	(273.4)	(267.6)
Dividends Declared – Preferred Stock	–	–	(46.6)
Discount Accretion – Preferred Stock	–	–	(74.7)

Balance at December 31	6,302.3	5,972.1	5,576.0

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at January 1	(305.3)	(361.6)	(494.9)
April 1 Cumulative Effect of Applying ASC 320 -10 (Formerly, FSP FAS 115-2)	–	–	(9.5)
Net Unrealized Gains on Securities Available for Sale	53.3	28.2	171.1
Net Unrealized Gains (Losses) on Cash Flow Hedges	(18.4)	37.5	(5.5)
Foreign Currency Translation Adjustments	(2.5)	(15.0)	8.1
Pension and Other Postretirement Benefit Adjustments	(72.7)	5.6	(30.9)

Balance at December 31	(345.6)	(305.3)	(361.6)

TREASURY STOCK
Balance at January 1	(165.1)	(199.2)	(266.5)
Stock Options and Awards	19.0	41.0	81.1
Stock Purchased	(79.4)	(6.9)	(13.8)

Balance at December 31	(225.5)	(165.1)	(199.2)

Total Stockholders’ Equity at December 31	$7,117.3	$6,830.3	$6,312.1

See accompanying notes to consolidated financial statements on pages 70-126.

2011 ANNUAL REPORT TO SHAREHOLDERS	68	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$603.6	$669.5	$864.2
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Investment Security (Gains) Losses, net	23.9	20.4	23.4
Amortization and Accretion of Securities and Unearned Income	(34.2)	(55.5)	(50.4)
Provision for Credit Losses	55.0	160.0	215.0
Depreciation on Buildings and Equipment	89.2	93.5	95.7
Amortization of Computer Software	158.4	141.6	131.8
Amortization of Intangibles	17.5	14.4	16.2
Client Support Related Charges (Benefit)	–	–	(109.3)
Capital Support Agreement Payments	–	–	(204.8)
Increase (Decrease) in Accrued Income Taxes	(115.5)	153.5	61.4
Qualified Pension Plan Contributions	(100.0)	(68.0)	(175.0)
Visa Indemnification Benefits	(23.1)	(33.0)	(17.8)
Deferred Income Tax Provision	97.2	12.1	183.8
(Increase) Decrease in Receivables	(179.7)	(90.6)	65.3
Increase (Decrease) in Interest Payable	5.0	7.7	(13.8)
Changes in Derivative Instrument (Gains) Losses, net	172.1	(377.8)	126.4
Other Operating Activities, net	484.9	142.4	(197.4)

Net Cash Provided by Operating Activities	1,254.3	790.2	1,014.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (Increase) Decrease in Federal Funds Sold and Securities Purchased under Agreements to Resell	38.8	89.9	(81.0)
Net (Increase) Decrease in Interest-Bearing Deposits with Banks	(1,345.1)	(2,446.1)	3,815.8
Net (Increase) Decrease in Federal Reserve Deposits and Other Interest-Bearing Assets	(2,512.4)	4,048.4	(5,569.2)
Purchases of Securities – Held to Maturity	(147.6)	(448.6)	(220.9)
Proceeds from Maturity and Redemption of Securities – Held to Maturity	272.9	429.1	219.2
Purchases of Securities – Available for Sale	(33,302.1)	(14,697.0)	(14,053.0)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	23,082.9	11,432.5	11,925.9
Net Increase (Decrease) in Loans and Leases	(1,017.9)	(479.8)	2,832.7
Purchases of Buildings and Equipment, net	(96.9)	(90.5)	(132.6)
Purchases and Development of Computer Software	(274.2)	(220.6)	(181.6)
Net (Increase) Decrease in Client Security Settlement Receivables	(77.0)	93.5	(85.5)
Decrease in Cash Due to Acquisitions, net of Cash Acquired	(172.6)	–	–
Other Investing Activities, net	162.8	521.2	(148.4)

Net Cash Used in Investing Activities	(15,388.4)	(1,768.0)	(1,678.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Increase (Decrease) in Deposits	18,481.8	5,914.4	(4,125.1)
Net Increase (Decrease) in Federal Funds Purchased	(2,876.3)	(2,958.1)	4,866.3
Net Increase (Decrease) in Securities Sold under Agreements to Repurchase	244.4	(83.1)	(491.6)
Net Increase (Decrease) in Short-Term Other Borrowings	630.5	(573.3)	626.3
Proceeds from Term Federal Funds Purchased	7,962.3	19,045.6	17,933.4
Repayments of Term Federal Funds Purchased	(7,981.3)	(20,217.5)	(17,217.4)
Proceeds from Senior Notes and Long-Term Debt	500.0	1,142.7	500.0
Repayments of Senior Notes and Long-Term Debt	(880.7)	(918.3)	(422.4)
Treasury Stock Purchased	(79.0)	(5.9)	(10.7)
Net Proceeds from Stock Options	75.6	70.6	38.9
Cash Dividends Paid on Common Stock	(273.7)	(273.2)	(260.3)
Proceeds from Common Stock Issuance	–	–	834.1
Cash Dividends Paid on Preferred Stock	–	–	(46.6)
Redemption of Preferred Stock – Series B	–	–	(1,576.0)
Repurchase of Warrant to Purchase Common Stock	–	–	(87.0)
Other Financing Activities, net	–	1.2	(140.7)

Net Cash Provided by Financing Activities	15,803.6	1,145.1	421.2

Effect of Foreign Currency Exchange Rates on Cash	(172.2)	158.9	86.3

Increase (Decrease) in Cash and Due from Banks	1,497.3	326.2	(156.4)
Cash and Due from Banks at Beginning of Year	2,818.0	2,491.8	2,648.2

Cash and Due from Banks at End of Year	$4,315.3	$2,818.0	$2,491.8

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest Paid	$394.5	$370.3	$420.0
Income Taxes Paid	153.3	173.1	409.6
Transfers from Loans to OREO	68.8	52.1	26.2

See accompanying notes to consolidated financial statements on pages 70-126.

2011 ANNUAL REPORT TO SHAREHOLDERS	69	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and reporting practices prescribed for the banking industry. A description of the more significant accounting policies follows.

A. Basis of Presentation. The consolidated financial statements include the accounts of Northern Trust Corporation (Corporation) and its wholly-owned subsidiary, The Northern Trust Company (Bank), and various other wholly-owned subsidiaries of the Corporation and Bank. Throughout the notes, the term “Northern Trust” refers to the Corporation and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. The consolidated statement of income includes results of acquired subsidiaries from the dates of their acquisition. Certain prior year balances have been reclassified consistent with the current year’s presentation.

B. Nature of Operations. The Corporation is a financial holding company under the Gramm-Leach-Bliley Act. The Bank is an Illinois banking corporation headquartered in Chicago and the Corporation’s principal subsidiary. The Corporation conducts business in the United States (U.S.) and internationally through the Bank, trust companies, and various other U.S. and non-U.S. subsidiaries.

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

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; wealth management and family office services; guardianship and estate administration; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately held businesses in its target markets. PFS services are delivered through a network of offices in 18 U.S. states as well as offices in London and Guernsey.

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

D. Foreign Currency Remeasurement and Translation. Asset and liability accounts denominated in nonfunctional currencies are remeasured into functional currencies at period end rates of exchange, except for buildings and equipment which are remeasured at exchange rates in effect at the date of acquisition. Results from remeasurement of asset and liability accounts are reported in other operating income as currency translation gains (losses), net. Income and expense accounts are remeasured at period average rates of exchange.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	70	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held for Trading are stated at fair value. Realized and unrealized gains and losses on securities held for trading are reported in the consolidated statement of income within security commissions and trading income.

Nonmarketable Securities primarily consist of Federal Reserve and Federal Home Loan Bank stock and affordable housing investments which are recorded in other assets on the consolidated balance sheet. Federal Reserve and Federal Home Loan Bank stock are reported at cost, which represents redemption value. Affordable housing investments, which are discussed in further detail in Note 28, are reported at cost using the effective yield method and amortized over the lives of the related tax credits.

Other-Than-Temporary Impairment (OTTI). A security is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected are less than the security’s amortized cost basis (the difference being defined as the credit loss) or if the fair value of the security is less than the security’s amortized cost basis and the investor intends, or more-likely-than-not will be required, to sell the security before recovery of the security’s amortized cost basis. If an OTTI exists, the charge to earnings is limited to the amount of credit loss if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis. Any remaining difference between fair value and amortized cost is recognized in AOCI, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

F. Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase. Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized financings and recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession of securities purchased under agreements to resell.

G. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments that are used in the normal course of business to meet the needs of its clients; as part of its trading activity for its own account; and as part of its risk management activities. These instruments include foreign exchange contracts, interest rate contracts, and credit default swap contracts. Derivative financial instruments are recorded on the consolidated balance sheet at fair value within other assets and liabilities. Derivative asset and liability positions with the same counterparty are reflected on a net basis in cases where legally enforceable master netting agreements exist. Derivative assets and liabilities are further reduced by cash collateral received from, and deposited with, derivative counterparties. The accounting for changes in the fair value of a derivative in the consolidated statement of income depends on whether or not the contract has been designated as a hedge and qualifies for hedge accounting under GAAP. Derivative financial instruments are recorded on the consolidated cash flow statement within Changes in Derivative Instrument Gains/Losses, net.

Changes in the fair value of client-related and trading derivative instruments, which are not designated hedges under GAAP, are recognized currently in either foreign exchange trading income or security commissions and trading income. Changes in the fair value of derivative instruments entered into for risk management purposes but not designated as hedges are recognized currently in other operating income. Certain derivative instruments used by Northern Trust to manage risk are formally designated and qualify for hedge accounting as fair value, cash flow, or net investment hedges.

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

Derivatives designated as cash flow hedges are used to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. The effective portion of changes in the fair value of a cash flow hedge is recognized in AOCI. When the hedged forecasted transaction impacts earnings, balances in AOCI are reclassified to the same income or expense classification as the hedged item. Northern Trust assesses effectiveness using regression analysis for cash flow hedges of available for sale securities. Ineffectiveness is measured using

2011 ANNUAL REPORT TO SHAREHOLDERS	71	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the hypothetical derivative method. For cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions, Northern Trust closely matches all terms of the hedged item and the hedging derivative at inception and on an ongoing basis which limits hedge ineffectiveness. To the extent all terms are not perfectly matched, effectiveness is assessed using the dollar-offset method and any ineffectiveness is measured using the hypothetical derivative method. Any ineffectiveness is recognized currently in earnings.

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

Fair value, cash flow, and net investment hedge derivatives are designated and formally documented as such contemporaneous with the transaction. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, as well as a description of the method for assessing hedge effectiveness at inception and on an ongoing basis. For hedges that do not qualify for the “shortcut” method of accounting, a formal assessment is performed on a calendar quarter basis to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, is terminated or sold, or if Northern Trust removes the derivative’s hedge designation. Subsequent gains and losses on these derivatives are included in foreign exchange trading income or security commissions and trading income. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCI and is reclassified to earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring. For discontinued fair value hedges, the accumulated gain or loss on the hedged item is amortized over the remaining life of the hedged item.

H. Loans and Leases. Loans and leases are recognized assets that represent a contractual right to receive money either on demand or on fixed or determinable dates. Loans and leases are disaggregated for disclosure purposes by portfolio segment (segment) and by class. Segment is defined as the level at which management develops and documents a systematic methodology to determine the allowance for credit losses. Northern Trust has defined its segments as commercial and personal. A class of loans and leases is a subset of a segment, the components of which have similar risk characteristics, measurement attributes, or risk monitoring method. The classes within the commercial segment have been defined as commercial and institutional, commercial real estate, lease financing, non-US and other. The classes within the personal segment have been defined as residential real estate, private client and other.

Loan Classification. Loans that are held for investment are reported at the principal amount outstanding, net of unearned income. Loans classified as held for sale are reported at the lower of aggregate cost or fair value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest rate lock are recorded on the balance sheet at fair value with subsequent gains or losses recognized as other income. Unrealized gains on these loan commitments are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded commitments relating to loans that are not held for sale are recorded in other liabilities and are carried at the amount of unamortized fees with an allowance for credit loss liability recognized for any estimated probable losses.

Interest Income. Interest income on loans is recorded on an accrual basis unless, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the loan agreement, or interest or principal is more than 90 days contractually past due and the loan is not well-secured and in the process of collection. Past due status is based on how long after the contractual due date a principal or interest payment is received. For disclosure purposes, loans that are 29 days past due or less are shown as current. At the time a loan is determined to be nonperforming, interest accrued but not collected is reversed against interest income of the current period and the loan is classified as nonperforming. Interest collected on nonperforming loans is applied to principal unless, in the opinion of management, collectability of principal is not in doubt. Management’s assessment of indicators of loan and lease collectability, and its policies relative to the recognition of interest income, including the suspension and subsequent resumption of income recognition, do not meaningfully vary between loan and lease classes. Nonperforming loans are returned to performing status when factors indicating doubtful collectability no longer

2011 ANNUAL REPORT TO SHAREHOLDERS	72	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exist. Factors considered in returning a loan to performing status are consistent across all classes of loans and leases and, in accordance with regulatory guidance, relate primarily to expected payment performance. Loans are eligible to be returned to performing status when: (i) no principal or interest that is due is unpaid and repayment of the remaining contractual principal and interest is expected or (ii) the loan has otherwise become well-secured (possessing realizable value sufficient to discharge the debt, including accrued interest, in full) and is in the process of collection (through action reasonably expected to result in debt repayment or restoration to a current status in the near future). A loan that has not been brought fully current may be restored to performing status provided there has been a sustained period of repayment performance (generally a minimum of six months) by the borrower in accordance with the contractual terms, and Northern Trust is reasonably assured of repayment within a reasonable period of time. Additionally, a loan that has been formally restructured so as to be reasonably assured of repayment and performance according to its modified terms may be returned to accrual status, provided there was a well-documented credit evaluation of the borrower’s financial condition and prospects of repayment under the revised terms and there has been a sustained period of repayment performance (generally a minimum of six months) under the revised terms.

Impaired Loans. A loan is considered to be impaired when, based on current information and events, management determines that it is probable that Northern Trust will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are identified through ongoing credit management and risk rating processes, including the formal review of past due and watch list credits. Payment performance and delinquency status are critical factors in identifying impairment for all loans and leases, particularly those within the residential real estate, private client and personal-other classes. Other key factors considered in identifying impairment of loans and leases within the commercial and institutional, non-U.S., lease financing, and commercial-other classes relate to the borrower’s ability to perform under the terms of the obligation as measured through the assessment of future cash flows, including consideration of collateral value, market value, and other factors. A loan is also considered to be impaired if its terms have been modified as a concession resulting from the debtor’s financial difficulties, referred to as a troubled debt restructuring (TDR). All troubled debt restructurings are considered impaired loans in the calendar year of their restructuring. In subsequent years, a troubled debt restructuring may cease being classified as impaired if the loan was modified at a market rate and has performed according to the modified terms for at least six months. A loan that has been modified at a below market rate will return to performing status if it satisfies the six month performance requirement; however, it will remain classified as impaired. Impairment is measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, based on the certainty of loss, either a specific allowance is established, or a charge-off is recorded, for the difference. Smaller balance (individually less than $250,000) homogeneous loans are collectively evaluated for impairment and excluded from impaired loan disclosures in accordance with applicable accounting standards. Northern Trust’s accounting policies for impaired loans are consistent across all classes of loans and leases.

Premiums and Discounts. Premiums and discounts on loans are recognized as an adjustment of yield using the interest method based on the contractual terms of the loan. Certain direct origination costs and fees are netted, deferred and amortized over the life of the related loan as an adjustment to the loan’s yield.

Direct Financing and Leverage Leases. Unearned lease income from direct financing and leveraged leases is recognized using the interest method. This method provides a constant rate of return on the unrecovered investment over the life of the lease. The rate of return and the allocation of income over the lease term are recalculated from the inception of the lease if during the lease term assumptions regarding the amount or timing of estimated cash flows change. Lease residual values are established at the inception of the lease based on in-house valuations and market analyses provided by outside parties. Lease residual values are reviewed at least annually for other-than-temporary impairment. A decline in the estimated residual value of a leased asset determined to be other-than-temporary would be recorded in the period in which the decline is identified as a reduction of interest income.

I. Allowance for Credit Losses. The allowance for credit losses represents management’s estimate of probable losses which have occurred as of the date of the consolidated financial statements. The loan and lease portfolio and other lending related credit exposures are regularly reviewed to evaluate the adequacy of the allowance for credit losses. In determining the level of the allowance, Northern Trust evaluates the allowance necessary for impaired loans and also

2011 ANNUAL REPORT TO SHAREHOLDERS	73	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

estimates losses inherent in other credit exposures. The result is an allowance with the following components:

Specific Allowance. The amount of specific allowance is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, the value of collateral, and other factors that may impact the borrower’s ability to pay. For impaired loans where the amount of specific allowance, if any, is determined based on the value of the underlying real estate collateral, third-party appraisals are generally obtained and utilized by management. These appraisals are generally less than twelve months old and are subject to adjustments to reflect management’s judgment as to the realizable value of the collateral.

Inherent Allowance. The amount of inherent loss allowance is based primarily on factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio. Factors are applied to loan and lease credit exposures aggregated by shared risk characteristics and are reviewed quarterly by Northern Trust’s Loan Loss Allowance Committee which includes representatives from Credit Policy, business unit management, and Corporate Financial Management.

Loans, leases and other extensions of credit deemed uncollectible are charged to the allowance for credit losses. Subsequent recoveries, if any, are credited to the allowance. Northern Trust’s policies relative to the charging-off of uncollectible loans and leases are consistent across both loan and lease segments. Determinations as to whether an uncollectible loan is charged-off or a specific reserve is established are based on management’s assessment as to the level of certainty regarding the amount of loss. The provision for credit losses, which is charged to income, is the amount necessary to adjust the allowance for credit losses to the level determined to be appropriate through the above process. Actual losses may vary from current estimates and the amount of the provision for credit losses may be either greater than or less than actual net charge-offs.

Northern Trust analyzes its exposure to credit losses from both on-balance sheet and off-balance sheet activity using a consistent methodology. In estimating the allowance for credit losses for undrawn loan commitments and standby letters of credit, management uses conversion rates to determine the estimated amount that will be funded. Factors based on historical loss experience and specific risk characteristics of the loan product are utilized to calculate inherent losses related to unfunded commitments and standby letters of credit as of the reporting date. The portion of the allowance assigned to loans and leases is reported as a contra asset, directly following loans and leases in the consolidated balance sheet. The portion of the allowance assigned to unfunded loan commitments and standby letters of credit is reported in other liabilities in the consolidated balance sheet.

J. Standby Letters of Credit. Fees on standby letters of credit are recognized in other operating income on the straight-line method over the lives of the underlying agreements. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments.

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

L. Other Real Estate Owned (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of loans. OREO assets are carried at the lower of cost or fair value less estimated costs to sell and are recorded in other assets in the consolidated balance sheet. Fair value is typically based on third-party appraisals. Appraisals of OREO properties are updated on an annual basis and are subject to adjustments to reflect management’s judgment as to the realizable value of the properties. Losses identified at the time of acquisition of such properties are charged against the allowance for credit losses assigned to loans and leases. Subsequent write-downs that may be required to the carrying value of these assets and gains or losses realized from asset sales are recorded within other operating expenses.

M. Goodwill and Other Intangible Assets. Goodwill is not subject to amortization. Separately identifiable acquired intangible assets with finite lives are amortized over their estimated useful lives, primarily on a straight-line basis. Purchased software and allowable internal costs, including compensation relating to software developed for internal use, are capitalized. Software is amortized using the straight-line method over the estimated useful lives of the assets, generally ranging from 3 to 10 years.

2011 ANNUAL REPORT TO SHAREHOLDERS	74	NORTHERN TRUST CORPORATION

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

2011 ANNUAL REPORT TO SHAREHOLDERS	75	NORTHERN TRUST CORPORATION

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

U. Net Income Per Common Share. Basic net income per common share is computed by dividing net income/loss applicable to common stock by the weighted average number of common shares outstanding during each period. Diluted net income per common share is computed by dividing net income applicable to common stock and potential common shares by the aggregate of the weighted average number of common shares outstanding during the period and common share equivalents calculated for stock options and restricted stock outstanding using the treasury stock method. In a period of a net loss, diluted net income per common share is calculated in the same manner as basic net income per common share.

Northern Trust has issued certain restricted stock awards, which are unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. These restricted shares are considered participating securities. Accordingly, Northern Trust calculates net income applicable to common stock using the two-class method, whereby net income is allocated between common stock and participating securities.

Note 2 – Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-11, “Disclosures about Offsetting Assets and Liabilities”. The ASU requires disclosure of information about offsetting and related arrangements to enable users of the financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The provisions of the ASU are effective for annual reporting periods beginning on or after January 1, 2013. The adoption of this ASU by Northern Trust, effective January 1, 2013, will result in additional disclosures, but is not expected to have an impact on its consolidated financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. The ASU indefinitely defers the provisions of ASU No. 2011-05, “Presentation of Comprehensive Income” (ASU 2011-05) which require reclassification adjustments out of accumulated other comprehensive income to be presented in the consolidated statement of income. The provisions of the ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, concurrently with the provisions of ASU 201.51-05. Since this ASU addresses financial statement presentation only, its adoption will not impact Northern Trust’s consolidated financial position or results of operations.

Note 3 – Fair Value Measurements

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

2011 ANNUAL REPORT TO SHAREHOLDERS	76	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 1 – Quoted, active market prices for identical assets or liabilities. Northern Trust’s Level 1 assets and liabilities include available for sale investments in U.S. treasury securities and U.S. treasury securities held to fund employee benefit and deferred compensation obligations.

Level 2 – Observable inputs other than Level 1 prices, such as quoted active market prices for similar assets or liabilities, quoted prices for identical or similar assets in inactive markets, and model-derived valuations in which all significant inputs are observable in active markets. Northern Trust’s Level 2 assets include available for sale and trading account securities. Their fair values are determined by external pricing vendors.

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

Level 3 – Valuation techniques in which one or more significant inputs are unobservable in the marketplace. Northern Trust’s Level 3 assets consist of auction rate securities. To estimate their fair value, Northern Trust developed an internal income-based model. The lack of activity in the auction rate security market has resulted in a lack of observable market inputs to incorporate within the model. Therefore, significant inputs to the model include Northern Trust’s own assumptions about future cash flows and appropriate discount rates, both adjusted for credit and liquidity factors. In developing these assumptions, Northern Trust incorporated the contractual terms of the securities, the types of collateral, any credit enhancements available, and relevant market data, where available. Level 3 liabilities include acquisition related contingent purchase considerations and indemnification obligations related to litigation involving Visa Inc. (Visa), discussed in further detail in Note 25 – Contingent Liabilities, and standby letters of credit, discussed in Note 27 – Off-Balance Sheet Financial Instruments. The fair value of contingent purchase consideration liabilities is determined using an income-based (discounted cash flow) model that incorporates Northern Trust’s own assumptions about future cash flows and appropriate discount rates. The fair value of the net estimated liability for Visa related indemnifications is based on a market approach, but requires management to exercise significant judgment given the limited number of market transactions involving identical or comparable liabilities. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments.

Northern Trust believes its valuation methods for its assets and liabilities carried at fair value are appropriate; however, the use of different methodologies or assumptions, particularly as applied to Level 3 assets and liabilities, could have a material effect on the computation of their estimated fair values.

2011 ANNUAL REPORT TO SHAREHOLDERS	77	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, segregated by fair value hierarchy level.

	DECEMBER 31, 2011
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING *	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$4,029.4	$–	$–	$–	$4,029.4
Obligations of States and Political Subdivisions	–	15.8	–	–	15.8
Government Sponsored Agency	–	16,771.4	–	–	16,771.4
Corporate Debt	–	2,676.7	–	–	2,676.7
Non-U.S. Government	–	173.7	–	–	173.7
Residential Mortgage-Backed	–	163.8	–	–	163.8
Other Asset-Backed	–	1,604.8	–	–	1,604.8
Certificates of Deposit	–	2,418.1	–	–	2,418.1
Auction Rate	–	–	178.3	–	178.3
Other	–	2,160.5	–	–	2,160.5

Total	4,029.4	25,984.8	178.3	–	30,192.5

Trading Account	–	8.0	–	–	8.0

Total	4,029.4	25,992.8	178.3	–	30,200.5

Other Assets
Derivatives
Foreign Exchange Contracts	–	3,087.3	–	–	3,087.3
Interest Rate Swaps	–	338.3	–	–	338.3
Credit Default Swaps	–	.7	–	–	.7

Total	–	3,426.3	–	(2,243.7)	1,182.6

All Other	71.4	35.1	–	–	106.5

Total	71.4	3,461.4	–	(2,243.7)	1,289.1

Total Assets at Fair Value	4,100.8	29,454.2	178.3	(2,243.7)	31,489.6

Other Liabilities
Derivatives
Foreign Exchange Contracts	–	2,991.6	–	–	2,991.6
Interest Rate Swaps	–	231.9	–	–	231.9
Credit Default Swaps	–	.1	–	–	.1

Total	–	3,223.6	–	(2,281.0)	942.6

All Other	–	–	100.6	–	100.6

Total Liabilities at Fair Value	$–	$3,223.6	$100.6	$(2,281.0)	$1,043.2

* Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. As of December 31, 2011, derivative assets and liabilities shown above also include reductions of $220.1 million and $257.4 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties.

2011 ANNUAL REPORT TO SHAREHOLDERS	78	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	DECEMBER 31, 2010
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING *	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$658.4	$–	$–	$–	$658.4
Obligations of States and Political Subdivisions	–	36.3	–	–	36.3
Government Sponsored Agency	–	11,970.7	–	–	11,970.7
Corporate Debt	–	2,554.0	–	–	2,554.0
Non-U.S. Government	–	440.6	–	–	440.6
Residential Mortgage-Backed	–	254.6	–	–	254.6
Other Asset-Backed	–	1,605.7	–	–	1,605.7
Certificates of Deposit	–	1,402.5	–	–	1,402.5
Auction Rate	–	–	367.8	–	367.8
Other	–	611.3	–	–	611.3

Total	658.4	18,875.7	367.8	–	19,901.9

Trading Account	–	6.8	–	–	6.8

Total	658.4	18,882.5	367.8	–	19,908.7

Other Assets
Derivatives
Foreign Exchange Contracts	–	5,792.8	–	–	5,792.8
Interest Rate Swaps	–	285.8	–	–	285.8
Interest Rate Options	–	.1	–	–	.1
Forward Contracts	–	.5	–	–	.5

Total	–	6,079.2	–	(4,770.9)	1,308.3

All Other	65.9	37.4	–	–	103.3

Total	65.9	6,116.6	–	(4,770.9)	1,411.6

Total Assets at Fair Value	724.3	24,999.1	367.8	(4,770.9)	21,320.3

Other Liabilities
Derivatives
Foreign Exchange Contracts	–	5,781.3	–	–	5,781.3
Interest Rate Swaps	–	163.7	–	–	163.7
Interest Rate Options	–	.1	–	–	.1
Credit Default Swaps	–	2.8	–	–	2.8
Forward Contracts	–	.2	–	–	.2

Total	–	5,948.1	–	(4,106.4)	1,841.7

All Other	–	–	58.6	–	58.6

Total Liabilities at Fair Value	$–	$5,948.1	$58.6	$(4,106.4)	$1,900.3

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

2011 ANNUAL REPORT TO SHAREHOLDERS	79	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following presents the changes in Level 3 assets for the years ended December 31, 2011 and 2010.

	AUCTION RATE SECURITIES
(In Millions)	2011	2010
Fair Value at January 1	$367.8	$427.7
Total Realized and Unrealized
Losses (Gains) Included in Earnings	(10.7)	(3.7)
Gains (Losses) Included in Other Comprehensive Income	(19.0)	(7.2)
Purchases, Issuances, Sales, and Settlements
Sales	(1.5)	(.3)
Settlements	(158.3)	(48.7)

Fair Value at December 31	$178.3	$367.8

As of December 31, 2011 and 2010, auction rate securities had a net unrealized loss of $8.2 million ($5.1 million net of tax) and a net unrealized gain of $10.8 million ($6.8 million net of tax), respectively. Realized gains of $10.7 million in 2011 include $10.6 million from redemptions by issuers and $.1 million from sales of securities. Realized gains of $3.7 million in 2010 include $3.4 million from redemptions by issuers and $.3 million from sales of securities. Gains on redemptions and sales are included in interest income and investment security gains (losses), net, respectively, within the consolidated statement of income.

The following presents the changes in Level 3 liabilities for the years ended December 31, 2011 and 2010.

	OTHER LIABILITIES
(In Millions)	2011	2010
Fair Value at January 1	$58.6	$94.4
Total Realized and Unrealized (Gains) Losses
Included in Earnings	(.6)	(4.5)
Included in Other Comprehensive Income	–	–
Purchases, Issuances, Sales, and Settlements
Issuances	68.4	3.4
Settlements	(25.8)	(34.7)

Fair Value at December 31	100.6	$58.6
Unrealized Gains (Losses) Included in Earnings Related to Financial Instruments Held at December 31	$–	$–

Balances include contingent purchase considerations and a net estimated liability for Visa related indemnifications (refer to Note 25) and standby letters of credit (refer to Note 27).

All realized and unrealized gains and losses related to Level 3 liabilities are included in other operating income or other operating expense with the exception of those related to the Visa indemnification liability, which have been presented separately in the consolidated statement of income. As of December 31, 2011, the Visa indemnification liability had been eliminated in its entirety.

Carrying values of assets and liabilities that are not measured at fair value on a recurring basis may be adjusted to fair value in periods subsequent to their initial recognition, for example, to record an impairment of an asset. GAAP requires entities to separately disclose these subsequent fair value measurements and to classify them under the fair value hierarchy.

The following provides information regarding those assets measured at fair value on a nonrecurring basis at December 31, 2011 and 2010, segregated by fair value hierarchy level.

(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL FAIR VALUE
December 31, 2011
Loans (1)	$–	$–	$64.3	$64.3
Other Real Estate Owned (2)	–	–	3.8	3.8

Total Assets at Fair Value	$–	$–	$68.1	$68.1
December 31, 2010

Loans (1)	$–	$–	$72.4	$72.4
Other Real Estate Owned (2)	–	–	13.5	13.5

Total Assets at Fair Value	$–	$–	$85.9	$85.9

(1) Northern Trust provided an additional $11.3 million and $22.5 million of specific allowances to reduce the fair value of these loans during the years ended December 31, 2011 and 2010, respectively.

(2) Northern Trust charged $1.5 million and $4.9 million through other operating expenses during the years ended December 31, 2011 and 2010, respectively, to reduce the fair values of these Other Real Estate Owned (OREO) properties.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	80	NORTHERN TRUST CORPORATION

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

Loans (excluding lease receivables). The fair value of the loan portfolio was estimated using a discounted cash flow methodology based on current market rates offered by Northern Trust as of the date of the consolidated financial statements. The fair values of all loans were adjusted to reflect current assessments of loan collectibility.

Federal Reserve and Federal Home Loan Bank Stock. The fair values of Federal Reserve and Federal Home Loan Bank stock are equal to their carrying values which represent redemption value.

Affordable Housing Investments. Affordable housing investments are valued at cost, which approximates fair value.

Savings Certificates and Other Time Deposits. The fair values of these instruments were estimated using an income approach (discounted cash flow) that incorporates market interest rates offered by Northern Trust.

Senior Notes, Subordinated Debt, and Floating Rate Capital Debt. Fair values were determined using a market approach based on quoted market prices, when available. If quoted market prices were not available, fair values were based on quoted market prices for comparable instruments.

Federal Home Loan Bank Borrowings. The fair values of these instruments were estimated using an income approach (discounted cash flow) that incorporates market interest rates available to Northern Trust.

Loan Commitments. The fair values of loan commitments represent the amount of unamortized fees on these instruments.

Financial Instruments Valued at Carrying Value. Due to their short maturity, the carrying values of certain financial instruments approximated their fair values. These financial instruments include cash and due from banks; federal funds sold and securities purchased under agreements to resell; interest-bearing deposits with banks; federal reserve deposits and other interest-bearing assets; client security settlement receivables; non-U.S. offices interest-bearing deposits; federal funds purchased; securities sold under agreements to repurchase; and other borrowings (includes term federal funds purchased and other short-term borrowings). As required by GAAP, the fair values required to be disclosed for demand, noninterest-bearing, savings, and money market deposits must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

2011 ANNUAL REPORT TO SHAREHOLDERS	81	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair values of financial instruments.

	DECEMBER 31
	2011		2010
(In Millions)	BOOK VALUE	FAIR VALUE	BOOK VALUE	FAIR VALUE
ASSETS
Cash and Due from Banks	$4,315.3	$4,315.3	$2,818.0	$2,818.0
Federal Funds Sold and Resell Agreements	121.3	121.3	160.1	160.1
Interest-Bearing Deposits with Banks	16,696.4	16,696.4	15,351.3	15,351.3
Federal Reserve Deposits and Other Interest-Bearing	13,448.6	13,448.6	10,924.6	10,924.6
Securities
Available for Sale	30,192.5	30,192.5	19,901.9	19,901.9
Held to Maturity	799.2	817.1	922.2	941.8
Trading Account	8.0	8.0	6.8	6.8
Loans (excluding Leases)
Held for Investment	27,782.7	27,913.7	26,747.8	26,814.2
Held for Sale	9.3	9.3	2.2	2.2
Client Security Settlement Receivables	778.3	778.3	701.3	701.3
Other Assets
Federal Reserve and Federal Home Loan Bank Stock	172.9	172.9	185.5	185.5
Affordable Housing Investments	290.8	290.8	265.4	265.4
All Other	106.5	106.5	103.3	103.3
LIABILITIES
Deposits
Demand, Noninterest-Bearing, Savings and Money Market	43,751.2	43,751.2	24,810.3	24,810.3
Savings Certificates and Other Time	3,058.3	3,065.5	3,913.0	3,929.7
Non-U.S. Offices Interest-Bearing	35,868.0	35,868.0	35,472.4	35,472.4
Federal Funds Purchased	815.3	815.3	3,691.7	3,691.7
Securities Sold under Agreements to Repurchase	1,198.8	1,198.8	954.4	954.4
Other Borrowings	931.5	931.5	347.7	347.7
Senior Notes	2,126.7	2,197.3	1,896.1	1,936.5
Long Term Debt (excluding Leases)
Subordinated Debt	1,033.4	1,040.0	1,148.7	1,177.2
Federal Home Loan Bank Borrowings	1,055.0	1,082.1	1,532.5	1,613.5
Floating Rate Capital Debt	276.9	211.6	276.9	223.2
Other Liabilities
Financial Guarantees	43.8	43.8	58.6	58.6
Contingent Consideration	56.8	56.8	—	—
Loan Commitments	28.9	28.9	32.4	32.4
DERIVATIVE INSTRUMENTS
Asset/Liability Management
Foreign Exchange Contracts
Assets	25.2	25.2	44.9	44.9
Liabilities	31.8	31.8	51.4	51.4
Interest Rate Swaps
Assets	149.6	149.6	134.6	134.6
Liabilities	47.3	47.3	15.3	15.3
Credit Default Swaps
Assets	.7	.7	–	–
Liabilities	.1	.1	2.8	2.8
Forward Contracts
Assets	–	–	.5	.5
Liabilities	–	–	.2	.2
Client-Related and Trading
Foreign Exchange Contracts
Assets	3,062.1	3,062.1	5,747.9	5,747.9
Liabilities	2,959.8	2,959.8	5,729.9	5,729.9
Interest Rate Swaps
Assets	188.7	188.7	151.2	151.2
Liabilities	184.6	184.6	148.4	148.4
Interest Rate Option
Assets	–	–	.1	.1
Liabilities	–	–	.1	.1

2011 ANNUAL REPORT TO SHAREHOLDERS	82	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Securities

Securities Available for Sale. The following tables summarize the amortized cost, fair values, and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE	DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$3,965.9	$63.5	$—	$4,029.4
Obligations of States and Political Subdivisions	14.9	.9	—	15.8
Government Sponsored Agency	16,702.6	86.1	17.3	16,771.4
Corporate Debt	2,677.7	4.7	5.7	2,676.7
Non-U.S. Government Debt	173.7	—	—	173.7
Residential Mortgage-Backed	196.1	—	32.3	163.8
Other Asset-Backed	1,606.8	1.3	3.3	1,604.8
Certificates of Deposit	2,418.2	.2	.3	2,418.1
Auction Rate	186.5	4.3	12.5	178.3
Other	2,150.2	12.8	2.5	2,160.5

Total	$30,092.6	$173.8	$73.9	$30,192.5

	DECEMBER 31, 2010
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$667.2	$1.0	$9.8	$658.4
Obligations of States and Political Subdivisions	35.4	.9	–	36.3
Government Sponsored Agency	11,937.0	47.0	13.3	11,970.7
Corporate Debt	2,547.7	7.8	1.5	2,554.0
Non-U.S. Government Debt	440.6	–	–	440.6
Residential Mortgage-Backed	308.0	.9	54.3	254.6
Other Asset-Backed	1,606.5	1.5	2.3	1,605.7
Certificates of Deposit	1,402.5	–	–	1,402.5
Auction Rate	357.0	14.2	3.4	367.8
Other	610.8	4.2	3.7	611.3

Total	$19,912.7	$77.5	$88.3	$19,901.9

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE	DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$9,468.8	$9,469.6
Due After One Year Through Five Years	18,464.6	18,555.1
Due After Five Years Through Ten Years	1,326.7	1,333.7
Due After Ten Years	832.5	834.1

Total	$30,092.6	$30,192.5

Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

2011 ANNUAL REPORT TO SHAREHOLDERS	83	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held to Maturity. The following tables summarize the amortized cost, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES HELD TO MATURITY	DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$529.4	$24.6	$.1	$553.9
Government Sponsored Agency	156.8	4.3	.1	161.0
Other	113.0	.1	10.9	102.2

Total	$799.2	$29.0	$11.1	$817.1

	DECEMBER 31, 2010
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$635.0	$26.2	$.4	$660.8
Government Sponsored Agency	169.3	4.6	.2	173.7
Other	117.9	–	10.6	107.3

Total	$922.2	$30.8	$11.2	$941.8

REMAINING MATURITY OF SECURITIES HELD TO MATURITY	DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$199.5	$200.9
Due After One Year Through Five Years	355.4	365.5
Due After Five Years Through Ten Years	215.5	226.1
Due After Ten Years	28.8	24.6

Total	$799.2	$817.1

Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

Investment Security Gains and Losses. Net investment security losses totaling $23.9 million, $20.4 million, and $23.4 million were recognized in 2011, 2010, and 2009, respectively, and included OTTI losses of $23.3 million, $21.2 million, and $26.7 million, respectively. There were $.6 million of other realized net security losses in 2011 and $.8 million and $3.3 million of realized net security gains in 2010 and 2009, respectively.

Securities with Unrealized Losses. The following tables provide information regarding securities that have been in a continuous unrealized loss position for less than 12 months, and for 12 months or longer, as of December 31, 2011 and December 31, 2010.

SECURITIES WITH UNREALIZED LOSSES AS OF DECEMBER 31, 2011	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of States and Political Subdivisions	$2.7	$.1	$—	$—	$2.7	$.1
Government Sponsored Agency	5,492.5	14.1	470.1	3.3	5,962.6	17.4
Corporate Debt	1,027.5	4.1	123.6	1.6	1,151.1	5.7
Residential Mortgage-Backed	4.7	.9	158.8	31.4	163.5	32.3
Other Asset-Backed	824.6	2.3	205.7	1.0	1,030.3	3.3
Certificates of Deposit	1,019.9	.3	—	—	1,019.9	.3
Auction Rate	61.0	7.3	52.6	5.2	113.6	12.5
Other	634.9	4.3	144.9	9.1	779.8	13.4

Total	$9,067.8	$33.4	$1,155.7	$51.6	$10,223.5	$85.0

2011 ANNUAL REPORT TO SHAREHOLDERS	84	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SECURITIES WITH UNREALIZED LOSSES AS OF DECEMBER 31, 2010	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
U.S. Government	$492.9	$9.8	$–	$–	$492.9	$9.8
Obligations of States and Political Subdivisions	3.0	–	3.2	.4	6.2	.4
Government Sponsored Agency	980.7	11.0	328.7	2.5	1,309.4	13.5
Corporate Debt	930.6	1.1	475.2	.4	1,405.8	1.5
Residential Mortgage-Backed	–	–	248.8	54.3	248.8	54.3
Other Asset-Backed	513.5	2.2	27.0	.1	540.5	2.3
Auction Rate	77.6	3.3	.7	.1	78.3	3.4
Other	482.2	6.8	36.5	7.5	518.7	14.3

Total	$3,480.5	$34.2	$1,120.1	$65.3	$4,600.6	$99.5

As of December 31, 2011, 386 securities with a combined fair value of $10.2 billion were in an unrealized loss position, with their unrealized losses totaling $85.0 million. Unrealized losses on residential mortgage-backed securities totaling $32.3 million reflect the impact of credit and liquidity spreads on the valuations of 25 residential mortgage-backed securities, with $31.4 million having been in an unrealized loss position for more than 12 months. Residential mortgage-backed securities rated below double-A at December 31, 2011 represented 84% of the total fair value of residential mortgage-backed securities, were comprised primarily of sub-prime and Alt-A securities, and had a total amortized cost and fair value of $168.6 million and $137.4 million, respectively. Securities classified as “other asset-backed” at December 31, 2011 were predominantly floating rate with average lives less than 5 years, and 100% were rated triple-A.

Unrealized losses of $17.4 million related to government sponsored agency securities are primarily attributable to changes in market rates since their purchase. The majority of the $13.4 million of unrealized losses in securities classified as “other” at December 31, 2011 relate to securities which Northern Trust purchases for compliance with the Community Reinvestment Act (CRA). Unrealized losses on these CRA related other securities are attributable to their purchase at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. Unrealized losses of $12.5 million related to auction rate securities primarily reflect reduced market liquidity as a majority of auctions continue to fail preventing holders from liquidating their investments at par. Unrealized losses of $5.7 million within corporate debt securities primarily reflect widened credit spreads; 66% of the corporate debt portfolio is backed by guarantees provided by U.S. and non-U.S. governmental entities. The remaining unrealized losses on Northern Trust’s securities portfolio as of December 31, 2011 are attributable to changes in overall market interest rates, increased credit spreads, or reduced market liquidity. As of December 31, 2011, Northern Trust does not intend to sell any investment in an unrealized loss position and it is not more likely than not that Northern Trust will be required to sell any such investment before recovery of its amortized cost basis, which may be maturity.

Security impairment reviews are conducted quarterly to identify and evaluate securities that have indications of possible OTTI. A determination as to whether a security’s decline in market value is other-than-temporary takes into consideration numerous factors and the relative significance of any single factor can vary by security. Factors Northern Trust considers in determining whether impairment is other-than-temporary include, but are not limited to, the length of time which the security has been impaired; the severity of the impairment; the cause of the impairment and the financial condition and near-term prospects of the issuer; activity in the market of the issuer which may indicate adverse credit conditions; Northern Trust’s intent regarding the sale of the security as of the balance sheet date; and the likelihood that it will not be required to sell the security for a period of time sufficient to allow for the recovery of the security’s amortized cost basis. For each security meeting the requirements of Northern Trust’s internal screening process, an extensive review is conducted to determine if OTTI has occurred.

While all securities are considered, the following describes Northern Trust’s process for identifying credit impairment within non-agency residential mortgage-backed securities, the security type for which Northern Trust has previously recognized OTTI. To determine if an unrealized loss on a non-agency residential mortgage-backed security is other-than-temporary, economic models are used to perform cash flow analyses by developing multiple scenarios in order to create reasonable forecasts of the security’s future performance using available data including servicers’ loan charge off patterns, prepayment speeds, annualized default rates, each security’s current delinquency pipeline, the

2011 ANNUAL REPORT TO SHAREHOLDERS	85	NORTHERN TRUST CORPORATION

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

Expected losses on non-agency residential mortgage-backed securities are influenced by a number of factors, including but not limited to, U.S. economic and housing market performance, security credit enhancement level, insurance coverage, year of origination, and type of collateral. The factors used in developing the expected loss on non-agency residential mortgage-backed securities vary by year of origination and type of collateral. As of December 31, 2011, the expected losses on subprime, Alt-A, prime and 2nd lien collateral portfolios were developed using default roll rates, determined primarily by the stage of delinquency of the underlying instrument, that generally assumed ultimate default rates approximating 5% to 30% for current loans; 30% for loans 30 to 60 days delinquent; 80% for loans 60 to 90 days delinquent; 90% for loans delinquent greater than 90 days; and 100% for OREO properties and loans that are in foreclosure.

Information regarding amortized cost, weighted average ultimate default rates, and loss severity rates for the December 31, 2011 non-agency residential mortgage-backed securities portfolio, by security type, are provided in the following table.

	DECEMBER 31, 2011
			LOSS SEVERITY RATES
(In Millions)	AMORTIZED COST	WEIGHTED AVERAGE ULTIMATE DEFAULT RATES	LOW	HIGH	WEIGHTED AVERAGE
Prime	$24.0	14.7%	38.6%	66.0%	51.1%
Alt-A	32.9	41.9	54.3	70.6	68.2
Subprime	105.2	51.7	67.1	85.4	73.3
2nd Lien	34.0	33.8	98.7	100.0	99.4

Total Non-Agency Residential Mortgage-Backed Securities	$196.1	42.2%	38.6%	100.0%	74.2%

During the year ended December 31, 2011, performance metrics specific to Alt-A and subprime loans remained weak resulting in the recognition of OTTI losses on non-agency residential mortgage-backed securities totaling $23.3 million. OTTI losses totaled $21.2 million for the year ended December 31, 2010 and $26.7 million for the year ended December 31, 2009.

Credit Losses on Debt Securities. The table below provides information regarding total other-than-temporarily impaired securities, including noncredit-related amounts recognized in other comprehensive income and net impairment losses recognized in earnings, for the years ended December 31, 2011, 2010 and 2009.

	DECEMBER 31,
(In Millions)	2011	2010	2009
Changes in Other-Than-Temporary Impairment Losses*	$(1.1)	$(.8)	$(93.4)
Noncredit-related Losses Reclassified from OCI**	$(22.2)	(20.4)	66.7

Net Impairment Losses Recognized in Earnings	$(23.3)	(21.2)	(26.7)

* For initial other-than-temporary impairments in the respective year, the balance includes the excess of the amortized cost over the fair value of the impaired securities. For subsequent impairments of the same security, the balance includes any additional changes in fair value of the security subsequent to its most recently recorded OTTI.

** For initial other-than-temporary impairments in the respective year, the balance includes the portion of the excess of amortized cost over the fair value of the impaired securities that was recorded in OCI. For subsequent impairments of the same security, the balance includes additional changes in OCI for that security subsequent to its most recently recorded OTTI.

2011 ANNUAL REPORT TO SHAREHOLDERS	86	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Provided in the table below are the cumulative credit-related losses recognized in earnings on debt securities other-than-temporarily impaired.

	YEAR ENDED DECEMBER 31,
($ In Millions)	2011	2010
Cumulative Credit-Related Losses on Securities Held – Beginning of Year	$94.2	$73.0
Plus: Losses on Newly Identified Impairments	1.5	3.3
Additional Losses on Previously Identified Impairments	21.8	17.9
Less: Losses on Securities Sold During the Year	(49.3)	—

Cumulative Credit-Related Losses on Securities Held – End of Year	$68.2	$94.2

The table below provides information regarding debt securities held as of December 31, 2011 and 2010, for which an OTTI loss had been recognized in the years presented or previously.

	DECEMBER 31,
(In Millions)	2011	2010
Fair Value	$73.6	$79.9
Amortized Cost Basis	96.8	113.3

Noncredit-related Losses Recognized in OCI	(23.2)	(33.4)
Tax Effect	8.6	12.2

Amount Recognized in OCI	$(14.6)	$(21.2)

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL	DECEMBER 31
($ In Millions)	2011	2010
Balance at December 31	$74.7	$152.1
Average Balance During the Year	246.3	277.3
Average Interest Rate Earned During the Year	.07%	.17%
Maximum Month-End Balance During the Year	424.2	578.0

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE	DECEMBER 31
($ In Millions)	2011	2010
Balance at December 31	$1,198.8	$954.4
Average Balance During the Year	815.8	626.8
Average Interest Rate Paid During the Year	.08%	.17%
Maximum Month-End Balance During the Year	1,479.3	954.4

Note 6 – Loans and Leases

Amounts outstanding for loans and leases, by segment and class, are shown below.

	DECEMBER 31
(In Millions)	2011	2010
Commercial
Commercial and Institutional	$6,918.7	$5,914.5
Commercial Real Estate	2,981.7	3,242.4
Lease Financing, net	978.8	1,063.7
Non-U.S.	1,057.5	1,046.2
Other	417.6	346.6

Total Commercial	12,354.3	11,613.4

Personal
Residential Real Estate	10,708.9	10,854.9
Private Client	5,651.4	5,423.7
Other	349.3	240.0

Total Personal	16,709.6	16,518.6

Total Loans and Leases	$29,063.9	$28,132.0
Allowance for Credit Losses Assigned to Loans and Leases	(294.8)	(319.6)

Net Loans and Leases	$28,769.1	$27,812.4

2011 ANNUAL REPORT TO SHAREHOLDERS	87	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Included within the non-U.S., commercial-other, and personal-other classes are short duration advances, primarily related to the processing of custodied client investments, that totaled $1.6 billion and $1.4 billion at December 31, 2011 and 2010, respectively. Demand deposits reclassified as loan balances totaled $191.6 million and $76.6 million at December 31, 2011 and 2010, respectively. Loans classified as held for sale totaled $9.3 million at December 31, 2011 and $2.2 million at December 31, 2010.

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31
(In Millions)	2011	2010
Direct Finance Leases:
Lease Receivable	$156.3	$148.4
Residual Value	149.2	176.1
Initial Direct Costs	2.9	1.8
Unearned Income	(44.1)	(44.9)

Investment in Direct Finance Leases	$264.3	$281.4

Leveraged Leases:
Net Rental Receivable	326.0	353.0
Residual Value	622.7	743.8
Unearned Income	(234.2)	(314.5)

Investment in Leveraged Leases	$714.5	$782.3

Lease Financing, net	$978.8	$1,063.7

The following schedule reflects the future minimum lease payments to be received over the next five years under direct finance leases:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2012	$33.9
2013	28.9
2014	25.1
2015	21.4
2016	15.6

Credit Quality Indicators. Credit quality indicators are statistics, measurements or other metrics that provide information regarding the relative credit risk of loans and leases. Northern Trust utilizes a variety of credit quality indicators to assess the credit risk of loans and leases at the segment, class, and individual credit exposure levels.

As part of its credit process, Northern Trust utilizes an internal borrower risk rating system to support identification, approval, and monitoring of credit risk. Borrower risk ratings are used in credit underwriting, management reporting, and the calculation of credit loss allowances and economic capital.

Risk ratings are used for ranking the credit risk of borrowers and the probability of their default. Each borrower is rated using one of a number of ratings models that consider both quantitative and qualitative factors. The ratings models vary among classes of loans and leases in order to capture the unique risk characteristics inherent within each particular type of credit exposure. Provided below are the more significant performance indicator attributes considered within Northern Trust’s borrower rating models, by loan and lease class.

•	Commercial and Institutional: leverage, profit margin, liquidity, return on assets, asset size, and capital levels;
•	Commercial Real Estate: debt service coverage, leasing status, loan-to-value, loan-to-cost, and guarantor support;
•	Lease Financing and Commercial-Other: leverage and profit margin levels;
•	Non-U.S.: entity type, liquidity, size, and leverage;
•	Residential Real Estate: payment history and cash flow-to-debt and net worth ratios;
•	Private Client: cash flow-to-debt, net worth, and leverage; and
•	Personal-Other: cash flow-to-debt and net worth ratios.

While the criteria vary by model, the objective is for borrower ratings to be consistent in both the measurement and ranking of risk. Each model is calibrated to a master rating scale to support this consistency. Ratings for borrowers not in default range from “1” for the strongest credits to “7” for the weakest non-defaulted credits. Ratings of “8” or “9” are used for defaulted borrowers. Borrower risk ratings are monitored and are revised when events or circumstances indicate a change is warranted. Risk ratings are validated at least annually.

2011 ANNUAL REPORT TO SHAREHOLDERS	88	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loan and lease segment and class balances at December 31, 2011 and December 31, 2010 are provided below, segregated by borrower ratings into “1 to 3”, “4 to 5”, and “6 to 9”(watch list), categories.

	DECEMBER 31, 2011				DECEMBER 31, 2010
(In Millions)	1 TO 3 CATEGORY	4 TO 5 CATEGORY	6 TO 9 CATEGORY (WATCH LIST)	TOTAL	1 TO 3 CATEGORY	4 TO 5 CATEGORY	6 TO 9 CATEGORY (WATCH LIST)	TOTAL
Commercial
Commercial and Institutional	$3,681.8	$3,029.1	$207.8	$6,918.7	$2,821.5	$2,849.8	$243.2	$5,914.5
Commercial Real Estate	1,247.1	1,467.2	267.4	2,981.7	1,232.8	1,594.3	415.3	3,242.4
Lease Financing, net	547.7	422.3	8.8	978.8	571.6	473.0	19.1	1,063.7
Non-U.S.	519.0	527.3	11.2	1,057.5	430.0	596.5	19.7	1,046.2
Other	241.4	176.2	–	417.6	209.5	137.1	–	346.6

Total Commercial	6,237.0	5,622.1	495.2	12,354.3	5,265.4	5,650.7	697.3	11,613.4

Personal
Residential Real Estate	2,777.1	7,501.0	430.8	10,708.9	2,896.0	7,586.9	372.0	10,854.9
Private Client	3,390.6	2,245.9	14.9	5,651.4	3,326.5	2,064.1	33.1	5,423.7
Other	162.3	187.0	–	349.3	78.1	161.9	–	240.0

Total Personal	6,330.0	9,933.9	445.7	16,709.6	6,300.6	9,812.9	405.1	16,518.6

Total Loans and Leases	$12,567.0	$15,556.0	$940.9	$29,063.9	$11,566.0	$15,463.6	$1,102.4	$28,132.0

Loans and leases in the “1 to 3” category are expected to exhibit minimal to modest probabilities of default and are characterized by borrowers having the strongest financial qualities, including above average financial flexibility, cash flows and capital levels. Borrowers assigned these ratings are anticipated to experience very little to moderate financial pressure in adverse down cycle scenarios.

Loans and leases in the “4 to 5” category are expected to exhibit moderate to acceptable probabilities of default and are characterized by borrowers with less financial flexibility than those in the “1 to 3” category. Cash flows and capital levels are generally sufficient to allow for borrowers to meet current requirements, but have reduced cushion in adverse down cycle scenarios.

Loans and leases in the watch list category have elevated credit risk profiles that are monitored through internal watch lists, and consist of credits with borrower ratings of “6 to 9”. These credits, which include all nonperforming loans and leases, are expected to exhibit minimally acceptable probabilities of default, elevated risk of default, or are currently in default. Borrowers associated with these risk profiles that are not currently in default have limited financial flexibility. Cash flows and capital levels range from acceptable to potentially insufficient to meet current requirements, particularly in adverse down cycle scenarios.

2011 ANNUAL REPORT TO SHAREHOLDERS	89	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide balances and delinquency status of performing and nonperforming loans and leases by segment and class, as well as the total other real estate owned and nonperforming asset balances, as of December 31, 2011 and December 31, 2010.

(In Millions)	CURRENT	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2011
Commercial
Commercial and Institutional	$6,869.2	$15.0	$2.7	$.5	$6,887.4	$31.3	$6,918.7
Commercial Real Estate	2,878.2	10.8	10.3	2.9	2,902.2	79.5	2,981.7
Lease Financing, net	978.8	–	–	–	978.8	–	978.8
Non-U.S.	1,057.5	–	–	–	1,057.5	–	1,057.5
Other	417.6	–	–	–	417.6	–	417.6

Total Commercial	12,201.3	25.8	13.0	3.4	12,243.5	110.8	12,354.3

Personal
Residential Real Estate	10,428.0	67.7	27.6	8.0	10,531.3	177.6	10,708.9
Private Client	5,623.0	15.7	5.7	1.7	5,646.1	5.3	5,651.4
Other	349.3	–	–	–	349.3	–	349.3

Total Personal	16,400.3	83.4	33.3	9.7	16,526.7	182.9	16,709.6

Total Loans and Leases	$28,601.6	$109.2	$46.3	$13.1	$28,770.2	$293.7	$29,063.9

				Total Other Real Estate Owned		$21.2

				Total Nonperforming Assets		$314.9

(In Millions)	CURRENT	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2010
Commercial
Commercial and Institutional	$5,831.2	$16.3	$8.2	$.8	$5,856.5	$58.0	$5,914.5
Commercial Real Estate	3,076.7	24.2	15.7	9.4	3,126.0	116.4	3,242.4
Lease Financing, net	1,063.7	–	–	–	1,063.7	–	1,063.7
Non-U.S.	1,046.2	–	–	–	1,046.2	–	1,046.2
Other	346.6	–	–	–	346.6	–	346.6

Total Commercial	11,364.4	40.5	23.9	10.2	11,439.0	174.4	11,613.4

Personal
Residential Real Estate	10,607.4	76.1	17.2	.9	10,701.6	153.3	10,854.9
Private Client	5,367.8	35.7	13.0	1.9	5,418.4	5.3	5,423.7
Other	240.0	–	–	–	240.0	–	240.0

Total Personal	16,215.2	111.8	30.2	2.8	16,360.0	158.6	16,518.6

Total Loans and Leases	$27,579.6	$152.3	$54.1	$13.0	$27,799.0	$333.0	$28,132.0

				Total Other Real Estate Owned		$45.5

				Total Nonperforming Assets		$378.5

2011 ANNUAL REPORT TO SHAREHOLDERS	90	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide information related to impaired loans by segment and class.

	AS OF DECEMBER 31, 2011			AS OF DECEMBER 31, 2010
(In Millions)	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	SPECIFIC ALLOWANCE	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	SPECIFIC ALLOWANCE
With no related specific allowance:
Commercial and Institutional	$21.4	$24.0	$–	$17.9	$26.1	$–
Commercial Real Estate	46.5	68.0	–	43.7	62.4	–
Residential Real Estate	134.4	162.6	–	111.9	138.1	–
Private Client	1.6	1.9	–	3.7	3.9	–
With a related specific allowance:
Commercial and Institutional	11.9	20.5	8.8	41.7	47.8	19.8
Commercial Real Estate	41.4	50.1	14.1	77.2	88.9	29.5
Residential Real Estate	18.9	26.2	8.9	5.1	5.1	2.4
Private Client	3.3	3.6	1.0	–	–	–
Total:
Commercial	121.2	162.6	22.9	180.5	225.2	49.3
Personal	158.2	194.3	9.9	120.7	147.1	2.4

Total	$279.4	$356.9	$32.8	$301.2	$372.3	$51.7

	YEAR ENDED DECEMBER 31, 2011
(In Millions)	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED
With no related specific allowance:
Commercial and Institutional	$18.3	$.1
Commercial Real Estate	33.0	.5
Residential Real Estate	111.8	2.1
Private Client	2.2	–
With a related specific allowance:
Commercial and Institutional	23.6	–
Commercial Real Estate	59.8	–
Residential Real Estate	9.7	–
Private Client	2.0	–
Total:
Commercial	134.7	.6
Personal	125.7	2.1

Total	$260.4	$2.7

Note: Average recorded investments in impaired loans are calculated as the average of the month-end impaired loan balances for the period.

Interest income that would have been recorded on nonperforming loans in accordance with their original terms totaled approximately $15.4 million in 2011, $16.0 million in 2010, and $8.0 million in 2009.

The average recorded investment in impaired loans was $253.8 million for the year ended December 31, 2010.

There were $9.7 million and $16.3 million of unfunded loan commitments and standby letters of credit at December 31, 2011 and 2010, respectively, issued to borrowers whose loans were classified as nonperforming or impaired.

Troubled Debt Restructurings. As of December 31, 2011 and December 31, 2010, there were $72.2 million and $33.4 million, respectively, of nonperforming TDRs and $41.1 million and $22.9 million, respectively, of performing TDRs, included within impaired loans.

The following table provides, by segment and class, the number of loans and leases modified in TDRs during the year ended December 31, 2011, and their total recorded investments and unpaid principal balances as of December 31, 2011.

($ In Millions)	NUMBER OF LOANS AND LEASES	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE
Commercial
Commercial and Institutional	6	$10.4	$12.1
Commercial Real Estate	16	34.0	42.6

Total Commercial	22	44.4	54.7

Personal
Residential Real Estate	148	32.6	40.4
Private Client	1	–	–

Total Personal	149	32.6	40.4

Total Loans and Leases	171	$77.0	$95.1

Note: Period end balances reflect all paydowns and charge-offs during the year.

TDR modifications primarily involve interest rate concessions, extensions of term, deferrals of principal, and other modifications. Other modifications typically reflect other nonstandard terms which Northern Trust would not

2011 ANNUAL REPORT TO SHAREHOLDERS	91	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

offer to non-troubled borrowers. During the year ended December 31, 2011, TDR modifications of loans within the commercial and institutional class were primarily interest rate concessions, deferrals of principal and other modifications; modifications of commercial real estate loans were primarily interest rate concessions, extensions of term and other modifications; and modifications of residential real estate loans were primarily interest rate concessions, deferrals of principal and extensions of term.

The following table provides, by segment and class, the number of loans and leases modified in troubled debt restructurings during the previous 12 months which subsequently became nonperforming during the year ended December 31, 2011 as well as their total recorded investments and unpaid principal balances as of December 31, 2011.

($ In Millions)	NUMBER OF LOANS AND LEASES	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE
Commercial
Commercial and Institutional	1	$–	$.4

Total Commercial	1	–	.4

Personal
Residential Real Estate	8	2.1	2.6
Private Client	1	.8	1.1

Total Personal	9	2.9	3.7

Total Loans and Leases	10	$2.9	$4.1

Note: Period end balances reflect all paydowns and charge-offs during the year.

All loans and leases modified in TDRs are evaluated for impairment. The nature and extent of impairment of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for credit losses.

Note 7 – Allowance for Credit Losses

The allowance for credit losses, which represents management’s estimate of probable losses related to specific borrower relationships and inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit, is determined by management through a disciplined credit review process. Northern Trust’s accounting policies related to the estimation of the allowance for credit losses and the charging off of loans, leases and other extensions of credit deemed uncollectible are consistent across both loan and lease segments.

Northern Trust’s Loan Loss Allowance Committee assesses a common set of qualitative factors in establishing the inherent portion of the allowance for credit losses. The risk characteristics underlying these qualitative factors, and management’s assessments as to the relative importance of a qualitative factor, can vary between loan segments and between classes within loan segments. Factors evaluated include those related to external matters, such as economic conditions and changes in collateral value, and those related to internal matters, such as changes in asset quality metrics and loan review activities. Risk characteristics such as portfolio delinquencies, percentage of portfolio on the watch list and on nonperforming status, and average borrower ratings are also assessed in the determination of the inherent allowance.

Loan-to-value levels are considered for collateral-secured loans and leases in both the personal and commercial segments. Borrower debt service coverage is evaluated in the personal segment, and cash flow coverage is analyzed in the commercial segment. Similar risk characteristics by type of exposure are analyzed when determining the allowance for unfunded commitments and standby letters of credit. These qualitative factors, together with historical loss rates, serve as the basis for the allowance for credit losses.

Loans, leases and other extensions of credit deemed uncollectible are charged to the allowance for credit losses. Subsequent recoveries, if any, are credited to the allowance. Determinations as to whether an uncollectible loan is charged-off or a specific allowance is established are based on management’s assessment as to the level of certainty regarding the amount of loss.

2011 ANNUAL REPORT TO SHAREHOLDERS	92	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the allowance for credit losses by segment were as follows:

	2011			2010			2009
(In Millions)	COMMERCIAL	PERSONAL	TOTAL	COMMERCIAL	PERSONAL	TOTAL	COMMERCIAL	PERSONAL	TOTAL
Balance at Beginning of Year	$256.7	$100.6	$357.3	$252.2	$88.4	$340.6	$185.6	$65.5	$251.1
Charge-Offs	(56.3)	(60.0)	(116.3)	(76.2)	(73.9)	(150.1)	(53.1)	(79.2)	(132.3)
Recoveries	21.5	11.4	32.9	3.6	3.3	6.9	3.1	3.4	6.5

Net Charge-Offs	(34.8)	(48.6)	(83.4)	(72.6)	(70.6)	(143.2)	(50.0)	(75.8)	(125.8)
Provision for Credit Losses	(10.9)	65.9	55.0	77.2	82.8	160.0	116.3	98.7	215.0
Effect of Foreign Exchange Rates	–	–	–	(.1)	–	(.1)	.3	–	.3

Balance at End of Year	$211.0	$117.9	$328.9	$256.7	$100.6	$357.3	$252.2	$88.4	$340.6

Allowance for Credit Losses Assigned to:
Loans and Leases	$178.6	$116.2	$294.8	$220.7	$98.9	$319.6	$222.9	$86.3	$309.2
Unfunded Commitments and Standby Letters of Credit	32.4	1.7	34.1	36.0	1.7	37.7	29.3	2.1	31.4

Total Allowance for Credit Losses	$211.0	$117.9	$328.9	$256.7	$100.6	$357.3	$252.2	$88.4	$340.6

The following tables provide information regarding the recorded investments in loans and leases and the allowances for credit losses by segment as of December 31, 2011 and 2010.

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2011
Loans and Leases:
Specifically Evaluated for Impairment	$121.2	$158.2	$279.4
Evaluated for Inherent Impairment	12,233.1	16,551.4	28,784.5

Total Loans and Leases	12,354.3	16,709.6	29,063.9
Allowance for Credit Losses on Credit Exposures:
Specifically Evaluated for Impairment	22.9	9.9	32.8
Evaluated for Inherent Impairment	155.7	106.3	262.0

Allowance assigned to loans and leases	178.6	116.2	294.8
Allowance assigned to unfunded commitments and standby letters of credit	32.4	1.7	34.1

Total Allowance for Credit Losses	$211.0	$117.9	$328.9

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2010
Loans and Leases:
Specifically Evaluated for Impairment	$180.5	$120.7	$301.2
Evaluated for Inherent Impairment	11,432.9	16,397.9	27,830.8

Total Loans and Leases	11,613.4	16,518.6	28,132.0
Allowance for Credit Losses on Credit Exposures:
Specifically Evaluated for Impairment	49.3	2.4	51.7
Evaluated for Inherent Impairment	171.4	96.5	267.9

Allowance assigned to loans and leases	220.7	98.9	319.6
Allowance assigned to unfunded commitments and standby letters of credit	36.0	1.7	37.7

Total Allowance for Credit Losses	$256.7	$100.6	$357.3

Note 8 – Concentrations of Credit Risk

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

Commercial Real Estate. The commercial real estate portfolio consists of commercial mortgages and construction, acquisition and development loans extended primarily to highly experienced developers and/or investors well known to Northern Trust. Underwriting standards generally reflect conservative loan-to-value ratios and debt service coverage requirements. Recourse to borrowers through guarantees is also commonly required. Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.3 million each and are primarily located in the Illinois, Florida, California, and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

2011 ANNUAL REPORT TO SHAREHOLDERS	93	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2011	2010
Commercial Mortgages:
Office	$615.6	$605.3
Apartment/ Multi-family	656.3	572.4
Retail	523.1	517.8
Industrial/ Warehouse	357.7	383.7
Other	133.3	193.7

Total Commercial Mortgages	2,286.0	2,272.9
Construction, Acquisition and Development Loans	450.1	591.8
Single Family Investment	161.4	246.8
Other Commercial Real Estate Related	84.2	130.9

Total Commercial Real Estate Loans	$2,981.7	$3,242.4

Residential Real Estate. At December 31, 2011, residential real estate loans totaled $10.7 billion, or 38% of total U.S. loans at December 31, 2011, compared with $10.9 billion or 40% at December 31, 2010. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral are obtained upon refinancing or default or when otherwise considered warranted. Collateral revaluations for mortgages are performed by independent third parties. Of the total $10.7 billion in residential real estate loans, $4.0 billion were in the greater Chicago area, $2.8 billion were in Florida, and $1.5 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $2.2 billion at December 31, 2011 and $2.5 billion at December 31, 2010.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of interest bearing deposits with banks, federal funds sold, and securities purchased under agreements to resell, which totaled $16.8 billion and $15.5 billion at December 31, 2011 and 2010, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $4.2 billion and $2.7 billion at December 31, 2011 and 2010, respectively. Credit risk associated with U.S. and non-U.S. banks and bank holding companies deemed to be counterparties by Credit Policy is managed by the Counterparty Risk Management Committee. Credit risk associated with other U.S. banks and bank holding companies that maintain commercial credit relationships with Northern Trust is managed by the relevant Credit Approval Committee and/or the Senior Credit Committee. Credit limits are established through a review process that includes an internally prepared financial analysis, use of an internal risk rating system and consideration of external ratings from rating agencies. Northern Trust places deposits with banks that have strong internal and external credit ratings and the average life to maturity of deposits with banks is maintained on a short-term basis in order to respond quickly to changing credit conditions.

Note 9 – Buildings and Equipment

A summary of buildings and equipment is presented below.

	DECEMBER 31, 2011
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$32.6	$.8	$31.8
Buildings	252.2	127.0	125.2
Equipment	391.0	209.1	181.9
Leasehold Improvements	298.5	180.5	118.0
Buildings Leased under Capital Leases	83.9	46.3	37.6

Total Buildings and Equipment	$1,058.2	$563.7	$494.5

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $89.2 million in 2011, $93.5 million in 2010, and $95.7 million in 2009.

Note 10 – Lease Commitments

At December 31, 2011, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt

2011 ANNUAL REPORT TO SHAREHOLDERS	94	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2011 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2012	$86.9
2013	85.8
2014	72.1
2015	67.3
2016	53.3
Later Years	380.2

Total Minimum Lease Payments	$745.6

Operating lease rental expense, net of rental income, is recorded in occupancy expense and amounted to $84.2 million in 2011, $68.1 million in 2010, and $70.2 million in 2009. Net rental expense in 2011 includes $6.4 million of restructuring, acquisition and integration related charges attributable to reductions in office space.

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

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2011.

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS, NET
2012	$7.9
2013	8.1
2014	8.4
2015	8.2
2016	8.0
Later Years	23.6

Total Minimum Lease Payments, net	64.2
Less: Amount Representing Interest	19.3

Net Present Value under Capital Lease Obligations	$44.9

Note 11 – Goodwill and Other Intangibles

Changes in the carrying amount of goodwill by business unit for the years ended December 31, 2011 and 2010 were as follows:

(In Millions)	CORPORATE AND INSTITUTIONAL SERVICES	PERSONAL FINANCIAL SERVICES	TOTAL
Balance at December 31, 2009	$334.7	$66.9	$401.6
Goodwill Acquired	–	4.6	4.6
Other Changes*	(5.2)	(.1)	(5.3)

Balance at December 31, 2010	$329.5	$71.4	$400.9
Goodwill Acquired	131.4	—	131.4
Other Changes*	(.3)	—	(.3)

Balance at December 31, 2011	$460.6	$71.4	$532.0

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated goodwill.

Other intangible assets are included in other assets in the consolidated balance sheet. The gross carrying amount and accumulated amortization of other intangible assets subject to amortization as of December 31, 2011 and 2010 were as follows:

OTHER INTANGIBLE ASSETS-SUBJECT TO AMORTIZATION *

	DECEMBER 31
(In Millions)	2011	2010
Gross Carrying Amount	$251.2	$164.2
Accumulated Amortization	127.8	111.0

Net Book Value	$123.4	$53.2

* Includes the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $16.8 million, $14.8 million, and $16.2 million for the years ended December 31, 2011, 2010, and 2009, respectively. Amortization expense for the years 2012, 2013, 2014, 2015 and 2016 is estimated to be $20.8 million, $20.5 million, $20.4 million, $11.7 million, and $9.1 million, respectively.

2011 ANNUAL REPORT TO SHAREHOLDERS	95	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2011, Northern Trust completed its acquisition of the fund administration, investment operations outsourcing and custody business of Bank of Ireland Securities Services. The purchase price, which is subject to certain performance-related adjustments over a one year period after the acquisition date, totaled $84.4 million and was comprised of $71.0 million of cash and $13.4 million of contingent consideration. Goodwill and other intangible assets associated with the acquisition totaled $30.0 million and $45.0 million, respectively. The estimated fair value of the contingent purchase consideration at December 31, 2011 was $11.4 million.

In July 2011, Northern Trust completed its acquisition of Omnium LLC, a hedge fund administrator. The purchase price, which is subject to certain performance-related adjustments over a five year period after the acquisition date, totaled $145.1 million and was comprised of $101.6 million of cash and $43.5 million of contingent consideration. Goodwill and other intangible assets associated with the acquisition totaled $101.4 million and $43.9 million, respectively. The estimated fair value of the contingent purchase consideration at December 31, 2011 was $45.4 million.

Note 12 – Senior Notes and Long-Term Debt

Senior Notes. A summary of senior notes outstanding at December 31 is presented below.

($ In Millions)	RATE	2011	2010
Corporation-Senior Notes (a) (d)
Fixed Rate Due Aug. 2011 (f)	5.30%	$—	$249.9
Fixed Rate Due Nov. 2012 (g) (l)	5.20	206.9	214.6
Fixed Rate Due Aug. 2013 (h) (l)	5.50	422.4	432.2
Fixed Rate Due May 2014	4.63	500.0	500.0
Fixed Rate Due Nov. 2020 (j)	3.45	499.5	499.4
Fixed Rate Due Aug. 2021 (k)	3.38	497.9	–

Total Senior Notes		$2,126.7	$1,896.1

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)	2011	2010
Bank-Subordinated Debt (a) (d)
6.30% Notes due March 2011 (b)	$–	$150.0
4.60% Notes due Feb. 2013 (b)	200.0	200.0
5.85% Notes due Nov. 2017 (b) (l)	241.5	229.5
6.50% Notes due Aug. 2018 (b) (i) (l)	360.8	337.6
5.375% Sterling Denominated Notes due March 2015 (e)	231.1	231.6

Total Bank-Subordinated Debt	1,033.4	1,148.7
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End – 4.64% in 2011; 4.18% in 2010)	670.0	426.4
One to Three Years (Average Rate at Year End – 4.08% in 2011; 4.46% in 2010)	335.0	870.0
Three to Five Years (Average Rate at Year End – None in 2011; 4.40% in 2010)	–	135.0
Five to Ten Years (Average Rate at Year End – 6.29% in 2011; 6.38% in 2010)	50.0	101.1

Total Federal Home Loan Bank Borrowings	1,055.0	1,532.5
Capital Lease Obligations (c)	44.9	48.1

Total Long-Term Debt	$2,133.3	$2,729.3

Long-Term Debt Qualifying as Risk-Based Capital	$678.9	$765.8

(a) Not redeemable prior to maturity.

(b) Under the terms of its current Offering Circular dated August 23, 2011, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $1.0 billion of subordinated notes. Each senior note will mature from 30 days to fifteen years, and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(c) Refer to Note 10.

(d) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

(e) Notes issued at a discount of ..484%.

(f) Notes issued at a discount of .035%.

(g) Notes issued at a discount of .044%.

(h) Notes issued at a discount of .09%.

(i) Notes issued at a discount of .02%

(j) Notes issued at a discount of .117%

(k) Notes issued at a discount of .437%

(l) Interest rate swap contracts were entered into to modify the interest expense on these senior and subordinated notes from fixed rates to floating rates. The swaps are recorded as fair value hedges and at December 31, 2011, increases in the carrying values of the senior and subordinated notes outstanding of $29.9 million and $102.6 million, respectively, were recorded. As of December 31, 2010, increases in the carrying values of senior and subordinated notes outstanding of $47.8 million and $67.4 million, respectively, were recorded.

2011 ANNUAL REPORT TO SHAREHOLDERS	96	NORTHERN TRUST CORPORATION

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

The Corporation has the right to redeem the Series A and Series B Subordinated Debentures, in whole or in part, at a price equal to the principal amount plus accrued and unpaid interest. The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2011 and 2010:

	DECEMBER 31
(In Millions)	2011	2010
NTC Capital I Subordinated Debentures due January 15, 2027	$153.8	$153.8
NTC Capital II Subordinated Debentures due April 15, 2027	123.1	123.1

Total Subordinated Debentures	$276.9	$276.9

Note 14 – Stockholders’ Equity

Preferred Stock. The Corporation is authorized to issue 10,000,000 shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. There was no preferred stock outstanding at December 31, 2011 or 2010.

Common Stock. On May 1, 2009, Northern Trust issued 17,250,000 shares of common stock of the Corporation with a par value of $1.66  2/3 per share. Under the Corporation’s current share buyback program, the Corporation may purchase an additional 5.6 million shares after December 31, 2011. The repurchased shares would be used for general purposes of the Corporation, including management of the Corporation’s capital level and the issuance of shares under stock option and other incentive plans of the Corporation.

The average price paid per share for common stock repurchased in 2011, 2010, and 2009 was $49.63, $52.33, and $55.05, respectively.

An analysis of changes in the number of shares of common stock outstanding follows:

	2011	2010	2009
Balance at January 1	242,268,903	241,679,942	223,263,132
Common Stock Issuance	–	–	17,250,000
Incentive Plan and Awards	189,793	300,376	479,359
Stock Options Exercised	149,385	419,846	938,249
Treasury Stock Purchased	(1,599,572)	(131,261)	(250,798)

Balance at December 31	241,008,509	242,268,903	241,679,942

2011 ANNUAL REPORT TO SHAREHOLDERS	97	NORTHERN TRUST CORPORATION

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

Series B Preferred Stock. The Series B Preferred Stock was without par value and had a liquidation preference of $1,000 per share. Cumulative dividends on the Series B Preferred Stock accrued on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter. The fair value of the Series B Preferred Stock was determined through the use of a discounted cash flow model. The model incorporated projected cash flows over management’s estimate of a five year life of the preferred stock at the date of issuance and an assumed market yield of 12%. The discount was accreted using a constant effective yield of approximately 6.13% over a five year term, consistent with management’s estimate of the life of the preferred stock at the date of issuance. Dividends on the preferred stock and the related accretion of the discount on preferred stock reduced net income applicable to common stock by $111.1 million in 2009.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	98	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Accumulated Other Comprehensive Income (Loss)

The following table summarizes the components of accumulated other comprehensive income (loss) at December 31, 2011, 2010, and 2009, and changes during the years then ended.

	PERIOD CHANGE
(In Millions)	BEGINNING BALANCE (NET OF TAX)	BEFORE TAX AMOUNT	TAX EFFECT	ENDING BALANCE (NET OF TAX)
DECEMBER 31, 2011
Noncredit-Related Unrealized Losses on Securities OTTI	$(21.2)	$10.2	$(3.6)	$(14.6)
Other Unrealized Gains (Losses) on Securities Available for Sale, net	7.7	61.6	(23.4)	45.9
Reclassification Adjustments	–	13.5	(5.0)	8.5

Net Unrealized Gains (Losses) on Securities Available for Sale	(13.5)	85.3	(32.0)	39.8
Unrealized Gains (Losses) on Cash Flow Hedge Designations	11.4	(23.6)	8.8	(3.4)
Reclassification Adjustments	–	(5.6)	2.0	(3.6)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	11.4	(29.2)	10.8	(7.0)
Foreign Currency Translation Adjustments	(7.0)	18.7	(21.2)	(9.5)
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(299.5)	(158.2)	61.3	(396.4)
Prior Service (Cost) Benefit	3.3	7.7	(2.9)	8.1
Reclassification Adjustments	–	30.2	(10.8)	19.4

Total Pension and Other Postretirement Benefit Adjustments	(296.2)	(120.3)	47.6	(368.9)

Accumulated Other Comprehensive Income (Loss)	$(305.3)	$(45.5)	$5.2	$(345.6)

DECEMBER 31, 2010
Noncredit-Related Unrealized Losses on Securities OTTI	$(42.0)	$33.0	$(12.2)	$(21.2)
Other Unrealized Gains (Losses) on Securities Available for Sale, net	.3	(8.8)	3.4	(5.1)
Reclassification Adjustments	–	20.2	(7.4)	12.8

Net Unrealized Gains (Losses) on Securities Available for Sale	(41.7)	44.4	(16.2)	(13.5)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(26.2)	46.7	(17.1)	3.4
Reclassification Adjustments	–	12.6	(4.6)	8.0

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(26.2)	59.3	(21.7)	11.4
Foreign Currency Translation Adjustments	11.3	4.0	(22.3)	(7.0)
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(310.5)	(16.4)	9.3	(317.6)
Prior Service (Cost) Benefit	5.5	–	–	5.5
Reclassification Adjustments	–	25.0	(9.1)	15.9

Total Pension and Other Postretirement Benefit Adjustments	(305.0)	8.6	.2	(296.2)

Accumulated Other Comprehensive Income (Loss)	$(361.6)	$116.3	$(60.0)	$(305.3)

DECEMBER 31, 2009
Cumulative Effect of Applying FSP FAS 115-2 (ASC 320-10)	$–	$(15.0)	$5.5	$(9.5)
Noncredit-Related Unrealized Losses on Securities OTTI	–	(66.4)	24.4	(42.0)
Other Unrealized Gains (Losses) on Securities Available for Sale, net	(212.9)	374.7	(137.5)	24.3
Reclassification Adjustments	–	(22.9)	8.4	(14.5)

Net Unrealized Gains (Losses) on Securities Available for Sale	(212.9)	270.4	(99.2)	(41.7)
Unrealized Gains (Losses) on Cash Flow Hedge Designations	(20.7)	8.2	(3.0)	(15.5)
Reclassification Adjustments	–	(16.9)	6.2	(10.7)

Net Unrealized Gains (Losses) on Cash Flow Hedge Designations	(20.7)	(8.7)	3.2	(26.2)
Foreign Currency Translation Adjustments	12.8	(38.1)	36.6	11.3
Pension and Other Postretirement Benefit Adjustments
Net Actuarial (Loss) Gain	(266.5)	(64.0)	8.8	(321.7)
Prior Service (Cost) Benefit	(6.4)	17.6	(6.4)	4.8
Transition Obligation	(1.2)	1.4	(.5)	(.3)
Reclassification Adjustments	–	19.4	(7.2)	12.2

Total Pension and Other Postretirement Benefit Adjustments	(274.1)	(25.6)	(5.3)	(305.0)

Accumulated Other Comprehensive Income (Loss)	$(494.9)	$198.0	$(64.7)	$(361.6)

2011 ANNUAL REPORT TO SHAREHOLDERS	99	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – Net Income Per Common Share

The computations of net income per common share are presented below.

(In Millions Except Share Information)	2011	2010	2009
BASIC NET INCOME PER COMMON SHARE
Average Number of Common Shares Outstanding	241,401,310	242,028,776	235,511,879
Net Income	$603.6	$669.5	$864.2
Less: Dividends on Preferred Stock	–	–	(111.1)

Net Income Applicable to Common Stock	$603.6	$669.5	753.1
Less: Earnings Allocated to Participating Securities	7.1	5.6	5.3

Earnings Allocated to Common Shares Outstanding	596.5	663.9	747.8
Basic Net Income Per Common Share	2.47	2.74	3.18

DILUTED NET INCOME PER COMMON SHARE
Average Number of Common Shares Outstanding	241,401,310	242,028,776	235,511,879
Plus Stock Option Dilution	410,074	473,755	904,150

Average Common and Potential Common Shares	241,811,384	242,502,531	236,416,029

Earnings Allocated to Common and Potential Common Shares	$596.5	$663.9	$747.8
Diluted Net Income Per Common Share	2.47	2.74	3.16

Note: Common stock equivalents totaling 13,240,787, 8,392,686, and 7,146,701 for the years ended December 31, 2011, 2010, and 2009, respectively, were not included in the computation of diluted earnings per share because their inclusion would have been antidilutive.

Note 17 – Net Interest Income

The components of net interest income were as follows:

(In Millions)	2011	2010	2009
Interest Income
Loans and Leases	$938.7	$932.6	$942.2
Securities – Taxable	223.6	186.0	208.4
– Non-Taxable	25.0	29.5	33.5
Interest-Bearing Deposits with Banks	192.8	134.6	209.6
Federal Reserve Deposits and Other	28.5	14.0	12.3

Total Interest Income	$1,408.6	$1,296.7	1,406.0

Interest Expense
Deposits	$230.0	$201.0	207.0
Federal Funds Purchased	1.9	4.8	5.7
Securities Sold under Agreements to Repurchase	.7	1.0	1.1
Other Borrowings	5.5	5.4	4.2
Senior Notes	64.4	48.6	44.0
Long-Term Debt	94.6	114.8	139.9
Floating Rate Capital Debt	2.4	2.4	4.3
Total Interest Expense	399.5	378.0	406.2

Net Interest Income	$1,009.1	$918.7	$999.8

2011 ANNUAL REPORT TO SHAREHOLDERS	100	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Other Operating Income

The components of other operating income were as follows:

(In Millions)	2011	2010	2009
Loan Service Fees	$68.9	$60.3	$52.1
Banking Service Fees	54.9	57.3	53.1
Other Income	34.3	28.7	31.6

Total Other Operating Income	$158.1	$146.3	$136.8

Note 19 – Other Operating Expense

The components of other operating expense were as follows:

(In Millions)	2011	2010	2009
Business Promotion	$82.1	$81.0	$66.6
FDIC Insurance Premiums	29.3	33.9	54.1
Staff Related	37.6	37.4	31.3
Other Intangibles Amortization	17.5	14.4	16.2
Capital Support Agreements	–	–	(109.3)
Other Expenses	100.6	103.3	77.4

Total Other Operating Expense	$267.1	$270.0	$136.3

Note 20 – Restructuring, Acquisition and Integration Related Charges

Charges totaling $91.6 million ($59.8 million on an after tax basis) were recorded in the year ended December 31, 2011 in connection with restructuring, acquisition and integration related activities. No similar charges were recorded in 2010 or 2009. Restructuring charges include severance expense, consulting expense, charges related to software write-offs, and reductions in office space. Acquisition and integration charges relate to expense incurred in connection with the acquisition and integration of the fund administration, investment operations outsourcing, and custody business of the Bank of Ireland Securities Services, now known as Northern Trust Securities Services (Ireland) Limited, and of Omnium LLC, now known as Northern Trust Hedge Fund Services LLC. The following table details the amounts and associated expense categories of the charges recorded.

(In Millions)	YEAR ENDED DECEMBER 31, 2011
Compensation	$50.2
Employee Benefits	4.3
Outside Services	16.8
Equipment and Software	10.9
Occupancy	6.4
Other Operating Expense	3.0

Total Charges	$91.6

Note 21 – Income Taxes

The following table reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)	2011	2010	2009
Tax at Statutory Rate	$309.3	$346.4	$439.3
Tax Exempt Income	(9.9)	(10.8)	(11.9)
Leveraged Lease Adjustments	(4.7)	(.8)	(4.8)
Foreign Tax Rate Differential	(21.3)	(20.1)	(20.9)
State Taxes, net	22.8	17.3	9.8
Other	(16.1)	(11.7)	(20.5)

Provision for Income Taxes	$280.1	$320.3	$391.0

The Corporation files income tax returns in the U.S. federal, various state, and foreign jurisdictions. The Corporation is no longer subject to income tax examinations by U.S. federal or by non-U.S. tax authorities for years before 2005. The Corporation is no longer subject to income tax examinations by state or local tax authorities for years before 1997.

Included in other liabilities within the consolidated balance sheet at December 31, 2011 and 2010 were $17.8 million and $89.9 million of unrecognized tax benefits, respectively. If recognized, 2011 and 2010 net income would have increased by $14.5 million and $22.6 million, respectively, resulting in a decrease of those years’ effective

2011 ANNUAL REPORT TO SHAREHOLDERS	101	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

income tax rates. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In Millions)	2011	2010
Balance at January 1	$89.9	$88.9
Additions for Tax Positions Taken in Current Year	–	.2
Additions for Tax Positions Taken in Prior Years	2.2	7.1
Reductions for Tax Positions Taken in Prior Years	(5.2)	(6.0)
Reductions Resulting from Expiration of Statutes	(.9)	(.3)
Reductions Resulting from Settlements with Taxing Authorities	(68.2)	–

Balance at December 31	$17.8	$89.9

As part of its audit of federal tax returns filed from 1997-2004, the Internal Revenue Service (IRS) challenged the Corporation’s tax position with respect to certain structured leasing transactions and proposed to disallow certain tax deductions and assess related interest and penalties. In November 2011, the Corporation reached a settlement agreement with the IRS Appeals Office regarding all remaining disputed structured leasing transactions.

Included in unrecognized tax benefits at January 1, 2011 were $66.7 million of U.S. federal and state tax positions related to leveraged leasing tax deductions. As a result of the settlement agreement reached in 2011, this balance was fully eliminated as of December 31, 2011. Other unrecognized tax benefits had net decreases of $5.4 million, resulting in a remaining balance of $17.8 million at December 31, 2011. It is possible that changes in the amount of unrecognized tax benefits could occur in the next 12 months due to changes in judgment related to recognition or measurement, settlements with taxing authorities, or expiration of statute of limitations. Management does not believe that future changes, if any, would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

GAAP requires a reallocation of lease income from the inception of a leveraged lease if during its term the expected timing of lease related income tax deductions is revised. The impacts of revisions to management’s assumptions are recorded through earnings in the period in which the assumptions change. As a result of the settlement agreement reached in 2011, revisions were made to cash flow estimates regarding the timing and amount of leveraged lease income tax deductions which increased interest income by $7.0 million and reduced the provision for income taxes, inclusive of interest and penalties, by $4.7 million for the year ended December 31, 2011. For the year ended December 31, 2010, revised cash flow estimates regarding the timing and amount of leveraged lease income tax deductions reduced interest income by $.9 million and reduced the provision for income taxes, inclusive of interest and penalties, by $.8 million. For the year ended December 31, 2009, revised cash flow estimates regarding the timing and amount of leveraged lease income tax deductions increased interest income by $1.1 million and increased the provision for income taxes, inclusive of interest and penalties, by $1.5 million.

During the years ended December 31, 2011, 2010, and 2009, ($1.2) million, $.4 million, and $1.9 million of interest and penalties, net of tax, were included in the provision for income taxes. As of December 31, 2011 and 2010, the liability for the potential payment of interest and penalties totaled $9.1 million and $27.1 million, net of tax, respectively.

Pre-tax earnings of non-U.S. subsidiaries are subject to U.S. taxation when effectively repatriated. Northern Trust provides income taxes on the undistributed earnings of non-U.S. subsidiaries, except to the extent that those earnings are indefinitely reinvested outside the U.S. Northern Trust elected to indefinitely reinvest $105.9 million, $102.8 million, and $103.5 million of 2011, 2010, and 2009 earnings, respectively, of certain non-U.S. subsidiaries and, therefore, no U.S. deferred income taxes were recorded on those earnings. As of December 31, 2011, the cumulative amount of undistributed pre-tax earnings in these subsidiaries approximated $677.5 million. Based on the current U.S. federal income tax rate, an additional deferred tax liability of approximately $154.5 million would have been required as of December 31, 2011 if Northern Trust had not elected to indefinitely reinvest those earnings.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(In Millions)	2011	2010	2009
Current Tax Provision:
Federal	$113.6	$220.0	$124.6
State	15.1	21.8	(7.1)
Non-U.S.	54.2	66.4	89.7

Total	182.9	308.2	207.2

Deferred Tax Provision:
Federal	84.0	6.2	162.9
State	11.3	5.2	24.1
Non-U.S.	1.9	.7	(3.2)

Total	97.2	12.1	183.8

Provision for Income Taxes	$280.1	$320.3	$391.0

2011 ANNUAL REPORT TO SHAREHOLDERS	102	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to the amounts shown above, tax charges (benefits) have been recorded directly to stockholders’ equity for the following items:

(In Millions)	2011	2010	2009
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$.6	$(1.2)	$(4.2)
Tax Effect of Other Comprehensive Income	(5.2)	60.0	64.7

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31
(In Millions)	2011	2010	2009
Deferred Tax Liabilities:
Lease Financing	$398.2	$382.4	$404.6
Software Development	254.9	197.2	180.8
Accumulated Depreciation	48.6	40.7	16.1
Compensation and Benefits	7.1	23.3	9.7
State Taxes, net	52.4	41.7	34.2
Other Liabilities	137.6	41.1	37.1

Gross Deferred Tax Liabilities	898.8	726.4	682.5

Deferred Tax Assets:
Allowance for Credit Losses	114.5	124.7	118.5
Visa Indemnification	—	8.1	19.7
Other Assets	150.0	51.3	74.1

Gross Deferred Tax Assets	264.5	184.1	212.3

Valuation Reserve	—	—	—
Deferred Tax Assets, net of Valuation Reserve	264.5	184.1	212.3

Net Deferred Tax Liabilities	$634.3	$542.3	$470.2

No valuation allowance related to deferred tax assets was recorded at December 31, 2011, 2010, or 2009, as management believes it is more likely that not that the deferred tax assets will be fully realized. At December 31, 2011, Northern Trust had no net operating loss carryforwards.

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

Northern Trust also maintains a noncontributory supplemental pension plan for participants whose retirement benefit payments under the U.S. plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a “Rabbi” Trust, used to hold assets designated for the funding of benefits in excess of those permitted in certain of its qualified retirement plans. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2011 and 2010 amounted to $71.4 million and $65.9 million, respectively.

Benefit levels under the U.S. qualified and supplemental plans have been modified by Plan Amendments effective April 1, 2012. The amendments reduced the projected benefit obligations for these plans by $7.7 million at December 31, 2011. U.S. qualified and supplemental plan expense in 2012 and future periods will reflect the modified benefit levels.

2011 ANNUAL REPORT TO SHAREHOLDERS	103	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the status, amounts included in AOCI, and net periodic pension expense of the U.S. plan, non-U.S. plans, and supplemental plan for 2011, 2010 and 2009. Prior service costs are being amortized on a straight-line basis over 10 years for the U.S. plan and 9 years for the supplemental plan.

PLAN STATUS

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2011	2010	2011	2010	2011	2010
Accumulated Benefit Obligation	$797.6	$659.0	$127.1	$116.1	$89.9	$79.6

Projected Benefit	904.6	762.9	127.1	116.1	100.3	86.9
Plan Assets at Fair Value	1,094.1	982.1	123.3	122.2	–	–

Funded Status at December 31	$189.5	$219.2	$(3.8)	$6.1	$(100.3)	$(86.9)

Weighted-Average Assumptions:
Discount Rates	4.75%	5.50%	5.02%	5.58%	4.75%	5.50%
Rate of Increase in Compensation Level	4.02	4.02	N/A	N/A	4.02	4.02
Expected Long-Term Rate of Return on Assets	8.00	8.00	5.28	6.27	N/A	N/A

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2011	2010	2011	2010	2011	2010
Net Actuarial Loss	$490.4	$382.1	$24.8	$16.3	$66.4	$56.5
Prior Service Cost	(4.4)	6.5	–	–	2.7	1.3

Gross Amount in Accumulated Other Comprehensive Income	486.0	388.6	24.8	16.3	69.1	57.8
Income Tax Effect	183.1	142.6	3.7	2.8	26.0	21.1

Net Amount in Accumulated Other Comprehensive Income	$302.9	$246.0	$21.1	$13.5	$43.1	$36.7

NET PERIODIC PENSION EXPENSE

	U.S. PLAN			NON-U.S. PLANS			SUPPLEMENTAL PLAN
($ In Millions)	2011	2010	2009	2011	2010	2009	2011	2010	2009
Service Cost	$42.8	$37.9	$33.1	$–	$1.8	$3.8	$3.2	$3.2	$2.6
Interest Cost	40.8	36.9	33.4	6.5	6.9	6.7	4.4	4.8	3.9
Expected Return on Plan Assets	(78.8)	(73.2)	(59.7)	(8.3)	(8.3)	(8.1)	N/A	N/A	N/A
Gain on Plan Curtailment	–	–	–	–	(2.2)	–	–	–	–
Amortization:
Net Loss	26.0	20.0	12.2	.2	.5	1.3	5.6	6.0	3.9
Prior Service Cost	1.6	1.6	1.2	–	–	–	0.4	.1	(.1)

Net Periodic Pension Expense (Benefit)	$32.4	$23.2	$20.2	$(1.6)	$(1.3)	$3.7	$13.6	$14.1	$10.3

Weighted-Average Assumptions:
Discount Rates	5.50%	6.00%	6.25%	5.58%	6.05%	5.80%	5.50%	6.00%	6.25%
Rate of Increase in Compensation Level	4.02	4.02	4.02	N/A	4.31	4.15	4.02	4.02	4.02
Expected Long-Term Rate of Return on Assets	8.00	8.00	8.00	6.27	6.60	6.66	N/A	N/A	N/A

Pension expense for 2012 is expected to include approximately $41.1 million and $.1 million related to the amortization of net loss and prior service cost balances, respectively, from AOCI.

2011 ANNUAL REPORT TO SHAREHOLDERS	104	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CHANGE IN BENEFIT OBLIGATION

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2011	2010	2011	2010	2011	2010
Beginning Balance	$762.9	$642.0	$116.1	$134.4	$86.9	$85.9
Service Cost	42.8	37.9	–	1.8	3.2	3.2
Interest Cost	40.8	36.9	6.5	6.9	4.4	4.8
Actuarial Loss (Gain)	108.8	80.7	8.0	(2.1)	15.4	5.0
Plan Curtailment	–	–	–	(11.4)	–	–
Benefits Paid	(41.3)	(34.6)	(2.5)	(5.9)	(11.3)	(12.0)
Plan Amendment	(9.4)	–	–	–	1.7	–
Foreign Exchange Rate Changes	–	–	(1.0)	(7.6)	–	–

Ending Balance	$904.6	$762.9	$127.1	$116.1	$100.3	$86.9

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2012	$65.6	$1.9	$12.5
2013	71.1	2.0	11.6
2014	71.7	2.2	9.1
2015	75.6	2.6	9.0
2016	78.2	2.8	9.1
2017-2021	400.5	17.5	48.5

CHANGE IN PLAN ASSETS

	U.S. PLAN		NON-U.S. PLANS
(In Millions)	2011	2010	2011	2010
Fair Value of Assets at Beginning of Period	$982.1	$821.9	$122.2	$113.7
Actual Return on Assets	53.3	126.8	4.5	9.3
Employer Contributions	100.0	68.0	–	10.4
Benefits Paid	(41.3)	(34.6)	(2.5)	(5.9)
Foreign Exchange Rate Changes	–	–	(.9)	(5.3)

Fair Value of Assets at End of Period	$1,094.1	$982.1	$123.3	$122.2

The minimum required contribution for the U.S. qualified plan in 2012 is estimated to be zero and the maximum deductible contribution is estimated at $175.0 million.

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

Investment in global real estate is designed to provide stable income returns and added diversification based upon

2011 ANNUAL REPORT TO SHAREHOLDERS	105	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Though not a primary strategy for meeting the plan’s objectives, derivatives may be used from time to time, depending on the nature of the asset class to which they relate, to gain market exposure in an efficient and timely manner, to hedge foreign currency exposure or interest rate risk, or to alter the duration of a portfolio. There were no derivatives held by the plan at December 31, 2011 or 2010.

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

While Northern Trust believes its valuation methods for plan assets are appropriate and consistent with other market participants, the use of different methodologies or assumptions, particularly as applied to Level 3 assets, could have a material effect on the computation of their estimated fair values.

2011 ANNUAL REPORT TO SHAREHOLDERS	106	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair values of Northern Trust’s U.S. pension plan assets, by major asset category, and their level within the fair value hierarchy defined by GAAP as of December 31, 2011 and 2010.

	DECEMBER 31, 2011
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Equity Securities
U.S.	$195.7	$197.7	$–	$393.4
Non-U.S.	139.7	35.0	–	174.7
Fixed Income – U.S. Government	–	292.1	–	292.1
Alternative Investments
Private Equity Funds	–	–	45.5	45.5
Hedge Fund	–	–	29.2	29.2
Global Real Estate Fund	–	38.1	–	38.1
Commodity Linked Fund	34.3	–	–	34.3
Cash and Other	86.8	–	–	86.8

Total Assets at Fair Value	$456.5	$562.9	$74.7	$1,094.1

	DECEMBER 31, 2010
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Equity Securities
U.S.	$185.2	$221.7	$–	$406.9
Non-U.S.	169.9	40.6	–	210.5
Fixed Income – U.S. Government	–	207.8	–	207.8
Alternative Investments
Private Equity Funds	–	–	33.5	33.5
Hedge Fund	–	–	29.7	29.7
Global Real Estate Fund	–	41.6	–	41.6
Commodity Linked Fund	39.3	–	–	39.3
Cash and Other	12.8	–	–	12.8

Total Assets at Fair Value	$407.2	$511.7	$63.2	$982.1

The following table presents the changes in Level 3 assets for the year ended December 31, 2011 and 2010.

	PRIVATE EQUITY FUNDS		HEDGE FUND
(In Millions)	2011	2010	2011	2010
Fair Value at January 1,	$33.5	$28.8	$29.7	$28.7
Actual Return on Plan Assets	7.8	2.9	(0.5)	1.0
Purchases	7.0	4.5	–	–
Sales	(2.8)	(2.7)	–	–
Settlements	–	–	–	–

Fair Value at December 31,	$45.5	$33.5	$29.2	$29.7

Note: The return on plan assets represents the change in the unrealized gain (or loss) on assets still held at December 31.

A building block approach is employed for Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation expectations and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio rate of return is established with consideration given to diversification and rebalancing. The rate is reviewed against peer data and historical returns to verify the return is reasonable and appropriate. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets as of the plan’s December 31, 2011 measurement date was set at 8.00%.

Postretirement Health Care. Northern Trust maintains an unfunded postretirement health care plan. Employees retiring at age 55 or older under the provisions of the U.S. defined benefit plan who have attained 15 years of service may be eligible for subsidized postretirement health care coverage. The cost of this benefit is no longer subsidized by Northern Trust for new employee hires or employees who were under age 40 at December 31, 2002, employees who have not attained 15 years of service by their termination date and employees who were not at least age 55 with at least 15 years of service on December 31, 2011. The provisions of this plan may be changed further at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.

The following tables set forth the postretirement health care plan status and amounts included in AOCI at December 31, the net periodic postretirement benefit cost of the plan for 2011 and 2010, and the change in the accumulated postretirement benefit obligation during 2011 and 2010.

PLAN STATUS

(In Millions)	2011	2010
Accumulated Postretirement Benefit Obligation at Measurement Date:
Retirees and Dependents	$31.8	$29.4
Actives Eligible for Benefits	22.7	14.9
Actives Not Yet Eligible	–	7.0

Net Postretirement Benefit Liability	$54.5	$51.3

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

(In Millions)	2011	2010
Net Actuarial Loss	$10.9	$13.0
Prior Service Benefit	(8.0)	(13.0)

Gross Amount in Accumulated Other Comprehensive Income	2.9	–
Income Tax Effect	1.1	–

Net Amount in Accumulated Other Comprehensive Income	$1.8	$–

2011 ANNUAL REPORT TO SHAREHOLDERS	107	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NET PERIODIC POSTRETIREMENT BENEFIT EXPENSE

(In Millions)	2011	2010	2009
Service Cost	$.4	$.8	$1.7
Interest Cost	2.8	2.8	3.7
Amortization
Net Loss	1.6	2.0	.5
Transition Obligation	–	–	.5
Prior Service Benefit	(5.2)	(5.2)	(.1)

Net Periodic Postretirement Benefit Expense	$(.4)	$.4	$6.3

CHANGE IN ACCUMULATED POSTRETIREMENT

BENEFIT OBLIGATION

(In Millions)	2011	2010
Beginning Balance	$51.3	$49.9
Service Cost	.4	.8
Interest Cost	2.8	2.8
Actuarial Loss (Gain)	(.2)	(.6)
Gross Benefits Paid	(.4)	(2.1)
Medicare Subsidy	.6	.5
Plan Change	–	–

Ending Balance	$54.5	$51.3

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	TOTAL POSTRETIREMENT MEDICAL BENEFITS	EXPECTED PRESCRIPTION DRUG SUBSIDY AMOUNT
2012	$3.7	$(.6)
2013	4.2	(.7)
2014	4.5	(.8)
2015	4.6	(.9)
2016	4.7	(1.0)
2017-2021	22.4	(5.0)

Net periodic postretirement benefit expense for 2012 is expected to include approximately $1.1 million related to the amortization from AOCI of the net loss, and to be decreased by $5.0 million related to the amortization from AOCI of the prior service benefit.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 4.75% at December 31, 2011 and 5.50% at December 31, 2010. For measurement purposes, an 8.50% annual increase in the cost of covered medical benefits and a 9.00% annual increase in the cost of covered prescription drug benefits were assumed for 2011. These rates are assumed to gradually decrease until they reach 5.00% in 2018 for medical and 2019 for prescription drugs. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(In Millions)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Postretirement Benefit Obligation	$2.2	$(2.5)
Effect on Total Service and Interest Cost Components	.1	(.1)

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a matching component and a component contingent upon predetermined corporate performance-based objectives being met. The expense associated with defined contribution plans is charged to employee benefits and totaled $39.3 million in 2011, $46.5 million in 2010, and $47.0 million in 2009.

Note 23 – Share-Based Compensation Plans

Northern Trust recognizes as compensation expense the grant-date fair value of stock options and other equity based compensation granted to employees within the income statement using a fair value-based method.

Total compensation expense for share-based payment arrangements and the associated tax impacts were as follows for the periods presented:

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2011	2010	2009
Stock Options	$34.1	$27.6	$27.9
Stock and Stock Unit Awards	36.2	25.1	19.7
Performance Stock Units	—	—	(22.2)

Total Share-Based Compensation Expense	$70.3	$52.7	$25.4
Tax Benefits Recognized	$26.5	$19.3	$9.3

As of December 31, 2011, there was $122.5 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s stock-based compensation plans. That cost is expected to be recognized as expense over a weighted-average period of approximately 3 years. Share-based compensation

2011 ANNUAL REPORT TO SHAREHOLDERS	108	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expense in 2009 includes the reversal of accruals related to performance stock units granted in 2008 and 2007 which were not expected to vest.

The Amended and Restated Northern Trust Corporation 2002 Stock Plan (the Plan) is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the Plan. The Plan provides for the grant of stock options, stock appreciation rights, stock awards, stock units and performance shares. As detailed below, grants are outstanding under both the Plan and The Northern Trust Corporation Amended 1992 Incentive Stock Plan (1992 Plan), a predecessor plan. The total number of shares of the Corporation’s common stock authorized for issuance under the Plan is 40,000,000. As of December 31, 2011, shares available for future grant under the Plan totaled 12,423,266.

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

The weighted-average assumptions used for options granted during the years ended December 31 are as follows:

	2011	2010	2009
Expected Term (in Years)	7.7	7.4	6.8
Dividend Yield	4.56%	4.38%	3.51%
Expected Volatility	43.2	41.5	40.7
Risk Free Interest Rate	2.94	2.64	2.46

The expected term of options represents the period of time options granted are expected to be outstanding based primarily on the historical exercise behavior attributable to previous option grants. Dividend yield represents the estimated yield from dividends paid on the Corporation’s common stock over the expected term of the options. Expected volatility is determined based on the historical daily volatility of Northern Trust’s stock price over the most recent period equal to the expected term of the option. The risk free interest rate is based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

The following table provides information about stock options granted, vested, and exercised in the years ended December 31.

(In Millions, Except Per Share Information)	2011	2010	2009
Weighted Average Grant-Date Per Share Fair Value of Stock Options Granted	$15.26	$14.45	$16.94
Grant-Date Fair Value of Stock Options Vested	27.9	26.7	18.4
Stock Options Exercised:
Intrinsic Value as of Exercise Date	1.5	5.0	11.3
Cash Received	5.4	16.9	38.9
Tax Deduction Benefits Realized	.5	1.7	3.6

The following is a summary of changes in nonvested stock options for the year ended December 31, 2011.

NONVESTED SHARES	SHARES	WEIGHTED- AVERAGE GRANT- DATE FAIR VALUE PER SHARE
Nonvested as December 31, 2010	4,735,065	$15.89
Granted	2,380,933	15.26
Vested	(1,713,989)	16.30
Forfeited or Cancelled	(53,662)	15.43

Nonvested at December 31, 2011	5,348,347	$15.48

2011 ANNUAL REPORT TO SHAREHOLDERS	109	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of stock options under the Plan and the 1992 Plan at December 31, 2011, and changes during the year then ended, are presented in the table below.

($ In Millions Except Per Share Information)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Options Outstanding, December 31, 2010	16,407,354	$53.78
Granted	2,380,933	51.73
Exercised	(149,385)	38.66
Forfeited, Expired or Cancelled	(1,637,487)	66.65

Options Outstanding, December 31, 2011	17,001,415	$52.39	5.0	$9.1

Options Exercisable, December 31, 2011	11,653,068	$51.80	3.5	$9.0

Stock and Stock Unit Awards. Stock or stock unit awards may be granted by the Committee to participants which entitle them to receive a payment in the Corporation’s common stock or cash under the terms of the Plan and such other terms and conditions as the Committee deems appropriate. Each stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The stock units granted in 2011 predominately vest at a rate equal to 50% on the third anniversary date of the grant and 50% on the fourth anniversary date. Stock and stock unit grants totaled 995,176, 1,223,539, and 646,549, with weighted average grant-date fair values of $50.79, $50.67, and $56.07 per share, for the years ended December 31, 2011, 2010, and 2009, respectively. The total fair value of shares vested during the years ended December 31, 2011, 2010, and 2009, was $7.1 million, $19.1 million, and $25.6 million, respectively.

A summary of the status of outstanding stock and stock unit awards under the Plan and the 1992 Plan at December 31, 2011, and changes during the year then ended, is presented in the table below.

($ In Millions)	NUMBER	AGGREGATE INTRINSIC VALUE
Stock and Stock Unit Awards Outstanding, December 31, 2010	2,144,510	$118.8
Granted	995,176
Distributed	(179,812)
Forfeited	(45,309)

Stock and Stock Unit Awards Outstanding, December 31, 2011	2,914,565	$115.6

Units Convertible, December 31, 2011	105,498	$4.2

The following is a summary of nonvested stock and stock unit awards at December 31, 2011, and changes during the year then ended.

NONVESTED STOCK AND STOCK UNITS	NUMBER	WEIGHTED AVERAGE GRANT- DATE FAIR VALUE PER UNIT	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)
Nonvested at December 31, 2010	2,038,244	$54.41	2.7
Granted	995,176	50.79
Vested	(179,044)	66.81
Forfeited	(45,309)	54.99

Nonvested at December 31, 2011	2,809,067	$52.33	2.4

Director Stock Awards. In 2011, stock units with a total value of $1.1 million (22,188 stock units) that vest on the date of the 2012 annual meeting of the Corporation’s stockholders were granted to non-employee directors. In 2010, stock units with a total value of $1.1 million (21,131 stock units) that vested on the date of the 2011 annual meeting of the Corporation’s stockholders were granted to non-employee directors. Stock units granted to non-employee directors do not have voting rights. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the

2011 ANNUAL REPORT TO SHAREHOLDERS	110	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock unit account that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

Note 24 – Cash-Based Compensation Plans

Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals, and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $176.7 million in 2011, $168.4 million in 2010, and $168.9 million in 2009.

Note 25 – Contingent Liabilities

Legal Proceedings. In the normal course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions, including, but not limited to, actions brought on behalf of various claimants or classes of claimants, regulatory matters, employment matters, and challenges from tax authorities regarding the amount of taxes due. In certain of these actions and proceedings, claims for substantial monetary damages or adjustments to recorded tax liabilities are asserted.

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

Under GAAP, (i) an event is “probable” if the “future event or events are likely to occur”; (ii) an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely”; and (iii) an event is “remote” if “the chance of the future event or events occurring is slight”. Thus, references to the upper end of the range of reasonably possible loss for cases in which the Corporation is able to estimate a range of reasonably possible loss mean the upper end of the range of loss for cases for which the Corporation believes the risk of loss is more than remote.

For the reasons set out in this paragraph, the outcome of some matters is inherently difficult to predict and/or the range of loss cannot be reasonably estimated. This may be the case in matters that (i) will be decided by a jury, (ii) are in early stages, (iii) involve uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iv) are subject to appeals or motions, (v) involve significant factual issues to be resolved, including with respect to the amount of damages, or (vi) seek very large damages based on novel and complex damage and liability legal theories. Accordingly, the Corporation cannot reasonably estimate the eventual outcome of these pending matters, the timing of their ultimate resolution, or what the eventual loss, fines or penalties, if any, related to each pending matter will be.

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

For a limited number of the matters for which a loss is reasonably possible in future periods, whether in excess of an accrued liability or where there is no accrued liability, the Corporation is able to estimate a range of possible loss. As of December 31, 2011, the Corporation has estimated the upper end of the range of reasonably possible losses for these matters to be approximately $32 million in the aggregate. This aggregate amount of reasonably possible loss is based upon currently available information and is subject to significant judgment and a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated range will change from time to time, and actual results will vary significantly from the current estimate.

In certain other pending matters, there may be a range of reasonably possible losses (including reasonably possible losses in excess of amounts accrued) that cannot be reasonably estimated for the reasons described above. The following is a description of the nature of certain of these matters.

As previously disclosed, a number of participants in our securities lending program, which is associated with the Corporation’s asset servicing business, have commenced either individual lawsuits or putative class actions in which they claim, among other things, that we failed to exercise prudence in the investment management of the collateral received from the borrowers of the securities, resulting in losses that they seek to recover. The cases assert various contractual, statutory and common law claims, including claims for breach of fiduciary duty under common law and under the Employee Retirement Income Security Act (ERISA). Based on our review of these matters, we believe we operated our securities lending program prudently and appropriately. The Corporation has also been cooperating fully with an SEC investigation related to our securities lending program. At this

2011 ANNUAL REPORT TO SHAREHOLDERS	111	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stage of these proceedings, it is not possible for management to assess the probability of a material adverse outcome or reasonably estimate the amount of any potential loss.

On August 24, 2010, a lawsuit (hereinafter referred to as the “Securities Class Action”) was filed in federal court in the Northern District of Illinois against the Corporation and three of its present or former officers, including the present and former Chief Executive Officers of the Corporation, on behalf of a purported class of purchasers of Corporation stock during the period from October 17, 2007 to October 20, 2009. The amended complaint alleges that during the purported class period the defendants violated Sections 10(b) and 20(a) of the Exchange Act by allegedly taking insufficient provisions for credit losses with respect to the Corporation’s real estate loan portfolio and failing to make sufficient disclosures regarding its securities lending business. Plaintiff seeks compensatory damages in an unspecified amount. At this stage of the suit, it is not possible for management to assess the probability of a material adverse outcome or reasonably estimate the amount of any potential loss.

On September 7, 2010, a shareholder derivative lawsuit, purportedly brought on behalf of the Corporation, was filed in the Circuit Court of Cook County, Illinois against a number of the Corporation’s current and former officers and directors. The Corporation is named as a nominal defendant. The complaint asserts that the individual defendants violated their fiduciary duties to the Corporation based upon substantially the same allegations made in the Securities Class Action complaint. Certain individual defendants are also alleged to have sold some of their holdings of Northern Trust Corporation stock while in possession of material nonpublic information. Plaintiff seeks compensatory damages in an unspecified amount from the individual defendants on behalf of the Corporation. The only relief sought against the Corporation is an order requiring the implementation of certain corporate governance procedures. On December 20, 2011, the court granted the Corporation’s motion to dismiss the derivative lawsuit but gave plaintiff leave to file an amended complaint. Plaintiff elected, instead, to enter into an agreed order staying the derivative suit until the judge in the Securities Class Action rules on the Corporation’s motion to dismiss that complaint.

Visa Membership. Northern Trust, as a member of Visa U.S.A. Inc. (Visa U.S.A.) and in connection with the 2007 initial public offering of Visa, Inc. (Visa), received shares of restricted stock in Visa, a portion of which was redeemed pursuant to a mandatory redemption. The proceeds of the redemption totaled $167.9 million and were recorded as a gain in 2008. The remaining Visa shares held by Northern Trust are recorded at their original cost basis of zero and have restrictions as to their sale or transfer.

Northern Trust, in conjunction with other member banks of Visa U.S.A., is obligated to indemnify Visa for losses resulting from certain indemnified litigation involving Visa and has been required to recognize, at its estimated fair value in accordance with GAAP, a guarantee liability arising from such litigation that has not yet settled.

During 2007, Northern Trust recorded charges and corresponding liabilities of $150 million relating to Visa indemnified litigation. Subsequently, Visa established an escrow account to cover the settlements of, or judgments in, indemnified litigation. The fundings by Visa of its escrow account have resulted in reductions of Northern Trust’s Visa related indemnification liability and of the future realization of the value of outstanding shares of Visa common stock held by Northern Trust as a member bank of Visa U.S.A. Reductions of Northern Trust’s indemnification liability totaling $23.1 million, $33.0 million, and $17.8 million were recorded in 2011, 2010, and 2009, respectively, which combined with a $76.1 million reduction recorded in 2008, fully eliminated the indemnification liability as of December 31, 2011. Northern Trust’s net Visa related indemnification liability totaled $23.1 million at December 31, 2010.

While the ultimate resolution of outstanding Visa related litigation is highly uncertain and the estimation of any potential losses is highly judgmental, Northern Trust anticipates that the value of its remaining shares of Visa stock will be more than adequate to offset any remaining indemnification obligations related to Visa litigation.

Contingent Purchase Consideration. As discussed in further detail in Note 11 – Goodwill and Other Intangibles, in connection with the acquisitions consummated in 2011, contingent consideration was recorded relating to certain performance-related purchase price adjustments. The fair value of the contingent consideration at December 31, 2011 totaled $56.8 million.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	112	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The estimated credit risk associated with derivative instruments relates to the failure of the counterparty and the failure of Northern Trust to pay based on the contractual terms of the agreement, and is generally limited to the unrealized fair value gains and losses on these instruments, respectively. The amount of credit risk will increase or decrease during the lives of the instruments as interest rates, foreign exchange rates, or credit spreads fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities. Credit Support Annex agreements are currently in place with a number of counterparties which mitigate the aforementioned credit risk associated with derivative activity conducted with those counterparties by requiring that significant net unrealized fair value gains be supported by collateral placed with Northern Trust.

All derivative financial instruments, whether designated as hedges or not, are recorded on the consolidated balance sheet at fair value within other assets or other liabilities. As noted in the discussions below, the manner in which changes in the fair value of a derivative is accounted for in the consolidated statement of income depends on whether the contract has been designated as a hedge and qualifies for hedge accounting under GAAP. Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. Derivative assets and liabilities recorded on the consolidated balance sheet were each reduced by $2,023.6 million and $1,818.2 million as of December 31, 2011 and 2010, respectively, as a result of master netting agreements in place. Derivative assets and liabilities recorded at December 31, 2011 also reflect reductions of $220.1 million and $257.4 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties. This compares with reductions of derivative assets and liabilities of $2,622.3 million and $2,962.2 million, respectively, at December 31, 2010. Additional cash collateral received from and deposited with derivative counterparties totaling $72.3 million and $47.8 million, respectively, of as of December 31, 2011, and $9.9 million and $.5 million, respectively, as of December 31, 2010, were not offset against derivative assets and liabilities on the consolidated balance sheet as the amounts exceeded the net derivative positions with those counterparties.

Certain master netting agreements Northern Trust enters into with derivative counterparties contain credit-risk-related contingent features in which the counterparty has the option to declare Northern Trust in default and accelerate cash settlement of the net derivative liabilities with the counterparty in the event Northern Trust’s credit rating falls below specified levels. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a liability position was $.2 billion and $3.3 billion on December 31, 2011 and 2010, respectively. Cash collateral amounts deposited with derivative counterparties on those dates included $.1 billion and $2.9 billion, respectively, posted against these liabilities, resulting in a net maximum amount of termination payments that could have been required at December 31, 2011 and 2010 of $121.6 million and $387.1 million, respectively. Accelerated settlement of these liabilities would not have a material effect on the consolidated financial position or liquidity of Northern Trust.

Foreign Exchange Contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange needs of clients. Foreign exchange contracts are also used for trading purposes and risk management. For risk management purposes, Northern Trust currently uses foreign exchange contracts to reduce its exposure to changes in foreign exchange rates relating to certain forecasted non-functional currency denominated revenue and expenditure transactions, foreign currency denominated assets and liabilities, and net investments in non-U.S. affiliates.

Interest Rate Contracts include swap, option, and forward contracts. Interest rate swap contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Northern Trust enters into interest rate swap contracts on behalf of its clients and also utilizes such contracts to reduce or eliminate the exposure to changes in the cash flows or fair value of hedged assets or liabilities due to changes in interest rates. Interest rate option contracts consist of caps, floors, and swaptions, and provide for the transfer or reduction of interest rate risk in exchange for a fee. Northern Trust enters into option contracts primarily as a seller of interest rate protection

2011 ANNUAL REPORT TO SHAREHOLDERS	113	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to clients. Northern Trust receives a fee at the outset of the agreement for the assumption of the risk of an unfavorable change in interest rates. This assumed interest rate risk is then mitigated by entering into an offsetting position with an outside counterparty. Northern Trust may also purchase option contracts for risk management purposes. Northern Trust enters into interest rate forward contracts to lend funds to a potential borrower at a specified interest rate within a specified period of time. These forward contracts are derivative instruments if the loans that will result from the exercise of the commitments will be held for sale.

Credit Default Swap Contracts are agreements to transfer credit default risk from one party to another in exchange for a fee. Northern Trust enters into credit default swaps with outside counterparties where the counterparty agrees to assume the underlying credit exposure of a specific Northern Trust commercial loan or loan commitment.

Client-Related and Trading Derivative Instruments. In excess of 97% of Northern Trust’s derivatives outstanding at December 31, 2011 and 2010, measured on a notional value basis, relate to client-related and trading activities. These activities consist principally of providing foreign exchange services to clients in connection with Northern Trust’s global custody business. However, in the normal course of business, Northern Trust also engages in trading of currencies for its own account.

The following table shows the notional amounts of client-related and trading derivative financial instruments. Notional amounts of derivative financial instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity. Northern Trust’s credit-related risk of loss is limited to the positive fair value of the derivative instrument, which is significantly less than the notional amount.

	DECEMBER 31, 2011			DECEMBER 31, 2010
(In Millions)	NOTIONAL VALUE	FAIR VALUE ASSET	LIABILITY	NOTIONAL VALUE	FAIR VALUE ASSET	LIABILITY
Foreign Exchange Contracts	$239,901.3	$3,062.1	$2,959.8	$242,007.1	$5,747.9	$5,729.9
Interest Rate Option Contracts	100.5	—	—	126.1	.1	.1
Interest Rate Swap Contracts	4,570.4	188.7	184.6	4,301.7	151.2	148.4
Total	$244,572.2	$3,250.8	$3,144.4	$246,434.9	$5,899.2	$5,878.4

Changes in the fair value of client-related and trading derivative instruments are recognized currently in income. The following table shows the location and amount of gains and losses recorded in the consolidated statement of income for the years ended December 31, 2011 and 2010.

	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME
(In Millions)		DECEMBER 31, 2011	DECEMBER 31, 2010
Foreign Exchange Contracts	Foreign Exchange Trading Income	$324.5	$382.2
Interest Rate Swap Contracts	Security Commissions and Trading Income	5.9	9.3
Total		$330.4	$391.5

Risk Management Instruments. Northern Trust uses derivative instruments to hedge its exposure to foreign currency, interest rate, and credit risk. Certain hedging relationships are formally designated and qualify for hedge accounting under GAAP as fair value, cash flow, or net investment hedges. Other derivatives that are entered into for risk management purposes as economic hedges are not formally designated as hedges and, therefore, are accounted for as trading instruments.

In order to qualify for hedge accounting, a formal assessment is performed on a calendar quarter basis to verify that derivatives used in designated hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. If a derivative ceases to be highly effective, matures, is sold, or is terminated, or if a hedged forecasted transaction is no longer expected to occur, hedge accounting is terminated and the derivative is treated as if it were a trading instrument.

2011 ANNUAL REPORT TO SHAREHOLDERS	114	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table identifies the types and classifications of derivative instruments designated as hedges and used by Northern Trust to manage risk, their notional and fair values, and the respective risks addressed.

			DECEMBER 31, 2011			DECEMBER 31, 2010
				FAIR VALUE			FAIR VALUE
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
FAIR VALUE HEDGES
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Rate	$2,172.0	$2.6	$46.8	$860.0	$4.8	$14.9
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Rate	1,100.0	147.0	.5	1,100.0	129.8	.4
CASH FLOW HEDGES
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Foreign Currency	932.9	9.4	27.2	935.3	19.3	15.2
NET INVESTMENT HEDGES
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Foreign Currency	1,554.7	12.0	1.5	1,390.1	13.0	18.3

Total			$5,759.6	$171.0	$76.0	$4,285.4	$166.9	$48.5

In addition to the above, Sterling denominated debt, totaling $241.2 million and $241.8 million at December 31, 2011 and 2010, respectively, was designated as a hedge of the foreign exchange risk associated with the net investment in certain non-U.S. affiliates.

Derivatives are designated as fair value hedges to limit Northern Trust’s exposure to changes in the fair value of assets and liabilities due to movements in interest rates. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recorded currently in income.

The following table shows the location and amount of derivative gains and losses recorded in the consolidated statement of income related to fair value hedges for the years ended December 31, 2011 and 2010.

	DERIVATIVE INSTRUMENT	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME
(In Millions)			DECEMBER 31, 2011	DECEMBER 31, 2010
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Income	(56.6)	(13.3)
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Expense	194.4	78.8
Total			137.8	65.5

Northern Trust applies the “shortcut” method of accounting, available under GAAP, to substantially all of its fair value hedges, which assumes there is no ineffectiveness in a hedge. As a result, changes recorded in the fair value of the hedged item are equal to the offsetting gain or loss on the derivative and are reflected in the same line item as the gain or loss. For fair value hedges that do not qualify for the “shortcut” method of accounting, Northern Trust utilizes regression analysis, a “long-haul” method of accounting, in assessing whether the hedging relationships are highly effective at inception and on an ongoing basis. There were $.3 million and $.2 million of changes recorded in the fair values of outstanding hedged items for such “long-haul” hedges during the years ended December 31, 2011 and 2010, respectively. There was $.9 million and $.1 million ineffectiveness recorded during the years ended December 31, 2011 and 2010, respectively, and no ineffectiveness recorded during the year ended December 31, 2009, for available for sale investment securities, senior notes, and subordinated debt.

Derivatives are also designated as cash flow hedges in order to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. The effective portion of changes in the fair value of such derivatives is recognized in AOCI, a component of stockholders’ equity, and there is no change to the accounting for the hedged item. When the hedged forecasted transaction impacts earnings, balances in AOCI are reclassified to the same income or expense classification as the hedged item. Northern Trust assesses effectiveness using regression analysis for cash flow hedges of

2011 ANNUAL REPORT TO SHAREHOLDERS	115	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

available for sale securities. Ineffectiveness is measured using the hypothetical derivative method. For cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions, Northern Trust closely matches all terms of the hedged item and the hedging derivative at inception and on an ongoing basis which limits hedge ineffectiveness. To the extent all terms are not perfectly matched, effectiveness is assessed using the dollar-offset method and any ineffectiveness is measured using the hypothetical derivative method. There was no ineffectiveness recognized in earnings for cash flow hedges during the years ended December 31, 2011, 2010 or 2009. As of December 31, 2011, twenty-three months is the maximum length of time over which the exposure to variability in future cash flows of forecasted foreign currency denominated transactions is being hedged.

The following table provides cash flow hedge derivative gains and losses recognized in AOCI and the amounts reclassified to earnings during the years ended December 31, 2011 and 2010.

	2011	2010
(In Millions)	FOREIGN EXCHANGE CONTRACTS	FOREIGN EXCHANGE CONTRACTS
Net Gain/(Loss) Recognized in AOCI	$(23.6)	$46.7

Net Gain/(Loss) Reclassified from AOCI to Earnings
Trust, Investment and Other Servicing Fees	.6	7.2
Other Operating Income	(.1)	.2
Interest Income	(1.2)	1.7
Interest Expense	–	.1
Compensation	3.0	(8.2)
Employee Benefits	.9	(2.1)
Equipment and Software Expense	–	(.1)
Occupancy Expense	.5	(1.1)
Other Operating Expense	1.9	(4.0)

Total	$5.6	$(6.3)

During the year ended December 31, 2011 and 2010, none and $6.3 million, respectively, of net foreign exchange contract losses were reclassified into earnings as a result of the discontinuance of cash flow hedges as it was no longer probable that the original forecasted transactions would occur. It is estimated that a net loss of $10.3 million will be reclassified into earnings within the next twelve months relating to cash flow hedges.

Certain foreign exchange contracts and qualifying nonderivative instruments are designated as net investment hedges to minimize Northern Trust’s exposure to variability in the foreign currency translation of net investments in non-U.S. branches and subsidiaries. The effective portion of changes in the fair value of the hedging instrument is recognized in AOCI consistent with the related translation gains and losses of the hedged net investment. For net investment hedges, all critical terms of the hedged item and the hedging instrument are matched at inception and on an ongoing basis to eliminate hedge ineffectiveness. As a result, no ineffectiveness was recorded for these hedges during the year ended December 31, 2011, 2010 or 2009. Amounts recorded in AOCI are reclassified to earnings only upon the sale or liquidation of an investment in a non-U.S. branch or subsidiary.

The following table provides net investment hedge gains and losses recognized in AOCI during the years ended December 31, 2011 and 2010.

(In Millions)	AMOUNT OF HEDGING INSTRUMENT GAIN/(LOSS) RECOGNIZED IN AOCI (BEFORE TAX)
	2011	2010
Foreign Exchange Contracts	$25.2	$40.6
Sterling Denominated Subordinated Debt	.5	9.8
Sterling Denominated Senior Debt	–	10.5

Total	$25.7	$60.9

2011 ANNUAL REPORT TO SHAREHOLDERS	116	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivatives not formally designated as hedges under GAAP are entered into for the purpose of managing the foreign currency risk of non-U.S. dollar denominated assets and liabilities, forecasted foreign currency denominated transactions and the credit risk and interest rate risk of loans and loan commitments. The following table identifies the types and classifications of risk management derivative instruments not formally designated as hedges, their notional and fair values, and the respective risks addressed.

			DECEMBER 31, 2011			DECEMBER 31, 2010
				FAIR VALUE			FAIR VALUE
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
Commercial Loans and Loan Commitments	Credit Default Swap Contracts	Credit	$60.5	$.7	$.1	$149.5	$–	$2.8
Loan Commitments	Forward Contracts	Interest Rate	–	–	–	14.3	.5	.2
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Foreign Currency	127.3	2.1	2.6	616.1	12.3	16.2
Commercial Loans	Foreign Exchange Contracts	Foreign Currency	84.3	1.3	.3	60.6	.1	.9
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Foreign Currency	63.5	.4	.2	61.3	.2	.8

Total			$335.6	4.5	$3.2	$901.8	13.1	$20.9

Changes in the fair value of derivative instruments not formally designated as hedges are recognized currently in income. The following table provides the location and amount of gains and losses recorded in the consolidated statement of income for the years ended December 31, 2011 and 2010.

		2011	2010
(In Millions)	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT RECOGNIZED IN INCOME	AMOUNT RECOGNIZED IN INCOME
Credit Default Swap Contracts	Other Operating Income	$.9	$(1.7)
Forward Contracts	Other Operating Income	.2	.3
Foreign Exchange Contracts	Other Operating Income	(7.0)	(19.7)

Total		$(5.9)	$(21.1)

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

Standby Letters of Credit obligate Northern Trust to meet certain financial obligations of its clients, if, under the contractual terms of the agreement, the clients are unable to do so. These instruments are primarily issued to support public and private financial commitments, including commercial paper, bond financing, initial margin requirements on futures exchanges, and similar transactions. Northern Trust is obligated to meet the entire financial

2011 ANNUAL REPORT TO SHAREHOLDERS	117	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

obligation of these agreements and in certain cases is able to recover the amounts paid through recourse against collateral received or other participants.

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31
(In Millions)	2011	2010
Legally Binding Commitments to Extend Credit*	$28,702.2	$27,229.5
Standby Letters of Credit**	$4,293.4	$4,344.7
Commercial Letters of Credit	23.4	32.8

* These amounts exclude $.5 billion and $1.6 billion of commitments participated to others at December 31, 2011 and 2010, respectively.

** These amounts include $608.2 million and $602.3 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2011 and 2010, respectively. The weighted average maturity of standby letters of credit was 27 months at December 31, 2011 and 20 months at December 31, 2010.

Other Off-Balance Sheet Financial Instruments. As part of securities custody activities and at the direction of clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Senior Credit Committee. Borrowers are required to fully collateralize securities received with cash or marketable securities. As securities are loaned, collateral is maintained at a minimum of 100 percent of the fair value of the securities plus accrued interest, with revaluations of the collateral performed on a daily basis. In connection with these activities, Northern Trust has issued certain indemnifications to clients against loss that is a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral required to be posted. The amount of securities loaned as of December 31, 2011 and 2010 subject to indemnification was $74.4 billion and $74.9 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant and, therefore, no liability has been recorded relating to the indemnifications provided.

The Bank is a participating member of various cash, securities, and foreign exchange clearing and settlement organizations such as The Depository Trust Company in New York. It participates in these organizations on behalf of its clients and on its own behalf as a result of its own activities. A wide variety of cash and securities transactions are settled through these organizations, including those involving obligations of states and political subdivisions, asset-backed securities, commercial paper, dollar placements, and securities issued by the Government National Mortgage Association.

As a result of its participation in cash, securities, and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2011 and 2010 was $80 million and $68 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored by management to protect the assets of Northern Trust and its clients.

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

Leveraged Leases. In leveraged leasing transactions, Northern Trust acts as lessor of the underlying asset subject to the lease and typically funds 20% of the asset’s cost via an equity ownership in a trust with the remaining 80% provided by third party non-recourse debt holders. In such transactions, the trusts, which are VIEs, are created to provide the lessee use of the property with substantially all of the rights and obligations of ownership. The lessee’s maintenance and operation of the leased property has a direct effect on the fair value of the underlying property, and the lessee also has the ability to increase the benefits it can receive and limit the losses it can suffer by the manner in which it uses the property. As a result, Northern Trust has determined that it is

2011 ANNUAL REPORT TO SHAREHOLDERS	118	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

not the primary beneficiary of these VIEs given it lacks the power to direct the activities that most significantly impact the economic performance of the VIEs.

Northern Trust’s maximum exposure to loss as a result of its involvement with the leveraged lease trust VIEs is limited to the carrying amounts of its leveraged lease investments. As of December 31, 2011 and 2010, the carrying amounts of these investments, which are included in loans and leases in the consolidated balance sheet, were $714.5 million and $782.3 million, respectively. Northern Trust’s funding requirements relative to the VIEs are limited to its invested capital. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the VIEs that would expose Northern Trust to a loss.

Tax Credit Structures. Northern Trust invests in affordable housing projects that are designed to generate a return primarily through the realization of tax credits. The affordable housing projects are formed as limited partnerships and LLCs, and Northern Trust typically invests as a limited partner/investor member in the form of equity contributions. The economic performance of the affordable housing projects, which are deemed to be VIEs, is driven by the performance of their underlying investment projects as well as the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. Northern Trust has determined that it is not the primary beneficiary of any affordable housing projects as it lacks the power to direct the activities that most significantly impact the economic performance of the underlying project or to affect the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. This power is held by the general partners and managing members who exercise full and exclusive control of the operations of the VIEs.

Northern Trust’s maximum exposure to loss as a result of its involvement with the affordable housing projects is limited to the carrying amounts of its investments and any unfunded commitments. As of December 31, 2011 and 2010, the carrying amounts of these investments, which are included in other assets in the consolidated balance sheet, were $264.9 million and $265.4 million, respectively. As of December 31, 2011 and 2010, liabilities related to unfunded commitments, which are included in other liabilities in the consolidated balance sheet, were $44.5 million and $35.5 million, respectively. Northern Trust’s funding requirements are limited to its invested capital and any additional unfunded commitments for future equity contributions. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the affordable housing projects that would expose it to a loss.

Trust Preferred Securities. As discussed in further detail in Note 13 – Floating Rate Capital Debt, in 1997, Northern Trust issued Floating Rate Capital Securities, Series A and Series B, through NTC Capital I and NTC Capital II, respectively, statutory business trusts wholly-owned by the Corporation. The sole assets of the trusts are Subordinated Debentures of the Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. NTC Capital I and NTC Capital II are considered VIEs; however, as the sole asset of each trust is a receivable from the Corporation and the proceeds to the Corporation from the receivable exceed the Corporation’s investment in the VIEs’ equity shares, the Corporation is not permitted to consolidate the trusts, even though the Corporation owns all of the voting equity shares of the trusts, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances. Northern Trust recognizes the subordinated debentures on its consolidated balance sheet as long-term liabilities.

Investment Funds. Northern Trust acts as asset manager for various funds in which clients of Northern Trust are investors. As an asset manager of funds, the Corporation earns a competitively priced fee that is based on assets managed and that varies with each fund’s investment objective. Based on its analysis, Northern Trust has determined that it is not the primary beneficiary of these VIEs under GAAP.

In November 2011, Northern Trust purchased $90 million of securities at par from three investment funds (Funds). The net assets held by the Funds as of December 31, 2011 totaled $16.5 billion. The securities were purchased to avoid the risk of the Funds being downgraded which could force certain holders to liquidate their investments. Northern Trust incurred a pre-tax charge of $2 million in connection with these actions and has no further obligations related to these actions as of December 31, 2011. Any potential future support would be evaluated based upon the specific facts and circumstances and with careful consideration as to the potential impact on Northern Trust’s ability to maintain its well-capitalized status and meet its operational needs.

Under GAAP, the above actions reflect Northern Trust’s implicit interest in the credit risk of the affected Funds. Implicit interests are required to be considered when determining the primary beneficiary of a variable interest

2011 ANNUAL REPORT TO SHAREHOLDERS	119	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

entity. The Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust is the primary beneficiary of these Funds, an expected loss calculation based on the characteristics of the underlying investments in the Funds is used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. This analysis concluded that interest rate risk is the primary driver of expected losses within the Funds. As such, Northern Trust has determined that it is not the primary beneficiary of the Funds and is not required to consolidate them within its consolidated balance sheet. As Northern Trust has no current plans to provide any support additional to that which is noted above, the maximum exposure to loss from its implicit interest in the Funds is $88.4 million, which represents the fair value of the securities acquired from the Funds as of December 31, 2011.

In 2008, Northern Trust entered into CSAs with certain investment funds (CSA Funds) which held notes, asset backed securities, and other instruments whose values had been adversely impacted by widening risk premiums and liquidity spreads and significant rating agency downgrades. Northern Trust entered into the CSAs to assist the CSA Funds in maintaining net asset values of $1.00 in order to provide financial stability to the CSA Funds and investors in the CSA Funds. The CSAs also allowed the registered funds to hold assets that had fallen to below investment grade, thus avoiding a forced sale in an inactive market.

In 2009, all CSAs expired in connection with the final settlements of covered securities, and as such, Northern Trust’s maximum exposure to loss as of December 31, 2009 was zero. During 2009, final cash payments totaling $204.8 million were made under the CSAs and reductions of other operating expenses totaling $109.3 million were recorded to reflect the difference between the actual cash payments made and the recorded liability as of December 31, 2008. However, under prior accounting standards the CSA Funds were considered VIEs and the CSAs reflected Northern Trust’s implicit variable interest in the credit risk of the affected CSA Funds. The CSA Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust was the primary beneficiary of the CSA Funds during the period in which the CSAs were in place, expected loss calculations based on the characteristics of the underlying investments in the CSA Funds were used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. These analyses concluded that interest rate risk was the primary driver of expected losses within the CSA Funds. As such, Northern Trust determined that it was not the primary beneficiary of the CSA Funds and was not required to consolidate them within its consolidated balance sheet.

Note 29 – Pledged and Restricted Assets

Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits, repurchase agreements, Federal Home Loan Bank borrowings, and for other purposes. On December 31, 2011, securities and loans totaling $27.9 billion ($21.5 billion of government sponsored agency and other securities, $460.2 million of obligations of states and political subdivisions, and $6.0 billion of loans), were pledged. Collateral required for these purposes totaled $4.8 billion. Included in the total pledged assets are available for sale securities with a total fair value of $1.2 billion which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2011 was $74.7 million. There was no repledged or sold collateral as of December 31, 2011.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $429.9 million in 2011.

Note 30 – Restrictions on Subsidiary Dividends and Loans or Advances

Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, at a minimum no dividends may be paid in an amount greater than the net or undivided profits (as defined by regulatory agencies) then on hand, subject to other applicable and potentially more restrictive laws that may vary from state to state. Federal Reserve Board rules provide that no state bank that is a Federal Reserve System member may declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds its net profits for that year, combined with its retained net profits for the preceding two years, unless the dividend has been approved by the Federal Reserve Board. The Bank is subject to this requirement. The Bank is also prohibited under federal law from paying any dividends if the Bank is undercapitalized or if the payment of the dividends would cause the Bank to

2011 ANNUAL REPORT TO SHAREHOLDERS	120	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

become undercapitalized. In addition, the federal regulatory agencies are authorized to prohibit a bank or bank holding company from engaging in an unsafe or unsound banking practice. The payment of dividends could, depending on the financial condition of the Bank, be deemed to constitute an unsafe or unsound practice. In addition, state laws may restrict to different degrees the amount of dividends that may be paid without state regulatory approval. Based on these restrictions, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2012 equal to their 2012 eligible net profits (as defined by regulatory agencies) plus $1.26 billion. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted going forward as a result of regulatory policies and guidelines, including regulations issued pursuant to the Dodd-Frank Act, relating to dividend payments and capital adequacy.

On November 22, 2011, the Federal Reserve Board issued a final rule implementing the requirement of the Dodd-Frank Act that top-tier bank holding companies domiciled in the U.S. with total consolidated assets of $50 billion or more, including the Corporation, submit annual capital plans to the Federal Reserve Board for review. Under the final rule, the Federal Reserve Board will annually evaluate institutions’ capital adequacy, internal capital adequacy assessment processes, and their plans to make capital distributions, such as dividend payments or stock repurchases. The Federal Reserve Board will approve dividend increases or other capital distributions only for companies whose capital plans are approved by supervisors and are able to demonstrate sufficient financial strength to operate as successful financial intermediaries under stressed macroeconomic and financial market scenarios, after making the desired capital distributions.

State and federal laws limit the transfer of funds by the Bank to the Corporation and certain of its affiliates in the form of loans or extensions of credit, investments, derivative transactions, repurchase agreements, reverse repurchase agreements, securities lending or borrowing transactions or purchases of assets. Transfers of this kind to the Corporation or a nonbanking subsidiary by the Bank are each limited to 10% of the Bank’s capital and surplus with respect to each affiliate and to 20% in the aggregate, and are also subject to certain collateral requirements and other restrictions on covered transactions. These transactions, as well as other transactions between the Bank and the Corporation or its affiliates, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

Note 31 – Business Units and Related Information

Northern Trust is organized around its two principal client-focused business units, C&IS and PFS. Investment management services and products are provided to the clients of these business units and to other U.S. and non-U.S. clients by NTGI. Operating and systems support is provided to each of the business units by the O&T business unit. The revenue and expenses of NTGI are fully allocated to C&IS and PFS. The revenue and expenses of O&T are fully allocated to C&IS, PFS, and Treasury and Other.

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

The following tables show the earnings contribution of Northern Trust’s business units for the years ended December 31, 2011, 2010, and 2009.

CORPORATE AND INSTITUTIONAL SERVICES RESULTS OF OPERATIONS

(In Millions)	2011	2010	2009
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$1,196.4	$1,175.1	$1,236.8
Other	485.4	522.7	571.3
Net Interest Income (FTE)*	282.5	271.8	416.0

Revenue (FTE)*	1,964.3	1,969.6	2,224.1
Provision for Credit Losses	(20.5)	(16.1)	30.7
Noninterest Expense	1,522.4	1,328.9	1,200.6

Income before Income Taxes*	462.4	656.8	992.8
Provision for Income Taxes*	168.3	222.4	350.8

Net Income	$294.1	$434.4	$642.0

Percentage of Consolidated Net Income	49%	65%	74%

Average Assets	$47,533.7	$38,749.3	$38,117.1

2011 ANNUAL REPORT TO SHAREHOLDERS	121	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERSONAL FINANCIAL SERVICES RESULTS OF OPERATIONS

(In Millions)	2011	2010	2009
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$973.1	$906.8	$847.0
Other	128.5	133.3	138.7
Net Interest Income (FTE)*	613.7	591.8	538.1

Revenue (FTE)*	1,715.3	1,631.9	1,523.8
Provision for Credit Losses	75.5	176.1	184.3
Noninterest Expense	1,214.9	1,103.0	1,044.6

Income before Income Taxes*	424.9	352.8	294.9
Provision for Income Taxes*	168.7	132.8	112.4

Net Income	$256.2	$220.0	$182.5

Percentage of Consolidated Net Income	42%	33%	21%

Average Assets	$23,861.5	$23,564.5	$24,534.8

TREASURY AND OTHER RESULTS OF OPERATIONS

(In Millions)	2011	2010	2009
Other Noninterest Income	$(22.6)	$(8.9)	$(6.7)
Net Interest Income (FTE)*	153.1	94.2	85.9

Revenue (FTE)*	130.5	85.3	79.2
Visa Indemnification Benefits	(23.1)	(33.0)	(17.8)
Noninterest Expense (Excluding Visa Indemnification Benefits)	117.0	99.0	89.3

Income before Income Taxes*	36.6	19.3	7.7
Provision (Benefit) for Income Taxes*	(16.7)	4.2	(32.0)

Net Income	$53.3	$15.1	$39.7

Percentage of Consolidated Net Income	9%	2%	5%

Average Assets	$20,552.7	$13,694.4	$11,662.3

CONSOLIDATED FINANCIAL INFORMATION

(In Millions)	2011	2010	2009
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$2,169.5	$2,081.9	$2,083.8
Other	591.3	647.1	703.3
Net Interest Income (FTE)*	1,049.3	957.8	1,040.0

Revenue (FTE)*	3,810.1	3,686.8	3,827.1
Provision for Credit Losses	55.0	160.0	215.0
Visa Indemnification Benefits	(23.1)	(33.0)	(17.8)
Noninterest Expense (Excluding Visa Indemnification Benefits)	2,854.3	2,530.9	2,334.5

Income before Income Taxes*	923.9	1,028.9	1,295.4
Provision for Income Taxes*	320.3	359.4	431.2

Net Income	$603.6	$669.5	$864.2

Average Assets	$91,947.9	$76,008.2	$74,314.2

* Stated on an FTE basis. The consolidated figures include $40.2 million, $39.1 million, and $40.2 million, of FTE adjustment for 2011, 2010, and 2009, respectively.

Northern Trust’s international activities are centered in the global custody, treasury management, foreign exchange, asset servicing, asset management, and commercial banking businesses. The operations of Northern Trust are managed on a business unit basis and include components of both U.S and non-U.S. source income and assets. Non-U.S. source income and assets are not separately identified in Northern Trust’s internal management reporting system. However, Northern Trust is required to disclose non-U.S. activities based on the domicile of the customer. Due to the complex and integrated nature of Northern Trust’s activities, it is impossible to segregate with precision revenues, expenses and assets between U.S. and non-U.S. domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between U.S. and non-U.S. operations.

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

2011 ANNUAL REPORT TO SHAREHOLDERS	122	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral. The U.S. performance includes the impacts of benefits totaling $23.1 million, $33.0 million, and $17.8 million recorded in 2011, 2010 and 2009, respectively, from reductions in the Visa indemnification liability.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(In Millions)	TOTAL ASSETS	TOTAL REVENUE*	INCOME BEFORE INCOME TAXES	NET INCOME
2011
Non-U.S.	$28,625.2	$1,084.8	$284.4	$199.3
U.S.	71,598.5	2,685.1	599.3	404.3

Total	$100,223.7	$3,769.9	$883.7	$603.6

2010
Non-U.S.	$24,472.9	$980.9	$325.1	$229.3
U.S.	59,371.0	2,666.8	664.7	440.2

Total	$83,843.9	$3,647.7	$989.8	$669.5

2009
Non-U.S.	$19,253.2	$1,086.9	$445.4	$305.8
U.S.	62,888.3	2,700.0	809.8	558.4

Total	$82,141.5	$3,786.9	$1,255.2	$864.2

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

As of December 31, 2011 and 2010, Northern Trust’s U.S. subsidiary banks had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. Additionally, Northern Trust’s subsidiary banks located outside the U.S. are subject to regulatory capital requirements in the jurisdictions in which they operate. As of December 31, 2011 and 2010, Northern Trust’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements. On October 1, 2011, the Corporation merged its national bank subsidiary, Northern Trust, NA, and federal savings bank, Northern Trust Bank, FSB, with and into the Bank.

There are no conditions or events since December 31, 2011 that management believes have adversely affected the capital categorization of any Northern Trust subsidiary bank.

2011 ANNUAL REPORT TO SHAREHOLDERS	123	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its U.S. subsidiary banks whose net income for 2011 or 2010 exceeded 10% of the consolidated total.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ In Millions)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2011
Total Capital to Risk-Weighted Assets
Consolidated	$8,065	14.2%	$5,667	10.0%
The Northern Trust Company	7,763	13.8	5,631	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	7,105	12.5	3,400	6.0
The Northern Trust Company	6,603	11.7	3,378	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	7,105	7.3	4,865	5.0
The Northern Trust Company	6,603	6.8	4,852	5.0
AS OF DECEMBER 31, 2010
Total Capital to Risk-Weighted Assets
Consolidated	$8,036	15.6%	$5,147	10.0%
The Northern Trust Company	6,440	16.2	3,978	10.0
Northern Trust, NA	1,461	13.9	1,050	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	6,977	13.6	3,088	6.0
The Northern Trust Company	5,293	13.3	2,387	6.0
Northern Trust, NA	1,301	12.4	630	6.0
Tier 1 Capital (to Fourth Quarter Average Assets)
Consolidated	6,977	8.8	3,983	5.0
The Northern Trust Company	5,293	8.0	3,323	5.0
Northern Trust, NA	1,301	10.8	602	5.0

The current risk-based capital guidelines that apply to the Corporation and the Bank, commonly referred to as Basel I, are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision (Basel Committee), a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board.

The Corporation also is subject to the Basel II framework for risk-based capital adequacy. The U.S. bank regulatory agencies have issued final rules with respect to implementation of the Basel II framework. Under the final Basel II rules, the Corporation is one of a small number of “core” banking organizations. As a result, the Corporation and the Bank will be required to use the advanced approaches under Basel II for calculating risk-based capital related to credit risk and operational risk, instead of the methodology reflected in the regulations effective prior to adoption of Basel II. The rules also require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

The Corporation has for several years been preparing to comply with the advanced approaches of the Basel II framework. The Corporation is also addressing issues related to implementation timing differences between the U.S. and other jurisdictions, to ensure that the Corporation and its depository institution subsidiaries comply with regulatory requirements and expectations in all jurisdictions where they operate.

In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, known as Basel III. The Basel III calibration and phase-in arrangements were previously endorsed by the Seoul G20 Leaders Summit in November 2010, and will be subject to individual adoption by member nations, including the U.S. The federal banking agencies could implement changes to the current capital adequacy standards applicable to the Corporation and the Bank in light of Basel III.

2011 ANNUAL REPORT TO SHAREHOLDERS	124	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 33 – Northern Trust Corporation (Corporation only)

Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET	DECEMBER 31
(In Millions)	2011	2010
ASSETS
Cash on Deposit with Subsidiary Bank	$6.5	$6.8
Time Deposits with Subsidiary Banks	1,269.2	1,561.2
Securities	97.1	118.2
Advances to Wholly-Owned Subsidiaries – Banks	1,035.0	285.0
– Nonbank	5.0	5.0
Investments in Wholly-Owned Subsidiaries – Banks	6,890.6	6,855.1
– Nonbank	152.6	121.2
Buildings and Equipment	3.4	3.4
Other Assets	373.3	339.5

Total Assets	$9,832.7	$9,295.4

LIABILITIES
Long-Term Debt	$2,126.7	$1,896.1
Floating Rate Capital Debt	276.9	276.9
Other Liabilities	311.8	292.1

Total Liabilities	2,715.4	2,465.1
STOCKHOLDERS’ EQUITY
Common Stock	408.6	408.6
Additional Paid-in Capital	977.5	920.0
Retained Earnings	6,302.3	5,972.1
Accumulated Other Comprehensive Loss	(345.6)	(305.3)
Treasury Stock	(225.5)	(165.1)

Total Stockholders’ Equity	7,117.3	6,830.3

Total Liabilities and Stockholders’ Equity	$9,832.7	$9,295.4

CONDENSED STATEMENT OF INCOME	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2011	2010	2009
OPERATING INCOME
Dividends – Bank Subsidiaries	$500.0	$–	$410.0
– Nonbank Subsidiaries	5.1	67.2	25.6
Intercompany Interest and Other Charges	19.8	11.4	10.1
Interest and Other Income	13.3	6.9	13.7

Total Operating Income	538.2	85.5	459.4
OPERATING EXPENSES
Interest Expense	66.9	50.8	45.7
Other Operating Expenses	12.6	15.4	(93.2)

Total Operating Expenses	79.5	66.2	(47.5)

Income (Loss) before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	458.7	19.3	506.9
Benefit (Expense) for Income Taxes	24.8	23.0	(25.0)

Income (Loss) before Equity in Undistributed Net Income of Subsidiaries	483.5	42.3	481.9
Equity in Undistributed Net Income of Subsidiaries – Banks	71.0	636.9	364.7
– Nonbank	49.1	(9.7)	17.6

Net Income	$603.6	$669.5	$864.2

Net Income Applicable to Common Stock	$603.6	$669.5	$753.1

2011 ANNUAL REPORT TO SHAREHOLDERS	125	NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS	FOR THE YEAR ENDED DECEMBER 31
(In Millions)	2011	2010	2009
OPERATING ACTIVITIES:
Net Income	$603.6	$669.5	$864.2
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(120.1)	(620.9)	(382.2)
Decrease in Prepaid Expenses	.2	1.2	2.0
Client Support-Related Charges (Benefit)	—	—	(109.3)
Capital Support Agreement Payments	—	—	(204.8)
Increase (Decrease) in Accrued Income Taxes	28.5	61.8	283.6
Other, net	(41.2)	(13.3)	20.4

Net Cash Provided by Operating Activities	471.0	98.3	473.9

INVESTING ACTIVITIES:
Net Increase in Time Deposits with Banks	292.1	(77.2)	(268.0)
Purchases of Securities – Available for Sale	(91.4)	(109.7)	—
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	105.4	4.7	411.8
Net Increase in Capital Investments in Subsidiaries	(.5)	(204.8)	(42.0)
Advances to Wholly-Owned Subsidiaries	(750.0)	—	—
Other, net	—	(.9)	(7.9)

Net Cash Provided by (Used in) Investing Activities	(444.4)	(387.9)	93.9

FINANCING ACTIVITIES:
Net Increase in Senior Notes	250.0	497.2	500.0
Proceeds from Common Stock Issuance	—	—	834.1
Redemption of Preferred Stock – Series B	—	—	(1,576.0)
Cash Dividends Paid on Preferred Stock	—	—	(46.6)
Repurchase of Warrant to Purchase Common Stock	—	—	(87.0)
Treasury Stock Purchased	(79.0)	(5.9)	(10.7)
Cash Dividends Paid on Common Stock	(273.7)	(273.2)	(260.3)
Net Proceeds from Stock Options	75.6	70.6	38.9
Other, net	.1	1.2	23.8

Net Cash Provided by (Used in) Financing Activities	(27.0)	289.9	(583.8)

Net Change in Cash on Deposit with Subsidiary Bank	(.4)	.3	(16.0)
Cash on Deposit with Subsidiary Bank at Beginning of Year	6.8	6.5	22.5

Cash on Deposit with Subsidiary Bank at End of Year	$6.4	$6.8	$6.5

2011 ANNUAL REPORT TO SHAREHOLDERS	126	NORTHERN TRUST CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheet of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northern Trust Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 24, 2012 expressed an unqualified opinion on the effectiveness of Northern Trust Corporation’s internal control over financial reporting.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 24, 2012

2011 ANNUAL REPORT TO SHAREHOLDERS	127	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE STATEMENT OF CONDITION WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A TAXABLE EQUIVALENT BASIS)	2011			2010
($ In Millions)	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE
AVERAGE EARNING ASSETS
Federal Funds Sold and Resell Agreements	$.2	$261.0	.09%	$.5	$293.9	.18%
Interest-Bearing Deposits with Banks	192.8	17,124.5	1.13	134.6	14,599.7	.92
Federal Reserve Deposits and Other Interest-Bearing	28.3	10,610.2	.27	13.5	5,598.2	.24

Securities

U.S. Government	23.4	1,766.5	1.32	1.1	162.0	.67
Obligations of States and Political Subdivisions	40.4	605.6	6.67	47.4	726.9	6.52
Government Sponsored Agency	102.4	14,290.0	.72	116.6	11,802.2	.99
Other	117.8	9,744.3	1.21	84.7	7,168.1	1.18

Total Securities	284.0	26,406.4	1.08	249.8	19,859.2	1.26

Loans and Leases	943.5	28,346.7	3.33	937.4	27,514.4	3.41

Total Earning Assets	$1,448.8	$82,748.8	1.75%	$1,335.8	$67,865.4	1.97%

Allowance for Credit Losses Assigned to Loans and Leases	–	(305.3)	–	–	(313.0)	–
Cash and Due from Banks	–	3,845.3	–	–	2,788.4	–
Buildings and Equipment	–	500.7	–	–	534.7	–
Client Security Settlement Receivables	–	429.1	–	–	399.7	–
Goodwill	–	466.0	–	–	396.3	–
Other Assets	–	4,263.3	–	–	4,336.7	–

Total Assets	$–	$91,947.9	–%	$–	$76,008.2	–%

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$26.0	$14,297.6	.18%	$34.9	$13,049.5	.27%
Savings Certificates and Other Time	27.8	3,605.4	.77	40.4	3,704.6	1.09
Non-U.S. Offices – Interest-Bearing	176.1	39,973.5	.44	125.7	29,968.4	.42

Total Interest-Bearing Deposits	229.9	57,876.5	.40	201.0	46,722.5	.43
Short-Term Borrowings	8.2	4,466.8	.18	11.2	5,849.5	.19
Senior Notes	64.4	1,983.3	3.25	48.6	1,509.0	3.22
Long-Term Debt	94.6	2,446.3	3.87	114.8	2,821.6	4.07
Floating Rate Capital Debt	2.4	276.9	.88	2.4	276.8	.87

Total Interest-Related Funds	399.5	67,049.8	.60%	378.0	57,179.4	.66

Interest Rate Spread	–	–	1.15	–	–	1.31
Demand and Other Noninterest-Bearing Deposits	–	14,569.9	–	–	8,860.6	–
Other Liabilities	–	3,304.0	–	–	3,333.8	–
Stockholders’ Equity	–	7,024.2	–	–	6,634.4	–

Total Liabilities and Stockholders’ Equity	–	$91,947.9	–	–	76,008.2	–

Net Interest Income/Margin (FTE Adjusted)	$1,049.3	–	1.27%	$957.8	–	1.41%

Net Interest Income/Margin (Unadjusted)	$1,009.1	–	1.22%	$918.7	–	1.35%

Net Interest Income/Margin Components
U.S.	$911.2	$59,053.7	1.54%	$863.6	$49,776.5	1.73%
Non-U.S.	138.1	23,695.1	.58	94.2	18,088.9	.52

Consolidated	$1,049.3	$82,748.8	1.27%	$957.8	$67,865.4	1.41%

Notes	– Other securities include Federal Reserve and Federal Home Loan Bank stock and certain affordable housing investments which are classified in other assets on the consolidated balance sheet as of December 31, 2011 and 2010.

– Average balances include nonaccrual loans.

– Total interest income includes adjustments on loans and securities to a taxable equivalent basis. Such adjustments are based on the U.S. federal income tax rate (35%) and State of Illinois income tax rate (7.30%). Lease financing receivable balances are reduced by deferred income. Total taxable equivalent interest adjustments amounted to $40.2 million in 2011, $39.1 million in 2010, $40.2 million in 2009, $49.8 million in 2008, $62.5 million in 2007.

– Interest revenue on cash collateral positions is reported above within interest-bearing deposits with banks and within loans and leases. Interest expense on cash collateral positions is reported above within non-U.S. offices interest-bearing deposits. Related cash collateral received from and deposited with derivative counterparties is recorded net of the associated derivative contract within other assets and other liabilities, respectively.

2011 ANNUAL REPORT TO SHAREHOLDERS	128	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

2009			2008			2007
INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE	INTEREST	AVERAGE BALANCE	RATE

$.7	$375.7	.21%	$37.2	$1,569.8	2.37%	$67.6	$1,330.6	5.08%
209.6	15,359.9	1.36	888.2	21,451.9	4.14	776.7	16,797.3	4.62
11.6	4,880.2	.24	9.3	1,538.5	.60	1.2	21.3	5.50

221.9	20,615.8	1.08	934.7	24,560.2	3.81	845.5	18,149.2	4.66

.2	41.8	.50	.4	19.2	2.08	6.8	124.3	5.46
53.5	817.5	6.55	56.0	838.2	6.68	59.0	883.7	6.68
147.7	11,900.4	1.24	243.1	8,655.7	2.81	525.4	9,740.2	5.39
76.0	4,598.1	1.65	95.2	2,773.9	3.43	87.7	1,711.2	5.13

277.4	17,357.8	1.60	394.7	12,287.0	3.21	678.9	12,459.4	5.45

946.9	28,697.2	3.30	1,198.9	27,402.7	4.38	1,322.3	22,817.8	5.80

$1,446.2	$66,670.8	2.17%	$2,528.3	$64,249.9	3.94%	$2,846.7	$53,426.4	5.33%

–	(275.0)	–	–	(170.0)	–	–	(140.2)	–
–	2,535.8	–	–	3,236.8	–	–	3,026.9	–
–	537.3	–	–	495.0	–	–	485.4	–
–	419.7	–	–	395.1	–	–	220.0	–
–	398.4	–	–	414.2	–	–	426.9	–
–	4,027.2	–	–	4,407.5	–	–	3,142.6	–

$–	$74,314.2	–%	–	$73,028.5	–%	–	$60,588.0	–%

$53.7	$11,162.4	.48%	$137.9	$7,786.5	1.77%	$236.5	$7,016.4	3.37%
56.9	2,777.3	2.05	72.0	2,124.3	3.39	95.6	2,019.8	4.73
16.3	1,101.8	1.48	20.2	615.3	3.28	24.5	518.1	4.74
80.1	27,157.6	.29	885.9	35,958.2	2.46	1,206.8	28,587.8	4.22

207.0	42,199.1	.49	1,116.0	46,484.3	2.40	1,563.4	38,142.1	4.10
11.0	6,748.7	.16	77.4	4,609.0	1.68	191.5	4,321.5	4.43
44.0	1,388.6	3.17	38.6	804.1	4.80	26.7	478.6	5.58
139.9	3,058.5	4.57	155.8	2,999.9	5.19	141.0	2,504.0	5.63
4.3	276.7	1.54	11.6	276.6	4.19	16.2	276.5	5.88

406.2	53,671.6	.76	1,399.4	55,173.9	2.54	1,938.8	45,722.7	4.24

–	–	1.41	–	–	1.40	–	–	1.09
–	11,026.9	–	–	8,814.8	–	–	7,648.4	–
–	3,011.6	–	–	3,933.6	–	–	3,052.7	–
–	6,604.1	–	–	5,106.2	–	–	4,164.2	–

–	$74,314.2	–	–	$73,028.5	–	–	$60,588.0	–

$1,040.0	–	1.56%	$1,128.9	–	1.76%	$907.9	–	1.70%

$999.8	–	1.50%	$1,079.1	–	1.68%	$845.4	–	1.58%

$859.8	$49,270.9	1.75%	$762.2	$41,740.7	1.83%	$749.5	$35,472.3	2.11%
180.2	17,399.9	1.04	366.7	22,509.2	1.63	158.4	17,954.1	.88

$1,040.0	$66,670.8	1.56%	$1,128.9	$64,249.9	1.76%	$907.9	$53,426.4	1.70%

2011 ANNUAL REPORT TO SHAREHOLDERS	129	NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA (UNAUDITED)

STATEMENT OF INCOME	2011				2010
($ In Millions Except Per Share Information)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$541.5	$555.3	$557.8	$514.9	$504.6	$518.7	$543.5	$515.1
Other Noninterest Income	142.3	159.5	140.9	148.6	169.5	137.3	187.9	152.4
Net Interest Income
Interest Income	354.8	347.0	359.7	347.1	334.3	330.2	317.9	314.3
Interest Expense	83.0	90.2	113.6	112.7	112.3	96.7	85.1	83.9

Net Interest Income	271.8	256.8	246.1	234.4	222.0	233.5	232.8	230.4
Allowance for Credit Losses	12.5	17.5	10.0	15.0	40.0	30.0	50.0	40.0
Noninterest Expense	771.7	701.3	705.3	652.9	641.7	622.1	614.4	619.7
Provision for Income Taxes	41.2	82.4	77.5	79.0	57.3	81.8	100.2	81.0

Net Income	$130.2	$170.4	$152.0	$151.0	$157.1	$155.6	$199.6	$157.2

Net Income Applicable to Common Stock	$130.2	$170.4	$152.0	$151.0	$157.1	$155.6	$199.6	$157.2

PER COMMON SHARE

Net Income – Basic	$.53	$.70	$.62	$.62	$.64	$.64	$.82	$.65
– Diluted	.53	.70	.62	.61	.64	.64	.82	.64
AVERAGE BALANCE SHEET ASSETS

Cash and Due from Banks	$3,951.4	$4,127.5	$3,861.7	$3,431.6	$3,056.6	$2,708.2	$2,903.7	$2,479.9
Federal Funds Sold and Securities Purchased under Agreements to Resell	246.8	273.4	272.5	251.1	294.4	309.6	292.8	278.4
Interest-Bearing Deposits with Banks	18,848.1	17,234.8	16,230.6	16,153.8	14,461.5	14,386.1	15,003.7	14,581.1
Federal Reserve Deposits and Other Interest-Bearing	7,892.1	10,808.5	14,799.6	8,950.1	7,223.2	4,536.1	3,886.2	6,753.8
Securities	31,459.7	27,642.6	24,033.2	22,246.4	21,285.0	20,346.7	19,369.8	18,303.9
Loans and Leases	28,779.7	28,469.1	28,330.9	27,795.0	27,614.9	27,376.2	27,569.1	27,497.8
Allowance for Credit Losses Assigned to Loans	(293.2)	(300.9)	(308.2)	(319.2)	(314.7)	(320.6)	(311.0)	(305.4)
Other Assets	7,068.2	5,774.7	5,138.8	4,756.9	6,488.8	5,364.4	5,571.5	5,380.0

Total Assets	$97,952.8	$94,029.7	$92,359.1	$83,265.7	$80,109.7	$74,706.7	$74,285.8	$74,969.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$20,518.6	$16,851.3	$11,017.4	$9,748.8	$8,875.9	$8,137.3	$8,926.9	$9,517.9
Savings and Money Market	14,919.1	14,137.3	14,222.9	13,901.7	13,338.3	13,004.8	12,960.8	12,889.6
Savings Certificates and Other Time	3,283.9	3,625.3	3,686.9	3,831.3	3,845.7	3,573.1	3,561.5	3,848.1
Non-U.S. Offices – Interest-Bearing	40,494.5	41,688.4	41,568.4	36,075.3	33,241.1	30,116.5	28,473.4	27,973.4

Total Deposits	79,216.1	76,302.3	70,495.6	63,557.1	59,301.0	54,831.7	53,922.6	54,229.0
Short-Term Borrowings	2,661.5	3,003.8	7,114.6	5,130.3	5,237.5	5,222.3	6,123.6	6,839.4
Senior Notes	2,129.7	2,015.3	1,891.9	1,893.2	1,716.4	1,403.6	1,396.6	1,518.3
Long-Term Debt	2,134.6	2,179.8	2,756.9	2,723.3	2,751.0	2,792.7	2,940.7	2,803.1
Floating Rate Capital Debt	276.9	276.9	276.9	276.9	276.8	276.8	276.8	276.8
Other Liabilities	4,345.5	3,157.1	2,866.5	2,832.1	3,980.2	3,494.8	3,078.9	2,848.4
Stockholders’ Equity	7,188.5	7,094.5	6,956.7	6,852.8	6,846.8	6,684.8	6,546.6	6,454.6

Total Liabilities and Stockholders’ Equity	$97,952.8	$94,029.7	$92,359.1	$83,265.7	$80,109.7	$74,706.7	$74,285.8	$74,969.6
ANALYSIS OF NET INTEREST INCOME

Earning Assets	$87,226.4	$84,428.4	$83,666.8	$75,396.4	$70,941.8	$66,954.7	$66,121.6	$67,415.1
Interest-Related Funds	65,900.2	66,926.8	71,518.5	63,832.0	60,406.8	56,389.8	55,733.4	56,148.7
Noninterest-Related Funds	21,326.2	17,501.6	12,148.3	11,564.4	10,535.0	10,564.9	10,388.2	11,266.4
Net Interest Income (Fully Taxable Equivalent)	281.3	266.6	256.6	244.9	232.3	243.0	242.4	240.1
Net Interest Margin (Fully Taxable Equivalent)	1.28%	1.25%	1.23%	1.32%	1.30%	1.44%	1.47%	1.44%
COMMON STOCK DIVIDEND AND MARKET PRICE

Dividends	$.28	$.28	$.28	$.28	$.28	$.28	$.28	$.28
Market Price Range – High	42.70	48.53	52.57	56.86	56.05	50.85	59.36	56.50
– Low	33.20	33.51	44.58	48.93	47.02	45.30	46.60	48.89

Note: The common stock of Northern Trust Corporation is traded on the Nasdaq Stock Market under the symbol NTRS.

2011 ANNUAL REPORT TO SHAREHOLDERS	130	NORTHERN TRUST CORPORATION

SENIOR OFFICERS

NORTHERN TRUST CORPORATION

THE NORTHERN TRUST COMPANY

Management Group

Frederick H. Waddell

Chairman and Chief Executive Officer

Sherry S. Barrat

Vice Chairman

Jeffrey D. Cohodes

Executive Vice President

Head of Corporate Risk Management

Steven L. Fradkin

President –

Corporate & Institutional Services

Timothy P. Moen

Executive Vice President

Human Resources and Administration

William L. Morrison

President and Chief Operating Officer

Michael G. O’Grady

Executive Vice President

Chief Financial Officer

Stephen N. Potter

President –

Northern Trust Global Investments

Jana R. Schreuder

President –

Personal Financial Services

Joyce M. St. Clair

President –

Operations & Technology

Kelly R. Welsh

Executive Vice President

General Counsel

NORTHERN TRUST CORPORATION

Other Senior Officers

Aileen B. Blake

Executive Vice President

Controller

Robert P. Browne

Executive Vice President

Chief Investment Officer

Kelly King Dibble

Senior Vice President

Director of Public Affairs

William R. Dodds, Jr.

Executive Vice President

Treasurer

Rose A. Ellis

Corporate Secretary

Assistant General Counsel

Beverly J. Fleming

Senior Vice President

Director of Investor Relations

Kandace K. Heck

Executive Vice President

General Auditor (Effective March 1, 2012)

Connie L. Lindsey

Executive Vice President

Corporate Social Responsibility

Saverio Mirarchi

Senior Vice President

Chief Compliance and Ethics Officer

Dan E. Phelps

Executive Vice President

General Auditor (Until March 1, 2012)

James E. Roselle

Executive Vice President

Associate General Counsel

Jason J. Tyler

Senior Vice President

Head of Corporate Strategy

Mark J. Van Grinsven

Executive Vice President

Credit Policy

THE NORTHERN TRUST COMPANY

Other Executive Vice Presidents

Sheldon T. Anderson

Steven R. Bell

Penelope J. Biggs

David C. Blowers

Wayne G. Bowers

S. Biff Bowman

Peter B. Cherecwich

Marianne G. Doan

Jennifer L. Driscoll

Arthur J. Fogel

Peter A. Gloyne

Mark C. Gossett

Darrell B. Jackson

J. Jeffery Kauffman

Wilson Leech

Lyle L. Logan

Steve “Mac” MacLellan

R. Hugh Magill

Peter A. Magrini

K. Kelly Mannard

Brian P. Ovaert

Teresa A. Parker

S. Gillian Pembleton

Douglas P. Regan

Alan W. Robertson

Colin A. Robertson

Jean E. Sheridan

John D. Skjervem

David L. Tentinger

Mabel C. Tung

Michael A. Vardas

Lloyd A. Wennlund

2011 ANNUAL REPORT TO SHAREHOLDERS	131	NORTHERN TRUST CORPORATION

BOARD OF DIRECTORS

NORTHERN TRUST CORPORATION

Board of Directors

Frederick H. Waddell

Chairman and Chief Executive Officer

Northern Trust Corporation and

The Northern Trust Company (6)

Linda Walker Bynoe

President and Chief Executive Officer

Telemat Ltd.

Project management and consulting firm (1, 2, 6)

Nicholas D. Chabraja

Retired Chairman and Chief Executive Officer

General Dynamics Corporation

Worldwide defense, aerospace, and other technology products manufacturer (1, 4)

Susan Crown

Vice President

Henry Crown and Company

Worldwide company with diversified manufacturing operations, real estate, and securities;

Chairman

SCE

Philanthropic foundation (4, 5)

Dipak C. Jain

Dean

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

Retired Chairman and Chief Executive Officer

Nalco Chemical Company

Manufacturer of specialized service chemicals (1, 2, 5, 6)

John W. Rowe

Chairman and Chief Executive Officer

Exelon Corporation

Producer and wholesale marketer of energy (4, 5, 6)

Martin P. Slark

Vice Chairman and Chief Executive Officer

Molex Incorporated

Manufacturer of electronic, electrical, and fiber optic interconnection products and systems (2, 3)

David H.B. Smith Jr.

Executive Vice President–Policy & Legal Affairs and General Counsel

Mutual Fund Directors Forum

Nonprofit membership organization for investment company directors (1, 2)

Enrique J. Sosa

Retired President

BP Amoco Chemicals

Worldwide chemical division of BP p.l.c. (2, 4)

Charles A. Tribbett III

Managing Director

Russell Reynolds Associates

Worldwide executive recruiting firm (3, 5)

Advisory Director

Sir John R.H. Bond

Chairman

Xstrata plc

Global diversified mining group (2, 3)*

*In an advisory capacity

Board Committees

1. Audit Committee

2. Business Risk Committee

3. Business Strategy Committee

4. Compensation and Benefits Committee

5. Corporate Governance Committee

6. Executive Committee

2011 ANNUAL REPORT TO SHAREHOLDERS	132	NORTHERN TRUST CORPORATION

CORPORATE INFORMATION

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The graph below compares the cumulative total stockholder return on the Corporation’s common stock to the cumulative total return of the S&P 500 Index and the Keefe, Bruyette & Woods (KBW) Bank Index for the five fiscal years which commenced January 1, 2007 and ended December 31, 2011. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s common stock and in each index on December 31, 2006 and assumes reinvestment of dividends. The KBW Bank Index is a modified-capitalization-weighted index made up of 24 of the largest banking companies in the United States. The Corporation is included in the S&P 500 Index and the KBW Bank Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 2006 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	DECEMBER 31,
	2006	2007	2008	2009	2010	2011
Northern Trust	100	128	89	91	98	72
S&P 500	100	105	66	84	97	99
KBW Bank Index	100	78	41	40	50	38

2011 ANNUAL REPORT TO SHAREHOLDERS	133	NORTHERN TRUST CORPORATION

CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held on Tuesday, April 17, 2012, at 10:30 A.M. (Central Time) at

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

10-K REPORT

Copies of the Corporation’s 2011 10-K Report filed with the Securities and Exchange Commission will be available by the end of March 2012 and will be mailed to stockholders and other interested persons upon written request to:

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

2011 ANNUAL REPORT TO SHAREHOLDERS	134	NORTHERN TRUST CORPORATION