Form 10-K, Exhibit 13
period 2012-12-31
NORTHERN TRUST CORP
filed 2013-02-26
CIK 73124

Exhibit 13

FINANCIAL REVIEW

18

Consolidated Highlights of Financial
Condition and Results of Operations

19

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

62

Management’s Report on Internal Control Over
Financial Reporting

63

Report of Independent Registered Public Accounting Firm with
Respect to Internal Control over Financial Reporting

64

Consolidated Financial Statements

68

Notes to Consolidated Financial Statements

123

Report of Independent Registered Public Accounting Firm

124

Consolidated Financial Statistics

128

Senior Officers

127

Board of Directors

129

Corporate Information

CONSOLIDATED HIGHLIGHTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ In Millions Except Per Share Information)	2012	2011	2010	2009	2008
FOR THE YEAR ENDED DECEMBER 31,

Noninterest Income
Trust, Investment and Other Servicing Fees	$2,405.5	$2,169.5	$2,081.9	$2,083.8	$2,134.9
Foreign Exchange Trading Income	206.1	324.5	382.2	445.7	616.2
Treasury Management Fees	67.4	72.1	78.1	81.8	72.8
Security Commissions and Trading Income	73.6	60.5	60.9	62.4	77.0
Gain on Visa Share Redemption	–	–	–	–	167.9
Other Operating Income	154.9	158.1	146.3	136.8	186.9
Investment Security Gains (Losses), net	(1.7)	(23.9)	(20.4)	(23.4)	(56.3)

Total Noninterest Income	2,905.8	2,760.8	2,729.0	2,787.1	3,199.4

Net Interest Income	990.3	1,009.1	918.7	999.8	1,079.1
Total Revenue	3,896.1	3,769.9	3,647.7	3,786.9	4,278.5
Provision for Credit Losses	25.0	55.0	160.0	215.0	115.0

Income before Noninterest Expense	3,871.1	3,714.9	3,487.7	3,571.9	4,163.5

Noninterest Expense
Compensation	1,267.4	1,267.2	1,108.0	1,099.7	1,133.1
Employee Benefits	258.2	258.2	237.6	242.1	223.4
Outside Services	529.2	552.8	460.4	424.5	413.8
Equipment and Software	366.7	328.1	287.1	261.1	241.2
Occupancy	174.4	180.9	167.8	170.8	166.1
Visa Indemnification Benefits	–	(23.1)	(33.0)	(17.8)	(76.1)
Other Operating Expense	282.9	267.1	270.0	136.3	786.3

Total Noninterest Expense	2,878.8	2,831.2	2,497.9	2,316.7	2,887.8

Income before Income Taxes	992.3	883.7	989.8	1,255.2	1,275.7
Provision for Income Taxes	305.0	280.1	320.3	391.0	480.9

Net Income	$687.3	$603.6	$669.5	$864.2	$794.8
Net Income Applicable to Common Stock	$687.3	$603.6	$669.5	$753.1	$782.8

Average Total Assets	$92,975.5	$91,947.9	$76,008.2	$74,314.2	$73,028.5

PER COMMON SHARE
Net Income – Basic	$2.82	$2.47	$2.74	$3.18	$3.51
– Diluted	2.81	2.47	2.74	3.16	3.47
Cash Dividends Declared Per Common Share	1.18	1.12	1.12	1.12	1.12
Book Value – End of Period (EOP)	31.51	29.53	28.19	26.12	21.89
Market Price – EOP	50.16	39.66	55.41	52.40	52.14

AT YEAR END
Senior Notes	$2,405.8	$2,126.7	$1,896.1	$1,551.8	$1,052.6
Long-Term Debt	1,421.6	2,133.3	2,729.3	2,837.8	3,293.4
Floating Rate Capital Debt	277.0	276.9	276.9	276.8	276.7

RATIOS
Return on Average Common Equity	9.34%	8.59%	10.09%	12.73%	15.98%
Return on Average Assets	0.74	0.66	0.88	1.16	1.09
Dividend Payout Ratio	42.0	45.4	40.8	35.2	32.0
Tier 1 Capital to Risk-Weighted Assets – EOP	12.8	12.5	13.6	13.4	13.1
Total Capital to Risk-Weighted Assets – EOP	14.3	14.2	15.6	15.8	15.4
Tier 1 Leverage Ratio	8.2	7.3	8.8	8.8	8.5
Average Stockholders’ Equity to Average Assets	7.9	7.6	8.7	8.9	7.0

18|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

Northern Trust Corporation (the Corporation), together with its subsidiaries, is a leading provider of asset servicing, fund administration, asset management, fiduciary and banking solutions for corporations, institutions, families, and individuals worldwide. Northern Trust focuses on servicing and managing client assets through its two primary business units, Personal Financial Services (PFS) and Corporate & Institutional Services (C&IS). Asset management and related services are provided to PFS and C&IS clients primarily by a third business unit, Northern Trust Global Investments (NTGI). Northern Trust emphasizes a high level of client service complemented by the effective use of technology delivered by a fourth business unit, Operations and Technology (O&T).

Northern Trust conducts business through various United States (U.S.) and non-U.S. subsidiaries, including The Northern Trust Company (the Bank). The Corporation has a network of offices in 18 U.S. states; Washington, D.C.; and 16 international locations in North America, Europe, the Middle East and the Asia Pacific region. Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

Net income in 2012 totaled $687.3 million and earnings per common share totaled $2.81. This compares with net income of $603.6 million and earnings per common share of $2.47 in 2011. Net income in 2012 and 2011 included restructuring, acquisition and integration related charges of $18.6 million ($12.0 million after tax, or $0.05 per common share) and $91.6 million ($59.8 million after tax, or $0.25 per common share), respectively. In addition, net income in 2011 benefited from reductions of a liability related to potential losses from indemnified litigation involving Visa, as further described in Note 24 to the consolidated financial statements. Visa indemnification benefits totaled $23.1 million in 2011 and fully eliminated the liability as of December 31, 2011.

Our return on common equity in 2012 was 9.3%, compared to 8.6% in 2011 and our target range of 10-15%. Throughout 2012, Northern Trust focused on the needs of our clients and on improving the productivity and profitability of our business. We successfully executed on the Driving Performance initiatives announced at the beginning of 2012, which contributed approximately $160 million in pre-tax profit improvements in 2012, surpassing the goal for the year and remaining on track to deliver $250 million of pre-tax benefits by the end of 2013.

Revenue totaled $3.90 billion in 2012, an increase of 3% from 2011, primarily reflecting increased trust, investment and other servicing fees, partially offset by lower foreign exchange trading income.

Trust, investment and other servicing fees, which represent the largest component of consolidated revenue, increased by 11% to $2.41 billion, from $2.17 billion in 2011. This increase primarily reflects new business, revised fee structures and lower waived fees on money market mutual funds, which equaled $74.5 million in 2012 compared to $102.1 million in 2011. The increase also reflects the full year benefit in 2012 of two acquisitions completed in 2011. In June of 2011, Northern Trust acquired a fund administration, investment operations outsourcing and custody business, now known as Northern Trust Securities Services (Ireland) Limited, and in July of 2011, Northern Trust acquired a hedge fund administrator, now known as Northern Trust Hedge Fund Services LLC.

Foreign exchange trading income of $206.1 million decreased $118.4 million, or 36%, from 2011, a result of reduced currency market volatility and client volumes.

Client assets under custody and under management both increased during 2012. Client assets under custody increased 13% from $4.3 trillion in 2011 to $4.8 trillion, and included $2.7 trillion of global custody assets, up 14% from 2011. Client assets under management increased 14% to $758.9 billion from $662.9 billion in 2011. These increases reflect new business won from both existing and new clients, and higher market values.

Net interest income of $990.3 million decreased $18.8 million, or 2%, primarily due to a decline in the net interest margin, partially offset by higher average earning assets.

The provision for credit losses totaled $25.0 million in 2012, down from $55.0 million in 2011. The lower provision reflects improvement in the credit quality of commercial and institutional loans, while weakness persists in residential real estate loans and commercial real estate loans. Nonperforming assets decreased $39.8 million, or 13%, and net charge-offs decreased $57.1 million, or 68%, from 2011. The allowance for credit losses assigned to loans and leases at December 31, 2012 and 2011 totaled $297.9 million and $294.8 million, respectively, and represented 1.01% of total year-end loans and leases. Loans and leases equaled $29.5 billion at year end, an increase of 2% from $29.1 billion at the end of 2011.

Total noninterest expense equaled $2.88 billion, up 2% from 2011. Excluding the current and prior year restructuring, acquisition and integration related charges of $18.6 million

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and $91.6 million, respectively, and the prior year Visa indemnification benefits, noninterest expense increased $97.5 million, or 4%, primarily reflecting higher equipment and software expense and the full year impact in 2012 of operating costs from the 2011 acquisitions. Restructuring, acquisition and integration related charges recorded in 2012 primarily reflect outside services expense and reductions in office space, while charges recorded in 2011 reflected severance expense, consulting expense, charges related to software write-offs, and reductions in office space.

Northern Trust continues to maintain a strong capital position, exceeding “well capitalized” levels under federal bank regulatory capital requirements, with tier 1 capital and tier 1 common ratios of 12.8% and 12.4%, respectively. At year end, total stockholders’ equity equaled $7.5 billion, up 6% from $7.1 billion a year earlier. Northern Trust declared dividends of $286.9 million in 2012, representing a dividend payout ratio of 42%, and repurchased approximately 3.5 million shares in 2012 at a cost of $162.9 million. Dividends and share repurchases combined, Northern Trust’s total payout ratio was 65% in 2012.

CONSOLIDATED RESULTS OF OPERATIONS

REVENUE

Northern Trust generates the majority of its revenue from noninterest income that primarily consists of trust, investment and other servicing fees. Net interest income comprises the remainder of revenue and consists of interest income generated by earning assets, net of interest expense on deposits and borrowed funds.

Revenue for 2012 was $3.90 billion, an increase of $126.2 million, or 3%, from $3.77 billion in 2011, which was up 3% from 2010 revenue of $3.65 billion. Noninterest income represented 75% of total revenue in 2012 and totaled $2.91 billion, up 5% from $2.76 billion in 2011. Noninterest income represented 73% of total revenue in 2011 and was higher by 1% from $2.73 billion in 2010.

The current year increase in revenue primarily reflects increased trust, investment and other servicing fees, partially offset by a decline in foreign exchange trading income. Trust, investment and other servicing fees – the largest component of noninterest income – totaled $2.41 billion in 2012 compared with $2.17 billion in 2011, primarily reflecting new business, including the full year benefit in 2012 of the acquisitions completed in 2011, as well as revised client fee structures and lower waived fees on money market mutual funds. Foreign exchange trading income in 2012 totaled $206.1 million, down 36% compared with $324.5 million in 2011, reflecting reduced currency market volatility and client volumes from 2011 levels.

Net interest income on a fully taxable equivalent (FTE) basis in 2012 was $1.03 billion, down 2% from $1.05 billion in 2011, which was up 10% from $957.8 million in 2010. The decrease in net interest income is primarily attributable to a decline in the net interest margin, partially offset by higher average earning assets. The net interest margin declined to 1.22% from 1.27% in 2011, while average earning assets increased $1.4 billion, or 2%, in 2012, primarily reflecting higher levels of investments in securities and interest-bearing deposits with banks, partially offset by lower levels of deposits with the Federal Reserve.

Additional information regarding Northern Trust’s revenue by type is provided below.

2012 TOTAL REVENUE OF $3.90 BILLION

20|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Income

The components of noninterest income, and a discussion of significant changes during 2012 and 2011, are provided below.

NONINTEREST INCOME				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Trust, Investment and Other Servicing Fees	$2,405.5	$2,169.5	$2,081.9	11%	4%
Foreign Exchange Trading Income	206.1	324.5	382.2	(36)	(15)
Treasury Management Fees	67.4	72.1	78.1	(6)	(8)
Security Commissions and Trading Income	73.6	60.5	60.9	22	(1)
Other Operating Income	154.9	158.1	146.3	(2)	8
Investment Security Gains (Losses), net	(1.7)	(23.9)	(20.4)	(93)	17

Total Noninterest Income	$2,905.8	$2,760.8	$2,729.0	5%	1%

Trust, Investment and Other Servicing Fees

Trust, investment and other servicing fees were $2.41 billion in 2012 compared with $2.17 billion in 2011. For a more detailed discussion of 2012 trust, investment and other servicing fees, refer to the “Business Unit Reporting” section.

Trust, investment and other servicing fees are based generally on the market value of assets held in custody, managed and serviced; the volume of transactions; securities lending volume and spreads; and fees for other services rendered. Certain market value calculations on which fees are based are performed on a monthly or quarterly basis in arrears. Certain investment management fee arrangements also may provide for performance fees, based on client portfolio returns that exceed predetermined levels. Based on an analysis of historical trends and current asset and product mix, management estimates that a 10% rise or fall in overall equity markets would cause a corresponding increase or decrease in Northern Trust’s trust, investment and other servicing fees of approximately 3% and in total revenue of approximately 2%.

The following table presents selected average month-end, average quarter-end, and year-end equity market indices and the percentage changes year over year.

MARKET INDICES	AVERAGE OF MONTH-END			AVERAGE OF QUARTER-END			YEAR-END
	2012	2011	CHANGE	2012	2011	CHANGE	2012	2011	CHANGE
S&P 500 ®	1,387	1,281	8%	1,409	1,259	12%	1,426	1,258	13%
MSCI EAFE ® (in U.S. dollars)	1,499	1,609	(7)	1,523	1,549	(2)	1,604	1,413	14

Assets under custody and assets under management form the primary basis of our trust, investment and other servicing fees. At December 31, 2012, assets under custody were $4.8 trillion, up 13% from $4.3 trillion a year ago, and included $2.7 trillion of global custody assets. Assets under custody at December 31, 2011 included $2.4 trillion of global custody assets. Assets under management totaled $758.9 billion, up 14% from $662.9 billion at the end of 2011.

ASSETS UNDER CUSTODY	DECEMBER 31,					CHANGE		FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2012	2011	2010	2009	2008	2012 / 2011	2011 / 2010
Corporate & Institutional	$4,358.6	$3,877.6	$3,711.1	$3,325.9	$2,719.2	12%	4%	3%
Personal	446.3	385.2	370.2	331.1	288.3	16	4	6

Total Assets Under Custody	$4,804.9	$4,262.8	$4,081.3	$3,657.0	$3,007.5	13%	4%	3%

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

C&IS ASSETS UNDER CUSTODY (In Billions)	PFS ASSETS UNDER CUSTODY (In Billions)

ASSETS UNDER MANAGEMENT	DECEMBER 31,					CHANGE		FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2012	2011	2010	2009	2008	2012 / 2011	2011 / 2010
Corporate & Institutional	$561.2	$489.2	$489.2	$482.0	$426.4	15%	–%	(2)%
Personal	197.7	173.7	154.4	145.2	132.4	14	13	6

Total Assets Under Management	$758.9	$662.9	$643.6	$627.2	$558.8	14%	3%	–%

C&IS ASSETS UNDER MANAGEMENT (In Billions)	PFS ASSETS UNDER MANAGEMENT (In Billions)

Assets under custody and under management were invested as follows:

ASSETS UNDER CUSTODY	DECEMBER 31,
	2012			2011
	C&IS	PFS	CONSOLIDATED	C&IS	PFS	CONSOLIDATED
Equities	44%	46%	44%	43%	43%	43%
Fixed Income Securities	37	24	36	37	28	37
Cash and Other Assets	19	30	20	20	29	20

ASSETS UNDER MANAGEMENT	DECEMBER 31,
	2012			2011
	C&IS	PFS	CONSOLIDATED	C&IS	PFS	CONSOLIDATED
Equities	51%	37%	48%	47%	34%	44%
Fixed Income Securities	16	30	19	14	32	19
Cash and Other Assets	33	33	33	39	34	37

22|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Foreign Exchange Trading Income

Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to foreign exchange trading income. This income decreased $118.4 million, or 36%, and totaled $206.1 million in 2012 compared with $324.5 million last year. The decrease from the prior year primarily reflects reduced currency market volatility and client volumes.

Treasury Management Fees

Treasury management fees decreased 6%, to $67.4 million from $72.1 million in 2011. The decrease in 2012 is primarily due to lower transaction volumes.

Security Commissions and Trading Income

Security commissions and trading income is generated primarily from securities brokerage services provided by Northern Trust Securities, Inc. The increase of $13.1 million, or 22%, to $73.6 million in 2012 from $60.5 million in 2011 principally reflects higher revenue from interest rate protection products and an increase in core brokerage revenue.

Other Operating Income

The components of other operating income include:

				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Loan Service Fees	$64.5	$68.9	$60.3	(6)%	14%
Banking Service Fees	55.0	54.9	57.3	–	(4)
Other Income	35.4	34.3	28.7	3	19

Total Other Operating Income	$154.9	$158.1	$146.3	(2)%	8%

The decrease in loan service fees is primarily attributable to lower fees associated with commercial loans, partly due to reduced refinancing activity in 2012.

Investment Security Gains (Losses), Net

Net investment security losses totaled $1.7 million and $23.9 million in 2012 and 2011, respectively. The current year includes $3.3 million of pre-tax charges for the credit-related other-than-temporary impairment (OTTI) of residential mortgage backed securities and auction rate securities held within Northern Trust’s balance sheet investment securities portfolio. The prior year included $23.3 million of OTTI charges attributable to residential mortgage backed securities.

NONINTEREST INCOME – 2011 COMPARED WITH 2010

Trust, investment and other servicing fees were $2.17 billion in 2011 compared with $2.08 billion in 2010. The increase was primarily due to acquisitions and other new business in 2011 and the favorable impact of equity markets on fees, partially offset by a decrease in securities lending revenue. Securities lending revenue decreased $107.3 million, or 55%, to $87.9 million in 2011, from $195.2 million in 2010, reflecting recoveries in 2010 of approximately $114 million of previously recorded unrealized asset valuation losses in a mark-to-market investment fund used in our securities lending activities. In September 2010, securities in the mark-to-market fund were sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in periods subsequent to the date of sale. Foreign exchange trading income decreased 15% in 2011 to $324.5 million from $382.2 million in 2010. The decrease reflected reduced currency market volatility and client volumes from 2010 levels.

Treasury management fees were $72.1 million in 2011, down 8% from $78.1 million in 2010, primarily due to lower transaction volumes in 2011.

Other operating income totaled $158.1 million in 2011, an increase of 8% from $146.3 million in 2010. The increase primarily reflected increased loan service fees and higher miscellaneous other income, partially offset by lower banking service fees.

Net investment security losses of $23.9 million in 2011 and $20.4 million in 2010 included $23.3 million and $21.2 million, respectively, of OTTI charges attributable to residential mortgage backed securities.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Income

Net interest income stated on an FTE basis is a non-GAAP financial measure that facilitates the analysis of asset yields. When adjusted to an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; however, the adjustment to an FTE basis has no impact on net income. A reconciliation of net interest income on a GAAP basis to net interest income on an FTE basis is provided on page 59. An analysis of net interest income on an FTE basis, major balance sheet components impacting net interest income, and related ratios are provided below.

ANALYSIS OF NET INTEREST INCOME (FTE)				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Interest Income – GAAP	$1,287.7	$1,408.6	$1,296.7	(9)%	9%
FTE Adjustment	40.8	40.2	39.1	1	3

Interest Income – FTE	1,328.5	1,448.8	1,335.8	(8)	9
Interest Expense	297.4	399.5	378.0	(26)	6

Net Interest Income – FTE Adjusted	1,031.1	1,049.3	957.8	(2)	10

Net Interest Income – GAAP	$990.3	$1,009.1	$918.7	(2)%	10%

AVERAGE BALANCE
Earning Assets	$84,168.5	$82,748.8	$67,865.4	2%	22%
Interest-Related Funds	62,293.0	67,049.8	57,179.4	(7)	17
Net Noninterest-Related Funds	21,875.5	15,699.0	10,686.0	39	47

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	1.58%	1.75%	1.97%	(0.17)	(0.22)
Interest-Related Funds	0.48	0.60	0.66	(0.12)	(0.06)
Interest Rate Spread	1.10	1.15	1.31	(0.05)	(0.16)
Total Source of Funds	0.35	0.48	0.56	(0.13)	(0.08)
Net Interest Margin – FTE	1.22%	1.27%	1.41%	(0.05)	(0.14)

Refer to pages 124 and 125 for additional analysis of net interest income.

Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of interest-related hedging activity. Earning assets – federal funds sold; securities purchased under agreements to resell; interest-bearing deposits with banks; Federal Reserve deposits; other interest-bearing deposits; securities; and loans and leases – are financed by a large base of interest-bearing funds that include deposits; short-term borrowings; senior notes and long-term debt. Earning assets also are funded by net noninterest-related funds, which include demand deposits; the allowance for credit losses; and stockholders’ equity, reduced by nonearning assets such as cash and due from banks; items in process of collection; and buildings and equipment. Net interest income is determined by variations in the level and mix of earning assets and interest-bearing funds and their relative sensitivity to interest rates. In addition, the levels of nonperforming assets and client compensating deposit balances used to pay for services impact net interest income.

Net interest income in 2012 was $990.3 million, down 2% from $1.01 billion in 2011. Net interest income on an FTE basis for 2012 was $1.03 billion, a decrease of 2% from $1.05 billion in 2011. The decrease primarily reflects a decline in the net interest margin, partially offset by higher levels of average earning assets. The net interest margin was 1.22%, down from 1.27% in 2011, primarily reflecting lower yields on earning assets, partially offset by a lower cost of funding, driven by lower interest rates and a higher level of noninterest-related funds. Average earning assets increased $1.4 billion, or 2%, to $84.2 billion from $82.7 billion in 2011. Growth in average earning assets primarily reflects a $4.5 billion increase in securities, a $1.5 billion increase in interest-bearing deposits with banks, and a $0.6 billion increase in loans and leases, partially offset by a $5.2 billion decrease in Federal Reserve and other interest-bearing deposits.

Loans and leases averaged $29.0 billion, 2% higher than the $28.3 billion in 2011. The increase is primarily due to higher average balances of personal loans and commercial loans.

Securities, inclusive of Federal Reserve and Federal Home Loan Bank stock and certain community development investments which are classified in other assets in the consolidated balance sheet, averaged $30.9 billion, up $4.5 billion, or 17% from 2011, with the growth primarily in U.S. government sponsored agency and U.S. government securities.

24|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The $1.4 billion increase in average earning assets to $84.2 billion in 2012 from $82.7 billion in 2011 was funded by higher levels of noninterest-related funds. Average noninterest-related funding sources in 2012 increased $5.6 billion from 2011, primarily due to an increase in average demand and other noninterest-bearing deposits.

Interest-related funds decreased $4.8 billion, primarily attributable to lower average balances in non-U.S. office interest-bearing deposits, lower average short-term borrowings and lower average long-term debt. The decrease in average long-term debt reflects the maturity of 5.20% fixed rate senior notes in November of 2012, as well as the maturities of certain Federal Home Loan Bank borrowings during 2012, partially offset by the issuance in August of 2012 of $500 million of 2.375% fixed-rate senior notes of the Corporation due on August 2, 2022. The senior notes are non-callable and unsecured, and were issued at a 0.283% discount.

Custody related deposits maintained with bank subsidiaries and foreign branches are primarily interest-bearing and averaged $41.7 billion in 2012, $37.8 billion in 2011, and $30.0 billion in 2010.

Stockholders’ equity averaged $7.4 billion in 2012 compared with $7.0 billion in 2011. The increase of $334.0 million, or 5%, principally reflects the retention of earnings, partially offset by dividends and the repurchase of common stock pursuant to Northern Trust’s share buyback program. Under our capital plan, which was reviewed without objection by the Federal Reserve in March 2012, the Corporation may repurchase up to $77.1 million of common stock after December 31, 2012 through March 2013. During 2012, Northern Trust repurchased 3,516,254 shares at a cost of $162.9 million ($46.32 average price per share). The Corporation’s common stock repurchase authorization was replaced in March of 2012, pursuant to which the Corporation is authorized to purchase up to 6.8 million additional shares after December 31, 2012. The Corporation’s capital actions in 2012, including dividend declarations totaling $286.9 million and the common stock repurchases totaling $162.9 million, returned $449.8 million in capital to shareholders. In January 2013, the Corporation submitted its most recent capital plan to the Federal Reserve Board.

For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Balance Sheet with Analysis of Net Interest Income on pages 124 and 125.

NET INTEREST INCOME – 2011 COMPARED WITH 2010

Net interest income on an FTE basis was $1.05 billion in 2011, up 10% from $957.8 million in 2010. The increase primarily reflected higher average earning assets, partially offset by a decline in the net interest margin. The net interest margin decreased to 1.27% in 2011 from 1.41% in 2010, limiting the benefit from higher deposits as yields on high quality investments declined due to the persistent low interest rate environment.

Earning assets averaged $82.7 billion in 2011, up 22% from $67.9 billion in 2010. The growth reflected a $6.5 billion increase in securities, a $5.0 billion increase in Federal Reserve Deposits and Other Interest-Bearing assets, and a $2.5 billion increase in interest-bearing deposits with banks. The growth in average earning assets was funded by higher levels of both noninterest and interest-related funds. Average noninterest-related funding sources in 2011 increased $5.7 billion from 2010, primarily due to increases in average demand and other noninterest-bearing deposits. The growth in interest-related funds was primarily attributable to higher average client balances in non-U.S. office interest-bearing deposits and increased savings and money market deposits, partially offset by lower average short-term borrowings. In August of 2011, $500 million of 3.375% fixed-rate senior notes of the Corporation were issued that are due on August 23, 2021.

Stockholders’ equity averaged $7.0 billion in 2011 and $6.6 billion in 2010. The increase reflected the retention of earnings, partially offset by dividends and the repurchase of common stock.

Provision for Credit Losses

The provision for credit losses was $25.0 million in 2012 compared with $55.0 million in 2011 and $160.0 million in 2010. The current year provision reflects improved credit quality metrics for the overall portfolio relative to 2011. Within the portfolio, residential real estate loans and commercial real estate loans continue to reflect weakness relative to the overall portfolio accounting for 91% and 88% of total nonperforming loans at December 31, 2012 and 2011, respectively. For a fuller discussion of the allowance and provision for credit losses for 2012, 2011, and 2010, refer to pages 54 and 55.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Expense

Noninterest expense for 2012 totaled $2.88 billion, up $47.6 million, or 2%, from $2.83 billion in 2011. Noninterest expense in 2012 and 2011 reflect charges of $18.6 million ($12.0 million after tax) and $91.6 million ($59.8 million after tax), respectively, associated with restructuring, acquisition and integration related activities. Noninterest expense in 2011 also includes Visa indemnification related benefits of $23.1 million. Excluding the 2012 and 2011 restructuring, acquisition and integration related charges and the 2011 Visa indemnification benefits, noninterest expense increased $97.5 million, or 4%, primarily reflecting higher equipment and software expense and the full period impact of operating costs attributable to the acquisitions completed in 2011.

The components of noninterest expense and a discussion of significant changes during 2012 and 2011 are provided below.

NONINTEREST EXPENSE				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Compensation	$1,267.4	$1,267.2	$1,108.0	–%	14%
Employee Benefits	258.2	258.2	237.6	–	9
Outside Services	529.2	552.8	460.4	(4)	20
Equipment and Software	366.7	328.1	287.1	12	14
Occupancy	174.4	180.9	167.8	(4)	8
Visa Indemnification Benefit	–	(23.1)	(33.0)	(100)	(30)
Other Operating Expense	282.9	267.1	270.0	6	(1)

Total Noninterest Expense	$2,878.8	$2,831.2	$2,497.9	2%	13%

The following table presents restructuring, acquisition and integration charges incurred in 2012 and 2011 by component of noninterest expense.

RESTRUCTURING, ACQUISITION AND INTEGRATION CHARGES (In Millions)	2012	2011
Compensation	$(0.3)	$50.2
Employee Benefits	0.8	4.3
Outside Services	12.1	16.8
Equipment and Software	0.9	10.9
Occupancy	3.6	6.4
Other Operating Expense	1.5	3.0

Total	$18.6	$91.6

Compensation

Compensation expense, the largest component of noninterest expense, totaled $1.27 billion in both 2012 and 2011. Compensation expense in 2011 included $50.2 million of severance related accruals in connection with restructuring, acquisition and integration activities, while 2012 includes $0.3 million of net reductions in severance related accruals. Excluding these charges, the $50.7 million, or 4%, increase from the prior year primarily reflects annual salary increases, the full year impact of operating costs attributable to the 2011 acquisitions, and higher performance-based compensation. Staff on a full-time equivalent basis totaled approximately 14,200 at December 31, 2012 compared with approximately 14,100 at December 31, 2011, and averaged 14,100 in 2012, up 4% compared with 13,500 in 2011.

Employee Benefits

Employee benefits expense totaled $258.2 million in both 2012 and 2011 and included severance related charges of $0.8 million and $4.3 million in 2012 and 2011, respectively. Employee benefits expense in 2011 also includes the reversal of an employee benefit related accrual of $9.7 million for which the 2010 goal was not met. Excluding the current year and prior year severance related charges and the prior year employee benefit related accrual reversal, employee benefits expense decreased $6.2 million, or 2%, primarily reflecting lower retirement benefits expense in 2012.

Outside Services

Outside services expense totaled $529.2 million in 2012, down $23.6 million, or 4%, from $552.8 million in 2011. Outside services expense included restructuring and integration related charges of $12.1 million in 2012 and restructuring, acquisition

26|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and integration related charges of $16.8 million in 2011. Excluding the current year and prior year charges, outside services expense decreased $18.9 million, or 4%, from the prior year, primarily reflecting decreases within investment manager sub-advisor fees, consulting fees, and sub-custodian expense, partially offset by higher expense associated with technical services, including the full year cost of services attributable to the 2011 acquisitions. Investment manager sub-advisor fees are those paid to external investment managers for services provided to certain funds Northern Trust manages and those relating to custom client programs. Technical services expense includes costs for systems and application support; the provision of market and research data; and outsourced check processing and lockbox services, among other services.

Equipment and Software

Equipment and software expense, comprised of depreciation and amortization; rental; and maintenance costs, increased $38.6 million, or 12%, to $366.7 million in 2012 compared to $328.1 million in 2011. Equipment and software expense in 2012 includes software write-offs of $15.1 million. Equipment and software expense in 2011 included $10.9 million of software write-offs related to restructuring activities. Excluding these software write-offs, equipment and software expense increased $34.4 million, or 11%, primarily reflecting higher software amortization and support costs from the continued investment in technology related assets.

Occupancy

Occupancy expense totaled $174.4 million in 2012, down $6.5 million, or 4%, from $180.9 million in 2011. Occupancy expense in 2012 and 2011 included $3.6 million and $6.4 million, respectively, of restructuring charges related to reductions in office space. Excluding the restructuring charges, occupancy expense decreased $3.7 million, or 2%, in 2012, due to reductions in office space.

Visa Indemnification Benefits

In 2011 and 2010, reductions to Northern Trust’s Visa indemnification liability and related charges totaled $23.1 million and $33.0 million, respectively. Northern Trust is obligated to share in losses resulting from certain indemnified litigation involving Visa. The reductions reflect Northern Trust’s proportionate share of funds that Visa deposited into its litigation escrow account in those years. Visa indemnification charges are further discussed in Note 24 to the consolidated financial statements.

Other Operating Expense

Other operating expense in 2012 totaled $282.9 million, up $15.8 million, or 6% from $267.1 million in 2011. Other operating expense in 2012 and 2011 included $1.5 million and $3.0 million, respectively, of restructuring, acquisition and integration related charges. The components of other operating expense are as follows:

				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Business Promotion	$87.8	$82.1	$81.0	7%	1%
FDIC Insurance Premiums	25.4	29.3	33.9	(13)	(14)
Staff Related	41.9	37.6	37.4	11	1
Other Intangibles Amortization	20.3	17.5	14.4	16	22
Other Expenses	107.5	100.6	103.3	7	(3)

Total Other Operating Expense	$282.9	$267.1	$270.0	6%	(1)%

FDIC insurance premiums decreased primarily due to changes in the FDIC’s assessment methodology in 2011. The increase in staff related expense primarily reflects higher relocation costs. Other intangibles amortization expense increased primarily due to the amortization of intangible assets purchased in connection with the 2011 acquisitions.

NONINTEREST EXPENSE – 2011 COMPARED WITH 2010

Noninterest expense in 2011 totaled $2.83 billion, up 13% from $2.50 billion in 2010. Noninterest expense in 2011 included charges of $91.6 million associated with restructuring, acquisition and integration related activities. Noninterest expense in 2011 and 2010 included reductions to Northern Trust’s Visa indemnification liability of $23.1 million and $33.0 million, respectively.

Compensation expense in 2011 included $50.2 million of severance charges related to restructuring, acquisition and integration activities. Excluding these charges, compensation expense increased $109.0 million, or 10% from 2010, reflecting higher full-time equivalent staff levels, the majority of which

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

were attributable to the 2011 acquisitions, as well as annual salary increases. Staff on a full-time equivalent basis averaged 13,500 in 2011, up 7% compared with 12,600 in 2010.

Employee benefits expense in 2011 was $258.2 million, up $20.6 million, or 9%, from $237.6 million in 2010. The increase reflected operating costs associated with the 2011 acquisitions and $4.3 million of severance related accruals in 2011. The remaining increase was primarily due to higher full-time equivalent staff levels, federal and unemployment insurance, and pension expense, partially offset by the reversal in 2011 of an employee benefit related accrual of $9.7 million for which the 2010 goal was not met.

Outside services expense in 2011 included restructuring, acquisition and integration charges of $16.8 million. Excluding these charges, outside services expense increased $75.6 million, or 16%, primarily reflecting higher expense associated with technical services and investment manager sub-advisor fees, partly attributable to the 2011 acquisitions.

Equipment and software expense in 2011 included $10.9 million of restructuring charges related to software write-offs. Excluding these charges, equipment and software expense increased $30.1 million, or 10%, primarily reflecting higher software amortization and support costs attributable to increased investment in technology related assets.

Occupancy expense for 2011 was $180.9 million, up $13.1 million, or 8%, from $167.8 million in 2010, primarily due to $6.4 million of restructuring charges as well as operating costs attributable to the 2011 acquisitions.

Other operating expense totaled $267.1 million in 2011, down from $270.0 million in 2010, reflecting reduced FDIC insurance premiums and miscellaneous other expenses, partially offset by increased amortization costs attributable to intangible assets purchased in the 2011 acquisitions.

Provision for Income Taxes

Provisions for income tax and effective tax rates are impacted by levels of pre-tax income, tax rates, and the impact of certain non-U.S. subsidiaries whose earnings are indefinitely reinvested, as well as non-recurring items such as the resolution of tax matters. The 2012 provision for income taxes was $305.0 million, representing an effective rate of 30.7%. This compares with a provision for income taxes of $280.1 million and an effective rate of 31.7% in 2011. The provision for income tax in 2012 includes a $12.4 million tax benefit in connection with the resolution of certain leveraged lease related matters. The provision for income tax in 2011 reflected the favorable resolution of certain leveraged leasing matters with the Internal Revenue Service and certain state tax matters.

The tax provisions for 2012 and 2011 reflect reductions totaling $27.1 million and $21.3 million, respectively, related to certain non-U.S. subsidiaries whose earnings are being indefinitely reinvested.

The 2010 income tax provision of $320.3 million represented an effective rate of 32.4% and included a $20.1 million reduction in the tax provision related to non-U.S. subsidiaries whose earnings are being indefinitely reinvested.

BUSINESS UNIT REPORTING

Northern Trust, under the leadership of Chairman and Chief Executive Officer Frederick H. Waddell, is organized around its two principal client-focused business units, C&IS and PFS. Asset management and related services are provided to C&IS and PFS clients primarily by NTGI. Operations support is provided to each of the business units by O&T. Mr. Waddell has been identified as the chief operating decision maker, having final authority over resource allocation decisions and performance assessment.

C&IS and PFS results are presented to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, derives from internal accounting systems that support Northern Trust’s strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expense related to each segment. These systems incorporate processes for allocating assets, liabilities and equity, and the applicable interest income and expense. Equity is allocated based on the proportion of economic capital associated with the business units. Allocations of capital and certain corporate expense may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are consistent with those described in Note 1 to the consolidated financial statements. Transfers of income and expense items are recorded at cost; there is no consolidated profit or loss on sales or transfers between business units. Northern Trust’s presentations are not necessarily consistent with similar information for other financial institutions.

28|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED FINANCIAL INFORMATION				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,405.5	$2,169.5	$2,081.9	11%	4%
Foreign Exchange Trading Income	206.1	324.5	382.2	(36)	(15)
Other Noninterest Income	294.2	266.8	264.9	10	1
Net Interest Income (FTE) (Note)	1,031.1	1,049.3	957.8	(2)	10

Revenue (FTE) (Note)	3,936.9	3,810.1	3,686.8	3	3
Provision for Credit Losses	25.0	55.0	160.0	(55)	(66)
Visa Indemnification Benefit	–	(23.1)	(33.0)	(100)	(30)
Noninterest Expense (Excluding Visa Indemnification Benefit)	2,878.8	2,854.3	2,530.9	1	13

Income before Income Taxes (Note)	1,033.1	923.9	1,028.9	12	(10)
Provision for Income Taxes (Note)	345.8	320.3	359.4	8	(11)

Net Income	$687.3	$603.6	$669.5	14%	(10)%

Average Assets	$92,975.5	$91,947.9	$76,008.2	1%	21%

Note: Stated on an FTE basis. The consolidated figures include $40.8 million, $40.2 million, and $39.1 million of FTE adjustments for 2012, 2011, and 2010, respectively.

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

The following table summarizes the results of operations of C&IS for the years ended December 31, 2012, 2011, and 2010 on a management-reporting basis.

CORPORATE & INSTITUTIONAL SERVICES RESULTS OF OPERATIONS				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,334.1	$1,196.4	$1,175.1	12%	2%
Foreign Exchange Trading Income	193.5	315.7	375.3	(39)	(16)
Other Noninterest Income	193.6	169.7	147.4	14	15
Net Interest Income (FTE) (Note)	280.1	282.5	271.8	(1)	4

Revenue (FTE) (Note)	2,001.3	1,964.3	1,969.6	2	–
Provision for Credit Losses	(2.1)	(20.5)	(16.1)	(90)	27
Noninterest Expense	1,599.9	1,522.4	1,328.9	5	15

Income before Income Taxes (Note)	403.5	462.4	656.8	(13)	(30)
Provision for Income Taxes (Note)	114.3	168.3	222.4	(32)	(24)

Net Income	$289.2	$294.1	$434.4	(2)%	(32)%

Percentage of Consolidated Net Income	42%	49%	65%

Average Assets	$49,904.0	$47,533.7	$38,749.3	5%	23%

Note: Stated on an FTE basis.

The 2% decrease in C&IS net income in 2012 primarily resulted from lower foreign exchange trading income and higher noninterest expense, attributable to the full year impact in 2012 of the 2011 acquisitions, partially offset by increased trust, investment and other servicing fees and a lower provision for income taxes. The increase in trust, investment and other servicing fees was primarily attributable to new business, including the full year benefit of the 2011

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

acquisitions. The 32% decrease in net income in 2011 compared to 2010 primarily reflected lower foreign exchange trading income and higher noninterest expense, including operating costs from the 2011 acquisitions and restructuring, acquisition and integration charges, partially offset by increased trust, investment and other servicing fees.

C&IS Trust, Investment and Other Servicing Fees

C&IS trust, investment and other servicing fees are primarily attributable to services related to custody, fund administration, investment management, and securities lending. Custody and fund administration fees are driven primarily by asset values, transaction volumes, and number of accounts. Custody fees related to asset values are often priced based on values at the beginning of each quarter; however, there are custody fees that are based on quarter-end or month-end values or average values for a month or quarter. The fund administration fees that are asset value related are priced using month-end, quarter-end, or average daily balances. Investment management fees are based primarily on market values throughout a period.

Securities lending revenue is affected by market values; the demand for securities to be lent, which drives volumes; and the interest rate spread earned on the investment of cash deposited by investment firms as collateral for securities they have borrowed. The other services fee category in C&IS includes such products as benefit payment, investment risk and analytical services, electronic delivery, and other services. Revenue from these products is based generally on the volume of services provided or a fixed fee.

Provided below are the components of C&IS trust, investment and other servicing fees.

CORPORATE AND INSTITUTIONAL SERVICES TRUST, INVESTMENT AND OTHER SERVICING FEES
(In Millions)	2012	2011	2010
Custody and Fund Administration	$863.9	$770.1	$646.1
Investment Management	281.0	262.5	261.2
Securities Lending	96.3	87.9	195.2
Other	92.9	75.9	72.6

Total Trust, Investment and Other Servicing Fees	$1,334.1	$1,196.4	$1,175.1

2012 C&IS FEES

Custody and fund administration fees, the largest component of trust, investment and other servicing fees, increased $93.8 million, or 12%, primarily reflecting higher fund administration revenue due to the full year benefit in 2012 of the acquisitions completed in 2011 and other new business. Fees from investment management increased $18.5 million, or 7%, from the prior year primarily due to new business and improved markets. Investment management fees include waived fees on money market mutual funds attributable to the persistent low level of short-term interest rates. Money market mutual fund fee waivers in C&IS totaled $29.8 million and $34.3 million in 2012 and 2011, respectively. Securities lending revenue increased $8.4 million, or 10%, reflecting higher spreads in the current year, partially offset by lower average volumes. C&IS other trust, investment and servicing fees increased $17.0 million, or 22%, primarily reflecting higher income attributable to investment risk and analytical services.

Provided below is a breakdown of C&IS the assets under custody and under management.

CORPORATE AND INSTITUTIONAL SERVICES ASSETS UNDER CUSTODY
	DECEMBER 31,
(In Billions)	2012	2011	2010
North America	$2,414.6	$2,112.1	$1,999.6
Europe, Middle East, and Africa	1,459.7	1,351.4	1,280.7
Asia Pacific	396.4	319.4	331.7
Securities Lending	87.9	94.7	99.1

Total Assets Under Custody	$4,358.6	$3,877.6	$3,711.1

2012 C&IS ASSETS UNDER CUSTODY

30|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE AND INSTITUTIONAL SERVICES ASSETS UNDER MANAGEMENT
	DECEMBER 31,
(In Billions)	2012	2011	2010
North America	$364.5	$304.0	$284.7
Europe, Middle East, and Africa	60.2	48.7	69.0
Asia Pacific	48.6	41.8	36.4
Securities Lending	87.9	94.7	99.1

Total Assets Under Management	$561.2	$489.2	$489.2

2012 C&IS ASSETS UNDER MANAGEMENT

C&IS assets under custody were $4.4 trillion at December 31, 2012, 12% higher than the $3.9 trillion at December 31, 2011. Assets under management totaled $561.2 billion and $489.2 billion at December 31, 2012 and 2011, respectively. Cash and other assets deposited by investment firms as collateral for securities borrowed from custody clients are managed by Northern Trust and are included in assets under custody and under management. This securities lending collateral totaled $87.9 billion and $94.7 billion at December 31, 2012 and 2011, respectively.

C&IS Foreign Exchange Trading Income

Foreign exchange trading income totaled $193.5 million in 2012, a $122.2 million, or 39%, decrease from $315.7 million in 2011, reflecting reduced currency market volatility and client volumes in the current year. Foreign exchange trading income in 2011 of $315.7 million decreased $59.6 million, or 16%, from $375.3 million in 2010, due to reduced currency market volatility and client volumes.

C&IS Other Noninterest Income

Other noninterest income for 2012 increased $23.9 million, or 14%, to $193.6 million in 2012, from $169.7 million in 2011, primarily reflecting increased other operating income attributable to higher banking and credit related service fees in the current year. Other noninterest income in 2011 of $169.7 million increased $22.3 million, or 15%, compared to $147.4 million in 2010, primarily reflecting the benefit of 2011 acquisitions and other new business in 2011.

C&IS Net Interest Income

Net interest income decreased 1% in 2012 to $280.1 million from $282.5 million in 2011. The decrease primarily reflects a decline in the net interest margin, partially offset by higher levels of average earning assets. The C&IS net interest margin in 2012 was 0.66% compared to 0.70% in 2011 and 0.77% in 2010. The decrease in the net interest margin in 2012 is primarily attributable to lower yields on earning assets, including lower spreads on certain currencies, partially offset by lower funding costs, both the result of the low interest rate environment. In 2011, higher levels of average earning assets increased net interest income, which was up $10.7 million, or 4%, from $271.8 million in 2010, but were partially offset by a lower net interest margin.

C&IS Provision for Credit Losses

The provision for credit losses was negative $2.1 million for 2012 primarily reflecting recoveries of previously charged off exposures and improvement in underlying asset quality metrics within the commercial and institutional loan portfolio, partially offset by allowances established as a result of higher commercial and institutional loan and lease financing receivable balances. The provision for credit losses was negative $20.5 million for 2011 compared to negative $16.1 million in 2010, reflecting recoveries of previously charged off exposures and improvement in underlying asset quality metrics within both commercial and institutional loans and commercial real estate loans segment as compared to 2010.

C&IS Noninterest Expense

C&IS noninterest expense was up $77.5 million, or 5%, in 2012 and totaled $1.60 billion compared to $1.52 billion in 2011. Noninterest expense in 2012 and 2011 included restructuring, acquisition and integration related charges of $21.5 million and $60.8 million, respectively. Excluding these charges, C&IS noninterest expense increased $116.8 million, or 8%, from 2011, primarily reflecting the full year impact in 2012 of the 2011 acquisitions and higher indirect expense allocations for product and operating support. Noninterest expense in 2011 increased $193.5 million, or 15%, from $1.33 billion in 2010, reflecting operating expense attributable to the 2011 acquisitions and restructuring, acquisition and integration related charges.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Personal Financial Services

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately held businesses in its target markets. PFS also includes the Global Family Office, which provides customized products and services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. PFS services are delivered through a network of offices in 18 U.S. states and Washington, D.C., as well as offices in London and Guernsey.

The following table summarizes the results of operations of PFS for the years ended December 31, 2012, 2011, and 2010 on a management-reporting basis.

PERSONAL FINANCIAL SERVICES RESULTS OF OPERATIONS				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,071.4	$973.1	$906.8	10%	7%
Foreign Exchange Trading Income	12.6	8.8	6.9	43	28
Other Noninterest Income	93.6	119.7	126.4	(22)	(5)
Net Interest Income (FTE) (Note)	629.9	613.7	591.8	3	4

Revenue (FTE) (Note)	1,807.5	1,715.3	1,631.9	5	5
Provision for Credit Losses	27.1	75.5	176.1	(64)	(57)
Noninterest Expense	1,182.3	1,214.9	1,103.0	(3)	10

Income before Income Taxes (Note)	598.1	424.9	352.8	41	20
Provision for Income Taxes (Note)	226.4	168.7	132.8	34	27

Net Income	$371.7	$256.2	$220.0	45%	16%

Percentage of Consolidated Net Income	54%	42%	33%

Average Assets	$23,917.9	$23,861.5	$23,564.5	–%	1%

Note: Stated on an FTE basis.

PFS net income increased 45% in 2012 primarily as a result of increased revenue, a lower provision for credit losses, and decreased noninterest expense. The 5% increase in PFS revenue in 2012 is primarily attributable to increases in trust, investment and other servicing fees and in net interest income, partially offset by lower other noninterest income. The decrease in noninterest expense is primarily due to a current year $4.6 million net reduction of certain restructuring related accruals and lower full-time equivalent staff levels in 2012. 2011 noninterest expense included $27.4 million of restructuring related charges. The 16% increase in PFS net income in 2011 from 2010 is primarily attributable to increased trust, investment and other servicing fees and net interest income, as well as a lower provision for credit losses. These were partially offset by increased noninterest expense in 2011, including restructuring related charges totaling $27.4 million, and a higher provision for income tax.

PFS Trust, Investment and Other Servicing Fees

Provided below is a summary of PFS trust, investment and other servicing fees and assets under custody and under management.

PERSONAL FINANCIAL SERVICES TRUST, INVESTMENT AND OTHER SERVICING FEES	YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011	2010
Central	$435.8	$399.2	$373.0
East	279.8	248.0	224.8
West	228.1	208.5	185.8
Global Family Office	127.7	117.4	123.2

Total Trust, Investment and Other Servicing Fees	$1,071.4	$973.1	$906.8

2012 PFS FEES

32|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PERSONAL FINANCIAL SERVICES ASSETS UNDER CUSTODY	DECEMBER 31,
(In Billions)	2012	2011	2010
Global Family Office	$270.4	$226.5	$221.9
Central	71.9	67.6	64.1
East	63.9	54.6	49.4
West	40.1	36.5	34.8

Total Assets Under Custody	$446.3	$385.2	$370.2

2012 PFS ASSETS UNDER CUSTODY

PERSONAL FINANCIAL SERVICES ASSETS UNDER MANAGEMENT	DECEMBER 31,
(In Billions)	2012	2011	2010
Central	$75.0	$68.5	$60.4
East	49.5	42.1	35.9
Global Family Office	41.8	34.0	31.5
West	31.4	29.1	26.6

Total Assets Under Management	$197.7	$173.7	$154.4

2012 PFS ASSETS UNDER MANAGEMENT

The PFS regions shown above are comprised of the following: Central includes Illinois, Michigan, Minnesota, Missouri, Ohio and Wisconsin; East includes Connecticut, Delaware, Florida, Georgia, Massachusetts, New York and Washington, D.C.; West includes Arizona, California, Colorado, Nevada, Texas and Washington; Global Family Office provides specialized asset management, investment consulting, global custody, fiduciary, and private banking services to ultra-wealthy domestic and international clients.

Fees in the majority of locations in which PFS operates and all mutual fund-related revenue are calculated primarily based on market values. PFS trust, investment and other servicing fees were $1.07 billion in 2012, up 10% from $973.1 million in 2011, which in turn was up 7% from $906.8 million in 2010. The current year performance benefitted from new business, revised fee structures, lower waived fees in money market mutual funds, and the favorable impact of markets on fees. PFS waived fees in money market mutual funds, attributable to the persistent low level of short-term interest rates, totaled $44.7 million and $67.8 million in 2012 and 2011, respectively. Trust, investment and other servicing fees for 2011 were higher than 2010, reflecting new business and the favorable impact of markets on fees.

At December 31, 2012, assets under custody in PFS were $446.3 billion compared with $385.2 billion at December 31, 2011. Assets under management were $197.7 billion at December 31, 2012 compared to $173.7 billion at the previous year end.

PFS Foreign Exchange Trading Income

Foreign exchange trading income totaled $12.6 million in 2012, an increase of 43% from $8.8 million in 2011, primarily due to increased client activity in 2012. Foreign exchange trading income of $8.8 million in 2011 was 28% higher than $6.9 million in 2010.

PFS Other Noninterest Income

Other noninterest income for the year totaled $93.6 million compared to $119.7 million in 2011. The decrease of $26.1 million, or 22%, is primarily driven by a decrease in other operating income related to lower banking and credit related service fees in the current year. The other noninterest income decrease of $6.7 million, or 5%, in 2011 compared to 2010 resulted from decreases in security commissions and trading income and treasury management fees.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PFS Net Interest Income

Net interest income was $629.9 million for the year, up $16.2 million, or 3%, from $613.7 million in 2011. The increase primarily reflects an increase in the net interest margin. The PFS net interest margin in 2012 was 2.67% compared to 2.61% in 2011. The increase in the net interest margin is primarily attributable to higher internal yields received from the Treasury & Other business unit on certain deposit products, partially offset by lower yields on loans and leases. Net interest income in 2011 was $21.9 million, or 4%, higher than in 2010 and the net interest margin in 2011 of 2.61% was up from the 2010 margin of 2.55%. The higher net interest margin in 2011 primarily reflected a lower cost of funds.

PFS Provision for Credit Losses

The provision for credit losses totaled $27.1 million for 2012, compared with $75.5 million in 2011, and $176.1 million in 2010. The current year provision reflects reduced net charge-offs on commercial real estate loans and residential real estate loans, partially offset by continued weakness in these loan categories, while commercial and institutional loans continued to evidence improvement. The 2011 provision reflected improvement in commercial and institutional and commercial real estate loans, partially offset by continued weakness in residential real estate loans. For a fuller discussion of the allowance and provision for credit losses refer to pages 54 and 55.

PFS Noninterest Expense

PFS noninterest expense decreased $32.6 million, or 3%, to $1.18 billion in 2012 compared to $1.21 billion in 2011. 2012 noninterest expense included the $4.6 million net reduction of restructuring accruals while 2011 noninterest expense included $27.4 million of restructuring related charges. Excluding the restructuring related items, PFS noninterest expense decreased slightly from 2011, primarily reflecting lower full-time equivalent staff levels. Noninterest expense for 2011 was 10% higher than 2010, primarily attributable to restructuring related charges recorded in 2011 and higher indirect expense allocations for product and operating support.

Northern Trust Global Investments

NTGI, through various subsidiaries of the Corporation, provides a broad range of asset management and related services and products to clients around the world, including clients of C&IS and PFS. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, exchange traded funds, non-U.S. collective investment funds, and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager advisory services and products. NTGI’s activities also include overlay services and other risk management services. NTGI’s business operates internationally through subsidiaries and distribution arrangements and its revenue and expense are fully allocated to C&IS and PFS.

At year-end 2012, Northern Trust managed $758.9 billion in assets for personal and institutional clients compared with $662.9 billion at year-end 2011. The increase in assets reflects higher equity markets in 2012 and new business.

NORTHERN TRUST GLOBAL INVESTMENTS

2012 ASSETS UNDER MANAGEMENT OF $758.9 BILLION

ASSET CLASSES

CLIENT SEGMENTS

MANAGEMENT STYLES

34|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Treasury and Other

The Treasury and Other business unit includes income and expense associated with the wholesale funding activities and the investment portfolios of the Corporation and the Bank. Treasury and Other also includes certain corporate-based expense, executive level compensation and nonrecurring items not allocated to the business units.

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2012, 2011, and 2010 on a management-reporting basis.

TREASURY AND OTHER RESULTS OF OPERATIONS				CHANGE
($ In Millions)	2012	2011	2010	2012 / 2011	2011 / 2010
Other Noninterest Income	$7.0	$(22.6)	$(8.9)	N/M	154%
Net Interest Income (FTE) (Note)	121.1	153.1	94.2	(21)%	63

Revenue (FTE) (Note)	128.1	130.5	85.3	(2)	53
Visa Indemnification Benefit	–	(23.1)	(33.0)	(100)	(30)
Noninterest Expense (Excluding Visa Indemnification Benefit)	96.6	117.0	99.0	(17)	18

Income before Income Taxes (Note)	31.5	36.6	19.3	(14)	90
Provision (Benefit) for Income Taxes (Note)	5.1	(16.7)	4.2	N/M	N/M

Net Income	$26.4	$53.3	$15.1	(50)%	N/M

Percentage of Consolidated Net Income	4%	9%	2%

Average Assets	$19,153.6	$20,552.7	$13,694.4	(7)%	50%

Note: Stated on an FTE basis.

Treasury and Other other noninterest income of $7.0 million in 2012 compares to negative $22.6 million of other noninterest income in 2011. The change in other noninterest income is primarily due to a reduced level of credit-related OTTI, a current year $5.3 million gain related to hedges of certain investments in foreign currency denominated subsidiaries, and increases within various miscellaneous noninterest income categories. OTTI losses in 2012, 2011, and 2010 totaled $3.3 million, $23.3 million, and $21.2 million, respectively. In 2010, these losses were partially offset by a gain on the sale of a building. The 21% decrease in net interest income in 2012 primarily reflects a higher cost of funds purchased from the business units. Treasury and Other 2011 and 2010 net income benefited from reductions of a liability related to potential losses from indemnified litigation involving Visa. The benefits recorded in 2011 fully eliminated the liability as of December 31, 2011. Noninterest expense in 2012 equaled $96.6 million, down $20.4 million, or 17%, from 2011 due to lower indirect expense allocations for product and operating support and decreased outside service expense, partially offset by increased equipment and software expense, compensation and benefits, and other miscellaneous expense. Noninterest expense was $117.0 million for 2011, an increase of $18.0 million, or 18%, compared to $99.0 million in 2010 and reflected higher compensation and employee benefits, including $3.4 million of 2011 restructuring related charges. The tax benefit in 2011 primarily reflected the favorable resolution of certain state tax positions taken in prior years and other federal and state tax matters not allocated to the business units for management reporting purposes. The tax benefit in 2011 also reflected adjustments to the Corporation’s intercompany service allocation methodology not allocated to the business units for management reporting purposes.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|35

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

For Northern Trust, accounting estimates that are viewed as critical are those relating to the allowance for credit losses, pension plan accounting, and other-than-temporary impairment (OTTI) of investment securities. Management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Corporation’s Board of Directors (Board).

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

Loans, leases and other extensions of credit deemed uncollectible are charged to the allowance for credit losses. Subsequent recoveries, if any, are credited to the allowance. Determinations as to whether an uncollectible loan is charged-off or a specific reserve is established are based on management’s assessment as to the level of certainty regarding the amount of loss. The provision for credit losses, which is charged to income, is the amount necessary to adjust the allowance for credit losses to the level deemed to be appropriate through the above process. Actual losses may vary from current estimates and the amount of the provision for credit losses may be either greater than or less than actual net charge-offs.

Management’s estimates utilized in establishing an appropriate level of allowance for credit losses are not dependent on any single assumption. Management evaluates numerous variables, many of which are interrelated or dependent on other assumptions and estimates, in determining an appropriate allowance level. Due to the inherent imprecision in accounting estimates, other estimates or assumptions could reasonably have been used in the current period and changes in estimates are reasonably likely to occur from period to period. Additionally, as an integral part of their examination process, various federal and state regulatory agencies also review the allowance for credit losses.

36|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

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

Pension Plan Accounting

Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees (the Qualified Plan) and a noncontributory supplemental pension plan (the Nonqualified Plan). Plan amendments, effective April 1, 2012, have reduced benefit accruals under the Qualified and Nonqualified Plans. Certain European-based employees also participate in local defined benefit pension plans that have been closed to new employees in prior years and have been closed to future benefit accruals, effective in 2010. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plans. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and reviewed annually for adjustments that may be required. Pension accounting guidance requires that differences between estimates and actual experience be recognized as other comprehensive income in the period in which they occur. The differences are amortized into net periodic pension expense from accumulated other comprehensive income over the future working lifetime of eligible participants. As a result, differences between the estimates made in the calculation of periodic pension expense and the projected pension obligation and actual experience affect stockholders’ equity in the period in which they occur but continue to be recognized as expense systematically and gradually over subsequent periods.

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

In determining the pension expense for the U.S. plans in 2012, Northern Trust utilized a discount rate of 4.75% for both the Qualified Plan and the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 4.02%. The expected long-term rate of return on Qualified Plan assets was 8.00%.

In evaluating possible revisions to pension-related assumptions for the U.S. plans as of Northern Trust’s December 31, 2012 measurement date, the following were considered:

Discount Rate: Northern Trust estimates the discount rate for its U.S. pension plans by applying the projected cash flows for future benefit payments to several published discount rate yield curves as of the measurement date. These yield curves are composed of individual zero-coupon interest rates for 60 different time periods over a 30-year time horizon. Zero-coupon rates utilized by the yield curves are mathematically derived from observable market yields for AA-rated corporate bonds. The yield curve models referenced by Northern Trust in establishing the discount rate supported a rate between 3.99% and 4.74%, with an average decrease of 57 basis points over the prior year. As such, Northern Trust decreased the discount rate for the Qualified and Nonqualified plans from 4.75% for December 31, 2011 to 4.25% for December 31, 2012.

Compensation Level: As long-term compensation policies remained consistent with prior years, no changes were made to the compensation scale assumption since its 2007 revision based on a review of actual salary experience of eligible employees.

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term (30 years) rate of return on plan assets, which is determined using a building block approach that considers the current asset mix and estimates of return by asset class based on historical experience, giving proper consideration to diversification and rebalancing. Current market factors such as inflation and interest rates are also evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonability and appropriateness. As a result of these analyses, Northern Trust’s rate of return assumption was reduced to 7.75% for 2013.

Mortality Table: Northern Trust uses the mortality table proposed by the U.S. Treasury for use in accordance with the

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

provisions of the Pension Protection Act of 2006 (PPA) for both pre- and post-retirement mortality assumptions. This table is based on the RP2000 mortality table with projections of expected future mortality improvements.

In order to illustrate the sensitivity of these assumptions on the expected periodic pension expense in 2013 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(In Millions)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2013 Pension Expense
Discount Rate Change	(4.3)	4.4
Compensation Level Change	0.5	(0.5)
Rate of Return on Plan Assets Change	(2.9)	2.9
Increase (Decrease) in Projected Benefit Obligation
Discount Rate Change	(45.0)	47.7
Compensation Level Change	2.4	(2.3)

Pension Contributions: The deduction limits specified by the Internal Revenue Code for contributions made by sponsors of defined benefit pension plans are based on a “Target Liability” under the provisions of the PPA. Northern Trust contributed $100.0 million to the Qualified Plan in both 2012 and 2011. The investment return on these contributions decreases the U.S. pension expense. This benefit will be partially offset by the related forgone interest earnings on the funds contributed. The minimum required contribution is expected to be zero in 2013 and for several years thereafter. The maximum deductible contribution is estimated at $185.0 million for 2013.

The estimated U.S. Qualified Plan pension expense is expected to decrease by approximately $1.4 million in 2013 from the 2012 expense of $23.6 million. The decrease is due to the full-year impact of plan amendments and the $100.0 million contribution in 2012, partially offset by the change in pension-related assumptions and other actuarial experiences.

Other-Than-Temporary Impairment of Investment Securities

Under GAAP, companies are required to perform periodic reviews of securities with unrealized losses to determine whether the declines in value are considered other-than-temporary. For available-for-sale and held-to-maturity securities that management has no intent to sell, and believes it more-likely-than-not that it will not be required to sell, prior to recovery, the consolidated statement of income reflects only the credit loss component of an impairment, while the remainder of the fair value loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using Northern Trust’s cash flow projections. For debt securities that Northern Trust intends to sell, or would more-likely-than-not be required to sell, before the expected recovery of the amortized cost basis, the full impairment (that is, the difference between the security’s amortized cost basis and fair value) is recognized in earnings. The application of significant judgment is required in determining the assumptions used in assessing whether an OTTI exists and, if so, in the calculation of the credit loss component of the OTTI. Assumptions used in this process are inherently subject to change in future periods. Different judgments or subsequent changes in estimates could result in materially different impairment loss recognition. The economic and financial market conditions experienced subsequent to the onset of the economic downturn in 2008 negatively affected the liquidity and pricing of investment securities generally and residential mortgage-backed securities in particular, and resulted in an increase in the likelihood and severity of OTTI charges.

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

Impairment reviews conducted in 2012 and 2011 identified securities that were determined to be other-than-temporarily impaired. Credit-related losses were recognized on nonagency residential mortgage-backed securities and auction rate securities totaling $3.3 million in 2012, and on nonagency residential mortgage-backed securities totaling $23.3 million in 2011, in connection with the write-down of

38|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

the securities. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2012 and 2011 were not considered to be other-than-temporarily impaired. However, additional OTTI may occur in future periods as a result of market and economic conditions.

FAIR VALUE MEASUREMENTS

The preparation of financial statements in conformity with GAAP requires certain assets and liabilities to be reported at fair value. As of December 31, 2012, approximately 30% of Northern Trust’s total assets and approximately 1% of its total liabilities were carried on the consolidated balance sheet at fair value. As discussed more fully in Note 3 to the consolidated financial statements, GAAP requires entities to categorize financial assets and liabilities carried at fair value according to a three-level valuation hierarchy. The hierarchy gives the highest priority to quoted, active market prices for identical assets and liabilities (Level 1) and the lowest priority to valuation techniques that require significant management judgment because one or more of the significant inputs are unobservable in the market place (Level 3). Approximately 6% of Northern Trust’s assets carried at fair value are classified as Level 1; Northern Trust typically does not hold equity securities or other instruments that are actively traded on an exchange.

Approximately 94% of Northern Trust’s assets and 92% of its liabilities carried at fair value are categorized as Level 2, as they are valued using models in which all significant inputs are observable in active markets. Investment securities classified as available for sale make up 96.5% of Level 2 assets with the remaining 3.5% primarily consisting of derivative financial instruments. Level 2 liabilities are comprised solely of derivative financial instruments.

Investment securities are principally valued by external pricing vendors or in limited cases internally, based on similar securities. Northern Trust has a well established process to validate all prices received from pricing vendors as discussed more fully in Note 3 to the consolidated financial statements.

As of December 31, 2012, all derivative assets and liabilities were classified in Level 2 and approximately 96%, measured on a notional value basis, related to client-related and trading activities, predominantly consisting of foreign exchange contracts. Derivative instruments are valued internally using widely accepted income-based models that incorporate inputs readily observable in actively quoted markets and reflect contractual terms of contracts. Northern Trust evaluated the impact of counterparty credit risk and its own credit risk on the valuation of derivative instruments. Factors considered included the likelihood of default by Northern Trust and its counterparties, the remaining maturities of the instruments, net exposures after giving effect to master netting agreements, available collateral, and other credit enhancements in determining the appropriate fair value of derivative instruments. The resulting valuation adjustments are not considered material.

As of December 31, 2012, the fair value of Northern Trust’s Level 3 assets and liabilities were $97.8 million and $50.1 million, respectively, and represented approximately 0.3% of assets and 7.5% of liabilities carried at fair value, respectively. Level 3 assets consist of auction rate securities purchased from Northern Trust clients. To estimate the fair value of auction rate securities, for which trading is limited and market prices are generally unavailable, Northern Trust developed and maintains a pricing model that discounts estimated cash flows over their estimated remaining lives. Significant inputs to the model include the contractual terms of the securities, credit risk ratings, discount rates, forward interest rates, credit/liquidity spreads, and Northern Trust’s own assumptions about the estimated remaining lives of the securities. As of December 31, 2012, Level 3 liabilities consist of acquisition related contingent consideration liabilities. The fair values of these contingent consideration liabilities have been determined using an income-based (discounted cash flow) model that incorporates Northern Trust’s own assumptions about business growth rates and applicable discount rates.

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

Capital expenditures in 2012 included ongoing enhancements to Northern Trust’s hardware and software

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

capabilities, the opening of new offices, and the expansion, renovation and infrastructure improvements of several existing offices. Capital expenditures for 2012 totaled $312.5 million, of which $239.2 million was for software, $45.3 million was for computer hardware and machinery, $25.7 million was for building and leasehold improvements, and $2.3 million was for furnishings. These capital expenditures are designed principally to support and enhance Northern Trust’s transaction processing, investment management, and asset servicing capabilities, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expense for the depreciation of hardware and amortization of software. Depreciation on computer hardware and machinery and software amortization are charged to equipment and software expense. Depreciation on building and leasehold improvements and on furnishings is charged to occupancy expense and equipment expense, respectively. Capital expenditures for 2011 totaled $371.1 million, of which $274.2 million was for software, $57.4 million was for computer hardware and machinery, $27.9 million was for building and leasehold improvements, and $11.6 million was for furnishings.

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

Standby letters of credit totaled $4.6 billion at December 31, 2012 and $4.3 billion at 2011. These amounts include $557.7 million and $608.2 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2012 and 2011, respectively. The weighted average maturity of standby letters of credit was 27 months at December 31, 2012 and 2011.

As part of its securities custody activities and at the direction of its clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Northern Trust Senior Credit Committee. In connection with these activities, Northern Trust has issued indemnifications to certain clients against certain losses that are a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral required to be posted. Borrowers are required to fully collateralize securities received with cash or marketable securities. As securities are loaned, collateral is maintained at a minimum of 100% of the fair value of the securities plus accrued interest. The collateral is revalued on a daily basis. The amount of securities loaned as of December 31, 2012 and 2011 subject to indemnification was $69.7 billion and $74.4 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant and no liability was recorded related to these indemnifications.

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

Leveraged Leases. In leveraged leasing transactions, Northern Trust acts as lessor of the underlying asset subject to

40|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

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

Tax Credit Structures. Northern Trust invests in community development projects that are designed to generate a return primarily through the realization of tax credits. The community development projects are formed as limited partnerships and LLCs, and Northern Trust typically invests as a limited partner/investor member in the form of equity contributions. The economic performance of the community development projects, which are deemed to be VIEs, is driven by the performance of their underlying investment projects as well as the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. Northern Trust has determined that it is not the primary beneficiary of these VIEs as it lacks the power to direct the activities that most significantly impact the economic performance of the underlying project or to affect the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. This power is held by the general partners and managing members who exercise full and exclusive control of the operations of the VIEs.

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

As discussed in further detail in Note 27 to the consolidated financial statements, in November 2011, Northern Trust purchased $90 million of securities at par from three investment funds (Funds). The securities were purchased to avoid the risk of the Funds being downgraded which could have forced certain holders to liquidate their investments. Northern Trust incurred a pre-tax charge of $2 million in connection with these actions and, subsequently, had no further obligations related to these actions. All of the $90 million of securities purchased from the Funds matured at par during the year ended December 31, 2012. As Northern Trust has no plans to provide any support additional to that which is noted above, there is no exposure to loss from the implicit interest in the Funds as of December 31, 2012.

Under GAAP, the above actions reflected Northern Trust’s implicit interest in the credit risk of the affected Funds. Implicit interests are required to be considered when determining the primary beneficiary of a variable interest entity. The Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust was the primary beneficiary of these Funds, an expected loss calculation based on the characteristics of the underlying investments in the Funds was used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. This analysis concluded that interest rate risk was the primary driver of expected losses within the Funds. As such, Northern Trust determined that it was not the primary beneficiary of the Funds and was not required to consolidate them within its consolidated balance sheet.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|41

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

Northern Trust Consolidated Liquidity Management

Position management includes daily monitoring of cash positions and anticipating future funding requirements given both internal and external events. As the Corporation’s principal subsidiary encompassing all of Northern Trust’s banking activities, the Bank centrally manages liquidity for all U.S. and international banking operations. Liquidity is provided by a variety of sources, including client deposits (institutional and personal) from our C&IS and PFS businesses, wholesale funding from the capital markets, maturities of short-term investments, Federal Home Loan Bank advances, and unencumbered liquid assets that can be sold or pledged to secure additional funds. While management does not view the Federal Reserve’s discount window as a primary source of liquidity, at December 31, 2012 the Bank had over $20 billion of securities and loans readily available as collateral to support discount window borrowings. The Bank is also very active in the U.S. interbank funding market, providing an important source of additional liquidity and low-cost funds. Liquidity is used by a variety of activities, including client withdrawals, purchases of securities, net loan growth, and draws on unfunded commitments to extend credit. Northern Trust maintains a very liquid balance sheet with loans and leases representing only 30% of total assets as of December 31, 2012. Further, at December 31, 2012 there were significant sources of liquidity within the Bank’s consolidated balance sheet in the form of demand balances held in various currencies, securities available for sale and short-term money market assets. Unencumbered securities at the Bank, which include those placed at the Federal Reserve discount window, totaled $28 billion at December 31, 2012.

Liquidity modeling and analysis evaluates a bank’s ability to meet its cash flow obligations given a variety of possible internal and external events and under different economic conditions. Northern Trust uses liquidity modeling to support its contingent liquidity plans, gain insight into its liquidity position and strengthen its liquidity policies and practices. Liquidity modeling is performed using multiple independent scenarios, across major currencies, at a consolidated corporate level and for various U.S. and international banking subsidiaries. These scenarios, which include both company specific and systemic events, analyze potential impacts on our domestic and foreign deposit balances, wholesale funding sources, financial market access, external borrowing capacity and off-balance sheet obligations. Results are reviewed by senior management and ALCO on a regular basis.

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

42|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

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

Corporation Liquidity

The liquidity of the Corporation is managed separately from that of the Bank. The primary sources of cash for the Corporation are issuance of debt, dividend payments from its subsidiaries, issuance of equity, and interest and dividends earned on investment securities and money market assets. The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders; the payment of principal and interest to note holders; purchases of its common stock; investments in, or loans, to its subsidiaries; and acquisitions. The most significant uses of cash by the Corporation during 2012 were $354.3 million of common dividends paid to stockholders, $206.9 million of debt maturities, and $162.4 million of common share repurchases. Debt maturities during 2012 include the maturity of 5.20% fixed-rate senior notes in November of 2012 and the maturities of certain Federal Home Loan Bank borrowings throughout the year.

On August 2, 2012, the Corporation issued $500 million of 2.38% fixed-rate senior notes due August 2, 2022. These notes are non-callable, unsecured and were issued at a discount to yield 2.407%.

During 2012, the Corporation received $440.0 million of dividends from the Bank. Dividends from the Bank are subject to certain restrictions, as discussed in further detail in Note 29 to the consolidated financial statements. During 2013, the Bank has the ability to pay dividends equal to its 2013 eligible net profits plus $328.8 million. As described in Note 20 to the consolidated financial statements, Northern Trust has elected to indefinitely reinvest undistributed earnings of certain non-US subsidiaries of the Bank approximating $814.9 million at December 31, 2012. This election, however, does not reduce the Bank’s ability to pay dividends to the Corporation.

The Corporation’s liquidity, defined as the amount of highly marketable assets, was $1.70 billion at year-end 2012 and $1.28 billion at year-end 2011. During, and at year-end, 2012 and 2011, these assets were comprised almost entirely of overnight money market placements which were fully available to the Corporation to support its own cash flow requirements or those of its subsidiary companies, as needed. Average liquidity during 2012 and 2011 was $1.59 billion and $1.29 billion, respectively. The cash flows of the Corporation are shown in Note 32 to the consolidated financial statements.

A significant source of liquidity for both the Corporation and the Bank is the ability to draw funding from capital markets globally. The availability and cost of these funds are influenced by our credit rating; as a result, a downgrade could have an adverse impact on our liquidity. The credit ratings of the Corporation and the Bank as of December 31, 2012, provided below, allow Northern Trust to access capital markets on favorable terms.

CREDIT RATING
	STANDARD & POOR’S	MOODY’S	FITCHRATINGS
Northern Trust Corporation:
Commercial Paper	A-1	P-1	F1+
Senior Debt	A+	A1	AA-
Outlook	Stable	Stable	Stable
The Northern Trust Company:
Short-Term Deposit / Debt	AA-/A-1+	P-1/P-1	F1+/F1+
Long-Term Deposit / Debt	AA-/A-1+	Aa3/A1	AA/AA-
Outlook	Stable	Stable	Stable

A significant downgrade in one or more of these ratings could limit Northern Trust’s access to capital markets and/or increase the rates paid for short-term borrowings, including deposits, and future long-term debt issuances. The size of these rate increases would depend on multiple factors including, the extent of the downgrade, Northern Trust’s relative debt rating compared to other financial institutions, current market conditions, and other factors. In addition, as discussed in Note 25 to Consolidated Financial Statements, Northern Trust enters into certain master netting agreements with derivative counterparties that contain credit-risk-related contingent features in which the counterparty has the option to declare Northern Trust in default and accelerate cash settlement of any net derivative liability in the event Northern Trust’s credit rating falls below specified levels. The maximum amount of these termination payments that Northern Trust could have been required to pay at December 31, 2012 was $23.5 million. Other than these credit-risk-related contingent derivative counterparty payments, Northern Trust had no long term debt covenants or other credit risk related payments at December 31, 2012 that would be triggered by a significant downgrade in its debt ratings.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|43

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows Northern Trust’s contractual obligations at December 31, 2012.

CONTRACTUAL OBLIGATIONS	PAYMENT DUE BY PERIOD
(In Millions)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Senior Notes(1)	$2,405.8	$409.6	$500.0	$–	$1,496.2
Subordinated Debt(1)	1,045.4	200.0	242.3	240.8	362.3
Federal Home Loan Bank Borrowings(1)	335.0	200.0	135.0	–	–
Floating Rate Capital Debt(1)	277.0	–	–	–	277.0
Capital Lease Obligations(2)	56.4	8.1	16.7	16.2	15.4
Operating Leases(2)	709.7	83.9	144.6	121.5	359.7
Purchase Obligations(3)	412.7	105.6	165.7	96.9	44.5

Total Contractual Obligations	$5,242.0	$1,007.2	$1,204.3	$475.4	$2,555.1

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

(1) Refer to Notes 12 and 13 to the consolidated financial statements for further details.

(2) Refer to Note 10 to the consolidated financial statements for further details.

(3) Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2012 activity was used as a base to project future obligations.

Regulatory Environment

In recent years, U.S. regulatory agencies took various actions in order to improve liquidity in the financial markets. One of those actions was the establishment by the FDIC in October of 2008 of the Temporary Liquidity Guarantee Program. Among other provisions, this program guaranteed funds over $250,000 in noninterest-bearing, and certain interest-bearing, transaction deposit accounts held at FDIC insured banks. This additional FDIC protection above $250,000 expired on December 31, 2012.

In addition, U.S. and international regulatory agencies have proposed certain new rules and finalized others that address the management of liquidity risk for financial institutions. In January 2013, the International Basel Committee on Banking Supervision (Basel Committee), a committee of central banks and bank supervisors, issued revised rules for the Liquidity Coverage Ratio (LCR) originally proposed in December 2010. Individual country regulators, including the Federal Reserve, are now expected to develop specific regulations for financial institutions under their jurisdiction. The LCR will be phased in for large international financial institutions between 2015 and 2019. The Basel Committee also proposed a Net Stable Funding Ratio in December 2010 which is scheduled to be implemented in January 2018. In December 2011, the Federal Reserve proposed Enhanced Prudential Standards for large bank holding companies, including the Corporation. Among other items, this proposal would implement new liquidity risk management requirements for bank holding companies, such as the Corporation, with at least $50 billion of consolidated assets. Also, in March 2010, U.S. regulatory agencies issued a joint Interagency Policy Statement on Funding and Liquidity Risk Management. Northern Trust actively follows these regulatory developments and regularly evaluates its liquidity risk management framework against these proposals and industry best practices in order to comply with applicable regulations and further enhance its liquidity policies.

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

Capital levels were strengthened as average common equity in 2012 increased 5% or $363.5 million reaching $7.55 billion. Total stockholders’ equity was $7.53 billion at December 31, 2012, as compared to $7.12 billion at December 31, 2011. The Corporation declared common dividends totaling $286.9 million in 2012 and, in March 2012, the Board increased the quarterly dividend by 7% to $0.30 per common share. The Corporation’s share buyback program is used for general corporate purposes, including management of the Corporation’s capital level. During 2012, the Corporation purchased 3,516,254 of its own common shares

44|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

at an average price per share of $46.32 in connection with equity based compensation plans. The Corporation’s common stock repurchase authorization was replaced in March of 2012, pursuant to which the Corporation is authorized to purchase up to 6.8 million additional shares after December 31, 2012.

CAPITAL ADEQUACY	DECEMBER 31,
($ In Millions)	2012	2011
TIER 1 CAPITAL
Common Stockholders’ Equity	$7,527.0	$7,117.3
Floating Rate Capital Securities	268.7	268.6
Net Unrealized Gains on Securities Available for Sale	(101.0)	(39.8)
Net Unrealized Losses on Cash Flow Hedges	1.4	7.0
Goodwill and Other Intangible Assets, net of deferred tax liability	(599.5)	(617.6)
Pension and Other Postretirement Benefit Adjustments	393.1	368.9
Other	(0.7)	0.2

Total Tier 1 Capital	7,489.0	7,104.6

TIER 2 CAPITAL
Qualifying Allowance for Credit Losses	295.1	281.6
Qualifying Subordinated Debt	556.7	679.0

Total Tier 2 Capital	851.8	960.6

Total Risk-Based Capital	$8,340.8	$8,065.2

Risk-Weighted Assets(1)	$58,316.1	$56,666.6

Total Assets – End of Period (EOP)	$97,463.8	$100,223.7
Adjusted Average Fourth Quarter Assets(2)	90,873.7	97,297.9
Total Loans and Leases – EOP	29,504.5	29,063.9

RATIOS
Risk-Based Capital Ratios
Tier 1	12.8%	12.5%
Total (Tier 1 and Tier 2)	14.3	14.2
Tier 1 Leverage	8.2	7.3
Tier 1 Common Equity(3)	12.4	12.1

COMMON STOCKHOLDERS’ EQUITY TO
Total Loans and Leases EOP	25.51%	24.49%
Total Assets EOP	7.72	7.10

(1) Assets exclude amounts related to goodwill, other intangible assets, and net unrealized gains or losses on securities and reflect adjustments for excess allowances for credit losses that have been excluded from tier 1 and tier 2 capital, if any.

(2) Assets exclude amounts related to goodwill, other intangible assets, and net unrealized gains or losses on securities.

(3) A reconciliation of tier 1 common equity to tier 1 capital calculated under GAAP is provided below.

The following table provides a reconciliation of tier 1 common equity, a non-GAAP financial measure which excludes floating rate capital securities, to tier 1 capital calculated in accordance with applicable regulatory requirements and GAAP.

	DECEMBER 31,
($ In Millions)	2012	2011
Tier 1 Capital	$7,489.0	$7,104.6
Less: Floating Rate Capital Securities	268.7	268.6

Tier 1 Common Equity	7,220.3	6,836.0
Tier 1 Capital Ratio	12.8%	12.5%
Tier 1 Common Equity Ratio	12.4%	12.1%

In addition to its capital ratios prepared in accordance with regulatory requirements and GAAP, Northern Trust is providing the ratio of tier 1 common equity to risk-weighted assets as it is a measure that the Corporation and investors use to assess capital adequacy.

At December 31, 2012, the Corporation’s tier 1 capital ratio was 12.8% and its total capital ratio was 14.3% of risk-weighted assets, both well above the ratios that are a requirement for regulatory classification as “well-capitalized”. The “well-capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 8.2% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, the Bank had a ratio of 11.9% for tier 1 capital, 13.7% for total risk-based capital, and 7.6% for leverage, and each of the Corporation’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements.

The current risk-based capital guidelines that apply to the Corporation and the Bank, commonly referred to as Basel I, are based upon the 1988 capital accord of the Basel Committee as implemented by the Federal Reserve Board.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|45

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

The increases to the minimum common equity and tier 1 capital ratios were to be phased-in over two years beginning on January 1, 2013, with the full increases taking effect on January 1, 2015. However, on November 9, 2012, U.S. regulators announced that the implementation of Basel III’s minimum common equity and tier 1 capital ratio increases will be delayed until an undetermined future date. These increases will be followed by a three-year phase-in, beginning on January 1, 2016, of the capital conservation buffer, with the full 2.5% buffer requirement taking effect on January 1, 2019.

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

46|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RISK MANAGEMENT

Overview

The Board provides risk oversight of management through its Audit, Business Strategy, Compensation and Benefits, and Business Risk Committees. The Audit Committee provides oversight with respect to risks relating to financial reporting and the legal component of compliance risk. The Business Strategy Committee provides oversight with respect to strategic risk for the Corporation and its subsidiaries. The Compensation and Benefits Committee reviews all compensation arrangements and practices and assesses the extent to which such arrangements and practices appropriately balance risks taken with related incentives. The Business Risk Committee provides oversight with respect to the following risks inherent in Northern Trust’s businesses: credit risk, market and liquidity risk, fiduciary risk, operational risk and the regulatory component of compliance risk. The Chief Risk Officer oversees the management of these risks, promotes risk awareness, and fosters a proactive risk management environment wherein risks inherent in business strategy are understood and appropriately mitigated.

The Business Risk Committee has approved a Corporate Risk Appetite Statement articulating Northern Trust’s expectation that risk is consciously considered as part of strategic decisions and in day-to-day activities. Northern Trust’s business units are expected to manage business activities consistent with the Corporate Risk Appetite Statement. A Senior Risk Management Officer (SRMO) is assigned to each of Northern Trust’s business units. Each SRMO chairs a risk committee for their respective business unit on a regular basis and reports directly to the Chief Risk Officer. Each business unit risk committee rolls up to the Global Enterprise Risk Committee. The Global Enterprise Risk Committee is comprised of members of Northern Trust’s senior management and rolls up to the Business Risk Committee, a committee of Northern Trust Corporation’s Board of Directors. Risk tolerances are further detailed in separate strategic, credit, operational, market, fiduciary and compliance risk policies and appetite statements. Various corporate committees and oversight entities have been established to review and approve risk management strategies, standards, management practices and tolerance levels. These committees and entities monitor and provide periodic reporting to the respective committees of the Board on risk performance and effectiveness of risk management processes.

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

Asset Quality and Credit Risk Management

Securities Portfolio

Northern Trust maintains a high quality securities portfolio, with 86% of the combined available for sale, held to maturity, and trading account portfolios at December 31, 2012 composed of U.S. Treasury and government sponsored agency securities and triple-A rated corporate notes, asset-backed securities, supranational and sovereign bonds, auction rate securities and obligations of states and political subdivisions. The remaining portfolio was composed of corporate notes, asset-backed securities, negotiable certificates of deposit, obligations of states and political subdivisions, auction rate securities and other securities, of which as a percentage of the total securities portfolio, 4% were rated double-A, 2% were rated below double-A, and 8% were not rated by Standard and Poor’s or Moody’s Investors Service (primarily negotiable certificates of deposits of banks whose long term ratings are at least A).

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|47

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2012, 44% of corporate notes were rated triple-A, 36% were rated double-A, and 20% were rated below double-A. Residential mortgage-backed securities rated below double-A, which represented 96% of total residential mortgage-backed securities, had a total amortized cost and fair value of $98.6 million and $88.2 million, respectively, and were comprised primarily of subprime, prime, and Alt-A securities. Securities classified as “other asset-backed” at December 31, 2012 had average lives of less than 5 years, and 99% were rated triple-A.

Total unrealized losses within the investment securities portfolio at December 31, 2012 were $30.2 million as compared to $85.0 million at December 31, 2011. The $54.8 million decrease in unrealized losses from the prior year end primarily reflects the improved valuations of residential mortgage-backed and other asset-backed securities due to improving credit markets and the tightening of credit spreads during 2012. As discussed above in the “Critical Accounting Estimates – Other-Than-Temporary Impairment of Investment Securities” section, processes are in place to provide for the timely identification of OTTI. Losses totaling $3.3 million were recognized in 2012 in connection with the write-down of securities determined to be other-than-temporarily impaired, as compared with $23.3 million in 2011 and $21.2 million in 2010. The remaining securities with unrealized losses within Northern Trust’s portfolio as of December 31, 2012 are not considered to be other-than-temporarily impaired. However, additional OTTI may occur in future periods as a result of market or other economic conditions.

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

Credit risk is managed through the Credit Policy function, which is designed to assure adherence to a high level of credit standards. Credit Policy reports to the Corporation’s Chief Risk Officer. Credit Policy provides a system of checks and balances for Northern Trust’s diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and promoting their uniform application. These activities are designed to diversify credit exposure on an industry and client basis and reduce overall credit risk. These credit management activities also apply to Northern Trust’s use of derivative financial instruments, including foreign exchange contracts and interest risk management instruments.

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

48|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

setting of loss allowances, and economic capital calculations. Borrower risk ratings are discussed further in Note 6 to the consolidated financial statements.

Credit Policy oversees a range of portfolio reviews that focus on significant and/or weaker-rated credits. This approach allows management to take remedial action in an effort to deal with potential problems. In addition, independent from Credit Policy, the Credit Review Unit undertakes both on-site and off-site file reviews that evaluate effectiveness of management’s implementation of Credit Policy’s requirements.

Northern Trust maintains a borrower loan watch list for credits with borrower ratings of “6 to 9”. These credits, which include all nonperforming credits, are expected to exhibit minimally acceptable probabilities of default, elevated risk of default, or are currently in default. Loans outstanding to watch list borrowers associated with these risk profiles that are not currently in default but have limited financial flexibility totaled $677.3 million at December 31, 2012. Cash flows and capital levels range from acceptable to potentially insufficient to meet current requirements and borrowers typically have minimal cushion in adverse down cycle scenarios. An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonperforming status or charged off.

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

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31,
(In Millions)	2012	2011	2010	2009	2008
Commercial
Commercial and Institutional	$7,468.5	$6,918.7	$5,914.5	$6,312.1	$8,293.4
Commercial Real Estate	2,859.8	2,981.7	3,242.4	3,213.2	3,014.0
Lease Financing, net	1,035.0	978.8	1,063.7	1,004.4	1,143.8
Non-U.S.	1,192.3	1,057.5	1,046.2	728.5	1,791.7
Other	341.6	417.6	346.6	457.5	909.6

Total Commercial	$12,897.2	$12,354.3	$11,613.4	$11,715.7	$15,152.5

Personal
Residential Real Estate	$10,375.2	$10,708.9	$10,854.9	$10,807.7	$10,381.4
Private Client	6,130.1	5,651.4	5,423.7	5,004.4	4,832.2
Other	102.0	349.3	240.0	277.9	389.3

Total Personal	$16,607.3	$16,709.6	$16,518.6	$16,090.0	$15,602.9

Total Loans and Leases	$29,504.5	$29,063.9	$28,132.0	$27,805.7	$30,755.4

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK

	DECEMBER 31,
(In Millions)	2012	2011
Unfunded Commitments to Extend Credit
One Year and Less	$9,092.3	$10,135.1
Over One Year	20,953.4	18,567.1

Total	$30,045.7	$28,702.2

Standby Letters of Credit	$4,573.7	$4,293.4
Commercial Letters of Credit	27.9	23.4
Custody Securities Lent with Indemnification	69,739.2	74,400.5

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|49

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UNFUNDED COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2012 BY INDUSTRY SECTOR
	COMMITMENT EXPIRATION
(In Millions)	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Commercial
Commercial and Institutional
Industry Sector
Finance and Insurance	$3,376.1	$1,188.7	$2,187.4	$906.7
Holding Companies	29.9	29.9	–	92.5
Manufacturing	7,130.5	475.6	6,654.9	1,648.9
Mining	558.1	210.2	347.9	92.8
Public Administration	68.5	13.6	54.9	267.5
Retail Trade	960.8	131.5	829.3	177.9
Services	6,001.0	1,788.9	4,212.1	3,292.4
Transportation and Warehousing	278.0	3.5	274.5	206.7
Utilities	1,333.5	25.0	1,308.5	57.7
Wholesale Trade	872.2	173.8	698.4	565.9
Other Commercial	285.3	126.6	158.7	159.5

Commercial and Institutional (Note)	$20,893.9	$4,167.3	$16,726.6	$7,468.5
Commercial Real Estate	97.4	25.6	71.8	2,859.8
Lease Financing, net	–	–	–	1,035.0
Non-U.S.	1,013.0	799.5	213.5	1,192.3
Other	1,428.1	708.0	720.1	341.6

Total Commercial	$23,432.4	$5,700.4	$17,732.0	$12,897.2

Personal
Residential Real Estate	1,226.4	154.0	1,072.4	10,375.2
Private Client	4,969.1	3,030.8	1,938.3	6,130.1
Other	417.8	207.1	210.7	102.0

Total Personal	$6,613.3	$3,391.9	$3,221.4	$16,607.3

Total	$30,045.7	$9,092.3	$20,953.4	$29,504.5

Note: Commercial and institutional industry sector information is presented on the basis of the North American Industry Classification System (NAICS).

NON-U.S. OUTSTANDINGS

As used in this discussion, non-U.S. outstandings are cross-border outstandings as defined by the U.S. Securities and Exchange Commission. They consist of loans, acceptances, interest-bearing deposits with financial institutions, accrued interest and other monetary assets. Not included are letters of credit, loan commitments, and non-U.S. office local currency claims on residents funded by local liabilities. Non-U.S. outstandings related to a country are net of guarantees given by third parties resident outside the country and the value of tangible, liquid collateral held outside the country. However, transactions with branches of non-U.S. banks are included in these outstandings and are classified according to the country location of the non-U.S. bank’s head office.

Short-term interbank time deposits with non-U.S. banks represent the largest category of non-U.S. outstandings. Northern Trust actively participates in the interbank market with U.S. and non-U.S. banks. International commercial lending activities also include import and export financing for U.S.-based clients.

Northern Trust places deposits with non-U.S. counterparties that have strong internal (Northern Trust) risk ratings and external credit ratings. These non-U.S. banks are approved and monitored by Northern Trust’s Counterparty Risk Management Committee, which has credit authority for exposure to all non-U.S. banks and approves credit limits. This process includes financial analysis of the non-U.S. banks, use of an internal risk rating system and consideration of external ratings from rating agencies. Each counterparty is reviewed at least annually and potentially more frequently based on deteriorating credit fundamentals or general market conditions. Separate from the entity-specific review process, the average life to maturity of deposits with non-U.S. banks is deliberately maintained on a short-term basis in order to respond quickly to changing credit conditions. Northern Trust also utilizes certain risk mitigation tools and agreements that may reduce exposures through use of cash collateral and/or balance sheet netting.

50|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Additionally, the Counterparty Risk Management Committee performs a country-risk analysis and imposes limits to country exposure. The following table provides information on non-U.S. outstandings by country that exceed 1.00% of Northern Trust’s assets.

NON-U.S. OUTSTANDINGS
(In Millions)	BANKS	COMMERCIAL AND OTHER	TOTAL
AT DECEMBER 31, 2012
Canada	$2,447	$8	$2,455
United Kingdom	1,814	156	1,970
Australia	998	636	1,634
Singapore	1,474	17	1,491
Sweden	1,490	–	1,490
France	1,311	125	1,436

AT DECEMBER 31, 2011
Australia	$2,513	$667	$3,180
United Kingdom	2,943	34	2,977
Singapore	2,604	2	2,606
Netherlands	1,466	63	1,529
France	1,501	–	1,501
Switzerland	1,225	26	1,251
Canada	1,113	13	1,126
Sweden	1,108	4	1,112

AT DECEMBER 31, 2010
Australia	$2,114	$3,159	$5,273
United Kingdom	3,440	30	3,470
France	3,291	–	3,291
Singapore	1,313	14	1,327
Switzerland	1,284	17	1,301
Spain	894	–	894

Countries whose aggregate outstandings totaled between 0.75% and 1.00% of total assets were as follows: Japan with aggregate outstandings of $914 million and Luxembourg with aggregate outstandings of $859 million at December 31, 2012, Finland with aggregate outstandings of $913 million, Hong Kong with aggregate outstandings of $845 million and Norway with aggregate outstandings of $841 million at December 31, 2011, Sweden with aggregate outstandings of $816 million and Canada with aggregate outstandings of $810 million at December 31, 2010.

Northern Trust continues to closely monitor developments related to the European debt crisis. Northern Trust considers Ireland, Portugal, Italy, Greece and Spain to be those eurozone countries experiencing significant economic, fiscal and/or political strains. At December 31, 2012, Northern Trust’s gross exposure to obligors in Ireland totaled approximately $820 million, or less than 1% of Northern Trust’s total consolidated assets, and there was no exposure to obligors in Portugal, Italy, Greece or Spain. There was no exposure to sovereign debt securities at December 31, 2012. Of the total exposure to obligors in Ireland, $5 million was to banks and $815 million was to commercial and other borrowers, primarily funds domiciled in Ireland whose assets and investment activities are broadly diversified by investment strategy, issuer type, country of risk, and/or instrument type. Exposures to these borrowers in Ireland may be secured or unsecured, committed or uncommitted, but are typically for short periods of a year or less for foreign exchange, overdraft accommodations, and loans. Exposure levels at December 31, 2012 reflect Northern Trust’s risk management policies and practices, as discussed in further detail above, which operate to limit exposures to higher risk European financial and sovereign entities.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|51

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

NONPERFORMING ASSETS	DECEMBER 31,
(In Millions)	2012		2011		2010		2009		2008
Nonperforming Loans and Leases
Commercial
Commercial and Institutional	$21.6		$31.3		$58.0		$48.5		$21.3
Commercial Real Estate	56.4		79.5		116.4		109.3		35.8

Total Commercial	78.0		110.8		174.4		157.8		57.1

Personal
Residential Real Estate	$174.6		$177.6		$153.3		$116.9		$32.7
Private Client	2.2		5.3		5.3		3.8		6.9

Total Personal	176.8		182.9		158.6		120.7		39.6

Total Nonperforming Loans and Leases	254.8		293.7		333.0		278.5		96.7
Other Real Estate Owned	20.3		21.2		45.5		29.6		3.5

Total Nonperforming Assets	$275.1		$314.9		$378.5		$308.1		$100.2

90 Day Past Due Loans Still Accruing	$19.0		$13.1		$13.0		$15.1		$27.8

Nonperforming Loans and Leases to Total Loans and Leases	0.86%		1.01%		1.18%		1.00%		.31%

Allowance for Credit Losses Assigned to Loans and Leases to Nonperforming Loans and Leases	1.2	x	1.0	x	1.0	x	1.1	x	2.4	x

Nonperforming assets as of December 31, 2012, while down from the levels in the prior three years, remain elevated from historical levels and continue to reflect the deterioration in overall economic conditions experienced since the onset of the economic downturn in 2008 and its effect on Northern Trust’s loan portfolio. The decrease in nonperforming loans from December 31, 2011 primarily reflects improvement within the commercial and institutional loans, while weakness persists within residential real estate and commercial real estate loans. Changes in credit quality, including nonperforming loan balances, impact the level of the allowance for credit losses through the resultant adjustment of the specific allowance and of the qualitative factors used in the determination of the inherent allowance levels within the allowance for credit losses. Additional information regarding residential real estate and commercial real estate loans is provided below.

RESIDENTIAL REAL ESTATE

The residential real estate loan portfolio is primarily composed of mortgages and home equity credit lines provided to clients with whom Northern Trust is seeking to establish a comprehensive financial services relationship. Residential real estate loans totaled $10.4 billion at December 31, 2012, or 37% of total U.S. loans, compared with $10.7 billion or 38% at December 31, 2011. All residential real estate loans are underwritten utilizing Northern Trust’s credit policies, which do not support the origination of loan types generally considered to be of high risk in nature, such as option ARM loans, subprime loans, loans with initial “teaser” rates, and loans with excessively high loan-to-value ratios. Residential real estate loans consist of conventional home mortgages and home equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral for residential real estate loans are obtained upon refinancing or default or when otherwise considered warranted. Residential real estate collateral revaluations are performed by independent third parties.

Of the total $10.4 billion in residential real estate loans, $3.2 billion were in the greater Chicago area, $2.5 billion were in Florida, and $1.6 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Commitments to extend residential real estate credit, which are primarily home equity credit lines, totaled $1.2 billion and $2.2 billion at December 31, 2012 and 2011, respectively.

52|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

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

Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.7 million each and are primarily located in the Illinois, Florida, California, Texas, and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2012	2011
Commercial Mortgages:
Apartment/Multi-family	$652.9	$656.3
Office	621.4	615.6
Retail	614.5	523.1
Industrial/ Warehouse	312.5	357.7
Other	148.7	133.3

Total Commercial Mortgages	2,350.0	2,286.0
Construction, Acquisition and Development Loans	289.4	450.1
Single Family Investment	135.0	161.4
Other Commercial Real Estate Related	85.4	84.2

Total Commercial Real Estate Loans	$2,859.8	$2,981.7

At December 31, 2012, legally binding commitments to extend credit and standby letters of credit to commercial real estate borrowers totaled $97.4 million and $103.7 million, respectively. At December 31, 2011 legally binding commitments and standby letters of credit totaled $174.3 million and $111.8 million, respectively.

IMPAIRED LOANS

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement or when its terms have been modified as a concession resulting from the debtor’s financial difficulties, referred to as a troubled debt restructuring. All troubled debt restructurings are reported as impaired loans in the calendar year of their restructuring. In subsequent years, a troubled debt restructuring may cease being reported as impaired if the loan was modified at a market rate and has performed according to the modified terms for at least six months. A loan that has been modified at a below market rate will return to performing status if it satisfies the six month performance requirement; however, it will remain reported as impaired. As of December 31, 2012, impaired loans totaled $269.8 million and included $124.5 million of loans deemed troubled debt restructurings as compared to total impaired loans of $279.4 million at December 31, 2011 that included $113.3 million of loans deemed troubled debt restructurings. Impaired loans had $18.0 million and $32.8 million of the allowance for credit losses allocated to them at December 31, 2012 and December 31, 2011, respectively. Impaired loans are measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, dependent upon the level of certainty of loss, either a specific allowance is established or a charge-off is recorded for the difference. Smaller balance (individually less than $250,000) homogeneous loans are collectively evaluated for impairment and excluded from impaired loan disclosures as allowed under applicable accounting standards.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Provision and Allowance for Credit Losses

Changes in the allowance for credit losses were as follows:

(In Millions)	2012	2011	2010
Balance at Beginning of Year	$328.9	$357.3	$340.6
Charge-Offs	(63.0)	(116.3)	(150.1)
Recoveries	36.7	32.9	6.9

Net Charge-Offs	(26.3)	(83.4)	(143.2)
Provision for Credit Losses	25.0	55.0	160.0
Effect of Foreign Exchange Rates	–	–	(0.1)

Balance at End of Year	$327.6	$328.9	$357.3

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain the allowance for credit losses at an appropriate level to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, unfunded commitments, and standby letters of credit (inherent loss component). The following table shows the specific portion of the allowance and the allocated inherent portion of the allowance and its components by loan category at December 31, 2012 and at each of the prior four year-ends.

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

	DECEMBER 31,
	2012		2011		2010		2009		2008
($ In Millions)	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Allowance	$32.5	–%	$47.3	–%	$63.7	–%	$43.8	–%	$23.5	–%

Allocated Inherent Allowance
Commercial
Commercial and Institutional	79.2	25	90.0	24	113.6	21	137.6	23	114.7	27
Commercial Real Estate	80.6	10	77.1	10	76.7	11	65.6	11	43.8	10
Lease Financing, net	5.5	4	1.8	3	1.3	4	1.4	4	3.3	3
Non-U.S.	3.4	4	4.7	4	3.8	4	4.9	3	7.4	6
Other	–	1	–	1	–	1	–	1	–	3

Total Commercial	168.7	44	173.6	42	195.4	41	209.5	42	169.2	49

Personal
Residential Real Estate	110.9	35	92.0	37	81.6	39	66.8	39	37.0	34
Private Client	15.5	21	16.0	20	16.6	19	20.5	18	21.4	16
Other	–	–	–	1	–	1	–	1	–	1

Total Personal	126.4	56	108.0	58	98.2	59	87.3	58	58.4	51

Total Allocated Inherent Allowance	$295.1	100%	$281.6	100%	$293.6	100%	$296.8	100%	$227.6	100%

Total Allowance for Credit Losses	$327.6	100%	$328.9	100%	$357.3	100%	$340.6	100%	$251.1	100%

Allowance Assigned to:
Loans and Leases	$297.9		$294.8		$319.6		$309.2		$229.1
Unfunded Commitments and Standby Letters of Credit	29.7		34.1		37.7		31.4		22.0

Total Allowance for Credit Losses	$327.6		$328.9		$357.3		$340.6		$251.1
Allowance Assigned to Loans and Leases to Total Loans and Leases	1.01%		1.01%		1.14%		1.11%		.74%

54|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIFIC COMPONENT OF THE ALLOWANCE

The amount of specific allowance is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, collateral value, and other factors that may impact the borrower’s ability to pay.

At December 31, 2012, the specific allowance component amounted to $32.5 million compared with $47.3 million at the end of 2011. The $14.8 million decrease primarily reflects a decrease in nonperforming loans attributable to restructurings and pay offs as a result of improvement in commercial and institutional loans, partially offset by additional allowances provided for new and existing nonperforming loans.

The decrease in the specific component of the allowance from $63.7 million in 2010 to $47.3 million in 2011 primarily reflected charge-offs and principal paydowns, partially offset by additional allowances provided for new and existing nonperforming loans.

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

The inherent portion of the allowance increased $13.5 million to $295.1 million at December 31, 2012, compared with $281.6 million at December 31, 2011, which decreased $12.0 million from $293.6 million at December 31, 2010. The current year increase in the inherent allowance reflects continued weakness in residential real estate loans in certain markets. The decrease in 2011 was driven by improvements in the commercial and institutional loan class, partially offset by continued weakness in residential real estate loans in certain markets.

OVERALL ALLOWANCE

The evaluation of the factors above resulted in a total allowance for credit losses of $327.6 million at December 31, 2012, compared with $328.9 million at the end of 2011. The allowance of $297.9 million assigned to loans and leases, as a percentage of total loans and leases, was 1.01% at December 31, 2012, unchanged from December 31, 2011.

Allowances assigned to unfunded loan commitments and standby letters of credits totaled $29.7 million and $34.1 million at December 31, 2012 and December 31, 2011, respectively, and are included in other liabilities in the consolidated balance sheet.

PROVISION

The provision for credit losses was $25.0 million for 2012 and net charge-offs totaled $26.3 million. This compares with a $55.0 million provision for credit losses and net charge-offs of $83.4 million in 2011, and a $160.0 million provision for credit losses and net charge-offs of $143.2 million in 2010.

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

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|55

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

Northern Trust uses two primary measurement techniques to manage interest rate risk: simulation of earnings and simulation of economic value of equity. Simulation of earnings provides management with an ongoing business view of the impact of interest rate risk on future earnings. Simulation of economic value of equity provides management with a view of the impact of interest rate risk on the economic value of equity (defined as the cash flow present value of assets less the cash flow present value of liabilities) without any changes from the period end balance sheet. Both simulation models use the same initial market interest rates and product balances. These two techniques are complementary and are used in concert to provide a comprehensive interest rate risk management capability.

The Asset & Liability Management Policy, which is reviewed and approved by the Board annually, establishes limits for both the sensitivity of earnings (SOE) measure and the sensitivity of economic value of equity (SEVE) measure. Both interest rate risk measures (SOE and SEVE) are informational and provide context for understanding Northern Trust’s interest rate risk profile. In the event that a limit is exceeded, management is required to communicate the event to the Business Risk Committee along with management’s plans.

Because these two measures are projections, they are not directly comparable to actual results disclosed elsewhere, or directly predictive of future values of other measures provided.

Simulation of earnings measures the sensitivity of earnings under various interest rate scenarios. Management compares the SOE output to anticipated earnings and has set limits for the change in net interest income as a percentage of estimated earnings resulting from a change in interest rates. Management also regularly reviews the results of the SOE model against actual earnings as a form of back testing.

The modeling of SOE incorporates on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk. Northern Trust uses market implied forward interest rates as the base case and measures the sensitivity (i.e. change) in earnings if future rates are 100 or 200 basis points higher than base case forward rates. Each rate movement is assumed to occur gradually over the one-year period. The 100 basis point increase, for example, consists of twelve consecutive monthly increases of 8.3 basis points. Stress testing of interest rates is performed to include such scenarios as immediate parallel shocks to rates, non-parallel (i.e. twist) changes to yield curves that result in them becoming steeper or flatter, and changes to some of the yield curves (i.e. basis risk). The model simulations also incorporate the following assumptions:

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

•

prepayments on mortgage loans and securities collateralized by mortgages are projected under each rate scenario using a third-party mortgage analytics system that incorporates market prepayment assumptions;

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

•	new business rates are based on current spreads to market indices; and
•	currency exchange rates, credit spreads, and the initial relationship among market rates (e.g. Treasury and Libor) are assumed to remain the same in each interest rate scenario.

56|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the estimated impact on 2013 pre-tax earnings of 100 and 200 basis point upward movements in interest rates relative to forward rates. Given the low level of interest rates and assumed interest rate floors as rates approach zero, simulation of earnings for 100 or 200 basis points lower rates would provide misleading results.

INTEREST RATE RISK SIMULATION OF EARNINGS AS OF DECEMBER 31, 2012

(In Millions)	ESTIMATED IMPACT ON 2013 PRE-TAX EARNINGS: INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MARKET IMPLIED FORWARD RATES
100 Basis Points	$42
200 Basis Points	37

The simulations of earnings do not incorporate any management actions that may be used to mitigate negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk. During the year ended December 31, 2012, Northern Trust did not exceed its SOE limits.

A second technique used to measure interest rate risk is simulation of the economic value of equity, which measures the SEVE to changes in interest rates. Management compares the output of the SEVE model to our common equity and has set limits for the change in economic value of equity from a change in interest rates relative to Northern Trust’s common equity. Economic value of equity is defined as the present value of assets minus the present value of liabilities net of the value of instruments that are used to manage the interest rate risk of balance sheet items. The potential effect of interest rate changes on economic equity is derived from the impact of such changes on projected future cash flows and the present value of these cash flows. Northern Trust uses current market rates (and the future rates implied by the market for path dependent items) as the base case and measures SEVE if current rates are immediately shocked up by 100 or 200 basis points. Stress testing of interest rates is performed to include such scenarios as immediate non-parallel (i.e. twist) shocks to yield curves that result in them becoming steeper or flatter and basis risk. The model simulations also incorporate the following assumptions:

•

prepayments on mortgage loans and securities collateralized by mortgages are projected under each rate scenario using a third-party mortgage analytics system that incorporates market prepayment assumptions;

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

•	currency exchange rates and credit spreads are assumed to remain constant over the simulation horizon;
•	the present values of most noninterest-related balances (such as receivables, equipment, and payables) are the same as their book values; and
•	The initial shock to current rates assumes the relationship among market curves (e.g. Treasury and Libor) remains the same in each interest rate scenario.

The following table shows the estimated impact on economic value of equity of 100 and 200 basis point shocks up from current interest rates. Given the low level of interest rates and assumed interest rate floors as rates approach zero simulation of the economic value of equity for 100 or 200 basis points lower rates would provide misleading results.

INTEREST RATE RISK SIMULATION OF ECONOMIC VALUE OF EQUITY AS OF DECEMBER 31, 2012

(In Millions)	ESTIMATED IMPACT ON ECONOMIC VALUE OF EQUITY: INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MARKET IMPLIED FORWARD RATES
100 Basis Points	$(2)
200 Basis Points	(216)

The simulations of economic value of equity do not incorporate any management actions that might moderate the negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk. During the year ended December 31, 2012, Northern Trust did not exceed its SEVE limits.

Northern Trust limits aggregate interest rate risk, as measured by the above techniques, to an acceptable level within the context of risk-return trade-offs. A variety of actions may be used to implement risk management strategies to modify interest rate risk including:

•	purchases of securities;
•	sales of securities that are classified as available for sale;
•	issuance of senior notes and subordinated notes;
•	collateralized borrowings from the Federal Home Loan Bank;

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|57

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

•	placing and taking Eurodollar time deposits; and
•	hedges with various types of derivative financial instruments.

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

Northern Trust’s one-day VaR measure, at the 99% confidence level, totaled $301 thousand and $740 thousand as of December 31, 2012 and 2011, respectively. VaR totals representing the average, high, and low for 2012 were $421 thousand, $1.1 million, and $97 thousand, respectively, with the average, high, and low for 2011 being $531 thousand, $1.4 million, and $88 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency dispositions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2012 and 2011, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

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

Operational Risk Management

In providing its services, Northern Trust is exposed to operational risk which is the risk of loss from inadequate or failed internal processes, people, and systems or from external events. Operational risk reflects the potential for inadequate information systems, operating problems, product design and delivery difficulties, or catastrophes to result in losses. Northern Trust’s success depends, in part, upon maintaining its reputation as a well-managed institution with stockholders, existing and prospective clients, creditors and regulators.

58|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operational risk includes compliance and fiduciary risks which are governed and managed explicitly, and is mitigated through a system of internal controls and risk management practices that are designed to keep operational risk and operational losses at levels appropriate to Northern Trust’s overall risk appetite and the inherent risk within the markets it operates. While operational risk controls are extensive, operational losses have and will continue to occur.

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

The Global Compliance function guides and assists Northern Trust’s business units in fulfilling their compliance related responsibilities relative to legal requirements, sound banking and fiduciary standards, and ethical conduct, through the oversight of compliance processes, including compliance monitoring; interpretation of regulations; development and evaluation of procedures; and oversight of regulatory compliance training, in order to minimize exposure and loss to Northern Trust and its clients. Northern Trust’s internal auditors monitor the overall effectiveness of operational risk internal controls on an ongoing basis.

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

	YEAR ENDED DECEMBER 31,
	2012			2011			2010
(In Millions)	REPORTED	FTE ADJ.	FTE*	REPORTED	FTE ADJ.	FTE*	REPORTED	FTE ADJ.	FTE*
Interest Income	$1,287.7	$40.8	$1,328.5	$1,408.6	$40.2	$1,448.8	$1,296.7	$39.1	$1,335.8
Interest Expense	297.4	–	297.4	399.5	–	399.5	378.0	–	378.0
Net Interest Income	$990.3	$40.8	$1,031.1	$1,009.1	$40.2	$1,049.3	$918.7	$39.1	$957.8
Net Interest Margin	1.18%		1.22%	1.22%		1.27%	1.35%		1.41%

* Fully taxable equivalent (FTE)

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|59

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

Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may increase”, “may fluctuate”, “plan”, “goal”, “target”, “strategy”, and similar expressions or future or conditional verbs such as “may”, “will”, “should”, “would”, and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including: the health of the U.S. and international economies and particularly the continuing uncertainty in Europe; the recent downgrade of U.S. Government issued securities; the health and soundness of the financial institutions and other counterparties with which Northern Trust conducts business; changes in financial markets, including debt and equity markets, that impact the value, liquidity, or credit ratings of financial assets in general, or financial assets in particular investment funds, client portfolios, or securities lending collateral pools, including those funds, portfolios, collateral pools, and other financial assets with respect to which Northern Trust has taken, or may in the future take, actions to provide asset value stability or additional liquidity; the impact of the recent disruption and stress in the financial markets, the effectiveness of governmental actions taken in response, and the effect of such governmental actions on Northern Trust, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including special deposit assessments or potentially higher FDIC premiums; changes in foreign exchange trading client volumes, fluctuations and volatility in foreign currency exchange rates, and Northern Trust’s success in assessing and mitigating the risks arising from such changes, fluctuations and volatility; decline in the value of securities held in Northern Trust’s investment portfolio, particularly asset-backed securities, the liquidity and pricing of which may be negatively impacted by periods of economic turmoil and financial market disruptions; uncertainties inherent in the complex and subjective judgments required to assess credit risk and establish appropriate allowances therefor; difficulties in measuring, or determining whether there is other-than-temporary impairment in, the value of securities held in Northern Trust’s investment portfolio; Northern Trust’s success in managing various risks inherent in its business, including credit risk, operational risk, interest rate risk and liquidity risk, particularly during times of economic uncertainty and volatility in the credit and other markets; geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. and other governments’ responses to those events; the pace and extent of continued globalization of investment activity and growth in worldwide financial assets; regulatory and monetary policy developments; failure to obtain regulatory approvals when required, including for the use and distribution of capital; changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients, including changes in accounting rules for fair value measurements and recognizing impairments; changes in the nature and activities of Northern Trust’s competition, including increased consolidation within the financial services industry; Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets; Northern Trust’s success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise; Northern Trust’s success in integrating acquisitions and strategic alliances; Northern Trust’s success in addressing the complex needs of a global client base across multiple time zones and from multiple locations, and managing compliance with legal, tax, regulatory and other requirements in areas of faster growth in its businesses, especially in immature markets; Northern Trust’s ability to maintain a product mix that achieves acceptable margins; Northern Trust’s ability to continue to generate investment results that satisfy its clients and continue to develop its array of investment products; Northern Trust’s success in generating revenue in its securities lending business for itself and its clients, especially in periods of economic and financial market uncertainty; Northern Trust’s success in recruiting and

60|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

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

Some of these and other risks and uncertainties that may affect future results are discussed in more detail in the section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management” in the 2012 Annual Report to Shareholders (pages 47-59), in the section of the “Notes to Consolidated Financial Statements” in the 2012 Annual Report to Shareholders captioned “Note 24 – Contingent Liabilities” (pages 108-110), in the sections of “Item 1 – Business” of the 2012 Annual Report on Form 10-K captioned “Government Monetary and Fiscal Policies,” “Competition” and “Regulation and Supervision” (pages 2-14), and in “Item 1A – Risk Factors” of the 2012 Annual Report on Form 10-K (pages 28-38). All forward-looking statements included in this report are based upon information presently available, and Northern Trust assumes no obligation to update any forward-looking statements.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|61

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2012. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2012, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States; (ii) receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust; and (iii) unauthorized acquisition, use, or disposition of Northern Trust’s assets that could have a material effect on the financial statements are prevented or timely detected. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2012, included in this Annual Report, has issued an attestation report (included herein on page 63) on the effectiveness of Northern Trust’s internal control over financial reporting.

62|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited Northern Trust Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Northern Trust Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control Over Financial Reporting”. Our responsibility is to express an opinion on Northern Trust Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, Northern Trust Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Northern Trust Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated February 26, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 26, 2013

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|63

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	DECEMBER 31,
(In Millions Except Share Information)	2012	2011
ASSETS
Cash and Due from Banks	$3,752.7	$4,315.3
Federal Funds Sold and Securities Purchased under Agreements to Resell	60.8	121.3
Interest-Bearing Deposits with Banks	18,803.5	16,696.4
Federal Reserve Deposits and Other Interest-Bearing	7,619.7	13,448.6
Securities
Available for Sale	28,643.5	30,192.5
Held to Maturity (Fair value of $2,394.8 and $817.1)	2,382.0	799.2
Trading Account	8.0	8.0

Total Securities	31,033.5	30,999.7

Loans and Leases
Commercial	12,897.2	12,354.3
Personal	16,607.3	16,709.6

Total Loans and Leases (Net of unearned income of $297.9 and $374.1)	29,504.5	29,063.9

Allowance for Credit Losses Assigned to Loans and Leases	(297.9)	(294.8)
Buildings and Equipment	469.9	494.5
Client Security Settlement Receivables	2,049.1	778.3
Goodwill	537.8	532.0
Other Assets	3,930.2	4,068.5

Total Assets	$97,463.8	$100,223.7

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$20,519.0	$22,792.0
Savings and Money Market	15,189.7	17,470.8
Savings Certificates and Other Time	2,466.1	3,058.3
Non-U.S. Offices – Noninterest-Bearing	3,512.8	3,488.4
– Interest-Bearing	39,720.2	35,868.0

Total Deposits	81,407.8	82,677.5
Federal Funds Purchased	780.2	815.3
Securities Sold under Agreements to Repurchase	699.8	1,198.8
Other Borrowings	367.4	931.5
Senior Notes	2,405.8	2,126.7
Long-Term Debt	1,421.6	2,133.3
Floating Rate Capital Debt	277.0	276.9
Other Liabilities	2,577.2	2,946.4

Total Liabilities	89,936.8	93,106.4

STOCKHOLDERS’ EQUITY
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares; Outstanding shares of 238,914,988 and 241,008,509	408.6	408.6
Additional Paid-in Capital	1,012.7	977.5
Retained Earnings	6,702.7	6,302.3
Accumulated Other Comprehensive Loss	(283.0)	(345.6)
Treasury Stock (6,256,536 and 4,163,015 shares, at cost)	(314.0)	(225.5)

Total Stockholders’ Equity	7,527.0	7,117.3

Total Liabilities and Stockholders’ Equity	$97,463.8	$100,223.7

See accompanying notes to consolidated financial statements on pages 68-122.

64|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions Except Share Information)	2012	2011	2010
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,405.5	$2,169.5	$2,081.9
Foreign Exchange Trading Income	206.1	324.5	382.2
Treasury Management Fees	67.4	72.1	78.1
Security Commissions and Trading Income	73.6	60.5	60.9
Other Operating Income	154.9	158.1	146.3
Investment Security Gains (Losses), net (Note)	(1.7)	(23.9)	(20.4)

Total Noninterest Income	2,905.8	2,760.8	2,729.0

Net Interest Income
Interest Income	1,287.7	1,408.6	1,296.7
Interest Expense	297.4	399.5	378.0

Net Interest Income	990.3	1,009.1	918.7
Provision for Credit Losses	25.0	55.0	160.0

Net Interest Income after Provision for Credit Losses	965.3	954.1	758.7

Noninterest Expense
Compensation	1,267.4	1,267.2	1,108.0
Employee Benefits	258.2	258.2	237.6
Outside Services	529.2	552.8	460.4
Equipment and Software	366.7	328.1	287.1
Occupancy	174.4	180.9	167.8
Visa Indemnification Benefit	–	(23.1)	(33.0)
Other Operating Expense	282.9	267.1	270.0

Total Noninterest Expense	2,878.8	2,831.2	2,497.9

Income before Income Taxes	992.3	883.7	989.8
Provision for Income Taxes	305.0	280.1	320.3

Net Income	$687.3	$603.6	$669.5

Net Income Applicable to Common Stock	$687.3	$603.6	$669.5

PER COMMON SHARE
Net Income – Basic	$2.82	$2.47	$2.74
– Diluted	2.81	2.47	2.74

Average Number of Common Shares Outstanding – Basic	240,417,805	241,401,310	242,028,776
– Diluted	240,881,244	241,811,384	242,502,531

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011	2010
Net Income	$687.3	$603.6	$669.5
Other Comprehensive Income (Loss) (Net of Tax and Reclassifications)
Net Unrealized Gains on Securities Available for Sale	61.2	53.3	28.2
Net Unrealized Gains (Losses) on Cash Flow Hedges	5.6	(18.4)	37.6
Foreign Currency Translation Adjustments	20.0	(2.5)	(18.3)
Pension and Other Postretirement Benefit Adjustments	(24.2)	(72.7)	8.8

Other Comprehensive Income (Loss)	62.6	(40.3)	56.3

Comprehensive Income	$749.9	$563.3	$725.8

Note: Changes in Other-Than-Temporary-Impairment (OTTI) Losses	$(2.7)	$(1.1)	$(0.8)
Noncredit-related OTTI Losses Recorded in (Reclassified from) OCI	(0.6)	(22.2)	(20.4)
Other Security Gains (Losses), net	1.6	(0.6)	0.8

Investment Security Gains (Losses), net	$(1.7)	$(23.9)	$(20.4)

See accompanying notes to consolidated financial statements on pages 68-122.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|65

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011	2010
COMMON STOCK
Balance at January 1 and December 31	$408.6	$408.6	$408.6

ADDITIONAL PAID-IN CAPITAL
Balance at January 1	977.5	920.0	888.3
Treasury Stock Transactions – Stock Options and Awards	(41.5)	(13.2)	(23.1)
Stock Options and Awards – Amortization	74.4	71.3	53.6
Stock Options and Awards – Tax Benefits	2.3	(0.6)	1.2

Balance at December 31	1,012.7	977.5	920.0

RETAINED EARNINGS
Balance at January 1	6,302.3	5,972.1	5,576.0
Net Income	687.3	603.6	669.5
Dividends Declared – Common Stock	(286.9)	(273.4)	(273.4)

Balance at December 31	6,702.7	6,302.3	5,972.1

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at January 1	(345.6)	(305.3)	(361.6)
Net Unrealized Gains on Securities Available for Sale	61.2	53.3	28.2
Net Unrealized Gains (Losses) on Cash Flow Hedges	5.6	(18.4)	37.5
Foreign Currency Translation Adjustments	20.0	(2.5)	(15.0)
Pension and Other Postretirement Benefit Adjustments	(24.2)	(72.7)	5.6

Balance at December 31	(283.0)	(345.6)	(305.3)

TREASURY STOCK
Balance at January 1	(225.5)	(165.1)	(199.2)
Stock Options and Awards	74.4	19.0	41.0
Stock Purchased	(162.9)	(79.4)	(6.9)

Balance at December 31	(314.0)	(225.5)	(165.1)

Total Stockholders’ Equity at December 31	$7,527.0	$7,117.3	$6,830.3

See accompanying notes to consolidated financial statements on pages 68-122.

66|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$687.3	$603.6	$669.5
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Investment Security Losses, net	1.7	23.9	20.4
Amortization and Accretion of Securities and Unearned Income	(11.7)	(34.2)	(55.5)
Provision for Credit Losses	25.0	55.0	160.0
Depreciation on Buildings and Equipment	88.3	89.2	93.5
Amortization of Computer Software	180.8	158.4	141.6
Amortization of Intangibles	20.3	17.5	14.4
Change in Accrued Income Taxes	18.5	(115.5)	153.5
Qualified Pension Plan Contributions	(100.0)	(100.0)	(68.0)
Visa Indemnification Benefit	–	(23.1)	(33.0)
Deferred Income Tax Provision	79.7	97.2	12.1
Change in Receivables	(41.9)	(179.7)	(90.6)
Change in Interest Payable	(10.0)	5.0	7.7
Net Changes in Derivative Fair Value, Including Required Collateral	(127.9)	172.1	(377.8)
Other Operating Activities, net	4.3	484.9	142.4

Net Cash Provided by Operating Activities	814.4	1,254.3	790.2

CASH FLOWS FROM INVESTING ACTIVITIES
Net Change in Federal Funds Sold and Securities Purchased under Agreements to Resell	60.5	38.8	89.9
Change in Interest-Bearing Deposits with Banks	(2,107.1)	(1,345.1)	(2,446.1)
Net Change in Federal Reserve Deposits and Other Interest-Bearing Assets	5,829.0	(2,512.4)	4,048.4
Purchases of Securities – Held to Maturity	(3,798.5)	(147.6)	(448.6)
Proceeds from Maturity and Redemption of Securities – Held to Maturity	2,220.9	272.9	429.1
Purchases of Securities – Available for Sale	(19,546.4)	(33,302.1)	(14,697.0)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	21,183.3	23,082.9	11,432.5
Change in Loans and Leases	(469.6)	(1,017.9)	(479.8)
Purchases of Buildings and Equipment, net	(73.3)	(96.9)	(90.5)
Purchases and Development of Computer Software	(239.2)	(274.2)	(220.6)
Change in Client Security Settlement Receivables	(1,270.8)	(77.0)	93.5
Decrease in Cash Due to Acquisitions, net of Cash Acquired	–	(172.6)	–
Other Investing Activities, net	(161.2)	162.8	521.2

Net Cash Provided by (Used in) Investing Activities	1,627.6	(15,388.4)	(1,768.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in Deposits	(1,269.7)	18,481.8	5,914.4
Change in Federal Funds Purchased	(35.1)	(2,876.3)	(2,958.1)
Change in Securities Sold under Agreements to Repurchase	(499.0)	244.4	(83.1)
Change in Short-Term Other Borrowings	(435.5)	630.5	(573.3)
Proceeds from Term Federal Funds Purchased	–	7,962.3	19,045.6
Repayments of Term Federal Funds Purchased	–	(7,981.3)	(20,217.5)
Proceeds from Senior Notes and Long-Term Debt	500.0	500.0	1,142.7
Repayments of Senior Notes and Long-Term Debt	(923.7)	(880.7)	(918.3)
Treasury Stock Purchased	(162.4)	(79.0)	(5.9)
Net Proceeds from Stock Options	106.8	75.6	70.6
Cash Dividends Paid on Common Stock	(354.3)	(273.7)	(273.2)
Other Financing Activities, net	–	–	1.2

Net Cash Provided by (Used in) Financing Activities	(3,072.9)	15,803.6	1,145.1

Effect of Foreign Currency Exchange Rates on Cash	68.3	(172.2)	158.9

Increase (Decrease) in Cash and Due from Banks	(562.6)	1,497.3	326.2
Cash and Due from Banks at Beginning of Year	4,315.3	2,818.0	2,491.8

Cash and Due from Banks at End of Year	$3,752.7	$4,315.3	$2,818.0

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest Paid	$307.4	$394.5	$370.3
Income Taxes Paid	188.5	153.3	173.1
Transfers from Loans to OREO	48.5	68.8	52.1

See accompanying notes to consolidated financial statements on pages 68-122.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|67

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

Northern Trust generates the majority of its revenue from its two primary business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Investment management services and products are provided to C&IS and PFS through a third business unit, Northern Trust Global Investments (NTGI). Operating and systems support for these business units is provided by a fourth business unit, Operations and Technology (O&T).

The C&IS business unit provides asset servicing, securities lending, brokerage, banking and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth and government funds. C&IS client relationships are managed through the Bank and the Bank’s and the Corporation’s other subsidiaries, including support from international locations in North America, Europe, the Middle East, and the Asia Pacific region. C&IS also executes related foreign exchange transactions from offices located in the United States, United Kingdom, and Singapore.

The PFS business unit provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately held businesses in its target markets. PFS also includes the Global Family Office, which provides customized products and services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. PFS services are delivered through a network of offices in 18 U.S. states and Washington, D.C., as well as offices in London and Guernsey.

C. Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

D. Foreign Currency Remeasurement and Translation. Asset and liability accounts denominated in nonfunctional currencies are remeasured into functional currencies at period end rates of exchange, except for certain balance sheet items including buildings and equipment, goodwill and other intangible assets, which are remeasured at historical exchange rates. Results from remeasurement of asset and liability accounts are reported in other operating income as currency translation gains (losses), net. Income and expense accounts are remeasured at period average rates of exchange.

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

68|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

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

Nonmarketable Securities primarily consist of Federal Reserve and Federal Home Loan Bank stock and community development investments which are recorded in other assets on the consolidated balance sheet. Federal Reserve and Federal Home Loan Bank stock are reported at cost, which represents redemption value. Community development investments, which are discussed in further detail in Note 27, are reported at cost using the effective yield method and amortized over the lives of the related tax credits.

Other-Than-Temporary Impairment (OTTI). A security is considered to be other-than-temporarily impaired if the present value of cash flows expected to be collected are less than the security’s amortized cost basis (the difference being defined as the credit loss) or if the fair value of the security is less than the security’s amortized cost basis and the investor intends, or more-likely-than-not will be required, to sell the security before recovery of the security’s amortized cost basis. If OTTI exists, the charge to earnings is limited to the amount of credit loss if the investor does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis. Any remaining difference between fair value and amortized cost is recognized in AOCI, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

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

G. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments that are used in the normal course of business to meet the needs of its clients; as part of its trading activity for its own account; and as part of its risk management activities. These instruments include foreign exchange contracts, interest rate contracts, and credit default swap contracts. Derivative financial instruments are recorded on the consolidated balance sheet at fair value within other assets and liabilities. Derivative asset and liability positions with the same counterparty are reflected on a net basis in cases where legally enforceable master netting agreements exist. Derivative assets and liabilities are further reduced by cash collateral received from, and deposited with, derivative counterparties. The accounting for changes in the fair value of a derivative in the consolidated statement of income depends on whether or not the contract has been designated as a hedge and qualifies for hedge accounting under GAAP. Derivative financial instruments are recorded on the consolidated cash flow statement within the line item, ‘net changes in derivative fair value, including required collateral.’

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

Derivatives designated as fair value hedges are used to limit Northern Trust’s exposure to changes in the fair value of assets and liabilities due to movements in interest rates. Changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability attributable to the hedged risk are recognized currently in income. For substantially all fair value hedges, Northern Trust applies the “shortcut” method of accounting, available under GAAP, which assumes there is no ineffectiveness in a hedge. As a result, changes recorded in the fair value of the hedged item are equal to the offsetting gain or loss on the derivative and are reflected in the same line item. For fair value hedges that do not qualify for the “shortcut” method of accounting, Northern Trust utilizes regression analysis, a “long-haul” method of accounting, in assessing whether these hedging relationships are highly effective at inception and quarterly thereafter. Ineffectiveness resulting from fair value hedges is recorded in either interest income or interest expense.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivatives designated as cash flow hedges are used to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. The effective portion of changes in the fair value of such derivatives is recognized in AOCI, a component of stockholders’ equity, and there is no change to the accounting for the hedged item. Balances in AOCI are reclassified to earnings when the hedged forecasted transaction impacts earnings. Northern Trust assesses effectiveness using regression analysis for cash flow hedges of available for sale securities. Ineffectiveness is measured using the hypothetical derivative method. For cash flow hedges of forecasted foreign currency denominated revenue and expenditure transactions, Northern Trust closely matches all terms of the hedged item and the hedging derivative at inception and on an ongoing basis which limits hedge ineffectiveness. To the extent all terms are not perfectly matched, effectiveness is assessed using the dollar-offset method and any ineffectiveness is measured using the hypothetical derivative method. Any ineffectiveness is recognized currently in earnings.

Foreign exchange contracts and qualifying non-derivative instruments designated as net investment hedges are used to minimize Northern Trust’s exposure to variability in the foreign currency translation of net investments in non-U.S. branches and subsidiaries. The effective portion of changes in the fair value of the hedging instrument is recognized in AOCI consistent with the related translation gains and losses of the hedged net investment. For net investment hedges, all critical terms of the hedged item and the hedging instrument are matched at inception and on an ongoing basis to minimize the risk of hedge ineffectiveness. To the extent all terms are not perfectly matched, any ineffectiveness is measured using the hypothetical derivative method. Ineffectiveness resulting from net investment hedges is recorded in other operating income. Amounts recorded in AOCI are reclassified to earnings only upon the sale or liquidation of an investment in a non-U.S. branch or subsidiary.

Fair value, cash flow, and net investment hedges are designated and formally documented as such contemporaneous with the transaction. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, the nature of the risk being hedged, a description of the method for assessing hedge effectiveness at inception and on an ongoing basis, as well as the method that will be used to measure hedge ineffectiveness. For hedges that do not qualify for the “shortcut” or the critical terms match methods of accounting, a formal assessment is performed on a calendar quarter basis to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, matures, is terminated or sold, if a hedged forecasted transaction is no longer expected to occur, or if Northern Trust removes the derivative’s hedge designation. Subsequent gains and losses on these derivatives are included in foreign exchange trading income or security commissions and trading income. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCI and is reclassified to earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring. For discontinued fair value hedges, the accumulated gain or loss on the hedged item is amortized over the remaining life of the hedged item.

H. Loans and Leases. Loans and leases are recognized assets that represent a contractual right to receive money either on demand or on fixed or determinable dates. Loans and leases are disaggregated for disclosure purposes by portfolio segment (segment) and by class. Segment is defined as the level at which management develops and documents a systematic methodology to determine the allowance for credit losses. Northern Trust has defined its segments as commercial and personal. A class of loans and leases is a subset of a segment, the components of which have similar risk characteristics, measurement attributes, or risk monitoring methods. The classes within the commercial segment have been defined as commercial and institutional, commercial real estate, lease financing, non-US and other. The classes within the personal segment have been defined as residential real estate, private client and other.

Loan Classification. Loans that are held for investment are reported at the principal amount outstanding, net of unearned income. Loans classified as held for sale are reported at the lower of aggregate cost or fair value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest rate lock are recorded on the balance sheet at fair value with subsequent gains or losses recognized in other operating income. Unrealized gains on these loan commitments are reported as other assets, with unrealized losses reported as other liabilities. Other unfunded commitments relating to loans that are not held for sale are recorded in other liabilities and are carried at the amount of unamortized fees with an allowance for credit loss liability recognized for any estimated probable losses.

70|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recognition of Income. Interest income on loans is recorded on an accrual basis unless, in the opinion of management, there is a question as to the ability of the debtor to meet the terms of the loan agreement, or interest or principal is more than 90 days contractually past due and the loan is not well-secured and in the process of collection. Loans meeting such criteria are classified as nonperforming and interest income is recorded on a cash basis. Past due status is based on how long since the contractual due date a principal or interest payment has been past due. For disclosure purposes, loans that are 29 days past due or less are reported as current. At the time a loan is determined to be nonperforming, interest accrued but not collected is reversed against interest income in the current period. Interest collected on nonperforming loans is applied to principal unless, in the opinion of management, collectability of principal is not in doubt. Management’s assessment of indicators of loan and lease collectability, and its policies relative to the recognition of interest income, including the suspension and subsequent resumption of income recognition, do not meaningfully vary between loan and lease classes. Nonperforming loans are returned to performing status when factors indicating doubtful collectability no longer exist. Factors considered in returning a loan to performing status are consistent across all classes of loans and leases and, in accordance with regulatory guidance, relate primarily to expected payment performance. Loans are eligible to be returned to performing status when: (i) no principal or interest that is due is unpaid and repayment of the remaining contractual principal and interest is expected or (ii) the loan has otherwise become well-secured (possessing realizable value sufficient to discharge the debt, including accrued interest, in full) and is in the process of collection (through action reasonably expected to result in debt repayment or restoration to a current status in the near future). A loan that has not been brought fully current may be restored to performing status provided there has been a sustained period of repayment performance (generally a minimum of six months) by the borrower in accordance with the contractual terms, and Northern Trust is reasonably assured of repayment within a reasonable period of time. Additionally, a loan that has been formally restructured so as to be reasonably assured of repayment and performance according to its modified terms may be returned to accrual status, provided there was a well-documented credit evaluation of the borrower’s financial condition and prospects of repayment under the revised terms, and there has been a sustained period of repayment performance (generally a minimum of six months) under the revised terms.

Impaired Loans. A loan is considered to be impaired when, based on current information and events, management determines that it is probable that Northern Trust will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are identified through ongoing credit management and risk rating processes, including the formal review of past due and watch list credits. Payment performance and delinquency status are critical factors in identifying impairment for all loans and leases, particularly those within the residential real estate, private client and personal-other classes. Other key factors considered in identifying impairment of loans and leases within the commercial and institutional, non-U.S., lease financing, and commercial-other classes relate to the borrower’s ability to perform under the terms of the obligation as measured through the assessment of future cash flows, including consideration of collateral value, market value, and other factors. A loan is also considered to be impaired if its terms have been modified as a concession by Northern Trust or a bankruptcy court resulting from the debtor’s financial difficulties, referred to as a troubled debt restructuring (TDR). All TDRs are reported as impaired loans in the calendar year of their restructuring. In subsequent years, a TDR may cease being reported as impaired if the loan was modified at a market rate and has performed according to the modified terms for at least six months. A loan that has been modified at a below market rate will return to performing status if it satisfies the six month performance requirement; however, it will remain reported as impaired. Impairment is measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, based on the certainty of loss, either a specific allowance is established, or a charge-off is recorded, for the difference. Smaller balance (individually less than $250,000) homogeneous loans are collectively evaluated for impairment and excluded from impaired loan disclosures as allowed under applicable accounting standards. Northern Trust’s accounting policies for impaired loans is consistent across all classes of loans and leases.

Premiums and Discounts. Premiums and discounts on loans are recognized as an adjustment of yield using the interest method based on the contractual terms of the loan. Certain direct origination costs and fees are netted, deferred and amortized over the life of the related loan as an adjustment to the loan’s yield.

Direct Financing and Leverage Leases. Unearned lease income from direct financing and leveraged leases is recognized

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

I. Allowance for Credit Losses. The allowance for credit losses represents management’s estimate of probable losses which have occurred as of the date of the consolidated financial statements. The loan and lease portfolio and other lending related credit exposures are regularly reviewed to evaluate the adequacy of the allowance for credit losses. In determining the level of the allowance, Northern Trust evaluates the allowance necessary for impaired loans and also estimates losses inherent in other credit exposures. The result is an allowance with the following components:

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

J. Standby Letters of Credit. Fees on standby letters of credit are recognized in other operating income using the straight-line method over the lives of the underlying agreements. Northern Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments.

K. Buildings and Equipment. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed using the straight-line method based on the following range of lives: buildings – 10 to 30 years; equipment – 3 to 10 years; and leasehold improvements – the shorter of the lease term or 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.

L. Other Real Estate Owned (OREO). OREO is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of loans. OREO assets are carried at the lower of cost or fair value less estimated costs to sell and

72|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

are recorded in other assets in the consolidated balance sheet. Fair value is typically based on third-party appraisals. Appraisals of OREO properties are updated on an annual basis and are subject to adjustments to reflect management’s judgment as to the realizable value of the properties. Losses identified during the 90-day period after the acquisition of such properties are charged against the allowance for credit losses assigned to loans and leases. Subsequent write-downs that may be required to the carrying value of these assets and gains or losses realized from asset sales are recorded within other operating expense.

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

Securities lending fees have been impacted by Northern Trust’s share of unrealized investment gains and losses in one investment fund that is used in securities lending activities and accounted for at fair value. In 2010, securities in the fund accounted for at fair value had been sold with the proceeds reinvested into a short duration fund, eliminating the mark-to-market impact on securities lending revenue in future periods. Certain investment management fee arrangements also may provide performance fees that are based on client portfolio returns exceeding predetermined levels. Northern Trust adheres to a policy in which it does not record any performance-based fee income until the end of the contract period, thereby eliminating the potential that revenue will be recognized in one quarter and reversed in a future quarter. Therefore, Northern Trust does not record any revenue under incentive fee programs that is at risk due to future performance contingencies. These arrangements often contain similar terms for the payment of performance-based fees to sub-advisors. The accounting for these performance-based expenses matches the treatment for the related performance-based revenue.

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

S. Pension and Other Postretirement Benefits. Northern Trust records the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet. Prepaid pension and postretirement benefits are reported in other assets and unfunded pension and postretirement benefits are reported in other liabilities. Plan assets and benefit obligations are measured annually at December 31. Pension costs are recognized ratably over the estimated working lifetime of eligible participants.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

T. Share-Based Compensation Plans. Northern Trust recognizes as compensation expense the grant-date fair value of stock and stock unit awards and other share-based compensation granted to employees within the consolidated income statement. The fair values of stock and stock unit awards, including performance stock unit awards and director awards, are based on the price of the Corporation’s stock on the date of grant. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. The model utilizes weighted-average assumptions regarding the period of time that options granted are expected to be outstanding (expected term) based primarily on the historical exercise behavior attributable to previous option grants, the estimated yield from dividends paid on the Corporation’s stock over the expected term of the options, the historical volatility of Northern Trust’s stock price and the implied volatility of traded options on Northern Trust stock, and a risk free interest rate based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

Compensation expense for share-based award grants with terms that provide for a graded vesting schedule, whereby portions of the award vest in increments over the requisite service period, are recognized on a straight-line basis over the requisite service period for the entire award. Northern Trust does not include an estimate of future forfeitures in its recognition of share-based compensation expense as historical forfeitures have not been significant. Share-based compensation expense is adjusted based on forfeitures as they occur. Dividend equivalents are paid on stock units that have been granted but not yet vested. Cash flows resulting from the realization of tax deductions from the exercise of stock options in excess of the compensation cost recognized (excess tax benefits) are classified as financing cash flows.

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

Note 2 – Recent Accounting Pronouncements

There were no accounting pronouncements issued during the year ended December 31, 2012 but not yet adopted that are expected to impact Northern Trust’s consolidated financial position or results of operations.

Note 3 – Fair Value Measurements

Fair value under GAAP is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date.

Fair Value Hierarchy. The following describes the hierarchy of valuation inputs (Levels 1, 2, and 3) used to measure fair value and the primary valuation methodologies used by Northern Trust for financial instruments measured at fair value on a recurring basis. Observable inputs reflect market data obtained from sources independent of the reporting entity; unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. GAAP requires an entity measuring fair value to maximize the use of observable inputs and minimize the use of unobservable inputs and establishes a fair value hierarchy of inputs. Financial instruments are categorized within the hierarchy based on the lowest level input that is significant to their valuation. Northern Trust’s policy is to recognize transfers into and transfers out of fair value levels as of the end of the reporting period in which the transfer occurred. No transfers between fair value levels occurred during the years ended December 31, 2012 or 2011.

74|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 1 – Quoted, active market prices for identical assets or liabilities. Northern Trust’s Level 1 assets are comprised of available for sale investments in U.S. treasury securities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted active market prices for similar assets or liabilities, quoted prices for identical or similar assets in inactive markets, and model-derived valuations in which all significant inputs are observable in active markets. Northern Trust’s Level 2 assets include available for sale and trading account securities, the fair values of which are determined by external pricing vendors, or in limited cases internally based on similar securities. Northern Trust reviews the valuation methodology used by external pricing vendors for suitability and performs additional reviews of their valuation techniques and assumptions used for selected securities. Northern Trust also reviews the market values provided by external vendors through a comparison of assigned market values to other third party prices for reasonableness. A price obtained from a vendor may be adjusted if it is found to be sufficiently inconsistent with other market prices.

Level 2 assets and liabilities also include derivative contracts which are valued internally using widely accepted income-based models that incorporate inputs readily observable in actively quoted markets and reflect the contractual terms of the contracts. Observable inputs include foreign exchange rates and interest rates for foreign exchange contracts; credit spreads, default probabilities, and recovery rates for credit default swap contracts; interest rates for interest rate swap contracts and forward contracts; and interest rates and volatility inputs for interest rate option contracts. Northern Trust evaluates the impact of counterparty credit risk and its own credit risk on the valuation of its derivative instruments. Factors considered include the likelihood of default by Northern Trust and its counterparties, the remaining maturities of the instruments, net exposures after giving effect to master netting agreements, available collateral, and other credit enhancements in determining the appropriate fair value of derivative instruments. The resulting valuation adjustments have not been considered material.

Level 3 – Valuation techniques in which one or more significant inputs are unobservable in the marketplace. Northern Trust’s Level 3 assets consist of auction rate securities purchased in 2008 from Northern Trust clients. To estimate the fair value of auction rate securities, for which trading is limited and market prices are generally unavailable, Northern Trust developed and maintains a pricing model that discounts estimated cash flows over their estimated remaining lives. Significant inputs to the model include the contractual terms of the securities, credit risk ratings, discount rates, forward interest rates, credit/liquidity spreads, and Northern Trust’s own assumptions about the estimated remaining lives of the securities. The significant unobservable inputs used in the fair value measurement are Northern Trust’s own assumptions about the estimated remaining lives of the securities and the applicable discount rates. Significant increases (decreases) in the estimated remaining lives or the discount rates in isolation would result in a significantly lower (higher) fair value measurement. Level 3 liabilities consist of acquisition related contingent consideration liabilities. The fair values of these contingent consideration liabilities have been determined using an income-based (discounted cash flow) model that incorporates Northern Trust’s own assumptions about business growth rates and applicable discount rates, which represent unobservable inputs to the model. Significant increases (decreases) in projected growth rates in isolation would result in significantly higher (lower) fair value measurements, while significant increases (decreases) in the discount rate in isolation would result in significantly lower (higher) fair value measurements.

Northern Trust believes its valuation methods for its assets and liabilities carried at fair value are appropriate; however, the use of different methodologies or assumptions, particularly as applied to Level 3 assets and liabilities, could have a material effect on the computation of their estimated fair values.

Management of various businesses and departments of Northern Trust (including Corporate Market Risk, Credit Policy, Corporate Financial Management, and relevant business unit personnel) determine the valuation policies and procedures for Level 3 assets and liabilities. Each business and department represents a component of Northern Trust’s business units, and reports to management of their respective business units. Generally, valuation policies are reviewed by management of each business or department. Fair value measurements are performed upon acquisitions of an asset or liability. As necessary, the valuation models are reviewed by management of the appropriate business or department, and adjusted for changes in inputs. Management of each business or department reviews the inputs in order to substantiate the unobservable inputs used in each fair value measurement. When appropriate, management reviews forecasts used in the valuation process in light of other relevant financial projections to understand any variances between current and previous fair value measurements. In certain circumstances, third party information is used to support the fair value measurements. If certain third party information seems inconsistent with consensus views, a review of the information is performed by management of the respective business or department to conclude as to the appropriate fair value of the asset or liability.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following presents the fair values of, and the valuation techniques, significant unobservable inputs, and quantitative information used to develop significant unobservable inputs for, Northern Trust’s Level 3 assets and liabilities as of December 31, 2012.

FINANCIAL INSTRUMENT	FAIR VALUE	VALUATION TECHNIQUE	UNOBSERVABLE INPUT	RANGE OF LIVES AND RATES
Auction Rate Securities	$97.8 million	Discounted Cash Flow	Remaining lives Discount rates	1.8 – 8.6 years 0.3% – 7.7%
Contingent Consideration	$50.1 million	Discounted Cash Flow	Discount rate Business growth rates	10.5% 19% – 35%

The following presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011, segregated by fair value hierarchy level.

	DECEMBER 31, 2012
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$1,784.6	$–	$–	$–	$1,784.6
Obligations of States and Political Subdivisions	–	14.1	–	–	14.1
Government Sponsored Agency	–	18,638.8	–	–	18,638.8
Corporate Debt	–	2,618.4	–	–	2,618.4
Covered Bonds	–	1,748.0	–	–	1,748.0
Supranational Bonds	–	1,060.7	–	–	1,060.7
Residential Mortgage-Backed	–	92.0	–	–	92.0
Other Asset-Backed	–	2,283.9	–	–	2,283.9
Auction Rate	–	–	97.8	–	97.8
Other	–	305.2	–	–	305.2

Total Available for Sale	1,784.6	26,761.1	97.8	–	28,643.5

Trading Account	–	8.0	–	–	8.0

Total Available for Sale and Trading Securities	1,784.6	26,769.1	97.8	–	28,651.5

Other Assets
Derivatives
Foreign Exchange Contracts	–	1,756.6	–	–	1,756.6
Interest Rate Swaps	–	310.3	–	–	310.3

Total Derivatives	–	2,066.9	–	(1,101.1)	965.8

Other Liabilities
Derivatives
Foreign Exchange Contracts	–	1,772.7	–	–	1,772.7
Interest Rate Swaps	–	249.3	–	–	249.3
Credit Default Swaps	–	1.0	–	–	1.0

Total Derivatives	–	2,023.0	–	(1,407.5)	615.5

Contingent Consideration	–	–	50.1	–	50.1

Note: Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. As of December 31, 2012, derivative assets and liabilities shown above also include reductions of $118.6 million and $425.0 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties.

76|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	DECEMBER 31, 2011
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$4,029.4	$–	$–	$–	$4,029.4
Obligations of States and Political Subdivisions	–	15.8	–	–	15.8
Government Sponsored Agency	–	16,771.4	–	–	16,771.4
Corporate Debt	–	2,676.7	–	–	2,676.7
Covered Bonds	–	754.9	–	–	754.9
Non-U.S. Government	–	173.7	–	–	173.7
Supranational Bonds	–	972.1	–	–	972.1
Residential Mortgage-Backed	–	163.8	–	–	163.8
Other Asset-Backed	–	1,604.8	–	–	1,604.8
Certificates of Deposit	–	2,418.1	–	–	2,418.1
Auction Rate	–	–	178.3	–	178.3
Other	–	433.5	–	–	433.5

Total Available for Sale	4,029.4	25,984.8	178.3	–	30,192.5

Trading Account	–	8.0	–	–	8.0

Total Available for Sale and Trading Securities	4,029.4	25,992.8	178.3	–	30,200.5

Other Assets
Derivatives
Foreign Exchange Contracts	–	3,087.3	–	–	3,087.3
Interest Rate Swaps	–	338.3	–	–	338.3
Credit Default Swaps	–	0.7	–	–	0.7

Total Derivatives	–	3,426.3	–	(2,243.7)	1,182.6

Other Liabilities
Derivatives
Foreign Exchange Contracts	–	2,991.6	–	–	2,991.6
Interest Rate Swaps	–	231.9	–	–	231.9
Credit Default Swaps	–	0.1	–	–	0.1

Total Derivatives	–	3,223.6	–	(2,281.0)	942.6

Contingent Consideration	–	–	56.8	–	56.8

Note: Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. As of December 31, 2011, derivative assets and liabilities shown above also include reductions of $220.1 million and $257.4 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the changes in Level 3 assets and liabilities for the years ended December 31, 2012 and 2011.

LEVEL 3 ASSETS	AUCTION RATE SECURITIES
(In Millions)	2012	2011
Fair Value at January 1	$178.3	$367.8
Total Gains and (Losses):
Included in Earnings(1)	(21.6)	10.7
Included in Other Comprehensive Income(2)	6.4	(19.0)
Purchases, Issuances, Sales, and Settlements:
Sales	(54.7)	(1.5)
Settlements	(10.6)	(179.7)

Fair Value at December 31	$97.8	$178.3

(1) Realized losses for the year ended December 31, 2012 of $21.6 million include $20.8 million of losses from sales of securities and $1.6 million of impairment losses, partially offset by $0.8 million of gains from redemptions by issuers. Realized gains for the year ended December 31, 2011 of $10.7 million include $10.6 million from redemptions by issuers and $0.1 million from sales of securities. Gains on redemptions are recorded in interest income and sales and impairment losses are recorded in investment security gains (losses), net, within the consolidated statement of income.

(2) Unrealized losses related to auction rate securities are included in net unrealized gains on securities available for sale, within the consolidated statement of comprehensive income.

LEVEL 3 LIABILITIES	OTHER LIABILITIES
(In Millions)	2012	2011
Fair Value at January 1	$56.8	$23.1
Total (Gains) and Losses:
Included in Earnings(1)	2.0	(0.1)
Included in Other Comprehensive Income(2)	(0.5)	–
Purchases, Issuances, Sales, and Settlements:
Purchases	–	56.9
Settlements	(8.2)	(23.1)

Fair Value at December 31	$50.1	$56.8
Unrealized (Gains) Losses Included in Earnings Related to Financial Instruments Held at December 31(1)	$4.8	$(0.1)

(1) Gains (losses) are recorded in other operating income (expense) within the consolidated statement of income.

(2) Unrealized foreign currency related losses on contingent consideration liabilities are included in foreign currency translation adjustments, within the consolidated statement of comprehensive income.

Note: Other liabilities balances in 2012 and 2011 relate to contingent consideration liabilities, as well as a Visa indemnification liability within the 2011 opening and settlement balances. As of December 31, 2011, the Visa indemnification liability had been eliminated in its entirety.

For the years ended December 31, 2012 and 2011, there were no transfers into or out of Level 3 assets or liabilities.

Carrying values of assets and liabilities that are not measured at fair value on a recurring basis may be adjusted to fair value in periods subsequent to their initial recognition, for example, to record an impairment of an asset. GAAP requires entities to separately disclose these subsequent fair value measurements and to classify them under the fair value hierarchy.

The following provides information regarding those assets measured at fair value on a nonrecurring basis at December 31, 2012 and 2011, segregated by fair value hierarchy level.

(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL FAIR VALUE
December 31, 2012
Loans(1)	$–	$–	$35.0	$35.0
Other Real Estate Owned(2)	–	–	2.3	2.3

Total Assets at Fair Value	$–	$–	$37.3	$37.3

December 31, 2011

Loans(1)	$–	$–	$64.3	$64.3
Other Real Estate Owned(2)	–	–	3.8	3.8

Total Assets at Fair Value	$–	$–	$68.1	$68.1

(1) In accordance with Accounting Standard Codification (ASC) Subtopic 310-10, Northern Trust recorded individually impaired loans at fair value and, for the years ended December 31, 2012 and 2011, respectively, reduced by $8.5 million and increased by $11.3 million the level of specific allowances on these loans.

(2) In accordance with ASC Subtopics 310-40 and 360-10, Northern Trust recorded Other Real Estate Owned (OREO) at fair value and subsequently charged $0.8 million and $1.5 million through other operating expenses during the years ended December 31, 2012 and 2011, respectively, to reduce the fair values of these OREO properties.

The fair values of real-estate loan collateral and OREO properties were estimated using a market approach typically supported by third party valuations and property specific fees and taxes, and were subject to adjustments to reflect management’s judgment as to their realizable value. Other loan collateral, typically consisting of accounts receivable, inventory and equipment, is valued using a market approach, adjusted for asset specific characteristics, and in limited instances, third party valuations are used.

78|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the fair value of, and the valuation technique, significant unobservable inputs, and quantitative information used to develop the significant unobservable inputs for, Northern Trust’s Level 3 assets that were measured at fair value on a nonrecurring basis as of December 31, 2012.

FINANCIAL INSTRUMENT	FAIR VALUE	VALUATION TECHNIQUE	UNOBSERVABLE INPUT	RANGE OF DISCOUNTS APPLIED
Loans	$35.0 million	Market Approach	Discount to reflect realizable value	15% – 40%
OREO	$2.3 million	Market Approach	Discount to reflect realizable value	15% – 40%

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

Held to Maturity Securities. The fair values of held to maturity securities were modeled by external pricing vendors, or in limited cases internally, using widely accepted models which are based on an income approach that incorporates current market yield curves.

Loans (excluding lease receivables). The fair value of the loan portfolio was estimated using an income approach (discounted cash flow) that incorporates current market rates offered by Northern Trust as of the date of the consolidated financial statements. The fair values of all loans were adjusted to reflect current assessments of loan collectability.

Federal Reserve and Federal Home Loan Bank Stock. The fair values of Federal Reserve and Federal Home Loan Bank stock are equal to their carrying values which represent redemption value.

Community Development Investments. The fair values of these instruments were estimated using an income approach (discounted cash flow) that incorporates current market rates.

Employee Benefit and Deferred Compensation. These assets include U.S. treasury securities and investments in mutual and collective trust funds held to fund certain supplemental employee benefit obligations and deferred compensation plans. Fair values of U.S. treasury securities were determined using quoted, active market prices for identical securities. The fair values of investments in mutual and collective trust funds were valued at the funds’ net asset values based on a market approach.

Savings Certificates and Other Time Deposits. The fair values of these instruments were estimated using an income approach (discounted cash flow) that incorporates market interest rates currently offered by Northern Trust for deposits with similar maturities.

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

Loan Commitments. The fair values of loan commitments represent the estimated costs to terminate or otherwise settle the obligations with a third party adjusted for any related allowance for credit losses.

Standby Letters of Credit. The fair values of standby letters of credit are measured as the amount of unamortized fees on these instruments, inclusive of the related allowance for credit losses. Fees are determined by applying basis points to the principal amounts of the letters of credit.

Financial Instruments Valued at Carrying Value. Due to their short maturity, the carrying values of certain financial instruments approximated their fair values. These financial instruments include cash and due from banks; federal funds sold and securities purchased under agreements to resell, interest-bearing deposits with banks, Federal Reserve deposits and other interest-bearing assets; client security settlement receivables; non-U.S. offices interest-bearing deposits; federal funds purchased; securities sold under agreements to repurchase; and other borrowings (includes term federal funds purchased, and other short-term borrowings). As required by GAAP, the fair values required to be disclosed for demand, noninterest-bearing, savings, and money market deposits must equal the amounts disclosed in the consolidated balance sheet, even though such deposits are typically priced at a premium in banking industry consolidations.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize the fair values of financial instruments.

	DECEMBER 31, 2012
(In Millions)	BOOK VALUE	TOTAL FAIR VALUE	FAIR VALUE
			LEVEL 1	LEVEL 2	LEVEL 3
ASSETS
Cash and Due from Banks	$3,752.7	$3,752.7	$3,752.7	$–	$–
Federal Funds Sold and Resell Agreements	60.8	60.8	–	60.8	–
Interest-Bearing Deposits with Banks	18,803.5	18,803.5	–	18,803.5	–
Federal Reserve Deposits and Other Interest-Bearing	7,619.7	7,619.7	–	7,619.7	–
Securities
Available for Sale (Note)	28,643.5	28,643.5	1,784.6	26,761.1	97.8
Held to Maturity	2,382.0	2,394.8	–	2,394.8	–
Trading Account	8.0	8.0	–	8.0	–
Loans (excluding Leases)
Held for Investment	28,165.4	28,220.2	–	–	28,220.2
Held for Sale	11.7	11.7	–	–	11.7
Client Security Settlement Receivables	2,049.1	2,049.1	–	2,049.1	–
Other Assets
Federal Reserve and Federal Home Loan Bank Stock	197.6	197.6	–	197.6	–
Community Development Investments	253.2	275.1	–	275.1	–
Employee Benefit and Deferred Compensation	121.3	126.1	86.7	39.4	–
LIABILITIES
Deposits
Demand, Noninterest-Bearing, Savings and Money Market	$39,221.5	$39,221.5	$39,221.5	$–	$–
Savings Certificates and Other Time	2,466.1	2,476.7	–	2,476.7	–
Non-U.S. Offices Interest-Bearing	39,720.2	39,720.2	–	39,720.2	–
Federal Funds Purchased	780.2	780.2	–	780.2	–
Securities Sold under Agreements to Repurchase	699.8	699.8	–	699.8	–
Other Borrowings	367.4	367.4	–	367.4	–
Senior Notes	2,405.8	2,513.4	–	2,513.4	–
Long Term Debt (excluding Leases)
Subordinated Debt	1,045.4	1,065.3	–	1,065.3	–
Federal Home Loan Bank Borrowings	335.0	345.4	–	345.4	–
Floating Rate Capital Debt	277.0	228.0	–	228.0	–
Other Liabilities
Standby Letters of Credit	60.5	60.5	–	–	60.5
Contingent Consideration	50.1	50.1	–	–	50.1
Loan Commitments	38.9	38.9	–	–	38.9
DERIVATIVE INSTRUMENTS
Asset/Liability Management
Foreign Exchange Contracts
Assets	$21.3	$21.3	$–	$21.3	$–
Liabilities	42.3	42.3	–	42.3	–
Interest Rate Swaps
Assets	129.7	129.7	–	129.7	–
Liabilities	75.3	75.3	–	75.3	–
Credit Default Swaps
Liabilities	1.0	1.0	–	1.0	–
Client-Related and Trading
Foreign Exchange Contracts
Assets	1,735.3	1,735.3	–	1,735.3	–
Liabilities	1,730.4	1,730.4	–	1,730.4	–
Interest Rate Swaps
Assets	180.6	180.6	–	180.6	–
Liabilities	174.0	174.0	–	174.0	–

Note: Refer to the table located on page 76 for the disaggregation of available for sale securities.

80|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	DECEMBER 31, 2011
(In Millions)	BOOK VALUE	TOTAL FAIR VALUE	FAIR VALUE
			LEVEL 1	LEVEL 2	LEVEL 3
ASSETS
Cash and Due from Banks	$4,315.3	$4,315.3	$4,315.3	$–	$–
Federal Funds Sold and Resell Agreements	121.3	121.3	–	121.3	–
Interest-Bearing Deposits with Banks	16,696.4	16,696.4	–	16,696.4	–
Federal Reserve Deposits and Other Interest-Bearing	13,448.6	13,448.6	–	13,448.6	–
Securities
Available for Sale (Note)	30,192.5	30,192.5	4,029.4	25,984.8	178.3
Held to Maturity	799.2	817.1	–	817.1	–
Trading Account	8.0	8.0	–	8.0	–
Loans (excluding Leases)
Held for Investment	27,782.7	27,913.7	–	–	27,913.7
Held for Sale	9.3	9.3	–	–	9.3
Client Security Settlement Receivables	778.3	778.3	–	778.3	–
Other Assets
Federal Reserve and Federal Home Loan Bank Stock	172.9	172.9	–	172.9	–
Community Development Investments	290.8	319.9	–	319.9	–
Employee Benefit and Deferred Compensation	106.5	117.3	82.4	34.9	–
LIABILITIES
Deposits
Demand, Noninterest-Bearing, Savings and Money Market	$43,751.2	$43,751.2	$43,751.2	$–	$–
Savings Certificates and Other Time	3,058.3	3,065.5	–	3,065.5	–
Non-U.S. Offices Interest-Bearing	35,868.0	35,868.0	–	35,868.0	–
Federal Funds Purchased	815.3	815.3	–	815.3	–
Securities Sold under Agreements to Repurchase	1,198.8	1,198.8	–	1,198.8	–
Other Borrowings	931.5	931.5	–	931.5	–
Senior Notes	2,126.7	2,197.3	–	2,197.3	–
Long Term Debt (excluding Leases)
Subordinated Debt	1,033.4	1,040.0	–	1,040.0	–
Federal Home Loan Bank Borrowings	1,055.0	1,082.1	–	1,082.1	–
Floating Rate Capital Debt	276.9	211.6	–	211.6	–
Other Liabilities
Standby Letters of Credit	61.3	61.3	–	–	61.3
Contingent Consideration	56.8	56.8	–	–	56.8
Loan Commitments	45.5	45.5	–	–	45.5
DERIVATIVE INSTRUMENTS
Asset/Liability Management
Foreign Exchange Contracts
Assets	$25.2	$25.2	$–	$25.2	$–
Liabilities	31.8	31.8	–	31.8	–
Interest Rate Swaps
Assets	149.6	149.6	–	149.6	–
Liabilities	47.3	47.3	–	47.3	–
Credit Default Swaps
Assets	0.7	0.7	–	0.7	–
Liabilities	0.1	0.1	–	0.1	–
Client-Related and Trading
Foreign Exchange Contracts
Assets	3,062.1	3,062.1	–	3,062.1	–
Liabilities	2,959.8	2,959.8	–	2,959.8	–
Interest Rate Swaps
Assets	188.7	188.7	–	188.7	–
Liabilities	184.6	184.6	–	184.6	–

Note: Refer to the table located on page 77 for the disaggregation of available for sale securities.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Securities

Securities Available for Sale. The following tables provide the amortized cost, fair values, and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE	DECEMBER 31, 2012
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$1,747.9	$36.7	$–	$1,784.6
Obligations of States and Political Subdivisions	13.9	0.2	–	14.1
Government Sponsored Agency	18,520.6	122.2	4.0	18,638.8
Corporate Debt	2,602.4	18.1	2.1	2,618.4
Covered Bonds	1,697.1	51.0	0.1	1,748.0
Supranational Bonds	1,053.9	7.0	0.2	1,060.7
Residential Mortgage-Backed	102.4	0.4	10.8	92.0
Other Asset-Backed	2,280.0	4.3	0.4	2,283.9
Auction Rate	99.6	2.1	3.9	97.8
Other	304.4	0.8	–	305.2

Total	$28,422.2	$242.8	$21.5	$28,643.5

	DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$3,965.9	$63.5	$–	$4,029.4
Obligations of States and Political Subdivisions	14.9	0.9	–	15.8
Government Sponsored Agency	16,702.6	86.1	17.3	16,771.4
Corporate Debt	2,677.7	4.7	5.7	2,676.7
Covered Bonds	746.1	9.2	0.4	754.9
Non-U.S. Government Debt	173.7	–	–	173.7
Supranational Bonds	971.0	3.0	1.9	972.1
Residential Mortgage-Backed	196.1	–	32.3	163.8
Other Asset-Backed	1,606.8	1.3	3.3	1,604.8
Certificates of Deposit	2,418.2	0.2	0.3	2,418.1
Auction Rate	186.5	4.3	12.5	178.3
Other	433.1	0.6	0.2	433.5

Total	$30,092.6	$173.8	$73.9	$30,192.5

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE	DECEMBER 31, 2012		DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$7,431.7	$7,451.2	$9,468.8	$9,469.6
Due After One Year Through Five Years	18,663.4	18,840.4	18,464.6	18,555.1
Due After Five Years Through Ten Years	1,724.0	1,738.0	1,326.7	1,333.7
Due After Ten Years	603.1	613.9	832.5	834.1

Total	$28,422.2	$28,643.5	$30,092.6	$30,192.5

Note: Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

82|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held to Maturity. The following tables provide the amortized cost, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES HELD TO MATURITY	DECEMBER 31, 2012
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$329.3	$17.2	$–	$346.5
Government Sponsored Agency	112.9	3.8	–	116.7
Non-U.S. Government Debt	205.0	–	–	205.0
Certificates of Deposit	1,667.6	0.2	0.6	1,667.2
Other	67.2	0.3	8.1	59.4

Total	$2,382.0	$21.5	$8.7	$2,394.8

	DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$529.4	$24.6	$0.1	$553.9
Government Sponsored Agency	156.8	4.3	0.1	161.0
Other	113.0	0.1	10.9	102.2

Total	$799.2	$29.0	$11.1	$817.1

REMAINING MATURITY OF SECURITIES HELD TO MATURITY	DECEMBER 31, 2012		DECEMBER 31, 2011
(In Millions)	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$2,029.5	$2,030.6	$199.5	$200.9
Due After One Year Through Five Years	268.1	280.2	355.4	365.5
Due After Five Years Through Ten Years	45.4	49.8	215.5	226.1
Due After Ten Years	39.0	34.2	28.8	24.6

Total	$2,382.0	$2,394.8	$799.2	$817.1

Note: Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

Securities held to maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity.

Investment Security Gains and Losses. Net investment security losses totaling $1.7 million, $23.9 million, and $20.4 million were recognized in 2012, 2011, and 2010, respectively, and included OTTI losses of $3.3 million, $23.3 million, and $21.2 million, respectively. Gross proceeds from the sale of securities during the year ended December 31, 2012 of $2.7 billion resulted in gross realized gains of $23.5 million and gross realized losses of $21.9 million. There were $1.6 million and $0.8 million of other realized net security gains in 2012 and 2010, respectively, and $0.6 million of other realized net security losses in 2011.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with Unrealized Losses. The following tables provide information regarding securities that had been in a continuous unrealized loss position for less than 12 months and for 12 months or longer as of December 31, 2012 and 2011.

SECURITIES WITH UNREALIZED LOSSES AS OF DECEMBER 31, 2012	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Government Sponsored Agency	$482.2	$1.0	$1,171.8	$3.0	$1,654.0	$4.0
Corporate Debt	441.5	2.0	50.0	0.1	491.5	2.1
Covered Bonds	20.1	0.1	–	–	20.1	0.1
Supranational Bonds	113.8	0.2	–	–	113.8	0.2
Residential Mortgage-Backed	–	–	84.7	10.8	84.7	10.8
Other Asset-Backed	146.1	0.1	40.0	0.3	186.1	0.4
Certificates of Deposit	1,178.8	0.6	–	–	1,178.8	0.6
Auction Rate	2.7	0.3	41.0	3.6	43.7	3.9
Other	9.3	1.9	43.8	6.2	53.1	8.1

Total	$2,394.5	$6.2	$1,431.3	$24.0	$3,825.8	$30.2

SECURITIES WITH UNREALIZED LOSSES AS OF DECEMBER 31, 2011	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Obligations of States and Political Subdivisions	$2.7	$0.1	$–	$–	$2.7	$0.1
Government Sponsored Agency	5,492.5	14.1	470.1	3.3	5,962.6	17.4
Corporate Debt	1,027.5	4.1	123.6	1.6	1,151.1	5.7
Covered Bonds	50.4	0.4	–	–	50.4	0.4
Supranational Bonds	438.2	1.8	99.9	0.1	538.1	1.9
Residential Mortgage-Backed	4.7	0.9	158.8	31.4	163.5	32.3
Other Asset-Backed	824.6	2.3	205.7	1.0	1,030.3	3.3
Certificates of Deposit	1,019.9	0.3	–	–	1,019.9	0.3
Auction Rate	61.0	7.3	52.6	5.2	113.6	12.5
Other	146.3	2.1	45.0	9.0	191.3	11.1

Total	$9,067.8	$33.4	$1,155.7	$51.6	$10,223.5	$85.0

As of December 31, 2012, 233 securities with a combined fair value of $3.8 billion were in an unrealized loss position, with their unrealized losses totaling $30.2 million. Unrealized losses on residential mortgage-backed securities totaling $10.8 million reflect the impact of wider credit and liquidity spreads on the valuations of 13 residential mortgage-backed securities since purchase, with $84.7 million having been in an unrealized loss position for more than 12 months. Residential mortgage-backed securities rated below double-A at December 31, 2012 represented 96% of the total fair value of residential mortgage-backed securities, were comprised primarily of subprime, prime, and Alt-A securities, and had a total amortized cost and fair value of $98.6 million and $88.2 million, respectively. Securities classified as “other asset-backed” at December 31, 2012 had average lives of less than 5 years, and 99% were rated triple-A.

Unrealized losses of $4.0 million related to government sponsored agency securities are primarily attributable to changes in market rates since their purchase. The majority of the $8.1 million of unrealized losses in securities classified as “other” at December 31, 2012 relate to securities which Northern Trust purchases for compliance with the Community Reinvestment Act (CRA). Unrealized losses on these CRA related other securities are attributable to their purchase at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. Unrealized losses of $3.9 million related to auction rate securities primarily reflect reduced market liquidity as a majority of auctions continue to fail preventing holders from liquidating their investments at par. Unrealized losses of $2.1 million within corporate debt securities primarily reflect widened credit spreads; 45% of the corporate debt portfolio is backed by guarantees provided by U.S. and non-U.S. governmental entities. The remaining unrealized losses on Northern Trust’s securities portfolio as of December 31, 2012 are attributable to changes in overall market interest rates, increased credit spreads, or reduced market liquidity. As of December 31, 2012, Northern Trust does not intend to sell any investment in an unrealized loss position and it is not

84|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

more likely than not that Northern Trust will be required to sell any such investment before the recovery of its amortized cost basis, which may be maturity.

Security impairment reviews are conducted quarterly to identify and evaluate securities that have indications of possible OTTI. A determination as to whether a security’s decline in market value is other-than-temporary takes into consideration numerous factors and the relative significance of any single factor can vary by security. Factors Northern Trust considers in determining whether impairment is other-than-temporary include, but are not limited to, the length of time the security has been impaired; the severity of the impairment; the cause of the impairment and the financial condition and near-term prospects of the issuer; activity in the market of the issuer which may indicate adverse credit conditions; Northern Trust’s intent regarding the sale of the security as of the balance sheet date; and the likelihood that it will not be required to sell the security for a period of time sufficient to allow for the recovery of the security’s amortized cost basis. For each security meeting the requirements of Northern Trust’s internal screening process, an extensive review is conducted to determine if OTTI has occurred.

While all securities are considered, the following describes Northern Trust’s process for identifying credit impairment within non-agency residential mortgage-backed securities, the security type for which Northern Trust has recognized the majority of its OTTI. To determine if an unrealized loss on a non-agency residential mortgage-backed security is other-than-temporary, economic models are used to perform cash flow analyses by developing multiple scenarios in order to create reasonable forecasts of the security’s future performance using available data including servicers’ loan charge off patterns, prepayment speeds, annualized default rates, each security’s current delinquency pipeline, the delinquency pipeline’s growth rate, the roll rate from delinquency to default, loan loss severities and historical performance of like collateral, along with Northern Trust’s outlook for the housing market and the overall economy. If the present value of future cash flows projected as a result of this analysis is less than the current amortized cost of the security, a credit-related OTTI loss is recorded to earnings equal to the difference between the two amounts.

Impairments of non-agency residential mortgage-backed securities are influenced by a number of factors, including but not limited to, U.S. economic and housing market performance, security credit enhancement level, insurance coverage, year of origination, and type of collateral. The factors used in estimating losses on non-agency residential mortgage-backed securities vary by year of origination and type of collateral. As of December 31, 2012, loss estimates for subprime, Alt-A, prime and 2nd lien collateral portfolios were developed using default roll rates, determined primarily by the stage of delinquency of the underlying instrument, that generally assumed ultimate default rates approximating 5% to 30% for current loans; 30% for loans 30 to 60 days delinquent; 80% for loans 60 to 90 days delinquent; 90% for loans delinquent greater than 90 days; and 100% for OREO properties and loans that are in foreclosure.

December 31, 2012 amortized cost, weighted average ultimate default rates, and impairment severity rates for the non-agency residential mortgage-backed securities portfolio, by security type, are provided in the following table.

	DECEMBER 31, 2012
			LOSS SEVERITY RATES
($ In Millions)	AMORTIZED COST	WEIGHTED AVERAGE ULTIMATE DEFAULT RATES	LOW	HIGH	WEIGHTED AVERAGE
Prime	$9.3	21.5%	33.0%	48.6%	34.7%
Alt-A	13.1	42.2	68.3	68.3	68.3
Subprime	56.7	49.5	61.8	84.2	76.6
2nd Lien	23.3	33.6	98.5	100.0	99.2
Total Non-Agency Residential Mortgage-Backed Securities	$102.4	41.8%	33.0%	100.0%	76.9%

During the year ended December 31, 2012, OTTI losses totaling $3.3 million were recognized, of which $1.7 million related to non-agency residential mortgage-backed securities and $1.6 million related to auction rate securities. Northern Trust’s processes for identifying credit impairment within auction rate securities are largely consistent with the processes utilized for non-agency residential mortgage-backed securities and include analyses of loss severities and default rates adjusted for the type of underlying loan and the presence of government guarantees, as applicable. OTTI losses of $23.3 million and $21.2 million were recorded for the years ended December 31, 2011 and 2010, respectively, related to non-agency residential mortgage-backed securities.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit Losses on Debt Securities. The table below provides information regarding total other-than-temporarily impaired securities, including noncredit-related amounts recognized in other comprehensive income and net impairment losses recognized in earnings, for the years ended December 31, 2012, 2011, and 2010.

	DECEMBER 31,
(In Millions)	2012	2011	2010
Changes in Other-Than-Temporary Impairment Losses(1)	$(2.7)	$(1.1)	$(0.8)
Noncredit-related Losses Recorded in / (Reclassified from) OCI(2)	(0.6)	(22.2)	(20.4)

Net Impairment Losses Recognized in Earnings	$(3.3)	$(23.3)	$(21.2)

(1) For initial other-than-temporary impairments in the respective year, the balance includes the excess of the amortized cost over the fair value of the impaired securities. For subsequent impairments of the same security, the balance includes any additional changes in fair value of the security subsequent to its most recently recorded OTTI.

(2) For initial other-than-temporary impairments in the respective year, the balance includes the portion of the excess of amortized cost over the fair value of the impaired securities that was recorded in OCI. For subsequent impairments of the same security, the balance includes additional changes in OCI for that security subsequent to its most recently recorded OTTI.

Provided in the table below are the cumulative credit-related losses recognized in earnings on debt securities other-than-temporarily impaired.

	YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011
Cumulative Credit-Related Losses on Securities Held – Beginning of Year	$68.2	$94.2
Plus: Losses on Newly Identified Impairments	1.6	1.5
Additional Losses on Previously Identified Impairments	1.7	21.8
Less: Current and Prior Period Losses on Securities Sold During the Year	(29.2)	(49.3)

Cumulative Credit-Related Losses on Securities Held – End of Year	$42.3	$68.2

The table below provides information regarding debt securities held as of December 31, 2012 and 2011, for which an OTTI loss has been recognized in the current year or previously.

	DECEMBER 31,
(In Millions)	2012	2011
Fair Value	$51.5	$73.6
Amortized Cost Basis	59.0	96.8

Noncredit-related Losses Recognized in OCI	(7.5)	(23.2)
Tax Effect	2.8	8.6

Amount Recognized in OCI	$(4.7)	$(14.6)

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
($ In Millions)	2012	2011
Balance at December 31	$35.4	$74.7
Average Balance During the Year	241.5	246.3
Average Interest Rate Earned During the Year	0.16%	0.07%
Maximum Month-End Balance During the Year	537.4	424.2

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
($ In Millions)	2012	2011
Balance at December 31	$699.8	$1,198.8
Average Balance During the Year	448.2	815.8
Average Interest Rate Paid During the Year	0.08%	0.08%
Maximum Month-End Balance During the Year	699.8	1,479.3

86|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 – Loans and Leases

Amounts outstanding for loans and leases, by segment and class, are shown below.

	DECEMBER 31,
(In Millions)	2012	2011
Commercial
Commercial and Institutional	$7,468.5	$6,918.7
Commercial Real Estate	2,859.8	2,981.7
Lease Financing, net	1,035.0	978.8
Non-U.S.	1,192.3	1,057.5
Other	341.6	417.6

Total Commercial	12,897.2	12,354.3

Personal
Residential Real Estate	10,375.2	10,708.9
Private Client	6,130.1	5,651.4
Other	102.0	349.3

Total Personal	16,607.3	16,709.6
Total Loans and Leases	$29,504.5	$29,063.9
Allowance for Credit Losses Assigned to Loans and Leases	(297.9)	(294.8)

Net Loans and Leases	$29,206.6	$28,769.1

Residential real estate loans consist of conventional home mortgages and equity credit lines that generally require a loan to collateral value of no more than 65% to 80% at inception. Northern Trust’s equity credit line products have draw periods of up to 10 years and a balloon payment of any outstanding balance is due at maturity. Payments are interest only with variable interest rates. Northern Trust does not offer equity credit lines that include an option to convert the outstanding balance to an amortizing payment loan. As of December 31, 2012 and 2011, equity credit lines totaled $2.3 billion and $2.6 billion, respectively, and equity credit lines for which the first liens were held by Northern Trust at those dates represented 86% of the respective totals.

Included within the non-U.S., commercial-other, and personal-other classes are short duration advances, primarily related to the processing of custodied client investments, that totaled $1.5 billion and $1.6 billion at December 31, 2012 and 2011, respectively. Demand deposits reclassified as loan balances totaled $224.7 million and $191.6 million at December 31, 2012 and 2011, respectively. Loans classified as held for sale totaled $11.7 million at December 31, 2012 and $9.3 million at December 31, 2011.

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31,
(In Millions)	2012	2011
Direct Finance Leases:
Lease Receivable	$239.2	$156.3
Residual Value	162.2	149.2
Initial Direct Costs	3.5	2.9
Unearned Income	(43.5)	(44.1)

Investment in Direct Finance Leases	$361.4	$264.3

Leveraged Leases:
Net Rental Receivable	559.9	326.0
Residual Value	297.9	622.7
Unearned Income	(184.2)	(234.2)

Investment in Leveraged Leases	$673.6	$714.5

Lease Financing, net	$1,035.0	$978.8

The following schedule reflects the future minimum lease payments to be received over the next five years under direct finance leases:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2013	$48.6
2014	45.7
2015	39.5
2016	29.1
2017	26.7

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

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

capture the unique risk characteristics inherent within each particular type of credit exposure. Provided below are the significant performance indicator attributes considered within Northern Trust’s borrower rating models, by loan and lease class.

•	Commercial and Institutional: leverage, profit margin, liquidity, return on assets, asset size, and capital levels;
•

Commercial Real Estate: debt service coverage and leasing status for income-producing properties; loan-to-value and loan-to-cost ratios, leasing status, and guarantor support for loans associated with construction and development properties;

•	Lease Financing and Commercial-Other: leverage and profit margin levels;
•	Non-U.S.: entity type, liquidity, size, and leverage;
•	Residential Real Estate: payment history, credit bureau scores, and cash flow-to-debt and net worth ratios;
•	Private Client: cash flow-to-debt and net worth ratios, leverage, and profit margin levels; and
•	Personal-Other: cash flow-to-debt and net worth ratios.

While the criteria vary by model, the objective is for the borrower ratings to be consistent in both the measurement and ranking of risk. Each model is calibrated to a master rating scale to support this consistency. Ratings for borrowers not in default range from “1” for the strongest credits to “7” for the weakest non-defaulted credits. Ratings of “8” or “9” are used for defaulted borrowers. Borrower risk ratings are monitored and are revised when events or circumstances indicate a change is required. Risk ratings are validated at least annually.

Loan and lease segment and class balances at December 31, 2012 and 2011 are provided below, segregated by borrower ratings into “1 to 3”, “4 to 5”, and “6 to 9” (watch list), categories.

	DECEMBER 31, 2012				DECEMBER 31, 2011
(In Millions)	1 TO 3 CATEGORY	4 TO 5 CATEGORY	6 TO 9 CATEGORY (WATCH LIST)	TOTAL	1 TO 3 CATEGORY	4 TO 5 CATEGORY	6 TO 9 CATEGORY (WATCH LIST)	TOTAL
Commercial
Commercial and Institutional	$4,291.8	$3,040.6	$136.1	$7,468.5	$3,681.8	$3,029.1	$207.8	$6,918.7
Commercial Real Estate	888.6	1,710.9	260.3	2,859.8	1,247.1	1,467.2	267.4	2,981.7
Lease Financing, net	647.1	382.3	5.6	1,035.0	547.7	422.3	8.8	978.8
Non-U.S.	542.7	646.6	3.0	1,192.3	519.0	527.3	11.2	1,057.5
Other	167.2	174.4	–	341.6	241.4	176.2	–	417.6

Total Commercial	6,537.4	5,954.8	405.0	12,897.2	6,237.0	5,622.1	495.2	12,354.3

Personal
Residential Real Estate	3,003.3	6,868.2	503.7	10,375.2	2,777.1	7,501.0	430.8	10,708.9
Private Client	3,741.3	2,365.4	23.4	6,130.1	3,390.6	2,245.9	14.9	5,651.4
Other	50.0	52.0	–	102.0	162.3	187.0	–	349.3

Total Personal	6,794.6	9,285.6	527.1	16,607.3	6,330.0	9,933.9	445.7	16,709.6

Total Loans and Leases	$13,332.0	$15,240.4	$932.1	$29,504.5	$12,567.0	$15,556.0	$940.9	$29,063.9

Loans and leases in the “1 to 3” category are expected to exhibit minimal to modest probabilities of default and are characterized by borrowers having the strongest financial qualities, including above average financial flexibility, cash flows and capital levels. Borrowers assigned these ratings are anticipated to experience very little to moderate financial pressure in adverse down cycle scenarios. As a result of these characteristics, borrowers within this category exhibit a minimal to modest likelihood of loss.

Loans and leases in the “4 to 5” category are expected to exhibit moderate to acceptable probabilities of default and are characterized by borrowers with less financial flexibility than those in the “1 to 3” category. Cash flows and capital levels are generally sufficient to allow for borrowers to meet current requirements, but have reduced cushion in adverse down cycle scenarios. As a result of these characteristics, borrowers within this category exhibit a moderate likelihood of loss.

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

88|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

currently in default have limited financial flexibility. Cash flows and capital levels range from acceptable to potentially insufficient to meet current requirements, particularly in adverse down cycle scenarios. As a result of these characteristics, borrowers in this category exhibit an elevated to probable likelihood of loss.

The following tables provide balances and delinquency status of performing and nonperforming loans and leases by segment and class, as well as the other real estate owned and total nonperforming asset balances, as of December 31, 2012 and 2011.

(In Millions)	CURRENT	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2012
Commercial
Commercial and Institutional	$7,433.4	$6.4	$5.5	$1.6	$7,446.9	$21.6	$7,468.5
Commercial Real Estate	2,782.0	6.9	13.1	1.4	2,803.4	56.4	2,859.8
Lease Financing, net	1,035.0	–	–	–	1,035.0	–	1,035.0
Non-U.S.	1,192.3	–	–	–	1,192.3	–	1,192.3
Other	341.6	–	–	–	341.6	–	341.6

Total Commercial	12,784.3	13.3	18.6	3.0	12,819.2	78.0	12,897.2

Personal
Residential Real Estate	10,096.3	68.1	25.7	10.5	10,200.6	174.6	10,375.2
Private Client	6,091.3	14.8	16.3	5.5	6,127.9	2.2	6,130.1
Other	102.0	–	–	–	102.0	–	102.0

Total Personal	16,289.6	82.9	42.0	16.0	16,430.5	176.8	16,607.3

Total Loans and Leases	$29,073.9	$96.2	$60.6	$19.0	$29,249.7	$254.8	$29,504.5

			Other Real Estate Owned			$20.3

			Total Nonperforming Assets			$275.1

(In Millions)	CURRENT	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2011
Commercial
Commercial and Institutional	$6,869.2	$15.0	$2.7	$0.5	$6,887.4	$31.3	$6,918.7
Commercial Real Estate	2,878.2	10.8	10.3	2.9	2,902.2	79.5	2,981.7
Lease Financing, net	978.8	–	–	–	978.8	–	978.8
Non-U.S.	1,057.5	–	–	–	1,057.5	–	1,057.5
Other	417.6	–	–	–	417.6	–	417.6

Total Commercial	12,201.3	25.8	13.0	3.4	12,243.5	110.8	12,354.3

Personal
Residential Real Estate	10,428.0	67.7	27.6	8.0	10,531.3	177.6	10,708.9
Private Client	5,623.0	15.7	5.7	1.7	5,646.1	5.3	5,651.4
Other	349.3	–	–	–	349.3	–	349.3

Total Personal	16,400.3	83.4	33.3	9.7	16,526.7	182.9	16,709.6

Total Loans and Leases	$28,601.6	$109.2	$46.3	$13.1	$28,770.2	$293.7	$29,063.9

			Other Real Estate Owned			$21.2

			Total Nonperforming Assets			$314.9

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|89

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide information related to impaired loans by segment and class.

	AS OF DECEMBER 31, 2012			AS OF DECEMBER 31, 2011
(In Millions)	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	SPECIFIC ALLOWANCE	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	SPECIFIC ALLOWANCE
With no related specific allowance
Commercial and Institutional	$15.1	$19.3	$–	$21.4	$24.0	$–
Commercial Real Estate	64.9	76.9	–	46.5	68.0	–
Lease Financing, net	4.6	4.6	–	–	–	–
Residential Real Estate	131.3	165.7	–	134.4	162.6	–
Private Client	0.8	1.0	–	1.6	1.9	–
With a related specific allowance
Commercial and Institutional	8.1	10.2	2.8	11.9	20.5	8.8
Commercial Real Estate	32.3	33.8	8.2	41.4	50.1	14.1
Residential Real Estate	11.8	13.0	6.1	18.9	26.2	8.9
Private Client	0.9	0.9	0.9	3.3	3.6	1.0
Total
Commercial	125.0	144.8	11.0	121.2	162.6	22.9
Personal	144.8	180.6	7.0	158.2	194.3	9.9

Total	$269.8	$325.4	$18.0	$279.4	$356.9	$32.8

	YEAR ENDED DECEMBER 31, 2012		YEAR ENDED DECEMBER 31, 2011
(In Millions)	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED
With no related specific allowance
Commercial and Institutional	$22.7	$0.1	$18.3	$0.1
Commercial Real Estate	51.6	1.2	33.0	0.5
Lease Financing, net	3.8	–	–	–
Residential Real Estate	117.3	0.8	111.8	2.1
Private Client	1.6	–	2.2	–
With a related specific allowance
Commercial and Institutional	6.9	–	23.6	–
Commercial Real Estate	23.3	–	59.8	–
Residential Real Estate	14.3	–	9.7	–
Private Client	1.0	–	2.0	–
Total
Commercial	108.3	1.3	134.7	0.6
Personal	134.2	0.8	125.7	2.1

Total	$242.5	$2.1	$260.4	$2.7

Note: Average recorded investments in impaired loans are calculated as the average of the month-end impaired loan balances for the period.

Interest income that would have been recorded on nonperforming loans in accordance with their original terms totaled approximately $11.6 million in 2012, $15.4 million in 2011, and $16.0 million in 2010.

There were $2.1 million and $9.7 million of combined unfunded loan commitments and standby letters of credit at December 31, 2012 and 2011, respectively, issued to borrowers whose loans were classified as nonperforming or impaired.

Troubled Debt Restructurings. As of December 31, 2012 and 2011, there were $49.8 million and $72.2 million, respectively, of nonperforming TDRs and $74.7 million and $41.1 million, respectively, of performing TDRs, included within impaired loans.

90|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide, by segment and class, the number of loans and leases modified in TDRs during the years ended December 31, 2012 and 2011, and the recorded investments and unpaid principal balances as of December 31, 2012 and 2011.

($ In Millions)	NUMBER OF LOANS AND LEASES	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE
December 31, 2012 Commercial
Commercial and Institutional	3	$0.6	$1.2
Commercial Real Estate	13	36.6	39.2
Lease Financing, net	1	4.7	4.7

Total Commercial	17	41.9	45.1

Personal
Residential Real Estate	116	15.9	22.0
Private Client	1	0.8	0.8

Total Personal	117	16.7	22.8

Total Loans and Leases	134	$58.6	$67.9

Note: Period end balances reflect all paydowns and charge-offs during the year.

($ In Millions)	NUMBER OF LOANS AND LEASES	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE
December 31, 2011 Commercial
Commercial and Institutional	6	$10.4	$12.1
Commercial Real Estate	16	34.0	42.6

Total Commercial	22	44.4	54.7

Personal
Residential Real Estate	148	32.6	40.4
Private Client	1	–	–

Total Personal	149	32.6	40.4

Total Loans and Leases	171	$77.0	$95.1

Note: Period end balances reflect all paydowns and charge-offs during the year.

TDR modifications primarily involve interest rate concessions, extensions of term, deferrals of principal, and other modifications. Other modifications typically reflect other nonstandard terms which Northern Trust would not offer in non-troubled situations. During the year ended December 31, 2012, TDR modifications of loans within the commercial and institutional class were primarily extensions of term and deferrals of principal; modifications of commercial real estate loans, leases and private client loans were primarily deferrals of principal, extensions of term and other modifications; and modifications of residential real estate loans were primarily interest rate concessions, deferrals of principal and extensions of term.

There were 3 residential real estate loans modified in troubled debt restructurings during the previous 12 months which subsequently became nonperforming during the year ended December 31, 2012. The total recorded investment and unpaid principal balance of these loans were $128.1 thousand and $129.3 thousand, respectively.

The following table provides, by segment and class, the number of loans and leases which had both become nonperforming during the year ended December 31, 2011, and been modified in the proceeding 12-month period, as well as their total recorded investments and unpaid principal balances as of December 31, 2011.

($ In Millions)	NUMBER OF LOANS AND LEASES	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE
Commercial
Commercial and Institutional	1	$–	$0.4

Total Commercial	1	–	0.4

Personal
Residential Real Estate	8	2.1	2.6
Private Client	1	0.8	1.1

Total Personal	9	2.9	3.7

Total Loans and Leases	10	$2.9	$4.1

Note: Period end balances reflect all paydowns and charge-offs during the year.

All loans and leases modified in troubled debt restructurings are evaluated for impairment. The nature and extent of impairment of TDRs, including those which have experienced a subsequent default, is considered in the determination of an appropriate level of allowance for credit losses.

Note 7 – Allowance for Credit Losses

The allowance for credit losses, which represents management’s estimate of probable losses related to specific borrower relationships and inherent in the various loan and lease portfolios, unfunded commitments, and standby letters of credit, is determined by management through a disciplined credit review process. Northern Trust’s accounting policies related to the estimation of the allowance for credit losses and the charging off of loans, leases and other extensions of credit deemed uncollectible are consistent across both loan and lease segments.

In establishing the inherent portion of the allowance for credit losses, Northern Trust’s Loan Loss Allowance Committee assesses a common set of qualitative factors applicable to both the commercial and personal loan segments. The risk characteristics underlying these qualitative factors, and management’s assessments as to the relative importance of a qualitative factor, can vary between loan segments and between classes within loan segments. Factors evaluated include those related to external matters, such as economic

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|91

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

conditions and changes in collateral value, and those related to internal matters, such as changes in asset quality metrics and loan review activities. In addition to the factors noted above, risk characteristics such as portfolio delinquencies, percentage of portfolio on the watch list and on nonperforming status, and average borrower ratings are assessed in the determination of the inherent allowance.

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

Changes in the allowance for credit losses by segment were as follows:

	2012			2011			2010
(In Millions)	COMMERCIAL	PERSONAL	TOTAL	COMMERCIAL	PERSONAL	TOTAL	COMMERCIAL	PERSONAL	TOTAL
Balance at Beginning of Year	$211.0	$117.9	$328.9	$256.7	$100.6	$357.3	$252.2	$88.4	$340.6
Charge-Offs	(19.9)	(43.1)	(63.0)	(56.3)	(60.0)	(116.3)	(76.2)	(73.9)	(150.1)
Recoveries	20.3	16.4	36.7	21.5	11.4	32.9	3.6	3.3	6.9

Net (Charge-Offs) Recoveries	0.4	(26.7)	(26.3)	(34.8)	(48.6)	(83.4)	(72.6)	(70.6)	(143.2)
Provision for Credit Losses	(17.2)	42.2	25.0	(10.9)	65.9	55.0	77.2	82.8	160.0
Effect of Foreign Exchange Rates	–	–	–	–	–	–	(0.1)	–	(0.1)

Balance at End of Year	$194.2	$133.4	$327.6	$211.0	$117.9	$328.9	$256.7	$100.6	$357.3

Allowance for Credit Losses Assigned to:
Loans and Leases	$166.1	$131.8	$297.9	$178.6	$116.2	$294.8	$220.7	$98.9	$319.6
Unfunded Commitments and Standby Letters of Credit	28.1	1.6	29.7	32.4	1.7	34.1	36.0	1.7	37.7

Total Allowance for Credit Losses	$194.2	$133.4	$327.6	$211.0	$117.9	$328.9	$256.7	$100.6	$357.3

The following tables provide information regarding the recorded investments in loans and leases and the allowance for credit losses by segment as of December 31, 2012 and 2011.

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2012
Loans and Leases
Specifically Evaluated for Impairment	$125.0	$144.8	$269.8
Evaluated for Inherent Impairment	12,772.2	16,462.5	29,234.7

Total Loans and Leases	12,897.2	16,607.3	29,504.5
Allowance for Credit Losses on Credit Exposures
Specifically Evaluated for Impairment	11.0	7.0	18.0
Evaluated for Inherent Impairment	155.1	124.8	279.9

Allowance assigned to loans and leases	166.1	131.8	297.9
Allowance for Unfunded Exposures
Commitments and Standby Letters of Credit	28.1	1.6	29.7

Total Allowance for Credit Losses	$194.2	$133.4	$327.6

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2011
Loans and Leases
Specifically Evaluated for Impairment	$121.2	$158.2	$279.4
Evaluated for Inherent Impairment	12,233.1	16,551.4	28,784.5

Total Loans and Leases	12,354.3	16,709.6	29,063.9
Allowance for Credit Losses on Credit Exposures
Specifically Evaluated for Impairment	22.9	9.9	32.8
Evaluated for Inherent Impairment	155.7	106.3	262.0

Allowance assigned to loans and leases	178.6	116.2	294.8
Allowance for Unfunded Exposures
Commitments and Standby Letters of Credit	32.4	1.7	34.1

Total Allowance for Credit Losses	$211.0	$117.9	$328.9

92|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Commercial Real Estate. The commercial real estate portfolio consists of commercial mortgages and construction, acquisition and development loans extended primarily to highly experienced developers and/or investors well known to Northern Trust. Underwriting standards generally reflect conservative loan-to-value ratios and debt service coverage requirements. Recourse to borrowers through guarantees is also commonly required. Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.7 million each and are primarily located in the Illinois, Florida, California, Texas and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2012	2011
Commercial Mortgages
Apartment/ Multi-family	$652.9	$656.3
Office	621.4	615.6
Retail	614.5	523.1
Industrial/ Warehouse	312.5	357.7
Other	148.7	133.3

Total Commercial Mortgages	2,350.0	2,286.0
Construction, Acquisition and Development Loans	289.4	450.1
Single Family Investment	135.0	161.4
Other Commercial Real Estate Related	85.4	84.2

Total Commercial Real Estate Loans	$2,859.8	$2,981.7

Residential Real Estate. At December 31, 2012, residential real estate loans totaled $10.4 billion, or 37% of total U.S. loans at December 31, 2012, compared with $10.7 billion or 38% at December 31, 2011. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral are obtained upon refinancing or default or when otherwise considered warranted. Collateral revaluations for mortgages are performed by independent third parties. Of the total $10.4 billion in residential real estate loans, $3.2 billion were in the greater Chicago area, $2.5 billion were in Florida, and $1.6 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $1.2 billion at December 31, 2012 and $2.2 billion at December 31, 2011.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of interest bearing deposits with banks, federal funds sold, and securities purchased under agreements to resell, which totaled $18.9 billion and $16.8 billion at December 31, 2012 and 2011, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $3.7 billion and $4.2 billion at December 31, 2012 and 2011, respectively. Credit risk associated with U.S. and non-U.S. banks and bank holding companies deemed to be counterparties by Credit Policy is managed by the Counterparty Risk Management Committee. Credit risk associated with other U.S. banks and bank holding companies that maintain commercial credit relationships with Northern Trust is managed by the relevant Credit Approval Committee and/or the Senior Credit Committee. Credit limits are established through a review process that includes an internally prepared financial analysis, use of an internal risk rating system and consideration of external ratings from rating agencies. Northern Trust places deposits with banks that have strong internal and external credit ratings and the average life to maturity of deposits with banks is maintained on a short-term basis in order to respond quickly to changing credit conditions.

Note 9 – Buildings and Equipment

A summary of buildings and equipment is presented below.

	DECEMBER 31, 2012
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$31.8	$0.6	$31.2
Buildings	258.0	133.9	124.1
Equipment	437.1	268.1	169.0
Leasehold Improvements	320.5	210.1	110.4
Buildings Leased under Capital Leases	82.5	47.3	35.2

Total Buildings and Equipment	$1,129.9	$660.0	$469.9

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|93

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The charge for depreciation, which includes depreciation of assets recorded under capital leases, amounted to $88.3 million in 2012, $89.2 million in 2011, and $93.5 million in 2010.

Note 10 – Lease Commitments

At December 31, 2012, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2012 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2013	$83.9
2014	75.8
2015	68.8
2016	61.7
2017	59.8
Later Years	359.7

Total Minimum Lease Payments	709.7
Less: Sublease Rentals	(24.1)

Net Minimum Lease Payments	$685.6

Operating lease rental expense, net of rental income, is recorded in occupancy expense and amounted to $77.9 million in 2012, $84.2 million in 2011, and $68.1 million in 2010. Net rental expense in 2012 and 2011 includes $3.6 million and $6.4 million, respectively, of restructuring, acquisition and integration related charges attributable to reductions in office space.

One of the buildings and related land utilized for Chicago operations has been leased under an agreement that qualifies as a capital lease. The original long-term financing for the property was provided by Northern Trust. In the event of sale or refinancing, Northern Trust would anticipate receiving full repayment of any outstanding loans plus 42% of any proceeds in excess of the original project costs.

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2012.

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS, NET
2013	$8.1
2014	8.4
2015	8.3
2016	8.0
2017	8.2
Later Years	15.4

Total Minimum Lease Payments, net	56.4
Less: Amount Representing Interest	15.2

Net Present Value under Capital Lease Obligations	$41.2

Note 11 – Goodwill and Other Intangibles

Changes in the carrying amount of goodwill by business unit for the years ended December 31, 2012 and 2011 were as follows:

(In Millions)	CORPORATE AND INSTITUTIONAL SERVICES	PERSONAL FINANCIAL SERVICES	TOTAL
Balance at December 31, 2010	$329.5	$71.4	$400.9
Goodwill Acquired	131.4	–	131.4
Other Changes (Note)	(0.3)	–	(0.3)

Balance at December 31, 2011	$460.6	$71.4	$532.0
Other Changes (Note)	5.7	0.1	5.8

Balance at December 31, 2012	$466.3	$71.5	$537.8

Note: Includes the effect of foreign exchange rates on non-U.S. dollar denominated goodwill.

Other intangible assets are included within other assets in the consolidated balance sheet. The gross carrying amount and accumulated amortization of other intangible assets subject to amortization as of December 31, 2012 and 2011 were as follows:

OTHER INTANGIBLE ASSETS-SUBJECT TO AMORTIZATION

	DECEMBER 31,
(In Millions)	2012	2011
Gross Carrying Amount	$252.1	$251.2
Accumulated Amortization	148.1	127.8

Net Book Value	$104.0	$123.4

Note: Other intangible assets subject to amortization include the effect of foreign exchange rates on non-U.S. dollar denominated intangible assets.

94|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other intangible assets consist primarily of the value of acquired client relationships. Amortization expense related to other intangible assets was $20.3 million, $17.5 million, and $14.4 million for the years ended December 31, 2012, 2011, and 2010, respectively. Amortization for the years 2013, 2014, 2015, 2016, and 2017 is estimated to be $20.9 million, $20.8 million, $11.8 million, $9.1 million, and $9.1 million, respectively.

Note 12 – Senior Notes and Long-Term Debt

Senior Notes. A summary of senior notes outstanding at December 31 is presented below.

($ In Millions)	RATE	2012	2011
Corporation-Senior Notes(1)(4)
Fixed Rate Due Nov. 2012(5)(12)	5.20%	$–	$206.9
Fixed Rate Due Aug. 2013(6)(12)	5.50	409.6	422.4
Fixed Rate Due May 2014	4.63	500.0	500.0
Fixed Rate Due Nov. 2020(7)	3.45	499.5	499.5
Fixed Rate Due Aug. 2021(8)	3.38	498.1	497.9
Fixed Rate Due Aug. 2022(9)	2.38	498.6	–

Total Senior Notes		$2,405.8	$2,126.7

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)	2012	2011
Bank-Subordinated Debt(1)(4)
4.60% Notes due Feb. 2013(2)	$200.0	$200.0
5.85% Notes due Nov. 2017(2)(12)	240.8	241.5
6.50% Notes due Aug. 2018(2)(10)(12)	362.3	360.8
5.375% Sterling Denominated Notes due March 2015(11)	242.3	231.1

Total Bank-Subordinated Debt	1,045.4	1,033.4
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End – 3.86% in 2012; 4.64% in 2011)	200.0	670.0
One to Three Years (Average Rate at Year End – 4.40% in 2012; 4.08% in 2011)	135.0	335.0
Five to Ten Years (Average Rate at Year End – None in 2012; 6.29% in 2011)	–	50.0

Total Federal Home Loan Bank Borrowings	335.0	1,055.0
Capital Lease Obligations(3)	41.2	44.9

Total Long-Term Debt	$1,421.6	$2,133.3

Long-Term Debt Qualifying as Risk-Based Capital	$556.7	$678.9

(1) Not redeemable prior to maturity.

(2) Under the terms of its current Offering Circular dated August 3, 2012, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $1.0 billion of subordinated notes. Each senior note will mature from 30 days to fifteen years, and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(3) Refer to Note 10.

(4) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

(5) Notes issued at a discount of 0.044%.

(6) Notes issued at a discount of 0.09%.

(7) Notes issued at a discount of 0.117%.

(8) Notes issued at a discount of 0.437%

(9) Notes issued at a discount of 0.283%

(10) Notes issued at a discount of 0.02%

(11) Notes issued at a discount of 0.484%

(12) Interest rate swap contracts were entered into to modify the interest expense on these senior and subordinated notes from fixed rates to floating rates. The swaps are recorded as fair value hedges and at December 31, 2012, increases in the carrying values of the senior and subordinated notes outstanding of $9.8 million and $103.3 million, respectively, were recorded. As of December 31, 2011, increases in the carrying values of senior and subordinated notes outstanding of $29.9 million and $102.6 million, respectively, were recorded.

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

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|95

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The Corporation has the right to redeem the Series A and Series B Subordinated Debentures, in whole or in part, at a price equal to the principal amount plus accrued and unpaid interest. The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2012 and 2011:

	DECEMBER 31,
(In Millions)	2012	2011
NTC Capital I Subordinated Debentures due January 15, 2027	$153.9	$153.8
NTC Capital II Subordinated Debentures due April 15, 2027	123.1	123.1

Total Subordinated Debentures	$277.0	$276.9

Note 14 – Stockholders’ Equity

Preferred Stock. The Corporation is authorized to issue 10.0 million shares of preferred stock without par value. The Board of Directors of the Corporation is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. There was no preferred stock outstanding at December 31, 2012 or 2011.

Common Stock. The Corporation’s current share buyback program authorization was increased to 10.0 million shares in March 2012. Under the Corporation’s current share buyback program, the Corporation may purchase an additional 6.8 million shares after December 31, 2012. The repurchased shares would be used for general purposes of the Corporation, including management of the Corporation’s capital level and the issuance of shares under stock option and other incentive plans of the Corporation.

The average price paid per share for common stock repurchased in 2012, 2011, and 2010 was $46.32, $49.63, and $52.33, respectively.

Under the Corporation’s capital plan, which was submitted in January 2012 and reviewed without objection by the Federal Reserve in March 2012, the Corporation may repurchase up to $77.1 million of common stock after December 31, 2012 through March 2013. The Corporation submitted its most recent capital plan to the Federal Reserve Board in January 2013.

An analysis of changes in the number of shares of common stock outstanding follows:

	2012	2011	2010
Balance at January 1	241,008,509	242,268,903	241,679,942
Incentive Plan and Awards	449,463	189,793	300,376
Stock Options Exercised	973,270	149,385	419,846
Treasury Stock Purchased	(3,516,254)	(1,599,572)	(131,261)

Balance at December 31	238,914,988	241,008,509	242,268,903

96|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Accumulated Other Comprehensive Income (Loss)

The following tables summarize the components of accumulated other comprehensive income (loss) at December 31, 2012, 2011, and 2010, and changes during the years then ended.

(In Millions)	BALANCE AT DECEMBER 31, 2012	NET CHANGE	BALANCE AT DECEMBER 31, 2011	NET CHANGE	BALANCE AT DECEMBER 31, 2010	NET CHANGE	BALANCE AT DECEMBER 31, 2009
Net Unrealized Gains (Losses) on Securities Available for Sale	$101.0	$61.2	$39.8	$53.3	$(13.5)	$28.2	$(41.7)
Net Unrealized Gains (Losses) on Cash Flow Hedges	(1.4)	5.6	(7.0)	(18.4)	11.4	37.6	(26.2)
Net Foreign Currency Adjustments	10.5	20.0	(9.5)	(2.5)	(7.0)	(18.3)	11.3
Net Pension and Other Postretirement Benefit Adjustments	(393.1)	(24.2)	(368.9)	(72.7)	(296.2)	8.8	(305.0)

Total	$(283.0)	$62.6	$(345.6)	$(40.3)	$(305.3)	$56.3	$(361.6)

	YEAR ENDED DECEMBER 31,
	2012			2011			2010
(In Millions)	BEFORE TAX	TAX EFFECT	AFTER TAX	BEFORE TAX	TAX EFFECT	AFTER TAX	BEFORE TAX	TAX EFFECT	AFTER TAX
Unrealized Gains (Losses) on Securities Available for Sale
Noncredit-Related Unrealized Losses on Securities OTTI	$15.7	$(5.9)	$9.8	$10.2	$(3.6)	$6.6	$33.0	$(12.2)	$20.8
Other Unrealized Gains (Losses) on Securities Available for Sale	96.2	(36.1)	60.1	61.6	(23.4)	38.2	(8.8)	3.4	(5.4)
Reclassification Adjustment for (Gains) Losses Included in Net Income	(13.9)	5.2	(8.7)	13.5	(5.0)	8.5	20.2	(7.4)	12.8

Net Change	$98.0	$(36.8)	$61.2	$85.3	$(32.0)	$53.3	$44.4	$(16.2)	$28.2
Unrealized Gains (Losses) on Cash Flow Hedges
Unrealized Gains (Losses) on Cash Flow Hedges	$3.2	$(0.6)	$2.6	$(23.6)	$8.8	$(14.8)	$46.7	$(17.1)	$29.6
Reclassification Adjustment for (Gains) Losses Included in Net Income	4.8	(1.8)	3.0	(5.6)	2.0	(3.6)	12.6	(4.6)	8.0

Net Change	$8.0	$(2.4)	$5.6	$(29.2)	$10.8	$(18.4)	$59.3	$(21.7)	$37.6
Foreign Currency Adjustments
Foreign Currency Translation Adjustments	$37.9	$3.1	$41.0	$(7.0)	$–	$(7.0)	$(56.9)	$–	$(56.9)
Net Investment Hedge Gain (Losses)	(33.7)	12.7	(21.0)	25.7	(21.2)	4.5	60.9	(22.3)	38.6

Net Change	$4.2	$15.8	$20.0	$18.7	$(21.2)	$(2.5)	$4.0	$(22.3)	$(18.3)
Pension and Other Postretirement Benefit Adjustments
Net Actuarial Loss	$(62.8)	$15.8	$(47.0)	$(158.2)	$61.3	$(96.9)	$(16.4)	$9.3	$(7.1)
Prior Service Benefit	–	–	–	7.7	(2.9)	4.8	–	–	–
Reclassification Adjustment for Losses Included in Net Income	33.9	(11.1)	22.8	30.2	(10.8)	19.4	25.0	(9.1)	15.9

Net Change	$(28.9)	$4.7	$(24.2)	$(120.3)	$47.6	$(72.7)	$8.6	$0.2	$8.8

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|97

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 – Net Income Per Common Share

The computations of net income per common share are presented below.

($ In Millions Except Per Common Share Information)	2012	2011	2010
BASIC NET INCOME PER COMMON SHARE
Average Number of Common Shares Outstanding	240,417,805	241,401,310	242,028,776
Net Income Applicable to Common Stock	$687.3	$603.6	$669.5
Less: Earnings Allocated to Participating Securities	10.0	7.1	5.6

Earnings Allocated to Common Shares Outstanding	677.3	596.5	663.9
Basic Net Income Per Common Share	2.82	2.47	2.74

DILUTED NET INCOME PER COMMON SHARE
Average Number of Common Shares Outstanding	240,417,805	241,401,310	242,028,776
Plus Dilutive Effect of Share-based Compensation	463,439	410,074	473,755

Average Common and Potential Common Shares	240,881,244	241,811,384	242,502,531

Earnings Allocated to Common and Potential Common Shares	$677.3	$596.5	$663.9
Diluted Net Income Per Common Share	2.81	2.47	2.74

Note: Common stock equivalents totaling 12,158,601 , 13,240,787, and 8,392,686 for the years ended December 31, 2012, 2011, and 2010, respectively, were not included in the computation of diluted net income per common share because their inclusion would have been antidilutive.

Note 17 – Net Interest Income

The components of net interest income were as follows:

(In Millions)	2012	2011	2010
Interest Income
Loans and Leases	$828.6	$938.7	$932.6
Securities – Taxable	250.6	223.6	186.0
– Non-Taxable	17.7	25.0	29.5
Interest-Bearing Deposits with Banks	176.4	192.8	134.6
Federal Reserve Deposits and Other	14.4	28.5	14.0

Total Interest Income	$1,287.7	$1,408.6	$1,296.7

Interest Expense
Deposits	$156.7	$230.0	$201.0
Federal Funds Purchased	1.2	1.9	4.8
Securities Sold under Agreements to Repurchase	0.4	0.7	1.0
Other Borrowings	4.0	5.5	5.4
Senior Notes	72.0	64.4	48.6
Long-Term Debt	60.3	94.6	114.8
Floating Rate Capital Debt	2.8	2.4	2.4

Total Interest Expense	$297.4	$399.5	$378.0

Net Interest Income	$990.3	$1,009.1	$918.7

98|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Other Operating Income

The components of other operating income were as follows:

(In Millions)	2012	2011	2010
Loan Service Fees	$64.5	$68.9	$60.3
Banking Service Fees	55.0	54.9	57.3
Other Income	35.4	34.3	28.7

Total Other Operating Income	$154.9	$158.1	$146.3

Note 19 – Other Operating Expense

The components of other operating expense were as follows:

(In Millions)	2012	2011	2010
Business Promotion	$87.8	$82.1	$81.0
FDIC Insurance Premiums	25.4	29.3	33.9
Staff Related	41.9	37.6	37.4
Other Intangibles Amortization	20.3	17.5	14.4
Other Expenses	107.5	100.6	103.3

Total Other Operating Expense	$282.9	$267.1	$270.0

Note 20 – Income Taxes

The following table reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)	2012	2011	2010
Tax at Statutory Rate	$347.3	$309.3	$346.4
Tax Exempt Income	(8.0)	(9.9)	(10.8)
Leveraged Lease Adjustments	(12.0)	(4.7)	(0.8)
Foreign Tax Rate Differential	(27.1)	(21.3)	(20.1)
State Taxes, net	20.4	22.8	17.3
Other	(15.6)	(16.1)	(11.7)

Provision for Income Taxes	$305.0	$280.1	$320.3

The Corporation files income tax returns in the U.S. federal, various state, and foreign jurisdictions. The Corporation is no longer subject to income tax examinations by U.S. federal tax authorities for years before 2008, or non-U.S. tax authorities for years before 2006. The Corporation is no longer subject to income tax examinations by state or local tax authorities for years before 1997.

Included in other liabilities within the consolidated balance sheet at December 31, 2012 and 2011 were $19.4 million and $17.8 million of unrecognized tax benefits, respectively. If recognized, 2012 and 2011 net income would have increased by $16.3 million and $14.5 million, respectively, resulting in a decrease of those years’ effective income tax rates. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In Millions)	2012	2011
Balance at January 1	$17.8	$89.9
Additions for Tax Positions Taken in Prior Years	4.6	2.2
Reductions for Tax Positions Taken in Prior Years	(1.2)	(5.2)
Reductions Resulting from Expiration of Statutes	(1.8)	(0.9)
Reductions Resulting from Settlements with Taxing Authorities	–	(68.2)

Balance at December 31	$19.4	$17.8

Included in unrecognized tax benefits at January 1, 2011 were $66.7 million of U.S. federal and state tax positions related to leveraged leasing tax deductions. As a result of the settlement agreement reached in 2011, this balance was fully eliminated as of December 31, 2011. Other unrecognized tax benefits had net decreases of $5.4 million, resulting in a remaining balance of $17.8 million at December 31, 2011. Other unrecognized tax benefits had net increases of $1.6 million, resulting in a remaining balance of $19.4 million at December 31, 2012. It is possible that changes in the amount of unrecognized tax benefits could occur in the next 12 months due to changes in judgment related to recognition or measurement, settlements with taxing authorities, or expiration of statute of limitations. Management does not believe that future changes, if any, would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

GAAP requires a reallocation of lease income from the inception of a leveraged lease if during its term the expected timing of lease related income tax deductions is revised. The impacts of revisions to management’s assumptions are recorded through earnings in the period in which the assumptions change. As a result of the settlement agreement reached in 2011, revisions were made to cash flow estimates regarding the timing and amount of leveraged lease income tax deductions which increased interest income by $7.0 million and reduced the provision for income taxes, inclusive of interest and penalties, by $4.7 million for the year ended December 31, 2011. For the year ended December 31, 2010, revised cash flow estimates regarding the timing and amount of leveraged lease income tax deductions reduced interest income by $0.9 million and reduced the provision for income taxes, inclusive of interest and penalties, by $0.8 million.

The provision for income tax in 2012 includes a $12.4 million tax benefit realized primarily in connection with the resolution of certain leveraged lease related matters.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Provisions for interest and penalties of $0.4 million, net of tax, were included in the provision for income taxes for the years ended December 31, 2012 and 2010. For the year ended December 31, 2011, $1.2 million of benefits associated with interest and penalties, net of tax, were included in the provision for income taxes. As of December 31, 2012 and 2011, the liability for the potential payment of interest and penalties totaled $9.0 million and $9.1 million, net of tax, respectively.

Pre-tax earnings of non-U.S. subsidiaries are subject to U.S. taxation when effectively repatriated. Northern Trust provides income taxes on the undistributed earnings of non-U.S. subsidiaries, except to the extent that those earnings are indefinitely reinvested outside the U.S. Northern Trust elected to indefinitely reinvest $137.4 million, $105.9 million, and $102.8 million of 2012, 2011, and 2010 earnings, respectively, of certain non-U.S. subsidiaries and, therefore, no U.S. deferred income taxes were recorded on those earnings. As of December 31, 2012, the cumulative amount of undistributed pre-tax earnings in these subsidiaries approximated $814.9 million. Based on the current U.S. federal income tax rate, an additional deferred tax liability of approximately $180.2 million would have been required as of December 31, 2012 if Northern Trust had not elected to indefinitely reinvest those earnings.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(In Millions)	2012	2011	2010
Current Tax Provision:
Federal	$140.5	$113.6	$220.0
State	21.4	15.1	21.8
Non-U.S.	63.4	54.2	66.4

Total	$225.3	$182.9	$308.2

Deferred Tax Provision:
Federal	$66.0	$84.0	$6.2
State	10.6	11.3	5.2
Non-U.S.	3.1	1.9	0.7

Total	79.7	97.2	12.1

Provision for Income Taxes	$305.0	$280.1	$320.3

In addition to the amounts shown above, tax charges (benefits) have been recorded directly to stockholders’ equity for the following items:

(In Millions)	2012	2011	2010
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$2.3	$0.6	$(1.2)
Tax Effect of Other Comprehensive Income	18.7	(5.2)	60.0

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31,
(In Millions)	2012	2011	2010
Deferred Tax Liabilities:
Lease Financing	$409.1	$398.2	$382.4
Software Development	277.8	254.9	197.2
Accumulated Depreciation	19.7	48.6	40.7
Compensation and Benefits	29.7	7.1	23.3
State Taxes, net	54.7	52.4	41.7
Other Liabilities	170.9	137.6	41.1

Gross Deferred Tax Liabilities	961.9	898.8	726.4

Deferred Tax Assets:
Allowance for Credit Losses	114.7	114.5	124.7
Visa Indemnification	–	–	8.1
Other Assets	114.5	150.0	51.3

Gross Deferred Tax Assets	229.2	264.5	184.1

Valuation Reserve	–	–	–
Deferred Tax Assets, net of Valuation Reserve	229.2	264.5	184.1

Net Deferred Tax Liabilities	$732.7	$634.3	$542.3

No valuation allowance related to deferred tax assets was recorded at December 31, 2012, 2011, or 2010, as management believes it is more likely that not that the deferred tax assets will be fully realized. At December 31, 2012, Northern Trust had no net operating loss carryforwards.

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

100|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

permitted in certain of its qualified retirement plans. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2012 and 2011 amounted to $81.9 million and $71.4 million, respectively.

Benefit levels under the U.S. qualified and supplemental plans have been modified by Plan Amendments effective April 1, 2012. The amendments reduced the projected benefit obligations for these plans by $7.7 million at December 31, 2011. U.S. qualified and supplemental plan expense in 2012 and future periods reflect the modified benefit levels.

The following tables set forth the status, amounts included in AOCI, and net periodic pension expense of the U.S. plan, non-U.S. plans, and supplemental plan for 2012, 2011, and 2010. Prior service costs are being amortized on a straight-line basis over 10 years for the U.S. plan and 9 years for the supplemental plan.

PLAN STATUS

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2012	2011	2012	2011	2012	2011
Accumulated Benefit Obligation	$918.0	$797.6	$158.1	$127.1	$98.9	$89.9

Projected Benefit Obligation	1,030.4	904.6	158.1	127.1	106.4	100.3
Plan Assets at Fair Value	1,277.7	1,094.1	133.9	123.3	–	–

Funded Status at December 31	$247.3	$189.5	$(24.2)	$(3.8)	$(106.4)	$(100.3)

Weighted-Average Assumptions:
Discount Rates	4.25%	4.75%	4.42%	5.02%	4.25%	4.75%
Rate of Increase in Compensation Level	4.02	4.02	N/A	N/A	4.02	4.02
Expected Long-Term Rate of Return on Assets	7.75	8.00	4.76	5.28	N/A	N/A

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2012	2011	2012	2011	2012	2011
Net Actuarial Loss	$507.4	$490.4	$46.8	$24.8	$71.4	$66.4
Prior Service Cost	(4.0)	(4.4)	–	–	2.1	2.7

Gross Amount in Accumulated Other Comprehensive Income	503.4	486.0	46.8	24.8	73.5	69.1
Income Tax Effect	189.6	183.1	5.8	3.7	27.7	26.0

Net Amount in Accumulated Other Comprehensive Income	$313.8	$302.9	$41.0	$21.1	$45.8	$43.1

NET PERIODIC PENSION EXPENSE

	U.S. PLAN			NON-U.S. PLANS			SUPPLEMENTAL PLAN
($ In Millions)	2012	2011	2010	2012	2011	2010	2012	2011	2010
Service Cost	$35.3	$42.8	$37.9	$–	$–	$1.8	$3.0	$3.2	$3.2
Interest Cost	41.4	40.8	36.9	6.2	6.5	6.9	4.5	4.4	4.8
Expected Return on Plan Assets	(87.0)	(78.8)	(73.2)	(6.8)	(8.3)	(8.3)	N/A	N/A	N/A
Gain on Plan Curtailment	–	–	–	–	–	(2.2)	–	–	–
Amortization:
Net Loss	34.3	26.0	20.0	0.7	0.2	0.5	6.1	5.6	6.0
Prior Service Cost	(0.4)	1.6	1.6	–	–	–	0.6	0.4	0.1

Net Periodic Pension Expense (Benefit)	$23.6	$32.4	$23.2	$0.1	$(1.6)	$(1.3)	$14.2	$13.6	$14.1

Weighted-Average Assumptions:
Discount Rates	4.75%	5.50%	6.00%	5.02%	5.58%	6.05%	4.75%	5.50%	6.00%
Rate of Increase in Compensation Level	4.02	4.02	4.02	N/A	N/A	4.31	4.02	4.02	4.02
Expected Long-Term Rate of Return on Assets	8.00	8.00	8.00	5.28	6.27	6.60	N/A	N/A	N/A

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension expense for 2013 is expected to include approximately $50.1 million and $0.1 million related to the amortization of net loss and prior service cost balances, respectively, from AOCI.

CHANGE IN PROJECTED BENEFIT OBLIGATION

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2012	2011	2012	2011	2012	2011
Beginning Balance	$904.6	$762.9	$127.1	$116.1	$100.3	$86.9
Service Cost	35.3	42.8	–	–	3.0	3.2
Interest Cost	41.4	40.8	6.2	6.5	4.5	4.4
Actuarial Loss	96.6	108.8	24.8	8.0	10.9	15.4
Benefits Paid	(47.5)	(41.3)	(6.1)	(2.5)	(12.3)	(11.3)
Plan Amendment	–	(9.4)	–	–	–	1.7
Foreign Exchange Rate Changes	–	–	6.1	(1.0)	–	–

Ending Balance	$1,030.4	$904.6	$158.1	$127.1	$106.4	$100.3

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2013	$75.2	$2.1	$8.1
2014	73.5	2.3	8.3
2015	76.7	2.6	9.2
2016	80.4	2.9	9.5
2017	81.8	3.0	9.9
2018-2022	411.3	19.4	49.4

CHANGE IN PLAN ASSETS

	U.S. PLAN		NON-U.S. PLANS
(In Millions)	2012	2011	2012	2011
Fair Value of Assets at Beginning of Period	$1,094.1	$982.1	$123.3	$122.2
Actual Return on Assets	131.1	53.3	11.3	4.5
Employer Contributions	100.0	100.0	–	–
Benefits Paid	(47.5)	(41.3)	(6.1)	(2.5)
Foreign Exchange Rate Changes	–	–	5.4	(0.9)

Fair Value of Assets at End of Period	$1,277.7	$1,094.1	$133.9	$123.3

The minimum required contribution for the U.S. qualified plan in 2013 is estimated to be zero and the maximum deductible contribution is estimated at $185.0 million.

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

The target allocation of plan assets since May 2012, by major asset category, is 26% U.S. stocks, 21% non-U.S. stocks, 35% long duration fixed income securities, and 18% alternative investments, split between private equity funds (5%), hedge funds (5%), global real estate (5%) and commodities (3%). Equity investments include common stocks that are listed on an exchange and investments in comingled funds that invest primarily in publicly traded equities. Equity investments are diversified across U.S. and non-U.S. stocks and divided by investment style and market capitalization. Fixed income securities held include U.S. treasury securities and investments in comingled funds that invest in a diversified blend of longer duration fixed income securities. Alternative investments, including private equity, hedge funds, global real estate, and commodities, are used judiciously to enhance long-term returns while improving portfolio diversification. Private equity assets consist primarily of investments in limited partnerships that invest in individual companies in the form of non-public equity or non-public debt positions. Direct or co-investment in non-public stock by the plan is prohibited. The plan’s private equity investments are limited to 20% of the total limited partnership and the maximum allowable loss cannot exceed the commitment amount. The plan holds one investment in a hedge fund of funds, which invests, either directly or indirectly, in a diversified portfolio of funds or other pooled investment vehicles.

102|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Though not a primary strategy for meeting the plan’s objectives, derivatives may be used from time to time, depending on the nature of the asset class to which they relate, to gain market exposure in an efficient and timely manner, to hedge foreign currency exposure or interest rate risk, or to alter the duration of a portfolio. There were no derivatives held by the plan at December 31, 2012 or 2011.

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

Level 1 – Quoted, active market prices for identical assets or liabilities. The U.S. pension plan’s Level 1 investments include foreign and domestic common stocks, a commodity return strategy fund, and mutual funds. The U.S. pension plan’s Level 1 investments are exchange traded and are valued at the closing price reported by the respective exchanges on the day of valuation. Share prices of the funds, referred to as a fund’s Net Asset Value (NAV), are calculated daily based on the closing market prices and accruals of securities in the fund’s total portfolio (total value of the fund) divided by the number of fund shares currently issued and outstanding. Redemptions of the mutual and collective trust fund shares occur by contract at the respective fund’s redemption date NAV.

Level 2 – Observable inputs other than Level 1 prices, such as quoted active market prices for similar assets or liabilities, quoted prices for identical or similar assets in inactive markets, and model-derived valuations in which all significant inputs are observable in active markets. The U.S. pension plan’s Level 2 assets include foreign preferred stocks, U.S. government securities, and collective trust funds. U.S. government securities are valued by a third party pricing source that incorporates market observable data such as reported sales of similar securities, broker quotes and reference data. The inputs used are based on observable data in active markets. The NAVs of the funds are calculated monthly based on the closing market prices and accruals of securities in the fund’s total portfolio (total value of the fund) divided by the number of fund shares currently issued and outstanding. Redemptions of the mutual and collective trust fund shares occur by contract at the respective fund’s redemption date NAV.

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

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

While Northern Trust believes its valuation methods for plan assets are appropriate and consistent with other market participants, the use of different methodologies or assumptions, particularly as applied to Level 3 assets, could have a material effect on the computation of their estimated fair values.

The following table presents the fair values of Northern Trust’s U.S. pension plan assets, by major asset category, and their level within the fair value hierarchy defined by GAAP as of December 31, 2012 and 2011.

	DECEMBER 31, 2012
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Preferred and Common Stock
U.S.	$111.5	$–	$–	$111.5
Non-U.S.	53.6	2.3	–	55.9
Fixed Income – U.S. Government	–	142.4	–	142.4
Other Investments
Mutual Funds	194.7	–	–	194.7
Commodity Linked Fund	37.5	–	–	37.5
Collective Trust Funds	–	195.6	–	195.6
Short-Term Investment Fund	–	76.4	–	76.4
Global Real Estate Fund	–	49.4	–	49.4
Government Agencies Fund	–	294.2	–	294.2
Emerging Market Fund	–	37.2	–	37.2
Private Equity Funds	–	–	47.4	47.4
Hedge Fund	–	–	30.2	30.2
Cash and Other	5.3	–	–	5.3

Total Assets at Fair Value	$402.6	$797.5	$77.6	$1,277.7

	DECEMBER 31, 2011
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Preferred and Common Stock
U.S.	$99.4	$–	$–	$99.4
Non-U.S.	41.0	1.9	–	42.9
Fixed Income – U.S. Government	–	292.0	–	292.0
Other Investments
Mutual Funds	159.5	–	–	159.5
Commodity Linked Fund	34.3	–	–	34.3
Collective Trust Funds	–	208.3	–	208.3
Short-Term Investment Fund	–	110.4	–	110.4
Global Real Estate Fund	–	38.1	–	38.1
Emerging Markets Fund	–	33.1	–	33.1
Private Equity Funds	–	–	45.5	45.5
Hedge Fund	–	–	29.2	29.2
Cash and Other	1.4	–	–	1.4

Total Assets at Fair Value	$335.6	$683.8	$74.7	$1,094.1

The following table presents the changes in Level 3 assets for the year ended December 31, 2012 and 2011.

	PRIVATE EQUITY FUNDS		HEDGE FUND
(In Millions)	2012	2011	2012	2011
Fair Value at January 1	$45.5	$33.5	$29.2	$29.7
Actual Return on Plan Assets	2.5	7.8	1.0	(0.5)
Purchases	4.3	7.0	–	–
Sales	(4.9)	(2.8)	–	–
Settlements	–	–	–	–

Fair Value at December 31	$47.4	$45.5	$30.2	$29.2

Note: The return on plan assets represents the change in the unrealized gain (loss) on assets still held at December 31.

A building block approach is employed for Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation expectations and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio rate of return is established with consideration given to diversification and rebalancing. The rate is reviewed against peer data and historical returns to verify the return is reasonable and appropriate. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets as of the plan’s December 31, 2012 measurement date was set at 7.75%.

Postretirement Health Care. Northern Trust maintains an unfunded postretirement health care plan under which those employees who retire at age 55 or older under the provisions of the U.S. defined benefit plan and had attained 15 years of service as of December 31, 2011 may be eligible for subsidized postretirement health care coverage. The provisions of this plan may be changed further at the discretion of Northern Trust, which also reserves the right to terminate these benefits at any time.

The net periodic postretirement benefit for the year ended December 31, 2012 includes the effect of Northern Trust’s decision to enroll in an Employee Group Waiver Plan (EGWP) beginning in January 2013. Participation in the EGWP will allow Northern Trust to offer substantially the same postretirement prescription benefits to eligible participants while increasing subsidy reimbursements received by Northern Trust from the U.S. government. This action

104|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

served to reduce the postretirement health care plan liability by approximately $26.7 million as of January 31, 2012 and increased amortization of the net actuarial gain for the year ended December 31, 2012 by approximately $3.3 million.

The following tables set forth the postretirement health care plan status and amounts included in AOCI at December 31, the net periodic postretirement benefit cost of the plan for 2012 and 2011, and the change in the accumulated postretirement benefit obligation during 2012 and 2011.

PLAN STATUS

(In Millions)	2012	2011
Accumulated Postretirement Benefit Obligation at Measurement Date:
Retirees and Dependents	$21.6	$31.8
Actives Eligible for Benefits	9.0	22.7

Net Postretirement Benefit Obligation	$30.6	$54.5

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

(In Millions)	2012	2011
Net Actuarial Gain Loss	$(9.1)	$10.9
Prior Service Benefit	(2.9)	(8.0)

Gross Amount in Accumulated Other Comprehensive Income	(12.0)	2.9
Income Tax Effect	(4.5)	1.1

Net Amount in Accumulated Other Comprehensive Income	$(7.5)	$1.8

NET PERIODIC POSTRETIREMENT (BENEFIT) EXPENSE

(In Millions)	2012	2011	2010
Service Cost	$0.2	$0.4	$0.8
Interest Cost	1.3	2.8	2.8
Amortization
Net (Gain) Loss	(2.3)	1.6	2.0
Prior Service Benefit	(5.1)	(5.2)	(5.2)

Net Periodic Postretirement (Benefit) Expense	$(5.9)	$(0.4)	$0.4

CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION

(In Millions)	2012	2011
Beginning Balance	$54.5	$51.3
Service Cost	0.2	0.4
Interest Cost	1.3	2.8
Actuarial Loss (Gain)	4.5	(0.2)
Gross Benefits Paid	(4.1)	(0.4)
Medicare Subsidy	0.9	0.6
Plan Change	(26.7)	–

Ending Balance	$30.6	$54.5

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	TOTAL POSTRETIREMENT MEDICAL BENEFITS
2013	$3.3
2014	3.4
2015	3.5
2016	3.5
2017	3.5
2018-2022	13.8

Net periodic postretirement (benefit) expense for 2013 is expected to include gains of $1.2 million and $3.0 million, respectively, related to the amortization from AOCI of the net gain and prior service benefit.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 4.25% at December 31, 2012 and 4.75% at December 31, 2011. For measurement purposes, an 8.50% annual increase in the cost of covered medical benefits and an 8.50% annual increase in the cost of covered prescription drug benefits were assumed for 2012. These rates are assumed to gradually decrease until they reach 5.00% in 2018 for medical and 2019 for prescription drugs. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(In Millions)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Postretirement Benefit Obligation	$0.7	$(0.7)
Effect on Total Service and Interest Cost Components	–	–

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a matching component. The expense associated with defined contribution plans is charged to employee benefits and totaled $41.0 million in 2012, $39.3 million in 2011, and $46.5 million in 2010.

Note 22 – Share-Based Compensation Plans

Northern Trust recognizes expense for the grant-date fair value of stock options and other share-based compensation granted to employees and non-employee directors.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|105

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total compensation expense for share-based payment arrangements to employees and the associated tax impacts were as follows for the periods presented:

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011	2010
Stock and Stock Unit Awards	$44.0	$36.2	$25.1
Stock Options	27.4	34.1	27.6
Performance Stock Units	2.5	–	–

Total Share-Based Compensation Expense	$73.9	$70.3	$52.7
Tax Benefits Recognized	$27.7	$26.5	$19.3

As of December 31, 2012, there was $110.5 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s share-based compensation plans. That cost is expected to be recognized as expense over a weighted-average period of approximately 2 years.

The Northern Trust Corporation 2012 Stock Plan (the 2012 Plan) is administered by the Compensation and Benefits Committee (Committee) of the Board of Directors. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the 2012 Plan. The 2012 Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, stock awards, stock units and performance stock units. As detailed below, grants are outstanding under the 2012 Plan and The Amended and Restated Northern Trust Corporation 2002 Stock Plan, a predecessor plan (2002 Plan). The total number of shares of the Corporation’s common stock authorized for issuance under the 2012 Plan is 30,000,000 plus shares forfeited under the 2002 Plan. As of December 31, 2012, shares available for future grant under the 2012 Plan, including shares forfeited under the 2002 Plan, totaled 32,093,120.

The following describes Northern Trust’s share-based payment arrangements and applies to awards under the 2012 Plan and the 2002 Plan, as applicable.

Stock Options. Stock options consist of options to purchase common stock at prices not less than 100% of the fair value thereof on the date the options are granted. Options have a maximum ten-year life and generally vest and become exercisable in one to four years after the date of grant. In addition, all options may become exercisable either upon a “change of control” as defined in the 2012 Plan and the 2002 Plan or, in the case of options issued after September 2012, upon certain involuntary terminations of employment following a change of control. All options terminate at such time as determined by the Committee and as provided in the terms and conditions of the respective option grants.

The weighted-average assumptions used for options granted during the years ended December 31 are as follows:

	2012	2011	2010
Expected Term (in Years)	7.5	7.7	7.4
Dividend Yield	2.79%	4.56%	4.38%
Expected Volatility	34.0	43.2	41.5
Risk Free Interest Rate	1.42	2.94	2.64

The expected term of options represents the period of time options granted are expected to be outstanding based primarily on the historical exercise behavior attributable to previous option grants. Dividend yield represents the estimated yield from dividends paid on the Corporation’s common stock over the expected term of the options. Expected volatility is determined based on a combination of the historical volatility of Northern Trust’s stock price and the implied volatility of traded options on Northern Trust stock. The risk free interest rate is based on the U.S. Treasury yield curve at the time of grant for a period equal to the expected term of the options granted.

The following table provides information about stock options granted, vested, and exercised in the years ended December 31, 2012 and 2011.

(In Millions, Except Per Share Information)	2012	2011	2010
Weighted Average Grant-Date Per Share Fair Value of Stock Options Granted	$11.54	$15.26	$14.45
Grant-Date Fair Value of Stock Options Vested	32.1	27.9	26.7
Stock Options Exercised
Intrinsic Value as of Exercise Date	12.8	1.5	5.0
Cash Received	32.3	5.4	16.9
Tax Deduction Benefits Realized	4.6	0.5	1.7

The following is a summary of changes in nonvested stock options for the year ended December 31, 2012.

NONVESTED SHARES	SHARES	WEIGHTED- AVERAGE GRANT- DATE FAIR VALUE PER SHARE
Nonvested as December 31, 2011	5,348,347	$15.48
Granted	1,744,446	11.54
Vested	(2,027,193)	15.81
Forfeited or Cancelled	(99,570)	13.65

Nonvested at December 31, 2012	4,966,030	$14.00

106|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of stock options under the 2012 Plan and the 2002 Plan at December 31, 2012, and changes during the year then ended, are presented in the table below.

($ In Millions Except Per Share Information)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Options Outstanding, December 31, 2011	17,001,415	$52.39
Granted	1,744,446	43.67
Exercised	(973,270)	33.76
Forfeited, Expired or Cancelled	(2,470,117)	52.65

Options Outstanding, December 31, 2012	15,302,474	$52.53	5.4	$29.1

Options Exercisable, December 31, 2012	10,336,444	$54.08	4.1	$16.8

Stock and Stock Unit Awards. Stock or stock unit awards may be granted by the Committee to participants which entitle them to receive a payment in the Corporation’s common stock or cash under the terms of the 2012 Plan and such other terms and conditions as the Committee deems appropriate. Each stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The stock units granted in 2012 predominately vest at a rate equal to 50% on the third anniversary date of the grant and 50% on the fourth anniversary date. Stock and stock unit grants totaled 988,421, 995,176, and 1,223,539, with weighted average grant-date fair values of $43.72, $50.79, and $50.67 per share, for the years ended December 31, 2012, 2011, and 2010, respectively. The total fair value of stock and stock units vested during the years ended December 31, 2012, 2011, and 2010, was $21.6 million, $7.1 million, and $19.1 million, respectively.

A summary of the status of outstanding stock and stock unit awards under the 2012 Plan and the 2002 Plan at December 31, 2012, and changes during the year then ended, is presented in the table below.

($ In Millions)	NUMBER	AGGREGATE INTRINSIC VALUE
Stock and Stock Unit Awards Outstanding, December 31, 2011	2,914,565	$115.6
Granted	988,421
Distributed	(423,530)
Forfeited	(173,012)

Stock and Stock Unit Awards Outstanding, December 31, 2012	3,306,444	$165.9

Units Convertible, December 31, 2012	169,948	$8.5

The following is a summary of nonvested stock and stock unit awards at December 31, 2012, and changes during the year then ended.

NONVESTED STOCK AND STOCK UNITS	NUMBER	WEIGHTED AVERAGE GRANT- DATE FAIR VALUE PER UNIT	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)
Nonvested at December 31, 2011	2,809,067	$52.33	2.4
Granted	988,421	43.72
Vested	(487,980)	52.38
Forfeited	(173,012)	49.13

Nonvested at December 31, 2012	3,136,496	$49.20	2.0

Performance Stock Units. Each performance stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The number of performance stock units granted that may vest ranges from 0% to 125% of the original award granted based on the attainment of a three-year average return on equity target. Distribution of the award is then made after vesting.

During the year ended December 31, 2012, 198,552 performance stock units were granted with a weighted average grant-date fair value of $43.65. Performance stock units outstanding at December 31, 2012 had an aggregate intrinsic value of $10.0 million and a weighted average remaining vesting term of 3.1 years. There were no performance stock units granted in 2011 or outstanding as of December 31, 2011.

Non-employee Director Stock Awards. Stock units with a total value of $0.9 million (20,148 units), $1.1 million (22,188 units), and $1.1 million (21,131 units) were granted to non-employee directors in 2012, 2011 and 2010, respectively, which vest or vested on the date of the annual meeting of the

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|107

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Corporation’s stockholders in the following years. Total expense recognized in these grants was $0.9 million, $1.1 million, and $1.1 million in 2012, 2011, and 2010, respectively. Stock units granted to non-employee directors do not have voting rights. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Amounts deferred are converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit accounts that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

Note 23 – Cash-Based Compensation Plans

Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals, and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $186.8 million in 2012, $176.7 million in 2011, and $168.4 million in 2010.

Note 24 – Contingent Liabilities

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

Under GAAP, (i) an event is “probable” if the “future event or events are likely to occur”; (ii) an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely”; and (iii) an event is “remote” if “the chance of the future event or events occurring is slight.” Thus, references to the upper end of the range of reasonably possible loss for cases in which the Corporation is able to estimate a range of reasonably possible loss mean the upper end of the range of loss for cases for which the Corporation believes the risk of loss is more than remote.

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

For a limited number of the matters for which a loss is reasonably possible in future periods, whether in excess of an accrued liability or where there is no accrued liability, the Corporation is able to estimate a range of possible loss. As of December 31, 2012, the Corporation has estimated the upper end of the range of reasonably possible losses for these matters to be approximately $133 million in the aggregate. This aggregate amount of reasonably possible loss is based upon currently available information and is subject to significant judgment and a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated range will change from time to time, and actual results will vary significantly from the current estimate.

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

108|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

either individual lawsuits or putative class actions in which they claim, among other things, that we failed to exercise prudence in the investment management of the collateral received from the borrowers of the securities, resulting in losses that they seek to recover. The cases assert various contractual, statutory and common law claims, including claims for breach of fiduciary duty under common law and under the Employee Retirement Income Security Act (ERISA). Based on our review of these matters, we believe we operated our securities lending program prudently and appropriately. At this stage of these proceedings, however, it is not possible for management to assess the probability of a material adverse outcome or reasonably estimate the amount of any potential loss.

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

Visa Membership. Northern Trust, as a member of Visa U.S.A. Inc. (Visa U.S.A.) and in connection with the 2007 initial public offering of Visa, Inc. (Visa), received shares of restricted stock in Visa, a portion of which was redeemed pursuant to a mandatory redemption. The proceeds of the redemption totaled $167.9 million and were recorded as a gain in 2008. The remaining Visa shares held by Northern Trust are recorded at their original cost basis of zero and as of December 31, 2012 have restrictions as to their sale or transfer.

Northern Trust is obligated to indemnify Visa for losses resulting from certain indemnified litigation involving Visa and has been required to recognize, at its estimated fair value in accordance with GAAP, a guarantee liability arising from such litigation that has not yet settled.

During 2007, Northern Trust recorded charges and corresponding liabilities of $150 million relating to Visa indemnified litigation. Subsequently, Visa established an escrow account to cover the settlements of, or judgments in, indemnified litigation. The fundings by Visa of its escrow account have resulted in reductions of Northern Trust’s Visa related indemnification liability and of the future realization of the value of outstanding shares of Visa common stock held by Northern Trust as a member bank of Visa U.S.A. Reductions of Northern Trust’s indemnification liability totaling $23.1 million, $33.0 million, and $17.8 million were recorded in 2011, 2010, and 2009, respectively, which combined with a $76.1 million reduction recorded in 2008, fully eliminated the recorded indemnification liability as of December 31, 2011.

On October 19, 2012, Visa signed a settlement agreement with plaintiff representatives for binding settlement of the indemnified litigation relating to interchange fees. While the final settlement and ultimate resolution of outstanding Visa related litigation and the timing for removal of selling restrictions on shares owned by Northern Trust are highly uncertain, based upon the settlement terms announced by Visa, Northern Trust anticipates that the value of its remaining shares of Visa stock will be adequate to offset any remaining indemnification obligations related to Visa litigation.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|109

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent Purchase Consideration. In connection with acquisitions consummated in 2011, contingent consideration was recorded relating to certain performance-related purchase price adjustments. The fair value of the contingent consideration at December 31, 2012 and 2011 totaled $50.1 million and $56.8 million, respectively.

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

Northern Trust’s primary risks associated with these instruments is the possibility that interest rates, foreign exchange rates, or credit spreads could change in an unanticipated manner, resulting in higher costs or a loss in the underlying value of the instrument. These risks are mitigated by establishing limits, monitoring the level of actual positions taken against such established limits, and monitoring the level of any interest rate sensitivity gaps created by such positions. When establishing position limits, market liquidity and volatility, as well as experience in each market, are taken into account.

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

Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting agreements exist between Northern Trust and the counterparty. Derivative assets and liabilities recorded in the consolidated balance sheet were each reduced by $982.5 million and $2,023.6 million as of December 31, 2012 and 2011, respectively, as a result of master netting agreements in place. Derivative assets and liabilities recorded at December 31, 2012 also reflect reductions of $118.6 million and $425.0 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties. This compares with reductions of derivative assets and liabilities of $220.1 million and $257.4 million, respectively, at December 31, 2011. Additional cash collateral received from and deposited with derivative counterparties totaling $1.6 million and $73.3 million, respectively, of as of December 31, 2012, and $72.3 million and $47.8 million, respectively, as of December 31, 2011, were not offset against derivative assets and liabilities on the consolidated balance sheet as the amounts exceeded the net derivative positions with those counterparties.

Certain master netting agreements Northern Trust enters into with derivative counterparties contain credit risk-related contingent features in which the counterparty has the option to declare Northern Trust in default and accelerate cash settlement of the net derivative liabilities with the counterparty in the event Northern Trust’s credit rating falls below specified levels. The aggregate fair value of all derivative instruments with credit risk-related contingent features that were in a liability position was $178.9 million and $202.0 million on December 31, 2012 and 2011, respectively. Cash collateral amounts deposited with derivative counterparties on those dates included $155.4 million and $80.5 million, respectively, posted against these liabilities, resulting in a net maximum amount of termination payments that could have been required at December 31, 2012 and 2011 of $23.5 million and $121.5 million, respectively. Accelerated settlement of these liabilities would not have a material effect on the consolidated financial position or liquidity of Northern Trust.

Foreign exchange contracts are agreements to exchange specific amounts of currencies at a future date, at a specified rate of exchange. Foreign exchange contracts are entered into primarily to meet the foreign exchange needs of clients. Foreign exchange contracts are also used for trading purposes and risk management. For risk management purposes, Northern Trust uses foreign exchange contracts to reduce its exposure to changes in foreign exchange rates relating to certain forecasted non-functional currency denominated revenue and expenditure transactions, foreign currency denominated assets and liabilities, and net investments in non-U.S. affiliates.

Interest rate contracts include swap, option, and forward contracts. Interest rate swap contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Northern Trust enters into interest rate swap contracts on behalf of its clients and also utilizes such contracts to reduce or eliminate

110|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Client-Related and Trading Derivative Instruments. In excess of 96% of Northern Trust’s derivatives outstanding at December 31, 2012 and 2011, measured on a notional value basis, relate to client-related and trading activities. These activities consist principally of providing foreign exchange services to clients in connection with Northern Trust’s global custody business. However, in the normal course of business, Northern Trust also engages in trading of currencies for its own account.

The following table shows the notional and fair values of client-related and trading derivative financial instruments. Notional amounts of derivative financial instruments do not represent credit risk, and are not recorded in the consolidated balance sheet. They are used merely to express the volume of this activity. Northern Trust’s credit related risk of loss is limited to the positive fair value of the derivative instrument, which is significantly less than the notional amount.

	DECEMBER 31, 2012			DECEMBER 31, 2011
		FAIR VALUE			FAIR VALUE
(In Millions)	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
Foreign Exchange Contracts	$213,246.7	$1,735.3	$1,730.4	$239,901.3	$3,062.1	$2,959.8
Interest Rate Option Contracts	31.4	–	–	100.5	–	–
Interest Rate Swap Contracts	4,915.2	180.6	174.0	4,570.4	188.7	184.6

Total	$218,193.3	$1,915.9	$1,904.4	$244,572.2	$3,250.8	$3,144.4

The following table shows the location and amount of gains and losses attributable to changes in the fair value of client-related and trading derivative instruments that were recorded in the consolidated statement of income for the years ended December 31, 2012, 2011, and 2010.

	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME DECEMBER 31,
(In Millions)		2012	2011	2010
Foreign Exchange Contracts	Foreign Exchange Trading Income	$206.1	$324.5	$382.2
Interest Rate Swap and Option Contracts	Security Commissions and Trading Income	11.6	5.9	9.3

Total		$217.7	$330.4	$391.5

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|111

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Risk Management Instruments. Northern Trust uses derivative instruments to hedge its exposure to foreign currency, interest rate, and credit risk. The following table identifies the types and classifications of derivative instruments formally designated as hedges under GAAP and used by Northern Trust to manage risk, their notional and fair values, and the respective risks addressed.

			DECEMBER 31, 2012			DECEMBER 31, 2011
				FAIR VALUE			FAIR VALUE
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
FAIR VALUE HEDGES
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Rate	$3,617.0	$3.4	$75.1	$2,172.0	$2.6	$46.8
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Rate	900.0	126.3	0.2	1,100.0	147.0	0.5
CASH FLOW HEDGES
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Foreign Currency	669.0	8.7	11.5	932.9	9.4	27.2
NET INVESTMENT HEDGES
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Foreign Currency	1,451.4	2.3	27.8	1,554.7	12.0	1.5

Total			$6,637.4	$140.7	$114.6	$5,759.6	$171.0	$76.0

In addition to the above, Sterling denominated debt, totaling $242.3 million and $241.2 million at December 31, 2012 and 2011, respectively, was designated as a hedge of the foreign exchange risk associated with the net investment in certain non-U.S. affiliates.

Derivatives are designated as fair value hedges to limit Northern Trust’s exposure to changes in the fair value of assets and liabilities due to movements in interest rates.

The following table shows the location and amount of derivative gains and losses recorded in the consolidated statement of income related to fair value hedges for the years ended December 31, 2012, 2011, and 2010.

	DERIVATIVE INSTRUMENT	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME DECEMBER 31,
(In Millions)			2012	2011	2010
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Income	$(48.4)	$(56.6)	$(13.3)
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Expense	54.3	194.4	78.8
Total			$5.9	$137.8	$65.5

There was $0.4 million, $0.3 million, and $0.2 million of changes recorded within the fair values of hedged items for “long-haul” hedges during the years ended December 31, 2012, 2011, and 2010, respectively, and $0.3 million, $0.9 million, and $0.1 million of ineffectiveness recorded during the years ended December 31, 2012, 2011, and 2010, respectively.

Derivatives are also designated as cash flow hedges in order to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. There was no ineffectiveness recognized in earnings for cash flow hedges during the years ended December 31, 2012, 2011, or 2010. As of December 31, 2012, twenty-three months is the maximum length of time over which the exposure to variability in future cash flows of forecasted foreign currency denominated transactions is being hedged.

112|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2012, there were $0.2 million of net cash flow hedge derivative losses relating to interest rate swap contracts reclassified from AOCI to interest income; there were no gains or losses reclassified during the year ended December 31, 2011 or 2010. The following table provides cash flow hedge derivative gains and losses relating to foreign exchange contracts that were recognized in AOCI and the amounts reclassified to earnings during the years ended December 31, 2012, 2011 and 2010. Beginning in 2012, gains and losses associated with forecasted foreign currency denominated revenue and expenditure transactions are classified in other operating income or other operating expense.

	FOREIGN EXCHANGE CONTRACTS
(In Millions)	2012	2011	2010
Net Gain/(Loss) Recognized in AOCI	$(3.2)	$(23.6)	$46.7

Net Gain/(Loss) Reclassified from AOCI to Earnings
Trust, Investment and Other Servicing Fees	–	0.6	7.2
Other Operating Income	(4.6)	(0.1)	0.2
Interest Income	–	(1.2)	1.7
Interest Expense	–	–	0.1
Compensation	–	3.0	(8.2)
Employee Benefits	–	0.9	(2.1)
Equipment and Software	–	–	(0.1)
Occupancy Expense	–	0.5	(1.1)
Other Operating Expense	–	1.9	(4.0)

Total	$(4.6)	$5.6	$(6.3)

During the years ended December 31, 2012 and 2010, there were $0.2 million of gains and $6.3 million of losses, respectively, relating to net foreign exchange contract amounts that were reclassified into earnings as a result of the discontinuance of forecasted transactions that were no longer probable of occurring. It is estimated that a net loss of $3.1 million will be reclassified into earnings within the next twelve months relating to cash flow hedges.

Certain foreign exchange contracts and qualifying nonderivative instruments are designated as net investment hedges to minimize Northern Trust’s exposure to variability in the foreign currency translation of net investments in non-U.S. branches and subsidiaries. For net investment hedges, there was $5.3 million of ineffectiveness recorded for these hedges during the year ended December 31, 2012 and no ineffectiveness recorded for these hedges during the years ended December 31, 2011 or 2010.

The following table provides net investment hedge gains and losses recognized in AOCI during the years ended December 31, 2012 and 2011.

(In Millions)	AMOUNT OF HEDGING INSTRUMENT GAIN/(LOSS) RECOGNIZED IN AOCI (BEFORE TAX)
	2012	2011
Foreign Exchange Contracts	$(24.7)	$25.2
Sterling Denominated Subordinated Debt	(9.0)	0.5

Total	$(33.7)	$25.7

Derivatives not formally designated as hedges under GAAP are entered into to manage the foreign currency risk of non-U.S. dollar denominated assets and liabilities, the net investment in certain non-U.S. affiliates, forecasted foreign currency denominated transactions, and the credit risk and interest rate risk of loans and loan commitments. The following table identifies the types and classifications of risk management derivative instruments not formally designated as hedges, their notional and fair values, and the respective risks addressed.

			DECEMBER 31, 2012			DECEMBER 31, 2011
				FAIR VALUE			FAIR VALUE
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
Commercial Loans and Loan Commitments	Credit Default Swap Contracts	Credit	$42.5	$–	$1.0	$60.5	$0.7	$0.1
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Foreign Currency	2.2	0.1	–	127.3	2.1	2.6
Commercial Loans	Foreign Exchange Contracts	Foreign Currency	135.8	1.3	0.7	84.3	1.3	0.3
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Foreign Currency	1,051.8	8.9	2.3	63.5	0.4	0.2

Total			$1,232.3	$10.3	$4.0	$335.6	$4.5	$3.2

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|113

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the location and amount of gains and losses recorded in the consolidated statement of income for the years ended December 31, 2012, 2011, and 2010 for derivative instruments not formally designated as hedges under GAAP.

		AMOUNT RECOGNIZED IN INCOME
(In Millions)	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	2012	2011	2010
Credit Default Swap Contracts	Other Operating Income	$(2.6)	$0.9	$(1.7)
Forward Contracts	Other Operating Income	–	0.2	0.3
Foreign Exchange Contracts	Other Operating Income	11.3	(7.0)	(19.7)

Total		$8.7	$(5.9)	$(21.1)

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

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31,
(In Millions)	2012	2011
Legally Binding Commitments to Extend Credit(1)	$30,045.7	$28,702.2
Standby Letters of Credit(2)	4,573.7	4,293.4
Commercial Letters of Credit	27.9	23.4

(1) These amounts exclude $406.7 million and $479.8 million of commitments participated to others at December 31, 2012 and 2011, respectively.

(2) These amounts include $557.7 million and $608.2 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2012 and 2011, respectively. The weighted average maturity of standby letters of credit was 27 months at December 31, 2012 and 2011.

Other Off-Balance Sheet Financial Instruments. As part of its securities custody activities and at the direction of its clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Northern Trust Senior Credit Committee. In connection with these activities, Northern Trust has issued indemnifications to certain clients against certain losses that are a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral required to be posted. Borrowers are required to fully collateralize securities received with cash or marketable securities. As securities are loaned, collateral is maintained at a minimum of 100% of the fair value of the securities plus accrued interest. The collateral is revalued on a daily basis. The amount of securities loaned as of December 31, 2012 and 2011 subject to indemnification was $69.7 billion and $74.4 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant and no liability was recorded related to these indemnifications.

114|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

As a result of its participation in cash, securities, and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2012 and 2011 was approximately $81 million and $80 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored by management to protect the assets of Northern Trust and its clients.

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

Northern Trust’s maximum exposure to loss as a result of its involvement with the leveraged lease trust VIEs is limited to the carrying amounts of its leveraged lease investments. As of December 31, 2012 and 2011, the carrying amounts of these investments, which are included in loans and leases in the consolidated balance sheet, were $673.6 million and $714.5 million, respectively. Northern Trust’s funding requirements relative to the VIEs are limited to its invested capital. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the VIEs that would expose Northern Trust to a loss.

Tax Credit Structures. Northern Trust invests in community development projects that are designed to generate a return primarily through the realization of tax credits. The community development projects are formed as limited partnerships and LLCs, and Northern Trust typically invests as a limited partner/investor member in the form of equity contributions. The economic performance of the community development projects, which are deemed to be VIEs, is driven by the performance of their underlying investment projects as well as the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. Northern Trust has determined that it is not the primary beneficiary of any community development projects as it lacks the power to direct the activities that most significantly impact the economic performance of the underlying project or to affect the VIEs’ ability to operate in compliance with the rules and regulations necessary for the qualification of tax credits generated by equity investments. This power is held by the general partners and managing members who exercise full and exclusive control of the operations of the VIEs.

Northern Trust’s maximum exposure to loss as a result of its involvement with community development projects is limited to the carrying amounts of its investments, including any unfunded commitments. As of December 31, 2012 and 2011, the carrying amounts of these investments, which are

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

included in other assets in the consolidated balance sheet, were $248.2 million and $264.9 million, respectively. As of December 31, 2012 and 2011, liabilities related to unfunded commitments on investments in community development projects, which are included in other liabilities in the consolidated balance sheet, were $33.1 million and $44.5 million, respectively. Northern Trust’s funding requirements are limited to its invested capital and any additional unfunded commitments for future equity contributions. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the community development projects that would expose it to a loss.

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

In November 2011, Northern Trust purchased $90 million of securities at par from three investment funds (Funds). The net assets held by the Funds as of December 31, 2011 totaled $16.5 billion. The securities were purchased to avoid the risk of the Funds being downgraded which could have forced certain holders to liquidate their investments. Northern Trust incurred a pre-tax charge of $2 million in connection with these actions and, subsequently, had no further obligations related to these actions. All of the $90 million of securities purchased from the Funds matured at par during the year ended December 31, 2012. As Northern Trust has no plans to provide any support additional to that which is noted above, there is no exposure to loss from the implicit interest in the Funds as of December 31, 2012.

Under GAAP, the above actions reflected Northern Trust’s implicit interest in the credit risk of the affected Funds. Implicit interests are required to be considered when determining the primary beneficiary of a variable interest entity. The Funds were designed to create and pass to investors interest rate and credit risk. In determining whether Northern Trust was the primary beneficiary of these Funds, an expected loss calculation based on the characteristics of the underlying investments in the Funds was used to estimate the expected losses related to interest rate and credit risk, while also considering the relative rights and obligations of each of the variable interest holders. This analysis concluded that interest rate risk was the primary driver of expected losses within the Funds. As such, Northern Trust determined that it was not the primary beneficiary of the Funds and was not required to consolidate them within its consolidated balance sheet.

Note 28 – Pledged and Restricted Assets

Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits; repurchase agreements; Federal Home Loan Bank borrowings; and for other purposes, including support for securities settlement, primarily related to client activities, and for potential Federal Reserve Bank discount window borrowings. On December 31, 2012, securities and loans totaling $27.2 billion ($19.0 billion of government sponsored agency and other securities, $334.0 million of obligations of states and political subdivisions, and $7.9 billion of loans), were pledged. Collateral required for these purposes totaled $3.4 billion. Included in the total pledged assets are available for sale securities with a total fair value of $690.1 million which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is permitted to repledge or sell collateral accepted from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2012 was $35.4 million. There was no repledged or sold collateral as of December 31, 2012.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $1.1 billion in 2012.

116|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 29 – Restrictions on Subsidiary Dividends and Loans or Advances

Provisions of state and federal banking laws restrict the amount of dividends that can be paid to the Corporation by its banking subsidiaries. Under applicable state and federal laws, at a minimum no dividends may be paid in an amount greater than the net or undivided profits (as defined by regulatory agencies) then on hand, subject to other applicable and potentially more restrictive laws that may vary from state to state. Federal Reserve Board rules provide that no state bank that is a Federal Reserve System member may declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds its net profits for that year, combined with its retained net profits for the preceding two years, unless the dividend has been approved by the Federal Reserve Board. The Bank is subject to this requirement. The Bank is also prohibited under federal law from paying any dividends if the Bank is undercapitalized or if the payment of the dividends would cause the Bank to become undercapitalized. In addition, the federal regulatory agencies are authorized to prohibit a bank or bank holding company from engaging in an unsafe or unsound banking practice. The payment of dividends could, depending on the financial condition of the Bank, be deemed to constitute an unsafe or unsound practice. In addition, state laws may restrict to different degrees the amount of dividends that may be paid without state regulatory approval. Based on these restrictions, the Corporation’s banking subsidiaries, without regulatory approval, could declare dividends during 2013 equal to their 2013 eligible net profits (as defined by regulatory agencies) plus $328.8 million. The ability of each banking subsidiary to pay dividends to the Corporation may be further restricted going forward as a result of regulatory policies and guidelines, including regulations issued pursuant to the Dodd-Frank Act, relating to dividend payments and capital adequacy.

Under federal law, financial transactions by the Bank, the Corporation’s insured banking subsidiary, with the Corporation and its affiliates that are in the form of loans or extensions of credit, investments, guarantees, derivative transactions, repurchase agreements, reverse repurchase agreements, securities lending or borrowing transactions or purchases of assets, are restricted. Transfers of this kind to the Corporation or a nonbanking subsidiary by the Bank are limited to 10% of the Bank’s capital and surplus with respect to any single affiliate, and to 20% of the Bank’s capital and surplus with all affiliates in the aggregate, and are also subject to certain collateral requirements (in the case of credit transactions) and other restrictions on covered transactions. These transactions, as well as other transactions between the Bank and the Corporation or its affiliates, also must be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies. Other state and federal laws may limit the transfer of funds by the Corporation’s banking subsidiaries to the Corporation and certain of its affiliates.

Note 30 – Business Units and Related Information

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

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|117

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables show the earnings contribution of Northern Trust’s business units for the years ended December 31, 2012, 2011, and 2010.

CORPORATE AND INSTITUTIONAL SERVICES RESULTS OF OPERATIONS

(In Millions)	2012	2011	2010
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$1,334.1	$1,196.4	$1,175.1
Foreign Exchange Trading Income	193.5	315.7	375.3
Other Noninterest Income	193.6	169.7	147.4
Net Interest Income (FTE) (Note)	280.1	282.5	271.8

Revenue (FTE) (Note)	2,001.3	1,964.3	1,969.6
Provision for Credit Losses	(2.1)	(20.5)	(16.1)
Noninterest Expense	1,599.9	1,522.4	1,328.9

Income before Income Taxes (Note)	403.5	462.4	656.8
Provision for Income Taxes (Note)	114.3	168.3	222.4

Net Income	$289.2	$294.1	$434.4

Percentage of Consolidated Net Income	42%	49%	65%

Average Assets	$49,904.0	$47,533.7	$38,749.3

PERSONAL FINANCIAL SERVICES RESULTS OF OPERATIONS

(In Millions)	2012	2011	2010
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$1,071.4	$973.1	$906.8
Foreign Exchange Trading Income	12.6	8.8	6.9
Other Noninterest Income	93.6	119.7	126.4
Net Interest Income (FTE) (Note)	629.9	613.7	591.8

Revenue (FTE) (Note)	1,807.5	1,715.3	1,631.9
Provision for Credit Losses	27.1	75.5	176.1
Noninterest Expense	1,182.3	1,214.9	1,103.0

Income before Income Taxes (Note)	598.1	424.9	352.8
Provision for Income Taxes (Note)	226.4	168.7	132.8

Net Income	$371.7	$256.2	$220.0

Percentage of Consolidated Net Income	54%	42%	33%

Average Assets	$23,917.9	$23,861.5	$23,564.5

TREASURY AND OTHER RESULTS OF OPERATIONS

(In Millions)	2012	2011	2010
Other Noninterest Income	$7.0	$(22.6)	$(8.9)
Net Interest Income (FTE) (Note)	121.1	153.1	94.2

Revenue (FTE) (Note)	128.1	130.5	85.3
Visa Indemnification Benefit	–	(23.1)	(33.0)
Noninterest Expense (Excluding Visa Indemnification Benefit)	96.6	117.0	99.0

Income before Income Taxes (Note)	31.5	36.6	19.3
Provision (Benefit) for Income Taxes (Note)	5.1	(16.7)	4.2

Net Income	$26.4	$53.3	$15.1

Percentage of Consolidated Net Income	4%	9%	2%

Average Assets	$19,153.6	$20,552.7	$13,694.4

CONSOLIDATED FINANCIAL INFORMATION

(In Millions)	2012	2011	2010
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$2,405.5	$2,169.5	$2,081.9
Foreign Exchange Trading Income	206.1	324.5	382.2
Other Noninterest Income	294.2	266.8	264.9
Net Interest Income (FTE) (Note)	1,031.1	1,049.3	957.8

Revenue (FTE) (Note)	3,936.9	3,810.1	3,686.8
Provision for Credit Losses	25.0	55.0	160.0
Visa Indemnification Benefit	–	(23.1)	(33.0)
Noninterest Expense (Excluding Visa Indemnification Benefit)	2,878.8	2,854.3	2,530.9

Income before Income Taxes (Note)	1,033.1	923.9	1,028.9
Provision for Income Taxes (Note)	345.8	320.3	359.4

Net Income	$687.3	$603.6	$669.5

Average Assets	$92,975.5	$91,947.9	$76,008.2

Note: Stated on an FTE basis. The consolidated figures include $40.8 million, $40.2 million, and $39.1 million, of FTE adjustments for 2012, 2011, and 2010, respectively.

118|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral. The U.S. performance includes the impacts of benefits totaling $23.1 million and $33.0 million recorded in 2011 and 2010, respectively, from reductions in the Visa indemnification liability. As the Visa indemnification liability was fully eliminated in 2011, there was no benefit recognized in 2012.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(In Millions)	TOTAL ASSETS	TOTAL REVENUE	INCOME BEFORE INCOME TAXES	NET INCOME
2012
Non-U.S.	$29,198.4	$992.5	$194.9	$147.6
U.S.	68,265.4	2,903.6	797.4	539.7

Total	$97,463.8	$3,896.1	$992.3	$687.3

2011
Non-U.S.	$28,625.2	$1,084.8	$284.4	$199.3
U.S.	71,598.5	2,685.1	599.3	404.3

Total	$100,223.7	$3,769.9	$883.7	$603.6

2010
Non-U.S.	$24,472.9	$980.9	$325.1	$229.3
U.S.	59,371.0	2,666.8	664.7	440.2

Total	$83,843.9	$3,647.7	$989.8	$669.5

Note: Total revenue is comprised of net interest income and noninterest income.

Note 31 – Regulatory Capital Requirements

Northern Trust and the Bank are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to adjusted average quarterly assets in order to be classified as “well capitalized.” The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not “well capitalized” and obligate the federal bank regulatory authorities to take “prompt corrective action” with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank’s financial statements.

As of December 31, 2012 and 2011, the Bank had capital ratios above the level required for classification as a “well capitalized” institution and had not received any regulatory notification of a lower classification. Additionally, Northern Trust’s subsidiary banks located outside the U.S. are subject to regulatory capital requirements in the jurisdictions in which they operate. As of December 31, 2012 and 2011, Northern Trust’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements. There were no conditions or events since December 31, 2012 that management believes have adversely affected the capital categorization of any Northern Trust subsidiary bank.

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|119

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the risk-based capital amounts and ratios for Northern Trust and for each of its U.S. subsidiary banks whose net income for 2012 or 2011 exceeded 10% of the consolidated total.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ In Millions)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2012
Total Capital to Risk-Weighted Assets
Consolidated	$8,340.8	14.3%	$5,831.6	10.0%
The Northern Trust Company	7,971.0	13.7	5,803.2	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	7,489.0	12.8	3,499.0	6.0
The Northern Trust Company	6,904.2	11.9	3,481.9	6.0
Tier 1 Capital to Adjusted Average Fourth Quarter Assets
Consolidated	7,489.0	8.2	4,543.7	5.0
The Northern Trust Company	6,904.2	7.6	4,533.9	5.0
AS OF DECEMBER 31, 2011
Total Capital to Risk-Weighted Assets
Consolidated	$8,065.2	14.2%	$5,666.7	10.0%
The Northern Trust Company	7,763.3	13.8	5,630.8	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	7,104.6	12.5	3,400.0	6.0
The Northern Trust Company	6,602.7	11.7	3,378.4	6.0
Tier 1 Capital to Adjusted Average Fourth Quarter Assets
Consolidated	7,104.6	7.3	4,864.9	5.0
The Northern Trust Company	6,602.7	6.8	4,852.2	5.0

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

120|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 32 – Northern Trust Corporation (Corporation only)

Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET	DECEMBER 31,
(In Millions)	2012	2011
ASSETS
Cash on Deposit with Subsidiary Bank	$6.5	$6.5
Time Deposits with Subsidiary Banks	1,691.4	1,269.2
Securities	4.9	97.1
Advances to Wholly-Owned Subsidiaries – Banks	1,035.0	1,035.0
– Nonbank	5.0	5.0
Investments in Wholly-Owned Subsidiaries – Banks	7,225.6	6,890.6
– Nonbank	142.6	152.6
Buildings and Equipment	3.4	3.4
Other Assets	377.7	375.5

Total Assets	$10,492.1	$9,834.9

LIABILITIES
Senior Notes	$2,405.8	$2,126.7
Floating Rate Capital Debt	277.0	276.9
Other Liabilities	282.3	314.0

Total Liabilities	2,965.1	2,717.6
STOCKHOLDERS’ EQUITY
Common Stock	408.6	408.6
Additional Paid-in Capital	1,012.7	977.5
Retained Earnings	6,702.7	6,302.3
Accumulated Other Comprehensive Loss	(283.0)	(345.6)
Treasury Stock	(314.0)	(225.5)

Total Stockholders’ Equity	7,527.0	7,117.3

Total Liabilities and Stockholders’ Equity	$10,492.1	$9,834.9

CONDENSED STATEMENT OF INCOME	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011	2010
OPERATING INCOME
Dividends – Bank Subsidiaries	$440.0	$500.0	$–
– Nonbank Subsidiaries	26.2	5.1	67.2
Intercompany Interest and Other Charges	30.0	19.8	11.4
Interest and Other Income	10.6	13.3	6.9

Total Operating Income	506.8	538.2	85.5
OPERATING EXPENSES
Interest Expense	74.9	66.9	50.8
Other Operating Expenses	13.0	12.6	15.4

Total Operating Expenses	87.9	79.5	66.2

Income before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	418.9	458.7	19.3
Benefit for Income Taxes	21.1	24.8	23.0

Income before Equity in Undistributed Net Income of Subsidiaries	440.0	483.5	42.3
Equity in Undistributed Net Income of Subsidiaries – Banks	266.9	71.0	636.9
– Nonbank	(19.6)	49.1	(9.7)

Net Income	$687.3	$603.6	$669.5

Net Income Applicable to Common Stock	$687.3	$603.6	$669.5

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|121

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2012	2011	2010
OPERATING ACTIVITIES:
Net Income	$687.3	$603.6	$669.5
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	(247.3)	(120.1)	(620.9)
Change in Prepaid Expenses	(0.9)	0.2	1.2
Change in Accrued Income Taxes	34.7	28.5	61.8
Other, net	(36.0)	(41.1)	(13.3)

Net Cash Provided by Operating Activities	437.8	471.1	98.3

INVESTING ACTIVITIES:
Change in Time Deposits with Banks	(422.2)	292.1	(77.2)
Purchases of Securities – Available for Sale	(0.4)	(91.4)	(109.7)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	94.3	105.4	4.7
Change in Capital Investments in Subsidiaries	0.3	(0.5)	(204.8)
Advances to Wholly-Owned Subsidiaries	–	(750.0)	–
Other, net	–	–	(0.9)

Net Cash Used in Investing Activities	(328.0)	(444.4)	(387.9)

FINANCING ACTIVITIES:
Change in Senior Notes	300.0	250.0	497.2
Treasury Stock Purchased	(162.4)	(79.0)	(5.9)
Net Proceeds from Stock Options	106.8	75.6	70.6
Cash Dividends Paid on Common Stock	(354.3)	(273.7)	(273.2)
Other, net	0.1	0.1	1.2

Net Cash Provided by (Used in) Financing Activities	(109.8)	(27.0)	289.9

Net Change in Cash on Deposit with Subsidiary Bank	–	(0.3)	0.3
Cash on Deposit with Subsidiary Bank at Beginning of Year	6.5	6.8	6.5

Cash on Deposit with Subsidiary Bank at End of Year	$6.5	$6.5	$6.8

122|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheet of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northern Trust Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2013 expressed an unqualified opinion on the effectiveness of Northern Trust Corporation’s internal control over financial reporting.

/s/ KPMG LLP

CHICAGO, ILLINOIS

FEBRUARY 26, 2013

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|123

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE BALANCE SHEET WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A FULLY TAXABLE EQUIVALENT BASIS)	2012			2011
($ In Millions)	INTEREST	AVERAGE BALANCE	RATE(3)	INTEREST	AVERAGE BALANCE	RATE(3)
AVERAGE EARNING ASSETS
Federal Funds Sold and Resell Agreements	$0.5	$258.0	0.17%	$0.2	$261.0	0.09%
Interest-Bearing Deposits with Banks	176.4	18,652.2	0.95	192.8	17,124.5	1.13
Federal Reserve Deposits and Other Interest-Bearing	13.9	5,388.8	0.26	28.3	10,610.2	0.27

Securities
U.S. Government	23.8	2,269.4	1.05	23.4	1,766.5	1.32
Obligations of States and Political Subdivisions	27.4	421.1	6.52	40.4	605.6	6.67
Government Sponsored Agency	124.5	18,381.5	0.68	102.4	14,290.0	0.72
Other(1)	127.7	9,821.8	1.30	117.8	9,744.3	1.21

Total Securities	303.4	30,893.8	0.98	284.0	26,406.4	1.08

Loans and Leases(2)	834.3	28,975.7	2.88	943.5	28,346.7	3.33

Total Earning Assets	$1,328.5	$84,168.5	1.58%	$1,448.8	$82,748.8	1.75%

Allowance for Credit Losses Assigned to Loans and Leases	–	(296.7)	–	–	(305.3)	–
Cash and Due from Banks	–	3,841.8	–	–	3,845.3	–
Buildings and Equipment	–	471.0	–	–	500.7	–
Client Security Settlement Receivables	–	492.3	–	–	429.1	–
Goodwill	–	535.2	–	–	466.0	–
Other Assets	–	3,763.4	–	–	4,263.3	–

Total Assets	$–	$92,975.5	–%	$–	$91,947.9	–%

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$18.3	$14,101.9	0.13%	$26.0	$14,297.6	0.18%
Savings Certificates and Other Time	20.1	2,995.1	0.67	27.8	3,605.4	0.77
Non-U.S. Offices – Interest-Bearing	118.3	37,943.8	0.31	176.1	39,973.5	0.44

Total Interest-Bearing Deposits	156.7	55,040.8	0.28	229.9	57,876.5	0.40
Short-Term Borrowings	5.6	3,045.9	0.18	8.2	4,466.8	0.18
Senior Notes	72.0	2,295.2	3.14	64.4	1,983.3	3.25
Long-Term Debt	60.3	1,634.1	3.69	94.6	2,446.3	3.87
Floating Rate Capital Debt	2.8	277.0	1.04	2.4	276.9	0.88

Total Interest-Related Funds	297.4	62,293.0	0.48%	399.5	67,049.8	0.60%

Interest Rate Spread	–	–	1.10	–	–	1.15
Demand and Other Noninterest-Bearing Deposits	–	20,179.0	–	–	14,569.9	–
Other Liabilities	–	3,145.3	–	–	3,304.0	–
Stockholders’ Equity	–	7,358.2	–	–	7,024.2	–

Total Liabilities and Stockholders’ Equity	–	$92,975.5	–	–	$91,947.9	–

Net Interest Income/Margin (FTE Adjusted)	$1,031.1	–	1.22%	$1,049.3	–	1.27%

Net Interest Income/Margin (Unadjusted)	$990.3	–	1.18%	$1,009.1	–	1.22%

Net Interest Income/Margin Components
U.S.	$889.3	$59,907.2	1.48%	$911.2	$59,053.7	1.54%
Non-U.S.	141.8	24,261.3	0.58	138.1	23,695.1	0.58

Consolidated	$1,031.1	$84,168.5	1.22%	$1,049.3	$82,748.8	1.27%

(1) Other securities include Federal Reserve and Federal Home Loan Bank stock and certain community development investments which are classified in other assets on the consolidated balance sheet as of December 31, 2012 and 2011.

(2) Average balances include nonaccrual loans. Lease financing receivable balances are reduced by deferred income.

(3) Rate calculations are based on actual balances rather than the rounded amounts presented in the Average Consolidated Balance Sheet with Analysis of Net Interest Income.

Notes: Net Interest Income (FTE Adjusted) includes adjustments to a fully taxable equivalent basis for loans and securities. Such adjustments are based on a blended federal and state tax rate of 37.7%. Total taxable equivalent interest adjustments amounted to $40.8 million in 2102, $40.2 million in 2011, $39.1 million in 2010, $40.2 million in 2009, $49.8 million in 2008.

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

124|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

CONSOLIDATED FINANCIAL STATISTICS

2010			2009			2008
INTEREST	AVERAGE BALANCE	RATE(3)	INTEREST	AVERAGE BALANCE	RATE(3)	INTEREST	AVERAGE BALANCE	RATE(3)

$0.5	$293.9	0.18%	$0.7	$375.7	0.21%	$37.2	$1,569.8	2.37%
134.6	14,599.7	0.92	209.6	15,359.9	1.36	888.2	21,451.9	4.14
13.5	5,598.2	0.24	11.6	4,880.2	0.24	9.3	1,538.5	0.60

1.1	162.0	0.67	0.2	41.8	0.50	0.4	19.2	2.08
47.4	726.9	6.52	53.5	817.5	6.55	56.0	838.2	6.68
116.6	11,802.2	0.99	147.7	11,900.4	1.24	243.1	8,655.7	2.81
84.7	7,168.1	1.18	76.0	4,598.1	1.65	95.2	2,773.9	3.43

249.8	19,859.2	1.26	277.4	17,357.8	1.60	394.7	12,287.0	3.21

937.4	27,514.4	3.41	946.9	28,697.2	3.30	1,198.9	27,402.7	4.38

$1,335.8	$67,865.4	1.97%	$1,446.2	$66,670.8	2.17%	$2,528.3	$64,249.9	3.94%

–	(313.0)	–	–	(275.0)	–	–	(170.0)	–
–	2,788.4	–	–	2,535.8	–	–	3,236.8	–
–	534.7	–	–	537.3	–	–	495.0	–
–	399.7	–	–	419.7	–	–	395.1	–
–	396.3	–	–	398.4	–	–	414.2	–
–	4,336.7	–	–	4,027.2	–	–	4,407.5	–

$–	$76,008.2	–%	$–	$74,314.2	–%	–	$73,028.5	–%

$34.9	$13,049.5	0.27%	$53.7	$11,162.4	0.48%	$137.9	$7,786.5	1.77%
40.4	3,704.6	1.09	73.2	3,879.1	1.89	92.2	2,739.6	3.37
125.7	29,968.4	0.42	80.1	27,157.6	0.29	885.9	35,958.2	2.46

201.0	46,722.5	0.43	207.0	42,199.1	0.49	1,116.0	46,484.3	2.40
11.2	5,849.5	0.19	11.0	6,748.7	0.16	77.4	4,609.0	1.68
48.6	1,509.0	3.22	44.0	1,388.6	3.17	38.6	804.1	4.80
114.8	2,821.6	4.07	139.9	3,058.5	4.57	155.8	2,999.9	5.19
2.4	276.8	0.87	4.3	276.7	1.54	11.6	276.6	4.19

378.0	57,179.4	0.66	406.2	53,671.6	0.76	1,399.4	55,173.9	2.54

–	–	1.31	–	–	1.41	–	–	1.40
–	8,860.6	–	–	11,026.9	–	–	8,814.8	–
–	3,333.8	–	–	3,011.6	–	–	3,933.6	–
–	6,634.4	–	–	6,604.1	–	–	5,106.2	–

–	76,008.2	–	–	$74,314.2	–	–	$73,028.5	–

$957.8	–	1.41%	$1,040.0	–	1.56%	$1,128.9	–	1.76%

$918.7	–	1.35%	$999.8	–	1.50%	$1,079.1	–	1.68%

$863.6	$49,776.5	1.73%	$859.8	$49,270.9	1.75%	$762.2	$41,740.7	1.83%
94.2	18,088.9	0.52	180.2	17,399.9	1.04	366.7	22,509.2	1.63

$957.8	$67,865.4	1.41%	$1,040.0	$66,670.8	1.56%	$1,128.9	$64,249.9	1.76%

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|125

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA (UNAUDITED)

STATEMENT OF INCOME	2012				2011
($ In Millions Except Per Share Information)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$622.6	$601.9	$605.8	$575.2	$541.5	$555.3	$557.8	$514.9
Other Noninterest Income	112.9	125.0	128.6	133.8	142.3	159.5	140.9	148.6
Net Interest Income
Interest Income	302.1	323.1	321.5	341.0	354.8	347.0	359.7	347.1
Interest Expense	67.9	77.5	67.4	84.6	83.0	90.2	113.6	112.7

Net Interest Income	234.2	245.6	254.1	256.4	271.8	256.8	246.1	234.4
Provision for Credit Losses	5.0	10.0	5.0	5.0	12.5	17.5	10.0	15.0
Noninterest Expense	741.5	696.4	717.3	723.6	771.7	701.3	705.3	652.9
Provision for Income Taxes	55.5	87.3	86.6	75.6	41.2	82.4	77.5	79.0

Net Income	$167.7	$178.8	$179.6	$161.2	$130.2	$170.4	$152.0	$151.0

Net Income Applicable to Common Stock	$167.7	$178.8	$179.6	$161.2	$130.2	$170.4	$152.0	$151.0

PER COMMON SHARE

Net Income – Basic	$0.69	$0.73	$0.73	$0.66	$0.53	$0.70	$0.62	$0.62
– Diluted	0.69	0.73	0.73	0.66	0.53	0.70	0.62	0.61
AVERAGE BALANCE SHEET ASSETS

Cash and Due from Banks	$4,059.3	$3,446.6	$3,860.7	$4,002.5	$3,951.4	$4,127.5	$3,861.7	$3,431.6
Federal Funds Sold and Securities Purchased under Agreements to Resell	239.3	285.6	260.3	246.6	246.8	273.4	272.5	251.1
Interest-Bearing Deposits with Banks	18,355.2	19,215.4	18,788.9	18,246.4	18,848.1	17,234.8	16,230.6	16,153.8
Federal Reserve Deposits and Other Interest-Bearing	4,118.7	6,113.7	3,643.4	7,685.3	7,892.1	10,808.5	14,799.6	8,950.1
Securities(1)	30,991.6	29,865.1	31,458.1	31,270.4	31,459.7	27,642.6	24,033.2	22,246.4
Loans and Leases	29,180.8	29,046.0	29,057.5	$28,615.6	28,779.7	28,469.1	28,330.9	27,795.0
Allowance for Credit Losses Assigned to Loans and Leases	(298.1)	(297.8)	(298.1)	(293.0)	(293.2)	(300.9)	(308.2)	(319.2)
Other Assets	5,023.7	5,035.3	5,639.8	5,354.3	7,068.2	5,774.7	5,138.8	4,756.9

Total Assets	$91,670.5	$92,709.9	$92,410.6	$95,128.1	$97,952.8	$94,029.7	$92,359.1	$83,265.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$21,280.4	$20,235.8	$19,720.1	$19,467.2	$20,518.6	$16,851.3	$11,017.4	$9,748.8
Savings and Money Market	14,023.4	13,687.1	14,095.6	14,606.8	14,919.1	14,137.3	14,222.9	13,901.7
Savings Certificates and Other Time	2,728.9	3,083.6	3,098.3	3,071.4	3,283.9	3,625.3	3,686.9	3,831.3
Non-U.S. Offices – Interest-Bearing	37,461.3	38,896.8	36,431.2	38,980.8	40,494.5	41,688.4	41,568.4	36,075.3

Total Deposits	75,494.0	75,903.3	73,345.2	76,126.2	79,216.1	76,302.3	70,495.6	63,557.1
Short-Term Borrowings	1,614.2	2,200.7	4,165.6	4,228.2	2,661.5	3,003.8	7,114.6	5,130.3
Senior Notes	2,492.6	2,439.6	2,119.5	2,125.2	2,129.7	2,015.3	1,891.9	1,893.2
Long-Term Debt	1,423.7	1,452.9	1,674.9	1,989.4	2,134.6	2,179.8	2,756.9	2,723.3
Floating Rate Capital Debt	277.0	277.0	277.0	277.0	276.9	276.9	276.9	276.9
Other Liabilities	2,817.0	3,014.5	3,539.6	3,214.8	4,345.5	3,157.1	2,866.5	2,832.1
Stockholders’ Equity	7,552.0	7,421.9	7,288.8	7,167.3	7,188.5	7,094.5	6,956.7	6,852.8

Total Liabilities and Stockholders’ Equity	$91,670.5	$92,709.9	$92,410.6	$95,128.1	$97,952.8	$94,029.7	$92,359.1	$83,265.7
ANALYSIS OF NET INTEREST INCOME

Earning Assets	$82,885.6	$84,525.8	$83,208.2	$86,064.3	$87,226.4	$84,428.4	$83,666.8	$75,396.4
Interest-Related Funds	60,021.1	62,037.7	61,862.1	65,278.8	65,900.2	66,926.8	71,518.5	63,832.0
Noninterest-Related Funds	$22,864.5	$22,488.1	$21,346.1	$20,785.5	21,326.2	17,501.6	12,148.3	11,564.4
Net Interest Income (Fully Taxable Equivalent)	243.6	256.9	264.3	266.3	281.3	266.6	256.6	244.9
Net Interest Margin (Fully Taxable Equivalent)	1.17%	1.21%	1.28%	1.24%	1.28%	1.25%	1.23%	1.32%
COMMON STOCK DIVIDEND AND MARKET PRICE

Dividends(2)	$0.30	$0.30	$–	$0.58	$0.28	$0.28	$0.28	$0.28
Market Price Range – High	50.46	49.68	48.31	48.15	42.70	48.53	52.57	56.86
– Low	45.93	43.68	41.11	39.86	33.20	33.51	44.58	48.93

(1) Securities include Federal Reserve and Federal Home Loan Bank stock and certain community development investments which are classified in other assets in the consolidated balance sheet as of December 31, 2012 and 2011.

(2) Cash dividends of $0.58 per common share were declared in the first quarter of 2012, comprised of a $0.28 per common share dividend declared January 17, 2012, paid April 2, 2012, and a $0.30 per common share dividend declared March 14, 2012, paid July 2, 2012.

Note: The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

126|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

BOARD OF DIRECTORS

NORTHERN TRUST CORPORATION

Board of Directors

Frederick H. Waddell

Chairman and Chief Executive Officer

Northern Trust Corporation and

The Northern Trust Company (6)

Linda Walker Bynoe

President and Chief Executive Officer

Telemat Ltd.

Project management and consulting firm (1, 2, 6)

Nicholas D. Chabraja

Retired Chairman and Chief Executive Officer

General Dynamics Corporation

Worldwide defense, aerospace, and other technology products manufacturer (1, 4, 6)

Susan Crown

Vice President

Henry Crown and Company

Worldwide company with diversified manufacturing operations, real estate, and securities;

Chief Executive Officer

Owl Creek Partners, LLP

Venture capital investment vehicle;

Chairman and Founder

Susan Crown Exchange Inc. (SCE)

Nonprofit foundation focused on 21st century skill-building (4, 5)

Dipak C. Jain

Dean (Until March 1, 2013);

Dean Emeritus and Marketing Professor

(Effective March 1, 2013)

INSEAD

Educational institution (3, 4, 6)

Robert W. Lane

Retired Chairman and Chief Executive Officer

Deere & Company

Worldwide provider of agricultural, construction, and forestry equipment, and financial services (1, 5)

Edward J. Mooney

Retired Délégué Général – North America

Suez Lyonnaise des Eaux

Worldwide provider of energy, water, waste, and communications services;

Retired Chairman and Chief Executive Officer

Nalco Chemical Company

Manufacturer of specialized service chemicals (1, 2, 4, 6)

Jose Luis Prado

President

Quaker Foods North America

Division of PepsiCo, Inc., a global food and beverage company (2, 3)

John W. Rowe

Chairman Emeritus

Exelon Corporation

Producer and wholesale marketer of energy (4, 5, 6)

Martin P. Slark

Vice Chairman and Chief Executive Officer

Molex Incorporated

Manufacturer of electronic, electrical, and fiber optic interconnection products and systems (2, 3)

David H.B. Smith Jr.

Executive Vice President – Policy & Legal Affairs and General Counsel

Mutual Fund Directors Forum

Nonprofit membership organization for investment company directors (1, 2)

Charles A. Tribbett III

Managing Director

Russell Reynolds Associates

Worldwide executive recruiting firm (3, 5)

Advisory Director

Sir John R.H. Bond

Chairman

Xstrata plc

Global diversified mining group (2*, 3*)

*In an advisory capacity

Board Committees

1. Audit Committee

2. Business Risk Committee

3. Business Strategy Committee

4. Compensation and Benefits Committee

5. Corporate Governance Committee

6. Executive Committee

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|127

SENIOR OFFICERS

NORTHERN TRUST CORPORATION

THE NORTHERN TRUST COMPANY

Management Group

Frederick H. Waddell

Chairman and Chief Executive Officer

S. Biff Bowman

Executive Vice President

Head of Human Resources

Jeffrey D. Cohodes

Executive Vice President

Chief Risk Officer

Steven L. Fradkin

President – Corporate & Institutional Services

Timothy P. Moen

Executive Vice President

Chief Administrative Officer

William L. Morrison

President and Chief Operating Officer

Michael G. O’Grady

Executive Vice President

Chief Financial Officer

Stephen N. Potter

President – Northern Trust Global Investments

Jana R. Schreuder

President – Personal Financial Services

Joyce M. St. Clair

President – Operations & Technology

Kelly R. Welsh

Executive Vice President

General Counsel

THE NORTHERN TRUST COMPANY

Operating Group

Steven R. Bell

President

Personal Financial Services – West

Aileen B. Blake

Executive Vice President

Head of Enterprise Productivity

David C. Blowers

President

Personal Financial Services – East

Robert P. Browne

Executive Vice President

Chief Investment Officer

Northern Trust Global Investments

Peter B. Cherecwich

Executive Vice President

Head of Global Fund Services

Corporate & Institutional Services

David W. Fox, Jr.

Executive Vice President

Head of Americas

Corporate & Institutional Services

J. Jeffery Kauffman

Executive Vice President

Head of Global Family &

Private Investment Offices

Personal Financial Services

Wilson Leech

Executive Vice President

Head of Europe, Middle East, and Africa Corporate & Institutional Services

Steve “Mac” MacLellan

Executive Vice President

Personal Financial Services – Central

Scott S. Murray

Executive Vice President

Chief Technology Officer

Operations & Technology

Teresa A. Parker

Executive Vice President

Head of Asia Pacific

Corporate & Institutional Services

Alan W. Robertson

Executive Vice President

Client Solutions Group

Northern Trust Global Investments

David L. Tentinger

Executive Vice President

Chief Operating Executive

Operations & Technology

Jason J. Tyler

Senior Vice President

Head of Corporate Strategy

128|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION

CORPORATE INFORMATION

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The graph below compares the cumulative total stockholder return on the Corporation’s common stock to the cumulative total return of the S&P 500 Index and the Keefe, Bruyette & Woods (KBW) Bank Index for the five fiscal years which commenced January 1, 2008 and ended December 31, 2012. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s common stock and in each index on December 31, 2007 and assumes reinvestment of dividends. The KBW Bank Index is a modified-capitalization-weighted index made up of 24 of the largest banking companies in the United States. The Corporation is included in the S&P 500 Index and the KBW Bank Index.

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

Total Return Assumes $100 Invested on

December 31, 2007 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	DECEMBER 31,
	2007	2008	2009	2010	2011	2012
Northern Trust	100	69	71	77	56	73
S&P 500	100	63	80	92	94	109
KBW Bank Index	100	52	52	64	49	65

NORTHERN TRUST CORPORATION 2012 ANNUAL REPORT TO SHAREHOLDERS	|129

CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held on Tuesday, April 16, 2013, at 10:30 A.M. (Central Time) at

50 South La Salle Street, Chicago, Illinois.

STOCK LISTING

The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

STOCK TRANSFER AGENT, REGISTRAR,

AND DIVIDEND DISBURSING AGENT

Wells Fargo Bank, N.A.

Shareowner Services

161 North Concord Exchange Street

South St. Paul, Minnesota 55075

General Phone Number: 1-800-468-9716

Internet Site: www.shareowneronline.com

AVAILABLE INFORMATION

The Corporation’s Internet address is northerntrust.com. Through our website, we make available free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act (15 U.S.C. 78m(a) or 78o(d)) as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission. Information contained on the website is not part of the Annual Report.

10-K REPORT

Copies of the Corporation’s 2012 10-K Report filed with the Securities and Exchange Commission will be available by the end of March 2013 and will be mailed to stockholders and other interested persons upon written request to:

Rose A. Ellis

Corporate Secretary

Northern Trust Corporation

50 South La Salle Street, M-9

Chicago, Illinois 60603

QUARTERLY EARNINGS RELEASES

Copies of the Corporation’s quarterly earnings releases may be obtained by accessing Northern Trust’s website at northerntrust.com or by calling the Corporate Communications department at 312-444-4272.

INVESTOR RELATIONS

Please direct Investor Relations inquiries to: Beverly J. Fleming, Director of Investor Relations, at 312-444-7811 or beverly_fleming@ntrs.com.

NORTHERNTRUST.COM

Information about the Corporation, including financial performance and products and services, is available on Northern Trust’s website at northerntrust.com.

NORTHERN TRUST GLOBAL INVESTMENTS

Northern Trust Corporation uses the name Northern Trust Global Investments to identify the investment management business, including portfolio management, research, and trading, carried on by several of its affiliates, including The Northern Trust Company, Northern Trust Global Advisors, and Northern Trust Investments.

130|	2012 ANNUAL REPORT TO SHAREHOLDERS NORTHERN TRUST CORPORATION