Form 10-K, Exhibit 13
period 2013-12-31
NORTHERN TRUST CORP
filed 2014-02-26
CIK 73124

Exhibit 13

FINANCIAL REVIEW

10

Consolidated Highlights of Financial
Condition and Results of Operations

11

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

54

Management’s Report on Internal Control Over
Financial Reporting

55

Report of Independent Registered Public Accounting Firm with
Respect to Internal Control over Financial Reporting

56

Consolidated Financial Statements

60

Notes to Consolidated Financial Statements

118

Report of Independent Registered Public Accounting Firm

119

Consolidated Financial Statistics

122

Board of Directors

123

Senior Officers

124

Corporate Information

CONSOLIDATED HIGHLIGHTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

($ In Millions Except Per Common Share Information)	2013	2012	2011	2010	2009
FOR THE YEAR ENDED DECEMBER 31,

Noninterest Income
Trust, Investment and Other Servicing Fees	$2,609.8	$2,405.5	$2,169.5	$2,081.9	$2,083.8
Foreign Exchange Trading Income	244.4	206.1	324.5	382.2	445.7
Treasury Management Fees	69.0	67.4	72.1	78.1	81.8
Security Commissions and Trading Income	68.0	73.6	60.5	60.9	62.4
Other Operating Income	166.5	154.9	158.1	146.3	136.8
Investment Security Gains (Losses), net	(1.5)	(1.7)	(23.9)	(20.4)	(23.4)

Total Noninterest Income	3,156.2	2,905.8	2,760.8	2,729.0	2,787.1

Net Interest Income	933.1	990.3	1,009.1	918.7	999.8

Total Revenue	4,089.3	3,896.1	3,769.9	3,647.7	3,786.9

Provision for Credit Losses	20.0	25.0	55.0	160.0	215.0
Noninterest Expense
Compensation	1,306.6	1,267.4	1,267.2	1,108.0	1,099.7
Employee Benefits	257.5	258.2	258.2	237.6	242.1
Outside Services	564.1	529.2	552.8	460.4	424.5
Equipment and Software	377.6	366.7	328.1	287.1	261.1
Occupancy	173.8	174.4	180.9	167.8	170.8
Visa Indemnification Benefit	–	–	(23.1)	(33.0)	(17.8)
Other Operating Expense	314.2	282.9	267.1	270.0	136.3

Total Noninterest Expense	2,993.8	2,878.8	2,831.2	2,497.9	2,316.7

Income before Income Taxes	1,075.5	992.3	883.7	989.8	1,255.2
Provision for Income Taxes	344.2	305.0	280.1	320.3	391.0

Net Income	$731.3	$687.3	$603.6	$669.5	$864.2
Net Income Applicable to Common Stock	$731.3	$687.3	$603.6	$669.5	$753.1

Average Total Assets	$94,857.7	$92,975.5	$91,947.9	$76,008.2	$74,314.2

PER COMMON SHARE
Net Income – Basic	$3.01	$2.82	$2.47	$2.74	$3.18
– Diluted	2.99	2.81	2.47	2.74	3.16
Cash Dividends Declared Per Common Share	1.23	1.18	1.12	1.12	1.12
Book Value – End of Period (EOP)	33.34	31.51	29.53	28.19	26.12
Market Price – EOP	61.89	50.16	39.66	55.41	52.40

AT YEAR END
Senior Notes	$1,996.6	$2,405.8	$2,126.7	$1,896.1	$1,551.8
Long-Term Debt	1,709.2	1,421.6	2,133.3	2,729.3	2,837.8
Floating Rate Capital Debt	277.1	277.0	276.9	276.9	276.8

RATIOS
Return on Average Common Equity	9.54%	9.34%	8.59%	10.09%	12.73%
Return on Average Assets	0.77	0.74	0.66	0.88	1.16
Dividend Payout Ratio	41.1	42.0	45.4	40.8	35.2
Tier 1 Capital to Risk-Weighted Assets – EOP	13.4	12.8	12.5	13.6	13.4
Total Capital to Risk-Weighted Assets – EOP	15.8	14.3	14.2	15.6	15.8
Tier 1 Leverage Ratio	7.9	8.2	7.3	8.8	8.8
Average Stockholders’ Equity to Average Assets	8.1	7.9	7.6	8.7	8.9

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

Northern Trust Corporation (the Corporation), together with its subsidiaries, is a leading provider of asset servicing, fund administration, asset management, fiduciary and banking solutions for corporations, institutions, families, and individuals worldwide. Northern Trust focuses on servicing and managing client assets through its two primary business units, Wealth Management (WM) and Corporate & Institutional Services (C&IS). Asset management and related services are provided to Wealth Management and C&IS clients primarily by a third business unit, Asset Management. Northern Trust emphasizes a high level of client service complemented by the effective use of technology delivered by a fourth business unit, Operations & Technology (O&T).

Northern Trust conducts business through various United States (U.S.) and non-U.S. subsidiaries, including The Northern Trust Company (the Bank). The Corporation has a network of offices in 18 U.S. states; Washington, D.C.; and 18 international locations in North America, Europe, the Middle East and the Asia Pacific region. Except where the context otherwise requires, the term “Northern Trust” refers to Northern Trust Corporation and its subsidiaries on a consolidated basis.

FINANCIAL OVERVIEW

Net income per diluted common share in 2013 was $2.99, compared to $2.81 in 2012, while net income for 2013 was $731.3 million, compared to $687.3 million in 2012. Net income in 2013 was impacted by a $32.6 million pre-tax gain on the sale of an office building property, partially offset by a $19.2 million pre-tax charge in connection with an agreement to resolve certain long-standing class action litigation related to Northern Trust’s securities lending program. The prior year included restructuring, acquisition and integration related pre-tax charges of $18.6 million.

Throughout 2013, Northern Trust focused on serving our clients and improving the profitability and returns of our business. Our return on common equity in 2013 was 9.5%, compared to 9.3% in 2012. Revenue increased 5% to $4.09 billion in 2013 from $3.90 billion in the prior year, driven by an 8% increase in trust, investment and other servicing fees, but was dampened by the challenging low interest rate environment. Noninterest expense increased 4% from $2.88 billion in 2012 to $2.99 billion in 2013, reflecting growth in our business and continued investment to support technology initiatives and a growing set of regulatory and compliance requirements. The full year benefit of our Driving Performance initiatives surpassed our initial target of $250 million. The current year increase in revenue primarily reflects higher trust, investment and other servicing fees and foreign exchange trading income, partially offset by lower net interest income. The increase in noninterest expense in 2013 reflects higher compensation, outside services, equipment and software and other operating expense as compared to 2012.

Trust, investment and other servicing fees, which represent the largest component of consolidated revenue, increased 8% to $2.61 billion, from $2.41 billion in 2012, primarily reflecting new business and the favorable impact of equity markets, partially offset by higher levels of waived fees in money market mutual funds. Money market mutual fund fee waivers, attributable to persistent low short-term interest rates, totaled $108.2 million in 2013 compared to $74.5 million in 2012.

Foreign exchange trading income of $244.4 million increased 19% from 2012, primarily as a result of higher trading volumes.

New business and higher equity markets in 2013 drove client assets under custody and under management up 16% and 17%, respectively, as compared to the prior year-end levels. Client assets under custody increased from $4.8 trillion in 2012 to $5.6 trillion, and included $3.2 trillion of global custody assets, up 21% from 2012. Client assets under management increased to $884.5 billion from $758.9 billion in 2012.

Reported net interest income of $933.1 million decreased 6%, primarily due to a decline in the net interest margin, partially offset by higher average earning assets.

The provision for credit losses totaled $20.0 million in 2013, down from $25.0 million in 2012. The lower provision reflects improvement in the credit quality of commercial and institutional and commercial real estate loans, while weakness persists in residential real estate loans. Net charge-offs in 2013 increased to $39.7 million from $26.3 million in 2012, while nonperforming assets were relatively unchanged at $274.7 million as of December 31, 2013. Loans and leases at year-end totaled $29.4 billion, down slightly from $29.5 billion in 2012.

Total noninterest expense equaled $2.99 billion, up 4% from 2012. The current year includes higher compensation and outside services expense, the $19.2 million pre-tax charge in connection with the legal settlement and higher charges associated with other account servicing activities, higher equipment and software expense, and increases in various other miscellaneous categories of other operating expense. The prior year included $18.6 million of pre-tax restructuring, acquisition and integration related charges.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Northern Trust continues to maintain a strong capital position, exceeding “well-capitalized” levels under federal bank regulatory capital requirements, with tier 1 capital and tier 1 common ratios of 13.4% and 12.9%, respectively. At year-end, total stockholders’ equity equaled $7.9 billion, up 5% from $7.5 billion a year earlier. Northern Trust declared dividends of $299.2 million in 2013, representing a dividend payout ratio of 41%, and repurchased 5.5 million shares in 2013 at a cost of $310.0 million. Dividends and share repurchases combined, Northern Trust’s total payout ratio was 83% in 2013.

CONSOLIDATED RESULTS OF OPERATIONS

REVENUE

Northern Trust generates the majority of its revenue from noninterest income that primarily consists of trust, investment and other servicing fees. Net interest income comprises the remainder of revenue and consists of interest income generated by earning assets, net of interest expense on deposits and borrowed funds.

Revenue for 2013 was $4.09 billion, an increase of 5% from $3.90 billion in 2012, which was up 3% from 2011 revenue of $3.77 billion. Noninterest income represented 77% of total revenue in 2013 and totaled $3.16 billion, up 9% from $2.91 billion in 2012. Noninterest income represented 75% of total revenue in 2012 and was higher by 5% from $2.76 billion in 2011.

The current year increase in noninterest income primarily reflects increased trust, investment and other servicing fees and higher foreign exchange trading income. Trust, investment and other servicing fees – the largest component of noninterest income – totaled $2.61 billion in 2013, up $204.3 million, or 8%, from $2.41 billion in 2012, primarily reflecting new business and favorable equity markets, partially offset by higher levels of waived fees in money market mutual funds. Foreign exchange trading income in 2013 totaled $244.4 million, up $38.3 million, or 19%, compared with $206.1 million in 2012, primarily reflecting higher trading volumes from 2012 levels.

Net interest income on a fully taxable equivalent (FTE) basis in 2013 was $965.6 million, a decrease of $65.5 million, or 6%, from $1.03 billion in 2012, which was down 2% from $1.05 billion in 2011. The decrease in net interest income is primarily attributable to a decline in the net interest margin, partially offset by higher levels of average earning assets. The net interest margin declined to 1.13% in 2013 from 1.22% in 2012, primarily reflecting lower yields on earning assets, partially offset by a lower cost of interest-related funds. Average earning assets increased $1.5 billion, or 2%, in 2013, primarily reflecting higher levels of deposits with the Federal Reserve.

Additional information regarding Northern Trust’s revenue by type is provided below.

2013 TOTAL REVENUE OF $4.09 BILLION

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	12

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Income

The components of noninterest income, and a discussion of significant changes during 2013 and 2012, are provided below.

NONINTEREST INCOME				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Trust, Investment and Other Servicing Fees	$2,609.8	$2,405.5	$2,169.5	8%	11%
Foreign Exchange Trading Income	244.4	206.1	324.5	19	(36)
Treasury Management Fees	69.0	67.4	72.1	2	(6)
Security Commissions and Trading Income	68.0	73.6	60.5	(8)	22
Other Operating Income	166.5	154.9	158.1	8	(2)
Investment Security Gains (Losses), net	(1.5)	(1.7)	(23.9)	(9)	(93)

Total Noninterest Income	$3,156.2	$2,905.8	$2,760.8	9%	5%

Trust, Investment and Other Servicing Fees

Trust, investment and other servicing fees were $2.61 billion in 2013 compared with $2.41 billion in 2012. For a more detailed discussion of 2013 trust, investment and other servicing fees, refer to the “Business Unit Reporting” section.

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

The following table presents selected equity market indices and the percentage changes year over year.

MARKET INDICES	DAILY AVERAGES			YEAR-END
	2013	2012	CHANGE	2013	2012	CHANGE
S&P 500 ®	1,643	1,379	19%	1,848	1,426	30%
MSCI EAFE ® (in U.S. dollars)	1,747	1,489	17	1,916	1,604	19

Assets under custody and assets under management form the primary basis of our trust, investment and other servicing fees. At December 31, 2013, assets under custody were $5.6 trillion, up 16% from $4.8 trillion a year ago, and included $3.2 trillion of global custody assets, compared to $2.7 trillion at December 31, 2012. Assets under management totaled $884.5 billion, up 17% from $758.9 billion at the end of 2012.

ASSETS UNDER CUSTODY	DECEMBER 31,					CHANGE		FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2013	2012	2011	2010	2009	2013 / 2012	2012 / 2011
Corporate & Institutional	$5,079.7	$4,358.6	$3,877.6	$3,711.1	$3,325.9	17%	12%	13%
Wealth Management	496.0	446.3	385.2	370.2	331.1	11	16	11

Total Assets Under Custody	$5,575.7	$4,804.9	$4,262.8	$4,081.3	$3,657.0	16%	13%	13%

C&IS ASSETS UNDER CUSTODY (In Billions)	WEALTH MANAGEMENT ASSETS UNDER CUSTODY (In Billions)

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSETS UNDER MANAGEMENT	DECEMBER 31,					CHANGE		FIVE-YEAR COMPOUND GROWTH RATE
($ In Billions)	2013	2012	2011	2010	2009	2013 / 2012	2012 / 2011
Corporate & Institutional	$662.7	$561.2	$489.2	$489.2	$482.0	18%	15%	9%
Wealth Management	221.8	197.7	173.7	154.4	145.2	12	14	11

Total Assets Under Management	$884.5	$758.9	$662.9	$643.6	$627.2	17%	14%	10%

C&IS ASSETS UNDER MANAGEMENT (In Billions)	WEALTH MANAGEMENT ASSETS UNDER MANAGEMENT (In Billions)

Assets under custody and under management were invested as follows:

ASSETS UNDER CUSTODY	DECEMBER 31,
	2013			2012
	C&IS	WM	CONSOLIDATED	C&IS	WM	CONSOLIDATED
Equities	46%	55%	47%	44%	46%	44%
Fixed Income Securities	36	22	34	37	24	36
Cash and Other Assets	18	23	19	19	30	20

ASSETS UNDER MANAGEMENT	DECEMBER 31,
	2013			2012
	C&IS	WM	CONSOLIDATED	C&IS	WM	CONSOLIDATED
Equities	56%	48%	54%	51%	37%	48%
Fixed Income Securities	13	27	17	16	30	19
Cash and Other Assets	31	25	29	33	33	33

Foreign Exchange Trading Income

Northern Trust provides foreign exchange services in the normal course of business as an integral part of its global custody services. Active management of currency positions, within conservative limits, also contributes to foreign exchange trading income. This income increased $38.3 million, or 19%, and totaled $244.4 million in 2013 compared with $206.1 million last year. The increase from the prior year primarily reflects higher trading volumes in the current year.

Treasury Management Fees

Treasury management fees, generated from cash and treasury management products and services provided to clients, totaled $69.0 million, up slightly from $67.4 million in 2012.

Security Commissions and Trading Income

Security commissions and trading income is generated primarily from securities brokerage services provided by Northern Trust Securities, Inc., and totaled $68.0 million in 2013, down $5.6 million, or 8%, from $73.6 million in 2012.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other Operating Income

The components of other operating income include:

				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Loan Service Fees	$61.9	$64.5	$68.9	(4)%	(6)%
Banking Service Fees	50.9	55.0	54.9	(7)	–
Other Income	53.7	35.4	34.3	52	3

Total Other Operating Income	$166.5	$154.9	$158.1	8%	(2)%

The decrease in loan service fees is primarily attributable to lower loan-related commitment fees in the current year, while the decline in banking service fees in 2013 primarily reflects lower income from standby letters of credit. The “other” component of other operating income in 2013 includes the $32.6 million gain on the sale of an office building property, partially offset by a $12.4 million write-off of certain fee receivables resulting from the correction of an accrual methodology followed in prior years.

Investment Security Gains (Losses), Net

Net investment security losses totaled $1.5 million and $1.7 million in 2013 and 2012, respectively. The prior year included $3.3 million of pre-tax charges for the credit-related other-than-temporary impairment (OTTI) of residential mortgage backed securities and auction rate securities held within Northern Trust’s balance sheet investment securities portfolio. There were no OTTI losses in 2013.

NONINTEREST INCOME – 2012 COMPARED WITH 2011

Trust, investment and other servicing fees were $2.41 billion in 2012, up 11% from $2.17 billion in 2011. This increase primarily reflected new business, including the full year benefit in 2012 of two acquisitions completed in 2011, as well as revised client fee structures and lower waived fees in money market mutual funds. Foreign exchange trading income decreased 36% in 2012 to $206.1 million from $324.5 million in 2011, reflecting reduced currency market volatility and client volumes from 2011 levels.

Treasury management fees were $67.4 million in 2012, down 6% from $72.1 million in 2011, primarily due to lower transaction volumes in 2012.

Other operating income totaled $154.9 million in 2012, a decrease of 2% from $158.1 million in 2011, primarily attributable to lower loan service fees in 2012 as compared to 2011.

Net investment security losses of $1.7 million in 2012 and $23.9 million in 2011 included $3.3 million and $23.3 million, respectively, of OTTI charges attributable to residential mortgage backed securities.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net Interest Income

Net interest income stated on an FTE basis is a non-generally accepted accounting principle (GAAP) financial measure that facilitates the analysis of asset yields. When adjusted to an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; however, the adjustment to an FTE basis has no impact on net income. A reconciliation of net interest income on a GAAP basis to net interest income on an FTE basis is provided on page 53. An analysis of net interest income on an FTE basis, major balance sheet components impacting net interest income, and related ratios are provided below.

ANALYSIS OF NET INTEREST INCOME (FTE)				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Interest Income – GAAP	$1,155.5	$1,287.7	$1,408.6	(10)%	(9)%
FTE Adjustment	32.5	40.8	40.2	(20)	1

Interest Income – FTE	1,188.0	1,328.5	1,448.8	(11)	(8)
Interest Expense	222.4	297.4	399.5	(25)	(26)

Net Interest Income – FTE Adjusted	965.6	1,031.1	1,049.3	(6)	(2)

Net Interest Income – GAAP	933.1	990.3	1,009.1	(6)	(2)

AVERAGE BALANCE
Earning Assets	$85,628.3	$84,168.5	$82,748.8	2%	2%
Interest-Related Funds	67,364.2	62,293.0	67,049.8	8	(7)
Net Noninterest-Related Funds	18,264.1	21,875.5	15,699.0	(17)	39

				CHANGE IN PERCENTAGE
AVERAGE RATE
Earning Assets	1.39%	1.58%	1.75%	(0.19)	(0.17)
Interest-Related Funds	0.33	0.48	0.60	(0.15)	(0.12)
Interest Rate Spread	1.06	1.10	1.15	(0.04)	(0.05)
Total Source of Funds	0.26	0.35	0.48	(0.09)	(0.13)
Net Interest Margin – FTE	1.13%	1.22%	1.27%	(0.09)	(0.05)

Refer to pages 120 and 121 for additional analysis of net interest income.

Net interest income is defined as the total of interest income and amortized fees on earning assets, less interest expense on deposits and borrowed funds, adjusted for the impact of interest-related hedging activity. Earning assets – federal funds sold; securities purchased under agreements to resell; interest-bearing deposits with banks; Federal Reserve deposits; other interest-bearing deposits; securities; and loans and leases – are financed by a large base of interest-bearing funds that include deposits; short-term borrowings; senior notes and long-term debt. Earning assets also are funded by net noninterest-related funds, which include demand deposits; the allowance for credit losses; and stockholders’ equity, reduced by nonearning assets such as cash and due from banks; items in process of collection; and buildings and equipment. Net interest income is subject to variations in the level and mix of earning assets and interest-bearing funds and their relative sensitivity to interest rates. In addition, the levels of nonperforming assets and client compensating deposit balances used to pay for services impact net interest income.

Net interest income in 2013 was $933.1 million, down $57.2 million, or 6% from $990.3 million in 2012. Net interest income on an FTE basis for 2013 was $965.6 million, a decrease of $65.5 million, or 6% from $1.03 billion in 2012. The decrease primarily reflects a decline in the net interest margin, partially offset by higher levels of average earning assets. The net interest margin was 1.13%, down from 1.22% in 2012, primarily reflecting lower yields on earning assets, partially offset by a lower cost of interest-related funds due to lower short-term interest rates. Average earning assets increased $1.5 billion, or 2%, to $85.6 billion from $84.2 billion in 2012. Growth in average earning assets primarily reflects a $2.2 billion increase in Federal Reserve Deposits and Other Interest-Bearing assets, partially offset by a $571.5 million, or 3%, decrease in interest-bearing deposits with banks.

Loans and leases averaged $28.7 billion, 1% lower than the $29.0 billion in 2012.

Securities, inclusive of Federal Reserve and Federal Home Loan Bank stock and certain community development investments which are classified in other assets in the consolidated balance sheet, averaged $30.8 billion, relatively unchanged from 2012 levels.

The $1.5 billion increase in average earning assets to $85.6 billion in 2013 from $84.2 billion in 2012 was funded by

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	16

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

higher levels of interest-related funds, which increased $5.1 billion compared to the prior year, primarily attributable to higher average levels of non-U.S. office interest-bearing deposits and short-term borrowings. The increase in average interest-related funds was partially offset by a $3.6 billion decrease in average net noninterest-related funds in 2013, primarily attributable to lower average demand and other noninterest-bearing deposits as compared to the prior year.

Stockholders’ equity averaged $7.7 billion in 2013 compared with $7.4 billion in 2012. The increase of $308.8 million, or 4%, principally reflects the retention of earnings, partially offset by dividends and the repurchase of common stock pursuant to Northern Trust’s share buyback program. In 2013 the Corporation returned $609.2 million in capital to shareholders, including dividend declarations totaling $299.2 million and share repurchases totaling $310.0 million. Under our capital plan submitted in January 2013, which was reviewed without objection by the Federal Reserve in March 2013, the Corporation may repurchase up to $164.5 million of common stock after December 31, 2013 through March 2014. In January 2014, the Corporation submitted its most recent capital plan to the Federal Reserve Board. The Corporation is authorized by its board of directors (Board) to purchase up to 7.9 million additional shares after December 31, 2013.

For additional analysis of average balances and interest rate changes affecting net interest income, refer to the Average Balance Sheet with Analysis of Net Interest Income on pages 120 and 121.

NET INTEREST INCOME – 2012 COMPARED WITH 2011

Net interest income on an FTE basis was $1.03 billion in 2012, down 2% from $1.05 billion in 2011. The decrease primarily reflected a decline in the net interest margin, partially offset by higher levels of average earning assets. The net interest margin was 1.22%, down from 1.27% in 2011, primarily reflecting lower yields on earning assets, partially offset by a lower cost of funding, driven by lower interest rates and a higher level of noninterest-related funds.

Average earning assets increased $1.5 billion, or 2%, to $84.2 billion from $82.7 billion in 2011. The growth in average earning assets was funded by higher levels of noninterest-related funds. Average noninterest-related funding sources in 2012 increased $5.6 billion from 2011, primarily due to increases in average demand and other noninterest-bearing deposits. Interest-related funds decreased 7%, primarily attributable to lower average balances in non-U.S. office interest-bearing deposits, short-term borrowings and long-term debt.

Stockholders’ equity averaged $7.4 billion in 2012 and $7.0 billion in 2011. The increase reflected the retention of earnings, partially offset by dividends and the repurchase of common stock.

Provision for Credit Losses

The provision for credit losses was $20.0 million in 2013 compared with $25.0 million in 2012 and $55.0 million in 2011. The current year provision reflects improved credit quality for the loan and lease portfolio relative to 2012. Within the portfolio, residential real estate loans continue to reflect weakness relative to the overall loan and lease portfolio, accounting for 72% and 69% of total nonperforming loans at December 31, 2013 and 2012, respectively. For a fuller discussion of the allowance and provision for credit losses for 2013, 2012, and 2011, refer to pages 45 – 47.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Noninterest Expense

Noninterest expense for 2013 totaled $2.99 billion, up $115.0 million, or 4%, from $2.88 billion in 2012, primarily reflecting higher compensation, outside services and equipment and software expense, as well as the $19.2 million legal settlement charge in the current year. Noninterest expense in 2012 included $18.6 million of charges associated with restructuring, acquisition and integration related activities.

The components of noninterest expense and a discussion of significant changes during 2013 and 2012 are provided below.

NONINTEREST EXPENSE				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Compensation	$1,306.6	$1,267.4	$1,267.2	3%	–%
Employee Benefits	257.5	258.2	258.2	–	–
Outside Services	564.1	529.2	552.8	7	(4)
Equipment and Software	377.6	366.7	328.1	3	12
Occupancy	173.8	174.4	180.9	–	(4)
Visa Indemnification Benefit	–	–	(23.1)	–	(100)
Other Operating Expense	314.2	282.9	267.1	11	6

Total Noninterest Expense	$2,993.8	$2,878.8	$2,831.2	4%	2%

Compensation

Compensation expense, the largest component of noninterest expense, totaled $1.31 billion and $1.27 billion in 2013 and 2012, respectively. The current year increase of $39.2 million, or 3%, reflects base pay adjustments and higher staff levels. Staff on a full-time equivalent basis totaled approximately 14,800 at December 31, 2013 compared with approximately 14,200 at December 31, 2012, and averaged 14,400 in 2013, up 2% compared with 14,100 in 2012.

Employee Benefits

Employee benefits expense totaled $257.5 million in 2013, relatively unchanged from $258.2 million in 2012.

Outside Services

Outside services expense totaled $564.1 million in 2013, up $34.9 million, or 7%, from $529.2 million in 2012. Outside services expense in 2012 included restructuring and integration related charges of $12.1 million. Excluding the prior year charges, outside services expense increased $47.0 million, or 9%, from the prior year, primarily reflecting higher consulting expense, including costs associated with a growing set of regulatory and compliance requirements, as well as increased technical services and sub-custodian expense in 2013. Technical services expense includes costs for systems and application support; the provision of market and research data; and outsourced check processing and lockbox services, among other services.

Equipment and Software

Equipment and software expense, comprised of depreciation and amortization; rental; and maintenance costs, increased $10.9 million, or 3%, to $377.6 million in 2013 compared to $366.7 million in 2012. The current year includes higher software amortization and support costs from the continued investment in technology related assets. The prior year included software write-offs of $15.1 million.

Occupancy

Occupancy expense totaled $173.8 million in 2013, down slightly from $174.4 million in 2012. Occupancy expense in 2012 included $3.6 million of restructuring charges related to reductions in office space.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	18

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Other Operating Expense

Other operating expense in 2013 totaled $314.2 million, up $31.3 million, or 11% from $282.9 million in 2012. The components of other operating expense are as follows:

				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Business Promotion	$91.6	$87.8	$82.1	4%	7%
FDIC Insurance Premiums	23.5	25.4	29.3	(7)	(13)
Staff Related	39.1	41.9	37.6	(7)	11
Other Intangibles Amortization	21.1	20.3	17.5	4	16
Legal Settlement Charge	19.2	–	–	N/M	–
Other Expenses	119.7	107.5	100.6	11	7

Total Other Operating Expense	$314.2	$282.9	$267.1	11%	6%

Other operating expense in 2013 includes the $19.2 million pre-tax charge in connection with an agreement to resolve certain long-standing class action litigation related to the Corporation’s securities lending program. The increase in the “other” component of other operating expense primarily reflects higher charges associated with other account servicing activities and increases within other miscellaneous expense categories.

NONINTEREST EXPENSE – 2012 COMPARED WITH 2011

Noninterest expense in 2012 totaled $2.88 billion, up 2% from $2.83 billion in 2011. Noninterest expense in 2012 and 2011 reflected charges of $18.6 million ($12.0 million after tax) and $91.6 million ($59.8 million after tax), respectively, associated with restructuring, acquisition and integration related activities. Noninterest expense in 2011 also included Visa indemnification related benefits of $23.1 million.

Compensation expense totaled $1.27 billion in both 2012 and 2011. Compensation expense in 2011 included severance related accruals of $50.2 million related to restructuring, acquisition and integration activities, while 2012 included net reductions in severance accruals of $0.3 million. Compensation expense in 2012 reflected higher annual salary increases, the full year impact in 2012 of operating costs attributable to acquisitions completed in 2011, and higher performance-based compensation as compared to 2011. Staff on a full-time equivalent basis averaged 14,100 in 2012, up 4% compared with 13,500 in 2011.

Employee benefits expense totaled $258.2 million in both 2012 and 2011. Employee benefits expense in 2011 included the reversal of an employee benefit related accrual of $9.7 million for which the 2010 goal was not met.

Outside services expense totaled $529.2 million and $552.8 million in 2012 and 2011 and included restructuring, acquisition and integration charges of $12.1 million and $16.8 million, respectively. Excluding these charges, outside services expense decreased 4% in 2012 as compared to 2011, reflecting lower investment manager sub-advisor fees, consulting fees, and sub-custodian expense, partially offset by higher expense associated with technical services, including the full year cost in 2012 of services attributable to acquisitions completed in 2011.

Equipment and software expense included $15.1 million and $10.9 million of restructuring charges related to software write-offs in 2012 and 2011, respectively. Excluding these software write-offs, equipment and software expense increased 11%, primarily reflecting higher software amortization and support costs from the continued investment in technology related assets.

Occupancy expense for 2012 was $174.4 million, down 4% from $180.9 million in 2011. Occupancy expense in 2012 and 2011 included $3.6 million and $6.4 million, respectively, of restructuring charges related to reductions in office space.

Other operating expense totaled $282.9 million in 2012, up from $267.1 million in 2011, primarily due to increases in business promotion and staff related expense, as well as increases within various miscellaneous categories of other operating expense.

Provision for Income Taxes

Provisions for income tax and effective tax rates are impacted by levels of pre-tax income, tax rates, and the impact of certain non-U.S. subsidiaries whose earnings are indefinitely reinvested, as well as non-recurring items such as the resolution of tax matters. The 2013 provision for income taxes was $344.2 million, representing an effective rate of 32.0%. This compares with a provision for income taxes of $305.0 million and an effective rate of 30.7% in 2012. The provision for income tax in 2012 included a $12.4 million tax benefit in connection with the resolution of certain leveraged lease related matters.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The tax provisions for 2013 and 2012 reflect reductions totaling $27.6 million and $27.1 million, respectively, related to certain non-U.S. subsidiaries whose earnings are being indefinitely reinvested. The 2011 income tax provision of $280.1 million represented an effective tax rate of 31.7% and included a $21.3 million reduction related to non-U.S. subsidiaries whose earnings are being indefinitely reinvested.

BUSINESS UNIT REPORTING

Northern Trust is organized around its two principal client-focused business units, Corporate & Institutional Services and Wealth Management. Asset management and related services are provided to C&IS and Wealth Management clients primarily by the Asset Management business unit. Operations support is provided to each of the business units by Operations & Technology.

C&IS and Wealth Management results are presented to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis, derives from internal accounting systems that support Northern Trust’s strategic objectives and management structure. Management has developed accounting systems to allocate revenue and expense related to each segment. These systems incorporate processes for allocating assets, liabilities and equity, and the applicable interest income and expense. Equity is allocated based on the proportion of economic capital associated with the business units. Allocations of capital and certain corporate expense may not be representative of levels that would be required if the segments were independent entities. The accounting policies used for management reporting are consistent with those described in Note 1 to the consolidated financial statements. Transfers of income and expense items are recorded at cost; there is no consolidated profit or loss on sales or transfers between business units. Northern Trust’s presentations are not necessarily consistent with similar information for other financial institutions.

CONSOLIDATED FINANCIAL INFORMATION				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,609.8	$2,405.5	$2,169.5	8%	11%
Foreign Exchange Trading Income	244.4	206.1	324.5	19	(36)
Other Noninterest Income	302.0	294.2	266.8	3	10
Net Interest Income (FTE) (Note)	965.6	1,031.1	1,049.3	(6)	(2)

Revenue (FTE) (Note)	4,121.8	3,936.9	3,810.1	5	3
Provision for Credit Losses	20.0	25.0	55.0	(20)	(55)
Visa Indemnification Benefit	–	–	(23.1)	–	(100)
Noninterest Expense (Excluding Visa Indemnification Benefit)	2,993.8	2,878.8	2,854.3	4	1

Income before Income Taxes (Note)	1,108.0	1,033.1	923.9	7	12
Provision for Income Taxes (Note)	376.7	345.8	320.3	9	8

Net Income	$731.3	$687.3	$603.6	6%	14%

Average Assets	$94,857.7	$92,975.5	$91,947.9	2%	1%

Note: Stated on an FTE basis. The consolidated figures include $32.5 million, $40.8 million, and $40.2 million of FTE adjustments for 2013, 2012, and 2011, respectively.

Corporate & Institutional Services

C&IS is a leading global provider of asset servicing, brokerage, banking and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth funds, and other institutional investors around the globe. Asset servicing and related services encompass a full range of capabilities including but not limited to: global master trust and custody; fund administration; investment operations outsourcing; investment risk and analytical services; securities lending; foreign exchange; cash management; treasury management; brokerage services; and transition management services. Client relationships are managed through the Bank and the Bank’s and the Corporation’s other subsidiaries, including support from locations in North America, Europe, the Middle East, and the Asia Pacific region.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table summarizes the results of operations of C&IS for the years ended December 31, 2013, 2012, and 2011 on a management-reporting basis.

CORPORATE & INSTITUTIONAL SERVICES RESULTS OF OPERATIONS				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,443.8	$1,334.1	$1,196.4	8%	12%
Foreign Exchange Trading Income	238.8	193.5	315.7	23	(39)
Other Noninterest Income	177.3	193.6	169.7	(8)	14
Net Interest Income (FTE) (Note)	275.9	280.1	282.5	(1)	(1)

Revenue (FTE) (Note)	2,135.8	2,001.3	1,964.3	7	2
Provision for Credit Losses	(3.4)	(2.1)	(20.5)	62	(90)
Noninterest Expense	1,657.9	1,599.9	1,522.4	4	5

Income before Income Taxes (Note)	481.3	403.5	462.4	19	(13)
Provision for Income Taxes (Note)	145.6	114.3	168.3	27	(32)

Net Income	$335.7	$289.2	$294.1	16%	(2)%

Percentage of Consolidated Net Income	46%	42%	49%
Average Assets	$53,308.2	$49,904.0	$47,533.7	7%	5%

Note: Stated on an FTE basis.

The 16% increase in C&IS net income in 2013 primarily resulted from higher trust, investment and other servicing fees and foreign exchange trading income, partially offset by higher noninterest expense in the current year. The 2% decrease in net income in 2012 compared to 2011 primarily reflected lower foreign exchange trading income, as well as higher noninterest expense attributable to the full year impact in 2012 of acquisitions completed in 2011, partially offset by increased trust, investment and other servicing fees.

C&IS Trust, Investment and Other Servicing Fees

C&IS trust, investment and other servicing fees are primarily attributable to services related to custody, fund administration, investment management, and securities lending. Custody and fund administration fees are driven primarily by asset values, transaction volumes, and number of accounts. Custody fees related to asset values are priced based on quarter-end or month-end values, values at the beginning of each quarter, or average values for a month or quarter. The fund administration fees that are asset value related are priced using month-end, quarter-end, or average daily balances. Investment management fees are based primarily on market values throughout a period.

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

Provided below are the components of C&IS trust, investment and other servicing fees.

CORPORATE AND INSTITUTIONAL SERVICES TRUST, INVESTMENT AND OTHER SERVICING FEES
(In Millions)	2013	2012	2011
Custody and Fund Administration	$948.9	$863.9	$770.1
Investment Management	295.6	281.0	262.5
Securities Lending	97.9	96.3	87.9
Other	101.4	92.9	75.9

Total Trust, Investment and Other Servicing Fees	$1,443.8	$1,334.1	$1,196.4

2013 C&IS FEES

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Custody and fund administration fees, the largest component of trust, investment and other servicing fees, increased $85.0 million, or 10%, primarily reflecting the favorable impact of equity markets and new business. Fees from investment management increased $14.6 million, or 5%, from the prior year primarily due to new business and favorable equity markets, partially offset by higher waived fees in money market mutual funds. Money market mutual fund fee waivers in C&IS totaled $48.6 million and $29.8 million in 2013 and 2012, respectively. Securities lending revenue increased 2%, reflecting higher loan volumes, partially offset by lower spreads in the current year. C&IS other trust, investment and servicing fees increased $8.5 million, or 9%, primarily reflecting higher income from the investment risk and analytical services product.

Provided below is a breakdown of C&IS the assets under custody and under management.

C&IS ASSETS UNDER CUSTODY
	DECEMBER 31,
(In Billions)	2013	2012	2011
North America	$2,705.4	$2,414.6	$2,112.1
Europe, Middle East, and Africa	1,823.4	1,459.7	1,351.4
Asia Pacific	448.6	396.4	319.4
Securities Lending	102.3	87.9	94.7

Total Assets Under Custody	$5,079.7	$4,358.6	$3,877.6

2013 C&IS ASSETS UNDER CUSTODY

C&IS ASSETS UNDER MANAGEMENT
	DECEMBER 31,
(In Billions)	2013	2012	2011
North America	$382.2	$364.5	$304.0
Europe, Middle East, and Africa	114.0	60.2	48.7
Asia Pacific	64.2	48.6	41.8
Securities Lending	102.3	87.9	94.7

Total Assets Under Management	$662.7	$561.2	$489.2

2013 C&IS ASSETS UNDER MANAGEMENT

C&IS assets under custody were $5.1 trillion at December 31, 2013, 17% higher than $4.4 trillion at December 31, 2012. Assets under management totaled $662.7 billion and $561.2 billion at December 31, 2013 and 2012, respectively. Cash and other assets deposited by investment firms as collateral for securities borrowed from custody clients are managed by Northern Trust and are included in assets under custody and under management. This securities lending collateral totaled $102.3 billion and $87.9 billion at December 31, 2013 and 2012, respectively.

C&IS Foreign Exchange Trading Income

Foreign exchange trading income totaled $238.8 million in 2013, a $45.3 million, or 23%, increase from $193.5 million in 2012. The increase primarily reflects higher trading volumes in the current year. Foreign exchange trading income in 2012 of $193.5 million decreased $122.2 million, or 39%, from $315.7 million in 2011, due to reduced currency market volatility and trading volumes as compared to 2011.

C&IS Other Noninterest Income

Other noninterest income for 2013 decreased $16.3 million, or 8%, to $177.3 million in 2013, from $193.6 million in 2012, primarily reflecting current year decreases within various miscellaneous categories of other operating income. Other noninterest income of $193.6 million in 2012 increased $23.9 million, or 14%, from $169.7 million in 2011, primarily reflecting increased other operating income attributable to higher banking and credit related service fees.

C&IS Net Interest Income

Net interest income decreased 1% in 2013 to $275.9 million from $280.1 million in 2012. The decrease primarily reflects a decline in the net interest margin, partially offset by higher levels of average earning assets. The C&IS net interest margin in 2013 was 0.60% compared to 0.66% in 2012 and 0.70% in 2011. The net interest margin decreases in 2013 and 2012 are primarily attributable to lower yields on earning assets, partially offset by lower deposit rates, both the result of the persistent low interest rate environment. Average earning assets totaled $45.9 billion in the current year, an increase of $3.4 billion, or 8%, from $42.5 billion in the prior year. Average earning assets were primarily comprised of interest-bearing deposits with banks as well as loans and leases. Funding sources were primarily comprised of non-U.S. office interest-bearing deposits.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	22

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

C&IS Provision for Credit Losses

The provision for credit losses was negative $3.4 million for 2013, primarily reflecting continued improvement in loan portfolio credit quality, partially offset by allowances established as a result of higher commercial and institutional loan balances. The provision for credit losses was negative $2.1 million for 2012 and negative $20.5 million in 2011, reflecting recoveries of previously charged off exposures and improvement in underlying asset quality within the commercial and institutional loan class, partially offset by allowances established as a result of higher commercial and institutional loan and lease financing receivable balances.

C&IS Noninterest Expense

Total C&IS noninterest expense, which includes the direct expense of the business unit, indirect expense allocations from Asset Management and O&T for product and operating support, and indirect expense allocations for certain corporate support services, totaled $1.66 billion in 2013, an increase of $58.0 million, or 4%, from $1.60 billion in 2012. The current year includes the $19.2 million legal settlement charge, higher indirect expense allocations, and increased compensation and outside services expense as compared to 2012. Noninterest expense in 2012 increased $77.5 million, or 5%, from $1.52 billion in 2011, reflecting the full year impact in 2012 of acquisitions completed in 2011, as well as higher indirect expense allocations for product and operating support.

Wealth Management

Wealth Management provides trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; family business consulting; family financial education; brokerage services; and private and business banking. Wealth Management focuses on high-net-worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. Wealth Management also includes the Global Family Office, which provides customized services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. Wealth Management services are delivered by multidisciplinary teams through a network of offices in 18 U.S. states and Washington, D.C., as well as offices in London, Guernsey, and Abu Dhabi.

The following table summarizes the results of operations of Wealth Management for the years ended December 31, 2013, 2012, and 2011 on a management-reporting basis.

WEALTH MANAGEMENT RESULTS OF OPERATIONS				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,166.0	$1,071.4	$973.1	9%	10%
Foreign Exchange Trading Income	5.6	12.6	8.8	(56)	43
Other Noninterest Income	116.7	93.6	119.7	25	(22)
Net Interest Income (FTE) (Note)	557.7	629.9	613.7	(11)	3

Revenue (FTE) (Note)	1,846.0	1,807.5	1,715.3	2	5
Provision for Credit Losses	23.4	27.1	75.5	(14)	(64)
Noninterest Expense	1,215.0	1,182.3	1,214.9	3	(3)

Income before Income Taxes (Note)	607.6	598.1	424.9	2	41
Provision for Income Taxes (Note)	229.2	226.4	168.7	1	34

Net Income	$378.4	$371.7	$256.2	2%	45%

Percentage of Consolidated Net Income	52%	54%	42%

Average Assets	$22,887.6	$23,917.9	$23,861.5	(4)%	–%

Note: Stated on an FTE basis.

Wealth Management net income increased 2% in 2013 as a result of increased revenue, partially offset by higher noninterest expense. The increase in Wealth Management revenue of 2% in 2013 is primarily attributable to increases in trust, investment and other servicing fees and higher other noninterest income, partially offset by lower net interest income. The 3% increase in noninterest expense in 2013 is primarily due to increased indirect expense allocations and compensation expense as compared to 2012. The 45% increase in Wealth Management net income in 2012 from 2011 is primarily attributable to higher revenue, a lower provision for credit losses, and decreased noninterest expense.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Wealth Management Trust, Investment and Other Servicing Fees

Provided below is a summary of Wealth Management trust, investment and other servicing fees and assets under custody and under management.

WEALTH MANAGEMENT TRUST, INVESTMENT AND OTHER SERVICING FEES	YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012	2011
Central	$470.0	$435.8	$399.2
East	303.4	279.8	248.0
West	241.5	228.1	208.5
Global Family Office	151.1	127.7	117.4

Total Trust, Investment and Other Servicing Fees	$1,166.0	$1,071.4	$973.1

2013 WEALTH MANAGEMENT FEES

WEALTH MANAGEMENT ASSETS UNDER CUSTODY	DECEMBER 31,
(In Billions)	2013	2012	2011
Global Family Office	$314.9	$270.4	$226.5
Central	79.4	71.9	67.6
East	57.3	63.9	54.6
West	44.4	40.1	36.5

Total Assets Under Custody	$496.0	$446.3	$385.2

2013 WEALTH MANAGEMENT ASSETS UNDER CUSTODY

WEALTH MANAGEMENT ASSETS UNDER MANAGEMENT	DECEMBER 31,
(In Billions)	2013	2012	2011
Central	$86.2	$75.0	$68.5
Global Family Office	53.9	41.8	34.0
East	47.2	49.5	42.1
West	34.5	31.4	29.1

Total Assets Under Management	$221.8	$197.7	$173.7

2013 WEALTH MANAGEMENT ASSETS UNDER MANAGEMENT

The Wealth Management regions shown above are comprised of the following: Central includes Illinois, Michigan, Minnesota, Missouri, Ohio and Wisconsin; East includes Connecticut, Delaware, Florida, Georgia, Massachusetts, New York and Washington, D.C.; West includes Arizona, California, Colorado, Nevada, Texas and Washington. Global Family Office provides specialized asset management, investment consulting, global custody, fiduciary, and private banking services to ultra-wealthy domestic and international clients.

Wealth Management fee income is calculated primarily based on market values. Wealth Management trust, investment and other servicing fees were $1.17 billion in 2013, up 9% from $1.07 billion in 2012, which in turn was up 10% from $973.1 million in 2011. The current year performance benefitted from new business and the favorable impact of equity markets, partially offset by higher waived fees in money market mutual funds. Wealth Management waived fees in money market mutual funds, attributable to the persistent low level of short-term interest rates, totaled $59.6 million and $44.7 million in 2013 and 2012, respectively. Trust, investment and other servicing fees for 2012 were higher than 2011, reflecting new business, revised client fee structures, lower waived fees in money market mutual funds, and the favorable impact of markets on fees.

At December 31, 2013, assets under custody in Wealth Management were $496.0 billion compared with $446.3 billion at December 31, 2012. Assets under management were $221.8 billion at December 31, 2013 compared to $197.7 billion at the previous year end.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Wealth Management Foreign Exchange Trading Income

Foreign exchange trading income totaled $5.6 million in 2013, a decrease of $7.0 million, or 56%, from $12.6 million in 2012, primarily due to decreased client activity in 2013. Foreign exchange trading income of $12.6 million in 2012 was 43% higher than $8.8 million in 2011.

Wealth Management Other Noninterest Income

Other noninterest income for 2013 totaled $116.7 million and included the $32.6 million pre-tax gain on the sale of an office building property. Excluding the gain, other noninterest income in 2013 was $84.1 million, down $9.5 million, or 10%, from $93.6 million in 2012. The other noninterest income decrease of $26.1 million, or 22%, in 2012 compared to 2011 primarily resulted from a decrease in other operating income related to lower banking and credit related service fees in 2012.

Wealth Management Net Interest Income

Net interest income was $557.7 million for the year, down $72.2 million, or 11%, from $629.9 million in 2012. The decrease primarily reflects a decline in the net interest margin and lower levels of average earning assets. The Wealth Management net interest margin in 2013 was 2.46% compared to 2.67% in 2012. The decrease in the net interest margin is primarily attributable to lower yields on earning assets, partially offset by lower deposit rates, each reflecting the persistent low interest rate environment. Average earning assets totaled $22.6 billion in the current year, a decrease of $912.7 million, or 4%, from $23.6 billion in the prior year. Net interest income in 2012 was $16.2 million, or 3%, higher than in 2011 and the net interest margin in 2012 of 2.67% was up from the 2011 margin of 2.61%. The higher net interest margin in 2012 as compared to 2011 primarily reflected higher internal yields on certain deposit products, partially offset by lower yields on loans. Earning assets and funding sources in both 2012 and 2013 were primarily comprised of loans and domestic interest-bearing deposits, respectively.

Wealth Management Provision for Credit Losses

The provision for credit losses totaled $23.4 million for 2013, compared with $27.1 million in 2012, and $75.5 million in 2011. The current year provision reflects continued weakness in the residential real estate loan class, partially offset by improvement in the commercial and institutional and commercial real estate loan classes. The 2012 provision reflected reduced net charge-offs on commercial real estate loans and residential real estate loans, partially offset by continued weakness in these loan categories, while commercial and institutional loans continued to evidence improvement. For a fuller discussion of the allowance and provision for credit losses refer to pages 45 – 47.

Wealth Management Noninterest Expense

Total noninterest expense, which includes the direct expense of the business unit, indirect expense allocations from Asset Management and O&T for product and operating support, and indirect expense allocations for certain corporate support services, totaled $1.22 billion, an increase of $32.7 million, or 3%, from the prior year. The current year increase primarily reflects higher indirect expense allocations and compensation expense in 2013. Noninterest expense for 2012 was 3% lower than 2011, primarily attributable to lower restructuring related charges recorded in 2012 as compared to 2011.

Asset Management

Asset Management, through the Corporation’s various subsidiaries, provides a broad range of asset management and related services and other products to clients around the world, including clients of C&IS and Wealth Management. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, exchange traded funds, non-U.S. collective investment funds, and unregistered private investment funds. Asset Management offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds), and multi-manager advisory services and products. Asset Management’s activities also include overlay services and other risk management services. Asset Management’s business operates internationally through subsidiaries and distribution arrangements and its revenue and expense are fully allocated to C&IS and Wealth Management.

At year-end 2013, Northern Trust managed $884.5 billion in assets for personal and institutional clients compared with $758.9 billion at year-end 2012. The increase in assets reflects higher equity markets and new business in 2013.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET MANAGEMENT

2013 ASSETS UNDER MANAGEMENT OF $884.5 BILLION

ASSET CLASSES

CLIENT SEGMENTS

MANAGEMENT STYLES

Treasury and Other

The Treasury and Other business unit includes income and expense associated with the wholesale funding activities and the investment portfolios of the Corporation and the Bank. Treasury and Other also includes certain corporate-based expense, executive level compensation and nonrecurring items not allocated to the business units.

The following table summarizes the results of operations of Treasury and Other for the years ended December 31, 2013, 2012, and 2011 on a management-reporting basis.

TREASURY AND OTHER RESULTS OF OPERATIONS				CHANGE
($ In Millions)	2013	2012	2011	2013 / 2012	2012 / 2011
Noninterest Income	$8.0	$7.0	$(22.6)	14%	N/M
Net Interest Income (FTE) (Note)	132.0	121.1	153.1	9	(21)%

Revenue (FTE) (Note)	140.0	128.1	130.5	9	(2)
Visa Indemnification Benefit	–	–	(23.1)	—	(100)
Noninterest Expense (Excluding Visa Indemnification Benefit)	120.9	96.6	117.0	25	(17)

Income before Income Taxes (Note)	19.1	31.5	36.6	(39)	(14)
Provision (Benefit) for Income Taxes (Note)	1.9	5.1	(16.7)	(63)	N/M

Net Income	$17.2	$26.4	$53.3	(35)%	(50)%

Percentage of Consolidated Net Income	2%	4%	9%

Average Assets	$18,661.9	$19,153.6	$20,552.7	(3)%	(7)%

Note: Stated on an FTE basis.

Treasury and Other noninterest income of $8.0 million in 2013 compares to $7.0 million in 2012. Noninterest income in 2012 included a $5.3 million hedge-related gain, as well as credit-related OTTI losses of $3.3 million. Excluding the prior year items, Treasury and Other noninterest income in the current year would have increased 60% from 2012, primarily reflecting higher security commissions and trading income, partially offset by decreases within various miscellaneous

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	26

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

noninterest income categories. Treasury and Other noninterest income in 2011 included credit-related OTTI losses of $23.3 million.

Treasury and Other net interest income in 2013 was $132.0 million, compared to $121.1 million in 2012, an increase of $10.9 million, or 9%. The increase is primarily due to higher internal yields on funds provided to business units in the current year.

Treasury and Other noninterest expense in 2013 equaled $120.9 million, up $24.3 million, or 25%, from $96.6 million in 2012. The increase is primarily attributable to higher outside services and compensation expense, partially offset by lower indirect expense allocated to C&IS and Wealth Management in 2013.

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

For Northern Trust, accounting estimates that are viewed as critical are those relating to the allowance for credit losses, pension plan accounting, and other-than-temporary impairment (OTTI) of investment securities. Management has discussed the development and selection of each critical accounting estimate with the Audit Committee of the Board.

Allowance for Credit Losses

The allowance for credit losses represents management’s estimate of probable losses which have occurred as of the date of the consolidated financial statements. The loan and lease portfolio and other lending related credit exposures are regularly reviewed to evaluate the level of the allowance for credit losses. In determining an appropriate allowance level, Northern Trust evaluates the allowance necessary for impaired loans and lending-related commitments and also estimates losses inherent in other lending related credit exposures.

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

Inherent Allowance: The amount of inherent allowance is based on factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio. Factors are applied to loan and lease credit exposures aggregated by shared risk characteristics and are reviewed quarterly by Northern Trust’s Loan Loss Reserve Committee which includes representatives from Credit Policy, business unit management, Corporate Financial Management, and Economic Research.

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

Loans, leases and other extensions of credit deemed uncollectible are charged to the allowance for credit losses. Subsequent recoveries, if any, are credited to the allowance. Determinations as to whether loan balances for which the collectability is in question are charged-off or a specific reserve

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Pension Plan Accounting

Northern Trust maintains a noncontributory defined benefit pension plan covering substantially all U.S. employees (the Qualified Plan) and a U.S. noncontributory supplemental pension plan (the Nonqualified Plan). Certain European-based employees also retain benefits in local defined benefit pension plans which are closed to new employees and to future benefit accruals. Measuring cost and reporting liabilities resulting from defined benefit pension plans requires the use of several assumptions regarding future interest rates, asset returns, compensation increases and other actuarial-based projections relating to the plans. Due to the long-term nature of this obligation and the estimates that are required to be made, the assumptions used in determining the periodic pension expense and the projected pension obligation are closely monitored and reviewed annually for adjustments that may be required. Pension accounting guidance requires that differences between estimates and actual experience be recognized as other comprehensive income in the period in which they occur. The differences are amortized into net periodic pension expense from accumulated other comprehensive income over the future working lifetime of eligible participants. As a result, differences between the estimates made in the calculation of periodic pension expense and the projected pension obligation and actual experience affect stockholders’ equity in the period in which they occur but continue to be recognized as expense systematically and gradually over subsequent periods.

Northern Trust recognizes the significant impact that these pension-related assumptions have on the determination of the pension obligations and related expense and has established procedures for monitoring and setting these assumptions each year. These procedures include an annual review of actual demographic and investment experience with the pension plans’ actuaries. In addition to actual experience, adjustments to these assumptions consider observable yields on fixed income securities, known compensation trends and policies, as well as economic conditions and investment strategies that may impact the estimated long-term rate of return on plan assets.

In determining the pension expense for the U.S. plans in 2013, Northern Trust utilized a discount rate of 4.25% for both the Qualified Plan and the Nonqualified Plan. The rate of increase in the compensation level is based on a sliding scale that averaged 4.02%. The expected long-term rate of return on Qualified Plan assets was 7.75%.

In evaluating possible revisions to pension-related assumptions for the U.S. plans as of Northern Trust’s December 31, 2013 measurement date, the following were considered:

•

Discount Rate: Northern Trust estimates the discount rate for its U.S. pension plans by applying the projected cash flows for future benefit payments to several published discount rate yield curves as of the measurement date. These yield curves are composed of individual zero-coupon interest rates for 60 different time periods over a 30-year time horizon. Zero-coupon rates utilized by the yield curves are mathematically derived from observable market yields for AA-rated corporate bonds. The yield curve models referenced by Northern Trust in establishing the discount rate supported a rate between 4.91% and 5.18%, with an average increase of 85 basis points over the prior year. As such, Northern Trust increased the discount rate for the Qualified and Nonqualified plans from 4.25% for December 31, 2012 to 5.00% for December 31, 2013.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	28

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

•	Compensation Level: Based on a review of actual and anticipated salary experience, the compensation scale assumption has been revised to a sliding scale that averages 4.25%.
•

Rate of Return on Plan Assets: The expected return on plan assets is based on an estimate of the long-term (30 years) rate of return on plan assets, which is determined using a building block approach that considers the current asset mix and estimates of return by asset class based on historical experience, giving proper consideration to diversification and rebalancing. Current market factors such as inflation and interest rates are also evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonability and appropriateness. As a result of these analyses, Northern Trust’s rate of return assumption remained unchanged from the prior year at 7.75% for 2014.

•

Mortality Table: Northern Trust uses the mortality table proposed by the U.S. Treasury for use in accordance with the provisions of the Pension Protection Act of 2006 (PPA) for both pre- and post-retirement mortality assumptions. This table is based on the RP2000 mortality table with projections of expected future mortality improvements. Effective December 31, 2013, Northern Trust adopted a fully generational projection of mortality improvements using Scale AA.

In order to illustrate the sensitivity of these assumptions on the expected Qualified Plan periodic pension expense in 2014 and the projected benefit obligation, the following table is presented to show the effect of increasing or decreasing each of these assumptions by 25 basis points.

(In Millions)	25 BASIS POINT INCREASE	25 BASIS POINT DECREASE
Increase (Decrease) in 2014 Pension Expense
Discount Rate Change	(3.7)	3.9
Compensation Level Change	1.1	(1.1)
Rate of Return on Plan Assets Change	(3.1)	3.1
Increase (Decrease) in 2013 Projected Benefit Obligation
Discount Rate Change	(38.1)	40.2
Compensation Level Change	3.4	(3.3)

Pension Contributions: The deduction limits specified by the Internal Revenue Code for contributions made by sponsors of defined benefit pension plans are based on a “Target Liability” under the provisions of the PPA. Northern Trust contributed $100.0 million to the Qualified Plan in 2012. There were no contributions to the Qualified Plan in 2013. 2013 U.S. pension expense reflects the investment return on the 2012 contributions. This benefit was partially offset by the related forgone interest earnings on the funds contributed. The minimum required contribution to the Qualified Plan is expected to be zero in 2014 and for several years thereafter. The maximum deductible contribution is estimated at $195 million for 2014.

Other-Than-Temporary Impairment of Investment Securities

Under GAAP, companies are required to perform periodic reviews of securities with unrealized losses to determine whether the declines in value are considered other-than-temporary. For available-for-sale and held-to-maturity securities that management has no intent to sell, and believes it more-likely-than-not that it will not be required to sell, prior to recovery, the consolidated statement of income reflects only the credit loss component of an impairment, while the remainder of the fair value loss is recognized in accumulated other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal not expected to be received over the remaining term of the security as projected. For debt securities that Northern Trust intends to sell, or would more-likely-than-not be required to sell, before the expected recovery of the amortized cost basis, the full impairment (that is, the difference between the security’s amortized cost basis and fair value) is recognized in earnings. The application of significant judgment is required in determining the assumptions used in assessing whether an OTTI exists and, if so, in the calculation of the credit loss component of the OTTI. Assumptions used in this process are inherently subject to change in future periods. Different judgments or subsequent changes in estimates could result in materially different impairment loss recognition.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and the likelihood that it will not be required to sell the security for a period of time sufficient to allow for the recovery of the security’s amortized cost basis. The Corporate Asset and Liability Policy Committee reviews the results of impairment analyses and concludes on whether OTTI exists.

Credit-related losses recognized in 2012 and 2011 in connection with the write-down of securities totaled $3.3 million and $23.3 million, respectively. There were no credit-related losses recognized in 2013. However, additional OTTI may occur in future periods as a result of market and economic conditions.

FAIR VALUE MEASUREMENTS

The preparation of financial statements in conformity with GAAP requires certain assets and liabilities to be reported at fair value. As of December 31, 2013, approximately 29% of Northern Trust’s total assets and approximately 1% of its total liabilities were carried on the consolidated balance sheet at fair value. As discussed more fully in Note 3 to the consolidated financial statements, GAAP requires entities to categorize financial assets and liabilities carried at fair value according to a three-level valuation hierarchy. The hierarchy gives the highest priority to quoted, active market prices for identical assets and liabilities (Level 1) and the lowest priority to valuation techniques that require significant management judgment because one or more of the significant inputs are unobservable in the market place (Level 3). Approximately 6% of Northern Trust’s assets carried at fair value are classified as Level 1; Northern Trust typically does not hold equity securities or other instruments that are actively traded on an exchange.

Approximately 93% of Northern Trust’s assets and 95% of its liabilities carried at fair value are categorized as Level 2, as they are valued using models in which all significant inputs are observable in active markets. Investment securities classified as available for sale make up 93.8% of Level 2 assets with the remaining 6.2% primarily consisting of derivative financial instruments. Level 2 liabilities are comprised solely of derivative financial instruments.

Northern Trust’s Level 2 assets include available for sale and trading account securities, the fair values of which are determined predominantly by external pricing vendors. Northern Trust has a well-established process to validate prices received from pricing vendors as discussed more fully in Note 3 to the consolidated financial statements.

As of December 31, 2013, all derivative assets and liabilities were classified in Level 2 and approximately 97%, measured on a notional value basis, related to client-related and trading activities, predominantly consisting of foreign exchange contracts. Derivative instruments are valued internally using widely accepted income-based models that incorporate inputs readily observable in actively quoted markets and reflect contractual terms of contracts. Northern Trust evaluated the impact of counterparty credit risk and its own credit risk on the valuation of derivative instruments. Factors considered included the likelihood of default by Northern Trust and its counterparties, the remaining maturities of the instruments, net exposures after giving effect to master netting agreements, available collateral, and other credit enhancements in determining the appropriate fair value of derivative instruments. The resulting valuation adjustments are not considered material.

As of December 31, 2013, the fair value of Northern Trust’s Level 3 assets and liabilities were $98.9 million and $55.4 million, respectively, and represented approximately 0.3% of assets and 4.5% of liabilities carried at fair value, respectively. Level 3 assets consist of auction rate securities purchased from Northern Trust clients. To estimate the fair value of auction rate securities, for which trading is limited and market prices are generally unavailable, Northern Trust developed and maintains a pricing model that discounts estimated cash flows over their estimated remaining lives. Significant inputs to the model include the contractual terms of the securities, credit risk ratings, discount rates, forward interest rates, credit/liquidity spreads, and Northern Trust’s own assumptions about the estimated remaining lives of the securities. As of December 31, 2013, Level 3 liabilities consist of acquisition related contingent consideration liabilities. The fair values of these contingent consideration liabilities have been determined using an income-based (discounted cash flow) model that incorporates Northern Trust’s own assumptions about business growth rates and applicable discount rates.

While Northern Trust believes its valuation methods for its assets and liabilities carried at fair value are appropriate and consistent with other market participants, the use of different methodologies or assumptions, particularly as applied to Level 3 assets and liabilities, could have a material effect on the computation of their estimated fair values.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	30

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Capital expenditures in 2013 included ongoing enhancements to Northern Trust’s software and hardware capabilities, the opening of new offices, and the expansion and renovation of several existing offices. Capital expenditures for 2013 totaled $384.9 million, of which $293.0 million was for software, $53.0 million was for computer hardware, $30.5 million was for building and leasehold improvements, and $8.4 million was for furnishings. These capital expenditures principally support and enhance Northern Trust’s investment management, asset servicing and asset management capabilities, as well as relationship management and client interaction. Additional capital expenditures planned for systems technology will result in future expense for the depreciation of hardware and amortization of software. Software amortization and depreciation on computer hardware and machinery are charged to equipment and software expense. Depreciation on building and leasehold improvements and on furnishings is charged to occupancy expense and equipment expense, respectively. Capital expenditures for 2012 totaled $312.5 million, of which $239.2 million was for software, $45.3 million was for computer hardware and machinery, $25.7 million was for building and leasehold improvements, and $2.3 million was for furnishings.

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

Standby letters of credit totaled $4.5 billion at December 31, 2013 and $4.6 billion at 2012. These amounts include $208.9 million and $557.7 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2013 and 2012, respectively. The weighted average maturity of standby letters of credit was 25 months and 27 months at December 31, 2013 and 2012, respectively.

As part of its securities custody activities and at the direction of its clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Northern Trust Counterparty Risk Management Committee. In connection with these activities, Northern Trust has issued indemnifications to certain clients against certain losses that are a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral required to be posted. Borrowers are required to fully collateralize securities received with cash or marketable securities. As securities are loaned, collateral is maintained at a minimum of 100% of the fair value of the securities plus accrued interest. The collateral is revalued on a daily basis. The amount of securities loaned as of December 31, 2013 and 2012 subject to indemnification was $82.7 billion and $69.7 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant and no liability was recorded related to these indemnifications.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	31

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

Leveraged Leases. In leveraged leasing transactions, Northern Trust acts as lessor of the underlying asset subject to the lease, and typically funds 20-30% of the asset’s cost via an equity ownership in a trust with the remaining 70-80% provided by third party non-recourse debt holders. In such transactions, the trusts, which are VIEs, are created to provide the lessee use of the property with substantially all of the rights and obligations of ownership. The lessee’s maintenance and operation of the leased property has a direct effect on the fair value of the underlying property, and the lessee also has the ability to increase the benefits it can receive and limit the losses it can suffer by the manner in which it uses the property. As a result, Northern Trust has determined that it is not the primary beneficiary of these VIEs given it lacks the power to direct the activities that most significantly impact the economic performance of the VIEs.

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

Trust Preferred Securities. As discussed in further detail in Note 13 to the consolidated financial statements, in 1997, Northern Trust issued Floating Rate Capital Securities, Series A and Series B, through statutory business trusts wholly-owned by the Corporation (“NTC Capital I” and “NTC Capital II”, respectively). The sole assets of the trusts are Subordinated Debentures of the Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. NTC Capital I and NTC Capital II are considered VIEs; however, as the sole asset of each trust is a receivable from the Corporation and proceeds to the Corporation from the receivable exceed the Corporation’s investment in the VIEs’ equity shares, the Corporation is not permitted to consolidate the trusts, even though the Corporation owns all of the voting equity shares of the trusts, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	32

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Northern Trust’s Global Liquidity Management framework focuses on five key areas: Position Management; Modeling and Analysis; Contingency Planning; Peer Group Comparisons and Management Reporting; while also providing for the review and management of the liquidity of the Corporation separate from that of the Bank. It is through this framework that management monitors its sources and uses of liquidity, evaluates their level of stability under various circumstances, plans for adverse situations, benchmarks itself against other banks, provides information to management, and complies with various U.S. and international regulations.

Northern Trust Consolidated Liquidity Management

Position management includes daily monitoring of cash positions and anticipating future funding requirements given both internal and external events. As the Corporation’s principal subsidiary encompassing all of Northern Trust’s banking activities, the Bank centrally manages liquidity for all U.S. and international banking operations. Liquidity is provided by a variety of sources, including client deposits (institutional and personal) from our C&IS and Wealth Management businesses, wholesale funding from the capital markets, maturities of short-term investments, Federal Home Loan Bank advances, and unencumbered liquid assets that can be sold or pledged to secure additional funds. While management does not view the Federal Reserve’s discount window as a primary source of liquidity, at December 31, 2013 the Bank had over $20.8 billion of securities and loans readily available as collateral to support discount window borrowings. The Bank is also very active in the U.S. interbank funding market, providing an important source of additional liquidity and low-cost funds. Liquidity is used by a variety of activities, including client withdrawals, purchases of securities, net loan growth, and draws on commitments to extend credit. Northern Trust maintains a very liquid balance sheet with loans and leases representing 29% of total assets as of December 31, 2013. Further, at December 31, 2013 there were significant sources of liquidity within the Bank’s consolidated balance sheet in the form of central bank reserves, demand balances held in various currencies, securities available for sale and short-term money market assets. Unencumbered securities at the Bank, which include those placed at the Federal Reserve discount window, totaled $26.7 billion at December 31, 2013.

Liquidity modeling and analysis evaluates a bank’s ability to meet its cash flow obligations given a variety of possible internal and external events and under different economic conditions. Northern Trust uses liquidity modeling to support its contingent liquidity plans, gain insight into its liquidity position and strengthen its liquidity policies and practices. Liquidity modeling is performed using multiple independent scenarios, across major currencies, at a consolidated corporate level and for various international banking subsidiaries. These scenarios, which include both company specific and systemic events, analyze potential impacts on our domestic and foreign deposit balances, wholesale funding sources, financial market access, external borrowing capacity and off-balance sheet obligations. Results are reviewed by senior management and ALCO on a regular basis.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	33

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

external or industry-wide events, trigger specific pre-determined actions and limits designed to position Northern Trust to better respond to potential liquidity stresses.

Corporation Liquidity

The liquidity of the Corporation is managed separately from that of the Bank. The primary sources of cash for the Corporation are issuance of debt, dividend payments from its subsidiaries, and interest and dividends earned on investment securities and money market assets. The Corporation’s uses of cash consist mainly of dividend payments to the Corporation’s stockholders; the payment of principal and interest to note holders; purchases of its common stock; investments in, or loans, to its subsidiaries; and acquisitions. The most significant uses of cash by the Corporation during 2013 were $221.9 million of common dividends paid to stockholders, $409.6 million of debt maturities, and $309.7 million of common share repurchases. Debt maturities during 2013 include the maturity of 5.50% fixed-rate senior notes in August of 2013.

On October 31, 2013, the Corporation issued $750 million of 3.950% fixed-rate subordinated notes due October 30, 2025. These notes are non-callable, unsecured and were issued at a discount to yield 3.962%.

During 2013, the Corporation received $880.0 million of dividends from the Bank. Dividends from the Bank are subject to certain restrictions, as discussed in further detail in Note 30 to the consolidated financial statements. During 2014, the Bank has the ability to pay dividends equal to its 2014 eligible net profits plus $103.1 million. As described in Note 20 to the consolidated financial statements, Northern Trust has elected to indefinitely reinvest undistributed earnings of certain non-US subsidiaries of the Bank approximating $956.0 million at December 31, 2013. This election, however, does not reduce the Bank’s ability to pay dividends to the Corporation.

The Corporation’s liquidity, defined as the amount of highly marketable assets, was $1.6 billion and $1.7 billion at December 31, 2013 and 2012, respectively. During, and at year-end, 2013 and 2012, these assets were comprised almost entirely of cash in a demand deposit account at The Northern Trust Company or overnight money market placements, both of which were fully available to the Corporation to support its own cash flow requirements or those of its subsidiary companies, as needed. Average liquidity during 2013 and 2012 was $1.74 billion and $1.59 billion, respectively. The cash flows of the Corporation are shown in Note 33 to the consolidated financial statements.

A significant source of liquidity for both the Corporation and the Bank is the ability to draw funding from capital markets globally. The availability and cost of these funds are influenced by our credit rating; as a result, a downgrade could have an adverse impact on our liquidity. The credit ratings of the Corporation and the Bank as of December 31, 2013, provided below, allow Northern Trust to access capital markets on favorable terms.

CREDIT RATING
	STANDARD & POOR’S	MOODY’S	FITCHRATINGS
Northern Trust Corporation:
Commercial Paper	A-1	P-1	F1+
Senior Debt	A+	A2	AA -
Outlook	Stable	Stable	Stable
The Northern Trust Company:
Short-Term Deposit / Debt	A-1+/A-1+	P-1/P-1	F1+/F1+
Long-Term Deposit / Debt	AA -/AA -	A1	AA/AA -
Outlook	Stable	Stable	Stable

On November 14, 2013, Moody’s Investors Service lowered the long-term credit rating of Northern Trust Corporation by one notch, from A1 to A2. A significant downgrade in one or more of these ratings could limit Northern Trust’s access to capital markets and/or increase the rates paid for short-term borrowings, including deposits, and future long-term debt issuances. The size of these rate increases would depend on multiple factors including, the extent of the downgrade, Northern Trust’s relative debt rating compared to other financial institutions, current market conditions, and other factors. In addition, as discussed in Note 25 to Consolidated Financial Statements, Northern Trust enters into certain master netting agreements with derivative counterparties that contain credit-risk-related contingent features in which the counterparty has the option to declare Northern Trust in default and accelerate cash settlement of any net derivative liability in the event Northern Trust’s credit rating falls below specified levels. The maximum amount of these termination payments that Northern Trust could have been required to pay at December 31, 2013 was $60.3 million. Other than these credit-risk-related contingent derivative counterparty payments, Northern Trust had no long term debt covenants or other credit risk related payments at December 31, 2013 that would be triggered by a significant downgrade in its debt ratings.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	34

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Regulatory Environment

In recent years, U.S. and international regulatory agencies have taken various actions to strengthen liquidity requirements for global financial institutions in order to reduce the potential impacts of future economic events. These agencies have proposed certain new rules and finalized others that address the management of liquidity risk. Northern Trust actively follows regulatory developments and regularly evaluates its liquidity risk management framework against proposed rulemaking and industry best practices in order to comply with applicable regulations and further enhance its liquidity policies.

Statement of Cash Flows

For the year ended December 31, 2013, net cash provided by operating activities was $839.3 million, primarily the result of earnings and reflecting non-cash charges such as amortization of computer software, partially offset by increases in net collateral deposited with derivative counterparties and in receivables. Net cash provided by operations for the year ended December 31, 2012 was $814.4 million and was primarily the result of earnings and reflected non-cash charges, partially offset by increased net collateral deposited with derivative counterparties and pension plan contributions.

Net cash used in investing activities of $5.7 billion for the year ended December 31, 2013 is primarily attributable to an increase in Federal Reserve deposits and other interest-bearing assets, primarily reflecting increased levels of non-U.S. office interest-bearing client deposits and short-term other borrowings.

Net cash provided by investing activities of $1.6 billion for the year ended December 31, 2012 primarily reflects decreases in Federal Reserve deposits and other interest bearing assets, partially offset by increased interest-bearing deposits with banks. The decrease in Federal Reserve deposits and other interest-bearing assets in the prior year period was primarily the result of lower levels of U.S. office client deposits denominated in U.S. dollars, short-term borrowings and long-term debt, while the increased interest-bearing deposits with banks was primarily attributable to an increase in time deposits of certain non-U.S. dollar currencies due to an increase in client deposits denominated in those currencies.

For the year ended December 31, 2013, net cash provided by financing activities totaled $4.4 billion, primarily reflecting increased levels of total deposits and short-term other borrowings. The increase in the level of total deposits was primarily due to an increase in non-U.S. office interest-bearing client deposits, partially offset by decreased U.S. office demand and other noninterest-bearing client deposits from December 31, 2012 levels. The decrease in U.S. office noninterest-bearing deposits was largely driven by the expiration on December 31, 2012 of the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program which had provided unlimited deposit insurance. The increase in short-term other borrowings in 2013 reflects additional short-term borrowings from the Federal Home Loan Bank.

For the year ended December 31, 2012, net cash used in financing activities totaled $3.1 billion, primarily reflecting a decline in the level of deposits from temporarily elevated levels at December 31, 2011, as well as decreased short-term borrowings and long-term debt, both primarily the result of maturities during 2012.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Contractual Obligations

The following table shows Northern Trust’s contractual obligations at December 31, 2013.

		PAYMENT DUE BY PERIOD
(In Millions)	TOTAL	ONE YEAR AND LESS	1-3 YEARS	4-5 YEARS	OVER 5 YEARS
Senior Notes(1)	$1,996.6	$500.0	$–	$–	$1,496.6
Subordinated Debt(1)	1,537.3	–	248.3	539.9	749.1
Federal Home Loan Bank Borrowings(1)	135.0	135.0	–	–	–
Floating Rate Capital Debt(1)	277.1	–	–	–	277.1
Capital Lease Obligations(2)	48.3	8.4	16.3	16.6	7.0
Operating Leases(2)	710.3	82.2	146.2	135.1	346.8
Purchase Obligations(3)	317.1	102.8	151.2	57.6	5.5

Total Contractual Obligations	$5,021.7	$828.4	$562.0	$749.2	$2,882.1

Note: Obligations as shown do not include deposit liabilities or interest requirements on funding sources.

(1) Refer to Notes 12 and 13 to the consolidated financial statements for further details.

(2) Refer to Note 10 to the consolidated financial statements for further details.

(3) Purchase obligations consist primarily of ongoing operating costs related to outsourcing arrangements for certain cash management services and the support and maintenance of the Corporation’s technological requirements. Certain obligations are in the form of variable rate contracts and, in some instances, 2013 activity was used as a base to project future obligations.

Capital Management

One of Northern Trust’s primary objectives is to maintain a strong capital position to merit and maintain the confidence of clients, the investing public, bank regulators and stockholders. A strong capital position helps Northern Trust take advantage of profitable investment opportunities and withstand unforeseen adverse developments.

Northern Trust manages its capital on a total Corporation basis and on a legal entity basis. The Corporate Finance department has the day-to-day responsibility for measuring and managing capital levels within standards established by the Capital Management Policy and the Board. The management of capital also involves regional management when appropriate. In establishing the standards for capital, a variety of factors are taken into consideration, including the overall risk of Northern Trust’s businesses, regulatory requirements, capital levels relative to our peers, and the impact on our credit ratings.

Capital levels were strengthened as average common equity in 2013 increased $308.8 million, or 4%, reaching $7.7 billion. Total stockholders’ equity was $7.9 billion at December 31, 2013, as compared to $7.5 billion at December 31, 2012. The Corporation declared common dividends totaling $299.2 million in 2013 and, in March 2013, the Board increased the quarterly dividend by 3% to $0.31 per common share. The Corporation’s share buyback program is used for general corporate purposes, including management of the Corporation’s capital level. During 2013, the Corporation purchased 5,545,401 of its own common shares at an average price per share of $55.90. The Corporation is authorized by the Board to purchase up to 7.9 million additional shares after December 31, 2013.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL ADEQUACY	DECEMBER 31,
($ In Millions)	2013	2012
TIER 1 CAPITAL
Common Stockholders’ Equity	$7,912.0	$7,527.0
Floating Rate Capital Securities	268.8	268.7
Net Unrealized Gains on Securities Available for Sale	(6.0)	(101.0)
Net Unrealized (Gains) Losses on Cash Flow Hedges	(2.9)	1.4
Goodwill and Other Intangible Assets, net of deferred tax liability	(578.5)	(599.5)
Pension and Other Postretirement Benefit Adjustments	260.3	393.1
Other	(0.5)	(0.7)

Total Tier 1 Capital	7,853.2	7,489.0

TIER 2 CAPITAL
Qualifying Allowance for Credit Losses	283.0	295.1
Qualifying Subordinated Debt	1,158.7	556.7

Total Tier 2 Capital	1,441.7	851.8

Total Risk-Based Capital	$9,294.9	$8,340.8

Risk-Weighted Assets(1)	$58,773.8	$58,316.1

Total Assets – End of Period (EOP)	$102,947.3	$97,463.8
Adjusted Average Fourth Quarter Assets(2)	99,074.9	90,873.7
Total Loans and Leases – EOP	29,385.5	29,504.5

RATIOS
Risk-Based Capital Ratios
Tier 1	13.4%	12.8%
Total (Tier 1 and Tier 2)	15.8	14.3
Tier 1 Leverage	7.9	8.2
Tier 1 Common Equity(3)	12.9	12.4

COMMON STOCKHOLDERS’ EQUITY TO
Total Loans and Leases EOP	26.92%	25.51%
Total Assets EOP	7.69	7.72

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

The following table provides a reconciliation of tier 1common equity, a non-GAAP financial measure which excludes floating rate capital securities, to tier 1 capital calculated in accordance with applicable regulatory requirements and GAAP.

	DECEMBER 31,
($ In Millions)	2013	2012
Tier 1 Capital	$7,853.2	$7,489.0
Less: Floating Rate Capital Securities	268.8	268.7

Tier 1 Common Equity	7,584.4	7,220.3
Tier 1 Capital Ratio	13.4%	12.8%
Tier 1 Common Equity Ratio	12.9%	12.4%

In addition to its capital ratios prepared in accordance with regulatory requirements and GAAP, Northern Trust is providing the ratio of tier 1 common equity to risk-weighted assets as it is a measure that the Corporation and investors use to assess capital adequacy.

At December 31, 2013, the Corporation’s tier 1 capital ratio was 13.4% and its total capital ratio was 15.8% of risk-weighted assets, both well above the ratios that are a requirement for regulatory classification as “well-capitalized”. The “well-capitalized” minimum ratios are 6.0% and 10.0%, respectively. The Corporation’s leverage ratio (tier 1 capital to fourth quarter average assets) of 7.9% is also well above the “well-capitalized” minimum requirement of 5.0%. In addition, the Bank had a ratio of 11.5% for tier 1 capital, 14.3% for total risk-based capital, and 6.8% for leverage, and each of the Corporation’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements.

The current risk-based capital guidelines that apply to the Corporation and the Bank, commonly referred to as Basel I, are based upon the 1988 capital accord of the Basel Committee as implemented by the Federal Reserve Board.

The Corporation is also subject to the Basel II framework for risk-based capital adequacy. The U.S. bank regulatory

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

agencies have issued final rules with respect to implementation of the Basel II framework. Under the final Basel II rules, the Corporation is one of a small number of “core” banking organizations. The rules require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. On July 2, 2013, the Federal Reserve Board issued final rules implementing Basel III in the United States. Under these rules, when fully phased-in, banking organizations will be required to satisfy four risk-based capital ratios:

•	A common equity tier 1 capital ratio of at least 4.5%;
•	A tier 1 capital ratio of at least 6.0%;
•	A total capital ratio of at least 8.0%; and
•	A leverage ratio of at least 4.0%. Advanced approaches institutions, such as the Corporation, will also be subject to a minimum supplementary leverage ratio of 3.0%.

Under the Federal Reserve Board’s implementation in the final Basel III rules of a provision of the Dodd-Frank Act, we are subject to a capital floor that is based on the Basel III standardized approach. We will therefore be required to calculate our risk-based capital ratios under both the standardized and advanced approaches, and will be subject to the more stringent of the risk-based capital ratios as calculated under the standardized approach and the advanced approach in the assessment of our capital adequacy under the prompt corrective action framework.

On February 21, 2014, the Corporation was notified by the Federal Reserve Board that both the Corporation and the Bank would be permitted to exit parallel run. Accordingly, the Corporation and the Bank are required to use the advanced approaches methodologies to calculate and publicly disclose their risk-based capital ratios beginning with the second quarter of 2014. Current results from the parallel run of the risk-based capital framework have demonstrated that the use of the advanced approaches methodologies, inclusive of commitments we provided to the Federal Reserve regarding our approach to the calculation of risk-weighted assets, has not resulted in common equity tier 1 capital, tier 1 capital or total risk-based capital ratios falling below the levels required for categorization as “well-capitalized.” These results show that, as of December 31, 2013, the Corporation’s common equity tier 1 capital ratio as calculated under the advanced approaches methodologies would have been 11.6% on a fully phased-in basis, while the Corporation’s common equity tier 1 capital ratio under the standardized approach would have been 11.1% on a fully phased-in basis.

Basel III also introduces a capital conservation buffer, requiring banking organizations to hold a buffer of common equity tier 1 capital above its minimum risk-based capital requirements in an amount greater than 2.5% of its total risk-weighted assets. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking organizations with a tier 1 common equity ratio above the minimum but below the conservation buffer may face constraints on dividends, equity repurchases and compensation based on the amount of such shortfall. Basel III also introduces a “countercyclical buffer” of 0% to 2.5% of a banking organization’s total risk-weighted assets for advanced approaches banking organizations, such as the Corporation, which is intended to create a capital buffer for such banking organizations during expansionary economic phases in order to protect against declines in asset prices if credit conditions weaken. In general, the amount of the countercyclical capital buffer is a weighted average of the countercyclical capital buffer established in the various jurisdictions in which the banking organization has credit exposures.

The U.S.’s implementation of Basel III has increased the minimum capital thresholds for banking organizations and tightened the standards for what qualifies as capital. In October 2013, the U.S. banking agencies proposed a rule that would introduce quantitative liquidity requirements in the U.S. for large banking organizations, such as the Corporation and the Bank. The ultimate impact of the U.S. implementation of the new capital and liquidity standards on the Corporation and its bank subsidiaries is currently being reviewed. At this point we cannot determine the ultimate effect these final and proposed regulations would have upon our earnings or financial position. However, we believe our capital strength, balance sheet and business model leave us well positioned for the U.S. implementation of Basel III.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	38

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RISK MANAGEMENT

Overview

The Board provides oversight of risk management directly as well as through its Audit, Business Strategy, Compensation and Benefits, and Business Risk Committees. The Audit Committee provides oversight with respect to risks relating to financial reporting and the legal component of compliance risk. The Business Strategy Committee provides oversight with respect to strategic risk for the Corporation and its subsidiaries. The Compensation and Benefits Committee reviews all compensation arrangements and practices and assesses the extent to which such arrangements and practices discourage inappropriate risk-taking behavior by participants and are consistent with Northern Trust’s safety and soundness. The Business Risk Committee provides oversight with respect to the following risks inherent in Northern Trust’s businesses: credit risk, market and liquidity risk, fiduciary risk, operational risk, and the regulatory component of compliance risk. The Chief Risk Officer oversees the management of these risks, promotes risk awareness, and fosters a proactive risk management environment wherein risks inherent in business strategy are understood and appropriately mitigated.

The Board has approved a Corporate Risk Appetite Statement articulating Northern Trust’s expectation that risk is consciously considered as part of strategic decisions and in day-to-day activities. In addition, specific risk appetite guidelines are detailed for strategic, credit, operational, market and liquidity, fiduciary and compliance risk. Northern Trust manages its business activities consistent with the Corporate Risk Appetite Statement.

Northern Trust’s management of risk is built upon the Enterprise Risk Management framework which includes the risk universe representing the major risk categories and sub-categories to which Northern Trust may be exposed through its business activities.

A Business Unit chief risk officer is assigned to each of Northern Trust’s business units and each chairs a risk committee for their respective business unit on a regular basis and reports directly to the Chief Risk Officer. Each business unit risk committee rolls up to the Global Enterprise Risk Committee (GERC). GERC is comprised of members of Northern Trust’s senior management and rolls up to the Business Risk Committee. Various corporate committees and oversight entities have been established to review and approve risk management strategies, standards, management practices and tolerance levels. These committees and entities monitor and provide periodic reporting to the respective committees of the Board on risk performance and effectiveness of risk management processes.

RISK CATEGORY	RISK MEASUREMENT	RISK TO EARNINGS AND/OR CAPITAL RESULTING FROM:
Credit	Obligor and Counterparty Risk	Failure of a borrower or counterparty to perform on an obligation.

Operational; Fiduciary; Compliance	Operational Risk	Inadequate or failed internal process, people and systems; or from external events.

Market and Liquidity	Market Risk – Trading Book	Changes in the value of trading positions.

	Interest Rate Risk – Banking Book	Changes in interest rates.

	Liquidity Risk	Funding needs during difficult markets.

Strategic	Strategy Risk	Adverse effects of business decisions, improper implementation of business decisions, unexpected external events.

	Business Risk	Adverse developments in the general business environment, which impact the entity’s results.

	Reputation Risk	Damage to the entity’s reputation.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	39

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Asset Quality and Credit Risk Management

Securities Portfolio

Northern Trust maintains a high quality securities portfolio, with 89% of the combined available for sale, held to maturity, and trading account portfolios at December 31, 2013 composed of U.S. Treasury and government sponsored agency securities and triple-A rated corporate debt, asset-backed securities, supranational, sovereign & non-U.S. agency bonds, auction rate securities and obligations of states and political subdivisions. The remaining portfolio was composed of corporate debt, asset-backed securities, negotiable certificates of deposit, obligations of states and political subdivisions, auction rate securities and other securities, of which as a percentage of the total securities portfolio, 4% were rated double-A, 3% were rated below double-A, and 4% were not rated by Standard and Poor’s or Moody’s Investors Service (primarily negotiable certificates of deposits of banks whose long term ratings are at least A).

At December 31, 2013, 45% of corporate debt were rated triple-A, 29% were rated double-A, and 26% were rated below double-A. Residential mortgage-backed securities had a total amortized cost and fair value of $52.4 million and $48.1 million, respectively, and were comprised primarily of subprime, prime, and Alt-A securities. Securities classified as “other asset-backed” at December 31, 2013 had average lives of less than 5 years, and 99% were rated triple-A.

Unrealized losses within the investment securities portfolio at December 31, 2013 were $180.4 million as compared to $30.2 million at December 31, 2012, primarily reflecting widened credit spreads and higher market rates of government-sponsored agency and corporate debt securities since purchase; 51% of the corporate debt portfolio is backed by guarantees provided by U.S. and non-U.S. governmental entities. There were no losses recognized in 2013 in connection with the write-down of securities determined to be other-than-temporarily impaired, as compared to $3.3 million and $23.3 million recognized in 2012 and 2011, respectively.

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

Loans and Other Extensions of Credit

Credit risk is inherent in many of Northern Trust’s activities. A significant component of credit risk relates to the loan portfolio. In addition, credit risk is inherent in certain contractual obligations such as legally binding commitments to extend credit, commercial letters of credit, and standby letters of credit. These contractual obligations and arrangements are discussed in Note 27 to the consolidated financial statements and are presented in tables that follow. Northern Trust focuses its lending efforts on clients who are looking to utilize a full range of financial services with Northern Trust.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Northern Trust maintains a borrower loan watch list for credits with borrower ratings of “6 to 9”. These credits, which include all nonperforming credits, are expected to exhibit minimally acceptable probabilities of default, elevated risk of default, or are currently in default. Loans outstanding to watch list borrowers associated with these risk profiles that are not currently in default but have limited financial flexibility totaled $546.7 million at December 31, 2013. Cash flows and capital levels range from acceptable to potentially insufficient to meet current requirements and borrowers typically have minimal cushion in adverse down cycle scenarios. An integral part of the Credit Policy function is a formal review of past due and potential problem loans to determine which credits, if any, need to be placed on nonperforming status or charged off.

As more fully described in the “Provision and Allowance for Credit Losses” section below, the provision for credit losses has been determined, through a disciplined credit review process, to be the amount needed to maintain the allowance for credit losses at an appropriate level to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, undrawn commitments, and standby letters of credit (inherent loss component).

COMPOSITION OF LOAN PORTFOLIO	DECEMBER 31,
(In Millions)	2013	2012	2011	2010	2009
Commercial
Commercial and Institutional	$7,375.8	$7,468.5	$6,918.7	$5,914.5	$6,312.1
Commercial Real Estate	2,955.8	2,859.8	2,981.7	3,242.4	3,213.2
Lease Financing, net	975.1	1,035.0	978.8	1,063.7	1,004.4
Non-U.S.	954.7	1,192.3	1,057.5	1,046.2	728.5
Other	358.6	341.6	417.6	346.6	457.5

Total Commercial	$12,620.0	$12,897.2	$12,354.3	$11,613.4	$11,715.7

Personal
Residential Real Estate	$10,271.3	$10,375.2	$10,708.9	$10,854.9	$10,807.7
Private Client	6,445.6	6,130.1	5,651.4	5,423.7	5,004.4
Other	48.6	102.0	349.3	240.0	277.9

Total Personal	$16,765.5	$16,607.3	$16,709.6	$16,518.6	$16,090.0

Total Loans and Leases	$29,385.5	$29,504.5	$29,063.9	$28,132.0	$27,805.7

SUMMARY OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK

	DECEMBER 31,
(In Millions)	2013	2012
Undrawn Commitments to Extend Credit
One Year and Less	$9,336.1	$9,092.3
Over One Year	22,838.7	20,953.4

Total	$32,174.8	$30,045.7

Standby Letters of Credit	$4,451.1	$4,573.7
Commercial Letters of Credit	24.8	27.9
Custody Securities Lent with Indemnification	82,673.9	69,739.2

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	41

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UNDRAWN COMMITMENTS TO EXTEND CREDIT AT DECEMBER 31, 2013 BY INDUSTRY SECTOR
	COMMITMENT EXPIRATION
(In Millions)	TOTAL COMMITMENTS	ONE YEAR AND LESS	OVER ONE YEAR	OUTSTANDING LOANS
Commercial
Commercial and Institutional
Industry Sector
Finance and Insurance	$3,505.4	$1,302.8	$2,202.6	$721.4
Holding Companies	30.0	25.8	4.2	108.6
Manufacturing	7,510.2	482.5	7,027.7	1,738.0
Mining	612.1	141.8	470.3	122.7
Public Administration	64.6	10.2	54.4	326.4
Retail Trade	1,047.0	124.1	922.9	186.0
Services	6,867.2	2,175.8	4,691.4	3,107.9
Transportation and Warehousing	351.8	6.8	345.0	276.9
Utilities	1,520.9	69.7	1,451.2	43.0
Wholesale Trade	652.8	109.3	543.5	569.9
Other Commercial	445.6	169.2	276.4	175.0

Commercial and Institutional (Note)	$22,607.6	$4,618.0	$17,989.6	$7,375.8
Commercial Real Estate	448.2	70.5	377.7	2,955.8
Lease Financing, net	–	–	–	975.1
Non-U.S.	1,089.5	622.4	467.1	954.7
Other	189.4	189.4	–	358.6

Total Commercial	$24,334.7	$5,500.3	$18,834.4	$12,620.0

Personal
Residential Real Estate	$1,744.1	$293.6	$1,450.5	$10,271.3
Private Client	6,070.3	3,516.5	2,553.8	6,445.6
Other	25.7	25.7	–	48.6

Total Personal	$7,840.1	$3,835.8	$4,004.3	$16,765.5

Total	$32,174.8	$9,336.1	$22,838.7	$29,385.5

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

Northern Trust places deposits with non-U.S. counterparties that have strong internal (Northern Trust) risk ratings and external credit ratings. These non-U.S. banks are approved and monitored by Northern Trust’s Counterparty Risk Management Committee, which has credit authority for exposure to all non-U.S. banks and approves credit limits. This process includes financial analysis of the non-U.S. banks, use of an internal risk rating system and consideration of external market indicators. Each counterparty is reviewed at least annually and potentially more frequently based on deteriorating credit fundamentals or general market conditions. Separate from the entity-specific review process, the average life to maturity of deposits with non-U.S. banks is deliberately maintained on a short-term basis in order to respond quickly to changing credit conditions. Northern Trust also utilizes certain risk mitigation tools and agreements that may reduce exposures through use of collateral and/or balance sheet netting.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Additionally, the Counterparty Risk Management Committee oversees country-risk analyses and imposes limits to country exposure. The following table provides information on non-U.S. outstandings by country that exceed 1.00% of Northern Trust’s assets.

NON-U.S. OUTSTANDINGS
(In Millions)	BANKS	COMMERCIAL AND OTHER	TOTAL
AT DECEMBER 31, 2013
Canada	$2,779	$322	$3,101
Australia	1,347	126	1,473
Singapore	1,992	13	2,005

AT DECEMBER 31, 2012
Canada	$2,447	$8	$2,455
United Kingdom	1,814	156	1,970
Australia	998	636	1,634
Singapore	1,474	17	1,491
Sweden	1,490	–	1,490
France	1,311	125	1,436

AT DECEMBER 31, 2011
Australia	$2,513	$667	$3,180
United Kingdom	2,943	34	2,977
Singapore	2,604	2	2,606
Netherlands	1,466	63	1,529
France	1,501	–	1,501
Switzerland	1,225	26	1,251
Canada	1,113	13	1,126
Sweden	1,108	4	1,112

Countries whose aggregate outstandings totaled between 0.75% and 1.00% of total assets were as follows: France with aggregate outstandings of $820 million at December 31, 2013, Japan with aggregate outstandings of $914 million and Luxembourg with aggregate outstandings of $859 million at December 31, 2012, Finland with aggregate outstandings of $913 million, Hong Kong with aggregate outstandings of $845 million and Norway with aggregate outstandings of $841 million at December 31, 2011.

Northern Trust continues to closely monitor economic developments in the eurozone. Northern Trust considers Ireland, Portugal, Italy, Greece, Slovenia, Spain and Cyprus to be those eurozone countries experiencing significant economic, fiscal and/or political strains. At December 31, 2013, Northern Trust’s aggregate gross exposure to obligors in those countries totaled approximately $410 million, or less than 1% of Northern Trust’s total consolidated assets, and $407 million related to obligors in Ireland. There was minimal exposure to obligors in Italy and no exposure to obligors in Portugal, Greece, Slovenia, Spain or Cyprus at December 31, 2013. There was no exposure to sovereign debt securities in any of these countries as of December 31, 2013. Of the total exposure to obligors in Ireland, approximately $6 million was to banks and the remainder was to commercial and other borrowers, primarily funds domiciled in Ireland whose assets and investment activities are broadly diversified by investment strategy, issuer type, country of risk, and/or instrument type. Exposures to these borrowers in Ireland may be secured or unsecured, committed or uncommitted, but are typically for short periods of a year or less for foreign exchange, overdraft accommodations, and loans. Exposure levels at December 31, 2013 reflect Northern Trust’s risk management policies and practices, which operate to limit exposures to higher risk European financial and sovereign entities.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	43

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

NONPERFORMING ASSETS	DECEMBER 31,
(In Millions)	2013		2012		2011		2010		2009
Nonperforming Loans and Leases
Commercial
Commercial and Institutional	$23.1		$21.6		$31.3		$58.0		$48.5
Commercial Real Estate	49.2		56.4		79.5		116.4		109.3

Total Commercial	72.3		78.0		110.8		174.4		157.8

Personal
Residential Real Estate	$189.1		$174.6		$177.6		$153.3		$116.9
Private Client	1.4		2.2		5.3		5.3		3.8

Total Personal	190.5		176.8		182.9		158.6		120.7

Total Nonperforming Loans and Leases	262.8		254.8		293.7		333.0		278.5
Other Real Estate Owned	11.9		20.3		21.2		45.5		29.6

Total Nonperforming Assets	$274.7		$275.1		$314.9		$378.5		$308.1

90 Day Past Due Loans Still Accruing	$16.4		$19.0		$13.1		$13.0		$15.1

Nonperforming Loans and Leases to Total Loans and Leases	0.89%		0.86%		1.01%		1.18%		1.00%

Allowance for Credit Losses Assigned to Loans and Leases to Nonperforming Loans and Leases	1.1	x	1.2	x	1.0	x	1.0	x	1.1	x

Nonperforming assets as of December 31, 2013 remain elevated from historical levels reflecting the effect of the economic downturn in 2008 on residential property valuations and general economic conditions. As a result, residential real estate loans have exhibited persistent weakness. Nonperforming loan levels continued to decline within the commercial real estate loan class, while commercial and institutional loans remained stable. Changes in credit quality, including nonperforming loan balances, impact the level of the allowance for credit losses through the resultant adjustment of the specific allowance and of the qualitative factors used in the determination of the inherent allowance levels within the allowance for credit losses. Additional information regarding residential real estate and commercial real estate loans is provided below.

RESIDENTIAL REAL ESTATE

The residential real estate loan portfolio is primarily composed of mortgages and home equity credit lines provided as an accommodation to affluent clients and to facilitate the establishment of a comprehensive financial services relationship with Northern Trust. Residential real estate loans totaled $10.3 billion at December 31, 2013, or 36% of total U.S. loans, compared with $10.4 billion or 37% at December 31, 2012. All residential real estate loans are underwritten utilizing Northern Trust’s credit policies, which do not support the origination of loan types generally considered to be of high risk in nature, such as option ARM loans, subprime loans, loans with initial “teaser” rates, and loans with excessively high loan-to-value ratios. Residential real estate loans consist of conventional home mortgages and home equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral for residential real estate loans are obtained upon refinancing or default or when otherwise considered warranted. Residential real estate collateral revaluations are performed by independent third parties.

Of the total $10.3 billion in residential real estate loans, $3.1 billion were in the greater Chicago area, $2.5 billion were in Florida, and $1.6 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding commitments to extend residential real estate credit, which are primarily home equity credit lines, totaled $1.7 billion and $1.2 billion at December 31, 2013 and 2012, respectively.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	44

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

Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.8 million each and are primarily located in the Illinois, Florida, California, Texas, and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2013	2012
Commercial Mortgages:
Apartment/Multi-family	$616.2	$652.9
Office	686.0	621.4
Retail	768.0	614.5
Industrial/ Warehouse	318.6	312.5
Other	110.6	148.7

Total Commercial Mortgages	2,499.4	2,350.0
Construction, Acquisition and Development Loans	254.2	289.4
Single Family Investment	110.0	135.0
Other Commercial Real Estate Related	92.2	85.4

Total Commercial Real Estate Loans	$2,955.8	$2,859.8

At December 31, 2013, legally binding commitments to extend credit and standby letters of credit to commercial real estate borrowers totaled $448.2 million and $97.1 million, respectively. At December 31, 2012 legally binding commitments and standby letters of credit totaled $97.4 million and $103.7 million, respectively.

IMPAIRED LOANS

A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement or when its terms have been modified as a concession resulting from the debtor’s financial difficulties, referred to as a troubled debt restructuring. As of December 31, 2013, impaired loans totaled $293.4 million and included $162.5 million of loans deemed troubled debt restructurings as compared to total impaired loans of $269.8 million at December 31, 2012 that included $124.5 million of loans deemed troubled debt restructurings. Impaired loans had $10.4 million and $18.0 million of the allowance for credit losses allocated to them at December 31, 2013 and December 31, 2012, respectively. Impaired loans are measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, dependent upon the level of certainty of loss, either a specific allowance is established or a charge-off is recorded for the difference. Smaller balance (individually less than $250,000) homogeneous loans are collectively evaluated for impairment and excluded from impaired loan disclosures as allowed under applicable accounting standards.

Provision and Allowance for Credit Losses

Changes in the allowance for credit losses were as follows:

(In Millions)	2013	2012	2011
Balance at Beginning of Year	$327.6	$328.9	$357.3
Charge-Offs	(59.3)	(63.0)	(116.3)
Recoveries	19.6	36.7	32.9

Net Charge-Offs	(39.7)	(26.3)	(83.4)
Provision for Credit Losses	20.0	25.0	55.0

Balance at End of Year	$307.9	$327.6	$328.9

The provision for credit losses is the charge to current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain the allowance for credit losses at an appropriate level to absorb probable credit losses that have been identified with specific borrower relationships (specific loss component) and for probable losses that are believed to be inherent in the loan and lease portfolios, undrawn commitments, and standby letters of credit (inherent loss component).

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table shows the specific portion of the allowance and the allocated inherent portion of the allowance and its components by loan category at December 31, 2013 and at each of the prior four year-ends.

ALLOCATION OF THE ALLOWANCE FOR CREDIT LOSSES

	DECEMBER 31,
	2013		2012		2011		2010		2009
($ In Millions)	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS	ALLOWANCE AMOUNT	PERCENT OF LOANS TO TOTAL LOANS
Specific Allowance	$24.9	–%	$32.5	–%	$47.3	–%	$63.7	–%	$43.8	–%

Allocated Inherent Allowance
Commercial
Commercial and Institutional	67.5	25	79.2	25	90.0	24	113.6	21	137.6	23
Commercial Real Estate	71.5	10	80.6	10	77.1	10	76.7	11	65.6	11
Lease Financing, net	4.2	3	5.5	4	1.8	3	1.3	4	1.4	4
Non-U.S.	2.1	3	3.4	4	4.7	4	3.8	4	4.9	3
Other	–	2	–	1	–	1	–	1	–	1

Total Commercial	145.3	43	168.7	44	173.6	42	195.4	41	209.5	42

Personal
Residential Real Estate	118.7	35	110.9	35	92.0	37	81.6	39	66.8	39
Private Client	19.0	22	15.5	21	16.0	20	16.6	19	20.5	18
Other	–	–	–	–	–	1	–	1	–	1

Total Personal	137.7	57	126.4	56	108.0	58	98.2	59	87.3	58

Total Allocated Inherent Allowance	$283.0	100%	$295.1	100%	$281.6	100%	$293.6	100%	$296.8	100%

Total Allowance for Credit Losses	$307.9	100%	$327.6	100%	$328.9	100%	$357.3	100%	$340.6	100%

Allowance Assigned to:
Loans and Leases	$278.1		$297.9		$294.8		$319.6		$309.2
Undrawn Commitments and Standby Letters of Credit	29.8		29.7		34.1		37.7		31.4

Total Allowance for Credit Losses	$307.9		$327.6		$328.9		$357.3		$340.6
Allowance Assigned to Loans and Leases to Total Loans and Leases	0.95%		1.01%		1.01%		1.14%		1.11%

SPECIFIC COMPONENT OF THE ALLOWANCE

The amount of specific allowance is determined through an individual evaluation of loans and lending-related commitments considered impaired that is based on expected future cash flows, collateral value, and other factors that may impact the borrower’s ability to pay.

At December 31, 2013, the specific allowance component amounted to $24.9 million compared with $32.5 million at the end of 2012. The $7.6 million decrease is primarily attributable to charge-offs and pay offs, partially offset by additional allowances provided for new and existing nonperforming loans.

The decrease in the specific component of the allowance from $47.3 million in 2011 to $32.5 million in 2012 primarily reflected a decrease in nonperforming loans attributable to restructurings and pay offs as a result of improvement in commercial and institutional and residential real estate loans, partially offset by additional allowances provided for new and existing nonperforming loans.

INHERENT COMPONENT OF THE ALLOWANCE

The inherent component of the allowance addresses exposure relating to probable but unidentified credit-related losses. The amount of the inherent loss allowance is based on factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	46

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The historical charge-off experience for each loan category is based on data from the current and preceding three years. Qualitative factors reviewed by management include changes in asset quality metrics, the nature and volume of the portfolio, economic and business conditions, and in collateral valuations such as property values, as well as other pertinent information. Changes in collateral values, delinquency ratios, portfolio volume and concentration, and other asset quality metrics, including management’s subjective evaluation of economic and business conditions, result in adjustments of qualitative allowance factors that are applied in the determination of inherent allowance requirements.

The inherent component of the allowance also covers the credit exposure associated with undrawn loan commitments and standby letters of credit. To estimate the allowance for credit losses on these instruments, management uses conversion rates to determine the estimated amount that will be drawn and assigns an allowance factor determined in accordance with the methodology utilized for outstanding loans.

The inherent portion of the allowance decreased $12.0 million to $283.0 million at December 31, 2013, compared with $295.1 million at December 31, 2012, which increased $13.5 million from $281.6 million at December 31, 2011. The current year decrease in the inherent allowance reflects improvement in the commercial and institutional and commercial real estate loans in certain markets. The increase in 2012 reflected continued weakness in residential real estate loans in certain markets.

OVERALL ALLOWANCE

The evaluation of the factors above resulted in a total allowance for credit losses of $307.9 million at December 31, 2013, compared with $327.6 million at the end of 2012. The allowance of $278.1 million assigned to loans and leases, as a percentage of total loans and leases, was 0.95% at December 31, 2013, down from 1.01% at December 31, 2012. Allowances assigned to undrawn loan commitments and standby letters of credit totaled $29.8 million and $29.7 million at December 31, 2013 and December 31, 2012, respectively, and are included in other liabilities in the consolidated balance sheet.

PROVISION

The provision for credit losses was $20.0 million for 2013 and net charge-offs totaled $39.7 million. This compares with a $25.0 million provision for credit losses and net charge-offs of $26.3 million in 2012, and a $55.0 million provision for credit losses and net charge-offs of $83.4 million in 2011.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	47

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of the impact of interest rate risk on future earnings. Simulation of economic value of equity provides management with a view of the impact of interest rate risk on the economic value of equity (defined as the cash flow present value of assets less the cash flow present value of liabilities) without any changes from the period end balance sheet. Both simulation models use the same initial market interest rates and product balances. These two techniques, which are performed monthly, are complementary and are used in concert to provide a comprehensive interest rate risk management capability.

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

Simulation of earnings measures the sensitivity of earnings under various interest rate scenarios. Management compares the change in earnings resulting from a change in interest rates to the established limit. Management also regularly reviews the projected earnings from the SOE model against actual earnings as a form of back testing.

The modeling of SOE incorporates on-balance sheet positions, as well as derivative financial instruments (principally interest rate swaps) that are used to manage interest rate risk. Northern Trust uses market implied forward interest rates as the base case and measures the sensitivity (i.e. change) in earnings if future rates are 100 or 200 basis points higher than base case forward rates. Each rate movement is assumed to occur gradually over a one-year period. The 100 basis point increase, for example, consists of twelve consecutive monthly increases of 8.3 basis points. The model simulations also incorporate the following assumptions:

•

the balance sheet size and mix generally remains constant over the simulation horizon with maturing assets and liabilities replaced with instruments with similar terms as those that are maturing, with the exception of certain products such as securities (the assumed reinvestment of which is determined by management’s strategies); nonmaturity deposits, of which some recent increases are assumed to be temporary in nature; and long-term fixed rate borrowings that upon maturity are replaced with overnight wholesale instruments;

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

•	new business rates are based on current spreads to market indices; and
•	currency exchange rates and credit spreads are assumed to remain the same in each interest rate scenario.

The following table shows the estimated impact on 2014 pre-tax earnings of 100 and 200 basis point upward movements in interest rates relative to forward rates. Given the low level of interest rates and assumed interest rate floors as rates approach zero, simulation of earnings for 100 or 200 basis points lower rates would provide misleading results.

INTEREST RATE RISK SIMULATION OF EARNINGS AS OF DECEMBER 31, 2013

(In Millions)	ESTIMATED IMPACT ON 2014 PRE-TAX EARNINGS: INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MARKET IMPLIED FORWARD RATES
100 Basis Points	$35
200 Basis Points	$24

Stress testing of interest rates is performed to include such scenarios as immediate parallel shocks to rates, non-parallel (i.e. twist) changes to yield curves that result in them becoming steeper or flatter, and changes to the relationship among the yield curves (i.e. basis risk).

The simulations of earnings do not incorporate any management actions that may be used to mitigate negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk. During the year ended December 31, 2013, Northern Trust did not exceed its SOE limits.

A second technique used to measure interest rate risk is simulation of the economic value of equity, which measures the SEVE to changes in interest rates. Management compares the change in the economic value of equity resulting from a

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	48

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

change in interest rates to the established limit. Economic value of equity is defined as the present value of assets minus the present value of liabilities net of the value of instruments that are used to manage the interest rate risk of balance sheet items. The potential effect of interest rate changes on economic equity is derived from the impact of such changes on projected future cash flows and the present value of these cash flows. Northern Trust uses current market rates (and the future rates implied by the market for path dependent items) as the base case and measures SEVE if current rates are immediately shocked up by 100 or 200 basis points. The model simulations also incorporate the following assumptions:

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

INTEREST RATE RISK SIMULATION OF ECONOMIC VALUE OF EQUITY AS OF DECEMBER 31, 2013

(In Millions)	ESTIMATED IMPACT ON ECONOMIC VALUE OF EQUITY: INCREASE/(DECREASE)
INCREASE IN INTEREST RATES ABOVE MARKET IMPLIED FORWARD RATES
100 Basis Points	($191)
200 Basis Points	($573)

Stress testing of interest rates is performed to include such scenarios as immediate non-parallel (i.e. twist) shocks to yield curves that result in them becoming steeper or flatter and basis risk.

The simulations of economic value of equity do not incorporate any management actions that might moderate the negative consequences of actual interest rate deviations. For that reason and others, they do not reflect likely actual results but serve as conservative estimates of interest rate risk. During the year ended December 31, 2013, Northern Trust did not exceed its SEVE limits.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	49

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

Northern Trust’s one-day VaR measure, at the 99% confidence level, totaled $193 thousand and $301 thousand as of December 31, 2013 and 2012, respectively. VaR totals representing the average, high, and low for 2013 were $387 thousand, $811 thousand, and $79 thousand, respectively, with the average, high, and low for 2012 being $421 thousand, $1.1 million, and $97 thousand, respectively. These totals indicate the degree of risk inherent in non-U.S. currency dispositions as of year-end and during the year; however, it is not a prediction of an expected gain or loss. Actual future gains and losses will vary depending on market conditions and the size and duration of future non-U.S. currency positions. During 2013 and 2012, Northern Trust did not incur an actual trading loss in excess of the daily value at risk estimate.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	50

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

monitoring; interpretation of regulations; development and evaluation of procedures; and oversight of regulatory compliance training, in order to minimize exposure and loss to Northern Trust and its clients. Northern Trust’s internal auditors monitor the overall effectiveness of operational risk internal controls on an ongoing basis.

FORWARD-LOOKING STATEMENTS

This report contains statements that are forward-looking, such as statements relating to Northern Trust’s financial goals, capital adequacy, dividend policy, risk management policies, litigation-related matters and contingent liabilities, accounting estimates and assumptions, industry trends, strategic initiatives, credit quality including allowance levels, planned capital expenditures and technology spending, future pension plan contributions, anticipated tax benefits and expenses, the impact of recent legislation and accounting pronouncements, and all other statements that do not relate to historical facts.

Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “project”, “likely”, “may increase”, “plan”, “goal”, “target”, “strategy”, and similar expressions or future or conditional verbs such as “may”, “will”, “should”, “would”, and “could.”

Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. These statements are based on assumptions about many important factors, including:

•	the health of the U.S. and international economies and particularly the continuing uncertainty in Europe;
•	the downgrade of U.S. Government issued and other securities;
•	the health and soundness of the financial institutions and other counterparties with which Northern Trust conducts business;
•

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

•

the impact of stress in the financial markets, the effectiveness of governmental actions taken in response, and the effect of such governmental actions on Northern Trust, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including special deposit assessments or potentially higher FDIC premiums;

•	a significant downgrade of any of our debt ratings;
•

changes in foreign exchange trading client volumes, fluctuations and volatility in foreign currency exchange rates, and Northern Trust’s success in assessing and mitigating the risks arising from such changes, fluctuations and volatility;

•

a decline in the value of securities held in Northern Trust’s investment portfolio, particularly asset-backed securities, the liquidity and pricing of which may be negatively impacted by periods of economic turmoil and financial market disruptions;

•	uncertainties inherent in the complex and subjective judgments required to assess credit risk and establish appropriate allowances therefor;
•	difficulties in measuring, or determining whether there is other-than-temporary impairment in, the value of securities held in Northern Trust’s investment portfolio;
•

Northern Trust’s success in managing various risks inherent in its business, including credit risk, operational risk, interest rate risk and liquidity risk, particularly during times of economic uncertainty and volatility in the credit and financial markets;

•	geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. and other governments’ responses to those events;
•	the pace and extent of continued globalization of investment activity and growth in worldwide financial assets; regulatory and monetary policy developments;
•	failure to obtain regulatory approvals when required, including for the use and distribution of capital;
•

changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients, including changes in accounting rules for fair value measurements and recognizing impairments;

•	changes in the nature and activities of Northern Trust’s competition, including increased consolidation within the financial services industry;
•	Northern Trust’s success in maintaining existing business and continuing to generate new business in its existing markets;
•	the impact of equity markets on fee revenue;
•	Northern Trust’s success in identifying and penetrating targeted markets;

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	51

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

•	Northern Trust’s success in identifying and integrating acquisitions and strategic alliances;
•

Northern Trust’s success in addressing the complex needs of a global client base and managing compliance with legal, tax, regulatory and other requirements in areas of faster growth in its businesses, especially in immature markets;

•	our ability to maintain a product mix that achieves acceptable margins;
•	our ability to continue to generate investment results that satisfy clients and to develop an array of investment products;
•	our success in generating revenue in our securities lending business, including for our clients, especially in periods of economic and financial market uncertainty;
•

Northern Trust’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;

•	Northern Trust’s success in controlling expenses and implementing revenue enhancement initiatives;
•

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

•	uncertainties inherent in Northern Trust’s assumptions concerning its pension plan, including discount rates and expected contributions, returns and payouts;
•

increased costs of compliance and other risks associated with changes in regulation, the current regulatory environment, and areas of increased regulatory emphasis and oversight in the U.S. and other countries such as anti-money laundering, anti-bribery, and client privacy;

•

risks that evolving regulations, such as Basel III and those promulgated under the Dodd-Frank Act, could affect required regulatory capital for financial institutions, including Northern Trust, potentially resulting in changes to the cost and composition of capital for Northern Trust;

•

the potential for substantial changes in the legal, regulatory and enforcement framework and oversight applicable to financial institutions in reaction to adverse financial market events, including changes that may affect leverage limits and risk-based capital and liquidity requirements for certain financial institutions, require financial institutions to pay higher assessments, expose financial institutions to certain liabilities of their subsidiary depository institutions, and restrict or increase the regulation of certain activities, including foreign exchange, carried on by financial institutions, including Northern Trust;

•	risks and uncertainties inherent in the litigation and regulatory process, including the adequacy of contingent liability, tax, and other accruals;
•	the risk of events that could harm Northern Trust’s reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders; and
•

other factors identified in this Annual Report on Form 10-K, including those factors described in “Item 1A – Risk Factors”, and other filings with the U.S. Securities and Exchange Commission, all of which are available on our website.

Actual results may differ materially from those projected in the forward-looking statements. Northern Trust assumes no obligation to update its forward-looking statements.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	52

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

	YEAR ENDED DECEMBER 31,
	2013			2012			2011
(In Millions)	REPORTED	FTE ADJ.	FTE*	REPORTED	FTE ADJ.	FTE*	REPORTED	FTE ADJ.	FTE*
Interest Income	$1,155.5	$32.5	$1,188.0	$1,287.7	$40.8	$1,328.5	$1,408.6	$40.2	$1,448.8
Interest Expense	222.4	–	222.4	297.4	–	297.4	399.5	–	399.5
Net Interest Income	$933.1	$32.5	$965.6	$990.3	$40.8	$1,031.1	$1,009.1	$40.2	$1,049.3
Net Interest Margin	1.09%		1.13%	1.18%		1.22%	1.22%		1.27%

* Fully taxable equivalent (FTE)

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	53

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Northern Trust Corporation (Northern Trust) is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

Management assessed Northern Trust’s internal control over financial reporting as of December 31, 2013. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2013, Northern Trust maintained effective internal control over financial reporting, including maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Northern Trust, and policies and procedures that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States; (ii) receipts and expenditures of Northern Trust are being made only in accordance with authorizations of management and directors of Northern Trust; and (iii) unauthorized acquisition, use, or disposition of Northern Trust’s assets that could have a material effect on the financial statements are prevented or timely detected. Additionally, KPMG LLP, the independent registered public accounting firm that audited Northern Trust’s consolidated financial statements as of, and for the year ended, December 31, 2013, included in this Annual Report, has issued an attestation report (included herein on page 55) on the effectiveness of Northern Trust’s internal control over financial reporting.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF NORTHERN TRUST CORPORATION:

We have audited Northern Trust Corporation’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Northern Trust Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on Northern Trust Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, Northern Trust Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and our report dated February 26, 2014 expressed an unqualified opinion on those consolidated financial statements.

CHICAGO, ILLINOIS

FEBRUARY 26, 2014

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	55

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

	DECEMBER 31,
(In Millions Except Share Information)	2013	2012
ASSETS
Cash and Due from Banks	$3,162.4	$3,752.7
Federal Funds Sold and Securities Purchased under Agreements to Resell	529.6	60.8
Interest-Bearing Deposits with Banks	19,397.4	18,803.5
Federal Reserve Deposits and Other Interest-Bearing	12,911.5	7,619.7
Securities
Available for Sale	28,392.8	28,643.5
Held to Maturity (Fair value of $2,321.4 and $2,394.8)	2,325.8	2,382.0
Trading Account	1.7	8.0

Total Securities	30,720.3	31,033.5

Loans and Leases
Commercial	12,620.0	12,897.2
Personal	16,765.5	16,607.3

Total Loans and Leases (Net of unearned income of $286.2 and $297.9)	29,385.5	29,504.5

Allowance for Credit Losses Assigned to Loans and Leases	(278.1)	(297.9)
Buildings and Equipment	458.8	469.9
Client Security Settlement Receivables	1,355.2	2,049.1
Goodwill	540.7	537.8
Other Assets	4,764.0	3,930.2

Total Assets	$102,947.3	$97,463.8

LIABILITIES
Deposits
Demand and Other Noninterest-Bearing	$16,888.7	$20,519.0
Savings and Money Market	14,991.5	15,189.7
Savings Certificates and Other Time	1,874.4	2,466.1
Non-U.S. Offices – Noninterest-Bearing	1,881.8	3,512.8
– Interest-Bearing	48,461.7	39,720.2

Total Deposits	84,098.1	81,407.8
Federal Funds Purchased	965.1	780.2
Securities Sold under Agreements to Repurchase	917.3	699.8
Other Borrowings	1,558.6	367.4
Senior Notes	1,996.6	2,405.8
Long-Term Debt	1,709.2	1,421.6
Floating Rate Capital Debt	277.1	277.0
Other Liabilities	3,513.3	2,577.2

Total Liabilities	95,035.3	89,936.8

STOCKHOLDERS’ EQUITY
Common Stock, $1.66 2/3 Par Value; Authorized 560,000,000 shares; Outstanding shares of 237,322,035 and 238,914,988	408.6	408.6
Additional Paid-in Capital	1,035.7	1,012.7
Retained Earnings	7,134.8	6,702.7
Accumulated Other Comprehensive Loss	(244.3)	(283.0)
Treasury Stock (7,849,489 and 6,256,536 shares, at cost)	(422.8)	(314.0)

Total Stockholders’ Equity	7,912.0	7,527.0

Total Liabilities and Stockholders’ Equity	$102,947.3	$97,463.8

See accompanying notes to consolidated financial statements on pages 60-117.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	56

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions Except Share Information)	2013	2012	2011
Noninterest Income
Trust, Investment and Other Servicing Fees	$2,609.8	$2,405.5	$2,169.5
Foreign Exchange Trading Income	244.4	206.1	324.5
Treasury Management Fees	69.0	67.4	72.1
Security Commissions and Trading Income	68.0	73.6	60.5
Other Operating Income	166.5	154.9	158.1
Investment Security Gains (Losses), net (Note)	(1.5)	(1.7)	(23.9)

Total Noninterest Income	3,156.2	2,905.8	2,760.8

Net Interest Income
Interest Income	1,155.5	1,287.7	1,408.6
Interest Expense	222.4	297.4	399.5

Net Interest Income	933.1	990.3	1,009.1
Provision for Credit Losses	20.0	25.0	55.0

Net Interest Income after Provision for Credit Losses	913.1	965.3	954.1

Noninterest Expense
Compensation	1,306.6	1,267.4	1,267.2
Employee Benefits	257.5	258.2	258.2
Outside Services	564.1	529.2	552.8
Equipment and Software	377.6	366.7	328.1
Occupancy	173.8	174.4	180.9
Visa Indemnification Benefit	–	–	(23.1)
Other Operating Expense	314.2	282.9	267.1

Total Noninterest Expense	2,993.8	2,878.8	2,831.2

Income before Income Taxes	1,075.5	992.3	883.7
Provision for Income Taxes	344.2	305.0	280.1

Net Income	$731.3	$687.3	$603.6

Net Income Applicable to Common Stock	$731.3	$687.3	$603.6

PER COMMON SHARE
Net Income – Basic	$3.01	$2.82	$2.47
– Diluted	2.99	2.81	2.47

Average Number of Common Shares Outstanding – Basic	239,265,313	240,417,805	241,401,310
– Diluted	240,554,840	240,881,244	241,811,384

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012	2011
Net Income	$731.3	$687.3	$603.6
Other Comprehensive Income (Loss) (Net of Tax and Reclassifications)
Net Unrealized Gains (Losses) on Securities Available for Sale	(95.0)	61.2	53.3
Net Unrealized Gains (Losses) on Cash Flow Hedges	4.3	5.6	(18.4)
Foreign Currency Translation Adjustments	(3.4)	20.0	(2.5)
Pension and Other Postretirement Benefit Adjustments	132.8	(24.2)	(72.7)

Other Comprehensive Income (Loss)	38.7	62.6	(40.3)

Comprehensive Income	$770.0	$749.9	$563.3

Note: Changes in Other-Than-Temporary-Impairment (OTTI) Losses	$–	$(2.7)	$(1.1)
Noncredit-related OTTI Losses Recorded in (Reclassified from) OCI	–	(0.6)	(22.2)
Other Security Gains (Losses), net	(1.5)	1.6	(0.6)

Investment Security Gains (Losses), net	$(1.5)	$(1.7)	$(23.9)

See accompanying notes to consolidated financial statements on pages 60-117.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	57

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012	2011
COMMON STOCK
Balance at January 1 and December 31	$408.6	$408.6	$408.6

ADDITIONAL PAID-IN CAPITAL
Balance at January 1	1,012.7	977.5	920.0
Treasury Stock Transactions – Stock Options and Awards	(55.0)	(41.5)	(13.2)
Stock Options and Awards – Amortization	75.0	74.4	71.3
Stock Options and Awards – Tax Benefits	3.0	2.3	(0.6)

Balance at December 31	1,035.7	1,012.7	977.5

RETAINED EARNINGS
Balance at January 1	6,702.7	6,302.3	5,972.1
Net Income	731.3	687.3	603.6
Dividends Declared – Common Stock	(299.2)	(286.9)	(273.4)

Balance at December 31	7,134.8	6,702.7	6,302.3

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance at January 1	(283.0)	(345.6)	(305.3)
Net Unrealized Gains on Securities Available for Sale	(95.0)	61.2	53.3
Net Unrealized Gains (Losses) on Cash Flow Hedges	4.3	5.6	(18.4)
Foreign Currency Translation Adjustments	(3.4)	20.0	(2.5)
Pension and Other Postretirement Benefit Adjustments	132.8	(24.2)	(72.7)

Balance at December 31	(244.3)	(283.0)	(345.6)

TREASURY STOCK
Balance at January 1	(314.0)	(225.5)	(165.1)
Stock Options and Awards	201.2	74.4	19.0
Stock Purchased	(310.0)	(162.9)	(79.4)

Balance at December 31	(422.8)	(314.0)	(225.5)

Total Stockholders’ Equity at December 31	$7,912.0	$7,527.0	$7,117.3

See accompanying notes to consolidated financial statements on pages 60-117.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	58

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$731.3	$687.3	$603.6
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Investment Security Losses, net	1.5	1.7	23.9
Amortization and Accretion of Securities and Unearned Income, net	44.7	(11.7)	(34.2)
Provision for Credit Losses	20.0	25.0	55.0
Depreciation on Buildings and Equipment	92.3	88.3	89.2
Gains on Sale of Buildings and Equipment	(32.6)	1.2	(0.9)
Amortization of Computer Software	205.1	180.8	158.4
Amortization of Intangibles	21.1	20.3	17.5
Change in Accrued Income Taxes	(31.5)	18.5	(115.5)
Pension Plan Contributions	(20.7)	(112.3)	(110.6)
Visa Indemnification Benefit	–	–	(23.1)
Deferred Income Tax Provision	66.6	79.7	97.2
Change in Receivables	(206.2)	(41.9)	(179.7)
Change in Interest Payable	(11.2)	(10.0)	5.0
Change in Collateral With Derivative Counterparties, net	(250.6)	(127.9)	172.1
Other Operating Activities, net	209.5	15.4	496.4

Net Cash Provided by Operating Activities	839.3	814.4	1,254.3

CASH FLOWS FROM INVESTING ACTIVITIES
Net Change in Federal Funds Sold and Securities Purchased under Agreements to Resell	(468.8)	60.5	38.8
Change in Interest-Bearing Deposits with Banks	(782.1)	(2,107.1)	(1,345.1)
Net Change in Federal Reserve Deposits and Other Interest-Bearing Assets	(5,292.1)	5,829.0	(2,512.4)
Purchases of Securities – Held to Maturity	(5,715.5)	(3,798.5)	(147.6)
Proceeds from Maturity and Redemption of Securities – Held to Maturity	5,853.9	2,220.9	272.9
Purchases of Securities – Available for Sale	(8,168.0)	(19,546.4)	(33,302.1)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	8,456.4	21,183.3	23,082.9
Change in Loans and Leases	17.8	(469.6)	(1,017.9)
Purchases of Buildings and Equipment	(91.9)	(73.3)	(96.9)
Purchases and Development of Computer Software	(293.0)	(239.2)	(274.2)
Change in Client Security Settlement Receivables	690.6	(1,270.8)	(77.0)
Decrease in Cash Due to Acquisitions, net of Cash Acquired	–	–	(172.6)
Other Investing Activities, net	109.4	(161.2)	162.8

Net Cash Provided by (Used in) Investing Activities	(5,683.3)	1,627.6	(15,388.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in Deposits	2,938.9	(1,269.7)	18,481.8
Change in Federal Funds Purchased	184.9	(35.1)	(2,876.3)
Change in Securities Sold under Agreements to Repurchase	217.5	(499.0)	244.4
Change in Short-Term Other Borrowings	1,258.8	(435.5)	630.5
Proceeds from Term Federal Funds Purchased	–	–	7,962.3
Repayments of Term Federal Funds Purchased	–	–	(7,981.3)
Proceeds from Senior Notes and Long-Term Debt	750.0	500.0	500.0
Repayments of Senior Notes and Long-Term Debt	(804.4)	(923.7)	(880.7)
Treasury Stock Purchased	(309.7)	(162.4)	(79.0)
Net Proceeds from Stock Options	146.2	106.8	75.6
Cash Dividends Paid on Common Stock	(220.6)	(354.3)	(273.7)
Other Financing Activities, net	226.7	–	–

Net Cash Provided by (Used in) Financing Activities	4,388.3	(3,072.9)	15,803.6

Effect of Foreign Currency Exchange Rates on Cash	(134.6)	68.3	(172.2)

Increase (Decrease) in Cash and Due from Banks	(590.3)	(562.6)	1,497.3
Cash and Due from Banks at Beginning of Year	3,752.7	4,315.3	2,818.0

Cash and Due from Banks at End of Year	$3,162.4	$3,752.7	$4,315.3

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest Paid	$231.9	$307.4	$394.5
Income Taxes Paid	262.6	188.5	153.3
Transfers from Loans to OREO	24.7	48.5	68.8

See accompanying notes to consolidated financial statements on pages 60-117.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	59

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

B. Nature of Operations. The Corporation is a bank holding company that has elected to be a financial holding company under the Bank Holding Company Act of 1956, as amended. The Bank is an Illinois banking corporation headquartered in Chicago and the Corporation’s principal subsidiary. The Corporation conducts business in the United States (U.S.) and internationally through various U.S. and non-U.S. subsidiaries, including the Bank.

Northern Trust generates the majority of its revenue from its two primary business units: Corporate & Institutional Services (C&IS) and Wealth Management. Asset management and related services are provided to C&IS and Wealth Management clients primarily by a third business unit, Asset Management. Northern Trust emphasizes quality through a high level of service complemented by the effective use of technology, delivered by a fourth business unit, Operations & Technology (O&T).

C&IS is a leading global provider of asset servicing, brokerage, banking and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth funds, and other institutional investors around the globe. Asset servicing and related services encompass a full range of capabilities including but not limited to: global master trust and custody; fund administration; investment operations outsourcing; investment risk and analytical services; securities lending; foreign exchange; cash management; treasury management; brokerage services; and transition management services. Client relationships are managed through the Bank and the Bank’s and the Corporation’s other subsidiaries, including support from locations in North America, Europe, the Middle East, and the Asia Pacific region.

Wealth Management provides trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; family business consulting; family financial education; brokerage services; and private and business banking. Wealth Management focuses on high-net-worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. Wealth Management also includes the Global Family Office, which provides customized services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. Wealth Management services are delivered by multidisciplinary teams through a network of offices in 18 U.S. states and Washington, D.C., as well as offices in London, Guernsey, and Abu Dhabi.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	60

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Nonmarketable Securities primarily consist of Federal Reserve and Federal Home Loan Bank stock and community development investments, each of which are recorded in other assets on the consolidated balance sheet. Federal Reserve and Federal Home Loan Bank stock are reported at cost, which represents redemption value. Community development investments, which are discussed in further detail in Note 28, are reported at amortized cost using the effective yield method and amortized over the lives of the related tax credits.

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

F. Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase. Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized financings and recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession, either directly or via third party custodians, of securities purchased under agreements to resell.

G. Derivative Financial Instruments. Northern Trust is a party to various derivative instruments that are used in the normal course of business to meet the needs of its clients; as part of its trading activity for its own account; and as part of its risk management activities. These instruments include foreign exchange contracts, interest rate contracts, and credit default swap contracts. Derivative financial instruments are recorded on the consolidated balance sheet at fair value within other assets and other liabilities. Derivative asset and liability positions with the same counterparty are reflected on a net basis on the consolidated balance sheet in cases where legally enforceable master netting arrangements or similar agreements exist. Derivative assets and liabilities are further reduced by cash collateral received from, and deposited with, derivative counterparties. The accounting for changes in the fair value of a derivative in the consolidated statement of income depends on whether or not the contract has been designated as a hedge and qualifies for hedge accounting under GAAP. Derivative financial instruments are recorded on the consolidated cash flow statement within the line item, ‘other operating activities, net,’ except for net investment hedges which are recorded within ‘other investing activities, net’.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Fair value, cash flow, and net investment hedges are designated and formally documented as such contemporaneous with the transaction. The formal documentation describes the hedge relationship and identifies the hedging instruments and hedged items. Included in the documentation is a discussion of the risk management objectives and strategies for undertaking such hedges, the nature of the risk being hedged, a description of the method for assessing hedge effectiveness at inception and on an ongoing basis, as well as the method that will be used to measure hedge ineffectiveness. For hedges that do not qualify for the “shortcut” or the critical terms match methods of accounting, a formal assessment is performed on a calendar quarter basis to verify that derivatives used in hedging transactions continue to be highly effective in offsetting the changes in fair value or cash flows of the hedged item. Hedge accounting is discontinued if a derivative ceases to be highly effective, matures, is terminated or sold, if a hedged forecasted transaction is no longer expected to occur, or if Northern Trust removes the derivative’s hedge designation. Subsequent gains and losses on these derivatives are included in foreign exchange trading income or security commissions and trading income. For discontinued cash flow hedges, the accumulated gain or loss on the derivative remains in AOCI and is reclassified to earnings in the period in which the previously hedged forecasted transaction impacts earnings or is no longer probable of occurring. For discontinued fair value hedges, the previously hedged asset or liability ceases to be adjusted for changes in its fair value. Previous adjustments to the hedged item are amortized over the remaining life of the hedged item.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	62

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

been defined as commercial and institutional, commercial real estate, lease financing, non-US and other. The classes within the personal segment have been defined as residential real estate, private client and other.

Loan Classification. Loans that are held for investment are reported at the principal amount outstanding, net of unearned income. Loans classified as held for sale are reported at the lower of aggregate cost or fair value. Loan commitments for residential real estate loans that will be classified as held for sale at the time of funding and which have an interest rate lock are recorded on the balance sheet at fair value with subsequent gains or losses recognized in other operating income. Unrealized gains on these loan commitments are reported as other assets, with unrealized losses reported as other liabilities. Other undrawn commitments relating to loans that are not held for sale are recorded in other liabilities and are carried at the amount of unamortized fees with an allowance for credit loss liability recognized for any estimated probable losses.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Inherent Allowance. The amount of inherent allowance is based on factors which incorporate management’s evaluation of historical charge-off experience and various qualitative factors such as management’s evaluation of economic and business conditions and changes in the character and size of the loan portfolio. Factors are applied to loan and lease credit exposures aggregated by shared risk characteristics and are reviewed quarterly by Northern Trust’s Loan Loss Reserve Committee which includes representatives from Credit Policy, business unit management, and Corporate Financial Management.

Loans, leases and other extensions of credit deemed uncollectible are charged to the allowance for credit losses. Subsequent recoveries, if any, are debited to the allowance. Northern Trust’s policies relative to the charging-off of uncollectible loans and leases are consistent across both loan and lease segments. Determinations as to whether an uncollectible loan is charged-off or a specific reserve is established are based on management’s assessment as to the level of certainty regarding the amount of loss. The provision for credit losses, which is charged to income, is the amount necessary to adjust the allowance for credit losses to the level determined to be appropriate through the above process. Actual losses may vary from current estimates and the amount of the provision for credit losses may be either greater than or less than actual net charge-offs.

Northern Trust analyzes its exposure to credit losses from both on-balance sheet and off-balance sheet activity using a consistent methodology. In estimating the allowance for credit losses for undrawn loan commitments and standby letters of credit, management uses conversion rates to determine the estimated amount that will be funded. Factors based on historical loss experience and specific risk characteristics of the loan product are utilized to calculate inherent losses related to undrawn commitments and standby letters of credit as of the reporting date. The portion of the allowance assigned to loans and leases is reported as a contra asset, directly following loans and leases in the consolidated balance sheet.

The portion of the allowance assigned to undrawn loan commitments and standby letters of credit is reported in other liabilities in the consolidated balance sheet.

J. Standby Letters of Credit. Fees on standby letters of credit are recognized in other operating income using the straight-line method over the lives of the underlying agreements. Northern

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	64

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trust’s recorded liability for standby letters of credit, reflecting the obligation it has undertaken, is measured as the amount of unamortized fees on these instruments.

K. Buildings and Equipment. Buildings and equipment owned are carried at original cost less accumulated depreciation. The charge for depreciation is computed using the straight-line method based on the following range of lives: buildings – 10 to 30 years; equipment – 3 to 10 years; and leasehold improvements–the shorter of the lease term or 15 years. Leased properties meeting certain criteria are capitalized and amortized using the straight-line method over the lease period.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	65

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

Note 2 – Recent Accounting Pronouncements

In January 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-01, “Investments – Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.” The ASU permits reporting entities to elect to account for investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. The ASU is effective for interim and annual reporting periods beginning after December 15, 2014. Northern Trust is currently evaluating the potential application of ASU No. 2014-01; an election to utilize the proportional amortization method is not expected to materially impact Northern Trust’s consolidated financial position or results of operations.

In January 2014, the FASB issued ASU No. 2014-04, “Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” This ASU clarifies that an insubstance repossession or foreclosure of a residential real estate property occurs only upon either the creditor obtaining legal title to the property upon completion of a foreclosure or through completion of a deed in lieu of foreclosure, rather than by simply taking physical possession of the property. This ASU is effective for interim and annual reporting periods beginning after December 15, 2014. Northern Trust is currently assessing the impact of the adoption of ASU No. 2014-04 and it is not expected to materially impact Northern Trust’s consolidated financial position and results of operations.

Note 3 – Fair Value Measurements

Fair value under GAAP is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	66

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Hierarchy. The following describes the hierarchy of valuation inputs (Levels 1, 2, and 3) used to measure fair value and the primary valuation methodologies used by Northern Trust for financial instruments measured at fair value on a recurring basis. Observable inputs reflect market data obtained from sources independent of the reporting entity; unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. GAAP requires an entity measuring fair value to maximize the use of observable inputs and minimize the use of unobservable inputs and establishes a fair value hierarchy of inputs. Financial instruments are categorized within the hierarchy based on the lowest level input that is significant to their valuation. Northern Trust’s policy is to recognize transfers into and transfers out of fair value levels as of the end of the reporting period in which the transfer occurred. No transfers between fair value levels occurred during the years ended December 31, 2013 or 2012.

Level 1 – Quoted, active market prices for identical assets or liabilities. Northern Trust’s Level 1 assets are comprised of available for sale investments in U.S. treasury securities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted active market prices for similar assets or liabilities, quoted prices for identical or similar assets in inactive markets, and model-derived valuations in which all significant inputs are observable in active markets. Northern Trust’s Level 2 assets include available for sale and trading account securities, the fair values of which are determined predominantly by external pricing vendors. Prices received from vendors are compared to other vendor and third-party prices. If a security price obtained from a pricing vendor is determined to exceed pre-determined tolerance levels that are assigned based on an asset type’s characteristics, the exception is researched and, if the price is not able to be validated, an alternate pricing vendor is utilized, consistent with Northern Trust’s pricing source hierarchy. As of December 31, 2013, Northern Trust’s available for sale securities portfolio included 831 Level 2 securities with an aggregate market value of $26.4 billion. Of those, 829 securities, with a market value of $26.3 billion, were valued by external pricing vendors. The remaining 2 securities, with an aggregate market value of $57.4 million, were valued consistent with prices of similar securities as there were no vended prices available for these securities. As of December 31, 2012, Northern Trust’s available for sale securities portfolio included 696 Level 2 securities with an aggregate market value of $26.8 billion. Of those, 689 securities, with a market value of $26.5 billion, were valued by external pricing vendors. The remaining 7 securities, with an aggregate market value of $307.1 million, were valued consistent with prices of similar securities as there were no vended prices available for these securities. Trading account securities, which totaled $1.7 million and $8.0 million as of December 31, 2013 and December 31, 2012, respectively, were all valued using external pricing vendors.

Northern Trust has established processes and procedures to assess the suitability of valuation methodologies used by external pricing vendors, including reviews of valuation techniques and assumptions used for selected securities. On a daily basis, periodic quality control reviews of prices received from vendors are conducted which include comparisons to prices on similar security types received from multiple pricing vendors and to the previous day’s reported prices for each security. Predetermined tolerance level exceptions are researched and may result in additional validation through available market information or the use of an alternate pricing vendor. Quarterly, Northern Trust reviews documentation from third-party pricing vendors regarding the valuation processes and assumptions used in their valuations and assesses whether the fair value levels assigned by Northern Trust to each security classification are appropriate. Annually, valuation inputs used within third-party pricing vendor valuations are reviewed for propriety on a sample basis through a comparison of inputs used to comparable market data, including security classifications that are less actively traded and security classifications comprising significant portions of the portfolio.

Level 2 assets and liabilities also include derivative contracts which are valued internally using widely accepted income-based models that incorporate inputs readily observable in actively quoted markets and reflect the contractual terms of the contracts. Observable inputs include foreign exchange rates and interest rates for foreign exchange contracts; credit spreads, default probabilities, and recovery rates for credit default swap contracts; interest rates for interest rate swap contracts and forward contracts; and interest rates and volatility inputs for interest rate option contracts. Northern Trust evaluates the impact of counterparty credit risk and its own credit risk on the valuation of its derivative instruments. Factors considered include the likelihood of default by Northern Trust and its counterparties, the remaining maturities of the instruments, net exposures after giving effect to master netting arrangements or similar agreements, available collateral, and other credit enhancements in determining the appropriate fair value of derivative instruments. The resulting valuation adjustments have not been considered material.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	67

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	68

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following presents the fair values of, and the valuation techniques, significant unobservable inputs, and quantitative information used to develop significant unobservable inputs for, Northern Trust’s Level 3 assets and liabilities as of December 31, 2013.

FINANCIAL INSTRUMENT	FAIR VALUE	VALUATION TECHNIQUE	UNOBSERVABLE INPUT	RANGE OF LIVES AND RATES
Auction Rate Securities	$98.9 million	Discounted Cash Flow	Remaining lives Discount rates	2.4 – 8.6 years 0.3% – 7.7%
Contingent Consideration	$55.4 million	Discounted Cash Flow	Discount rate Business growth rates	10.5% 19% – 21%

The following presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012, segregated by fair value hierarchy level.

	DECEMBER 31, 2013
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$1,917.9	$–	$–	$–	$1,917.9
Obligations of States and Political Subdivisions	–	4.6	–	–	4.6
Government Sponsored Agency	–	17,528.0	–	–	17,528.0
Corporate Debt	–	3,524.5	–	–	3,524.5
Covered Bonds	–	1,943.9	–	–	1,943.9
Supranational, Sovereign and Non-U.S. Agency Bonds	–	720.6	–	–	720.6
Residential Mortgage-Backed	–	48.1	–	–	48.1
Other Asset-Backed	–	2,391.8	–	–	2,391.8
Auction Rate	–	–	98.9	–	98.9
Other	–	214.5	–	–	214.5

Total Available for Sale	1,917.9	26,376.0	98.9	–	28,392.8

Trading Account	–	1.7	–	–	1.7

Total Available for Sale and Trading Securities	1,917.9	26,377.7	98.9	–	28,394.5

Other Assets
Derivative Assets
Foreign Exchange Contracts	–	2,865.7	–	–	2,865.7
Interest Rate Swaps	–	237.9	–	–	237.9

Total Derivative Assets	–	3,103.6	–	(1,369.0)	1,734.6

Other Liabilities
Derivative Liabilities
Foreign Exchange Contracts	–	2,905.7	–	–	2,905.7
Interest Rate Swaps	–	195.2	–	–	195.2

Total Derivative Liabilities	–	3,100.9	–	(1,926.0)	1,174.9

Contingent Consideration	$–	$–	$55.4	$–	$55.4

Note: Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting arrangements or similar agreements exist between Northern Trust and the counterparty. As of December 31, 2013, derivative assets and liabilities shown above also include reductions of $210.7 million and $767.7 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	DECEMBER 31, 2012
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	NETTING	ASSETS/ LIABILITIES AT FAIR VALUE
Securities
Available for Sale
U.S. Government	$1,784.6	$–	$–	$–	$1,784.6
Obligations of States and Political Subdivisions	–	14.1	–	–	14.1
Government Sponsored Agency	–	18,638.8	–	–	18,638.8
Corporate Debt	–	2,618.4	–	–	2,618.4
Covered Bonds	–	1,748.0	–	–	1,748.0
Supranational Bonds	–	1,060.7	–	–	1,060.7
Residential Mortgage-Backed	–	92.0	–	–	92.0
Other Asset-Backed	–	2,283.9	–	–	2,283.9
Auction Rate	–	–	97.8	–	97.8
Other	–	305.2	–	–	305.2

Total Available for Sale	1,784.6	26,761.1	97.8	–	28,643.5

Trading Account	–	8.0	–	–	8.0

Total Available for Sale and Trading Securities	1,784.6	26,769.1	97.8	–	28,651.5

Other Assets
Derivatives
Foreign Exchange Contracts	–	1,756.6	–	–	1,756.6
Interest Rate Swaps	–	310.3	–	–	310.3

Total Derivatives Assets	–	2,066.9	–	(1,101.1)	965.8

Other Liabilities
Derivatives
Foreign Exchange Contracts	–	1,772.7	–	–	1,772.7
Interest Rate Swaps	–	249.3	–	–	249.3
Credit Default Swaps	–	1.0	–	–	1.0

Total Derivatives Liabilities	–	2,023.0	–	(1,407.5)	615.5

Contingent Consideration	–	–	50.1	–	50.1

Note: Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting arrangements or similar agreements exist between Northern Trust and the counterparty. As of December 31, 2012, derivative assets and liabilities shown above also include reductions of $118.6 million and $425.0 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the changes in Level 3 assets and liabilities for the years ended December 31, 2013 and 2012.

LEVEL 3 ASSETS	AUCTION RATE SECURITIES
(In Millions)	2013	2012
Fair Value at January 1	$97.8	$178.3
Total Gains and (Losses):
Included in Earnings(1)	0.1	(21.6)
Included in Other Comprehensive Income(2)	3.8	6.4
Purchases, Issuances, Sales, and Settlements:
Sales	(0.6)	(54.7)
Settlements	(2.2)	(10.6)

Fair Value at December 31	$98.9	$97.8

(1) Realized gains for the year ended December 31, 2013 of $0.1 million represents gains from redemptions by issuers. Realized losses for the year ended December 31, 2012 of $21.6 million include $20.8 million of losses from sales of securities and $1.6 million of impairment losses, partially offset by $0.8 million of gains from redemptions by issuers. Gains on redemptions are recorded in interest income and sales and impairment losses are recorded in investment security gains (losses), net, within the consolidated statement of income.

(2) Unrealized losses related to auction rate securities are included in net unrealized gains (losses) on securities available for sale, within the consolidated statement of comprehensive income.

LEVEL 3 LIABILITIES	CONTINGENT CONSIDERATION
(In Millions)	2013	2012
Fair Value at January 1	$50.1	$56.8
Total (Gains) and Losses:
Included in Earnings(1)	5.3	2.0
Included in Other Comprehensive Income(2)	–	(0.5)
Purchases, Issuances, Sales, and Settlements:
Purchases	–	–
Settlements	–	(8.2)

Fair Value at December 31	$55.4	$50.1
Unrealized (Gains) Losses Included in Earnings Related to Financial Instruments Held at December 31(1)	$5.3	$4.8

(1) Gains (losses) are recorded in other operating income (expense) within the consolidated statement of income.

(2) Unrealized foreign currency related losses on contingent consideration liabilities are included in foreign currency translation adjustments, within the consolidated statement of comprehensive income.

For the years ended December 31, 2013 and 2012, there were no assets or liabilities transferred into or out of Level 3.

Carrying values of assets and liabilities that are not measured at fair value on a recurring basis may be adjusted to fair value in periods subsequent to their initial recognition, for example, to record an impairment of an asset. GAAP requires entities to separately disclose these subsequent fair value measurements and to classify them under the fair value hierarchy.

Assets measured at fair value on a nonrecurring basis at December 31, 2013 and 2012, all of which were categorized as Level 3 under the fair value hierarchy, were comprised of impaired loans whose values were based on real-estate and other available collateral, and of Other Real Estate Owned (OREO) properties. Fair values of real-estate loan collateral were estimated using a market approach typically supported by third party valuations and property specific fees and taxes, and were subject to adjustments to reflect management’s judgment as to realizable value. Other loan collateral, which typically consists of accounts receivable, inventory and equipment, is valued using a market approach adjusted for asset specific characteristics and in limited instances third party valuations are used.

Collateral-based impaired loans that have been adjusted to fair value totaled $34.0 million and $35.0 million at December 31, 2013 and 2012, respectively, and the level of specific allowances on these loans was decreased by $14.3 million during the year ended December 31, 2013 and by $8.5 million for the year ended December 31, 2012.

OREO properties that have been adjusted to fair value totaled $1.4 million and $2.3 million at December 31, 2013 and 2012, respectively, and $1.0 million and $0.8 million were charged through other operating expense during the years ended December 31, 2013 and 2012, respectively, to reduce the fair values of these OREO properties.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the fair value of, and the valuation technique, significant unobservable inputs, and quantitative information used to develop the significant unobservable inputs for, Northern Trust’s Level 3 assets that were measured at fair value on a nonrecurring basis as of December 31, 2013.

FINANCIAL INSTRUMENT	FAIR VALUE	VALUATION TECHNIQUE	UNOBSERVABLE INPUT	RANGE OF DISCOUNTS APPLIED
Loans	$34.0 million	Market Approach	Discount to reflect realizable value	15% – 40%
OREO	$1.4 million	Market Approach	Discount to reflect realizable value	15% – 40%

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	72

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize the fair values of all financial instruments.

	DECEMBER 31, 2013
(In Millions)			FAIR VALUE
	BOOK VALUE	TOTAL FAIR VALUE	LEVEL 1	LEVEL 2	LEVEL 3
ASSETS
Cash and Due from Banks	$3,162.4	$3,162.4	$3,162.4	$–	$–
Federal Funds Sold and Resell Agreements	529.6	529.6	–	529.6	–
Interest-Bearing Deposits with Banks	19,397.4	19,397.4	–	19,397.4	–
Federal Reserve Deposits and Other Interest-Bearing	12,911.5	12,911.5	–	12,911.5	–
Securities
Available for Sale (Note)	28,392.8	28,392.8	1,917.9	26,376.0	98.9
Held to Maturity	2,325.8	2,321.4	–	2,321.4	–
Trading Account	1.7	1.7	–	1.7	–
Loans (excluding Leases)
Held for Investment	28,136.5	28,147.2	–	–	28,147.2
Held for Sale	–	–	–	–	–
Client Security Settlement Receivables	1,355.2	1,355.2	–	1,355.2	–
Other Assets
Federal Reserve and Federal Home Loan Bank Stock	194.7	194.7	–	194.7	–
Community Development Investments	228.1	227.8	–	227.8	–
Employee Benefit and Deferred Compensation	132.7	126.9	79.3	47.6	–
LIABILITIES
Deposits
Demand, Noninterest-Bearing, Savings and Money Market	$33,762.0	$33,762.0	$33,762.0	$–	$–
Savings Certificates and Other Time	1,874.4	1,877.1	–	1,877.1	–
Non-U.S. Offices Interest-Bearing	48,461.7	48,461.7	–	48,461.7	–
Federal Funds Purchased	965.1	965.1	–	965.1	–
Securities Sold under Agreements to Repurchase	917.3	917.3	–	917.3	–
Other Borrowings	1,558.6	1,558.6	–	1,558.6	–
Senior Notes	1,996.6	1,989.3	–	1,989.3	–
Long Term Debt (excluding Leases)
Subordinated Debt	1,537.3	1,563.5	–	1,563.5	–
Federal Home Loan Bank Borrowings	135.0	137.2	–	137.2	–
Floating Rate Capital Debt	277.1	230.2	–	230.2	–
Other Liabilities
Standby Letters of Credit	59.6	59.6	–	–	59.6
Contingent Consideration	55.4	55.4	–	–	55.4
Loan Commitments	35.7	35.7	–	–	35.7
DERIVATIVE INSTRUMENTS
Asset/Liability Management
Foreign Exchange Contracts
Assets	$21.0	$21.0	$–	$21.0	$–
Liabilities	59.5	59.5	–	59.5	–
Interest Rate Swaps
Assets	115.1	115.1	–	115.1	–
Liabilities	78.2	78.2	–	78.2	–
Client-Related and Trading
Foreign Exchange Contracts
Assets	2,844.7	2,844.7	–	2,844.7	–
Liabilities	2,846.2	2,846.2	–	2,846.2	–
Interest Rate Contracts
Assets	122.8	122.8	–	122.8	–
Liabilities	117.0	117.0	–	117.0	–

Note: Refer to the table located on page 69 for the disaggregation of available for sale securities.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	DECEMBER 31, 2012
			FAIR VALUE
(In Millions)	BOOK VALUE	TOTAL FAIR VALUE	LEVEL 1	LEVEL 2	LEVEL 3
ASSETS
Cash and Due from Banks	$3,752.7	$3,752.7	$3,752.7	$–	$–
Federal Funds Sold and Resell Agreements	60.8	60.8	–	60.8	–
Interest-Bearing Deposits with Banks	18,803.5	18,803.5	–	18,803.5	–
Federal Reserve Deposits and Other Interest-Bearing	7,619.7	7,619.7	–	7,619.7	–
Securities
Available for Sale (Note)	28,643.5	28,643.5	1,784.6	26,761.1	97.8
Held to Maturity	2,382.0	2,394.8	–	2,394.8	–
Trading Account	8.0	8.0	–	8.0	–
Loans (excluding Leases)
Held for Investment	28,165.4	28,220.2	–	–	28,220.2
Held for Sale	11.7	11.7	–	–	11.7
Client Security Settlement Receivables	2,049.1	2,049.1	–	2,049.1	–
Other Assets
Federal Reserve and Federal Home Loan Bank Stock	197.6	197.6	–	197.6	–
Community Development Investments	253.2	275.1	–	275.1	–
Employee Benefit and Deferred Compensation	121.3	126.1	86.7	39.4	–
LIABILITIES
Deposits
Demand, Noninterest-Bearing, Savings and Money Market	$39,221.5	$39,221.5	$39,221.5	$–	$–
Savings Certificates and Other Time	2,466.1	2,476.7	–	2,476.7	–
Non-U.S. Offices Interest-Bearing	39,720.2	39,720.2	–	39,720.2	–
Federal Funds Purchased	780.2	780.2	–	780.2	–
Securities Sold under Agreements to Repurchase	699.8	699.8	–	699.8	–
Other Borrowings	367.4	367.4	–	367.4	–
Senior Notes	2,405.8	2,513.4	–	2,513.4	–
Long Term Debt (excluding Leases)
Subordinated Debt	1,045.4	1,065.3	–	1,065.3	–
Federal Home Loan Bank Borrowings	335.0	345.4	–	345.4	–
Floating Rate Capital Debt	277.0	228.0	–	228.0	–
Other Liabilities
Standby Letters of Credit	60.5	60.5	–	–	60.5
Contingent Consideration	50.1	50.1	–	–	50.1
Loan Commitments	38.9	38.9	–	–	38.9
DERIVATIVE INSTRUMENTS
Asset/Liability Management
Foreign Exchange Contracts
Assets	$21.3	$21.3	$–	$21.3	$–
Liabilities	42.3	42.3	–	42.3	–
Interest Rate Swaps
Assets	129.7	129.7	–	129.7	–
Liabilities	75.3	75.3	–	75.3	–
Credit Default Swaps
Liabilities	1.0	1.0	–	1.0	–
Client-Related and Trading
Foreign Exchange Contracts
Assets	1,735.3	1,735.3	–	1,735.3	–
Liabilities	1,730.4	1,730.4	–	1,730.4	–
Interest Rate Contracts
Assets	180.6	180.6	–	180.6	–
Liabilities	174.0	174.0	–	174.0	–

Note: Refer to the table located on page 70 for the disaggregation of available for sale securities.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	74

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Securities

Securities Available for Sale. The following tables provide the amortized cost, fair values, and remaining maturities of securities available for sale.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES AVAILABLE FOR SALE	DECEMBER 31, 2013
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$1,896.7	$22.6	$1.4	$1,917.9
Obligations of States and Political Subdivisions	4.5	0.1	–	4.6
Government Sponsored Agency	17,495.2	80.7	47.9	17,528.0
Corporate Debt	3,615.2	10.5	101.2	3,524.5
Covered Bonds	1,898.9	50.9	5.9	1,943.9
Supranational, Sovereign and Non-U.S. Agency Bonds	717.0	5.3	1.7	720.6
Residential Mortgage-Backed	52.4	0.1	4.4	48.1
Other Asset-Backed	2,390.8	1.4	0.4	2,391.8
Auction Rate	97.5	2.2	0.8	98.9
Other	214.1	0.4	–	214.5

Total	$28,382.3	$174.2	$163.7	$28,392.8

	DECEMBER 31, 2012
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
U.S. Government	$1,747.9	$36.7	$–	$1,784.6
Obligations of States and Political Subdivisions	13.9	0.2	–	14.1
Government Sponsored Agency	18,520.6	122.2	4.0	18,638.8
Corporate Debt	2,602.4	18.1	2.1	2,618.4
Covered Bonds	1,697.1	51.0	0.1	1,748.0
Supranational Bonds	1,053.9	7.0	0.2	1,060.7
Residential Mortgage-Backed	102.4	0.4	10.8	92.0
Other Asset-Backed	2,280.0	4.3	0.4	2,283.9
Auction Rate	99.6	2.1	3.9	97.8
Other	304.4	0.8	–	305.2

Total	$28,422.2	$242.8	$21.5	$28,643.5

REMAINING MATURITY OF SECURITIES AVAILABLE FOR SALE	DECEMBER 31, 2013		DECEMBER 31, 2012
(In Millions)	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$9,552.9	$9,565.7	$7,431.7	$7,451.2
Due After One Year Through Five Years	15,011.4	15,067.2	18,663.4	18,840.4
Due After Five Years Through Ten Years	2,545.9	2,494.1	1,724.0	1,738.0
Due After Ten Years	1,272.1	1,265.8	603.1	613.9

Total	$28,382.3	$28,392.8	$28,422.2	$28,643.5

Note: Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Held to Maturity. The following tables provide the amortized cost, fair values and remaining maturities of securities held to maturity.

RECONCILIATION OF AMORTIZED COST TO FAIR VALUES OF SECURITIES HELD TO MATURITY	DECEMBER 31, 2013
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$225.2	$10.3	$–	$235.5
Government Sponsored Agency	35.9	1.1	–	37.0
Non-U.S. Government Debt	197.3	–	–	197.3
Certificates of Deposit	698.1	–	0.2	697.9
Supranational, Sovereign and Non-U.S. Agency Bonds	1,109.4	0.8	4.3	1,105.9
Other	59.9	0.1	12.2	47.8

Total	$2,325.8	$12.3	$16.7	$2,321.4

	DECEMBER 31, 2012
(In Millions)	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of States and Political Subdivisions	$329.3	$17.2	$–	$346.5
Government Sponsored Agency	112.9	3.8	–	116.7
Non-U.S. Government Debt	205.0	–	–	205.0
Certificates of Deposit	1,667.6	0.2	0.6	1,667.2
Other	67.2	0.3	8.1	59.4

Total	$2,382.0	$21.5	$8.7	$2,394.8

REMAINING MATURITY OF SECURITIES HELD TO MATURITY	DECEMBER 31, 2013		DECEMBER 31, 2012
(In Millions)	AMORTIZED COST	FAIR VALUE	AMORTIZED COST	FAIR VALUE
Due in One Year or Less	$1,009.9	$1,011.2	$2,029.5	$2,030.6
Due After One Year Through Five Years	1,254.9	1,257.0	268.1	280.2
Due After Five Years Through Ten Years	26.1	27.1	45.4	49.8
Due After Ten Years	34.9	26.1	39.0	34.2

Total	$2,325.8	$2,321.4	$2,382.0	$2,394.8

Note: Mortgage-backed and asset-backed securities are included in the above table taking into account anticipated future prepayments.

Securities held to maturity consist of debt securities that management intends to, and Northern Trust has the ability to, hold until maturity.

Investment Security Gains and Losses. Net investment security losses totaling $1.5 million, $1.7 million, and $23.9 million were recognized in 2013, 2012, and 2011, respectively. Losses in 2012 and 2011 included $3.3 million, and $23.3 million of OTTI losses, respectively. There were no OTTI losses in 2013. Gross proceeds of $0.5 billion from the sale of securities in 2013 resulted in gross realized gains of $0.8 million and gross realized losses of $2.3 million. Gross proceeds of $2.7 billion from the sale of securities in 2012 resulted in gross realized gains of $23.5 million and gross realized losses of $21.9 million. There were $0.6 million of other realized net security losses in 2011.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	76

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with Unrealized Losses. The following tables provide information regarding securities that had been in a continuous unrealized loss position for less than 12 months and for 12 months or longer as of December 31, 2013 and 2012.

SECURITIES WITH UNREALIZED LOSSES AS OF DECEMBER 31, 2013	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
U.S. Government	$896.4	$1.4	$–	$–	$896.4	$1.4
Government Sponsored Agency	4,340.8	42.6	413.7	5.3	4,754.5	47.9
Corporate Debt	1,759.5	85.4	267.0	15.8	2,026.5	101.2
Covered Bonds	278.8	5.7	9.9	0.2	288.7	5.9
Supranational Sovereign and Non U.S. Agency Bonds	789.4	6.0	–	–	789.4	6.0
Residential Mortgage-Backed	–	–	42.0	4.4	42.0	4.4
Other Asset-Backed	677.0	0.4	–	–	677.0	0.4
Certificates of Deposit	684.2	0.2	–	–	684.2	0.2
Auction Rate	22.1	0.1	14.0	0.7	36.1	0.8
Other	25.7	4.0	29.5	8.2	55.2	12.2

Total	$9,473.9	$145.8	$776.1	$34.6	$10,250.0	$180.4

SECURITIES WITH UNREALIZED LOSSES AS OF DECEMBER 31, 2012	LESS THAN 12 MONTHS		12 MONTHS OR LONGER		TOTAL
(In Millions)	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Government Sponsored Agency	$482.2	$1.0	$1,171.8	$3.0	$1,654.0	$4.0
Corporate Debt	441.5	2.0	50.0	0.1	491.5	2.1
Covered Bonds	20.1	0.1	–	–	20.1	0.1
Supranational Bonds	113.8	0.2	–	–	113.8	0.2
Residential Mortgage-Backed	–	–	84.7	10.8	84.7	10.8
Other Asset-Backed	146.1	0.1	40.0	0.3	186.1	0.4
Certificates of Deposit	1,178.8	0.6	–	–	1,178.8	0.6
Auction Rate	2.7	0.3	41.0	3.6	43.7	3.9
Other	9.3	1.9	43.8	6.2	53.1	8.1

Total	$2,394.5	$6.2	$1,431.3	$24.0	$3,825.8	$30.2

As of December 31, 2013, 444 securities with a combined fair value of $10.3 billion were in an unrealized loss position, with their unrealized losses totaling $180.4 million. Unrealized losses of $101.2 million within corporate debt securities primarily reflect widened credit spreads and higher market rates since purchase; 51% of the corporate debt portfolio is backed by guarantees provided by U.S. and non-U.S. governmental entities. Unrealized losses of $47.9 million related to government sponsored agency securities are primarily attributable to changes in market rates since their purchase.

Unrealized losses on residential mortgage-backed securities totaling $4.4 million reflect the impact of wider credit and liquidity spreads on the valuations of 5 residential mortgage-backed securities since purchase, with $42.0 million having been in an unrealized loss position for more than 12 months. Residential mortgage-backed securities at December 31, 2013 had a total amortized cost and fair value of $52.4 million and $48.1 million, respectively. Securities classified as “other asset-backed” at December 31, 2013 had average lives of less than 5 years, and 99% were rated triple-A.

The majority of the $12.2 million of unrealized losses in securities classified as “other” at December 31, 2013 relate to securities which Northern Trust purchases for compliance with the Community Reinvestment Act (CRA). Unrealized losses on these CRA related other securities are attributable to their purchase at below market rates for the purpose of supporting institutions and programs that benefit low to moderate income communities within Northern Trust’s market area. Unrealized losses of $0.8 million related to auction rate securities primarily reflect reduced market liquidity as a majority of auctions continue to fail preventing holders from liquidating their investments at par. The remaining unrealized losses on Northern Trust’s securities portfolio as of December 31, 2013 are attributable to changes in overall market interest rates, increased credit spreads, or reduced market liquidity. As of December 31, 2013, Northern Trust does not intend to sell any investment in an unrealized loss position and it is not more likely than not that Northern Trust will be required to sell any such investment before the recovery of its amortized cost basis, which may be maturity.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

While all securities are considered, the following describes Northern Trust’s process for identifying credit impairment within non-agency residential mortgage-backed securities, the security type for which Northern Trust has previously recognized the majority of its OTTI. To determine if an unrealized loss on a non-agency residential mortgage-backed security is other-than-temporary, economic models are used to perform cash flow analyses by developing multiple scenarios in order to create reasonable forecasts of the security’s future performance using available data including servicers’ loan charge off patterns, prepayment speeds, annualized default rates, each security’s current delinquency pipeline, the delinquency pipeline’s growth rate, the roll rate from delinquency to default, loan loss severities and historical performance of like collateral, along with Northern Trust’s outlook for the housing market and the overall economy. If the present value of future cash flows projected as a result of this analysis is less than the current amortized cost of the security, a credit-related OTTI loss is recorded to earnings equal to the difference between the two amounts.

Impairments of non-agency residential mortgage-backed securities are influenced by a number of factors, including but not limited to, U.S. economic and housing market performance, security credit enhancement level, insurance coverage, year of origination, and type of collateral. The factors used in estimating losses on non-agency residential mortgage-backed securities vary by year of origination and type of collateral. As of December 31, 2013, loss estimates for subprime, Alt-A, prime and 2nd lien collateral portfolios were developed using default roll rates, determined primarily by the stage of delinquency of the underlying instrument, that generally assumed ultimate default rates approximating 5% to 30% for current loans; 30% for loans 30 to 60 days delinquent; 80% for loans 60 to 90 days delinquent; 90% for loans delinquent greater than 90 days; and 100% for OREO properties and loans that are in foreclosure.

December 31, 2013 amortized cost, weighted average ultimate default rates, and impairment severity rates for the non-agency residential mortgage-backed securities portfolio, by security type, are provided in the following table.

	DECEMBER 31, 2013
			LOSS SEVERITY RATES
($ In Millions)	AMORTIZED COST	WEIGHTED AVERAGE ULTIMATE DEFAULT RATES	LOW	HIGH	WEIGHTED AVERAGE
Prime	$7.2	21.5%	32.7%	45.0%	41.3%
Alt-A	12.1	40.3	65.5	65.5	65.5
Subprime	23.4	48.6	75.6	79.3	76.5
2nd Lien	9.7	32.8	98.9	99.0	99.0

Total Non-Agency Residential Mortgage-Backed Securities	$52.4	39.5%	32.7%	99.0%	73.3%

Northern Trust’s processes for identifying credit impairment within auction rate securities are largely consistent with the processes utilized for non-agency residential mortgage-backed securities and include analyses of loss severities and default rates adjusted for the type of underlying loan and the presence of government guarantees, as applicable. There were no OTTI losses recognized during the year ended December 31, 2013. There were $3.3 million of OTTI losses in 2012, of which $1.7 million related to non-agency residential mortgage-backed securities and $1.6 million related to auction rate securities, and $23.3 million of OTTI losses in 2011, all of which related to non-agency residential mortgage-backed securities.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	78

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit Losses on Debt Securities. The table below provides information regarding total other-than-temporarily impaired securities, including noncredit-related amounts recognized in other comprehensive income and net impairment losses recognized in earnings, for the years ended December 31, 2013, 2012, and 2011.

	DECEMBER 31,
(In Millions)	2013	2012	2011
Changes in Other-Than-Temporary Impairment Losses(1)	$–	$(2.7)	$(1.1)
Noncredit-related Losses Recorded in / (Reclassified from) OCI(2)	–	(0.6)	(22.2)

Net Impairment Losses Recognized in Earnings	$–	$(3.3)	$(23.3)

(1) For initial other-than-temporary impairments in the respective period, the balance includes the excess of the amortized cost over the fair value of the impaired securities. For subsequent impairments of the same security, the balance includes any additional changes in fair value of the security subsequent to its most recently recorded OTTI.

(2) For initial other-than-temporary impairments in the respective period, the balance includes the portion of the excess of amortized cost over the fair value of the impaired securities that was recorded in OCI. For subsequent impairments of the same security, the balance includes additional changes in OCI for that security subsequent to its most recently recorded OTTI.

Provided in the table below are the cumulative credit-related losses recognized in earnings on debt securities other-than-temporarily impaired.

	YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012
Cumulative Credit-Related Losses on Securities Held – Beginning of Year	$42.3	$68.2
Plus: Losses on Newly Identified Impairments	–	1.6
Additional Losses on Previously Identified Impairments	–	1.7
Less: Current and Prior Period Losses on Securities Sold During the Year	(33.5)	(29.2)

Cumulative Credit-Related Losses on Securities Held – End of Year	$8.8	$42.3

The table below provides information regarding debt securities held as of December 31, 2013 and 2012, for which an OTTI loss has been recognized in the current year or previously.

	DECEMBER 31,
(In Millions)	2013	2012
Fair Value	$38.3	$51.5
Amortized Cost Basis	42.8	59.0

Noncredit-related Losses Recognized in OCI	(4.5)	(7.5)
Tax Effect	1.7	2.8

Amount Recognized in OCI	$(2.8)	$(4.7)

Note 5 – Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are recorded at the amounts at which the securities were acquired or sold plus accrued interest. To minimize any potential credit risk associated with these transactions, the fair value of the securities purchased or sold is monitored, limits are set on exposure with counterparties, and the financial condition of counterparties is regularly assessed. It is Northern Trust’s policy to take possession, either directly or via third party custodians, of securities purchased under agreements to resell.

The following tables summarize information related to securities purchased under agreements to resell and securities sold under agreements to repurchase.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
($ In Millions)	2013	2012
Balance at December 31	$500.0	$35.4
Average Balance During the Year	396.3	241.5
Average Interest Rate Earned During the Year	0.46%	0.16%
Maximum Month-End Balance During the Year	571.5	537.4

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
($ In Millions)	2013	2012
Balance at December 31	$917.3	$699.8
Average Balance During the Year	594.3	448.2
Average Interest Rate Paid During the Year	0.07%	0.08%
Maximum Month-End Balance During the Year	917.3	699.8

Note 6 – Loans and Leases

Amounts outstanding for loans and leases, by segment and class, are shown below.

	DECEMBER 31,
(In Millions)	2013	2012
Commercial
Commercial and Institutional	$7,375.8	$7,468.5
Commercial Real Estate	2,955.8	2,859.8
Lease Financing, net	975.1	1,035.0
Non-U.S.	954.7	1,192.3
Other	358.6	341.6

Total Commercial	12,620.0	12,897.2

Personal
Residential Real Estate	10,271.3	10,375.2
Private Client	6,445.6	6,130.1
Other	48.6	102.0

Total Personal	16,765.5	16,607.3

Total Loans and Leases	$29,385.5	$29,504.5
Allowance for Credit Losses Assigned to Loans and Leases	(278.1)	(297.9)

Net Loans and Leases	$29,107.4	$29,206.6

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Residential real estate loans consist of conventional home mortgages and equity credit lines that generally require a loan to collateral value of no more than 65% to 80% at inception. Northern Trust’s equity credit line products generally have draw periods of up to 10 years and a balloon payment of any outstanding balance is due at maturity. Payments are interest only with variable interest rates. Northern Trust does not offer equity credit lines that include an option to convert the outstanding balance to an amortizing payment loan. As of December 31, 2013 and 2012, equity credit lines totaled $2.0 billion and $2.3 billion, respectively, and equity credit lines for which first liens were held by Northern Trust represented 87% and 86%, respectively, of the total equity credit lines as of those dates.

Included within the non-U.S., commercial-other, and personal-other classes are short duration advances, primarily related to the processing of custodied client investments, that totaled $1.3 billion and $1.5 billion at December 31, 2013 and 2012, respectively. Demand deposits reclassified as loan balances totaled $104.1 million and $224.7 million at December 31, 2013 and 2012, respectively. There were no loans classified as held for sale at December 31, 2013. Loans classified as held for sale totaled $11.7 million at December 31, 2012.

The components of the net investment in direct finance and leveraged leases are as follows:

	DECEMBER 31,
(In Millions)	2013	2012
Direct Finance Leases:
Lease Receivable	$189.4	$239.2
Residual Value	143.1	162.2
Initial Direct Costs	2.5	3.5
Unearned Income	(31.1)	(43.5)

Investment in Direct Finance Leases	303.9	361.4

Leveraged Leases:
Net Rental Receivable	544.4	559.9
Residual Value	295.6	297.9
Unearned Income	(168.8)	(184.2)

Investment in Leveraged Leases	671.2	673.6

Lease Financing, net	$975.1	$1,035.0

The following schedule reflects the future minimum lease payments to be received over the next five years under direct finance leases:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2014	$44.7
2015	40.5
2016	30.4
2017	27.0
2018	19.1

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	80

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loan and lease segment and class balances at December 31, 2013 and 2012 are provided below, segregated by borrower ratings into “1 to 3”, “4 to 5”, and “6 to 9” (watch list), categories.

	DECEMBER 31, 2013				DECEMBER 31, 2012
(In Millions)	1 TO 3 CATEGORY	4 TO 5 CATEGORY	6 TO 9 CATEGORY (WATCH LIST)	TOTAL	1 TO 3 CATEGORY	4 TO 5 CATEGORY	6 TO 9 CATEGORY (WATCH LIST)	TOTAL
Commercial
Commercial and Institutional	$4,432.5	$2,801.5	$141.8	$7,375.8	$4,291.8	$3,040.6	$136.1	$7,468.5
Commercial Real Estate	1,053.7	1,748.7	153.4	2,955.8	888.6	1,710.9	260.3	2,859.8
Lease Financing, net	685.7	285.0	4.4	975.1	647.1	382.3	5.6	1,035.0
Non-U.S.	442.8	511.9	–	954.7	542.7	646.6	3.0	1,192.3
Other	157.7	200.9	–	358.6	167.2	174.4	–	341.6

Total Commercial	6,772.4	5,548.0	299.6	12,620.0	6,537.4	5,954.8	405.0	12,897.2

Personal
Residential Real Estate	3,204.6	6,563.6	503.1	10,271.3	3,003.3	6,868.2	503.7	10,375.2
Private Client	3,957.6	2,481.2	6.8	6,445.6	3,741.3	2,365.4	23.4	6,130.1
Other	21.2	27.4	–	48.6	50.0	52.0	–	102.0

Total Personal	7,183.4	9,072.2	509.9	16,765.5	6,794.6	9,285.6	527.1	16,607.3

Total Loans and Leases	$13,955.8	$14,620.2	$809.5	$29,385.5	$13,332.0	$15,240.4	$932.1	$29,504.5

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide balances and delinquency status of performing and nonperforming loans and leases by segment and class, as well as the other real estate owned and total nonperforming asset balances, as of December 31, 2013 and 2012.

(In Millions)	CURRENT	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2013
Commercial
Commercial and Institutional	$7,332.3	$5.0	$12.1	$3.3	$7,352.7	$23.1	$7,375.8
Commercial Real Estate	2,881.1	4.1	14.6	6.8	2,906.6	49.2	2,955.8
Lease Financing, net	975.1	–	–	–	975.1	–	975.1
Non-U.S.	954.7	–	–	–	954.7	–	954.7
Other	358.6	–	–	–	358.6	–	358.6

Total Commercial	12,501.8	9.1	26.7	10.1	12,547.7	72.3	12,620.0

Personal
Residential Real Estate	9,934.4	129.3	15.6	2.9	10,082.2	189.1	10,271.3
Private Client	6,404.2	29.1	7.5	3.4	6,444.2	1.4	6,445.6
Other	48.6	–	–	–	48.6	–	48.6

Total Personal	16,387.2	158.4	23.1	6.3	16,575.0	190.5	16,765.5

Total Loans and Leases	$28,889.0	$167.5	$49.8	$16.4	$29,122.7	$262.8	$29,385.5

			Other Real Estate Owned			$11.9

			Total Nonperforming Assets			$274.7

(In Millions)	CURRENT	30 – 59 DAYS PAST DUE	60 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PERFORMING	NONPERFORMING	TOTAL LOANS AND LEASES
DECEMBER 31, 2012
Commercial
Commercial and Institutional	$7,433.4	$6.4	$5.5	$1.6	$7,446.9	$21.6	$7,468.5
Commercial Real Estate	2,782.0	6.9	13.1	1.4	2,803.4	56.4	2,859.8
Lease Financing, net	1,035.0	–	–	–	1,035.0	–	1,035.0
Non-U.S.	1,192.3	–	–	–	1,192.3	–	1,192.3
Other	341.6	–	–	–	341.6	–	341.6

Total Commercial	12,784.3	13.3	18.6	3.0	12,819.2	78.0	12,897.2

Personal
Residential Real Estate	10,096.3	68.1	25.7	10.5	10,200.6	174.6	10,375.2
Private Client	6,091.3	14.8	16.3	5.5	6,127.9	2.2	6,130.1
Other	102.0	–	–	–	102.0	–	102.0

Total Personal	16,289.6	82.9	42.0	16.0	16,430.5	176.8	16,607.3

Total Loans and Leases	$29,073.9	$96.2	$60.6	$19.0	$29,249.7	$254.8	$29,504.5

			Other Real Estate Owned			$20.3

			Total Nonperforming Assets			$275.1

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	82

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide information related to impaired loans by segment and class.

	AS OF DECEMBER 31, 2013			AS OF DECEMBER 31, 2012
(In Millions)	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	SPECIFIC ALLOWANCE	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE	SPECIFIC ALLOWANCE
With no related specific allowance
Commercial and Institutional	$12.2	$18.1	$–	$15.1	$19.3	$–
Commercial Real Estate	46.6	57.1	–	64.9	76.9	–
Lease Financing, net	4.4	4.4	–	4.6	4.6	–
Residential Real Estate	185.0	227.8	–	131.3	165.7	–
Private Client	0.8	0.8	–	0.8	1.0	–
With a related specific allowance
Commercial and Institutional	9.6	12.1	$3.6	8.1	10.2	2.8
Commercial Real Estate	26.7	31.5	4.5	32.3	33.8	8.2
Residential Real Estate	8.1	8.7	2.3	11.8	13.0	6.1
Private Client	–	–	–	0.9	0.9	0.9
Total
Commercial	99.5	123.2	8.1	125.0	144.8	11.0
Personal	193.9	237.3	2.3	144.8	180.6	7.0

Total	$293.4	$360.5	$10.4	$269.8	$325.4	$18.0

	YEAR ENDED DECEMBER 31, 2013		YEAR ENDED DECEMBER 31, 2012
(In Millions)	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED	AVERAGE RECORDED INVESTMENT	INTEREST INCOME RECOGNIZED
With no related specific allowance
Commercial and Institutional	$11.7	$0.2	$22.7	$0.1
Commercial Real Estate	42.4	0.9	51.6	1.2
Lease Financing, net	4.5	0.2	3.8	–
Residential Real Estate	160.2	2.5	117.3	0.8
Private Client	10.2	–	1.6	–
With a related specific allowance
Commercial and Institutional	12.5	–	6.9	–
Commercial Real Estate	31.0	–	23.3	–
Lease Financing, net	0.7	–	–	–
Residential Real Estate	5.7	–	14.3	–
Private Client	4.0	–	1.0	–
Total
Commercial	102.8	1.3	108.3	1.3
Personal	180.1	2.5	134.2	0.8

Total	$282.9	$3.8	$242.5	$2.1

Note: Average recorded investments in impaired loans are calculated as the average of the month-end impaired loan balances for the period.

Interest income that would have been recorded on nonperforming loans in accordance with their original terms totaled approximately $10.6 million in 2013, $11.6 million in 2012, and $15.4 million in 2011.

There were $3.4 million and $2.1 million of aggregate undrawn loan commitments and standby letters of credit at December 31, 2013 and 2012, respectively, issued to borrowers whose loans were classified as nonperforming or impaired.

Troubled Debt Restructurings (TDRs): Included within impaired loans were $72.7 million and $49.8 million of nonperforming TDRs and $89.8 million and $74.7 million of performing TDRs as of December 31, 2013 and 2012, respectively.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide, by segment and class, the number of loans and leases modified in TDRs during the years ended December 31, 2013 and 2012, and the recorded investments and unpaid principal balances as of December 31, 2013 and 2012.

($ In Millions)	NUMBER OF LOANS AND LEASES	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE
December 31, 2013 Commercial
Commercial and Institutional	14	$3.4	$4.7
Commercial Real Estate	12	27.7	36.2

Total Commercial	26	31.1	40.9

Personal
Residential Real Estate	168	49.1	60.0
Private Client	9	12.9	12.9

Total Personal	177	62.0	72.9

Total Loans and Leases	203	$93.1	$113.8

Note: Period end balances reflect all paydowns and charge-offs during the year.

($ In Millions)	NUMBER OF LOANS AND LEASES	RECORDED INVESTMENT	UNPAID PRINCIPAL BALANCE
December 31, 2012
Commercial
Commercial and Institutional	3	$0.6	$1.2
Commercial Real Estate	13	36.6	39.2
Lease Financing, net	1	4.7	4.7

Total Commercial	17	41.9	45.1

Personal
Residential Real Estate	116	15.9	22.0
Private Client	1	0.8	0.8

Total Personal	117	16.7	22.8

Total Loans and Leases	134	$58.6	$67.9

Note: Period end balances reflect all paydowns and charge-offs during the year.

TDR modifications primarily involve interest rate concessions, extensions of term, deferrals of principal, and other modifications. Other modifications typically reflect other nonstandard terms which Northern Trust would not offer in non-troubled situations. During the year ended December 31, 2013, TDR modifications of loans within the commercial and institutional, commercial real estate and private client classes were primarily deferrals of principal, extensions of term and other modifications. During the year ended December 31, 2013, TDR modifications of loans within the residential real estate class were primarily deferrals of principal, extensions of term, interest rate concessions and other modifications. During the year ended December 31, 2012, TDR modifications of loans within the commercial and institutional, commercial real estate, lease financing, and private client classes were primarily extensions of term, deferral of principal and other modifications; modifications of residential real estate loans were primarily interest rate concessions, extensions of term and deferrals of principal.

There were no loans or leases modified in troubled debt restructurings during the previous 12 months which subsequently became nonperforming during the year ended December 31, 2013.

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

Note 7 – Allowance for Credit Losses

The allowance for credit losses, which represents management’s estimate of probable losses related to specific borrower relationships and inherent in the various loan and lease portfolios, undrawn commitments, and standby letters of credit, is determined by management through a disciplined credit review process. Northern Trust’s accounting policies related to the estimation of the allowance for credit losses and the charging off of loans, leases and other extensions of credit deemed uncollectible are consistent across both loan and lease segments.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	84

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loan-to-value levels are considered for collateral-secured loans and leases in both the personal and commercial segments. Borrower debt service coverage is evaluated in the personal segment, and cash flow coverage is analyzed in the commercial segment.

Similar risk characteristics by type of exposure are analyzed when determining the allowance for undrawn commitments and standby letters of credit. These qualitative factors, together with historical loss rates, serve as the basis for the allowance for credit losses.

Loans, leases and other extensions of credit deemed uncollectible are charged to the allowance for credit losses. Subsequent recoveries, if any, are credited to the allowance. Determinations as to whether an uncollectible loan is charged-off or a specific allowance is established are based on management’s assessment as to the level of certainty regarding the amount of loss.

Changes in the allowance for credit losses by segment were as follows:

	2013			2012			2011
(In Millions)	COMMERCIAL	PERSONAL	TOTAL	COMMERCIAL	PERSONAL	TOTAL	COMMERCIAL	PERSONAL	TOTAL
Balance at Beginning of Year	$194.2	$133.4	$327.6	$211.0	$117.9	$328.9	$256.7	$100.6	$357.3
Charge-Offs	(16.7)	(42.6)	(59.3)	(19.9)	(43.1)	(63.0)	(56.3)	(60.0)	(116.3)
Recoveries	8.6	11.0	19.6	20.3	16.4	36.7	21.5	11.4	32.9

Net (Charge-Offs) Recoveries	(8.1)	(31.6)	(39.7)	0.4	(26.7)	(26.3)	(34.8)	(48.6)	(83.4)
Provision for Credit Losses	(18.1)	38.1	20.0	(17.2)	42.2	25.0	(10.9)	65.9	55.0
Effect of Foreign Exchange Rates	–	–	–	–	–	–	–	–	–

Balance at End of Year	$168.0	$139.9	$307.9	$194.2	$133.4	$327.6	$211.0	$117.9	$328.9

Allowance for Credit Losses Assigned to:
Loans and Leases	$140.9	$137.2	$278.1	$166.1	$131.8	$297.9	$178.6	$116.2	$294.8
Undrawn Commitments and Standby Letters of Credit	27.1	2.7	29.8	28.1	1.6	29.7	32.4	1.7	34.1

Total Allowance for Credit Losses	$168.0	$139.9	$307.9	$194.2	$133.4	$327.6	$211.0	$117.9	$328.9

The following tables provide information regarding the recorded investments in loans and leases and the allowance for credit losses by segment as of December 31, 2013 and 2012.

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2013
Loans and Leases
Specifically Evaluated for Impairment	$99.5	$193.9	$293.4
Evaluated for Inherent Impairment	12,520.5	16,571.6	29,092.1

Total Loans and Leases	12,620.0	16,765.5	29,385.5
Allowance for Credit Losses on Credit Exposures
Specifically Evaluated for Impairment	8.1	2.3	10.4
Evaluated for Inherent Impairment	132.8	134.9	267.7

Allowance assigned to loans and leases	140.9	137.2	278.1
Allowance for Undrawn Exposures
Commitments and Standby Letters of Credit	27.1	2.7	29.8

Total Allowance for Credit Losses	$168.0	$139.9	$307.9

(In Millions)	COMMERCIAL	PERSONAL	TOTAL
DECEMBER 31, 2012
Loans and Leases
Specifically Evaluated for Impairment	$125.0	$144.8	$269.8
Evaluated for Inherent Impairment	12,772.2	16,462.5	29,234.7

Total Loans and Leases	12,897.2	16,607.3	29,504.5
Allowance for Credit Losses on Credit Exposures
Specifically Evaluated for Impairment	11.0	7.0	18.0
Evaluated for Inherent Impairment	155.1	124.8	279.9

Allowance assigned to loans and leases	166.1	131.8	297.9
Allowance for Undrawn Exposures
Commitments and Standby Letters of Credit	28.1	1.6	29.7

Total Allowance for Credit Losses	$194.2	$133.4	$327.6

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Concentrations of Credit Risk

Concentrations of credit risk exist if a number of borrowers or other counterparties are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The fact that a credit exposure falls into one of these groups does not necessarily indicate that the credit has a higher than normal degree of credit risk. These groups are: banks and bank holding companies, residential real estate, and commercial real estate.

Banks and Bank Holding Companies. On-balance sheet credit risk to banks and bank holding companies, both U.S. and non-U.S., consists primarily of interest bearing deposits with banks, federal funds sold, and securities purchased under agreements to resell, which totaled $19.9 billion and $18.9 billion at December 31, 2013 and 2012, respectively, and noninterest-bearing demand balances maintained at correspondent banks, which totaled $3.0 billion and $3.7 billion at December 31, 2013 and 2012, respectively. Credit risk associated with U.S. and non-U.S. banks and bank holding companies deemed to be counterparties by Credit Policy is managed by the Counterparty Risk Management Committee. Credit risk associated with other U.S. banks and bank holding companies that maintain commercial credit relationships with Northern Trust is managed by the relevant Credit Approval Committee and/or the Senior Credit Committee. Credit limits are established through a review process that includes an internally prepared financial analysis, use of an internal risk rating system and consideration of external ratings from rating agencies. Northern Trust places deposits with banks that have strong internal and external credit ratings and the average life to maturity of deposits with banks is maintained on a short-term basis in order to respond quickly to changing credit conditions.

Residential Real Estate. At December 31, 2013, residential real estate loans totaled $10.3 billion, or 36% of total U.S. loans at December 31, 2013, compared with $10.4 billion or 37% at December 31, 2012. Residential real estate loans consist of conventional home mortgages and equity credit lines, which generally require a loan to collateral value of no more than 65% to 80% at inception. Revaluations of supporting collateral are obtained upon refinancing or default or when otherwise considered warranted. Collateral revaluations for mortgages are performed by independent third parties. Of the total $10.3 billion in residential real estate loans, $3.1 billion were in the greater Chicago area, $2.5 billion were in Florida, and $1.6 billion were in California, with the remainder distributed throughout the other geographic regions within the U.S. served by Northern Trust. Legally binding undrawn commitments to extend residential real estate credit, which are primarily equity credit lines, totaled $1.7 billion and $1.2 billion at December 31, 2013 and 2012, respectively.

Commercial Real Estate. The commercial real estate portfolio consists of commercial mortgages and construction, acquisition and development loans extended primarily to highly experienced developers and/or investors well known to Northern Trust. Underwriting standards generally reflect conservative loan-to-value ratios and debt service coverage requirements. Recourse to borrowers through guarantees is also commonly required. Commercial mortgage financing is provided for the acquisition or refinancing of income producing properties. Cash flows from the properties generally are sufficient to amortize the loan. These loans average approximately $1.8 million each and are primarily located in the Illinois, Florida, California, Texas and Arizona markets. Construction, acquisition and development loans provide financing for commercial real estate prior to rental income stabilization. The intent is generally that the borrower will sell the project or refinance the loan through a commercial mortgage with Northern Trust or another financial institution upon completion.

The table below provides additional detail regarding commercial real estate loan types:

(In Millions)	2013	2012
Commercial Mortgages
Apartment/ Multi-family	$616.2	$652.9
Office	686.0	621.4
Retail	768.0	614.5
Industrial/ Warehouse	318.6	312.5
Other	110.6	148.7

Total Commercial Mortgages	2,499.4	2,350.0
Construction, Acquisition and Development Loans	254.2	289.4
Single Family Investment	110.0	135.0
Other Commercial Real Estate Related	92.2	85.4

Total Commercial Real Estate Loans	$2,955.8	$2,859.8

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	86

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Buildings and Equipment

A summary of buildings and equipment is presented below.

	DECEMBER 31, 2013
(In Millions)	ORIGINAL COST	ACCUMULATED DEPRECIATION	NET BOOK VALUE
Land and Improvements	$27.1	$0.6	$26.5
Buildings	255.6	134.1	121.5
Equipment	488.7	320.8	167.9
Leasehold Improvements	323.4	213.3	110.1
Buildings Leased under Capital Leases	82.5	49.7	32.8

Total Buildings and Equipment	$1,177.3	$718.5	$458.8

The charge for depreciation, which includes depreciation of assets recorded under capital leases and is included within occupancy expense in the consolidated statement of income, amounted to $92.3 million in 2013, $88.3 million in 2012, and $89.2 million in 2011.

Note 10 – Lease Commitments

At December 31, 2013, Northern Trust was obligated under a number of non-cancelable operating leases for buildings and equipment. Certain leases contain rent escalation clauses based on market indices or increases in real estate taxes and other operating expenses and renewal option clauses calling for increased rentals. There are no restrictions imposed by any lease agreement regarding the payment of dividends, debt financing or Northern Trust entering into further lease agreements. Minimum annual lease commitments as of December 31, 2013 for all non-cancelable operating leases with a term of 1 year or more are as follows:

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS
2014	$82.2
2015	75.8
2016	70.4
2017	68.8
2018	66.3
Later Years	346.8

Total Minimum Lease Payments	710.3
Less: Sublease Rentals	(26.5)

Net Minimum Lease Payments	$683.8

Operating lease rental expense, net of rental income, is recorded in occupancy expense and amounted to $76.2 million in 2013, $77.9 million in 2012, and $84.2 million in 2011.

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

The following table reflects the future minimum lease payments required under capital leases, net of any payments received on the long-term financing, and the present value of net capital lease obligations at December 31, 2013.

(In Millions)	FUTURE MINIMUM LEASE PAYMENTS, NET
2014	$8.4
2015	8.3
2016	8.0
2017	8.2
2018	8.4
Later Years	7.0

Total Minimum Lease Payments, net	48.3
Less: Amount Representing Interest	11.4

Net Present Value under Capital Lease Obligations	$36.9

Note 11 – Goodwill and Other Intangibles

Goodwill. Changes by business unit in the carrying amount of goodwill for the years ended December 31, 2013 and 2012, including the effect of foreign exchange rates on non-U.S. dollar denominated balances, were as follows:

(In Millions)	CORPORATE & INSTITUTIONAL SERVICES	WEALTH MANAGEMENT	TOTAL
Balance at December 31, 2011	$460.6	$71.4	$532.0
Foreign Exchange Rates	5.7	0.1	5.8

Balance at December 31, 2012	$466.3	$71.5	$537.8
Foreign Exchange Rates	2.9	–	2.9

Balance at December 31, 2013	$469.2	$71.5	$540.7

Other Intangible Assets Subject to Amortization. The gross carrying amount and accumulated amortization of other intangible assets subject to amortization as of December 31, 2013 and 2012 were as follows.

	DECEMBER 31,
(In Millions)	2013	2012
Gross Carrying Amount	$198.2	$252.1
Accumulated Amortization	115.2	148.1

Net Book Value	$83.0	$104.0

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other intangible assets consist primarily of the value of acquired client relationships and are included within other assets in the consolidated balance sheet. Amortization expense related to other intangible assets was $21.1 million, $20.3 million, and $17.5 million for the years ended December 31, 2013, 2012, and 2011, respectively. Amortization for the years 2014, 2015, 2016, 2017, and 2018 is estimated to be $19.7 million, $11.9 million, $9.3 million, $9.3 million, and $8.6 million, respectively.

Note 12 – Senior Notes and Long-Term Debt

Senior Notes. A summary of senior notes outstanding at December 31 is presented below.

($ In Millions)	RATE	2013	2012
Corporation-Senior Notes(1)(4)
Fixed Rate Due Aug. 2013(5)(11)	5.50	$–	$409.6
Fixed Rate Due May 2014	4.63	500.0	500.0
Fixed Rate Due Nov. 2020(6)	3.45	499.5	499.5
Fixed Rate Due Aug. 2021(7)	3.38	498.3	498.1
Fixed Rate Due Aug. 2022(8)	2.38	498.8	498.6

Total Senior Notes		$1,996.6	$2,405.8

Long-Term Debt. A summary of long-term debt outstanding at December 31 is presented below.

($ In Millions)	2013	2012
Bank-Subordinated Debt(1)(4)
4.60% Notes due Feb. 2013(2)	$–	$200.0
5.85% Notes due Nov. 2017(2)(12)	216.3	240.8
6.50% Notes due Aug. 2018(2)(9)(12)	323.6	362.3
5.375% Sterling Denominated Notes due March 2015(10)	248.3	242.3

Total Bank-Subordinated Debt	788.2	1,045.4
Corporation-Subordinated 3.95% Notes due Oct. 2025(1)(4)(11)	749.1	–
Federal Home Loan Bank Borrowings
One Year or Less (Average Rate at Year End – 4.40% in 2013; 3.86% in 2012)	135.0	200.0
One to Three Years (Average Rate at Year End – 4.40% in 2012)	–	135.0

Total Federal Home Loan Bank Borrowings	135.0	335.0
Capital Lease Obligations(3)	36.9	41.2

Total Long-Term Debt	$1,709.2	$1,421.6

Long-Term Debt Qualifying as Risk-Based Capital	$1,158.7	$556.7

(1) Not redeemable prior to maturity.

(2) Under the terms of its current Offering Circular dated November 6, 2013, the Bank has the ability to offer from time to time its senior bank notes in an aggregate principal amount of up to $4.5 billion at any one time outstanding and up to an additional $1.0 billion of subordinated notes. Each senior note will mature from 30 days to fifteen years, and each subordinated note will mature from five years to fifteen years, following its date of original issuance. Each note will mature on such date as selected by the initial purchaser and agreed to by the Bank.

(3) Refer to Note 10.

(4) Debt issue costs are recorded as an asset and amortized on a straight-line basis over the life of the Note.

(5) Notes issued at a discount of 0.09%.

(6) Notes issued at a discount of 0.117%.

(7) Notes issued at a discount of 0.437%

(8) Notes issued at a discount of 0.283%

(9) Notes issued at a discount of 0.02%

(10) Notes issued at a discount of 0.484%

(11) Notes issued at a discount of 0.114%

(12) Interest rate swap contracts were entered into to modify the interest expense on these senior and subordinated notes from fixed rates to floating rates. The swaps are recorded as fair value hedges and at December 31, 2013, increases in the carrying values of the senior and subordinated notes outstanding of none and $40.1 million, respectively, were recorded. As of December 31, 2012, increases in the carrying values of senior and subordinated notes outstanding of $9.8 million and $103.3 million, respectively, were recorded.

Note 13 – Floating Rate Capital Debt

In January 1997, the Corporation issued $150 million of Floating Rate Capital Securities, Series A, through a statutory business trust wholly-owned by the Corporation (“NTC Capital I”). In April 1997, the Corporation also issued, through a separate wholly-owned statutory business trust (“NTC Capital II”), $120 million of Floating Rate Capital Securities, Series B. The sole assets of the trusts are Subordinated Debentures of Northern Trust Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. The Series A Securities were issued at a discount to yield 60.5 basis points above the three-month London Interbank Offered Rate (LIBOR) and are due January 15, 2027. The Series B Securities were issued at a discount to yield 67.9 basis points above the three-month LIBOR and are due April 15, 2027. Both Series A and B Securities currently qualify as tier 1 capital for regulatory purposes. Under the provisions of The Dodd-Frank Wall Street Reform and Consumer Protection Act, the tier 1 regulatory capital treatment of these securities is required to be phased out over a three-year period that began on January 1, 2013. The phase-out of tier 1 capital treatment as determined by bank regulators is 50% in 2014, 75% in 2015 and 100% thereafter. As these securities phase out of tier 1 capital, they will be eligible for inclusion in tier 2 capital, beginning with 80% eligibility in 2014, and thereafter will phase out of tier 2 at an incremental 10% a year until they are fully phased out in 2022.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	88

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The Corporation has the right to redeem the Series A and Series B Subordinated Debentures, in whole or in part, at a price equal to the principal amount plus accrued and unpaid interest. The following table summarizes the book values of the outstanding Subordinated Debentures as of December 31, 2013 and 2012:

	DECEMBER 31,
(In Millions)	2013	2012
NTC Capital I Subordinated Debentures due January 15, 2027	$154.0	$153.9
NTC Capital II Subordinated Debentures due April 15, 2027	123.1	123.1

Total Subordinated Debentures	$277.1	$277.0

Note 14 – Stockholders’ Equity

Preferred Stock. The Corporation is authorized to issue 10.0 million shares of preferred stock without par value. The Corporation’s board of directors (Board) is authorized to fix the particular preferences, rights, qualifications and restrictions for each series of preferred stock issued. There was no preferred stock outstanding at December 31, 2013 or 2012.

Common Stock. The Corporation’s current common stock repurchase authorization was approved by the Board in April of 2013. The stock repurchase authorization remaining after December 31, 2013 is 7.9 million shares. The repurchased shares would be used for general purposes of the Corporation, including management of the Corporation’s capital level and the issuance of shares under stock option and other incentive plans of the Corporation.

Under the Corporation’s capital plan submitted in January 2013, which was reviewed without objection by the Federal Reserve in March 2013, the Corporation may repurchase up to $164.5 million of common stock after December 31, 2013 through March 2014. In January 2014, the Corporation submitted its most recent capital plan to the Federal Reserve Board.

The average price paid per share for common stock repurchased in 2013, 2012, and 2011 was $55.90, $46.32, and $49.63, respectively.

An analysis of changes in the number of shares of common stock outstanding follows:

	2013	2012	2011
Balance at January 1	238,914,988	241,008,509	242,268,903
Incentive Plan and Awards	863,958	449,463	189,793
Stock Options Exercised	3,088,490	973,270	149,385
Treasury Stock Purchased	(5,545,401)	(3,516,254)	(1,599,572)

Balance at December 31	237,322,035	238,914,988	241,008,509

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	89

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Accumulated Other Comprehensive Income (Loss)

The following tables summarize the components of accumulated other comprehensive income (loss) at December 31, 2013, 2012, and 2011, and changes during the years then ended.

(In Millions)	BALANCE AT DECEMBER 31, 2013	NET CHANGE	BALANCE AT DECEMBER 31, 2012	NET CHANGE	BALANCE AT DECEMBER 31, 2011	NET CHANGE	BALANCE AT DECEMBER 31, 2010
Net Unrealized Gains (Losses) on Securities Available for Sale	$6.0	$(95.0)	$101.0	$61.2	$39.8	$53.3	$(13.5)
Net Unrealized Gains (Losses) on Cash Flow Hedges	2.9	4.3	(1.4)	5.6	(7.0)	(18.4)	11.4
Net Foreign Currency Adjustments	7.1	(3.4)	10.5	20.0	(9.5)	(2.5)	(7.0)
Net Pension and Other Postretirement Benefit Adjustments	(260.3)	132.8	(393.1)	(24.2)	(368.9)	(72.7)	(296.2)

Total	$(244.3)	$38.7	$(283.0)	$62.6	$(345.6)	$(40.3)	$(305.3)

	YEAR ENDED DECEMBER 31,
	2013			2012			2011
(In Millions)	BEFORE TAX	TAX EFFECT	AFTER TAX	BEFORE TAX	TAX EFFECT	AFTER TAX	BEFORE TAX	TAX EFFECT	AFTER TAX
Unrealized Gains (Losses) on Securities Available for Sale
Noncredit-Related Unrealized Losses on Securities OTTI	$3.0	$(1.1)	$1.9	$15.7	$(5.9)	$9.8	$10.2	$(3.6)	$6.6
Other Unrealized Gains (Losses) on Securities Available for Sale	(156.8)	59.0	(97.8)	96.2	(36.1)	60.1	61.6	(23.4)	38.2
Reclassification Adjustment for (Gains) Losses Included in Net Income	1.6	(0.7)	0.9	(13.9)	5.2	(8.7)	13.5	(5.0)	8.5

Net Change	$(152.2)	$57.2	$(95.0)	$98.0	$(36.8)	$61.2	$85.3	$(32.0)	$53.3
Unrealized Gains (Losses) on Cash Flow Hedges
Unrealized Gains (Losses) on Cash Flow Hedges	$2.1	$(0.7)	$1.4	$3.2	$(0.6)	$2.6	$(23.6)	$8.8	$(14.8)
Reclassification Adjustment for (Gains) Losses Included in Net Income	4.7	(1.8)	2.9	4.8	(1.8)	3.0	(5.6)	2.0	(3.6)

Net Change	$6.8	$(2.5)	$4.3	$8.0	$(2.4)	$5.6	$(29.2)	$10.8	$(18.4)
Foreign Currency Adjustments
Foreign Currency Translation Adjustments	$91.9	$(29.7)	$62.2	$37.9	$3.1	$41.0	$(7.0)	$–	$(7.0)
Net Investment Hedge Gain (Losses)	(107.3)	41.7	(65.6)	(33.7)	12.7	(21.0)	25.7	(21.2)	4.5

Net Change	$(15.4)	$12.0	$(3.4)	$4.2	$15.8	$20.0	$18.7	$(21.2)	$(2.5)
Pension and Other Postretirement Benefit Adjustments
Net Actuarial Gain (Loss)	$157.7	$(54.9)	$102.8	$(62.8)	$15.8	$(47.0)	$(158.2)	$61.3	$(96.9)
Prior Service Benefit	–	–	–	–	–	–	7.7	(2.9)	4.8
Reclassification Adjustment for Losses Included in Net Income	46.1	(16.1)	30.0	33.9	(11.1)	22.8	30.2	(10.8)	19.4

Net Change	$203.8	$(71.0)	$132.8	$(28.9)	$4.7	$(24.2)	$(120.3)	$47.6	$(72.7)

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	90

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the location and before-tax amounts of reclassifications out of accumulated other comprehensive income (loss) during the years ended December 31, 2013, 2012 and 2011.

(In Millions)	LOCATION OF RECLASSIFICATION ADJUSTMENTS RECOGNIZED IN INCOME	AMOUNT OF RECLASSIFICATION ADJUSTMENTS RECOGNIZED IN INCOME YEAR ENDED DECEMBER 31,
		2013	2012	2011
Securities Available for Sale
Realized (Gains) Losses on Securities Available for Sale	Investment Security Gains (Losses), net	$1.6	$(13.9)	$13.5

Realized (Gains) Losses on Cash Flow Hedges
Foreign Exchange Contracts	Other Operating Income/ Expense	4.7	4.8	(5.6)

Pension and Other Postretirement Benefit Adjustments
Amortization of Net Actuarial (Gain) Loss	Employee Benefits	49.0	38.8	33.4
Amortization of Prior Service Cost	Employee Benefits	(2.9)	(4.9)	(3.2)

Gross Reclassification Adjustment		$46.1	$33.9	$30.2

Note 16 – Net Income Per Common Share

The computations of net income per common share are presented below.

($ In Millions Except Per Common Share Information)	2013	2012	2011
BASIC NET INCOME PER COMMON SHARE
Average Number of Common Shares Outstanding	239,265,313	240,417,805	241,401,310
Net Income Applicable to Common Stock	$731.3	$687.3	$603.6
Less: Earnings Allocated to Participating Securities	11.9	10.0	7.1

Earnings Allocated to Common Shares Outstanding	719.4	677.3	596.5
Basic Net Income Per Common Share	3.01	2.82	2.47

DILUTED NET INCOME PER COMMON SHARE
Average Number of Common Shares Outstanding	239,265,313	240,417,805	241,401,310
Plus Dilutive Effect of Share-based Compensation	1,289,527	463,439	410,074

Average Common and Potential Common Shares	240,554,840	240,881,244	241,811,384

Earnings Allocated to Common and Potential Common Shares	$719.5	$677.3	$596.5
Diluted Net Income Per Common Share	2.99	2.81	2.47

Note: Common stock equivalents totaling 3,498,894, 12,158,601, and 13,240,787 for the years ended December 31, 2013, 2012, and 2011, respectively, were not included in the computation of diluted net income per common share because their inclusion would have been antidilutive.

Note 17 – Net Interest Income

The components of net interest income were as follows:

(In Millions)	2013	2012	2011
Interest Income
Loans and Leases	$743.1	$828.6	$938.7
Securities – Taxable	237.2	250.6	223.6
– Non-Taxable	11.6	17.7	25.0
Interest-Bearing Deposits with Banks	142.1	176.4	192.8
Federal Reserve Deposits and Other	21.5	14.4	28.5

Total Interest Income	$1,155.5	$1,287.7	$1,408.6

Interest Expense
Deposits	$103.3	$156.7	$230.0
Federal Funds Purchased	1.5	1.2	1.9
Securities Sold under Agreements to Repurchase	0.4	0.4	0.7
Other Borrowings	3.3	4.0	5.5
Senior Notes	74.4	72.0	64.4
Long-Term Debt	37.1	60.3	94.6
Floating Rate Capital Debt	2.4	2.8	2.4

Total Interest Expense	$222.4	$297.4	$399.5

Net Interest Income	$933.1	$990.3	$1,009.1

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	91

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 – Other Operating Income

The components of other operating income were as follows:

(In Millions)	2013	2012	2011
Loan Service Fees	$61.9	$64.5	$68.9
Banking Service Fees	50.9	55.0	54.9
Other Income	53.7	35.4	34.3

Total Other Operating Income	$166.5	$154.9	$158.1

Note 19 – Other Operating Expense

The components of other operating expense were as follows:

(In Millions)	2013	2012	2011
Business Promotion	$91.6	$87.8	$82.1
FDIC Insurance Premiums	23.5	25.4	29.3
Staff Related	39.1	41.9	37.6
Other Intangibles Amortization	21.1	20.3	17.5
Legal Settlement Charge	19.2	–	–
Other Expenses	119.7	107.5	100.6

Total Other Operating Expense	$314.2	$282.9	$267.1

Note 20 – Income Taxes

The following table reconciles the total provision for income taxes recorded in the consolidated statement of income with the amounts computed at the statutory federal tax rate of 35%.

(In Millions)	2013	2012	2011
Tax at Statutory Rate	$376.4	$347.3	$309.3
Tax Exempt Income	(6.2)	(8.0)	(9.9)
Leveraged Lease Adjustments	(2.3)	(12.0)	(4.7)
Foreign Tax Rate Differential	(27.6)	(27.1)	(21.3)
State Taxes, net	26.3	20.4	22.8
Other	(22.4)	(15.6)	(16.1)

Provision for Income Taxes	$344.2	$305.0	$280.1

The Corporation files income tax returns in the U.S. federal, various state, and foreign jurisdictions. The Corporation is no longer subject to income tax examinations by U.S. federal tax authorities for years before 2009, or non-U.S. tax authorities for years before 2007. The Corporation is no longer subject to income tax examinations by state or local tax authorities for years before 2007.

Included in other liabilities within the consolidated balance sheet at December 31, 2013 and 2012 were $15.6 million and $19.4 million of unrecognized tax benefits, respectively. If recognized, 2013 and 2012 net income would have increased by $12.6 million and $16.3 million, respectively, resulting in a decrease of those years’ effective income tax rates. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In Millions)	2013	2012
Balance at January 1	$19.4	$17.8
Additions for Tax Positions Taken in Prior Years	2.4	4.6
Reductions for Tax Positions Taken in Prior Years	(4.4)	(1.2)
Reductions Resulting from Expiration of Statutes	(1.8)	(1.8)

Balance at December 31	$15.6	$19.4

Unrecognized tax benefits had net decreases of $3.8 million, resulting in a remaining balance of $15.6 million at December 31, 2013, compared to net increases of $1.6 million resulting in a remaining balance of $19.4 million at December 31, 2012. It is possible that changes in the amount of unrecognized tax benefits could occur in the next 12 months due to changes in judgment related to recognition or measurement, settlements with taxing authorities, or expiration of statute of limitations. Management does not believe that future changes, if any, would have a material effect on the consolidated financial position or liquidity of Northern Trust, although they could have a material effect on operating results for a particular period.

The provision for income tax in 2012 included a $12.4 million tax benefit in connection with the resolution of certain leveraged lease related matters.

A benefit for recoveries of interest and penalties of $1.7 million, net of tax, was included in the provision for income taxes for the year ended December 31, 2013. This compares to a provision for interest and penalties of $0.4 million, net of tax, for the year ended December 31, 2012. As of December 31, 2013 and 2012, the liability for the potential payment of interest and penalties totaled $11.0 million and $9.0 million, net of tax, respectively.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	92

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pre-tax earnings of non-U.S. subsidiaries are subject to U.S. taxation when effectively repatriated. Northern Trust provides income taxes on the undistributed earnings of non-U.S. subsidiaries, except to the extent that those earnings are indefinitely reinvested outside the U.S. Northern Trust elected to indefinitely reinvest $141.0 million, $137.4 million, and $105.9 million of 2013, 2012, and 2011 earnings, respectively, of certain non-U.S. subsidiaries and, therefore, no U.S. deferred income taxes were recorded on those earnings. As of December 31, 2013, the cumulative amount of undistributed pre-tax earnings in these subsidiaries approximately $956.0 million. Based on the current U.S. federal income tax rate, an additional deferred tax liability of approximately $212.0 million would have been required as of December 31, 2013 if Northern Trust had not elected to indefinitely reinvest those earnings.

The components of the consolidated provision for income taxes for each of the three years ended December 31 are as follows:

(In Millions)	2013	2012	2011
Current Tax Provision:
Federal	$185.6	$140.5	$113.6
State	24.6	21.4	15.1
Non-U.S.	67.4	63.4	54.2

Total	277.6	$225.3	$182.9

Deferred Tax Provision:
Federal	53.9	$66.0	$84.0
State	14.1	10.6	11.3
Non-U.S.	(1.4)	3.1	1.9

Total	66.6	79.7	97.2

Provision for Income Taxes	$344.2	$305.0	$280.1

In addition to the amounts shown above, tax charges (benefits) have been recorded directly to stockholders’ equity for the following items:

(In Millions)	2013	2012	2011
Current Tax Benefit for Employee Stock Options and Other Stock-Based Plans	$3.0	$2.3	$0.6
Tax Effect of Other Comprehensive Income	4.3	18.7	(5.2)

Deferred taxes result from temporary differences between the amounts reported in the consolidated financial statements and the tax bases of assets and liabilities. Deferred tax liabilities and assets have been computed as follows:

	DECEMBER 31,
(In Millions)	2013	2012	2011
Deferred Tax Liabilities:
Lease Financing	$392.0	$409.1	$398.2
Software Development	299.0	277.8	254.9
Accumulated Depreciation	22.0	19.7	48.6
Compensation and Benefits	112.2	29.7	7.1
State Taxes, net	63.3	54.7	52.4
Other Liabilities	104.0	170.9	137.6

Gross Deferred Tax Liabilities	992.5	961.9	898.8

Deferred Tax Assets:
Allowance for Credit Losses	107.8	114.7	114.5
Other Assets	81.1	114.5	150.0

Gross Deferred Tax Assets	188.9	229.2	264.5

Valuation Reserve	–	–	–
Deferred Tax Assets, net of Valuation Reserve	188.9	229.2	264.5

Net Deferred Tax Liabilities	$803.6	$732.7	$634.3

No valuation allowance related to deferred tax assets was recorded at December 31, 2013, 2012, or 2011, as management believes it is more likely that not that the deferred tax assets will be fully realized. At December 31, 2013, Northern Trust had no net operating loss carryforwards.

Note 21 – Employee Benefits

The Corporation and certain of its subsidiaries provide various benefit programs, including defined benefit pension, postretirement health care, and defined contribution plans. A description of each major plan and related disclosures are provided below.

Pension. A noncontributory qualified defined benefit pension plan covers substantially all U.S. employees of Northern Trust. Employees of various European subsidiaries retain benefits in local defined benefit plans, although those plans are closed to new participants and to future benefit accruals.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	93

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Northern Trust also maintains a noncontributory supplemental pension plan for participants whose retirement benefit payments under the U.S. plan are expected to exceed the limits imposed by federal tax law. Northern Trust has a nonqualified trust, referred to as a “Rabbi” Trust, used to hold assets designated for the funding of benefits in excess of those permitted in certain of its qualified retirement plans. This arrangement offers participants a degree of assurance for payment of benefits in excess of those permitted in the related qualified plans. As the “Rabbi” Trust assets remain subject to the claims of creditors and are not the property of the employees, they are accounted for as corporate assets and are included in other assets in the consolidated balance sheet. Total assets in the “Rabbi” Trust related to the nonqualified pension plan at December 31, 2013 and 2012 amounted to $85.1 million and $81.9 million, respectively. Contributions of $16.4 million and $12.3 million were made to the “Rabbi” Trust in 2013 and 2012, respectively.

Benefit levels under the U.S. qualified and supplemental plans have been modified by Plan Amendments effective April 1, 2012. U.S. qualified and supplemental plan expense in 2013 and 2012 reflect the modified benefit levels, as will future periods.

The following tables set forth the status, amounts included in AOCI, and net periodic pension expense of the U.S. plan, non-U.S. plans, and supplemental plan for 2013, 2012, and 2011. Prior service costs are being amortized on a straight-line basis over 11 years for the U.S. plan and 9 years for the supplemental plan.

PLAN STATUS

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
($ In Millions)	2013	2012	2013	2012	2013	2012
Accumulated Benefit Obligation	$827.9	$918.0	$164.7	$158.1	$89.8	$98.9

Projected Benefit Obligation	919.7	1,030.4	164.7	158.1	101.5	106.4
Plan Assets at Fair Value	1,342.1	1,277.7	148.5	133.9	–	–

Funded Status at December 31	$422.4	$247.3	$(16.2)	$(24.2)	$(101.5)	$(106.4)

Weighted-Average Assumptions:
Discount Rates	5.00%	4.25%	4.31%	4.42%	5.00%	4.25%
Rate of Increase in Compensation Level	4.25	4.02	N/A	N/A	4.25	4.02
Expected Long-Term Rate of Return on Assets	7.75	7.75	4.84	4.76	N/A	N/A

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2013	2012	2013	2012	2013	2012
Net Actuarial Loss	$310.7	$507.4	$40.9	$46.8	$64.2	$71.4
Prior Service Cost	(3.5)	(4.0)	–	–	1.6	2.1

Gross Amount in Accumulated Other Comprehensive Income	307.2	503.4	40.9	46.8	65.8	73.5
Income Tax Effect	119.5	189.6	4.8	5.8	25.6	27.7

Net Amount in Accumulated Other Comprehensive Income	$187.7	$313.8	$36.1	$41.0	$40.2	$45.8

NET PERIODIC PENSION EXPENSE

	U.S. PLAN			NON-U.S. PLANS			SUPPLEMENTAL PLAN
($ In Millions)	2013	2012	2011	2013	2012	2011	2013	2012	2011
Service Cost	$30.3	$35.3	$42.8	$–	$–	$–	$1.6	$3.0	$3.2
Interest Cost	42.1	41.4	40.8	6.6	6.2	6.5	4.4	4.5	4.4
Expected Return on Plan Assets	(93.3)	(87.0)	(78.8)	(6.2)	(6.8)	(8.3)	N/A	N/A	N/A
Amortization:
Net Loss	42.5	34.3	26.0	1.0	0.7	0.2	6.7	6.1	5.6
Prior Service Cost	(0.4)	(0.4)	1.6	–	–	–	0.5	0.6	0.4

Net Periodic Pension Expense (Benefit)	$21.2	$23.6	$32.4	$1.4	$0.1	$(1.6)	$13.2	$14.2	$13.6

Weighted-Average Assumptions:
Discount Rates	4.25%	4.75%	5.50%	4.42%	5.02%	5.58%	4.25%	4.75%	5.50%
Rate of Increase in Compensation Level	4.02	4.02	4.02	N/A	N/A	N/A	4.02	4.02	4.02
Expected Long-Term Rate of Return on Assets	7.75	8.00	8.00	4.76	5.28	6.27	N/A	N/A	N/A

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	94

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pension expense for 2014 is expected to include approximately $28.4 million and $0.1 million related to the amortization of net loss and prior service cost balances, respectively, from AOCI.

CHANGE IN PROJECTED BENEFIT OBLIGATION

	U.S. PLAN		NON-U.S. PLANS		SUPPLEMENTAL PLAN
(In Millions)	2013	2012	2013	2012	2013	2012
Beginning Balance	$1,030.4	$904.6	$158.1	$127.1	$106.4	$100.3
Service Cost	30.3	35.3	–	–	1.6	3.0
Interest Cost	42.1	41.4	6.6	6.2	4.4	4.5
Actuarial (Gain) Loss	(125.4)	96.6	0.4	24.8	(0.5)	10.9
Benefits Paid	(57.7)	(47.5)	(5.0)	(6.1)	(10.4)	(12.3)
Foreign Exchange Rate Changes	–	–	4.6	6.1	–	–

Ending Balance	$919.7	$1,030.4	$164.7	$158.1	$101.5	$106.4

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	U.S. PLAN	NON-U.S. PLANS	SUPPLEMENTAL PLAN
2014	$62.7	$2.2	$9.0
2015	61.2	2.6	8.5
2016	66.0	2.8	9.3
2017	67.5	3.1	10.7
2018	70.7	3.2	9.4
2019-2023	377.2	21.2	50.9

CHANGE IN PLAN ASSETS

	U.S. PLAN		NON-U.S. PLANS
(In Millions)	2013	2012	2013	2012
Fair Value of Assets at Beginning of Period	$1,277.7	$1,094.1	$133.9	$123.3
Actual Return on Assets	122.1	131.1	11.5	11.3
Employer Contributions	–	100.0	4.3	–
Benefits Paid	(57.7)	(47.5)	(5.0)	(6.1)
Foreign Exchange Rate Changes	–	–	3.8	5.4

Fair Value of Assets at End of Period	$1,342.1	$1,277.7	$148.5	$133.9

The minimum required and maximum deductible contributions for the U.S. qualified plan in 2014 are estimated to be zero and $195.0 million, respectively.

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

The target allocation of plan assets since May 2012, by major asset category, is 26% U.S. stocks, 21% non-U.S. stocks, 35% long duration fixed income securities, and 18% alternative investments, split between private equity funds (5%), hedge funds (5%), global real estate (5%) and commodities (3%). Equity investments include common stocks that are listed on an exchange and investments in comingled funds that invest primarily in publicly traded equities. Equity investments are diversified across U.S. and non-U.S. stocks and divided by investment style and market capitalization. Fixed income securities held include U.S. treasury securities and investments in commingled funds that invest in a diversified blend of longer duration fixed income securities. Alternative investments, including private equity, hedge funds, global real estate, and commodities, are used judiciously to enhance long-term returns while improving portfolio diversification. Private equity assets consist primarily of investments in limited partnerships that invest in individual companies in the form of non-public equity or non-public debt positions. Direct or co-investment in non-public stock by the plan is prohibited. The plan’s private equity investments are limited to 20% of the total limited partnership and the maximum allowable loss cannot exceed the commitment amount. The plan holds two investments in a hedge fund of funds, which invests, either directly or indirectly, in a diversified portfolio of funds or other pooled investment vehicles.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	95

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

Though not a primary strategy for meeting the plan’s objectives, derivatives may be used from time to time, depending on the nature of the asset class to which they relate, to gain market exposure in an efficient and timely manner, to hedge foreign currency exposure or interest rate risk, or to alter the duration of a portfolio. There were no derivatives held by the plan at December 31, 2013 or 2012.

Investment risk is measured and monitored on an ongoing basis through quarterly liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews. Standards used to evaluate the plan’s investment manager performance include, but are not limited to, the achievement of objectives, operation within guidelines and policy, and comparison against a relative benchmark. In addition, each manager of the investment funds held by the plan is ranked against a universe of peers and compared to a relative benchmark. Total plan performance analysis includes an analysis of the market environment, asset allocation impact on performance, risk and return relative to other ERISA plans, and manager impacts upon plan performance.

The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by Northern Trust for the U.S. qualified plan assets measured at fair value.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	96

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair values of Northern Trust’s U.S. pension plan assets, by major asset category, and their level within the fair value hierarchy defined by GAAP as of December 31, 2013 and 2012.

	DECEMBER 31, 2013
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Preferred and Common Stock
U.S.	$116.0	$–	$–	$116.0
Non-U.S.	52.9	3.9	–	56.8
Fixed Income – U.S. Government	–	131.7	–	131.7
Other Investments
Mutual Funds	138.4	–	–	138.4
Commodity Linked Fund	39.7	–	–	39.7
Collective Trust Funds	–	304.6	–	304.6
Short-Term Investment Fund	–	6.6	–	6.6
Global Real Estate Fund	–	65.4	–	65.4
Government Agencies Fund	–	333.7	–	333.7
Emerging Market Fund	–	40.9	–	40.9
Private Equity Funds	–	–	47.7	47.7
Hedge Fund	–	–	55.1	55.1
Cash and Other	5.5	–	–	5.5

Total Assets at Fair Value	$352.5	$886.8	$102.8	$1,342.1

	DECEMBER 31, 2012
(In Millions)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Preferred and Common
Stock – U.S.	$111.5	$–	$–	$111.5
Stock – Non-U.S.	53.6	2.3	–	55.9
Fixed Income – U.S. Government	–	142.4	–	142.4
Other Investments
Mutual Funds	194.7	–	–	194.7
Commodity Linked Fund	37.5	–	–	37.5
Collective Trust Funds	–	195.6	–	195.6
Short-Term Investment Fund	–	76.4	–	76.4
Global Real Estate Fund	–	49.4	–	49.4
Government Agencies Fund	–	294.2	–	294.2
Emerging Market Fund	–	37.2	–	37.2
Private Equity Funds	–	–	47.4	47.4
Hedge Fund	–	–	30.2	30.2
Cash and Other	5.3	–	–	5.3

Total Assets at Fair Value	$402.6	$797.5	$77.6	$1,277.7

The following table presents the changes in Level 3 assets for the years ended December 31, 2013 and 2012.

	PRIVATE EQUITY FUNDS		HEDGE FUND
(In Millions)	2013	2012	2013	2012
Fair Value at January 1	$47.4	$45.5	$30.2	$29.2
Actual Return on Plan Assets	5.5	2.5	4.9	1.0
Purchases	6.2	4.3	20.0	–
Sales	(11.4)	(4.9)	–	–

Fair Value at December 31	$47.7	$47.4	$55.1	$30.2

Note: The return on plan assets represents the change in the unrealized gain (loss) on assets still held at December 31.

A building block approach is employed for Northern Trust’s U.S. pension plan in determining the long-term rate of return for plan assets. Historical markets and long-term historical relationships between equities, fixed income and other asset classes are studied using the widely-accepted capital market principle that assets with higher volatility generate a greater return over the long-run. Current market factors such as inflation expectations and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio rate of return is established with consideration given to diversification and rebalancing. The rate is reviewed against peer data and historical returns to verify the return is reasonable and appropriate. Based on this approach and the plan’s target asset allocation, the expected long-term rate of return on assets as of the plan’s December 31, 2013 measurement date was set at 7.75%.

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

Effective in January 2012 Northern Trust participates in an Employee Group Waiver Plan which allows Northern Trust to offer substantially the same postretirement prescription benefits to eligible participants while increasing subsidy reimbursements received by Northern Trust from the U.S. government. This action served to reduce the January 31, 2012 postretirement health care plan liability by approximately $26.7 million and increased amortization of the net actuarial gain for the year ended December 31, 2012 by approximately $3.3 million.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	97

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the postretirement health care plan status and amounts included in AOCI at December 31, the net periodic postretirement benefit cost of the plan for 2013 and 2012, and the change in the accumulated postretirement benefit obligation during 2013 and 2012.

PLAN STATUS

(In Millions)	2013	2012
Accumulated Postretirement Benefit Obligation at Measurement Date:
Retirees and Dependents	$22.5	$21.6
Actives Eligible for Benefits	8.7	9.0

Net Postretirement Benefit Obligation	$31.2	$30.6

AMOUNTS INCLUDED IN ACCUMULATED OTHER COMPREHENSIVE INCOME

(In Millions)	2013	2012
Net Actuarial Gain	$(6.0)	$(9.1)
Prior Service Benefit	–	(2.9)

Gross Amount in Accumulated Other Comprehensive Income	(6.0)	(12.0)
Income Tax Effect	(2.3)	(4.5)

Net Amount in Accumulated Other Comprehensive Income	$(3.7)	$(7.5)

NET PERIODIC POSTRETIREMENT (BENEFIT) EXPENSE

(In Millions)	2013	2012	2011
Service Cost	$0.1	$0.2	$0.4
Interest Cost	1.2	1.3	2.8
Amortization
Net (Gain) Loss	(1.2)	(2.3)	1.6
Prior Service Benefit	(3.0)	(5.1)	(5.2)

Net Periodic Postretirement (Benefit) Expense	$(2.9)	$(5.9)	$(0.4)

CHANGE IN ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION

(In Millions)	2013	2012
Beginning Balance	$30.6	$54.5
Service Cost	0.1	0.2
Interest Cost	1.2	1.3
Actuarial Loss	1.9	4.5
Gross Benefits Paid	(2.8)	(4.1)
Medicare Subsidy	0.2	0.9
Plan Change	–	(26.7)

Ending Balance	$31.2	$30.6

ESTIMATED FUTURE BENEFIT PAYMENTS

(In Millions)	TOTAL POSTRETIREMENT MEDICAL BENEFITS
2014	$3.0
2015	3.2
2016	3.2
2017	3.2
2018	3.1
2019-2023	12.3

Net periodic postretirement (benefit) expense for 2014 is expected to include gains of $0.6 million related to the amortization from AOCI of the net actuarial gain.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 5.0% at December 31, 2013 and 4.25% at December 31, 2012. For measurement purposes, an 8.0% annual increase in the cost of pre-age 65 medical and drug benefits and a 7.5% annual increase in the cost of post-age 65 medical and drug benefits were assumed for 2013. These rates are both assumed to gradually decrease until they reach 5.0% in 2021. The health care cost trend rate assumption has an effect on the amounts reported. For example, increasing or decreasing the assumed health care trend rate by one percentage point in each year would have the following effect.

(In Millions)	1–PERCENTAGE POINT INCREASE	1–PERCENTAGE POINT DECREASE
Effect on Postretirement Benefit Obligation	$0.8	$(0.7)
Effect on Total Service and Interest Cost Components	–	–

Defined Contribution Plans. The Corporation and its subsidiaries maintain various defined contribution plans covering substantially all employees. The Corporation’s contribution includes a matching component. The expense associated with defined contribution plans is charged to employee benefits and totaled $43.0 million in 2013, $41.0 million in 2012, and $39.3 million in 2011.

Note 22 – Share-Based Compensation Plans

Northern Trust recognizes expense for the grant-date fair value of stock options and other share-based compensation granted to employees and non-employee directors.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	98

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total compensation expense for share-based payment arrangements to employees and the associated tax impacts were as follows for the periods presented:

	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012	2011
Stock and Stock Unit Awards	$48.0	$44.0	$36.2
Stock Options	18.4	27.4	34.1
Performance Stock Units	7.4	2.5	–

Total Share-Based Compensation Expense	$73.8	$73.9	$70.3
Tax Benefits Recognized	$27.7	$27.7	$26.5

As of December 31, 2013, there was $112.0 million of unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Corporation’s share-based compensation plans. That cost is expected to be recognized as expense over a weighted-average period of approximately 2 years.

The Northern Trust Corporation 2012 Stock Plan (the 2012 Plan) is administered by the Compensation and Benefits Committee (Committee) of the Board. All employees of the Corporation and its subsidiaries and all directors of the Corporation are eligible to receive awards under the 2012 Plan. The 2012 Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, stock awards, stock units and performance stock units. Grants are outstanding under the 2012 Plan and The Amended and Restated Northern Trust Corporation 2002 Stock Plan (2002 Plan), a predecessor plan. The total number of shares of the Corporation’s common stock authorized for issuance under the 2012 Plan is 30,000,000 plus shares forfeited under the 2002 Plan. As of December 31, 2013, shares available for future grant under the 2012 Plan, including shares forfeited under the 2002 Plan, totaled 31,034,922.

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

The weighted-average assumptions used for options granted during the years ended December 31 are as follows:

	2013	2012	2011
Expected Term (in Years)	7.6	7.5	7.7
Dividend Yield	2.38%	2.79%	4.56%
Expected Volatility	29.5	34.0	43.2
Risk Free Interest Rate	1.43	1.42	2.94

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

The following table provides information about stock options granted, vested, and exercised in the years ended December 31, 2013, 2012 and 2011.

(In Millions, Except Per Share Information)	2013	2012	2011
Weighted Average Grant-Date Per Share Fair Value of Stock Options Granted	$12.80	$11.54	$15.26
Grant-Date Fair Value of Stock Options Vested	30.0	32.1	27.9
Stock Options Exercised
Intrinsic Value as of Exercise Date	26.9	12.8	1.5
Cash Received	146.2	32.3	5.4
Tax Deduction Benefits Realized	9.8	4.6	0.5

The following is a summary of changes in nonvested stock options for the year ended December 31, 2013.

NONVESTED OPTIONS	SHARES	WEIGHTED- AVERAGE GRANT- DATE FAIR VALUE PER SHARE
Nonvested as December 31, 2012	4,966,030	$14.00
Granted	446,868	12.80
Vested	(2,038,108)	14.74
Forfeited or Cancelled	(70,964)	13.43

Nonvested at December 31, 2013	3,303,826	$13.40

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of stock options under the 2012 Plan and the 2002 Plan at December 31, 2013, and changes during the year then ended, are presented in the table below.

($ In Millions Except Per Share Information)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE
Options Outstanding, December 31, 2012	15,302,474	$52.53
Granted	446,868	52.69
Exercised	(3,088,490)	47.43
Forfeited, Expired or Cancelled	(668,041)	56.30

Options Outstanding, December 31, 2013	11,992,811	$53.64	5.5	$110.5

Options Exercisable, December 31, 2013	8,688,985	$55.52	4.7	$66.9

Stock and Stock Unit Awards. Stock or stock unit awards may be granted by the Committee to participants which entitle them to receive a payment in the Corporation’s common stock or cash under the terms of the 2012 Plan and such other terms and conditions as the Committee deems appropriate. Each stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The stock units granted in 2013 predominately vest at a rate equal to 50% on the third anniversary date of the grant and 50% on the fourth anniversary date. Stock and stock unit grants totaled 1,181,321, 988,421, and 995,176, with weighted average grant-date fair values of $52.82, $43.72, and $50.79 per share, for the years ended December 31, 2013, 2012, and 2011, respectively. The total fair value of stock and stock units vested during the years ended December 31, 2013, 2012, and 2011, was $47.0 million, $21.6 million, and $7.1 million, respectively.

A summary of the status of outstanding stock and stock unit awards under the 2012 Plan and the 2002 Plan at December 31, 2013, and changes during the year then ended, is presented in the table below.

($ In Millions)	NUMBER	AGGREGATE INTRINSIC VALUE
Stock and Stock Unit Awards Outstanding, December 31, 2012	3,306,444	$165.9
Granted	1,181,321
Distributed	(851,297)
Forfeited	(157,582)

Stock and Stock Unit Awards Outstanding, December 31, 2013	3,478,886	$215.3

Units Convertible, December 31, 2013	181,059	$11.2

The following is a summary of nonvested stock and stock unit awards at December 31, 2013, and changes during the year then ended.

NONVESTED STOCK AND STOCK UNITS	NUMBER	WEIGHTED AVERAGE GRANT- DATE FAIR VALUE PER UNIT	WEIGHTED AVERAGE REMAINING VESTING TERM (YEARS)
Nonvested at December 31, 2012	3,136,496	$49.20	2.0
Granted	1,181,321	52.82
Vested	(862,408)	52.47
Forfeited	(157,582)	46.67

Nonvested at December 31, 2013	3,297,827	$49.76	2.0

Performance Stock Units. Each performance stock unit provides the recipient the opportunity to receive one share of stock for each stock unit that vests. The number of performance stock units granted that may vest ranges from 0% to 125% of the original award granted based on the attainment of a three-year average return on equity target. Distribution of the award is then made after vesting.

During the years ended December 31, 2013 and 2012, respectively, 296,650 and 198,552 performance stock units were granted with weighted average grant-date fair values of $49.07 and $43.65, respectively. Performance stock units outstanding at December 31, 2013 and 2012, respectively, had aggregate intrinsic values of $30.6 and $10.0 million and weighted average remaining vesting terms of 2.7 and 3.1 years, respectively.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	100

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-employee Director Stock Awards. Stock units with total values of $1.1 million (20,599 units), $0.9 million (20,148 units), and $1.1 million (22,188 units) were granted to non-employee directors in 2013, 2012 and 2011, respectively, which vest or vested on the date of the annual meeting of the Corporation’s stockholders in the following years. Total expense recognized on these grants was $1.1 million, $0.9 million, and $1.1 million in 2013, 2012, and 2011, respectively. Stock units granted to non-employee directors do not have voting rights. Each stock unit entitles a director to one share of common stock at vesting, unless a director elects to defer receipt of the shares. Directors may elect to defer the payment of their annual stock unit grant and cash-based compensation until termination of services as director. Deferred cash compensation is converted into stock units representing shares of common stock of the Corporation. Distributions of deferred stock units are made in stock. Distributions of the stock unit accounts that relate to cash-based compensation are made in cash based on the fair value of the stock units at the time of distribution.

Note 23 – Cash-Based Compensation Plans

Various incentive plans provide for cash incentives and bonuses to selected employees based upon accomplishment of corporate net income objectives, business unit goals, and individual performance. The estimated contributions to these plans are charged to compensation expense and totaled $192.4 million in 2013, $186.8 million in 2012, and $176.7 million in 2011.

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

Under GAAP, (i) an event is “probable” if the “future event or events are likely to occur”; (ii) an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely”; and (iii) an event is “remote” if “the chance of the future event or events occurring is slight”. Thus, references to the upper end of the range of reasonably possible loss for matters in which the Corporation is able to estimate a range of reasonably possible loss mean the upper end of the range of loss for matters for which the Corporation believes the risk of loss is more than remote but less than likely.

For the reasons set out in this paragraph, the outcome of some matters is inherently difficult to predict and/or the range of loss cannot be reasonably estimated. This may be the case in matters that (i) will be decided by a jury, (ii) are in early stages, (iii) involve uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iv) are subject to appeals or motions, (v) involve significant factual issues to be resolved, including with respect to the amount of damages, (vi) do not specify the amount of damages sought, or (vii) seek very large damages based on novel and complex damage and liability legal theories. Accordingly, the Corporation cannot reasonably estimate the eventual outcome of these pending matters, the timing of their ultimate resolution, or what the eventual loss, fines or penalties, if any, related to each pending matter will be.

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

For a limited number of the matters for which a loss is reasonably possible in future periods, whether in excess of an accrued liability or where there is no accrued liability, the Corporation is able to estimate a range of possible loss. As of December 31, 2013, the Corporation has estimated the upper end of the range of reasonably possible losses for these matters to be approximately $115 million in the aggregate. This aggregate amount of reasonably possible loss is based upon currently available information and is subject to significant judgment and a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated range will change from time to time, and actual results will vary significantly from the current estimate.

In certain other pending matters, there may be a range of reasonably possible losses (including reasonably possible losses

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in excess of amounts accrued) that cannot be reasonably estimated for the reasons described above. Such matters are not included in the estimate of reasonably possible losses identified above.

As previously disclosed, a number of participants in our securities lending program, which is associated with the Corporation’s asset servicing business, have commenced either individual lawsuits or purported class actions in which they claim, among other things, that we failed to exercise prudence in the investment management of the collateral received from the borrowers of the securities, resulting in losses that they seek to recover. The cases assert various contractual, statutory and common law claims, including claims for breach of fiduciary duty under common law and under the Employee Retirement Income Security Act (ERISA). In the fourth quarter of 2013, Northern Trust recorded a $19.2 million pre-tax charge in connection with an agreement to resolve claims related to two of these lawsuits. The settlement is not final as it requires further documentation, signed agreements and court approval. Other lawsuits related to securities lending are not part of the proposed settlement, and remain pending.

Visa Membership. Northern Trust, as a member of Visa U.S.A. Inc. (Visa U.S.A.) and in connection with the 2007 initial public offering of Visa, Inc. (Visa), received shares of restricted stock in Visa, a portion of which was redeemed pursuant to a mandatory redemption. The proceeds of the redemption totaled $167.9 million and were recorded as a gain in 2008. The remaining Visa shares held by Northern Trust are recorded at their original cost basis of zero and as of December 31, 2013 have restrictions as to their sale or transfer.

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

On October 19, 2012, Visa signed a settlement agreement with plaintiff representatives for binding settlement of the indemnified litigation relating to interchange fees, which was approved by a federal judge on December 13, 2013, and is subject to appeals. While the final settlement and ultimate resolution of outstanding Visa related litigation and the timing for removal of selling restrictions on shares owned by Northern Trust are highly uncertain, based upon the settlement terms announced by Visa, Northern Trust anticipates that the value of its remaining shares of Visa stock will be adequate to offset any remaining indemnification obligations related to Visa litigation.

Contingent Purchase Consideration. In connection with acquisitions consummated in 2011, contingent consideration was recorded relating to certain performance-related purchase price adjustments. The fair value of the contingent consideration at December 31, 2013 and 2012 totaled $55.4 million and $50.1 million, respectively.

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

Credit risk associated with derivative instruments relates to the failure of the counterparty and the failure of Northern Trust to pay based on the contractual terms of the agreement, and is generally limited to the unrealized fair value gains and losses, respectively, on these instruments, net of any cash collateral received or deposited. The amount of credit risk will

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	102

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

increase or decrease during the lives of the instruments as interest rates, foreign exchange rates, or credit spreads fluctuate. This risk is controlled by limiting such activity to an approved list of counterparties and by subjecting such activity to the same credit and quality controls as are followed in lending and investment activities. Credit Support Annexes and other similar agreements are currently in place with a number of counterparties which mitigate the aforementioned credit risk associated with derivative activity conducted with those counterparties by requiring that significant net unrealized fair value gains be supported by collateral placed with Northern Trust.

Northern Trust has elected to net derivative assets and liabilities when legally enforceable master netting arrangements or similar agreements exist between Northern Trust and the counterparty. Derivative assets and liabilities recorded in the consolidated balance sheet were each reduced by $1.2 billion and $982.5 million as of December 31, 2013 and 2012, respectively, as a result of master netting arrangements and similar agreements in place. Derivative assets and liabilities recorded at December 31, 2013 also reflect reductions of $210.7 million and $767.7 million, respectively, as a result of cash collateral received from and deposited with derivative counterparties. This compares with reductions of derivative assets and liabilities of $118.6 million and $425.0 million, respectively, at December 31, 2012. Additional cash collateral received from and deposited with derivative counterparties totaling $36.4 million and $39.3 million, respectively, as of December 31, 2013, and $1.6 million and $73.3 million, respectively, as of December 31, 2012, were not offset against derivative assets and liabilities on the consolidated balance sheet as the amounts exceeded the net derivative positions with those counterparties. Effective in the second quarter of 2013, Northern Trust centrally clears interest rate derivative instruments that are addressed under Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Securities posted as collateral for these transactions totaled $27.6 million, are not offset against derivative assets and liabilities on the consolidated balance sheet, and the counterparty receiving the securities as collateral does not have the right to repledge or sell the securities.

Certain master netting arrangements Northern Trust enters into with derivative counterparties contain credit risk-related contingent features in which the counterparty has the option to declare Northern Trust in default and accelerate cash settlement of net derivative liabilities with the counterparty in the event Northern Trust’s credit rating falls below specified levels. The aggregate fair value of all derivative instruments with credit risk-related contingent features that were in a liability position was $257.3 million and $178.9 million at December 31, 2013 and 2012, respectively. Cash collateral amounts deposited with derivative counterparties on those dates included $197.0 million and $155.4 million, respectively, posted against these liabilities, resulting in a net maximum amount of termination payments that could have been required at December 31, 2013 and 2012 of $60.3 million and $23.5 million, respectively. Accelerated settlement of these liabilities would not have a material effect on the consolidated financial position or liquidity of Northern Trust.

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

Interest rate contracts include swap and option contracts. Interest rate swap contracts involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. Northern Trust enters into interest rate swap contracts on behalf of its clients and also may utilize such contracts to reduce or eliminate the exposure to changes in the cash flows or fair value of hedged assets or liabilities due to changes in interest rates. Interest rate option contracts may include caps, floors, and swaptions, and provide for the transfer or reduction of interest rate risk in exchange for a fee. Northern Trust enters into option contracts primarily as a seller of interest rate protection to clients. Northern Trust receives a fee at the outset of the agreement for the assumption of the risk of an unfavorable change in interest rates. This assumed interest rate risk is then mitigated by entering into an offsetting position with an outside counterparty. Northern Trust may also purchase option contracts for risk management purposes.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit default swap contracts are agreements to transfer credit default risk from one party to another in exchange for a fee. Northern Trust enters into credit default swaps with outside counterparties where the counterparty agrees to assume the underlying credit exposure of a specific Northern Trust commercial loan or loan commitment.

Client-Related and Trading Derivative Instruments. Approximately 97% of Northern Trust’s derivatives outstanding at December 31, 2013 and 2012, measured on a notional value basis, relate to client-related and trading activities. These activities consist principally of providing foreign exchange services to clients in connection with Northern Trust’s global custody business. However, in the normal course of business, Northern Trust also engages in trading of currencies for its own account.

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

	DECEMBER 31, 2013			DECEMBER 31, 2012
		FAIR VALUE			FAIR VALUE
(In Millions)	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
Foreign Exchange Contracts	$243,135.0	$2,844.7	$2,846.2	$213,246.7	$1,735.3	$1,730.4
Interest Rate Contracts	5,001.7	122.8	117.0	4,946.6	180.6	174.0

Total	$248,136.7	$2,967.5	$2,963.2	$218,193.3	$1,915.9	$1,904.4

Changes in the fair value of client-related and trading derivative instruments are recognized currently in income. The following table shows the location and amount of gains and losses recorded in the consolidated statement of income for the years ended December 31, 2013, 2012, and 2011.

	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME DECEMBER 31,
(In Millions)		2013	2012	2011
Foreign Exchange Contracts	Foreign Exchange Trading Income	$244.4	$206.1	$324.5
Interest Rate Contracts	Security Commissions and Trading Income	12.7	11.6	5.9

Total		$257.1	$217.7	$330.4

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	104

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

			DECEMBER 31, 2013			DECEMBER 31, 2012
				FAIR VALUE			FAIR VALUE
(In Millions)	DERIVATIVE INSTRUMENT	RISK CLASSIFICATION	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
FAIR VALUE HEDGES
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Rate	$3,296.9	$31.5	$44.8	$3,617.0	$3.4	$75.1
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Rate	1,250.0	83.6	33.4	900.0	126.3	0.2
CASH FLOW HEDGES
Forecasted Foreign Currency Denominated Transactions	Foreign Exchange Contracts	Foreign Currency	314.0	10.2	5.5	669.0	8.7	11.5
NET INVESTMENT HEDGES
Net Investments in Non-U.S. Affiliates	Foreign Exchange Contracts	Foreign Currency	1,684.9	9.8	52.8	1,451.4	2.3	27.8

Total			$6,545.8	$135.1	$136.5	$6,637.4	$140.7	$114.6

In addition to the above, Sterling denominated debt, totaling $259.1 million and $242.3 million at December 31, 2013 and 2012, respectively, was designated as a hedge of the foreign exchange risk associated with the net investment in certain non-U.S. affiliates.

Derivatives are designated as fair value hedges to limit Northern Trust’s exposure to changes in the fair value of assets and liabilities due to movements in interest rates. The following table shows the location and amount of derivative gains and losses recorded in the consolidated statement of income related to fair value hedges for the years ended December 31, 2013, 2012, and 2011.

	DERIVATIVE INSTRUMENT	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	AMOUNT OF DERIVATIVE GAIN/ (LOSS) RECOGNIZED IN INCOME DECEMBER 31,
(In Millions)			2013	2012	2011
Available for Sale Investment Securities	Interest Rate Swap Contracts	Interest Income	$26.3	$(48.4)	$(56.6)
Senior Notes and Long-Term Subordinated Debt	Interest Rate Swap Contracts	Interest Expense	(44.9)	54.3	194.4
Total			$(18.6)	$5.9	$137.8

There was $0.9 million of losses, $0.4 million of gains, and $0.3 million of gains recorded within the fair values of hedged items for “long-haul” hedges during the years ended December 31, 2013, 2012, and 2011, respectively, and $0.8 million of losses, $0.3 million of gains, and $0.9 million of gains from ineffectiveness recorded during the years ended December 31, 2013, 2012, and 2011, respectively.

Derivatives are also designated as cash flow hedges in order to minimize the variability in cash flows of earning assets or forecasted transactions caused by movements in interest or foreign exchange rates. There was no ineffectiveness recognized in earnings for cash flow hedges during the years ended December 31, 2013, 2012, or 2011. As of December 31, 2013, twenty-three months is the maximum length of time over which the exposure to variability in future cash flows of forecasted foreign currency denominated transactions is being hedged.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	105

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2012, there was $0.2 million of net cash flow hedge derivative losses relating to interest rate swap contracts reclassified from AOCI to interest income; there were no gains or losses reclassified during the years ended December 31, 2013 and 2011. The following table provides cash flow hedge derivative gains and losses relating to foreign exchange contracts that were recognized in AOCI and the amounts reclassified to earnings during the years ended December 31, 2013, 2012 and 2011. Beginning in 2012, gains and losses associated with forecasted foreign currency denominated revenue and expenditure transactions are classified in other operating income or other operating expense.

	FOREIGN EXCHANGE CONTRACTS (BEFORE TAX)
(In Millions)	2013	2012	2011
Net Gain/(Loss) Recognized in AOCI	$2.1	$(3.2)	$(23.6)

Net Gain/(Loss) Reclassified from AOCI to Earnings
Trust, Investment and Other Servicing Fees	–	–	0.6
Other Operating Income	(2.1)	(4.6)	(0.1)
Interest Income	–	–	(1.2)
Interest Expense	–	–	–
Compensation	–	–	3.0
Employee Benefits	–	–	0.9
Equipment and Software	–	–	–
Occupancy Expense	–	–	0.5
Other Operating Expense	(2.6)	–	1.9

Total	$(4.7)	$(4.6)	$5.6

During the years ended December 31, 2012 and 2011, there were $0.2 million of gains and $6.3 million of losses, respectively, relating to net foreign exchange contract amounts that were reclassified into earnings as a result of the discontinuance of forecasted transactions that were no longer probable of occurring; there were no gains or losses reclassified during the year ended December 31, 2013. It is estimated that a net gain of $3.1 million will be reclassified into earnings within the next twelve months relating to cash flow hedges.

Certain foreign exchange contracts and qualifying nonderivative instruments are designated as net investment hedges to minimize Northern Trust’s exposure to variability in the foreign currency translation of net investments in non-U.S. branches and subsidiaries. For net investment hedges, there was $5.3 million of gains from ineffectiveness recorded for these hedges during the year ended December 31, 2012, and no ineffectiveness recorded for these hedges during the years ended December 31, 2013 and 2011.

The following table provides net investment hedge gains and losses recognized in AOCI during the years ended December 31, 2013 and 2012.

(In Millions)	AMOUNT OF HEDGING INSTRUMENT GAIN/(LOSS) RECOGNIZED IN AOCI (BEFORE TAX)
	2013	2012
Foreign Exchange Contracts	$(101.6)	$(24.7)
Sterling Denominated Subordinated Debt	(5.7)	(9.0)

Total	$(107.3)	$(33.7)

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	106

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivatives that are not formally designated as hedges under GAAP are entered into for risk management purposes. Foreign exchange contracts are entered into to manage the foreign currency risk of non-U.S. dollar denominated assets and liabilities, the net investment in certain non-U.S. affiliates, commercial loans, and forecasted foreign currency denominated transactions. Credit default swaps are entered into to manage the credit risk associated with certain loans and loan commitments. Forward contracts are entered into to manage the interest rate risk associated with loan commitments. The following table identifies the types of risk management derivative instruments not formally designated as hedges and their notional amounts and fair values.

	DECEMBER 31, 2013			DECEMBER 31, 2012
		FAIR VALUE			FAIR VALUE
(In Millions)	NOTIONAL VALUE	ASSET	LIABILITY	NOTIONAL VALUE	ASSET	LIABILITY
Credit Default Swap Contracts	$–	$–	$–	$42.5	$–	$1.0
Foreign Exchange Contracts	168.8	1.0	1.2	1,189.8	10.3	3.0

Total	$168.8	1.0	$1.2	$1,232.3	$10.3	$4.0

The following table provides the location and amount of gains and losses recorded in the consolidated statement of income for the years ended December 31, 2013, 2012, and 2011 for derivative instruments not formally designated as hedges under GAAP.

		AMOUNT RECOGNIZED IN INCOME
(In Millions)	LOCATION OF DERIVATIVE GAIN/(LOSS) RECOGNIZED IN INCOME	2013	2012	2011
Credit Default Swap Contracts	Other Operating Income	$(0.1)	$(2.6)	$0.9
Forward Contracts	Other Operating Income	–	–	0.2
Foreign Exchange Contracts	Other Operating Income	(4.0)	11.3	(7.0)

Total		$(4.1)	$8.7	$(5.9)

Note 26 – Offsetting of Assets and Liabilities

The following tables provide information regarding the offsetting of derivative assets and of securities purchased under agreements to resell within the consolidated balance sheet as of December 31, 2013 and 2012.

DECEMBER 31, 2013
(In Millions)	GROSS RECOGNIZED ASSETS	GROSS AMOUNTS OFFSET	NET AMOUNTS PRESENTED	GROSS AMOUNTS NOT OFFSET	NET AMOUNT(3)
Derivative Assets(1)
Foreign Exchange Contracts Over the Counter (OTC)	$2,612.5	$1,073.3	$1,539.2	$–	$1,539.2
Interest Rate Swaps OTC	228.8	47.5	181.3	–	181.3
Interest Rate Swaps Exchange Cleared	9.1	9.1	–	–	–
Cross Product Netting Adjustment	–	28.4	–	–	–
Cross Product Collateral Adjustment	–	210.7	–	–	–

Total Derivatives Subject to a Master Netting Arrangement	2,850.4	1,369.0	1,481.4	–	1,481.4

Total Derivatives Not Subject to a Master Netting Arrangement	253.2		253.2	–	253.2

Total Derivatives	3,103.6	1,369.0	1,734.6	–	1,734.6

Securities Purchased under Agreements to Resell(2)	$500.0	$-	$500.0	$500.0	$–

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	107

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012
(In Millions)	GROSS RECOGNIZED ASSETS	GROSS AMOUNTS OFFSET	NET AMOUNTS PRESENTED	GROSS AMOUNTS NOT OFFSET	NET AMOUNT(3)
Derivative Assets(1)
Foreign Exchange Contracts OTC	$1,756.6	$877.1	$879.5	$–	$879.5
Interest Rate Swaps OTC	310.3	68.3	242.0	–	242.0
Cross Product Netting Adjustment	–	37.1	–	–	–
Cross Product Collateral Adjustment	–	118.6	–	–	–

Total	2,066.9	1,101.1	965.8	–	965.8

Securities Purchased under Agreements to Resell(2)	$35.4	$–	$35.4	$35.4	$–

(1) Derivative assets are reported in other assets in the consolidated balance sheet. Other assets (excluding derivative assets) totaled $3,029.4 million and $2,964.4 million as of December 31, 2013 and 2012, respectively.

(2) Securities purchased under agreements to resell are reported in federal funds sold and securities purchased under agreements to resell in the consolidated balance sheet. Federal funds sold totaled $29.6 million and $25.4 million as of December 31, 2013 and 2012, respectively.

(3) Northern Trust did not possess any cash collateral that was not offset in the consolidated balance sheet that could have been used to offset the net amounts presented in the consolidated balance sheet as of December 31, 2013 and 2012.

The following tables provide information regarding the offsetting of derivative liabilities and of securities sold under agreements to repurchase within the consolidated balance sheet as of December 31, 2013 and 2012.

DECEMBER 31, 2013
(In Millions)	GROSS RECOGNIZED LIABILITIES	GROSS AMOUNTS OFFSET	NET AMOUNTS PRESENTED	GROSS AMOUNTS NOT OFFSET	NET AMOUNT(2)
Derivative Liabilities(1)
Foreign Exchange Contracts OTC	$2,039.0	$1,073.3	$965.7	$–	$965.7
Interest Rate Swaps OTC	163.7	47.5	116.2	–	116.2
Interest Rate Swaps Exchange Cleared	31.5	9.1	22.4	–	22.4
Cross Product Netting Adjustment	–	28.4	–	–	–
Cross Product Collateral Adjustment	–	767.7	–	–	–

Total Derivatives Subject to a Master Netting Arrangement	2,234.2	1,926.0	308.2	–	308.2

Total Derivatives Not Subject to a Master Netting Arrangement	866.7	–	866.7	–	866.7

Total Derivatives	3,100.9	1,926.0	1,174.9	–	1,174.9

Securities Sold under Agreements to Repurchase	$917.3	$–	$917.3	$917.3	$–

DECEMBER 31, 2012
(In Millions)	GROSS RECOGNIZED LIABILITIES	GROSS AMOUNTS OFFSET	NET AMOUNTS PRESENTED	GROSS AMOUNTS NOT OFFSET	NET AMOUNT(2)
Derivative Liabilities(1)
Foreign Exchange Contracts OTC	$1,772.7	$877.1	$895.6	$–	$895.6
Interest Rate Swaps OTC	249.3	68.3	181.0	–	181.0
Credit Default Swaps OTC	1.0	–	1.0	–	1.0
Cross Product Netting Adjustment	–	37.1	–	–	–
Cross Product Collateral Adjustment	–	425.0	–	–	–

Total	2,023.0	1,407.5	615.5	–	615.5

Securities Sold under Agreements to Repurchase	$699.8	$–	$699.8	$699.8	$–

(1) Derivative liabilities are reported in other liabilities in the consolidated balance sheet. Other liabilities (excluding derivative liabilities) totaled $2,338.4 million and $1,961.7 million as of December 31, 2013 and 2012, respectively.

(2) Northern Trust did not place any cash collateral with counterparties that was not offset in the consolidated balance sheet that could have been used to offset the net amounts presented in the consolidated balance sheet as of December 31, 2013 and 2012.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	108

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All of Northern Trust’s securities sold under agreements to repurchase (repurchase agreements) and securities purchased under agreements to resell (reverse repurchase agreements) involve the transfer of financial assets in exchange for cash subject to a right and obligation to repurchase those assets for an agreed upon amount. In the event of a repurchase failure, the cash or financial assets are available for offset. All of Northern Trust’s repurchase agreements and reverse repurchase agreements are subject to a master netting arrangement, which sets forth the rights and obligations for repurchase and offset. Under the master netting arrangement, Northern Trust is entitled to set off receivables from and collateral placed with a single counterparty against obligations owed to that counterparty. In addition, collateral held by Northern Trust can be offset against receivables from that counterparty.

Derivative asset and liability positions with a single counterparty can be offset against each other in cases where legally enforceable master netting arrangements or similar agreements exist. Derivative assets and liabilities can be further offset by cash collateral received from, and deposited with, the transacting counterparty. The basis for this view is that, upon termination of transactions subject to a master netting arrangement or similar agreement, the individual derivative receivables do not represent resources to which general creditors have rights and individual derivative payables do not represent claims that are equivalent to the claims of general creditors. Effective in the second quarter of 2013, Northern Trust centrally clears those interest rate derivative instruments addressed under Title VII of the Dodd-Frank Act. These transactions are subject to an agreement similar to a master netting arrangement, which has the same rights of offset as described above.

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

The following table shows the contractual amounts of commitments and letters of credit.

COMMITMENTS AND LETTERS OF CREDIT

	DECEMBER 31,
(In Millions)	2013	2012
Legally Binding Commitments to Extend Credit(1)	$32,174.8	$30,045.7
Standby Letters of Credit(2)	4,451.1	4,573.7
Commercial Letters of Credit	24.8	27.9

(1) These amounts exclude $418.5 million and $406.7 million of commitments participated to others at December 31, 2013 and 2012, respectively.

(2) These amounts include $208.9 million and $557.7 million of standby letters of credit secured by cash deposits or participated to others as of December 31, 2013 and 2012, respectively. The weighted average maturity of standby letters of credit was 25 months at December 31, 2013 and 27 months at December 31, 2012.

Other Off-Balance Sheet Financial Instruments. As part of its securities custody activities and at the direction of its clients, Northern Trust lends securities owned by clients to borrowers who are reviewed and approved by the Northern Trust Senior Credit Committee. In connection with these activities, Northern Trust has issued indemnifications to

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	109

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

certain clients against certain losses that are a direct result of a borrower’s failure to return securities when due, should the value of such securities exceed the value of the collateral required to be posted. Borrowers are required to fully collateralize securities received with cash or marketable securities. As securities are loaned, collateral is maintained at a minimum of 100% of the fair value of the securities plus accrued interest. The collateral is revalued on a daily basis. The amount of securities loaned as of December 31, 2013 and 2012 subject to indemnification was $82.7 billion and $69.7 billion, respectively. Because of the credit quality of the borrowers and the requirement to fully collateralize securities borrowed, management believes that the exposure to credit loss from this activity is not significant and no liability was recorded related to these indemnifications.

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

As a result of its participation in cash, securities, and foreign exchange clearing and settlement organizations, the Bank could be responsible for a pro rata share of certain credit-related losses arising out of the clearing activities. The method in which such losses would be shared by the clearing members is stipulated in each clearing organization’s membership agreement. Credit exposure related to these agreements varies from day to day, primarily as a result of fluctuations in the volume of transactions cleared through the organizations. The estimated credit exposure at December 31, 2013 and 2012 was approximately $73 million and $81 million, respectively, based on the membership agreements and clearing volume for those days. Controls related to these clearing transactions are closely monitored by management to protect the assets of Northern Trust and its clients.

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

Leveraged Leases. In leveraged leasing transactions, Northern Trust acts as lessor of the underlying asset subject to the lease and typically funds 20-30% of the asset’s cost via an equity ownership in a trust with the remaining 70-80% provided by third party non-recourse debt holders. In such transactions, the trusts, which are VIEs, are created to provide the lessee use of the property with substantially all of the rights and obligations of ownership. The lessee’s maintenance and operation of the leased property has a direct effect on the fair value of the underlying property, and the lessee also has the ability to increase the benefits it can receive and limit the losses it can suffer by the manner in which it uses the property. As a result, Northern Trust has determined that it is not the primary beneficiary of these VIEs given it lacks the power to direct the activities that most significantly impact the economic performance of the VIEs.

Northern Trust’s maximum exposure to loss as a result of its involvement with the leveraged lease trust VIEs is limited to the carrying amounts of its leveraged lease investments. As of December 31, 2013 and 2012, the carrying amounts of these investments, which are included in loans and leases in the consolidated balance sheet, were $671.2 million and $673.6 million, respectively. Northern Trust’s funding requirements relative to the VIEs are limited to its invested capital. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the VIEs that would expose Northern Trust to a loss.

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	110

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Northern Trust’s maximum exposure to loss as a result of its involvement with community development projects is limited to the carrying amounts of its investments, including any undrawn commitments. As of December 31, 2013 and 2012, the carrying amounts of these investments in community development projects deemed to be VIEs, which are included in other assets in the consolidated balance sheet, were $222.3 million and $248.2 million, respectively.

As of December 31, 2013 and 2012, liabilities related to undrawn commitments on investments in community development projects, which are included in other liabilities in the consolidated balance sheet, were $19.8 million and $33.1 million, respectively. Northern Trust’s funding requirements are limited to its invested capital and any additional undrawn commitments for future equity contributions. Northern Trust has no other liquidity arrangements or obligations to purchase assets of the community development projects that would expose it to a loss.

Trust Preferred Securities. As discussed in further detail in Note 13 – Floating Rate Capital Debt, in 1997, Northern Trust issued Floating Rate Capital Securities, Series A and Series B, through NTC Capital I and NTC Capital II, respectively, statutory business trusts wholly-owned by the Corporation. The sole assets of the trusts are Subordinated Debentures of the Corporation that have the same interest rates and maturity dates as the corresponding distribution rates and redemption dates of the Floating Rate Capital Securities. NTC Capital I and NTC Capital II are considered VIEs; however, as the sole asset of each trust is a receivable from the Corporation and proceeds to the Corporation from the receivable exceed the Corporation’s investment in the VIEs’ equity shares, the Corporation is not permitted to consolidate the trusts, even though the Corporation owns all of the voting equity shares of the trusts, has fully guaranteed the trusts’ obligations, and has the right to redeem the preferred securities in certain circumstances. Northern Trust recognizes the subordinated debentures on its consolidated balance sheet as long-term liabilities.

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

Note 29 – Pledged and Restricted Assets

Certain of Northern Trust’s subsidiaries, as required or permitted by law, pledge assets to secure public and trust deposits; repurchase agreements; Federal Home Loan Bank borrowings; and for other purposes, including support for securities settlement, primarily related to client activities, and for potential Federal Reserve Bank discount window borrowings. On December 31, 2013, securities and loans totaling $32.4 billion ($22.6 billion of government sponsored agency and other securities, $222.7 million of obligations of states and political subdivisions, and $9.6 billion of loans), were pledged. Collateral required for these purposes totaled $5.0 billion. Included in the total pledged assets are available for sale securities with a total fair value of $915.3 million which were pledged as collateral for agreements to repurchase securities sold transactions. The secured parties to these transactions have the right to repledge or sell these securities.

Northern Trust is not permitted, by contract or custom, to repledge or sell collateral from agreements to resell securities purchased transactions. The total fair value of accepted collateral as of December 31, 2013 was $500.0 million. There was no repledged or sold collateral as of December 31, 2013.

Deposits maintained to meet Federal Reserve Bank reserve requirements averaged $0.9 billion in 2013.

Note 30 – Restrictions on Subsidiary Dividends and Loans or Advances

Various federal and state statutory provisions limit the amount of dividends the Bank can pay to the Corporation without regulatory approval. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve System if the total of all dividends declared by the bank in any calendar year would exceed the total of its retained net income (as defined by regulatory agencies) for that year combined with its retained net income for the preceding two years. In addition, a state member bank may not pay a dividend in an

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	111

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amount greater than its “undivided profits,” as defined, without regulatory and stockholder approval.

Under Illinois law, an Illinois state bank, prior to paying a dividend, must carry over to surplus at least one-tenth of its net profits since the date of the declaration of the last preceding dividend, until the bank’s surplus is equal to its capital. In addition, an Illinois state bank may not pay any dividend in an amount greater than its net profits then on hand, after deduction of losses and bad debts (defined as debts due to a state bank on which interest is past due and unpaid for a period of 6 months or more, unless the same are well secured and in the process of collection).

The Bank is also prohibited under federal law from paying any dividends if the Bank is undercapitalized or if the payment of the dividends would cause the Bank to become undercapitalized. In addition, the federal regulatory agencies are authorized to prohibit a bank or bank holding company from engaging in an unsafe or unsound banking practice. The payment of dividends could, depending on the financial condition of the Bank, be deemed to constitute an unsafe or unsound practice. The Dodd-Frank Act and Basel III, as applied by the Federal Reserve Board to state member banks and their holding companies by regulation or otherwise, may impose additional restrictions on the ability of banking institutions to pay dividends.

Under federal law, financial transactions by the Bank, the Corporation’s insured banking subsidiary, with the Corporation and its affiliates that are in the form of loans or extensions of credit, investments, guarantees, derivative transactions, repurchase agreements, securities lending transactions or purchases of assets, are restricted. Transfers of this kind to the Corporation or a nonbanking subsidiary by the Bank are limited to 10% of the Bank’s capital and surplus with respect to any single affiliate, and to 20% of the Bank’s capital and surplus with all affiliates in the aggregate, and are also subject to certain collateral requirements (in the case of credit transactions) and other restrictions on covered transactions. These transactions, as well as other transactions between the Bank and the Corporation or its affiliates, also must be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms, or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies. Other state and federal laws may limit the transfer of funds by the Corporation’s banking subsidiaries to the Corporation and certain of its affiliates.

Note 31 – Business Units and Related Information

Northern Trust is organized around its two principal client-focused business units, C&IS and Wealth Management. Asset management and related services are provided to C&IS and Wealth Management clients primarily by a third business unit, Asset Management. Northern Trust emphasizes quality through a high level of service complemented by the effective use of technology, delivered by a fourth business unit, O&T. The revenue and expenses of Asset Management are fully allocated to C&IS and Wealth Management. The revenue and expenses of O&T are fully allocated to C&IS, Wealth Management, and Treasury and Other.

C&IS and Wealth Management results are presented to promote a greater understanding of their financial performance. The information, presented on an internal management-reporting basis as opposed to GAAP which is used for consolidated financial reporting purposes, derives from internal accounting systems that support Northern Trust’s strategic objectives and management structure. The accounting policies used for management reporting are consistent with those described in Note 1 – Summary of Significant Accounting Policies.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	112

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables show the earnings contribution of Northern Trust’s business units for the years ended December 31, 2013, 2012, and 2011.

CORPORATE & INSTITUTIONAL SERVICES RESULTS OF OPERATIONS

(In Millions)	2013	2012	2011
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$1,443.8	$1,334.1	$1,196.4
Foreign Exchange Trading Income	238.8	193.5	315.7
Other Noninterest Income	177.3	193.6	169.7
Net Interest Income (FTE) (Note)	275.9	280.1	282.5

Revenue (FTE) (Note)	2,135.8	2,001.3	1,964.3
Provision for Credit Losses	(3.4)	(2.1)	(20.5)
Noninterest Expense	1,657.9	1,599.9	1,522.4

Income before Income Taxes (Note)	481.3	403.5	462.4
Provision for Income Taxes (Note)	145.6	114.3	168.3

Net Income	$335.7	$289.2	$294.1

Percentage of Consolidated Net Income	46%	42%	49%

Average Assets	$53,308.2	$49,904.0	$47,533.7

WEALTH MANAGEMENT RESULTS OF OPERATIONS

(In Millions)	2013	2012	2011
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$1,166.0	$1,071.4	$973.1
Foreign Exchange Trading Income	5.6	12.6	8.8
Other Noninterest Income	116.7	93.6	119.7
Net Interest Income (FTE) (Note)	557.7	629.9	613.7

Revenue (FTE) (Note)	1,846.0	1,807.5	1,715.3
Provision for Credit Losses	23.4	27.1	75.5
Noninterest Expense	1,215.0	1,182.3	1,214.9

Income before Income Taxes (Note)	607.6	598.1	424.9
Provision for Income Taxes (Note)	229.2	226.4	168.7

Net Income	$378.4	$371.7	$256.2

Percentage of Consolidated Net Income	52%	54%	42%

Average Assets	$22,887.6	$23,917.9	$23,861.5

TREASURY AND OTHER RESULTS OF OPERATIONS

(In Millions)	2013	2012	2011
Noninterest Income	$8.0	$7.0	$(22.6)
Net Interest Income (FTE) (Note)	132.0	121.1	153.1

Revenue (FTE) (Note)	140.0	128.1	130.5
Visa Indemnification Benefit	–	–	(23.1)
Noninterest Expense (Excluding Visa Indemnification Benefit)	120.9	96.6	117.0

Income before Income Taxes (Note)	19.1	31.5	36.6
Provision (Benefit) for Income Taxes (Note)	1.9	5.1	(16.7)

Net Income	$17.2	$26.4	$53.3

Percentage of Consolidated Net Income	2%	4%	9%

Average Assets	$18,661.9	$19,153.6	$20,552.7

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	113

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL INFORMATION

(In Millions)	2013	2012	2011
NONINTEREST INCOME
Trust, Investment and Other Servicing Fees	$2,609.8	$2,405.5	$2,169.5
Foreign Exchange Trading Income	244.4	206.1	324.5
Other Noninterest Income	302.0	294.2	266.8
Net Interest Income (FTE) (Note)	965.6	1,031.1	1,049.3

Revenue (FTE) (Note)	4,121.8	3,936.9	3,810.1
Provision for Credit Losses	20.0	25.0	55.0
Visa Indemnification Benefit	–	–	(23.1)
Noninterest Expense (Excluding Visa Indemnification Benefit)	2,993.8	2,878.8	2,854.3

Income before Income Taxes (Note)	1,108.0	1,033.1	923.9
Provision for Income Taxes (Note)	376.7	345.8	320.3

Net Income	$731.3	$687.3	$603.6

Average Assets	$94,857.7	$92,975.5	$91,947.9

Note: Stated on an FTE basis. The consolidated figures include $32.5 million, $40.8 million, and $40.2 million, of FTE adjustments for 2013, 2012, and 2011, respectively.

Northern Trust’s international activities are centered within the asset servicing, asset management, foreign exchange, cash management, and commercial banking businesses. The operations of Northern Trust are managed on a business unit basis and include components of both U.S and non-U.S. source income and assets. Non-U.S. source income and assets are not separately identified in Northern Trust’s internal management reporting system. However, Northern Trust is required to disclose non-U.S. activities based on the domicile of the customer. Due to the complex and integrated nature of Northern Trust’s activities, it is impossible to segregate with precision revenues, expenses and assets between U.S. and non-U.S. domiciled customers. Therefore, certain subjective estimates and assumptions have been made to allocate revenues, expenses and assets between U.S. and non-U.S. operations.

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

The table below summarizes international performance based on the allocation process described above without regard to guarantors or the location of collateral. The U.S. performance includes the impacts of benefits totaling $23.1 million recorded in 2011 from reductions in the Visa indemnification liability. As the Visa indemnification liability was fully eliminated in 2011, there was no benefit recognized in 2012 or 2013.

DISTRIBUTION OF TOTAL ASSETS AND OPERATING PERFORMANCE

(In Millions)	TOTAL ASSETS	TOTAL REVENUE	INCOME BEFORE INCOME TAXES	NET INCOME
2013
Non-U.S.	$30,241.3	$1,101.0	$272.4	$201.3
U.S.	72,706.0	2,988.3	803.1	530.0

Total	$102,947.3	$4,089.3	$1,075.5	$731.3

2012
Non-U.S.	$29,198.4	$992.5	$194.9	$147.6
U.S.	68,265.4	2,903.6	797.4	539.7

Total	$97,463.8	$3,896.1	$992.3	$687.3

2011
Non-U.S.	$28,625.2	$1,084.8	$284.4	$199.3
U.S.	71,598.5	2,685.1	599.3	404.3

Total	$100,223.7	$3,769.9	$883.7	$603.6

Note: Total revenue is comprised of net interest income and noninterest income.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	114

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 32 – Regulatory Capital Requirements

Northern Trust and the Bank are subject to various regulatory capital requirements administered by the federal bank regulatory authorities. Under these requirements, banks must maintain specific ratios of total and tier 1 capital to risk-weighted assets and of tier 1 capital to adjusted average quarterly assets in order to be classified as “well-capitalized.” The regulatory capital requirements impose certain restrictions upon banks that meet minimum capital requirements but are not “well-capitalized” and obligate the federal bank regulatory authorities to take “prompt corrective action” with respect to banks that do not maintain such minimum ratios. Such prompt corrective action could have a direct material effect on a bank’s financial statements.

As of December 31, 2013 and 2012, the Bank had capital ratios above the level required for classification as a “well-capitalized” institution and had not received any regulatory notification of a lower classification. Additionally, Northern Trust’s subsidiary banks located outside the U.S. are subject to regulatory capital requirements in the jurisdictions in which they operate. As of December 31, 2013 and 2012, Northern Trust’s non-U.S. banking subsidiaries had capital ratios above their specified minimum requirements. There were no conditions or events since December 31, 2013 that management believes have adversely affected the capital categorization of any Northern Trust subsidiary bank.

The table below summarizes the risk-based capital amounts and ratios for Northern Trust on a consolidated basis and for the Bank.

	ACTUAL		MINIMUM TO QUALIFY AS WELL CAPITALIZED
($ In Millions)	AMOUNT	RATIO	AMOUNT	RATIO
AS OF DECEMBER 31, 2013
Total Capital to Risk-Weighted Assets
Consolidated	$9,294.9	15.8%	$5,877.4	10.0%
The Northern Trust Company	8,366.2	14.3	5,858.8	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	7,853.2	13.4	3,526.4	6.0
The Northern Trust Company	6,765.6	11.5	3,515.2	6.0
Tier 1 Capital to Adjusted Average Fourth Quarter Assets
Consolidated	7,853.2	7.9	4,953.7	5.0
The Northern Trust Company	6,765.6	6.8	4,939.9	5.0
AS OF DECEMBER 31, 2012
Total Capital to Risk-Weighted Assets
Consolidated	$8,340.8	14.3%	$5,831.6	10.0%
The Northern Trust Company	7,971.0	13.7	5,803.2	10.0
Tier 1 Capital to Risk-Weighted Assets
Consolidated	7,489.0	12.8	3,499.0	6.0
The Northern Trust Company	6,904.2	11.9	3,481.9	6.0
Tier 1 Capital to Adjusted Average Fourth Quarter Assets
Consolidated	7,489.0	8.2	4,543.7	5.0
The Northern Trust Company	6,904.2	7.6	4,533.9	5.0

The current risk-based capital guidelines that apply to the Corporation and the Bank, commonly referred to as Basel I, are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision (Basel Committee), a committee of central banks and bank supervisors, as implemented by the Federal Reserve Board.

The Corporation is also subject to the Basel II framework for risk-based capital adequacy. The U.S. bank regulatory agencies have issued final rules with respect to implementation of the Basel II framework. Under the final Basel II rules, the Corporation is one of a small number of “core” banking organizations. The rules require core banking organizations to have rigorous processes for assessing overall capital adequacy in relation to their total risk profiles, and to publicly disclose certain information about their risk profiles and capital adequacy.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. The U.S.’s implementation of Basel III has increased the minimum capital thresholds for banking organizations and tightened the standards for what qualifies as capital. In October 2013, the U.S. banking agencies proposed a rule that would introduce quantitative liquidity requirements in the U.S. for large banking organizations, such as the Corporation

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and the Bank. The ultimate impact of the U.S. implementation of the new capital and liquidity standards on the Corporation and its bank subsidiaries is currently being reviewed. At this point we cannot determine the ultimate effect these final and proposed regulations would have upon our earnings or financial position. However, we believe our capital strength, balance sheet and business model leave us well positioned for the U.S. implementation of Basel III.

On February 21, 2014, the Corporation was notified by the Federal Reserve Board that both the Corporation and the Bank would be permitted to exit parallel run. Accordingly, the Corporation and the Bank are required to use the advanced approaches methodologies to calculate and publicly disclose their risk-based capital ratios beginning with the second quarter of 2014. Current results from the parallel run of the risk-based capital framework have demonstrated that the use of the advanced approaches methodologies, inclusive of commitments we provided to the Federal Reserve regarding our approach to the calculation of risk-weighted assets, has not resulted in common equity tier 1 capital, tier 1 capital or total risk-based capital ratios falling below the levels required for categorization as “well-capitalized.” These results show that, as of December 31, 2013, the Corporation’s common equity tier 1 capital ratio as calculated under the advanced approaches methodologies would have been 11.6% on a fully phased-in basis, while the Corporation’s common equity tier 1 capital ratio under the standardized approach would have been 11.1% on a fully phased-in basis.

Note 33 – Northern Trust Corporation (Corporation only)

Condensed financial information is presented below. Investments in wholly-owned subsidiaries are carried on the equity method of accounting.

CONDENSED BALANCE SHEET	DECEMBER 31,
(In Millions)	2013	2012
ASSETS
Cash on Deposit with Subsidiary Bank	$1,566.4	$6.5
Time Deposits with Subsidiary Banks	–	1,691.4
Securities	5.3	4.9
Advances to Wholly-Owned Subsidiaries – Banks	2,035.0	1,035.0
– Nonbank	5.0	5.0
Investments in Wholly-Owned Subsidiaries – Banks	7,101.7	7,225.6
– Nonbank	168.5	142.6
Buildings and Equipment	–	3.4
Other Assets	608.8	377.7

Total Assets	$11,490.7	$10,492.1

LIABILITIES
Senior Notes	$1,996.6	$2,405.8
Long Term Debt	717.8	–
Floating Rate Capital Debt	277.1	277.0
Other Liabilities	587.2	282.3

Total Liabilities	3,578.7	2,965.1
STOCKHOLDERS’ EQUITY
Common Stock	408.6	408.6
Additional Paid-in Capital	1,035.7	1,012.7
Retained Earnings	7,134.8	6,702.7
Accumulated Other Comprehensive Loss	(244.3)	(283.0)
Treasury Stock	(422.8)	(314.0)

Total Stockholders’ Equity	7,912.0	7,527.0

Total Liabilities and Stockholders’ Equity	$11,490.7	$10,492.1

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	116

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF INCOME	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012	2011
OPERATING INCOME
Dividends – Bank Subsidiaries	$880.0	$440.0	$500.0
– Nonbank Subsidiaries	21.7	26.2	5.1
Intercompany Interest and Other Charges	33.2	30.0	19.8
Interest and Other Income	9.0	10.6	13.3

Total Operating Income	943.9	506.8	538.2
OPERATING EXPENSES
Interest Expense	78.3	74.9	66.9
Other Operating Expenses	20.8	13.0	12.6

Total Operating Expenses	99.1	87.9	79.5

Income before Income Taxes and Equity in Undistributed Net Income of Subsidiaries	844.8	418.9	458.7
Benefit for Income Taxes	24.2	21.1	24.8

Income before Equity in Undistributed Net Income of Subsidiaries	869.0	440.0	483.5
Equity in Undistributed Net Income of Subsidiaries – Banks	(152.5)	266.9	71.0
– Nonbank	14.8	(19.6)	49.1

Net Income	$731.3	$687.3	$603.6

Net Income Applicable to Common Stock	$731.3	$687.3	$603.6

CONDENSED STATEMENT OF CASH FLOWS	FOR THE YEAR ENDED DECEMBER 31,
(In Millions)	2013	2012	2011
OPERATING ACTIVITIES:
Net Income	$731.3	$687.3	$603.6
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Equity in Undistributed Net Income of Subsidiaries	131.0	(247.3)	(120.1)
Change in Prepaid Expenses	(1.1)	(0.9)	0.2
Change in Accrued Income Taxes	(18.1)	34.7	28.5
Other, net	102.6	(36.0)	(41.1)

Net Cash Provided by Operating Activities	945.7	437.8	471.1

INVESTING ACTIVITIES:
Change in Time Deposits with Banks	1,691.4	(422.2)	292.1
Purchases of Securities – Available for Sale	–	(0.4)	(91.4)
Proceeds from Sale, Maturity and Redemption of Securities – Available for Sale	0.2	94.3	105.4
Change in Capital Investments in Subsidiaries	(13.0)	0.3	(0.5)
Advances to Wholly-Owned Subsidiaries	(1,000.0)	–	(750.0)
Other, net	1.8	–	–

Net Cash Used in Investing Activities	680.4	(328.0)	(444.4)

FINANCING ACTIVITIES:
Change in Senior Notes and Long-Term Debt	317.9	300.0	250.0
Treasury Stock Purchased	(309.7)	(162.4)	(79.0)
Net Proceeds from Stock Options	146.2	106.8	75.6
Cash Dividends Paid on Common Stock	(220.6)	(354.3)	(273.7)
Other, net	–	0.1	0.1

Net Cash Provided by (Used in) Financing Activities	(66.2)	(109.8)	(27.0)

Net Change in Cash on Deposit with Subsidiary Bank	1,559.9	–	(0.3)
Cash on Deposit with Subsidiary Bank at Beginning of Year	6.5	6.5	6.8

Cash on Deposit with Subsidiary Bank at End of Year	$1,566.4	$6.5	$6.5

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	117

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF NORTHERN TRUST CORPORATION:

We have audited the accompanying consolidated balance sheets of Northern Trust Corporation and subsidiaries (Northern Trust) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of Northern Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern Trust Corporation and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Northern Trust Corporation’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2014 expressed an unqualified opinion on the effectiveness of Northern Trust Corporation’s internal control over financial reporting.

CHICAGO, ILLINOIS

FEBRUARY 26, 2014

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	118

CONSOLIDATED FINANCIAL STATISTICS

QUARTERLY FINANCIAL DATA (UNAUDITED)

STATEMENT OF INCOME	2013				2012
($ In Millions Except Per Share Information)	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER	FOURTH QUARTER	THIRD QUARTER	SECOND QUARTER	FIRST QUARTER
Trust, Investment and Other Servicing Fees	$673.8	$648.0	$657.3	$630.7	$622.6	$601.9	$605.8	$575.2
Other Noninterest Income	121.5	162.2	143.1	119.6	112.9	125.0	128.6	133.8
Net Interest Income
Interest Income	302.4	291.1	275.3	286.7	302.1	323.1	321.5	341.0
Interest Expense	52.5	54.1	55.2	60.6	67.9	77.5	67.4	84.6

Net Interest Income	249.9	237.0	220.1	226.1	234.2	245.6	254.1	256.4
Provision for Credit Losses	5.0	5.0	5.0	5.0	5.0	10.0	5.0	5.0
Noninterest Expense	794.5	740.7	729.7	728.9	741.5	696.4	717.3	723.6
Provision for Income Taxes	76.0	95.0	94.7	78.5	55.5	87.3	86.6	75.6

Net Income	$169.7	$206.5	$191.1	$164.0	$167.7	$178.8	$179.6	$161.2

Net Income Applicable to Common Stock	$169.7	$206.5	$191.1	$164.0	$167.7	$178.8	$179.6	$161.2

PER COMMON SHARE

Net Income – Basic	$0.70	$0.85	$0.78	$0.68	$0.69	$0.73	$0.73	$0.66
– Diluted	0.70	0.84	0.78	0.67	0.69	0.73	0.73	0.66
AVERAGE BALANCE SHEET ASSETS

Cash and Due from Banks	$2,676.5	$2,776.8	$2,964.6	$3,392.5	$4,059.3	$3,446.6	$3,860.7	$4,002.5
Federal Funds Sold and Securities Purchased under Agreements to Resell	549.7	548.2	309.8	249.5	239.3	285.6	260.3	246.6
Interest-Bearing Deposits with Banks	18,264.9	17,767.6	18,192.6	18,099.5	18,355.2	19,215.4	18,788.9	18,246.4
Federal Reserve Deposits and Other Interest-Bearing	13,220.9	7,987.5	5,275.5	3,872.0	4,118.7	6,113.7	3,643.4	7,685.3
Securities(1)	30,708.1	30,563.4	30,742.0	31,275.1	30,991.6	29,865.1	31,458.1	31,270.4
Loans and Leases	28,858.1	28,662.4	28,601.8	28,661.9	29,180.8	29,046.0	29,057.5	$28,615.6
Allowance for Credit Losses Assigned to Loans and Leases	(283.8)	(289.6)	(290.2)	(296.1)	(298.1)	(297.8)	(298.1)	(293.0)
Other Assets	5,712.3	7,196.2	7,053.5	6,314.9	5,023.7	5,035.3	5,639.8	5,354.3

Total Assets	$99,706.7	$95,212.5	$92,849.6	$91,569.3	$91,670.5	$92,709.9	$92,410.6	$95,128.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand and Other Noninterest-Bearing	$16,004.8	$16,134.2	$17,468.1	$16,899.1	$21,280.4	$20,235.8	$19,720.1	$19,467.2
Savings and Money Market	14,340.8	14,286.5	14,634.7	14,880.3	14,023.4	13,687.1	14,095.6	14,606.8
Savings Certificates and Other Time	1,861.6	1,969.0	2,199.1	2,385.6	2,728.9	3,083.6	3,098.3	3,071.4
Non-U.S. Offices – Interest-Bearing	47,920.3	43,064.7	39,043.3	39,221.1	37,461.3	38,896.8	36,431.2	38,980.8

Total Deposits	80,127.5	75,454.4	73,345.2	73,386.1	75,494.0	75,903.3	73,345.2	76,126.2
Short-Term Borrowings	4,989.9	5,447.2	4,750.0	3,405.5	1,614.2	2,200.7	4,165.6	4,228.2
Senior Notes	1,996.5	2,192.5	2,400.1	2,403.9	2,492.6	2,439.6	2,119.5	2,125.2
Long-Term Debt	1,485.8	978.5	1,105.2	1,277.7	1,423.7	1,452.9	1,674.9	1,989.4
Floating Rate Capital Debt	277.1	277.1	277.1	277.1	277.0	277.0	277.0	277.0
Other Liabilities	3,054.2	3,165.0	3,323.7	3,275.8	2,817.0	3,014.5	3,539.6	3,214.8
Stockholders’ Equity	7,775.7	7,697.8	7,648.3	7,543.2	7,552.0	7,421.9	7,288.8	7,167.3

Total Liabilities and Stockholders’ Equity	$99,706.7	$95,212.5	$92,849.6	$91,569.3	$91,670.5	$92,709.9	$92,410.6	$95,128.1
ANALYSIS OF NET INTEREST INCOME

Earning Assets	$91,601.7	$85,529.1	$83,121.7	$82,158.0	$82,885.6	$84,525.8	$83,208.2	$86,064.3
Interest-Related Funds	72,872.0	68,215.5	64,409.5	63,851.2	60,021.1	62,037.7	61,862.1	65,278.8
Noninterest-Related Funds	$18,729.7	$17,313.6	$18,712.2	$18,306.8	$22,864.5	$22,488.1	$21,346.1	$20,785.5
Net Interest Income (Fully Taxable Equivalent)	259.1	244.8	228.0	233.7	243.6	256.9	264.3	266.3
Net Interest Margin (Fully Taxable Equivalent)	1.12%	1.14%	1.10%	1.15%	1.17%	1.21%	1.28%	1.24%
COMMON STOCK DIVIDEND AND MARKET PRICE

Dividends(2)	$0.31	$0.31	$0.31	$0.30	$0.30	$0.30	$–	$0.58
Market Price Range – High	62.00	62.02	59.33	55.50	50.46	49.68	48.31	48.15
– Low	52.40	53.92	51.90	49.27	45.93	43.68	41.11	39.86

(1) Securities include Federal Reserve and Federal Home Loan Bank stock and certain community development investments which are classified in other assets in the consolidated balance sheet as of December 31, 2013 and 2012.

(2) Cash dividends of $0.58 per common share were declared in the first quarter of 2012, comprised of a $0.28 per common share dividend declared January 17, 2012, paid April 2, 2012, and a $0.30 per common share dividend declared March 14, 2012, paid July 2, 2012.

Note: The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	119

CONSOLIDATED FINANCIAL STATISTICS

AVERAGE BALANCE SHEET WITH ANALYSIS OF NET INTEREST INCOME

(INTEREST AND RATE ON A FULLY TAXABLE EQUIVALENT BASIS)	2013			2012
($ In Millions)	INTEREST	AVERAGE BALANCE	RATE(3)	INTEREST	AVERAGE BALANCE	RATE(3)
AVERAGE EARNING ASSETS
Federal Funds Sold and Resell Agreements	$1.9	$415.5	0.46%	$0.5	$258.0	0.17%
Interest-Bearing Deposits with Banks	142.1	18,080.7	0.79	176.4	18,652.2	0.95
Federal Reserve Deposits and Other Interest-Bearing	19.6	7,615.7	0.26	13.9	5,388.8	0.26

Securities
U.S. Government	18.3	1,625.8	1.12	23.8	2,269.4	1.05
Obligations of States and Political Subdivisions	18.0	281.0	6.40	27.4	421.1	6.52
Government Sponsored Agency	109.7	17,548.8	0.63	124.5	18,381.5	0.68
Other(1)	129.0	11,364.3	1.14	127.7	9,821.8	1.30

Total Securities	275.0	30,819.9	0.89	303.4	30,893.8	0.98

Loans and Leases(2)	749.4	28,696.5	2.61	834.3	28,975.7	2.88

Total Earning Assets	1,188.0	85,628.3	1.39	1,328.5	84,168.5	1.58

Allowance for Credit Losses Assigned to Loans and Leases	–	(289.9)	–	–	(296.7)	–
Cash and Due from Banks	–	2,950.4	–	–	3,841.8	–
Buildings and Equipment	–	459.0	–	–	471.0	–
Client Security Settlement Receivables	–	785.8	–	–	492.3	–
Goodwill	–	533.6	–	–	535.2	–
Other Assets	–	4,790.5	–	–	3,763.4	–

Total Assets	$–	$94,857.7	–%	$–	$92,975.5	–%

AVERAGE SOURCE OF FUNDS
Deposits
Savings and Money Market	$9.7	$14,533.4	0.07%	$18.3	$14,101.9	0.13%
Savings Certificates and Other Time	12.4	2,102.0	0.59	20.1	2,995.1	0.67
Non-U.S. Offices – Interest-Bearing	81.2	42,338.3	0.19	118.3	37,943.8	0.31

Total Interest-Bearing Deposits	103.3	58,973.7	0.18	156.7	55,040.8	0.28
Short-Term Borrowings	5.2	4,654.7	0.11	5.6	3,045.9	0.18
Senior Notes	74.4	2,247.0	3.31	72.0	2,295.2	3.14
Long-Term Debt	37.1	1,211.7	3.06	60.3	1,634.1	3.69
Floating Rate Capital Debt	2.4	277.1	0.85	2.8	277.0	1.04

Total Interest-Related Funds	222.4	67,364.2	0.33	297.4	62,293.0	0.48%

Interest Rate Spread	–	–	1.06	–	–	1.10
Demand and Other Noninterest-Bearing Deposits	–	16,622.6	–	–	20,179.0	–
Other Liabilities	–	3,203.9	–	–	3,145.3	–
Stockholders’ Equity	–	7,667.0	–	–	7,358.2	–

Total Liabilities and Stockholders’ Equity	$–	$94,857.7	–%	$–	$92,975.5	–%

Net Interest Income/Margin (FTE Adjusted)	$965.6	$–	1.13%	$1,031.1	$–	1.22%

Net Interest Income/Margin (Unadjusted)	$933.1	$–	1.09%	$990.3	$–	1.18%

Net Interest Income/Margin Components
U.S.	$814.9	$61,223.6	1.33%	$889.3	$59,907.2	1.48%
Non-U.S.	150.7	24,404.7	0.62	141.8	24,261.3	0.58

Consolidated	$965.6	$85,628.3	1.13%	$1,031.1	$84,168.5	1.22%

(1) Other securities include Federal Reserve and Federal Home Loan Bank stock and certain community development investments which are classified in other assets on the consolidated balance sheet as of December 31, 2013 and 2012.

(2) Average balances include nonaccrual loans. Lease financing receivable balances are reduced by deferred income.

(3) Rate calculations are based on actual balances rather than the rounded amounts presented in the Average Consolidated Balance Sheet with Analysis of Net Interest Income.

Notes: Net Interest Income (FTE Adjusted) includes adjustments to a fully taxable equivalent basis for loans and securities. Such adjustments are based on a blended federal and state tax rate of 37.5%. Total taxable equivalent interest adjustments amounted to $32.5 million in 2103, $40.8 million in 2012, $40.2 million in 2011, $39.1 million in 2010, $40.2 million in 2009. Interest revenue on cash collateral positions is reported above within interest-bearing deposits with banks and within loans and leases. Interest expense on cash collateral positions is reported above within non-U.S. offices interest-bearing deposits. Related cash collateral received from and deposited with derivative counterparties is recorded net of the associated derivative contract within other assets and other liabilities, respectively.

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	120

CONSOLIDATED FINANCIAL STATISTICS

2011			2010			2009
INTEREST	AVERAGE BALANCE	RATE(3)	INTEREST	AVERAGE BALANCE	RATE(3)	INTEREST	AVERAGE BALANCE	RATE(3)

$0.2	$261.0	0.09%	$0.5	$293.9	0.18%	$0.7	$375.7	0.21%
192.8	17,124.5	1.13	134.6	14,599.7	0.92	209.6	15,359.9	1.36
28.3	10,610.2	0.27	13.5	5,598.2	0.24	11.6	4,880.2	0.24

23.4	1,766.5	1.32	1.1	162.0	0.67	0.2	41.8	0.50
40.4	605.6	6.67	47.4	726.9	6.52	53.5	817.5	6.55
102.4	14,290.0	0.72	116.6	11,802.2	0.99	147.7	11,900.4	1.24
117.8	9,744.3	1.21	84.7	7,168.1	1.18	76.0	4,598.1	1.65

284.0	26,406.4	1.08	249.8	19,859.2	1.26	277.4	17,357.8	1.60

943.5	28,346.7	3.33	937.4	27,514.4	3.41	946.9	28,697.2	3.30

1,448.8	82,748.8	1.75	1,335.8	67,865.4	1.97	1,446.2	66,670.8	2.17

–	(305.3)	–	–	(313.0)	–	–	(275.0)	–
–	3,845.3	–	–	2,788.4	–	–	2,535.8	–
–	500.7	–	–	534.7	–	–	537.3	–
–	429.1	–	–	399.7	–	–	419.7	–
–	466.0	–	–	396.3	–	–	398.4	–
–	4,263.3	–	–	4,336.7	–	–	4,027.2	–

$–	$91,947.9	–%	$–	$76,008.2	–%	$–	$74,314.2	–%

$26.0	$14,297.6	0.18%	$34.9	$13,049.5	0.27%	$53.7	$11,162.4	0.48%
27.8	3,605.4	0.77	40.4	3,704.6	1.09	73.2	3,879.1	1.89
176.1	39,973.5	0.44	125.7	29,968.4	0.42	80.1	27,157.6	0.29

229.9	57,876.5	0.40	201.0	46,722.5	0.43	207.0	42,199.1	0.49
8.2	4,466.8	0.18	11.2	5,849.5	0.19	11.0	6,748.7	0.16
64.4	1,983.3	3.25	48.6	1,509.0	3.22	44.0	1,388.6	3.17
94.6	2,446.3	3.87	114.8	2,821.6	4.07	139.9	3,058.5	4.57
2.4	276.9	0.88	2.4	276.8	0.87	4.3	276.7	1.54

399.5	67,049.8	0.60%	378.0	57,179.4	0.66	406.2	53,671.6	0.76

–	–	1.15	–	–	1.31	–	–	1.41
–	14,569.9	–	–	8,860.6	–	–	11,026.9	–
–	3,304.0	–	–	3,333.8	–	–	3,011.6	–
–	7,024.2	–	–	6,634.4	–	–	6,604.1	–

$–	$91,947.9	–%	$–	$76,008.2	–%	$–	$74,314.2	–%

$1,049.3	$–	1.27%	$957.8	$–	1.41%	$1,040.0	$–	1.56%

$1,009.1	$–	1.22%	$918.7	$–	1.35%	$999.8	$–	1.50%

$911.2	$59,053.7	1.54%	$863.6	$49,776.5	1.73%	$859.8	$49,270.9	1.75%
138.1	23,695.1	0.58	94.2	18,088.9	0.52	180.2	17,399.9	1.04

$1,049.3	$82,748.8	1.27%	$957.8	$67,865.4	1.41%	$1,040.0	$66,670.8	1.56%

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	121

BOARD OF DIRECTORS

NORTHERN TRUST CORPORATION

Board of Directors

Frederick H. Waddell

Chairman and Chief Executive Officer

Northern Trust Corporation and

The Northern Trust Company (6)

Linda Walker Bynoe

President and Chief Executive Officer

Telemat Ltd.

Project management and consulting firm (1, 2, 6)

Nicholas D. Chabraja

Retired Chairman and Chief Executive Officer

General Dynamics Corporation

Global defense, aerospace, and other technology products manufacturer (1, 4, 6)

Susan Crown

Vice President

Henry Crown and Company

Global company with diversified investments in banking, transportation, real estate, and other industries;

Chief Executive Officer

Owl Creek Partners, LLP

Venture capital investment vehicle;

Chairman and Founder

Susan Crown Exchange Inc.

Social investment organization that connects talent and innovations with market forces to drive social change (4, 5)

Dipak C. Jain

Chaired Professor of Marketing

INSEAD

International graduate business school (3, 4, 6)

Robert W. Lane

Retired Chairman and Chief Executive Officer

Deere & Company

Global provider of agricultural, construction, and forestry equipment, and financial services (1, 5)

Edward J. Mooney

Retired Délégué Général – North America

Suez Lyonnaise des Eaux

Global provider of energy, water, waste, and communications services;

Retired Chairman and Chief Executive Officer

Nalco Chemical Company

Manufacturer of specialized service chemicals (1, 2, 4, 6)

Jose Luis Prado

President

Quaker Oats North America, a division of PepsiCo, Inc.

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

Mutual Fund Directors Forum

Nonprofit membership organization for investment company directors (1, 2)

Charles A. Tribbett III

Managing Director

Russell Reynolds Associates

Global executive recruiting firm (3, 5)

Advisory Director

Sir John R.H. Bond

Former Chairman

Xstrata plc

Global diversified mining group (2, 3)

Board Committees

1. Audit Committee

2. Business Risk Committee

3. Business Strategy Committee

4. Compensation and Benefits Committee

5. Corporate Governance Committee

6. Executive Committee

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	122

SENIOR OFFICERS

NORTHERN TRUST CORPORATION

THE NORTHERN TRUST COMPANY

Management Group

Frederick H. Waddell

Chairman and Chief Executive Officer

S. Biff Bowman

Executive Vice President

Human Resources

Jeffrey D. Cohodes

Executive Vice President

Chief Risk Officer

Steven L. Fradkin

President –

Corporate & Institutional Services

William L. Morrison

President and Chief Operating Officer

Michael G. O’Grady

Executive Vice President

Chief Financial Officer

Stephen N. Potter

President –

Asset Management

Jana R. Schreuder

President –

Wealth Management

Joyce M. St. Clair

President –

Operations & Technology

Kelly R. Welsh

Executive Vice President

General Counsel

THE NORTHERN TRUST COMPANY

Operating Group

Steven R. Bell

President

Wealth Management – West

Aileen B. Blake

Executive Vice President

Enterprise Productivity

David C. Blowers

President

Wealth Management – East

Robert P. Browne

Executive Vice President

Chief Investment Officer

Peter B. Cherecwich

Executive Vice President

Global Fund Services

Corporate & Institutional Services

David W. Fox, Jr.

Executive Vice President

Corporate & Institutional Services –

Americas

J. Jeffery Kauffman

Executive Vice President

Global Family Office

Wealth Management

Wilson Leech

Executive Vice President

Corporate & Institutional Services –

Europe, Middle East, and Africa

Mac MacLellan

Executive Vice President

Wealth Management – Central

Scott S. Murray

Executive Vice President

Chief Technology Officer

Teresa A. Parker

Executive Vice President

Corporate & Institutional Services –

Asia Pacific

Alan W. Robertson

Executive Vice President

Client Solutions Group

Asset Management

Jason J. Tyler

Senior Vice President

Corporate Strategy

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	123

CORPORATE INFORMATION

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The graph below compares the cumulative total stockholder return on the Corporation’s common stock to the cumulative total return of the S&P 500 Index and the KBW Bank Index for the five fiscal years which ended December 31, 2013. The cumulative total stockholder return assumes the investment of $100 in the Corporation’s common stock and in each index on December 31, 2008 and assumes reinvestment of dividends. The KBW Bank Index is a modified-capitalization-weighted index made up of 24 of the largest banking companies in the United States. The Corporation is included in the S&P 500 Index and the KBW Bank Index.

Total Return Assumes $100 Invested on

December 31, 2008 with Reinvestment of Dividends

Five-Year Cumulative Total Return

	DECEMBER 31,
	2008	2009	2010	2011	2012	2013
Northern Trust	100	103	111	81	106	133
S&P 500	100	126	146	149	172	228
KBW Bank Index	100	98	121	93	124	170

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	124

CORPORATE INFORMATION

ANNUAL MEETING

The 2014 Annual Meeting of Stockholders will be held on Tuesday, April 15, 2014, at 10:30 A.M. (Central Time) at 50 South La Salle Street, Chicago, Illinois. If you plan to attend the Annual Meeting, please review the information regarding attendance contained in the 2014 Proxy Statement.

STOCK LISTING

The common stock of Northern Trust Corporation is traded on the NASDAQ Stock Market under the symbol NTRS.

STOCK TRANSFER AGENT, REGISTRAR,

AND DIVIDEND DISBURSING AGENT

Wells Fargo Bank, N.A.

Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

General Phone Number: 1-800-468-9716

Internet Site: www.shareowneronline.com

AVAILABLE INFORMATION

Through our website at northerntrust.com, we make available free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material with, or furnish such material to, the Securities and Exchange Commission.

FORM 10-K REPORT

Copies of the Corporation’s Form 10-K for the year ended December 31, 2013, will be mailed to stockholders and other interested persons upon written request to:

Stephanie S. Greisch

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

2013 ANNUAL REPORT TO SHAREHOLDERS | NORTHERN TRUST CORPORATION	125